Form 10-K405, Exhibit 13
period 1995-12-31
UNITED BANCORP INC /OH/
filed 1996-03-27
CIK 731653

                                                                      EXHIBIT 13




                                                   FOR THE YEARS ENDED DECEMBER 31,
                                                  ---------------------------------
                                                    1995       1994       % CHANGE
                                                  --------   --------   -----------
EARNINGS (in 000's)
  Total Interest Income.........................  $ 14,352   $ 12,283      16.84%
  Total Interest Expense........................     6,575      5,439      20.89%
  Net Interest Income...........................     7,776      6,844      13.62%
  Net Income....................................     2,244      1,955      14.78%


PER SHARE
  Net Income....................................     $1.21      $1.06      14.15%
  Cash Dividends Paid...........................      0.42       0.31      35.48%
  Book Value (end of period)....................      9.99       8.94      11.74%


AT YEAR END (in 000's)
  Total Assets..................................  $191,200   $185,634       3.00%
  Total Assets (average)........................   190,976    176,039       8.49%
  Deposits and Short-term Obligations...........   171,237    167,888       1.99%
  Net Loans.....................................   120,907    106,952      13.05%
  Investment Securities.........................    56,471     64,504     -12.45%
  Shareholders' Equity..........................    18,452     16,518      11.71%
  Shareholders' Equity (average)................    17,463     15,971       9.34%



STOCK DATA
  Market Value (end of period)...................   $12.75      18.50     -31.08%
  Dividend Payout Ratio..........................    34.58%     28.87%     19.78%
  Price Earnings Ratio...........................    10.54X     17.45x


KEY PERFORMANCE RATIOS
  Return on Average Assets.......................     1.18%      1.11%      6.31%
  Return on Average Shareholders' Equity.........    12.85%     12.24%      4.98%

                      A MESSAGE FROM THE MANAGEMENT TEAM

                         [UNITED BANCORP LETTERHEAD]

To The Shareholders of United Bancorp, Inc.

     Your Company's Management Team and Directors have achieved another year of outstanding performance as outlined in the reports that follow. Net income is up 14.78% with earnings per share moving from $1.06 to $1.21. Our Return on Average Assets improved to 1.18% and Return on Average Equity improved to 12.85% compared to 1.11% and 12.24% in 1994. You as a shareholder have seen your cash dividend increase from 31cents. per share to 42cents. per share, an increase of 35.48%. With this increased dividend payment to our shareholders, we continue to maintain a strong capital position with a Tier 1 risk based capital ratio of 14.31%, substantially above the regulatory requirement of Tier 1 capital of 4%.

     Contributing to our improved earnings are several factors.   Operating
efficiencies are being achieved through the consolidation of the backroom operations of our two subsidiary banks. We are currently performing the regulatory reporting process and data processing for both subsidiary banks at our Martins Ferry Operations Center and will be consolidating the item processing function in the second quarter of this year. Our focus is to eliminate costly duplication and maintain separate bank charters which allows for a local commitment to service and decision making.

     Our net interest spread has increased from 3.79% in 1994 to 3.86% in 1995 as a result of increased volume in lending and improved pricing in lending. Both of our subsidiary banks recently became members of the Federal Home Loan Bank which will give us greater flexibility in our liquidity management and real estate mortgage product development. Through this membership, we will be able to offer a fixed rate product in the residential real estate market to improve our home loan product mix. We continued the growth trends reported last year both in commercial and commercial real estate and indirect consumer lending, with our commercial and commercial real estate loan portfolio growing from $37.3 million to $46.3 million and our installment loan portfolio growing
from $38.5 million to $43.1 million.    Asset quality remains very strong, with
less than .10% of our loan portfolio in a nonaccrual status. With our continued growth in outstanding loans, our allowance for loan losses was increased from $1.4 million to $1.8 million after taking net charge-offs in 1995 of $127,000. We are very proud of our loan personnel's attention to documentation and loan servicing which is reflected in this positive portfolio performance.

     Our Directors held a retreat in November to develop a five year business plan with a vision towards the 21st Century. A primary objective was the growth in our shareholder value. With that focus, we have developed a Stock Option Program for the Officers and Directors of United Bancorp, Inc. which will reward for "stretch performance." Our goals are set at growing earnings by 15% per year and assets by 21% per year compounded over the next five years. It is obvious that your Company will have to continue its acquisition mode to reach these performance levels. Although ambitious, our Shareholders, Directors and Officers will all benefit when we are successful in meeting these goals and we will assure our Company's continued existence as a regional community bank holding company.

     We have retooled our Operations Center to carry us forward in this five year business plan. In November, we updated our data center to a new NCR 3525 operating system that gives us the capacity to grow with higher speed and efficiency. Our customers will benefit as we move into our new item processing systems that will provide for our customer statements to be rendered in check image format. This new check imaging program will be introduced at our two banks during the second quarter of this year and will provide a positive step in distinguishing us from the competition.

     We are pleased to announce that you now can participate in a United Bancorp, Inc. Dividend Reinvestment Plan (DRIP). In response to shareholder recommendation at last year's Annual Shareholder Meeting, we introduced a program in February 1996 which is Securities and Exchange Commission (SEC) registered and Depository Trust Company (DTC) eligible. The program will provide for an economical and convenient method for holders of shares of United Bancorp stock to purchase additional shares of common stock at market prices without the payment of brokerage commissions or service charges. Whether you hold your certificates or have your stock in a brokered account, you may participate by investing all or a part of your quarterly dividend. Additionally, those participating directly through our Plan Administrator may make optional cash purchases up to $5,000 per quarter. To receive a Prospectus on our Dividend Reinvestment Plan, please write or call our Plan Administrator listed on the last page of this report.

     It is with sadness we report the loss of two friends who dedicated themselves to the growth of our Company. Director Emeritus Dr. C. Donald Messerly, who actively served from 1957 through 1987 and Director David W. Totterdale, who actively served from 1981 through 1995, died during the past year. Each made a serious commitment to the growth and development of The Citizens Savings Bank and United Bancorp, Inc. Their counsel, dedication and friendship will long be cherished and remembered.

    Your Company considers its greatest asset to be its dedicated group of Officers and Employees. To provide for their comfortable retirement, for many years we have had a Defined Benefit Pension Plan that provides a retirement income based on years of service with the Company and their compensation near retirement. To compliment this benefit, we introduced a 401 (k) savings plan to our staff in March 1995. Each Officer and Employee may now tax defer a portion of their income into this program with the Company currently matching the first 6% with 25cents. on each dollar. Those funds directed into the 401
(k) program may be invested in several opportunities including a United Bancorp, Inc. stock fund. We are pleased to report that many of our employees are now acquiring Company stock ownership through this new program.

     We remain committed to our customers and to our stockholders. Your Management Team and Directors are committed to increasing shareholder value. Despite our positive results in 1995, our stock price ended the year lower than at the start of the year. Our Market Makers tell us this is a result of the fact that our stock is too infrequently traded. We appreciate the loyalty of our stockholders and will continue to pay a good dividend as evidenced by this years increase in cash payment and the 10% and two 100% share dividends paid in three prior years. Our introduction of our Dividend Reinvestment Plan and 401
(k) Savings Plan brings two new ongoing buyers to the market. We are communicating more closely with our Market Makers. All this is to increase interest in our stock with the objective of increasing our trading activity and produce a higher price on our stock.

     Our future is promising and we accept the challenges before us.
Government will continue to regulate, competition from outside the banking industry will grow and greater pressures will be brought upon all of us here at the United Bancorp Banks to work harder and smarter. We have a plan, a system and a bank team in place which are all dedicated to making things happen. We are excited about our future!

                                  /s/ JAMES W. EVERSON
                                  James W. Everson
                                  President & Chief Executive Officer

February 16, 1996

[Picture of United Bancorp Officers]

The Management Team of United Bancorp, Inc., left to right: Harold W. Price, Vice President-Administration;
Norman F. Assenza, Jr., Vice President-Operations and
Secretary; James A. Lodes, Vice President-Lending;
James W. Everson, President and Chief Executive
Officer; Ronald S. Blake, Treasurer

                              UNITED BANCORP, INC.
                                      1995



                             [PERFORMANCE GRAPH]

NET INCOME                                TOTAL ASSETS
1995     2,244,292                        1995     191,199,526
1994     1,955,085                        1994     185,634,119
1993     1,727,778                        1993     171,682,025
1992     1,571,504                        1992     164,675,155
1991     1,283,000                        1991     135,881,746



EQUITY CAPITAL                            LOANS OUTSTANDING (NET)
1995     18,451,873                       1995     120,907,269
1994     16,518,060                       1994     106,952,378
1993     15,375,942                       1993      86,696,640
1992     14,078,527                       1992      79,642,462
1991     12,990,023                       1991      77,137,769

                             [PERFORMANCE GRAPH]

CASH DIVIDENDS PAID                       RETURN ON AVERAGE ASSETS
1995     776,136                          1995     1.18%
1994     564,472                          1994     1.11%
1993     512,400                          1993     1.04%
1992     483,000                          1992     1.01%
1991     462,000                          1991     0.95%


SHAREHOLDER VALUE                         RETURN ON AVERAGE EQUITY
1995     23,561,261                       1995     12.85%
1994     34,186,927                       1994     12.24%
1993     31,080,000                       1993     11.73%
1992     15,960,000                       1992     11.60%
1991     12,180,000                       1991     10.21%

                             [PERFORMANCE GRAPH]
EARNINGS PER SHARE                        DIVIDENDS PER SHARE
1995     1.21                             1995     0.42
1994     1.06                             1994     0.31
1993     0.94                             1993     0.28
1992     0.85                             1992     0.26
1991     0.69                             1991     0.25


BOOK VALUE PER SHARE                      MARKET VALUE RANGE PER SHARE
1995     9.99                             1995     12.75   19.50
1994     8.94                             1994     17.75   22.50
1993     8.32                             1993      9.09   16.82
1992     7.62                             1992      6.25    8.64
1991     7.04                             1991      5.91    6.59

Consolidated Balance Sheets........................................         8

Consolidated Statements Of Income..................................         9

Consolidated Statements Of Changes In Shareholders' Equity.........        10

Consolidated Statements Of Cash Flows..............................        11

Notes To The Consolidated Financial Statements.....................   12 - 27

Independent Auditors' Report.......................................        28

Management's Discussion And Analysis...............................   29 - 41

Our Hometown Roots.................................................   42 - 43

A Decade Of Progress...............................................   44 - 45

Banking Locations..................................................   46 - 47

Directors And Officers.............................................   48 - 51

Shareholder Information............................................        52

                                                                                     December 31,
                                                                           -------------------------------
                                                                               1995                1994
                                                                           ----------          -----------
ASSETS
  Cash And Due From Banks (Notes 10 and 11)...........................  $   6,382,420         $  6,680,300
  Federal Funds Sold..................................................        600,000               50,000
                                                                        -------------         ------------
                                       TOTAL CASH AND CASH EQUIVALENTS      6,982,420            6,730,300
  Investment Securities Available For Sale   (Note 3).................     27,108,268           13,242,561
  Investment Securities Held To Maturity (Note 3)
      (Estimated Fair Value of $29,985,912 in 1995 and
        $49,579,849 in 1994)..........................................     29,362,237           51,261,019
  Total Loans (Notes 4 and 8).........................................    122,682,656          108,436,538
      Unearned Interest...............................................             (4)             (46,426)
      Allowance For Loan Losses (Note 5)..............................     (1,775,383)          (1,437,734)
                                                                        -------------         ------------
  Net Loans...........................................................    120,907,269          106,952,378
  Premises And Equipment, Net (Note 6)................................      4,901,237            4,937,276
  Accrued Interest Receivable And Other Assets (Note 2)...............      1,938,095            2,510,585
                                                                        -------------         ------------
                                                          TOTAL ASSETS  $ 191,199,526         $185,634,119
                                                                        =============         ============

LIABILITIES
  Non-Interest Bearing Demand Deposits................................  $  12,617,089         $ 12,781,904
  Interest Bearing Demand Deposits....................................     25,429,547           24,648,603
  Savings Deposits....................................................     51,391,462           54,111,128
  Time Deposits - Under $100,000......................................     65,505,440           61,048,975
  Time Deposits - $100,000 And Over...................................     11,660,821           10,721,872
                                                                        -------------         ------------
                                                        TOTAL DEPOSITS    166,604,359          163,312,482

  Short-Term Obligations
    Short-Term Borrowings (Notes 3 And 8).............................      4,568,738            4,060,752
    U. S. Treasury Note Account.......................................         63,502              515,152
  Accrued Expenses And Other Liabilities..............................      1,511,054            1,227,673
                                                                        -------------         ------------
                                TOTAL BORROWINGS AND OTHER LIABILITIES      6,143,294            5,803,577
                                                                        -------------         ------------
                                                     TOTAL LIABILITIES    172,747,653          169,116,059
                                                                        -------------         ------------

COMMITMENTS AND CONTINGENCIES (NOTE 10)

SHAREHOLDERS' EQUITY (NOTES 1 AND 12)
  Common Stock ($1 Par Value) 10,000,000 Shares Authorized;
    Issued And Outstanding: 1,847,942 Shares In 1995 and 1994.........      1,847,942            1,847,942
  Additional Paid-In-Capital..........................................      9,358,840            9,358,840
  Retained Earnings...................................................      6,945,892            5,477,736
  Unrealized Gain/(Loss) On Securities Available For Sale, Net
    Of Tax............................................................        299,199             (166,458)
                                                                        -------------         ------------
                                            TOTAL SHAREHOLDERS' EQUITY     18,451,873           16,518,060
                                                                        -------------         ------------
                            TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY   $191,199,526         $185,634,119
                                                                         ============         ============


See accompanying Notes to Consolidated Financial Statements.

                                                                          FOR THE YEARS ENDED DECEMBER 31,
                                                                    --------------------------------------------
                                                                       1995              1994           1993
                                                                    -----------       ----------    ------------
INTEREST INCOME
  Interest And Fees On Loans..................................      $10,496,510      $ 8,439,969     $ 7,426,027
  Interest On Investment Securities
     Taxable..................................................        2,799,719        2,658,586       2,902,717
     Nontaxable...............................................          966,434          973,934         808,542
  Interest On Federal Funds Sold..............................           88,859          210,771         519,050
                                                                    -----------      -----------     -----------
                                         TOTAL INTEREST INCOME       14,351,522       12,283,260      11,656,336
INTEREST EXPENSE
  Interest On Deposits
     Demand...................................................          646,829          605,018         642,605
     Savings..................................................        1,577,797        1,463,209       1,352,357
     Time.....................................................        4,041,388        3,252,781       3,212,725
  Other Interest Expense......................................          309,472          118,205          52,152
                                                                    -----------       ----------     -----------
                                        TOTAL INTEREST EXPENSE        6,575,486        5,439,213       5,259,839
                                                                    -----------       ----------     -----------

                                           NET INTEREST INCOME        7,776,036        6,844,047       6,396,497
PROVISION FOR LOAN LOSSES (NOTE 5)............................          465,000          281,000         270,500
                                                                    -----------       ----------     -----------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES...........        7,311,036        6,563,047       6,125,997
                                                                    -----------       ----------     -----------
NONINTEREST INCOME
  Service Charges On Deposit Accounts.........................          564,206          440,789         387,562
  Investment Securities Gains, Net............................           10,836          103,657         286,463
  Other  .....................................................          360,672          314,951         204,706
                                                                    -----------       ----------     -----------
                                      TOTAL NONINTEREST INCOME          935,714          859,397         878,731

NONINTEREST EXPENSE
  Salaries And Employee Benefits (Note 9).....................        2,611,670        2,302,837       2,216,409
  Occupancy...................................................          761,935          780,817         792,119
  Insurance...................................................          278,479          464,255         426,716
  Franchise And Other Taxes...................................          244,966          228,081         257,442
  Advertising.................................................          144,089          140,710         139,700
  Stationery And Office Supplies..............................          138,512          114,345         125,812
  Other.......................................................        1,054,230          890,791         841,547
                                                                    -----------       ----------     -----------
                                     TOTAL NONINTEREST EXPENSE        5,233,881        4,921,836       4,799,745
                                                                    -----------       ----------     -----------
INCOME BEFORE INCOME TAXES AND ACCOUNTING CHANGE..............        3,012,869        2,500,608       2,204,983
INCOME TAXES (NOTE 7).........................................          768,577          545,523         504,046
                                                                    -----------       ----------     -----------
                               INCOME BEFORE ACCOUNTING CHANGE        2,244,292        1,955,085       1,700,937
CUMULATIVE EFFECT OF ACCOUNTING CHANGE........................                                            26,841
                                                                    -----------       ----------     -----------
                                                    NET INCOME      $ 2,244,292       $1,955,085     $ 1,727,778
                                                                    ===========       ==========     ===========
EARNINGS PER COMMON SHARE (NOTE 1)
Income Before Accounting Change     ..........................      $      1.21       $     1.06     $      0.92
Cumulative Effect Of Accounting Change........................                                              0.02
                                                                    -----------       ----------     -----------
NET INCOME....................................................      $      1.21       $     1.06     $      0.94
                                                                    ===========       ==========     ===========



See accompanying Notes to Consolidated Financial Statements.

                                                       For The Years Ended December 31, 1995, 1994 and 1993
                                            --------------------------------------------------------------------------
                                                                                           UNREALIZED
                                                                                           GAIN/(LOSS)
                                                           ADDITIONAL                     ON SECURITIES        TOTAL
                                              COMMON       PAID - IN        RETAINED        AVAILABLE      SHAREHOLDERS'
                                              STOCK        CAPITAL          EARNINGS        FOR SALE          EQUITY
                                            ----------    -----------     ----------     -------------     -------------
BALANCE AT  JANUARY 1, 1993                 $  840,000     $6,000,000     $7,238,527                       $14,078,527

Net Income ................................                                1,727,778                         1,727,778
100% Stock Split, Effected In The
 Form Of A Stock Dividend (Note 1).........    840,000                      (840,000)
Cash Dividends Declared @ $0.28
  Per Share................................                                 (512,400)                         (512,400)
Unrealized Gain On Securities
  Available For Sale At December 31, 1993..                                                $  82,037            82,037
                                            ----------     ----------     ----------       ---------       -----------
BALANCE AT  DECEMBER 31, 1993..............  1,680,000      6,000,000      7,613,905          82,037        15,375,942
Net Income.................................                                1,955,085                         1,955,085
10% Stock Dividend (Note 1)................    167,942      3,358,840     (3,526,782)
CASH Paid In Lieu Of Fractional Shares
   On 10% Stock Dividend...................                                   (1,073)                           (1,073)
Cash Dividends Declared @ $0.31
   Per Share...............................                                 (563,399)                         (563,399)
Change In Unrealized Gain/(Loss) On
   Securities Available For Sale                                                            (248,495)         (248,495)
                                            ----------     ----------     ----------       ---------       -----------
BALANCE AT  DECEMBER 31, 1994..............  1,847,942      9,358,840      5,477,736        (166,458)       16,518,060

Net Income.................................                                2,244,292                         2,244,292
Cash Dividends Declared @ $0.42
       Per Share...........................                                 (776,136)                         (776,136)
Change In Unrealized Gain/(Loss) On
       Securities Available For Sale.......                                                  465,657           465,657
                                            ----------     ----------     ----------       ---------       -----------
BALANCE AT  December 31, 1995.............. $1,847,942     $9,358,840     $6,945,892       $ 299,199       $18,451,873
                                            ==========     ==========     ==========       =========       ===========



See accompanying Notes to Consolidated Financial Statements.

                                                                                 FOR THE YEARS ENDED DECEMBER 31,
                                                                      ----------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES                                     1995                  1994                1993
                                                                      ----------            ----------          ----------
  Net Income.......................................................  $ 2,244,292           $ 1,955,085         $ 1,727,778
  Adjustments To Reconcile Net Income To Net Cash From Operating
    Activities
     Depreciation And Amortization.................................      354,291               420,541             392,719
     Amortization Of Intangibles...................................       93,191                67,601              63,900
     Provision For Loan Losses.....................................      465,000               281,000             270,500
     Deferred Taxes................................................      (74,104)               82,850             (94,225)
     Cumulative Effect Of Accounting Change .......................                                                (26,841)
     Federal Home Loan Bank Stock Dividend.........................       (9,500)
     Gain On Sale Of Investment Securities, Net....................      (10,836)             (103,657)           (286,463)
     Amortization Of Investment Securities, Net....................       68,082               189,340             236,107
     Net Change In
          Accrued Interest Receivable And Other Assets.............      479,299              (829,782)             88,091
          Accrued Expenses And Other Liabilities...................      117,602                90,092             (23,705)
                                                                     -----------           -----------         -----------
                                 NET CASH FROM OPERATING ACTIVITIES    3,727,317             2,153,070           2,347,861
                                                                     -----------           -----------         -----------
CASH FLOWS FROM INVESTING ACTIVITIES
     Investment Securities Available For Sale
          Proceeds From Sales Of Investment Securities (Note 3)....    1,500,313             2,335,375
          Proceeds From Maturities/Calls Of Investment Securities..    1,750,941
          Purchase Of Investment Securities........................   (3,034,800)          (14,042,213)
     Investment Securities Held To Maturity
          Proceeds From Sales Of Investment Securities (Note 3)....                          1,212,313           1,595,107
          Proceeds From Maturities/Calls Of Investment Securities..    9,590,396            11,670,596          14,129,800
          Purchase Of Investment Securities........................   (1,115,981)           (7,512,962)        (17,456,865)
     Net Change In Loans...........................................  (14,419,891)          (19,965,781)         (7,324,678)
     Property And Equipment Expenditures...........................     (318,252)             (239,518)           (433,546)
                                                                     -----------           -----------         -----------
                                 NET CASH FROM INVESTING ACTIVITIES   (6,047,274)          (26,542,190)         (9,490,182)
                                                                     -----------           -----------         -----------
CASH FLOWS FROM FINANCING ACTIVITIES
     Net Change In Deposits........................................    3,291,877             3,735,120           6,685,823
     Net Change In Repurchase Agreements And Borrowed Funds........       56,336             1,784,755            (873,859)
     Cash And Cash Equivalents Received From
        Deposit Assumptions, Net Of Assets Acquired (Note 2).......                          6,255,044
     Cash Dividends................................................     (776,136)             (564,472)           (512,400)
                                                                     -----------           -----------         -----------
                                 NET CASH FROM FINANCING ACTIVITIES    2,572,077            11,210,447           5,299,564
                                                                     -----------           -----------         -----------

NET CHANGE IN CASH AND CASH EQUIVALENTS............................      252,120           (13,178,673)         (1,842,757)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR.....................    6,730,300            19,908,973          21,751,730
                                                                     -----------           -----------         -----------
CASH AND CASH EQUIVALENTS AT END OF YEAR...........................  $ 6,982,420           $ 6,730,300         $19,908,973
                                                                     ===========           ===========         ===========


See accompanying Notes to Consolidated Financial Statements.

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         The following is a summary of significant accounting policies followed in the preparation of the accompanying consolidated financial statements.

    NATURE OF OPERATIONS
        The accompanying consolidated financial statements include the accounts of UNITED BANCORP, INC. (COMPANY) and its wholly-owned subsidiaries, THE CITIZENS SAVINGS BANK, MARTINS FERRY, OHIO (CITIZENS-MARTINS FERRY) and THE CITIZENS-STATE BANK OF STRASBURG, OHIO (CITIZENS-STRASBURG). For purposes of consolidation, all significant intercompany balances and transactions have been eliminated.

        The COMPANY is engaged in the business of commercial and retail banking in Belmont, Tuscarawas and Carroll Counties and the surrounding localities. The Banks provide a broad range of banking and financial services, which include accepting demand, savings and time deposits and granting commercial, real estate and consumer loans. CITIZENS-MARTINS FERRY conducts its business through its main office in Martins Ferry, Ohio and two branches located in Bridgeport and Colerain, Ohio. CITIZENS-STRASBURG conducts its business through its main office in Strasburg, Ohio and its four branches located in Dover, New Philadelphia, Sherrodsville and Dellroy, Ohio.

    USE OF ESTIMATES IN PREPARATION OF FINANCIAL STATEMENTS
        In preparing financial statements, management must make estimates and assumptions. These estimates and assumptions affect the amounts reported for assets, liabilities, revenues and expenses, as well as affecting the disclosures provided. Future results could differ from the current estimates.

        Areas involving the use of management's estimates and assumptions include the allowance for loan losses, fair values of certain securities, the determination and carrying value of impaired loans, the determination of other-than-temporary reductions in the fair value of securities, recognition and measurement of loss contingencies, depreciation of premises and equipment, the carrying value and amortization of intangibles, the actuarial present value of pension benefit obligations, net periodic pension expense and accrued pension costs recognized in the COMPANY'S financial statements.

    INVESTMENT SECURITIES
        The COMPANY classifies securities into held-to-maturity, available-for-sale and trading categories. Held-to-maturity securities are those which the COMPANY has the positive intent and ability to hold to maturity and are reported at amortized cost. Available-for-sale securities are those which the COMPANY may decide to sell if needed for liquidity, asset/liability management, or other reasons. Available-for-sale securities are reported at fair value, with unrealized gains or losses included as a separate component of shareholders' equity, net of tax. Trading securities are bought principally for sale in the near term and are reported at fair value with unrealized gains or losses included in earnings. The COMPANY had no trading securities in 1995 or 1994.

        At December 31, 1993, the COMPANY adopted Statement of Financial Accounting Standards ("SFAS") No. 115 and accordingly classified its securities into the categories discussed above. Prior to this date, securities were reported at amortized cost except for securities held-for-sale, which were reported at the lower of cost or market. This reclassification increased equity by $82,037 at December 31, 1993, the after-tax effect of the adjustment from amortized cost to fair value for securities available-for-sale at that date.

        The Financial Accounting Standards Board ("FASB") issued a Question And Answer interpretation of SFAS No. 115 in November 1995. Based upon the reading thereof and in accordance with the provision of this implementation guidance, the COMPANY performed a one-time reassessment of the appropriateness of its securities classifications and transferred $13,325,238 from held-to-maturity to available-for-sale. As a result of the transfer, shareholders' equity was increased by $63,815, which was the after tax effect of the net unrealized gain on the securities reclassified.

        Realized gains or losses are determined based on the amortized cost of the specific security sold. Interest and dividend income, adjusted by amortization of purchase premium or discount is included in earnings.

    ALLOWANCE FOR LOAN LOSSES
        The allowance for loan losses represents that amount which management and the Board of Directors estimates is adequate to provide for inherent losses in its loan portfolio. The allowance balance and the annual provision charged to expense are reviewed by management and the Board of Directors, monthly, using a risk code model that considers past due experience, economic conditions and various other circumstances that are subject to change over time.

        The COMPANY adopted SFAS No. 114, "Accounting By Creditors For Impairment Of A Loan" and SFAS No. 118, "Accounting By Creditors For Impairment Of A Loan - Income Recognition And Disclosures" at January 1, 1995. Under SFAS No. 114, loans considered to be impaired are reduced to the present value of expected future cash flows or to the fair value of collateral, by allocating a portion of the allowance for loan losses to such loans. If these allocations cause the allowance for loan losses to increase, such increases are reported as bad debt expense. The effect of adopting these standards had no impact on the COMPANY'S allowance for loan losses at January 1, 1995.

        Management analyzes commercial and commercial real estate loans on an individual basis and classifies a loan as impaired when an analysis of the borrower's operating results and financial condition indicates that underlying cash flows are not adequate to meet its debt service requirements. Often this is associated with a delay or shortfall in payments of 30 days or more. Smaller-balance homogeneous loans are evaluated for impairment in total. Such loans include residential first mortgage loans secured by one-to-four family residences, residential construction loans, consumer automobile, boat and home equity loans.
    Loans are generally moved to nonaccrual status when 90 days or more past due. These loans are often also considered impaired. Impaired loans, or portions thereof, are charged-off when deemed uncollectible. The nature of disclosures for impaired loans is considered generally comparable to prior nonaccrual loans and non-performing and past due asset disclosures.

    INTEREST AND FEES ON LOANS
        Interest income on loans is accrued over the term of the loans based on the principal amount outstanding. The accrual of interest is discontinued and adjusted back to the date of non-payment when, in management's opinion, the collection of all or a portion of the loan principal has become doubtful. Loan fees and direct costs associated with originating or acquiring loans are deferred and recognized over the life of the related loan as an adjustment of the yield. The net amount of fees and costs deferred is reported in the consolidated balance sheets as part of loans.

        Under SFAS No. 114, as amended by SFAS No. 118, the carrying values of impaired loans are periodically adjusted to reflect cash payments, revised estimates of future cash flows and increases in the present value of expected cash flows due to the passage of time. Cash payments representing interest income are reported as such and other cash payments are reported as reductions in carrying value. Increases or decreases in carrying value due to changes in estimates of future payments or the passage of time are reported reductions or increases in bad debt expense.

    PREMISES AND EQUIPMENT
        Premises and equipment are stated at cost less accumulated depreciation. Premises and related components are depreciated using the straight-line method with lives ranging primarily from 20 to 50 years. Furniture and equipment are depreciated using the straight-line method, with lives ranging primarily from 5 to 15 years. Maintenance and repairs are expensed and major improvements are capitalized. At the time of sale or disposition of an asset, the applicable cost and accumulated depreciation amounts are removed from the accounting records.

    OTHER REAL ESTATE
        Other real estate is included in other assets at fair value, less estimated costs to sell. Any reduction from the carrying value of the related loan to estimated fair value at the time the property is acquired is accounted for as a loan charge-off. Any subsequent reductions in the estimated fair value are reflected in a valuation allowance through a charge to other real estate expense. Expenses incurred to carry other real estate are charged to operations as incurred. There was no other real estate held at December 31, 1995 and 1994.

    INCOME TAXES
        Effective January 1, 1993, the COMPANY adopted SFAS No. 109, "Accounting for Income Taxes," which requires that the COMPANY follow the liability method in accounting for income taxes. The liability method provides that deferred tax assets and liabilities are recorded based on the difference between the tax basis of assets and liabilities and their carrying amounts for financial reporting purposes. The effect on years prior to 1993 of changing to this method was a $26,841 benefit and this amount is reflected in the consolidated statements of income as the cumulative effect of accounting change.

    EARNINGS AND DIVIDENDS PER COMMON SHARE
        Earnings per common share have been computed based on the weighted average number of shares outstanding during the years presented. The weighted average number of shares used in the computation of earnings per share was 1,847,942 for each of the three years ended December 31, 1995, 1994 and 1993.

        On August 11, 1994, a 10% stock dividend was approved for all shareholders of record on August 19, 1994 and distributed on September 9, 1994. This stock dividend was recorded by transferring the fair market value of the shares issued from Retained Earnings to Common Stock and Additional-Paid-In-Capital. On November 16, 1993, the Board of Directors declared a 100% stock split effected in the form of a stock dividend to shareholders of record as of November 30, 1993. This transaction was recorded by transferring the par value of the shares issued from retained earnings to common stock. All per share data has been retroactively adjusted for the stock dividend and stock split.

    STATEMENTS OF CASH FLOWS
        For purposes of the Statements of Cash Flows, the COMPANY considers "cash and cash equivalents" to include cash, noninterest-bearing deposits with financial institutions and Federal funds sold. The COMPANY reports net cash flows for Federal funds sold, customer loan transactions, deposit transactions, securities sold under agreements to repurchase, and other borrowed funds. During 1995, 1994 and 1993, the COMPANY paid $6,582,399, $5,392,584 and $5,295,500 in interest on deposits and short-term borrowings and $768,000, $583,500 and $600,688 for income taxes, respectively. Transfers of investment securities from held-to-maturity to available-for-sale as a part of the one-time transfer allowed by the FASB's Question And Answer Implementation Guide to SFAS No. 115 were $13,325,238. Transfers of investment securities held-for-sale to investment securities available-for-sale were $1,872,031 during 1993 in conjunction with the initial adoption of SFAS No. 115.

    FINANCIAL STATEMENT PRESENTATION
        Certain items in the 1994 and 1993 financial statements have been reclassified to correspond with the 1995 presentation. The reclassifications had no effect on total assets, shareholders' equity or net income as previously reported.

    INDUSTRY SEGMENT INFORMATION
        The single industry in which the COMPANY is involved through the activities of its two subsidiary banks is commercial community banking serving the financial needs of local commercial, individual and public entity customers. Revenue received by the COMPANY is derived primarily from upstream dividends paid by the two subsidiary banks with disbursement to shareholders through UNITED BANCORP, INC. dividends. Subsidiary income is generated from activities specific to the commercial banking industry.

2. BRANCH ACQUISITION

        On December 2, 1994, the COMPANY, acting through its wholly-owned subsidiary, CITIZENS-STRASBURG, acquired from National City Bank of Cleveland, Ohio certain assets and assumed certain deposit and other liabilities of a branch banking facility located in Dellroy, Ohio. CITIZENS-STRASBURG purchased the National City Bank branch's cash, various loans, and premises and equipment and assumed substantially all deposit liabilities. The transaction was accounted for as a purchase, and accordingly, the acquired assets and liabilities have been recorded based on their respective fair market values at the date of acquisition. A summary of assets acquired and liabilities assumed follows:

                     ASSETS                                                      LIABILITIES
    Cash and Cash Equivalents Received         $6,255,044      Noninterest Bearing Deposits       $1,457,187
    Loans                                         570,957      Interest Bearing Deposits           5,785,705
    Premises And Equipment                        275,000                                         ----------
    Intangible Assets                             140,000          TOTAL DEPOSITS                  7,242,892
    Other Assets                                    4,171
                                               ----------      Other Liabilities                       2,280
         TOTAL ASSETS                          $7,245,172                                         ----------
                                               ==========          TOTAL LIABILITIES              $7,245,172
                                                                                                  ==========

        The intangible assets from this acquisition and the previous acquisition of two branch banking facilities from Society National Bank of Cleveland, Ohio in March of 1992 are included in Other Assets in the accompanying consolidated balance sheets and are summarized as follows at December 31, 1995 and 1994, net of accumulated amortization:

                                          1995                      1994
                                         -------                   -------
             Non-Compete Agreements    $  62,485                  $112,489
             Core Deposit Intangibles    172,666                   206,326
                                       ---------                  --------
                                       $ 235,151                  $318,815
                                       =========                  ========

        The covenant not to compete is being amortized on a straight-line method over five years and the core deposit intangibles are being amortized on an accelerated method over eight years. Amortization expense for these items totaled $83,664, $62,644 and $62,644, respectively, for the years ended December 31, 1995, 1994 and 1993.

3.  INVESTMENT SECURITIES

          The amortized cost and estimated fair values of investment securities are as follows:


                                                                             DECEMBER 31, 1995
                                                            -------------------------------------------------------
                                                                             GROSS          GROSS       ESTIMATED
                                                             AMORTIZED     UNREALIZED     UNREALIZED       FAIR
                                                               COST          GAINS          LOSSES         VALUE
                                                           ------------    ----------    -----------    -----------
INVESTMENT SECURITIES AVAILABLE FOR SALE
  U. S. Treasury obligations.......................       $  6,937,596   $ 171,964    $    (4,061)  $  7,105,499
  U. S. Agency Obligations.........................         18,789,021     270,386         (1,779)    19,057,628
  State And Municipal Obligations..................            336,419      16,822                       353,241
  Other Investments................................            591,900                                   591,900
                                                          ------------   ---------    -----------   ------------
   TOTAL INVESTMENT SECURITIES AVAILABLE FOR SALE..       $ 26,654,936   $ 459,172    $    (5,840)  $ 27,108,268
                                                          ============   =========    ===========   ============

INVESTMENT SECURITIES HELD TO MATURITY
  U.S. Agency Obligations..........................       $ 12,397,123   $   8,533    $   (84,591)  $ 12,321,065
  State And Municipal Obligations..................         16,965,114     749,374        (49,641)    17,664,847
                                                          ------------   ---------    -----------   ------------
   TOTAL INVESTMENT SECURITIES HELD TO MATURITY....       $ 29,362,237   $ 757,907    $  (134,232)  $ 29,985,912
                                                          ============   =========    ===========   ============

                                                                               DECEMBER 31, 1994
                                                         ---------------------------------------------------------
                                                                              GROSS       GROSS        ESTIMATED
                                                            AMORTIZED      UNREALIZED  UNREALIZED        FAIR
                                                              COST           GAINS       LOSSES          VALUE
                                                          -----------     -----------   ----------     -----------
INVESTMENT SECURITIES AVAILABLE FOR SALE
  U.S. Treasury Obligations.........................      $ 2,427,438                 $   (27,282)  $  2,400,156
  U.S. Agency Obligations...........................       10,686,024    $   2,830       (217,334)    10,471,520
  State And Municipal Obligations...................          336,207                     (10,422)       325,785
  Other Investments.................................           45,100                                     45,100
                                                          ------------   ---------    -----------   ------------
   TOTAL INVESTMENT SECURITIES AVAILABLE FOR SALE...      $13,494,769    $   2,830    $  (255,038)  $ 13,242,561
                                                          ============   =========    ===========   ============
INVESTMENT SECURITIES HELD TO MATURITY
  U.S. Treasury Obligations.........................      $ 5,475,051    $     991    $  (157,167)  $  5,318,875
  U.S. Agency Obligations...........................       27,925,802        8,283     (1,285,462)    26,648,623
  State And Municipal Obligations...................       17,824,316      279,229       (525,531)    17,578,014
  Other Investments.................................           35,850                      (1,513)        34,337
                                                          ------------   ---------    -----------   ------------
   TOTAL INVESTMENT SECURITIES HELD TO MATURITY....       $51,261,019    $ 288,503    $(1,969,673)  $ 49,579,849
                                                          ============   =========    ===========   ============


         Total proceeds from sales of investment securities classified as available-for-sale for the year ended December 31, 1995 were $1,500,313. Gross gains of $10,825 were realized on those sales. One other investment security sold during 1995 was classified in the held-to-maturity category at the time of sale. The sale occurred within 90 days of the maturity date of the investment security and therefore was considered a maturity under the provisions of SFAS No. 115 and is classified as such in the consolidated statements of cash flows. Proceeds from the sale of the security were $1,007,187, with $11 recorded as gross gains.

        During the year ended December 31, 1994, CITIZENS-STRASBURG sold $1,018,860 in U.S. Government Agency Obligations from the held-to-maturity category. The proceeds were then invested in U.S. Treasury Notes classified as held-to-maturity. This sale and repurchase was mandated to satisfy state auditor comments from an examination of a local school district, which holds a depository relationship with CITIZENS-STRASBURG. U.S. Government Agency Obligations pledged against the school district deposits were cited during their audit as being in violation of the Ohio Revised Code. This transaction corrected any potential exposure to criticism to other school districts which have a depository relationship with the Bank. The securities were sold for $1,027,813 for a recognized gain of $8,953.

        There was one sale of equity securities during the period ended December 31, 1994. These equity securities were held with the intent of a possible expansion opportunity for the COMPANY. After further review, the expansion opportunity appeared remote and, therefore, the securities were sold. Proceeds from the sale of these securities were $184,500, with $47,000 recorded as gross gains associated with the sale.

        Two additional investment securities sold during 1994 were classified in the held-to-maturity category at the time of sale. The sales occurred within 90 days of the maturity date of the investment securities and therefore were considered maturities under the provisions of SFAS No. 115 and are classified as such in the consolidated statements of cash flows. Proceeds from the sales of these securities were $2,005,196, with $5,057 recorded as gross gains.

        Proceeds from sales of investment securities classified as available-for-sale during 1994 were $2,335,375. Gross gains of $46,186 and gross losses of $3,539 were realized on those sales. Proceeds from sales of investment securities during 1993 were $1,595,107. Gross gains of $286,463 were realized on those sales.

        The amortized cost and estimated fair value of debt securities at December 31, 1995, by contractual maturity is shown in the following table. Actual maturities will differ from contractual maturities because issuers may have the right to call or repay obligations with or without call or prepayment penalties. The average interest rates are based on coupon rates adjusted for amortization and accretion. Yields on investment securities available-for-sale have been computed on the basis of amortized cost. Yields on tax-exempt securities have been computed on a tax equivalent basis.

                                                           AMORTIZED        ESTIMATED          WEIGHTED                 AVERAGE
                                                              COST         FAIR VALUE        AVERAGE MATURITY          T/E YIELD
                                                         -----------      -----------    -----------------------     ------------
    AVAILABLE FOR SALE
    U.S. Treasury obligations
          Within One Year.............................   $ 2,252,294        $ 2,258,905                  6.9 Mos.        5.85%
          One Through Two Years.......................     1,495,865          1,519,062    1 Yr.         1.7 Mos.        6.70%
          Two Through Five Years......................     3,189,437          3,327,532    2 Yrs.       11.4 Mos.        7.04%
                                                         -----------        -----------    ----------------------        -----
               TOTAL..................................     6,937,596          7,105,499    1 Yr.         9.7 Mos.        6.59%
                                                         ===========        ===========    ======================        =====
    U.S. Agency  Obligations
          Within One Year.............................     4,009,986          4,059,218                  7.0 Mos.        7.36%
          One Through Two Years.......................     4,502,690          4,629,846    1 Yr.         7.1 Mos.        6.87%
          Two Through Five Years......................     4,778,701          4,868,408    3 Yrs.        3.9 Mos.        6.605
          Five Through Ten Years......................     5,497,644          5,500,156    8 Yrs.        2.5 Mos.        6.64%
                                                         -----------        -----------    ----------------------        -----
               TOTAL..................................    18,789,021         19,057,628    3 Yrs.        8.1 Mos.        6.84%
                                                         ===========        ===========    ======================        =====
    State And Municipal Obligations
          FIVE THROUGH TEN YEARS......................       336,419            353,241    8 Yrs.      11. 3 Mos.        8.37%
                                                         -----------        -----------    ----------------------        -----
    Other Investments
         Equity Securities............................       591,900            591,900
                                                         -----------        -----------    ----------------------        -----
    TOTAL INVESTMENT SECURITIES AVAILABLE FOR SALE...    $26,654,936        $27,108,268    3 Yrs.        3.0 Mos.        6.79%
                                                         ===========        ===========    ======================        =====



      HELD TO MATURITY
      U.S. Agency Obligations
           Within One Year............................   $ 1,500,000        $ 1,495,781                  5.7 Mos.        5.39%
           One Through Two Years......................     1,799,104          1,789,202    1 Yr.         6.2 Mos.        5.32%
           Two Through Five Years.....................     8,598,211          8,529,831    2 Yrs.        8.6 Mos.        5.26%
           Five Through Ten Years.....................       499,808            506,251    5 Yrs.        5.4 Mos.        8.71%
                                                         -----------        -----------    ----------------------        -----
                TOTAL.................................    12,397,123         12,321,065    2 Yrs.        4.6 Mos.        5.42%
                                                         ===========        ===========    ======================        =====
      State And Municipal Obligations
           Within One Year............................     1,003,945          1,006,573                  9.8 Mos.        6.29%
           One Through Two Years......................       639,359            636,658    1 Yr.         8.5 Mos.        6.68%

           Two Through Five Years.....................     4,356,565          4,577,796    4 Yrs.        2.4 Mos.        8.62%
           Five Through Ten Years.....................    10,865,245         11,351,106    7 Yrs.        1.3 Mos.        8.28%
           Over Ten Years.............................       100,000             92,714    10 Yrs.      10.0 Mos.        7.19%
                                                         -----------        -----------    ----------------------        -----
                TOTAL.................................    16,965,114         17,664,847    5 Yrs.        9.7 Mos.        8.18%
                                                         -----------        -----------    ----------------------        -----

      TOTAL INVESTMENT SECURITIES HELD TO MATURITY....   $29,362,237        $29,985,912    4 Yrs.        4.3 Mos.        7.01%
                                                         ===========        ===========    ======================        =====


           Securities with a par value of approximately $22,485,000 at December 31, 1995, and $20,972,000 at December 31, 1994 were pledged to secure public deposits, repurchase agreements and other liabilities as required or permitted by law.

4.   LOANS

     Loan balances by type of loan are summarized as follows:


                                                             DECEMBER 31
                                                      ----------------------------
                                                        1995              1994
                                                      ----------------------------
           Commercial Loans.....................    $ 10,802,226      $  8,815,633
           Commercial Real Estate Loans.........      35,510,290        28,514,760
           Real Estate Loans....................      33,293,663        32,585,377
           Installment Loans....................      43,076,477        38,520,768
                                                    ------------      ------------
                TOTAL LOANS.....................    $122,682,656      $108,436,538
                                                    ============      ============

               The COMPANY has, and expects to have in the future, banking transactions with directors and officers of the COMPANY and its subsidiaries. Loans to such borrowers, their immediate families, affiliated businesses, and other entities in which they own more than a 10% voting interest, are summarized below:



                  Aggregate Balance - January 1, 1995.......   $ 2,471,043
                  New Loans.................................     1,349,075
                  Repayments................................      (847,610)
                                                               -----------
                  AGGREGATE BALANCE - DECEMBER 31, 1995.....   $ 2,972,508
                                                               ===========


5.   ALLOWANCE FOR LOAN LOSSES

     The activity in the allowance for loan losses is summarized as follows:

                                                       1995            1994             1993
                                                    ---------       ---------       ----------
        Balance - January 1,...................  $  1,437,734    $  1,256,322     $  1,039,360
        Provision For Loan Losses..............       465,000         281,000          270,500
        Loans Charged-Off......................      (151,200)       (123,312)         (79,131)
        Recoveries.............................        23,849          23,724           25,593
                                                 ------------    ------------     ------------
        BALANCE - DECEMBER 31,.................  $  1,775,383    $  1,437,734     $  1,256,322
                                                 ============    ============     ============

             There were no loans at December 31, 1995 for which impairment was required to be evaluated on an individual, loan by loan basis. The average outstanding balance of impaired loans for the year ended December 31, 1995 was $159,000. Interest recognized on a cash received basis on impaired loans during 1995 was $9,000. No additional interest income was recognized on impaired loans during 1995.

6.   PREMISES AND EQUIPMENT

        Premises and equipment, at cost, and accumulated depreciation are detailed as follows:

                                                                                    DECEMBER 31,
                                                                               ---------------------------
                                                                                 1995                1994
                                                                               ---------        ----------
        Buildings And Land.................................................    $5,302,750       $5,261,772
        Furniture And Equipment............................................     2,224,331        2,033,267
        Computer Software..................................................       385,587          318,490
                                                                               ----------       ----------
          TOTAL............................................................     7,912,668        7,613,529
        Accumulated Depreciation And Amortization..........................     3,011,431        2,676,253
                                                                               ----------       ----------
          PREMISES AND EQUIPMENT - NET.....................................    $4,901,237       $4,937,276
                                                                               ==========       ==========

7.   INCOME TAXES

     Income tax expense consists of the following:

                                                                        1995          1994           1993
                                                                      -------        -------      --------
        Current Expense...........................................    $842,681      $462,673     $598,271
        Deferred Expense/(Benefit)................................     (74,104)       82,850      (94,225)
                                                                      --------      --------     --------
             TOTAL INCOME TAX EXPENSE.............................    $768,577      $545,523     $504,046
                                                                      ========      ========     ========


         The sources of gross deferred tax assets and gross deferred tax liabilities are as follows:

                                                                                   1995              1994
                                                                               -----------      ------------
        ITEMS GIVING RISE TO DEFERRED TAX ASSETS
            Allowance For Loan Losses In Excess Of Tax Reserve .............     $ 495,261         $ 380,460
            Amortization Of Intangibles ....................................        53,087            35,774
            Unrealized Loss On Investment Securities Available For Sale ....                          85,751
            Other ..........................................................         4,910             8,374
                                                                                 ---------         ---------
                TOTAL DEFERRED TAX ASSETS ..................................       553,528           510,359

        ITEMS GIVING RISE TO DEFERRED TAX LIABILITIES
            Depreciation ...................................................      (408,010)         (381,806)
            Deferred Loan Costs, Net .......................................      (159,390)         (135,894)
            Unrealized Gain On Investment Securities Available For Sale ....      (154,133)
            Investment Accretion ...........................................       (26,945)           (7,630)
            Accrued Incentive Awards .......................................                         (17,699)
            Other  .........................................................        (3,230)
                                                                                 ---------         ---------
                TOTAL DEFERRED TAX LIABILITIES  ............................      (751,708)         (543,029)
                                                                                 ---------         ---------
                NET DEFERRED TAX LIABILITY .................................     $(198,450)        $ (32,670)
                                                                                 =========         =========

        The differences between the financial statement expense and amounts computed by applying the Federal income tax rate to income before income taxes are as follows:

                                                                         1995           1994            1993
                                                                       ---------       -------        --------
Statutory Rate....................................................         34.00%         34.00%          34.00%
Income Taxes Computed At The Statutory Federal Tax Rate...........    $1,024,375      $ 850,206       $ 749,694
Add/(Subtract) Tax Effect Of:
  Tax Exempt Interest Income......................................      (291,334)      (297,563)       (255,279)
  Other...........................................................        35,536         (7,120)          9,631
                                                                      ----------      ---------       ---------
     TOTAL INCOME TAX EXPENSE.....................................    $  768,577      $ 545,523       $ 504,046
                                                                      ==========      =========       =========


8.   OTHER BORROWINGS

        The COMPANY has lines of credit enabling it to borrow up to $6.5 million with Mellon Bank, Pittsburgh, Pennsylvania, National City Bank, Cleveland, Ohio and National Bank of Detroit, Detroit, Michigan. At December 31, 1995 and 1994, there were no borrowings outstanding under these lines of credit.

        The COMPANY'S subsidiary Banks are members of the Federal Home Loan Bank of Cincinnati, Ohio ("FHLB"). As members of the Federal Home Loan Bank system, the Banks have the ability to obtain up to 25% of their total assets in advances from the FHLB based on share ownership and 1-4 family residential real estate loan collateral availability. At December 31, 1995, CITIZENS-STRASBURG had a $100,000 variable-rate advance with an original maturity of less than 90 days. The borrowing rate was 6.23% at December 31, 1995. There were no advances outstanding at December 31, 1994. Advances under the borrowing agreements are collateralized by a blanket pledge of each Bank's 1-4 family residential real estate loan portfolio and FHLB stock.

        Other borrowings also consist of securities sold under agreements to repurchase and Federal funds purchased. At December 31, 1995 and 1994, repurchase agreements totaled $4,468,738 and $3,310,752, respectively. There were no Federal funds purchased at December 31, 1995. Federal funds purchased totaled $750,000 at December 31, 1994.

9.   BENEFIT PLANS

        The COMPANY sponsors a defined benefit pension plan that covers all employees of the Banks who have completed 1,000 hours of service during an anniversary year, measured from their date of hire, who have attained age 21 and who were hired before age 60. The plan calls for benefits to be paid to eligible employees at retirement, based primarily upon years of service with the COMPANY and compensation rates near retirement. Contributions to the plan reflect benefits attributed to employees' services to date, as well as services expected to be earned in the future. Plan assets consist of primarily common stock and certificates of deposit.

     Pension expense for 1995, 1994 and 1993 includes the following:

                                                                                     1995          1994          1993
                                                                                  -------       --------     ---------
   Service Cost Of The Current Period..........................................  $  97,200     $ 84,400      $ 80,100
   Interest Cost On The Projected Benefit Obligation...........................     88,100       79,300        81,300
   Return On Assets Held In The Plan...........................................    (91,700)     (80,900)      (74,500)
   Net Amortization Of Prior Service Cost, Transition Liability And Net Gain...      3,900        3,900         3,900
                                                                                 ---------    ---------      --------
       PENSION EXPENSE.........................................................  $  97,500    $  86,700      $ 90,800
                                                                                 =========    =========      ========


     The following sets forth the funded status of the plan and the amounts included in the accompanying Consolidated Balance Sheets at December 31, 1995 and 1994:

                                                                                             1995             1994
                                                                                         ------------      -----------
    Actuarial Present Value Of Benefit Obligations
         Vested Benefits.............................................................      $  989,000       $  885,200
         Nonvested Benefits..........................................................          65,400           61,600
                                                                                           ----------       ----------
              Accumulated Benefit Obligation.........................................       1,054,400          946,800
         Effect Of Anticipated Future Compensation Levels............................         323,200          341,300
                                                                                           ----------       ----------
              Projected Benefit Obligation...........................................       1,377,600        1,288,100
    Fair Value Of Assets Held In Plan................................................       1,443,300        1,276,700
                                                                                           ----------       ----------
         DIFFERENCE BETWEEN PROJECTED BENEFIT OBLIGATION AND FAIR
           VALUE OF PLAN ASSETS......................................................      $  (65,700)      $   11,400
                                                                                           ==========       ==========



     The components of the prepaid/accrued pension expense consists of the following at December 31, 1995 and 1994:


                                                                                               1995              1994
                                                                                           ----------       ----------
    Projected Benefit Obligation In excess Of Plan Assets..........................     $   (65,700)       $   11,400
    Unamortized Prior Service Cost.................................................         (11,500)          (13,400)
    Net Unrecognized Gain From Past Experience Different Than Assumed..............          98,200            10,400
    Unamortized Liability At Transition............................................         (10,900)          (12,900)
                                                                                        -----------        ----------
         (PREPAID)/ACCRUED PENSION EXPENSE.........................................     $    10,100        $   (4,500)
                                                                                        ===========        ==========

     Significant assumptions used:

                                                                                    1995          1994          1993
                                                                                   ------        -----         ------
    Discount Rate.................................................................  7.00%         7.00%         7.00%
    Rate Of Increase In Compensation Levels.......................................  4.50%         4.50%         4.50%
    Expected Long-Term Rate Of Return On Assets...................................  7.00%         7.50%         7.50%


     The COMPANY uses the straight-line method of amortization for prior service cost and unrecognized gains and losses.

        The COMPANY adopted a 401(k) savings plan in March of 1995 covering all employees who have attained the age of 21 and have completed one year of service. Eligible employees may contribute up to 15% of their compensation subject to a maximum statutory limitation. The COMPANY may make a discretionary matching contribution equal to a percentage of each participant's elective deferral not to exceed 6% of the participant's annual compensation. Employee contributions are always vested. Employer matching contributions become 100% vested after 5 years of service. The COMPANY'S matching percentage in 1995 was 25% of the employee's contribution. Contributions made by the COMPANY were $19,951 for the year ended December 31, 1995.

        The COMPANY adopted a nonqualified stock option plan on November 21, 1995, subject to shareholder approval. Options granted under this plan shall not exceed 5% of the total number of shares of Common Stock outstanding at the date of grant. The option purchase price shall be determined by a committee, but shall be no less than 100% of the fair market value of the shares on the date of grant. Generally, no stock option will be exercisable after the expiration of ten years from the date it is granted. The options become exercisable in whole at the end of nine years and three months except to the extent certain performance goals are achieved, thereby allowing the options to be exercised in whole or in part in five years.

        The COMPANY entered into special severance agreements with certain officers on November 21, 1995. The agreements are for a one year period and shall extend automatically for another year unless notice is given not later than June 30. No benefits are payable unless there has been a change in control of the COMPANY and change in duties of the officers.

                In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 encourages, but does not require, entities to use a "fair value based method" to account for stock-based compensation plans. If the fair value accounting encouraged by SFAS No. 123 is not adopted, entities must still disclose the pro forma effect on net income and on earnings per share had the accounting method been adopted. Fair value of a stock option is to be estimated using an option-pricing model, such as Black-Scholes, that considers: exercise price, expected life of the option, current price of the stock, expected price volatility, expected dividends on the stock, and the risk-free interest rate. Once estimated, the fair value of an option is not later changed. This statement is effective for fiscal years beginning after December 15, 1995. The COMPANY does not anticipate using the fair value based method to account for the stock option plan, but will disclose the pro forma effect on net income and on earnings per share had the accounting method been adopted.

10.  COMMITMENTS AND CONTINGENCIES

        The COMPANY'S subsidiaries are parties to financial instruments with off-balance sheet risk in the normal course of business, to meet the financing needs of their customers. These financial instruments include lines of credit and commitments to make loans. The COMPANY'S exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to make loans and standby letters of credit is represented by the contractual amount of those instruments. The COMPANY follows the same credit policy to make such commitments as is followed for those loans recorded in the financial statements. A summary of these commitments and contingent liabilities is as follows:

                                                                   DECEMBER 31,
                                                            -----------------------------
                                                                1995              1994
                                                            -----------       -----------
          Commitments To Extend Credit..................  $   11,833,000     $   8,371,000
          Standby Letters Of Credit.....................         286,000           171,000

        The interest rates on commitments ranged from 6.19% to 11.50% at December 31, 1995. Loan commitments are for one year or less.

        Since many commitments to make loans expire without being used, the amount does not necessarily represent future cash commitments. The COMPANY does not anticipate any losses as a result of these commitments. In addition, commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Collateral obtained upon the exercise of the commitment is determined using the COMPANY'S evaluation of the borrower, and may include business assets, real estate and other items.

        The COMPANY, on an ongoing basis, is a defendant in legal actions arising from normal business activities. Management believes that those actions are without merit or that the ultimate liability, if any, resulting from them will not materially affect the COMPANY'S financial statements.

        At December 31 1995 and 1994, the COMPANY was required to have $694,000 and $581,000, respectively, of cash on hand or on deposit with the Federal Reserve Bank to meet regulatory reserve requirements. These balances do not earn interest.

11  CONCENTRATION OF CREDIT RISK

        The Banks grant commercial, real estate and installment loans to customers mainly in Belmont, Tuscarawas and Carroll Counties and the surrounding localities. Substantially all loans are secured by specific items of collateral including business assets, consumer assets, commercial real estate and residential real estate. At December 31, 1995 and 1994, total commercial and commercial real estate loans make up 37.8 % and 34.4%, respectively of the loan portfolio with 28.4% and 32.9% of these loans secured by commercial and residential real estate and business assets in the Columbus, Ohio area. Installment loans account for 35.1% and 35.5% of the loan portfolio and are secured by consumer assets including automobiles which account for 76.5% and 71.6%, respectively, of the installment loan portfolio. Real estate loans comprise 27.1% and 30.1% of the loan portfolio as of December 31, 1995 and 1994, respectively, and primarily include first mortgage loans on residential properties and home equity lines of credit.

        Included in cash and due from banks and Federal funds sold as of December 31, 1995 and 1994, is $1,340,662 and $1,905,191, respectively, on deposit with National City Bank, Cleveland, Ohio and $2,857,419 and $2,313,146, respectively, on deposit with Mellon Bank, N.A., Pittsburgh, Pennsylvania.

12.  DIVIDEND RESTRICTION

        Dividends paid by the subsidiary banks are the primary source of funds available to the COMPANY for payment of dividends to shareholders and for other working capital needs. Applicable state statutes and regulations impose restrictions on the amount of dividends that may be declared by the COMPANY. Those restrictions generally limit dividends to earnings retained in the current and prior two years' earnings, as defined by regulations. In addition to these restrictions, as a practical matter, dividend payments cannot reduce regulatory capital levels below minimum regulatory guidelines. These restrictions would not limit the COMPANY'S ability to pay normal dividends. As of December 31, 1995, $3,991,802 was available for dividend payments under the more restrictive of the two limitations.

13.  UNITED BANCORP, INC.  FINANCIAL INFORMATION (PARENT COMPANY ONLY)

        Presented below are condensed financial statements for the parent company, UNITED BANCORP, INC.

        BALANCE SHEETS                                                                     DECEMBER 31,
        -------------------------------------------------------------------------------------------------------
                                                                                     1995               1994
                                                                                ------------      -------------
        ASSETS
          Cash  ..........................................................     $     156,092       $     94,607
          Certificates Of Deposit ........................................           262,385            301,198
          Investment In Subsidiaries .....................................        18,052,600         16,122,792
          Other Assets ...................................................            17,094             26,661
                                                                               -------------       ------------
               TOTAL ASSETS ..............................................     $  18,488,171       $ 16,545,258
                                                                               =============       ============
        LIABILITIES
          Other Liabilities ..............................................     $      36,298       $     27,198

        SHAREHOLDERS' EQUITY
          Capital Stock ..................................................         1,847,942          1,847,942
          Additional Paid-In-Capital .....................................         9,358,840          9,358,840
          Retained Earnings ..............................................         6,945,892          5,477,736
          Unrealized Gain/(Loss) On Securities Available For Sale,
            Net Of Tax....................................................           299,199           (166,458)
                                                                               -------------       ------------
               TOTAL SHAREHOLDERS' EQUITY ................................     $  18,451,873       $ 16,518,060
                                                                               -------------       ------------
               TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY ................     $  18,488,171       $ 16,545,258
                                                                               =============       ============



        STATEMENTS OF INCOME                                         FOR THE YEARS ENDED DECEMBER 31,
        --------------------------------------------------------------------------------------------------------
                                                                1995               1994              1993
                                                             -----------     -------------      ------------

        OPERATING INCOME
          Dividends From Subsidiaries .................... $     876,160     $   1,014,480     $     662,400
          Investment  Gains ..............................                          47,000
          Other Income ...................................        12,346             9,472             8,599
                                                              ----------         ---------        ----------
               TOTAL OPERATING INCOME ....................       888,506         1,070,952           670,999

        OPERATING EXPENSES ...............................       142,000            90,962           109,378
                                                              ----------         ---------        ----------
          INCOME BEFORE INCOME TAXES AND EQUITY IN
            UNDISTRIBUTED EARNINGS OF SUBSIDIARIES .......       746,506           979,990           561,621

        INCOME TAX  BENEFIT ..............................        20,399            16,866            51,171
                                                              ----------         ---------        ----------
        INCOME BEFORE EQUITY IN UNDISTRIBUTED EARNINGS
          OF SUBSIDIARIES   ..............................       766,905           996,856           612,792
                                                              ----------         ---------        ----------
        EQUITY IN UNDISTRIBUTED EARNINGS OF SUBSIDIARIES .     1,477,387           958,229         1,114,986
                                                              ----------         ---------        ----------
                NET INCOME ..............................     $2,244,292        $1,955,085        $1,727,778
                                                              ==========        ==========        ==========

13.  UNITED BANCORP, INC. FINANCIAL INFORMATION  (PARENT COMPANY ONLY)
     (CONTINUED)


STATEMENTS OF CASH FLOWS                                                      FOR THE YEARS ENDED DECEMBER 31,
-------------------------------------------------------------------------------------------------------------------
                                                                     1995              1994           1993
                                                                  -----------       ----------    -------------
    CASH FLOWS FROM OPERATING ACTIVITIES
         Net Income ...........................................    $2,244,292        $1,955,085     $1,727,778

         Adjustments To Reconcile Net Income To Net Cash

            From Operating Activities .........................

              Equity In Undistributed Earnings Of Subsidiaries..   (1,477,387)         (958,229)    (1,114,986)

              Gain On Sale Of Equity Investment Securities .....                        (47,000)

              Change In Other Assets And Other Liabilities .....       13,467           (14,503)       (62,083)

              Amortization of Intangibles ......................       18,436            31,893         41,736
                                                                   ----------        ----------     ----------
         NET CASH FROM OPERATING ACTIVITIES ....................      798,808           967,246        592,445
                                                                   ----------        ----------     ----------
    CASH FLOWS FROM INVESTING ACTIVITIES

         Net Change In Certificates Of Deposit ..................      38,813          (206,426)       111,642

         Purchase Of Equity Investment Securities ...............                                      (47,500)

         Proceeds From Sale Of  Investment Securities ...........                       184,500

         Capital Contribution to Subsidiaries ...................                      (450,000)
                                                                   ----------        ----------     ----------
         NET CASH FROM INVESTING ACTIVITIES .....................      38,813          (471,926)        64,142
                                                                   ----------        ----------     ----------
    CASH FLOWS FROM FINANCING ACTIVITIES

         Dividends Paid To Shareholders  ........................    (776,136)         (564,472)      (512,400)
                                                                   ----------        ----------     ----------
         NET CASH FROM FINANCING ACTIVITIES .....................    (776,136)         (564,472)      (512,400)
                                                                   ----------        ----------     ----------
    NET CHANGE IN CASH .........................................       61,485           (69,152)       144,187

    CASH AT BEGINNING OF YEAR ..................................       94,607           163,759         19,572
                                                                   ----------        ----------     ----------
    CASH AT END OF YEAR  .......................................   $  156,092         $  94,607     $  163,759
                                                                   ==========         =========     ==========

14.  DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS


                                                          DECEMBER 31, 1995          DECEMBER 31, 1994
                                                       ----------------------     -----------------------
(in thousands)                                         CARRYING        FAIR       CARRYING          FAIR
                                                         VALUE         VALUE        VALUE           VALUE
                                                       ---------      -------     --------        --------
FINANCIAL ASSETS:
  Cash And Cash Equivalents..................         $   6,982     $   6,982     $   6,730      $   6,730
  Investment Securities Available For Sale...            27,108        27,108        13,242         13,242
  Investment Securities Held To Maturity.....            29,362        29,986        51,261         49,580
  Loans, Net ................................           120,907       121,937       106,952        105,909
 Accrued Interest receivable.................             1,361         1,361         1,434          1,434
                                                      ---------     ---------     ---------      ---------
  TOTAL FINANCIAL ASSETS.....................         $ 185,720     $ 187,374     $ 179,619      $ 176,895
                                                      =========     =========     =========      =========

FINANCIAL LIABILITIES:
  Demand And Savings Deposits:...............         $ (89,438)    $ (89,438)    $ (91,542)     $ (91,542)
  Time Deposits .............................           (77,166)      (78,695)      (71,770)       (71,777)
  Short-term Obligations.....................            (4,632)       (4,632)       (4,576)        (4,576)
  Accrued Interest Payable...................              (737)         (737)         (744)          (744)
                                                      ---------     ---------     ---------      ---------
  TOTAL FINANCIAL LIABILITIES................         $(171,973)    $(173,502)    $(168,632)     $(168,639)
                                                      =========     =========     =========      =========


    For purposes of the above disclosures of estimated fair value, the following assumptions were used as of December 31, 1995 and 1994. The estimated fair value for cash and cash equivalents is considered to approximate cost. The estimated fair value for securities is based on quoted market values for the individual securities or for equivalent securities. Carrying value is considered to approximate fair value for loans that contractually reprice at intervals of less than six months, for accrued interest receivable, for short-term borrowings, for deposit liabilities subject to immediate withdrawal and for accrued interest payable. The fair values of fixed-rate loans, loans that reprice less frequently than each six months and time deposits are approximated by a discount rate value technique utilizing estimated market interest rates as of December 31, 1995 and 1994. The fair value of unrecorded commitments at December 31, 1995 and 1994 is not material.

    While these estimates are based on management's judgment of the appropriate valuation factors, there is no assurance that were the COMPANY to have liquidated such items the estimated fair values would necessarily have been realized. The estimated fair values should not be considered to apply at subsequent dates.

    Other assets and liabilities of the COMPANY that are not defined as financial instruments are not included in the above disclosures. These would include, among others, items such as property and equipment and the intangible value of the COMPANY'S customer base and profit potential.

Board of Directors and Shareholders
United Bancorp, Inc.
Martins Ferry, Ohio


       We have audited the accompanying consolidated balance sheets of UNITED BANCORP, INC. AND SUBSIDIARIES, as of December 31, 1995 and 1994, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.
An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of UNITED BANCORP, INC. AND SUBSIDIARIES as of December 31, 1995 and 1994, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

         As discussed in Note 1 to the financial statements, the Company changed its methods of accounting for impaired loans in 1995 and its method of accounting for income taxes and certain investment securities in 1993 to comply with new accounting guidance.




                                                  CROWE, CHIZEK AND COMPANY LLP

Columbus, Ohio
January 12, 1996

    In the following pages, management presents an analysis of UNITED BANCORP, INC.'S financial condition and results of operations as of and for the year ended December 31, 1995. This discussion is designed to provide shareholders with a more comprehensive review of the operating results and financial position than could be obtained from an examination of the financial statements alone. This analysis should be read in conjunction with the financial statements and related footnotes and the selected financial data included elsewhere in this report.

FINANCIAL CONDITION

    The following discussion addresses key elements of financial condition, including earning assets, the source of funds supporting earning assets and asset/liability management.

EARNING ASSETS

LOANS

    At year end 1995, gross loans were $122,683,000 compared to $108,437,000 at year end 1994. This growth represents an increase of 13.1% over 1994. Installment loans were the largest category of total loans, representing 35.1%, commercial real estate loans were 29.0%, real estate mortgage loans were 27.1% and commercial loans were 8.8% in 1995. In 1994, installment loans were 35.5% of total loans, commercial real estate loans were 26.3%, real estate mortgage loans were 30.1%, and commercial loans were 8.1%. Average loans during 1995 represented 64.7% of average earning assets compared to 59.9% in 1994.

    The increase in loan volume was funded primarily from maturing or called investment securities. Future funding will continue to be provided by the laddered maturity mix of the investment portfolio, in addition to match funding through FHLB advances. If interest rates continue to decline throughout 1996, the ability to attract deposit growth may become increasingly difficult, placing greater emphasis on secondary sources of funding.

    The COMPANY is involved in all types of consumer lending, as well as the more common types of domestic commercial lending. For the past few years, CITIZENS-MARTINS FERRY has increased its assets through aggressively marketing indirect automobile lending. Although this type of lending carries somewhat more risk than real estate lending, it also carries higher yields. In addition, this lending is marketed over four metropolitan areas which tends to lessen the BANK'S risk to changes in economic conditions in the two communities where it has branches. The BANK'S experience with this type of lending has been very satisfactory in terms of credit quality.

    The COMPANY has also expanded its commercial lending portfolio at both of its subsidiary banks. This expansion has been through intensified local marketing and lending outside of its local market area. The local commercial loans are very diverse with no material concentration in any industry. Local loans are effected by the economic vitality of the local area and two metropolitan areas served by the two banks are experiencing some growth and positive trends. Risk associated with local economic dependence upon a single employer is not considered to be material.

    Lending activity outside of the COMPANY'S local area has occurred mostly in the Columbus and Akron-Canton areas. Lending beyond the local area has been for low risk projects and for borrowers with substantial net worth. In addition, the lending is occurring in areas benefiting from excellent growth and diversification. The greatest majority of these loans are secured by real estate. A slight concentration of loans is developing in the hotel and motel industry and in loans for the construction or expansion of churches. None of the loans in these two industries is delinquent or has been classified and neither industry exceeded 10% of loans.

    The allowance for loan losses represents that amount which management and the Board of Directors estimates is adequate to provide for inherent losses in its loan portfolio. The allowance balance and the annual provision charged to expense are reviewed by management and the Board of Directors monthly, using a risk code model that considers past due experience, economic conditions and various other circumstances that are subject to change over time.

    The allowance for loan losses increased to $1,775,000, or 1.45% of gross loans, net of unearned income at the end of 1995 compared to $1,438,000 and 1.33% for the end of 1994. The increase in the allowance during 1995 represented management's decision to maintain the level of the allowance for loan losses commensurate with increased loan volume and risks associated with commercial and indirect automobile lending. Management believed it was prudent to increase the allowance for loan losses even though no deterioration is noted
in the quality of the portfolio.    Net charge-offs for 1995 totaled $127,000
compared to $100,000 in 1994. Net charge-offs as a percentage of year end loans, net of unearned income, was 0.10% for 1995 and 1994.

INVESTMENT SECURITIES

    Investment securities declined from $64,504,000 at year end 1994 to $56,471,000 at year end 1995. As investment securities matured or were called, the funds were used to fund loan growth. Despite the decrease from year end 1994 to 1995, average investment securities during 1995 actually increased in volume compared to 1994. For 1995, average investment securities totaled $61,989,000 compared to $60,673,000 for 1994 representing 34.5% and 36.9% of average earning assets for 1995 and 1994, respectively. The 1994 year end balance included approximately $6,000,000 of investment securities purchased in December from funds acquired in the Dellroy branch acquisition. The COMPANY reclassified $13,325,000 of its investment securities from the held-to-maturity category to the available-for-sale category in December of 1995. This reclassification was in response to the FASB's issuance of a Question and Answer interpretation of SFAS No. 115 issued in November of 1995 permitting the reassessment of the appropriateness of securities classifications. The reclassification of the securities permits the COMPANY greater flexibility in meeting the funding requirements of increased loan demand.

    The investment portfolio is comprised of U.S. Treasury Notes and other U.S. Government agency-backed securities, tax-exempt obligations of states and political subdivisions and certain other investments. The COMPANY does not hold any collateralized mortgage-backed securities or derivatives other than $6,500,000 of Government sponsored agency multi-step securities with call or maturity dates within five years. The quality rating of obligations of state and political subdivisions within Ohio is no less than Aaa, Aa or A, with all out-of-state bonds rated at AAA. Board policy permits the purchase of certain nonrated bonds of local schools, townships and municipalities, based on their known levels of credit risk.

FEDERAL FUNDS SOLD

    Short-term Federal funds sold are used to manage interest rate sensitivity and to meet liquidity needs. During 1995 and 1994, these funds represented approximately 0.9% and 3.3%, respectively, of average earning assets.

SOURCES OF FUNDS

DEPOSITS

    The COMPANY'S primary source of funds is core deposits from retail and business customers. These core deposits include interest-bearing and noninterest bearing deposits, excluding certificates of deposit over $100,000. Total core deposits increased 1.5% in 1995. Average interest-bearing core deposits, comprised of interest-bearing checking accounts, savings, money market and other time deposit accounts, increased 3.0% in 1995 over 1994. Average noninterest bearing demand deposits increased 16.5% in 1995 over 1994. Deposits of the COMPANY from public agencies, including local school districts, city and township municipalities, public works facilities and others may tend to be more seasonal in nature resulting from the receipt and disbursement of state and Federal grants. The entities mentioned above have, however, maintained fairly static balances with the COMPANY due to nonsimilar funding and disbursement timeframes.

    Certificates of deposit over $100,000 are not considered part of core deposits and as such are used to balance rate sensitivity as a tool of funds management. At December 31, 1995, certificates of deposit over $100,000 increased 8.8% over 1994 levels, but still only represent 7.0% of total deposits.

SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE AND OTHER SHORT-TERM BORROWINGS

    Other interest-bearing liabilities include securities sold under agreements to repurchase, sweep accounts, Federal funds purchased, Treasury, Tax & Loan note payable and Federal Home Loan Bank advances. In 1995, these average short-term borrowings totaled $6,198,000 compared to $3,464,000 in 1994. With deposit growth lagging behind loan growth, the COMPANY used short-term borrowings as an alternative source of funding.

ASSET / LIABILITY MANAGEMENT

    The COMPANY actively manages its asset and liability portfolios through sophisticated modeling techniques designed to provide reliable, timely information in a format useful in making determinations about liquidity and interest rate risk. The concepts utilized in asset and liability management involve creating various interest rate scenarios and examining the risks associated with each to determine the best course of action which will minimize or avoid risk exposure in the pursuit of growth and income targets. Rate shock analysis uses rate and volume information presented in terms of the effect a change in rates would have on net income and the market valuation of the Banks if those rates were "shocked" or to change in increments up to plus or minus 400 basis points. The resulting information alerts management to areas of risk which through changes in pricing or volume strategies could be minimized or eliminated.

    Market risk is the potential effect external forces have on the value of the COMPANY'S assets, liabilities and off-balance sheet positions. This risk arises from movements in the local, regional and national markets. Interest rate risk is the threat to net interest income which may arise from repricing differences in the COMPANY'S assets and liabilities. It is also the threat to net income arising from fluctuations in market values of financial instruments. No transaction in the financial industry is without risk. The active management and assessment of that risk is achieved through the COMPANY'S monthly Asset/Liability Committee (ALCO) meetings attended by Senior Management and the Executive Committee of the Boards of Directors of each subsidiary bank.

    Asset and liability management also includes GAP measurement which determines, over various time periods, the amount of interest earning assets and interest bearing liabilities which are due to reprice at current market rates. A financial institution will have a negative interest rate sensitivity gap for a given period if the amount of its interest bearing liabilities maturing or otherwise repricing within such period exceeds the amount of the interest earning assets maturing or otherwise repricing within the same period. In a rising interest rate environment, an institution with a negative interest rate sensitivity gap generally will experience greater increases in the cost of its liabilities than in the yield on its assets.

    Conversely, in an environment of falling interest rates, the cost of funds of an institution with a negative interest rate sensitivity GAP generally will decrease more rapidly than the yield on its assets. Changes in interest rates generally will have the opposite effect on an institution with a positive interest rate sensitivity GAP.

    The following table sets forth the amounts of interest earning assets and interest bearing liabilities outstanding at December 31, 1995, which are scheduled to reprice or mature in each of the time periods shown. Except as stated below, the amount of assets and liabilities shown which reprice or mature during a particular period were determined in accordance with the contractual terms of the asset or liability. The table does not necessarily indicate the impact of general interest rate movements on the COMPANY'S net interest income because the repricing of certain categories of assets and liabilities is subject to competition and other factors beyond the COMPANY'S control. As a result, certain assets and liabilities indicated as maturing or otherwise repricing within a stated period may in fact mature or reprice at different times and in different volumes.

                                                               UNDER            THREE          SIX
                 (In Thousands)                                THREE            TO SIX       TO NINE
                                                               MONTHS           MONTHS        MONTHS
------------------------------------------------------------------------------------------------------
             INTEREST EARNING ASSETS
Federal Funds Sold.....................................  $       600
Loans, Net of Unearned Interest........................       22,969         $  7,950     $  10,927
Investment Securities Held-To-Maturity.................          500              180           549
Investment Securities Available-For-Sale...............        1,509            1,512         1,548
                                                         -----------         --------     ---------
  TOTAL INTEREST EARNING ASSETS........................       25,578            9,642        13,024

             INTEREST BEARING LIABILITIES
Short-Term Borrowings..................................        4,569
U.S. Treasury Note Account.............................           64
Savings and NOW Accounts...............................       27,607
Money Market Demand Accounts...........................        8,498
Time Deposits < $100,000...............................       13,620           11,848        5,448
Time Deposits > $100,000...............................        1,466            1,399        1,198
                                                         -----------         --------     ---------
  TOTAL INTEREST BEARING LIABILITIES...................       55,824           13,247        6,646
  INTEREST RATE SENSITIVITY GAP........................  $   (30,246)        $ (3,605)    $  6,378
                                                         ===========         ========     ========
Cumulative Interest Rate Sensitivity GAP...............  $   (30,246)        $(33,851)    $(27,473)
Cumulative Interest Rate Sensitivity GAP                 ===========         ========     ========
  As A % of Total Interest Earning Assets..............      (16.83%)         (18.83%)     (15.28%)


                                                              NINE               OVER
                 (In Thousands)                             MONTHS TO            ONE
                                                            ONE YEAR             YEAR       TOTAL
-------------------------------------------------------------------------------------------------
             INTEREST EARNING ASSETS
Federal Funds Sold.....................................                                  $    600
Loans, Net of Unearned Interest........................      $  4,002       $  76,835     122,683
Investment Securities Held-To-Maturity.................         1,275          26,858      29,362
Investment Securities Available-For-Sale...............         1,749          20,790      27,108
                                                             --------       ---------    --------
  TOTAL INTEREST EARNING ASSETS........................         7,026         124,483     179,753

             INTEREST BEARING LIABILITIES
Short-Term Borrowings..................................                                     4,569
U.S. Treasury Note Account.............................                                        64
Savings and NOW Accounts...............................                        40,716      68,323
Money Market Demand Accounts...........................                                     8,498
Time Deposits < $100,000...............................         4,239          30,350      65,505
Time Deposits > $100,000...............................         1,000           6,598      11,661
                                                             --------       ---------    --------
  TOTAL INTEREST BEARING LIABILITIES...................         5,239          77,664     158,620
  INTEREST RATE SENSITIVITY GAP........................      $  1,787       $  46,819    $ 21,133
                                                             ========       =========    ========
Cumulative Interest Rate Sensitivity GAP...............      $(25,686)      $  21,133
                                                             ========       =========
Cumulative Interest Rate Sensitivity GAP
  As A % of Total Interest Earning Assets..............       (14.29%)         11.76%
                                                             ========       =========

    Interest rate sensitivity varies with different types of interest earning assets and interest bearing liabilities. Overnight Federal funds on which rates change daily and loans which are tied to the prime rate differ considerably from long term investment securities and fixed rate loans. Similarly, time deposits over $100,000 and money market certificates are much more interest sensitive than passbook savings accounts. The shorter term interest rate sensitivities are the key to measuring the interest sensitivity GAP, or excess interest sensitive earning assets over interest bearing liabilities. For purposes of the above table, the COMPANY has classified a portion of its interest bearing demand deposit accounts and its passbook savings accounts in the over one year category. Management believes this assumption is reasonable as, based upon historical experience, these accounts do not materially react to interest rate changes.

Performance Overview

    Net income for 1995 was $2,244,000, or $1.21 per share compared to $1,955,000, or $1.06 per share in 1994 and $1,728,000, or $0.94 per share in
1993. The banking industry relies on two primary performance ratios - return on average assets (ROA) and return on average equity (ROE). ROA measures the effectiveness of management in utilizing its earning assets to produce net income. The ROA for 1995 was 1.18% compared to 1.11% in 1994 and 1.04% in 1993. ROE is the ratio of income earned in relation to average shareholders' equity. ROE for 1995 was 12.85% compared to 12.24% in 1994 and 11.73% in 1993. The following discusses the significant components of the increased earnings.

NET INTEREST INCOME

    The COMPANY'S primary source of earnings is net interest income, which is the difference between revenue generated from earning assets and the interest cost of funding those assets. Various factors contribute to changes in net interest income, including volumes, interest rates and the composition or mix of interest earning assets in relation to interest bearing liabilities. Net interest income increased to $7,776,000 in 1995 from $6,844,000 in 1994 and from $6,396,000 in 1993. Net interest margin, which is net interest income divided by average earning assets, was 4.32% in 1995 compared to 4.16% in 1994 and 4.10% in 1993. Average earning assets as a percent of total average assets for the COMPANY increased to 94.2% in 1995 compared with 93.5% in 1994 and 93.6% in 1993. The increase in net interest margin between 1995 and 1994 was due to a seven basis point increase in the net interest spread as well as improving the ratio of average interest earning assets to average interest bearing liabilities. The increase in net interest margin between 1994 and 1993 was primarily due to the increased volume of average earning assets compared to average interest bearing liabilities.

TOTAL INTEREST INCOME

    Total interest income increased to $14,352,000 in 1995 from $12,283,000 in 1994 and $11,656,000 in 1993. The 1995 increase was due to both an increase in average earning assets and an increase in the yield earned. The increase in yield reflected the impact of the market interest rate increases which began in late 1994 and carried into 1995 as well as the increase in average loans as a percentage of average earning assets. Management has emphasized improving its loan-to-asset ratio during the past few years. As a result, a larger percentage of earning assets are yielding the higher rate earned by loans as compared to the yields earned on investment securities and Federal funds sold. The laddered structure of the investment portfolio enabled investment securities which were maturing periodically throughout the year to become available to fund increases in lending activity. As market rates declined in the last part of 1995, an increased number of investment securities were also called by their issuers. As these funds periodically became available, they too were utilized to fund loan growth with excess amounts reinvested in investment securities yielding current market rates. The 1994 increase in interest income was due to the growth in average earning assets. The impact of the declining rate environment experienced through the first half of 1994 was mitigated by the shift in funds from lower earning investment securities and Federal funds sold to higher yielding loans.

TOTAL INTEREST EXPENSE

    Total interest expense for 1995 increased to $6,575,000 or 20.9% over the 1994 total of $5,439,000. The increase was due to growth in interest bearing liabilities in addition to a higher cost of funds. The growth in interest bearing liabilities was primarily due to experiencing the full year impact of the deposits obtained in the Dellroy branch bank acquisition in December of 1994, as well as an increase in borrowings to fund loan growth. The increase in the cost of funds was primarily attributable to maturing certificates of deposits repricing at higher rates, combined with the increased use of other borrowed funds which typically carry higher interest rates than interest bearing demand deposits and traditional savings accounts. Total interest expense in 1994 increased only a moderate 3.4% over the 1993 expense of $5,260,000. The increase in average interest bearing liabilities more than offset the slight decline in the cost of funds.

PROVISION FOR LOAN LOSSES

    The provision for loan losses is an operating expense recorded to maintain the related balance sheet allowance for loan losses at an amount considered adequate to cover losses that may occur in the normal course of lending. The total provision for loan losses was $465,000 in 1995, $281,000 in 1994 and $271,000 in 1993. The increase in the provision taken in 1995 reflects management's decision to increase the allowance for loan losses in response to the increases experienced in the commercial and commercial real estate loan and indirect automobile loan portfolios.

NONINTEREST INCOME

    Total noninterest income of $936,000 for 1995 increased $77,000, or 9.0%, compared to $859,000 in 1994. Total noninterest income decreased $20,000 in
1994 compared to 1993.   Service charge income increased $123,000, or 28.0% in
1995 over 1994, compared to $53,000, or 13.7% in 1994 over 1993.   The increase
in 1995 resulted from the repricing of fees for depository products and growth in transactional volume. CITIZENS-STRASBURG'S December 1994 branch bank acquisition resulted in immediate increases in deposit totals for 1994. However, service charges and other fee income associated with those deposits were not a contributing factor in the 1994 noninterest income categories. The 1994 increases were primarily the result of increases in basic service charges on deposit accounts at both subsidiary Banks. Investment security gains were only $11,000 in 1995, compared to $104,000 and $286,000 in 1994 and 1993, respectively. Other increases in noninterest income were the result of continued market presence of The Ohio Company, a well known, highly accredited full service brokerage firm headquartered in Columbus, Ohio. Their office, located on the second level of the main office of CITIZENS-MARTINS FERRY, provides full service brokerage services to the local market area. Services offered are viewed as an enhancement to existing products and services in the COMPANY'S existing depository base. Services are provided to all banking locations of the COMPANY.

NONINTEREST EXPENSE

    Noninterest expense increased 6.3% in 1995, as compared to a 2.5% increase in 1994 over 1993 expenses. Salaries and employee benefits in 1995 increased 13.4% compared to a 3.9% increase in 1994 over 1993. Part of the salaries increase in 1995 was attributable to increased incentive award payouts due to 1995 earnings performance and additional employee expenses from the Dellroy branch acquisition. Additionally, 1995 included the employer matching
portion of the COMPANY'S 401 (k) program which began in April of 1995.   This
was offset by the reduction in furniture and fixture depreciation expense from the fully depreciated in-house data processing system located in CITIZENS-MARTINS FERRY during the third and fourth quarters of 1995.

    The change in the premium rate from the Federal Deposit Insurance Corporation was the primary reason for the decrease in insurance expense of $186,000 or 40.1%. Additionally, the FDIC announced than no premiums will be required of banks that are considered well capitalized for the first six months of 1996 except for a $2,000 minimum fee. The two subsidiary banks are classified as well capitalized by the FDIC.

AVERAGE BALANCES, NET INTEREST INCOME AND YIELDS EARNED AND RATES PAID

    The following table provides information relating to the COMPANY'S average balance sheet information and reflects the average yield on interest earning assets and the average cost of interest bearing liabilities for the periods ended December 31, 1995, 1994 and 1993. The yields and costs are calculated by dividing income or expense by the average balance of interest earning assets or interest bearing liabilities, respectively, for the periods presented.
Average balance is computed using the carrying value of securities. The average yield has been computed using the historical amortized cost average balance for available-for-sale securities. Average balances are derived from month-end balances, which include nonaccruing loans in the loan portfolio, net of the allowance for loan losses. Management does not believe that the use of month-end balances instead of daily average balances has caused any material difference in the information presented. Interest income is on a historical basis without tax equivalent adjustment.

                                                                                                 1995
                                                                           ------------------------------------------------
                                                                                                  INTEREST
                                                                               AVERAGE            INCOME/           YIELD/
                                                                               BALANCE            EXPENSE           RATE
                                                                           ------------------------------------------------
ASSETS
INTEREST EARNING ASSETS
               Loans (Net of Unearned Income).............................   $116,331,358      $10,496,510         9.02%
               Taxable Investment Securities - Available For Sale.........     14,594,194          958,137         6.59%
               Taxable Investment Securities - Held To Maturity...........     29,310,332        1,841,582         6.28%
               Tax-exempt Investment Securities - Available For Sale......        403,960           18,727         4.71%
               Tax-exempt Investment Securities - Held To Maturity........     17,680,700          947,707         5.36%
               Federal Funds Sold (Net of Term Funds).....................      1,527,732           88,859         5.82%
                                                                             ------------      -----------         ----
                    TOTAL INTEREST EARNING ASSETS.........................    179,848,276       14,351,522         7.98%

    NON-INTEREST EARNING ASSETS
               Cash and Due From Banks....................................      5,596,606
               Bank Premises, Equipment (Net).............................      4,835,203
               Other Non-earning Assets...................................      2,282,452
               Less:  Allowance For Loan Losses...........................     (1,587,003)
                                                                             -----------
                    TOTAL NON-INTEREST EARNING ASSETS....................      11,127,258
                                                                             ------------
    TOTAL ASSETS..........................................................   $190,975,534
                                                                             ============

    LIABILITIES AND SHAREHOLDERS' EQUITY
    INTEREST BEARING LIABILITIES
               Demand Deposits............................................   $ 24,797,505          646,829         2.61%
               Savings Deposits...........................................     52,347,905        1,577,797         3.01%
               Time Deposits..............................................     76,229,629        4,041,388         5.30%
               Short - Term Obligations...................................      6,198,075          309,472         4.99%
                                                                             ------------       ----------         -----
                    TOTAL INTEREST BEARING LIABILITIES....................    159,573,114        6,575,486         4.12%

    NON-INTEREST BEARING LIABILITIES
               Demand Deposits............................................     12,608,826
               Other Liabilities..........................................      1,330,773
                                                                             ------------
                    TOTAL NON-INTEREST BEARING LIABILITIES................     13,939,599
                                                                             ------------
    TOTAL LIABILITIES.....................................................    173,512,713
                                                                             ------------
    TOTAL SHAREHOLDERS' EQUITY............................................     17,462,821
                                                                             ------------
    TOTAL LIABILITIES & SHAREHOLDERS' EQUITY..............................   $190,975,534
                                                                             ============
    NET INTEREST INCOME...................................................                     $ 7,776,036
                                                                                               ===========
    NET INTEREST SPREAD...................................................                                         3.86%
                                                                                                                   =====
    NET YIELD ON INTEREST EARNING ASSETS..................................                                         4.32%
                                                                                                                   =====


- FOR PURPOSES OF THIS SCHEDULE, NONACCRUAL LOANS ARE INCLUDED IN LOANS.
- NET INTEREST INCOME IS REPORTED ON AN HISTORICAL BASIS WITHOUT TAX-EQUIVALENT ADJUSTMENT.
- FEES COLLECTED ON LOANS ARE INCLUDED IN INTEREST ON LOANS.

                      1994                                                     1993
    ----------------------------------------------         ------------------------------------------------
                          INTEREST                                                INTEREST
         AVERAGE           INCOME/        YIELD/                 AVERAGE          INCOME/         YIELD/
         BALANCE           EXPENSE        RATE                   BALANCE          EXPENSE         RATE
    ----------------------------------------------         ------------------------------------------------
    $ 98,598,626       $ 8,439,969         8.56%            $ 81,795,526     $  7,426,027          9.08%
       4,592,184           317,411         6.91%
      37,849,997         2,341,175         6.19%              43,706,076        2,902,717          6.64%
          58,703             4,006         6.82%
      18,172,574           969,928         5.34%              13,672,461          808,542          5.91%
       5,354,231           210,771         3.94%              16,826,392          519,050          3.08%
    ------------       -----------         -----            ------------     ------------          -----
     164,626,315        12,283,260         7.46%             156,000,455       11,656,336          7.47%


       5,719,599                                               4,974,207
       4,785,370                                               4,825,523
       2,237,890                                               2,075,558
      (1,330,435)                                             (1,156,025)
    ------------                                            ------------
      11,412,424                                              10,719,263
    ------------                                            ------------
    $176,038,739                                            $166,719,718
    ============                                            ============


    $ 24,308,987           605,018         2.49%            $ 24,884,150          642,605          2.58%
      50,561,557         1,463,209         2.89%              47,768,401        1,352,357          2.83%
      69,719,708         3,252,781         4.67%              67,024,580        3,212,725          4.79%
       3,463,913           118,205         3.41%               2,509,745           52,152          2.08%
    ------------       -----------         -----            ------------     ------------          -----
     148,054,165         5,439,213         3.67%             142,186,876        5,259,839          3.70%


      10,820,578                                               8,639,094
       1,193,316                                               1,167,142
    ------------                                            ------------
      12,013,894                                               9,806,236
    ------------                                            ------------

     160,068,059                                             151,993,112
    ------------                                            ------------
      15,970,680                                              14,726,606
    ------------                                            ------------
    $176,038,739                                            $166,719,718
    ============                                           =============
 ..................     $  6,844,047               ........................   $  6,396,497
                       ============                                          ============

 ......................................     3.79% ............................................      3.77%
                                           =====                                                   =====

 ......................................     4.16% ............................................      4.10%
                                           =====                                                   =====

RATE/VOLUME ANALYSIS

    The table below describes the extent to which changes in interest rates and changes in volume of interest earning assets and interest bearing liabilities have affected the COMPANY'S interest income and expense during the periods indicated.


                                                    1995 COMPARED TO 1994                           1994 COMPARED TO 1993
                                                     INCREASE/(DECREASE)                             INCREASE/(DECREASE)
                                        --------------------------------------------     -------------------------------------------
                                                            CHANGE         CHANGE                        CHANGE           CHANGE
                                             TOTAL          DUE TO         DUE TO          TOTAL         DUE TO           DUE TO
                                            CHANGE          VOLUME          RATE           CHANGE        VOLUME            RATE
                                            ------          ------         -------         ------        ------           ------
INTEREST INCOME
     Loans............................. $  2,056,541    $  1,581,031     $  475,510     $1,013,942     $1,457,308        $ (443,366)
     Taxable Investment Securities
           Available For Sale..........      640,726         657,432        (16,706)       317,411        317,411
     Taxable Investment Securities
          Held to Maturity.............     (499,593)       (536,006)        36,413       (561,542)      (399,743)         (161,799)
     Tax-Exempt Investment Securities
          Available For Sale...........       14,721          16,396         (1,675)         4,006          4,006
     Tax-Exempt Investment Securities
          Held To Maturity.............      (22,221)        (26,349)         4,128        161,386        245,386           (84,000)
     Federal Funds Sold................     (121,912)       (193,751)        71,839       (308,279)      (423,437)          115,158
                                        ------------    ------------     ----------     ----------     ----------        ----------
          TOTAL INTEREST INCOME........    2,068,262       1,498,753        569,509        626,924      1,200,931          (574,007)
                                        ------------    ------------     ----------     ----------     ----------        ----------
INTEREST EXPENSE
     Demand Deposits...................       41,811          12,331         29,480        (37,587)       (14,643)          (22,944)
     Savings Deposits..................      114,588          52,684         61,904        110,852         80,349            30,503

     Time Deposits.....................      788,607         320,552        468,055         40,056        127,115           (87,059)
     Short-Term Obligations............      191,267         120,537         70,730         66,053         24,562            41,491
                                        ------------    ------------     ----------     ----------     ----------        ----------
          TOTAL INTEREST EXPENSE.......    1,136,273         506,104        630,169        179,374        217,383           (38,009)
                                        ------------    ------------     ----------     ----------     ----------        ----------
          NET INTEREST EARNINGS........ $    931,989    $    992,649     $  (60,660)    $  447,550     $  983,548        $ (535,998)
                                        ============    ============     ==========     ==========     ==========        ==========


     For purposes of this table, changes in interest due to volume and rate were determined as follows:

VOLUME VARIANCE          =  The change in volume is multiplied by the previous
                            year's rate.

RATE VARIANCE            =  The change in rate is multiplied by the previous
                            year's volume.

RATE/VOLUME VARIANCE     =  The change in volume is multiplied by the change in
                            rate.

         NOTE: The Rate/Volume variance was allocated to volume variance and rate variance in proportion to the relationship of the absolute dollar amount of the change in each. Nonaccrual loans are ignored for purposes of the above calculations due to the nominal amount of the loans.

CAPITAL RESOURCES

    Internal capital growth, through the retention of earnings, is the primary means of maintaining capital adequacy for the COMPANY. Shareholders' equity at year end 1995 was $18,452,000 compared to $16,518,000 at year end 1994 or a
11.7 % increase. This increase includes a $299,000 increase in equity due to the after tax change in the fair value of securities categorized as available-for-sale at 1995 as compared to a $166,000 reduction in equity at year end 1994. Total shareholders' equity in relation to total assets was 9.7% at year end 1995 compared to 8.9% at year end 1994. The ratio for average equity-to-average total assets was 9.1% for 1995 and 1994.

    On February 20, 1996, the COMPANY issued a Prospectus describing initiation of a Dividend Reinvestment Plan (The Plan) for shareholders under which the COMPANY'S Common Stock will be purchased by the Plan for participants with automatically reinvested dividends. The Plan provides an economical and convenient method for the holders of shares of the COMPANY'S Common Stock to purchase additional shares of Common Stock at market prices and without payment of a brokerage commission or service charge. The Plan does not represent a change in the COMPANY'S dividend policy or a guarantee of future dividends. Shareholders who do not wish to participate in the Plan will continue to receive cash dividends, as declared in the usual and customary manner. The COMPANY has approved the issuance of 150,000 authorized and unissued shares of the COMPANY'S Common Stock for purchase under the Plan.

    Regulatory standards require banks and bank holding companies to maintain capital based on "risk adjusted" assets so that categories of assets with potentially higher credit risk require more capital than assets with lower risk. Additionally, banks and bank holding companies are required to maintain capital to support, on a risk-adjusted basis, certain off-balance sheet activities such as standby letters of credit and interest rate swaps.

    In order to monitor relative levels of risk throughout the financial industry, the Federal Reserve Board classifies capital into two tiers. Tier 1 capital consists of common shareholders' equity, noncumulative and cumulative perpetual preferred stock, and minority interests less goodwill. Tier 2 capital consists of allowance for loan and lease losses, perpetual preferred stock (not included in Tier 1), hybrid capital instruments, term subordinated debt and intermediate-term preferred stock. All banks are required to meet a minimum ratio of 8.0% of qualifying total capital to risk-adjusted total assets. The Tier 1 capital ratio must be at least 4.0%. Capital qualifying as Tier 2 capital is limited to 1.25% of gross risk-weighted assets. The minimum leverage ratio for a bank holding company is 3.0% calculated by dividing Tier 1 capital by adjusted total assets. The impact of SFAS 115 is disregarded by banking regulators in determining compliance with capital requirements.

    Under a current regulatory proposal, interest rate risk would become an additional element in measuring risk-based capital. This proposed change is not expected to significantly impact the COMPANY'S compliance with capital guidelines. The following table illustrates the COMPANY'S risk-weighted capital ratios at December 31, 1995:



              Common Shareholders' Equity                  $  18,451,873
              Tier 1 Capital                               $  17,916,312
              Tier 2 Capital                               $   1,564,730
              Tier 1 and Tier 2 Capital                    $  19,481,042
              Adjusted Total Assets                        $ 191,250,816
              Total Risk-Adjusted Assets                   $ 125,178,418

              Leverage Ratio                                       9.37%
              Tier 1 Risk-Based Capital Ratio                     14.31%
              Tier 1 and Tier 2 Risk-Based Capital Ratio          15.56%

LIQUIDITY

    The COMPANY'S objective in managing liquidity is to maintain the ability to continue to meet the cash flow needs of its customers, such as borrowings or deposit withdrawals, as well as its own financial commitments. The principal sources of liquidity are net income, loan payments, maturing investment securities and investment securities available for sale, Federal funds sold and cash and deposits with banks. Along with its liquid assets, the COMPANY has additional sources of liquidity available to ensure that adequate funds are available as needed which include, but are not limited to, the purchase of Federal funds, the ability to borrow funds under line of credit agreements with correspondent banks and a borrowing agreement with the Federal Home Loan Bank of Cincinnati, Ohio, and the adjustment of interest rates to obtain deposits. Management feels that it has the capital adequacy, profitability and reputation to meet the current and projected needs of its customers. Items affecting the COMPANY'S historical sources and uses of cash and their impact on liquidity are summarized and discussed below.



                                                                  1995         1994         1993
                                                            ------------  -----------   ----------
          Net Income........................................ $    2,244   $   1,955   $    1,728
          Adjustments To Reconcile Net Income To Net
              Cash From Operating Activities................      1,483         198          620
                                                             ----------   ---------   ----------
          Net Cash From Operating Activities................      3,727       2,153        2,348
          Net Cash From Investing Activities................     (6,047)    (26,542)      (9,490)
          Net Cash From Financing Activities................      2,572      11,210        5,299
                                                             -----------  ---------   ----------
            Net Change In Cash and Cash Equivalents.........        252     (13,179)      (1,843)
          Cash And Cash Equivalents At Beginning Of Period..      6,730      19,909       21,752
                                                             -----------  ---------   ----------
          Cash And Cash Equivalents At End Of Period........ $    6,982   $   6,730   $   19,909
                                                             ==========   =========   ==========


    For 1995, the adjustments to reconcile net income to net cash from operating activities consist mainly of depreciation and amortization of premises and equipment and intangibles, the provision for loan losses, gain on sales of investment securities, net amortization of investment securities and net changes in other assets and liabilities. The most significant outflow of cash from investing activities was $14,420,000 used to fund the net change in loans. This use of funds was partially offset by a net cash infusion of $3,292,000 in deposits and $8,691,000 in proceeds from sales, maturities and calls of investment securities, net of new purchases. For a more detailed illustration of the COMPANY'S sources and uses of cash, refer to the Consolidated Statements of Cash Flows.

FAIR VALUES OF FINANCIAL INSTRUMENTS

    The COMPANY disclosed the estimated fair values and related carrying values of its financial instruments at December 31, 1995 and 1994 in Note 14 of the consolidated financial statements.

    The estimated fair value of loans, net of the allowance for loan losses, increased from 99.0% of the carrying value at December 31, 1994 to 100.9% at December 31, 1995.

    While these estimates of fair value are based on management's judgment of the most appropriate factors, there is no assurance that, were the COMPANY to have liquidated such items, the estimated fair values would necessarily have been realized. The methodologies utilized in evaluating the estimated fair values at December 31, 1995 and 1994 were consistently applied. The estimated fair values at December 31, 1995 and 1994, should not be considered to apply at subsequent dates.

    Other assets and liabilities of the COMPANY that are not defined as financial instruments under SFAS 107, "Fair Values of Financial Instruments," are not included in this disclosure. These would include, among others, such items as property and equipment, the intangible value of the COMPANY'S customer base and profit potential.

INFLATION

    Substantially all of the COMPANY'S assets and liabilities relate to banking activities and are monetary in nature. The consolidated financial statements and related financial data are presented in accordance with Generally Accepted Accounting Principles (GAAP). GAAP currently requires the COMPANY to measure the financial position and results of operations in terms of historical dollars, with the exception of securities available-for-sale which are measured at fair value. Changes in the value of money due to rising inflation can cause purchasing power loss.

    Management's opinion is that movements in interest rates affect the financial condition and results of operations to a greater degree than changes in the rates of inflation. It should be noted that interest rates and inflation do effect each other, but do not always move in correlation with each other. The COMPANY'S ability to match the interest sensitivity of its financial assets to the interest sensitivity of its liabilities in its asset/liability management may tend to minimize the effect of change in interest rates on the COMPANY'S performance.

REGULATORY REVIEW

    The COMPANY is subject to the regulatory requirements of The Federal Reserve system as a multi-bank holding company. The affiliate banks, CITIZENS-MARTINS FERRY and CITIZENS-STRASBURG are subject to regulations of The Federal Deposit Insurance Corporation (FDIC) and the State of Ohio, Division of Finance. CITIZENS-MARTINS FERRY was subject to a FDIC regulatory safety and soundness review on July 10, 1995 as of the close of business on March 31, 1995. There were no significant findings, which upon implementation, would have a material effect on the holding company or the Bank.

                              UNITED BANCORP, INC.

    UNITED BANCORP, INC. is a multi-bank holding company located in Martins Ferry, Ohio. The COMPANY originally became incorporated as a one bank holding company in July of 1983, through the acquisition of 100% of the voting stock of THE CITIZENS SAVINGS BANK, MARTINS FERRY, OHIO. As a shell holding company, the COMPANY is headquartered at the main office location of THE CITIZENS SAVINGS BANK at 4th at Hickory Street, Martins Ferry, Ohio. The COMPANY became a multi-bank holding company in December of 1986, through the purchase of 100% of the voting stock of THE CITIZENS-STATE BANK, Strasburg, Ohio. Since its formation, the COMPANY has had continual growth in dividend distribution levels which includes a 100% share dividend in 1992 and 1993 and a 10% share dividend distributed in 1994. UNITED BANCORP, INC. has traded on The Nasdaq SmallCaps Market tier of The Nasdaq Stock Market under the trading symbol UBCP since February of 1994.

    The markets served by both bank subsidiaries are rich in tradition, culture and heritage. CITIZENS-MARTINS FERRY meets the commercial banking needs of residents, business and industry of the eastern reaches of the upper Ohio Valley. This area is experiencing a renaissance through diversification of its economy. Industry is modernizing while new centers of technology and retail complexes are strengthening the economic base. CITIZENS-STRASBURG serves the market area of northeastern Ohio, including the Dover and New Philadelphia market areas and portions of the Akron-Canton metropolitan areas. The residential communities of this service area continue to prosper, driven by an economy fueled by light industry. Both bank subsidiaries serve the traditional needs of their customers while always reaching toward tomorrow by introducing new technologies, products and services.

                           THE CITIZENS SAVINGS BANK

    In 1974, CITIZENS-MARTINS FERRY opened a full service branch bank six miles west of Martins Ferry in Colerain, Ohio, providing the same products and services as the main office facility, including drive-thru banking convenience. In 1978, an additional full service branch bank was opened two miles south of Martins Ferry in Bridgeport, Ohio, also providing a full range of banking services, plus drive-thru banking. Additionally, a limited service auto-teller facility was opened in 1980 in Martins Ferry, one block south of the main office location. An Automated Teller Machine (ATM) began operation in nearby Aetnaville, Ohio in 1983, providing additional 24 hour limited banking services to area residents. To better serve the needs of our growing customer base and to address the needs of our increased staffing and equipment requirements, a newly constructed main office building was opened in February of 1984 as a 21,500 square foot addition to the existing auto-teller facility built in 1980.

    In mid-1990, CITIZENS-MARTINS FERRY began operation of an in-house mainframe data processing system capable of meeting current and future banking needs. The data processing center was originally installed on the Second Level of the main office location providing automated, accurate document processing, complex information retrieval for day-to-day customer servicing, statement preparation and data for management and regulatory reporting purposes.

    In 1991, CITIZENS-MARTINS FERRY began providing third party data processing services for its affiliate bank CITIZENS-STRASBURG utilizing the extra capacity available within the system. In 1993, a separate Operations Center was opened across the street from the CITIZENS-MARTINS FERRY'S main office location initially housing the Accounting and Bookkeeping Departments for the COMPANY. In July of 1993 the Upper Level area vacated by the relocation of the Accounting and Bookkeeping Departments was developed into a Loan Center providing a central location for CITIZENS-MARTINS FERRY to serve its installment loan business as well as providing comfortable and confidential offices for walk-in consumer, mortgage and commercial lending services.

    Early in the third quarter of 1993, CITIZENS-MARTINS FERRY added an Automated Teller Machine (ATM) to a drive-thru lane of its Bridgeport branch bank location to provide additional 24 hour a day banking services. Also in 1993, CITIZENS-MARTINS FERRY entered into a service branch office rental agreement with The Ohio Company, a well known, highly accredited full service brokerage firm headquartered in Columbus, Ohio. Their facilities are located on the Second Level of the main office in renovated office space specifically identified as those of The Ohio Company.

    In October of 1995, the Data Processing Department was fully integrated into the Operations Center across the street from the main office. This move consolidated all support equipment and staff into a single location providing streamlined, cost efficient corporate support to all COMPANY locations. The conversion included the installation of a new NCR 3525 Mainframe Processor and an NCR 7725 Image Processor for check imaging and statement production scheduled for phase-in during the second quarter of 1996.


                                    [PHOTO]




                            THE CITIZENS-STATE BANK

    Prior to its acquisition by the COMPANY in 1986, CITIZENS-STRASBURG was a single location, full service banking facility serving the banking needs of a growing residential community involving light industrial and agricultural development. CITIZENS-STRASBURG was able to expand its market presence through the denovo construction of a full service banking center six miles south in nearby Dover, Ohio in 1990. This new facility, along with offering traditional banking services, currently houses the subsidiary Operations Center tied directly to the Operations Center at CITIZENS-MARTINS FERRY. Portions of the CITIZENS-STRASBURG operational support function will be consolidated to the Operations Center in Martins Ferry in the second quarter of 1996.

    In the first quarter of 1992, CITIZENS-STRASBURG again expanded its market presence through the purchase of deposits and branch offices of Society National Bank of Cleveland, located twelve miles south in New Philadelphia and ten miles northeast in Sherrodsville, Ohio.

    The New Philadelphia branch, located just off the town square in New Philadelphia, Ohio, is a full service banking facility offering a wide menu of products and services including drive-thru banking. An Automated Teller Machine (ATM) located in a walkup foyer adjacent to the main lobby entrance, offers convenience as well as 24 hour banking.

    The Sherrodsville branch is located in a small rural community setting operating as a full service branch banking facility offering the same wide variety of products and services, including drive-thru banking convenience. CITIZENS-STRASBURG acquired an additional branch banking facility within the Sherrodsville marketplace in Dellroy, Ohio from National City Bank of Cleveland, Ohio in December of 1994. This purchase developed a larger market share for CITIZENS-STRASBURG in the Atwood Lake Conservancy District.

                                1986            1987         1988           1989
                             ----------     ----------    ----------     -----------
Interest Income..........    $8,079,609     $8,963,088    $9,459,611     $11,381,035
Interest Expense.........     5,127,712      5,688,807     5,941,211       7,220,587
                             ----------     ----------    ----------     -----------
NET INTEREST INCOME......     2,951,897      3,274,281     3,518,400       4,160,448
Provision For Loan
 Losses..................       147,000         36,000       102,000         182,000
                             ----------     ----------    ----------     -----------
NET INTEREST INCOME
 AFTER PROVISION FOR
 LOAN LOSSES.............     2,804,897      3,238,281     3,416,400       3,978,448
Noninterest Income,
 Including Security
 Gains/(Losses)..........       503,420        529,226       464,525         349,829
Noninterest Expense......     2,203,077      2,695,250     2,781,577       2,908,875
                             ----------     ----------    ----------     -----------
INCOME BEFORE
 INCOME TAXES............     1,105,240      1,072,257     1,099,348       1,419,402
Income Taxes.............        89,434        144,189       161,194         304,952
                             ----------     ----------    ----------     -----------
    NET INCOME...........    $1,015,806       $928,068      $938,154      $1,114,450
                             ==========     ==========    ==========     ===========
------------------------------------------------------------------------------------
Total Assets.............  $107,662,018   $111,491,682  $120,728,808    $129,527,455
Deposits.................    96,925,876    100,074,388   108,255,872     115,848,920
Equity Capital...........     7,854,612     10,291,906    10,836,323      11,543,373
Loans Outstanding,
 Net.....................    38,675,503     39,756,544    43,385,742      56,862,870
Term Federal Funds.......     1,000,000      4,378,000     8,059,000       9,105,000
Allowance For Loan
 Losses..................       505,822        472,007       478,042         595,160
Net Charge-Offs .........        64,958         69,815        95,965          64,882
Full Time Employees
 (Average
 Equivalents)............            55             57            57              58
Number Of Offices........          Four           Four          Four            Four
------------------------------------------------------------------------------------
Earnings Per Share.......         $0.70          $0.63         $0.51           $0.60
Dividends Per Share......          0.19           0.20          0.21            0.22
Book Value Per Share.....          5.41           5.57          5.86            6.25
Market Value Range
 Per Share...............   3.79 - 5.31    5.12 - 6.06   5.23 - 5.91     5.57 - 6.25
------------------------------------------------------------------------------------
Cash Dividends Paid......      $275,000       $297,550      $394,800        $407,400
Return On Average
 Assets..................         1.03%          0.85%         0.82%           0.89%
Return On Average
 Equity..................        13.57%         11.16%         8.88%           9.96%
------------------------------------------------------------------------------------

NOTE: THE ABOVE PER SHARE AMOUNTS HAVE BEEN RESTATED TO REFLECT STOCK DIVIDENDS BASED ON THE WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING FOR EACH YEAR.


           1990             1991           1992           1993             1994              1995
      --------------     ------------  -----------     ------------    ------------      ------------
        $11,421,492      $11,699,233   $12,166,789     $11,656,336     $12,283,260       $14,351,522
          7,127,552        6,712,916     5,948,713       5,259,839       5,439,213         6,575,486
      -------------      -----------   -----------     -----------     -----------       -----------
          4,293,940        4,986,317     6,218,076       6,396,497       6,844,047         7,776,036
            240,000          222,000       302,000         270,500         281,000           465,000
      -------------      -----------   -----------     -----------     -----------       -----------
          7,127,552        6,712,916     5,948,713       5,259,839       5,439,213         6,575,486
          4,053,940        4,764,317     5,916,076       6,125,997       6,563,047         7,311,036
      -------------      -----------   -----------     -----------     -----------       -----------
            684,510          505,476       603,325         878,731         859,397           935,714
          3,465,803        3,625,772     4,457,545       4,799,745       4,921,836         5,233,881
      -------------      -----------   -----------     -----------     -----------       -----------
          1,272,647        1,644,021     2,061,856       2,204,983       2,500,608         3,012,869
            205,997          361,021       490,352         477,205         545,523           768,577
      -------------      -----------   -----------     -----------     -----------       -----------
         $1,066,650       $1,283,000    $1,571,504      $1,727,778      $1,955,085        $2,244,292
      =============      ===========   ===========     ===========     ===========       ===========
-----------------------------------------------------------------------------------------------------
       $132,008,476     $135,881,746  $164,675,155    $171,682,025    $185,634,119      $191,199,526
        115,056,983      118,059,873   145,648,647     152,334,470     163,312,482       166,604,359
         12,169,023       12,990,023    14,078,527      15,375,942      16,518,060        18,451,873
         71,060,484       77,137,769    79,642,462      86,696,640     106,952,378       120,907,269
          1,500,000        1,000,000             0               0               0                 0
            720,856          846,824     1,039,360       1,256,322       1,437,734         1,775,383
            114,304           96,032       109,464          53,538          99,588           127,351
                 66               71            83              80              82                83
               Five             Five         Seven           Seven           Eight             Eight
-----------------------------------------------------------------------------------------------------
              $0.58            $0.69         $0.85           $0.94           $1.06             $1.21
               0.24             0.25          0.26            0.28            0.31              0.42
               6.59             7.04          7.62            8.32            8.94              9.99
        5.85 - 6.25      5.91 - 6.59   6.25 - 8.64    9.09 - 16.82   17.75 - 22.50     12.75 - 19.50
-----------------------------------------------------------------------------------------------------
           $441,000         $462,000      $483,000        $512,400        $564,472          $776,136
              0.82%            0.95%         1.01%           1.04%           1.11%             1.18%
              8.99%           10.21%        11.60%          11.73%          12.24%            12.85%
-----------------------------------------------------------------------------------------------------





NOTE: APPLICABLE INCOME TAXES FOR 1993 ARE NET OF CUMULATIVE EFFECT OF
      ACCOUNTING CHANGE FOR INCOME TAXES OF $26,841.

                               BANKING LOCATIONS




          [PHOTO]                                       [PHOTO]
 THE CITIZENS SAVINGS BANK           THE CITIZENS SAVINGS BANK OPERATIONS CENTER
 Fourth at Hickory Street                      Fourth at Hickory Street
 Martins Ferry, Ohio  43935                    Martins Ferry, Ohio 43935

          [PHOTO]                                       [PHOTO]
 THE CITIZENS SAVINGS BANK                    THE CITIZENS SAVINGS BANK
  Howard at DeKalb Street                    Sharon Road at St. Route 250
  Bridgeport, Ohio 43912                         Colerain, Ohio 43916

                               BANKING LOCATIONS



         [PHOTO]                                         [PHOTO]
 THE CITIZENS-STATE BANK                        THE CITIZENS - STATE BANK
N. Wooster at 2nd Avenue                        N. Wooster at Ohio Avenue
  Strasburg, Ohio 44680                             Dover, Ohio 44622

                                    [PHOTO]
                            THE CITIZENS-STATE BANK
                                141 N. Broadway
                          New Philadelphia, Ohio 44663

         [PHOTO]                                         [PHOTO]
THE CITIZENS-STATE BANK                         THE CITIZEN'S - STATE BANK
   15 Sherrod Avenue                                 2 Smith Street
Sherrodsville, Ohio  44676                         Dellroy, Ohio 44620

                       DIRECTORS OF UNITED BANCORP, INC.
                              AND ITS SUBSIDIARIES



                   [PHOTO]                        [PHOTO]
         MICHAEL J. ARCIELLO(1),(3)        HERMAN E. BORKOSKI(1),(2)


         [PHOTO]                  [PHOTO]                      [PHOTO]
JOHN H. CLARK, JR.(1),(2)  DONALD A. DAVISON(1),(2)  JAMES W. EVERSON(1),(2),(3)


                   [PHOTO]                        [PHOTO]
         DR. LEON F. FAVEDE(1),(2)           PREMO R. FUNARI(1),(2)

1=UNITED BANCORP, INC.  2=THE CITIZENS SAVINGS BANK  3=THE CITIZENS-STATE BANK

                      DIRECTORS OF UNITED BANCORP, INC.
                             AND ITS SUBSIDIARIES





             [PHOTO]              [PHOTO]                [PHOTO]
        JOHN R. HERZIG(3)    DWAIN R. HICKS(3)     JOHN M. HOOPINGARNER(1),(3)

             [PHOTO]                                      [PHOTO]
        ALBERT W. LASH(1),(2)                        MICHAEL A. LEY(3)

         [PHOTO]                  [PHOTO]                      [PHOTO]
    HAROLD W. PRICE(3)      RICHARD L. RIESBECK(1),(2)  MATTHEW C. THOMAS(1),(2)


1=UNITED BANCORP, INC.  2=THE CITIZENS SAVINGS BANK  3=THE CITIZENS-STATE BANK

                                                 DIRECTORS OF UNITED BANCORP,INC.

Michael J. Arciello (3) . . . . . . . . . . . . . . . . . . . . . .Vice President of Finance, Nickles Bakeries, Inc., Navarre, Ohio
Herman E. Borkoski (2). . . . . . . . . . . . . . . . . . . . . . . . . President, Borkoski Funeral Homes, Inc., Tiltonsville, Ohio
John H. Clark, Jr. (1,3). . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Foundry Owner, Retired, Wheeling, West Virginia
Donald A. Davison (1) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .Electrical Contractor,Retired, Martins Ferry, Ohio
James W. Everson (1). . . . . . . . . . . . . . . . . . . . . . . . . . . President, The Citizens Savings Bank, Martins Ferry, Ohio
Dr. Leon F. Favede (3)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Optometrist, Bridgeport, Ohio
Premo R. Funari . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .Coal Executive, Retired, Martins Ferry, Ohio
John M. Hoopingarner (3)  . . . . . . . . . . . . General Manager, Muskingum Watershed Conservancy District, New Philadelphia, Ohio
Albert W. Lash (1)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .Auto Dealer, Retired, Colerain, Ohio
Richard L. Riesbeck (2,3) . . . . . . . . . . . . . . . . . . . . . President, Riesbeck Food Markets, Inc., Wheeling, West Virginia
Matthew C. Thomas (2) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .President, M.C. Thomas Insurance, Bridgeport, Ohio

                                                 OFFICERS OF UNITED BANCORP, INC.

Donald A. Davison   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Chairman of the Board
James W. Everson    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . President And Chief Executive Officer
Harold W. Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Vice President - Administration
Norman F. Assenza, Jr.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Vice President - Operations And Secretary
James A. Lodes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .Vice President - Lending
Ronald S. Blake . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Treasurer

                                    DIRECTORS OF THE CITIZENS SAVINGS BANK, MARTINS FERRY, OHIO

Herman E. Borkoski (2)  . . . . . . . . . . . . . . . . . . . . . . . . President, Borkoski Funeral Homes, Inc., Tiltonsville, Ohio
John H. Clark, Jr. (1)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Foundry Owner, Retired, Wheeling, West Virginia
Donald A. Davison (1)   . . . . . . . . . . . . . . . . . . . . . . . . . . . . Electrical Contractor, Retired, Martins Ferry, Ohio
James W. Everson (1) .  . . . . . . . . . . . . . . . . . . . . . . . . . President, The Citizens Savings Bank, Martins Ferry, Ohio
Dr. Leon F. Favede  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Optometrist, Bridgeport, Ohio
Premo R. Funari . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Coal Executive, Retired, Martins Ferry, Ohio
Albert W. Lash (1)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .Auto Dealer, Retired, Colerain, Ohio
Richard L. Riesbeck (2) . . . . . . . . . . . . . . . . . . . . . . President, Riesbeck Food Markets, Inc., Wheeling, West Virginia
Matthew C. Thomas (2) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .President, M.C. Thomas Insurance, Bridgeport, Ohio

 1 = Executive Committee    2 = Audit Committee   3 = Compensation Committee

                                    OFFICERS OF THE CITIZENS SAVINGS BANK, MARTINS FERRY, OHIO

Donald A. Davison. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Chairman of the Board
James W. Everson . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . President and Chief Executive Officer
Norman F. Assenza, Jr. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .Senior Vice President - Operations
James A. Lodes. . . . .  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Senior Vice President - Lending
Ronald S. Blake. . . . . .  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Vice President - Comptroller
Cleo S. Dull. . . .  . . .  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .Vice President - Customer Service
Lee V. Grafton   . .  . . .  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .Vice President
William S. Holbrook .  . . . .  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .Vice President - Administration - Cashier
Joseph Bednarik  . . . . .  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Assistant Vice President
Robert T. Donald . . . . .  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Assistant Vice President
Raye Lynn Ackerman. . . .  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Assistant Cashier
Scott A. Everson  . . . . .  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Assistant Cashier
Lloyd G. Hood, Jr.  . . . . .  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Assistant Cashier
Judith C. Miller .  . . . . .  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Assistant Cashier
Matthew D. Jenkins  . . . . .  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Accounting - Operations Officer
Michael A. Lloyd. . . . . . .  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . ..Data Processing Officer

                                       DIRECTORS OF THE CITIZENS-STATE BANK, STRASBURG, OHIO

Michael J. Arciello (1,2) . . . . . . . . . . . . . . . . . . . . . Vice President of Finance, Nickles Bakeries, Inc., Navarre, Ohio
James W. Everson . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .President, United Bancorp, Inc., Martins Ferry, Ohio
Harold W. Price (1). . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . President, The Citizens-State Bank, Strasburg, Ohio
John R. Herzig (2)  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  President, Toland-Herzig Funeral Homes, Strasburg, Ohio
Dwain R. Hicks . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  President, L.J. Smith, Inc., Bowerston, Ohio
John M. Hoopingarner (1) . . . . . . . . . . . . . General Manager, Muskingum Watershed Conservancy District, New Philadelphia, Ohio
Michael A. Ley (2) . . . . . . . . . . . . . . . . . . . . . . . . President and Owner, Robert's Men's Shops, New Philadelphia, Ohio

                                       OFFICERS OF THE CITIZENS-STATE BANK, STRASBURG, OHIO

Michael J. Arciello . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .Chairman of the Board
Harold W. Price. .  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .President and Chief Executive Officer
Charles E. Allensworth  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Executive Vice President
Brent W. Metzger .  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Vice President
Martin L. Merryman  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Assistant Vice President
Linda E. Myers . . . .  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Assistant Vice President
Dianne M. Cole  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Assistant Cashier
Carol L. Rambaud  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Assistant Cashier
Susan A. Wickham  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Assistant Cashier

 1 = Executive Committee     2 = AuditCommittee     3 = Compensation Committee

   UNITED BANCORP, INC.'S common stock trades on The Nasdaq SmallCap Market tier of The Nasdaq Stock Market under the symbol UBCP, CUSIP #90991109. There are currently 1,847,942 shares outstanding, held among approximately 700 shareholders of record as of December 31, 1995. The following table sets forth the quarterly high and low closing prices of UNITED BANCORP, INC. stock from January 1, 1995 to December 31, 1995 and January 1, 1994 to December 31, 1994 as reported by the NASDAQ, The price quotes have been adjusted for comparison purposes for the 10% stock dividend distributed on September 9, 1994. The price quotations contained in the following table should not necessarily be relied on in determining the value of the shareholders' investment.
                              UNITED BANCORP, INC.
                       COMMON STOCK PRICES AND DIVIDENDS

                                                                                1995

                                                   ------------------------------------------------------------------
                                                   MARCH 31           JUNE 30         SEPTEMBER 30        DECEMBER 31
                                                   -----------     -------------     ---------------    -------------

     MARKET PRICE RANGE
          High..................................   $19 1/2           $19 1/2             $19               $16 1/2
          Low...................................    16 1/2            15 1/2              15                12 3/4

     CASH DIVIDENDS
          Quarter...............................   $0.100            $0.100              $0.110            $0.110
          Cumulative............................    0.100             0.200               0.310             0.420


                                                                               1994
                                                   -------------------------------------------------------------------
                                                   MARCH 31           JUNE 30         SEPTEMBER 30        DECEMBER 31
                                                   -----------     -------------     ---------------    -------------

     MARKET PRICE RANGE
          High...................................  $21  3/4          $21  1/4           $20  1/2           $22   1/2
          Low....................................   19                17  3/4            18  1/2            18   1/2

     CASH DIVIDENDS
          Quarter................................  $0.073            $0.073             $0.080             $0.080
          Cumulative.............................   0.073             0.146              0.226              0.306



                             INVESTOR RELATIONS
A copy of the COMPANY'S Annual Report on Form 10-K, as filed with the SEC, will be furnished free of charge upon written request to:

                          Ronald S. Blake, Treasurer
                             United Bancorp, Inc.
                     4th at Hickory Streets, P.O. Box 10
                           Martins Ferry, OH  43935

                                STOCK TRADING

                             McDonald and Company
                                P.O. Box 20897
                            Canton, OH 44701-0897
                             CALL: 1-800-962-0537


                               The Ohio Company
                            155 East Broad Street
                             Columbus, OH  43215
                             CALL 1-800-255-1825

                                ANNUAL MEETING
The Annual Meeting of Shareholders will be held at 2:00 P.M., April 17, 1996 at the Corporate Headquarters in Martins Ferry, Ohio.

                       DIVIDEND REINVESTMENT AND STOCK
                                PURCHASE PLAN

A dividend reinvestment and stock purchase plan is available to shareholders of United Bancorp, Inc. The Plan provides an opportunity to invest cash dividends and optional cash payments in United Bancorp, Inc. stock. For details write to:

                         DRIP Plan Administrator UBCP
                                 P.O. Box 767
                              Wheeling, WV 26003
                           CALL: (304) 234-9436 or
                           1-800-328-3369 Ext. 436

                             INDEPENDENT AUDITORS
                        Crowe, Chizek and Company LLP
                         Certified Public Accountants
                             10 West Broad Street
                             Columbus, OH  43215
                                (614) 469-0001

                                 HEADQUARTERS
                       The Citizens Savings Bank Bldg.
                            4th at Hickory Street
                           Martins Ferry, OH  43935
                                (614) 633-BANK
                              FAX (614) 633-1448

                         TRANSFER AGENT AND REGISTRAR
                               Trust Department
                             WesBanco - Wheeling
                                One Bank Plaza
                              Wheeling, WV 26003
                              (304) 234-9422 or
                           1-800-328-3369 Ext. 436