Form 10-K405, Exhibit 13
period 1996-12-31
UNITED BANCORP INC /OH/
filed 1997-03-26
CIK 731653

                                                                     EXHIBIT 13

Financial Highlights




                                                                  For The Years Ended December 31,
                                                               ------------------------------------
                                                                 1996         1995         % Change
                                                               --------     --------         ------
EARNINGS (IN 000'S)
     Total interest income                                     $ 15,006     $ 14,351          4.56%
     Total interest expense                                       6,747        6,575          2.62%
     Net interest income                                          8,259        7,776          6.21%
     Net income                                                   2,584        2,244         15.14%

PER SHARE
     Net income                                                $   1.27     $   1.10         15.45%
     Cash dividends paid                                           0.43         0.38         13.16%
     Book value (end of period)                                    9.84         9.08          8.37%

AT YEAR END (IN 000'S)
     Total assets                                              $202,365     $191,200          5.84%
     Total assets (average)                                     195,497      190,976          2.37%
     Total deposits                                             171,512      166,604          2.95%
     Securities sold under agreements to repurchase               8,642        4,469         93.38%
     Net loans                                                  130,638      120,907          8.05%
     Securities                                                  57,858       56,471          2.46%
     Shareholders' equity                                        20,016       18,452          8.48%
     Shareholders' equity (average)                              19,155       17,463          9.69%

STOCK DATA
     Market value (end of period)                              $  21.75     $  12.73         70.86%
     Dividend payout ratio                                        33.83%       34.58%        -2.17%
     Price earnings ratio                                        17.13x       10.54x         62.52%

KEY PERFORMANCE RATIOS
     Return on average assets                                      1.32%        1.18%        11.86%
     Return on average shareholders' equity                       13.49%       12.85%         4.98%
     Efficiency Ratio                                             54.51%       56.62%        -3.73%



Table of Contents




Financial Highlights                            1        Independent Auditors Report           20

Letter From The President                       2 - 3    Financial Statements                   21 - 24

Corporate Profile                               4 - 5    Notes to Financial Statements          25 - 43

Board of Directors and Corporate Officers       6 - 9    A Decade of Progress                   44 - 45

Management's Discussion and Analysis            10 - 19  Banking Locations                      46 - 47

                                                         Dividend Reinvestment Application      48

                                                         Shareholder Information                49

A Letter From The President






Dear Shareholder:

If a good year is measured by improved earnings, increased shareholder value and new customer services, then we are pleased to report a great year of performance by United Bancorp, Inc. (UBCP) and its two subsidiary banks, The Citizens Savings Bank of Martins Ferry and The Citizens-State Bank of
Strasburg.

     Our 1996 positive earnings performance of 1.32% Return On Average Assets and 13.49% Return On Average Equity reflects continued success in maximizing our interest earning assets and cost effective management of our noninterest income and noninterest expense. An industry standard used in the measurement of a bank's ability to manage overhead costs is its efficiency ratio, with outstanding performance rated between 50% to 60%. In non-accounting terms, this information reflects how much of each dollar is spent on costs associated with operating the bank. Obviously, the lower the percentage the better. UBCP's efficiency ratio was 54.51% in 1996 and 56.62% in 1995, demonstrating our efforts to control costs.

     Shareholder value, calculated as the stock price, (last trade) multiplied by the number of shares outstanding, grew 87.71% to $44,226,000 at December 31, 1996. The market positively reacted to our earnings performance and the 10% share dividend paid to shareholders on June 20, 1996. During this past year, we introduced a Dividend Reinvestment and Cash Deposit Plan to shareholders and also a Deferred Fee Plan to Directors. These programs allow dividends and fees to be reinvested in UBCP stock and together with our employee 401(k) program, all have added to increased trading activity and stock ownership by Shareholders, Directors, Officers and Employees.

     During the first quarter of 1996, we introduced Check Image Processing to all of our Citizens Bank customers. In place of cumbersome canceled checks, our customers now enjoy the convenience of receiving images of their checks arranged on a regular sheet of paper for orderly storage in a loose leaf binder which we provide as part of this new service. We successfully converted over 12,000 accounts and have received outstanding support and acceptance of this new service from our entire customer base.

     We centralized our Item Processing, Data Processing and Accounting for both subsidiary banks during the second quarter to our new Operations center in Martins Ferry. This consolidation of support functions has added to our cost efficiencies and will permit us to continue to improve our customer service through extended customer deposit times at each of our banking locations.

     During the fourth quarter, we expanded our real estate mortgage operations area within our Loan Center at Martins Ferry and hired two experienced Secondary Market real estate loan specialists. We are currently developing a new portfolio of home loan services and are training our lenders in the anticipation of an April introduction of these new fixed-rate home loan products. This "back office" facility will provide at all our banking offices a full range of home mortgage products. Our vision is to provide home ownership not only for those with a normal down payment and spotless credit background, but also for those just starting out with little or no down payment and additionally for those who may have experienced some degree of credit problems. Through our newly established Secondary Market investor relationships, we will be able to provide fixed rate mortgage products without assuming the credit risk or market risk. We will be able to expand our customer relationships through our new homeowners making their payments at their local Citizens Bank office. We project the income generated through this new program will have a very positive impact on future earnings of UBCP.

     On January 23, 1997, we announced the establishment of a new banking center in St. Clairsville, Ohio, the county seat of Belmont County. This new facility will be housed inside the

A Letter From The President


Riesbeck Food Markets, Inc. store located there at Plaza West. The opening of this new in-store sales location marks the beginning of a new era in banking for UBCP, our customers and future customers in this expanded market area. Services offered in this new facility will include depository banking, with our full line of product offerings; lending products, including Secondary Market options as well as our regular full line of loan products. Additionally, we will feature a full service Automated Teller Machine (ATM). Regulatory applications are currently being processed and it is anticipated we will be opening this new full service banking center in May of this year.

     At the conclusion of our Annual Meeting in 1996, Albert W. "Pete" Lash retired from the active Directorship to Director Emeritus of United Bancorp, Inc. and The Citizens Savings Bank. Pete began his service as a Director of The Citizens Savings Bank in 1975 near the time we opened our first branch office located in Colerain, Ohio. As a Colerain resident, active church member, business and community leader, he was able to bring to our decision making processes a genuine customer viewpoint. We thank him for his dedication to the growth and development our Banks and UBCP and wish him good health and happiness.

     All of our accomplishments reflect the dedication of loyal employees, officers and directors working together to promote our organization. To each I say "Thank You" for another outstanding year. This dedication to individualized, courteous and caring customer service combined with the implementation of the latest banking technologies equates to increased efficiencies in performance and continued increased shareholder value.



     As a banking team, we share many fine memories of past accomplishments, yet we continue to have dreams refined into attainable goals as we prepare ourselves to meet the new challenges and opportunities before us.


                                        Very truly yours



                                        James W. Everson
                                        President & Chief Executive Officer

                                        January 31, 1997

Corporate Profile


United Bancorp, Inc., (UBCP) is headquartered on the eastern border of Ohio along the Ohio river in the small industrial town of Martins Ferry, directly across from Wheeling, West Virginia. As one of the earliest settlements on the frontier in the late 1700's, the community developed a sense of pride, determination and courage in the face of many challenges. The Industrial Revolution dramatically altered the local economic base from agrarian to manufacturing and mining. The nearby Ohio river provided inexpensive transportation to the rest of the expanding country and where rivers were not available, railroads were built to ensure swift delivery of products.

     The essence of the local economy has long been tied directly to this base of industrial manufacturing and mining and has suffered as the Information Age replaces the Industrial Age. With the closure of many local mills, manufacturing plants, coal mines and other related businesses, the local economy has struggled to adapt to changes necessary, not only to survive locally, but also to compete in a world market. Light manufacturing and high-tech industries are beginning to fill the void and are seen as essential building blocks in the foundation of a strong recovery and the growth of the economic base of the Ohio Valley.

     UBCP was created as a single bank holding company in July of 1983 through the acquisition of 100% of the voting stock of The Citizens Savings Bank of Martins Ferry, Ohio. UBCP became a multi-bank holding company in December of 1986 through the purchase of 100% of the voting stock of the Citizens-State Bank of Strasburg, Ohio. Common stock of UBCP was available through over-the-counter trading until February 1994 when it began trading on The Nasdaq SmallCaps Market tier of The Nasdaq Stock Market under the trading symbol UBCP.

     The Citizens Savings Bank, (Citizens-Martins Ferry), originally established as The German Savings Bank in 1902, remains the lead bank in the multi-bank holding company and continues as an integral part of the development of the commercial and residential base in Martins Ferry and other local communities. The Bank expanded its market through the construction of a full service branch banking facility six miles west in nearby Colerain, Ohio in 1974. Expansion opportunities continued in 1978 with the construction of another full service branch bank in Bridgeport, Ohio, located two miles south of Martins Ferry. A limited service auto-teller facility was opened in Martins Ferry in 1980, one block south of the former main office location. An Automated Teller Machine (ATM) began operation in nearby Aetnaville, Ohio in 1983, providing additional 24 hour limited banking services to area residents. The main banking facility outgrew the confines of its previous location and subsequently relocated in 1984 to a newly constructed 21,500 square foot addition to the auto-teller facility mentioned above.

     The Citizens-State Bank of Strasburg, (Citizens-Strasburg) was also established in 1902 and enjoys a rich legacy of personalized service to customers in an area of north central Ohio whose economy is supported by agriculture and light industry. Additionally, it benefits as a "bedroom community" for the Akron-Canton metropolitan area. Citizens-Strasburg joined the bank holding company in 1986 through acquisition of 100% of its voting stock by UBCP. To provide the locations necessary to better serve a growing market area, Citizens-Strasburg constructed a new full service banking facility in Dover, Ohio in 1990. This expansion was soon followed with the acquisition of two branch banking facilities in New Philadelphia and Sherrodsville in 1992. Additionally, a branch banking facility located in Dellroy, Ohio was acquired in 1994 This most recent acquisition brought the number of offices to five for Citizens-Strasburg and eight overall for both Banks.

     In October of 1993, a separate Operations Center was opened across the street from Citizens-Martins Ferry's main office housing Data Processing, Accounting and Bookkeeping. UBCP's

Corporate Profile

management embraced the concept of in-house data processing as part of a continuing effort to better manage costs and also to provide more flexibility for future development and introduction of cutting edge technologies critical to maintaining market share in a highly competitive industry. The information processing became reality in mid 1990 for the lead bank, Citizens-Martins Ferry and later in 1991 they also began data processing for Citizens-Strasburg.
Again, as in the past, management realized the need for change and expanded the data processing activity into a separate Operations Center located directly across the street from the main banking center in Martins Ferry.



                           Picture of Holding Company
                                    Officers


     With the technology in place and a talented staff ready for the next challenge, management consolidated all back room support operations for both banks into the Operations Center in Martins Ferry in mid 1996. Also in mid 1996, management moved forward once again into uncharted waters with the introduction of check and statement image processing, where the customer would no longer receive their checks and deposits tickets in their statements, but would receive an image of each transaction. This new venture in banking was undertaken with the knowledge that not only would the daily routine of transaction processing change dramatically, but the customer base at all banking locations would have to be educated about the benefits of this new service. A direct marketing approach was taken with audio, video and print advertisements and direct mailings to customers promoting the new concept. The successes enjoyed by both banks during the conversion were proof that positive change can be accomplished without sacrificing the personalized service and consideration our customers deserve.

     Loans by both Banks to individuals and businesses throughout the years have helped develop strong ties to the local communities and helped create many of the jobs today. Depository relationships developed over time have helped people save for the future and through the introduction of The Ohio Company Brokerage Services onsite in Martins Ferry, investment opportunities are available as well.

     The Banks have maintained their importance to the communities they serve as "family members," counselors, friends and trusted advisors. Today, as in the past, the Banks incorporate the philosophy of serving the communities they call home with products and services specific to the needs of each market. Additionally, new products and banking concepts are introduced to help keep pace with the ever changing methods of banking in today's global market.

     Management is deeply committed to providing the best possible banking service to individuals, businesses and municipalities while at the same time increasing the value of shareholder investment. The development and implementation of new technologies creates opportunities to better serve customer needs in cost efficient ways that still enable us to maintain more personalized customer relationships not evident in so many of today's financial institutions. Our goal is to continue the development of better banking services in concert with promoting our customers best interests. This marriage of new technology and old fashioned concern for our communities has been successful in the past and will hopefully maintain the steady growth in value of our stock providing the expected appreciation in value to our shareholders.

Directors of United Bancorp, Inc. And Its Subsidiaries








                               1,3                                1,2
            Michael J. Arciello                 Herman E. Borkoski










                      1,2                        1,2                     1,2,3
    John H. Clark, Jr.          Donald A. Davison       James. W. Everson






                           1,2                                    1,2
         Dr. Leon F. Favede                        Premo R. Funari


1 = United Bancorp, Inc.
2 = The Citizens Savings Bank
3 = The Citizens-State Bank

Directors of United Bancorp, Inc. And Its Subsidiaries













                 3                    3                             1,3
   John R. Herzig       Dwain R. Hicks          John M. Hoopingarner








                             3                         3
               Michael A. Ley           Harold W. Price







                        1,2                     1,2                      1,2
     Richard L. Riesbeck        Errol C. Sambuco        Matthew C. Thomas

1 = United Bancorp, Inc.
2 = The Citizens Savings Bank
3 = The Citizens-State Bank

Directors and Officers of United Bancorp, Inc. And Its subsidiaries



DIRECTORS OF UNITED BANCORP, INC.
Michael J. Arciello(3)    Vice President of Finance, Nickles Bakeries, Inc., Navarre, Ohio
Herman E. Borkoski(2)     President, Borkoski Funeral Homes, Inc., Tiltonsville, Ohio
John H. Clark, Jr.(1,3)   Foundry Owner, Retired, Wheeling, West Virginia
Donald A. Davison(1)      Electrical Contractor, Retired, Martins Ferry, Ohio
James W. Everson(1)       President, The Citizens Savings Bank, Martins Ferry, Ohio
Dr. Leon F. Favede(3)     Optometrist, Bridgeport, Ohio
Premo R. Funari           Coal Executive, Retired, Martins Ferry, Ohio
John M. Hoopingarner(3)   Gen. Mgr., Muskingum Watershed Conservancy Distr., New Philadelphia, Ohio
Richard L. Riesbeck(1,3)  President, Riesbeck Food Markets, Inc., St. Clairsville, Ohio
Errol C. Sambuco(2)       President, The Ohio Coatings Company, Yorkville, Ohio
Matthew C. Thomas(2)      President, M.C. Thomas Insurance, Bridgeport, Ohio




 OFFICERS OF UNITED BANCORP, INC.
 Donald A. Davison                        Chairman of the Board
 James W. Everson                         President and Chief Executive Officer
 Harold W. Price                          Vice President - Administration
 Norman F. Assenza, Jr.                   Vice President - Operations and Secretary
 James A. Lodes                           Vice President - Lending
 Ronald S. Blake                          Treasurer




DIRECTORS OF THE CITIZENS SAVINGS BANK, MARTINS FERRY, OHIO
Herman E. Borkoski(2)             President, Borkoski Funeral Homes, Inc., Tiltonsville, Ohio
John H. Clark, Jr.(1)             Foundry Owner, Retired, Wheeling, West Virginia
Donald A. Davison(1)              Electrical Contractor, Retired, Martins Ferry, Ohio
James W. Everson(1)               President, The Citizens Savings Bank, Martins Ferry, Ohio
Dr. Leon F. Favede                Optometrist, Bridgeport, Ohio
Premo R. Funari                   Coal Executive, Retired, Martins Ferry, Ohio
Richard L. Riesbeck(1)            President, Riesbeck Food Markets, Inc., St. Clairsville, Ohio
Errol C. Sambuco(2)               President, The Ohio Coatings Company, Yorkville, Ohio
Matthew C. Thomas(2)              President, M.C. Thomas Insurance, Bridgeport, Ohio


Albert W. Lash - Director Emeritus 1975 - 1996 United Bancorp, Inc. and The Citizens Savings Bank



1 = Executive Committee    2 = Audit Committee    3 = Compensation Committee

Directors and Officers of United Bancorp, Inc. And Its subsidiaries



OFFICERS OF THE CITIZENS SAVINGS BANK, MARTINS FERRY, OHIO
Donald A. Davison              Chairman of the Board
James W. Everson               President and Chief Executive Officer
Norman F. Assenza, Jr.         Senior Vice President - Operations and Secretary
James A. Lodes                 Senior Vice President - Lending
Ronald S. Blake                Vice President - Controller
Cleo S. Dull                   Vice President - Customer Service
William S. Holbrook            Vice President - Administration
Joseph Bednarik                Assistant Vice President
Robert T. Donald               Assistant Vice President
Raye Lynn Ackerman             Assistant Cashier
Scott A. Everson               Assistant Cashier
Lloyd G. Hood                  Assistant Cashier
Judith C. Miller               Assistant Cashier
Richard A. Cook                Loan Officer
Matthew D. Jenkins             Accounting/Customer Service Manager
Michael A. Lloyd               Data Processing Manager
Judith A. Stupak               Customer Service Officer
Cynthia Williams               Loan Officer





DIRECTORS OF THE CITIZENS-STATE BANK, STRASBURG, OHIO
Michael J. Arciello(1,2)             Vice President of Finance, Nickles Bakeries, Inc., Navarre, Ohio
James W. Everson                     President, United Bancorp, Inc., Martins Ferry, Ohio
John R. Herzig(2)                    President, Toland-Herzig Funeral Homes, Strasburg, Ohio
Dwain R. Hicks                       President, Hicks Consulting and Investing, New Philadelphia, Ohio
John M. Hoopingarner(1)              Gen. Mgr. Muskingum Watershed Conservancy Distr., New Philadelphia, Ohio
Michael A. Ley(2)                    President and Owner, Robert's Men's Shops, New Philadelphia, Ohio
Harold W. Price(1)                   President, The Citizens-State Bank, Strasburg, Ohio




OFFICERS OF THE CITIZENS-STATE BANK, STRASBURG, OHIO
Michael J. Arciello                           Chairman of the Board
Harold W. Price                               President and Chief Executive Officer
Charles E. Allensworth                        Executive Vice President
Martin L. Merryman                            Vice President
Howard A. Wacker                              Assistant Vice President
Linda E. Myers                                Assistant Vice President
Carol L. Rambaud                              Assistant Cashier
Susan A. Wickham                              Assistant Cashier
Dinanne M. Cole                               Assistant Cashier


1 = Executive Committee      2 = Audit Committee      3 = Compensation Committee

Management's Discussion and Analysis


     In the following pages, management presents an analysis of UNITED BANCORP, INC.'S financial condition and results of operations as of and for the year ended December 31, 1996 as compared to prior years. This discussion is designed to provide shareholders with a more comprehensive review of the operating results and financial position than could be obtained from an examination of the financial statements alone. This analysis should be read in conjunction with the financial statements and related footnotes and the selected financial data included elsewhere in this report.

FINANCIAL CONDITION

EARNING ASSETS - LOANS

Competitive pricing, proactive officer calling programs, wide ranging product offerings which meet the communities needs and a willingness to seek growth where none is apparent have all combined to generate another year of significant loan growth for UBCP. With a well balanced portfolio, both in variety of product offerings and diversification of risk, the Banks optimistically view opportunities for continued growth and diversification. At year-end 1996, gross loans were $132,660,608 compared to $122,682,652 at year-end 1995, representing an increase of 8.13% over 1995 levels.

     Installment loans, with emphasis placed on continued support of indirect automobile lending, were the largest category of total loans, totaling 34.0% of all loans at year-end 1996 compared to 35.1% at year-end 1995. This apparent decline is in fact attributable to significant growth in commercial and commercial real estate lending activities, thereby reducing the overall percentage in relation to the total. The indirect lending type of financing carries somewhat more risk than real estate lending, being offset to some extent by the potential for higher yields.

     The targeted lending areas for both Banks encompass four metropolitan areas, potentially minimizing the risks inherent in changes in economic conditions in the communities where UBCP's eight banking centers are located. Of some concern, however, is the Wheeling-Pittsburgh Steel strike taking place since October of 1996 within the Martins Ferry market. With no apparent conclusion to the strike in sight as of the printing of this report, there remains an unknown element as to how far reaching the effects of this prolonged strike will be. Citizens-Martins Ferry has installment, mortgage and commercial loans to individuals and businesses associated with Wheeling-Pittsburgh Steel in amounts not considered concentrated or reliant upon a single large employer. Management believes the balance of the allowance for loan losses currently in place is sufficient to deal with losses associated with the strike.

     Commercial real estate loans comprised 31.1% of total loan volume at year-end 1996 compared to 28.9% at year-end 1995 with efforts focused on developing and marketing loan product offerings tailored to the various needs recognized throughout the diverse markets serviced. The various types of commercial loans, as a mix of the total portfolio, continue to be diverse, with no material concentration in any one industry. Commercial loans were 9.4% and 8.8% of the total portfolio mix at year-end 1996 and 1995 with volumes expected to remain fairly constant throughout 1997.

     Out of area loans occur mostly in the Columbus and Akron-Canton, Ohio areas. Lending beyond the local area has been for projects and borrowers with substantial net worth. The majority of these loans are secured by real estate holdings comprised of hotels, motels and churches located in various geographic locations minimizing potential risks associated with lending activities specific to a limited area.

     Real estate mortgage loans were 25.5% of total loans at year-end 1996 compared to 27.1% at year-end 1995. Although the percentages indicate a decline in relation to total loans, actual volume increased slightly with a moderate decline in volume anticipated throughout 1997 as a result of UBCP's initiation of Secondary Market lending products by mid-year. Average loan volume

Management's Discussion and Analysis


represented 68.5% of average earning assets in 1996 compared to 64.7% in 1995.

     The allowance for loan losses represents that amount which management and the Board of Directors estimates is adequate to provide for inherent losses in its loan portfolio. The allowance balance and the annual provision charged to expense are reviewed by management and the Board of Directors monthly using a risk code model that considers borrowers past due experience, economic conditions and various other circumstances that are subject to change over time.

EARNING ASSETS - SECURITIES AND FEDERAL FUNDS SOLD
     The securities portfolio is comprised of U.S. Treasury and other U.S. government agency obligations, tax-exempt obligations of state and political subdivisions and certain other investments. The Banks do not hold any collateralized mortgage-backed securities, other than those issued by U.S. government agencies or other derivative securities. The quality rating of obligations of state and political subdivisions within Ohio is no less than Aaa, Aa or A, with all out-of-state bonds rated at AAA. Board policy permits the purchase of certain non-rated bonds of local schools, townships and municipalities, based on their known levels of credit risk.

     Securities available for sale at December 31, 1996 increased by $955,761, or 3.5%, over December 31, 1995 totals. A portion of this growth was offset by a decrease of approximately $239,000 (before tax effect) in market value adjustments for year-end 1996 compared to an increase of approximately $706,000 (before tax effect) at year-end 1995 reported as required by Statement of Financial Accounting Standards ("SFAS") No. 115. This compares to a net increase in total volume at year-end 1995 of $453,332. The Banks used a portion of the proceeds from securities sales, calls and maturities to fund loan demand when deposit growth was insufficient to meet those needs. The remaining proceeds were reinvested in additional U.S. government agency obligations and State, County and Municipal Bonds. Average securities available for sale for 1996 totaled $25,631,000, or 13.8% of average earning assets. Average securities available for sale for 1995 totaled $14,871,000, representing 8.3% of average earning assets. Securities held to maturity at year-end 1996 increased a modest $431,547, or 1.5%, over year-end 1995 totals. Average securities held to maturity were $30,291,000, representing 16.5% of average earning assets for 1996. This compares to $46,991,000, or 26.1%, of average earning assets for 1995.

     Short-term federal funds sold are used to manage interest rate sensitivity and to meet liquidity needs of the Banks. During 1996 these funds represented 1.3% of average earning assets. Federal funds in 1995 represented .8% of average earning assets.

SOURCES OF FUNDS - DEPOSITS

The Banks primary sources of funds are core deposits from retail and business customers. These core deposits include interest-bearing and non interest-bearing deposits, excluding certificates of deposit over $100,000. Total core deposits at year-end 1996 increased $2,628,895, or 1.7%, compared to year-end 1995. The largest segment of this increase was from certificates of deposits less than $100,000.

     The Banks maintain a strong deposit base from public agencies, including local school districts, city and township municipalities, public works facilities and others which may tend to be more seasonal in nature resulting from the receipt and disbursement of state and federal grants. These entities maintain fairly static balances due to various funding and disbursement timeframes. These accounted for 4.72% and 4.50% of total deposits at year-end 1996 and 1995.

Management's Discussion and Analysis



FINANCIAL CONDITION

SOURCES OF FUNDS - DEPOSITS
     Certificates of deposit over $100,000 are not considered part of core deposits and as such are used as a tool to manage funds. These deposits tend to be more rate sensitive and as a result fluctuate in relation to the Banks' pricing strategies. At year-end 1996, certificates of deposit over $100,000 had increased $2,278,987, or 19.5%, over 1995 year-end totals. Such deposits represented only 8.1% and 7.0% total deposits at year-end 1996 and 1995.

SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE AND OTHER SHORT-TERM BORROWINGS
     Other interest-bearing liabilities include securities sold under agreements to repurchase, sweep accounts, federal funds purchased, Treasury, Tax & Loan notes payable and Federal Home Loan Bank advances. At year-end 1996, securities sold under agreements to repurchase increased $4,173,572, or 93.4%, over 1995 year-end totals. While these totals are up considerably from 1995 levels, there were approximately $1,500,000 in repurchase agreements that had not been redeemed at year-end as has been the case in past years.

ASSET/LIABILITY MANAGEMENT
     The Banks actively manage their asset and liability portfolios through the use of software applications specifically designed for the financial industry to monitor sources and uses of funds, the impact of varying future interest rate scenarios and changes in anticipated volume of activity in earning assets and interest bearing liability accounts. Actual monthly information is entered into the system model, providing instant key performance ratio analysis in relation to peer banks and Board approved budget levels. Additionally, variance analysis is accomplished detailing any areas of concern in relation to interest rate risk and significant volume changes. Several "what if" models are run on the system, providing the projected end results on a monthly and year-to-date basis in relation to product pricing and expected yields on loans and investments.

     A rate shock analysis is performed monthly to show the effects of a swing in interest rates of plus or minus 200 basis points to determine the risk exposure the Banks would be subjected to if these dramatic rate shifts did indeed occur. Financial institutions cannot arbitrarily establish growth targets in earnings and assets and implement pricing changes merely to achieve these goals without regard to possible future economic changes. Historical trends are also important factors in determining the most likely result of various pricing strategies and through the use of sophisticated asset/liability management models, these risks are highlighted and evaluated.

     Market risk is the potential effect external forces have on the value of the Banks' assets, liabilities and off-balance sheet positions. This risk arises from movements in the local, regional and national markets. Interest rate risk is the threat to net interest income which may arise from repricing differences in the Banks' assets and liabilities. It is also the threat to net income arising from fluctuations in market values of financial instruments. No transaction in the financial industry is without risk. The Banks assess and manage market and interest rate risk through monthly Asset/Liability Committee
(ALCO) meetings attended by Senior Management and the Executive Committees of the Board of Directors.

     Asset/liability management also includes GAP measurement which determines, over various time periods, interest earning assets and interest bearing liabilities which are due to reprice at current market rates. A financial institution will have a negative interest rate sensitivity GAP for a given period of time if the amount of its interest-bearing liabilities maturing or repricing within that period is greater than the total of the interest-earning assets maturing or repricing within the that same period. When interest rates increase, banks with a negative interest rate sensitivity GAP will be more likely to experience increases in the cost of their liabilities faster than the corresponding yields generated by their earning assets. Following the same concept, as interest rates decrease, the cost of funds for banks

Management's Discussion and Analysis


with a negative interest rate sensitivity GAP usually will decrease more rapidly than the yields on the earning assets. As a general rule of thumb, the same changes in interest rates will usually have the opposite effect on banks structured with a positive interest rate sensitivity GAP.

     Interest rate sensitivity varies with various types of interest-earning assets and interest-bearing liabilities. Overnight federal funds on which the rates change daily and loans which are tied to variable indices differ markedly from long-term securities and fixed-rate loans. Time deposits over $100,000 and money market certificates are more interest sensitive than passbook savings accounts. The shorter-term interest rate sensitivities are critical to reasonable measurement of interest sensitivity GAP.

     The Banks classify a portion of their interest-bearing demand deposit accounts and passbook savings accounts in the over one year category. Management has determined this assumption is reasonable based upon historical experience where these accounts do not materially react to changes in interest rates.

     The following table presents the amounts of interest earning assets and interest bearing liabilities outstanding at December 31, 1996, which are scheduled to reprice or mature in each of the indicated time periods. Except as shown, the amount of assets and liabilities which reprice or mature during a particular period were calculated in relation to the actual contractual terms of the asset or liability. The table, however, does not necessarily indicate the impact of general interest rate changes on the Banks net interest income in part because the repricing of certain categories of assets and liabilities is subject to competition and other factors beyond the control of the Banks. Because of this limitation, certain assets and liabilities depicted as maturing or repricing within a specific period may in fact mature or reprice at other times and at different volumes.




                                                            ONE YEAR      ONE THROUGH       FIVE THROUGH      OVER
                          (In thousands)                     OR LESS       FIVE YEARS        TEN YEARS      TEN YEARS      TOTAL
----------------------------------------------------------------------------------------------------------------------------------
INTEREST-EARNING ASSETS
Federal funds sold                                              225                                                           225
Loans                                                        50,340          58,694           23,627                      132,661
Securities available for sale                                 4,986          16,455            5,854            769        28,064
Securities held to maturity                                   2,173          15,973           11,395            253        29,794
                                                          ---------        --------         --------        -------      --------
  Total interest-earning assets                              57,724          91,122           40,876          1,022       190,744

INTEREST-BEARING LIABILITIES
Securities sold under agreements to repurchase                8,642                                                         8,642
Other borrowed funds                                            522              88               60             34           704
Savings                                                      26,419                           23,463                       49,882
Interest-bearing demand accounts                             10,962                           15,853                       26,815
Time deposits < $100,000                                     32,161          29,393            5,937                       67,491
Time deposits > $100,000                                      6,080           5,334            2,526                       13,940
                                                          ---------        --------         --------        -------      --------
  Total interest-bearing liabilities                         84,786          34,815           47,839             34       167,474

INTEREST RATE SENSITIVITY GAP                             $ (27,062)       $ 56,307         $ (6,963)       $   988      $ 23,270
                                                          =========        ========         ========        =======      ========

Cumulative interest rate sensitivity GAP                  $ (27,062)       $ 29,245         $ 22,282        $23,270
                                                          =========        ========         ========        =======

Cumulative interest rate sensitivity GAP as a
  percentage of total interest-earning assets                -14.19%          15.33%           11.68%         12.20%
                                                          =========        ========         ========        =======


Management's Discussion and Analysis


PERFORMANCE OVERVIEW

NET INCOME

Net income for 1996 was $2,583,989, representing a 15.14% increase over earnings for 1995. This reflects a continuation of the positive trend in earnings performance with previous earnings for 1995 of $2,244,292, or a 14.79%, increase over 1994 earnings of $1,955,085. The earnings per share performance, adjusted to reflect the 10% stock dividend distributed in June of 1996, has also continued upward with year-end achievements of $1.27 per share for 1996, $1.10 per share for 1995 and $0.96 per share for 1994.

     The banking industry relies on various key performance ratios to monitor the achievements obtained by individual banks, peer groups and the entire industry as a whole. UBCP's performance level in two of the most frequently presented of these ratios was 1.32% Return on Average Assets (ROA) and 13.49% Return on Average Equity (ROE) for 1996. Prior years ROA and ROE percentages were 1.18% and 12.85% in 1995 and 1.11% and 12.24% in 1994.

NET INTEREST INCOME
     Net interest income, by definition, is the difference between interest income generated on interest-earning assets and the interest expense incurred on interest-bearing liabilities. Various factors contribute to changes in net interest income, including volumes, interest rates and the composition or mix of interest-earning assets in relation to interest-bearing liabilities. Management has continued to employ aggressive marketing and pricing concepts to generate a higher yielding product mix within the loan portfolio as well as increasing the percentage of loans to earning assets to increase interest income.

     Net interest income increased to $8,258,734 in 1996 from $7,776,036 in 1995 and from $6,844,047 in 1994. The net interest margin, which is net interest income divided by average earning assets, was 4.47% in 1996 compared to 4.32% in 1995 and 4.16% in 1994. The net interest spread, defined as the difference between yields on interest-earning assets and costs of interest-bearing liabilities was 3.98% in 1996 compared to 3.86% in 1995 and 3.79% in 1994. The increase in the net interest margin for 1996 was due to higher yields on interest-earning assets in conjunction with negligible increases in the cost of interest-bearing liabilities. Average earning assets as a percent of total average assets increased to 94.7% in 1996, up from 94.2% in 1995 and 93.5% in 1994.

TOTAL INTEREST INCOME
     Total interest income increased to $15,006,091 in 1996 from $14,351,522 in 1995 and $12,283,260 in 1994. For 1996, average interest-earning assets increased 2.93% over the 1995 average to $185,111,000 with an overall average yield of 8.12% overall compared to 7.98% for 1995. This increase in yield continues to compare favorably against 7.46% for 1994. Of the net $655,000 increase in interest income, $748,000 was from growth in the volume of earning assets partially offset by a decrease of $93,000 in income due to changes in the mix of interest rates. Growth in lending, taxable securities available for sale and an increase in the level of federal funds sold contributed the most to these changes. For year-end 1995, the total increase in interest income of $2,068,000 was comprised of $1,499,000 from positive changes in the volume of interest-earning assets and $569,000 due to increases in interest rates. Federal Home Loan Bank dividends received by the Banks totaled $43,322 in 1996 compared to $9,751 in 1995 and no dividends in 1994.

Management's Discussion and Analysis



TOTAL INTEREST EXPENSE
     Total interest expense for the Banks for year-end 1996 increased $172,000 because of increased levels of deposit and borrowing activity. The average cost of interest-bearing liabilities for 1996 was 4.14% compared to 4.12% in 1995 and 3.67% in 1994. This trend represents a flattening out of interest rates over the last two years with little or no upward changes anticipated throughout 1997. The deposit rate structure reflects a low cost of funds, however, alternative investment opportunities for depositors has made it difficult to grow deposits in any meaningful way.

PROVISION FOR LOAN LOSSES
     The provision for loan losses is an operating expense recorded to maintain the related balance sheet allowance for loan losses at an amount considered adequate to cover losses that may occur in the normal course of lending. The total provision for loan losses was $455,400 in 1996, $465,000 in 1995 and $281,000 in 1994. Management has maintained the relative level of the provision in relation to loan volumes experienced throughout 1996. If events unfold in ways unforeseen in the Wheeling-Pittsburgh Steel strike mentioned earlier, changes to the provision amount would be initiated as Management deemed appropriate.

NONINTEREST INCOME
     Total noninterest income is made up of Bank related fees and service charges, as well as other income producing services provided, including ATM income, early redemption penalties for certificates of deposits, safe deposit rental income and other miscellaneous items.

     Noninterest income in 1996 was $920,951 compared to $876,285 in 1995 and $805,355 in 1994. Service charges on deposit accounts increased $45,208 in 1996 over 1995 and $123,417 in 1995 over 1994. The increase in 1995 resulted from the repricing of fees for depository products and growth in transactional volume. Security gains were $26,540 in 1996 compared to $10,836 in 1995 and $103,657 in 1994. Other income for 1996 was $284,997, down slightly from $301,243 in 1995 and up from $260,909 in 1994.

NONINTEREST EXPENSE
     Total noninterest expense for 1996 was $5,289,273 compared to $5,174,452 in 1995 and $4,867,794 in 1994. This slight increase in noninterest expense is the result of management's ongoing effort to control costs through consolidation of support functions for all locations, cross training of personnel to accomplish multi-tasking teams and when feasible, acquisition and implementation of the latest software and hardware technologies.

     Included in the noninterest expense category is the FDIC premium expense of $4,000 down significantly from 1995 levels of $188,532. Recent changes in the Bank Insurance Fund (BIF) insurance premium requirements for 1997 and beyond will require additional premium expenses for the Banks. Total premium expenses for 1997 are calculated to be approximately $15,000.

     Increases in other non interest expenses offset by the FDIC premium reduction were Ohio Corporate Franchise taxes calculated on capital levels and increases to the Bank's advertising activities necessary to promote the new era of Image Statement Processing. Salaries and employee benefits increased slightly due to normal and anticipated incremental salary and wage adjustments and the retirement of several long-term employees replaced at lower levels of compensation.

Management's Discussion and Analysis



     The following table is a summary of selected quarterly results of operations for the years ended December 31, 1996 and 1995.




                                           1ST QUARTER     2ND QUARTER     3RD QUARTER      4TH QUARTER
                                           -----------     -----------     -----------      -----------
1996                                                (In thousands except per share data)
Interest and dividend income               $     3,660     $     3,702     $     3,774      $     3,870
Interest expense                                 1,633           1,646           1,707            1,761
                                           -----------     -----------     -----------      -----------
Net interest income                              2,027           2,056           2,067            2,109
Provision for loan losses                          111             122             111              111
                                           -----------     -----------     -----------      -----------
Net interest income after
  provision for loan losses                      1,916           1,934           1,956            1,998
Noninterest income                                 234             240             229              218
Noninterest expense                              1,281           1,320           1,339            1,350
                                           -----------     -----------     -----------      -----------
Income before income tax                           869             854             846              866
Income tax expense                                 222             196             214              219
                                           -----------     -----------     -----------      -----------
Net income                                 $       647     $       658     $       632      $       647
                                           ===========     ===========     ===========      ===========


Average number of shares outstanding             2,033           2,033           2,033            2,033

Earnings per share                         $      0.32     $      0.32     $      0.31      $      0.32
                                           ===========     ===========     ===========      ===========

Dividends declared per share               $      0.10     $      0.11     $      0.11      $      0.11
                                           ===========     ===========     ===========      ===========



1995


Interest and dividend income               $     3,395     $     3,557     $     3,685      $     3,714
Interest expense                                 1,555           1,647           1,676            1,697
                                           -----------     -----------     -----------      -----------
Net interest income                              1,840           1,910           2,009            2,017
Provision for loan losses                           71              98             125              171
                                           -----------     -----------     -----------      -----------
Net interest income after
  provision for loan losses                      1,769           1,812           1,884            1,846
Noninterest income                                 225             225             195              231
Noninterest expense                              1,345           1,314           1,213            1,302
                                           -----------     -----------     -----------      -----------
Income before income tax                           649             723             866              775
Income tax expense                                 149             189             229              202
                                           -----------     -----------     -----------      -----------
Net income                                 $       500            $534     $       637      $       573
                                           ===========     ===========     ===========      ===========

Average number of shares outstanding             2,033           2,033           2,033            2,033

Earnings per share                         $      0.25     $      0.26     $      0.31      $      0.28
                                           ===========     ===========     ===========      ===========

Dividends declared per share               $      0.09     $      0.09     $      0.10      $      0.10
                                           ===========     ===========     ===========      ===========




Management's Discussion and Analysis


AVERAGE BALANCES, NET INTEREST INCOME AND YIELDS EARNED AND RATES PAID
     The following table provides information relating to average balance sheet information and reflects the average yield on interest-earning assets and the average cost of interest-bearing liabilities for the years ended December 31, 1996, 1995 and 1994. The yields and costs are calculated by dividing income or expense by the average balance of interest-earning assets or interest-bearing liabilities.
     The average yield has been computed using the historical amortized cost average balance for available for sale securities. Average balances are derived from month-end balances, which include nonaccruing loans in the loan portfolio, net of the allowance for loan losses. Management does not believe that the use of month-end balances instead of daily average balances has caused any material difference in the information presented. Interest income is on a historical basis without tax equivalent adjustment.




                                                             1996                       1995                        1994
                                                --------------------------  --------------------------   --------------------------
           (IN THOUSANDS)                                INTEREST                     INTEREST                     INTEREST
                                                AVERAGE   INCOME/  YIELD/   AVERAGE   INCOME/  YIELD/    AVERAGE   INCOME/   YIELD/
                                                BALANCE   EXPENSE   RATE    BALANCE   EXPENSE   RATE     BALANCE   EXPENSE    RATE
                                               --------  --------  -------  --------  -------  -------   --------  --------  ------
ASSETS
Interest-earning assets
  Loans (net of unearned income)               $126,102  $ 11,476    9.10%  $116,331  $10,496    9.02%   $ 98,599  $ 8,440   8.56%
  Taxable Securities - available for sale        25,150     1,703    6.82%    14,467      949    6.55%      4,592      317   6.90%
  Taxable Securities - held to maturity          10,698       586    5.48%    29,310    1,841    6.28%     37,850    2,341   6.18%
  Tax-exempt securities - available for sale        481        24    5.05%       404       19    4.73%         59        4   6.78%
  Tax-exempt securities - held to maturity       19,593     1,044    5.33%    17,681      948    5.36%     18,172      970   5.34%
  Federal funds sold                              2,482       130    5.25%     1,528       89    5.82%      5,354      211   3.94%
  FHLB stock                                        605        43    7.16%       127        9    7.68%
                                               --------  --------  -------  --------  -------  ------    --------  --------  -----
Total interest-earning assets                   185,111    15,006    8.12%   179,848   14,351    7.98%    164,626   12,283   7.46%

Noninterest-earning assets
  Cash and due from banks                         5,183                        5,597                        5,720
  Bank premises and equipment (net)               5,023                        4,835                        4,785
  Other nonearning assets                         2,100                        2,283                        2,238
  Less: allowance for loan losses                (1,920)                      (1,587)                      (1,330)
                                               --------                     --------                     --------
Total noninterest-earning assets                 10,386                       11,128                       11,413
                                               --------                     --------                     --------

Total assets                                   $195,497                     $190,976                     $176,039
                                               ========                     ========                     ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities
  Demand deposits                              $ 25,587       649    2.54%   $24,797  $   647    2.61%   $ 24,309     $605   2.49%
  Savings deposits                               51,226     1,525    2.98%    52,348    1,578    3.01%     50,561    1,463   2.89%
  Time deposits                                  78,781     4,235    5.38%    76,230    4,041    5.30%     69,720    3,253   4.67%
  Repurchase agreements
    and other borrowings                          7,207       338    4.69%     6,198      309    4.99%      3,464      118   3.41%
                                               --------  --------  -------  --------  -------  ------    --------  --------  -----
Total interest-bearing liabilities              162,801     6,747    4.14%   159,573    6,575    4.12%    148,054    5,439   3.67%
                                                         --------                     -------                      --------

Noninterest-bearing liabilities
  Demand deposits                                12,058                       12,609                       10,821
  Other liabilities                               1,483                        1,331                        1,193
                                               --------                     --------                     --------
Total noninterest-bearing liabilities            13,541                       13,940                       12,014

Total liabilities                               176,342                      173,513                      160,068

Total shareholders' equity                       19,155                       17,463                       15,971
                                               --------                     --------                     --------

Total liabilities and shareholders' equity     $195,497                     $190,976                     $176,039
                                               ========                     ========                     ========

Net interest income                                      $  8,259                     $ 7,776                      $  6,844
                                                         ========                     =======                      ========

Net interest spread                                                  3.98%                       3.86%                       3.79%
                                                                   =======                     ======                        =====

Net yield on interest-earning assets                                 4.47%                       4.32%                       4.16%
                                                                   =======                     ======                        =====


-    For purposes of this schedule, nonaccrual loans are included in loans.
- Net interest income is reported on an historical basis without tax-equivalent adjustment.
-    Fees collected on loans are included in interest on loans.

Management's Discussion and Analysis



RATE/VOLUME ANALYSIS
     The table below describes the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities have affected interest income and expense during the periods indicated. For purposes of this table, changes in interest due to volume and rate were determined using the following methods:

- Volume variance results when the change in volume is multiplied by the previous year's rate.

- Rate variance results when the change in rate is multiplied by the previous year's volume.

- Rate/volume variance results when the change in volume is multiplied by the change in rate.

     NOTE: The rate/volume variance was allocated to volume variance and rate variance in proportion to the relationship of the absolute dollar amount of the change in each. Nonaccrual loans are ignored for purposes of the calculations due to the nominal amount of the loans.

                                                           1996 COMPARED TO 1995                       1995 COMPARED TO 1994
                                                            INCREASE/(DECREASE)                         INCREASE/(DECREASE)
                                                      ----------------------------------         ---------------------------------
                                                                    CHANGE        CHANGE                       CHANGE       CHANGE
                           (In thousands)             TOTAL         DUE TO        DUE TO         TOTAL         DUE TO       DUE TO
                                                      CHANGE        VOLUME         RATE          CHANGE        VOLUME        RATE
                                                     -------        -------       ------         ------        ------       ------
Interest income
  Loans                                              $  980         $   889       $   91         $2,056        $1,581       $  475
  Taxable securities available for sale                 754             714           40            631           648          (17)
  Taxable securities held to maturity                (1,255)         (1,045)        (210)          (500)         (536)          36
  Tax-exempt securities available for sale                5               3            2             15            16           (1)
  Tax-exempt securities held to maturity                 97             102           (5)           (22)          (26)           4
  Federal funds sold                                     41              51          (10)          (122)         (194)          72
  FHLB stock                                             33              34           (1)            10            10            -
                                                     ------         -------       ------         ------        ------       ------
Total interest income                                   655             748          (93)         2,068         1,499          569

Interest expense
  Demand deposits                                         2              20          (18)            42            12           30
  Savings deposits                                      (53)            (33)         (20)           115            54           61
  Time deposits                                         194             137           57            788           320          468
  Repurchase agreements and
    other borrowings                                     29              48          (19)           191           120           71
                                                     ------         -------       ------         ------        ------       ------
Total interest expense                                  172             172            0          1,136           506          630

Net interest earnings                                $  483         $   576       $  (93)        $  932        $  993       $  (61)
                                                     ======         =======       ======         ======        ======       ======

CAPITAL RESOURCES
     Internal capital growth, through the retention of retained earnings, is the primary means of maintaining capital adequacy for UBCP. Shareholders' equity at December 31, 1996 was $20,016,011 compared to $18,451,873 at December 31, 1995, an 8.48% increase. Equity totals include $141,391 in unrealized gains on securities available for sale, net of tax at year-end 1996, compared to $299,199 at year-end 1995. Total shareholders' equity in relation to total assets was 9.89% at year-end 1996 compared to 9.65% at year end 1995.

     On February 20, 1996, UBCP issued a Prospectus describing initiation of a Dividend Reinvestment Plan (The Plan) for shareholders under which UBCP's common stock will be purchased by The Plan for participants with automatically reinvested dividends. The Plan does not represent a change in the dividend policy or a guarantee of future dividends.

Management's Discussion and Analysis



     Shareholders who do not wish to participate in The Plan will continue to receive cash dividends, as declared in the usual and customary manner. UBCP has approved the issuance of 150,000 authorized and unissued shares of the common stock for purchase under The Plan. To date, all shares purchased by The Plan, except for 797 shares purchased from UBCP on October 21, 1996, have been purchased on the open market.

LIQUIDITY
     Management's objective in managing liquidity is to maintain the ability to continue to meet the cash flow needs of its customers, such as borrowings or deposit withdrawals, as well as its own financial commitments. The principal sources of liquidity are net income, loan payments, maturing securities and sales of securities available for sale, federal funds sold and cash and deposits with banks. Along with its liquid assets, the Banks have additional sources of liquidity available to ensure that adequate funds are available as needed which include, but are not limited to, the purchase of federal funds, the ability to borrow funds under line of credit agreements with correspondent banks and a borrowing agreement with the Federal Home Loan Bank of Cincinnati, Ohio and the adjustment of interest rates to obtain depositors. Management feels that it has the capital adequacy, profitability and reputation to meet the current and projected needs of its customers.

     For the year ended December 31, 1996, the adjustment to reconcile net income to net cash from operating activities consisted mainly of depreciation and amortization of premises and equipment and intangibles, the provision for loan losses, gain on sales of securities, net amortization of securities and net changes in other assets and liabilities. The most significant use of the net cash from investing activities was $20,550,093 in securities purchases, $10,210,621 used to fund the net change in loans and $735,677 utilized for the purchase of the next generation of in-house data processing and image item processing hardware and software. This cash outflow was partially offset by the cash infusion of $18,985,031 in proceeds from sales, calls and maturities of securities. Financing activities include net changes in deposits and short-term borrowings and cash dividends paid. Deposits and short-term obligations were the primary sources of funds providing a net cash infusion of $9,411,385. For a more detailed illustration of sources and uses of cash, refer to the consolidated statements of cash flows presented elsewhere in the annual report.

INFLATION
     Substantially all of UBCP's assets and liabilities relate to banking activities and are monetary in nature. The consolidated financial statements and related financial data are presented in accordance with Generally Accepted Accounting Principles (GAAP). GAAP currently requires UBCP to measure the financial position and results of operations in terms of historical dollars, with the exception of securities available for sale which are measured at fair value. Changes in the value of money due to rising inflation can cause purchasing power loss.

     Management's opinion is that movements in interest rates affects the financial condition and results of operations to a greater degree than changes in the rate of inflation. It should be noted that interest rates and inflation do effect each other, but do not always move in correlation with each other. UBCP's ability to match the interest sensitivity of its financial assets to the interest sensitivity of it liabilities in its asset/liability management may tend to minimize the effect of changes in interest rates on performance.

                                  CROWE CHIZEK






     Board of Directors
     United Bancorp, Inc.
     Martins Ferry, Ohio


          We have audited the accompanying consolidated balance sheets of United Bancorp, Inc. and Subsidiaries, as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

          We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of United Bancorp, Inc. and Subsidiaries as of December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.






                                                 CROWE, CHIZEK AND COMPANY LLP



     Columbus, Ohio
     January 17, 1997

Consolidated Balance Sheets



                                                                                          ---------------------------------
                                                                                              1996                 1995
                                                                                          ------------         ------------
ASSETS
Cash and due from banks                                                                   $  6,393,703         $  6,382,420
Federal funds sold                                                                             225,000              600,000
                                                                                          ------------         ------------
     Total cash and cash equivalents                                                         6,618,703            6,982,420
Securities available for sale                                                               28,064,029           27,108,268
Securities held to maturity
  (Estimated fair value of $30,252,181 in 1996 and $29,985,912 in 1995)                     29,793,784           29,362,237
Total loans receivable                                                                     132,660,608          122,682,652
Allowance for loan losses                                                                   (2,022,987)          (1,775,383)
                                                                                          ------------         ------------
     Net loans receivable                                                                  130,637,621          120,907,269
Premises and equipment, net                                                                  5,184,782            4,901,237
Accrued interest receivable                                                                  1,412,504            1,361,086
Other real estate                                                                               24,869
Other assets                                                                                   628,566              577,009
                                                                                          ------------         ------------
     Total assets                                                                         $202,364,858         $191,199,526
                                                                                          ============         ============

LIABILITIES
Demand deposits
     Non-interest bearing                                                                 $ 13,384,268         $ 12,617,089
     Interest-bearing                                                                       26,815,615           25,429,547
Savings deposits                                                                            49,881,823           51,391,462
Time deposits - under $100,000                                                              67,490,727           65,505,440
Time deposits - $100,000 and over                                                           13,939,808           11,660,821
                                                                                          ------------         ------------
     Total deposits                                                                        171,512,241          166,604,359
Securities sold under agreements to repurchase                                               8,642,310            4,468,738
Other borrowed funds                                                                           704,492              163,502
Accrued expenses and other liabilities                                                       1,489,804            1,511,054
                                                                                          ------------         ------------
     Total liabilities                                                                     182,348,847          172,747,653

SHAREHOLDERS' EQUITY
Common stock - $1 par value:  10,000,000 shares authorized;
  2,033,385 - 1996 and 1,847,942 - 1995 issued and outstanding                               2,033,385            1,847,942
Additional paid-in capital                                                                  11,726,390            9,358,840
Retained earnings                                                                            6,114,845            6,945,892
Unrealized gain on securities available for sale, net of tax                                   141,391              299,199
                                                                                          ------------         ------------
     Total shareholders' equity                                                             20,016,011           18,451,873
                                                                                          ------------         ------------

     Total liabilities and shareholders' equity                                           $202,364,858         $191,199,526
                                                                                          ============         ============





         See accompanying notes to consolidated financial statements.
                                                                              21

Consolidated Statements of Income

                                                          -----------    -----------   -----------
                                                              1996           1995          1994
                                                          -----------    -----------   -----------
Interest and dividend income
     Loans, including fees                                $11,476,002    $10,496,510   $ 8,439,969
     Taxable securities                                     2,288,783      2,789,968     2,658,586
     Non-taxable securities                                 1,067,703        966,434       973,934
     Federal funds sold                                       130,281         88,859       210,771
     Dividends on Federal Home Loan Bank stock                 43,322          9,751
                                                          -----------    -----------   -----------
          Total interest and dividend income               15,006,091     14,351,522    12,283,260

Interest expense
     Deposits
       Demand                                                 648,677        646,829       605,018
       Savings                                              1,524,919      1,577,797     1,463,209
       Time                                                 4,235,365      4,041,388     3,252,781
     Other borrowings                                         338,396        309,472       118,205
                                                          -----------    -----------   -----------
          Total interest expense                            6,747,357      6,575,486     5,439,213
                                                          -----------    -----------   -----------

NET INTEREST INCOME                                         8,258,734      7,776,036     6,844,047

Provision for loan losses                                     455,400        465,000       281,000
                                                          -----------    -----------   -----------

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES         7,803,334      7,311,036     6,563,047

Noninterest income
     Service charges on deposit accounts                      609,414        564,206       440,789
     Net realized gain on sales of securities                  26,540         10,836       103,657
     Other income                                             284,997        301,243       260,909
                                                          -----------    -----------   -----------
          Total noninterest income                            920,951        876,285       805,355

Noninterest expense
     Salaries and employee benefits                         2,668,348      2,611,670     2,302,837
     Occupancy                                                763,621        702,506       726,775
     Insurance                                                 88,372        278,479       464,255
     Franchise and other taxes                                296,580        244,966       228,081
     Advertising                                              191,842        144,089       140,710
     Stationery and office supplies                           159,702        138,512       114,345
     Other expenses                                         1,120,808      1,054,230       890,791
                                                          -----------    -----------   -----------
          Total noninterest expense                         5,289,273      5,174,452     4,867,794
                                                          -----------    -----------   -----------

INCOME BEFORE INCOME TAXES                                  3,435,012      3,012,869     2,500,608
     Income tax expense                                       851,023        768,577       545,523
                                                          -----------    -----------   -----------

NET INCOME                                                $ 2,583,989    $ 2,244,292   $ 1,955,085
                                                          ===========    ===========   ===========

Earnings per common share                                 $      1.27    $      1.10         $0.96
                                                          ===========    ===========   ===========

Weighted average shares outstanding                         2,032,740      2,032,588     2,032,588
                                                          ===========    ===========   ===========





          See accompanying notes to consolidated financial statements.
                                                                              22

Consolidated Statements of Shareholders' Equity


                                                                                             UNREALIZED
                                                                                             GAIN/(LOSS)
                                                               ADDITIONAL                  ON SECURITIES       TOTAL
                                               COMMON           PAID-IN       RETAINED       AVAILABLE       SHAREHOLDERS'
                                               STOCK            CAPITAL       EARNINGS        FOR SALE          EQUITY
                                              ----------      -----------    -----------    ------------     -------------

BALANCE AT JANUARY 1, 1994                    $1,680,000      $ 6,000,000    $ 7,613,905      $   82,037      $15,375,942

     Net income                                                                1,955,085                        1,955,085
     10% Stock dividend                          167,942        3,358,840     (3,526,782)
     Cash paid in lieu of fractional shares
       on 10% stock dividend                                                      (1,073)                          (1,073)
     Cash dividends - $0.28 per share                                           (563,399)                        (563,399)
     Net change in unrealized gain/(loss) on
       securities available for sale                                                            (248,495)        (248,495)
                                              ----------      -----------    -----------      ----------      -----------

BALANCE AT DECEMBER 31, 1994                   1,847,942        9,358,840      5,477,736        (166,458)      16,518,060

     Net income                                                                2,244,292                        2,244,292
     Cash dividends - $0.38 per share                                           (776,136)                        (776,136)
     Net change in unrealized gain/(loss) on
       securities available for sale                                                             465,657          465,657
                                              ----------      -----------    -----------      ----------      -----------

BALANCE AT DECEMBER 31, 1995                   1,847,942        9,358,840      6,945,892         299,199       18,451,873

     Net income                                                                2,583,989                        2,583,989
     10% Stock dividend                          184,646        2,354,237     (2,538,883)
     Cash paid in lieu of fractional shares
       on 10% stock dividend                                                      (2,038)                          (2,038)
     Additional shares issued to fund
       Dividend Reinvestment Program                 797           13,313                                          14,110
     Cash dividends - $0.43 per share                                           (874,115)                        (874,115)
     Net change in unrealized gain/(loss) on
       securities available for sale                                                            (157,808)        (157,808)
                                              ----------      -----------    -----------      ----------      -----------

BALANCE AT DECEMBER 31, 1996                  $2,033,385      $11,726,390    $ 6,114,845      $  141,391      $20,016,011
                                              ==========      ===========    ===========      ==========      ===========





          See accompanying notes to consolidated financial statements.
                                                                              23

Consolidated Statements of Cash Flows



                                                                          1996            1995            1994
                                                                      -----------     -----------     -----------
CASH FLOWS FROM OPERATING ACTIVITIES
     Net income                                                       $ 2,583,989     $ 2,244,292     $ 1,955,085
     Adjustments to reconcile net income to net cash
       from operating activities
          Depreciation and amortization                                   452,132         354,291         420,541
          Amortization of intangibles                                      92,521          93,191          67,601
          Provision for loan losses                                       455,400         465,000         281,000
          Deferred taxes                                                  (14,950)        (74,104)         82,850
          Federal Home Loan Bank stock dividend                           (42,775)         (9,500)
          Net realized gains on available for sale securities             (26,540)        (10,836)       (103,657)
          Amortization of securities, net                                   7,967          68,082         189,340
          Net changes in accrued interest receivable and other assets    (195,497)        479,299        (829,782)
          Net changes in accrued expenses and other liabilities            74,995         117,602          90,092
                                                                      -----------     -----------     -----------
          Net cash from operating activities                            3,387,242       3,727,317       2,153,070

CASH FLOWS FROM INVESTING ACTIVITIES
     Securities available for sale
          Proceeds from sales                                           3,623,266       1,500,313       2,335,375
          Proceeds from maturities/calls                               10,500,000       1,750,941
          Purchases                                                   (15,218,563)     (3,034,800)    (14,042,213)
     Securities held to maturity
          Proceeds from sales                                                                           1,212,313
          Proceeds from maturities/calls                                4,861,765       9,590,396      11,670,596
          Purchases                                                    (5,331,530)     (1,115,981)     (7,512,962)
     Net change in loans                                              (10,210,621)    (14,419,891)    (19,965,781)
     Net purchases of premises and equipment                             (735,677)       (318,252)       (239,518)
                                                                      -----------     -----------     -----------
          Net cash from investing activities                          (12,511,360)     (6,047,274)    (26,542,190)

CASH FLOWS FROM FINANCING ACTIVITIES
     Net change in deposits                                             4,907,882       3,291,877       3,735,120
     Net change in short-term borrowings                                4,503,503          56,336       1,784,755
     Proceeds from long-term debt                                         216,000
     Principal payments on long-term debt                                  (4,941)
     Cash and cash equivalents received from deposit assumptions,
       net of assets acquired                                                                           6,255,044
     Cash dividends paid                                                 (874,115)       (776,136)       (563,399)
     Cash paid in lieu of fractional shares in stock dividend              (2,038)                         (1,073)
     Proceeds from sale of common stock                                    14,110
                                                                      -----------     -----------     -----------
          Net change from financing activities                          8,760,401       2,572,077      11,210,447
                                                                      -----------     -----------     -----------

Net change in cash and cash equivalents                                  (363,717)        252,120     (13,178,673)

Cash and cash equivalents at beginning of year                          6,982,420       6,730,300      19,908,973
                                                                      -----------     -----------     -----------

CASH AND CASH EQUIVALENTS AT END OF YEAR                              $ 6,618,703     $ 6,982,420     $ 6,730,300
                                                                      ===========     ===========     ===========

Interest paid                                                         $ 6,750,440     $ 6,582,399     $ 5,392,584
Income taxes paid                                                         909,844         768,000         583,500

Non-cash transfer from loans to other real estate owned               $    24,869     $         -     $         -







          See accompanying notes to consolidated financial statements.
                                                                              24

Notes To The Consolidated Financial Statements


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION:
     The consolidated financial statements include the accounts of United Bancorp, Inc. (COMPANY) and its wholly owned subsidiaries, (BANKS) The Citizens Savings Bank of Martins Ferry, Ohio (CITIZENS-MARTINS FERRY) and The Citizens-State Bank of Strasburg, Strasburg, Ohio (CITIZENS-STRASBURG). All significant intercompany transactions and balances have been eliminated in consolidation.

NATURE OF OPERATIONS:
     The Company and Bank's revenues, operating income and assets are primarily from the banking industry. Loan customers are mainly located in Belmont, Jefferson, Tuscarawas and Carroll Counties and the surrounding localities in north eastern and eastern Ohio, and include a wide range of individuals, businesses and other organizations. A major portion of loans are secured by various forms of collateral including real estate, business assets, consumer property and other items, although borrower cash flow may also be a primary source of payment. Citizens-Martins Ferry conducts its business through its main office in Martins Ferry, Ohio and two branches located in Bridgeport and Colerain, Ohio. Citizens-Strasburg conducts its business through its main office in Strasburg, Ohio and its four branches located in Dover, New Philadelphia, Sherrodsville and Dellroy, Ohio.

USE OF ESTIMATES:
     To prepare financial statements in conformity with generally accepted accounting principles, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided and future results could differ. The collectibility of loans, fair values of financial instruments and status of contingencies are particularly subject to change.

CASH FLOW REPORTING:
     Cash and cash equivalents are defined as cash and due from banks and federal funds sold. Net cash flows are reported for customer loan and deposit transactions, securities sold under agreements to repurchase and short-term borrowings.

SECURITIES:
     Securities are classified as held to maturity and carried at amortized cost when management has the positive intent and ability to hold them to maturity. Securities are classified as available for sale when they might be sold before maturity. Securities available for sale are carried at fair value, with unrealized holding gains and losses reported separately in shareholders' equity, net of tax. Securities are classified as trading when held for short term periods in anticipation of market gains and are carried at fair value. Securities are written down to fair value when a decline in fair value is not temporary.

     Gains and losses on sales are determined using the amortized cost of the specific security sold. Interest income includes amortization of purchase premiums and discounts.

Notes To The Consolidated Financial Statements

LOANS:
     Loans are reported at the principal balance outstanding, net of deferred loan fees and costs, the allowance for loan losses and charge-offs. Interest income is reported on the interest method and includes amortization of net deferred loan fees and costs over the loan term.

     Interest income is not reported when full loan repayment is in doubt, typically when payments are past due over 90 days. Payments received on such loans are reported as principal reductions.

ALLOWANCE FOR LOAN LOSSES:
     The allowance for loan losses is a valuation allowance, increased by the provision for loan losses and decreased by charge-offs less recoveries. Management estimates the allowance balance required based on past loan loss experience, known and inherent risks in the portfolio, information about specific borrower situations and estimated collateral values, economic conditions and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgment, should be charged-off.

     Effective January 1, 1995, the Company adopted the provisions of Statement of Financial Accounting Standards ("SFAS") Nos. 114 and 118, which modify the accounting for impaired loans. A loan is considered impaired when management believes that full collection of principal and interest is not probable. The Company reduces the carrying value of impaired loans to the present value of expected future cash flows, or to the fair value of collateral if the loan is collateral dependent, by allocating a portion of the allowance for loan losses to such loans. If these allocations should require an increase to the allowance, such increase is reported as bad debt expense. The effect of adopting and applying these Standards in 1996 and 1995 did not have a material impact on the allowance for loan losses.

     Management analyzes commercial and commercial real estate loans on an individual basis and classifies a loan as impaired when an analysis of the borrower's operating results and financial condition indicates that underlying cash flows are not adequate to meet its debt service requirements. Often this is associated with a delay or shortfall in payments of 30 days or more, or when the internal grading system indicates a doubtful classification. Loan impairment is evaluated in total for smaller-balance loans of similar nature. Such loans include residential first mortgage loans secured by one-to-four family residences, residential construction loans and consumer automobile, boat and home equity loans. The carrying values of impaired loans are periodically adjusted to reflect cash payments, revised estimates of future cash flows and increases in the present value of expected cash flows due to the passage of time. Cash payments representing interest income are reported as such. Other cash payments are reported as reductions in carrying value, while increases or decreases due to changes in future payments and due to the passage of time are reported as part of the provision for loan losses.

Notes To The Consolidated Financial Statements



PREMISES AND EQUIPMENT:
     Asset cost is reported net of accumulated depreciation. Depreciation expense is calculated on the straight-line method over asset useful lives. These assets are reviewed for impairment when events indicate the carrying amount may not be recoverable.

OTHER REAL ESTATE:
     Real estate acquired in settlement of loans is initially reported at estimated fair value at acquisition. After acquisition, a valuation allowance reduces the reported amount to the lower of the initial amount or fair value less costs to sell. Expenses, gains and losses on disposition and changes in the valuation allowance are reported in other expenses.

LOAN SERVICING:
     The Company became subject to the provisions of SFAS No. 122, "Accounting for Mortgage Servicing rights," on January 1, 1996. This Standard requires entities to recognize, as separate assets, rights to service mortgage loans for others, regardless of how these rights are acquired. Mortgage servicing rights acquired through either the purchase or the origination of mortgage loans which are subsequently sold with servicing rights retained should be determined by allocating the total cost of the mortgage loans to mortgage servicing rights and to loans (without the mortgage servicing rights) based on their relative fair values. Mortgage servicing rights recorded as a separate asset are amortized in proportion to, and over the period of, estimated net servicing income. This Standard was superseded by SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," which extends the accounting and disclosure rules for mortgage servicing rights to all servicing rights including mortgage, consumer and commercial loans. SFAS 122 did not have a material impact on the Company's financial statements at January 1, 1996. SFAS 125 will be effective on January 1, 1997 and is not expected to have a material impact on the Company's financial statements.

IDENTIFIED INTANGIBLES:
     Identified intangibles include the value of depositor relationships purchased which are being amortized on an accelerated method over eight years. Identified intangibles also include a non-compete covenant and capitalized organizational costs which are being amortized on straight-line method over five years. Identified intangibles are assessed for impairment based on estimated undiscounted cash flows and written down if necessary. At year-end 1996 and 1995, identified intangibles net of accumulated amortization totaled $173,638 and $252,245 and are included in other assets in the accompanying consolidated balance sheets.

EMPLOYEE BENEFITS:
     A defined benefit pension plan covers all employees who have completed 1,000 hours of service during an anniversary year, measured from their date of hire, who have attained age 21 and who were hired before age 60. The plan calls for benefits to be paid to eligible employees at retirement, based primarily upon years of service and compensation rates near retirement. Contributions to the plan reflect benefits attributed to employees' services to date, as well as services expected to be earned in the future. Plan assets consist of primarily common stock and certificates of deposit.

Notes To The Consolidated Financial Statements

EMPLOYEE BENEFITS (CONTINUED)
     Beginning March of 1995, the Company began offering a 401(k) plan which covers all employees who have attained the age of 21 and have completed one year of service. Eligible employees may contribute up to 15% of their compensation subject to a maximum statutory limitation. The Company may make a discretionary matching contribution equal to a percentage of each participant's elective deferral not to exceed 6% of the participant's annual compensation. Employee contributions are always vested. Employer contributions become 100% vested after 5 years of service.

     Expense of the defined benefit plan is reported by spreading the expected contributions to the plan less long-term earnings on plan assets over the employee's service period. Expense of the 401(k) plan is based on the annual contribution.

STOCK COMPENSATION
     Expense for employee compensation under stock option plans is based on Opinion 25, with expense reported only if options are granted below market price at grant date. Pro forma disclosures of net income and earnings per share are provided in Note 9 as if the fair value method of SFAS No. 123 were used for stock-based compensation.

INCOME TAXES
     Income tax expense is the sum of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

STOCK DIVIDENDS
     Dividends issued in stock are reported by transferring the market value of the stock issued from retained earnings to common stock and additional paid-in-capital. Stock splits are recorded by transferring the par value of shares issued from retained earnings to common stock.

     On April 17, 1996, a 10% stock dividend was approved for all shareholders of record on May 20, 1996 and distributed on June 20, 1996. Additionally, on August 11, 1994 a 10% stock dividend was approved for all shareholders of record on August 19, 1994 and distributed on September 9, 1994.

FAIR VALUES OF FINANCIAL INSTRUMENTS
     Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed separately. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates. The fair value estimates of existing on-and off-balance sheet financial instruments does not include the value of anticipated future business or the values of assets and liabilities not considered financial instruments.

Notes To The Consolidated Financial Statements



EARNINGS AND DIVIDENDS PER COMMON SHARE
     Earnings per common share is based on the weighted-average number of shares outstanding for the year. Stock options outstanding do not presently have a dilutive effect greater than or equal to 3% on earnings per common share. All per share data has been retroactively adjusted for the 10% stock dividends in 1996 and 1994.

RECLASSIFICATIONS
     Some items in prior financial statements have been reclassified to conform with the current presentation.

NOTE 2 - SECURITIES

     The amortized cost and estimated fair values of securities are as follows:




                                          ----------------------------------------------------------------
                                           AMORTIZED        GROSS               GROSS           ESTIMATED
                                             COST      UNREALIZED GAINS   UNREALIZED LOSSES     FAIR VALUE
                                          -----------  ----------------   -----------------     ----------
AVAILABLE FOR SALE 1996
     US Treasury obligations              $ 3,725,832  $        73,570                          $ 3,799,402
     US Agency obligations                 23,032,148          146,839    $        (35,153)      23,143,834
     State and municipal obligations          456,645           19,298                              475,943
     Other investments                        635,175            9,675                              644,850
                                          -----------  ----------------   -----------------     -----------
                                          $27,849,800  $       249,382    $        (35,153)     $28,064,029
                                          ===========  ================   =================     ===========

AVAILABLE FOR SALE 1995
     US Treasury obligations              $ 6,937,596  $       171,964    $         (4,061)     $ 7,105,499
     US Agency obligations                 18,789,021          270,386              (1,779)      19,057,628
     State and municipal obligations          336,419           16,822                              353,241
     Other investments                        591,900                                               591,900
                                          -----------  ----------------   -----------------     -----------
                                          $26,654,936  $       459,172    $         (5,840)     $27,108,268
                                          ===========  ================   =================     ===========

HELD TO MATURITY 1996
     US Agency obligations                $ 9,535,396  $         1,000    $        (84,324)     $ 9,452,072
     State and municipal obligations       20,258,388          634,056             (92,335)      20,800,109
                                          -----------  ----------------   -----------------     -----------
                                          $29,793,784  $       635,056    $       (176,659)     $30,252,181
                                          ===========  ================   =================     ===========

HELD TO MATURITY 1995
     US Agency obligations                $12,397,123  $         8,533    $        (84,591)     $12,321,065
     State and municipal obligations       16,965,114          749,374             (49,641)      17,664,847
                                          -----------  ----------------   -----------------     -----------
                                          $29,362,237  $       757,907    $       (134,232)     $29,985,912
                                          ===========  ================   =================     ===========


Notes To The Consolidated Financial Statements



NOTE 2 - SECURITIES

     Sales of available for sale securities were as follows:


                                             1996             1995           1994
                                          ----------       ---------      ----------
     Proceeds                             $3,623,266       $1,500,313     $2,335,375
     Gross gains                              26,540           10,825         46,186
     Gross losses                                                              3,539


     One other security sold during 1995 was classified in the held to maturity category at the time of sale. The sale occurred within 90 days of the maturity date of the security and therefore was considered a maturity under the provisions of SFAS No. 115 and is classified as such in the consolidated statements of cash flows. Proceeds from the sale of the security were $1,007,187, with $11 recorded as gross gains.

     During 1994, Citizens-Strasburg sold $1,018,860 in U.S. Government Agency Obligations from the held to maturity category. The proceeds were then invested in U.S. Treasury Notes classified as held to maturity. This sale and repurchase was mandated to satisfy state auditor comments from an examination of a local school district, which holds a depository relationship with Citizens-Strasburg. U.S. Government agency obligations pledged against the school district deposits were cited during their audit as being in violation of the Ohio Revised Code. This transaction corrected any potential exposure to criticism to other school districts which have a depository relationship with the Bank. The securities were sold for $1,027,813 for a recognized gain of $8,953.

     There was one sale of equity securities during 1994. These equity securities were held with the intent of a possible expansion opportunity for the Company. After further review, the expansion opportunity appeared remote and, therefore, the securities were sold. Proceeds from the sale of these securities were $184,500, with $47,000 recorded as gross gains associated with the sale.

     Two additional securities sold during 1994 were classified in the held to maturity category at the time of sale. The sales occurred within 90 days of the maturity date of the securities and therefore were considered maturities under the provisions of SFAS No. 115 and are classified as such in the consolidated statements of cash flows. Proceeds from the sales of these securities were $2,005,196, with $5,057 recorded as gross gains.

Notes To The Consolidated Financial Statements



Contractual maturities of securities at year-end 1996 were as follows:



                                           AMORTIZED       ESTIMATED        WEIGHTED         AVERAGE
                                             COST         FAIR VALUE     AVERAGE MATURITY    T/E YIELD
                                          -----------     -----------    -----------------   ---------
AVAILABLE-FOR-SALE
US Treasury obligations
     0 - 3    Months                      $   499,262     $   502,343             3.0 Mos.       7.50%
     1 - 2    Years                         1,745,361       1,773,309    1 Yr.    8.2 Mos.       6.86%
     2 - 5    Years                         1,481,209       1,523,750    2 Yrs.   3.3 Mos.       7.26%
                                          -----------     -----------    -----------------   ---------
          Total                             3,725,832       3,799,402    1 Yr.    8.7 Mos.       7.10%
                                          -----------     -----------    -----------------   ---------
US Agency obligations
     0 - 3    Months                        1,502,492       1,506,406             2.5 Mos.       6.64%
     3 - 6    Months                          499,945         502,031             3.7 Mos.       6.78%
     6 -12    Months                        2,450,000       2,474,912            10.5 Mos.       6.78%
     1 - 2    Years                         1,478,489       1,505,625    1 Yr.    3.9 Mos.       7.28%
     2 - 5    Years                        11,601,807      11,652,716    4 Yrs.   1.0 Mos.       6.89%
     5 - 10   Years                         5,499,415       5,502,144    8 Yrs.   3.0 Mos.       7.21%
                                          -----------     -----------    -----------------   ---------
          Total                            23,032,148      23,143,834    4 Yrs.   1.6 Mos.       6.96%
                                          -----------     -----------    -----------------   ---------
State and municipal obligations
     5 - 10   Years                           336,645         351,767    7 Yrs.  11.3 Mos.       8.27%
     Over 10  Years                           120,000         124,176    10 Yrs. 11.0 Mos.       8.33%
                                          -----------     -----------    -----------------   ---------
          Total                               456,645         475,943    8 Yrs.   8.6 Mos.       8.29%
                                          -----------     -----------    -----------------   ---------
Other securities
     Equity securities                        635,175         644,850                            7.00%
                                          -----------     -----------    -----------------   ---------

Total securities available for sale       $27,849,800     $28,064,029    3 Yrs.   9.5 Mos.       7.00%
                                          ===========     ===========    =================   =========


HELD-TO-MATURITY
US Agency obligations
     0 - 3    Months                      $   500,000     $   499,531             1.3 Mos.       4.78%
     3 - 6    Months                           35,715          35,715             3.7 Mos.       6.10%
     6 - 12   Months                          999,998         997,189             9.3 Mos.       5.35%
     1 - 2    Years                         6,499,683       6,433,137    1 Yr.   10.5 Mos.       5.21%
     2 - 5    Years                         1,500,000       1,486,500    3 Yrs.   6.0 Mos.       6.17%
                                          -----------     -----------    -----------------   ---------
          Total                             9,535,396       9,452,072    1 Yr.   11.0 Mos.       5.36%
                                          -----------     -----------    -----------------   ---------
State and municipal obligations
     0 - 3    Months                          145,174         145,103             4.3 Mos.       5.37%
     6 - 12   Months                          491,774         491,238             9.7 Mos.       7.07%
     1 - 2    Years                           792,933         820,022    1 Yr.   10.5 Mos.       8.95%
     2 - 5    Years                         7,180,615       7,433,927    4 Yrs.   1.9 Mos.       8.42%
     5 - 10   Years                        11,394,972      11,658,768    6 Yrs.  11.6 Mos.       7.86%
     Over 10  Years                           252,920         251,051   10 Yrs.  11.0 Mos.       7.31%
                                          -----------     -----------    -----------------   ---------
          Total                            20,258,388      20,800,109    5 Yrs.   7.5 Mos.       8.05%
                                          -----------     -----------    -----------------   ---------

Total securities held to maturity         $29,793,784     $30,252,181    4 Yrs.   5.3 Mos.       7.19%
                                          ===========     ===========    =================   =========


Notes To The Consolidated Financial Statements

     Securities with cost of $25,125,000 at December 31, 1996 and $22,485,000 at December 31, 1995 were pledged to secure public deposits, repurchase agreements and other liabilities as required or permitted by law.

     During 1995, $13,325,238 of securities were reclassified from held to maturity to available for sale, based on new interpretations issued for SFAS No. 115. As a result of the transfer, shareholders' equity was increased by $63,815, which was the after tax effect of the net unrealized gain on the securities reclassified.

NOTE 3 - LOANS

     Year-end loans were as follows:

                                                         1996               1995
                                                      ------------      ------------
     Commercial loans                                 $ 12,415,431      $ 10,802,226
     Commercial real estate loans                       41,212,569        35,510,290
     Real estate loans                                  33,885,573        33,293,663
     Installment loans                                  45,147,035        43,076,473
                                                      ------------      ------------
          Total loans                                 $132,660,608      $122,682,652
                                                      ============      ============




     Loans to directors and officers, their immediate families, affiliated corporations, and other entities in which they own more than a 10% voting interest are summarized below:


                        Aggregate balance - December 31, 1995              $2,972,508
                          New loans                                           768,857
                          Repayments                                       (1,605,800)
                                                                           ----------
                        Aggregate balance - December 31, 1996              $2,135,565
                                                                           ==========


     The activity in the allowance for loan losses was as follows:



                                                     1996               1995               1994
                                                   ----------        ----------         ----------
BALANCE JANUARY 1,                                 $1,775,383        $1,437,734         $1,256,322
  Provision charged to operating expense              455,400           465,000            281,000
  Loans charged-off                                  (251,241)         (151,200)          (123,312)
  Recoveries of previous charge-offs                   43,445            23,849             23,724
                                                   ----------        ----------         ----------
BALANCE DECEMBER 31,                               $2,022,987        $1,775,383         $1,437,734
                                                   ==========        ==========         ==========



     Loans considered impaired under the provisions of SFAS No. 114 were not material during 1996 and 1995.

Notes To The Consolidated Financial Statements



NOTE 4 - PREMISES AND EQUIPMENT

          Year-end premises and equipment were as follows:


                                                              1996         1995
                                                          ----------    ----------
          Buildings and land                              $5,297,242    $5,302,750
          Furniture and equipment                          2,649,536     2,224,331
          Computer software                                  637,629       385,587
                                                          ----------    ----------
               Total                                       8,584,407     7,912,668
          Accumulated depreciation and amortization        3,399,625     3,011,431
                                                          ----------    ----------
               Premises and equipment, net                $5,184,782    $4,901,237
                                                          ==========    ==========



NOTE 5 - DEPOSITS

     At year-end 1996, scheduled maturities of time deposits less than $100,000 were as follows:



                       1997                    $31,618,341
                       1998                     16,940,337
                       1999                      8,307,487
                       2000                      2,680,591
                       2001                      5,673,883
                 Thereafter                      2,270,088
                                               -----------
                                               $67,490,727
                                               ===========


     At year-end 1996, scheduled maturities of time deposits greater than $100,000 were as follows:


                        1997                    $ 6,495,885
                        1998                      4,267,375
                        1999                        918,077
                        2000                        632,321
                        2001                      1,065,150
                  Thereafter                        561,000
                                                -----------
                                                $13,939,808
                                                ===========


NOTE 6 - BORROWED FUNDS

     Securities sold under agreements to repurchase are financing arrangements whereby the Banks sell securities and agree to repurchase the identical securities at the maturities of the agreements at specified prices. Physical control is maintained for all securities sold under repurchase agreements. Information concerning securities sold under agreements to repurchase is summarized as follows:


                                                    1996          1995
                                                 -----------   -----------
Average daily balance during the year            $6,523,271    $4,801,714
Average interest rate during the year                  5.30%         5.82%
Maximum month-end balance during the year        $8,667,310    $7,402,282



Notes To The Consolidated Financial Statements

     Securities underlying these agreements at year-end were as follows:

                                                     1996         1995
                                                  ----------   ---------
    Carrying value of securities                  $9,574,054   $7,219,503
    Fair value of securities                       9,606,556    7,199,097


     Other borrowed funds consists of a cash management line of credit and fixed-rate borrowings from the Federal Home Loan Bank ("FHLB") of Cincinnati, Ohio, as well as a Treasury, Tax and Loan Note. At year-end 1996, the cash management line of credit enabled the Banks to borrow up to $200,000. The line of credit must be renewed on an annual basis. Variable-rate borrowings outstanding on this line of credit with an original maturity of less than 90 days totaled $200,000 and $100,000 at year-end 1996 and 1995. The interest rate on the borrowings was 7.15% at year-end 1996 and 6.53% at year-end 1995. Additionally, as members of the Federal Home Loan Bank system, the Banks had the ability to obtain up to $9,000,000, based on current FHLB stock ownership or up to 25% of their total assets in advances from the FHLB subject to increased share ownership of FHLB stock and 1-4 family residential real estate loan collateral availability.

     Citizens-Strasburg had a fixed-rate borrowing totaling $211,059 at year-end 1996. The interest rate on the borrowing was 6.8% with monthly principal payments due through May 2016. There were no such borrowings outstanding at year-end 1995. Advances under the borrowing agreements are collateralized by a blanket pledge of the Bank's residential mortgage loan portfolio and FHLB stock.

     Borrowings under the Treasury, Tax and Loan Note totaled $293,433 and $63,502 at year-end 1996 and 1995.

     At year-end 1996, required annual principal payments are as follows:


                    1997                              $522,578
                    1998                                25,934
                    1999                                23,055
                    2000                                20,475
                    2001                                18,163
               Thereafter                               94,287
                                                      --------

                                                      $704,492
                                                      ========


     At December 31, 1996, the Banks had cash management lines of credit enabling borrowings up to $6.5 million with various correspondent banks. At year-end 1996 and 1995, there were no borrowings outstanding under these lines of credit.

Notes To The Consolidated Financial Statements



NOTE 7 - BENEFIT PLANS

     Pension expense includes the following:



                                                                              1996         1995        1994
                                                                             --------     -------     -------
Service cost of the current period                                           $110,710     $97,200     $84,400
Interest cost on the projected benefit obligation                             108,376      88,100      79,300
Return on assets held in the plan                                            (102,887)    (91,700)    (80,900)
Net amortization of prior service cost, transition liability and net gain       3,900       3,900       3,900
                                                                             --------     -------     -------
     Pension expense                                                         $120,099     $97,500     $86,700
                                                                             ========     =======     =======

     The pension plan's funded status at year-end is as follows. Plan assets consist of common stock and certificates of deposit.



                                                        1996          1995
                                                    ----------    ----------
  Actuarial present value of benefit obligation
       Vested benefits                              $  953,299    $  989,000
       Nonvested benefits                               84,644        65,400
                                                    ----------    ----------
            Accumulated benefit obligation           1,037,943     1,054,400
       Effect of anticipated future compensation
       levels                                          463,397       323,200
                                                    ----------    ----------
            Projected benefit obligation             1,501,340     1,377,600
  Fair value of assets held in plan                  1,493,113     1,443,300
                                                    ----------    ----------
  Difference between projected benefit obligation
    and fair value of plan assets                   $    8,227    $  (65,700)
                                                    ==========    ==========

     Year end components of the (pre-paid)/accrued pension expense consists of the following:


                                                                           1996        1995
                                                                         --------    --------
Projected benefit obligation in excess of plan assets                    $  8,227    $(65,700)
Unamortized prior service cost                                             (9,600)    (11,500)
Net unrecognized gain from past experience different than assumed         (11,235)     98,200
Unamortized liability at transition                                        (8,900)    (10,900)
                                                                         --------    --------
           (Prepaid)/accrued pension expense                             $(21,508)   $ 10,100
                                                                         ========    ========



     Significant assumptions used:


                                                      1996      1995       1994
                                                     -----      -----      -----
Discount rate                                        7.00%      7.00%      7.00%
Rate of increase in compensation levels              4.50%      4.50%      4.50%
Expected long-term rate of return on assets          7.00%      7.00%      7.50%


     The Company's 401(k) matching percentage was 25% of the employees contribution for 1996 and 1995. The cash contribution and related expense included in salaries and employee benefits totaled $24,431 and $19,951 in 1996 and 1995.

     The Company entered into special severance agreements with certain holding company officers in 1995. The original agreements were for a one year period and extend automatically each year unless notice is given prior to June 30. No benefits are payable unless there has been change in control and change in duties of the officers.

Notes To The Consolidated Financial Statements



NOTE 8 - INCOME TAXES

     The provision for income taxes consists of:



                                                        1996          1995         1994
                                                       --------     --------      --------
          Current expense                              $865,973     $842,681      $462,673
          Deferred expense/(benefit)                    (14,950)     (74,104)       82,850
                                                       --------     --------      --------
               Total income tax expense                $851,023     $768,577      $545,523
                                                       ========     ========      ========

     The effective tax rate differs from the statutory federal income tax rate as follows:


                                                                       1996          1995         1994
                                                                    ----------    ----------    --------
      Statutory rate                                                     34.00%        34.00%      34.00%
                                                                    ----------    ----------    --------

      INCOME TAXES COMPUTED AT THE STATUTORY FEDERAL TAXES RATE     $1,167,904    $1,024,375    $850,206
        Add/(subtract) tax effect of:
           Tax exempt interest income                                 (328,508)     (291,334)   (297,563)
           Other                                                        11,627        35,536      (7,120)
                                                                    ----------    ----------    --------
                Total income tax expense                            $  851,023    $  768,577    $545,523
                                                                    ==========    ==========    ========

     The sources of gross deferred tax assets and gross deferred tax liabilities are as follows:


                                                             1996        1995
                                                          ----------  ----------

ITEMS GIVING RISE TO DEFERRED TAX ASSETS
     Allowance for loan losses in excess of tax reserve   $ 581,657   $ 495,261
     Amortization of intangibles                             70,067      53,087
     Other                                                    4,434       4,910
                                                          ----------  ----------
          Total deferred tax assets                       $ 656,158   $ 553,258

ITEMTS GIVING RISE TO DEFERRED TAX LIABILITIES
     Depreciation                                         $(443,659)  $(408,010)
     Deferred loan costs, net                              (171,466)   (159,390)
     Unrealized gain on securities available for sale       (72,838)   (154,133)
     Accretion                                              (43,707)    (26,945)
     FHLB stock dividends                                   (17,782)          -
     Other                                                   (8,911)     (3,230)
                                                          ---------   ---------
          Total deferred tax liabilities                  $(758,363)  $(751,708)
                                                          ----------  ----------

          Net deferred tax liability                      $(102,205)  $(198,450)
                                                          ==========  ==========


Notes To The Consolidated Financial Statements



NOTE 9 - STOCK OPTIONS

     The Company adopted a nonqualified stock option plan for directors and bank holding company officers in 1995. The plan was subsequently ratified by shareholders on April 17, 1996. The exercise price for options granted under this plan will be no less than 100% of the fair market value of the shares on the date of grant.

     A summary of the status of the Company's stock option plan as of year-end 1996 and 1995 and changes during those years is presented below. All per share amounts have been restated to reflect the 10% stock dividend distributed on June 20, 1996.



                                                                           1996                        1995
                                                                 -----------------------     ----------------------
                                                                               WEIGHTED-                 WEIGHTED-
                                                                               AVERAGE                    AVERAGE
                                                                               EXERCISE                  EXERCISE
                                                                 SHARES         PRICE       SHARES        PRICE
                                                                --------       -------      -------      ----------
        Outstanding at beginning of year                          73,150       $ 13.59            -          $    -
        Granted                                                    1,500         14.26       73,150           13.59
        Exercised                                                      -             -            -               -
        Forfeited                                                 (3,300)        13.59            -               -
                                                                --------                    -------
        Outstanding at end of year                                71,350         13.60       73,150           13.59
                                                                ========                    =======

        Remaining shares available for
          grant at year-end                                       30,287                     28,487

        Options exercisable at year-end                                -                          -


     The weighted-average fair value per share of options granted during 1996 and 1995 were $6.28 and $5.50. The fair value of options granted was estimated using the Black-Scholes options pricing model with the following weighted-average information: risk-free interest rate of 6.84% and 5.93% for 1996 and 1995, respectively, expected life of 9 years and 3 months for 1996 and 10 years for 1995, expected volatility of stock price of 40.40% and 43.23% for 1996 and 1995, respectively and expected dividends per year of 2.67% and 3.38% for 1996 and 1995, respectively.

     The following table summarized information about stock options outstanding at December 31, 1996:




                                NUMBER                                  NUMBER
             EXERCISE        OUTSTANDING           DATE OF           EXERCISABLE
              PRICE          AT 12/31/96          EXPIRATION         AT 12/31/96
             --------        -----------          ----------         -----------
             $13.59             69,850           11/21/05                 -
              14.26              1,500           11/21/05                 -



Notes To The Consolidated Financial Statements

     The options are first exercisable after February 21, 2005, except in the event certain financial performance criteria are met, in which case such options may become exercisable in installment, 40% in 1998, 20% in 1999 and the balance in 2000. All options become immediately exercisable in the event of a change in control of the Company.

     SFAS No. 123, which became effective for 1996, requires pro forma disclosures for 1996 and 1995 for options granted in those years for corporations that do not adopt its fair value accounting method for stock-based employee compensation. Accordingly, the following pro forma information presents net income and earnings per share had the Standard's fair value method been used to measure compensation cost for stock option plans. No compensation expense was actually recognized for 1996 and 1995.



                                              1996          1995
                                           ----------    ----------
          Net income as reported           $2,583,989    $2,244,292
          Pro forma net income              2,556,313     2,241,253

          Earnings per share as reported   $     1.27    $     1.10
          Pro forma earnings per share           1.26          1.10



NOTE 10 - COMMITMENTS, OFF-BALANCE SHEET RISK AND CONTINGENCIES

     There are various contingent liabilities that are not reflected in the financial statements, including claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material effect on financial condition or results of operations.

     Some financial instruments are used in the normal course of business to meet the financing needs of customers. These financial instruments include commitments to extend credit, standby letters of credit and financial guarantees. These involve, to varying degrees, credit and interest-rate risk in excess of the amount reported in the financial statements.

     Exposure to credit loss if the other party does not perform is represented by the contractual amount for commitments to extend credit, standby letters of credit and financial guarantees written. The same credit policies are used for commitments and conditional obligations as are used for loans. The amount of collateral obtained, if deemed necessary, upon extension of credit is based on management's credit evaluation. Collateral varies, but may include accounts receivable, inventory, property, equipment, income-producing commercial properties, residential real estate and consumer assets.

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the commitment. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being used, the total commitments does not necessarily represent future cash requirements. Standby letters of credit and financial guarantees written are conditional commitments to guarantee a customer's performance to a third party.

Notes To The Consolidated Financial Statements



     A summary of the notional or contractual amounts of financial instruments with off-balance sheet risk at year-end follows:



                                                1996          1995
                                             -----------   -----------
              Commitments to extend credit   $11,751,000   $11,833,000
              Standby letters of credit          156,000       286,000
                                             -----------   -----------
                                             $11,907,000   $12,119,000
                                             ===========   ===========

     At year-end 1996 and included above, commitments to make fixed-rate loans at current market rates totaled $80,000 with the interest rates on those fixed-rate commitments ranging from 7.84% to 9.99%. There were no fixed rate commitments or standby letters of credit at year-end 1995.

     At year-end 1996 and 1995, reserves of $676,000 and $694,000 were required as deposits with the Federal Reserve or as cash on hand. These reserves do not earn interest.


NOTE 11  - CONCENTRATIONS OF CREDIT RISK

     The Banks grant commercial, commercial real estate, real estate and installment loans to customers mainly in Belmont, Tuscarawas and Carroll Counties and the surrounding localities. The Banks also grant commercial and commercial real estate loans in the Columbus, Ohio area. Substantially all loans are secured by specific items of collateral including business assets, consumer assets, commercial real estate and residential real estate. At December 31, 1996, and 1995, total commercial and commercial real estate loans made up 40.4% and 37.8%, respectively of the loan portfolio, with 29.4% and 28.4% of these loans secured by commercial real estate and business assets in the Columbus, Ohio area. Installment loans account for 34.0% and 35.1% of the loan portfolio and are secured by consumer assets including automobiles which account for 83.1% and 76.5%, respectively of the installment loan portfolio. Real estate loans comprise 25.5% and 27.1% of the loan portfolio as of December 31, 1996 and 1995, respectively and primarily include first mortgage loans on residential properties and home equity lines of credit.

     Included in cash and due from banks and federal funds sold as of December 31, 1996 and 1995, is $3,639,127 and $2,857,419, respectively on deposit with Mellon Bank, NA, Pittsburgh, Pennsylvania.

NOTE 12 - FAIR VALUES OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used to estimate fair values for financial instruments. The carrying amount is considered to estimate fair value for cash and cash equivalents, deposit liabilities subject to immediate withdrawal, short-term borrowings, accrued interest and variable-rate loans that reprice at intervals of less than six months. Securities fair values are based on quoted market prices or, if no quotes are available, on the rate and term of the security and on information about the issuer. For fixed-rate loans that reprice less frequently than each six months, time deposits and long-term debt, the fair value is estimated by a discounted cash flow analysis using current market rates for the estimated life and credit risk. Fair values for impaired loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable. Fair value of loans held for sale is based on market estimates. The fair value of off-balance sheet items was not material at year-end 1996 and 1995.

Notes To The Consolidated Financial Statements

     The estimated year-end fair values of financial instruments were:


                                                              1996                      1995
    (Dollars in thousands)                           CARRYING       FAIR       CARRYING      FAIR
                                                      AMOUNT        VALUE       AMOUNT       VALUE
                                                     ---------    ---------    ---------    --------
    Financial assets:
         Cash and cash equivalents                   $   6,619    $   6,619     $  6,982    $  6,982
         Securities available for sale                  28,064       28,064       27,108      27,108
         Securities held to maturity                    29,794       30,252       29,362      29,986
         Loans receivable, net                         130,638      131,587      120,907     121,937
         Accrued interest receivable                     1,412        1,412        1,361       1,361

    Financial liabilities
         Demand and savings deposits                 $ (90,082)   $ (90,082)    $(89,438)   $(89,438)
         Time deposits                                 (81,431)     (82,303)     (77,166)    (78,695)
         Short-term borrowings                          (9,136)      (9,136)      (4,632)     (4,632)
         Long-term debt                                   (211)        (216)
         Accrued interest payable                         (734)        (734)        (737)       (737)



NOTE 13 - REGULATORY MATTERS

     The Company and Banks are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators about components, risk weightings and other factors and the regulators can lower classifications in certain cases. Failure to meet various capital requirements can initiate regulatory action that could have a direct material effect on the financial statements.

     The prompt corrective action regulations provide five classifications, including well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and plans for capital restoration are required. The minimum requirements are:


                                                             TOTAL         TIER 1         TIER 1
                                                          CAPITAL TO     CAPITAL TO      CAPITAL
                                                         RISK-WEIGHTED  RISK-WEIGHTED   TO AVERAGE
                                                            ASSETS         ASSETS         ASSETS
                                                         ------------   -------------   ----------
Well capitalized                                            10.00%        6.00%         5.00%
Adequately capitalized                                       8.00%        4.00%         4.00%
Undercapitalized                                             6.00%        3.00%         3.00%


Notes To The Consolidated Financial Statements



At year-end, consolidated actual capital levels (in thousands) and minimum levels were:

                                                                                           MINIMUM REQUIRED
                                                                   MINIMUM REQUIRED       TO BE WELL CAPITALIZED
                                                                      FOR CAPITAL        UNDER PROMPT CORRECTIVE
                                                    ACTUAL          ADEQUACY PURPOSES       ACTION REGULATIONS
                                               -----------------   ------------------    -----------------------
                                                AMOUNT     RATIO    AMOUNT     RATIO     AMOUNT            RATIO
                                               --------    -----    ------     ------    ------            -----
1996
Total capital (to risk weighted assets)
     Consolidated                              $ 21,328    16.6%    10,307      8.0%     12,884            10.0%
     Citizens-Martins Ferry                      14,920    14.3%     8,340      8.0%     10,425            10.0%
     Citizens-Strasburg                           5,888    15.7%     3,010      8.0%      3,762            10.0%
Tier 1 capital (to risk weighted assets)
     Consolidated                              $ 19,712    15.3%     5,154      4.0%      7,731             6.0%
     Citizens-Martins Ferry                      13,617    13.1%     4,170      4.0%      6,255             6.0%
     Citizens-Strasburg                           5,418    14.4%     1,503      4.0%      2,257             6.0%
Tier 1 capital (to average assets)
     Consolidated                              $ 19,712     9.8%     8,038      4.0%     10,047             5.0%
     Citizens-Martins Ferry                      13,617     9.8%     5,534      4.0%      6,908             5.0%
     Citizens-Strasburg                           5,418     8.7%     2,493      4.0%      3,116             5.0%

1995
Total capital (to risk weighted assets)
     Consolidated                              $ 19,476    15.7%     9,934      8.0%     12,418            10.0%
     Citizens-Martins Ferry                      13,613    15.2%     7,160      8.0%      8,949            10.0%
     Citizens-Strasburg                           5,214    14.5%     2,870      8.0%      3,588            10.0%
Tier 1 capital (to risk weighted assets)
     Consolidated                              $ 17,921    14.4%     4,967      4.0%      7,451             6.0%
     Citizens-Martins Ferry                      12,494    14.0%     3,580      4.0%      5,370             6.0%
     Citizens-Strasburg                           4,763    13.3%     1,435      4.0%      2,153             6.0%
Tier 1 capital (to average assets)
     Consolidated                              $ 17,921     9.0%     7,976      4.0%      9,970             5.0%
     Citizens-Martins Ferry                      12,494     9.4%     5,330      4.0%      6,663             5.0%
     Citizens-Strasburg                           4,763     8.5%     2,448      4.0%      3,061             5.0%


     The Company and Banks at year-end 1996 and 1995 were categorized as well capitalized.

Notes To The Consolidated Financial Statements



NOTE 14 - PARENT COMPANY CONDENSED FINANCIAL STATEMENTS

     The Company's primary source of funds to pay dividends to shareholders is the dividends it receives from the Banks. The Banks are subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval. At year-end 1996, $4,708,413 of retained earnings were available for dividend declaration without prior regulatory approval.

     Following are condensed parent company financial statements:

                           Condensed Balance Sheets
                          December 31, 1996 and 1995



                                                                       1996           1995
                                                                   -----------    -----------
Assets
     Cash                                                          $   165,827    $   156,092
     Certificates of deposit                                           272,330        262,385
     Investment in subsidiaries                                     19,573,305     18,052,600
     Other assets                                                       20,177         17,094
                                                                   -----------    -----------
          Total assets                                             $20,031,639    $18,488,171
                                                                   ===========    ===========

Liabilities and equity:
     Other liabilities                                             $    15,628    $    36,298
     Shareholders' equity                                           20,016,011     18,451,873
                                                                   -----------    -----------
          Total liabilities and shareholders' equity               $20,031,639    $18,488,171
                                                                   ===========    ===========


                       Condensed Statements of Income
                Years ended December 31, 1996, 1995 and 1994


                                                                                1996        1995        1994
                                                                            ----------   ----------   ----------
Operating income
     Dividends from subsidiaries                                            $  961,831   $  876,160   $1,014,480
     Securities gains                                                                                     47,000
     Other income                                                               12,296       12,346        9,472
                                                                            ----------   ----------   ----------
          Total operating income                                               974,127      888,506    1,070,952

Operating expenses                                                             139,113      142,000       90,962
                                                                            ----------   ----------   ----------

Income before income taxes and equity in undistributed net income              835,014      746,506      979,990
Income tax benefit                                                              57,250       20,399       16,866
                                                                            ----------   ----------   ----------

Income before equity in undistributed earnings of subsidiaries                 892,264      766,905      996,856

Equity in undistributed net income of subsidiaries                           1,691,725    1,477,387      958,229
                                                                            ----------   ----------   ----------

Net income                                                                  $2,583,989   $2,244,292   $1,955,085
                                                                            ==========   ==========   ==========


Notes To The Consolidated Financial Statements


                       Condensed Statement of Cash Flows
                 Years ended December 31, 1996, 1995 and 1994


                                                                        1996          1995          1994
                                                                    ----------     ----------    ----------
CASH FLOWS FROM OPERATING ACTIVITIES
     Net income                                                     $2,583,989     $2,244,292    $1,955,085
     Adjustments to reconcile net income to net cash
        from operating activities:
          Equity in undistributed net income of subsidiaries        (1,691,725)    (1,477,387)     (958,229)
          Gain on sale of equity investment securities                                              (47,000)
          Net change in other assets and other liabilities             (28,953)        13,467       (14,503)
          Amortization of intangibles                                   18,412         18,436        31,893
                                                                    ----------     ----------    ----------
     Net cash from operating activities                                881,723        798,808       967,246


CASH FLOWS FROM INVESTING ACTIVITIES
     Net change in certificates of deposit                              (9,945)        38,813      (206,426)
     Proceeds from sale of securities                                                               184,500
     Capital contribution to subsidiaries                                                          (450,000)
                                                                    ----------     ----------    ----------
     Net cash from investing activities                                 (9,945)        38,813      (471,926)


CASH FLOWS FROM FINANCING ACTIVITIES
     Dividends paid to shareholders                                   (874,115)      (776,136)     (563,399)
     Proceeds from sale of common stock                                 14,110
     Cash paid in lieu of fractional shares                             (2,038)                      (1,073)
                                                                    ----------     ----------    ----------
     Net cash from financing activities                               (862,043)      (776,136)     (564,472)

NET CHANGE IN CASH                                                       9,735         61,485       (69,152)

CASH AT BEGINNING OF YEAR                                              156,092         94,607       163,759
                                                                    ----------     ----------    ----------

CASH AT END OF YEAR                                                 $  165,827     $  156,092    $   94,607
                                                                    ==========     ==========    ==========



A Decade of Progress



                                                              1987           1988           1989           1990
                                                         ------------   ------------   ------------   ------------
Interest income                                          $  8,963,088   $  9,459,611   $ 11,381,035   $ 11,421,492
Interest expense                                            5,688,807      5,941,211      7,220,587      7,127,552
                                                         ------------   ------------   ------------   ------------
NET INTEREST INCOME                                         3,274,281      3,518,400      4,160,448      4,293,940
Provision for loan losses                                      36,000        102,000        182,000        240,000
                                                         ------------   ------------   ------------   ------------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES         3,238,281      3,416,400      3,978,448      4,053,940
Noninterest income, including secuity gains/(losses)          529,226        464,525        349,829        684,510
Noninterest expense                                         2,695,250      2,781,577      2,908,875      3,465,803
                                                         ------------   ------------   ------------   ------------
INCOME BEFORE INCOME TAXES                                  1,072,257      1,099,348      1,419,402      1,272,647
Income taxes                                                  144,189        161,194        304,952        205,997
                                                         ------------   ------------   ------------   ------------
NET INCOME                                               $    928,068   $    938,154   $  1,114,450   $  1,066,650
                                                         ============   ============   ============   ============

------------------------------------------------------------------------------------------------------------------

Total assets                                             $111,491,682   $120,728,808   $129,527,455   $132,008,476
Deposits                                                  100,074,388    108,255,872    115,848,920    115,056,983
Equity capital                                             10,291,906     10,836,323     11,543,373     12,169,023
Loans outstanding, net                                     39,756,544     43,385,742     56,862,870     71,060,484
Term federal funds                                          4,378,000      8,059,000      9,105,000      1,500,000
Allowance for loan losses                                     472,007        478,042        595,160        720,856
Net charge-offs                                                69,815         95,965         64,882        114,304
Full time employees (average equivalents)                          57             57             58             66
Banking locations                                                Four           Four           Four           Five

------------------------------------------------------------------------------------------------------------------


Earnings per share                                       $       0.57   $       0.46   $       0.55   $       0.53
Dividends per share                                              0.18           0.19           0.20           0.22
Book value per share                                             5.06           5.33           5.68           5.99
Market value range per share                              4.65 - 5.51    4.75 - 5.37    5.06 - 5.68    5.32 - 5.68
------------------------------------------------------------------------------------------------------------------

A Decade of Progress



     1991           1992           1993           1994           1995           1996
 ------------   ------------   ------------   ------------   ------------   ------------
 $ 11,699,233   $ 12,166,789   $ 11,656,336   $ 12,283,260   $ 14,351,522   $ 15,006,091
    6,712,916      5,948,713      5,259,839      5,439,213      6,575,486      6,747,356
 ------------   ------------   ------------   ------------   ------------   ------------
    4,986,317      6,218,076      6,396,497      6,844,047      7,776,036      8,258,734
      222,000        302,000        270,500        281,000        465,000        455,400
 ------------   ------------   ------------   ------------   ------------   ------------
    4,764,317      5,916,076      6,125,997      6,563,047      7,311,036      7,803,334
      505,476        603,325        878,731        805,355        876,285        920,951
    3,625,772      4,457,545      4,799,745      4,867,794      5,174,452      5,289,273
 ------------   ------------   ------------   ------------   ------------   ------------
    1,644,021      2,061,856      2,204,983      2,500,608      3,012,869      3,435,012
      361,021        490,352        477,205        545,523        768,577        851,023
 ------------   ------------   ------------   ------------   ------------   ------------
 $  1,283,000   $  1,571,504   $  1,727,778   $  1,955,085   $  2,244,292   $  2,583,989
 ============   ============   ============   ============   ============   ============

----------------------------------------------------------------------------------------

 $135,881,746   $164,675,155   $171,682,025   $185,634,119   $191,199,526   $202,364,858
  118,059,873    145,648,647    152,334,470    163,312,482    166,604,359    171,512,241
   12,990,023     14,078,527     15,375,942     16,518,060     18,451,873     20,016,011
   77,137,769     79,642,462     86,696,640    106,952,378    120,907,269    130,637,621
    1,000,000              -              -              -              -              -
      846,824      1,039,360      1,256,322      1,437,734      1,775,383      2,022,987
       96,032        109,464         53,538         99,588        127,351        207,796
           71             83             80             82             83             84
         Five          Seven          Seven          Eight          Eight          Eight

----------------------------------------------------------------------------------------

 $       0.63   $       0.77   $       0.85   $       0.96  $        1.10  $        1.27
         0.23           0.24           0.25           0.28           0.38           0.43
         6.39           6.93           7.56           8.13           9.08           9.84
  5.37 - 5.99    5.68 - 7.85    8.26 -15.29   16.14 - 20.45  11.59 - 17.73  12.50 - 21.75



Banking Locations


     Pictures of Banking Locations

Banking Locations


     Pictures of Banking Locations

                UNITED BANCORP, INC. DIVIDEND REINVESTMENT AND
                  STOCK PURCHASE PLAN AUTHORIZATION FOR ALL
                             COMMON SHAREHOLDERS


     Please enroll me in the United Bancorp, Inc. Dividend Reinvestment and Stock Purchase Plan. I direct United Bancorp, Inc. to pay to the Plan Administrator for my account.

1.  PLEASE INITIAL THE APPROPRIATE BLANK FOR OPTION A OR B TO REINVEST
    DIVIDENDS:
     A. ____ Reinvest dividends on ALL shares of United Bancorp, Inc. common stock registered in my name.

     B. ____ Reinvest dividends on _____ shares of United Bancorp, Inc. common stock registered in my name.

   (Enter number of shares only if you do not want all shares reinvested.)

2.  PLEASE INITIAL FOR PARTICIPATION IN VOLUNTARY CASH PAYMENTS OPTION:
    (Initialing here enrolls you in Voluntary Cash Payments but does not obligate you to make a payment every quarter.)

____ Invest voluntary cash payments as directed on a quarterly basis in amounts of at least $100.00 but not more than $5,000.00.

    I acknowledge all dividends on shares credited to my account under the Plan will automatically be reinvested.

    I hereby appoint WesBanco Bank Wheeling, the Plan Administrator, as my agent under the Plan and direct the Plan Administrator to apply my dividends on all United Bancorp securities designated above which are registered in the name of or credited to my account under the Plan to the purchase of shares of United Bancorp common stock.

    I acknowledge receipt of a copy of United Bancorp's Dividend Reinvestment and Stock Purchase Plan and agree to the terms and conditions of the Plan as stated herein.

________________________________|___________________________|___________________
  Stockholder's Name(s)                  Account No.             No. Shares

________________________________________________________________________________

________________________________________________________________________________
 Address
________________________________________________________________________________
 Address
________________________________________________________________________________
 Taxpayer Identification Number*

Under penalties of perjury, I certify (1) that the number shown on this form is my correct taxpayer identification number and (2) that I am not subject to backup withholding either because I have not been notified that I am subject to backup withholding as a result of a failure to report all interest or dividends, or the Internal Revenue Service has notified me that I am no longer subject to backup withholding.

*IF YOU ARE AN INDIVIDUAL, YOUR TAXPAYER IDENTIFICATION NUMBER IS YOUR SOCIAL SECURITY NUMBER.

       SIGN BELOW TO ENROLL:  JOINT ACCOUNTS, SIGN BELOW AND NEXT PANEL


______________________________________________________     _____________________
Signature                                                         Date

______________________________________________________     _____________________
Signature (if joint account, both sign)                           Date


                 RETURN THIS FORM TO PARTICIPATE IN THE PLAN
              -ON JOINT ACCOUNTS, PLEASE REFER TO THE NEXT PANEL

--------------------------------------------------------------------------------

                             UNITED BANCORP, INC.
                            DIVIDEND REINVESTMENT
                           AND STOCK PURCHASE PLAN
                            AUTHORIZATION FOR ALL
                             COMMON SHAREHOLDERS

                         JOINT ACCOUNT WITH RIGHT OF
                                 SURVIVORSHIP

                   (Except residents of Louisiana or Texas)

                                     TO:
                   Dividend Reinvestment Plan Administrator
                           for United Bancorp, Inc.
                                 P.O. Box 767
                           Wheeling, WV  26003-0098

        With respect to our joint account with right of survivorship, we confirm that:

        1. In all matters pertaining to the account you may act upon orders and instructions from either of us.

        2. Upon death of either of us, all securities, funds and property in the account shall be the sole property of the survivor.

______________________________________________________     _____________________
Signature                                                         Date

______________________________________________________     _____________________
Signature                                                         Date

                      REMINDER:  JOINT ACCOUNTS, PLEASE
                          SIGN BOTH OF THESE FORMS.

Shareholder Information


United Bancorp, Inc.'s common stock trades on The Nasdaq SmallCap Market tier of The Nasdaq Stock Market under the symbol UBCP, CUSIP #90991109. There are currently 2,033,385 shares outstanding, held among approximately 800 shareholders of record at year-end 1996. The following table sets forth the quarterly high and low closing prices of UBCP's common stock from January 1, 1996 to December 31, 1996 compared to the same periods in 1995 as reported by the NASDAQ. The price quotes have been adjusted for comparison purposes for the 10% stock dividend distributed on June 20, 1996. The price quotations presented should not necessarily be relied on in determining the value of the shareholders' investment.



                                          1996                                      1995
                          --------------------------------------     --------------------------------
                          31-MAR     30-JUN     30-SEP    31-DEC     31-MAR   30-JUN  30-SEP   31-DEC
                          ------     -------    -------   ------     ------   ------  ------   ------
Market Price Range
     High  ($)             15 1/8     15 1/2     18 1/4   21 3/4     17 3/4   17 3/4  17 1/4   15
     Low   ($)             13 1/4     14 1/2     16       17 1/2     15       14      13 5/8   11 5/8

Cash dividends
     Quarter              $ 0.10     $ 0.11    $ 0.11    $ 0.11      $ 0.09    $ 0.09   $ 0.10    $ 0.10
     Cumulative             0.10       0.21      0.32      0.43        0.09      0.18     0.28      0.38



                              INVESTOR RELATIONS:
     A copy of the Company's Annual Report on form 10-K, as filed with the SEC, will be furnished free of charge upon written request to:

     Ronald S. Blake, Treasurer
     United Bancorp, Inc.
     4th at Hickory Streets,
     Martins Ferry, OH  43935

                              INDEPENDENT AUDITORS
Crowe, Chizek and Company LLP
Certified Public Accountants
10 West Broad Street
Columbus, OH  43215
(614) 469-0001

                                ANNUAL MEETING:
     The Annual Meeting of Shareholders will be held at 2:00 PM, April 16, 1997 at the Corporate Headquarters in Martins Ferry, Ohio.

                                 STOCK TRADING:
McDonald and Company
PO Box 20897
Canton, OH  44701-0897
1-800-962-0537

The Ohio Company
155 East Broad Street
Columbus, OH  43215
1-800-255-1825

Advest, Inc.
340 S. Hollywood Plaza
Steubenville, OH  43952
1-800-761-8008



                 DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN:
     A dividend reinvestment and stock purchase plan is available to shareholders of United Bancorp, Inc. The plan provides an opportunity to invest cash dividends and optional cash payments in United Bancorp, Inc. stock. For additional details write to:

     DRIP Plan Administrator UBCP
     PO Box 767
     Wheeling, WV  26003
     (304) 234-9436 or
     1-800-328-3369, Ext. 436

                                  HEADQUARTERS
The Citizens Savings Bank Building
4th at Hickory Streets
Martins Ferry, OH  43935
(614) 633-BANK
(614) 633-1448 (FAX)

                          TRANSFER AGENT AND REGISTRAR
Trust Department
WesBanco Bank - Wheeling
One Bank Plaza
Wheeling, WV  26003
(304) 234-9422
1-800-328-3369, Ext. 436

                                                                              49