Form 10-K, Exhibit 13
period 1997-12-31
UNITED BANCORP INC /OH/
filed 1998-03-30
CIK 731653

                                                                      EXHIBIT 13

                                                           1988              1989              1990             1991
                                                     ------------      ------------      ------------     ------------
Interest income                                      $  9,459,611      $ 11,381,035      $ 11,421,492     $ 11,699,233
Interest expense                                        5,941,211         7,220,587         7,127,552        6,712,916
                                                     ------------      ------------      ------------     ------------
NET INTEREST INCOME                                     3,518,400         4,160,448         4,293,940        4,986,317
Provision for loan losses                                 102,000           182,000           240,000          222,000
                                                     ------------      ------------      ------------     ------------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES     3,416,400         3,978,448         4,053,940        4,764,317
Noninterest income, including secuity gains/(losses)      464,525           349,829           684,510          505,476
Noninterest expense                                     2,781,577         2,908,875         3,465,803        3,625,772
                                                     ------------      ------------      ------------     ------------
INCOME BEFORE INCOME TAXES                              1,099,348         1,419,402         1,272,647        1,644,021
Income taxes                                              161,194           304,952           205,997          361,021
                                                     ------------      ------------      ------------     ------------
NET INCOME                                           $    938,154      $  1,114,450      $  1,066,650     $  1,283,000
                                                     ============      ============      ============     ============


----------------------------------------------------------------------------------------------------------------------


Total assets                                         $120,728,808      $129,527,455      $132,008,476     $135,881,746
Deposits                                              108,255,872       115,848,920       115,056,983      118,059,873
Equity capital                                         10,836,323        11,543,373        12,169,023       12,990,023
Loans outstanding, net                                 43,385,742        56,862,870        71,060,484       77,137,769
Term federal funds                                      8,059,000         9,105,000         1,500,000        1,000,000
Allowance for loan losses                                 478,042           595,160           720,856          846,824
Net charge-offs                                            95,965            64,882           114,304           96,032
Full time employees (average equivalents)                      57                58                66               71
Banking locations                                            Four              Four              Five             Five


----------------------------------------------------------------------------------------------------------------------


Earnings per common share - Basic                    $       0.42      $       0.50      $       0.48     $       0.57
Earnings per common share - Diluted                          0.42              0.50              0.48             0.57
Dividends per share                                          0.17              0.18              0.20             0.21
Book value per share                                         4.85              5.16              5.45             5.81
Market value range per share                            4.32-4.88         4.60-5.16         4.84-5.16        4.88-5.45


----------------------------------------------------------------------------------------------------------------------


Cash dividends paid                                  $    394,800      $    407,400      $    441,000     $    462,000
Return on average assets (ROA)                               0.82%             0.89%             0.82%            0.95%
Return on average equity (ROE)                               8.88%             9.96%             8.99%           10.21%





        1992             1993               1994              1995              1996                 1997
   ------------     ------------       ------------      ------------       ------------        ------------

   $ 12,166,789     $ 11,656,336       $ 12,283,260      $ 14,351,522       $ 15,006,091        $ 16,205,162
      5,948,713        5,259,839          5,439,213         6,575,486          6,747,357           7,346,629
   ------------     ------------       ------------      ------------       ------------        ------------
      6,218,076        6,396,497          6,844,047         7,776,036          8,258,734           8,858,533
        302,000          270,500            281,000           465,000            455,400             444,000
   ------------     ------------       ------------      ------------       ------------        ------------
      5,916,076        6,125,997          6,563,047         7,311,036          7,803,334           8,414,533
        603,325          878,731            805,355           876,285            920,951           1,027,166
      4,457,545        4,799,745          4,867,794         5,174,452          5,289,273           5,654,659
   ------------     ------------       ------------      ------------       ------------        ------------
      2,061,856        2,204,983          2,500,608         3,012,869          3,435,012           3,787,040
        490,352          477,205            545,523           768,577            851,023             940,472
   ------------     ------------       ------------      ------------       ------------        ------------
   $  1,571,504     $  1,727,778       $  1,955,085      $  2,244,292       $  2,583,989        $  2,846,568
   ============     ============       ============      ============       ============        ============

   ---------------------------------------------------------------------------------------------------------


   $164,675,155     $171,682,025       $185,634,119      $191,199,526       $202,364,858        $211,742,313
    145,648,647      152,334,470        163,312,482       166,604,359        171,512,241         175,791,296
     14,078,527       15,375,942         16,518,060        18,451,873         20,016,011          21,924,638
     79,642,462       86,696,640        106,952,378       120,907,269        130,637,621         137,308,856
              -                -                 -                  -                  -                   -
      1,039,360        1,256,322          1,437,734         1,775,383          2,022,987           2,238,522
        109,464           53,538             99,588           127,351            207,796             228,465
             83               80                 82                83                 84                  86
          Seven            Seven              Eight             Eight              Eight                Nine

   ---------------------------------------------------------------------------------------------------------


   $       0.70     $       0.77       $       0.87      $       1.00       $       1.16        $       1.27
           0.70             0.77               0.87              1.00               1.15                1.26
           0.22             0.23               0.25              0.35               0.39                0.44
           6.30             6.87               7.39              8.25               8.95                9.80
      5.16-7.14       7.51-13.90        14.67-18.59       10.54-16.12        12.05-19.77         15.46-27.38
   ---------------------------------------------------------------------------------------------------------

   $    483,000     $    512,400       $    564,472      $    776,136       $    876,153        $    988,820
           1.01%            1.04%              1.11%             1.18%              1.32%               1.38%
          11.60%           11.73%             12.24%            12.85%             13.49%              13.56%


   ---------------------------------------------------------------------------------------------------------


To Our Present and Future Shareholders
 . . .

   Each year, we write and tell you how great of a year we have had. This year is really no different! Quite frankly, your Company again did quite well. Our stock price moved from a low of $15 1/2 to a year end close at $27 and many of our shareholders saw their dividend check totals for 1997 to be 12.8% ahead of what they received in 1996. All was helped by the 10% share dividend paid this past September.

   Earnings for the year were up 10.2%. And better yet, fourth quarter earnings (the most recent report period) were actually up 17.9%. It is always comforting to see the quarter trailing earnings moving upward. Our first two quarters were a little bit dampened by the start up costs of our new St. Clairsville location and by the effects of the longest steel strike in the Ohio Valley's history. It is exciting to report that our Strasburg charter did not even know a work stoppage had occurred. This reflects positively on our expansion into that area for the purpose of diversifying our market risk. We are really pleased to report that things are getting back to normal in our great Industrial Valley.

   It is always exciting to write about expansions. Our St. Clairsville In-Store location at Riesbeck Food Markets opened in mid-July and has attracted over $1.3 million in new deposits. We continue to receive high praise from the original $10 million deposit customer base in this market who find our hours and new location to be convenient. We announced in January of this year our planned expansion into Athens County, Ohio. Our work is cut out for us for the next few months, bringing The Glouster Community Bank into the United Bancorp, Inc. family of banks as a third banking charter. Our focus has been to diversify the economic risk of your investment through expansion into different marketplaces. The Glouster Community Bank with over $50 million in assets and four offices in Athens County will add to this diversification of market risk. The three largest employment categories in their market area are educational services, manufacturing and wholesale/retail trade. Farming and recreation are also important to their economy. All of these categories compliment our present market risk exposure.

   Our customers have benefited this past year through the introduction of new services and the expansion in customer service hours at all of our locations. We now offer seven-day banking service at our St. Clairsville location and all of our traditional banking offices offer extended cut-off service hours through 4:00 p.m. daily. Through our expanded services, our new fixed rate home financing program has added over 100 new home loans to our customer list plus has been very positive in impacting our noninterest income which increased 12% over the previous year. In the fourth quarter of last year, we introduced a new MasterCard(R) Check Card to our market areas and are now in the process of installing six new cash dispensing ATM's to better serve our customer base and further generate more fee income. The experts tell us that a Bank that is to be high performing must become less dependent upon net interest income as their primary source of earnings and more dependent upon fee income.

   This past year, two of our long-term Directors retired to Emeritus status. Donald A. Davison joined our Directorship in 1963 and Premo R. Funari in 1976. Both men have been close by my side since my assuming the Presidency of The Citizens Savings Bank in January of 1973. Each was very much involved in the many projects that have been completed during the past twenty-five years. As Chairman of the Board following my mentor H. H. Riethmiller's death in 1980, Don Davison did an effective job in keeping me focused. I personally miss both Don and Premo's wise counsel and wish them good health and happiness in their retirement. Both men stepped down after last year's Annual Meeting.

   We are pleased to report that we have expanded your Company's Management Team. Randall M. Greenwood, CPA, joined us on December 1st as Vice President and Chief Financial Officer of United Bancorp, Inc. and Senior Vice President and CFO of The Citizens Savings Bank. Randy brings a good mix of accounting and banking experience to us, having worked both for one of the Big Six Accounting Firms and for one of our country's super regional banks. He will play a vital roll as we continue to move our acquisition efforts forward.

   A lot of media and regulatory attention is being given to the potential of a Year 2000 crisis! Many predict that our world will come tumbling down when many computers will not know if going from 1999 to 2000 might be misread as the
Year 1900. ...thus causing the crises.  Your Management Team is on top of this and we wish to assure you that our computers will know we are entering the new millenium.

   As you work your way through this Annual Report, reviewing all the numbers and footnotes, I hope you realize the number of people responsible for making it all happen. Quite frankly my job is to make sure our 86 full time equivalent employees are kept focused, happy and rewarded. We are blessed with a great staff and with modern facilities. Our centralized Operation Center in Martins Ferry, Ohio, currently does the item processing and data processing for all of our banking locations and answers most of our customer inquiries in addition to producing necessary customer reports and notices. This is all accomplished with very few errors. Our lenders are always working to better serve our markets. Last year we financed over 1,600 vehicles for $17.9 million. This not only took the cooperation of our Loan Center Personnel but our 50+ automobile dealers. Our Customer Service Representatives meet daily with our customers taking their deposits, opening new accounts and just making our customers comfortable. On a regular basis, I receive notes praising our staff for being the "Hometown Bank." This Hometown Bank thing didn't just happen, it has been earned over the years through dedicated customer service.
I must also recognize our Accounting Division, who keep us properly reported to our various regulators as well as keep our shareholders properly informed. Proof to their good work is in the hands of the reader of this report. To all of the members of our Bank Team, I personally want to say thank you for your continued dedication to Hometown Banking service.

   To our shareholders, we say thank you for investing your funds and your trust in our Company and its banks. As we reach out to new heights, our pledge is to continue earning your respect and confidence. Your Directors, Management Team and Staff are committed to making your shareholder value grow.


                                                Very truly yours,



                                                James W. Everson
                                                Chairman, President &
                                                Chief Executive Officer

   United Bancorp, Inc. is headquartered in Martins Ferry, Ohio, located on the eastern border of Ohio along the Ohio River. Martins Ferry is nestled among the many scenic foothills along the Upper Ohio Valley across the river from the greater metropolitan area of Wheeling, West Virginia, 60 miles southwest of Pittsburgh, Pennsylvania and 125 miles east of Columbus, Ohio.

   Early settlers to the region found many natural resources readily available, which assisted in the establishment of frontier communities in and around the eastern Ohio areas. Today, in addition to the natural resources still abundant within the region, there remains a plentiful workforce, easy access to interstate highway systems, and nearby river and railway transportation facilities. This economic base is built upon a strong belief in traditional small community values where future growth and development can be nurtured.

   These local communities served by the Banks of United Bancorp, Inc. encompass a variety of social and economic cultures. This diversification provides many opportunities for our community banks to develop long-term relationships with customers spanning several generations. The "Hometown" advertising phrase captures the character and integrity of each banking location in relation to the local community it serves.

   To better its shareholders, United Bancorp, Inc. ("UBCP") was created as a single bank holding company in July of 1983. This was accomplished through the acquisition of 100% of the voting stock of The Citizens Savings Bank of Martins Ferry, Ohio ("CITIZENS"). In December of 1986, UBCP became a multi-bank holding company through the acquisition of 100% of the voting stock of The Citizens-State Bank of Strasburg, Strasburg, Ohio ("CITIZENS-STATE").

   Common stock of UBCP was initially available through over-the-counter trading. In February of 1994, it began trading on The Nasdaq SmallCaps Market tier of The Nasdaq Stock Market under the trading symbol UBCP.

   CITIZENS was originally established as The German Savings Bank in 1902 and remains the lead bank in the multi-bank holding company. In 1974, local markets were expanded through the construction of a full service branch banking facility 6-miles west of Martins Ferry in nearby Colerain, Ohio. In 1978, expansion continued with the construction of another full service branch bank in Bridgeport, Ohio located 2-miles south of Martins Ferry. In 1980, a limited service auto-teller location was opened in Martins Ferry one block south of the initial main office location. In 1983, an Automated Teller Machine ("ATM") began operation in nearby Aetnaville, Ohio. By 1984, CITIZENS had outgrown its original main banking facility in Martins Ferry and subsequently relocated to a newly constructed 21,500 square foot addition to the auto-teller building.

   1990 ushered in a new era of in-house data processing with the installation of sophisticated, high-speed equipment capable of servicing current and future information and document processing needs. In 1991, CITIZENS began providing data processing services for CITIZENS-STATE. During 1993, realizing the need for a specific location dedicated to operational support, the accounting, bookkeeping and later data processing functions were established in a separate facility directly across from the main banking center in Martins Ferry.

   In mid-1996, check image and statement processing was introduced to all banking locations. The customers would no longer receive their checks and deposit tickets, but would instead receive an image of each transaction. The successes enjoyed by both banks during the conversion from traditional check processing to the radically different image processing were proof that positive change can be accomplished without sacrificing the personalized service and consideration our customers deserve.

   In mid-1997, CITIZENS opened a full service Retail Banking Center inside Riesbeck's Food Markets, Inc.'s St. Clairsville, Ohio store. This site also provides a free standing ATM for additional customer service.

   CITIZENS-STATE was also established in 1902 and was originally headquartered in Strasburg, Ohio. It is located in an area of northeastern Ohio whose economy is supported by agriculture and light industry. It has also benefited as a "bedroom community" for the Akron-Canton metropolitan areas. In 1990, a full service banking facility was constructed 6-miles south in Dover, Ohio. During 1992, expansion continued with the acquisition of two branch bank locations in New Philadelphia and Sherrodsville, Ohio. Later, in 1994, a branch bank was purchased in Dellroy, Ohio.

   Although United Bancorp, Inc. remains dedicated to our community banking philosophy, which management considers to be our cornerstone of success, recognizing the needs of our customers for today and into the future is a must to stay ahead of our competition. During 1997, we introduced a Secondary Market Real Estate Mortgage Program. This program allows us to offer affordable fixed-rate loan products to our current customers and provides us with the opportunity to expand our marketing area. The additional exposure to potential customers affords us the opportunity to "cross-sell" additional depository and lending products.

   Management is deeply committed to meet the financial needs of individuals and business. Our goal is to foster the community banking philosophy into the next millennium without sacrificing our "Hometown" banking image and beliefs.

                             FINANCIAL HIGHLIGHTS
                             UNITED BANCORP, INC.


                                                                 FOR THE YEARS ENDED DECEMBER 31,
                                                      -------------------------------------------------------
                                                          1997                  1996              % CHANGE
                                                     -------------         -------------        -------------
EARNINGS (IN 000'S)
   Total interest income                                  $ 16,205              $ 15,006               7.99%
   Total interest expense                                    7,347                 6,747               8.89%
   Net interest income                                       8,859                 8,259               7.26%
   Net income                                                2,847                 2,584              10.18%

PER SHARE (1)
   Earnings per common share - Basic                      $   1.27              $   1.16               9.48%
   Earnings per common share - Diluted                        1.26                  1.15               9.57%
   Cash dividends paid  (2)                                   0.44                  0.39              12.82%
   Book value (end of period)                                 9.80                  8.95               9.50%

AT YEAR END (IN 000'S)
   Total assets                                           $211,742              $202,365               4.63%
   Total assets (average)                                  206,540               195,497               5.65%
   Total deposits                                          175,791               171,512               2.49%
   Securities sold under agreements to repurchase            8,391                 8,642              -2.90%
   Net loans                                               137,309               130,638               5.11%
   Securities                                               59,193                57,858               2.31%
   Shareholders' equity                                     21,925                20,016               9.54%
   Shareholders' equity (average)                           20,986                19,155               9.56%

STOCK DATA (1)
   Market value (end of period)                           $  27.00              $  19.77              36.57%
   Dividend payout ratio                                     34.59%                33.83%              2.25%
   Price earnings ratio (3)                                  21.26 x               17.04x             24.77%

KEY PERFORMANCE RATIOS
   Return on average assets (ROA)                             1.38%                 1.32%              4.55%
   Return on average shareholders' equity (ROE)              13.56%                13.49%              0.52%
   Efficiency ratio                                          54.05%                54.51%              0.84%


(1) Per share and stock data has been restated to reflect effect of 10% stock dividends in 1997 and 1996.

(2) Actual cash dividends paid based on historical number of shares was $0.46 for the year ended December 31, 1997.

(3) Calculated using basic earnings per common share.

                            SHAREHOLDER INFORMATION
                              UNITED BANCORP, INC.

     United Bancorp, Inc.'s common stock trades on The Nasdaq SmallCap Market tier of The Nasdaq Stock Market under the symbol UBCP, CUSIP #90991109. At the year-end 1997, there were 2,238,314 shares outstanding, held among approximately 800 shareholders of record. The following table sets forth the quarterly high and low closing prices of the Company's common stock from January 1, 1997 to December 31, 1997 compared to the same periods in 1996 as reported by the NASDAQ. The price quotes have been adjusted for comparison purposes for the 10% stock dividends distributed on September 19, 1997 and June 20, 1996. The price quotations presented should not necessarily be relied on in determining the value of the shareholders' investment.


                                           1997                                            1996
                        ------------------------------------------------------------------------------------------
                        31-MAR      30-JUN      30-SEP      31-DEC      31-MAR      30-JUN      30-SEP      31-DEC
                        ------      ------      ------      ------      ------      ------      ------      ------
Market Price Range
   High  ($)            19.773      17.500      21.500      27.375      13.750      14.091      16.591      19.773
   Low   ($)            18.182      15.455      16.136      20.500      12.045      13.182      14.545      15.909
Cash Dividends
   Quarter              $ 0.10      $ 0.10      $ 0.12      $ 0.12      $ 0.09      $ 0.10      $ 0.10      $ 0.10
   Cumulative           $ 0.10      $ 0.20      $ 0.32      $ 0.44      $ 0.09      $ 0.19      $ 0.29      $ 0.39

INVESTOR RELATIONS:
     A copy of the Company's Annual Report on form 10-K as filed with the SEC, will be furnished free of charge upon written request to:

     Randall M. Greenwood, CFO
     United Bancorp, Inc.
     201 South 4th Street
     PO Box 10
     Martins Ferry, OH  43935

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN:
     Shareholders may elect to reinvest their dividends in additional shares of United Bancorp, Inc.'s common stock through the Company's Dividend Reinvestment Plan. Shareholders also may invest optional cash payments of up to $5,000 per quarter in our common stock at market price. To arrange automatic purchase of shares with quarterly dividend proceeds, please contact:

     American Stock Transfer
          and Trust Company
     Attn: Dividend Reinvestment
     40 Wall Street, 46th Floor
     New York, NY  10005
     1-800-278-4353

ANNUAL MEETING:
     The Annual Meeting of Shareholders will be held at 2:00 p.m., April 15, 1998 at the Corporate Headquarters in Martins Ferry, Ohio.

INTERNET:
     Home Page available April 1998
     http://www.unitedbancorp.com

INDEPENDENT AUDITORS:
     Crowe, Chizek and Company LLP
     Certified Public Accountants
     10 West Broad Street
     Columbus, OH  43215
     (614) 469-0001

HEADQUARTERS:
     The Citizens Savings Bank Building
     201 South 4th Street
     Martins Ferry, OH  43935
     (740) 633-BANK
     (740) 633-1448 (FAX)

STOCK TRADING:
     McDonald and Company
     PO Box 20897
     Canton, OH 44701-0897
     1-800-962-0537

     The Ohio Company
     155 East Broad Street
     Columbus, OH  43215
     1-800-255-1825

     Advest, Inc.
     340 S. Hollywood Plaza
     Steubenville, OH  43952
     1-800-761-8008

TRANSFER AGENT AND REGISTRAR:
For transfers and general correspondence, please contact:

     American Stock Transfer
          and Trust Company
     40 Wall Street, 46th Floor
     New York, NY  10005
     1-800-937-5449

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                              UNITED BANCORP, INC.


In the following pages, management presents an analysis of UNITED BANCORP, INC.'S financial condition and results of operations as of and for the year ended December 31, 1997 as compared to prior years. This discussion is designed to provide shareholders with a more comprehensive review of the operating results and financial position than could be obtained from an examination of the financial statements alone. This analysis should be read in conjunction with the consolidated financial statements and related footnotes and the selected financial data included elsewhere in this report.


                                 [BAR GRAPH]

                                 TOTAL ASSETS

                               1993       1994      1995      1996      1997
Total Assets (In thousands)   171,682    185,634   191,200   202,365   211,742

                                 [BAR GRAPH]

                                 LOANS - NET

                                 1993     1994      1995      1996      1997
Loans - Net  (In thousands)     86,697   106,952   120,907   130,638   137,492


FINANCIAL CONDITION

EARNING ASSETS - LOANS
     For the year ended December 31, 1997, the Company's total assets increased 4.6% over December 31, 1996 totals. Gross loans totaled $139,547,378 at year-end 1997, representing an increase of 5.2% over $132,660,608 at year-end 1996.

     Installment lending increased by $1,820,767, or 4.0%, over 1996 totals. These loans represented 33.7% of the total portfolio at year-end 1997 compared to 34.0% at year-end 1996. This modest shift in mix was partially the result of an extended 10-month work stoppage at Wheeling-Pittsburgh Steel facilities located in the Ohio Valley area of CITIZENS market area during 1996 and 1997. Increases in commercial lending and declines in real estate lending volume also contributed to the shift in portfolio alignment. Competition, especially in the indirect arena, has increased over the past several years. Alternative financing programs offered by the automakers' financing subsidiaries have been and will continue to compete for business. Management has responded to direct competition by extending our customer service hours into the evening to provide our customers with the ability to arrange financing at their convenience.

     Commercial loans increased $1,969,124, or 15.9%, over 1996 levels, representing 10.3% of the total portfolio at year-end 1997. This compares to 9.4% of the mix at year-end 1996. Commercial real estate loans increased $4,380,752, or 10.6%, over 1996 totals comprising 32.7% of the portfolio compared to 31.1% at year-end 1996.

     The Company has originated and bought participations in loans from other banks for out-of-area commercial and commercial real estate loans to benefit from consistent economic growth outside the area. The majority of these loans are secured by real estate holdings comprised of hotels, motels and churches located in various geographic locations, including Columbus and the Akron-Canton, Ohio metropolitan areas. Out-of-area loans at year-end 1997 were $15,424,554, representing 25.7% of the commercial and commercial real estate loan portfolios compared to $15,785,788 or 29.4% for year-end 1996.

     Although we have continued to offer our variable rate real estate lending programs, the portfolio has declined. With fixed rates at or near historical low levels, customers are taking advantage of alternative fixed-rate products offered through secondary market programs. During 1997, we introduced a Secondary Market Real Estate Mortgage Program to help our customers take advantage of a fixed-rate loan program without assuming the interest rate risk associated with this loan product.

     Approximately $5,250,000 in secondary market loans have been originated and sold, generating a net realized gain of $139,005. Many first time homeowners or individuals with little or no down payment have been able to participate in many of the variety of lending options now available. Additionally, as interest rates have declined throughout the year, many existing customers with variable rate real estate loans have refinanced into fixed rate products offered through the secondary market program. This trend toward fixed rate products can be expected to continue with interest rates at historical low levels.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                              UNITED BANCORP, INC.

     The allowance for loan losses represents the amount which management and the Board of Directors estimates is adequate to provide for inherent losses in the loan portfolio. The allowance balance and the annual provision charged to expense are reviewed by management and the Board of Directors monthly using a risk grading model that considers borrowers' past due experience, economic conditions and various other circumstances that are subject to change over time.

     Management believes the current balance of the allowance for loan losses to be sufficient to deal with probable losses. Net charge-offs for the year-ended 1997 were $228,465, or 11.3%, of the beginning allowance for loan losses compared to $207,796, or 11.7%, of the beginning allowance for loan losses for 1996.

EARNING ASSETS - SECURITIES AND FEDERAL FUNDS SOLD
     The securities portfolio is comprised of US Treasury notes and other US government agency-backed securities, tax-exempt obligations of states and political subdivisions and certain other investments. The Banks do not hold any collateralized mortgage-backed securities, other than those issued by US Government agencies, or derivative securities. The quality rating of obligations of state and political subdivisions within Ohio is no less than Aaa, Aa, or A, with all out-of-state bonds rated at AAA. Board policy permits the purchase of certain non-rated bonds of local schools, townships and municipalities, based on their known levels of credit risk.

     Securities available for sale at year-end 1997 increased $3,137,117, or 11.2%, over 1996, while securities held to maturity decreased $1,801,767, or 6.0%. Management anticipates maintaining relatively stable levels of securities, utilizing projected deposit growth to fund future loan development.

SOURCES OF FUNDS - DEPOSITS
     The Company's primary source of funds is core deposits from retail and business customers. These core deposits include all categories of interest-bearing deposits, excluding certificates of deposit greater than $100,000. For the year-ended 1997, total core deposits increased by $1,690,777. The Company maintains strong deposit relationships with public agencies, including local school districts, city and township municipalities, public works facilities and others, which may tend to be more seasonal in nature resulting from the receipt and disbursement of state and federal grants. These entities have maintained relatively stable balances with the Company due to various funding and disbursement timeframes.

     Certificates of deposit greater than $100,000 are not considered part of core deposits and, as such, are used as a tool to manage funds. At year-end 1997, certificates of deposit greater than $100,000 increased $2,588,278, or 18.6%, over year-end 1996 totals. This is due in part to the continued issuance of what is deemed "special rate" certificates of deposits. The terms of such product range from 9 months up to 73 months and is offered in response to our market environment.

     Overall, the attraction of and retention of core deposits continues to pose a challenge to the Company and the overall banking industry. Alternative financial products are continuously being introduced by our competition whether through a traditional bank or brokerage services company. To date, core deposits have provided the Company with its primary funding needs. To retain and attract "new" core deposits, the Company, during 1997, introduced a full service retail-banking center inside the St. Clairsville, Ohio Riesbeck's store. To date, this alternative retail-banking center has exceeded our first year expectations for the attraction of core deposits. It also has provided additional cross-sell opportunities and expanded our market area since its opening in July 1997.

                                 [BAR GRAPH]

                                EQUITY CAPITAL

                                  1993     1994     1995     1996     1997
Equity Capital (In thousands)    15,376   16,518   18,452   20,016   21,925


                                 [BAR GRAPH]

                                CASH DIVIDENDS

                           1993       1994      1995      1996       1997
Cash Dividends            512,400    564,472   776,136   876,153    988,820

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                              UNITED BANCORP, INC.

                                 [BAR GRAPH]

                                  RETURN ON
                                AVERAGE ASSETS
                                  (PERCENT)


                                1993    1994    1995    1996    1997
Return On Average Assets        1.04%   1.11%   1.18%   1.32%   1.38%


                                 [BAR GRAPH]

                                  RETURN ON
                                AVERAGE EQUITY
                                  (PERCENT)


                                 1993    1994    1995    1996    1997
Return On Average Equity        11.73%  12.24%  12.85%  13.49%  13.56%


SOURCES OF FUNDS - SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE AND OTHER BORROWINGS
     Other interest-bearing liabilities include securities sold under agreements to repurchase, sweep accounts, federal funds purchased, Treasury, Tax & Loan notes payable and Federal Home Loan Bank advances. Securities sold under agreements to repurchase remained relatively constant, while other borrowed funds increased significantly by $3,573,525. This increase was the result of expanded use of Federal Home Loan Bank match funding of loans.

     During 1998, the Company may take advantage of the current low costs associated with wholesale funding sources such as the Federal Home Loan Bank while relying less on the more volatile certificates of deposits greater than $100,000.

PERFORMANCE OVERVIEW

NET INCOME
     The Company reported earnings of $2,846,568 in 1997 compared with $2,583,989 in 1996 and $2,244,292 in 1995. This earnings performance equates to a 1.38% Return on Average Assets ("ROA") and 13.56% Return on Average Equity ("ROE") for 1997 compared to 1.32% and 13.49% for 1996 and 1.18% and 12.85% for
1995. Earnings per share ("EPS") comparisons indicate an increase to $1.27 (Basic) and $1.26 (Diluted) for 1997 compared to $1.16 (Basic) and $1.15 (Diluted) for 1996. EPS for 1995 was $1.00 for both Basic and Diluted. Per share amounts for all periods have been restated to reflect the 10% stock dividend distributions to shareholders in September 1997 and June 1996.

NET INTEREST INCOME
     Net interest income, by definition, is the difference between interest income generated on interest-earning assets and the interest expense incurred on interest-bearing liabilities. Various factors contribute to changes in net interest income, including volumes, interest rates and the composition or mix of interest-earning assets in relation to interest-bearing liabilities. Net interest income increased $599,799, or 7.3%, in 1997 compared to a $482,698, or 6.2%, increase in 1996. The net interest spread has remained stable, which indicates that changes in volume have had a greater impact on net interest income than changes in interest rates.

     The dynamics of this increase are related to changes in rate and volume within interest-earning assets and interest-bearing liabilities. Average interest-earning assets increased $10,709,000, or 5.8%, in 1997 over 1996 compared to $5,263,000, or 2.9%, in 1996 over 1995. The associated weighted-average yield on these interest-earning assets increased to 8.28% in 1997 compared to 8.12% in 1996 and 7.98% in 1995.

     Average interest-bearing liabilities increased $8,400,000, or 5.2%, in 1997 compared to $3,228,000, or 2.0%, in 1996 over 1995. The associated cost of funds for those interest-bearing liabilities in 1997 increased to 4.29% in 1997 compared to 4.14% in 1996 and 4.12% in 1995.

PROVISION FOR LOAN LOSSES
     The provision for loan losses is an operating expense recorded to maintain the related balance sheet allowance for loan losses at an amount considered adequate to cover losses that may occur in the normal course of lending. The total provision for loan losses was $444,000 in 1997 compared to $455,400 in 1996 and $465,000 in 1995. Despite the 1997 decrease from 1996 of 2.5% in the provision for loan losses, the allowance for loan losses as a percentage of loans increased from 1.52% at year-end 1996 to 1.60% at year-end 1997. This is extremely positive considering four of our offices operated in an economic environment where there was a record ten month work stoppage resulting from the Wheeling-Pittsburgh Steel Company labor dispute.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                              UNITED BANCORP, INC.


NONINTEREST INCOME
     Noninterest income is made up of Bank related fees and service charges, as well as other income producing services. These include secondary market loan servicing fees, ATM income, early redemption penalties for certificates of deposit, safe deposit rental income, net gain or loss on sales of securities available for sale and loans and other miscellaneous items. Total noninterest income for 1997 was $1,027,166, or 11.5%, over 1996 totals. Total noninterest income for 1996 was $920,951, or 5.1%, over 1995. Gains on the sale of fixed-rate mortgages in the secondary market of $139,005 contributed the most to the increase in noninterest income for 1997.

NONINTEREST EXPENSE
     Noninterest expense for 1997 increased $365,386, or 6.9%, over 1996 compared to $114,821, or 2.2%, for 1996 over 1995. Salaries and employee benefits, increasing $212,000, were responsible for the largest portion of this increase in 1997. For year-end 1997, occupancy expenses increased $104,822, or 13.7%, over 1996. CITIZENS sustained the majority of this increase due to start-up costs associated with opening the Retail Banking Center in St. Clairsville, Ohio and initial overhead related to the creation of the Secondary Market Program in Martins Ferry. This compares to an increase of $61,115, or 8.7%, for year-end 1996 over 1995. FDIC premium expenses were $20,637 in 1997 compared to $4,000 in 1996 and $188,532 in 1995, because of changes in the Bank Insurance Fund premium requirements. Salaries and employee benefits increases were the result of staffing requirements for the secondary market program, the growth in other mid-to-senior level management positions and new staffing for the previously mentioned Retail Banking Center.

ASSET/LIABILITY MANAGEMENT AND SENSITIVITY TO MARKET RISKS
     In the environment of changing business cycles, interest rate fluctuations and growing competition, it has become increasingly more difficult for banks to produce adequate earnings on a consistent basis. Because it is not possible to reliably predict interest rates, the Company must establish a sound asset/liability policy, which will minimize exposure to interest rate risk while maintaining an acceptable interest rate spread and insuring adequate liquidity.

     The principal goal of asset/liability management - profit management - can be accomplished by establishing decision processes and control procedures for all bank assets and liabilities. Thus, the full scope of asset/liability management encompasses the entire balance sheet of the Company. The broader principal components of asset/liability management include, but are not limited to liquidity planning, capital planning, gap management and spread management.

     By definition, liquidity is measured by the Company's ability to raise cash at a reasonable cost or with a minimum of loss. Liquidity planning is necessary so that the Company will be capable of funding all obligations to its customers at all times, from meeting their immediate cash withdrawal requirements to fulfilling their short-term credit needs.

     Capital planning is an essential portion of asset/liability management, as capital is a limited bank resource, which, due to minimum capital requirements, can place possible restraints on bank growth. Capital planning refers to maintaining capital standards through effective growth management, dividend policies and asset/liability strategies.

     Gap is defined as the dollar difference between rate sensitive assets and rate sensitive liabilities with respect to a specified time frame. A gap has three components - the asset component, the liability component, and the time component. Gap management involves the management of all three components.


                                 [BAR GRAPH]

                                  NET INCOME
                                (IN THOUSANDS)

                           1993       1994      1995      1996      1997
Net Income                1,728       1,955    2,244      2,584     2,847



                                 [BAR GRAPH]

                             TOTAL EARNING ASSETS
                                (IN MILLIONS)

                           1993       1994      1995      1996       1997
Total Earning Assets      166,720    164,626   179,848   185,111    195,820

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                              UNITED BANCORP, INC.


     Gap management is defined as those actions taken to measure and match rate sensitive assets to rate sensitive liabilities. A rate sensitive asset is any interest-earning asset, which can be repriced to a market rate in a given time frame. Similarly, a rate sensitive liability is any interest-bearing liability, which can have its interest rate changed to a market rate during the specified time period. Caps and collars may prevent the loans from adjusting to the market rate.

     A negative gap is created when rate sensitive liabilities exceed rate sensitive assets and, conversely, a positive gap occurs when rate sensitive assets exceed rate sensitive liabilities. A negative gap position will cause profits to decline in a rising interest rate environment and a positive gap will cause profits to decline in a falling interest rate environment. Under either scenario, profits suffer. The Company's goal is to have acceptable profits under any interest rate environment. To avoid volatile profits as a result of interest rate fluctuations, the Company must match interest rate sensitivities, while pricing both the asset and liability components to yield a sufficient interest rate spread so that profits will remain relatively consistent across interest rate cycles.

     Management of the income statement is called spread management and is defined as managing investments, loans, and liabilities to achieve an acceptable spread between the Company's return on its earning assets and its cost of funds. Gap management without consideration of interest spread can cause unacceptably low profit margins while assuring that the level of profits is steady. Spread management without consideration of gap positions can cause acceptable profits in some interest rate environments and unacceptable profits in others. A sound asset/liability management program combines gap and spread management into a single cohesive system.

     Management measures the Company's interest rate risk by computing estimated changes in net interest income and the net portfolio value ("NPV") of its cash flows from assets, liabilities and off-balance sheet items in the event of a range of assumed changes in market interest rates. The Banks' senior management and the Executive Committee of the Board of Directors, comprising the Asset/Liability Committee ("ALCO") review the exposure to interest rates at least quarterly. Exposure to interest rate risk is measured with the use of an interest rate sensitivity analysis to determine the change in NPV in the event of hypothetical changes in interest rates, while interest rate sensitivity gap analysis is used to determine the repricing characteristics of the assets and liabilities.

     NPV represents the market value of portfolio equity and is equal to the market value of assets minus the market value of liabilities, with adjustments made for off-balance sheet items.

     Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, loan prepayments and deposit decay rates, and should not be relied upon as indicative of actual results. Further, the computations do not contemplate any actions the Company may undertake in response to changes in interest rates. The NPV calculation is based on the net present value of discounted cash flows utilizing market prepayment assumptions and market rates of interest provided by surveys performed during each quarterly period, with adjustments made to reflect the shift in the Treasury yield curve between the survey date and quarter-end date.

     Certain shortcomings are inherent in this method of analysis presented in the computation of estimated NPV. Certain assets such as adjustable-rate loans have features that restrict changes in interest rates on a short-term basis and over the life of the asset. In addition, the proportion of adjustable-rate loans in the Company's portfolio could decrease in future periods if market interest rates remain at or decrease below current levels due to refinancing activity. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate from those assumed in the table. Finally, the ability of many borrowers to repay their adjustable-rate debt may decrease in the case of an increase in interest rates.


------------------------------------------------
               NET PORTFOLIO VALUE

  CHANGE IN RATES   $ AMOUNT  $ CHANGE  % CHANGE
                    --------  --------  --------
+150 bp                20,421   (1,504)     -7%
+100 bp                21,051     (874)     -4%
+ 50 bp                21,750     (175)     -1%
Base                   21,925        -
- 50 bp                23,305    1,380       6%
-100 bp                23,894    1,969       9%
-150 bp                24,523    2,598      12%

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                              UNITED BANCORP, INC.


The following table is a summary of selected quarterly results of operations for the years ended December 31, 1997 and 1996.


                                     1ST QUARTER            2ND QUARTER               3RD QUARTER            4TH QUARTER
                                   ---------------        ---------------           ---------------        ---------------
1997                                                  (In thousands except per share data)

Interest and dividend income            $    3,887              $   4,004                 $   4,091              $   4,223
Interest expense                             1,746                  1,808                     1,863                  1,930
                                        ----------              ---------                 ---------              ---------
Net interest income                          2,141                  2,196                     2,228                  2,293
Provision for loan losses                      111                    111                       111                    111
                                        ----------              ---------                 ---------              ---------
Net interest income after
  provision for loan losses                  2,030                  2,085                     2,117                  2,182
  Noninterest income                           238                    211                       267                    312
Noninterest expense                          1,374                  1,391                     1,414                  1,475
                                        ----------              ---------                 ---------              ---------
Income before income tax                       894                    905                       970                  1,019
Income tax expense                             216                    212                       257                    256
                                        ----------              ---------                 ---------              ---------
Net income                              $      678              $     693                 $     713              $     763
                                        ==========              =========                 =========              =========
Earnings per share - Basic              $     0.30              $    0.31                 $    0.32              $    0.34
                                        ==========              =========                 =========              =========
Earnings per share - Diluted            $     0.30              $    0.31                 $    0.32              $    0.33
                                        ==========              =========                 =========              =========
Dividends declared per share            $     0.10              $    0.10                 $    0.12              $    0.12
                                        ==========              =========                 =========              =========

1996

Interest and dividend income            $    3,660              $   3,702                 $   3,774              $   3,870
Interest expense                             1,633                  1,646                     1,707                  1,761
                                        ----------              ---------                 ---------              ---------
Net interest income                          2,027                  2,056                     2,067                  2,109
Provision for loan losses                      111                    122                       111                    111
                                        ----------              ---------                 ---------              ---------
Net interest income after
  provision for loan losses                  1,916                  1,934                     1,956                  1,998
Noninterest income                             234                    240                       229                    218
Noninterest expense                          1,281                  1,320                     1,339                  1,350
                                        ----------              ---------                 ---------              ---------
Income before income tax                       869                    854                       846                    866
Income tax expense                             222                    196                       214                    219
                                        ----------              ---------                 ---------              ---------
Net income                              $      647              $     658                 $     632              $     647
                                        ==========              =========                 =========              =========
Earnings per share - Basic              $     0.29              $    0.30                 $    0.28              $    0.29
                                        ==========              =========                 =========              =========
Earnings per share - Diluted            $     0.29              $    0.29                 $    0.28              $    0.29
                                        ==========              =========                 =========              =========
Dividends declared per share            $     0.09              $    0.10                 $    0.10              $    0.10
                                        ==========              =========                 =========              =========

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
                             UNITED BANCORP, INC.

AVERAGE BALANCES, NET INTEREST INCOME AND YIELDS EARNED AND RATES PAID

     The following table provides information relating to average balance sheet information and reflects the average yield on interest-earning assets and the average cost of interest-bearing liabilities for the years ended December 31, 1997, 1996 and 1995. The yields and costs are calculated by dividing income or expense by the average balance of interest-earning assets or interest-bearing liabilities.

     The average balance of available for sale securities is computed using the carrying value of securities. The yield for available for sale securities has been computed using the average amortized cost. Average balances are derived from month-end balances, which include nonaccruing loans in the loan portfolio, net of the allowance for loan losses. Management does not believe that the use of month-end balances instead of daily average balances has caused any material difference in the information presented. Interest income is on a historical basis without tax equivalent adjustment.




                                                                  1997                                   1996
                                                     -------------------------------          ------------------------------

          (IN THOUSANDS)                                                  INTEREST                         INTEREST
                                                          AVERAGE          INCOME/    YIELD/   AVERAGE     INCOME/    YIELD/
                                                          BALANCE          EXPENSE     RATE    BALANCE     EXPENSE     RATE
                                                     ------------------  -----------  ------  ----------  ----------  ------
ASSETS
  Interest-earning assets
  Loans (net of unearned income)                     $          136,186      $12,558   9.22%    $126,102     $11,476   9.10%
  Taxable Securities - AFS                                       27,423        1,913   7.01%      25,150       1,703   6.82%
  Taxable Securities - HTM                                        8,659          461   5.32%      10,698         586   5.48%
  Tax-exempt securities - AFS                                       486           25   5.43%         481          24   5.05%
  Tax-exempt securities - HTM                                    20,388        1,092   5.36%      19,593       1,044   5.33%
  Federal funds sold                                              1,960          106   5.41%       2,482         130   5.25%
  FHLB stock                                                        718           50   6.96%         605          43   7.16%
                                                     ------------------  -----------  -----   ----------  ----------  -----
Total interest-earning assets                                   195,820       16,205   8.28%     185,111      15,006   8.12%

  Noninterest-earning assets
  Cash and due from banks                                         5,436                            5,183
  Premises and equipment (net)                                    5,229                            5,023
  Other nonearning assets                                         2,242                            2,100
  Less: allowance for loan losses                                (2,187)                          (1,920)
                                                     ------------------                       ----------
Total noninterest-earning assets                                 10,720                           10,386
                                                     ------------------                       ----------
Total assets                                         $          206,540                         $195,497
                                                     ==================                       ==========
LIABILITIES & SHAREHOLDERS' EQUITY
Interest-bearing liabilities
  Demand deposits                                    $           26,503         $677   2.55%     $25,587        $649   2.54%
  Savings deposits                                               50,340        1,545   3.07%      51,226       1,525   2.98%
  Time deposits                                                  83,536        4,613   5.52%      78,781       4,235   5.38%
  Fed funds purchased & T,T & L                                   1,871           80   4.28%         741          36   4.86%
  Long-term debt                                                    740           37   5.00%         148           7   4.73%
  Repurchase agreements                                           8,211          395   4.81%       6,318         295   4.67%
                                                     ------------------  -----------  -----   ----------  ----------  -----
Total interest-bearing liabilities                              171,201        7,347   4.29%     162,801       6,747   4.14%
                                                                         -----------                      ----------
Noninterest-bearing liabilities
Demand deposits                                                  12,978                           12,058
Other liabilities                                                 1,375                            1,483
                                                     ------------------                       ----------
Total noninterest-bearing liabilities                            14,353                           13,541
Total liabilities                                               185,554                          176,342
Total shareholders' equity                                       20,986                           19,155
                                                     ------------------                       ----------

Total liabilities & shareholders' equity             $          206,540                       $  195,497
                                                     ==================                       ==========
Net interest income                                                           $8,858                          $8,259
                                                                         ===========                      ==========
Net interest spread                                                                    3.99%                           3.98%
                                                                                      =====                           =====
Net yield on interest-earning assets                                                   4.52%                           4.47%
                                                                                      =====                           =====

                                                                    1995
                                                     ------------------------------------

          (IN THOUSANDS)                                           INTEREST
                                                       AVERAGE     INCOME/         YIELD/
                                                       BALANCE     EXPENSE          RATE
                                                     -----------  ----------       ------
ASSETS
  Interest-earning assets
  Loans (net of unearned income)                        $116,331     $10,496        9.02%
  Taxable Securities - AFS                                14,467         949        6.55%
  Taxable Securities - HTM                                29,310       1,841        6.28%
  Tax-exempt securities - AFS                                404          19        4.73%
  Tax-exempt securities - HTM                             17,681         948        5.36%
  Federal funds sold                                       1,528          89        5.82%
  FHLB stock                                                 127           9        7.68%
                                                     -----------  ----------       -----
Total interest-earning assets                            179,848      14,351        7.98%
  Noninterest-earning assets
  Cash and due from banks                                  5,597
  Premises and equipment (net)                             4,835
  Other nonearning assets                                  2,283
  Less: allowance for loan losses                         (1,587)
                                                     -----------
Total noninterest-earning assets                          11,128
                                                     -----------
Total assets                                            $190,976
                                                     ===========
LIABILITIES & SHAREHOLDERS' EQUITY
  Interest-bearing liabilities
  Demand deposits                                        $24,797        $647        2.61%
  Savings deposits                                        52,348       1,578        3.01%
  Time deposits                                           76,230       4,041        5.30%
  Fed funds purchased & T,T & L                                -           -        0.00%
  Long-term debt                                               -           -        0.00%
  Repurchase agreements                                    6,198         309        4.99%
                                                     -----------  ----------       -----
Total interest-bearing liabilities                       159,573       6,575        4.12%
                                                                  ----------
Noninterest-bearing liabilities
Demand deposits                                           12,609
Other liabilities                                          1,331
                                                     -----------
Total noninterest-bearing liabilities                     13,940
Total liabilities                                        173,513
Total shareholders' equity                                17,463
                                                     -----------

Total liabilities & shareholders' equity                $190,976
                                                     ===========
Net interest income                                                   $7,776
                                                                  ==========
Net interest spread                                                                 3.86%
                                                                                   =====
Net yield on interest-earning assets                                                4.32%
                                                                                   =====


-    For purposes of this schedule, nonaccrual loans are included in loans.
- Net interest income is reported on a historical basis without tax-equivalent adjustment.
-    Fees collected on loans are included in interest on loans.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                              UNITED BANCORP, INC.


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


----------------------------------------------------------------------------------------------------------------------------
                                                    1997 COMPARED TO 1996                    1996 COMPARED TO 1995
                                                     INCREASE/(DECREASE)                      INCREASE/(DECREASE)
                                            --------------------------------------  ----------------------------------------
                                                             CHANGE       CHANGE                    CHANGE        CHANGE
              (In thousands)                    TOTAL        DUE TO       DUE TO       TOTAL        DUE TO        DUE TO
                                               CHANGE        VOLUME        RATE        CHANGE       VOLUME         RATE
                                            -------------  -----------  ----------  ------------  -----------  -------------
Interest income
  Loans                                           $1,082        $ 927        $155        $  980       $  889          $  91
  Taxable securities available for sale              210          170          40           754          714             40
  Taxable securities held to maturity               (125)        (109)        (16)       (1,255)      (1,045)          (210)
  Tax-exempt securities available for sale             1            -           1             5            3              2
  Tax-exempt securities held to maturity              48           43           5            97          102             (5)
  Federal funds sold                                 (24)         (28)          4            41           51            (10)
  FHLB stock                                           7            8          (1)           33           34             (1)
                                            ------------   ----------   ---------   -----------   ----------   ------------
Total interest income                              1,199        1,011         188           655          748            (93)
  Interest expense
  Demand deposits                                     28           23           5             2           20            (18)
  Savings deposits                                    20          (27)         47           (53)         (33)           (20)
  Time deposits                                      378          260         118           194          137             57
  Fed funds purchased & T,T & L                       44           49          (5)           36           36              -
  Long-term debt                                      30           31          (1)            7            7              -
  Repurchase agreements                              100           91           9           (14)           5            (19)
                                            ------------   ----------   ---------   -----------   ----------   ------------
Total interest expense                               600          427         173           172          172              -
                                            ------------   ----------   ---------   -----------   ----------   ------------
Net interest earnings                             $  599        $ 584        $ 15        $  483       $  576          $ (93)
                                            ============   ==========   =========   ===========   ==========   ============

CAPITAL RESOURCES
     Internal capital growth, through the retention of retained earnings, is the primary means of maintaining capital adequacy for the Banks. Shareholders' equity at year-end 1997 was $21,924,638 compared to $20,016,011 at year-end 1996, representing an increase of 9.54%. Equity totals include $167,664 in unrealized gains on securities available for sale, net of tax at year-end 1997, compared to $141,391 at year-end 1996. Total shareholders' equity in relation to total assets was 10.35% at year-end 1997 compared to 9.89% at year-end 1996.

     In 1996, UBCP established a Dividend Reinvestment Plan ("The Plan") for shareholders under which UBCP's common stock will be purchased by The Plan for participants with automatically reinvested dividends. The Plan does not represent a change in the dividend policy or a guarantee of future dividends.

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

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
                             UNITED BANCORP, INC.


LIQUIDITY
     Management's objective in managing liquidity is to maintain the ability to continue meeting the cash flow needs of its customers, such as borrowings or deposit withdrawals, as well as its own financial commitments. The principal sources of liquidity are net income, loan payments, maturing securities, sales of securities available for sale, federal funds sold and cash and deposits with banks. Along with its liquid assets, the Company has additional sources of liquidity available to ensure that adequate funds are available as needed. These include, but are not limited to, the purchase of federal funds, the ability to borrow funds under line of credit agreements with correspondent banks and a borrowing agreement with the Federal Home Loan Bank of Cincinnati, Ohio and the adjustment of interest rates to obtain depositors. Management feels that it has the capital adequacy, profitability, and reputation to meet the current and projected needs of its customers.

     For the year-ended 1997, the adjustments to reconcile net income to net cash from operating activities consisted mainly of depreciation and amortization of premises and equipment and intangibles, the provision for loan losses, gain on sales of loans, net amortization of securities and net changes in other assets and liabilities.

     Investing activities include changes in securities, net changes in loans, other real estate owned and premises and equipment.

     Financing activities include net changes in deposits and short and long-term borrowings and cash dividends paid. For a detailed illustration of sources and uses of cash, refer to the consolidated statement of cash flows presented elsewhere in the annual report.

INFLATION
     Substantially all of the Company's assets and liabilities relate to banking activities and are monetary in nature. The consolidated financial statements and related financial data are presented in accordance with Generally Accepted Accounting Principles ("GAAP"). GAAP currently requires the Company to measure the financial position and results of operations in terms of historical dollars, with the exception of securities available for sale, which are measured at fair value. Changes in the value of money due to rising inflation can cause purchasing power loss.

     Management's opinion is that a movement in interest rates affects the financial condition and results of operations to a greater degree than changes in the rate of inflation. It should be noted that interest rates and inflation do effect each other, but do not always move in correlation with each other. The Company's ability to match the interest sensitivity of its financial assets to the interest sensitivity of its liabilities in its asset/liability management may tend to minimize the effect of changes in interest rates on performance.

YEAR 2000
     Many computer programs, which are in use today, use only two digits to indicate which year is represented. If such computer applications are not changed to allow the data field to reflect the change in the century, the application may fail or create erroneous results at the Year 2000 due to the improper sequence of the year from "99" to "00".

     Management of the Company has conducted an evaluation of all significant computer systems used in the business of the Company to determine whether such systems will function at the change of the century. Management determined that most programs are or will be capable of identifying the turn of the century.
In order to prevent potential credit quality issues, management is also assessing the Year 2000 compliance status of major loan customers to determine whether or not such entities are taking steps to ensure their systems will function properly in the Year 2000. Management closely monitors the issue and full compliance is expected by the end of 1998. Management does not anticipate any material costs to be incurred to update its systems to be Year 2000 compliant.

                        REPORT OF INDEPENDENT AUDITORS




                          [CROWE CHIZEK LETTERHEAD]







To the Shareholders and the Board of Directors
United Bancorp, Inc.
Martins Ferry, Ohio


     We have audited the accompanying consolidated balance sheets of United Bancorp, Inc. as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of United Bancorp, Inc. as of December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.






                                       CROWE, CHIZEK AND COMPANY LLP
                                       CROWE, CHIZEK AND COMPANY LLP


     Columbus, Ohio
     January 16, 1998

                         CONSOLIDATED BALANCE SHEETS
                              UNITED BANCORP, INC.



                                                                         ----------------------------------------
                                                                                1997                 1996
                                                                         -------------------  -------------------
ASSETS
Cash and due from banks                                                        $  7,535,762         $  6,393,703
Federal funds sold                                                                  300,000              225,000
                                                                         ------------------   ------------------
  Total cash and cash equivalents                                                 7,835,762            6,618,703
Securities available for sale, at fair value                                     31,201,146           28,064,029
Securities held to maturity
 (Estimated fair value of $28,750,051 in 1997 and $30,252,181 in 1996)           27,992,017           29,793,784
Total loans receivable                                                          139,547,378          132,660,608
Allowance for loan losses                                                        (2,238,522)          (2,022,987)
                                                                         ------------------   ------------------
  Net loans receivable                                                          137,308,856          130,637,621
Premises and equipment, net                                                       5,169,127            5,184,782
Accrued interest receivable                                                       1,539,580            1,412,504
Other real estate                                                                         -               24,869
Other assets                                                                        695,825              628,566
                                                                         ------------------   ------------------
  Total assets                                                                 $211,742,313         $202,364,858
                                                                         ==================   ==================
LIABILITIES
Demand deposits
  Non-interest bearing                                                         $ 12,839,094         $ 13,384,268
  Interest-bearing                                                               26,526,686           26,815,615
Savings deposits                                                                 49,558,180           49,881,823
Time deposits - under $100,000                                                   70,339,250           67,490,727
Time deposits - $100,000 and over                                                16,528,086           13,939,808
                                                                         ------------------   ------------------
  Total deposits                                                                175,791,296          171,512,241
Securities sold under agreements to repurchase                                    8,391,406            8,642,310
Other borrowed funds                                                              4,278,017              704,492
Accrued expenses and other liabilities                                            1,356,956            1,489,804
                                                                         ------------------   ------------------
  Total liabilities                                                             189,817,675          182,348,847

SHAREHOLDERS' EQUITY
Common stock - $1 par value:  10,000,000 shares authorized;
 2,238,314 - 1997 and 2,033,385 - 1996 issued and outstanding                     2,238,314            2,033,385
Additional paid-in capital                                                       15,459,399           11,726,390
Retained earnings                                                                 4,059,261            6,114,845
Unrealized gain on securities available for sale, net of tax                        167,664              141,391
                                                                         ------------------   ------------------
  Total shareholders' equity                                                     21,924,638           20,016,011
                                                                         ------------------   ------------------
  Total liabilities and shareholders' equity                                   $211,742,313         $202,364,858
                                                                         ==================   ==================

       See Accompanying Notes to the Consolidated Financial Statements.

                       CONSOLIDATED STATEMENTS OF INCOME
                              UNITED BANCORP, INC.



                                                          -----------------------------------------------------------
                                                               1997                   1996                   1995
                                                          ------------            ------------           ------------
Interest and dividend income
  Loans, including fees                                   $ 12,558,157            $ 11,476,002           $ 10,496,510
  Taxable securities                                         2,373,180               2,288,783              2,789,968
  Non-taxable securities                                     1,117,080               1,067,703                966,434
  Federal funds sold                                           106,473                 130,281                 88,859
  Dividends on Federal Home Loan Bank stock                     50,272                  43,322                  9,751
                                                          ------------            ------------           ------------
    Total interest and dividend income                      16,205,162              15,006,091             14,351,522

Interest expense
  Deposits
    Demand                                                     677,073                 648,677                646,829
    Savings                                                  1,545,005               1,524,919              1,577,797
    Time                                                     4,612,835               4,235,365              4,041,388
  Other borrowings                                             511,716                 338,396                309,472
                                                          ------------           -------------           ------------
      Total interest expense                                 7,346,629               6,747,357              6,575,486
                                                          ------------           -------------           ------------
NET INTEREST INCOME                                          8,858,533               8,258,734              7,776,036

Provision for loan losses                                      444,000                 455,400                465,000
                                                          ------------           -------------           ------------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES          8,414,533               7,803,334              7,311,036

Noninterest income
  Service charges on deposit accounts                          570,167                 609,414                564,206
  Net realized gain on sales of securities                           -                  26,540                 10,836
  Net realized gain on sales of loans                          139,005                       -                      -
  Other income                                                 317,994                 284,997                301,243
                                                          ------------            ------------           ------------
      Total noninterest income                               1,027,166                 920,951                876,285
Noninterest expense
  Salaries and employee benefits                             2,880,348               2,668,348              2,611,670
  Occupancy                                                    868,443                 763,621                702,506
  Insurance                                                    133,846                  88,372                278,479
  Franchise and other taxes                                    355,971                 296,580                244,966
  Advertising                                                  212,187                 191,842                144,089
  Stationery and office supplies                               159,180                 159,702                138,512
  Other expenses                                             1,044,684               1,120,808              1,054,230
                                                          ------------            ------------           ------------
      Total noninterest expense                              5,654,659               5,289,273              5,174,452
                                                          ------------            ------------           ------------
INCOME BEFORE INCOME TAXES                                   3,787,040               3,435,012              3,012,869
  Income tax expense                                           940,472                 851,023                768,577
                                                          ------------            ------------           ------------
NET INCOME                                                $  2,846,568            $  2,583,989           $  2,244,292
                                                          ============            ============           ============
Earnings per common share - Basic                         $       1.27            $       1.16           $       1.00
                                                          ============             ===========           ============
Earnings per common share - Diluted                       $       1.26            $       1.15           $       1.00
                                                          ============            ============           ============

       See Accompanying Notes to the Consolidated Financial Statements.

               CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                              UNITED BANCORP, INC.




                                             -----------------------------------------------------------------------
                                                                                        UNREALIZED
                                                                                        GAIN/(LOSS)
                                                           ADDITIONAL                  ON SECURITIES       TOTAL
                                               COMMON        PAID-IN      RETAINED       AVAILABLE     SHAREHOLDERS'
                                                STOCK        CAPITAL      EARNINGS       FOR SALE         EQUITY
                                             -----------  -------------  -----------  ---------------  -------------
BALANCE AT JANUARY 1, 1995                    $1,847,942     $9,358,840   $5,477,736       $(166,458)   $16,518,060
  Net income                                                               2,244,292                      2,244,292
  Cash dividends - $0.35 per share                                          (776,136)                      (776,136)
  Net change in unrealized gain/(loss) on
     securities available for sale                                                           465,657        465,657
                                             -----------   ------------ ------------    ------------   ------------
BALANCE AT DECEMBER 31, 1995                   1,847,942      9,358,840    6,945,892         299,199     18,451,873
  Net income                                                               2,583,989                      2,583,989
  10% Stock dividend                             184,646      2,354,237   (2,538,883)
  Cash paid in lieu of fractional shares
     on 10% stock dividend                                                    (2,038)                        (2,038)
  Additional shares issued to fund
     Dividend Reinvestment Program                   797         13,313                                      14,110
  Cash dividends - $0.39 per share                                          (874,115)                      (874,115)
  Net change in unrealized gain/(loss) on
     securities available for sale                                                          (157,808)      (157,808)
                                             -----------   ------------ ------------    ------------   ------------
BALANCE AT DECEMBER 31, 1996                   2,033,385     11,726,390    6,114,845         141,391     20,016,011
   Net income                                                              2,846,568                      2,846,568
   10% Stock dividend                            203,279      3,710,053   (3,913,332)
   Cash paid in lieu of fractional shares
      on 10% stock dividend                                                   (4,095)                        (4,095)
   Proceeds and tax benefit from
      exercise of stock options                    1,650         22,956                                      24,606
   Cash dividends - $0.44 per share                                         (984,725)                      (984,725)
   Net change in unrealized gain/(loss) on
      securities available for sale                                                           26,273         26,273
                                             -----------   ------------ ------------  --------------   ------------
BALANCE AT DECEMBER 31, 1997                  $2,238,314    $15,459,399   $4,059,261       $ 167,664    $21,924,638
                                             ===========   ============ ============  ==============   ============





       See Accompanying Notes to the Consolidated Financial Statements.

                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                              UNITED BANCORP, INC.



                                                                    --------------------------------------------------------------
                                                                        1997                    1996                      1995
                                                                    -----------             ------------              ------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                                        $ 2,846,568              $ 2,583,989               $ 2,244,292
  Adjustments to reconcile net income to net cash
   from operating activities
    Depreciation and amortization                                       469,909                  452,132                   354,291
    Amortization of intangibles                                          52,428                   92,521                    93,191
    Provision for loan losses                                           444,000                  455,400                   465,000
    Deferred taxes                                                      (51,979)                 (14,950)                  (74,104)
    Federal Home Loan Bank stock dividend                               (34,225)                 (42,775)                   (9,500)
    Gains on sale/call of securities                                          -                  (26,540)                  (10,836)
    (Accretion)/amortization of securities, net                         (18,437)                   7,967                    68,082
    Gain on sale of other real estate owned                              (5,772)                       -                         -
    Net changes in accrued interest receivable and other assets         (15,525)                (195,497)                  479,299
    Net changes in accrued expenses and other liabilities               (77,097)                  74,995                   117,602
                                                                    -----------              -----------               -----------
    Net cash from operating activities                                3,609,870                3,387,242                 3,727,317

CASH FLOWS FROM INVESTING ACTIVITIES
  Securities available for sale
    Proceeds from sales                                                       -                3,623,266                 1,500,313
    Proceeds from maturities/calls                                   12,700,000               10,500,000                 1,750,941
    Purchases                                                       (15,711,107)             (15,218,563)               (3,034,800)
  Securities held to maturity
    Proceeds from maturities/calls                                    2,770,000                4,861,765                 9,590,396
    Purchases                                                        (1,001,774)              (5,331,530)               (1,115,981)
  Net change in loans                                                (7,363,779)             (10,210,621)              (14,419,891)
  Proceeds from sale of other real estate owned                          30,641                        -                         -
  Net purchases of premises and equipment                              (454,254)                (735,677)                 (318,252)
                                                                    -----------              -----------               -----------
    Net cash from investing activities                               (9,030,273)             (12,511,360)               (6,047,274)

CASH FLOWS FROM FINANCING ACTIVITIES
  Net change in deposits                                              4,279,055                4,907,882                 3,291,877
  Net change in short-term borrowings                                 2,188,839                4,503,503                    56,336
  Proceeds from long-term debt                                        1,180,000                  216,000                         -
  Principal payments on long-term debt                                  (46,218)                  (4,941)                        -
  Cash dividends paid                                                  (984,725)                (874,115)                 (776,136)
  Cash paid in lieu of fractional shares in stock dividend               (4,095)                  (2,038)                        -
  Proceeds from sale of common stock                                     24,606                   14,110                         -
                                                                    -----------              -----------               -----------
    Net change from financing activities                              6,637,462                8,760,401                 2,572,077
                                                                    -----------              -----------               -----------
Net change in cash and cash equivalents                               1,217,059                 (363,717)                  252,120
Cash and cash equivalents at beginning of year                        6,618,703                6,982,420                 6,730,300
                                                                    -----------              -----------               -----------
CASH AND CASH EQUIVALENTS AT END OF YEAR                            $ 7,835,762              $ 6,618,703               $ 6,982,420
                                                                    ===========              ===========               ===========
Interest paid                                                       $ 7,351,722              $ 6,750,440               $ 6,582,399
Income taxes paid                                                       945,765                  909,844                   768,000
Non-cash transfer from loans to other real estate owned             $         -              $    24,869               $         -




       See Accompanying Notes to the Consolidated Financial Statements.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                              UNITED BANCORP, INC.


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION:
     The consolidated financial statements include the accounts of United Bancorp, Inc. ("Company") and its wholly owned subsidiaries, ("Banks"), The Citizens Savings Bank of Martins Ferry, Ohio ("CITIZENS") and The Citizens-State Bank of Strasburg, Strasburg, Ohio ("CITIZENS-STATE"). All significant intercompany transactions and balances have been eliminated in consolidation.

NATURE OF OPERATIONS:
     The Company's and Banks' revenues, operating income, and assets are primarily from the banking industry. Loan customers are mainly located in Belmont, Jefferson, Tuscarawas and Carroll Counties and the surrounding localities in northeastern and eastern Ohio, and include a wide range of individuals, business and other organizations. A major portion of loans are secured by various forms of collateral including real estate, business assets, consumer property and other items. Commercial loans are expected to be repaid from cash flows of the business. CITIZENS conducts its business through its main office in Martins Ferry, Ohio and three branches in Bridgeport, Colerain and St. Clairsville, Ohio. CITIZENS-STATE conducts its business through its main office in Strasburg, Ohio and its four branches located in Dover, New Philadelphia, Sherrodsville, and Dellroy, Ohio.

USE OF ESTIMATES:
     To prepare financial statements in conformity with generally accepted accounting principles, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and future results could differ. The collectibility of loans, fair values of financial instruments and status of contingencies are particularly subject to change.

CASH FLOW REPORTING:
     Cash and cash equivalents are defined as cash and due from banks and federal funds sold. Net cash flows are reported for customer loan and deposit transactions, securities sold under agreements to repurchase and short-term borrowings.

SECURITIES:
     Securities are classified as held to maturity and carried at amortized cost when management has the positive intent and ability to hold them to maturity. Securities are classified as available for sale when they might be sold before maturity. Securities available for sale are carried at fair value, with unrealized holding gains and losses reported separately in shareholders' equity, net of tax. Securities are classified as trading when held for short-term periods in anticipation of market gains and are carried at fair value. Securities are written down to fair value when a decline in fair value is not temporary. Interest income includes amortization of purchase premiums and discounts. Realized gains and losses on sales are determined using the amortized cost of the specific security sold.

LOANS:
     Loans are reported at the principal balance outstanding, net of deferred loan fees and costs. Interest income is reported on the interest method and includes amortization of net deferred loan fees and costs over the loan term.

     Interest income is not reported when management believes the collection of full loan repayment is doubtful, typically when payments are past due over 90 days. Payments received on such loans are reported as principal reductions.

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

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                              UNITED BANCORP, INC.


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

ALLOWANCE FOR LOAN LOSSES: (CONTINUED)
     Loan impairment is reported when full payment under the loan terms is not expected. Impairment is evaluated in total for smaller-balance loans of similar nature such as residential mortgage and consumer loans and on an individual loan basis for other loans. Loans held for sale are excluded from consideration of impairment. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan's existing rate or at the fair value of collateral if repayment is expected solely from the collateral. Loans are evaluated for impairment when payments are delayed, typically 90 days or more, or when it is probable that all principal and interest amounts will not be collected according to the original terms of the loan.

PREMISES AND EQUIPMENT:
     Asset cost is reported net of accumulated depreciation. Depreciation expense is calculated on the straight-line method over asset useful lives. These assets are reviewed for impairment when events indicate the carrying amount may not be recoverable.

OTHER REAL ESTATE:
     Real estate acquired in settlement of loans is initially recorded at estimated fair value at acquisition. After acquisition, a valuation allowance reduces the reported amount to the lower of the initial amount or fair value less costs to sell. Expenses, gains and losses on disposition and changes in the valuation allowance are reported in other expenses.

LOAN SERVICING:
     The Company has sold various loans to the Federal Home Loan Mortgage Corporation ("FHLMC") while retaining servicing rights. Gains and losses on loan sales are recorded at the time of the cash sale. Under a new accounting standard adopted in 1996, mortgage-servicing rights are recorded as assets when the related loan is sold. These assets are amortized in proportion to and over the period of, estimated net servicing income and are evaluated periodically for impairment. Impairment is evaluated based on the fair value of the rights using groupings of underlying loans with similar characteristics. The adoption of this standard did not materially affect the financial statements in 1997 or 1996.

IDENTIFIED INTANGIBLES:
     Identified intangibles include the value of depositor relationships purchased which are being amortized on an accelerated method over eight years. Identified intangibles also include a non-compete covenant and capitalized organizational costs, which are being amortized on a straight-line method over five years. Identified intangibles are assessed for impairment based on estimated undiscounted cash flows and written down if necessary. At year-end 1997 and 1996, identified intangibles net of accumulated amortization totaled $121,209 and $173,637 and are included in other assets in the accompanying consolidated balance sheets.

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

     The Company offers a 401(k) plan, which covers all employees who have attained the age of 21 and have completed one year of service. Eligible employees may contribute up to 15% of their compensation subject to a maximum statutory limitation. The Company may make a discretionary matching contribution equal to a percentage of each participant's elective deferral not to exceed 6% of the participant's annual compensation. Employee contributions are always vested. Employer contributions become 100% vested after 5 years of service.

     Expense of the defined benefit plan is reported by spreading the expected contributions to the plan less long-term earnings on plan assets over the employee's service period. Expense of the 401(k) plan is based on the annual contribution.

STOCK COMPENSATION:
     Expense for employee compensation under stock option plans is reported as expense only if options are granted below market price at grant date. Pro forma disclosures of net income and earnings per share are provided in Note 9 as if the fair value method of Statement of Financial Accounting Standards ("SFAS") No. 123 was used for stock-based compensation.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                              UNITED BANCORP, INC.


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

INCOME TAXES:
     Income tax expense is the sum of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

STOCK DIVIDENDS:
     Dividends issued in stock are reported by transferring the market value of the stock issued from retained earnings to common stock and additional paid-in-capital. On August 19, 1997, a 10% stock dividend was approved for all shareholders of record on September 2, 1997 and distributed on September 19, 1997. Additionally, on April 17, 1996, a 10% stock dividend was approved for all shareholders of record on May 20, 1996 and distributed on June 20, 1996. All per share data has been retroactively adjusted for the 10% stock dividends in 1997 and 1996.

FAIR VALUES OF FINANCIAL INSTRUMENTS:
     Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed separately. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates. The fair value estimates of existing on-and off-balance sheet financial instruments does not include the value of anticipated future business or the values of assets and liabilities not considered financial instruments.

EARNINGS AND DIVIDENDS PER COMMON SHARE:
     The Company adopted SFAS No. 128, "Earnings Per Share," on December 31, 1997. SFAS No. 128 requires dual presentation of basic and diluted earnings per share ("EPS") for entities with complex capital structures. All prior EPS data has been restated to conform to the new method. Basic EPS is based on net income divided by the weighted-average number of shares outstanding during the period. Diluted EPS shows the dilutive effect of additional common shares issuable under stock options. The weighted-average number of shares outstanding for basic EPS was 2,237,746 in 1997, 2,236,091 in 1996, and 2,236,010 in 1995. The weighted-average number of shares outstanding for diluted EPS, which includes the effect of stock options granted using the treasury stock method, was 2,254,937 in 1997, 2,244,058 in 1996, and 2,236,658
in 1995. The per share dilution of the stock options was $.01 in 1997 and 1996, while there was no per share dilution due to the stock options in 1995.

PENDING AFFILIATIONS (UNAUDITED):
     In February 1998, the Company signed a definitive agreement with Southern Ohio Community Bancorporation, Inc. ("Southern"), whereby Southern will affiliate with the Company. The merger provides for an exchange ratio of 11 Company common shares for each issued and outstanding share of Southern common stock. It is anticipated that the transaction will be accounted for under the pooling of interests method of accounting. The merger is expected to be completed during the third quarter of 1998 following approval by bank regulators and Southern shareholders. The following condensed unaudited pro forma financial information presents selected balance sheet amounts and operating results of the Company and Southern as though they had been combined during all periods below.


                                                1997            1996            1995
                                            -------------  --------------  --------------
            AT YEAR END
            Net loans                        $168,439,856    $163,759,621    $154,776,269
            Total deposits                    223,488,297     218,100,241     211,495,359
            Total assets                      263,607,313     252,965,858     240,188,526

            SUMMARY OF OPERATIONS
            Net interest income              $ 11,391,534    $ 10,726,734    $ 10,156,036
            Net income                          2,855,568       2,629,989       2,255,292
            Net income per share - Basic             1.07            0.99            0.85
            Net income per share - Diluted           1.06            0.98            0.85

RECLASSIFICATIONS:
     Some items in prior financial statements have been reclassified to conform to the current presentation.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                              UNITED BANCORP, INC.


NOTE 2 - SECURITIES

     The amortized cost and estimated fair values of securities are as follows:


                                      --------------------------------------------------------------------------------------------
                                          AMORTIZED                  GROSS                        GROSS               ESTIMATED
                                            COST                UNREALIZED GAINS            UNREALIZED LOSSES         FAIR VALUE
                                      -----------------         -----------------          ------------------      ---------------
AVAILABLE FOR SALE 1997
   US Treasury obligations            $       3,262,614           $        45,015            $              -       $   3,307,629
   US Agency obligations                     26,268,149                   167,129                      (9,060)         26,426,218
   State and municipal obligations              551,647                    25,069                           -             576,716
   Other investments                            864,700                    25,883                           -             890,583
                                      -----------------           ---------------            ----------------       -------------
                                      $      30,947,110           $       263,096            $         (9,060)      $  31,201,146
                                      =================           ===============            ================       =============
AVAILABLE FOR SALE 1996
   US Treasury obligations            $       3,725,832           $        73,570            $              -       $   3,799,402
   US Agency obligations                     23,032,148                   146,839                     (35,153)         23,143,834
   State and municipal obligations              456,645                    19,298                           -             475,943
   Other investments                            635,175                     9,675                           -             644,850
                                      -----------------           ---------------            ----------------       -------------
                                      $      27,849,800           $       249,382            $        (35,153)      $  28,064,029
                                      =================           ===============            ================       =============
HELD TO MATURITY 1997
   US Agency obligations              $       7,499,869           $             -            $        (26,919)      $   7,472,950
   State and municipal obligations           20,492,148                   785,707                        (754)         21,277,101
                                      -----------------           ---------------            ----------------       -------------
                                      $      27,992,017           $       785,707            $        (27,673)      $  28,750,051
                                      =================           ===============            ================       =============
HELD TO MATURITY 1996
   US Agency obligations              $       9,535,396           $         1,000            $        (84,324)      $   9,452,072
   State and municipal obligations           20,258,388                   634,056                     (92,335)         20,800,109
                                      -----------------           ---------------            ----------------       -------------
                                      $      29,793,784           $       635,056            $       (176,659)      $  30,252,181
                                      =================           ===============            ================       =============

Sales of securities available for sale were as follows:



                                           1997                       1996                      1995
                                      --------------            --------------           ----------------
Proceeds                              $            -             $   3,623,266            $     1,500,313
Gross gains                                        -                    26,540                     10,825
Gross losses                                       -                         -                          -

     One security sold during 1995 was classified as held to maturity at the time of sale. The sale occurred within 90 days of the maturity date of the security and therefore was considered a maturity under the provision of SFAS No. 115 and is classified as such in the consolidated statements of cash flows. Proceeds from the sale of the security were $1,007,187, with $11 recorded as gross gains.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                              UNITED BANCORP, INC.


NOTE 2 - SECURITIES (CONTINUED)

     Contractual maturities of securities at year-end 1997 were as follows:


                                                                               AVERAGE
                                         AMORTIZED           ESTIMATED      TAX EQUIVALENT
AVAILABLE-FOR-SALE                          COST            FAIR VALUE          YIELD
                                     ------------------  -----------------  --------------
US TREASURY OBLIGATIONS
 Under 1 Year                        $        1,774,396  $       1,789,819           7.10%
 1 - 2   Years                                1,488,218          1,517,810           7.28%
                                     ------------------  -----------------  -------------
     Total                                    3,262,614          3,307,629           7.18%
                                     ------------------  -----------------  -------------

US AGENCY OBLIGATIONS
 Under 1 Year                                 1,488,254          1,499,370           7.31%
 1 - 2   Years                                2,000,000          2,009,220           6.14%
 2 - 5   Years                                7,093,128          7,151,132           6.91%
 5 - 10  Years                               15,686,767         15,766,496           7.20%
                                     ------------------  -----------------  -------------
     Total                                   26,268,149         26,426,218           7.05%
                                     ------------------  -----------------  -------------

STATE AND MUNICIPAL OBLIGATIONS
 5 - 10  Years                                  456,647            481,716           8.33%
 Over 10 Years                                   95,000             95,000           7.27%
                                     ------------------  -----------------  -------------
     Total                                      551,647            576,716           8.15%
                                     ------------------  -----------------  -------------
OTHER SECURITIES
 Equity securities                              864,700            890,583           7.00%
                                     ------------------  -----------------  -------------
TOTAL SECURITIES AVAILABLE FOR SALE  $       30,947,110  $      31,201,146           7.08%
                                     ==================  =================  =============
                                                                               AVERAGE
                                         AMORTIZED           ESTIMATED      TAX EQUIVALENT
HELD TO MATURITY                            COST            FAIR VALUE          YIELD
                                     ------------------  -----------------  --------------
US AGENCY OBLIGATIONS
 Under 1 Year                        $        6,499,869  $       6,478,305           5.19%
 1 - 2   Years                                  500,000            497,580           5.37%
 2 - 5   Years                                  500,000            497,065           5.99%
                                     ------------------  -----------------  -------------
Total                                         7,499,869          7,472,950           5.26%
                                     ------------------  -----------------  -------------
STATE AND MUNICIPAL OBLIGATIONS

 Under 1 Year                                   891,529            908,399           9.10%
 1 - 2   Years                                1,486,517          1,551,374           9.43%
 2 - 5   Years                                9,838,657         10,253,253           8.16%
 5 - 10  Years                                8,049,314          8,337,944           7.74%
 Over 10 Years                                  226,131            226,131           6.11%
                                     ------------------  -----------------  -------------
     Total                                   20,492,148         21,277,101           8.15%
                                     ------------------  -----------------  -------------
TOTAL SECURITIES HELD TO MATURITY    $       27,992,017  $      28,750,051           8.10%
                                     ==================  =================  =============

     Securities with an amortized cost of $28,578,000 at December 31, 1997 and $25,125,000 at December 31, 1996 were pledged to secure public deposits, repurchase agreements and other liabilities as required or permitted by law.

     During 1995, $13,325,238 of securities were reclassified from held to maturity to available for sale, based on new interpretations issued for SFAS No. 115. Because of the transfer, shareholders' equity was increased by $63,815, which was the after tax effect of the net unrealized gain on the securities reclassified.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                              UNITED BANCORP, INC.


NOTE 3 - LOANS

        Year-end loans were as follows:

                                                   1997                       1996
                                               ------------              ------------
        Commercial loans                       $ 14,384,555              $ 12,415,431
        Commercial real estate loans             45,593,321                41,212,569
        Real estate loans                        32,601,700                33,885,573
        Installment loans                        46,967,802                45,147,035
                                               ------------              ------------
           Total loans                         $139,547,378              $132,660,608
                                               ============              ============

     Loans to directors and officers, their immediate families, affiliated corporations, and other entities in which they own more than a 10% voting interest are summarized below:

                     Aggregate balance - December 31, 1996       $ 2,135,565
                      New loans                                    1,467,485
                      Repayments                                  (1,377,010)
                                                                 -----------
                     Aggregate balance - December 31, 1997       $ 2,226,040
                                                                 ===========

     The activity in the allowance for loan losses was as follows:

                                                     1997                  1996                  1995
                                                  ----------            ----------            ----------
        BALANCE JANUARY 1,                        $2,022,987            $1,775,383           $1,437,734
          Provision charged to operating expense     444,000               455,400              465,000
          Loans charged-off                         (289,810)             (251,241)            (151,200)
          Recoveries of previous charge-offs          61,345                43,445               23,849
                                                  ----------            ----------           ----------
        BALANCE DECEMBER 31,                      $2,238,522            $2,022,987           $1,775,383
                                                  ==========            ==========           ==========

     Loans considered impaired under the provisions of SFAS No. 114 were not material during any of the periods presented.

NOTE 4 - PREMISES AND EQUIPMENT

     Year-end premises and equipment were as follows:

                                                       1997                  1996
                                                   -----------           -----------
        Buildings and land                         $ 5,293,704           $ 5,297,242
        Furniture and equipment                      2,727,807             2,649,536
        Leasehold improvements                         263,977                    --
        Computer software                              670,696               637,629
                                                   -----------           -----------
          Total                                      8,956,184             8,584,407
        Accumulated depreciation and
           amortization                              3,787,057             3,399,625
                                                   -----------           -----------
          Premises and equipment, net              $ 5,169,127           $ 5,184,782
                                                   ===========           ===========

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                              UNITED BANCORP, INC.



NOTE 4 - PREMISES AND EQUIPMENT (CONTINUED)

     On April 1, 1997, CITIZENS entered in to a five-year noncancelable operating lease for an in-store retail branch. The lessor is a business in which a director of the Company and CITIZENS holds an interest. The lease may be renewed for up to two additional five-year terms after March 31, 2002. Annual rent expense during the initial term of the lease is $22,500. Annual rent during the second and third five-year terms would be $26,000 and $30,000, respectively. Rental expense through December 31, 1997 was $16,875. Future lease payments are as follows:


                           1998           $22,500
                           1999            22,500
                           2000            22,500
                           2001            22,500
                           2002             5,625
                                          -------
                                          $95,625
                                          =======

NOTE 5 - TIME DEPOSITS

     The scheduled maturities of time deposits as of December 31, 1997 is as follows:


                                           UNDER        $100,000
                                         $100,000       AND OVER
                                       -------------  -------------
                                 1998    $35,389,786    $10,388,964
                                 1999     20,369,768      3,402,352
                                 2000      3,764,394        785,460
                                 2001      6,328,249      1,290,310
                                 2002      2,619,533        661,000
                           Thereafter      1,867,520              -
                                         -----------    -----------
                                         $70,339,250    $16,528,086
                                         ===========    ===========


NOTE 6 - BORROWED FUNDS

     Securities sold under agreements to repurchase are financing arrangements whereby the Company sells securities and agrees to repurchase the identical securities at the maturities of the agreements at specified prices. Physical control is maintained for all securities sold under repurchase agreements. Information concerning securities sold under agreements to repurchase is summarized as follows:


                                                 1997             1996
                                           ---------------  --------------
Average daily balance during the year           $8,211,000      $6,318,000
Average interest rate during the year                 4.81%           4.67%
Maximum month-end balance during the year       $9,315,829      $8,667,310

Securities underlying these agreements at year-end were as follows:


                                   1997            1996
                              --------------  --------------
Carrying value of securities     $11,278,531      $9,574,054
Fair value of securities          11,379,751       9,606,556

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                              UNITED BANCORP, INC.


NOTE 6 - BORROWED FUNDS (CONTINUED)

     Other borrowed funds consists of a cash management line of credit and fixed-rate borrowings from the Federal Home Loan Bank ("FHLB") of Cincinnati, Ohio as well as a Treasury, Tax and Loan Note and federal funds purchased. At year-end 1997, the cash management line of credit enabled the Banks to borrow up to $18,000,000. The line of credit must be renewed on an annual basis. No variable-rate borrowings were outstanding on this line of credit with an original maturity of less than 90 days at year-end 1997 and $200,000 were outstanding at year-end 1996. The interest rate on this borrowing was 7.15% at year-end 1996. Additionally, as members of the Federal Home Loan Bank system at year-end 1997, the Banks had the ability to obtain up to $17,526,000 based on current FHLB stock ownership, or up to 25% of their total assets in advances from the FHLB subject to increased share ownership of FHLB stock and 1-4 family residential real estate loan collateral availability.

     The Banks had fixed-rate borrowings totaling $1,344,841 at year-end 1997 and $211,059 at year-end 1996. The weighted-average interest rates on the borrowings were 6.7% and 6.8%, respectively with monthly principal payments due through September 2012. Advances under the borrowing agreements are collateralized by a blanket pledge of the Banks' residential mortgage loan portfolio and FHLB stock.

     Borrowings under the Treasury, Tax, and Loan Note totaled $933,176 and $293,433 at year-end 1997 and 1996, respectively.

     Overnight federal funds purchased totaled $2,000,000 at year-end 1997. There were no overnight federal funds purchased at year-end 1996.

     At year-end 1997, required annual principal payments are as follows:


                          1998                $3,061,053
                          1999                   112,802
                          2000                   105,144
                          2001                    99,858
                          2002                    96,544
                    Thereafter                   802,616
                                            ------------
                                              $4,278,017
                                            ============

     At December 31, 1997, the Banks have cash management lines of credit enabling borrowings up to $6.5 million with various correspondent banks. At year-end 1997 and 1996, there were no borrowings outstanding under these lines of credit.

NOTE 7 - BENEFIT PLANS

     Pension expense includes the following:


                                                                               1997         1996          1995
                                                                             ---------    ---------     --------
Service cost of the current period                                           $ 106,097    $ 110,710     $ 97,200
Interest cost on the projected benefit obligation                              107,510      108,376       88,100
Return on assets held in the plan                                             (104,394)    (102,887)     (91,700)
Net amortization of prior service cost, transition liability and net gain        3,900        3,900        3,900
                                                                             ---------    ---------     --------
   Pension expense                                                           $ 113,113    $ 120,099     $ 97,500
                                                                             =========    =========     ========

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                              UNITED BANCORP, INC.


NOTE 7 - BENEFIT PLANS (CONTINUED)

     The pension plan's funded status at year-end is as follows. Plan assets consist of common stock and certificates of deposit.


                                                                                 1997               1996
                                                                          ---------------  ------------------
                   Actuarial present value of benefit obligation
                     Vested benefits                                         $  1,091,436     $       953,299
                     Nonvested benefits                                            86,474              84,644
                                                                             ------------     ---------------
                       Accumulated benefit obligation                           1,177,910           1,037,943
                     Effect of anticipated future compensation levels             469,954             463,397
                                                                             ------------     ---------------
                       Projected benefit obligation                             1,647,864           1,501,340
                   Fair value of assets held in plan                            1,797,636           1,493,113
                                                                             ------------     ---------------
                   Difference between projected benefit obligation
                    and fair value of plan assets                            $    149,772     $       (8,227)
                                                                             ============     ===============

Year-end components of prepaid pension expense consists of the following:


                                                                                                   1997           1996
                                                                                              -------------  -------------
              Difference between projected benefit obligation and fair value of plan assets     $  149,772    $   (8,227)
              Unamortized prior service cost                                                         7,700         9,600
              Net unrecognized gain from past experience different than assumed                   (138,094)       11,235
              Unamortized liability at transition                                                    6,900         8,900
                                                                                                ----------    ----------
                   Prepaid pension expense                                                      $   26,278    $   21,508
                                                                                                ==========    ==========

     Significant assumptions used:



                                                                                1997   1996   1995
                                                                                -----  -----  -----
                   Discount rate                                                7.00%  7.00%  7.00%
                   Rate of increase in compensation levels                      4.50%  4.50%  4.50%
                   Expected long-term rate of return on assets                  7.00%  7.00%  7.00%

     The Company's 401(k) matching percentage was 25% of the employees' contribution for 1997, 1996 and 1995. The cash contribution and related expense included in salaries and employee benefits totaled $24,602 in 1997, $24,431 in 1996 and $19,951 in 1995.

     The Company entered into severance agreements with certain holding company officers in 1995. The original agreements were for a one-year period and extend automatically each year unless notice is given prior to June 30. No benefits are payable unless there has been a change in control and change in duties of the officers occurs.

NOTE 8 - INCOME TAXES

     The provision for income taxes consists of:


                                                   1997         1996            1995
                                             -------------  ------------  --------------
              Current expense                     $992,451      $865,973        $842,681
              Deferred expense/(benefit)           (51,979)      (14,950)        (74,104)
                                             -------------  ------------  --------------
              Total income tax expense            $940,472      $851,023        $768,577
                                             =============  ============  ==============

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                              UNITED BANCORP, INC.


NOTE 8 - INCOME TAXES (CONTINUED)

The effective tax rate differs from the statutory federal income tax rate as follows:


                                                              1997           1996           1995
                                                         --------------  -------------  ------------
Statutory rate                                                   34.00%         34.00%        34.00%
                                                         -------------   ------------   -----------
Income taxes computed at the statutory federal tax rate     $1,287,594      $1,167,904   $1,024,375
  Add/(subtract) tax effect of:
    Tax exempt interest income                                (357,064)      (328,508)     (291,334)
    Other                                                        9,942          11,627       35,536
                                                         -------------   -------------  -----------
      Total income tax expense                              $  940,472        $851,023   $  768,577
                                                         =============   =============  ===========

The sources of gross deferred tax assets and gross deferred tax liabilities are as follows:


                                                              1997            1996
                                                         ---------------  -------------
ITEMS GIVING RISE TO DEFERRED TAX ASSETS
  Allowance for loan losses in excess of tax reserve          $ 676,358      $ 581,657
  Amortization of intangibles                                    73,942         70,067
  Deferred compensation                                          36,944          2,944
  Other                                                          18,878          1,490
                                                         --------------   ------------
    Total deferred tax assets                                   806,122        656,158
ITEMS GIVING RISE TO DEFERRED TAX LIABILITIES
  Depreciation                                                 (490,461)      (443,659)
  Deferred loan costs, net                                     (172,255)      (171,466)
  Unrealized gain on securities available for sale              (86,372)       (72,838)
  Accretion                                                     (62,774)       (43,707)
  FHLB stock dividends                                          (34,714)       (17,782)
  Mortgage servicing rights                                     (21,193)             -
  Other                                                          (2,113)        (8,911)
                                                         --------------   ------------
    Total deferred tax liabilities                             (869,882)      (758,363)
                                                         --------------   ------------
    Net deferred tax liability                                $ (63,760)     $(102,205)
                                                         ==============   ============

NOTE 9 - STOCK OPTIONS

     The Company adopted a nonqualified stock option plan for directors and bank holding company officers in 1995. The plan was subsequently ratified by shareholders on April 17, 1996. The exercise price for options granted under this plan will be no less than 100% of the fair market value of the shares on the date of grant adjusted for stock dividends and stock splits.

     A summary of the status of the Company's stock option plan as of year-end 1997, 1996 and 1995 and changes during those years is presented in the table following. All share and per share prices have been restated to reflect the 10% stock dividends distributed on September 19, 1997 and June 20, 1996.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                              UNITED BANCORP, INC.


NOTE 9 - STOCK OPTIONS (CONTINUED)

                                            1997                          1996                          1995
                                 -----------------------  --------------------------------   ---------------------------

                                            WEIGHTED-                          WEIGHTED-                  WEIGHTED-
                                             AVERAGE                            AVERAGE                    AVERAGE
                                             EXERCISE                          EXERCISE                    EXERCISE
                                 SHARES       PRICE            SHARES            PRICE        SHARES        PRICE
                                 -------  --------------  -----------------  -------------    ------  ------------------
Outstanding at beginning of
  year                              78,485    $12.36           80,465           $12.35             -        $    -
Granted                              5,000     22.00            1,650            12.96        80,465         12.35
Exercised                           (1,815)    12.35                -                -             -             -
Forfeited                           (1,815)    12.35           (3,630)           12.35             -             -
                                   -------                    -------                         ------
Outstanding at end of year          79,855     12.97           78,485            12.36        80,465         12.35
                                   =======                    =======                         ======
Remaining shares available for
  grant at year-end                 30,131                     33,316                         31,336
Options exercisable at year-end          -                          -                              -

     The weighted-average fair value per share of options granted during 1997, 1996 and 1995 was $8.65, $5.71 and $5.00, respectively. The fair value of options granted was estimated using the Black-Scholes options pricing model with the following weighted-average information: risk-free interest rate of 5.88%, 6.84% and 5.93% for 1997, 1996 and 1995, respectively; expected life of 8 years for 1997, 9 years and 3 months for 1996 and 10 years for 1995; expected volatility of stock price of 33.30%, 40.40% and 43.23% for 1997, 1996 and 1995, respectively; and expected dividends per year of 2.02%, 2.67% and 3.38% for 1997, 1996 and 1995, respectively.

The following table summarized information about stock options outstanding at December 31, 1997:




                                             NUMBER                              NUMBER
                           EXERCISE        OUTSTANDING         DATE OF         EXERCISABLE
                            PRICE          AT 12/31/97        EXPIRATION       AT 12/31/97
                          ----------       -----------        ----------       -----------
                          $12.35            73,205              11/21/05           -
                           12.96             1,650              11/21/05           -
                           22.00             5,000              11/21/05           -

     The options are first exercisable after February 21, 2005, except in the event certain financial performance criteria are met, in which case such options may become exercisable in installments, 40% in 1998, 20% in 1999 and the balance in 2000. All options become immediately exercisable upon retirement, death or in the event of a change in control of the Company.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                              UNITED BANCORP, INC.


NOTE 9 - STOCK OPTIONS (CONTINUED)

     SFAS No. 123, which became effective for 1996, requires pro forma disclosures for options granted during 1995 and in subsequent years by corporations that do not adopt its fair value accounting method for stock-based employee compensation. Accordingly, the following pro forma information presents net income and earnings per share had the Standard's fair value method been used to measure compensation cost for stock option plans. No compensation expense was actually recognized for any of the periods presented.


                                                    1997             1996              1995
                                                 -----------      -----------       -----------
Net income as reported                            $2,846,568       $2,583,989        $2,244,292
Proforma net income                                2,814,841        2,556,313         2,241,253
Earnings per share as reported - Basic            $     1.27       $     1.16        $     1.00
Earnings per share as reported - Diluted                1.26             1.15              1.00
Proforma earnings per share - Basic                     1.26             1.14              1.00
Proforma earnings per share - Diluted                   1.25             1.14              1.00

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

     Some financial instruments are used in the normal course of business to meet the financing needs of customers. These financial instruments include commitments to extend credit, standby letters of credit and financial guarantees. These involve, to varying degrees, credit and interest-rate risk in excess of the amounts reported in the financial statements.

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

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the commitment. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being used, total commitments do not necessarily represent the future cash requirement. Standby letters of credit and financial guarantees written are conditional commitments to guarantee a customer's performance to a third party.

     A summary of the notional or contractual amounts of financial instrument with off-balance sheet risk at year-end is as follows:


                                                              1997                      1996
                                                           -----------               -----------
                Commitments to extend credit               $15,776,023               $11,751,344
                Standby letters of credit                      244,000                   156,000

     There were no fixed-rate commitments or standby letters of credit at year-end 1997. At year-end 1996, and included above, commitments to make fixed-rate loans at current market rates totaled $80,000 with the interest rates on those fixed-rate commitments ranging from 7.84% to 9.99%.

     At year-end 1997 and 1996, reserves of $692,000 and $676,000 were required as deposits with the Federal Reserve or as cash on hand. These reserves do not earn interest.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                              UNITED BANCORP, INC.


NOTE 11 - CONCENTRATIONS OF CREDIT RISK

     The Banks grant commercial, commercial real estate, real estate and installment loans to customers mainly in Belmont, Tuscarawas and Carroll Counties and the surrounding localities. The Banks also grant commercial and commercial real estate loans in the Columbus, Ohio area. Substantially all loans are secured by specific items of collateral including business assets, consumer assets, commercial real estate and residential real estate. At December 31, 1997, and 1996, total commercial and commercial real estate loans made up 43.0% and 40.4% respectively of the loan portfolio, with 25.7% and 29.4% of these loans secured by commercial real estate and business assets in the Columbus, Ohio area. Installment loans account for 33.7% and 34.0% of the loan portfolio and are secured by consumer assets including automobiles, which account for 84.9% and 83.1%, respectively, of the installment loan portfolio. Real estate loans comprise 23.3% and 25.5% of the loan portfolio as of December 31, 1997 and 1996, respectively, and primarily include first mortgage loans on residential properties and home equity lines of credit.

     Included in cash and due from banks and federal funds sold as of December 31, 1997 and 1996, is $3,617,049 and $3,639,127, respectively on deposit with Mellon Bank, NA, Pittsburgh, Pennsylvania.

NOTE 12 - FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used to estimate fair values for financial instruments. The carrying amount is considered to estimate fair value for cash and cash equivalents, deposit liabilities subject to immediate withdrawal, short-term borrowings, mortgage-servicing rights, accrued interest receivable and payable and variable-rate loans that reprice at intervals of less than six months. Securities fair values are based on quoted market prices or, if no quotes are available, on the rate and term of the security and on information about the issuer. For fixed-rate loans that reprice less frequently than each six months, time deposits and long-term debt, the fair value is estimated by a discounted cash flow analysis using current market rates for the estimated life and credit risk. Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values, where applicable. Fair value of loans held for sale is based on market estimates. The fair value of off-balance sheet items was not material at year-end 1997 and 1996.

     The estimated year-end fair values of financial instruments were:


                                                                 1997                         1996
                                                     ---------------------------   ---------------------------
          (Dollars in thousands)                       CARRYING         FAIR         CARRYING         FAIR
                                                        AMOUNT          VALUE         AMOUNT         VALUE
                                                     -------------  ------------   -------------  ------------
          Financial assets:
                 Cash and cash equivalents             $     7,836     $    7,836    $     6,619    $    6,619
                 Securities available for sale              31,201         31,201         28,064        28,064
                 Securities held to maturity                27,992         28,750         29,794        30,252
                 Loans receivable, net                     137,309        135,184        130,638       131,587
                 Mortgage servicing rights                      62             62              -             -
                 Accrued interest receivable                 1,540          1,540          1,412         1,412

          Financial liabilities:
                 Demand and savings deposits           $    88,924     $   88,924    $    90,082    $   90,082
                 Time deposits                              86,867         88,893         81,431        82,303
                 Short-term borrowings                      11,325         11,325          9,136         9,136
                 Long-term debt                              1,345          1,460            211           216
                 Accrued interest payable                      729            729            734           734

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

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                              UNITED BANCORP, INC.


NOTE 13 - REGULATORY MATTERS (CONTINUED)

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



                                  TOTAL         TIER 1        TIER 1
                               CAPITAL TO     CAPITAL TO     CAPITAL
                              RISK-WEIGHTED  RISK-WEIGHTED  TO AVERAGE
                                 ASSETS         ASSETS        ASSETS
                                 ------         ------        ------
      Well capitalized           10.00%          6.00%        5.00%
      Adequately capitalized      8.00%          4.00%        4.00%
      Undercapitalized            6.00%          3.00%        3.00%

     At year-end, consolidated and Bank only actual capital levels and minimum levels (in thousands) were:




                                                                                                          MINIMUM REQUIRED
                                                                           MINIMUM REQUIRED            TO BE WELL CAPITALIZED
                                                                              FOR CAPITAL              UNDER PROMPT CORRECTIVE
                                                   ACTUAL                  ADEQUACY PURPOSES              ACTION REGULATIONS
                                              -----------------           --------------------            -------------------
                                              AMOUNT      RATIO           AMOUNT         RATIO            AMOUNT        RATIO
                                              ------      -----           ------         -----            ------        -----
1997
Total capital (to risk weighted assets)
   Consolidated                               $23,423     16.4  %            $11,449     8.0  %             $14,312     10.0  %
   Citizens-Martins Ferry                      12,696     12.4                 8,172     8.0                 10,215     10.0
   Citizens-Strasburg                           5,969     14.5                 3,288     8.0                  4,110     10.0
Tier 1 capital (to risk weighted
   assets)
   Consolidated                               $21,628     15.1  %            $ 5,725     4.0  %             $ 8,587      6.0  %
   Citizens-Martins Ferry                      11,418     11.2                 4,086     4.0                  6,129      6.0
   Citizens-Strasburg                           5,451     13.3                 1,644     4.0                  2,466      6.0
Tier 1 capital (to average assets)
   Consolidated                               $21,628     10.2  %            $ 8,478     4.0  %             $10,597      5.0  %
   Citizens-Martins Ferry                      11,418      7.9                 5,775     4.0                  7,219      5.0
   Citizens-Strasburg                           5,451      8.1                 2,703     4.0                  3,379      5.0
1996
Total capital (to risk weighted assets)
   Consolidated                               $21,328     16.6  %            $10,307     8.0  %             $12,884     10.0  %
   Citizens-Martins Ferry                      14,920     14.3                 8,340     8.0                 10,425     10.0
   Citizens-Strasburg                           5,888     15.7                 3,010     8.0                  3,762     10.0
Tier 1 capital (to risk weighted
   assets)
   Consolidated                               $19,712     15.3  %            $ 5,154     4.0  %             $ 7,731      6.0  %
   Citizens-Martins Ferry                      13,617     13.1                 4,170     4.0                  6,255      6.0
   Citizens-Strasburg                           5,418     14.4                 1,503     4.0                  2,257      6.0
Tier 1 capital (to average assets)
   Consolidated                               $19,712      9.8  %            $ 8,038     4.0  %             $10,047      5.0  %
   Citizens-Martins Ferry                      13,617      9.8                 5,534     4.0                  6,908      5.0
   Citizens-Strasburg                           5,418      8.7                 2,493     4.0                  3,116      5.0

     The Company and Banks at year-end 1997 and 1996 were categorized as well capitalized. Management is not aware of any conditions subsequent to year-end that would change the Company's or the Banks' capital category.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                              UNITED BANCORP, INC.


NOTE 14 - PARENT COMPANY CONDENSED FINANCIAL STATEMENTS

     The Company's primary source of funds to pay dividends to shareholders is the dividends it receives from the Banks. The Banks are subject to certain restrictions on the amount of dividends that they may declare without prior regulatory approval. At year-end 1997, $1,762,716 of retained earnings was available for dividend declaration without prior regulatory approval.

     Following are condensed parent company financial statements:

                           Condensed Balance Sheets
                          December 31, 1997 and 1996



                                                                                1997                     1996
                                                                           ---------------          ----------------
       Assets:
         Cash                                                              $       150,438          $        165,827
         Certificates of deposit                                                   283,090                   272,330
         Investment in subsidiaries                                             17,380,419                19,573,305
         Loans to subsidiaries                                                   4,095,000                         -
         Other assets                                                              138,231                    20,177
                                                                           ---------------          ----------------
                                                                           $    22,047,178          $     20,031,639
                                                                           ===============          ================
       Liabilities and equity:
         Other liabilities                                                 $       122,540          $         15,628
         Shareholders' equity                                                   21,924,638                20,016,011
                                                                           ---------------          ----------------
            Total liabilities and shareholders' equity                     $    22,047,178          $     20,031,639
                                                                           ===============          ================


                        Condensed Statements of Income
                 Years ended December 31, 1997, 1996 and 1995


                                                                       1997                 1996                  1995
                                                                  -------------         ------------          -------------
       Operating income
         Dividends from subsidiaries                               $  5,140,734          $   961,831           $  876,160

         Other income                                                    19,756               12,296               12,346
                                                                   ------------          -----------           ----------
           Total operating income                                     5,160,490              974,127              888,506
       Operating expenses                                               126,873              139,113              142,000
                                                                   ------------          -----------           ----------
       Income before income taxes and (distributions
         in excess of)/equity in undistributed net income.            5,033,617              835,014              746,506
       Income tax benefit                                                20,110               57,250               20,399
                                                                   ------------          -----------           ----------
       Income before (distributions in excess of)
         /equity in undistributed earnings of subsidiaries            5,053,727              892,264              766,905
       (Distributions in excess of)/equity in undistributed
         earnings of subsidiaries                                    (2,207,159)           1,691,725            1,477,387
                                                                   ------------          -----------           ----------
       Net income                                                  $  2,846,568          $ 2,583,989           $2,244,292
                                                                   ============          ===========           ==========

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                             UNITED BANCORP, INC.


NOTE 14 - PARENT COMPANY CONDENSED FINANCIAL STATEMENTS (CONTINUED)


                      Condensed Statements of Cash Flows
                 Years ended December 31, 1997, 1996 and 1995


                                                                      1997              1996             1995
                                                                ----------------  ----------------  --------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                                         $2,846,568        $2,583,989     $ 2,244,292
  Adjustments to reconcile net income to net cash
    from operating activities:
     Distributions in excess of/(equity in undistributed)
       earnings of subsidiaries                                       2,207,159        (1,691,725)     (1,477,387)
      Net change in other assets and other liabilities                  (16,342)          (28,953)         13,467
      Amortization of intangibles                                        17,200            18,412          18,436
                                                                ---------------   ---------------   -------------
  Net cash from operating activities                                  5,054,585           881,723         798,808

CASH FLOWS FROM INVESTING ACTIVITIES
  Net change in certificates of deposit                                 (10,760)           (9,945)         38,813
  Loans to subsidiaries                                              (4,095,000)                -               -
                                                                ---------------   ---------------   -------------
  Net cash from investing activities                                 (4,105,760)           (9,945)         38,813

CASH FLOWS FROM FINANCING ACTIVITIES
  Dividends paid to shareholders                                       (984,725)         (874,115)       (776,136)
  Proceeds from sale of common stock                                     24,606            14,110               -
  Cash paid in lieu of fractional shares                                 (4,095)           (2,038)              -
                                                                ---------------   ---------------   -------------
  Net cash from financing activities                                   (964,214)         (862,043)       (776,136)
                                                                ---------------   ---------------   -------------
NET CHANGE IN CASH                                                      (15,389)            9,735          61,485

CASH AT BEGINNING OF YEAR                                               165,827           156,092          94,607
                                                                ---------------   ---------------   -------------

CASH AT END OF YEAR                                                  $  150,438        $  165,827     $   156,092
                                                                ===============   ===============   =============

NOTE 15 - IMPACT OF RECENT ACCOUNTING STANDARDS

     SFAS No. 128, "Earnings Per Share," was adopted in 1997 and requires dual presentation of basic earnings per share ("EPS") and diluted EPS for entities with complex capital structures. Basic EPS is computed by dividing income available to common shareholders by the weighted-average common shares outstanding for the period. Diluted EPS reflects the potential dilution of securities that could share in earnings such as stock options, warrants, or other common stock equivalents. Adoption of SFAS No. 128 did not significantly alter EPS data previously reported by the Company.

     SFAS No. 129, "Disclosures of Information about Capital Structure," became effective for the Company in 1997. SFAS No. 129 consolidated existing accounting guidance relating to disclosure about a company's capital structure. SFAS No. 129 did not affect the Company's disclosures.

     Two additional pronouncements become effective for the Company in 1998. SFAS No. 130, "Reporting Comprehensive Income," and SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," will each require selected additional disclosures in the Company's 1998 financial statements.

DIRECTORS OF UNITED BANCORP, INC.
Michael J. Arciello 3 . . . . . . . . . . . . . .  Vice President of Finance, Nickles, Bakeries, Inc., Navarre, Ohio
Herman E. Borkoski 2  . . . . . . . . . . . . . .  President, Borkoski Funeral Homes, Inc., Tiltonsville, Ohio
John H. Clark, Jr. 1,3  . . . . . . . . . . . . .  Foundry Owner, Retired, Wheeling, West Virginia
James W. Everson 1  . . . . . . . . . . . . . . .  Chairman, President & Chief Executive Officer, United Bancorp, Inc.,
                                                   and The Citizens Savings Bank, Martins Ferry, Ohio.
Dr. Leon F. Favede 3  . . . . . . . . . . . . . .  Optometrist, Bridgeport, Ohio
John M. Hoopingarner 3  . . . . . . . . . . . . .  General Manager, Muskingum Watershed Conservancy District, New Philadelphia, Ohio
Richard L. Riesbeck 1,3 . . . . . . . . . . . . .  President, Riesbeck Food Markets, Inc., St. Clairsville, Ohio
Errol C. Sambuco 2  . . . . . . . . . . . . . . .  President, The Ohio Coatings Company, Yorkville, Ohio
Matthew C. Thomas 1,2 . . . . . . . . . . . . . .  President, M.C. Thomas Insurance, Bridgeport, Ohio

OFFICERS OF UNITED BANCORP, INC.

James W. Everson  . . . . . . . . . . . . . . . .  Chairman, President & Chief Executive Officer
Harold W. Price . . . . . . . . . . . . . . . . .  Vice President - Administration
Norman F. Assenza, Jr.  . . . . . . . . . . . . .  Vice President - Operations and Secretary
Randall M. Greenwood  . . . . . . . . . . . . . .  Vice President - Chief Financial Officer
James A. Lodes  . . . . . . . . . . . . . . . . .  Vice President - Lending
Ronald S. Blake . . . . . . . . . . . . . . . . .  Treasurer

DIRECTORS OF THE CITIZENS SAVINGS BANK, MARTINS FERRY, OHIO

Herman E. Borkoski 2  . . . . . . . . . . . . . .  President, Borkoski Funeral Homes, Inc., Tiltonsville, Ohio
John H. Clark, Jr. 1  . . . . . . . . . . . . . .  Foundry Owner, Retired, Wheeling, West Virginia
James W. Everson 1  . . . . . . . . . . . . . . .  Chairman, President & Chief Executive Officer, The Citizens Savings Bank,
                                                   Martins Ferry, Ohio.
Dr. Leon F. Favede  . . . . . . . . . . . . . . .  Optometrist, Bridgeport, Ohio
Richard L. Riesbeck 1 . . . . . . . . . . . . . .  President, Riesbeck Food Markets, Inc. St., Clairsville, Ohio
Errol C. Sambuco 2  . . . . . . . . . . . . . . .  President, The Ohio Coatings Company, Yorkville, Ohio
Matthew C. Thomas 1,2 . . . . . . . . . . . . . .  President, M.C. Thomas Insurance, Bridgeport, Ohio


Donald A. Davison, Director Emeritus 1969-1997  .  United Bancorp, Inc. and The Citizens Savings Bank
Albert W. Lash, Director Emeritus 1975-1996 . . .  United Bancorp, Inc. and The Citizens Savings Bank
Premo R. Funari, Director Emeritus 1976 - 1997  .  United Bancorp, Inc. and The Citizens Savings Bank



                 1 = Executive Committee
                 2 = Audit Committee
                 3 = Compensation Committee

OFFICERS OF THE CITIZENS SAVINGS BANK, MARTINS FERRY, OHIO

James W. Everson  . . . . . . . . . . . . . . . .  Chairman, President & Chief Executive Officer
Norman F. Assenza, Jr.  . . . . . . . . . . . . .  Senior Vice President - Operations and Secretary
Randall M. Greenwood  . . . . . . . . . . . . . .  Senior Vice President - Chief Financial Officer
James A. Lodes  . . . . . . . . . . . . . . . . .  Senior Vice President - Lending
Ronald S. Blake . . . . . . . . . . . . . . . . .  Vice President - Treasurer
Cleo S. Dull  . . . . . . . . . . . . . . . . . .  Vice President - Customer Service
William S. Holbrook . . . . . . . . . . . . . . .  Vice President - Administration
Joseph Bednarik . . . . . . . . . . . . . . . . .  Assistant Vice President
Scott A. Everson  . . . . . . . . . . . . . . . .  Assistant Vice President
Lloyd G. Hood . . . . . . . . . . . . . . . . . .  Assistant Vice President
Raye Lynn Ackerman  . . . . . . . . . . . . . . .  Loan Administration Manager
Dolores Graham  . . . . . . . . . . . . . . . . .  Customer Service Officer
Judith C. Miller  . . . . . . . . . . . . . . . .  Customer Service Officer
Richard A. Cook . . . . . . . . . . . . . . . . .  Loan Officer
Thomas E. Ososki  . . . . . . . . . . . . . . . .  Loan Officer
Matthew D. Jenkins  . . . . . . . . . . . . . . .  Accounting/Customer Service Officer
Michael A. Lloyd  . . . . . . . . . . . . . . . .  Data Processing Officer


DIRECTORS OF THE CITIZENS-STATE BANK, STRASBURG, OHIO

Michael J. Arciello (1,2) . . . . . . . . . . . .  Vice President of Finance, Nickles Bakeries, Inc. Navarre, Ohio
James W. Everson (1)  . . . . . . . . . . . . . .  Chairman, President & Chief Executive Officer, United Bancorp, Inc. and The
                                                   Citizens Savings Bank, Martins Ferry, Ohio
John R. Herzig (2)  . . . . . . . . . . . . . . .  President, Toland-Herzig Funeral Homes, Strasburg, Ohio
Dwain R. Hicks  . . . . . . . . . . . . . . . . .  President, Hicks Consulting and Investing, New Philadelphia, Ohio
John M. Hoopingarner (1)  . . . . . . . . . . . .  General Manager, Muskingum Watershed Conservancy District, New Philadelphia, Ohio
Michael A. Ley (2)  . . . . . . . . . . . . . . .  President and Owner, Robert's Men's Shops, New Philadelphia, Ohio
Harold W. Price (1) . . . . . . . . . . . . . . .  President, The Citizens-State Bank, Strasburg, Ohio


OFFICERS OF THE CITIZENS-STATE BANK, STRASBURG, OHIO

Michael J. Arciello   . . . . . . . . . . . . . .  Chairman of the Board
Harold W. Price . . . . . . . . . . . . . . . . .  President and Chief Executive Officer
Charles E. Allensworth  . . . . . . . . . . . . .  Executive Vice President
Martin L. Merryman  . . . . . . . . . . . . . . .  Vice President
Andrea R. Miley . . . . . . . . . . . . . . . . .  Treasurer
Carol L. Rambaud  . . . . . . . . . . . . . . . .  Branch Manager
Susan A. Wickham  . . . . . . . . . . . . . . . .  Branch Manager
Dianne M. Cole  . . . . . . . . . . . . . . . . .  Branch Manager


                 (1) = Executive Committee
                 (2) = Audit Committee
                 (3) = Compensation Committee