Form 10-K405, Exhibit 13
period 1998-12-31
UNITED BANCORP INC /OH/
filed 1999-03-31
CIK 731653

                                                                      EXHIBIT 13


                               1998 ANNUAL REPORT

                           [UNITED BANCORP, INC. LOGO]

                              UNITED BANCORP, INC.
                               MARTINS FERRY, OHIO
                            A FORWARD-THINKING FOCUS










                              www.unitedbancorp.com

                           A LETTER FROM THE PRESIDENT

                              UNITED BANCORP, INC.

Dear Shareholder:

     Are you okay? We're okay! A question and answer that takes on a whole new meaning when applied to the year 2000 and all the happenings the media is promoting could possibly occur when we ring out the old and ring in the new at the end of this year. We are pleased to report your Management Team's focus on year 2000 issues began in April 1997 with the development of our Y2K Plan of Action. As of this writing we have identified, replaced where necessary and tested all of our mission critical systems to carry us well into the next century of full service banking for our shareholders, customers, employees and banking communities. And we are developing a contingency operations plan which includes an auxiliary power system for our Operations Center to be fueled by natural gas which will protect us against all future power outages. Our focus is always forward thinking!

[PHOTO]

     The numbers we are presenting to you in this Annual Report are strong and provide a rock solid foundation for future growth. We have expanded our market share substantially since our last year's shareholder letter to you through the addition of the four offices of The Community Bank in Athens County, Ohio and the expansion of our Citizens Savings Bank of Martins Ferry, Ohio affiliate into Jewett, Ohio. We have expanded our delivery system with six new ATM installations and continue to be an innovative leader with Image Statement Processing. And we are pleased to report that with these capital expansion programs, our 1998 earnings are up 10.8%.

[PHOTO]

     Your Board of Directors on February 16, 1999 approved a very forward thinking plan to further the growth of United Bancorp shareholder value, improve customer service and provide for management succession. Upon completion of the regulatory process which is anticipated by June 30, 1999, The Citizens-State Bank of Strasburg is to be merged into The Citizens Savings Bank of Martins Ferry, Ohio under the new leadership of Harold W. Price as President and Chief Executive Officer. With this new assignment, Harold will be relocating to the Ohio Valley to continue the growth of the consolidated ten offices of The Citizens Savings Bank and realign its management team.

[PHOTO]

     With the rapid growth of United Bancorp, my position as its Chief Executive Officer has grown into a full time job. I am really looking forward to continuing the growth of United Bancorp shareholder value on a full time basis, continuing to serve as its Chairman, President and CEO and serving as Chairman of the Board of both The Citizens Savings


                                    [PHOTO]
                                JAMES W. EVERSON
                                    Chairman,
                       President & Chief Executive Officer



                              1998 ANNUAL REPORT 1

                           A LETTER FROM THE PRESIDENT

                              UNITED BANCORP, INC.


                                    [GRAPH]
                                MARKET VALUATION
                                 (IN MILLIONS)

                                    [GRAPH]
                                 CLOSING PRICE
                                PER COMMON SHARE
                                (CLOSE-HIGH/LOW)


Bank and The Community Bank affiliates.

[COMMUNITY BANK LOGO]

     We are quite excited about our expansion plans for our new Community Bank affiliate under the leadership of its new President and Chief Executive Officer, Alan M. Hooker. Alan and his wife Lisa are community leaders in Lancaster, Ohio and Fairfield County. Alan brings a very high profile of banking experience, education and community involvement to his new position with us and I am looking forward to working with him in developing a plan of action to expand our presence in Athens and Fairfield Counties.

[PHOTO]

     It is with sadness we note the loss of our Director Emeritus Premo R. Funari. Premo set a standard as a Shareholder, Board Member, Bank Customer, Church Member, Family Man and Friend that we all admired and respected. Premo died in his 87th year last April and is remembered and missed. He and his widow Anne have always been special to The Citizens Savings Bank and to me.

     We have completed the planning to open a comprehensive brokerage service at our Martins Ferry location on March 15, 1999. Christopher Wakim will be the registered broker heading up this new operation to be known as Brokerage United, a division of The Citizens Savings Bank with securities provided through Raymond James Financial Services, Inc., member NASD/SPIC. Chris brings over ten years of banking and brokerage experience to his new position. We look forward to having him offer the Raymond James group of non-banking products and brokerage services to our banking communities.

[PHOTO]
[BROKERAGE UNITED LOGO]

     We started this letter by saying we are okay. We are well beyond the year 2000 in our planning. Frankly I am personally excited...we are planning into my next phase of living! Having been with The Citizens Savings Bank since becoming a student employee in 1959, serving as its President and CEO since 1973...and the same with United Bancorp since its formation in 1983, I am quite excited that we have a plan in place that will allow for management succession and my retirement within the next five years.

     For now, your Management Team's commitment is to continue and grow your Shareholder Value well toward the 22nd Century!!

/s/ James W. Everson

James W. Everson, Chairman,
President & Chief Executive Officer
United Bancorp, Inc.
Martins Ferry, Ohio 43935
ceo@unitedbancorp.com

February 24, 1999





                              1998 ANNUAL REPORT 2

                                CORPORATE PROFILE

                              UNITED BANCORP, INC.




                          DIVIDEND AND STOCK HISTORY



                                                             DISTRIBUTION DATE
            CASH DIVIDENDS                                    OF DIVIDENDS AND
             DECLARED(1)         STOCK DIVIDENDS                 EXCHANGES

 1983        $  0.12                     -                             -
 1984        $  0.12            4 for 1 Exchange(2)               1/2/84
 1985        $  0.13                     -                             -
 1986        $  0.15                     -                             -
 1987        $  0.16            50% Stock Dividend               10/2/87
 1988        $  0.17                     -                             -
 1989        $  0.17                     -                             -
 1990        $  0.19                     -                             -
 1991        $  0.20                     -                             -
 1992        $  0.21            100% Stock Dividend              9/10/92
 1993        $  0.22            100% Stock Dividend             11/30/93
 1994        $  0.24            10% Stock Dividend                9/9/94
 1995        $  0.33                     -                             -
 1996        $  0.37            10% Stock Dividend               6/20/96
 1997        $  0.42            10% Stock Dividend               9/19/97
 1998        $  0.47             5% Stock Dividend              12/18/98

(1) Adjusted for stock dividends and exchanges. Does not include dividends from Southern Ohio Community Bancorporation, Inc. prior to the merger.

(2) Formation of United Bancorp, Inc. (UBCP). The Citizens Savings Bank shareholders received 4 shares of UBCP stock in exchange for 1 share of The Citizens Savings Bank.


TOTAL RETURN TO SHAREHOLDERS
[GRAPH]

DIVIDENDS PER SHARE(1)
[GRAPH]

BOOK VALUE PER SHARE(1)
[GRAPH]

DILUTED EARNINGS PER SHARE(1)
[GRAPH]


                              1998 ANNUAL REPORT 3

                                CORPORATE PROFILE

                              UNITED BANCORP, INC.

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

     To better its shareholders, United Bancorp, Inc. ("UBCP") was created as a single bank holding company in July of 1983. This was accomplished through the acquisition of 100% of the voting stock of The Citizens Savings Bank of Martins Ferry, Ohio ("CITIZENS"). In December of 1986 UBCP became a multi-bank holding company through the acquisition of 100% of the voting stock of The Citizens-State Bank of Strasburg, Strasburg, Ohio ("CITIZENS-STATE"). In July 1998, Southern Ohio Community Bancorporation, Inc. ("Southern") merged into UBCP. Southern's operating subsidiary, The Community Bank, Glouster, Ohio, ("Community") became UBCP's third wholly owned banking subsidiary.

     Common stock of UBCP was initially available through over-the-counter trading. In February of 1994, it began trading on The Nasdaq SmallCaps Market tier of The Nasdaq Stock Market under the trading symbol UBCP.

     CITIZENS was originally established as The German Savings Bank in 1902 and remains the lead bank in the multi-bank holding company. In 1974, local markets were expanded through the construction of a full service branch banking facility six miles west of Martins Ferry in nearby Colerain, Ohio. In 1978, expansion continued with the construction of another full service branch bank in Bridgeport, Ohio, located two miles south. In 1980, a limited service auto-teller location was opened in Martins Ferry, one block south of the initial main office location. In 1983, an Automated Teller Machine ("ATM") began operation in nearby Aetnaville, Ohio. By 1984, CITIZENS had outgrown its original main banking facility in Martins Ferry and subsequently relocated to a newly constructed 21,500 square foot addition to the auto-teller building.

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

     In mid-1997, CITIZENS opened a full service Retail Banking Center inside Riesbeck's Food Markets, Inc.'s St. Clairsville, Ohio store. This site also provides a free-standing ATM for additional customer service.

     In early 1998, cash dispensing machines were installed throughout the Riesbeck's Food Markets retail distribution network in Ohio and West Virginia. Early developments of a comprehensive cash management program for retail and business customers were initiated. In November 1998, CITIZENS announced the acquisition of a full service banking facility in Jewett, Ohio, which consummated in January 1999.

     CITIZENS-STATE was also established in 1902 and headquartered in Strasburg, Ohio. It is located in an area of northeastern Ohio whose economy is supported by agriculture and light industry. It has also benefited as a "bedroom community" for the Akron-Canton metropolitan areas.

     In 1990, a full service banking facility was constructed six miles south in Dover, Ohio. During 1992, expansion continued with the acquisition of two branch bank locations in New Philadelphia and Sherrodsville, Ohio. Later, in 1994, a branch bank was purchased in Dellroy, Ohio.

     COMMUNITY was established in August 1945 with corporate offices

                              1998 ANNUAL REPORT 4

                                CORPORATE PROFILE

                               UNITED BANCORP, INC.

located in Glouster, Ohio. In 1976, COMMUNITY acquired the First National Bank of Amesville, Ohio. In 1978, a three-lane Auto Bank drive-up facility was constructed on the west side of Glouster. In 1984, Southern was established as the banks' holding company. In 1987, Management concluded to expand their service area. Therefore, a Nelsonville office with two drive-up lanes opened to serve the Nelsonville and surrounding communities. Along with the opening of the Nelsonville office, an ATM machine was installed at Hocking Technical College to enhance customer service for faculty and students. In 1992, an ATM machine was installed in the Nelsonville office.

     On December 6, 1993, a ribbon-cutting ceremony was held for the newly constructed Nelsonville office. The building, which replaced a mobile bank unit, features four drive-up lanes, and a drive-up ATM. Night deposit and safe deposit box services were introduced to the Nelsonville community.

     In 1996, COMMUNITY completed an extensive renovation of its offices in Glouster and added a 24-hour access ATM in the vestibule.

     Management is deeply committed to meeting the financial needs of individuals and business. Our goal is to foster the community banking philosophy into the next millennium without sacrificing our "Hometown" banking image and beliefs.


[PHOTO]
Martins Ferry, Ohio
[PHOTO]
New Philadelphia, Ohio
[PHOTO]
Glouster, Ohio


                                     [LOGO]
                              UNITED BANCORP, INC.
                                  WE ARE UNITED
                               TO BETTER SERVE YOU





                              1998 ANNUAL REPORT 5

                              FINANCIAL HIGHLIGHTS

                              UNITED BANCORP, INC.


                                                             FOR THE YEARS ENDED DECEMBER 31,
                                                     --------------------------------------------
                                                         1998           1997            % CHANGE
                                                     -----------     -----------       ----------
  EARNINGS (IN 000'S)
      Total interest income                          $    21,126     $    20,802            1.56%
      Total interest expense                               9,657           9,410            2.62%
      Net interest income                                 11,469          11,392            0.68%
      Total noninterest income                             1,581           1,307           20.96%
      Total noninterest expense                            8,008           7,946            0.78%
      Net income                                           3,155           2,848           10.78%

  PER SHARE (1)
      Earnings per common share - Basic              $      1.13     $      1.02           10.78%
      Earnings per common share - Diluted                   1.12            1.01           10.89%
      Cash dividends paid                                   0.47            0.42           11.90%
      Book value (end of period)                            9.76            9.18            6.32%

  AT YEAR END (IN 000'S)
      Total assets                                   $   285,493     $   263,607            8.30%
      Total assets (average)                             270,084         259,582            4.05%
      Total deposits                                     229,110         223,489            2.52%
      Net loans                                          161,188         168,439           -4.30%
      Securities                                          97,686          75,063           30.14%
      Shareholders' equity                                27,321          25,713            6.25%
      Shareholders' equity (average)                      26,738          24,795            7.84%

  STOCK DATA (1)
      Market value (end of period)                   $     25.00     $     25.71           -2.76%
      Dividend payout ratio                                39.76%          36.38%           9.29%
      Price earnings ratio (2)                             22.12x          25.21x         -12.26%

  KEY PERFORMANCE RATIOS
      Return on average assets (ROA)                        1.17%           1.10%           6.36%
      Return on average shareholders' equity (ROE)         11.80%          11.48%           2.79%
      Efficiency ratio                                     56.37%          57.50%          -1.97%

  (1) Per share and stock data has been restated to reflect effect of 5% and 10% stock dividends in 1998 and 1997, respectively.

  (2) Calculated using basic earnings per common share.


                              1998 ANNUAL REPORT 6

                             SHAREHOLDER INFORMATION

                              UNITED BANCORP, INC.

United Bancorp, Inc.'s common stock trades on The Nasdaq SmallCap Market tier of The Nasdaq Stock Market under the symbol UBCP, CUSIP #90991109. At the year-end 1998, there were 2,800,298 shares outstanding, held among approximately 1,200 shareholders of record. The following table sets forth the quarterly high and low closing prices of the Company's common stock from January 1, 1998 to December 31, 1998 compared to the same periods in 1997 as reported by the NASDAQ. The price quotes have been adjusted for comparison purposes for the 5% stock dividends distributed on December 18, 1998 and the 10% stock dividend distributed on September 19, 1997. The price quotations presented should not necessarily be relied on in determining the value of the shareholders' investment.

                                                   1998                                              1997
                               -------------------------------------------------------------------------------------------------
                               31-MAR      30-JUN        30-SEP       31-DEC       31-MAR      30-JUN       30-SEP        31-DEC
                               ------      ------        ------       ------       ------      ------       ------        ------
   Market Price Range
        High ($)                28.333      28.333        25.476       25.000      18.831      16.667       20.476        26.076
        Low ($)                 24.762      24.762        21.905       17.857      17.316      14.719       15.368        19.524

   Cash Dividends
        Quarter ($)              0.114        0.114        0.114        0.130       0.095       0.095        0.114         0.114
        Cumulative ($)           0.114        0.228        0.342        0.472       0.095       0.190        0.304         0.418

INVESTOR RELATIONS:
     A copy of the Company's Annual Report on form 10-K as filed with the SEC, will be furnished free of charge upon written or E-mail request to:
     Randall M. Greenwood, CFO
     United Bancorp, Inc.
     201 South 4th Street
     PO Box 10
     Martins Ferry, OH  43935
     or
     CFO@unitedbancorp.com

DIVIDEND REINVESTMENT AND
STOCK PURCHASE PLAN:
     Shareholders may elect to reinvest their dividends in additional shares of United Bancorp, Inc.'s common stock through the Company's Dividend Reinvestment Plan. Shareholders may also invest optional cash payments of up to $5,000 per quarter in our common stock at market price. To arrange automatic purchase of shares with quarterly dividend proceeds, please contact:
     American Stock Transfer
     and Trust Company
     Attn: Dividend Reinvestment
     40 Wall Street, 46th Floor
     New York, NY 10005
     1-800-278-4353

ANNUAL MEETING:

     The Annual Meeting of Shareholders will be held at 2:00 p.m., April 21, 1999 at the Corporate Offices in Martins Ferry, Ohio.

INTERNET:
     Please look us up at
     http//www.unitedbancorp.com

INDEPENDENT AUDITORS:
     Crowe, Chizek and Company LLP
     Certified Public Accountants
     10 West Broad Street
     Columbus, OH 43215
     (614) 469-0001

CORPORATE OFFICES:
     The Citizens Savings Bank Building
     201 South 4th Street
     Martins Ferry, OH 43935
     (740) 633-BANK
     (740) 633-1448 (FAX)

STOCK TRADING:

     The Ohio Company
     21 East State Street, 8th Floor
     Columbus, OH 43215
     1-800-454-9441

     Advest, Inc.
     340 S. Hollywood Plaza
     Steubenville, OH 43952
     1-800-761-8008

TRANSFER AGENT AND REGISTRAR:
For transfers and general correspondence, please contact:
     American Stock Transfer
     and Trust Company
     40 Wall Street, 46th Floor
     New York, NY 10005
     1-800-937-5449

                              1998 ANNUAL REPORT 7

                           PROVIDING HOMETOWN BANKING

                              UNITED BANCORP, INC.

[MONTAGE]









                              1998 ANNUAL REPORT 8

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

                              UNITED BANCORP, INC.

In the following pages, management presents an analysis of United Bancorp, Inc.'s financial condition and results of operations as of and for the year ended December 31, 1998 as compared to prior years. This discussion is designed to provide shareholders with a more comprehensive review of the operating results and financial position than could be obtained from an examination of the financial statements alone. This analysis should be read in conjunction with the consolidated financial statements and related footnotes and the selected financial data included elsewhere in this report.

FINANCIAL CONDITION

EARNING ASSETS - LOANS
         For the year ended December 31, 1998, the Company's total assets increased 8.3% over December 31, 1997 totals. Total earning assets increased $19,793,914, or 8.0% over $247,282,541 at year-end 1997. Average gross loans totaled $168,626,471 for the year-end 1998, representing a slight decrease of 0.3% from $169,066,393 for the year-end 1997. Year-end outstanding total loans decreased from 4.2% from 1997 to 1998.

         Installment lending decreased by $8,118,225, or 14.6%, from 1997 totals. These loans represented 29.0% of the total portfolio at year-end 1998 compared to 32.5% at year-end 1997. The targeted lending areas encompass the geographic areas serviced by the affiliate Banks, minimizing the risk to changes in economic conditions. During the first quarter of 1998, CITIZENS-STATE introduced into their market an indirect automobile finance program. The results for 1998 have been in line with management's projections with total installment loans increasing 20.0% from December 31, 1997. However, the indirect market for CITIZENS has seen increased competition and charge-offs during 1998 and as a result has experienced a decrease in installment loan totals of 10.5% from December 31, 1997. Since the January 1998 announcement of the acquisition of Southern, UBCP Management has worked closely with our newest affiliate, COMMUNITY, with respect to product pricing, budgeting, expense control and underwriting/collection standards. Based upon COMMUNITY'S past experience with credit quality concerns in unsecured consumer debt lending, UPCP Management strengthened underwriting standards and priced these products at a level commensurate with the inherent risk in unsecured lending. However, these changes resulted in a decrease in the overall installment portfolio of COMMUNITY of approximately 48.2% since December 31, 1997. Competition, especially in the indirect arena, has increased over the past several years. Alternative financing programs offered by the automakers' financing subsidiaries have been and will continue to compete for business. Management has responded to direct competition by extending our customer service hours into the evening to provide our customers with the ability to arrange financing at their convenience.

         Increases in commercial real estate lending and a slight decline in real estate lending volume also contributed to the shift in portfolio alignment. Commercial and commercial real estate loans comprised 40.9% of total loans at December 31, 1998 compared to 38.4% at year-end 1997, an increase of approximately $1,281,000. Commercial loans decreased $3,724,691, or 22.4%, from 1997 levels, representing 7.9% of the total portfolio at year-end 1998. This compares to 9.7% of the mix at year-end 1997. During 1998, the Company experienced prepayment on commercial loans as commercial borrowers continue to be price sensitive in this area of lending.

         Commercial real estate loans increased $5,005,268, or 10.2%, over 1997 totals comprising 33.0% of the portfolio compared to 28.7% at year-end 1997. The Company has originated and bought participations in loans from other banks for out-of-area commercial real estate loans to benefit from consistent economic growth outside the area. The majority of these loans are secured by real estate holdings comprised of hotels, motels and churches located in

                                  TOTAL ASSETS
                                  (IN MILLIONS)
                                     [GRAPH]

                                   LOANS - NET
                                  (IN MILLIONS)
                                     [GRAPH]



                              1998 ANNUAL REPORT 9

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

                              UNITED BANCORP, INC.



                                 EQUITY CAPITAL
                                  (IN MILLIONS)
                                     [GRAPH]

                                 CASH DIVIDENDS
                                 (IN THOUSANDS)
                                     [GRAPH]

various geographic locations, including Columbus and the Akron-Canton, Ohio metropolitan areas. Out of area loans at December 31, 1998 were 11.6% of total loans and 28.4% of total commercial and commercial real estate loans compared to
9.0 % and 23.4% at year-end 1997.

         The Company has already seen the benefit of adding COMMUNITY into the consolidated group. Even before the effective merger date of July 7, 1998, the Company has benefited from having a presence in Athens County, Ohio. As a stand alone charter COMMUNITY did not have the legal lending capacity to handle the larger commercial customers and as a result could not bid for the larger commercial credits. However, with their affiliation pending during the first half of 1998, management at COMMUNITY worked closely with the Company to successfully bid on some larger commercial credits. Since the effective date of the merger, the Company has benefited from various participation loans generated by COMMUNITY.

         Although we have continued to offer our variable-rate real estate lending programs, the portfolio has declined. With fixed rates at or near historical low levels for the past two years, customers are taking advantage of alternative fixed-rate products offered through secondary market programs. During 1997, we introduced a Secondary Market Real Estate Mortgage Program to help our customers take advantage of a fixed-rate loan program without assuming the interest rate risk associated with this loan product.

         Since the introduction of this program, approximately $15,000,000 in Secondary Market Real Estate Mortgages have been originated and sold. This generated net realized gains of $139,037 and $139,005 in 1998 and 1997, respectively. Many first time homeowners or individuals with little or no down payment have been able to participate in many of the variety of lending options now available. Additionally, many existing customers and non-customers with variable rate real estate loans have refinanced into fixed rate products offered through the secondary market program. This trend toward fixed-rate products can be expected to continue with interest rates at historical low levels.

         The allowance for loan losses represents the amount which management and the Board of Directors estimates is adequate to provide for probable losses in the loan portfolio. The allowance balance and the annual provision charged to expense are reviewed by management and the Board of Directors monthly using a risk grading model that considers borrowers' past due experience, economic conditions and various other circumstances that are subject to change over time.

         Management believes the current balance of the allowance for loan losses is sufficient to deal with probable losses. Net charge-offs for the year-ended 1998 were $803,374, or 26.4%, of the beginning allowance for loan losses compared to $649,465, or 23.6%, of beginning allowance for loan losses for 1997. The net charge-offs for 1998 included a one-time charge-off of approximately $305,000 prior to the merger date with the Company. This charge-off of $305,000 at COMMUNITY related to various small unsecured consumer loans deemed a loss by the Company based upon its credit and collection policy. Without the $305,000, net charge-offs for 1998 would have been 16.4% of beginning allowance for loan losses.

EARNING ASSETS - SECURITIES AND FEDERAL FUNDS SOLD
         The securities portfolio is comprised of US Treasury notes, US government agency-backed securities, tax-exempt obligations of states and political subdivisions and certain other investments. The Company does not hold any collateralized mortgage-backed securities, other than those issued by US Government agencies, or derivative



                              1998 ANNUAL REPORT 10

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

                              UNITED BANCORP, INC.

securities. The quality rating of obligations of state and political subdivisions within Ohio is no less than Aaa, Aa, or A, with all out-of-state bonds rated at AAA. Board policy permits the purchase of certain non-rated bonds of local schools, townships and municipalities, based on their known levels of credit risk.

         Securities available for sale at year-end 1998 increased $29,788,707, or 64.8%, over 1997, while securities held to maturity decreased $7,166,353, or 24.7%. During 1998, Management utilized available for sale securities to off-set the decrease in loans. The relatively short-term nature of these securities should provide management the funding for future loan development.

SOURCES OF FUNDS - DEPOSITS
         The Company's primary source of funds is core deposits from retail and business customers. These core deposits include all categories of interest-bearing deposits, excluding certificates of deposit greater than $100,000. For the year-ended 1998, total core deposits increased by $4,965,306. The Company maintains strong deposit relationships with public agencies, including local school districts, city and township municipalities, public works facilities and others, which may tend to be more seasonal in nature resulting from the receipt and disbursement of state and federal grants. These entities have maintained relatively stable balances with the Company due to various funding and disbursement timeframes.

         Certificates of deposit greater than $100,000 are not considered part of core deposits and, as such, are used as a tool to manage funds. At year-end 1998, certificates of deposit greater than $100,000 increased a modest $656,414, or 3.1%, over year-end 1997 totals. This is due in part to Management utilizing advances from the Federal Home Loan Bank ("FHLB") to provide a lower cost of funding during 1998. With rates trending lower in 1998, Management priced the long-term certificates of deposit so as to lock in these funds for an extended period of time.

         Although the Company experienced a growth in core deposits for 1998, the attraction of and retention of core deposits continues to pose a challenge to the Company and the overall banking industry. Alternative financial products are continuously being introduced by our competition whether through a traditional bank or brokerage services company.

SOURCES OF FUNDS - SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE AND OTHER BORROWED FUNDS
         Other interest-bearing liabilities include securities sold under agreements to repurchase, federal funds purchased, Treasury, Tax & Loan notes payable and Federal Home Loan Bank advances. Securities sold under agreements to repurchase remained relatively constant, while other borrowed funds increased significantly by $15,422,212. This increase was the result of expanded use of FHLB Cash Management and Match Funding loan programs. During 1998, the Company regularly utilized both FHLB programs to manage interest rate risk and liquidity positions. The Company increased matched funded loans by approximately $4.4 million from 1997 to 1998. As interest rates in 1998 reached historical low levels, commercial borrowers capitalized on the opportunity to obtain long-term fixed-rate funding. To minimize interest rate risk, the Company borrowed from the FHLB on terms similar to the loans originated. The Company also increased its level of short-term borrowings. FHLB Cash Management and Federal Funds purchased totaled approximately $13.8 million at December 31, 1998 compared with $2.0 million as of December 31, 1997, an increase of $11.8 million. The rationale for the increase is explained by the Company's pending purchase of a full service banking facility in Jewett, Ohio. In anticipation of the purchase of the branch in January 1999, the Company, in mid-November 1998, utilized the FHLB Cash Management program and purchased approximately $10 million of short-term callable securities. This strategy enabled the Company to obtain earning assets to offset the purchased deposits prior to the November interest rate reductions by the Federal Reserve Bank. Therefore, Management capitalized on the higher rates being offered for investment securities. This differential in interest rates from November 1998 to January 1999 was approximately 50 basis points.

         During 1999, the Company may take advantage of the current low costs associated with wholesale funding sources such as the FHLB while relying less on the more volatile certificates of deposits greater than $100,000.

                                    RETURN ON
                                 AVERAGE ASSETS
                                    (PERCENT)
                                     [GRAPH]

                                    RETURN ON
                                 AVERAGE EQUITY
                                    (PERCENT)
                                     [GRAPH]


                              1998 ANNUAL REPORT 11

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

                              UNITED BANCORP, INC.


                                  NET INCOME
                                 (IN THOUSANDS)
                                     [GRAPH]

                               TOTAL EARNING ASSETS
                                 (IN THOUSANDS)
                                     [GRAPH]


PERFORMANCE OVERVIEW

NET INCOME
         The Company reported earnings of $3,154,979 in 1998 compared with $2,847,568 in 1997 and $2,629,989 in 1996. This earnings performance equates to a 1.17% Return on Average Assets ("ROA") and 11.80% Return on Average Equity ("ROE") for 1998 compared to 1.10% and 11.48% for 1997 and 1.06% and 11.44% for
1996. Earnings per share ("EPS") comparisons indicate an increase to $1.13 Basic EPS and $1.12 Diluted EPS for 1998 compared to $1.02 Basic EPS and $1.01 Diluted EPS for 1997. EPS for 1996 was $0.94 for both Basic and Diluted. Per share amounts for all periods have been restated to reflect the 5% stock dividend distributed in December 1998 and the 10% stock dividend distributions to shareholders in September 1997 and June 1996.

NET INTEREST INCOME
         Net interest income, by definition, is the difference between interest income generated on interest-earning assets and the interest expense incurred on interest-bearing liabilities. Various factors contribute to changes in net interest income, including volumes, interest rates and the composition or mix of interest-earning assets in relation to interest-bearing liabilities. Net interest income increased a modest $77,043, or less than 1.0%, in 1998 compared to a $664,800, or 6.2%, increase in 1997. The net interest spread has declined slightly during the past two years.

         The dynamics of this increase are related to changes in rate and volume within interest-earning assets and interest-bearing liabilities. Average interest-earning assets increased $8,922,000, or 3.6%, in 1998 over 1997 compared to $12,836,000, or 5.5%, in 1997 over 1996. The associated weighted-average yield on these interest-earning assets decreased to 8.26% in 1998 compared to 8.43% in 1997 and 8.38% in 1996.

         Average interest-bearing liabilities increased $7,870,000, or 3.7%, in 1998 over 1997 compared to $9,604,000, or 4.7%, in 1997 over 1996. The associated cost of funds for those interest-bearing liabilities in 1998 decreased to 4.32% in 1998 compared to 4.37% in 1997 and 4.29% in 1996.

PROVISION FOR LOAN LOSSES
         The provision for loan losses is an operating expense recorded to maintain the related balance sheet allowance for loan losses at an amount considered adequate to cover losses that may occur in the normal course of lending. The total provision for loan losses was $797,957 in 1998 compared to $932,000 in 1997 and $1,165,400 in 1996. Despite the 1998 decrease from 1997 of
14.4% in the provision for loan losses, the allowance for loan losses as a percentage of loans increased from 1.77% at year-end 1997 to 1.85% at year-end 1998, due to the decline in the balance of loans outstanding.

NONINTEREST INCOME
         Noninterest income is made up of Bank related fees and service charges, as well as other income producing services. These include secondary market loan servicing fees, ATM/interchange income, early redemption penalties for certificates of deposit, safe deposit rental income, net gain or loss on sales of securities available for sale and loans, leased rental property and other miscellaneous items. Total noninterest income for 1998 was $1,581,139, or 21.0%, over 1997 totals. Total noninterest income for 1997 was $1,307,165, or 13.0%, over 1996. Gains on the sale of fixed-rate mortgages in the secondary market, the 1997 introduction of a skip payment loan program, expanded ATM network and surcharging non-customers of the Company contributed the most to the solid increases in noninterest income for 1998 and 1997.

NONINTEREST EXPENSE
         Noninterest expense for 1998 increased a modest $62,030, or 0.8%,



                              1998 ANNUAL REPORT 12

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

                              UNITED BANCORP, INC.

over 1997 compared to $673,386, or 9.3%, for 1997 over 1996. Professional services and franchise taxes accounted for the largest decreases in 1998 compared to 1997. Occupancy and equipment and other expense attributed to the most significant increases from 1997 to 1998. Overall, management is pleased with the rather modest growth in noninterest expense from 1997 to 1998. Increased occupancy expense sustained a portion of this increase due to a full year of costs associated with the July 1997 opening of CITIZEN'S Retail Banking Center in St. Clairsville, Ohio. Also contributing to the increase in 1998 was the cost of certain maintenance contracts and other operational costs at COMMUNITY. Prior to the July 7, 1998 merger, COMMUNITY, as a stand-alone bank, operated their own data processing, operational support center and financial reporting and accounting function. As such, they had separate maintenance contracts and incurred certain contract termination fees associated with the consolidation of all these functions to the Company's consolidated Operations Center in Martins Ferry, Ohio. In addition, other expense increased from 1997 to 1998. Merger related expenses contributed to the majority of the increase in other expense. Noninterest expense increased for the year-end 1997 over 1996. The variances between years are in part due to the July 1998 merger with Southern. This transaction was accounted for under the pooling of interest method of accounting and thus all financial information has been restated to include Southern. However, the management of Southern's operating subsidiary COMMUNITY has changed dramatically since the acquisition. Expense control procedures are now implemented and this has produced annual savings in excess of $400,000. Prior to the expense control procedures, COMMUNITY'S salaries and employees benefit costs and professional expense and occupancy and equipment were extremely high relative to peer bank data. The inability of Southern to properly control and monitor their noninterest expense is responsible for approximately $308,000, or 45.7% of the Company's total increase in noninterest expense of $673,386 from 1996 to 1997 as mentioned above. The $308,000 increase represented a 15.5% increase in noninterest expense when Southern was a stand-alone company. Overall, when the two companies are combined the items contributing to the increase are similar and include; salaries and employee benefits, professional fees, and occupancy and equipment. Salaries and employees benefits increased $281,000 over 1996 levels mainly due to additional staffing requirements for the secondary market program, the growth in mid-to-senior level management positions and new staffing for the previously mentioned CITIZENS Retail Banking Center. Occupancy and equipment increased $154,822 over 1996, mainly due to additional investment in technology. Professional services in-creased $177,605 over 1996. The increase was due to professional services incurred by COMMUNITY related to the merger.

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

         The principal goal of asset/liability management-profit management -can be accomplished by establishing decision processes and control procedures for all bank assets and liabilities. Thus, the full scope of asset/liability management encompasses the entire balance sheet of the Company. The broader principal components of asset/liability management include, but are not limited to liquidity planning, capital planning, gap management and spread management.

         By definition, liquidity is measured by the Company's ability to raise cash at a reasonable cost or with a minimum of loss. Liquidity planning is necessary so the Company will be capable of funding all obligations to its customers at all times, from meeting their immediate cash withdrawal requirements to fulfilling their short-term credit needs.

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

                                EFFICIENCY RATIO
                                    (PERCENT)
                                     [GRAPH]



                              1998 ANNUAL REPORT 13

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

                              UNITED BANCORP, INC.


         Gap management is defined as those actions taken to measure and match rate sensitive assets to rate sensitive liabilities. A rate sensitive asset is any interest-earning asset, which can be repriced to a market rate in a given time frame. Similarly, a rate sensitive liability is any interest-bearing liability, which can have its interest rate changed to a market rate during the specified time period. Caps and collars may prevent certain loans and securities from adjusting to the market rate.

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

         Management measures the Company's interest rate risk by computing estimated changes in net interest income and the net portfolio value ("NPV") of its cash flows from assets, liabilities and off-balance sheet items in the event of a range of assumed changes in market interest rates. The Banks' senior management and the Executive Committee of the Board of Directors, comprising the Asset/ Liability Committee ("ALCO") review the exposure to interest rates at least quarterly. Exposure to interest rate risk is measured with the use of an interest rate sensitivity analysis to determine the change in NPV in the event of hypothetical changes in interest rates, while interest rate sensitivity gap analysis is used to determine the repricing characteristics of the assets and liabilities.

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

                               NET PORTFOLIO VALUE

CHANGES IN RATES          $ AMOUNT                  $ CHANGE                 % CHANGE
                          --------                  --------                 --------

     +150 bp               21,617                    (5,704)                 -21%
     +100 bp               23,435                    (3,886)                 -14%
     + 50 bp               25,341                    (1,980)                  -7%
     Base                  27,321
     - 50 bp               29,428                     2,107                    8%
     -100 bp               31,637                     4,316                   16%
     -150 bp               34,015                     6,694                   25%


                              1998 ANNUAL REPORT 14

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

                              UNITED BANCORP, INC.

     The following table is a summary of selected quarterly results of operations for the years ended December 31, 1998 and 1997.


                                         1ST QUARTER             2ND QUARTER               3RD QUARTER               4TH QUARTER
                                         -----------             -----------               -----------               -----------
                                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
1998
Interest and dividend income            $     5,299             $     5,316               $     5,199                $     5,312
Interest expense                              2,457                   2,418                     2,409                      2,373
                                        -----------             -----------               -----------                -----------
Net interest income                           2,842                   2,898                     2,790                      2,939
Provision for loan losses                       117                     431                       128                        122
                                        -----------             -----------               -----------                -----------
Net interest income after
  provision for loan losses                   2,725                   2,467                     2,662                      2,817
Noninterest income                              361                     338                       463                        419
Noninterest expense                           1,985                   2,091                     2,054                      1,878
                                        -----------             -----------               -----------                -----------
Income before income tax                      1,101                     714                     1,071                      1,358
Income tax expense                              271                     180                       296                        342
                                        -----------             -----------               -----------                -----------
Net income                              $       830             $       534               $       775                $     1,016
                                        ===========             ===========               ===========                ===========
Earnings per share - Basic              $      0.30             $      0.19               $      0.28                $      0.36
                                        ===========             ===========               ===========                ===========
Earnings per share - Diluted            $      0.29             $      0.19               $      0.28                $      0.36
                                        ===========             ===========               ===========                ===========
Dividends declared per share            $     0.114             $     0.114               $     0.114                $     0.130
                                        ===========             ===========               ===========                ===========

1997

Interest and dividend income            $     5,028             $     5,116               $     5,242                $     5,366
Interest expense                              2,256                   2,320                     2,379                      2,455
                                        -----------              ----------               -----------                -----------
Net interest income                           2,772                   2,846                     2,863                      2,911
Provision for loan losses                       171                     319                       171                        271
                                        -----------              ----------               -----------                -----------
Net interest income after
  provision for loan losses                   2,601                   2,527                     2,692                      2,640
Noninterest income                              289                     275                       337                        406
Noninterest expense                           1,911                   1,906                     1,972                      2,157
                                        -----------              ----------               -----------                -----------
Income before income tax                        979                     896                     1,057                        889
Income tax expense                              224                     206                       272                        271
                                        -----------             -----------               -----------                -----------
Net income                              $       755             $       690               $       785                $       618
                                        ===========             ===========               ===========                ===========
Earnings per share - Basic              $      0.26             $      0.25               $      0.29                $      0.22
                                        ===========             ===========               ===========                ===========
Earnings per share - Diluted            $      0.25             $      0.25               $      0.29                $      0.22
                                        ===========             ===========               ===========                ===========
Dividends declared per share            $     0.095             $     0.095               $     0.114                $     0.114
                                        ===========             ===========               ===========                ===========





                              1998 ANNUAL REPORT 15

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

                              UNITED BANCORP, INC.

AVERAGE BALANCES, NET INTEREST INCOME AND YIELDS EARNED AND RATES PAID
         The following table provides information relating to average balance sheet information and reflects the average yield on interest-earning assets and the average cost of interest-bearing liabilities for the years ended December 31, 1998, 1997 and 1996. The yields and costs are calculated by dividing income or expense by the average balance of interest-earning assets or interest-bearing liabilities.

         The average balance of available for sale securities is computed using the carrying value of securities. The yield for available for sale securities has been computed using the average amortized cost. Average balances are derived from month-end balances, which include nonaccruing loans in the loan portfolio, net of the allowance for loan losses. Management does not believe that the use of month-end balances instead of daily average balances has caused any material difference in the information presented. Interest income is on a historical basis without tax-equivalent adjustment.


                                                  1998                             1997                            1996
                                    ------------------------------    ---------------------------     ----------------------------
                                                INTEREST                         INTEREST                        INTEREST
                                    AVERAGE      INCOME/   YIELD/     AVERAGE     INCOME/  YIELD/     AVERAGE     INCOME/   YIELD/
                                    BALANCE      EXPENSE    RATE      BALANCE     EXPENSE   RATE      BALANCE     EXPENSE    RATE
                                    -------      -------    ----      -------     -------   ----      -------     -------    ----
ASSETS
Interest-earning assets
   Loans (net of unearned income)  $168,626    $  15,775    9.36%    $169,066    $ 16,145   9.55%    $160,409   $  15,275    9.52%
   Taxable Securities - AFS          51,864        3,443    6.64       41,585       2,694   6.48       35,984       2,271    6.31
   Taxable Securities - HTM           4,828          260    5.39        8,659         461   5.32       10,698         586    5.48
   Tax-exempt securities - AFS        1,053           67    6.36          486          25   5.14          481          24    4.99
   Tax-exempt securities - HTM       21,924        1,158    5.28       22,038       1,179   5.35       21,749       1,158    5.32
   Federal funds sold                 6,300          315    5.00        3,976         214   5.38        3,766         194    5.15
   FHLB stock and other               1,155          108    9.35        1,018          83   8.15          905          59    6.52
                                   --------    ---------    ----     --------    --------            --------      ------
Total interest-earning assets       255,750       21,126    8.26      246,828      20,801   8.43      233,992      19,567    8.36

Noninterest-earning assets
   Cash and due from banks            9,469                             5,997                           6,453
   Premises and equipment (net)       6,528                             6,461                           6,110
   Other nonearning assets            3,248                             3,187                           3,287
   Less: allowance for loan losses   (2,991)                           (2,891)                         (2,695)
                                   --------                          --------                        --------
Total noninterest-earning assets     16,254                            12,754                          13,155
                                   --------                          --------                        --------
Total assets                       $272,004                          $259,582                        $247,147
                                   ========                          ========                        ========
LIABILITIES & SHAREHOLDERS' EQUITY
Interest-bearing liabilities
   Demand deposits                 $ 39,553    $   1,026    2.59     $ 38,022    $  1,069   2.81     $ 35,904   $     995    2.77
   Savings deposits                  59,608        1,804    3.03       58,899       1,945   3.30       59,281       1,934    3.26
   Time deposits                    108,662        6,059    5.58      107,796       5,884   5.46      103,524       5,570    5.38
   Fed funds purchased & TT&L         3,102          151    4.87        1,871          79   4.22          760          39    5.13
   FHLB Advances                      4,667          253    5.42          740          37   5.00          148           7    4.73
   Repurchase agreements              7,817          364    4.66        8,211         395   4.81        6,318         295    4.67
                                   --------    ---------    ----     --------    --------            --------      ------    ----
Total interest-bearing liabilities  223,409        9,657    4.32      215,539       9,409   4.37      205,935       8,840    4.29
                                               ---------                         --------                          ------
Noninterest-bearing liabilities
   Demand deposits                   20,189                            17,649                          16,459
   Other liabilities                  1,668                             1,599                           1,763
                                   --------                           -------                         -------
Total noninterest-bearing
   liabilities                       21,857                            19,248                          18,222

Total liabilities                   245,266                           234,787                         224,157

Total shareholders' equity           26,738                            24,795                          22,990
                                   --------                           -------                         -------
Total liabilities & shareholders'
   equity                         $ 272,004                         $ 259,582                        $247,147
                                   ========                          ========                        ========
Net interest income                            $  11,469                         $ 11,392                       $  10,727
                                               =========                         ========                       =========
Net interest spread                                         3.94                            4.06                             4.07
                                                            ====                            ====                             ====
Net yield on interest-earning assets                        4.48                            4.62                             4.58
                                                            ====                            ====                             ====



- For purposes of this schedule, nonaccrual loans are included in loans.
- Net interest income is reported on an historical basis without tax-equivalent adjustment.
- Fees collected on loans are included in interest on loans.



                              1998 ANNUAL REPORT 16

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


                                           ----------------------------------------------------------------------------------------
                                                      1998 COMPARED TO 1997                         1997 COMPARED TO 1996
                                                       INCREASE/(DECREASE)                           INCREASE/(DECREASE)
                                           -----------------------------------------    -------------------------------------------
                                                            CHANGE         CHANGE                         CHANGE          CHANGE
                                              TOTAL         DUE TO         DUE TO           TOTAL         DUE TO          DUE TO
                                             CHANGE         VOLUME          RATE           CHANGE         VOLUME           RATE
                                           -----------------------------------------    -------------------------------------------
Interest Income
   Loans                                   $    (370)     $      (42)    $     (328)     $      870    $      827    $        43
   Taxable securities available for sale         750             681             69             423           361             62
   Taxable securities held to maturity          (201)           (206)             5            (125)         (109)           (16)
   Tax-exempt securities available for sale       42              35              7               1             -              1
   Tax-exempt securities held to maturity        (22)             (6)           (16)             21            15              6
   Federal funds sold                            101             117            (16)             20            11              9
   FHLB stock and other                           25              12             13              24             8             16
                                           ---------      ----------     ----------      ----------    ----------    -----------
Total interest income                            325             591           (266)          1,234         1,113            121

Interest expense
   Demand deposits                               (43)             42            (85)             74            59             15
   Savings deposits                             (141)             23           (164)             11           (13)            24
   Time deposits                                 175              48            127             314           232             82
   Fed funds purchased & T, T & L                 72              58             14              40            48             (8)
   Long-term debt                                216             213              3              30            30              -
   Repurchase agreements                         (31)            (19)           (12)            100            91              9
                                           ---------     -----------    -----------      ----------    ----------    -----------
Total interest expense                           248             365           (117)            569           447            122
                                           ---------     -----------    -----------      ----------    ----------    -----------
Net interest earnings                      $      77     $       226    $      (149)     $      665    $      666    $        (1)
                                           =========     ===========    ===========      ==========    ==========    ===========

CAPITAL RESOURCES
         Internal capital growth, through the retention of retained earnings, is the primary means of maintaining capital adequacy for the Banks. Shareholders' equity at year-end 1998 was $27,320,749 compared to $25,712,637 at year-end 1997, representing an increase of 6.25%. Equity totals include ($120,863) in accumulated other comprehensive income which is comprised solely of a net unrealized loss on securities available for sale, net of tax at year-end 1998, compared to $171,664 at year-end 1997. Total shareholders' equity in relation to total assets was 9.57% at year-end 1998 compared to 9.75% at year-end 1997.

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

                              1998 ANNUAL REPORT 17

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

                              UNITED BANCORP, INC.

LIQUIDITY
         Management's objective in managing liquidity is to maintain the ability to continue meeting the cash flow needs of its customers, such as borrowings or deposit withdrawals, as well as its own financial commitments. The principal sources of liquidity are net income, loan payments, maturing securities, sales of securities available for sale, federal funds sold and cash and deposits with banks. Along with its liquid assets, the Company has additional sources of liquidity available to ensure that adequate funds are available as needed. These include, but are not limited to, the purchase of federal funds, the ability to borrow funds under line of credit agreements with correspondent banks and a borrowing agreement with the FHLB and the adjustment of interest rates to obtain depositors. Management feels that it has the capital adequacy, profitability, and reputation to meet the current and projected needs of its customers.

         For the year-ended 1998, the adjustments to reconcile net income to net cash from operating activities consisted mainly of depreciation and amortization of premises and equipment and intangibles, gains on sale of loans, securities and other assets, the provision for loan losses, FHLB stock dividends, net amortization of securities and net changes in other assets and liabilities.

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

INFLATION
         Substantially all of the Company's assets and liabilities relate to banking activities and are monetary in nature. The consolidated financial statements and related financial data are presented in accordance with Generally Accepted Accounting Principles ("GAAP"). GAAP currently requires the Company to measure several of the Company's assets and liabilities in terms of historical dollars. Changes in the value of money due to rising inflation can cause purchasing power loss.

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

YEAR 2000
         The Y2K problem lies where systems that use computer software programs or computer chips, including automated equipment and machinery, store calendar dates as two-digit rather than four-digit numbers. Many systems, especially older ones, record the year 1998 as "98." This approach works well until the 2000 when the "00" may be read as 1900.

         Management of the Company has tested substantially all what is termed "mission critical" computer systems used in the business of the Company to determine whether such systems will function at the change of the century. Management determined that substantially all of the "mission critical" systems are capable of identifying the turn of the century. In order to prevent potential credit quality issues, management continues to assess the Year 2000 compliance status of major loan customers to determine whether or not such entities are taking steps to ensure their systems will function properly in the Year 2000. Management closely monitors the issue and full compliance is expected by the end of the first quarter in 1999. Management anticipates the external costs associated with preparing for the Year 2000 to be approximately $50,000. For 1998, the Company incurred approximately $25,000 of the estimated amount. The remaining $25,000 of costs should be incurred during the first quarter of 1999. Please refer to pages 43 and 44 of this Annual Report for Management's detail Year 2000 plan and testing results.




                              1998 ANNUAL REPORT 18

                         REPORT OF INDEPENDENT AUDITORS

                               UNITED BANCORP INC.


                               [CROWE CHIZEK LOGO]


To the Shareholders and the Board of Directors
United Bancorp, Inc.
Martins Ferry, Ohio

         We have audited the accompanying consolidated balance sheets of United Bancorp, Inc. as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the 1997 or 1996 financial statements of Southern Ohio Community Bancorporation, Inc., which statements were included to reflect its merger into United Bancorp, Inc., accounted for as a pooling of interests as discussed in Note 15. Such financial statements reflect total assets of $51,865,000 as of December 31, 1997 and net income of $1,000 and $46,000 for the years ended December 31, 1997 and 1996. Those statements were audited by other auditors, whose report has been furnished to us and our opinion, insofar as it relates to the amounts included for Southern Ohio Community Bancorporation, Inc., is based solely on the report of the other auditors.

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

         In our opinion, based on our audits and the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of United Bancorp, Inc. as of December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

                                               /S/ CROWE, CHIZEK AND COMPANY LLP
                                                   CROWE, CHIZEK AND COMPANY LLP

Columbus, Ohio
January 14, 1999





                               1998 ANNUAL REPORT                             19

                          CONSOLIDATED BALANCE SHEETS
                              UNITED BANCORP, INC.


                                                                                -----------------------------------
                                                                                    1998                  1997
                                                                                ------------          -------------

ASSETS
Cash and due from banks                                                         $ 11,321,751          $  9,844,762
Federal funds sold                                                                 5,170,000               742,000
                                                                                ------------          ------------
     Total cash and cash equivalents                                              16,491,751            10,586,762
Securities available for sale, at fair value                                      75,791,853            46,003,146
Securities held to maturity
  (Estimated fair value of $22,886,295 in 1998 and $29,860,051 in 1997)           21,893,664            29,060,017
Total loans receivable                                                           164,220,938           171,477,378
Allowance for loan losses                                                         (3,033,105)           (3,038,522)
                                                                                ------------          ------------

     Net loans receivable                                                        161,187,833           168,438,856
Premises and equipment, net                                                        6,980,647             6,530,127
Accrued interest receivable                                                        2,184,745             1,975,580
Other real estate and repossessions                                                   51,277                93,000
Other assets                                                                         911,127               919,825
                                                                                ------------          ------------
     Total assets                                                               $285,492,897          $263,607,313
                                                                                ============          ============

LIABILITIES
Demand deposits
     Non-interest bearing                                                        $21,033,047           $16,663,094
     Interest-bearing                                                             41,779,931            37,801,042
Savings deposits                                                                  57,090,992            58,295,180
Time deposits - under $100,000                                                    87,242,122            89,421,470
Time deposits - $100,000 and over                                                 21,964,280            21,307,866
                                                                                ------------          ------------
     Total deposits                                                              229,110,372           223,488,652
Securities sold under agreements to repurchase                                     7,732,638             8,391,406
Other borrowed funds                                                              19,700,230             4,278,018
Accrued expenses and other liabilities                                             1,628,908             1,736,600
                                                                                ------------          ------------
     Total liabilities                                                           258,172,148           237,894,676

SHAREHOLDERS' EQUITY
Common stock - $1 par value:  10,000,000 shares authorized;
  2,800,298 - 1998 and 2,667,314 - 1997 issued and outstanding                     2,800,298             2,667,314
Additional paid-in capital                                                        17,801,437            15,551,467
Retained earnings                                                                  6,839,877             7,322,192
Accumulated other comprehensive income, net of tax                                  (120,863)              171,664
                                                                                ------------          ------------
     Total shareholders' equity                                                   27,320,749            25,712,637
                                                                                ------------          ------------

     Total liabilities and shareholders' equity                                 $285,492,897          $263,607,313
                                                                                ============          ============




        See accompanying notes to the Consolidated Financial Statements.

                             1998 Annual Report 20

                       CONSOLIDATED STATEMENTS OF INCOME
                              UNITED BANCORP, INC.


                                                             -----------------------------------------------------
                                                                  1998                1997                1996
                                                             -------------        ------------        ------------

Interest and dividend income
     Loans, including fees                                    $ 15,774,673        $ 16,144,767        $ 15,275,002
     Taxable securities                                          3,703,294           3,155,327           2,856,783
     Non-taxable securities                                      1,224,814           1,204,066           1,181,703
     Federal funds sold                                            315,291             214,127             194,281
     Dividends on Federal Home Loan Bank stock and other           108,349              82,876              59,322
                                                              ------------        ------------        ------------
          Total interest and dividend income                    21,126,421          20,801,163          19,567,091

Interest expense
     Deposits
       Demand                                                    1,026,353           1,068,698             994,677
       Savings                                                   1,804,174           1,945,005           1,933,919
       Time                                                      6,059,086           5,884,211           5,570,365
     Other borrowings                                              768,231             511,715             341,396
                                                              ------------        ------------        ------------
          Total interest expense                                 9,657,844           9,409,629           8,840,357
                                                              ------------        ------------        ------------


NET INTEREST INCOME                                             11,468,577          11,391,534          10,726,734

Provision for loan losses                                          797,957             932,000           1,165,400
                                                              ------------        ------------        ------------


NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES             10,670,620          10,459,534           9,561,334

Noninterest income
     Service charges on deposit accounts                           749,526             721,167             723,414
     Net realized gain on sales of securities                        1,687              25,000              26,540
     Net realized gain on sales of loans                           139,037             139,005                   -
     Other income                                                  690,889             421,993             406,997
                                                              ------------        ------------        ------------
          Total noninterest income                               1,581,139           1,307,165           1,156,951

Noninterest expense
     Salaries and employee benefits                              3,940,756           4,002,348           3,721,348
     Occupancy and equipment                                     1,192,375           1,149,443             994,621
     Professional services                                         311,335             405,545             227,940
     Insurance                                                     167,320             180,000             124,087
     Franchise and other taxes                                     310,915             412,680             359,580
     Advertising                                                   243,452             254,577             237,684
     Stationery and office supplies                                215,978             229,255             216,431
     Other expenses                                              1,625,558           1,311,811           1,390,582
                                                              ------------        ------------        ------------
          Total noninterest expense                              8,007,689           7,945,659           7,272,273
                                                              ------------        ------------        ------------


INCOME BEFORE INCOME TAXES                                       4,244,070           3,821,040           3,446,012
     Income tax expense                                          1,089,091             973,472             816,023
                                                              -------------       ------------        ------------


NET INCOME                                                    $  3,154,979        $  2,847,568        $  2,629,989
                                                              =============       ============        ============
Earnings per common share - Basic                             $       1.13        $       1.02        $       0.94
                                                              =============       ============        ============

Earnings per common share - Diluted                           $       1.12        $       1.01        $       0.94
                                                              =============       ============        ============


        See accompanying Notes to the Consolidated Financial Statements.

                             1998 Annual Report 21

                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                              UNITED BANCORP, INC.


                                     -----------------------------------------------------------------------------------------------
                                                                                                        ACCUMULATED
                                                     ADDITIONAL                                            OTHER           TOTAL
                                       COMMON         PAID-IN         RETAINED       COMPREHENSIVE     COMPREHENSIVE   SHAREHOLDERS'
                                       STOCK          CAPITAL         EARNINGS           INCOME            INCOME         EQUITY
                                     ------------  ---------------- ---------------- ----------------- -----------------  ----------


BALANCE AT JANUARY 1, 1996           $ 2,276,942    $  9,429,840     $ 10,255,892                       $ 251,199      $ 22,213,873

     Net income                                                         2,629,989      $ 2,629,989                        2,629,989
     10% Stock dividend                  184,646       2,354,237       (2,538,883)
     Cash paid in lieu of
       fractional shares
       on 10% stock dividend                                               (2,038)                                           (2,038)
     Additional shares issued
       to fund
     Dividend Reinvestment Program           797          13,313                                                             14,110
     Cash dividends - $0.37 per
       share                                                             (874,115)                                         (874,115)
     Cash dividends paid by
       Southern prior to merger                                           (47,000)                                          (47,000)
     Net change in unrealized
       gain/(loss) on securities
       available for sale                                                                 (159,808)      (159,808)         (159,808)
                                                                                       ===========
     Comprehensive Income                                                              $ 2,470,181
                                                                                       ===========

                                     -----------    -----------      ------------                       ---------      -------------
BALANCE AT DECEMBER 31, 1996           2,462,385     11,797,390         9,423,845                          91,391        23,775,011

     Net income                                                         2,847,568      $ 2,847,568                        2,847,568
     10% Stock dividend                  203,279      3,710,053        (3,913,332)
     Other changes- Southern
       prior to merger                                   21,068                                                              21,068
     Cash paid in lieu of
       fractional shares on 10%
       stock dividend                                                      (4,095)                                           (4,095)
      Proceeds and tax benefit from
        exercise of stock options          1,650         22,956                                                              24,606
     Cash dividends - $0.42 per
        share                                                            (984,725)                                         (984,725)
     Cash dividends paid by
        Southern  prior to merger                                         (47,069)                                          (47,069)
     Net change in unrealized
        gain/(loss) on securities
        available for sale                                                                 80,273          80,273            80,273
                                                                                       ===========
     Comprehensive Income                                                              $ 2,927,841
                                                                                       ===========

                                     -----------    -----------      ------------                       ---------       ------------

BALANCE AT DECEMBER 31, 1997           2,667,314     15,551,467         7,322,192                         171,664        25,712,637

     Net income                                                         3,154,979        3,154,979                        3,154,979
     5% Stock dividend                   132,984      2,249,970        (2,382,954)
     Cash paid in lieu of
       fractional shares on
       5% stock dividend                                                   (6,938)                                           (6,938)
     Cash dividends - $0.47 per
       share                                                           (1,221,312)                                       (1,221,312)
     Cash dividends paid by
       Southern prior to merger                                           (26,090)                                          (26,090)
     Net change in unrealized
       gain/(loss) on securities
       available for sale                                                                 (292,527)      (292,527)         (292,527)

                                                                                       ===========
     Comprehensive Income                                                              $ 2,862,452
                                                                                       ===========

                                     -----------    -----------      ------------                       ---------      -------------
BALANCE AT DECEMBER 31, 1998         $ 2,800,298    $17,801,437      $  6,839,877                       $(120,863)     $ 27,320,749
                                     ===========    ===========      ============                       =========      =============


        See accompanying Notes to the Consolidated Financial Statements.

                             1998 Annual Report 22

                      CONSOLIDATED STATEMENTS OF CASH FLOW
                              UNITED BANCORP, INC.



                                                                               ------------        -----------          -----------
                                                                                   1998               1997                  1996
                                                                               ------------        -----------          -----------
CASH FLOWS FROM OPERATING ACTIVITIES
     Net income                                                                $ 3,154,979         $ 2,847,568          $ 2,629,989
     Adjustments to reconcile net income to net cash
       from operating activities
          Depreciation and amortization                                            638,160             657,337              651,653
          Provision for loan losses                                                797,957             932,000            1,165,400
          Deferred taxes                                                            59,865             (39,979)               1,050
          Federal Home Loan Bank stock dividend                                    (82,807)            (49,803)             (42,775)
          Gains on sale/call of securities                                          (1,687)            (25,000)             (26,540)
          (Accretion)/amortization of securities, net                              (38,437)             (2,437)              41,967
          Gain on sale of loans                                                   (139,037)           (139,005)                   -
          Amortization of mortgage servicing rights                                 29,035               3,198                    -
          Gain on sale of assets                                                   (39,976)            (22,772)                   -
          Net changes in accrued interest receivable and other assets             (131,568)            244,385             (286,497)
          Net changes in accrued expenses and other liabilities                   (107,692)             48,903               (6,005)
                                                                               ------------        -----------          -----------
          Net cash from operating activities                                     4,138,792           4,454,395            4,128,242

CASH FLOWS FROM INVESTING ACTIVITIES
     Securities available for sale
          Proceeds from sales                                                    2,121,234           2,944,000            3,623,266
          Proceeds from maturities/calls                                        38,021,972          16,408,000           12,294,000
          Purchases                                                            (70,260,470)        (28,706,107)         (18,261,563)
     Securities held to maturity
          Proceeds from maturities/calls                                         8,532,005           5,705,000            5,151,765
          Purchases                                                             (1,357,432)         (1,001,774)          (5,832,530)
     Net change in loans                                                         6,135,586          (5,787,304)         (10,141,621)
     Proceeds from sale of assets                                                  492,208             129,641               59,000
     Net purchases of premises and equipment                                    (1,049,732)           (805,254)            (875,677)
                                                                               ------------        -----------          -----------
          Net cash from investing activities                                   (17,364,629)        (11,113,798)         (13,983,360)

CASH FLOWS FROM FINANCING ACTIVITIES
     Net change in deposits                                                      5,621,720           5,389,055            6,605,882
     Net change in short-term borrowings                                        10,313,685           2,188,839            4,503,503
     Proceeds from long-term debt                                                4,680,000           1,180,000              216,000
     Principal payments on long-term debt                                         (230,239)            (46,149)              (4,941)
     Cash dividends paid                                                        (1,247,402)         (1,031,794)            (921,115)
     Cash paid in lieu of fractional shares in stock dividend                       (6,938)             (4,095)              (2,038)
     Other equity changes in Southern prior to the merger                                -              21,000                    -
     Proceeds from sale of common stock                                                  -              24,606               14,110
                                                                               ------------        -----------          -----------
          Net change from financing activities                                  19,130,826           7,721,462           10,411,401
                                                                               ------------        -----------          ------------

Net change in cash and cash equivalents                                          5,904,989           1,062,059              556,283

Cash and cash equivalents at beginning of year                                  10,586,762           9,524,703             8,968,420
                                                                               ------------        -----------          -----------

CASH AND CASH EQUIVALENTS AT END OF YEAR                                       $16,491,751         $10,586,762          $ 9,524,703
                                                                               ============        ===========          ===========

Interest paid                                                                 $  9,745,853         $ 9,475,722          $ 8,797,440
Income taxes paid                                                                  905,554             826,765            1,021,844

Non-cash transfer from loans to other real estate and
  repossessions                                                               $    317,480         $    91,000             $ 24,869


        See accompanying Notes to the Consolidated Financial Statements.

                             1998 Annual Report 23

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

                              UNITED BANCORP, INC.

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION:
         The consolidated financial statements include the accounts of United Bancorp, Inc. ("Company") and its wholly owned subsidiaries, ("Banks"), The Citizens Savings Bank of Martins Ferry, Ohio ("CITIZENS"), The Citizens-State Bank of Strasburg, Strasburg, Ohio ("CITIZENS-STATE") and The Community Bank, Glouster, Ohio ("COMMUNITY"). All significant intercompany transactions and balances have been eliminated in consolidation.

NATURE OF OPERATIONS/SEGMENTS:
         The Company's and Banks' revenues, operating income, and assets are primarily from the banking industry. Loan customers are mainly located in Belmont, Jefferson, Tuscarawas, Carroll, Athens, Hocking and Fairfield Counties and the surrounding localities in northeastern, eastern and southeastern Ohio, and include a wide range of individuals, business and other organizations. A major portion of loans are secured by various forms of collateral including real estate, business assets, consumer property and other items. Commercial loan repayment is expected from cash flows of the business. Real estate loans are secured by both residential and commercial real estate. CITIZENS conducts its business through its main office in Martins Ferry, Ohio and three branches in Bridgeport, Colerain and St. Clairsville, Ohio. CITIZENS-STATE conducts its business through its main office in Strasburg, Ohio and its four branches located in Dover, New Philadelphia, Sherrodsville, and Dellroy, Ohio. COMMUNITY conducts its business through its offices in Nelsonville, Glouster and Amesville, Ohio. Accordingly, all of the Company's banking operations are considered by Management to be aggregated in one reportable operating segment.

USE OF ESTIMATES:
         To prepare financial statements in conformity with generally accepted accounting principles, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and future results could differ. The allowance for loan losses, fair values of financial instruments and status of contingencies are particularly subject to change.

CASH FLOW REPORTING:
         Cash and cash equivalents are defined as cash and due from banks and federal funds sold. Net cash flows are reported for customer loan and deposit transactions, securities sold under agreements to repurchase and short-term borrowings.

SECURITIES:
         Securities are classified as held to maturity and carried at amortized cost when management has the positive intent and ability to hold them to maturity. Securities are classified as available for sale when they might be sold before maturity. Securities available for sale are carried at fair value, with unrealized holding gains and losses reported in other comprehensive income, net of tax. Trading securities are carried at fair value, with changes in unrealized holding gains and losses included in income. Other securities such as Federal Home Loan Bank stock are carried at cost.

         Interest income includes amortization of purchase premiums and discounts. Realized gains and losses on sales are based on the amortized cost of the security sold. Securities are written down to fair value when a decline in fair value is not temporary.

LOANS:
         Loans are reported at the principal balance outstanding, net of deferred loan fees and costs, and the allowance for loan losses. Loans held for sale are reported at the lower of cost or market, on an aggregate basis. Interest income is reported on the interest method and includes amortization of net deferred loan fees and costs over the loan term. Interest income is not reported when full loan repayment is doubtful, typically when the loan is impaired or payments are past due over 90 days. Payments received on such loans are reported as principal reductions.

ALLOWANCE FOR LOAN LOSSES:
         The allowance for loan losses is a valuation allowance for probable credit loss, increased by the provision for loan losses and decreased by charge-offs less recoveries. Management estimates the allowance balance required based on past loan loss experience, known and inherent risks in the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgment, should be charged-off.



                              1998 ANNUAL REPORT 24

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                              UNITED BANCORP, INC.

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

ALLOWANCE FOR LOAN LOSSES: (CONTINUED)
         A loan is impaired when full payment under the loan terms is not expected. Impairment is evaluated in total for smaller-balance loans of similar nature such as residential mortgage, consumer, and credit card loans, and on an individual loan basis for other loans. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan's existing rate or at the fair value of collateral if repayment is expected solely from the collateral.

PREMISES AND EQUIPMENT:
         Premise and equipment are stated at cost less accumulated depreciation. Depreciation is computed over the assets useful lives on the straight-line method. These assets are reviewed for impairment when events indicate the carrying amount may not be recoverable.

FORECLOSED ASSETS:
         Assets acquired in settlement of loans are initially recorded at estimated fair value at acquisition, establishing a new basis. After acquisition, a valuation allowance reduces the reported amount to the lower of the initial amount or fair value less costs to sell. Expenses, gains and losses on disposition and changes in the valuation allowance are reported in other expenses.

LOAN SERVICING RIGHTS:
         Loan servicing rights are recognized as assets for purchased rights and for the allocated value of retained servicing rights on loans sold. Servicing rights are expensed in proportion to, and over the period of, estimated net servicing revenues. Impairment is evaluated based on the fair value of the rights, using groupings of underlying loans with similar characteristics. Any impairment of a grouping is reported as a valuation allowance.

IDENTIFIED INTANGIBLES:
         Identified intangibles include the value of depositor relationships purchased which are being amortized on an accelerated method over eight years. Identified intangibles also include a non-compete covenant and capitalized organizational costs, which are being amortized on a straight-line method over five years. Identified intangibles are assessed for impairment based on estimated undiscounted cash flows and written down if necessary. At year-end 1998 and 1997, identified intangibles net of accumulated amortization totaled $82,261 and $121,209 and are included in other assets in the accompanying consolidated balance sheets.

REPURCHASE AGREEMENTS:
         Substantially all repurchase agreement liabilities represent amounts advanced by various customers. Securities are pledged to cover these liabilities, which are not covered by federal deposit insurance.

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

         Pension expense is the net of service and interest cost, return on plans assets, and amortization of gains and losses not immediately recognized.

STOCK COMPENSATION:
         Expense for employee compensation under stock option plans is reported as expense only if options are granted below market price at grant date. Pro forma disclosures of net income and earnings per share are provided in Note 9 as if the fair value method of Statement of Financial Accounting Standards ("SFAS") No. 123 was used for stock-based compensation.



                             1998 ANNUAL REPORT 25

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                              UNITED BANCORP, INC.

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

INCOME TAXES:
-------------
         Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

STOCK DIVIDENDS:
----------------
         Dividends issued in stock are reported by transferring the market value of the stock issued from retained earnings to common stock and additional paid-in-capital. On November 17, 1998, a 5% stock dividend was approved for all shareholders of record on December 1, 1998 and distributed on December 18, 1998. On August 19, 1997, a 10% stock dividend was approved for all shareholders of record on September 2, 1997 and distributed on September 19, 1997. Additionally, on April 17, 1996, a 10% stock dividend was approved for all shareholders of record on May 20, 1996 and distributed on June 20, 1996. All per share data has been retroactively adjusted for the 5% stock dividend in 1998 and the 10% stock dividends in 1997 and 1996.

FAIR VALUES OF FINANCIAL INSTRUMENTS:
-------------------------------------
         Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed separately. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates. The fair value estimates of existing on-and off-balance sheet financial instruments does not include the value of anticipated future business or the values of assets and liabilities not considered financial instruments.

EARNINGS PER COMMON SHARE:
--------------------------
         Basic earnings per common share (EPS) is based on net income divided by the weighted-average number of shares outstanding during the period. Diluted EPS shows the dilutive effect of additional common shares issuable under stock options. The weighted-average number of shares outstanding for basic EPS was 2,800,667 in 1998, 2,800,083 in 1997, and 2,798,346 in 1996. The
weighted-average number of shares outstanding for diluted EPS, which includes the effect of stock options granted using the treasury stock method, was 2,826,520 in 1998, 2,818,134 in 1997, and 2,806,711 in 1996. The per share dilution of the stock options was $.01 in 1998 and 1997, while there was no per share dilution due to the stock options in 1996. Earnings and dividends per share are restated for all stock dividends through the date of issuance of the financial statements.

COMPREHENSIVE INCOME:
---------------------
         Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale which is also recognized as a separate component of equity. The accounting standard which requires reporting comprehensive income first applies for 1998, with prior information restated to be comparable. Other comprehensive income components and related taxes are as follows:

                                                        YEAR ENDED          YEAR ENDED          YEAR ENDED
                                                       DECEMBER 31,        DECEMBER 31,        DECEMBER 31,
                                                           1998                1997                1996
                                                     -----------------   -----------------   -----------------

Unrealized holding gains and (losses)
  on securities available for sale                          $(441,581)           $145,807           $(215,563)
Reclassification adjustment for
  (gains) and losses later recognized in income                (1,687)            (25,000)            (26,540)
                                                     -----------------   -----------------   -----------------
Net unrealized gains and (losses)                            (443,268)            120,807            (242,103)
Tax effect                                                    150,741             (40,534)             82,295
                                                     -----------------   -----------------   -----------------

Other comprehensive income                                  $(292,527)            $80,273           $(159,808)
                                                     =================   =================   =================


RECLASSIFICATIONS:
------------------
         Some items in prior financial statements have been reclassified to conform to the current presentation.

        See accompanying Notes to the Consolidated Financial Statements.

                             1998 ANNUAL REPORT 26

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                              UNITED BANCORP, INC.



NOTE 2 - SECURITIES

         Securities at year-end were as follows:


                                          --------------------------------------------------------------------------
                                             AMORTIZED           GROSS                   GROSS           ESTIMATED
                                               COST         UNREALIZED GAINS       UNREALIZED LOSSES     FAIR VALUE
                                          ------------      ----------------       -----------------    ------------
AVAILABLE FOR SALE 1998
     US Treasury obligations              $  1,497,454      $         11,456       $               -    $  1,508,910
     US Agency obligations                  67,813,577               263,304                (571,165)     67,505,716
     State and municipal obligations         2,118,311                79,742                    (686)      2,197,367
     Mortgage-backed obligations             3,009,643                19,743                  (1,782)      3,027,604
     Other securities                        1,536,100                16,156                       -       1,552,256
                                          ------------      ----------------       -----------------    ------------

                                          $ 75,975,085      $        390,401       $        (573,633)   $ 75,791,853
                                          ============      ================       =================    ============

AVAILABLE FOR SALE 1997
     US Treasury obligations              $  3,262,614      $         45,015       $               -    $  3,307,629
     US Agency obligations                  37,033,149               201,129                 (35,060)     37,199,218
     State and municipal obligations           551,647                25,069                       -         576,716
     Mortgage-backed obligations             3,787,000                11,000                 (13,000)      3,785,000
     Other securities                        1,108,700                25,883                       -       1,134,583
                                          ------------      ----------------       -----------------    ------------

                                          $ 45,743,110      $        308,096       $         (48,060)   $ 46,003,146
                                          ============      ================       =================    ============

HELD TO MATURITY 1998
     State and municipal obligations      $ 21,848,164      $        996,352       $          (3,721)   $ 22,840,795
     Other securities                           45,500                     -                       -          45,500
                                          ------------      ----------------       -----------------    ------------

                                          $ 21,893,664      $        996,352       $          (3,721)   $ 22,886,295
                                          ============      ================       =================    ============

HELD TO MATURITY 1997
     US Agency obligations                $  7,500,869      $              -       $         (26,919)   $  7,473,950
     State and municipal obligations        21,559,148               827,707                    (754)     22,386,101
                                          ------------      ----------------       -----------------    ------------

                                          $ 29,060,017      $        827,707       $         (27,673)   $ 29,860,051
                                          ============      ================       =================    ============

         Sales of securities available for sale were as follows:


                                              1998                1997                 1996
                                          ------------      ----------------     ----------------
Proceeds                                  $  2,121,234      $      2,944,000     $      3,623,266
Gross gains                                     13,245                25,000               26,540
Gross losses                                    11,558                     -                    -


         Included above in gross gains for 1998, were gains of $10,278 resulting from securities called prior to maturity.


                             1998 ANNUAL REPORT 27

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                              UNITED BANCORP, INC.



NOTE 2 - SECURITIES (CONTINUED)

         Contractual maturities of securities at year-end 1998 were as follows:

                                                                              AVERAGE
                                           AMORTIZED        ESTIMATED      TAX EQUIVALENT
AVAILABLE-FOR-SALE                           COST           FAIR VALUE         YIELD
                                         -----------      ------------     --------------
US TREASURY OBLIGATIONS
     Under 1 Year                        $ 1,497,454      $ 1,508,910          7.22%
                                         -----------      -----------      --------
          Total                            1,497,454        1,508,910          7.22%
                                         -----------      -----------      --------
US AGENCY OBLIGATIONS
     Under 1 Year                          2,000,000        2,008,970          6.09%
     1 - 2   Years                           496,572          500,315          6.35%
     2 - 5   Years                         3,345,580        3,397,901          6.55%
     5 - 10  Years                        31,167,978       31,280,059          6.57%
     Over 10 Years                        30,803,447       30,318,471          6.54%
                                         -----------      -----------      --------
          Total                           67,813,577       67,505,716          6.54%
                                         -----------      -----------      --------
MORTGAGE-BACKED SECURITIES
     2 - 5   Years                         1,026,077        1,028,715          6.65%
     5 - 10  Years                           922,089          929,162          7.00%
     Over 10 Years                         1,061,477        1,069,727          7.11%
                                         -----------      -----------      --------
          Total                            3,009,643        3,027,604          6.92%
                                         -----------      -----------      --------
STATE AND MUNICIPAL OBLIGATIONS
     2 - 5   Years                            50,000           54,146          8.33%
     5 - 10  Years                           882,582          916,895          7.23%
     Over 10 Years                         1,185,729        1,226,326          7.29%
                                         -----------      -----------      --------
          Total                            2,118,311        2,197,367          7.29%
                                         -----------      -----------      --------
Other securities
     Equity securities                     1,536,100        1,552,256          7.25%
                                         -----------      -----------      --------
TOTAL SECURITIES AVAILABLE FOR SALE      $75,975,085      $75,791,853          6.57%
                                         ===========      ===========    ==========


                                          AMORTIZED       ESTIMATED      TAX EQUIVALENT
HELD TO MATURITY                            COST          FAIR VALUE         YIELD
                                         -----------      -----------    --------------
STATE AND MUNICIPAL OBLIGATIONS
     Under 1 Year                        $ 1,483,646      $ 1,525,512          9.43%
     1 - 2   Years                         2,589,731        2,684,162          8.19%
     2 - 5   Years                        11,429,165       11,998,309          8.08%
     5 - 10  Years                         5,380,496        5,646,571          7.64%
     Over 10 Years                           965,126          986,241          6.93%

                                         -----------      -----------      --------
          Total                           21,848,164       22,840,795          8.02%
                                         -----------      -----------      --------


OTHER SECURITIES
     Equity Securities                        45,500           45,500          7.00%
                                         -----------      -----------    ----------

TOTAL SECURITIES HELD TO MATURITY        $21,893,664      $22,886,295          8.01%
                                         ===========      ===========    ==========

         Securities with an amortized cost of $37,084,000 at December 31, 1998 and $38,077,000 at December 31, 1997 were pledged to secure public deposits, repurchase agreements and other liabilities as required or permitted by law.

                             1998 ANNUAL REPORT 28

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                              UNITED BANCORP, INC.

         NOTE 3 - LOANS

         Year-end loans were as follows:

                                            1998              1997
                                         ------------   -------------

Commercial loans                         $ 12,911,864   $  16,636,555
Commercial real estate loans               54,194,589      49,189,321
Real estate loans                          49,437,908      49,856,700
Installment loans                          47,676,577      55,794,802
                                         ============   =============
     Total loans                         $164,220,938   $ 171,477,378
                                         ============   =============

         Loans to directors and officers, their immediate families, affiliated corporations, and other entities in which they own more than a 10% voting interest are summarized below:

Aggregate balance - December 31, 1997    $  3,207,040
 New loans                                  1,373,880
 Repayments                                (1,435,830)
                                         ------------
Aggregate balance - December 31, 1998    $  3,145,090
                                         ============

        The activity in allowance for loan losses was as follows:

                                                              1998              1997                 1996
                                                        ---------------   ---------------      -----------------
Balance January 1,                                      $     3,038,522   $     2,755,987      $       2,593,383
  Provision charged to operating expense                        797,957           932,000              1,165,400
  Loans charged-off                                          (1,051,403)         (806,810)            (1,090,241)
  Recoveries of previous charge-offs                            248,029           157,345                 87,445
                                                        ---------------   ---------------      -----------------

Balance December 31,                                    $     3,033,105   $     3,038,522      $       2,755,987
                                                        ===============   ===============      =================

          Loans considered impaired under the provisions of SFAS No. 114 were not material during any of the periods presented.

NOTE 4 - PREMISES AND EQUIPMENT

         Year-end premises and equipment were as follows:


                                                               1998              1997
                                                        ---------------   ---------------
Buildings and land                                      $     7,177,956   $     6,555,704
Furniture and equipment                                       4,345,866         4,025,807
Leasehold improvements                                          263,977           263,977
Computer software                                               778,117           670,696
                                                        ---------------   ---------------
     Total                                                   12,565,916        11,516,184
Accumulated depreciation and amortization                     5,585,269         4,986,057
                                                        ---------------   ---------------

     Premises and equipment, net                        $     6,980,647   $     6,530,127
                                                        ===============   ===============

                             1998 ANNUAL REPORT 29

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                              UNITED BANCORP, INC.


NOTE 4 - PREMISES AND EQUIPMENT (CONTINUED)

         On April 1, 1997, CITIZENS entered in to a five-year noncancelable operating lease for an in-store retail branch. The lessor is a business in which a director of the Company and CITIZENS holds an interest. The lease may be renewed for up to two additional five-year terms after March 31, 2002. Annual rent expense during the initial term of the lease is $22,500. Annual rent during the second and third five-year terms would be $26,000 and $30,000, respectively. Rental expense was $22,500 and $16,875 for years ended December 31, 1998 and 1997, respectively. Future minimum lease payments are as follows:



           1999                 $ 22,500
           2000                   22,500
           2001                   22,500
           2002                    5,625
                                --------
                                $ 73,125
                                ========


NOTE 5-TIME DEPOSITS

     The scheduled maturities of time deposits as of December 31, 1998 are as follows:



                                   Under               $100,000
                                  $100,000              and Over
                                ------------          ------------

               1999             $ 53,845,247          $ 13,577,177
               2000               16,237,235             4,455,343
               2001                9,402,736             1,460,018
               2002                3,515,612             1,839,929
               2003                1,984,830                     -
            Thereafter             2,256,462               631,813
                                ------------          ------------
                                $ 87,242,122          $ 21,964,280
                                ============          ============



NOTE 6 - BORROWED FUNDS

         Securities sold under agreements to repurchase are financing arrangements whereby the Company sells securities and agrees to repurchase the identical securities at the maturities of the agreements at specified prices. Physical control is maintained for all securities sold under repurchase agreements. Information concerning securities sold under agreements to repurchase is summarized as follows:


                                                      1998            1997
                                                  ------------     -----------
Average daily balance during the year              $ 7,817,000     $ 8,211,000
Average interest rate during the year                    4.66%           4.81%
Maximum month-end balance during the year          $ 9,109,372     $ 9,315,829


         Securities underlying these agreements at year-end were as follows:



                                                               1998                 1997
                                                        -------------------  --------------------
Carrying value of securities                                  $ 12,005,203          $ 11,278,531
Fair value of securities                                        12,107,466            11,379,751


                             1998 ANNUAL REPORT 30

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

                              UNITED BANCORP, INC.


NOTE 6 - BORROWED FUNDS (CONTINUED)

         Other borrowed funds consists of a cash management line of credit and fixed-rate borrowings from the Federal Home Loan Bank ("FHLB") of Cincinnati, Ohio as well as a Treasury, Tax and Loan Note and federal funds purchased. At year-end 1998, the FHLB cash management line of credit enabled the Banks to borrow up to $22,000,000. The line of credit must be renewed on an annual basis. FHLB variable rate borrowings of $9,175,000 were outstanding related to the cash management line of credit at year-end 1998. The weighted average interest rate on these borrowings was 5.02% at year-end 1998. No variable-rate borrowings were outstanding on this line of credit with an original maturity of less than 90 days at year-end 1997. The Banks had FHLB fixed-rate borrowings totaling $5,794,601 at year-end 1998 and $1,344,841 at year-end 1997. The weighted-average interest rates on the borrowings were 5.7% and 6.7%, respectively with monthly principal payments due through January 2014. Additionally, as members of the Federal Home Loan Bank system at year-end 1998, the Banks had the ability to obtain up to $18,268,000 based on current FHLB stock ownership, or up to 25% of their total assets in advances from the FHLB subject to increased share ownership of FHLB stock and 1-4 family residential real estate loan collateral availability.

         At December 31, 1998, the Company and its Banks have cash management lines of credit (excluding FHLB cash management lines of credit) enabling borrowings up to $20.6 million with various correspondent banks. $4,650,000 and $2,000,000 were outstanding under these lines of credit at year-end 1998 and 1997, respectively.

         Borrowings under the Treasury, Tax, and Loan Note totaled $80,629 and $933,176 at year-end 1998 and 1997, respectively.

         At year-end 1998, required annual principal payments are as follows:



                     1999               $ 14,640,039
                     2000                    582,134
                     2001                    467,656
                     2002                    379,274
                     2003                    311,516
               Thereafter                  3,319,611
                                        -------------
                                        $ 19,700,230
                                        =============



NOTE 7 - BENEFIT PLANS

         Pension expense includes the following:



                                              1998                 1997                       1996
                                         -----------------  --------------------       -----------------

Service cost                                    $ 119,740             $ 106,097               $ 110,710
Interest cost                                     113,018               107,510                 108,376
Expected return on assets                        (134,690)             (104,394)               (102,887)
Amortization of prior service cost,
   transition liability and net gain                3,900                 3,900                   3,900
                                                ---------             ---------               ---------
     Pension expense                            $ 101,968             $ 113,113               $ 120,099
                                                ==========            ==========              ==========


         Significant assumptions used:



                                                               1998                 1997              1996
                                                               ----                 ----              ----

Discount rate on benefit obligation                            7.00%                 7.00%             7.00%
Rate of compensation increase                                  4.00%                 4.50%             4.50%
Expected long-term rate of return on assets                    7.50%                 7.00%             7.00%



                             1998 ANNUAL REPORT 31

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                              UNITED BANCORP, INC.


NOTE 7 - BENEFIT PLANS (CONTINUED)

         Information about the pension plan was as follows:


                                                               1998                 1997
                                                               ----                 ----
Change in benefit obligation:
     Beginning benefit obligation                              $ 1,647,864           $ 1,501,340
     Service cost                                                  119,740               106,097
     Interest cost                                                 113,018               107,510
     Actuarial (gain) loss                                         (34,693)               32,631
     Benefits paid                                                 (85,957)              (99,714)
                                                               -----------           -----------
     Ending benefits obligation                                  1,759,972             1,647,864

Changes in plan assets, at fair value
     Beginning plan assets                                       1,797,636             1,493,113
     Actual return                                                 271,586               286,354
     Employer contributions                                         93,627               117,883
     Benefits paid                                                 (85,957)              (99,714)
                                                               -----------           -----------
     Ending plan assets                                          2,076,892             1,797,636

Funded status                                                      316,920               149,772
Unrecognized net actuarial gain                                   (309,683)             (138,094)
Unrecognized prior service cost                                     10,700                14,600
                                                               -----------           -----------

Prepaid benefit cost                                           $    17,937           $    26,278
                                                               ===========           ===========


         The Company's 401(k) matching percentage was 25% of the employees' contribution for 1998, 1997 and 1996. The cash contribution and related expense included in salaries and employee benefits totaled $27,098 in 1998, $24,602 in 1997 and $24,431 in 1996. Southern had a profit sharing plan covering substantially all employees who had attained age 21 which was terminated at the time of the merger. Southern's contributions were discretionary and made only out of the net profits. Contributions were allocated to employees accounts based upon the level of compensation of each employee. Discretionary contributions were $36,000 and $0 in 1997 and 1996.

         The Company entered into severance agreements with certain holding company officers. The original agreements were for a one-year period and extend automatically each year unless notice is given prior to June 30. No benefits are payable unless there has been a change in control and change in duties of the officers occurs.


NOTE 8 - INCOME TAXES

         Income tax expense consists of:


                                           1998                 1997             1996
                                           ----                 ----             ----
Current expense                         $ 1,029,406           $ 1,013,451        $ 814,973
Deferred expense/(benefit)                   59,685               (39,979)           1,050
                                        -----------           -----------        ---------
     Total income tax expense           $ 1,089,091           $   973,472        $ 816,023
                                        ===========           ===========        =========



                             1998 ANNUAL REPORT 32

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

                              UNITED BANCORP, INC.

NOTE 8 - INCOME TAXES (CONTINUED)

         The effective tax rate differs from the statutory federal income tax rate as follows:


                                                               1998                  1997                1996
                                                               ----                  ----                ----

Statutory rate                                                    34.00%                34.00%              34.00%
                                                            -----------           -----------         -----------

Income taxes computed at the statutory federal tax rate     $ 1,442,984           $ 1,299,154         $ 1,171,644
  Add/(subtract) tax effect of:
     Tax exempt interest income                                (385,484)             (396,064)           (367,508)
     Other                                                       31,591                70,382              11,887
                                                            -----------           ------------        -----------
          Total income tax expense                          $ 1,089,091           $   973,472         $   816,023
                                                            ===========           ===========         ===========


         The sources of gross deferred tax assets and gross deferred tax liabilities are as follows:



                                                               1998                 1997
                                                               ----                 ----
ITEMS GIVING RISE TO DEFERRED TAX ASSETS

     Allowance for loan losses in excess of tax reserve         $  821,563            $  834,358
     Amortization of intangibles                                    73,232                73,942
     Deferred compensation                                          49,856                36,944
     Unrealized loss on securities available for sale               62,369                     -
     Alternative minimum tax credit                                      -                43,000
     Other                                                               -                18,878
                                                                ----------            ----------
          Total deferred tax assets                              1,007,020             1,007,122

ITEMTS GIVING RISE TO DEFERRED TAX LIABILITIES
     Depreciation                                                 (527,484)             (497,461)
     Deferred loan costs, net                                     (130,687)             (144,255)
     Unrealized gain on securities available for sale                    -               (88,372)
     Accretion                                                     (25,948)              (62,774)
     FHLB stock dividends                                          (57,630)              (34,714)
     Mortgage servicing rights                                     (44,764)              (21,193)
     Difference in accrued income, net of acrued expenses          (62,639)              (80,000)
     Other                                                          (9,572)              (21,113)
                                                                ----------            ----------
          Total deferred tax liabilities                          (858,724)             (949,882)
                                                                ----------            ----------
          Net deferred tax asset                                $  148,296            $   57,240
                                                                ==========            ==========


NOTE 9 - STOCK OPTIONS

         The Company maintains a nonqualified stock option plan for directors and bank holding company officers. The exercise price for options granted under this plan will be no less than 100% of the fair market value of the shares on the date of grant adjusted for stock dividends and stock splits.

         A summary of the status of the Company's stock option plan as of year-end 1998, 1997 and 1996 and changes during those years is presented in the table following. All share and per share prices have been restated to reflect the 5% stock dividend distributed on December 18, 1998 and the 10% stock dividends distributed on September 19, 1997 and June 20, 1996.


                             1998 ANNUAL REPORT 33

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                              UNITED BANCORP, INC.


NOTE 9 - STOCK OPTIONS (CONTINUED)



                                             1998                              1997                               1996
                               -----------------------------        ---------------------------         ---------------------------
                                                  WEIGHTED-                       WEIGHTED-                           WEIGHTED-
                                                  AVERAGE                          AVERAGE                             AVERAGE
                                                  EXERCISE                         EXERCISE                           EXERCISE
                                    SHARES         PRICE              SHARES        PRICE                SHARES         PRICE
                               ----------------- -----------        ----------- ---------------         ---------  ----------------

Outstanding at beginning of        83,849          $ 12.35             82,409         $ 11.78            84,488           $ 11.77
year
Granted                            12,075            19.66              5,250           20.95             1,733             12.35
Exercised                               -                -             (1,906)           1.77                 -                 -
Forfeited                          (6,353)           11.77             (1,905)          11.77            (3,812)            11.77
                               ----------                            --------                          --------
Outstanding at end of year         89,571            13.38             83,849           12.35            82,409             11.78
                               ==========                            ========                          ========


Remaining shares available for
 grant at year-end                 25,914                              31,636                            34,981

Options exercisable at year-end    12,540                                   -                                 -




         The weighted-average fair value per share of options granted during 1998, 1997 and 1996 was $6.64, $8.24 and $5.44, respectively. The fair value of options granted was estimated using the Black-Scholes options pricing model with the following weighted-average information: risk-free interest rate of 4.63%, 5.88% and 6.84% for 1998, 1997 and 1996, respectively; expected life of 7 years and 2 months for 1998, 8 years for 1997, 9 years and 3 months for 1996; expected volatility of stock price of 31.31%, 33.30% and 40.40% for 1998, 1997 and 1996, respectively; and expected dividends per year of 2.02%, 2.02% and 2.67% for 1998, 1997 and 1996, respectively.

         The following table summarized information about stock options outstanding at December 31, 1998:


                         NUMBER                      NUMBER
    EXERCISE          OUTSTANDING     DATE OF     EXERCISABLE
      PRICE           AT 12/31/98    EXPIRATION   AT 12/31/98
      -----           -----------    ----------   -----------
    $ 11.77            70,512         11/22/05        9,871
      12.35             1,733         11/22/05          243
      20.95             5,250         11/22/05          735
      24.52             1,575         11/22/05          221
      18.93            10,500         11/22/05        1,470



         The options are first exercisable after February 21, 2005, except in the event certain financial performance criteria are met, in which case such options may become exercisable in installments up to 40% at December 31, 1998, an additional 20% at December 31, 1999, and 100% at December 31, 2000. At December 31, 1998, certain financial performance criteria were met to vest 14% of the options granted. All options become immediately exercisable upon retirement, death or in the event of a change in control of the Company.


                             1998 ANNUAL REPORT 34

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

                                                   1998                 1997                   1996
                                           -------------------  -------------------  -----------------------

Net income as reported                            $ 3,154,979          $ 2,847,568               $2,629,989
Proforma net income                                 3,129,243            2,815,841                2,602,313

Earnings per share as reported - Basic                  $1.13                $1.02                   $ 0.94
Earnings per share as reported - Diluted                 1.12                 1.01                     0.94
Proforma earnings per share - Basic                      1.12                 1.01                     0.93
Proforma earnings per share - Diluted                    1.11                 1.00                     0.93



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

         A summary of the notional or contractual amounts of financial instruments with off-balance sheet risk at year-end is as follows:

                                           1998               1997
                                     -----------------  -----------------
Commitments to extend credit             $ 16,655,000       $ 16,715,000
Credit Card Lines                             541,000            348,000
Standby letters of credit                     269,000            244,000


         At year-end 1998, and included above, commitments to make fixed-rate loans at current market rates totaled $843,000 with the interest rates on those fixed-rate commitments ranging from 7.75% to 8.25%. There were no fixed-rate commitments or standby letters of credit at year-end 1997. At year-end 1998 and 1997, reserves of $1,116,000 and $692,000 were required as deposits with the Federal Reserve or as cash on hand. These reserves do not earn interest.



                             1998 ANNUAL REPORT 35

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                              UNITED BANCORP, INC.

NOTE 11 - CONCENTRATIONS OF CREDIT RISK

         The Banks grant commercial, commercial real estate, real estate and installment loans to customers mainly in Belmont, Jefferson, Tuscarawas, Carroll, Athens, Hocking and Fairfield Counties and the surrounding localities. The Banks also grant commercial and commercial real estate loans in the Columbus, Ohio area. Substantially all loans are secured by specific items of collateral including business assets, consumer assets, commercial real estate and residential real estate. At December 31, 1998, and 1997, total commercial and commercial real estate loans made up 40.9% and 38.4% respectively of the loan portfolio, with 28.4% and 23.4% of these loans secured by commercial real estate and business assets mainly in the Columbus, Ohio area. Installment loans account for 29.0% and 32.5% of the loan portfolio and are secured by consumer assets including automobiles, which account for 84.7% and 84.9%, respectively, of the installment loan portfolio. Real estate loans comprise 30.1% and 29.1% of the loan portfolio as of December 31, 1998 and 1997, respectively, and primarily include first mortgage loans on residential properties and home equity lines of credit. Included in cash and due from banks and federal funds sold as of December 31, 1998 and 1997, is $7,971,837 and $3,617,047, respectively on deposit with Mellon Bank, NA, Pittsburgh, Pennsylvania.

NOTE 12 - FAIR VALUE OF FINANCIAL INSTRUMENTS

         The following methods and assumptions were used to estimate fair values for financial instruments. The carrying amount is considered to estimate fair value for cash and cash equivalents, deposit liabilities subject to immediate withdrawal, short-term borrowings, mortgage-servicing rights, accrued interest receivable and payable and variable-rate loans that reprice at intervals of less than six months. Securities fair values are based on quoted market prices or, if no quotes are available, on the rate and term of the security and on information about the issuer. For fixed-rate loans that reprice less frequently than each six months, time deposits and long-term debt, the fair value is estimated by a discounted cash flow analysis using current market rates for the estimated life and credit risk. Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values, where applicable. Fair value of loans held for sale is based on market estimates. The fair value of off-balance sheet items was not material at year-end 1998 and 1997.

         The estimated year-end fair values of financial instruments were:

                                            1998                    1997
                                 ------------------------------------------------
(Dollars in thousands)            CARRYING      FAIR       CARRYING       FAIR
                                   AMOUNT       VALUE       AMOUNT        VALUE
                                 ---------    ---------    ---------    ---------
Financial assets:
 Cash and cash equivalents       $  16,492    $  16,492    $  10,587    $  10,587
 Securities available for sale      75,792       75,792       46,003       46,003
 Securities held to maturity        21,894       22,886       29,060       29,860
 Loans receivable, net             161,188      162,148      168,439      166,265
 Mortgage servicing rights             132          132           62           62
 Accrued interest receivable         2,185        2,185        1,976        1,976

Financial liabilities:
 Demand and savings deposits     $(119,904)   $(119,904)   $(112,759)   $(112,759)

 Time deposits                    (109,206)    (111,294)    (110,729)    (112,534)
 Short-term borrowings             (13,906)     (13,906)      (2,934)      (2,934)
 Repurchase Agreements              (7,733)      (7,733)      (8,391)      (8,391)
 Long-term debt                     (5,794)      (6,718)      (1,345)      (1,460)
 Accrued interest payable             (807)        (807)        (895)        (895)

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


                             1998 Annual Report 36

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

         At year-end, consolidated and Bank only actual capital levels and minimum levels (in thousands) were:

                                                                                                             MINIMUM REQUIRED
                                                                                  MINIMUM REQUIRED        TO BE WELL CAPITALIZED
                                                                                   FOR CAPITAL            UNDER PROMPT CORRECTIVE
                                                           ACTUAL                ADEQUACY PURPOSES          ACTION REGULATIONS
                                                 ---------------------         --------------------       -----------------------
                                                  AMOUNT         RATIO           AMOUNT       RATIO          AMOUNT        RATIO
                                                 --------       ------         --------       -----          --------      -----
1998
Total capital (to risk weighted assets)
 Consolidated                                    $ 29,512        17.1 %         $ 13,798        8.0 %        $ 17,248       10.0
 Citizens-Martins Ferry                            13,632        13.2              8,263        8.0            10,328       10.0
 Citizens-Strasburg                                 6,563        14.7              3,582        8.0             4,478       10.0
 Community                                          4,259        18.2              1,872        8.0             2,340       10.0
Tier 1 capital (to risk weighted assets)
 Consolidated                                    $ 27,345        15.9 %          $ 6,899        4.0 %        $ 10,349        6.0
 Citizens-Martins Ferry                            12,433        12.0              4,131        4.0             6,197        6.0
 Citizens-Strasburg                                 5,999        13.4              1,791        4.0             2,687        6.0
 Community                                          3,959        16.9                936        4.0             1,404        6.0
Tier 1 capital (to average assets)
 Consolidated                                    $ 27,345        10.1 %         $ 10,794        4.0 %        $ 13,493        5.0
 Citizens-Martins Ferry                            12,433         8.4              5,914        4.0             7,392        5.0
 Citizens-Strasburg                                 5,999         8.5              2,831        4.0             3,539        5.0
 Community                                          3,959         7.7              2,049        4.0             2,561        5.0

1997
Total capital (to risk weighted assets)
 Consolidated                                    $ 27,678        16.3 %         $ 13,558        8.0 %        $ 16,948       10.0 %
 Citizens-Martins Ferry                            12,696        12.4              8,172        8.0            10,215       10.0
 Citizens-Strasburg                                 5,969        14.5              3,288        8.0             4,110       10.0
 Community                                          4,255        16.2              2,109        8.0             2,636       10.0
Tier 1 capital (to risk weighted assets)
 Consolidated                                    $ 25,548        15.0 %          $ 6,779        4.0 %        $ 10,169        6.0 %
 Citizens-Martins Ferry                            11,418        11.2              4,086        4.0             6,129        6.0
 Citizens-Strasburg                                 5,451        13.3              1,644        4.0             2,466        6.0
 Community                                          3,920        14.9              1,054        4.0             1,582        6.0
Tier 1 capital (to average assets)
 Consolidated                                    $ 25,548         9.6 %         $ 10,648        4.0 %        $ 13,310        5.0 %
 Citizens-Martins Ferry                            11,418         7.9              5,775        4.0             7,219        5.0
 Citizens-Strasburg                                 5,451         8.1              2,703        4.0             3,379        5.0
 Community                                          3,920         7.2              2,170        4.0             2,713        5.0


         The Company and Banks at year-end 1998 and 1997 were categorized as well capitalized. Management is not aware of any conditions subsequent to their last regulatory exams that would change the Company's or the Banks' capital category.

                             1998 Annual Report 37

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

                              UNITED BANCORP, INC.

NOTE 14 - PARENT COMPANY CONDENSED FINANCIAL STATEMENTS

         The Company's primary source of funds to pay dividends to shareholders is the dividends it receives from the Banks. The Banks are subject to certain restrictions on the amount of dividends that they may declare without prior regulatory approval. At year-end 1998, $974,000 of retained earnings was available for dividend declaration without prior regulatory approval.

          Following are condensed parent company financial statements:
                            Condensed Balance Sheets
                           December 31, 1998 and 1997

                                                                       1998            1997
                                                                   -------------   -------------
Assets:
 Cash and cash equivalents                                         $  1,717,020    $    164,082
 Certificates of deposit                                                      -         283,090
 Securities available for sale, at fair value                         2,824,108               -
 Investment in subsidiaries                                          22,560,485      21,304,774
 Loans to subsidiaries                                                        -       4,095,000
 Other assets                                                           402,572         138,231
                                                                   -------------   -------------
                                                                   $ 27,504,188    $ 25,985,177
                                                                   =============   =============

Liabilities and shareholders' equity:
 Other liabilities                                                 $    183,439    $    272,540
 Shareholders' equity                                                27,320,749      25,712,637
                                                                   -------------   -------------
  Total liabilities and shareholders' equity                       $  27,504,188   $  25,985,177
                                                                   =============   =============



                     Condensed Statements of Income and Comprehensive Income
                          Years ended December 31, 1998, 1997 and 1996


                                                                        1998            1997          1996
                                                                     -----------    -----------    -----------
Operating income
 Dividends from subsidiaries                                         $ 1,855,599    $ 5,140,734    $ 1,008,831
 Interest and dividend income from securities and fed funds              244,410           --             --
 Other income                                                             43,687         19,756         12,296
                                                                     -----------    -----------    -----------
  Total operating income
                                                                       2,143,696      5,160,490      1,021,127

Operating expenses                                                       305,612        276,873        141,113
                                                                     -----------    -----------    -----------

Income before income taxes and (distributions in excess of)/equity
 in undistributed net income                                           1,838,084      4,883,617        880,014
Income tax expense (benefit)                                              20,043        (20,110)       (57,250)
                                                                     -----------    -----------    -----------

Income before (distributions in excess of)/equity in undistributed
 earnings of subsidiaries                                              1,818,041      4,903,727        937,264

(Distributions in excess of)/equity in undistributed
 earnings of subsidiaries                                              1,336,938     (2,056,159)     1,692,725
                                                                     -----------    -----------    -----------

Net income                                                             3,154,979      2,847,568      2,629,989

Other comprehensive income - change in unrealized holding gain
 on securities available for sale                                       (292,527)        80,273       (159,808)
                                                                     -----------    -----------    -----------

Comprehensive income                                                 $ 2,862,452    $ 2,927,841    $ 2,470,181
                                                                     ===========    ===========    ===========




                             1998 ANNUAL REPORT 38

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

                              UNITED BANCORP, INC.

NOTE 14 - PARENT COMPANY CONDENSED FINANCIAL STATEMENTS (CONTINUED)

                       Condensed Statements of Cash Flows
                  Years ended December 31, 1998, 1997 and 1996

                                                                     1998          1997           1996
                                                                 -----------    -----------    -----------

CASH FLOWS FROM OPERATING ACTIVITIES
 Net income                                                      $ 3,154,979    $ 2,847,568    $ 2,629,989
 Adjustments to reconcile net income to net cash
   from operating activities:
     Distributions in excess of/(equity in undistributed)
       earnings of subsidiaries                                   (1,574,231)     2,056,159     (1,692,725)
  Net change in other assets and other liabilities                  (365,690)       134,371        (28,953)
  Amortization of intangibles                                         17,197         17,200         18,412
                                                                 -----------    -----------    -----------
 Net cash from operating activities                                1,232,255      5,055,298        926,723


CASH FLOWS FROM INVESTING ACTIVITIES
 Net change in certificates of deposit                               283,090        (10,760)        (9,945)
 Securities available for sale
  Purchases                                                       (2,803,067)          --             --
 Loans to subsidiaries, net of repayments                          4,095,000     (4,095,000)          --
                                                                 -----------    -----------    -----------
 Net cash from investing activities                                1,575,023     (4,105,760)        (9,945)


CASH FLOWS FROM FINANCING ACTIVITIES
 Dividends paid to shareholders                                   (1,247,402)    (1,031,794)      (921,115)
 Proceeds from sale of common stock                                     --           45,606         14,110
 Cash paid in lieu of fractional shares                               (6,938)        (4,095)        (2,038)
                                                                 -----------    -----------    -----------
 Net cash from financing activities                               (1,254,340)      (990,283)      (909,043)
                                                                 -----------    -----------    -----------

NET CHANGE IN CASH                                                 1,552,938        (40,745)         7,735

CASH AT BEGINNING OF YEAR                                            164,082        204,827        197,092
                                                                 -----------    -----------    -----------

CASH AT END OF YEAR                                              $ 1,717,020    $   164,082    $   204,827
                                                                 ===========    ===========    ===========



                             1998 ANNUAL REPORT 39

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

                              UNITED BANCORP, INC.

NOTE 15 - ACQUISITION

         Effective July 8, 1998, Southern Ohio Community Bancorporation, Inc. ("Southern"), a $50 million bank holding company headquartered in Athens County, Ohio and the parent company of COMMUNITY affiliated with the Company in a transaction accounted for as a pooling of interests. The Company issued 429,000 shares of common stock to the stockholders of Southern based on an exchange ratio of 11 shares of the Company's common stock for each outstanding share of Southern common stock. The historical financial statements of the Company have been restated to show the Company and Southern on a combined basis. Separate results for the Company and Southern are as follows:

                                 Six Months
                                   Ended     Twelve Months Ended
                                  June 30,     December 31,
                                   1998     1997         1996
                                 ------   --------   ----------

(IN THOUSANDS, EXCEPT PER SHARE DATA)

Net interest income
 Company                         $4,513   $  8,859   $    8,259
 Southern                         1,227      2,533        2,468
                                 ------   --------   ----------
  Combined                       $5,740   $ 11,392   $   10,727
                                 ======   ========   ==========

Net income
 Company                         $1,501   $  2,847   $    2,584
 Southern                          (137)         1           46
                                 ------   --------   ----------
  Combined                       $1,364   $  2,848   $    2,630
                                 ======   ========   ==========

Net income per share - Basic
 Company                         $ 0.64   $   1.20   $     1.09
 Southern                         (0.15)     (0.18)       (0.15)
                                 ------   --------   ----------
  Combined                       $ 0.49   $   1.02   $     0.94
                                 ======   ========   ==========

Net income per share - Diluted
 Company                         $ 0.63   $   1.19   $     1.09
 Southern                         (0.15)     (0.18)       (0.15)
                                 ------   --------   ----------
  Combined                       $ 0.48   $   1.01   $     0.94
                                 ======   ========   ==========




NOTE 16 - IMPACT OF RECENT ACCOUNTING STANDARDS

         Beginning January 1, 2000, a new accounting standard will require all derivatives to be recorded at fair value. Unless designated as hedges, changes in these fair values will be recorded in the income statement. Fair value changes involving hedges will generally be recorded in the income statement. Fair value changes involving hedges will generally be recorded by offsetting gains and losses on the hedge and on the hedged item, even if the fair value of the hedged item is not otherwise recorded. This is not expected to have an effect on the Company.

         Mortgage loans originated in mortgage banking have not been converted into securities in the past. However, a new accounting standard for 1999 will allow classifying these securities as available for sale, trading, or held to maturity, instead of the current requirement to classify as trading. This is not expected to have a material effect on the Company.

NOTE 17 - SUBSEQUENT EVENT (UNAUDITED)

On January 28, 1999, the Company acting through CITIZENS consummated its previously announced branch purchase from Belmont National Bank. CITIZENS has assumed certain deposit and other liabilities of approximately $11 million of this branch and purchased the real estate at fair market value. This transaction was accounted for as a purchase, and accordingly, the assets and liabilities have been recorded on the respective fair market value as the date of acquisition. The intangible assets from this acquisition are not material to the Company's financial statements.




                             1998 ANNAUL REPORT 40

                DIRECTORS AND OFFICERS OF UNITED BANCORP, INC.

                              UNITED BANCORP, INC.


                                    [PHOTO]

Directors, left to right, back row: L. E. Richardson, Jr., Dr. Leon F. Favede, Richard L. Riesbeck, Herman E. Borkoski, James W. Everson, John H. Clark, Jr.; front row: Errol C. Sambuco, Matthew C. Thomas, John M. Hoopingarner, Michael J. Arciello.

                                    [PHOTO]


Officers, left to right: James A. Lodes, James W. Everson,
Harold W. Price, Randall M. Greenwood, Alan M. Hooker, Norman F. Assenza, Jr.




                            1998 ANNUAL REPORT 41

                             DIRECTORS AND OFFICERS

                              UNITED BANCORP, INC.
--------------------------------------------------------------------------------





                                                  DIRECTORS OF UNITED BANCORP, INC.
Michael J. Arciello(3)...........................Retired Vice President of Finance, Nickles Bakeries, Inc., Navarre, Ohio
Herman E. Borkoski(2).........................................President, Borkoski Funeral Homes, Inc., Tiltonsville, Ohio
John H. Clark, Jr.(1,3)..................................................Foundry Owner (Retired), Wheeling, West Virginia
James W. Everson(1)...................................Chairman, President & Chief Executive Officer, United Bancorp, Inc.
                                                                       and the Citizens Savings Bank, Martins Ferry, Ohio
Dr. Leon F. Favede(3).......................................................................Optometrist, Bridgeport, Ohio
John M. Hoopingarner(3).................General Manager, Muskingum Watershed Conservancy District, New Philadelphia, Ohio
L.E. Richardson, Jr.................................................Retired President, The Community Bank, Glouster, Ohio
Richard L. Riesbeck(1,3)....................................President, Riesbeck Food Markets, Inc., St. Clairsville, Ohio
Errol C. Sambuco(2)....................Director of Strategic Planning, Wheeling Pittsburgh Steel, Wheeling, West Virginia
Matthew C. Thomas(1,2).................................................President, M.C. Thomas Insurance, Bridgeport, Ohio

                                                  OFFICERS OF UNITED BANCORP, INC.
James W. Everson............................................................Chairman, President & Chief Executive Officer
Norman F. Assenza, Jr...........................................................Vice President - Operations and Secretary
Randall M. Greenwood..................................................Vice President - Chief Financial Officer, Treasurer
Alan M. Hooker............................................................................Vice President - Administration
James A. Lodes...................................................................................Vice President - Lending
Harold W. Price...........................................................................Vice President - Administration

                                        DIRECTORS OF THE CITIZENS-STATE BANK, STRASBURG, OHIO
Michael J. Arciello(1,2)........................Retired Vice President of Finance, Nickles Bakeries, Inc., Navarre, Ohio
James W. Everson(1)..................................Chairman, President & Chief Executive Officer, United Bancorp, Inc.
                                                                      and The Citizens Savings Bank, Martins Ferry, Ohio
John R. Herzig(2)................................................President, Toland-Herzig Funeral Homes, Strasburg, Ohio
Dwain R. Hicks.........................................President, Hicks Consulting and Investing, New Philadelphia, Ohio
John M. Hoopingarner(1)................General Manager, Muskingum Watershed Conservancy District, New Philadelphia, Ohio
Michael A. Ley(2)......................................President and Owner, Robert's Men's Shops, New Philadelphia, Ohio
Harold W. Price(1).......................President and Chief Executive Officer, The Citizens-State Bank, Strasburg, Ohio

                                           DIRECTORS OF THE COMMUNITY BANK, GLOUSTER, OHIO
James W. Everson(1)...................................Chairman, President & Chief Executive Officer, United Bancorp, Inc.
                                                                      and The Citizens Savings Bank, Martins Ferry, Ohio
Paul J. Gerig.............................................................Attorney at Law, Gerig and Gerig, Athens, Ohio
Alan M. Hooker(1)................................President & Chief Executive Officer, The Community Bank, Glouster, Ohio
Samuel J. Jones(2)........................................................................Business Owner, Glouster, Ohio
Dean A. Kasler(2).................................................................................Farmer, Glouster, Ohio
Philip D. Kasler(2).............................................................Farming and Real Estate, Amesville, Ohio
Joseph D. Kittle..................................................................Retired Business Owner, Glouster, Ohio
Harold W. Price............................President & Chief Executive Officer, The Citizens-State Bank, Strasburg, Ohio
L. E. Richardson, Jr.(1)...........................................Retired President, The Community Bank, Glouster, Ohio

                                     DIRECTORS OF THE CITIZENS SAVINGS BANK, MARTINS FERRY, OHIO
Herman E. Borkoski(2)........................................President, Borkoski Funeral Homes, Inc., Tiltonsville, Ohio
John H. Clark, Jr.(1)...................................................Foundry Owner (Retired), Wheeling, West Virginia
James W. Everson(1).......................................................Chairman, President & Chief Executive Officer,
                                                                          The Citizens Savings Bank, Martins Ferry, Ohio
Dr. Leon F. Favede ....................................................................... Optometrist, Bridgeport, Ohio
Richard L. Riesbeck(1).....................................President, Riesbeck Food Markets, Inc., St. Clairsville, Ohio
Errol C. Sambuco(2)...................Director of Strategic Planning, Wheeling Pittsburgh Steel, Wheeling, West Virginia
Matthew C. Thomas(1,2)................................................President, M.C. Thomas Insurance, Bridgeport, Ohio

Donald A. Davison, Director Emeritus 1963-1997........................United Bancorp, Inc. and The Citizens Savings Bank
Albert W. Lash, Director Emeritus 1975-1996...........................United Bancorp, Inc. and The Citizens Savings Bank

     1 = Executive Committee 2 = Audit Committee 3 = Compensation Committee

                              1998 ANNUAL REPORT 42

                        MANAGEMENT'S YEAR 2000 DISCUSSION

                              UNITED BANCORP, INC.
--------------------------------------------------------------------------------

YEAR 2000
In April, 1997, United Bancorp (the "Company") management began its commitment for evaluating the Year 2000 (Y2K) impact on its internal and external Information Systems (IS). Understanding the problem was the first approach management took in its evaluation.

The assessment stage began by conducting extensive inventories of all systems within the Company. All systems were then assigned priorities from 1-9 where 1 represented the most significant systems for testing and evaluation. A priority 9 represented the least critical systems. The following were major factors contributing to the assignment of the priorities.

     - Ascertain which systems constitute a material Y2K risk to our customers.
     - How quickly and effectively can a contingency plan be implemented if systems fail?
     - What is the potential impact to the Company's liquidity if systems fail?

Some Priority 1 systems were also labeled as "mission critical," and are summarized below. Although other Priority 1 systems are also important to the Company, they are not deemed to be critical to the Company's operation.

     - BancTec Banker 80-II
     - Bisys/Document Solutions POD/Power Proof
     - Fedline
     - Personal Computers and Operating Systems

BANCTEC BANKER 80-II
Banker 80-II is the core account processing software used by the Company for processing and recording customer deposit and loan accounts and transactions as well as the Company's General Ledger. Banker 80-II produces information critical to the proper operation of the Company and its affiliates and serves as the database for virtually all financial and regulatory reporting. Banker 80-II is licensed from and maintained by BancTec, Inc. and is utilized by more than 400 community banks nationwide.

Banker 80-II Y2K compliant software release was tested by BancTec in March, 1998 and released to the financial institution user base in May, 1998. The Company installed this Y2K compliant release in September, 1998. Since every Banker 80-II bank may be different, individual bank testing had to be done; however, "Proxy" testing could occur within an organization which used the same hardware and software. Therefore, the Company's lead bank, The Citizens Savings Bank, was identified as the base used for testing. Y2K Committee members of The Citizens Savings Bank then developed test scripts and established a baseline test date of December 16, 1998. Due to the "mission critical" nature of Banker 80-II, it was determined that testing of all the Federal Financial Institutions Examination Council's critical dates was necessary. Testing occured during January, 1999 within our own production system on a "like" but separate database using a third-party software package for advancing dates. The test revealed no significant deficiencies in Banker 80-II's ability to properly process and record transactions and reports beyond the year 2000. To summarize, testing produced "Satisfactory" results.

Results from the testing phase were made available to the affiliate banks who then performed their "Proxy" testing, and concurred with the findings of The Citizens Savings Bank.

FEDLINE
Fedline is the operating system software utilized to process transactions and communicate with the Federal Reserve Bank. The most significant transactions processed with the Federal Reserve are wire transfers, ACH, savings bonds, and cash ordering. The Federal Reserve has developed a comprehensive testing schedule that allows banks to operate in a "test" mode during certain times and dates. The Company will complete testing of Fedline by March 20, 1999. No notable deficiencies have been identified during testing already performed.

BISYS/DOCUMENT SOLUTIONS
The Company's Item Processing system uses software developed by Bisys/Document Solutions (DSI) that utilizes NCR equipment to create images of internal and external transactions accepted by bank personnel. The equipment separates the items into unique categories; such as, checks and deposits, savings, and loans. The software is then used to balance each transaction allowing checks drawn on other banks to be magnetically encoded by the equipment at a later time.


                             1998 ANNUAL REPPORT 43

                        MANAGEMENT'S YEAR 2000 DISCUSSION

                              UNITED BANCORP, INC.
--------------------------------------------------------------------------------

The Company's software and equipment has been certified for Y2K compliance by the vendors of their particular systems. The Company anticipates testing to be significantly complete by March 31, 1999.

PERSONAL COMPUTERS AND OPERATING SYSTEMS
All personal computers were tested using a third-party software package designed specifically for Y2K testing. The PC's found to be non-compliant were either taken out of production and replaced or utilized where the application software was not date sensitive.

Standardization is essential with the way technology has grown; therefore, all personal computers with date sensitive applications have been standardized with the core operating system Windows95/98, which contains only minor and insignificant Y2K issues.

OTHER IS SYSTEMS
The following list identifies software the Company feels required some level of Y2K testing or verification. Procedures included written verification with vendors, review of vendor testing plans, methodology and results and, where deemed necessary, operating the software in a Year 2000 testing mode. No notable Y2K issues were apparent, with overall results "Satisfactory."

     - Advantage - Payroll processing
     - Banker systems, Inc. Loan Processor Laser - Utilized for loan document preparation
     - Best Software FAS!Encore - Fixed Asset accounting
     - First Tennessee - Portfolio Accounting Services
     - Intuit Quickbooks - Accounts Payable software
     - Lotus 1-2-3/Microsoft Excel - Spreadsheet applications
     - Lotus Amipro/Microsoft Word - Word processing software
     - Midwest Payment Systems (MPS) - ATM and check card processor
     - Money Access Service (MAC) - ATM and check card processor


OTHER OPERATING SYSTEMS
The Company has evaluated other operating system, including Heating, Ventilation, Air Conditioning and Security, and considers all to be Y2K compliant. Whereas, some systems are computerized, most are mechanical and Y2K is not an issue. Y2K compliance statements have been recorded on those systems containing computerized chips. American Electric Power serves as the electric company for the Company's Operations Center and experiences periodic power outages. In the event of a power outage, the Operations Center is having a Natural Gas backup generator installed and thoroughly tested prior to year-end. This is being done to back-up all future power outages. A Communications giant TCI services telecommunications; however, aside from obtaining documentation regarding their Y2K compliance, testing by the Company is virtually impossible.

CUSTOMER Y2K EVALUATION
Management of each affiliate completed a review of all customers with aggregate loans exceeding designated amounts to assess whether any customer had a significant risk to a Y2K related failure which would significantly impact their business, and alter their ability to repay their loans. Management's procedures included a review of the customers' most recent loan grading, review of collateral and, in most cases, completion of a detailed Y2K questionnaire which was reviewed directly with the borrower. Based on this information, Management assigned an overall Y2K risk grade. In the aggregate, the Company rated its overall risk due to potential customer Y2K issues as low. Individual borrowers will continue to be monitored as new loan requests or line of credit renewals are considered for approval by loan committee. Similarly deposit customers, who qualify by virtue of size or risk, were also contacted in order to have them think about the problem and to develop an awareness of their status.

CURRENT "WORST CASE" SCENARIO
The Company is confident that its internal systems will not be significantly impacted by Y2K. However, the Company does anticipate that some problems may occur with customer systems, and with our suppliers and customers. There is some potential for slower collection of payments that may result in increases in past dues and decreases in depository balances. The Company will maintain higher levels of liquidity in the final quarter of 1999 and continuing into the Year 2000 to offset this risk. No material Y2K related issues by foreign nations or companies have been identified.



                              1998 ANNUAL REPORT 44

                        FIVE YEAR PERFORMANCE SUMMARY(1)

                                   (UNAUDITED)
--------------------------------------------------------------------------------

$(THOUSANDS, EXCEPT RATIOS)                          1998              1997             1996              1995             1994
----------------------------------------------------------------------------------------------------------------------------------
INCOME AND EXPENSE:
   Interest income                             $      21,126    $      20,802     $      19,567     $      18,667    $      16,134
   Interest expense                                    9,657            9,410             8,840             8,511            7,031
   Provision for loan losses                             798              932             1,165             1,204              411
   Noninterest income                                  1,581            1,307             1,156             1,104            1,032
   Noninterest expense                                 8,008            7,946             7,272             7,141            6,875
   Income tax expense                                  1,089              973               816               660              634
   Net income                                          3,155            2,848             2,630             2,255            2,215

PER COMMON SHARE DATA:
   Net income, basic                           $        1.13    $        1.02     $        0.94     $        0.81    $        0.79
   Net income, diluted                                  1.12             1.01              0.94              0.81             0.79
   Cash dividends paid                                  0.47             0.42              0.37              0.33             0.24
   Book value                                           9.76             9.18              8.49              7.94             7.14

BALANCE SHEET:
   Loans outstanding, net                      $     161,188    $     168,439     $     163,760     $     154,776    $     139,383
   Deposits                                          229,110          223,489           218,100           211,495          204,618
   Total Assets                                      285,493          263,607           252,966           240,189          233,201

OPERATING RATIOS:
   Return on average assets                            1.17%            1.10%             1.06%             0.94%            0.99%
   Net interest margin(2)                              4.48              4.62             4.58              4.52             4.38
   Efficiency ratio(3)                                56.37%           57.50%            58.34%            60.43%           64.79%

EQUITY RATIO:
   Return on average shareholder's equity             11.80%           11.48%            11.44%            10.63%           11.38%

CREDIT QUALITY:
   Net charge-offs to average loans                    0.48%            0.38%             0.62%             0.20%            0.18%
   Ending allowance for loan losses                    1.85             1.77              1.66              1.65             1.20



(1) All share and per share amounts have been restated to reflect common stock dividends.
(2) As a percent of average earning assets.
(3) Noninterest expense divided by tax equivalent net interest income plus noninterest income, excluding security gains.

                              UNITED BANCORP, INC.
                               MARTINS FERRY, OHIO
                              AND ITS SUBSIDIARIES
                              WWW.UNITEDBANCORP.COM

                            THE CITIZENS SAVINGS BANK
                  BRIDGEPORT, COLERAIN, JEWETT, ST. CLAIRSVILLE
                               MARTINS FERRY, OHIO
                             WWW.THECITIZENSBANK.COM

                                325 Howard Street
                           Bridgeport, Ohio 43912-0466
                                  740-635-0494

                              318 East Main Street
                               Jewett, Ohio 43986
                                  740-946-2411

                                   Auto Teller
                         201 S. Fourth at Hickory Street
                         Martins Ferry, Ohio 43935-0010
                                  740-633-0494

                                72541 Sharon Road
                            Colerain, Ohio 43916-0158
                                  740-635-0445

                                 104 Plaza Drive
                        St. Clairsville, Ohio 43950-0011
                                  740-695-0445

                                Operations Center
                         201 S. Fourth at Hickory Street
                         Martins Ferry, Ohio 43935-0010
                                  740-633-0445
                                  888-275-5566

                                   Main Office
                         201 S. Fourth at Hickory Street
                         Martins Ferry, Ohio 43935-0010
                                  740-633-0445

                             THE CITIZENS-STATE BANK
           DELLROY, DOVER, NEW PHILADELPHIA, SHERRODSVILLE, STRASBURG

                                 2 Smith Street
                            Dellroy, Ohio 44620-0099
                                  330-735-2311

                                 141 N. Broadway
                          New Philadelphia, Ohio 44663
                                  330-343-4413

                             2909 N. Wooster Avenue
                                Dover, Ohio 44622
                                  330-364-8888

                                15 Sherrod Avenue
                         Sherrodsville, Ohio 44675-0222
                                  740-269-8421

                              202 N. Wooster Avenue
                           Strasburg, Ohio 44680-0165
                                  330-878-5551

                          THE COMMUNITY BANK, GLOUSTER
                        AMESVILLE, GLOUSTER, NELSONVILLE

                               2 East State Street
                              Amesville, Ohio 45711
                                  740-448-2212

                                   Auto Teller
                                42 Toledo Street
                              Glouster, Ohio 45732
                                  740-767-3121

                                 88 High Street
                              Glouster, Ohio 45732
                                  740-767-3121

                               873 Chestnut Street
                             Nelsonville, Ohio 45764
                                  740-753-4313