Form 10-K405, Exhibit 13
period 1999-12-31
UNITED BANCORP INC /OH/
filed 2000-03-29
CIK 731653

                                                            UNITED BANCORP, INC.
                                                            Martins Ferry, Ohio
                                                            1999 ANNUAL REPORT









                                    [PHOTO]

                        UNITED BANCORP MISSION STATEMENT

            UNITED BANCORP, INC. IS A NATIONALLY TRADED BANK HOLDING

            COMPANY WHOSE MISSION IS TO CONTINUE EARNING THE RESPECT:


     - Of its Shareholders, through continued growth in shareholder value by sustaining profitability and acquiring well managed and capitalized businesses in the financial services industry;
     - Of its Customers, through reaching out with the technology they want and offering the financial services they need;
     - Of its Communities, through support of civic activities that make our communities better places to live and work;
     - Of its Team Members, through training development and career growth opportunities in a comfortable environment with modern equipment;
     - Of its Affiliates, through providing data processing, item processing, accounting, human resource and management support.


Although it is recognized there is more competition from non-bank businesses for market share, the general mission for United Bancorp, Inc. is to remain independent. We will accomplish this through an aggressive acquisition program, the management of technological change, and the placement of ATM and/or new office construction when deemed economically feasible.

                       VISIT US AT: WWW.UNITEDBANCORP.COM


                               TABLE OF CONTENTS


Letter from the Chairman/President/CEO . . . . . . . . . . . . . . . . . . . . . .2-5
Decade of Progress . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .6-7
Corporate Profile . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .8-11
Directors and Officers . . . . . . . . . . . . . . . . . . . . . . . . . . . . .12-14
Financial Highlights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
Shareholder Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .16
Management's Discussion and Analysis . . . . . . . . . . . . . . . . . . . . . .17-30
Report of Independent Auditors  . . . . . . . . . . . . . . . . . . . . . . . . . .31
Consolidated Balance Sheets . . . . . . . . . . . . . . . . . . . . . . . . . . . .32
Consolidated Statements of Income . . . . . . . . . . . . . . . . . . . . . . . . .33
Consolidated Statements of Shareholders' Equity . . . . . . . . . . . . . . . . . .34
Consolidated Statements of Cash Flow . . . . . . . . . . . . . . . . . . . . . . . 35
Notes to the Consolidated Financial Statements . . . . . . . . . . . . . . . . .36-52
Five-Year Performance Summary . . . . . . . . . . . . . . . . . . . . . . . . . . .53
Banking Center Locations . . . . . . . . . . . . . . . . . . . . . . . . . Back Cover

                                ABOUT THE COVER

Clockwise from top: Main office of The Citizens Savings Bank, Groundbreaking for The Community Bank Main Office, Plaza West Fest Celebration, United Bancorp, Inc. Officers, The Community Bank Main Office.

    In Memoriam





                           [PHOTO OF HAROLD W. PRICE]

                                Harold W. Price
                                  1945 - 1999


                                        UNITED BANCORP,INC.1999 ANNUAL REPORT  1

A LETTER FROM THE PRESIDENT



TO OUR PRESENT AND FUTURE SHAREHOLDERS....


     The final year of the last century carried many emotions for your United Bancorp, Inc. family...fear, excitement, sadness, frustration, happiness, you name it. As prepared as we were, there was a certain amount of fear as we watched the crystal ball drop on Times Square and we crossed over to the new millennium. To celebrate, all of our banking offices were open and held a customer appreciation day on New Year's Day. The banking industry deserves much credit for making the changeover a non-event, first by preparing ourselves and then our customers.

     We were very excited last May when we announced the merger of two of our three bank charters, The Citizens-State Bank, Strasburg, Ohio into The Citizens Savings Bank, Martins Ferry, Ohio. With the purchase of our Jewett, Ohio office in January the combination of the two banks made geographic sense for improved customer service and economic sense for the consolidation of the ten full service banking centers under one management group. Harold W. Price who joined our bank family in May 1993 as President and Chief Executive Officer of The Citizens-State Bank was appointed President and Chief Executive Officer of The Citizens Savings Bank. We all were devastated with sadness upon his unexpected death on September 12, 1999. During his short tenure, Harold worked tirelessly to bring the synergies of two strong bank boards and two strong management teams together into one stronger banking organization. To his memory we dedicate this year's Annual Report.

     Your Board of Directors and Management Team would classify this past year as "a building block" year....one where we really have committed capital and earnings for future growth in shareholder value. This began in January when we completed the purchase of The Citizens Bank's full service banking center in Jewett, Ohio.
                                     [PHOTO]
                            THE CITIZENS SAVINGS BANK
                         EAST MAIN STREET BANKING CENTER
                                   JEWETT,OHIO


     Also during the first quarter, The Community Bank opened a Loan Production Office in Lancaster, Ohio and a full service brokerage division of The Citizens Bank was opened in Martins Ferry, Ohio known as Brokerage United with securities provided through Raymond James Financial Service, Inc.,

                                     [PHOTO]
                                 JAMES W.EVERSON
                               CHAIRMAN,PRESIDENT
                           AND CHIEF EXECUTIVE OFFICER


2  UNITED BANCORP,INC.1999 ANNUAL REPORT

A LETTER FROM THE PRESIDENT


member NASD/SIPC. In the third quarter, The Citizens Bank purchased and began renovations on the property adjoining our centralized Operations Center in Martins Ferry. Excitement prevailed in the fourth quarter of this year as The Community Bank prepared to open three new banking offices in Lancaster, Ohio.

     Under the leadership of Alan M. Hooker, President and Chief Executive Officer of The Community Bank, we have successfully expanded The Community Bank from four to seven locations this past year and have established a strong presence in Lancaster,

                                     [PHOTO]
                                 ALAN M. HOOKER


                                     [PHOTO]
                               THE COMMUNITY BANK
                                   MAIN OFFICE
                              NORTH COLUMBUS STREET
                                 LANCASTER,OHIO





Ohio. In addition to serving Athens County through our offices in Nelsonville, Amesville and Glouster, The Community Bank now is serving Fairfield County with its newly constructed full service banking center on the east side of Lancaster which opened this past December and its newly renovated four story headquarters in downtown Lancaster with a limited service drive-thru facility located across the street, both of which opened in January of this year. United Bancorp facilitated this expansion through the purchase, renovation and construction of these properties. We are very pleased with our reception to date in this new market and are quite excited to be expanding in a growth area. A lot of exciting things are happening in Lancaster, Ohio, which is enjoying the expansion of the Columbus market.

     United Bancorp posted earnings per share of $1.07 for the twelve months ended December 31, 1999 compared to the same amount for the same period ended December 31, 1998. These results are in line with management's expectations based upon the start up costs associated with the above-described activities. During this past year, approximately $225,000 of start up costs was


                                     [PHOTO]
                               THE COMMUNITY BANK
                         EAST MAIN STREET BANKING CENTER
                                 LANCASTER,OHIO


                                     [PHOTO]
                               THE COMMUNITY BANK
                                 WHEELING STREET
                              MAIN OFFICE AUTO BANK
                                 LANCASTER,OHIO




                                       UNITED BANCORP,INC.1999 ANNUAL REPORT  3

A LETTER FROM THE PRESIDENT



incurred relating to our expansion strategy. Without consideration of these costs, earnings per share would have posted an approximate 8% increase over the prior year. Much of this expense was carried in the fourth quarter of 1999 as staffing was hired and trained in anticipation of opening the three new Community Bank offices.

     Overall, we are pleased with the financial results and the positive impact our expansion plans are having on the Company. Since December 31, 1998, gross outstanding loans for UBCP grew by $16.3 million or approximately 10.0%. Of that amount, $12.7 million was contributed by The Community Bank's robust loan growth. Asset quality continued to be positive throughout 1999. At December 31, 1999 our Loan Loss Reserve to Total Loans Outstanding was 1.72%, which is well above our industry peer group. In addition, loans past due greater than 90 days and non-performing loans as a percent of total loans was 0.55%, well below our peer group. In addition, net loans charged off during 1999 decreased approximately 19% when compared to net charge-offs for the twelve months ended December 31, 1998.

     Your Board of Directors and Management Team are frustrated, as you are, with the price of UBCP stock in the market. It is easy to say that bank stocks as an industry are out of favor, that a rising interest rate environment is the cause, that all bank stocks are down, but the fact remains our company stock has dropped substantially. We are particularly frustrated to see so many "dot com" stocks who have never posted earnings go up in value

                               CLOSING PRICE PER
                                  COMMON SHARE
                                (CLOSE-HIGH/LOW)
                   1995             $14,62/$ 9.56
                   1996             $17.93/$10.93
                   1997             $24.84/$14.02
                   1998             $26.98/$17.01
                   1999             $24.76/$12.75

because their losses were not as great as anticipated. Sooner or later, we feel there will be a return to value where the investor will look for companies with good earnings and good dividend payment records. With all of our recent activities to position your company for future growth, it is our hope the investment community will soon return to the banking sector as a buying opportunity. Our focus now must be to turn the capital expenditures of the past into future earnings growth that will translate in higher stock pricing. For the long-term investor, many community bank stocks at their current pricing levels are a strong buying opportunity.

     During the past year, we welcomed two new members to The Community Bank Board of Directors, Robin L. Rhodes, MD, Vice President and Secretary of Pediatrics Associates, Lancaster, Ohio and Terry A. McGhee,

   [PHOTO]                 [PHOTO]
Terry A.McGhee       Robin L.Rhodes,M.D.

President and Chief Executive Officer of Westerman Companies, Breman, Ohio.
Both Dr. Rhodes and Mr. McGhee are very active in the Lancaster community. Terry McGhee filled the vacancy created by the retirement of Dean A. Kasler, Sr. to Director Emeritus. A special note of thanks to Dean Kasler for his twenty-five years of service to The Community Bank. Dean's father Bart Kasler was a charter member of The Community Bank Board which was founded in 1945. Upon the completion of the merger of The Citizens-State Bank into The Citizens Savings


4 UNITED BANCORP,INC.1999 ANNUAL REPORT

A LETTER FROM THE PRESIDENT


[PHOTO OF MANAGEMENT TEAM]
The Management Team, seated left to right ,Randall M.Greenwood,
James W.Everson,Alan M.Hooker;Standing,James A.Lodes and
Norman F.Assenza,Jr.

Bank, Herman E. Borkoski, Dr. Leon F. Favede and Errol C. Sambuco resigned their positions on the United Bancorp, Inc. Board of Directors to balance the geographic representation on the board to the areas we serve. All three gentle-men continue to serve on the Board of Directors of The Citizens Savings Bank.

     We look to the future with excitement during the next year, we can focus our attention on being bankers. Our building programs are behind us and Y2K is nothing but a memory. Our banks and company have reorganized and we are committed to growing our organization. We believe 1999 was a transitional year for United Bancorp, Inc. We are laying the building blocks for future growth, market penetration and the introduction of non-traditional banking services to our customers. Basically, throughout 1999 we were "spending money in order to make money" which should translate into growth of share-holder value as we move through the new millennium.

Very truly yours,

UNITED BANCORP, INC.

/s/ James W. Everson
-----------------------
James W. Everson,
Chairman, President and
Chief Executive Officer

ceo@unitedbancorp.com

February 21, 2000

[PHOTO]
Building for your future

                                        UNITED BANCORP,INC.1999 ANNUAL REPORT  5

DECADE OF PROGRESS


(Unaudited)
(as originally reported) (1)

                                                               1989              1990              1991              1992
                                                          ------------      ------------      ------------      ------------
Interest and dividend income                              $ 11,381,035      $ 11,421,492      $ 11,699,233      $ 12,166,789
Interest expense                                             7,220,587         7,127,552         6,712,916         5,948,713
                                                          ------------      ------------      ------------      ------------
Net interest income                                          4,160,448         4,293,940         4,986,317         6,218,076
Provision for loan losses                                      182,000           240,000           222,000           302,000
                                                          ------------      ------------      ------------      ------------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES          3,978,448         4,053,940         4,764,317         5,916,076
Noninterest income, including security gains/(losses)          349,829           684,510           505,476           603,325
Noninterest expense                                          2,908,875         3,465,803         3,625,772         4,457,545
                                                          ------------      ------------      ------------      ------------
INCOME BEFORE INCOME TAXES                                   1,419,402         1,272,647         1,644,021         2,061,856
Income tax expense                                             304,952           205,997           361,021           490,352
                                                          ------------      ------------      ------------      ------------
NET INCOME                                                $  1,114,450      $  1,066,650      $  1,283,000      $  1,571,504
                                                          ============      ============      ============      ============
----------------------------------------------------------------------------------------------------------------------------

Total assets                                              $129,527,455      $132,008,476      $135,881,746      $164,675,155
Deposits                                                   115,848,920       115,056,983       118,059,873       145,648,647
Shareholders' equity                                        11,543,373        12,169,023        12,990,023        14,078,527
Loans receivable, net                                       56,862,870        71,060,484        77,137,769        79,642,462
Term federal funds                                           9,105,000         1,500,000         1,000,000                 -
Allowance for loan losses                                      595,160           720,856           846,824         1,039,360
Net charge-offs                                                 64,882           114,304            96,032           109,464
Full time employees (average equivalents)                           58                66                71                83
Banking locations                                                 Four              Five              Five             Seven

----------------------------------------------------------------------------------------------------------------------------

Earnings per common share - Basic (2)                     $       0.45      $       0.44      $       0.52      $       0.63
Earnings per common share - Diluted (2)                           0.45              0.44              0.52              0.63
Dividends per share (2)                                           0.16              0.18              0.19              0.20
Book value per share (2)                                          4.68              4.94              5.27              5.71
Market value range per share (2)                             4.17-4.68         4.39-4.68         4.43-4.94         4.68-6.48

----------------------------------------------------------------------------------------------------------------------------

Cash dividends paid                                       $    407,400      $    441,000      $    462,000      $    483,000
Return on average assets (ROA)                                   0.89%             0.82%             0.95%             1.01%
Return on average equity (ROE)                                   9.96%             8.99%            10.21%            11.60%

----------------------------------------------------------------------------------------------------------------------------

(1) Not restated for the July 7, 1998 Acquisition of Southern Ohio Community Bancorporation, Inc.

(2) All years restated for common share dividends.




6  UNITED BANCORP,INC.1999 ANNUAL REPORT

DECADE OF PROGRESS


     1993            1994            1995            1996            1997            1998            1999
------------   -------------  --------------  --------------  --------------  --------------  --------------

$ 11,656,336   $  12,283,260  $   14,351,522  $   15,006,091  $   16,205,162  $   21,126,421   $  21,638,690
   5,259,839       5,439,213       6,575,486       6,747,357       7,346,629       9,657,844       9,844,827
------------   -------------  --------------  --------------  --------------  --------------  --------------
   6,396,497       6,844,047       7,776,036       8,258,734       8,858,533      11,468,577      11,793,863
     270,500         281,000         465,000         455,400         444,000         797,957         726,806
------------   -------------  --------------  --------------  --------------  --------------  --------------
   6,125,997       6,563,047       7,311,036       7,803,334       8,414,533      10,670,620      11,067,057
     878,731         805,355         876,285         920,951       1,027,166       1,581,139       1,285,519
   4,799,745       4,867,794       5,174,452       5,289,273       5,654,659       8,007,689       8,189,260
------------   -------------  --------------  --------------  --------------  --------------  --------------
   2,204,983       2,500,608       3,012,869       3,435,012       3,787,040       4,244,070       4,163,316
     477,205         545,523         768,577         851,023         940,472       1,089,091       1,003,062
------------   -------------  --------------  --------------  --------------  --------------  --------------
$  1,727,778   $   1,955,085  $    2,244,292  $    2,583,989  $    2,846,568  $    3,154,979   $   3,160,254
============   =============  ==============  ==============  ==============  ==============   =============
------------------------------------------------------------------------------------------------------------
$171,682,025   $ 185,634,119  $  191,199,526  $  202,364,858  $  211,742,313    $285,492,897   $ 298,764,079
 152,334,470     163,312,482     166,604,359     171,512,241     175,791,296     229,110,372     235,539,865
  15,375,942      16,518,060      18,451,873      20,016,011      21,924,638      27,320,749      25,297,973
  86,696,640     106,952,378     120,907,269     130,637,621     137,308,856     161,187,833     177,406,092
           -               -               -               -               -               -               -
   1,256,322       1,437,734       1,775,383       2,022,987       2,238,522       3,033,105       3,109,821
      53,538          99,588         127,351         207,796         228,465         803,374         650,090
          80              82              83              84              86             112             128
       Seven           Eight           Eight           Eight            Nine        Thirteen       Seventeen
------------------------------------------------------------------------------------------------------------
$       0.70   $        0.79  $         0.90  $         1.05  $         1.14  $         1.07   $        1.07
        0.70            0.79            0.90            1.05            1.13            1.06            1.07
        0.21            0.23            0.31            0.35            0.40            0.45            0.50
        6.23            6.70            7.49            8.11            8.89            9.29            8.60
6.81 - 12.61   13.30 - 16.86    9.56 - 14.62   10.93 - 17.93   14.02 - 24.84   17.01 - 26.98   12.75 - 24.76
------------------------------------------------------------------------------------------------------------
$    512,400   $     564,472  $      776,136  $      876,153  $      988,820  $    1,254,340   $   1,483,931
       1.04%           1.11%           1.18%           1.32%           1.38%           1.17%           1.09%
      11.73%          12.24%          12.85%          13.49%          13.56%          11.80%          11.94%
------------------------------------------------------------------------------------------------------------

                                        UNITED BANCORP,INC.1999 ANNUAL REPORT  7

CORPORATE PROFILE

                           DIVIDEND AND STOCK HISTORY

                                                      DISTRIBUTION DATE
      CASH DIVIDENDS                                  OF DIVIDENDS AND
        DECLARED(1)          STOCK DIVIDENDS              EXCHANGES
--------------------------------------------------------------------------------
 1983    $   0.11               -                              -
--------------------------------------------------------------------------------
 1984    $   0.11      4 for 1 Exchange(2)                1/2/84
--------------------------------------------------------------------------------
 1985    $   0.12               -                              -
--------------------------------------------------------------------------------
 1986    $   0.14               -                              -
--------------------------------------------------------------------------------
 1987    $   0.15     50% Stock Dividend                 10/2/87
--------------------------------------------------------------------------------
 1988    $   0.16               -                              -
--------------------------------------------------------------------------------
 1989    $   0.16               -                              -
--------------------------------------------------------------------------------
 1990    $   0.18               -                              -
--------------------------------------------------------------------------------
 1991    $   0.19               -                              -
--------------------------------------------------------------------------------
 1992    $   0.20     100% Stock Dividend                9/10/92
--------------------------------------------------------------------------------
 1993    $   0.21     100% Stock Dividend               11/30/93
--------------------------------------------------------------------------------
 1994    $   0.23     10% Stock Dividend                  9/9/94
--------------------------------------------------------------------------------
 1995    $   0.31               -                              -
--------------------------------------------------------------------------------
 1996    $   0.35     10% Stock Dividend                 6/20/96
--------------------------------------------------------------------------------
 1997    $   0.40     10% Stock Dividend                 9/19/97
--------------------------------------------------------------------------------
 1998    $   0.45      5% Stock Dividend                12/18/98
--------------------------------------------------------------------------------
 1999    $   0.50      5% Stock Dividend                12/20/99
--------------------------------------------------------------------------------

(1) Adjusted for stock dividends and exchanges. Does not include dividends from Southern Ohio Community Bancorporation, Inc. prior to the merger.

(2) Formation of United Bancorp, Inc. (UBCP). The Citizens Savings Bank share holders received 4 shares of UBCP stock in exchange for 1 share of The Citizens Savings Bank.


DIVIDENDS PER SHARE(1)
                             1995               0.31
                             1996               0.35
                             1997               0.40
                             1998               0.45
                             1999               0.50
CASH DIVIDENDS
  (In Thousands)
                             1995               $  823
                             1996               $  923
                             1997               $1,036
                             1998               $1,254
                             1999               $1,484

                            TOTAL RETURN PERFORMANCE
                              [PERFORMANCE CHART]






8  UNITED BANCORP,INC. 1999 ANNUAL REPORT

CORPORATE PROFILE

     United Bancorp, Inc. is head-quartered in Martins Ferry, Ohio, located on the eastern border of Ohio along the Ohio River. Martins Ferry is nestled among the many scenic foothills along the Upper Ohio Valley across the river from the greater metropolitan area of Wheeling, West Virginia, 60 miles southwest of Pittsburgh, PA and 125 miles east of Columbus, OH.

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

     The local community served by the Banks of United Bancorp, Inc. encompass a variety of social and economic cultures. This diversification provides many opportunities for our community banks to develop long-term relationships with customers spanning several generations. The "Hometown" advertising phrase captures the character and integrity of each banking location in relation to the local community it serves.

     To better serve its shareholders, United Bancorp, Inc. ("UBCP") was created as a single bank holding company in July of 1983. This was accomplished through the acquisition of 100% of the voting stock of The Citizens Savings Bank of Martins Ferry, Ohio ("CITIZENS"). In December of 1986, UBCP became a multi-bank holding company through the acquisition of 100% of the voting stock of The Citizens-State Bank of Strasburg, Strasburg, Ohio ("CITIZENS-STATE").

     Common stock of UBCP was initially available through over-the-counter trading. In February of 1994, it began trading on The Nasdaq SmallCaps Market tier of The Nasdaq Stock Market under the trading symbol UBCP.

     In July 1998, Southern Ohio Community Bancorporation, Inc. ("Southern") merged into UBCP. Southern's operating subsidiary, The Community Bank, Glouster, Ohio ("COMMUNITY") became UBCP's third wholly-owned banking subsidiary.

     On April 21, 1999, CITIZENS-STATE was merged into CITIZENS. This enabled customers in both markets to seamlessly conduct banking transactions at all of the CITIZENS and CITIZENS-STATE banking centers.

                                    [PHOTO]
                                  MAIN OFFICE

     CITIZENS was originally established as The German Savings Bank in 1902 and remains the lead bank in the multi-bank holding company. In 1974, local markets were expanded through the construction of a full service branch banking facility six miles west of Martins Ferry in nearby Colerain, Ohio. In 1978, expansion continued with the construction of another full service branch bank in Bridgeport, Ohio located two miles south of Martins Ferry. In 1980, a limited service auto-teller location was opened in Martins Ferry, one block south of the initial main office location. In 1983, an Automated Teller Machine ("ATM") began operation in nearby Aetnaville, Ohio. By 1984, CITIZENS had outgrown its original main banking facility in Martins Ferry and subsequently relocated to a newly constructed 21,500 square foot addition to the auto-teller building.


1990 ushered in a new era of in-house data processing with the installation of sophisticated, high-speed equipment capable of servicing current and future information and document processing needs. In 1991, CITIZENS began


                                        UNITED BANCORP,INC.1999 ANNUAL REPORT  9

CORPORATE PROFILE


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

     In early 1998, cash dispensing machines were installed throughout the Riesbeck's Food
                                    [PHOTO]
                       ANNUAL PLAZA WEST FEST CELEBRATION

Markets retail distribution network in Ohio and West Virginia. Early developments of a comprehensive cash management program for retail and business customers were initiated. In November 1998, CITIZENS announced the acquisition of a full service banking facility in Jewett, Ohio which was completed on January 28, 1999.

     On March 15, 1999 a full service brokerage division of CITIZENS was opened. Brokerage United with securities provided through Raymond James Financial Services, Inc. member NASD/SIPC provides financial planning and full service brokerage products to all markets served.

     The following discusses the history of CITIZENS-STATE prior to merging its charter into CITIZENS.

     CITIZENS-STATE was also established in 1902 and was originally headquartered in Strasburg, Ohio. It is located in an area of northeastern Ohio whose economy is supported by agriculture and light industry. It has also benefited as a "bedroom community" for the Akron-Canton metropolitan areas. In 1990, a full service banking facility was constructed six miles south in Dover, Ohio. During 1992, expansion continued with the acquisition of two branch bank locations in New Philadelphia and Sherrodsville, Ohio. In 1994, a branch bank was purchased in Dellroy, Ohio.

     In February 1998, the Bank entered in the indirect lending arena. In late 1998, CITIZENS-STATE introduced a revised home equity program with great success in their market.

     COMMUNITY was established in August 1945 with corporate offices located in Glouster, Ohio. In 1976, COMMUNITY acquired the First National Bank of Amesville, Ohio. In 1978, a three-lane Auto Bank drive-up facility was constructed on the west side of Glouster. In 1984, Southern was established as the Bank's holding company. In 1987, Management concluded to expand their service area. Therefore, a Nelsonville office with two drive-up lanes opened to serve the Nelsonville and




10  UNITED BANCORP,INC.1999 ANNUAL REPORT

CORPORATE PROFILE




surrounding communities. Along with the opening of the Nelsonville office, an ATM machine was installed at Hocking Technical College to enhance customer service for faculty and students. In 1992, an ATM machine was installed in the Nelsonville office.

     On December 6, 1993, a ribbon cutting ceremony was held for a newly constructed Nelsonville office. The building, which replaced a mobile bank unit, featured four drive-up lanes and a drive-up ATM. Night deposit and safe deposit box services were also introduced to the Nelsonville community.

     In 1996, COMMUNITY completed an extensive renovation of its office in Glouster and added a 24 hour access ATM in the vestibule.

     In early 1999, COMMUNITY established a Loan Production Office ("LPO") in Lancaster, Ohio.

                                    [PHOTO]
                           CONSTRUCTION IN LANCASTER

                                    [PHOTO]
    LISA AND ALAN HOOKER WITH GERALD STEBELTON,ATTORNEY AT LAW,AT THE GRAND
                   OPENING OF THE COMMUNITY BANK MAIN OFFICE.

This LPO provided the opportunity for COMMUNITY to build its franchise along the Route 33 corridor. Lancaster, the county seat of Fairfield County, is approximately 30 miles southeast of Columbus, Ohio. Lancaster is considered a "bedroom community" of Columbus and has benefited from the economic expan-sion in the Columbus metro area.

     In mid-year 1999, to strengthen COMMUNITY'S market presence, expansion into Fairfield County began with the construction of a new main office, a full service-banking center and a limited service drive-thru. COMMUNITY celebrated its grand opening of these facilities on January 31, 2000.

     Management is deeply committed to meet the financial needs of individuals and business. Our goal is to foster the community banking philosophy into the next millennium without sacrificing our "Hometown" banking image and belief.



                                       UNITED BANCORP,INC.1999 ANNUAL REPORT  11

DIRECTORS AND OFFICERS




       [PHOTO]                        [PHOTO]                  [PHOTO]
MICHAEL J.ARCIELLO(1,2)         HERMAN E.BORKOSKI(2)      JOHN H.CLARK,JR.(1,2)

     [PHOTO]                          [PHOTO]                [PHOTO]                      [PHOTO]
JAMES W.EVERSON(1,2,3)           DR.LEON F.FAVEDE(2)      PAUL J.GERIG(3)             JOHN R.HERZIG(2)

    [PHOTO]                        [PHOTO]                     [PHOTO]
DWAIN R.HICKS(2)                ALAN M.HOOKER(3)          JOHN M.HOOPINGARNER(1,2)


1 = United Bancorp, Inc.                 2 = The Citizens Savings Bank                  3 = The Community Bank





12  UNITED BANCORP,INC.1999 ANNUAL REPORT


    [PHOTO]                        [PHOTO]                  [PHOTO]
SAMUEL J.JONES(3)              PHILIP D.KASLER(3)      JOSEPH D.KITTLE(3)

    [PHOTO]                        [PHOTO]                  [PHOTO]                    [PHOTO]
MICHAEL A.LEY(2)               TERRY A.MCGHEE(3)       L.E.RICHARDSON,JR.(1,3)    ROBIN L.RHODES,M.D.(3)

       [PHOTO]                      [PHOTO]                  [PHOTO]
RICHARD L.RIESBECK(1,2)        ERROL C.SAMBUCO(2)      MATTHEW C.THOMAS(1,2)


1 = United Bancorp, Inc.               2 = The Citizens Savings Bank                  3 = The Community Bank


                                       UNITED BANCORP,INC.1999 ANNUAL REPORT  13

DIRECTORS AND OFFICERS



                        DIRECTORS OF UNITED BANCORP,INC.

Michael J. Arciello(2,3) . . . . . . . . . . . . . . .Retired Vice President of Finance, Nickles Bakeries, Inc., Navarre, Ohio
John H. Clark, Jr.(1,3). . . . . . . . . . . . . . . . . . . . . . . .. . . . Foundry Owner (Retired), Wheeling, West Virginia
James W. Everson(1). . . . . . . . . . . . . . . . . . . . Chairman, President & Chief Executive Officer, United Bancorp, Inc.
                                                                            and The Citizens Savings Bank, Martins Ferry, Ohio
John M. Hoopingarner(3). . . . . . . . . . . General Manager, Muskingum Watershed Conservancy District, New Philadelphia, Ohio
L. E. Richardson, Jr.(2). . . . . . . . . . . .Retired President, Southern Ohio Community Bancorporation, Inc., Glouster, Ohio
Richard L. Riesbeck(1,3) . . . . . . . . . . . . . . . . . . . . President, Riesbeck Food Markets, Inc., St. Clairsville, Ohio
Matthew C. Thomas(1,2) . . . . . . . . . . . . . . . . . . . . President, M.C. Thomas Insurance Agency, Inc., Bridgeport, Ohio

                         OFFICERS OF UNITED BANCORP,INC.
James W. Everson . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Chairman, President & Chief Executive Officer
Alan M. Hooker . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Executive Vice President - Administration
Norman F. Assenza, Jr. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Vice President - Operations and Secretary
Randall M. Greenwood . . . . . . . . . . . . . . . . . . . . . . . . . . . Vice President - Chief Financial Officer, Treasurer
James A. Lodes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .Vice President - Lending

            DIRECTORS OF THE CITIZENS SAVINGS BANK,MARTINS FERRY,OHIO
Michael J. Arciello(2) . . . . . . . . . . . . . . . .Retired Vice President of Finance, Nickles Bakeries, Inc., Navarre, Ohio
Herman E. Borkoski(2). . . . . . . . . . . . . . . . . . . . . . . President, Borkoski Funeral Homes, Inc., Tiltonsville, Ohio
John H. Clark, Jr.(1). . . . . . . . . . .  . . . . . . . . . . . . . . . . . Foundry Owner (Retired), Wheeling, West Virginia
James W. Everson(1). . . . . . . Chairman, President & Chief Executive Officer, The Citizens Savings Bank, Martins Ferry, Ohio
Dr. Leon F. Favede . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Optometrist, Bridgeport, Ohio
John R. Herzig . . . . . . . . . . . . . . . . . . . . . . . . . . . . President, Toland-Herzig Funeral Homes, Strasburg, Ohio
Dwain R. Hicks . . . . . . . . . . . . . . . . . . . . . . . President, Hicks Consulting and Investing, New Philadelphia, Ohio
John M. Hoopingarner . . . . . . . . . . . . General Manager, Muskingum Watershed Conservancy District, New Philadelphia, Ohio
Michael A. Ley . . . . . . . . . . . . . . . . . . . . . . . President and Owner, Robert's Men's Shops, New Philadelphia, Ohio
Richard L. Riesbeck(1). . . . . . . . . . . . . . . . . . . . . .President, Riesbeck Food Markets, Inc., St. Clairsville, Ohio
Errol C. Sambuco(2) . . . . . . . . . . . . . . . . .Manager of Metal Transportation, Besttransport.com, St. Clairsville, Ohio
Matthew C. Thomas(1,2) . . . . . . . . . . . . . . . . . . . . President, M.C. Thomas Insurance Agency, Inc., Bridgeport, Ohio
Donald A. Davison, Director Emeritus 1963-1997 . . . . . . . . . . . . . . .United Bancorp, Inc. and The Citizens Savings Bank
Albert W. Lash, Director Emeritus 1975-1996  . . . . . . . . . . . . . . . .United Bancorp, Inc. and The Citizens Savings Bank

                 DIRECTORS OF THE COMMUNITY BANK,LANCASTER,OHIO
James W. Everson(1). . . . . . . . . . . . . . . . . . . . Chairman, President & Chief Executive Officer, United Bancorp, Inc.
                                                                            and The Citizens Savings Bank, Martins Ferry, Ohio
Paul J. Gerig . . . . . . . . . . . . . . . . . . . . .  . . . . . . . . . . . .Attorney at Law, Gerig and Gerig, Athens, Ohio
Alan M. Hooker(1) . . . . . . . . . . . . . . . . . . President & Chief Executive Officer, The Community Bank, Lancaster, Ohio
Samuel J. Jones(1,2). . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Business Owner, Glouster, Ohio
Philip D. Kasler(2) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Farming and Real Estate, Amesville, Ohio
Joseph D. Kittle . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .Retired Business Owner, Glouster, Ohio
Terry A. McGhee(1,2). . . . . . . . . . . . . . . . . . . . .President & Chief Executive Officer, Westerman Inc., Bremen, Ohio
Robin L. Rhodes, M.D. . . . . . . . . . . . . . . . . . . .Physician, Pediatric Associates of Lancaster, Inc., Lancaster, Ohio
L. E. Richardson, Jr.(1). . . . . . . . . . . .Retired President, Southern Ohio Community Bancorporation, Inc., Glouster, Ohio
Dean A. Kasler, Director Emeritus 1970-1999. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .The Community Bank

        1 = Executive Committee        2 = Audit Committee        3 = Compensation Committee





14  UNITED BANCORP,INC.1999 ANNUAL REPORT

FINANCIAL HIGHLIGHTS

                                                         FOR THE YEARS ENDED DECEMBER 31,
                                                      1999            1998         % CHANGE
EARNINGS (IN 000'S)
    Total interest and dividend income         $     21,639    $     21,126          2.43%
    Total interest expense                            9,845           9,657          1.95%
    Net interest income                              11,794          11,469          2.83%
    Total noninterest income                          1,285           1,581        -18.72%
    Total noninterest expense                         8,189           8,008          2.26%
    Net income                                        3,160           3,155          0.16%

PER SHARE (1)
    Earnings per common share - Basic          $       1.07    $       1.07             0%
    Earnings per common share - Diluted                1.07            1.06          0.94%
    Cash dividends paid                                0.50            0.45         11.11%
    Book value (end of period)                         8.60            9.29         -7.43%

AT YEAR END (IN 000'S)
    Total assets                               $    298,764    $    285,493          4.65%
    Total assets (average)                          289,655         272,004          6.49%
    Total deposits                                  235,540         229,110          2.81%
    Net loans receivable                            177,406         161,188         10.06%
    Securities                                       95,156          97,686         -2.59%
    Shareholders' equity                             25,298          27,321         -7.40%
    Shareholders' equity (average)                   26,469          26,738         -1.01%

STOCK DATA (1)
    Market value per share (end of period)     $      15.75    $      23.81        -33.85%
    Dividend payout ratio                            46.73%          41.77%         11.87%
    Price earnings ratio (2)                         14.72x          22.12x        -33.45%

KEY PERFORMANCE RATIOS
    Return on average assets (ROA)                    1.09%           1.17%         -6.84%
    Return on average shareholders' equity (ROE)     11.94%          11.80%          1.19%
    Efficiency ratio                                 57.50%          56.37%          2.00%


(1) Per share and stock data has been restated to reflect effect of 5% stock dividends in 1999 and 1998, respectively.

(2) Calculated using basic earnings per common share.



                                        UNITED BANCORP,INC.1999 ANNUAL REPORT 15

SHAREHOLDER INFORMATION

United Bancorp, Inc.'s common stock trades on The Nasdaq SmallCap Markettier of The Nasdaq Stock Market under the symbol UBCP, CUSIP #90991109. At year-end 1999, there were 2,942,885 shares outstanding, held among approximately 1,200 shareholders of record. The following table sets forth the quarterly high and low closing prices of the Company's common stock from January 1, 1999 to December 31, 1999 compared to the same periods in 1998 as reported by the NASDAQ. The price quotes have been adjusted for comparison purposes for the 5% stock dividends distributed on December 20, 1999 and December 18, 1998. The price quotations presented should not necessarily be relied on in determining the value of the shareholders' investment.





                                          1999                                                1998
                          ----------------------------------------------------------------------------------------------------
                          31-MAR        30-JUN       30-SEP       31-DEC       31-MAR        30-JUN        30-SEP       31-DEC
                          ------        ------       ------       ------       ------        ------        ------       ------
Market Price Range
     High ($)             24.762        20.833       20.000       15.750        26.984        26.984       24,263       23.810
     Low ($)              16.667        14.286       15.000       12.750        23.583        23.583       20.862       17.007

Cash Dividends
     Quarter ($)           0.123         0.123        0.124        0.130         0.109         0.109        0.109        0.123
     Cumulative ($)        0.123         0.246        0.370        0.500         0.109         0.218        0.327        0.450



INVESTOR RELATIONS:
     A copy of the Company's Annual Report on form 10-K as filed with the SEC, will be furnished free of charge upon written or E-mail request to:
     Randall M.Greenwood,CFO United Bancorp,Inc. 201 South 4th Street PO Box 10 Martins Ferry,OH 43935 or CFO@unitedbancorp.com

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN:
     Shareholders may elect to reinvest their dividends in additional shares of United Bancorp, Inc.'s common stock through the Company's Dividend Reinvestment Plan. Shareholders may also invest optional cash payments of up to $5,000 per quarter in our common stock at market price. To arrange automatic purchase of shares with quarterly dividend proceeds, please contact: American Stock Transfer and Trust Company Attn:Dividend Reinvestment 40 Wall Street,46th Floor New York,NY 10005 1-800-278-4353

ANNUAL MEETING:
     The Annual Meeting of Shareholders will be held at 2:00 p.m., April 19, 2000 at the Corporate Offices in Martins Ferry, Ohio.

INTERNET:
     Please look us up at http//www.unitedbancorp.com

INDEPENDENT AUDITORS:
     Crowe,Chizek and Company LLP Certified Public Accountants 10 West Broad Street Columbus,OH 43215 (614) 469-0001

CORPORATE OFFICES:
     The Citizens Savings Bank Building 201 South 4th Street Martins Ferry,OH 43935 (740) 633-BANK (740) 633-1448 (FAX)

STOCK TRADING:
     Brokerage United 201 South Fourth Street Martins Ferry,OH 43935 Christopher Wakim 740-633-2663 Toll Free:888-275-5566,Ext.197 Securities Offered Through Raymond James Financial Services,Inc Member NASD/SIPC

     Advest,Inc. 340 S.Hollywood Plaza Steubenville,OH 43952 1-800-761-8008 George Crim 800-761-8008

     Stifel,Nicolaus & Company Inc. 655 Metro Place South Dublin,OH 43017 Steven Jefferis 877-875-9352

TRANSFER AGENT AND REGISTRAR:
     For transfers and general correspondence,please contact:
     American Stock Transfer and Trust Company 40 Wall Street,46th Floor New York,NY 10005 1-800-937-5449


16  UNITED BANCORP,INC.1999 ANNUAL REPORT

MANAGEMENT'S DISCUSSION AND ANALYSIS



In the following pages, management presents an analysis of United Bancorp, Inc.'s financial condition and results of operations as of and for the year ended December 31,1999 as compared to prior years. This discussion is designed to provide shareholders with a more comprehensive review of the operating results and financial position than could be obtained from an examination of the financial statements alone. This analysis should be read in conjunction with the consolidated financial statements and related footnotes and the selected financial data included elsewhere in this report.

When used in this discussion or future filings by the Company with the Securities and Exchange Commission, or other public or shareholder communications, or in oral statements made with approval of an authorized executive officer, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "believe," or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made, and to advise readers that various factors, including regional and national economic conditions, changes in levels of market interest rates, credit risks of lending activities and competitive and regulatory factors, could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from those anticipated or projected.

The Company is not aware of any trends, events or uncertainties that will have or are reasonably likely to have a material effect on its liquidity, capital resources or operations except as discussed herein. The Company is not aware of any current recommendations by regulatory authorities that would have such effect if implemented.

The Company does not undertake, and specifically disclaims, any obligation to publicly release any revisions that may be made to any forward-looking statements to reflect occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

--------------------------------------------------------------------------------

          TOTAL ASSETS                TOTAL EARNING ASSETS                 LOANS - NET
         (IN THOUSANDS)                  (IN THOUSANDS)                    (IN THOUSANDS)
    1995           $240,189        1995          $225,689            1995           $154,776
    1996           $252,966        1996          $238,173            1996           $163,760
    1997           $263,607        1997          $244,362            1997           $168,439
    1998           $285,493        1998          $267,076            1998           $161,188
    1999           $298,764        1999          $276,452            1999           $177,406

FINANCIAL CONDITION
EARNING ASSETS - LOANS
     For the year ended December 31, 1999, the Company's total assets increased $13,271,000, or 4.6% over December 31, 1998 totals. Total earning assets increased $9,376,000, or 3.5% over $267,076,000 at year-end 1998. Year-end outstanding total loans increased by $16,294,975, or 9.9% from 1998 to 1999. Average gross loans totaled $168,868,000 for 1999, representing a slight increase from $168,626,000 for 1998. During the first six months of 1999, the Company did not experience any loan growth from December 31, 1998 totals. As a result of the growth in loans in the second half of 1999, the Company's average loans increased just slightly from average loans in 1998.




                                       UNITED BANCORP,INC.1999 ANNUAL REPORT  17

   MANAGEMENT'S DISCUSSION AND ANALYSIS


     Overall, installment lending increased by $5,714,753, or 12.0% from 1998 totals. These loans represented 29.6% of the total portfolio at year-end 1999 compared to 29.0% at year-end 1998. The targeted lending areas encompass the geographic areas serviced by the affiliate Banks, which are diverse, reducing the risk to changes in economic conditions. However, the indirect market for CITIZENS has seen increased competition over the past two years and as a result has experienced a decrease in installment loan totals of 13.8% from December 31, 1998. Since the first quarter of 1999, COMMUNITY has operated a Loan Production Office ("LPO") in Lancaster, Ohio. This LPO served as COMMUNITY's temporary headquarters until the opening of a new main office, a full service banking center and a limited service drive-thru in January 2000. Since the opening of the LPO, Management has focused on building a core loan portfolio in the Lancanster area and surrounding markets. As a result, installment loans for COMMUNITY increased approximately $11.7 million since December 31, 1998. This increase occurred primarily from indirect lending.
     Competition, especially in the indirect arena, has increased over the past several years. Alternative financing programs offered by the automakers' financing subsidiaries have been and will continue to compete for business. Management has responded to direct competition by extending our customer service hours into the evening to provide our customers with the ability to arrange financing at their convenience.
     Increases in commercial real estate lending and in residential real estate lending volume also contributed to the loan growth experienced during the second half of 1999. Commercial and commercial real estate loans comprised 42.0% of total loans at December 31, 1999 compared to 40.9% at year-end 1998, an increase of approximately $8,662,000. Commercial loans increased $2,511,293, or 19.8%, from 1998 levels, representing 8.6% of the total portfolio at year-end 1999. This compares to 7.9% of the mix at year-end 1998. During 1999, the Company again experienced prepayment and refinancing on commercial real estate and residential real estate loans as interest rates in the first half of the year held constant from their low levels in 1998. However, in contrast to 1998, the Company was able to post a strong increase in all markets relative to commercial real estate and residential real estate lending.
     Commercial real estate loans increased $6,110,295, or 11.3% over 1998 totals comprising 33.4% of the portfolio compared to 33.0% at year-end 1998. The Company has originated and bought participations in loans from other banks for out-of-area commercial real estate loans to benefit from consistent economic growth outside the area. The majority of these loans are secured by real estate holdings comprised of hotels, motels and churches located in various geographic locations, including Columbus and the Akron-Canton, Ohio metropolitan areas. Out of area loans at December 31, 1999 were 8.5% of total loans and 20.3% of total commercial and commercial real estate loans compared to 11.6 % and 28.4% at year-end 1998.
     Overall, the Company experienced solid loan growth during 1999, particularly in the second half of the year. Contributing to this growth has been the expansion of COMMUNITY into the Fairfield County market. The CITIZENS bank experienced strong growth in all areas of lending with the exception of the installment portfolio. COMMUNITY experienced loan growth in all areas of lending and in contrast to CITIZENS, experienced its largest increase in the installment portfolio. As the overall interest rate environment increased during 1999, consumer preferences have shifted from a fixed rate loan product to variable rate loans. Variable rate products typically have lower introductory rates as compared to that of a fixed rate and therefore has the appeal of the consumer.
     Although the interest rate environment we have experienced over the last half of 1999 is conducive to variable rate loan products, Management realizes the need to offer fixed rate real estate product to our customer base. In 1997, we introduced a Secondary Market Real Estate Mortgage Program to help our customers take advantage of a fixed rate loan program without


18  UNITED BANCORP, INC. 1999 ANNUAL REPORT

MANAGEMENT'S DISCUSSION AND ANALYSIS


the Company assuming the interest rate risk associated with this loan product. During 1999, this product lost its appeal to the consumer because of the current increasing interest rate environment and consumers' preference to migrate to adjustable rate mortgages.
      Since the introduction of this program, approximately $17,000,000 in Secondary Market Real Estate Mortgages have been originated and sold. This generated net realized gains of $41,289, $139,037 and $139,005 in 1999, 1998 and 1997, respectively.
     The allowance for loan losses represents the amount which management and the Board of Directors estimates is adequate to provide for probable losses in the loan portfolio. The allowance balance and the annual provision charged to expense are reviewed by management and the Board of Directors monthly using a risk grading model that considers borrowers' past due experience, economic conditions and various other circumstances that are subject to change over time.
     Management believes the current balance of the allowance for loan losses is sufficient to deal with probable losses. Net charge-offs for the year-ended 1999 were $650,090, or 21.4% of the beginning allowance for loan losses compared to $803,374, or 26.4% of beginning allowance for loan losses for 1998.
     The net charge-offs for 1999 included an approximate charge-off of $300,000 related to the Company's required June 30, 1999 adoption of the Federal Financial Institutions Examination Council ("FFIEC") Uniform Retail Credit Classification and Account Management Policy. This policy is a supervisory policy used by the examination agencies to establish uniform classification and treatment of retail credit loans. Overall, the Company has seen improvement in credit quality during 1999.
     The net charge-offs for 1998 included a one-time charge-off by COMMUNITY of approximately $305,000 prior to the merger date with the Company. This charge-off by COMMUNITY related to various small-unsecured consumer loans deemed a loss by the Company based upon its credit and collection policy. Without the $305,000, net charge-offs for 1998 would have been 16.4% of beginning allowance for loan losses.

EARNING ASSETS - SECURITIES AND FEDERAL FUNDS SOLD
     The securities portfolio is comprised of US government agency-backed securities, tax-exempt obligations of states and political subdivisions and certain other investments. The Company does not hold any collateralized mortgage-backed securities, other than those issued by US Government agencies. The Company does not hold any derivative securities. The quality rating of most obligations of state and political subdivisions within Ohio is no less than Aaa, Aa, or A, with all out-of-state bonds rated at AAA. Board policy permits the purchase of certain non-rated bonds of local schools, townships and municipalities, based on their known levels of credit risk.
     Securities available for sale at year-end 1999 increased $9,525,126, or 12.6% over 1998, while securities held to maturity decreased $12,054,167, or 55.2%. The shift in the portfolio was the result of utilizing the Company's liquidity for loan growth during 1999 and the adoption of FASB 133. Upon adoption of FASB 133, approximately $16.0 million was transferred from held to maturity to available for sale. This transfer accounts for the decrease in the held to maturity portfolio during 1999. In summary, the Company purchased a net $2.9 million in securities during 1999. However, the overall portfolio declined $2,529,041 due to the decrease in fair value of securities available for sale of $5.6 million. Fair values of securities declined during 1999 due to the increase in interest rates. Management does not believe the declines in the fair value of securities present any impairment concerns.

SOURCES OF FUNDS - DEPOSITS
     The Company's primary source of funds is core deposits from retail and business customers. These core deposits include all categories of interest-bearing deposits, excluding certificates of deposit greater than $100,000. For the year-ended 1998, total core deposits increased by $5,064,112, or 2.4%. During 1999, the Company acquired $10,311,000 in deposits from the acquisition of a new


                                     UNITED BANCORP, INC. 1999 ANNUAL REPORT  19

MANAGEMENT'S DISCUSSION AND ANALYSIS


branch location in Jewett, Ohio. Without the branch acquisition, deposits would have declined by $3,881,264. The decline primarily was the result of a $7.0 million shrinkage at COMMUNITY during 1999. Management restructured deposit products and pricing throughout 1999. With the expansion into Fairfield county, Management anticipates growth in deposits during 2000.
     The Company maintains strong deposit relationships with public agencies, including local school districts, city and township municipalities, public works facilities and others, which may tend to be more seasonal in nature resulting from the receipt and disbursement of state and federal grants. These entities have maintained relatively stable balances with the Company due to various funding and disbursement timeframes.
     Certificates of deposit greater than $100,000 are not considered part of core deposits and, as such, are used as a tool to balance funding needs. At year-end 1999, certificates of deposit greater than $100,000 increased $1,365,381, or 6.2% over year-end 1998 totals. Management utilized advances from the Federal Home Loan Bank ("FHLB") to provide lower cost short-term funding during 1998. With rates trending higher during 1999 and Management's projection of higher rates in 2000, Management priced the long-term certificates of deposit so as to lock in these funds for an extended period of time.
     The attraction of and retention of core deposits continues to pose a challenge to the Company and the overall banking industry. Alternative financial products are continuously being introduced by our competition whether through a traditional bank or brokerage services company.

SOURCES OF FUNDS - SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE AND OTHER BORROWED FUNDS
     Other interest-bearing liabilities include securities sold under agreements to repurchase, federal funds purchased, Treasury, Tax & Loan notes payable and Federal Home Loan Bank advances. Securities sold under agreements to repurchase remained relatively constant, while other borrowed funds increased significantly by $10,898,862. This increase was the result of expanded use FHLB Cash Management and Match Funding loan programs. During 1999, the Company regularly utilized both FHLB programs to manage interest rate risk and liquidity positions. The Company increased matched funded loans by approximately $875,000 from 1998 to 1999. FHLB Cash Management and Federal Funds purchased totaled approximately $23.0 million at December 31, 1999 compared with $13.8 million as of December 31, 1998, an increase of $9.2 million.
     The rationale for the increase is explained by funding the Company's strong loan growth of $16.2 million. Also contributing to the increase was the sharp increase in interest rates during 1999 and the resulting lengthening of the duration on the Company's callable security portfolio.
     During 1999, the Company took advantage of the availability and current lower costs associated with wholesale funding sources such as the Federal Home Loan Bank to compensate for the absence of deposit growth.

PERFORMANCE OVERVIEW
NET INCOME
     The Company reported earnings of $3,160,254 in 1999 compared with $3,154,979 in 1998 and $2,847,568 in 1997. This earnings performance equates to a 1.09% Return on Average Assets ("ROA") and 11.94% Return on Average Equity ("ROE") for 1999 compared to 1.17% and 11.80% for 1998 and 1.10% and 11.48% for
1997. Basic Earnings per share ("EPS") was $1.07 for 1999 and 1998 and $0.97 for 1997. Diluted earnings was $1.07, $1.06 and $0.96 for 1999, 1998 and 1997, respectively. Per share amounts for all periods have been restated to reflect the 5% stock dividends distributed in December 1999 and 1998 and the 10% stock dividend distribution to shareholders in September 1997.

NET INTEREST INCOME
     Net interest income, by definition, is the difference between interest income generated on interest-earning assets and the interest expense incurred on interest-bearing liabilities. Various factors contribute to changes in net interest income, including


20  UNITED BANCORP, INC. 1999 ANNUAL REPORT

  MANAGEMENT'S DISCUSSION AND ANALYSIS

                            Return On Average Assets
                                   (Percent)
                            1995             0.94%
                            1996             1.06%
                            1997             1.10%
                            1998             1.17%
                            1999             1.09%
                                   Net Income
                                 (In Thousands)
                            1995             $2,255
                            1996             $2,630
                            1997             $2,848
                            1998             $3,155
                            1999             $3,160
                            Return On Average Equity
                                   (Percent)
                            1995             10.63%
                            1996             11.44%
                            1997             11.48%
                            1998             11.80%
                            1999             11.94%

volumes, interest rates and the composition or mix of interest-earning assets in relation to interest-bearing liabilities. Net interest income increased $325,286, or 2.8% in 1999 compared to a $77,043, or less than 1% increase in 1998. The net interest spread has declined slightly during the past two years.
     The dynamics of this increase are related to changes in rate and volume within interest-earning assets and interest-bearing liabilities. Average interest-earning assets increased $16,226,000, or 6.3% in 1999 over 1998 compared to $8,922,000, or 3.6% in 1998 over 1997. The associated weighted-average yield on these interest-earning assets decreased to 7.88% in 1999 compared to 8.26% in 1998 and 8.43% in 1997.
     Average interest-bearing liabilities increased $18,935,000, or 8.5% in 1999 over 1998 compared to $7,870,000, or 3.7% in 1998 over 1997. Several factors have attributed to the increase and composition of interest-bearing liabilities during 1999. In January 1999, approximately $2.8 million, $5.1 million and $2.4 million of savings, time and demand deposits, respectively were acquired in the Jewett, Ohio branch acquisition accounted for as a purchase accounting transaction, providing an inflow of depository accounts of approximately $10.3 million. However, this was offset with the shrinkage in deposits of approximately $7.0 million at COMMUNITY during 1999. Management restructured the products and pricing throughout 1999. The result was COMMUNITY utilized wholesale funding to meet loan demand.
     The associated cost of funds for interest-bearing liabilities in 1999 decreased to 4.06% in 1999, compared to 4.32% in 1998, and 4.37% in 1997.

PROVISION FOR LOAN LOSSES
     The provision for loan losses is an operating expense recorded to maintain the related balance sheet allowance for loan losses at an amount considered adequate to cover losses that may occur in the normal course of lending. The total provision for loan losses was $726,806 in 1999 compared to $797,957 in 1998 and $932,000 in 1997. The decrease from 1998 of 8.9% in the provision for loan losses can be attributed to Management's continued efforts to improve credit quality in the loan portfolio. The allowance for loan losses as a percentage of loans decreased to 1.72% at year-end 1999, from 1.85% at year-end 1998, which occurred because of the increase in the third and fourth quarters of 1999 of total outstanding loans. As a percentage of average loans outstanding the allowance for loan losses was 1.82% for 1999 compared to 1.77% for 1998. For additional information on the Company's loan portfolio, please refer to the graphs on page 22.

NONINTEREST INCOME
     Noninterest income is made up of Bank related fees and service charges, as well as other income producing services.




                                     UNITED BANCORP, INC. 1999 ANNUAL REPORT  21

  MANAGEMENT'S DISCUSSION AND ANALYSIS


These include secondary market loan servicing fees, ATM/interchange income, early redemption penalties for certificates of deposit, safe deposit rental income, net gain or loss on sales of securities available for sale and loans, leased rental property, cash management services and other miscellaneous items. Total noninterest income for 1999 was $1,285,519, or 18.7% under 1998 totals. Total noninterest income for 1998 was $1,581,139, or 21.0% over 1997.
     The decline in noninterest income from 1998 to 1999 is attributed to the decreased activity in the secondary market program during 1999.
     Gains on the sale of fixed-rate mortgages in the secondary market, the introduction of a skip payment loan program, expanded ATM network and surcharging non-customers of the Company contributed the most to the solid increases in noninterest income for 1998.

NONINTEREST EXPENSE
     Noninterest expense for 1999 increased a modest $181,571, or 2.3% over 1998 compared to $62,030, or 0.8% for 1998 over 1997.
     Management is pleased with the modest increase in non-interest expense from 1998 to 1999. During 1999, CITIZENS grew its franchise with the January 28, 1999 purchase of a full service banking center in Jewett, Ohio, and the March 15, 1999 opening of a full service brokerage division of CITIZENS known as Brokerage United with securities provided through Raymond James Financial Services, Inc. COMMUNITY extended their franchise with penetration into Fairfield County in 1999. Approximately $225,000 of start-up expenses were incurred related to COMMUNITY'S expansion strategy which included the scheduled January 31, 2000 opening of a new main office, a full service

                                DILUTED EARNINGS
                                    PER SHARE
                              1995           $0.77
                              1996           $0.90
                              1997           $0.96
                              1998           $1.06
                              1999           $1.07
                    NET CHARGEOFFS TO AVERAGE LOANS (PERCENT)
                              1995           0.20%
                              1996           0.62%
                              1997           0.38%
                              1998           0.48%
                              1999           0.38%
            TOTAL ALLOWANCES FOR LOAN LOSSES TO TOTAL LOANS (PERCENT)
                              1995           1.65%
                              1996           1.66%
                              1997           1.77%
                              1998           1.85%
                              1999           1.72%

-------------------------------------------------------------------------------------------------------
                                                 -----------           -----------       --------------
                                                     1999                  1998                 1997
                                                 -----------           -----------       --------------
Noninterest income
    Service charges on deposit accounts          $   745,797           $   749,526       $      721,167
    Net realized gain on sales of securities          38,833                 1,687               25,000
    Net realized gain on sales of loans               41,289               139,037              139,005
    Other income                                     459,600               690,889              421,993
                                                 -----------           -----------       --------------
      Total noninterest income                   $ 1,285,519           $ 1,581,139       $    1,307,165
                                                 ===========           ===========       ==============
Noninterest expense
    Salaries and employee benefits               $ 4,052,095           $ 3,940,756       $    4,002,348
    Occupancy and equipment                        1,244,648             1,192,375            1,149,443
    Professional services                            152,653               311,335              405,545
    Insurance                                        158,415               167,320              180,000
    Franchise and other taxes                        284,125               310,915              412,680
    Advertising                                      302,655               243,452              254,577
    Stationery and office supplies                   276,995               215,978              229,255
    Other expenses                                 1,717,674             1,625,558            1,311,811
                                                 -----------           -----------       --------------
       Total noninterest expense                 $ 8,189,260           $ 8,007,689       $    7,945,659
                                                 ===========           ===========       ==============
-------------------------------------------------------------------------------------------------------

22  UNITED BANCORP, INC. 1999 ANNUAL REPORT

MANAGEMENT'S DISCUSSION AND ANALYSIS

                                Efficiency Ratio
                                    (Percent)
                              1995           60.43%
                              1996           58.34%
                              1997           57.50%
                              1998           56.37%
                              1999           57.50%

banking center and a limited service drive-thru all in the county seat of Fairfield County, Lancaster, Ohio.
     Professional services decreased significantly from 1998 to 1999 as the costs of acquiring Southern Ohio Community Bancorporation, Inc. and the banking center in Jewett, Ohio were incurred during 1998. Occupancy, advertising and stationery and office supplies increased from 1998 to 1999. This increase was the result of the expansion strategy previously discussed. Increased advertising was deemed necessary to successfully enter into the Lancaster market. Management expects to incur additional occupancy, advertising, and stationery and office supplies expense in the first quarter of 2000 as a result of the expansion strategy.
     Salaries and employee benefits increased approximately 2.8% from 1998 to 1999. The increase is a result of additional staffing for the Lancaster and Jewett, Ohio expansion during 1999.
     Professional services and franchise taxes accounted for the largest decreases in 1998 compared to 1997. Occupancy and equipment and other expense attributed to the most significant increases from 1997 to 1998. Increased occupancy expense resulted due to a full year of costs associated with the July 1997 opening of CITIZENS' Retail Banking Center in St. Clairsville, Ohio. Also contributing to the increase in 1998 was the cost of certain maintenance contracts and other operational costs at COMMUNITY. Prior to the July 7, 1998 merger, COMMUNITY, as a stand-alone bank, operated their own data processing, operational support center and financial reporting and accounting function. As such, they had separate maintenance contracts and incurred certain contract termination fees associated with the consolidation of all these functions to the Company's consolidated Operations Center in Martins Ferry, Ohio. In addition, other expense increased from 1997 to 1998. Merger related expenses contributed to the majority of the increase in other expense. The variances between years are in part due to the July 1998 merger with Southern. This transaction was accounted for under the pooling of interests method of accounting and thus all financial information has been restated to include Southern. However, the management of Southern's operating subsidiary, COMMUNITY, has changed dramatically since the acquisition. Expense control procedures are now implemented and this has produced annual savings in excess of $400,000. Prior to the expense control procedures, COMMUNITY'S salaries and employees benefit costs and professional expense and occupancy and equipment were high relative to peer bank data.

ASSET/LIABILITY MANAGEMENT AND SENSITIVITY TO MARKET RISKS
     In the environment of changing business cycles, interest rate fluctuations and growing competition, it has become increasingly more difficult for banks to produce adequate earnings on a consistent basis. Because it is not possible to reliably predict interest rates, the Company must establish a sound asset/liability policy which will minimize exposure to interest rate risk while maintaining an acceptable interest rate spread and insuring adequate liquidity.
     The principal goal of asset/liability management - profit management - can be accomplished by establishing decision processes and control procedures for all bank assets and liabilities. Thus, the full scope of asset/liability management encompasses the entire balance sheet of the Company. The broader principal components of asset/liability management include, but are not limited to liquidity planning, capital planning, gap management and spread management.
     By definition, liquidity is measured by the Company's ability to raise cash at a reasonable cost or with a minimum of loss. Liquidity planning is neces-




                                     UNITED BANCORP, INC. 1999 ANNUAL REPORT  23

MANAGEMENT'S DISCUSSION AND ANALYSIS


sary so the Company will be capable of funding all obligations to its customers at all times, from meeting their immediate cash withdrawal requirements to fulfilling their short-term credit needs.
     Capital planning is an essential portion of asset/liability management, as capital is a limited bank resource, which, due to minimum capital requirements, can place possible restraints on bank growth. Capital planning refers to maintaining capital standards through effective growth management, dividend policies and asset/liability strategies.
     Gap is defined as the dollar difference between rate sensitive assets and rate sensitive liabilities with respect to a specified time frame. A gap has three components - the asset component, the liability component, and the time component. Gap management involves the management of all three components.
     Gap management is defined as those actions taken to measure and match rate sensitive assets to rate sensitive liabilities. A rate sensitive asset is any interest-earning asset, which can be repriced to a market rate in a given time frame. Similarly, a rate sensitive liability is any interest-bearing liability, which can have its interest rate changed to a market rate during the specified time period. Caps and collars may prevent certain loans and securities from adjusting to the market rate.
     A negative gap is created when rate sensitive liabilities exceed rate sensitive assets and, conversely, a positive gap occurs when rate sensitive assets exceed rate sensitive liabilities. A negative gap position will cause profits to decline in a rising interest rate environment and a positive gap will cause profits to decline in a falling interest rate environment. Under either scenario, profits suffer. The Company's goal is to have acceptable profits under any interest rate environment. To avoid volatile profits as a result of interest rate fluctuations, the Company must match interest rate sensitivities, while pricing both the asset and liability components to yield a sufficient interest rate spread so that profits will remain relatively consistent across interest rate cycles.
     Management of the income statement is called spread management and is defined as managing investments, loans, and liabilities to achieve an acceptable spread between the Company's return on its earning assets and its cost of funds. Gap management without consideration of interest spread can cause unacceptably low profit margins while assuring that the level of profits is steady. Spread management without consideration of gap positions can cause acceptable profits in some interest rate environments and unacceptable profits in others. A sound asset/ liability management program combines gap and spread management into a single cohesive system.
     Management measures the Company's interest rate risk by computing estimated changes in net interest income and the net portfolio value ("NPV") of its cash flows from assets, liabilities and off-balance sheet items in the event of a range of assumed changes in market interest rates. The Banks' senior management and the Executive Committee of the Board of Directors, comprising the Asset/Liability Committee ("ALCO") review the exposure to interest rates at least quarterly. Exposure to interest rate risk is measured with the use of an interest rate sensitivity analysis to determine the change in NPV in the event of hypothetical changes in interest rates, while interest rate sensitivity gap analysis is used to determine the repricing characteristics of the assets and liabilities.
     NPV represents the market value of portfolio equity and is equal to the market value of assets minus the market value of liabilities, with adjustments made for off-balance sheet items.
     Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, loan prepayments and deposit decay rates, and should not be relied upon as indicative of actual results. Further, the computations do not contemplate any actions the Company may undertake in response to changes in interest rates. The NPV calculation is based on the net present value of discounted cash flows utilizing market prepayment assumptions and market rates of interest



24  UNITED BANCORP, INC. 1999 ANNUAL REPORT

MANAGEMENT'S DISCUSSION AND ANALYSIS


provided by surveys performed during each quarterly period, with adjustments made to reflect the shift in the Treasury yield curve between the survey date and quarter-end date. Certain shortcomings are inherent in this method of analysis presented in the computation of estimated NPV. Certain assets such as adjustable-rate loans have features that restrict changes in interest rates on a short-term basis and over the life of the asset. In addition, the proportion of adjustable-rate loans in the Company's portfolio could decrease in future periods if market interest rates remain at or decrease below current levels due to refinancing activity. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate from those assumed in the table. Finally, the ability of many borrowers to repay their adjustable-rate debt may decrease in the case of an increase in interest rates.
     The following tables present an analysis of the potential sensitivity of the Company's net present value of its financial instruments to sudden and sustained changes in the prevailing interest rates.
     The projected volatility of the net present value at both December 31, 1999 and 1998 fall within established guidelines.



--------------------------------------------------------------------------------

                     NET PORTFOLIO VALUE - DECEMBER 31, 1999


CHANGE IN RATES                $ AMOUNT            $ CHANGE            % CHANGE
                               --------            --------            --------
  +300 bp                       20,475              (4,823)              -19%
  +200 bp                       22,094              (3,204)              -13%
  +100 bp                       23,679              (1,619)              -6%
  Base                          25,298
  -100 bp                       27,069               1,771                7%
  -200 bp                       25,618                 320                1%
  -300 bp                       23,442              (1,856)              -7%



                     NET PORTFOLIO VALUE - DECEMBER 31, 1998

CHANGE IN RATES                $ AMOUNT            $ CHANGE            % CHANGE
                               --------            --------            --------
  +150 bp                       21,617             (5,704)               -21%
  +100 bp                       23,435             (3,886)               -14%
  +50 bp                        25,341             (1,980)                -7%
  Base                          27,321
  -50 bp                        29,428              2,107                  8%
  -100 bp                       31,637              4,316                 16%
  -150 bp                       34,015              6,694                 25%


--------------------------------------------------------------------------------

                                     UNITED BANCORP, INC. 1999 ANNUAL REPORT  25

MANAGEMENT'S DISCUSSION AND ANALYSIS


     The following table is a summary of selected quarterly results of operations for the years ended December 31, 1999 and 1998.



                                                   1ST QUARTER        2ND QUARTER      3RD QUARTER   4TH QUARTER
                                                   -----------        -----------      -----------   -----------
                                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
1999

Interest and dividend income                       $    5,231         $  5,344         $  5,476      $    5,588
Interest expense                                        2,371            2,366            2,492           2,616
                                                   -----------        -----------      -----------   -----------
Net interest income                                     2,860            2,978            2,984           2,972
Provision for loan losses                                 198              205              141             183
                                                   -----------        -----------      -----------   -----------
Net interest income after
  provision for loan losses                             2,662            2,773            2,843           2,789
Noninterest income                                        379              306              270             330
Noninterest expense                                     1,967            2,163            2,073           1,986
                                                   -----------        -----------      -----------   -----------
Income before income tax                                1,074              916            1,040           1,133
Income tax expense                                        244              241              264             254
                                                   -----------        -----------      -----------   -----------
Net income                                         $      830         $    675         $    776      $      879
                                                   ===========        ===========      ===========   ===========
Earnings per common share - Basic                  $     0.28         $   0.23         $   0.26      $     0.30
                                                   ===========        ===========      ===========   ===========

Earnings per commonshare - Diluted                 $     0.28         $   0.23         $   0.26      $     0.30
                                                   ===========        ===========      ===========   ===========
Dividends declared per share                       $    0.123         $  0.123         $  0.124      $    0.130
                                                   ===========        ===========      ===========   ===========
1998

Interest and dividend income                       $    5,299         $  5,316         $  5,199      $    5,312
Interest expense                                        2,457            2,418            2,409           2,373
                                                   -----------        -----------      -----------   -----------
Net interest income                                     2,842            2,898            2,790           2,939
Provision for loan losses                                 117              431              128             122
                                                   -----------        -----------      -----------   -----------
Net interest income after
  provision for loan losses                             2,725            2,467            2,662           2,817
Noninterest income                                        361              338              463             419
Noninterest expense                                     1,985            2,091            2,054           1,878
                                                   -----------        -----------      -----------   -----------
Income before income tax                                1,101              714            1,071           1,358
Income tax expense                                        271              180              296             342
                                                   -----------        -----------      -----------   -----------
Net income                                         $      830         $    534         $    775      $    1,016
                                                   ===========        ===========      ===========   ===========
Earnings per comon share - Basic                   $     0.28         $   0.18         $   0.27      $     0.34
                                                   ===========        ===========      ===========   ===========
Earnings per common share - Diluted                $     0.28         $   0.18         $   0.27      $     0.33
                                                   ===========        ===========      ===========   ===========
Dividends declared per share                       $    0.109         $  0.109         $  0.109      $    0.124
                                                   ===========        ===========      ===========   ===========

26  UNITED BANCORP, INC. 1999 ANNUAL REPORT

MANAGEMENT'S DISCUSSION AND ANALYSIS


AVERAGE BALANCES, NET INTEREST INCOME AND YIELDS EARNED AND RATES PAID

     The following table provides information relating to average balance sheet information and reflects the average yield on interest-bearing liabilities for the years ended December 31, 1999, 1998 and 1997. The yields and costs are calculated by dividing income or expense by the average balance of interest-earning assets or interest-bearing liabilities.



                                                             1999                                            1998
                                         -------------------------------------------   -----------------------------------------
   (IN THOUSANDS)                                         INTEREST                                        INTEREST
                                           AVERAGE        INCOME/             YIELD/      AVERAGE         INCOME/         YIELD/
                                           BALANCE        EXPENSE             RATE        BALANCE         EXPENSE          RATE
                                         ----------      ---------            -----     -----------     ----------        ------
ASSETS
Interest-earning assets
    Loans                                $ 168,868       $  15,130            8.96%     $  168,626      $  15,775          9.36%
    Taxable securities - AFS                72,668           4,886            6.49          51,864          3,444          6.64
    Taxable securities - HTM                 1,382              90            6.51           4,828            260          5.39
    Tax-exempt securities - AFS             10,127             598            5.99           1,053             67          6.36
    Tax-exempt securities - HTM             14,480             676            4.67          21,924          1,157          5.28
    Federal funds sold                       2,307             100            4.33           6,300            315          5.00
    FHLB stock and other                     2,144             158            7.37           1,155            108          9.35
                                         ----------      ---------                     -----------      ---------
Total interest-earning assets              271,976          21,638            7.88         255,750         21,126          8.26

Noninterest-earning assets
    Cash and due from banks                  9,341                                           9,469
    Premises and equipment (net)             7,543                                           6,528
    Other nonearning assets                  3,866                                           3,248
    Less: allowance for loan losses         (3,071)                                         (2,991)
                                         ----------                                     -----------
Total noninterest-earning assets            17,679                                          16,254
                                         ----------                                     -----------
Total assets                             $ 289,655                                      $  272,004
                                         ==========                                     ===========
LIABILITIES & SHAREHOLDERS' EQUITY
Interest-bearing liabilities
    Demand deposits                      $  41,258             898            2.18      $   39,553           1,026         2.59
    Savings deposits                        59,559           1,248            2.10          59,608           1,804         3.03
    Time deposits                          113,133           6,198            5.48         108,662           6,059         5.58
    Fed funds purchased & TT&L               4,156             214            5.15           3,102             151         4.87
    FHLB advances                           16,932             972            5.74           4,667             253         5.42
    Repurchase agreements                    7,306             314            4.30           7,817             364         4.66
                                         ----------      ---------                     -----------      ----------
Total interest-bearing liabilities         242,344           9,844            4.06         223,409           9,657         4.32
                                                         ---------                                      ----------
Noninterest-bearing liabilities
    Demand deposits                         19,851                                          20,189
    Other liabilities                          991                                           1,668
                                         ----------                                    -----------
Total noninterest-bearing liabilities       20,842                                          21,857

Total liabilities                          263,186                                         245,266

Total shareholders' equity                  26,469                                          26,738
                                         ----------                                    -----------
Total liabilities & shareholders' equity  $289,655                                      $  272,004
                                         ==========                                    ===========
Net interest income                                      $  11,794                                     $   11,469
                                                         =========                                     ==========
Net interest spread                                                           3.82%                                        3.94%
                                                                              =====                                        =====
Net yield on interest-earning assets                                          4.30%                                        4.48%
                                                                              =====                                        =====


- For purposes of this schedule, nonaccrual loans are included in loans.
- Net interest income is reported on an historical basis without tax-equivalent adjustment.
- Fees collected on loans are included in interest on loans.

                                                            1997
                                        --------------------------------------------
                                                          INTEREST
                                           AVERAGE        INCOME/            YIELD/
                                           BALANCE        EXPENSE            RATE
                                        ----------     ----------           -------
ASSETS
Interest-earning assets
    Loans                                $ 169,066     $   16,145            9.55%
    Taxable securities - AFS                41,585          2,694            6.48
    Taxable securities - HTM                 8,659            461            5.32
    Tax-exempt securities - AFS                486             25            5.14
    Tax-exempt securities - HTM             22,038          1,179            5.35
    Federal funds sold                       3,976            214            5.38
    FHLB stock and other                     1,018             83            8.15
                                         ----------      --------
Total interest-earning assets              246,828         20,801            8.43

Noninterest-earning assets
    Cash and due from banks                  5,997
    Premises and equipment (net)             6,461
    Other nonearning assets                  3,187
    Less: allowance for loan losses         (2,891)
                                         ----------
Total noninterest-earning assets            12,754
                                         ----------
Total assets                             $ 259,582
                                         =========
LIABILITIES & SHAREHOLDERS' EQUITY
Interest-bearing liabilities
    Demand deposits                      $  38,022          1,069            2.81
    Savings deposits                        58,899          1,945            3.30
    Time deposits                          107,796          5,884            5.46
    Fed funds purchased & TT&L               1,871             79            4.22
    FHLB advances                              740             37            5.00
    Repurchase agreements                    8,211            395            4.81
                                         ----------      --------
Total interest-bearing liabilities         215,539          9,409            4.37
                                                         --------
Noninterest-bearing liabilities
    Demand deposits                         17,649
    Other liabilities                        1,599
                                         ----------
Total noninterest-bearing liabilities       19,248

Total liabilities                          234,787

Total shareholders' equity                  24,795
                                         ----------
Total liabilities & shareholders' equity $ 259,582
                                         ==========
Net interest income                                     $  11,392
                                                        =========
Net interest spread                                                          4.06%
                                                                            =====
Net yield on interest-earning assets                                         4.62%
                                                                            =====

- For purposes of this schedule, nonaccrual loans are included in loans.
- Net interest income is reported on an historical basis without tax-equivalent adjustment.
- Fees collected on loans are included in interest on loans.


                                      UNITED BANCORP, INC. 1999 ANNUAL REPORT 27

MANAGEMENT'S DISCUSSION AND ANALYSIS

     The average balance of available for sale securities is computed using the carrying value of securities. The yield for available for sale securities has been computed using the average amortized cost. Average balances are derived from average month-end balances, which include nonaccruing loans in the loan portfolio, net of the allowance for loan losses. Interest income is on a historical basis without tax-equivalent adjustment.

RATE/VOLUME ANALYSIS

     The table below describes the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities have affected interest income and expense during the periods indicated. For purposes of this table, changes in interest due to volume and rate were determined using the following methods.

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

CAPITAL RESOURCES

     Internal capital growth, through the retention of retained earnings, is the primary means of maintaining capital adequacy for the Banks. Shareholders' equity at year-end 1999 was $25,297,973 compared to $27,320,749 at year-end 1998, representing a decrease of 7.4%. Equity totals include

--------------------------------------------------------------------------------

                                                       1999 COMPARED TO 1998                     1998 COMPARED TO 1997
                                                        INCREASE/(DECREASE)                       INCREASE/(DECREASE)
                                               -------------------------------------       -----------------------------------------
(IN THOUSANDS)                                                CHANGE      CHANGE                        CHANGE      CHANGE
                                                    TOTAL     DUE TO      DUE TO               TOTAL    DUE TO      DUE TO
                                                   CHANGE     VOLUME       RATE               CHANGE    VOLUME       RATE
                                               -------------------------------------       -----------------------------------------
Interest and dividend income
  Loans                                          $  (645)     $    23     $ (668)           $ (370)     $ (42)     $  (328)
  Taxable securities available for sale            1,442        1,523        (81)              750         681          69
  Taxable securities held to maturity               (170)        (216)        46              (201)       (206)          5
  Tax-exempt securities available for sale           531          535         (4)               42          35           7
  Tax-exempt securities held to maturity            (481)        (359)      (122)              (22)         (6)        (16)
  Federal funds sold                                (215)        (178)       (37)              101         117         (16)
  FHLB stock and other                                50           77        (27)               25          12          13
                                                 -------      -------     ------            ------      ------     -------
Total interest and dividend income                   512        1,405       (893)              325         591        (266)

Interest expense
  Demand deposits                                   (128)          43       (171)              (43)         42         (85)
  Savings deposits                                  (556)          (1)      (555)             (141)         23        (164)
  Time deposits                                      139          246       (107)              175          48         127
  Fed funds purchased & T, T&L                        63           54          9                72          58          14
  FHLB advances                                      719          703         16               216         213           3
  Repurchase agreements                              (50)         (23)       (27)              (31)        (19)        (12)
                                                 -------      -------     ------           -------     -------     -------
Total interest expense                               187        1,022       (835)              248         365        (117)
                                                 -------      -------     ------           -------     -------     -------
Net interest earnings                            $   325      $   383     $  (58)          $    77     $   226     $  (149)
                                                 =======      =======     ======           =======     =======     =======




28 UNITED BANCORP,INC.1999 ANNUAL REPORT

MANAGEMENT'S DISCUSSION AND ANALYSIS



BOOK VALUE PER SHARE     1995      1996     1997      1998      1999
                        $7.56     $8.09    $8.74     $9.29     $8.60

EQUITY CAPITAL          $22,314   $23,775  $25,713   $27,321   $25,298
  (IN THOUSANDS)



($3,847,828) in accumulated other comprehensive income which is comprised solely of a net unrealized loss on securities available for sale, net of tax, at year-end 1999, compared to ($120,863) at year-end 1998. Total shareholders' equity in relation to total assets was 8.5% at year-end 1999 compared to 9.6% at year-end 1998.

     In 1996, the Company established a Dividend Reinvestment Plan ("The Plan") for shareholders under which the Company's common stock will be purchased by The Plan for participants with automatically reinvested dividends. The Plan does not represent a change in the dividend policy or a guarantee of future dividends. Shareholders who do not wish to participate in The Plan will continue to receive cash dividends, as declared in the usual and customary manner. The Company has approved the issuance of 150,000 authorized and unissued shares of the common stock for purchase under The Plan.

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

     For the year-ended 1999, the adjustments to reconcile net income to net cash from operating activities consisted mainly of depreciation and amortization of premises and equipment and intangibles, gain on sales of loans, securities and other assets, the provision for loan losses, Federal Home Loan Bank stock dividends, net amortization of securities and net changes in other assets and liabilities.

     Investing activities include changes in securities, net changes in loans, other real estate owned and premises and equipment purchased.

     Financing activities include net changes in deposits and short and long-term borrowings and cash dividends paid. For a detailed illustration of sources and uses of cash, refer to the consolidated statement of cash flows presented elsewhere in the annual report.

INFLATION

     Substantially all of the Company's assets and liabilities relate to banking activities and are monetary in nature. The consolidated financial statements and related financial data are presented in accordance with General Accepted Accounting Principles ("GAAP"). GAAP currently requires the Company to measure several of the Company's assets and liabilities in terms of historical dollars. Changes in the value of money due to rising inflation can cause purchasing power loss.



                                       UNITED BANCORP,INC.1999 ANNUAL REPORT  29

MANAGEMENT'S DISCUSSION AND ANALYSIS

     Management's opinion is that a movement in interest rates affects the financial condition and results of operations to a greater degree than changes in the rate of inflation. It should be noted that interest rates and inflation do affect each other, but do not always move in correlation with each other. The Company's ability to match the interest sensitivity of its financial assets to the interest sensitivity of its liabilities in its asset/liability management may tend to minimize the effect of changes in interest rates on performance.

YEAR 2000

     The Company experienced no problems in their computer application systems, nor has management been made aware of any system problems of the Company's major customers and vendors, related to Year 2000 issues. In addition, the Company did not experience unusual deposit withdrawals related to the Year 2000. In 1999, the Company's expenditures for Year 2000 issues totaled $20,000. The Company does not expect to incur any material costs over the next few months in regards to Year 2000 issues.


[UNITED BANCORP,INC. LOGO]
UNITED BANCORP,INC.
    WE ARE UNITED
  TO BETTER SERVE YOU

MERGER HISTORY

The Citizens Savings Bank Expansion, Jewett, Ohio, January 28, 1999, 1 Branch

$11 Million in Assets

Southern Ohio Community Bancorp, Inc., July 8, 1998, 4 Branches

$50 Million in Assets

The Citizens-State Bank Expansion, Dellroy, Ohio, December 2, 1994, 1 Branch

$7.2 Mil in Assets

The Citizens-State Bank Expansion, New Philadelphia & Sherrodsville, Ohio, March 16, 1992, 2 Branches

$18.9 Million in Assets

The Citizens-State Bank, Strasburg, Ohio, December 26, 1986, 1 Branch

$13.2 Million in Assets

30  UNITED BANCORP,INC.1999 ANNUAL REPORT

REPORT OF INDEPENDENT AUDITORS


                              [CROWE CHIZEK LOGO]

Board of Directors and Shareholders
United Bancorp, Inc.
Martins Ferry, Ohio


     We have audited the accompanying consolidated balance sheets of United Bancorp, Inc. as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of United Bancorp, Inc. as of December 31, 1999 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with generally accepted accounting principles.

     As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for derivative instruments and hedging activities effective April 1, 1999, to comply with new accounting guidance.



                                               /s/ Crowe, Chizek and Company LLP
                                               CROWE, CHIZEK AND COMPANY LLP

Columbus, Ohio
January 14, 2000




                                     UNITED BANCORP, INC. 1999 ANNUAL REPORT  31

CONSOLIDATED BALANCE SHEETS


                                                                                -----------------             -----------------
                                                                                        1999                         1998
                                                                                -----------------             -----------------
ASSETS
Cash and due from banks                                                         $      11,096,955             $      11,321,751
Federal funds sold                                                                        780,000                     5,170,000
                                                                                -----------------             -----------------
    Total cash and cash equivalents                                                    11,876,955                    16,491,751
Securities available for sale                                                          85,362,479                    75,837,353
Securities held to maturity (Estimated fair value
  of $9,566,423 in 1999 and $22,840,795 in 1998)                                        9,793,997                    21,848,164
Total loans receivable                                                                180,515,913                   164,220,938
Allowance for loan losses                                                              (3,109,821)                   (3,033,105)
                                                                                -----------------             -----------------
    Net loans receivable                                                              177,406,092                   161,187,833
Premises and equipment, net                                                             9,008,651                     6,980,647
Accrued interest receivable                                                             2,322,819                     2,184,745
Other real estate and repossessions                                                        35,512                        51,277
Other assets                                                                            2,957,574                       911,127
                                                                                -----------------             -----------------
    Total assets                                                                $     298,764,079             $     285,492,897
                                                                                =================             =================

LIABILITIES
Demand deposits
    Noninterest-bearing                                                         $      19,858,385             $      21,033,047
    Interest-bearing                                                                   37,780,951                    41,779,931
Savings deposits                                                                       56,244,818                    57,090,992
Time deposits - under $100,000                                                         98,326,050                    87,242,122
Time deposits - $100,000 and over                                                      23,329,661                    21,964,280
                                                                                -----------------             -----------------
    Total deposits                                                                    235,539,865                   229,110,372
Securities sold under agreements to repurchase                                          5,787,898                     7,732,638
Other borrowed funds                                                                   30,599,092                    19,700,230
Accrued expenses and other liabilities                                                  1,539,251                     1,628,908
                                                                                -----------------             -----------------
    Total liabilities                                                                 273,466,106                   258,172,148

SHAREHOLDERS' EQUITY
Common stock - $1 par value: 10,000,000 shares authorized;
  2,942,885 - 1999 and 2,800,298 - 1998 issued and outstanding                          2,942,885                     2,800,298
Additional paid-in capital                                                             19,660,205                    17,801,437
Retained earnings                                                                       6,542,711                     6,839,877
Accumulated other comprehensive income, net of tax                                     (3,847,828)                     (120,863)
                                                                                -----------------             -----------------
    Total shareholders' equity                                                         25,297,973                    27,320,749
                                                                                -----------------             -----------------
    Total liabilities and shareholders' equity                                  $     298,764,079             $     285,492,897
                                                                                =================             ==================

         See Accompanying Notes to the Consolidated Financial Statements



32  UNITED BANCORP, INC. 1999 ANNUAL REPORT

CONSOLIDATED STATEMENTS OF INCOME

                                                          ----------------------------------------------------
                                                              1999                1998               1997
                                                          -------------       -------------      -------------
Interest and dividend income
    Loans, including fees                                 $  15,129,533       $  15,774,673      $  16,144,767
    Taxable securities                                        4,976,318           3,703,294          3,155,327
    Non-taxable securities                                    1,274,083           1,224,814          1,204,066
    Federal funds sold                                          100,341             315,291            214,127
    Dividends on Federal Home Loan Bank stock and other         158,415             108,349             82,876
                                                          -------------       -------------      -------------
       Total interest and dividend income                    21,638,690          21,126,421         20,801,163

Interest expense
    Deposits
     Demand                                                     898,450          1,026,353           1,068,698
     Savings                                                  1,248,199          1,804,174           1,945,005
     Time                                                     6,198,199          6,059,086           5,884,211
    Other borrowings                                          1,499,979            768,231             511,715
                                                          -------------       -------------      -------------
       Total interest expense                                 9,844,827          9,657,844           9,409,629
                                                          -------------       -------------      -------------

NET INTEREST INCOME                                          11,793,863         11,468,577          11,391,534

Provision for loan losses                                       726,806            797,957             932,000
                                                          -------------       -------------      -------------

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES          11,067,057         10,670,620          10,459,534

Noninterest income
    Service charges on deposit accounts                         745,797            749,526             721,167
    Net realized gain on sales/calls of securities               38,833              1,687              25,000
    Net realized gain on sales of loans                          41,289            139,037             139,005
    Other income                                                459,600            690,889             421,993
                                                          -------------       -------------      -------------
       Total noninterest income                               1,285,519          1,581,139           1,307,165

Noninterest expense
    Salaries and employee benefits                            4,052,095          3,940,756           4,002,348
    Occupancy and equipment                                   1,244,648          1,192,375           1,149,443
    Professional services                                       152,653            311,335             405,545
    Insurance                                                   158,415            167,320             180,000
    Franchise and other taxes                                   284,125            310,915             412,680
    Advertising                                                 302,655            243,452             254,577
    Stationery and office supplies                              276,995            215,978             229,255
    Other expenses                                            1,717,674          1,625,558           1,311,811
                                                          -------------       -------------      -------------
       Total noninterest expense                              8,189,260          8,007,689           7,945,659
                                                          -------------       -------------      -------------

INCOME BEFORE INCOME TAXES                                    4,163,316          4,244,070           3,821,040
    Income tax expense                                        1,003,062          1,089,091             973,472
                                                          -------------       -------------      -------------

NET INCOME                                                $   3,160,254       $  3,154,979       $   2,847,568
                                                          =============       ============       =============

Earnings per common share - Basic                         $        1.07       $       1.07       $        0.97
                                                          =============       ============       =============

Earnings per common share - Diluted                       $        1.07       $       1.06       $        0.96
                                                          =============       ============       =============

        See Accompanying Notes to the Consolidated Financial Statements



                                     UNITED BANCORP, INC. 1999 ANNUAL REPORT  33

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY



                                                                        ADDITIONAL
                                                          COMMON         PAID-IN       RETAINED
                                                          STOCK          CAPITAL       EARNINGS
                                                       -----------    ------------   -----------

BALANCE AT JANUARY 1, 1997                             $ 2,462,385    $ 11,797,390   $ 9,423,845

    Net income                                                                         2,847,568
    10% Stock dividend                                     203,279       3,710,053    (3,913,332)
    Other changes - Southern prior to merger                                21,068
    Cash paid in lieu of fractional shares
     on 10% stock dividend                                                                (4,095)
    Proceeds and tax benefit from
     exercise of stock options                               1,650          22,956
    Cash dividends - $0.40 per share                                                    (984,725)
    Cash dividends paid by Southern prior to
     merger                                                                              (47,069)
    Net change in unrealized gain/(loss) on
     securities available for sale

    Comprehensive income

                                                       -----------    ------------   -----------

BALANCE AT DECEMBER 31, 1997                             2,667,314      15,551,467     7,322,192
    Net income                                                                         3,154,979
    5% Stock dividend                                      132,984       2,249,970    (2,382,954)
    Cash paid in lieu of fractional shares
     on 5% stock dividend                                                                 (6,938)
    Cash dividends - $0.45 per share                                                  (1,221,312)
    Cash dividends paid by Southern prior to
     merger                                                                              (26,090)
    Net change in unrealized gain/(loss) on
     securities available for sale

    Comprehensive income

                                                       -----------    ------------   -----------

BALANCE AT DECEMBER 31, 1998                             2,800,298      17,801,437     6,839,877

    Net income                                                                         3,160,254
    5% Stock dividend                                      139,720       1,833,769    (1,973,489)
    Cash paid in lieu of fractional shares
     on 5% stock dividend                                                                 (6,245)
    Proceeds and tax benefit from exercise of
     stock options, net of shares redeemed                   2,867          24,999
    Cash dividends - $0.50 per share                                                  (1,477,686)
     Net change in unrealized gain/(loss) on
    securities available for sale

    Comprehensive income/(loss)

                                                       -----------    ------------   -----------

BALANCE AT DECEMBER 31, 1999                           $ 2,942,885    $ 19,660,205   $ 6,542,711
                                                       ===========    ============   ===========

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY


                                                                        ACCUMULATED
                                                                           OTHER          TOTAL
                                                      COMPREHENSIVE   COMPREHENSIVE    SHAREHOLDERS'
                                                          INCOME          INCOME          EQUITY
                                                     -------------     ------------    ------------
BALANCE AT JANUARY 1, 1997                                              $    91,391    $ 23,775,011

    Net income                                      $   2,847,568                         2,847,568
    10% Stock dividend
   Other changes - Southern prior to merger                                                  21,068
    Cash paid in lieu of fractional shares
     on 10% stock dividend                                                                   (4,095)
    Proceeds and tax benefit from
     exercise of stock options                                                               24,606
    Cash dividends - $0.40 per share                                                       (984,725)
    Cash dividends paid by Southern prior to
     merger                                                                                 (47,069)
    Net change in unrealized gain/(loss) on
     securities available for sale                         80,273            80,273          80,273
                                                     ------------
    Comprehensive income                             $  2,927,841
                                                     ============
                                                                        -----------    ------------

BALANCE AT DECEMBER 31, 1997                                                171,664      25,712,637

    Net income                                      $  3,154,979                          3,154,979
    5% Stock dividend
    Cash paid in lieu of fractional shares
     on 5% stock dividend                                                                    (6,938)
    Cash dividends - $0.45 per share                                                     (1,221,312)
    Cash dividends paid by Southern prior to
     merger                                                                                 (26,090)
    Net change in unrealized gain/(loss) on
     securities available for sale                      (292,527)          (292,527)       (292,527)
                                                    ------------
    Comprehensive income                            $  2,862,452
                                                    ============
                                                                        -----------    ------------

BALANCE AT DECEMBER 31, 1998                                               (120,863)     27,320,749

    Net income                                      $  3,160,254                          3,160,254
    5% Stock dividend
    Cash paid in lieu of fractional shares
     on 5% stock dividend                                                                    (6,245)
    Proceeds and tax benefit from exercise of
     stock options, net of shares redeemed                                                   27,866
    Cash dividends - $0.50 per share                                                     (1,477,686)
     Net change in unrealized gain/(loss) on
    securities available for sale
                                                     (3,726,965)         (3,726,965)     (3,726,965)
                                                    ------------
    Comprehensive income/(loss)                     $   (566,711)
                                                    ============
                                                                        -----------    ------------

BALANCE AT DECEMBER 31, 1999                                            $(3,847,828)   $ 25,297,973



        See Accompanying Notes to the Consolidated Financial Statements




34  UNITED BANCORP, INC. 1999 ANNUAL REPORT

CONSOLIDATED STATEMENTS OF CASH FLOW



                                                                  --------------      -------------      -------------
                                                                      1999                 1998              1997
                                                                  --------------      -------------      -------------
CASH FLOWS FROM OPERATING ACTIVITIES
    Net income                                                    $    3,160,254      $   3,154,979      $   2,847,568
    Adjustments to reconcile net income to net cash
      from operating activities
      Depreciation and amortization                                      766,229            638,160            657,337
      Provision for loan losses                                          726,806            797,957            932,000
      Deferred taxes                                                    (117,985)            59,865            (39,979)
      Federal Home Loan Bank stock dividend                             (144,400)           (82,807)           (49,803)
      Gain on sales/calls of securities                                  (38,833)            (1,687)           (25,000)
      (Accretion)/amortization of securities, net                         45,767            (38,437)            (2,437)
      Gain on sales of loans                                             (41,289)          (139,037)          (139,005)
      Amortization of mortgage servicing rights                           47,490             29,035              3,198
      Gain on sale of assets                                             (10,032)           (39,976)           (22,772)
      Net changes in accrued interest receivable and other assets       (133,552)          (131,568)           244,385
      Net changes in accrued expenses and other liabilities             (124,838)          (107,692)            48,835
                                                                  --------------      -------------      -------------
      Net cash from operating activities                               4,135,617          4,138,792          4,454,327

CASH FLOWS FROM INVESTING ACTIVITIES
    Securities available for sale
      Proceeds from sales                                              7,271,884          2,121,234          2,944,000
      Proceeds from maturities/calls                                  13,178,601         38,021,972         16,408,000
      Purchases                                                      (19,468,023)       (70,260,470)       (28,706,107)
    Securities held to maturity
      Proceeds from maturities/calls                                           -          8,532,005          5,705,000
      Purchases                                                       (3,960,549)        (1,357,432)        (1,001,774)
    Net change in loans                                              (17,034,756)         6,135,586         (5,787,304)
    Proceeds from sale of assets                                         305,554            492,208            129,641
    Net purchases of premises and equipment                           (2,823,215)        (1,049,732)          (805,254)
                                                                  --------------      -------------      -------------
      Net cash from investing activities                             (22,530,504)       (17,364,629)       (11,113,798)

CASH FLOWS FROM FINANCING ACTIVITIES
    Net change in deposits                                            (3,881,264)         5,621,720          5,389,055
    Cash and cash equivalents received from deposit assumption,
      net of assets acquired                                          10,163,299                  -                  -
    Net change in short-term borrowings                                8,079,507         10,313,685          2,188,839
    Proceeds from long-term debt                                       3,693,000          4,680,000          1,180,000
    Principal payments on long-term debt                              (2,818,386)          (230,239)           (46,149)
    Cash dividends paid                                               (1,477,686)        (1,247,402)        (1,031,794)
    Cash paid in lieu of fractional shares in stock dividend              (6,245)            (6,938)            (4,095)
    Other equity changes in Southern prior to the merger                       -                  -             21,068
    Proceeds and tax benefit from exercise of stock options,
      net of shares redeemed                                              27,866                  -             24,606
                                                                  --------------      -------------      -------------
      Not change from financing activities                            13,780,091         19,130,826          7,721,530
                                                                  --------------      -------------      -------------

Net change in cash and cash equivalents                               (4,614,796)         5,904,989          1,062,059

Cash and cash equivalents at beginning of year                        16,491,751         10,586,762          9,524,703
                                                                  --------------      -------------      -------------

CASH AND CASH EQUIVALENTS AT END OF YEAR                          $   11,876,955      $  16,491,751      $  10,586,762
                                                                  ==============      =============      =============

Interest paid                                                     $    9,883,868      $   9,745,853      $   9,475,722
Income taxes paid                                                      1,078,302            905,554            826,765

Non-cash transfer from loans to other real estate and
    repossessions                                                 $      279,758      $     317,480      $      91,000
Non-cash transfer of securities from held to maturity to
    available for sale upon adoption of SFAS No. 133                  16,004,920

         See Accompanying Notes to the Consolidated Financial Statements


                                     UNITED BANCORP, INC. 1999 ANNUAL REPORT  35

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENT

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION:

     The consolidated financial statements include the accounts of United Bancorp, Inc. ("Company") and its wholly-owned subsidiaries, ("Banks"), The Citizens Savings Bank of Martins Ferry, Ohio ("CITIZENS") and The Community Bank, Glouster, Ohio ("COMMUNITY"). On April 21, 1999, The Citizens-State Bank of Strasburg, Ohio ("CITIZENS-STATE"), a wholly-owned subsidiary of the Company, was merged into CITIZENS. All significant intercompany transactions and balances have been eliminated in consolidation.

NATURE OF OPERATIONS/SEGMENTS:

     The Company's and Banks' revenues, operating income, and assets are primarily from the banking industry. Accordingly, all of the Company's banking operations are considered by Management to be aggregated in one reportable operating segment. Loan customers are mainly located in Athens, Belmont, Carroll, Fairfield, Harrison, Hocking, and Tuscarawas Counties and the surrounding localities in northeastern, eastern and southeastern Ohio, and include a wide range of individuals, business and other organizations. A major portion of loans are secured by various forms of collateral including real estate, business assets, consumer property and other items. Commercial loan repayment is expected from cash flows of the business. Real estate loans are secured by both residential and commercial real estate. CITIZENS conducts its business through its main office in Martins Ferry, Ohio and nine branches in Bridgeport, Colerain, Dellroy, Dover, Jewett, New Philadelphia, St. Clairsville, Sherrodsville, and Strasburg Ohio. COMMUNITY conducts its business through its seven offices in Amesville, Glouster, Lancaster, and Nelsonville, Ohio.

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



36  UNITED BANCORP, INC. 1999 ANNUAL REPORT

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENT

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

INTANGIBLE ASSETS:

     Identified intangibles include the value of depositor relationships purchased which are being amortized on an accelerated method over eight years. Unidentified intangibles include goodwill, which is being amortized on a straight-line method over eleven years. Intangible assets are assessed for impairment based on estimated undiscounted cash flows and written down if necessary. At year-end 1999 and 1998, intangibles, net of accumulated amortization, totaled $153,069 and $82,261 and are included in other assets in the accompanying consolidated balance sheets.

REPURCHASE AGREEMENTS:

     Substantially all repurchase agreement liabilities represent amounts advanced by various customers. Securities are pledged to cover these liabilities, which are not covered by federal deposit insurance.

EMPLOYEE BENEFITS:

     A defined benefit pension plan covers all employees who have completed 1,000 hours of service during an anniversary year, measured from their date of hire, who have attained age 21. The plan calls for benefits to be paid to eligible employees at retirement, based primarily upon years of service and compensation rates near retirement. Contributions to the plan reflect benefits attributed to employees' services to date, as well as services expected to be earned in the future. Plan assets consist of primarily common stock and certificates of deposit. Pension expense is the net of service and interest cost, return on plans assets, and amortization of gains and losses not immediately recognized.

     The Company offers a 401(k) plan, which covers all employees who have attained the age of 21 and have completed one year of service. Eligible employees may contribute up to 15% of their compensation subject to maximum statutory limitation. The Company may make a discretionary matching contribution equal to a percentage of each participant's elective deferral not to exceed 6% of the participant's annual compensation. Employee contributions are always vested. Employer contributions become 100% vested after 5 years of service.

STOCK COMPENSATION:

     Expense for employee compensation under stock option plans is reported only if options are granted below market price at grant date. Pro forma disclosures of net income and earnings per share are provided in Note 9 using the fair value method of Statement of Financial Accounting Standards ("SFAS") No. 123 to measure expense for options granted after 1994, using an option pricing model to estimate fair value.




                                     UNITED BANCORP, INC. 1999 ANNUAL REPORT  37

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENT

INCOME TAXES:

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

STOCK DIVIDENDS:

     Dividends issued in stock are reported by transferring the market value of the stock issued from retained earnings to common stock and additional paid-in-capital. On November 16, 1999, a 5% stock dividend was approved for all shareholders of record on December 1, 1999 and distributed on December 20, 1999. On November 17, 1998, a 5% stock dividend was approved for all shareholders of record on December 1, 1998 and distributed on December 18, 1998. On August 19, 1997, a 10% stock dividend was approved for all shareholders of record on September 2, 1997 and distributed on September 19, 1997. All per share data has been retroactively adjusted for the 5% stock dividends in 1999 and 1998 and the 10% stock dividend in 1997.

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

EARNINGS PER COMMON SHARE:

     Basic earnings per common share (EPS) is net income divided by the weighted-average number of shares outstanding during the period. Diluted EPS includes the dilutive effect of additional potential common shares issuable under stock options. Earnings and dividends per share are restated for all stock dividends through the date of issuance of the financial statements.

COMPREHENSIVE INCOME:

     Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale which is also recognized as a separate component of equity. Other comprehensive income components and related taxes were as follows:


                                                                 YEAR ENDED          YEAR ENDED           YEAR ENDED
                                                                DECEMBER 31,        DECEMBER 31,         DECEMBER 31,
                                                                    1999                1998                 1997
                                                                ------------         ----------           ---------
Unrealized holding gains and (losses)
   on securities available for sale                             $ (6,279,955)        $ (441,581)          $ 145,807
Reclassification adjustment for
   (gains) and losses later recognized in income                     (38,833)            (1,687)            (25,000)
Cumulative effect adjustment for the transfer of
   securities from held to maturity to available
   for sale upon adoption of SFAS No. 133                            674,194                  -                   -
                                                                ------------         ----------           ---------
Net unrealized gains and (losses)                                 (5,644,594)          (443,268)            120,807
Tax effect                                                         1,917,629            150,741             (40,534)
                                                                ------------         ----------           ---------

Other comprehensive income                                      $ (3,726,965)        $ (292,527)          $  80,273
                                                                ============         ==========           =========


RECLASSIFICATIONS:

Some items in prior financial statements have been reclassified to conform to the current presentation.

IMPACT OF RECENT ACCOUNTING STANDARDS:

     In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133, as amended by SFAS No. 137, is effective



38  UNITED BANCORP, INC. 1999 ANNUAL REPORT

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENT

IMPACT OF RECENT ACCOUNTING STANDARDS: (CONTINUED)

for fiscal years beginning after June 15, 2000 with early adoption encouraged for any fiscal quarter beginning July 1, 1998 or later, with no retroactive application. The Corporation adopted SFAS No. 133 effective April 1, 1999. SFAS No. 133 requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives are accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. The key criterion for hedge accounting is that the hedging relationship must be highly effective in achieving offsetting changes in fair value or cash flows. SFAS No. 133 does not allow hedging of a security which is classified as held to maturity, accordingly upon adoption of SFAS No. 133, companies may reclassify any security from held to maturity to available for sale if they wish to be able to hedge the security in the future. As a result, the Company transferred $16,004,920 of securities classified as held to maturity to available for sale. The unrealized gain at the time the securities were transferred was approximately $674,194. The after tax effect of the transfer was to increase equity by $444,968 and is shown as cumulative effect adjustment in other comprehensive income. The adoption of SFAS No. 133 did not have any other significant impact on the Company's financial statements.

NOTE 2 - SECURITIES

            Securities at year-end were as follows:

                                         AMORTIZED            GROSS                 GROSS            ESTIMATED
                                           COST          UNREALIZED GAINS     UNREALIZED LOSSES      FAIR VALUE
                                      ------------       ----------------     -----------------     ------------
AVAILABLE FOR SALE 1999
   US Agency obligations              $ 71,820,518          $       -           $ (5,868,302)       $ 65,952,216
   State and municipal obligations      14,112,309            202,464               (127,980)         14,186,793
   Mortgage-backed obligations           2,078,678                  -                (61,249)          2,017,429
   Other securities                      3,178,800             27,241                      -           3,206,041
                                      ------------          ---------           ------------        ------------
                                      $ 91,190,305          $ 229,705           $ (6,057,531)       $ 85,362,479
                                      ============          =========           ============        ============

AVAILABLE FOR SALE 1998
   US Treasury obligations            $  1,497,454          $  11,456           $          -        $  1,508,910
   US Agency obligations                67,813,577            263,304               (571,165)         67,505,716
   State and municipal obligations       2,118,311             79,742                   (686)          2,197,367
   Mortgage-backed obligations           3,009,643             19,743                 (1,782)          3,027,604
   Other securities                      1,581,600             16,156                      -           1,597,756
                                      ------------          ---------           ------------        ------------
                                      $ 76,020,585          $ 390,401           $   (573,633)       $ 75,837,353
                                      ============          =========           ============        ============

HELD TO MATURITY 1999
   US Agency obligations              $  2,494,474          $       -           $    (83,709)       $  2,410,765
   State and municipal obligations       7,299,523             49,326               (193,191)          7,155,658
                                      ------------          ---------           ------------        ------------
                                      $  9,793,997          $  49,326           $   (276,900)       $  9,566,423
                                      ============          =========           ============        ============

HELD TO MATURITY 1998
   State and municipal obligations    $ 21,848,164          $ 996,352           $     (3,721)       $ 22,840,795
                                      ------------          ---------           ------------        ------------
                                      $ 21,848,164          $ 996,352           $     (3,721)       $ 22,840,795
                                      ============          =========           ============        ============

Sales of securities available for sale were as follows:


                                                    1999           1998            1997
                                                -----------    -----------     -----------
Proceeds                                        $ 7,271,884    $ 2,121,234     $ 2,944,000
Gross gains                                          56,068         13,245          25,000
Gross losses                                         17,236         11,558               -

Included in gains for 1999 and 1998, were gains of $2,535 and $10,278 resulting from securities called prior to maturity.



                                     UNITED BANCORP, INC. 1999 ANNUAL REPORT  39

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENT

Contractual maturities of securities at year-end 1999 were as follows:

                                                                                                 AVERAGE
                                                           AMORTIZED        ESTIMATED         TAX EQUIVALENT
AVAILABLE FOR SALE                                           COST           FAIR VALUE            YIELD
                                                         ------------      ------------       --------------
US AGENCY OBLIGATIONS
              1-5 Years                                  $  2,749,852      $  2,692,017           6.18%
              5 - 10 Years                                 31,316,656        29,442,914           6.48%
              Over 10 Years                                37,754,010        33,817,285           6.43%
                                                         ------------      ------------           ----
                 Total                                     71,820,518        65,952,216           6.44%
                                                         ------------      ------------           ----

MORTGAGE-BACKED SECURITIES
              1- 5 Years                                      493,956           485,300           5.97%
              5 - 10 Years                                    408,523           394,314           6.98%
              Over 10 Years                                 1,176,199         1,137,815           7.15%
                                                         ------------      ------------           ----
                 Total                                      2,078,678         2,017,429           6.84%
                                                         ------------      ------------           ----

STATE AND MUNICIPAL OBLIGATIONS
              Under 1 Year                                    654,908           656,695           6.68%
              1 - 5 Years                                  10,677,500        10,864,328           7.85%
              5 - 10 Years                                  1,059,729         1,025,640           6.86%
              Over 10 Years                                 1,720,172         1,640,130           7.19%
                                                         ------------      ------------           ----
                 Total                                     14,112,309        14,186,793           7.64%
                                                         ------------      ------------           ----
OTHER SECURITIES
              Equity securities                             3,178,800         3,206,041           7.00%
                                                         ------------      ------------           ----
TOTAL SECURITIES AVAILABLE FOR SALE                      $ 91,190,305      $ 85,362,479           6.66%
                                                         ============      ============           ====

                HELD TO MATURITY

US AGENCY OBLIGATIONS
              Under 1 Year                                  1,999,051      $  1,930,000           7.23%
              5 - 10 Years                                    495,423           480,765           6.79%
                                                         ------------      ------------           ----
                 Total                                      2,494,474         2,410,765           7.14%
                                                         ------------      ------------           ----

STATE AND MUNICIPAL OBLIGATIONS
              1-5 Years                                     1,743,914         1,756,847           7.44%
              5 - 10 Years                                  3,858,525         3,828,552           7.37%
              Over 10 Years                                 1,697,084         1,570,259           6.73%
                                                         ------------      ------------           ----
                 Total                                      7,299,523         7,155,658           7.23%
                                                         ------------      ------------           ----

TOTAL SECURITIES HELD TO MATURITY                        $  9,793,997      $  9,566,423           7.21%
                                                         ============      ============           ====

     Securities with a carrying value of $45,332,000 at December 31, 1999 and $37,084,000 at December 31, 1998 were pledged to secure public deposits, repurchase agreements and other liabilities as required or permitted by law.




40  UNITED BANCORP, INC. 1999 ANNUAL REPORT

NOTES TO THE  CONSOLIDATED FINANCIAL STATEMENT

NOTE 3-LOANS

Year-end loans were as follows:

                                                                 1999               1998
                                                             ------------       ------------
Commercial loans                                             $ 15,463,157       $ 12,911,864
Commercial real estate loans                                   60,304,884         54,194,589
Real estate loans                                              51,356,542         49,437,908
Installment loans                                              53,391,330         47,676,577
                                                             ------------       ------------
               Total loans                                   $180,515,913       $164,220,938
                                                             ============       ============

     Loans to directors and officers, their immediate families, affiliated corporations, and other entities in which they own more than a 10% voting interest are summarized below:

                    Aggregate balance -December 31, 1998       $ 3,145,090
                       New loans                                   857,634
                       Repayments                                 (525,786)
                                                               ------------
                    Aggregate balance - December 31, 1999      $ 3,476,938
                                                               ===========

The activity in the allowance for loan losses was as follows:

                                                             1999             1998            1997
                                                         -----------      -----------     -----------
Balance January 1,                                       $ 3,033,105      $ 3,038,522     $ 2,755,987
           Provision charged to operating expense            726,806          797,957         932,000
           Loans charged-off                                (943,124)      (1,051,403)       (806,810)
           Recoveries of previous charge-offs                293,034          248,029         157,345
                                                         -----------      -----------     -----------
Balance December 31,                                     $ 3,109,821      $ 3,033,105     $ 3,038,522
                                                         ===========      ===========     ===========

Non-performing loans were as follows:

                                                            1999         1998
                                                         ---------    ---------
Loans past due over 90 days still on accrual             $  36,000    $ 150,000
Nonaccrual loans                                           987,000      399,000

     Loans required to be evaluated individually for impairment under the provisions of SFAS No. 114 were not material during any of the periods presented.




                                     UNITED BANCORP, INC. 1999 ANNUAL REPORT  41

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENT


NOTE 4 - PREMISES AND EQUIPMENT

Year-end premises and equipment were as follows:

                                                             1999                   1998
                                                        ------------        -----------
Buildings and land                                      $  9,099,624        $ 7,177,956
Furniture and equipment                                    5,075,969          4,345,866
Leasehold improvements                                       263,977            263,977
Computer software                                            833,346            778,117
                                                        ------------        -----------
                   Total                                  15,272,916         12,565,916
Accumulated depreciation and amortization                  6,264,265          5,585,269
                                                        ------------        -----------
Premises and equipment, net                             $  9,008,651        $ 6,980,647
                                                        ============        ===========

     On April 1, 1997, CITIZENS entered in to a five-year noncancelable operating lease for an in-store retail branch. The lessor is a business in which a director of the Company and CITIZENS holds an interest. The lease may be renewed for up to two additional five-year terms after March 31, 2002. Annual rent expense during the initial term of the lease is $22,500. Annual rent during the second and third five-year terms would be $26,000 and $30,000, respectively. Rental expense was $22,500 for the years ended December 31, 1999 and 1998, and $16,875 for year ended December 31, 1997. Future minimum lease payments are $22,500 for 2000 and 2001 and $5,625 for 2002.

NOTE 5 - TIME DEPOSITS

     The scheduled maturities of time deposits as of December 31, 1999 were as follows:

                                                   Under $100,000     Over $100,000
                                                   --------------     -------------
                                          2000      $ 50,941,173      $ 14,746,312
                                          2001        26,899,688         4,197,238
                                          2002        12,638,463         3,646,841
                                          2003         3,419,665           100,000
                                          2004         3,430,016           639,270
                                    Thereafter           997,045                 -
                                                    ------------      ------------
                                                    $ 98,326,050      $ 23,329,661
                                                    ============      ============

NOTE 6 - BORROWED FUNDS

     Securities sold under agreements to repurchase are financing arrangements whereby the Company sells securities and agrees to repurchase the identical securities at the maturities of the agreements at specified prices. Physical control is maintained for all securities sold under repurchase agreements. Information concerning securities sold under agreements to repurchase is summarized as follows:

                                                                 1999            1998
                                                             -----------     -----------
     Average daily balance during the year                   $ 7,306,000     $ 7,817,000
     Average interest rate during the year                          4.30%           4.66%
     Maximum month-end balance during the year               $ 8,506,419     $ 9,109,372


     Securities underlying these agreements at year-end were as follows:

                                                                1999             1998
                                                            -----------      ------------
                        Carrying value of securities        $ 8,521,611      $ 12,005,203
                        Fair value of securities              8,520,878        12,107,466




42  UNITED BANCORP, INC. 1999 ANNUAL REPORT

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENT

     Other borrowed funds consists of a cash management line of credit and fixed-rate borrowings from the Federal Home Loan Bank ("FHLB") of Cincinnati, Ohio as well as a Treasury, Tax and Loan Note and federal funds purchased. At year-end 1999, the FHLB cash management line of credit enabled the Banks to borrow up to $28,300,000. The line of credit must be renewed on an annual basis. Variable rate borrowings totaling $19,145,000 were outstanding related to the cash management line of credit at year-end 1999. The weighted-average interest rate on these borrowings was 4.75% at year-end 1999. Variable-rate borrowings of $9,175,000 were outstanding on this line of credit with a weighted-average interest rate of 5.02% at year-end 1998. The Banks had FHLB fixed-rate borrowings totaling $6,669,216 at year-end 1999 and $5,794,601 at year-end 1998. The weighted-average interest rates on these borrowings were 6.2% and 5.7%, respectively with monthly principal payments due through September 2019. Additionally, as members of the Federal Home Loan Bank system at year-end 1999, the Banks had the ability to obtain up to $57,227,000 based on current FHLB stock ownership, or up to 50% of their total assets in advances from the FHLB subject to increased share ownership of FHLB stock and 1-4 family residential real estate loan collateral availability.

     At December 31, 1999, the Company and its Banks have cash management lines of credit (excluding FHLB cash management lines of credit) enabling borrowings up to $22.9 million with various correspondent banks. Borrowings totaling $3,887,429 and $4,650,000 were outstanding under these lines of credit at year-end 1999 and 1998, respectively.

     Borrowings under the Treasury, Tax, and Loan Note totaled $897,447 and $80,629 at year-end 1999 and 1998, respectively.

     At year-end 1999, required annual principal payments were as follows:

                                       2000          $ 24,728,867
                                       2001               681,911
                                       2002               591,040
                                       2003               521,953
                                       2004               470,276
                                 Thereafter             3,605,045
                                                     ------------
                                                     $ 30,599,092
                                                     ============

NOTE 7 - BENEFIT PLANS

           Pension expense includes the following:

                                                            1999             1998             1997
                                                         ----------       ---------        ---------
           Service cost                                  $  131,950       $ 119,740        $ 106,097
           Interest cost                                    122,963         113,018          107,510
           Expected return on assets                       (155,634)       (134,690)        (104,394)
           Amortization of prior service cost,
             transition liability, net gain,
             and plan amendment                               3,503           3,900            3,900
                                                         ----------       ---------        ---------
             Pension expense                             $  102,782       $ 101,968        $ 113,113
                                                         ==========       =========        =========

Significant assumption used:

                                                               1999            1998             1997
                                                               ----            ----             ----
           Discount rate on benefit obligation                 7.00%           7.00%            7.00%
           Rate of compensation increase                       4.00%           4.00%            4.50%
           Expected long-term rate of return on assets         7.50%           7.50%            7.00%


                                      UNITED BANCORP, INC. 1999 ANNUAL REPORT 43

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENT

Information about the pension plan was as follows:

                                                                                1999                1998
                                                                            -----------         -----------
             Change in benefit obligation:
                   Beginning benefit obligation                               1,759,972           1,647,864
                   Service cost                                                 131,950             119,740
                   Interest cost                                                122,963             113,018
                   Actuarial (gain)/loss                                       (138,146)            (34,693)
                   Plan amendments                                               82,572                   -
                   Benefits paid                                               (217,713)            (85,957)
                                                                            -----------         -----------
                   Ending benefits obligation                                 1,741,598           1,759,972

             Changes in plan assets, at fair value
                   Beginning plan assets                                      2,076,892           1,797,636
                   Actual return                                                187,437             271,586
                   Employer contributions                                       107,284              93,627
                   Benefits paid                                               (217,713)            (85,957)
                                                                            -----------         -----------
                   Ending plan assets                                         2,153,900           2,076,892

             Funded status                                                      412,302             316,920
             Unrecognized net actuarial gain                                   (476,588)           (309,683)
             Unrecognized prior service cost                                     86,725              10,700
                                                                            -----------         -----------

Prepaid benefit cost                                                        $    22,439         $    17,937
                                                                            ===========         ===========


     The Company's 401(k) matching percentage was 50% of the employees' contribution for 1999 and 25% of the employee's contribution for 1998 and 1997. The cash contribution and related expense included in salaries and employee benefits totaled $66,425 in 1999, $27,098 in 1998 and $24,602 in 1997. Southern
had a profit sharing plan covering substantially all employees who had attained age 21 which was terminated at the time of the merger. Southern's contributions were discretionary and made only out of the net profits. Contributions were allocated to employees accounts based upon the level of compensation of each employee. Discretionary contributions were $36,000 in 1997.

     The Company entered into severance agreements with certain holding company officers. The original agreements were for a one-year period and extend automatically each year unless notice is given prior to June 30. No benefits are payable unless there has been a change in control and change in duties of the officers occurs.

NOTE 8 - INCOME TAXES

          Income tax expense consists of:

                                                    1999             1998              1997
                                                 -----------      -----------      -----------
          Current expense                        $ 1,121,047      $ 1,029,406      $ 1,013,451
          Deferred expense/(benefit)                (117,985)          59,685          (39,979)
                                                 -----------      -----------      -----------
             Total income tax expense            $ 1,003,062      $ 1,089,091      $   973,472
                                                 ===========      ===========      ===========


44 UNITED BANCORP, INC. 1999 ANNUAL REPORT

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENT

The effective tax rate differs from the statutory federal income tax rate as follows:

                                                                   1999            1998               1997
                                                                -----------     -----------       -----------
Statutory rate                                                        34.00%          34.00%            34.00%
                                                                -----------     -----------       -----------
Income taxes computed at the statutory federal tax rate         $ 1,415,527     $ 1,442,984       $ 1,299,154

           Add/(subtract) tax effect of:
             Tax exempt interest income                            (407,506)       (385,484)         (396,064)
             Other                                                   (4,959)         31,591            70,382
                                                                -----------     -----------       -----------
                Total income tax expense                        $ 1,003,062     $ 1,089,091       $   973,472
                                                                ===========     ===========       ===========

The sources of gross deferred tax assets and gross deferred tax liabilities were as follows:

ITEMS GIVING RISE TO DEFERRED TAX ASSETS                                                     1999            1998
                                                                                         -----------     -----------
             Allowance for loan losses in excess of tax reserve                          $   843,981     $   821,563
             Amortization of intangibles                                                      73,120          73,232
             Deferred compensation                                                            79,065          49,856
             Unrealized loss on securities available for sale                              1,980,346          62,369
                                                                                         -----------     -----------
                Total deferred tax assets                                                  2,976,512       1,007,020

ITEMS GIVING RISE TO DEFERRED TAX LIABILITIES
             Depreciation                                                                   (480,601)       (527,484)
             Deferred loan costs, net                                                       (103,643)       (130,687)
             Accretion                                                                       (12,151)        (25,948)
             FHLB stock dividends                                                           (101,490)        (57,630)
             Mortgage servicing rights                                                       (48,971)        (44,764)
             Difference in accrued income, net of acrued expenses                            (32,251)        (62,639)
             Other                                                                           (13,147)         (9,572)
                                                                                         -----------     -----------
                Total deferred tax liabilities                                              (792,254)       (858,724)
                                                                                         -----------     -----------

                Net deferred tax asset                                                   $ 2,184,258     $   148,296
                                                                                         ===========     ===========

NOTE 9 - STOCK OPTIONS

     The Company maintains a nonqualified stock option plan for directors and bank holding company officers. The exercise price for options granted under this plan will be no less than 100% of the fair market value of the shares on the date of grant adjusted for stock dividends and stock splits.

     A summary of the status of the Company's stock option plan as of year-end 1999, 1998 and 1997 and changes during those years is presented in the table following. All share and per share prices have been restated to reflect the 5% stock dividends distributed on December 20, 1999 and December 18, 1998 and the 10% stock dividend distributed on September 19, 1997.



                                      UNITED BANCORP, INC. 1999 ANNUAL REPORT 45

NOTES TO CONSOLIDATED FINANCIAL STATEMENT


                                                1999                          1998                       1997
                                        ---------------------        ----------------------     ---------------------
                                                    WEIGHTED-                     WEIGHTED-                  WEIGHTED
                                                    AVERAGE                       AVERAGE                    AVERAGE
                                                    EXERCISE                      EXERCISE                   EXERCISE
                                        SHARES       PRICE           SHARES        PRICE        SHARES        PRICE
                                        ------      --------         ------       -------       ------       --------
Outstanding at beginning of year        94,049      $ 12.74          88,040       $ 11.76       86,529       $ 11.22
Granted                                      -            -          12,680         18.72        5,513         19.95
Exercised                               (6,150)       11.23               -             -       (2,001)        11.21
Forfeited                                    -            -          (6,671)        11.21       (2,001)        11.21
                                        ------                       ------                     ------
Outstanding at end of year              87,899        12.85          94,049         12.74       88,040         11.76
                                        ======                       ======                     ======
Remaining shares available for
   grant at year-end                    27,210                       27,210                     33,218
Options exercisable at year-end         18,491                       13,168                          -

     The weighted-average fair value per share of options granted during 1998 and 1997 was $6.33 and $7.85, respectively. The fair value of options granted was estimated using the Black-Scholes options pricing model with the following weighted-average information: risk free interest rate of 4.63% and 5.88% for 1998 and 1997, respectively; expected life of 7 years and 2 months for 1998 and 8 years for 1997; expected volatility of stock price of 31.31% and 33.30% for 1998 and 1997, respectively; and expected dividends per year of 2.02% for 1998 and 1997.

     The following table summarized information about stock options outstanding at December 31, 1999:


                                NUMBER                           NUMBER
             EXERCISE         OUTSTANDING     DATE OF          EXERCISABLE
              PRICE           AT 12/31/99   EXPIRATION         AT 12/31/99
             --------         -----------   ----------         -----------
             $ 11.21            68,143       11/21/2005           15,943
               11.76             1,564       11/21/2005                -
               19.95             5,513       11/21/2005              772
               23.36             1,654       11/21/2005              232
               18.03            11,025       11/21/2005            1,544

     The options are first exercisable after February 21, 2005, except in the event certain financial performance criteria are met, in which case such options may become exercisable in installments up to 40% at December 31, 1998, an additional 20% at December 31, 1999, and 100% at December 31, 2000. All options become immediately exercisable upon retirement, death or in the event of a change in control of the Company. During 1999, 11,473 options vested due to the death of an executive officer. During 1998, 13,168 options vested due to meeting portions of the performance criteria.

     SFAS NO. 123 requires pro forma disclosures for options granted during 1995 and in subsequent years by corporations that do not adopt its fair value accounting method for stock-based employee compensation. Accordingly, the following pro forma information presents net income and earnings per share had the Standard's fair value method been used to measure compensation cost for stock option plans. No compensation expense was actually recognized for any of the periods presented.


                                                                      1999          1998               1997
                                                                  -----------    -----------       -----------
Net income as reported                                            $ 3,160,254    $ 3,154,979       $ 2,847,568
Proforma net income                                                 3,101,159      3,129,243         2,815,841

Earnings per share as reported - Basic                            $      1.07    $      1.07       $      0.97
Earnings per share as reported - Diluted                                 1.07           1.06              0.96
Proforma earnings per share - Basic                                      1.05           1.06              0.96
Proforma earnings per share - Diluted                                    1.05           1.05              0.95





46  UNITED BANCORP, INC. 1999 ANNUAL REPORT

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENT

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

     A summary of the notional or contractual amounts of financial instruments with off-balance sheet risk at year-end was as follows:

                                                    1999               1998
                                                ------------       ------------
     Commitments to extend credit               $ 17,131,000       $ 16,437,000
     Credit Card and Ready Reserve Lines           1,178,000            759,000
     Standby letters of credit                       446,000            269,000

     At year-end 1999, and included above, commitments to make fixed-rate loans at current market rates totaled $2,363,000 with the interest rates on those fixed-rate commitments ranging from 7.50% to 10.00%. The fixed-rate commitments at year-end 1998 were $843,000 with the interest rates ranging from 7.75% to 8.25%. At year-end 1999 and 1998, reserves of $1,241,000 and $1,116,000 were required as deposits with the Federal Reserve or as cash on hand. These reserves do not earn interest.

NOTE 11 - CONCENTRATIONS OF CREDIT RISK

     The Banks grant commercial, commercial real estate, real estate and installment loans to customers mainly in Athens, Belmont, Caroll, Fairfield, Harrison, Hocking and Tuscarawas Counties and the surrounding localities. The Banks also grant commercial and commercial real estate loans in the Columbus, Ohio area. Substantially all loans are secured by specific items of collateral including business assets, consumer assets, commercial real estate and residential real estate. At December 31, 1999, and 1998, total commercial and commercial real estate loans made up 42.0% and 40.9% respectively of the loan portfolio, with 20.3% and 28.4% of these loans secured by commercial real estate and business assets mainly in the Columbus, Ohio area. Installment loans account for 29.6% and 29.0% of the loan portfolio and are secured by consumer assets including automobiles, which account for 82.5% and 84.7%, respectively, of the installment loan portfolio. Real estate loans comprise 28.4% and 30. 1% of the loan portfolio as of December 31, 1999 and 1998, respectively, and primarily include first mortgage loans on residential properties and home equity lines of credit. Included in cash and due from banks and federal funds sold as of December 31, 1999 and 1998, is $4,044,860 and $7,971,837, respectively on deposit with Mellon Bank, NA, Pittsburgh, Pennsylvania.


                                      UNITED BANCORP, INC. 1999 ANNUAL REPORT 47

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENT


NOTE 12 - FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used to estimate fair values for financial instruments. The carrying amount is considered to approximate fair value for cash and cash equivalents, deposit liabilities subject to immediate withdrawal, short-term borrowings, loan servicing rights, accrued interest receivable and payable and variable-rate loans that reprice at intervals of less than six months. Securities fair values are based on quoted market prices or, if no quotes are available, on the rate and term of the security and on information about the issuer. For fixed-rate loans that reprice less frequently than each six months, time deposits and long-term debt, the fair value is estimated by a discounted cash flow analysis using current market rates for the estimated life and credit risk. Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values, where applicable. Fair value of loans held for sale is based on market estimates. The fair value of off-balance sheet items was not material at year-end 1999 and 1998.

     The estimated year-end fair values of financial instruments were:

                                                             1999                         1998
                                                 --------------------------     -------------------------
     (Dollars in thousands)                        CARRYING         FAIR        CARRYING          FAIR
                                                    AMOUNT          VALUE        AMOUNT           VALUE
                                                 -----------     ----------     ----------     ----------
     Financial assets:
     Cash and cash equivalents                   $    11,877     $   11,877     $   16,492     $   16,492
              Securities available for sale           85,362         85,362         75,837         75,837
              Securities held to maturity              9,794          9,566         21,848         22,841
              Loans receivable, net                  177,406        171,486        161,188        162,148
              Loan servicing rights                      144            144            132            132
              Accrued interest receivable              2,323          2,323          2,185          2,185

     Financial liabilities:
              Demand and savings deposits        $ (113,884)     $ (113,884)    $ (119,904)    $ (119,904)
              Time deposits                        (121,656)       (121,635)      (109,206)      (111,294)
              Short-term borrowings                 (23,930)        (23,930)       (13,906)       (13,906)
              Repurchase agreements                  (5,788)         (5,788)        (7,733)        (7,733)
              Long-term debt                         (6,669)         (6,567)        (5,794)        (6,718)
              Accrued interest payable                 (768)           (768)          (807)          (807)

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

     The Company and Banks at year-end 1999 and 1998 were categorized as well capitalized. Management is not aware of any conditions subsequent to their last regulatory exams that would change the Company's or the Banks' capital category.


48 UNITED BANCORP, INC. 1999 ANNUAL REPORT

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENT

     At year-end, consolidated and Bank only actual capital levels and minimum levels (in thousands) were:

                                                                                                        MINIMUM REQUIRED
                                                                           MINIMUM REQUIRED          TO BE WELL CAPITALIZED
                                                                             FOR CAPITAL            UNDER PROMPT CORRECTIVE
                                                  ACTUAL                  ADEQUACY PURPOSES           ACTION REGULATIONS
                                           -------------------            -----------------         -----------------------
                                             AMOUNT      RATIO            AMOUNT      RATIO           AMOUNT        RATIO
                                           --------      -----            --------    -----          --------       -----
1999
Total capital (to risk weighted assets)
    Consolidated                           $ 31,413       16.2%           $ 15,524     8.0%          $ 19,405       10.0%
    Citizens                                 21,775       13.9              12,488     8.0             15,610       10.0
    Community                                 4,540       12.4               2,926     9.0              3,657       10.0
Tier 1 capital (to risk weighted assets)
    Consolidated                             28,979       14.9%           $  7,762     4.0%          $ 11,643        6.0%
    Citizens                                 19,821       12.7               6,244     4.0              9,366        6.0
    Community                                 4,077       11.1               1,463     4.0              2,194        6.0
Tier 1 capital (to average assets)
    Consolidated                           $ 28,979        9.8%           $ 11,803     4.0%            14,753        5.0%
    Citizens                                 19,821        8.4               9,387     4.0             11,734        5.0
    Community                                 4,077        7.1               2,285     4.0              2,856        5.0

1998
Total capital (to risk weighted assets)
    Consolidated                           $ 29,512       17.1%           $ 13,798     8.0%          $ 17,248       10.0%
    Citizens                                 20,195       13.6              11,845     8.0             14,807       10.0
    Community                                 4,259       18.2               1,872     8.0              2,340       10.0
Tier 1 capital (to risk weighted assets)
    Consolidated                           $ 27,345       15.9%           $  6,899     4.0%          $ 10,349        6.0%
    Citizens                                 18,432       12.4               5,923     4.0              8,884        6.0
    Community                                 3,959       16.9                 936     4.0              1,404        6.0
Tier 1 capital (to average assets)
    Consolidated                           $ 27,345       10.1%           $ 10,794     4.0%          $ 13,493        5.0%
    Citizens                                 18,432        8.4               8,745     4.0             10,932        5.0
    Community                                 3,959        7.7               2,049     4.0              2,561        5.0

NOTE 14 - PARENT COMPANY CONDENSED FINANCIAL STATEMENTS

     The Company's primary source of funds to pay dividends to shareholders is the dividends it receives from the Banks. The Banks are subject to certain restrictions on the amount of dividends that they may declare without prior regulatory approval. At year-end 1999, $863,000 of retained earnings was available for dividend declaration without prior regulatory approval.


                                      UNITED BANCORP, INC. 1999 ANNUAL REPORT 49

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENT

          Following are condensed parent company financial statements:

                            Condensed Balance Sheets
                           December 31, 1999 and 1998

                                                                           1999              1998
                                                                       ------------      ------------
Assets:
      Cash and cash equivalents                                        $    996,221      $  1,717,020
      Certificates of deposit                                                     -                 -
      Securities available for sale, at fair value                        1,723,598         2,824,108
      Investment in subsidiaries                                         20,469,196        22,560,485
      Building and Land                                                   1,838,010                 -
      Other assets                                                          509,412           402,572
                                                                       ------------      ------------
                                                                       $ 25,536,437      $ 27,504,188
                                                                       ============      ============

Liabilities and shareholders' equity:
       Other liabilities                                               $    238,464      $    183,439
       Shareholders' equity                                              25,297,973        27,320,749
                                                                       ------------      ------------
         Total liabilities and shareholders' equity                    $ 25,536,437      $ 27,504,188
                                                                       ============      ============

             Condensed Statements of Income and Comprehensive Income
                  Years ended December 31, 1999, 1998 and 1997

                                                                           1999              1998                1997
                                                                       ------------      ------------        ------------
Operating income
      Dividends from subsidiaries                                      $  1,612,561      $  1,855,599        $  5,140,734
      Interest and dividend income from securities and fed funds            211,179           244,410                   -
      Other income                                                            5,424            43,687              19,756
                                                                       ------------      ------------        ------------
         Total operating income                                           1,829,164         2,143,696           5,160,490

Operating expenses                                                          267,947           305,612             276,873
                                                                       ------------      ------------        ------------

Income before income taxes and (distributions in excess of)/equity
      in undistributed net income.                                        1,561,217         1,838,084           4,883,617
Income tax expense (benefit)                                                (17,129)           20,043             (20,110)
                                                                       ------------      ------------        ------------
Income before (distributions in excess of)/equity in undistributed
      earnings of subsidiaries                                            1,578,346         1,818,041           4,903,727
(Distributions in excess of)/equity in undistributed
      earnings of subsidiaries                                            1,581,908         1,336,938          (2,056,159)
                                                                       ------------      ------------        ------------

Net income                                                                3,160,254         3,154,979           2,847,568

Other comprehensive income - change in unrealized holding gain
      on securities available for sale                                   (3,726,965)         (292,527)             80,273
                                                                       ------------      ------------        ------------

Comprehensive income                                                   $   (566,711)     $  2,862,452        $  2,927,841
                                                                       ============      ============        ============

50 UNITED BANCORP, INC. 1999 ANNUAL REPORT

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENT

                       Condensed Statements of Cash Flows
     Years ended December 31, 1999, 1998 and 1997

                                                                       1999              1998                1997
                                                                   ------------      ------------        ------------
CASH FLOWS FROM OPERATING ACTIVITIES
      Net income                                                   $  3,160,254      $  3,154,979        $  2,847,568
      Adjustments to reconcile net income to net cash
         from operating activities:
         Distributions in excess of/(equity in undistributed)
          earnings of subsidiaries                                   (1,581,908)       (1,336,938)          2,056,159
         Net change in other assets and other liabilities               (17,789)         (602,983)            134,371
         (Accretion)/amortization of securities, net                        412                 -                   -
         Amortization of intangibles                                     12,307            17,197              17,200
                                                                   ------------      ------------        ------------
         Net cash from operating activities                           1,573,276         1,232,255           5,055,298

CASH FLOWS FROM INVESTING ACTIVITIES
      Net change in certificates of deposit                                   -           283,090             (10,760)
      Securities available for sale
         Proceeds from maturities/calls                               1,000,000                 -                   -
         Purchases                                                            -        (2,803,067)                  -
         Net purchases of premises and equipment                     (1,838,010)                -                   -
      Loans to subsidiaries, net of repayments                                -         4,095,000         (4,095,000)
                                                                   ------------      ------------        ------------
         Net cash from investing activities                            (838,010)        1,575,023         (4,105,760)

CASH FLOWS FROM FINANCING ACTIVITIES
      Dividends paid to shareholders                                 (1,477,686)       (1,247,402)        (1,031,794)
      Proceeds and tax benefit from exercise of
         stock options, net of shares redeemed                           27,866                 -             45,606
      Cash paid in lieu of fractional shares                             (6,245)           (6,938)            (4,095)
                                                                   ------------      ------------        ------------
         Net cash from financing activities                          (1,456,065)       (1,254,340)          (990,283)
                                                                   ------------      ------------        ------------
NET CHANGE IN CASH AND CASH EQUIVALENTS                                (720,799)        1,552,938            (40,745)

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                        1,717,020           164,082             204,827
                                                                   ------------      ------------        ------------
CASH AND CASH EQUIVALENTS AT END OF YEAR                           $    996,221      $  1,717,020        $    164,082
                                                                   ============      ============        ============


NOTE 15 - ACQUISITIONS

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


                                      UNITED BANCORP, INC. 1999 ANNUAL REPORT 57

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENT

     On January 28, 1999, the Company acting through CITIZENS consummated its previously announced branch purchase from Belmont National Bank. CITIZENS has assumed certain deposit and other liabilities of approximately $10.4 million of this branch and purchased the real estate at fair market value. This transaction was accounted for as a purchase, and accordingly, the assets and liabilities have been recorded on the respective fair market value as the date of acquisition. The intangible assets from this acquisition are not material to the Company's financial statements.

NOTE 16 - EARNINGS PER SHARE

     The factors used in the earnings per share computation follow:


                                                                             1999             1998           1997
                                                                          -----------     -----------    -----------
     BASIC
              Net income                                                  $ 3,160,254     $ 3,154,979    $ 2,847,568
                                                                          ===========     ===========    ===========

              Weighted average common shares outstanding                    2,942,085       2,940,700      2,940,087
                                                                          ===========     ===========    ===========

              Basic earnings per common share                             $      1.07     $      1.07    $      0.97
                                                                          ===========     ===========    ===========

     DILUTED
              Net income                                                  $ 3,160,254     $ 3,154,979    $ 2,847,568
                                                                          ===========     ===========    ===========

              Weighted average common shares outstanding for
                 basic earnings per common share                            2,942,085       2,940,700      2,940,087
              Add: Dilutive effects of assumed exercised of stock
                 options                                                       16,672          27,146         18,954
                                                                          -----------     -----------    -----------

              Average shares and dilutive potential common shares           2,958,757       2,967,846      2,959,041
                                                                          ===========     ===========    ===========


              Average shares and dilutive potential common shares         $      1.07     $      1.06    $      0.96
                                                                          ===========     ===========    ===========

Stock options for 18,192 and 7,166 shares of common stock were not considered in computing diluted earnings per common share for 1999 and 1998 because they were antidilutive.


52 UNITED BANCORP, INC. 1999 ANNUAL REPORT

FIVE YEAR PERFORMANCE SUMMARY (1) (UNAUDITED)


$(THOUSANDS, EXCEPT RATIOS)            1999           1998           1997          1996            1995
---------------------------------------------------------------------------------------------------------
INCOME AND EXPENSE:
    Interest and dividend income    $  21,639      $  21,126      $  20,802     $  19,567       $  18,667
    Interest expense                    9,845          9,657          9,410         8,840           8,511
    Provision for loan losses             727            798            932         1,165           1,204
    Noninterest income                  1,285          1,581          1,307         1,156           1,104
    Noninterest expense                 8,189          8,008          7,946         7,272           7,141
    Income tax expense                  1,003          1,089            973           816             660
    Net income                          3,160          3,155          2,848         2,630           2,255

PER COMMON SHARE DATA:
    Net income, basic               $    1.07      $    1.07      $    0.97     $    0.90       $    0.77
    Net income, diluted                  1.07           1.06           0.96          0.90            0.77
    Cash dividends paid                  0.50           0.45           0.40          0.35            0.31
    Book value                           8.60           9.29           8.74          8.09            7.56

BALANCE SHEET:
    Loans receivable, net           $ 177,406      $ 161,188      $ 168,439     $ 163,760       $ 154,776
    Deposits                          235,540        229,110        223,489       218,100         211,495
    Total assets                      298,764        285,493        263,607       252,966         240,189

OPERATING RATIOS:
    Return on average assets             1.09%          1.17%          1.10%         1.06%           0.94%
    Net interest margin(2)               4.30           4.48           4.62          4.58            4.52
    Efficiency ratio(3)                 57.50%         56.37%         57.50%        58.34%          60.43%

EQUITY RATIO:
    Return on average shareholder's
       equity                           11.94%         11.80%         11.48%        11.44%          10.63%

CREDIT QUALITY:
    Net charge-offs to average loans     0.38%          0.48%          0.38%         0.62%           0.20%
    Ending allowance for loan losses     1.72%          1.85%          1.77%         1.66%           1.65%



(1) All share and per share amounts have been restated to reflect common stock dividends
(2) As a percent of average earning assets
(3) Noninterest expense divided by tax equivalent net interest income plus noninterest income



                                      UNITED BANCORP, INC. 1999 ANNUAL REPORT 53

        UNITED BANCORP, INC., MARTINS FERRY, OHIO, AND ITS SUBSIDIARIES
                             WWW.UNITEDBANCORP.COM

                           The Citizens Savings Bank
        Bridgeport, Colerain, Dellroy, Dover, Jewett, New Philadelphia,
         Sherrodsville, Strasburg, St. Clairsville, Martins Ferry, Ohio
                            WWW.THECITIZENSBANK.COM

     325 Howard Street                 318 East Main Street                         141 N. Broadway
Bridgeport, Ohio 43912-0466             Jewett, Ohio 43986                    New Philadelphia, Ohio 44663
       740-635-0494                        740-946-2411                              330-343-4413

     72541 Sharon Road                     Auto Teller                             15 Sherrod Avenue
 Colerain, Ohio 43916-0158         201 S. Fourth at Hickory Street           Sherrodsville, Ohio 44675-0222
       740-635-0445                Martins Ferry, Ohio 43935-0010                    740-269-8421
                                          740-633-0494

      2 Smith Street                    Operations Center                           104 Plaza Drive
 Dellroy, Ohio 44620-0099          201 S. Fourth at Hickory Street          St. Clairsville, Ohio 43950-0011
       330-735-2311                Martins Ferry, Ohio 43935-0010                    740-695-0445
                                          740-633-0445
                                          888-275-5566

  2909 N. Wooster Avenue                   Main Office                          202 N. Wooster Avenue
    Dover, Ohio 44622              201 S. Fourth at Hickory Street            Strasburg, Ohio 44680-0165
      330-364-8888                 Martins Ferry, Ohio 43935-0010                    330-878-5551
                                          740-633-0445



                               THE COMMUNITY BANK
                   AMESVILLE, GLOUSTER, LANCASTER, NELSONVILLE
                           WWW.THE-COMMUNITYBANK.COM

   25 State Street          201 North Columbus Street              88 High Street
Amesville, Ohio 45711          Lancaster, OH 43130              Glouster, Ohio 45732
     740-448-2212                  740-654-0900                     740-767-3121

     Auto Bank                1321 East Main Street              873 Chestnut Street
  42 Toledo Street             Lancaster, OH 43130            Nelsonville, Ohio 45764
Glouster, Ohio 45732               740-654-5100                     740-753-4313
     740-767-3121

                                     Auto Bank
                             218 West Wheeling Street
                               Lancaster, OH 43130
                                   740-654-0900


                                BROKERAGE UNITED
       Securities Offered Through Raymond James Financial Services, Inc.
                                Member NASD/SIPC
                            201 South Fourth Street
                           Martins Ferry, Ohio 43935
                                  740-633-2663
                       Toll Free: 888-275-5566, Ext. 197