Form 10-K405, Exhibit 13
period 2000-12-31
UNITED BANCORP INC /OH/
filed 2001-03-29
CIK 731653

                                                                      EXHIBIT 13


                                      2000
                            A N N U A L   R E P O R T



                           [THE COMMUNITY BANK LOGO]


                          Banking Around the World 24/7







                   [LOGO]      UNITED BANCORP, INC.    [LOGO]
                               Martins Ferry, Ohio
                              WWW.UNITEDBANCORP.COM

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


                                  BANK WITH US
                            WWW.THECITIZENSBANK.COM
                           WWW.THE-COMMUNITYBANK.COM

                       VISIT US AT: WWW.UNITEDBANCORP.COM


                               TABLE OF CONTENTS

              Letter from the Chairman/President/CEO .....................     1-3

              Shareholder Information ....................................     4-5

              Corporate Profile ..........................................    6-13

              Directors and Officers .....................................   14-16

              Financial Highlights .......................................      17

              Five Year Performance Summary ..............................      18

              Management's Discussion and Analysis .......................   19-32

              Report of Independent Auditors .............................      33

              Consolidated Balance Sheets ................................      34

              Consolidated Statements of Income ..........................      35

              Consolidated Statements of Shareholders' Equity.............      36

              Consolidated Statements of Cash Flow .......................      37

              Notes to the Consolidated Financial Statements .............   38-55

DECADE OF PROGRESS
(Unaudited)
(as originally reported) (1)

                                                                              1990              1991             1992
-----------------------------------------------------------------------------------------------------------------------------------
Interest and dividend income                                               $ 11,421,492    $ 11,699,233    $ 12,166,789
Interest expense                                                              7,127,552       6,712,916       5,948,713
                                                                           ------------    ------------    ------------
Net interest income                                                           4,293,940       4,986,317       6,218,076
Provision for loan losses                                                       240,000         222,000         302,000
                                                                           ------------    ------------    ------------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                           4,053,940       4,764,317       5,916,076
Noninterest income, including security gains/(losses)                           684,510         505,476         603,325
Noninterest expense                                                           3,465,803       3,625,772       4,457,545
                                                                           ------------    ------------    ------------
INCOME BEFORE INCOME TAXES                                                    1,272,647       1,644,021       2,061,856
Income tax expense                                                              205,997         361,021         490,352
                                                                           ------------    ------------    ------------
NET INCOME                                                                 $  1,066,650    $  1,283,000    $  1,571,504
                                                                           ============    ============    ============
-----------------------------------------------------------------------------------------------------------------------------------
Total assets                                                               $132,008,476    $135,881,746    $164,675,155
Deposits                                                                    115,056,983     118,059,873     145,648,647
Shareholders' equity                                                         12,169,023      12,990,023      14,078,527
Loans receivable, net                                                        71,060,484      77,137,769      79,642,462
Term federal funds                                                            1,500,000       1,000,000            --
Allowance for loan losses                                                       720,856         846,824       1,039,360
Net charge-offs                                                                 114,304          96,032         109,464
Full time employees (average equivalents)                                            66              71              83
Banking locations                                                                  Five            Five           Seven

-----------------------------------------------------------------------------------------------------------------------------------
Earnings per common share - Basic (2)                                              0.42    $       0.50    $       0.60
Earnings per common share - Diluted (2)                                            0.42            0.50            0.60
Dividends per share (2)                                                            0.17            0.18            0.19
Book value per share (2)                                                           4.70            5.02            5.44
Market value range per share (2)                                              4.18-4.46       4.22-4.70       4.46-6.17
-----------------------------------------------------------------------------------------------------------------------------------
Cash dividends paid                                                             441,000    $    462,000    $    483,000
Return on average assets (ROA)                                                     0.82%           0.95%           1.01%
Return on average equity (ROE)                                                     8.99%          10.21%          11.60%
-----------------------------------------------------------------------------------------------------------------------------------



                                                                      1993            1994          1995            1996
-----------------------------------------------------------------------------------------------------------------------------------
Interest and dividend income                                    $ 11,656,336    $ 12,283,260    $ 14,351,522    $ 15,006,091
Interest expense                                                   5,259,839       5,439,213       6,575,486       6,747,357
                                                                ------------    ------------    ------------    ------------
Net interest income                                                6,396,497       6,844,047       7,776,036       8,258,734
Provision for loan losses                                            270,500         281,000         465,000         455,400
                                                                ------------    ------------    ------------    ------------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                6,125,997       6,563,047       7,311,036       7,803,334
Noninterest income, including security gains/(losses)                878,731         805,355         876,285         920,951
Noninterest expense                                                4,799,745       4,867,794       5,174,452       5,289,273
                                                                ------------    ------------    ------------    ------------
INCOME BEFORE INCOME TAXES                                         2,204,983       2,500,608       3,012,869       3,435,012
Income tax expense                                                   477,205         545,523         768,577         851,023
                                                                ------------    ------------    ------------    ------------
NET INCOME                                                      $  1,727,778    $  1,955,085    $  2,244,292    $  2,583,989
                                                                ============    ============    ============    ============
-----------------------------------------------------------------------------------------------------------------------------------
Total assets                                                    $171,682,025    $185,634,119    $191,199,526    $202,364,858
Deposits                                                         152,334,470     163,312,482     166,604,359     171,512,241
Shareholders' equity                                              15,375,942      16,518,060      18,451,873      20,016,011
Loans receivable, net                                             86,696,640     106,952,378     120,907,269     130,637,621
Term federal funds                                                        --              --              --              --
Allowance for loan losses                                          1,256,322       1,437,734       1,775,383       2,022,987
Net charge-offs                                                       53,538          99,588         127,351         207,796
Full time employees (average equivalents)                                 80              82              83              84
Banking locations                                                      Seven           Eight           Eight           Eight


-----------------------------------------------------------------------------------------------------------------------------------
Earnings per common share - Basic (2)                           $       0.67    $       0.75    $       0.86    $       1.00
Earnings per common share - Diluted (2)                                 0.67            0.75            0.86            1.00
Dividends per share (2)                                                 0.20            0.22            0.30            0.34
Book value per share (2)                                                5.93            6.38            7.13            7.73
Market value range per share (2)                                6.49 - 12.01   12.67 - 16.06    9.10 - 13.92   10.46 - 17.08
-----------------------------------------------------------------------------------------------------------------------------------
Cash dividends paid                                             $    512,400    $    564,472    $    776,136    $    876,153
Return on average assets (ROA)                                          1.04%           1.11%           1.18%           1.32%
Return on average equity (ROE)                                         11.73%          12.24%          12.85%          13.49%
-----------------------------------------------------------------------------------------------------------------------------------

                                                                    1997             1998            1999            2000
-----------------------------------------------------------------------------------------------------------------------------------
Interest and dividend income                                    $ 16,205,162    $ 21,126,421    $ 21,638,690    $ 23,734,085
Interest expense                                                   7,346,629       9,657,844       9,844,827      12,336,669
                                                                ------------    ------------    ------------    ------------
Net interest income                                                8,858,533      11,468,577      11,793,863      11,397,416
Provision for loan losses                                            444,000         797,957         726,806         587,000
                                                                ------------    ------------    ------------    ------------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                8,414,533      10,670,620      11,067,057      10,810,416
Noninterest income, including security gains/(losses)              1,027,166       1,581,139       1,285,519       1,368,986
Noninterest expense                                                5,654,659       8,007,689       8,189,260       8,711,655
                                                                ------------    ------------    ------------    ------------
INCOME BEFORE INCOME TAXES                                         3,787,040       4,244,070       4,163,316       3,467,747
Income tax expense                                                   940,472       1,089,091       1,003,062         880,772
                                                                ------------    ------------    ------------    ------------
NET INCOME                                                      $  2,846,568    $  3,154,979    $  3,160,254    $  2,586,975
                                                                ============    ============    ============    ============
-----------------------------------------------------------------------------------------------------------------------------------
Total assets                                                    $211,742,313    $285,492,897    $298,764,079    $323,885,801
Deposits                                                         175,791,296     229,110,372     235,539,865     267,552,875
Shareholders' equity                                              21,924,638      27,320,749      25,297,973      28,679,087
Loans receivable, net                                            137,308,856     161,187,833     177,406,092     193,707,099
Term federal funds                                                      --              --              --              --
Allowance for loan losses                                          2,238,522       3,033,105       3,109,821       2,790,133
Net charge-offs                                                      228,465         803,374         650,090         906,688
Full time employees (average equivalents)                                 86             112             135             136
Banking locations                                                       Nine        Thirteen       Seventeen       Seventeen


-----------------------------------------------------------------------------------------------------------------------------------
Earnings per common share - Basic (2)                           $       1.09    $       1.02    $       1.02    $       0.85
Earnings per common share - Diluted (2)                                 1.08            1.01            1.02            0.85
Dividends per share (2)                                                 0.38            0.43            0.48            0.50
Book value per share (2)                                                8.47            8.85            8.19            9.43
Market value range per share (2)                               13.35 - 23.66   16.20 - 25.70   12.14 - 25.70    7.62 - 14.29
-----------------------------------------------------------------------------------------------------------------------------------
Cash dividends paid                                             $    988,820    $  1,254,340    $  1,483,931    $  1,549,658
Return on average assets (ROA)                                          1.38%           1.17%           1.09%           0.83%
Return on average equity (ROE)                                         13.56%          11.80%          11.94%           9.88%
-----------------------------------------------------------------------------------------------------------------------------------

(1) Not restated for the July 7, 1998 Acquisition of Southern Ohio Community Bancorporation, Inc.

(2)  All years restated for common share dividends.


                                         UNITED BANCORP, INC. 2000 ANNUAL REPORT

A LETTER FROM THE PRESIDENT

To Our Present
and Future Shareholders:

     Your Company and its two subsidiary Banks experienced many accomplishments during the year 2000. We crossed through the Y2K issues with a minimal amount of upset and we are pleased to report all of our preparations have made us operationally stronger and better today. Our highlights this past year include the relocation of The Community Bank charter to Lancaster, Ohio and the opening and promotion of three new banking locations in that Fairfield County seat; the payment of our 10th share dividend since our founding in 1983; the renovation and expansion into the property adjoining our Accounting and Operations Center in Martins Ferry, Ohio; state wide recognition as one of Ohio's top 100 publicly traded companies; and the development and introduction of full service interactive Internet Banking and Phone Banking programs at both bank charters. Today our customers have many venues of services to choose from including fully electronic ATM's, Voice and Internet Banking services, and full service high touch low-tech Customer Service transactions within our drive-thru's and lobbies. This year, we truly expanded to 24 x 7-customer service at all of our locations.

     As you review our numbers, you will quickly see that our earnings are down from the previous reporting period. As we projected, the expansion of our Community Bank charter into Lancaster had a cost. With the additional overhead and start-up costs associated with this move, our Community Bank charter lost $389,514 last year but showed steady progress toward profitability throughout the year. Our Citizens Bank charter had a positive year, generating a 1.27% Return on Average Assets and a 17.29% Return on Average Equity capital which netted $3,023,297 in earnings. The Citizens Bank's strong performance is anticipated to continue into 2001 and The Community Bank's profitability is projected to return in the fourth quarter. United Bancorp's earnings for 2001, on a comparative basis to the year just closed, is projecting improvement. These projections are based on the higher start-up costs and higher earnings losses that were experienced by Community in the earlier quarters of 2000, when it first opened its three new offices, and The Community Bank's projected return to profitability in the fourth quarter of 2001.

     The acceptance of The Community Bank's new presence in Lancaster and Fairfield County continues to exceed our expectations. Since opening these new offices, this expanded banking franchise has generated in excess of $28,000,000 in new deposits and $27,000,000 in new loans in its newly established banking community as of this date. Despite the fact Year 2000 earnings are down compared to the previous year, overall we are pleased with our financial results. Your Management Team strongly feels this drop in earnings is short term. As we aggressively grow our banking franchise, products, and services, non-recurring expenses are required on the front end to



                            [JAMES W. EVERSON PHOTO]
                                JAMES W. EVERSON
                              CHAIRMAN, PRESIDENT
                          AND CHIEF EXECUTIVE OFFICER





                          [UNITED BANCORP, INC. LOGO]
                              UNITED BANCORP, INC.

                                  WE ARE UNITED
                              TO BETTER SERVE YOU

                                       UNITED BANCORP, INC. 2000 ANNUAL REPORT 1

A LETTER FROM THE PRESIDENT

[BAR GRAPH]


provide for future growth in both earnings and shareholder value. Your Management Team and Board of Directors are committed to making this growth happen. Key to this growth is our new and expanded presence in an economically growing area, Lancaster, Ohio plus the respected leadership of Community Bank President Alan M. Hooker and his committed Community Bank team.

     The Cleveland Plain Dealer recognized United Bancorp, Inc. this past year as one of Ohio's top 100 performing publicly traded companies. An independent consulting firm made our selection based upon performance. We were evaluated on a 5-year total shareholder return, one-year average return on common equity, percentage growth in sales revenues and one-year increase in profit margin. I was both humbled and honored to represent your Company at a reception hosted by the Plain Dealer at Severance Hall in Cleveland, Ohio to accept this award on behalf of our Management Team and Board of Directors.

     Our shareholders received a 5% share dividend on December 20th. This resulted in their receiving both additional shares and a 5% increase in their dividend check. Your Company's positive share dividend history may be reviewed in this report on page 5. It is interesting to note that a shareholder holding 100 shares in 1970 of The Citizens Savings Bank stock now holds 14,790 shares of United Bancorp, Inc. stock and receives in excess of $7,500 in annual dividends. When you look at the original cost of $15,000 in 1970, our long-term investors have been positively rewarded.

     In the third quarter of this past year, your Board of Directors approved a Stock Buy Back Program. Management has been authorized to purchase up to 10% of UBCP stock through direct placement or in the open market. With the depressed prices of publicly traded companies in the financial sector, utilizing our excess capital to purchase our own stock makes sound economic sense. To date we have repurchased 56,206 shares at an average cost of $10.33 per share. In a move to allow for expanded affiliate bank representation on the Board of Directors of United Bancorp, Inc., John H. Clark, Jr. resigned from the Board effective January 1, 2001. Mr. Clark, a charter board member of United Bancorp, Inc., was instrumental in our Company's growth from a single bank holding company with three locations in 1983 to its presence today of two bank charters with seventeen banking locations and a centralized Operations Center. He was the owner of the former Beans Foundry and Manufacturing Company in Martins Ferry, Ohio and will continue to serve on the Board of Directors of The Citizens Savings Bank in Martins Ferry, Ohio. Terry A. McGhee, President and CEO of Westerman, Inc., a manufacturing company headquartered in Bremen, Ohio with additional plants in Lancaster and Wooster, Ohio, was appointed to fill the vacancy. Mr. McGhee is an active resident of Lancaster, Ohio, and serves on the Board of Directors of The Community Bank.

     During the third quarter of 2000, we introduced Voice Response Banking at both banking charters. Using this system our customers can quickly obtain balance information on their accounts, move funds between accounts, learn which checks have been paid and more. The response to this new service has been beyond our highest expectations. We are presently receiving over 8,500 Voice Response Banking





2 UNITED BANCORP, INC. 2000 ANNUAL REPORT

A LETTER FROM THE PRESIDENT


contacts a month at all hours of the day and night. This improvement to customer service is substantial.

     In mid December, we introduced interactive Internet banking. Both Citizen's and Community's customers may now enjoy complete and secure access to their banking information and may pay their bills online through their personal computer, anywhere at any time, 24 x 7. With this capital investment, our customers now have the latest in banking technology and the ultimate in service and convenience. The initial response to Internet Banking has been very positive. In the few weeks since introducing this new service, we have enrolled over 500 customers as of this date, which exceeds half of our first year's goal.

     We are excited that our customers who utilize our Internet Banking service and who relocate out of our banking communities will now be able to continue using our services. As a shareholder, distance is no longer a barrier to your using our services. Your computer can now be our home office to you. Please check us out on www.thecitizensbank.com or www.the-communitybank.com

                               [GRAPHIC]
                               [GRAPHIC]

     Shortly after forming United Bancorp, Inc., your Management Team and Board of Directors set out on a course of action to diversify our shareholders market risk through expansion into areas with more robust economic growth prospects. For that reason, we purchased in 1986 The Citizens-State Bank of Strasburg, Ohio and expanded into the Dover-New Philadelphia, Ohio area. For that same reason, three years ago we purchased The Community Bank, not to remain only in the rural Athens County area but to serve as a base for expansion into the Lancaster, Ohio area. In 1999 we made a commitment of resources to the Lancaster market knowing the additional overhead would depress earnings in 2000 as developed this additional banking capacity. These strategic moves have resulted in a short-term reduction in profitability but indications are that these others taken in technology are the right ones for us. They will strongly contribute to enhanced profitability and stability of market risk in the years ahead.

                               [GRAPHIC]

     Key to our continued successes is growing a diverse and satisfied customer base. We are pleased to present within this Annual Report a few of our fine customers from professional to manufacturing as well the auto, trucking, retail and food service industries. We all work for the customer in our organizations offering the best in hometown banking.......banking your way!


Very truly yours,



/s/ James W. Everson
James W. Everson
Chairman, President and Chief
Executive Officer

ceo@unitedbancorp.com
February 22, 2001


                                       UNITED BANCORP, INC. 2000 ANNUAL REPORT 3

SHAREHOLDER INFORMATION

United Bancorp, Inc.'s common stock trades on The Nasdaq SmallCap Market tier of The Nasdaq Stock Market under the symbol UBCP, CUSIP #90991109. At year-end 2000, there were 3,066,383 shares outstanding, held among approximately 1,500 shareholders of record. The following table sets forth the quarterly high and low closing prices of the Company's common stock from January 1, 2000 to December 31, 2000 compared to the same periods in 1999 as reported by the NASDAQ. The price quotes have been adjusted for comparison purposes for the 5% stock dividends distributed on December 20, 2000 and 1999. The price quotations presented should not necessarily be relied on in determining the value of the shareholders' investment.

                                            2000                                               1999
                              ------------------------------------------------------------------------------------------------
                              31-MAR        30-JUN       30-SEP      31-DEC       31-MAR       30-JUN      30-SEP       31-DEC
                              ------        ------       ------      ------       ------       ------      ------       ------
Market Price Range
  High ($)                    13.690        14.286       11.429      12.500       23.583       19.841      19.048       15.000
  Low ($)                      9.524         9.048        7.619       9.375       15.873       13.606      14.286       12.143

Cash Dividends
  Quarter ($)                  0.123         0.123        0.124       0.130        0.117        0.117       0.118        0.124
  Cumulative ($)               0.123         0.246        0.370       0.500        0.117        0.234       0.352        0.476

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

     American Stock Transfer
     and Trust Company
     Attn: Dividend Reinvestment
     40 Wall Street, 46th Floor
     New York, NY 10005
     1-800-278-4353

ANNUAL MEETING:
     The Annual Meeting of Shareholders will be held at 2:00 p.m., April 18, 2001 at the Corporate Offices in Martins Ferry, Ohio.

INTERNET:
     Please look us up at http//www.unitedbancorp.com

 INDEPENDENT AUDITORS:
     Crowe, Chizek and Company LLP
     Certified Public Accountants
     10 West Broad Street Columbus, OH 43215
     (614) 469-0001

 CORPORATE OFFICES:
     The Citizens Savings Bank Building
     201 South 4th Street
     Martins Ferry, OH 43935
     (740) 633-0445
     (740) 633-1448 (FAX)

STOCK TRADING:
     Brokerage United
     201 South Fourth Street
     Martins Ferry, OH 43935
     740-633-2663
     Toll Free: 888-275-5566, Ext. 197
     Securities Offered Through
     Raymond James Financial Services,
     Member NASD/SIPC

     Advest, Inc.
     340 S. Hollywood Plaza
     Steubenville, OH 43952
     1-800-761-8008
     George Crim
     800-761-8008

     Stifel, Nicolaus & Company Inc.
     655 Metro Place South
     Dublin, OH 43017
     Steven Jefferis
     877-875-9352

TRANSFER AGENT AND REGISTRAR:
For transfers and general correspondence, please contact:

     American Stock Transfer
     and Trust Company
     40 Wall Street, 46th Floor
     New York, NY 10005
     1-800-937-5449



4 UNITED BANCORP, INC. 2000 ANNUAL REPORT

SHAREHOLDER INFORMATION

                    DIVIDEND AND STOCK HISTORY

                                                             Distribution Date of
            Cash Dividends                                      Dividends and
              Declared(1)         Stock Dividends                Exchanges
1983          $     0.10                 -                            -
-----------------------------------------------------------------------------------
1984          $     0.11        4 for 1 Exchange(2)            January 2, 1984
-----------------------------------------------------------------------------------
1985          $     0.12                 -                            -
-----------------------------------------------------------------------------------
1986          $     0.14                 -                            -
-----------------------------------------------------------------------------------
1987          $     0.14        50% Stock Dividend             October 2, 1987
-----------------------------------------------------------------------------------
1988          $     0.15                 -                            -
-----------------------------------------------------------------------------------
1989          $     0.15                 -                            -
-----------------------------------------------------------------------------------
1990          $     0.17                 -                            -
-----------------------------------------------------------------------------------
1991          $     0.18                 -                            -
-----------------------------------------------------------------------------------
1992          $     0.19        100% Stock Dividend            September 10, 1992
-----------------------------------------------------------------------------------
1993          $     0.20        100% Stock Dividend            November 30, 1993
-----------------------------------------------------------------------------------
1994          $     0.22        10% Stock Dividend             September 9, 1994
-----------------------------------------------------------------------------------
1995          $     0.30                 -                            -
-----------------------------------------------------------------------------------
1996          $     0.33        10% Stock Dividend             June 20, 1996
-----------------------------------------------------------------------------------
1997          $     0.38        10% Stock Dividend             September 19, 1997
-----------------------------------------------------------------------------------
1998          $     0.43        5% Stock Dividend              December 18, 1998
-----------------------------------------------------------------------------------
1999          $     0.48        5% Stock Dividend              December 20, 1999
-----------------------------------------------------------------------------------
2000          $     0.50        5% Stock Dividend              December 20, 2000
-----------------------------------------------------------------------------------


   2001 ANTICIPATED DIVIDEND PAYABLE DATES

FIRST QUARTER
March 20, 2001

SECOND QUARTER*
June 20, 2001

THIRD QUARTER*
September 20, 2001

FOURTH QUARTER*
December 20, 2001

*Subject to action by Board of Directors

(1) Adjusted for stock dividends and exchanges. Does not include dividends from Southern Ohio Community Bancorporation, Inc. prior to the merger.

(2) Formation of United Bancorp, Inc. (UBCP). The Citizens Savings Bank share holders received 4 shares of UBCP stock in exchange for 1 share of The Citizens Savings Bank.


                        [TOTAL RETURN PERFORMANCE GRAPH]





                                      UNITED BANCORP, INC. 2000 ANNUAL REPORT 5

CORPORATE PROFILE

                              [CITIZENS BANK LOGO]

     United Bancorp, Inc. and it's lead bank, The Citizens Savings Bank is headquartered in Martins Ferry, Ohio, located on the eastern border of Ohio along the Ohio River. Martins Ferry is nestled among the many scenic foothills along the Upper Ohio Valley across the river from the greater metropolitan area of Wheeling, West Virginia, 60 miles southwest of Pittsburgh, Pennsylvania and 125 miles east of Columbus, Ohio.

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

     The local communities served by the Banks of United Bancorp, Inc. encompass a variety of social and economic cultures. This diversification provides many opportunities for our community banks to develop long-term relationships with customers spanning several generations. The "Hometown" advertising phrase captures the character and integrity of each banking location in relation to the local community it serves.

     To better serve its shareholders, United Bancorp, Inc. ("UBCP") was created as a single bank holding company in July of 1983. This was accomplished through the acquisition of 100% of the voting stock of The Citizens Savings Bank of Martins Ferry, Ohio ("CITIZENS"). In December of 1986, UBCP became a multi-bank holding company through the acquisition of 100% of the voting stock of The Citizens-State Bank of Strasburg, Strasburg, Ohio. The Citizens State bank charter was merged into the CITIZENS Charter in 1999.

     Common stock of UBCP was initially available through over-the-counter trading. In February of 1994, it began trading on The Nasdaq SmallCaps Market tier of The Nasdaq Stock Market under the trading symbol UBCP.

     In July 1998, Southern Ohio Community Bancorporation, Inc. ("Southern") merged into UBCP. Southern' operating subsidiary, The Community Bank, Glouster, Ohio ("COMMUNITY") became UBCP's second wholly owned banking subsidiary

     CITIZENS was originally established as The German Savings Bank in 1902 and remains the lead bank in the multi-bank holding company. In 1974, local markets were expanded through the construction of a full service branch banking facility 6-miles west of Martins Ferry in nearby Colerain, Ohio. In 1978, expansion continued with the construction of another full service branch bank in Bridgeport, Ohio located 2-miles south of Martins Ferry. In 1980, a limited service auto-teller location was opened in Martins Ferry one block south of the initial main office location. In 1983, an Automated Teller Machine ("ATM") began operation in nearby Aetnaville, Ohio. By 1984, CITIZENS had outgrown its original main banking facility in Martins Ferry and subsequently relocated to a newly constructed 21,500 square foot addition to the autoteller building.

     As previously mentioned CITIZENS expanded into the Strasburg, Ohio market during 1986 with a bank purchase. The Strasburg area is located in an area of northeastern Ohio whose economy is supported by agriculture and light industry. It has also benefited as a "bedroom community" for the Akron-Canton metropolitan areas.

     In 1990, a full service banking facility was constructed 6-miles south in Dover, Ohio. 1990 also ushered in a new era of in-house data processing with the installation of sophisticated, high-speed equipment capable of servicing current and future information and document processing needs. In 1991, CITIZENS began providing data processing services for all banking locations.

     During 1992, expansion continued with the acquisition of two branch bank locations in New


6 UNITED BANCORP, INC. 2000 ANNUAL REPORT

CORPORATE PROFILE

Philadelphia and Sherrodsville, Ohio.

     During 1993, realizing the need for a specific location dedicated to operational support, the accounting, bookkeeping and later data processing functions were established in a separate facility directly across from the main banking center in Martins Ferry. In 1994, a branch bank was purchased in Dellroy, Ohio.

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

     On March 15, 1999, a full service brokerage division of CITIZENS was opened. Brokerage United with securities provided through Raymond James Financial Services, Inc. member NASD/SIPC provides financial planning and full service brokerage products to all markets served.

                              [CITIZENSBANK PHOTO]


                                      UNITED BANCORP, INC. 2000 ANNUAL REPORT 7

THE CITIZENS BANK SATISFIED CUSTOMERS

       "THEY REMEMBER WHAT COMMUNITY BANKING IS ALL ABOUT - BEING THERE FOR ME!"

                                                  [FIRST INTERNET SERVICE PHOTO]
[GENERAL WELDING MARTINS FERRY PHOTO]

                                        [CITIZEN'S TAKE CARE OF OUR EVERY NEED!]

"WE'VE BANKED WITH CITIZENS FOR YEARS - THEY'VE GROWN WITH US"

                              RIESBECK'S FOOD MARKETS INC. OHIO & WEST VIRGINIA

                                                          "I GET QUICK ANSWERS!"

[THE PRO'S TABLE PHOTO NEW PHILADELPHIA]

                            "CITIZENS HAS LOCATIONS THAT ARE CLOSE & CONVENIENT"

                                           ROBERT'S MEN'S STORE NEW PHILADELPHIA

8 UNITED BANCORP, INC. 2000 ANNUAL REPORT

WWW.THECITIZENSBANK.COM

[SHANABROOK PLUMBING COMPANY OHIO HEATING AND COOLING NEW PHILADELPHIA PHOTO]

                    "WITH CALL A BANK & CLICK A BANK, I GET HOMETOWN BANKING 24
               HOURS A DAY, 7 DAYS A WEEK"

"CITIZEN'S TAKES CARE OF OUR EVERY NEED!"

                                  MARKETPLACE DISTRIBUTORS INC. NEW PHILADELPHIA

                                    [PHOTO]

                                                 "CITIZEN'S IS ONLY A PHONE CALL
                                             AWAY AND JUST ACROSS THE STREET."

[STAFFILIN CHEVROLET PHOTO]

                   [BULK CARRIERS TANK EQUIPMENT COMPANY NEW PHILADELPHIA PHOTO]

[ROBERT MEN'S STORE PHOTO]

                    "THEY KNOW MY BUSINESS, MY FAMILY AND MY EMPLOYEES - WHAT
               MORE COULD I WANT!"


                                           [ACHILLES FOOT & ANKLE SURGERY PHOTO]


                                       UNITED BANCORP, INC. 2000 ANNUAL REPORT 9

CORPORATE PROFILE

                              [COMMUNITY BANK LOGO]


     COMMUNITY was established in August 1945 with corporate offices in downtown Glouster, Ohio, in Athens County. Its founder was L.E. Richardson, a local entrepreneur. At that time, Athens County was booming with the industries of gas, oil and coal mining. COMMUNITY was then known as The Glouster Community Bank. The bank played a vital role in the region as it developed, earning a reputation for friendliness, quality customer service and responsiveness to the individual financial needs of its customers, as well as the community. More than 25 years later, Richardson turned over the day-to-day management of the bank over to his son, L.E. Richardson, Jr., in 1971.

     With that foundation, COMMUNITY acquired the First National Bank of Amesville, Ohio in 1976. The bank's prosperity continued, and, in 1978, a three-lane Auto Bank drive-up facility was constructed on the west side of Glouster.

     In 1984, the bank created a holding company, Southern Ohio Community Bancorp, Inc. in anticipation of future growth and diversification of products and services.


                        [EAST MAIN STREET OFFICE PHOTO]

     In 1987, the service area was expanded once again. A modular office in Nelsonville served the village and the surrounding communities. A few years later, on December 6, 1993 a ribbon cutting ceremony was held for a newly constructed Nelsonville office. The brick building, which replaced the mobile bank unit, features four drive-up lanes and a drive-up ATM. Night deposit and safe deposit box services were also introduced to area's residents.

     COMMUNITY has a long and rich association with Hocking College. The two-year college combines academics with hands-on technical learning, and attracts students from all over the United States and the world. COMMUNITY is pleased to meet the financial needs of Hocking College's faculty, staff and students. To enhance customer service, COMMUNITY has two automatic teller machines on the 2,300-acre Nelsonville campus, one at the Student Center and the other in the School of Nursing building.

     In 1996, COMMUNITY completed an extensive renovation of its downtown Glouster office, including the addition of a 24-hour access ATM in the vestibule.

     In 1998, COMMUNITY became affiliated with United Bancorp, Inc. of Martins Ferry, Ohio, when United Bancorp purchased The Glouster Community Bank and its holding company, Southern Ohio Community Bancorp, Inc.

     That acquisition led to COMMUNITY establishing a Loan Production Office
(LPO) in 1998 in Lancaster, Ohio. This LPO provided the opportunity for COMMUNITY to build its franchise along the U.S. Route 33 corridor from Athens County through Fairfield County.

     Lancaster, the county seat of Fairfield County, is approximately 30 miles southeast of Columbus, Ohio and is considered a bedroom community to Columbus. According to the city's Economic Development Office, Fairfield County is the fourth fastest growing county in Ohio and is ranked among the top six counties for growth potential. Fairfield County's 1999 population estimate is 124,650 people, with 36,700 people residing in Lancaster.

     To strengthen COMMUNITY'S presence is this fast growing area, the bank undertook significant expansion efforts in Fairfield County under the leadership of Alan M. Hooker. Hooker was named President and CEO of COMMUNITY in October 1998. A well-known Lancaster resident, he brought to COMMUNITY more than 30 years of bank management experience.


10 UNITED BANCORP, INC. 2000 ANNUAL REPORT

CORPORATE PROFILE

     COMMUNITY opened its first Fairfield County banking office in December 1999. The East Main Street Banking Office in Lancaster offers full service banking with extended evening and Saturday hours. The office features a three-lane drive-up, a drive-up ATM and night depository.

     In January 2000, COMMUNITY relocated its Main Office from Glouster to downtown Lancaster. This substantial investment significantly strengthened COMMUNITY'S presence in Fairfield County. Formerly a furniture store, the historic 1919 building was restored to as near the original appearance as possible. The building was further enhanced with a Verdin Company clock. The 435-pound timepiece is attached to the southeast corner of the building. The interior of the building was converted from a furniture store to a modern full service banking office. Of special note is the historical mural of Fairfield County landmarks, painted by local stencil artist Cheryl Fey, which graces the main stairway. The renovation added greatly to the city's business district, as the Main Office complements the downtown revitalization that also was completed in 2000.

                          [VERDIN PERIOD CLOCK PHOTO]
GENE R. QUALLS, PRESIDENT, INSTALLATION OF THE COMMUNITY BANKS NEW VERDIN PERIOD CLOCK MAIN OFFICE AUTOBANK

     COMMUNITY'S Auto Bank, located across the street from the Main Office, also was opened in January 2000. The structure is unique to the market, because of its walk-in lobby. It also features a four-lane drive-thru, night depository and automatic teller machine.

     In July 2000, COMMUNITY opened its Community Room, also unique to the area. The Community Room has grown quickly into a convenient and frequently used location for meeting of area civic organizations. It's also a popular gallery for local artists to display their talents.

     From the rolling hills of Athens County to the bustling commerce of Fairfield County, COMMUNITY continues to play a vital role in the lives of its customers and the region it serves. The bank not only has built upon its customer base through the years, but upon its reputation for friendliness, quality customer service and responsiveness to the individual financial needs of its customers and the communities it proudly serves.


[MAIN OFFICE AUTOBANK PHOTO]

                                      UNITED BANCORP, INC. 2000 ANNUAL REPORT 11

THE COMMUNITY BANK SATISFIED CUSTOMERS

                                                     [VERDIN PERIOD CLOCK PHOTO]

"THEY'RE MORE LIKE MY PARTNER THAN MY BANKER."

[STEVE AND CINDY LEWIS (PRESIDENT & TREASURER) JPL INSURANCE, INC. PHOTO)

                                                  [AUTOMOTIVE CONSULTANTS PHOTO]


                                                   "THEY'RE A PART OF OUR TOWN."

"COMMUNITY IS THE ONE PLACE THAT TAKES CARE OF ALL MY FINANCIAL NEEDS"

[LARRY GARLINGER AN JIM FOURA THE HAIR COMPANY PHOTO]


                                        "THE COMMUNITY BANK IS GROWING WITH ME."

                                                [TRIBUNE QUALITY PRINTING PHOTO]
12 UNITED BANCORP, INC. 2000 ANNUAL REPORT

[JUST FRIENDS ART EXHIBIT PHOTO]
                                                       WWW.THE-COMMUNITYBANK.COM

     "WITH ONLINE BANKING, I GET HOMETOWN BANKING 24 HOURS A DAY, 7 DAYS A WEEK"
                                                                         [PHOTO]

"THEY REALLY PUT COMMUNITY
BACK INTO BANKING!"


                             [COMMUNITY BANK PHOTO]

                                                        "THE NAME SAYS IT ALL...
                                                                 COMMUNITY BANK"
                                                           [FIRST TUESDAY PHOTO]

      "NOW I CAN BANK WITH COMMUNITY 24/7 - ANYWHERE, ANYTIME."


                                      UNITED BANCORP, INC. 2000 ANNUAL REPORT 13

DIRECTORS AND OFFICERS


[MICHAEL J. ARCIELLO PHOTO (1),(2)]
HERMAN E. BORKOSKI(2)
JOHN H. CLARK, JR.(2)
JAMES W. EVERSON(1),(2),(3)
DR. LEON F. FAVEDE(2)
PAUL J. GERIG(3)
JOHN R. HERZIG(2)
DWAIN R. HICKS(2)
ALAN M. HOOKER(3)
JOHN M. HOOPINGARNER(1),(2)

1 = United Bancorp, Inc. 2 = The Citizens Savings Bank  3 = The Community Bank

14 UNITED BANCORP, INC. 2000 ANNUAL REPORT

DIRECTORS AND OFFICERS

SAMUEL J. JONES(3)
PHILIP D. KASLER(3)
JOSEPH D. KITTLE(3)
MICHAEL A. LEY(2)
TERRY A. MCGHEE(1),(3)
L. E. RICHARDSON, JR.(1),(3)
ROBIN L. RHODES, M.D.(3)
RICHARD L. RIESBECK(1),(2)
ERROL C. SAMBUCO(2)
MATTHEW C. THOMAS(1),(2)
BARI J. WATKINS, PH.D.(3)

1 = United Bancorp, Inc.  2 = The Citizens Savings Bank  3 = The Community Bank

                                      UNITED BANCORP, INC. 2000 ANNUAL REPORT 15

DIRECTORS AND OFFICERS



                                                  DIRECTORS OF UNITED BANCORP, INC.
Michael J. Arciello(2),(3) ................................ Retired Vice President of Finance, Nickles Bakeries, Inc., Navarre, Ohio

James W. Everson(1) ............................................ Chairman, President & Chief Executive Officer, United Bancorp, Inc.
                                                                                  and The Citizens Savings Bank, Martins Ferry, Ohio
John M. Hoopingarner(1),(3) ...................... General Manager, Muskingum Watershed Conservancy District, New Philadelphia, Ohio
Terry A. McGhee(1),(2)  .......................................... President & Chief Executive Officer, Westerman Inc., Bremen, Ohio
L.E. Richardson, Jr. ......................................................... Retired President, The Community Bank, Glouster, Ohio
Richard L. Riesbeck(1),(3) ........................................... President, Riesbeck Food Markets, Inc., St. Clairsville, Ohio
Matthew C. Thomas(1),(2) ........................................... President, M.C. Thomas Insurance Agency, Inc., Bridgeport, Ohio


                                                  OFFICERS OF UNITED BANCORP, INC.

James  W.  Everson ................................................................... Chairman, President & Chief Executive Officer
Alan M. Hooker ........................................................................... Executive Vice President - Administration
Norman F. Assenza,  Jr. .................................................................. Vice President - Operations and Secretary
Randall M.Greenwood ........................................................... Vice  President - Chief Financial Officer, Treasurer
James A. Lodes ............................................................................................ Vice President - Lending


                                     DIRECTORS OF THE CITIZENS SAVINGS BANK, MARTINS FERRY, OHIO

Michael J. Arciello(2) .................................... Retired Vice President of Finance, Nickles Bakeries, Inc., Navarre, Ohio
Herman E. Borkoski(2) .................................................. President, Borkoski Funeral Homes, Inc., Tiltonsville, Ohio
John H. Clark, Jr.(1) ............................................................. Foundry Owner (Retired), Wheeling, West Virginia
James W. Everson(1) .................. Chairman, President & Chief Executive Officer, The Citizens Savings Bank, Martins Ferry, Ohio
Dr. Leon F. Favede ................................................................................... Optometrist, Bridgeport, Ohio
John R. Herzig ............................................................. President, Toland-Herzig Funeral Homes, Strasburg, Ohio
Dwain R. Hicks ................................................... President, Hicks Consulting and Investing, New Philadelphia, Ohio
John M. Hoopingarner(3) .......................... General Manager, Muskingum Watershed Conservancy District, New Philadelphia, Ohio
Michael A. Ley ................................................... President and Owner, Robert's Men's Shops, New Philadelphia, Ohio
Richard L. Riesbeck(1),(3) ........................................... President, Riesbeck Food Markets, Inc., St. Clairsville, Ohio
Errol C. Sambuco(2) .................................................................. Advisor for Besttransport.com, Columbus, Ohio
Matthew C. Thomas(1),(2) ........................................... President, M.C. Thomas Insurance Agency, Inc., Bridgeport, Ohio
Donald A. Davison, Director Emeritus 1963-1997................................... United Bancorp, Inc. and The Citizens Savings Bank
Albert W. Lash, Director Emeritus 1975-1996 ..................................... United Bancorp, Inc. and The Citizens Savings Bank

                                          DIRECTORS OF THE COMMUNITY BANK, LANCASTER, OHIO

James W. Everson(1) ................... Chairman, President & Chief Executive Officer, United Bancorp, Inc. and The Citizens Savings
                                                                                                           Bank, Martins Ferry, Ohio
Paul J. Gerig ....................................................................... Attorney at Law, Gerig and Gerig, Athens, Ohio
Alan M. Hooker(1) ......................................... President & Chief Executive Officer, The Community Bank, Lancaster, Ohio
Samuel J. Jones(1),(2) .............................................................................. Business Owner, Glouster, Ohio
Philip D. Kasler(2) ....................................................................... Farming and Real Estate, Amesville, Ohio
Joseph D. Kittle ............................................................................ Retired Business Owner, Glouster, Ohio
Terry A. McGhee(1),(2)............................................ President & Chief Executive Officer, Westerman Inc., Bremen, Ohio
Robin L. Rhodes, M.D ........................................... Physician, Pediatric Associates of Lancaster, Inc., Lancaster, Ohio
L. E. Richardson, Jr.(1) ........................... Retired President, Southern Ohio Community Bancorporation, Inc., Glouster, Ohio
Bari J. Watkins, Ph.D.(1) .................................................................. Dean - Ohio University, Lancaster, Ohio
Dean A. Kasler, Director Emeritus 1970-1999 ..................................................................... The Community Bank


         1 = Executive Committee                2 = Audit Committee                     3 = Compensation Committee

FINANCIAL HIGHLIGHTS


                                                FOR THE YEARS ENDED DECEMBER 31,
                                                   2000        1999     % CHANGE
                                                   ----        ----     --------
EARNINGS (IN 000'S)
Total interest and dividend income             $ 23,734    $ 21,639       9.68%
Total interest expense                           12,337       9,845      25.31%
Net interest income                              11,397      11,794      -3.37%
Total noninterest income                          1,369       1,285       6.54%
Total noninterest expense                         8,712       8,189       6.39%
Net income                                        2,587       3,160     -18.13%

PER SHARE (1)
Earnings per common share - Basic              $   0.85    $   1.02     -16.67%
Earnings per common share - Diluted                0.85        1.02     -16.67%
Cash dividends paid                                0.50        0.48       4.17%
Book value (end of period)                         9.43        8.19      15.14%

AT YEAR END (IN 000'S)
Total assets                                   $323,886    $298,764       8.41%
Total assets (average)                          311,608     289,655       7.58%
Total deposits                                  267,553     235,540      13.59%
Net loans receivable                            193,707     177,406       9.19%
Securities                                      105,241      95,156      10.60%
Shareholders' equity                             28,679      25,298      13.36%
Shareholders' equity (average)                   26,178      26,469      -1.10%

STOCK DATA (1)
Market value per share (end of period)         $  12.50    $  15.00     -16.67%
Dividend payout ratio                            58.82%      46.73%      25.87%
Price earnings ratio (2)                         14.71x      14.72x      -0.07%

KEY PERFORMANCE RATIOS
Return on average assets (ROA)                    0.83%       1.09%     -23.85%
Return on average shareholders' equity (ROE)      9.88%      11.94%     -17.25%
Efficiency ratio                                 65.17%      57.50%      13.34%


(1) Per share and stock data has been restated to reflect effect of 5% stock dividends in 2000 and 1999, respectively.

(2)  Calculated using basic earnings per common share.


                                      UNITED BANCORP, INC. 2000 ANNUAL REPORT 17

FIVE YEAR PERFORMANCE SUMMARY (1) (UNAUDITED)

$(THOUSANDS, EXCEPT RATIOS AND PER SHARE DATA)        2000           1999           1998           1997           1996
----------------------------------------------------------------------------------------------------------------------

INCOME AND EXPENSE:
Interest and dividend income                       $23,734        $21,639        $21,126        $20,802        $19,567
Interest expense                                    12,337          9,845          9,657          9,410          8,840
Provision for loan losses                              587            727            798            932          1,165
Noninterest income                                   1,369          1,285          1,581          1,307          1,156
Noninterest expense                                  8,712          8,189          8,008          7,946          7,272
Income tax expense                                     880          1,003          1,089            973            816
Net income                                           2,587          3,160          3,155          2,848          2,630


PER COMMON SHARE DATA:
Net income, basic                                    $0.85          $1.02          $1.02          $0.92          $0.86
Net income, diluted                                   0.85           1.02           1.01           0.91           0.86
Cash dividends paid                                   0.50           0.48           0.43           0.38           0.33
Book value                                            9.43           8.19           8.85           8.33           7.58


BALANCE SHEET:
Loans receivable, net                             $193,707       $177,406       $161,188       $168,439       $163,760
Deposits                                           267,553        235,540        229,110        223,489        218,100
Total assets                                       323,886        298,764        285,493        263,607        252,966
Long term debt                                       6,026          6,669          5,795          1,345            211


OPERATING RATIOS:
Return on average assets                             0.83%          1.09%          1.17%          1.10%          1.06%
Net interest margin(2)                               3.86%          4.30%          4.48%          4.62%          4.58%
Efficiency ratio(3)                                 65.17%         57.50%         56.37%         57.50%         58.34%
Dividend payout                                     58.82%         46.73%         39.54%         36.23%         35.02%
Return on average shareholder's equity               9.88%         11.94%         11.80%         11.48%         11.44%
Average equity to average assets                     8.40%          9.14%          9.83%          9.55%          9.30%


CREDIT QUALITY:
Net charge-offs to average loans                     0.49%          0.38%          0.48%          0.38%          0.62%
Ending allowance for loan losses                     1.42%          1.72%          1.85%          1.77%          1.66%


(1) All share and per share amounts have been restated to reflect common stock dividends

(2)  As a percent of average earning assets

(3)  Noninterest expense divided by net interest income plus noninterest income

18 UNITED BANCORP, INC. 2000 ANNUAL REPORT

MANAGEMENT'S DISCUSSION AND ANALYSIS




In the following pages, management presents an analysis of UNITED BANCORP, INC.'S financial condition and results of operations as of and for the year ended December 31, 2000 as compared to prior years. This discussion is designed to provide shareholders with a more comprehensive review of the operating results and financial position than could be obtained from an examination of the financial statements alone. This analysis should be read in conjunction with the consolidated financial statements and related footnotes and the selected financial data included elsewhere in this report.

When used in this discussion or future filings by the Company with the Securities and Exchange Commission, or other public or shareholder communications, or in oral statements made with approval of an authorized executive officer, the words or phrases "will likely result,""are expected to,""will continue,""is anticipated,""estimate,""project,""believe," or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made, and to advise readers that various factors, including regional and national economic conditions, changes in levels of market interest rates, credit risks of lending activities and competitive and regulatory factors, could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from those anticipated or projected.

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


FINANCIAL CONDITION
EARNING ASSETS - LOANS
    For the year ended December 31, 2000, the Company's total assets increased $25,121,722, or 8.4% over December 31, 1999 totals. Total earning assets increased $25,286,000, or 9.1% over $276,452,000 at year-end 1999. Year-end outstanding total loans increased by $15,981,320 or 8.6% from 1999 to 2000. Average gross loans totaled $190,386,000 for 2000, representing a 12.7% increase from $168,868,000 for 1999.

    Overall, the Company experienced solid loan growth during 2000. Contributing to this growth has been the expansion of COMMUNITY into the Fairfield County market. Total loans for COMMUNITY grew approximately $11,541,000 or 30.95% from December 1999.

    The CITIZENS bank also contributed to the loan growth in all areas of lending with the exception of the installment portfolio. Total loans for CITIZENS grew approximately $4,440,000 or 3.1% over 1999. COMMUNITY experienced loan growth in all areas of lending and, in contrast to CITIZENS, experienced its largest increase in the installment portfolio.

    Overall, installment lending increased by $1,947,532, or 3.7% from 1999 totals. These loans represented 28.1% of the total portfolio at year-end 2000 compared to 29.6% at year-end 1999. The targeted lending areas encompass the geographic areas serviced by the affiliate Banks, which are diverse, reducing the risk to changes in economic conditions. However, the indirect market for CITIZENS has seen increased competition over the past two years and as a result has expe-

[BAR GRAPH]


                                    UNITED BANCORP, INC. 2000 ANNUAL REPORT   19

MANAGEMENT'S DISCUSSION AND ANALYSIS



rienced a decrease in installment loan totals of 9.6% from December 31, 1999. Since the first quarter of 1999, COMMUNITY has operated a Loan Production Office ("LPO") in Lancaster, Ohio. Since the opening of the LPO, Management has focused on building a core loan portfolio in the Lancaster area and surrounding markets. With the grand opening in January 2000, COMMUNITY has been able to operate with a strong local presence. Management has utilized this local presence to further penetrate the installment loan area. As a result, installment loans for COMMUNITY increased approximately $5,499,000 or 33.8% since December 31, 1999. This increase occurred primarily from indirect lending. Since COMMUNITY has been in a start-up mode in building their installment portfolio over the past two years, the amount of loans maturing in this portfolio has been relatively small in relation to the growth. As the portfolio begins to mature, the growth rate in the portfolio will need to compensate for the maturing loans and may actually cause the portfolio to not grow at the rate it did during 2000.

    Competition, especially in the indirect arena, has increased over the past several years. Alternative financing programs offered by the automakers' financing subsidiaries have been and are expected to continue to compete for business. In addition leasing has become increasingly popular in the lending area covered by both affiliates. Management has responded to direct competition by extending our customer service hours into the evening to provide our customers with the ability to arrange financing at their convenience.

    Increases in commercial real estate lending and in residential real estate lending volume also contributed to the loan growth experienced during the year of 2000. Commercial real estate generated the strongest growth from 1999 in terms of percentage and dollars grown. For the year commercial real estate increased $8,065,000 or 14.2% over year end 1999. Real estate loans are second with an increase of $4,575,000 or 8.91%.

    Commercial and commercial real estate loans comprised 43.4% of total loans at December 31, 2000 compared to 42.0% at year-end 1999, an increase of approximately $9,459,000. Commercial loans increased $1,392,775, or 7.3%, from 1999 levels, representing 10.4% of the total portfolio at year-end 2000. This compares to 10.5% of the mix at year-end 1999. During 2000, the Company experienced a slow down in prepayments and refinancing on commercial real estate and residential real estate loans as interest rates increased in the first half of the year and held constant for the remainder of the year.

    Commercial real estate loans increased $8,065,932, or 14.2% over 1999 totals comprising 33.0% of the portfolio compared to 31.4% at year-end 1999. The Company has originated and bought participations in loans from other banks for out-of-area commercial real estate loans to benefit from consistent economic growth outside the area. The majority of these loans are secured by real estate holdings comprised of hotels, motels and churches located in various geographic locations, including the Columbus and Akron-Canton, Ohio metropolitan areas. Out of area loans at December 31, 2000 were 6.9% of total loans and 16.0% of total commercial and commercial real estate loans, compared to 8.5% and 20.3% at year-end 1999.

    Overall, the Company experienced solid loan growth during 2000. Contributing to this growth has been the expansion of COMMUNITY into the Fairfield County market. Total loans for COMMUNITY grew approximately $11,541,000 or 30.95% from December 1999.

    The CITIZENS bank also contributed to the loan growth in all areas of lending with the exception of the installment portfolio. Total loans for CITIZENS grew approximately $4,440,000 or 3.1% over 1999. COMMUNITY experienced loan growth in all areas of lending and, in contrast to CITIZENS, experienced its largest increase in the installment portfolio.

    As the overall interest rate environment increased during 2000, consumer preferences have shifted from fixed rate loan products to variable rate


                                  [BAR GRAPH]


20 UNITED BANCORP, INC. 2000 ANNUAL REPORT

MANAGEMENT'S DISCUSSION AND ANALYSIS

                                  [BAR GRAPH]

loans. Variable rate products typically have lower introductory rates as compared to that of a fixed rate and therefore have the appeal of the consumer.

    Although the interest rate environment experienced over the year 2000 is conducive to variable rate loan products, Management realizes the need to offer fixed rate real estate product to our customer base. Our Secondary Market Real Estate Mortgage Program continues to help our customers take advantage of a fixed rate loan program without the Company assuming the interest rate risk associated with this loan product. During 1999 and 2000, this product lost its appeal to the consumer because of the current increasing interest rate environment and consumers preference to migrate to adjustable rate mortgages. However, with lower interest rates predicted in 2001, this program is anticipated to return to the level of volume experienced in 1998 and 1997.

    Since the introduction of this program, approximately $18,254,000 in Secondary Market Real Estate Mortgages have been originated and sold. The current interest rate environment caused the Company to experience a loss in the Secondary Market program of $27,544 in 2000. This generated a net realized loss contrasted to net realized gains of $41,289 and $139,037 in 1999 and 1998, respectively.

    The allowance for loan losses represents the amount which management and the Board of Directors estimates is adequate to provide for probable incurred losses in the loan portfolio. The allowance balance and the annual provision charged to expense are reviewed by management and the Board of Directors monthly using a risk grading model that considers borrowers' past due experience, economic conditions and various other circumstances that are subject to change over time. In general, the loan loss policy for installment loans requires a charge-off if the loan reaches 120-day delinquent or if notice of bankruptcy is received. The Company follows lending policies, which establish among other things, criteria for determining the repayment capacity of borrowers, requirements for down payments and current market appraisals or other valuations of collateral when loans are originated. Installment lending also utilizes credit scoring to help in the determination of credit quality and pricing.

    The company generally recognizes interest income on the accrual basis, except for certain loans which are placed on non-accrual status, when in the opinion of Management, doubt exists as to collectability. The Company's policy is to generally not allow loans greater than 90 days past due to accrue interest unless the loan is both well secured and in the process of collection. When a loan is placed on a non-accrual status, interest income may be recognized as cash payment is received.

    Management believes the current balance of the allowance for loan losses is sufficient to deal with probable incurred losses. Net charge-offs to average loans for the year-ended 2000 was 0.49% compared to 0.38% for 1999. Although the Company's charge-offs were higher in 2000 than in 1999 the overall credit quality has remained relatively constant from 1999 to 2000 in relation to the loan growth during the past year. Refer to section Provision for Loan Losses for further discussion on the Company's credit quality.

EARNING ASSETS -- SECURITIES AND FEDERAL FUNDS SOLD

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


                                      UNITED BANCORP, INC. 2000 ANNUAL REPORT 21

MANAGEMENT'S DISCUSSION AND ANALYSIS

    Securities available for sale at year-end 2000 increased $9,076,491, or 10.6% over 1999, while securities held to maturity increased $1,008,216, or 10.3%. In summary, the Company purchased a net $6.0 million in securities during 2000. However, the overall portfolio increased $10,084,707 due to the increase in fair value of securities available for sale of $3.9 million. Fair values of securities increased during the last quarter of 2000 due to the decreasing interest rate environment.

SOURCES OF FUNDS - DEPOSITS

    The Company's primary source of funds is core deposits from retail and business customers. These core deposits include all categories of interest-bearing deposits, excluding certificates of deposit greater than $100,000. During 2000, deposits increased $32,013,010 or 13.6%. Most of this growth was a direct result of the expansion into Fairfield County (Lancaster) and the competitive pricing strategies employed by the Company, particularly Community. Management anticipates further growth in deposits during 2001 due to the continuation of competitive pricing strategies in order to capture market share.

                                  [BAR GRAPH]

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

    Certificates of deposit greater than $100,000 are not considered part of core deposits and, as such, are used as a tool to balance funding needs. At year-end 2000, certificates of deposit greater than $100,000 increased $6,087,641 or 26.1% over year-end 1999 totals. With rates trending higher during 1999 and 2000, Management priced the long-term certificates of deposit so as to lock in these funds for an extended period of time. This was offset by the higher yields the Company was able to lock in on its earnings assets. Generally, the repricing structure and duration of the Company's earnings assets and interest paying liabilities is such as to create a negative GAP position for interest rate management. Refer to section Asset/Liability Management and Sensitivity to Market Risks for further discussion.

    The attraction of and retention of core deposits continues to pose a challenge to the Company and the overall banking industry. Alternative financial products are continuously being introduced by our competition whether through a traditional bank or brokerage services company.

SOURCES OF FUNDS - SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE AND OTHER BORROWED FUNDS

Other interest-bearing liabilities include securities sold under agreements to repurchase, federal funds purchased, Treasury, Tax & Loan notes payable and Federal Home Loan Bank advances. Securities sold under agreements to repurchase decreased by $926,000, while other borrowed funds also decreased significantly by $9,351,476 or 30.6%. This decrease was the result of the extensive deposit growth realized by the Company in 2000.


                                  [BAR GRAPH]


22 UNITED BANCORP, INC. 2000 ANNUAL REPORT

MANAGEMENT'S DISCUSSION AND ANALYSIS

    FHLB Cash Management and Federal Funds purchased totaled approximately $15.2 million at December 31, 2000 compared with $23.0 million as of December 31, 1999, a decrease of $7.8 million.

PERFORMANCE OVERVIEW

NET INCOME

    The Company reported earnings of $2,586,975 in 2000 compared with $3,160,254 in 1999 and $3,154,979 in 1998. This earnings performance equates to a 0.83% Return on Average Assets ("ROA") and 9.88% Return on Average Equity ("ROE") for 2000 compared to 1.09% and 11.94% for 1999 and 1.17% and 11.80% for 1998. Basic
Earnings per share ("EPS") was $0.85 for 2000 compared to $1.02 for 1999 and 1998. Diluted earnings per share were $0.85 for 2000 compared to $1.02 and $1.01 for 1999 and 1998, respectively. Per share amounts for all periods have been restated to reflect the 5% stock dividends distributed in December 2000, 1999 and 1998.

NET INTEREST INCOME

    Net interest income, by definition, is the difference between interest income generated on interest-earning assets and the interest expense incurred on interest-bearing liabilities. Various factors contribute to changes in net interest income, including volumes, interest rates and the composition or mix of interest-earning assets in relation to interest-bearing liabilities. Net interest income decreased $396,447, or 3.4% in 2000 compared to a $325,286, or 2.8% increase in 1999. The net interest spread has declined during the past two years. This is the result of a rising interest rate environment and the resulting impact of the Company's negative GAP position.

    The dynamics of this decrease are related to changes in rate and volume within interest-earning assets and interest-bearing liabilities. Average interest-earning assets increased $17,790,000, or 6.5% in 2000 over 1999 compared to $16,226,000, or 6.3% in 1999 over 1998. The associated weighted-average yield on these interest-earning assets was 8.03% in 2000, compared to 7.88% in 1999 and 8.26% in 1998.

    Average interest-bearing liabilities increased $20,826,000, or 8.6% in 2000 over 1999 compared to $18,935,000, or 8.5% in 1999 over 1998. Several factors have attributed to the increase and composition of interest-bearing liabilities during 2000. In January 1999, approximately $2.8 million, $5.1 million and $2.4 million of savings, time and demand deposits, respectively were acquired in the Jewett, Ohio branch acquisition accounted for as a purchase accounting transaction, providing an inflow of depository accounts of approximately $10.3 million. However, this was offset with the shrinkage in deposits of approximately $7.0 million at COMMUNITY during 1999. Management restructured the products and pricing throughout 1999 and 2000. During 2000, the Company experienced 13.6% or $16.3 million of deposit growth as a direct result of the expansion of The Community Bank into Fairfield County and an aggressive pricing strategy. The associated cost of funds for interest-bearing liabilities in 2000 increased significantly to 4.69% in 2000, compared to 4.06% in 1999, and 4.32% in 1998.

    This decrease in net interest income was the direct result of the increase in both the volume and rate of the Company's interest bearing liabilities at a faster pace than the interest bearing assets. Primary factors contributing to the results were investments in noninterest bearing premises and equipment associated with the expansion in Lancaster, the aggressive pricing strategies employed to build market share in Lancaster and the rising interest rate environment experienced in 2000 which is unfavorable for the Company due to the repricing characteristics of its assets and liabilities. Refer to the sections on Asset and Liability Management and Sensitivity to Market Risks and Average Balances, Net Interest Income and Yields Earned and Rates Paid elsewhere in this discussion.

PROVISION FOR LOAN LOSSES

    The provision for loan losses is an operating expense recorded to maintain the related balance sheet allowance for loan losses at an amount considered adequate to cover probable losses incurred in the normal course of lending. The total

                                  [BAR GRAPH]

                                     UNITED BANCORP, INC. 2000 ANNUAL REPORT  23

MANAGEMENT'S DISCUSSION AND ANALYSIS

provision for loan losses was $587,000 in 2000 compared to $726,806 in 1999 and $797,957 in 1998. The decrease from 1999 of 19.2% in the provision for loan losses can be attributed to Management's continued efforts to maintain credit quality in the loan portfolio. The Company's total allowance for loan losses compared to nonperforming loans remains at 304% at December 31, 2000. Also the Company's nonperforming loans to total loans decreased from 0.57% at year-end 1999 to 0.47% at year-end 2000. Both ratios measures in common size the relative risk and coverage in the allowance for loans losses.

    The allowance for loan losses as a percentage of loans decreased to 1.42% at year-end 2000, from 1.72% at year-end 1999, which occurred because of the increase in 2000 of total outstanding loans and a decline in the allowance balance. With the acquisition of COMMUNITY in mid 1998, Management believed it was necessary to carry a higher allowance for loan losses due to the perceived credit quality problems the Company acquired with this acquisition. Prior to the acquisition, COMMUNITY was under a Memorandum of Understanding with The Ohio Division of Financial Institutions mainly due to credit quality concerns. As a result, COMMUNITY'S loan loss reserve increased prior to the merger. These increases were attributed to the loan loss reserve methodology of prior management and upon the merger reviewed and tested by current management. Both CITIZENS and COMMUNITY now utilize a consistent reserve methodology with the detail reserve allocations specific to their individual loan portfolio.

    Over the past two years, Management has come to realize that the potential credit losses supported by prior management in their reserving methodology have not yet materialized and therefore the loan loss reserve allocated to such loans was not entirely warranted. However, with the anticipated loan growth, Management felt the reserve levels were prudent to maintain.

    The unallocated loan loss reserve at December 31, 2000 is approximately $450,000 compared to $1,413,000 and $1,001,000 for 1999 and 1998, respectively.
Management believes the amount of unallocated reserve is now more in line with the risk in the current loan portfolio. Management does not anticipate the level of unallocated to shift based upon the current economic conditions and the current trends on the level of loans charged-off. With the anticipated annual growth in the loan portfolio expected to continue, Management has budgeted to increase the provision for loan losses by approximately 20% over the 2000 provision level.

NONINTEREST INCOME

    Noninterest income is made up of Bank related fees and service charges, as well as other income-producing services. These include secondary market loan servicing fees, ATM/interchange income, early redemption penalties for certificates of deposit, safe deposit rental income, net gain or loss on sales of securities available for sale and

--------------------------------------------------------------------------------
                                            ----          ----         ----
                                            2000          1999         1998
                                            ----          ----         ----
Noninterest income
 Service charges on deposit accounts     $  864,343     $ 745,797   $  749,526
 Net realized gain on sales of securities    26,674        38,833        1,687
 Net realized gain on sales of loans        (27,544)       41,289      139,037
 Other income                               505,513       459,600      690,889
                                         ----------    ----------   ----------
  Total noninterest income               $1,368,986    $1,285,519   $1,581,139
                                         ==========    ==========   ==========

Noninterest expense
 Salaries and employee benefits          $4,196,960    $4,052,095   $3,940,756
 Occupancy and equipment                  1,404,612     1,244,648    1,192,375
 Professional services                      256,577       152,653      311,335
 Insurance                                  209,751       193,615      167,320
 Franchise and other taxes                  250,151       284,125      310,915
 Advertising                                396,858       302,655      243,452
 Stationery and office supplies             233,668       276,995      215,978
 Other expenses                           1,763,078     1,682,474    1,625,558
                                         ----------    ----------   ----------
  Total noninterest expense              $8,711,655    $8,189,260   $8,007,689
                                         ==========    ==========   ==========

--------------------------------------------------------------------------------



                                  [BAR GRAPH]




24 UNITED BANCORP, INC. 2000 ANNUAL REPORT

MANAGEMENT'S DISCUSSION AND ANALYSIS

                                  [BAR GRAPH]

loans, leased rental property, cash management services and other miscellaneous items. Total noninterest income for 2000 was $1,368,986, or 6.5% over 1999 totals. Total noninterest income for 1999 was $1,285,519, or 18.7% under 1998.

    The increase in 2000 can be attributed to several factors. The Fairfield County expansion generated additional fee based accounts, as well as additional ATM and merchant income. During the year, Management focused on service charges assessed on non-sufficient funds checks and updated our policies to clearly define when a customer service representative may waive fees on an account. The Company continued to see a slow down in the secondary mortgage market program in 2000, but an increase of 15.9% or $118,546 of service charges on deposit accounts helped to more than offset the decrease in secondary market income.

    The decline in noninterest income from 1998 to 1999 is mainly attributed to the decreased activity in the secondary market program during 1999.

NONINTEREST EXPENSE

    Noninterest expense for 2000 increased $522,395, or 6.4% over 1999 compared to $181,571, or 2.3% for 1999 over 1998.

    Management had expected the increased noninterest expense from 1999 to 2000. Since the end of 1999, the Company has been preparing for the expansion into Fairfield County. Towards the end of 1998 and continually into 1999, Management and staff were added at COMMUNITY to prepare for their eventual grand opening of three banking locations in Lancaster, Ohio. The gradual building of staffing over the past two years contributed to the 3.6% increase in salaries and employee benefits from 1999 to 2000.

    Occupancy and equipment and other expense contributed to the most significant increases from 1999 to 2000. During the construction mode in 1999, the Company did not incur any depreciation expense nor did they have maintenance contracts on all the new facilities. These expenses did not begin until 2000 when the facilities were opened.

    Stationary and office supplies and franchise taxes accounted for the largest decreases in 2000 compared to 1999. Since franchise taxes are based on the net equity of CITIZENS and COMMUNITY, the resulting impact of rising rates reduced the fair market value of the securities in the available for sale portfolio which in turn is an off-set to net equity producing a lower tax base. The decrease in stationary and office supplies is a direct result of Management's focus on cost containment.

    Other expenses increased 4.8% or approximately $80,600. Overall, Management is pleased that with the increased staffing and added banking facilities the Company maintained the increase in other expenses to less that 5%.

                                  [BAR GRAPH]



                                      UNITED BANCORP, INC. 2000 ANNUAL REPORT 25

MANAGEMENT'S DISCUSSION AND ANALYSIS

    Professional fees increased approximately $104,000 mainly due to the services provided in connection with the Lancaster expansion. Also, as the loan portfolio continues to grow certain legal and collection expenses will grow also. Management would anticipate the level of professional fees to decrease in 2001.

    Increased advertising was deemed necessary to successfully enter into the Lancaster market. Advertising expense for 2001 should decrease some however. Management will continue to promote the Lancaster market while maintaining the advertising budgets in the remainder of our markets. As expected by management a majority of these expenses were incurred in the first quarter of 2000 as a result of this expansion strategy.

    During 1999, CITIZENS grew its franchise with the January 28, 1999 purchase of a full service banking center in Jewett, Ohio, and the March 15, 1999 opening of a full service brokerage division of CITIZENS known as Brokerage United with securities provided through Raymond James Financial Services, Inc. The full-year effect of Brokerage United and its expenses are included in other expenses and contributed to the increase from 1998 to 1999.

ASSET/LIABILITY MANAGEMENT AND SENSITIVITY TO MARKET RISKS

    In the environment of changing business cycles, interest rate fluctuations and growing competition, it has become increasingly more difficult for banks to produce adequate earnings on a consistent basis. Because it is not possible to reliably predict interest rates, the Company must establish a sound asset/liability management policy, which will minimize exposure to interest rate risk while maintaining an acceptable interest rate spread and insuring adequate liquidity.

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

    By definition, liquidity is measured by the Company's ability to raise cash at a reasonable cost or with a minimum amount of loss. Liquidity planning is necessary so the Company will be capable of funding all obligations to its customers at all times, from meeting their immediate cash withdrawal requirements to fulfilling their short-term credit needs.

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

    Under either scenario, profits suffer. The Company's goal is to have acceptable profits under any interest rate environment. To avoid volatile profits as a result of interest rate fluctuations, the Company attempts to match interest rate sensitivities, while pricing both the asset and liability components to yield a sufficient interest rate spread so that profits will remain relatively consistent across interest rate cycles.

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


26 UNITED BANCORP, INC. 2000 ANNUAL REPORT

MANAGEMENT'S DISCUSSION AND ANALYSIS


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

    The following tables present an analysis of the potential sensitivity of the Company's net present value of its financial instruments to sudden and sustained changes in the prevailing interest rates. The projected volatility of the net present value at both December 31, 2000 and 1999 fall within guidelines established by the Board of Directors.

                            (Dollars in Thousands)
--------------------------------------------------------------------------------
                    NET PORTFOLIO VALUE - DECEMBER 31, 2000

CHANGE IN RATES             $ AMOUNT           $ CHANGE         % CHANGE
                            --------           --------         --------

+200 bp                     26,501             (3,765)             -12%
+100 bp                     28,811             (1,455)              -5%
Base                        30,266
-100 bp                     33,171              2,905               10%
-200 bp                     33,507              3,241               11%

--------------------------------------------------------------------------------


                    NET PORTFOLIO VALUE - DECEMBER 31, 1999


CHANGE IN RATES             $ AMOUNT           $ CHANGE         % CHANGE
                            --------           --------         --------
+200 bp                     22,094             (3,204)             -13%
+100 bp                     23,679             (1,619)              -6%
Base                        25,298
-100 bp                     27,069              1,771                7%
-200 bp                     25,618                320                1%

--------------------------------------------------------------------------------



                                      UNITED BANCORP, INC. 2000 ANNUAL REPORT 27

MANAGEMENT'S DISCUSSION AND ANALYSIS

    The following table is a summary of selected quarterly results of operations for the years ended December 31, 2000 and 1999.

                                           1ST QUARTER      2ND QUARTER     3RD QUARTER   4TH QUARTER
                                           -----------      -----------     -----------   -----------
                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
2000

Interest and dividend income               $     5,593      $     5,800     $     6,125   $     6,216
Interest expense                                 2,752            2,952           3,270         3,363
                                           -----------      -----------     -----------   -----------
Net interest income                              2,841            2,848           2,855         2,853
Provision for loan losses                          116              115             116           240
                                           -----------      -----------     -----------   -----------
Net interest income after
  provision for loan losses                      2,725            2,733           2,739         2,613
Noninterest income                                 325              334             331           379
Noninterest expense                              2,290            2,131           2,128         2,163
                                           -----------      -----------     -----------   -----------
Income before income tax                           760              936             942           829
Income tax expense                                 184              230             274           192
                                           -----------      -----------     -----------   -----------
Net income                                 $       576      $       706     $       668   $       637
                                           ===========      ===========     ===========   ===========
Earnings per common share - Basic          $      0.19      $      0.23     $      0.22   $      0.21
                                           ===========      ===========     ===========   ===========

Earnings per common share - Diluted        $      0.19      $      0.23     $      0.22   $      0.21
                                           ===========      ===========     ===========   ===========

Dividends declared per share               $     0.124      $     0.124     $     0.124   $     0.130
                                           ===========      ===========     ===========   ===========

1999

Interest and dividend income               $     5,231      $     5,344     $     5,476   $     5,588
Interest expense                                 2,371            2,366           2,492         2,616
                                           -----------      -----------     -----------   -----------
Net interest income                              2,860            2,978           2,984         2,972
Provision for loan losses                          198              205             141           183
                                           -----------      -----------     -----------   -----------
Net interest income after
  provision for loan losses                      2,662            2,773           2,843         2,789
Noninterest income                                 379              306             270           330
Noninterest expense                              1,967            2,163           2,073         1,986
                                           -----------      -----------     -----------   -----------
Income before income tax                         1,074              916           1,040         1,133
Income tax expense                                 244              241             264           254
                                           -----------      -----------     -----------   -----------
Net income                                 $       830      $       675     $       776   $       879
                                           ===========      ===========     ===========   ===========

Earnings per common share - Basic          $      0.27      $      0.22     $      0.25   $      0.28
                                           ===========      ===========     ===========   ===========

Earnings per common share - Diluted        $      0.27      $      0.22     $      0.25   $      0.28
                                           ===========      ===========     ===========   ===========

Dividends declared per share               $     0.117      $     0.117     $     0.118   $     0.124
                                           ===========      ===========     ===========   ===========




28 UNITED BANCORP, INC. 2000 ANNUAL REPORT

MANAGEMENT'S DISCUSSION AND ANALYSIS

AVERAGE BALANCES, NET INTEREST INCOME AND YIELDS EARNED AND RATES PAID

    The following table provides information relating to average balance sheet information and reflects the average yield on interest-earning assets and the average cost of interest-bearing liabilities for the years ended December 31, 2000, 1999 and 1998. The yields and costs are calculated by dividing income or expense by the average balance of interest-earning assets or interest-bearing liabilities.

    The average balance of available


                                                         2000                             1999                            1998
                                        -------------------------------  ------------------------------   --------------------------
(DOLLARS IN THOUSANDS)                               INTEREST                        INTEREST                       INTEREST
                                          AVERAGE     INCOME/    YIELD/    AVERAGE    INCOME/    YIELD/    AVERAGE   INCOME/  YIELD/
                                          BALANCE     EXPENSE    RATE      BALANCE    EXPENSE    RATE      BALANCE   EXPENSE  RATE
                                          -------     -------    ----      -------    -------    ----      -------   -------  ----
ASSETS
Interest-earning assets
  Loans                                 $ 190,386   $  17,145      9.01  $ 168,868  $  15,130    8.96%    $168,626   $15,775   9.36%
  Taxable securities - AFS                 71,670       5,066      6.55     72,668      4,886    6.49       51,864     3,444   6.64
  Taxable securities - HTM                  2,495         179      7.17      1,382         90    6.51        4,828       260   5.39
  Tax-exempt securities - AFS              13,914         701      5.02     10,127        598    5.99        1,053        67   6.36
  Tax-exempt securities - HTM               7,876         383      4.86     14,480        676    4.67       21,924     1,157   5.28
  Federal funds sold                          130           7      5.38      2,307        100    4.33        6,300       315   5.00
  FHLB stock and other                      3,295         253      7.68      2,144        158    7.37        1,155       108   9.35
                                        ---------     -------            ---------    -------             --------   -------
Total interest-earning assets             289,766      23,734      8.03    271,976     21,638    7.88      255,750    21,126   8.26

Noninterest-earning assets
  Cash and due from banks                   9,687                            9,341                           9,469
  Premises and equipment (net)              9,191                            7,543                           6,528
  Other nonearning assets                   6,003                            3,866                           3,248
  Less: allowance for loan losses          (3,039)                          (3,071)                         (2,991)
                                        ---------                        ---------                        --------
Total noninterest-earning assets           21,842                           17,679                          16,254
                                        ---------                        ---------                        --------
Total assets                            $ 311,608                        $ 289,655                        $272,004
                                        =========                        =========                        ========

LIABILITIES & SHAREHOLDERS' EQUITY
Interest-bearing liabilities
  Demand deposits                       $  41,488       1,121      2.70  $  41,258        898    2.18     $ 39,553     1,026   2.59
  Savings deposits                         53,131       1,097      2.06     59,559      1,248    2.10       59,608     1,804   3.03
  Time deposits                           139,363       8,282      5.94    113,133      6,198    5.48      108,662     6,059   5.58
  Fed funds purchased & TT&L                4,244         292      6.88      4,156        214    5.15        3,102       151   4.87
  FHLB advances                            19,767       1,263      6.39     16,932        972    5.74        4,667       253   5.42
  Repurchase agreements                     5,177         282      5.45      7,306        314    4.30        7,817       364   4.66
                                        ---------     -------            ---------    -------             --------   -------
Total interest-bearing liabilities        263,170      12,337      4.69    242,344      9,844    4.06      223,409     9,657   4.32
                                                      -------                         -------                        -------
Noninterest-bearing liabilities
  Demand deposits                          21,167                           19,851                          20,189
  Other liabilities                         1,093                              991                           1,668
                                        ---------                        ---------                        --------
Total noninterest-bearing liabilities      22,260                           20,842                          21,857
                                        ---------                        ---------                        --------
Total liabilities                         285,430                          263,186                         245,266
Total shareholders' equity                 26,178                           26,469                          26,738
                                        ---------                        ---------                        --------
Total liabilities & shareholders'       $ 311,608                        $ 289,655                        $272,004
equity                                  =========                        =========                        ========

Net interest income                                   $11,397                         $11,794                        $11,469
                                                      =======                         =======                        =======
Net interest spread                                                3.34%                         3.82%                         3.94%
                                                                   ====                          ====                          ====
Net yield on interest-earning assets                               3.86%                         4.30%                         4.48%
                                                                   ====                          ====                          ====



- For purposes of this schedule, nonaccrual loans are included in loans.
- Net interest income is reported on an historical basis without tax-equivalent adjustment.
- Fees collected on loans are included in interest on loans.


                                      UNITED BANCORP, INC. 2000 ANNUAL REPORT 29

MANAGEMENT'S DISCUSSION AND ANALYSIS

                                  [BAR GRAPH]

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

CAPITAL RESOURCES

    Internal capital growth, through the retention of earnings, is the primary means of maintaining capital ade-




                                                      2000 COMPARED TO 1999                        1999 COMPARED TO 1998
                                                        INCREASE/(DECREASE)                         INCREASE/(DECREASE)
                                              ------------------------------------       ----------------------------------------
(IN THOUSANDS)                                              CHANGE         CHANGE                        CHANGE          CHANGE
                                                TOTAL       DUE TO         DUE TO         TOTAL          DUE TO          DUE TO
                                                CHANGE      VOLUME         RATE           CHANGE         VOLUME           RATE
                                              ------------------------------------       ----------------------------------------
Interest and dividend income
Loans                                         $ 2,015       $  1,937      $    78        $   (645)      $   23          $  (668)
Taxable securities available for sale             180            129           51           1,442        1,523              (81)
Taxable securities held to maturity                89             79           10            (170)        (216)              46
Tax-exempt securities available for sale          103            210         (107)            531          535               (4)
Tax-exempt securities held to maturity           (293)          (320)          27            (481)        (359)            (122)
Federal funds sold                                (93)          (113)          20            (215)        (178)             (37)
FHLB stock and other                               95             88            7              50           77              (27)
                                              -------       --------      -------        --------       -------         -------
Total interest and dividend income              2,096          2,010           86             512        1,405             (893)

Interest expense
  Demand deposits                                 223              5          218            (128)          43             (171)
  Savings deposits                               (151)          (133)         (18)           (556)          (1)            (555)
  Time deposits                                 2,084          1,526          558             139          246             (107)
  Fed funds purchased & T, T& L                    78              4           74              63           54                9
  FHLB advances                                   291            174          117             719          703               16
  Repurchase agreements                           (32)          (104)          72             (50)         (23)             (27)
                                              -------       --------      -------        --------       -------         -------
Total interest expense                          2,493          1,472        1,021             187         1,022            (835)
                                              -------       --------      -------        --------       -------         -------

Net interest earnings                         $ (397)       $    538      $  (935)        $   325       $   383         $   (58)
                                              ======        ========      =======         =======       =======         =======

    Note: The rate/volume variance was allocated to volume variance and rate variance in proportion to the relationship of the absolute dollar amount of the change in each. Nonaccrual loans are ignored for purposes of the calculations due to the nominal amount of the loans.


30 UNITED BANCORP, INC. 2000 ANNUAL REPORT

MANAGEMENT'S DISCUSSION AND ANALYSIS

quacy for the Banks. Shareholders' equity at year-end 2000 was $28,679,087 compared to $25,297,973 at year-end 1999, representing an increase of 13.4%. Equity totals include $1,272,709 in accumulated other comprehensive loss which is comprised solely of a net unrealized loss on securities available for sale, net of tax, at year-end 2000, compared to $3,847,828 at year-end 1999. Total shareholders' equity in relation to total assets was 8.9% at year-end 2000 compared to 8.5% at year-end 1999.

    The Company has established a Dividend Reinvestment Plan ("The Plan") for shareholders under which the Company's common stock will be purchased by The Plan for participants with automatically reinvested dividends. The Plan does not represent a change in the dividend policy or a guarantee of future dividends. Shareholders who do not wish to participate in The Plan will continue to receive cash dividends, as declared in the usual and customary manner.

                                  [BAR GRAPH]

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

    For the year-ended 2000, the adjustments to reconcile net income to net cash from operating activities consisted mainly of depreciation and amortization of premises and equipment and intangibles, gain on sales of loans, securities and other assets, the provision for loan losses, Federal Home Loan Bank stock dividends, net amortization of securities and net changes in other assets and liabilities.

    Investing activities include changes in securities, net changes in loans, other real estate owned and premises and equipment purchases.

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

                                  [BAR GRAPH]


                                      UNITED BANCORP, INC. 2000 ANNUAL REPORT 31

MANAGEMENT'S DISCUSSION AND ANALYSIS


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


                                   [PICTURE]

                                 GROWTH HISTORY

The Community Bank Expansion, Lancaster, Ohio, January 1, 2000, 3 Branches

 $27 Million in Assets

The Citizens Savings Bank Expansion, Jewett, Ohio, January 28, 1999, 1 Branch

 $11 Million in Assets

 Southern Ohio Community Bancorp, Inc., July 8, 1998, 4 Branches

 $50 Million in Assets

 The Citizens Savings Bank Expansion, Dellroy, Ohio, December 2, 1994, 1 Branch

 $7.2 Million in Assets

The Citizens Savings Bank Expansion, New Philadelphia & Sherrodsville, Ohio, March 16, 1992, 2 Branches

 $18.9 Million in Assets

The Citizens Savings Bank Expansion, Strasburg, Ohio, December 26, 1986, 1
Branch

 $13.2 Million in Assets



32 UNITED BANCORP, INC. 2000 ANNUAL REPORT

REPORT OF INDEPENDENT AUDITORS

                               [CROWE CHIZEK LOGO]




Board of Directors and Shareholders
United Bancorp, Inc.
Martins Ferry, Ohio


         We have audited the accompanying consolidated balance sheets of United Bancorp, Inc. as of December 31, 2000 and 1999, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of United Bancorp, Inc. as of December 31, 2000 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with generally accepted accounting principles.

         As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for derivative instruments and hedging activities effective April 1, 1999, to comply with new accounting guidance.



                                         /S/ Crowe, Chizek and Company LLP

                                         CROWE, CHIZEK AND COMPANY LLP



Columbus, Ohio
January 12, 2001







                                      UNITED BANCORP, INC. 2000 ANNUAL REPORT 33

CONSOLIDATED BALANCE SHEETS

                                                             ------------------------------
                                                                  2000              1999
                                                             -------------    -------------
ASSETS
Cash and due from financial institutions                     $  10,694,118    $  11,096,955
Federal funds sold                                                    --            780,000
                                                             -------------    -------------
     Total cash and cash equivalents                            10,694,118       11,876,955
Securities available for sale                                   94,438,970       85,362,479
Securities held to maturity (Estimated fair value
  of $10,946,251 in 2000 and $9,566,423 in 1999)                10,802,213        9,793,997
Total loans                                                    196,497,232      180,515,913
Allowance for loan losses                                       (2,790,133)      (3,109,821)
                                                             -------------    -------------
Loans, net                                                     193,707,099      177,406,092
Premises and equipment, net                                      9,521,046        9,008,651
Accrued interest receivable                                      2,758,634        2,322,819
Other real estate and repossessions                                333,682           35,512
Other assets                                                     1,630,039        2,957,574
                                                             -------------    -------------
     Total assets                                            $ 323,885,801    $ 298,764,079
                                                             =============    =============

LIABILITIES
Demand deposits
  Noninterest-bearing                                        $  22,708,636    $  19,858,385
  Interest-bearing                                              45,470,957       37,780,951
Savings deposits                                                49,158,941       56,244,818
Time deposits - under $100,000                                 120,797,039       98,326,050
Time deposits - $100,000 and over                               29,417,302       23,329,661
                                                             -------------    -------------
     Total deposits                                            267,552,875      235,539,865
Securities sold under agreements to repurchase                   4,861,430        5,787,898
Other borrowed funds                                            21,247,616       30,599,092
Accrued expenses and other liabilities                           1,544,793        1,539,251
                                                             -------------    -------------
     Total liabilities                                         295,206,714      273,466,106

SHAREHOLDERS' EQUITY
Common stock - $1 par value: 10,000,000 shares authorized;
  3,094,882 - 2000 and 2,942,885 - 1999 issued                   3,094,882        2,942,885
Additional paid-in capital                                      21,699,632       19,660,205
Retained earnings                                                5,852,284        6,542,711
Shares held by deferred compensation plan                         (411,438)
Treasury stock, 28,499 shares at cost in 2000                     (283,564)
Accumulated other comprehensive income/(loss), net of tax       (1,272,709)      (3,847,828)
                                                             -------------    -------------
     Total shareholders' equity                                 28,679,087       25,297,973
                                                             -------------    -------------
     Total liabilities and shareholders' equity              $ 323,885,801    $ 298,764,079
                                                             =============    =============






        See Accompanying Notes to the Consolidated Financial Statements




34 UNITED BANCORP, INC. 2000 ANNUAL REPORT

CONSOLIDATED STATEMENTS OF INCOME

                                                        ------------    ------------   ------------
                                                             2000            1999            1998
                                                        ------------    ------------   ------------

Interest and dividend income
    Loans, including fees                               $ 17,112,362    $ 15,129,533   $ 15,774,673
    Taxable securities                                     5,244,590       4,976,318      3,703,294
    Non-taxable securities                                 1,083,310       1,274,083      1,224,814
    Federal funds sold                                        26,321         100,341        315,291
    Dividends on Federal Home Loan Bank stock and other      267,502         158,415        108,349
                                                        ------------    ------------   ------------
     Total interest and dividend income                   23,734,084      21,638,690     21,126,421

Interest expense
  Deposits
    Demand                                                 1,121,150         898,450      1,026,353
    Savings                                                1,096,782       1,248,199      1,804,174
    Time                                                   8,282,081       6,198,199      6,059,086
  Other borrowings                                         1,836,656       1,499,979        768,231
                                                        ------------    ------------   ------------
     Total interest expense                               12,336,669       9,844,827      9,657,844
                                                        ------------    ------------   ------------

Net interest income                                       11,397,416      11,793,863     11,468,577

Provision for loan losses                                    587,000         726,806        797,957
                                                        ------------    ------------   ------------

Net interest income after provision for loan losses       10,810,416      11,067,057     10,670,620

Noninterest income
  Service charges on deposit accounts                        864,343         745,797        749,526
  Net realized gain on sales/calls of securities              26,674          38,833          1,687
  Net realized gain/(loss) on sales of loans                 (27,544)         41,289        139,037
  Other income                                               505,513         459,600        690,889
                                                        ------------    ------------   ------------
     Total noninterest income                              1,368,986       1,285,519      1,581,139

Noninterest expense
  Salaries and employee benefits                           4,196,960       4,052,095      3,940,756
  Occupancy and equipment                                  1,404,612       1,244,648      1,192,375
  Professional services                                      256,577         152,653        311,335
  Insurance                                                  209,751         193,615        167,320
  Franchise and other taxes                                  250,151         284,125        310,915
  Advertising                                                396,858         302,655        243,452
  Stationery and office supplies                             233,668         276,995        215,978
  Other expenses                                           1,763,078       1,682,474      1,625,558
                                                        ------------    ------------   ------------
     Total noninterest expense                             8,711,655       8,189,260      8,007,689
                                                        ------------    ------------   ------------

Income before income taxes                                 3,467,747       4,163,316      4,244,070
  Income tax expense                                         880,772       1,003,062      1,089,091
                                                        ------------    ------------   ------------

Net Income                                              $  2,586,975    $  3,160,254   $  3,154,979
                                                        ============    ============   ============

Earnings per common share - Basic                       $       0.85    $       1.02   $       1.02
                                                        ============    ============   ============

Earnings per common share - Diluted                     $       0.85    $       1.02   $       1.01
                                                        ============    ============   ============



         See Accompanying Notes to the Consolidated Financial Statements



                                      UNITED BANCORP, INC. 2000 ANNUAL REPORT 35

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                                 TREASURY
                                                                 ADDITIONAL     STOCK AND
                                                      COMMON      PAID-IN       DEFERRED      RETAINED    COMPREHENSIVE
                                                      STOCK       CAPITAL          PLAN       EARNINGS      INCOME
                                                  ------------ ------------   -----------  ------------ ---------------
BALANCE AT JANUARY 1, 1998                        $ 2,667,314  $ 15,551,467   $        -   $ 7,322,192

  Net income                                                                                 3,154,979  $ 3,154,979
  5% Stock dividend                                   132,984     2,249,970                 (2,382,954)
  Cash paid in lieu of fractional
    shares on 5% stock dividend                                                                 (6,938)
  Cash dividends - $0.43 per share                                                          (1,221,312)
  Cash dividends paid by Southern prior
    to merger                                                                                  (26,090)
  Charge in unrealized gain (loss) on
    securities available for sale, net of
    reclassifications and tax effects                                                                      (292,527)
                                                                                                        -----------
  Comprehensive income                                                                                  $ 2,862,452
                                                                                                        ===========

                                                  -----------  ------------   ----------   -----------

BALANCE AT DECEMBER 31, 1998                        2,800,298    17,801,437            -     6,839,877

  Net income                                                                                 3,160,254  $ 3,160,254
  5% Stock dividend                                   139,720     1,833,769                 (1,973,489)
  Cash paid in lieu of fractional
    shares on 5% stock dividend                                                                 (6,245)
  Proceeds and tax benefit from exercise of
    stock options, net of shares redeemed               2,867        24,999
  Cash dividends - $0.48 per share                                                          (1,477,686)
  Charge in unrealized gain (loss) on
    securities available for sale, net of
    reclassifications and tax effects                                                                    (3,726,965)
                                                                                                        -----------
  Comprehensive income (loss)                                                                           $  (566,711)
                                                                                                        ===========

                                                  -----------  ------------   ----------   -----------

BALANCE AT DECEMBER 31, 1999                        2,942,885    19,660,205            -     6,542,711

  Net income                                                                                 2,586,975  $ 2,586,975
Shares issued in Dividend Reinvestment Plan             4,954        47,288
  5% Stock dividend                                   147,043     1,580,701                 (1,727,744)
  Cash paid in lieu of fractional
    shares on 5% stock dividend                             -                                   (4,111)
  Cash dividends - $0.50 per share                                                          (1,545,547)
Recognition of shares held by deferred
  compensation plan - 15,509 at cost                                288,628     (288,628)
10,855 shares purchased for deferred
compensation plan                                                   122,810     (122,810)
Purchases of Treasury Stock - 28,499 shares at cost                       -     (283,564)
  Charge in unrealized gain (loss) on securities
    available for sale, net of  reclassifications and
    tax effects                                                                                           2,575,119
  Comprehensive income                                                                                  $ 5,162,094

                                                   ----------   -----------   ----------    ----------
BALANCE AT DECEMBER 31, 2000                       $3,094,882   $21,699,632   $ (695,002)   $5,852,284
                                                   ==========   ===========   ==========    ==========


                                                         ACCUMULATED
                                                            OTHER           TOTAL
                                                         COMPREHENSIVE   SHAREHOLDERS'
                                                            INCOME         EQUITY
                                                       ---------------  --------------
BALANCE AT JANUARY 1, 1998                             $   171,664      $ 25,712,637

  Net income                                                               3,154,979
  5% Stock dividend
  Cash paid in lieu of fractional
    shares on 5% stock dividend                                               (6,938)
  Cash dividends - $0.43 per share                                        (1,221,312)
  Cash dividends paid by Southern prior
    to merger                                                                (26,090)
  Charge in unrealized gain (loss) on
    securities available for sale, net of
    reclassifications and tax effects                     (292,527)         (292,527)

  Comprehensive income
                                                          ---------       ----------

BALANCE AT DECEMBER 31, 1998                              (120,863)       27,320,749

  Net income                                                               3,160,254
  5% Stock dividend
  Cash paid in lieu of fractional
    shares on 5% stock dividend                                               (6,245)
  Proceeds and tax benefit from exercise of
    stock options, net of shares redeemed                                     27,866
  Cash dividends - $0.48 per share                                        (1,477,686)
  Charge in unrealized gain (loss) on
    securities available for sale, net of
    reclassifications and tax effects                   (3,726,965)       (3,726,965)
                                                       ------------

  Comprehensive income (loss)

BALANCE AT DECEMBER 31, 1999                            (3,847,828)       25,297,973

  Net income                                                               2,586,975
Shares issued in Dividend Reinvestment Plan                                   52,242
  5% Stock dividend
  Cash paid in lieu of fractional
    shares on 5% stock dividend                                               (4,111)
  Cash dividends - $0.50 per share                                        (1,545,547)
Recognition of shares held by deferred
  compensation plan - 15,509 at cost
10,855 shares purchased for deferred
compensation plan
Purchases of Treasury Stock - 28,499 shares at cost                         (283,564)
  Charge in unrealized gain (loss) on securities
    available for sale, net of  reclassifications and
    tax effects                                          2,575,119         2,575,119
  Comprehensive income
                                                       ------------     ------------
                                                       $(1,272,709)     $ 28,679,087
                                                       ============     ============

        See Accompanying Notes to the Consolidated Financial Statements


36 UNITED BANCORP, INC. 2000 ANNUAL REPORT

CONSOLIDATED STATEMENTS OF CASH FLOW


                                                                              2000               1999              1998
                                                                              ----               ----              ----
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                                            $    2,586,975     $    3,160,254     $   3,154,979
  Adjustments to reconcile net income to net cash
   from operating activities
    Depreciation and amortization                                              894,956            766,229           638,160
    Provision for loan losses                                                  587,000            726,806           797,957
    Deferred taxes                                                             151,192           (117,985)           59,865
    Federal Home Loan Bank stock dividend                                     (198,200)          (144,400)          (82,807)
    Net realized gains on sales or calls of securities                         (26,674)           (38,833)           (1,687)
    (Accretion)/amortization of securities, net                                  8,316             45,767           (38,437)
    Net realized (gains)/losses on sales of loans                               27,544            (41,289)         (139,037)
    Amortization of mortgage servicing rights                                   46,045             47,490            29,035
    Net realized (gains)/losses on sale of assets                               34,328            (10,032)          (39,976)
    Net change in accrued interest receivable  and other assets               (462,836)          (133,552)         (131,568)
    Net change in accrued expenses and other liabilities                      (192,015)          (124,838)         (107,692)
                                                                        --------------     --------------     -------------
    Net cash from operating activities                                       3,456,631          4,135,617         4,138,792

CASH FLOWS FROM INVESTING ACTIVITIES
  Securities available for sale
    Sales                                                                    3,026,674          7,271,884         2,121,234
    Maturities, prepayments and calls                                          980,070         13,178,601        38,021,972
    Purchases                                                               (8,978,438)       (19,468,023)      (70,260,470)
  Securities held to maturity
    Maturities, prepayments and calls                                          178,500                  -         8,532,005
    Purchases                                                               (1,175,555)        (3,960,549)       (1,357,432)
  Net change in loans                                                      (17,213,721)       (17,034,756)        6,135,586
  Proceeds from sale of assets                                                       -            305,554           492,208
  Net purchases of premises and equipment                                   (1,411,084)        (2,823,215)       (1,049,732)
                                                                        --------------     --------------     -------------
    Net cash from investing activities                                     (24,593,554)       (22,530,504)      (17,364,629)

CASH FLOWS FROM FINANCING ACTIVITIES
  Net change in deposits                                                    32,013,010         (3,881,264)        5,621,720
  Cash and cash equivalents received from deposit assumption,
   net of assets acquired                                                            -         10,163,299                 -
  Net change in short-term borrowings                                       (9,504,707)         8,079,507        10,313,685
  Proceeds from long-term debt                                                                  3,693,000         4,680,000
  Principal payments on long-term debt                                        (773,237)        (2,818,386)         (230,239)
  Cash dividends paid                                                       (1,545,547)        (1,477,686)       (1,247,402)
  Cash paid in lieu of fractional shares in stock dividend                      (4,111)             6,245            (6,938)
  Proceeds from stock issuance                                                  52,242                  -                 -
  Treasury stock purchases                                                    (283,564)
  Proceeds and tax benefit from exercise of stock options,
   net of shares redeemed                                                            -             27,866                 -
                                                                        --------------     --------------     -------------
    Net change from financing activities                                    19,954,086         13,780,091        19,130,826
                                                                        --------------     --------------     -------------
Net change in cash and cash equivalents                                     (1,182,837)        (4,614,796)        5,904,989

Cash and cash equivalents at beginning of year                              11,876,955         16,491,751        10,586,762
                                                                        --------------     --------------     -------------
CASH AND CASH EQUIVALENTS AT END OF YEAR                                $   10,694,118     $   11,876,955     $  16,491,751
                                                                        ==============     ==============     =============

Interest paid                                                           $   12,238,551     $    9,883,868     $   9,745,853
Income taxes paid                                                              854,470          1,078,302           905,554

Non-cash transfer from loans to other real estate and repossessions     $      298,170     $      279,758     $     317,480
Non-cash transfer of securities from held to maturity to available
 for sale upon adoption of SEAS No. 133                                              -         16,004,920                 -

         See Accompanying Notes to the Consolidated Financial Statements

                                    UNITED BANCORP, INC. 2000 ANNUAL REPORT  37

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENT

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION:
         The consolidated financial statements include the accounts of United Bancorp, Inc. ("UNITED") and its wholly-owned subsidiaries, ("Banks"), The Citizens Savings Bank of Martins Ferry, Ohio ("CITIZENS") and The Community Bank, Glouster, Ohio ("COMMUNITY"), together referred to as the "COMPANY". Intercompany transactions and balances have been eliminated in consolidation.

NATURE OF OPERATIONS/SEGMENTS:
         The Company's revenues, operating income, and assets are primarily from the banking industry. Accordingly, all of the Company's banking operations are considered by Management to be aggregated in one reportable operating segment. Loan customers are mainly located in Athens, Belmont, Carroll, Fairfield, Harrison, Hocking, and Tuscarawas Counties and the surrounding localities in northeastern, eastern and southeastern Ohio, and include a wide range of individuals, business and other organizations. CITIZENS conducts its business through its main office in Martins Ferry, Ohio and nine branches in Bridgeport, Colerain, Dellroy, Dover, Hewett, New Philadelphia, St. Clairsville, Sherrodsville, and Strasburg Ohio. COMMUNITY conducts its business through its seven offices in Amesville, Glouster, Lancaster, and Nelsonville, Ohio. The Company's primary deposit products are checking, savings, and term certificate accounts, and its primary lending products are residential mortgage, commercial, and installment loans. Substantially all loans are secured by specific items of collateral including business assets, consumer assets and real estate. Commercial loans are expected to be repaid from cash flow from operations of businesses. Real Estate loans are secured by both residential and commercial real estate. Other financial instruments which potentially represent concentrations of credit risk include deposit accounts in other financial institutions.

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

CASH FLOW REPORTING:
         Cash and cash equivalents includes cash and due from banks and federal funds sold. Net cash flows are reported for customer loan and deposit transactions, securities sold under agreements to repurchase and short-term borrowings.

SECURITIES:
         Securities are classified as held to maturity and carried at amortized cost when management has the positive intent and ability to hold them to maturity. Securities are classified as available for sale when they might be sold before maturity. Securities available for sale are carried at fair value, with unrealized holding gains and losses reported in other comprehensive income, net of tax. Other securities such as Federal Home Loan Bank stock are carried at cost. Interest income includes amortization of purchase premiums and discounts, Realized gains and losses on sales are based on the amortized cost of the security sold. Securities are written down to fair value when a decline in fair value is not temporary.

LOANS:
         Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff, are reported at the principal balance outstanding, net of deferred loan fees and costs, and the allowance for loan losses. Loans held for sale are reported at the lower of cost or market, on an aggregate basis. Interest income is reported on the interest method and includes amortization of net deferred loan fees and costs over the loan term. Interest income is not reported when full loan repayment is doubtful, typically when the loan is impaired or payments are past due over 90 days. Payments received on such loans are reported as principal reductions.

ALLOWANCE FOR LOAN LOSSES:
         The allowance for loan losses is a valuation allowance for probable incurred credit loss, increased by the provision for loan losses and decreased by charge-offs less recoveries. Management estimates the allowance balance required based on past loan loss experience, known and inherent risks in the nature and volume of the portfolio, information about specific borrower situations and



38 UNITED BANCORP, INC. 2000 ANNUAL REPORT

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENT

ALLOWANCE FOR LOAN LOSSES (CONTINUED):
estimated collateral values, economic conditions and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgment, should be charged-off. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. A loan is impaired when full payment under the loan terms is not expected. Impairment is evaluated in total for smaller-balance loans of similar nature such as residential mortgage, consumer, and credit card loans, and on an individual loan basis for other loans. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan's existing rate or at the fair value of collateral if repayment is expected solely from the collateral.

PREMISES AND EQUIPMENT:
        Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed over the assets useful lives on the straight-line method. These assets are reviewed for impairment when events indicate the carrying amount may not be recoverable.

FORECLOSED ASSETS:
        Assets acquired through or instead of loan foreclosure are initially recorded at fair value when acquired, establishing a new cost basis. After acquisition, a valuation allowance reduces the reported amount to the lower of the initial amount or fair value less costs to sell. Expenses, gains and losses on disposition and changes in the valuation allowance are reported in other expenses.

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

INTANGIBLE ASSETS:
        Identified intangibles include the value of depositor relationships purchased which are being amortized on an accelerated method over eight years. Unidentified intangibles include goodwill, which is being amortized on a straight-line method over eleven years. Intangible assets are assessed for impairment based on estimated undiscounted cash flows and written down if necessary. At year-end 2000 and 1999, intangibles, net of accumulated amortization, totaled $122,474 and $153,069 and are included in other assets in the accompanying consolidated balance sheets.

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




                                     UNITED BANCORP, INC. 2000 ANNUAL REPORT  39

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENT

STOCK COMPENSATION:
         Employee compensation expense under stock option plans is reported only if options are granted below market price at grant date. Pro forma disclosures of net income and earnings per share are provided in Note 9 using the fair value method of Statement of Financial Accounting Standards ("SFAS") No. 123 to measure expense for options granted after 1994, using an option pricing model to estimate fair value.

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

FINANCIAL INSTRUMENTS
          Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and standby letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

EQUITY:
         Common stock has $1.00 par and 10,000,000 shares are authorized. Treasury stock is carried at cost. Transfers from retained earnings are made for stock dividends using the fair value of shares issued. On November 21, 2000, a 5% stock dividend was approved for all shareholders of record on December 1, 2000 and distributed on December 20, 2000. On November 16, 1999, a 5% stock dividend was approved for all shareholders of record on December 1, 1999 and distributed on December 20, 1999. On November 17, 1998, a 5% stock dividend was approved for all shareholders of record on December 1, 1998 and distributed on December 18, 1998. All per share data has been retroactively adjusted for the 5% stock dividends in 2000, 1999 and 1998 and the 10% stock dividend in 1997.

DIVIDEND RESTRICTION:
         Banking regulations require maintaining certain capital levels and may limit the dividends paid by the Banks to the holding company or by the holding company to shareholders.

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

EARNINGS PER COMMON SHARE:
         Basic earnings per common share (EPS) is net income divided by the weighted-average number of common shares outstanding during the period. Diluted EPS includes the dilutive effect of additional potential common shares issuable under stock options. Earnings and dividends per share are restated for all stock dividends through the date of issuance of the financial statements.

COMPREHENSIVE INCOME:
         Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale which is also recognized as a separate component of equity.






40 UNITED BANCORP, INC. 2000 ANNUAL REPORT

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENT

COMPREHENSIVE INCOME (CONTINUED):
Other comprehensive income components and related taxes were as follows:

                                                             YEAR ENDED      YEAR ENDED       YEAR ENDED
                                                            DECEMBER 31,    DECEMBER 31,     DECEMBER 31,
                                                                2000            1999             1998
                                                            ------------    -------------    ------------
Unrealized holding gains and (losses)
  on securities available for sale                          $  3,925,129    $  (6,279,955)   $   (441,581)
Reclassification adjustment for
  (gains) and losses later recognized in income                  (26,674)         (38,833)         (1,687)
Cumulative effect adjustment for the transfer of
  securities from held to maturity to available for sale
  upon adoption of SFAS No, 133                                                   674,194              --
                                                            ------------    -------------    ------------
Net unrealized gains and (losses)                              3,898,617       (5,644,594)       (443,268)
Tax effect                                                     1,323,498        1,917,629         150,741
                                                            ------------    -------------    ------------
Other comprehensive income (loss)                           $  2,575,119    $  (3,726,965)   $   (292,527)
                                                            ============    =============    ============



LOSS CONTINGENCIES:
Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there now are such matters that will have a material effect on the financial statements.

RECLASSIFICATIONS:
Some items in prior financial statements have been reclassified to conform to the current presentation.

IMPACT OF RECENT ACCOUNTING STANDARDS:
In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS Nos. 133 and 138, as amended by SFAS No. 137, is effective for fiscal years beginning after June 15, 2000 with early adoption encouraged for any fiscal quarter beginning July 1, 1998 or later, with no retroactive application. The Corporation adopted SFAS No. 133 effective April 1, 1999. SFAS No. 133 requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives are accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. The key criterion for hedge accounting is that the hedging relationship must be highly effective in achieving offsetting changes in fair value or cash flows. SFAS No. 133 does not allow hedging of a security which is classified as held to maturity, accordingly upon adoption of SFAS No. 133, companies may reclassify any security from held to maturity to available for sale if they wish to be able to hedge the security in the future. As a result, the Company transferred $16,004,920 of securities classified as held to maturity to available for sale. The unrealized gain at the time the securities were transferred was approximately $674,194. The after tax effect of the transfer was to increase equity by $444,968 and is shown as cumulative effect adjustment in other comprehensive income. The adoption of SFAS No. 133 did not have any other significant impact on the Company's financial statements.




                                   UNITED BANCORP, INC. 2000 ANNUAL REPORT   41

Notes to the Consolidated Financial Statement

NOTE 2 - SECURITIES

        Securities at year end were as follows:

                                        AMORTIZED               GROSS                 GROSS               ESTIMATED
                                          COST           UNREALIZED GAINS      UNREALIZED LOSSES          FAIR VALUE
                                        ---------        ----------------      -----------------          ----------
AVAILABLE FOR SALE 2000
  US Agency obligations             $      77,808,200    $       62,193        $      (2,185,777)      $   75,684,616
  State and municipal obligations          13,247,607           207,123                  (20,430)          13,434,300
  Mortgage-backed obligations               1,934,599                 -                   (4,470)           1,930,129
  Other securities                          3,377,000            12,925                        -            3,389,925
                                    -----------------    --------------        -----------------       --------------
                                    $      96,367,406    $      282,241        $      (2,210,677)      $   94,438,970
                                    =================    ==============        =================       ==============
AVAILABLE FOR SALE 1999
  US Agency obligations             $      71,820,518    $            -        $      (5,868,302)      $   65,952,216
  State and municipal obligations          14,112,309           202,464                 (127,980)          14,186,793
  Mortgage-backed obligations               2,078,678                 -                  (61,249)           2,017,429
  Other securities                         3,178,800             27,241                        -            3,206,041
                                    -----------------    --------------        -----------------       --------------
                                    $      91,190,305    $      229,705        $      (6,057,531)      $   85,362,479
                                    =================    ==============        =================       ==============

HELD TO MATURITY 2000
  US Agency obligations             $       2,495,865    $        2,432        $         (13,077)      $    2,485,220
  State and municipal obligations           8,306,348           194,353                  (39,669)           8,461,032
                                    -----------------    --------------        -----------------       --------------
                                    $      10,802,213    $      196,785        $         (52,746)      $   10,946,251
                                    =================    ==============        =================       ==============

HELD TO MATURITY 1999
  US Agency obligations             $       2,494,474    $            -        $         (83,709)      $    2,410,765
  State and municipal obligations           7,299,523            49,326                 (193,191)           7,155,658
                                    -----------------    --------------        -----------------       --------------
                                    $       9,793,997    $       49,326        $        (276,900)      $    9,566,423
                                    =================    ==============        =================       ==============





Sales of securities available for sale were as follows:

                                           2000                1999                  1998
                                        -----------         -----------           -----------
Proceeds                                $ 3,026,674         $   7,271,884         $   2,121,234
Gross gains                                  26,674                56,068                13,245
Gross losses                                                       17,235                11,558



Included in gains for 1999 and 1998, were gains of $2,535 and $10,278 resulting from securities called prior to maturity.


42 UNITED BANCORP, INC. 2000 ANNUAL REPORT

         Contractual maturities of securities at year-end 2000 were as follows:
             CONSOLIDATED

                                                                                           AVERAGE
                                               AMORTIZED               ESTIMATED        TAX EQUIVALENT
     AVAILABLE FOR SALE                         COST                   FAIR VALUE           YIELD
                                               ---------               ----------       --------------

US AGENCY OBLIGATIONS
1 - 5 Years                                    $ 4,099,542               $ 4,086,575        6.44%
5-10 Years                                      33,971,463                33,523,702        6.64%
Over 10 Years                                   39,737,195                38,074,339        6.51%
                                               -----------               -----------        ----
  Total                                         77,808,200                75,684,616        6.56%
                                               -----------               -----------        ----

MORTGAGE-BACKED SECURITIES
5-10 Years                                         194,753                   194,202        6.01%
Over 10 Years                                    1,739,845                 1,735,927        7.12%
                                               -----------               -----------        ----
  Total                                          1,934,599                 1,930,129        7.01%
                                               -----------               -----------        ----

STATE AND MUNICIPAL OBLIGATIONS
Under 1 Year                                     2,766,668                 2,793,614        7.99%
1 - 5 Years                                      7,929,813                 8,071,211        7.74%
5-10 Years                                       1,264,670                 1,275,309        6.91%
Over 10 Years                                    1,286,457                 1,294,166        7.22%
                                               -----------               -----------        ----
  Total                                         13,247,607                13,434,300        7.66%
                                               -----------               -----------        ----

OTHER SECURITIES
  Equity securities                              3,377,000                 3,389,925        7.00%
                                               -----------               -----------        ----

TOTAL SECURITIES AVAILABLE FOR SALE            $96,367,406               $94,438,970        6.74%
                                               ===========               ===========        ====

HELD TO MATURITY


US AGENCY OBLIGATIONS
1 - 5 Years                                    $ 1,000,000               $ 1,000,000        7.07%
5-10 Years                                         496,228                   498,660        6.78%
Over 10 Years                                      999,637                   986,560        7.39%
                                               -----------               -----------        ----
  Total                                          2,495,865                 2,485,220        7.14%
                                               -----------               -----------        ----

STATE AND MUNICIPAL OBLIGATIONS
1 - 5 Years                                      2,507,230                 2,557,242        7.51%
5-10 Years                                       4,070,276                 4,170,374        7.37%
Over 10 Years                                    1,728,841                 1,733,416        6.73%
                                               -----------               -----------        ----
  Total                                          8,306,348                 8,461,032        7.35%
                                               -----------               -----------        ----

TOTAL SECURITIES HELD TO MATURITY              $10,802,213               $10,946,251        7.30%
                                               ===========               ===========        ====



         Securities with a carrying value of $49,414,697 at December 31, 2000 and $45,332,000 at December 31, 1999 were pledged to secure public deposits, repurchase agreements and other liabilities as required or permitted by law.


                                      UNITED BANCORP, INC. 2000 ANNUAL REPORT 43

NOTE 3 - LOANS Year-end loans were as follows:


                                                            2000               1999
                                                            ----               ----
Commercial loans                                        $ 20,414,810       $ 19,022,035
Commercial real estate loans                              64,811,940         56,746,006
Real estate loans                                        55,93 1,621         51,356,542
Installment loans                                         55,338,861         53,391,330
                                                        ------------       ------------
  Total loans                                           $196,497,232       $180,515,913
                                                        ============       ============



         Loans to directors and officers, their immediate families, affiliated corporations, and other entities in which they own more than a 10% voting interest are summarized below:

Aggregate balance - December 31, 1999     $ 3,476,938
New loans                                     620,296
Repayments                                   (320,214)
                                          -----------
Aggregate balance - December 31, 2000     $ 3,777,020
                                          ===========

 The Activity in the Allowance for Loan Losses was as follows:

                                                            2000                  1999                   1998
                                                            ----                  ----                   ----
Balance January 1,                                        $3,109,821          $3,033,105              $3,038,522
Provision for loan losses                                    587,000             726,806                 797,957
Loans charged-off                                         (1,194,840)           (943,124)             (1,051,403)
Recoveries of previous charge-offs                           288,152             293,034                 248,029
                                                          ----------          ----------              ----------
Balance December 31,                                      $2,790,133          $3,109,821              $3,033,105
                                                          ==========          ==========              ==========


Non-performing loans were as follows:

                                                                        2000                1999
                                                                        ----                ----
Loans past due over 90 days still on accrual\                       $  124,000            $   36,000
Nonaccrual loans                                                    $  793,000            $  987,000


         Loans required to be evaluated individually for impairment under the provisions of SFAS No. 114 were not material during any of the periods presented.

NOTE 4 - PREMISES AND EQUIPMENT

         Year-end premises and equipment were as follows:


                                               2000               1999
                                             -----------   -----------

Buildings and land                           $ 9,856,383   $ 9,099,624
Furniture and equipment                        5,524,629     5,075,969
Leasehold improvements                           263,977       263,977
Computer software                                946,569       833,346
                                             -----------   -----------
  Total                                       16,591,558    15,272,916
Accumulated depreciation and amortization      7,070,512     6,264,265
                                             -----------   -----------
Premises and equipment, net                  $ 9,521,046   $ 9,008,651
                                             ===========   ===========


44 UNITED BANCORP, INC. 2000 ANNUAL REPORT

 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENT

         Depreciation expense was $879,176, $721,485, and $484,281 for the years 2000, 1999, 1998 respectively. On April 1, 1997, CITIZENS entered in to a five-year noncancelable operating lease for an in-store retail branch. The lessor is a business in which a director of the Company and CITIZENS holds an interest. The lease may be renewed for up to two additional five-year terms after March 31, 2002. Annual rent expense during the initial term of the lease is $22,500. Annual rent during the second and third five-year terms would be $26,000 and $30,000, respectively. Rental expense was $22,500 for the years ended December 31, 2000, 1999 and 1998. Future minimum lease payments are $22,500 for 2001 and $5,625 for 2002.

NOTE 5 - TIME DEPOSITS

         The scheduled maturities of time deposits as of December 31 ,2000 were as follows:


                Under $100,000        Over  $100,000           Totals
                --------------        --------------           ------

      2001        $  60,941,106         $  11,850,962      $  72,792,068
      2002           41,034,896            10,979,708         52,014,604
      2003           12,381,062             4,947,778         17,328,840
      2004            3,804,527               747,188          4,551,715
      2005            1,122,016               261,297          1,383,313
Thereafter            1,513,432               630,369          2,143,801
                 --------------        --------------     --------------
                  $ 120,797,039         $  29,417,302      $ 150,214,341
                 ==============        ==============     ==============


 NOTE 6 - BORROWED FUNDS

         Securities sold under agreements to repurchase are financing arrangements whereby the Company sells securities and agrees to repurchase the identical securities at the maturities of the agreements at specified prices. Physical control is maintained for all securities sold under repurchase agreements. Information concerning securities sold under agreements to repurchase is summarized as follows:

                                                            2000               1999
                                                          ---------          ---------
Average daily balance during the year                   $ 5,177,000         $ 7,306,000
Average interest rate during the year                          5.45%               4.30%
Maximum month-end balance during the year               $ 6,117,396         $ 8,506,419

Securities underlying these agreements at year-end were as follows:

                                                            2000              1999
                                                          ---------         ---------
Carrying value of securities                            $ 8,176,616        $ 8,521,611
Fair value of securities                                  7,897,487          8,520,878


Other borrowed funds consists of a cash management line of credit and fixed-rate borrowings from the Federal Home Loan Bank ("FHLB") of Cincinnati, Ohio as well as a Treasury, Tax and Loan Note and federal funds purchased. At year-end 2000, the FHLB cash management line of credit enabled the Banks to borrow up to $29,500,000. The line of credit must be renewed on an annual basis. Variable rate borrowings totaling $14,824,000 were outstanding related to the cash management line of credit at year-end 2000. The weighted-average interest rate on these borrowings was 6.75% at year-end 2000. Variable-rate borrowings of $19,145,000 were outstanding on this line of credit with a weighted-average interest rate of 4.75% at year-end 1999. The Banks had FHLB fixed-rate borrowings totaling $5,895,979 at year-end 2000 and $6,669,216 at year-end
1999. The weighted-average interest rates on these borrowings were 6.25% and 6.2%, respectively with monthly principal payments due through September 2019. Additionally, as members of the Federal Home Loan Bank system at year-end 2000, the Banks had the ability to obtain up to $52,272,000 based on current FHLB stock ownership, or up to 50% of their total assets in advances from the FHLB subject to increased share ownership of

                                      UNITED BANCORP, INC. 2000 ANNUAL REPORT 45

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENT

FHLB stock and 1-4 family residential real estate loan collateral availability. At December 31, 2000, the Company and its Banks have cash management lines of credit (excluding FHLB cash management lines of credit) enabling borrowings up to $13.2 million with various correspondent banks. Borrowings totaling $371,000 and $4,650,000 were outstanding under these lines of credit at year-end 2000 and 1999, respectively. Borrowings under the Treasury, Tax, and Loan Note totaled $156,637 and $897,447 at year-end 2000 and 1999, respectively.


         At year-end 2000, required annual principal payments were as follows:

      2001                     $  15,669,659
      2002                           338,414
      2003                           360,119
      2004                           383,221
      2005                           407,811
Thereafter                         4,088,392
                               -------------
                               $  21,247,616
                               =============



NOTE 7 - BENEFIT PLANS

 Information about the pension plan was as follows:


                                                     2000               1999
                                                  ---------          ----------
Change in benefit obligation:
  Beginning benefit obligation                  $ 1,741,598        $ 1,759,972
  Service cost                                      131,781            131,950
  Interest cost                                     133,233            122,963
  Actuarial (gain)/loss                              33,272           (138,146)
  Plan amendments                                        --             82,572
  Benefits paid                                     (85,456)          (217,713)
                                                -----------        -----------
  Ending benefits obligation                      1,954,428          1,741,598

Changes in plan assets, at fair value
  Beginning plan assets                           2,153,900          2,076,892
  Actual return                                    (133,245)           187,437
  Employer contributions                            141,634            107,284
  Benefits paid                                     (85,456)          (217,713)
                                                -----------        -----------
  Ending plan assets                              2,076,833          2,153,900

Funded status                                       122,405            412,302
Unrecognized net actuarial gain                    (120,624)          (476,588)
Unrecognized prior service cost                      76,473             86,725
                                                -----------        -----------
Prepaid benefit cost                            $    78,254        $    22,439
                                                ===========        ===========



46 UNITED BANCORP, INC. 2000 ANNUAL REPORT

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENT

     Pension expense includes the following:

                                                           2000                  1999              1998
                                                           ----                  ----              ----
Service cost                                             $  131,781           $   131,950         $  119,740
Interest cost                                               133,233               122,963            113,018
Expected return on assets                                  (172,171)             (155,634)          (134,690)
   Amortization of prior service cost,
   transition liability, net gain,
   and plan amendment                                        (7,024)                3,503              3,900
                                                         ----------           -----------         ----------
     Pension expense                                     $   85,819           $   102,782         $  101,968
                                                         ==========           ===========         ==========
Significant assumption used:

                                                           2000                    1999              1998
                                                           ----                    ----              ----
Discount rate on benefit obligation                        7.50%                  7.00%            7.00%
Rate of compensation increase                              4.00%                  4.00%            4.00%
Expected long-term rate of return on assets                8.00%                  7.50%            7.50%


         The Company's 401(k) matching percentage was 50% of the employees' contribution for 2000 and 1999 and 25% of the employee's contribution for 1998. The cash contribution and related expense included in salaries and employee benefits totaled $71,200 in 2000, $66,425 in 1999 and $27,098 in 1998.

         The Company entered into severance agreements with certain holding company officers. The original agreements were for a one-year period and extend automatically each year unless notice is given prior to June 30. No benefits are payable unless there has been a change in control and change in duties of the officers occurs.


NOTE 8 - INCOME TAXES

         Income tax expense was as follows:

                                                2000         1999                   1998
                                                ----         ----                   ----
Current                                    $  729,580       1,121,047         $   1,029,406
Deferred                                      151,192        (117,985)               59,685
                                           ----------       ---------         -------------
  Total                                    $  880,772       1,003,062         $   1,089,091
                                           ==========       =========         =============




The effective tax rate differs from the federal statutory rate applied to financial statement income due to the following:


                                                                 2000            1999                1998
                                                                 ----            ----                ----
Statutory rate                                                   34.00%            34.00%               34.00%
                                                            ----------       -----------       --------------

Income taxes computed tit the statutory federal tax rate    $1,179,034       $ 1,415,527       $    1,442,984
 Effect of:
  Tax exempt interest income                                  (336,629)         (407,506)            (385,484)
  Other                                                         38,367            (4,959)              31,591
                                                            ----------       -----------       --------------
   Total                                                    $  880,772       $ 1,003,062       $    1,089,091
                                                            ==========       ===========       ==============



                                      UNITED BANCORP, INC. 2000 ANNUAL REPORT 47

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENT

Year-end gross deferred tax assets and gross deferred tax liabilities were due to the following:


ITEMS GIVING RISE TO DEFERRED TAX ASSETS                    2000           1999
                                                            ----           ----
  Allowance for loan losses in excess of tax reserve    $   669,971    $    843,981
   Amortization of intangibles                               69,787          73,120
   Deferred compensation                                    139,889          79,065
   Unrealized loss on securities available for sale         655,668       1,980,346
                                                        -----------    ------------
    Total deferred tax assets                             1,535,315       2,976,512


ITEMS GIVING RISE TO DEFERRED TAX LIABILITIES
  Depreciation                                             (469,031)       (480,601)
  Deferred loan costs, net                                  (90,462)       (103,643)
  Accretion                                                 (17,136)        (12,151)
  FHLB stock dividends                                     (163,404)       (101,490)
  Mortgage servicing rights                                 (38,643)        (48,971)
  Difference in accrued income, net of accrued expenses     (16,126)        (32,251)
Other                                                       (32,125)        (13,147)
                                                        -----------    ------------
    Total deferred tax liabilities                         (826,927)       (792,254)
                                                        -----------    ------------

    Net deferred tax asset                              $   708,388    $  2,184,258
                                                        ===========    ============



 NOTE 9 - STOCK OPTIONS

         The Company maintains a nonqualified stock option plan for directors and bank holding company officers. The exercise price for options granted under this plan will be no less than 100% of the fair market value of the shares on the date of grant adjusted for stock dividends and stock splits.
         The options are first exercisable after February 21, 2005, except in the event certain financial performance criteria are met. Based on meeting portions of the established criteria, 14,007 became exercisable at December
31, 1998. All options become immediately exercisable upon retirement, death or in the event of a change in control of the Company. During 1999, 12,048 options vested due to the death of an executive officer.
         A summary of the status of the Company's stock option plan as of year-end 2000, 1999, and 1998 and changes during those years is presented in the table following. All share and per share prices have been restated to reflect stock dividends distributed declared prior to issuance of the financial statements.
         The weighted-average fair value per share of options granted during 1998 was $6.03. The fair value of options granted was estimated using the Black-Scholes options pricing model with the following weighted-average information: risk-free interest rate of 4.63%, expected life of 7 years and 2 months; expected volatility of stock price of 31.31%; and expected dividends per year of 2.02%.


                                             2000                          1999                           1998
                                     -----------------------      ---------------------------     ---------------------------
                                                   WEIGHTED-                        WEIGHTED-                       WEIGHTED-
                                                   AVERAGE                          AVERAGE                         AVERAGE
                                                   EXERCISE                         EXERCISE                        EXERCISE
                                     SHARES        PRICE          SHARES            PRICE         SHARES            PRICE
                                     ------        ---------      ------            ---------     ------            ---------
Outstanding at beginning of year     92,293       $    12.24      98,751            $   12.14     92,442            $   11.21
Granted                                 -                -           -                    -       13,313                17.83
Exercised                               -                -        (6,458)               10.69         -                   -
Forfeited                           (14,007)           10.67         -                    -       (7,004)               10.67
                                    -------                       ------                          ------
Outstanding at end of year           78,286            12.52      92,293                12.24     98,751                12.14
                                    =======                       ======                          ======
Remaining shares available for
grant at year-end                    42,578                       28,571                          28,571

Options exercisable year-end          5,409                       19,416                          13,826


48 UNITED BANCORP, INC. 2000 ANNUAL REPORT

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENT

         The following table summarized information about stock options outstanding at December 31, 2000:

                    NUMBER                              NUMBER
     EXERCISE       OUTSTANDING        DATE OF          EXERCISABLE
     PRICE          AT 12/31/00        EXPIRATION       AT 12/31/00
     --------       -----------        ----------       -----------
     $  10.67            57,543          11/21/05             2,733
        11.20             1,642          11/21/05                -
        19.00             5,788          11/21/05               811
        22.24             1,736          11/21/05               244
        17.17            11,577          1l/21/05             1,621


         SFAS No. 123 requires pro forma disclosures for options granted during 1995 and in subsequent years by corporations that do not adopt its fair value accounting method for stock-based employee compensation. Accordingly, the following pro forma information presents net income and earnings per share had the Standard's fair value method been used to measure compensation cost for stock option plans. No compensation expense was actually recognized for any of the periods presented. Pro forma net income exceeded reported net income for 2000 due to the forfeiture of options previously expensed for purposes of reporting pro forma disclosures in accordance with SFAS No. 123.


                                                          2000                   1999             1998
                                                    -------------------     --------------    -------------
Net income as reported                              $         2,586,975     $    3,160,254    $   3,154,979
Pro forma net income                                          2,598,085          3,070,715        3,115,933

Earnings per share as  reported - Basic             $              0.85     $         1.02    $        1.02
Earnings per share as  reported - Diluted                          0.85               1.02             1.01
Pro forma earnings per share - Basic                               0.85               0.99             1.01
Pro forma earnings per share - Diluted                             0.85               0.99             1.00

 NOTE 10 - OFF-BALANCE SHEET ACTIVITIES

          Some financial instruments, such as loan commitments, credit lines, letters of credit, and overdraft protection, are issued to meet customer financing needs. These are agreements to provide credit or to support the credit of others, as long as conditions established in the contracts are met, and usually have expiration dates. Commitments may expire without being used. Off-balance sheet risk to credit loss exists up to the face amount of these instruments, although material losses are not anticipated. The same credit policies are used to make such commitments as are used for loans, including obtaining collateral at exercise of the commitment.

         A summary of the notional or contractual amounts of financial instruments with off-balance sheet risk at year-end was as follows:

                                                              2000                  1999
                                                  ----------------------     -----------------
Commitments to extend credit                      $           16,656,030     $      17,131,000
Credit card and Ready Reserve Lines                            1,256,090             1,178,000
Standby letters of credit                                        596,000               446,000

         At year-end 2000, and included above, commitments to make fixed-rate loans at current market rates totaled $2,740,105 with the interest rates on those fixed-rate commitments ranging from 7.50% to 10.00%. The fixed-rate commitments at year-end 1999 were $2,363,000 with the interest rates ranging from 7.50% to 10.00%. At year-end 2000 and 1999, reserves of $1,254,000 and
$1,241,000 were required as deposits with the Federal Reserve or as cash on hand. These reserves do not earn interest.



49 UNITED BANCORP, INC. 2000 ANNUAL REPORT

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENT

 NOTE 11 - CONCENTRATIONS OF CREDIT RISK

         The Banks grant commercial, commercial real estate, real estate and installment loans to customers mainly in Athens, Belmont, Carroll, Fairfield, Harrison, Hocking and Tuscarawas Counties and the surrounding localities. The Banks also grant commercial and commercial real estate loans in the Columbus, Ohio area. Substantially all loans are secured by specific items of collateral including business assets, consumer assets, commercial real estate and residential real estate. At December 31, 2000, and 1999, total commercial and commercial real estate loans made up 43.4% and 42.0% respectively of the loan portfolio, with 16.0% and 20.3% of these loans secured by commercial real estate and business assets mainly in the Columbus, Ohio area. Installment loans account for 28.1% and 29.6% of the loan portfolio and are secured by consumer assets including automobiles, which account for 92.8% and 82.5%, respectively, of the installment loan portfolio. Real estate loans comprise 28.5% and 28.4% of the loan portfolio as of December 31, 2000 and 1999, respectively, and primarily include first mortgage loans on residential properties and home equity lines of credit. Included in cash and due from banks and federal funds sold as of December 31, 2000 and 1999, is $5,662,566 and $4,044,860, respectively on deposit with Mellon Bank, NA, Pittsburgh, Pennsylvania.

 NOTE 12 - FAIR VALUE OF FINANCIAL INSTRUMENTS

         The following methods and assumptions were used to estimate fair values for financial instruments. The carrying amount is considered to approximate fair value for cash and cash equivalents, deposit liabilities subject to immediate withdrawal, short-term borrowings, loan servicing rights, accrued interest receivable and payable and variable-rate loans that reprice at intervals of less than six months. Securities fair values are based on quoted market prices or, if no quotes are available, on the rate and term of the security and on information about the issuer. For fixed-rate loans that reprice less frequently than each six months, time deposits and long-term debt, the fair value is estimated by a discounted cash flow analysis using current market rates for the estimated life and credit risk. Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values, where applicable. Fair value of loans held for sale is based on market estimates. The fair value of off-balance sheet items is based on the current fees or cost that would be charged to enter into or terminate such arrangements.

         The estimated year-end fair values of financial instruments were:


                                                 2000                            1999
                                       ----------------------------   --------------------------
(Dollars in thousands)                   CARRYING         FAIR        CARRYING          FAIR
                                         AMOUNT           VALUE       AMOUNT            VALUE
                                         --------         -----       --------          -----
Financial assets:
  Cash and cash equivalents            $   10,694    $      10,694    $   11,877      $   11,877
  Securities available for sale            94,439           94,439        85,362          85,362
  Securities held to maturity              10,802           10,946         9,794           9,566
  Loans receivable, net                   193,707          192,486       177,406         171,486
  Loan servicing rights                       113              113           144             144
  Accrued interest receivable               2,759            2,759         2,323           2,323

Financial liabilities:
  Demand and savings deposits          $ (117,339)   $    (117,339)   $ (113,884)     $ (113,884)
  Time deposits                          (150,214)        (150,209)     (121,656)       (121,635)
  Short-term borrowings                   (15,352)         (15,352)      (23,930)        (23,930)
  Repurchase agreements                    (4,861)          (4,861)       (5,788)         (5,788)
  Long-term debt                           (5,896)          (5,832)       (6,669)         (6,567)
  Accrued interest payable                   (866)            (866)         (768)           (768)



NOTE 13 - REGULATORY MATTERS

         The Company and Banks are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and, additionally for Banks, prompt corrective action regulations involve quantitative measures of assets,



50  UNITED BANCORP, INC. 2000 ANNUAL REPORT

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENT liabilities and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet various capital requirements can initiate regulatory action. Prompt corrective action regulations provide five classifications, including well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and plans for capital restoration are required. The Company and Banks at year-end 2000 and 1999 were categorized as well capitalized. Management is not aware of any conditions subsequent to their last regulatory notification that would change the Company's or the Banks' capital category.

         At year-end, consolidated and Bank only actual capital levels and minimum levels (in thousands) were:


                                                                                                       MINIMUM REQUIRED
                                                                       MINIMUM REQUIRED              TO BE WELL CAPITALIZED
                                                                          FOR CAPITAL              UNDER PROMPT CORRECTIVE
                                                   ACTUAL             ADEQUACY PURPOSES               ACTION  REGULATIONS
                                           -------------------        -----------------               ------------------
                                             AMOUNT     RATIO          AMOUNT    RATIO                 AMOUNT     RATIO
                                           ---------   -------        --------  -------               --------   -------
2000
Total capital (to risk weighed assets)
  Consolidated                              $32,476     15.3%         $16,995     8.0%                $21,244     10.0%
  Citizens                                   22,377     13.9           12,848     8.0                  16,060     10.0
  Community                                   6,707     13.0            4,121     8.0                   5,151     10.0
Tier 1 capital (to risk weighted assets)
  Consolidated                              $29,819     14.0%         $ 8,498     4.0%                $12,746      6.0%
  Citizens                                   20,368     12.7            6,424     4.0                   9,636      6.0
  Community                                   6,063     11.8            2,060     4.0                   3,091      6.0
Tier 1 capital (to average assets)
  Consolidated                              $29,819      9.4%         $12,711     4.0%                $15,889      5.0%
  Citizens                                   20,368      8.5            9,603     4.0                  12,003      5.0
  Community                                   6,063      7.8            3,105     4.0                   3,881      5.0

1999
Total capital (to risk weighted assets)
  Consolidated                              $31,413     16.2%         $15,524     8.0%                $19,405     10.0%
  Citizens                                   21,775     13.9           12,488     8.0                  15,610     10.0
  Community                                   4,540     12.4            2,926     8.0                   3,657     10.0
Tier 1 capital (to risk weighted assets)
  Consolidated                              $28,979     14.9%         $ 7,762     4.0%                $11,643      6.0%
  Citizens                                   19,821     12.7            6,244     4.0                   9,366      6.0
  Community                                   4,077     11.1            1,463     4.0                   2,194      6.0
Tier 1 capital (to average assets)
  Consolidated                              $28,979      9.8%         $11,803     4.0%                $14,753      5.0%
  Citizens                                   19,821      8.4            9,387     4.0                  11,734      5.0
  Community                                   4,077      7.1            2,285     4.0                   2,856      5.0


                                    UNITED BANCORP, INC. 2000 ANNUAL REPORT  51

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENT

NOTE 14 - PARENT COMPANY CONDENSED FINANCIAL STATEMENTS

         The Company's primary source of funds to pay dividends to shareholders is the dividends it receives from the Banks. The Banks are subject to certain restrictions on the amount of dividends that they may declare without prior regulatory approval. At year-end 2000, $3,511,000 of retained earnings was available for dividend declaration without prior regulatory approval.

         Following are condensed parent company financial statements:

                            Condensed Balance Sheets
                           December 31, 2000 and 1999

                                                          2000                   1999
                                                   ----------------       --------------
Assets:
    Cash and cash equivalents                      $      1,289,604       $      996,221
    Securities available for sale, at fair value          1,796,638            1,723,598
    Investment in subsidiaries                           25,481,528           20,469,196
    Building\Land                                             1,910            1,838,010
    Other assets                                            361,307              509,412
                                                   ----------------       --------------
                                                   $     28,930,987       $   25,536,437
                                                   ================       ==============

Liabilities and shareholders' equity:
    Other liabilities                              $        251,900       $      238,464
    Shareholders' equity                                 28,679,087           25,297,973
                                                   ----------------       --------------
      Total liabilities and shareholders' equity   $     28,930,987       $   25,536,437
                                                   ================       ==============

            Condensed Statements of Income and Comprehensive Income
                  Years ended December 31, 2000, 1999 and 1998


                                                                        2000               1999              1998
                                                                     ----------        -----------        ----------
Operating income
     Dividends from subsidiaries                                     $2,511,286        $ 1,612,561        $1,855,599
     Interest and dividend income from securities and fed funds         138,119            211,179           244,410
     Other income                                                        14,305              5,424            43,687
                                                                     ----------        -----------        ----------
        Total operating income                                        2,663,710          1,829,164         2,143,696
Operating expenses                                                      219,232            267,947           305,612
                                                                     ----------        -----------        ----------
Income before income taxes and Equity in undistributed
     net income.                                                      2,444,478          1,561,217         1,838,084
Income tax expense (benefit)                                            (20,000)           (17,129)           20,043
                                                                     ----------        -----------        ----------
Income before Equity in undistributed earnings of subsidiaries        2,464,478          1,578,346         1,818,041
Equity in undistributed earnings of subsidiaries                        122,497          1,581,908         1,336,938
                                                                     ----------        -----------        ----------
Net income                                                            2,586,975          3,160,254         3,154,979
Other comprehensive income (loss) - change in unrealized holding
     on securities available for sale                                 2,575,119         (3,726,965)         (292,527)
                                                                     ----------        -----------        ----------
Comprehensive income (loss)                                          $5,162,094        $  (566,711)       $2,862,452
                                                                     ==========        ===========        ==========


52 UNITED BANCORP, INC. 2000 ANNUAL REPORT

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENT

                       Condensed Statements of Cash Flows
                  Years ended December 31, 2000, 1999 and 1998


                                                                    2000                  1999                1998
                                                                -------------         -------------       -------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                                    $   2,586,975         $   3,160,254       $   3,154,979
  Adjustments to reconcile net income to net cash
   from operating activities:
  Depreciation and Amortization                                        26,480
    Equity in undistributed earnings
     of subsidiaries                                                 (122,497)           (1,581,908)         (1,336,938)
    Net change in other assets and other liabilities                  136,551               (17,789)           (602,983)
    (Accretion)/amortization of securities, net                           440                   412
    Amortization of intangibles                                        12,000                12,307              17,197
                                                                -------------         -------------       -------------
    Net cash from operating activities                              2,639,949             1,573,276           1,232,255


CASH FLOWS FROM INVESTING ACTIVITIES
  Net change in certificates of deposit                                                                         283,090
  Securities available for sale
    Proceeds from maturities and calls                                                    1,000,000
    Purchases                                                                                                (2,803,067)
    Net purchases of premises and equipment                          (565,586)           (1,838,010)
  Loans to subsidiaries, net of repayments                                                                    4,095,000
                                                                -------------         -------------       -------------
    Net cash from investing activities                               (565,586)             (838,010)          1,575,023


CASH FLOWS FROM FINANCING ACTIVITIES
  Dividends paid to shareholders                                   (1,545,547)           (1,477,686)         (1,247,402)
  Proceeds and tax benefit from exercise of
   stock options, net of shares redeemed                                                     27,866
  Cash paid in lieu of fractional shares                               (4,111)               (6,245)             (6,938)
  Purchases of treasury stock (28,499 shares at cost)                (283,564)
  Proceeds from stock issuance                                         52,242
                                                                -------------         -------------       -------------
    Net cash from financing activities                             (1,780,980)           (1,456,065)         (1,254,340)
                                                                -------------         -------------       -------------

NET CHANGE IN CASH AND CASH EQUIVALENTS                               293,383              (720,799)          1,552,938

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                        996,221             1,717,020             164,082
                                                                -------------         -------------       -------------
CASH AND CASH EQUIVALENTS AT END OF YEAR                        $   1,289,604         $     996,221       $   1,717,020
                                                                =============         =============       =============
Noncash transfer of Land and Building to
subsidiary bank                                                 $   2,375,206

                                     UNITED BANCORP, INC. 2000 ANNUAL REPORT  53

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENT

 NOTE 15 - ACQUISITIONS

         Effective July 8, 1998, Southern Ohio Community Bancorporation, Inc. ("Southern"), a $50 million bank holding company headquartered in Athens County, Ohio and the parent company of COMMUNITY affiliated with the Company in a transaction accounted for as a pooling of interests. The Company originally issued 429,000 shares of common stock to the stockholders of Southern based on an exchange ratio of 11 shares of the Company's common stock for each outstanding share of Southern common stock. The historical financial statements of the Company have been restated to show the Company and Southern on a combined basis.

         On January 28, 1999, the Company acting through CITIZENS consummated its previously announced branch purchase from Belmont National Bank. CITIZENS assumed certain deposit and other liabilities of approximately $10.4 million of this branch and purchased the real estate at fair market value. This transaction was accounted for as a purchase, and accordingly, the assets and liabilities have been recorded at their respective fair market value as the date of acquisition. The intangible assets from this acquisition are not material to the Company's financial statements.

NOTE 16 - EARNINGS PER SHARE

         The factors used in the earnings per share computation follow:


                                                             2000                1999           1998
                                                             ----                ----           ----
BASIC
Net income                                                  $2,586,975        $ 3,160,254       $ 3,154,979
                                                            ==========        ===========       ===========
Weighted average common shares                               3,053,164          3,089,189         3,087,735
 outstanding                                                ==========        ===========       ===========

Basic earnings per common share                             $     0.85        $      1.02       $      1.02
                                                            ==========        ===========       ===========
DILUTED
Net income                                                  $2,586,975        $ 3,160,254       $ 3,154,979
                                                            ==========        ===========       ===========
Weighted average common shares outstanding for
 basic earnings per common share                             3,053,164          3,089,189         3,087,735
Add: Dilutive effects of assumed exercise of stock
 options                                                         1,145             17,506            28,503
                                                            ----------        -----------       -----------
Average shares and dilutive potential common shares          3,054,309          3,106,695         3,116,238
                                                            ==========        ===========       ===========
Average shares and dilutive potential common shares         $     0.85        $      1.02       $      1.01
                                                            ==========        ===========       ===========



Stock options for 57,542, 19,102 and 7,524 shares of common stock were not considered in computing diluted earnings per common share for 2000, 1999 and 1998 because they were antidilutive.




54 UNITED BANCORP, INC. 2000 ANNUAL REPORT

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENT

NOTE 17 - QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                                                                    FULLY DILUTED
                                     INTEREST     NET INTEREST                    BASIC EARNINGS    EARNINGS PER
                                     INCOME       INCOME           NET INCOME     PER SHARE         SHARE
                                     ------       ------------     ----------     ----------        -------------
                                                       (In thousands except per share data)

2000
First Quarter                   $    5,593        $ 2,841        $      576       $      0.19      $            0.19
Second Quarter                       5,800          2,848               706       $      0.23      $            0.23
Third Quarter                        6,125          2,855               668       $      0.22      $            0.22
Fourth Quarter                       6,216          2,853               637       $      0.21      $            0.21

1999
First Quarter                   $    5,231        $ 2,860        $      838       $      0.27      $            0.27
Second Quarter                       5,344          2,978               675       $      0.22      $            0.22
Third Quarter                        5,476          2,984               776       $      0.25      $  '         0.25
Fourth Quarter                       5,588          2,972               879       $      0.28      $            0.28


The per share data has been adjusted to account for the 5% share dividends paid in 1999 and 2000.





                                      UNITED BANCORP, INC. 2000 ANNUAL REPORT 55

BANKING AROUND THE WORLD 24/7


[PICTURE]                      [CITIZENS BANK LOGO]
WWW.THECITIZENSBANK.COM



[PICTURE]                      [COMMUNITY BANK LOGO]
WWW.THE-COMMUNITYBANK.COM


56 UNITED BANCORP, INC. 2000 ANNUAL REPORT

                          [UNITED BANKCORP, INC. LOGO]
                                 WE ARE UNITED
                              TO BETTER SERVE YOU