Form 10-K405, Exhibit 13
period 2001-12-31
UNITED BANCORP INC /OH/
filed 2002-03-22
CIK 731653

================================================================================

                                      2001
                                  ANNUAL REPORT

[PHOTO]                                                                  [PHOTO]

                          [UNITED BANCORP, INC. LOGO]
                              UNITED BANCORP, INC.
                               Martins Ferry, Ohio

                              www.unitedbancorp.com

================================================================================

                                      2001

                                   BANK NOTES
                                  October 2001

In This Issue . . .

Chairman's Chambers                                                    Page 1

The Community Bank                                                     Pages 2-3

A View from the North                                                  Page 4

United Way Campaign                                                    Page 4

Compliance Clinic                                                      Page 5

Employee Picnic                                                        Pages 6-7

Mortgage Rates                                                         Page 8

Supplementary Insurance Benefits                                       Page 8

Vacation News                                                          Page 9

The Lighter Side                                                       Page 10

--------------------------------------------------------------------------------

FROM THE CHAIRMAN'S CHAMBERS

WITH ALL OF THE RECENT EVENTS, WILL AMERICA EVER BE THE SAME?

                                 [FLAG PICTURE]

     What a difference a day makes, twenty-four little hours... was it Doris Day who sang that? I know, many reading this are saying, "Who was Doris Day?" Life was altered on the day of December 7, 1941 -- the day Pearl Harbor was attacked. It was altered on the day of November 22, 1963 -- the day President John F. Kennedy was assassinated. I guess there are not too many on our bank team who can remember just where they were or what they were doing when Pearl Harbor was devastated. I am too young to recall that event. But, I remember vividly that ill-fated day when John F. Kennedy fell victim to an assassin's bullet.

     Marlene and I were just married a few months before November 22, 1963 and on that early afternoon, I was interviewing Paul and Maxine Briggs for a home improvement loan in the newly opened Consumer Loan Office at our old bank location on the corner of Fourth and Walnut Streets. Back then, it was highly improper to have music or radio playing in the bank or at least my mentor, Mr. Harold Riethmiller, had me believing that. When what to my dismayed ears occurred was loud radio playing in the bookkeeping department. Of course I had to excuse myself to go remind those foolish ladies that radio playing was not proper nor permitted... when I was told, "Listen to the news flash--President Kennedy is dead." Life stopped for a moment, well actually for several days, while we adjusted to the fact that America would never be the same. When I returned to my office and shared the horrible news, my saddened customers left to go home. We were all dismayed, and they wanted to go home and turn on the TV. Yes, they did return, and we did close the loan the next week.

     I guess much of the activity surrounding President Kennedy's political career and his death is only known by what most of our bank associates have read in the history books or have seen on the history channel. But, today we all have another day etched into the history books and into our memories that we shall never forget... just where we were and what we were doing on... 9-11!!!!, another day in infamy.

     September 11, 2001 was to be The Citizens Bank Board of Directors' Annual golf outing. To accommodate the early afternoon start, we scheduled our Executive Committee meeting for 8:30 a.m. to be followed by our full board meeting at 10:00 a.m. We were just getting into our Executive Committee meeting when a tap came on the conference room door. It was John Assenza who said, "Gentlemen, something is happening and you may want to go into Jim's office and turn on the television." John Hoopingarner, Richard Riesbeck and Matt Thomas joined me to see an immediate first time replay of that first horrific event. And as we watched in wonderment, we witnessed the live performance of the tragic hit of the second twin tower of the World Trade Center. Little did we know, at that moment, the full impact of what was occurring. Nor could we remove ourselves from watching the crumbling event unfold. As 10:00 a.m. neared, the balance of our remaining board members arrived, some knowing from their car radios that something terrible was happening. Needless to say, your Board of Directors will forever remember where we were and what we were doing on that ill-fated day that life altered again. We eventually held an abbreviated board meeting, but cancelled our golf outing.

                          [STATUTE OF LIBERTY PICTURE]

     Yes, with all our recent events, America will never be the same. When you stop and think about it, nothing is really ever the same... It is either better or worse. History has proven that once we recovered from Pearl Harbor and the assassination of John F. Kennedy, life slowly got better. And once we pick ourselves up and get on with life, I strongly feel that America will again be better. We shall always remember and grieve the losses experienced, but our nation will again arise above itself. With flags displayed and flying high and worn on our lapels and blouses, we shall build upon the kindred spirit of patriotism that is abounding in this great land of ours. Yes, even our government once filled with bipartisanship has unified and rallied together behind our leaders. At the grass roots, I am finding people more considerate of one another and really expressing concern for one another. Sure, we have to be more vigilant today, but maybe we started to take too much for granted.

     Next month, we shall begin the holiday season, a time for thanksgiving and of celebration. As we gather together let us celebrate that we are together once again as a family and as a nation. And please remember to give thanks for all of our continued rich blessings. And foremost, ask God to bless America and its leaders.


                                                 /s/ JAMES W. EVERSON
                                                 Chairman, President & CEO

[UNITED BANCORP LOGO] A LETTER FROM THE PRESIDENT                           2001


                                                              [PHOTO]

                                                           JAMES W. EVERSON
                                                          CHAIRMAN, PRESIDENT
                                                    AND CHIEF EXECUTIVE OFFICER

TO OUR PRESENT AND FUTURE
SHAREHOLDERS OF UNITED BANCORP INC....

         The year 2001 for all will be remembered as the most historic year experienced. To paraphrase Charles Dickens, it certainly can be characterized as one of.... "the best of times and the worst of times". For United Bancorp, Inc.
and its subsidiary banks, The Community Bank and The Citizens Savings Bank, we look back at 2001 feeling good about our company's progress and accomplishments. This past year was certainly historic with eleven interest rate drops totaling 4 3/4%. And it has been challenging to both preserve our bottom line and preserve our customer relationships. I am proud of our Team Members who have met these challenges and both grew our customer franchise and met our business plan and earnings goals.

         Our reported earnings show improvement per our business plan developed in 2000 when we expanded into Lancaster, Ohio with the opening of three new locations. The Community Bank's earnings were a negative $154,136 compared to a negative $389,514 in 2000, a $235,378 improvement or 60.4% improvement over the prior year. As planned, The Community Bank posted a profitable fourth quarter and will be profitable for the year 2002. Management's challenge is to bring this affiliate's earnings in line with industry standards within the next three years. The Citizens Savings Bank's year-to-date earnings were $3,337,545 or $314,250 above the prior year. On a consolidated basis, United Bancorp, Inc. earned $2,755,587 up 6.52% from the prior year's earnings of $2,586,975. On a per share basis, basic earnings were $.88 for the twelve months ended December 31, 2001 compared to $.81 for the same period ended December 31, 2000, an increase of 8.64%. Contributing to these increases were the overall growth in earning assets and the Company's ability to maintain its net interest margin at 3.86% while interest rates decreased. Also contributing to the improved earnings was an increase in non-interest income resulting in part from the many loan re-financings during this year with the unprecedented rate drops imposed by The Federal Reserve Bank.

         This past December 20th, shareholders of United Bancorp, Inc. received a 5% share dividend plus a 5% increase in their fourth quarter dividend payment. Your company and its lead bank, The Citizens Savings Bank of Martins Ferry, Ohio have had a history of declaring stock splits and paying share dividends which have rewarded shareholders for the Company's growth and performance. Shareholders of the Citizens Savings Bank received a 100% share dividend in 1971 and 1981 and exchanged their stock on a four-for-one basis when UBCP was formed in 1983. UBCP paid a 50% share dividend in 1987, a 100% share dividend in 1992 and 1993 plus 10% share dividends in 1994, 1996, 1997, and 5% share dividends in 1998, 1999, 2000 and 2001. Those holding one hundred shares of The Citizens Savings Bank stock in 1970 now hold 15,529 shares of UBCP stock. In today's dollars, an initial investment of $10,000 is now valued in excess of $200,000 with a current annualized cash dividend of over $8,000. The projected 52 cents per share cash dividend provides a very attractive current yield of 4% based on recent market pricings.



                                   UNITED BANCORP, INC. 2001 ANNUAL REPORT     1

[CASH DIVIDENDS BAR CHART]

YEAR                CASH DIVIDENDS
----                --------------
2001                $1,590,220
2000                $1,545,547
1999                $1,477,686
1998                $1,254,340
1997                $1,035,889

         Your Management Team and Board of Directors are pleased to report the required voting power of UBCP was received to approve all of the proposals as outlined in our proxy statement dated and mailed on March 16, 2001. We are pleased that our shareholders approved the changes that were recommended by our legal counsel and unanimously approved by your Board of Directors. Shareholders approved the authorization of 2 million shares of preferred stock, the elimination of cumulative voting, the addition of a super majority shareholder vote and fair price provisions, the reduction of shareholder vote required to amend and restate the Articles of Incorporation in the future from two-thirds of the total voting power of shareholders to a majority of the voting power, plus technical revisions to the Articles of Incorporation and the Amendment and Restatement of the Code of Regulations as outlined in the Proxy Statement. We firmly believe these changes give UBCP greater flexibility and place us in a better position to take advantage of potential acquisition, capital raising and other opportunities as they may arise.

         We are pleased with the continued growth and acceptance of both our Voice Response Banking Programs and Internet Banking Programs introduced at each affiliate bank. Today, our banks service over 2400 voice-response accounts and facilitate 8,000 calls per month. Over 1,600 customers now use our banks' Internet Services for cash management or access to their accounts, plus enjoy electronic bill payment, current news, weather, stock pricing and shopping opportunities, and much more. Click www.thecitizensbank.com or www.the-communitybank.com to check us out. Internet Banking has really expanded our ability to provide banking services. You will be receiving during the fourth week of April an invitation to join a new banking service exclusively for United Bancorp, Inc. shareholders, ShareLINK 100. This new account is being designed to provide our shareholders who own one hundred or more shares of UBCP stock and direct deposit their dividend payments, a fully secured personal banking venue without regard to geographic location or time...24x7x365.

         Alan M. Hooker, Executive Vice President of United Bancorp, Inc. and President and Chief Executive Officer of The Community Bank, and our Community Bank affiliate were recognized this past year at the Annual Meeting of The Ohio Bankers Association. The Community Bank was one of only twelve in Ohio to receive a Bank Marketing Award of Merit for its 2000 grand opening campaign under the theme, "Just What Lancaster Needs...another bank, The Community Bank". Alan this past year was appointed to The Ohio Bankers Association Board of Directors. I find this exciting having served as a member of the OBA board and as its President during the 1980's

         In November of this past year, Joseph D. Kittle, Sr., retired to the position of Director Emeritus of the Board of Directors of The Community Bank. After serving in the Korean War and then working in construction, Joe established a feed and animal supply business in Glouster, Ohio in 1952. It grew into

2    UNITED BANCORP, INC. 2001 ANNUAL REPORT

Kittle Farm Supply and Feed Mill through the years, and was sold in 1981. Joe joined The Glouster Community Bank Board in 1985, and never missed a meeting during his tenure as a board member. His commitment to the bank and the Glouster community will long be remembered and always appreciated.

         January 27, 2002 marked the 100th Anniversary of the charter of The Citizens Savings Bank. For 100 years, The Citizens Bank has been offering Hometown Banking to families and businesses and providing financial services to thousands of customers throughout the Ohio and Tuscarawas Valley's. Today, it is the only locally owned financial institution in Martins Ferry. Harold H. Riethmiller began his banking career with our bank in 1911 and became my banking mentor in 1959 when I joined the bank as a student intern. Mr. Riethmiller ran the bank as Cashier from 1918 and became the bank's first active President in 1940, retiring in January of 1973 when I was appointed The Citizens Bank's fourth President. Our organization is quite unique with its consistency of leadership for most of its 100 years.

         Our accomplishments over the first 100 years of service are the result of many loyal shareholders and customers and the dedication of many who have served from the front lines to the board room. Throughout this report, you will see many of our current Team Members who are the foundation for continuing our founders' vision into the next century of service.

Very truly yours,


/s/ JAMES W. EVERSON

James W. Everson
Chairman, President & Chief
Executive Officer

ceo@unitedbancorp.com
February 16th, 2002

                                                           [PHOTO]
                                             United Bancorp Officers (from left)
                                                    Randall M. Greenwood,
                                                       James A. Lodes,
                                                      James W. Everson,
                                                 Norman F. Assenza, Jr. and
                                                       Alan M. Hooker.



                                   UNITED BANCORP, INC. 2001 ANNUAL REPORT     3

[UNITED BANCORP LOGO]  SHAREHOLDER INFORMATION                              2001

United Bancorp, Inc.'s common stock trades on The Nasdaq SmallCap Market tier of The Nasdaq Stock Market under the symbol UBCP, CUSIP #90991109. At year-end 2001, there were 3,249,227 shares outstanding, held among approximately 1,500 shareholders of record. The following table sets forth the quarterly high and low closing prices of the Company's common stock from January 1, 2001 to December 31, 2001 compared to the same periods in 2000 as reported by the NASDAQ. The price quotes have been adjusted for comparison purposes for the 5% stock dividends distributed on December 20, 2001 and 2000. The price quotations presented should not necessarily be relied on in determining the value of the shareholders' investment.

                                    2001                                2000
                      ---------------------------------   ---------------------------------
                      31-MAR   30-JUN   30-SEP   31-DEC   31-MAR   30-JUN   30-SEP   31-DEC
                      ------   ------   ------   ------   ------   ------   ------   ------
Market Price Range
     High ($)         12.381   12.810   13.333   14.000   13.038   13.606   10.885   11.905
     Low ($)           9.524    9.333   11.429   11.857    9.070    8.620    7.256    8.929

Cash Dividends
     Quarter ($)       0.123    0.123    0.124    0.130    0.117    0.117    0.118    0.124
     Cumulative ($)    0.123    0.246    0.370    0.500    0.117    0.234    0.352    0.476

INVESTOR RELATIONS:
  A copy of the Company's Annual Report on form 10-K as filed with the SEC, will be furnished free of charge upon written or E-mail request to:
  Randall M. Greenwood, CFO
  United Bancorp, Inc.
  201 South 4th Street
  PO Box 10
  Martins Ferry, OH 43935
  or
  cfo@unitedbancorp.com

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN:
  Shareholders may elect to reinvest their dividends in additional shares of United Bancorp, Inc.'s common stock through the Company's Dividend Reinvestment Plan. Shareholders may also invest optional cash payments of up to $5,000 per quarter in our common stock at market price. To arrange automatic purchase of shares with quarterly dividend proceeds, please contact:
  American Stock Transfer
  and Trust Company
  Attn: Dividend Reinvestment
  40 Wall Street,46th Floor
  New York, NY 10005
  1-800-278-4353

ANNUAL MEETING:
  The Annual Meeting of Shareholders will be held at 2:00 p.m., April 17, 2002 at the Corporate Offices in Martins Ferry, Ohio.

INTERNET:
  Please look us up at http//:www.unitedbancorp.com

INDEPENDENT AUDITORS:
  Crowe, Chizek and Company LLP
  Certified Public Accountants
  10 West Broad Street
  Columbus, OH 43215
  (614) 469-0001

CORPORATE OFFICES:
  The Citizens Savings Bank Building
  201 South 4th Street
  Martins Ferry, OH 43935
  (740) 633-0445
  (740) 633-1448 (FAX)

STOCK TRADING:
  UVEST Investment Services(R)
  Member NASD, SIPC
  740-633-2663
  Toll Free: 888-275-5566, Ext:197
  Located at: The Citizens Bank
  201 South Fourth Street
  Martins Ferry, Ohio 43935

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

4    UNITED BANCORP, INC. 2001 ANNUAL REPORT

                           DIVIDEND AND STOCK HISTORY

                                                                   Distribution Date of
                Cash Dividends                                         Dividends and
                  Declared(1)          Stock Dividends                   Exchanges
                --------------         ---------------             --------------------
1983              $     0.10                         --                            --
1984              $     0.10           4 for 1 Exchange(2)            January 2, 1984
1985              $     0.11                         --                            --
1986              $     0.13                         --                            --
1987              $     0.13         50% Stock Dividend               October 2, 1987
1988              $     0.14                         --                            --
1989              $     0.14                         --                            --
1990              $     0.16                         --                            --
1991              $     0.17                         --                            --
1992              $     0.18        100% Stock Dividend            September 10, 1992
1993              $     0.19        100% Stock Dividend             November 30, 1993
1994              $     0.21         10% Stock Dividend             September 9, 1994
1995              $     0.29                         --                            --
1996              $     0.31         10% Stock Dividend                 June 20, 1996
1997              $     0.36         10% Stock Dividend            September 19, 1997
1998              $     0.41          5% Stock Dividend             December 18, 1998
1999              $     0.46          5% Stock Dividend             December 20, 1999
2000              $     0.48          5% Stock Dividend             December 20, 2000
2001              $     0.50          5% Stock Dividend             December 20, 2001

                            2002 ANTICIPATED DIVIDEND
                                  PAYABLE DATES

FIRST QUARTER
March 20, 2002

--------------------------------------------------------------------------------

SECOND QUARTER*
June 20, 2002

--------------------------------------------------------------------------------

THIRD QUARTER*
September 20, 2002

--------------------------------------------------------------------------------

FOURTH QUARTER*
December 20, 2002

--------------------------------------------------------------------------------

*Subject to action by Board of Directors

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

                            TOTAL RETURN PERFORMANCE

                                  [LINE GRAPH]



                                    UNITED BANCORP, INC. 2001 ANNUAL REPORT    5

[UNITED BANCORP LOGO] DIRECTORS AND OFFICERS


         [PHOTO]                     [PHOTO]                    [PHOTO]
MICHAEL J. ARCIELLO(1,2)      HERMAN E. BORKOSKI(2)     JAMES W. EVERSON(1,2,3)




         [PHOTO]                     [PHOTO]                    [PHOTO]
  DR. LEON F. FAVEDE(2)          PAUL J. GERIG(3)           JOHN R. HERZIG(2)




         [PHOTO]                     [PHOTO]                    [PHOTO]
    DWAIN R. HICKS(2)            ALAN M. HOOKER(3)     JOHN M. HOOPINGARNER(1,2)

(1)=United Bancorp, Inc. (2)=The Citizens Savings Bank  (3)=The Community Bank



6    UNITED BANCORP, INC. 2001 ANNUAL REPORT

                                                                            2001


      [PHOTO]                        [PHOTO]                    [PHOTO]
 SAMUEL J. JONES(3)            PHILIP D. KASLER(3)         MICHAEL A. LEY(2)




      [PHOTO]                        [PHOTO]                    [PHOTO]
TERRY A. MCGHEE(1,3)       L. E. RICHARDSON, JR.(1,3)   ROBIN L. RHODES, M.D.(3)

                                     [PHOTO]
                            RICHARD L. RIESBECK(1,2)



      [PHOTO]                        [PHOTO]                    [PHOTO]
ERROL C. SAMBUCO(2)          MATTHEW C. THOMAS(1,2)    BARI J. WATKINS, PH.D.(3)


(1)=United Bancorp, Inc.   (2)=The Citizens Savings Bank  (3)=The Community Bank



                                   UNITED BANCORP, INC. 2001 ANNUAL REPORT     7

                                                  DIRECTORS OF UNITED BANCORP,INC.

Michael J. Arciello(2,3) ...................................Retired Vice President of Finance, Nickles Bakeries, Inc., Navarre, Ohio
James W. Everson(1) ...........................................Chairman, The Community Bank, Lancaster, Ohio - Chairman, President &
                                    Chief Executive Officer, United Bancorp, Inc. and The Citizens Savings Bank, Martins Ferry, Ohio
John M. Hoopingarner(1,3) .........................General Manager, Muskingum Watershed Conservancy District, New Philadelphia, Ohio
Terry A. McGhee(1,2) ..............................................President & Chief Executive Officer, Westerman Inc., Bremen, Ohio
L.E. Richardson, Jr. ..........................................................Retired President, The Community Bank, Glouster, Ohio
Richard L. Riesbeck(1,3) ..............................................President, Riesbeck Food Markets, Inc., St. Clairsville, Ohio
Matthew C. Thomas(2) ................................................President, M.C. Thomas Insurance Agency, Inc., Bridgeport, Ohio

                                                   OFFICERS OF UNITED BANCORP,INC.

James W. Everson ......................................................................Chairman, President & Chief Executive Officer
Alan M. Hooker ............................................................................Executive Vice President - Administration
Norman F. Assenza, Jr. ....................................................................Vice President - Operations and Secretary
Randall M. Greenwood ............................................................Vice President - Chief Financial Officer, Treasurer
James A. Lodes .............................................................................................Vice President - Lending

                                     DIRECTORS OF THE CITIZENS SAVINGS BANK, MARTINS FERRY, OHIO

Michael J. Arciello(2) .....................................Retired Vice President of Finance, Nickles Bakeries, Inc., Navarre, Ohio
Herman E. Borkoski(2) ...................................................President, Borkoski Funeral Homes, Inc., Tiltonsville, Ohio
James W. Everson(1)                                            Chairman, The Community Bank, Lancaster, Ohio - Chairman, President &
                                    Chief Executive Officer, United Bancorp, Inc. and The Citizens Savings Bank, Martins Ferry, Ohio
Dr. Leon F. Favede ....................................................................................Optometrist, Bridgeport, Ohio
John R. Herzig ..............................................................President, Toland-Herzig Funeral Homes, Strasburg, Ohio
Dwain R. Hicks ....................................................President, Hicks Consulting and Investing, New Philadelphia, Ohio
John M. Hoopingarner(1) ...........................General Manager, Muskingum Watershed Conservancy District, New Philadelphia, Ohio
Michael A. Ley ....................................................President and Owner, Robert's Men's Shops, New Philadelphia, Ohio
Richard L. Riesbeck(1) ................................................President, Riesbeck Food Markets, Inc., St. Clairsville, Ohio
Errol C. Sambuco(2) .................................................................................Consultant, Martins Ferry, Ohio
Matthew C. Thomas(1,2) ..............................................President, M.C. Thomas Insurance Agency, Inc., Bridgeport, Ohio
        John H. Clark, Jr., Director Emeritus; 1976-2001 .........................United Bancorp, Inc. and The Citizens Savings Bank
        Donald A. Davison, Director Emeritus 1963-1997 ...........................United Bancorp, Inc. and The Citizens Savings Bank
        Albert W. Lash, Director Emeritus 1975-1996 ..............................United Bancorp, Inc. and The Citizens Savings Bank

                                          DIRECTORS OF THE COMMUNITY BANK, LANCASTER, OHIO

James W. Everson(1) ...........................................Chairman, The Community Bank, Lancaster, Ohio - Chairman, President &
                                    Chief Executive Officer, United Bancorp, Inc. and The Citizens Savings Bank, Martins Ferry, Ohio
Paul J. Gerig ........................................................................Attorney at Law, Gerig and Gerig, Athens, Ohio
Alan M. Hooker(1) ..........................................President & Chief Executive Officer, The Community Bank, Lancaster, Ohio
Samuel J. Jones(1,2) .................................................................................Business Owner, Glouster, Ohio
Philip D. Kasler(2) ........................................................................Farming and Real Estate, Amesville, Ohio
Terry A. McGhee(1,2) ..............................................President & Chief Executive Officer, Westerman Inc., Bremen, Ohio
Robin L. Rhodes, M.D. ...........................................Physician, Pediatric Associates of Lancaster, Inc., Lancaster, Ohio
L. E. Richardson, Jr.(1)                             Retired President, Southern Ohio Community Bancorporation, Inc., Glouster, Ohio
Bari J. Watkins, Ph.D. ......................................................................Dean - Ohio University, Lancaster, Ohio
        Joseph D. Kittle, Director Emeritus 1985-2001 ............................................................The Community Bank
        Dean A. Kasler, Director Emeritus 1970-1999 ..............................................................The Community Bank

(1)=Executive Committee   (2)=Audit Committee  (3)=Compensation Committee



8    UNITED BANCORP, INC. 2001 ANNUAL REPORT

[UNITED BANCORP LOGO] MANAGEMENT TEAM                                       2001


OUR COMMUNITIES...YOUR HOMETOWN BANKS & STAFF

UNITED BANCORP, INC. . . . Provides its Team Members career growth and training.

UNITED BANCORP, INC. . . . Provides the latest in technology and financial services in a centralized environment.

UNITED BANCORP,INC. . . . Earns the respect of its customers through support of civic activities that make their communities better places to live.

    Whether a current shareholder of United Bancorp, Inc., a future shareholder, or a customer of its affiliate banks-The Citizens Savings Bank or The Community Bank-one would agree the presence of a strong corporate culture is critical for long-term success. The statements above are part of United Bancorp, Inc's MISSION STATEMENT. The Board of Directors, along with Senior Management, feel strongly about the Mission Statement which is annually reviewed and reaffirmed to instill its value and fundamental time-proven concepts.

    The primary objective of any company is the creation of shareholder value. This is the centerpiece of our Mission Statement. Our mission is to earn the respect of our shareholders through continued growth in shareholder value by sustaining profitability and acquiring well managed and capitalized businesses in the financial service industry. It is vital to develop strategies that make attaining this goal possible.

    SERVICE is our primary product. Our success is measured by how well we meet and exceed our customers' expectations. Customer satisfaction creates a benefit for everyone-management, staff and shareholders. United Bancorp, Inc. and its affiliate banks are proud of their reputation for stability, consistency and integrity. Pride in our past history, however, does not mean we maintain an inflexible view of the future. It means a commitment to the philosophy that has made this Company successful. The rapidly changing environment of the banking industry requires us to understand and integrate technological change and enhance service delivery channels. Meeting this challenge will provide an environment for our current and future team members to continue providing quality products and services, which our customers have grown to expect from us.

    Our Annual Reports in previous years have provided a focus on our banking customers and their geographic and industry diversification. We have demonstrated Management's ability to establish and maintain strong relationships with our customers through decades of service and consistency of quality personnel. We have focused on delivery of the latest in Electronic Banking technology and new products, such as our Internet Banking, Telephone Banking and Cash Management programs. This year, our Annual Report focuses on the Team Members of your company. Their daily commitment to our customers and our organization make the difference in realizing the goals of our Mission Statement. Our Team Members are our most valuable resource.



                                   UNITED BANCORP, INC. 2001 ANNUAL REPORT     9

                             [PHOTO]

      Electronic Banking Committee (front row left to right)
   Linda Koledin, Scott Everson, Norman (John) Assenza (back row left to right) Judy Leonard, Michael Lloyd, Richard Pollock, James
          Lodes, Jeffery Urban, Ida Neely and Thomas Buck

                         CUSTOMER SERVICE ENHANCEMENTS

    During the past 18 months, the Electronic Banking Committee has effectively implemented critical electronic delivery channels to improve customers' access to their accounts 24x7x365. This committee, with representatives from both affiliate banks, has oversight responsibility on the implementation and continued monitoring of the Company's Phone Banking System, Retail Internet and Corporate Cash Management Programs. These programs offer consumers and businesses better ways to control finances with greater convenience and accuracy than ever before. Our Electronic Programs streamline routine banking tasks safely and securely, while being flexible enough to suit the unique requirements of each individual or business. Our Internet Banking Program is like having a banking center in your home or office-anywhere, anytime.

                             TECHNOLOGICAL ADVANCES

    Changing technology enables us to develop new business practices and procedures to take advantage of available automated tools and products. Ultimately, successful implementation of these tools will help us better serve our customers. We will continue to invest in new technology over the next several years, in order to improve customer service. Managing technology is Michael A. Lloyd, Senior Vice President-Management Information Systems of The Citizens Savings Bank. Supervisor for the consolidated Item Processing of the Company is Dolores A. Schafer, and Richard J. Pollock is in charge of Network Administration for the 17 banking locations of both affiliate banks.

                                                           [PHOTO]
                                                 Item Processing (from left)
                                               Nicole Caraway, Jennifer Bland,
                                              Candy Rykowski and Dolores Shafer


        [PHOTO]                                         [PHOTO]
  Michael Lloyd, Richard                        Data Processing - Thomas
Pollock and Dolores Shafer                      Gibson and Jill Marshall


10   UNITED BANCORP, INC. 2001 ANNUAL REPORT

                        FINANCIAL REPORTING & BOOKEEPING

    Consolidated Corporate Accounting, is located in the Operations Center of The Citizens Savings Bank. It is responsible for United Bancorp's financial and regulatory reporting requirements, development and maintenance of both affiliates' Asset/Liability modeling systems, and overall funds management and budget process.

Managing the Corporate Accounting area is Randall M. Greenwood, Senior Vice President and Chief Financial Officer of The Citizens Savings Bank. Larry D. Browning, Vice President and Treasurer, is responsible for the Asset/Liability and budget systems of the Company and Matthew D. Jenkins, Assistant Vice President and Controller, is in charge of the regulatory reporting and funds management areas. Veronica L. Morris, Accounting Supervisor, oversees the consolidated bookkeeping area.

                                                        [PHOTO]
                                    (from left) Matthew Jenkins, Larry Browning,
                                           Veronica Morris and Randall Greenwood

                          COMPLIANCE & HUMAN RESOURCES

    Realizing the need to have common policies and procedures, the Company has put together the experienced team of Norman F. Assenza, Jr., Senior Vice President-Regulatory Compliance and Secretary and Jean E. Huff, Vice President-Human Resources and Assistant Secretary, both of The Citizens Savings Bank.

    Utilizing this consolidated approach, the affiliates have a common compliance-testing program that is reviewed and approved annually by the Audit Committee. The coordination of employee benefits such as health, dental, retirement and 401(k) programs is administered by United Bancorp, Inc. under the direction of Jean E. Huff.

                                                           [PHOTO]
                                             Jean Huff and Norman (John) Assenza



                                   UNITED BANCORP, INC. 2001 ANNUAL REPORT    11

[PHOTO]
The Community Bank

                               THE COMMUNITY BANK
                              "COME GROW WITH US"

    Realizing the significant growth The Community Bank has experienced over the past two years, the bank established several committees to handle the issues that result from this expansion.

                               TRAINING COMMITTEE

    With growth comes the need for additional staff and identification of career paths. With this in mind, a Training Committee, consisting of Alan M. Hooker, President and CEO, Holly R. Shonebarger, Operations Specialist, Nancy J. Monks, New Accounts Representative and Marissa D. Wagner, Receptionist was set in place. This committee works closely with the Officers and Staff to develop and deliver courses and programs. These range in scope from operational training to product knowledge training and from sales training to supervisory skills training.

                                                            [PHOTO]
                                                Training Committee (from left)
                                              Holly Shoneburger, Marissa Wagner,
                                                 Alan Hooker and Nancy Monks



12   UNITED BANCORP, INC. 2001 ANNUAL REPORT

                            ASSET LIABILITY COMMITTEE

    With each Bank affiliate in a separate and distinct market, it is critical to have local decision-making on pricing to stay competitive and maintain the culture of the local bank making local decisions. The Community Bank's Asset/Liability Committee serves that need with monthly discussions on loan and deposit pricing as well as market surveys. All areas of the bank are represented, and Alan M. Hooker, President and Chief Executive Officer, chairs the committee whose members include Randall M. Greenwood, Vice President and CFO of United Bancorp, Inc., Thomas E. Buck, Senior Vice President, and Ida M. Neely, Treasurer of The Community Bank.

                                                         [PHOTO]
                                          Asset Liability Committee - Ida Neely,
                                               Thomas Buck and Alan Hooker


                  [PHOTO]
Ida Neely, Debbie Hinerman, Lori McElfresh,
      Angela Kempton and Thomas Buck

                     CONTINUOUS QUALITY IMPROVEMENT COMMITEE

    An additional challenge is to make sure the products and services are delivered in an efficient and effective manner. The Continuous Quality Improvement Committee regularly reviews procedures to make sure customers are receiving timely service that is beyond their expectations. Chaired by Senior Vice President, Thomas E. Buck, the Continuous Quality Improvement Committee is made up of Debbie L. Hinerman, Manager, Nelsonville Office, Lori A. McElfresh, Manager, East Main Street Office, Angela R. Kempton, Loan Administration Manager and Ida M. Neely, Treasurer.



                                   UNITED BANCORP, INC. 2001 ANNUAL REPORT    13

                  [PHOTO]
The Citizens Savings Bank - Martins Ferry,Ohio


                           THE CITIZENS SAVINGS BANK
                        A Century of Service, 1902-2002

    Celebrating 100 years of service, The Citizens Savings Bank has a long history of success developed through consistent and dedicated leadership. As the bank moves forward into its second century of service, responding to customers needs and differentiation of services offered will be necessary to carry forward our rich tradition of growth and superior earnings performance.

                             COMMERCIAL LENDING TEAM
                               IN EASTERN REGION

    The Citizens Bank has established an experienced Lending Team to respond to the needs of our local communities. This loan team is comprised of loan officers who are knowledgeable and experienced in commercial credit, residential real estate lending and consumer loans.

                                                  [PHOTO]
                                  Commercial Lending Team in Eastern Region
                            (left to right) James Everson, Michael Goclan, James
                                    Lodes, Bryan Ramsey and Scott Everson

14   UNITED BANCORP, INC. 2001 ANNUAL REPORT

                           LOAN TEAM IN EASTERN REGION

    Also critical to the lending function is the support from Loan Operations which is a strong, qualified group of experienced professionals. Our centralized Loan Center serves all 10 banking locations of The Citizens Savings Bank and provides support services, such as loan participations and secondary market mortgage loan programs for The Community Bank.

                                                [PHOTO]
                            Loan Team in Eastern Region (left to right) Scott
                         Everson, Raye Ackerman, Lloyd Hood, Michael Goclan, Ray
                          Jablonski, James Everson, James Lodes and Bryan Ramsey

                  [PHOTO]
Marketing Committee (left to right) Scott Everson,
James Lodes, Linda Koledin and Jeffrey Urban

                               MARKETING COMMITTEE

    The Citizens Bank Marketing Committee, made up of Scott A. Everson, Senior Vice President-Operations and Retail Banking, James A. Lodes, Senior Vice President-Bank Lending, and Jeffrey K. Urban, Senior Vice President-Area Manager of Northern and Central Regions, was established in January 2000 to meet the challenges of promoting a positive image to the communities served and respond to customer requirements. Linda J. Koledin joined the Bank Team as Marketing Director in May 2001 to provide additional resources in this area. With an internal Marketing presence now established, communication is enhanced and the committee can respond promptly to advertising and promotional needs.


                                  UNITED BANCORP, INC. 2001 ANNUAL REPORT     15

[UNITED BANCORP LOGO] THE CITIZENS SAVINGS BANK PROFILE                     2001


                             A CENTURY OF SERVICE AT
                           THE CITIZENS SAVINGS BANK
                                     [SEAL]

                                  ANNIVERSARY
                                   1902-2002

    In the year 1902, a group of hometown businessmen in Martins Ferry felt there was room for another bank in the community in addition to the two already established and proceeded to organize. On the 27th of January, 1902, a charter was granted to The German Savings Bank of Martins Ferry, Ohio with an authorized capital of $50,000. Martins Ferry is nestled among the scenic foothills along the Upper Ohio Valley across the river from the greater metropolitan area of Wheeling, West Virginia, 60 miles southwest of Pittsburgh, Pennsylvania and 125 miles east of Columbus, Ohio. The area has a strong network of transportation including easy access to major interstate highway systems, nearby river and railway transportation and within 45 minutes of the Pittsburgh International Airport.

    Organization was completed by electing the original Board of Directors:
Attorney Edward E. McCombs, John E. Reynolds, Henry H. Rothermund, William M. Lupton, Dr. Joseph W. Darrah, Chris A. Heil, Fred K. Dixon, Thomas J. Ball and Dr. R.H. Wilson. The first officers were Edward E. McCombs, President; John E. Reynolds, Vice President; William C. Bergundthal, Cashier; and William H. Wood, Assistant Cashier. A room in the old Henderson Building located at the alley on Hanover Street between Fourth and Fifth Streets, currently occupied by a local realtor, was rented. A vault and counters were installed and the new Bank opened for business on Saturday, April 26, 1902. This was the beginning of The Citizens Savings Bank.

    Upon Mr. Bergundthal's death in 1918, Harold H. Riethmiller, who began his banking career at the bank in 1911, was rehired by the Bank as Cashier. He had previously worked for the Bank and had been working for 6 months at the Citizens-Peoples Trust Company in Wheeling. Mr. Riethmiller brought with him an assistant, David W. Thompson, who upon his death in 1966 was Vice President and Cashier.

    In 1936 the Bank suffered a loss with the sudden death of Edward E. McCombs, who had served as President and Attorney for the Bank during the 34 years since its beginning. John E. Reynolds was then elected President with Attorney David
H. James as Vice President. Mr. Reynolds served as the bank's second President until his death in 1940, at which time Harold H. Riethmiller was elected President. Upon Harold H. Riethmiller's retirement in January of 1973, James W. Everson, who began his banking career as a student intern with the Bank in 1959, was elected as the Bank's fourth President and Chief Executive Officer.

                                    [PHOTO]
          Citizens Bank Senior Management Team (standing left to right)
      Michael Lloyd, Randall Greenwood, James Lodes, Norman (John) Assenza
      (seated left to right) Jeffery Urban, James Everson and Scott Everson


16   UNITED BANCORP, INC. 2001 ANNUAL REPORT

    May 1999, The Citizens Savings Bank and its affiliate, The Citizens-State Bank of Strasburg, Ohio were merged into one Bank under the leadership of James
W. Everson continuing as Chairman and Harold W. Price as the bank's fifth President and Chief Executive Officer since its founding in 1902. Harold W. Price served as President and CEO for five months, suffering a fatal heart attack on September 12th, 1999, after which James W. Everson was reappointed Chairman, President and CEO.

    Continuing growth and increased business at The German Savings Bank brought the need for larger quarters, and in 1917 the Bank relocated into a new banking building on the corner of Fourth and Walnut streets where they were located until February 21, 1984 when they moved to their current banking center located one block south at the corner of Fourth and Hickory Street in Martins Ferry. The First World War brought the name 'German' into bad repute, making a change in name necessary. On May 1, 1918, the old German Savings Bank became The Citizens Savings Bank of Martins Ferry, Ohio.

    In 1957, a total remodeling of the first level was completed at the Fourth and Walnut location enlarging the banking lobby by taking the adjoining room formerly occupied by the Mear Drug Store. In 1963, the Bank opened a Consumer Loan Office at the Fourth and Walnut Street location by expanding into the space occupied by the former Packer Insurance Agency.

    Upon James W. Everson becoming President in January 1973, the bank began an expanded growth program. November 18, 1974 was the date the Bank's first branch office was opened. A banking center was opened in Colerain, Ohio offering full service banking to that area, including safe deposit boxes and a modern new home for the Colerain, Ohio Post Office. On June 12, 1978, the Bank opened its second full service branch at the corner of Howard and DeKalb Streets in Bridgeport, Ohio.

    Recognizing the continued growth of the Bank, the Board of Directors authorized the purchase in July 1979 of an .8 acre site formerly occupied by the vacated Central School, one block south on the Corner of Fourth and Hickory Streets, for the purpose of future expansion. A Phase I building program was completed on May 12, 1980 with the opening of a limited-service four-station auto teller with a two-station lobby and large off-street parking facility.

                                     [PHOTO]
   Pictured is a view of the inside of The Citizens Bank in Martins Ferry,Ohio



                                   UNITED BANCORP, INC. 2001 ANNUAL REPORT    17

                                     [PHOTO]
 Pictured is Corrina DeNoon, a customer service representative selecting a gift from the Salvation Army Gift Giving Tree for children

    In October of 1982, approval was granted by the State Banking Department and the Federal Deposit Insurance Corporation to relocate the bank's Main Office to the corner of Fourth and Hickory streets in Martins Ferry and ground was immediately broken for a new banking center. As a result of 5 years of strategic planning, The Citizens Savings Bank introduced a new era of banking to the Ohio Valley on February 21, 1984 with the opening of their new 21,500 square foot headquarters office located at the corner of Fourth and Hickory streets. This new banking center offered state-of-the-art security with high-tech scanning and alarm equipment, and the latest in electronic data processing programs for banking. The new Bank building was designed by the architectural firm of Jack H. Tribbie and Associates of Martins Ferry and was constructed by the Byrum Construction Company of Martins Ferry. The new building was of colonial design in keeping with the Bank's Colerain and Bridgeport offices, with the interior of the Bank tastefully decorated in the Williamsburg period.

    On July 3, 1983, the Bank's Board of Directors positioned itself for continued growth by forming United Bancorp, Inc. of Martins Ferry, Ohio, a Citizens Savings Bank holding company. At formation, the shareholders of The Citizens Savings Bank exchanged their stock on a one-for-four basis for shares in the United Bancorp, Inc. On December 29, 1986, United Bancorp, Inc. became one of Ohio's then 21 multi-bank holding companies by acquiring the outstanding shares of stock of The $12.5 Million Asset based Citizens-State Bank of Strasburg, Ohio. Under the leadership of James W. Everson as Chairman and Charles E. Allensworth as President and CEO, The Citizens-State Bank then grew from its one office in Strasburg by opening a new banking center at 2909 N. Wooster Avenue in Dover, Ohio in February 1990; the purchase of their offices in New Philadelphia and Sherrodsville in April 1992; and the purchase of its Dellroy Office in June 1994. Harold W. Price was appointed President and CEO of The Citizens-State Bank of Strasburg in April 1993. The Citizens Savings Bank of Martins Ferry further expanded into St. Clairsville with an in store location at Riesbeck's Food Market in July 1997 and purchased a full service banking center in Jewett, Ohio in January 1999. United Bancorp entered Northern Athens County in July 1998 when The $47.8 million asset based Community Bank of Glouster was purchased, expanding United Bancorp, Inc. to a three bank holding company. Today, The Community Bank is headquartered in Lancaster, Ohio with three locations in addition to its two offices in Glouster and offices in Amesville and Nelsonville, Ohio

    As space in the new headquarters became occupied, property across from the new Main Office on the other corner of Fourth and Hickory Streets was acquired in 1993 to support the continued growth. It was renovated into a modern Operations Center now housing the Data and Item Processing Equipment for the affiliate banks of United Bancorp, Inc. and the offices for United Bancorp, Inc.'s Accounting Group. With the introduction of 24 x 7 x 365 Automated Call Center and Internet Banking in 2001, the Accounting and Operations Center was further expanded through and purchase and renovation of the adjoining property formerly



18   UNITED BANCORP, INC. 2001 ANNUAL REPORT

                                     [PHOTO]
                Jeff Urban covering items in a staff meeting in
                        our Northern and Central Region

known as the Fullerton Bakery Building. Today the Accounting and Operations Center Building supports the back room operations for the seventeen banking offices of The Citizens Bank and The Community Bank of Lancaster.

    On April 21, 1999 the $74.1 million asset based Citizens-State Bank of Strasburg was merged into The Citizens Savings Bank. This expanded customer service under the charter of The Citizens Savings Bank to 10 locations in Belmont, Carroll, Harrison and Tuscarawas counties. Harold W. Price, who had served as President and CEO of The Citizens-State Bank of Strasburg was appointed The Citizens Savings Bank's fifth President and CEO with James W. Everson continuing as Chairman, in addition to serving as Chairman of The Community Bank and Chairman, President and CEO of United Bancorp. Everson was reappointed Chairman, President and CEO of The Citizens Savings Bank five months later upon Harold W. Price's sudden death.

    The growth and success of The Citizens Savings Bank and the United Bancorp, Inc. have been attributed to the association of many dedicated men and women. Having served on the Board of Directors are Edward E. McCombs, 1902-1936; John
E. Reynolds, 1902-1940; Dr. J.W. Darrah, 1902- 1937; J.A. Crossley, 1902-1903;
William M. Lupton, 1902-1902; F.K. Dixon, 1902-1909; Dr. R.H. Wilson, 1902-1905;
C.A. Heil, 1903-1909; David Coss, 1904-1938; L.L. Scheele, 1905-1917; A.T.
Selby, 1906-1954; H.H. Rothermund, 1907-1912; Dr. J.G. Parr, 1912-1930; T.E.
Pugh, 1920-1953; J.J. Weiskircher, 1925-1942; David H. James, 1925-1963; Dr.
C.B. Messerly, 1931-1957; H.H. Riethmiller, 1936-1980; E.M. Nickles, 1938-1968;
L.A. Darrah, 1939-1962; R.L. Heslop, 1941-1983; Joseph E. Weiskircher, 1943-1975; Edward M. Selby, 1953-1976; David W. Thompson, 1954-1966; Dr. Charles
D. Messerly, 1957-1987; James M. Blackford, 1962-1968; John H. Morgan, 1967-1976; Emil F. Snyder, 1968-1975; James H. Cook, 1976-1986; Paul Ochsenbein, 1978-1991; David W. Totterdale, 1981-1995; Albert W. Lash, 1975-1996; Premo R.
Funari, 1976-1997; Donald A. Davison, 1963-1997; Harold W. Price, 1999-1999; and John H. Clark, Jr., l976-2001.

    Today, The Citizens Savings Bank is Martins Ferry's only

                                    [PHOTO]
                        Pictured are the Director of the
                      United Way of the Upper Ohio Valley
          Chris Marshall, Mike Goclan, James Everson and James Lodes,
   celebrating at the bank's annual Plaza West Fest in St. Clairsville, Ohio



                                   UNITED BANCORP, INC. 2001 ANNUAL REPORT    19

                                     [PHOTO]
       Dee Graham and her grandson Frankie Carpenter participating in the
                       2001 Martins Ferry Christmas Parade

locally owned financial institution. The general objective of The Citizens Savings Bank as outlined in its Mission Statement which was adopted by its Board of Directors on June 8, 1982 and renewed annually is to remain an independent state-chartered commercial bank and expand its asset base and market share through acquisitions and new branch construction where financially feasible. Currently serving on the bank's board of directors are Michael J. Arciello, Retired Vice President of Finance, Nickles Bakery, Inc; Herman E. Borkoski, President, Borkoski Funeral Homes, Inc; James W. Everson, Chairman, The Community Bank of Lancaster, Chairman, President and Chief Executive Officer of United Bancorp, Inc. and The Citizens Savings Bank; Dr. Leon F. Favede, Optometrist; John R. Herzig, President, Toland-Herzig Funeral Homes; Dwain R. Hicks, President, Hicks Consulting and Investing; John M. Hoopingarner, General Manager and Secretary-Treasurer of the Muskingum Watershed Conservancy District; Michael A. Ley, President and Owner, Robert's Men's Shops; Richard L. Riesbeck, President of Riesbeck Food Markets, Inc.; Errol C. Sambuco, Consultant; and Matthew C. Thomas, President, M. C. Thomas Insurance Agency Inc.

                                     [PHOTO]
                       Randy Greenwood & son Matthew, Pat
                    Ketzell, Rosemary Bayliss & granddaughter
               Brittany & Nancy Strama passing out balloons at the
              Bank's Annual Plaza West Fest in St.Clairsville, Ohio



20   UNITED BANCORP, INC. 2001 ANNUAL REPORT

[UNITED BANCORP LOGO] THE COMMUNITY BANK PROFILE                            2001


    COMMUNITY was established in August 1945 with corporate offices in downtown Glouster, Ohio, in Athens County. Its founder was L.E. Richardson, a local entrepreneur. At that time, Athens County was booming with the industries of gas, oil and coal mining. COMMUNITY was then known as The Glouster Community Bank. The bank played a vital role in the region as it developed, earning a reputation for friendliness, quality customer service and responsiveness to the individual financial needs of its customers, as well as the community. More than 25 years later, Richardson turned over the day-to-day management of the bank to his son, L.E. Richardson, Jr., in 1971.

    With that foundation, COMMUNITY acquired the First National Bank of Amesville, Ohio in 1976. The bank's prosperity continued, and, in 1978, a three-lane Auto Bank drive-up facility was constructed on the west side of Glouster.

    In 1984, the bank created a holding company, Southern Ohio Community Bancorp, Inc. in anticipation of future growth and diversification of products and services.

    In 1987, the service area was expanded once again. A modular office in Nelsonville served the village and the surrounding communities. A few years later, on December 6, 1993 a ribbon cutting ceremony was held for a newly constructed Nelsonville office. The brick building, which replaced the mobile bank unit, features four drive-up lanes and a drive-up ATM. Night deposit and safe deposit box services were also introduced to the Nelsonville area.

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

              [PHOTO]
Pictured is a view of the inside of
The Community Bank in Lancaster,Ohio



                                   UNITED BANCORP, INC. 2000 ANNUAL REPORT    21

                                                         [PHOTO]
                                             Ida Neely and Lori McElfresh at the
                                                 Lancaster/Fairfield County
                                              Chamber of Commerce Annual Meeting

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

    COMMUNITY opened its first Fairfield County banking office in December 1999. The

                                    [PHOTO]
                   Pictured is the AutoBank In Lancaster,Ohio



22   UNITED BANCORP, INC. 2001 ANNUAL REPORT

East Main Street Banking Office in Lancaster offers full service banking with extended evening and Saturday hours. The office features a three-lane drive-up, a drive-up ATM and night depository.

    In January 2000, COMMUNITY relocated its Main Office from Glouster to downtown Lancaster. This substantial investment significantly strengthened COMMUNITY'S presence in Fairfield County. Formerly a furniture store, the historic 1919 building was restored to as near the original appearance as possible. The building was further enhanced with a Verdin Company clock. The 435-pound timepiece is attached to the southeast corner of the building. The interior of the building was converted from a

                                                              [PHOTO]
                                                       Angela Wright helping out
                                                         the Salvation Army

                                    [PHOTO]



                                   UNITED BANCORP, INC. 2001 ANNUAL REPORT    23
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

    In July 2000, COMMUNITY opened its Community Room, also unique to the area. The Community Room has grown quickly into a convenient and frequently used location for meeting of area civic organizations. It is also a popular gallery for local artists to display their talents.

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



24   UNITED BANCORP, INC. 2001 ANNUAL REPORT

[UNITED BANCORP LOGO] TABLE OF CONTENTS - FINANCIAL                         2001


                                TABLE OF CONTENTS



     DECADE OF PROGRESS ......................................................   26

     MANAGEMENT DISCUSSION AND ANALYSIS ......................................   28

     REPORT OF INDEPENDENT AUDITORS ..........................................   43

     FINANCIAL STATEMENTS ....................................................   44

     NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS ..........................   48

     FIVE YEAR PERFORMANCE SUMMARY ...............................  INSIDE BACK COVER

--------------------------------------------------------------------------------

FOR THE TWELVE MONTHS ENDED DECEMBER 31,


                                                      2001                 2000        CHANGE
                                               -----------          -----------       --------
EARNINGS
  Total interest income                        $24,595,769          $23,734,085        3.63%
  Total interest expense                        12,348,548           12,336,669        0.10%
  Net interest income                           12,247,221           11,397,416        7.46%
  Provision for loan losses                         780,00              587,000       32.88%
  Total noninterest income                       1,606,046            1,368,986       17.32%
  Total noninterest expense                      9,382,984            8,711,655        7.71%
  Net income                                     2,755,587            2,586,975        6.52%

PER SHARE
  Earnings per common share - Basic            $      0.88          $      0.81        8.64%
  Earnings per common share - Diluted                 0.88                 0.81        8.64%
  Cash Dividends paid                                 0.50                 0.48        4.17%
  Book value (end of period)                          9.75                 8.98        8.57%

SHARES OUTSTANDING
  Average - Basic                                3,142,949            3,205,822          --
  Average - Diluted                              3,147,295            3,206,997          --



                                   UNITED BANCORP, INC. 2001 ANNUAL REPORT    25

[UNITED BANCORP LOGO] DECADE OF PROGRESS



(Unaudited)
(as originally reported)(1)
                                                                       1991                   1992                   1993
                                                               ------------           ------------           ------------
Interest and dividend income                                   $ 11,699,233           $ 12,166,789           $ 11,656,336
Interest expense                                                  6,712,916              5,948,713              5,259,839
                                                               ------------           ------------           ------------
Net interest income                                               4,986,317              6,218,076              6,396,497
Provision for loan losses                                           222,000                302,000                270,500
                                                               ------------           ------------           ------------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES               4,764,317              5,916,076              6,125,997
Noninterest income, including security gains/(losses)               505,476                603,325                878,731
Noninterest expense                                               3,625,772              4,457,545              4,799,745
                                                               ------------           ------------           ------------
INCOME BEFORE INCOME TAXES                                        1,644,021              2,061,856              2,204,983
Income tax expense                                                  361,021                490,352                477,205
NET INCOME                                                     $  1,283,000           $  1,571,504           $  1,727,778
                                                               ============           ============           ============

Total assets                                                   $135,881,746           $164,675,155           $171,682,025
Deposits                                                        118,059,873            145,648,647            152,334,470
Shareholders' equity                                             12,990,023             14,078,527             15,375,942
Loans receivable, net                                            77,137,769             79,642,462             86,696,640
Term federal funds                                                1,000,000                     --                     --
Allowance for loan losses                                           846,824              1,039,360              1,256,322
Net charge-offs                                                      96,032                109,464                 53,538
Full time employees (average equivalents)                                71                     83                     80
Banking locations                                                      Five                  Seven                  Seven

Earnings per common share - Basic(2)                           $       0.48           $       0.57           $       0.64
Earnings per common share - Diluted(2)                                 0.48                   0.57                   0.64
Dividends per share(2)                                                 0.17                   0.18                   0.19
Book value per share(2)                                                4.78                   5.18                   5.65
Market value range per share(2)                                   4.02-4.48              4.25-5.88             6.18-11.44

Cash dividends paid                                            $    462,000           $    483,000           $    512,400
Return on average assets(ROA)                                          0.95%                  1.01%                  1.04%
Return on average equity(ROE)                                         10.21%                 11.60%                 11.73%

----------

(1) Not restated for the July 7, 1998 Acquisition of Southern Ohio Community Bancorporation, Inc.

(2) All years restated for common share dividends.

26   UNITED BANCORP, INC. 2001 ANNUAL REPORT

                                                                            2001


        1994           1995             1996            1997             1998             1999              2000            2001
------------   ------------     ------------    ------------     ------------     ------------      ------------    ------------
$ 12,283,260   $ 14,351,522     $ 15,006,091    $ 16,205,162     $ 21,126,421     $ 21,638,690      $ 23,734,085    $ 24,595,769
   5,439,213      6,575,486        6,747,357       7,346,629        9,657,844        9,844,827        12,336,669      12,348,548
------------   ------------     ------------    ------------     ------------     ------------      ------------    ------------
   6,844,047      7,776,036        8,258,734       8,858,533       11,468,577       11,793,863        11,397,416      12,247,221
     281,000        465,000          455,400         444,000          797,957          726,806           587,000         780,000
------------   ------------     ------------    ------------     ------------     ------------      ------------    ------------
   6,563,047      7,311,036        7,803,334       8,414,533       10,670,620       11,067,057        10,810,416      11,467,221
     805,355        876,285          920,951       1,027,166        1,581,139        1,285,519         1,368,986       1,606,046
   4,867,794      5,174,452        5,289,273       5,654,659        8,007,689        8,189,260         8,711,655       9,382,984
------------   ------------     ------------    ------------     ------------     ------------      ------------    ------------
   2,500,608      3,012,869        3,435,012       3,787,040        4,244,070        4,163,316         3,467,747       3,690,283
     545,523        768,577          851,023         940,472        1,089,091        1,003,062           880,772         934,696
------------   ------------     ------------    ------------     ------------     ------------      ------------    ------------
$  1,955,085   $  2,244,292     $  2,583,989    $  2,846,568     $  3,154,979     $  3,160,254      $  2,586,975       2,755,587
============   ============     ============    ============     ============     ============      ============       =========

$185,634,119   $191,199,526     $202,364,858    $211,742,313     $285,492,897     $298,764,079      $323,885,801    $341,317,195
 163,312,482    166,604,359      171,512,241     175,791,296      229,110,372      235,539,865       267,552,875     283,375,923
  16,518,060     18,451,873       20,016,011      21,924,638       27,320,749       25,297,973        28,679,087      30,474,195
 106,952,378    120,907,269      130,637,621     137,308,856      161,187,833      177,406,092       193,707,099     180,460,538
          --             --               --              --               --               --                --              --
   1,437,734      1,775,383        2,022,987       2,238,522        3,033,105        3,109,821         2,790,133       2,879,065
      99,588        127,351          207,796         228,465          803,374          650,090           906,688         691,068
          82             83               84              86              112              135               136             130
       Eight          Eight            Eight            Nine         Thirteen        Seventeen         Seventeen       Seventeen

$       0.71   $       0.82     $       0.95    $       1.04     $       0.97     $       0.97      $       0.81            0.88
        0.71           0.82             0.95            1.03             0.94             0.97              0.81            0.88
        0.21           0.29             0.32            0.36             0.41             0.46              0.48            0.50
        6.08           6.79             7.36            8.07             8.42             7.80              8.98            9.75
 12.07-15.30     8.67-13.26       9.96-16.27     12.71-22.53      15.43-24.48      11.56-22.46        7.26-13.61      9.33-14.00

$    564,472   $    776,136     $    876,153    $    988,820     $  1,254,340     $  1,477,686      $  1,549,657    $  1,590,220
        1.11%          1.18%            1.32%           1.38%            1.17%            1.09%             0.83%           0.82%
       12.24%         12.85%           13.49%          13.56%           11.80%           11.94%             9.88%           9.13%



                                   UNITED BANCORP, INC. 2001 ANNUAL REPORT    27

[UNITED BANCORP LOGO] MANAGEMENT'S DISCUSSION AND ANALYSIS                  2001


In the following pages, management presents an analysis of United Bancorp, Inc.'s financial condition and results of operations as of and for the year ended December 31,2001 as compared to prior years. This discussion is designed to provide shareholders with a more comprehensive review of the operating results and financial position than could be obtained from an examination of the financial statements alone. This analysis should be read in conjunction with the consolidated financial statements and related footnotes and the selected financial data included elsewhere in this report.

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

FINANCIAL CONDITION

OVERVIEW

    For the year ended December 31, 2001, the Company and its competitors faced an interest rate environment that is historical in nature with eleven interest rate decreases by the Federal Open Market Committee ("FOMC"). This dropped the bank prime lending rate from 7.5% at December 31, 2000 to 4.75% at December 31, 2001. With a slowing economy and the tragic events of September 11, 2001, the FOMC reacted with the interest rate cuts to help stimulate a struggling economy. The financial events that have taken place in 2001 significantly impacted both the Company's loan/deposit pricing and liquidity management. It also impacted how our customers responded to those decisions. As would be expected our customers wanted to "lock-in" their loan rates for longer terms, while the depository preferences were for shorter term certificates of deposits and liquid transaction accounts.

    For the year ended December 31, 2001, the Company's total assets increased $17,431,394, or 5.4% over December 31, 2000 totals. Average total earning assets increased $27,046,000, or 9.3% over $289,766,000 for 2000.


                              [TOTAL ASSETS CHART]
                                 (In Thousands)


YEAR                      TOTAL ASSETS
----                      ------------
2001                        $341,317
2000                        $323,886
1999                        $298,764
1998                        $285,493
1997                        $263,607



28   UNITED BANCORP, INC. 2001 ANNUAL REPORT


                                [LOANS NET CHART]
                                 (In Thousands)

YEAR                  LOAN NET
----                  --------
2001                  $180,461
2000                  $193,707
1999                  $177,406
1998                  $161,188
1997                  $168,439


EARNING ASSETS - LOANS

    Gross loans totaled $183,340,000 at year-end 2001, representing a 6.7% decrease from $196,497,000 at year-end 2000. However, average loans only decreased by $2,272,320, or 1.2% from 2000 to 2001.

    Installment loans decreased $9,617,000, or 17.4%, real estate loans decreased $1,779,000, or 3.2% and commercial real estate loans decreased $2,849,000 from December 31, 2000. Commercial loans increased $3,087,000 from December 31, 2000. As discussed previously the overall slow down in the economy coupled with historical low interest rates caused management to be cautious in growing loans during this period of uncertainty. Consumers and businesses during the past year became extremely price and term sensitive and were looking for longer term fixed rate loans. Management priced our loan products competitively but not overly aggressively as it was felt the economy would rebound over the next several years and with that would come higher interest rates. Based upon the Asset/Liability model utilized by the Company, Management decided not to over extend into fixed-rate products with rates at or near historical low levels during 2001.

    Loan production for CITIZENS and COMMUNITY during 2001 yielded different results. 2001 was a contrast to 2000. During 2000, the Company experienced a slow down in prepayments and refinancing on commercial real estate and residen-tial real estate loans as interest rates increased in the first half of the year and held constant for the remainder of the year.

    The Company's installment lending portfolio decreased by 17.4% from December 31, 2000 to December 31, 2001. These loans represented 24.9% of the total portfolio at year-end 2001 compared to 28.2% at year-end 2000. The targeted installment lending areas encompass the geographic areas serviced by the affiliate Banks, which are diverse, reducing the risk to changes in economic conditions. Competition for installment loans in 2001 principally came from the captive finance companies offering low to zero percent financing for extended terms. With a large share of the consumers being lured to the captive finance companies offering the promotional low rates, the remaining market share to compete for was vastly smaller. Management did not feel it was prudent, given the competition and low yield that were available, to aggressively price our installment loan product to capture this residual business.

    However, Management has responded to direct competition through customer service enhancements by extending our customer service hours into the evening to provide our customers with the ability to arrange financing at their convenience. In addition, customers may access the Company's 24/7 Internet Banks' and view rates and even inquire about financing at their convenience. They can leave an e-mail and a loan officer will return their call and provide the information requested.

    The commercial business and commercial real estate portfolio represented approximately 45.5% of the total loan portfolio at December 31, 2001 compared to 43.4% for December 31, 2000. The Company's commercial loan portfolio grew by $3,087,000, or 15.12%. However, the commercial real estate loan portfolio's decrease of $2,849,000 partially offset the growth. Management is pleased with the modest overall increase in the commercial and commercial real estate loan portfolios given the interest rate environment. The Company was able to retain the majority of its corporate accounts during a time when the industry was experiencing a high rate of loan refinancing. To protect the Company's future net interest margin and mitigate its exposure to rising interest rates in future reporting periods, certain interest rate



                                  UNITED BANCORP, INC. 2001 ANNUAL REPORT     29


                          [TOTAL EARNING ASSETS CHART]
                                 (In Thousands)

YEAR        TOTAL EARNING ASSETS
----        --------------------
2001              $307,763
2000              $301,738
1999              $276,452
1998              $267,076
1997              $244,362

floors and wider repricing indices were established during 2001. This strategy may have in the short term caused our price sensitive customers to seek alternative financing arrangements. However, in Management's view, this will help preserve the Company's net interest margins and future earning increases if and when interest rates increase and the Company is not locked into historical low rates on its financial assets.

    Residential real estate loans are comprised of 1, 3 and 5 year adjustable rate mortgages financing to 1-4 family units. The Company does offer fixed rate real estate loans through our Secondary Market Real Estate Mortgage Program. The fixed rate mortgages are originated and serviced by CITIZENS but are sold immediately in the secondary market. Therefore, our customers enjoy the convenience of working and paying with a local bank and are able to obtain long-term fixed-rate financing for their home. Once these loans are originated they are immediately sold in what is referred to as the secondary market. Since the loans are sold, the Company does not assume any interest rate risk in this portfolio. This arrangement is quite common in banks and without such an option our customers would look elsewhere for their home financing needs. As the overall interest rate environment increased during 2000, consumer preferences shifted from fixed rate loan products to variable rate loans. However, with the historical low interest rates in 2001 the Company's Secondary Market Program experienced a high volume of activity.

    The interest rate environment was favorable to the fixed-rate mortgage loan product and resulted in a high volume of customers refinancing. The Company recognized gains on the sale of secondary market loans of $71,421 in 2001. However, the residential real estate portfolio declined. In 2000, the Company experienced a loss of $27,544 in this program.

    COMMUNITY continued their growth from the previous years, with an increase in loans of $1,165,000 or 2.4%. The increase this past year is due to the continued expansion of COMMUNITY into the Fairfield County market. COMMUNITY'S loan growth came primarily in the real estate portfolio of $2,042,000 and in the commercial real estate portfolio of $1,803,000. This growth was offset by a decrease of $2,889,000 in the consumer portfolio.

    CITIZENS bank, experienced a decrease in loans for 2001. Total loans decreased $12,323,000, or 8.35% from December 31, 2000. The decrease primarily came in the consumer portfolio of $6,729,000 and the commercial real estate portfolio of $4,652,000.

    The allowance for loan losses represents the amount which management and the Board of Directors estimates as adequate to provide for probable incurred losses in the loan portfolio. The allowance balance and the annual provision charged to expense are reviewed by management and the Board of Directors monthly using a risk grading model that considers borrowers' past due experience, economic conditions and various other circumstances that are subject to change over time. The loan loss policy for installment loans requires a charge-off if the loan reaches 120-day delinquent status or if notice of bankruptcy is received. The Company follows lending policies, which establish criteria for determining the repayment capacity of borrowers, requirements for down payments and current market appraisals or other valuations of collateral when loans are originated. Installment lending also utilizes credit scoring to help in the determination of credit quality and pricing.

    The Company recognizes interest income on the accrual basis, except for certain loans which are placed on non-accrual status, when



30   UNITED BANCORP, INC. 2001 ANNUAL REPORT


                        [RETURN ON AVERAGE ASSETS CHART]
                                    (Percent)

                      RETURN ON
YEAR                AVERAGE ASSETS
----                --------------
2001                    0.82%
2000                    0.83%
1999                    1.09%
1998                    1.17%
1997                    1.10%

in the opinion of Management, doubt exists as to collectability. The Company's policy is to not allow loans greater than 90 days past due to accrue interest unless the loan is both well secured and in the process of collection. When a loan is placed on a non-accrual status, interest income may be recognized as cash payment is received.

    Management and the Board of Directors believe the current balance of the allowance for loan losses is sufficient to deal with probable incurred losses. Net charge-offs to average loans for the year-ended 2001 was 0.21% compared to 0.49% for 2000. Refer to section Provision for Loan Losses for further discussion on the Company's credit quality.

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

    Securities available for sale at year-end 2001 increased $19,606,000, or 20.8% over 2000, while securities held to maturity decreased $423,000, or 3.9%. Management anticipated that a slow down in the economy would cause interest rates to decline in 2001. With that assumption on interest rates, Management purchased approximately $31 million of government callable agency securities with at least a year "call protection". This strategy enabled the Company to lock into fixed rate securities prior to interest rates decreasing in 2001. As discussed previously, Management anticipated that a slow down in the economy would result in a lower number of loan originations. In addition, Management expected lower interest rates which would increase the risk of loans refinanced. The Company temporarily borrowed from its correspondent banks to purchase the $31 million of securities until cash flow came back to the Company from loans that were repaid.

    While Management did predict lower interest rates in 2001, the degree on which interest rates decreased was not anticipated. As a result, the Company's investment securities were called at a faster pace and loans decreased more than anticipated which resulted in increased liquidity. At December 31, 2001 the Company had approximately $13,962,000 in Fed Funds Sold.



                               [NET INCOME CHART]
                                 (In Thousands)

YEAR            NET INCOME
----            ----------
2001              $2,756
2000              $2,587
1999              $3,160
1998              $3,155
1997              $2,848


                                  UNITED BANCORP, INC. 2001 ANNUAL REPORT     31

SOURCES OF FUNDS - DEPOSITS

    The Company's primary source of funds is core deposits from retail and business customers. These core deposits include all categories of interest-bearing deposits, excluding certificates of deposit greater than $100,000. During 2001, deposits increased $6,803,000 or 2.9%. Deposit growth for CITIZENS and COMMUNITY was $2,856,000 and $3,947,000, respectively, for the year ended December 31, 2001. The Company continues to benefit from strong depository growth as a direct result of the expansion of COMMUNITY into Fairfield County (Lancaster).

    The Company maintains strong deposit relationships with public agencies, including local school districts, city and township municipalities, public works facilities and others, which may tend to be more seasonal in nature resulting from the receipt and disbursement of state and federal grants. These entities have maintained relatively stable balances with the Company due to various funding and disbursement time-frames.

    Certificates of deposit greater than $100,000 are not considered part of core deposits and, as such, are used as a tool to balance funding requirements. At year-end 2001, certificates of deposit greater than $100,000 increased $9,020,000 or 30.7% over year-end 2000 totals. COMMUNITY accounted for approximately 84% of this growth.

    Generally, the repricing structure and duration of the Company's earning assets and interest paying liabilities is such as to create a negative GAP position for interest rate management. Refer to section Asset/Liability Management and Sensitivity to Market Risks for further discussion.

    The attraction and retention of core deposits continues to pose a challenge to the Company and the overall banking industry. Alternative financial products are continuously being introduced by our competition whether through traditional banks or brokerage service companies.

    During 2001, the Company observed a "flight to safety" effect for deposit products. As the economy weakened and the stock market declined and the events of September 11, 2001 unfolded, our customers seem to have modified their investment strategies. The Company experienced a consumer preference to maintain liquidity in traditional bank product accounts during this time of economic uncertainty.

SOURCES OF FUNDS - SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE AND OTHER BORROWED FUNDS

    Other interest-bearing liabilities include securities sold under agreements to repurchase, federal funds purchased Treasury, Tax & Loan notes payable and Federal Home Loan Bank advances. Securities sold under agreements to repurchase increased by $2,948,000, while other borrowed funds decreased significantly by $9,351,476 or 60.7%.

    FHLB Cash Management and Federal Funds purchased totaled approximately $10.2 million at December 31, 2001 compared with $15.2 million as of December 31, 2000, a decrease of $5.0 million.

                              PERFORMANCE OVERVIEW
                                  2001 TO 2000

NET INCOME

    The Company reported earnings of $2,756,000 in 2001 compared with $2,587,000 in 2000. This earnings performance equates to a 0.82% Return on Average Assets ("ROA") and 9.13% Return on Average Equity ("ROE") for 2001 compared to .83% and 9.88% for 2000. Basic and Diluted Earnings per share ("EPS") was $0.88 for 2001 compared to $0.81 for 2000. Per share amounts for all periods have been restated to reflect the 5% stock dividends dis-


                                                [RETURN ON AVERAGE EQUITY CHART]
                                                            (Percent)

                                        YEAR            RETURN ON AVERAGE EQUITY
                                        ----            ------------------------
                                        2001                     9.13%
                                        2000                     9.88%
                                        1999                    11.94%
                                        1998                    11.80%
                                        1997                    11.48%


32   UNITED BANCORP, INC. 2001 ANNUAL REPORT



                                              [DILUTED EARNINGS PER SHARE CHART]


                                      YEAR            DILUTED EARNINGS PER SHARE
                                      ----            --------------------------
                                      2001                       $0.88
                                      2000                       $0.81
                                      1999                       $0.97
                                      1998                       $0.96
                                      1997                       $1.03

tributed in December 2001, 2000 and 1999.

NET INTEREST INCOME

    Net interest income, by definition, is the difference between interest income generated on interest-earning assets and the interest expense incurred on interest-bearing liabilities. Various factors contribute to changes in net interest income, including volumes, interest rates and the composition or mix of interest-earning assets in relation to interest-bearing liabilities. Net interest income increased $850,000, or 7.5% in 2001. The net margin did not change in 2001 from 2000 and remains at 3.86%. Overall, the Company has seen both its earning assets and interest paying liabilities repricing downward given the interest rate environment in 2001 as previously discussed.

    Average interest-earning assets increased $27,046,000, or 9.3% in 2001 while the associated weighted-average yield on these interest-earning assets has decreased from 8.03% in 2000, to 7.76% for 2001.

    Average interest-bearing liabilities increased $18,977,000, or 7.2% in 2001 over 2000. The average cost of funds decreased to 4.38% from 4.69% at December 31, 2000.

    Refer to the sections on Asset and Liability Management and Sensitivity to Market Risks and Average Balances, Net Interest Income and Yields Earned and Rates Paid elsewhere for further discussion.

PROVISION FOR LOAN LOSSES

    The provision for loan losses is an operating expense recorded to maintain the related balance sheet allowance for loan losses at an amount considered adequate to cover probable losses incurred in the normal course of lending. The total provision for loan losses was $780,000 in 2001 compared to $587,000 in 2000, an increase of $193,000 or 32.9%. The increase from 2000 of 32.9% in the provision for loan losses can be attributed to Management's continued efforts to monitor credit quality in the loan portfolio. Although total loans decreased from 2000 to 2001, Management did not reduce the provision in 2001 due to the continued economic slowdown experienced during the year.

    The Company's total allowance for loan losses compared to nonperforming loans is 436% at December 31, 2001, compared to 352% at December 31, 2000. Despite a decrease in outstanding loans, the Company's nonperforming loans to total loans decreased from 0.40% at year-end 2000 to 0.36% at year-end 2001. Both ratios measure in common size the relative risk and coverage in the allowance for loan losses.

    The allowance for loan losses as a percentage of loans increased to




             [TOTAL ALLOWANCE FOR LOAN LOSSES TO TOTAL LOANS CHART]
                                    (Percent)


YEAR            TOTAL ALLOWANCE FOR LOAN LOSSES TO TOTAL LOANS
----            ----------------------------------------------
2001                              1.57%
2000                              1.42%
1999                              1.72%
1998                              1.85%
1997                              1.77%


                                  UNITED BANCORP, INC. 2001 ANNUAL REPORT     33

                    [NET CHARGEOFFS TO AVERAGE LOANS CHART]
                                   (Percent)

YEAR        NET CHARGEOFFS TO AVERAGE LOANS
----        -------------------------------
2001             0.21%
2000             0.49%
1999             0.38%
1998             0.48%
1997             0.38%

1.57% at year-end 2001, from 1.42% at year-end 2000, which occurred because of the increase in the 2001 provision coupled with a decrease in total outstanding loans. CITIZENS and COMMUNITY utilize a consistent reserve methodology with the detail reserve allocations specific to their individual loan portfolios.

    The unallocated loans loss reserve at December 31, 2001 is approximately $597,000 compared to $450,000 for 2000. The allowance is maintained by Management at a level considered adequate to cover losses currently anticipated based upon past loss experience, economic conditions, information about specific borrower situations including their financial position and collateral values, and other factors and estimates which are subject to change over time.

NONINTEREST INCOME

    Noninterest income is made up of Bank related fees and service charges, as well as other income-producing services. These include secondary market loan servicing fees, ATM/interchange income, internet bank fees, early redemption penalties for certificates of deposit, safe deposit rental income, net gain or loss on sales of securities available for sale and loans, leased rental property, cash management services and other miscellaneous items. Total noninterest income for 2001 was $1,606,000, or 17.3% over 2000 totals, an increase of $237,060.

    The increase in 2001 can be attributed to several factors. The Fairfield County expansion generated additional fee based accounts, as well as additional ATM and credit card merchant income. During the year, Management focused on service charges assessed on non-sufficient funds checks and updated our policies to clearly define when a customer service representative may waive fees on an account. Also contributing to the increase in noninterest income is the Company's secondary market mortgage program which generated total income of approximately $71,000 compared with a $28,000 loss for 2000, an increase of $99,000. Service charges on deposit accounts increased $40,000 or 4.7%. A gain on other real estate property sold was approximately $45,000 for 2001. The Company did not have any similar gains reported in 2000.

NONINTEREST EXPENSE

    Noninterest expense for 2001 increased $671,000, or 7.7% over 2000.

    Salaries and employee benefits increased $396,000 or 9.4% from 2000 to 2001. Contributing to the increase was additional staffing associated with expansion activities and the rapidly escalating health care cost which for 2001 increased over 45% for the majority of the employees covered by the Company.

    Occupancy and equipment and other expense contributed $31,000 to


                                                   2001           2000             1999
                                               -----------     -----------      -----------
Noninterest income
  Service charges on deposit accounts          $   904,571     $   864,343      $   745,797
  Net realized gain on sales of securities          39,358          26,674           38,833
  Net realized gain on sales of loans               71,421         (27,544)          41,289
  Other income                                     590,696         505,513          459,600
                                               -----------     -----------      -----------
    Total noninterest income                   $ 1,606,046     $ 1,368,986      $ 1,285,519
                                               ===========     ===========      ===========

Noninterest expense
  Salaries and employee benefits               $ 4,593,016     $ 4,196,960      $ 4,052,095
  Occupancy and equipment                        1,465,804       1,435,207        1,287,170
  Professional services                            309,797         256,577          152,653
  Insurance                                        149,449         209,751          193,615
  Franchise and other taxes                        320,622         250,151          284,125
  Advertising                                      278,731         396,858          302,655
  Stationery and office supplies                   208,999         233,668          276,995
  Other expenses                                 2,056,566       1,732,483        1,639,952
                                               -----------     -----------      -----------
    Total noninterest expense                  $ 9,382,984     $ 8,711,655      $ 8,189,260
                                               ===========     ===========      ===========



34   UNITED BANCORP, INC. 2001 ANNUAL REPORT
the increase or 2.2% for the year.

    Since franchise taxes are based on the net equity of CITIZENS and COMMUNITY, the resulting impact of lower interest rates was an increase in the fair market value of the fixed interest rate securities in the available for sale portfolio. This resulted in increased net equity producing a higher tax base and tax pay-ment. The decrease in stationery and office supplies was a direct result of Management's focus on cost containment.

    Other expenses increased 18.7% or approximately $324,000. Contributing to this was increased data communication lines of $24,300, merchant processing expenses of $46,200, bank service fees of $22,000, brokerage office expenses of $17,300, travel and entertainment of $10,400, director and committee fees of $16,700 and other losses of $82,200.

    Professional fees increased approximately $53,000 due mainly to increased loan collection expenses.

    Decreased advertising was budgeted for 2001 since increased advertising in 2000 was deemed necessary to successfully enter into the Lancaster market and to offset the cost of hiring a full time Marketing Director at CITIZENS.

                              PERFORMANCE OVERVIEW
                                  2000 TO 1999

NET INCOME

    The Company reported earnings of $2,587,000 in 2000 compared with $3,160,000 in 1999. Basic and Diluted Earnings per share ("EPS") was $0.81 for 2000 compared to $0.97 for 1999.

NET INTEREST INCOME

    Net interest income decreased $396,000, or 3.4% from 1999 to 2000. The net margin decreased from 4.30% for 1999 to 3.86% in 2000. Overall, the Company experienced higher depository costs in 2000 when compared to 1999. Loan growth was strong in 2000 and as a result, this was funded with typically higher rate certificates of deposit.

    Average interest-earning assets increased $17,790,000, or 6.5% in 2000 while the associated weighted-average yield on these interest-earning assets was also increased from 7.9% in 1999, to 8.0% for 2000.

    Average interest-bearing liabilities increased $20,826,000, or 8.6% in 2000 over 1999. The average cost of funds increased to 4.69% from 4.06% at December 31, 1999.

PROVISION FOR LOAN LOSSES

    The total provision for loan losses was $587,000 in 2000 compared to $727,000 in 1999, a decrease of $140,000 or 19.3%.

    With the acquisition of COMMUNITY in mid 1998, Management believed it was necessary to carry a higher allowance for loan losses due to the perceived credit quality problems the Company acquired with this acquisition. Prior to the acquisition, COMMUNITY was under a Memorandum of Understanding with The Ohio Division of Financial Institutions mainly due to past management credit quality concerns. As a result, COMMUNITY'S loan loss reserve increased prior to the merger. These increases were attributed to the loan loss reserve methodology of prior management and upon the merger reviewed and tested by current management.

    Over the past three years, Management has come to realize that the potential credit losses supported by prior management in their reserving methodology have not yet materialized and therefore the loan loss reserve allocated to such loans was not entirely warranted.

    With the additional history on COMMUNITY'S loan loss history, Management reduced the provision in 2000.

NONINTEREST INCOME

    Total noninterest income for 2000 was $1,369,000, a modest growth of $83,000 or 6.5% over 1999 totals.

    The secondary market mortgage program incurred a net loss of $28,000 for 2000 compared to a net gain of $41,000 for 1999 amounting to a decrease of $69,000 from 1999 to 2000. This decrease in losses on secondary market loans sold offset a growth in service charge income of $118,546 or 15.9% from 1999 to 2000.

NONINTEREST EXPENSE

    Noninterest expense increased $522,000, or 6.4% from 1999 to 2000.

    Management had expected the increase in noninterest expense from 1999 to 2000. Since the end of 1999, the Company has been preparing for the expansion into Fairfield County. Towards the end of 1998 and continually into 1999, Management and

                                   UNITED BANCORP, INC. 2001 ANNUAL REPORT    35
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

    Stationery and office supplies and franchise taxes accounted for the largest decreases in 2000 compared to 1999. Since franchise taxes are based on the net equity of CITIZENS and COMMUNITY, the resulting impact of rising rates reduced the fair market value of the securities in the available for sale portfolio which in turn is an off-set to net equity producing a lower tax base.

    Professional fees increased approximately $104,000 mainly due to the services provided in connection with the Lancaster expansion. Also, as the loan portfolio continues to grow certain legal and collection expenses will grow also.

    Increased advertising was deemed necessary to successfully enter into the Lancaster market. As expected by management, a majority of these expenses were incurred in the first quarter of 2000 for the grand opening events of this expansion strategy.

ASSET/LIABILITY MANAGEMENT AND SENSITIVITY TO MARKET RISKS

    In the environment of changing business cycles, interest rate fluctuations and growing competition, it has become increasingly more difficult for banks to produce adequate earnings on a consistent basis. Although Management can anticipate changes in interest rates, it is not possible to reliably predict the magnitude of interest rates changes. As a result the Company must establish a sound asset/liability management policy, which will minimize exposure to interest rate risk while maintaining an acceptable interest rate spread and insuring adequate liquidity.

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

    A negative gap is created when rate sensitive liabilities exceed rate sensitive assets and, conversely, positive gap occurs when rate sensitive assets exceed rate sensitive liabilities. A negative gap position will cause profits to decline in a rising interest rate environment and a positive gap will cause profits to decline in a falling interest rate environment. Under either scenario, profits suffer. The Company's goal is to have acceptable profits under any interest rate environment. To avoid volatile profits as a result of interest rate fluc-



36   UNITED BANCORP, INC. 2001 ANNUAL REPORT

                             (Dollars in Thousands)
                    NET PORTFOLIO VALUE - DECEMBER 31, 2001


CHANGE IN RATES               $ AMOUNT            $ CHANGE           % CHANGE
                              --------            --------           --------
+200 bp                        38,205              (3,349)              -8%
+100 bp                        42,965              (1,411)              -3%
Base                           41,554
-100 bp                        37,711              (3,843)              -9%
-200 bp                        35,921              (5,633)             -14%


                    NET PORTFOLIO VALUE - DECEMBER 31, 2000


CHANGE IN RATES               $ AMOUNT             $ CHANGE     % CHANGE
                              --------             --------     --------
+200 bp                       26,501                (3,765)        -12%
+100 bp                       28,811                (1,455)         -5%
Base                          30,266
-100 bp                       33,171                 2,905          10%
-200 bp                       33,507                 3,241          11%

tuations, the Company attempts to match interest rate sensitivities, while pricing both the asset and liability components to yield a sufficient interest rate spread so that profits will remain relatively consistent across interest rate cycles.

    Management of the income statement is called spread management and is defined as managing investments, loans, and liabilities to achieve an acceptable spread between the Company's return on its earning assets and its cost of funds. Gap management without consideration of interest spread can cause unacceptable low profit margins while assuring that the level of profits is steady. Spread management without consideration of gap positions can cause acceptable profits in some interest rate environments and unacceptable profits in others. A sound asset/liability management program combines gap and spread management into a single cohesive system.

    Management measures the Company's interest rate risk by computing estimated changes in net interest income and the net portfolio value ("NPV") of its cash flows from assets, liabilities and off-balance sheet items in the event of a range of assumed changes in market interest rates. The Banks' senior management and the Executive Committee of the Board of Directors, comprising the Asset/Liability Committee ("ALCO") review the exposure to interest rates quarterly. Exposure to interest rate risk is measured with the use of an interest rate sensitivity analysis to determine the change in NPV in the event of hypothetical changes in interest rates, while interest rate sensitivity gap analysis is used to determine the repricing characteristics of the assets and liabilities.

    NPV represents the market value of portfolio equity and is equal to the market value of assets minus the market value of liabilities, with adjustments made for off-balance sheet items.

    Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, loan prepayments and deposit decay rates, and should not be relied upon as indicative of actual results. Further, the computations do not contemplate any actions the Company may undertake in response to changes in interest rates. The NPV calculation is based on the net present value of discounted cash flows utilizing market prepayment assumptions and market rates of interest provided by surveys performed during each quarterly period, with adjustments made to reflect the shift in the Treasury yield curve between the survey date and quarter-end date. Certain shortcomings are inherent in this method of analysis presented in the computation of estimated NPV. Certain assets such as adjustable-rate loans have features that restrict changes in interest rates on a short-term basis and over the life of the asset. In addition, the portion of adjustable-rate loans in the Company's portfolio could decrease in future periods if market interest rates remain at or decrease below current levels due to refinancing activity. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate from those assumed in the table. Finally, the ability of many borrowers to repay their adjustable-rate debt may decrease in the case of an increase in interest rates.

    The table above presents an analysis of the potential sensitivity of the Company's net present value of its financial instruments to sudden and sustained changes in the prevailing interest rates.

    The projected volatility of the net present value at both December 31, 2001 and 2000 fall within the general guidelines established by the Board of Directors.



                                  UNITED BANCORP, INC. 2001 ANNUAL REPORT     37

The following table is a summary of selected quarterly results of operations for the years ended December 31, 2001 and 2000.


                                          1ST        2ND        3RD        4TH
                                        QUARTER    QUARTER    QUARTER    QUARTER
                                        -------    -------    -------    -------
                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
2001

Interest and dividend income             $6,204     $6,321     $6,203     $5,868
Interest expense                          3,325      3,197      3,084      2,743
                                         ------     ------     ------     ------
Net interest income                       2,879      3,124      3,119      3,125
Provision for loan losses                   195        195        195        195
                                         ------     ------     ------     ------
Net interest income after
  provision for loan losses               2,684      2,929      2,924      2,930
Noninterest income                          368        385        395        459
Noninterest expense                       2,260      2,418      2,357      2,348
                                         ------     ------     ------     ------
Income before income tax                    792        896        962      1,041
Income tax expense                          187        159        284        305
                                         ------     ------     ------     ------
Net income                               $  605     $  737     $  678     $  736
                                         ======     ======     ======     ======

Earnings per common share - Basic        $ 0.19     $ 0.24     $ 0.22     $ 0.24
                                         ======     ======     ======     ======

Earnings per common share - Diluted      $ 0.19     $ 0.24     $ 0.22     $ 0.24
                                         ======     ======     ======     ======

Dividends declared per share             $0.124     $0.124     $0.124     $0.130
                                         ======     ======     ======     ======

2000

Interest and dividend income             $5,593     $5,800     $6,125     $6,216
Interest expense                          2,752      2,952      3,270      3,363
                                         ------     ------     ------     ------
Net interest income                       2,841      2,848      2,855      2,853
Provision for loan losses                   116        115        116        240
                                         ------     ------     ------     ------
Net interest income after
  provision for loan losses               2,725      2,733      2,739      2,613
Noninterest income                          325        334        331        379
Noninterest expense                       2,290      2,131      2,128      2,163
                                         ------     ------     ------     ------
Income before income tax                    760        936        942        829
Income tax expense                          184        230        274        192
                                         ------     ------     ------     ------
Net income                               $  576     $  706     $  668     $  637
                                         ======     ======     ======     ======

Earnings per common share - Basic        $ 0.18     $ 0.22     $ 0.21     $ 0.20
                                         ======     ======     ======     ======

Earnings per common share - Diluted      $ 0.18     $ 0.22     $ 0.21     $ 0.20
                                         ======     ======     ======     ======

Dividends declared per share             $0.118     $0.118     $0.118     $0.124
                                         ======     ======     ======     ======


38   UNITED BANCORP, INC. 2001 ANNUAL REPORT

AVERAGE BALANCES, NET INTEREST INCOME AND YIELDS EARNED AND RATES PAID

    The following table provides information relating to average balance sheet information and reflects the average yield on interest-earning assets and the average cost of interest-bearing liabilities for the years ended December 31, 2001, 2000 and 1999. The yields and costs are calculated by dividing income or expense by the average balance of interest-earning assets or interest-bearing liabilities.

    The average balance of available for sale securities is computed using the carrying value of securities while the yield for available for sale securities has been computed using the average amortized cost. Average balances are derived from average month-end balances, which include nonaccruing loans in the loan portfolio, net of the allowance for loan losses. Interest income is on a his-


                                                             2001                                         2000
                                            ---------------------------------------      -------------------------------------
(DOLLARS IN THOUSANDS)                                     INTEREST                                     INTEREST
                                            AVERAGE        INCOME/           YIELD/      AVERAGE        INCOME/           YIELD/
                                            BALANCE        EXPENSE            RATE       BALANCE        EXPENSE           RATE
                                            -------        -------            -----      -------        -------           ----
ASSETS
Interest-earning assets
  Loans                                     $ 188,114      $  16,570          8.81%     $ 190,386      $  17,145          9.01%
  Taxable securities - AFS                     98,706          6,544          6.60         71,670          5,066          6.55
  Taxable securities - HTM                        629             49          7.79          2,495            179          7.17
  Tax-exempt securities - AFS                  13,446            656          5.02         13,914            701          5.02
  Tax-exempt securities - HTM                   8,926            433          4.85          7,876            383          4.86
  Federal funds sold                            3,462             88          2.54            130              7          5.38
  FHLB stock and other                          3,529            256          7.23          3,295            253          7.68
                                            ---------      ---------                    ---------      ---------
Total interest-earning assets                 316,812         24,596          7.76        289,766         23,734          8.03

Noninterest-earning assets
  Cash and due from banks                       8,971                                       9,687
  Premises and equipment (net)                  9,241                                       9,191
  Other nonearning assets                       4,835                                       6,003
  Less: allowance for loan losses              (2,887)                                     (3,039)
                                            ---------                                   ---------
Total noninterest-earning assets               20,160                                      21,842
                                            ---------                                   ---------
Total assets                                $ 336,972                                   $ 311,608
                                            ==========                                  =========
LIABILITIES & SHAREHOLDERS' EQUITY
Interest-bearing liabilities
  Demand deposits                           $  43,846            843          1.92      $  41,488          1,121          2.70
  Savings deposits                             48,850            713          1.46         53,131          1,097          2.06
  Time deposits                               158,778          9,411          5.93        139,363          8,282          5.94
  Fed funds purchased & TT&L                      818             41          5.01          4,244            292          6.88
  FHLB advances                                19,160            958          5.00         19,767          1,263          6.39
  Repurchase agreements                        10,695            383          3.58          5,177            282          5.45
                                            ---------      ---------                    ---------      ---------
Total interest-bearing liabilities            282,147         12,349          4.38        263,170         12,337          4.69
                                                           ---------                                   ---------

Noninterest-bearing liabilities
  Demand deposits                              23,186                                      21,167
  Other liabilities                             1,471                                       1,093
                                            ---------                                   ---------
Total noninterest-bearing liabilities          24,657                                      22,260
                                            ---------                                   ---------
Total liabilities                             306,804                                     285,430
Total shareholders' equity                     30,168                                      26,178
                                            ---------                                   ---------
Total liabilities & shareholders' equity    $ 336,972                                   $ 311,608
                                            ==========                                  =========
Net interest income                                        $  12,247                                   $  11,397
                                                           =========                                   =========

Net interest spread                                                           3.38%                                       3.34%
                                                                              ====                                        ====

Net yield on interest-earning assets                                          3.86%                                       3.86%
                                                                              ====                                        ====


                                                              1999
                                              -------------------------------------
(DOLLARS IN THOUSANDS)                                      INTEREST
                                              AVERAGE        INCOME/           YIELD/
                                              BALANCE        EXPENSE           RATE
                                              -------        -------           ----
ASSETS
Interest-earning assets
  Loans                                      $ 168,868      $  15,130          8.96%
  Taxable securities - AFS                      72,668          4,886          6.49
  Taxable securities - HTM                       1,382             90          6.51
  Tax-exempt securities - AFS                   10,127            598          5.99
  Tax-exempt securities - HTM                   14,480            676          4.67
  Federal funds sold                             2,307            100          4.33
  FHLB stock and other                           2,144            158          7.37
                                             ---------      ---------
Total interest-earning assets                  271,976         21,638          7.88


Noninterest-earning assets
  Cash and due from banks                        9,341
  Premises and equipment (net)                   7,543
  Other nonearning assets                        3,866
  Less: allowance for loan losses               (3,071)
                                             ---------
Total noninterest-earning assets                17,679
                                            ----------
Total assets                                 $ 289,655
                                             =========
LIABILITIES & SHAREHOLDERS' EQUITY
Interest-bearing liabilities
  Demand deposits                            $  41,258            898          2.18
  Savings deposits                              59,559          1,248          2.10
  Time deposits                                113,133          6,198          5.48
  Fed funds purchased & TT&L                     4,156            214          5.15
  FHLB advances                                 16,932            972          5.74
  Repurchase agreements                          7,306            314          4.30
                                             ---------      ---------
Total interest-bearing liabilities             242,344          9,844          4.06
                                                            ---------

Noninterest-bearing liabilities
  Demand deposits                               19,851
  Other liabilities                                991
                                             ---------
Total noninterest-bearing liabilities           20,842
                                             ---------
Total liabilities                              263,186
Total shareholders' equity                      26,469
                                             ---------
Total liabilities & shareholders' equity     $ 289,655
                                             =========
Net interest income                                         $  11,794
                                                            =========

Net interest spread                                                            3.82%
                                                                               ====

Net yield on interest-earning assets                                           4.30%
                                                                               ====

o   For purposes of this schedule,,nonaccrual loans are included in loans.

o Net interest income is reported on an historical basis without tax equivalent adjustment.

o   Fees collected on loans are included in interest on loans.


                                   UNITED BANCORP, INC. 2001 ANNUAL REPORT    39

                          [DIVIDENDS PER SHARE CHART]


YEAR          DIVIDENDS PER SHARE
----          -------------------
2001                $0.50
2000                $0.48
1999                $0.46
1998                $0.41
1997                $0.36

torical basis without tax-equivalent adjustment.

RATE/VOLUME ANALYSIS

    The table below describes the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities have affected interest income and expense during the periods indicated. For purposes of this table, changes in interest due to volume and rate were determined using the following methods:

o Volume variance results when the change in volume is multiplied by the previous year's rate.

o Rate variance results when the change in rate is multiplied by the previous year's volume.

o Rate/volume variance results when the change in volume is multiplied by the change in rate.

Note: The rate/volume variance was allocated to volume variance and rate variance in proportion to the relationship of the absolute dollar amount of the change in each. Nonaccrual loans are ignored for purposes of the calculations due to the nominal amount of the loans.

CAPITAL RESOURCES

    Internal capital growth, through the retention of earnings, is the primary means of maintaining capital adequacy for the Banks. The Company's shareholder equity at year-end 2001 was $30,474,195 compared to $28,679,087 at year-


                                                      2001 COMPARED TO 2000                2000 COMPARED TO 1999
                                                       INCREASE/(DECREASE)                  INCREASE/(DECREASE)
                                               ------------------------------------  ----------------------------------
(IN THOUSANDS)                                              CHANGE        CHANGE                   CHANGE       CHANGE
                                                TOTAL       DUE TO        DUE TO      TOTAL        DUE TO       DUE TO
                                                CHANGE      VOLUME         RATE       CHANGE       VOLUME        RATE
                                               --------     --------     --------     -------      ------       ------
Interest and dividend income
  Loans                                        $  (575)     $  (203)     $  (372)     $ 2,015      $ 1,937      $    78
  Taxable securities available for sale          1,478        1,809         (331)         180          129           51
  Taxable securities held to maturity             (130)        (144)          14           89           79           10
  Tax-exempt securities available for sale         (45)         (23)         (22)         103          210         (107)
  Tax-exempt securities held to maturity            50          (24)         (74)        (293)        (320)          27
  Federal funds sold                                81           87           (6)         (93)        (113)          20
  FHLB stock and other                               3           17          (14)          95           88            7
                                               -------      -------      -------      -------      -------      -------
Total interest and dividend income                 862        1,519         (657)       2,096        2,010           86

Interest expense
  Demand deposits                                 (278)          61         (339)         223            5          218
  Savings deposits                                (384)         (83)        (301)        (151)        (133)         (18)
  Time deposits                                  1,129        1,151          (22)       2,084        1,526          558
  Fed funds purchased & T, T & L                  (251)        (188)         (63)          78            4           74
  FHLB advances                                   (305)         (38)        (267)         291          174          117
  Repurchase agreements                            101          223         (122)         (32)        (104)          72
                                               -------      -------      -------      -------      -------      -------
Total interest expense                              12        1,126       (1,114)       2,493        1,472        1,021
                                               -------      -------      -------      -------      -------      -------

Net interest earnings                          $   850      $   393      $   457      $  (397)     $   538      $  (935)
                                               =======      =======      =======      =======      =======      =======

40   UNITED BANCORP, INC. 2001 ANNUAL REPORT

                          [BOOK VALUE PER SHARE CHART]


YEAR            BOOK VALUE PER SHARE
----            --------------------
2001                  $9.75
2000                  $8.98
1999                  $7.80
1998                  $8.43
1997                  $8.07

end 2000, representing an increase of 6.3%. Equity totals include $56,569 in accumulated other comprehensive loss which is comprised solely of a net unrealized loss on securities available for sale, net of tax, at year end 2001, compared to a $1,272,709 loss at year-end 2000. Total shareholder's equity in relation to total assets was 8.9% at December 31, 2001 and 2000.

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

    In May 2001 the Company's shareholders approved an amendment to the Company's Articles of Incorporation to create a class of preferred shares with 2,000,000 authorized shares. This will enable the Company, at the option of the Board of Directors, to issue series of preferred shares in a manner calculated to take advantage of financing techniques which may provide a lower effective cost of capital to the Company. The amendment also provides greater flexibility to the Board of Directors in structuring the terms of equity securities that may be issued by the Company.

LIQUIDITY

    Liquidity relates primarily to the Corporation's ability to fund loan demand, meet deposit customers' withdrawal requirements and provide for operating expenses. Assets used to satisfy these needs consist of cash and due from banks, federal funds sold and securities available for sale. These assets are commonly referred to as liquid assets. Liquid assets were $137 million at December 31, 2001 compared to $105 million at December 31, 2000. Management recognizes securities may need to be sold in the future to help fund loan demand and, accordingly, as of December 31, 2001, $114.0 million of the securities portfolio was classified as available for sale. The Company's residential real estate portfolio which can and has been readily used to collateralize borrowings, is an additional source of liquidity. Management believes its current liquidity level is sufficient to meet anticipated future growth.

    The Cash Flow Statements for the periods presented provide an indication of the Company's sources and uses of cash as well as an indication of the ability of the Company to maintain an adequate level of liquidity. A discussion of the cash flow statements for 2001, 2000 and 1999 follows. The Company experienced a net increase in cash from operating activities in 2001, 2000 and 1999.

                             [EQUITY CAPITAL CHART]
                                 (In Thousands)


YEAR                EQUITY CAPITAL
----                --------------
2001                   $30,474
2000                   $28,679
1999                   $25,298
1998                   $27,321
1997                   $25,713

                                  UNITED BANCORP, INC. 2001 ANNUAL REPORT     41

Net cash from operating activities was $3.4 million, $3.5 million and $4.1 million for the years ended December 31, 2001, 2000 and 1999, respectively. For the year-ended 2001, the adjustments to reconcile net income to net cash from operating activities consisted mainly of depreciation and amortization of premises and equipment and intangibles, gain on sales of loans, securities and other assets, the provision for loan losses, Federal Home Loan Bank stock dividends, net amortization of securities and net changes in other assets and liabilities.

    NET CASH FLOW FROM INVESTING ACTIVITIES was $(4.4 million), $(24.6 million) and $(22.5 million) for the years ended December 31, 2001, 2000 and 1999, respectively. The changes in net cash from investing activities include lending, as well as normal maturities, security calls and reinvestments of securities and premises and equipment expenditures. In 2001, 2000 and 1999, the Company received $5.5 million, $3.0 million and $7.3 million, respectively, from sales of securities available for sale, while proceeds from securities called were $72.4 million, $0.9 million and $13.2 million in 2001, 2000 and 1999, respectively. As mentioned previously, the decrease in interest rates dramatically impacted the Company's cash flow from investing activities.

    NET CASH FLOW FROM FINANCING ACTIVITIES was $13.8 million, $20.0 million and $13.8 million for the years ended December 31, 2001, 2000 and 1999, respectively. The net cash increase was primarily attributable to growth in total deposits of $15.8 million and $32.0 million in 2001 and 2000 respectively, and growth in short term borrowings of $8.1 million in 1999.

    Management feels that it has the capital adequacy, profitability, and reputation to meet the current and projected needs of its customers.

INFLATION

    The majority of assets and liabilities of the Company are monetary in nature and therefore the Company differs greatly from most commercial and industrial companies that have significant investments in fixed assets or inventories. However, inflation does have an important impact on the growth of total assets in the banking industry and the resulting need to increase equity capital at higher than normal rates in order to maintain an appropriate equity to assets ratio. Inflation significantly affects noninterest expense, which tends to rise during periods of general inflation. Management believes the most significant impact on financial results is the Company's ability to react to changes in interest rates. Management seeks to maintain an essentially balanced position between interest sensitive assets and liabilities and actively manages the amount of securities available for sale in order to protect against the effects of wide interest rate fluctuations on net income and shareholder's equity.

NEW ACCOUNTING PRONOUNCEMENTS

    A new accounting standard requires all business combinations to be recorded using the purchase method of accounting for any transaction initiated after June 30, 2001. Under the purchase method, all identifiable tangible and intangible assets and liabilities of the acquired company must be recorded at fair value at date of acquisition, and the excess of cost over fair value of net assets acquired is recorded as goodwill. Identifiable intangible assets must be separated from goodwill. Identifiable intangible assets with finite useful lives will be amortized under the new standard, whereas goodwill, both amounts previously recorded and future amounts purchased, will cease being amortized starting in 2002. Annual impairment testing will be required for goodwill with impairment being recorded if the carrying amount of goodwill exceeds its implied fair value. Adoption of this standard on January 1, 2002 will not have a material effect on the Company's financial statements.



42   UNITED BANCORP, INC. 2001 ANNUAL REPORT

[UNITED BANCORP LOGO] REPORT OF INDEPENDENT AUDITORS                        2001


                               [CROWE CHIZEK LOGO]


Board of Directors and Shareholders
United Bancorp, Inc.
Martins Ferry, Ohio

    We have audited the accompanying consolidated balance sheets of United Bancorp, Inc. as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of United Bancorp, Inc. as of December 31, 2001 and 2000, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally in the United States of America.


                                   /s/ CROWE, CHIZEK AND COMPANY LLP
                                   CROWE, CHIZEK AND COMPANY LLP


Columbus, Ohio
January 10, 2002



                                   UNITED BANCORP, INC. 2001 ANNUAL REPORT    43

[UNITED BANCORP LOGO] CONSOLIDATED BALANCE SHEETS                           2001



                                                                                                 2001             2000
                                                                                            --------------   --------------
ASSETS
Cash and due from financial institutions                                                       $   9,427,756      $  10,694,118
Federal funds sold                                                                                13,962,000                 --
                                                                                               -------------      -------------
     Total cash and cash equivalents                                                              23,389,756         10,694,118

Securities available for sale                                                                    114,044,617         94,438,970
Securities held to maturity (Estimated fair value
  of $10,617,845 in 2001 and $10,946,251 in 2000)                                                 10,378,811         10,802,213
Total loans                                                                                      183,339,603        196,497,232
Allowance for loan losses                                                                         (2,879,065)        (2,790,133)
                                                                                               -------------      -------------
     Loans, net                                                                                  180,460,538        193,707,099
Premises and equipment, net                                                                        9,083,891          9,521,046
Accrued interest receivable                                                                        2,796,442          2,758,634
Other real estate and repossessions                                                                  119,888            333,682
Other assets                                                                                       1,043,252          1,630,039
                                                                                               -------------      -------------
     Total assets                                                                              $ 341,317,195      $ 323,885,801
                                                                                               =============      =============

LIABILITIES
Demand deposits
     Noninterest-bearing                                                                       $  26,297,805      $  22,708,636
     Interest-bearing                                                                             42,423,962         45,470,957
Savings deposits                                                                                  49,396,199         49,158,941
Time deposits - under $100,000                                                                   126,820,233        120,797,039
Time deposits - $100,000 and over                                                                 38,437,724         29,417,302
                                                                                               -------------      -------------
     Total deposits                                                                              283,375,923        267,552,875

Federal funds purchased                                                                              116,000            371,000
FHLB line of credit                                                                               10,100,000         14,824,000
Securities sold under agreements to repurchase                                                     7,811,230          4,861,430
Other borrowed funds                                                                               8,199,230          6,052,616
Accrued expenses and other liabilities                                                             1,240,617          1,544,793
                                                                                               -------------      -------------
     Total liabilities                                                                           310,843,000        295,206,714

SHAREHOLDERS' EQUITY
Preferred stock, without par value: 2,000,000 shares authorized and unissued
Common stock - $1 par value: 10,000,000 shares authorized;
  2001 - 3,249,227 and 2000 - 3,094,882 shares issued                                              3,249,227          3,094,882
Additional paid-in capital                                                                        23,619,610         21,699,632
Retained earnings                                                                                  5,044,540          5,852,284
Stock held by deferred compensation plan, 36,550 shares at cost in 2001 and 27,462 in 2000          (517,838)          (411,438)
Treasury stock, 85,791 shares at cost in 2001 and 29,924 in 2000                                    (864,775)          (283,564)
Accumulated other comprehensive income(loss), net of tax                                             (56,569)        (1,272,709)
                                                                                               -------------      -------------
     Total shareholders' equity                                                                   30,474,195         28,679,087
                                                                                               -------------      -------------

     Total liabilities and shareholders' equity                                                $ 341,317,195      $ 323,885,801
                                                                                               =============      =============



         See Accompanying Notes to the Consolidated Financial Statements



44   UNITED BANCORP, INC. 2001 ANNUAL REPORT

[UNITED BANCORP LOGO] CONSOLIDATED STATEMENTS OF INCOME                     2001



                                                            2001           2000            1999
                                                        ------------   ------------    ------------
Interest and dividend income
  Loans, including fees                                 $ 16,569,452   $ 17,112,362    $ 15,129,533
  Taxable securities                                       6,593,114      5,244,590       4,976,318
  Non-taxable securities                                   1,088,942      1,083,310       1,274,083
  Federal funds sold                                          87,776         26,321         100,341
  Dividends on Federal Home Loan Bank stock and other        256,485        267,502         158,415
                                                        ------------   ------------    ------------
      Total interest and dividend income                  24,595,769     23,734,085      21,638,690

Interest expense
  Deposits
    Demand                                                   842,893      1,121,150         898,450
    Savings                                                  712,754      1,096,782       1,248,199
    Time                                                   9,411,154      8,282,081       6,198,199
  Other borrowings                                         1,381,747      1,836,656       1,499,979
                                                        ------------   ------------    ------------
      Total interest expense                              12,348,548     12,336,669       9,844,827
                                                        ------------   ------------    ------------

Net interest income                                       12,247,221     11,397,416      11,793,863

Provision for loan losses                                    780,000        587,000         726,806
                                                        ------------   ------------    ------------

Net interest income after provision for loan losses       11,467,221     10,810,416      11,067,057

Noninterest income
  Service charges on deposit accounts                        904,571        864,343         745,797
  Net realized gain on sales/calls of securities              39,358         26,674          38,833
  Net realized gain/(loss) on sales of loans                  71,421        (27,544)         41,289
  Other income                                               590,696        505,513         459,600
                                                        ------------   ------------    ------------
      Total noninterest income                             1,606,046      1,368,986       1,285,519

Noninterest expense
  Salaries and employee benefits                           4,593,016      4,196,960       4,052,095
  Occupancy and equipment                                  1,465,804      1,435,207       1,287,170
  Professional services                                      309,797        256,577         152,653
  Insurance                                                  149,449        209,751         193,615
  Franchise and other taxes                                  320,622        250,151         284,125
  Advertising                                                278,731        396,858         302,655
  Stationery and office supplies                             208,999        233,668         276,995
  Other expenses                                           2,056,566      1,732,483       1,639,952
                                                        ------------   ------------    ------------
      Total noninterest expense                            9,382,984      8,711,655       8,189,260
                                                        ------------   ------------    ------------

Income before income taxes                                 3,690,283      3,467,747       4,163,316
  Income tax expense                                         934,696        880,772       1,003,062
                                                        ------------   ------------    ------------

Net Income                                              $  2,755,587   $  2,586,975    $  3,160,254
                                                        ============   ============    ============

Earnings per common share - Basic                       $       0.88   $       0.81    $       0.97
                                                        ============   ============    ============

Earnings per common share - Diluted                     $       0.88   $       0.81    $       0.97
                                                        ============   ============    ============



         See Accompanying Notes to the Consolidated Financial Statements



                                   UNITED BANCORP, INC. 2001 ANNUAL REPORT    45

[UNITED BANCORP LOGO] CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY       2001

                                ---------------------------------------------------------------------------------------------------
                                                            TREASURY                                   ACCUMULATED
                                             ADDITIONAL     STOCK AND                                     OTHER          TOTAL
                                  COMMON      PAID-IN       DEFERRED      RETAINED    COMPREHENSIVE   COMPREHENSIVE   SHAREHOLDERS'
                                  STOCK       CAPITAL         PLAN        EARNINGS       INCOME           INCOME         EQUITY
                                ----------   -----------  ------------  ------------  -------------   -------------   -------------
BALANCE AT JANUARY 1, 1999      $2,800,298   $17,801,437  $        --   $ 6,839,877                    $   (120,863)    $27,320,749
Net income                                                                3,160,254    $ 3,160,254                        3,160,254
5% Stock dividend                  139,720     1,833,769                 (1,973,489)
Cash paid in lieu of fractional
  shares on 5% stock dividend                                                (6,245)                                         (6,245)
Proceeds and tax benefit from
  exercise of stock options,
  net of shares redeemed             2,867        24,999                                                                     27,866
Cash dividends -- $0.46 per
  share                                                                  (1,477,686)                                     (1,477,686)
Change in unrealized gain (loss)
  on securities available for
  sale, net of reclassifications
  and tax effects                                                                       (3,726,965)      (3,726,965)     (3,726,965)
                                                                                       -----------
Comprehensive income/(loss)                                                            $  (566,711)
                                                                                       ===========

                                ----------   -----------  -----------   -----------                    ------------     -----------
BALANCE AT DECEMBER 31, 1999     2,942,885    19,660,205           --     6,542,711                      (3,847,828)     25,297,973
Net income                                                                2,586,975    $ 2,586,975                        2,586,975
Shares issued in Dividend
  Reinvestment Plan                  4,954        47,288                                                                     52,242
5% Stock dividend                  147,043     1,580,701                 (1,727,744)
Cash paid in lieu of fractional
  shares on 5% stock dividend                                                (4,111)                                         (4,111)
Cash dividends -- $0.48
  per share                                                              (1,545,547)                                     (1,545,547)
Recognition of shares held by
  deferred compensation plan --
   16,064 at cost                                288,628     (288,628)
11,398 shares purchased for
  deferred compensation plan                     122,810     (122,810)
Purchases of Treasury Stock --
  29,924 shares at cost                                      (283,564)                                                     (283,564)
Change in unrealized gain (loss)
  on securities available for
  sale, net of reclassifications
  and tax effects                                                                        2,575,119        2,575,119       2,575,119
                                                                                       -----------
Comprehensive income/(loss)                                                            $ 5,162,094
                                                                                       ===========

                                ----------   -----------  -----------   -----------                    ------------     -----------
BALANCE AT DECEMBER 31, 2000     3,094,882    21,699,632     (695,002)    5,852,284                      (1,272,709)     28,679,087
Net income                                                                2,755,587    $ 2,755,587                        2,755,587
5% Stock dividend                  154,345     1,813,578                 (1,967,923)
Cash paid in lieu of fractional
  shares on 5% stock dividend           --                                   (5,188)                                         (5,188)
Cash dividends -- $0.50 per
  share                                                                  (1,590,220)                                     (1,590,220)
9,088 shares purchased for
  deferred compensation plan                     106,400     (106,400)
Purchases of Treasury Stock --
  55,867 shares at cost                               --     (581,211)                                                     (581,211)
Change in unrealized gain (loss)
  on securities available for
  sale, net of reclassifications
  and tax effects                                                                        1,216,140        1,216,140       1,216,140
                                                                                       -----------
Comprehensive income/(loss)                                                            $ 3,971,727
                                                                                       ===========

                                ----------   -----------  -----------   -----------                    ------------     -----------
BALANCE AT DECEMBER 31, 2001    $3,249,227   $23,619,610  $(1,382,613)  $ 5,044,540                    $    (56,569)    $30,474,195
                                ==========   ===========  ===========   ===========                    ============     ===========

        See Accompanying Notes to the Consolidated Financial Statements


46 UNITED BANCORP, INC. 2001 ANNUAL REPORT

[UNITED BANCORP LOGO] CONSOLIDATED STATEMENTS OF CASH FLOW                  2001

                                                                              2001               2000              1999
                                                                          ------------       ------------      ------------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income                                                             $  2,755,587       $  2,586,975      $  3,160,254
   Adjustments to reconcile net income to net cash
    from operating activities
      Depreciation and amortization                                            901,145            894,956           766,229
      Provision for loan losses                                                780,000            587,000           726,806
      Deferred taxes                                                           (84,270)           151,192          (117,985)
      Federal Home Loan Bank stock dividend                                   (247,400)          (198,200)         (144,400)
      Net realized gains on sales or calls of securities                       (39,358)           (26,674)          (38,833)
      (Accretion)/amortization of securities, net                              (57,020)             8,316            45,767
      Net realized (gains)/losses on sales of loans                            (71,421)            27,544           (41,289)
      Amortization of mortgage servicing rights                                 63,704             46,045            47,490
      Net realized (gains)/losses on sale of real estate owned                 (44,794)
      Net realized (gains)/losses on sale of assets                                                34,328           (10,032)
      Net change in accrued interest receivable and other assets              (297,535)          (462,836)         (133,552)
      Net change in accrued expenses and other liabilities                    (304,175)          (192,015)         (124,838)
                                                                          ------------       ------------      ------------
      Net cash from operating activities                                     3,354,463          3,456,631         4,135,617

CASH FLOWS FROM INVESTING ACTIVITIES
   Securities available for sale
      Sales                                                                  5,480,956          3,026,674         7,271,884
      Maturities, prepayments and calls                                     72,402,575            980,070        13,178,601
      Purchases                                                            (95,326,510)        (8,978,438)      (19,468,023)
   Securities held to maturity
      Maturities, prepayments and calls                                      2,600,000            178,500                --
      Purchases                                                             (2,152,763)        (1,175,555)       (3,960,549)
   Net change in loans                                                      12,611,249        (17,213,721)      (17,034,756)
   Proceeds from sale of assets                                                                                     305,554
   Proceeds from sale of real estate owned                                     403,282
   Purchases of premises and equipment                                        (441,456)        (1,411,084)       (2,823,215)
                                                                          ------------       ------------      ------------
      Net cash from investing activities                                    (4,422,667)       (24,593,554)      (22,530,504)

CASH FLOWS FROM FINANCING ACTIVITIES
   Net change in deposits                                                   15,823,048         32,013,010        (3,881,264)
   Cash and cash equivalents received from deposit assumption,
    net of assets acquired                                                                                       10,163,299
   Net change in short-term borrowings                                      (1,945,836)        (9,504,707)        8,079,507
   Proceeds from long-term debt                                              2,852,590                            3,693,000
   Principal payments on long-term debt                                       (789,341)          (773,237)       (2,818,386)
   Cash dividends paid                                                      (1,590,220)        (1,545,547)       (1,477,686)
   Cash paid in lieu of fractional shares in stock dividend                     (5,188)            (4,111)           (6,245)
   Proceeds from stock issuance                                                                    52,242
   Treasury stock purchases                                                   (581,211)          (283,564)
   Proceeds and tax benefit from exercise of stock options,
    net of shares redeemed                                                                                           27,866
                                                                          ------------       ------------      ------------
         Net change from financing activities                               13,763,842         19,954,086        13,780,091
                                                                          ------------       ------------      ------------

Net change in cash and cash equivalents                                     12,695,638         (1,182,837)       (4,614,796)

Cash and cash equivalents at beginning of year                              10,694,118         11,876,955        16,491,751
                                                                          ------------       ------------      ------------

CASH AND CASH EQUIVALENTS AT END OF YEAR                                  $ 23,389,756       $ 10,694,118      $ 11,876,955
                                                                          ============       ============      ============

Interest paid                                                             $ 12,545,238       $ 12,238,551      $  9,883,868
Income taxes paid                                                              930,469            854,470         1,078,302
Non-cash transfer from loans to other real estate and repossessions       $    144,688       $    298,170      $    279,758
Non-cash transfer of securities from held to maturity to available for
 sale upon adoption of SFAS No. 133                                                                              16,004,920


        See Accompanying Notes to the Consolidated Financial Statements

                                 UNITED BANCORP, INC. 2001 ANNUAL REPORT      47

[UNITED BANCORP LOGO] NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS        2001

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

USE OF ESTIMATES:

         To prepare financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and future results could differ. The allowance for loan losses, fair values of financial instruments and status of contingencies are particularly subject to change.

CASH FLOW REPORTING:

         Cash and cash equivalents includes cash and due from banks and federal funds sold. Net cash flows are reported for customer loan and deposit transactions, securities sold under agreements to repurchase and short-term borrowings with original maturities of 90 days or less.

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

ALLOWANCE FOR LOAN LOSSES:

         The allowance for loan losses is a valuation allowance for probable incurred credit loss, increased by the provision for loan losses and decreased by charge-offs less recoveries. Management estimates the allowance balance required based on past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values,


48  UNITED BANCORP, INC. 2001 ANNUAL REPORT

ALLOWANCE FOR LOAN LOSSES (CONTINUED):

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

INTANGIBLE ASSETS:

         Identified intangibles include the value of depositor relationships purchased which are being amortized on an accelerated method over eight years. Unidentified intangibles include goodwill, which is being amortized on a straight-line method over eleven years. Intangible assets are assessed for impairment based on estimated undiscounted cash flows and written down if necessary. At year-end 2001 and 2000, intangibles, net of accumulated amortization, totaled $99,940 and $122,474 and are included in other assets in the accompanying consolidated balance sheets.

REPURCHASE AGREEMENTS:

         Substantially all repurchase agreement liabilities represent amounts advanced by various customers. Securities are pledged to cover these liabilities, which are not covered by federal deposit insurance.

EMPLOYEE BENEFITS:

         A defined benefit pension plan covers all employees who have completed 1,000 hours of service during an anniversary year, measured from their date of hire, who have attained age 21. The plan calls for benefits to be paid to eligible employees at retirement, based primarily upon years of service and compensation rates near retirement. Contributions to the plan reflect benefits attributed to employees' services to date, as well as services expected to be earned in the future. Plan assets consist of primarily common stock and debt instruments. Pension expense is the net of service and interest cost, return on plan assets, and amortization of gains and losses not immediately recognized.

         The Company offers a 401(k) plan, which covers all employees who have attained the age of 2l and have completed one year of service. Eligible employees may contribute up to 15% of their compensation subject to maximum statutory limitation. The Company may make a discretionary matching contribution equal to a percentage of each participant's elective deferral not to exceed 6% of the participant's annual compensation. Employee contributions are always vested. Employer contributions become 100% vested after 3 years of service.

STOCK COMPENSATION:

         Employee compensation expense under stock option plans is reported only if options are granted below market price at grant date. Pro forma disclosures of net income and earnings per share are provided using the fair value method of Statement of



                                     UNITED BANCORP, INC. 2001 ANNUAL REPORT  49

Financial Accounting Standards ("SFAS") No. 123 to measure expense for options granted after 1994, using an option pricing model to estimate fair value.

INCOME TAXES:

         Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for temporary differences between the carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

FINANCIAL INSTRUMENTS

         Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and standby letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

EQUITY:

         Common stock has $1.00 par and 10,000,000 shares are authorized. Preferred stock has no par value and 2,000,000 shares are authorized. Treasury stock is carried at cost. Transfers from retained earnings are made for stock dividends using the fair value of shares issued. On November 20, 2001, a 5% stock dividend was approved for all shareholders of record on December 1, 2001 and distributed on December 20, 2001. On November 21, 2000, a 5% stock dividend was approved for all shareholders of record on December 1, 2000 and distributed on December 20, 2000. On November 16, 1999, a 5% stock dividend was approved for all shareholders of record on December 1, 1999 and distributed on December 20, 1999. All per share data has been retroactively adjusted for the 5% stock dividends in 2001,2000 and 1999.

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

LOSS CONTINGENCIES:

         Loss contengencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there now are such matters that will have a material effect on the financial statements.

RESTRICTIONS ON CASH:

            Cash on hand or on deposit with the Federal Reserve Bank of $1,598,000 and $1,254,000 was required to meet regulatory reserve and clearing requirements at year end 2001 and 2000. These balances do not earn interest.

RECLASSIFICATIONS:

            Some items in prior financial statements have been reclassified to conform to the current presentation.


50   UNITED BANCORP, INC. 2001 ANNUAL REPORT

NEW ACCOUNTING PRONOUNCEMENTS:

         A new accounting standard requires all business combinations to be recorded using the purchase method of accounting for any transaction initiated after June 30, 2001. Under the purchase method, all identifiable tangible and intangible assets and liabilities of the acquired company must be recorded at fair value at date of acquisition, and the excess of cost over fair value of net assets acquired is recorded as goodwill. Identifiable intangible assets must be separated from goodwill. Identifiable intangible assets with finite useful lives will be amortized under another new standard, whereas goodwill, both amounts previously recorded and future amounts purchased, will cease being amortized starting in 2002. Annual impairment testing will be required for goodwill with impairment being recorded if the carrying amount of goodwill exceeds its implied fair value. Adoption of these standards on January 1, 2002 will not have a material effect on the Company's financial statements.

NOTE 2 - SECURITIES

         Securities at year end were as follows:


                                    -----------------------------------------------------------------------------
                                      AMORTIZED              GROSS               GROSS               ESTIMATED
                                        COST           UNREALIZED GAINS    UNREALIZED LOSSES        FAIR VALUE
                                    -------------      ----------------    -----------------       -------------
AVAILABLE FOR SALE 2001
  US Agency obligations             $    99,893,474     $       508,193      $      (911,894)     $    99,489,773
  State and municipal obligations        10,463,516             293,400               (8,563)          10,748,353
  Mortgage-backed obligations               148,938               3,794                                   152,732
  Other securities                        3,624,400              29,359                                 3,653,759
                                    ---------------     ---------------      ---------------      ---------------
                                    $   114,130,328     $       834,746      $      (920,457)     $   114,044,617
                                    ===============     ===============      ===============      ===============

AVAILABLE FOR SALE 2000
  US Agency obligations             $    77,808,200     $        62,193      $    (2,185,777)     $    75,684,616
  State and municipal obligations        13,247,607             207,123              (20,430)          13,434,300
  Mortgage-backed obligations             1,934,599                                   (4,470)           1,930,129
  Other securities                        3,377,000              12,925                                 3,389,925
                                    ---------------     ---------------      ---------------      ---------------
                                    $    96,367,406     $       282,241      $    (2,210,677)     $    94,438,970
                                    ===============     ===============      ===============      ===============

HELD TO MATURITY 2000
  State and municipal obligations   $    10,378,811     $       293,163      $       (54,129)     $    10,617,845
                                    ---------------     ---------------      ---------------      ---------------
                                    $    10,378,811     $       293,163      $       (54,129)     $    10,617,845
                                    ===============     ===============      ===============      ===============

HELD TO MATURITY 2000
  US Agency obligations             $     2,495,865     $         2,432      $       (13,077)     $     2,485,220
  State and municipal obligations   $     8,306,348     $       194,352      $       (39,669)     $     8,461,031
                                    ---------------     ---------------      ---------------      ---------------
                                    $    10,802,213     $       196,784      $       (52,746)     $    10,946,251
                                    ===============     ===============      ===============      ===============

Sales of securities available for sale were as follows:


                        2001           2000           1999
                     ----------     ----------     ----------
Proceeds             $5,480,956     $3,026,674     $7,271,884
Gross gains              34,358         26,674         56,068
Gross losses                                           17,235



                                    UNITED BANCORP, INC.  2001 ANNUAL REPORT  51

        Contractual maturities of securities at year-end 2001 were as follows:


                                                                                                   AVERAGE
                                                AMORTIZED                 ESTIMATED             TAX EQUIVALENT
       AVAILABLE FOR SALE                         COST                   FAIR VALUE                 YIELD
                                             ---------------          ---------------          ---------------

US AGENCY OBLIGATIONS
  1-5 Years                                  $     3,500,000          $     3,487,930                     4.41%
  5-10 Years                                      25,256,983               25,361,149                     6.29%
  Over 10 Years                                   71,136,491               70,640,694                     6.51%
                                             ---------------          ---------------          ---------------
    Total                                         99,893,474               99,489,773                     6.38%
                                             ---------------          ---------------          ---------------

MORTGAGE-BACKED SECURITIES
  5-10 Years                                         148,938                  152,732                     6.01%

STATE AND MUNICIPAL OBLIGATIONS
  Under 1 Year                                     4,241,960                4,343,107                     7.52%
  1-5 Years                                        3,716,486                3,860,697                     7.50%
  5-10 Years                                       1,902,467                1,939,430                     7.09%
  Over 10 Years                                      602,603                  605,119                     7.07%
                                             ---------------          ---------------          ---------------
    Total                                         10,463,516               10,748,353                     7.41%
                                             ---------------          ---------------          ---------------

OTHER SECURITIES
  Equity securities                                3,624,400                3,653,759                     7.00%
                                             ---------------          ---------------          ---------------

TOTAL SECURITIES AVAILABLE FOR SALE          $   114,130,328          $   114,044,617                     6.49%
                                             ===============          ===============          ===============

      HELD TO MATURITY

STATE AND MUNICIPAL OBLIGATIONS
  1-5 Years                                        4,002,230                4,179,318                     7.44%
  5-10 Years                                       3,333,540                3,416,804                     7.20%
  Over 10 Years                                    3,043,041                3,021,723                     7.21%
                                             ---------------          ---------------          ---------------

TOTAL SECURITIES HELD TO MATURITY            $    10,378,811          $    10,617,845                     7.30%
                                             ===============          ===============          ===============

         Securities with a carrying value of $58,817,931 at December 31, 2001 and $49,414,697 at December 31, 2000 were pledged to secure public deposits, repurchase agreements and other liabilities as required or permitted by law.

52 UNITED BANCORP, INC. 2001 ANNUAL REPORT

NOTE 3 -- LOANS

         Year-end loans were as follows:

                                                    2001                     2000
                                               -------------            -------------

        Commercial loans                       $  21,502,208            $  20,414,810
        Commercial real estate loans              61,962,953               64,811,940
        Real estate loans                         54,153,041               55,931,621
        Installment loans                         45,721,401               55,338,861
                                               -------------            -------------
                Total loans                    $ 183,339,603            $ 196,497,232
                                               =============            =============

         Loans to directors and officers, their immediate families, affiliated corporations, and other entities in which they own more than a 10% voting interest are summarized below:

        Aggregate balance - December 31, 2000           $  3,770,020
        New loans                                          2,181,411
        Repayments                                        (1,082,064)
                                                        ------------
        Aggregate balance - December 31, 2001           $  4,869,367
                                                        ============

         The activity in the allowance for loan loss was as follows:

                                                        2001               2000            1999
                                                    -----------        -----------     -----------

        Balance January 1,                          $ 2,790,133        $ 3,109,821     $ 3,033,105
        Provision for loan losses                       780,000            587,000         726,806
        Loans charged-off                            (1,063,444)        (1,194,840)       (943,124)
        Recoveries of previous charge-offs              372,376            288,152         293,034
                                                    -----------        -----------     -----------
        Balance December 31,                        $ 2,879,065        $ 2,790,133     $ 3,109,821
                                                    ===========        ===========     ===========

         Non-performing loans were as follows at year end:

                                                                         2001               2000
                                                                      ---------          ---------

        Loans past due over 90 days still on accrual                  $ 157,000          $ 124,000
        Nonaccrual loans                                              $ 661,000          $ 793,000


         Loans required to be evaluated individually for impairment under the provisions of SFAS No. 114 were not material during any of the periods presented.

NOTE 4 -- PREMISES AND EQUIPMENT

         Year-end premises and equipment were as follows:

                                                            2001                 2000
                                                        ------------         ------------

        Buildings and land                              $ 10,030,383         $  9,856,383
        Furniture and equipment                            5,790,192            5,524,629
        Leasehold improvements                               263,977              263,977
        Computer software                                    948,462              946,569
                                                        ------------         ------------
                Total                                     17,033,014           16,591,558

        Accumulated depreciation and amortization          7,949,123            7,070,512
                                                        ------------         ------------
        Premises and equipment, net                     $  9,083,891         $  9,521,046
                                                        ============         ============



                                  UNITED BANCORP, INC. 2001 ANNUAL REPORT     53

         Depreciation expense was $865,951, $879,176, and $721,485 for the years 2001, 2000, and 1999 respectively. On April 1, 1997, CITIZENS entered in to a five-year noncancelable operating lease for an in-store retail branch. The lessor is a business in which a director of the Company and CITIZENS holds an interest. The lease may be renewed for up to two additional five-year terms after March 31, 2002. Annual rent expense during the initial term of the lease is $22,500. Annual rent during the second and third five-year terms would be $26,000 and $30,000, respectively. Rental expense was $22,500 for the years ended December 31, 2001, 2000 and 1999. Future minimum lease payments are $5,625 for 2002. This lease is expected to be renewed for the second five year term at a rate of $26,000 annually beginning April 1, 2002.

NOTE 5 -- TIME DEPOSITS

         The scheduled maturities of time deposits as of December 31, 2001 were as follows:

                 Under $100,000      Over $100,000           Totals
                 --------------      -------------        ------------
2002              $ 82,444,939        $ 25,416,084        $107,861,023
2003                28,339,786           9,834,186          38,173,972
2004                10,264,420           1,953,241          12,217,661
2005                 1,951,082             590,888           2,541,970
2006                 2,893,931             643,325           3,537,256
                       926,075                                 926,075
                  ------------        ------------        ------------
Thereafter        $126,820,233        $ 38,437,724        $165,257,957
                  ============        ============        ============


NOTE 6 -- BORROWED FUNDS

         Securities sold under agreements to repurchase are financing arrangements whereby the Company sells securities and agrees to repurchase the identical securities at the maturities of the agreements at specified prices. Physical control is maintained for all securities sold under repurchase agreements. Information concerning securities sold under agreements to repurchase is summarized as follows:


                                                         2001                 2000
                                                         ----                 ----
Average daily balance during the year              $   10,695,000         $  5,177,000
Average interest rate during the year                        3.59%                5.45%
Maximum month-end balance during the year          $   20,653,000         $  6,117,396

         Securities underlying these agreements at year-end were as follows:

                                            2001                   2000
                                            ----                   ----
Carrying value of securities            $ 28,695,446          $  8,176,616
Fair value of securities                  28,667,567             7,897,487

         At year end, advances from the Federal Home Loan Bank were as follows.

                                                                     2001                   2000
                                                                     ----                   ----
Maturities March 2008 through January 2022,
primarily fixed rate at rates from 3.60% to 7.20%,
averaging 5.56%                                                  $  7,959,229

Maturities March 2008 through September 2019,
primarily fixed rate at rates from 5.85% to 7.20%,
averaging 6.25%                                                                          $  5,895,979

Cash management line of credit, 2.05% at December 31,
2001 and 6.75% at December 31, 2000                              $ 10,100,000            S 14,824,000
                                                                 ------------            ------------
Total                                                            $ 18,059,229            $ 20,719,979
                                                                 ============            ============


54    UNITED BANCORP, INC. 2001 ANNUAL REPORT

         At year end, lines of credit from correspondent banks were as follows.


                                           2001             2000
                                       ------------     ------------
Correspondent banks line of credit     $    116,000     $    371,000
Treasury, tax and loan note            $    240,001     $    156,637






At year-end 2001, required annual principal payments were as follows:

                    2002                                        $   10,905,088
                    2003                                               481,656
                    2004                                               509,082
                    2005                                               538,122
                    2006                                               568,872
              Thereafter                                             5,412,410
                                                                --------------
                                                                $   18,415,230
                                                                ==============

Additionally, as members of the Federal Home Loan Bank system at year-end 2001, the Banks had the ability to obtain up to $40,232,000 based on current FHLB stock ownership, or up to 50% of their total assets in advances from the FHLB subject to increased share ownership of FHLB stock and 1-4 family residential real estate loan collateral availability. At December 31, 2001, the Company and its Banks have $62,199,000 in Federal Home Loan Bank Stock and 1-4 family residential real estate loans pledged as collateral for borrowings. Also at December 31, 2001, the Company and its Banks have cash management lines of credit (excluding FHLB cash management lines of credit) enabling borrowings up to $18.4 million with various correspondent banks.

NOTE 7-- BENEFIT PLANS

Information about the pension plan was as follows:


                                               2001              2000
                                           ------------      ------------
Change in benefit obligation:
   Beginning benefit obligation            $  1,954,428      $  1,741,598
   Service cost                                 157,915           131,781
   Interest cost                                144,507           133,233
   Actuarial (gain)/loss                        132,443            33,272
   Plan amendments                                   --                --
   Benefits paid                               (308,109)          (85,456)
                                           ------------      ------------
Ending benefits obligation                    2,081,184         1,954,428

Changes in plan assets, at fair value
   Beginning plan assets                      2,076,833         2,153,900
   Actual return                                (17,355)         (133,245)
   Employer contributions                       201,326           141,634
   Benefits paid                               (308,109)          (85,456)
                                           ------------      ------------
   Ending plan assets                         1,952,695         2,076,833

Funded status                                  (128,489)          122,405
Unrecognized net actuarial loss/(gain)          220,189          (120,624)
Unrecognized prior service cost                  67,321            76,473
                                           ------------      ------------
Prepaid benefit cost                       $    159,021      $     78,254
                                           ============      ============


                                       UNITED BANCORP, INC 2001 ANNUAL REPORT 55

        Pension expense includes the following:
                                                  2001           2000         1999
                                                ---------     ---------     ---------
        Service cost                            $ 157,915     $ 131,781     $ 131,950
        Interest cost                             144,507       133,233       122,963
        Expected return on assets                (182,294)     (172,171)     (155,634)
        Amortization of prior service cost,
          transition liability, net gain,
          and plan amendment                          431        (7,024)        3,503
                                                ---------     ---------     ---------
            Pension expense                     $ 120,559     $  85,819     $ 102,782
                                                =========     =========     =========

        Significant assumption used:


                                                  2001           2000         1999
                                                ---------     ---------     ---------
        Discount rate on benefit obligation         7.50%         7.50%         7.00%
        Rate of compensation increase               4.50%         4.00%         4.00%
        Expected long-term rate of return on
          assets                                    8.00%         8.00%         7.50%

         The Company's 401(k) matching percentage was 50% of the employees' contribution for 2001, 2000 and 1999. The cash contribution and related expense included in salaries and employee benefits totaled $73,350 in 2001, $71,200 in 2000 and $66,425 in 1999.

         The Company entered into severance agreements with certain holding company officers. The original agreements were for a one-year period and extend automatically each year unless notice is given prior to June 30. No benefits are payable unless there has been a change in control and change in duties of the officers occurs.

NOTE 8 - INCOME TAXES

        Income tax expense was as follows:

                                   2001               2000              1999
                                ----------          --------         ----------
        Current                 $1,018,966          $729,580         $1,121,047
        Deferred                   (84,270)          151,192           (117,985)
                                ----------          --------         ----------
          Total                 $  934,696          $880,772         $1,003,062
                                ==========          ========         ==========

         The effective tax rate differs from the federal statutory rate applied to financial statement income due to the following:

                                                        2001              2000             1999
                                                     ----------        ----------       ----------
        Statutory rate                                   34.00%            34.00%           34.00%
                                                    ----------        ----------       ----------
        Income taxes computed at the statutory
          federal tax rate                          $1,254,696        $1,179,034       $1,415,527
         Effect of:
           Tax exempt interest income                 (340,286)         (336,629)        (407,506)
           Other                                        20,286            38,367           (4,959)
                                                    ----------        ----------       ----------
             Total                                  $  934,696        $  880,772       $1,003,062
                                                    ==========        ==========       ==========
        Effective tax rate                                25.3%             25.4%           24.1%
                                                    ==========        ==========       ==========


56 UNITED BANCORP, INC. 2001 ANNUAL REPORT

     Year-end gross deferred tax assets and gross deferred tax liabilities were due to the following:

                                                                        2001                   2000
                                                                     ----------             ----------
ITEMS GIVING RISE TO DEFERRED TAX ASSETS
     Allowance for loan losses in excess of tax reserve              $  731,014             $  669,971
     Amortization of intangibles                                         65,426                 69,787
     Deferred compensation                                              176,065                139,889
     Unrealized loss on securities available for sale                    29,083                655,668
                                                                     ----------             ----------
          Total deferred tax assets                                   1,001,588              1,535,315

ITEMS GIVING RISE TO DEFERRED TAX LIABILITIES
     Depreciation                                                      (428,982)              (469,031)
     Deferred loan costs, net                                           (56,622)               (90,462)
     Accretion                                                          (14,372)               (17,136)
     FHLB stock dividends                                              (224,366)              (163,404)
     Mortgage servicing rights                                          (51,586)               (38,643)
     Difference in accrued income, net of accrued expenses                   --                (16,126)
     Pension expense                                                    (59,587)               (32,125)
                                                                     ----------             ----------
          Total deferred tax liabilities                               (835,515)              (826,927)
                                                                     ----------             ----------
          Net deferred tax asset                                     $  166,073             $  708,388
                                                                     ==========             ==========

NOTE 9 -- STOCK OPTIONS

     The Company maintains a nonqualified stock option plan for directors and bank holding company officers. The exercise price for options granted under this plan will be no less than 100% of the fair market value of the shares on the date of grant adjusted for stock dividends and stock splits.

     The options are first exercisable after February 21, 2005, except in the event certain financial performance criteria are met. Based on meeting portions of the established criteria, 14,516 became exercisable at December 31, 1998. All options become immediately exercisable upon retirement, death or in the event of a change in control of the Company. During 1999, 12,650 options vested due to the death of an executive officer.

     A summary of the status of the Company's stock option plan as of year-end 2001, 2000, and 1999 and changes during those years is presented in the table following. All share and per share prices have been restated to reflect stock dividends distributed or declared prior to issuance of the financial statements.

                                                   2001                        2000                          1999
                                        ------------------------     ------------------------      ------------------------
                                                       WEIGHTED-                    WEIGHTED-                     WEIGHTED-
                                                       AVERAGE                      AVERAGE                       AVERAGE
                                                       EXERCISE                     EXERCISE                      EXERCISE
                                        SHARES          PRICE        SHARES          PRICE          SHARES         PRICE
                                        ------         --------      -------        ---------      --------       ---------
Outstanding at beginning of year        82,200         $  11.92       96,908         $  11.65       103,689        $  11.56
Granted                                     --               --           --               --            --              --
Exercised                                   --               --           --               --        (6,781)          10.19
Forfeited                                   --               --      (14,708)           10.16            --              --
                                        ------                       -------                        -------
Outstanding at end of year              82,200            11.92       82,200            11.92        96,908           11.65
                                        ======                       =======                        =======
Remaining shares available for
     grant at year-end                  44,708                        44,708                         30,000
Options exercisable at year-end          5,679                         5,679                         20,387

                                  UNITED BANCORP, INC. 2001 ANNUAL REPORT     57

     The following table summarized information about stock options outstanding at December 31, 2001:

                                 NUMBER                          NUMBER
               EXERCISE       OUTSTANDING        DATE OF       EXERCISABLE
                 PRICE        AT 12/31/01      EXPIRATION      AT 12/31/01
               ---------      -----------      ----------      -----------
               $  10.16          60,420         11/21/05           2,870
                  10.67           1,724         11/21/05              --
                  16.35          12,155         11/21/05           1,702
                  18.10           6,078         11/21/05             851
                  21.19           1,823         11/21/05             256

     SFAS No. 123 requires pro forma disclosures for options granted during 1995 and in subsequent years by corporations that do not adopt its fair value accounting method for stock-based employee compensation. Accordingly, the following pro forma information presents net income and earnings per share had the Statement's fair value method been used to measure compensation cost for stock option plans. No compensation expense was actually recognized for any of the periods presented. Pro forma net income exceeded reported net income for 2000 due to the forfeiture of options previously expensed for purposes of reporting pro forma disclosures in accordance with SFAS No. 123.

                                                          2001             2000            1999
                                                        --------         --------        --------

          Net income as reported                       $2,755,587       $2,586,975      $3,160,254
          Pro forma net income                          2,706,198        2,598,085       3,070,715

          Earnings per share as reported - Basic       $     0.88       $     0.81      $     0.97
          Earnings per share as reported - Diluted           0.88             0.81            0.97
          Pro forma earnings per share - Basic               0.86             0.81            0.95
          Pro forma earnings per share - Diluted             0.86             0.81            0.94

NOTE 10 -- OFF-BALANCE SHEET ACTIVITIES

     Some financial instruments, such as loan commitments, credit lines, letters of credit, and overdraft protection, are issued to meet customer financing needs. These are agreements to provide credit or to support the credit of others, as long as conditions established in the contracts are met, and usually have expiration dates. Commitments may expire without being used. Off-balance sheet risk to credit loss exists up to the face amount of these instructions, although material losses are not anticipated. The same credit policies are used to make such commitments as are used for loans, including obtaining collateral at exercise of the commitment.

     A summary of the notional or contractual amounts of financial instruments with off-balance sheet risk at year-end was as follows:

                                                             2001            2000
                                                         -----------     -----------

     Commitments to extend credit                        $18,779,162     $16,656,030
     Credit card and Ready Reserve Lines                   1,275,919       1,256,090
     Standby letters of credit                               471,000         596,000

     At year-end 2001, and included above, commitments to make fixed-rate loans at current market rates totaled $2,416,731 with the interest rates on those fixed-rate commitments ranging from 6.50% to 10.00%. The fixed-rate commitments at year-end 2000 were $2,740,105 with the interest rates ranging from 7.50% to 10.00%.



58      UNITED BANCORP, INC. 2001 ANNUAL REPORT

NOTE 11 -- CONCENTRATIONS OF CREDIT RISK

     The Banks grant commercial, commercial real estate, real estate and installment loans to customers mainly in Athens, Belmont, Carroll, Fairfield, Harrison, Hocking and Tuscarawas Counties and the surrounding localities. The Banks also grant commercial and commercial real estate loans in the Columbus, Ohio area. Substantially all loans are secured by specific items of collateral including business assets, consumer assets, commercial real estate and residential real estate. At December 31, 2001, and 2000, total commercial and commercial real estate loans made up 46.1% and 43.4% respectively of the loan portfolio, with 13.9% and 16.0% of these loans secured by commercial real estate and business assets mainly in the Columbus, Ohio area. Installment loans account for 24.7% and 28.1% of the loan portfolio and are secured by consumer assets including automobiles, which account for 90.4% and 92.8%, respectively, of the installment loan portfolio. Real estate loans comprise 29.2% and 28.5% of the loan portfolio as of December 31, 2001 and 2000, respectively, and primarily include first mortgage loans on residential properties and home equity lines of credit. Included in cash and due from banks and federal funds sold as of December 31, 2001 and 2000, is $1,673,841 and $5,662,566,
respectively on deposit with Mellon Bank, NA, Pittsburgh, Pennsylvania. Also included in cash and due from banks and federal funds sold as of December 31, 2001 is $2,848,186 on deposit with Bank One, NA, Detroit, Michigan.

NOTE 12 -- FAIR VALUE OF FINANCIAL INSTRUMENTS

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

     The estimated year-end fair values of financial instruments were:


                                                          2001                     2000
                                                 ----------------------   ----------------------
                                                 CARRYING                 CARRYING
                                                  AMOUNT     FAIR VALUE    AMOUNT     FAIR VALUE
(Dollars in thousands)                           ---------   ----------   ---------   ----------
Financial assets:
  Cash and cash equivalents                      $  23,390   $  23,390    $  10,694   $  10,694
  Securities available for sale                    114,045     114,045       94,439      94,439
  Securities held to maturity                       10,379      10,618       10,802      10,946
  Loans receivable, net                            180,461     186,249      193,707     192,486
  Loan servicing rights                                152         152          113         113
  Accrued interest receivable                        2,796       2,796        2,759       2,759
Financial liabilities:
  Demand and savings deposits                    $(118,118)  $(118,118)   $(117,339)  $(117,339)
  Time deposits                                   (165,258)   (174,119)    (150,214)   (150,209)
  Short-term borrowings                            (10,456)    (10,456)     (15,352)    (15,352)
  Repurchase agreements                             (7,811)     (7,811)      (4,861)     (4,861)
  Long-term debt                                    (7,959)     (8,695)      (5,896)     (5,832)
  Accrued interest payable                            (669)       (669)        (866)       (866)

NOTE 13 -- REGULATORY MATTERS

     The Company and Banks are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations involve quantitative measures of assets,

                                      UNITED BANCORP, INC. 2001 ANNUAL REPORT 59
liabilities and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet various capital requirements can initiate regulatory action. Prompt corrective action regulations provide five classifications, including well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and plans for capital restoration are required. The Company and Banks at year-end 2001 and 2000 were categorized as well capitalized. Management is not aware of any conditions subsequent to their last regulatory notification that would change the Company's or the Banks' capital category.

         At year-end, consolidated and Bank only actual capital levels and minimum levels (in thousands) were:



                                                                                                    MINIMUM REQUIRED
                                                                         MINIMUM REQUIRED         TO BE WELL CAPITALIZED
                                                                           FOR CAPITAL           UNDER PROMPT CORRECTIVE
                                                    ACTUAL              ADEQUACY PURPOSES           ACTION REGULATIONS
                                           -----------------------    -----------------------    -----------------------
                                              AMOUNT      RATIO         AMOUNT       RATIO         AMOUNT       RATIO
                                           ----------   ----------    ----------   ----------    ----------   ----------
2001
Total capital (to risk weighted assets)
   Consolidated                            $   32,985         16.4%   $   16,057          8.0%   $   20,071         10.0%
   Citizens                                    22,171         14.8        11,992          8.0        14,990         10.0
   Community                                    6,581         11.9         4,409          8.0         5,512         10.0
Tier 1 capital (to risk weighted assets)
   Consolidated                            $   30,421         15.1%   $    8,028          4.0%   $   12,042          6.0%
   Citizens                                    20,280         13.5         5,996          4.0         8,994          6.0
   Community                                    5,908         10.7         2,205          4.0         3,307          6.0
Tier 1 capital (to average assets)
   Consolidated                            $   30,421          9.0%   $   13,470          4.0%   $   16,838          5.0%
   Citizens                                    20,280          8.3         9,770          4.0        12,213          5.0
   Community                                    5,908          6.4         3,696          4.0         4,620          5.0


2000
Total capital (to risk weighted assets)
   Consolidated                            $   32,476         15.3%   $   16,995          8.0%   $   21,244         10.0%
   Citizens                                    22,377         13.9        12,848          8.0        16,060         10.0
   Community                                    6,707         13.0         4,121          8.0         5,151         10.0
Tier 1 capital (to risk weighted assets)
   Consolidated                            $   29,819         14.0%   $    8,498          4.0%   $   12,746          6.0%
   Citizens                                    20,368         12.7         6,424          4.0         9,636          6.0
   Community                                    6,063         11.8         2,060          4.0         3,091          6.0
Tier 1 capital (to average assets)
   Consolidated                            $   29,819          9.4%   $   12,711          4.0%   $   15,889          5.0%
   Citizens                                    20,368          8.5         9,603          4.0        12,003          5.0
   Community                                    6,063          7.8         3,105          4.0         3,881          5.0


         The Company's primary source of funds to pay dividends to shareholders is the dividends it receives from the Banks. The Banks are subject to certain restrictions on the amount of dividends that they may declare without prior regulatory approval. At year-end 2001, $1,439,459 of retained earnings was available for dividend declaration without prior regulatory approval.


60 UNITED BANCORP, INC. 2001 ANNUAL REPORT

NOTE 14 - PARENT COMPANY CONDENSED FINANCIAL STATEMENTS

     Following are condensed parent company financial statements:

                            Condensed Balance Sheets
                           December 31, 2001 and 2000

                                                                   2001           2000
                                                                   ----           ----
Assets:
  Cash and cash equivalents                                     $ 3,288,585    $ 1,289,604
  Securities available for sale, at fair value                      311,995      1,796,638
  Investment in subsidiaries                                     26,235,841     25,481,528
  Building/Land                                                     175,212          1,910
  Other assets                                                      654,486        361,307
                                                                -----------    -----------
                                                                $30,666,119    $28,930,987
                                                                ===========    ===========
Liabilities and shareholders' equity:
  Other liabilities                                             $   191,924    $   251,900
  Shareholders' equity                                           30,474,195    $28,679,087
                                                                -----------    -----------
     Total liabilities and shareholders' equity                 $30,666,119    $28,930,987
                                                                ===========    ===========

                         Condensed Statements of Income
                  Year ended December 31, 2001, 2000 and 1999

                                                                   2001           2000           1999
                                                                   ----           ----           ----
Operating income
  Dividends from subsidiaries                                   $ 3,448,355    $ 2,511,286    $ 1,612,561
  Interest and dividend income from securities and fed funds         67,136        138,119        211,179
  Other income                                                        8,568         14,305          5,424
                                                                -----------    -----------    -----------
    Total operating income                                        3,524,059      2,663,710      1,829,164
Operating expenses                                                  703,328        219,232        267,947
                                                                -----------    -----------    -----------
Income before income taxes and Equity in undistributed
  net income.                                                     2,820,731      2,444,478      1,561,217
Income tax expense (benefit)                                       (199,802)       (20,000)       (17,129)
                                                                -----------    -----------    -----------
Income before Equity in undistributed earnings
  of subsidiaries                                                 3,020,533      2,464,478      1,578,346
Equity in undistributed earnings of subsidiaries                   (264,946)       122,497      1,581,908
                                                                -----------    -----------    -----------
Net income                                                      $ 2,755,587    $ 2,586,975    $ 3,160,254
                                                                ===========    ===========    ===========

                                   UNITED BANCORP, INC. 2001 ANNUAL REPORT    61

                       Condensed Statements of Cash Flows
                  Years ended December 31, 2001, 2000 and 1999

                                                           2001           2000           1999
                                                        -----------    -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income                                           $ 2,755,587    $ 2,586,975    $ 3,160,254
   Adjustments to reconcile net income to net cash
     from operating activities:
   Depreciation and Amortization                                698         26,480
     Equity in undistributed earnings
       of subsidiaries                                      264,946       (122,497)    (1,581,908)
     Net change in other assets and other liabilities      (183,333)       136,551        (17,789)
     (Accretion)/amortization of securities, net               (298)           440            412
     Amortization of intangibles                             12,000         12,000         12,307
                                                        -----------    -----------    -----------
     Net cash from operating activities                   2,849,600      2,639,949      1,573,276

CASH FLOWS FROM INVESTING ACTIVITIES
   Net change in certificates of deposit
   Securities available for sale
     Proceeds from maturities and calls                   1,500,000                     1,000,000
   Purchases of premises and equipment                     (174,000)      (565,586)    (1,838,010)
                                                        -----------    -----------    -----------
     Net cash from investing activities                   1,326,000       (565,586)      (838,010)

CASH FLOWS FROM FINANCING ACTIVITIES
   Dividends paid to shareholders                        (1,590,220)    (1,545,547)    (1,477,686)
   Proceeds and tax benefit from exercise of
   stock options, net of shares redeemed                                                   27,866
   Cash paid in lieu of fractional shares                    (5,188)        (4,111)        (6,245)
   Purchases of treasury stock                             (581,211)      (283,564)
   Proceeds from stock issuance                                             52,242
                                                        -----------    -----------    -----------
     Net cash from financing activities                  (2,176,619)    (1,780,980)    (1,456,065)
                                                        -----------    -----------    -----------
NET CHANGE IN CASH AND CASH EQUIVALENTS                   1,998,981        293,383       (720,799)

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR            1,289,604        996,221      1,717,020
                                                        -----------    -----------    -----------

CASH AND CASH EQUIVALENTS AT END OF YEAR                $ 3,288,585    $ 1,289,604    $   996,221
                                                        ===========    ===========    ===========

Noncash transfer of Land and Building to
subsidiary bank                                                        $ 2,375,206


62    UNITED BANCORP, INC. 2001 ANNUAL REPORT

NOTE 15 - EARNINGS PER SHARE

         The factors used in the earnings per share computation follow:

                                                            2001         2000         1999
                                                         ----------   ----------   ----------
BASIC
  Net income                                             $2,755,587   $2,586,975   $3,160,254
                                                         ==========   ==========   ==========

  Weighted average common shares outstanding              3,142,949    3,205,822    3,243,648
                                                         ==========   ==========   ==========

  Basic earnings per common share                        $     0.88   $     0.81   $     0.97
                                                         ==========   ==========   ==========

DILUTED

   Net income                                            $2,755,587   $2,586,975   $3,160,254
                                                         ==========   ==========   ==========

   Weighted average common shares outstanding for
     basic earnings per common share                      3,142,949    3,205,822    3,243,648
   Add: Dilutive effects of assumed exercise of stock
     options                                                  4,346        1,202       18,382
                                                         ----------   ----------   ----------

   Average shares and dilutive potential common shares    3,147,295    3,207,024    3,262,030
                                                         ==========   ==========   ==========

   Average shares and dilutive potential common shares   $     0.88   $     0.81   $     0.97
                                                         ==========   ==========   ==========

Stock options for 20,056, 60,419 and 20,057 shares of common stock were not considered in computing diluted earnings per common share for 2001, 2000 and 1999 because they were antidilutive.

NOTE 16 - OTHER COMPREHENSIVE INCOME (LOSS)

                                                          YEAR ENDED     YEAR ENDED      YEAR ENDED
                                                          DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                                             2001           2000            1999
                                                          -----------    -----------    -----------
Unrealized holding gains and (losses)
 on securities available for sale                         $ 1,882,083    $ 3,925,291    $(6,279,955)
Reclassification adjustment for
 (gains) and losses later recognized in income                (39,358)       (26,674)       (38,833)
Cumulative effect adjustment for the transfer of
 securities from held to maturity to available for sale
 upon adoption of SFAS No. 133                                                              674,194
                                                          -----------    -----------    -----------
Net unrealized gains and (losses)                           1,842,725      3,898,617     (5,644,594)
Tax effect                                                    626,585      1,323,498      1,917,629
                                                          -----------    -----------    -----------

Other comprehensive income (loss)                         $ 1,216,140    $ 2,575,119    $(3,726,965)
                                                          ===========    ===========    ===========


                                    UNITED BANCORP, INC. 2001 ANNUAL REPORT   63

NOTE 17 - QUARTERLY FINANCIAL DATA (UNAUDITED)


                                                                                                         FULLY DILUTED
                            INTEREST           NET INTEREST                         BASIC EARNINGS       EARNINGS PER
                             INCOME               INCOME           NET INCOME          PER SHARE             SHARE
                            --------           ------------        ----------       --------------       -------------
                                                        (In thousands except per share data)

2001
----
First Quarter               $ 6,204             $ 2,879              $ 605             $ 0.19              $ 0.19
Second Quarter                6,321               3,124                737             $ 0.24              $ 0.24
Third Quarter                 6,203               3,119                678             $ 0.22              $ 0.22
Fourth Quarter                5,868               3,125                736             $ 0.24              $ 0.24

2000
----
First Quarter               $ 5,593             $ 2,841              $ 576             $ 0.18              $ 0.18
Second Quarter                5,800               2,848                706             $ 0.22              $ 0.22
Third Quarter                 6,125               2,855                668             $ 0.21              $ 0.21
Fourth Quarter                6,216               2,853                637             $ 0.20              $ 0.20

   The per share data has been adjusted to account for the 5% share dividends paid in 2000 and 2001.



64     UNITED BANCORP, INC. 2001 ANNUAL REPORT

                 FIVE YEAR PERFORMANCE SUMMARY(1) (UNAUDITED)               2001



$(THOUSANDS,EXCEPT RATIOS AND PER SHARE DATA)   2001             2000              1999             1998            1997
----------------------------------------------------------------------------------------------------------------------------
INCOME AND EXPENSE:
  Interest and dividend income               $    24,596      $    23,734      $    21,639      $    21,126      $    20,802
  Interest expense                                12,349           12,337            9,845            9,657            9,410
  Provision for loan losses                          780              587              727              798              932
  Noninterest income                               1,606            1,369            1,285            1,581            1,307
  Noninterest expense                              9,383            8,712            8,189            8,008            7,946
  Income tax expense                                 935              880            1,003            1,089              973
  Net income                                       2,756            2,587            3,160            3,155            2,848

PER COMMON SHARE DATA:
  Net income, basic                          $      0.88      $      0.81      $      0.97      $      0.97      $      0.88
  Net income, diluted                               0.88             0.81             0.97             0.94             0.87
  Cash dividends paid                               0.50             0.48             0.46             0.41             0.36
  Book value                                        9.75             8.98             7.80             8.42             7.93

BALANCE SHEET:
  Loans receivable, net                      $   180,461      $   193,707      $   177,406      $   161,188      $   168,439
  Deposits                                       283,376          267,553          235,540          229,110          223,489
  Total assets                                   341,317          323,886          298,764          285,493          263,607

OPERATING RATIOS:
  Return on average assets                          0.82%            0.83%            1.09%            1.17%            1.10%
  Net interest margin(2)                            3.86%            3.86%            4.30%            4.48%            4.62%
  Efficiency ratio(3)                              64.95%           65.17%           57.50%           56.37%           57.50%

EQUITY RATIO:
  Return on average shareholder's equity            9.13%            9.88%           11.94%           11.80%           11.48%

CREDIT QUALITY:
  Net charge-offs to average loans                  0.21%            0.49%            0.38%            0.48%            0.38%
  Ending allowance for loan losses                  1.57%            1.42%            1.72%            1.85%            1.77%

(1) All share and per share amounts have been restated to reflect common stock dividends

(2) As a percent of average earning assets

(3) Noninterest expense divided by net interest income plus noninterest income



                                         UNITED BANCORP, INC. 2001 ANNUAL REPORT

                           [UNITED BANCORP, INC. LOGO]
                              UNITED BANCORP, INC.
                                Martins Ferry, OH

                                  WE ARE UNITED
                               TO BETTER SERVE YOU

                              www.unitedbancorp.com