Form 10-K, Exhibit 13
period 2002-12-31
UNITED BANCORP INC /OH/
filed 2003-03-27
CIK 731653

                                      2002
                                  ANNUAL REPORT

                              UNITED BANCORP, INC.
                                Martins Ferry, OH


                                     (LOGO)


(CITIZENS BANK LOGO)                                       (COMMUNITY BANK LOGO)

--------------------------------------------------------------------------------

             "Providing all the core banking products and financial
           services our customers and shareholders expect through the convenience of technology, with a personalized touch..."

                        UNITED BANCORP MISSION STATEMENT
--------------------------------------------------------------------------------

United Bancorp, Inc. is a nationally traded Bank holding company whose mission is to continue earning the respect:

o Of its Shareholders, through continued growth in shareholder value by sustaining profitability and acquiring well managed and capitalized businesses in the financial services industry;

o Of its Customers, through reaching out with the technology they want and offering the financial services they need;

o Of its Communities, through support of civic activities that make our communities better places to live and work;

o Of its Team Members, through training development and career growth opportunities in a comfortable environment with modern equipment;

o Of its Affiliates, through providing data processing, item processing, accounting, human resource and management support.

Although it is recognized there is more competition from non-bank businesses for market share, the general mission for United Bancorp, Inc. is to remain independent. We will accomplish this through an aggressive acquisition program, the management of technological change, and the placement of ATM and/or new office construction when deemed economically feasible.


-----------------------------------Bank With Us---------------------------------

                            www.thecitizensbank.com
                            www.thecommunitybank.com

                           A LETTER FROM THE PRESIDENT




TO OUR PRESENT AND FUTURE SHAREHOLDERS:

     In a year of uncertainty fueled by the tensions of probable war, historic low interest rates and unprecedented governance issues in corporate America, we are pleased to report that United Bancorp, Inc. (UBCP) has experienced a record year of earnings. The positive performance of your company as depicted from the numbers within this report reflects the cooperative dedication of many fine people who make up our team. To these Employees, Officers and Directors, my sincere thanks for making it happen.

     Earnings for 2002 were $3,220,163 compared to $2,755,587 for 2001. On a per share basis, earnings were $0.99 for the twelve months ended on December 31, 2002 compared to $0.84 for the prior twelve month period. This represents an increase of 17.9% and considers the 5% share dividend paid to our shareholders in the fourth quarter of 2002.

(PHOTO)

JAMES W. EVERSON
CHAIRMAN, PRESIDENT AND
CHIEF EXECUTIVE OFFICER

     Our balance sheet on December 31, 2002 also showed positive growth with assets up 6% at $361,711,069, loans up 2.5% at $184,916,798, securities up 17.2%
at $145,795,001 and Shareholders' Equity up 5.5% at $32,154,862. We closed the year with a Return on Average Assets (ROA) of 0.94% and a Return on Average Equity (ROE) of 10.34%, up 14.63% and 13.25% respectively over the prior year.

     These numbers reflect the continued strong performance at The Citizens Savings Bank, Martins Ferry, Ohio and the return to profitability of The Community Bank, Lancaster, Ohio. On a comparative basis, The Community Bank posted positive earnings of $128,072 in 2002 as compared to a loss the previous year of $154,136. The earnings of The Community Bank continue to reflect the start up cost associated with the growth and development of the bank's new three office franchise in Lancaster. The Citizens Savings Bank posted earnings for the year in the amount of $3,312,576 with a 1.34% ROA and 15.74% ROE. Its performance places the bank in the 75th percentile of peer group measurement. To date, we are pleased with the progress and acceptance of our expansion into the Lancaster, Ohio market area. The Community Bank's performance, though much improved, is in the 7th percentile of peer group measurement. Management continues to focus its direction on their profit improvement which will continue to add to shareholder value.

     Our Shareholders received a 5% share dividend in the fourth quarter of 2002. UBCP and its lead bank, The Citizens Savings Bank, have a history of declaring stock splits and share dividends which has rewarded shareholder's for the Company's growth and performance. Shareholder's of The Citizens Savings Bank received a 100% share dividend in 1971 and 1981 and exchanged their stock on a four for one basis when UBCP was formed in 1983. UBCP paid a 50% share dividend in 1987 and a 100% share dividend in 1992 and 1993 plus 10% share dividends in 1994, 1996, 1997 and 5% share dividends in 1998, 1999, 2000, 2001 and 2002. A shareholder purchasing 100 shares of The Citizens Savings Bank stock in 1970 for $10,000 now holds 16,305 shares of UBCP stock valued over $228,000 and receives $8,478 annu-
                                                                            2002
                                                                          ANNUAL
                                                                          REPORT

(BAR CHART)


ally in dividends based upon the current market price and dividend rate.

     Much media coverage has been given this past year to the misdeeds within the accounting practices and board rooms of corporate America. Washington was quick to react with the passage of the Sarbanes-Oxley Act of 2002. This act imposes new duties on public companies and their executives, directors and auditors. It also enhances the authority and resources of the Securities and Exchange Commission and expands criminal and civil liabilities for violations of securities laws. We are pleased to report that our Board and Management have responded and are in compliance with the corporate governance changes brought about by this Act.

     The Sarbanes-Oxley Act of 2002 forbids an Accounting Firm performing the External Audit Function for a publicly traded company to also perform the Internal Audit Function. Since 1990, Crowe, Chizek and Company LLP has been the External Auditing Firm for UBCP and for the past ten years, has provided our outsourced Internal Auditing services. By invitation, the UBCP Audit Committee sought three independent bids for these services becoming effective January 1, 2003. Based upon their independent review of proposed services and pricing considerations, independent of management recommendations per the Sarbanes-Oxley Act of 2002,the Audit Committee unanimously recommended and the UBCP Board accepted three year proposals to engage Grant Thornton LLP as External Auditor and Plante & Moran LLP as Internal Auditor. Crowe, Chizek and Company LLP will continue providing Electronic Data Processing General Controls Review and Intrusion Detection and Remote Monitoring of our Electronic Banking Programs. Working with Crowe, Chizek and Company LLP over the years, your company has grown and prospered.

     This past year, we have had a lot of fun at our Citizens Bank affiliate celebrating our 100th Anniversary of banking service. What began in 1902 as a vision, with a small group of businessmen in Martins Ferry,has grown today into a multi-bank holding company with seventeen banking offices,an Operations Center and two UVEST Investment Services(R) brokerage offices located in Ohio serving Athens, Belmont, Carroll, Columbiana, Fairfield, Harrison, Hocking, Jefferson and Tuscarawas Counties. The Citizens Bank is quite unique with its consistency of leadership for most of its 100 years. Harold H. Riethmiller began his banking career with our bank in 1911 and became my banking mentor in 1959 when I joined the bank as a student intern. Mr. Riethmiller ran the bank as Cashier from 1918 and became the bank's first active President in 1940, retiring in January of 1973 when I was appointed The Citizens Bank's fourth President. In preparation for its second century of service,the Bank's Board of Directors has developed a management succession plan, promoting from within to preserve the bank's culture, appointing James W. Everson as Chairman and Chief Executive Officer; Scott A. Everson as Director, President and Chief Operating Officer; Randall M. Greenwood as Executive Vice President and Chief

2002
ANNUAL
REPORT
  2

Financial Officer and Michael A. Lloyd, Senior Vice President and Chief Information Officer. Scott and Randy were also appointed Senior Vice Presidents and Michael, Vice President of UBCP.

     At our August 20th Board Meeting, your Board of Directors approved a renewal of UBCP's Stock Buy Back Program and authorized management to purchase up to 10% of our common shares in the open market. Your Board of Directors believes that UBCP's stock is undervalued in the market and the continuance of our Buy Back Program is warranted. Repurchases will be made from time to time on the open market or in privately negotiated transactions pursuant to SEC guidelines and repurchased shares will be added to the company's treasury stock. Since initiating a repurchase program in mid 2000, we have repurchased 188,265 shares as of February 1st, 2003.

     Our goal as a multi-bank holding company is providing all the core banking products and financial services our customers and shareholders expect through the convenience of technology with a personalized touch....offering the best in hometown banking service.....24 X 7. Using our new technology, a ShareLINK 100 depository account was designed by us to serve you, our Shareholder.....even if you do not live in one of our market areas. Ownership does have its benefits. Please call 1.866.754.6510 to learn more about our ShareLINK 100 Account.

     As we write this letter, much uncertainty surrounds our great country with the looming threat of war. If ever a time the leaders of our country and world need our prayers for wisdom and knowledge, it is now. Let us be mindful of this need.


     Very truly yours,


     /s/ JAMES W. EVERSON
     -----------------------------------------------
     James W. Everson
     Chairman, President and Chief Executive Officer
     UNITED BANCORP, INC.

     ceo@unitedbancorp.com


                                    (PHOTO)

United Bancorp Officers (seated left to right) Randall M. Greenwood, Alan M. Hooker, James W. Everson, and Scott A. Everson (standing left to right)
Michael A. Lloyd, James A. Lodes, and Norman F. Assenza, Jr.
                                                                            2002
                                                                          ANNUAL
                                                                          REPORT
                                                                             3

                             SHAREHOLDER INFORMATION

United Bancorp, Inc.'s common stock trades on The Nasdaq SmallCap Market tier of The Nasdaq Stock Market under the symbol UBCP, CUSIP #90991109. At year-end 2002, there were 3,413,307 shares outstanding, held among approximately 2,000 shareholders of record and in street name. The following table sets forth the quarterly high and low closing prices of the Company's common stock from January 1, 2002 to December 31, 2002 compared to the same periods in 2001 as reported by the NASDAQ. The price quotes have been adjusted for comparison purposes for the 5% stock dividends distributed on December 20, 2002 and 2001. The price quotations presented should not necessarily be relied on in determining the value of the shareholders' investment.

                                             2002                                                2001
                       -------------------------------------------------   -------------------------------------------------
                         31-MAR       30-JUN       30-SEP       31-DEC       31-MAR       30-JUN       30-SEP        31-DEC
                       ----------   ----------   ----------   ----------   ----------   ----------   ----------   ----------
Market Price Range
   High ($)                13.238       13.762       14.240       14.000       11.791       12.200       12.698       13.333
   Low ($)                 11.667       11.952       12.900       12.490        9.070        8.889       10.885       11.292

Cash Dividends
   Quarter ($)               .123         .123         .124         .130         .117         .117         .118         .124
   Cumulative ($)            .123         .246         .370         .500         .117         .234         .352         .476


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

     American Stock Transfer and Trust Company
     Attn: Dividend Reinvestment
     6201 15th Avenue, 3rd Floor
     Brooklyn, NY 11219
     1-800-278-4353

ANNUAL MEETING:

     The Annual Meeting of Shareholders will be held at 2:00 p.m., April 23, 2003 at the Corporate Offices in Martins Ferry, Ohio.

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

CORPORATE OFFICES:

     The Citizens Savings Bank Building 201
     South 4th Street Martins Ferry, OH 43935
     (740) 633-0445 (740) 633-1448 (FAX)

TRANSFER AGENT AND REGISTRAR:

     For transfers and general
     correspondence, please contact:

     American Stock Transfer and Trust
     Company 6201 15th Avenue, 3rd Floor
     Brooklyn, NY 11219
     1-800-937-5449

STOCK TRADING:

     UVEST Investment Services(R)
     Member NASD,SIPC
     740-633-2663
     Toll Free: 888-275-5566, Ext:197
     Located at: The Citizens Bank
     201 South Fourth Street
     Martins Ferry, Ohio 43935

     Advest, Inc.
     340 S. Hollywood Plaza
     Steubenville, OH 43952
     1-800-761-8008
     George Crim
     800-761-8008

     Stifel, Nicolaus & Company Inc.
     655 Metro Place South
     Dublin, OH 43017
     Steven Jefferis
     877-875-9352

     FTN Financial
     350 Madison Avenue 18th Floor
     New York, NY 10017
     Michael O'Boyle
     866-268-6529

2002
ANNUAL
REPORT
4

                           DIVIDEND AND STOCK HISTORY

                                                                 Distribution Date of
               Cash Dividends                                       Dividends and
               Declared(1)         Stock Dividends                    Exchanges
               --------------      ---------------               --------------------
1983           $      0.09               --                             --
1984           $      0.10         4 for 1 Exchange(2)           January 2, 1984
1985           $      0.11               --                             --
1986           $      0.13               --                             --
1987           $      0.13         50% Stock Dividend            October 2, 1987
1988           $      0.14               --                             --
1989           $      0.14               --                             --
1990           $      0.15               --                             --
1991           $      0.16               --                             --
1992           $      0.17        100% Stock Dividend            September 10, 1992
1993           $      0.18        100% Stock Dividend            November 30, 1993
1994           $      0.20         10% Stock Dividend            September 9, 1994
1995           $      0.28               --                             --
1996           $      0.30         10% Stock Dividend              June 20, 1996
1997           $      0.34         10% Stock Dividend            September 19, 1997
1998           $      0.39          5% Stock Dividend            December 18, 1998
1999           $      0.44          5% Stock Dividend            December 20, 1999
2000           $      0.46          5% Stock Dividend            December 20, 2000
2001           $      0.48          5% Stock Dividend            December 20, 2001
2002           $      0.50          5% Stock Dividend            December 20, 2002

                            2003 ANTICIPATED DIVIDEND
                                 (PAYABLE DATES)

FIRST QUARTER
March 20, 2003

SECOND QUARTER*
June 20, 2003

THIRD QUARTER*
September 19, 2003

FOURTH QUARTER*
December 19, 2003

*Subject to action by Board of
Directors

(1) Adjusted for stock dividends and exchanges. Does not include dividends from Southern Ohio Community Bancorporation, Inc. prior to the merger.

(2) Formation of United Bancorp, Inc. (UBCP). The Citizens Savings Bank share holders received 4 shares of UBCP stock in exchange for 1 share of The Citizens Savings Bank.

                            TOTAL RETURN PERFORMANCE


                               (PERFORMANCE GRAPH)


                                                                            2002
                                                                          ANNUAL
                                                                          REPORT

                                    DIRECTORS




         (PHOTO)                    (PHOTO)                    (PHOTO)



MICHAEL J. ARCIELLO(1),(2)   HERMAN E. BORKOSKI(2)   JAMES W. EVERSON(1),(2),(3)




         (PHOTO)                    (PHOTO)                    (PHOTO)



 SCOTT A. EVERSON(2)       LEON F. FAVEDE, O.D.(2)         PAUL J. GERIG(3)




         (PHOTO)                    (PHOTO)                    (PHOTO)



  JOHN R. HERZIG(2)           ALAN M. HOOKER(3)      JOHN M. HOOPINGARNER(1),(2)




(1)= UNITED BANCORP, INC. (2)= THE CITIZENS SAVINGS BANK (3)= THE COMMUNITY BANK


2002
ANNUAL
REPORT
6

                                    DIRECTORS




        (PHOTO)                    (PHOTO)                     (PHOTO)



  SAMUEL J. JONES(3)         PHILIP D. KASLER(3)         TERRY A. MCGHEE(1),(3)




        (PHOTO)                    (PHOTO)                     (PHOTO)



L.E. RICHARDSON, JR.(1),(3) ROBIN L. RHODES, M.D.(3)  RICHARD L. RIESBECK(1),(2)




        (PHOTO)                    (PHOTO)                     (PHOTO)



ERROL C. SAMBUCO(2)     MATTHEW C. THOMAS(1),(2)       BARI J. WATKINS, PH.D.(3)





(1)= UNITED BANCORP, INC. (2)= THE CITIZENS SAVINGS BANK (3)= THE COMMUNITY BANK

                                                                            2002
                                                                          ANNUAL
                                                                          REPORT

                                 DIRECTORS AND OFFICERS

                                                DIRECTORS OF UNITED BANCORP, INC.

Michael J. Arciello(2) ...................................................................................Retired Vice President of
                                                                                     Finance, Nickles Bakeries, Inc., Navarre, Ohio
James W. Everson(1) ...........................................Chairman, President & Chief Executive Officer, United Bancorp, Inc.,
                                                  Chairman & Chief Executive Officer The Citizens Savings Bank, Martins Ferry, Ohio
                                                                                    & Chairman, The Community Bank, Lancaster, Ohio
John M. Hoopingarner(1,3) ........................General Manager, Muskingum Watershed Conservancy District, New Philadelphia, Ohio
Terry A. McGhee(1,2)  ............................................President & Chief Executive Officer, Westerman Inc., Bremen, Ohio
L.E. Richardson, Jr.(3) ............................Retired President, Southern Ohio Community Bancorporation, Inc., Glouster, Ohio
Richard L. Riesbeck(1,3)  ............................................President, Riesbeck Food Markets, Inc., St. Clairsville, Ohio
Matthew C. Thomas(2) ........................................................................................President, M.C. Thomas
                                                                                           Insurance Agency, Inc., Bridgeport, Ohio

                                                 OFFICERS OF UNITED BANCORP, INC.

James W. Everson .....................................................................Chairman, President & Chief Executive Officer
Alan M. Hooker .............................................................Executive Vice President & Chief Administration Officer
Scott A. Everson ...................................................................Senior Vice President & Chief Operating Officer
Randall M. Greenwood .....................................................Senior Vice President, Chief Financial Officer & Treasurer
Norman F. Assenza, Jr. ..................................................................................Vice President - Compliance
Michael A. Lloyd ..............................................................................Vice President - Information Systems
James A. Lodes ............................................................................................Vice President - Lending

                                  DIRECTORS OF THE CITIZENS SAVINGS BANK, MARTINS FERRY, OHIO

Michael J. Arciello(2) ....................................Retired Vice President of Finance, Nickles Bakeries, Inc., Navarre, Ohio
Herman E. Borkoski(2) ..................................................President, Borkoski Funeral Homes, Inc., Tiltonsville, Ohio
James W. Everson(1) ...........................................Chairman, President & Chief Executive Officer, United Bancorp, Inc.,
                                                  Chairman & Chief Executive Officer The Citizens Savings Bank, Martins Ferry, Ohio
                                                                                    & Chairman, The Community Bank, Lancaster, Ohio
Scott A. Everson(1) ..........................................Senior Vice President & Chief Operating Officer, United Bancorp, Inc.
                                               & President & Chief Operating Officer The Citizens Savings Bank, Martins Ferry, Ohio
Leon F. Favede, O.D. .................................................................................Optometrist, Bridgeport, Ohio
John R. Herzig .............................................................President, Toland-Herzig Funeral Homes, Strasburg, Ohio
John M. Hoopingarner(1) ..........................General Manager, Muskingum Watershed Conservancy District, New Philadelphia, Ohio
Richard L. Riesbeck(1) ...............................................President, Riesbeck Food Markets, Inc., St. Clairsville, Ohio
Errol C. Sambuco(2) ................................................................................Consultant, Martins Ferry, Ohio
Matthew C. Thomas(1,2) .............................................President, M.C. Thomas Insurance Agency, Inc., Bridgeport, Ohio
  John H. Clark, Jr., Director Emeritus; 1976-2001.................................United Bancorp, Inc. & The Citizens Savings Bank
  Donald A. Davison, Director Emeritus 1963-1997...................................United Bancorp, Inc. & The Citizens Savings Bank
  Albert W. Lash, Director Emeritus 1975-1996 ......................................United Bancorp, Inc.& The Citizens Savings Bank


                                         DIRECTORS OF THE COMMUNITY BANK, LANCASTER, OHIO

James W. Everson(1) ...........................................Chairman, President & Chief Executive Officer, United Bancorp, Inc.,
                                                  Chairman & Chief Executive Officer The Citizens Savings Bank, Martins Ferry, Ohio
                                                                                     & Chairman, The Community Bank,Lancaster, Ohio
Paul J. Gerig .......................................................................Attorney at Law, Gerig and Gerig, Athens, Ohio
Alan M. Hooker(1)..........................................President & Chief Executive Officer, The Community Bank, Lancaster, Ohio
                                                      Executive Vice President & Chief Administration Officer, United Bancorp, Inc.
Samuel J. Jones(1,2) ................................................................................Business Owner, Glouster, Ohio
Philip D. Kasler(2) .........................................................................Farming & Real Estate, Amesville, Ohio
Terry A. McGhee(1,2) .............................................President & Chief Executive Officer, Westerman Inc., Bremen, Ohio
Robin L. Rhodes, M.D. ..........................................Physician, Pediatric Associates of Lancaster, Inc., Lancaster, Ohio
L. E. Richardson, Jr.(1) ...........................Retired President, Southern Ohio Community Bancorporation, Inc., Glouster, Ohio
Bari J. Watkins, Ph.D. .....................................................................Dean - Ohio University, Lancaster, Ohio
  Joseph D. Kittle, Director Emeritus 1985-2001 .................................................................The Community Bank
  Dean A. Kasler, Director Emeritus 1970-1999 ...................................................................The Community Bank

(1)= Executive Committee    (2)= Audit Committee    (3)= Compensation Committee


2002
ANNUAL
REPORT
8

                        THE CITIZENS SAVINGS BANK PROFILE

                           A CENTURY OF SERVICE AT THE
                              CITIZENS SAVINGS BANK

     In the year 1902, a group of hometown businessmen in Martins Ferry felt there was room for another bank in the community in addition to the two already established and proceeded to organize. On the 27th of January, 1902, a charter was granted to The German Savings Bank of Martins Ferry, Ohio with authorized capital of $50,000. Martins Ferry is nestled among the scenic foothills along the Upper Ohio Valley across the river from the greater metropolitan area of Wheeling, West Virginia, 60 miles southwest of Pittsburgh, Pennsylvania and 125 miles east of Columbus, Ohio. The area has a strong network of transportation including easy access to major interstate highway systems, nearby river and railway transportation and within 45 minutes of the Pittsburgh International Airport.

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

     In May 1999, The Citizens Savings Bank and its affiliate, The Citizens-State Bank then of Strasburg, Ohio were merged into one Bank under the leadership of James W. Everson continuing as Chairman and Harold W. Price as the bank's fifth President and Chief Executive Officer since its founding in 1902. Harold W. Price served as President and CEO for five months, suffering a fatal heart attack on September 12th, 1999, after which James W. Everson was reappointed Chairman, President and CEO.

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

     Upon James W. Everson becoming President in January 1973, the bank began an expanded growth program. The Bank's first branch office was opened on November 18, 1974. A banking center was opened in Colerain, Ohio offering full service banking to that area, including safe deposit boxes and a modern new home for the Colerain, Ohio Post Office. On June 12, 1978, the Bank opened its second full service branch at the Corner of Howard and DeKalb Streets in Bridgeport, Ohio.

     Recognizing the continued growth of the Bank, the Board of Directors authorized the purchase in July 1979 of an .8 acre site formerly occupied by the vacated Central School, one block south on the Corner of Fourth and Hickory Streets,

                                                                            2002
                                                                          ANNUAL
                                                                          REPORT
for the purpose of future expansion. A Phase I building program was completed on May 12, 1980 with the opening of a limited-service four-station auto teller with a two-station lobby and large off-street parking facility.

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

     On July 3, 1983, the Bank's Board of Directors positioned itself for continued growth by forming United Bancorp, Inc. of Martins Ferry, Ohio, a Citizens Savings Bank holding company. At formation, the shareholders of The Citizens Savings Bank exchanged their stock on a one-for-four basis for shares in United Bancorp, Inc. On December 29, 1986, United Bancorp, Inc. became one of Ohio's then 21 multi-bank holding companies by acquiring the outstanding shares of stock of the $12.5 Million Asset based Citizens-State Bank of Strasburg, Ohio. Under the leadership of James W. Everson as Chairman and Charles E. Allensworth as President and CEO, The Citizens-State Bank then grew from its one office in Strasburg by opening a new banking center at 2909 N. Wooster Avenue in Dover, Ohio in February 1990; the purchase of it's offices in New Philadelphia and Sherrodsville in April 1992; and the purchase of it's Dellroy Office in June 1994. Harold W. Price was appointed President and CEO of The Citizens-State Bank of Strasburg in April 1993. The Citizens Savings Bank of Martins Ferry further expanded into St. Clairsville with an in store location at Riesbeck's Food Market in July 1997 and purchased a full service banking center in Jewett, Ohio in January 1999. United Bancorp entered Northern Athens County in July 1998 when the $47.8 Million Asset based Community Bank of Glouster was purchased, expanding United Bancorp, Inc. to a three bank holding company. Today, The Community Bank is headquartered in Lancaster, Ohio with three locations in Lancaster in addition to its two offices in Glouster and offices in Amesville and Nelsonville, Ohio.

     As space in the new headquarters became occupied, property across from the new Main Office on the other corner of Fourth and Hickory Streets was acquired in 1993 to support the continued growth. It was renovated into a modern Operations Center now housing the Data and Item Processing Equipment for the affiliate banks of United Bancorp, Inc. and the offices for United Bancorp, Inc.'s Accounting Group. With the introduction of 24 x 7 x 365 Automated Call Center and Internet Banking in 2001, the Accounting and Operations Center was further expanded through the purchase and renovation of the adjoining property formerly known as the Fullerton Bakery Building. Today, the Accounting and Operations Center Building supports the back room operations for the seventeen banking offices of The Citizens Bank and The Community Bank of Lancaster.

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

     In April 2002, the Citizens Bank Board of Directors announced its senior management reorganization plans for the beginning of its second century of service. James W. Everson, who continues in an active role as the bank's Chief Executive Officer and Chairman, announced the Board's appointment of Scott A. Everson as Director, President and Chief Operating Officer and Randall M. Greenwood as Executive Vice President and Chief Financial Officer.

     The growth and success of The Citizens Savings Bank and the United
Bancorp, Inc. have been attributed to the association of many dedicated men and women. Having served on the Board of Directors are Edward E. McCombs, 1902-1936; John E. Reynolds, 1902-1940; Dr. J.W. Darrah, 1902-1937; J.A. Crossley, 1902-1903; William M. Lupton, 1902-1902; F.K. Dixon, 1902-1909; Dr. R.H. Wilson,
1902-1905; C.A. Heil, 1903-1909;

2002
ANNUAL
REPORT
10

David Coss, 1904-1938; L.L. Scheele, 1905-1917; A.T. Selby, 1906-1954; H.H.
Rothermund, 1907-1912; Dr. J.G. Parr, 1912-1930; T.E. Pugh, 1920-1953; J.J.
Weiskircher, 1925-1942; David H. James, 1925-1963; Dr. C.B. Messerly,
1931-1957; H.H. Riethmiller, 1936-1980; E.M. Nickles, 1938-1968; L.A. Darrah,
1939-1962; R.L. Heslop, 1941-1983; Joseph E. Weiskircher, 1943-1975; Edward M.
Selby, 1953-1976; David W. Thompson, 1954-1966; Dr. Charles D. Messerly, 1957-1987; James M. Blackford, 1962-1968; John H. Morgan, 1967-1976; Emil F.
Snyder, 1968-1975; James H. Cook, 1976-1986; Paul Ochsenbein, 1978-1991; David
W. Totterdale, 1981-1995; Albert W. Lash, 1975-1996; Premo R. Funari, 1976-1997;
Donald A. Davison, 1963-1997; Harold W. Price, 1999-1999; John H. Clark, Jr., 1976-2001; Dwain R. Hicks, 1999-2002; and Michael A. Ley, 1999-2002.

     Today, The Citizens Savings Bank is Martins Ferry's only locally owned financial institution. The general objective of The Citizens Savings Bank as outlined in its Mission Statement which was adopted by its Board of Directors on June 8, 1982 and renewed annually is to remain an independent state-chartered commercial bank and expand its asset base and market share through acquisitions and new branch construction where financially feasible. Currently serving on the bank's board of directors are Michael J. Arciello, Retired Vice President of Finance, Nickles Bakery, Inc; Herman E. Borkoski, President, Borkoski Funeral Homes, Inc; James W. Everson, Chairman, President and Chief Executive Officer of United Bancorp, Inc., Chairman and Chief Executive Officer of The Citizens Savings Bank and Chairman, The Community Bank of Lancaster; Scott A. Everson, Senior Vice President and Chief Operating Officer of United Bancorp Inc. and Director, President and Chief Operating Officer of The Citizens Savings Bank; Dr. Leon F. Favede, Optometrist; John R. Herzig,

================================================================================
                  THE CITIZENS BANK REORGANIZES ITS LEADERSHIP
                        FOR ITS SECOND CENTURY OF SERVICE
================================================================================

     In April 2002, the Bank's Board of Directors announced its senior management reorganization plans for the beginning of its second century of service. James W. Everson, who will continue in an active role as the bank's Chief Executive Officer and Chairman, announced the Board's appointment of Scott
A. Everson as President and Chief Operating Officer and Randall M. Greenwood as Executive Vice President and Chief Financial Officer.

James W. Everson will continue to serve as Chairman, President and CEO of United Bancorp, Inc., the holding company for The Citizens Bank and The Community Bank of Lancaster, Ohio.

Scott A. Everson was appointed President and Chief Operating Officer and a Director of the Bank. He most recently served as Senior Vice President of Operations and Retail Banking. He began his career as a student intern and is a 13-year veteran of the Bank. Everson, who is a life-long resident of Martins Ferry and a member of The First Presbyterian Church, graduated from Linsly School in Wheeling and Westminster College in New Wilmington, Pennsylvania with a degree in Business Administration/Finance. He completed The Ohio School of Consumer Credit and the Ohio School of Banking. He also received a diploma from The Graduate School of Banking at the University of Wisconsin-Madison, a 30-month bank-focused program covering economic and regulatory environments, as well as strategic planning and contemporary trends affecting the financial services industry. He is also attending the Sheshunoff Executive Management Institute.

     Everson was recently appointed Senior Vice President and Chief Operating Officer of United Bancorp, Inc.

     Randall M. Greenwood was appointed Executive Vice President and Chief Financial Officer of The Citizens Bank. He was born and reared in Bellaire and returned to the Ohio Valley from Columbus to join The Citizens Bank team in December 1997 as Senior Vice President and Chief Financial Officer and as Vice President, Chief Financial Officer and Treasurer of United Bancorp, Inc. He has directed the financial functions and significantly enhanced the accounting, regulatory reporting, budgeting, asset/liability management and forecasting for the Bank as well as United Bancorp, Inc.


                                    (PHOTO)

James W. Everson, Chairman & Chief Executive Officer (seated) with (left to right) Randall M. Greenwood, Executive Vice President & Chief Financial Officer and Scott A. Everson, President & Chief Operating Officer.


     Greenwood is a summa cum laude graduate of Ohio University in Athens, Ohio, with a bachelor's degree in Accounting. In addition, he is a Certified Public Accountant and had 12 years senior management experience in Columbus, Ohio, in auditing and consulting in banking, brokerage and insurance with the accounting firm of Coopers & Lybrand, LLP and with Bank One prior to joining The Citizens Bank. He has also been promoted to Senior Vice President, Chief Financial Officer and Treasurer of United Bancorp, Inc.

     In making the announcements for the Board of Directors, which is committed to preserving the Bank's culture by promoting from within, James W. Everson remarked, "It is with great pleasure that we make these new appointments. Both Scott and Randy have been very involved with the daily operations of The Citizens Bank for a number of years, and have contributed enormously to its growth and success. These changes will redefine the leadership of our Bank as we move forward into our second century of service and will allow me to begin stepping back yet remain very much a part in the transition of our management teams of both The Citizens Bank and United Bancorp, Inc."


================================================================================
President, Toland-Herzig Funeral Homes; John M. Hoopingarner, General Manager and Secretary-Treasurer of the Muskingum Watershed Conservancy District;

Richard L. Riesbeck, President of Riesbeck Food Markets, Inc.; Errol C. Sambuco, Consultant; and Matthew C. Thomas, President, M. C. Thomas Insurance Agency Inc.

                                                                            2002
                                                                          ANNUAL
                                                                          REPORT

                           THE COMMUNITY BANK PROFILE


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

     COMMUNITY has a long and close association with Hocking College. The two-year college combines academics with hands-on technical learning, and attracts students from all over the United States and the world. COMMUNITY is pleased to meet the financial needs of Hocking College's faculty, staff and students. To enhance customer service, COMMUNITY has two automatic teller machines on the 2,300-acre Nelsonville campus, one at the Student Center and the other in the School of Nursing building.

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

     To strengthen COMMUNITY'S presence in this fast growing area, the bank undertook significant expansion efforts in Fairfield County under the leadership of Alan M. Hooker. Hooker was named President and CEO of COMMUNITY in October 1998. A well-known Lancaster resident, he brought to COMMUNITY more than 30 years of bank management experience.

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


2002
ANNUAL
REPORT
12

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

                                                                            2002
                                                                          ANNUAL
                                                                          REPORT

                          TABLE OF CONTENTS - FINANCIAL


                                TABLE OF CONTENTS

MANAGEMENT DISCUSSION AND ANALYSIS .........................................................15


REPORT OF INDEPENDENT AUDITORS .............................................................30


FINANCIAL STATEMENTS .......................................................................31


NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS .............................................35


--------------------------------------------------------------------------------


FOR THE TWELVE MONTHS ENDED DECEMBER 31.

                                                   2002          2001          CHANGE
                                                -----------   -----------   -----------
EARNINGS
  Total interest income                         $22,095,682   $24,595,769        -10.16%
  Total interest expense                          9,328,867    12,348,548        -24.45%
  Net interest income                            12,766,815    12,247,221          4.24%
  Provision for loan losses                         630,000       780,000        -19.23%
  Total noninterest income                        2,059,173     1,606,046         28.21%
  Total noninterest expense                       9,989,172     9,382,984          6.46%
  Net income                                      3,220,163     2,755,587         16.86%

PER SHARE
  Earnings per common share - Basic             $      0.99   $      0.84         17.86%
  Earnings per common share - Diluted                  0.99          0.84         17.86%
  Cash Dividends paid                                  0.50          0.48          4.17%
  Book value (end of period)                          10.03          9.29          7.97%

SHARES OUTSTANDING
  Average - Basic                                 3,247,559     3,300,096            --
  Average - Diluted                               3,257,216     3,304,660            --


2002
ANNUAL
REPORT
14

7                      [MANAGEMENT'S DISCUSSION AND ANALYSIS]


In the following pages, management presents an analysis of United Bancorp, Inc.'s financial condition and results of operations as of and for the year ended December 31, 2002 as compared to prior years. This discussion is designed to provide shareholders with a more comprehensive review of the operating results and financial position than could be obtained from an examination of the financial statements alone. This analysis should be read in conjunction with the consolidated financial statements and related footnotes and the selected financial data included elsewhere in this report.

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

--------------------------------------------------------------------------------

FINANCIAL CONDITION

OVERVIEW

     For a second straight year, the Company and its competitors faced an interest rate environment that continued at its historical low levels. A weak 2001, created by the financial and emotional events surrounding 9/11 did not leave the economy on firm footing for a strong 2002. In 2002, the business world had to deal with a continued sluggish economy, a mid-year crisis in the financial markets caused by corporate mistrust and the unrest caused by the possibility of war.

     With all this said your Company reported record earnings for 2002. The Company posted a 17.9% increase in earnings per share and maintained our strong credit quality for the past year. As would be expected, our customers wanted to "lock-in" their loan rates while the depository preferences were for shorter term certificates of deposits and liquid transaction accounts. With rates at their historical low, the Company did attract longer-term certificates of deposits at above market interest rates. Although in today's interest rate environment the rates were slightly higher than our competitors, Management feels this is a prime opportunity to lock in retail based funding for terms over 60 months. The Company did take advantage of the volatility in the bond market and realized approximately $320,000 in gains on the sale of available for sale securities in 2002.


                                  (BAR CHART)


     For the year ended December 31, 2002, the Company's total assets increased $20,393,874, or 6.0% over December 31, 2001 totals. Average total earning assets increased $2,997,000 or slightly less than 1% over $316,812,000 for 2001.


                                                                            2002
                                                                          ANNUAL
                                                                          REPORT

EARNING ASSETS - LOANS


     Gross loans totaled $187,888,000 at year-end 2002, representing a 2.5% increase from $183,340,000 at year-end 2001. Average loans decreased by $3,983,000, or 2.1% from 2001 to 2002.

     Installment loans decreased $716,000, or 1.6%, real estate loans decreased $1,618,000, or 3.0%. Real estate refinancing was brisk throughout the year. We retain the loan servicing for our customers in the secondary market program but limit our interest rate risk by selling the fixed rate residential real estate loans in the secondary market, causing the reduction in real estate loans. Commercial real estate loans increased $7,324,000 or 11.8% from December 31, 2001. Commercial loans decreased $442,000 or 2.1% from December 31, 2001. As discussed previously, the overall slow down in the economy coupled with historical low interest rates caused management to be cautious in growing longer term fixed-rate loans during this period of uncertainty. Similar to 2001 consumers and businesses during the past year were extremely price and term sensitive and were looking for longer-term fixed-rate loans. Management priced our loan products competitively but not overly aggressively as they felt the economy would rebound over the next several years and would result in higher interest rates. Based upon the Asset/Liability model utilized by the Company, Management decided not to over extend fixed-rate products with rates at or near historical low levels during 2001 and 2002.

     Loan production for CITIZENS and COMMUNITY during 2002 yielded a growth in both Banks' loan portfolios. In the year 2000, unlike 2002 and 2001, the Company experienced a slow down in prepayments and refinancing on commercial real estate and residential real estate loans as interest rates increased in the first half of the year and held constant for the remainder of the year. The historical low levels of interest rates in 2001 and 2002 caused the Company to struggle to maintain its loan portfolio, both in generating new business and to also maintain its current customer relationships. As a result, the loan portfolio grew by a modest 2.5% in 2002.


                                  (BAR CHART)


     The Company's installment lending portfolio decreased by 1.6% from December 31, 2001 to December 31, 2002. These loans represented 24.0% of the total portfolio at year-end 2002 compared to 24.9% at year-end 2001. The targeted installment lending areas encompass the geographic areas serviced by the affiliate Banks, which are diverse, thereby reducing the risk to changes in economic conditions. Competition for installment loans principally came from within the auto industry when the captive finance companies offered low to zero percent financing for extended terms. With a large share of the consumers being lured to the captive finance companies offering the promotional low interest rates, the remaining market share to compete for was vastly smaller. Management did not feel it was prudent, given the competition and low yields that were available, to aggressively price our installment loan product to capture this residual business.

     However, Management has mitigated some of this low interest rate competition and responded through customer service enhancements by extending our customer service hours into the evening to provide our customers with the ability to arrange financing at their convenience. In addition, customers may access the Company's 24/7 Internet Banks' and view rates and even inquire about financing at their convenience. They can leave an e-mail and a loan officer will return their call and provide the information requested.

     The commercial and commercial real estate portfolio represented approximately 48.1% of the total loan portfolio at December 31, 2002 compared to 45.5% for December 31, 2001. The Company's commercial loan portfolio decreased by $442,000, or 2.1%. However, the commercial real estate loan portfolio increase of $7,324,000 more than offset the decrease in the commercial portfolio. Management is pleased with the overall increase in the combined commercial and commercial real estate loan portfolios given the lower interest rate environment and sluggish economy. The Company was able to retain the majority of its corporate accounts during a time when the industry was experiencing a high rate of loan refinancing. To protect the Company's future net interest margin and mitigate its exposure to rising interest rates in future reporting periods, certain interest


2002
ANNUAL
REPORT
16

                                  (BAR CHART)


rate floors and wider repricing indices were established during 2001 and that structure was updated and carried forward into 2002. This strategy may have caused our price sensitive customers to seek alternative financing arrangements in the short term. However, in Management's view, this will help preserve the Company's net interest margins if and when interest rates increase and the Company is not locked into historical low rates on its financial assets.

     Residential real estate loans are comprised of 1, 3 and 5 year adjustable rate mortgages financed to 1-4 family units. The Company does offer fixed rate real estate loans through our Secondary Market Real Estate Mortgage Program. The fixed rate mortgages are serviced and originated by CITIZENS but are sold immediately in the secondary market. Therefore, our customers enjoy the convenience of working with and paying at a local bank and are able to obtain long-term fixed-rate financing for their home. As mentioned, once these loans are originated they are immediately sold in what is referred to as the secondary market. Since the loans are sold, the Company does not assume any interest rate risk in this portfolio. This arrangement is quite common in banks and without such an option our customers might look elsewhere for their home financing needs. As the overall interest rate environment remained at historical low levels, consumer preferences remained focused on fixed-rate loan products. Given the historical low interest rates in 2002 the Company's Secondary Market Program experienced a high volume of activity for the second consecutive year which has generated non-interest income.

     For 2002 and 2001 the interest rate environment was favorable to the fixed-rate mortgage loan product and resulted in a high volume of customers refinancing. The Company recognized gains on the sale of secondary market loans of $94,813 in 2002 and $71,421 in 2001. Although it was profitable to originate and sell these fixed rate mortgages, some were refinancings of loans already in the mortgage portfolio. Consequently, the Company's residential real estate portfolio declined $1,618,000 or 3.0%.

     COMMUNITY continued their growth from the previous years, with an increase in loans of $3,021,000, or 6.0%. The increase this past year is due to the continued expansion of COMMUNITY into the Fairfield County market. COMMUNITY'S loan growth came primarily in the real estate portfolio of $2,098,000 and in the commercial real estate portfolio of $2,851,000. This growth was offset by a decrease of $1,753,000 in the installment portfolio.

     CITIZENS however, experienced a modest increase in loans for 2002. Total loans increased $1,527,000, or 1.2% from December 31, 2001. The increase primarily came in the commercial real estate portfolio of $4,473,000. However, this increase was offset by a decrease in the real estate portfolio of $3,715,000, or 10.9% for 2002.

     The allowance for loan losses represents the amount which management and the Board of Directors estimates is adequate to provide for probable incurred losses in the loan portfolio. The allowance balance and the annual provision charged to expense are reviewed by management and the Board of Directors monthly using a risk grading model that considers borrowers' past due experience, economic conditions and various other circumstances that are subject to change over time. The loan loss policy for installment loans requires a charge-off if the loan reaches 120-day delinquent status or if notice of bankruptcy is received. The Company follows lending policies, with established criteria for determining the repayment capacity of borrowers, requirements for down payments and current market appraisals or other valuations of collateral when loans are originated. Installment lending also utilizes credit scores to help in the determination of credit quality and pricing.

     The Company generally recognizes interest income on the accrual basis, except for certain loans which are placed on non-accrual status, when in the opinion of Management, doubt exists as to collection on the loan. The Company's policy is to not allow loans greater than 90 days past due to accrue interest unless the loan is both well secured and in the process of collection. When a loan is placed on non-accrual status, interest income is recognized as cash payment is received.

     Management believes the current balance of the allowance for loan losses is sufficient to cover probable

                                                                            2002
                                                                          ANNUAL
                                                                          REPORT
incurred losses. Net charge-offs to average loans for the year-ended 2002 was 0.29% compared to 0.21% for 2001. Refer to Provision for Loan Losses section for further discussion on the Company's credit quality.

EARNING ASSETS - SECURITIES AND FEDERAL FUNDS SOLD

     The securities portfolio is comprised of US Government agency-backed securities, tax-exempt obligations of states and political subdivisions and certain other investments. The Company does not hold any collateralized mortgage-backed securities, other than those issued by US Government agencies. The Company does not hold any derivative securities. The quality rating of most obligations of states and political subdivisions within Ohio is no less than Aaa, Aa, or A, with all out-of-state bonds rated at AAA. Board policy permits the purchase of certain non-rated bonds of local schools, townships and municipalities, based on their known levels of credit risk.

     Securities available for sale at year-end 2002 increased $18,825,000, or 16.5% over 2001, while securities held to maturity increased $2,547,000, or 24.5%.

     In our planning process, Management's prediction for 2002 was for a steady to slightly rising interest rate environment. For the first half of 2002, Management maintained an average of $13.8 million in fed funds sold. As the economy continued to weaken, and threat of war surfaced, Management's posture on interest rates for the remainder of 2002 and heading into 2003 changed from one that interest rates may rise to a position that rates will go basically unchanged for the next twelve months. Therefore, by December 31, 2002, Management invested the Company's excess liquidity in investment securities and in loans. As of December 31, 2002, the Company had approximately $2 million in Fed Funds sold.


                                   (BAR CHART)


                                   (BAR CHART)


SOURCES OF FUNDS - DEPOSITS

     The Company's primary source of funds is core deposits from retail and business customers. These core deposits include all categories of interest-bearing deposits, excluding certificates of deposit greater than $100,000. During 2002, core deposits increased $12,423,000, or 5.1%. Core deposit growth for CITIZENS and COMMUNITY was $6,948,000 and $5,475,000, respectively, for the year ended December 31, 2002. The Company continues to benefit from strong depository growth as a direct result of the expansion of COMMUNITY into Fairfield County (Lancaster). Over the past year, COMMUNITY has developed several large depository customers. As of December 31, 2002, their eight largest depository customers accounted for approximately 32.5% of COMMUNITY'S certificate of deposits and approximately 86.3% of total certificates of deposits greater than $100,000. These customers also represent 12.2% of demand deposits at December 31, 2002. Total concentration of retail funding is approximately 29.3% of COMMUNITY'S total deposits at December 31, 2002. On a consolidated level, this represents approximately 8.51% of total retail deposits at December 31, 2002. This concentration does pose additional liquidity and earnings risk for COMMUNITY. The earnings risks would be triggered if COMMUNITY would be placed in a position to sell assets above or below book value to meet current liquidity needs. This risk is mitigated with COMMUNITY'S capability to borrow wholesale funding from its correspondent banks. Management has an active asset/liability committee that monitors, among other items, monthly liquidity needs on a 90 day time horizon.

     The Company maintains strong deposit relationships with public agencies, including local school districts, city and township municipalities, public works facilities and others, which may tend to be more seasonal in nature resulting from the receipt and disbursement of state and federal grants. These entities have maintained relatively stable balances


2002
ANNUAL
REPORT
18
with the Company due to various funding and disbursement timeframes.

     Certificates of deposit greater than $100,000 are not considered part of core deposits and, as such, are used as a tool to balance funding needs. At year-end 2002, certificates of deposit greater than $100,000 increased $4,402,000, or 11.5% over year-end 2001 totals. COMMUNITY accounted for approximately the entire growth of certificates of deposits greater than $100,000.

     Generally, the repricing structure and duration of the Company's earnings assets and interest paying liabilities is such as to create a negative GAP position for interest rate management. Refer to section Asset/Liability Management and Sensitivity to Market Risks for further discussion.

     The attraction of and retention of core deposits continues to be a challenge to the Company and the overall banking industry. Alternative financial products are continuously being introduced by our competition whether through a traditional bank or brokerage services company.

     However, during 2001 and in 2002, the Company observed a "flight to safety" effect for deposit products. As the economy weakened and the stock market declined and the events of September 11, 2001 unfolded, our customers preferences seem to have modified their investment strategies. The Company experienced a consumer preference to maintain liquidity in traditional bank product accounts in a time of economic uncertainty.

SOURCES OF FUNDS - SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE AND OTHER BORROWED FUNDS

     Other interest-bearing liabilities include securities sold under agreements to repurchase, federal funds purchased, Treasury Tax and Loan notes payable and Federal Home Loan Bank advances. Securities sold under agreements to repurchase decreased by $801,000, while other borrowed funds increased significantly by $9,148,000.

     FHLB Cash Management and Federal Funds purchased totaled approximately
$2.1 million at December 31, 2002 compared with $10.2 million as of December 31, 2001, a decrease of $8.1 million. As previously discussed, management in the second half of 2002 invested the Company's excess liquidity in investment securities and in the loan portfolio. In December 2002, the Company borrowed $5,000,000 from the FHLB for 60 months at 3.86% to lock into what Management believes to be a low cost of funds.

OTHER ASSETS

     The Company also invested approximately $6,861,000 in Bank Owned Life Insurance during 2002. Refer to Performance Overview 2002 to 2001, Noninterest Income section for further information.

                        PERFORMANCE OVERVIEW 2002 TO 2001

NET INCOME

     The Company reported earnings of $3,220,163 in 2002 compared with $2,755,587 in 2001. This earnings performance equates to a 0.94% Return on Average Assets ("ROA") and 10.34% Return on Average Equity ("ROE") for 2002 compared to 0.82% and 9.13% for 2001. Basic and Diluted Earnings per share ("EPS") was $0.99 for 2002 compared to $0.84 for 2001. Per share amounts for all periods have been restated to reflect the 5% stock dividends distributed in December 2002, 2001 and 2000.

NET INTEREST INCOME

     Net interest income, by definition, is the difference between interest income generated on interest-earning assets and the interest expense incurred on interest-bearing liabilities. Various factors contribute to changes in net interest income, including volumes, interest rates and the composition or mix of interest-earning assets in relation to interest-bearing liabilities. Net interest income increased $519,594, or 4.2% in 2002. The net interest margin increased to 4.00% from 3.86%. Overall, the Company has seen both its earning assets and interest paying liabilities repricing downward given the interest rate environment in 2002 as previously discussed.

     Average interest-earning assets increased $2,977,000, or 0.9% in 2002 while the associated weighted-average yield on these interest-earning assets decreased from 7.76% in 2001, to 6.91% for 2002.



                                   (BAR CHART)

                                                                            2002
                                                                          ANNUAL
                                                                          REPORT

     Average interest-bearing liabilities increased $1,435,000 in 2002 over 2001. The average cost of funds decreased to 3.29% from 4.38% for the year ended December 31, 2001.

     Refer to the sections on Asset and Liability Management and Sensitivity to Market Risks and Average Balances, Net Interest Income and Yields Earned and Rates Paid elsewhere for further discussion.

PROVISION FOR LOAN LOSSES

     The provision for loan losses is an operating expense recorded to maintain the related balance sheet allowance for loan losses at an amount considered adequate to cover probable incurred losses incurred in the normal course of lending. The total provision for loan losses was $630,000 in 2002 compared to $780,000 in 2001, a decrease of $150,000, or 19.2%. The decrease from 2001 of 19.2% in the provision for loan losses can be attributed to Management's continued efforts to monitor credit quality in the loan portfolio. Management reduced the provision in 2002 due to the continued improvement in credit quality statistics for the Company throughout 2001 and into 2002. Management considered such factors as lower past due percentages, slower loan growth and a reduced level of net loans charged-off. Net loans charged-off for 2002 were approximately $538,000 compared to $691,000 for 2001. Considering the item just mentioned along with modest loan growth, the provision expense for 2002 was reduced.

     The Company's total allowance for loan losses compared to nonaccrual loans is 434% at December 31, 2002, compared to 436% at December 31, 2001. The Company's non-accrual loans to total loans remained constant at 0.36% at year-end 2002 and 2001. Both ratios measure in common size the relative risk and coverage in the allowance for loan losses.


                                   (BAR CHART)


                                   (BAR CHART)


     The allowance for loan losses as a percentage of loans increased to 1.58% at year-end 2002, from 1.57% at year-end 2001. CITIZENS and COMMUNITY utilize a consistent reserve methodology with the detail reserve allocations specific to their individual loan portfolio.

NONINTEREST INCOME

     Noninterest income is made up of bank related fees and service charges, as well as other income-producing services. These include secondary market loan servicing fees, ATM/interchange income, internet bank fees, early redemption penalties for certificates of deposit, safe deposit box rental income, net gain or loss on sales of securities available for sale and loans, leased rental property, cash management services and other miscellaneous items. In addition, both CITIZENS and COMMUNITY invested in Bank Owned Life Insurance (BOLI) in 2002. The earnings from this investment are reflected in the Company's noninterest income. Total noninterest income for 2002 was $2,059,173, an increase of $453,127, or 28.2% over 2001 totals.

     The increase in 2002 can be attributed to several factors. During 2002, CITIZENS and COMMUNITY invested approximately $6,861,000 in BOLI. This product offers an attractive tax deferred yield. For the year ended December 31, 2002 the pre-tax yield on this investment was approximately 5.5% or a tax equivalent yield of approximately 7.3%. The additional tax deferred income generated from the BOLI investment in 2002 was $180,741. Also explaining the growth in noninterest income in 2002 is $320,485 related to gains on the sale of investment securities. Management's strategy in 2002, took into consideration the relative volatility in the bond market. At times during the year Management realized there was an opportunity to sell certain bonds in the portfolio at a gain when overall interest rates were depressed. Also contributing to the increase in noninterest income is the Company's secondary market


2002
ANNUAL
REPORT
20
mortgage program which generated total income of $94,813 compared to $71,421 in 2001, an increase of $23,392. Service charges on deposit accounts increased $42,135, or 4.6%. The Company recognized gains on other real estate property of $6,693 in 2002 and $44,794 in 2001.

NONINTEREST EXPENSE

     Noninterest expense for 2002 increased $606,188, or 6.5% over 2001.

     Salaries and employee benefits increased $572,617, or 12.5% from 2001 to 2002. Contributing to the increase is additional staffing associated with expansion activities and the rapidly escalating cost of health care.

     Occupancy and equipment decreased $12,458 and other expense decreased $144,766 for the year.

     Since franchise taxes are based on the Banks' equity, net of unrealized security gains, net of tax, the resulting impact of lower interest rates is an increase in the fair market value of the fixed interest rates securities in the available for sale portfolio. Since we have experienced an overall decline in the interest rate environment over the past two years the unrealized loss on available for sale securities decreased and therefore resulted in a higher base for franchise taxes.

     The increase in stationery and office supplies is attributable to higher loan and depository related items. Included in this category are costs related to loan coupon books and depository customer checks.

     Insurance expense increased $38,879 from 2001 to 2002. The Company renewed its Directors and Officers insurance for a three-year period in 2002. The cost of this and other insurance has increased dramatically over the past year.

                                  (BAR CHART)

     Increased advertising of $25,000 was budgeted for 2002 for CITIZENS to celebrate its 100th year anniversary, which attributed to the increase in advertising expense of $31,727.

     Other expenses decreased 7.1%, or approximately $144,766. Overall there is not a single line item that contributes significantly to this decrease.

                        PERFORMANCE OVERVIEW 2001 TO 2000

NET INCOME

     The Company reported earnings of $2,756,000 in 2001 compared with $2,587,000 in 2000. This earnings performance equates to a 0.82% Return on Average Assets ("ROA") and 9.13% Return on Average Equity ("ROE") for 2001 compared to 0.83% and 9.88% for 2000. Basic and Diluted Earnings per share ("EPS") was $0.84 for 2001 compared to $0.77 for 2000. Per share amounts for all periods have been

                                                          2002              2001              2000
                                                     ---------------   ---------------   ---------------
Noninterest income
  Service charges on deposit accounts                $       946,706   $       904,571   $       864,343
  Net realized gain on sales of securities                   320,485            39,358            26,674
  Net realized gain on sales of loans                         94,813            71,421           (27,544)
  Other income                                               697,169           590,696           505,513
                                                     ---------------   ---------------   ---------------
    Total noninterest income                         $     2,059,173   $     1,606,046   $     1,368,986
                                                     ===============   ===============   ===============
Noninterest expense
  Salaries and employee benefits                     $     5,165,633   $     4,593,016   $     4,196,960
  Occupancy and equipment                                  1,453,346         1,465,804         1,435,207
  Professional services                                      314,814           309,797           256,577
  Insurance                                                  188,328           149,449           209,751
  Franchise and other taxes                                  353,759           320,622           250,151
  Advertising                                                310,458           278,731           396,858
  Stationery and office supplies                             289,080           208,999           233,668
  Other expenses                                           1,913,754         2,056,566         1,732,483
                                                     ---------------   ---------------   ---------------
    Total noninterest expense                        $     9,989,172   $     9,382,984   $     8,711,655
                                                     ===============   ===============   ===============

                                                                            2002
                                                                          ANNUAL
                                                                          REPORT
restated to reflect the 5% stock dividends distributed in December 2002, 2001 and 2000.

NET INTEREST INCOME

     Net interest income increased $850,000, or 7.5% in 2001. The net margin did not change in 2001 from 2000 and remained at 3.86%. Overall, the Company saw both its earning assets and interest bearing liabilities reprice downward given the interest rate environment in 2001.

     Average interest-earning assets increased $27,046,000, or 9.3% in 2001 while the associated weighted-average yield on these interest-earning assets decreased from 8.03% in 2000, to 7.76% for 2001.

     Average interest-bearing liabilities increased $18,977,000, or 7.2% in 2001 over 2000. The average cost of funds decreased to 4.38% from 4.69% from the year ended December 31, 2000.

     Refer to the sections on Asset and Liability Management and Sensitivity to Market Risks and Average Balances, Net Interest Income and Yields Earned and Rates Paid elsewhere for further discussion.

PROVISION FOR LOAN LOSSES

     The total provision for loan losses was $780,000 in 2001 compared to $587,000 in 2000, an increase of $193,000, or 32.9%. Although total loans decreased from 2000 to 2001, Management did not reduce the provision in 2001 due to the continued economic slowdown experienced during the year.

     The Company's total allowance for loan losses compared to nonperforming loans is 352% at December 31, 2001, compared to 304% at December 31, 2000. The Company's nonperforming loans to total loans decreased from 0.47% at year-end 2000 to 0.45% at year-end 2001. Both ratios measure in common size the relative risk and coverage in the allowance for loan losses.

     The allowance for loan losses as a percentage of loans increased to 1.57% at year-end 2001, from 1.42% at year-end 2000, which occurred because of the increase in the 2001 provision coupled with a decrease in total outstanding loans.

     The allowance is maintained by Management at a level considered adequate to cover probable incurred losses currently anticipated based upon past loss experience, economic conditions, information about specific borrower situations including their financial position and collateral values, and other factors and estimates which are subject to change over time.

NONINTEREST INCOME

     Total noninterest income for 2001 was $1,606,000, or 17.3% over 2000 totals. The increase in 2001 can be attributed to several factors. The Fairfield County expansion generated additional fee based accounts, as well as additional ATM and credit card merchant income. During the year, Management focused on service charges assessed on non-sufficient funds checks and updated our policies to clearly define when a customer service representative may waive fees on an account. Also contributing to the increase in noninterest income is the Company's secondary market mortgage program which generated total income of approximately $71,000 compared with a $28,000 loss for 2000, an increase of $99,000. Service charges on deposit accounts increased $40,000 or 4.7%. The gain on other real estate property was approximately $45,000 for 2001. The Company did not have any similar gains reported in 2000.

NONINTEREST EXPENSE

     Noninterest expense for 2001 increased $671,000, or 7.7% over 2000.

     Salaries and employee benefits increased $396,000, or 9.4% from 2000 to 2001. Contributing to the increase is additional staffing associated with expansion activities and the rapidly escalating health care costs.

     Since franchise taxes are based on the Banks' equity, net of unrealized security gains, net of tax, the resulting impact of lower interest rates is an increase in the fair market value of the fixed interest rates securities in the available for sale portfolio. This resulted in increased net equity producing a higher tax base. The decrease in stationery and office supplies was a direct result of Management's focus on cost containment.

     Professional fees increased approximately $53,000 due mainly to increased collection expenses.

     Decreased advertising was budgeted for 2001 as the year 2000 was abnormally high due to significant advertising deemed necessary to successfully enter into the Lancaster market.

     Other expenses increased 19.5%, or approximately $332,000. Contributing to this was increased data communication lines of $24,300, merchant processing expenses of

2002
ANNUAL
REPORT
22

$46,200, bank service fees of $22,000, brokerage office expenses of $17,300, travel and entertainment of $10,400, director and committee fees of $16,700 and other losses of $82,200.

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

                                                                            2002
                                                                          ANNUAL
                                                                          REPORT
                                                                              23

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

     The projected volatility of the net present value at both December 31, 2002 and 2001 fall within the general guidelines established by the Board of Directors. The NPV table shows that in a falling interest rate environment, the NPV would decrease 9%. In Management's view there is a low probability that interest rates would decrease another 100 to 200 basis points. In the upward change in interest rates the Company's NPV would increase 5% with a 100 basis point interest rate increase. In a 200 basis point rate increase the Company's NPV would decrease 7%. This decrease is a result of the Company's available for sale securities portfolio that are invested in fixed-rate securities. As interest rates increase, the market value of the securities decrease. However, since the Company currently has the ability to hold these securities to their final maturity, it would not have to incur any losses.

                                             (Dollars in Thousands)
                                     Net Portfolio Value - December 31, 2002

Change in Rates                 $ Amount                                    $ Change             % Change
---------------                 --------                                    --------             --------
    +200                          27,138                                     (1,912)                -7%
    +100                          30,396                                      1,346                  5%
    Base                          29,050
    -100                          26,391                                     (2,659)                -9%
    -200                          26,553                                     (2,497)                -9%


                                     Net Portfolio Value - December 31, 2001


Change in Rates                 $ Amount                                    $ Change             % Change
---------------                 --------                                    --------             --------
    +200 bp                      38,205                                     (3,349)                -8%
    +100 bp                      42,965                                     (1,411)                -3%
     Base                        41,554
    -100 bp                      37,711                                     (3,843)                -9%
    -200 bp                      35,921                                     (5,633)                -14%

2002
ANNUAL
REPORT
24

The following table is a summary of selected quarterly results of operations for the years ended December 31, 2002 and 2001.


                                                  1ST QUARTER       2ND QUARTER       3RD QUARTER       4TH QUARTER
                                                ---------------   ---------------   ---------------   ---------------
                                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
2002

Interest and dividend income                    $         5,633   $         5,546   $         5,382   $         5,535
Interest expense                                          2,464             2,323             2,290             2,252
                                                ---------------   ---------------   ---------------   ---------------
Net interest income                                       3,169             3,223             3,092             3,283
Provision for loan losses                                   158               158               157               157
                                                ---------------   ---------------   ---------------   ---------------
Net interest income after
  provision for loan losses                               3,011             3,065             2,935             3,126
Noninterest income                                          445               442               471               700
Noninterest expense                                       2,535             2,411             2,458             2,586
                                                ---------------   ---------------   ---------------   ---------------
Income before income tax                                    921             1,096               948             1,240
Income tax expense                                          242               293               212               240
                                                ---------------   ---------------   ---------------   ---------------
Net income                                      $           679   $           803   $           736   $         1,000
                                                ===============   ===============   ===============   ===============
Earnings per common share - Basic               $          0.21   $          0.24   $          0.22   $          0.32
                                                ===============   ===============   ===============   ===============
Earnings per common share - Diluted             $          0.21   $          0.24   $          0.22   $          0.32
                                                ===============   ===============   ===============   ===============
Dividends declared per share                    $         0.123   $         0.123   $         0.124   $         0.130
                                                ===============   ===============   ===============   ===============
2001

Interest and dividend income                    $         6,204   $         6,321   $         6,203   $         5,868
Interest expense                                          3,325             3,197             3,084             2,743
                                                ---------------   ---------------   ---------------   ---------------
Net interest income                                       2,879             3,124             3,119             3,125
Provision for loan losses                                   195               195               195               195
                                                ---------------   ---------------   ---------------   ---------------
Net interest income after
  provision for loan losses                               2,684             2,929             2,924             2,930
Noninterest income                                          368               385               395               459
Noninterest expense                                       2,260             2,418             2,357             2,348
                                                ---------------   ---------------   ---------------   ---------------
Income before income tax                                    792               896               962             1,041
Income tax expense                                          187               159               284               305
                                                ---------------   ---------------   ---------------   ---------------
Net income                                      $           605   $           737   $           678   $           736
                                                ===============   ===============   ===============   ===============
Earnings per common share - Basic               $          0.18   $          0.22   $          0.21   $          0.23
                                                ===============   ===============   ===============   ===============
Earnings per common share - Diluted             $          0.18   $          0.22   $          0.21   $          0.23
                                                ===============   ===============   ===============   ===============
Dividends declared per share                    $         0.117   $         0.117   $         0.118   $         0.124
                                                ===============   ===============   ===============   ===============

                                                                            2002
                                                                          ANNUAL
                                                                          REPORT

AVERAGE BALANCES, NET INTEREST INCOME AND YIELDS EARNED AND RATES PAID

     The following table provides information relating to average balance sheet information and reflects the average yield on interest-earning assets and the average cost of interest-bearing liabilities for the years ended December 31, 2002, 2001 and 2000. The yields and costs are calculated by dividing income or expense by the average balance of interest-earning assets or interest-bearing liabilities.

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

                                                       2002                                  2001
                                      -----------------------------------    -------------------------------------
(DOLLARS IN THOUSANDS)                               INTEREST                               INTEREST
                                        AVERAGE      INCOME/     YIELD/        AVERAGE      INCOME/       YIELD/
                                        BALANCE      EXPENSE     RATE          BALANCE      EXPENSE       RATE
                                      -----------  ----------- ----------    -----------  -----------  -----------
ASSETS
  Interest-earning assets
  Loans                               $   184,131  $    14,767       8.02%   $   188,114  $    16,570         8.81%
  Taxable securities - AFS                 94,464        5,773       6.11         99,195        6,544         6.60
  Taxable securities - HTM                                                           629           49         7.79
  Tax-exempt securities - AFS              14,034          620       4.51         13,076          656         5.02
  Tax-exempt securities - HTM              11,813          568       4.81          8,926          433         4.85
  Federal funds sold                       11,588          196       1.69          3,462           88         2.54
  FHLB stock and other                      3,759          172       4.55          3,529          256         7.23
                                      -----------  -----------               -----------  -----------
Total interest-earning assets             319,789       22,096       6.91        316,812       24,596         7.76

Noninterest-earning assets
  Cash and due from banks                   8,487                                  8,971
  Premises and equipment (net)              8,779                                  9,241
  Other nonearning assets                   8,250                                  4,835
  Less: allowance for loan losses          (3,021)                                (2,887)
                                      -----------                            -----------
  Total noninterest-earning assets         22,495                                 20,160
                                      -----------                            -----------
Total assets                              342,284                            $   336,972
                                      ===========                            ===========
LIABILITIES & SHAREHOLDERS' EQUITY
Interest-bearing liabilities
  Demand deposits                     $    47,372          502       1.06    $    43,846          843         1.92
  Savings deposits                         50,718          407       0.80         48,850          713         1.46
  Time deposits                           165,155        7,787       4.71        158,778        9,411         5.93
  Fed funds purchased & TT&L                  539            7       1.30            818           41         5.01
  FHLB advances                            11,231          528       4.67         19,160          958         5.00
  Repurchase agreements                     8,567           98       1.14         10,695          383         3.58
                                      -----------  -----------               -----------  -----------
Total interest-bearing liabilities        283,582        9,329       3.29        282,147       12,349         4.38
                                                   -----------                            -----------
Noninterest-bearing liabilities
  Demand deposits                          26,093                                 23,186
  Other liabilities                         1,473                                  1,471
                                      -----------                            -----------
Total noninterest-bearing liabilities      27,566                                 24,657
                                      -----------                            -----------
Total liabilities                         306,804                                306,804
Total shareholders' equity                 31,136                                 30,168
                                      ===========                            ===========
Total liabilities & shareholders'
   equity                                $342,284                            $   336,972
                                      ===========                            ===========
Net interest income                                $    12,767                            $    12,247
                                                   ===========                            ===========
Net interest spread                                                  3.62%                                    3.38%
                                                               ==========                              ===========
Net yield on interest-earning assets                                 4.00%                                    3.86%
                                                               ==========                              ===========


                                                        2000
                                      -------------------------------------
(DOLLARS IN THOUSANDS)                              INTEREST
                                        AVERAGE      INCOME/       YIELD/
                                        BALANCE      EXPENSE       RATE
                                      -----------  -----------  -----------
ASSETS
  Interest-earning assets
  Loans                               $   190,386  $    17,145         9.01%
  Taxable securities - AFS                 71,670        5,066         6.55
  Taxable securities - HTM                  2,495          179         7.17
  Tax-exempt securities - AFS              13,914          701         5.02
  Tax-exempt securities - HTM               7,876          383         4.86
  Federal funds sold                          130            7         5.38
  FHLB stock and other                      3,295          253         7.68
                                      -----------  -----------
Total interest-earning assets             289,766       23,734         8.03

Noninterest-earning assets
  Cash and due from banks                   9,687
  Premises and equipment (net)              9,191
  Other nonearning assets                   6,003
  Less: allowance for loan losses          (3,039)
                                      -----------
Total noninterest-earning assets           21,842
                                      -----------
Total assets                          $   311,608
                                      ===========

LIABILITIES & SHAREHOLDERS' EQUITY
Interest-bearing liabilities
  Demand deposits                     $    41,488        1,121         2.70
  Savings deposits                         53,131        1,097         2.06
  Time deposits                           139,363        8,282         5.94
  Fed funds purchased & TT&L                4,244          292         6.88
  FHLB advances                            19,767        1,263         6.39
  Repurchase agreements                     5,177          282         5.45
                                      -----------  -----------
Total interest-bearing liabilities        263,170       12,337         4.69
                                                   -----------
Noninterest-bearing liabilities
  Demand deposits                          21,167
  Other liabilities                         1,093
                                      -----------
Total noninterest-bearing liabilities      22,260
                                      -----------
Total liabilities                         285,430
Total shareholders' equity                 26,178
                                      -----------
Total liabilities & shareholders'
   equity                             $   311,608
                                      ===========
Net interest income                                $    11,397
                                                   ===========
Net interest spread                                                    3.34%
                                                                      =====
Net yield on interest-earning assets                                   3.86%
                                                                      =====


o    For purposes of this schedule, nonaccrual loans are included in loans.

o Net interest income is reported on an historical basis without tax-equivalent adjustment.

o    Fees collected on loans are included in interest on loans.


2002
ANNUAL
REPORT
26

RATE/VOLUME ANALYSIS


     The table below describes the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities have affected interest income and expense during the periods indicated. For purposes of this table, changes in interest due to volume and rate were determined using the following methods:

     * Volume variance results when the change in volume is multiplied by the previous year's rate.

     * Rate variance results when the change in rate is multiplied by the previous year's volume.

     * Rate/volume variance results when the change in volume is multiplied by the change in rate.

     Note: The rate/volume variance was allocated to volume variance and rate variance in proportion to the relationship of the absolute dollar amount of the change in each. Nonaccrual loans are ignored for purposes of the calculations due to the nominal amount of the loans.


                                   (BAR CHART)

CAPITAL RESOURCES


     Internal capital growth, through the retention of earnings, is the primary means of maintaining capital adequacy for the Banks. The Company's shareholders' equity at year-end 2002 was $32,154,862 compared to $30,474,195 at year-end 2001, representing an increase of 5.5%. Equity totals include $963,990 in accumulated other comprehensive income which is comprised solely of a net unrealized gain on securities available for sale, net of tax, at year-end

                                                    2002 COMPARED TO 2001                        2001 COMPARED TO 2000
                                                     INCREASE/(DECREASE)                          INCREASE/(DECREASE)
                                          -----------------------------------------    -----------------------------------------
(IN THOUSANDS)                                             CHANGE         CHANGE                        CHANGE          CHANGE
                                             TOTAL         DUE TO         DUE TO         TOTAL          DUE TO          DUE TO
                                            CHANGE         VOLUME          RATE          CHANGE         VOLUME           RATE
                                          -----------    -----------    -----------    -----------    -----------    -----------
Interest and dividend income
  Loans                                   $    (1,804)   $      (345)   $    (1,459)   $      (574)   $      (203)   $      (371)
  Taxable securities available for sale          (774)          (268)          (506)         1,478          1,809           (331)
  Taxable securities held to maturity             (49)           (49)            --           (130)          (144)            14
  Tax-exempt securities available for sale        (35)            15            (50)           (45)           (23)           (22)
  Tax-exempt securities held to maturity          135            139             (4)            50             51             (1)
  Federal funds sold                              108            146            (38)            81             87             (6)
  FHLB stock and other                            (85)            14            (99)             2             17            (15)
                                          -----------    -----------    -----------    -----------    -----------    -----------
Total interest and dividend income             (2,504)          (348)        (2,152)           862          1,594           (732)

Interest expense
  Demand deposits                                (341)            63           (404)          (278)            61           (339)
  Savings deposits                               (306)            26           (332)          (384)           (83)          (301)
Time deposits                                  (1,624)           365         (1,989)         1,129          1,151            (22)
Fed funds purchased & T, T & L                    (34)           (11)           (23)          (251)          (188)           (63)
  FHLB advances                                  (434)          (374)           (60)          (305)           (38)          (267)
  Repurchase agreements                          (285)           (64)          (221)           101            223           (122)
                                          -----------    -----------    -----------    -----------    -----------    -----------
Total interest expense                         (3,024)             5         (3,029)            12          1,126         (1,114)
                                          -----------    -----------    -----------    -----------    -----------    -----------
Net interest earnings                     $       520    $      (353)   $       877    $       850    $       468    $       382
                                          ===========    ===========    ===========    ===========    ===========    ===========

                                                                            2002
                                                                          ANNUAL
                                                                          REPORT

2002, compared to a $56,569 loss at year-end 2001. Total shareholders' equity in relation to total assets was 8.9% at December 31, 2002 and 2001.

     The Company has established a Dividend Reinvestment Plan ("The Plan") for shareholders under which the Company's common stock will be purchased by The Plan for participants with automatically reinvested dividends. The Plan does not represent a change in the dividend policy or a guarantee of future dividends. Shareholders who do not wish to participate in The Plan will continue to receive cash dividends,as declared in the usual and customary manner.

     In May 2001, the Company's shareholders approved an amendment to the Company's Articles of Incorporation to create a class of preferred shares with 2,000,000 authorized shares. This will enable the Company, at the option of the Board of Directors, to issue series of preferred shares in a manner calculated to take advantage of financing techniques which may provide a lower effective cost of capital to the Company. The amendment also provides greater flexibility to the Board of Directors in structuring the terms of equity securities that may be issued by the Company.

LIQUIDITY

     Liquidity relates primarily to the Company's ability to fund loan demand, meet deposit customers' withdrawal requirements and provide for operating expenses. Assets used to satisfy these needs consist of cash and due from banks, federal funds sold and securities available-for sale. These assets are commonly referred to as liquid assets. Liquid assets were $143 million at December 31,2002 compared to $137 million at December 31, 2001. Management recognizes securities may need to be sold in the future to help fund loan demand and, accordingly, as of December 31, 2002, $132.9 million of the securities portfolio was classified as available for sale. The Company's residential real estate portfolio, can be used to collateralize borrowings as an additional source of liquidity. Management believes its current liquidity level is sufficient to meet anticipated future growth.



                                  (BAR CHART)


                                  (BAR CHART)


     The Cash Flows Statements for the periods presented provide an indication of the Company's sources and uses of cash as well as an indication of the ability of the Company to maintain an adequate level of liquidity. A discussion of the cash flow statements for 2002, 2001 and 2000 follows. The Company experienced a net increase in cash from operating activities in 2002, 2001 and 2000. Net cash from operating activities was a positive $4.1 million, $3.4 million and $3.5 million for the years ended December 31, 2002, 2001 and 2000, respectively. The adjustments to reconcile net income to net cash from operating activities consisted mainly of depreciation and amortization of premises and equipment and intangibles, gain on sales of loans, securities and other assets, the provision for loan losses, Federal Home Loan Bank stock dividends, net amortization of securities and net changes in other assets and liabilities.

     NET CASH FROM INVESTING ACTIVITIES was $(31.6 million), $(4.4 million) and $(24.6 million) for the years ended December 31, 2002, 2001 and 2000, respectively. The reasons for the changes in net cash from investing activities include loan growth, as well as normal maturities, security calls and reinvestments of securities and premises and equipment expenditures. In 2002, 2001 and 2000, the Company received $47.9 million, $5.5 million and $3.0 million, respectively, from sales of securities available for sale, while proceeds from securities which matured or were called were $83.9 million, $72.4 million and $1.0 million in 2002, 2001 and 2000, respectively. As mentioned previously, the decrease in interest rates dramatically impacted the Company's cash flows from investing activities.


2002
ANNUAL
REPORT
28

     NET CASH FROM FINANCING ACTIVITIES was $14.5 million, $13.8 million and $20.0 million for the years ended December 31, 2002, 2001 and 2000, respectively. The net cash from financing activities was primarily attributable to growth in total deposits of $16.8 million, $15.8 million and $32.0 million in 2002, 2001 and 2000, respectively.

     Management feels that it has the capital adequacy, profitability, and reputation to meet the current and projected needs of its customers.


                                    INFLATION

     The majority of assets and liabilities of the Company are monetary in nature and therefore the Company differs greatly from most commercial and industrial companies that have significant investments in fixed assets or inventories. However, inflation does have an important impact on the growth of total assets in the banking industry and the resulting need to increase equity capital at higher than normal rates in order to maintain an appropriate equity to assets ratio. Inflation significantly affects noninterest expense, which tends to rise during periods of general inflation. Management believes the most significant impact on financial results is the Company's ability to react to changes in interest rates. Management seeks to maintain an essentially balanced position between interest sensitive assets and liabilities and actively manages the amount of securities available for sale in order to protect against the effects of wide interest rate fluctuations on net income and shareholders' equity.

                                                                            2002
                                                                          ANNUAL
                                                                          REPORT

                         REPORT OF INDEPENDENT AUDITORS


                               (CROWE CHIZEK LOGO)


Board of Directors and Shareholders
United Bancorp, Inc.
Martins Ferry, Ohio


     We have audited the accompanying consolidated balance sheets of United Bancorp, Inc. as of December 31, 2002 and 2001, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of United Bancorp, Inc. as of December 31, 2002 and 2001, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.




                                            /s/ CROWE, CHIZEK AND COMPANY LLP


                                            CROWE, CHIZEK AND COMPANY LLP



Columbus, Ohio
January 15, 2003


2002
ANNUAL
REPORT
30

                           CONSOLIDATED BALANCE SHEETS

                                                                                        2002               2001
                                                                                   ---------------    ---------------
ASSETS
Cash and due from financial institutions .......................................   $     8,248,554    $     9,427,756

Federal Funds sold .............................................................         2,040,000         13,962,000
                                                                                   ---------------    ---------------
   Total cash and cash equivalents .............................................        10,288,554         23,389,756

Securities available for sale ..................................................       132,869,484        114,044,617
Securities held to maturity (Estimated fair value
   of $13,634,177 in 2002 and $10,617,845 in 2001) .............................        12,925,517         10,378,811
Total loans ....................................................................       187,887,914        183,339,603
Allowance for losses ...........................................................        (2,971,116)        (2,879,065)
                                                                                   ---------------    ---------------
   Loans net ...................................................................       184,916,798        180,460,538
Premises and equipment .........................................................         8,932,684          9,083,891
Accrued interest receivable ....................................................         2,602,091          2,796,442
Other real estate and repossessions ............................................           698,065            119,888
Core deposit and other intangible assets .......................................            75,452             99,940
Bank owned life insurance ......................................................         6,860,601
Other assets ...................................................................         1,541,823            943,312
                                                                                   ---------------    ---------------
   Total assets ................................................................   $   361,711,069    $   341,317,195
                                                                                   ===============    ===============
LIABILITIES
Demand deposits
   Noninterest-bearing .........................................................   $    26,843,394    $    26,297,805
   Interest-bearing ............................................................        48,341,237         42,423,962
Savings deposits ...............................................................        50,382,277         49,396,199
Time deposits - under $100,000 .................................................       131,794,499        126,820,233
Time deposits - $100,000 and over ..............................................        42,840,126         38,437,724
                                                                                   ---------------    ---------------
   Total deposits ..............................................................       300,201,533        283,375,923

Federal funds purchased ........................................................         2,055,000            116,000
FHLB line of credit ............................................................                           10,100,000
Securities sold under agreements to repurchase .................................         7,009,799          7,811,230
Other borrowed funds ...........................................................        17,347,429          8,199,230
Accrued expenses and other liabilities .........................................         2,942,446          1,240,617
                                                                                   ---------------    ---------------
   Total liabilities ...........................................................   $   329,556,207        310,843,000

SHAREHOLDERS' EQUITY
Preferred stock, without par value: 2,000,000 shares authorized and unissued
Common stock - $1 par value: 10,000,000 shares authorized;
2002 - 3,411,307 and 2001 - 3,249,227 shares issued ............................         3,411,307          3,249,227
Additional paid-in capital .....................................................        25,651,879         23,619,610
Retained earnings ..............................................................         4,472,544          5,044,540
Stock held by deferred compensation plan, 42,828 shares
   at cost in 2002 and 36,550 in 2001 ..........................................          (572,731)          (517,838)
Treasury stock, 163,065 shares at cost in 2002 and 85,791 in 2001 ..............        (1,772,127)          (864,775)
Accumulated other comprehensive income (loss), net of tax ......................           963,990            (56,569)
                                                                                   ---------------    ---------------
   Total shareholders' equity ..................................................        32,154,862         30,474,195
                                                                                   ---------------    ---------------
   Total liabilities and shareholders' equity ..................................   $   361,711,069    $   341,317,195
                                                                                   ===============    ===============

                                                                            2002
                                                                          ANNUAL
                                                                          REPORT

                        CONSOLIDATED STATEMENTS OF INCOME


                                                                         2002              2001                2000
                                                                    ---------------   ---------------    ---------------
Interest and dividend income
        Loans,including fees ....................................   $    14,766,443   $    16,569,452   $    17,112,362
        Taxable securities ......................................         5,773,081         6,593,114         5,244,590
        Non-taxable securities ..................................         1,188,098         1,088,942         1,083,310
        Federal funds sold ......................................           195,809            87,776            26,321
        Dividends on Federal Home Loan Bank stock and other .....           172,251           256,485           267,502
                                                                    ---------------   ---------------    ---------------
            Total interest and dividend income ..................        22,095,682        24,595,769        23,734,085

Interest expense
        Deposits
           Demand ...............................................           501,714           842,893         1,121,150
           Savings ..............................................           406,867           712,754         1,096,782
           Time .................................................         7,787,256         9,411,154         8,282,081
        Other borrowings ........................................           633,030         1,381,747         1,836,656
                                                                    ---------------   ---------------    ---------------
           Total interest expense ...............................         9,328,867        12,348,548        12,336,669
                                                                    ---------------   ---------------    ---------------
Net interest income .............................................        12,766,815        12,247,221        11,397,416

Provision for loan losses .......................................           630,000           780,000           587,000
                                                                    ---------------   ---------------    ---------------
Net interest income after provision for loan losses .............        12,136,815        11,467,221        10,810,416

Noninterest income
        Service charges on deposit accounts .....................           946,706           904,571           864,343
        Net realized gain on sales/calls of securities ..........           320,485            39,358            26,674
        Net realized gain/(loss) on sales of loans ..............            94,813            71,421           (27,544)
        Other income ............................................           697,169           590,696           505,513
                                                                    ---------------   ---------------    ---------------
          Total noninterest income ..............................         2,059,173         1,606,046         1,368,986

Noninterest expense
        Salaries and employee benefits ..........................         5,165,633         4,593,016         4,196,960
        Occupancy and equipment .................................         1,453,346         1,465,804         1,435,207
        Professional services ...................................           314,814           309,797           256,577
        Insurance ...............................................           188,328           149,449           209,751
        Franchise and other taxes ...............................           353,759           320,622           250,151
        Advertising .............................................           310,458           278,731           396,858
        Stationery and office supplies ..........................           289,080           208,999           233,668
        Amortization of Intangibles .............................            24,488            22,534            30,595
        Other expenses ..........................................         1,889,266         2,034,032         1,701,888
                                                                    ---------------   ---------------    ---------------
          Total noninterest expense .............................         9,989,172         9,382,984         8,711,655
                                                                    ---------------   ---------------    ---------------
Income before income taxes ......................................         4,206,816         3,690,283         3,467,747
   Income tax expense ...........................................           986,653           934,696           880,772
                                                                    ---------------   ---------------    ---------------

Net Income ......................................................   $     3,220,163   $     2,755,587    $    2,586,975
                                                                    ===============   ===============    ===============
Earnings per common share - Basic ...............................   $          0.99   $          0.84    $         0.77
                                                                    ===============   ===============    ===============
Earnings per common share - Diluted .............................   $          0.99   $          0.84    $         0.77
                                                                    ===============   ===============    ===============


         SEE ACCOMPANYING NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2002
ANNUAL
REPORT
32

                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

                                                                                                                      TREASURY
                                                                                                  ADDITIONAL          STOCK &
                                                                                 COMMON             PAID-IN           DEFERRED
                                                              SHARES              STOCK             CAPITAL             PLAN
                                                          ---------------    ---------------    ---------------    ---------------
BALANCE AT JANUARY 1, 2000 ............................   $     2,942,885    $     2,942,885    $    19,660,205    $

Net Income ............................................
Shares issued in Dividend Reinvestment Plan ...........             4,954              4,954             47,288
5% Stock dividend .....................................           147,392            147,043          1,580,701
Cash paid in lieu of fractional shares on 5% stock
  dividend ............................................              (349)
Cash Dividends - $0.46 per share ......................
Recognition of shares held by deferred
  compensation plan - at cost .........................           (15,509)                              288,628           (288,628)
Shares purchased for deferred compensation plan .......           (10,855)                              122,810           (122,810)
Purchases of treasury stock shares at cost ............           (28,499)                                                (283,564)
Change in unrealized gain (loss) on securities
  available for sale, net of reclassifications and
  tax effects .........................................

Comprehensive income/(loss) ...........................
                                                          ===============    ===============    ===============    ===============


BALANCE AT DECEMBER 31, 2000 ..........................         3,040,019          3,094,882         21,699,632           (695,002)


Net Income ............................................
5% Stock dividend .....................................           152,221            154,345          1,813,578
  Cash paid in lieu of fractional shares on 5% stock
    dividend ..........................................              (399)
Cash dividends - $0.48 per share ......................
Shares purchased for deferred compensation plan .......            (9,088)                             106,400            (106,400)
Purchases of treasury stock shares at cost ............           (55,867)                                                (581,211)
Change in unrealized gain (loss) on securities
  available for sale, net of reclassifications and
  tax effects .........................................

Comprehensive income/(loss) ...........................
                                                          ===============    ===============    ===============    ===============

BALANCE AT DECEMBER 31, 2001 ..........................         3,126,886          3,249,227         23,619,610         (1,382,613)


Net Income ............................................
5% Stock dividend .....................................           153,916            162,080          1,977,376
Cash paid in lieu of fractional shares on 5% stock
  dividend ............................................              (381)
Cash dividends - $0.50 per share ......................
Shares purchased for deferred compensation plan .......            (7,793)                             104,733
Shares distributed from deferred compensation plan ....             3,531                              (49,840)             49,840
Purchases of Treasury Stock - shares at cost ..........           (70,745)                                                (907,352)
Change in unrealized gain (loss) on securities
  available for sale, net of reclassifications and
  tax effects .........................................

Comprehensive income/(loss) ...........................
                                                          ===============    ===============    ===============    ===============

BALANCE AT DECEMBER 31, 2002 ..........................   $     3,205,414    $     3,411,307    $    25,651,879    $    (2,344,858)
                                                          ===============    ===============    ===============    ===============


                                                                                                ACCUMULATED
                                                                                                   OTHER               TOTAL
                                                             RETAINED       COMPREHENSIVE      COMPREHENSIVE       SHAREHOLDERS'
                                                             EARNINGS           INCOME             INCOME             EQUITY
                                                          ---------------   ---------------    ---------------    ---------------
BALANCE AT JANUARY 1, 2000 ............................   $     6,542,711                      $    (3,847,828)   $    25,297,973

Net Income ............................................   $     2,586,975         2,586,975                             2,586,975
Shares issued in Dividend Reinvestment Plan ...........                                                                    52,242
5% Stock dividend .....................................        (1,727,744)
Cash paid in lieu of fractional shares on 5% stock
  dividend ............................................            (4,111)                                                 (4,111)
Cash Dividends - $0.46 per share ......................        (1,545,547)                                             (1,545,547)
Recognition of shares held by deferred
  compensation plan - at cost .........................
Shares purchased for deferred compensation plan .......
Purchases of treasury stock shares at cost ............                                                                  (283,564)
Change in unrealized gain (loss) on securities
  available for sale, net of reclassifications and
  tax effects .........................................                     $     2,575,119          2,575,119          2,575,119
                                                                            ---------------
Comprehensive income/(loss) ...........................                     $     5,162,094
                                                          ===============   ===============    ===============    ===============


BALANCE AT DECEMBER 31, 2000 ..........................         5,852,284                           (1,272,709)        28,679,087


Net Income ............................................         2,755,587   $     2,755,587                             2,755,587
5% Stock dividend .....................................        (1,967,923)
  Cash paid in lieu of fractional shares on 5% stock
    dividend ..........................................            (5,188)                                                 (5,188)
Cash dividends - $0.48 per share ......................        (1,590,220)                                             (1,590,220)
Shares purchased for deferred compensation plan .......
Purchases of treasury stock shares at cost ............                                                                  (581,211)
Change in unrealized gain (loss) on securities
  available for sale, net of reclassifications and
  tax effects .........................................                           1,216,140          1,216,140          1,216,140
                                                                            ---------------
Comprehensive income/(loss) ...........................                     $     3,971,727
                                                          ===============   ===============    ===============    ===============

BALANCE AT DECEMBER 31, 2001 ..........................         5,044,540                              (56,569)        30,474,195


Net Income ............................................         3,220,163   $     3,220,163                             3,220,163
5% Stock dividend .....................................        (2,139,456)
Cash paid in lieu of fractional shares on 5% stock
  dividend ............................................            (5,033)                                                 (5,033)
Cash dividends - $0.50 per share ......................        (1,647,670)                                             (1,647,670)
Shares purchased for deferred compensation plan .......
Shares distributed from deferred compensation plan ....
Purchases of Treasury Stock - shares at cost ..........                                                                  (907,352)
Change in unrealized gain (loss) on securities
  available for sale, net of reclassifications and
  tax effects .........................................                           1,020,559          1,020,559          1,020,559
                                                                            ---------------
Comprehensive income/(loss) ...........................                     $     4,240,722
                                                          ===============   ===============     ===============    ===============

BALANCE AT DECEMBER 31, 2002 ..........................   $     4,472,544                      $       963,990    $    32,154,862
                                                          ===============                      ===============    ===============


SEE ACCOMPANYING NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

                                                                            2002
                                                                          ANNUAL
                                                                          REPORT

                      CONSOLIDATED STATEMENTS OF CASH FLOW


                                                                              2002               2001                2000
                                                                         ---------------    ---------------    ---------------
CASH FLOWS FROM OPERATING ACTIVITIES
        Net income ...................................................   $     3,220,163    $     2,755,587    $     2,586,975
          Depreciation and amortization ..............................           878,121            901,145            894,956
          Provision for loan losses ..................................           630,000            780,000            587,000
          Deferred taxes .............................................            81,794            (84,270)           151,192
          Federal Home Loan Bank stock dividend ......................          (177,200)          (247,400)          (198,200)
          Net realized gains on sales or calls of securities .........          (320,485)           (39,358)           (26,674)
          (Accretion)/amortization of securities, net ................            32,534            (57,020)             8,316
          Net realized (gains)/losses on sales of loans ..............           (94,813)           (71,421)            27,544
          Amortization of mortgage servicing rights ..................            84,870             63,704             46,045
          Net realized (gains)/losses on sale of real estate owned ...            (6,693)           (44,794)
          Proceeds from sale of assets ...............................            11,062
          Net realized (gains)/losses on sale of assets ..............                                                  34,328
          Net change in accrued interest receivable & other assets ...          (486,466)          (297,535)          (462,836)
          Net change in accrued expenses and other liabilities .......           206,896           (304,175)          (192,015)
                                                                         ---------------    ---------------    ---------------
          Net cash from operating activities .........................         4,059,783          3,354,463          3,456,631

CASH FLOWS FROM INVESTING ACTIVITIES
        Securities available for sale
          Sales ......................................................        47,896,297          5,480,956          3,026,674
          Maturities, prepayments and calls ..........................        83,878,546         72,402,575            980,070
          Purchases ..................................................      (147,615,438)       (95,326,510)        (8,978,438)
        Securities held to maturity
          Maturities, prepayments and calls ..........................         2,600,000            178,500
          Purchases ..................................................        (2,521,253)        (2,152,763)        (1,175,555)
        Net change in loans ..........................................        (5,413,694)        12,611,249        (17,213,721)
        Net improvements in real estate owned ........................          (290,570)
        Proceeds from sale of real estate owned ......................            27,893            403,282
        Purchase of bank owned life insurance ........................        (6,860,601)
        Purchases of premises and equipment ..........................          (713,488)          (441,456)        (1,411,084)
                                                                         ---------------    ---------------    ---------------
          Net cash from investing activities .........................       (31,612,308)        (4,422,667)       (24,593,554)

CASH FLOWS FROM FINANCING ACTIVITIES
        Net change in deposits .......................................        16,825,610         15,823,048         32,013,010
        Net change in short-term borrowings ..........................        (8,962,431)        (1,945,836)        (9,504,707)
        Proceeds from long-term debt .................................        10,162,062          2,852,590
        Principal payments on long-term debt .........................        (1,013,863)          (789,341)          (773,237)
        Cash dividends paid ..........................................        (1,647,670)        (1,590,220)        (1,545,547)
        Cash paid in lieu of fractional shares in stock dividend .....            (5,033)            (5,188)            (4,111)
        Proceeds from stock issuance .................................                                                  52,242
        Treasury stock purchases .....................................          (907,352)          (581,211)          (283,564)
                                                                         ---------------    ---------------    ---------------
          Net change from financing activities .......................        14,451,323         13,763,842         19,954,086
                                                                         ---------------    ---------------    ---------------
Net change in cash and cash equivalents ..............................       (13,101,202)        12,695,638         (1,182,837)

Cash and cash equivalents at beginning of year .......................        23,389,756         10,694,118         11,876,955
                                                                         ---------------    ---------------    ---------------
CASH AND CASH EQUIVALENTS AT END OF YEAR .............................   $    10,288,554    $    23,389,756    $    10,694,118
                                                                         ===============    ===============    ===============
Interest paid ........................................................   $     9,428,364    $    12,545,238    $    12,238,551
Income taxes paid ....................................................   $       979,474    $       930,469    $       854,470

Non-cash transfer from loans to other real estate & repossesions .....   $       308,807    $       144,688    $       298,170


         SEE ACCOMPANYING NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


2002
ANNUAL
REPORT
34

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION:

         The consolidated financial statements include the accounts of United Bancorp, Inc. ("UNITED") and its wholly-owned subsidiaries ("Banks"), The Citizens Savings Bank of Martins Ferry, Ohio ("CITIZENS") and The Community Bank, Glouster, Ohio ("COMMUNITY"), together referred to as the "COMPANY". Intercompany transactions and balances have been eliminated in consolidation.

NATURE OF OPERATIONS/SEGMENTS:

         The Company's revenues, operating income, and assets are primarily from the banking industry. Accordingly, all of the Company's banking operations are considered by Management to be aggregated in one reportable operating segment. Customers are mainly located in Athens, Belmont, Carroll, Fairfield, Harrison, Hocking, and Tuscarawas Counties and the surrounding localities in northeastern, eastern and southeastern Ohio, and include a wide range of individuals, business and other organizations. CITIZENS conducts its business through its main office in Martins Ferry, Ohio and nine branches in Bridgeport, Colerain, Dellroy, Dover, Jewett, New Philadelphia, St. Clairsville, Sherrodsville, and Strasburg, Ohio. COMMUNITY conducts its business through its seven offices in Amesville, Glouster, Lancaster, end Nelsonville, Ohio. The Company's primary deposit products are checking, savings, and term certificate accounts, and its primary lending products are residential mortgage, commercial, and installment loans. Substantially all leans are secured by specific terms of collateral including business assets, consumer assets end real estate. Commercial loans are expected to be repaid from cash flow from operations of businesses. Real estate loans are secured by both residential and commercial real estate. Other financial instruments which potentially represent concentrations of credit risk include deposit accounts in other financial institutions.

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

SECURITIES:

         Securities are classified as held so maturity and carried at amortized cost when management has the positive intent and ability to hold them to maturity. Securities are classified as available for sale when they might be sold before maturity. Securities available for sale are carried at fair value, with unrealized holding gains and losses reported in other comprehensive income, net of tax. Other securities such as Federal Home Loan Bank stock are carried at cost. Interest income includes amortization of purchase premiums and discounts. Realized gains and losses on sales are based on the amortized cost of the security sold. Securities are written down to fair value when a decline in fair value is not temporary.

LOANS:

         Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff, are reported at the principal balance outstanding, net of deferred loan fees and costs, and the allowance for loan losses. Loans held for sale are reported at the lower of cost or market, on an aggregate basis. Interest income is reported on the interest method and includes amortization of net deferred loan fees and costs over the loan term. Interest income on mortgage and commercial loans is discontinued at the time the loan is 90 days delinquent unless the credit is well secured and in process of collection. Consumer loans are typically charged-off no later than 120 days past due. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

         All interest accrued but not received for loans placed on nonaccrual are reversed against interest income. Interest received on such loans is accounted for on a cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.


                                                                          2002
                                                                          ANNUAL
                                                                          REPORT

ALLOWANCE FOR LOAN LOSSES

         The allowance for loan losses is a valuation allowance for probable incurred credit losses, increased by the provision for loan losses and decreased by charge-offs less recoveries. Management estimates the allowance balance required based on past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgment, should be charged-off. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. A loan is impaired when full payment under the loan terms is not expected. Impairment is evaluated in total for smaller-balance loans of similar nature such as residential mortgage, consumer, and credit card loans, and on an individual loan basis for other loans. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loans existing rate or at the fair value of collateral if repayment is expected solely from the collateral.

PREMISES AND EQUIPMENT:

         Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Buildings and related components are depreciated using the straight-line method with useful lives ranging from 5 to 39 years. Furniture, fixtures, and equipment are depreciated using the straight-line method with useful lives ranging from 3 to 5 years. These assets are reviewed for impairment when events indicate the carrying amount may not be recoverable.

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

LOAN SERVICING RIGHTS:

         Loan servicing rights are recognized as assets for purchased rights and for the allocated value of retained servicing rights on loans sold. Servicing rights are expensed in proportion to, and over the period of, estimated net servicing revenues. Impairment is evaluated based on the fair value of the rights, using groupings of underlying loans with similar characteristics. Any impairment of a grouping is reported as a valuation allowance. Net loan servicing rights totaled $168,264 and $151,723 at year-end 2002 and 2001 respectively.

COMPANY OWNED LIFE INSURANCE:

         The Company has purchased life insurance policies on certain key executives. Company owned life insurance is recorded at its cash surrender value, or the amount that can be realized.

INTANGIBLE ASSETS:

         Intangible assets consist of core deposits arising from branch acquisitions. They are initially recorded at fair value and then amortized on an accelerated method over eight years.

REPURCHASE AGREEMENTS

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

         The Company offers a 401(k) plan, which covers all employees who have attained the age of 21 and have completed one year of service. Eligible employees may contribute up to $11,000 in 2002 and employees who have attained the age of 50 years or older may contribute an additional $1,000 in 2002. The Company may make a discretionary matching contribution equal to percentage of each participant's elective deferral not to exceed 6% of the participant's annual compensation. Employee contributions are always vested. Employer contributions become 100% vested after 3 years of service.


2002
ANNUAL
REPORT
36

STOCK COMPENSATION:

         Employee compensation expense under stock options is reported using the intrinsic value method. No stock-based compensation cost is reflected in net income, as all options granted had an exercise plan equal to or greater than the market price of the underlying common stock at date of grant. The following table illustrates the effect on net income and earnings per share if expense was measured using the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation. Pro forma net income exceeded reported net income for 2000 due to the forfeiture of options previously expensed for purposes of reporting pro forms disclosures in accordance with SFAS No. 123. No stock options were granted in 2002, 2001 or 2000.

                                                 2002               2001              2000
                                             -------------     -------------     -------------
Net income as reported                       $   3,220,163     $   2,755,587     $   2,586,975
Pro forma net income                             3,191,526         2,722,991         2,594,308
Earnings per share as reported - Basic       $        0.99     $        0.84     $        0.77
Earnings per share as reported - Diluted              0.99     $        0.84     $        0.77
Pro forma earnings per share - Basic                  0.98     $        0.83     $        0.77
Pro forma earnings per share - Diluted                0.98     $        0.82     $        0.77

INCOME TAXES:

         Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for temporary differences between the carrying amounts and tax bases of assets and liabilities computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

FINANCIAL INSTRUMENTS

         Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and standby letters of credit, issued to meet customer-financing needs. The face amount for these items represents the exposure to loss, before consideration of customer collateral or ability to reply. Such financial instruments are recorded when they are funded.

EQUITY:

         Common stock has $1.00 par and 10,000,000 shares are authorized. Preferred stock has no par value and 2,000,000 shares are authorized. Treasury stock is carried at cost. Transfers from retained earnings are made for stock dividends using the fair value of shares issued. On November 19, 2002, a 5% stock dividend was approved for all shareholders of record on December 2, 2002 and distributed on December 20, 2002. On November 20, 2001, a 5% stock dividend was approved for all shareholders of record on December 1, 2001 and distributed on December 20, 2001. On November 21, 2000, a 5% stock dividend was approved for all shareholders of record on December 1, 2000 and distributed on December 20, 2000. All per share data has been retroactively adjusted for the 5% stock dividends in 2002, 2001 and 2000.

DIVIDEND RESTRICTION:

         Banking regulations require maintaining certain capital levels and may limit the dividends paid by the Banks to the holding company or by the holding company to shareholders. Those restrictions pose no practical limit on the ability of the Banks or Holding Company to pay dividends at historical levels.

FAIR VALUES OF FINANCIAL INSTRUMENTS:

         Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in a separate note. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.

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


                                                                          2002
                                                                          ANNUAL
                                                                          REPORT

COMPREHENSIVE INCOME:

         Comprehensive income consists of net income and ether comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale, which are also recognized as a separate component of equity.

LOSS CONTINGENCIES:

         Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there now are such matters that will have a material effect on the financial statements.

RESTRICTIONS ON CASH:

         Cash on hand or on deposit with the Federal Reserve Bank of $l,726,000 and $1,598,000 was required to meet the regulatory reserve and clearing requirements at year-end 2002 and 2001. These balances do not earn interest.

RECLASSIFICATIONS:

         Some items in prior financial statements have been reclassified to conform to the current presentation.

NEWLY ISSUED BUT NOT YET EFFECTIVE ACCOUNTING STANDARDS:

         New accounting standards on asset retirement obligations, restructuring activities and exit costs, operating leases, and early extinguishment of debt were issued in 2002. Management determined that when the new accounting standards are adopted in 2003 they would not have a material impact on the Company's financial condition or results of operations.

NOTE 2 - SECURITIES

         The fair value of available for sale securities and the related gross unrealized gains and losses recognized in accumulated other comprehensive income
(loss) were as follows:


                                               ESTIMATED           GROSS              GROSS
                                              FAIR VALUE      UNREALIZED GAINS  UNREALIZED LOSSES
                                             -------------    ----------------  -----------------

2002
   U.S. Government and federal agency        $  93,261,759     $   1,186,116      $     (17,179)
   State and municipal                          20,713,901           310,894            (58,552)
   Mortgage-backed                              14,074,772            50,763            (31,647)
   Collateralized mortgage obligations             998,589             2,752
                                             -------------     -------------      -------------
   Total debt securities                       129,049,021         1,550,525           (107,378)
                                             -------------     -------------      -------------
   Other securities                              3,820,463            18,200               (756)
                                             -------------     -------------      -------------
                                             $ 132,869,484     $   1,568,725      $    (108,134)
                                             =============     =============      =============

2001
   U.S. Government and federal agency        $  99,489,773     $     508,193      $    (911,894)
   State and municipal                          10,748,353           293,400             (8,563)
   Mortgage-backed                                 152,732             3,794
   Collateralized mortgage obligations
                                             -------------     -------------      -------------
   Total debt securities                     $ 110,390,858     $     805,387      $    (920,457)
                                             -------------     -------------      -------------
   Other securities                              3,653,759            29,359
                                             -------------     -------------      -------------
                                             $ 114,044,617     $     834,746      $    (920,457)
                                             =============     =============      =============


2002
ANNUAL
REPORT
38

         The carrying amount, unrecognized gains and losses, and fair value of securities held to maturity were as follows:

                                                  GROSS             GROSS
                                CARRYING       UNRECOGNIZED     UNRECOGNIZED
                                 AMOUNT           GAINS            LOSSES          FAIR VALUE
                              ------------     ------------     ------------      ------------
2002
   State and municipal        $ 12,925,517     $    712,282     $     (3,622)     $ 13,634,177
                              ============     ============     ============      ============

2001
   State and municipal        $ 10,378,811     $    293,163     $    (54,129)     $ 10,617,845
                              ============     ============     ============      ============

         Sales of available for sale securities were as follows:

                                      2002             2001             2000
                                  ------------     ------------     ------------
         Proceeds                 $ 47,896,297     $  5,480,956     $  3,026,674
         Gross gains                   346,973           34,358           26,674
         Gross losses                   26,493

         The fair value of debt securities and carrying amount, if different, at year-end 2002 by contractual maturity were as follows. Securities not due at a single maturity date, primarily mortgage-backed securities, are shown separately.



                                                  Held-to-maturity             Available for
                                           -------------------------------        sale
                                           Carrying Amount     Fair Value       Fair Value
                                           ---------------    ------------     ------------

Due in one year or less                      $    151,999     $    152,762     $  4,852,429
Due from one to five years                      4,501,248        4,800,651        3,624,165
Due from five to ten years                      3,162,795        3,411,256       20,549,385
Due after ten years                             5,109,475        5,269,508       84,949,681
Mortgage backed                                                                  14,074,772
Collateralized mortgage obligation                                                  998,589
                                             ------------     ------------     ------------

  Total                                      $ 12,925,517     $ 13,634,177     $129,049,021
                                             ============     ============     ============

         Securities with a carrying value of $49,715,952 at December 31, 2002 and $58,817,931 at December 31, 2001 were pledged to secure public deposits, repurchase agreements and other liabilities as required or permitted by law.

         At year end 2002 and 2001, there were no holdings of securities of any one issuer, other than the U.S. Government and its agencies, in an amount greater than 10% of shareholders' equity.



                                                                          2002
                                                                          ANNUAL
                                                                          REPORT

NOTE 3 - LOANS

         Year-end loans were as follows:

                                                     2002             2001
                                                 ------------     ------------
         Commercial loans                        $ 21,059,890     $ 21,502,208
         Commercial real estate loans              69,286,653       61,962,953
         Real estate loans                         52,535,507       54,153,041
         Installment loans                         45,005,864       45,721,401
                                                 ------------     ------------
             Total loans                         $187,887,914     $183,339,603
                                                 ============     ============

         Loans to directors and officers, their immediate families, affiliated corporations, and other entities in which they own more than a 10% voting interest are summarized below:

         Aggregate balance - December 31, 2001            $  4,869,367
         New loans                                           2,870,108
         Repayments                                         (3,181,677)
                                                          ------------
         Aggregate balance - December 31, 2002            $  4,557,798
                                                          ============

         The activity In the allowance for loan loss was as follows:

                                                          2002              2001              2000
                                                      ------------      ------------      ------------

         Balance January 1,                           $  2,879,065      $  2,790,133      $  3,109,821
         Provision for loan losses                         630,000           780,000           587,000
         Loans charged-off                                (771,278)       (1,063,444)       (1,194,840)
         Recoveries of previous charge-offs                233,329           372,376           288,152
                                                      ------------      ------------      ------------
         Balance December 31,                         $  2,971,116      $  2,879,065      $  2,790,133
                                                      ============      ============      ============

         Non-performing loans were as follows at year end:

                                                                    2002             2001
                                                                ------------     ------------
         Loans past due over 90 days still on accrual           $     85,000     $    157,000
         Nonaccrual loans                                       $    685,000     $    661,000

         As of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002 Impaired loans were not material.

NOTE 4 - PREMISES AND EQUIPMENT

         Year-end premises and equipment were as follows:

                                                              2002             2001
                                                          ------------     ------------
         Buildings and land                               $ 10,085,506     $ 10,030,383
         Furniture and equipment                             6,163,299        5,790,192
         Leasehold improvements                                263,977          263,977
         Computer software                                   1,198,083          948,462
                                                          ------------     ------------
           Total                                            17,710,865       17,033,014

         Accumulated depreciation and amortization           8,778,181        7,949,123
                                                          ------------     ------------
         Premises and equipment, net                      $  8,932,684     $  9,083,891
                                                          ============     ============


2002
ANNUAL
REPORT
40

         Depreciation expense was $841,633, $865,951, and $879,176 for the years 2002, 2001, and 2000 respectively. On April 1, 1997, CITIZENS entered in to a five year noncancelable operating lease for an in-store retail branch. The lessor is a business in which a director of the Company and CITIZENS holds an interest. The lease may be renewed for up to two additional five year terms after March 31, 2902. This lease was renewed for the second five-year term at a rate of $26,000 annually beginning April 1, 2002. Rental expense was $25,128 for the year ended December 31, 2002, and $22,500 for the years ended December 31, 2001 and December 31, 2000.

NOTE 5 - TIME DEPOSITS

         The scheduled maturities of time deposits as of December 31, 2002 were as follows:

                                 Under $100,000   Over $100,000        Totals
                                 --------------   --------------    ------------

               2003               $ 52,734,469     $ 23,849,074     $ 76,583,543
               2004                 28,039,057        6,638,619       34,677,676
               2005                 22,651,477        6,688,218       29,339,695
               2006                  9,001,293        1,509,719       10,511,012
               2007                  4,872,329        1,299,323        6,171,652
         Thereafter                 14,495,874        2,855,173       17,351,047
                                  ------------     ------------     ------------
                                  $131,794,499     $ 42,840,126     $174,634,625
                                  ============     ============     ============

NOTE 6 - INTANGIBLE ASSETS

         Acquired intangible assets were as follows at year end:

                                                 GROSS
                                                CARRYING        ACCUMULATED
                                                 AMOUNT         AMORTIZATION
                                               ------------     ------------

         Amortized intangible assets;
             Core deposit intangibles          $    119,861     $     44,409

         Aggregate amortization expense was $24,488, $27,569, and $30,595 for 2002, 2001 and 2000,

         Estimated amortization expense for each of the next five years;

         2003                        $ 18,000
         2004                          18,000
         2005                          18,000
         2006                          13,000
         2007                           3,452


                                                                          2002
                                                                          ANNUAL
                                                                          REPORT

NOTE 7 - BORROWED FUNDS

         Securities sold under agreements to repurchase are financing arrangements whereby the Company sells securities and agrees to repurchase the identical securities at the maturities of the agreements at specified prices. Physical control is maintained for all securities sold under repurchase agreements. Information concerning securities sold under agreements to repurchase is summarized as follows;

                                                               2002                2001
                                                          --------------      --------------
         Average daily balance during the year            $    8,567,000      $   10,695,000
         Average interest rate during the year                      1.19%               3.59%
         Maximum month-end balance during the year        $   11,659,000      $   20,653,000
         Weighted average interest rate at year end                 0.91%               1.39%

         Securities underlying these agreements at year-end were as follows:

                                                   2002             2001
                                               ------------     ------------
         Carrying value of securities           $23,910,741     $ 28,695,446
         Fair value of securities                24,048,764       28,667,567

         At year-end, advances from the Federal Home Loan Bank and borrowings under a Treasury Tax and Loan Note were as follows:

                                                                              2002             2001
                                                                          ------------     ------------

         Maturities November 2003 through January 2022, primarily
         fixed rate at rates from 1.84% to 7.20%, averaging 3.83%         $ 16,337,365

         Maturities March 2008 through January 2022, primarily
         fixed rate at rates from 3.60% to 7.20%, averaging 5.56%                             7,959,229

         Cash management line of credit, 2.05% at December 31, 2001                          10,100,000

         Treasury Tax and Loan Note                                          1,010,064          240,001
                                                                          ------------     ------------

         Total                                                            $ 17,347,429     $ 18,299,230
                                                                          ============     ============

         At year end, lines of credit from correspondent banks were as follows:

                                                          2002             2001
                                                      ------------     ------------

         Correspondent banks line of credit           $  2,055,000     $    116,000

         At year-end 2002, required annual principal payments on Federal Home Loan Bank advances and lines of credit were as follows:

               2003                       4,095,400
               2004                       1,059,675
               2005                       1,590,712
               2006                       1,123,546
               2007                       6,387,644
         Thereafter                       5,145,452
                                       ------------
                                       $ 19,402,429
                                       ============


2002
ANNUAL
REPORT
42

Additionally, as members of the Federal Home Loan Bank system at year-end 2002, the Banks had the ability to obtain up to $29,708,000 based on current FHLB stock ownership, or up to 50% of their total assets in advances from the FHLB subject to increased share ownership of FHLB stock and 1-4 family residential real estate loan collateral availability. At December 31, 2002, the Company and its Banks have $58,965,000 in Federal Home Loan Bank Stock and 1-4 family residential real estate loans pledged as collateral for borrowings. Also at December 31, 2002, the Company and its Banks have cash management lines of credit (excluding FHLB cash management lines of credit) enabling borrowings up to $18.8 million with various correspondent banks.

NOTE 8 - BENEFIT PLANS

Information about the pension plan was as follows:

                                                     2002              2001
                                                 ------------      ------------

Change in benefit obligation:
   Beginning benefit obligation                  $  2,081,184      $  1,954,428
   Service cost                                       162,610           157,915
   Interest cost                                      142,912           144,507
   Actuarial (gain)/loss                             (154,452)          132,443
   Plan amendments                                    114,069
   Benefits paid                                      (70,822)         (308,109)
                                                 ------------      ------------
   Ending benefits obligation                       2,275,501         2,081,184

Changes in plan assets, at fair value
   Beginning plan assets                            1,952,695         2,076,833
   Actual return                                     (203,376)          (17,355)
   Employer contributions                             462,575           201,326
   Benefits paid                                      (70,822)         (308,109)
                                                 ------------      ------------
   Ending plan assets                               2,141,072         1,952,695

Funded status                                        (134,429)         (128,489)
Unrecognized net actuarial loss                       452,646           220,189
Unrecognized prior service cost                       166,163            67,321
                                                 ------------      ------------
Prepaid benefit cost                             $    484,380      $    159,021
                                                 ============      ============

         Pension expense includes the following:

                                                 2002              2001              2000
                                             ------------      ------------      ------------

Service cost                                 $    162,610      $    157,915          $131,781
Interest cost                                     142,912           144,507           133,223
Expected return on assets                        (183,533)         (182,294)         (172,171)
Amortization of prior service cost,
   transition liability, act gain,
   and plan amendment                              15,227               431            (7,024)
                                             ------------      ------------      ------------

    Pension expense                          $    137,216      $    120,559      $     85,819
                                             ============      ============      ============

Significant assumption used;

                                                           2002              2001              2000
                                                       ------------      ------------      ------------

Discount rate on benefit obligation                            7.00%             7.50%             7.40%
Rate of compensation increase                                  2.50%             4.50%             4.00%
Expected long-term rate of return on assets                    8.00%             8.00%             8.00%


                                                                          2002
                                                                          ANNUAL
                                                                          REPORT

         The Company's 401(k) matching percentage was 50% of the employees' contribution for 2002, 2001 and 2000. The cash contribution and related expense included in salaries and employee benefits totaled $77,620 in 2002, $73,350 in 2001 and $71,200 in 2000.

         The Company entered into severance agreements with certain holding company officers. The original agreements were for a one-year period and extend automatically each year unless notice is given prior to June 30. No benefits are payable unless there has been a change in control and change in duties of the officers occurs.

NOTE 9 - INCOME TAXES

         Income tax expense was as follows:

                                        2002             2001              2000
                                    ------------     ------------      ------------
         Current                    $    904,859     $  1,018,966      $    729,580
         Deferred                         81,794          (84,270)          151,192
                                    ------------     ------------      ------------
           Total                    $    986,653     $    934,696      $    880,772
                                    ============     ============      ============

         The effective tax rate differs from the federal statutory rate applied to financial statement income due to the following:

                                                                              2002               2001               2000
                                                                          ------------       ------------       ------------

         Statutory rate                                                          34.00%             34.00%             34.00%
                                                                          ------------       ------------       ------------

         Income taxes computed at the statutory federal tax rate          $  1,430,317       $  1,254,696       $  1,179,034
           Effect of:
             Tax exempt interest income                                       (384,676)          (340,286)          (336,629)
             Officer and director life insurance                               (61,805)            (3,997)            (5,588)
             Other                                                               2,817             24,283             43,955
                                                                          ------------       ------------       ------------
               Total                                                      $    986,653       $    934,696       $    880,772
                                                                          ============       ============       ============

         Effective tax rate                                                       23.5%              25.3%              25.4%
                                                                          ============       ============       ============

         Year-end gross deferred tax assets and gross deferred tax liabilities were due to the following:

         ITEMS GIVING RISE TO DEFERRED TAX ASSETS                             2002              2001
                                                                          ------------      ------------

             Allowance for loan losses in excess of tax reserve           $    781,719      $    731,014
             Amortization of intangibles                                        60,016            65,426
             Deferred compensation                                             194,729           176,065
             Unrealized loss on securities available for sale                                     29,083
                                                                          ------------      ------------
                 Total deferred tax assets                                   1,036,464         1,001,588

         ITEMS GIVING RISE TO DEFERRED TAX LIABILITIES
             Depreciation                                                     (377,889)         (428,982)
             Deferred loan costs, net                                          (95,613)          (56,622)
             Accretion                                                         (11,680)          (14,372)
             FHLB stock dividends                                             (268,668)         (224,366)
             Mortgage servicing rights                                         (57,210)          (51,586)
             Unrealized gain on securities available for sale                 (496,601)
             Pension expense                                                  (170,208)          (59,587)
                                                                          ------------      ------------
                 Total deferred tax liabilities                             (1,477,869)         (835,515)
                                                                          ------------      ------------

                 Net deferred tax asset (liability)                       $   (441,405)     $    166,073
                                                                          ============      ============


2002
ANNUAL
REPORT
44

NOTE 10 - STOCK OPTIONS

         The Company maintains a nonqualified stock option plan for directors and bank holding company officers. The exercise price for options granted under this plan will he no less than 100% of the fair market value of the shares on the date of grant adjusted for stock dividends and stock splits.

         The options are first exercisable after February 21, 2005, except in the event certain financial performance criteria are met. Based on meeting portions of the established criteria, 15,242 became exercisable at December 31, 1998. All options become immediately exercisable upon retirement, death or in the event of a change in control of the Company.

         A summary of the status of the Company's stock option plan as of year-end 2002, 2001, and 2000 and changes during those years is presented in the table following. All share and per share prices have been restated to reflect stock dividends distributed or declared prior to issuance of the financial statements.

                                                 2002                           2001                          2000
                                      --------------------------     --------------------------     -------------------------
                                                       WEIGHTED-                      WEIGHTED-                     WEIGHTED-
                                                       AVERAGE                        AVERAGE                       AVERAGE
                                                       EXERCISE                       EXERCISE                      EXERCISE
                                        SHARES          PRICE          SHARES          PRICE          SHARES         PRICE
                                      ----------      ----------     ----------      ----------     ----------     ----------

Outstanding at beginning of year          86,310       $   11.35         86,310       $   11.35        101,753       $  11.10
Granted
Exercised
Forfeited                                 (1,992)           9.68                                       (15,443)          9.68
                                      ----------                      ----------                    ----------
Outstanding at end of year                84,318           11.39         86,310           11.35         86,310          11.35
                                      ==========                     ==========                     ==========

Remaining shares unavailable for
  grant at year-end                       49,259                         47,267                         47,267

Options exercisable at year-end            5,960                          5,960                          5,960

         The following table summarized information about stock options outstanding at December 31, 2002:


                                   NUMBER                           NUMBER
                  EXERCISE      OUTSTANDING        DATE OF        EXERCISABLE
                   PRICE        AT 12/31/02       EXPIRATION      AT 12/31/02
               ------------     ------------     ------------     ------------
               $       9.68           61,449         11/21/05            3,012
                      10.16            1,811         11/21/O5
                      15.57           12,763         11/21/05            1,787
                      17.24            6,381         11/21/05              893
                      20.18            1,914         11/21/05              268

NOTE 11 - OFF-BALANCE SHEET ACTIVITIES

         Some financial instruments, such as loan commitments, credit lines, letters of credit, and overdraft protection, are issued to meet customer financing needs. These are agreements to provide credit or to support the credit of others, as long as conditions established in the contracts are met, and usually have expiration dates. Commitments may expire without being used. off-balance sheet risk to credit loss exists up to the face amount of these instruments, although material losses are not anticipated. The same credit policies are used to make such commitments as are used for loans, including obtaining collateral at exercise of the commitments.


                                                                          2002
                                                                          ANNUAL
                                                                          REPORT

         A summary of the notional or contractual amounts of financial instruments with off-balance sheet risk at year-end was as follows:

                                                          2002             2001
                                                      ------------     ------------
         Commitments to extend credit                 $ 25,423,442     $ 18,779,162
         Credit card and Ready Reserve Lines             1,384,224        1,275,919
         Standby letters of credit                         490,200          471,000

         At year-end 2002, and included above, commitments to make fixed-rate loans at current market rates totaled $2,087,373 with the interest rates on those fixed-rate commitments ranging from 4.75% to 9.75%. The fixed-rate commitments at year-end 2001 were $2,416,731 with the interest rates ranging from 6.50% to 10.00%.

NOTE 12 - CONCENTRATIONS OF CREDIT RISK

         The Banks grant commercial, commercial real estate, real estate and installment loans to customers mainly in Athens, Belmont, Carroll, Fairfield, Harrison, Hocking and Tuscarawas Counties and the surrounding localities. The Banks also grant commercial and commercial real estate loans in the Columbus, Ohio area. Substantially all loans are secured by specific items of collateral including business assets, consumer assets, commercial real estate and residential real estate. At December 31, 2002, and 2001, total commercial and commercial real estate loans made up 48.1% and 46.1% respectively of the loan portfolio, with 15.6% and 13.9% of these loans secured by commercial real estate and business assets mainly in the Columbus, Ohio area. Installment loans account for 24.0% and 24.7% of the loan portfolio and are secured by consumer assets including automobiles, which account for 86.8% and 90.4%, respectively, of the installment loan portfolio. Real estate loans comprise 28.0% and 29.2% of the loan portfolio as of December 31, 2002 and 2001, respectively, and primarily include first mortgage loans on residential properties and home equity lines of credit. Included in cash and due from banks and federal funds sold as of December 31, 2002 and 2001, is $3,630,511 and $2,848,186 respectively on deposit with Bank One, NA, Detroit, Michigan. Also included in cash and due from banks and federal funds sold as of December 31, 2001 is $1,673,841 on deposit with Mellon Bank, NA, Pittsburgh, Pennsylvania.

NOTE 13 - FAIR VALUE OF FINANCIAL INSTRUMENTS

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



2002
ANNUAL
REPORT
46

         The estimated year-end fair values of financial instruments were:

                                                           2002                                2001
                                               ------------------------------      ------------------------------
                                                 CARRYING           FAIR             CARRYING           FAIR
                 (Dollars in thousands)           AMOUNT            VALUE             AMOUNT            VALUE
                                               ------------      ------------      ------------      ------------

         Financial assets:
            Cash and cash equivalents          $     10,289      $     10,289      $     23,390      $     23,390
            Securities available for sale           132,869           132,869           114,045           114,045
            Securities held to maturity              12,926            13,634            10,379            10,618
            Loans receivable, net                   184,917           185,883           180,461           186,249
            Loan servicing rights                       168               168               152               152
            Accrued interest receivable               2,602             2,602             2,796             2,796

         Financial liabilities:
            Demand and savings deposits        $   (125,567)     $   (125,567)     $   (118,118)       $ (118,118)
            Time deposits                          (174,635)         (189,042)         (165,258)         (174,119)
            Short-term borrowings                    (3,065)           (3,065)          (10,456)          (10,456)
            Repurchase agreements                    (7,010)           (7,010)           (7,811)           (7,811)
            Long-term debt                          (16,337)          (19,303)           (7,959)           (8,695)
            Accrued interest payable                   (570)             (570)             (669)             (669)

NOTE 14 - REGULATORY MATTERS

         The Company and Banks are subject to regulatory capital requirements administered by federal banking agencies, Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations involve quantitative measures of assets, liabilities and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet various capital requirements can initiate regulatory action. Prompt corrective action regulations provide five classifications, including well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and plans for capital restoration are required. The Company and Banks at year-end 2002 and 2001 were categorized as well capitalized. Management is not aware of any conditions subsequent to their last regulatory notification that would change the Company's or the Banks' capital category.


                                                                          2002
                                                                          ANNUAL
                                                                          REPORT

         At year-end, consolidated and Bank only actual capital levels and minimum levels (in thousands) were:

                                                                                                              MINIMUM REQUIRED
                                                                               MINIMUM REQUIRED            TO BE WELL CAPITALIZED
                                                                                 FOR CAPITAL               UNDER PROMPT CORRECTIVE
                                                      ACTUAL                  ADEQUACY PURPOSES              ACTION REGULATIONS
                                            --------------------------    --------------------------     --------------------------
                                              AMOUNT          RATIO         AMOUNT          RATIO          AMOUNT          RATIO
                                            -----------    -----------    -----------    -----------     -----------    -----------

2002
Total capital (to risk weighted assets)
   Consolidated                             $    33,767          14.9%    $    18,080            8.0%    $    22,600           10.0%
   Citizens                                      23,085          14.0          13,236            8.0          16,546           10.0
   Community                                      7,721          13.0           4,771            8.0           5,963           10.0
Tier I capital (to risk weighted assets)
   Consolidated                             $    31,102          13.8%    $     9,040            4.0%        $13,560            6.0%
   Citizens                                      21,005          12.7           6,618            4.0           9,927            6.0
   Community                                      7,136          12.0           2,385            4.0           3,578            6.0
Tier I capital (to average assets)
   Consolidated                             $    31,102           9.1%    $    13,691            4.0%    $    17,114            5.0%
   Citizens                                      21,005           8.3          10,132            4.0          12,666            5.0
   Community                                      7,136           7.6           3,758            4.0           4,697            5.0

2OO1
Total capital (to risk weighted assets)
   Consolidated                             $    32,985          16.4%    $    16,057            8.0%    $    20,071           10.0%
   Citizens                                      22,171          14.5          11,992            8.0          14,990           10.0
   Community                                      6,581          11.9           4,409            8.0           5,512           10.0
Tier 1 capital (to risk weighted assets)
   Consolidated                             $    30,421          15.1%    $     8,028            4.0%    $    12,042            6.0%
   Citizens                                      20,280          13.5           5,996            4.0           8,994            6.0
   Community                                      5,908          10.7           2,205            4.0           3,307            6.0
Tier I capital (to average assets)
   Consolidated                             $    30,421           9.0%    $    13,470            4.0%    $    16,838            5.0%
   Citizens                                      20,280           8.3           9,770            4.0          12,213            5.0
   Community                                      5,908           6.4           3,696            4.0           4,620            5.0

         The Company's primary source of funds to pay dividends to shareholders is the dividends it receives from the Banks. The Banks are subject to certain restrictions on the amount of dividends that they may declare without prior regulatory approval. Generally, capital distributions are limited to undistributed net income for the current and prior two years. At year-end 2002, $687,996 of retained earnings was available for dividend declaration without prior regulatory approval.



2002
ANNUAL
REPORT
48

NOTE 15 - PARENT COMPANY CONDENSED FINANCIAL STATEMENTS

         Following are condensed parent company financial statements:

                            Condensed Balance Sheets
                           December 31, 2002 and 2001

                                                            2002             2001
                                                        ------------     ------------
Assets:
  Cash and cash equivalents                             $  1,920,185     $  3,288,585
  Securities available for sale, at fair value                   664          311,995
  Investment in subsidiaries                              29,192,606       26,235,841
  Building\Land                                              174,564          175,212
  Other assets                                               967,642          654,486
                                                        ------------     ------------
                                                        $ 32,255,661     $ 30,666,119
                                                        ============     ============

Liabilities and shareholders' equity:
  Other liabilities                                     $    100,799     $    191,924
  Shareholders' equity                                    32,154,862       30,474,195
                                                        ------------     ------------

     Total liabilities and shareholders' equity         $ 32,255,661     $ 30,666,119
                                                        ============     ============

                         Condensed Statements of Income
                  Years ended December 31, 2002, 2001 and 2000

                                                                                      2002              2001              2000
                                                                                  ------------      ------------      ------------
Operating income
   Dividends from subsidiaries                                                    $  2,610,204      $  3,448,355      $  2,511,286
   Interest and dividend income from securities and fed funds                           12,952            67,136           138,119
   Other income                                                                         11,555             8,568            14,305
                                                                                  ------------      ------------      ------------
      Total operating income                                                         2,634,711         3,524,059         2,663,710
Operating expenses                                                                     430,804           703,328           219,232
                                                                                  ------------      ------------      ------------
Income before income taxes and equity in undistributed net income                    2,203,907         2,820,731         2,444,478
Income tax expense (benefit)                                                          (185,811)         (199,802)          (20,000)
                                                                                  ------------      ------------      ------------
Income before equity in undistributed earnings of subsidiaries                       2,389,718         3,020,533         2,464,478
Equity in undistributed (distributions in excess of) earnings of subsidiaries          830,445          (264,946)          122,497
                                                                                  ------------      ------------      ------------
Net income                                                                        $  3,220,163      $  2,755,587      $  2,586,975
                                                                                  ============      ============      ============

                                                                          2002
                                                                          ANNUAL
                                                                          REPORT

                       Condensed Statements of Cash Flows
                  Years ended December 31, 2002, 2001 and 2000

                                                                 2002              2001              2000
                                                             ------------      ------------      ------------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income                                                $  3,220,163      $  2,755,587      $  2,586,975
   Adjustments to reconcile net income to net cash
      from operating activities:
   Depreciation and Amortization                                      648               698            26,480
   Distributions in excess of earnings of
       subsidiaries (Equity in undistributed earnings)           (830,445)          264,946          (122,497)
      Net realized gains on sales or calls of securities           (6,767)
      Net change in other assets and other liabilities           (414,732)         (183,333)          136,551
      (Accretion)/amortization of securities, net                    (183)             (298)              440
      Amortization of intangibles                                  12,000            12,000            12,000
                                                             ------------      ------------      ------------
      Net cash from operating activities                        1,980,684         2,849,600         2,639,949

CASH FLOWS FROM INVESTING ACTIVITIES
   Securities available for sale
      Proceeds from maturities and calls                                          1,500,000
      Proceeds from sale of securities                            310,971
   Purchases of premises and equipment                                             (174,000)         (565,586)
   Capital contributions to subsidiary                         (1,100,000)
                                                             ------------      ------------      ------------
      Net cash from investing activities                         (789,029)        1,326,000          (565,586)

CASH FLOWS FROM FINANCING ACTIVITIES
   Dividends paid to shareholders                              (1,647,670)       (1,590,220)       (1,545,547)
   Cash paid in lieu of fractional shares                          (5,033)           (5,188)           (4,111)
   Purchases of treasury stock                                   (907,352)         (581,211)         (283,564)
   Proceeds from stock issuance                                                                        52,242
                                                             ------------      ------------      ------------
      Net cash from financing activities                       (2,560,055)       (2,176,619)       (1,780,980)
                                                             ------------      ------------      ------------

NET CHANGE IN CASH AND CASH EQUIVALENTS                        (1,368,400)        1,998,981           293,383

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                  3,288,585         1,289,604           996,221
                                                             ------------      ------------      ------------

CASH AND CASH EQUIVALENTS AT END OF YEAR                     $  1,920,185      $  3,288,585      $  1,289,604
                                                             ============      ============      ============

Noncash transfer of Land and Building to
subsidiary bank                                                                                  $  2,375,206


2002
ANNUAL
REPORT
50

NOTE 16 - EARNINGS PER SHARE

         The factors used in the earnings per share computation follow:


                                                                   2002          2001            2000
                                                               ------------   ------------   ------------

BASIC
  Net income                                                   $  3,220,163   $  2,755,587   $  2,586,975
                                                               ============   ============   ============

  Weighted average common shares outstanding                      3,247,559      3,300,096      3,366,113
                                                               ============   ============   ============

  Basic earnings per common share                              $       0.99   $       0.84   $       0.77
                                                               ============   ============   ============

DILUTED
  Net income                                                   $  3,220,163   $  2,755,587   $  2,586,975
                                                               ============   ============   ============

  Weighted average common shares outstanding for basic
    earnings per common share                                     3,247,559      3,300,096      3,366,113
  Add: Dilutive effects of assumed exercise of stock
    options                                                           9,657          4,564          1,262
                                                               ------------   ------------   ------------

  Average shares and dilutive potential common shares             3,257,216      3,304,660      3,367,375
                                                               ============   ============   ============

  Average shares and dilutive potential common shares          $       0.99   $       0.84   $       0.77
                                                               ============   ============   ============



Stock options for 21,058, 21,058 and 22,869 shares of common stock were not considered in computing diluted earnings from common share for 2002, 2001 and 2000 because they were antidilutive.



NOTE 17-OTHER COMPREHENSIVE INCOME (LOSS)



                                                     YEAR ENDED     YEAR ENDED     YEAR ENDED
                                                     DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                                         2002          2001           2000
                                                     -----------    -----------    -----------

Unrealized holding gains and (losses)
  on securities available for sale                   $ 1,866,787    $ 1,882,083    $ 3,925,291
Reclassification adjustment for
  (gains) and losses later recognized in income         (320,485)       (39,358)       (26,674)
                                                     -----------    -----------    -----------
Net unrealized gains and (losses)                      1,546,302      1,842,725      3,898,617
Tax effect                                               525,743        626,585      1,323,498
                                                     -----------    -----------    -----------
Other comprehensive income (loss)                    $ 1,020,559    $ 1,216,140    $ 2,575,119
                                                     ===========    ===========    ===========








                                                                            2002
                                                                          ANNUAL
                                                                          REPORT
                                                                              51

NOTE 18 - QUARTERLY FINANCIAL DATA (UNAUDITED)



                                                     NET INTEREST
                                                     INCOME AFTER                                 FULLY DILUTED
                         INTEREST     NET INTEREST   PROVISION FOR                BASIC EARNINGS  EARNINGS PER
                          INCOME         INCOME        LOAN LOSS     NET INCOME     PER SHARE         SHARE
                       ------------   ------------   -------------  ------------  --------------  -------------
                                                (In thousands except per share data)

2002

First Quarter          $      5,633   $      3,169   $      3,011   $        680   $       0.21   $       0.21
Second Quarter                5,546          3,223          3,065            804   $       0.24   $       0.24
Third Quarter                 5,382          3,092          2,935            736   $       0.22   $       0.22
Fourth Quarter                5,535          3,283          3,126          1,000   $       0.32   $       0.32

2001

First Quarter          $      6,204   $      2,879   $      2,684   $        605   $       0.18   $       0.18
Second Quarter                6,321          3,124          2,929            737   $       0.22   $       0.22
Third Quarter                 6,203          3,119          2,924            678   $       0.21   $       0.21
Fourth Quarter                5,868          3,125          2,930            736   $       0.23   $       0.23


         The per share data has been adjusted to account for the 5% share dividends paid in 2001 and 2002.



2002
ANNUAL
REPORT
52

DECADE OF PROGRESS


(Unaudited)
(as originally reported) (1)


                                                           1992             1993             1994             1995
                                                       -------------    -------------    -------------    -------------
Interest and dividend income                           $  12,166,789    $  11,656,336    $  12,283,260    $  14,351,522
Interest expense                                           5,948,713        5,259,839        5,439,213        6,575,486
                                                       -------------    -------------    -------------    -------------
Net interest income                                        6,218,076        6,396,497        6,844,047        7,776,036
Provision for loan losses                                    302,000          270,500          281,000          465,000
                                                       -------------    -------------    -------------    -------------
NET INTEREST INCOME AFTER PROVISION
  FOR LOAN LOSSES                                          5,916,076        6,125,997        6,563,047        7,311,036
Noninterest income, including security
  gains/(losses)                                             603,325          878,731          805,355          876,285
Noninterest expense                                        4,457,545        4,799,745        4,867,794        5,174,452
                                                       -------------    -------------    -------------    -------------
INCOME BEFORE INCOME TAXES                                 2,061,856        2,204,983        2,500,608        3,012,869
Income tax expense                                           490,352          477,205          545,523          768,577
                                                       -------------    -------------    -------------    -------------
NET INCOME                                             $   1,571,504    $   1,727,778    $   1,955,085    $   2,244,292
                                                       =============    =============    =============    =============

Total assets                                           $ 164,675,155    $ 171,682,025    $ 185,634,119    $ 191,199,526
Deposits                                                 145,648,647      152,334,470      163,312,482      166,604,359
Shareholders' equity                                      14,078,527       15,375,942       16,518,060       18,451,873
Loans receivable, net                                     79,642,462       86,696,640      106,952,378      120,907,269
Term federal funds                                                --               --               --               --
Allowance for loan losses                                  1,039,360        1,256,322        1,437,734        1,775,383
Net charge-offs                                              109,464           53,538           99,588          127,351
Full time employees (average equivalents)                         83               80               82               83
Banking locations                                              Seven            Seven            Eight            Eight


Earnings per common share - Basic (2)                  $        0.54    $        0.61    $        0.68    $        0.78
Earnings per common share - Diluted (2)                         0.54             0.61             0.68             0.78
Dividends per share (2)                                         0.17             0.18             0.20             0.28
Book value per share (2)                                        4.93             5.38             5.79             6.47
Market value range per share (2)                         4.05 - 5.60     5.89 - 10.90    11.50 - 14.57     8.26 - 12.63

Cash dividends paid                                    $     483,000    $     512,400    $     564,472    $     776,136
Return on average assets (ROA)                                  1.01%            1.04%            1.11%            1.18%
Return on average equity (ROE)                                 11.60%           11.73%           12.24%           12.85%


                                                           1996             1997             1998             1999
                                                       -------------    -------------    -------------    -------------
Interest and dividend income                           $  15,006,091    $  16,205,162    $  21,126,421    $  21,638,690
Interest expense                                           6,747,357        7,346,629        9,657,844        9,844,827
                                                       -------------    -------------    -------------    -------------
Net interest income                                        8,258,734        8,858,533       11,468,577       11,793,863
Provision for loan losses                                    455,400          444,000          797,957          726,806
                                                       -------------    -------------    -------------    -------------
NET INTEREST INCOME AFTER PROVISION
  FOR LOAN LOSSES                                          7,803,334        8,414,533       10,670,620       11,067,057
Noninterest income, including security
  gains/(losses)                                             920,951        1,027,166        1,581,139        1,285,519
Noninterest expense                                        5,289,273        5,654,659        8,007,689        8,189,260
                                                       -------------    -------------    -------------    -------------
INCOME BEFORE INCOME TAXES                                 3,435,012        3,787,040        4,244,070        4,163,316
Income tax expense                                           851,023          940,472        1,089,091        1,003,062
                                                       -------------    -------------    -------------    -------------
NET INCOME                                             $   2,583,989    $   2,846,568    $   3,154,979    $   3,160,254
                                                       =============    =============    =============    =============

Total assets                                           $ 202,364,858    $ 211,742,313    $ 285,492,897    $ 298,764,079
Deposits                                                 171,512,241      175,791,296      229,110,372      235,539,865
Shareholders' equity                                      20,016,011       21,924,638       27,320,749       25,297,973
Loans receivable, net                                    130,637,621      137,308,856      161,187,833      177,406,092
Term federal funds                                                --               --               --               --
Allowance for loan losses                                  2,022,987        2,238,522        3,033,105        3,109,821
Net charge-offs                                              207,796          228,465          803,374          650,090
Full time employees (average equivalents)                         84               86              112              135
Banking locations                                              Eight             Nine         Thirteen        Seventeen


Earnings per common share - Basic (2)                  $        0.90    $        0.99    $        0.92    $        0.92
Earnings per common share - Diluted (2)                         0.90             0.98             0.90             0.92
Dividends per share (2)                                         0.30             0.34             0.39             0.44
Book value per share (2)                                        7.01             7.69             8.02             7.43
Market value range per share (2)                        9.49 - 15.50    12.10 - 21.46    14.70 - 23.31    11.01 - 21.39

Cash dividends paid                                    $     876,153    $     988,820    $   1,254,340    $   1,477,686
Return on average assets (ROA)                                  1.32%            1.38%            1.17%            1.09%
Return on average equity (ROE)                                 13.49%           13.56%           11.80%           11.94%


                                                           2000             2001              2002
                                                       -------------    -------------    -------------
Interest and dividend income                           $  23,734,085    $  24,595,769    $  22,095,682
Interest expense                                          12,336,669       12,348,548        9,328,867
                                                       -------------    -------------    -------------
Net interest income                                       11,397,416       12,247,221       12,766,815
Provision for loan losses                                    587,000          780,000          630,000
                                                       -------------    -------------    -------------
NET INTEREST INCOME AFTER PROVISION
  FOR LOAN LOSSES                                         10,810,416       11,467,221       12,136,815
Noninterest income, including security
  gains/(losses)                                           1,368,986        1,606,046        2,059,173
Noninterest expense                                        8,711,655        9,382,984        9,989,172
                                                       -------------    -------------    -------------
INCOME BEFORE INCOME TAXES                                 3,467,747        3,690,283        4,206,816
Income tax expense                                           880,772          934,696          986,653
                                                       -------------    -------------    -------------
NET INCOME                                             $   2,586,975    $   2,755,587    $   3,220,163
                                                       =============    =============    =============

Total assets                                           $ 323,885,801    $ 341,317,195    $ 361,711,069
Deposits                                                 267,552,875      283,375,923      300,201,533
Shareholders' equity                                      28,679,087       30,474,195       32,154,862
Loans receivable, net                                    193,707,099      180,460,538      184,916,798
Term federal funds                                                --               --               --
Allowance for loan losses                                  2,790,133        2,879,065        2,971,116
Net charge-offs                                              906,688          691,068          537,949
Full time employees (average equivalents)                        136              130              130
Banking locations                                          Seventeen        Seventeen        Seventeen


Earnings per common share - Basic (2)                  $        0.77    $        0.84    $        0.99
Earnings per common share - Diluted (2)                         0.77             0.84             0.99
Dividends per share (2)                                         0.46             0.48             0.50
Book value per share (2)                                        8.55             9.29            10.03
Market value range per share (2)                        6.91 - 12.96     8.89 - 13.33    12.45 - 14.35

Cash dividends paid                                    $   1,549,657    $   1,590,220    $   1,647,670
Return on average assets (ROA)                                  0.83%            0.82%            0.94%
Return on average equity (ROE)                                  9.88%            9.13%           10.34%


(1) Not restated for the July 7, 1998 Acquisition of Southern Ohio Community Bancorporation, Inc.

(2)  All years restated for common share dividends.

                                                                            2002
                                                                          ANNUAL
                                                                          REPORT

                                     (LOGO)


                              UNITED BANCORP, INC.
                                Martins Ferry, OH

                                  We Are United
                               To Better Serve You



                              www.unitedbancorp.com