Form 10-K, Exhibit 13
period 2004-12-31
UNITED BANCORP INC /OH/
filed 2005-03-31
CIK 731653

                                                                               .
                                                                               .
                                                                               .

                                                                      EXHIBIT 13

[UNITED BANCORP, INC.]

[PICTURE]

DIVIDEND AND STOCK HISTORY

                                                     Distribution Date of
          Cash Dividends                                Dividends and
            Declared(1)      Stock Dividends              Exchanges
 1983         $     0.07                       -                        -
 1984         $     0.08      4 for 1 Exchange(2)         January 2, 1984
 1985         $     0.09                       -                        -
 1986         $     0.11                       -                        -
 1987         $     0.11      50% Stock Dividend          October 2, 1987
 1988         $     0.12                       -                        -
 1989         $     0.12                       -                        -
 1990         $     0.13                       -                        -
 1991         $     0.14                       -                        -
 1992         $     0.14     100% Stock Dividend       September 10, 1992
 1993         $     0.14     100% Stock Dividend       November 30, 1993
 1994         $     0.16      10% Stock Dividend       September 9, 1994
 1995         $     0.23                       -                        -
 1996         $     0.24      10% Stock Dividend            June 20, 1996
 1997         $     0.28      10% Stock Dividend       September 19, 1997
 1998         $     0.32       5% Stock Dividend       December 18, 1998
 1999         $     0.36       5% Stock Dividend       December 20, 1999
 2000         $     0.38       5% Stock Dividend       December 20, 2000
 2001         $     0.40       5% Stock Dividend       December 20, 2001
 2002         $     0.41       5% Stock Dividend       December 20, 2002
 2003         $     0.43      10% Stock Dividend       December 19, 2003
 2004         $     0.48      10% Stock Dividend       December 20, 2004

2005 ANTICIPATED DIVIDEND PAYABLE DATES

        FIRST QUARTER
        March 18, 2005

        SECOND QUARTER*
        June 20, 2005

        THIRD QUARTER*
        September 20, 2005

        FOURTH QUARTER*
        December 20, 2005

        *Subject to action by Board of Directors

(1) Adjusted for stock dividends and exchanges. Does not include dividends from Southern Ohio Community Bancorporation, Inc. prior to the merger.

(2) Formation of United Bancorp, Inc. (UBCP). The Citizens Savings Bank shareholders received 4 shares of UBCP stock in exchange for 1 share of The Citizens Savings Bank.

TOTAL RETURN PERFORMANCE

[LINE CHART]

                               DECADE OF PROGRESS
                                   Unaudited

(as originally reported) (1)                               1994           1995          1996           1997             1998
----------------------------                               ----           ----          ----           ----             ----
Interest and dividend income                          $   12,283,260 $   14,351,522 $   15,006,091 $   16,205,162 $    21,126,421
Interest expense                                           5,439,213      6,575,486      6,747,357      7,346,629       9,657,844
                                                      -------------- -------------- -------------- -------------- ---------------
Net interest income                                        6,844,047      7,776,036      8,258,734      8,858,533      11,468,577
Provision for loan losses                                    281,000        465,000        455,400        444,000         797,957
                                                      -------------- -------------- -------------- -------------- ---------------
Net interest income after provision for loan losses        6,563,047      7,311,036      7,803,334      8,414,533      10,670,620
Noninterest income,including security gains/(losses)         805,355        876,285        920,951      1,027,166       1,581,139
Noninterest expense                                        4,867,794      5,174,452      5,289,273      5,654,659       8,007,689
                                                      -------------- -------------- -------------- -------------- ---------------
Income before income taxes                                 2,500,608      3,012,869      3,435,012      3,787,040       4,244,070
Income tax expense                                           545,523        768,577        851,023        940,472       1,089,091
                                                      -------------- -------------- -------------- -------------- ---------------
Net income                                            $    1,955,085 $    2,244,292 $    2,583,989 $    2,846,568 $     3,154,979
                                                      ============== ============== ============== ============== ===============
Total assets                                          $  185,634,119 $  191,199,526 $  202,364,858 $  211,742,313 $   285,492,897
Deposits                                                 163,312,482    166,604,359    171,512,241    175,791,296     229,110,372
Shareholders' equity                                      16,518,060     18,451,873     20,016,011     21,924,638      27,320,749
Loans receivable, net                                    106,952,378    120,907,269    130,637,621    137,308,856     161,187,833
Allowance for loan losses                                  1,437,734      1,775,383      2,022,987      2,238,522       3,033,105
Net charge-offs                                               99,588        127,351        207,796        228,465         803,374
Full time employees (average equivalents)                         82             83             84             86             112
Banking locations                                              Eight          Eight          Eight           Nine        Thirteen

Earnings per common share - Basic (2)                 $         0.56 $         0.64 $         0.74 $         0.81 $          0.76
Earnings per common share - Diluted (2)                         0.56           0.64           0.74           0.80            0.74
Dividends per share (2)                                         0.16           0.23           0.24           0.28            0.32
Book value per share (2)                                        4.73           5.29           5.73           6.29            6.56
Market value range per share (2)                        9.41 - 11.93   6.76 - 10.33   7.77 - 12.68   9.90 - 17.56   12.02 - 19.07

Cash dividends paid                                   $      564,472 $      776,136 $      876,153 $      988,820 $     1,254,340
Return on average assets (ROA)                                 1.11%          1.18%          1.32%           1.38%           1.17%
Return on average equity (ROE)                                12.24%         12.85%         13.49%          13.56%          11.80%

(as originally reported) (1)                  1999           2000           2001          2002           2003           2004
----------------------------                  ----           ----           ----          ----           ----           ----
Interest and dividend income              $  21,638,690 $   23,734,085 $   24,595,769 $  22,095,682 $   20,720,464 $   20,506,914
Interest expense                              9,844,827     12,336,669     12,348,548     9,328,867      7,837,463      7,538,572
                                          ------------- -------------- -------------- ------------- -------------- --------------
Net interest income                          11,793,863     11,397,416     12,247,221    12,766,815     12,883,001     12,968,342
Provision for loan losses                       726,806        587,000        780,000       630,000        540,000        618,000
                                          ------------- -------------- -------------- ------------- -------------- --------------
Net interest income after provision
for loan losses                              11,067,057     10,810,416     11,467,221    12,136,815     12,343,001     12,350,342
Noninterest income,including
security gains/(losses)                       1,285,519      1,368,986      1,606,046     2,059,173      2,611,566      2,199,020
Noninterest expense                           8,189,260      8,711,655      9,382,984     9,989,172     10,415,947     10,452,666
                                          ------------- -------------- -------------- ------------- -------------- --------------
Income before income taxes                    4,163,316      3,467,747      3,690,283     4,206,816      4,538,620      4,096,696
Income tax expense                            1,003,062        880,772        934,696       986,653        899,229        863,799
                                          ------------- -------------- -------------- ------------- -------------- --------------
Net income                                $   3,160,254 $    2,586,975 $    2,755,587 $   3,220,163 $    3,639,391 $    3,232,897
                                          ============= ============== ============== ============= ============== ==============

Total assets                              $ 298,764,079 $  323,885,801 $  341,317,195 $ 361,711,069 $  385,522,969 $  397,521,584
Deposits                                    235,539,865    267,552,875    283,375,923   300,201,533    304,525,997    300,629,543
Shareholders' equity                         25,297,973     28,679,087     30,474,195    32,154,862     32,514,459     32,824,111
Loans receivable, net                       177,406,092    193,707,099    180,460,538   184,916,798    195,765,090    212,451,448
Allowance for loan losses                     3,109,821      2,790,133      2,879,065     2,971,116      2,843,484      2,995,422
Net charge-offs                                 650,090        906,688        691,068       537,949        667,632        466,062
Full time employees (average equivalents)           135            136            130           130            133            135
Banking locations                             Seventeen      Seventeen      Seventeen     Seventeen      Seventeen      Seventeen

Earnings per common share - Basic (2)     $        0.76 $         0.63 $         0.68 $        0.82 $         0.94 $         0.85
Earnings per common share - Diluted (2)            0.76           0.63           0.68          0.82           0.94           0.85
Dividends per share (2)                            0.36           0.38           0.40          0.41           0.43           0.48
Book value per share (2)                           6.08           6.99           7.61          8.21           9.37           8.66
Market value range per share (2)           9.01 - 17.51   5.65 - 10.60   7.27 - 10.91  9.55 - 11.66  10.94 - 16.62  11.52 - 16.57

Cash dividends paid                       $   1,477,686 $    1,549,657 $    1,590,220 $   1,647,670 $    1,717,838 $    1,878,788
Return on average assets (ROA)                     1.09%          0.83%          0.82%         0.94%          0.97%          0.83%
Return on average equity (ROE)                    11.94%          9.88%          9.13%        10.34%         11.40%          9.91%

(1) Not restated for the July 7, 1998 Acquisition of Southern Ohio Community Bancoporation, Inc.

(2)   All years restarted for common share dividends and distribution.

2004 ANNUAL REPORT

                          A LETTER FROM THE PRESIDENT

TO THE PRESENT AND FUTURE SHAREHOLDERS OF UNITED BANCORP, INC.

Our consolidated earnings performance in 2004, although less than our record results in 2003, is comprised of core earnings growth and reflects our management team's strong control of non-interest expense. Market conditions in the fourth quarter of 2003 were optimal as to interest margins and gains taking capabilities. These favorable conditions were impossible to replicate in the fourth quarter of 2004. As a result, our fourth quarter earnings per share were $0.16 compared to our $0.29 per share in 2003, our strongest quarterly performance in history. In 2004, we posted our second most profitable year ever at $0.85 per share compared to $0.94 per share in 2003. For the detail of our performance, please spend some time reviewing our management discussion that follows in this report. We are pleased that based upon our budgeting process and current year to date production, your management team is projecting a new level of record year earnings for 2005.

                          [PHOTO OF JAMES W. EVERSON]
                CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER

      Our balance sheet at year-end 2004 showed solid growth with total assets at $397.5 million, up 3.11% and gross loans at $215.4 million, an increase of 8.5%. This substantial growth in loans is the result of our focus this past year to improve our loan to asset ratio at each affiliate bank and the business development efforts of our lending staff. We make our loans within the four diverse markets that we serve. These distinct markets consist of the Wheeling-Ohio Valley area, the Dover-New Philadelphia area, the Lancaster-Fairfield County area and the Hocking Valley area. This allows for diversity in market risks within our loan portfolio. You will note our non-performing loans of $1.0 million at year-end 2004 are up from 2003. This level of non-performing loans compares very favorably within our peer group performance at .51% of total loans. Our credit quality remains strong as evidenced by the positive trend of net charge-offs to average loans at .22% for 2004.

      On November 16, 2004, your Board of Directors declared a 10 percent stock split paid in the form of a share dividend for shareholders of record on December 3, 2004 and a quarterly cash dividend payment of 13(cent) per share. On December 20, 2004 shareholders of record received additional stock shares equal to 10% of their holdings and payment of the fourth quarter cash dividend in the amount of 13(cent) per share, paid on their total holdings, which included the new share dividend. This resulted in a 10% increase in the fourth quarter dividend payment. This

                                                              2004 ANNUAL REPORT
combination of cash and stock dividends follows with your Company's mission of providing consistent returns to our shareholders. The level of payout reflects the strong operating performance and the positive historic growth of The Citizens Savings Bank of Martins Ferry, Ohio and the continued improving performance of The Community Bank of Lancaster, Ohio.

      United Bancorp, Inc. (UBCP), and its lead bank The Citizens Savings Bank of Martins Ferry, Ohio has a history of declaring stock splits which has rewarded shareholders for the Company's growth and performance. Shareholders of The Citizens Savings Bank received a 100% share dividend in 1971 and 1981 and exchanged their stock on a four for one basis when UBCP was formed in 1983. UBCP paid a 50% share dividend in 1987 and a 100% share dividend in 1992 and 1993 plus 10% share dividends in 1994, 1996, 1997, 2003, 2004 and 5% share dividends in 1998, 1999, 2000, 2001 and 2002. Those holding one hundred shares of The Citizens Savings Bank stock in 1970 now hold 19,728 shares of UBCP stock. In today's dollars, an initial investment of $10,000 in 1970 is now valued at near $300,000 with a current projected annualized cash dividend of over $10,258. It is interesting to note the annual cash dividend return now exceeds the initial investment.

      This past year has seen changes in our affiliate bank board's membership. Paul J. Gerig, at the beginning of year, and Philip D. Kasler, at the end of the year, announced their retirements. Each of these individuals served on The Community Bank Board since their joining United Bancorp in 1998. Paul began his boardship at Community in 1974 and is a well-respected attorney in Athens County. Phil began his boardship at Community in 1977 and is an esteemed businessman and farmer in Amesville. Each in recognition of their long-term positive contributions to The Community Bank was named "Director Emeritus". My personal thanks go to both of these gentlemen for the genuine dedication they gave to The Community Bank. New appointments to The Community Bank Board are Lancaster area residents Dan Bay, President & CEO of Carnival Foods, Lancaster, Ohio; Eileen M. Competti, President of Diamond Power International, Inc., Lancaster, Ohio; and Andrew F. Phillips, President & General Manager of Miller Brands of S.E. Ohio, Inc., Glouster, Ohio.

[CASH DIVIDENDS BAR CHART]

2004 ANNUAL REPORT

      We are pleased to report the management succession plan at The Citizens Bank as announced in last year's report was completed on November 1st when Scott
A. Everson was appointed the Bank's Chief Executive Officer. What I find truly exciting is that our Citizens Bank Board of Directors, after studying their options two plus years ago when I advised them of my plans to step down, decided to promote from within. With its new management team, The Citizens Savings Bank is poised for exciting growth.

      In my continuing role as Chief Executive Officer of United Bancorp, I am committed to growing shareholder value through growth in earnings and the full exploration of expansion opportunities. As always, I invite your suggestions and comments.

/s/ James W. Everson
    ----------------
James W. Everson
Chairman, President & Chief Executive Officer
ceo@unitedbancorp.com

February 16, 2005

The information contained in this letter contains forward-looking statements regarding expected future performances which are not historical facts and which involve risk and uncertainties. Actual results and performance could differ materially from those contemplated by these forward-looking statements.

 [PHOTOS OF United Bancorp Officers (left to right) Michael A. Lloyd, Norman F.
    Assenza, Jr., James A. Lodes, Alan M. Hooker, Scott A. Everson, James W.
                       Everson, and Randall M. Greenwood]

                                                              2004 ANNUAL REPORT

                                    DIRECTOR

      [PHOTOS OF MICHAEL J. ARCIELLO(1,2), DAN BAY(3), EILEEN M. COMPETTL(3),
        HERMAN E. BORKOSI(2), JAMES W. EVERSON(1,3), SCOTT A. EVERSON(2),
          LEON F.FAVEDE,O.D,(2), JOHN R. HERZIG(2), ALAN M. HOOKER(3)]

1=UNITED BANCORP, INC.     2=THE CITIZEN SAVINGS BANK       3=THE COMMUNITY BANK

2004 ANNUAL REPORT

                                    DIRECTOR

  [PHOTO OF JOHN M. HOOPINGARNER(1,2) SAMUEL J. JONES(3), TERRY A. MCGHEE(1,3)
     ANDREW F. PHILLIPS(3) L.E. RICHARDSON, JR.(13), ROBIN L. RHODES, M.D.(3),
          RICHARD L. RIESBECK(1,2) ERROL C.SAMBUCO(2), MATHEW C.THOMAS(1,2)]

1=UNITED BANCORP, INC.       2=THE CITIZENS SAVINGS BANK    3=THE COMMUNITY BANK

                                                              2004 ANNUAL REPORT

                             DIRECTORS AND OFFICERS

DIRECTORS OF UNITED BANCORP, INC.
    Michael J. Arciello(2).................................................................................Retired Vice President of
                                                                                      Finance, Nickles Bakeries, Inc., Navarre, Ohio
    James W. Everson(1)........................................................................................Chairman, President &
                                                                                      Chief Executive Officer, United Bancorp, Inc.,
                                                                                               Chairman, The Citizens Savings Bank,
                                                                 Martins Ferry, Ohio & Chairman, The Community Bank, Lancaster, Ohio
    John M. Hoopingarner(1),(3),(4)...................................General Manager, Muskingum Watershed Conservancy District, New
                                                                                                                  Philadelphia, Ohio
    Terry A. McGhee(1),(2),(4).....................................................................................President & Chief
                                                                                     Executive Officer, Westerman Inc., Bremen, Ohio
    L.E. Richardson, Jr.(3).............................................................. Retired President, Southern Ohio Community
                                                                                               Bancorporation, Inc., Glouster, Ohio
    Richard L. Riesbeck(1),(2),(4)...............................................................................President, Riesbeck
                                                                                           Food Markets, Inc., St. Clairsville, Ohio
    Matthew C. Thomas(3)..........................................................................................President, M.C.
                                                                                     Thomas Insurance Agency, Inc., Bridgeport, Ohio

OFFICERS OF UNITED BANCORP, INC.
    James W. Everson...................................................................Chairman, President & Chief Executive Officer
    Alan M. Hooker...........................................................Executive Vice President & Chief Administration Officer
    Scott A. Everson.................................................................Senior Vice President & Chief Operating Officer
    Randall M. Greenwood .................................................Senior Vice President, Chief Financial Officer & Treasurer
    Norman F. Assenza, Jr................................................................................Vice President - Compliance
    Michael A. Lloyd..........................................................................................Vice President
                                                                                                               - Information Systems
    James A. Lodes..........................................................................................Vice President - Lending

DIRECTORS OF THE CITIZENS SAVINGS BANK, MARTINS FERRY, OHIO

    Michael J. Arciello(2)..................................................................................Retired Vice President
                                                                                   of Finance, Nickles Bakeries, Inc., Navarre, Ohio
    Herman E. Borkoski(2)................................................................................President, Borkoski Funeral
                                                                                                     Homes, Inc., Tiltonsville, Ohio
    James W. Everson(1).................................................................................Chairman, President & Chief
                                                       Executive Officer, United Bancorp, Inc., Chairman, The Citizens Savings Bank,
                                                                 Martins Ferry, Ohio & Chairman, The Community Bank, Lancaster, Ohio

    Scott A. Everson(1).....................................................................................Senior Vice President
                                              & Chief Operating Officer, United Bancorp, Inc. & President & Chief Executive Officer,
                                                                                      The Citizens Savings Bank, Martins Ferry, Ohio
    Leon F. Favede, O.D..............................................................................Optometrist, Bridgeport, Ohio
    John R. Herzig...........................................................President, Toland-Herzig Funeral Homes, Strasburg, Ohio
    John M. Hoopingarner(1)........................General Manager, Muskingum Watershed Conservancy District, New Philadelphia, Ohio
    Richard L. Riesbeck(1),(2).........................................President, Riesbeck Food Markets, Inc., St. Clairsville, Ohio
    Errol C. Sambuco(2)..............................................................................Consultant, Martins Ferry, Ohio
    Matthew C. Thomas(1).............................................President, M.C. Thomas Insurance Agency, Inc., Bridgeport, Ohio
        Albert W. Lash, Director Emeritus 1975-1996.................................United Bancorp, Inc. & The Citizens Savings Bank

    DIRECTORS OF THE COMMUNITY BANK, LANCASTER, OHIO

    Dan Bay...............................................President & Cheif Executive Officer, Carnival Foods, Inc., Lancaster, Ohio
    Eileen M. Competti.....................................................................President, Diamond Power, Lancaster, Ohio
    James W. Everson(1).............................. Chairman, President & Chief Executive Officer, United Bancorp, Inc., Chairman,
                                      The Citizens Savings Bank, Martins Ferry, Ohio & Chairman, The Community Bank, Lancaster, Ohio
    Alan M. Hooker(1)......................................President & Chief Executive Officer, The Community Bank, Lancaster, Ohio
                                                       Executive Vice President & Chief Administration Officer, United Bancorp, Inc.
    Samuel J. Jones(1),(2)............................................................................Business Owner, Glouster, Ohio
    Terry A. McGhee(1),(2).........................................President & Chief Executive Officer, Westerman Inc., Bremen, Ohio
    Andrew F. Phillips.............................................................President & General Manager, Miller Brands of
                                                                                                           S.E. Ohio, Glouster, Ohio
    Robin L. Rhodes, M.D.........................................Physician, Pediatric Associates of Lancaster, Inc., Lancaster, Ohio
    L. E. Richardson, Jr.(1).........................Retired President, Southern Ohio Community Bancorporation, Inc., Glouster, Ohio
        Paul J. Gerig, Director Emeritus 1974-2004................................................................The Community Bank
        Dean A. Kasler, Director Emeritus 1970-1999...............................................................The Community Bank
        Philip D. Kasler, Director Emeritus 1977-2004.............................................................The Community Bank
        Joseph D. Kittle, Director Emeritus 1985-2001.............................................................The Community Bank

1 = Executive Committee      2 = Audit Committee      3 = Compensation Committee
                     4 = Nominating and Governance Committee

2004 ANNUAL REPORT

                            SHAREHOLDER INFORMATION

United Bancorp, Inc.'s (the Company) common stock trades on The Nasdaq SmallCap Market tier of The Nasdaq Stock Market under the symbol UBCP, CUSIP #90991109. At year-end 2004, there were 4,126,970 shares issued, held among approximately 2,000 shareholders of record and in street name.The following table sets forth the quarterly high and low closing prices of the Company's common stock from January 1, 2004 to December 31, 2004 compared to the same periods in 2003 as reported by the NASDAQ. The price quotes have been adjusted for comparison purposes for the 10% stock dividend distributed on December 20, 2004 and December 19, 2003. The price quotations presented should not necessarily be relied on in determining the value of the shareholders' investment.

                                        2004                               2003
                        31-Mar    30-Jun   30-Sep   31-Dec   31-Mar   30-Jun   30-Sep   31-Dec
                        ------    ------   ------   ------   ------   ------   ------   ------
Market Price Range
   High ($)           $  16.173   14.373   13.509   16.570   11.540   11.320   11.490   16.620
   Low ($)            $  13.680   12.519   12.195   11.520   10.940   11.030   11.080   11.240

Cash Dividends
   Quarter ($)        $   0.118    0.118    0.118    0.124    0.106    0.106    0.106    0.116
   Cumulative ($)     $   0.118    0.236    0.354    0.478    0.106    0.212    0.318    0.434

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

            American Stock Transfer and Trust Company
            Attn: Dividend Reinvestment
            6201 15th Avenue,
            3rd Floor Brooklyn,
            NY 11219
            1-800-278-4353

ANNUAL MEETING:

            The Annual Meeting of Shareholders will be held at 2:00 p.m., April 20, 2005 at the Corporate Offices in Martins Ferry, Ohio.

INTERNET:

            Please look us up at
            http//:www.unitedbancorp .com

INDEPENDENT AUDITORS:

            Grant Thornton LLP
            625 Eden Park Drive
            Cincinnati, Ohio 45202
            (513) 762-5000

CORPORATE OFFICES:

            The Citizens Savings Bank Building
            201 South 4th Street
            Martins Ferry, Ohio 43935
            (740) 633-0445
            (740) 633-1448 (FAX)

TRANSFER AGENT AND REGISTRAR:

            For transfers and general correspondence, please contact:
            American Stock Transfer and Trust Company
            6201 15th Avenue,
            3rd Floor Brooklyn,
            NY 11219
            1-800-937-5449

STOCK TRADING:

      Advest, Inc.
      340 S. Hollywood Plaza
      Steubenville, Ohio 43952
      George Crim 800-761-8008

      FTN Midwest Research
      2525 West End Avenue
      Suite 330
      Nashville, TN 37203
      Michael O'Boyle
      866-344-4880

      Howe Barnes Investments, Inc.
      222 South Riverside Plaza
      7th Floor
      Chicago, Illinois 60606
      Lou Coines
      800-800-4693

      Stifel, Nicolaus & Company Inc.
      655 Metro Place South
      Dublin, Ohio 43017
      Steven Jefferis
      877-875-9352

                                                              2004 ANNUAL REPORT

                       THE CITIZENS SAVINGS BANK PROFILE

                A CENTURY OF SERVICE AT THE CITIZENS SAVINGS BANK

      In the year 1902, a group of home-town businessmen in Martins Ferry felt there was room for another bank in the community in addition to the two already established and proceeded to organize. On the 27th of January, 1902, a charter was granted to The German Savings Bank of Martins Ferry, Ohio with authorized capital of $50,000. Martins Ferry is nestled among the scenic foothills along the Upper Ohio Valley across the river from the greater metropolitan area of Wheeling,West Virginia, 60 miles southwest of Pittsburgh, Pennsylvania and 125 miles east of Columbus, Ohio. The area has a strong network of transportation including easy access to major interstate highway systems, nearby river and railway transportation and within 45 minutes of the Pittsburgh International Airport.

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

[THE CITIZENS SAVING BANK PROFILE IMAGE]

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

      Continuing growth and increased business at The German Savings Bank brought the need for larger quarters, and in 1917, the Bank relocated into a new banking building on the corner of Fourth and Walnut streets where they were located until February 21, 1984 when they moved to their current banking center located one block south at the corner of Fourth

2004 ANNUAL REPORT
and Hickory Street in Martins Ferry. The First World War brought the name 'German' into bad repute, making a change in name necessary. On May 1, 1918, the old German Savings Bank became The Citizens Savings Bank of Martins Ferry, Ohio.

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

      On July 3, 1983, the Bank's Board of Directors positioned itself for continued growth by forming United Bancorp, Inc. of Martins Ferry, Ohio, the Citizens Savings Bank holding company. At formation, the shareholders of The Citizens Savings Bank exchanged their stock on a one-for-four basis for shares in United Bancorp, Inc. On December 29, 1986, United Bancorp, Inc. became one of Ohio's then 21 multi-bank holding companies by acquiring the outstanding shares of stock of the $12.5 million asset based Citizens-State Bank of Strasburg, Ohio. Under the leadership of James W. Everson as Chairman and Charles E. Allensworth as President and CEO, The Citizens-State Bank then grew from its one office in Strasburg by opening a new banking center at 2909 N. Wooster Avenue in Dover, Ohio in February 1990; the purchase of it's offices in New Philadelphia and Sherrodsville in April 1992; and the purchase of it's Dellroy Office in June 1994. Harold W. Price was appointed President and CEO of The Citizens-State Bank of Strasburg in April 1993. The Citizens Savings Bank of Martins Ferry further expanded into St.Clairsville with an in store location at Riesbeck's Food Market in July l997 and purchased a full service banking center in Jewett, Ohio in January 1999. United Bancorp entered Northern Athens County in July 1998 when the $47.8 million asset based Community Bank of Glouster was purchased, expanding United Bancorp, Inc. to a three bank holding company. Today, The Community Bank is headquartered in Lancaster, Ohio with three locations in Lancaster in addition to its two offices in Glouster and offices in Amesville and Nelsonville, Ohio.

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

      On April 21, 1999 the $74.1 million asset based Citizens-State Bank of Strasburg was merged into The Citizens Savings Bank. This expanded customer service under the charter of The Citizens Savings Bank to 10 location

2004 ANNUAL REPORT
in Belmont, Carroll, Harrison and Tuscarawas counties. Harold W. Price, who had served as President and CEO of The Citizens-State Bank of Strasburg was appointed The Citizens Savings Bank's fifth President and CEO with James W. Everson continuing as Chairman, in addition to serving as Chairman of The Community Bank and Chairman, President and CEO of United Bancorp. Everson was reappointed Chairman, President and CEO of The Citizens Savings Bank five months later upon Harold W. Price's sudden death.

      In November 2004, the Citizens Bank Board of Directors completed its senior management reorganization plans for the beginning of its second century of service. James W. Everson, will continue as the Bank's Chairman. Furthermore, the Citizens Bank Board of Directors announced the appointment of Scott A. Everson as Director, President and Chief Executive Officer, which became effective on November 1, 2004.

      The growth and success of The Citizens Savings Bank and the United Bancorp, Inc. have been attributed to the association of many dedicated men and women. Having served on the Board of Directors are Edward E. McCombs, 1902-1936; John E. Reynolds, 1902-1940; Dr. J.W. Darrah, 1902-1937; J.A. Crossley, 1902-1903; William M. Lupton, 1902-1902; F.K. Dixon, 1902-1909; Dr. R.H. Wilson,
1902-1905; C.A. Heil, 1903-1909; David Coss,1904-1938; L.L. Scheele, 1905-1917;
A.T. Selby, 1906-1954; H.H. Rothermund, 1907-1912; Dr. J.G.Parr, 1912-1930; T.E.
Pugh, 1920-1953; J.J. Weiskircher, 1925-1942; David H. James, 1925-1963; Dr.
C.B. Messerly, 1931-1957; H.H. Riethmiller, 1936-1980; E.M. Nickles, 1938-1968;
L.A. Darrah, 1939-1962; R.L. Heslop, 1941-1983; Joseph E. Weiskircher, 1943-1975; Edward M. Selby, 1953-1976; David W. Thompson, 1954-1966; Dr. Charles
D. Messerly, 1957-1987; James M. Blackford, 1962-1968; John H. Morgan, 1967-1976; Emil F. Snyder, 1968-1975; James H. Cook, 1976-1986; Paul Ochsenbein, 1978-1991; David W. Totterdale, 1981-1995; Albert W. Lash, 1975-1996; Premo R.
Funari, 1976-1997; Donald A. Davison, 1963-1997; Harold W. Price, 1999-1999;
John H. Clark, Jr., 1976-2001; Dwain R. Hicks, 1999-2002; and Michael A. Ley, 1999-2002.

      Today, The Citizens Savings Bank is Martins Ferry's only locally owned financial institution. The general objective of The Citizens Savings Bank as outlined in its Mission Statement which was adopted by its Board of Directors on June 8, 1982 and renewed annually is to remain an independent state-chartered commercial bank and expand its asset base and market share through acquisitions and new branch construction where financially feasible. Currently serving on the Bank's board of directors are Michael J. Arciello, Retired Vice President of Finance, Nickles Bakery, Inc; Herman E. Borkoski, President, Borkoski Funeral Homes, Inc; James W. Everson, Chairman, President of United Bancorp, Inc., Chairman and Chief Executive Officer of The Citizens Savings Bank and Chairman, The Community Bank of Lancaster; Scott A. Everson, Senior Vice President and Chief Operating Officer of United Bancorp Inc. and Director, President and Chief Executive Officer of The Citizens Savings Bank; Dr. Leon F. Favede, Optometrist; John R. Herzig, President, Toland-Herzig Funeral Homes; John M. Hoopingarner, General Manager and Secretary-Treasurer of the Muskingum Watershed Conservancy District; Richard L. Riesbeck, President of Riesbeck Food Markets, Inc.; Errol
C. Sambuco, Consultant; and Matthew C. Thomas, President, M. C.Thomas Insurance Agency Inc.

2004 ANNUAL REPORT

                          THE COMMUNITY BANK PROFILE

      COMMUNITY was established in August 1945 with corporate offices in downtown Glouster, Ohio,in Athens County. Its founder was L.E. Richardson, a local entrepreneur. At that time, Athens County was booming with the industries of gas, oil and coal mining. COMMUNITY was then known as The Glouster Community Bank. The Bank played a vital role in the region as it developed, earning a reputation for friendliness, quality customer service and responsiveness to the individual financial needs of its customers, as well as the community. More than 25 years later, Richardson turned over the day-to-day management of the bank to his son,L.E.Richardson, Jr., in 1971.

      With that foundation, COMMUNITY acquired the First National Bank of Amesville, Ohio in 1976. The Bank's prosperity continued, and, in 1978, a three-lane Auto Bank drive-up facility was constructed on the west side of Glouster.

      In 1984, the Bank created a holding company, Southern Ohio Community Bancorp, Inc., in anticipation of future growth and diversification of products and services.

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

[THE COMMUNITY BANK PROFILE IMAGE]

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

      That acquisition led to COMMUNITY establishing a Loan Production Office
(LPO) in 1998 in Lancaster,Ohio. This LPO provided the opportunity for COMMUNITY to build its franchise along the U.S. Route 33 corridor from Athens County through Fairfield County.

                                                              2004 ANNUAL REPORT

      Lancaster, the county seat of Fairfield County, is approximately 30 miles southeast of Columbus, Ohio and is considered a bedroom community to Columbus. According to the city's Economic Development Office, Fairfield County is the fourth fastest growing county in Ohio and is ranked among the top six counties for growth potential.

      To strengthen COMMUNITY'S presence is in this fast growing area, the Bank undertook significant expansion efforts in Fairfield County under the leadership of Alan M. Hooker. Hooker was named President and CEO of COMMUNITY in October 1998. A well-known Lancaster resident, he brought to COMMUNITY more than 30 years of bank management experience.

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

2004 ANNUAL REPORT

                         TABLE OF CONTENTS - FINANCIAL

                                TABLE OF CONTENTS

MANAGEMENT'S DISCUSSION AND ANALYSIS....................... 14

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS.......  29

CONSOLIDATED STATEMENTS OF FINANCIAL STATEMENTS............ 30

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS............. 35

FOR THE YEAR ENDED DECEMBER 31,

                                               2004             2003        Change
                                               ----             ----        ------
EARNINGS
   Total interest income                   $ 20,506,914    $  20,720,464     -1.03%
   Total interest expense                     7,538,572        7,837,463     -3.81%
   Net interest income                       12,968,342       12,883,001      0.66%
   Provision for loan losses                    618,000          540,000     14.44%
   Total noninterest income                   2,199,020        2,611,566    -15.80%
   Total noninterest expense                 10,452,666       10,415,947      0.35%
   Net income                                 3,232,897        3,639,391    -11.17%

PER SHARE
   Earnings per common share - Basic       $       0.85    $        0.94     -9.57%
   Earnings per common share - Diluted             0.85             0.94     -9.57%
   Cash dividends paid                             0.48             0.43     11.63%
   Book value (end of period)                      8.66             9.37     -7.58%

SHARES OUTSTANDING
   Average - Basic                            3,818,351        3,859,570        -
   Average - Diluted                          3,824,574        3,876,111        -

                                                              2004 ANNUAL REPORT

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

In the following pages, management presents an analysis of United Bancorp, Inc.'s financial condition and results of operations as of and for the year ended December 31, 2004 as compared to prior years. This discussion is designed to provide shareholders with a more comprehensive review of the operating results and financial position than could be obtained from an examination of the financial statements alone. This analysis should be read in conjunction with the consolidated financial statements and related footnotes and the selected financial data included elsewhere in this report.

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

                               FINANCIAL CONDITION

OVERVIEW

      For a fourth straight year, the Company and its competitors faced an interest rate environment that continued at historically low levels for most of the year. A weak economic environment in 2003 did not leave the economy on firm footing for a strong 2004. In 2004, the economy did show signs of improvement but it had to deal with the uncertainty of foreign policy issues in the Middle East and a weakening dollar. During the latter half of the year the economy showed mixed signs of improvement. Short-term interest rates began to increase, however, long-term rates were not impacted resulting in a flattening of the yield curve.

      Notwithstanding the less than optimal economic environment, 2004 was the second most profitable year in the Company's history with core earnings providing a solid foundation for positive earnings growth in 2005. Net earning for 2004 declined by $406,000, due primarily to a $206,000 after-tax reduction in cyclical gains on sale of loans and securities. Management overcame most of this shortfall by continuing strategic initiatives focused on improving core earnings.

[BAR CHART]

      Specifically, management continued to revise deposit fee pricing which resulted in a $167,000, or 14.9% increase in service charge revenue. Additionally, notwithstanding asset growth in 2004 and an ever increasing complexity of operations, management stringently monitored and maintained noninterest expense at the $10.4 million level recorded in 2003. Finally, another factor contributing to growth in core earnings was $16.8 million, or 8.5% growth in loans.

      The Company's net interest income in 2004 also remained stable from 2003 as a result of the low interest

2004 ANNUAL REPORT
rate environment that persisted throughout much of 2004.

      As stated previously, for the year ended December 31, 2004, the Company's total assets increased $11,999,000, or 3.1% over December 31, 2003 totals. Average total earning assets increased $12,274,000 or 3.5% over 2003.

EARNING ASSETS - LOANS

      Gross loans totaled $215,447,000 at year-end 2004, representing an 8.5% increase from $198,609,000 at year-end 2003. Average loans increased by $15,933,000, or 8.3% from 2003 to 2004.

      Installment loans decreased $7,447,000, or 15.1%, real estate loans increased $2,825,000, or 5.4% and commercial real estate loans increased $14,201,000 or 20.6% from December 31, 2003. Commercial loans increased $7,259,000 or 25.9% from December 31, 2003. As discussed previously, the overall slowdown in the economy coupled with historical low interest rates caused management to be cautious in increasing longer term fixed-rate loans during this period of uncertainty. Similar to 2003, 2002 and 2001, consumers and businesses during the past year were extremely price and term sensitive and were looking for longer-term fixed-rate loans. Management priced our loan products competitively but not overly aggressively as they felt the economy would rebound over the next several years which would most likely result in a higher interest rate environment. Based upon the Asset/Liability model utilized by the Company, management decided not to originate fixed interest rate loans when interest rates were at historical low levels.

      Loan production for CITIZENS and COMMUNITY during 2004 yielded growth in both Banks' loan portfolios. As interest rates leveled off in 2004 and then increased slightly, the amount of refinancing slowed down as compared to 2003 and 2002. As a result, the Company's loan portfolio ultimately grew by $16,838,000 or 8.5% in 2004.

      The Company's installment lending portfolio decreased by 15.1% from December 31, 2003 to December 31, 2004. These loans represented 19.5% of the total portfolio at year-end 2004, compared to 24.9% at year-end 2003. The targeted installment lending areas encompass the geographic areas serviced by the Banks, which are diverse, thereby reducing the risk to changes in economic conditions. Competition for installment loans principally comes from the captive finance companies offering low to zero percent financing for extended terms. With a large share of the consumers being lured to the captive finance companies offering promotional interest rates on autos, the remaining market share is vastly smaller. Management did not feel it was prudent, given the competition and low yields, to aggressively price our installment loan product to capture this residual business.

[BAR CHART]

      Management countered the low interest rate competition through customer service enhancements. For example, our customers may access the Company's 24/7 Internet Bank, view rates and even inquire about financing. Customers merely have to e-mail their loan requests and a loan officer will return their call.

      The commercial and commercial real estate portfolio represented approximately 55.0% of the total loan portfolio at December 31, 2004 compared to 48.8% for December 31, 2003. The Company's commercial loan portfolio increased by $7,259,000, or 25.9%. The commercial real estate loan portfolio increased $14,201,000. Management is pleased with the overall increase in the combined commercial and commercial real estate loan portfolios given the lower interest rate environment and sluggish economy. The Company was able to retain the majority of its corporate accounts during a time when the industry was experiencing a high rate of loan refinancing. To protect the Company's net interest margin and mitigate its exposure to rising interest rates in future reporting periods, certain interest rate floors and wider repricing indices have been established and followed for the last few years. This strategy may have caused our price sensitive customers to seek alternative financing arrangements in the short term. However, in management's view, this will help preserve the Company's net interest margins should interest rates increase.

      Residential real estate loans are comprised of 1, 3 and 5 year adjustable rate mortgages financed to 1-4 family units.

                                                              2004 ANNUAL REPORT

[BAR CHART]

The Company also offers fixed rate real estate loans through our Secondary Market Real Estate Mortgage Program. The fixed rate mortgages are serviced and originated by CITIZENS but are sold immediately in the secondary market. Therefore, our customers enjoy the convenience of working with a local bank and are able to obtain long-term fixed-rate financing for their home. As mentioned, once these loans are originated they are immediately sold in what is referred to as the secondary market. Since the loans are sold, without recourse, the Company does not assume any interest rate risk in this portfolio and does not have any loans held for sale. This arrangement is quite common in banks and without such an option our customers may look elsewhere for their home financing needs. As the overall interest rate environment in 2004 leveled off and then increased slightly, consumer preferences remained focused on fixed-rate loan products but the demand decreased. As a result, the Company's Secondary Market Program in 2004 experienced a significant decrease in volume as compared to 2003.

      For 2004, the interest rate environment, although favorable to the fixed-rate mortgage loan product, did not result in a high volume of customers refinancing. With interest rates low for several years, most customers may have already taken advantage of the refinance options available to them. The Company recognized gains on the sale of secondary market loans of $42,000 in 2004 and $178,000 in 2003. Given the decreased level of sales and principal repayments in 2004, the Company's residential real estate portfolio increased $2,825,000.

      COMMUNITY continued their growth from the previous years, with an increase in loans of $8,570,000, or 14.2%. The increase this past year is due to the continued expansion of COMMUNITY into the Fairfield County market. COMMUNITY'S loan growth came in commercial and commercial real estate portfolio of $9,999,000 and the real estate portfolio of $1,941,000. This growth was offset by a decrease of $3,369,000 in the installment portfolio.

      CITIZENS also experienced an increase in loans for 2004. Total loans increased $8,268,000, or 6.0% from December 31, 2003. The increase primarily came in the commercial portfolio of $5,389,000, commercial real estate portfolio of $6,073,000, and real estate portfolio of $884,000. However, this increase was offset by decreases in the installment portfolio of $4,078,000 for 2004.

      The allowance for loan losses represents the amount which management and the Boards of Directors estimates is adequate to provide for probable incurred losses in the loan portfolio. Accounting for the allowance and the related provision for loan losses is reviewed by management as a critical accounting policy. The allowance balance and the annual provision charged to expense are reviewed by management and the Boards of Directors on a monthly basis. The allowance calculation is determined by utilizing a risk grading model that considers borrowers' past due experience, economic conditions and various other circumstances that are subject to change over time. In general, the loan loss policy for installment loans requires a charge-off if the loan reaches 120-day delinquent status or if notice of bankruptcy is received. The Company follows lending policies, with established criteria for determining the repayment capacity of borrowers, requirements for down payments and current market appraisals or other valuations of collateral when loans are originated. Installment lending also utilizes credit scoring to help in the determination of credit quality and pricing.

      The Company generally recognizes interest income on the accrual basis, except for certain loans which are placed on non-accrual status, when in the opinion of management, doubt exists as to collection on the loan. The Company's policy is to generally not allow loans greater than 90 days past due to accrue interest unless the loan is both well secured and in the process of collection. When a loan is placed on non-accrual status, interest income may be recognized as cash payment is received.

      Management believes the current balance of the allowance for loan losses is sufficient to cover probable incurred losses. Net charge-offs to average loans for the year-ended 2004 was 0.22% compared to 0.35% for 2003. Refer to Provision for Loan Losses section for further discussion on the Company's credit quality.

2004 ANNUAL REPORT

EARNING ASSETS - SECURITIES AND FEDERAL FUNDS SOLD

      The securities portfolio is comprised of U.S. Government and agency obligations, tax-exempt obligations of states and political subdivisions, mortgage-backed securities and certain other investments. The Company does not hold any collateralized mortgage-backed securities, other than those issued by U.S. Government agencies. The Company does not hold any derivative securities. The quality rating of most obligations of states and political subdivisions within Ohio is no less than Aaa, Aa, or A, with all out-of-state bonds rated at AAA. Board policy permits the purchase of certain non-rated bonds of local schools, townships and municipalities, based on known levels of credit risk.

      Securities available for sale at year-end 2004 decreased $3,002,000, or 2.1% from 2003, while securities held to maturity decreased $647,000, or 4.1%.

      In our planning process, management's prediction for 2004 was for a steady to slightly rising interest rate environment. In the first half of 2004, interest rates actually decreased to a level that caused a high volume of investment securities to be called. Management reinvested the funds into the Company's loan portfolio and a portion back into investment securities over the course of 2004.

SOURCES OF FUNDS - DEPOSITS

      The Company's primary source of funds is core deposits from retail and business customers. These core deposits include all categories of interest-bearing deposits, excluding certificates of deposit greater than $100,000. During 2004, core deposits decreased $6,926,000, or 2.6%. Core deposit shrinkage for the Banks was due to a decrease of $9,195,000 for CITIZENS offset by an increase of $2,269,000, for COMMUNITY, for the year ended December 31, 2004. Over the past several years, COMMUNITY has developed several large depository customers. As of December 31, 2004, their eight largest depository customers accounted for approximately 30.0% of COMMUNITY'S certificate of deposits and approximately 86.0% of total certificates of deposits greater than $100,000. These customers also represent 12.0% of demand deposits at December 31, 2004. Total concentration of retail funding is approximately 27.0% of COMMUNITY'S total deposits at December 31, 2004. This concentration does pose additional liquidity and earnings risk for COMMUNITY. The earnings risk would be triggered if COMMUNITY would be placed in a position to sell assets below book value to meet current liquidity needs. This risk is mitigated with COMMUNITY'S capability to borrow wholesale funding from its correspondent banks CITIZENS Management also has an active Asset/Liability Committee that monitors, among other items monthly liquidity needs on a 90 day time horizon.

[BAR CHART]

[BAR CHART]

      On a consolidated level, this concentration of funding at COMMUNITY represents approximately 8.0% of total retail deposits at December 31, 2004.

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

      Certificates of deposit greater than $100,000 are not considered part of core deposits and, as such, are used as a tool to balance funding needs. At year-end 2004, certificates of deposit greater than $100,000 increased $3,030,000 or 8.3% over year-end 2003 totals. Certificates of deposits greater than $100,000 increased in 2004 by $1,172,000 or 7.5% at CITIZENS while COMMUNITY increased by

                                                              2004 ANNUAL REPORT
approximately $1,858,000 or 8.9%.

      The attraction of and retention of core deposits continues to be a challenge to the Company and the overall banking industry. Alternative financial products are continuously being introduced by our competition whether through a traditional bank or brokerage services company.

SOURCES OF FUNDS - SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE
AND OTHER BORROWED FUNDS

      Other interest-bearing liabilities include securities sold under agreements to repurchase, federal funds purchased, Treasury, Tax & Loan notes payable and Federal Home Loan Bank advances. Securities sold under agreements to repurchase increased by $7,127,000. The average balance in securities sold under agreements to repurchase increased $247,000, or 2.8% from 2003 to 2004.

      Advances from the Federal Home Loan Bank (FHLB) increased $15,706,000, or 50.7%, from 2003 to 2004 while Federal funds purchased decreased $6,534,000 for the same period. Management utilized a strategy whereby excess liquidity and borrowings on its lines of credit at the FHLB were used to purchase investment securities and fund the growth in the loan portfolio.

OTHER ASSETS

      The Company owns approximately $7.5 million in Bank Owned Life Insurance
(BOLI) with the original investment occurring in 2002. Refer to Performance Overview, Noninterest Income section for further information.

                        PERFORMANCE OVERVIEW 2004 TO 2003

NET EARNINGS

      The Company reported earnings of $3,233,000 in 2004 compared with $3,639,000 in 2003, which was the second most profitable year in the Company's history. This earnings performance equates to a 0.83% Return on Average Assets ("ROA") and 9.91% Return on Average Equity ("ROE") for 2004 compared to 0.97% and 11.40%, respectively, for 2003. Basic and Diluted Earnings per share ("EPS") was $0.85 and $0.94, respectively, for 2004 and 2003. Per share amounts for all periods have been restated to reflect the 10% stock split in the form of a dividend distributed in December 2004 and 2003.

NET INTEREST INCOME

      Net interest income, by definition, is the difference between interest income generated on interest-earning assets and the interest expense incurred on interest-bearing liabilities. Various factors contribute to changes in net interest income, including volumes, interest rates and the composition or mix of interest-earning assets in relation to interest-bearing liabilities. Net interest income increased $85,000 in 2004. The net interest margin decreased to 3.97% from 4.10%. Overall, the Company has seen both its earning assets and interest paying liabilities repricing downward given the current low interest rate environment.

      Average interest-earning assets increased $12,274,000, or 3.5% in 2004 while the associated weighted-average yield on these interest-earning assets decreased from 6.36% in 2003, to 6.06% for 2004.

      Average interest-bearing liabilities increased $13,792,000 in 2004 over 2003. The average cost of funds decreased to 2.32% from 2.52% from the year ended December 31, 2003.

      Refer to the sections on Asset and Liability Management and Sensitivity to Market Risks and Average Balances, Net Interest Income and Yields Earned and Rates Paid elsewhere herein for further information.

PROVISION FOR LOAN LOSSES

      The provision for loan losses is an operating expense recorded to maintain the related balance sheet allowance for loan losses at an amount considered adequate to cover probable incurred losses incurred in the portfolio. The total provision for loan losses was $618,000 in 2004 compared to $540,000 in 2003, an increase of $78,000 or 14.4%.The incremental increase in provision can be attributed to management's continued efforts to grow the loan portfolio, as well as the $850,000 increase in nonperforming loans at December 31, 2004 as compared to December 31, 2003. As previously discussed the loan portfolio increased

2004 ANNUAL REPORT
approximately $16.8 million or 8.5%

[BAR CHART]

      Net loans charged-off for 2004 were approximately $466,000 compared to $668,000 for 2003. During 2004, 86% of the Company's net loans charged-off related to the installment loan portfolio. In 2003, the installment portfolio accounted for approximately 47% of net loans charged-off. As previously reported, the installment loan portfolio decreased $7,447,000 or 15.1% from December 31, 2003.

      The allowance for loan losses as a percentage of loans decreased to 1.39% at year-end 2004, from 1.43% at year-end 2003. CITIZENS and COMMUNITY utilize a consistent reserve methodology with detail reserve allocations specific to the individual loan portfolios.

NONINTEREST INCOME

      Noninterest income is made up of bank-related fees and service charges, as well as other income-producing services. These include secondary market loan servicing fees, ATM/interchange income, internet bank fees, early redemption penalties for certificates of deposit, safe deposit box rental income, net gain or loss on sales of securities available for sale and loans, leased rental property, cash management services and other miscellaneous items. In addition, both CITIZENS and COMMUNITY invested in Bank Owned Life Insurance (BOLI) in 2002. The earnings from this investment is reflected in the Company's noninterest income. Total noninterest income for 2004 was $2,199,000, a decrease of $413,000, or 15.8% from 2003 totals.

      Service charges on deposit accounts increased $167,000 or 14.9% from 2003 to 2004. The majority of the increase came from fees related to overdrafts on depository accounts. Management introduced several new products and revenue enhancement strategies over the past several years and the result has been increased service charge income.

[BAR CHART]

[BAR CHART]

      The decline in noninterest income in 2004 is primarily attributable to a reduction in gains on the sale of investment securities. During 2004, net realized gains on sales of securities decreased $267,000 from 2003. Management's strategy in 2004 and 2003, took into consideration the relative volatility in the bond market. At times during the year, management realized there was an opportunity to sell and profitably reposition bonds in the portfolio when overall interest rates were depressed. Since interest rates did not fluctuate as widely in 2004 as they did in 2003, there was less opportunity to sell and reposition bonds in 2004.

      Gains on sales of loans from the Company's secondary market mortgage program totaled $42,000 in 2004 compared to $178,000 in 2003, a decrease of $136,000. As previously discussed the demand for fixed rate financings decreased in 2004.

      Other noninterest income decreased $177,000 from 2003 to 2004. In connection with the 2004 slow down in the Company's secondary market mortgage program, there was a decrease in related fee and servicing income of $42,000. Also, impacting other noninterest income is a $41,000 decrease in the amount of credited interest related to BOLI, as compared to 2003.

NONINTEREST EXPENSE

      Noninterest expense for 2004 increased $37,000 or 0.4% over 2003.

      Salaries and employee benefits decreased $18,000 from 2003 to 2004. During 2004 management adjusted the staffing levels within the Company to control salary and benefit costs.
                                                              2004 ANNUAL REPORT

      Occupancy and equipment decreased $144,000, or 9.4%. Occupancy decreased due to capital expenditures mainly technology enhancements, becoming fully depreciated in the first quarter of 2004.

      Professional fees increased $113,000 or 30.7% for 2004 as compared to 2003. Professional fees increased due to additional costs relating to compliance with the Sarbanes-Oxley Act of 2002 requirements, as well as other increased risk management costs.

      Other expenses increased 5.5%, or $107,000. Overall there is not a single line item that contributes significantly to this increase. Other noninterest expense including, insurance, franchise and other taxes, advertising, stationary and office supplies and amortization did not vary much from 2003 to 2004. As stated previously, the core earnings growth of the Company's financial performance over 2003 reflect management's strong control of noninterest expense in 2004.

                        PERFORMANCE OVERVIEW 2003 TO 2002

NET EARNINGS

      The Company reported record earnings of $3,639,000 in 2003 compared with $3,220,000 in 2002. This earnings performance equates to a 0.97% ROA and 11.40% ROE for 2003 compared to 0.94% and 10.34% for 2002. Basic and Diluted Earnings per share was $0.94 for 2003 compared to $0.82 for 2002.

NET INTEREST INCOME

      Net interest income increased $116,000, or 0.9% in 2003. The net interest margin decreased from 4.35% to

[BAR CHART]

4.10%. Overall, the Company has saw both its earning assets and interest paying liabilities repricing downward given the low interest rate environment in 2003 as previously discussed.

      Average interest-earning assets increased $28,220,000, or 8.8% in 2003 while the associated weighted-average yield on these interest-earning assets decreased from 7.26% in 2002, to 6.36% for 2003.

      Average interest-bearing liabilities increased $27,039,000 in 2003 over 2002. The average cost of funds decreased to 2.52% from 3.29% from the year ended December 31, 2002.

PROVISION FOR LOAN LOSSES

      The provision for loan losses is an operating expense recorded to maintain the related balance sheet allowance for loan losses at an amount considered adequate to cover probable incurred losses incurred in the portfolio. The total provision for loan losses was $540,000 in 2003 compared to $630,000 in 2002, a decrease of $90,000, or 14.3%. The decrease was attributed to management's continued efforts to strengthen credit quality in the loan portfolio. Management reduced the provision in 2003 due to the continued improvement in credit quality statistics for the Company throughout 2002 and into 2003. Management considered such factors as lower past due percentages and modest loan growth. Net loans charged-off for 2003 were approximately $668,000 compared to $538,000 for 2002. Moreover, one borrower accounted for approximately 34% of the net charge-offs for 2003.

      The Company's total allowance for loan losses compared to nonaccrual loans was 376% at December 31, 2003, compared to 386% at December 31, 2002. The Company's non-performing loans to total loans was 0.38% at December 2003 compared to 0.41% at year-end 2002. Both ratios measure the relative risk in the loan portfolio and coverage in the allowance for loan losses.

      The allowance for loan losses as a percentage of loans increased to 1.43% at year-end 2003, from 1.58% at year-end 2002.

2004 ANNUAL REPORT

                                                2004                   2003               2002
                                          ------------------    -----------------   ---------------
Noninterest income
   Service charges on deposit accounts    $        1,289,573    $       1,122,202   $       946,706
   Gains on sales of securities                       77,163              344,366           320,485
   Gains on sales of loans                            42,108              177,813            16,541
   Other income                                      790,176              967,185           775,441
                                          ------------------    -----------------   ---------------
     Total noninterest income             $        2,199,020    $       2,611,566   $     2,059,173
                                          ==================    =================   ===============
Noninterest expense
   Salaries and employee benefits         $        5,223,727    $       5,242,154   $     5,165,633
   Occupancy and equipment                         1,382,298            1,526,042         1,453,346
   Professional services                             479,124              366,512           314,814
   Insurance                                         318,875              306,390           234,003
   Franchise and other taxes                         418,993              412,562           353,759
   Advertising                                       300,102              315,579           310,458
   Stationery and office supplies                    260,760              284,666           289,080
   Amortization of intangibles                        18,000               18,000            24,488
   Other expenses                                  2,050,787            1,944,042         1,843,591
                                          ------------------    -----------------   ---------------
     Total noninterest expense            $       10,452,666    $      10,415,947   $     9,989,172
                                          ==================    =================   ===============

NONINTEREST INCOME

      Total noninterest income for 2003 was $2,612,000, an increase of $552,000, or 26.8% over 2002 totals.

      The increase in 2003 can be attributed to several factors. During mid-year 2002, CITIZENS and COMMUNITY invested approximately $6,707,000 in BOLI. This product offers an attractive tax deferred yield after mortality cost of approximately 7.0% and 7.9% for 2003 and 2002, respectively. For the year ended December 31, 2003 the additional income generated from the BOLI investment in 2003 over 2002 is approximately $154,000. Also explaining the growth in noninterest income in 2003 is the additional income of $24,000 related to gains on the sale of investment securities. Management's strategy in 2003 and 2002, took into consideration the relative volatility in the bond market. The Company's secondary market mortgage program generated total income of $178,000 compared to $17,000 in 2002, an increase of $161,000. Service charges on deposit accounts increased $175,000, or 18.5% due to increased fees on transactional-based deposit accounts such as service charges, non-sufficient fund charges and daily overdraft charges.

NONINTEREST EXPENSE

      Noninterest expense for 2003 increased $427,000 or 4.3% over 2002.

      Salaries and employee benefits increased $77,000, 1.5% from 2002 to 2003. During 2003 management adjusted the staffing levels within the Company to control salary and benefit costs. The Company did change to a new provider of health insurance in 2003 to help control the rising costs of health care insurance

      Occupancy and equipment increased $73,000 due to the mid-year 2002 purchase of additional hardware and software for check imaging and processing and for an online loan and deposit origination system. Since the system was not installed until mid 2002, the Company did not record a full year of operating expenses with these two systems until 2003.

      Franchise and other taxes increased $59,000, or 16.6%, over 2002 mainly due to increases in franchise and state income taxes. The increase in franchise taxes results from an increase in the Company's capital base year over year.

      Insurance expense increased $72,000 from 2002 to 2003. The Company renewed its Directors and Officers insurance for a three-year period in 2002. The cost of this policy and other insurance has increased dramatically over the past several years.

      Professional fees increased $52,000 or 16.4% for 2003 as compared to 2002. Professional fees increased due to additional costs relating to compliance with the Sarbanes-Oxley Act of 2002 requirements, as well as other increased risk management costs.

      Other expenses increased 5.4%, or $100,000. Overall there is not a single line item that contributes significantly to this increase.

ASSET/LIABILITY

      Management and Sensitivity to Market Risks In the environment of changing business cycles, interest rate fluctuations and growing competition, it has become increasingly more difficult for banks to produce adequate earnings on a consistent basis. Although management can anticipate changes in interest rates, it is not possible to reliably predict the magnitude of interest rates changes. As a result, the Company must establish a sound asset/liability management policy, which will minimize exposure to interest rate risk while maintaining an acceptable interest rate spread and insuring adequate liquidity.

                                                              2004 ANNUAL REPORT

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

      A negative gap is created when rate sensitive liabilities exceed rate sensitive assets and, conversely, a positive gap occurs when rate sensitive assets exceed rate sensitive liabilities. A negative gap position will cause profits to decline in a rising interest rate environment while conversely, a positive gap will cause profits to decline in a falling interest rate environment. The Company's goal is to have acceptable profits under any interest rate environment. To avoid volatile profits as a result of interest rate fluctuations, the Company attempts to match interest rate sensitivities, while pricing both the asset and liability components to yield a sufficient interest rate spread so that profits will remain relatively consistent across interest rate cycles.

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

      Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, loan prepayments and deposit decay rates, and should not be relied upon as indicative of actual results. Further, the computations do not contemplate any actions the Company may undertake in response to changes in interest rates. The NPV calculation is based on the net present value of discounted cash flows utilizing market prepayment assumptions and market rates of interest provided by surveys performed

2004 ANNUAL REPORT
ing each quarterly period, with adjustments made to reflect the shift in the Treasury yield curve between the survey date and quarter-end date. Certain shortcomings are inherent in this method of analysis presented in the computation of estimated NPV. Certain assets such as adjustable-rate loans have features that restrict changes in interest rates on a short-term basis and over the life of the asset. In addition, the portion of adjustable-rate loans in the Company's portfolio could decrease in future periods if market interest rates remain at or decrease below current levels due to refinancing activity.
Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate from those assumed in the table. Finally, the ability of many borrowers to repay their adjustable-rate debt may decrease in the case of an increase in interest rates.

      The following tables present an analysis of the potential sensitivity of the Company's net present value of its financial instruments to sudden and sustained changes in the prevailing interest rates.

      The projected volatility of the net present value at both December 31, 2004 and 2003 fall within the general guidelines established by the Board of Directors. The NPV table shows that in a falling interest rate environment, the NPV would decrease between 9% and 19%. In management's view, there is a low probability that interest rates would decrease another 100 to 200 basis points. In the upward change in interest rates the Company's NPV would decrease 5% with a 100 basis point interest rate increase. In a 200 basis point rate increase, the Company's NPV would decrease 14%. This decrease is a result of the Company's available for sale securities portfolio that is invested in fixed-rate securities. As interest rates increase, the market value of the securities decrease. However, since the Company currently has the ability to hold these securities to their final maturity, it would not have to incur any losses.

                 (Dollars in Thousands)
-------------------------------------------------------
             Net Portfolio Value - December 31, 2004

Change in Rates   $ Amount      $ Change      % Change
---------------   ---------   ------------   ----------
   +200              34,352         (5,396)    -14%
   +100              37,782         (1,966)     -5%
   Base              39,748
   -100              36,357         (3,391)     -9%
   -200              32,302         (7,446)    -19%

           Net Portfolio Value - December 31, 2003

Change in Rates   $  Amount     $ Change      % Change
---------------   ---------   ------------   ----------
   +200              25,958         (7,719)    -23%
   +100              30,501         (3,176)     -9%
   Base              33,677
   -100              31,198         (2,479)     -7%
   -200              30,943         (2,734)     -8%


                                                              2004 ANNUAL REPORT

The following table is a summary of selected quarterly results of operations for the years ended December 31, 2004 and 2003.

                                        1ST QUARTER      2ND QUARTER                3RD QUARTER   4TH QUARTER
                                        -----------      ------------               -----------   -----------
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
2004
Interest and dividend income            $     5,027      $      5,096               $     5,159   $     5,224
Interest expense                              1,882             1,862                     1,851         1,943
                                        -----------      ------------               -----------   -----------
Net interest income                           3,145             3,234                     3,308         3,281
Provision for loan losses                       139               199                       160           120
                                        -----------      ------------               -----------   -----------
Net interest income after
 provision for loan losses                    3,006             3,035                     3,148         3,162
Noninterest income                              650               533                       525           491
Noninterest expense                           2,567             2,438                     2,560         2,887
                                        -----------      ------------               -----------   -----------
Income before income tax                      1,089             1,130                     1,113           765
Income tax expense                              233               255                       215           161
                                        -----------      ------------               -----------   -----------
Net income                              $       856      $        875               $       898   $       604
                                        ===========      ============               ===========   ===========
Earnings per common share - Basic       $      0.23      $       0.23               $      0.23   $      0.16
                                        ===========      ============               ===========   ===========
Earnings per common share - Diluted     $      0.23      $       0.23               $      0.23   $      0.16
                                        ===========      ============               ===========   ===========
Dividends declared per share            $     0.118      $      0.118               $     0.118   $     0.124
                                        ===========      ============               ===========   ===========
2003

Interest and dividend income            $     5,215      $      5,080               $     5,121   $     5,304
Interest expense                              2,029             1,954                     1,915         1,939
                                        -----------      ------------               -----------   -----------
Net interest income                           3,186             3,126                     3,206         3,365
Provision for loan losses                       150               150                       114           126
                                        -----------      ------------               -----------   -----------
Net interest income after
provision for loan losses                     3,036             2,976                     3,092         3,239
Noninterest income                              744               680                       651           536
Noninterest expense                           2,714             2,568                     2,676         2,458
                                        -----------      ------------               -----------   -----------
Income before income tax                      1,066             1,088                     1,067         1,317
Income tax expense                              263               261                       175           200
                                        -----------      ------------               -----------   -----------
Net income                              $       803      $        827               $       892   $     1,117
                                        ===========      ============               ===========   ===========
Earnings per common share - Basic       $      0.21      $       0.22               $      0.23   $      0.28
                                        ===========      ============               ===========   ===========
Earnings per common share - Diluted     $      0.21      $       0.22               $      0.23   $      0.28
                                        ===========      ============               ===========   ===========
Dividends declared per share            $     0.106      $      0.106               $     0.106   $     0.116
                                        ===========      ============               ===========   ===========

2004 ANNUAL REPORT

AVERAGE BALANCES, NET INTEREST INCOME AND YIELDS EARNED AND RATES PAID

      The following table provides information relating to average balance sheet information and reflects the taxable equivalent average yield on interest-earning assets and the average cost of interest-bearing liabilities for the years ended December 31,2004,2003,and 2002. The yields and costs are calculated by dividing income or expense by the average balance of interest-earning assets or interest-bearing liabilities.

      The average balance of available for sale securities is computed using the carrying value of securities while the yield for available for sale securities has been computed using the average amortized cost. Average balances are derived from average month-end balances, which include nonaccruing loans in the loan portfolio, net of the allowance for loan losses. Interest income has been adjusted to tax-equivalent basis.

                                                       2004                          2003                            2002
(DOLLARS IN THOUSANDS)                               INTEREST                       INTEREST                        INTEREST
                                          AVERAGE    INCOME/    YIELD/  AVERAGE     INCOME/     YIELD/   AVERAGE    INCOME/   YIELD/
                                          BALANCE    EXPENSE    RATE    BALANCE     EXPENSE     RATE     BALANCE    EXPENSE   RATE
                                         ---------   --------   -----   --------    --------   ------   --------    --------  -----
ASSETS
Interest-earning assets
 Loans                                   $ 208,658   $ 13,905    6.66%  $192,725   $  13,987     7.26%  $ 184,131   $ 14,843   8.06%
 Taxable securities - AFS                  113,502      5,130    4.52    111,282       5,166     4.64      94,464      5,774    6.11
 Taxable securities - HTM
 Tax-exempt securities - AFS                18,218      1,233    6.77     18,715       1,501     8.02      14,034      1,201    8.56
 Tax-exempt securities - HTM                15,698      1,398    8.91     16,680       1,245     7.46      11,813      1,043    8.83
 Federal funds sold                            150          4    2.67      4,692          58     1.24      11,588        196    1.69
 FHLB stock and other                        4,057        175    4.31      3,915         163     4.16       3,759        170    4.52
                                         ---------   --------           --------    --------            ---------   --------
Total interest-earning assets              360,283     21,845    6.06    348,009      22,120     6.36     319,789     23,227    7.26

Noninterest-earning assets
 Cash and due from banks                    11,192                         8,251                            8,487
 Premises and equipment (net)                7,825                         8,367                            8,779
 Other nonearning assets                    13,489                        12,373                            8,250
 Less:allowance for loan losses             (2,957)                       (3,094)                          (3,021)
                                         ---------                      --------                        ---------
Total noninterest-earning assets            29,549                        25,897                           22,495
                                         ---------                      --------                        ---------
Total assets                             $ 389,832                      $373,906                        $ 342,284
                                         =========                      ========                        =========

LIABILITIES & SHAREHOLDERS'EQUITY

Interest-bearing liabilities

 Demand deposits                         $  68,006        625    0.92   $ 57,456         530     0.92   $  47,372        502    1.06
 Savings deposits                           46,936        166    0.35     49,962         240     0.48      50,718        493    0.97
 Time deposits                             158,325      5,563    3.51    167,615       6,144     3.67     165,155      7,701    4.66
 Fed funds purchased & TT&L                  4,320         82    1.90      3,453          50     1.45         539          7    1.30
 FHLB advances                              37,813      1,020    2.70     23,369         802     3.43      11,231        528    4.70
 Repurchase agreements                       9,013         83    0.92      8,766          71     0.81       8,567         98    1.14
                                         ---------   --------   -----   --------   ---------   ------   ---------   --------
Total interest-bearing liabilities         324,413      7,539    2.32    310,621       7,837     2.52     283,582      9,329    3.29
                                                     --------                      ---------                        --------
Noninterest-bearing liabilities
 Demand deposits                            31,568                        29,543                           26,093
 Other liabilities                           1,229                         1,824                            1,473
                                         ---------                      --------                        ---------
Total noninterest-bearing liabilities       32,797                        31,367                           27,566
                                         ---------                      --------                        ---------
Total liabilities                          357,210                       341,988                          311,148

Total shareholders'equity                   32,622                        31,918                           31,136
                                         ---------                      --------                        ---------
Total liabilities & shareholders'equity  $ 389,832                      $373,906                        $ 342,284
                                         =========                      ========                        =========
Net interest income                                  $ 14,306                      $  14,283                        $ 13,898
                                                     ========                      =========                        ========
Net interest spread                                              3.74%                           3.84%                         3.97%
                                                                =====                          ======                         ======
Net yield on interest-earning assets                             3.97%                           4.10%                         4.35%
                                                                =====                          ======                         ======

-     For purposes of this schedule,nonaccrual loans are included in loans.

-     Fees collected on loans are included in interest on loans.

                                                              2004 ANNUAL REPORT

RATE/VOLUME ANALYSIS

      The table below describes the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities have affected interest income and expense on a tax-equivalent basis during the periods indicated. For purposes of this table, changes in interest due to volume and rate were determined using the following methods:

- Volume variance results when the change in volume is multiplied by the previous year's rate.

- Rate variance results when the change in rate is multiplied by the previous year's volume.

- Rate/volume variance results when the change in volume is multiplied by the change in rate.

      Note:The rate/volume variance was allocated to volume variance and rate variance in proportion to the relationship of the absolute dollar amount of the change in each. Nonaccrual loans are ignored for purposes of the calculations due to the nominal amount of the loans.

CAPITAL RESOURCES

    Internal capital growth, through the retention of earnings, is the primary means of maintaining capital adequacy for the Banks. The Company's shareholders' equity at year-end 2004 was $32,824,000, compared to $32,514,000 at year-end 2003, representing an increase of 1.0%. Equity totals include $635,000 in accumulated other comprehensive loss which is comprised solely of a net unrealized loss on securities available for sale, net of tax, at year-end 2004, compared to a $249,000 loss at year-end 2003. Total shareholders' equity in relation to total assets was 8.3% at December 31, 2004 and 8.4% at December 31, 2003.


[DIVIDENDS PER SHARE BAR CHART]

      The Company has established a Dividend Reinvestment Plan ("The Plan") for shareholders under which the Company's common stock will be purchased by The Plan for participants with automatically reinvested dividends. The

                                                   2004 COMPARED TO 2003                   2003 COMPARED TO 2002
                                                    INCREASE/(DECREASE)                      INCREASE/(DECREASE)
                                            ----------------------------------     ------------------------------------
(IN THOUSANDS)                                           CHANGE       CHANGE                      CHANGE       CHANGE
                                             TOTAL       DUE TO       DUE TO         TOTAL        DUE TO       DUE TO
                                             CHANGE      VOLUME        RATE          CHANGE       VOLUME        RATE
                                            --------    --------    ----------     ----------    ---------    ---------
Interest and dividend income
  Loans                                     $   ( 82)   $  1,109    $  ( 1,191)    $    ( 856)   $     671    $ ( 1,527)
  Taxable securities available for sale         ( 36)        102         ( 138)         ( 608)         922      ( 1,530)
  Tax-exempt securities available for sale     ( 268)       ( 39)        ( 229)           300          385         ( 85)
  Tax-exempt securities held to maturity         153        ( 77)          230            202          381        ( 179)
  Federal funds sold                            ( 54)       ( 86)           32          ( 138)        ( 95)        ( 43)
  FHLB stock and other                            12           6             6            ( 7)           7         ( 14)
                                            --------    --------    ----------     ----------    ---------    ---------
Total interest and dividend income             ( 275)      1,015       ( 1,290)       ( 1,107)       2,271      ( 3,378)

Interest expense

  Demand deposits                                 95          97           ( 2)            28           98         ( 70)
  Savings deposits                              ( 74)       ( 14)         ( 60)         ( 253)         ( 7)       ( 246)
  Time deposits                                ( 581)      ( 333)        ( 248)       ( 1,557)         113      ( 1,670)
  Fed funds purchased                             32          14            18             43           42            1
  FHLB advances                                  218         417         ( 199)           274          446        ( 172)
  Repurchase agreements                           12           2            10           ( 27)           2         ( 29)
                                            --------    --------    ----------     ----------    ---------    ---------

Total interest expense                         ( 298)        183         ( 481)       ( 1,492)         694      ( 2,186)
                                            --------    --------    ----------     ----------    ---------    ---------

Net interest income                         $     23    $    832    $    ( 809)    $      385    $   1,577    $ ( 1,192)
                                            ========    ========    ==========     ==========    =========    =========

2004 ANNUAL REPORT

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

LIQUIDITY

      Liquidity relates primarily to the Company's ability to fund loan demand, meet deposit customers' withdrawal requirements and provide for operating expenses. Assets used to satisfy these needs consist of cash and due from banks, federal funds sold and securities available-for sale. These assets are commonly referred to as liquid assets. Liquid assets were $145.4 million at December 31, 2004, compared to $149.2 million at December 31, 2003. Management recognizes securities may need to be sold in the future to help fund loan demand and, accordingly, as of December 31, 2004, $137.8 million of the securities portfolio was classified as available for sale. The Company's residential real estate portfolio, can and has been readily used to collateralize borrowings as an additional source of liquidity. Management believes its current liquidity level is sufficient to meet anticipated future growth.

      The Cash Flow Statements for the periods presented provide an indication of the Company's sources and uses of cash as well as an indication of the ability of the Company

[EQUITY CAPITAL BAR CHART]

[BOOK VALUE PER SHARE BAR CHART]

to maintain an adequate level of liquidity. A discussion of the cash flow statements for 2004, 2003 and 2002 follows. The Company experienced a net increase in cash from operating activities in 2004, 2003 and 2002. Net cash provided by operating activities was a $3.9 million, $4.2 million and $3.9 million for the years ended December 31, 2004, 2003 and 2002, respectively. The adjustments to reconcile net income to net cash from operating activities consisted mainly of depreciation and amortization of premises and equipment and intangibles, gain on sales of loans, securities and other assets, the provision for loan losses, Federal Home Loan Bank stock dividends, net amortization of securities and net changes in other assets and liabilities.

      NET CASH USED IN INVESTING ACTIVITIES was $14.8 million, $28.3 million and $31.4 million for the years ended December 31, 2004, 2003 and 2002, respectively. The changes in net cash from investing activities include loan growth, as well as normal maturities, security calls and reinvestments of securities and premises and equipment expenditures. In 2004, 2003 and 2002, the Company received $33.9 million, $37.7 million and $47.9 million, respectively, from sales of securities available for sale. Proceeds from securities, which matured or were called were $38.6 million, $77.0 million and $83.9 million in 2004, 2003 and 2002, respectively. As mentioned previously, the low interest rate environment in the first half of 2004 dramatically impacted the Company's cash flows from investing activities.

      NET CASH PROVIDED BY FINANCING ACTIVITIES was $10.1 million, $22.2 million and $14.5 million for the years ended December 31, 2004, 2003 and 2002, respectively. The net cash from financing activities in 2004 was primarily attributable to increases in short-term borrowings of $18.0 million.

                                                              2004 ANNUAL REPORT

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

2004 ANNUAL REPORT

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

                                                           [GRANT THORNTON LOGO]

ACCOUNTANTS AND BUSINESS ADVISORS

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders
United Bancorp, Inc.
Martins Ferry, Ohio

We have audited the accompanying consolidated statements of financial condition of United Bancorp, Inc. as of December 31, 2004 and 2003, and the related consolidated statements of earnings, comprehensive income, shareholders' equity and cash flows for each of the years in the three year period ended December 31, 2004. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of United Bancorp, Inc. as of December 31, 2004 and 2003, and the results of its operations, comprehensive income and cash flows for each of the years in the three year period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

[GRANT THORNTON LLP]

Cincinnati, Ohio
January 14,2005

Suite 900
625 Eden Park Drive
Cincinnati, OH 45202-4181
T   513.762.5000
F   513.241.6125
W   www.grantthornton.com

GRANT THORNTON LLP
US MEMBER OF GRANT THORNTON INTERNATIONAL

                                                              2004 ANNUAL REPORT

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                           December 31, 2004 and 2003

          ASSETS                                                        2004              2003
Cash and due from financial institutions                            $   7,580,576     $   8,386,575

Securities available for sale - at market                             137,816,329       140,818,167
Securities held to maturity - estimated fair value of
 $15,475,005 and $16,344,353 at December 31, 2004
 and 2003, respectively                                                14,947,520        15,594,408
Federal Home Loan Bank stock - at cost                                  4,115,200         3,954,300
Total loans                                                           215,446,870       198,608,574
Allowance for loan losses                                              (2,995,422)       (2,843,484)
                                                                    -------------     -------------
          Loans - net                                                 212,451,448       195,765,090
Premises and equipment                                                  7,760,360         8,152,480
Accrued interest receivable                                             2,253,212         2,373,573
Other real estate and repossessions                                     1,014,207           940,015
Core deposit and other intangible assets                                   34,417            57,452
Bank owned life insurance                                               7,517,548         7,185,507
Other assets                                                            2,030,767         2,295,402
                                                                    -------------     -------------
          Total assets                                              $ 397,521,584     $ 385,522,969
                                                                    =============     =============
          LIABILITIES AND SHAREHOLDERS' EQUITY

Demand deposits
 Noninterest-bearing                                                $  31,777,495     $  30,049,919
 Interest-bearing                                                      62,038,985        61,137,605
Savings deposits                                                       45,143,133        48,274,042
Time deposits - under $100,000                                        122,018,788       128,443,059
Time deposits - $100,000 and over                                      39,651,142        36,621,372
                                                                    -------------     -------------
          Total deposits                                              300,629,543       304,525,997
Federal funds purchased                                                 3,180,000         9,714,000
Advances from the Federal Home Loan Bank                               46,680,311        30,974,611
Securities sold under agreements to repurchase                         12,612,270         5,485,399
Other borrowed funds                                                      399,283           159,398
Accrued expenses and other liabilities                                  1,196,066         2,149,105
                                                                    -------------     -------------
          Total liabilities                                           364,697,473       353,008,510

Commitments                                                                     -                 -

Shareholders' equit
 Preferred stock - 2,000,000 shares without par value authorized;
  no shares issued                                                              -                 -
 Common stock - $1 par value; 10,000,000 shares authorized;
  4,126,970 and 3,752,105 shares issued at December 31,
  2004 and 2003, respectively                                           4,126,970         3,752,105
 Additional paid-in capital                                            25,831,585        25,712,990
 Retained earnings                                                      7,021,185         6,047,652
 Stock held by deferred compensation plan; 62,977 and 55,825
  shares at December 31, 2004 and 2003, respectively - at cost           (752,437)         (633,842)
 Treasury stock - 273,017 and 227,803 shares at December 31,
  2004 and 2003, respectively - at cost                                (2,767,751)       (2,115,855)
 Accumulated comprehensive loss, unrealized losses on
  securities designated as available for sale, net of tax                (635,441)         (248,591)
                                                                    -------------     -------------
          Total shareholders' equity                                   32,824,111        32,514,459
                                                                    -------------     -------------
          Total liabilities and shareholders' equity                $ 397,521,584     $ 385,522,969
                                                                    =============     =============

         THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS

2004 ANNUAL REPORT

                       CONSOLIDATED STATEMENTS OF EARNINGS

              For the years ended December 31, 2004, 2003 and 2002

                                                                        2004            2003            2002
Interest and dividend income
 Loans, including fees                                              $ 13,808,134    $ 13,887,357    $ 14,766,443
 Taxable securities                                                    5,153,505       5,166,469       5,773,081
 Non-taxable securities                                                1,365,972       1,445,396       1,188,098
 Federal funds sold                                                        4,074          58,129         195,809
 Dividends on Federal Home Loan Bank stock and other                     175,229         163,113         172,251
                                                                    ------------    ------------    ------------

          Total interest and dividend income                          20,506,914      20,720,464      22,095,682
Interest expense
 Deposits
  Demand                                                                 624,911         529,555         501,714
  Savings                                                                166,329         239,577         493,215
  Time                                                                 5,562,711       6,144,173       7,700,908
 Borrowings                                                            1,184,621         924,158         633,030
                                                                    ------------    ------------    ------------

          Total interest expense                                       7,538,572       7,837,463       9,328,867
                                                                    ------------    ------------    ------------
          Net interest income                                         12,968,342      12,883,001      12,766,815
Provision for loan losses                                                618,000         540,000         630,000
                                                                    ------------    ------------    ------------
             Net interest income after provision for loan losses      12,350,342      12,343,001      12,136,815
Noninterest income
 Service charges on deposit accounts                                   1,289,573       1,122,202         946,706
 Gain on sales/calls of securities designated
  as available for sale                                                   77,163         344,366         320,485
 Gain on sale of loans                                                    42,108         177,813          16,541
 Other income                                                            790,176         967,185         775,441
                                                                    ------------    ------------    ------------
          Total noninterest income                                     2,199,020       2,611,566       2,059,173
Noninterest expense
 Salaries and employee benefits                                        5,223,727       5,242,154       5,165,633
 Occupancy and equipment                                               1,382,298       1,526,042       1,453,346
 Professional services                                                   479,124         366,512         314,814
 Insurance                                                               318,875         306,390         234,003
 Franchise and other taxes                                               418,993         412,562         353,759
 Advertising                                                             300,102         315,579         310,458
 Stationery and office supplies                                          260,760         284,666         289,080
 Amortization of intangibles                                              18,000          18,000          24,488
 Other expenses                                                        2,050,787       1,944,042        1,843,591
                                                                    ------------    ------------    ------------
          Total noninterest expense                                   10,452,666      10,415,947       9,989,172
                                                                    ------------    ------------    ------------
          Earnings before income taxes                                 4,096,696       4,538,620       4,206,816
Income tax expense                                                       863,799         899,229         986,653
                                                                    ------------    ------------    ------------

          Net Earnings                                              $  3,232,897    $  3,639,391    $  3,220,163
                                                                    ============    ============    ============
          EARNINGS PER COMMON SHARE
           Basic                                                    $       0.85    $       0.94    $       0.82
                                                                    ============    ============    ============
           Diluted                                                  $       0.85    $       0.94    $       0.82
                                                                    ============    ============    ============

         THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS

                                                              2004 ANNUAL REPORT

                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

              For the years ended December 31, 2004, 2003 and 2002

                                                                    2004            2003           2002
Net earnings                                                      $ 3,232,897    $ 3,639,391    $ 3,220,163

Other comprehensive income (loss), net of tax:
 Unrealized holding gains (losses) on securities during
  the period, net of taxes (benefits) of $(173,051),
   $(507,578) and $634,707 in 2004, 2003 and 2002, respectively      (335,922)      (985,299)     1,232,079

 Reclassification adjustment for realized gains
  included in earnings, net of taxes of $26,235,
   $117,084 and $108,965 in 2004, 2003 and 2002, respectively         (50,928)      (227,282)      (211,520)
                                                                  -----------    -----------    -----------
Comprehensive income                                              $ 2,846,047    $ 2,426,810    $ 4,240,722
                                                                  ===========    ===========    ===========
Accumulated comprehensive income (loss)                           $  (635,441)   $  (248,591)   $   963,990
                                                                  ===========    ===========    ===========

2004 ANNUAL REPORT

                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

              For the years ended December 31, 2004, 2003 and 2002

                                                                           TREASURY                    ACCUMULATED
                                                           ADDITIONAL     STOCK AND                   COMPREHENSIVE       TOTAL
                                              COMMON        PAID-IN        DEFERRED      RETAINED         INCOME       SHAREHOLDERS'
                                               STOCK        CAPITAL      COMPENSATION    EARNINGS         (LOSS)          EQUITY
Balance at January 1, 2001                  $ 3,249,227   $ 23,619,610   $ (1,382,613)  $ 5,044,540   $     (56,569)  $  30,474,195
Net income                                            -              -              -     3,220,163               -       3,220,163
5% stock dividend                               162,080      1,977,376              -    (2,139,456)              -               -
Cash paid in lieu of fractional
shares on 5% stock dividend                           -              -              -        (5,033)              -          (5,033)
Cash dividends - $0.41 per share                      -              -              -    (1,647,670)              -      (1,647,670)
Shares purchased for deferred
 compensation plan                                    -        104,733       (104,733)            -               -               -
Shares distributed from deferred
 compensation plan                                    -        (49,840)        49,840             -               -               -
Purchases of treasury stock -
 shares at cost                                       -              -       (907,352)            -               -        (907,352)
Unrealized gain on securities designated
 as available for sale, net of tax                    -              -              -             -       1,020,559       1,020,559
                                            -----------   ------------   ------------   -----------   -------------   -------------

Balance at December 31, 2002                  3,411,307     25,651,879     (2,344,858)    4,472,544         963,990      32,154,862

Net income                                            -              -              -     3,639,391               -       3,639,391
10% split in the form of a
dividend                                        340,798              -              -      (340,798)              -               -
Cash paid in lieu of fractional
 shares on 10% stock dividend                         -              -              -        (5,647)              -          (5,647)
Cash dividends - $0.43 per share                      -              -              -    (1,717,838)              -      (1,717,838)
Shares purchased for deferred
 compensation plan                                    -        114,877       (114,877)            -               -               -
Shares distributed from deferred
 compensation plan                                    -        (53,766)        53,766             -               -               -
Purchases of treasury stock -
 shares at cost                                       -              -       (343,728)            -               -        (343,728)
Unrealized losses on securities designated
 as available for sale, net of tax                    -              -              -             -      (1,212,581)     (1,212,581)
                                            -----------   ------------   ------------   -----------   -------------   -------------

Balance at December 31, 2003                  3,752,105     25,712,990     (2,749,697)    6,047,652        (248,591)     32,514,459

Net income                                            -              -              -     3,232,897               -       3,232,897
10% split in the form of a
dividend                                        374,865              -              -      (374,865)              -               -
Cash paid in lieu of fractional shares on
 10% stock dividend                                   -              -              -        (5,711)              -          (5,711)
Cash dividends - $0.48 per share                      -              -              -    (1,878,788)              -      (1,878,788)
Shares purchased for deferred
 compensation plan                                    -        118,595       (118,595)            -               -               -
Purchases of treasury stock -
 shares at cost                                       -              -       (651,896)            -               -        (651,896)
Unrealized losses on securities designated
 as available for sale, net of tax                    -              -              -             -         386,850         386,850
                                            -----------   ------------   ------------   -----------   -------------   -------------
Balance at December 31, 2004                $ 4,126,970   $ 25,831,585   $ (3,520,188)  $ 7,021,185   $    (635,441)  $  32,824,111
                                            ===========   ============   ============   ===========   =============   =============

         THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS

                                                              2004 ANNUAL REPORT

                      CONSOLIDATED STATEMENTS OF CASH FLOW

              For the years ended December 31, 2004, 2003 and 2002

                                                                   2004              2003               2002
Cash flows from operating activities:
 Net income                                                    $   3,232,897    $    3,639,391     $    3,220,163
 Adjustments to reconcile net earnings to net
 cash provided by (used in) operating activities:
  Depreciation and amortization                                      804,956           925,889            878,121
  Provision for loan losses                                          618,000           540,000            630,000
  Deferred taxes                                                      33,274           150,811             81,794
  Federal Home Loan Bank stock dividend                             (160,900)         (156,700)          (177,200)
  Net realized gains on sales or calls of securities                 (77,163)         (344,366)          (320,485)
  Amortization of securities, net                                    542,156           803,479             32,534
  Net realized gain on sale of loans                                 (42,108)         (177,813)           (16,541)
  Increase in value of company owned life insurance                 (269,041)         (324,906)          (153,919)
  Amortization of mortgage servicing rights                           88,163           120,413             84,870
  Net realized gains on sale of real estate owned                    (10,214)          (12,460)            (6,693)
  Net change in accrued interest receivable and other assets         411,958          (611,608)          (655,102)
  Net change in accrued expenses and other liabilities             (1,309,63)         (353,355)           262,092
                                                               -------------    --------------     --------------
         Net cash provided by operating activities                 3,862,345         4,198,775          3,859,634
Cash flows provided by (used in) investing activities:
 Securities available for sale:
  Sales                                                           33,935,861        37,734,325         47,896,297
  Maturities, prepayments and calls                               38,623,645        77,011,368         83,878,546
  Purchases                                                      (70,635,849)     (128,818,611)      (147,615,438)
 Securities held to maturity:
  Maturities, prepayments and calls                                1,940,671           427,000                  -
  Purchases                                                       (1,266,732)       (3,065,613)        (2,521,253)
 Net change in loans                                             (17,262,250)      (11,605,494)        (5,378,521)
 Net improvements in real estate owned                                    -                  -           (290,570)
 Proceeds from sale of real estate owned                             343,504           165,525             27,893
 Purchase of bank owned life insurance                               (63,000)                -         (6,706,682)
 Purchases of premises and equipment                                (389,801)         (127,685)          (702,426)
                                                               -------------    --------------     --------------
          Net cash used in investing activities                  (14,773,951)      (28,279,185)       (31,412,159)
Cash flows provided by (used in) financing activities:
 Net change in deposits                                            (3,896,45)        4,324,464         16,825,610
 Net change in short-term borrowings                              18,049,756        20,566,934         (8,962,431)
 Proceeds from long-term debt                                              -         1,003,400         10,162,062
 Principal payments on long-term debt                             (1,511,300)       (1,649,154)        (1,013,863)
 Cash dividends paid                                              (1,878,788)       (1,717,838)        (1,647,670)
 Cash paid in lieu of fractional shares in stock dividend             (5,711)           (5,647)            (5,033)
 Treasury stock purchases                                           (651,896)         (343,728)          (907,352)
                                                               -------------    --------------     --------------
         Net cash provided by financing activities                10,105,607        22,178,431         14,451,323
                                                               -------------       -----------     --------------
Net decrease in cash and cash equivalents                          (805,999)        (1,901,979)       (13,101,202)

Cash and cash equivalents at beginning of year                     8,386,575        10,288,554         23,389,756
                                                               -------------    --------------     --------------
Cash and cash equivalents at end of year                       $   7,580,576    $    8,386,575     $   10,288,554
                                                               =============    ==============     ==============
Supplemental disclosure of cash flow information:

 Interest paid                                                 $   7,528,255    $    7,865,319     $    9,428,364
                                                               =============    ==============     ==============
 Federal income taxes paid                                     $     735,000    $      802,000     $      979,474
                                                               =============    ==============     ==============
Supplemental disclosure of noncash investing activities:

 Noncash transfer from loans to other real estate
  and repossessions                                            $     407,482    $      395,015     $      308,807
                                                               =============       ===========     ==============
 Recognition of mortgage servicing rights                      $      38,882    $      109,019     $      101,411
                                                               =============    ==============     ==============
 Unrealized gains (losses) on securities designated as
  available for sale, net of tax effects                       $    (386,850)   $   (1,212,581)    $    1,020,559
                                                               =============    ==============     ==============

         THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS

2004 ANNUAL REPORT

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

                        December 31, 2004, 2003 and 2002

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   1. Principles of Consolidation

   The consolidated financial statements include the accounts of United Bancorp, Inc. ("UNITED" or "the Company") and its wholly-owned subsidiaries, The Citizens Savings Bank of Martins Ferry, Ohio ("CITIZENS") and The Community Bank, Lancaster, Ohio ("COMMUNITY"), (collectively hereinafter "the Banks"). All intercompany transactions and balances have been eliminated in consolidation.

   2. Nature of Operations/Segments

   The Company's revenues, operating income, and assets are almost exclusively derived from banking. Accordingly, all of the Company's banking operations are considered by management to be aggregated in one reportable operating segment. Customers are mainly located in Athens, Belmont, Carroll, Fairfield, Harrison, Hocking, and Tuscarawas Counties and the surrounding localities in northeastern, eastern and southeastern Ohio, and include a wide range of individuals, business and other organizations. CITIZENS conducts its business through its main office in Martins Ferry, Ohio and nine branches in Bridgeport, Colerain, Dellroy, Dover, Jewett, New Philadelphia, St. Clairsville, Sherrodsville, and Strasburg Ohio. COMMUNITY conducts its business through its seven offices in Amesville, Glouster, Lancaster, and Nelsonville, Ohio. The Company's primary deposit products are checking, savings, and term certificate accounts, and its primary lending products are residential mortgage, commercial, and installment loans. Substantially all loans are secured by specific items of collateral including business assets, consumer assets and real estate. Commercial loans are expected to be repaid from cash flow from operations of businesses. Real estate loans are secured by both residential and commercial real estate. Net interest income is affected by the relative amount of interest-earning assets and interest-bearing liabilities and the interest received or paid on these balances. The level of interest rates paid or received by the Company can be significantly influenced by a number of environmental factors, such as governmental monetary policy, that are outside of management's control.

   3. Use of Estimates

   The financial information presented herein has been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP") and general accounting practices within the financial services industry. In preparing consolidated financial statements in accordance with U.S. GAAP, management is required to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and revenue and expenses during the reporting period. Actual results could differ from such estimates.

   4. Cash Flow Reporting

   Cash and cash equivalents include cash and due from banks and federal funds sold. Net cash flows are reported for customer loan and deposit transactions, securities sold under agreements to repurchase and short-term borrowings with original maturities of 90 days or less.

                                                              2004 ANNUAL REPORT

                        December 31, 2004, 2003 and 2002

   5. Securities

   The Company accounts for investment and mortgage-backed securities in accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." SFAS No. 115 requires that investments be categorized as held-to-maturity, trading or available for sale. Investments and mortgage-backed securities are classified as held to maturity and carried at amortized cost when management has the positive intent and ability to hold them to maturity. Securities available for sale are carried at fair value, with unrealized holding gains and losses reported in other comprehensive income, net of tax. Securities are classified as held to maturity or available for sale upon acquisition. Other securities such as Federal Home Loan Bank stock are carried at cost. Interest income includes amortization of purchase premiums and discounts. Realized gains and losses on sales and calls are based on the amortized cost of the security sold using the specific identification method. Securities are written down to fair value when a decline in fair value is deemed other than temporary.

   6. Loans

   Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff, are reported at the principal balance outstanding, net of deferred loan fees and costs, and the allowance for loan losses. Loans held for sale are reported at the lower of cost or market, determined in the aggregate. Interest income is reported on the interest method and includes amortization of net deferred loan fees and costs over the loan term. Interest income on mortgage and commercial loans is discontinued at the time the loan is 90 days delinquent unless the credit is well secured and in process of collection. Consumer loans are typically charged-off no later than 120 days past due. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful. All interest accrued but not received for loans placed on nonaccrual are reversed against interest income. Interest received on such loans is accounted for on a cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

   7. Loan Servicing Rights

   Loan servicing rights are recognized as assets for purchased rights and for the allocated value of retained servicing rights on loans sold. Servicing rights are expensed in proportion to, and over the period of, estimated net servicing revenues. Impairment is evaluated based on the fair value of the rights, using groupings of underlying loans with similar characteristics. Any impairment of a grouping is reported as a valuation allowance. At December 31, 2004 and 2003, the fair value and carrying value of the Company's mortgage servicing rights totaled approximately $273,589 and $322,870, respectively.

2004 ANNUAL REPORT

                        December 31, 2004, 2003 and 2002

   8. Allowance for Loan Losses

   The allowance for loan losses is a valuation allowance for probable incurred credit losses, increased by the provision for loan losses and decreased by charge-offs less recoveries. Management estimates the allowance balance required based on past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgment, should be charged-off. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. The Company accounts for impaired loans in accordance with SFAS No. 114, "Accounting for Creditors for Impairment of a Loan." SFAS 114 requires that impaired loans be measured based upon the present value of expected future cash flows discounted at the loan's effective interest rate or, as an alternative, at the loan's observable market price or fair value of the collateral. A loan is defined under SFAS No. 114 as impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. In applying the provisions of SFAS No. 114, the Company considers its investment in one-to-four family residential loans and consumer installment loans to be homogenous and therefore excluded from separate identification for evaluation of impairment. With respect to the Company's investment in nonresidential and multi-family residential real estate loans, and its evaluation of impairment thereof, such loans are generally collateral dependent and, as a result, are carried as a practical expedient at the lower of cost or fair market value of the collateral.

   Collateral dependent loans which are more than ninety days delinquent are considered to constitute more than a minimum delay in repayment and are evaluated for impairment under SFAS No. 114 at that time.

   At December 31, 2004 and 2003, the amount of the Company's impaired loans were not material to the consolidated financial statements.

   9. Premises and Equipment:

   Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation and include expenditures which extend the useful lives of existing assets. Maintenance, repairs and minor improvements are expensed as incurred. Buildings and related components are depreciated using the straight-line method with useful lives ranging from 5 to 39 years. Furniture, fixtures and equipment are depreciated using the straight-line method with useful lives ranging from 3 to 5 years. An accelerated depreciation method is used for tax purposes. These assets are reviewed for impairment when events indicate the carrying amount may not be recoverable.

   10. Other Real Estate and Possessions

   Assets acquired through or instead of loan foreclosure are initially recorded at the lower of the loan's unpaid principal balance (cost) or fair value when acquired. After acquisition, a valuation allowance reduces the reported amount to the lower of the initial cost or fair value less costs to sell. Expenses, gains and losses on disposition and changes in the valuation allowance are reported in other expenses as incurred.

                                                              2004 ANNUAL REPORT

                        December 31, 2004, 2003 and 2002

   11. Bank Owned Life Insurance

   The Company has purchased life insurance policies on certain key executives. Company owned life insurance is recorded at its cash surrender value, or the amount that can be realized.

   12. Intangible Assets

   Intangible assets consist of core deposits arising from branch acquisitions. Such assets were initially recorded at fair value and are being amortized over an eight-year life.

   13. Securities Sold Under Agreements to Repurchase

   Substantially all repurchase agreement liabilities represent amounts advanced by various customers. Securities are pledged to cover these liabilities, which are not covered by federal deposit insurance.

   14. Employee Benefits

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

   The Company offers a 401(k) plan, which covers all employees who have attained the age of 21 and have completed one year of service. Eligible employees may contribute up to $13,000 in 2004 and employees who have attained the age of 50 years or older may contribute an additional $3,000 in 2004. The Company may make a discretionary matching contribution equal to a percentage of each participant's elective deferral not to exceed 6% of the participant's annual compensation. Employee contributions are always vested. Employer contributions become 100% vested after 3 years of service.

2004 ANNUAL REPORT

                        December 31, 2004, 2003 and 2002

   15. Earnings Per Share

   Basic earnings per common share is computed based upon the weighted-average number of common shares outstanding during the period. Diluted earnings per common share include the dilutive effect of additional potential common shares issuable under the Company's stock option plans. The computation are as follows:

                                                       2004            2003          2002
BASIC
   Net income                                      $   3,232,897   $  3,639,391  $  3,220,163
                                                   =============   ============  ============

   Weighted average common shares outstanding          3,818,351      3,859,570     3,929,547
                                                   =============   ============  ============

   Basic earnings per common share                 $        0.85   $       0.94  $       0.82
                                                   =============   ============  ============
DILUTED
   Net income                                      $   3,232,897   $  3,639,391  $  3,220,163
                                                   =============   ============  ============
   Weighted average common shares outstanding
     for basic earnings per common share               3,818,351      3,859,570     3,929,547

   Add: Dilutive effects of assumed exercise of
     stock options                                         6,223         16,541        11,685
                                                   -------------   ------------  ------------

   Average shares and dilutive potential
     common shares                                     3,824,574      3,876,111     3,941,232
                                                   =============   ============  ============

Diluted earnings per common share                  $        0.85   $       0.94  $       0.82
                                                   =============   ============  ============

   Options to purchase 10,038 shares of common stock with a weighted-average price of $15.90 were outstanding at December 31, 2004. In addition, options to purchase 25,480 shares of common stock with a weighted-average exercise price of $13.49 were outstanding at December 31, 2003 and 2002. These shares were excluded from the computation of common share equivalents for those respective years because the exercise prices were greater than the average market prices of common shares. Weighted average common shares outstanding have been restated to give effect to share distributions made in each of the three years ended December 31, 2004, 2003 and 2002.

   16. Stock Options

   The Company maintains a nonqualified stock option plan for directors and officers. The exercise price for options granted under this plan is no less than 100% of the fair market value of the shares on the date of grant adjusted for stock dividends and stock splits.

   The Company accounts for its stock option plan in accordance with SFAS No. 123, "Accounting for Stock-Based Compensation," which contains a fair value-based method for valuing stock-based compensation that entities may use, which measures compensation cost at the grant date based on the fair value of the award. Compensation is then recognized over the service period, which is usually the vesting period. Alternatively, SFAS No. 123 permits companies to continue to account

                                                              2004 ANNUAL REPORT

                        December 31, 2004, 2003 and 2002
   for stock options and similar equity investments under Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." Entities that continue to account for stock options using APB No. 25 are required to make pro forma disclosures of net earnings and earnings per share as is the fair value-based method of accounting defined is SFAS No. 123 had been applied.

   The Company applies APB Opinion No. 25 and related Interpretations in accounting for it stock option plan. Accordingly, no compensation cost has been recognized for the plans. Had compensation cost for the Company's stock option plan been determined based on the fair value at the grant dates for awards under the plan consistent with the accounting method utilized in SFAS No. 123, the Company's net earnings and earnings per share would have been reported at the pro-forma amounts indicated in the table below.

                                                            2004             2003           2002
NET EARNINGS                             As reported     $ 3,232,897     $  3,639,391   $   3,220,163
                Stock-based compensation, net of tax         (32,040)         (32,039)        (28,637)
                                                         -----------     ------------   -------------

                                           Pro-forma     $ 3,200,857     $  3,607,352   $   3,191,526
                                                         ===========     ============   =============

EARNINGS PER  SHARE
   BASIC                                 As reported     $       .85     $        .94   $         .82
                Stock-based compensation, net of tax            (.01)            (.01)           (.01)
                                                         -----------     ------------   -------------

                                           Pro-forma     $       .84     $        .93   $         .81
                                                         ===========     ============   =============

   DILUTED                               As reported     $       .85     $        .94   $         .82
                Stock-based compensation, net of tax            (.01)            (.01)           (.01)
                                                         -----------     ------------   -------------

                                           Pro-forma     $       .84     $        .93   $         .81
                                                         ===========     ============   =============

   All share and per share prices have been restated to reflect stock splits or dividends distributed or declared prior to issuance of the financial statements. The fair value of each option grant has been estimated on the date of grant using the Black-Scholes options pricing model. No stock options were granted in 2004, 2003 or 2002. At December 31, 1998, 18,447 options previously granted became exercisable with 7,212 options outstanding and exercisable at December 31, 2004. In February 2005, 76,546 options granted will become exercisable for 90 days. Any option not exercised within the designated time frame will be forfeited. All options become immediately exercisable upon retirement, death, or 9 1/2 years after issuance, or in the event of a change in control of the Company.

2004 ANNUAL REPORT

                        December 31, 2004, 2003 and 2002

   A summary of the status of the Company's stock option plan as of December 31, 2004, 2003 and 2002 and changes for the years then ended is presented below:

                                               2004                        2003                         2002
                                                    WEIGHTED-                   WEIGHTED-                    WEIGHTED-
                                                     AVERAGE                     AVERAGE                      AVERAGE
                                                     EXERCISE                   EXERCISE                     EXERCISE
                                      SHARES          PRICE       SHARES         PRICE        SHARES           PRICE
Outstanding at beginning of year      102,025       $     9.32    102,025      $     9.32     104,435       $      9.29
Granted                                     -                -          -               -           -                 -
Exercised                                   -                -          -               -           -                 -
Forfeited                                   -                -          -               -      (2,410)      $      7.92
                                      -------       ----------    -------      ----------     -------       -----------

Outstanding at end of year            102,025       $     9.32    102,025      $     9.32     102,025       $      9.32
                                      =======       ==========    =======      ==========     =======       ===========

Options exercisable at year-end        80,114       $     8.21      7,212      $     9.57       7,212       $      9.57
                                      =======       ==========    =======      ==========     =======       ===========

   The following table summarizes information about stock options outstanding at December 31, 2004:

                  NUMBER                         NUMBER          REMAINING
EXERCISE       OUTSTANDING       DATE OF       EXERCISABLE      CONTRACTUAL
 PRICE         AT 12/31/04     EXPIRATION      AT 12/31/04         LIFE

$    7.93         74,355         5/24/05         74,355           .40 years
$    8.32          2,191         5/24/05          2,191           .40 years
$   12.74         15,442        10/26/07          1,080          2.83 years
$   14.10          7,722         12/1/06          2,163          1.92 years
$   16.52          2,315          7/7/07            325          2.58 years

   17. Income Taxes

   The Company accounts for federal income taxes pursuant to SFAS 109, "Accounting for Income Taxes." In accordance with SFAS No. 109, a deferred tax liability or deferred tax asset is computed by applying the current statutory tax rates to net taxable or deductible temporary differences between the tax basis of an asset or liability and its reported amount in the consolidated financial statements that will result in net taxable or deductible amounts in future periods. Deferred tax assets are recorded only to the extent that the amount of net deductible temporary differences or carryforward attributes may be utilized against current period earnings, carried back against prior years' earnings, offset against taxable temporary differences reversing in future periods, or utilized to the extent of management's estimate of future taxable income. A valuation allowance is provided for deferred tax assets to the extent that the value of net deductible temporary differences and carryforward attributes exceeds management's estimates of taxes payable on future taxable income. Deferred tax liabilities are provided on the total amount of net temporary differences taxable in the future.

                                                              2004 ANNUAL REPORT

                        December 31, 2004, 2003 and 2002

   Deferred income taxes results primarily from different methods of accounting for deferred loan origination fees and costs, Federal Home Loan Bank stock dividends, mortgage servicing rights, the loan loss allowance, amortization of intangibles, deferred compensation and pension expense. Additionally, a temporary difference is recognized for depreciation computed using accelerated methods for federal income tax purposes.

   18. Fair Value of Financial Instruments

   The following methods and assumptions were used to estimate fair values for financial instruments. The carrying amount is considered to approximate fair value for cash and cash equivalents, deposit liabilities subject to immediate withdrawal, short-term borrowings, loan servicing rights, FHLB stock, accrued interest receivable and payable and variable-rate loans that reprice at intervals of less than six months. Fair values of securities are based on quoted market prices or, if no quotes are available, on the rate and term of the security and on information about the issuer. For fixed-rate loans that reprice less frequently than each six months, time deposits and long-term debt, the fair value is estimated by a discounted cash flow analysis using current market rates for the estimated life and credit risk. Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values, where applicable. Fair value of loans held for sale is based on market estimates. The fair value of off-balance sheet items is based on the current fees or cost that would be charged to enter into or terminate such arrangements.

   The estimated year-end fair values of financial instruments were:

                                                  2004                          2003
                                        CARRYING         FAIR         CARRYING        FAIR
                                         AMOUNT          VALUE         AMOUNT         VALUE
                                                             (In thousands)
Financial assets:
   Cash and cash equivalents            $   7,581      $   7,581      $   8,387      $   8,387
   Securities available for sale          137,816        137,816        140,818        140,818
   Securities held to maturity             14,948         15,475         15,594         16,344
   FHLB stock                               4,115          4,115          3,954          3,954
   Loans receivable, net                  212,451        208,322        195,765        196,305
   Loan servicing rights                      274            274            323            323
   Accrued interest receivable              2,253          2,253          2,374          2,374

Financial liabilities:
   Demand and savings deposits          $(138,960)     $(138,960)     $(139,462)     $(139,462)
   Time deposits                         (161,670)      (165,427)      (165,064)      (172,948)
   Federal funds purchased                 (3,180)        (3,180)        (9,714)        (9,714)
   Advances from the Federal
     Home Loan Bank                       (46,680)       (53,702)       (30,975)       (30,522)
   Securities sold under agreements
     to repurchase                        (12,612)       (12,612)        (5,485)        (5,485)
   Other borrowed funds                      (399)          (399)          (159)          (159)
   Accrued interest payable                  (552)          (552)          (542)          (542)

2004 ANNUAL REPORT

                        December 31, 2004, 2003 and 2002

   19. Advertising

   Advertising costs are expensed as incurred.

   20. Equity

   The Company has authorized 10,000,000 shares of $1.00 value common stock and 2,000,000 shares of preferred stock. Treasury stock is carried at cost. On November 14, 2004, a 10% stock split in the form of a dividend was approved for all shareholders of record on December 3, 2004 and distributed on December 20, 2004. On November 18, 2003, a 10% stock split in the form of a dividend was approved for all shareholders of record on December 2, 2003 and distributed on December 19, 2003. On November 19, 2002, a 5% stock dividend was approved for all shareholders of record on December 2, 2002 and distributed on December 20, 2002. All per share data has been retroactively adjusted for the stock splits and dividends distributed in 2004, 2003 and 2002.

   21. Dividend Restriction

   Banking regulations require maintaining certain capital levels and may limit the dividends paid by the Banks to the Company or by the Company to shareholders. These regulations pose no practical limit on the ability of the Banks or Company to pay dividends at historical levels.

   22. Loss Contingencies

   Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there are any loss contingencies, the resolution of which will have an adverse effect on the financial statements.

   23. Restrictions on Cash

   Cash on hand or on deposit with the Federal Reserve Bank of $1,431,000 and $1,679,000 was required to meet the regulatory reserve and clearing requirements at December 31, 2004 and 2003. These balances do not earn interest.

   24. Reclassifications

   Certain prior year amounts have been reclassified to conform to the December 31, 2004 presentation.

                                                              2004 ANNUAL REPORT

                        December 31, 2004, 2003 and 2002

   25. Recent Accounting Pronouncements

   In December 2004, the Financial Accounting Standards Board (the "FASB") issued a revision to Statement of Financial Accounting Standards ("SFAS") No. 123 which establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services, primarily on accounting for transactions in which an entity obtains employee services in share-based transactions. This Statement, SFAS No. 123 (R), requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award, with limited exceptions. That cost will be recognized over the period during which an employee is required to provide services in exchange for the award - the requisite service period. No compensation cost is recognized for equity instruments for which employees do not render the requisite service. Employee share purchase plans will not result in recognition of compensation cost if certain conditions are met.

   Initially, the cost of employee services received in exchange for an award of liability instruments will be measured based on current fair value; the fair value of that award will be remeasured subsequently at each reporting date through the settlement date. Changes in fair value during the requisite service period will be recognized as compensation cost over that period. The grant-date fair value of employee share options and similar instruments will be estimated using option-pricing models adjusted for the unique characteristics of those instruments (unless observable market prices for the same or similar instruments are available). If an equity award is modified after the grant date, incremental compensation cost will be recognized in an amount equal to the excess of the fair value of the modified award over the fair value of the original award immediately before the modification.

   Excess tax benefits, as defined by SFAS 123(R) will be recognized as an addition to additional paid in capital. Cash retained as a result of those excess tax benefits will be presented in the statement of cash flows as financing cash inflows. The write-off of deferred tax assets relating to unrealized tax benefits associated with recognized compensation cost will be recognized as income tax expense unless there are excess tax benefits from previous awards remaining in additional paid in capital to which it can be offset.

   Compensation cost is required to be recognized in the beginning of the first interim or annual period that begins after June 15, 2005, or July 1, 2005 as to the Company. Management believes the future effect on operations will approximate the economic effects set forth in the pro-forma stock option disclosure set forth in Note A-16 above.

2004 ANNUAL REPORT

                        December 31, 2004, 2003 and 2002

NOTE B - SECURITIES

   The amortized cost, gross unrealized gains, gross unrealized losses and estimated fair values of securities available for sale at December 31 are summarized as follows:

                                                              GROSS              GROSS          ESTIMATED
                                          AMORTIZED         UNREALIZED        UNREALIZED          FAIR
2004                                        COST              GAINS             LOSSES            VALUE
U.S. Government and agency
   obligations                           $ 74,844,818      $     86,754     $      (739,889)  $   74,191,683
State and municipal obligations            16,135,425           159,033            (176,425)      16,118,033
Mortgage-backed securities                 42,978,408            32,293            (304,367)      42,706,334
Collateralized mortgage obligations         4,816,467                 -             (34,288)       4,782,179
                                         ------------      ------------     ---------------   --------------
Total debt securities                     138,775,118           278,080          (1,254,969)     137,798,229
Equity securities                               4,000            14,100                   -           18,100
                                         ------------      ------------     ---------------   --------------

                                         $138,779,118      $    292,180     $    (1,254,969)  $  137,816,329
                                         ============      ============     ===============   ==============

                                                              GROSS             GROSS           ESTIMATED
                                           AMORTIZED        UNREALIZED        UNREALIZED          FAIR
2003                                         COST             GAINS             LOSSES            VALUE
U.S. Government and agency
   obligations                           $ 81,675,557      $    249,762     $      (626,828)  $   81,298,491
State and municipal obligations            20,486,465           342,815            (186,456)      20,642,824
Mortgage-backed securities                 36,021,522            73,958            (223,858)      35,871,622
Collateralized mortgage obligations         3,007,277            10,700             (36,345)       2,981,632
                                         ------------      ------------     ---------------      -----------
Total debt securities                     141,190,821           677,235          (1,073,487)     140,794,569
Equity securities                               4,000            19,598                   -           23,598
                                         ------------      ------------     ---------------   --------------

                                         $141,194,821      $    696,833     $    (1,073,487)  $  140,818,167
                                         ============      ============     ===============   ==============

   The amortized cost, gross unrealized gains, gross unrealized losses and estimated fair value of securities held to maturity at December 31 are summarized as follows:

                                                              GROSS             GROSS           ESTIMATED
                                          AMORTIZED         UNREALIZED        UNREALIZED          FAIR
2004                                        COST              GAINS             LOSSES            VALUE
State and municipal obligations          $ 14,947,520      $    559,426     $       (31,941)  $   15,475,005
                                         ============      ============     ===============   ==============

2003

State and municipal obligations          $ 15,594,408      $    781,888     $       (31,943)  $   16,344,353
                                         ============      ============     ===============   ==============

                                                              2004 ANNUAL REPORT

                        December 31, 2004, 2003 and 2002

   The fair value of debt securities and carrying amount, if different, at year-end 2004 by contractual maturity were as follows. Securities not due at a single maturity date, primarily mortgage-backed securities, are shown separately.

                                            AVAILABLE FOR SALE            HELD-TO-MATURITY
                                       AMORTIZED           FAIR        AMORTIZED          FAIR
                                         COST             VALUE          COST             VALUE
Due in one year or less               $    472,245     $    473,986   $   710,272    $       722,415
Due from one to five years               2,230,531        2,271,018     2,440,849          2,571,536
Due from five to ten years              32,322,022       32,376,984     4,671,363          4,916,720
Due after ten years                     55,955,445       55,187,728     7,125,036          7,264,334
Mortgage-backed securities              42,978,408       42,706,334             -                  -
Collateralized mortgage obligations      4,816,467        4,782,179             -                  -
                                      ------------     ------------   -----------    ---------------

                                      $138,775,118     $137,798,229   $14,947,520    $    15,475,005
                                      ============     ============   ===========    ===============

Sales of available for sale securities were as follows:

                        2004           2003            2002
Proceeds           $ 33,935,861   $  37,734,325   $  47,896,297
Gross gains             198,897         374,624         346,978
Gross losses            121,734          30,258          26,493

   The table below indicates the length of time individual securities have been in a continuous unrealized loss position at December 31, 2004:

                                      LESS THAN 12 MONTHS          12 MONTHS OR LONGER                    TOTAL
DESCRIPTION OF                    FAIR          UNREALIZED         FAIR         UNREALIZED        FAIR         UNREALIZED
 SECURITIES                      VALUE            LOSSES           VALUE          LOSSES          VALUE           LOSSES
U.S. Government agency
 obligations                 $   32,323,524    $   (252,461)   $  12,560,860   $  (487,429)   $  44,884,384   $    (739,890)
State and municipal
 obligations                      9,317,327        (137,500)       1,790,245       (70,865)      11,107,572        (208,365)
Mortgage-backed
 securities                      31,558,781        (245,184)       3,799,353       (59,183)      35,358,134        (304,367)
Collateralized  mortgage
 obligations                      4,291,124         (26,301)         491,055        (7,987)       4,782,179         (34,288)
                             --------------    ------------    -------------   -----------    -------------   -------------
Total temporarily impaired
 securities                  $   77,490,756    $   (661,446)   $  18,641,513   $  (625,464)   $  96,132,269   $  (1,286,910)
                             ==============    ============    =============   ===========    =============   =============

   Management has the intent and ability to hold these securities for the foreseeable future, and the decline in the fair value is largely due to an increase in market interest rates. The fair value is expected to recover as the securities approach their respective maturity dates.

   Securities with an amortized cost of $66,072,274 at December 31, 2004 and $55,357,128 at December 31, 2003 were pledged to secure public deposits, repurchase agreements and other liabilities as required or permitted by law. At December 31, 2004 and 2003, there were no holdings of securities of any one issuer, other than the U. S. Government and its agencies, in an amount greater than 10% of shareholders' equity.

2004 ANNUAL REPORT

                        December 31, 2004, 2003 and 2002
NOTE C - LOANS

   The composition of the loan portfolio at December 31 is as follows:

                                        2004               2003
Commercial loans                   $   35,308,457     $   28,049,386
Commercial real estate loans           83,103,387         68,902,032
Residential real estate loans          55,061,807         52,236,971
Installment loans                      41,973,219         49,420,185
                                   --------------     --------------

                                   $  215,446,870     $  198,608,574
                                   ==============     ==============

   The Company has sold whole loans and participating interests in loans in the secondary market, retaining servicing on the loans sold. Loans sold and serviced for others totaled approximately $25.6 million and $29.1 million at December 31, 2004 and 2003, respectively.

   In the normal course of business, the Company has made loans to directors and officers, their immediate families, affiliated corporations and other entities in which they own more than a 10% voting interest. In the opinion of management, such loans are consistent with sound banking practices and were originated within applicable regulatory lending limitations. Such loans are summarized below:

Aggregate balance - December 31, 2003       $ 4,524,490
New loans                                       830,845
Repayments                                     (708,053)
                                            -----------
Aggregate balance - December 31, 2004       $ 4,647,282
                                            ===========

   The activity in the allowance for loan losses was as follows:

                                                             2004          2003             2002
Balance January 1,                                       $ 2,843,484   $  2,971,116    $   2,879,065
Provision for loan losses                                    618,000        540,000          630,000
Loans charged-off                                          (718,811)       (815,959)        (771,278)
Recoveries of previous charge-offs                           252,749        148,327          233,329
                                                         -----------   ------------    -------------

Balance December 31,                                     $ 2,995,422   $  2,843,484    $   2,971,116
                                                         ===========   ============    =============

   Nonperforming loans were as follows at December 31:

                                                         2004            2003
Loans past due over 90 days still on accrual         $    500,000    $    655,000
Nonaccrual loans                                     $  1,106,000    $    101,000

   As of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004, individually impaired loans were not material to the consolidated financial statements.

                                                              2004 ANNUAL REPORT

                        December 31, 2004, 2003 and 2002

NOTE D - PREMISES AND EQUIPMENT

   Premises and equipment is comprised of the following at December 31:

                                                2004            2003
Buildings and land                          $ 10,131,168   $  10,095,827
Furniture and equipment                        6,537,090       6,221,874
Leasehold improvements                           263,977         263,977
Computer software                              1,206,367       1,203,124
                                            ------------   -------------
                                              18,138,602      17,784,802
Accumulated depreciation and amortization     10,378,242       9,632,322
                                            ------------   -------------

Premises and equipment, net                 $  7,760,360   $   8,152,480
                                            ============   =============

   Depreciation expense was $769,920, $895,889 and $841,633 for the years ended December 31, 2004, 2003 and 2002, respectively. CITIZENS leases an in-store retail branch from a corporation in which a director of the Company holds an interest. The current five year lease provides for renewal options through 2012. Rental expense was $26,004 for each of the years ended December 31, 2004 and 2003 and $25,128 for the year ended December 31, 2002.

NOTE E - TIME DEPOSITS

   The scheduled maturities of time deposits as of December 31, 2004 were as follows:

                         UNDER            OVER
                       $ 100,000        $ 100,000          TOTALS
2005                 $  48,200,571   $   16,895,712    $   65,096,283
2006                    29,420,964       12,767,858        42,188,822
2007                    13,147,684        4,496,800        17,644,484
2008                    23,714,931        4,180,082        27,895,013
2009                     6,406,541        1,210,690         7,617,231
Thereafter               1,128,097          100,000         1,228,097
                     -------------   --------------    --------------

                     $ 122,018,788   $   39,651,142    $  161,669,930
                     =============   ==============    ==============

NOTE F - INTANGIBLE ASSETS

   Intangible assets at December 31, 2004 were as follows:

                                                  GROSS
                                                 CARRYING     ACCUMULATED
                                                  AMOUNT      AMORTIZATION
Amortized intangible assets:
 Core deposit intangibles arising from
 branch acquisition                             $  119,861    $     85,444

2004 ANNUAL REPORT

                        December 31, 2004, 2003 and 2002

   Amortization expense related to intangible assets totaled $18,000, $18,000 and $24,488 for the years ended December 31, 2004, 2003 and 2002.

   Estimated amortization expense for each of the next three years is as follows:

2005                 $ 18,000
2006                   16,417

NOTE G - BORROWED FUNDS

   Securities sold under agreements to repurchase are financing arrangements whereby the Company sells securities and agrees to repurchase the identical securities at the maturities of the agreements at specified prices. Physical control is maintained for all securities sold under repurchase agreements. Information concerning securities sold under agreements to repurchase is summarized as follows:

                                                          2004             2003
Average daily balance during the year                $   9,013,000     $  8,766,000
Average interest rate during the year                         0.96%            0.83%
Maximum month-end balance during the year            $  12,632,000     $ 13,980,000
Weighted average interest rate at year end                    0.92%            0.80%

   Securities underlying these agreements at December 31 were as follows:

                                                    2004             2003
Amortized cost of securities                   $  34,485,363     $  28,369,227
Estimated fair value of securities                34,232,870        28,281,463

   At December 31 advances from the Federal Home Loan Bank were as follows:

                                                              2004              2003
Maturities November 2005 through August 2023,
  primarily fixed at rates from 2.22% to 7.20%,
  averaging 4.41%                                         $  14,180,311     $           -

Cash Management Line of Credit, floating rate from
  0.875% to 2.5%, averaging 1.90%                            32,500,000                 -

Maturities November 2004 through January 2023,
  primarily fixed at rates from 2.22% to 7.20%,
  averaging 4.44%                                                     -        15,691,611

Cash Management Line of Credit, floating rate from
  1.185% to 2.0%, averaging 1.45%                                     -        15,283,000
                                                          -------------     -------------
                                                          $  46,680,311     $  30,974,611
                                                          =============     =============

                                                              2004 ANNUAL REPORT

                        December 31, 2004, 2003 and 2002

   At December 31, 2004, required annual principal payments on Federal Home Loan Bank advances and lines of credit were as follows:

2005           $ 34,640,410
2006              1,341,963
2007              6,502,669
2008                653,824
2009                590,907
Thereafter        2,950,538
               ------------
               $ 46,680,311
               ============

   Additionally, as members of the Federal Home Loan Bank system at year-end 2004, the Banks had the ability to obtain up to $8,265,716 in additional borrowings based on securities pledged to the FHLB at December 31, 2004. At December 31, 2004, the Company and its Banks have approximately $118,230,000 one- to four-family residential real estate loans pledged as collateral for borrowings. Also at December 31, 2004, the Company and its Banks have cash management lines of credit with various correspondent banks (excluding FHLB cash management lines of credit) enabling further borrowings of up to $21.1 million.

NOTE H - BENEFIT PLANS

   Information about the pension plan was as follows:

                                                      2004              2003
Change in Projected Benefit Obligation (PBO):
   Beginning PBO                                 $   3,084,000     $   2,442,501
   Service cost                                        221,613           195,808
   Interest cost                                       196,992           166,987
   Actuarial gain                                      211,772           299,547
   Benefits paid                                    (1,595,435)          (20,843)
                                                 -------------     -------------

   Ending PBO                                        2,118,942         3,084,000

Changes in plan assets, at fair value
   Beginning plan assets                             3,350,200         2,308,072
   Actual return, gain                                 169,649           405,636
   Employer contributions                              231,844           657,335
   Benefits paid                                    (1,595,435)          (20,843)
                                                 -------------     -------------

   Ending plan assets                                2,156,258         3,350,200

Funded status                                           37,316           266,200
Unrecognized net actuarial loss                        504,247           558,668
Unrecognized prior service cost                        135,909           151,035
                                                 -------------     -------------

Prepaid benefit cost                             $     677,472     $     975,903
                                                 =============     =============

Accumulated Benefit Obligation                   $   1,276,457     $   2,420,468
                                                 =============     =============

2004 ANNUAL REPORT

                        December 31, 2004, 2003 and 2002

   Pension expense includes the following:

                                                        2004            2003             2002
Service cost                                         $   221,613    $     195,808    $  162,610
Interest cost                                            196,992          166,987       142,912
Expected return on assets                               (269,972)        (212,211)     (183,533)
Settlement loss                                          172,151                -             -
Amortization of prior service cost, transition
   liability, net gain, and plan amendment                42,492           15,227        15,227
                                                     -----------    -------------    ----------

Pension expense                                      $   363,276    $     165,811    $  137,216
                                                     ===========    =============    ==========

   Weighted-average assumptions used to determine obligations at December 31 are as follows:

                                                        2004             2003            2002
Discount rate on benefit obligation                     6.50%            6.50%           7.00%
Rate of compensation increase                           3.50%            3.50%           3.50%

   Weighted-average assumptions used to determine net periodic benefit cost for the years ended December 31 are as follows:

                                                         2004           2003          2002
Discount rate                                            6.50%          7.00%         7.00%
Expected long-term rate of return on assets              8.00%          8.00%         8.00%
Rate of compensation increases                           3.50%          3.50%         3.50%

   The Company's defined benefit plan's weighted-average asset allocation at December 31, 2004 and 2003, by asset category are as follows:

ASSET CATEGORIES                                                        2004          2003
Equity securities                                                       60.65%       39.26%
Debt securities                                                         37.39        35.75
Other                                                                    1.96        24.99
                                                                       ------       ------
                                                                       100.00%      100.00%
                                                                       ======       ======

   The Plan's assets are invested in prototype investment strategy classified as a "balanced investment approach." This investment strategy permits the asset allocation to range between 40% to 60% for equities and fixed income investments. This model is further defined to permit the use of multiple equity mutual funds as deemed appropriate by the funds investment advisor. The types of mutual funds include, but are not limited to, large, mid or small capitalization funds to international mutual funds. The fixed income investment model is categorized as a core model using a single mutual fund with both long and shorter term focus.

                                                              2004 ANNUAL REPORT

                        December 31, 2004, 2003 and 2002

   Depending on the needs of the plan benefits, certain levels of liquidity in the Plan will vary depending on scheduled benefit or lump sum distribution requirements. The remaining fund assets are subject to the previously mentioned investment guidelines. The actual rate of return on plan assets for 2004 was 5.41% for fixed income investments, 11.83% on equity investments and 8.32% on total plan assets. The actual rate of return and the expected long term rate of return using a balanced investment approach was used as the basis for the actuarial assumptions of 8% for the expected long term rate of return on assets.

   The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

FISCAL YEAR ENDING IN     RETIREMENT BENEFITS
2005                         $    133,538
2006                              133,607
2007                              139,386
2008                              148,401
2009                              150,392
                             ------------
                             $    705,324
                             ============

   The Company's 401(k) matching percentage was 50% of the employees' first 6% of contributions for 2004, 2003 and 2002. The cash contribution and related expense included in salaries and employee benefits totaled $67,385, $81,440 and $77,620 for the years ended December 31, 2004, 2003 and 2002, respectively. The Company anticipates a cash contribution of approximately $100,000 in 2005. During 2004, an unusually large amount of pension benefits were paid to retirees. Such payments gave rise to a settlement loss of approximately $172,000.

NOTE I - INCOME TAXES

   Income tax expense for the years ended December 31 was as follows:

                        2004          2003           2002
Current             $  830,525    $    748,418   $   904,859
Deferred                33,274         150,811        81,794
                    ----------    ------------   -----------
                    $  863,799    $    899,229   $   986,653
                    ==========    ============   ===========

2004 ANNUAL REPORT

                        December 31, 2004, 2003 and 2002

   The effective tax rate differs from the statutory federal income tax rate as follows:

                                                               2004          2003         2002
Statutory rate                                                   34.00%        34.00%         34.00%

Income taxes computed at the statutory federal tax rate     $1,392,877    $1,543,131   $  1,430,317
Effect of:
   Tax exempt interest income                                 (453,687)     (471,128)      (384,676)
   Officer and director life insurance                         (93,854)     (112,848)       (61,805)
   Other                                                        18,463      ( 59,926)         2,817
                                                            ----------    ----------   ------------
                                                            $  863,799    $  899,229   $    986,653
                                                            ==========    ==========   ============
Effective tax rate                                                21.1%         19.8%          23.5%
                                                            ==========    ==========   ============

   Deferred tax assets and deferred tax liabilities are comprised of the following:

                                                                                   2004          2003
Items giving rise to deferred tax assets:
   Allowance for loan losses in excess of tax reserve                           $  848,913    $  679,428
   Amortization of intangibles                                                      11,702        52,401
   Deferred compensation                                                           255,829       215,506
   Unrealized loss on securities available for sale                                327,574       128,063
                                                                                ----------    ----------
     Total deferred tax assets                                                   1,444,018     1,075,398

Items giving rise to deferred tax liabilities:
   Depreciation                                                                   (237,242)     (295,730)
   Deferred loan costs, net                                                       (105,586)      129,143)
   Accretion                                                                       (20,327)      (11,390)
   FHLB stock dividends                                                           (364,752)     (221,204)
   Mortgage servicing rights                                                       (93,360)      (53,676)
   Pension expense                                                                (230,675)     (331,807)
                                                                                ----------    ----------
     Total deferred tax liabilities                                             (1,051,942)   (1,042,950)
                                                                                ----------    ----------

     Net deferred tax asset                                                     $  392,076    $   32,448
                                                                                ==========    ==========

NOTE J - OFF-BALANCE SHEET ACTIVITIES

   Some financial instruments, such as loan commitments, credit lines, letters of credit and overdraft protection, are issued to meet customer financing needs. These are agreements to provide credit or to support the credit of others, as long as conditions established in the contracts are met, and usually have expiration dates. Commitments may expire without being used. Off-balance sheet risk to credit loss exists up to the face amount of these instruments, although material losses are not anticipated. The same credit policies are used to make such commitments as are used for loans, including obtaining collateral at exercise of the commitment.

                                                              2004 ANNUAL REPORT

                        December 31, 2004, 2003 and 2002

   A summary of the notional or contractual amounts of financial instruments with off-balance sheet risk at December 31 is as follows:

                                             2004             2003
Commitments to extend credit             $ 26,879,212     $ 21,638,388
Credit card and ready reserve lines         1,582,377        1,422,761
Standby letters of credit                     475,100          640,200

NOTE K - CONCENTRATIONS OF CREDIT RISK

   The Banks grant commercial, commercial real estate, real estate and installment loans to customers mainly in Athens, Belmont, Carroll, Fairfield, Harrison, Hocking and Tuscarawas Counties and the surrounding localities. The Banks also grant commercial and commercial real estate loans in the Columbus, Ohio area. Substantially all loans are secured by specific items of collateral including business assets, consumer assets, commercial real estate and residential real estate. At December 31, 2004 and 2003, total commercial and commercial real estate loans made up 55.0% and 48.8%, respectively of the loan portfolio with 6.1% and 10.0% of these loans secured by commercial real estate and business assets mainly in the Columbus, Ohio area. Installment loans account for 19.5% and 24.9% of the loan portfolio and are secured by consumer assets including automobiles, which account for 68.5% and 65.6%, respectively, of the installment loan portfolio. Real estate loans account for comprise 25.6% and 26.3% of the loan portfolio as of December 31, 2004 and 2003, respectively, and primarily include first mortgage loans on residential properties and home equity lines of credit. Included in cash and due from banks and federal funds sold as of December 31, 2004 and 2003 is $ 3,384,787 and $3,521,686, respectively, on deposit with J.P. Morgan Chase Bank, NA, Detroit, Michigan.

NOTE L - REGULATORY CAPITAL

   The company and Banks are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and, additionally for banks, prompt correct action regulations involve quantitative measures of assets, liabilities and certain off-balance sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet various capital requirements can initiate regulatory action. Prompt corrective action regulations provide five classifications, including well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and plans for capital restoration are required. The Company and Banks were categorized as well capitalized at December 31, 2004. Management is not aware of any conditions subsequent to that date which would change the Company's or the Banks' capital category.

2004 ANNUAL REPORT

                        December 31, 2004, 2003 and 2002

                                                              AS OF DECEMBER 31, 2004
                                                                                        REQUIRED
                                                                                      TO BE "WELL-
                                                                    REQUIRED       CAPITALIZED" UNDER
                                                                   FOR CAPITAL     PROMPT CORRECTIVE
                                                  ACTUAL        ADEQUACY PURPOSES  ACTION PROVISIONS
                                            -----------------   -----------------  -----------------
                                            AMOUNT      RATIO      AMOUNT   RATIO  AMOUNT      RATIO
                                                           (Dollars in thousands)

Total capital (to risk weighted assets)
   Consolidated                           $    36,197    15.0%  $   19,275   8.0%  $   24,094  10.0%
   Citizens                                    25,561    15.4       13,250   8.0       16,562  10.0
   Community                                    8,602    11.6        5,929   8.0        7,411  10.0

Tier 1 capital (to risk weighed assets)
   Consolidated                           $    33,414    13.9%  $    9,638   4.0%  $   14,456   6.0%
   Citizens                                    23,482    14.2        6,625   4.0        9,937   6.0
   Community                                    7,898    10.7        2,964   4.0        4,446   6.0

Tier 1 capital (to average assets)
   Consolidated                           $    33,414     8.6%  $   15,591   4.0%  $   19,489   5.0%
   Citizens                                    23,482     8.8       10,663   4.0       13,329   5.0
   Community                                    7,898     6.5        4,878   4.0        6,098   5.0

                                                              AS OF DECEMBER 31, 2003
                                                                                        REQUIRED
                                                                                      TO BE "WELL-
                                                                    REQUIRED       CAPITALIZED" UNDER
                                                                   FOR CAPITAL     PROMPT CORRECTIVE
                                                  ACTUAL        ADEQUACY PURPOSES  ACTION PROVISIONS
                                            -----------------   -----------------  -----------------
                                            AMOUNT      RATIO      AMOUNT   RATIO  AMOUNT      RATIO
                                                              (Dollars in thousands)
Total capital (to risk weighted assets)
   Consolidated                           $    35,413    15.2%  $   18,680   8.0%  $  22,350   10.0%
   Citizens                                    23,894    14.6       13,113   8.0      16,391   10.0
   Community                                    8,068    11.8        5,451   8.0       6,814   10.0

Tier 1 capital (to risk weighed assets)
   Consolidated                           $    32,695    14.0%  $    9,340   4.0%  $  14,010    6.0%
   Citizens                                    21,834    13.3        6,557   4.0       9,835    6.0
   Community                                    7,410    10.9        2,725   4.0       4,088    6.0

Tier 1 capital (to average assets)
   Consolidated                           $    32,695     8.7%  $   14,956   4.0%  $  18,695    5.0%
   Citizens                                    21,834     8.2       10,616   4.0      13,270    5.0
   Community                                    7,410     6.4        4,641   4.0       5,801    5.0


The Company's primary source of funds to pay dividends to shareholders is the dividends it receives from the Banks. The Banks are subject to certain restrictions on the amount of dividends that they may declare without prior regulatory approval. Generally, capital distributions are limited to undistributed net income for the current and prior two years. At December 31, 2004, $4,008,804 was available for dividend declaration without prior regulatory approval.

                                                              2004 ANNUAL REPORT

                        December 31, 2004, 2003 and 2002

NOTE M - PARENT COMPANY CONDENSED FINANCIAL STATEMENTS

The following condensed financial statements summarize the financial position of the Company as of December 31, 2004 and 2003, and the results of its operations and its cash flows for each of the years ended December 31, 2004, 2003 and 2002.

                              UNITED BANCORP, INC.
                        STATEMENTS OF FINANCIAL CONDITION
                                  December 31,

                                                              2004              2003
                                                         -------------    ----------------
    ASSETS
Cash and cash equivalents                                $     741,192    $      2,085,769
Securities available for sale, at fair value                       664                 664
Investment in subsidiaries                                  30,789,533          29,062,800
Building/land                                                  173,269             173,916
Other assets                                                 1,213,886           1,352,463
                                                         -------------    ----------------
    Total assets                                         $  32,918,544    $     32,675,612
                                                         =============    ================

    LIABILITIES AND SHAREHOLDERS' EQUITY

Other liabilities                                        $      94,433    $        161,153
Shareholders' equity                                        32,824,111          32,514,459
                                                         -------------    ----------------
    Total liabilities and shareholders' equity           $  32,918,544    $     32,675,612
                                                         =============    ================

                              UNITED BANCORP, INC.
                              STATEMENTS OF INCOME
                              Year ended December 31,

                                                                2004              2003               2002
                                                           -------------    ----------------    ---------------
Operating income
   Dividends from subsidiaries                             $   1,717,011    $      2,865,760    $     2,610,204
   Interest and dividend income from
   securities
     and federal funds                                               126                 156             12,952
   Other income                                                    7,000               7,000             11,555
                                                           -------------    ----------------    ---------------
        Total operating income                                 1,724,137           2,872,916          2,634,711

Operating expenses                                               872,817             529,301            430,804
                                                           -------------    ----------------    ---------------
Income before income taxes and equity in
   undistributed net income                                      851,320           2,343,615          2,203,907

Income tax benefits                                             (267,995)           (213,000)          (185,811)
                                                           -------------    ----------------    ---------------
Income before equity in undistributed
earnings of subsidiaries                                       1,119,315           2,556,615          2,389,718

Equity in undistributed earnings of  subsidiaries              2,113,582           1,082,776            830,445
                                                           -------------    ----------------    ---------------
Net income                                                 $   3,232,897    $      3,639,391    $     3,220,163
                                                           =============    ================    ===============

2004 ANNUAL REPORT

                        December 31, 2004, 2003 and 2002

                              UNITED BANCORP, INC.
                            STATEMENTS OF CASH FLOWS
                             Year ended December 31,

                                                              2004               2003           2002
                                                          ------------        -----------   ------------
Cash flows provided by (used in) operating activities:
   Net income                                             $  3,232,897        $ 3,639,391   $  3,220,163
   Adjustments to reconcile net income to net cash
   provided by (used in) operating activities:
      Depreciation and amortization                                648                648            648
      Equity in undistributed earnings of subsidiaries      (2,113,582)        (1,082,776)      (830,445)
      Net realized gains on sales or calls of securities                                -         (6,767)
      Net change in other assets and other liabilities          59,855           (336,466)      (414,732)
      Accretion of securities, net                                                      -           (183)
      Amortization of intangibles                               12,000             12,000         12,000
                                                          ------------        -----------   ------------
         Net cash provided by operating activities           1,191,818          2,232,797      1,980,684

Cash flows provided by (used in) investing activities:
Securities available for sale:
      Proceeds from sale of securities                               -                  -        310,971
   Capital contributions to subsidiary                               -                  -     (1,100,000)
                                                          ------------        -----------   ------------
         Net cash used in investing activities                       -                  -       (789,029)

Cash flows provided by (used in) financing activities:
   Dividends paid to shareholders                           (1,878,788)        (1,717,838)    (1,647,670)
   Cash paid in lieu of fractional shares                       (5,711)            (5,647)        (5,033)
   Purchases of treasury stock                                (651,896)          (343,728)      (907,352)
                                                          ------------        -----------   ------------
         Net cash used in financing activities              (2,536,395)        (2,067,213)    (2,560,055)
                                                          ------------        -----------   ------------

Net increase (decrease) in cash and cash equivalents        (1,344,577)           165,584     (1,368,400)

Cash and cash equivalents at beginning of year               2,085,769          1,920,185      3,288,585
                                                          ------------        -----------   ------------

Cash and cash equivalents at end of year                  $    741,192        $ 2,085,769   $  1,920,185
                                                          ============        ===========   ============

                                                              2004 ANNUAL REPORT

                        December 31, 2004, 2003 and 2002

NOTE N - QUARTERLY FINANCIAL DATA (UNAUDITED)

      The following table summarizes the Company's quarterly results of operations for the years ended December 31, 2004 and 2003.

                                                             THREE MONTHS ENDED
                                            MARCH 31,    JUNE 30,    SEPTEMBER 30,   DECEMBER 31,
2004:                                                (In thousands, except per share data)
Total interest income                       $   5,027   $    5,096   $       5,159   $      5,225
Total interest expense                          1,882        1,862           1,851          1,944
                                            ---------   ----------   -------------   ------------

Net interest income                             3,145        3,234           3,308          3,281

Provision for losses on loans                     140          200             160            118
Other income                                      651          533             525            490
General, administrative and other expense       2,567        2,438           2,560          2,887
                                            ---------   ----------   -------------   ------------

Earnings before income taxes                    1,089        1,129           1,113            766
Federal income taxes                              233          255             215            161
                                            ---------   ----------   -------------   ------------

Net earnings                                $     856   $      874   $         898   $        605
                                            =========   ==========   =============   ============

Earnings per share
   Basic                                    $    0.23   $     0.23   $        0.23   $       0.16
                                            =========   ==========   =============   ============
   Diluted                                  $    0.23   $     0.23   $        0.23   $       0.16
                                            =========   ==========   =============   ============

                                                             THREE MONTHS ENDED
                                            MARCH 31,    JUNE 30,    SEPTEMBER 30,   DECEMBER 31,
2003:                                                (In thousands, except per share data)
Total interest income                       $   5,215   $    5,080   $       5,121   $      5,304
Total interest expense                          2,029        1,954           1,915          1,939
                                            ---------   ----------   -------------   ------------

Net interest income                             3,186        3,126           3,206          3,365
Provision for losses on loans                     150          150             114            126
Other income                                      744          680             651            536
General, administrative and other expense       2,714        2,568           2,676          2,458
                                            ---------   ----------   -------------   ------------

Earnings before income taxes                    1,066        1,088           1,067          1,317
Federal income taxes                              263          261             175            200
                                            ---------   ----------   -------------   ------------

Net earnings                                $     803   $      827   $         892   $      1,117
                                            =========   ==========   =============   ============

Earnings per share
   Basic                                    $    0.21   $     0.22   $        0.23   $       0.28
                                            =========   ==========   =============   ============
   Diluted                                  $    0.21   $     0.22   $        0.23   $       0.28
                                            =========   ==========   =============   ============

      The earnings per share data has been adjusted to account for the 10% stock split in the form of a dividend paid in 2004 and 2003.

2004 ANNUAL REPORT