Form 10-K, Exhibit 13
period 2005-12-31
UNITED BANCORP INC /OH/
filed 2006-03-30
CIK 731653

                                                                      Exhibit 13

                  (UNITED BANCORP INC. LOGO) 2005 ANNUAL REPORT

                                  ANNUAL REPORT

                                      2005

                               UNITED BANCORP INC.

                                Martins Ferry, OH

                           (UNITED BANCORP INC. LOGO)

DIVIDEND AND STOCK HISTORY

                                               Distribution Date
       Cash Dividends                          of Dividends and
         Declared(1)      Stock Dividends          Exchanges
       --------------   -------------------   ------------------
1983        $0.06                        --                   --
1984        $0.07       4 for 1 Exchange(2)      January 2, 1984
1985        $0.08                        --                   --
1986        $0.10                        --                   --
1987        $0.10        50% Stock Dividend      October 2, 1987
1988        $0.11                        --                   --
1989        $0.11                        --                   --
1990        $0.12                        --                   --
1991        $0.13                        --                   --
1992        $0.13       100% Stock Dividend   September 10, 1992
1993        $0.13       100% Stock Dividend    November 30, 1993
1994        $0.15        10% Stock Dividend    September 9, 1994
1995        $0.21                        --                   --
1996        $0.22        10% Stock Dividend        June 20, 1996
1997        $0.25        10% Stock Dividend   September 19, 1997
1998        $0.29         5% Stock Dividend    December 18, 1998
1999        $0.33         5% Stock Dividend    December 20, 1999
2000        $0.34         5% Stock Dividend    December 20, 2000
2001        $0.36         5% Stock Dividend    December 20, 2001
2002        $0.37         5% Stock Dividend    December 20, 2002
2003        $0.39        10% Stock Dividend    December 19, 2003
2004        $0.43        10% Stock Dividend    December 20, 2004
2005        $0.48        10% Stock Dividend    December 20, 2005

2006 ANTICIPATED DIVIDEND PAYABLE DATES

FIRST QUARTER
March 20, 2006

SECOND QUARTER*
June 20, 2006

THIRD QUARTER*
September 20, 2006

FOURTH QUARTER*
December 20, 2006

*    Subject to action by Board of Directors

(1) Adjusted for stock dividends and exchanges. Does not include dividends from Southern Ohio Community Bancorporation, Inc. prior to the merger.

(2) Formation of United Bancorp, Inc. (UBCP). The Citizens Savings Bank shareholders received 4 shares of UBCP stock in exchange for 1 share of The Citizens Savings Bank.

                        (TOTAL RETURN PERFORMANCE GRAPH)

                          A LETTER FROM THE PRESIDENT

TO THE PRESENT AND FUTURE SHAREHOLDERS OF UNITED BANCORP, INC....

                          (PHOTO OF JAMES W. EVERSON)

                                JAMES W. EVERSON
                CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER

     Contrary to many in the banking industry, we are reporting an increase in earnings for 2005 at $0.79 per share compared to $0.77 per share in 2004. In last year's Letter to Shareholders, we stated that based upon our budgeting process and production to date our management team was projecting a new level of record year earnings for 2005. Although we failed to meet this projection, 2005 was the second most profitable year in our Company's history, and was driven by the continued strong performance of our Citizens Bank affiliate.

     Philosophically speaking, the whole is equal to the sum of its parts and your Company being made up of two affiliate banks is impacted directly by their performances. Our Citizens Bank affiliate outperformed its peer group, budget and its prior year performance, producing a 2005 Return on Average Assets (ROA) of 1.32% and a Return on Average Equity (ROE) of 15.59%. Our Community Bank affiliate did not meet its budget projection or its prior year earnings performance, producing a ROA of 0.22% and a ROE of 3.56%, each below their peer group performance statistics.

     At mid-year, our Community Bank Board and its Management Team positively reacted to our United Bancorp Board of Director's concerns for their earnings performance, by holding a planning retreat and updating its three year business plan for acceptable profitability. Based on this business plan, we are projecting Community's financial performance to improve each year towards acceptable peer group statistics, positively impacting the consolidated per share earnings of your Company. Our Boards of Directors and Management Teams are committed to making this happen. We recognize that earnings drives shareholder value.

     Our balance sheet at year-end 2005 again showed solid growth with total assets at $411.9 million, up 3.6% and gross loans at $232.0 million, an increase of 7.7%. Credit quality remained strong in 2005 as evidenced by the continuing positive trend of net charge-offs to average loans at .22% and nonperforming loans to total loans at .49%. Deposits at year-end 2005 were $306.9 million, up 2.1%.

     On November 15, 2005, your Board of Directors declared a 10% stock split paid in the form of a share dividend for shareholders of record on December 2, 2005 and a quarterly cash dividend

                                          ANNUAL REPORT 2005 UNITED BANCORP INC.

payment of 13cent(s) per share. It also approved the renewal of the Company's stock buy back program authorizing management to purchase up to $2,000,000 of UBCP common shares in the open market over the next two years. On December 20, 2005, shareholders of record received additional stock shares equal to 10% of their holdings and payment of the fourth quarter cash dividend in the amount of 13cent(s) per share, paid on their total holdings, which included the new share dividend. This resulted in a 10% increase in the fourth quarter dividend payment. This combination of cash and stock dividends follows with the Company's mission of providing consistent returns to its shareholders. When combined, this level of payout reflects over a 14% current return to our shareholders which hopefully will translate into a more favorable future pricing of our stock in the market.

     United Bancorp, Inc. and its lead bank, The Citizens Savings Bank of Martins Ferry, Ohio has a history of declaring stock splits which has rewarded shareholders for the Company's growth and performance. Shareholders of The Citizens Savings Bank received a 100% share dividend in 1971 and 1981 and exchanged their stock on a four for one basis when UBCP was formed in 1983. UBCP paid a 50% share dividend in 1987 and a 100% share dividend in 1992 and 1993 plus 10% share dividends in 1994, 1996, 1997, 2003, 2004, 2005 and 5% share dividends in 1998, 1999, 2000, 2001 and 2002. Those holding one hundred shares of The Citizens Savings Bank stock in 1970 will now hold 21,700 shares of UBCP stock. In today's dollars, an initial investment of $10,000 in 1970 is now valued in excess of $260,000 with a current projected annualized cash dividend of over $11,284.

     During the fourth quarter of 2005, your Board of Directors formed the United Bancorp of Martins Ferry, Ohio Employee Stock Ownership Plan (ESOP). Our ESOP will work as a companion to our Stock Buy Back Program, which reduces Company liquidity with each purchase. At formation, the ESOP borrowed sufficient funding to purchase the Company's 322,319 treasury shares, thus replenishing the Company's liquidity and becoming our largest shareholder at 7% of outstanding shares. To accomplish this share purchase, your Company issued a $4.0 million Trust Preferred Debenture which is now included in our Tier I regulatory

                             (CASH DIVIDENDS GRAPH)

ANNUAL REPORT 2005 UNITED BANCORP INC.

capital. As the ESOP repays its loan to the Company, the shares held in the ESOP will be allocated to our employees. The ESOP is a broad based retirement benefit plan which provides our Team Members the opportunity to grow an ownership interest in UBCP per the terms outlined in its Summary Plan Description. Over time, our ESOP will even provide a greater benefit to our employee-participants to the extent the UBCP stock price increases. It is the hope of our Board of Directors that our new ESOP will foster an increasing "ownership mentality" with our Team Members, working to make UBCP grow in earnings and in shareholder value.

     As we look into our future, we see challenge and excitement. No doubt a continuing flat yield curve will challenge us in the short term. The recent reprieve from Sarbanes Oxley 404 compliance due to market capitalization size should help us in the intermediate term. And the blessing of our Directors, Officers and Employees' loyal dedication and cooperation will take us through the long term.


/s/ James W. Everson
-------------------------------------
James W. Everson
Chairman, President and
Chief Executive Officer

ceo@unitedbancorp.com

January 30, 2006

This letter contains forward-looking statements that involve risk and uncertainties, including changes in general economic and financial market conditions and the Company's ability to execute its business plans. Although management believes the expectations reflected in such statements are reasonable, actual results may differ materially.

                                          ANNUAL REPORT 2005 UNITED BANCORP INC.

                                    DIRECTORS

(PHOTO OF MICHAEL J. ARCIELLO)
MICHAEL J. ARCIELLO(1, 2)

(PHOTO OF DAN BAY)
DAN BAY(3)

(PHOTO OF EILEEN M. COMPETTI)
EILEEN M. COMPETTI(3)

(PHOTO OF HERMAN E. BORKOSKI)
HERMAN E. BORKOSKI(2)

(PHOTO OF JAMES W. EVERSON)
JAMES W. EVERSON(1, 2, 3)

(PHOTO OF SCOTT A. EVERSON)
SCOTT A. EVERSON(2)

(PHOTO OF LEON F. FAVEDE, O.D.)
LEON F. FAVEDE, O.D.(2)

(PHOTO OF JOHN R. HERZIG)
JOHN R. HERZIG(2)

1 = UNITED BANCORP, INC.  2 = THE CITIZENS SAVINGS BANK  3 = THE COMMUNITY BANK

ANNUAL REPORT 2005 UNITED BANCORP INC.

                                    DIRECTORS

(PHOTO OF JOHN M. HOOPINGARNER)
JOHN M. HOOPINGARNER(1, 2)

(PHOTO OF SAMUEL J. JONES)
SAMUEL J. JONES(3)

(PHOTO OF TERRY A. MCGHEE)
TERRY A. MCGHEE(1, 3)

(PHOTO OF ANDREW F. PHILLIPS)
ANDREW F. PHILLIPS(3)

(PHOTO OF L. E. RICHARDSON, JR.)
L. E. RICHARDSON, JR.(1, 3)

(PHOTO OF ROBIN L. RHODES, M. D.)
ROBIN L. RHODES, M. D.(3)

(PHOTO OF RICHARD L. RIESBECK)
RICHARD L. RIESBECK(1, 2)

(PHOTO OF ERROL C. SAMBUCO)
ERROL C. SAMBUCO(2)

(PHOTO OF MATTHEW C. THOMAS)
MATTHEW C. THOMAS(1, 2)

1 = UNITED BANCORP, INC.  2 = THE CITIZENS SAVINGS BANK  3 = THE COMMUNITY BANK

                                          ANNUAL REPORT 2005 UNITED BANCORP INC.

                          DIRECTORS AND OFFICERS

DIRECTORS OF UNITED BANCORP,  INC.
   Michael J. Arciello(2) ..............................   Retired Vice President of Finance, Nickles Bakeries, Inc.,  Navarre,
                                                           Ohio

   James W. Everson(1) .................................   Chairman, President & Chief Executive Officer, United Bancorp, Inc,
                                                           Chairman, The Citizens Savings Bank, Martins Ferry, Ohio, Chairman,
                                                           Interim President & Chief Executive Officer, The Community Bank,
                                                           Lancaster, Ohio

   John M. Hoopingarner(1, 3, 4) .......................   General Manager, Muskingum Watershed Conservancy District, New
                                                           Philadelphia, Ohio

   Terry A. McGhee(1, 2, 4) ............................   President & Chief Executive Officer, Westerman Inc., Bremen, Ohio

   L. E. Richardson, Jr.(3) ............................   Retired President, Southern Ohio Community Bancorporation, Inc.,
                                                           Glouster, Ohio

   Richard L. Riesbeck (1, 2, 4) .......................   President, Riesbeck Food Markets, Inc., St. Clairsville, Ohio

   Matthew C. Thomas(3) ................................   President, M.C. Thomas Insurance Agency, Inc., Bridgeport, Ohio

OFFICERS OF UNITED BANCORP, INC.
   James W. Everson ....................................   Chairman, President & Chief Executive Officer

   Scott A. Everson ....................................   Senior Vice President & Chief Operating Officer

   Randall M. Greenwood ................................   Senior Vice President, Chief Financial Officer & Treasurer

   Norman F. Assenza, Jr. ..............................   Vice President - Compliance

   Michael A. Lloyd ....................................   Vice President - Information Systems

   James A. Lodes ......................................   Vice President - Lending

DIRECTORS OF THE CITIZENS SAVINGS BANK, MARTINS FERRY, OHIO
   Michael J. Arciello(2) ..............................   Retired Vice President of Finance, Nickles Bakeries, Inc., Navarre, Ohio

   Herman E. Borkoski(2) ...............................   President, Borkoski Funeral Homes, Inc., Tiltonsville, Ohio

   James W. Everson(1) .................................   Chairman, President & Chief Executive Officer, United Bancorp, Inc.,
                                                           Chairman, The Citizens Savings Bank, Martins Ferry, Ohio, Chairman,
                                                           Interim President & Chief Executive Officer, The Community Bank,
                                                           Lancaster, Ohio

   Scott A. Everson(1) .................................   Senior Vice President & Chief Operating Officer, United Bancorp, Inc. &
                                                           President & Chief Executive Officer, The Citizens Savings Bank, Martins
                                                           Ferry, Ohio

   Leon F. Favede, O.D .................................   Optometrist, Bridgeport, Ohio

   John R. Herzig ......................................   President, Toland-Herzig Funeral Homes, Strasburg, Ohio

   John M. Hoopingarner(1) .............................   General Manager, Muskingum Watershed Conservancy District, New
                                                           Philadelphia, Ohio

   Richard L. Riesbeck(1, 2) ...........................   President, Riesbeck Food Markets, Inc., St Clairsville, Ohio

   Errol C. Sambuco(2) .................................   Consultant, Martins Ferry, Ohio

   Matthew C. Thomas(1) ................................   President, M.C. Thomas Insurance Agency, Inc., Bridgeport, Ohio

      Albert W. Lash, Director Emeritus 1975-1996 ......   United Bancorp, Inc. & The Citizens Savings Bank

DIRECTORS OF THE COMMUNITY BANK, LANCASTER, OHIO
   Dan Bay .............................................   President & Cheif Executive Officer, Carnival Foods, Inc., Lancaster,
                                                           Ohio

   Eileen M. Competti ..................................   President, Diamond Power, Lancaster, Ohio

   James W. Everson(1) .................................   Chairman, President & Chief Executive Officer, United Bancorp, Inc.,
                                                           Chairman, The Citizens Savings Bank, Martins Ferry, Ohio, Chairman,
                                                           Interim President & Chief Executive Officer, The Community Bank,
                                                           Lancaster, Ohio

   Samuel J. Jones(1, 2) ...............................   Business Owner, Glouster, Ohio

   Terry A. McGhee(1, 2) ...............................   President & Chief Executive Officer, Westerman Inc., Bremen, Ohio

   Andrew F. Phillips ..................................   President & General Manager, Miller Brands of S.E. Ohio, Glouster, Ohio

   Robin L. Rhodes, M. D ...............................   Physician, Pediatric Associates of Lancaster, Inc., Lancaster, Ohio

   L. E. Richardson, Jr.(1) ............................   Retired President, Southern Ohio Community Bancorporation, Inc.,
                                                           Glouster, Ohio

      Paul J. Gerig, Director Emeritus 1974-2004 .......   The Community Bank

      Dean A. Kasler, Director Emeritus 1970-1999 ......   The Community Bank

      Philip D. Kasler, Director Emeritus 1977-2004 ....   The Community Bank

      Joseph D. Kittle, Director Emeritus 1985-2001 ....   The Community Bank

1 = Executive Committee   2 = Audit Committee   3 = Compensation Committee
                 4 = Nominating and Governance Committee

ANNUAL REPORT 2005 UNITED BANCORP INC.

                             SHAREHOLDER INFORMATION

United Bancorp, Inc.'s (the Company) common stock trades on The Nasdaq SmallCap Market tier of The Nasdaq Stock Market under the symbol UBCP, CUSIP #909911109. At year-end 2005, there were 4,615,111 shares issued, held among approximately 2,000 shareholders of record and in street name. The following table sets forth the quarterly high and low closing prices of the Company's common stock from January 1, 2005 to December 31, 2005 compared to the same periods in 2004 as reported by the NASDAQ. The price quotes have been adjusted for comparison purposes for the 10% stock dividend distributed on December 20, 2005 and December 20, 2004. The price quotations presented should not necessarily be relied on in determining the value of the shareholders' investment.

                                    2005                                 2004
                     ----------------------------------   ---------------------------------
                      31-MAR   30-JUN   30-SEP   31-DEC   31-MAR   30-JUN   30-SEP   31-DEC
                     -------   ------   ------   ------   ------   ------   ------   ------
Market Price Range
   High ($)          $14.090   12.640   12.000   12.770   14.700   13.070   12.280   15.060
   Low ($)           $12.740   11.230   11.050   10.110   12.440   11.380   11.090   10.470
Cash Dividends
   Quarter ($)       $ 0.118    0.118    0.118    0.124    0.106    0.106    0.106    0.106
   Cumulative ($)    $ 0.118    0.236    0.354    0.478    0.106    0.212    0.318    0.434

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

     American Stock Transfer and Trust Company
     Attn: Dividend Reinvestment
     6201 15th Avenue, 3rd Floor
     Brooklyn, NY 11219
     1-800-278-4353

ANNUAL MEETING:

     The Annual Meeting of Shareholders will be held at 2:00 p.m., April 19, 2006 at the Corporate Offices in Martins Ferry, Ohio.

INTERNET:

     Please look us up at
     http//:www.unitedbancorp.com

INDEPENDENT AUDITORS:

     Grant Thornton LLP
     4000 Smith Road, Suite 500
     Cincinnati, Ohio 45209
     (513) 762-5000

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

     American Stock Transfer and Trust Company
     6201 15th Avenue, 3rd Floor
     Brooklyn, NY 11219
     1-800-937-5449

STOCK TRADING:

     FTN Midwest Research
     2525 West End Avenue
     Suite 330
     Nashville, TN 37203
     Michael O'Boyle
     866-344-4880

     Howe Barnes Investments, Inc.
     222 South Riverside Plaza
     7th Floor
     Chicago, Illinois 60606
     Lou Coines
     800-800-4693

     Ryan Beck & Co.
     Liberty Center, Suite 900
     1001 Liberty Avenue
     Pittsburgh, PA 15222
     Jason Baer
     800-223-8162

     Stifel, Nicolaus & Company Inc.
     655 Metro Place South
     Dublin, Ohio 43017
     Steven Jefferis
     877-875-9352

                                          ANNUAL REPORT 2005 UNITED BANCORP INC.

                       THE CITIZENS SAVINGS BANK PROFILE

                               (PICTURE OF BANK)

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

     Organization was completed by electing the original Board of Directors:
Attorney Edward E. McCombs, John E. Reynolds, Henry H. Rothermund, William M. Lupton, Dr. Joseph W. Darrah, Chris A. Heil, Fred K. Dixon, Thomas J. Ball and Dr. R. H. Wilson. The first officers were Edward E. McCombs, President; John E. Reynolds, Vice President; William C. Bergundthal, Cashier; and William H. Wood, Assistant Cashier. A room in the old Henderson Building located at the alley on Hanover Street between Fourth and Fifth Streets, currently occupied by a local realtor, was rented. A vault and counters were installed and the new Bank opened for business on Saturday, April 26, 1902. This was the beginning of The Citizens Savings Bank.

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

ANNUAL REPORT 2005 UNITED BANCORP INC.

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

     On July 3, 1983, the Bank's Board of Directors positioned itself for continued growth by forming United Bancorp, Inc. of Martins Ferry, Ohio, the Citizens Savings Bank holding company. At formation, the shareholders of The Citizens Savings Bank exchanged their stock on a one-for-four basis for shares in United Bancorp, Inc. On December 29, 1986, United Bancorp, Inc. became one of Ohio's then 21 multi-bank holding companies by acquiring the outstanding shares of stock of the $12.5 million asset based Citizens-State Bank of Strasburg, Ohio. Under the leadership of James W. Everson as Chairman and Charles E. Allensworth as President and CEO, The Citizens-State Bank then grew from its one office in Strasburg by opening a new banking center at 2909 N. Wooster Avenue in Dover, Ohio in February 1990; the purchase of it's offices in New Philadelphia and Sherrodsville in April 1992;and the purchase of it's Dellroy Office in June 1994. Harold W. Price was appointed President and CEO of The Citizens-State Bank of Strasburg in April 1993. The Citizens Savings Bank of Martins Ferry further expanded into St. Clairsville with an in store location at Riesbeck's Food Market in July l997 and purchased a full service banking center in Jewett, Ohio in January 1999. United Bancorp entered Northern Athens County in July 1998 when the $47.8 million asset based Community Bank of Glouster was purchased, expanding United Bancorp, Inc. to a three bank holding company. Today, The Community Bank is headquartered in Lancaster, Ohio with three locations in Lancaster in addition to its two offices in Glouster and offices in Amesville and Nelsonville, Ohio.

     As space in the new headquarters became occupied, property across from the new Main Office on the other corner of Fourth and Hickory Streets was acquired in 1993 to support the continued growth. It was renovated into a modern Operations Center now housing the Data and Item Processing Equipment for the affiliate banks of United Bancorp, Inc. and the offices for United Bancorp, Inc.'s Accounting Group. With the introduction of 24 x 7 x 365 Automated Call Center and Internet Banking in 2001,the Accounting and Operations Center was further expanded through the purchase and renovation of the adjoining property formerly known as the Fullerton Bakery Building. Today, the Accounting and Operations Center Building supports the back room operations for the seventeen banking offices of The Citizens Bank and The Community Bank of Lancaster.

     On April 21, 1999 the $74.1 million asset based Citizens-State Bank of Strasburg was merged into The Citizens Savings Bank. This expanded customer service under the charter of The Citizens Savings Bank to 10 locations

                                          ANNUAL REPORT 2005 UNITED BANCORP INC.

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

     The growth and success of The Citizens Savings Bank and the United Bancorp, Inc. have been attributed to the association of many dedicated men and women. Having served on the Board of Directors are Edward E. McCombs, 1902-1936; John
E. Reynolds, 1902-1940; Dr. J.W. Darrah, 1902-1937; J.A. Crossley, 1902-1903;
William M. Lupton, 1902-1902;F.K. Dixon,1902-1909; Dr. R.H. Wilson, 1902-1905;
C.A. Heil,1903-1909; David Coss,1904-1938; L.L. Scheele, 1905-1917; A.T. Selby,
1906-1954; H.H. Rothermund, 1907-1912; Dr. J.G. Parr, 1912-1930; T.E. Pugh,
1920-1953; J.J. Weiskircher, 1925-1942; David H. James, 1925-1963; Dr. C.B.
Messerly, 1931-1957; H.H. Riethmiller, 1936-1980; E.M.Nickles, 1938-1968; L.A.
Darrah, 1939-1962; R.L. Heslop, 1941-1983; Joseph E. Weiskircher, 1943-1975;
Edward M. Selby, 1953-1976; David W. Thompson, 1954-1966; Dr. Charles D. Messerly, 1957-1987; James M. Blackford, 1962-1968; John H. Morgan, 1967-1976;
Emil F. Snyder, 1968-1975; James H. Cook, 1976-1986; Paul Ochsenbein, 1978-1991; David W. Totterdale, 1981-1995; Albert W.Lash, 1975-1996; Premo R. Funari, 1976-1997; Donald A. Davison, 1963-1997; Harold W. Price, 1999-1999; John H.
Clark, Jr., 1976-2001; Dwain R. Hicks, 1999-2002; and Michael A. Ley, 1999-2002.

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

ANNUAL REPORT 2005 UNITED BANCORP INC.

                           THE COMMUNITY BANK PROFILE

                               (PICTURE OF BANK)

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

                                          ANNUAL REPORT 2005 UNITED BANCORP INC.

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

ANNUAL REPORT 2005 UNITED BANCORP INC.

                          TABLE OF CONTENTS - FINANCIAL

                                TABLE OF CONTENTS

MANAGEMENT'S DISCUSSION AND ANALYSIS ......................................   14
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS .......................   29
CONSOLIDATED STATEMENTS OF FINANCIAL STATEMENTS ...........................   30
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS ............................   35

FOR THE YEAR ENDED DECEMBER 31,

                                            2005         2004      CHANGE
                                         ----------   ----------   ------
EARNINGS
   Total interest income                 $   22,181   $   20,507     8.16%
   Total interest expense                     9,146        7,539    21.32%
   Net interest income                       13,035       12,968     0.52%
   Provision for loan losses                    412          618   (33.33)%
   Total noninterest income                   2,342        2,199     6.50%
   Total noninterest expense                 10,763       10,452     2.98%
   Net income                                 3,293        3,233     1.86%
PER SHARE
   Earnings per common share - Basic     $     0.79   $     0.77     2.60%
   Earnings per common share - Diluted         0.79         0.77     2.60%
   Cash dividends paid                         0.48         0.43    11.63%
   Book value (end of period)                  7.77         7.87    (1.35)%
SHARES OUTSTANDING
   Average - Basic                        4,188,008    4,200,186       --
   Average - Diluted                      4,192,473    4,207,031       --

                                          ANNUAL REPORT 2005 UNITED BANCORP INC.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

In the following pages, management presents an analysis of United Bancorp, Inc.'s financial condition and results of operations as of and for the year ended December 31, 2005 as compared to prior years. This discussion is designed to provide shareholders with a more comprehensive review of the operating results and financial position than could be obtained from an examination of the financial statements alone. This analysis should be read in conjunction with the consolidated financial statements and related footnotes and the selected financial data included elsewhere in this report.

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

                               FINANCIAL CONDITION

OVERVIEW

     After four straight years, of managing in a historically low interest rate environment the Federal Reserve Open Market Committee ("FOMC) raised the short-term borrowing rate from 2.25% at December 31, 2004 to 4.25% December 31, 2005. An improved economic environment in the latter half of 2004, which continued into 2005 prompted the FOMC to raise short-term rates aggressively in 2005. As short-term interest rates continued to increase, long-term rates were not impacted resulting in a flattening of the yield curve, eventually leading to an inverted yield curve in December 2005 and into 2006.

Notwithstanding the challenge of a flat to inverted yield curve, 2005 was the second most profitable year in the Company's history with core earnings providing a solid foundation for our performance. Earnings per share for 2005 increased by 2.6%, due to a combination of balance sheet growth, stable credit quality and substantial improvement in core earnings year over year.

The Company's net interest income in 2005 increased slightly from 2004, as a result our continued expansion and growth of market share within the markets we serve. This growth has increased our loans outstanding which, for 2005, more than offset the pressure on our net interest margin as a result of a flat yield curve.

                              (TOTAL ASSETS GRAPH)

For the year ended December 31, 2005, the Company's total assets increased $14.4 million, or 3.6% over December 31, 2004 totals.

EARNING ASSETS - LOANS

     Gross loans totaled $232.0 million at year-end 2005, representing a 7.7% increase from $215.4 million at year-end 2004.

ANNUAL REPORT 2005 UNITED BANCORP INC.

Loan production for both CITIZENS and COMMUNITY was strong during 2005, CITIZENS yielded a growth of $11.8 million while COMMUNITY loans increased $6.7 million.

Installment loans increased $1.9 million, or 4.6%, real estate loans increased $2.7 million, or 4.9%, and commercial real estate loans increased $14.6 million, or 17.6%, from December 31, 2004. Commercial loans decreased $2.6 million, or 7.5%, from December 31, 2004. As discussed previously, with near historical low interest rates at the start of 2005, management was cautious in originating longer term fixed-rate loans during this period of uncertainty. Similar to 2002
- 2004 time frames, consumers and businesses during the past year were extremely price and term sensitive and were looking for longer-term fixed-rate loans. Management priced our loan products competitively but not overly aggressively and as we anticipated the economy would rebound and the FOMC would raise short-term borrowing rates. Based upon the Asset/Liability model utilized by the Company, management decided not to originate fixed interest rate loans when short-term interest rates were rapidly rising as they did in 2005.

The Company's installment lending portfolio represented 18.9% of the total portfolio at year-end 2005,compared to 19.5% at year-end 2004. The targeted installment lending areas encompass the geographic areas serviced by the Banks, which are diverse, thereby reducing the risk to changes in economic conditions. Competition for installment loans principally comes from the captive finance companies offering low to zero percent financing for extended terms. During 2005, unlike previous years, the captive finance companies were not as aggressive in their pricing, therefore the Company was able to grow this portfolio during 2005.

The commercial and commercial real estate portfolio represented approximately 56.2% of the total loan portfolio at December 31, 2005 compared to 55.0% for December 31, 2004. The Company's commercial loan portfolio decreased by $2.6 million, or 7.5%. The commercial real estate loan portfolio increased $14.6 million, or 17.6%. Management is pleased with the overall increase in the combined commercial and commercial real estate loan portfolios. To protect the Company's net interest margin in a rising interest rate environment, the focus of loan pricing in 2005 was in the one and three year adjustable rate pricing and to mitigate its exposure to the eventual decline in interest rates certain interest rate floors and wider repricing indices have been established and followed for the last few years. This strategy may have caused our price sensitive customers to seek alternative financing arrangements.

                               (LOANS-NET GRAPH)

Residential real estate loans are comprised of 1, 3 and 5 year adjustable rate mortgages financed to 1-4 family units. The Company also offers fixed rate real estate loans through our Secondary Market Real Estate Mortgage Program. The fixed rate mortgages are serviced and originated by CITIZENS but are sold immediately in the secondary market. Therefore, our customers enjoy the convenience of working with a local bank and are able to obtain long-term fixed-rate financing for their home. As mentioned, once these loans are originated they are immediately sold in what is referred to as the secondary market. Since the loans are sold, without recourse, the Company does not assume any interest rate or credit risk in this portfolio and does not have any loans held for sale. This arrangement is quite common in banks and without such an option our customers may look elsewhere for their home financing needs. As the overall interest rate environment increased in 2005 from their near historical low levels, consumer preferences are beginning to change from fixed-rate loan products to adjustable rate products. As a result, the Company's Secondary Market Program in 2005 experienced a decrease in volume as compared to 2004.

For 2005,the interest rate environment, although still favorable to the fixed-rate mortgage loan product, did not result in a high volume of customers refinancing. With interest rates low for several years, most customers may have already taken advantage of the refinance options available to them. The Company recognized a gain on the sale of secondary market loans of $21,000 in 2005 compared to a gain of $42,000 in 2004. Given the decreased level of sales and refinancing in 2005, the Company's residential real estate portfolio increased $2.7 million.

                                          ANNUAL REPORT 2005 UNITED BANCORP INC.

                      (TOTAL AVERAGE EARNING ASSETS GRAPH)

COMMUNITY continued their growth from the previous years, with an increase in loans of $6.7 million, or 9.8%.The increase this past year is due to the continued expansion of COMMUNITY into the Fairfield County market. COMMUNITY'S loan growth came in commercial and commercial real estate portfolio of $6.2 million and the real estate portfolio of $1.6 million. This growth was offset by a decrease of $1.1 million in the installment portfolio.

CITIZENS also experienced an increase in loans for 2005. Total loans increased $11.8 million, or 8.1%,from December 31, 2004. The increase primarily came in the installment portfolio of $3.0 million, commercial real estate portfolio of $8.6 million, and real estate portfolio of $1.0 million. However, this increase was offset by decreases in the commercial portfolio of $837,000 for 2005.

The allowance for loan losses represents the amount which management and the Boards of Directors estimates is adequate to provide for probable losses incurred in the loan portfolio. Accounting for the allowance and the related provision for loan losses is reviewed by management as a critical accounting policy. The allowance balance and the annual provision charged to expense are reviewed by management and the Boards of Directors on a monthly basis. The allowance calculation is determined by utilizing a risk grading model that considers borrowers' past due experience, coverage ratio to industry averages, economic conditions, historical loan portfolio loss performance and various other circumstances that are subject to change over time. In general, the loan loss policy for installment loans requires a charge-off if the loan reaches 120-day delinquent status or if notice of bankruptcy is received. The Company follows lending policies, with established criteria for determining the repayment capacity of borrowers, requirements for down payments and current market appraisals or other valuations of collateral when loans are originated. Installment lending also utilizes credit scoring to help in the determination of credit quality and pricing.

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

Management believes the current balance of the allowance for loan losses is adequate to cover probable losses incurred. Net charge-offs to average loans for the year-ended 2005 was 0.22%, unchanged from 0.22% for 2004. Refer to Provision for Loan Losses section for further discussion on the Company's credit quality.

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

Securities available for sale at year-end 2005 decreased $15.9 million, or 11.5%, from 2004,while securities held to maturity increased $5.3 million, or 35.5%.

In our planning process, management's projection for 2005 was for a steady to slightly rising interest rate environment with a positively sloped yield curve. In the first half of 2005, interest rates actually decreased to a level that caused a high volume of investment securities to be called. Management reinvested the funds from the called securities into the Company's loan portfolio and a portion back into investment securities over the course of 2005. The increase in the held to maturity portfolio is due to a focus in 2005 to increase the Company's state and municipal obligations portfolio due to the favorable tax-advantaged

ANNUAL REPORT 2005 UNITED BANCORP INC.

interest rate spread over other similar duration investment options.

SOURCES OF FUNDS - DEPOSITS

     The Company's primary source of funds is core deposits from retail and business customers. These core deposits include all categories of interest-bearing deposits, excluding certificates of deposit greater than $100,000. During 2005, core deposits increased $6.8 million, or 2.6%. CITIZENS AND COMMUNITY experienced varying results in their core deposit balances for 2005. CITIZENS generated an in increase in core deposits of $14.3 million, which was partially offset by a decrease in core deposits of $7.5 million, for COMMUNITY, for the year ended December 31, 2005. Over the past several years, COMMUNITY has developed several large depository customers. As of December 31, 2005, the eight largest depository customers accounted for approximately 32.0% of COMMUNITY'S certificate of deposits and approximately 86.0% of total certificates of deposits greater than $100,000. These customers also represent 10.0% of demand deposits at December 31, 2005. The total concentration of retail funding is approximately 27.0% of COMMUNITY'S total deposits at December 31, 2005.This concentration does pose additional liquidity and earnings risk for COMMUNITY. The earnings risk would be triggered if COMMUNITY would be placed in a position to sell assets below book value to meet current liquidity needs. This risk is mitigated with COMMUNITY'S capability to borrow wholesale funding from its correspondent banks. CITIZENS management also has an active Asset/Liability Committee that monitors, among other items monthly liquidity needs on a 90 day time horizon. CITIZENS, unlike COMMUNITY, has a broad retail depository base.

On a consolidated level, this concentration of funding at COMMUNITY represents approximately 7.1% of total retail deposits at December 31, 2005.

                               (NET INCOME GRAPH)

                        (RETURN ON AVERAGE ASSETS GRAPH)

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

Certificates of deposit greater than $100,000 are not considered part of core deposits and, as such, are used as a tool to balance funding needs. At year-end 2005, certificates of deposit greater than $100,000 decreased $528,000 or 1.3% from year-end 2004 totals. Certificates of deposits greater than $100,000 increased in 2005 by $1.2 million, or 7.1%, at CITIZENS while COMMUNITY decreased by approximately $1.7 million, or 7.7%.

The attraction of and retention of core deposits continues to be a challenge to the Company and the overall banking industry. Alternative financial products are continuously being introduced by our competition whether through a traditional bank or brokerage services company.

SOURCES OF FUNDS - SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE AND OTHER BORROWED FUNDS

     Other interest-bearing liabilities include securities sold under agreements to repurchase, federal funds purchased, notes payable and Federal Home Loan Bank advances. Securities sold under agreements to repurchase decreased by $5.5 million. In contract, the average balance in securities sold under agreements to repurchase increased $1.1 million, or 12.4%, from 2004 to 2005.

Advances from the Federal Home Loan Bank (FHLB)

                                          ANNUAL REPORT 2005 UNITED BANCORP INC.

increased $654,000, or 1.4%, from 2004 to 2005 while federal funds purchased increased $9.4 million for the same period. Management utilized a strategy whereby excess liquidity and borrowings on its lines of credit at the FHLB were used to purchase investment securities and fund the growth in the loan portfolio.

In addition to these funding sources, the Company issued $4.0 million of subordinated debentures to a special purpose trust. The proceeds were utilized to fund a $3.4 million note receivable to a newly formed ESOP, with the remaining $600,000 utilized for general corporate purposes.

OTHER ASSETS

     The Company owns approximately $8.2 million in Bank Owned Life Insurance
(BOLI) with the original investment primarily occurring in 2002. Refer to Performance Overview, Noninterest Income section for further information.

                        PERFORMANCE OVERVIEW 2005 TO 2004

NET EARNINGS

     The Company reported earnings of $3.3 million in 2005 compared with $3.2 million in 2004, outperforming what was previously the second most profitable year in the Company's history. This earnings performance equates to a 0.82% Return on Average Assets ("ROA") and 10.01% Return on Average Equity ("ROE") for 2005 compared to 0.83% and 9.91%, respectively, for 2004. Basic and Diluted Earnings per share ("EPS") was $0.79 and $0.77, respectively, for 2005 and 2004. Per share amounts for all periods have been restated to reflect the 10% stock split in the form of a dividend distributed in December 2005 and 2004.

NET INTEREST INCOME

     Net interest income, by definition, is the difference between interest income generated on interest-earning assets and the interest expense incurred on interest-bearing liabilities. Various factors contribute to changes in net interest income, including volumes, interest rates and the composition or mix of interest-earning assets in relation to interest-bearing liabilities. Net interest income increased $67,000 in 2005. The net interest margin decreased to 3.58% from 3.97%. Overall, due to the flattening to inverted yield curve in 2005, the Company has experienced deposits costs increasing at a more rapid rate then it's earning assets. While the Company's earnings assets have on average increased 19 basis points from 2004 to 2005, the cost of deposits have increased 37 basis points for the same period.

Average interest-earning assets increased $13.2 million,, or 3.7%, in 2005 while the associated weighted-average yield on these interest-earning assets increased from 5.80% in 2004, to 6.01% for 2005. Average interest-bearing liabilities increased $15.9 million, or 4.9%, in 2005 while the associated weighted-average costs on these interest-bearing liabilities increased from 2.32% to 2.69%.

Refer to the sections on Asset and Liability Management and Sensitivity to Market Risks and Average Balances, Net Interest Income and Yields Earned and Rates Paid elsewhere herein for further information.

PROVISION FOR LOAN LOSSES

     The provision for loan losses is a charge to expense recorded to maintain the related balance sheet allowance for loan losses at an amount considered adequate to cover probable losses incurred in the portfolio. The total provision for loan losses was $412,000 in 2005 compared to $618,000 in 2004, a decrease of $206,000 or 33.3%. The decrease in provision can be attributed to the Company's stable credit quality, offset by growth in the portfolio. As previously discussed the loan portfolio increased approximately $16.6 million, or 7.7%, during 2005.

Net loans charged-off for 2005 were approximately $503,000 compared to $466,000 for 2004. Net charge-offs as a percentage of loans has been on a gradual decline since a high of 0.49% in 2000. For both 2005 and 2004, net charge-offs as a percentage of average loans were 0.22% more than a 50% decrease from the high in 2000.

The allowance for loan losses as a percentage of loans decreased to 1.25% at year-end 2005, from 1.39% at year-end 2004. CITIZENS and COMMUNITY utilize a consistent

                        (RETURN ON AVERAGE EQUITY GRAPH)

ANNUAL REPORT 2005 UNITED BANCORP INC.

reserve methodology with detail reserve allocations specific to the individual loan portfolios.

NONINTEREST INCOME

     Noninterest income is made up of bank-related fees and service charges, as well as other income-producing services. These include secondary market loan servicing fees, ATM/interchange income, internet bank fees, early redemption penalties for certificates of deposit, safe deposit box rental income, net gain or loss on sales of securities available for sale and loans, leased rental property, cash management services and other miscellaneous items. In addition, both CITIZENS and COMMUNITY have invested in Bank Owned Life Insurance (BOLI). The earnings from this investment are reflected in the Company's noninterest income. Total noninterest income, including BOLI, for 2005 was $2.3 million, an increase of $143,000, or 6.5% from 2004 totals.

Service charges on deposit accounts increased $49,000 or 3.8% from 2003 to 2004. The majority of the increase came from fees related to overdrafts on depository accounts. Management introduced several new products and revenue enhancement strategies over the past several years and the result has been increased service charge income.

The increase in noninterest income in 2005 is primarily attributable to increases in service charge income, mortgage servicing revenue and increased income on BOLI. These increases were off-set by a reduction in gains on the sale of loans and investment securities during 2005. During 2005, the Company realized losses from the sale of securities and loans totaling $31,000 compared to a gain of $119,000 in 2004, reflecting a $99,000 after-tax reduction in earnings. Management's strategy in 2004, took into consideration the relative volatility in the bond market. At times during 2004, management realized there was an opportunity to sell and profitability reposition bonds in the portfolio when overall interest rates were depressed. Since interest rates were increasing for most of 2005, there was less opportunity to profitably sell and reposition bonds in 2005.

             (TOTAL ALLOWANCE FOR LOAN LOSSES TO TOTAL LOANS GRAPH)

                       (DILUTED EARNINGS PER SHARE GRAPH)

Other noninterest income increased $244,000 from 2004 to 2005. With the overall decrease in refinancing activity and prepayment activity, the Company's mortgage servicing revenue increased as compared to 2004. Also, increasing other noninterest income is a $24,000 increase in credit card merchant income, as compared to 2004.

NONINTEREST EXPENSE

     Noninterest expense for 2005 increased $311,000 or 3.0% over 2004.

Salaries and employee benefits increased $209,000, or 4.0%, from 2004 to 2005. The increase is mainly due to merit increases since 2004.

Occupancy and equipment expense decreased $62,000, or 4.5%. Occupancy expense decreased due to capital expenditures mainly technology enhancements, becoming fully depreciated in the first quarter of 2005.

Professional fees increased $80,000 or 16.7% for 2005 as compared to 2004. Professional fees increased due to additional collection and recovery efforts at COMMUNITY on delinquent loans and OREO property.

Advertising increased $100,000 or 33.3% mainly due to increased advertising expenses by COMMUNITY in 2005.

Other expenses decreased 2.2%, or $45,000. Overall there is not a single line item that contributes significantly to this decrease. Other noninterest expense including, insurance, franchise and other taxes, stationary and office supplies

                                          ANNUAL REPORT 2005 UNITED BANCORP INC.

and amortization did not vary much from 2004 to 2005. As stated previously, the core earnings growth of the Company's financial performance over 2004, is in part a reflection of management's strong control of noninterest expense in 2005.

                       PERFORMANCE OVERVIEW 2004 TO 2003

NET EARNINGS

     The Company reported earnings of $3.2 million in 2004 compared with $3.6 million in 2003. This earnings performance equates to a 0.83% Return on Average Assets ("ROA") and 9.91% Return on Average Equity ("ROE") for 2004 compared to 0.97% and 11.40%, respectively, for 2003. Basic Diluted Earnings per share ("EPS") was $0.77 and $0.85, respectively, for 2004 and 2003. Per share amounts for all periods have been restated to reflect the 10% stock split in the form of a dividend distributed in December 2005, 2004 and 2003.

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

Average interest-earning assets increased $12.3 million, or 3.5%, in 2004 while the associated weighted-average yield on these interest-earning assets decreased from 6.36% in 2003, to 6.06% for 2004.

                    (NET CHARGE-OFFS TO AVERAGE LOANS GRAPH)

Average interest-bearing liabilities increased $13.8 million in 2004 over 2003. The average cost of funds decreased to 2.32% from 2.52% from the year ended December 31, 2003.

Refer to the sections on Assets and Liability Management and Sensitivity to market Risks and Average Balances, Net Interest Income and Yields Earned and Rates Paid elsewhere herein for further information.

PROVISION FOR LOAN LOSSES

     The provision for loan losses is charged to operations to maintain the related balance sheet allowance for loan losses at an amount considered adequate to cover probable losses incurred in the portfolio. The total provision for loan losses was $618,000 in 2004, compared to $540,000 in 2003, an increase of $78, 000 or 14.4%. The incremental increase in provision can be attributed to management's continued efforts to grow the loan portfolio, as well as, the $850,000 increase in nonperforming loans at December 31, 2004 as compared to December 31, 2003.

(In thousands)                                  2005      2004      2003
                                              -------   -------   -------
Noninterest income
   Service charges on deposit accounts ....   $ 1,339   $ 1,290   $ 1,122
   Gains on sales of securities ...........       (52)       77       344
   Gains on sales of loans ................        21        42       178
   Other income ...........................     1,034       790       967
                                              -------   -------   -------
      Total noninterest income ............   $ 2,342   $ 2,199   $ 2,611
                                              =======   =======   =======

Noninterest expense
   Salaries and employee benefits .........   $ 5,432   $ 5,223   $ 5,242
   Occupancy and equipment ................     1,320     1,382     1,526
   Professional services ..................       559       479       367
   Insurance ..............................       343       319       306
   Franchise and other taxes ..............       412       419       412
   Advertising ............................       400       300       316
   Stationery and office supplies .........       273       261       285
   Amortization of intangibles ............        18        18        18
   Other expenses .........................     2,006     2,051     1,944
                                              -------   -------   -------
      Total noninterest expense ...........   $10,763   $10,452   $10,416
                                              =======   =======   =======

ANNUAL REPORT 2005 UNITED BANCORP INC.

Net loans charged-off for 2004 were approximately $466,000 compared to $668,000 for 2003. During 2004, 86% of the Company's net loans charged-off related to the installment loan portfolio. In 2003, the installment portfolio accounted for approximately 47% of net loans charged-off. The installment loan portfolio decreased $7.4 million, or 15.1%, from December 31, 2003 to 2004.

The allowance for loan losses as percentage of loans decreased to 1.39% at year-end 2004, from 1.43% at yearend 2003. CITIZENS and COMMUNITY utilize a consistent reserve methodology with detail reserve allocations specific to the individual loan portfolios.

NONINTEREST INCOME

     Noninterest income is made up of bank-related fees and service charges, as well as other income-producing services. These include secondary market loan servicing fees, ATM/interchange income, internet bank fees, early redemption penalties for certificates of deposit, safe deposit box rental income, net gain or loss on sales of securities available for sale and loans, leased rental property, cash management services and other miscellaneous items. In addition, both CITIZENS and COMMUNITY have invested in Bank Owned Life Insurance (BOLI). The earnings from this investment are reflected in the Company's noninterest income. Total noninterest income for 2004 was $2.2 million, a decrease of $412,000, or 15.8% from 2003 totals.

Service charges on deposit accounts increased $168,000 or 15.0% from 2003 to 2004. The majority of the increase came from fees related to overdrafts on depository accounts. Management introduced several new products and revenue enhancement strategies over the past several years and the result has been increased service charge income.

The decline in noninterest income in 2004 is primarily attributable to a reduction in gains on the sale of investment securities. During 2004, net realized gains on the sale of investment securities decreased $267,000 from 2003. Management's strategy in 2004 and 2003, took into consideration the relative volatility in the bond market. At times during the period, management realized there was an opportunity to sell and profitably reposition bonds in the portfolio when overall interest rates were depressed. Since interest rates did not fluctuate as widely in 2004 as they did in 2003, there was less opportunity to sell and reposition bonds in 2004.

Other noninterest income decreased $177,000 from 2003 to 2004. In connection with the 2004 slow down in the Company's secondary market mortgage program, there was a decrease in related fee and servicing income of $42,000. Also, impacting other noninterest income is a $41,000 decrease in the amount of credited interest related to BOLI, as compared to 2003.

NONINTEREST EXPENSE

     Noninterest expense for 2004 increased $36,000 or 0.3% over 2003.

Salaries and employee benefits decreased $19,000 from 2003 to 2004. During 2004 management adjusted the staff levels within the Company to control salary and benefit costs.

Occupancy and equipment decreased $144,000, or 9.4%. Occupancy decreased due to capital expenditures mainly technology enhancements, becoming fully depreciated in the first quarter 2004.

Professional fees increased $112,000 or 30.5% for 2004 as compared to 2003. Professional fees increased due to additional costs relating to compliance with the Sarbanes-Oxley Act of 2002 requirements, as well as other increased risk management costs.

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

                                          ANNUAL REPORT 2005 UNITED BANCORP INC.

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

ANNUAL REPORT 2005 UNITED BANCORP INC.

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

The projected volatility of the net present value at both December 31, 2005 and 2004 fall within the general guidelines established by the Board of Directors. The NPV table shows that in a falling interest rate environment of either a 100 or 200 basis point change, the NPV would decrease between 3% and 13%. In the upward change in interest rates the Company's NPV would increase 11% with a 100 basis point interest rate increase. In a 200 basis point rate increase, the Company's NPV would increase 11%. This decrease is a result of the Company's available for sale securities portfolio that is invested in fixed-rate securities. As interest rates increase, the market value of the securities decrease. However, since the Company currently has the ability to hold these securities to their final maturity, it would not have to incur any losses.

                             (Dollars in Thousands)
                    Net Portfolio Value - December 31, 2005

Change in Rates   $ Amount   $ Change   % Change
---------------   --------   --------   --------
+200               26,567     (3,988)     -13%
+100               29,888       (967)      -3%
Base               30,555
-100               33,901      3,346       11%
-200               33,833      3,277       11%

                    Net Portfolio Value - December 31, 2004

Change in Rates   $ Amount   $ Change   % Change
---------------   --------   --------   --------
+200               32,202     (7,446)     -19%
+100               36,537     (3,391)      -9%
Base               39,748
-100               37,782     (1,966)      -5%
-200               34,352     (5,396)     -14%

                                          ANNUAL REPORT 2005 UNITED BANCORP INC.

The following table is a summary of selected quarterly results of operations for the years ended December 31, 2005 and 2004.

                                1ST QUARTER   2ND QUARTER   3RD QUARTER   4TH QUARTER
                                -----------   -----------   -----------   -----------
                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
2005

Total interest income              $5,223        $5,445        $5,658        $5,855
Total interest expense              1,974         2,161         2,404         2,607
                                   ------        ------        ------        ------
Net interest income                 3,249         3,284         3,254         3,248
Provision for losses on loans         144           116            68            84
Other income                          566           589           574           613
General, administrative and
   other expense                    2,620         2,640         2,664         2,839
                                   ------        ------        ------        ------
Earnings before income taxes        1,051         1,117         1,096           938
Federal income taxes                  230           237           268           174
                                   ------        ------        ------        ------
Net earnings                       $  821        $  880        $  828        $  764
                                   ======        ======        ======        ======
Earnings per share
   Basic                           $ 0.20        $ 0.21        $ 0.20        $ 0.18
                                   ======        ======        ======        ======
   Diluted                         $ 0.20        $ 0.21        $ 0.20        $ 0.18
                                   ======        ======        ======        ======
2004

Total interest income              $5,027        $5,096        $5,159        $5,225
Total interest expense              1,882         1,862         1,851         1,944
                                   ------        ------        ------        ------
Net interest income                 3,145         3,234         3,308         3,281
Provision for losses on loans         140           200           160           118
Other income                          651           533           525           490
General, administrative and
   other expense                    2,567         2,438         2,560         2,887
                                   ------        ------        ------        ------
Earnings before income taxes        1,089         1,129         1,113           766
Federal income taxes                  233           255           215           161
                                   ------        ------        ------        ------
Net earnings                       $  856        $  874        $  898        $  605
                                   ======        ======        ======        ======
Earnings per share
   Basic                           $ 0.21        $ 0.21        $ 0.20        $ 0.15
                                   ======        ======        ======        ======
   Diluted                         $ 0.21        $ 0.21        $ 0.20        $ 0.15
                                   ======        ======        ======        ======

ANNUAL REPORT 2005 UNITED BANCORP INC.

AVERAGE BALANCES, NET INTEREST INCOME AND YIELDS EARNED AND RATES PAID

     The following table provides information relating to average balance sheet information and reflects the taxable equivalent average yield on interest-earning assets and the average cost of interest-bearing liabilities for the years ended December 31, 2005, 2004,and 2003. The yields and costs are calculated by dividing income or expense by the average balance of interest-earning assets or interest-bearing liabilities.

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

                                                     2005                        2004                        2003
                                          --------------------------  --------------------------  --------------------------
                                                    INTEREST                    INTEREST                    INTEREST
                                           AVERAGE   INCOME/  YIELD/   AVERAGE  INCOME/   YIELD/   AVERAGE   INCOME/  YIELD/
(DOLLARS IN THOUSANDS)                     BALANCE   EXPENSE   RATE    BALANCE  EXPENSE    RATE    BALANCE   EXPENSE   RATE
                                          --------  --------  ------  --------  --------  ------  --------  --------  ------
ASSETS
Interest-earning assets
   Loans                                  $224,945   $15,513   6.90%  $208,658   $13,844   6.63%  $192,725   $14,025   7.28%
   Taxable securities - AFS                113,491     5,163   4.49    113,502     5,130   4.47    111,282     5,166   4.64
   Tax-exempt securities - AFS              10,059       599   5.80     18,218       872   4.78     18,715     1,001   5.42
   Tax-exempt securities - HTM              20,718     1,078   5.20     15,698       935   5.96     16,680       878   5.26
   Federal funds sold                           --        --     --        150         4   2.67      4,692        58   1.24
   FHLB stock and other                      4,230       249   5.89      4,057       175   4.32      3,915       163   4.18
                                          --------   -------          --------   -------          --------   -------
Total interest-earning assets              373,443    22,602   6.03    360,283    20,960   5.80    348,009    21,291   6.21
Noninterest-earning assets
   Cash and due from banks                  10,829                      11,192                       8,251
   Premises and equipment (net)              7,436                       7,825                       8,367
   Other nonearning assets                  14,509                      13,489                      12,373
   Less: allowance for loan losses          (3,043)                     (2,957)                     (3,094)
                                          --------                    --------                    --------
Total noninterest-earning assets            29,731                      29,549                      25,897
                                          --------                    --------                    --------
Total assets                              $403,174                    $389,832                    $373,906
                                          ========                    ========                    ========

LIABILITIES & SHAREHOLDERS' EQUITY
Interest-bearing liabilities
   Demand deposits                        $ 76,991   $ 1,121   1.46%  $ 68,006   $   625   0.92%  $ 57,456   $   530   0.92%
   Savings deposits                         42,748       145   0.34     46,936       166   0.35     49,962       240   0.48
   Time deposits                           165,109     5,919   3.58    158,325     5,563   3.51    167,615     6,144   3.67
   Fed funds purchased & TT&L                4,753       228   4.80      4,320        82   1.90      3,453        50   1.45
   FHLB advances                            40,100     1,450   3.62     37,813     1,020   2.70     23,369       802   3.43
   Trust preferred debentures                  496        31   6.25         --        --     --         --        --     --
   Repurchase agreements                    10,129       252   2.49      9,013        83   0.92      8,766        71   0.81
                                          --------   -------          --------   -------          --------   -------
Total interest-bearing liabilities         340,326     9,146   2.69    324,413     7,539   2.32    310,621     7,837   2.52
                                                     -------                     -------                     -------
Noninterest-bearing liabilities
   Demand deposits                          28,213                      31,568                      29,543
   Other liabilities                         1,750                       1,229                       1,824
                                          --------                    --------                    --------
Total noninterest-bearing liabilities       29,963                      32,797                      31,367
                                          --------                    --------                    --------
Total liabilities                                                      357,210                     341,988
Total shareholders' equity                  32,885                      32,622                      31,918
                                          --------                    --------                    --------
Total liabilities & shareholders' equity   403,174                    $389,832                    $373,906
                                          ========                    ========                    ========
Net interest income                                   13,456                     $13,421                     $13.454
                                                     =======                     =======                     =======
Net interest spread                                            3.34%                       3.48%                       3.60%
                                                               ====                        ====                        ====
Net yield on interest-earning assets                           3.59%                       3.71%                       3.87%
                                                               ====                        ====                        ====

-    For purposes of this schedule, nonaccrual loans are included in loans.

-    Fees collected on loans are included in interest on loans.

                                          ANNUAL REPORT 2005 UNITED BANCORP INC.

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

CAPITAL RESOURCES

     Internal capital growth, through the retention of earnings, is the primary means of maintaining capital adequacy for the Banks. The Company's shareholders' equity at yearend 2005 was $32.5 million, compared to $32.8 million at year-end 2004, representing a decrease of 1.0%. Equity totals include $2.2 million in accumulated other comprehensive loss which is comprised solely of a net unrealized loss on securities available for sale, net of tax, at year-end 2005, compared to a $635,000 loss at year-end 2004. Total shareholders' equity in relation to total assets was 7.9% at December 31, 2005 and 8.3% at December 31, 2004.

                          (DIVIDENDS PER SHARE GRAPH)

The Company has established a Dividend Reinvestment Plan ("The Plan") for shareholders under which the Company's common stock will be purchased by The Plan

                                                2005 COMPARED TO 2004      2004 COMPARED TO 2003
                                                 INCREASE/(DECREASE)        INCREASE/(DECREASE)
                                              ------------------------   -------------------------
                                                       CHANGE   CHANGE            CHANGE    CHANGE
                                               TOTAL   DUE TO   DUE TO    TOTAL   DUE TO    DUE TO
(IN THOUSANDS)                                CHANGE   VOLUME    RATE    CHANGE   VOLUME     RATE
                                              ------   ------   ------   ------   ------   -------
Interest and dividend income
   Loans                                      $1,669   $1,109   $  560    $(181)  $1,110   $(1,291)
   Taxable securities available for sale          33       10       23      (36)     155      (191)
   Tax-exempt securities available for sale     (273)    (433)     160     (129)     (12)     (117)
   Tax-exempt securities held to maturity        143      272     (129)      57      (54)      111
   Federal funds sold                             (4)      (4)    --        (54)     (86)       32
   FHLB stock and other                           74       43       31       12        7         5
                                              ------   ------   ------    -----   ------   -------
Total interest and dividend income             1,642      997      645     (331)   1,120    (1,451)

Interest expense
   Demand deposits                               496       92      404       95       97        (2)
   Savings deposits                              (21)     (14)      (7)     (74)     (14)      (60)
   Time deposits                                 356      241      115     (581)    (333)     (248)
   Fed funds purchased                           146        9      137       32       14        18
   FHLB advances                                 430       65      365      218      417      (199)
   Trust Preferred debentures                     31       31     --
   Repurchase agreements                         169       11      158       12        2        10
                                              ------   ------   ------    -----   ------   -------
Total interest expense                         1,607      435    1,172     (298)     183      (481)
                                              ------   ------   ------    -----   ------   -------
Net interest income                           $   35   $  562   $ (527)   $  33   $  937   $  (970)
                                              ======   ======   ======    =====   ======   =======

ANNUAL REPORT 2005 UNITED BANCORP INC.

for participants with automatically reinvested dividends. During 2005, the Company issued $357,000 of newly-issued common shares to the Plan. The Plan does not represent a change in the dividend policy or a guarantee of future dividends. Shareholders who do not wish to participate in The Plan will continue to receive cash dividends, as declared in the usual and customary manner.

In 2001, the Company's shareholders approved an amendment to the Company's Articles of Incorporation to create a class of preferred shares with 2,000,000 authorized shares. This will enable the Company, at the option of the Board of Directors, to issue series of preferred shares in a manner calculated to take advantage of financing techniques which may provide a lower effective cost of capital to the Company. The amendment also provides greater flexibility to the Board of Directors in structuring the terms of equity securities that may be issued by the Company.

As previously stated, in 2005, a Delaware statutory business trust owned by the Company, United Bancorp Statutory Trust I ("Trust I" or the "Trust"), issued $4.0 million of mandatorily redeemable debt securities. The sale proceeds were utilized to purchase $4.0 million of the Company's subordinated debentures. The Company's subordinated debentures are the sole asset of Trust I. Pursuant to FIN 46(R), the Company's investment in Trust I is not consolidated herein as the Company is not deemed the primary beneficiary of the Trust. However, the $4.0 million of mandatorily redeemable debt securities issued by the Trust are includible for regulatory purposes as a component of the Company's Tier 1 Capital. Interest on the Company's subordinated debentures are fixed at 6.25% and are payable quarterly.

The $4.0 million of net proceeds received by the Company was primarily utilized to fund a $3.4 million note receivable from a newly formed Employee Stock Option Plan (ESOP). The ESOP in turn utilized the note proceeds to purchase $3.4 million of the Company's treasury stock. The note receivable from the ESOP will be funded by Company contributions over a 20 year period.

                             (EQUITY CAPITAL GRAPH)

                          (BOOK VALUE PER SHARE GRAPH)

LIQUIDITY

     Liquidity relates primarily to the Company's ability to fund loan demand, meet deposit customers' withdrawal requirements and provide for operating expenses. Assets used to satisfy these needs consist of cash and due from banks, federal funds sold and securities available-for sale. These assets are commonly referred to as liquid assets. Liquid assets were $135.8 million at December 31, 2005, compared to $145.4 million at December 31, 2004. Management recognizes securities may need to be sold in the future to help fund loan demand and, accordingly, as of December 31, 2005, $121.9 million of the securities portfolio was classified as available for sale. The Company's residential real estate portfolio, can and has been readily used to collateralize borrowings as an additional source of liquidity. Management believes its current liquidity level is sufficient to meet the cash requirement.

The Cash Flow Statements for the periods presented provide an indication of the Company's sources and uses of cash as well as an indication of the ability of the Company to maintain an adequate level of liquidity. A discussion of the cash flow statements for 2005, 2004 and 2003 follows. The Company experienced a net increase in cash from operating activities in 2005, 2004 and 2003. Net cash provided by operating activities totaled $4.0 million, $3.9 million and $4.2 million for the years ended December 31, 2005, 2004 and 2003,respectively. The adjustments to reconcile net earnings to net cash from operating activities consisted mainly of depreciation and amortization of premises and equipment and intangibles, gain on sales of

                                          ANNUAL REPORT 2005 UNITED BANCORP INC.

loans, securities and other assets, the provision for loan losses, Federal Home Loan Bank stock dividends, net amortization of securities and net changes in other assets and liabilities.

NET CASH USED IN INVESTING ACTIVITIES totaled $10.4 million, $14.8 million and $28.3 million for the years ended December 31, 2005, 2004 and 2003, respectively. The changes in net cash from investing activities include loan growth, as well as normal maturities, security calls and reinvestments of securities and premises and equipment expenditures. In 2005, 2004 and 2003, the Company received $15.9 million, $33.9 million and $37.7 million, respectively, from sales of securities available for sale. Proceeds from securities, which matured or were called totaled $23.5 million, $40.6 million and $77.4 million in 2005, 2004 and 2003, respectively. As mentioned previously, the interest rate environment in the first half of 2004 dramatically impacted the Company's cash flows from investing activities.

NET CASH PROVIDED BY FINANCING ACTIVITIES totaled $12.8 million, $10.1 million and $22.2 million for the years ended December 31, 2005, 2004 and 2003, respectively. The net cash from financing activities in 2005 was primarily attributable to increases in borrowings of $4.5 million, an increase in deposits of $6.3 million and the aforementioned issuance of subordinated debentures.

Management feels that it has the capital adequacy, profitability, and reputation to meet the current and projected financial needs of its customers.

INFLATION

     The majority of assets and liabilities of the Company are monetary in nature and therefore the Company differs greatly from most commercial and industrial companies that have significant investments in fixed assets or inventories. However, inflation does have an important impact on the growth of total assets in the banking industry and the resulting need to increase equity capital at higher than normal rates in order to maintain an appropriate equity to assets ratio. Inflation significantly affects noninterest expense, which tends to rise during periods of general inflation. Management believes the most significant impact on financial results is the Company's ability to react to changes in interest rates. Management seeks to maintain an essentially balanced position between interest sensitive assets and liabilities and actively manages the amount of securities available for sale in order to protect against the

ANNUAL REPORT 2005 UNITED BANCORP INC.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

                                                           (GRANT THORNTON LOGO)

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
United Bancorp, Inc.
Martins Ferry, Ohio

We have audited the accompanying consolidated statements of financial condition of United Bancorp, Inc. and subsidiaries (the "Company") (an Ohio Corporation) as of December 31, 2005 and 2004, and the related consolidated statements of earnings, comprehensive income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 2005. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of United Bancorp, Inc. and subsidiaries as of December 31, 2005 and 2004, and the results of its operations, comprehensive income and cash flows for each of the three years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.


                               GRANT THORNTON LLP

Cincinnati, Ohio
February 28,2006

Suite 500
4000 Smith Road
Cincinnati, OH 45209
T 513.762.5000
F 513.241.6125
W www.grantthornton.com

GRANT THORNTON LLP
US MEMBER OF GRANT THORNTON INTERNATIONAL

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                        As of December 31, 2005 and 2004
                        (In thousands, except share data)

                                                                         2005       2004
                                                                       --------   --------
                               ASSETS
Cash and due from financial institutions                               $ 10,009   $  7,581
Interest-bearing deposits in other financial institutions                 3,868         --
                                                                       --------   --------
      Total cash and cash equivalents                                    13,877      7,581
Securities available for sale - at market                               121,946    137,816
Securities held to maturity - estimated fair value of
   $20,483 and $15,475 at December 31, 2005
   and 2004, respectively                                                20,262     14,948
Total loans                                                             232,011    215,447
Allowance for loan losses                                                (2,904)    (2,995)
                                                                       --------   --------
      Loans - net                                                       229,107    212,452
Federal Home Loan Bank stock - at cost                                    4,306      4,115
Premises and equipment                                                    7,605      7,760
Accrued interest receivable                                               2,363      2,253
Other real estate and repossessions                                       1,244      1,014
Core deposit and other intangible assets                                     18         34
Bank-owned life insurance                                                 8,186      7,518
Other assets                                                              3,019      2,031
                                                                       --------   --------
      Total assets                                                     $411,933   $397,522
                                                                       ========   ========

                LIABILITIES AND SHAREHOLDERS' EQUITY
Demand deposits
   Noninterest-bearing                                                 $ 26,614   $ 31,778
   Interest-bearing                                                      82,295     62,039
Savings deposits                                                         37,634     45,143
Time deposits - under $100,000                                          121,249    122,019
Time deposits - $100,000 and over                                        39,123     39,651
                                                                       --------   --------
      Total deposits                                                    306,915    300,630
Federal funds purchased                                                  12,545      3,180
Advances from the Federal Home Loan Bank                                 47,334     46,680
Securities sold under agreements to repurchase                            7,142     12,612
Subordinated debentures                                                   4,000         --
Accrued expenses and other liabilities                                    1,517      1,596
                                                                       --------   --------
      Total liabilities                                                 379,453    364,698

Commitments                                                                  --         --

Shareholders' equity
   Preferred stock - 2,000,000 shares without par value authorized;
      no shares issued                                                       --         --
   Common stock - $1 par value; 10,000,000 shares authorized;
      4,615,111 and 4,126,970 shares issued at December 31,
      2005 and 2004, respectively                                         4,615      4,127
   Additional paid-in capital                                            26,919     25,831
   Retained earnings                                                      7,776      7,021
   Stock held by deferred compensation plan; 83,024 and 69,275
      shares at December 31, 2005 and 2004, respectively - at cost         (892)      (752)
   Treasury stock - 27,500 and 300,319 shares at December 31,
      2005 and 2004, respectively - at cost                                (329)    (2,768)
   Less required contributions for shares acquired by Employee Stock
      Ownership Plan (ESOP)                                              (3,417)        --
   Accumulated comprehensive loss, unrealized losses on securities
      designated as available for sale, net of related tax benefits      (2,192)      (635)
                                                                       --------   --------
      Total shareholders' equity                                         32,480     32,824
                                                                       --------   --------
      Total liabilities and shareholders' equity                       $411,933   $397,522
                                                                       ========   ========

         THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS

ANNUAL REPORT 2005 UNITED BANCORP INC.

                      CONSOLIDATED STATEMENTS OF EARNINGS

              For the years ended December 31, 2005, 2004 and 2003
                       (In thousands, except share data)

                                                              2005      2004      2003
                                                            -------   -------   -------
Interest and dividend income
   Loans, including fees                                    $15,480   $13,808   $13,887
   Taxable securities                                         5,179     5,154     5,167
   Tax-exempt securities                                      1,272     1,366     1,445
   Federal funds sold                                            42         4        58
   Dividends on Federal Home Loan Bank stock and other          208       175       163
                                                            -------   -------   -------
      Total interest and dividend income                     22,181    20,507    20,720
Interest expense Deposits
   Demand                                                     1,121       625       529
   Savings                                                      145       166       240
   Time                                                       5,919     5,563     6,144
   Borrowings                                                 1,961     1,185       924
                                                            -------   -------   -------
      Total interest expense                                  9,146     7,539     7,837
                                                            -------   -------   -------
      Net interest income                                    13,035    12,968    12,883
Provision for loan losses                                       412       618       540
                                                            -------   -------   -------
      Net interest income after provision for loan losses    12,623    12,350    12,343
Noninterest income
   Service charges on deposit accounts                        1,339     1,290     1,122
   Gain (loss) on sales or calls of securities designated
      as available for sale                                     (52)       77       344
   Gain on sale of loans                                         21        42       178
   Other income                                               1,034       790       967
                                                            -------   -------   -------
      Total noninterest income                                2,342     2,199     2,611
Noninterest expense
   Salaries and employee benefits                             5,432     5,223     5,242
   Occupancy and equipment                                    1,320     1,382     1,526
   Professional services                                        559       479       367
   Insurance                                                    343       319       306
   Franchise and other taxes                                    412       419       412
   Advertising                                                  400       300       316
   Stationery and office supplies                               273       261       285
   Amortization of intangible assets                             16        18        18
   Other expenses                                             2,008     2,051     1,944
                                                            -------   -------   -------
      Total noninterest expense                              10,763    10,452    10,416
                                                            -------   -------   -------
Earnings before income taxes                                  4,202     4,097     4,538
Income tax expense                                              909       864       899
                                                            -------   -------   -------
   Net earnings                                             $ 3,293   $ 3,233   $ 3,639
                                                            =======   =======   =======
   EARNINGS PER COMMON SHARE
      Basic                                                 $  0.79   $  0.77   $  0.85
                                                            =======   =======   =======
      Diluted                                               $  0.79   $  0.77   $  0.85
                                                            =======   =======   =======

        THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS

                                          ANNUAL REPORT 2005 UNITED BANCORP INC.

                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

              For the years ended December 31, 2005, 2004 and 2003
                                 (In thousands)

                                                             2005     2004     2003
                                                           -------   ------   ------
Net earnings                                               $ 3,293   $3,233   $3,639
Other comprehensive income, net of related tax effects:
   Unrealized holding losses on securities during
      the year, net of tax benefits of $(820), $(173)
      and $(508) in 2005, 2004 and 2003, respectively       (1,591)    (336)    (986)
Reclassification adjustment for realized (gains) losses
   included in earnings, net of (taxes) benefits of $17,
   $(26) and $(117) in 2005, 2004 and 2003, respectively        34      (51)    (227)
                                                           -------   ------   ------
Comprehensive income                                       $ 1,736   $2,847   $2,426
                                                           =======   ======   ======
Accumulated comprehensive loss                             $(2,192)  $ (635)  $ (249)
                                                           =======   ======   ======

        THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS

ANNUAL REPORT 2005 UNITED BANCORP INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

              For the years ended December 31, 2005, 2004 and 2003
                                 (In thousands)

                                                                      TREASURY      SHARES                ACCUMULATED
                                                       ADDITIONAL     STOCK AND    ACQUIRED                  OTHER
                                              COMMON     PAID-IN      DEFERRED        BY      RETAINED   COMPREHENSIVE
                                               STOCK     CAPITAL    COMPENSATION     ESOP     EARNINGS    INCOME(LOSS)    TOTAL
                                              ------   ----------   ------------   --------   --------   -------------   -------
Balance at January 1, 2003                    $3,411     $25,652      $(2,345)     $    --    $ 4,473       $   964      $32,155
Net earnings                                      --          --           --           --      3,639            --        3,639
Stock split in the form of a dividend            341          --           --           --       (341)           --           --
Cash paid in lieu of fractional
   shares on stock dividend                       --          --           --           --         (5)           --           (5)
Cash dividends - $0.39 per share                  --          --           --           --     (1,718)           --       (1,718)
Shares purchased for deferred
   compensation plan                              --         115         (115)          --         --            --           --
Shares distributed from deferred
   compensation plan                              --         (54)          54           --         --            --           --
Purchases of treasury stock-
   shares at cost                                 --          --         (344)          --         --            --         (344)
Unrealized losses on securities designated
   as available for sale, net of tax              --          --           --           --         --        (1,213)      (1,213)
                                              ------     -------      -------      -------    -------       -------      -------
Balance at December 31, 2003                   3,752      25,713       (2,750)          --      6,048          (249)      32,514
Net earnings                                      --          --           --           --      3,233            --        3,233
Stock split in the form of a dividend            375          --           --           --       (375)           --           --
Cash paid in lieu of fractional
   shares on stock dividend                       --          --           --           --         (6)           --           (6)
Cash dividends - $0.43 per share                  --          --           --           --     (1,879)           --       (1,879)
Shares purchased for deferred
   compensation plan                              --         118         (118)          --         --            --           --
Purchases of treasury stock -
   shares at cost                                 --          --         (652)          --         --            --         (652)
Unrealized losses on securities designated
   as available for sale, net of tax              --          --           --           --         --          (386)        (386)
                                              ------     -------      -------      -------    -------       -------      -------
Balance at December 31, 2004                   4,127      25,831       (3,520)          --      7,021          (635)      32,824
Net earnings                                      --          --           --           --      3,293            --        3,293
Stock split in the form of a dividend            419          --           --           --       (419)           --           --
Cash paid in lieu of fractional
   shares on stock dividend                       --          --           --           --         (4)           --           (4)
Cash dividends - $0.48 per share                  --          --           --           --     (2,115)           --       (2,115)
Shares purchased for deferred
   compensation plan                              --         147         (147)          --         --            --           --
Shares distributed from deferred
   compensation plan                              --          (7)           7           --         --            --           --
Purchases of treasury stock-
   shares at cost                                 --          --         (614)          --         --            --         (614)
Shares acquired by ESOP                           --         364        3,053       (3,417)        --            --           --
Proceeds from the exercise of stock options       42         254           --           --         --            --          296
Issuance of shares to Dividend Reinvestment
   Plan                                           27         330           --           --         --            --          357
Unrealized losses on securities designated
   as available for sale, net of tax              --          --           --           --         --        (1,557)      (1,557)
                                              ------     -------      -------      -------    -------       -------      -------
Balance at December 31, 2005                  $4,615     $26,919      $(1,221)     $(3,417)   $ 7,776       $(2,192)     $32,480
                                              ======     =======      =======      =======    =======       =======      =======

        THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS

                                          ANNUAL REPORT 2005 UNITED BANCORP INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOW

              For the years ended December 31, 2005, 2004 and 2003
                                 (In thousands)

                                                                      2005       2004        2003
                                                                    --------   --------   ---------
Cash flows from operating activities:
   Net earnings                                                     $  3,293   $  3,233   $   3,639
   Adjustments to reconcile net earnings to net
      cash provided by operating activities:
      Depreciation and amortization                                      621        805         926
      Provision for loan losses                                          412        618         540
      Deferred taxes                                                     (49)        33         151
      Federal Home Loan Bank stock dividend                             (191)      (161)       (157)
      Tax benefit on options exercised                                  (150)        --          --
      Loss (gains) on sales or calls of securities                        52        (77)       (344)
      Amortization of securities, net                                    383        542         803
      Gain on sale of loans                                              (21)       (42)       (178)
      Gain on sale of premises and equipment                             (10)        --          --
      Increase in value of bank-owned life insurance                    (286)      (269)       (325)
      Amortization of mortgage servicing rights                           81         88         120
      Loss (gains) on sale of real estate owned                           (2)       (10)        (12)
      Net change in accrued interest receivable and other assets         (88)       412        (612)
      Net change in accrued expenses and other liabilities               (79)    (1,310)       (352)
                                                                    --------   --------   ---------
         Net cash provided by operating activities                     3,966      3,862       4,199
Cash flows used in investing activities:
   Securities available for sale:
      Sales                                                           15,899     33,936      37,734
      Maturities, prepayments and calls                               22,780     38,624      77,011
      Purchases                                                      (25,643)   (70,636)   (128,819)
   Securities held to maturity:
      Maturities, prepayments and calls                                  710      1,941         427
      Purchases                                                       (5,991)    (1,267)     (3,066)
   Net change in loans                                               (17,644)   (17,262)    (11,605)
   Proceeds from sale of real estate owned                               289        344         166
   Purchase of bank-owned life insurance                                (382)       (63)         --
   Purchases of premises and equipment                                  (484)      (391)       (127)
   Proceeds from disposal of premises and equipment                       44         --          --
                                                                    --------   --------   ---------
         Net cash used in investing activities                       (10,422)   (14,774)    (28,279)
Cash flows provided by (used in) financing activities:
   Net change in deposits                                              6,285     (3,896)      4,324
   Net change in FHLB advances and other borrowings                    4,549     16,539      19,921
   Issuance of subordinated debentures                                 4,000         --          --
   Cash dividends paid                                                (2,115)    (1,879)     (1,718)
   Cash paid in lieu of fractional shares in stock dividend               (4)        (6)         (5)
   Proceeds from issuance of shares to Dividend Reinvestment Plan        357         --          --
   Proceeds from exercise of stock options                               296         --          --
   Treasury stock purchases                                             (614)      (652)       (344)
   Treasury shares acquired by ESOP                                    3,417         --          --
   Funding of note receivable from ESOP                               (3,417)        --          --
                                                                    --------   --------   ---------
         Net cash provided by financing activities                    12,754     10,106      22,178
                                                                    --------   --------   ---------
Net increase (decrease) in cash and cash equivalents                   6,296       (806)     (1,902)
Cash and cash equivalents at beginning of year                         7,581      8,387      10,289
                                                                    --------   --------   ---------
Cash and cash equivalents at end of year                            $ 13,877   $  7,581   $   8,387
                                                                    ========   ========   =========
Supplemental disclosure of cash flow information:
   Interest paid on deposits and borrowings                         $  9,105   $  7,528   $   7,865
                                                                    ========   ========   =========
   Federal income taxes paid                                        $    942   $    735   $     802
                                                                    ========   ========   =========
Supplemental disclosure of noncash investing activities:
   Noncash transfer from loans to other real estate
      and repossessions                                             $    517   $    407   $     395
                                                                    ========   ========   =========
   Unrealized losses on securities designated as
      available for sale, net of related tax benefits               $ (1,557)  $   (386)  $  (1,213)
                                                                    ========   ========   =========

         THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS

ANNUAL REPORT 2005 UNITED BANCORP INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

                        December 31, 2005, 2004 and 2003

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     1. Principles of Consolidation

     The consolidated financial statements include the accounts of United Bancorp, Inc. ("UNITED" or "the Company"), an Ohio corporation, and its wholly-owned subsidiaries, The Citizens Savings Bank of Martins Ferry, Ohio ("CITIZENS") and The Community Bank, Lancaster, Ohio ("COMMUNITY"), (collectively hereinafter "the Banks"). All intercompany transactions and balances have been eliminated in consolidation.

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

     4. Cash and Cash Equivalents

     Cash and cash equivalents include cash and due from banks, federal funds sold and interest-bearing deposits in other financial institutions with original maturities of 90 days or less.

                                          ANNUAL REPORT 2005 UNITED BANCORP INC.

                        December 31, 2005, 2004 and 2003

     5. Securities

     The Company accounts for investment and mortgage-backed securities in accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." SFAS No. 115 requires that investments be categorized as held-to-maturity, trading or available for sale. Investments and mortgage-backed securities are classified as held to maturity and carried at amortized cost when management has the positive intent and ability to hold them to maturity. Securities available for sale are carried at fair value, with unrealized holding gains and losses reported in other comprehensive income, net of the related tax effects. Securities are classified as held to maturity or available for sale upon acquisition. Other securities such as Federal Home Loan Bank stock are carried at cost. Interest income includes amortization of purchase premiums and discounts. Realized gains and losses on sales and calls are based on the amortized cost of the security sold using the specific identification method. Securities are written down to fair value when a decline in fair value is deemed other than temporary.

     6. Loans

     Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff, are reported at the principal balance outstanding, net of deferred loan origination fees and costs, and the allowance for loan losses. Loans held for sale are reported at the lower of cost or market, determined in the aggregate. Interest income includes amortization of net deferred loan origination fees and costs over the loan term using the interest method. Interest income on mortgage and commercial loans is discontinued at the time the loan is 90 days delinquent unless the credit is well secured and in process of collection. Consumer loans are typically charged-off no later than 120 days past due. In all cases, loans are placed on nonaccrual status or charged-off at an earlier date if collection of principal or interest is considered doubtful. All interest accrued but not received for loans placed on nonaccrual are reversed against interest income. Interest received on such loans is accounted for on a cash-basis or cost-recovery method, until qualifying for a return of the loan to accrual status. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

     7. Loan Servicing Rights

     Loan servicing rights are recognized as assets for the allocated value of retained servicing rights on loans sold. Servicing rights are expensed in proportion to, and over the period of, estimated net servicing revenues. Impairment is evaluated based on the fair value of the rights, using groupings of underlying loans with similar characteristics. Any impairment of a grouping is reported as a valuation allowance. At December 31, 2005 and 2004, the fair value and carrying value of the Company's mortgage servicing rights totaled approximately $367,000 and $274,000, respectively.

ANNUAL REPORT 2005 UNITED BANCORP INC.

                        December 31, 2005, 2004 and 2003

     8. Allowance for Loan Losses

     The allowance for loan losses is a valuation allowance for probable incurred credit losses, increased by the provision for loan losses and decreased by charge-offs less recoveries. Management estimates the allowance balance required based on past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgment, should be charged-off. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. The Company accounts for impaired loans in accordance with SFAS No. 114, "Accounting for Creditors for Impairment of a Loan." SFAS 114 requires that impaired loans be measured based upon the present value of expected future cash flows discounted at the loan's effective interest rate or, as an alternative, at the loan's observable market price or fair value of the collateral. A loan is defined under SFAS No. 114 as impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. In applying the provisions of SFAS No. 114, the Company considers its investment in one-to-four family residential loans and consumer installment loans to be homogenous and therefore excluded from separate identification for evaluation of impairment. With respect to the Company's investment in nonresidential and multi-family residential real estate loans, and its evaluation of impairment thereof, such loans are generally collateral dependent and, as a result, are carried as a practical expedient at the fair value of the collateral.

     Collateral dependent loans which are more than ninety days delinquent are considered to constitute more than a minimum delay in repayment and are evaluated for impairment under SFAS No. 114 at that time.

     At December 31, 2005 and 2004, the amount of the Company's impaired loans were not material to the consolidated financial statements.

     9. Premises and Equipment:

     Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation and include expenditures which extend the useful lives of existing assets. Maintenance, repairs and minor improvements are expensed as incurred. Buildings and related components are depreciated using the straight-line method with useful lives ranging from 5 to 39 years. Furniture, fixtures and equipment are depreciated using the straight-line method with useful lives ranging from 3 to 5 years. An accelerated depreciation method is used for tax purposes. Premises and equipment are reviewed for impairment when events indicate the carrying amount may not be recoverable. As of December 31, 2005, there were no circumstances that indicated impairment of premises and equipment.

     10. Other Real Estate and Repossessions

     Assets acquired through or in lieu of foreclosure are initially recorded at the lower of the loan's unpaid principal balance (cost) or fair value when acquired. After acquisition, a valuation allowance reduces the reported amount to the lower of the initial cost or fair value less costs to sell. Expenses, gains and losses on disposition and changes in the valuation allowance are reported in other expenses as incurred.

                                          ANNUAL REPORT 2005 UNITED BANCORP INC.

                        December 31, 2005, 2004 and 2003

     11. Bank Owned Life Insurance

     The Company has purchased life insurance policies on certain key executives. Bank-owned life insurance is recorded at its cash surrender value, or the amount that can be realized.

     12. Intangible Assets

     Intangible assets consist of core deposits arising from branch acquisitions. Such assets were recorded at fair value and are being amortized over an eight-year estimated life.

     13. Earnings Per Share

     Basic earnings per common share is computed based upon the weighted-average number of common shares outstanding during the year, less shares in the ESOP which are unallocated and not committed to be released. At December 31, 2005, the ESOP held 322,319 unallocated shares which were not included in weighted-average common shares outstanding. Diluted earnings per common share include the dilutive effect of additional potential common shares issuable under the Company's stock option plans. The computation is as follows:

                                                         YEAR ENDED DECEMBER 31,
                                                  ------------------------------------
                                                     2005         2004         2003
                                                  ----------   ----------   ----------
                                                         (Dollars in thousands)
BASIC
   Net earnings                                   $    3,293   $    3,233   $    3,639
                                                  ==========   ==========   ==========
   Weighted average common shares outstanding      4,188,008    4,200,186    4,245,527
                                                  ==========   ==========   ==========
   Basic earnings per common share                $     0.79   $     0.77   $     0.86
                                                  ==========   ==========   ==========

DILUTED
   Net earnings                                   $    3,293   $    3,233   $    3,639
                                                  ==========   ==========   ==========
   Weighted average common shares outstanding
      for basic earnings per common share          4,188,008    4,200,186    4,245,527
   Add: Dilutive effects of assumed exercise of
      stock options                                    4,465        6,845       18,195
                                                  ----------   ----------   ----------
   Average shares and dilutive potential
      common shares                                4,192,473    4,207,031    4,263,722
                                                  ==========   ==========   ==========
Diluted earnings per common share                 $     0.79   $     0.77   $     0.85
                                                  ==========   ==========   ==========

     Options to purchase 22,041 shares of common stock with a weighted-average price of $13.41 were outstanding at December 31, 2005. Options to purchase 11,042 shares of common stock with a weighted-average exercise price of $14.45 were outstanding at December 31, 2004 and 2003. These options were excluded from the computation of common share equivalents for those respective years because the exercise prices were greater than the average market prices of common shares. Weighted average common shares outstanding have been restated to give effect to share distributions made in each of the three years ended December 31, 2005, 2004 and 2003.

ANNUAL REPORT 2005 UNITED BANCORP INC.

                        December 31, 2005, 2004 and 2003

     14. Stock Options and Benefit Plans

     The Company maintains a nonqualified stock option plan for directors and officers. The exercise price for options granted under this plan is no less than 100% of the fair market value of the shares on the date of grant adjusted for stock dividends and stock splits.

     The Company accounts for its stock option plan in accordance with SFAS No. 123, "Accounting for Stock-Based Compensation," which contains a fair value-based method for valuing stock-based compensation that entities may use, which measures compensation cost at the grant date based on the fair value of the award. Compensation is then recognized over the service period, which is usually the vesting period. Alternatively, SFAS No. 123 permits companies to continue to account for stock options and similar equity investments under Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." Entities that continue to account for stock options using APB No. 25 are required to make pro forma disclosures of net earnings and earnings per share as if the fair value-based method of accounting defined is SFAS No. 123 had been applied.

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

                                                             2005         2004         2003
                                                            ------       ------       ------
                                                                 (Dollars in thousands)
NET EARNINGS         As reported                            $3,293       $3,233       $3,639
                     Stock-based compensation, net of tax       (6)         (32)         (32)
                                                            ------       ------       ------
                     Pro-forma                              $3,287       $3,201       $3,607
                                                            ======       ======       ======

EARNINGS PER SHARE
   BASIC             As reported                            $  .79       $  .77       $  .86
                     Stock-based compensation, net of tax     (.01)        (.01)        (.01)
                                                            ------       ------       ------
                     Pro-forma                              $  .78       $  .76       $  .85
                                                            ======       ======       ======

   DILUTED           As reported                            $  .79       $  .77       $  .85
                     Stock-based compensation, net of tax     (.01)        (.01)        (.01)
                                                            ------       ------       ------
                     Pro-forma                              $  .78       $  .76       $  .84
                                                            ======       ======       ======

                                          ANNUAL REPORT 2005 UNITED BANCORP INC.

                        December 31, 2005, 2004 and 2003
                             (Dollars in thousands)

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

     14. Stock Options and Benefit Plans (continued)

     All share and per share prices have been restated to reflect stock splits or dividends distributed or declared prior to issuance of the financial statements. The fair value of each option granted in 2005 has been estimated using the Black-Scholes options pricing model with the following assumptions; risk-free interest rate of 4.54%, dividend yield of 4.21% and expected volatility of 30.53%. No stock options were granted in 2004 or 2003. Any option not exercised within the designated time frame will be forfeited. All options become immediately exercisable upon retirement, death, or 9 1/2 years after issuance, or in the event of a change in control of the Company.

     A summary of the status of the Company's stock option plan as of December 31, 2005, 2004 and 2003 and changes for the years then ended is presented below:

                                             2005                  2004                  2003
                                     -------------------   -------------------   -------------------
                                               WEIGHTED-             WEIGHTED-             WEIGHTED-
                                                AVERAGE               AVERAGE               AVERAGE
                                                EXERCISE              EXERCISE              EXERCISE
                                      SHARES     PRICE      SHARES     PRICE      SHARES     PRICE
                                     -------   ---------   -------   ---------   -------   ---------
Outstanding at beginning of year     112,250     $ 8.47    112,250     $8.47     112,250     $8.47
Granted                               64,172      11.33         --        --          --        --
Exercised                            (77,408)      7.21         --        --          --        --
Forfeited                             (4,405)      7.21         --        --          --        --
                                     -------     ------    -------     -----     -------     -----
Outstanding at end of year            94,609     $11.51    112,250     $8.42     112,250     $8.47
                                     =======     ======    =======     =====     =======     =====
Options exercisable at year-end        6,335     $10.71     88,125     $7.46       7,939     $8.70
                                     =======     ======    =======     =====     =======     =====
Weighted-average fair value of
   options granted during the year               $ 2.82                  N/A                   N/A
                                                 ======                =====                 =====

The following table summarizes information about stock options outstanding at December 31, 2005:

             OPTIONS                    OPTIONS      REMAINING
EXERCISE   OUTSTANDING     DATE OF    EXERCISABLE   CONTRACTUAL
  PRICE    AT 12/31/05   EXPIRATION   AT 12/31/05       LIFE
-------    -----------   ----------   -----------   -----------
 $ 7.56        2,410      02/14/06       2,410         .2 years
  11.58       16,986      10/26/07       1,188        1.8 years
  10.70       36,122      05/15/15          --        9.3 years
  11.27       17,050      01/16/15          --        9.1 years
  12.82        8,494      12/01/06       2,379         .9 years
  13.50       11,000       8/23/14          --        8.7 years
  15.02        2,547      07/07/07         358        1.6 years

ANNUAL REPORT 2005 UNITED BANCORP INC.

                        December 31, 2005, 2004 and 2003

     The Company initiated an Employee Stock Ownership Plan ("ESOP") in November 2005 that provided for the purchase of 322,319 treasury shares from the Company. No share allocations were awarded in 2005, and accordingly, no expense was recognized in 2005. The Company's loan to the ESOP will be repaid from contributions by the Banks over a 15 year period.

     A defined benefit pension plan covers all employees 21 or over, who have completed 1,000 hours of service during an anniversary year, measured from date of hire. The plan calls for benefits to be paid to eligible employees at retirement, based primarily upon years of service and compensation rates near retirement. Contributions to the plan reflect benefits attributed to employees' services to date, as well as services expected to be earned in the future. Plan assets consist of primarily common stock and debt instruments. Pension expense is the net of service and interest cost, return on plan assets, and amortization of gains and losses not immediately recognized.

     The Company offers a 401(k) plan, which covers all employees who have attained the age of 21 and have completed one year of service. Eligible employees may contribute up to $14,000 in 2005 and employees who have attained the age of 50 years or older may contribute an additional $4,000 in 2005. The Company may make a discretionary matching contribution equal to a percentage of each participant's elective deferral not to exceed 6% of the participant's annual compensation. Employee contributions are always vested. Employer contributions become 100% vested after 3 years of service.

     15. Income Taxes

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

     Deferred income taxes result from different methods of accounting for deferred loan origination fees and costs, Federal Home Loan Bank stock dividends, mortgage servicing rights, the loan loss allowance, amortization of intangibles, deferred compensation and pension expense. Additionally, a temporary difference is recognized for depreciation computed using accelerated methods for federal income tax purposes.

                                          ANNUAL REPORT 2005 UNITED BANCORP INC.

                        December 31, 2005, 2004 and 2003
                             (Dollars in thousands)

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

     16. Fair Value of Financial Instruments

     The following methods and assumptions were used to estimate fair values for financial instruments. The carrying amount is considered to approximate fair value for cash and cash equivalents, deposit liabilities subject to immediate withdrawal, short-term borrowings, FHLB stock, accrued interest receivable and payable and variable-rate loans that reprice at intervals of less than six months. Fair values of securities are based on quoted market prices or, if no quotes are available, on the rate and term of the security and on information about the issuer. For fixed-rate loans that reprice less frequently than each six months, time deposits and longer-term borrowings, including subordinated debentures, the fair value is estimated by a discounted cash flow analysis using current market rates for the estimated life and credit risk of the related borrowing. Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values, where applicable. Fair value of loans held for sale is based on market estimates. The fair value of off-balance sheet items is based on the current fees or cost that would be charged to enter into or terminate such arrangements. The estimated year-end fair values of financial instruments were:

                                                        2005                  2004
                                                 -------------------   -------------------
                                                 CARRYING     FAIR     CARRYING     FAIR
                                                  AMOUNT      VALUE     AMOUNT      VALUE
                                                 --------   --------   --------   --------
Financial assets:
   Cash and cash equivalents                     $ 13,877   $ 13,877   $  7,581   $  7,581
   Securities available for sale                  121,946    121,946    137,816    137,816
   Securities held to maturity                     20,262     20,483     14,948     15,475
   FHLB stock                                       4,306      4,306      4,115      4,115
   Loans receivable, net                          229,107    227,480    212,452    208,322
   Accrued interest receivable                      2,363      2,363      2,253      2,253

Financial liabilities:
   Demand and savings deposits                   $146,543   $146,543   $138,960   $138,960
   Time deposits                                  160,372    162,848    161,670    165,427
   Federal funds purchased                         12,545     12,545      3,180      3,180
   Advances from the Federal Home Loan Bank        47,334     47,203     46,680     53,702
   Securities sold under agreements to
      repurchase                                    7,142      7,142     12,612     12,612
   Subordinated debentures                          4,000      4,000         --         --
   Accrued interest payable                           641        641        552        552

     17. Advertising

     Advertising costs are expensed as incurred.

ANNUAL REPORT 2005 UNITED BANCORP INC.

                        December 31, 2005, 2004 and 2003

     18. Shareholders' Equity

     The Company has authorized 10,000,000 shares of $1.00 value common stock and 2,000,000 shares of preferred stock. Treasury stock is carried at cost. A 10% stock split in the form of a dividend was distributed during 2005, 2004 and 2003 to all shareholders of record. All per share data has been retroactively adjusted for these stock splits.

     19. Dividend Restrictions

     Banking regulations require maintaining certain capital levels and may limit the dividends paid by the Banks to the Company or by the Company to shareholders. At December 31, 2005, these regulations pose no practical limit on the ability of the Banks or Company to pay dividends at recent historical levels.

     20. Loss Contingencies

     Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there are any loss contingencies, the resolution of which will have an adverse effect on the financial statements.

     21. Restrictions on Cash

     Cash on hand or on deposit with the Federal Reserve Bank of $3.0 million and $1.4 million was required to meet the regulatory reserve and clearing requirements at December 31, 2005 and 2004. These balances do not earn interest.

     22. Reclassifications

     Certain prior year amounts have been reclassified to conform to the December 31, 2005 presentation.

     23. Recent Accounting Pronouncements

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

                                          ANNUAL REPORT 2005 UNITED BANCORP INC.

                        December 31, 2005, 2004 and 2003

     23. Recent Accounting Pronouncements (continued)

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

     Compensation cost is required to be recognized in the beginning of the annual period that begins after June 15, 2005, or January 1, 2006 as to the Company. Based on the vesting of existing grants, management believes the future effect on annual operations will approximate the economic effects set forth in the pro-forma stock option disclosure above.

NOTE B - SECURITIES

     The amortized cost, gross unrealized gains, gross unrealized losses and estimated fair values of securities available for sale at December 31 are summarized as follows:

                                                     GROSS        GROSS     ESTIMATED
                                      AMORTIZED   UNREALIZED   UNREALIZED      FAIR
2005                                     COST        GAINS       LOSSES       VALUE
----                                  ---------   ----------   ----------   ---------
                                                       (In thousands)
U.S. Government agency obligations     $ 77,436       $--       $(1,953)     $ 75,483
State and municipal obligations           8,928        63          (222)        8,769
Mortgage-backed securities               36,599        --        (1,159)       35,440
Collateralized mortgage obligations       2,301        --           (71)        2,230
                                       --------       ---       -------      --------
Total debt securities                   125,264        63        (3,405)      121,922
Equity securities                             4        20            --            24
                                       --------       ---       -------      --------
                                       $125,268       $83       $(3,405)     $121,946
                                       ========       ===       =======      ========

ANNUAL REPORT 2005 UNITED BANCORP INC.

                        December 31, 2005, 2004 and 2003

                                                     GROSS        GROSS     ESTIMATED
                                      AMORTIZED   UNREALIZED   UNREALIZED      FAIR
2004                                     COST        GAINS       LOSSES       VALUE
----                                  ---------   ----------   ----------   ---------
                                                       (In thousands)
U.S. Government agency obligations     $ 74,845      $ 87       $  (740)     $ 74,192
State and municipal obligations          16,135       159          (177)       16,117
Mortgage-backed securities               42,978        32          (304)       42,706
Collateralized mortgage obligations       4,817        --           (34)        4,783
                                       --------      ----       -------      --------
Total debt securities                   138,775       278        (1,255)      137,798
Equity securities                             4        14            --            18
                                       --------      ----       -------      --------
                                       $138,779      $292       $(1,255)     $137,816
                                       ========      ====       =======      ========

     The amortized cost, gross unrealized gains, gross unrealized losses and estimated fair value of securities held to maturity at December 31 are summarized as follows:

                                                     GROSS        GROSS     ESTIMATED
                                      AMORTIZED   UNREALIZED   UNREALIZED      FAIR
                                         COST        GAINS       LOSSES       VALUE
                                      ---------   ----------   ----------   ---------
                                                       (In thousands)
2005
State and municipal obligations        $20,262       $343        $(122)      $20,483
                                       =======       ====        =====       =======
2004
State and municipal obligations        $14,948       $559        $ (32)      $15,475
                                       =======       ====        =====       =======

     The amortized cost and fair value of debt securities by contractual maturity were as follows at December 31, 2005. Securities not due at a single maturity date, consisting of collateralized mortgage obligations and mortgage-backed securities, are shown separately.

                                       AVAILABLE FOR SALE      HELD TO MATURITY
                                      --------------------   -------------------
                                      AMORTIZED     FAIR     AMORTIZED     FAIR
                                         COST       VALUE       COST      VALUE
                                      ---------   --------   ---------   -------
                                                    (In thousands)
Due in one year or less                $     45   $     45    $ 1,304    $ 1,319
Due from one to five years                7,783      7,657      2,359      2,467
Due from five to ten years               27,864     27,296      5,099      5,193
Due after ten years                      50,672     49,254     11,500     11,504
Mortgage-backed securities               36,599     35,440         --         --
Collateralized mortgage obligations       2,301      2,230         --         --
                                       --------   --------    -------    -------
                                       $125,264   $121,922    $20,262    $20,483
                                       ========   ========    =======    =======

                                          ANNUAL REPORT 2005 UNITED BANCORP INC.

                        December 31, 2005, 2004 and 2003

     Sales of available for sale securities were as follows:

                                        YEAR ENDED DECEMBER 31,
                                      ---------------------------
                                        2005      2004      2003
                                      -------   -------   -------
                                             (In thousands)
Proceeds                              $15,899   $33,936   $37,734
Gross gains                                44       199       375
Gross losses                               96       122        31

     The table below indicates the length of time individual securities have been in a continuous unrealized loss position at December 31, 2005 and 2004:

                                                                 DECEMBER 31, 2005
                                        -------------------------------------------------------------------
                                         LESS THAN 12 MONTHS    12 MONTHS OR LONGER            TOTAL
                                        --------------------   --------------------   ---------------------
                                          FAIR    UNREALIZED     FAIR    UNREALIZED     FAIR     UNREALIZED
      DESCRIPTION OF SECURITIES          VALUE      LOSSES      VALUE      LOSSES       VALUE      LOSSES
      -------------------------         -------   ----------   -------   ----------   --------   ----------
                                                                   (In thousands)
U.S. Government agency obligations      $45,581    $  (885)    $25,903    $(1,068)    $ 71,484    $(1,953)
State and municipal obligations           7,996       (151)        734       (193)       8,730       (344)
Mortgage-backed securities               12,672       (338)     22,768       (821)      35,440     (1,159)
Collateralized mortgage obligations         485        (15)      1,745         (5)       2,230        (71)
                                        -------    -------     -------    -------     --------    -------
Total temporarily impaired securities   $66,734    $(1,389)    $51,150    $(2,138)    $117,884    $(3,527)
                                        =======    =======     =======    =======     ========    =======

                                                                 DECEMBER 31, 2004
                                        ------------------------------------------------------------------
                                         LESS THAN 12 MONTHS    12 MONTHS OR LONGER           TOTAL
                                        --------------------   --------------------   --------------------
                                          FAIR    UNREALIZED     FAIR    UNREALIZED     FAIR    UNREALIZED
      DESCRIPTION OF SECURITIES          VALUE      LOSSES      VALUE      LOSSES       VALUE     LOSSES
      -------------------------         -------   ----------   -------   ----------   -------   ----------
                                                                   (In thousands)
U.S. Government agency obligations      $32,324     $(252)     $12,561     $(487)     $44,885    $  (740)
State and municipal obligations           9,317      (138)       1,790       (71)      11,107       (208)
Mortgage-backed securities               31,559      (245)       3,799       (59)      35,358       (304)
Collateralized mortgage obligations       4,291       (26)         491        (8)       4,782        (34)
                                        -------     -----      -------     -----      -------    -------
Total temporarily impaired securities   $77,491     $(661)     $18,641     $(625)     $96,132    $(1,287)
                                        =======     =====      =======     =====      =======    =======

ANNUAL REPORT 2005 UNITED BANCORP INC.

                        December 31, 2005, 2004 and 2003

     Management has the intent and ability to hold these securities for the foreseeable future, and the declines in the fair value are largely due to an increase in market interest rates. The fair value is expected to recover as the securities approach their respective maturity dates.

     Securities with an amortized cost of $97.2 million at December 31, 2005 and $66.0 million at December 31, 2004 were pledged to secure public deposits, repurchase agreements and other liabilities as required or permitted by law.

     At December 31, 2005 and 2004, there were no holdings of securities of any one issuer, other than the U. S. Government and its agencies, in an amount greater than 10% of shareholders' equity.

NOTE C - LOANS

     The composition of total loans at December 31 is as follows:

                                  2005       2004
                                --------   --------
                                  (In thousands)
Commercial loans                $ 32,675   $ 35,309
Commercial real estate loans      97,706     83,103
Residential real estate loans     57,746     55,062
Installment loans                 43,884     41,973
                                --------   --------
   Total loans                  $232,011   $215,447
                                ========   ========

     The Company has sold whole loans and participating interests in loans in the secondary market, retaining servicing on the loans sold. Loans sold and serviced for others totaled approximately $30.4 million and $25.6 million at December 31, 2005 and 2004, respectively.

     In the normal course of business, the Company has made loans to directors and officers, their immediate families, affiliated corporations and other entities in which they own more than a 10% voting interest. In the opinion of management, such loans are consistent with sound banking practices and were originated within applicable regulatory lending limitations. Such loans are summarized below:

                                        (In thousands)
                                        --------------
Aggregate balance - December 31, 2004       $ 4,647
New loans                                     2,517
Repayments                                   (1,806)
                                            -------
Aggregate balance - December 31, 2005       $ 5,358
                                            =======

                                          ANNUAL REPORT 2005 UNITED BANCORP INC.

                        December 31, 2005, 2004 and 2003

     The activity in the allowance for loan losses was as follows:

                                      YEAR ENDED DECEMBER 31,
                                     ------------------------
                                      2005     2004     2003
                                     ------   ------   ------
                                          (In thousands)
Balance January 1,                   $2,995   $2,843   $2,971
Provision for loan losses               412      618      540
Loans charged-off                      (762)    (719)    (816)
Recoveries of previous charge-offs      259      253      148
                                     ------   ------   ------
Balance December 31,                 $2,904   $2,995   $2,843
                                     ======   ======   ======

Nonperforming loans were as follows at December 31:

                                                2005     2004
                                               ------   ------
                                                (In thousands)
Loans past due over 90 days still on accrual   $  417   $  500
Nonaccrual loans                               $1,144   $1,106

     As of December 31, 2005 and 2004 and for each of the three years in the period ended December 31, 2005, individually impaired loans were not material to the consolidated financial statements.

NOTE D - PREMISES AND EQUIPMENT

     Premises and equipment is comprised of the following at December 31:

                                                   2005       2004
                                                 --------   --------
                                                   (In thousands)
Buildings and land                               $ 10,174   $ 10,131
Furniture and equipment                             6,826      6,537
Leasehold improvements                                264        264
Computer software                                   1,231      1,206
                                                 --------   --------
                                                   18,495     18,138
Less accumulated depreciation and amortization    (10,890)   (10,378)
                                                 --------   --------
Premises and equipment, net                      $  7,605   $  7,760
                                                 ========   ========

     Depreciation expense totaled $605,000, $770,000 and $896,000 for the years ended December 31, 2005, 2004 and 2003, respectively. CITIZENS leases an in-store retail branch from a corporation in which a director of the Company holds an interest. The current five year lease provides for renewal options through 2012. Rental expense was $26,000 for each of the years ended December 31, 2005, 2004 and 2003.

ANNUAL REPORT 2005 UNITED BANCORP INC.

                        December 31, 2005, 2004 and 2003

NOTE E - TIME DEPOSITS

     The scheduled maturities of time deposits as of December 31, 2005 were as follows:

               UNDER      OVER
             $100,000   $100,000    TOTALS
             --------   --------   --------
                     (In thousands)
2006         $ 54,777    $24,532   $ 79,309
2007           28,038      7,748     35,786
2008           28,975      4,996     33,971
2009            6,905      1,644      8,549
2010            1,727        203      1,930
Thereafter        827         --        827
             --------    -------   --------
             $121,249    $39,123   $160,372
             ========    =======   ========

NOTE F - INTANGIBLE ASSETS

     Intangible assets at December 31, 2005 were as follows:

                                                                GROSS
                                                              CARRYING    ACCUMULATED
                                                               AMOUNT    AMORTIZATION
                                                              --------   ------------
                                                                   (In thousands)
Amortized intangible assets:
   Core deposit intangibles arising from branch acquisition     $116          $98
                                                                ====          ===

     Amortization expense related to intangible assets totaled $18,000 for each of the years ended December 31, 2005, 2004 and 2003.

                                          ANNUAL REPORT 2005 UNITED BANCORP INC.

                        December 31, 2005, 2004 and 2003

NOTE G - BORROWINGS

     At December 31, 2005 and 2004, the Company had daily repricing federal funds borrowings totaling $12.5 million and $3.2 million. The weighted-average interest rate for such borrowings was 4.50% and 1.75% at December 31, 2005 and 2004, respectively.

     At December 31 advances from the Federal Home Loan Bank were as follows:

                                                        2005      2004
                                                      -------   -------
                                                        (In thousands)
Maturities November 2007 through August 2025,
   primarily fixed at rates from 2.68% to 7.20%,
   averaging 5.54%                                    $12,334   $    --
Cash Management Lines of Credit, floating rate from
   2.52% to 4.42%, averaging 3.44%                     35,000        --
Maturities November 2005 through August 2023,
   primarily fixed at rates from 2.22% to 7.20%,
   averaging 4.41%                                         --    14,180
Cash Management Lines of Credit, floating rate from
   0.875% to 2.5%, averaging 1.90%                         --    32,500
                                                      -------   -------
                                                      $47,334   $46,680
                                                      =======   =======

     At December 31, 2005, required annual principal payments on Federal Home Loan Bank advances and lines of credit were as follows:

2006         $36,483
2007           6,515
2008             666
2009             602
2010             668
Thereafter     2,400
             -------
             $47,334
             =======

     Additionally, as members of the Federal Home Loan Bank system at year-end 2005, the Banks had the ability to obtain up to $6.7 million in additional borrowings based on securities pledged to the FHLB at December 31, 2005. At December 31, 2005, the Company and its Banks have approximately $51.5 million one- to four-family residential real estate loans pledged as collateral for borrowings. Also at December 31, 2005, the Company and its Banks have cash management lines of credit with various correspondent banks (excluding FHLB cash management lines of credit) enabling further borrowings of up to $24.4 million.

ANNUAL REPORT 2005 UNITED BANCORP INC.

                        December 31, 2005, 2004 and 2003

     Securities sold under agreements to repurchase are financing arrangements whereby the Company sells securities and agrees to repurchase the identical securities at the maturities of the agreements at specified prices. Physical control is maintained for all securities sold under repurchase agreements. Information concerning securities sold under agreements to repurchase is summarized as follows:

                                               2005      2004
                                             -------   -------
                                               (In thousands)
Average daily balance during the year        $10,129   $ 9,013
Average interest rate during the year           2.58%     0.96%
Maximum month-end balance during the year    $14,555   $12,632
Weighted average interest rate at year end      2.49%     0.92%

     Securities with an approximate carrying value of $10.6 million and $13.9 million at December 31, 2005 and 2004, respectively, were pledged as collateral for repurchase borrowings.

NOTE H - BENEFIT PLANS

     Information about the Company's defined benefit pension plan is as follows:

                                                 2005     2004
                                                ------   ------
                                                 (In thousands)
Change in Projected Benefit Obligation (PBO):
   Beginning PBO                                $2,119   $ 2,925
   Service cost                                    249       222
   Interest cost                                   154       197
   Actuarial loss                                   38       212
   Benefits paid                                  (133)   (1,437)
                                                ------   -------
   Ending PBO                                    2,427     2,119
Changes in plan assets, at fair value
   Beginning plan assets                         2,156     3,191
   Actual return, net of expense                   109       170
   Employer contributions                          236       232
   Benefits paid                                  (133)   (1,437)
                                                ------   -------
   Ending plan assets                            2,368     2,156
   Funded status                                   (59)       37
   Unrecognized net actuarial loss                 543       504
   Unrecognized prior service cost                 121       136
                                                ------   -------
   Prepaid benefit cost                         $  605   $   677
                                                ======   =======
   Accumulated Benefit Obligation               $1,583   $ 1,276
                                                ======   =======

                                          ANNUAL REPORT 2005 UNITED BANCORP INC.

                        December 31, 2005, 2004 and 2003

     Pension expense is comprised of the following:

                                                  2005    2004    2003
                                                 -----   -----   -----
                                                     (In thousands)
Service cost                                     $ 249   $ 222   $ 196
Interest cost                                      154     197     167
Expected return on assets                         (151)   (270)   (212)
Settlement loss                                     --     172      --
Amortization of prior service cost, transition
   liability, net loss, and plan amendments         57      42      15
                                                 -----   -----   -----
Pension expense                                  $ 309   $ 363   $ 166
                                                 =====   =====   =====

     Weighted-average assumptions used to determine obligations at December 31 are as follows:

                                         2005   2004   2003
                                         ----   ----   ----
Discount rate on benefit obligation      7.00%  6.50%  6.50%
Rate of compensation increase            4.50%  3.50%  3.50%

     Weighted-average assumptions used to determine net periodic benefit cost for the years ended December 31 are as follows:

                                              2005   2004   2003
                                              ----   ----   ----
Discount rate                                 6.50%  6.50%  7.00%
Expected long-term rate of return on assets   7.00%  8.00%  8.00%
Rate of compensation increases                4.50%  3.50%  3.50%

     The Company's defined benefit plan's weighted-average asset allocation at December 31, 2005 and 2004, by asset category are as follows:

ASSET CATEGORIES     2005     2004
----------------    ------   ------
Equity securities    60.25%   60.65%
Debt securities      37.52    37.39
Other                 2.23     1.96
                    ------   ------
                    100.00%  100.00%
                    ======   ======

ANNUAL REPORT 2005 UNITED BANCORP INC.

                        December 31, 2005, 2004 and 2003

     The Plan's assets are invested in prototype investment strategy classified as a "balanced investment approach." This investment strategy permits the asset allocation to range between 40% to 60% for equities and fixed income investments. This model is further defined to permit the use of multiple equity mutual funds as deemed appropriate by the funds investment advisor. The types of mutual funds include, but are not limited to, large, mid or small capitalization funds to international mutual funds. The fixed income investment model is categorized as a core model using a single mutual fund with both long and shorter term focus. Depending on the needs of the plan benefits, certain levels of liquidity in the Plan will vary depending on scheduled benefit or lump sum distribution requirements. The remaining fund assets are subject to the previously mentioned investment guidelines. The actual rate of return on plan assets for 2005 was 2.52% for fixed income investments, 7.93% on equity investments and 5.49% on total plan assets. The actual rate of return and the expected long term rate of return using a balanced investment approach were used as the basis for the actuarial assumptions of 7% for the expected long term rate of return on assets in 2005.

     The Company anticipates a cash contribution of approximately $225,000 in 2006. During 2004, an unusually large amount of pension benefits were paid to retirees. Such payments gave rise to a settlement loss of approximately $172,000.

     The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

FISCAL YEAR ENDING IN   RETIREMENT BENEFITS
---------------------   -------------------
         2006                 $   29
         2007                     36
         2008                     48
         2009                     52
         2010                     68
     2011 - 2015               1,180
                              ------
                              $1,413
                              ======

     In addition to the defined benefit plan, the Company has a 401(k) plan. The Company's 401(k) matching percentage was 50% of the employees' first 6% of contributions for 2005, 2004 and 2003. The cash contribution and related expense included in salaries and employee benefits totaled $80,000 $67,000 and $81,000 for the years ended December 31, 2005, 2004 and 2003, respectively.

NOTE I - INCOME TAXES

     Income tax expense for the years ended December 31 was as follows:

           2005   2004   2003
           ----   ----   ----
             (In thousands)
Current    $958   $831   $748
Deferred    (49)    33    151
           ----   ----   ----
           $909   $864   $899
           ====   ====   ====

                                          ANNUAL REPORT 2005 UNITED BANCORP INC.

                        December 31, 2005, 2004 and 2003

     The effective tax rate differs from the statutory federal income tax rate as follows:

                                                           YEAR ENDED DECEMBER 31,
                                                          ------------------------
                                                           2005     2004     2003
                                                          ------   ------   ------
                                                               (In thousands)
Statutory rate                                              34.0%    34.0%    34.0%
Income taxes computed at the statutory federal tax rate   $1,429   $1,393   $1,543
Effect of:
   Tax exempt interest income                               (420)    (454)    (471)
   Bank-owned life insurance                                 (98)     (94)    (113)
   Other                                                      (2)      19      (60)
                                                          ------   ------   ------
                                                          $  909   $  864   $  899
                                                          ------   ------   ------
Effective tax rate                                          21.6%    21.1%    19.8%
                                                          ======   ======   ======

     Deferred tax assets and deferred tax liabilities at December 31, are comprised of the following:

                                                        2005      2004
                                                      -------   -------
                                                       (In thousands)
Items giving rise to deferred tax assets:
   Allowance for loan losses                          $   818   $   849
   Core deposit intangible                                  6        12
   Deferred compensation                                  304       256
   Unrealized loss on securities available for sale     1,130       327
                                                      -------   -------
      Total deferred tax assets                         2,258     1,444

Items giving rise to deferred tax liabilities:
   Depreciation                                          (202)     (237)
   Deferred loan costs, net                              (119)     (106)
   Accretion                                              (28)      (20)
   FHLB stock dividends                                  (433)     (365)
   Mortgage servicing rights                             (124)      (93)
   Pension expense                                       (206)     (231)
                                                      -------   -------
      Total deferred tax liabilities                   (1,112)   (1,052)
                                                      -------   -------
      Net deferred tax asset                          $ 1,146   $   392
                                                      =======   =======

     Management has not provided an allowance for any portion of the deferred tax assets based on the amount of taxes paid in the current year and available carryback periods.

ANNUAL REPORT 2005 UNITED BANCORP INC.

                        December 31, 2005, 2004 and 2003

NOTE J - OFF-BALANCE SHEET ACTIVITIES

     The Company is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include loan commitments and standby letters of credit. The instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the financial statements.

     The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for loan commitments and standby letters of credit is represented by the contractual amount of those instruments. The Corporation uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. Since many of the loan commitments may expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan commitments to customers.

     The Company grants retail, commercial and commercial real estate loans to customers primarily located in northeastern, eastern and southeastern Ohio. The Company evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the customer. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties.

     Although the Company has a diversified loan portfolio, a substantial portion of the borrowers' ability to honor their contracts is dependent upon the economic conditions in each borrower's geographic location.

     A summary of the notional or contractual amounts of financial instruments with off-balance sheet risk at December 31 is as follows:

                                        2005      2004
                                      -------   -------
                                       (In thousands)
Commitments to extend credit          $29,617   $26,879
Credit card and ready reserve lines     2,028     1,582
Standby letters of credit                 855       475

NOTE K - CONCENTRATIONS

     The Banks grant commercial, commercial real estate, real estate and installment loans to customers mainly in Athens, Belmont, Carroll, Fairfield, Harrison, Hocking and Tuscarawas Counties and surrounding localities. The Banks also grant commercial and commercial real estate loans in the Columbus, Ohio area. Substantially all loans are secured by specific items of collateral including business assets, consumer assets, commercial real estate and residential real estate. At December 31, 2005 and 2004, total commercial and commercial real estate loans made up 56.2% and 55.0%, respectively of the loan portfolio with 4.9% and 6.1% of these loans secured by commercial real

                                          ANNUAL REPORT 2005 UNITED BANCORP INC.

                        December 31, 2005, 2004 and 2003
     assets including automobiles, which account for 71.0% and 68.5%, respectively, of the installment loan portfolio. Real estate loans comprise 24.9% and 25.6% of the loan portfolio as of December 31, 2005 and 2004, respectively, and primarily include first mortgage loans on residential properties and home equity lines of credit. Included in cash and due from banks as of December 31, 2005 and 2004 is $4.8 million and $3.4 million respectively, on deposit with J.P. Morgan Chase Bank, NA, Detroit, Michigan. Also included in cash and cash equivalents as of December 31, 2005 is $3.9 million of interest-bearing deposits with First Tennessee Bank.

     A significant percentage of COMMUNITY'S deposit growth over the past several years has emanated from its dealings with eight large depository customers. As of December 31, 2005, these depositors accounted for approximately 27.0% of COMMUNITY'S deposits and 7.1% of the Company's deposit totals. This concentration of deposits poses possible liquidity and earnings risk to the Company. However, in the opinion of management, the potential risks associated with such deposit concentration is more than offset at December 31, 2005 by the Company's available borrowing capacity.

NOTE L - SUBORDINATED DEBENTURES

     In 2005, a Delaware statutory business trust owned by the Company, United Bancorp Statutory Trust I ("Trust I" or the "Trust"), issued $4.0 million of mandatorily redeemable debt securities. The sale proceeds were utilized to purchase $4.0 million of the Company's subordinated debentures which mature in 2035. The Company's subordinated debentures are the sole asset of Trust I. Pursuant to FIN 46(R), the Company's investment in Trust I is not consolidated herein as the Company is not deemed the primary beneficiary of the Trust. However, the $4.0 million of mandatorily redeemable debt securities issued by the Trust are includible for regulatory purposes as a component of the Company's Tier 1 Capital. Interest on the Company's subordinated debentures are fixed at 6.25% and are payable quarterly.

NOTE M - REGULATORY CAPITAL

     The Company and Banks are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and, additionally for banks, prompt correct action regulations involve quantitative measures of assets, liabilities and certain off-balance sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet various capital requirements can initiate regulatory action. Prompt corrective action regulations provide five classifications, including well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and plans for capital restoration are required. The Company and Banks were categorized as well capitalized at December 31, 2005. Management is not aware of any conditions subsequent to that date which would change the Company's or the Banks' capital category.

ANNUAL REPORT 2005 UNITED BANCORP INC.

                        December 31, 2005, 2004 and 2003

                                                           AS OF DECEMBER 31, 2005
                                           -------------------------------------------------------
                                                                                      REQUIRED
                                                                                    TO BE "WELL-
                                                                                    CAPITALIZED"
                                                                  REQUIRED          UNDER PROMPT
                                                                FOR CAPITAL          CORRECTIVE
                                                ACTUAL       ADEQUACY PURPOSES   ACTION PROVISIONS
                                           ---------------   -----------------   -----------------
                                            AMOUNT   RATIO    AMOUNT    RATIO     AMOUNT    RATIO
                                           -------   -----   -------   -------   -------   -------
Total capital (to risk-weighted assets)
   Consolidated                            $41,534   16.3%   $20,338     8.0%        N/A     N/A
   Citizens                                 27,494   15.1     14,545     8.0     $18,182    10.0%
   Community                                 8,758   11.5      6,098     8.0       7,623    10.0

Tier 1 capital (to risk-weighted assets)
   Consolidated                            $38,620   15.2%   $10,169     4.0%        N/A     N/A
   Citizens                                 25,340   13.9      7,273     4.0     $10,909     6.0%
   Community                                 7,998   10.5      3,049     4.0       4,574     6.0

Tier 1 capital (to average assets)
   Consolidated                            $38,620    9.6%   $16,125     4.0%        N/A     N/A
   Citizens                                 25,340    9.0     11,314     4.0     $14,142     5.0%
   Community                                 7,998    6.7      4,812     4.0       6,016     5.0

                                                          AS OF DECEMBER 31, 2004
                                          -------------------------------------------------------
                                                                                     REQUIRED
                                                                                   TO BE "WELL-
                                                                                   CAPITALIZED"
                                                                 REQUIRED          UNDER PROMPT
                                                               FOR CAPITAL          CORRECTIVE
                                               ACTUAL       ADEQUACY PURPOSES   ACTION PROVISIONS
                                          ---------------   -----------------   -----------------
                                           AMOUNT   RATIO    AMOUNT    RATIO     AMOUNT    RATIO
                                          -------   -----   -------   -------   -------   -------
                                                           (Dollars in thousands)
Total capital (to risk weighted assets)
   Consolidated                           $36,197   15.0%   $19,275     8.0%        N/A     N/A
   Citizens                                25,561   15.4     13,250     8.0     $16,562    10.0%
   Community                                8,602   11.6      5,929     8.0       7,411    10.0

Tier 1 capital (to risk weighed assets)
   Consolidated                           $33,414   13.9%   $ 9,638     4.0%        N/A     N/A
   Citizens                                23,482   14.2      6,625     4.0     $ 9,937     6.0%
   Community                                7,898   10.7      2,964     4.0       4,446     6.0

Tier 1 capital (to average assets)
   Consolidated                           $33,414    8.6%   $15,591     4.0%        N/A     N/A
   Citizens                                23,482    8.8     10,663     4.0     $13,329     5.0%
   Community                                7,898    6.5      4,878     4.0       6,098     5.0

The Company's primary source of funds to pay dividends to shareholders is the dividends it receives from the Banks. The Banks are subject to certain restrictions on the amount of dividends that they may declare without prior regulatory approval. Generally, capital distributions are limited

                                          ANNUAL REPORT 2005 UNITED BANCORP INC.

                        December 31, 2005, 2004 and 2003

NOTE N - PARENT COMPANY CONDENSED FINANCIAL STATEMENTS

     The following condensed financial statements summarize the financial position of the Company as of December 31, 2005 and 2004, and the results of its operations and its cash flows for each of the years ended December 31, 2005, 2004 and 2003.

                              UNITED BANCORP, INC.
                        STATEMENTS OF FINANCIAL CONDITION
                                  December 31,
                                 (In thousands)

                                                  2005      2004
                                                -------   -------
                  ASSETS
Cash and cash equivalents                       $ 4,245   $   741
Securities available for sale, at fair value          1         1
Investment in Banks                              31,198    30,790
Office premises                                     173       173
Other assets                                        965     1,214
                                                -------   -------
   Total assets                                 $36,582   $32,919
                                                =======   =======

     LIABILITIES AND SHAREHOLDERS' EQUITY
Subordinated debentures                         $ 4,000   $    --
Other liabilities                                   102        95
Shareholders' equity                             32,480    32,824
                                                -------   -------
   Total liabilities and shareholders' equity   $36,582   $32,919
                                                =======   =======

                              UNITED BANCORP, INC.
                             STATEMENTS OF EARNINGS
                             Year ended December 31,
                                 (In thousands)

                                                    2005     2004     2003
                                                   ------   ------   ------
Operating income
   Dividends from subsidiaries                     $1,952   $1,717   $2,866
   Interest and dividend income from securities
      and federal funds                                27       --       --
   Other income                                        30        7        7
                                                   ------   ------   ------
      Total operating income                        2,009    1,724    2,873

General, administrative and other expenses          1,030      873      529
                                                   ------   ------   ------
Income before income taxes and equity in
   undistributed net earnings                         979      851    2,344
Income tax benefits                                  (336)    (268)    (213)
                                                   ------   ------   ------
Income before equity in undistributed earnings
   of subsidiaries                                  1,315    1,119    2,557
Equity in undistributed earnings of subsidiaries    1,978    2,114    1,082
                                                   ------   ------   ------
Net earnings                                       $3,293   $3,233   $3,639
                                                   ======   ======   ======

ANNUAL REPORT 2005 UNITED BANCORP INC.

                        December 31, 2005, 2004 and 2003

                              UNITED BANCORP, INC.
                            STATEMENTS OF CASH FLOWS
                             Year ended December 31,
                                 (In thousands)

                                                                 2005      2004      2003
                                                               -------   -------   -------
Cash flows provided by operating activities:
   Net earnings                                                $ 3,293   $ 3,233   $ 3,639
   Adjustments to reconcile net income to net cash
      provided by operating activities:
      Depreciation and amortization                                  1         1         1
      Equity in undistributed earnings of subsidiaries          (1,978)   (2,114)   (1,083)
      Net change in other assets and other liabilities             259        60      (335)
      Amortization of intangibles                                    3        12        12
                                                               -------   -------   -------
         Net cash provided by operating activities               1,584     1,192     2,234
Cash flows provided by (used in) investing activities               --        --        --
Cash flows provided by (used in) financing activities:
   Dividends paid to shareholders                               (2,115)   (1,879)   (1,718)
   Cash paid in lieu of fractional shares                           (4)       (6)       (6)
   Proceeds from issuance to Dividend Reinvestment Plan            357        --        --
   Proceeds from exercise of stock options                         296        --        --
   Proceeds from issuance of subordinated debentures             4,000        --        --
   Acquisition of treasury shares by ESOP                        3,417        --        --
   Funding of note receivable to ESOP                           (3,417)       --        --
   Purchases of treasury stock                                    (614)     (652)     (344)
                                                               -------   -------   -------
         Net cash provided by (used in) financing activities     1,919    (2,537)   (2,068)
                                                               -------   -------   -------
Net increase (decrease) in cash and cash equivalents             3,504    (1,345)      166
Cash and cash equivalents at beginning of year                     741     2,086     1,920
                                                               -------   -------   -------
Cash and cash equivalents at end of year                       $ 4,245   $   741   $ 2,086
                                                               =======   =======   =======

                                          ANNUAL REPORT 2005 UNITED BANCORP INC.

                        December 31, 2005, 2004 and 2003

NOTE O - QUARTERLY FINANCIAL DATA (UNAUDITED)

     The following table summarizes the Company's quarterly results of operations for the years ended December 31, 2005 and 2004.

                                                             THREE MONTHS ENDED
                                            ---------------------------------------------------
                                            MARCH 31,   JUNE 30,   SEPTEMBER 30,   DECEMBER 31,
                                            ---------   --------   -------------   ------------
                                                               (In thousands)
2005:

Total interest income                         $5,223     $5,445        $5,658         $5,855
Total interest expense                         1,974      2,161         2,404          2,607
                                              ------     ------        ------         ------
Net interest income                            3,249      3,284         3,254          3,248
Provision for losses on loans                    144        116            68             84
Other income                                     566        589           574            613
General, administrative and other expense      2,620      2,640         2,664          2,839
                                              ------     ------        ------         ------
Earnings before income taxes                   1,051      1,117         1,096            938
Federal income taxes                             230        237           268            174
                                              ------     ------        ------         ------
Net earnings                                  $  821     $  880        $  828         $  764
                                              ======     ======        ======         ======
Earnings per share
   Basic                                      $ 0.20     $ 0.21        $ 0.20         $ 0.18
                                              ======     ======        ======         ======
   Diluted                                    $ 0.20     $ 0.21        $ 0.20         $ 0.18
                                              ======     ======        ======         ======

                                                             THREE MONTHS ENDED
                                            ---------------------------------------------------
                                            MARCH 31,   JUNE 30,   SEPTEMBER 30,   DECEMBER 31,
                                            ---------   --------   -------------   ------------
                                                               (In thousands)
2004:

Total interest income                         $5,027     $5,096        $5,159         $5,225
Total interest expense                         1,882      1,862         1,851          1,944
                                              ------     ------        ------         ------
Net interest income                            3,145      3,234         3,308          3,281
Provision for losses on loans                    140        200           160            118
Other income                                     651        533           525            490
General, administrative and other expense      2,567      2,438         2,560          2,887
                                              ------     ------        ------         ------
Earnings before income taxes                   1,089      1,129         1,113            766
Federal income taxes                             233        255           215            161
                                              ------     ------        ------         ------
Net earnings                                  $  856     $  874        $  898         $  605
                                              ======     ======        ======         ======
Earnings per share
   Basic                                      $ 0.21     $ 0.21        $ 0.20         $ 0.15
                                              ======     ======        ======         ======
   Diluted                                    $ 0.21     $ 0.21        $ 0.20         $ 0.15
                                              ======     ======        ======         ======

     The earnings per share data has been adjusted to account for the 10% stock split in the form of a dividend paid in 2005 and 2004.

ANNUAL REPORT 2005 UNITED BANCORP INC.

                               DECADE OF PROGRESS
                                    Unaudited

(as originally reported) (1)                   1995          1996          1997          1998          1999          2000
                                           ------------  ------------  ------------  ------------  ------------  ------------
Interest and dividend income               $ 14,351,522  $ 15,006,091  $ 16,205,162  $ 21,126,421  $ 21,638,690  $ 23,734,085
Interest expense                              6,575,486     6,747,357     7,346,629     9,657,844     9,844,827    12,336,669
                                           ------------  ------------  ------------  ------------  ------------  ------------
Net interest income                           7,776,036     8,258,734     8,858,533    11,468,577    11,793,863    11,397,416
Provision for loan losses                       465,000       455,400       444,000       797,957       726,806       587,000
                                           ------------  ------------  ------------  ------------  ------------  ------------
NET INTEREST INCOME AFTER PROVISION FOR
   LOAN LOSSES                                7,311,036     7,803,334     8,414,533    10,670,620    11,067,057    10,810,416
Noninterest income, including security
   gains/(losses)                               876,285       920,951     1,027,166     1,581,139     1,285,519     1,368,986
Noninterest expense                           5,174,452     5,289,273     5,654,659     8,007,689     8,189,260     8,711,655
                                           ------------  ------------  ------------  ------------  ------------  ------------
INCOME BEFORE INCOME TAXES                    3,012,869     3,435,012     3,787,040     4,244,070     4,163,316     3,467,747
Income tax expense                              768,577       851,023       940,472     1,089,091     1,003,062       880,772
                                           ------------  ------------  ------------  ------------  ------------  ------------
NET INCOME                                 $  2,244,292  $  2,583,989  $  2,846,568  $  3,154,979  $  3,160,254  $  2,586,975
                                           ============  ============  ============  ============  ============  ============

Total assets                               $191,199,526  $202,364,858  $211,742,313  $285,492,897  $298,764,079  $323,885,801
Deposits                                    166,604,359   171,512,241   175,791,296   229,110,372   235,539,865   267,552,875
Shareholders' equity                         18,451,873    20,016,011    21,924,638    27,320,749    25,297,973    28,679,087
Loans receivable, net                       120,907,269   130,637,621   137,308,856   161,187,833   177,406,092   193,707,099
Allowance for loan losses                     1,775,383     2,022,987     2,238,522     3,033,105     3,109,821     2,790,133
Net charge-offs                                 127,351       207,796       228,465       803,374       650,090       906,688
Full time employees (average equivalents)            83            84            86           112           135           136
Banking locations                                 Eight         Eight          Nine      Thirteen     Seventeen     Seventeen

Earnings per common share - Basic (2)      $       0.58  $       0.67  $       0.74  $       0.69  $       0.69  $       0.57
Earnings per common share - Diluted (2)            0.58          0.67          0.73          0.67          0.69          0.57
Dividends per share (2)                            0.21          0.22          0.25          0.29          0.33          0.34
Book value per share (2)                           4.81          5.21          5.72          5.96          5.53          6.35
Market value range per share (2)             6.15-10.33    7.06-11.53    9.00-15.96   10.93-17.34    8.19-15.92     5.14-9.64

Cash dividends paid                        $    776,136  $    876,153  $    988,820  $  1,254,340  $  1,477,686  $  1,549,657
Return on average assets (ROA)                     1.18%         1.32%         1.38%         1.17%         1.09%         0.83%
Return on average equity (ROE)                    12.85%        13.49%        13.56%        11.80%        11.94%         9.88%

(as originally reported) (1)                   2001          2002          2003          2004          2005
                                           ------------  ------------  ------------  ------------  ------------
Interest and dividend income               $ 24,595,769  $ 22,095,682  $ 20,720,464  $ 20,506,914  $ 22,181,071
Interest expense                             12,348,548     9,328,867     7,837,463     7,538,572     9,146,249
                                           ------------  ------------  ------------  ------------  ------------
Net interest income                          12,247,221    12,766,815    12,883,001    12,968,342    13,034,822
Provision for loan losses                       780,000       630,000       540,000       618,000       412,000
                                           ------------  ------------  ------------  ------------  ------------
NET INTEREST INCOME AFTER PROVISION FOR
   LOAN LOSSES                               11,467,221    12,136,815    12,343,001    12,350,342    12,622,822
Noninterest income, including security
   gains/(losses)                             1,606,046     2,059,173     2,611,566     2,199,020     2,341,826
Noninterest expense                           9,382,984     9,989,172    10,415,947    10,452,666    10,763,473
                                           ------------  ------------  ------------  ------------  ------------
INCOME BEFORE INCOME TAXES                    3,690,283     4,206,816     4,538,620     4,096,696     4,201,175
Income tax expense                              934,696       986,653       899,229       863,799       908,647
                                           ------------  ------------  ------------  ------------  ------------
NET INCOME                                 $  2,755,587  $  3,220,163  $  3,639,391  $  3,232,897  $  3,292,528
                                           ============  ============  ============  ============  ============

Total assets                               $341,317,195  $361,711,069  $385,522,969  $397,521,584  $411,932,779
Deposits                                    283,375,923   300,201,533   304,525,997   300,629,543   306,914,758
Shareholders' equity                         30,474,195    32,154,862    32,514,459    32,824,111    32,479,697
Loans receivable, net                       180,460,538   184,916,798   195,765,090   212,451,448   229,106,682
Allowance for loan losses                     2,879,065     2,971,116     2,843,484     2,995,422     2,904,447
Net charge-offs                                 691,068       537,949       667,632       466,062       502,833
Full time employees (average equivalents)           130           130           133           135           132
Banking locations                             Seventeen     Seventeen     Seventeen     Seventeen     Seventeen

Earnings per common share - Basic (2)      $       0.62  $       0.75  $       0.85  $       0.77  $       0.79
Earnings per common share - Diluted (2)            0.62          0.75          0.85          0.77          0.79
Dividends per share (2)                            0.36          0.37          0.39          0.43          0.48
Book value per share (2)                           6.92          7.46          8.52          7.87          7.77
Market value range per share (2)              6.61-9.92    8.68-10.60    9.95-15.11   10.47-15.06   10.11-14.09

Cash dividends paid                        $  1,590,220  $  1,647,670  $  1,717,838  $  1,878,788  $  2,114,723
Return on average assets (ROA)                     0.82%         0.94%         0.97%         0.83%         0.82%
Return on average equity (ROE)                     9.13%        10.34%        11.40%         9.91%        10.01%

(1) Not restated for the July 7,1998 Acquisition of Southern Ohio Community Bancorporation, Inc.

(2)  All years restated for common share dividends and distributions.

ANNUAL REPORT 2005 UNITED BANCORP INC.

                          (UNITED BANCORP, INC. LOGO)

                              UNITED BANCORP, INC.
                               Martins Ferry, OH

                             www.unitedbancorp.com