Form 10-K, Exhibit 13
period 2006-12-31
UNITED BANCORP INC /OH/
filed 2007-03-30
CIK 731653

                                                                      Exhibit 13

                          A LETTER FROM THE PRESIDENT

TO THE SHAREHOLDERS OF UNITED BANCORP, INC....

     The year 2006 was a challenging year for the Directors and Management Teams of United Bancorp, Inc. (UBCP) and its affiliate banks, The Citizens Savings Bank (Citizens) and The Community Bank (Community). We are pleased to report we have met these challenges head-on and have implemented strategic actions that position our Company for a return to continued growth in earnings and market expansion.

                          (PHOTO OF JAMES W. EVERSON)
                            CHAIRMAN, PRESIDENT AND
                            CHEIF EXECUTIVE OFFICER

     In our last year's Annual Report Shareholder Letter, we stated that we recognize the fact that earnings drives shareholder value, and that our Board of Directors and Management Team were committed to earnings improvement. With this commitment to results, on March 2, 2006, I was appointed by the UBCP Board to serve as President and CEO of Community. Addressing immediate credit quality and asset/liability concerns, your Company was forced to make tough decisions in 2006 that resulted in charges to earnings net of taxes totaling $1.0 million, or $0.22 per share.

     We are pleased with our progress over the past nine months as we continued work to improve the future profitability of our Company. The events of 2006 have required our Company's senior management team to rapidly reassess our corporate strengths and weaknesses. Our tough decisions are now showing positive results, as reflected in our Company's quarterly earnings increases for the past three quarters.

     Continued earnings improvement is anticipated through operational efficiencies to be gained by carrying out our announced action plan of consolidating the charter of Community into Citizens in the second quarter of 2007, while keeping our current branded names in the markets we serve. Community's Board has endorsed this plan of reorganization, which will enable us to take advantage of enhanced operating and cost efficiencies for the combined bank and UBCP as a whole. The consolidation will be transparent to Community customers and to the Community market, and will allow us to offer improved products and services throughout the organization. More importantly, we shall benefit by centralizing management under the direction of Citizens' management team. Our Citizens affiliate's performance has been perennially ranked in the upper quartile of United States' banks. We believe a sharing of their operational knowledge will provide a significant future benefit to our shareholders.


                                                             ANNUAL REPORT     1
                                                                 2006
                                                         UNITED BANCORP INC.

     Our consolidated balance sheet at year-end 2006 again showed growth with total assets at $421.7 million, up 2.4% and deposits at $330.0 million, up 7.5% with net loans maintaining at $229.2 million. Management continues its focus on our credit quality which we believe will improve with the completion of several foreclosure actions in process. Our company enjoys a diversification of market risk by serving four distinct geographic and economic regions. On a positive note, we are pleased to report a resurgence of aluminum, coal and steel within the past six months that should help both our eastern and southern region banks.

     UBCP shareholders once again received a 10% stock split paid in the form of a share dividend on December 20, 2006 and a quarterly cash dividend of 13 cents per share paid on their total holdings, which included the new share dividend. This combination of cash and stock dividends follows the Company's mission of providing consistent returns to its shareholders. Please refer to the inside cover of this report for our Dividend and Stock History and our Decade of Progress.

     The challenges of 2006 will continue into this current year as we move to combine the synergies of Community and Citizens. Our goal is to take the best that each bank offers into one larger and stronger bank. Our vision is to make this as transparent as possible to the markets and customers we serve. Knowing our Team Members, I am confident that we shall make this happen.


/s/ James W. Everson
-------------------------------------
James W. Everson
Chairman, President and
Executive Officer

ceo@unitedbancorp.com

February 16, 2007

                                 CASH DIVIDENDS

                               (PERFORMANCE GRAPH)

2002   $1,647,670
2003   $1,717,838
2004   $1,878,788
2005   $2,114,723
2006   $2,415,741

This letter contains forward-looking statements that involve risk and uncertainties, including changes in general economic and financial market conditions and the Company's ability to execute its business plans. Although management believes the expectations reflected in such statements are reasonable, actual results may differ materially.


2       ANNUAL REPORT
            2006
    UNITED BANCORP INC.

                             SHAREHOLDER INFORMATION

United Bancorp, Inc.'s (the Company) common stock trades on The Nasdaq SmallCap Market tier of The Nasdaq Stock Market under the symbol UBCP, CUSIP #909911109. At year-end 2006, there were 5,131,874 shares issued, held among approximately 2,000 shareholders of record and in street name. The following table sets forth the quarterly high and low closing prices of the Company's common stock from January 1, 2006 to December 31, 2006 compared to the same periods in 2005 as reported by the NASDAQ. The price quotes have been adjusted for comparison purposes for the 10% stock dividend distributed on December 20, 2006 and December 20, 2005. The price quotations presented should not necessarily be relied on in determining the value of the shareholders' investment.

                                    2006                                2005
                     ---------------------------------   ---------------------------------
                     31-MAR   30-JUN   30-SEP   31-DEC   31-MAR   30-JUN   30-SEP   31-DEC
                     ------   ------   ------   ------   ------   ------   ------   ------
Market Price Range
   High ($)          $11.36    10.79    10.24   11.36     12.69    11.38    10.80    11.49
   Low ($)           $ 9.57     9.44     9.57    9.36     11.47    10.11     9.95     9.10
Cash Dividends
   Quarter ($)       $0.118    0.118    0.118   0.124     0.106    0.106    0.106    0.106
   Cumulative ($)    $0.118    0.236    0.354   0.478     0.106    0.212    0.318    0.434

INVESTOR RELATIONS:

          A copy of the Company's Annual Report on form 10-K as filed with the SEC, will be furnished free of charge upon written or E-mail request to:

          Randall M. Greenwood, CFO
          United Bancorp, Inc.
          201 South 4th Street
          PO Box 10
          Martins Ferry, OH 43935
          or
          cfo@unitedbancorp.com

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN:

          Shareholders may elect to reinvest their dividends in additional shares of United Bancorp, Inc.'s common stock through the Company's Dividend Reinvestment Plan. Shareholders may also invest optional cash payments of up to $5,000 per month in our common stock at market price. To arrange automatic purchase of shares with quarterly dividend proceeds, please contact:

          American Stock Transfer
          and Trust Company
          Attn: Dividend Reinvestment
          6201 15th Avenue, 3rd Floor
          Brooklyn, NY 11219
          1-800-278-4353

ANNUAL MEETING:

          The Annual Meeting of Shareholders will be held at 2:00 p.m., April 18, 2007 at the Corporate Offices in Martins Ferry, Ohio.

INTERNET:

          Please look us up at
          http//: www.unitedbancorp.com

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

          American Stock Transfer
             and Trust Company
          6201 15th Avenue, 3rd Floor
          Brooklyn, NY 11219
          1-800-937-5449

STOCK TRADING:

          FTN Midwest Research
          2525 West End Avenue
          Suite 330
          Nashville, TN 37203
          Michael O'Boyle
          866-344-4880

          Howe Barnes Investments, Inc.
          222 South Riverside Plaza
          7th Floor
          Chicago, Illinois 60606
          Lou Coines
          800-800-4693

          Ryan Beck & Co.
          2000 Oxford Drive, Suite 605
          Bethel Park, PA 15102
          Jason E. Baer
          866-253-0500

          Stifel, Nicolaus & Company Inc.
          655 Metro Place South
          Dublin, Ohio 43017
          Steven Jefferis
          877-875-9352


                                                             ANNUAL REPORT     3
                                                                 2006
                                                         UNITED BANCORP INC.

                                    DIRECTORS

        (PHOTO OF                   (PHOTO OF                 (PHOTO OF
MICHAEL J. ARCIELLO(1, 2))    EILEEN M. COMPETTI(3))    HERMAN E. BORKOSKI(2))

        (PHOTO OF                 (PHOTO OF               (PHOTO OF
JAMES W. EVERSON(1, 2, 3))   SCOTT A. EVERSON(2))    LEON F. FAVEDE, O.D.(2))

                      (PHOTO OF               (PHOTO OF
                  JOHN R. HERZIG(2))   JOHN M. HOOPINGARNER (1, 2))

1 = UNITED BANCORP, INC.  2 = THE CITIZENS SAVINGS BANK  3 = THE COMMUNITY BANK


4       ANNUAL REPORT
            2006
    UNITED BANCORP INC.

                                    DIRECTORS

     (PHOTO OF                    (PHOTO OF                  (PHOTO OF
SAMUEL J. JONES(3))         TERRY A. MCGHEE(1,3))      ANDREW F. PHILLIPS(3))

        (PHOTO OF                   (PHOTO OF                   (PHOTO OF
L.E. RICHARDSON, JR.(1,3))  ROBIN L. RHODES, M.D.(3))  RICHARD L. RIESBECK(1,2))

                         (PHOTO OF               (PHOTO OF
                   ERROL C. SAMBUCO(2))   MATTHEW C. THOMAS(1,2))

1 = UNITED BANCORP, INC.  2 = THE CITIZENS SAVINGS BANK   3 = THE COMMUNITY BANK


                                                             ANNUAL REPORT     5
                                                                 2006
                                                         UNITED BANCORP INC.

                             DIRECTORS AND OFFICERS

DIRECTORS OF UNITED BANCORP, INC.
   Michael J. Arciello(2)                            Retired Vice President of Finance, Nickles Bakeries, Inc., Navarre, Ohio
   James W. Everson(1)                               Chairman, President & Chief Executive Officer, United Bancorp, Inc.,
                                                     Chairman, The Citizens Savings Bank, Martins Ferry, Ohio,
                                                     Chairman, Interim President & Chief Executive Officer, The Community Bank,
                                                     Lancaster, Ohio
   John M. Hoopingarner(1,3,4)                       General Manager, Muskingum Watershed Conservancy District, New Philadelphia,
                                                        Ohio
   Terry A. McGhee(1,2,4)                            President & Chief Executive Officer, Westerman Inc., Bremen, Ohio
   L.E. Richardson, Jr.(3)                           Retired President, Southern Ohio Community Bancorporation, Inc., Glouster, Ohio
   Richard L. Riesbeck(1,2,4)                        President, Riesbeck Food Markets, Inc., St. Clairsville, Ohio
   Matthew C. Thomas(3)                              President, M.C. Thomas Insurance Agency, Inc, Bridgeport, Ohio

OFFICERS OF UNITED BANCORP,INC.
   James W. Everson                                  Chairman, President & Chief Executive Officer
   Scott A. Everson                                  Senior Vice President & Chief Operating Officer
   Randall M. Greenwood                              Senior Vice President, Chief Financial Officer & Treasurer
   Norman F. Assenza, Jr                             Vice President - Compliance
   Michael A. Lloyd                                  Vice President - Information Systems
   James A. Lodes                                    Vice President - Lending

DIRECTORS OF THE CITIZENS SAVINGS BANK, MARTINS FERRY, OHIO
   Michael J. Arciello(2)                            Retired Vice President of Finance, Nickles Bakeries, Inc., Navarre, Ohio
   Herman E. Borkoski(2)                             President, Borkoski Funeral Homes, Inc., Tiltonsville, Ohio
   James W. Everson(1)                               Chairman, President & Chief Executive Officer, United Bancorp, Inc.,
                                                     Chairman, The Citizens Savings Bank, Martins Ferry, Ohio,
                                                     Chairman, Interim President & Chief Executive Officer, The Community Bank,
                                                     Lancaster, Ohio
   Scott A. Everson(1)                               Senior Vice President & Chief Operating Office r, United Bancorp, Inc.&

                                                     President & Chief Executive Officer, The Citizens Savings Bank, Martins Ferry,
                                                        Ohio

   Leon F. Favede, O.D                               Optometrist, Bridgeport, Ohio
   John R. Herzig                                    President, Toland-Herzig Funeral Homes, Strasburg, Ohio
   John M. Hoopingarner(1)                           General Manager, Muskingum Watershed Conservancy District, New Philadelphia,
                                                        Ohio
   Richard L. Riesbeck(1,2)                          President, Riesbeck Food Markets, Inc., St.Clairsville, Ohio
   Errol C. Sambuco(2)                               Consultant, Martins Ferry, Ohio
   Matthew C. Thomas(1)                              President, M.C. Thomas Insurance Agency, Inc, Bridgeport, Ohio

DIRECTORS OF THE COMMUNITY BANK, LANCASTER, OHIO
   Eileen M. Competti                                President, Diamond Power, Lancaster, Ohio
   James W. Everson(1)                               Chairman, President & Chief Executive Officer, United Bancorp, Inc.,
                                                     Chairman, The Citizens Savings Bank, Martins Ferry, Ohio,
                                                     Chairman, Interim President & Chief Executive Officer, The Community Bank,
                                                     Lancaster, Ohio
   Samuel J. Jones(1,2)                              Business Owner, Glouster, Ohio
   Terry A. McGhee(1,2)                              President & Chief Executive Officer, Westerman Inc., Bremen, Ohio
   Andrew F. Phillips                                President & General Manager, Miller Brands of S.E. Ohio, Glouster, Ohio
   Robin L. Rhodes, M.D(2)                           Physician, Pediatric Associates of Lancaster, Inc., Lancaster, Ohio
   L.E. Richardson, Jr.(1)                           Retired President, Southern Ohio Community Bancorporation, Inc., Glouster, Ohio
      Paul J. Gerig, Director Emeritus 1974-2004     The Community Bank
      Dean A. Kasler, Director Emeritus 1970-1999    The Community Bank
      Philip D. Kasler, Director Emeritus 1977-2004  The Community Bank
      Joseph D. Kittle, Director Emeritus 1985-2001  The Community Bank

   1 = Executive Committee   2 = Audit Committee   3 = Compensation Committee
                     4 = Nominating and Governance Committee


6       ANNUAL REPORT
            2006
    UNITED BANCORP INC.

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

                   (PICTURE OF CITIZENS SAVINGS BANK PROFILE)

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


                                                             ANNUAL REPORT     7
                                                                 2006
                                                         UNITED BANCORP INC.

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


8       ANNUAL REPORT
            2006
    UNITED BANCORP INC.

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

     The growth and success of The Citizens Savings Bank and the United Bancorp, Inc. have been attributed to the association of many dedicated men and women. Having served on the Board of Directors are Edward E. McCombs, 1902-1936; John
E. Reynolds, 1902-1940; Dr. J.W. Darrah, 1902-1937; J.A. Crossley, 1902-1903;
William M. Lupton, 1902-1902; F.K. Dixon, 1902-1909; Dr. R.H. Wilson, 1902-1905;
C.A. Heil, 1903-1909; David Coss, 1904-1938; L.L. Scheele, 1905-1917; A.T.
Selby, 1906-1954; H.H. Rothermund, 1907-1912; Dr. J.G. Parr, 1912-1930; T.E.
Pugh, 1920-1953; J.J. Weiskircher, 1925-1942; David H. James, 1925-1963; Dr.
C.B. Messerly, 1931-1957; H.H. Riethmiller, 1936-1980; E.M. Nickles, 1938-1968;
L.A. Darrah, 1939-1962; R.L. Heslop, 1941-1983; Joseph E. Weiskircher, 1943-1975; Edward M. Selby, 1953-1976; David W. Thompson, 1954-1966; Dr. Charles
D. Messerly, 1957-1987; James M. Blackford, 1962-1968; John H. Morgan, 1967-1976; Emil F. Snyder, 1968-1975; James H. Cook, 1976-1986; Paul Ochsenbein, 1978-1991; David W. Totterdale, 1981-1995; Albert W. Lash, 1975-1996; Premo
R. Funari,1976-1997; Donald A. Davison, 1963-1997; Harold W. Price, 1999-1999;
John H. Clark, Jr., 1976-2001; Dwain R. Hicks, 1999-2002; and Michael A.
Ley, 1999-2002.

     Today,The Citizens Savings Bank is Martins Ferry's only locally owned financial institution. The general objective of The Citizens Savings Bank as outlined in its Mission Statement which was adopted by its Board of Directors on June 8, 1982 and renewed annually is to remain an independent state-chartered commercial bank and expand its asset base and market share through acquisitions and new branch construction where financially feasible. Currently serving on the Bank's board of directors are Michael J. Arciello, Retired Vice President of Finance, Nickles Bakery, Inc; Herman E. Borkoski, President, Borkoski Funeral Homes, Inc; James W. Everson, Chairman, President of United Bancorp, Inc., Chairman and Chief Executive Officer of The Citizens Savings Bank and Chairman, The Community Bank of Lancaster; Scott A. Everson, Senior Vice President and Chief Operating Officer of United Bancorp Inc. and Director, President and Chief Executive Officer of The Citizens Savings Bank; Dr. Leon F. Favede, Optometrist; John R. Herzig, President, Toland-Herzig Funeral Homes; John M. Hoopingarner, General Manager and Secretary-Treasurer of the Muskingum Watershed Conservancy District; Richard L. Riesbeck, President of Riesbeck Food Markets, Inc.; Errol
C. Sambuco,Consultant; and Matthew C. Thomas, President, M. C. Thomas Insurance Agency Inc.


                                                             ANNUAL REPORT     9
                                                                 2006
                                                         UNITED BANCORP INC.

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

                      (PICTURE OF COMMUNITY BANK PROFILE)

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


10       ANNUAL REPORT
             2006
     UNITED BANCORP INC.

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


                                                            ANNUAL REPORT     11
                                                                2006
                                                        UNITED BANCORP INC.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

In the following pages, management presents an analysis of United Bancorp, Inc.'s financial condition and results of operations as of and for the year ended December 31, 2006 as compared to prior years. This discussion is designed to provide shareholders with a more comprehensive review of the operating results and financial position than could be obtained from an examination of the financial statements alone. This analysis should be read in conjunction with the Consolidated Financial Statements and related footnotes and the selected financial data included elsewhere in this report.

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

                               FINANCIAL CONDITION

OVERVIEW

     After four straight years, of managing in a historically low interest rate environment the Federal Reserve Open Market Committee ("FOMC) raised the short-term borrowing rate from 2.25% at December 31, 2004 to 5.25% December 31,2006.As short-term interest rates continued to increase from 2004 to 2006, long-term rates were not impacted resulting in a flattening of the yield curve, eventually leading to an inverted yield curve in December 2005 and continuing through 2006.

Given the inverted yield curve, the Company's net interest income in 2006 decreased 4.5% from 2005. As a result the net interest margin of the Company decreased from 3.59% for 2005 to 3.28% for 2006. The growth of the Company did help offset the impact of a decreased interest margin. For the year ended December 31, 2006, the Company's total assets increased $9.7 million, or 2.4% from December 31, 2005 totals. The growth of the total assets of the Company was funded by 7.5% increase in deposits which were primarily invested in the Company's investment securities portfolio.

EARNING ASSETS - LOANS

     Gross loans totaled $231.5 million at year-end 2006, representing a 0.2% decrease from $232.0 million at year-end 2005. However average loans totaled $234.4 million for 2006, representing a 4.2% increase compared to average loans of $224.9 million for 2005.

                          TOTAL ASSETS (IN THOUSANDS)

                              (PERFORMANCE GRAPH)

2002   $361,711
2003   $385,523
2004   $397,522
2005   $411,933
2006   $421,653

During 2006, Citizens' loan production yielded a net increase of $4.2 million while Community's loans decreased $4.7 million.

Installment loans decreased $1.9 million, or 4.4%, real estate loans decreased $1.6 million, or 2.7%, and commercial real estate loans decreased $4.8 million, or 4.9%, from December 31, 2005. Commercial loans increased $7.8 million, or 24.0%, from December 31, 2005.


12       ANNUAL REPORT
             2006
     UNITED BANCORP INC.

The Company's installment lending portfolio represented 18.1% of the total portfolio at year-end 2006, compared to 18.9% at year-end 2005. The targeted installment lending areas encompass the geographic areas serviced by the Banks, which are diverse, thereby reducing the risk to changes in economic conditions. Competition for installment loans principally comes from the captive finance companies offering low to zero percent financing for extended terms.

The commercial and commercial real estate portfolio represented approximately 57.6% of the total loan portfolio at December 31, 2006 compared to 56.2% for December 31, 2005. The Company's commercial loan portfolio increased by $7.8 million, or 24.0%. The commercial real estate loan portfolio decreased in 2006 by $4.8 million or 4.9%. To protect the Company's net interest margin in a rising interest rate environment, the focus of loan pricing in 2006 was in the one and three year adjustable rate pricing and to mitigate its exposure to the eventual decline in interest rates certain interest rate floors and wider repricing indices have been established and followed for the last few years. This strategy may have caused our price sensitive customers to seek alternative financing arrangements.

Residential real estate loans are comprised of 1, 3 and 5 year adjustable rate mortgages secured by 1-4 family units. The Company also offers fixed rate real estate loans through our Secondary Market Real Estate Mortgage Program. The fixed rate mortgages are serviced and originated by Citizens but are sold immediately in the secondary market. As a result, our customers enjoy the convenience of working with a local bank and are able to obtain long-term fixed-rate financing for their home. As mentioned, once these loans are originated they are immediately sold in what is referred to as the secondary market. Since the loans are sold without recourse, the Company does not assume any interest rate risk in this portfolio and does not have any loans held for sale. This arrangement is quite common in banks and without such an option our customers may look elsewhere for their home financing needs. As the overall interest rate environment increased in 2006 from their near historical low levels, consumer preferences are beginning to change from fixed-rate loan products to adjustable rate products. As a result, the Company's Secondary Market Program in 2006 did not experience any growth when compared to 2005.

Although the interest rate environment is still favorable to the fixed-rate mortgage loan product, it did not result in a high volume of customers refinancing. With interest rates low for several years, most customers may have already taken advantage of the refinance options available to them. The Company recognized a gain on the sale of secondary market loans of $17,000 in 2006 and a gain of $21,000 in 2005.

                            LOANS-NET (IN THOUSANDS)

                               (PERFORMANCE GRAPH)

2002   $184,917
2003   $195,765
2004   $212,451
2005   $229,107
2006   $229,172

Community's loan portfolio decreased $4.7 million, or 6.3%. The decrease this past year is a result of a management's reorganization plan that began in March with the appointment of a new President and Chief Executive Officer. In addition, Community experienced a higher level of loan losses in 2006 causing the decline in the loan portfolio from 2005.

Citizens generated an increase in loans for 2006. Total loans increased $4.2 million, or 2.7% from December 31, 2005. The increase primarily came in the commercial portfolio of $6.8 million. However, this increase was offset by decreases in the commercial real estate portfolio of $5.4 million, real estate portfolio of $1.6 million and in the installment portfolio of $1.9 million for 2006.

The allowance for loan losses represents the amount which management and the Boards of Directors estimates is adequate to provide for probable and incurred losses in the loan portfolio. Accounting for the allowance and the related provision for loan losses is reviewed by management as a critical accounting policy. The allowance balance and the annual provision charged to expense are reviewed by management and the Boards of Directors on a monthly basis. The allowance calculation is determined by utilizing a risk grading model that considers borrowers' past due experience, coverage ratio to industry averages, economic conditions and various other circumstances that are subject to change over time. In general, the loan loss policy for installment loans requires a charge-off if the loan reaches 120-


                                                            ANNUAL REPORT     13
                                                                2006
                                                        UNITED BANCORP INC.

                   TOTAL AVERAGE EARNING ASSETS (IN THOUSANDS)

                               (PERFORMANCE GRAPH)

2002   $319,789
2003   $348,009
2004   $389,832
2005   $403,174
2006   $417,160

day delinquent status or if notice of bankruptcy is received. The Company follows lending policies, with established criteria for determining the repayment capacity of borrowers, requirements for down payments and current market appraisals or other valuations of collateral when loans are originated. Installment lending also utilizes credit scoring to help in the determination of credit quality and pricing.

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

Management believes the current balance of the allowance for loan losses is sufficient to cover probable but unconfirmed losses. Net charge-offs to average loans for the year-ended 2006 was 0.83% and 0.22% for 2005. Refer to Provision for Loan Losses section for further discussion on the Company's credit quality.

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

Securities available for sale at year-end 2006 increased $11.9 million, or 9.7%, from 2005, while securities held to maturity decreased $2.4 million, or 11.8%.

In our planning process, management's forecast for 2006 was for a steady to slightly increasing interest rate environment with a positively sloped yield curve. In the first half of 2006, interest rates actually decreased to a level that caused a high volume of investment securities to be called. Management reinvested the funds in the Company's investment securities over the course of 2006. The increase in the available for sale portfolio is due to a focus in 2006 to increase the Company's state and municipal obligations portfolio due to the favorable tax-advantaged interest rate spread over other similar duration investment options. The focus of the state and municipal obligations was to purchase securities with extended call protection to protect the net interest margin of the Company if the overall interest rate environment would decrease in 2007 or future years.

SOURCES OF FUNDS - DEPOSITS

     The Company's primary source of funds is core deposits from retail and business customers. These core deposits include all categories of interest-bearing deposits, excluding certificates of deposit greater than $100,000. During 2006, core deposits increased $16.0 million, or 6.0%. Citizens and Community experienced similar results in their core deposit balances for 2006. Citizens generated an in increase in core deposits of $14.0 million, and Community generated an increase in core deposits of $2.0 million for 2006. The key to the increase in core deposits at both banks was the introduction and promotion of money market accounts that offers competitive interest rates. Citizens promoted their existing money market account in 2006 with a higher promotional interest rate during the first six months after the account is opened. Community introduced a money market account named "Generation Gold". While this account offers a competitive interest rate, it also has other incentives such as travel discounts and merchant discounts both nationwide and with local merchants. Management believes the unique feature of this account is the participation of local merchants who offer discounts for their services to Generation Gold account holders.

Over the past several years, Community has developed several


14       ANNUAL REPORT
             2006
     UNITED BANCORP INC.

large depository customers. As of December 31, 2006, the eight largest depository customers accounted for approximately 24.1% of Community's certificate of deposits and approximately 58.8% of total certificates of deposits greater than $100,000. These customers also represent 11.9% of demand deposits at December 31, 2006. The total concentration of retail funding is approximately 20.4% of Community's total deposits at December 31, 2006. This concentration has posed additional liquidity and earnings risk for Community. The earnings risk would be triggered if Community would be placed in a position to sell assets below book value to meet current liquidity needs. This risk is mitigated with Community's capability to borrow wholesale funding from its correspondent banks. Citizens' management also has an active Asset/Liability Committee that monitors, among other items monthly liquidity needs on a 90 day time horizon.

On a consolidated level, this concentration of funding at Community represents approximately 5.4% of total retail deposits at December 31, 2006.

The Company maintains strong deposit relationships with public agencies, including local school districts, city and township municipalities, public works facilities and others, which may tend to be more seasonal in nature resulting from the receipt and disbursement of state and federal grants. These entities have maintained relatively stable balances with the Company due to staggered funding and disbursement timeframes.

Certificates of deposit greater than $100,000 are not considered part of core deposits and, as such, are used as a tool to balance funding needs. At year-end 2006, certificates of deposit greater than $100,000 increased $7.1 million or 18.1% over year-end 2005 totals. Certificates of deposits greater than $100,000 increased in 2006 by $6.4 million, or 34.9%, at Citizens while Community increased by approximately $742,000, or 3.5%.


                            NET INCOME (IN THOUSANDS)

                               (PERFORMANCE GRAPH)

2002   $3,220
2003   $3,639
2004   $3,233
2005   $3,293
2006   $2,068

                            RETURN ON AVERAGE ASSETS

                               (PERFORMANCE GRAPH)

2002   0.94%
2003   0.97%
2004   0.83%
2005   0.82%
2006   0.50%

The attraction of and retention of core deposits continues to be a challenge to the Company and the overall banking industry. Alternative financial products are continuously being introduced by our competition whether through a traditional bank or brokerage services company.

SOURCES OF FUNDS - SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE AND OTHER BORROWED FUNDS

     Other interest-bearing liabilities include securities sold under agreements to repurchase, federal funds purchased, Treasury, Tax and Loan, notes payable and Federal Home Loan Bank advances. Securities sold under agreements to repurchase decreased by $924,000. The average balance in securities sold under agreements to repurchase increased $428,000, or 4.2%, from 2005 to 2006.

Advances from the Federal Home Loan Bank (FHLB) decreased $3.2 million, or 6.8%, from 2005 to 2006, while federal funds purchased decreased $12.5 million for the same period. As previously discussed, management utilized a strategy whereby excess liquidity created by the increase in core deposits was used to reduce wholesale borrowings.

OTHER ASSETS

     The Company owns approximately $8.9 million in Company and Bank Owned Life Insurance (BOLI) with the original investment occurring in 2002. Refer to Performance Overview, Noninterest Income section for further information.


                                                            ANNUAL REPORT     15
                                                                2006
                                                        UNITED BANCORP INC.

     PERFORMANCE OVERVIEW 2006 TO 2005

NET EARNINGS

     The Company reported earnings of $2.1 million in 2006 compared with $3.3 million in 2005. This earnings performance equates to a 0.50% Return on Average Assets ("ROA") and 6.61% Return on Average Equity ("ROE") for 2006 compared to 0.82% and 10.01%, respectively, for 2005. Both basic and Diluted Earnings per share ("EPS") were $0.45 and $0.71, respectively, for 2006 and 2005. Per share amounts for all periods have been restated to reflect the 10% stock split in the form of a dividend distributed in December 2006 and 2005.

NET INTEREST INCOME

     Net interest income, by definition, is the difference between interest income generated on interest-earning assets and the interest expense incurred on interest-bearing liabilities. Various factors contribute to changes in net interest income, including volumes, interest rates and the composition or mix of interest-earning assets in relation to interest-bearing liabilities. Net interest income decreased $593,000 in 2006. The net interest margin decreased to 3.28% from 3.59%. Overall, due to the flattening to inverted yield curve in 2006, the Company has experienced deposits costs increasing at a more rapid rate than earning assets. While the Company's earnings assets have on average increased 43 basis points from 2005 to 2006, the cost of deposits have increased 89 basis points over the same period.

Average interest-earning assets increased $34.3 million, or 3.8%, in 2006, while the associated weighted-average yield on these interest-earning assets increased from 6.03% in 2005, to 6.46% for 2006. Average interest-bearing liabilities increased $18.3 million, or 5.4%, in 2006, while the associated weighted-average costs on these interest-bearing liabilities increased from 2.69% to 3.58%.

Refer to the sections on Asset and Liability Management and Sensitivity to Market Risks and Average Balances, Net Interest Income and Yields Earned and Rates Paid elsewhere herein for further information.

PROVISION FOR LOAN LOSSES

     The provision for loan losses is a charge to expense recorded to maintain the related balance sheet allowance for loan losses at an amount considered adequate to cover probable but unconfirmed losses in the portfolio. The total provision for loan losses was $1.4 million in 2006 compared to $412,000 in 2005, an increase of $972,000. As previously discussed, the loan portfolio decreased approximately $494,000, or 0.2%, during 2006. The increase in loan loss provision for 2006 is primarily due to increased charge-offs and credit issues with a single large commercial customer at the Company's Community affiliate.

Net loans charged-off for 2006 were approximately $1.9 million compared to $503,000 for 2005. The large commercial credit charge-off originated at Community accounted for approximately $1.3 million of the Company's net loans charged off during 2006. For 2006 and 2005 net loan charge-offs as a percentage of average loans were 0.83% and 0.22%, respectively.

The allowance for loan losses as a percentage of loans decreased to 1.01% at year-end 2006, from 1.25% at yearend 2005. Citizens and Community utilize a consistent reserve methodology with detail reserve allocations specific to the individual loan portfolios.

The change in the level of the allowance for loan loss was a function of the increase in nonperforming, including impaired loans, offset positively by a reduction in the allowance computation related to economic concerns in Citizens' market area.

Specifically, the Company's allowance levels have been heavily influenced historically by concerns with the economy in eastern Ohio. During 2006, this segment of the Company's market area showed a dramatic improvement in future employment levels through new plant openings and expansion of existing employers.

At December 31, 2006, the allowance covered the Company's historic loss percentages by loan type, augmented by a Board approved risk coefficient of approximately

                            RETURN ON AVERAGE EQUITY

                               (PERFORMANCE GRAPH)

2002   10.34%
2003   11.40%
2004    9.91%
2005   10.01%
2006    6.61%


16       ANNUAL REPORT
             2006
     UNITED BANCORP INC.

$300,000 applied to the respective loan types.

NONINTEREST INCOME

     Noninterest income is made up of bank-related fees and service charges, as well as other income-producing services. These include secondary market loan servicing fees, ATM/interchange income, internet bank fees, early redemption penalties for certificates of deposit, safe deposit box rental income, net gain or loss on sales of securities available for sale and loans, leased rental property, cash management services and other miscellaneous items. In addition, the Company has invested in Company and Bank Owned Life Insurance. The earnings from these investments are reflected in the Company's noninterest income. Total noninterest income for 2006 was $2.3 million, a decrease of $45,000, or 1.9% from 2005 totals.

The increase in noninterest income in 2006 is primarily attributable to increases in service charge income, mortgage servicing revenue and increased income on Company and Bank Owned Life Insurance. These increases were offset by a reduction in gains on the sale of loans and investment securities during 2006. During 2006, the Company realized losses from the sale of securities and loans totaling $332,000 compared to $31,000 in 2005. Approximately $320,000 of the realized security losses in 2006 related to a repositioning of the Community security portfolio in June of 2006. Management's sale strategy in June 2006 took into consideration the average life of the bonds sold of approximately 4 years compared to the payback period of just over 2 years on reinvesting those funds in current market interest rates.

Service charges on deposit accounts increased $158,000 or 11.8% from 2005 to 2006. The majority of the increase was fees related to overdrafts on checking accounts. Management introduced several new products and revenue enhancement strategies over the past several years and the result has been increased service charge income.

                 TOTAL ALLOWANCE FOR LOAN LOSSES TO TOTAL LOANS

                               (PERFORMANCE GRAPH)

2002   1.58%
2003   1.43%
2004   1.39%
2005   1.25%
2006   1.01%

                           DILUTED EARNINGS PER SHARE

                               (PERFORMANCE GRAPH)

2002   $0.67
2003   $0.76
2004   $0.69
2005   $0.71
2006   $0.45

Other noninterest income increased $98,000 from 2005 to 2006, and is primarily due to gains on sale of other real estate owned of approximately $48,000 and increased fees from sales of life, accident and health insurance of approximately $24,000. This increase in other noninterest income was offset by a decrease of approximately $51,000 in fees related to the Company's secondary market mortgage program.

NONINTEREST EXPENSE

     Noninterest expense for 2006 increased $283,000 or 2.6% over 2005.

Salaries and employee benefits increased $236,000, or 4.3%, from 2005 to 2006. The increase is mainly due to normal merit increases year over year.

Occupancy and equipment expense decreased $6,000, or 0.5%. Occupancy expense decreased due to a decrease of approximately $29,000 in building repairs and maintenance in 2006.

Professional fees increased $31,000 or 5.5% for 2006 as compared to 2005. Professional fees increased due to additional collection and recovery efforts on delinquent loans and other real estate owned.

Advertising decreased $37,000 or 9.3% mainly due to decreased advertising expenses by Community in 2006.

Other expenses increased 1.9%, or $59,000. Overall there is not a single line item that contributes significantly to this decrease. Other noninterest expense including, insurance, franchise and other taxes, stationary and office supplies


                                                            ANNUAL REPORT     17
                                                                2006
                                                        UNITED BANCORP INC.

and amortization and other expenses did not vary materially from 2005 to 2006.

                       PERFORMANCE OVERVIEW 2005 TO 2004

NET EARNINGS

     The Company reported earnings of $3.3 million in 2005 compared with $3.2 million in 2004, eclipsing what was previously the second most profitable year in the Company's history. This earnings performance equates to a 0.82% Return on Average Assets ("ROA") and 10.01% Return on Average Equity ("ROE") for 2005 compared to 0.83% and 9.91%, respectively, for 2004. Basic and Diluted Earnings per share ("EPS") was $0.71 and $0.70, respectively, for 2006, 2005 and 2004. Per share amounts for all periods have been restated to reflect the 10% stock split in the form of a dividend distributed in December 2005 and 2004.

NET INTEREST INCOME

     Net interest income, by definition, is the difference between interest income generated on interest-earning assets and the interest expense incurred on interest-bearing liabilities. Various factors contribute to changes in net interest income, including volumes, interest rates and the composition or mix of interest-earning assets in relation to interest-bearing liabilities. Net interest income increased $67,000 in 2005. The net interest margin decreased to 3.59% from 3.71%. Overall, due to the flattening to inverted yield curve in 2005, the Company experienced deposits costs increasing at a more rapid rate then it's earning assets. While the Company's earnings assets on average increased 19 basis points from 2004 to 2005, the cost of deposits increased 37 basis points for the same period.

                        NET CHARGE-OFFS TO AVERAGE LOANS

                               (PERFORMANCE GRAPH)

2002   0.29%
2003   0.33%
2004   0.22%
2005   0.22%
2006   0.83%

Average interest-earning assets increased $13.2 million, or 3.7%, in 2005 while the associated weighted-average yield on these interest-earning assets increased from 5.80% in 2004, to 6.01% for 2005. Average interest-bearing liabilities increased $15.9 million, or 4.9%, in 2005 while the associated weighted-average costs on these interest-bearing liabilities increased from 2.32% to 2.69%.

Refer to the sections on Asset and Liability Management and Sensitivity to Market Risks and Average Balances, Net Interest Income and Yields Earned and Rates Paid elsewhere herein for further information.

PROVISION FOR LOAN LOSSES

     The provision for loan losses is a charge to expense recorded to maintain the related balance sheet allowance for loan losses at an amount considered adequate to cover probable but unconfirmed losses in the portfolio. The total provision for loan losses was $412,000 in 2005 compared to $618,000 in 2004, a decrease of $206,000 or 33.3%. The

              (In thousands)                  2006      2005      2004
                                            -------   -------   -------
Noninterest income
   Service charges on deposit accounts ..   $ 1,497   $ 1,339   $ 1,290
   Gains on sales of securities .........      (349)      (52)       77
   Gains on sales of loans ..............        17        21        42
   Other income .........................     1,132     1,034       790
                                            -------   -------   -------
      Total noninterest income ..........   $ 2,297   $ 2,342   $ 2,199
                                            =======   =======   =======
Noninterest expense
   Salaries and employee benefits .......   $ 5,668   $ 5,432   $ 5,223
   Occupancy and equipment ..............     1,314     1,320     1,382
   Professional services ................       590       559       479
   Insurance ............................       333       343       319
   Franchise and other taxes ............       425       412       419
   Advertising ..........................       363       400       300
   Stationery and office supplies .......       276       273       261
   Amortization of intangibles ..........        16        18        18
   Other expenses .......................     2,061     2,006     2,051
                                            -------   -------   -------
      Total noninterest expense .........   $11,046   $10,763   $10,452
                                            =======   =======   =======


18      ANNUAL REPORT
            2006
    UNITED BANCORP INC.

decrease in provision can be attributed to the Company's stable credit quality year over year, offset by growth in the portfolio. As previously discussed, the loan portfolio increased approximately $16.5 million, or 7.7%, during 2005.

Net loans charged-off for 2005 were approximately $503,000, compared to $466,000 for 2004. Net charge-offs as a percentage of loans has been on a gradual decline since a high of 0.49% in 2000. For both 2005 and 2004 net charge-offs as a percentage of average loans were 0.22% more than a 50% decrease from the high in 2000.

The allowance for loan losses as a percentage of loans decreased to 1.25% at year-end 2005, from 1.39% at year-end 2004. The Company utilizes a consistent reserve methodology with detail reserve allocations specific to the individual loan portfolios.

NONINTEREST INCOME

     Noninterest income is made up of bank-related fees and service charges, as well as other income-producing services. These include secondary market loan servicing fees, ATM/interchange income, internet bank fees, early redemption penalties for certificates of deposit, safe deposit box rental income, net gain or loss on sales of securities available for sale and loans, leased rental property, cash management services and other miscellaneous items. In addition, the Company has invested in Company and Bank owned life insurance. The earnings from this investment are reflected in the Company's noninterest income. Total noninterest income for 2005 was $2.3 million, an increase of $143,000, or 6.5% from 2004 totals.

Service charges on deposit accounts increased $49,000 or 3.8% from 2004 to 2005. The majority of the increase came from fees related to overdrafts on depository accounts. As stated previously, management introduced several new products and revenue enhancement strategies over the past several years and the result has been increased service charge income.

The increase in noninterest income in 2005 is primarily attributable to increases in service charge income, mortgage servicing revenue and increased income on Company and Bank owned life insurance. These increases were offset by a reduction in gains on the sale of loans and investment securities during 2005. During 2005, the Company realized losses from the sale of securities and loans totaling $31,000 compared to a gain of $119,000 in 2004, reflecting a $99,000 after-tax reduction in earnings. Management's strategy in 2004, took into consideration the relative volatility in the bond market. At times during 2004, management realized there was an opportunity to sell and profitability reposition bonds in the portfolio when overall interest rates were depressed. Since interest rates were increasing for most of 2005, there was less opportunity to profitably sell and reposition bonds in 2005.

Other noninterest income increased $244,000 from 2004 to 2005. With the overall decrease in refinancing activity and prepayment activity, the Company's mortgage servicing revenue increased as compared to 2004. Also, increasing other noninterest income was a $24,000 increase over 2004 in credit card merchant income.

NONINTEREST EXPENSE

     Noninterest expense for 2005 increased $311,000 or 3.0% over 2004.

Salaries and employee benefits increased $209,000, or 4.0%, from 2004 to 2005. The increase is mainly due to normal merit increases year over year.

Occupancy and equipment expense decreased $62,000, or 4.5%. Occupancy expense decreased due to capital expenditures mainly technology enhancements, becoming fully depreciated in the first quarter of 2005.

Professional fees increased $80,000 or 16.7% for 2005 as compared to 2004. Professional fees increased due to additional collection and recovery efforts on delinquent loans.

Advertising increased $100,000 or 33.3% mainly due to increased advertising expenses by Community in 2005.

Other expenses decreased 2.2%, or $45,000. Overall there is not a single line item that contributes significantly to this decrease. Other noninterest expense including, insurance, franchise and other taxes, stationary and office supplies and amortization did not vary much from 2004 to 2005. The core earnings growth of the Company's financial performance over 2004, was in part a reflection of management's strong control of noninterest expense in 2005.

ASSET/LIABILITY

MANAGEMENT AND SENSITIVITY TO MARKET RISK

In the environment of changing business cycles, interest rate fluctuations and growing competition, it has become increasingly more difficult for banks to produce


                                                             ANNUAL REPORT    19
                                                                 2006
                                                         UNITED BANCORP INC.

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

A negative gap is created when rate sensitive liabilities exceed rate sensitive assets and, conversely, a positive gap occurs when rate sensitive assets exceed rate sensitive liabilities. A negative gap position will cause profits to decline in a rising interest rate environment while conversely; a positive gap will cause profits to decline in a falling interest rate environment. The Company's goal is to have acceptable profits under any interest rate environment. To avoid volatile profits as a result of interest rate fluctuations, the Company attempts to match interest rate sensitivities, while pricing both the asset and liability components to yield a sufficient interest rate spread so that profits will remain relatively consistent across interest rate cycles.

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

Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, loan pre-


20      ANNUAL REPORT
            2006
    UNITED BANCORP INC.

payments and deposit decay rates, and should not be relied upon as indicative of actual results. Further, the computations do not contemplate any actions the Company may undertake in response to changes in interest rates. The NPV calculation is based on the net present value of discounted cash flows utilizing market prepayment assumptions and market rates of interest provided by surveys performed during each quarterly period, with adjustments made to reflect the shift in the Treasury yield curve between the survey date and quarter-end date. Certain shortcomings are inherent in this method of analysis presented in the computation of estimated NPV. Certain assets such as adjustable-rate loans have features that restrict changes in interest rates on a short-term basis and over the life of the asset. In addition, the portion of adjustable-rate loans in the Company's portfolio could decrease in future periods if market interest rates remain at or decrease below current levels due to refinancing activity. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate from those assumed in the table. Finally, the ability of many borrowers to repay their adjustable-rate debt may decrease in the case of an increase in interest rates.

The following tables present an analysis of the potential sensitivity of the Company's net present value of its financial instruments to sudden and sustained changes in the prevailing interest rates.

The projected volatility of the net present value at both December 31, 2006 and 2005 fall within the general guidelines established by the Board of Directors. The NPV table shows that in a falling interest rate environment of either a 100 or 200 basis point change, the NPV would increase between 2% on 100 basis points and it would decrease 2% when rates fall 200 basis point. In the upward change in interest rates the Company's NPV would decrease 13% with a 100 basis point interest rate increase. In a 200 basis point rate increase, the Company's NPV would decrease 25%. This decrease is a result of the Company's available for sale securities portfolio that is invested in fixed-rate securities. As interest rates increase, the market value of the securities decrease. However, since the Company currently has the ability to hold these securities to their final maturity, we would not have to incur any losses.

                             (Dollars in Thousands)
                     Net Portfolio Value - December 31, 2006

Change in Rates   $ Amount   $ Change   % Change
---------------   --------   --------   --------
     +200          32,244    (10,967)     -25%
     +100          37,700     (5,511)     -13%
     Base          43,211
     -100          43,938        727        2%
     -200          42,269       (942)      -2%

                     Net Portfolio Value - December 31, 2005

Change in Rates   $ Amount   $ Change   % Change
---------------   --------   --------   --------
     +200          26,567     (3,988)     -13%
     +100          29,888       (967)      -3%
     Base          30,555
     -100          33,901      3,346       11%
     -200          33,833      3,277       11%


                                                             ANNUAL REPORT    21
                                                                 2006
                                                         UNITED BANCORP INC.

     The following table is a summary of selected quarterly results of operations for the years ended December 31, 2006 and 2005.

                                1ST QUARTER   2ND QUARTER   3RD QUARTER   4TH QUARTER
                                -----------   -----------   -----------   -----------
                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
2006

Total interest income              $5,985       $6,319         $6,552        $6,423
Total interest expense              2,855        3,151          3,385         3,466
                                   ------       ------         ------        ------
Net interest income                 3,150        3,168          3,167         2,957
Provision for losses on loans         102          302            652           328
Other income                          612          280            699           706
General, administrative and
   other expense                    2,789        2,941          2,773         2,543
                                   ------       ------         ------        ------
Earnings before income taxes          871          205            441           792
Federal income taxes                  169          (82)            38           116
                                   ------       ------         ------        ------
Net earnings                       $  702       $  287         $  403        $  676
                                   ======       ======         ======        ======
Earnings per share
   Basic                           $ 0.15       $ 0.06         $ 0.09        $ 0.15
                                   ======       ======         ======        ======
   Diluted                         $ 0.15       $ 0.06         $ 0.09        $ 0.15
                                   ======       ======         ======        ======
2005

Total interest income              $5,223       $5,445         $5,658        $5,855
Total interest expense              1,974        2,161          2,404         2,607
                                   ------       ------         ------        ------
Net interest income                 3,249        3,284          3,254         3,248
Provision for losses on loans         144          116             68            84
Other income                          566          589            574           613
General, administrative and
   other expense                    2,620        2,640          2,664         2,839
                                   ------       ------         ------        ------
Earnings before income taxes        1,051        1,117          1,096           938
Federal income taxes                  230          237            268           174
                                   ------       ------         ------        ------
Net earnings                       $  821       $  880         $  828        $  764
                                   ======       ======         ======        ======
Earnings per share
   Basic                           $ 0.18       $ 0.19         $ 0.18        $ 0.16
                                   ======       ======         ======        ======
   Diluted                         $ 0.18       $ 0.19         $ 0.18        $ 0.16
                                   ======       ======         ======        ======


22       ANNUAL REPORT
             2006
     UNITED BANCORP INC.

AVERAGE BALANCES, NET INTEREST INCOME AND YIELDS EARNED AND RATES PAID

     The following table provides information relating to average balance sheet information and reflects the taxable equivalent average yield on interest-earning assets and the average cost of interest-bearing liabilities for the years ended December 31, 2006, 2005, and 2004. The yields and costs are calculated by dividing income or expense by the average balance of interest-earning assets or interest-bearing liabilities.

The average balance of available for sale securities is computed using the carrying value of securities while the yield for available for sale securities has been computed using the average amortized cost. Average balances are derived from average month-end balances, which include nonaccruing loans in the loan portfolio, net of the allowance for loan losses. Interest income has been adjusted to tax equivalent basis.

                                                      2006                           2005                           2004
                                          ----------------------------   ----------------------------   ----------------------------
                                                     INTEREST                       INTEREST                       INTEREST
                                           AVERAGE    INCOME/   YIELD/    AVERAGE    INCOME/   YIELD/    AVERAGE    INCOME/   YIELD/
(DOLLARS IN THOUSANDS)                     BALANCE    EXPENSE    RATE     BALANCE    EXPENSE    RATE     BALANCE    EXPENSE   RATE
                                          --------   --------   ------   --------   --------   ------   --------   --------   ------
ASSETS
Interest-earning assets
   Loans                                  $234,436     17,724    7.56%   $224,945    $15,513    6.90%   $208,658    $13,844    6.63%
   Taxable securities - AFS                113,659      5,373    4.89%    113,491      5,163    4.49     113,502      5,130    4.47
   Tax-exempt securities - AFS              12,826        719    5.52%     10,059        599    5.80      18,218        872    4.78
   Tax-exempt securities - HTM              19,235      1,076    5.59%     20,718      1,078    5.20      15,698        935    5.96
   Federal funds sold                        3,099        170    5.49%         --         --      --         150          4    2.67
   FHLB stock and other                      4,464        275    6.16%      4,230        249    5.89       4,057        175    4.32
                                          --------     ------            --------    -------            --------    -------
Total interest-earning assets              387,719     25,701    6.03%    373,443     22,602    6.03     360,283     20,960    5.80
Noninterest-earning assets
   Cash and due from banks                   9,322                         10,829                         11,192
   Premises and equipment (net)              7,295                          7,436                          7,825
   Other nonearning assets                  15,801                         14,509                         13,489
   Less: allowance for loan losses          (2,977)                        (3,043)                        (2,957)
                                          --------                       --------                       --------
Total noninterest-earning assets            29,441                         29,731                         29,549
                                          --------                       --------                       --------
Total assets                              $417,160                       $403,174                       $389,832
                                          ========                       ========                       ========
LIABILITIES & SHAREHOLDERS' EQUITY
Interest-bearing liabilities
   Demand deposits                        $ 96,452      2,654    2.75%   $ 76,991    $ 1,121    1.46%   $ 68,006    $   625    0.92%
   Savings deposits                         34,384        121    0.35%     42,748        145    0.34      46,936        166    0.35
   Time deposits                           167,128      7,068    4.23%    165,109      5,919    3.58     158,325      5,563    3.51
   Fed funds purchased & TT&L                2,794        162    5.80%      4,753        228    4.80       4,320         82    1.90
   FHLB advances                            43,342      2,132    4.92%     40,100      1,450    3.62      37,813      1,020    2.70
   Trust preferred debentures                4,000        250    6.25%        496         31    6.25          --         --      --
   Repurchase agreements                    10,557        450    4.26%     10,129        252    2.49       9,013         83    0.92
                                          --------     ------            --------    -------            --------    -------
Total interest-bearing liabilities         358,657     12,837    3.58%    340,326      9,146    2.69     324,413      7,539    2.32
                                                       ------                        -------                        -------
Noninterest-bearing liabilities
   Demand deposits                          24,400                         28,213                         31,568
   Other liabilities                         2,237                          1,750                          1,229
                                          --------                       --------                       --------
Total noninterest-bearing liabilities       26,637                         29,963                         32,797
                                          --------                       --------                       --------
Total liabilities                                                                                        357,210
Total shareholders' equity                  31,866                         32,885                         32,622
                                          --------                       --------                       --------
Total liabilities &
   shareholders' equity                   $417,160                       $403,174                       $389,832
                                          ========                       ========                       ========
Net interest income                                   $12,864                        $13,456                        $13,421
                                                      =======                        =======                        =======
Net interest spread                                              2.98%                          3.34%                          3.48%
                                                                 ====                           ====                           ====
Net yield on interest-earning assets                             3.28%                          3.59%                          3.71%
                                                                 ====                           ====                           ====

-    For purposes of this schedule,nonaccrual loans are included in loans.

-    Fees collected on loans are included in interest on loans.


                                                            ANNUAL REPORT     23
                                                                2006
                                                        UNITED BANCORP INC.

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

CAPITAL RESOURCES

     Internal capital growth, through the retention of earnings, is the primary means of maintaining capital adequacy for the Banks. The Company's shareholders' equity at year-end 2006 was $32.6 million, compared to $32.5 million at year-end 2005, representing an increase of 0.3%. Equity totals include $1.9 million in accumulated other comprehensive loss which is comprised mainly of a net unrealized loss on securities available for sale, net of tax, and the effects of adopting SFAS No. 158, net of tax, at year-end 2006, compared to a $2.2 million loss at year-end 2005. Total shareholders' equity in relation to total assets was 7.7% at December 31, 2006 and 7.9% at December 31, 2005.

                              DIVIDENDS PER SHARE

                              (PERFORMANCE GRAPH)

2002   $0.33
2003   $0.35
2004   $0.39
2005   $0.43
2006   $0.48

The Company has established a Dividend Reinvestment

                                                2006 COMPARED TO 2005       2005 COMPARED TO 2004
                                                 INCREASE/(DECREASE)         INCREASE/(DECREASE)
                                              -------------------------   ------------------------
                                                       CHANGE    CHANGE            CHANGE   CHANGE
                                               TOTAL   DUE TO    DUE TO    TOTAL   DUE TO   DUE TO
(IN THOUSANDS)                                CHANGE   VOLUME     RATE    CHANGE   VOLUME    RATE
                                              ------   ------   -------   ------   ------   ------
Interest and dividend income
   Loans                                      $2,211    $ 674   $ 1,537   $1,669   $1,109   $  560
   Taxable securities available for sale         574        8       566       33       10       23
   Tax-exempt securities available for sale      120      154       (34)    (273)    (433)     160
   Tax-exempt securities held to maturity         (2)     (80)       78      143      272     (129)
   Federal funds sold                            170      170        --       (4)      (4)      --
   FHLB stock and other                           26       14        12       74       43       31
                                              ------    -----   -------   ------   ------   ------
Total interest and dividend income             3,099      940     2,159    1,642      997      645
Interest expense
   Demand deposits                             1,533      340     1,193      496       92      404
   Savings deposits                              (24)     (34)       10      (21)     (14)      (7)
   Time deposits                               1,149       73     1,076      356      241      115
   Fed funds purchased                           (66)    (107)       41      146        9      137
   FHLB advances                                 682      125       557      430       65      365
   Trust Preferred debentures                    219      219      --         31       31       --
   Repurchase agreements                         198       11       187      169       11      158
                                              ------    -----   -------   ------   ------   ------
Total interest expense                         3,691      408     3,283    1,607      435    1,172
                                              ------    -----   -------   ------   ------   ------
Net interest income                           $ (592)   $ 532   $(1,124)  $   35   $  562   $ (527)
                                              ======    =====   =======   ======   ======   ======


24       ANNUAL REPORT
             2006
     UNITED BANCORP INC.

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

In 2005, a Delaware statutory business trust owned by the Company, United Bancorp Statutory Trust I ("Trust I" or the "Trust"), issued $4.0 million of mandatorily redeemable debt securities. The sale proceeds were utilized to purchase $4.0 million of the Company's subordinated debentures. The Company's subordinated debentures are the sole asset of Trust I. Pursuant to FIN 46(R), "Consolidation of Variable Interest Entities," the Company's investment in Trust I is not consolidated herein as the Company is not deemed the primary beneficiary of the Trust. However, the $4.0 million of mandatorily redeemable debt securities issued by the Trust are includible for regulatory purposes as a component of the Company's Tier 1 Capital. Interest on the Company's subordinated debentures are fixed at 6.25% and are payable quarterly.

The $4.0 million of net proceeds received by the Company was primarily utilized to fund a $3.4 million note receivable from a newly formed Employee Stock Option Plan (ESOP). The ESOP in turn utilized the note proceeds to purchase $3.4 million of the Company's treasury stock.

                         EQUITY CAPITAL (IN THOUSANDS)

                               (PERFORMANCE GRAPH)

2002   $32,155
2003   $32,514
2004   $32,824
2005   $32,480
2006   $32,580

                              BOOK VALUE PER SHARE

                               (PERFORMANCE GRAPH)

2002   $6.72
2003   $7.67
2004   $7.09
2005   $7.00
2006   $7.73

LIQUIDITY

     Liquidity relates primarily to the Company's ability to fund loan demand, meet deposit customers' withdrawal requirements and provide for operating expenses. Assets used to satisfy these needs consist of cash and due from banks, federal funds sold and securities available-for sale. These assets are commonly referred to as liquid assets. Liquid assets were $148.4 million at December 31, 2006, compared to $135.8 million at December 31, 2005. Management recognizes securities may need to be sold in the future to help fund loan demand and, accordingly, as of December 31, 2006, $133.8 million of the securities portfolio was classified as available for sale. The Company's residential real estate portfolio can and has been readily used to collateralize borrowings as an additional source of liquidity. Management believes its current liquidity level is sufficient to meet the cash requirement.

The Cash Flow Statements for the periods presented provide an indication of the Company's sources and uses of cash as well as an indication of the ability of the Company to maintain an adequate level of liquidity. A discussion of the cash flow statements for 2006, 2005 and 2004 follows. The Company experienced a net increase in cash from operating activities in 2006, 2005 and 2004. Net cash provided by operating activities totaled $3.9 million, $4.0 million and $3.9 million for the years ended December 31, 2006, 2005 and 2004, respectively. The adjustments to reconcile net earnings to net cash from operating activities consisted mainly of depreciation and amortization of premises and equipment and intangibles, gain on sales of


                                                            ANNUAL REPORT     25
                                                                2006
                                                        UNITED BANCORP INC.

loans, securities and other assets, the provision for loan losses, Federal Home Loan Bank stock dividends, net amortization of securities and net changes in other assets and liabilities.

NET CASH USED IN INVESTING ACTIVITIES totaled $7.2 million, $10.4 million and $14.8 million for the years ended December 31, 2006, 2005 and 2004, respectively. The changes in net cash from investing activities include loan growth, as well as normal maturities, security calls and reinvestments of securities and premises and equipment expenditures. In 2006, 2005 and 2004, the Company received $7.7 million, $15.9 million and $33.9 million, respectively, from sales of securities available for sale. Proceeds from securities, which matured or were called totaled $16.4 million, $22.8 million and $38.6 million in 2005, 2004 and 2003, respectively.

NET CASH PROVIDED BY FINANCING ACTIVITIES totaled $4.0 million, $12.8 million and $10.1 million for the years ended December 31, 2006, 2005 and 2004, respectively. The net cash from financing activities in 2006 was primarily attributable to increases in deposits totaling $23.1 million.

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


26       ANNUAL REPORT
             2006
     UNITED BANCORP INC.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

                                                           (GRANT THORNTON LOGO)

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
United Bancorp, Inc.
Martins Ferry, Ohio

We have audited the accompanying consolidated statements of financial condition of United Bancorp, Inc. (the "Company") as of December 31, 2006 and 2005, and the related consolidated statements of earnings, comprehensive income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 2006. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of United Bancorp, Inc. as of December 31, 2006 and 2005, and the results of its operations, comprehensive income and cash flows for each of the three years in the period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

As more fully described in Note A-15 and G, the Company changed its methods of accounting for stock-based compensation and defined benefit plans in accordance with Statement of Financial Accounting Standards No. 123(R) and Financial Accounting Standards No. 158.


/s/ Grant Thornton LLP

Cincinnati, Ohio
March 23, 2007

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                        As of December 31, 2006 and 2005
                        (In thousands, except share data)

                                                                    2006       2005
                                                                  --------   --------
ASSETS
Cash and due from financial institutions                          $  6,817   $ 10,009
Interest-bearing deposits in other financial institutions            7,737      3,868
                                                                  --------   --------
      Total cash and cash equivalents                               14,554     13,877
Securities available for sale - at market                          133,808    121,946
Securities held to maturity - estimated fair value of
   $18,220 and $20,483 at December 31, 2006
   and 2005, respectively                                           17,870     20,262
Total loans                                                        231,517    232,011
Allowance for loan losses                                           (2,345)    (2,904)
                                                                  --------   --------
      Loans - net                                                  229,172    229,107
Federal Home Loan Bank stock - at cost                               4,556      4,306
Premises and equipment                                               7,261      7,605
Accrued interest receivable                                          2,578      2,363
Other real estate and repossessions                                    794      1,244
Core deposit and other intangible assets                                --         18
Company and bank-owned life insurance                                8,927      8,570
Other assets                                                         2,133      2,635
                                                                  --------   --------
      Total assets                                                $421,653   $411,933
                                                                  ========   ========
      LIABILITIES AND SHAREHOLDERS' EQUITY
Demand deposits
   Noninterest-bearing                                            $ 23,703   $ 26,614
   Interest-bearing                                                100,449     82,295
Savings deposits                                                    30,972     37,634
Time deposits - under $100,000                                     128,663    121,249
Time deposits - $100,000 and over                                   46,218     39,123
                                                                  --------   --------
      Total deposits                                               330,005    306,915
Federal funds purchased                                                 --     12,545
Advances from the Federal Home Loan Bank                            44,135     47,334
Securities sold under agreements to repurchase                       6,218      7,142
Trade date security purchases                                        2,886         --
Subordinated debentures                                              4,000      4,000
Accrued expenses and other liabilities                               1,829      1,517
                                                                  --------   --------
      Total liabilities                                            389,073    379,453
Commitments                                                             --         --
Shareholders' equity
   Preferred stock - 2,000,000 shares without par value
      authorized; no shares issued                                      --         --
Common stock - $1 par value; 10,000,000 shares authorized;
   5,131,874 and 5,076,622 shares issued at December 31,
   2006 and 2005, respectively                                       5,132      4,615
Additional paid-in capital                                          27,547     26,919
Retained earnings                                                    6,962      7,776
Stock held by deferred compensation plan; 103,135 and 91,326
   shares at December 31, 2006 and 2005, respectively - at cost     (1,019)      (892)
Treasury stock - 84,024 and 30,250 shares at December 31,
   2006 and 2005, respectively - at cost                              (864)      (329)
Less required contributions for shares acquired by Employee
   Stock Ownership Plan (ESOP)                                      (3,266)    (3,417)
Accumulated comprehensive loss                                      (1,912)    (2,192)
                                                                  --------   --------
      Total shareholders' equity                                    32,580     32,480
                                                                  --------   --------
      Total liabilities and shareholders' equity                  $421,653   $411,933
                                                                  ========   ========

         THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS


28       ANNUAL REPORT
             2006
     UNITED BANCORP INC.

                       CONSOLIDATED STATEMENTS OF EARNINGS

              For the years ended December 31, 2006, 2005 and 2004
                        (In thousands, except share data)

                                                                 2006      2005      2004
                                                               -------   -------   -------
Interest and dividend income
Loans, including fees                                          $17,725   $15,480   $13,808
Taxable securities                                               5,737     5,179     5,154
Tax-exempt securities                                            1,372     1,272     1,366
Federal funds sold                                                 170        42         4
Dividends on Federal Home Loan Bank stock and other                275       208       175
                                                               -------   -------   -------
         Total interest and dividend income                     25,279    22,181    20,507
Interest expense
   Deposits
      Demand                                                     2,646     1,121       625
      Savings                                                      121       145       166
      Time                                                       7,069     5,919     5,563
   Borrowings                                                    3,001     1,961     1,185
                                                               -------   -------   -------
         Total interest expense                                 12,837     9,146     7,539
                                                               -------   -------   -------
         Net interest income                                    12,442    13,035    12,968
Provision for loan losses                                        1,384       412       618
                                                               -------   -------   -------
         Net interest income after provision for loan losses    11,058    12,623    12,350
Noninterest income
   Service charges on deposit accounts                           1,497     1,339     1,290
   Gain (loss) on sales or calls of securities designated
      as available for sale                                       (349)      (52)       77
   Gain on sale of loans                                            17        21        42
   Earnings on Company and bank owned life insurance               357       347       331
   Gain on sale of other real estate                                48         2        10
   Other income                                                    727       685       449
                                                               -------   -------   -------
         Total noninterest income                                2,297     2,342     2,199
Noninterest expense
   Salaries and employee benefits                                5,668     5,432     5,223
   Occupancy and equipment                                       1,314     1,320     1,382
   Professional services                                           590       559       479
   Insurance                                                       333       343       319
   Franchise and other taxes                                       425       412       419
   Advertising                                                     363       400       300
   Stationery and office supplies                                  276       273       261
   Amortization of intangible assets                                18        18        18
   Other expenses                                                2,059     2,006     2,051
                                                               -------   -------   -------
         Total noninterest expense                              11,046    10,763    10,452
                                                               -------   -------   -------
Earnings before income taxes                                     2,309     4,202     4,097
Income tax expense                                                 241       909       864
                                                               -------   -------   -------
         Net earnings                                          $ 2,068   $ 3,293   $ 3,233
                                                               =======   =======   =======
         EARNINGS PER COMMON SHARE
            Basic                                              $  0.45   $  0.71   $  0.70
                                                               =======   =======   =======
            Diluted                                            $  0.45   $  0.71   $  0.70
                                                               =======   =======   =======

         THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS


                                                            ANNUAL REPORT     29
                                                                2006
                                                        UNITED BANCORP INC.

                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

              For the years ended December 31, 2006, 2005 and 2004
                                 (In thousands)

                                                                     2006      2005     2004
                                                                   -------   -------   ------
Net earnings                                                       $ 2,068   $ 3,293   $3,233
Other comprehensive income, net of related tax effects:
   Unrealized holding gains (losses) on securities during
      the year, net of (taxes) benefits of $(245), $820
      and $173 in 2006, 2005 and 2004, respectively                    476    (1,591)    (336)
   Adoption of SFAS No. 158, net of tax benefits of $219 in 2006      (426)       --       --
   Reclassification adjustment for realized (gains) losses
      included in earnings, net of (taxes) benefits of $119, $17
      and $(26) in 2006, 2005 and 2004, respectively                   230        34      (51)
                                                                   -------   -------   ------
Comprehensive income                                               $ 2,348   $ 1,736   $2,846
                                                                   =======   =======   ======
Accumulated comprehensive loss                                     $(1,912)  $(2,192)  $ (635)
                                                                   =======   =======   ======

         THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS


30      ANNUAL REPORT
             2006
     UNITED BANCORP INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

              For the years ended December 31, 2006, 2005 and 2004
                                 (In thousands)

                                                                        TREASURY      SHARES               ACCUMULATED
                                                         ADDITIONAL     STOCK AND    ACQUIRED                  OTHER
                                                COMMON     PAID-IN      DEFERRED        BY      RETAINED   COMPREHENSIVE
                                                 STOCK     CAPITAL    COMPENSATION     ESOP     EARNINGS        LOSS        TOTAL
                                                ------   ----------   ------------   --------   --------   -------------   -------
Balance at January 1, 2004                      $3,752     $25,713      $(2,750)      $    --    $ 6,048      $  (249)     $32,514
Net earnings                                        --          --           --            --      3,233           --        3,233
Stock split in the form of a dividend              375          --           --            --       (375)          --           --
Cash paid in lieu of fractional
   shares on stock dividend                         --          --           --            --         (6)          --           (6)
Cash dividends - $0.39 per share                    --          --           --            --     (1,879)          --       (1,879)
Shares purchased for deferred
   compensation plan                                --         118         (118)           --         --           --           --
Purchases of treasury stock -
   shares at cost                                   --          --         (652)           --         --           --         (652)
Unrealized losses on securities designated
   as available for sale, net of tax benefits       --          --           --            --         --         (386)        (386)
                                                ------     -------      -------       -------    -------      -------      -------
Balance at December 31, 2004                     4,127      25,831       (3,520)           --      7,021         (635)      32,824
Net earnings                                        --          --           --            --      3,293           --        3,293
Stock split in the form of a dividend              419          --           --            --       (419)          --           --
Cash paid in lieu of fractional
   shares on stock dividend                         --          --           --            --         (4)          --           (4)
Cash dividends - $0.44 per share                    --          --           --            --     (2,115)          --       (2,115)
Shares purchased for deferred
   compensation plan                                --         147         (147)           --         --           --           --
Shares distributed from deferred
   compensation plan                                --          (7)           7            --         --           --           --
Purchases of treasury stock -
   shares at cost                                   --          --         (614)           --         --           --         (614)
Shares acquired by ESOP                             --         364        3,053        (3,417)        --           --           --
Proceeds from the exercise of stock options         42         254           --            --         --           --          296
Issuance of shares to Dividend Reinvestment
   Plan                                             27         330           --            --         --           --          357
Unrealized losses on securities designated
   as available for sale, net of tax benefits       --          --           --            --         --       (1,557)      (1,557)
                                                ------     -------      -------       -------    -------      -------      -------
Balance at December 31, 2005                     4,615      26,919       (1,221)       (3,417)     7,776       (2,192)      32,480
Net earnings                                        --          --           --            --      2,068           --        2,068
Stock split in the form of a dividend              465          --           --            --       (465)          --           --
Cash paid in lieu of fractional
   shares on stock dividend                         --          (4)          --            --         --           --           (4)
Cash dividends - $0.48 per share                    --          --           --            --     (2,417)          --       (2,417)
Shares purchased for deferred
   compensation plan                                --         168         (168)           --         --           --           --
Shares distributed from deferred
   compensation plan                                --         (41)          41            --         --           --           --
Purchases of treasury stock -
   shares at cost                                   --          --         (535)           --         --           --         (535)
Stock options exercised                              1           5           --            --         --           --            6
Issuance of shares to Dividend Reinvestment
   Plan and Director Plan                           51         500           --            --         --           --          551
Adoption of SFAS No. 158                            --          --           --            --         --         (426)        (426)
ESOP compensation                                   --          --           --           151         --           --          151
Unrealized gains on securities designated
   as available for sale, net of related
   taxes                                            --          --           --            --         --          706          706
                                                ------     -------      -------       -------    -------      -------      -------
Balance at December 31, 2006                    $5,132     $27,547      $(1,883)      $(3,266)   $ 6,962      $(1,912)     $32,580
                                                ======     =======      =======       =======    =======      =======      =======

         THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS


                                                            ANNUAL REPORT     31
                                                                2006
                                                        UNITED BANCORP INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOW

              For the years ended December 31, 2006, 2005 and 2004
                                 (In thousands)

                                                                      2006       2005       2004
                                                                    --------   --------   --------
Cash flows from operating activities:
   Net earnings                                                     $  2,068   $  3,293   $  3,233
   Adjustments to reconcile net earnings to net
   cash provided by operating activities:
      Depreciation and amortization                                      608        621        805
      Provision for loan losses                                        1,384        412        618
      Deferred taxes                                                     454        (49)        33
      Federal Home Loan Bank stock dividends                            (250)      (191)      (161)
      Loss (gains) on sales or calls of securities                       349         52        (77)
      Amortization of securities, net                                    184        383        542
      Gain on sale of loans                                              (17)       (21)       (42)
      Gain on sale of premises and equipment                              --        (10)        --
      Increase in value of bank-owned life insurance                    (357)      (286)      (269)
      Amortization of mortgage servicing rights                           69         81         88
      Amortization of stock benefit plan                                 151         --         --
      Gain on sale of real estate owned and other repossessions          (48)        (2)       (10)
      Net change in accrued interest receivable and other assets      (1,154)       (88)       412
      Net change in accrued expenses and other liabilities               446       (229)    (1,310)
                                                                    --------   --------   --------
         Net cash provided by operating activities                     3,887      3,966      3,862
Cash flows used in investing activities:
   Securities available for sale:
      Sales                                                            7,730     15,899     33,936
      Maturities, prepayments and calls                               16,387     22,780     38,624
      Purchases                                                      (32,589)   (25,643)   (70,636)
   Securities held to maturity:
      Maturities, prepayments and calls                                2,425        710      1,941
      Purchases                                                           --     (5,991)    (1,267)
   Net change in loans                                                (2,197)   (17,644)   (17,262)
   Proceeds from sale of real estate owned                             1,262        289        344
   Purchase of bank-owned life insurance                                  --       (382)       (63)
   Purchases of premises and equipment                                  (248)      (484)      (391)
   Proceeds from sale of premises and equipment                           --         44         --
                                                                    --------   --------   --------
         Net cash used in investing activities                        (7,230)   (10,422)   (14,774)
Cash flows provided by financing activities:
   Net change in deposits                                             23,091      6,285     (3,896)
   Net change in FHLB advances and other borrowings                  (16,668)     4,549     16,539
   Issuance of subordinated debentures                                    --      4,000         --
   Cash dividends paid                                                (2,417)    (2,115)    (1,879)
   Cash paid in lieu of fractional shares in stock dividend               (4)        (4)        (6)
   Proceeds from issuance of shares to Dividend Reinvestment Plan        547        357         --
   Proceeds from exercise of stock options                                 1        146         --
   Treasury stock purchases                                             (535)      (614)      (652)
   Treasury shares acquired by ESOP                                               3,417         --
   Tax benefit on options exercised                                        5        150         --
   Funding of note receivable from ESOP                                   --     (3,417)        --
                                                                    --------   --------   --------
         Net cash provided by financing activities                     4,020     12,754     10,106
                                                                    --------   --------   --------
Net increase (decrease) in cash and cash equivalents                     677      6,296       (806)
Cash and cash equivalents at beginning of year                        13,877      7,581      8,387
                                                                    --------   --------   --------
Cash and cash equivalents at end of year                            $ 14,554   $ 13,877   $  7,581
                                                                    ========   ========   ========

         THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS


32       ANNUAL REPORT
             2006
     UNITED BANCORP INC.

                 CONSOLIDATED STATEMENTS OF CASH FLOW Continued

              For the years ended December 31, 2006, 2005 and 2004
                                 (In thousands)

                                                              2006      2005     2004
                                                            -------   -------   ------
Supplemental disclosure of cash flow information:
   Interest paid on deposits and borrowings                 $12,825   $ 9,105   $7,528
                                                            =======   =======   ======
   Federal income taxes paid                                $   395   $   942   $  735
                                                            =======   =======   ======
Supplemental disclosure of noncash investing activities:
   Noncash transfer from loans to other real estate
      and repossessions                                     $   765   $   517   $  407
                                                            =======   =======   ======
   Unrealized gains (losses) on securities designated as
      available for sale, net of related tax effects        $   706   $(1,557)  $ (386)
                                                            =======   =======   ======
   Recognition of mortgage servicing rights in accordance
      with SFAS No. 140                                     $   106   $   340   $  200
                                                            =======   =======   ======

         THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS


                                                            ANNUAL REPORT     33
                                                                2006
                                                        UNITED BANCORP INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

                        December 31, 2006, 2005 and 2004

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

     2. Nature of Operations/Segments

     The Company's revenues, operating income, and assets are almost exclusively derived from banking. Accordingly, all of the Company's banking operations are considered by management to be aggregated in one reportable operating segment. Customers are mainly located in Athens, Belmont, Carroll, Fairfield, Harrison, Hocking, and Tuscarawas Counties and the surrounding localities in northeastern, eastern and southeastern Ohio, and include a wide range of individuals, business and other organizations. Citizens has historically conducted its business through its main office in Martins Ferry, Ohio and nine branches in Bridgeport, Colerain, Dellroy, Dover, Jewett, New Philadelphia, St. Clairsville, Sherrodsville, and Strasburg Ohio. Community has historically conducted its business through its seven offices in Amesville, Glouster, Lancaster, and Nelsonville, Ohio. Effective November 15, 2006, the Company's Board of Directors voted to consolidate Community's charter with Citizens, maintaining Community's name and operations as a division of Citizens. This reorganization will be complete in 2007. The Company's primary deposit products are checking, savings, and term certificate accounts, and its primary lending products are residential mortgage, commercial, and installment loans. Substantially all loans are secured by specific items of collateral including business assets, consumer assets and real estate. Commercial loans are expected to be repaid from cash flow from operations of businesses. Real estate loans are secured by both residential and commercial real estate. Net interest income is affected by the relative amount of interest-earning assets and interest-bearing liabilities and the interest received or paid on these balances. The level of interest rates paid or received by the Company can be significantly influenced by a number of environmental factors, such as governmental monetary policy, that are outside of management's control.

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


34      ANNUAL REPORT
            2006
    UNITED BANCORP INC.

                        December 31, 2006, 2005 and 2004

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

     At December 31, 2006, the Company had $2.9 million in securities that have been purchased but had not been cleared by the selling broker.

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

     7. Investment in Federal Home Loan Bank Stock

     The Corporation is required as a condition of membership in the Federal Home Loan Bank of Cincinnati (FHLB) to maintain an investment in FHLB common stock. The stock is redeemable at par and, therefore, its cost is equivalent to its redemption value. The Corporation's ability to redeem FHLB shares is dependent on the redemption practices of the FHLB of Cincinnati. At December 31, 2006, the FHLB of Cincinnati placed no restrictions on redemption of shares in excess of a member's required investment in the stock.


                                                             ANNUAL REPORT    35
                                                                 2006
                                                         UNITED BANCORP INC.

                        December 31, 2006, 2005 and 2004

     8. Loan Servicing Rights

     Loan servicing rights are recognized as assets for the allocated value of retained servicing rights on loans sold. Servicing rights are expensed in proportion to, and over the period of, estimated net servicing revenues. Impairment is evaluated based on the fair value of the rights, using groupings of underlying loans with similar characteristics. Any impairment of a grouping is reported as a valuation allowance. At December 31, 2006 and 2005, the carrying value of the Company's mortgage servicing rights, which approximate fair value, totaled approximately $403,000 and $367,000, respectively.

     9. Allowance for Loan Losses

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

     The Company's impaired loan information is as follows as of and for the fiscal years ended December 31:

                                             2006    2005
                                            ------   ----
                                            (In thousands)
Impaired loans with related allowance for
   unconfirmed losses                       $1,012   $ --
Impaired loans without allowance for
   unconfirmed losses                        2,110    875
                                            ------   ----
Total impaired loans                        $3,122   $875
                                            ======   ====


36      ANNUAL REPORT
            2006
    UNITED BANCORP INC.

                        December 31, 2006, 2005 and 2004

     9. Allowance for Loan Losses (continued)

                                                                      2006
                                                                 --------------
                                                                 (In thousands)
Allowance with respect to unconfirmed losses on impaired loans
   Beginning balance                                                $    --
   Provision                                                          1,824
   Charge-off of impaired loans                                      (1,519)
                                                                    -------
   Ending balance                                                   $   305
                                                                    =======
Average balance of impaired loans                                   $ 2,311
                                                                    =======
Interest income recognized on impaired loans                        $   309
                                                                    =======

     10. Premises and Equipment:

     Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation and include expenditures which extend the useful lives of existing assets. Maintenance, repairs and minor improvements are expensed as incurred. Buildings and related components are depreciated using the straight-line method with useful lives ranging from 5 to 39 years. Furniture, fixtures and equipment are depreciated using the straight-line method with useful lives ranging from 3 to 5 years. An accelerated depreciation method is used for tax purposes. Premises and equipment are reviewed for impairment when events indicate the carrying amount may not be recoverable. As of December 31, 2006, there were no circumstances that indicated impairment of premises and equipment.

     11. Other Real Estate and Repossessions

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

     12. Company-Owned and Bank-Owned Life Insurance

     The Company and the Banks have purchased life insurance policies on certain key executives. Company and bank-owned life insurance is recorded at its cash surrender value, or the amount that can be realized.

     13. Intangible Assets

     Intangible assets consisted of core deposits arising from branch acquisitions. Such assets were recorded at fair value and are fully amortized as of December 31, 2006. Amortization expense related to intangible assets totaled $18,000 for each of the years ended December 31, 2006, 2005 and 2004.


                                                             ANNUAL REPORT    37
                                                                 2006
                                                         UNITED BANCORP INC.

                        December 31, 2006, 2005 and 2004

     14. Earnings Per Share

     Basic earnings per common share is computed based upon the weighted-average number of common shares outstanding during the year, less shares in the ESOP which are unallocated and not committed to be released. At December 31, 2006, the ESOP held 324,769 unallocated shares which were not included in weighted-average common shares outstanding. At December 31, 2005, the ESOP held 339,660 unallocated shares which were not included in weighted-average common shares outstanding. Diluted earnings per common share include the dilutive effect of additional potential common shares issuable under the Company's stock option plans. The computation is as follows:

                                                         YEAR ENDED DECEMBER 31,
                                                  ------------------------------------
                                                     2006         2005         2004
                                                  ----------   ----------   ----------
                                                         (Dollars in thousands)
BASIC
   Net earnings                                   $    2,068   $    3,293   $    3,233
                                                  ==========   ==========   ==========
   Weighted average common shares outstanding      4,551,256    4,608,809    4,620,205
                                                  ==========   ==========   ==========
   Basic earnings per common share                $     0.45   $     0.71   $     0.70
                                                  ==========   ==========   ==========
DILUTED
   Net earnings                                   $    2,068   $    3,293   $    3,233
                                                  ==========   ==========   ==========
   Weighted average common shares outstanding
      for basic earnings per common share          4,551,256    4,608,809    4,620,205
   Add: Dilutive effects of assumed exercise of
      stock options                                      798        2,911        7,530
                                                  ----------   ----------   ----------
   Average shares and dilutive potential
      common shares                                4,552,054    4,611,720    4,627,735
                                                  ==========   ==========   ==========
Diluted earnings per common share                 $     0.45   $     0.71   $     0.70
                                                  ==========   ==========   ==========

     Options to purchase 43,000 shares of common stock with a weighted-average price of $11.23 were outstanding at December 31, 2006. Options to purchase 24,245 shares of common stock with a weighted-average exercise price of $12.19 were outstanding at December 31, 2005. Options to purchase 12,146 shares of common stock with a weighted-average exercise price of $13.14 were outstanding at December 31, 2004. These options were excluded from the computation of common share equivalents for those respective years because the exercise prices were greater than the average market prices of common shares. Weighted average common shares outstanding have been restated to give effect to share distributions in the form of a dividend in each of the three years ended December 31, 2006, 2005 and 2004.

     15. Stock Option and Benefit Plans

     The Company maintains a nonqualified stock option plan for directors and officers. The exercise price for options granted under this plan is no less than 100% of the fair market value of the shares on the date of grant adjusted for stock dividends and stock splits.


38      ANNUAL REPORT
            2006
    UNITED BANCORP INC.

                        December 31, 2006, 2005 and 2004

     15. Stock Option and Benefit Plans (continued)

     In December 2004, the Financial Accounting Standards Board ("FASB") issued SFAS No. 123(R), "Share-Based Payment," which revised SFAS No. 123, "Accounting for Stock-Based Compensation," and superseded Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." SFAS No. 123(R) requires that cost related to the fair value of all equity-based awards to employees, including grants of employee stock options, be recognized in the financial statements.

     The Company adopted the provisions of SFAS No. 123(R) effective January 1, 2006, using the modified prospective transition method, as permitted, and therefore has not restated its financial statements for prior periods. Under this method, the Company has applied the provisions of SFAS No. 123(R) to new equity-based awards and to equity-based awards modified, repurchased, or cancelled after January 1, 2006. In addition, the Company has recognized compensation cost for the portion of equity-based awards for which the requisite service period has not been rendered ("unvested equity-based awards") that were outstanding as of January 1, 2006. The compensation cost recorded for unvested equity-based awards will be based on their grant-date fair value. For the year ended December 31, 2006, the Company recorded $14,000 in compensation cost ($9,000 after-tax) for equity-based awards that vested during the year ended December 31, 2006. The Company has $130,000 of total unrecognized compensation cost related to non-vested equity-based awards granted under its stock incentive plan as of December 31, 2006, which is expected to be recognized over a weighted-average period of 5.3 years.

     Prior to the adoption of SFAS No. 123(R), the Company presented tax benefits resulting from the exercise of stock options as operating cash flows in the Consolidated Statement of Cash Flows. SFAS No. 123(R) requires that cash flows from the exercise of stock options resulting from tax benefits in excess of recognized cumulative compensation cost ("excess tax benefits") be classified as financing cash flows. The Company had $5,000 and $150,000 of tax benefits classified as financing cash flows for the years ended December 31, 2006 and 2005, respectively.

     The Company accounted for its equity-based compensation awards prior to the adoption of SFAS No. 123(R) by applying APB Opinion No. 25 and related Interpretations, as permitted by SFAS No. 123. Accordingly, the Company did not recognize any compensation cost in its financial statements. Had compensation cost been recognized in accordance with the fair value recognition provisions of SFAS No. 123, the Company's net earnings and earnings per share would have been reduced to the pro forma amounts indicated below for the twelve months ended December 31:

                                                             2005     2004
                                                            ------   ------
                                                              (Dollars in
                                                               thousands)
NET EARNINGS                                  As reported   $3,293   $3,233
                     Stock-based compensation, net of tax       (6)     (32)
                                                            ------   ------
                                                Pro-forma   $3,287   $3,201
                                                            ======   ======
EARNINGS PER SHARE
   BASIC                                      As reported   $  .71   $  .70
                     Stock-based compensation, net of tax     (.01)    (.01)
                                                            ------   ------
                                                Pro-forma   $  .70   $  .69
                                                            ======   ======
   DILUTED                                    As reported   $  .71   $  .70
                     Stock-based compensation, net of tax     (.01)    (.01)
                                                            ------   ------
                                                Pro-forma   $  .70   $  .69
                                                            ======   ======


                                                             ANNUAL REPORT    39
                                                                 2006
                                                         UNITED BANCORP INC.

                        December 31, 2006, 2005 and 2004
                             (Dollars in thousands)

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

     15. Stock Options and Benefit Plans (continued)

     There were no options granted during the year ended December 31, 2006 and 2004. The fair value of each option granted in 2005 was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions.

     All share and per share prices have been restated to reflect stock dividends distributed or declared prior to issuance of the financial statements. The fair value of each option granted in 2005 was estimated using the Black-Scholes options pricing model with the following assumptions; risk-free interest rate of 4.54%, dividend yield of 4.21% and expected volatility of 30.53%. No stock options were granted in 2006 and 2004. Any option not exercised within the designated time frame is forfeited. All options become immediately exercisable upon retirement, death, 9 1/2 years after issuance, or in the event of a change in control of the Company.

     A summary of the status of the Company's stock option plan as of December 31, 2006, 2005 and 2004 and changes for the years then ended is presented below:

                                             2006                  2005                  2004
                                     -------------------   -------------------   -------------------
                                               WEIGHTED-             WEIGHTED-             WEIGHTED-
                                                AVERAGE               AVERAGE               AVERAGE
                                                EXERCISE              EXERCISE              EXERCISE
                                      SHARES     PRICE      SHARES     PRICE      SHARES     PRICE
                                     -------   ---------   -------   ---------   -------   ---------
Outstanding at beginning of year     104,069     $10.46    123,475     $ 7.70    123,475     $ 7.70
Granted                                   --         --     70,589      10.30         --         --
Exercised                             (2,650)      6.87    (85,149)      6.55         --         --
Forfeited                            (31,930)     10.20     (4,846)      6.55         --         --
                                     -------     ------    -------     ------    -------     ------
Outstanding at end of year            69,489     $10.73    104,069     $10.46    123,475     $ 7.70
                                     =======     ======    =======     ======    =======     ======
Options exercisable at year-end        9,737     $11.73      6,969     $ 9.74     96,938     $ 6.78
                                     =======     ======    =======     ======    =======     ======
Weighted-average fair value of
   options granted during the year                  N/A                $ 2.82                   N/A
                                                 ======                ======                ======

     The following table summarizes information about stock options outstanding at December 31, 2006:

             OPTIONS                    OPTIONS      REMAINING
EXERCISE   OUTSTANDING     DATE OF    EXERCISABLE   CONTRACTUAL
  PRICE    AT 12/31/06   EXPIRATION   AT 12/31/06      LIFE
--------   -----------   ----------   -----------   -----------
 $ 9.63       26,489      05/15/15          --       8.3 years
  10.15       18,755      01/16/15          --       8.1 years
  11.65        9,343       3/01/07       9,343        .2 years
  12.15       12,100       8/23/14          --       7.7 years
  13.65        2,802      07/07/07         394        .6 years


40      ANNUAL REPORT
            2006
    UNITED BANCORP INC.

                        December 31, 2006, 2005 and 2004

     15. Stock Options and Benefit Plans (continued)

     The Company initiated an Employee Stock Ownership Plan ("ESOP") in November 2005 that provided for the purchase of 354,550 adjusted treasury shares from the Company. The Company's loan to the ESOP will be repaid from contributions by the Banks over a 15 year period. The Company accounts for the ESOP in accordance with Statement of Position ("SOP") 93-6, "Employers Accounting for Employee Stock Ownership Plans." SOP 93-6 requires that compensation expense recorded by employers equal the fair value of ESOP shares allocated to participants during a given year. Allocation of shares to the ESOP participants are contingent upon the repayment of a loan to United Bancorp, Inc. totaling $3.3 million at December 31, 2006. The Company recorded expense for the ESOP plan of approximately $150,000 for the year ended December 31, 2006, resulting in the allocation of 14,891 shares.

     The Company has a defined benefit pension plan which covers all employees 21 or over who have completed 1,000 hours of service during an anniversary year, measured from date of hire. The plan calls for benefits to be paid to eligible employees at retirement, based primarily upon years of service and compensation rates near retirement. Contributions to the plan reflect benefits attributed to employees' services to date, as well as services expected to be earned in the future. Plan assets consist of primarily common stock and debt instruments. Pension expense is the net of service and interest cost, return on plan assets, and amortization of gains and losses not immediately recognized.

     The Company also offers a 401(k) plan, which covers all employees who have attained the age of 21 and have completed one year of service. Eligible employees may contribute up to $15,000 in 2006 and employees who have attained the age of 50 years or older may contribute an additional $5,000 in 2006. The Company may make a discretionary matching contribution equal to a percentage of each participant's elective deferral not to exceed 6% of the participant's annual compensation. Employee contributions are always vested. Employer contributions become 100% vested after 3 years of service.

     16. Income Taxes

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


                                                             ANNUAL REPORT    41
                                                                 2006
                                                         UNITED BANCORP INC.

                        December 31, 2006, 2005 and 2004
                             (Dollars in thousands)

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

     17. Fair Value of Financial Instruments

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

                                             2006                   2005
                                      -------------------   -------------------
                                      CARRYING     FAIR     CARRYING     FAIR
                                       AMOUNT      VALUE     AMOUNT      VALUE
                                      --------   --------   --------   --------
Financial assets:
   Cash and cash equivalents          $ 14,554   $ 14,554   $ 13,877   $ 13,877
   Securities available for sale       133,808    133,808    121,946    121,946
   Securities held to maturity          17,870     18,220     20,262     20,483
   FHLB stock                            4,556      4,556      4,306      4,306
   Loans receivable, net               229,172    228,042    229,107    227,480
   Accrued interest receivable           2,578      2,578      2,363      2,363

Financial liabilities:
   Demand and savings deposits        $155,124   $155,124   $146,543   $146,543
   Time deposits                       174,881    154,417    160,372    162,848
   Federal funds purchased                  --         --     12,545     12,545
   Advances from the Federal
      Home Loan Bank                    44,135     43,786     47,334     47,334
   Securities sold under agreements
      to repurchase                      6,218      6,218      7,142      7,142
   Subordinated debentures               4,000      4,182      4,000      4,000
   Accrued interest payable                745        745        641        641

     18. Advertising

     Advertising costs are expensed as incurred.

     19. Shareholders' Equity

     The Company has authorized 10,000,000 shares of $1.00 value common stock and 2,000,000 shares of preferred stock. Treasury stock is carried at cost. A 10% stock split in the form of a dividend was distributed during 2006, 2005 and 2004 to all shareholders of record. All per share data has been retroactively adjusted for these stock splits.


42      ANNUAL REPORT
            2006
    UNITED BANCORP INC.

                        December 31, 2006, 2005 and 2004

     20. Dividend Restrictions

     Banking regulations require maintaining certain capital levels and may limit the dividends paid by the Banks to the Company or by the Company to shareholders. At December 31, 2006, the Banks have the ability to dividend $43,000 to the Company. In addition to such amount, the Banks may dividend 50% of future earnings.

     21. Loss Contingencies

     Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there are any loss contingencies, the resolution of which will have an adverse effect on the financial statements.

     22. Restrictions on Cash

     Cash on hand or on deposit with the Federal Reserve Bank totaling $2.3 million and $3.0 million was required to meet the regulatory reserve and clearing requirements at December 31, 2006 and 2005. These balances do not earn interest.

     23. Reclassifications

     Certain prior year amounts have been reclassified to conform to the December 31, 2006 presentation.

     24. Recent Accounting Pronouncements

     In February 2006, the FASB issued SFAS No. 155, "Accounting for Certain Hybrid Instruments - an amendment of FASB Statements No. 133 and 140," to simplify and make more consistent the accounting for certain financial instruments. Specifically, SFAS No. 155 amends SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," to permit fair value remeasurement for any hybrid financial instrument with an embedded derivative that otherwise would require bifurcation, provided that the whole instrument is accounted for on a fair value basis. SFAS No. 155 amends SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities," to allow a qualifying special purpose entity to hold a derivative instrument that pertains to a beneficial interest other than another derivative financial instrument.

     SFAS No. 155 is effective for all financial instruments acquired or issued after the beginning of an entity's first fiscal year that begins after September 15, 2006, or January 1, 2007 as to the Corporation, with earlier application allowed. The Corporation is currently evaluating SFAS No. 155, but does not expect it to have a material effect on the Corporation's financial position or results of operations.

     In March 2006, the FASB issued SFAS No. 156, "Accounting for Servicing of Financial Assets - an amendment of SFAS No. 140," to simplify the accounting for separately recognized servicing assets and servicing liabilities. Specifically, SFAS No. 156 amends SFAS No. 140 to require an entity to take the following steps:


                                                             ANNUAL REPORT    43
                                                                 2006
                                                         UNITED BANCORP INC.

                        December 31, 2006, 2005 and 2004

     24. Recent Accounting Pronouncements (continued)

     - Separately recognize financial assets as servicing assets or servicing liabilities, each time it undertakes an obligation to service a financial asset by entering into certain kinds of servicing contracts;

     - Initially measure all separately recognized servicing assets and liabilities at fair value, if practicable, and;

     - Separately present servicing assets and liabilities subsequently measured at fair value in the statement of financial position and additional disclosure for all separately recognized servicing assets and servicing liabilities.

     Additionally, SFAS No. 156 permits, but does not require, an entity to choose either the amortization method or the fair value measurement method for measuring each class of separately recognized servicing assets and servicing liabilities. SFAS No. 156 also permits a servicer that uses derivative financial instruments to offset risks on servicing to use fair value measurement when reporting both the derivative financial instrument and related servicing asset or liability.

     SFAS No. 156 applies to all separately recognized servicing assets and liabilities acquired or issued after the beginning of an entity's fiscal year that begins after September 15, 2006, or January 1, 2007 as to the Corporation, with earlier application permitted. The Corporation is currently evaluating SFAS No. 156, but does not expect it to have a material effect on the Corporation's financial position or results of operations.

     In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements." This Statement defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. This Statement emphasizes that fair value is a market-based measurement and should be determined based on assumptions that a market participant would use when pricing an asset or liability. This Statement clarifies that market participant assumptions should include assumptions about risk as well as the effect of a restriction on the sale or use of an asset. Additionally, this Statement establishes a fair value hierarchy that provides the highest priority to quoted prices in active markets and the lowest priority to unobservable data. This Statement is effective for fiscal years beginning after November 15, 2007, or January 1, 2008 as to the Company, and interim periods within those fiscal years. The adoption of this Statement is not expected to have a material adverse effect on the Company's financial position or results of operations.

     In September 2006, the SEC staff issued Staff Accounting Bulletin ("SAB") No. 108, "Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements." SAB 108 was issued to provide consistency between how registrants quantify financial statement misstatements.

     Historically, there have been two widely-used methods for quantifying the effects of financial statement misstatements. These methods are referred to as the "roll-over" and "iron curtain" method. The roll-over method quantifies the amount by which the current year income statement is misstated. Exclusive reliance on an income statement approach can result in the accumulation of errors on the balance sheet that may not have been material to any individual income statement, but which may misstate one or more balance sheet accounts. The iron curtain method quantifies


44      ANNUAL REPORT
            2006
    UNITED BANCORP INC.

                        December 31, 2006, 2005 and 2004

     24. Recent Accounting Pronouncements (continued)

     the error as the cumulative amount by which the current year balance sheet is misstated. Exclusive reliance on a balance sheet approach can result in disregarding the effects of errors in the current year income statement that results from the correction of an error existing in previously issued financial statements. We currently use the roll-over method for quantifying identified financial statement misstatements.

     SAB 108 established an approach that requires quantification of financial statement misstatements based on the effects of the misstatement on each of the company's financial statements and the related financial statement disclosures. This approach is commonly referred to as the "dual approach" because it requires quantification of errors under both the roll-over and iron curtain methods.

     SAB 108 allows registrants to initially apply the dual approach either by
     (1) retroactively adjusting prior financial statements as if the dual approach had always been used, or by (2) recording the cumulative effect of initially applying the dual approach as adjustments to the carrying values of assets and liabilities as of January 1, 2006, with an offsetting adjustment recorded to the opening balance of retained earnings. Use of this "cumulative effect" transition method requires detailed disclosure of the nature and amount of each individual error being corrected through the cumulative adjustment and how and when it arose.

     SAB 108 had no effect on the Company's financial position or results of operations.

     In July 2006, the FASB issued FASB Interpretation No. 48 ("FIN 48"), "Accounting for Uncertainty in Income Taxes." The interpretation clarifies the accounting for uncertainty in income taxes recognized in a company's financial statements in accordance with SFAS No. 109, "Accounting for Income Taxes." Specifically, FIN 48 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of a tax provision taken or expected to be taken on a tax return. FIN 48 also provides guidance on the related derecognition, classification, interest and penalties, accounting for interim periods, disclosure, and transition of uncertain tax positions. FIN 48 is effective for fiscal years beginning after December 15, 2006, or January 1, 2007 as to the Company. The Company adopted the requirements of FIN 48 on January 1, 2007, without effect on the consolidated financial statements.

     In September 2006, the FASB ratified the Emerging Issues Task Force's
     (EITF) Issue 06-4, "Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements," which requires companies to recognize a liability and related compensation costs for endorsement split-dollar life insurance policies that provide a benefit to an employee extending to postretirement periods. The liability should be recognized based on the substantive agreement with the employee. This Issue is effective beginning January 1, 2008. The Issue can be applied as either a change in accounting principle through a cumulative-effect adjustment to retained earnings as of the beginning of the year of adoption, or a change in accounting principle through retrospective application to all periods. The Company is in the process of evaluating the impact the adoption of Issue 06-4 will have on the financial statements.


                                                             ANNUAL REPORT    45
                                                                 2006
                                                         UNITED BANCORP INC.

                        December 31, 2006, 2005 and 2004

NOTE B - SECURITIES

     The amortized cost, gross unrealized gains, gross unrealized losses and estimated fair values of securities available for sale at December 31 are summarized as follows:

                                                     GROSS        GROSS     ESTIMATED
                                      AMORTIZED   UNREALIZED   UNREALIZED      FAIR
2006                                     COST        GAINS        LOSSES      VALUE
----                                  ---------   ----------   ----------   ---------
                                                       (In thousands)
U.S. Government agency obligations     $ 81,352      $ 15       $(1,503)     $ 79,864
State and municipal obligations          24,911       133           (91)       24,953
Mortgage-backed securities               29,009        --          (788)       28,221
Collateralized mortgage obligations         783        --           (18)          765
                                       --------      ----       -------      --------
Total debt securities                   136,055       148        (2,400)      133,803
Equity securities                             4         1            --             5
                                       --------      ----       -------      --------
                                       $136,059      $149       $(2,400)     $133,808
                                       ========      ====       =======      ========

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
                                      ========        ===       =======      ========

     The amortized cost, gross unrealized gains, gross unrealized losses and estimated fair value of securities held to maturity at December 31 are summarized as follows:

                                                     GROSS        GROSS     ESTIMATED
                                      AMORTIZED   UNREALIZED   UNREALIZED     FAIR
2006                                     COST        GAINS       LOSSES       VALUE
----                                  ---------   ----------   ----------   ---------
                                                       (In thousands)
State and municipal obligations        $17,870       $373        $ (23)      $18,220
                                       =======       ====        =====       =======
2005
State and municipal obligations        $20,262       $343        $(122)      $20,483
                                       =======       ====        =====       =======


46      ANNUAL REPORT
            2006
    UNITED BANCORP INC.

                        December 31, 2006, 2005 and 2004

     The amortized cost and fair value of debt securities by contractual maturity were as follows at December 31, 2006. Securities not due at a single maturity date, consisting of collateralized mortgage obligations and mortgage-backed securities, are shown separately.

                                       AVAILABLE FOR SALE      HELD TO MATURITY
                                      --------------------   -------------------
                                      AMORTIZED     FAIR     AMORTIZED     FAIR
                                         COST       VALUE       COST      VALUE
                                      ---------   --------   ---------   -------
                                                    (In thousands)
Due in one year or less                $  2,390   $  2,372    $   475    $   479
Due from one to five years                6,303      6,208      2,643      2,735
Due from five to ten years               24,742     24,340      4,961      5,067
Due after ten years                      72,828     71,896      9,791      9,939
Mortgage-backed securities               29,009     28,221         --         --
Collateralized mortgage obligations         783        766         --         --
                                       --------   --------    -------    -------
                                       $136,055   $133,803    $17,870    $18,220
                                       ========   ========    =======    =======

     Sales of available for sale securities were as follows:

                 YEAR ENDED DECEMBER 31,
               --------------------------
                2006      2005      2004
               ------   -------   -------
                     (In thousands)
Proceeds       $7,729   $15,899   $33,936
Gross gains         1        44       199
Gross losses      350        96       122

     The table below indicates the length of time individual securities have been in a continuous unrealized loss position at December 31, 2006 and 2005:

                                                        DECEMBER 31, 2006
                             -----------------------------------------------------------------------
                               LESS THAN 12 MONTHS     12 MONTHS OR LONGER             TOTAL
                             ----------------------   ---------------------   ----------------------
                             ESTIMATED                ESTIMATED               ESTIMATED
DESCRIPTION OF                  FAIR     UNREALIZED     FAIR     UNREALIZED      FAIR     UNREALIZED
  SECURITIES                   VALUE       LOSSES       VALUE      LOSSES       VALUE       LOSSES
--------------               ---------   ----------   --------   ----------   ---------   ----------
                                                         (In thousands)
U.S. Government agency
   obligations                $ 9,467       $(32)     $ 67,384    $(1,471)     $ 76,851    $(1,503)
State and municipal
   obligations                  4,158         (1)        5,949       (113)       10,107       (114)
Mortgage-backed
   securities                      --         --        28,221       (788)       28,221       (788)
Collateralized mortgage
   obligations                     --         --           765        (18)          765        (18)
                              -------       ----      --------    -------      --------    -------
Total temporarily impaired
   securities                 $13,625       $(33)     $102,319    $(2,390)     $115,944    $(2,423)
                              =======       ====      ========    =======      ========    =======


                                                             ANNUAL REPORT    47
                                                                 2006
                                                         UNITED BANCORP INC.

                        December 31, 2006, 2005 and 2004

                                                         DECEMBER 31, 2005
                               LESS THAN 12 MONTHS      12 MONTHS OR LONGER             TOTAL
                             ----------------------   ----------------------   ----------------------
                             ESTIMATED                ESTIMATED                ESTIMATED
DESCRIPTION OF                  FAIR     UNREALIZED      FAIR     UNREALIZED      FAIR     UNREALIZED
  SECURITIES                   VALUE       LOSSES       VALUE       LOSSES       VALUE       LOSSES
--------------               ---------   ----------   ---------   ----------   ---------   ----------
                                                          (In thousands)
U.S. Government agency
   obligations                $45,581     $  (885)     $25,903     $(1,068)     $ 71,484    $(1,953)
State and municipal
   obligations                  7,996        (151)         734        (193)        8,730       (344)
Mortgage-backed
   securities                  12,672        (338)      22,768        (821)       35,440     (1,159)
Collateralized mortgage
   obligations                    485         (15)       1,745         (56)        2,230        (71)
Total temporarily impaired
   securities                 $66,734     $(1,389)     $51,150     $(2,138)     $117,884    $(3,527)

     Management has the intent and ability to hold these securities for the foreseeable future, and the declines in the fair value are largely due to an increase in market interest rates. The fair value is expected to recover as the securities approach their respective maturity dates. Management's ability to hold the securities is supported by cash flows from operations, staggered maturities within the loan portfolio and additional borrowing capacity as noted in Footnote F - Borrowings.

     Securities with an amortized cost of $78.4 million at December 31, 2006 and $97.2 million at December 31, 2005 were pledged to secure public deposits, repurchase agreements and other liabilities as required or permitted by law.

     At December 31, 2006 and 2005, there were no holdings of securities of any one issuer, other than the U. S. Government and its agencies, in an amount greater than 10% of shareholders' equity.

NOTE C - LOANS

     The composition of total loans at December 31 is as follows:

                                  2006       2005
                                --------   --------
                                   (In thousands)
Commercial loans                $ 40,512   $ 32,675
Commercial real estate loans      92,895     97,706
Residential real estate loans     56,167     57,746
Installment loans                 41,943     43,884
                                --------   --------
   Total loans                  $231,517   $232,011
                                ========   ========

     The Company has sold whole loans and participating interests in loans in the secondary market, retaining servicing on the loans sold. Loans sold and serviced for others totaled approximately $33.9 million and $30.4 million at December 31, 2006 and 2005, respectively.


48       ANNUAL REPORT
             2006
     UNITED BANCORP INC.

                        December 31, 2006, 2005 and 2004

     In the normal course of business, the Company has made loans to directors and officers, their immediate families, affiliated corporations and other entities in which they own more than a 10% voting interest. In the opinion of management, such loans are consistent with sound banking practices and were originated within applicable regulatory lending limitations. Such loans are summarized below:

                                        (In thousands)
                                        --------------
Aggregate balance - December 31, 2005       $5,358
New loans                                      966
Repayments                                     262
                                            ------
Aggregate balance - December 31, 2006       $6,062
                                            ======

     The activity in the allowance for loan losses was as follows:

                                       YEAR ENDED DECEMBER 31,
                                     -------------------------
                                       2006     2005     2004
                                     -------   ------   ------
                                           (In thousands)
Balance January 1,                   $ 2,904   $2,995   $2,843
Provision for loan losses              1,384      412      618
Loans charged-off                     (2,147)    (762)    (719)
Recoveries of previous charge-offs       204      259      253
                                     -------   ------   ------
Balance December 31,                 $ 2,345   $2,904   $2,995
                                     =======   ======   ======

     Nonperforming loans were as follows at December 31:

                                                2006     2005
                                               ------   ------
                                                (In thousands)
Loans past due over 90 days still on accrual   $   55   $  417
Nonaccrual loans                               $3,396   $1,144

NOTE D - PREMISES AND EQUIPMENT

     Premises and equipment is comprised of the following at December 31:

                                                   2006      2005
                                                 --------   -------
                                                   (In thousands)
Buildings and land                               $ 10,224   $10,174
Furniture and equipment                             6,966     6,826
Leasehold improvements                                264       264
Computer software                                   1,250     1,231
                                                 --------   -------
                                                   18,704    18,495
Less accumulated depreciation and amortization    (11,443)  (10,890)
                                                 --------   -------
Premises and equipment, net                      $  7,261   $ 7,605
                                                 ========   =======


                                                           ANNUAL REPORT      49
                                                                2006
                                                        UNITED BANCORP INC.

                        December 31, 2006, 2005 and 2004

     Depreciation expense totaled $534,000, $605,000 and $770,000 for the years ended December 31, 2006, 2005 and 2004, respectively. Citizens leases an in-store retail branch from a corporation in which a director of the Company holds an interest. The current five year lease provides for renewal options through 2012, and payments totaling $26,000 for each of the five subsequent years. Rental expense was $55,000, $57,000 and $36,000 for each of the years ended December 31, 2006, 2005 and 2004, respectively.

     During fiscal 2006, management determined that certain furniture and fixtures were determined to be impaired. An impairment charge to earnings totaling $60,000 was recognized in occupancy expense.

NOTE E - DEPOSITS

     The scheduled maturities of time deposits as of December 31, 2006 were as follows:

               UNDER      OVER
             $100,000   $100,000    TOTALS
             --------   --------   --------
                     (In thousands)
2007         $ 88,317    $36,716   $125,033
2008           29,316      7,248     36,564
2009            7,792      1,815      9,607
2010            1,937        439      2,376
2011            1,120         --      1,120
Thereafter        181         --        181
             --------    -------   --------
             $128,663    $46,218   $174,881
             ========    =======   ========

     In the normal course of business, the Banks had received deposits totaling $1.1 million, as of December 31, 2006, from officers and directors of the Company.

NOTE F - BORROWINGS

     At December 31, 2005, the Company had daily repricing federal funds borrowings totaling $12.5 million. The weighted-average interest rate for such borrowing was 4.50% at December 31, 2005.


50       ANNUAL REPORT
             2006
     UNITED BANCORP INC.

                        December 31, 2006, 2005 and 2004

At December 31 advances from the Federal Home Loan Bank were as follows:

                                                        2006      2005
                                                      -------   -------
                                                        (In thousands)
Maturities November 2007 through August 2025,
   primarily fixed at rates from 2.68% to 7.20%,
   averaging 4.56%                                     10,960   $    --

Cash Management Lines of Credit, floating rate from
   4.47% to 5.51%, averaging 4.99%                     33,175        --

Maturities November 2006 through August 2025,
   primarily fixed at rates from 2.68% to 7.20%,
   averaging 5.54%                                         --    12,334

Cash Management Lines of Credit, floating rate from
   2.52% to 4.42%, averaging 3.44%                         --    35,000
                                                      -------   -------
                                                      $44,135   $47,334
                                                      =======   =======

At December 31, 2006, required annual principal payments on Federal Home Loan Bank advances and lines of credit were as follows:

2007         $39,799
2008             666
2009             602
2010             668
2011             492
Thereafter     1,908
             -------
             $44,135
             =======

Additionally, as members of the Federal Home Loan Bank system at year-end 2006, the Banks had the ability to obtain up to $6.8 million in additional borrowings based on securities pledged to the FHLB at December 31, 2006. At December 31, 2006, the Company and its Banks have approximately $53.8 million one-to-four family residential real estate loans pledged as collateral for borrowings. Also at December 31, 2006, the Company and its Banks have cash management lines of credit with various correspondent banks (excluding FHLB cash management lines of credit) enabling additional borrowings of up to $24.4 million.


                                                            ANNUAL REPORT     51
                                                                2006
                                                        UNITED BANCORP INC.

                        December 31, 2006, 2005 and 2004

Securities sold under agreements to repurchase are financing arrangements whereby the Company sells securities and agrees to repurchase the identical securities at the maturities of the agreements at specified prices. Physical control is maintained for all securities sold under repurchase agreements. Information concerning securities sold under agreements to repurchase is summarized as follows:

                                               2006      2005
                                             -------   -------
                                               (In thousands)
Balance outstanding at year end              $ 6,218   $ 7,142
Average daily balance during the year        $10,557   $10,129
Average interest rate during the year           4.18%     2.58%
Maximum month-end balance during the year    $22,659   $14,555
Weighted average interest rate at year end      4.26%     2.49%

Securities with an approximate carrying value of $16.9 million and $10.6 million at December 31, 2006 and 2005, respectively, were pledged as collateral for repurchase borrowings.

NOTE G - BENEFIT PLANS

In September 2006, the Financial Accounting Standards Board issued Statement 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement
Plans: an amendment of FASB Statements No. 87, 88, 106, and 132(R)." Statement 158 requires the Company to recognize the funded status of its defined benefit postretirement plan in the Company's statement of financial condition. The funded status was previously disclosed in the notes to the Company's financial statements, but differed from the amount recognized in the statement of financial condition. The Statement does not change the accounting for the Company's defined contribution plan.

The recognition and disclosure provisions of Statement 158 was effective as to the Company as of December 31, 2006. Retrospective application was not permitted. The Company adopted the recognition and disclosure provisions of Statement 158 effective December 31, 2006. The Company uses a December 31 measurement date for its pension plan.


52       ANNUAL REPORT
             2006
     UNITED BANCORP INC.

                        December 31, 2006, 2005 and 2004

     At December 31, 2006, the fair value of the Company's plan assets totaling $2.9 million exceeded the projected benefit obligation of $2.76 million by $143,000. The adoption of Statement 158 had the following effect on the Company's statement of financial position as of December 31, 2006:

                                                AS OF DECEMBER 31, 2006
                                       ----------------------------------------
                                          PRIOR TO       EFFECT OF
                                        ADOPTION OF       ADOPTING        AS
                                       STATEMENT 158   STATEMENT 158   ADJUSTED
                                       -------------   -------------   --------
                                                    (In thousands)
Prepaid pension benefits                  $   788          $(645)      $   143
Deferred income taxes                        (267)           219           (48)
Accumulated other comprehensive loss       (1,486)          (426)       (1,912)

     The adoption of Statement 158 did not affect the Company's statement of earnings for the year ended December 31, 2006, or any prior periods. Application of the Statement will not change the calculation of net earnings in future periods, but will affect the calculation of other comprehensive income.

     The amounts recognized in accumulated other comprehensive income at December 31, 2006, consists of:

                      (In thousands)
Prior service costs        $106
Actuarial losses            539
                           ----
                           $645
                           ====

     The amounts included in accumulated other comprehensive income at December 31, 2006, and expected to be recognized in net periodic pension cost during the year ended December 31, 2007, are as follows:

                      (In thousands)
Prior service costs         $15
Actuarial losses             15
                            ---
                            $30
                            ===

     The Company does not expect to have any plan assets returned during the year ended December 31, 2007.

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


                                                             ANNUAL REPORT    53
                                                                 2006
                                                         UNITED BANCORP INC.

                        December 31, 2006, 2005 and 2004
     of return on plan assets for 2006 was 5.40% for fixed income investments, 16.82% on equity investments and 12.76% on total plan assets. The actual rate of return and the expected long term rate of return using a balanced investment approach were used as the basis for the actuarial assumptions of 8.0%, 7.0% and 8.0% for the expected long term rate of return on assets in 2006, 2005 and 2004.

     The Company recognized net periodic pension costs of $218,000, $309,000 and $363,000 for the years ended December 31, 2006, 2005 and 2004, respectively. The net periodic pension costs were computed using a 6.50% discount rate for each of the years presented. During 2004, an unusually large amount of pension benefits were paid to retirees.
     Such payments gave rise to a settlement loss of approximately $172,000.
     The Company anticipates a cash contribution of $300,000 in 2007.

     The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

FISCAL YEAR ENDING IN   RETIREMENT BENEFITS
---------------------   -------------------
                           (in thousands)
2007                           $  370
2008                              295
2009                               60
2010                            1,125
2011                              215
2012 - 2016                     1,581

     In addition to the defined benefit plan, the Company has an Employee Sock Ownership Plan ("ESOP") with an integrated 401(k) plan. The Company's 401(k) matching percentage was 50% of the employees' first 6% of contributions for 2006, 2005 and 2004. Expense related to the ESOP and integrated 401(k) plan totaled $151,000, $80,000 and $67,000 for the years ended December 31, 2006, 2005 and 2004, respectively.

NOTE H - INCOME TAXES

     Income tax expense for the years ended December 31 was as follows:

            2006   2005   2004
           -----   ----   ----
              (In thousands)
Current    $(213)  $958   $831
Deferred     454    (49)    33
           -----   ----   ----
           $ 241   $909   $864
           =====   ====   ====


54      ANNUAL REPORT
            2006
    UNITED BANCORP INC.

                        December 31, 2006, 2005 and 2004

     The effective tax rate differs from the statutory federal income tax rate as follows:

                                                          YEAR ENDED DECEMBER 31,
                                                          -----------------------
                                                           2006    2005     2004
                                                          -----   ------   ------
                                                               (In thousands)
Statutory rate                                             34.0%    34.0%    34.0%
Income taxes computed at the statutory federal tax rate   $ 785   $1,429   $1,393
Effect of:
   Tax exempt interest income                              (431)    (420)    (454)
   Bank-owned life insurance                                (98)     (98)     (94)
Other                                                       (15)      (2)      19
                                                          -----   ------   ------
                                                          $ 241   $  909   $  864
                                                          =====   ======   ======
Effective tax rate                                         10.4%    21.6%    21.1%
                                                          =====   ======   ======

     Deferred tax assets and deferred tax liabilities at December 31, are comprised of the following:

                                                        2006      2005
                                                      -------   -------
                                                        (In thousands)
Items giving rise to deferred tax assets:
   Allowance for loan losses                          $   498   $   818
   Core deposit intangible                                 --         6
   Deferred compensation                                  347       304
   Accretion                                                5        --
   Unrealized loss on securities available for sale       766     1,130
                                                      -------   -------
      Total deferred tax assets                         1,616     2,258
Items giving rise to deferred tax liabilities:
   Depreciation                                          (181)     (202)
   Deferred loan costs, net                              (130)     (119)
   Accretion                                               --       (28)
   FHLB stock dividends                                  (523)     (433)
   Mortgage servicing rights                             (137)     (124)
   Pension expense                                        (48)     (206)
   Other                                                  (50)       --
                                                      -------   -------
      Total deferred tax liabilities                   (1,069)   (1,112)
                                                      -------   -------
      Net deferred tax asset                          $   547   $ 1,146
                                                      =======   =======

     Management has not provided an allowance for any portion of the deferred tax assets based on the amount of taxes paid in available carryback periods.


                                                             ANNUAL REPORT    55
                                                                 2006
                                                         UNITED BANCORP INC.

                        December 31, 2006, 2005 and 2004

NOTE I - OFF-BALANCE SHEET ACTIVITIES

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

     A summary of the notional or contractual amounts of financial instruments with off-balance sheet risk at December 31 is as follows:

                                        2006      2005
                                      -------   -------
                                        (In thousands)
Commitments to extend credit          $33,429   $29,617
Credit card and ready reserve lines    12,666     2,028
Standby letters of credit                 707       855

NOTE J - CONCENTRATIONS

     The Banks grant commercial, commercial real estate, real estate and installment loans to customers mainly in Athens, Belmont, Carroll, Fairfield, Harrison, Hocking and Tuscarawas Counties and surrounding localities. The Banks also grant commercial and commercial real estate loans in the Columbus, Ohio area. Substantially all loans are secured by specific items of collateral including business assets, consumer assets, commercial real estate and residential real estate. At December 31, 2006 and 2005, total commercial and commercial real estate loans made up 57.6% and 56.2%, respectively of the loan portfolio with 8.0% and 4.9% of these loans secured by commercial real estate and business assets mainly in the Columbus, Ohio area. Installment loans account for 18.1% and 18.9% of the loan portfolio and are secured by consumer assets including automobiles, which account


56      ANNUAL REPORT
            2006
    UNITED BANCORP INC.

                        December 31, 2006, 2005 and 2004
     for 65.1% and 71.0%, respectively, of the installment loan portfolio. Real estate loans comprise 24.3% and 24.9% of the loan portfolio as of December 31, 2006 and 2005, respectively, and primarily include first mortgage loans on residential properties and home equity lines of credit. Included in cash and due from banks as of December 31, 2006 and 2005 is $6.4 million and $4.8 million, respectively, of uninsured deposits with J.P. Morgan Chase Bank, NA, Detroit, Michigan. Also included in cash and cash equivalents as of December 31, 2006 and 2005 is $2.8 million and $3.9 million, respectively, of uninsured interest-bearing deposits with First Tennessee Bank.

     A significant percentage of Community's deposit growth over the past several years has emanated from its dealings with eight large depository customers. As of December 31, 2006, these depositors accounted for approximately 11.9% of Community's deposits and 5.3% of the Company's deposit totals. This concentration of deposits poses possible liquidity and earnings risk to the Company. However, in the opinion of management, the potential risks associated with such deposit concentration is more than offset at December 31, 2006 by the Company's pending consolidation of bank charters and available borrowing capacity.

NOTE K - SUBORDINATED DEBENTURES

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

NOTE L - REGULATORY CAPITAL

     The Company and Banks are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and, additionally for banks, prompt correct action regulations involve quantitative measures of assets, liabilities and certain off-balance sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet various capital requirements can initiate regulatory action. Prompt corrective action regulations provide five classifications, including well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and plans for capital restoration are required. The Banks were categorized as well capitalized at December 31, 2006. Management is not aware of any conditions subsequent to that date which would change the Banks' capital category.


                                                             ANNUAL REPORT    57
                                                                 2006
                                                         UNITED BANCORP INC.

                        December 31, 2006, 2005 and 2004

                             AS OF DECEMBER 31, 2006

                                                                                     REQUIRED
                                                                                   TO BE "WELL-
                                                                 REQUIRED        CAPITALIZED" UNDER
                                                                FOR CAPITAL       PROMPT CORRECTIVE
                                               ACTUAL        ADEQUACY PURPOSES    ACTION PROVISIONS
                                           ---------------   -----------------   ------------------
                                            AMOUNT   RATIO     AMOUNT   RATIO       AMOUNT   RATIO
                                           -------   -----    -------   -----      -------   -----
Total capital (to risk-weighted assets)
   Consolidated                            $40,891   15.7%    $20,876    8.0%          N/A    N/A
   Citizens                                 23,870   13.0%     14,633    8.0%      $18,291   10.0%
   Community                                 7,923   11.0%      5,749    8.0%        7,186   10.0%

Tier 1 capital (to risk-weighted assets)
   Consolidated                            $38,546   14.8%    $10,438    4.0%          N/A    N/A
   Citizens                                 22,266   12.2%      7,316    4.0%      $10,975    6.0%
   Community                                 7,181   10.0%      2,875    4.0%        4,312    6.0%

Tier 1 capital (to average assets)
   Consolidated                            $38,546    9.2%    $16,687    4.0%          N/A    N/A
   Citizens                                 22,266    7.3%     12,125    4.0%      $15,156    5.0%
   Community                                 7,181    6.5%      4,430    4.0%        5,538    5.0%

                             AS OF DECEMBER 31, 2005

                                                                                     REQUIRED
                                                                                   TO BE "WELL-
                                                                 REQUIRED        CAPITALIZED" UNDER
                                                                FOR CAPITAL       PROMPT CORRECTIVE
                                               ACTUAL        ADEQUACY PURPOSES    ACTION PROVISIONS
                                           ---------------   -----------------   ------------------
                                            AMOUNT   RATIO     AMOUNT   RATIO       AMOUNT   RATIO
                                           -------   -----    -------   -----      -------   -----
Total capital (to risk-weighted assets)
   Consolidated                            $41,534      16.3%   $20,338   8.0%         N/A    N/A
   Citizens                                 27,494      15.1     14,545   8.0      $18,182   10.0%
   Community                                 8,758      11.5      6,098   8.0        7,623   10.0

Tier 1 capital (to risk-weighted assets)
   Consolidated                            $38,620      15.2%   $10,169   4.0%         N/A    N/A
   Citizens                                 25,340      13.9      7,273   4.0      $10,909    6.0%
   Community                                 7,998      10.5      3,049   4.0        4,574    6.0

Tier 1 capital (to average assets)
   Consolidated                            $38,620       9.6%   $16,125   4.0%         N/A    N/A
   Citizens                                 25,340       9.0     11,314   4.0      $14,142    5.0%
   Community                                 7,998       6.7      4,812   4.0        6,016    5.0

The Company's primary source of funds to pay dividends to shareholders is the dividends it receives from the Banks. The Banks are subject to certain restrictions on the amount of dividends that they may declare without prior regulatory approval. Generally, capital distributions are limited to undistributed net earnings for the current and prior two years. At December 31, 2006, $43,000 were available for dividend declaration without prior regulatory approval.


58      ANNUAL REPORT
            2006
    UNITED BANCORP INC.

                        December 31, 2006, 2005 and 2004

NOTE M - PARENT COMPANY CONDENSED FINANCIAL STATEMENTS

The following condensed financial statements summarize the financial position of the Company as of December 31, 2006 and 2005, and the results of its operations and its cash flows for each of the years ended December 31, 2006, 2005 and 2004.

                              UNITED BANCORP, INC.
                        STATEMENTS OF FINANCIAL CONDITION
                                  December 31,
                                 (In thousands)

                                                 2006      2005
                                               -------   -------
   ASSETS

Cash and cash equivalents                      $ 3,159   $ 4,245
Securities available for sale, at fair value         1         1
Investment in the Banks                         28,000    31,198
Office premises                                    172       173
Corporate owned life insurance                   4,828        --
Other assets                                       778       965
                                               -------   -------
   Total assets                                $36,938   $36,582
                                               =======   =======
   LIABILITIES AND SHAREHOLDERS' EQUITY

Subordinated debentures                        $ 4,000   $ 4,000
Other liabilities                                  358       102
Shareholders' equity                            32,580    32,480
                                               -------   -------
   Total liabilities and shareholders' equity  $36,938   $36,582
                                               =======   =======

                              UNITED BANCORP, INC.
                             STATEMENTS OF EARNINGS
                             Year ended December 31,
                                 (In thousands)

                                                2006     2005     2004
                                               ------   ------   ------
Operating income
   Dividends from subsidiaries                 $1,793   $1,952   $1,717
   Interest and dividend income from
      securities and federal funds                156       27       --
   Other income                                   167       30        7
                                               ------   ------   ------
      Total operating income                    2,116    2,009    1,724
General, administrative and other expenses      1,366    1,030      873
                                               ------   ------   ------
Income before income taxes and equity in
   undistributed net earnings                     750      979      851
Income tax benefits                              (423)    (336)    (268)
                                               ------   ------   ------
Income before equity in undistributed
   earnings of subsidiaries                     1,173    1,315    1,119
Equity in undistributed earnings of
   subsidiaries                                   895    1,978    2,114
                                               ------   ------   ------
Net earnings                                   $2,068   $3,293   $3,233
                                               ======   ======   ======


                                                             ANNUAL REPORT    59
                                                                 2006
                                                         UNITED BANCORP INC.

                        December 31, 2006, 2005 and 2004

                              UNITED BANCORP, INC.
                            STATEMENTS OF CASH FLOWS
                             Year ended December 31,
                                 (In thousands)

                                                 2006      2005      2004
                                               -------   -------   -------
Cash flows provided by operating activities:
   Net earnings                                $ 2,068   $ 3,293   $ 3,233
   Adjustments to reconcile net earnings to
      net cash provided by operating
      activities:
      Depreciation and amortization                  1         1         1
      Equity in (undistributed earnings of)
         excess distributions from
         subsidiaries                            4,122    (1,978)   (2,114)
      Net change in other assets and other
         liabilities                               (58)      265        60
      Amortization of intangibles                   12         3        12
                                               -------   -------   -------
            Net cash provided by operating
               activities                        6,145     1,584     1,192
   Cash flows provided by (used in)
      financing activities:
   Dividends paid to shareholders               (2,417)   (2,115)   (1,879)
   Cash paid in lieu of fractional shares           (4)       (4)       (6)
   Proceeds from issuance to Dividend
      Reinvestment Plan                            547       357        --
   Proceeds from exercise of stock options           6       296        --
   Proceeds from issuance of subordinated
      debentures                                    --     4,000        --
   Acquisition of Company-owned life
      insurance                                 (4,828)       --        --
   Acquisition of treasury shares by ESOP           --     3,417        --
   Funding of note receivable to ESOP               --    (3,417)       --
   Purchases of treasury stock                    (535)     (614)     (652
                                               -------   -------   -------
            Net cash provided by (used in)
               financing activities             (7,231)    1,919    (2,537)
                                               -------   -------   -------
Net increase (decrease) in cash and cash
   equivalents                                  (1,086)    3,504    (1,345)
Cash and cash equivalents at beginning of
   year                                          4,245       741     2,086
                                               -------   -------   -------
Cash and cash equivalents at end of year       $ 3,159   $ 4,245   $   741
                                               =======   =======   =======


60      ANNUAL REPORT
            2006
    UNITED BANCORP INC.

                        December 31, 2006, 2005 and 2004

NOTE N - QUARTERLY FINANCIAL DATA (UNAUDITED)

     The following table summarizes the Company's quarterly results of operations for the years ended December 31, 2006 and 2005.

                                                                THREE MONTHS ENDED
                                               ---------------------------------------------------
                                               MARCH 31,   JUNE 30,   SEPTEMBER 30,   DECEMBER 31,
                                               ---------   --------   -------------   ------------
                                                                  (In thousands)
2006:
Total interest income                            $5,985    $ 6,319        $6,552         $6,423
Total interest expense                            2,835      3,151         3,385          3,466
                                                 ------    -------        ------         ------
Net interest income                               3,150      3,168         3,167          2,957
Provision for losses on loans                       102        302           652            328
Other income                                        612        280           699            706
General, administrative and other expense         2,789      2,941         2,773          2,543
                                                 ------    -------        ------         ------
Earnings before income taxes                        871        205           441            792
Federal income taxes                                169        (82)           38            116
                                                 ------    -------        ------         ------
Net earnings                                     $  702    $   287        $  403         $  676
                                                 ======    =======        ======         ======
Earnings per share
   Basic                                         $ 0.15    $  0.06        $ 0.09         $ 0.15
                                                 ======    =======        ======         ======
   Diluted                                       $ 0.15    $  0.06        $ 0.09         $ 0.15
                                                 ======    =======        ======         ======

                                                                THREE MONTHS ENDED
                                               ---------------------------------------------------
                                               MARCH 31,   JUNE 30,   SEPTEMBER 30,   DECEMBER 31,
                                               ---------   --------   -------------   ------------
                                                                  (In thousands)
2005:
Total interest income                            $5,223     $5,445        $5,658         $5,855
Total interest expense                            1,974      2,161         2,404          2,607
                                                 ------     ------        ------         ------
Net interest income                               3,249      3,284         3,254          3,248
Provision for losses on loans                       144        116            68             84
Other income                                        566        589           574            613
General, administrative and other expense         2,620      2,640         2,664          2,839
                                                 ------     ------        ------         ------
Earnings before income taxes                      1,051      1,117         1,096            938
Federal income taxes                                230        237           268            174
                                                 ------     ------        ------         ------
Net earnings                                     $  821     $  880        $  828         $  764
                                                 ======     ======        ======         ======
Earnings per share
   Basic                                         $ 0.18     $ 0.19        $ 0.18         $ 0.16
                                                 ======     ======        ======         ======
   Diluted                                       $ 0.18     $ 0.19        $ 0.18         $ 0.16
                                                 ======     ======        ======         ======

     The earnings per share data has been adjusted to account for the 10% stock split in the form of a dividend paid in 2006 and 2005.


                                                             ANNUAL REPORT    61
                                                                 2006
                                                         UNITED BANCORP INC.