Form 10-K, Exhibit 13
period 2007-12-31
UNITED BANCORP INC /OH/
filed 2008-03-31
CIK 731653

                                                                      EXHIBIT 13

                          A LETTER FROM THE PRESIDENT

TO THE SHAREHOLDERS OF UNITED BANCORP, INC....

     We are pleased to report earnings improvement in 2007. Our 27% increase in earnings per share reflects positively on several initiatives taken which culminated with our bank charters being consolidated on July lst and the physical merger being completed in the fourth quarter. Continued double digit earnings improvement is anticipated in 2008 through the operational efficiencies gained with the full integration of our two subsidiary banks and the streamlining of our management and operational support positions which has reduced time and money spent on duplicated efforts.

                           (PHOTO OF JAMES W. EVERSON)
                             CHAIRMAN, PRESIDENT AND
                             CHIEF EXECUTIVE OFFICER

     As reported earlier, each of our former bank charters continue to operate under their trade names, "The Citizens Bank" and "The Community Bank", as Divisions of The Citizens Savings Bank and its proven management structure. We are now focused on customer service utilizing an expanded $5.6 million lending authority and offering, as discussed below, an expanded group of products to the communities we serve.

     Including the Community Board members on the Board of the combined banks was essential for the Company to realize the full potential of the combination. Management was pleased to report on the official merger date of July lst that Samuel J. Jones, Business Owner, Glouster, Ohio; Terry A. McGhee, President and CEO, Westerman, Inc., Bremen, Ohio; Andrew F. Phillips, President and General Manager, Miller Brands of South East Ohio, Glouster, Ohio; Robin L. Rhodes, M.D., Physician, Pediatric Associates of Lancaster, Inc., Lancaster, Ohio; and L.E. "Dick" Richardson, Jr., Retired President, Southern Ohio Community Bancorporation, Inc., Glouster, Ohio accepted the Company's invitation to become members of The Citizens Savings Bank Board of Directors.

     At our August Corporate Board Meeting, having reached the Company's mandatory retirement age, Mr. Richardson stepped down from his board positions at both The Citizens Savings Bank and United Bancorp. Dick joined our Bank Family with The Glouster Community Bank acquisition in 1998. We shall miss his friendly wise counsel and regional community knowledge. Long term Community board member Samuel J. Jones, a lifelong resident and businessman in Glouster, was appointed to fill his vacancy on the United Bancorp Board of Directors.


                                                             ANNUAL REPORT
                                                                 2007
                                                         UNITED BANCORP INC.   1

     In Retail Banking, we continue to be a leader in the Financial Services Industry by providing "Small Bank Service with Big Bank Services!" In 2007, we continued to be ahead of the curve by offering such products as The Freedom ATM Card, Free Checking with Interest, Remote Merchant Capture, Occasional Overdraft Privilege Service (OOPS!(TM)), Generations Gold and the Money Market Index Accounts to name a few. The Freedom Card has allowed our Bank to clearly differentiate itself from the competition by allowing our customers to make surcharge free withdrawals from any ATM in the United States. There are not many banks that can represent that they can serve their customer base nationwide!

     Remote Merchant Capture is an emerging technology that allows our business customers the luxury of banking beyond traditional hours from the convenience of their own place of business. Banking on their own schedule, our business customers can now electronically capture and clear checks accepted in the ordinary course of business from their own office and transmit this data for processing from their Personal Computer without ever having to physically come into one of our banking facilities. The checks processed through Remote Merchant Capture are cleared typically within one day and posted to the participating customer's account in the same timeframe. Not only does this cutting-edge service improve our business customer's cash flow, it also gives them more timely information regarding returned checks and fraudulent transactions.

     Our Occasional Overdraft Privilege Service (OOPS!(TM)) was introduced to our customer base in 2007 and has been readily received by our customers. With a dedicated focus to providing the highest level of service, we are now willing to pay overdrafts on our customer accounts by prearranged agreement. Recognizing that our customers sometimes do make a mistake with their checking accounts, OOPS!(TM) saves our customers from the embarrassment and expense of having an overdraft item returned to the payee. This convenient service allows our customers to quickly remedy an overdraft situation by simply making a deposit into their own checking account.

     2007 was a successful year in lending. Fortunately our bank was not distracted by the national mortgage situation since we did not originate the kinds of mortgage loans that are causing the much publicized problems within the financial services industry. However, some of our customers have been impacted by problematic mortgage products obtained elsewhere, but this negative environment has had very little impact on our bank. Our Citizens Bank Division this past year was notable in that each office in the entire branch network contributed to its growth in loans. Selective new hires, training and mentoring over the past three years has resulted in a stronger staff division-wide and we saw the rewards of that effort. The combining in 2007 of the Citizens and Community Divisions' loan servicing, loan products, loan pricing, vendors, systems and government programs has aided both Divisions. At the Community Division the staff improvement process began in mid 2007. Our objective, which will continue throughout this


        ANNUAL REPORT
            2007
2   UNITED BANCORP INC.

     year, is to increase the lenders' capabilities and effectiveness in Community's market area. Our Community Division's loan quality has been a focus and will continue to be for another year or so. Improved operating systems and underwriting training are resulting in higher quality new loans. Our stepped up monitoring of the financial condition of existing commercial customers has enabled the bank to assist some of those in difficulty and a stepped up collection effort is moving the irresolvable situations to a resolution.

     Our Company Directors, after much consideration, did not declare a share dividend in the form of a stock split at its December meeting. Although we are pleased to report our earnings improvement and the fact that we are not dealing with issues as they relate to the much reported "sub-prime mortgage market", the general uncertainties of our economy and the financial services industry did not warrant such action. We are pleased to report our cash dividend this past year exceeded the prior year by 8.3% and our dividend payout has increased regularly since the inception of our company in 1983. This year, many larger financial sector companies are reducing their cash dividends.

     We are making solid progress in moving toward stronger earnings, yet we recognize we must continue to do better. Your Board of Directors and Management Team are committed to stronger earnings which will renew our future growth of shareholder value and expansion through acquisition and brick and mortar construction.


/s/ James W. Everson
-------------------------------------
James W. Everson
Chairman, President and
Chief Executive Officer

ceo@unitedbancorp.com

March 3, 2008

                                 CASH DIVIDENDS

                               (PERFORMANCE GRAPH)

2003   $1,717,838
2004   $1,878,788
2005   $2,114,723
2006   $2,415,741
2007   $2,435,317

This letter contains forward-looking statements that involve risk and uncertainties, including changes in general economic and financial market conditions and the Company's ability to execute its business plans. Although management believes the expectations reflected in such statements are reasonable, actual results may differ materially.


                                                             ANNUAL REPORT
                                                                 2007
                                                         UNITED BANCORP INC.   3

                                   DIRECTORS

                      (PHOTO OF                  (PHOTO OF
              MICHAEL J. ARCIELLO(1, 2))   HERMAN E. BORKOSKI(2))


       (PHOTO OF               (PHOTO OF                (PHOTO OF
JAMES W. EVERSON(1, 2))   SCOTT A. EVERSON(2))   LEON F. FAVEDE, O.D.(2))

                     (PHOTO OF                (PHOTO OF
                 JOHN R. HERZIG(2))   JOHN M. HOOPINGARNER(1, 2))


1 = UNITED BANCORP, INC.   2 = THE CITIZENS SAVINGS BANK


        ANNUAL REPORT
            2007
4   UNITED BANCORP INC.

                                   DIRECTORS

                         (PHOTO OF              (PHOTO OF
                   SAMUEL J. JONES(1, 2))   TERRY A. MCGHEE(1))

        (PHOTO OF                 (PHOTO OF                   (PHOTO OF
 ANDREW F. PHILLIPS(2))   ROBIN L. RHODES, M.D.(2))   RICHARD L. RIESBECK(1, 2))

                       (PHOTO OF                (PHOTO OF
                  ERROL C. SAMBUCO(2))   MATTHEW C. THOMAS(1, 2))

1 = UNITED BANCORP, INC.   2 = THE CITIZENS SAVINGS BANK


                                                             ANNUAL REPORT
                                                                 2007
                                                         UNITED BANCORP INC.   5

                             DIRECTORS AND OFFICERS

DIRECTORS OF UNITED BANCORP, INC.
   Michael J. Arciello(2)                            Retired Vice President of Finance, Nickles Bakeries, Inc., Navarre, Ohio
   James W. Everson(1)                               Chairman, President & Chief Executive Officer, United Bancorp, Inc.,
                                                     Chairman, The Citizens Savings Bank, Martins Ferry, Ohio
   John M. Hoopingarner(1,3,4)                       General Manager, Muskingum Watershed Conservancy District, New Philadelphia,
                                                        Ohio
   Terry A. McGhee(1,2,3,4)                          President & Chief Executive Officer, Westerman Inc., Bremen, Ohio
   Samual J. Jones                                   Business Owner, Glouster, Ohio
   Richard L. Riesbeck(1,2,4)                        President, Riesbeck Food Markets, Inc., St. Clairsville, Ohio
   Matthew C. Thomas(3)                              President, M.C. Thomas Insurance Agency, Inc., Bridgeport, Ohio
   L.E. Richardson, Jr.                              Director Emeritus1998 - 2007, United Bancorp, Inc.

OFFICERS OF UNITED BANCORP, INC.
   James W. Everson                                  Chairman, President & Chief Executive Officer
   Scott A. Everson                                  Senior Vice President & Chief Operating Officer
   Randall M. Greenwood                              Senior Vice President, Chief Financial Officer, Treasurer & Secretary
   Norman F. Assenza, Jr.                            Vice President - Compliance
   Michael A. Lloyd                                  Vice President - Information Systems
   James A. Lodes                                    Vice President - Lending

DIRECTORS OF THE CITIZENS SAVINGS BANK, MARTINS FERRY, OHIO
   Michael J. Arciello(2)                            Retired Vice President of Finance, Nickles Bakeries, Inc., Navarre, Ohio
   Herman E. Borkoski(2)                             President, Borkoski Funeral Homes, Inc., Tiltonsville, Ohio
   James W. Everson(1)                               Chairman, President & Chief Executive Officer, United Bancorp, Inc.,
                                                     Chairman, The Citizens Savings Bank, Martins Ferry, Ohio
   Scott A. Everson(1)                               Senior Vice President & Chief Operating Officer, United Bancorp, Inc. &

                                                        President & Chief Executive Officer, The Citizens Savings Bank, Martins
                                                        Ferry, Ohio

   Leon F. Favede, O.D.                              Optometrist, Bridgeport, Ohio
   John R. Herzig                                    President, Toland-Herzig Funeral Homes, Strasburg, Ohio
   John M. Hoopingarner(1)                           General Manager, Muskingum Watershed Conservancy District, New Philadelphia,
                                                        Ohio
   Samuel J. Jones                                   Business Owner, Glouster, Ohio
   Andrew F. Phillips                                President & General Manager, Miller Brands of S.E. Ohio, Glouster, Ohio
   Richard L. Riesbeck(1,2)                          President, Riesbeck Food Markets, Inc., St. Clairsville, Ohio
   Robin L. Rhodes, M.D.                             Physician, Pediatric Associates of Lancaster, Inc., Lancaster, Ohio
   Errol C. Sambuco(2)                               Consultant, Martins Ferry, Ohio
   Matthew C. Thomas(1)                              President, M.C. Thomas Insurance Agency, Inc., Bridgeport, Ohio

   1 = Executive Committee   2 = Audit Committee   3 = Compensation Committee
                     4 = Nominating and Governance Committee


        ANNUAL REPORT
            2007
6   UNITED BANCORP INC.

                            SHAREHOLDER INFORMATION

United Bancorp, Inc.'s (the Company) common stock trades on The Nasdaq SmallCap Market tier of The Nasdaq Stock Market under the symbol UBCP, CUSIP #909911109. At year-end 2007, there were 5,178,869 shares issued, held among approximately 2,000 shareholders of record and in street name. The following table sets forth the quarterly high and low closing prices of the Company's common stock from January 1, 2007 to December 31, 2007 compared to the same periods in 2006 as reported by the NASDAQ.

                                 2007                            2006
                    ------------------------------  ------------------------------
                    31-MAR  30-JUN  30-SEP  31-DEC  31-MAR  30-JUN  30-SEP  31-DEC
                    ------  ------  ------  ------  ------  ------  ------  ------
Market Price Range
   High ($)         $10.66   10.71   11.39   11.00   11.36   10.79   10.24   11.36
   Low ($)          $ 9.78   10.27   10.50   10.12    9.57    9.44    9.57    9.36

Cash Dividends
   Quarter ($)      $ 0.13    0.13    0.13    0.13   0.118   0.118   0.118   0.124
   Cumulative ($)   $ 0.13    0.26    0.39    0.52   0.118   0.236   0.354   0.478

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

          American Stock Transfer
          and Trust Company
          Attn: Dividend Reinvestment
          6201 15th Avenue, 3rd Floor
          Brooklyn, NY 11219
          1-800-278-4353

 ANNUAL MEETING:

          The Annual Meeting of Shareholders will be held at 2:00 p.m., April 16, 2008 at the Corporate Offices in Martins Ferry, Ohio.

INTERNET:

          Please look us up at
          http//:www.unitedbancorp.com

 INDEPENDENT AUDITORS:

          BKD LLP
          312 Walnut Street, Suite 3000
          Cincinnati, Ohio 45202
          (513) 621-8300

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

STOCK TRADING:

          FTN Midwest Research
          2525 West End Avenue
          Suite 330 Nashville, TN 37203
          Michael O'Boyle
          866-344-4880

          Howe Barnes Investments, Inc.
          222 South Riverside Plaza
          7th Floor
          Chicago, Illinois 60606
          Lou Coines
          800-800-4693

          Stifel, Nicolaus & Company Inc.
          655 Metro Place South
          Dublin, Ohio 43017
          Steven Jefferis
          877-875-9352

          Stifel, Nicolaus & Company Inc.
          2000 Oxford Drive - Suite 605
          Bethel Park, PA 15102
          Jason E. Baer
          866-253-0500


                                                             ANNUAL REPORT
                                                                 2007
                                                         UNITED BANCORP INC.   7

                            THE CITIZENS BANK PROFILE

                     A Division of The Citizens Savings Bank

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

                     (PICTURE OF THE CITIZENS BANK PROFILE)

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


        ANNUAL REPORT
            2007
8   UNITED BANCORP INC.

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

     In November 2004, the Citizens Bank Board of Directors completed its senior management reorganization plans for the beginning of its second century of service. James W. Everson, will continue as the Bank's Chairman. Furthermore, the Citizens Bank Board of Directors announced the appointment of Scott A. Everson as Director, President and Chief Executive Officer, which became effec-


                                                             ANNUAL REPORT
                                                                 2007
                                                         UNITED BANCORP INC.   9
tive on November 1, 2004.

     The growth and success of The Citizens Savings Bank and the United Bancorp, Inc. have been attributed to the association of many dedicated men and women. Having served on the Board of Directors are Edward E. McCombs, 1902-1936; John
E. Reynolds, 1902-1940; Dr. J.W. Darrah, 1902-1937; J.A. Crossley, 1902-1903;
William M. Lupton, 1902-1902; F.K. Dixon, 1902-1909; Dr. R.H. Wilson, 1902-1905;
C.A. Heil, 1903-1909; David Coss, 1904-1938; L.L. Scheele, 1905-1917; A.T.
Selby, 1906-1954; H.H. Rothermund, 1907-1912; Dr. J.G. Parr, 1912-1930;T.E.
Pugh, 1920-1953; J.J. Weiskircher, 1925-1942; David H. James, 1925-1963; Dr.
C.B. Messerly, 1931-1957; H.H. Riethmiller, 1936-1980; E.M. Nickles, 1938-1968;
L.A. Darrah, 1939-1962; R.L. Heslop, 1941-1983; Joseph E. Weiskircher, 1943-1975; Edward M. Selby, 1953-1976; David W. Thompson, 1954-1966; Dr. Charles
D. Messerly, 1957-1987; James M. Blackford, 1962-1968; John H. Morgan, 1967-1976; Emil F. Snyder, 1968-1975; James H. Cook, 1976-1986; Paul Ochsenbein, 1978-1991; David W. Totterdale, 1981-1995; Albert W. Lash, 1975-1996; Premo R.
Funari, 1976-1997; Donald A. Davison, 1963-1997; Harold W. Price, 1999-1999;
John H. Clark, Jr., 1976-2001; Dwain R. Hicks, 1999-2002; and Michael A. Ley, 1999-2002.

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

                           THE COMMUNITY BANK PROFILE

                     A Division of The Citizens Savings Bank

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

                   (PICTURE OF THE THE COMMUNITY BANK PROFILE)

     COMMUNITY has a long and close association with Hocking College. The two-year college combines academics with hands-on technical learning, and attracts students from all over the United States and the world. COMMUNITY is pleased to meet the financial needs of Hocking College's faculty, staff and students. To enhance customer service, COMMUNITY has two automatic


         ANNUAL REPORT
             2007
10   UNITED BANCORP INC.

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

     On July 1, 2007, the Company received regulatory approval for the merger of its wholly owned subsidiaries, The Glouster Community Bank ("Community"), Lancaster, Ohio, and The Citizens Savings Bank ("Citizens"), Martins Ferry, Ohio, under the charter of the latter. The Boards of both Citizens and Community endorsed this consolidation. The Company continues to capitalize on the established branding in the market places of each institution. Community operates under the trade name "The Community Bank, a Division of The Citizens Savings Bank" and Citizens operates under the trade name "The Citizens Bank, a Division of The Citizens Savings Bank". A key focus of the consolidation involved the centralization of executive authority under Citizens' proven management structure that has been perennially ranked in the upper quartile of all banks in the United States.

     Including the Community Board members on the Board of the combined institution was essential for the Company to realize the full potential of the combination. Management was pleased to report on the merger date of July lst that Samuel J. Jones, Business Owner, Glouster, Ohio; Terry A. McGhee, President and CEO, Westerman, Inc., Bremen, Ohio; Andrew F. Phillips, President and General Manager, Miller Brands of South East Ohio, Glouster, Ohio; Robin L. Rhodes, M.D., Physician, Pediatric Associates of Lancaster, Inc., Lancaster, Ohio; and L.E. "Dick" Richardson, Jr., Retired President, Southern Ohio Community Bancorporation, Inc., Glouster, Ohio accepted the Company's invitation to become members of The Citizens Savings Bank Board of Directors.

     On October 31, 2007, the Company completed the "physical consolidation" of its two charters under the management group of The Citizens Savings Bank, resulting in a 22% reduction in staffing at The Community Bank division. With this streamlining of management and operational support positions, reducing time and money spent on duplicated efforts, Management projects a normalization of earnings to occur over the next eighteen months as a result of enhanced operating and cost efficiencies to be realized from this consolidation. Merging all of the Company's bank charters into a single charter and common operating system now allows each banking office to focus on growing the Company's banking franchises by providing the highest level of customer service from a common market basket of products.


                                                            ANNUAL REPORT
                                                                2007
                                                        UNITED BANCORP INC.   11

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

In the following pages, management presents an analysis of United Bancorp, Inc.'s financial condition and results of operations as of and for the year ended December 31, 2007 as compared to prior years. This discussion is designed to provide shareholders with a more comprehensive review of the operating results and financial position than could be obtained from an examination of the financial statements alone. This analysis should be read in conjunction with the Consolidated Financial Statements and related footnotes and the selected financial data included elsewhere in this report.

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

                               FINANCIAL CONDITION

OVERVIEW

     After four straight years of managing in a historically low interest rate environment the Federal Reserve Open Market Committee ("FOMC) raised the short-term borrowing rate, from 2.25% at December 31, 2005 to 5.25% December 31, 2006. As short-term interest rates continued to increase from 2004 to 2006, long-term rates were not impacted resulting in a flattening of the yield curve, eventually leading to an inverted yield curve in December 2005 and continuing through 2006. As we progressed in 2007, concerns of a stalling economy began to surface. In July with short term rates holding steady at 5.25% since 2006, the FOMC began to lower short-term borrowing rates with a series of five decreases into the first quarter of 2008, where they currently stand at 3.00%. The more positive slope of the yield curve created an opportunity for the Company to improve its' net interest margin in latter half of 2007 and continuing into 2008

EARNING ASSETS - LOANS

     Gross loans totaled $234.6 million at year-end 2007, representing a 1.4% increase from $231.5 million at year-end 2006. However average loans totaled $228.7 million for 2007, representing a 2.5% decrease compared to average loans of $234.4 million for 2006.

                           TOTAL ASSETS (In Thousands)

                                   (BAR CHART)

     Total gross loans increased $3.1 million, or 1.4% from December 31, 2006. The increase primarily came in the commercial portfolio of $19.3 million. However, this increase was offset by a decrease in the commercial real estate portfolio of $18.2 million. During 2007, the real estate portfolio increased approximately $2.4 million while the installment portfolio decreased approximately $268,000.


        ANNUAL REPORT
             2007
12   UNITED BANCORP INC.

     The Company's installment lending portfolio represented 17.8% of the total portfolio at year-end 2007, compared to 18.1% at year-end 2006. The targeted installment lending areas encompass the four geographic areas serviced by the Banks, which are diverse, thereby reducing the risk to changes in economic conditions. Competition for installment loans principally comes from the captive finance companies offering low to zero percent financing for extended terms.

     The commercial and commercial real estate portfolio represented approximately 57.3% of the total loan portfolio at December 31, 2007 compared to 57.6% for December 31, 2006. The Company's commercial loan portfolio increased by $19.3 million, or 47.6%. The commercial real estate loan portfolio decreased in 2007 by $18.2 million or 19.6%. To protect the Company's net interest margin in a decreasing interest rate environment, the focus of loan pricing in 2007 was in intermediate fixed rate loan products with prepayment penalties. While the initial yield on these loans is slightly below market when originated, the Company continues to be protected as general market interest rates decrease

     Residential real estate loans are comprised of 1, 3 and 5 year adjustable-rate mortgages financed to 1-4 family units. The Company also offers fixed-rate real estate loans through our Secondary Market Real Estate Mortgage Program. The fixed-rate mortgages are serviced and originated by CITIZENS but are sold immediately in the secondary market. Therefore, our customers enjoy the convenience of working with a local bank and are able to obtain long-term fixed-rate financing for their home. As mentioned, once these loans are originated they are immediately sold in what is referred to as the secondary market. Since the loans are sold, without recourse, the Company does not assume any interest rate risk in this portfolio and does not have any loans held for sale. This arrangement is quite common in banks and without such an option our customers may look elsewhere for their home financing needs. The Company's Secondary Market Program in 2007 did not experience any growth when compared to 2006.

     For 2007, the interest rate environment, although still favorable to the fixed-rate mortgage loan product, did not result in a high volume of customers refinancing. With interest rates low for several years, most customers may have already taken advantage of the refinance options available to them. The Company recognized a gain on the sale of secondary market loans of $22,000 in 2007 and a gain of $17,000 in 2006.

                            LOANS-NET (In Thousands)

                                   (BAR CHART)

     The allowance for loan losses represents the amount which management and the Board of Directors estimates is adequate to provide for probable incurred losses in the loan portfolio. Accounting for the allowance and the related provision for loan losses is viewed by management as a critical accounting policy. The allowance balance and the annual provision charged to expense are reviewed by management and the Board of Directors on a monthly basis. The allowance calculation is determined by utilizing a risk grading model that considers borrowers' past due experience, coverage ratio to industry averages, economic conditions and various other circumstances that are subject to change over time. In general, the loan loss policy for installment loans requires a charge-off if the loan reaches 120-day delinquent status or if notice of bankruptcy liquidation notice is received. The Company follows lending policies, with established criteria for determining the repayment capacity of borrowers, requirements for down payments and current market appraisals or other valuations of collateral when loans are originated. Installment lending also utilizes credit scoring to help in the determination of credit quality and pricing.

     The Company generally recognizes interest income on the accrual basis, except for certain loans which are placed on non-accrual status, when in the opinion of management, doubt exists as to collection on the loan. The Company's policy is to generally not allow loans greater


                                                           ANNUAL REPORT
                                                                2007
                                                        UNITED BANCORP INC.   13
than 90 days past due to accrue interest unless the loan is both well secured and in the process of collection. When a loan is placed on non-accrual status, interest income may be recognized as cash payment is received.

                   TOTAL AVERAGE EARNING ASSETS (In Thousands)

                                   (BAR CHART)

     Management believes the current balance of the allowance for loan losses is sufficient to cover probable incurred losses. Net charge-offs to average loans for the year-ended 2007 was 0.39% compared to 0.83% for 2006. Refer to Provision for Loan Losses section for further discussion on the Company's credit quality.

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

     Securities available for sale at year-end 2007 increased $31.5 million, or 23.6%, from 2006, while securities held to maturity decreased $1.7 million, or 9.7%.

     In our planning process, management's projection for 2007 was for a slightly decreasing interest rate environment with a positively sloped yield curve. The increase in the available for sale portfolio is due to a focus in 2007 to increase the Company's investment portfolio before rates decreased in the second half of the year. In 2006, the Company focused on increasing the Company's investment in state and municipal obligations with extended call protection to protect the net interest margin of the Company.

SOURCES OF FUNDS - DEPOSITS

     The Company's primary source of funds is core deposits from retail (individuals) and business customers. These core deposits include all categories of interest-bearing deposits, excluding certificates of deposit greater than $100,000. During 2007, core deposits increased $8.2 million, or 2.9%. The key to the increase in core deposits at both bank divisions was the introduction and promotion of money market accounts that offer competitive interest rates. CITIZENS promoted their existing money market account in 2007 with a higher promotional interest rate during the first six months after the account was opened. COMMUNITY'S money market account "Generation Gold" offers a competitive interest rate plus perks such as travel discounts and merchant discounts both nationwide and with local merchants. Management believes the unique feature of this account is the participation of local merchants who offer discounts for their services to Generation Gold account holders.

     The Company maintains deposit relationships with public agencies, including local school districts, city and township municipalities, public works facilities and others, which may tend to be more seasonal in nature resulting from the receipt and disbursement of state and federal grants. These entities have maintained relatively stable balances with the Company due to various funding and disbursement timeframes.

     Certificates of deposit greater than $100,000 are not considered part of core deposits and, as such, are used as a tool to balance funding needs. At year-end 2007, certificates of deposit greater than $100,000 decreased $7.7 million or 16.7% from year-end 2006 totals. The decrease in these larger certificates of deposit was designed by Management to reduce the Company's reliance on larger depository and public funds relationships.


        ANNUAL REPORT
             2007
14   UNITED BANCORP INC.

     The attraction of and retention of core deposits continues to be a challenge to the Company and the overall banking industry. Alternative financial products are continuously being introduced by our competition whether through a traditional bank or brokerage services company. As a result of this competition, the Company does offer full service brokerage services through its affiliate with UVEST Financial Services(R)

SOURCES OF FUNDS - SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE AND OTHER BORROWED FUNDS

     Other interest-bearing liabilities include securities sold under agreements to repurchase, federal funds purchased, Treasury, Tax and Loan, notes payable and Federal Home Loan Bank advances. Securities sold under agreements to repurchase increased by $4.7 million. The average balance in securities sold under agreements to repurchase increased $1.3 million, or 12.4%, from 2006 to 2007.

     Advances from the Federal Home Loan Bank (FHLB) increased $14.8 million, or 33.5%, from 2006 to 2007 while federal funds purchased increased $8.7 million for the same period. As discussed, Management in its strategy to reduce its reliance on larger depository and public fund relationships, led to the increase in short-term borrowings with the FHLB and federal funds. In addition, during 2007 Management utilized short term repricing borrowings to purchase fixed-rate investment securities. It was anticipated by Management that short term rates would begin to decrease as they did in the latter half of 2007. This strategy helped to increase the Company's net interest margin during 2007 and into 2008.

OTHER ASSETS

     The Company owns approximately $9.3 million in Bank Owned Life Insurance
(BOLI) with the original investment occurring in 2002. Refer to Performance Overview, Noninterest Income section for further information.

                            NET INCOME (In Thousands)

                                   (BAR CHART)

                            RETURN ON AVERAGE ASSETS

                                   (BAR CHART)

                        PERFORMANCE OVERVIEW 2007 TO 2006

NET INCOME

     The Company reported net income of $2.6 million in 2007 compared with $2.1 million for 2006, an increase of $517,000, or 25.0%. On a per share basis, the Company basic earnings per share were $0.57 for 2007, as compared to $0.45 for 2006, an increase of 26.7%. This earnings performance equates to a 0.60% Return on Average Assets ("ROA") and 8.12% Return on Average Equity ("ROE") for 2007 compared to 0.50% and 6.49%, respectively, for 2006.

NET INTEREST INCOME

     Net interest income, by definition, is the difference between interest income generated on interest-earning assets and the interest expense incurred on interest-bearing liabilities. Various factors contribute to changes in net interest income, including volumes, interest rates and the composition or mix of interest-earning assets in relation to interest-bearing liabilities. Tax equivalent net interest income increased $399,000 in 2007. The net interest margin increased slightly to 3.31% from 3.28%. While the Company's yield on earning assets has on average increased 37 basis points from 2006 to 2007, the cost of funds has increased 30 basis points for the same period.

     Average interest-earning assets increased $13.3 million, or 3.4%, in 2007 while the associated weighted-average yield on these interest-earning assets increased from 6.56% in 2006 to 6.93% for 2007. Average interest-bearing


                                                           ANNUAL REPORT
                                                                2007
                                                        UNITED BANCORP INC.   15
liabilities increased $15.2 million, or 4.2%, in 2007 while the associated weighted-average costs on these interest-bearing liabilities increased from 3.58% to 3.88%.

     Refer to the sections on Asset and Liability Management and Sensitivity to Market Risks and Average Balances, Net Interest Income and Yields Earned and Rates Paid elsewhere herein for further information.

PROVISION FOR LOAN LOSSES

     The provision for loan losses is a charge to expense recorded to maintain the related balance sheet allowance for loan losses at an amount considered adequate to cover probable incurred losses in the portfolio. The provision for loan losses was $993,000 in 2007 compared to $1.4 million in 2006, a decrease of $391,000. As previously discussed, the gross loan portfolio increased approximately $3.1 million, or 1.4%, during 2007. The larger loan loss provision in 2006 was due primarily to increased charge-offs and credit issues with a larger commercial customer in 2006.

Net loans charged-off for 2007 were approximately $891,000 compared to $1.9 million for 2006. The large commercial credit charge-off in 2006 accounted for approximately $1.3 million of the Company's net loans charged off during 2006. For 2007 and 2006 net loan charge-offs as a percentage of average loans were 0.39% and 0.83%, respectively.

     The allowance for loan losses as a percentage of loans increased to 1.04% at year-end 2007 from 1.01% at year-end 2006. The Company utilizes a consistent reserve methodology with detail reserve allocations specific to the individual loan portfolios.

NONINTEREST INCOME

     Noninterest income is made up of bank-related fees and service charges, as well as other income-producing services. These include secondary market loan servicing fees, ATM/interchange income, internet bank fees, early redemption penalties for certificates of deposit, safe deposit box rental income, net gain or loss on sales of securities available for sale and loans, leased rental property, cash management services and other miscellaneous items. In addition, the Company has invested in Bank Owned Life Insurance (BOLI). The earnings from this investment are reflected in the Company's noninterest income. Total non-interest income for 2007 was $3.1 million, an increase of $782,000 or 34.0% from 2006 totals.

     Customer service fees on deposit accounts increased $369,000 or 24.6% from 2006 to 2007. The increase was mainly the result of the fourth quarter 2006 implementation of a courtesy overdraft program.

     In summary, the increase in noninterest income in 2007 is primarily attributable to increases in customer service fees of $369.000, gains on sales of other real estate and repossessions owned of $104,000 and increased income on BOLI of $55,000. During 2007, the Company did not incur any losses on investment securities. During 2006 realized losses from the sale of securities and loans totaled $349,000. Approximately $320,000 of the realized security losses in 2006 related to a repositioning of the COMMUNITY security portfolio in June of 2006. Management's sale strategy in June 2006 took into consideration the average life of the bonds sold of approximately 4 years compared to the payback period of just over 2 years on reinvesting those funds in current market interest rates.

NONINTEREST EXPENSE

     Noninterest expense for 2007 increased $206,000 or 1.9% over 2006.

     Salaries and employee benefits increased $498,000, or 8.8%, from 2006 to 2007. The increase is due to merit increases since 2006 and costs of approximately $230,000 related to severance packages associated with the reduction in force due to the consolidation of its banking subsidiaries into one bank.

                            RETURN ON AVERAGE EQUITY

                                   (BAR CHART)


        ANNUAL REPORT
             2007
16   UNITED BANCORP INC.

     Occupancy and equipment expense decreased $98,000, or 7.5%. During 2006, the Company recorded a $90,000 charge against earnings to improve the profitability and customer service related to Community's ATM and Credit Card platforms.

     Professional fees increased $40,000 or 6.8% for 2007 as compared to 2006. Professional fees increased due to additional collection and recovery efforts on delinquent loans and OREO property.

     Other expenses decreased $208,000, or 10.0%. Merchant fees decreased approximately $81,000 from 2006 to 2007 as the Company modified and eliminated certain merchant programs in 2007. Incentives paid to originate new customer deposit accounts decreased $79,000 from 2006 to 2007 as these programs were not offered in 2007. In addition, during 2006 the Company incurred losses on the sale of other real estate owned of approximately $71,500.

     Income tax expense for 2007 was $334,000 compared to $241,000, an increase of $93,000 or 38.6%. The Company's effective income tax rate of 11.4% in 2007 is slightly higher than the 10.4% effective income tax rate for 2006. The Company's effective tax rate is less than the 34% statutory rate due primarily to the effects of non taxable interest income and earnings on bank owned life insurance policies.

                        PERFORMANCE OVERVIEW 2006 TO 2005

NET EARNINGS

     The Company reported earnings of $2.1 million in 2006 compared with $3.3 million in 2005. This earnings performance equates to a 0.50% Return on Average Assets ("ROA") and 6.49% Return on Average Equity ("ROE") for 2006 compared to 0.82% and 10.01%, respectively, for 2005. Basic and Diluted Earnings per share ("EPS") was $0.45 and $0.71, respectively, for 2006 and 2005. Per share amounts for all periods have been restated to reflect the 10% stock split in the form of a dividend distributed in December 2006 and 2005.

                               TOTAL ALLOWANCE FOR
                           LOAN LOSSES TO TOTAL LOANS

                                   (BAR CHART)

                           DILUTED EARNINGS PER SHARE

                                   (BAR CHART)

NET INTEREST INCOME

     Net interest income, by definition, is the difference between interest income generated on interest-earning assets and the interest expense incurred on interest-bearing liabilities. Various factors contribute to changes in net interest income, including volumes, interest rates and the composition or mix of interest-earning assets in relation to interest-bearing liabilities. Net interest income decreased $593,000 in 2006. The net interest margin decreased to 3.28% from 3.59%. Overall, due to the flattening to inverted yield curve in 2006, the Company has experienced deposits costs increasing at a more rapid rate then it's earning assets. While the Company's earnings assets have on average increased 43 basis points from 2005 to 2006, the cost of deposits have increased 89 basis points for the same period.

     Average interest-earning assets increased $34.3 million, or 3.8%, in 2006 while the associated weighted-average yield on these interest-earning assets increased from 6.03% in 2005, to 6.46% for 2006. Average interest-bearing liabilities increased $18.3 million, or 5.4%, in 2006 while the associated weighted-average costs on these interest-bearing liabilities increased from 2.69% to 3.58%.


                                                           ANNUAL REPORT
                                                                2007
                                                        UNITED BANCORP INC.   17

     Refer to the sections on Asset and Liability Management and Sensitivity to Market Risks and Average Balances, Net Interest Income and Yields Earned and Rates Paid elsewhere herein for further information.

PROVISION FOR LOAN LOSSES

     The provision for loan losses is a charge to expense recorded to maintain the related balance sheet allowance for loan losses at an amount considered adequate to cover probable incurred losses incurred in the portfolio. The total provision for loan losses was $1.4 million in 2006 compared to $412,000 in 2005, an increase of $972,000. As previously discussed the loan portfolio decreased approximately $494,000, or 0.20%, during 2006. The increase in loan loss provision for 2006 is primarily due to increased charge-offs and credit issues with a larger commercial customer at the Company's COMMUNITY affiliate.

     Net loans charged-off for 2006 were approximately $1.9 million compared to $503,000 for 2005. The large commercial credit charge-off at COMMUNITY accounted for approximately $1.3 million of the Company's net loans charged off during 2006. For 2006 and 2005 net loan charge-offs as a percentage of average loans were 0.83% and 0.22%, respectively.

     The allowance for loan losses as a percentage of loans decreased to 1.01% at year-end 2006, from 1.25% at year-end 2005. CITIZENS and COMMUNITY utilize a consistent reserve methodology with detail reserve allocations specific to the individual loan portfolios.

                        NET CHARGE-OFFS TO AVERAGE LOANS

                                  (BAR CHART)

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

     The decrease in noninterest income in 2006 is primarily attributable to an increases in losses on sales of securities. During 2006, the Company realized losses from the sale of securities and loans totaling $332,000 compared to

(In thousands)                                        2007      2006      2005
--------------                                      -------   -------   -------
Noninterest income
   Service charges on deposit accounts ..........   $ 1,866   $ 1,497   $ 1,339
   Loss on sales of securities ..................        --      (349)      (52)
   Gains on sales of loans ......................        22        17        21
   Other income .................................     1,191     1,132     1,034
                                                    -------   -------   -------
      Total noninterest income ..................   $ 3,079   $ 2,297   $ 2,342
                                                    =======   =======   =======
Noninterest expense
   Salaries and employee benefits ...............   $ 6,166   $ 5,668   $ 5,432
   Occupancy and equipment ......................     1,216     1,314     1,320
   Professional services ........................       630       590       559
   Insurance ....................................       362       333       343
   Franchise and other taxes ....................       369       425       412
   Advertising ..................................       357       363       400
   Stationery and office supplies ...............       283       276       273
   Amortization of intangibles ..................        --        16        18
   Other expenses ...............................     1,869     2,061     2,006
                                                    -------   -------   -------
      Total noninterest expense .................   $11,252   $11,046   $10,763
                                                    =======   =======   =======


        ANNUAL REPORT
             2007
18   UNITED BANCORP INC.

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

     Other noninterest income increased $98,000 from 2005 to 2006. The overall increase in other noninterest income is primarily due to gains on sale of other real estate owned property of approximately $46,000 and increase sales of life, accident and health insurance of approximately $24,000. This increase in other noninterest income was offset by a decrease of approximately $51,000 in fees related to the Company's secondary market mortgage program.

NONINTEREST EXPENSE

     Noninterest expense for 2006 increased $283,000 or 2.6% over 2005.

     Salaries and employee benefits increased $236,000, or 4.3%, from 2005 to 2006. The increase is mainly due to merit increases since 2005.

     Occupancy and equipment expense decreased $6,000, or 0.5%. Occupancy expense decreased due to capital expenditures mainly technology enhancements,becoming fully depreciated in the first quarter of 2006.

     Professional fees increased $31,000 or 5.5% for 2006 as compared to 2005. Professional fees increased due to additional collection and recovery efforts on delinquent loans and other real estate owned property.

     Advertising decreased $37,000 or 9.3% mainly due to decreased advertising expenses by COMMUNITY in 2006.

     Other expenses increased 1.9%, or $59,000. Overall there is not a single line item that contributes significantly to this decrease. Other noninterest expense including, insurance, franchise and other taxes, stationary and office supplies and amortization did not vary much from 2005 to 2006.

ASSET/LIABILITY

MANAGEMENT AND SENSITIVITY TO MARKET RISKS

     In the environment of changing business cycles, interest rate fluctuations and growing competition, it has become increasingly more difficult for banks to produce adequate earnings on a consistent basis. Although management can anticipate changes in interest rates, it is not possible to reliably predict the magnitude of interest rate changes. As a result, the Company must establish a sound asset/liability management policy, which will minimize exposure to interest rate risk while maintaining an acceptable interest rate spread and insuring adequate liquidity.

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


                                                           ANNUAL REPORT
                                                                2007
                                                        UNITED BANCORP INC.   19

     Gap is defined as the dollar difference between rate sensitive assets and rate sensitive liabilities with respect to a specified time frame. A gap has three components - the asset component, the liability component, and the time component. Gap management involves the management of all three components.

     Gap management is defined as those actions taken to measure and match rate sensitive assets to rate sensitive liabilities. A rate sensitive asset is any interest-earning asset, which can be repriced to a market rate in a given time frame. Similarly, a rate sensitive liability is any interest-bearing liability, which can have its interest rate changed to a market rate during the specified time period. Caps, collars and prepayment penalties may prevent certain loans and securities from adjusting to the market rate.

     A negative gap is created when rate sensitive liabilities exceed rate sensitive assets and conversely a positive gap occurs when rate sensitive assets exceed rate sensitive liabilities. A negative gap position will cause profits to decline in a rising interest rate environment while conversely a positive gap will cause profits to decline in a falling interest rate environment. The Company's goal is to have acceptable profits under any interest rate environment. To avoid volatile profits as a result of interest rate fluctuations, the Company attempts to match interest rate sensitivities, while pricing both the asset and liability components to yield a sufficient interest rate spread so that profits will remain relatively consistent across interest rate cycles.

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

     Management measures the Company's interest rate risk by computing estimated changes in net interest income and the net portfolio value ("NPV") of its cash flows from assets, liabilities and off-balance sheet items in the event of a range of assumed changes in market interest rates. The Bank's senior management and the Executive Committee of the Board of Directors, comprising the Asset/Liability Committee ("ALCO") review the exposure to interest rates monthly. Exposure to interest rate risk is measured with the use of an interest rate sensitivity analysis to determine the change in NPV in the event of hypothetical changes in interest rates, while interest rate sensitivity gap analysis is used to determine the repricing characteristics of the assets and liabilities.

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


        ANNUAL REPORT
             2007
20   UNITED BANCORP INC.

decrease in the case of an increase in interest rates.

     The following tables present an analysis of the potential sensitivity of the Company's net present value of its financial instruments to sudden and sustained changes in the prevailing interest rates.

     The projected volatility of the net present value at both December 31, 2007 and 2006 fall within the general guidelines established by the Board of Directors. The 2007 NPV table shows that in a falling interest rate environment, in the event of a 100 basis point change, the NPV would decrease 5%, and with a 200 basis point change the NPV would decrease 9%. This decrease is the result of fixed rate certificates of deposits not repricing in lock step with an immediate downward rate adjustment of 100 and 200 basis points. The other component is that once rates decrease 100 or 200 basis points we tend to reach a floor on how low depository rates can adjust downward.

     In an upward change in interest rates, the Company's NPV would decrease 6% with a 100 basis point interest rate increase. In a 200 basis point rate increase, the Company's NPV would decrease 23%. This decrease is a result of the Company's available for sale securities portfolio that is invested in fixed-rate securities. As interest rates increase, the market value of the securities decrease. However, since the Company currently has the ability to hold these securities to their final maturity, it would not have to incur any losses.

                             (Dollars in Thousands)

                     Net Portfolio Value - December 31, 2007

Change in Rates   $ Amount   $ Change   % Change
---------------   --------   --------   --------
      +200         35,141     (9,967)     -22%
      +100         42,607     (2,501)      -6%
      Base         45,108
      -100         42,734     (2,374)      -5%
      -200         41,195     (3,913)      -9%

                     Net Portfolio Value - December 31, 2006

Change in Rates   $ Amount   $ Change   % Change
---------------   --------   --------   --------
      +200         32,244    (10,967)     -25%
      +100         37,700     (5,511)     -13%
      Base         43,211
      -100         43,938        727        2%
      -200         42,269       (942)      -2%


                                                          ANNUAL REPORT
                                                               2007
                                                       UNITED BANCORP INC.   21

     The following table is a summary of selected quarterly results of operations for the years ended December 31, 2007 and 2006.

                                 1ST QUARTER   2ND QUARTER   3RD QUARTER   4TH QUARTER
                                 -----------   -----------   -----------   -----------
                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
2007
Total interest income               $6,426        $6,648        $6,673        $6,856
Total interest expense               3,481         3,601         3,807         3,629
                                    ------        ------        ------        ------
Net interest income                  2,945         3,047         2,866         3,227
Provision for losses on loans          183           191           283           336
Other income                           668           783           785           843
General, administrative and
   other expense                     2,610         2,727         3,005         2,910
                                    ------        ------        ------        ------
Income before income taxes             820           912           363           824
Federal income taxes                   102           148           (29)          113
                                    ------        ------        ------        ------
Net income                          $  718        $  764        $  392        $  711
                                    ======        ======        ======        ======
Earnings per share
   Basic                            $ 0.16        $ 0.17        $ 0.09        $ 0.15
                                    ======        ======        ======        ======
   Diluted                          $ 0.16        $ 0.17        $ 0.09        $ 0.15
                                    ======        ======        ======        ======
2006
Total interest income               $5,985        $6,319        $6,552        $6,423
Total interest expense               2,855         3,151         3,385         3,466
                                    ------        ------        ------        ------
Net interest income                  3,150         3,168         3,167         2,957
Provision for losses on loans          102           302           652           328
Other income                           641           600           699           706
Loss on sale of available
   for sale securities                 (29)         (320)           --            --
General, administrative and
   other expense                     2,789         2,941         2,773         2,543
                                    ------        ------        ------        ------
Income before income taxes             871           205           441           792
Federal income taxes (credits)         169           (82)           38           116
                                    ------        ------        ------        ------
Net income                          $  702        $  287        $  403        $  676
                                    ======        ======        ======        ======
Earnings per share
   Basic                            $ 0.15        $ 0.06        $ 0.09        $ 0.15
                                    ======        ======        ======        ======
   Diluted                          $ 0.15        $ 0.06        $ 0.09        $ 0.15
                                    ======        ======        ======        ======


        ANNUAL REPORT
             2007
22   UNITED BANCORP INC.

AVERAGE BALANCES, NET INTEREST INCOME AND YIELDS EARNED AND RATES PAID

     The following table provides information relating to average balance sheet information and reflects the taxable equivalent average yield on interest-earning assets and the average cost of interest-bearing liabilities for the years ended December 31, 2007, 2006 and 2005. The yields and costs are calculated by dividing income or expense by the average balance of interest-earning assets or interest-bearing liabilities.

     The average balance of available for sale securities is computed using the carrying value of securities while the yield for available for sale securities has been computed using the average amortized cost. Average balances are derived from average month-end balances, which include nonaccruing loans in the loan portfolio, net of the allowance for loan losses. Interest income has been adjusted to tax- equivalent basis.

                                                    2007                           2006                           2005
                                        ----------------------------   ----------------------------   ----------------------------
                                                   INTEREST                       INTEREST                       INTEREST
                                         AVERAGE    INCOME/   YIELD/    AVERAGE    INCOME/   YIELD/    AVERAGE    INCOME/   YIELD/
(DOLLARS IN THOUSANDS)                   BALANCE    EXPENSE    RATE     BALANCE    EXPENSE    RATE     BALANCE    EXPENSE    RATE
----------------------                  --------   --------   ------   --------   --------   ------   --------   --------   ------
ASSETS
Interest-earning assets
   Loans                                $228,673    $18,330    8.02%   $234,436   $ 17,724    7.56%   $224,945    $15,513    6.90%
   Taxable securities - AFS              119,546      6,307    5.28     113,659      5,737    4.89     113,491      5,163    4.49
   Tax-exempt securities - AFS            29,103      1,741    5.98      12,826        719    5.52      10,059        599    5.80
   Tax-exempt securities - HTM            16,142        943    5.84      19,235      1,076    5.59      20,718      1,078    5.20
   Federal funds sold                      2,907        145    4.99       3,099        170    5.49          --         --      --
   FHLB stock and other                    4,628        315    6.81       4,464        275    6.16       4,230        249    5.89
                                        --------    -------            --------   --------            --------    -------
Total interest-earning assets            400,999     27,781    6.93     387,719     25,701    6.56     373,443     22,602    6.03
Noninterest-earning assets
   Cash and due from banks                 9,555                          9,322                         10,829
   Premises and equipment (net)            7,029                          7,295                          7,436
   Other nonearning assets                15,179                         15,801                         14,509
   Less: allowance for loan losses        (2,324)                        (2,977)                        (3,043)
                                        --------                       --------                       --------
Total noninterest-earning assets          29,439                         29,441                         29,731
                                        --------                       --------                       --------
Total assets                            $430,438                       $417,160                       $403,174
                                        ========                       ========                       ========
LIABILITIES & SHAREHOLDERS' EQUITY
Interest-bearing liabilities
   Demand deposits                      $119,018    $ 3,872    3.25    $ 96,452   $  2,654    2.75    $ 76,991    $ 1,121    1.46
   Savings deposits                       29,384        128    0.44      34,384        121    0.35      42,748        145    0.34
   Time deposits                         172,096      7,956    4.62     167,128      7,068    4.23     165,109      5,919    3.58
   Fed funds purchased & TT&L              3,419        163    4.77       2,794        162    5.80       4,753        228    4.80
   FHLB advances                          34,081      1,629    4.78      43,342      2,132    4.92      40,100      1,450    3.62
   Trust preferred debentures              4,000        250    6.25       4,000        250    6.25         496         31    6.25
   Repurchase agreements                  11,855        520    4.39      10,557        450    4.26      10,129        252    2.49
                                        --------    -------            --------   --------            --------    -------
Total interest-bearing liabilities       373,853     14,518    3.88     358,657     12,837    3.58     340,326      9,146    2.69
                                                    -------    ----               --------    ----                -------    ----
Noninterest-bearing liabilities
   Demand deposits                        22,250                         24,400                         28,213
   Other liabilities                       2,494                          2,237                          1,750
                                        --------                       --------                       --------
Total noninterest-bearing liabilities     24,744                         26,637                         29,963
                                        --------                       --------                       --------
Total liabilities
Total shareholders' equity                31,841                         31,866                         32,885
                                        --------                       --------                       --------
Total liabilities & shareholders'
   equity                               $430,438                       $417,160                       $403,174
                                        ========                       ========                       ========
Net interest income                                 $13,263                       $ 12,864                        $13,456
                                                    =======                       ========                        =======
Net interest spread                                            3.05%                          2.98%                          3.34%
                                                               ====                           ====                           ====
Net yield on interest-earning assets                           3.31%                          3.28%                          3.59%
                                                               ====                           ====                           ====

-    For purposes of this schedule, nonaccrual loans are included in loans.

-    Fees collected on loans are included in interest on loans.

                                                           ANNUAL REPORT
                                                                2007
                                                        UNITED BANCORP INC.   23

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

                              DIVIDENDS PER SHARE

                                   (BAR CHART)

CAPITAL RESOURCES

     Internal capital growth, through the retention of earnings, is the primary means of maintaining capital adequacy for the Bank. The Company's shareholders' equity at year-end 2007 was $33.9 million, compared to $32.6 million at year-end 2006, representing an increase of 4.0%. Equity totals include $500,000 in accumulated other comprehensive loss which is comprised mainly of a net unrealized loss related to the accumulated benefit obligation in excess of

                                                2007 COMPARED TO 2006      2006 COMPARED TO 2005
                                                 INCREASE/(DECREASE)        INCREASE/(DECREASE)
                                              ------------------------   -------------------------
                                                       CHANGE   CHANGE            CHANGE    CHANGE
                                               TOTAL   DUE TO   DUE TO    TOTAL   DUE TO    DUE TO
(IN THOUSANDS)                                CHANGE   VOLUME    RATE    CHANGE   VOLUME     RATE
--------------                                ------   ------   ------   ------   ------   -------
Interest and dividend income
   Loans                                      $  606   $(443)   $1,049   $2,211   $ 674    $ 1,537
   Taxable securities available for sale         570     297       273      574       8        566
   Tax-exempt securities available for sale    1,022     969        53      120     154        (34)
   Tax-exempt securities held to maturity       (133)   (179)       46       (2)    (80)        78
   Federal funds sold                            (25)    (10)      (15)     170     170         --
   FHLB stock and other                           40      10        30       26      14         12
                                              ------   -----    ------   ------   -----    -------
Total interest and dividend income             2,080     644     1,436    3,099     940      2,159

Interest expense
   Demand deposits                             1,218     684       534    1,533     340      1,193
   Savings deposits                                7     (20)       27      (24)    (34)        10
   Time deposits                                 888     215       673    1,149      73      1,076
   Fed funds purchased                             1      33       (32)     (66)   (107)        41
   FHLB advances                                (503)   (444)      (59)     682     125        557
   Trust Preferred debentures                     --      --        --      219     219         --
   Repurchase agreements                          70      57        13      198      11        187
                                              ------   -----    ------   ------   -----    -------
Total interest expense                         1,681     525     1,156    3,691     408      3,283
                                              ------   -----    ------   ------   -----    -------
Net interest income                           $  399   $ 119    $  280   $ (592)  $ 532    $(1,124)
                                              ======   =====    ======   ======   =====    =======


        ANNUAL REPORT
             2007
24   UNITED BANCORP INC.

fair value of plan assets in the Company's defined benefit pension plan, net of tax, at year-end 2007, compared to a $1.9 million unrealized loss at year-end 2006. Total shareholders' equity in relation to total assets was 7.5% at December 31, 2007 and 7.7% at December 31, 2006. The decrease is primarily due to the growth in the Company's assets during 2007.

     The Company has established a Dividend Reinvestment Plan ("The Plan") for shareholders under which the Company's common stock will be purchased by The Plan for participants with automatically reinvested dividends. The Plan does not represent a change in the dividend policy or a guarantee of future dividends. Shareholders who do not wish to participate in The Plan continue to receive cash dividends, as declared in the usual and customary manner.

     In 2001, the Company's shareholders approved an amendment to the Company's Articles of Incorporation to create a class of preferred shares with 2,000,000 authorized shares. This will enable the Company, at the option of the Board of Directors, to issue series of preferred shares in a manner calculated to take advantage of financing techniques which may provide a lower effective cost of capital to the Company. The amendment also provides greater flexibility to the Board of Directors in structuring the terms of equity securities that may be issued by the Company. As of December 31, 2007 the Company has not issued any preferred shares.

     In 2005, a Delaware statutory business trust owned by the Company, United Bancorp Statutory Trust I ("Trust I" or the "Trust"), issued $4.0 million of mandatorily redeemable debt securities. The sale proceeds were utilized to pur-chase $4.0 million of the Company's subordinated debentures. The Company's subordinated debentures are the sole asset of Trust I. Pursuant to FIN 46(R), the Company's investment in Trust I is not consolidated herein as the Company is not deemed the primary beneficiary of the Trust. However,the $4.0 million of mandatorily redeemable debt securities issued by the Trust are includible for regulatory purposes as a component of the Company's Tier 1 Capital. Interest on the Company's subordinated debentures are fixed at 6.25% and are payable quarterly.

                          EQUITY CAPITAL (In Thousands)

                                   (BAR CHART)

                              BOOK VALUE PER SHARE

                                   (BAR CHART)

     The $4.0 million of net proceeds received by the Company was primarily utilized to fund a $3.4 million note receivable from a newly formed Employee Stock Option Plan (ESOP). The ESOP in turn utilized the note proceeds to purchase $3.4 million of the Company's treasury stock.

LIQUIDITY

     Liquidity relates primarily to the Company's ability to fund loan demand, meet deposit customers' withdrawal requirements and provide for operating expenses. Assets used to satisfy these needs consist of cash and due from banks, federal funds sold and securities available-for sale. These assets are commonly referred to as liquid assets. Liquid assets were $177.6 million at December 31, 2007, compared to $148.4 million at December 31, 2006. Management recognizes securities may need to be sold in the future to help fund loan demand and, accordingly,as of December 31, 2007, $165.3 million of the securities portfolio was classified as available for sale. The Company's residential real estate portfolio can and has been readily used to collateralize borrowings as an additional source of liquidity. Management believes its current liquidity level is sufficient to meet the cash requirement.


                                                          ANNUAL REPORT
                                                               2007
                                                       UNITED BANCORP INC.   25

     The Cash Flow Statements for the periods presented provide an indication of the Company's sources and uses of cash as well as an indication of the ability of the Company to maintain an adequate level of liquidity. A discussion of the cash flow statements for 2007, 2006 and 2005 follows. The Company experienced a net increase in cash from operating activities in 2007, 2006 and 2005. Net cash provided by operating activities totaled $3.3 million, $3.9 million and $4.0 million for the years ended December 31, 2007, 2006 and 2005, respectively. The adjustments to reconcile net earnings to net cash from operating activities consisted mainly of depreciation and amortization of premises and equipment and intangibles, gain on sales of loans, securities and other assets, the provision for loan losses, Federal Home Loan Bank stock dividends, net amortization of securities and net changes in other assets and liabilities.

     NET CASH USED IN INVESTING ACTIVITIES totaled $31.1 million, $7.2 million and $10.4 million for the years ended December 31, 2007, 2006 and 2005, respectively. The changes in net cash from investing activities include loan growth,as well as normal maturities,security calls and reinvestments of securities and premises and equipment expenditures. In 2006 and 2005, the Company received $7.7 million, and $15.9 million, respectively, from sales of securities available for sale. Proceeds from securities, which matured or were called totaled $22.2 million, $16.4 million, and $22.8 million in 2007, 2006 and 2005, respectively.

     NET CASH PROVIDED BY FINANCING ACTIVITIES totaled $25.6 million, $4.0 million and $12.8 million for the years ended December 31, 2007, 2006 and 2005,respectively. The net cash from financing activities in 2007 was primarily attributable to increases in borrowings of $28.2 million offset by cash dividends paid of $2.4 million and share repurchases of $1.1 million.

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


        ANNUAL REPORT
             2007
26   UNITED BANCORP INC.

(BKD LLP LOGO)

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
United Bancorp, Inc.

We have audited the accompanying consolidated balance sheet of United Bancorp, Inc. as of December 31, 2007, and the related consolidated statements of income, comprehensive income, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements for the year ended December 31, 2006 were audited by other auditors, whose report dated March 23, 2007, expressed an unqualified opinion on those statements

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing auditing procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of United Bancorp, Inc. as of December 31, 2007, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ BKD, LLP

Cincinnati, Ohio
March 12, 2008

                                                              (PRAXITY(TM) LOGO)

      312 Walnut Street, Suite 3000 Cincinnati, OH 45202-4025 513 621-8300
                                Fax 513 621-8345

bkd.com                        BEYOND YOUR NUMBERS

(GRANT THORNTON LOGO)

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
United Bancorp, Inc.
Martins Ferry, Ohio

We have audited the accompanying consolidated statement of financial condition of United Bancorp, Inc. (the "Company") as of December 31, 2006 and the related consolidated statements of earnings, comprehensive income, shareholders' equity and cash flows for each of the two years in the period ended December 31, 2006. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of United Bancorp, Inc. as of December 31, 2006 and the results of its operations, comprehensive income and cash flows for each of the two years in the period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

As more fully described in Note 1 and 13, the Company changed its methods of accounting for stock-based compensation and defined benefit plans in accordance with Statement of Financial Accounting Standards No. 123(R) and Financial Accounting Standards No. 158.


/s/ Grant Thornton LLP
Cincinnati, Ohio
March 23, 2007

GRANT THORNTON LLP
U.S. member firm of Grant Thornton International Ltd

                           CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 2007 AND 2006
                        (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                2007       2006
                                                                              --------   --------
ASSETS
   Cash and due from banks                                                    $  4,678   $  6,817
   Interest-bearing demand deposits                                              7,646      7,737
                                                                              --------   --------
            Cash and cash equivalents                                           12,324     14,554
                                                                              --------   --------
   Available-for-sale securities                                               165,324    133,808
   Held-to-maturity securities                                                  16,142     17,870
   Loans, net of allowance for loan losses of $2,447 and $2,345 at
      December 31, 2007 and 2006, respectively                                 232,197    229,172
   Premises and equipment                                                        7,077      7,261
   Federal Home Loan Bank stock                                                  4,624      4,556
   Foreclosed assets held for sale, net                                            525        794
   Accrued interest receivable                                                   3,146      2,578
   Deferred federal income taxes                                                   180        748
   Bank-owned life insurance                                                     9,296      8,927
   Other assets                                                                    535      1,385
                                                                              --------   --------
            Total assets                                                      $451,370   $421,653
                                                                              ========   ========

LIABILITIES AND STOCKHOLDERS' EQUITY
   LIABILITIES
      Deposits
         Demand                                                               $146,057   $124,152
         Savings, NOW and money market                                          27,816     30,972
         Time                                                                  156,615    174,881
                                                                              --------   --------
            Total deposits                                                     330,488    330,005
                                                                              --------   --------
      Short-term borrowings                                                     19,609      6,218
      Federal Home Loan Bank advances                                           58,926     44,135
      Trade date security purchases                                              3,000      2,886
      Subordinated debentures                                                    4,000      4,000
      Interest payable and other liabilities                                     1,460      1,829
                                                                              --------   --------
            Total liabilities                                                  417,483    389,073
                                                                              --------   --------

   STOCKHOLDERS' EQUITY
      Preferred stock, no par value, authorized 2,000,000 shares; no shares
         issued                                                                     --         --
      Common stock, $1 par value; authorized 10,000,000 shares; issued
         2007 - 5,178,869 shares, 2006 - 5,131,874 shares                        5,179      5,132
      Additional paid-in capital                                                28,048     27,547
      Retained earnings                                                          7,112      6,962
         Stock held by deferred compensation plan; 108,322 and 103,135
         shares at December 31, 2007 and 2006, respectively                     (1,051)    (1,019)
      Unearned ESOP compensation                                                (2,931)    (3,266)
      Accumulated other comprehensive loss                                        (500)    (1,912)
      Treasury stock, at cost
         2007 - 190,266 shares, 2006 - 84,024 shares                            (1,970)      (864)
                                                                              --------   --------
            Total stockholders' equity                                          33,887     32,580
                                                                              --------   --------
            Total liabilities and stockholders' equity                        $451,370   $421,653
                                                                              ========   ========

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                                           ANNUAL REPORT
                                                                2007
                                                        UNITED BANCORP INC.   29

                        CONSOLIDATED STATEMENTS OF INCOME

                  YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                2007      2006      2005
                                                              -------   -------   -------
INTEREST AND DIVIDEND INCOME
   Loans                                                      $18,000   $17,725   $15,480
   Securities
      Taxable                                                   6,307     5,737     5,179
      Tax-exempt                                                1,836     1,372     1,272
   Federal funds sold                                             145       170        42
   Dividends on Federal Home Loan Bank and other stock            315       275       208
                                                              -------   -------   -------
         Total interest and dividend income                    26,603    25,279    22,181
                                                              -------   -------   -------
INTEREST EXPENSE
   Deposits                                                    11,956     9,836     7,185
   Borrowings                                                   2,562     3,001     1,961
                                                              -------   -------   -------
         Total interest expense                                14,518    12,837     9,146
                                                              -------   -------   -------
NET INTEREST INCOME                                            12,085    12,442    13,035
PROVISION FOR LOAN LOSSES                                         993     1,384       412
                                                              -------   -------   -------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES            11,092    11,058    12,623
                                                              -------   -------   -------
NONINTEREST INCOME
   Customer service fees                                        1,866     1,497     1,339
   Net gains on loan sales                                         22        17        21
   Loss on sales of available-for-sale securities - net            --      (349)      (52)
   Earnings on bank-owned life insurance                          412       357       347
   Gain on sale of real estate and other repossessed assets       152        48         2
   Other                                                          627       727       685
                                                              -------   -------   -------
         Total noninterest income                               3,079     2,297     2,342
                                                              -------   -------   -------
NONINTEREST EXPENSE
   Salaries and employee benefits                               6,166     5,668     5,432
   Net occupancy expense                                        1,216     1,314     1,320
   Professional fees                                              630       590       559
   Insurance                                                      362       333       343
   Franchise and other taxes                                      369       425       412
   Marketing expense                                              357       363       400
   Printing and office supplies                                   283       276       273
   Other                                                        1,869     2,077     2,024
                                                              -------   -------   -------
         Total noninterest expense                             11,252    11,046    10,763
                                                              -------   -------   -------
INCOME BEFORE FEDERAL INCOME TAXES                              2,919     2,309     4,202
PROVISION FOR FEDERAL INCOME TAXES                                334       241       909
                                                              -------   -------   -------
NET INCOME                                                    $ 2,585   $ 2,068   $ 3,293
                                                              =======   =======   =======
BASIC EARNINGS PER SHARE                                      $  0.57   $  0.45   $  0.71
                                                              =======   =======   =======
DILUTED EARNINGS PER SHARE                                    $  0.57   $  0.45   $  0.71
                                                              =======   =======   =======

                                  SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


        ANNUAL REPORT
             2007
30   UNITED BANCORP INC.

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                  YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                         TREASURY      SHARES                ACCUMULATED
                                                          ADDITIONAL     STOCK AND    ACQUIRED                  OTHER
                                                 COMMON     PAID-IN      DEFERRED        BY      RETAINED   COMPREHENSIVE
                                                  STOCK     CAPITAL    COMPENSATION     ESOP     EARNINGS        LOSS        TOTAL
                                                 ------   ----------   ------------   --------   --------   -------------   -------
BALANCE, JANUARY 1, 2005                         $4,127     $25,831      $(3,520)     $    --    $ 7,021       $  (635)     $32,824
   Net income                                        --          --           --           --      3,293            --        3,293
   Stock split in the form of a dividend            419          --           --           --       (419)           --           --
   Cash paid in lieu of fractional
      shares on stock dividend                       --          --           --           --         (4)           --           (4)
   Cash dividends -- $0.44 per share                 --          --           --           --     (2,115)           --       (2,115)
   Shares purchased for deferred compensation
      plan                                           --         147         (147)          --         --            --           --
   Shares distributed from deferred
      compensation plan                              --          (7)           7           --         --            --           --
   Purchase of treasury stock - shares at cost       --          --         (614)          --         --            --         (614)
   Shares acquired by ESOP                           --         364        3,053       (3,417)        --            --           --
   Proceeds from the exercise of stock options       42         254           --           --         --            --          296
   Issuance of shares to Dividend
      Reinvestment Plan                              27         330           --           --         --            --          357
   Unrealized losses on securities designated
      as available for sale, net of tax
      benefits                                       --          --           --           --         --        (1,557)      (1,557)
                                                 ------     -------      -------      -------    -------       -------      -------
BALANCE, DECEMBER 31, 2005                        4,615      26,919       (1,221)      (3,417)     7,776        (2,192)      32,480
   Net income                                        --          --           --           --      2,068            --        2,068
   Stock split in the form of a dividend            465          --           --           --       (465)           --           --
   Cash paid in lieu of fractional
      shares on stock dividend                       --          (4)          --           --         --            --           (4)
   Cash dividends - $0.48 per share                  --          --           --           --     (2,417)           --       (2,417)
   Shares purchased for deferred compensation
      plan                                           --         168         (168)          --         --            --           --
   Shares distributed from deferred
      compensation plan                              --         (41)          41           --         --            --           --
   Purchase of treasury stock - shares at cost       --          --         (535)          --         --            --         (535)
   Stock options exercised                            1           5           --           --         --            --            6
   Issuance of shares to Dividend
      Reinvestment Plan and Director Plan            51         500           --           --         --            --          551
   Adoption of SFAS No. 158                          --          --           --           --         --          (426)        (426)
   ESOP compensation                                 --          --           --          151         --            --          151
   Unrealized gains on securities
      designated as available for sale,
      net of related taxes                           --          --           --           --         --           706          706
                                                 ------     -------      -------      -------    -------       -------      -------
BALANCE, DECEMBER 31, 2006                        5,132      27,547       (1,883)      (3,266)     6,962        (1,912)      32,580
   Net income                                        --          --           --           --      2,585            --        2,585
   Cash dividends - $0.52 per share                  --          --           --           --     (2,435)           --       (2,435)
   Shares purchased for deferred compensation
      plan                                            9         236         (148)          --         --            --           97
   Shares distributed from deferred
      compensation plan                              --        (116)         116           --         --            --           --
   Purchase of treasury stock - shares at cost       --          --       (1,106)          --         --            --       (1,106)
   Defined benefit plan                              --          --           --           --         --          (226)        (226)
   Issuance of shares to Dividend
      Reinvestment Plan                              38         381           --           --         --            --          419
   ESOP compensation                                 --          --           --          335         --            --          335
   Unrealized gains on securities
      designated as available for sale,
      net of related taxes                           --          --           --           --         --         1,638        1,638
                                                 ------     -------      -------      -------    -------       -------      -------
BALANCE, DECEMBER 31, 2007                       $5,179     $28,048      $(3,021)     $(2,931)   $ 7,112       $  (500)     $33,887
                                                 ======     =======      =======      =======    =======       =======      =======

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                                           ANNUAL REPORT
                                                                2007
                                                        UNITED BANCORP INC.   31

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                  YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                  2007       2006       2005
                                                                --------   --------   --------
OPERATING ACTIVITIES
   Net income                                                   $  2,585   $  2,068   $  3,293
   Items not requiring (providing) cash
      Depreciation and amortization                                  491        608        621
      Provision for loan losses                                      993      1,384        412
      Amortization of premiums and discounts on securities            74        184        383
      Amortization of loan-servicing rights                           73         69         81
      Deferred income taxes                                         (159)       454        (49)
      Loss on sales of available-for-sale securities                  --        349         52
      Net gains on sales of loans                                    (22)       (17)       (21)
      Gain on sale of premises and equipment                          --         --        (10)
      Amortization of stock benefit plan                             335        151         --
      Gain on sale of real estate owned and other repossessed
         assets                                                     (152)       (48)        (2)
      Federal Home Loan Bank stock dividends                         (68)      (250)      (191)
      Increase in value of bank-owned life insurance                (369)      (357)      (286)
   Changes in
      Accrued interest receivable                                   (569)      (215)      (110)
      Other assets                                                   777       (939)        22
      Interest payable and other liabilities                        (710)       446       (229)
                                                                --------   --------   --------
      Net cash provided by operating activities                    3,279      3,887      3,966
                                                                --------   --------   --------
INVESTING ACTIVITIES
   Purchases of available-for-sale securities                    (51,261)   (32,589)   (25,643)
   Proceeds from maturities of available-for-sale securities      22,233     16,387     22,780
   Proceeds from the sales of available-for-sale securities           --      7,730     15,899
   Purchases of held-to-maturity securities                           --         --     (5,991)
   Proceeds from maturities of held-to-maturity securities         1,761      2,425        710
   Net change in loans                                            (4,727)    (2,197)   (17,644)
   Purchase of premises and equipment                               (312)      (248)      (484)
   Proceeds from sales of premises and equipment                       4         --         44
   Purchase of bank-owned life insurance                              --         --       (382)
   Proceeds from the sale of foreclosed assets                     1,221      1,262        289
   Additions to foreclosed assets                                    (68)        --         --
                                                                --------   --------   --------
         Net cash used in investing activities                   (31,149)    (7,230)   (10,422)
                                                                --------   --------   --------

                                  SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


        ANNUAL REPORT
             2007
32   UNITED BANCORP INC.

                CONSOLIDATED STATEMENTS OF CASH FLOWS Continued

                  YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                       2007      2006       2005
                                                                     -------   --------   -------
FINANCING ACTIVITIES
   Net increase in deposits                                          $   483   $ 23,091   $ 6,285
   Net change in Federal Home Loan Bank advances                      28,182    (16,668)    4,549
   Issuance of subordinated debentures                                    --         --     4,000
   Cash dividends paid                                                (2,435)    (2,417)   (2,115)
   Cash paid in lieu of fractional shares in stock dividend               --         (4)       (4)
   Proceeds from issuance of shares to Dividend Reinvestment
      Plan                                                               419        547       357
   Proceeds from exercise of stock options                                --          1       146
   Tax benefit on options exercised                                       --          5       150
   Treasury stock purchases                                           (1,106)      (535)     (614)
   Shares purchased for deferred compensation plan                        97         --        --
   Treasury shares acquired by ESOP                                       --         --     3,417
   Funding of note receivable from ESOP                                   --         --    (3,417)
                                                                     -------   --------   -------
         Net cash provided by financing activities                    25,640      4,020    12,754
                                                                     -------   --------   -------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                      (2,230)       677     6,298
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                          14,554     13,877     7,579
                                                                     -------   --------   -------
CASH AND CASH EQUIVALENTS, END OF YEAR                               $12,324   $ 14,554   $13,877
                                                                     =======   ========   =======
SUPPLEMENTAL CASH FLOWS INFORMATION
   Interest paid on deposits and borrowings                          $14,477   $ 12,825   $ 9,105
                                                                     =======   ========   =======
   Federal income taxes paid                                         $   265   $    395   $   942
                                                                     =======   ========   =======
SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING ACTIVITIES
   Transfers from loans to real estate owned and other
      repossessed assets                                             $   731   $    765   $   517
                                                                     =======   ========   =======
   Unrealized gains (losses) on securities designated as available
      for sale, net of related tax effects                           $ 1,636   $    476   $(1,591)
                                                                     =======   ========   =======
   Change in unfunded status of defined benefit plan liability       $  (340)  $   (645)  $    --
                                                                     =======   ========   =======
   Recognition of mortgage servicing rights in accordance with
      SFAS No. 140                                                   $   109   $    105   $   340
                                                                     =======   ========   =======

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                                           ANNUAL REPORT
                                                                2007
                                                        UNITED BANCORP INC.   33

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 2007, 2006 AND 2005

NOTE 1: NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     PRINCIPLES OF CONSOLIDATION

          The consolidated financial statements include the accounts of United Bancorp, Inc. ("United" or "the Company") and its wholly-owned subsidiaries, The Citizens Savings Bank of Martins Ferry, Ohio (the "Bank" or "Citizens") and The Community Bank, Lancaster, Ohio (collectively the "Banks"). Effective July 1, 2007, the Company merged The Community Bank into The Citizens Savings Bank and now operates that market area as The Community Bank, a division of The Citizens Savings Bank. All intercompany transactions and balances have been eliminated in consolidation.

     NATURE OF OPERATIONS

          The Company's revenues, operating income and assets are almost exclusively derived from banking. Accordingly, all of the Company's banking operations are considered by management to be aggregated in one reportable operating segment. Customers are mainly located in Athens, Belmont, Carroll, Fairfield, Harrison, Hocking and Tuscarawas Counties and the surrounding localities in northeastern, eastern and southeastern Ohio, and include a wide range of individuals, business and other organizations. Citizens has historically conducted its business through its main office in Martins Ferry, Ohio and nine branches in Bridgeport, Colerain, Dellroy, Dover, Jewett, New Philadelphia, St. Clairsville, Sherrodsville and Strasburg, Ohio. Community has historically conducted its business through its seven offices in Amesville, Glouster, Lancaster and Nelsonville, Ohio. Effective November 15, 2006, the Company's Board of Directors voted to consolidate Community's charter with Citizens, maintaining Community's name and operations as a division of Citizens. This reorganization was completed in 2007.

          The Company's primary deposit products are checking, savings and term certificate accounts, and its primary lending products are residential mortgage, commercial and installment loans. Substantially all loans are secured by specific items of collateral including business assets, consumer assets and real estate. Commercial loans are expected to be repaid from cash flow from operations of businesses. Real estate loans are secured by both residential and commercial real estate. Net interest income is affected by the relative amount of interest-earning assets and interest-bearing liabilities and the interest received or paid on these balances. The level of interest rates paid or received by the Company can be significantly influenced by a number of environmental factors, such as governmental monetary policy, that are outside of management's control.

     USE OF ESTIMATES

          The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


        ANNUAL REPORT
             2007
34   UNITED BANCORP INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 2007, 2006 AND 2005

          Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses (and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans). In connection with the determination of the allowance for loan losses (and the valuation of foreclosed assets held for sale), management obtains independent appraisals for significant properties.

     CASH EQUIVALENTS

          The Company considers all liquid investments with original maturities of three months or less to be cash equivalents.

     SECURITIES

          Available-for-sale securities, which include any security for which the Company has no immediate plan to sell but which may be sold in the future, are carried at fair value. Unrealized gains and losses are recorded, net of related income tax effects, in other comprehensive income.

          Held-to-maturity securities, which include any security for which the Company has the positive intent and ability to hold until maturity, are carried at historical cost adjusted for amortization of premiums and accretion of discounts.

          Amortization of premiums and accretion of discounts are recorded as interest income from securities. Realized gains and losses are recorded as net security gains (losses). Gains and losses on sales of securities are determined on the specific-identification method.

     LOANS HELD FOR SALE

          Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or fair value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income. At December 31, 2007 and 2006, the Company did not have any loans originated and held for sale.

     LOANS

          Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding principal balances adjusted for any charge-offs, the allowance for loan losses and any deferred fees or costs on originated loans. Interest income is reported on the interest method and includes amortization of net deferred loan fees and costs over the loan term. Generally, loans are placed on non-accrual status at ninety days past due and interest is considered a loss, unless the loan is well-secured and in the process of collection.


                                                           ANNUAL REPORT
                                                                2007
                                                        UNITED BANCORP INC.   35

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 2007, 2006 AND 2005

ALLOWANCE FOR LOAN LOSSES

     The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to income. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

     The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

     A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price or the fair value of the collateral if the loan is collateral dependent.

     Large groups of smaller balance homogenous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential loans for impairment measurements.

PREMISES AND EQUIPMENT

     Depreciable assets are stated at cost less accumulated depreciation. Depreciation is charged to expense using the straight-line method over the estimated useful lives of the assets. An accelerated method is used for tax purposes.


        ANNUAL REPORT
             2007
36   UNITED BANCORP INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 2007, 2006 AND 2005

FEDERAL HOME LOAN BANK STOCK

     The Company is required as a condition of membership in the Federal Home Loan Bank of Cincinnati (FHLB) to maintain an investment in FHLB common stock. The required investment in the common stock is based on a predetermined formula. The stock is redeemable at par and, therefore, its cost is equivalent to its redemption value. The Company's ability to redeem FHLB shares is dependent on the redemption practices of the FHLB of Cincinnati. At December 31, 2007, the FHLB of Cincinnati placed no restrictions on redemption of shares in excess of a member's required investment in the stock.

FORECLOSED ASSETS HELD FOR SALE

     Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in net income or expense from foreclosed assets.

BANK-OWNED LIFE INSURANCE

     The Company and the Banks have purchased life insurance policies on certain key executives. Company and bank-owned life insurance is recorded at its cash surrender value, or the amount that can be realized.

INTANGIBLE ASSETS

     Intangible assets consisted of core deposits arising from branch acquisitions. Such assets were recorded at fair value and were fully amortized as of December 31, 2006. Amortization expense related to intangible assets totaled $18,000 for each of the years ended December 31, 2006 and 2005.

MORTGAGE SERVICING RIGHTS

     Beginning January 1, 2007, mortgage servicing rights on originated loans that have been sold are initially recorded at fair value. Mortgage servicing rights on originated loans that have been sold prior to 2007 are capitalized by allocating the total cost of the mortgage loans between the mortgage servicing rights and the loans based on their relative fair values. Capitalized servicing rights are amortized in proportion to and over the period of estimated servicing revenues. Impairment of mortgage-servicing rights is assessed based on the fair value of those rights. Fair values are estimated using discounted cash flows based on a current market interest rate. For purposes of measuring impairment, the rights are stratified based on the predominant risk characteristics of the underlying loans. The predominant characteristic currently used for stratification is type of loan. The amount of impairment recognized is the amount by which the capitalized mortgage servicing rights for a stratum exceed their fair value.


                                                           ANNUAL REPORT
                                                                2007
                                                        UNITED BANCORP INC.   37

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 2007, 2006 AND 2005

TREASURY STOCK

     Treasury stock is stated at cost. Cost is determined by the first-in, first-out method.

STOCK OPTIONS

     At December 31, 2007, the Company has a stock-based employee compensation plan, which is described more fully in Note 14. Prior to 2006, the Company accounted for this plan under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. Accordingly, in 2005, no stock-based employee compensation cost is reflected in net income, as all options granted under this plan had an exercise price equal to the market value of the underlying common stock at the grant date.

     Effective January 1, 2006 the Company adopted the fair value recognition provisions of Statement of Financial Accounting Standards (SFAS) No. 123R, Share-Based Payment. The Company selected the modified prospective application. Accordingly, after January 1, 2006, the Company began expensing the fair value of stock options granted, modified, repurchased or cancelled.

     The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value provisions of SFAS No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation for the year ended December 31, 2005.

                                                            2005
                                                       --------------
                                                       (In thousands)
Net income, as reported                                    $3,293
Less: Total stock-based employee compensation cost
   determined under the fair value based method, net
   of income taxes                                             (6)
                                                           ------
Pro forma net income                                       $3,287
                                                           ======

Earnings per share:
   Basic - as reported                                     $ 0.71
                                                           ======
   Basic - pro forma                                       $ 0.70
                                                           ======
   Diluted - as reported                                   $ 0.71
                                                           ======
   Diluted - pro forma                                     $ 0.70
                                                           ======


        ANNUAL REPORT
             2007
38   UNITED BANCORP INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 2007, 2006 AND 2005

INCOME TAXES

     Deferred tax assets and liabilities are recognized for the tax effects of differences between the financial statement and tax bases of assets and liabilities. A valuation allowance is established to reduce deferred tax assets if it is more likely than not that a deferred tax asset will not be realized. The Company files a consolidated income tax return with its subsidiary.

STOCKHOLDERS' EQUITY AND DIVIDEND RESTRICTIONS

     The Company has authorized 10,000,000 shares of $1.00 value common stock and 2,000,000 shares of preferred stock. Treasury stock is carried at cost. A 10% stock split in the form of a dividend was distributed during 2006 and 2005 to all stockholders of record. All per share data has been retroactively adjusted for these stock splits. The purpose of such stock splits was to increase the marketability of the Company's common shares.

     Banking regulations require maintaining certain capital levels and may limit the dividends paid by the Bank to the Company or by the Company to stockholders. Dividend payments to the stockholders may be legally paid from additional paid-in capital or retained earnings. At December 31, 2007, the Bank has the ability to dividend $4.5 million to the Company.

EARNINGS PER SHARE

     Earnings per share have been computed based upon the weighted-average common shares outstanding during each year. Unearned ESOP shares which have not vested have been excluded from the computation of average shares outstanding. Diluted earnings per common share include the dilutive effect of additional potential common shares issuable under the Company's stock option plans.

ADVERTISING

     Advertising costs are expensed as incurred.

RECLASSIFICATIONS

     Certain reclassifications have been made to the prior years' financial statements to conform to the 2007 financial statement presentation. These reclassifications had no effect on net income.

NOTE 2: RESTRICTION ON CASH AND DUE FROM BANKS

     The Company is required to maintain reserve funds in cash and/or on deposit with the Federal Reserve Bank. The reserve required at December 31, 2007 and 2006, was $4.2 million and $2.3 million, respectively.


                                                           ANNUAL REPORT
                                                                2007
                                                        UNITED BANCORP INC.   39

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 2007, 2006 AND 2005

NOTE 3: SECURITIES

     The amortized cost and approximate fair values of securities are as follows:

                                               GROSS        GROSS
                                AMORTIZED   UNREALIZED   UNREALIZED   APPROXIMATE
                                   COST        GAINS       LOSSES      FAIR VALUE
                                ---------   ----------   ----------   -----------
                                                  (In thousands)
AVAILABLE-FOR-SALE
   SECURITIES:
   December 31, 2007:
      U.S. government
         agencies                $112,470      $606       $   (74)     $113,002
      Mortgage-backed
         securities                23,914         3          (315)       23,602
      State and political
         subdivisions              28,073       106          (109)       28,070
      Equity securities                 4        16            --            20
      Collateralized
         mortgage obligations         635        --            (5)          630
                                 --------      ----       -------      --------
                                 $165,096      $731       $  (503)     $165,324
                                 ========      ====       =======      ========
   December 31, 2006:
      U.S. government
         agencies                $ 81,352      $ 15       $(1,503)     $ 79,864
      Mortgage-backed
         securities                29,009        --          (788)       28,221
      State and political
         subdivisions              24,911       133           (91)       24,953
      Equity securities                 4         1            --             5
      Collateralized
         mortgage
         obligations                  783        --           (18)          765
                                 --------      ----       -------      --------
                                 $136,059      $149       $(2,400)     $133,808
                                 ========      ====       =======      ========


        ANNUAL REPORT
             2007
40   UNITED BANCORP INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 2007, 2006 AND 2005

                                               GROSS        GROSS
                                AMORTIZED   UNREALIZED   UNREALIZED   APPROXIMATE
                                   COST        GAINS       LOSSES      FAIR VALUE
                                ---------   ----------   ----------   -----------
                                                  (In thousand)
HELD-TO-MATURITY
   SECURITIES:
   December 31, 2007:
      State and political
         subdivisions            $16,142       $353         $(14)       $16,481
                                 =======       ====         ====        =======
   December 31, 2006:
      State and political
         subdivisions            $17,870       $373         $(23)       $18,220
                                 =======       ====         ====        =======


     The amortized cost and fair value of available-for-sale securities and held-to-maturity securities at December 31, 2007, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                          AVAILABLE-FOR-SALE      HELD-TO-MATURITY
                         --------------------   -------------------
                         AMORTIZED     FAIR     AMORTIZED     FAIR
                            COST       VALUE       COST      VALUE
                         ---------   --------   ---------   -------
                                     (In thousands)
Within one year           $    274   $    273    $    --    $    --
One to five years           11,772     11,759      2,803      2,894
Five to ten years           27,277     27,295      5,714      5,858
After ten years            125,134    125,347      7,625      7,729
                          --------   --------    -------    -------
                           164,457    164,674     16,142     16,481
                          --------   --------    -------    -------
Other asset-backed and
   equity securities           639        650         --         --
                          --------   --------    -------    -------
   Totals                 $165,096   $165,324    $16,142    $16,481
                          ========   ========    =======    =======

     The carrying value of securities pledged as collateral, to secure public deposits and for other purposes, was $91.3 million and $78.4 million at December 31, 2007 and 2006, respectively.

     Gross gains of $1,000 and $44,000 and gross losses of $350,000 and $96,000 resulting from sales of available-for-sale securities were realized for the years ended December 31, 2006 and 2005, respectively.


                                                           ANNUAL REPORT
                                                                2007
                                                        UNITED BANCORP INC.   41

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 2007, 2006 AND 2005

     Certain investments in debt securities are reported in the financial statements at an amount less than their historical cost. The total fair value of these investments at December 31, 2007 and 2006, was $56.1 million and $115.9 million, which represented approximately 31% and 76%, respectively, of the Company's available-for-sale and held-to-maturity investment portfolio. These declines resulted primarily from increases in market interest rates.

     Based on evaluation of available evidence, including recent changes in market interest rates, credit rating information and information obtained from regulatory filings, management believes the declines in fair value for these securities are temporary.

     Should the impairment of any of these securities become other than temporary, the cost basis of the investment will be reduced and the resulting loss recognized in net income in the period the other-than-temporary impairment is identified.

     The following table shows the Company's investments' gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2007 and 2006:

                                            DECEMBER 31, 2007
                            -------------------------------------------------
                              LESS THAN 12 MONTHS        12 MONTHS OR MORE               TOTAL
                            -----------------------   -----------------------   -----------------------
      DESCRIPTION OF                     UNREALIZED                UNREALIZED                UNREALIZED
        SECURITIES          FAIR VALUE     LOSSES     FAIR VALUE     LOSSES     FAIR VALUE     LOSSES
-------------------------   ----------   ----------   ----------   ----------   ----------   ----------
                                             (In  thousands)

U.S. government
   agencies                   $   --        $ --        $15,926      $ (74)       $15,926      $ (74)

Mortgage-backed
   securities                     --          --         22,592       (315)        22,592       (315)
State and political
   subdivisions                8,623         (60)         8,370        (63)        16,993       (123)
Other securities                  --          --            630         (5)           630         (5)
                              ------        ----        -------      -----        -------      -----
   Total temporarily
      impaired securities     $8,623        $(60)       $47,518      $(457)       $56,141      $(517)
                              ======        ====        =======      =====        =======      =====


        ANNUAL REPORT
             2007
42   UNITED BANCORP INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 2007, 2006 AND 2005

                                            DECEMBER 31, 2006
                            -------------------------------------------------
                              LESS THAN 12 MONTHS        12 MONTHS OR MORE               TOTAL
                            -----------------------   -----------------------   -----------------------
      DESCRIPTION OF                     UNREALIZED                UNREALIZED                UNREALIZED
        SECURITIES          FAIR VALUE     LOSSES     FAIR VALUE     LOSSES     FAIR VALUE     LOSSES
-------------------------   ----------   ----------   ----------   ----------   ----------   ----------
                                             (In  thousands)
U.S. government               $ 9,467       $(32)      $ 67,384     $(1,471)     $ 76,851     $(1,503)
   agencies
Mortgage-backed                    --         --         28,221        (788)       28,221        (788)
   securities
State and political             4,158         (1)         5,949        (113)       10,107        (114)
   subdivisions
Collateralized
   mortgage
   obligations                     --         --            765         (18)          765         (18)
                              -------       ----       --------     -------      --------     -------
   Total temporarily
      impaired securities     $13,625       $(33)      $102,319     $(2,390)     $115,944     $(2,423)
                              =======       ====       ========     =======      ========     =======

NOTE 4: LOANS AND ALLOWANCE FOR LOAN LOSSES

     Categories of loans at December 31, include:

                                   2007       2006
                                 --------   --------
                                    (In thousands)
Commercial loans                 $ 59,785   $ 40,512
Commercial real estate             74,660     92,895
Residential real estate            58,524     56,167
Installment loans                  41,675     41,943
                                 --------   --------
   Total gross loans              234,644    231,517
Less allowance for loan losses     (2,447)    (2,345)
                                 --------   --------
   Total loans                   $232,197   $229,172
                                 ========   ========


                                                           ANNUAL REPORT
                                                                2007
                                                        UNITED BANCORP INC.   43

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 2007, 2006 AND 2005

     Activity in the allowance for loan losses was as follows:

                                 2007      2006     2005
                               -------   -------   ------
                                     (In thousands)
Balance, beginning of year     $ 2,345   $ 2,904   $2,995
Provision charged to expense       993     1,384      412
Losses charged off              (1,138)   (2,147)    (762)
Recoveries                         247       204      259
                               -------   -------   ------
Balance, end of year           $ 2,447   $ 2,345   $2,904
                               =======   =======   ======

     Impaired loans totaled $3.4 million and $3.1 million at December 31, 2007 and 2006, respectively. An allowance for loan losses of $673,000 and $305,000 relates to impaired loans of $2.3 million and $1.0 million, at December 31, 2007 and 2006, respectively. At December 31, 2007 and 2006, impaired loans of $1.1 million and $2.1 million, respectively, had no related allowance for loan losses.

     Interest income of $84,000 and $309,000 was recognized on average impaired loans of $3.0 million and $2.3 million for 2007 and 2006, respectively. Interest income was recognized on impaired loans on a cash basis during 2007 and 2006.

     At December 31, 2007 and 2006, accruing loans delinquent 90 days or more (including impaired loans of $1.7 million at December 31, 2007) totaled $2.6 million and $55,000, respectively. Non-accruing loans at December 31, 2007 and 2006 (including impaired loans of $1.7 million and $3.1 million) were $1.8 million and $3.4 million, respectively.

NOTE 5: PREMISES AND EQUIPMENT

     Major classifications of premises and equipment, stated at cost, are as follows:

                                     2007       2006
                                   --------   --------
                                      (In thousands)
Land, buildings and improvements   $ 10,213   $ 10,224
Leasehold improvements                  264        264
Furniture and equipment               7,263      6,966
Computer software                     1,264      1,250
                                   --------   --------
                                     19,004     18,704
Less accumulated depreciation       (11,927)   (11,443)
                                   --------   --------
   Net premises and equipment      $  7,077   $  7,261
                                   ========   ========


        ANNUAL REPORT
             2007
44   UNITED BANCORP INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 2007, 2006 AND 2005

NOTE 6: LOAN SERVICING

     The Company has recognized servicing rights for residential mortgage loans sold with servicing retained. Residential mortgage loans serviced for others are subject to credit, prepayment and interest rate risks.

     Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balances of mortgage loans serviced for others was $36.9 million and $33.9 million at December 31, 2007 and 2006, respectively. Contractually specified servicing fees, late fees and ancillary fees of approximately $88,000 and $82,000 are included in loan servicing fees in the income statement at December 31, 2007 and 2006, respectively.

     Custodial escrow balances maintained in connection with the foregoing loan servicing, and included in demand deposits, were approximately $213,000 and $202,000 at December 31, 2007 and 2006, respectively.

     Comparable market values and a valuation model that calculates the present value of future cash flows were used to estimate fair value.

     Activity in the balance of servicing assets was as follows:

                                                         2007   2006
                                                         ----   ----
                                                             (In
                                                          thousands)
Carrying amount, beginning of year
Additions                                                $403   $367
   Servicing obligations that result from transfers of
      financial assets                                    109    105
Subtractions
   Amortization                                           (73)   (69)
                                                         ----   ----
Carrying amount, end of year                             $439   $403
                                                         ====   ====

     The fair value of servicing rights subsequently measured using the amortization method was as follows:

                                                             (In
                                                          thousands)
Fair value, beginning of year                            $403   $367
Fair value, end of year                                  $439   $403


                                                           ANNUAL REPORT
                                                                2007
                                                        UNITED BANCORP INC.   45

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 2007, 2006 AND 2005

NOTE 7: INTEREST-BEARING DEPOSITS

     Interest-bearing deposits in denominations of $100,000 or more were $38.5 million at December 31, 2007, and $46.2 million at December 31, 2006.

     At December 31, 2007, the scheduled maturities of time deposits are as follows:

Due during the year ending December 31,   (In thousands)
---------------------------------------   --------------
   2008                                      $128,223
   2009                                        19,519
   2010                                         7,051
   2011                                         1,287
   2012                                           430
   Thereafter                                     105
                                             --------
                                             $156,615
                                             ========

NOTE 8: BORROWINGS

     At December 31, advances from the Federal Home Loan Bank were as follows:

                                                       2007      2006
                                                     -------   -------
                                                       (In thousands)
Maturities March 2008 through August 2025,
   primarily at fixed rates ranging from 2.68% to
   7.20%, averaging 4.56%                            $24,426   $    --
Maturities November 2007 through August 2025,
   primarily at fixed rates ranging from 2.68% to
   7.20%, averaging 4.56%                                 --    10,960
Cash Management Lines of Credit, floating rate
   ranging from 4.28% to 5.51%, averaging 4.39% in
   2007 and 4.99% in 2006                             34,500    33,175
                                                     -------   -------
                                                     $58,926   $44,135
                                                     =======   =======

     At December 31, 2007 required annual principal payments on Federal Home Loan Bank advances and lines of credit were as follows:

For the year ended December 31,           (In thousands)
-------------------------------           --------------
   2008                                       $34,594
   2009                                           122
   2010                                           173
   2011                                            63
   2012                                           385
   Thereafter                                  23,589
                                              -------
                                              $58,926
                                              =======


        ANNUAL REPORT
             2007
46   UNITED BANCORP INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 2007, 2006 AND 2005

     Additionally, as members of the Federal Home Loan Bank system at year-end 2007, the Bank had the ability to obtain up to $1.2 million in additional borrowings based on securities pledged to the FHLB at December 31, 2007. At December 31, 2007, the Company and the Bank have approximately $106.3 million one- to four-family residential real estate loans pledged as collateral for borrowings. Also at December 31, 2007, the Company and the Bank have cash management lines of credit with various correspondent banks (excluding FHLB cash management lines of credit) enabling additional borrowings of up to $29 million.

     Short-term borrowings include federal funds purchased totaling $8.7 million at December 31, 2007 and securities sold under agreements to repurchase.

     Securities sold under agreements to repurchase are financing arrangements whereby the Company sells securities and agrees to repurchase the identical securities at the maturities of the agreements at specified prices. Physical control is maintained for all securities sold under repurchase agreements. Information concerning securities sold under agreements to repurchase is summarized as follows:

                                               2007      2006
                                             -------   -------
                                                  (Dollars
                                               in thousands)
Balance outstanding at year end              $10,942   $ 6,218
Average daily balance during the year        $11,864   $10,557
Average interest rate during the year           4.47%     4.18%
Maximum month-end balance during the year    $14,967   $22,659
Weighted-average interest rate at year end      3.77%     4.26%

     Securities with an approximate carrying value of $26.8 million and $16.9 million at December 31, 2007 and 2006, respectively, were pledged as collateral for repurchase borrowings.

NOTE 9: SUBORDINATED DEBENTURES

     In 2005, a Delaware statutory business trust owned by the Company, United Bancorp Statutory Trust I ("Trust I" or the "Trust"), issued $4.0 million of mandatorily redeemable debt securities. The sale proceeds were utilized to purchase $4.0 million of the Company's subordinated debentures which mature in 2035. The Company's subordinated debentures are the sole asset of Trust I. Pursuant to FIN 46(R), the Company's investment in Trust I is not consolidated herein as the Company is not deemed the primary beneficiary of the Trust. However, the $4.0 million of mandatorily redeemable debt securities issued by the Trust are includible for regulatory purposes as a component of the Company's Tier I Capital. Interest on the Company's subordinated debentures is fixed at 6.25% and is payable quarterly.


                                                           ANNUAL REPORT
                                                                2007
                                                        UNITED BANCORP INC.   47

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 2007, 2006 AND 2005

NOTE 10: INCOME TAXES

     The provision for income taxes includes these components:

                           2007    2006    2005
                          -----   -----   -----
                              (In thousands)
Taxes currently payable   $ 493   $(213)  $958
Deferred income taxes      (159)    454    (49)
                          -----   -----   ----
   Income tax expense     $ 334   $ 241   $909
                          =====   =====   ====

     A reconciliation of income tax expense at the statutory rate to the Company's actual income tax expense is shown below:

                                            2007    2006    2005
                                           -----   -----   ------
                                               (In thousands)
Computed at the statutory rate (34%)       $ 992   $ 785   $1,429
Decrease resulting from
   Tax exempt interest                      (549)   (431)    (420)
   Earnings on bank-owned life insurance    (107)    (98)     (98)
   Other                                      (2)    (15)      (2)
                                           -----   -----   ------
      Actual tax expense                   $ 334   $ 241   $  909
                                           =====   =====   ======


        ANNUAL REPORT
             2007
48   UNITED BANCORP INC.

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 2007, 2006 AND 2005

The tax effects of temporary differences related to deferred taxes shown on the balance sheets were:

                                                          2007      2006
                                                        -------   -------
                                                          (In thousands)
Deferred tax assets
   Allowance for loan losses                            $   534   $   498
   Deferred compensation                                    366       347
   Pension expense                                           29        --
   Accretion                                                 --         5
   Unrealized losses on securities available for sale        --       766
   Alternative minimum taxes                                375       201
                                                        -------   -------
      Total deferred tax assets                           1,304     1,817
                                                        -------   -------
Deferred tax liabilities
   Depreciation                                            (175)     (181)
   Deferred loan costs, net                                (137)     (130)
   Accretion                                                (40)       --
   FHLB stock dividends                                    (546)     (523)
   Mortgage servicing rights                               (149)     (137)
   Pension expense                                           --       (98)
   Unrealized gains on securities available for sale        (77)       --
                                                        -------   -------
      Total deferred tax liabilities                     (1,124)   (1,069)
                                                        -------   -------
      Net deferred tax asset                            $   180   $   748
                                                        =======   =======


                                                           ANNUAL REPORT
                                                                2007
                                                        UNITED BANCORP INC.   49

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 2007, 2006 AND 2005

NOTE 11: OTHER COMPREHENSIVE INCOME (LOSS)

     Other comprehensive income (loss) components and related taxes were as follows:

                                                        2007     2006     2005
                                                       ------   -----   -------
                                                            (In thousands)
Unrealized gains (losses) on available-for-sale
   securities                                          $2,479   $ 721   $(2,411)
Less reclassification adjustment for realized losses
   included in income                                      --     349        52
Change in unfunded status of defined benefit plan
   liability                                             (340)   (645)       --
                                                       ------   -----   -------
      Components of other comprehensive income
         (loss), before tax effect                      2,139     425    (2,359)
Tax (expense) benefit                                    (727)   (145)      802
                                                       ------   -----   -------
      Other comprehensive income (loss)                $1,412   $ 280   $(1,557)
                                                       ======   =====   =======

     The components of accumulated other comprehensive loss, included in stockholders' equity, are as follows:

                                                           2007     2006      2005
                                                          -----   -------   -------
                                                                (In thousands)
Net unrealized gain (loss) on securities available-for-   $ 227   $(2,251)  $(3,322)
   sale
Net unrealized loss for unfunded status of defined
   benefit plan liability                                  (985)     (645)       --
                                                          -----   -------   -------
                                                           (758)   (2,896)   (3,322)
Tax effect                                                  258       984     1,130
                                                          -----   -------   -------
      Net-of-tax amount                                   $(500)  $(1,912)  $(2,192)
                                                          =====   =======   =======


        ANNUAL REPORT
             2007
50   UNITED BANCORP INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 2007, 2006 AND 2005

NOTE 12: REGULATORY MATTERS

     The Bank is subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval. At December 31, 2007, approximately $4.5 million of retained earnings were available for dividend declaration without prior regulatory approval.

     The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory-and possibly additional discretionary-actions by regulators that, if undertaken, could have a direct material effect on the Company's and the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2007, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

     As of December 31, 2007, the most recent notification from Federal Reserve Bank categorized the Company and the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Company and the Bank must maintain capital ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Company's and the Bank's category.


                                                           ANNUAL REPORT
                                                                2007
                                                        UNITED BANCORP INC.   51

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 2007, 2006 AND 2005

     The Company's and Bank's actual capital amounts and ratios are presented in the following table.

                                                                         TO BE WELL
                                                                        CAPITALIZED
                                                                        UNDER PROMPT
                                                      FOR CAPITAL        CORRECTIVE
                                                        ADEQUACY           ACTION
                                       ACTUAL           PURPOSES         PROVISIONS
                                  ---------------   ---------------   ---------------
                                   AMOUNT   RATIO    AMOUNT   RATIO    AMOUNT   RATIO
                                  -------   -----   -------   -----   -------   -----
                                                 (Dollars in thousands)
As of December 31, 2007
   Total Capital
      (to Risk-Weighted Assets)
      Consolidated                $40,797   15.2%   $21,457    8.0%       N/A    N/A
      Citizens                     37,979   14.1     21,487    8.0    $26,858   10.0%
   Tier I Capital
      (to Risk-Weighted Assets)
      Consolidated                $38,343   14.3%   $10,729    4.0%       N/A    N/A
      Citizens                     35,525   13.2     10,743    4.0    $16,115    6.0%
  Tier I Capital
      (to Average Assets)
      Consolidated                $38,343    8.9%   $17,218    4.0%       N/A    N/A
      Citizens                     35,525    8.1     17,603    4.0    $22,003    5.0%
As of December 31, 2006
   Total Capital
      (to Risk-Weighted Assets)
      Consolidated                $40,797   15.6%   $20,876    8.0%       N/A    N/A
      Citizens                     23,870   13.0     14,633    8.0    $18,291   10.0%
      Community                     7,923   11.0      5,749    8.0      7,186   10.0
   Tier I Capital
      (to Risk-Weighted Assets)
      Consolidated                $38,452   14.7%   $10,438    4.0%       N/A    N/A
      Citizens                     22,266   12.2      7,316    4.0    $10,975    6.0%
      Community                     7,181   10.0      2,875    4.0      4,312    6.0
   Tier I Capital
      (to Average Assets)
      Consolidated                $38,452    9.2%   $16,687    4.0%       N/A    N/A
      Citizens                     22,266    7.3     12,125    4.0    $15,156    5.0%
      Community                     7,181    6.5      4,430    4.0      5,538    5.0


        ANNUAL REPORT
             2007
52   UNITED BANCORP INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 2007, 2006 AND 2005

NOTE 13: RELATED PARTY TRANSACTIONS

     At December 31, 2007 and 2006, the Bank had loans outstanding to executive officers, directors, significant stockholders and their affiliates (related parties). In management's opinion, such loans and other extensions of credit and deposits were made in the ordinary course of business and were made on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons. Further, in management's opinion, these loans did not involve more than normal risk of collectibility or present other unfavorable features. Such loans are summarized below.

                                    2007     2006
                                  -------   ------
                                   (In thousands)
Aggregate balance - January 1     $ 6,062   $5,358
New loans                           1,399      966
Repayments                         (2,494)    (262)
                                  -------   ------
Aggregate balance - December 31   $ 4,967   $6,062
                                  =======   ======

     Deposits from related parties held by the Bank at December 31, 2007 and 2006 totaled $2.3 and $1.1 million, respectively.

NOTE 14: DEFINED BENEFIT PLAN

     PENSION AND OTHER POSTRETIREMENT BENEFIT PLANS

          The Company has a noncontributory defined benefit pension plan covering all employees who meet the eligibility requirements. The Company's funding policy is to make the minimum annual contribution that is required by applicable regulations, plus such amounts as the Company may determine to be appropriate from time to time.

          In September 2006, the Financial Accounting Standards Board issued Statement No. 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans: an amendment of FASB Statements No. 87, 88, 106 and 132(R). Statement No. 158 requires the Company to recognize the funded status of its defined benefit postretirement plan in the Company's balance sheet. The funded status was previously disclosed in the notes to the Company's financial statements, but differed from the amount recognized in the balance sheet.

          The recognition and disclosure provisions of Statement No. 158 were effective as to the Company as of December 31, 2006. Retrospective application was not permitted. The Company adopted the recognition and disclosure provisions of Statement No. 158 effective December 31, 2006. The effect of the adoption of Statement No. 158 was recognition of an after-tax liability and charge to other comprehensive income totaling $426,000.


                                                           ANNUAL REPORT
                                                                2007
                                                        UNITED BANCORP INC.   53

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 2007, 2006 AND 2005

     The Company expects to contribute approximately $400,000 to the plan in 2008.

     The Company uses a December 31 measurement date for the plan. Information about the plan's funded status and pension cost follows:

                                         PENSION BENEFITS
                                        -----------------
                                          2007      2006
                                        -------   -------
                                          (In thousands)
Change in benefit obligation
   Beginning of year                    $(2,766)  $(2,427)
      Service cost                         (259)     (224)
      Interest cost                        (184)     (160)
      Actuarial loss                       (302)      (89)
      Benefits paid                         308       134
                                        -------   -------
   End of year                           (3,203)   (2,766)
                                        -------   -------
Change in fair value of plan assets
   Beginning of year                      2,909     2,368
      Actuarial return on plan assets       136       275
      Employer contribution                 400       400
      Benefits paid                        (308)     (134)
                                        -------   -------
   End of year                            3,137     2,909
                                        -------   -------
Funded status at end of year            $   (66)  $   143
                                        =======   =======

     Amounts recognized in accumulated other comprehensive income not yet recognized as components of net periodic benefit cost consist of:

                     PENSION BENEFITS
                     ----------------
                        2007   2006
                        ----   ----
                      (In thousands)
Net loss                $895   $539

Prior service cost        90    106
                        ----   ----
                        $985   $645
                        ====   ====

     The estimated net loss and prior service cost for the defined benefit pension plan that will be amortized from accumulated other comprehensive income into net periodic benefit cost over the next fiscal year is approximately $15,000.

     The accumulated benefit obligation for the defined benefit pension plan was $2.4 million and $1.9 million at December 31, 2007 and 2006, respectively.


        ANNUAL REPORT
             2007
54   UNITED BANCORP INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 2007, 2006 AND 2005

     Information for pension plans with an accumulated benefit obligation in excess of plan assets:

                                   DECEMBER 31,
                                 ---------------
                                  2007     2006
                                 ------   ------
                                 (In thousands)
Projected benefit obligation     $3,203   $2,766
                                 ======   ======
Accumulated benefit obligation   $2,364   $1,998
                                 ======   ======
Fair value of plan assets        $3,137   $2,909
                                 ======   ======

                                               DECEMBER 31,
                                          ---------------------
                                           2007    2006    2005
                                          -----   -----   -----
                                              (In thousands)
Components of net periodic benefit cost
   Service cost                           $ 259   $ 225   $ 249
   Interest cost                            184     160     154
   Expected return on plan assets          (214)   (197)   (151)
   Amortization of prior service cost        15      15      57
   Amortization of net loss                  43      15      --
                                          -----   -----   -----
Net periodic benefit cost                 $ 287   $ 218   $ 309
                                          =====   =====   =====

     Plan assets are held by a bank-administered trust fund, which invests the plan assets in accordance with the provisions of the plan agreement. The plan agreements permit investment in mutual funds that may invest in common stocks, corporate bonds and debentures, U.S. Government securities, certain insurance contracts, real estate and other specified investments, based on certain target allocation percentages.

     Asset allocation is primarily based on a strategy to provide stable earnings while still permitting the plan to recognize potentially higher returns through an investment in equity securities. The target asset allocation percentages for 2007 are as follows:

Large-Cap stocks                  Not to exceed 60%
SMID-Cap stocks                   Not to exceed 20%
International equity securities   Not to exceed 15%
Fixed income investments          Not to exceed 40%
Alternative investments           Not to exceed 20%


                                                          ANNUAL REPORT
                                                               2007
                                                        UNITED BANCORP INC.   55

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 2007, 2006 AND 2005

     At December 31, 2007 and 2006, the fair value of plan assets as a percentage of the total was invested in the following:

                             DECEMBER 31,
                            -------------
                             2007    2006
                            -----   -----
Equity securities            73.2%   72.1%
Debt securities              24.7    24.8
Real estate                   1.0     2.0
Cash and cash equivalents     1.1     1.1
                            -----   -----
                            100.0%  100.0%
                            =====   =====

     Benefit payments expected to be paid from the plan as of December 31, 2007 are as follows:

             (In thousands)
             --------------
2008             $  459
2009                 53
2010                217
2011              1,197
2012                258
Thereafter        1,004
                 ------
                 $3,188
                 ======


        ANNUAL REPORT
             2007
56   UNITED BANCORP INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 2007, 2006 AND 2005

     Significant assumptions include:

                                        PENSION BENEFITS
                                       ------------------
                                       2007   2006   2005
                                       ----   ----   ----
Weighted-average assumptions used to
determine benefit obligation:
   Discount rate                       6.50%  6.50%  7.00%
   Rate of compensation increase       4.50%  4.50%  4.50%
Weighted-average assumptions used to
determine benefit cost:
   Discount rate                       6.50%  6.50%  6.50%
   Expected return on plan assets      8.00%  8.00%  7.00%
   Rate of compensation increase       4.50%  4.50%  4.50%

     The Company has estimated the long-term rate of return on plan assets based primarily on historical returns on plan assets, adjusted for changes in target portfolio allocations and recent changes in long-term interest rates based on publicly available information.

     The Company has an Employee Stock Ownership Plan ("ESOP") with an integrated 401(k) plan covering substantially all employees of the Company. The ESOP acquired 354,551 shares of Company common stock at $9.64 per share in 2005 with funds provided by a loan from the Company. Accordingly, $3.4 million of common stock acquired by the ESOP was shown as a reduction of stockholders' equity. Shares are released to participants proportionately as the loan is repaid. Dividends on allocated shares are recorded as dividends and charged to retained earnings. Compensation expense is recorded equal to the fair market value of the stock when contributions, which are determined annually by the Board of Directors of the Company, are made to the ESOP. The Company's 401(k) matching percentage was 50% of the employees' first 6% of contributions for 2007, 2006 and 2005.

     ESOP and 401(k) expense for the years ended December 31, 2007, 2006 and 2005 was $339,000, $151,000 and $80,000, respectively.


                                                          ANNUAL REPORT
                                                               2007
                                                        UNITED BANCORP INC.   57

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 2007, 2006 AND 2005

     Share information for the ESOP is as follows at December 31, 2007 and 2006.

                                                  2007         2006
                                               ----------   ----------
Allocated shares                                   14,891           --
Shares released for allocation                     32,386       14,891
Unearned shares                                   307,274      339,660
                                               ----------   ----------
   Total ESOP shares                              354,551      354,551
                                               ==========   ==========
Fair value of unearned shares at December 31   $3,221,000   $3,383,000
                                               ==========   ==========

     The Company is obligated at the option of each beneficiary to repurchase shares of the ESOP upon the beneficiary's termination or after retirement. At December 31, 2007, the fair value of the 47,277 allocated shares held by the ESOP is approximately $495,000.

NOTE 15: STOCK OPTION PLAN

     The Company's Employee Share Option Plan (the Plan), which is stockholder approved, permits the grant of share options to its employees. The Company believes that such awards better align the interests of its employees with those of its stockholders. Option awards are generally granted with an exercise price equal to the market price of the Company's stock at the date of grant; those option awards generally vest based on ten years of continuous service and have ten-year contractual terms. Certain option and share awards provide for accelerated vesting if there is a change in control (as defined in the Plan).

     The fair value of each option award is estimated on the date of grant using the Black-Scholes option valuation model that uses the assumptions noted in the following table. Expected volatility is based on historical volatility of the Company's stock and other factors. The Company uses historical data to estimate option exercise and employee termination within the valuation model; separate groups of employees that have similar historical exercise behavior are considered separately for valuation purposes. The expected term of options granted is derived from the output of the option valuation model and represents the period of time that options granted are expected to be outstanding. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant.


        ANNUAL REPORT
             2007
58   UNITED BANCORP INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 2007, 2006 AND 2005

                            2005
                           -----
Expected volatility        30.53%
Expected dividend yield     4.21%
Expected term (in years)     9.5
Risk-free rate              4.54%

     Total compensation cost recognized in the income statement for share-based payment arrangements during the years ended December 31, 2007 and 2006 was $11,000 and $14,000, respectively. The recognized tax benefit related thereto was $4,000 and $5,000 for the years ended December 31, 2007 and 2006, respectively.

     A summary of option activity under the Plan as of December 31, 2007, 2006 and 2005, and changes during the years then ended, is presented below:

                                                 2007
                            ----------------------------------------------
                                                    WEIGHTED-
                                      WEIGHTED-      AVERAGE
                                       AVERAGE      REMAINING    AGGREGATE
                                       EXERCISE    CONTRACTUAL   INTRINSIC
                             SHARES     PRICE     TERM (YEARS)     VALUE
                            -------   ---------   ------------   ---------
Outstanding, beginning of    69,489     $10.73         8.2         $   --
year
   Granted                       --         --
   Exercised                     --         --
   Forfeited or expired     (13,960)     12.00
                             ------     ------
Outstanding, end of year     55,529     $10.34         7.2         $8,000
                             ======     ======         ===         ======
Exercisable, end of year         --     $   --          --         $   --
                             ======     ======         ===         ======


                                                          ANNUAL REPORT
                                                               2007
                                                        UNITED BANCORP INC.   59

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 2007, 2006 AND 2005

                                                              2006
                                 -------------------------------------------------------------
                                                            WEIGHTED-AVERAGE
                                              WEIGHTED-         REMAINING
                                               AVERAGE         CONTRACTUAL        AGGREGATE
                                  SHARES   EXERCISE PRICE     TERM (YEARS)     INTRINSIC VALUE
                                 -------   --------------   ----------------   ---------------
Outstanding, beginning of year   104,069       $10.46             6.65             $61,000
   Granted                            --           --
   Exercised                      (2,650)        6.87                                9,000
   Forfeited or expired          (31,930)       10.20                                   --
                                 -------       ------
Outstanding, end of year          69,489       $10.73             8.20             $    --
                                 =======       ======             ====             =======
Exercisable, end of year           9,737       $11.73             0.25             $ 4,000
                                 =======       ======             ====             =======

                                                              2005
                                 -------------------------------------------------------------
                                                            WEIGHTED-AVERAGE
                                              WEIGHTED-         REMAINING
                                               AVERAGE         CONTRACTUAL        AGGREGATE
                                  SHARES   EXERCISE PRICE     TERM (YEARS)     INTRINSIC VALUE
                                 -------   --------------   ----------------   ---------------
Outstanding, beginning of year   123,475       $ 7.70             9.0              $568,000
   Granted                        70,589        10.30
   Exercised                     (85,149)        6.55
   Forfeited or expired           (4,846)        6.55
                                 -------       ------
Outstanding, end of year         104,069       $10.46             6.7              $ 61,000
                                 =======       ======             ===              ========
Exercisable, end of year           6,969       $ 9.74             0.8              $  9,000
                                 =======       ======             ===              ========

     The weighted-average grant-date fair value of options granted during 2005 was $2.82.


        ANNUAL REPORT
             2007
60   UNITED BANCORP INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 2007, 2006 AND 2005

     A summary of the status of the Company's nonvested shares as of December 31, 2007, and changes during the year then ended, is presented below:

                                          2007
                               -------------------------
                                        WEIGHTED-AVERAGE
                                           GRANT-DATE
                               SHARES      FAIR VALUE
                               ------   ----------------
Nonvested, beginning of year   55,529         $2.82
Granted                            --            --
Vested                             --            --
Forfeited                          --            --
                               ------         -----
Nonvested, end of year         55,529         $2.82
                               ======         =====

     As of December 31, 2007 and 2006, there was $95,000 and $130,000, respectively, of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the Plan. That cost is expected to be recognized over a weighted-average period of 7.2 years. The total fair value of shares vested during the years ended December 31, 2006 and 2005 was $9,000 and $395,000, respectively. No shares vested during 2007.

     Cash received from option exercise under share-based payment arrangements for the years ended December 31, 2006 and 2005 was $6,000 and $296,000, respectively.


                                                           ANNUAL REPORT
                                                                2007
                                                        UNITED BANCORP INC.   61

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 2007, 2006 AND 2005

NOTE 16: EARNINGS PER SHARE

     Earnings per share (EPS) were computed as follows:

                                                                          YEAR ENDED DECEMBER 31, 2007
                                                                     --------------------------------------
                                                                                      WEIGHTED-
                                                                           NET         AVERAGE    PER SHARE
                                                                         INCOME         SHARES      AMOUNT
                                                                     --------------   ---------   ---------
                                                                     (In thousands)
Net income                                                               $2,585
Basic earnings per share
   Income available to common stockholders                                   --       4,562,517     $0.57
                                                                                                    =====
   Effect of dilutive securities Stock options                               --           1,898
                                                                         ------       ---------
Diluted earnings per share
   Income available to common stockholders and assumed conversions       $2,585       4,564,415     $0.57
                                                                         ======       =========     =====


        ANNUAL REPORT
             2007
62   UNITED BANCORP INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 2007, 2006 AND 2005

                                                                          YEAR ENDED DECEMBER 31, 2006
                                                                     --------------------------------------
                                                                                      WEIGHTED-
                                                                           NET         AVERAGE    PER SHARE
                                                                         INCOME         SHARES      AMOUNT
                                                                     --------------   ---------   ---------
                                                                     (In thousands)
Net income                                                               $2,068
Basic earnings per share
   Income available to common stockholders                                   --       4,551,256     $0.45
                                                                                                    =====
   Effect of dilutive securities Stock options                               --             798
                                                                         ------       ---------
Diluted earnings per share
   Income available to common stockholders and assumed conversions       $2,068       4,552,054     $0.45
                                                                         ======       =========     =====

     Options to purchase 43,000 shares of common stock at $11.23 per share were outstanding at December 31, 2006, but were not included in the computation of diluted EPS because the options' exercise price was greater than the average market price of the common shares.

                                                                          YEAR ENDED DECEMBER 31, 2005
                                                                     --------------------------------------
                                                                                      WEIGHTED-
                                                                           NET         AVERAGE    PER SHARE
                                                                         INCOME         SHARES      AMOUNT
                                                                     --------------   ---------   ---------
                                                                     (In thousands)
Net income                                                               $3,293
Basic earnings per share
   Income available to common stockholders                                   --       4,608,809     $0.71
                                                                                                    =====
   Effect of dilutive securities Stock options                               --           2,911
                                                                         ------       ---------
Diluted earnings per share
   Income available to common stockholders and assumed conversions       $3,293       4,611,720     $0.71
                                                                         ======       =========     =====


                                                           ANNUAL REPORT
                                                                2007
                                                        UNITED BANCORP INC.   63

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 2007, 2006 AND 2005

     Options to purchase 24,245 shares of common stock at $12.19 were outstanding at December 31, 2005, but were not included in the computation of diluted EPS because the options' exercise price was greater than the average market price of the common shares.

NOTE 17: DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following table presents estimated fair values of the Company's financial instruments. The fair values of certain of these instruments were calculated by discounting expected cash flows, which involves significant judgments by management and uncertainties. Fair value is the estimated amount at which financial assets or liabilities could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Because no market exists for certain of these financial instruments and because management does not intend to sell these financial instruments, the Company does not know whether the fair values shown below represent values at which the respective financial instruments could be sold individually or in the aggregate.

                                                        DECEMBER 31, 2007       DECEMBER 31, 2006
                                                      ---------------------   ---------------------
                                                      CARRYING                CARRYING
                                                       AMOUNT    FAIR VALUE    AMOUNT    FAIR VALUE
                                                      --------   ----------   --------   ----------
                                                                      (In thousands)
Financial assets
    Cash and cash equivalents                         $ 12,324    $ 12,324    $ 14,554    $ 14,554
    Available-for-sale securities                      165,324     165,324     133,808     133,808
    Held-to-maturity securities                         16,142      16,481      17,870      18,220
    Loans, net of allowance for loan losses            232,197     227,021     229,172     228,042
    Federal Home Loan Bank stock                         4,624       4,624       4,556       4,556
    Interest receivable                                  3,146       3,146       2,578       2,578
Financial liabilities
    Deposits                                           330,488     320,045     330,005     309,541
    Short-term borrowings                               19,609      19,609       6,218       6,218
    Federal Home Loan Bank advances                     58,926      59,469      44,135      43,786
    Subordinated debentures                              4,000       3,746       4,000       4,182
    Advances from borrowers for taxes and insurance        188         188         316         316
    Interest payable                                       704         704         745         745


        ANNUAL REPORT
             2007
64   UNITED BANCORP INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 2007, 2006 AND 2005

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments.

CASH AND CASH EQUIVALENTS AND FEDERAL HOME LOAN BANK STOCK

     The carrying amount approximates fair value.

SECURITIES

     Fair values equal quoted market prices, if available. If quoted market prices are not available, fair value is estimated based on quoted market prices of similar securities.

LOANS

     The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. Loans with similar characteristics were aggregated for purposes of the calculations. The carrying amount of accrued interest approximates its fair value.

DEPOSITS

     Deposits include demand deposits, savings accounts, NOW accounts and certain money market deposits. The carrying amount approximates fair value. The fair value of fixed-maturity time deposits is estimated using a discounted cash flow calculation that applies the rates currently offered for deposits of similar remaining maturities.

SHORT-TERM BORROWINGS, INTEREST PAYABLE AND ADVANCES FROM BORROWERS FOR TAXES AND INSURANCE

     The carrying amount approximates fair value.

LONG-TERM DEBT AND FEDERAL HOME LOAN BANK ADVANCES

     Rates currently available to the Company for debt with similar terms and remaining maturities are used to estimate the fair value of existing debt.


                                                           ANNUAL REPORT
                                                                2007
                                                        UNITED BANCORP INC.   65

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 2007, 2006 AND 2005

Commitments to Originate Loans, Letters of Credit and Lines of Credit

     The fair value of commitments to originate loans is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair values of letters of credit and lines of credit are based on fees currently charged for similar agreements or on the estimated cost to terminate or otherwise settle the obligations with the counterparties at the reporting date. Fair values of commitments were not material at December 31, 2007 and 2006.

NOTE 18: SIGNIFICANT ESTIMATES AND CONCENTRATIONS

     Accounting principles generally accepted in the United States of America require disclosure of certain significant estimates and current vulnerabilities due to certain concentrations. Estimates related to the allowance for loan losses are reflected in the footnote regarding loans. Current vulnerabilities due to certain concentrations of credit risk are discussed in the footnote on commitments and credit risk.

NOTE 19: COMMITMENTS AND CREDIT RISK

     At December 31, 2007 and 2006, total commercial and commercial real estate loans made up 57.3% and 57.6%, respectively of the loan portfolio with 14.0% and 8.0%, respectively, of these loans secured by commercial real estate and business assets mainly in the Columbus, Ohio area. Installment loans account for 17.8% and 18.1% of the loan portfolio and are secured by consumer assets including automobiles, which account for 69.8% and 65.1%, respectively, of the installment loan portfolio. Real estate loans comprise 24.9% and 24.3% of the loan portfolio as of December 31, 2007 and 2006, respectively, and primarily include first mortgage loans on residential properties and home equity lines of credit. Included in cash and due from banks as of December 31, 2007 and 2006 is $5.5 million and $6.4 million, respectively, of uninsured deposits with J.P. Morgan Chase Bank, NA, Detroit, Michigan. Also included in cash and cash equivalents as of December 31, 2007 and 2006 is $1.2 million and $2.8 million, respectively, of uninsured interest-bearing deposits with First Tennessee Bank.

Commitments to Originate Loans

     Commitments to originate loans are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since a portion of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Each customer's creditworthiness is evaluated on a


        ANNUAL REPORT
             2007
66   UNITED BANCORP INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 2007, 2006 AND 2005

     case-by-case basis. The amount of collateral obtained, if deemed necessary, is based on management's credit evaluation of the counterparty. Collateral held varies, but may include accounts receivable, inventory, property, plant and equipment, commercial real estate and residential real estate.

     At December 31, 2007 and 2006, the Company had outstanding commitments to originate loans aggregating approximately $3.2 million and $1.4 million, respectively. The commitments extended over varying periods of time with the majority being disbursed within a one-year period.

     Mortgage loans in the process of origination represent amounts that the Company plans to fund within a normal period of 60 to 90 days, and which are intended for sale to investors in the secondary market. Total mortgage loans in the process of origination amounted to approximately $516,000 and $685,000 at December 31, 2007 and 2006, respectively.

STANDBY LETTERS OF CREDIT

     Standby letters of credit are irrevocable conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Financial standby letters of credit are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions. Performance standby letters of credit are issued to guarantee performance of certain customers under non-financial contractual obligations. The credit risk involved in issuing standby letters of credit is essentially the same as that involved in extending loans to customers. Fees for letters of credit are initially recorded by the Company as deferred revenue and are included in earnings at the termination of the respective agreements. Should the Company be obligated to perform under the standby letters of credit, the Company may seek recourse from the customer for reimbursement of amounts paid.

     The Company had total outstanding standby letters of credit amounting to $565,000 and $707,000, at December 31, 2007 and 2006, respectively, with terms not exceeding nine months. At both December 31, 2007 and 2006, the Company had no deferred revenue under standby letter of credit agreements.

LINES OF CREDIT

     Lines of credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Lines of credit generally have fixed expiration dates. Since a portion of the line may expire without being drawn upon, the total unused lines do not necessarily represent future cash requirements. Each customer's creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if deemed necessary, is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, commercial real estate and residential real estate. Management uses the same credit policies in granting lines of credit as it does for on-balance-sheet instruments.


                                                           ANNUAL REPORT
                                                                2007
                                                        UNITED BANCORP INC.   67

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 2007, 2006 AND 2005

     At December 31, 2007, the Company had granted unused lines of credit to borrowers aggregating approximately $16.3 million and $24.7 million for commercial lines and open-end consumer lines, respectively. At December 31, 2006, unused lines of credit to borrowers aggregated approximately $22.1 million for commercial lines and $24.0 million for open-end consumer lines.

NOTE 20: FUTURE CHANGE IN ACCOUNTING PRINCIPLE

     In September 2006, the FASB issued Statement of Financial Accounting Standards ("SFAS") No. 157, Fair Value Measurements. This Statement defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. This Statement emphasizes that fair value is a market-based measurement and should be determined based on assumptions that a market participant would use when pricing an asset or liability. This Statement clarifies that market participant assumptions should include assumptions about risk as well as the effect of a restriction on the sale or use of an asset. Additionally, this Statement establishes a fair value hierarchy that provides the highest priority to quoted prices in active markets and the lowest priority to unobservable data. This Statement is effective for fiscal years beginning after November 15, 2007, or January 1, 2008 as to the Company, and interim periods within that fiscal year. The adoption of this Statement is not expected to have a material adverse effect on the Company's financial position or results of operations.

     In September 2006, the FASB ratified the Emerging Issues Task Force's
     (EITF) Issue 06-4, Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements, which requires companies to recognize a liability and related compensation costs for endorsement split-dollar life insurance policies that provide a benefit to an employee extending to postretirement periods. The liability should be recognized based on the substantive agreement with the employee. This Issue is effective beginning January 1, 2008. The Issue can be applied as either a change in accounting principle through a cumulative-effect adjustment to retained earnings as of the beginning of the year of adoption, or a change in accounting principle through retrospective application to all periods. The Company adopted Issue 06-4 effective January 1, 2008, as required. The Company recorded a liability and a corresponding charge to retained earnings totaling $974,000 to recognize the commitment obligation under its split-dollar life insurance policies. The Company will recognize expense in 2008 totaling approximately $133,000 for these policies.

     In September 2006, the FASB ratified a consensus opinion reached by the EITF on EITF Issue 06-5, Accounting for Purchases of Life Insurance - Determining the Amount that Could be Realized in Accordance with FASB Technical Bulletin No. 85-4. The guidance in EITF Issue 06-5 requires policyholders to consider other amounts included in the contractual terms of an insurance policy, in addition to cash surrender value, for purposes of determining the amount that could be realized under the terms of the insurance contract. If it is probable that contractual terms would limit the


        ANNUAL REPORT
             2007
68   UNITED BANCORP INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 2007, 2006 AND 2005

     amount that could be realized under the insurance contract, those contractual limitations should be considered when determining the realizable amounts. The amount that could be realized under the insurance contract should be determined on an individual policy (or certificate) level and should include any amount realized on the assumed surrender of the last individual policy or certificate in a group policy.

     The Company holds several life insurance policies, however, the policies do not contain any provisions that would restrict or reduce the cash surrender value of the policies. The consensus in EITF Issue 06-5 is effective for fiscal years beginning after December 15, 2006. The Company applied the guidance in EITF Issue 06-5 effective January 1, 2007 which did not have any effect on the Company's financial statements.

     In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities - Including an Amendment of FASB Statement No. 115. This Statement allows companies the choice to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This Statement is expected to expand the use of fair value measurement, which is consistent with the Board's long-term measurement objectives for accounting for financial instruments. This Statement is effective as of the beginning of an entity's first fiscal year that begins after November 15, 2007, or January 1, 2008 as to the Company, and interim periods within that fiscal year. The Company is currently evaluating the impact the adoption of SFAS No. 159 will have on the financial statements.

NOTE 21: FDIC ONE-TIME ASSESSMENT CREDIT

     Effective November 17, 2006, the FDIC implemented a one-time credit of $4.7 billion to eligible institutions. The purpose of the credit is to recognize contributions made by certain institutions to capitalize the Bank Insurance Fund and Savings Association Insurance Fund, which have now been merged into the Deposit Insurance Fund. The Bank is an eligible institution and has received notice from the FDIC that its remaining share of the credit is $162,000 at December 31, 2007. This amount is not reflected in the accompanying financial statements as it represents contingent future credits against future insurance assessment payments. As such, the timing and ultimate recoverability of the one-time credit may change.


                                                           ANNUAL REPORT
                                                                2007
                                                        UNITED BANCORP INC.   69

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 2007, 2006 AND 2005

NOTE 22: CONDENSED FINANCIAL INFORMATION (PARENT COMPANY ONLY)

     Presented below is condensed financial information as to financial position, results of operations and cash flows of the Company:

                            CONDENSED BALANCE SHEETS

                                                      DECEMBER 31,
                                                   -----------------
                                                     2007      2006
                                                   -------   -------
                                                     (In thousands)
ASSETS
   Cash and cash equivalents                       $ 1,286   $ 3,159
   Securities available for sale, at fair value          1         1
   Investment in the Banks                          35,719    28,000
   Office premises                                     171       172
   Corporate owned life insurance                      246     4,828
   Other assets                                        574       778
                                                   -------   -------
      Total assets                                 $37,997   $36,938
                                                   =======   =======
LIABILITIES AND STOCKHOLDERS' EQUITY
   Subordinated debentures                         $ 4,000   $ 4,000
   Other liabilities                                   110       358
   Stockholders' equity                             33,887    32,580
                                                   -------   -------
      Total liabilities and stockholders' equity   $37,997   $36,938
                                                   =======   =======


        ANNUAL REPORT
             2007
70   UNITED BANCORP INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 2007, 2006 AND 2005

                         CONDENSED STATEMENTS OF INCOME

                                                                                YEARS ENDED DECEMBER 31,
                                                                                ------------------------
                                                                                 2007     2006     2005
                                                                                ------   ------   ------
                                                                                     (In thousands)
OPERATING INCOME
   Dividends from subsidiaries                                                  $2,266   $1,793   $1,952
   Interest and dividend income from securities and federal funds                  121      156       27
   Other income                                                                     --      167       30
                                                                                ------   ------   ------
      Total operating income                                                     2,387    2,116    2,009
GENERAL, ADMINISTRATIVE AND OTHER EXPENSES                                       1,592    1,366    1,030
INCOME BEFORE INCOME TAXES AND EQUITY IN UNDISTRIBUTED INCOME OF SUBSIDIARIES      795      750      979
INCOME TAX BENEFITS                                                               (536)    (423)    (336)
                                                                                ------   ------   ------
INCOME BEFORE EQUITY IN UNDISTRIBUTED INCOME OF SUBSIDIARIES                     1,331    1,173    1,315
EQUITY IN UNDISTRIBUTED INCOME OF SUBSIDIARIES                                   1,254      895    1,978
                                                                                ------   ------   ------
NET INCOME                                                                      $2,585   $2,068   $3,293
                                                                                ======   ======   ======


                                                           ANNUAL REPORT
                                                                2007
                                                        UNITED BANCORP INC.   71

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 2007, 2006 AND 2005

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                                YEARS ENDED DECEMBER  31,
                                                               ---------------------------
                                                                 2007      2006      2005
                                                               -------   -------   -------
                                                                      (In thousands)
OPERATING ACTIVITIES
   Net income                                                  $ 2,585   $ 2,068   $ 3,293
   Items not requiring (providing) cash
      Depreciation and amortization                                 13        13         4
      Equity in (undistributed income of) excess
         distributions from subsidiaries                        (1,254)     (895)   (1,978)
      ESOP compensation                                            335       151        --
      Net change in other assets and other liabilities            (281)        5       265
                                                               -------   -------   -------
         Net cash provided by operating activities               1,398     1,342     1,584
                                                               -------   -------   -------
INVESTING ACTIVITIES
   Acquisition of Company-owned life insurance                    (246)      (29)       --
                                                               -------   -------   -------
FINANCING ACTIVITIES
   Dividends paid to stockholders                               (2,435)   (2,417)   (2,115)
   Cash paid in lieu of fractional shares                           --        (4)       (4)
   Proceeds from issuance of shares for Dividend
      Reinvestment Plan                                            419       551       357
   Proceeds from exercise of stock options                          --         6       296
   Proceeds from issuance of subordinated debentures                --        --     4,000
   Acquisition of treasury shares by ESOP                           --        --     3,417
   Funding of note receivable to ESOP                               --        --    (3,417)
   Purchases of treasury stock                                  (1,106)     (535)     (614)
   Issuance of shares for deferred compensation plan                97        --        --
                                                               -------   -------   -------
         Net cash provided by (used in) financing activities    (3,025)   (2,399)    1,920
                                                               -------   -------   -------
NET CHANGE IN CASH AND CASH EQUIVALENTS                         (1,873)   (1,086)    3,504
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                   3,159     4,245       741
                                                               -------   -------   -------
CASH AND CASH EQUIVALENTS AT END OF YEAR                       $ 1,286   $ 3,159   $ 4,245
                                                               =======   =======   =======


        ANNUAL REPORT
             2007
72   UNITED BANCORP INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 2007, 2006 AND 2005

NOTE 23: QUARTERLY FINANCIAL DATA (UNAUDITED)

     The following table summarizes the Company's quarterly results of operations for the years ended December 31, 2007 and 2006.

                                                             THREE MONTHS ENDED
                                            ---------------------------------------------------
2007:                                       MARCH 31,   JUNE 30,   SEPTEMBER 30,   DECEMBER 31,
                                            ---------   --------   -------------   ------------
                                                   (In thousands, except per share data)
Total interest income                         $6,426     $6,648       $ 6,673         $6,856
Total interest expense                         3,481      3,601         3,807          3,629
                                              ------     ------       -------         ------
Net interest income                            2,945      3,047         2,866          3,227
Provision for loan losses                        183        191           283            336
Other income                                     668        783           785            843
General, administrative and other expense      2,610      2,727         3,005          2,910
                                              ------     ------       -------         ------
Income before income taxes                       820        912           363            824
Federal income taxes (benefits)                  102        148           (29)           113
                                              ------     ------       -------         ------
Net income                                    $  718     $  764       $   392         $  711
                                              ======     ======       =======         ======
Earnings per share
   Basic                                      $ 0.16     $ 0.17       $  0.09         $ 0.15
                                              ======     ======       =======         ======
   Diluted                                    $ 0.16     $ 0.17       $  0.09         $ 0.15
                                              ======     ======       =======         ======


                                                           ANNUAL REPORT
                                                                2007
                                                        UNITED BANCORP INC.   73

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 2007, 2006 AND 2005

                                                                 THREE MONTHS ENDED
                                                ---------------------------------------------------
2006:                                           MARCH 31,   JUNE 30,   SEPTEMBER 30,   DECEMBER 31,
                                                ---------   --------   -------------   ------------
                                                       (In thousands, except per share data)
Total interest income                            $5,985      $6,319        $6,552         $6,423
Total interest expense                            2,835       3,151         3,385          3,466
                                                 ------      ------        ------         ------
Net interest income                               3,150       3,168         3,167          2,957
Provision for loan losses                           102         302           652            328
Other income                                        641         600           699            706
Loss on sale of available-for-sale securities       (29)       (320)           --             --
General, administrative and other expense         2,789       2,941         2,773          2,543
                                                 ------      ------        ------         ------
Income before income taxes                          871         205           441            792
Federal income taxes (benefits)                     169         (82)           38            116
                                                 ------      ------        ------         ------
Net income                                       $  702      $  287        $  403         $  676
                                                 ======      ======        ======         ======
Earnings per share
   Basic                                         $ 0.15      $ 0.06        $ 0.09         $ 0.15
                                                 ======      ======        ======         ======
   Diluted                                       $ 0.15      $ 0.06        $ 0.09         $ 0.15
                                                 ======      ======        ======         ======


        ANNUAL REPORT
             2007
74   UNITED BANCORP INC.