Form 10-K, Exhibit 13
period 2009-12-31
UNITED BANCORP INC /OH/
filed 2010-03-23
CIK 731653

DIVIDEND AND STOCK HISTORY

			Distribution Date of
	Cash Dividends		Dividends and
	Declared(1)	Stock Dividends	Exchanges
1983	$0.05	-	-
1984	$0.06	4 for 1 Exchange(2)	January 2, 1984
1985	$0.07	-	-
1986	$0.09	-	-
1987	$0.09	50% Stock Dividend	October 2, 1987
1988	$0.10	-	-
1989	$0.10	-	-
1990	$0.11	-	-
1991	$0.12	-	-
1992	$0.12	100% Stock Dividend	September 10, 1992
1993	$0.12	100% Stock Dividend	November 30, 1993
1994	$0.13	10% Stock Dividend	September 9, 1994
1995	$0.19	-	-
1996	$0.20	10% Stock Dividend	June 20, 1996
1997	$0.23	10% Stock Dividend	September 19, 1997
1998	$0.26	5% Stock Dividend	December 18, 1998
1999	$0.30	5% Stock Dividend	December 20, 1999
2000	$0.31	5% Stock Dividend	December 20, 2000
2001	$0.32	5% Stock Dividend	December 20, 2001
2002	$0.33	5% Stock Dividend	December 20, 2002
2003	$0.35	10% Stock Dividend	December 19, 2003
2004	$0.39	10% Stock Dividend	December 20, 2004
2005	$0.43	10% Stock Dividend	December 20, 2005
2006	$0.48	10% Stock Dividend	December 20, 2006
2007	$0.52	–	–
2008	$0.54	–	–
2009	$0.56	–	–

2010 ANTICIPATED DIVIDEND PAYABLE DATES

First Quarter
March 18, 2010

Second Quarter*
June 18, 2010

Third Quarter*
September 20, 2010

Fourth Quarter*
December 20, 2010

*Subject to action by Board of Directors
(1)
Adjusted for stock dividends and exchanges. Does not include dividends from Southern Ohio Community Bancorporation, Inc. prior to the merger.

(2)
Formation of United Bancorp, Inc. (UBCP). The Citizens Savings Bank shareholders received 4 shares of UBCP stock in exchange for 1 share of The Citizens Savings Bank.

TOTAL RETURN PERFORMANCE

Index	12/31/04	12/31/05	12/31/06	12/31/07	12/31/08	12/31/09
United Bancorp, Inc.	100.00	93.26	88.05	97.25	98.13	89.61
NASDAQ Composite	100.00	101.37	111.03	121.92	72.49	104.31
SNL Bank Index	100.00	101.36	118.57	92.14	52.57	52.03
SNL $250M-$500M Bank Index	100.00	106.17	110.93	90.16	51.49	47.66
SNL Midwest Bank Index	100.00	96.36	111.38	86.81	57.11	48.40
Dow Jones	100.00	101.72	121.09	128.88	87.72	107.62

Decade of Progress
Unaudited

(as originally reported)	1999	2000	2001	2002	2003	2004	2005	2006	2007	2008	2009
Interest and dividend income	$21,638,690	$23,734,085	$24,595,769	$22,095,682	$20,720,464	$20,506,914	$22,181,071	$25,279,212	$26,603,043	$25,715,309	$23,354,885
Interest expense	9,844,827	12,336,669	12,348,548	9,328,867	7,837,463	7,538,572	9,146,249	12,837,256	14,517,591	10,251,384	8,064,768
Net interest income	11,793,863	11,397,416	12,247,221	12,766,815	12,883,001	12,968,342	13,034,822	12,441,956	12,085,452	15,463,925	15,290,117
Provision for loan losses	726,806	587,000	780,000	630,000	540,000	618,000	412,000	1,384,261	993,505	1,188,270	1,325,052
Net interest income after provision for loan losses	11,067,057	10,810,416	11,467,221	12,136,815	12,343,001	12,350,342	12,622,822	11,057,695	11,091,947	14,275,655	13,965,065
Noninterest income, including security gains/(losses)	1,285,519	1,368,986	1,606,046	2,059,173	2,611,566	2,199,020	2,341,826	2,297,373	3,079,567	3,066,769	3,295,530
Noninterest expense	8,189,260	8,711,655	9,382,984	9,989,172	10,415,947	10,452,666	10,763,473	11,046,170	11,252,758	12,627,590	13,838,651
Income before income taxes	4,163,316	3,467,747	3,690,283	4,206,816	4,538,620	4,096,696	4,201,175	2,308,898	2,918,755	4,714,834	3,421,944
Income tax expense	1,003,062	880,772	934,696	986,653	899,229	863,799	908,647	240,891	333,926	955,700	516,524
Net income	$3,160,254	$2,586,975	$2,755,587	$3,220,163	$3,639,391	$3,232,897	$3,292,528	$2,068,007	$2,584,829	$3,759,134	$2,905,420

Total assets	$298,764,079	$323,885,801	$341,317,195	$361,711,069	$385,522,969	$397,521,584	$411,932,779	$421,653,341	$451,370,187	$441,804,491	$445,970,296
Deposits	235,539,865	267,552,875	283,375,923	300,201,533	304,525,997	300,629,543	306,914,758	330,005,480	330,488,711	347,044,549	344,542,900
Shareholders’ equity	25,297,973	28,679,087	30,474,195	32,154,862	32,514,459	32,824,111	32,479,697	32,580,485	33,885,779	33,904,759	35,211,133
Loans receivable, net	177,406,092	193,707,099	180,460,538	184,916,798	195,765,090	212,451,448	229,106,682	229,171,793	232,196,753	235,448,307	255,335,658
Allowance for loan losses	3,109,821	2,790,133	2,879,065	2,971,116	2,843,484	2,995,422	2,904,447	2,345,419	2,447,254	2,770,360	2,390,015
Net charge-offs	650,090	906,688	691,068	537,949	667,632	466,062	502,833	1,936,046	891,648	865,000	1,705,000
Full time employees (average equivalents)	135	136	130	130	133	135	132	132	123	142	136
Banking locations	Seventeen	Seventeen	Seventeen	Seventeen	Seventeen	Seventeen	Seventeen	Seventeen	Seventeen	Twenty	Twenty

Earnings per common share - Basic	$0.62	$0.51	$0.56	$0.67	$0.76	$0.69	$0.71	$0.45	$0.57	$0.82	$0.63
Earnings per common share - Diluted	0.62	0.51	0.56	0.67	0.76	0.69	0.71	0.45	0.57	0.82	0.63
Dividends per share	0.30	0.31	0.32	0.33	0.35	0.39	0.43	0.48	0.52	0.54	0.56
Book value per share	4.98	5.72	6.23	6.72	7.67	7.09	7.00	7.73	7.41	7.35	7.53
Market value range per share	7.38-14.33	4.63-8.68	5.95-8.93	7.82-9.54	8.96-13.60	9.43-13.56	9.10-12.69	9.36-11.36	9.78-11.39	7.41-10.85	7.00-9.49

Cash dividends paid	$1,477,686	$1,549,657	$1,590,220	$1,647,670	$1,717,838	$1,878,788	$2,114,723	$2,415,741	$2,435,317	$2,707,438	$2,871,801
Return on average assets (ROA)	1.09%	0.83%	0.82%	0.94%	0.97%	0.83%	0.82%	0.50%	0.60%	0.86%	0.64%
Return on average equity (ROE)	11.94%	9.88%	9.13%	10.34%	11.40%	9.91%	10.01%	6.49%	8.12%	11.33%	8.62%

United Bancorp, Inc. is a nationally traded Bank holding company whose mission is to continue earning the respect....

....	Of its shareholders, through continued growth in shareholder value by sustaining profitability and acquiring well managed and capitalized businesses in the financial services industry;

....	Of its customers, through reaching out with the technology they want and offering the financial products and services they need;

....	Of its communities, through support of civic activities that make our communities better places to live and work;

....	Of its team members, through training development and career growth opportunities in a comfortable environment with modern equipment;

....	Of its affiliates, through providing data processing, item processing, accounting, human resource and management support;

Although it is recognized there is more competition from non-bank businesses for market share, the general mission for United Bancorp, Inc. is to remain independent. We will accomplish this through an aggressive acquisition program, the management of technological change, and the placement of new office construction when deemed economically feasible.

A Letter from the Chairman, President and CEO

James W. Everson | Chairman, President and Chief Executive Officer

To the shareholders of United Bancorp, Inc….

We are both proud and excited to report to you through the numbers in this report and the Management’s Discussion and Analysis, that we had a good year of financial performance in 2009. Also we wish to share with you several positive steps we have taken this past year in preparing for our future. With the continuing growth of our Company, these forward thinking actions will be rewarding to you as a shareholder.

Banking   has   always   been   a   job   of   risk   management. Historically, bank management has been challenged to manage credit risk, investment risk, liquidity risk, interest rate risk and information security risk.  To a large degree, these risks are within the control of our management team.  Today, there is a new risk being introduced to bank management that is somewhat outside of our control…“Government Risk”.  This past year the additional FDIC premiums levied upon our company cost our shareholders $0.12 per share, yet we managed a good year of earnings.  Last December we also prepaid $1.8 million in FDIC Premiums, the expense of which is now in our budget and will be spread over the next 36 months. It appears the FDIC has resolved its liquidity issue.

Hopefully the consumer oriented culture that is developing against banks will not restrict our ability to provide services that our customers have opted to receive from us, thus placing further stress on future earnings. Based upon what we know today, our 2010 Budget Process is projecting another year of very solid earnings that supports our recently announced capital expenditure programs which includes the replacement of our core processing and ancillary technology systems and the construction of a new banking center in Tiltonsville, Ohio, both of which we project to be completed in the third quarter of this year.

During this past year, we fully digested the acquisition of three offices of the former Ameribank acquired from the FDIC as receiver. This expanded our banking footprint within St. Clairsville to two offices as well as giving us offices in the new markets of Tiltonsville and Dillonvale, Ohio. Desiring to have the best facilities to attract new and retain existing customers in the markets we serve, we successfully completed close to $600 thousand in renovation projects on various facilities that we own. In addition to many minor upgrades at a majority of our branch facilities, this also included a complete renovation of the offices and expansion of the drive thru at our Bridgeport Banking Center that originally opened in 1978 and a major interior renovation at our newly acquired St. Clairsville-East Banking Center.

A Letter from the Chairman, President and CEO - Continued

The data processing system we put in place in 1990 at the time we elected to do our own data processing has served us well. This core system, through several hardware and software upgrades, has supported our banks for over 20 years. After conducting an exhaustive search last year and reviewing many core systems offered by our industry’s leading vendors, your Board of Directors approved management’s recommendation to join with Fiserv as our future partner in technology. Management will be working diligently to implement their Precision system and other complimentary technologies within our operations this year. This next generation in-house system will be operational in the third quarter and is expected to greatly support our future growth, enhance our product offerings and afford our Bank greater efficiencies and risk management features.

We are pleased to report that our Management Succession Plan which began two years ago is now complete and we have a management team in place to carry us forward for many years to come. Our tenured Chief Lending Officer will be retiring this mid-year and a very capable individual was hired this past November to succeed him and to ensure a smooth and orderly transition of management in our Loan Center. The leadership of our Company, taking me from the mix, now has six senior managers with a combined 141 years of banking experience, ranging from forty-one to fifty-three years in age. The experience and depth of our management team is quite impressive for an organization our size.

The recent hiring of a Senior Vice President of Commercial Banking and placing qualified commercial loan originators in all of our regions is producing positive results by focusing on growing our commercial base with a special focus on meeting all of the financial needs of the small businesses in the communities that we serve. This past year, we were able to grow our loan portfolio by nearly $20.0 million or 8.2%. Many businesses have been impacted by the recession and it is difficult to see what the future will be. Consequently, we have significantly increased our use of State and Federal Loan Programs. All available programs administered by the U. S. Small Business Administration, the Ohio Department of Development and the Ohio Treasurer’s Office are now being utilized for existing and new customers to aid in the recovery efforts in the communities we serve. Use of these programs has enabled us to reach more good commercial borrowers and to continue to support our market areas. Our Bank Team Members are visible and active in the communities we serve where our focus continues to be on the production of sound and profitable commercial relationships which includes corporate deposits, cash management services, merchant credit card services and remote deposit merchant services.

Key to attracting and retaining good management and directors is a competitive compensation program. This past year, your Board of Directors, through the recommendation of its Compensation Committee, implemented a Restricted Stock Awards Program pursuant to the Shareholder approved UBCP 2008 Stock Incentive Plan. The design of this Awards Program is to retain board members and top management as well as attract qualified new board members and management. Those participating must continue with us in their employment and do not take ownership of their stock until cliff vesting which is at nine years and six months from the award date. At that time, the shares become a fully taxable event based upon their then value and carry a “non-compete” feature if the participant chooses to leave our employment. This program was quite important to us in the successful recruiting of the two most recent management hires that we made.

At mid-year, Michael J. Arciello retired from the Boards of The Citizens Savings Bank and United Bancorp, Inc, becoming Director Emeritus. Michael joined our bank family in 1987 as a Director of The Citizens-State Bank of Strasburg, Ohio which merged into the charter of The Citizens Savings Bank in 1999. Mike and I have shared a common bond for many years…. as a bank customer representing Nickles Bakery where he retired as Vice President and CFO after 32 years of service in 1998, as a Director of our banks and Company and, more importantly, as a true friend. We miss his wit, wise counsel and business sense; particularly the expertise he brought as Chair of our Audit Committee. Scott A. Everson, President and CEO of The Citizens Savings Bank, was appointed to fill his vacancy on the Company’s board. Lead Director Richard L. Riesbeck was appointed Chair of the Audit Committee.

At the end of this Annual Report, you will find a promotional piece on our ShareLINK 1000 Account which has been exclusively designed for our UBCP Shareholders. With its companion The Freedom Card, you can deposit and withdraw your funds without cost from any bank ATM in the country, enjoy all its special features, plus earn a daily interest rate based on your tiered balance. Using this program designed only for our shareholders, distance should not be a problem for your banking with us. Please call our toll free priority phone line at 1-866-SLINK1000 (1-866-754-6510) to further discuss the features of this offering and to establish an account.

On behalf of our Management Team and Board of Directors, we thank you for the confidence you have placed in us and for your continued support. Working together, we are committed to growing your shareholder value.

James W. Everson Chairman, President and Chief Executive Officer ceo@unitedbancorp.com February 16, 2010

Certain statements contained herein are not based on historical facts and are "forward-looking statements" within the meaning of Section 21A of the Securities Exchange Act of 1934. Forward-looking statements, which are based on various assumptions (some of which are beyond the Company's control), may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of these terms. Actual results could differ materially from those set forth in forward-looking statements, due to a variety of factors, including, but not limited to, those related to the economic environment, particularly in the market areas in which the company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset/liability management, changes in the financial and securities markets, including changes with respect to the market value of our financial assets, and the availability of and costs associated with sources of liquidity. The Company undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

3

Directors

1 = United Bancorp, Inc.	2 = The Citizens Savings Bank

Directors

Samuel J. Jones[1,2]

Terry A. McGhee[1]

Andrew F. Phillips[2]

Robin L. Rhodes, M.D.[2]

Richard L. Riesbeck[1,2]

Errol C. Sambuco[2]

Matthew C. Thomas[1,2]

1 = United Bancorp, Inc.	2 = The Citizens Savings Bank

5

Directors and Officers

DIRECTORS OF UNITED BANCORP, INC.
James W. Everson[1]	Chairman, President & Chief Executive Officer, United Bancorp, Inc.,
Chairman, The Citizens Savings Bank, Martins Ferry, Ohio
Scott A. Everson	Senior Vice President & Chief Operating Officer, United Bancorp, Inc.
President & Chief Executive Officer, The Citizens Savings Bank, Martins Ferry, Ohio
John M. Hoopingarner[1,3,4]	Executive Director, Muskingum Watershed Conservancy District, New Philadelphia, Ohio
Samuel J. Jones[2,4]	Business Owner, Glouster, Ohio
Terry A. McGhee[1,3]	President & Chief Executive Officer, Westerman Inc., Bremen, Ohio
Richard L. Riesbeck1,2,4,[w]	President, Riesbeck Food Markets, Inc., St. Clairsville, Ohio
Matthew C. Thomas[2,3]	President, M.C. Thomas Insurance Agency, Inc., Bridgeport, Ohio
Michael J. Arciello	Director Emeritus1992 - 2009
L.E. "Dick" Richardson	Director Emeritus1998 - 2007

OFFICERS OF UNITED BANCORP, INC.
James W. Everson	Chairman, President & Chief Executive Officer
Scott A. Everson	Senior Vice President & Chief Operating Officer
Randall M. Greenwood	Senior Vice President, Chief Financial Officer & Secretary/Treasurer
Timothy L. Kelley	Vice President - Chief Commercial Banking Officer
Elmer K. Leeper	Vice President - Chief Retail Banking Officer
Michael A. Lloyd	Vice President - Chief Information Officer
James A. Lodes	Vice President - Chief Lending Officer
Matthew F. Branstetter	Vice President - Assistant Chief Lending Officer

DIRECTORS OF THE CITIZENS SAVINGS BANK, MARTINS FERRY, OHIO
Herman E. Borkoski[2]	President, Borkoski Funeral Homes, Inc., Tiltonsville, Ohio
James W. Everson[1]	Chairman, President & Chief Executive Officer, United Bancorp, Inc.,
Chairman, The Citizens Savings Bank, Martins Ferry, Ohio
Scott A. Everson[1]	Senior Vice President & Chief Operating Officer, United Bancorp, Inc.
President & Chief Executive Officer, The Citizens Savings Bank, Martins Ferry, Ohio
Leon F. Favede, O.D	Optometrist, Bridgeport, Ohio
John R. Herzig	President, Toland-Herzig Funeral Homes & Crematory, Strasburg, Ohio
John M. Hoopingarner[1]	Executive Director, Muskingum Watershed Conservancy District, New Philadelphia, Ohio
Samuel J. Jones[2]	Business Owner, Glouster, Ohio
Andrew F. Phillips	President & General Manager, Miller Brands of S.E. Ohio, Glouster, Ohio
Robin L. Rhodes, M.D	Physician, Pediatric Associates of Lancaster, Inc., Lancaster, Ohio
Richard L. Riesbeck1,2,[w]	President, Riesbeck Food Markets, Inc., St. Clairsville, Ohio
Errol C. Sambuco[2]	Consultant, Martins Ferry, Ohio
Matthew C. Thomas[1]	President, M.C. Thomas Insurance Agency, Inc., Bridgeport, Ohio

1 = Executive Committee     2 = Audit Committee     3 = Compensation Committee
4 = Nominating and Governance Committee     ◆ = Lead Director

Shareholder Information

United Bancorp, Inc.’s (the Company) common stock trades on The Nasdaq SmallCap Market tier of The Nasdaq Stock Market under the symbol UBCP, CUSIP #909911109. At year-end 2009, there were 5,370,304 shares issued, held among approximately 2,000 shareholders of record and in street name. The following table sets forth the quarterly high and low closing prices of the Company’s common stock from January 1, 2009 to December 31, 2009 compared to the same periods in 2008 as reported by the NASDAQ.

	2009				2008
	31-Mar	30-Jun	30-Sep	31-Dec	31-Mar	30-Jun	30-Sep	31-Dec
Market Price Range
High ($)	$9.49	8.90	8.50	8.61	10.40	10.01	10.85	10.30
Low ($)	$7.00	7.50	7.50	7.10	8.39	8.36	7.50	7.41
Cash Dividends
Quarter ($)	$0.14	0.14	0.14	0.14	0.13	0.13	0.14	0.14
Cumulative ($)	$0.14	0.28	0.42	0.56	0.13	0.26	0.40	0.54

Investor Relations:
A copy of the Company’s Annual Report on form 10-K as filed with the SEC, will be furnished free of charge upon written or E-mail request to:
Randall M. Greenwood, CFO United Bancorp, Inc.
201 South 4th Street PO Box 10
Martins Ferry, OH 43935 or cfo@unitedbancorp.com

Dividend Reinvestment and Stock Purchase Plan:
Shareholders may elect to reinvest their dividends in additional shares of United Bancorp, Inc.’s common stock through the Company’s Dividend Reinvestment Plan. Shareholders may also invest optional cash payments of up to $5,000 per month in our common stock at market price. To arrange automatic purchase of shares with quarterly dividend proceeds, please contact:
American Stock Transfer and Trust Company
Attn: Dividend Reinvestment 6201 15th Avenue, 3rd Floor Brooklyn, NY 11219 1-800-278-4353

Annual Meeting:
The Annual Meeting of Shareholders will be held at 2:00 p.m., April 21, 2010 at the Corporate Offices in Martins Ferry, Ohio.

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

Organization was completed by electing the original Board of Directors: Attorney Edward E. McCombs, John E. Reynolds, Henry H. Rothermund, William M. Lupton, Dr. Joseph W. Darrah, Chris A. Heil, Fred K. Dixon, Thomas J. Ball and Dr. R.H.Wilson. The first officers were Edward E. McCombs, President; John E. Reynolds, Vice President; William C. Bergundthal, Cashier; and William H. Wood, Assistant Cashier. A room in the old Henderson Building located at the alley on Hanover Street between Fourth and Fifth Streets, currently occupied by a local realtor, was rented. A vault and counters were installed and the new Bank opened for business on Saturday, April 26, 1902. This was the beginning of The Citizens Savings Bank.

Upon Mr.Bergundthal’s death in 1918, Harold H. Riethmiller, who began his banking career at the bank in 1911, was rehired by the Bank as Cashier. He had previously worked for the Bank and had been working for 6 months at the Citizens-Peoples Trust Company in Wheeling. Mr. Riethmiller brought with him an assistant, David W. Thompson, who upon his death in 1966 was Vice President and Cashier.

In 1936 the Bank suffered a loss with the sudden death of Edward E. McCombs, who had served as President and Attorney for the Bank during the 34 years since its beginning. John E. Reynolds was then elected President with Attorney David H. James as Vice President. Mr. Reynolds served as the bank’s second President until his death in 1940, at which time Harold H. Riethmiller was elected President. Upon Harold H. Riethmiller’s retirement in January of 1973, James W. Everson, who began his banking career as a student intern with the Bank in 1959, was elected as the Bank’s fourth President and Chief Executive Officer.

In May 1999, The Citizens Savings Bank and its affiliate, The Citizens-State Bank then of Strasburg, Ohio were merged into one Bank under the leadership of James W. Everson continuing as Chairman and Harold W. Price as the Bank’s fifth President and Chief Executive Officer since its founding in 1902. Harold W. Price served as President and CEO for five months, suffering a fatal heart attack on September 12th, 1999, after which James W. Everson was reappointed Chairman, President and CEO.

Continuing growth and increased business at The German Savings Bank brought the need for larger quarters, and in 1917, the Bank relocated into a new banking building on the corner of Fourth and Walnut streets where they were located until February 21, 1984 when they moved to their current banking center located one block south at the corner of Fourth and Hickory Street in Martins Ferry. The First World War brought the name ‘German’ into bad repute, making a change in name necessary. On May 1, 1918, the old German Savings Bank became The Citizens Savings Bank of Martins Ferry, Ohio.

In 1957, a total remodeling of the first level was completed at the Fourth and Walnut location enlarging the banking lobby by taking the adjoining room formerly occupied by the Mear Drug Store. In 1963, the Bank opened a Consumer Loan Office at the Fourth and Walnut Street location by expanding into the space occupied by the former Packer Insurance Agency.

Upon James W. Everson becoming President in January 1973, the Bank began an expanded growth program. The Bank’s first branch office was opened on November 18, 1974. A banking center was opened in Colerain, Ohio offering full service banking to that area, including safe deposit boxes and a modern new home for the Colerain, Ohio Post Office. On June 12, 1978, the Bank opened its second full service branch at the Corner of Howard and DeKalb Streets in Bridgeport, Ohio.

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

In October of 1982, approval was granted by the State Banking Department and the Federal Deposit Insurance Corporation to relocate the Bank’s Main Office to the corner of Fourth and Hickory streets in Martins Ferry and ground was immediately broken for a new banking center. As a result of 5 years of strategic planning, The Citizens Savings Bank introduced a new era of banking to the Ohio Valley on February 21, 1984 with the opening of their new 21,500 square foot head-quarters office located at the corner of Fourth and Hickory streets. This new banking center offered state-of-the-art security with high-tech scanning and alarm equipment, and the latest in electronic data processing programs for banking. The new Bank building was designed by the architectural firm of Jack H. Tribbie and Associates of Martins Ferry and was constructed by the Byrum Construction Company of Martins Ferry. The new building was of colonial design in keeping with the Bank’s Colerain and Bridgeport offices, with the interior of the Bank tastefully decorated in the Williamsburg period.

On July 3, 1983, the Bank’s Board of Directors positioned itself for continued growth by forming United Bancorp, Inc. of Martins Ferry, Ohio, the Citizens Savings Bank holding company. At formation, the shareholders of The Citizens Savings Bank exchanged their stock on a one-for-four basis for shares in United Bancorp, Inc. On December 29, 1986, United Bancorp, Inc. became one of Ohio’s then 21 multi-bank holding companies by acquiring the outstanding shares of stock of the $12.5 million asset based Citizens-State Bank of Strasburg, Ohio. Under the leadership of James W. Everson as Chairman and Charles E. Allensworth as President and CEO, The Citizens-State Bank then grew from its one office in Strasburg by opening a new banking center at 2909 N. Wooster Avenue in Dover, Ohio in February 1990; the purchase of it’s offices in New Philadelphia and Sherrodsville in April 1992; and the purchase of it’s Dellroy Office in June 1994. Harold W. Price was appointed President and CEO of The Citizens-State Bank of Strasburg in April 1993. The Citizens Savings Bank of Martins Ferry further expanded into St. Clairsville with an in store location at Riesbeck’s Food Market in July l997 and purchased a full service banking center in Jewett, Ohio in January 1999. United Bancorp entered Northern Athens County in July 1998 when the $47.8 million asset based Community Bank of Glouster was purchased, expanding United Bancorp, Inc. to a three bank holding company. Today, The Community Bank is headquartered in Lancaster, Ohio with three locations in Lancaster in addition to its two offices in Glouster and offices in Amesville and Nelsonville, Ohio.

As space in the new headquarters became occupied, property across from the new Main Office on the other corner of Fourth and Hickory Streets was acquired in 1993 to support the continued growth. It was renovated into a modern Operations Center now housing the Data and Item Processing Equipment for the affiliate banks of United Bancorp, Inc. and the offices for United Bancorp, Inc.’s Accounting Group. With the introduction of 24 x 7 x 365 Automated Call Center and Internet Banking in 2001, the Accounting and Operations Center was further expanded through the purchase and renovation of the adjoining property formerly known as the Fullerton Bakery Building. Today, the Accounting and Operations Center Building supports the back room operations for the seventeen banking offices of The Citizens Bank and The Community Bank of Lancaster.

On April 21, 1999 the $74.1 million asset based Citizens-State Bank of Strasburg was merged into The Citizens Savings Bank. This expanded customer service under the charter of The Citizens Savings Bank to 10 locations in Belmont, Carroll, Harrison and Tuscarawas counties. Harold W. Price, who had served as President and CEO of The Citizens-State Bank of Strasburg was appointed The Citizens Savings Bank’s fifth President and CEO with James W. Everson continuing as Chairman, in addition to serving as Chairman of The Community Bank and Chairman, President and CEO of United Bancorp. Everson was reappointed Chairman, President and CEO of The Citizens Savings Bank five months later upon Harold W. Price’s sudden death.

In November 2004, the Citizens Bank Board of Directors completed its senior management reorganization plans for the beginning of its second century of service. James W. Everson, will continue as the Bank’s Chairman. Furthermore, the Citizens Bank Board of Directors announced the appointment of Scott A. Everson as Director, President and Chief Executive Officer, which became effective on November 1, 2004.

On September 19, 2008, Citizens acquired from the Federal Deposit Insurance Corporation ("FDIC") the deposits of three banking offices of a failed institution in St. Clairsville, Dillonvale and Tiltonsville, Ohio.

The growth and success of The Citizens Savings Bank and the United Bancorp, Inc. have been attributed to the association of many dedicated men and women. Having served on the Board of Directors are Edward E. McCombs, 1902-1936; John E. Reynolds, 1902-1940; Dr. J.W. Darrah, 1902-1937; J.A.Crossley, 1902-1903; William M. Lupton, 1902-1902; F.K. Dixon, 1902-1909; Dr. R.H. Wilson, 1902-1905; C.A. Heil, 1903-1909; David Coss, 1904-1938; L.L. Scheele, 1905-1917; A.T. Selby, 1906-1954; H.H. Rothermund, 1907-1912; Dr. J.G. Parr, 1912-1930; T.E. Pugh, 1920-1953; J.J. Weiskircher, 1925-1942; David H. James, 1925-1963; Dr. C.B.Messerly, 1931-1957; H.H. Riethmiller, 1936-1980; E.M. Nickles, 1938-1968; L.A. Darrah, 1939-1962; R.L. Heslop, 1941-1983; Joseph E. Weiskircher, 1943-1975; Edward M. Selby, 1953-1976; David W. Thompson, 1954-1966; Dr. Charles D. Messerly, 1957-1987; James M. Blackford, 1962-1968; John H. Morgan, 1967-1976; Emil F. Snyder, 1968-1975; James H. Cook, 1976-1986; Paul Ochsenbein, 1978-1991; David W. Totterdale, 1981-1995; Albert W. Lash, 1975-1996; Premo R. Funari, 1976-1997; Donald A. Davison, 1963-1997; Harold W. Price, 1999-1999; John H. Clark, Jr., 1976- 2001; Dwain R. Hicks, 1999-2002; and Michael A. Ley, 1999-2002, and Michael J. Arciello 1992-2009.

Today, The Citizens Savings Bank is Martins Ferry’s only locally owned financial institution. The general objective of The Citizens Savings Bank as outlined in its Mission Statement which was adopted by its Board of Directors on June 8, 1982 and renewed annually is to remain an independent state-chartered commercial bank and expand its asset base and market share through acquisitions and new branch construction where financially feasible.

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

With that foundation, COMMUNITY acquired the First National Bank of Amesville, Ohio in 1976. The Bank’s prosperity continued, and, in 1978, a three-lane Auto Bank drive-up facility was constructed on the west side of Glouster.

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

In 1996, COMMUNITY completed an extensive renovation of its down-town Glouster office, including the addition of a 24-hour access ATM in the vestibule.

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

Lancaster, the county seat of Fairfield County, is approximately 30 miles southeast of Columbus, Ohio and is considered a bedroom community to Columbus. According to the city’s Economic Development Office, Fairfield County is the fourth fastest growing county in Ohio and is ranked among the top six counties for growth potential.

COMMUNITY opened its first Fairfield County banking office in December 1999. The East Main Street Banking Office in Lancaster offers full service banking with extended evening and Saturday hours. The office features a three-lane drive-up, a drive-up ATM and night depository.

In January 2000, COMMUNITY relocated its Main Office from Glouster to downtown Lancaster. This substantial investment significantly strengthened COMMUNITY’S presence in Fairfield County. Formerly a furniture store, the historic 1919 building was restored to as near the original appearance as possible. The building was further enhanced with a Verdin Company clock. The 435-pound timepiece is attached to the southeast corner of the building. The interior of the building was converted from a furniture store to a modern full service banking office. Of special note is the historical mural of Fairfield County landmarks, painted by local stencil artist Cheryl Fey, which graces the main stairway. The renovation added greatly to the city’s business district, as the Main Office complements the down-town revitalization that also was completed in 2000.

COMMUNITY’S Auto Bank, located across the street from the Main Office, also was opened in January 2000. The structure is unique to the market, because of its walk-in lobby. It also features a four-lane drive-thru, night depository and automatic teller machine.

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

On July 1, 2007, the Company received regulatory approval for the merger of its wholly owned subsidiaries, The Glouster Community Bank ("Community"), Lancaster, Ohio, and The Citizens Savings Bank ("Citizens"), Martins Ferry, Ohio, under the charter of the latter. The Boards of both Citizens and Community endorsed this consolidation. The Company continues to capitalize on the established branding in the market places of each institution. Community operates under the trade name "The Community Bank, a Division of The Citizens Savings Bank" and Citizens operates under the trade name "The Citizens Bank, a Division of The Citizens Savings Bank". A key focus of the consolidation involved the centralization of executive authority under Citizens’ proven management structure that has been perennially ranked in the upper quartile of all banks in the United States.

Including the Community Board members on the Board of the combined institution was essential for the Company to realize the full potential of the combination. Management was pleased to report on the merger date of July lst that Samuel J. Jones, Business Owner, Glouster, Ohio; Terry A. McGhee, President and CEO, Westerman, Inc., Bremen, Ohio; Andrew F. Phillips, President and General Manager, Miller Brands of South East Ohio, Glouster, Ohio; Robin L. Rhodes, M.D., Physician, Pediatric Associates of Lancaster, Inc., Lancaster, Ohio; and L.E. "Dick" Richardson, Jr., Retired President, Southern Ohio Community Bancorporation, Inc., Glouster, Ohio accepted the Company’s invitation to become members of The Citizens Savings Bank Board of Directors.

On October 31, 2007, the Company completed the ‘‘physical consolidation" of its two charters under the management group of The Citizens Savings Bank, resulting in a 22% reduction in staffing at The Community Bank division. Merging all of the Company’s bank charters into a single charter and common operating system now allows each banking office to focus on growing the Company’s banking franchises by providing the highest level of customer service from a common market basket of products.

Management’s Discussion and Analysis

In the following pages, management presents an analysis of United Bancorp, Inc.’s financial condition and results of operations as of and for the year ended December 31, 2009 as compared to prior years. This discussion is designed to provide shareholders with a more comprehensive review of the operating results and financial position than could be obtained from an examination of the financial statements alone. This analysis should be read in conjunction with the Consolidated Financial Statements and related footnotes and the selected financial data included elsewhere in this report.

When used in this discussion or future filings by the Company with the Securities and Exchange Commission, or other public or shareholder communications, or in oral statements made with approval of an authorized executive officer, the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “believe,” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made, and to advise readers that various factors, including regional and national economic conditions, changes in levels of market interest rates, credit risks of lending activities and competitive and regulatory factors, could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from those anticipated or projected.

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

Financial Condition

Overview

The Company’s earnings in 2009 generated an annualized 0.64% return on average assets (“ROA”) and an 8.62% return on average equity (“ROE”), compared to 0.86% ROA and 11.33% ROE for 2008. The Company's net interest margin of 3.85% for the year ended December 31, 2009, generated approximately $15.3 million in net interest income for the year, a decrease of approximately $173,000 from 2008. This decrease in net interest income was primarily driven by a general decline in interest rates and reinvestment opportunities causing a decrease in the yield on the earning assets of the Bank. While the Company's interest expense decreased, it did not fully offset the decrease experienced on the Company’s earning assets. As interest rates remain at historically low levels, the overall net interest margin of the Company will remain under pressure.

The composition of the Company's balance sheet has changed during the past 12 months. With interest rates at historically low levels the Company has experienced a high volume of called investment securities, which were partially reinvested back into investment securities but at lower rates. For the year ended December 31, 2009, the Company experienced a net decrease of $34.2 million in investment securities. At December 31, 2009, the Company had liquidity of approximately $48.8 million being maintained in lower yielding short term investments and in cash. When the economy improves and long term interest rates increase, management expects to be able to deploy this liquidity into higher-yielding loans. During the second half of 2009, the Company experienced an increase in loan demand related in part to a withdrawal of the major money center banks from the markets we serve. However, in the near term, as overall interest rates remain low it will become a challenge to maintain the Company's current net interest margin.

Service Charge Income on deposits increased $85,000 from 2008 to 2009. On the expense side, the Company’s 2009 earnings were affected by a period over period increase of $818,000 in Federal Deposit Insurance Corporation (‘FDIC”) deposit insurance premiums; a $137,000 increase in our provision for loan losses and an $86,000 write down in the Company’s servicing asset for its secondary fixed rate mortgage program, due to the current low interest rate environment and the related accelerating payoff of loan balances. The net after-tax per share impact of the additional FDIC premiums expensed in 2009 was approximately $0.12 per share.

As anticipated, the level of net loans charged off to average loans has increased from 0.37% for the year ended December 31, 2008 to 0.70% for the year ended December 31, 2009. The Company’s impaired loans decreased by approximately $2.8 million from December 31, 2008 to December 31, 2009. In addition, the specifically allocated loan loss reserve for impaired loans decreased approximately $500,000 from December 31, 2008 to December 31, 2009. We believe the level of impaired loans have stabilized during the second half of 2009. Compared with December 31, 2008, the Company’s other real estate owned decreased approximately $29,000. We continue to work through these difficult times and are pleased that our earnings performance is solid to support the continued growth of the Company and its projected cash dividend payments.

On September 19, 2008, Citizens acquired from the FDIC the deposits of three banking offices of a failed institution in Belmont County, Ohio. Deposits acquired totaled approximately $39.3 million. The Company acquired two of the three former banking locations. Management plans to open a new banking facility in the third quarter of 2010 in Tiltonsville, Ohio where it did not acquire one of the properties from the FDIC.

Earning Assets – Loans

Gross loans totaled $257.7 million at December 31, 2009, representing an 8.2% increase from $238.2 million at December 31, 2008. Average loans totaled $243.6 million for 2009, representing a 3.4% increase compared to average loans of $235.7 million for 2008.

The increase in gross loans from December 31, 2008 to December 31, 2009 was primarily comprised of commercial loans, which increased by $15.2 million, as well as an increase in installment loans of $6.6 million and an increase in residential real estate loans of $2.3 million, partially offset by a decrease in the commercial real estate portfolio of $4.7 million. During 2008 and 2009, the Company increased the staff for the Commercial lending team. These additional resources contributed to the increase in the commercial loan portfolio during 2009.

The Company’s installment lending portfolio represented 17.4% of the total portfolio at December 31, 2009, compared to 16.1% at December 31, 2008. The targeted installment lending areas encompass the four geographic areas serviced by the Bank, which are diverse, thereby reducing the risk to changes in economic conditions. Competition for installment loans principally comes from the captive finance companies offering low to zero percent financing for extended terms. As interest rates remained at historically low levels during 2009, the Company focused on growing the installment portfolio. Given the relatively short duration of installment loans and the attractive yield, management will continue to focus on this portfolio in 2010.

Residential real estate loans are comprised of 1, 3 and 5 year adjustable-rate mortgages used to finance 1-4 family units. The Company also offers fixed-rate real estate loans through our Secondary Market Real Estate Mortgage Program. The fixed-rate mortgages are serviced by the Bank but are sold immediately into the secondary market. Therefore, our customers enjoy the convenience of working with a local bank and are able to obtain long-term fixed-rate financing for their home while the Bank mitigates its interest rate risk. Once these fixed rate loans are originated and immediately sold without recourse in what is referred to as the secondary market, the Company does not assume credit risk or interest rate risk in this portfolio. This arrangement is quite common in banks and saves our customers from looking elsewhere for their home financing needs.

In 2009, the interest rate environment continued to be favorable to the fixed-rate mortgage loan product. This resulted in a higher volume of customers refinancing loans during 2009 as compared to 2008. While the volume of home refinancing did increase in 2009, it still remained low as compared with recent years. The secondary market origination volume was impacted by an issue that has developed in the overall industry related to higher risk subprime loans. While the Company did not participate in this type of lending, the additional regulations have made it more difficult to obtain a loan that is saleable in the secondary market. The Company recognized a gain on the sale of secondary market loans of $129,000 in 2009 and a gain of $85,000 in 2008.

The allowance for loan losses represents the amount which management and the Board of Directors estimates is adequate to provide for probable incurred losses in the loan portfolio. Accounting for the allowance and the related provision for loan losses is viewed by management as a critical accounting policy. The allowance balance and the annual provision charged to expense are reviewed by management and the Board of Directors on a monthly basis. The allowance calculation is determined by utilizing a risk grading model that considers borrowers’ past due experience, coverage ratio to industry averages, economic conditions and various other circumstances that are subject to change over time. In general, the loan loss policy for installment loans requires a charge-off if the loan reaches 120-day delinquent status or if notice of bankruptcy liquidation is received. The Company follows lending policies, with established criteria for determining the repayment capacity of borrowers, requirements for down payments and current market appraisals or other valuations of collateral when loans are originated. Installment lending also utilizes credit scoring to help in the determination of credit quality and pricing.

The Company generally recognizes interest income on the accrual basis, except for certain loans which are placed on non-accrual status, when in the opinion of management, doubt exists as to collection on the loan. The Company’s policy is to generally place loans greater than 90 days past due on non-accrual status unless the loan is both well secured and in the process of collection. When a loan is placed on non-accrual status, interest income may be recognized on a cash basis as payment is received.

Management believes the current balance of the allowance for loan losses is sufficient to cover probable incurred losses. Refer to Provision for Loan Losses section for further discussion on the Company’s credit quality.

Earning Assets – Securities and Federal Funds Sold

The securities portfolio is comprised of U.S. Government and agency obligations, tax-exempt obligations of states and political subdivisions, mortgage-backed securities and certain other investments. The Company does not hold any collateralized mortgage-backed securities, other than those issued by U.S. Government agencies. The Company does not hold any derivative securities. The quality rating of the majority of the Bank’s securities issued by political subdivisions within Ohio is no less than Aaa, Aa, or A, and the majority of the Bank’s out-of-state bonds are rated at AAA. Board policy permits the purchase of certain non-rated or lesser rated bonds of local schools, townships and municipalities, based on known levels of credit risk.

Securities available for sale at December 31, 2009 decreased $32.8 million, or 25.4%, from 2008, while securities held to maturity decreased $1.4 million or 9.0% during the same period.

In 2007, the Company began focusing on increasing the Company’s investment in state and municipal obligations with extended call protection to protect the net interest margin of the Company. This investment strategy has proved beneficial in a falling rate environment.

However, the Company’s U.S. Government agency portfolio is subject to increased levels of redemptions due to the call features in this type of investment security. Given the extent of the decrease in overall interest rates, the Company did experience a significant amount of called government agency investment securities during 2009. This trend is expected to continue into 2010. While the Company has plans to reinvest a portion of these funds in other available-for-sale securities, there is lag between the time when bonds are called and the right investment opportunity is available to the Company. Also, given the historically low interest rate environment at the present time, the Company has implemented a strategy to invest in short term certificates of deposit (“CD’s”) of other financial institutions. These CD’s are invested in increments that allow for the entire individual investment to be fully insured by the FDIC and offer an alternative to investing in longer term U.S Government agency securities. As of December 31, 2009, the Company had approximately $17.6 million of CD’s with an average yield of 2.12% and an average term to maturity of 159 days.

Sources of Funds – Deposits

The Company’s primary source of funds is retail core deposits from individuals and business customers. These core deposits include all categories of interest-bearing deposits, excluding certificates of deposit greater than $100,000. During 2009, core deposits decreased $7.5 million, or 2.5%. This decrease was by design. Given the additional liquidity from the September 2008 acquisition of a failed institution, the Company did not aggressively compete with the higher rates that were offered in our markets by other banks that were in need of raising liquidity.

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

Certificates of deposit greater than $100,000 are not considered part of core deposits and, as such, are used as a tool to balance funding needs. At December 31, 2009, certificates of deposit greater than $100,000 increased $5.0 million, or 10.7%, from December 31, 2008 totals. With the financial uncertainty that developed in the stock and bond markets we have seen a trend of larger certificates of deposit coming into the Company during the past year to take advantage of principle preservation of assets from depository insurance. The Company does not differentiate pricing for certificates of deposit that are greater than $100,000.

The attraction of and retention of core deposits continues to be a challenge to the Company and the overall banking industry. Alternative financial products are continuously being introduced by our competition whether through traditional banks or brokerage services companies. As a result of this competition, the Company does offer full service brokerage services through its affiliation with UVEST Financial Services®

Sources of Funds – Securities Sold Under Agreements to Repurchase and Other Borrowed Funds

Other interest-bearing liabilities include securities sold under agreements to repurchase, federal funds purchased, Treasury, Tax and Loan, notes payable and Federal Home Loan Bank advances. Securities sold under agreements to repurchase increased approximately $3.3 million during 2009. The average balance in securities sold under agreements to repurchase increased $1.9 million, or 21.4%, from 2008 to 2009.

Advances from the Federal Home Loan Bank (FHLB) increased $5.4 million, or 12.3%, from December 31, 2008 to December 31, 2009. During 2009, Management elected to obtain long-term fixed-rate advances while the FHLB offered such advances at low interest rates.

Performance Overview 2009 to 2008

Net Income
The Company reported net income of $2.9 million in 2009 compared with $3.8 million for 2008, a decrease of $854,000, or 22.7%. On a per share basis, the Company’s basic and diluted earnings per share were $0.63 for 2009, as compared to $0.82 for 2008, a decrease of 23.2%. This earnings performance equates to a 0.64% Return on Average Assets (“ROA”) and an 8.62% Return on Average Equity (“ROE”) for 2009 compared to 0.86% and 11.33%, respectively, for 2008. The Company’s 2009 earnings were negatively affected by a period over period increase of $818,000 in FDIC deposit insurance premiums. The net after-tax per share impact of the additional FDIC premiums expensed in 2009 was approximately $0.12 per share

Net Interest Income
Net interest income, by definition, is the difference between interest income generated on interest-earning assets and the interest expense incurred on interest-bearing liabilities. Various factors contribute to changes in net interest income, including volumes, interest rates and the composition or mix of interest-earning assets in relation to interest-bearing liabilities. The net interest margin was 3.85% for 2009 compared to 4.04% in 2008, a modest decrease of 19 basis points. While the Company’s yield on earning assets decreased 83 basis points from 2008 to 2009, the cost of funds has decreased 64 basis points for the same period. As the historically low interest rates are expected to continue into 2010, it will become difficult to lower the Company’s cost of funds in proportion to the earning assets of the Company.

Average interest-earning assets increased $16.2 million in 2009 as compared to 2008 while the associated weighted-average yield on these interest-earning assets decreased from 6.60% in 2008 to 5.77% for 2009. Average interest-bearing liabilities increased $11.4 million in 2009 as compared to 2008, while the associated weighted-average costs on these interest-bearing liabilities decreased from 2.72% in 2008 to 2.08% in 2009.

Refer to the sections on Asset and Liability Management and Sensitivity to Market Risks and Average Balances, Net Interest Income and Yields Earned and Rates Paid elsewhere herein for further information.

Provision For Loan Losses
The provision for loan losses is a charge to expense recorded to maintain the related balance sheet allowance for loan losses at an amount considered adequate to cover probable incurred losses in the portfolio. The provision for loan losses was $1.3 million in 2009 compared to $1.2 million in 2008, an increase of $137,000 or 11.5%. As previously discussed, the loan portfolio increased approximately $19.5 million, or 8.2%, during 2009. The provision for loan losses for the year ended December 31, 2009 was predicated primarily upon an increase in the level of charge-offs, growth in the loan portfolio and the effect of the current economic environment.

As anticipated, the level of net loans charged off to average loans has increased from 0.37% for the year ended December 31, 2008 to 0.70% for the year ended December 31, 2009. The Company’s impaired loans decreased by approximately $2.8 million from December 31, 2008 to December 31, 2009. In addition, the specifically allocated loan loss reserve for impaired loans decreased approximately $500,000 from December 31, 2008 to December 31, 2009. We believe the level of impaired loans have stabilized during the second half of 2009. Net loans charged-off for 2009 were approximately $1.7 million compared to approximately $865,000 for 2008.

The allowance for loan losses as a percentage of gross loans decreased to 0.93% at December 31, 2009 from 1.16% at December 31, 2008. The Company utilizes a consistent methodology in determining its estimate of the allowance for loan losses.

Noninterest Income
Noninterest income is made up of bank-related fees and service charges, as well as other income-producing services. These include secondary market loan servicing fees, ATM/interchange income, internet bank fees, early redemption penalties for certificates of deposit, safe deposit box rental income, net gain or loss on sales of securities available for sale and loans, leased rental property, cash management services and other miscellaneous items. In addition, the Company has invested in Bank Owned Life Insurance (BOLI). The earnings from this investment are reflected in the Company’s noninterest income. Total noninterest income was $3.3 million for 2009 compared to $3.1 million for 2008.

Customer service fees on deposit accounts increased $85,000, or 4.0%, from 2008 to 2009. The increase was mainly the result of an increase in usage and an increase in the number of eligible accounts in the Company’s courtesy overdraft program resulting in part from the September 2008 branch acquisition.

The Company realized a gain totaling $154,000 in 2009 related to sales of available-for-sale securities, as compared with a loss totaling $14,000 in 2008 related to sales of available-for-sale securities.

Gains related to the sales of real estate and other repossessed assets increased by approximately $26,000, or 32.9% from 2008 to 2009.

The decrease in other noninterest income in 2009 of $108,000, or 25.8%, was primarily attributable to a decrease in secondary market related income of approximately $102,000.

Noninterest Expense
Noninterest expense for 2009 increased $1.2 million, or 9.6%, as compared to 2008.

Salaries and employee benefits increased $161,000, or 2.5%, from 2008 to 2009. The increase was due primarily to merit increases and the new stock benefit plan implemented in 2009.

Occupancy and equipment expense increased $295,000, or 21.5%, due primarily to an increase in depreciation expense related to expansion and repairs of properties and new systems installed.

Professional fees decreased $107,000, or 12.3%, for 2009 as compared to 2008. Professional fees decreased due to a reduction in fees related to the collection and recovery on delinquent loans and OREO properties.

(In thousands)	2009	2008
Noninterest income
Customer Service Fee	$2,189	$2,104
Gain (loss) on sales of securities	154	(14)
Gains on sales of loans	129	85
Other income	823	892
Total noninterest income	$3,295	$3,067

Noninterest expense
Salaries and employee benefits	$6,685	$6,524
Occupancy and equipment	1,664	1,369
Provision for losses on foreclosed real estate	-	290
Professional services	762	869
Insurance	343	347
Deposit insurance premiums	866	48
Franchise and other taxes	497	426
Marketing Expense	322	372
Printing and office supplies	311	337
Amortization of intangibles	119	37
Other expenses	2,270	2,008
Total noninterest expense	$13,839	$12,627

During 2008, the Company recorded a $290,000 provision for losses on foreclosed real estate. Management recorded this provision to write down foreclosed real estate properties to their estimated net realizable value. The Company did not record a provision for losses on foreclosed real estate during 2009.

In conjunction with the September 2008 branch acquisition, the Company recorded an intangible asset of approximately $812,000 consisting of a core deposit intangible. This asset was recorded at fair value and will be amortized over seven years using a straight line method. During 2009 and 2008, the Company recorded amortization expense of approximately $119,000 and $37,000, respectively.

Other expenses increased $262,000, or 13.0%. Contributing to this increase were costs associated with the Company’s internet banking product, ATM services and data processing expenses. These increases primarily related to additional users due to the 2008 branch acquisition.

As anticipated the Company’s FDIC insurance premiums increased approximately $818,000 from 2008 to 2009. This was due to the number of bank failures during the past 24 months and the FDIC’s attempt to replenish their reserve fund to cover losses. In addition to the higher FDIC premiums in 2009, the FDIC required banks to prepay their projected FDIC premiums for 2010 through 2012 as of December 31, 2009. The amount of the prepaid premiums was approximately $1.8 million as of December 31, 2009.

Income tax expense for 2009 was $516,000 compared to $956,000 in 2008, a decrease of $440,000, or 46.0%. The decrease was due primarily to a $1.3 million, or 27.4% decrease in pre-tax income. The Company’s effective income tax rate was 15.1% in 2009 and 20.3% in 2008. The Company’s effective tax rate is less than the 34% statutory rate due primarily to the effects of nontaxable interest income and earnings on bank owned life insurance policies.

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

The principal goal of asset/liability management – profit management – can be accomplished by establishing decision processes and control procedures for all bank assets and liabilities. Thus, the full scope of asset/liability management encompasses the entire balance sheet of the Company. The broader principal components of asset/liability management include, but are not limited to liquidity planning, capital planning, gap management and spread management.

By definition, liquidity is measured by the Company’s ability to raise cash at a reasonable cost or with a minimum amount of loss. Liquidity planning is necessary so the Company will be capable of funding all obligations to its customers at all times, from meeting their immediate cash withdrawal requirements to fulfilling their short-term credit needs.

Capital planning is an essential portion of asset/liability management, as capital is a limited Bank resource, which, due to minimum capital requirements, can place possible restraints on Bank growth. Capital planning refers to maintaining capital standards through effective growth management, dividend policies and asset/liability strategies.

Gap is defined as the dollar difference between rate sensitive assets and rate sensitive liabilities with respect to a specified time frame. A gap has three components – the asset component, the liability component, and the time component. Gap management involves the management of all three components.

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

A negative gap is created when rate sensitive liabilities exceed rate sensitive assets and conversely a positive gap occurs when rate sensitive assets exceed rate sensitive liabilities. A negative gap position will cause profits to decline in a rising interest rate environment while conversely a positive gap will cause profits to decline in a falling interest rate environment. The Company’s goal is to have acceptable profits under any interest rate environment. To avoid volatile profits as a result of interest rate fluctuations, the Company attempts to match interest rate sensitivities, while pricing both the asset and liability components to yield a sufficient interest rate spread so that profits will remain relatively consistent across interest rate cycles.

Management of the income statement is called spread management and is defined as managing investments, loans, and liabilities to achieve an acceptable spread between the Company’s return on its earning assets and its cost of funds. Gap management without consideration of interest spread can cause unacceptable low profit margins while assuring that the level of profits is steady. Spread management without consideration of gap positions can cause acceptable profits in some interest rate environments and unacceptable profits in others. A sound asset/liability management program combines gap and spread management into a single cohesive system.

Management measures the Company’s interest rate risk by computing estimated changes in net interest income and the net portfolio value (“NPV”) of its cash flows from assets, liabilities and off-balance-sheet items in the event of a range of assumed changes in market interest rates. The Bank’s senior management and the Executive Committee of the Board of Directors, comprising the Asset/Liability Committee (“ALCO”) review the exposure to interest rates monthly. Exposure to interest rate risk is measured with the use of an interest rate sensitivity analysis to determine the change in NPV in the event of hypothetical changes in interest rates, while interest rate sensitivity gap analysis is used to determine the repricing characteristics of the assets and liabilities.

NPV represents the market value of portfolio equity and is equal to the market value of assets minus the market value of liabilities, with adjustments made for off-balance-sheet items.

Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, loan pre-payments and deposit decay rates, and should not be relied upon as indicative of actual results. Further, the computations do not contemplate any actions the Company may undertake in response to changes in interest rates. The NPV calculation is based on the net present value of discounted cash flows utilizing market prepayment assumptions and market rates of interest provided by surveys performed during each quarterly period, with adjustments made to reflect the shift in the Treasury yield curve between the survey date and quarter-end date. Certain shortcomings are inherent in this method of analysis presented in the computation of estimated NPV. Certain assets such as adjustable-rate loans have features that restrict changes in interest rates on a short-term basis and over the life of the asset. In addition, the portion of adjustable-rate loans in the Company’s portfolio could decrease in future periods if market interest rates remain at or decrease below current levels due to refinancing activity. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate from those assumed in the table. Finally, the ability of many borrowers to repay their adjustable-rate debt may decrease in the case of an increase in interest rates.

The following tables present an analysis of the potential sensitivity of the Company’s net present value of its financial instruments to sudden and sustained changes in the prevailing interest rates.

The projected volatility of the net present value at both December 31, 2009 and 2008 fall within the general guidelines established by the Board of Directors. The 2009 NPV table shows that in a falling interest rate environment, in the event of a 100 basis point change, the NPV would decrease 8%, and with a 200 basis point change the NPV would decrease 20%. This decrease is the result of fixed rate certificates of deposit not repricing in lock step with an immediate downward rate adjustment of 100 and 200 basis points. The other component is that once rates decrease 100 or 200 basis points from current levels we tend to reach a floor on how low depository rates can adjust downward.

In an upward change in interest rates, the Company’s NPV would not change with a 100 basis point interest rate increase. In a 200 basis point rate increase, the Company’s NPV would decrease 7%. This decrease is attributable to a portion of the Company’s investment portfolio that has fixed rates with longer maturity dates. As interest rates increase, the market value of these securities decrease rather quickly.

(Dollars in Thousands)

Net Portfolio Value - December 31, 2009

Change in Rates	$ Amount	$ Change	% Change
+200	47,097	(3,623)	-7%
+100	50,680	(40)	-
Base	50,720	-	-
-100	46,705	(4,015)	-8%
-200	40,570	(10,150)	-20%

(Dollars in Thousands)

Net Portfolio Value - December 31, 2008

Change in Rates	$ Amount	$ Change	% Change
+200	53,795	6,807	14%
+100	51,177	4,189	9%
Base	46,988	-	-
-100	42,407	(4,581)	-10%
-200	36,070	(10,918)	-23%

The following table is a summary of selected quarterly results of operations for the years ended December 31, 2009 and 2008.

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
	(In thousands, except per share data)
2009

Total interest income	$5,913	$5,861	$5,841	$5,740
Total interest expense	2,074	2,027	2,011	1,953

Net interest income	3,839	3,834	3,830	3,787

Provision for losses on loans	324	334	338	329
Other income	789	788	828	736
Gain on sale of available for-sale securities net	-	25	-	129
General, administrative and other expense	3,309	3,567	3,420	3,543

Income before income taxes	995	746	900	780
Federal income taxes	194	74	143	105

Net income	$801	$672	$757	$675

Earnings per share
Basic	$0.17	$0.15	$0.16	$0.15
Diluted	$0.17	$0.15	$0.16	$0.15

2008

Total interest income	$6,660	$6,481	$6,319	$6,255
Total interest expense	3,143	2,517	2,347	2,245

Net interest income	3,517	3,964	3,972	4,010

Provision for losses on loans	168	395	324	301
Other income	756	758	752	815
Loss on sale of available - for-sale securities net			(14)
General, administrative and other expense	2,977	3,002	3,250	3,398

Income before income taxes	1,128	1,325	1,136	1,126
Federal income taxes	225	300	239	192

Net income	$903	$1,025	$897	$934
Earnings per share
Basic	$0.20	$0.22	$0.20	$0.20
Diluted	$0.20	$0.22	$0.20	$0.20

Average Balances, Net Interest Income and Yields Earned and Rates Paid

The following table provides average balance sheet information and reflects the taxable equivalent average yield on interest-earning assets and the average cost of interest-bearing liabilities for the years ended December 31, 2009 and 2008. The yields and costs are calculated by dividing income or expense by the average balance of interest-earning assets or interest-bearing liabilities.

The average balance of available-for-sale securities is computed using the carrying value of securities while the yield for available for sale securities has been computed using the average amortized cost. Average balances are derived from average month-end balances, which include nonaccruing loans in the loan portfolio, net of the allowance for loan losses. Interest income has been adjusted to tax- equivalent basis.

	2009			2008
(Dollars In thousands)		Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-earning assets
Loans	$243,599	$16,746	6.87%	$235,670	$17,236	7.31%
Taxable securities - AFS	83,949	4,205	5.01	115,969	6,390	5.51
Tax-exempt securities - AFS	27,783	1,603	5.77	28,058	1,656	5.90
Tax-exempt securities - HTM	14,277	901	6.31	15,901	931	5.85
Time deposits in other financial institutions	19,560	408	2.08	-	-	-
Federal funds sold	24,288	49	0.20	1,754	12	0.68
FHLB stock and other	4,814	241	5.01	4,716	298	6.32
Total interest-earning assets	418,270	24,153	5.77	402,068	26,523	6.60

Noninterest-earning assets
Cash and due from banks	10,358			11,384
Premises and equipment (net)	8,557			7,028
Other nonearning assets	16,450			16,997
Less: allowance for loan losses	(3,062)			(2,760)
Total noninterest-earning assets	32,303			32,649
Total assets	$450,573			$434,717

Liabilities & stockholders’ equity
Interest-bearing liabilities
Demand deposits	$112,686	$476	0.42	$121,231	$1,670	1.38
Savings deposits	42,844	163	0.38	30,658	160	0.52
Time deposits	168,972	5,305	3.14	155,469	6,076	3.91
Fed funds purchased	-	-	-	1,410	47	3.33
FHLB advances	48,109	1,828	3.80	54,412	1,912	3.51
Trust preferred debentures	4,000	250	6.25	4,000	250	6.25
Repurchase agreements	10,999	43	0.39	9,063	137	1.51
Total interest-bearing liabilities	387,610	8,065	2.08	376,243	10,252	2.72

Noninterest-bearing liabilities
Demand deposits	24,157			21,510
Other liabilities	5,116			3,780
Total noninterest-bearing liabilities	29,273			25,290
Total liabilities	416,883			401,053
Total stockholders’ equity	33,690			33,184
Total liabilities & stockholders’ equity	$450,573			$434,717
Net interest income		$16,088			$16,271
Net interest spread			3.69%			3.88%
Net yield on interest-earning assets			3.85%			4.04%

• For purposes of this schedule, nonaccrual loans are included in loans.
• Fees collected on loans are included in interest on loans.

Rate/Volume Analysis

The table below describes the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities have affected interest income and expense during 2009. For purposes of this table, changes in interest due to volume and rate were determined using the following methods:

•	Volume variance results when the change in volume is multiplied by the previous year’s rate.

•	Rate variance results when the change in rate is multiplied by the previous year’s volume.

•	Rate/volume variance results when the change in volume is multiplied by the change in rate.

Note: The rate/volume variance was allocated to volume variance and rate variance in proportion to the relationship of the absolute dollar amount of the change in each. Nonaccrual loans are ignored for purposes of the calculations due to the nominal amount of the loans.

	2009 Compared to 2008
	Increase/(Decrease)
(In thousands)		Change	Change
	Total	Due To	Due To
	Change	Volume	Rate
Interest and dividend income
Loans	$(489)	$567	$(1,056)
Taxable securities available for sale	(2,185)	(1,677)	(508)
Tax-exempt securities available for sale	(53)	(16)	(37)
Tax-exempt securities held to maturity	(30)	(99)	69
Time deposites in other financial institutes	408	408	-
Federal funds sold	37	51	(14)
FHLB stock and other	(57)	6	(63)
Total interest and dividend income	(2,369)	(760)	(1,609)

Interest expense
Demand deposits	(1,194)	(100)	(1,094)
Savings deposits	3	53	(50)
Time deposits	(770)	496	(1,266)
Fed funds purchased	(47)	(47)	-
FHLB advances	(84)	(232)	-
Trust Preferred debentures	-	-	148
Repurchase agreements	(94)	24	(118)
Total interest expense	(2,186)	194	(2,380)

Net interest income	$(183)	$(954)	$771

Capital Resources

Internal capital growth, through the retention of earnings, is the primary means of maintaining capital adequacy for the Bank. The Company’s stockholders’ equity was $35.2 million and $33.9 million at December 31, 2009 and 2008, respectively. Equity totals for 2009 includes approximately $507,000 in accumulated other comprehensive loss, which is comprised mainly of a net unrealized loss related to the accumulated benefit obligation in excess of fair value of plan assets in the Company’s defined benefit pension plan, net of tax, at year-end 2009, compared to a $1.1 million unrealized loss December 31, 2008. Total stockholders’ equity in relation to total assets was 7.9% at December 31, 2009 and 7.7% at December 31, 2008.

The Company has established a Dividend Reinvestment Plan (“The Plan”) for stockholders under which the Company’s common stock will be purchased by The Plan for participants with automatically reinvested dividends. The Plan does not represent a change in the dividend policy or a guarantee of future dividends. Stockholders who do not wish to participate in The Plan continue to receive cash dividends, as declared in the usual and customary manner.

In 2001, the Company’s stockholders approved an amendment to the Company’s Articles of Incorporation to create a class of preferred shares with 2,000,000 authorized shares. This will enable the Company, at the option of the Board of Directors, to issue series of preferred shares in a manner calculated to take advantage of financing techniques which may provide a lower effective cost of capital to the Company. The amendment also provides greater flexibility to the Board of Directors in structuring the terms of equity securities that may be issued by the Company. As of December 31, 2009 the Company has not issued any preferred shares.

In 2005, a Delaware statutory business trust owned by the Company, United Bancorp Statutory Trust I (“Trust I” or the “Trust”), issued $4.0 million of mandatorily redeemable debt securities. The sale proceeds were utilized to purchase $4.0 million of the Company’s subordinated debentures. The Company’s subordinated debentures are the sole asset of Trust I. The Company’s investment in Trust I is not consolidated herein as the Company is not deemed the primary beneficiary of the Trust. However, the $4.0 million of mandatorily redeemable debt securities issued by the Trust are includible for regulatory purposes as a component of the Company’s Tier 1 Capital. Interest on the Company’s subordinated debentures is fixed at 6.25% and is payable quarterly.

The $4.0 million of net proceeds received by the Company was primarily utilized to fund a $3.4 million note receivable from a newly formed Employee Stock Option Plan (ESOP). The ESOP in turn utilized the note proceeds to purchase $3.4 million of the Company’s treasury stock.

Liquidity

Liquidity relates primarily to the Company's ability to fund loan demand, meet deposit customers' withdrawal requirements and provide for operating expenses. Assets used to satisfy these needs consist of cash and due from banks, federal funds sold and securities available-for-sale. These assets are commonly referred to as liquid assets. Liquid assets were $145.4 million at December 31, 2009, compared to $160.9 million at December 31, 2008. Management recognizes securities may need to be sold in the future to help fund loan demand and, accordingly, as of December 31, 2009, $96.6 million of the securities portfolio was classified as available for sale. The Company’s residential real estate portfolio can and has been readily used to collateralize borrowings as an additional source of liquidity. Management believes its current liquidity level is sufficient to meet cash requirements.

The Cash Flow Statements for the periods presented provide an indication of the Company’s sources and uses of cash as well as an indication of the ability of the Company to maintain an adequate level of liquidity. A discussion of the cash flow statements for 2009 and 2008 follows.

The Company experienced a net increase in cash from operating activities in 2009 and 2008. Net cash provided by operating activities totaled $1.9 million and $6.0 million for the years ended December 31, 2009 and 2008, respectively. The adjustments to reconcile net income to net cash from operating activities consisted mainly of depreciation and amortization of premises and equipment and intangibles, gain on sales of loans, securities and other assets, the provision for loan losses, Federal Home Loan Bank stock dividends, net amortization of securities and net changes in other assets and liabilities.

NET CASH USED IN INVESTING ACTIVITIES totaled $5.0 million for the year ended December 31, 2009. Net cash provided by investing activities totaled $65.4 million for the year ended December 31, 2008. The changes in net cash from investing activities include loan growth, branch acquisition, as well as normal maturities, security calls and reinvestments of securities and premises and equipment expenditures. In 2009, the Company received approximately $6.0 million from sales of securities available for sale. Proceeds from securities, which matured or were called totaled $96.4 million and $89.9 million in 2009 and 2008, respectively.

NET CASH PROVIDED BY FINANCING ACTIVITIES totaled $2.9 million for the year ended December 31, 2009. Net cash used in financing activities totaled $52.3 million for the year ended December 31, 2008. The net cash provided by financing activities in 2009 was primarily attributable to an increase in borrowings of $7.9 million and a decrease in deposits of $2.5 million for the year ended December 31, 2009.

Management feels that it has the capital adequacy, profitability, liquidity and reputation to meet the current and projected financial needs of its customers.

Inflation
The majority of assets and liabilities of the Company are monetary in nature and therefore the Company differs greatly from most commercial and industrial companies that have significant investments in fixed assets or inventories. However, inflation does have an important impact on the growth of total assets in the banking industry and the resulting need to increase equity capital at higher than normal rates in order to maintain an appropriate equity to assets ratio. Inflation significantly affects noninterest expense, which tends to rise during periods of general inflation. Management believes the most significant impact on financial results is the Company’s ability to react to changes in interest rates. Management seeks to maintain an essentially balanced position between interest sensitive assets and liabilities and actively manages the amount of securities available for sale in order to protect against the effects of wide interest rate fluctuations on net income and shareholders' equity.

Report of Independent Registered Public Accounting Firm

Audit Committee, Board of Directors and Stockholders
United Bancorp, Inc.
Martins Ferry, Ohio

We have audited the accompanying consolidated balance sheets of United Bancorp, Inc. as of December 31, 2009 and 2008, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2009.  The Company's management is responsible for these financial statements.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing auditing procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting.  Accordingly, we express no such opinion.  Our audits also included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of United Bancorp, Inc. as of December 31, 2009 and 2008, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

/s/ BKD, LLP

Cincinnati, Ohio
March 8, 2010

Consolidated Balance Sheets

	2009	2008
Assets
Cash and due from banks	$4,862	$5,605
Interest-bearing demand deposits	11,409	6,684
Federal funds sold	15,000	19,180
Cash and cash equivalents	31,271	31,469

Certificates of deposit in other financial institutions	17,575	—
Available-for-sale securities	96,585	129,416
Held-to-maturity securities	14,277	15,687
Loans, net of allowance for loan losses of $2,390 and $2,770 at December 31, 2009 and 2008, respectively	255,336	235,448
Premises and equipment	8,689	8,466
Federal Home Loan Bank stock	4,810	4,810
Foreclosed assets held for sale, net	1,378	1,407
Intangible assets	656	775
Accrued interest receivable	2,218	3,037
Deferred federal income taxes	333	532
Bank-owned life insurance	10,018	9,653
Other assets	2,824	1,104
Total assets	$445,970	$441,804

Liabilities and Stockholders’ Equity
Liabilities
Deposits
Demand	$130,363	$142,434
Savings	45,497	40,309
Time	168,683	164,302
Total deposits	344,543	347,045
Short-term borrowings	10,277	7,809
Federal Home Loan Bank advances	49,128	43,745
Subordinated debentures	4,000	4,000
Interest payable and other liabilities	2,811	5,301
Total liabilities	410,759	407,900
Stockholders’ Equity
Preferred stock, no par value, authorized 2,000,000 shares; no shares issued	—	—
Common stock, $1 par value; authorized 10,000,000 shares; issued 2009 – 5,370,304 shares, 2008 – 5,190,304 shares	5,370	5,190
Additional paid-in capital	22,830	25,656
Retained earnings	12,761	9,856
Stock held by deferred compensation plan; 2009 – 155,198 shares, 2008 – 132,906 shares	(1,478)	(1,300)
Unearned ESOP compensation	(2,512)	(2,718)
Accumulated other comprehensive loss	(507)	(1,094)
Treasury stock, at cost
2009 – 113,493 shares, 2008 – 164,442 shares	(1,253)	(1,686)
Total stockholders’ equity	35,211	33,904
Total liabilities and stockholders’ equity	$445,970	$441,804

See Notes to Consolidated Financial Statements

Consolidated Statements of Income

	2009	2008
Interest and Dividend Income
Loans	$16,746	$17,235
Securities
Taxable	4,205	6,390
Tax-exempt	1,706	1,780
Certificates of deposit in other financial institutions	408	—
Federal funds sold	49	12
Dividends on Federal Home Loan Bank and other stock	241	298

Total interest and dividend income	23,355	25,715

Interest Expense
Deposits	5,941	7,904
Borrowings	2,124	2,348
Total interest expense	8,065	10,252

Net Interest Income	15,290	15,463

Provision for Loan Losses	1,325	1,188

Net Interest Income After Provision for Loan Losses	13,965	14,275

Noninterest Income
Customer service fees	2,189	2,104
Net gains on loan sales	129	85
Gain (loss) on sales of available-for-sale securities - net	154	(14)
Earnings on bank-owned life insurance	407	394
Gain on sale of real estate and other repossessed assets	105	79
Other	311	419
Total noninterest income	3,295	3,067

Noninterest Expense
Salaries and employee benefits	6,685	6,524
Net occupancy expense	1,664	1,369
Provision for losses on foreclosed real estate	—	290
Professional fees	762	869
Insurance	343	347
Deposit insurance premiums	866	48
Franchise and other taxes	497	426
Marketing expense	322	372
Printing and office supplies	311	337
Amortization of intangible assets	119	37
Other	2,270	2,008
Total noninterest expense	13,839	12,627

Income Before Federal Income Taxes	3,421	4,715

Provision for Federal Income Taxes	516	956

Net Income	$2,905	$3,759

Basic Earnings Per Share	$0.63	$0.82

Diluted Earnings Per Share	$0.63	$0.82

See Notes to Consolidated Financial Statements

Consolidated Statements of Stockholders’ Equity

			Treasury	Shares		Accumulated
		Additional	Stock and	Acquired		Other
	Common	Paid-in	Deferred	By	Retained	Comprehensive
	Stock	Capital	Compensation	ESOP	Earnings	Loss	Total

Balance, January 1, 2008	$5,179	$28,048	$(3,021)	$(2,931)	$7,112	$(500)	$33,887

Comprehensive income
Net income	—	—	—	—	3,759	—	3,759
Unrealized losses on securities designated as available for sale, net of related taxes	—	—	—	—	—	(144)	(144)
Defined benefit plan	—	—	—	—	—	(450)	(450)
Total comprehensive income							3,165
Cash dividends - $0.54 per share	—	(2,707)	—	—	—	—	(2,707)
Shares purchased for deferred compensation plan	11	354	(185)	—	—	—	180
Shares distributed from deferred compensation plan	—	(9)	9	—	—	—	—
Purchase of treasury stock – at cost	—	—	(233)	—	—	—	(233)
Purchase of shares by Dividend Reinvestment Plan	—	(30)	444	—	—	—	414
Implementation of EITF 06-4 for split-dollar life insurance arrangements	—	—	—	—	(1,015)	—	(1,015)
Amortization of ESOP	—	—	—	213	—	—	213

Balance, December 31, 2008	5,190	25,656	(2,986)	(2,718)	9,856	(1,094)	33,904

Comprehensive income
Net income	—	—	—	—	2,905	—	2,905
Unrealized gains on securities designated as available for sale, net of related taxes	—	—	—	—	—	296	296
Defined benefit plan	—	—	—	—	—	291	291
Total comprehensive income							3,492
Cash dividends - $0.56 per share	—	(2,872)	—	—	—	—	(2,872)
Shares purchased for deferred compensation plan	—	240	(69)	—	—	—	171
Shares distributed from deferred compensation plan	—	(59)	59	—	—	—	—
Purchase of treasury stock - at cost	—	—	(86)	—	—	—	(86)
Common stock issuance related to share based compensation plans	180	(180)	—	—	—	—	—
Expense related to share-based compensation plans	—	79	—	—	—	—	79
Purchase of shares by Dividend Reinvestment Plan	—	(20)	351	—	—	—	331
Amortization of ESOP	—	(14)	—	206	—	—	192

Balance, December 31, 2009	$5,370	$22,830	$(2,731)	$(2,512)	$12,761	$(507)	$35,211

See Notes to Consolidated Financial Statements

Consolidated Statements of Cash Flows

	2009	2008
Operating Activities
Net income	$2,905	$3,759
Items not requiring (providing) cash
Depreciation and amortization	748	574
Amortization of intangible assets	119	37
Provision for loan losses	1,325	1,188
Provision for losses on foreclosed real estate	—	290
Amortization of premiums and discounts on securities	256	53
Amortization and impairment of mortgage servicing rights	134	85
Deferred income taxes	(104)	(48)
(Gain) loss on sales of available-for-sale securities	(154)	14
Originations of loans held for sale	(10,687)	(1,018)
Proceeds from sale of loans held for sale	10,816	1,103
Net gains on sales of loans	(129)	(85)
Amortization of ESOP	192	213
Expense related to share-based compensation plans	79	—
Gain on sale of real estate and other repossessed assets	(105)	(79)
Federal Home Loan Bank stock dividends	—	(186)
Gain on sale of premises and equipment	(8)	—
Increase in value of bank-owned life insurance	(365)	(357)
Changes in
Accrued interest receivable	819	109
Other assets	(1,327)	(1,487)
Interest payable and other liabilities	(2,569)	1,833

Net cash provided by operating activities	1,945	5,998

Investing Activities
Purchases of available-for-sale securities	(67,773)	(60,217)
Proceeds from maturities of available-for-sale securities	94,909	89,396
Proceeds from sales of available-for-sale securities	5,999	4,152
Proceeds from maturities of held-to-maturity securities	1,444	490
Net changes in certificates of deposit at other financial institutions	(17,575)	—
Net change in loans	(22,214)	(5,616)
Net cash received in branch acquisition	—	37,995
Purchases of premises and equipment	(1,014)	(1,155)
Proceeds from sales of premises and equipment	51	—
Proceeds from sales of foreclosed assets	1,137	362

Net cash (used in) provided by investing activities	(5,036)	65,407

See Notes to Consolidated Financial Statements

Consolidated Statements of Cash Flows Continued

	2009	2008
Financing Activities
Net decrease in deposits	$(2,502)	$(22,745)
Net change in Federal Home Loan Bank advances and short term borrowings	7,851	(27,169)
Cash dividends paid	(2,872)	(2,707)
Proceeds from purchase of shares by Dividend Reinvestment Plan	331	414
Purchase of treasury stock	(86)	(233)
Shares purchased for deferred compensation plan	171	180

Net cash provided by (used in) financing activities	2,893	(52,260)

(Decrease) Increase in Cash and Cash Equivalents	(198)	19,145

Cash and Cash Equivalents, Beginning of Year	31,469	12,324

Cash and Cash Equivalents, End of Year	$31,271	$31,469

Supplemental Cash Flows Information
Interest paid on deposits and borrowings	$8,136	$10,487

Federal income taxes paid	$557	$750

Supplemental Disclosure of Non-Cash Investing Activities
Branch acquisition, net of cash and cash equivalents acquired:
Assets
Securities	$—	$743
Loans	—	280
Premises and equipment	—	808
Core deposit intangible	—	812
Liabilities
Deposits	—	(39,301)
Other liabilities	—	(1,337)

Net cash and cash equivalents assumed at acquisition	$—	$(37,995)

Transfers from loans to foreclosed assets held for sale	$1,002	$1,456

Unrealized gains (losses) on securities designated as available for sale, net of related tax effects	$296	$(144)

Change in unfunded status of defined benefit plan liability	$447	$(682)

Commitment to purchase premises and equipment	$—	$1,200

Recognition of mortgage servicing rights	$7	$40

See Notes to Consolidated Financial Statements

Notes to Consolidated Financial Statements

December 31, 2009 and 2008

Note 1:	Nature of Operations and Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of United Bancorp, Inc. (“United” or “the Company”) and its wholly-owned subsidiary, The Citizens Savings Bank of Martins Ferry, Ohio (“the Bank” or “Citizens”).  The Company operates in two divisions, The Community Bank, a division of The Citizens Savings Bank and the Citizens Bank, a division of The Citizens Savings Bank.  All intercompany transactions and balances have been eliminated in consolidation.

Branch Acquisition

On September 19, 2008, Citizens acquired from the Federal Deposit Insurance Corporation (“FDIC”) the deposits of three banking offices of a failed institution in Belmont County, Ohio.  Deposits acquired totaled approximately $39.3 million.  The Company paid a premium to the FDIC of approximately $450,000 for the deposits assumed.

In conjunction with this transaction, the Company recorded a core deposit intangible asset of approximately $812,000.  This asset was recorded at fair value and will be amortized over seven years using a straight line method.  The carrying basis and accumulated amortization of recognized intangible assets at December 31, 2009 was:

	Gross Carrying Amount	2009 Accumulated Amortization	2008 Accumulated Amortization
	(In thousands)

Core deposits	$812	$156	$37

Amortization expense for the years ended December 31, 2009 and 2008 was $119,000 and $37,000, respectively. Estimated amortization expense for each of the following five years is $119,000 per year.

Nature of Operations

The Company’s revenues, operating income and assets are almost exclusively derived from banking. Accordingly, all of the Company’s banking operations are considered by management to be aggregated in one reportable operating segment. Customers are mainly located in Athens, Belmont, Carroll, Fairfield, Harrison, Hocking, Jefferson and Tuscarawas Counties and the surrounding localities in northeastern, east-central and southeastern Ohio and include a wide range of individuals, businesses and other organizations. The Citizens Bank division conducts its business through its main office in Martins Ferry, Ohio and branches in Bridgeport, Colerain, Dellroy, Dillonvale, Dover, Jewett, New Philadelphia, St. Clairsville East, Saint Clairsville West, Sherrodsville, Strasburg and Tiltonsville, Ohio. The Community Bank division conducts its business through its main office in Lancaster, Ohio and branches in Amesville, Glouster, Lancaster and Nelsonville, Ohio.

Notes to Consolidated Financial Statements

December 31, 2009 and 2008

The Company’s primary deposit products are checking, savings and term certificate accounts and its primary lending products are residential mortgage, commercial and installment loans.  Substantially all loans are secured by specific items of collateral including business assets, consumer assets and real estate.  Commercial loans are expected to be repaid from cash flow from operations of businesses.  Real estate loans are secured by both residential and commercial real estate.  Net interest income is affected by the relative amount of interest-earning assets and interest-bearing liabilities and the interest received or paid on these balances.  The level of interest rates paid or received by the Company can be significantly influenced by a number of environmental factors, such as governmental monetary policy, that are outside of management’s control.

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

Cash Equivalents

The Company considers all liquid investments with original maturities of three months or less to be cash equivalents.  At December 31, 2009 and 2008, cash equivalents consisted primarily of money market accounts with brokers and certificates of deposit.

The financial institution holding the Company’s cash accounts is participating in the FDIC Transaction Account Guarantee Program.  Under that program, through June 30, 2010, all noninterest-bearing transaction accounts are fully guaranteed by the FDIC for the entire amount in the account.

Effective October 3, 2008, the FDIC’s insurance limits increased by $250,000.  The increase in federally insured limits is currently set to expire December 31, 2013.  At December 31, 2009, none of the Company’s interest-bearing cash accounts exceeded the federally insured limit of $250,000. At December 31, 2009 and 2008, the Company’s federal funds sold were invested at the Federal Home Loan Bank of Cincinnati and Chase Bank, respectively.

Securities

Certain debt securities that management has the positive intent and ability to hold to maturity are classified as “held to maturity” and recorded at amortized cost.  Securities not classified as held to maturity, including equity securities with readily determinable fair values, are classified as “available for sale” and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income.  Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities.  Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

Notes to Consolidated Financial Statements

December 31, 2009 and 2008

Effective April 1, 2009, the Company adopted new accounting guidance related to recognition and presentation of other-than-temporary impairment (ASC 320-10).  When the Company does not intend to sell a debt security, and it is more likely than not, the Company will not have to sell the security before recovery of its cost basis, it recognizes the credit component of an other-than-temporary impairment of a debt security in earnings and the remaining portion in other comprehensive income.  For held-to-maturity debt securities, the amount of an other-than-temporary impairment recorded in other comprehensive income for the noncredit portion of a previous other-than-temporary impairment is amortized prospectively over the remaining life of the security on the basis of the timing of future estimated cash flows of the security.

Prior to the adoption of the recent accounting guidance on April 1, 2009, management considered, in determining whether other-than-temporary impairment exists, (1) the length of time and the extent to which the fair value had been less than cost, (2) the financial condition and near-term prospects of the issuer and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

Loans Held for Sale

Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or fair value in the aggregate.  Net unrealized losses, if any, are recognized through a valuation allowance by charges to income.  At December 31, 2009 and 2008, the Company did not have any loans originated and held for sale.

Loans

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding principal balances adjusted for any charge-offs, the allowance for loan losses and any unamortized deferred fees or costs on originated loans.

For loans amortized at cost, interest income is accrued based on the unpaid principal balance.  Loan origination fees, net of certain direct origination costs, as well as premiums and discounts, are deferred and amortized as a level yield adjustment over the respective term of the loan.

The accrual of interest on mortgage and commercial loans is discontinued at the time the loan is 90 days past due unless the credit is well-secured and in process of collection.  Past due status is based on contractual terms of the loan.  In all cases, loans are placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful.

Notes to Consolidated Financial Statements

December 31, 2009 and 2008

All interest accrued but not collected for loans that are placed on nonaccrual or charged off are reversed against interest income.  The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual.  Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to income.  Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed.  Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions.  This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of allocated and general components.  The allocated component relates to loans that are classified as impaired.  For those loans that are classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan.  The general component covers nonclassified loans and is based on historical charge-off experience and expected loss given default derived from the Company’s internal risk rating process.  Other adjustments may be made to the allowance for pools of loans after an assessment of internal or external influences on credit quality that are not fully reflected in the historical loss or risking rating data.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement.  Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due.  Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired.  Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed.  Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price or the fair value of the collateral if the loan is collateral dependent.

Notes to Consolidated Financial Statements

December 31, 2009 and 2008

Groups of loans with similar risk characteristics are collectively evaluated for impairment based on the group’s historical loss experience adjusted for changes in trends, conditions and other relevant factors that affect repayment of the loans.  Accordingly, the Company does not separately identify individual consumer and residential loans for impairment measurements, unless such loans are the subject of a restructuring agreement due to financial difficulties of the borrower.

Premises and Equipment

Depreciable assets are stated at cost less accumulated depreciation.  Depreciation is charged to expense using the straight-line method over the estimated useful lives of the assets.  An accelerated method is used for tax purposes.

Federal Home Loan Bank Stock

Federal Home Loan Bank stock is a required investment for institutions that are members of the Federal Home Loan Bank system.  The required investment in the common stock is based on a predetermined formula, carried at cost and evaluated for impairment.

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

Bank-Owned Life Insurance

The Company and the Bank have purchased life insurance policies on certain key executives.  Company and bank-owned life insurance is recorded at its cash surrender value, or the amount that can be realized.

Mortgage Servicing Rights

Beginning January 1, 2007, mortgage servicing rights on originated loans that have been sold are initially recorded at fair value.  Mortgage servicing rights on originated loans that have been sold prior to 2007 were capitalized by allocating the total cost of the mortgage loans between the mortgage servicing rights and the loans based on their relative fair values.  Capitalized servicing rights are amortized in proportion to and over the period of estimated servicing revenues.  Impairment of mortgage-servicing rights is assessed based on the fair value of those rights.  Fair values are estimated using discounted cash flows based on a current market interest rate.  For purposes of measuring impairment, the rights are stratified based on the predominant risk characteristics of the underlying loans.  The predominant characteristic currently used for stratification is type of loan.  The amount of impairment recognized is the amount by which the capitalized mortgage servicing rights for a stratum exceed their fair value.

Notes to Consolidated Financial Statements

December 31, 2009 and 2008

Treasury Stock

Common shares repurchased are recorded at cost.  Cost of shares retired or reissued is determined using the first-in, first-out method.

Stock Options and Restricted Stock Awards

The Company has a share-based employee compensation plan, which is described more fully in Note 15.  In accordance with the United Bancorp, Inc. 2008 Incentive Award Plan that was approved by stockholders, the Company issued restricted common stock to certain officers and directors of the Company during 2009 which is described more fully in Note 15.

Income Taxes

The Company accounts for income taxes in accordance with income tax accounting guidance (ASC 740, Income Taxes).  The income tax accounting guidance results in two components of income tax expense:  current and deferred.  Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues.  The Company determines deferred income taxes using the liability (or balance sheet) method.  Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur.

Deferred income tax expense results from changes in deferred tax assets and liabilities between periods.  Deferred tax assets are recognized if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination.  The term more likely than not means a likelihood of more than 50 percent; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any.  A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information.  The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances and information available at the reporting date and is subject to the management’s judgment.  Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized.

The Company recognizes interest and penalties on income taxes as a component of income tax expense.

The Company files consolidated income tax returns with its subsidiary.

Notes to Consolidated Financial Statements

December 31, 2009 and 2008

Deferred Compensation Plan

Directors have the option to defer all or a portion of fees for their services into a deferred stock compensation plan that invests in common shares of the Company.  Officers of the Company have the option to defer up to 50% of their annual incentive award into this plan.  The plan does not permit diversification and must be settled by the delivery of a fixed number of shares of the Company stock.  The stock held in the plan is included in equity as deferred shares and is accounted for in a manner similar to treasury stock.  Subsequent changes in the fair value of the Company’s stock are not recognized.  The deferred compensation obligation is also classified as an equity instrument and changes in the fair value of the amount owed to the participant is not recognized.

Stockholders’ Equity and Dividend Restrictions

The Bank is subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval.  Generally, the Bank’s payment of dividends is limited to net income for the current year plus the two preceding calendar years, less capital distributions paid over the comparable time period.  Dividend payments to the stockholders may be legally paid from additional paid-in capital or retained earnings.

Earnings Per Share

Basic earnings per share represents income available to common stockholders divided by the weighted-average number of common shares outstanding during each period.  Diluted earnings per share reflects additional potential common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance.  Potential common shares that may be issued by the Company relate to outstanding stock options and restricted stock awards and are determined using the treasury stock method.

Treasury stock shares are not deemed outstanding for earnings per share calculations.

Comprehensive Income

Comprehensive income consists of net income and other comprehensive income, net of applicable income taxes.  Other comprehensive income includes unrealized appreciation (depreciation) on available-for-sale securities and changes in the funded status of the defined benefit pension plan.

Advertising

Advertising costs are expensed as incurred.

Reclassifications

Certain reclassifications have been made to the 2008 financial statements to conform to the 2009 financial statement presentation.  These reclassifications had no effect on net income.

Notes to Consolidated Financial Statements

December 31, 2009 and 2008

Note 2:	Restriction on Cash and Due From Banks

The Company is required to maintain reserve funds in cash and/or on deposit with the Federal Reserve Bank.  The reserve required at December 31, 2009 and 2008, was $4.4 million and $6.4 million, respectively.

Note 3:	Securities

The amortized cost and approximate fair values, together with gross unrealized gains and losses of securities are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Approximate Fair Value
	(In thousands)
Available-for-sale Securities:
December 31, 2009:
U.S. government agencies	$57,664	$35	$(495)	$57,204
State and political subdivisions	26,000	421	(77)	26,344
Government sponsored entities mortgage-backed securities	12,466	567	(2)	13,031
Equity securities	4	2	—	6

	$96,134	$1,025	$(574)	$96,585

December 31, 2008:
U.S. government agencies	$86,458	$928	$—	$87,386
State and political subdivisions	26,970	18	(1,252)	25,736
Government sponsored entities mortgage-backed securities	15,972	319	(1)	16,290
Equity securities	4	—	—	4

	$129,404	$1,265	$(1,253)	$129,416

Notes to Consolidated Financial Statements

December 31, 2009 and 2008

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Approximate Fair Value
	(In thousands)
Held-to-maturity Securities:
December 31, 2009:
State and political subdivisions	$14,277	$391	$(25)	$14,643

December 31, 2008:
State and political subdivisions	$15,687	$185	$(175)	$15,697

The amortized cost and fair value of available-for-sale securities and held-to-maturity securities at December 31, 2009, by contractual maturity, are shown below.  Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties. Maturities for mortgage-backed securities are presented in the table below based on their projected maturities.

	Available-for-sale		Held-to-maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In thousands)

Within one year	$125	$127	$1,209	$1,236
One to five years	2,794	2,861	3,030	3,163
Five to ten years	25,609	26,281	5,301	5,477
After ten years	67,602	67,310	4,737	4,767

	96,130	96,579	14,277	14,643

Equity securities	4	6	—	—

Totals	$96,134	$96,585	$14,277	$14,643

The carrying value of securities pledged as collateral, to secure public deposits and for other purposes, was $81.5 million and $89.7 million at December 31, 2009 and 2008, respectively.

Notes to Consolidated Financial Statements

December 31, 2009 and 2008

Information with respect to sales of available for sale securities and resulting gross realized gains and losses was as follows:

	Year ended December 31,
	2009	2008
	(In thousands)

Proceeds from sales	$5,999	$4,152
Gross gains	154	—
Gross losses	—	14
Tax expense (benefit)	52	(5)

Certain investments in debt securities are reported in the financial statements at an amount less than their historical cost.  The total fair value of these investments at December 31, 2009 and 2008, was $47.8 million and $31.5 million, which represented approximately 43% and 22%, respectively, of the Company’s available-for-sale and held-to-maturity investment portfolio.

Based on evaluation of available evidence, including recent changes in market interest rates, credit rating information and information obtained from regulatory filings, management believes the declines in fair value for these securities are temporary.

Should the impairment of any of these securities become other-than-temporary, the cost basis of the investment will be reduced and the resulting loss recognized in net income in the period the other-than-temporary impairment is identified.

The following table shows the Company’s investments’ gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2009 and 2008:

	December 31, 2009
	Less than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
(In thousands)

US Government agencies	$40,699	$(495)	$—	$—	$40,699	$(495)
Government sponsored entities mortgage-backed securities	651	(2)	—	—	651	(2)
State and political subdivisions	4,037	(43)	2,450	(59)	6,487	(102)

Total temporarily impaired securities	$45,387	$(540)	$2,450	$(59)	$47,837	$(599)

Notes to Consolidated Financial Statements

December 31, 2009 and 2008

	December 31, 2008
	Less than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
(In thousands)

Government sponsored entities mortgage-backed securities	$—	$—	$288	$(1)	$288	$(1)
State and political subdivisions	31,249	(1,427)	—	—	31,249	(1,427)

Total temporarily impaired securities	$31,249	$(1,427)	$288	$(1)	$31,537	$(1,428)

The unrealized losses on the Company’s investments in U.S. Government agency, mortgage-backed and municipal securities were caused primarily by interest rate changes.  The contractual terms of those investments do not permit the issuer to settle the securities at a price less than the amortized cost bases of the investments.  Because the Company does not intend to sell the investments and it is not more likely than not the Company will be required to sell the investments before recovery of their amortized cost bases, which may be maturity, the Company does not consider those investments to be other-than-temporarily impaired at December 31, 2009.

Note 4:	Loans and Allowance for Loan Losses

Categories of loans at December 31, include:

	2009	2008
	(In thousands)

Commercial loans	$83,073	$67,830
Commercial real estate	67,650	72,311
Residential real estate	62,128	59,807
Installment loans	44,875	38,270

Total gross loans	257,726	238,218

Less allowance for loan losses	(2,390)	(2,770)

Total loans	$255,336	$235,448

Notes to Consolidated Financial Statements

December 31, 2009 and 2008

Activity in the allowance for loan losses for the years ended December 31, 2009 and 2008 was as follows:

	2009	2008
	(In thousands)

Balance, beginning of year	$2,770	$2,447
Provision charged to expense	1,325	1,188
Losses charged off	(1,930)	(1,066)
Recoveries	225	201

Balance, end of year	$2,390	$2,770

A loan is considered impaired, in accordance with the impairment accounting guidance (ASC 310-10-35-16), when based on current information and events, it is probable the Company will be unable to collect all amounts due from the borrower in accordance with the contractual terms of the loan.  Impaired loans include nonperforming commercial loans but also include loans modified in troubled debt restructurings where concessions have been granted to borrowers experiencing financial difficulties.  These concessions could include a reduction in the interest rate on the loan, payment extensions, forgiveness of principal, forbearance or other actions intended to maximize collection.

Included in certain loan categories in the impaired loans are troubled debt restructurings that were classified as impaired.  At December 31, 2009, the Company had approximately $590,000 of commercial real estate loans that were modified in troubled debt restructurings and impaired.  In addition to these amounts, the Company had troubled debt restructurings that were performing in accordance with their modified terms of approximately $592,000 of commercial real estate loans.

Impaired loans totaled $4.7 million and $7.5 million at December 31, 2009 and 2008, respectively.  An allowance for loan losses of $984,000 and $1.5 million relates to impaired loans of $3.3 million and $5.5 million at December 31, 2009 and 2008, respectively.  At December 31, 2009 and 2008, impaired loans of $1.4 million and $2.0 million, respectively, had no related allowance for loan losses.

Interest income of $121,000 and $421,000 was recognized on average impaired loans of $6.7 million and $4.7 million for 2009 and 2008, respectively.  Interest income was recognized on impaired loans on a cash basis during 2009 and 2008.

At December 31, 2009 and 2008, accruing loans delinquent 90 days or more (including impaired loans of $477,000 and $1.1 million at December 31, 2009 and 2008, respectively) totaled $971,000 and $1.6 million, respectively.  Non-accruing loans at December 31, 2009 and 2008 (including impaired loans of $4.2 million and $4.9 million) were $5.4 million and $5.4 million, respectively.

Notes to Consolidated Financial Statements

December 31, 2009 and 2008

Note 5:	Premises and Equipment

Major classifications of premises and equipment, stated at cost, are as follows:

	2009	2008
	(In thousands)

Land, buildings and improvements	$11,746	$11,211
Leasehold improvements	264	264
Furniture and equipment	8,389	7,982
Computer software	1,465	1,414

	21,864	20,871
Less accumulated depreciation	(13,175)	(12,405)

Net premises and equipment	$8,689	$8,466

Note 6:	Loan Servicing

The Company has recognized servicing rights for residential mortgage loans sold with servicing retained.

Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets.  The unpaid principal balances of mortgage loans serviced for others was $29.5 million and $34.1 million at December 31, 2009 and 2008, respectively.  Contractually specified servicing fees, late fees and ancillary fees of approximately $78,000 and $90,000 are included in loan servicing fees in the income statement at December 31, 2009 and 2008, respectively.

Custodial escrow balances maintained in connection with the foregoing loan servicing, and included in demand deposits, were approximately $187,000 and $198,000 at December 31, 2009 and 2008, respectively.

Comparable market values and a valuation model that calculates the present value of future cash flows were used to estimate fair value of mortgage servicing rights.

Notes to Consolidated Financial Statements

December 31, 2009 and 2008

Activity in the balance of servicing assets was as follows:

	2009	2008
	(In thousands)

Carrying amount, beginning of year	$394	$439
Additions
Servicing obligations that result from transfers of financial assets	7	40

Subtractions
Impairment of servicing asset	(86)	(10)
Amortization	(48)	(75)

Carrying amount, end of year	$267	$394

The fair value of servicing rights subsequently measured using the amortization method was as follows:

Fair value, beginning of year	$394	$439
Fair value, end of year	$267	$394

Mortgage servicing rights are included in other assets on the consolidated balance sheets.

Note 7:	Interest-bearing Deposits

Interest-bearing deposits in denominations of $100,000 or more were $51.6 million at December 31, 2009, and $46.6 million at December 31, 2008.

At December 31, 2009, the scheduled maturities of time deposits are as follows:

Due during the year ending December 31,	(In thousands)

2010	$100,876
2011	28,722
2012	13,007
2013	7,583
2014	4,758
Thereafter	13,737

$168,683

Notes to Consolidated Financial Statements

December 31, 2009 and 2008

Note 8:	Borrowings

At December 31, advances from the Federal Home Loan Bank were as follows:

	2009	2008
	(In thousands)
Maturities February 2010 through August 2025, primarily at fixed rates ranging from 2.88% to 7.20%, averaging 3.83%	$49,128	$—
Maturities October 2009 through August 2025, primarily at fixed rates ranging from 2.88% to 7.20%, averaging 3.93%	—	43,745

	$49,128	$43,745

At December 31, 2009 required annual principal payments on Federal Home Loan Bank advances were as follows:

For the year ending December 31,	(In thousands)

2010	$5,728
2011	10,492
2012	402
2013	5,386
2014	247
Thereafter	26,873

$49,128

Additionally, as members of the Federal Home Loan Bank system at both December 31, 2009 and 2008, the Bank had the ability to obtain up to $1.1 million in additional borrowings based on securities pledged to the FHLB.  At December 31, 2009 and 2008, the Bank had approximately $50.6 million and $51.4 million, respectively, of one- to four-family residential real estate loans pledged as collateral for borrowings.  Also at December 31, 2009, the Company and the Bank have cash management lines of credit with various correspondent banks (excluding FHLB cash management lines of credit) enabling additional borrowings of up to $15 million.

Short-term borrowings include approximately $10.0 million and $6.7 million at December 31, 2009 and 2008, respectively, of securities sold under agreements to repurchase.  At December 31, 2009 and 2008, approximately $265,000 and $1.1 million, respectively, for treasury tax and loan obligations was included in short term borrowings.

Notes to Consolidated Financial Statements

December 31, 2009 and 2008

Securities sold under agreements to repurchase are financing arrangements whereby the Company sells securities and agrees to repurchase the identical securities at the maturities of the agreements at specified prices.  Physical control is maintained for all securities sold under repurchase agreements.  Information concerning securities sold under agreements to repurchase is summarized as follows:

	2009	2008
	(Dollars in thousands)

Balance outstanding at year end	$10,012	$6,759
Average daily balance during the year	$10,999	$9,063
Average interest rate during the year	0.39%	1.60%
Maximum month-end balance during the year	$13,329	$11,981
Weighted-average interest rate at year end	0.39%	1.45%

Securities with an approximate carrying value of $13.3 million and $13.9 million at December 31, 2009 and 2008, respectively, were pledged as collateral for repurchase borrowings.

Note 9:	Subordinated Debentures

In 2005, a Delaware statutory business trust owned by the Company, United Bancorp Statutory Trust I (“Trust I” or the “Trust”), issued $4.0 million of mandatorily redeemable debt securities.  The sale proceeds were utilized to purchase $4.0 million of the Company’s subordinated debentures which mature in 2035.  The Company’s subordinated debentures are the sole asset of Trust I.  The Company’s investment in Trust I is not consolidated herein as the Company is not deemed the primary beneficiary of the Trust.  However, the $4.0 million of mandatorily redeemable debt securities issued by the Trust are includible for regulatory purposes as a component of the Company’s Tier I Capital.  Interest on the Company’s subordinated debentures is fixed at 6.25% and is payable quarterly.

Note 10:	Income Taxes

The provision for income taxes includes these components:

	2009	2008
	(In thousands)

Taxes currently payable	$620	$1,004
Deferred income taxes	(104)	(48)

Income tax expense	$516	$956

Notes to Consolidated Financial Statements

December 31, 2009 and 2008

A reconciliation of income tax expense at the statutory rate to the Company’s actual income tax expense is shown below:

	2009	2008
	(In thousands)

Computed at the statutory rate (34%)	$1,163	$1,603
Decrease resulting from
Tax exempt interest	(547)	(556)
Earnings on bank-owned life insurance - net	(113)	(108)
Other	13	17

Actual tax expense	$516	$956

The tax effects of temporary differences related to deferred taxes shown on the balance sheets were:

	2009	2008
	(In thousands)

Deferred tax assets
Allowance for loan losses	$390	$620
Stock based compensation	31	—
Allowance for losses on foreclosed real estate	115	—
Deferred compensation	503	442
Pension expense	132	544
Intangible assets	32	10
Non-accrual loan interest	5	—
Alternative minimum taxes	345	259

Total deferred tax assets	1,553	1,875

Deferred tax liabilities
Depreciation	(170)	(208)
Deferred loan costs, net	(191)	(140)
Accretion	—	(24)
Loans held for sale	(34)	—
FHLB stock dividends	(583)	(583)
Mortgage servicing rights	(90)	(134)
Accrued pension	—	(252)
Unrealized gains on securities available for sale	(152)	(2)

Total deferred tax liabilities	(1,220)	(1,343)

Net deferred tax asset	$333	$532

Notes to Consolidated Financial Statements

December 31, 2009 and 2008

Note 11:	Other Comprehensive Income (Loss)

Other comprehensive income (loss) components and related taxes were as follows:

	2009	2008
	(In thousands)

Unrealized gains (losses) on available-for-sale securities	$602	$(230)
Reclassification adjustment for realized (gains) losses included in income	(154)	14
Change in unfunded status of defined benefit plan liability	320	(738)
Amortization of prior service cost included in net periodic pension cost	15	15
Amortization of net loss included in net periodic pension cost	106	41
Components of other comprehensive income (loss), before tax effect	889	(898)
Tax expense (benefit)	302	(304)

Other comprehensive income (loss)	$587	$(594)

The components of accumulated other comprehensive loss, included in stockholders’ equity, are as follows:

	2009	2008
	(In thousands)

Net unrealized gain on securities available-for-sale	$451	$12
Net unrealized loss for unfunded status of defined benefit plan liability	(1,220)	(1,667)

	(769)	(1,655)
Tax effect	262	561

Net-of-tax amount	$(507)	$(1,094)

Notes to Consolidated Financial Statements

December 31, 2009 and 2008

Note 12:	Regulatory Matters

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies.  Failure to meet minimum capital requirements can initiate certain mandatory–and possibly additional discretionary–actions by regulators that, if undertaken, could have a direct material effect on the Company’s and the Bank’s financial statements.  Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices.  The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined).  Management believes, as of December 31, 2009, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 2009, the most recent notification from Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action.  To be categorized as well-capitalized, the Bank must maintain capital ratios as set forth in the table.  There are no conditions or events since that notification that management believes have changed the Bank’s category.

Notes to Consolidated Financial Statements

December 31, 2009 and 2008

The Company’s and Bank’s actual capital amounts and ratios are presented in the following table.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount		Ratio
			(Dollars in thousands)
As of December 31, 2009
Total Capital (to Risk-Weighted Assets)
Consolidated	$41,425	14.4%	$22,938	8.0%	$	N/A	N/A
Citizens	38,856	13.5	22,954	8.0		28,693	10.0%

Tier I Capital (to Risk-Weighted Assets)
Consolidated	$39,035	13.6%	$11,469	4.0%	$	N/A	N/A
Citizens	36,465	12.7	11,477	4.0		17,216	6.0%

Tier I Capital (to Average Assets)
Consolidated	$39,035	8.7%	$17,996	4.0%	$	N/A	N/A
Citizens	36,465	8.1	18,076	4.0		22,595	5.0%

As of December 31, 2008
Total Capital (to Risk-Weighted Assets)
Consolidated	$40,954	15.3%	$21,368	8.0%		N/A	N/A
Citizens	39,037	14.4	21,733	8.0		$27,166	10.0%

Tier I Capital (to Risk-Weighted Assets)
Consolidated	$38,184	14.3%	$10,684	4.0%		N/A	N/A
Citizens	36,266	13.3	10,866	4.0		$16,300	6.0%

Tier I Capital (to Average Assets)
Consolidated	$38,184	8.8%	$17,342	4.0%		N/A	N/A
Citizens	36,266	8.2	17,767	4.0		$22,208	5.0%

Notes to Consolidated Financial Statements

December 31, 2009 and 2008

Note 13:	Related Party Transactions

At December 31, 2009 and 2008, the Bank had loans outstanding to executive officers, directors, significant stockholders and their affiliates (related parties).  In management’s opinion, such loans and other extensions of credit and deposits were made in the ordinary course of business and were made on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons.  Further, in management’s opinion, these loans did not involve more than normal risk of collectibility or present other unfavorable features.  Such loans are summarized below.

	2009	2008
	(In thousands)

Aggregate balance – January 1	$10,602	$6,409
New loans	399	5,385
Repayments	(1,551)	(1,192)

Aggregate balance – December 31	$9,450	$10,602

Deposits from related parties held by the Bank at December 31, 2009 and 2008 totaled $1.9 million and $3.6 million, respectively.

Note 14:	Benefit Plans

Pension and Other Postretirement Benefit Plans

The Company has a noncontributory defined benefit pension plan covering all employees who meet the eligibility requirements.  The Company’s funding policy is to make the minimum annual contribution that is required by applicable regulations, plus such amounts as the Company may determine to be appropriate from time to time.  The Company expects to contribute $400,000 to the plan in 2010.

Notes to Consolidated Financial Statements

December 31, 2009 and 2008

The Company uses a December 31 measurement date for the plan.  Information about the plan’s funded status and pension cost follows:

	Pension Benefits
	2009	2008
	(In thousands)
Change in benefit obligation
Beginning of year	$(2,838)	$(3,203)
Service cost	(249)	(230)
Interest cost	(165)	(177)
Actuarial gain (loss)	5	(193)
Benefits paid	114	965

End of year	(3,133)	(2,838)

Change in fair value of plan assets
Beginning of year	1,917	3,137
Actual return on plan assets	466	(655)
Employer contribution	400	400
Benefits paid	(114)	(965)

End of year	2,669	1,917

Funded status at end of year	$(464)	$(921)

Amounts recognized in accumulated other comprehensive loss not yet recognized as components of net periodic benefit cost consist of:

	Pension Benefits
	2009	2008
	(In thousands)

Net loss	$1,159	$1,592
Prior service cost	61	75

	$1,220	$1,667

The estimated net loss and prior service cost for the defined benefit pension plan that will be amortized from accumulated other comprehensive income into net periodic benefit cost over the next fiscal year is approximately $86,000.

The accumulated benefit obligation for the defined benefit pension plan was $2.3 million and $2.0 million at December 31, 2009 and 2008, respectively.

Notes to Consolidated Financial Statements

December 31, 2009 and 2008

Information for pension plans with respect to accumulated benefit obligation and plan assets is as follows:

	December 31,
	2009	2008
	(In thousands)

Projected benefit obligation	$3,133	$2,838
Accumulated benefit obligation	$2,278	$2,019
Fair value of plan assets	$2,669	$1,917

	December 31,
	2009	2008
	(In thousands)

Components of net periodic benefit cost
Service cost	$249	$230
Interest cost	165	177
Expected return on plan assets	(151)	(208)
Settlement loss	—	305
Amortization of prior service cost	15	15
Amortization of net loss	106	41

Net periodic benefit cost	$384	$560

Due to an unusually large number of distributions from the defined benefit plan during 2008, the Company recognized a settlement loss of approximately $305,000 for the year ended December 31, 2008.

Significant assumptions include:

	Pension Benefits
	2009	2008

Weighted-average assumptions used to determine benefit obligation:
Discount rate	5.96%	5.90%
Rate of compensation increase	3.00%	4.50%

Weighted-average assumptions used to determine benefit cost:
Discount rate	5.87%	6.50%
Expected return on plan assets	8.00%	8.00%
Rate of compensation increase	4.50%	4.50%

Notes to Consolidated Financial Statements

December 31, 2009 and 2008

The Company has estimated the long-term rate of return on plan assets based primarily on historical returns on plan assets, adjusted for changes in target portfolio allocations and recent changes in long-term interest rates based on publicly available information.  The long-term rate of return did not change from 2008 to 2009.

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid as of December 31, 2009:

Pension Benefits
(In thousands)

2010	$228
2011	679
2012	273
2013	143
2014	147
2015-2019	1,220

Total	$2,690

Plan assets are held by an outside trustee which invests the plan assets in accordance with the provisions of the plan agreement. All equity and fixed income investments are held in various mutual funds with quoted market prices.  Mutual fund equity securities primarily include investment funds that are comprised of large-cap, mid-cap and international companies.  Fixed income mutual funds primarily include investments in corporate bonds, mortgage-backed securities and U.S. Treasuries.  Other types of investments include a prime money market fund.

The asset allocation strategy of the plan is designed to allow flexibility in the determination of the appropriate investment allocations between equity and fixed income investments.  This strategy is designed to help achieve the actuarial long term rate on plan assets of 8%.  The target asset allocation percentage for both 2009 and 2008 are as follows:

Large-Cap stocks	Not to exceed 60%
SMID-Cap stocks	Not to exceed 20%
International equity securities	Not to exceed 15%
Fixed income investments	Not to exceed 40%
Alternative investments	Not to exceed 20%

Notes to Consolidated Financial Statements

December 31, 2009 and 2008

At December 31, 2009 and 2008, the fair value of plan assets as a percentage of the total was invested in the following:

	December 31,
	2009	2008

Equity securities	75.7%	74.4%
Debt securities	23.5	24.6
Cash and cash equivalents	0.8	1.0

	100.0%	100.0%

Pension Plan Assets

Following is a description of the valuation methodologies used for pension plan assets measured at fair value on a recurring basis, as well as the general classification of pension plan assets pursuant to the valuation hierarchy.

Where quoted market prices are available in an active market, plan assets are classified within Level 1 of the valuation hierarchy.  Level 1 plan assets include investments in mutual funds that involve equity, bond and money market investments.  All of the Plan’s assets are classified as Level 1. If quoted market prices are not available, then fair values are estimated by using pricing models, quoted prices of plan assets with similar characteristics or discounted cash flows.    In certain cases where Level 1 or Level 2 inputs are not available, plan assets are classified within Level 3 of the hierarchy. At December 31, 2009, the Plan did not contain Level 2 or Level 3 investments.

Notes to Consolidated Financial Statements

December 31, 2009 and 2008

The fair values of Company’s pension plan assets at December 31, 2009, by asset category are as follows:

		Fair Value Measurements Using
Asset Category	Total Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In thousands)

Mutual money market	$21	$21	$—	$—
Mutual funds – equities
International	212	212	—	—
Real estate	28	28	—	—
Large Cap	1,045	1,045	—	—
Small and Mid Cap	734	734	—	—
Mutual funds – fixed income			—	—
Core bond	545	545	—	—
High yield corporate	84	84	—	—

Total	$2,669	$2,669	$—	$—

Employee Stock Ownership Plan

The Company has an Employee Stock Ownership Plan (“ESOP”) with an integrated 401(k) plan covering substantially all employees of the Company.  The ESOP acquired 354,551 shares of Company common stock at $9.64 per share in 2005 with funds provided by a loan from the Company.  Accordingly, $3.4 million of common stock acquired by the ESOP was shown as a reduction of stockholders’ equity.  Shares are released to participants proportionately as the loan is repaid.  Dividends on allocated shares are recorded as dividends and charged to retained earnings.  Compensation expense is recorded equal to the fair market value of the stock when contributions, which are determined annually by the Board of Directors of the Company, are made to the ESOP.  The Company’s 401(k) matching percentage was 50% of the employees’ first 6% of contributions for 2009 and 2008.

ESOP and 401(k) expense for the years ended December 31, 2009 and 2008 was approximately $192,000 and $213,000, respectively.

Notes to Consolidated Financial Statements

December 31, 2009 and 2008

Share information for the ESOP is as follows at December 31, 2009 and 2008:

	2009	2008

Allocated shares at beginning of the year	64,750	47,277
Shares released for allocation during the year	23,639	23,639
Shares distributed due to retirement/diversification	(1,188)	(6,166)
Unearned shares	259,996	283,635

Total ESOP shares	347,197	348,385

Fair value of unearned shares at December 31	$2,218,000	$2,836,000

At December 31, 2009, the fair value of the 87,201 allocated shares held by the ESOP was approximately $744,000.

Split Dollar Life Insurance Policies

As of January 1, 2008, the Company recorded a liability and a corresponding charge to retained earnings totaling approximately $1.0 million to recognize the commitment obligation under its split-dollar life insurance policies.  The Company recognized post retirement expense of approximately $82,000 and $95,000 in 2009 and 2008, respectively, for the post retirement liability related to these policies.

Note 15:	Stock Option and Restricted Stock Plans

The Company’s Employee Share Option Plan (the “1996 Plan”), which was stockholder approved, permitted the grant of share options to its employees.  During 2008, the Company’s stockholders authorized the adoption of the United Bancorp, Inc. 2008 Stock Incentive Plan (the "2008 Plan").  No more than 500,000 shares of the Company’s common stock may be issued under the 2008 Plan.  The shares that may be issued may be authorized but unissued shares or treasury shares. The 2008 Plan permits the grant of incentive awards in the form of options, stock appreciation rights, restricted share and share unit awards, and performance share awards. The 2008 Plan contains annual limits on certain types of awards to individual participants.  In any calendar year, no participant may be granted awards covering more than 25,000 shares.

The Company believes that such awards better align the interests of its employees with those of its stockholders.  Stock options are generally granted with an exercise price, and restricted stock awards are valued, equal to the market price of the Company’s stock at the date of grant; stock option awards generally vest within 9.25 years of continuous service and have a 9.5 year contractual term.  Restricted stock awards generally vest over a 9.5 year contractual term, or over the period to retirement, whichever is shorter.  Restricted stock awards have no post-vesting restrictions. Stock options and restricted stock awards provide for accelerated vesting if there is a change in control (as defined in the Plans).

Notes to Consolidated Financial Statements

December 31, 2009 and 2008

The fair value of each option award was estimated on the date of grant using the Black-Scholes option valuation model.

A summary of option activity under the Plan as of December 31, 2009, and changes during the year then ended, is presented below:

	2009
	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value

Outstanding, beginning of year	55,529	$10.34
Granted	—	—
Exercised	—	—
Forfeited or expired	(1,815)	10.15

Outstanding, end of year	53,714	$10.34	5.2	$—

Exercisable, end of year	—	$—	—	$—

A summary of the status of the Company’s nonvested restricted shares as of December 31, 2009, and changes during the year then ended, is presented below:

	Shares	Weighted- Average Grant-Date Fair Value

Nonvested, beginning of year	—	$—
Granted	180,000	8.35
Vested	—	—
Forfeited	—	—
Nonvested, end of year	180,000	$8.35

Total compensation cost recognized in the income statement for share-based payment arrangements during the years ended December 31, 2009 and 2008 was $79,000 and $12,000, respectively.  The recognized tax benefits related thereto were $27,000 and $4,000, for the years ended December 31, 2009 and 2008, respectively.

Notes to Consolidated Financial Statements

December 31, 2009 and 2008

As of December 31, 2009 and 2008, there was $1.5 million and $83,000, respectively, of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the Plan.  That cost is expected to be recognized over a weighted-average period of 8.9 years.  No shares vested during 2009.

Note 16:	Earnings Per Share

Earnings per share (EPS) were computed as follows:

	Year Ended December 31, 2009
	Net Income	Weighted- Average Shares	Per Share Amount
	(In thousands)

Net income	$2,905

Basic earnings per share
Income available to common stockholders	—	4,631,066	$0.63

Effect of dilutive securities
Restricted stock awards	—	68

Diluted earnings per share
Income available to common stockholders and assumed conversions	$2,905	$4,631,134	$0.63

Notes to Consolidated Financial Statements

December 31, 2009 and 2008

Options to purchase 53,714 shares of common stock at an average exercise price of $10.34 per share were outstanding at December 31, 2009, but were not included in the computation of diluted earnings per share because the options’ exercise price was greater than the average market price of the common shares.

	Year Ended December 31, 2008
	Net Income	Weighted- Average Shares	Per Share Amount
	(In thousands)

Net income	$3,759

Basic earnings per share
Income available to common stockholders	—	4,600,998	$0.82

Effect of dilutive securities
Stock options	—	—

Diluted earnings per share
Income available to common stockholders and assumed conversions	$3,759	4,600,998	$0.82

Options to purchase 55,529 shares of common stock at an average exercise price of $10.34 per share were outstanding at December 31, 2008, but were not included in the computation of diluted earnings per share because the options’ exercise price was greater than the average market price of the common shares.

Note 17:	Disclosures about Fair Value of Financial Instruments and Other Assets and Liabilities

The Company defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.  The Company also utilizes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.  The standard describes three levels of inputs that may be used to measure fair value:

Level 1	Quoted prices in active markets for identical assets or liabilities

Level 2
Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities

Notes to Consolidated Financial Statements

December 31, 2009 and 2008

Level 3	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities

Following is a description of the valuation methodologies used for instruments measured at fair value on a recurring basis and recognized in the accompanying balance sheets, as well as the general classification of such instruments pursuant to the valuation hierarchy.

Available-for-sale Securities

Where quoted market prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy.  If quoted market prices are not available, then fair values are estimated by using pricing models, quoted prices of securities with similar characteristics or discounted cash flows.  Level 2 securities include government agency securities, mortgage-backed securities, certain collateralized mortgage and debt obligations and certain municipal securities.  In certain cases where Level 1 or Level 2 inputs are not available, securities are classified within Level 3 of the hierarchy and include other less liquid securities.

The following table presents the fair value measurements of assets recognized in the accompanying balance sheets measured at fair value on a recurring basis and the level within the fair value hierarchy in which the fair value measurements fall at December 31, 2009 and 2008:

		December 31, 2009 Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In thousands)

U.S government agencies	$57,204	$—	$57,204	$—

State and political subdivisions	26,344	—	26,344	—

Government sponsored entities mortgage-backed securities	13,031	—	13,031	—

Equity securities	6	—	6	—

Notes to Consolidated Financial Statements

December 31, 2009 and 2008

		December 31, 2008 Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In thousands)

U.S government agencies	$87,386	$—	$87,386	$—

State and political subdivisions	25,736	—	25,736	—

Government sponsored entities mortgage-backed securities	16,290	—	16,290	—

Equity securities	4	—	4	—

Following is a description of the valuation methodologies used for instruments measured at fair value on a non-recurring basis and recognized in the accompanying balance sheets, as well as the general classification of such instruments pursuant to the valuation hierarchy.

Impaired Loans

Impaired loans consisted primarily of loans secured by nonresidential real estate.  Management has determined fair value measurements on impaired loans primarily through evaluations of appraisals performed.

Mortgage Servicing Rights

Mortgage servicing rights do not trade in an active, open market with readily observable prices.  Accordingly, fair value is estimated using discounted cash flow models.  Due to the nature of the valuation inputs, mortgage servicing rights are classified within Level 3 of the hierarchy.

Notes to Consolidated Financial Statements

December 31, 2009 and 2008

Foreclosed Assets Held for Sale

Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value (based on current appraised value) at the date of foreclosure, establishing a new cost basis.  Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell.  Management has determined fair value measurements on foreclosed assets held for sale primarily through evaluations of appraisals performed, and current and past offers for the real estate under evaluation.

The following table presents the fair value measurements of assets recognized in the accompanying balance sheets measured at fair value on a non-recurring basis and the level within the fair value hierarchy in which the fair value measurements fall at December 31, 2009:

		December 31, 2009 Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In thousands)

Impaired loans	$667	$—	$—	$667
Mortgage servicing rights	267	—	—	267
Foreclosed assets held for sale	1,002	—	—	1,002

		December 31, 2008 Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In thousands)

Impaired loans	$4,856	$—	$—	$4,856
Mortgage servicing rights	394	—	—	394
Foreclosed assets held for sale	208	—	—	208

Notes to Consolidated Financial Statements

December 31, 2009 and 2008

The following table presents estimated fair values of the Company’s financial instruments.  The fair values of certain of these instruments were calculated by discounting expected cash flows, which involves significant judgments by management and uncertainties.  Fair value is the estimated amount at which financial assets or liabilities could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale.  Because no market exists for certain of these financial instruments and because management does not intend to sell these financial instruments, the Company does not know whether the fair values shown below represent values at which the respective financial instruments could be sold individually or in the aggregate.

	December 31, 2009		December 31, 2008
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(In thousands)

Financial assets
Cash and cash equivalents	$31,271	$31,271	$31,469	$31,469
Certificates of deposit in other financial institutions	17,575	17,575	—	—
Available-for-sale securities	96,585	96,585	129,416	129,416
Held-to-maturity securities	14,277	14,643	15,687	15,697
Loans, net of allowance for loan losses	255,336	248,918	235,448	235,075
Federal Home Loan Bank stock	4,810	4,810	4,810	4,810
Accrued interest receivable	2,218	2,218	3,037	3,037

Financial liabilities
Deposits	344,543	325,179	347,045	349,247
Short-term borrowings	10,277	10,264	7,809	7,809
Federal Home Loan Bank advances	49,128	49,540	43,745	44,327
Subordinated debentures	4,000	3,093	4,000	2,763
Interest payable	398	398	469	469

The following methods and assumptions were used to estimate the fair value of each class of financial instruments.

Cash and Cash Equivalents, Federal Home Loan Bank Stock, Accrued Interest Receivable and Certificates of Deposit in Other Financial Institutions

The carrying amount approximates fair value.

Held-to-Maturity Securities

Fair value is based on quoted market prices if available.  If a quoted market price is not available fair value is estimated using quoted market prices for similar securities.

Notes to Consolidated Financial Statements

December 31, 2009 and 2008

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

Short-term Borrowings and  Interest Payable

The carrying amount approximates fair value.

Subordinated Debentures and Federal Home Loan Bank Advances

Rates currently available to the Company for debt with similar terms and remaining maturities are used to estimate the fair value of existing debt.

Commitments to Originate Loans, Letters of Credit and Lines of Credit

The fair value of commitments to originate loans is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties.  For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates.  The fair values of letters of credit and lines of credit are based on fees currently charged for similar agreements or on the estimated cost to terminate or otherwise settle the obligations with the counterparties at the reporting date.  Fair values of commitments were not material at December 31, 2009 and 2008.

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

Notes to Consolidated Financial Statements

December 31, 2009 and 2008

Note 19:	Commitments and Credit Risk

At December 31, 2009 and 2008, total commercial and commercial real estate loans made up 58.5% and 59.0%, respectively, of the loan portfolio.  Installment loans account for 17.4% and 16.0%, respectively, of the loan portfolio and are secured by consumer assets including automobiles, which account for 68.9% and 65.9%, respectively, of the installment loan portfolio.  Real estate loans comprise 24.1% and 25.0% of the loan portfolio as of December 31, 2009 and 2008, respectively, and primarily include first mortgage loans on residential properties and home equity lines of credit.

Included in cash and due from banks as of December 31, 2009 and 2008, is $4.3 million and $6.3 million, respectively, of deposits with the Federal Reserve Bank of Cleveland.

Commitments to Originate Loans

Commitments to originate loans are agreements to lend to a customer as long as there is no violation of any condition established in the contract.  Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.  Since a portion of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.  Each customer’s creditworthiness is evaluated on a case-by-case basis.  The amount of collateral obtained, if deemed necessary, is based on management’s credit evaluation of the counterparty.  Collateral held varies, but may include accounts receivable, inventory, property, plant and equipment, commercial real estate and residential real estate.

At December 31, 2009 and 2008, the Company had outstanding commitments to originate variable rate loans aggregating approximately $3.0 million and $6.8 million, respectively.  The commitments extended over varying periods of time with the majority being disbursed within a one-year period.

Mortgage loans in the process of origination represent amounts that the Company plans to fund within a normal period of 60 to 90 days, some of which are intended for sale to investors in the secondary market.  Total mortgage loans in the process of origination which are intended for sale amounted to approximately $138,000 and $1.5 million at December 31, 2009 and 2008, respectively.  The Company had commitments to sell loans in the same amounts at December 31, 2009 and 2008.

Notes to Consolidated Financial Statements

December 31, 2009 and 2008

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

The Company had total outstanding standby letters of credit amounting to $676,000 and $820,000, at December 31, 2009 and 2008, respectively, with terms not exceeding nine months.  At both December 31, 2009 and 2008, the Company had no deferred revenue under standby letter of credit agreements.

Lines of Credit and Other

Lines of credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.  Lines of credit generally have fixed expiration dates.  Since a portion of the line may expire without being drawn upon, the total unused lines do not necessarily represent future cash requirements.  Each customer’s creditworthiness is evaluated on a case-by-case basis.  The amount of collateral obtained, if deemed necessary, is based on management’s credit evaluation of the counterparty.  Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, commercial real estate and residential real estate.  Management uses the same credit policies in granting lines of credit as it does for on-balance-sheet instruments.

At December 31, 2009, the Company had granted unused lines of credit to borrowers aggregating approximately $23.5 million and $31.3 million for commercial lines and open-end consumer lines, respectively.  At December 31, 2008, the Company had granted unused lines of credit to borrowers aggregating approximately $12.0 million and $27.1 million for commercial lines and open-end consumer lines, respectively.

Notes to Consolidated Financial Statements

December 31, 2009 and 2008

Current Economic Conditions

The current protracted economic decline continues to present financial institutions with circumstances and challenges, which in some cases have resulted in large and unanticipated declines in the fair values of investments and other assets, constraints on liquidity and capital and significant credit quality problems, including severe volatility in the valuation of real estate and other collateral supporting loans.

At December 31, 2009, the Company held approximately $67.7 million in loans secured by commercial real estate and distributed within three distinct geographic areas in which the Company operates.  Due to national, state and local economic conditions, values for commercial and development real estate have declined significantly and the market for these properties is depressed.

The accompanying consolidated financial statements have been prepared using values and information currently available to the Company.

Given the volatility of current economic conditions, the values of assets and liabilities recorded in the financial statements could change rapidly, resulting in material future adjustments in asset values, the allowance for loan losses and capital that could negatively impact the Company’s ability to meet regulatory capital requirements and maintain sufficient liquidity.

Note 20:	Future Changes in Accounting Principles

FASB ASC 860-10 concerning accounting for transfers of financial assets was issued in June 2009 and changes the derecognition guidance for transferors of financial assets, including entities that sponsor securitizations, to align that guidance with the original intent of previous guidance.  FASB ASC 860-10 also eliminates the exemption from consolidation for qualifying special-purpose entities (QSPEs).  As a result, all existing QSPEs need to be evaluated to determine whether the QSPE should be consolidated in accordance with FASB ASC 860-10.

FASB ASC 860-10 is effective as of the beginning of a reporting entity’s first annual reporting period beginning after November 15, 2009 (January 1, 2010, as to the Company), for interim periods within that first annual reporting period, and for interim and annual reporting periods thereafter. The recognition and measurement provisions of FASB ASC 860-10 must be applied to transfers that occur on or after the effective date.  Early application is prohibited.  FASB ASC 860-10 also requires additional disclosures about transfers of financial assets that occur both before and after the effective date.  The Company adopted FASB ASC 860-10 effective January 1, 2010, as required, without material effect on its consolidated financial statements.

Notes to Consolidated Financial Statements

December 31, 2009 and 2008

FASB ASC 860-10 also improves how enterprises account for and disclose their involvement with variable interest entities (VIE’s), which are special-purpose entities, and other entities whose equity at risk is insufficient or lack certain characteristics.  Among other things, FASB ASC 860-10 changes how an entity determines whether it is the primary beneficiary of a variable interest entity (VIE) and whether that VIE should be consolidated.  FASB ASC 860-10 requires an entity to provide significantly more disclosures about its involvement with VIEs.  As a result, the Company must comprehensively review its involvements with VIEs and potential VIEs, including entities previously considered to be qualifying special purpose entities, to determine the effect on its consolidated financial statements and related disclosures.  FASB ASC 860-10 is effective as of the beginning of a reporting entity’s first annual reporting period that begins after November 15, 2009 (January 1, 2010, as to the Company), and for interim periods within the first annual reporting period.  Earlier application is prohibited.  The Company adopted FASB ASC 860-10 effective January 1, 2010, as required, without significant effect on its consolidated financial statements.

Note 21:	Condensed Financial Information (Parent Company Only)

Presented below is condensed financial information as to financial position, results of operations and cash flows of the Company:

Condensed Balance Sheets

	December 31,
	2009	2008
	(In thousands)
Assets
Cash and cash equivalents	$1,426	$1,125
Investment in the Bank	37,446	37,087
Corporate owned life insurance	263	257
Other assets	559	329

Total assets	$39,694	$38,798

Liabilities and Stockholders’ Equity
Subordinated debentures	$4,000	$4,000
Other liabilities	483	894
Stockholders’ equity	35,211	33,904

Total liabilities and stockholders’ equity	$39,694	$38,798

Notes to Consolidated Financial Statements

December 31, 2009 and 2008

Condensed Statements of Income

	Years Ended December 31,
	2009	2008
	(In thousands)

Operating Income
Dividends from subsidiary	$4,075	$2,634
Interest and dividend income from securities and federal funds	6	25

Total operating income	4,081	2,659

General, Administrative and Other Expenses	1,893	1,897

Income Before Income Taxes and Equity in Undistributed Income of Subsidiary	2,188	762

Income Tax Benefits	(648)	(512)

Income Before Equity in Undistributed Income of Subsidiary	2,836	1,274

Equity in Undistributed Income of Subsidiary	69	2,485

Net Income	$2,905	$3,759

Notes to Consolidated Financial Statements

December 31, 2009 and 2008

Condensed Statements of Cash Flows

	Years Ended December 31,
	2009	2008
	(In thousands)

Operating Activities
Net income	$2,905	$3,759
Items not requiring (providing) cash
Depreciation and amortization	12	13
Equity in undistributed income of subsidiary	(69)	(2,485)
Amortization of ESOP and share-based compensation plans	271	213
Net change in other assets and other liabilities	(362)	514

Net cash provided by operating activities	2,757	2,014

Investing Activities
Proceeds from sales of real estate to Bank	—	171

Net cash provided by investing activities	—	171

Financing Activities
Dividends paid to stockholders	(2,872)	(2,707)
Proceeds from purchases of common stock by Dividend Reinvestment Plan	331	414
Treasury stock purchased	(86)	(233)
Shares purchased for deferred compensation plan	171	180

Net cash used in financing activities	(2,456)	(2,346)

Net Change in Cash and Cash Equivalents	301	(161)

Cash and Cash Equivalents at Beginning of Year	1,125	1,286

Cash and Cash Equivalents at End of Year	$1,426	$1,125

Notes to Consolidated Financial Statements

December 31, 2009 and 2008

Note 22:	Quarterly Financial Data (Unaudited)

The following table summarizes the Company’s quarterly results of operations for the years ended December 31, 2009 and 2008.

	Three Months Ended
2009:	March 31,	June 30,	September 30,	December 31,
	(In thousands, except per share data)

Total interest income	$5,913	$5,861	$5,841	$5,740
Total interest expense	2,074	2,027	2,011	1,953

Net interest income	3,839	3,834	3,830	3,787

Provision for loan losses	324	334	338	329
Other income	789	788	828	736
Gain on sale of available-for-sale securities - net	—	25	—	129
General, administrative and other expense	3,309	3,567	3,420	3,543

Income before income taxes	995	746	900	780
Federal income taxes	194	74	143	105

Net income	$801	$672	$757	$675

Earnings per share
Basic	$0.17	$0.15	$0.16	$0.15

Diluted	$0.17	$0.15	$0.16	$0.15

Notes to Consolidated Financial Statements

December 31, 2009 and 2008

	Three Months Ended
2008:	March 31,	June 30,	September 30,	December 31,
	(In thousands, except per share data)

Total interest income	$6,660	$6,481	$6,319	$6,255
Total interest expense	3,143	2,517	2,347	2,245

Net interest income	3,517	3,964	3,972	4,010

Provision for loan losses	168	395	324	301
Other income	756	758	752	815
Loss on sale of available-for-sale securities - net	—	—	(14)	—
General, administrative and other expense	2,977	3,002	3,250	3,398

Income before income taxes	1,128	1,325	1,136	1,126
Federal income taxes	225	300	239	192

Net income	$903	$1,025	$897	$934

Earnings per share
Basic	$0.20	$0.22	$0.20	$0.20

Diluted	$0.20	$0.22	$0.20	$0.20

