Form 10-K, Exhibit 13
period 2010-12-31
UNITED BANCORP INC /OH/
filed 2011-03-25
CIK 731653

DIVIDEND AND STOCK HISTORY

			Distribution Date of
	Cash Dividends		Dividends and
	Declared(1)	Stock Dividends	Exchanges
1983	$0.05	-	-
1984	$0.06	4 for 1 Exchange(2)	January 2, 1984
1985	$0.07	-	-
1986	$0.09	-	-
1987	$0.09	50% Stock Dividend	October 2, 1987
1988	$0.10	-	-
1989	$0.10	-	-
1990	$0.11	-	-
1991	$0.12	-	-
1992	$0.12	100% Stock Dividend	September 10, 1992
1993	$0.12	100% Stock Dividend	November 30, 1993
1994	$0.13	10% Stock Dividend	September 9, 1994
1995	$0.19	-	-
1996	$0.20	10% Stock Dividend	June 20, 1996
1997	$0.23	10% Stock Dividend	September 19, 1997
1998	$0.26	5% Stock Dividend	December 18, 1998
1999	$0.30	5% Stock Dividend	December 20, 1999
2000	$0.31	5% Stock Dividend	December 20, 2000
2001	$0.32	5% Stock Dividend	December 20, 2001
2002	$0.33	5% Stock Dividend	December 20, 2002
2003	$0.35	10% Stock Dividend	December 19, 2003
2004	$0.39	10% Stock Dividend	December 20, 2004
2005	$0.43	10% Stock Dividend	December 20, 2005
2006	$0.48	10% Stock Dividend	December 20, 2006
2007	$0.52	–	–
2008	$0.54	–	–
2009	$0.56	–	–
2010	$0.56	–	–

2011 ANTICIPATED DIVIDEND PAYABLE DATES

First Quarter
March 18, 2011

Second Quarter*
June 20, 2011

Third Quarter*
September 20, 2011

Fourth Quarter*
December 20, 2011

*Subject to action by Board of Directors

(1)	Adjusted for stock dividends and exchanges. Does not include dividends from Southern Ohio Community Bancorporation, Inc. prior to the merger.

(2)	Formation of United Bancorp, Inc. (UBCP). The Citizens Savings Bank shareholders received 4 shares of UBCP stock in exchange for 1 share of The Citizens Savings Bank.

Index	12/31/05	12/31/06	12/31/07	12/31/08	12/31/09	12/31/10
United Bancorp, Inc.	100.00	94.40	104.27	105.21	96.09	104.93
NASDAQ Composite	100.00	110.39	122.15	73.32	106.57	125.91
SNL Bank Index	100.00	116.98	90.90	51.87	51.33	57.52
SNL $250M-$500M Bank Index	100.00	104.48	84.92	48.50	44.89	50.22
SNL Midwest Bank Index	100.00	115.59	90.09	59.27	50.23	62.37
Dow Jones	100.00	119.04	126.70	86.24	105.80	120.68

Decade of Progress
Unaudited

	2000	2001	2002	2003	2004	2005	2006	2007	2008	2009	2010

Interest and dividend income	$23,734,085	$24,595,769	$22,095,682	$20,720,464	$20,506,914	$22,181,071	$25,279,212	$26,603,043	$25,715,309	$23,354,885	$21,667,356
Interest expense	12,336,669	12,348,548	9,328,867	7,837,463	7,538,572	9,146,249	12,837,256	14,517,591	10,251,384	8,064,768	6,480,008
Net interest income	11,397,416	12,247,221	12,766,815	12,883,001	12,968,342	13,034,822	12,441,956	12,085,452	15,463,925	15,290,117	15,187,348
Provision for loan losses	587,000	780,000	630,000	540,000	618,000	412,000	1,384,261	993,505	1,188,270	1,325,052	1,816,012
Net interest income after provision for loan losses	10,810,416	11,467,221	12,136,815	12,343,001	12,350,342	12,622,822	11,057,695	11,091,947	14,275,655	13,965,065	13,371,336
Noninterest income, including security gains/(losses)	1,368,986	1,606,046	2,059,173	2,611,566	2,199,020	2,341,826	2,297,373	3,079,567	3,066,769	3,295,030	3,317,126
Noninterest expense	8,711,655	9,382,984	9,989,172	10,415,947	10,452,666	10,763,473	11,046,170	11,252,758	12,627,590	13,838,651	13,921,806
Income before income taxes	3,467,747	3,690,283	4,206,816	4,538,620	4,096,696	4,201,175	2,308,898	2,918,755	4,714,834	3,421,444	2,766,656
Income tax expense	880,772	934,696	986,653	899,229	863,799	908,647	240,891	333,926	955,700	516,524	219,289
Net income	$2,586,975	$2,755,587	$3,220,163	$3,639,391	$3,232,897	$3,292,528	$2,068,007	$2,584,829	$3,759,134	$2,904,920	$2,547,367

Total assets	$323,885,801	$341,317,195	$361,711,069	$385,522,969	$397,521,584	$411,932,779	$421,653,341	$451,370,187	$441,804,491	$445,970,296	$423,434,966
Deposits	267,552,875	283,375,923	300,201,533	304,525,997	300,629,543	306,914,758	330,005,480	330,488,711	347,044,549	344,542,900	325,445,596
Shareholders’ equity	28,679,087	30,474,195	32,154,862	32,514,459	32,824,111	32,479,697	32,580,485	33,885,779	33,904,759	35,211,133	35,580,582
Loans receivable, net	193,707,099	180,460,538	184,916,798	195,765,090	212,451,448	229,106,682	229,171,793	232,196,753	235,448,307	255,335,658	276,036,674
Allowance for loan losses	2,790,133	2,879,065	2,971,116	2,843,484	2,995,422	2,904,447	2,345,419	2,447,254	2,770,360	2,390,015	2,739,736
Net charge-offs	906,688	691,068	537,949	667,632	466,062	502,833	1,936,046	891,648	865,000	1,705,000	1,466,000
Full time employees (average equivalents)	136	130	130	133	135	132	132	123	142	136	146
Banking locations	Seventeen	Seventeen	Seventeen	Seventeen	Seventeen	Seventeen	Seventeen	Seventeen	Twenty	Twenty	Twenty

Earnings per common share - Basic	$0.51	$0.56	$0.67	$0.76	$0.69	$0.71	$0.45	$0.57	$0.82	$0.62	$0.52
Earnings per common share - Diluted	0.51	0.56	0.67	0.76	0.69	0.71	0.45	0.57	0.82	0.62	0.52
Dividends per share	0.31	0.32	0.33	0.35	0.39	0.43	0.48	0.52	0.54	0.56	0.56
Book value per share	5.72	6.23	6.72	7.67	7.09	7.00	7.73	7.41	7.35	7.53	7.52
Market value range per share	4.63-8.68	5.95-8.93	7.82-9.54	8.96-13.60	9.43-13.56	9.10-12.69	9.36-11.36	9.78-11.39	7.41-10.85	7.00-9.49	7.70-9.90

Cash dividends paid	$1,549,657	$1,590,220	$1,647,670	$1,717,838	$1,878,788	$2,114,723	$2,415,741	$2,435,317	$2,707,438	$2,871,801	$2,959,658
Return on average assets (ROA)	0.83%	0.82%	0.94%	0.97%	0.83%	0.82%	0.50%	0.60%	0.86%	0.63%	0.57%
Return on average equity (ROE)	9.88%	9.13%	10.34%	11.40%	9.91%	10.01%	6.49%	8.12%	11.33%	7.56%	7.05%

United Bancorp, Inc. is a nationally traded Bank holding company whose mission is to continue earning the respect....

— Of its shareholders, through continued growth in shareholder value by sustaining profitability and acquiring well managed and capitalized businesses in the financial services industry;

— Of its customers, through reaching out with the technology they want and offering the financial products and services they need;

— Of its communities, through support of civic activities that make our communities better places to live and work;

— Of its team members, through training development and career growth opportunities in a comfortable environment with modern equipment;

— Of its affiliates, through providing data processing, item processing, accounting, human resource and management support;

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

A Letter from the Chairman, President and CEO

To the shareholders of United Bancorp, Inc….

The year 2010 was a very challenging one in which to operate as a financial institution.  During these uncertain times, we closely and prudently managed growth in loans and deposits to maximize our net interest margin and earnings.  Our focus was on keeping a balance between maintaining our “Well Capitalized” status, sufficiently accruing into our Loan Loss Provision while managing our asset quality and making capital expenditures for future growth….plus cover our generous dividend payment policy.  Posting a record year of earnings in 2008, while those within our peer group did not, set a level of earnings performance that we have not been able to beat these past two years.  Yet, your Board of Directors and Management Team are pleased to report that we continue to perform in the upper quartile of our peer group during these tough times.  We are also proud of the fact that United Bancorp in the June 2010 issue of US Banker Magazine ranked in our country’s top 200 Community Banks Financial Performance at number 146.

In order to achieve our annual performance objectives, we posted a positive growth in loans of $21 million or 8.2% while shrinking deposits by 5.5%. Overall, higher costing certificate of deposit balances declined approximately $27.3 million while lower costing account balances increased by over $8.2 million.  As a result of these planned actions, our net interest margin increased to 4.02% in 2010 from 3.98% the prior year.  Credit quality improvement was also a key focus in 2010.  Non Performing Loans declined 16.6% or $900 thousand and Non Performing Loans as a percentage of Total Loans decreased from 2.11% in 2009 to 1.62%.

On February 8, 2011 our Management Team became aware of a potential impairment and probable loss related to a commercial loan that was current and being paid as agreed at year-end.  Upon becoming aware of this matter, a detailed investigation was conducted and it was determined that the loan was indeed impaired and that the events contributing to the impairment and probable loss had occurred during 2010.  With this realization, Management concluded that a special provision to increase the Company’s allowance for loan and lease losses in the amount of $400,000 was necessary to account for the anticipated loss associated with this loan.  Because the facts giving rise to the impairment existed on December 31, 2010, and the actions taken, our audited financial statements presented within this report reflect this additional provision expense.  As a result, our unaudited after-tax net income and diluted earnings per share reported by our press release on January 26, 2011 was revised to $2,547, 000 and $0.52 respectively, a reduction of $280,000 or $0.06 per share from the amounts previously reported in the release and related Form 8-K filed on January 28, 2011.

A Letter from the Chairman, President and CEO - Continued

We do not anticipate this impairment charge will result in any additional future cash expenditures. As reported to our Shareholders in our first quarter dividend press release on February 11, 2011, this action did not cause a change in making our dividend declaration and “Based upon our 2011 Budget Process, we continue to be excited about our future earnings growth and the continuation of our liberal dividend payment policy.”

Information Systems and Technology were a major focus for us in 2010.  Our core account and processing systems were migrated to new and enhanced software that will provide our employees more tools to better serve our customers, our Company greater efficiencies for more cost savings opportunities and our customers with better products and services.  We now offer real-time transactions at all points of contact.  Our Customer can now make a purchase at their favorite store with their Freedom Debit Card and witness the immediate posting of that purchase transaction at an ATM, through their Internet Banking Account or through our Telephone Banking Service.  Deposits and Withdrawals made with our Customer Service Representatives also are recorded in real-time.  At all twenty of our banking locations, our Customers now receive a printed receipt with their current account balances at the completion of their transactions.  Our new technology is certainly powerful which will allow for many potential enhancements to be made in the coming year to many of our bank product offerings.  In addition, the efficiencies gained in our operations should lead to additional cost saving opportunities.  We are now better able to know and meet the needs of our customers; therefore, enhancing our level of service to them.  This is an exciting time and we are only witnessing the beginning of better things to come from the investment in our new systems.

Ground was broken in October 2010 for our new Tiltonsville, Ohio Banking Center which is scheduled to open in the second quarter of this year.  This new facility will give us a much more conveniently located retail office that will have a lobby with four teller stations, a new accounts office, a manager’s office, a conference room and a new concept of self service customer safekeeping boxes.  The lower level will have an employee lounge, equipment room and storage area. Our corner location will provide two drive-through lanes, ATM and Night Drop services along with ample employee and customer parking around and across from the office.

Management succession planning was front and center in 2010.  Matthew F. Branstetter was appointed Vice President and Chief Lending Officer at the Company’s reorganizational meeting last April succeeding James A. Lodes who retired at mid-year.  Having an active succession planning function ensured that this was an extremely smooth and orderly transition.  Succession planning was addressed at the Bank-level in the area of Human Resources with the mid-year hiring of Seth R. Abraham as Vice President of Human Resources.  He will be replacing Jean E. Huff who will be retiring as our Human Resource Director this midyear.  While much of our focus this past year was on our core account and processing systems, major upgrades were also made in the Human Resource area of our operations with the implementation of software to more efficiently and effectively manage the functions of that department.  This new software simplifies and improves the processing of payroll, tracking of time and attendance, reporting of COBRA, and the recruiting of new employees. In addition, it provides innumerable and accessible services to both our employees and management.

Also in the area of Human Resources, we have begun to focus on our well-being through the implementation of a Workplace Wellness Program.  This exciting new program offers health screenings, various healthcare initiatives and website support which are all geared to encouraging a healthier lifestyle for our employees.

Sometimes I feel that we as Company officers are too critical of ourselves when it comes to watching the performance of our stock in the market.  The banking sector over the past five years has suffered terribly in the market place and has been out of favor with investors due, in part, to increasing government regulations, higher federal deposit insurance costs and difficult economic conditions. In preparing this 2010 Annual Report to our shareholders, we were pleasantly surprised to find that our record of Total Return Performance as prepared by SNL Financial, LC outpaced all of the bank indices to which we are compared.  Please take a look at this chart on the inside cover fold out of this report.  Not only did we do better than many of our competitors within the financial sector, our value at year end 2010 exceeded its value in 2005 by 5% while many others within our industry averaged less than 60% of their starting value.

This past year was primarily dedicated to improving our foundation for better years to come!  We achieved this through the implementation of new systems, the construction of a new banking office and by addressing key areas of management succession.  More importantly, we achieved all of this while taking care of our every-day business and meeting our customers’ needs.   Our changes this past year were challenging.  Our staff worked very hard and spent many long hours making our major undertakings a success.  I commend each of our Team Members and thank them sincerely for their efforts.

We continue to be excited about your Company’s future.  Our new technology is certainly a powerful tool that will help our Company become much more efficient and effective in the years to come! Our Employees, Officers and Directors continue to increase their ownership in our Company.  We firmly believe that we provide our investors with a good and sound high-yielding investment opportunity.

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

Directors

Terry A. McGhee[1]

Samuel J. Jones[1,2]

Andrew F. Phillips[2]

Richard L. Riesbeck[1,2]

Robin L. Rhodes, M.D.[2]

Errol C. Sambuco[2]

Matthew C. Thomas[1,2]

1 = United Bancorp, Inc.	2 = The Citizens Savings Bank

Directors and Officers

DIRECTORS OF UNITED BANCORP, INC.

James W. Everson1	Chairman, President & Chief Executive Officer, United Bancorp, Inc.,
Chairman, The Citizens Savings Bank, Martins Ferry, Ohio
Scott A. Everson	Senior Vice President & Chief Operating Officer, United Bancorp, Inc.
President & Chief Executive Officer, The Citizens Savings Bank, Martins Ferry, Ohio
John M. Hoopingarner1,3,4	Executive Director, Muskingum Watershed Conservancy District, New Philadelphia, Ohio
Samuel J. Jones2,4	Business Owner, Glouster, Ohio
Terry A. McGhee1,3	President & Chief Executive Officer, Westerman Inc., Bremen, Ohio
Richard L. Riesbeck1,2,4,	President, Riesbeck Food Markets, Inc., St. Clairsville, Ohio
Matthew C. Thomas2,3	President, M.C. Thomas Insurance Agency, Inc., Bridgeport, Ohio
Michael J. Arciello	Director Emeritus1992 - 2009
L.E. "Dick" Richardson	Director Emeritus1998 - 2007

OFFICERS OF UNITED BANCORP, INC.

James W. Everson	Chairman, President & Chief Executive Officer
Scott A. Everson	Senior Vice President & Chief Operating Officer
Randall M. Greenwood	Senior Vice President, Chief Financial Officer & Secretary/Treasurer
Matthew F. Branstetter	Vice President - Chief Lending Officer
Elmer K. Leeper	Vice President - Chief Retail Banking Officer
Michael A. Lloyd	Vice President - Chief Information Officer

DIRECTORS OF THE CITIZENS SAVINGS BANK, MARTINS FERRY, OHIO

Herman E. Borkoski2	President, Borkoski Funeral Homes, Inc., Tiltonsville, Ohio
James W. Everson1	Chairman, President & Chief Executive Officer, United Bancorp, Inc.,
Chairman, The Citizens Savings Bank, Martins Ferry, Ohio
Scott A. Everson1	Senior Vice President & Chief Operating Officer, United Bancorp, Inc.
President & Chief Executive Officer, The Citizens Savings Bank, Martins Ferry, Ohio
Leon F. Favede, O.D.	Optometrist, Bridgeport, Ohio
John R. Herzig	President, Toland-Herzig Funeral Homes & Crematory, Strasburg, Ohio
John M. Hoopingarner1	Executive Director, Muskingum Watershed Conservancy District, New Philadelphia, Ohio

Samuel J. Jones2	Business Owner, Glouster, Ohio
Andrew F. Phillips	President & General Manager, Miller Brands of S.E. Ohio, Glouster, Ohio
Robin L. Rhodes, M.D.	Physician, Pediatric Associates of Lancaster, Inc., Lancaster, Ohio
Richard L. Riesbeck1,2, æ	President, Riesbeck Food Markets, Inc., St. Clairsville, Ohio
Errol C. Sambuco2	Consultant, Martins Ferry, Ohio
Matthew C. Thomas1	President, M.C. Thomas Insurance Agency, Inc., Bridgeport, Ohio

1 = Executive Committee	2 = Audit Committee	3 = Compensation Committee
4 = Nominating and Governance Committee	= Lead Director

Shareholder Information

United Bancorp, Inc.’s (the Company) common stock trades on The Nasdaq SmallCap Market tier of The Nasdaq Stock Market under the symbol UBCP, CUSIP #909911109. At year-end 2010, there were 5,370,304 shares issued, held among  approximately 2,000 shareholders of record and in street name. The following table sets forth the quarterly high and low closing prices of the Company’s common stock from January 1, 2010 to December 31, 2010 compared to the same periods in 2009 as reported by the NASDAQ.

	2010				2009
	31-Mar	30-Jun	30-Sep	31-Dec	31-Mar	30-Jun	30-Sep	31-Dec
Market Price Range
High ($)	$9.90	8.70	8.99	9.00	9.49	8.90	8.50	8.61
Low ($)	$8.12	8.00	7.70	7.70	7.00	7.50	7.50	7.10

Cash Dividends
Quarter ($)	$0.14	0.14	0.14	0.14	0.14	0.14	0.14	0.14
Cumulative ($)	$0.14	0.28	0.42	0.56	0.14	0.28	0.42	0.56

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

American Stock Transfer
and Trust Company
Attn: Dividend Reinvestment
6201 15th Avenue, 3rd Floor
Brooklyn, NY 11219
1-800-278-4353

Annual Meeting:

The Annual Meeting of Shareholders will be held at 2:00 p.m., April 20, 2011 at the Corporate Offices in Martins Ferry, Ohio.

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

Upon Mr. Bergundthal’s death in 1918, Harold H. Riethmiller, who began his banking career at the bank in 1911, was rehired by the Bank as Cashier. He had previously worked for the Bank and had been working for 6 months at the Citizens-Peoples Trust Company in Wheeling.  Mr. Riethmiller brought with him an assistant, David W. Thompson, who upon his death in 1966 was Vice President and Cashier.

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

On July 3, 1983, the Bank’s Board of Directors positioned itself for  continued growth by forming United Bancorp, Inc. of Martins Ferry,   Ohio, the Citizens Savings Bank holding company.  At formation, the shareholders of The Citizens Savings Bank exchanged their stock on a one-for-four basis for shares in United Bancorp, Inc.  On December  29, 1986, United Bancorp, Inc. became one of Ohio’s then 21 multi-bank holding companies by acquiring the outstanding shares of stock of the $12.5 million asset based Citizens-State Bank of Strasburg, Ohio.  Under the leadership of James W. Everson as Chairman and Charles E. Allensworth as President and CEO, The Citizens-State Bank then grew from its one office in Strasburg by opening a new banking center at 2909 N. Wooster Avenue in Dover, Ohio in February 1990; the purchase of it’s offic-es in New Philadelphia and Sherrodsville in April 1992; and the purchase of it’s Dellroy Office in June  1994.  Harold W. Price was appointed President and CEO of The Citizens-State Bank of Strasburg in April 1993.  The Citizens Savings Bank of Martins Ferry  further expanded into St. Clairsville with an in store location at Riesbeck’s Food Market in July l997 and purchased a full service banking center in Jewett, Ohio in January 1999.  United Bancorp entered Northern Athens County in July 1998 when the $47.8 million asset based Community Bank of Glouster was purchased, expanding United Bancorp, Inc. to a three bank holding company.  Today, The Community Bank is headquartered in Lancaster, Ohio with three locations in Lancaster in addition to its two offices in Glouster and offices in Amesville and Nelsonville, Ohio.

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

In January 2000, COMMUNITY relocated its Main Office from Glouster to downtown Lancaster. This substantial investment significantly strengthened COMMUNITY’S presence in Fairfield County. Formerly a furniture store, the historic 1919 building was restored to as near the original appearance as possible. The building was further enhanced with a Verdin Company clock. The 435-pound timepiece is attached to the southeast corner of the building. The interior of the building was converted from a furniture store to a modern full service banking office. Of special note is the historical mural of Fairfield County landmarks, painted by local stencil artist Cheryl Fey, which graces the main stairway. The renovation added greatly to the city’s business district, as the Main Office complements the downtown revitalization that also was completed in 2000.

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

On October 31, 2007, the Company completed the “physical consolidation” of its two charters under the management group of The Citizens Savings Bank, resulting in a 22% reduction in staffing at The Community Bank division.  Merging all of the Company’s bank charters into a single charter and common operating system now allows each banking office to focus on growing the Company’s banking franchises by providing the highest level of customer service from a common market basket of products.

Management’s Discussion and Analysis

In the following pages, management presents an analysis of United Bancorp, Inc.’s financial condition and results of operations as of and for the year ended December 31, 2010 as compared to prior years.  This discussion is designed to provide shareholders with a more comprehensive review of the operating results and financial position than could be obtained from an examination of the financial statements alone.  This analysis should be read in conjunction with the Consolidated Financial Statements and related footnotes and the selected financial data included elsewhere in this report.

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

Financial Condition

Overview

The Company’s net income in 2010 generated an annualized 0.57% return on average assets (“ROA”) and a 7.05% return on average equity (“ROE”), compared to 0.63% ROA and 7.56% ROE for 2009.  Comparing the year ended December 31, 2010 to 2009, the Company’s net interest margin was 4.02% compared to 3.98%, an increase of 4 basis points. Although the net interest margin increased, the Company’s net interest income decreased by approximately $103,000, or less than 1.0%, due to a decrease in the Company’s earning assets.  For the year ended December 31, 2010 the Company had an average balance in Cash and Cash equivalents of approximately $51.3 million compared to $34.6 million for the year ended December 31, 2009.   With this high level of available funding, the Company has been aggressive in the management of higher cost deposit funding, mainly allowing certificates of deposit to decrease.  While maintaining these larger cash balances resulted in a decrease in the earning assets of the Bank, this strategy increased the net interest margin of the Company, since the interest expense of the foregone certificates of deposit exceeded the rate of return on the cash and cash equivalents. Comparing the same periods, Customer Service Fees on deposits increased $40,000.  On the expense side, total noninterest expense increased $83,000 for the year ended December 31, 2010 as compared to 2009.  The increase in total noninterest expense was primarily due to the third quarter 2010 implementation of our new data processing system.  The Company incurred approximately $273,000 in one time direct expenses related to the installation of this new system. In addition, the Company incurred a $90,000 period over period increase in the provision for losses on foreclosed real estate and a period over period increase of $491,000 in our Provision for Loan Losses.  The increase in the provision for loan losses for the year ended December 31, 2010 was predicated primarily upon the economic challenges facing the banking industry. As an offset to these increased expenses, the Company’s Federal Deposit Insurance Corporation premiums decreased approximately $352,000 from 2009 to 2010. Also, the Company recognized a tax benefit during 2010 resulting from the resolution of a tax contingency, which reduced federal income taxes by approximately $120,000.

Earning Assets – Loans

Gross loans totaled $278.8 million at December 31, 2010, representing an 8.2% increase from $257.7 million at December 31, 2009. Average loans totaled $263.5 million for 2010, representing an 8.2% increase compared to average loans of $243.6 million for 2009.

The increase in gross loans from December 31, 2009 to December 31, 2010 was primarily comprised of commercial and commercial real estate  loans, which increased by $11.2 million, as well as an increase in installment loans of $2.0 million and an increase in residential real estate loans of $1.3 million.

The Company's commercial and commercial real estate loan portfolio represents 60.5% of the total portfolio at December 31, 2010, compared to 58.5% at December 31, 2009.  During this past year, we found many new customers within our lending areas and our focus continues on our small business customers utilizing all the SBA, Ohio Department of Development and State of Ohio loan programs, as well as local revolving loan funds, to best fit the needs of our customers.

The Company’s installment lending portfolio represented 16.8% of the total portfolio at December 31, 2010, compared to 17.4% at December 31, 2009. The targeted installment lending areas encompass the four geographic areas serviced by the Bank, which are diverse, thereby reducing the risk to changes in economic conditions.   Competition for installment loans principally comes from the captive finance companies offering low to zero percent financing for extended terms. As interest rates remained at historically low levels during 2010, the Company focused on growing the installment portfolio.  Given the relatively short duration of installment loans and the attractive yield, management will continue to focus on this portfolio in 2011.

The Company's residential real estate portfolio represents 22.7% of the total portfolio at December 31, 2010, compared to 24.1% at December 31, 2009. Residential real estate loans are comprised of 1, 3 and 5 year adjustable-rate mortgages used to finance 1-4 family units.  The Company also offers fixed-rate real estate loans through our Secondary Market Real Estate Mortgage Program.  The fixed-rate mortgages and their servicing are now sold immediately into the secondary market. Once these fixed rate loans are originated and immediately sold without recourse in what is referred to as the secondary market, the Company does not assume credit risk or interest rate risk in this portfolio. This arrangement is quite common in banks and saves our customers from looking elsewhere for their home financing needs.

In 2010, the interest rate environment continued to be favorable to the fixed-rate mortgage loan product. This resulted in a higher volume of customers refinancing loans during 2010 as compared to 2009. While the volume of home refinancing did increase in 2010, the secondary market origination volume was impacted by an issue that has developed in the overall industry related to higher risk subprime loans.  While the Company did not participate in sub-prime lending, the additional regulations and unstable appraisal market have made it more difficult to obtain a loan that is saleable in the secondary market. With these conditions, the Company did recognize a gain on the sale of secondary market loans of $184,000 in 2010 and $129,000 in 2009.

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

The Company generally recognizes interest income on the accrual basis, except for certain loans which are placed on non-accrual status, when in the opinion of management; doubt exists as to collection on the loan.  The Company’s policy is to generally place loans greater than 90 days past due on non-accrual status unless the loan is both well secured and in the process of collection.  When a loan is placed on non-accrual status, interest income may be recognized on a cash basis as payment is received.

Management believes the current balance of the allowance for loan losses is sufficient to cover probable incurred losses.

Refer to the Provision for Loan Losses section for further discussion on the Company’s credit quality.

Earning Assets – Securities and Federal Funds Sold

The securities portfolio is comprised of U.S. Government and agency obligations, tax-exempt obligations of states and political subdivisions, mortgage-backed securities and certain other investments.  The Company does not hold any collateralized mortgage-backed securities, other than those issued by U.S. Government agencies.  The Company does not hold any derivative securities.  The quality rating of the majority of the Bank’s securities issued by political subdivisions within Ohio is generally no less than Aaa, Aa, or A, and the majority of the Bank’s out-of-state bonds are rated at AAA.  Board policy permits the purchase of certain non-rated or lesser rated bonds of local schools, townships and municipalities, based on known levels of credit risk.

Securities available for sale at December 31, 2010 decreased $430,000, or 0.4%, from 2009, while securities held to maturity decreased $7.9 million or 55.7% during the same period.

In 2007, the Company began focusing on increasing the Company’s investment in state and municipal obligations with extended call protection to protect the net interest margin of the Company. This investment strategy has proved beneficial in a falling rate environment.

However, the Company’s U.S. Government agency portfolio is subject to increased levels of redemptions due to the call features in this type of investment security. Given the extent of the decrease in overall interest rates, the Company did experience a significant amount of called government agency investment securities during 2010.  This trend is expected to continue into 2011. While the Company has plans to reinvest a portion of these funds in other available-for-sale securities, there is lag between the time when bonds are called and the right investment opportunity is available to the Company. Also given the historically low interest rate environment, the Company implemented a strategy to invest in short term certificates of deposit (“CD’s”) in other financial institutions.  These CD’s are fully insured by the Federal Deposit Insurance Corporation and offer an alternative to investing in longer term U.S. Government agency-backed securities.  At December 31, 2010, the Company held as investment approximately $2.6 million of CD’s. At December 31, 2010, these CD’s had a maturity of approximately 75 days. With the continued low interest rate environment, the opportunity to invest in short term CD’s in other financial institutions will be limited in 2011.

Sources of Funds – Deposits

The Company’s primary source of funds is retail core deposits from individuals and business customers.  These core deposits include all categories of interest-bearing deposits, excluding certificates of deposit greater than $100,000. During 2010, total deposits decreased $19.1 million, or 5.5%.  This decrease was by design.  Given the additional liquidity from the September 2008 acquisition of a failed institution, the Company did not aggressively compete with the higher rates that were offered in our markets by other banks that were in need of raising liquidity.

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

Higher costing certificate of deposit balances declined approximately $27.3 million while lower costing transaction account balances increased by over $8.2 million.  As a result of these planned actions, our net interest margin increased to 4.02% in 2010 from 3.98% in 2009.  In order to achieve our annual performance objectives, the Company posted a positive growth in loans as previously mentioned and needed to shrink higher costing deposits. Certificates of deposit greater than $100,000 are not considered part of core deposits and, as such, are used as a tool to balance funding needs.  At December 31, 2010, certificates of deposit greater than $100,000 decreased $10.7 million, or 20.7%, from December 31, 2009 totals.  The Company does not differentiate pricing for certificates of deposit that are greater than $100,000.

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

Other interest-bearing liabilities include securities sold under agreements to repurchase, federal funds purchased, Treasury, Tax and Loan, notes payable and Federal Home Loan Bank advances.  Securities sold under agreements to repurchase increased approximately $1.3 million during 2010.  The average balance in securities sold under agreements to repurchase increased $1.7 million, or 15.8%, from 2009 to 2010.

Advances from the Federal Home Loan Bank (FHLB) decreased $5.7 million, or 11.6%, from December 31, 2009 to December 31, 2010.

Performance Overview 2010 to 2009

Net Income

The Company reported net income of $2.5 million in 2010 compared with $2.9 million for 2009, a decrease of $358,000, or 12.3%. On a per share basis, the Company’s basic and diluted earnings per share were $0.52 for 2010, as compared to $0.62 for 2009, a decrease of 16.1%. This earnings performance equates to a 0.57% Return on Average Assets (“ROA”) and a 7.05% Return on Average Equity (“ROE”) for 2010 compared to 0.63% and 7.56%, respectively, for 2009.

Net Interest Income

Net interest income, by definition, is the difference between interest income generated on interest-earning assets and the interest expense incurred on interest-bearing liabilities.  Various factors contribute to changes in net interest income, including volumes, interest rates and the composition or mix of interest-earning assets in relation to interest-bearing liabilities.  The net interest margin was 4.02% for 2010 compared to 3.98% in 2009, an increase of 4 basis points.  While the Company’s yield on earning assets decreased 14 basis points from 2009 to 2010, the cost of funds has decreased 39 basis points for the same period. As the historically low interest rates are expected to continue into 2011, it will become difficult to lower the Company’s cost of funds in proportion to the earning assets of the Company.

Average interest-earning assets decreased $16.5 million in 2010 as compared to 2009 while the associated weighted-average yield on these interest-earning assets decreased from 5.77% in 2009 to 5.63% for 2010.  Average interest-bearing liabilities decreased $4.4 million in 2010 as compared to 2009, while the associated weighted-average costs on these interest-bearing liabilities decreased from 2.08% in 2009 to 1.69% in 2010.

Refer to the sections on Asset and Liability Management and Sensitivity to Market Risks and Average Balances, Net Interest Income and Yields Earned and Rates Paid elsewhere herein for further information.

Provision For Loan Losses

The provision for loan losses is a charge to expense recorded to maintain the related balance sheet allowance for loan losses at an amount considered adequate to cover probable incurred losses in the portfolio. The provision for loan losses was $1.8 million in 2010 compared to $1.3 million in 2009, an increase of $491,000 or 37.1%. As previously discussed, the loan portfolio increased approximately $21.1 million, or 8.2%, during 2010. The provision for loan losses for the year ended December 31, 2010 was predicated primarily upon an increase in the level of charge-offs, growth in the loan portfolio and the effect of the current economic environment.

As anticipated, the level of net loans charged off to average loans has decreased to 0.55% for the year ended December 31, 2010 from 0.70% for the year ended December 31, 2009. The Company’s non- accrual loans decreased by approximately $900,000 from December 31, 2009 to December 31, 2010.   Net loans charged-off for 2010 were approximately $1.5 million compared to approximately $1.7 million for 2009.

The allowance for loan losses as a percentage of gross loans increased to 0.98% at December 31, 2010 from 0.93% at December 31, 2009. The Company utilizes a consistent methodology in determining its estimate of the allowance for loan losses.

Noninterest Income

Noninterest income is made up of bank-related fees and service charges, as well as other income-producing services. These include ATM/interchange income, internet bank fees, early redemption penalties for certificates of deposit, safe deposit box rental income, net gain or loss on sales of securities available for sale and loans, leased rental property, cash management services and other miscellaneous items. In addition, the Company has invested in Bank Owned Life Insurance (BOLI).  The earnings from this BOLI investment are reflected in the Company’s noninterest income. Total noninterest income was $3.3 million in both 2010 and 2009.

Customer service fees on deposit accounts increased $40,000, or 1.8%, from 2009 to 2010. The increase was mainly the result of an increase in usage and an increase in the number of eligible accounts in the Company’s courtesy overdraft program

The Company realized a gain totaling $47,000 in 2010 related to sales of securities, as compared with a gain totaling $154,000 in 2009.

Gains related to the sales of real estate and other repossessed assets decreased $75,000 from $105,000 in 2009 to $30,000 in 2010.

Other noninterest income increased from $311,000 in 2009 to $404,000 in 2010, an increase of $93,000, or 29.7%. This was primarily attributable to an increase in secondary market related fee income of approximately $66,000.

Noninterest Expense

Noninterest expense for 2010 increased $83,000, or 0.6%, as compared to 2009.

Salaries and employee benefits increased $144,000, or 2.2%, from 2009 to 2010. The increase was due primarily to the expansion of the Company’s management team in preparation for the previously announced management succession plan, plus normal merit increases, and increases in benefit costs and restricted stock award expense.

Occupancy and equipment expense increased $19,000, or 1.1%, due primarily to an increase in depreciation expense on premises, computer hardware and software and related service maintenance on our new core computer system installed in the third quarter of 2010.

Professional fees increased $62,000, or 8.1%, for 2010 as compared to 2009.  This increase is a result of additional legal expenses related to the collection of past due loans.

During 2010, the provision for losses on foreclosed real estate was $90,000.  The Company incurred a $90,000 period-over-period increase in losses on foreclosed real estate due to additional write-downs which did not occur in 2009.

In conjunction with the September 2008 branch acquisition, the Company recorded an intangible asset of approximately $812,000 consisting of a core deposit intangible. This asset was recorded at fair value and is being amortized over seven years using the straight line method. During 2010 and 2009, the Company recorded amortization expense of approximately $113,000 and $119,000, respectively, with approximately five years remaining in the amortization schedule of this intangible asset.

The Company incurred $273,000 in direct expenses related to the core processing conversion, which is non-recurring. These expenses related to the consulting, training and installation of the system during 2010.

(In thousands)
	2010	2009
Noninterest income
Customer service fee	$2,229	$2,189
Gain (loss) on sales of securities	47	154
Gains on sales of loans	184	129
Other income	857	823
Total noninterest income	$3,317	$3,295

Noninterest expense
Salaries and employee benefits	$6,829	$6,685
Occupancy and equipment	1,683	1,664
Provision for losses on foreclosed real estate	90	-
Professional services	824	762
Insurance	384	343
Deposit insurance premiums	514	866
Franchise and other taxes	505	497
Marketing expense	289	322
Printing and office supplies	261	311
Amortization of intangibles	113	119
Core computer conversion expense	273	-
Other expenses	2,157	2,270
Total noninterest expense	$13,922	$13,839

As anticipated the Company’s FDIC insurance premiums decreased approximately $352,000 from 2009 to 2010. In the second quarter of September 2009, the FDIC imposed a 5 basis point assessment on all FDIC insured banks.  This special assessment was approximately $225,000 and was expensed in the second quarter of 2009. In addition to the higher FDIC premiums in 2009, the FDIC required banks to prepay their projected FDIC premiums for 2010 through 2012 as of December 31, 2009.  The amount of the Banks’ initial prepaid premiums was approximately $1.8 million as of December 31, 2009.

Other expenses decreased $113,000, or 5.0%.  No single item contributed significantly to this decrease.

Income tax expense for 2010 was $219,000 compared to $516,000 in 2009, a decrease of $297,000, or 57.6%.  The decrease was due primarily to a $655,000, or 19.1% decrease in pre-tax income.  In addition, during 2010, the Company recognized a tax benefit resulting from the resolution of a tax contingency, which reduced federal income taxes by approximately $120,000.  The Company’s effective income tax rate was 7.9% in 2010 and 15.1% in 2009.  The Company’s effective tax rate is less than the 34% statutory rate due primarily to the effects of nontaxable interest income and earnings on bank owned life insurance policies.

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

The principal goal of asset/liability management – earnings management – can be accomplished by establishing decision processes and control procedures for all bank assets and liabilities.  Thus, the full scope of asset/liability management encompasses the entire balance sheet of the Company.  The broader principal components of asset/liability management include, but are not limited to liquidity planning, capital planning, gap management and spread management.

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

The projected volatility of the Net Present Value at both December 31, 2010 and 2009 fall within the general guidelines established by the Board of Directors.  The 2010 NPV table shows that in a falling interest rate environment, in the event of a 100 basis point change, the NPV would decrease 8%, and with a 200 basis point change the NPV would decrease 20%. This decrease is the result of fixed rate certificates of deposit not repricing in lock step with an immediate downward rate adjustment of 100 and 200 basis points.  The other component is that once rates decrease 100 or 200 basis points from current levels we tend to reach a floor on how low depository rates can adjust downward.

In an upward change in interest rates, the Company’s NPV would increase 1% with a 100 basis point interest rate increase.  In a 200 basis point rate increase, the Company’s NPV would decrease 2%.  This decrease is attributable to a portion of the Company’s investment portfolio that has fixed rates with longer maturity dates.  As interest rates increase, the market value of these securities decrease rather quickly.

(Dollars in Thousands)
Net Portfolio Value - December 31, 2010
Change in Rates	$ Amount	$ Change	% Change
+200	53,457	(984)	-2%
+100	55,027	586	1%
Base	54,441	-	-
-100	49,843	(4,598)	-8%
-200	43,354	(11,087)	-20%

(Dollars in Thousands)
Net Portfolio Value - December 31, 2009
Change in Rates	$ Amount	$ Change	% Change
+200	47,097	(3,623)	-7%
+100	50,680	(40)	-
Base	50,720	-	-
-100	46,705	(4,015)	-8%
-200	40,570	(10,150)	-20%

The following table is a summary of selected quarterly results of operations for the years ended December 31, 2010 and 2009.

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
	(In thousands, except per share data)
2010

Total interest income	$5,530	$5,513	$5,403	$5,221
Total interest expense	1,804	1,715	1,582	1,379

Net interest income	3,726	3,798	3,821	3,842

Provision for losses on loans	360	370	321	765
Other income	776	859	849	786
Gain on sale of available for-sale securities net	-	-	47	-
General, administrative and other expense	3,371	3,471	3,687	3,393

Income before income taxes	771	816	709	470
Federal income taxes (benefit)	88	115	(1)	17

Net income	$683	$701	$710	$453

Earnings per share
Basic	$0.14	$0.14	$0.15	$0.09
Diluted	$0.14	$0.14	$0.15	$0.09

2009

Total interest income	$5,913	$5,861	$5,841	$5,740
Total interest expense	2,074	2,027	2,011	1,953

Net interest income	3,839	3,834	3,830	3,787

Provision for losses on loans	324	334	338	329
Other income	789	788	828	736
Gain on sale of available for-sale securities net	-	25	-	129
General, administrative and other expense	3,309	3,567	3,420	3,543

Income before income taxes	995	746	900	780
Federal income taxes	194	74	143	105

Net income	$801	$672	$757	$675

Earnings per share
Basic	$0.17	$0.15	$0.16	$0.14
Diluted	$0.17	$0.15	$0.16	$0.14

Average Balances, Net Interest Income and Yields Earned and Rates Paid

The following table provides average balance sheet information and reflects the taxable equivalent average yield on interest-earning assets and the average cost of interest-bearing liabilities for the years ended December 31, 2010 and 2009.  The yields and costs are calculated by dividing income or expense by the average balance of interest-earning assets or interest-bearing liabilities.

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

	2010			2009
(Dollars In thousands)		Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-earning assets
Loans	$263,480	$17,763	6.74%	$243,599	$16,746	6.87%
Taxable securities - AFS	62,405	2,229	3.57	83,949	4,205	5.01
Tax-exempt securities - AFS	21,772	1,262	5.80	27,783	1,603	5.77
Tax-exempt securities - HTM	14,887	945	6.35	14,277	901	6.31
Time deposits in other financial institutions	7,138	143	2.00	19,560	408	2.08
Federal funds sold	27,289	76	0.28	24,288	49	0.20
FHLB stock and other	4,772	213	4.46	4,814	241	5.01
Total interest-earning assets	401,743	22,631	5.63	418,270	24,153	5.77

Noninterest-earning assets
Cash and due from banks	23,976			10,358
Premises and equipment (net)	8,565			8,557
Other nonearning assets	15,885			16,450
Less: allowance for loan losses	(2,637)			(3,062)
Total noninterest-earning assets	45,789			32,303
Total assets	$447,532			$450,573

Liabilities & stockholders’ equity
Interest-bearing liabilities
Demand deposits	$109,523	$164	0.15%	$112,686	$476	0.42%
Savings deposits	49,581	83	0.17	42,844	163	0.38
Time deposits	160,445	4,159	2.59	168,972	5,305	3.14
FHLB advances	46,933	1,797	3.83	48,109	1,828	3.80
Trust preferred debentures	4,000	250	6.25	4,000	250	6.25
Repurchase agreements	12,734	27	0.21	10,999	43	0.39
Total interest-bearing liabilities	383,216	6,480	1.69	387,610	8,065	2.08

Noninterest-bearing liabilities
Demand deposits	24,530			24,157
Other liabilities	3,638			5,116
Total noninterest-bearing liabilities	28,168			29,273
Total liabilities	411,384			416,883
Total stockholders’ equity	36,148			33,690
Total liabilities & stockholders’ equity	$447,532			$450,573
Net interest income		$16,151			$16,088
Net interest spread			3.94%			3.69%

Net yield on interest-earning assets			4.02%			3.98%

• For purposes of this schedule, nonaccrual loans are included in loans.
• Fees collected on loans are included in interest on loans.

Rate/Volume Analysis

The table below describes the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities have affected interest income and expense during 2010. For purposes of this table, changes in interest due to volume and rate were determined using the following methods:

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

	2010 Compared to 2009
	Increase/(Decrease)
(In thousands)		Change	Change
	Total	Due To	Due To
	Change	Volume	Rate
Interest and dividend income
Loans	$1,017	$1,345	$(328)
Taxable securities available for sale	(1,976)	(933)	(1,043)
Tax-exempt securities available for sale	(341)	(348)	7
Tax-exempt securities held to maturity	44	39	5
Time deposites in other financial institutes	(265)	(249)	(16)
Federal funds sold	27	7	20
FHLB stock and other	(28)	(2)	(26)
Total interest and dividend income	(1,522)	(141)	(1,381)

Interest expense
Demand deposits	(312)	(16)	(296)
Savings deposits	(80)	22	(102)
Time deposits	(1,146)	(257)	(889)
FHLB advances	(31)	(45)	14
Trust Preferred debentures	-	-	-
Repurchase agreements	(16)	6	(22)
Total interest expense	(1,585)	(290)	(1,295)

Net interest income	$63	$149	$(86)

Capital Resources

Internal capital growth, through the retention of earnings, is the primary means of maintaining capital adequacy for the Bank.  The Company’s stockholders’ equity was $35.6 million and $35.2 million at December 31, 2010 and 2009, respectively.   Equity totals  for 2010 includes approximately $707,000 in accumulated other comprehensive loss, which is comprised mainly of a net unrealized loss related to the accumulated benefit obligation in excess of fair value of plan assets in the Company’s defined benefit pension plan, net of tax, at year-end 2010, compared to a $507,000 unrealized loss December 31, 2009. Total stockholders’ equity in relation to total assets was 8.4% at December 31, 2010 and 7.9% at December 31, 2009.

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

In 2001, the Company’s stockholders approved an amendment to the Company’s Articles of Incorporation to create a class of preferred shares with 2,000,000 authorized shares.  This will enable the Company, at the option of the Board of Directors, to issue series of preferred shares in a manner calculated to take advantage of financing techniques which may provide a lower effective cost of capital to the Company.  The amendment also provides greater flexibility to the Board of Directors in structuring the terms of equity securities that may be issued by the Company. As of  December 31, 2010 the Company has not issued any preferred shares.

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

Liquidity

Liquidity relates primarily to the Company's ability to fund loan demand, meet deposit customers' withdrawal requirements and provide for operating expenses. Assets used to satisfy these needs consist of cash and due from banks, federal funds sold and securities available-for-sale. These assets are commonly referred to as liquid assets. Liquid assets were $109.7 million at December 31, 2010, compared to $145.4 million at December 31, 2009. Management recognizes securities may need to be sold in the future to help fund loan demand and, accordingly, as of December 31, 2010, $96.2 million of the securities portfolio was classified as available for sale. The Company’s residential real estate portfolio can and has been readily used to collateralize borrowings as an additional source of liquidity. Management believes its current liquidity level is sufficient to meet cash requirements.

The Cash Flow Statements for the periods presented provide an indication of the Company’s sources and uses of cash as well as an indication of the ability of the Company to maintain an adequate level of liquidity. A discussion of the cash flow statements for 2010 and 2009 follows.

The Company experienced a net increase in cash from operating activities in 2010 and 2009. NET CASH PROVIDED BY OPERATING ACTIVITIES totaled $6.6 million and $1.9 million for the years ended December 31, 2010 and 2009, respectively. The adjustments to reconcile net income to net cash from operating activities consisted mainly of depreciation and amortization of premises and equipment and intangibles, gain on sales of loans, securities and other assets, the provision for loan losses, Federal Home Loan Bank stock dividends, net amortization of securities and net changes in other assets and liabilities.

NET CASH USED IN INVESTING ACTIVITIES totaled $1.4 million and $5.0 million for the years ended December 31, 2010 and 2009, respectively. The changes in net cash from investing activities include loan growth, as well as normal maturities, security calls and reinvestments of securities and premises and equipment expenditures. In 2010, the Company received approximately $4.5 million from sales of securities. Proceeds from securities, which matured or were called totaled $107.6 million and $96.4 million in 2010 and 2009, respectively.

NET CASH USED IN FINANCING ACTIVITIES totaled $25.6 million for the year ended December 31, 2010. Net cash provided by financing activities totaled $2.9 million for the year ended December 31, 2009. The net cash used in financing activities in 2010 was primarily attributable to a decrease in borrowings of $4.1 million and a decrease in deposits of $19.1 million,

Management feels that it has the capital adequacy, profitability, liquidity and reputation to meet the current and projected financial needs of its customers.

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

Report of Independent Registered Public Accounting Firm

Audit Committee, Board of Directors and Stockholders
United Bancorp, Inc.
Martins Ferry, Ohio

We have audited the accompanying consolidated balance sheets of United Bancorp, Inc. as of December 31, 2010 and 2009, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2010.  The Company's management is responsible for these financial statements.  Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of United Bancorp, Inc. as of December 31, 2010 and 2009, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

/s/ BKD, LLP

Cincinnati, Ohio
March 14, 2011

United Bancorp, Inc.
Consolidated Balance Sheets
December 31, 2010 and 2009
(In thousands, except share data)

	2010	2009
Assets
Cash and due from banks	$5,006	$4,862
Interest-bearing demand deposits	5,929	11,409
Federal funds sold	––	15,000
Cash and cash equivalents	10,935	31,271

Certificates of deposit in other financial institutions	2,564	17,575
Available-for-sale securities	96,155	96,585
Held-to-maturity securities	6,331	14,277
Loans, net of allowance for loan losses of $2,740 and $2,390 at December 31, 2010 and 2009, respectively	276,037	255,336
Premises and equipment	9,278	8,689
Federal Home Loan Bank stock	4,810	4,810
Foreclosed assets held for sale, net	1,912	1,378
Intangible assets	543	656
Accrued interest receivable	1,441	2,218
Deferred federal income taxes	801	333
Bank-owned life insurance	10,401	10,018
Other assets	2,227	2,824
Total assets	$423,435	$445,970

Liabilities and Stockholders’ Equity
Liabilities
Deposits
Demand	$131,600	$130,363
Savings	52,463	45,497
Time	141,383	168,683
Total deposits	325,446	344,543
Short-term borrowings	11,843	10,277
Federal Home Loan Bank advances	43,450	49,128
Subordinated debentures	4,000	4,000
Interest payable and other liabilities	3,115	2,811
Total liabilities	387,854	410,759

Stockholders’ Equity
Preferred stock, no par value, authorized 2,000,000 shares; no shares issued	––	––
Common stock, $1 par value; authorized 10,000,000 shares; issued 5,370,304 shares	5,370	5,370
Additional paid-in capital	20,133	22,830
Retained earnings	15,308	12,761
Stock held by deferred compensation plan; 2010 – 176,392 shares, 2009 – 155,198 shares	(1,657)	(1,478)
Unearned ESOP compensation	(2,311)	(2,512)
Accumulated other comprehensive loss	(707)	(507)
Treasury stock, at cost
2010 – 45,717 shares, 2009 – 113,493 shares	(555)	(1,253)
Total stockholders’ equity	35,581	35,211
Total liabilities and stockholders’ equity	$423,435	$445,970

See Notes to Consolidated Financial Statements

United Bancorp, Inc.
Consolidated Statements of Income
Years Ended December 31, 2010 and 2009
(In thousands, except per share data)

	2010	2009
Interest and Dividend Income
Loans	$17,513	$16,746
Securities
Taxable	2,229	4,205
Tax-exempt	1,493	1,706
Certificates of deposit in other financial institutions	143	408
Federal funds sold	76	49
Dividends on Federal Home Loan Bank and other stock	213	241
Total interest and dividend income	21,667	23,355
Interest Expense
Deposits	4,406	5,941
Borrowings	2,074	2,124
Total interest expense	6,480	8,065
Net Interest Income	15,187	15,290
Provision for Loan Losses	1,816	1,325
Net Interest Income After Provision for Loan Losses	13,371	13,965
Noninterest Income
Customer service fees	2,229	2,189
Net gains on loan sales	184	129
Gain on sales of securities - net	47	154
Earnings on bank-owned life insurance	423	407
Gain on sale of real estate and other repossessed assets	30	105
Other	404	311
Total noninterest income	3,317	3,295
Noninterest Expense
Salaries and employee benefits	6,829	6,685
Net occupancy and equipment expense	1,683	1,664
Provision for losses on foreclosed real estate	90	––
Professional fees	824	762
Insurance	384	343
Deposit insurance premiums	514	866
Franchise and other taxes	505	497
Marketing expense	289	322
Printing and office supplies	261	311
Amortization of intangible assets	113	119
Core computer conversion expense	273	––
Other	2,157	2,270
Total noninterest expense	13,922	13,839

Income Before Federal Income Taxes	2,766	3,421
Provision for Federal Income Taxes	219	516
Net Income	$2,547	$2,905
Basic Earnings Per Share	$0.52	$0.62
Diluted Earnings Per Share	$0.52	$0.62

See Notes to Consolidated Financial Statements

United Bancorp, Inc.
Consolidated Statements of Stockholders’ Equity
Years Ended December 31, 2010 and 2009
(In thousands, except per share data)

			Treasury	Shares		Accumulated
		Additional	Stock and	Acquired		Other
	Common	Paid-in	Deferred	By	Retained	Comprehensive
	Stock	Capital	Compensation	ESOP	Earnings	Loss	Total
Balance, January 1, 2009	$5,190	$25,656	$(2,986)	$(2,718)	$9,856	$(1,094)	$33,904
Comprehensive income
Net income	––	––	––	––	2,905	––	2,905
Unrealized gains on securities designated as available for sale, net of related taxes	––	––	––	––	––	296	296
Defined benefit plan	––	––	––	––	––	291	291
Total comprehensive income							3,492
Cash dividends - $0.56 per share	––	(2,872)	––	––	––	––	(2,872)
Shares purchased for deferred compensation plan	––	240	(69)	––	––	––	171
Shares distributed from deferred compensation plan	––	(59)	59	––	––	––	––
Purchase of treasury stock - at cost	––	––	(86)	––	––	––	(86)
Common stock issuance related to share-based compensation plans	180	(180)	––	––	––	––	––
Expense related to share-based compensation plans	––	79	––	––	––	––	79
Purchase of shares by Dividend Reinvestment Plan	––	(20)	351	––	––	––	331
Amortization of ESOP	––	(14)	––	206	––	––	192
Balance, December 31, 2009	5,370	22,830	(2,731)	(2,512)	12,761	(507)	35,211

Comprehensive income
Net income	––	––	––	––	2,547	––	2,547
Unrealized losses on securities designated as available for sale, net of related taxes	––	––	––	––	––	(213)	(213)
Defined benefit plan	––	––	––	––	––	13	13
Total comprehensive income							2,347
Cash dividends - $0.56 per share	––	(2,960)	––	––	––	––	(2.960)
Shares purchased for deferred compensation plan	––	195	(91)	––	––	––	104
Shares distributed from deferred compensation plan	––	(45)	45	––	––	––	––
Expense related to share-based compensation plans	––	220	––	––	––	––	220
Purchase of shares by Dividend Reinvestment Plan	––	(107)	565	––	––	––	458
Amortization of ESOP	––	––	––	201	––	––	201

Balance, December 31, 2010	$5,370	$20,133	$(2,212)	$(2,311)	$15,308	$(707)	$35,581

See Notes to Consolidated Financial Statements

United Bancorp, Inc.
Consolidated Statements of Cash Flows
Years Ended December 31, 2010 and 2009
(Dollar amounts in thousands)

	2010	2009
Operating Activities
Net income	$2,547	$2,905
Items not requiring (providing) cash
Depreciation and amortization	815	748
Amortization of intangible assets	113	119
Provision for loan losses	1,816	1,325
Provision for losses on foreclosed real estate	90	––
Amortization of premiums and discounts on securities	141	256
Amortization and impairment of mortgage servicing rights	52	134
Deferred income taxes	(365)	(104)
Gain on sales of securities	(47)	(154)
Originations of loans held for sale	(14,096)	(10,687)
Proceeds from sale of loans held for sale	14,280	10,816
Net gains on sales of loans	(184)	(129)
Amortization of ESOP	201	192
Expense related to share-based compensation plans	220	79
Gain on sale of real estate and other repossessed assets	(30)	(105)
Gain on sale of premises and equipment	––	(8)
Increase in value of bank-owned life insurance	(383)	(365)
Changes in
Accrued interest receivable	777	819
Other assets	440	(1,327)
Interest payable and other liabilities	244	(2,569)

Net cash provided by operating activities	6,631	1,945

Investing Activities
Purchases of available-for-sale securities	(104,099)	(67,773)
Proceeds from maturities of available-for-sale securities	100,674	94,909
Proceeds from sales of available-for-sale securities	3,489	5,999
Proceeds from maturities of held-to-maturity securities	6,927	1,444
Proceeds from sales of held-to-maturity securities	971	––
Net changes in certificates of deposit in other financial institutions	15,011	(17,575)
Net change in loans	(23,604)	(22,214)
Purchases of premises and equipment	(1,404)	(1,014)
Proceeds from sales of premises and equipment	––	51
Proceeds from sales of foreclosed assets	676	1,137

Net cash used in investing activities	(1,359)	(5,036)

See Notes to Consolidated Financial Statements

United Bancorp, Inc.
Consolidated Statements of Cash Flows (continued)
Years Ended December 31, 2010 and 2009
(Dollar amounts in thousands)

	2010	2009
Financing Activities
Net decrease in deposits	$(19,097)	$(2,502)
Net change in Federal Home Loan Bank advances and short term borrowings	(4,113)	7,851
Cash dividends paid	(2,960)	(2,872)
Proceeds from purchase of shares by the dividend reinvestment plan	458	331
Purchase of treasury stock	––	(86)
Shares purchased for deferred compensation plan	104	171

Net cash (used in) provided by financing activities	(25,608)	2,893

Decrease in Cash and Cash Equivalents	(20,336)	(198)

Cash and Cash Equivalents, Beginning of Year	31,271	31,469

Cash and Cash Equivalents, End of Year	$10,935	$31,271

Supplemental Cash Flows Information
Interest paid on deposits and borrowings	$6,541	$8,136

Federal income taxes paid	$445	$557

Supplemental Disclosure of Non-Cash Investing Activities
Transfers from loans to foreclosed assets held for sale	$1,271	$1,002

Unrealized (losses) gains on securities designated as available for sale, net of related tax effects	$(213)	$296

Change in unfunded status of defined benefit plan liability	$20	$447

Recognition of mortgage servicing rights	$––	$7

See Notes to Consolidated Financial Statements

United Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2010 and 2009

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

United Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2010 and 2009

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

Cash Equivalents

The Company considers all liquid investments with original maturities of three months or less to be cash equivalents.  At December 31, 2010 and 2009, cash equivalents consisted primarily of due from accounts with the Federal Reserve and other correspondent Banks.

The financial institutions holding the Company’s cash accounts are participating in the FDIC Transaction Account Guarantee Program.  Under that program, through December 31, 2010, all noninterest-bearing transaction accounts are fully guaranteed by the FDIC for the entire amount in the account. Pursuant to legislation enacted in 2010, the FDIC will fully insure all noninterest-bearing accounts beginning December 31, 2010 through December 31, 2012 at all FDIC institutions.

Effective July 21, 2010, the FDIC’s insurance limits were permanently increased to $250,000.    At December 31, 2010, none of the Company’s interest-bearing cash accounts exceeded the federally insured limit of $250,000.  At December 31, 2009, the Company’s federal funds sold were invested at the Federal Home Loan Bank of Cincinnati.

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

For debt securities with fair value below carrying value when the Company does not intend to sell a debt security, and it is more likely than not, the Company will not have to sell the security before recovery of its cost basis, it recognizes the credit component of an other-than-temporary impairment of a debt security in earnings and the remaining portion in other comprehensive income.  For held-to-maturity debt securities, the amount of an other-than-temporary impairment recorded in other comprehensive income for the noncredit portion of a previous other-than-temporary impairment is amortized prospectively over the remaining life of the security on the basis of the timing of future estimated cash flows of the security.

United Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2010 and 2009

Loans Held for Sale

Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or fair value in the aggregate.  Net unrealized losses, if any, are recognized through a valuation allowance by charges to income.  At December 31, 2010 and 2009, the Company did not have any loans originated and held for sale.

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

All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income.  The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual.  Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

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

United Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2010 and 2009

The allowance consists of allocated and general components.  The allocated component relates to loans that are classified as impaired.  For those loans that are classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan.  The general component covers nonclassified loans and is based on historical charge-off experience and expected loss given default derived from the Company’s internal risk rating process.  Other adjustments may be made to the allowance for pools of loans after an assessment of internal or external influences on credit quality that are not fully reflected in the historical loss or risk rating data.

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

United Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2010 and 2009

Foreclosed Assets Held for Sale

Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value, less costs to sell, at the date of foreclosure, establishing a new cost basis.  Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell.  Revenue and expenses from operations and changes in the valuation allowance are included in net income or expense from foreclosed assets.

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

Intangible Asset

In conjunction with an acquisition, the Company recorded a core deposit intangible asset of approximately $812,000.  This asset was recorded at fair value and is being amortized over a seven year period using the straight line method.  The carrying amount and accumulated amortization of the core deposit intangible asset at December 31, 2010 was:

	Gross Carrying Amount	2010 Accumulated Amortization	2009 Accumulated Amortization
	(In thousands)

Core deposits	$812	$269	$156

United Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2010 and 2009

Amortization expense for the years ended December 31, 2010 and 2009, was $113,000 and $119,000, respectively.  Estimated amortization expense for each of the following four years through 2014 is $119,000 per year and is $67,000 in 2015.

Treasury Stock

Common shares repurchased are recorded at cost.  Cost of shares retired or reissued is determined using the weighted average cost.

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

Deferred income tax expense results from changes in deferred tax assets and liabilities between periods.  Deferred tax assets are reduced by a valuation allowance if based on the weight of evidence available it is more likely than not that some portion or all of a deferred tax asset will not be realized.

Uncertain tax positions are recognized if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination.  The term more likely than not means a likelihood of more than 50 percent; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any.  A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information.  The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances and information available at the reporting date and is subject to management’s judgment.  At December 31, 2010, the Company had no uncertain tax positions.

United Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2010 and 2009

The Company recognizes interest and penalties on income taxes as a component of income tax expense.

The Company files consolidated income tax returns with its subsidiary. With a few exceptions, the Company is no longer subject to the examination by tax authorities for years before 2007.

Deferred Compensation Plan

Directors have the option to defer all or a portion of fees for their services into a deferred stock compensation plan that invests in common shares of the Company.  Officers of the Company have the option to defer up to 50% of their annual incentive award into this plan.  The plan does not permit diversification and must be settled by the delivery of a fixed number of shares of the Company stock.  The stock held in the plan is included in equity as deferred shares and is accounted for in a manner similar to treasury stock.  Subsequent changes in the fair value of the Company’s stock are not recognized.  The deferred compensation obligation is also classified as an equity instrument and changes in the fair value of the amount owed to the participant are not recognized.

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

Treasury stock shares and unearned ESOP shares are not deemed outstanding for earnings per share calculations.

United Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2010 and 2009

Comprehensive Income

Comprehensive income consists of net income and other comprehensive income, net of applicable income taxes.  Other comprehensive income includes unrealized appreciation (depreciation) on available-for-sale securities and changes in the funded status of the defined benefit pension plan.

Advertising

Advertising costs are expensed as incurred.

Reclassifications

Certain reclassifications have been made to the 2009 financial statements to conform to the 2010 financial statement presentation.  These reclassifications had no effect on net income.

Note 2:	Restriction on Cash and Due From Banks

The Company is required to maintain reserve funds in cash and/or on deposit with the Federal Reserve Bank.  The reserve required at December 31, 2010 and 2009, was $6.0 million and $4.4 million, respectively.

United Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2010 and 2009

Note 3:	Securities

The amortized cost and approximate fair values, together with gross unrealized gains and losses of securities are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Approximate Fair Value
	(In thousands)
Available-for-sale Securities:
December 31, 2010:
U.S. government agencies	$61,908	$53	$(728)	$61,233
State and political subdivisions	25,008	315	(28)	25,295
Government sponsored entities mortgage-backed securities	9,105	509	––	9,614
Equity securities	4	9	––	13

	$96,025	$886	$(756)	$96,155

December 31, 2009:
U.S. government agencies	$57,664	$35	$(495)	$57,204
State and political subdivisions	26,000	421	(77)	26,344
Government sponsored entities mortgage-backed securities	12,466	567	(2)	13,031
Equity securities	4	2	––	6

	$96,134	$1,025	$(574)	$96,585

United Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2010 and 2009

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Approximate Fair Value
	(In thousands)
Held-to-maturity Securities:
December 31, 2010:
State and political subdivisions	$6,331	$179	$––	$6,510

December 31, 2009:
State and political subdivisions	$14,277	$391	$(25)	$14,643

The amortized cost and fair value of available-for-sale securities and held-to-maturity securities at December 31, 2010, by contractual maturity, are shown below.  Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties. Maturities for mortgage-backed securities are presented in the table below based on their projected maturities.

	Available-for-sale		Held-to-maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In thousands)

Within one year	$170	$171	$710	$715
One to five years	19,449	19,499	2,374	2,479
Five to ten years	29,444	30,013	3,247	3,316
After ten years	46,958	46,459	––	––

	96,021	96,142	6,331	6,510

Equity securities	4	13	––	––

Totals	$96,025	$96,155	$6,331	$6,510

The carrying value of securities pledged as collateral, to secure public deposits and for other purposes, was $66.4 million and $81.5 million at December 31, 2010 and 2009, respectively.

United Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2010 and 2009

Information with respect to sales of securities and resulting gross realized gains and losses was as follows:

	Year ended December 31,
	2010	2009
	(In thousands)

Proceeds from sales	$4,460	$5,999
Gross gains	104	154
Gross losses	(57)	––
Tax expense	16	52

During 2010 the Company sold one security for net proceeds of $971,000 with an amortized cost of $1.0 million resulting in a realized loss of $29,000 and is included in table above under gross losses.  This one security was classified on the books as held to maturity and was sold due to a credit quality downgrade of the municipality issuer.

Certain investments in debt securities are reported in the financial statements at an amount less than their historical cost.  The total fair value of these investments at December 31, 2010 and 2009, was $35.7 million and $47.8 million, which represented approximately 35% and 43%, respectively, of the Company’s available-for-sale and held-to-maturity investment portfolio.

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

United Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2010 and 2009

The following tables show the Company’s investments’ gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2010 and 2009:

December 31, 2010
	Less than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
(In thousands)

US Government agencies	$33,215	$(728)	$––	$––	$33,215	$(728)

State and political subdivisions	2,484	(28)	––	––	2,484	(28)

Total temporarily impaired securities	$35,699	$(756)	$––	$––	$35,699	$(756)

December 31, 2009
	Less than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
(In thousands)

US Government agencies	$40,699	$(495)	$––	$––	$40,699	$(495)
Government sponsored entities mortgage-backed securities	651	(2)	––	––	651	(2)
State and political subdivisions	4,037	(43)	2,450	(59)	6,487	(102)

Total temporarily impaired securities	$45,387	$(540)	$2,450	$(59)	$47,837	$(599)

United Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2010 and 2009

The unrealized losses on the Company’s investments in U.S. Government agency, mortgage-backed and municipal securities were caused primarily by interest rate changes.  The contractual terms of those investments do not permit the issuer to settle the securities at a price less than the amortized cost bases of the investments.  Because the Company does not intend to sell the investments and it is not more likely than not the Company will be required to sell the investments before recovery of their amortized cost bases, which may be maturity, the Company does not consider those investments to be other-than-temporarily impaired at December 31, 2010.

Note 4:	Loans and Allowance for Loan Losses

Categories of loans at December 31, include:

	2010	2009
	(In thousands)

Commercial loans	$32,153	$20,966
Commercial real estate	136,369	129,757
Residential real estate	63,378	62,128
Installment loans	46,877	44,875

Total gross loans	278,777	257,726

Less allowance for loan losses	(2,740)	(2,390)

Total loans	$276,037	$255,336

Activity in the allowance for loan losses for the years ended December 31, 2010 and 2009, was as follows:

	2010	2009
	(In thousands)

Balance, beginning of year	$2,390	$2,770
Provision charged to expense	1,816	1,325
Losses charged off	(1,770)	(1,930)
Recoveries	304	225

Balance, end of year	$2,740	$2,390

United Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2010 and 2009

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

Impaired loans totaled $4.7 million at December 31, 2009.  An allowance for loan losses of $984,000 related to impaired loans of $3.3 million at December 31, 2009.  At December 31, 2009, impaired loans of $1.4 million had no related allowance for loan losses.

Interest income of $121,000 was recognized on average impaired loans of $6.7 million for 2009.  Interest income was recognized on impaired loans on a cash basis during 2009.

At December 31, 2009, accruing loans delinquent 90 days or more (including impaired loans of $477,000 at December 31, 2009) totaled $971,000.  Non-accruing loans at December 31, 2009 (including impaired loans of $4.2 million) were $5.4 million.

Allowance for Loan Losses and Recorded Investment in Loans
For the Year Ended December 31, 2010

	Commercial	Commercial Real Estate	Installment	Residential	Unallocated	Total
(In thousands)
Allowance for loan losses:
Balance, beginning of year	$890	$999	$251	$100	$150	$2,390
Provision charged to expense	(110)	1,339	296	197	94	1,816
Losses charged off	(256)	(775)	(579)	(160)	––	(1,770)
Recoveries	37	3	261	3	––	304
Balance, end of year	$561	$1,566	$229	$140	$244	$2,740
Ending balance: individually evaluated for impairment	$486	$1,226	$––	$60	$––	$1,772
Ending balance: collectively evaluated for impairment	$75	$340	$229	$80	$244	$968

Loans:
Ending balance: individually evaluated for impairment	$1,184	$5,852	$––	$238	$––	$7,274
Ending balance: collectively evaluated for impairment	$30,969	$130,517	$46,877	$63,140	$––	$271,503

United Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2010 and 2009

The following tables show the portfolio quality indicators as of December 31, 2010:

Loan Class	Commercial	Commercial Real Estate	Residential	Installment
	(In thousands)

Pass Grade	$28,416	$122,795	$62,517	$46,877
Special Mention	134	1,141	623	––
Substandard	3,603	12,198	238	––
Doubtful	––	235	––	––

	$32,153	$136,369	$63,378	$46,877

Loan Portfolio Aging Analysis
As of December 31, 2010

	30-59 Days Past Due and Accruing	60-89 Days Past Due and Accruing	Greater Than 90 Days and Accruing	Non Accrual	Total Past Due and Non Accrual	Current	Total Loans Receivable
	(In thousands)
Commercial	$265	$201	$25	$300	$791	$31,362	$32,153
Commercial real estate	567	525	––	3,163	4,255	132,114	136,369
Installment	421	159	––	240	820	46,057	46,877
Residential	529	279	––	823	1,631	61,747	63,378

Total	$1,782	$1,164	$25	$4,526	$7,497	$271,280	$278,777

United Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2010 and 2009

Impaired Loans as of and for the
Year Ended December 31, 2010

	Recorded Balance	Unpaid Principal Balance	Specific Allowance	Average Investment in Impaired Loans	Interest Income Recognized
	(In thousands)
Loans without a specific valuation allowance:
Commercial	$518	$518	$––	$510	$22
Commercial real estate	1,186	1,186	––	1,172	45
Residential	77	77	––	69	4
	1,781	1,781	––	1,751	71
Loans with a specific valuation allowance:
Commercial	666	666	486	648	38
Commercial real estate	4,666	4,666	1,226	4,688	80
Residential	161	161	60	148	3
	5,493	5,493	1,772	5,484	121

Total:
Commercial	$1,184	$1,184	$486	$1,158	$60
Commercial Real Estate	$5,852	$5,852	$1,226	$5,860	$125
Residential	$238	$238	$60	$217	$7

Included in certain loan categories in the impaired loans are troubled debt restructurings that were classified as impaired.  At December 31, 2010, the Company had approximately $633,000 of commercial real estate loans that were modified in troubled debt restructurings and impaired.  In addition to these amounts, the Company had troubled debt restructurings that were performing in accordance with their modified terms of approximately $386,000 of commercial real estate loans.

United Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2010 and 2009

Note 5:	Premises and Equipment

Major classifications of premises and equipment, stated at cost, are as follows:

	2010	2009
	(In thousands)

Land, buildings and improvements	$11,941	$11,746
Leasehold improvements	264	264
Furniture and equipment	9,160	8,389
Computer software	1,822	1,465

	23,187	21,864
Less accumulated depreciation	(13,909)	(13,175)

Net premises and equipment	$9,278	$8,689

Note 6:	Loan Servicing

The Company has recognized servicing rights for residential mortgage loans sold with servicing retained.

Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets.  The unpaid principal balances of mortgage loans serviced for others was $24.6 million and $29.5 million at December 31, 2010 and 2009, respectively.  Contractually specified servicing fees, late fees and ancillary fees of approximately $69,000 and $78,000 are included in loan servicing fees in the income statement at December 31, 2010 and 2009, respectively.

Custodial escrow balances maintained in connection with the foregoing loan servicing were approximately $163,000 and $187,000 at December 31, 2010 and 2009, respectively.

Comparable market values and a valuation model that calculates the present value of future cash flows were used to estimate fair value of mortgage servicing rights.

United Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2010 and 2009

Activity in the balance of servicing assets was as follows:

	2010	2009
	(In thousands)

Carrying amount, beginning of year	$267	$394
Additions
Servicing obligations that result from transfers of financial assets	––	7

Subtractions
Impairment of servicing asset	(10)	(86)
Amortization	(42)	(48)

Carrying amount, end of year	$215	$267

The fair value of servicing rights subsequently measured using the amortization method was as follows:

Fair value, beginning of year	$267	$394
Fair value, end of year	$215	$267

Mortgage servicing rights are included in other assets on the consolidated balance sheets.

Note 7:	Interest-bearing Deposits

Interest-bearing deposits in denominations of $100,000 or more were $40.9 million at December 31, 2010 and $51.6 million at December 31, 2009.

At December 31, 2010, the scheduled maturities of time deposits are as follows:

Due during the year ending December 31,	(In thousands)

2011	$58,928
2012	41,557
2013	14,817
2014	5,694
2015	6,336
Thereafter	14,051

$141,383

United Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2010 and 2009

Note 8:	Borrowings

At December 31, advances from the Federal Home Loan Bank were as follows:

	2010	2009
	(In thousands)
Maturities February 2011 through August 2025, primarily at fixed rates ranging from 2.88% to 7.20%, averaging 3.84%	$43,450	$––
Maturities October 2010 through August 2025, primarily at fixed rates ranging from 2.88% to 7.20%, averaging 3.83%	––	49,128

	$43,450	$49,128

At December 31, 2010 required annual principal payments on Federal Home Loan Bank advances were as follows:

For the year ending December 31,	(In thousands)

2011	$10,542
2012	402
2013	5,386
2014	247
2015	187
Thereafter	26,686

$43,450

Additionally, as a member of the Federal Home Loan Bank system the Bank had the ability to obtain up to $2.5 million in additional borrowings based on securities pledged to the FHLB at both December 31, 2010 and 2009.  At December 31, 2010 and 2009, the Bank had approximately $98.0 million and $50.6 million, respectively, of one- to four-family residential real estate loans pledged as collateral for borrowings.  Also at December 31, 2010, the Company and the Bank have cash management lines of credit with various correspondent banks (excluding FHLB cash management lines of credit) enabling additional borrowings of up to $15.0 million.

Short-term borrowings include approximately $11.3 million and $10.0 million at December 31, 2010 and 2009, respectively, of securities sold under agreements to repurchase.  At December 31, 2010 and 2009, approximately $522,000 and $265,000, respectively, for treasury tax and loan obligations was included in short term borrowings.

United Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2010 and 2009

Securities sold under agreements to repurchase are financing arrangements whereby the Company sells securities and agrees to repurchase the identical securities at the maturities of the agreements at specified prices.  Physical control is maintained for all securities sold under repurchase agreements.  Information concerning securities sold under agreements to repurchase is summarized as follows:

	2010	2009
	(Dollars in thousands)

Balance outstanding at year end	$11,321	$10,012
Average daily balance during the year	$12,734	$10,999
Average interest rate during the year	0.21%	0.39%
Maximum month-end balance during the year	$14,931	$13,329
Weighted-average interest rate at year end	0.21%	0.39%

Securities with an approximate carrying value of $13.6 million and $13.3 million at December 31, 2010 and 2009, respectively, were pledged as collateral for repurchase borrowings.

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

Note 10:	Income Taxes

The provision for income taxes includes these components:

	2010	2009
	(In thousands)

Taxes currently payable	$584	$620
Deferred income taxes	(365)	(104)

Income tax expense	$219	$516

United Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2010 and 2009

A reconciliation of income tax expense at the statutory rate to the Company’s actual income tax expense is shown below:

	2010	2009
	(In thousands)

Computed at the statutory rate (34%)	$941	$1,163
Decrease resulting from
Tax exempt interest	(484)	(547)
Earnings on bank-owned life insurance - net	(144)	(113)
Other	(94)	13

Actual tax expense	$219	$516

The tax effects of temporary differences related to deferred taxes shown on the balance sheets were:

	2010	2009
	(In thousands)

Deferred tax assets
Allowance for loan losses	$488	$390
Stock based compensation	106	31
Allowance for losses on foreclosed real estate	148	115
Deferred compensation	563	503
Employee benefit expense	225	132
Intangible assets	51	32
Non-accrual loan interest	28	5
Alternative minimum taxes	344	345

Total deferred tax assets	1,953	1,553

Deferred tax liabilities
Depreciation	(143)	(170)
Deferred loan costs, net	(288)	(191)
Accretion	(22)	(34)
FHLB stock dividends	(583)	(583)
Mortgage servicing rights	(73)	(90)
Unrealized gains on securities available for sale	(43)	(152)

Total deferred tax liabilities	(1,152)	(1,220)

Net deferred tax asset	$801	$333

United Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2010 and 2009

Note 11:	Other Comprehensive Income (Loss)

Other comprehensive income (loss) components and related taxes were as follows:

	2010	2009
	(In thousands)

Unrealized gains (losses) on available-for-sale securities	$(247)	$602
Reclassification adjustment for realized gains on available-for-sale securities included in income	(76)	(154)
Change in unfunded status of defined benefit plan liability	(66)	320
Amortization of prior service cost included in net periodic pension cost	15	15
Amortization of net loss included in net periodic pension cost	71	106
Components of other comprehensive income (loss), before tax effect	(303)	889
Tax expense (benefit)	(103)	302

Other comprehensive income (loss)	$(200)	$587

The components of accumulated other comprehensive loss, included in stockholders’ equity, are as follows:

	2010	2009
	(In thousands)

Net unrealized gain on securities available-for-sale	$130	$451
Net unrealized loss for unfunded status of defined benefit plan liability	(1,200)	(1,220)

	(1,070)	(769)
Tax effect	363	262

Net-of-tax amount	$(707)	$(507)

United Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2010 and 2009

Note 12:	Regulatory Matters

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

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined).  Management believes, as of December 31, 2010, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 2010, the most recent notification from Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action.  To be categorized as well-capitalized, the Bank must maintain capital ratios as set forth in the table.  There are no conditions or events since that notification that management believes have changed the Bank’s category.

United Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2010 and 2009

The Company’s and Bank’s actual capital amounts and ratios are presented in the following table.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount		Ratio
	(Dollars in thousands)
As of December 31, 2010
Total Capital (to Risk-Weighted Assets)
Consolidated	$41,672	13.9%	$24,052	8.0%	$	N/A	N/A
Citizens	40,049	13.3	24,022	8.0		30,028	10.0%

Tier I Capital (to Risk-Weighted Assets)
Consolidated	$38,932	13.0%	$12,026	4.0%	$	N/A	N/A
Citizens	37,309	12.4	12,011	4.0		18,017	6.0%

Tier I Capital (to Average Assets)
Consolidated	$38,932	8.7%	$17,891	4.0%	$	N/A	N/A
Citizens	37,309	8.6	17,392	4.0		21,740	5.0%

As of December 31, 2009
Total Capital (to Risk-Weighted Assets)
Consolidated	$41,425	14.4%	$22,938	8.0%	$	N/A	N/A
Citizens	38,856	13.5	22,954	8.0		28,693	10.0%

Tier I Capital (to Risk-Weighted Assets)
Consolidated	$39,035	13.6%	$11,469	4.0%	$	N/A	N/A
Citizens	36,465	12.7	11,477	4.0		17,216	6.0%

Tier I Capital (to Average Assets)
Consolidated	$39,035	8.7%	$17,996	4.0%	$	N/A	N/A
Citizens	36,465	8.1	18,076	4.0		22,595	5.0%

United Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2010 and 2009

Note 13:	Related Party Transactions

At December 31, 2010 and 2009, the Bank had loans outstanding to executive officers, directors, significant stockholders and their affiliates (related parties).  In management’s opinion, such loans and other extensions of credit and deposits were made in the ordinary course of business and were made on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons.  Further, in management’s opinion, these loans did not involve more than normal risk of collectibility or present other unfavorable features.  Such loans are summarized below.

	2010	2009
	(In thousands)

Aggregate balance – January 1	$9,450	$10,602
New loans	1,216	399
Repayments	(1,820)	(1,551)

Aggregate balance – December 31	$8,846	$9,450

Deposits from related parties held by the Bank at December 31, 2010 and 2009, totaled $1.0 million and $1.9 million, respectively.

Note 14:	Benefit Plans

Pension and Other Postretirement Benefit Plans

The Company has a noncontributory defined benefit pension plan covering all employees who meet the eligibility requirements.  The Company’s funding policy is to make the minimum annual contribution that is required by applicable regulations, plus such amounts as the Company may determine to be appropriate from time to time.  The Company expects to contribute $250,000 to the plan in 2011.

United Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2010 and 2009

The Company uses a December 31 measurement date for the plan.  Information about the plan’s funded status and pension cost follows:

	Pension Benefits
	2010	2009
	(In thousands)
Change in benefit obligation
Beginning of year	$(3,133)	$(2,838)
Service cost	(266)	(249)
Interest cost	(180)	(165)
Actuarial gain (loss)	(182)	5
Benefits paid	449	114

End of year	(3,312)	(3,133)

Change in fair value of plan assets
Beginning of year	2,669	1,917
Actual return on plan assets	349	466
Employer contribution	400	400
Benefits paid	(449)	(114)

End of year	2,969	2,669

Funded status at end of year	$(343)	$(464)

Amounts recognized in accumulated other comprehensive loss not yet recognized as components of net periodic benefit cost consist of:

	Pension Benefits
	2010	2009
	(In thousands)

Unamortized net loss	$1,155	$1,159
Unamortized prior service cost	45	61

	$1,200	$1,220

The estimated net loss and prior service cost for the defined benefit pension plan that will be amortized from accumulated other comprehensive income into net periodic benefit cost over the next fiscal year is approximately $81,000.

The accumulated benefit obligation for the defined benefit pension plan was $2.4 million and $2.3 million at December 31, 2010 and 2009, respectively.

United Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2010 and 2009

Information for the pension plan with respect to accumulated benefit obligation and plan assets is as follows:

	December 31,
	2010	2009
	(In thousands)

Projected benefit obligation	$3,312	$3,133
Accumulated benefit obligation	$2,366	$2,278
Fair value of plan assets	$2,969	$2,669

	December 31,
	2010	2009
	(In thousands)

Components of net periodic benefit cost
Service cost	$266	$249
Interest cost	180	165
Expected return on plan assets	(234)	(151)
Amortization of prior service cost	15	15
Amortization of net loss	71	106

Net periodic benefit cost	$298	$384

Significant assumptions include:

	Pension Benefits
	2010	2009

Weighted-average assumptions used to determine benefit obligation:
Discount rate	5.54%	5.96%
Rate of compensation increase	3.00%	3.00%

Weighted-average assumptions used to determine benefit cost:
Discount rate	5.96%	5.87%
Expected return on plan assets	8.00%	8.00%
Rate of compensation increase	3.00%	4.50%

United Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2010 and 2009

The Company has estimated the long-term rate of return on plan assets based primarily on historical returns on plan assets, adjusted for changes in target portfolio allocations and recent changes in long-term interest rates based on publicly available information.  The long-term rate of return did not change from 2009 to 2010.

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid as of December 31, 2010:

Pension Benefits
(In thousands)

2011	$390
2012	174
2013	141
2014	162
2015	124
2016-2019	1,914

Total	$2,905

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

The asset allocation strategy of the plan is designed to allow flexibility in the determination of the appropriate investment allocations between equity and fixed income investments.  This strategy is designed to help achieve the actuarial long term rate on plan assets of 8%.  The target asset allocation percentages for both 2010 and 2009 are as follows:

Large-Cap stocks	Not to exceed 60%
SMID-Cap stocks	Not to exceed 20%
International equity securities	Not to exceed 15%
Fixed income investments	Not to exceed 40%
Alternative investments	Not to exceed 20%

United Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2010 and 2009

At December 31, 2010 and 2009, the fair value of plan assets as a percentage of the total was invested in the following:

	December 31,
	2010	2009

Equity securities	74.9%	75.7%
Debt securities	24.0	23.5
Cash and cash equivalents	1.1	0.8

	100.0%	100.0%

Pension Plan Assets

Following is a description of the valuation methodologies used for pension plan assets measured at fair value on a recurring basis, as well as the general classification of pension plan assets pursuant to the valuation hierarchy.

Where quoted market prices are available in an active market, plan assets are classified within Level 1 of the valuation hierarchy.  Level 1 plan assets include investments in mutual funds that involve equity, bond and money market investments.  All of the Plan’s assets are classified as Level 1. If quoted market prices are not available, then fair values are estimated by using pricing models, quoted prices of plan assets with similar characteristics or discounted cash flows.    In certain cases where Level 1 or Level 2 inputs are not available, plan assets are classified within Level 3 of the hierarchy. At December 31, 2010 and 2009, the Plan did not contain Level 2 or Level 3 investments.

United Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2010 and 2009

The fair values of Company’s pension plan assets at December 31, by asset category are as follows:

December 31, 2010
		Fair Value Measurements Using
Asset Category	Total Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In thousands)

Mutual money market	$32	$32	$––	$––
Mutual funds – equities
International	209	209	––	––
Real estate	30	30	––	––
Large Cap	1,157	1,157	––	––
Small and Mid Cap	799	799	––	––
Commodities	30	30
Mutual funds – fixed income
Core bond	593	593	––	––
High yield corporate	119	119	––	––

Total	$2,969	$2,969	$––	$––

December 31, 2009
		Fair Value Measurements Using
Asset Category	Total Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In thousands)

Mutual money market	$21	$21	$––	$––
Mutual funds – equities
International	212	212	––	––
Real estate	28	28	––	––
Large cap	1,045	1,045	––	––
Small and Mid Cap	734	734
Mutual funds – fixed income
Core bond	545	545	––	––
High yield corporate	84	84	––	––

Total	$2,669	$2,669	$––	$––

United Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2010 and 2009

Employee Stock Ownership Plan

The Company has an Employee Stock Ownership Plan (“ESOP”) with an integrated 401(k) plan covering substantially all employees of the Company.  The ESOP acquired 354,551 shares of Company common stock at $9.64 per share in 2005 with funds provided by a loan from the Company.  Accordingly, $3.4 million of common stock acquired by the ESOP was shown as a reduction of stockholders’ equity.  Shares are released to participants proportionately as the loan is repaid.  Dividends on allocated shares are recorded as dividends and charged to retained earnings.  Compensation expense is recorded equal to the fair market value of the stock when contributions, which are determined annually by the Board of Directors of the Company, are made to the ESOP.  The Company’s 401(k) matching percentage was 50% of the employees’ first 6% of contributions for 2010 and 2009.

ESOP and 401(k) expense for the years ended December 31, 2010 and 2009 was approximately

$200,000 and $192,000, respectively.

Share information for the ESOP is as follows at December 31, 2010 and 2009:

	2010	2009

Allocated shares at beginning of the year	87,201	64,750
Shares released for allocation during the year	23,639	23,639
Shares distributed due to retirement/diversification	(869)	(1,188)
Unearned shares	236,357	259,996

Total ESOP shares	346,328	347,197

Fair value of unearned shares at December 31	$2,059,000	$2,218,000

At December 31, 2010, the fair value of the 109,971 allocated shares held by the ESOP was approximately $958,000.

United Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2010 and 2009

Note 15:	Stock Option and Restricted Stock Plans

The Company’s Employee Share Option Plan (the “1996 Plan”), which was stockholder approved, permitted the grant of share options to its employees.  During 2008, the Company’s stockholders authorized the adoption of the United Bancorp, Inc. 2008 Stock Incentive Plan (the “2008 Plan”).  No more than 500,000 shares of the Company’s common stock may be issued under the 2008 Plan.  The shares that may be issued may be authorized but unissued shares or treasury shares. The 2008 Plan permits the grant of incentive awards in the form of options, stock appreciation rights, restricted share and share unit awards, and performance share awards. The 2008 Plan contains annual limits on certain types of awards to individual participants.  In any calendar year, no participant may be granted awards covering more than 25,000 shares.

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

The fair value of each option award was estimated on the date of grant using the Black-Scholes option valuation model.  There were no stock options granted in 2010 and 2009.

A summary of option activity under the Plan as of December 31, 2010, and changes during the year then ended, is presented below:

2010
	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value

Outstanding, beginning of year	53,714	$10.34
Granted	––	––
Exercised	––	––
Forfeited or expired	––	––

Outstanding, end of year	53,714	$10.34	4.2	$––

Exercisable, end of year	––	$––	––	$––

United Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2010 and 2009

A summary of the status of the Company’s nonvested restricted shares as of December 31, 2010, and changes during the year then ended, is presented below:

	Shares	Weighted- Average Grant-Date Fair Value

Nonvested, beginning of year	180,000	$8.35
Granted	––	––
Vested	––	––
Forfeited	––	––
Nonvested, end of year	180,000	$8.35

Total compensation cost recognized in the income statement for share-based payment arrangements during the years ended December 31, 2010 and 2009 was $220,000 and $79,000, respectively.  The recognized tax benefits related thereto were $75,000 and $27,000, for the years ended December 31, 2010 and 2009, respectively.

As of December 31, 2010 and 2009, there was $1.2 million and $1.5 million, respectively, of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the Plan.  That cost is expected to be recognized over a weighted-average period of 7.9 years.

United Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2010 and 2009

Note 16:	Earnings Per Share

Earnings per share (EPS) were computed as follows:

	Year Ended December 31, 2010
	Net Income	Weighted- Average Shares	Per Share Amount
	(In thousands)

Net income	$2,547

Dividends on non-vested restricted stock	(101)

Net income allocated to stockholders	2,446

Basic earnings per share
Income available to common stockholders		4,690,458	$0.52

Effect of dilutive securities
Restricted stock awards		27,192

Diluted earnings per share
Income available to common stockholders and assumed conversions	$2,446	$4,717,650	$0.52

Options to purchase 53,714 shares of common stock at an average exercise price of $10.34 per share were outstanding at December 31, 2010, but were not included in the computation of diluted earnings per share because the options’ exercise price was greater than the average market price of the common shares.

United Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2010 and 2009

	Year Ended December 31, 2009
	Net Income	Weighted- Average Shares	Per Share Amount
	(In thousands)

Net income	$2,905

Dividends on non-vested restricted stock	(50)

Net income allocated to stockholders	2,855

Basic earnings per share
Income available to common stockholders		4,631,066	$0.62

Effect of dilutive securities
Restricted stock awards		68

Diluted earnings per share
Income available to common stockholders and assumed conversions	$2,855	$4,631,134	$0.62

Options to purchase 53,714 shares of common stock at an average exercise price of $10.34 per share were outstanding at December 31, 2009, but were not included in the computation of diluted earnings per share because the options’ exercise price was greater than the average market price of the common shares.

United Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2010 and 2009

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

Following is a description of the valuation methodologies used for assets measured at fair value on a recurring basis and recognized in the accompanying balance sheets, as well as the general classification of such assets pursuant to the valuation hierarchy.

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

United Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2010 and 2009

The following tables present the fair value measurements of assets recognized in the accompanying balance sheets measured at fair value on a recurring basis and the level within the fair value hierarchy in which the fair value measurements fall at December 31, 2010 and 2009:

		December 31, 2010 Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In thousands)
U.S government agencies	$61,233	$––	$61,233	$––

State and political subdivisions	25,295	––	25,295	––

Government sponsored entities mortgage-backed securities	9,614	––	9,614	––

Equity securities	13	13	––	––

		December 31, 2009 Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In thousands)
U.S government agencies	$57,204	$––	$57,204	$––

State and political subdivisions	26,344	––	26,344	––

Government sponsored entities mortgage-backed securities	13,031	––	13,031	––

Equity securities	6	6	––	––

Following is a description of the valuation methodologies used for instruments measured at fair value on a non-recurring basis and recognized in the accompanying balance sheets, as well as the general classification of such instruments pursuant to the valuation hierarchy.

Impaired Loans (Collateral Dependent)

Impaired loans consisted primarily of loans secured by nonresidential real estate.  Management has determined fair value measurements on impaired loans primarily through evaluations of appraisals performed.

United Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2010 and 2009

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

The following tables present the fair value measurements of assets recognized in the accompanying balance sheets measured at fair value on a non-recurring basis and the level within the fair value hierarchy in which the fair value measurements fall at December 31, 2010 and 2009:

		December 31, 2010 Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In thousands)
Impaired loans	$3,595	$––	$––	$3,595
Mortgage servicing rights	215	––	––	215
Foreclosed assets held for sale	238	––	––	238

		December 31, 2009 Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In thousands)
Impaired loans	$667	$––	$––	$667
Mortgage servicing rights	267	––	––	267
Foreclosed assets held for sale	1,002	––	––	1,002

United Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2010 and 2009

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

	December 31, 2010		December 31, 2009
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(In thousands)

Financial assets
Cash and cash equivalents	$10,935	$10,935	$31,271	$31,271
Certificates of deposit in other financial institutions	2,564	2,564	17,575	17,575
Available-for-sale securities	96,155	96,155	96,585	96,585
Held-to-maturity securities	6,331	6,510	14,277	14,643
Loans, net of allowance for loan losses	276,037	276,699	255,336	248,918
Federal Home Loan Bank stock	4,810	4,810	4,810	4,810
Accrued interest receivable	1,441	1,441	2,218	2,218

Financial liabilities
Deposits	325,446	308,387	344,543	325,179
Short-term borrowings	11,843	11,829	10,277	10,264
Federal Home Loan Bank advances	43,450	45,316	49,128	49,540
Subordinated debentures	4,000	3,412	4,000	3,093
Interest payable	337	337	398	398

The following methods and assumptions were used to estimate the fair value of each class of financial instruments not previously discussed.

Cash and Cash Equivalents, Federal Home Loan Bank Stock, Accrued Interest Receivable and Certificates of Deposit in Other Financial Institutions

The carrying amount approximates fair value.

Held-to-Maturity Securities

Fair value is based on quoted market prices if available.  If a quoted market price is not available fair value is estimated using quoted market prices for similar securities.

United Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2010 and 2009

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

Short-term Borrowings, Subordinated Debentures and Federal Home Loan Bank Advances

Rates currently available to the Company for debt with similar terms and remaining maturities are used to estimate the fair value of existing debt.

Interest Payable

The carrying amount approximates fair value.

Commitments to Originate Loans, Letters of Credit and Lines of Credit

The fair value of commitments to originate loans is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties.  For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates.  The fair values of letters of credit and lines of credit are based on fees currently charged for similar agreements or on the estimated cost to terminate or otherwise settle the obligations with the counterparties at the reporting date.  Fair values of commitments were not material at December 31, 2010 and 2009.

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

United Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2010 and 2009

Note 19:	Commitments and Credit Risk

At December 31, 2010 and 2009, total commercial and commercial real estate loans made up 60.5% and 58.5%, respectively, of the loan portfolio.  Installment loans account for 16.8% and 17.4%, respectively, of the loan portfolio.  Real estate loans comprise 22.7% and 24.1% of the loan portfolio as of December 31, 2010 and 2009, respectively, and primarily include first mortgage loans on residential properties and home equity lines of credit.

Included in cash and due from banks as of December 31, 2010 and 2009, is $5.1 million and $4.3 million, respectively, of deposits with the Federal Reserve Bank of Cleveland.

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

At December 31, 2010 and 2009, the Company had outstanding commitments to originate variable rate loans aggregating approximately $7.6 million and $3.0 million, respectively.  The commitments extended over varying periods of time with the majority being disbursed within a one-year period.

Mortgage loans in the process of origination represent amounts that the Company plans to fund within a normal period of 60 to 90 days, some of which are intended for sale to investors in the secondary market.  Total mortgage loans in the process of origination which are intended for sale amounted to approximately $1.6 million and $138,000 at December 31, 2010 and 2009, respectively.  The Company had commitments to sell loans in the same amounts at December 31, 2010 and 2009.

United Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2010 and 2009

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

The Company had total outstanding standby letters of credit amounting to $897,000 and $676,000, at December 31, 2010 and 2009, respectively, with terms not exceeding nine months.  At both December 31, 2010 and 2009, the Company had no deferred revenue under standby letter of credit agreements.

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

At December 31, 2010, the Company had granted unused lines of credit to borrowers aggregating approximately $12.9 million and $29.2 million for commercial lines and open-end consumer lines, respectively.  At December 31, 2009, the Company had granted unused lines of credit to borrowers aggregating approximately $23.5 million and $31.3 million for commercial lines and open-end consumer lines, respectively.

United Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2010 and 2009

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

At December 31, 2010, the Company held approximately $136.4 million in loans secured by commercial real estate and distributed within three distinct geographic areas in which the Company operates.  Due to national, state and local economic conditions, values for commercial and development real estate have declined significantly and the market for these properties is depressed.

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

Note 20:	Recent Accounting Pronouncements

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

United Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2010 and 2009

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

FASB Accounting Standards Update (ASU) 2010-06 on Fair Value Measurements and Disclosures (Topic 820), issued in January 2010, concerns improved disclosures about fair value measurements.  The guidance requires the separate reporting of significant transfers in and out of Level 1 and Level 2 fair value measurements and the reasons for the transfers.  The guidance also requires separate disclosure about purchases, sales, issuances and settlements in the activity in Level 3.  The guidance is effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances and settlements in the roll-forward of activity in Level 3 fair value measurements.  Those disclosures are effective for fiscal years beginning after December 15, 2010 (January 1, 2011 for the Company), and for interim periods within those fiscal years.  The Company adopted the guidance in ASU 2010-06 effective January 1, 2010, as required, without material effect on the Company’s financial condition or results of operations.

FASB Accounting Standards Update (ASU) 2010-20 “Receivables: Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses” (Topic 310), issued on July 21, 2010, concerns improved disclosures regarding the credit quality in a financial institution’s loan portfolio.  The guidance requires additional disaggregation of the credit portfolio by portfolio segment and class of receivable, a revised roll forward of the allowance for credit losses, presentation of the credit portfolio by credit quality indicators, an aging schedule of past due receivables, disclosure of troubled debt restructurings and purchases and sales of receivables by portfolio segment.   The period-end disclosures are effective for periods ending on or after December 15, 2010 (December 31, 2010 for the Company).  The activity disclosures were to be effective for periods beginning on or after December 15, 2010 (January 1, 2011 for the Company).  FASB ASU 2011-01 has moved the effective date for disclosures regarding troubled debt restructurings (“TDRs”) to periods ending on or after June 15, 2011 (June 30, 2011 for the Company).  The Company adopted FASB ASU 2010-20 effective December 31, 2010 and the disclosures required by FASB ASU 2010-20 are included in Note 4.  The adoption of FASB ASU 2010-20 as amended by FASB ASU 2011-01 is not expected to have a material effect on the Company’s financial condition or results of operations.

United Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2010 and 2009

Note 21:	Condensed Financial Information (Parent Company Only)

Presented below is condensed financial information as to financial position, results of operations and cash flows of the Company:

Condensed Balance Sheets

	December 31,
	2010	2009
	(In thousands)
Assets
Cash and cash equivalents	$1,812	$1,426
Investment in the Bank	37,958	37,446
Corporate owned life insurance	272	263
Other assets	1,129	559

Total assets	$41,171	$39,694

Liabilities and Stockholders’ Equity
Subordinated debentures	$4,000	$4,000
Other liabilities	1,590	483
Stockholders’ equity	35,581	35,211

Total liabilities and stockholders’ equity	$41,171	$39,694

United Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2010 and 2009

Condensed Statements of Income

	Years Ended December 31,
	2010	2009
	(In thousands)

Operating Income
Dividends from subsidiary	$3,154	$4,075
Interest and dividend income from securities and federal funds	10	6

Total operating income	3,164	4,081

General, Administrative and Other Expenses	1,907	1,893

Income Before Income Taxes and Equity in Undistributed Income of Subsidiary	1,257	2,188

Income Tax Benefits	563	648

Income Before Equity in Undistributed Income of Subsidiary	1,820	2,836

Equity in Undistributed Income of Subsidiary	727	69

Net Income	$2,547	$2,905

United Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2010 and 2009

Condensed Statements of Cash Flows

	Years Ended December 31,
	2010	2009
	(In thousands)

Operating Activities
Net income	$2,547	$2,905
Items not requiring (providing) cash
Depreciation and amortization	12	12
Equity in undistributed income of subsidiary	(727)	(69)
Amortization of ESOP and share-based compensation plans	421	271
Net change in other assets and other liabilities	531	(362)

Net cash provided by operating activities	2,784	2,757

Financing Activities
Dividends paid to stockholders	(2,960)	(2,872)
Proceeds from purchases of common stock by the dividend reinvestment plan	458	331
Treasury stock purchased	––	(86)
Shares purchased for deferred compensation plan	104	171

Net cash used in financing activities	(2,398)	(2,456)

Net Change in Cash and Cash Equivalents	386	301

Cash and Cash Equivalents at Beginning of Year	1,426	1,125

Cash and Cash Equivalents at End of Year	$1,812	$1,426

United Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2010 and 2009

Note 22:	Quarterly Financial Data (Unaudited)

The following table summarizes the Company’s quarterly results of operations for the years ended December 31, 2010 and 2009.

	Three Months Ended
2010:	March 31,	June 30,	September 30,	December 31,
	(In thousands, except per share data)

Total interest income	$5,530	$5,513	$5,403	$5,221
Total interest expense	1,804	1,715	1,582	1,379

Net interest income	3,726	3,798	3,821	3,842

Provision for loan losses	360	370	321	765
Other income	776	859	849	786
Gain on sale of securities - net	-	-	47	-
General, administrative and other expense	3,371	3,471	3,687	3,393

Income before income taxes	771	816	709	470
Federal income taxes	88	115	(1)	17

Net income	$683	$701	$710	$453

Earnings per share
Basic	$0.14	$0.14	$0.15	$0.09

Diluted	$0.14	$0.14	$0.15	$0.09

United Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2010 and 2009

	Three Months Ended
2009:	March 31,	June 30,	September 30,	December 31,
	(In thousands, except per share data)

Total interest income	$5,913	$5,861	$5,841	$5,740
Total interest expense	2,074	2,027	2,011	1,953

Net interest income	3,839	3,834	3,830	3,787

Provision for loan losses	324	334	338	329
Other income	789	788	828	736
Gain on sale of available-for-sale securities - net	––	25	––	129
General, administrative and other expense	3,309	3,567	3,420	3,543

Income before income taxes	995	746	900	780
Federal income taxes	194	74	143	105

Net income	$801	$672	$757	$675

Earnings per share
Basic	$0.17	$0.15	$0.16	$0.14

Diluted	$0.17	$0.15	$0.16	$0.14