Form 10-K, Exhibit 13
period 2011-12-31
UNITED BANCORP INC /OH/
filed 2012-03-23
CIK 731653

ANNUAL REPORT 2011

UNITED BANCORP INC.

Martins Ferry, OH

UNITED BANCORP INC. 2011 ANNUAL REPORT

Focus On…50 Years in Banking for Ohio’s Jim Everson

Former Ohio Banker’s League Chairman James W. Everson recently celebrated his 50th anniversary in banking. Everson, chairman, president and chief executive officer of United Bancorp, Inc., Martins Ferry, began his banking career in 1959 at The Citizens Savings Bank of Martins Ferry as a student intern.

Upon graduation from The Ohio State University in 1961 with a Bachelor of Science Degree in Business Administration majoring in Commercial Banking and the completion of his active service with The Ohio Air National Guard, on Nov. 1, 1961 he returned to the bank which had assets of less than $10 million and one location at the corner of Fourth and Walnut Street in Martins Ferry. As a management trainee, he began as a bank teller and advanced through each department of the bank, being appointed its fourth president and CEO in January of 1973. Today he continues to serve as the bank’s chairman. Scott A. Everson, Jim’s son, was appointed president and CEO of The Citizens Savings Bank on Nov. 1, 2004.

Under Everson’s management – and that of his son Scott – The Citizens Savings Bank and its holding company United Bancorp, grew from a $17 million bank in 1973 to a $416 million bank with operations in several counties. Through its single bank charter now with its twenty banking offices and an operations center, The Citizens Saving Bank through its Community Bank Division serves Athens, Fairfield and Hocking counties and through its Citizens Bank Division serves Belmont, Carroll, Harrison, Jefferson and Tuscarawas counties. United Bancorp, Inc. is a part of the Russell Microcap Index and trades on The NASDAQ Capital Market tier of the NASDAQ Stock Market.

OBL President & CEO Mike Van Buskirk commented, “Jim Everson was one of Ohio’s very first community banking leaders to move to online banking. He’s long been a visionary understanding the implications of emerging technology and putting it to work for his customers.”

In his community, Everson is a life member of The First Presbyterian Church, Martins Ferry where he is an elder having served several terms on its session and the board of deacons. He was recognized in 1981 as “Citizens of the Year” by the Martins Ferry Chamber of Commerce, received a 30 year service award as director of the Belmont County Auto Club, is a 45 year member of the Salvation Army Board, and a past president of the former Martins Ferry Kiwanis Club. Everson was recognized by the Belmont County Legal Bar Association with their prestigious Liberty Bell Award for his community service. He has served as an instructor with the American Institute of Banking, a member of The State of Ohio Banking Commission and served on The Small Bank Council of The Cleveland Federal Reserve Bank. Jim and Marlene, his wife of 48 years, reside in Naples, Florida and St. Clairsville, Ohio and are the parents of four children with ten grandchildren.

The board of directors of The Citizens Savings Bank recently recognized Jim Everson for his 50 years of service to the Bank. To mark the occasion, Everson was presented with a plaque commemoration his 50th anniversary which will be displayed in the bank lobby.

Decade of Progress

Unaudited

	2001	2002	2003	2004	2005	2006	2007	2008	2009	2010	2011

Interest and dividend income	$24,595,769	$22,095,682	$20,720,464	$20,506,914	$22,181,071	$25,279,212	$26,603,043	$25,715,309	$23,354,885	$21,667,356	$20,211,170
Interest expense	12,348,548	9,328,867	7,837,463	7,538,572	9,146,249	12,837,256	14,517,591	10,251,384	8,064,768	6,480,008	4,707,077
Net interest income	12,247,221	12,766,815	12,883,001	12,968,342	13,034,822	12,441,956	12,085,452	15,463,925	15,290,117	15,187,348	15,504,093
Provision for loan losses	780,000	630,000	540,000	618,000	412,000	1,384,261	993,505	1,188,270	1,325,052	1,816,012	1,968,021
Net interest income after provision for loan losses	11,467,221	12,136,815	12,343,001	12,350,342	12,622,822	11,057,695	11,091,947	14,275,655	13,965,065	13,371,336	13,536,072
Noninterest income, including security gains/(losses)	1,606,046	2,059,173	2,611,566	2,199,020	2,341,826	2,297,373	3,079,567	3,066,769	3,295,030	3,317,126	3,512,340
Noninterest expense	9,382,984	9,989,172	10,415,947	10,452,666	10,763,473	11,046,170	11,252,758	12,627,590	13,838,651	13,921,806	13,103,041
Income before income taxes	3,690,283	4,206,816	4,538,620	4,096,696	4,201,175	2,308,898	2,918,755	4,714,834	3,421,444	2,766,656	3,945,371
Income tax expense	934,696	986,653	899,229	863,799	908,647	240,891	333,926	955,700	516,524	219,289	854,447
Net income	$2,755,587	$3,220,163	$3,639,391	$3,232,897	$3,292,528	$2,068,007	$2,584,829	$3,759,134	$2,904,920	$2,547,367	$3,090,924

Total assets	$341,317,195	$361,711,069	$385,522,969	$397,521,584	$411,932,779	$421,653,341	$451,370,187	$441,804,491	$445,970,296	$423,434,966	$415,566,563
Deposits	283,375,923	300,201,533	304,525,997	300,629,543	306,914,758	330,005,480	330,488,711	347,044,549	344,542,900	325,445,596	328,540,953
Shareholders’ equity	30,474,195	32,154,862	32,514,459	32,824,111	32,479,697	32,580,485	33,885,779	33,904,759	35,211,133	35,580,582	36,181,269
Loans receivable, net	180,460,538	184,916,798	195,765,090	212,451,448	229,106,682	229,171,793	232,196,753	235,448,307	255,335,658	276,036,674	281,526,111
Allowance for loan losses	2,879,065	2,971,116	2,843,484	2,995,422	2,904,447	2,345,419	2,447,254	2,770,360	2,390,015	2,739,736	2,921,067
Net charge-offs	691,068	537,949	667,632	466,062	502,833	1,936,046	891,648	865,000	1,705,000	1,466,000	1,785,689
Full time employees (average equivalents)	130	130	133	135	132	132	123	142	136	146	133
Banking locations	Seventeen	Seventeen	Seventeen	Seventeen	Seventeen	Seventeen	Seventeen	Twenty	Twenty	Twenty	Twenty

Earnings per common share - Basic	$0.56	$0.67	$0.76	$0.69	$0.71	$0.45	$0.57	$0.82	$0.62	$0.52	$0.63
Earnings per common share - Diluted	0.56	0.67	0.76	0.69	0.71	0.45	0.57	0.82	0.62	0.52	0.62
Dividends per share	0.32	0.33	0.35	0.39	0.43	0.48	0.52	0.54	0.56	0.56	0.56
Book value per share	6.23	6.72	7.67	7.09	7.00	7.73	7.41	7.35	7.53	7.52	7.57
Market value range per share	5.95-8.93	7.82-9.54	8.96-13.60	9.43-13.56	9.10-12.69	9.36-11.36	9.78-11.39	7.41-10.85	7.00-9.49	7.70-9.90	7.56-9.03

Cash dividends paid	$1,590,220	$1,647,670	$1,717,838	$1,878,788	$2,114,723	$2,415,741	$2,435,317	$2,707,438	$2,871,801	$2,959,658	$2,988,155
Return on average assets (ROA)	0.82%	0.94%	0.97%	0.83%	0.82%	0.50%	0.60%	0.86%	0.63%	0.57%	0.73%
Return on average equity (ROE)	9.13%	10.34%	11.40%	9.91%	10.01%	6.49%	8.12%	11.33%	7.56%	7.05%	8.53%

our
mission

United Bancorp, Inc. is a nationally traded Bank holding company whose mission is to continue earning the respect....

—	Of its shareholders, through continued growth in shareholder value by sustaining profitability and acquiring well managed and capitalized businesses in the financial services industry;

—	Of its customers, through reaching out with the technology they want and offering the financial products and services they need;

—	Of its communities, through support of civic activities that make our communities better places to live and work;

—	Of its team members, through training development and career growth opportunities in a comfortable environment with modern equipment;

—	Of its affiliates, through providing data processing, item processing, accounting, human resource and management support;

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

A Letter from the Chairman, President and CEO

To the shareholders of United Bancorp, Inc….

It is amazing how quickly time flies when one is having fun. It hardly seems possible that fifty years have passed since I began my banking career at The Citizens Savings Bank. Needless to say, our board’s recognition of this momentous event in my life at our November meeting was a complete and pleasant surprise that allowed for many emotions for me. It is not often that I have been brought to tears, but that evening brought tears of joy, just knowing that someone remembered; tears of sadness, knowing that all good things must come to an end; and tears of happiness, knowing that we are in good hands and our future is secure. Fifty years of one’s life is a long time and I am extremely grateful that I was given an opportunity that allowed my tenure in banking to be with the same employer for my entire career. As they say, all good things must come to an end and, God willing, my wonderful career with my one, and only, employer will be concluding in April 2014.

Our Management Team is excited to present within this Annual Report our positive financial results for 2011. We are extremely pleased and proud of the fact that we met our mid-year announced earnings projection. Throughout this past year, our focus has been to maintain a balance in managing our asset size and our asset quality. While doing this dual responsibility, we were able to prudently provide a sufficient provision to our reserve for loan losses, retain earnings sufficient to maintain our regulatory “Well Capitalized” Status and maintain our liberal dividend payment policy which greatly rewards us all. As government imposed regulations from the Dodd-Frank Act are more fully implemented, we shall continue to experience regulatory requirements that may result in a decrease in customer service fees. In anticipation of this ongoing challenge, a variety of cost savings initiatives were implemented during our second and third quarters which should provide future benefit. As we move forward, we anticipate that these cost savings initiatives will continue to have a positive impact on future earnings and will help offset some of the potential decline in fee income.

We have effectively maintained our net interest margin, the primary driver of our earnings, during these very challenging economic times. For the third straight year, monetary rates have effectively been zero and long term rates, once again, have begun to swing downward. We have expanded our margin by attracting lower cost deposit balances to our offices as we begin to see an inflow of funds from energy related lease payment activities in our market areas, while reducing higher cost funding such as Federal Home Loan Bank advances and more costly term deposits. We continue to focus intently on managing our margin by restructuring our balance sheet by shifting out of lower yielding security investments into higher yielding loan relationships. This strategic focus enabled us to increase our average outstanding loans by over $10 million in 2011. With the Federal Reserve’s present control on interest rates, it would be easy for us to over-pay on deposits and add growth to our assets at the risk of capital adequacy and future earnings. Quite simply, this goes against our organizational philosophy and is contrary to our long term vision. Our action plan to meet the present challenge of lowering interest rates and a compressing margin is to continue our growth of quality loans within the markets that we serve and to which we are strongly committed. To make this plan a reality, we have recently added new key Team Members in each of our markets to further promote all of our lending services, both commercial and consumer. This commitment to building a quality and high performing team will help to ensure that we continue to execute our plan of building a higher level of quality loans!

A Letter from the Chairman, President and CEO - Continued

We began 2011 with our new era in technology as a result of the complete upgrading of our core operating systems, allowing for the timely implementation of many cost saving initiatives and process improvements. These initiatives and improvements included the outsourcing of customer statement production and the implementation of transactional item image Capture, Correct and Balance at each of our banking centers. The latter of these undertakings realizes ongoing cost savings by eliminating the overhead of equipment maintenance costs and materials handling, a fleet of courier vehicles and the streamlining of personnel who worked within these areas of our operation. We were also able to renegotiate vendor contracts improving our revenue stream. Other efficiencies were gained by relocating our Tiltonsville Banking Center to a new energy efficient and staff/customer friendly facility. On a positive side-note, this relocation enabled us to work closely with officials from the Village of Tiltonsville to relocate their administrative offices into our former location which was a well received event within that community! Another cost saving initiative included the installation of the latest in Drive-Thru Closed Circuit Video Communication Equipment to effectively consolidate our Martins Ferry Auto Teller into our Main Office Banking Center. This efficiency allowed for expanded customer service hours, better flow through customer service and a reduction in personnel cost.

Our greatest asset is, and always will be, our human resource…. our fellow Team Members. Focusing on the health and well-being of this valued asset, our Workplace Wellness Program continued this past year with health screenings and the implementation of various behavior changing programs for weight loss and exercise. Our effort to increase awareness in health and wellness is playing a major role in helping to reduce our overall health care costs. Further investing in our human resource, we are now working to open a Training Center which will allow for a more dedicated approach to staff training and development. Our comprehensive training program will include corporate awareness, job and product specific training and career development. This renewed focus on training and staff development will improve the way we welcome and train new employees and further develop our current Team Members by continually improving their knowledge, skills and overall banking competence. Our goal will be to increase employee productivity, enhance customer service skills and promote retention; thus, effectively improving employee and customer satisfaction while reducing overall recruiting costs.

We were excited to announce last August our new United Bancorp interactive website powered by SNL Financial. Our new website is a one-stop shop for anyone who already owns UBCP stock or for those who may be shopping for a good investment opportunity. Some of the drop-down options available on our new site include a complete corporate profile, current stock information with historical data, calculators, annual meeting documents, balance sheet and income statements, peer analysis, as well as extensive dividend data, market share information, plus press releases and contact information. If you have not done so, please take a few moments to check us out at www. UnitedBancorp.com. We are happy to report that in addition to our new corporate website, we shall be introducing in the first quarter of 2012 our new banking websites for our two divisions of The Citizens Savings Bank: www.TheCitizensBank.com and www.TheCommunityBank.com. These new websites, along with some related and enhanced services, will give us a much stronger presence in the virtual, online banking world!

We are also pleased to report that in the June 2011 issue of US Banker Magazine, United Bancorp, Inc. continued its ranking in our Country’s top 200 Community Banks and Thrifts as of December 31, 2010. Based upon our financial performance, we ranked 118 which is an improvement over last year’s ranking of 146. Needless-to-say, we are all extremely proud to continue to be recognized as one of the better run and performing financial organizations in our country!

As I begin to wind down my career in banking, I am pleased with our many accomplishments. Even though my time is somewhat limited with this great organization, I firmly believe there is still some time and opportunity for more! We have grown from one office and one community to now an operations center, twenty banking locations and four market areas. This was the result of the hard work and dedication of many individuals working together in harmony. Of course, there were some speed bumps along the way! But, as a Team made up of our Employees, Officers and Directors that had a common vision, we always found a way to bring positive change and direction to our organization. We are proud of our board policies and management style and the fact that our company is trading at 110% of its book value versus our peers who, on average, are trading at less than 70% of their book values during these recent difficult economic times. But, what truly excites me at this moment is to see the depth and skill level of our current group of Employees, Officers and Directors and the knowledge that our investment in United Bancorp, Inc., both yours and mine, is in good hands and our future is secure!

/s/ James W. Everson James W. Everson Chairman, President and Chief Executive Officer ceo@unitedbancorp.com February 16, 2012

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

3

Directors

1 = United Bancorp, Inc.                 2 = The Citizens Savings Bank

Directors and Officers

DIRECTORS OF UNITED BANCORP, INC.

James W. Everson[1]	Chairman, President & Chief Executive Officer, United Bancorp, Inc.
Chairman, The Citizens Savings Bank, Martins Ferry, Ohio
Scott A. Everson	Executive Vice President & Chief Operating Officer, United Bancorp, Inc.
President & Chief Executive Officer, The Citizens Savings Bank, Martins Ferry, Ohio
John M. Hoopingarner[1,3,4]	Executive Director, Muskingum Watershed Conservancy District, New Philadelphia, Ohio
Samuel J. Jones[2,4]	Business Owner, Glouster, Ohio
Terry A. McGhee[1,3]	President & Chief Executive Officer, Westerman Inc., Bremen, Ohio
Richard L. Riesbeck1,2,4,ö	President, Riesbeck Food Markets, Inc., St. Clairsville, Ohio
Matthew C. Thomas[2,3]	President, M.C. Thomas Insurance Agency, Inc., Bridgeport, Ohio
Michael J. Arciello	Director Emeritus1992 - 2009
L.E. "Dick" Richardson	Director Emeritus1998 - 2007

OFFICERS OF UNITED BANCORP, INC.

James W. Everson	Chairman, President & Chief Executive Officer
Scott A. Everson	Executive Vice President & Chief Operating Officer
Randall M. Greenwood	Senior Vice President, Chief Financial Officer & Secretary/Treasurer
Matthew F. Branstetter	Vice President - Chief Lending Officer
Elmer K. Leeper	Vice President - Chief Retail Banking Officer
Michael A. Lloyd	Vice President - Chief Information Officer

DIRECTORS OF THE CITIZENS SAVINGS BANK, MARTINS FERRY, OHIO

Herman E. Borkoski[2]	President, Borkoski Funeral Homes, Inc., Tiltonsville, Ohio
James W. Everson[1]	Chairman, President & Chief Executive Officer, United Bancorp, Inc.
Chairman, The Citizens Savings Bank, Martins Ferry, Ohio
Scott A. Everson[1]	Executive Vice President & Chief Operating Officer, United Bancorp, Inc.
President & Chief Executive Officer, The Citizens Savings Bank, Martins Ferry, Ohio
John R. Herzig	President, Toland-Herzig Funeral Homes & Crematory, Strasburg, Ohio
John M. Hoopingarner[1]	Executive Director, Muskingum Watershed Conservancy District, New Philadelphia, Ohio

Samuel J. Jones[2]	Business Owner, Glouster, Ohio
Andrew F. Phillips	President & General Manager, Miller Brands of S.E. Ohio, Glouster, Ohio
Robin L. Rhodes, M.D	Physician, Pediatric Associates of Lancaster, Inc., Lancaster, Ohio
Richard L. Riesbeck1,2,ö	President, Riesbeck Food Markets, Inc., St. Clairsville, Ohio
Errol C. Sambuco[2]	Consultant, Martins Ferry, Ohio
Matthew C. Thomas[1]	President, M.C. Thomas Insurance Agency, Inc., Bridgeport, Ohio
Leon F. Favede, O.D	Director Emeritus1981 - 2012

1 = Executive Committee 2 = Audit Committee 3 = Compensation Committee

4 = Nominating and Governance Committee ö = Lead Director

DIVIDEND AND STOCK HISTORY

			Distribution Date of
	Cash Dividends		Dividends and
	Declared(1)	Stock Dividends	Exchanges
1983	$0.05	-	-
1984	$0.06	4 for 1 Exchange(2)	January 2, 1984
1985	$0.07	-	-
1986	$0.09	-	-
1987	$0.09	50% Stock Dividend	October 2, 1987
1988	$0.10	-	-
1989	$0.10	-	-
1990	$0.11	-	-
1991	$0.12	-	-
1992	$0.12	100% Stock Dividend	September 10, 1992
1993	$0.12	100% Stock Dividend	November 30, 1993
1994	$0.13	10% Stock Dividend	September 9, 1994
1995	$0.19	-	-
1996	$0.20	10% Stock Dividend	June 20, 1996
1997	$0.23	10% Stock Dividend	September 19, 1997
1998	$0.26	5% Stock Dividend	December 18, 1998
1999	$0.30	5% Stock Dividend	December 20, 1999
2000	$0.31	5% Stock Dividend	December 20, 2000
2001	$0.32	5% Stock Dividend	December 20, 2001
2002	$0.33	5% Stock Dividend	December 20, 2002
2003	$0.35	10% Stock Dividend	December 19, 2003
2004	$0.39	10% Stock Dividend	December 20, 2004
2005	$0.43	10% Stock Dividend	December 20, 2005
2006	$0.48	10% Stock Dividend	December 20, 2006
2007	$0.52	–	–
2008	$0.54	–	–
2009	$0.56	–	–
2010	$0.56	–	–
2011	$0.56	–	–

2012 ANTICIPATED DIVIDEND PAYABLE DATES

First Quarter

March 20, 2012

Second Quarter*

June 20, 2012

Third Quarter*

September 20, 2012

Fourth Quarter*

December 20, 2012

*Subject to action by Board of Directors

(1)	Adjusted for stock dividends and exchanges. Does not include dividends from Southern Ohio Community Bancorporation, Inc. prior to the merger.

(2)	Formation of United Bancorp, Inc. (UBCP). The Citizens Savings Bank shareholders received 4 shares of UBCP stock in exchange for 1 share of The Citizens Savings Bank.

TOTAL RETURN PERFORMANCE

Index	12/31/06	12/31/07	12/31/08	12/31/09	12/31/10	12/31/11
United Bancorp, Inc.	100.00	104.27	105.21	96.09	104.93	115.13
NASDAQ Composite	100.00	122.15	73.32	106.57	125.91	113.16
SNL Bank Index	100.00	90.90	51.87	51.33	57.52	38.08
SNL $250M-$500M Bank Index	100.00	84.92	48.50	44.89	50.22	45.15
SNL Midwest Bank Index	100.00	90.09	59.27	50.23	62.37	50.97
Dow Jones	100.00	126.70	86.24	105.80	120.68	109.87

Shareholder Information

United Bancorp, Inc.’s (the Company) common stock trades on The Nasdaq SmallCap Market tier of The Nasdaq Stock Market under the symbol UBCP, CUSIP #909911109. At year-end 2011, there were 5,360,304 shares issued, held among approximately 2,000 shareholders of record and in street name. The following table sets forth the quarterly high and low closing prices of the Company’s common stock from January 1, 2011 to December 31, 2011 compared to the same periods in 2010 as reported by the NASDAQ.

	2011				2010
	31-Mar	30-Jun	30-Sep	31-Dec	31-Mar	30-Jun	30-Sep	31-Dec
Market Price Range
High ($)	$9.03	8.83	8.66	8.60	9.90	8.70	8.99	9.00
Low ($)	$7.56	8.43	8.55	7.82	8.12	8.00	7.70	7.70

Cash Dividends
Quarter ($)	$0.14	0.14	0.14	0.14	0.14	0.14	0.14	0.14
Cumulative ($)	$0.14	0.28	0.42	.0.56	0.14	0.28	0.42	0.56

Investor Relations:

A copy of the Company’s Annual Report on form 10-K as filed with the SEC, will be furnished free of charge upon written or E-mail request to:

Randall M. Greenwood, CFO

United Bancorp, Inc.

201 South 4th Street

PO Box 10

Martins Ferry, OH 43935

or

cfo@unitedbancorp.com

Dividend Reinvestment and Stock Purchase Plan:

Shareholders may elect to rein- vest their dividends in additional shares of United Bancorp, Inc.’s common stock through the Company’s Dividend Reinvestment Plan. Shareholders may also invest optional cash payments of up to $5,000 per month in our common stock at market price. To arrange automatic purchase of shares with quarterly dividend proceeds, please contact:

American Stock Transfer

and Trust Company

Attn: Dividend Reinvestment

6201 15th Avenue, 3rd Floor

Brooklyn, NY 11219

1-800-278-4353

Annual Meeting:

The Annual Meeting of Shareholders will be held at 2:00 p.m., April 18, 2012 at the Corporate Offices in Martins Ferry, Ohio.

Internet:

Please look us up at http//:www.unitedbancorp.com

Independent Auditors:

BKD LLP

312 Walnut Street, Suite 3000

Cincinnati, Ohio 45202

(513) 621-8300

Corporate Offices:

The Citizens Savings Bank Building

201 South 4th Street

Martins Ferry, Ohio 43935

(740) 633-0445

(740) 633-1448 (FAX)

Transfer Agent and Registrar:

For transfers and general correspondence, please contact:

American Stock Transfer

and Trust Company

6201 15th Avenue, 3rd Floor

Brooklyn, NY 11219

1-800-937-5449

Stock Trading:

Raymond James

222 South Riverside Plaza

7th Floor

Chicago, Illinois 60606

Lou Coines

800-800-4693

Stifel, Nicolaus & Company Inc.

655 Metro Place South

Dublin, Ohio 43017

Steven Jefferis

877-875-9352

The Citizens Bank Profile

A Division of The Citizens Savings Bank

OVER A CENTURY OF SERVICE AT THE CITIZENS SAVINGS BANK

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

The growth and success of The Citizens Savings Bank and the United Bancorp, Inc. have been attributed to the association of many dedicated men and women. Having served on the Board of Directors are Edward E. McCombs, 1902-1936; John E. Reynolds, 1902-1940; Dr. J.W. Darrah, 1902-1937; J.A. Crossley, 1902-1903; William M. Lupton, 1902-1902; F.K. Dixon, 1902-1909; Dr. R.H. Wilson, 1902-1905; C.A. Heil, 1903-1909; David Coss, 1904-1938; L.L. Scheele, 1905-1917; A.T. Selby, 1906-1954; H.H. Rothermund, 1907-1912; Dr. J.G. Parr, 1912-1930; T.E. Pugh, 1920-1953; J.J. Weiskircher, 1925-1942; David H. James, 1925-1963; Dr. C.B. Messerly, 1931-1957; H.H. Riethmiller, 1936-1980; E.M. Nickles, 1938-1968; L.A. Darrah, 1939-1962; R.L. Heslop, 1941-1983; Joseph E. Weiskircher, 1943-1975; Edward M. Selby, 1953-1976; David W. Thompson, 1954-1966; Dr. Charles D. Messerly, 1957-1987; James M. Blackford, 1962-1968; John H. Morgan, 1967-1976; Emil F. Snyder, 1968-1975; James H. Cook, 1976-1986; Paul Ochsenbein, 1978-1991; David W. Totterdale, 1981-1995; Albert W. Lash, 1975-1996; Premo R. Funari, 1976-1997; Donald A. Davison, 1963-1997; Harold W. Price, 1999-1999; John H. Clark, Jr., 1976-2001; Dwain R. Hicks, 1999-2002; and Michael A. Ley, 1999-2002, Michael J. Arciello 1992-2009, and Leon F. Favede, O.D., 1981 - 2012.

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

Management’s Discussion and Analysis

In the following pages, management presents an analysis of United Bancorp, Inc.’s financial condition and results of operations as of and for the year ended December 31, 2011 as compared to prior years. This discussion is designed to provide shareholders with a more comprehensive review of the operating results and financial position than could be obtained from an examination of the financial statements alone. This analysis should be read in conjunction with the Consolidated Financial Statements and related footnotes and the selected financial data included elsewhere in this report.

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

Financial Condition

Overview

The Company’s net income in 2011 generated an annualized 0.73% return on average assets (“ROA”) and an 8.53% return on average equity (“ROE”), compared to 0.57% ROA and 7.05% ROE for 2010. Comparing the year ended December 31, 2011 to 2010, the Company’s net interest margin was 4.18% compared to 4.02%, an increase of 16 basis points. This increase in the margin resulted in a $317,000 increase in net interest income for the year ended December 31, 2011 as compared to 2010. Comparing the same periods, customer service fees on deposits decreased $128,000. As the Company continues to implement government imposed regulations from the Dodd-Frank Act regarding its courtesy overdraft program, we will continue to experience regulatory requirements that may result in a decrease in customer service fees. In anticipation of these challenges and their potential impact on non-interest income, a variety of cost savings initiatives have been implemented in 2011 to reduce the non-interest expense of the Company. Year-to-date non-interest expense, excluding the reduction in FDIC insurance premiums, conversion expenses and provision for losses on impairment of foreclosed real estate, decreased by $379,000. The majority of the decrease in non-interest expense is due to the Company’s cost savings initiatives implemented during the second and third quarters of 2011. As we move forward, these cost saving initiatives are expected to have a continuing positive impact on future earnings and help offset some of the anticipated decline in non-interest income. The Company recognized a gain on sale of securities of $370,000 for the year ended December 31, 2011 and the Company received $100,000 of a BOLI benefit in excess of surrender value. The securities gain was the result of the Company selling its government sponsored mortgage–backed securities portfolio to take advantage of the favorable rate environment on these short term investments and provide liquidity to restructure the Company’s balance sheet to shift towards higher yielding loan relationships. Accordingly, this shift in the mix of the interest-earning assets on the balance sheet contributed to average loans increasing by $10,259,000. On the expense side, the Company’s 2011 earnings were affected by a period over period increase of $152,000 in our provision for loan losses. The increase in the provision for loan losses was predicated primarily upon the continued economic challenges facing the banking industry. While net loans charged off did increase for the year ended December 31, 2011 as compared to 2010, the Company was able to move those charged off credits through the collection process and into Other Real Estate for Sale and begin to market these properties for sale.

Earning Assets – Loans

Gross loans totaled $284.4 million at December 31, 2011, representing a 2.0% increase from $278.8 million at December 31, 2010. Average loans totaled $278.7 million for 2011, representing a 5.8% increase compared to average loans of $263.5 million for 2010.

The increase in gross loans from December 31, 2010 to December 31, 2011 was primarily comprised of commercial and commercial real estate loans, which increased by $14.9 million, partially offset by a decrease in installment loans of $7.6 million and a decrease in residential real estate loans of $1.6 million.

The Company's commercial and commercial real estate loan portfolio represents 64.5% of the total portfolio at December 31, 2011, compared to 60.5% at December 31, 2010.  During this past year, we found many new customers within our lending areas and our focus continues on our small business customer utilizing all the SBA, Ohio Department of Development and State of Ohio loan programs as well as local revolving loan funds to best fit the needs of our customers.

The Company’s installment lending portfolio represented 13.8% of the total portfolio at December 31, 2011, compared to 16.8% at December 31, 2010. The targeted installment lending areas encompass the four geographic areas serviced by the Bank, which are diverse, thereby reducing the risk to changes in economic conditions. Competition for installment loans principally comes from the captive finance companies offering low to zero percent financing for extended terms.

The Company's residential real estate portfolio represents 21.7% of the total portfolio at December 31, 2011, compared to 22.7% at December 31, 2010. Residential real estate loans are comprised of 1, 3 and 5 year adjustable-rate mortgages used to finance 1-4 family units. The Company also offers fixed-rate real estate loans through our Secondary Market Real Estate Mortgage Program. Once these fixed rate loans are originated and immediately sold without recourse in what is referred to as the secondary market, the Company does not assume credit risk or interest rate risk in this portfolio. This arrangement is quite common in banks and saves our customers from looking elsewhere for their home financing needs.

In 2011, the interest rate environment continued to be favorable to the fixed-rate mortgage loan product. However, the secondary market origination volume was impacted by an issue that has developed in the overall industry related to higher risk sub-prime loans. While the Company did not participate in sub-prime lending, the additional regulations and unstable appraisal market have made it more difficult to obtain a loan that is saleable in the secondary market. With these conditions, the Company did recognize a gain on the sale of secondary market loans of $94,000 in 2011 and a gain of $184,000 in 2010.

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

Earning Assets – Securities and Federal Funds Sold

The securities portfolio is comprised of U.S. Government and agency obligations, tax-exempt obligations of states and political subdivisions, mortgage-backed securities and certain other investments. The Company does not hold any collateralized mortgage-backed securities, other than those issued by U.S. Government agencies. The Company does not hold any derivative securities. The quality rating of the majority of the Bank’s securities issued by political subdivisions within Ohio is generally no less than A, and the majority of the Bank’s out-of-state bonds are rated at AAA. Board policy permits the purchase of certain non-rated or lesser rated bonds of local schools, townships and municipalities, based on known levels of credit risk.

Securities available for sale at December 31, 2011 decreased $14.2 million, or 14.7%, from 2010, while securities held to maturity decreased $1.9 million or 29.7% during the same period. The Company’s U.S. Government agency portfolio is subject to increased levels of redemptions due to the call features in this type of investment security. Given the extent of the decrease in overall interest rates, the Company did experience a significant amount of called government agency investment securities during 2011 and 2010. This trend is expected to continue into 2012. While the Company has plans to reinvest a portion of these funds in other available-for-sale securities, there is lag between the time when bonds are called and the right investment opportunity is available to the Company. In addition, given the historical low interest rate environment, there is concern on the duration of future purchases in the investment portfolio. During 2012 the Company may leave a higher than typical level of excess liquidity invested short term in Federal Funds sold until these funds can be invested in loans rather than securities.

Sources of Funds – Deposits

The Company’s primary source of funds is retail core deposits from individuals and business customers. These core deposits include all categories of interest-bearing deposits, excluding certificates of deposit greater than $100,000. During 2011, total deposits increased $3.1 million, or 1.0%. During 2011, the Company experienced a shift from higher costing certificates of deposit to lower costing transactional and savings accounts. During 2011, our deposit growth was favorably affected as certain areas within Ohio have experienced an unusual growth in the natural gas and oil exploration efforts of major energy companies. This growth stems from new extraction techniques and has attracted significant investment from major energy companies in mineral rights for owners of local real estate in markets that we serve.

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

Certificates of deposit greater than $100,000 are not considered part of core deposits and, as such, are used as a tool to balance funding needs. At December 31, 2011, certificates of deposit greater than $100,000 decreased $1.4 million, or 3.3%, from December 31, 2010 totals. During 2011, growth in lower costing deposits contributed to a planned reduction in certificates of deposit. The Company does not differentiate pricing for certificates of deposit that are greater than $100,000.

The attraction of and retention of core deposits, although improving due to the energy related activities in East Central Ohio, continues to be a challenge to the Company and the overall banking industry. Alternative financial products are continuously being introduced by our competition whether through traditional banks or brokerage services companies. As a result of this competition, the Company does offer full service brokerage services. Brokerage United®, a division of The Citizens Savings Bank, offers access to Brokerage Services through LPL Financial®.

Sources of Funds – Securities Sold Under Agreements to Repurchase and Other Borrowed Funds

Other interest-bearing liabilities include securities sold under agreements to repurchase, Treasury, Tax and Loan, notes payable and Federal Home Loan Bank advances. Securities sold under agreements to repurchase decreased approximately $1.4 million from December 31, 2010 as compared to December 31, 2011. The average balance in securities sold under agreements to repurchase increased $286,000, or 2.2%, from 2010 to 2011.

Advances from the Federal Home Loan Bank (FHLB) decreased $10.5 million, or 24.2%, from December 31, 2010 to December 31, 2011. During 2011, $10 million of fixed rate advances matured. Given the growth in the Company’s depository balances during 2011, these advances were not replaced.

Performance Overview 2011 to 2010

Net Income

The Company reported net income of $3.1 million in 2011 compared with $2.5 million for 2010, an increase of $544,000, or 21.4%. On a per share basis, the Company’s diluted earnings per share were $0.62 for 2011, as compared to $0.52 for 2010, an increase of 19.2%. This earnings performance equates to a 0.73% Return on Average Assets (“ROA”) and an 8.53% Return on Average Equity (“ROE”) for 2011 compared to 0.57% and 7.05%, respectively, for 2010.

Net Interest Income

Net interest income, by definition, is the difference between interest income generated on interest-earning assets and the interest expense incurred on interest-bearing liabilities. Various factors contribute to changes in net interest income, including volumes, interest rates and the composition or mix of interest-earning assets in relation to interest-bearing liabilities. Comparing the year ended December 31, 2011 to 2010, the Company’s net interest margin was 4.18% compared to 4.02%, an increase of 16 basis points. This increase in the margin resulted in a $317,000 increase in net interest income for the year ended December 31, 2011 as compared to 2010.

Average interest-earning assets decreased $20.8 million in 2011 as compared to 2010 while the associated weighted-average yield on these interest-earning assets decreased from 5.63% in 2010 to 5.42% for 2011. Average interest-bearing liabilities decreased $24.7 million in 2011 as compared to 2010, while the associated weighted-average costs on these interest-bearing liabilities decreased from 1.69% in 2010 to 1.31% in 2011. As the historically low interest rates are expected to continue into 2012 and beyond given recent interest rate forecasts by the Federal Open Market Committee, management expects that it will become difficult to lower the Company’s cost of funds in proportion to the weighted average yields on the earning assets of the Company.

Refer to the sections on Asset and Liability Management and Sensitivity to Market Risks and Average Balances, Net Interest Income and Yields Earned and Rates Paid elsewhere herein for further information.

Provision For Loan Losses

The provision for loan losses is a charge to expense recorded to maintain the related balance sheet allowance for loan losses at an amount considered adequate by Management and the Board of Directors to cover probable incurred losses in the portfolio. The provision for loan losses was $2.0 million in 2011 compared to $1.8 million in 2010, an increase of $152,000 or 8.4%. As previously discussed, the loan portfolio increased approximately $5.6 million, or 2.0%, during 2011. The provision for loan losses for the year ended December 31, 2011 was predicated primarily upon an increase in the level of charge-offs, growth in the loan portfolio and the effect of the current economic environment.

The level of net loans charged off to average loans has increased from 0.55% for the year ended December 31, 2010 to 0.64% for the year ended December 31, 2011. Net loans charged-off for 2011 were approximately $1.8 million compared to approximately $1.5 million for 2010. The Company’s non-accrual loans decreased by approximately $329,000 from December 31, 2010 to December 31, 2011.

The allowance for loan losses as a percentage of gross loans increased to 1.03% at December 31, 2011 from 0.98% at December 31, 2010. The Company utilizes a consistent methodology in determining its estimate of the allowance for loan losses.

Noninterest Income

Noninterest income is made up of bank-related fees and service charges, as well as other income-producing services. These include ATM/interchange income, internet bank fees, early redemption penalties for certificates of deposit, safe deposit box rental income, net gain or loss on sales of securities and loans, leased rental property, cash management services and other miscellaneous items. In addition, the Company has invested in Bank Owned Life Insurance (BOLI). The earnings from this BOLI investment are reflected in the Company’s noninterest income. Total noninterest income was $3.5 million for 2011 and $3.3 million for 2010, an increase of $195,000 or 5.9%. During the year ended December 31, 2011, the increase in noninterest income was due primarily to an increase in realized gains on sales of securities of $323,000 and a $100,000 BOLI benefit in excess of policy surrender value, which were partially offset by a $90,000 decrease in gain on sale of loans and a decrease in customer service fees on deposits of $127,000, due in part to changes in the way our overdraft program is structured as a result of regulatory guidance related to customer overdraft fees.

Noninterest Expense

Noninterest expense for 2011 decreased $819,000, or 5.9%, as compared to 2010.

Salaries and employee benefits decreased $366,000, or 5.4%, from 2010 to 2011. This decrease was primarily due to the Company’s efforts to gain cost savings due to a reduction in staff related to the efficiencies gained from the 2010 core system implementation.

Occupancy and equipment expense increased $93,000, or 5.5%, due primarily to an increase in depreciation expense on premises, computer hardware and software and related service maintenance on our new core computer system installed in the third quarter of 2010.

Professional fees increased $82,000, or 10.0%, for 2011 as compared to 2010. This increase is a primary result of additional legal expenses related to the collection of past due loans.

The provision for losses on foreclosed real estate was $87,000 for 2011 as compared to $90,000 for 2010.

In conjunction with the September 2008 branch acquisition, from the Federal Deposit Insurance Corporation, the Company recorded an intangible asset of approximately $812,000 consisting of a core deposit intangible. This asset was recorded at fair value and is being amortized over seven years using a straight line method. During 2011 and 2010, the Company recorded amortization expense of approximately $119,000 and $113,000, respectively, with approximately 4 years remaining in the amortization schedule of this intangible asset

During 2011, the Company incurred $28,000 in the remaining non-recurring direct expenses related to its 2010 core processing conversion. These expenses related to the consulting and training of the system during 2011. During 2010, the Company incurred $273,000 non-recurring direct expenses during the initial year of its core processing conversion.

As anticipated the Company’s FDIC insurance premiums decreased approximately $192,000 from 2010 to 2011. In 2009, the FDIC required banks to prepay their projected FDIC premiums for 2010 through 2012 as of December 31, 2009. The amount of the remaining prepaid premiums was approximately $1.0 million as of December 31, 2011.

Other expenses increased $50,000, or 2.3%. No single item contributed significantly to this increase.

Income tax expense for 2011 was $854,000 compared to $219,000 in 2010, an increase of $635,000. The increase was due primarily to a $1.2 million, or 42.6% increase in pre-tax income. In addition, during 2010, the Company recognized a tax benefit resulting from the resolution of a tax contingency, which reduced federal income taxes by approximately $120,000. The Company’s effective income tax rate was 21.6% in 2011 and 7.9% in 2010. The Company’s effective tax rate is less than the 34% statutory rate due primarily to the effects of nontaxable interest income and earnings on bank owned life insurance policies.

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

(In thousands)	2011	2010
Noninterest income
Customer service fee	$2,102	$2,229
Gain on sales of securities	370	47
Gains on sales of loans	94	184
Other income	946	857
Total noninterest income	$3,512	$3,317

Noninterest expense
Salaries and employee benefits	$6,463	$6,829
Occupancy and equipment	1,776	1,683
Provision for losses on foreclosed real estate	87	90
Professional services	906	824
Insurance	265	384
Deposit insurance premiums	322	514
Franchise and other taxes	493	505
Marketing expense	212	289
Printing and office supplies	225	261
Amortization of intangibles	119	113
Core computer conversion expense	28	273
Other expenses	2,207	2,157
Total noninterest expense	$13,103	$13,922

The principal goal of asset/liability management – earnings management – can be accomplished by establishing decision processes and control procedures for all bank assets and liabilities. Thus, the full scope of asset/liability management encompasses the entire balance sheet of the Company. The broader principal components of asset/liability management include, but are not limited to liquidity planning, capital planning, and gap management and spread management.

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

The projected volatility of the net present value at both December 31, 2011 and 2010 fall within the general guidelines established by the Board of Directors. The 2011 NPV table shows that in a falling interest rate environment, in the event of a 100 basis point change, the NPV would decrease 2%, and with a 200 basis point change the NPV would decrease 3%. This decrease is the result of fixed rate certificates of deposit not repricing in lock step with an immediate downward rate adjustment of 100 and 200 basis points. The other component is that once rates decrease 100 or 200 basis points from current levels we tend to reach a floor on how low depository rates can adjust downward.

In an upward change in interest rates, the Company’s NPV would increase 1% with a 100 basis point interest rate increase. In a 200 basis point rate increase, the Company’s NPV would increase 2%. This increase is attributable to a portion of the Company’s loan and investment portfolios that have variable rates.

(Dollars in Thousands)
Net Portfolio Value - December 31, 2011

Change in Rates	$ Amount	$ Change	% Change
+200	61,554	9,310	2%
+100	57,409	5,165	1%
Base	52,244
-100	42,970	(9,274)	-2%
-200	36,287	(15,957)	-3%

(Dollars in Thousands)
Net Portfolio Value - December 31, 2010

Change in Rates	$ Amount	$ Change	% Change
+200	53,457	(984)	-2%
+100	55,027	586	1%
Base	54,441	-	-
-100	49,843	(4,598)	-8%
-200	43,354	(11,087)	-20%

The following table is a summary of selected quarterly results of operations for the years ended December 31, 2011 and 2010.

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
	(In thousands, except per share data)
2011

Total interest income	$5,038	$5,212	$5,071	$4,890
Total interest expense	1,256	1,220	1,141	1,090

Net interest income	3,782	3,992	3,930	3,800

Provision for losses on loans	648	494	401	424
Other income	694	895	832	721

Gain on sale of available for-sale securities net	370	-	-	-
General, administrative and other expense	3,294	3,473	3,300	3,036

Income before income taxes	904	920	1,061	1,060
Federal income taxes	166	168	260	260

Net income	$738	$752	$801	$800

Earnings per share
Basic	$0.15	$0.15	$0.16	$0.17
Diluted	$0.15	$0.15	$0.16	$0.16

2010

Total interest income	$5,530	$5,513	$5,403	$5,221
Total interest expense	1,804	1,715	1,582	1,379

Net interest income	3,726	3,798	3,821	3,842

Provision for losses on loans	360	370	321	765
Other income	776	859	849	786
Gain on sale of available for-sale securities net	-	-	47	-
General, administrative and other expense	3,371	3,471	3,687	3,393

Income before income taxes	771	816	709	470
Federal income taxes (benefit)	88	115	(1)	17

Net income	$683	$701	$710	$453

Earnings per share
Basic	$0.14	$0.14	$0.15	$0.09
Diluted	$0.14	$0.14	$0.15	$0.09

Average Balances, Net Interest Income and Yields Earned and Rates Paid

The following table provides average balance sheet information and reflects the taxable equivalent average yield on interest-earning assets and the average cost of interest-bearing liabilities for the years ended December 31, 2011 and 2010. The yields and costs are calculated by dividing income or expense by the average balance of interest-earning assets or interest-bearing liabilities.

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

	2011			2010
(Dollars In thousands)		Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-earning assets
Loans	$278,719	$17,515	6.28%	$263,480	$17,763	6.74%
Taxable securities - AFS	70,062	1,328	1.90	62,405	2,229	3.57
Tax-exempt securities - AFS	20,389	1,254	6.15	21,772	1,262	5.80
Tax-exempt securities - HTM	6,225	314	5.04	14,887	945	6.35
Time deposits in other financial institutions	690	11	1.59	7,138	143	2.00
Federal funds sold	-	-	-	27,289	76	0.28
FHLB stock and other	4,814	217	4.51	4,772	213	4.46
Total interest-earning assets	380,899	20,639	5.42	401,743	22,631	5.63

Noninterest-earning assets
Cash and due from banks	16,766			23,976
Premises and equipment (net)	9,774			8,565
Other nonearning assets	20,178			15,885
Less: allowance for loan losses	(2,876)			(2,637)
Total noninterest-earning assets	43,842			45,789
Total assets	$424,741			$447,532

Liabilities & stockholders’ equity
Interest-bearing liabilities
Demand deposits	$112,451	$120	0.11%	$109,523	$164	0.15%
Savings deposits	54,739	64	0.12	49,581	83	0.17
Time deposits	136,805	2,792	2.04	160,445	4,159	2.59
FHLB advances	37,122	1,457	3.92	46,933	1,797	3.83
Trust preferred debentures	4,000	250	6.25	4,000	250	6.25
Repurchase agreements	13,350	24	0.18	12,734	27	0.21
Total interest-bearing liabilities	358,467	4,707	1.31	383,216	6,480	1.69

Noninterest-bearing liabilities
Demand deposits	26,886			24,530
Other liabilities	3,067			3,638
Total noninterest-bearing liabilities	29,953			28,168
Total liabilities	388,420			411,384
Total stockholders’ equity	36,321			36,148
Total liabilities & stockholders’ equity	$424,741			$447,532
Net interest income		$15,932			$16,151
Net interest spread			4.11%			3.94%

Net yield on interest-earning assets			4.18%			4.02%

• For purposes of this schedule, nonaccrual loans are included in loans.

• Fees collected on loans are included in interest on loans.

Rate/Volume Analysis

The table below describes the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities have affected interest income and expense during 2011. For purposes of this table, changes in interest due to volume and rate were determined using the following methods:

—	Volume variance results when the change in volume is multiplied by the previous year’s rate.

—	Rate variance results when the change in rate is multiplied by the previous year’s volume.

—	Rate/volume variance results when the change in volume is multiplied by the change in rate.

Note: The rate/volume variance was allocated to volume variance and rate variance in proportion to the relationship of the absolute dollar amount of the change in each. Nonaccrual loans are ignored for purposes of the calculations due to the nominal amount of the loans.

	2011 Compared to 2010
	Increase/(Decrease)
(In thousands)		Change	Change
	Total	Due To	Due To
	Change	Volume	Rate
Interest and dividend income
Loans	$(248)	$995	$(1,243)
Taxable securities available for sale	(901)	247	(1,148)
Tax-exempt securities available for sale	(8)	(83)	75
Tax-exempt securities held to maturity	(631)	(466)	(165)
Time deposites in other financial institutes	(132)	(108)	(24)
Federal funds sold	(76)	(76)
FHLB stock and other	4	2	2
Total interest and dividend income	(1,992)	511	(2,503)

Interest expense
Demand deposits	(44)	4	(48)
Savings deposits	(19)	8	(27)
Time deposits	(1,367)	(559)	(808)
FHLB advances	(340)	(384)	44
Trust Preferred debentures	-	-	-
Repurchase agreements	(3)	2	(5)
Total interest expense	(1,773)	(929)	(844)

Net interest income	$(219)	$1,440	$(1,659)

Capital Resources

Internal capital growth, through the retention of earnings, is the primary means of maintaining capital adequacy for the Bank. The Company’s stockholders’ equity was $36.2 million and $35.6 million at December 31, 2011 and 2010, respectively. Equity totals for 2011 includes approximately $920,000 in accumulated other comprehensive loss, which is comprised mainly of a net unrealized loss related to the accumulated benefit obligation in excess of fair value of plan assets in the Company’s defined benefit pension plan, net of tax, at year-end 2011, compared to a $707,000 unrealized loss December 31, 2010. Total stockholders’ equity in relation to total assets was 8.7% at December 31, 2011 and 8.4% at December 31, 2010.

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

In 2001, the Company’s stockholders approved an amendment to the Company’s Articles of Incorporation to create a class of preferred shares with 2,000,000 authorized shares. This will enable the Company, at the option of the Board of Directors, to issue series of preferred shares in a manner calculated to take advantage of financing techniques which may provide a lower effective cost of capital to the Company. The amendment also provides greater flexibility to the Board of Directors in structuring the terms of equity securities that may be issued by the Company. As of December 31, 2011 the Company has not issued any preferred shares.

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

Liquidity

Liquidity relates primarily to the Company's ability to fund loan demand, meet deposit customers' withdrawal requirements and provide for operating expenses. Assets used to satisfy these needs consist of cash and due from banks, federal funds sold and securities available-for-sale. These assets are commonly referred to as liquid assets. Liquid assets were $97.7 million at December 31, 2011, compared to $109.7 million at December 31, 2010. Management recognizes securities may need to be sold in the future to help fund loan demand and, accordingly, as of December 31, 2011, $82.0 million of the securities portfolio was classified as available for sale. The Company’s residential real estate portfolio can and has been readily used to collateralize borrowings as an additional source of liquidity. Management believes its current liquidity level is sufficient to meet cash requirements.

The Cash Flow Statements for the periods presented provide an indication of the Company’s sources and uses of cash as well as an indication of the ability of the Company to maintain an adequate level of liquidity. A discussion of the cash flow statements for 2011 and 2010 follows.

The Company experienced a net increase in cash from operating activities in 2011 and 2010. Net cash provided by operating activities totaled $6.2 million and $6.6 million for the years ended December 31, 2011 and 2010, respectively. The adjustments to reconcile net income to net cash from operating activities consisted mainly of depreciation and amortization of premises and equipment and intangibles, gain on sales of loans, securities and other assets, the provision for loan losses, Federal Home Loan Bank stock dividends, net amortization of securities and net changes in other assets and liabilities.

Net cash provided by investing activities totaled $10.5 million for the year ended December 31, 2011. For year ended December 31, 2010 net cash used in investing activities totaled $1.4 million. The changes in net cash from investing activities include loan growth, as well as normal maturities, security calls and reinvestments of securities and premises and equipment expenditures. In 2011, the Company received approximately $9.4 million from sales of securities. Proceeds from securities, which matured or were called totaled $96.6 million and $107.6 million in 2011 and 2010, respectively.

Net cash used in financing activities totaled $12.0 million and $25.6 million for the years ended December 31, 2011 and 2010, respectively. The net cash used in financing activities in 2011 was primarily attributable to a decrease in borrowings of $12.4 million for the year ended December 31, 2011.

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

Report of Independent Registered Public Accounting Firm

Audit Committee, Board of Directors and Stockholders

United Bancorp, Inc.

Martins Ferry, Ohio

We have audited the accompanying consolidated balance sheets of United Bancorp, Inc. as of December 31, 2011 and 2010, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2011. The Company's management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of United Bancorp, Inc. as of December 31, 2011 and 2010, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

/s/ BKD, llp

Cincinnati, Ohio

March 2, 2012

Consolidated Balance Sheets

December 31, 2011 and 2010

(In thousands, except share data)

	2011	2010
Assets
Cash and due from banks	$4,764	$5,006
Interest-bearing demand deposits	10,917	5,929
Cash and cash equivalents	15,681	10,935

Certificates of deposit in other financial institutions	––	2,564
Available-for-sale securities	81,998	96,155
Held-to-maturity securities	4,450	6,331
Loans, net of allowance for loan losses of $2,921 and $2,740 at December 31, 2011 and 2010, respectively	281,526	276,037
Premises and equipment	9,804	9,278
Federal Home Loan Bank stock	4,810	4,810
Foreclosed assets held for sale, net	2,046	1,912
Intangible assets	424	543
Accrued interest receivable	1,410	1,441
Deferred federal income taxes	909	801
Bank-owned life insurance	10,672	10,401
Other assets	1,836	2,227
Total assets	$415,566	$423,435

Liabilities and Stockholders’ Equity
Liabilities
Deposits
Demand	$142,021	$131,600
Savings	57,907	52,463
Time	128,612	141,383
Total deposits	328,540	325,446
Short-term borrowings	9,968	11,843
Federal Home Loan Bank advances	32,951	43,450
Subordinated debentures	4,000	4,000
Interest payable and other liabilities	3,925	3,115
Total liabilities	379,384	387,854
Stockholders’ Equity
Preferred stock, no par value, authorized 2,000,000 shares; no shares issued	––	––
Common stock, $1 par value; authorized 10,000,000 shares; issued 2011 - 5,360,304 shares, 2010 5,370,304 shares	5,360	5,370
Additional paid-in capital	17,391	20,133
Retained earnings	18,399	15,308
Stock held by deferred compensation plan; 2011 – 197,111 shares, 2010 – 176,392 shares	(1,856)	(1,657)
Unearned ESOP compensation	(2,081)	(2,311)
Accumulated other comprehensive loss	(920)	(707)
Treasury stock, at cost 2011 – 9,150 shares, 2010 – 45,717 shares	(111)	(555)
Total stockholders’ equity	36,182	35,581
Total liabilities and stockholders’ equity	$415,566	$423,435

See Notes to Consolidated Financial Statements

Consolidated Statements of Income

Years Ended December 31, 2011 and 2010

(In thousands, except per share data)

	2011	2010
Interest and Dividend Income
Loans	$17,541	$17,513
Securities
Taxable	1,374	2,229
Tax-exempt	1,055	1,493
Certificates of deposit in other financial institutions	––	143
Federal funds sold	24	76
Dividends on Federal Home Loan Bank and other stock	217	213
Total interest and dividend income	20,211	21,667
Interest Expense
Deposits	2,977	4,406
Borrowings	1,730	2,074
Total interest expense	4,707	6,480
Net Interest Income	15,504	15,187
Provision for Loan Losses	1,968	1,816
Net Interest Income After Provision for Loan Losses	13,536	13,371
Noninterest Income
Customer service fees	2,102	2,229
Net gains on loan sales	94	184
Gain on sales of securities - net	370	47
Earnings on bank-owned life insurance	449	423
Gain (loss) on sale of real estate and other repossessed assets	(15)	30
BOLI benefit in excess of surrender value	100	––
Other	412	404
Total noninterest income	3,512	3,317
Noninterest Expense
Salaries and employee benefits	6,463	6,829
Net occupancy and equipment expense	1,776	1,683
Provision for losses on foreclosed real estate	87	90
Professional fees	906	824
Insurance	265	384
Deposit insurance premiums	322	514
Franchise and other taxes	493	505
Marketing expense	212	289
Printing and office supplies	225	261
Amortization of intangible assets	119	113
Core computer conversion expense	28	273
Other	2,207	2,157
Total noninterest expense	13,103	13,922

Income Before Federal Income Taxes	3,945	2,766
Provision for Federal Income Taxes	854	219
Net Income	$3,091	$2,547
Basic Earnings Per Share	$0.63	$0.52
Diluted Earnings Per Share	$0.62	$0.52

See Notes to Consolidated Financial Statements

 Consolidated Statements of Stockholders’ Equity

Years Ended December 31, 2011 and 2010

(In thousands, except per share data)

			Treasury	Shares		Accumulated
		Additional	Stock and	Acquired		Other
	Common	Paid-in	Deferred	By	Retained	Comprehensive
	Stock	Capital	Compensation	ESOP	Earnings	Loss	Total

Balance, January 1, 2010	$5,370	$22,830	$(2,731)	$(2,512)	$12,761	$(507)	$35,211

Comprehensive income
Net income	––	––	––	––	2,547	––	2,547
Unrealized losses on securities designated as available for sale, net of related taxes	––	––	––	––	––	(213)	(213)
Defined benefit plan	––	––	––	––	––	13	13
Total comprehensive income							2,347
Cash dividends - $0.56 per share	––	(2,960)	––	––	––	––	(2.960)
Shares purchased for deferred compensation plan	––	195	(91)	––	––	––	104
Shares distributed from deferred compensation plan	––	(45)	45	––	––	––	––
Expense related to share-based compensation plans	––	220	––	––	––	––	220
Purchase of shares by Dividend Reinvestment Plan	––	(107)	565	––	––	––	458
Amortization of ESOP	––	––	––	201	––	––	201

Balance, December 31, 2010	5,370	20,133	(2,212)	(2,311)	15,308	(707)	35,581

Comprehensive income
Net income	––	––	––	––	3,091	––	3,091
Unrealized gains on securities designated as available for sale, net of related taxes	––	––	––	––	––	406	406
Defined benefit plan		––	––	––	––	(619)	(619)
Total comprehensive income							2,878
Cash dividends - $0.56 per share	––	(2,988)	––	––	––	––	(2,988)
Shares purchased for deferred compensation plan	––	167	(95)	––	––	––	72
Shares distributed from deferred compensation plan	––	(1)	1	––	––	––	––
Expense related to share-based compensation plans	––	200	––	––	––	––	200
Purchase of shares by Dividend Reinvestment Plan	––	(103)	339	––	––	––	236
Forfeit of restricted stock	(10)	10	––	––	––	––	––
Amortization of ESOP	––	(27)	––	230	––	––	203

Balance, December 31, 2011	$5,360	$17,391	$(1,967)	$(2,081)	$18,399	$(920)	$36,182

See Notes to Consolidated Financial Statements

 Consolidated Statements of Cash Flows

Years Ended December 31, 2011 and 2010

(Dollar amounts in thousands)

	2011	2010
Operating Activities
Net income	$3,091	$2,547
Items not requiring (providing) cash
Depreciation and amortization	963	815
Amortization of intangible assets	119	113
Provision for loan losses	1,968	1,816
Provision for losses on foreclosed real estate	87	90
Amortization of premiums and discounts on securities-net	(68)	141
Amortization and impairment of mortgage servicing rights	47	52
Deferred income taxes	(44)	(365)
Gain on sales of securities	(370)	(47)
Originations of loans held for sale	(5,904)	(14,096)
Proceeds from sale of loans held for sale	5,998	14,280
Net gains on sales of loans	(94)	(184)
Amortization of ESOP	203	201
Expense related to share-based compensation plans	200	220
Loss (gain) on sale of real estate and other repossessed assets	15	(30)

Changes in
Bank-owned life insurance	(271)	(383)
Accrued interest receivable	31	777
Other assets	391	440
Interest payable and other liabilities	(125)	244

Net cash provided by operating activities	6,237	6,631

Investing Activities
Purchases of available-for-sale securities	(88,899)	(104,099)
Proceeds from maturities of available-for-sale securities	94,993	100,674
Proceeds from sales of available-for-sale securities	9,111	3,489
Proceeds from maturities of held-to-maturity securities	1,581	6,927
Proceeds from sales of held-to-maturity securities	302	971
Net changes in certificates of deposit in other financial institutions	2,564	15,011
Net change in loans	(8,168)	(23,604)
Purchases of premises and equipment	(1,489)	(1,404)
Proceeds from sales of foreclosed assets	474	676

Net cash provided by (used in) investing activities	10,469	(1,359)

See Notes to Consolidated Financial Statements

 Consolidated Statements of Cash Flows (continued)

Years Ended December 31, 2011 and 2010

(Dollar amounts in thousands)

	2011	2010
Financing Activities
Net increase (decrease) in deposits	$3,094	$(19,097)
Net change in Federal Home Loan Bank advances and short term borrowings	(12,374)	(4,113)
Cash dividends paid	(2,988)	(2,960)
Proceeds from purchase of shares by the dividend reinvestment plan	236	458
Shares purchased for deferred compensation plan	72	104

Net cash used in financing activities	(11,960)	(25,608)

Increase (Decrease) in Cash and Cash Equivalents	4,746	(20,336)

Cash and Cash Equivalents, Beginning of Year	10,935	31,271

Cash and Cash Equivalents, End of Year	$15,681	$10,935

Supplemental Cash Flows Information
Interest paid on deposits and borrowings	$4,810	$6,541

Federal income taxes paid	$985	$445

Supplemental Disclosure of Non-Cash Investing Activities
Transfers from loans to foreclosed assets held for sale	$710	$1,271

Unrealized gains (losses) on securities designated as available for sale, net of related tax effects	$406	$(213)

Change in unfunded status of defined benefit plan liability	$(937)	$20

See Notes to Consolidated Financial Statements

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

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

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

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

Cash Equivalents

The Company considers all liquid investments with original maturities of three months or less to be cash equivalents. At December 31, 2011 and 2010, cash equivalents consisted primarily of due from accounts with the Federal Reserve and other correspondent Banks.

Effective July 21, 2010, the FDIC’s insurance limits were permanently increased to $250,000. At December 31, 2011 and 2010, none of the Company’s interest-bearing cash accounts exceeded the federally insured limit of $250,000.

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

For debt securities with fair value below amortized cost, when the Company does not intend to sell a debt security, and it is more likely than not the Company will not have to sell the security before recovery of its cost basis, it recognizes the credit component of an other-than-temporary impairment of a debt security in earnings and the remaining portion in other comprehensive income. For held-to-maturity debt securities, the amount of an other-than-temporary impairment recorded in other comprehensive income for the noncredit portion of a previous other-than-temporary impairment is amortized prospectively over the remaining life of the security on the basis of the timing of future estimated cash flows of the security.

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

Loans Held for Sale

Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or fair value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income. At December 31, 2011 and 2010, the Company did not have any loans held for sale.

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

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

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

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

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

Intangible Asset

In conjunction with an acquisition, the Company recorded a core deposit intangible asset of approximately $812,000. This asset was recorded at fair value and is being amortized over a seven year period using the straight line method. The carrying amount and accumulated amortization of the core deposit intangible asset at December 31, 2011 and 2010 was:

	Gross Carrying Amount	2011 Accumulated Amortization	2010 Accumulated Amortization
	(In thousands)

Core deposits	$812	$388	$269

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

Amortization expense for the years ended December 31, 2011 and 2010, was $119,000 and $113,000, respectively. Estimated amortization expense for each of the following three years through 2014 is $119,000 per year and is $67,000 in 2015.

Treasury Stock

Common shares repurchased are recorded at cost. Cost of shares retired or reissued is determined using the weighted average cost.

Stock Options and Restricted Stock Awards

The Company has a share-based employee compensation plan, which is described more fully in Note 14. In accordance with the United Bancorp, Inc. 2008 Incentive Award Plan that was approved by stockholders, the Company issued restricted common stock to certain officers and directors of the Company during 2009 which is described more fully in Note 14.

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

Uncertain tax positions are recognized if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination. The term more likely than not means a likelihood of more than 50 percent; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances and information available at the reporting date and is subject to management’s judgment. At December 31, 2011, the Company had no uncertain tax positions.

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

The Company recognizes interest and penalties on income taxes as a component of income tax expense.

The Company files consolidated income tax returns with its subsidiary. With a few exceptions, the Company is no longer subject to the examination by tax authorities for years before 2010.

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

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

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

Note 2:      Restriction on Cash and Due From Banks

The Company is required to maintain reserve funds in cash and/or on deposit with the Federal Reserve Bank. The reserve required at December 31, 2011 and 2010, was $6.9 million and $6.0 million, respectively.

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

Note 3:      Securities

The amortized cost and approximate fair values, together with gross unrealized gains and losses of securities are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Approximate Fair Value
	(In thousands)
Available-for-sale Securities:
December 31, 2011:
U.S. government agencies	$64,077	$98	$(7)	$64,168
State and political subdivisions	17,173	652	(8)	17,817
Equity securities	4	9	––	13

	$81,254	$759	$(15)	$81,998

December 31, 2010:
U.S. government agencies	$61,908	$53	$(728)	$61,233
State and political subdivisions	25,008	315	(28)	25,295
Government sponsored entities mortgage-backed securities	9,105	509	––	9,614
Equity securities	4	9	––	13

	$96,025	$886	$(756)	$96,155

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Approximate Fair Value
	(In thousands)
Held-to-maturity Securities:
December 31, 2011:
State and political subdivisions	$4,450	$147	$––	$4,597

December 31, 2010:
State and political subdivisions	$6,331	$179	$––	$6,510

The amortized cost and fair value of available-for-sale securities and held-to-maturity securities at December 31, 2011, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties. Maturities for mortgage-backed securities are presented in the table below based on their projected maturities.

	Available-for-sale		Held-to-maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In thousands)

Within one year	$201	$204	$904	$926
One to five years	2,893	2,975	1,910	1,999
Five to ten years	37,471	37,975	1,636	1,672
After ten years	40,685	40,831	––	––

	81,250	81,985	4,450	4,597

Equity securities	4	13	––	––

Totals	$81,254	$81,998	$4,450	$4,597

The carrying value of securities pledged as collateral, to secure public deposits and for other purposes, was $58.2 million and $66.4 million at December 31, 2011 and 2010, respectively.

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

Information with respect to sales of securities and resulting gross realized gains and losses was as follows:

	Year ended December 31,
	2011	2010
	(In thousands)

Proceeds from sales	$9,413	$4,460
Gross gains	370	104
Gross losses	––	(57)
Tax expense	126	16

During 2011 the Company sold one security with an amortized cost of $295,000 resulting in a realized gain of approximately $7,000 and is included in the table above under gross gains. This security was classified on the books as held to maturity and was sold due to a credit quality down grade of the municipality issuer.

During 2010 the Company sold one security for net proceeds of $971,000 with an amortized cost of $1.0 million resulting in a realized loss of $29,000 and is included in table above under gross losses. This one security was classified on the books as held to maturity and was sold due to a credit quality downgrade of the municipality issuer.

Certain investments in debt securities are reported in the financial statements at an amount less than their historical cost. The total fair value of these investments at December 31, 2011 and 2010, was $6.3 million and $35.7 million, which represented approximately 7% and 35% respectively, of the Company’s available-for-sale and held-to-maturity investment portfolio.

Based on evaluation of available evidence, including recent changes in market interest rates, credit rating information and information obtained from regulatory filings, management believes the declines in fair value for these securities are temporary.

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

The following tables show the Company’s investments’ gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2011 and 2010:

December 31, 2011
	Less than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
(In thousands)

US Government agencies	$5,992	$(7)	$––	$––	$5,992	$(7)

State and political subdivisions	332	(8)	––	––	332	(8)

Total temporarily impaired securities	$6,324	$(15)	$––	$––	$6,324	$(15)

December 31, 2010
	Less than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
(In thousands)

US Government agencies	$33,215	$(728)	$––	$––	$33,215	$(728)

State and political subdivisions	2,484	(28)	––	––	2,484	(28)

Total temporarily impaired securities	$35,699	$(756)	$––	$––	$35,699	$(756)

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

The contractual terms of those investments in an unrealized loss position do not permit the issuer to settle the securities at a price less than the amortized cost bases of the investments. Because the Company does not intend to sell the investments and it is not more likely than not the Company will be required to sell the investments before recovery of their amortized cost bases, which may be maturity, the Company does not consider those investments to be other-than-temporarily impaired at December 31, 2011.

Note 4:      Loans and Allowance for Loan Losses

Categories of loans at December 31, include:

	2011	2010
	(In thousands)

Commercial loans	$35,387	$32,153
Commercial real estate	148,052	136,369
Residential real estate	61,765	63,378
Installment loans	39,243	46,877

Total gross loans	284,447	278,777

Less allowance for loan losses	(2,921)	(2,740)

Total loans	$281,526	$276,037

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

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

The following tables present the balance in the allowance for loan losses and the recorded investment in loans based on portfolio segment and impairment method as of December 31, 2011 and 2010:

	2011
	Commercial	Commercial Real Estate	Installment	Residential	Unallocated	Total
(In thousands)
Allowance for loan losses:
Balance, beginning of year	$561	$1,566	$229	$140	$244	$2,740
Provision charged to expense	213	1,459	265	188	(157)	1,968
Losses charged off	(616)	(758)	(489)	(261)	––	(2,124)
Recoveries	25	54	230	28	––	337

Balance, end of year	$183	$2,321	$235	$95	$87	$2,921
Ending balance: individually evaluated for impairment	$59	$1,799	$––	$––	$––	$1,858
Ending balance: collectively evaluated for impairment	$124	$522	$235	$95	$87	$1,063

Loans:
Ending balance: individually evaluated for impairment	$637	$8,254	$––	$––	$––	$8,891
Ending balance: collectively evaluated for impairment	$34,750	$139,798	$39,243	$61,765	$––	$275,556

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

	2010
	Commercial	Commercial Real Estate	Installment	Residential	Unallocated	Total
(In thousands)
Allowance for loan losses:
Balance, beginning of year	$890	$999	$251	$100	$150	$2,390
Provision charged to expense	(110)	1,339	296	197	94	1,816
Losses charged off	(256)	(775)	(579)	(160)	––	(1,770)
Recoveries	37	3	261	3	––	304

Balance, end of year	$561	$1,566	$229	$140	$244	$2,740
Ending balance: individually evaluated for impairment	$486	$1,226	$––	$60	$––	$1,772
Ending balance: collectively evaluated for impairment	$75	$340	$229	$80	$244	$968

Loans:
Ending balance: individually evaluated for impairment	$1,184	$5,852	$––	$238	$––	$7,274
Ending balance: collectively evaluated for impairment	$30,969	$130,517	$46,877	$63,140	$––	$271,503

The following tables show the portfolio quality indicators as of December 31, 2011 and 2010. For purposes of monitoring the credit quality and risk characteristics of its loan portfolio, the Company utilizes the following types of loans: commercial and commercial real estate, residential and installment.

To facilitate the monitoring of credit quality within the loan portfolio, and for purposes of analyzing historical loss rates used in the determination of the ALLL, the Company utilizes the following categories of credit grades: pass, special mention, substandard, and doubtful. The four categories, which are derived from standard regulatory rating definitions, are assigned upon initial approval of credit to borrowers and updated periodically thereafter. Pass ratings, which are assigned to those borrowers that do not have identified potential or well defined weaknesses and for which there is a high likelihood of orderly repayment, are updated periodically based on the size and credit characteristics of the borrower. All other categories are updated on at least a quarterly basis.

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

The Company assigns a special mention rating to loans that have potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may, at some future date, result in the deterioration of the repayment prospects for the loan or the Company’s credit position.

The Company assigns a substandard rating to loans that are inadequately protected by the current sound worth and paying capacity of the borrower or of the collateral pledged. Substandard loans have well defined weaknesses or weaknesses that could jeopardize the orderly repayment of the debt. Loans and leases in this grade also are characterized by the distinct possibility that the Company will sustain some loss if the deficiencies noted are not addressed and corrected.

The Company assigns a doubtful rating to loans that have all the attributes of a substandard rating with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable. The possibility of loss is extremely high, but because of certain important and reasonable specific pending factors that may work to the advantage of and strengthen the credit quality of the loan or lease, its classification as an estimated loss is deferred until its more exact status may be determined. Pending factors may include a proposed merger or acquisition, liquidation proceeding, capital injection, perfecting liens on additional collateral or refinancing plans.

The following table shows the portfolio quality indicators as of December 31, 2011:

Loan Class	Commercial	Commercial Real Estate	Residential	Installment	Total
	(In thousands)

Pass Grade	$31,320	$133,949	$61,590	$39,161	$266,020
Special Mention	2,930	3,500	175	5	6,610
Substandard	882	6,924	––	77	7,883
Doubtful	255	3,679	––	––	3,934

	$35,387	$148,052	$61,765	$39,243	$284,447

The following table shows the portfolio quality indicators as of December 31, 2010:

Loan Class	Commercial	Commercial Real Estate	Residential	Installment	Total
	(In thousands)

Pass Grade	$28,416	$122,795	$62,517	$46,877	$260,605
Special Mention	134	1,141	623	––	1,898
Substandard	3,603	12,198	238	––	16,039
Doubtful	––	235	––	––	235

	$32,153	$136,369	$63,378	$46,877	$278,777

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

The following table shows the loan portfolio aging analysis of the recorded investment in loans as of December 31, 2011:

	30-59 Days Past Due and Accruing	60-89 Days Past Due and Accruing	Greater Than 90 Days and Accruing	Non Accrual	Total Past Due and Non Accrual	Current	Total Loans Receivable
	(In thousands)
Commercial	$661	$21	$80	$240	$1,002	$34,385	$35,387
Commercial real estate	485	––	––	2,677	3,162	144,890	148,052
Installment	405	53	5	71	534	38,709	39,243
Residential	1,038	81	––	1,867	2,986	58,779	61,765

Total	$2,589	$155	$85	$4,855	$7,684	$276,763	$284,447

The following table shows the loan portfolio aging analysis of the recorded investment in loans as of December 31, 2010:

	30-59 Days Past Due and Accruing	60-89 Days Past Due and Accruing	Greater Than 90 Days and Accruing	Non Accrual	Total Past Due and Non Accrual	Current	Total Loans Receivable
	(In thousands)
Commercial	$265	$201	$25	$300	$791	$31,362	$32,153
Commercial real estate	567	525	––	3,163	4,255	132,114	136,369
Installment	421	159	––	240	820	46,057	46,877
Residential	529	279	––	823	1,631	61,747	63,378

Total	$1,782	$1,164	$25	$4,526	$7,497	$271,280	$278,777

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

The following table presents impaired loans for the year ended December 31, 2011:

	Recorded Balance	Unpaid Principal Balance	Specific Allowance	Average Investment in Impaired Loans	Interest Income Recognized
	(In thousands)
Loans without a specific valuation allowance:
Commercial	$532	$532	$––	$525	$28
Commercial real estate	1,805	1,805	––	1,496	87
Consumer	––	––	––	––	––
Residential	––	––	––	39	––
	2,337	2,337	––	2,060	115
Loans with a specific valuation allowance:
Commercial	105	105	59	386	10
Commercial real estate	6,449	6,449	1,799	5,558	278
Consumer	––	––	––	––	––
Residential	––	––	––	81	––
	6,554	6,554	1,858	6,025	288

Total:
Commercial	$637	$637	$59	$911	$38
Commercial Real Estate	$8,254	$8,254	$1,799	$7,054	$365
Consumer	$––	$––	$––	$––	$––
Residential	$––	$––	$––	$120	$––

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

The following table presents impaired loans for the year ended December 31, 2010:

	Recorded Balance	Unpaid Principal Balance	Specific Allowance	Average Investment in Impaired Loans	Interest Income Recognized
	(In thousands)
Loans without a specific valuation allowance:
Commercial	$518	$518	$––	$510	$22
Commercial real estate	1,186	1,186	––	1,172	45
Consumer	––	––	––	––	––
Residential	77	77	––	69	4
	1,781	1,781	––	1,751	71
Loans with a specific valuation allowance:
Commercial	666	666	486	648	38
Commercial real estate	4,666	4,666	1,226	4,688	80
Consumer	––	––	––	––	––
Residential	161	161	60	148	3
	5,493	5,493	1,772	5,484	121

Total:
Commercial	$1,184	$1,184	$486	$1,158	$60
Commercial Real Estate	$5,852	$5,852	$1,226	$5,860	$125
Consumer	$––	$––	$––	$––	$––
Residential	$238	$238	$60	$217	$7

At December 31, 2011, the Company had certain loans that were modified in troubled debt restructurings and impaired.  The modification of terms of such loans included one or a combination of the following:  an extension of maturity, a reduction of the stated interest rate or a permanent reduction of the recorded investment in the loan.

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

The following table presents information regarding troubled debt restructurings by class for the year ended December 31, 2011:

	Year Ended December 31, 2011
	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
		(In thousands)

Commercial	5	$91	$58
Commercial real estate	5	716	315
Residential	––	––	––
Consumer	––	––	––

The troubled debt restructurings described above increased the allowance for loan losses by $426,000 and did not result in any charge offs during the year ended December 31, 2011.

There were no defaults of any of the restructurings described above in the last 12 months.

Note 5:      Premises and Equipment

Major classifications of premises and equipment, stated at cost, are as follows:

	2011	2010
	(In thousands)

Land, buildings and improvements	$12,710	$11,941
Leasehold improvements	264	264
Furniture and equipment	9,724	9,160
Computer software	1,953	1,822

	24,651	23,187
Less accumulated depreciation	(14,847)	(13,909)

Net premises and equipment	$9,804	$9,278

Note 6:      Interest-bearing Deposits

Interest-bearing deposits in denominations of $100,000 or more were $39.5 million at December 31, 2011 and $40.9 million at December 31, 2010.

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

At December 31, 2011, the scheduled maturities of time deposits are as follows:

Due during the year ending December 31,	(In thousands)

2012	$62,370
2013	32,441
2014	9,498
2015	7,027
2016	7,070
Thereafter	10,206

$128,612

Note 7:      Borrowings

At December 31, advances from the Federal Home Loan Bank were as follows:

	2011	2010
	(In thousands)
Maturities February 2011 through August 2025, primarily at fixed rates ranging from 2.88% to 7.20%, averaging 3.84%	$––	$43,450
Maturities September 2013 through August 2025, primarily at fixed rates ranging from 3.08% to 7.20%, averaging 3.62%	32,951	––

	$32,951	$43,450

At December 31, 2011 required annual principal payments on Federal Home Loan Bank advances were as follows:

For the year ending December 31,	(In thousands)

2012	$446
2013	5,386
2014	247
2015	187
2016	6,181
Thereafter	20,504

$32,951

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

At December 31, 2011 and 2010, as a member of the Federal Home Loan Bank system the Bank had the ability to obtain up to $25.1 million and $2.5 million, respectively, in additional borrowings based on securities and certain loans pledged to the FHLB. At both December 31, 2011 and 2010, the Bank had approximately $98.0 million of one- to four-family residential real estate and commercial real estate loans pledged as collateral for borrowings. Also at December 31, 2011, the Company and the Bank have cash management lines of credit with various correspondent banks (excluding FHLB cash management lines of credit) enabling additional borrowings of up to $15 million.

Short-term borrowings include approximately $10.0 million and $11.3 million at December 31, 2011 and 2010, respectively, of securities sold under agreements to repurchase. At December 31, 2011 there were no treasury tax and loan obligations. At December 31, 2010, approximately $522,000, for treasury tax and loan obligations was included in short term borrowings.

Securities sold under agreements to repurchase are financing arrangements whereby the Company sells securities and agrees to repurchase the identical securities at the maturities of the agreements at specified prices. Physical control is maintained for all securities sold under repurchase agreements. Information concerning securities sold under agreements to repurchase is summarized as follows:

	2011	2010
	(Dollars in thousands)

Balance outstanding at year end	$9,968	$11,321
Average daily balance during the year	$13,020	$12,734
Average interest rate during the year	0.18%	0.21%
Maximum month-end balance during the year	$15,704	$14,931
Weighted-average interest rate at year end	0.18%	0.21%

Securities with an approximate carrying value of $15.2 million and $13.6 million at December 31, 2011 and 2010, respectively, were pledged as collateral for repurchase borrowings.

Note 8:        Subordinated Debentures

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

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

Note 9:      Income Taxes

The provision for income taxes includes these components:

	2011	2010
	(In thousands)

Taxes currently payable	$898	$584
Deferred income taxes	(44)	(365)

Income tax expense	$854	$219

A reconciliation of income tax expense at the statutory rate to the Company’s actual income tax expense is shown below:

	2011	2010
	(In thousands)

Computed at the statutory rate (34%)	$1,341	$941
(Decrease) increase resulting from
Tax exempt interest	(356)	(484)
Earnings on bank-owned life insurance - net	(187)	(144)
Other	56	(94)

Actual tax expense	$854	$219

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

The tax effects of temporary differences related to deferred taxes shown on the balance sheets were:

	2011	2010
	(In thousands)

Deferred tax assets
Allowance for loan losses	$497	$488
Stock based compensation	292	106
Allowance for losses on foreclosed real estate	182	148
Deferred compensation	668	563
Employee benefit expense	459	225
Intangible assets	66	51
Non-accrual loan interest	––	28
Alternative minimum taxes	186	344

Total deferred tax assets	2,350	1,953

Deferred tax liabilities
Depreciation	(280)	(143)
Deferred loan costs, net	(249)	(288)
Accretion	(20)	(22)
FHLB stock dividends	(583)	(583)
Mortgage servicing rights	(57)	(73)
Unrealized gains on securities available for sale	(252)	(43)

Total deferred tax liabilities	(1,441)	(1,152)

Net deferred tax asset	$909	$801

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

Note 10:	Other Comprehensive Loss

Other comprehensive loss components and related taxes were as follows:

	2011	2010
	(In thousands)

Unrealized gains (losses) on available-for-sale securities	$977	$(247)
Reclassification adjustment for realized gains on available-for-sale securities included in income	(363)	(76)
Change in unfunded status of defined benefit plan liability	(1,018)	(66)
Amortization of prior service cost included in net periodic pension cost	15	15
Amortization of net loss included in net periodic pension cost	66	71
Components of other comprehensive loss, before tax effect	(323)	(303)
Tax benefit	(110)	(103)

Other comprehensive loss	$(213)	$(200)

The components of accumulated other comprehensive loss, included in stockholders’ equity, are as follows:

	2011	2010
	(In thousands)

Net unrealized gain on securities available-for-sale	$744	$130
Net unrealized loss for unfunded status of defined benefit plan liability	(2,137)	(1,200)

	(1,393)	(1,070)
Tax effect	473	363

Net-of-tax amount	$(920)	$(707)

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

Note 11:	Regulatory Matters

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory–and possibly additional discretionary–actions by regulators that, if undertaken, could have a direct material effect on the Company’s and the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Furthermore, the Company and the Bank’s regulators could require adjustments to regulatory capital not reflected in these financial statements.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2011, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 2011, the most recent notification from Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Bank must maintain capital ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank’s category.

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

The Company’s and Bank’s actual capital amounts and ratios are presented in the following table.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount		Ratio
	(Dollars in thousands)
As of December 31, 2011
Total Capital (to Risk-Weighted Assets)
Consolidated	$42,176	14.0%	$24,172	8.0%	$	N/A	N/A
Citizens	40,387	13.4	24,120	8.0		30,150	10.0%

Tier I Capital (to Risk-Weighted Assets)
Consolidated	$39,250	13.0%	$12,086	4.0%	$	N/A	N/A
Citizens	37,461	12.4	12,060	4.0		18,090	6.0%

Tier I Capital (to Average Assets)
Consolidated	$39,250	9.3%	$16,972	4.0%	$	N/A	N/A
Citizens	37,461	9.0	16,623	4.0		20,779	5.0%

As of December 31, 2010
Total Capital (to Risk-Weighted Assets)
Consolidated	$41,672	13.9%	$24,052	8.0%	$	N/A	N/A
Citizens	40,049	13.3	24,022	8.0		30,028	10.0%

Tier I Capital (to Risk-Weighted Assets)
Consolidated	$38,932	13.0%	$12,026	4.0%	$	N/A	N/A
Citizens	37,309	12.4	12,011	4.0		18,017	6.0%

Tier I Capital (to Average Assets)
Consolidated	$38,932	8.7%	$17,891	4.0%	$	N/A	N/A
Citizens	37,309	8.6	17,392	4.0		21,740	5.0%

 Notes to Consolidated Financial Statements

December 31, 2011 and 2010

Note 12:	Related Party Transactions

At December 31, 2011 and 2010, the Bank had loans outstanding to executive officers, directors, significant stockholders and their affiliates (related parties). In management’s opinion, such loans and other extensions of credit and deposits were made in the ordinary course of business and were made on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons. Further, in management’s opinion, these loans did not involve more than normal risk of collectibility or present other unfavorable features. Such loans are summarized below.

	2011	2010
	(In thousands)

Aggregate balance – January 1	$8,846	$9,450
New loans	352	1,216
Repayments	(1,565)	(1,820)

Aggregate balance – December 31	$7,633	$8,846

Deposits from related parties held by the Bank at December 31, 2011 and 2010, totaled $1.3 million and $1.0 million, respectively.

Note 13:	Benefit Plans

Pension and Other Postretirement Benefit Plans

The Company has a noncontributory defined benefit pension plan covering all employees who meet the eligibility requirements. The Company’s funding policy is to make the minimum annual contribution that is required by applicable regulations, plus such amounts as the Company may determine to be appropriate from time to time. The Company expects to contribute $235,000 to the plan in 2012.

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

The Company uses a December 31 measurement date for the plan. Information about the plan’s funded status and pension cost follows:

	Pension Benefits
	2011	2010
	(In thousands)
Change in benefit obligation
Beginning of year	$(3,312)	$(3,133)
Service cost	(304)	(266)
Interest cost	(173)	(180)
Actuarial loss	(772)	(182)
Benefits paid	398	449

End of year	(4,163)	(3,312)

Change in fair value of plan assets
Beginning of year	2,969	2,669
Actual return on plan assets	(8)	349
Employer contribution	250	400
Benefits paid	(398)	(449)

End of year	2,813	2,969

Funded status at end of year	$(1,350)	$(343)

Amounts recognized in accumulated other comprehensive loss not yet recognized as components of net periodic benefit cost consist of:

	Pension Benefits
	2011	2010
	(In thousands)

Unamortized net loss	$2,107	$1,155
Unamortized prior service cost	30	45

	$2,137	$1,200

The estimated net loss and prior service cost for the defined benefit pension plan that will be amortized from accumulated other comprehensive income into net periodic benefit cost over the next fiscal year is approximately $169,000.

The accumulated benefit obligation for the defined benefit pension plan was $2.8 million and $2.4 million at December 31, 2011 and 2010, respectively.

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

Information for the pension plan with respect to accumulated benefit obligation and plan assets is as follows:

	December 31,
	2011	2010
	(In thousands)

Projected benefit obligation	$4,164	$3,312
Accumulated benefit obligation	$2,806	$2,366
Fair value of plan assets	$2,814	$2,969

	December 31,
	2011	2010
	(In thousands)

Components of net periodic benefit cost
Service cost	$304	$266
Interest cost	173	180
Expected return on plan assets	(239)	(234)
Amortization of prior service cost	15	15
Amortization of net loss	66	71

Net periodic benefit cost	$319	$298

Significant assumptions include:

	Pension Benefits
	2011	2010

Weighted-average assumptions used to determine benefit obligation:
Discount rate	4.40%	5.54%
Rate of compensation increase	3.00%	3.00%

Weighted-average assumptions used to determine benefit cost:
Discount rate	5.54%	5.96%
Expected return on plan assets	8.00%	8.00%
Rate of compensation increase	3.00%	3.00%

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

The Company has estimated the long-term rate of return on plan assets based primarily on historical returns on plan assets, adjusted for changes in target portfolio allocations and recent changes in long-term interest rates based on publicly available information. The long-term rate of return did not change from 2010 to 2011.

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid as of December 31, 2011:

Pension Benefits
(In thousands)

2012	$190
2013	150
2014	183
2015	98
2016	432
2017-2019	2,309

Total	$3,362

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

The asset allocation strategy of the plan is designed to allow flexibility in the determination of the appropriate investment allocations between equity and fixed income investments. This strategy is designed to help achieve the actuarial long term rate on plan assets of 8%. The target asset allocation percentages for both 2011 and 2010 are as follows:

Large-Cap stocks	Not to exceed 60%
SMID-Cap stocks	Not to exceed 20%
International equity securities	Not to exceed 15%
Fixed income investments	Not to exceed 40%
Alternative investments	Not to exceed 20%

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

At December 31, 2011 and 2010, the fair value of plan assets as a percentage of the total was invested in the following:

	December 31,
	2011	2010

Equity securities	76.7%	74.9%
Debt securities	22.4	24.0
Cash and cash equivalents	0.9	1.1

	100.0%	100.0%

Pension Plan Assets

Following is a description of the valuation methodologies used for pension plan assets measured at fair value on a recurring basis, as well as the general classification of pension plan assets pursuant to the valuation hierarchy.

Where quoted market prices are available in an active market, plan assets are classified within Level 1 of the valuation hierarchy. Level 1 plan assets include investments in mutual funds that involve equity, bond and money market investments. All of the Plan’s assets are classified as Level 1. If quoted market prices are not available, then fair values are estimated by using pricing models, quoted prices of plan assets with similar characteristics or discounted cash flows. In certain cases where Level 1 or Level 2 inputs are not available, plan assets are classified within Level 3 of the hierarchy. At December 31, 2011 and 2010, the Plan did not contain Level 2 or Level 3 investments.

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

The fair values of Company’s pension plan assets at December 31, by asset category are as follows:

December 31, 2011
		Fair Value Measurements Using
Asset Category	Total Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In thousands)

Mutual money market	$25	$25	$––	$––
Mutual funds – equities
International	187	187	––	––
Real estate	31	31	––	––
Large Cap	1,139	1,139	––	––
Small and Mid Cap	776	776	––	––
Commodities	26	26
Mutual funds – fixed income
Core bond	544	544	––	––
High yield corporate	86	86	––	––

Total	$2,814	$2,814	$––	$––

December 31, 2010
		Fair Value Measurements Using
Asset Category	Total Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In thousands)

Mutual money market	$32	$32	$––	$––
Mutual funds – equities
International	209	209	––	––
Real estate	30	30	––	––
Large Cap	1,157	1,157	––	––
Small and Mid Cap	799	799	––	––
Commodities	30	30
Mutual funds – fixed income
Core bond	593	593	––	––
High yield corporate	119	119	––	––

Total	$2,969	$2,969	$––	$––

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

Employee Stock Ownership Plan

The Company has an Employee Stock Ownership Plan (“ESOP”) with an integrated 401(k) plan covering substantially all employees of the Company. The ESOP acquired 354,551 shares of Company common stock at $9.64 per share in 2005 with funds provided by a loan from the Company. Accordingly, $3.4 million of common stock acquired by the ESOP was shown as a reduction of stockholders’ equity. Shares are released to participants proportionately as the loan is repaid. Dividends on allocated shares are recorded as dividends and charged to retained earnings. Compensation expense is recorded equal to the fair market value of the stock when contributions, which are determined annually by the Board of Directors of the Company, are made to the ESOP. The Company’s 401(k) matching percentage was 50% of the employees’ first 6% of contributions for 2011 and 2010.

ESOP and 401(k) expense for the years ended December 31, 2011 and 2010 was approximately $203,000 and $200,000, respectively.

Share information for the ESOP is as follows at December 31, 2011 and 2010:

	2011	2010

Allocated shares at beginning of the year	109,971	87,201
Shares released for allocation during the year	23,639	23,639
Shares distributed due to retirement/diversification	(8,950)	(869)
Unearned shares	212,718	236,357

Total ESOP shares	337,378	346,328

Fair value of unearned shares at December 31	$1,800,000	$2,059,000

At December 31, 2011, the fair value of the 124,660 allocated shares held by the ESOP was approximately $1,055,000.

Split Dollar Life Insurance Arrangements

The Company has split-dollar life insurance arrangements with its executive officers and certain directors that provide certain death benefits to the executive’s beneficiaries upon his or her death. The agreements provide a pre- and post-retirement death benefit payable to the beneficiaries of the executive in the event of the executive’s death. The Company has purchased life insurance policies on the lives of all participants covered by these agreements in amounts sufficient to provide the sums necessary to pay the beneficiaries, and the Company pays all premiums due on the policies. The accumulated post retirement benefit obligation at December 31, 2011 and 2010 was $1.2 million and $1.3, respectively.

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

Note 14:	Stock Option and Restricted Stock Plans

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

The fair value of each option award was estimated on the date of grant using the Black-Scholes option valuation model. There were no stock options granted in 2011 and 2010.

A summary of option activity under the Plan as of December 31, 2011, and changes during the year then ended, is presented below:

	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value

Outstanding, beginning of year	53,714	$10.34	$––	$––
Granted	––	––	––	––
Exercised	––	––	––	––
Forfeited or expired	––	––	––	––

Outstanding, end of year	53,714	$10.34	3.2	$––

Exercisable, end of year	––	$––	––	$––

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

A summary of the status of the Company’s nonvested restricted shares as of December 31, 2011, and changes during the year then ended, is presented below:

	Shares	Weighted- Average Grant-Date Fair Value

Nonvested, beginning of year	180,000	$8.35
Granted	––	––
Vested	––	––
Forfeited	(10,000)	$8.35

Nonvested, end of year	170,000	$8.35

Total compensation cost recognized in the income statement for share-based payment arrangements during the years ended December 31, 2011 and 2010 was $200,000 and $220,000, respectively. The recognized tax benefits related thereto were $68,000 and $75,000, for the years ended December 31, 2011 and 2010, respectively.

As of December 31, 2011 and 2010, there was $955,000 and $1.2 million, respectively, of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the Plan. That cost is expected to be recognized over a weighted-average period of 6.9 years.

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

Note 15:	Earnings Per Share

Earnings per share (EPS) were computed as follows:

	Year Ended December 31, 2011
	Net Income	Weighted- Average Shares	Per Share Amount
	(In thousands)

Net income	$3,091

Dividends on non-vested restricted stock	(95)

Net income allocated to stockholders	2,996

Basic earnings per share
Income available to common stockholders	––	4,754,739	$0.63

Effect of dilutive securities
Restricted stock awards	––	41,067

Diluted earnings per share
Income available to common stockholders and assumed conversions	$2,996	$4,795,806	$0.62

Options to purchase 53,714 shares of common stock at an average exercise price of $10.34 per share were outstanding at December 31, 2011, but were not included in the computation of diluted earnings per share because the options’ exercise price was greater than the average market price of the common shares.

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

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

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

Note 16:	Disclosures about Fair Value of Financial Instruments and Other Assets and Liabilities

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

Available-for-sale Securities

Where quoted market prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy. Level 1 securities include equity securities. If quoted market prices are not available, then fair values are estimated by using pricing models, quoted prices of securities with similar characteristics or discounted cash flows. Level 2 securities include government agency securities, mortgage-backed securities, certain collateralized mortgage and debt obligations and certain municipal securities. In certain cases where Level 1 or Level 2 inputs are not available, securities are classified within Level 3 of the hierarchy and include other less liquid securities.

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

The following tables present the fair value measurements of assets recognized in the accompanying balance sheets measured at fair value on a recurring basis and the level within the fair value hierarchy in which the fair value measurements fall at December 31, 2011 and 2010:

		December 31, 2011 Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In thousands)

U.S government agencies	$64,168	$––	$64,168	$––

State and political subdivisions	17,817	––	17,817	––

Equity securities	13	13	––	––

		December 31, 2010 Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In thousands)

U.S government agencies	$61,233	$––	$61,233	$––

State and political subdivisions	25,295	––	25,295	––

Government sponsored entities mortgage-backed securities	9,614	––	9,614	––

Equity securities	13	13	––	––

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

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

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

The following tables present the fair value measurements of assets recognized in the accompanying balance sheets measured at fair value on a non-recurring basis and the level within the fair value hierarchy in which the fair value measurements fall at December 31, 2011 and 2010:

		December 31, 2011 Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In thousands)

Impaired loans	$1,746	$––	$––	$1,746
Foreclosed assets held for sale	415	––	––	415

		December 31, 2010 Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In thousands)

Impaired loans	$3,595	$––	$––	$3,595
Foreclosed assets held for sale	238	––	––	238

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

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

	December 31, 2011		December 31, 2010
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(In thousands)

Financial assets
Cash and cash equivalents	$15,681	$15,681	$10,935	$10,935
Certificates of deposit in other financial institutions	––	––	2,564	2,564
Available-for-sale securities	81,998	81,998	96,155	96,155
Held-to-maturity securities	4,450	4,597	6,331	6,510
Loans, net of allowance for loan losses	281,526	283,055	276,037	276,699
Federal Home Loan Bank stock	4,810	4,810	4,810	4,810
Accrued interest receivable	1,410	1,410	1,441	1,441

Financial liabilities
Deposits	328,540	313,817	325,446	308,387
Short-term borrowings	9,968	9,955	11,843	11,829
Federal Home Loan Bank advances	32,951	35,617	43,450	45,316
Subordinated debentures	4,000	3,632	4,000	3,412
Interest payable	234	234	337	337

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

December 31, 2011 and 2010

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

Commitments to Originate Loans, Letters of Credit and Lines of Credit

The fair value of commitments to originate loans is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair values of letters of credit and lines of credit are based on fees currently charged for similar agreements or on the estimated cost to terminate or otherwise settle the obligations with the counterparties at the reporting date. Fair values of commitments were not material at December 31, 2011 and 2010.

Note 17:	Significant Estimates and Concentrations

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

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

Note 18:	Commitments and Credit Risk

At December 31, 2011 and 2010, total commercial and commercial real estate loans made up 64.5% and 60.5%, respectively, of the loan portfolio. Installment loans account for 13.8% and 16.8%, respectively, of the loan portfolio. Real estate loans comprise 21.7% and 22.7% of the loan portfolio as of December 31, 2011 and 2010, respectively, and primarily include first mortgage loans on residential properties and home equity lines of credit.

Included in cash and due from banks as of December 31, 2011 and 2010, is $10.4 million and $5.1 million, respectively, of deposits with the Federal Reserve Bank of Cleveland.

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

At December 31, 2011 and 2010, the Company had outstanding commitments to originate variable rate loans aggregating approximately $11.0 million and $7.6 million, respectively. The commitments extended over varying periods of time with the majority being disbursed within a one-year period.

Mortgage loans in the process of origination represent amounts that the Company plans to fund within a normal period of 60 to 90 days, some of which are intended for sale to investors in the secondary market. The Company did not have any mortgage loans in the process of origination which are intended for sale at December 31, 2011. Total mortgage loans in the process of origination which are intended for sale amounted to approximately $1.6 million at December 31, 2010.

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

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

The Company had total outstanding standby letters of credit amounting to $962,000 and $897,000, at December 31, 2011 and 2010, respectively, with terms not exceeding nine months. At both December 31, 2011 and 2010, the Company had no deferred revenue under standby letter of credit agreements.

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

At December 31, 2011, the Company had granted unused lines of credit to borrowers aggregating approximately $11.1 million and $30.0 million for commercial lines and open-end consumer lines, respectively. At December 31, 2010, the Company had granted unused lines of credit to borrowers aggregating approximately $12.9 million and $29.2 million for commercial lines and open-end consumer lines, respectively.

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

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

At December 31, 2011, the Company held approximately $148.1 million in loans secured by commercial real estate and distributed within three distinct geographic areas in which the Company operates. Due to national, state and local economic conditions, values for commercial and development real estate have declined significantly and the market for these properties is depressed.

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

Note 19:	Recent Accounting Pronouncements

FASB Accounting Standards Update (ASU) 2010-20, Receivables: Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses (Topic 310), issued on July 21, 2010, concerns improved disclosures regarding the credit quality in a financial institution’s loan portfolio. The guidance requires additional disaggregation of the credit portfolio by portfolio segment and class of receivable, a revised roll forward of the allowance for credit losses, presentation of the credit portfolio by credit quality indicators, an aging schedule of past due receivables, disclosure of troubled debt restructurings and purchases and sales of receivables by portfolio segment. The period-end disclosures were effective for periods ending on or after December 15, 2010 (December 31, 2010 for the Company). The activity disclosures are effective for periods beginning on or after December 15, 2010 (January 1, 2011 for the Company). The Company adopted FASB ASU 2010-20 as required, without a material effect on the Company’s financial condition or results of operations.

FASB ASU 2011-02, Receivables (Topic 310), A Creditor’s Determination of Whether a Restructuring Is a Troubled Debt Restructuring, issued in April 2011, amends Subtopic 310-40 to clarify existing guidance related to a creditor’s evaluation of whether a restructuring of debt is considered a troubled debt restructuring. The amendments add additional clarity in determining whether a creditor has granted a concession and whether a debtor is experiencing financial difficulties. The updated guidance and related disclosure requirements are effective for financial statements issued for the first interim or annual period beginning on or after June 15, 2011, and should be applied retroactively to the beginning of the annual period of adoption. Early adoption is permitted. The Company adopted FASB ASU 2011-02 as required, without a material effect on the Company’s financial condition or results of operations.

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

FASB ASU 2011-03, Transfers and Servicing (Topic 860), Reconsideration of Effective Control for Repurchase Agreements, issued in April 2011, improves the accounting for repurchase agreements and other agreements that both entitle and obligate a transferor to repurchase or redeem financial assets before their maturity. The updated guidance is effective for the first interim or annual period beginning on or after December 15, 2011 and should be applied prospectively. Management is currently evaluating the impact of the guidance on the Company’s condensed consolidated financial statements.

FASB ASU 2011-04, Fair Value Measurement (Topic 820), Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements, issued in May 2011, provides guidance in common fair value measurement and disclosure requirements. The amendment changes the wording used to describe many of the requirements for measuring fair value and for disclosing information about fair value measurements. The amendments are effective during interim and annual periods beginning after December 15, 2011. Management is currently evaluating the impact of the guidance on the Company’s condensed consolidated financial statements.

FASB ASU 2011-05, Comprehensive Income (Topic 220), Presentation of Comprehensive Income, issued in June 2011, is designed to improve the comparability, consistency, and transparency of financial reporting and to increase the prominence of items reported in comprehensive income. The amendments are effective during interim and annual periods beginning after December 15, 2011. Management does not expect adoption of this standard to have a material impact on the Company’s condensed consolidated financial statements.

FASB ASU 2011-08, Intangibles (Topic 350), Testing Goodwill for Impairment, issued in September 2011, is designed to simplify how entities, both public and nonpublic, test goodwill for impairment. The amendments permit an entity to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test in Topic 350. The amendments are effective during interim and annual periods beginning after December 15, 2011. Early adoption is permitted, including for annual and interim goodwill impairment tests performed as of a date before September 15, 2011, if an entity’s financial statements for the most recent annual or interim period have not yet been issued. Management does not expect adoption of this standard to have a material impact on the Company’s consolidated financial statements.

FASB ASU 2011-12, Comprehensive Income (Topic 220), Deferral of the effective Date for Amendments to the Presentation of Reclassification of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-12, issued in December 2011 is a deferral of only those changes in update 2011-05 that relates to the presentation of reclassification adjustments out of accumulated other comprehensive income. All other requirements in Update 2011-05 are not affected by this update, including the requirements to report comprehensive income either in a single continuous financial statement or in two separate but consecutive financial  statements. Public entities should apply these requirements for fiscal years, and interim periods within those years, beginning after December 15, 2011. Management does not expect adoption of this standard to have a material impact on the Company’s consolidated financial statements.

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

Note 20:	Condensed Financial Information (Parent Company Only)

Presented below is condensed financial information as to financial position, results of operations and cash flows of the Company:

Condensed Balance Sheets

	December 31,
	2011	2010
	(In thousands)
Assets
Cash and cash equivalents	$1,820	$1,812
Investment in the Bank	38,393	37,958
Corporate owned life insurance	272	272
Other assets	1,583	1,129

Total assets	$42,068	$41,171

Liabilities and Stockholders’ Equity
Subordinated debentures	$4,000	$4,000
Other liabilities	1,886	1,590
Stockholders’ equity	36,182	35,581

Total liabilities and stockholders’ equity	$42,068	$41,171

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

Condensed Statements of Income

	Years Ended December 31,
	2011	2010
	(In thousands)

Operating Income
Dividends from subsidiary	$4,448	$3,154
Interest and dividend income from securities and federal funds	-	10

Total operating income	4,448	3,164

General, Administrative and Other Expenses	1,959	1,907

Income Before Income Taxes and Equity in Undistributed Income of Subsidiary	2,489	1,257

Income Tax Benefits	572	563

Income Before Equity in Undistributed Income of Subsidiary	3,061	1,820

Equity in Undistributed Income of Subsidiary	30	727

Net Income	$3,091	$2,547

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

Condensed Statements of Cash Flows

	Years Ended December 31,
	2011	2010
	(In thousands)

Operating Activities
Net income	$3,091	$2,547
Items not requiring (providing) cash
Depreciation and amortization	12	12
Equity in undistributed income of subsidiary	(30)	(727)
Amortization of ESOP and share-based compensation plans	403	421
Net change in other assets and other liabilities	(788)	531

Net cash provided by operating activities	2,688	2,784

Financing Activities
Dividends paid to stockholders	(2,988)	(2,960)
Proceeds from purchases of common stock by the dividend reinvestment plan	236	458
Shares purchased for deferred compensation plan	72	104

Net cash used in financing activities	(2,680)	(2,398)

Net Change in Cash and Cash Equivalents	8	386

Cash and Cash Equivalents at Beginning of Year	1,812	1,426

Cash and Cash Equivalents at End of Year	$1,820	$1,812

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

Note 21:	Quarterly Financial Data (Unaudited)

The following table summarizes the Company’s quarterly results of operations for the years ended December 31, 2011 and 2010.

	Three Months Ended
2011:	March 31,	June 30,	September 30,	December 31,
	(In thousands, except per share data)

Total interest income	$5,038	$5,212	$5,071	$4,890
Total interest expense	1,256	1,220	1,141	1,090

Net interest income	3,782	3,992	3,930	3,800

Provision for loan losses	648	494	401	425
Other income	694	895	832	721
Gain on sale of securities - net	370	––	––	––
General, administrative and other expense	3,294	3,473	3,300	3,036

Income before income taxes	904	920	1,061	1,060
Federal income taxes	166	168	260	260

Net income	$738	$752	$801	$800

Earnings per share
Basic	$0.15	$0.15	$0.16	$0.17

Diluted	$0.15	$0.15	$0.16	$0.16

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

	Three Months Ended
2010:	March 31,	June 30,	September 30,	December 31,
	(In thousands, except per share data)

Total interest income	$5,530	$5,513	$5,403	$5,221
Total interest expense	1,804	1,715	1,582	1,379

Net interest income	3,726	3,798	3,821	3,842

Provision for loan losses	360	370	321	765
Other income	776	859	849	786
Gain on sale of securities - net	––	––	47	––
General, administrative and other expense	3,371	3,471	3,687	3,393

Income before income taxes	771	816	709	470
Federal income taxes	88	115	(1)	17

Net income	$683	$701	$710	$453

Earnings per share
Basic	$0.14	$0.14	$0.15	$0.09

Diluted	$0.14	$0.14	$0.15	$0.09

UNITED BANCORP, INC.
Martins Ferry, OH

www.unitedbancorp.com