Form 10-K, Exhibit 13
period 2012-12-31
UNITED BANCORP INC /OH/
filed 2013-03-21
CIK 731653

DIVIDEND AND STOCK HISTORY

			Distribution Date of
	Cash Dividends		Dividends and
	Declared(1)	Stock Dividends	Exchanges
1983	$0.05	-	-
1984	$0.06	4 for 1 Exchange(2)	January 2, 1984
1985	$0.07	-	-
1986	$0.09	-	-
1987	$0.09	50% Stock Dividend	October 2, 1987
1988	$0.10	-	-
1989	$0.10	-	-
1990	$0.11	-	-
1991	$0.12	-	-
1992	$0.12	100% Stock Dividend	September 10, 1992
1993	$0.12	100% Stock Dividend	November 30, 1993
1994	$0.13	10% Stock Dividend	September 9, 1994
1995	$0.19	-	-
1996	$0.20	10% Stock Dividend	June 20, 1996
1997	$0.23	10% Stock Dividend	September 19, 1997
1998	$0.26	5% Stock Dividend	December 18, 1998
1999	$0.30	5% Stock Dividend	December 20, 1999
2000	$0.31	5% Stock Dividend	December 20, 2000
2001	$0.32	5% Stock Dividend	December 20, 2001
2002	$0.33	5% Stock Dividend	December 20, 2002
2003	$0.35	10% Stock Dividend	December 19, 2003
2004	$0.39	10% Stock Dividend	December 20, 2004
2005	$0.43	10% Stock Dividend	December 20, 2005
2006	$0.48	10% Stock Dividend	December 20, 2006
2007	$0.52	–	–
2008	$0.54	–	–
2009	$0.56	–	–
2010	$0.56	–	–
2011	$0.56	–	–
2012	$0.42	–	–

2013 ANTICIPATED DIVIDEND PAYABLE DATES

First Quarter

March 20, 2013

Second Quarter*

June 20, 2013

Third Quarter*

September 20, 2013

fourth Quarter*

December 20, 2013

*Subject to action by Board of Directors

(1) Adjusted for stock dividends and exchanges. Does not include dividends from Southern Ohio Community Bancorporation, Inc. prior to the merger.

(2) Formation of United Bancorp, Inc. (UBCP). The Citizens Savings Bank shareholders received 4 shares of UBCP stock in exchange for 1 share of The Citizens Savings Bank.

TOTAL RETURN PERFORMANCE

Index	12/31/07	12/31/08	12/31/09	12/31/10	12/31/11	12/31/12
United Bancorp, Inc.	100.00	135.83	124.05	135.47	140.32	109.21
NASDAQ Composite	100.00	123.23	179.12	211.63	209.96	247.22
SNL Bank Index	100.00	79.47	78.65	88.13	68.25	92.10
SNL $250M-$500M Bank Index	100.00	84.44	78.15	87.44	82.14	101.96
SNL Midwest Bank Index	100.00	82.49	69.90	86.81	82.00	98.69
Dow Jones	100.00	118.52	145.40	165.85	179.75	198.15

Decade Of Progress

Unaudited

	2002	2003	2004	2005	2006	2007	2008	2009	2010	2011	2012
Interest and dividend income	$22,095,682	$20,720,464	$20,506,914	$22,181,071	$25,279,212	$26,603,043	$25,715,309	$23,354,885	$21,667,356	$20,211,170	$18,462,265
Interest expense	9,328,867	7,837,463	7,538,572	9,146,249	12,837,256	14,517,591	10,251,384	8,064,768	6,480,008	4,707,077	3,861,046
Net interest income	12,766,815	12,883,001	12,968,342	13,034,822	12,441,956	12,085,452	15,463,925	15,290,117	15,187,348	15,504,093	14,601,219
Provision for loan losses	630,000	540,000	618,000	412,000	1,384,261	993,505	1,188,270	1,325,052	1,816,012	1,968,021	1,127,634
net interest income after provision for loan losses	12,136,815	12,343,001	12,350,342	12,622,822	11,057,695	11,091,947	14,275,655	13,965,065	13,371,336	13,536,072	13,473,585
Noninterest income, including security gains/(losses)	2,059,173	2,611,566	2,199,020	2,341,826	2,297,373	3,079,567	3,066,769	3,295,030	3,317,126	3,512,340	2,937,420
Noninterest expense	9,989,172	10,415,947	10,452,666	10,763,473	11,046,170	11,252,758	12,627,590	13,838,651	13,921,806	13,103,041	13,466,431
income before income taxes	4,206,816	4,538,620	4,096,696	4,201,175	2,308,898	2,918,755	4,714,834	3,421,444	2,766,656	3,945,371	2,944,574
Income tax expense	986,653	899,229	863,799	908,647	240,891	333,926	955,700	516,524	219,289	854,447	546,399
net income	$3,220,163	$3,639,391	$3,232,897	$3,292,528	$2,068,007	$2,584,829	$3,759,134	$2,904,920	$2,547,367	$3,090,924	$2,398,175

Total assets	$361,711,069	$385,522,969	$397,521,584	$411,932,779	$421,653,341	$451,370,187	$441,804,491	$445,970,296	$423,434,966	$415,566,563	$438,353,660
Deposits	300,201,533	304,525,997	300,629,543	306,914,758	330,005,480	330,488,711	347,044,549	344,542,900	325,445,596	328,540,953	350,416,519
Shareholders’ equity	32,154,862	32,514,459	32,824,111	32,479,697	32,580,485	33,885,779	33,904,759	35,211,133	35,580,582	36,181,269	36,625,833
Loans receivable, net	184,916,798	195,765,090	212,451,448	229,106,682	229,171,793	232,196,753	235,448,307	255,335,658	276,036,674	281,526,111	293,774,257
Allowance for loan losses	2,971,116	2,843,484	2,995,422	2,904,447	2,345,419	2,447,254	2,770,360	2,390,015	2,739,736	2,921,067	2,708,045
Net charge-offs	537,949	667,632	466,062	502,833	1,936,046	891,648	865,000	1,705,000	1,466,000	1,785,689	1,340,656
Full time employees (average equivalents)	130	133	135	132	132	123	142	136	146	133	134
Banking locations	Seventeen	Seventeen	Seventeen	Seventeen	Seventeen	Seventeen	Twenty	Twenty	Twenty	Twenty	Twenty

Earnings per common share - Basic	$0.67	$0.76	$0.69	$0.71	$0.45	$0.57	$0.82	$0.62	$0.52	$0.63	$0.49
Earnings per common share - Diluted	0.67	0.76	0.69	0.71	0.45	0.57	0.82	0.62	0.52	0.62	0.48
Dividends per share	0.33	0.35	0.39	0.43	0.48	0.52	0.54	0.56	0.56	0.56	0.42
Book value per share	6.72	7.67	7.09	7.00	7.73	7.41	7.35	7.53	7.52	7.57	7.61
Market value range per share	7.82-9.54	8.96-13.60	9.43-13.56	9.10-12.69	9.36-11.36	9.78-11.39	7.41-10.85	7.00-9.49	7.70-9.90	7.56-9.03	5.89-10.25

Cash dividends paid	$1,647,670	$1,717,838	$1,878,788	$2,114,723	$2,415,741	$2,435,317	$2,707,438	$2,871,801	$2,959,658	$2,988,155	$2,253,410
Return on average assets (ROA)	0.94%	0.97%	0.83%	0.82%	0.50%	0.60%	0.86%	0.63%	0.57%	0.73%	0.55%
Return on average equity (ROE)	10.34%	11.40%	9.91%	10.01%	6.49%	8.12%	11.33%	7.56%	7.05%	8.53%	6.74%

Our mission

United Bancorp, Inc. is a nationally traded Bank holding company whose mission is to continue earning the respect....

....	Of its shareholders, through continued growth in shareholder value by sustaining profitability and acquiring well managed and capitalized businesses in the financial services industry;

....	Of its customers, through reaching out with the technology they want and offering the financial products and services they need;

....	Of its communities, through support of civic activities that make our communities better places to live and work;

....	Of its team members, through training development and career growth opportunities in a comfortable environment with modern equipment;

....	Of its affiliates, through providing data processing, item processing, accounting, human resource and management support;

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

A Letter from the Chairman, President and CEO

To the shareholders of United Bancorp, Inc….

This past year continued to be an exceedingly challenging one in which to operate as a financial services company and particularly as a community bank! For the fourth straight year, we have experienced the “zero-rate” monetary policy of the Federal Reserve Bank which has kept interest rates at historically low levels. In addition, the Federal Reserve started a program called Operation Twist and continued with its third round of Quantitative Easing (QE3). All this manipulation of our markets has caused both long and short term interest rates to remain at levels that make it difficult to generate the historic financial returns to which we are accustomed, especially as a community bank that derives most of its profits from its Net Interest Margin. Sprinkle in some additional regulatory burden in the form of the many new regulations being implemented under Dodd-Frank and Basel 3, and we have the perfect storm against the banking system!

During this time of economic uncertainty, we continue to pursue a conservative posture in managing our assets and liabilities. Our current short term objective is to cover our overhead, maintain our generous dividend payment which has a current yield of 4.2% and earn a limited return to our equity accounts until we see better opportunities to make sound investments without taking on excessive market risk due to the present low interest rate environment. Not wanting to take undue interest rate risk, we are keeping a higher level of liquidity in short term low yielding funds as Cash and due from the Federal Reserve Bank which has increased during the past twelve months 379% to $75.1 million. The 25 basis point return that we are presently receiving on these funds on the short term is having a limiting effect on our earnings.

At present we believe it is imprudent to stretch investment maturities for higher yields. As an alternative, we continue to aggressively, yet selectively, make loans in the markets that we serve and continue to see this to be our only prudent and viable opportunity to generate an acceptable yield on our funds without adding to the risk position of our company. We are pleased to report that gross loans are up $12.0 million or 4.2% year over year with continued improvement in the credit quality of our loan portfolio. The recent trend of exceptionally strong loan growth during the fourth quarter of 2012 was highly encouraging and it is anticipated that this positive trend will continue in the coming year with the additional resources that we are dedicating to our lending function.

A Letter from the Chairman, President and CEO - Continued

During 2012, The Citizens Savings Bank positioned itself to be a formidable competitor in the financial services industry by introducing several new appealing products and services. With the growing presence of oil and gas leasing in our Eastern Region, in February we expanded our Brokerage United Division with an additional LPL Financial Advisor. In March, the Bank introduced our updated and modern websites www.TheCitizensBank. com and www.TheCommunityBank.com that appeal to those inclined to shop for financial services online. These new websites now promote all of the banks products and services online including the ultimate in convenience of allowing our customers to search for all of their mortgage options and apply for a mortgage loan online without the hassle of having to physically come into one of our banking offices. In addition, our Bank introduced the newest in banking channels…Mobile Banking! By having Mobile Banking, we are able to effectively compete with all of the largest banks for customers who demand “cutting-edge” services. There are not many community-oriented banks that can make this claim! Also, we do not just offer mobile banking in one flavor; we offer a form for those who like to text, for those who prefer a browser and for those who want an “App”. Our Mobile Banking is available to Apple©, Android© and Blackberry© devices. In addition, The Citizens Savings Bank is soon to introduce an updated online banking system with Personal Financial Management that allows Account Aggregation and Mobile Capture which will further boost our appeal to customers of the 21st Century!

At mid-year, The Citizens Savings Bank partnered with an outside third-party vendor to restructure its entire demand deposit product line, both consumer and business, while continuing to offer free checking services to all customers. In addition, a new marketing strategy was implemented which promotes these newly restructured and highly appealing accounts on a direct basis within our market areas. With a consistent focus on promoting these new products within our local markets, we were able to more than double our new account openings in the second half of 2012. This strategy has attracted many new customers to our banking centers and has allowed us to cross-sell many of our other highly appealing products and services to ensure a profitable customer relationship over the longer-term.

Also in 2012, we continued to invest in our future and furthered our commitment to enhance our market position in the county seat of Belmont County, Ohio by purchasing a new brick and mortar facility on the west-side of St. Clairsville. The Citizens Bank has had a presence there for the past fifteen years through our in-store facility located within Riesbeck’s Food Market. Relocating to our new location in the outer parking area, we shall be able to offer a more consumer-friendly banking experience by offering drive thru, night drop and safe box services. This highly visible new location is set to open on June 17, 2013. With modern brick-and-mortar banking centers on both the east and west-sides of St. Clairsville, we shall be well positioned in the coming years to grow our market share in this dynamic area.

Our new St. Clairsville west-side location will also provide a valuable benefit to our employees and organization by allowing us to further develop our training initiative that began last year with the hiring of the Bank’s first dedicated Training Officer. Nearly one-half of this new 3,300 square foot facility will become home to our new Training Center. This technically-enhanced facility will be utilized to continually train and improve the skill sets of our valued employees. In addition, it will provide an ideal forum for developing and expanding relationships with our much valued customers by hosting events to promote our more complex products and services, plus sponsor seminars that will provide educational value to our small business customers.

Word is quickly spreading within our markets that The Citizens Savings Bank is becoming a premier financial partner for Small Businesses. Over sixty-five percent of our loan portfolio is small business oriented and we furthered our commitment to developing our small business platform in 2012 by hiring two new commercial lenders. We have the capacity to meet the financial requirements of most businesses that operate within our banking communities with our expanded lending authority of $6.0 million and an electronic cash management banking platform that is second to none. Our commitment is to continue to develop a greater presence within the markets that we serve by supporting the growth of Small Businesses!

Our company continued its focus of ensuring its long-term viability through succession planning and team development by promoting two individuals to officer-level positions last April. Seth R. Abraham was appointed Vice President- Chief Human Resources Officer, with a focus on developing the most valuable asset of our company…the human asset. Lisa Basinger was appointed to the position of Corporate Secretary. She serves as an Administrative Assistant to our Executive Officers and is charged with keeping accurate and timely records of all of our company’s official meetings. This past year saw the retirement of two long term members from The Citizens Savings Bank’s Board of Directors. Dr. Leon F. Favede retired in February after serving since 1981 and Herman E. Borkoski retired in August after serving since 1987. Their committed service to our organization is greatly appreciated and their wise and valued counsel will be missed.

This year marks the 30th year since the founding of United Bancorp, Inc. in 1983 as then the 12th bank holding company in the State of Ohio. Many have followed. Today, community banking is under siege by current monetary policies and regulations which have the potential to shrink the number of banks in our country. We firmly believe that United Bancorp, Inc. and The Citizens Savings Bank, with our strong and conservative practices, will be positioned to weather this present storm and will be in a very sound position in future periods to grow and prosper. Although there is a cost to being publically traded, we take great pride in the fact that we are a strongly compliant SEC Registrant that is listed on the NASDAQ.

Our structural soundness may lead to positive growth opportunities as other smaller institutions within our banking communities potentially may seek us as a “safe haven” due to current market conditions and the growing cost of regulatory compliance. Our company is blessed with a strong and talented management group that is poised for expansion opportunity and succession. We have a strong capital base and financial statement, the latest in high tech and efficient operating systems and a geographically diverse spread of an operations center and twenty modern banking centers over four distinct and diverse economic areas within Ohio.

Offsetting all of our current challenges is a growing presence in East Central Ohio of oil and gas explorations that has an exciting promise of providing strong and long term future economic growth. Today, although we may be suffering a little “short term pain for long term gain”, our long term goal is to be a strong and profitable survivor in this presently changing banking environment and to reward our owners with solid growth in their shareholder value.

Cash Dividends

James W. Everson

Chairman, President and

Chief Executive Officer

ceo@unitedbancorp.com

February 16, 2013

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

Directors

1 = United Bancorp, Inc.	2 = The Citizens Savings Bank

Directors

1 = United Bancorp, Inc.	2 = The Citizens Savings Bank

Directors and Officers

DIRECTORS OF UNITED BANCORP, INC.

James W. Everson[1]	Chairman, President & Chief Executive Officer, United Bancorp, Inc.
Chairman, The Citizens Savings Bank, Martins Ferry, Ohio
Scott A. Everson	Executive Vice President & Chief Operating Officer, United Bancorp, Inc.
President & Chief Executive Officer, The Citizens Savings Bank, Martins Ferry, Ohio
John M. Hoopingarner[1,3,4]	Executive Director, Muskingum Watershed Conservancy District, New Philadelphia, Ohio
Samuel J. Jones[2,4]	Business Owner, Glouster, Ohio
Terry A. McGhee[1,3]	Past President & Chief Executive Officer, Westerman Inc., Bremen, Ohio
Richard L. Riesbeck1,2,4,	President, Riesbeck Food Markets, Inc., St. Clairsville, Ohio
Matthew C. Thomas[2,3]	President, M.C. Thomas Insurance Agency, Inc., Bridgeport, Ohio
Michael J. Arciello	Director Emeritus1992 - 2009
L.E. "Dick" Richardson	Director Emeritus1998 - 2007

OFFICERS OF UNITED BANCORP, INC.

James W. Everson	Chairman, President & Chief Executive Officer
Scott A. Everson	Executive Vice President & Chief Operating Officer
Randall M. Greenwood	Senior Vice President, Chief Financial Officer & Secretary/Treasurer
Seth R. Abraham	Vice President - Chief Human Resource Officer
Matthew F. Branstetter	Vice President - Chief Lending Officer
Elmer K. Leeper	Vice President - Chief Retail Banking Officer
Michael A. Lloyd	Vice President - Chief Information Officer
Lisa A. Basinger	Corporate Secretary

DIRECTORS OF THE CITIZENS SAVINGS BANK, MARTINS FERRY, OHIO

James W. Everson[1]	Chairman, President & Chief Executive Officer, United Bancorp, Inc.
Chairman, The Citizens Savings Bank, Martins Ferry, Ohio
Scott A. Everson[1]	Executive Vice President & Chief Operating Officer, United Bancorp, Inc.
President & Chief Executive Officer, The Citizens Savings Bank, Martins Ferry, Ohio
John R. Herzig	President, Toland-Herzig Funeral Homes & Crematory, Strasburg, Ohio
John M. Hoopingarner[1]	Executive Director, Muskingum Watershed Conservancy District, New Philadelphia, Ohio

Samuel J. Jones	Business Owner, Glouster, Ohio
Andrew F. Phillips	President, Southeast Beverage Company, Athens, Ohio
Robin L. Rhodes, M.D	Physician, Pediatric Associates of Lancaster, Inc., Lancaster, Ohio
Richard L. Riesbeck1,2,	President, Riesbeck Food Markets, Inc., St. Clairsville, Ohio
Errol C. Sambuco[2]	Consultant, Martins Ferry, Ohio
Matthew C. Thomas[1,2]	President, M.C. Thomas Insurance Agency, Inc., Bridgeport, Ohio
Leon F. Favede, O.D	Director Emeritus1981 - 2012
Herman E. Borkoski	Director Emeritus1987 - 2012
Michael J. Arciello	Director Emeritus1992 - 2009
L.E. "Dick" Richardson	Director Emeritus1998 - 2007

1 = Executive Committee    2 = Audit Committee     3 = Compensation Committee

4 = Nominating and Governance Committee     = Lead Director

Shareholder Information

United Bancorp, Inc.’s (the Company) common stock trades on The Nasdaq SmallCap Market tier of The Nasdaq Stock Market under the symbol UBCP, CUSIP #909911109. At year-end 2012, there were 5,375,304 shares issued, held among approximately 2,000 shareholders of record and in street name. The following table sets forth the quarterly high and low closing prices of the Company’s common stock from January 1, 2012 to December 31, 2012 compared to the same periods in 2011 as reported by the NASDAQ.

	2012				2011
	31-Mar	30-Jun	30-Sep	31-Dec	31-Mar	30-Jun	30-Sep	31-Dec
Market Price Range
High ($)	$9.55	10.25	9.60	7.00	9.03	8.83	8.66	8.60
Low ($)	$8.59	8.56	7.10	5.89	7.56	8.43	8.55	7.82

Cash Dividends
Quarter ($)	$0.14	0.14	0.07	0.07	0.14	0.14	0.14	0.14
Cumulative ($)	$0.14	0.28	0.35	0.42	0.14	0.28	0.42	0.56

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

American Stock Transfer and Trust Company

Attn: Dividend Reinvestment

6201 15th Avenue, 3rd Floor

Brooklyn, NY 11219

1-800-278-4353

Annual Meeting:

The Annual Meeting of Shareholders will be held at 2:00 p.m., April 17, 2013 at the Corporate Offices in Martins Ferry, Ohio.

Internet:

Please look us up at

http//:www.unitedbancorp.com

Independent Auditors:

BKD LLP

312 Walnut Street, Suite 3000

Cincinnati, Ohio 45202

(513) 621-8300

Corporate Offices:

The Citizens Savings Bank Building

201 South 4th Street

Martins Ferry, Ohio 43935

Lisa A. Basinger

Corporate Secretary

(888) 275-5566 (EXT 6113)

(740) 633-0445 (EXT 6113)

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

As space in the new headquarters became occupied, property across from the new Main Office on the other corner of Fourth and Hickory Streets was acquired in 1993 to support the continued growth. It was renovated into a modern Operations Center now housing the Data and Item Processing Equipment for the affiliate banks of United Bancorp, Inc. and the offices for United Bancorp, Inc.’s Accounting Group. With the introduction of 24 x 7 x 365 Automated Call Center and Internet Banking in 2001, the Accounting and Operations Center was further expanded through the purchase and renovation of the adjoining property formerly known as the Fullerton Bakery Building. Today, the Accounting and Operations Center Building supports the back room operations for the seventeen banking offic-es of The Citizens Bank and The Community Bank of Lancaster.

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

In June 2012, the Company's subsidiary The Citizens Savings Bank purchased a full service banking facility from another financial institution on the West side of St. Clairsville in the same development where the Company has been leasing space for its In Store Banking Facility since 1997. The purchase agreement contained a one year "black out" per where the location could not be used as a financial institution. In January 2013, the Company began extensive renovations on the building and the plans call for a complete renovation of the lobby and customer service areas of the bank. In addition, the Company will construct a state of the art Training Center for staff and will also offer educational seminars for current and future customers of the bank. At the time of opening in June of 2013, the Company will close its In Store Banking Facility and will have two full service banking centers including drive thru service and safe boxes in St. Clairsville, one on West side and one on East side of City.

The growth and success of The Citizens Savings Bank and the United Bancorp, Inc. have been attributed to the association of many dedicated men and women. Having served on the Board of Directors are Edward E. McCombs, 1902-1936; John E. Reynolds, 1902-1940; Dr. J.W. Darrah, 1902-1937; J.A. Crossley, 1902-1903; William M. Lupton, 1902-1902; F.K. Dixon, 1902-1909; Dr. R.H. Wilson, 1902-1905; C.A. Heil, 1903-1909; David Coss, 1904-1938; L.L. Scheele, 1905-1917; A.T. Selby, 1906-1954; H.H. Rothermund, 1907-1912; Dr. J.G. Parr, 1912-1930; T.E. Pugh, 1920-1953; J.J. Weiskircher, 1925-1942; David H. James, 1925-1963; Dr. C.B. Messerly, 1931-1957; H.H. Riethmiller, 1936-1980; E.M. Nickles, 1938-1968; L.A. Darrah, 1939-1962; R.L. Heslop, 1941-1983; Joseph E. Weiskircher, 1943-1975; Edward M. Selby, 1953-1976; David W. Thompson, 1954-1966; Dr. Charles D. Messerly, 1957-1987; James M. Blackford, 1962-1968; John H. Morgan, 1967-1976; Emil F. Snyder, 1968-1975; James H. Cook, 1976-1986; Paul Ochsenbein, 1978-1991; David W. Totterdale, 1981-1995; Albert W. Lash, 1975-1996; Premo R. Funari, 1976-1997; Donald A. Davison, 1963-1997; Harold W. Price, 1999-1999; John H. Clark, Jr., 1976-2001; Dwain R. Hicks, 1999-2002; and Michael A. Ley, 1999-2002, Michael J. Arciello 1992 - 2009, Leon F. Favede, O.D., 1981-2012 and Herman E. Borkoski, 1987-2012.

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

Management’s Discussion and Analysis

In the following pages, management presents an analysis of United Bancorp, Inc.’s financial condition and results of operations as of and for the year ended December 31, 2012 as compared to prior years. This discussion is designed to provide shareholders with a more comprehensive review of the operating results and financial position than could be obtained from an examination of the financial statements alone. This analysis should be read in conjunction with the Consolidated Financial Statements and related footnotes and the selected financial data included elsewhere in this report.

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

Financial Condition

Total Assets (In Thousands)

Overview

The Company’s net income realized in 2012 generated an annualized 0.55% return on average assets (“ROA”) and a 6.74% return on average equity (“ROE”) compared to 0.73% ROA and 8.53% ROE for 2011. Comparing the year ended 2012 to 2011, the Company’s net interest margin was 3.72% compared to 4.18%, a decrease of 46 basis points. This decrease in the margin resulted in a $903,000 drop in net interest income which was primarily driven by shrinkage in the company’s investment portfolio. Implementation of the government mandated regulations from the Dodd-Frank Act regarding our Courtesy Overdraft Program caused a reduction in customer overdraft fees of approximately $134,000. This was offset by an increase in other service fees which resulted in a net reduction of $42,000 in service fee income for the year ended December 31, 2012. During this current period, the Company did not have the substantial gains that it had in 2011 resulting from receiving a $100,000 BOLI benefit in excess of its surrender value and by recognizing a gain on sale of securities of $370,000 through liquidating its government sponsored mortgage–backed securities portfolio to take advantage of the favorable rate environment on these short term investments. The Company’s 2012 earnings were positively impacted by a period over period decrease of $840,000 in its provision for loan losses. This decrease in the provision for loan losses is directly attributed to the overall improvement in the credit quality of the loan portfolio. Net loans of $1,341,000 were charged off during 2012, a decrease of $446,000 or 24.9% from 2011. During 2012, a single out of area loan relationship accounted for $1,032,000 of the net loan amount charged off. Excluding this individual loan loss, the net loan amounts charged off during 2012 were $309,000. Other real estate owned decreased $236,000 or 11.6% from December 31, 2011 to December 31, 2012 and nonaccrual loans to total loans decreased by 61 basis points or $1,595,000, going from 1.71% in 2011 to 1.10%. Another area trending in a positive direction is core funding. Total deposits increased $21.9 million from December 31, 2011 to December 31, 2012 with most of this growth occurring in low cost funding. As a result of the booming activity of the oil and gas industry within our market areas, the Company has experienced a higher than normal influx of funds. Some of these funds may be temporary in nature and it is projected that a portion of these funds will flow back out of the Company within the next three to six months. These deposit fluctuations are closely monitored and are incorporated into our monthly asset/ liability and funds management strategy. Also, in order to capitalizeonitsopportunities,theCompanyhasimplemented a marketing strategy in June 2012 focusing on attracting a larger percentage of low cost funding at each of its banking locations, while continuing to allow higher cost term funding to flow out. This will help lower the cost of funding in future periods. Presently, the Company has a significant liquid position in cash-type investments which can be leveraged in future periods at higher yields when market conditions improve. Each of these opportunities has the potential to lead to higher levels of profitability.

Earning Assets – Loans

Gross loans totaled $296.5 million at December 31, 2012, representing a 4.3% increase from $284.4 million at December 31, 2011. Average loans totaled $282.7 million for 2012, representing a 1.4% increase compared to average loans of $278.7 million for 2011.

The increase in gross loans from December 31, 2011 to December 31, 2012 was primarily an increase in residential real estate loans of $11.9 million and commercial and commercial real estate loans by $7.8 million which was offset by a decrease of $7.6 million in installment loans.

The Company's commercial and commercial real estate loan portfolio represents 64.5% of the total portfolio at December 31, 2012, compared to 64.5% at December 31, 2011. During this past year, we found many new customers within our lending areas and our focus continues on our small business customer utilizing all the SBA, Ohio Department of Development and State of Ohio loan programs as well as local revolving loan funds to best fit the needs of our customers.

The Company’s installment lending portfolio represented 10.7% of the total portfolio at December 31, 2012, compared to 13.8% at December 31, 2011. The targeted installment lending areas encompass the four geographic areas serviced by the Bank, which are diverse, thereby reducing the risk to changes in economic conditions. Competition for installment loans principally comes from the captive finance companies offering low to zero percent financing for extended terms.

Loans-Net (In Thousands)

The Company's residential real estate portfolio represents 24.8% of the total portfolio at December 31, 2012, compared to 21.7% at December 31, 2011. Residential real estate loans are comprised of 1, 3 and 5 year adjustable-rate mortgages used to finance 1-4 family units. The Company also offers fixed-rate real estate loans through our Secondary Market Real Estate Mortgage Program. Once these fixed rate loans are originated and immediately sold without recourse in what is referred to as the secondary market, the Company does not assume credit risk or interest rate risk in this portfolio. This arrangement is quite common in banks and saves our customers from looking elsewhere for their home financing needs.

In 2012, the interest rate environment continued to be favorable to the fixed-rate mortgage loan product. However, the secondary market origination volume was impacted by an issue that has developed in the overall industry related to higher risk sub-prime loans. While the Company did not participate in sub-prime lending, the additional regulations and unstable appraisal market have made it more difficult to obtain a loan that is saleable in the secondary market. With these conditions, the Company did recognize a gain on the sale of secondary market loans of $32,000 in 2012 and a gain of $94,000 in 2011.

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

Total Average Earning Assets (In Thousands)

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

The Company generally recognizes interest income on the accrual basis, except for certain loans which are placed on non-accrual status, when in the opinion of management; doubt exists as to collection on the loan. The Company’s policy is to generally place loans greater than 90 days past due on non-accrual status unless the loan is both well secured and in the process of collection. When a loan is placed on non-accrual status, interest income may be recognized on a cash basis as payment is received if the loan is well secured. If the loan is not deemed well secured, payments are credited to principal.

Management and the Board of Directors believe the current balance of the allowance for loan losses is sufficient to cover probable incurred losses. Refer to the Provision for Loan Losses section for further discussion on the Company’s credit quality.

Earning Assets – Securities and Federal Funds Sold

The securities portfolio is comprised of U.S. Government and agency obligations, tax-exempt obligations of states and political subdivisions and certain other investments. The Company does not hold any derivative securities. The quality rating of the majority of the Bank’s securities issued by political subdivisions is generally no less than A. Board policy permits the purchase of certain non-rated or lesser rated bonds of local schools, townships and municipalities, based on known levels of credit risk.

Due to current monetary policy effected by the Federal Reserve Bank, the Company experienced a high volume of “called securities” during 2012. Proceeds of the call were not reinvested due to interet rate market risk and were placed in overnight depository funds. Due to this, securities available for sale at December 31, 2012 decreased $47.1 million, or 57.5%, from 2011, while securities held to maturity decreased $1.7 million or 37.8% during the same period. The Company’s U.S. Government agency portfolio is subject to increased levels of redemptions due to the call features in this type of investment security. Given the extent of the decrease in overall interest rates, the Company did experience a significant amount of called government agency investment securities during 2012 and 2011. This trend is expected to continue into 2013. While the Company has plans to reinvest a portion of these funds in other available-for-sale securities, there is lag between the time when bonds are called and the right investment opportunity is available to the Company. In addition, given the historical low interest rate environment, there is concern on the duration of future purchases in the investment portfolio. During 2013, the Company may leave a higher than typical level of excess liquidity invested short term in Federal Funds sold until these funds can be invested in loans rather than securities.

Sources of Funds – Deposits

The Company’s primary source of funds is retail core deposits from individuals and business customers. These core deposits include all categories of interest-bearing deposits, excluding certificates of deposit greater than $100,000. During 2012, the Company implemented a new marketing strategy promoting newly redesigned deposit account types. Total deposits increased $21.9 million, or 66.5% from 2011 to 2012. with a shift from higher costing certificates of deposit to lower costing transactional and savings accounts. Also during 2012, our deposit growth was favorably affected as certain areas within Ohio have experienced an unusual growth in the natural gas and oil exploration efforts of major energy companies. This growth stems from new extraction techniques and has attracted significant investment from major energy companies in mineral rights for owners of local real estate in markets that we serve. Deposits from related parties held by the Company as of December 31, 2012 and 2011, totaled $32.7 million and $1.7 million, respectively. Some of these funds may be temporary in nature and it is projected that a portion of these funds will flow back out of the Company within the next three to nine months.

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

Certificates of deposit greater than $100,000 are not considered part of core deposits and, as such, are used as a tool to balance funding needs. At December 31, 2012, certificates of deposit greater than $100,000 decreased $12.0 million, or 30.4%, from December 31, 2011 totals. During 2012, growth in lower costing deposits contributed to a planned reduction in certificates of deposit. The Company does not differentiate pricing for certificates of deposit that are greater than $100,000.

Alternative financial products are continuously being introduced by our competition whether through traditional banks or brokerage services companies. As a result of this competition, the Company does offer full service brokerage services. Brokerage United®, a division of The Citizens Savings Bank, offers access to Brokerage Services through LPL Financial®. During 2012 the Company expanded its Brokerage United Division with an additional LPL Financial Advisor.

Net Income (In Thousands)

Sources of Funds – Securities Sold Under Agreements to Repurchase and Other Borrowed Funds

Other interest-bearing liabilities include securities sold under agreements to repurchase, Treasury, Tax and Loan, notes payable and Federal Home Loan Bank advances. Securities sold under agreements to repurchase increased approximately $713,000 from December 31, 2011 to December 31, 2012.

Advances from the Federal Home Loan Bank (FHLB) decreased $512,000, or 1.6%, from December 31, 2011 to December 31, 2012. During 2012, $5 million of fixed rate advances matured. Given the growth in the Company’s depository balances during 2012, these advances were not replaced.

Performance Overview 2012 to 2011

Net Income

The Company reported net income of $2.4 million in 2012 compared with $3.1 million for 2011, a decrease of $693,000, or 22.4%. On a per share basis, the Company’s diluted earnings per share were $0.48 for 2012, as compared to $0.62 for 2011, a decrease of 22.6%. This earnings performance equates to a 0.55% Return on Average Assets (“ROA”) and an 6.74% Return on Average Equity (“ROE”) for 2012 compared to 0.73% and 8.53%, for 2011.

Net Interest Income

Net interest income, by definition, is the difference between interest income generated on interest-earning assets and the interest expense incurred on interest-bearing liabilities. Various factors contribute to changes in net interest income, including volumes, interest rates and the composition or mix of interest-earning assets in relation to interest-bearing liabilities. Comparing the year ended December 31, 2012 to 2011, the Company’s net interest margin was 3.89% compared to 4.18%, a decrease of 29 basis points. This decrease in the margin resulted in a $903,000 decrease in net interest income for the year ended December 31, 2012 as compared to 2011.

Average interest-earning assets increased $21.8 million in 2012 as compared to 2011 while the associated weighted-average yield on these interest-earning assets decreased from 5.42% in 2011 to 4.85% for 2012. Average interest-bearing liabilities decreased $19.4 million in 2012 as compared to 2011, while the associated weighted-average costs on these interest-bearing liabilities decreased from 1.31% in 2011 to 1.14% in 2012. As the historically low interest rates are expected to continue into 2013 and beyond given recent interest rate forecasts by the Federal Open Market Committee of the Federal Reserve Bank, management expects that it will become difficult to lower the Company’s cost of funds in proportion to the weighted average yields on the earning assets of the Company.

Please refer to the sections on Asset and Liability Management and Sensitivity to Market Risks and Average Balances, Net Interest Income and Yields Earned and Rates Paid elsewhere herein for further information.

Provision For Loan Losses

The provision for loan losses is a charge to expense recorded to maintain the related balance sheet allowance for loan losses at an amount considered adequate by Management and the Board of Directors to cover probable incurred losses in the portfolio. The provision for loan losses was $1.1 million in 2012 compared to $2.0 million in 2011, a decrease of $840,000 or 42.7%. As previously discussed, the loan portfolio increased approximately $12.0 million, or 4.2%, during 2012. The provision for loan losses for the year ended December 31, 2012 was predicated primarily upon a decrease in the level of charge-offs, and improvement in credit quality as measured by the improved levels of past due and non-accrual loans in the portfolio.

With this improving credit quality, the level of net loans charged off to average loans has decreased from 0.64% for the year ended December 31, 2011 to 0.47% for the year ended December 31, 2012. Net loans charged-off for 2012 were approximately $1.3 million compared to approximately $1.8 million for 2011. Other real estate owned decreased $236,000 or 11.6% from December 31, 2011 to December 31, 2012 and nonaccrual loans to total loans decreased by 61 basis points or $1,595,000, going from 1.71% in 2011 to 1.10%.

The allowance for loan losses as a percentage of gross loans decreased to 0.91% at December 31, 2012 from 1.03% at December 31, 2011. The Company evaluates the loan risk grading system definitions and allowance for loan losses methodology on an ongoing basis. During 2012, a single out of area loan relationship accounted for $1,032,000 of the net loan amount charged off. Excluding this individual loan loss, the net loan amounts charged off during 2012 were $309,000. This relationship is not deemed to be representative of the risk profile of our loan portfolio and therefore the impact of the charge-off was excluded from our allowance for loan loss methodology for 2012. No other significant methodology changes were made during the past year. The impact of this change in methodology did not have a material impact on the level of loan loss reserve at December 31, 2012.

Noninterest Income

Total noninterest income is made up of bank related fees and service charges, as well as other income producing services provided, sales of loans in the secondary market, ATM income, early redemption penalties for certificates of deposit, safe deposit rental income, internet bank service fees, earnings on bank-owned life insurance and other miscellaneous items.

Noninterest income for the year ended December 31, 2012 was $2,937,000 a decrease of $575,000 or 16.4%, compared to $3,512,000 for the year ended December 31, 2011. Implementation of the government mandated regulations from the Dodd-Frank Act regarding our Courtesy Overdraft Program caused a reduction in customer overdraft fees of approximately $134,000. This was offset by an increase in other service fees which resulted in a net reduction of $42,000 in service fee income for the year ended December 31, 2012. During this current period, the Company did not have the substantial gains that it had in 2011 resulting from receiving a $100,000 BOLI benefit in excess of its surrender value and by recognizing a gain on sale of securities of $370,000 through liquidating its government sponsored mortgage–backed securities portfolio to take advantage of the favorable rate environment on these short term investments.

Noninterest Expense

Noninterest expense for 2012 increased $363,000, or 2.8%, as compared to 2011.

Salaries and employee benefits increased $386,000, or 6.0%, from 2011 to 2012. This increase was primarily due to insurance cost increases, the expansion of the commericial lending team and the hiring of a trainer to enhance our current training program plus limited merit increases.

Return On Average Equity

Occupancy and equipment expense increased $84,000, or 4.7%, due primarily to an increase in depreciation expense on premises, computer hardware and software and related service maintenance. During May 2011 a new full service banking facility was opened in Tiltonsville Ohio to replace a leased facility; therefore, in 2012 the Company had a full year of operations for this new facility.

Professional fees decreased $80,000, or 8.8%, for 2012 as compared to 2011. This decrease is a primary result of less legal expenses related to the collection of past due loans.

The provision for losses on foreclosed real estate was $83,000 for 2012 as compared to $87,000 for 2011.

Marketing expense increased $182,000, or 85.8%, for 2012 as compared to 2011. The Company implemented a new marketing strategy in June 2012 focusing on attracting a larger percentage of low cost funding at each of its banking locations by using direct mail.

In conjunction with the September 2008 branch acquisition from the Federal Deposit Insurance Corporation, the Company recorded an intangible asset of approximately $812,000 consisting of a core deposit intangible. This asset was recorded at fair value and is being amortized over seven years using a straight line method. During 2012 and 2011, the Company recorded amortization expense of approximately $119,000 and $119,000, respectively. Approximately 3 years remain in the amortization schedule of this intangible asset.

As anticipated, the Company’s FDIC insurance premiums decreased approximately $34,000 from 2011 to 2012. In 2009, the FDIC required banks to prepay their projected FDIC premiums for 2010 through 2012 as of December 31, 2009. The amount of the remaining prepaid premiums was approximately $751,000 as of December 31, 2012.

Other expenses decreased $185,000, or 8.3%. No single item contributed significantly to this decrease.

Income tax expense for 2012 was $546,000 compared to $854,000 in 2011, a decrease of $308,000. The decrease was due primarily to a $1.0 million, or 25.4% decrease in pre-tax income. The Company’s effective income tax rate was 18.5% in 2012 and 21.6% in 2011. The Company’s effective tax rate is less than the 34% statutory rate due primarily to the effects of nontaxable interest income and earnings on bank owned life insurance policies.

Asset/Liability

Management and Sensitivity to Market Risks

In the environment of changing business cycles, interest rate fluctuations and growing competition, it has become increasingly more difficult for banks to produce adequate earnings on a consistent basis. Although management can anticipate changes in interest rates, it is not possible to reliably predict the magnitude and timing of interest rate changes. As a result, the Company must establish a sound asset/liability management policy, which will minimize exposure to interest rate risk while maintaining an acceptable interest rate spread and insuring adequate liquidity.

(In thousands)
	2012	2011
Noninterest income
Customer service fee	$2,060	$2,102
Gain on sales of securities	-	370
Gains on sales of loans	32	94
Other income	845	946
Total noninterest income	$2,937	$3,512

Noninterest expense
Salaries and employee benefits	$6,849	$6,463
Occupancy and equipment	1,860	1,776
Provision for losses on foreclosed real estate	83	87
Professional services	826	906
Insurance	251	265
Deposit insurance premiums	288	322
Franchise and other taxes	513	493
Marketing expense	394	212
Printing and office supplies	233	225
Amortization of intangibles	119	119
Other expenses	2,050	2,235
Total noninterest expense	$13,466	$13,103

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

Net Charge-Offs to Average Loans

A negative gap is created when rate sensitive liabilities exceed rate sensitive assets and conversely a positive gap occurs when rate sensitive assets exceed rate sensitive liabilities. A negative gap position will cause profits to decline in a rising interest rate environment while conversely a positive gap will cause profits to decline in a falling interest rate environment. Currently our Company is positively gapped anticipating higher interest rates and this position will benefit the Company as interest rates normalize. The Company’s goal is to have acceptable profits under any interest rate environment. To avoid volatile profits as a result of interest rate fluctuations, the Company attempts to match interest rate sensitivities, while pricing both the asset and liability components to yield a sufficient interest rate spread so that profits will remain relatively consistent across interest rate cycles.

Management of the income statement is called spread management and is defined as managing investments, loans, and liabilities to achieve an acceptable spread between the Company’s return on its earning assets and its cost of funds. Gap management without consideration of interest spread can cause unacceptable low profit margins while assuringthatthelevelofprofitsissteady.Spreadmanagement without consideration of gap positions can cause acceptable profits in some interest rate environments and unacceptable profits in others. A sound asset/liability management program combines gap and spread management into a single cohesive system.

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

Total Allowance for
Loan Losses to Total Loans

The following tables present an analysis of the potential sensitivity of the Company’s net present value of its financial instruments to sudden and sustained changes in the prevailing interest rates.

The projected volatility of the net present value at both December 31, 2012 and 2011 fall within the general guidelines established by the Board of Directors. The 2012 NPV table shows that in a falling interest rate environment, in the event of a 100 basis point change, the NPV would decrease 9%, and with a 200 basis point change the NPV would decrease 18%. This decrease is the result of fixed rate certificates of deposit not repricing in lock step with an immediate downward rate adjustment of 100 and 200 basis points. The other component is that once rates decrease 100 or 200 basis points from current levels we tend to reach a floor on how low depository rates can adjust downward.

In an upward change in interest rates, the Company’s NPV would increase 12% with a 100 basis point interest rate increase. In a 200 basis point rate increase, the Company’s NPV would increase 21%. This increase is attributable to a portion of the Company’s loan and investment portfolios that have variable rates. In addition, the Company has approximately $75.1 million in cash and cash equivalents at December 31, 2012. As short term rates would rise in a shock analysis, the Company would benefit from an increase in the fed funds rate increase.

(Dollars in Thousands)
Net Portfolio Value - December 31, 2012

Change in Rates	$ Amount	$ Change	% Change
+200	48,926	8,549	21%
+100	45,330	4,953	12%
Base	40,377
-100	36,679	3,698	-9%
-200	33,088	7,289	-18%

(Dollars in Thousands)
Net Portfolio Value - December 31, 2011

Change in Rates	$ Amount	$ Change	% Change
+200	61,554	9,310	2%
+100	57,409	5,165	1%
Base	52,244
-100	42,970	(9,274)	-2%
-200	36,287	(15,957)	-3%

The following table is a summary of selected quarterly results of operations for the years ended December 31, 2012 and 2011.

	Three Months Ended
	March 31	June 30	September 30	December 31
		(In thousands, except per share data)
2012

Total interest income	$4,691	$4,630	$4,548	$4,593
Total interest expense	1,032	994	952	883

Net interest income	3,659	3,636	3,596	3,710

Provision for losses on loans	333	168	268	359
Other income	740	677	723	797
Gain on sale of securities - net	-	-	-	-
General, administrative and other expense	3,234	3,180	3,482	3,570

Income before income taxes	832	965	569	578
Federal income taxes	71	234	118	123

Net income	$761	$731	$451	$455

Earnings per share
Basic	$0.15	$0.15	$0.09	$0.10
Diluted	$0.15	$0.15	$0.09	$0.09

	Three Months Ended
	March 31	June 30	September 30	December 31
		(In thousands, except per share data)
2011

Total interest income	$5,038	$5,212	$5,071	$4,890
Total interest expense	1,256	1,220	1,141	1,090

Net interest income	3,782	3,992	3,930	3,800

Provision for losses on loans	648	494	401	425
Other income	694	895	832	721
Gain on sale of securities - net	370	-	-	-
General, administrative and other expense	3,294	3,473	3,300	3,036

Income before income taxes	904	920	1,061	1,060
Federal income taxes	166	168	260	260

Net income	$738	$752	$801	$800

Earnings per share
Basic	$0.15	$0.15	$0.16	$0.17
Diluted	$0.15	$0.15	$0.16	$0.16

Average Balances, Net Interest Income and Yields Earned and Rates Paid

The following table provides average balance sheet information and reflects the taxable equivalent average yield on interest-earning assets and the average cost of interest-bearing liabilities for the years ended December 31, 2012 and 2011. The yields and costs are calculated by dividing income or expense by the average balance of interest-earning assets or interest-bearing liabilities.

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

	2012			2011
(Dollars In thousands)		Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-earning assets
Loans	$282,735	$16,812	5.95%	$278,719	$17,515	6.28%
Taxable securities - AFS	50,914	708	1.39	70,062	1,328	1.90
Tax-exempt securities - AFS	12,347	735	5.95	20,389	1,254	6.15
Tax-exempt securities - HTM	3,941	235	5.96	6,225	314	5.04
Time deposits in other financial institutions				690	11	1.59
Federal funds sold	47,969	106	0.22
FHLB stock and other	4,814	232	4.82	4,814	217	4.51
Total interest-earning assets	402,720	18,828	4.68	380,899	20,639	5.42

Noninterest-earning assets
Cash and due from banks	6,568			16,766
Premises and equipment (net)	10,123			9,774
Other nonearning assets	17,381			20,178
Less: allowance for loan losses	(2,926)			(2,876)
Total noninterest-earning assets	31,146			43,842
Total assets	$433,866			$424,741

Liabilities & stockholders’ equity
Interest-bearing liabilities
Demand deposits	$110,388	$118	0.11%	$112,451	$120	0.11%
Savings deposits	64,333	60	0.09	54,739	64	0.12
Time deposits	115,637	2,121	1.83	136,805	2,789	2.04
FHLB advances	32,708	1,294	3.94	37,122	1,460	3.93
Trust preferred debentures	4,000	250	6.25	4,000	250	6.25
Repurchase agreements	11,961	18	0.15	13,350	24	0.18
Total interest-bearing liabilities	339,027	3,861	1.14	358,467	4,707	1.31

Noninterest-bearing liabilities
Demand deposits	54,660			26,886
Other liabilities	4,598			3,067
Total noninterest-bearing liabilities	59,258			29,953
Total liabilities	398,285			388,420
Total stockholders’ equity	35,581			36,321
Total liabilities & stockholders’ equity	$433,866			$424,741
Net interest income		$14,967			$15,932
Net interest spread			3.54%			4.11%

Net yield on interest-earning assets			3.72%			4.18%

•	For purposes of this schedule, nonaccrual loans are included in loans.
•	Fees collected on loans are included in interest on loans.

Rate/Volume Analysis

The table below describes the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities have affected interest income and expense during 2012. For purposes of this table, changes in interest due to volume and rate were determined using the following methods:

-	Volume variance results when the change in volume is multiplied by the previous year’s rate.

-	Rate variance results when the change in rate is multiplied by the previous year’s volume.

-	Rate/volume variance results when the change in volume is multiplied by the change in rate.

Diluted Earnings Per Share

Note: The rate/volume variance was allocated to volume variance and rate variance in proportion to the relationship of the absolute dollar amount of the change in each. Nonaccrual loans are ignored for purposes of the calculations due to the nominal amount of the loans.

	2012 Compared to 2011
	Increase/(Decrease)
(In thousands)		Change	Change
	Total	Due To	Due To
	Change	Volume	Rate
Interest and dividend income
Loans	$(703)	$250	$(953)
Taxable securities available for sale	(620)	(314)	(306)
Tax-exempt securities available for sale	(519)	(480)	(39)
Tax-exempt securities held to maturity	(79)	(129)	50
Time deposites in other financial institutes	(11)	(11)	-
Federal funds sold	106	106	-
FHLB stock and other	15	-	15
Total interest and dividend income	(1,811)	(578)	(1,233)

Interest expense
Demand deposits	(2)	(2)	-
Savings deposits	(4)	10	(14)
Time deposits	(668)	(405)	(263)
FHLB advances	(166)	(168)	2
Trust Preferred debentures	-	-	-
Repurchase agreements	(6)	(3)	(3)
Total interest expense	(852)	(568)	(278)

Net interest income	$(965)	$(10)	$(955)

Capital Resources

Internal capital growth, through the retention of earnings, is the primary means of maintaining capital adequacy for the Bank. The Company’s stockholders’ equity was $36.6 million and $36.2 million at December 31, 2012 and 2011, respectively. Equity totals for 2012 includes approximately $1,087,000 in accumulated other comprehensive loss, which is comprised mainly of a net unrealized loss related to the accumulated benefit obligation in excess of fair value of plan assets in the Company’s defined benefit pension plan, net of tax, at year-end 2012, compared to a $920,000 unrealized loss at December 31, 2011. Total stockholders’ equity in relation to total assets was 8.4% at December 31, 2012 and 8.7% at December 31, 2010.

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

In 2001, the Company’s stockholders approved an amendment to the Company’s Articles of Incorporation to create a class of preferred shares with 2,000,000 authorized shares. This will enable the Company, at the option of the Board of Directors, to issue series of preferred shares in a manner calculated to take advantage of financing techniques which may provide a lower effective cost of capital to the Company. The amendment also provides greater flexibility to the Board of Directors in structuring the terms of equity securities that may be issued by the Company. As of December 31, 2012 the Company has not issued any preferred shares.

Book Value Per Share

In 2005, a Delaware statutory business trust owned by the Company, United Bancorp Statutory Trust I (“Trust I” or the “Trust”), issued $4.0 million of mandatorily redeemable debt securities. The sale proceeds were utilized to purchase $4.0 million of the Company’s subordinated debentures. The Company’s subordinated debentures are the sole asset of Trust I. The Company’s investment in Trust I is not consolidated herein as the Company is not deemed the primary beneficiary of the Trust. However, the $4.0 million of mandatorily redeemable debt securities issued by the Trust are includible for regulatory purposes as a component of the Company’s Tier 1 Capital. Interest on the Company’s subordinated debentures is fixed at 6.25% through 2015 and then beginning in January 2016 the interest rate is a variable rate per annum, reset quarterly, equal to three month LIBOR plus 1.35% and is payable quarterly. Currently the three month LIBOR rate is approximately 0.30%.

The $4.0 million of net proceeds received by the Company was primarily utilized to fund a $3.4 million note receivable from a newly formed Employee Stock Option Plan (ESOP). The ESOP in turn utilized the note proceeds to purchase $3.4 million of the Company’s treasury stock.

Liquidity

Liquidity relates primarily to the Company's ability to fund loan demand, meet deposit customers' withdrawal requirements and provide for operating expenses. Assets used to satisfy these needs consist of cash and due from banks, federal funds sold and securities available-for-sale. These assets are commonly referred to as liquid assets. Liquid assets were $110.0 million at December 31, 2012, compared to $97.7 million at December 31, 2011. Management recognizes securities may need to be sold in the future to help fund loan demand and, accordingly, as of December 31, 2012, $34.9 million of the securities portfolio was classified as available for sale. The Company’s residential real estate portfolio can and has been readily used to collateralize borrowings as an additional source of liquidity. Management believes its current liquidity level is sufficient to meet cash requirements.

The Cash Flow Statements for the periods presented provide an indication of the Company’s sources and uses of cash as well as an indication of the ability of the Company to maintain an adequate level of liquidity. A discussion of the cash flow statements for 2012 and 2011 follows.

The Company experienced a net increase in cash from operating activities in 2012 and 2011. Net cash provided by operating activities totaled $5.6 million and $6.2 million for the years ended December 31, 2012 and 2011, respectively. The adjustments to reconcile net income to net cash from operating activities consisted mainly of depreciation and amortization of premises and equipment and intangibles, gain on sales of loans, securities and other assets, the provision for loan losses, Federal Home Loan Bank stock dividends, net amortization of securities and net changes in other assets and liabilities.

Net cash provided by investing activities totaled $33.9 million for the year ended December 31, 2012. For year ended December 31, 2011 net cash provided by investing activities totaled $10.5 million. The changes in net cash from investing activities include loan growth, as well as normal maturities, security calls and reinvestments of securities and premises and equipment expenditures. In 2011, the Company received approximately $9.4 million from sales of securities. Proceeds from securities, which matured or were called totaled $100.6 million and $96.6 million in 2012 and 2011, respectively.

Net cash provided by (used in) financing activities totaled $19.9 million and ($12.0 million) for the years ended December 31, 2012 and 2011, respectively. The net cash provided by financing activities in 2012 was primarily attributable to an increase in deposits for the year ended December 31, 2012. The net cash used in financing activities in 2011 was primarily attributable to a decrease in borrowings of $12.4 million for the year ended December 31, 2011.

Management feels that it has the capital adequacy, profitability, liquidity and reputation to meet the current and projected financial needs of its customers.

Equity Capital (In Thousands)

Return On Average Assets

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

Report of Independent Registered Public Accounting Firm

Audit Committee, Board of Directors and Stockholders

United Bancorp, Inc.

Martins Ferry, Ohio

We have audited the accompanying consolidated balance sheets of United Bancorp, Inc. as of December 31, 2012 and 2011, and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2012. The Company's management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of United Bancorp, Inc. as of December 31, 2012 and 2011, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2012, in conformity with accounting principles generally accepted in the United States of America.

Cincinnati, Ohio

March 21, 2013

United Bancorp, Inc.

 Consolidated Balance Sheets

December 31, 2012 and 2011

(In thousands, except share data)

	2012	2011
Assets
Cash and due from banks	$4,889	$4,764
Interest-bearing demand deposits	70,219	10,917
Cash and cash equivalents	75,108	15,681

Available-for-sale securities	34,853	81,998
Held-to-maturity securities	2,768	4,450
Loans, net of allowance for loan losses of $2,708 and $2,921 at December 31, 2012 and 2011, respectively	293,774	281,526
Premises and equipment	10,385	9,804
Federal Home Loan Bank stock	4,810	4,810
Foreclosed assets held for sale, net	1,810	2,046
Intangible assets	305	424
Accrued interest receivable	1,076	1,410
Deferred federal income taxes	887	909
Bank-owned life insurance	11,034	10,672
Other assets	1,544	1,836

Total assets	$438,354	$415,566

Liabilities and Stockholders’ Equity
Liabilities
Deposits
Demand	$183,355	$142,021
Savings	67,236	57,907
Time	99,825	128,612
Total deposits	350,416	328,540
Short-term borrowings	10,681	9,968
Federal Home Loan Bank advances	32,439	32,951
Subordinated debentures	4,000	4,000
Interest payable and other liabilities	4,192	3,925
Total liabilities	401,728	379,384
Stockholders’ Equity
Preferred stock, no par value, authorized 2,000,000 shares; no shares issued	––	––
Common stock, $1 par value; authorized 10,000,000 shares; issued 2012 - 5,375,304 shares, 2011 5,360,304 shares	5,375	5,360
Additional paid-in capital	17,425	17,391
Retained earnings	18,544	18,399
Stock held by deferred compensation plan; 2012 – 195,965 shares, 2011 – 197,111 shares	(1,778)	(1,856)
Unearned ESOP compensation	(1,823)	(2,081)
Accumulated other comprehensive loss	(1,087)	(920)
Treasury stock, at cost
2012 – 2,496 shares, 2011 – 9,150 shares	(30)	(111)

Total stockholders’ equity	36,626	36,182

Total liabilities and stockholders’ equity	$438,354	$415,566

See Notes to Consolidated Financial Statements

United Bancorp, Inc.

 Consolidated Statements of Income

Years Ended December 31, 2012 and 2011

(In thousands except per share data)

	2012	2011
Interest and Dividend Income
Loans	$16,776	$17,541
Securities
Taxable	708	1,374
Tax-exempt	640	1,055
Federal funds sold	106	24
Dividends on Federal Home Loan Bank and other stock	232	217
Total interest and dividend income	18,462	20,211
Interest Expense
Deposits	2,299	2,977
Borrowings	1,562	1,730
Total interest expense	3,861	4,707

Net Interest Income	14,601	15,504

Provision for Loan Losses	1,128	1,968

Net Interest Income After Provision for Loan Losses	13,473	13,536

Noninterest Income
Customer service fees	2,060	2,102
Net gains on loan sales	32	94
Gain on sales of securities - net	––	370
Earnings on bank-owned life insurance	445	449
Loss on sale of real estate and other repossessed assets	(6)	(15)
BOLI benefit in excess of surrender value	––	100
Other	406	412
Total noninterest income	2,937	3,512

Noninterest Expense
Salaries and employee benefits	6,849	6,463
Net occupancy and equipment expense	1,860	1,776
Provision for losses on foreclosed real estate	83	87
Professional fees	826	906
Insurance	251	265
Deposit insurance premiums	288	322
Franchise and other taxes	513	493
Marketing expense	394	212
Printing and office supplies	233	225
Amortization of intangible assets	119	119
Other	2,050	2,235
Total noninterest expense	13,466	13,103

Income Before Federal Income Taxes	2,944	3,945

Provision for Federal Income Taxes	546	854

Net Income	$2,398	$3,091

Basic Earnings Per Share	$0.49	$0.63

Diluted Earnings Per Share	$0.48	$0.62

See Notes to Consolidated Financial Statements

United Bancorp, Inc.

 Consolidated Statements of Comprehensive Income

Years Ended December 31, 2012 and 2011

(In thousands)

	2012	2011

Net income	$2,398	$3,091
Other comprehensive income (loss), net of tax
Unrealized holding (losses) gains on available-for-sale securities during the period, net of taxes of $(75) and $332 for each respective period	(145)	645
Reclassification adjustment for realized gains on available-for-sale securities included in income, net of tax of $(123)	––	(240)
Change in unfunded status of defined benefit plan liability, net of taxes of $(68) and $(346) for each respective period	(134)	(672)
Amortization of prior service included in net periodic pension expense, net of tax of $5 for each respective period	10	10
Amortization of net loss included in net periodic pension cost, net of tax of $52 and $22 for each respective period	102	44

Comprehensive income	$2,231	$2,878

See Notes to Consolidated Financial Statements

United Bancorp, Inc.

 Consolidated Statements of Stockholders’ Equity

Years Ended December 31, 2012 and 2011

 (In thousands except per share data)

			Treasury	Shares		Accumulated
		Additional	Stock and	Acquired		Other
	Common	Paid-in	Deferred	By	Retained	Comprehensive
	Stock	Capital	Compensation	ESOP	Earnings	Loss	Total

Balance, January 1, 2011	$5,370	$20,133	$(2,212)	$(2,311)	$15,308	$(707)	$35,581

Net income	––	—	––	––	3,091	—	3,091
Other comprehensive loss	––	—	––	––	––	(213)	(213)
Cash dividends - $0.56 per share	––	(2,988)	––	––	––	—	(2,988)
Shares purchased for deferred compensation plan	––	167	(95)	––	––	—	72
Shares distributed from deferred compensation plan	––	(1)	1	––	––	—	––
Expense related to share-based compensation plans	––	200	––	––	––	—	200
Purchase of shares by Dividend Reinvestment Plan	––	(103)	339	––	––	—	236
Forfeit of restricted stock	(10)	10	––	––	––	—	––
Amortization of ESOP	––	(27)	––	230	––	—	203

Balance, December 31, 2011	5,360	17,391	(1,967)	(2,081)	18,399	(920)	36,182

Net income	––	—	—	––	2,398	—	2,398
Other comprehensive loss	––	—	—		––	(167)	(167)
Cash dividends - $0.42 per share	––	—	—	––	(2,253)	—	(2,253)
Shares purchased for deferred compensation plan	––	145	(24)	––	––	—	121
Shares distributed from deferred compensation plan	––	(246)	246	––	––	—	––
Expense related to share-based compensation plans	––	213	––	––	––	—	213
Purchase of treasury stock	––	—	(63)	––	––	—	(63)
Issuance of restricted stock	15	(15)	––	––	––	—	––
Amortization of ESOP	––	(63)	––	258	––	—	195

Balance, December 31, 2012	$5,375	$17,425	$(1,808)	$(1,823)	$18,544	$(1,087)	$36,626

See Notes to Consolidated Financial Statements

United Bancorp, Inc.

 Consolidated Statements of Cash Flows

Years Ended December 31, 2012 and 2011

(In thousands)

	2012	2011
Operating Activities
Net income	$2,398	$3,091
Items not requiring (providing) cash
Depreciation and amortization	946	963
Amortization of intangible assets	119	119
Provision for loan losses	1,128	1,968
Provision for losses on foreclosed real estate	83	87
Amortization of premiums and discounts on securities-net	(59)	(68)
Amortization of mortgage servicing rights	56	47
Deferred income taxes	(111)	(44)
Gain on sales of securities	––	(370)
Originations of loans held for sale	(1,696)	(5,904)
Proceeds from sale of loans held for sale	1,728	5,998
Net gains on sales of loans	(32)	(94)
Amortization of ESOP	195	203
Expense related to share-based compensation plans	213	200
Loss on sale of real estate and other repossessed assets	6	15

Changes in
Bank-owned life insurance	(362)	(271)
Accrued interest receivable	334	31
Other assets	599	391
Interest payable and other liabilities	54	(125)

Net cash provided by operating activities	5,599	6,237

Investing Activities
Purchases of available-for-sale securities	(51,958)	(88,899)
Proceeds from maturities of available-for-sale securities	98,921	94,993
Proceeds from sales of available-for-sale securities	––	9,111
Proceeds from maturities of held-to-maturity securities	1,705	1,581
Proceeds from sales of held-to-maturity securities	––	302
Net changes in certificates of deposit in other financial institutions	––	2,564
Net change in loans	(13,818)	(8,168)
Purchases of premises and equipment	(1,527)	(1,489)
Proceeds from sales of foreclosed assets	622	474

Net cash provided by investing activities	33,945	10,469

See Notes to Consolidated Financial Statements

United Bancorp, Inc.

 Consolidated Statements of Cash Flows (continued)

Years Ended December 31, 2012 and 2011

(In thousands)

	2012	2011
Financing Activities
Net increase in deposits	$21,876	$3,094
Net change in Federal Home Loan Bank advances and short term borrowings	202	(12,374)
Cash dividends paid	(2,253)	(2,988)
Purchase of treasury stock	(63)	––
Proceeds from purchase of shares by the dividend reinvestment plan	––	236
Shares purchased for deferred compensation plan	121	72

Net cash provided by (used in) financing activities	19,883	(11,960)

Increase in Cash and Cash Equivalents	59,427	4,746

Cash and Cash Equivalents, Beginning of Year	15,681	10,935

Cash and Cash Equivalents, End of Year	$75,108	$15,681

Supplemental Cash Flows Information
Interest paid on deposits and borrowings	$3,902	$4,810

Federal income taxes paid	$480	$985

Supplemental Disclosure of Non-Cash Investing Activities
Transfers from loans to foreclosed assets held for sale	$475	$710

Unrealized ( losses) gains on securities designated as available for sale, net of related tax effects	$(145)	$406

See Notes to Consolidated Financial Statements

United Bancorp, Inc.

 Notes to Consolidated Financial Statements

 December 31, 2012 and 2011

Note 1:	Nature of Operations and Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of United Bancorp, Inc. (“United” or “the Company”) and its wholly-owned subsidiary, The Citizens Savings Bank of Martins Ferry, Ohio (“the Bank” or “Citizens”). The Bank operates in two divisions, The Community Bank, a division of The Citizens Savings Bank and the Citizens Bank, a division of The Citizens Savings Bank. All intercompany transactions and balances have been eliminated in consolidation.

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

United Bancorp, Inc.

 Notes to Consolidated Financial Statements

 December 31, 2012 and 2011

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowance for loan losses and the valuation of foreclosed assets held for sale, management obtains independent appraisals for significant properties.

Cash Equivalents

The Company considers all liquid investments with original maturities of three months or less to be cash equivalents. At December 31, 2012 and 2011, cash equivalents consisted primarily of due from accounts with the Federal Reserve and other correspondent Banks.

Currently, the FDIC’s insurance limits are $250,000. At December 31, 2012 and 2011, none of the Company’s interest-bearing cash accounts exceeded the federally insured limit of $250,000.

All noninterest-bearing accounts were fully insured through December 31, 2012 at all FDIC institutions. Beginning January 1, 2013, non-interest bearing transaction accounts are subject to the $250,000 limit on FDIC insurance per covered institution.

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

Loans Held for Sale

Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or fair value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income. At December 31, 2012 and 2011, the Company did not have any loans held for sale.

United Bancorp, Inc.

 Notes to Consolidated Financial Statements

 December 31, 2012 and 2011

Loans

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoffs are reported at their outstanding principal balances adjusted for unearned income, charge-offs, the allowance for loan losses, any unamortized deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans.

For loans amortized at cost, interest income is accrued based on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, as well as premiums and discounts, are deferred and amortized as a level yield adjustment over the respective term of the loan.

For all loan classes, the accrual of interest is discontinued at the time the loan is 90 days past due unless the credit is well-secured and in process of collection. Past due status is based on contractual terms of the loan. For all loan classes, the entire balance of the loan is considered past due if the minimum payment contractually required to be paid is not received by the contractual due date. For all loan classes, loans are placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful.

Management’s general practice is to proactively charge down loans individually evaluated for impairment to the fair value of the underlying collateral. Consistent with regulatory guidance, charge-offs on all loan segments are taken when specific loans, or portions thereof, are considered uncollectible. The Company’s policy is to promptly charge these loans off in the period the uncollectible loss is reasonably determined.

For all loan portfolio segments except residential and consumer loans, the Company promptly charges-off loans, or portions thereof, when available information confirms that specific loans are uncollectible based on information that includes, but is not limited to, (1) the deteriorating financial condition of the borrower, (2) declining collateral values, and/or (3) legal action, including bankruptcy, that impairs the borrower’s ability to adequately meet its obligations. For impaired loans that are considered to be solely collateral dependent, a partial charge-off is recorded when a loss has been confirmed by an updated appraisal or other appropriate valuation of the collateral.

The Company charges-off residential and consumer loans when the Company reasonably determines the amount of the loss. The Company adheres to timeframes established by applicable regulatory guidance which provides for the charge-down of 1-4 family first and junior lien mortgages to the net realizable value less costs to sell when the loan is 120 days past due, charge-off of unsecured open-end loans when the loan is 120 days past due, and charge down to the net realizable value when other secured loans are 120 days past due. Loans at these respective delinquency thresholds for which the Company can clearly document that the loan is both well-secured and in the process of collection, such that collection will occur regardless of delinquency status, need not be charged off.

For all classes, all interest accrued but not collected for loans that are placed on nonaccrual or charged off are reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured. Nonaccrual loans are returned to accrual status when, in the opinion of management, the financial position of the borrower indicates there is no longer any reasonable doubt as to the timely collection of interest or principal. The Company requires a period of satisfactory performance of not less than six months before returning a nonaccrual loan to accrual status.

United Bancorp, Inc.

 Notes to Consolidated Financial Statements

 December 31, 2012 and 2011

When cash payments are received on impaired loans in each loan class, the Company records the payment as interest income unless collection of the remaining recorded principal amount is doubtful, at which time payments are used to reduce the principal balance of the loan. Troubled debt restructured loans recognize interest income on an accrual basis at the renegotiated rate if the loan is in compliance with the modified terms, no principal reduction has been granted and the loan has demonstrated the ability to perform in accordance with the renegotiated terms for a period of at least six months.

Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to income. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a monthly basis by Bank management and is based upon management’s periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of allocated and general components. The allocated component relates to loans that are classified as impaired. For those loans that are classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-impaired loans and is based on historical charge-off experience by segment. The historical loss experience is determined by portfolio segment and is based on the actual loss history experienced by the Company over the prior three years. Management believes the three year historical loss experience methodology is appropriate in the current economic environment. Other adjustments (qualitative/environmental considerations) for each segment may be added to the allowance for each loan segment after an assessment of internal or external influences on credit quality that are not fully reflected in the historical loss or risk rating data.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due based on the loan’s current payment status and the borrower’s financial condition including available sources of cash flows. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired.

United Bancorp, Inc.

 Notes to Consolidated Financial Statements

 December 31, 2012 and 2011

Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for non-homogenous type loans such as commercial, non-owner residential and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price or the fair value of the collateral if the loan is collateral dependent. For impaired loans where the Company utilizes the discounted cash flows to determine the level of impairment, the Company includes the entire change in the present value of cash flows as bad debt expense.

The fair values of collateral dependent impaired loans are based on independent appraisals of the collateral. In general, the Company acquires an updated appraisal upon identification of impairment and annually thereafter for commercial, commercial real estate and multi-family loans. If the most recent appraisal is over a year old, and a new appraisal is not performed, due to lack of comparable values or other reasons, the existing appraisal is utilized and discounted generally 10% -35% based on the age of the appraisal, condition of the subject property, and overall economic conditions. After determining the collateral value as described, the fair value is calculated based on the determined collateral value less selling expenses. The potential for outdated appraisal values is considered in our determination of the allowance for loan losses through our analysis of various trends and conditions including the local economy, trends in charge-offs and delinquencies, etc. and the related qualitative adjustments assigned by the Company.

Segments of loans with similar risk characteristics are collectively evaluated for impairment based on the segment’s historical loss experience adjusted for changes in trends, conditions and other relevant factors that affect repayment of the loans. Accordingly, the Company does not separately identify individual consumer and residential loans for impairment measurements, unless such loans are the subject of a restructuring agreement due to financial difficulties of the borrower.

In the course of working with borrowers, the Company may choose to restructure the contractual terms of certain loans. In this scenario, the Company attempts to work-out an alternative payment schedule with the borrower in order to optimize collectability of the loan. Any loans that are modified are reviewed by the Company to identify if a troubled debt restructuring (“TDR”) has occurred, which is when, for economic or legal reasons related to a borrower’s financial difficulties, the Company grants a concession to the borrower that it would not otherwise consider. Terms may be modified to fit the ability of the borrower to repay in line with its current financial status and the restructuring of the loan may include the transfer of assets from the borrower to satisfy the debt, a modification of loan terms, or a combination of the two. If such efforts by the Company do not result in a satisfactory arrangement, the loan is referred to legal counsel, at which time foreclosure proceedings are initiated. At any time prior to a sale of the property at foreclosure, the Company may terminate foreclosure proceedings if the borrower is able to work-out a satisfactory payment plan.

United Bancorp, Inc.

 Notes to Consolidated Financial Statements

 December 31, 2012 and 2011

It is the Company’s policy to have any restructured loans which are on nonaccrual status prior to being restructured remain on nonaccrual status until six months of satisfactory borrower performance at which time management would consider its return to accrual status. If a loan was accruing at the time of restructuring, the Company reviews the loan to determine if it is appropriate to continue the accrual of interest on the restructured loan.

With regard to determination of the amount of the allowance for credit losses, trouble debt restructured loans are considered to be impaired. As a result, the determination of the amount of impaired loans for each portfolio segment within troubled debt restructurings is the same as detailed previously.

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

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

Intangible Asset

In conjunction with an acquisition, the Company recorded a core deposit intangible asset of approximately $812,000. This asset was recorded at fair value and is being amortized over a seven year period using the straight line method. The carrying amount and accumulated amortization of the core deposit intangible asset at December 31, 2012 and 2011 was:

	Gross Carrying Amount	2012 Accumulated Amortization	2011 Accumulated Amortization
	(In thousands)

Core deposits	$812	$507	$388

Amortization expense was $119,000 for both the years ended December 31, 2012 and 2011. Estimated amortization expense for each of the following three years through 2014 is $119,000 per year and is $67,000 in 2015.

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

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

Uncertain tax positions are recognized if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination. The term more likely than not means a likelihood of more than 50 percent; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances and information available at the reporting date and is subject to management’s judgment. At December 31, 2012, the Company had no uncertain tax positions.

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

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

Treasury stock shares, deferred compensation shares and unearned ESOP shares are not deemed outstanding for earnings per share calculations.

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

The Company is required to maintain reserve funds in cash and/or on deposit with the Federal Reserve Bank. The reserve required at December 31, 2012 and 2011, was $9.7 million and $6.9 million, respectively.

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

Note 3:	Securities

The amortized cost and approximate fair values, together with gross unrealized gains and losses of securities are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Approximate Fair Value
	(In thousands)
Available-for-sale Securities:
December 31, 2012:
U.S. government agencies	$23,980	$93	$(3)	$24,070
State and political subdivisions	10,345	414	––	10,759
Equity securities	4	20	––	24

	$34,329	$527	$(3)	$34,853

Available-for-sale Securities:
December 31, 2011:
U.S. government agencies	$64,077	$98	$(7)	$64,168
State and political subdivisions	17,173	652	(8)	17,817
Equity securities	4	9	––	13

	$81,254	$759	$(15)	$81,998

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Approximate Fair Value
	(In thousands)
Held-to-maturity Securities:
December 31, 2012:
State and political subdivisions	$2,768	$72	$––	$2,840

December 31, 2011:
State and political subdivisions	$4,450	$147	$––	$4,597

The amortized cost and fair value of available-for-sale securities and held-to-maturity securities at December 31, 2012, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties. Maturities for mortgage-backed securities are presented in the table below based on their projected maturities.

	Available-for-sale		Held-to-maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In thousands)

Within one year	$256	$263	$1,322	$1,365
One to five years	3,156	3,311	1,066	1,094
Five to ten years	9,933	10,182	380	381
After ten years	20,980	21,073	––	––

	34,325	34,829	2,768	2,840

Equity securities	4	24	––	––

Totals	$34,329	$34,853	$2,768	$2,840

The carrying value of securities pledged as collateral, to secure public deposits and for other purposes, was $25.5 million and $58.2 million at December 31, 2012 and 2011, respectively.

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

Information with respect to sales of securities and resulting gross realized gains and losses was as follows for the year ended December 31:

	2012	2011
	(In thousands)

Proceeds from sales	$––	$9,413
Gross gains	––	370
Gross losses	––	––
Tax expense	––	126

During 2011 the Company sold one security with an amortized cost of $295,000 resulting in a realized gain of approximately $7,000 and is included in the table above under gross gains. This security was classified on the books as held to maturity and was sold due to a credit quality down grade of the municipality issuer.

Certain investments in debt securities are reported in the financial statements at an amount less than their historical cost. The total fair value of these investments at December 31, 2012 and 2011, was $3.0 million and $6.3 million, which represented approximately 8.0% and 7.0%, respectively, of the Company’s available-for-sale and held-to-maturity investment portfolio.

Based on evaluation of available evidence, including recent changes in market interest rates, credit rating information and information obtained from regulatory filings, management believes the declines in fair value for these securities are temporary.

The following tables show the Company’s investments’ gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2012 and 2011:

	December 31, 2012
	Less than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(In thousands)

US Government agencies	$2,997	$(3)	$––	$––	$2,997	$(3)

State and political subdivisions	––	––	––	––	––	––

Total temporarily impaired securities	$2,997	$(3)	$––	$––	$2,997	$(3)

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

	December 31, 2011
	Less than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(In thousands)

US Government agencies	$5,992	$(7)	$––	$––	$5,992	$(7)

State and political subdivisions	332	(8)	––	––	332	(8)

Total temporarily impaired securities	$6,324	$(15)	$––	$––	$6,324	$(15)

The contractual terms of those investments in an unrealized loss position do not permit the issuer to settle the securities at a price less than the amortized cost bases of the investments. Because the Company does not intend to sell the investments and it is not more likely than not the Company will be required to sell the investments before recovery of their amortized cost bases, which may be maturity, the Company does not consider those investments to be other-than-temporarily impaired at December 31, 2012.

Note 4:	Loans and Allowance for Loan Losses

Categories of loans at December 31, include:

	2012	2011
	(In thousands)

Commercial loans	$47,130	$35,387
Commercial real estate	144,144	148,052
Residential real estate	73,623	61,765
Installment loans	31,585	39,243

Total gross loans	296,482	284,447

Less allowance for loan losses	(2,708)	(2,921)

Total loans	$293,774	$281,526

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

The risk characteristics of each loan portfolio segment are as follows:

Commercial

Commercial loans are primarily based on the identified cash flows of the borrower and secondarily on the underlying collateral provided by the borrower. The cash flows of borrowers, however, may not be as expected and the collateral securing these loans may fluctuate in value. Most commercial loans are secured by the assets being financed or other business assets, such as accounts receivable or inventory, and may include a personal guarantee. Short-term loans may be made on an unsecured basis. In the case of loans secured by accounts receivable, the availability of funds for the repayment of these loans may be substantially dependent on the ability of the borrower to collect amounts due from its customers.

Commercial Real Estate

Commercial real estate loans are viewed primarily as cash flow loans and secondarily as loans secured by real estate. Commercial real estate lending typically involves higher loan principal amounts and the repayment of these loans is generally dependent on the successful operation of the property securing the loan or the business conducted on the property securing the loan. Commercial real estate loans may be more adversely affected by conditions in the real estate markets or in the general economy. The characteristics of properties securing the Company’s commercial real estate portfolio are diverse, but with geographic location almost entirely in the Company’s market area. Management monitors and evaluates commercial real estate loans based on collateral, geography and risk grade criteria. In general, the Company avoids financing single purpose projects unless other underwriting factors are present to help mitigate risk. In addition, management tracks the level of owner-occupied commercial real estate versus nonowner-occupied loans.

Residential and Consumer

Residential and consumer loans consist of two segments - residential mortgage loans and personal loans. For residential mortgage loans that are secured by 1-4 family residences and are generally owner-occupied, the Company generally establishes a maximum loan-to-value ratio and requires private mortgage insurance if that ratio is exceeded. Home equity loans are typically secured by a subordinate interest in 1-4 family residences, and consumer personal loans are secured by consumer personal assets, such as automobiles or recreational vehicles. Some consumer personal loans are unsecured, such as small installment loans and certain lines of credit. Repayment of these loans is primarily dependent on the personal income of the borrowers, which can be impacted by economic conditions in their market areas, such as unemployment levels. Repayment can also be impacted by changes in property values on residential properties. Risk is mitigated by the fact that the loans are of smaller individual amounts and spread over a large number of borrowers.

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

The following tables present the balance in the allowance for loan losses and the recorded investment in loans based on portfolio segment and impairment method as of December 31, 2012 and 2011:

	2012
	Commercial	Commercial Real Estate	Installment	Residential	Unallocated	Total
	(In thousands)
Allowance for loan losses:
Balance, beginning of year	$183	$2,321	$235	$95	$87	$2,921
Provision charged to expense	392	183	86	107	360	1,128
Losses charged off	(67)	(1,166)	(310)	(90)	––	(1,633)
Recoveries	90	9	189	4	––	292

Balance, end of year	$598	$1,347	$200	$116	$447	$2,708
Ending balance: individually evaluated for impairment	$458	$916	$––	$––	$––	$1,374
Ending balance: collectively evaluated for impairment	$140	$431	$200	$116	$447	$1,334

Loans:
Ending balance: individually evaluated for impairment	$1,015	$5,943	$––	$––	$––	$6,958
Ending balance: collectively evaluated for impairment	$46,115	$138,201	$31,585	$73,623	$––	$289,524

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

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

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

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

The following table shows the portfolio quality indicators as of December 31, 2012:

Loan Class	Commercial	Commercial Real Estate	Residential	Installment	Total
	(In thousands)

Pass Grade	$43,364	$133,402	$73,623	$31,585	$281,974
Special Mention	2,698	3,005	––	––	5,703
Substandard	1,068	7,737	––	––	8,805
Doubtful	––	––	––	––	––

	$47,130	$144,144	$73,623	$31,585	$296,482

The following table shows the portfolio quality indicators as of December 31, 2011:

Loan Class	Commercial	Commercial Real Estate	Residential	Installment	Total
	(In thousands)

Pass Grade	$31,320	$133,949	$61,590	$39,161	$266,020
Special Mention	2,930	3,500	175	5	6,610
Substandard	882	6,924	––	77	7,883
Doubtful	255	3,679	––	––	3,934

	$35,387	$148,052	$61,765	$39,243	$284,447

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

The Company evaluates the loan risk grading system definitions and allowance for loan losses methodology on an ongoing basis. During 2012, a single out of area loan relationship accounted for $1,032,000 of the net loan amount charged off. Excluding this individual loan loss, the net loan amounts charged off during 2012 were $309,000. This relationship is not deemed to be representative of the risk profile of our loan portfolio and therefore the impact of the charge-off was excluded from our allowance for loan loss methodology for 2012. No other significant methodology changes were made during the past year. The impact of this change in methodology did not have a material impact on the level of loan loss reserve at December 31, 2012.

The following table shows the loan portfolio aging analysis of the recorded investment in loans as of December 31, 2012:

	30-59 Days Past Due and Accruing	60-89 Days Past Due and Accruing	Greater Than 90 Days and Accruing	Non Accrual	Total Past Due and Non Accrual	Current	Total Loans Receivable
	(In thousands)
Commercial	$144	$––	$84	$541	$769	$46,361	$47,130
Commercial real estate	87	––	––	1,114	1,201	142,943	144,144
Installment	189	11	––	41	241	73,382	73,623
Residential	1,088	91	––	1,564	2,743	28,842	31,585

Total	$1,508	$102	$84	$3,260	$4,954	$291,528	$296,482

The following table shows the loan portfolio aging analysis of the recorded investment in loans as of December 31, 2011:

	30-59 Days Past Due and Accruing	60-89 Days Past Due and Accruing	Greater Than 90 Days and Accruing	Non Accrual	Total Past Due and Non Accrual	Current	Total Loans Receivable
	(In thousands)
Commercial	$661	$21	$80	$240	$1,002	$34,385	$35,387
Commercial real estate	485	––	––	2,677	3,162	144,890	148,052
Installment	405	53	5	71	534	38,709	39,243
Residential	1,038	81	––	1,867	2,986	58,779	61,765

Total	$2,589	$155	$85	$4,855	$7,684	$276,763	$284,447

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

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

The following table presents impaired loans for the year ended December 31, 2012:

	Recorded Balance	Unpaid Principal Balance	Specific Allowance	Average Investment in Impaired Loans	Interest Income Recognized
	(In thousands)
Loans without a specific valuation allowance:
Commercial	$361	$361	$––	$465	$16
Commercial real estate	1,546	1,546	––	2,717	50
Consumer	––	––	––	10	––
Residential	––	––	––	––	––
	1,907	1,907	––	3,192	66
Loans with a specific valuation allowance:
Commercial	654	654	458	740	13
Commercial real estate	4,397	4,397	916	4,267	230
Consumer	––	––	––	28	––
Residential	––	––	––	3	––
	5,051	5,051	1,374	5,038	243

Total:
Commercial	$1,015	$1,015	$458	$1,205	$29
Commercial Real Estate	$5,943	$5,943	$916	$6,984	$280
Consumer	$––	$––	$––	$38	$––
Residential	$––	$––	$––	$3	$––

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

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

At December 31, 2012 and 2011, the Company had certain loans that were modified in troubled debt restructurings and impaired.  The modification of terms of such loans included one or a combination of the following:  an extension of maturity, a reduction of the stated interest rate or a permanent reduction of the recorded investment in the loan.

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

The following tables present information regarding troubled debt restructurings by class and by type of modification for the years ended December 31, 2012 and 2011:

	Year Ended December 31, 2012
	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
		(In thousands)

Commercial	3	$152	$68
Commercial real estate	3	464	339
Residential	––	––	––
Consumer	––	––	––

	Year Ended December 31, 2012
	Interest Only	Term	Combination	Total Modification
		(In thousands)

Commercial	$––	$––	$68	$68
Commercial real estate	––	339	––	339
Residential	––	––	––	––
Consumer	––	––	––	––

	Year Ended December 31, 2011
	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
		(In thousands)

Commercial	5	$91	$58
Commercial real estate	5	716	315
Residential	––	––	––
Consumer	––	––	––

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

	Year Ended December 31, 2011
	Interest Only	Term	Combination	Total Modification
		(In thousands)

Commercial	$––	$58	$––	$58
Commercial real estate	––	315	––	315
Residential	––	––	––	––
Consumer	––	––	––	––

During 2012 and 2011, the troubled debt restructurings described above increased the allowance for loan losses by $209,000 and $426,000.

At December 31, 2012 and 2011 and for the years ended, there were no material defaults of any troubled debt restructurings that were modified in the last 12 months. The Company generally considers TDR’s that become 90 days or more past due under the modified terms as subsequently defaulted.

Note 5:	Premises and Equipment

Major classifications of premises and equipment, stated at cost, are as follows:

	2012	2011
	(In thousands)

Land, buildings and improvements	$13,873	$12,710
Leasehold improvements	264	264
Furniture and equipment	10,075	9,724
Computer software	1,977	1,953

	26,189	24,651
Less accumulated depreciation	(15,804)	(14,847)

Net premises and equipment	$10,385	$9,804

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

Note 6:	Interest-bearing Deposits

Interest-bearing deposits in denominations of $100,000 or more were $27.5 million at December 31, 2012 and $39.5 million at December 31, 2011.

At December 31, 2012, the scheduled maturities of time deposits are as follows:

Due during the year ending December 31,	(In thousands)
2013	$50,809
2014	20,186
2015	9,487
2016	7,687
2017	4,641
Thereafter	7,015

$99,825

Note 7:	Borrowings

At December 31, advances from the Federal Home Loan Bank were as follows:

	2012	2011
	(In thousands)
Maturities September 2013 through August 2025, primarily at fixed rates ranging from 3.08% to 6.65%, averaging 4.95%	$32,439	$––
Maturities September 2013 through August 2025, primarily at fixed rates ranging from 3.08% to 7.20%, averaging 3.62%	––	32,951

	$32,439	$32,951

At December 31, 2012 required annual principal payments on Federal Home Loan Bank advances were as follows:

For the year ending December 31,	(In thousands)
2013	$5,412
2014	239
2015	178
2016	6,172
2017	20,134
Thereafter	304

$32,439

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

At December 31, 2012 and 2011, as a member of the Federal Home Loan Bank system the Bank had the ability to obtain up to $30.1 million and $25.1 million, respectively, in additional borrowings based on securities and certain loans pledged to the FHLB. At December 31, 2012 and 2011, the Bank had approximately $110.7 and $98.0 million, respectively of one- to four-family residential real estate and commercial real estate loans pledged as collateral for borrowings. Also at December 31, 2012 and 2011, the Company and the Bank have cash management lines of credit with various correspondent banks (excluding FHLB cash management lines of credit) enabling additional borrowings of up to $15.0 million.

Short-term borrowings include approximately $10.7 million and $10.0 million at December 31, 2012 and 2011, respectively, of securities sold under agreements to repurchase.

Securities sold under agreements to repurchase are financing arrangements whereby the Company sells securities and agrees to repurchase the identical securities at the maturities of the agreements at specified prices. Physical control is maintained for all securities sold under repurchase agreements. Information concerning securities sold under agreements to repurchase is summarized as follows:

	2012	2011
	(Dollars in thousands)

Balance outstanding at year end	$10,681	$9,968
Average daily balance during the year	$11,525	$13,020
Average interest rate during the year	0.15%	0.18%
Maximum month-end balance during the year	$13,706	$15,704
Weighted-average interest rate at year end	0.15%	0.18%

Securities with an approximate carrying value of $9.2 million and $15.2 million at December 31, 2012 and 2011, respectively, were pledged as collateral for repurchase borrowings.

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

Note 8:	Subordinated Debentures

In 2005, a Delaware statutory business trust owned by the Company, United Bancorp Statutory Trust I (“Trust I” or the “Trust”), issued $4.0 million of mandatorily redeemable debt securities. The sale proceeds were utilized to purchase $4.0 million of the Company’s subordinated debentures which mature in 2035. The Company’s subordinated debentures are the sole asset of Trust I. The Company’s investment in Trust I is not consolidated herein as the Company is not deemed the primary beneficiary of the Trust. However, the $4.0 million of mandatorily redeemable debt securities issued by the Trust are includible for regulatory purposes as a component of the Company’s Tier I Capital. Interest on the Company’s subordinated debentures is fixed at 6.25% through 2015 and then beginning in January 2016 the interest rate is a variable rate per annum, reset quarterly, equal to three month LIBOR plus 1.35% and is payable quarterly. Currently the three month LIBOR rate is approximately 0.30%.

Note 9:	Income Taxes

The provision for income taxes includes these components:

	2012	2011
	(In thousands)

Taxes currently payable	$435	$898
Deferred income taxes	111	(44)

Income tax expense	$546	$854

A reconciliation of income tax expense at the statutory rate to the Company’s actual income tax expense is shown below:

	2012	2011
	(In thousands)

Computed at the statutory rate (34%)	$1,001	$1,341
(Decrease) increase resulting from
Tax exempt interest	(231)	(356)
Earnings on bank-owned life insurance - net	(156)	(187)
Other	(68)	56

Actual tax expense	$546	$854

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

The tax effects of temporary differences related to deferred taxes shown on the balance sheets were:

	2012	2011
	(In thousands)

Deferred tax assets
Allowance for loan losses	$371	$497
Stock based compensation	333	292
Allowance for losses on foreclosed real estate	101	182
Deferred compensation	655	668
Employee benefit expense	553	459
Intangible assets	54	66
Non-accrual loan interest	58	––
Alternative minimum taxes	79	186

Total deferred tax assets	2,204	2,350

Deferred tax liabilities
Depreciation	(277)	(280)
Deferred loan costs, net	(234)	(249)
Accretion	(8)	(20)
FHLB stock dividends	(583)	(583)
Mortgage servicing rights	(38)	(57)
Unrealized gains on securities available for sale	(177)	(252)

Total deferred tax liabilities	(1,317)	(1,441)

Net deferred tax asset	$887	$909

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

Note 10:	Accumulated Other Comprehensive Loss

The components of accumulated other comprehensive loss, included in stockholders’ equity, are as follows:

	2012	2011
	(In thousands)

Net unrealized gain on securities available-for-sale	$524	$744
Net unrealized loss for unfunded status of defined benefit plan liability	(2,169)	(2,137)

	(1,645)	(1,393)
Tax effect	558	473

Net-of-tax amount	$(1,087)	$(920)

Note 11:	Regulatory Matters

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

As of December 31, 2012, the most recent notification from Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Bank must maintain capital ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank’s category.

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

The Company’s and Bank’s actual capital amounts and ratios are presented in the following table.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount		Ratio
	(Dollars in thousands)
As of December 31, 2012
Total Capital (to Risk-Weighted Assets)
Consolidated	$44,113	14.9%	$23,748	8.0%	$	N/A	N/A
Citizens	40,584	13.7	23,680	8.0		29,601	10.0%

Tier I Capital (to Risk-Weighted Assets)
Consolidated	$41,396	14.0%	$11,874	4.0%	$	N/A	N/A
Citizens	37,867	12.8	11,840	4.0		17,760	6.0%

Tier I Capital (to Average Assets)
Consolidated	$41,396	9.6%	$17,342	4.0%	$	N/A	N/A
Citizens	37,867	8.5	17,889	4.0		22,361	5.0%

As of December 31, 2011
Total Capital (to Risk-Weighted Assets)
Consolidated	$44,206	14.6%	$24,172	8.0%	$	N/A	N/A
Citizens	40,387	13.4	24,120	8.0		30,150	10.0%

Tier I Capital (to Risk-Weighted Assets)
Consolidated	$41,280	13.7%	$12,086	4.0%	$	N/A	N/A
Citizens	37,461	12.4	12,060	4.0		18,090	6.0%

Tier I Capital (to Average Assets)
Consolidated	$41,280	9.7%	$16,972	4.0%	$	N/A	N/A
Citizens	37,461	9.0	16,623	4.0		20,779	5.0%

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

Note 12:	Related Party Transactions

At December 31, 2012 and 2011, the Bank had loans outstanding to executive officers, directors, significant stockholders and their affiliates (related parties). In management’s opinion, such loans and other extensions of credit and deposits were made in the ordinary course of business and were made on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons. Further, in management’s opinion, these loans did not involve more than normal risk of collectibility or present other unfavorable features. Such loans are summarized below.

	2012	2011
	(In thousands)

Aggregate balance – January 1	$7,633	$8,846
New loans	496	352
Repayments	(2,935)	(1,565)

Aggregate balance – December 31	$5,194	$7,633

Deposits from related parties held by the Bank at December 31, 2012 and 2011, totaled $32.7 million and $1.3 million, respectively.

Note 13:	Benefit Plans

Pension and Other Postretirement Benefit Plans

The Company has a noncontributory defined benefit pension plan covering all employees who meet the eligibility requirements. The Company’s funding policy is to make the minimum annual contribution that is required by applicable regulations, plus such amounts as the Company may determine to be appropriate from time to time. The Company expects to contribute $200,000 to the plan in 2013.

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

The Company uses a December 31 measurement date for the plan. Information about the plan’s funded status and pension cost follows:

	Pension Benefits
	2012	2011
	(In thousands)
Change in benefit obligation
Beginning of year	$(4,163)	$(3,312)
Service cost	(357)	(304)
Interest cost	(179)	(173)
Actuarial loss	(364)	(772)
Benefits paid	232	398

End of year	(4,831)	(4,163)

Change in fair value of plan assets
Beginning of year	2,813	2,969
Actual return on plan assets	389	(8)
Employer contribution	235	250
Benefits paid	(232)	(398)

End of year	3,205	2,813

Funded status at end of year	$(1,626)	$(1,350)

Amounts recognized in accumulated other comprehensive loss not yet recognized as components of net periodic benefit cost consist of:

	Pension Benefits
	2012	2011
	(In thousands)

Unamortized net loss	$2,154	$2,107
Unamortized prior service cost	15	30

	$2,169	$2,137

The estimated net loss and prior service cost for the defined benefit pension plan that will be amortized from accumulated other comprehensive income into net periodic benefit cost over the next fiscal year is approximately $170,000.

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

Information for the pension plan with respect to accumulated benefit obligation and plan assets is as follows:

	December 31,
	2012	2011
	(In thousands)

Projected benefit obligation	$4,831	$4,163
Accumulated benefit obligation	$3,298	$2,806
Fair value of plan assets	$3,205	$2,813

	December 31,
	2012	2011
	(In thousands)

Components of net periodic benefit cost
Service cost	$357	$304
Interest cost	179	173
Expected return on plan assets	(227)	(239)
Amortization of prior service cost	15	15
Amortization of net loss	154	66

Net periodic benefit cost	$478	$319

Significant assumptions include:

	Pension Benefits
	2012	2011

Weighted-average assumptions used to determine benefit obligation:
Discount rate	3.61%	4.40%
Rate of compensation increase	3.00%	3.00%

Weighted-average assumptions used to determine benefit cost:
Discount rate	4.40%	5.54%
Expected return on plan assets	8.00%	8.00%
Rate of compensation increase	3.00%	3.00%

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

The Company has estimated the long-term rate of return on plan assets based primarily on historical returns on plan assets, adjusted for changes in target portfolio allocations and recent changes in long-term interest rates based on publicly available information. The long-term rate of return did not change from 2011 to 2012.

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid as of December 31, 2012:

Pension Benefits
(In thousands)

2013	$161
2014	97
2015	111
2016	485
2017	379
2018-2019	2,093

Total	$3,326

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

The asset allocation strategy of the plan is designed to allow flexibility in the determination of the appropriate investment allocations between equity and fixed income investments. This strategy is designed to help achieve the actuarial long term rate on plan assets of 8%. The target asset allocation percentages for both 2012 and 2011 are as follows:

Large-Cap stocks	Not to exceed 60%
SMID-Cap stocks	Not to exceed 20%
International equity securities	Not to exceed 15%
Fixed income investments	Not to exceed 40%
Alternative investments	Not to exceed 20%

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

At December 31, 2012 and 2011, the fair value of plan assets as a percentage of the total was invested in the following:

	December 31,
	2012	2011

Equity securities	76.4%	76.7%
Debt securities	23.0	22.4
Cash and cash equivalents	0.6	0.9

	100.0%	100.0%

Pension Plan Assets

Following is a description of the valuation methodologies used for pension plan assets measured at fair value on a recurring basis, as well as the general classification of pension plan assets pursuant to the valuation hierarchy.

Where quoted market prices are available in an active market, plan assets are classified within Level 1 of the valuation hierarchy. Level 1 plan assets include investments in mutual funds that involve equity, bond and money market investments. All of the Plan’s assets are classified as Level 1. If quoted market prices are not available, then fair values are estimated by using pricing models, quoted prices of plan assets with similar characteristics or discounted cash flows. In certain cases where Level 1 or Level 2 inputs are not available, plan assets are classified within Level 3 of the hierarchy. At December 31, 2012 and 2011, the Plan did not contain Level 2 or Level 3 investments.

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

The fair values of Company’s pension plan assets at December 31, by asset category are as follows:

December 31, 2012
		Fair Value Measurements Using
Asset Category	Total Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In thousands)

Mutual money market	$16	$16	$––	$––
Mutual funds – equities
International	240	240	––	––
Real estate	33	33	––	––
Large Cap	1,279	1,279	––	––
Small and Mid Cap	873	873	––	––
Commodities	29	29
Mutual funds – fixed income
Core bond	639	639	––	––
High yield corporate	97	97	––	––

Total	$3,206	$3,206	$––	$––

December 31, 2011
		Fair Value Measurements Using
Asset Category	Total Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In thousands)

Mutual money market	$25	$25	$––	$––
Mutual funds – equities
International	187	187	––	––
Real estate	31	31	––	––
Large Cap	1,138	1,138	––	––
Small and Mid Cap	776	776	––	––
Commodities	26	26
Mutual funds – fixed income
Core bond	544	544	––	––
High yield corporate	86	86	––	––

Total	$2,813	$2,813	$––	$––

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

Employee Stock Ownership Plan

The Company has an Employee Stock Ownership Plan (“ESOP”) with an integrated 401(k) plan covering substantially all employees of the Company. The ESOP acquired 354,551 shares of Company common stock at $9.64 per share in 2005 with funds provided by a loan from the Company. Accordingly, $3.4 million of common stock acquired by the ESOP was shown as a reduction of stockholders’ equity. Shares are released to participants proportionately as the loan is repaid. Dividends on allocated shares are recorded as dividends and charged to retained earnings. Compensation expense is recorded equal to the fair market value of the stock when contributions, which are determined annually by the Board of Directors of the Company, are made to the ESOP. The Company’s 401(k) matching percentage was 50% of the employees’ first 6% of contributions for 2012 and 2011.

ESOP and 401(k) expense for the years ended December 31, 2012 and 2011 was approximately $195,000 and $203,000, respectively.

Share information for the ESOP is as follows at December 31, 2012 and 2011:

	2012	2011

Allocated shares at beginning of the year	124,660	109,971
Shares released for allocation during the year	23,635	23,639
Shares distributed due to retirement/diversification	(14,748)	(8,950)
Unearned shares	189,082	212,718

Total ESOP shares	322,629	337,378

Fair value of unearned shares at December 31	$1,184,000	$1,800,000

At December 31, 2012, the fair value of the 836,000 allocated shares held by the ESOP was approximately $1,055,000.

Split Dollar Life Insurance Arrangements

The Company has split-dollar life insurance arrangements with its executive officers and certain directors that provide certain death benefits to the executive’s beneficiaries upon his or her death. The agreements provide a pre- and post-retirement death benefit payable to the beneficiaries of the executive in the event of the executive’s death. The Company has purchased life insurance policies on the lives of all participants covered by these agreements in amounts sufficient to provide the sums necessary to pay the beneficiaries, and the Company pays all premiums due on the policies. In the case of an early separation from the Company, the nonvested executive portion of the death benefit is retained by the Company. The accumulated post retirement benefit obligation at December 31, 2012 and 2011 was $1.3 million and $1.2 million, respectively.

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

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

The fair value of each option award was estimated on the date of grant using the Black-Scholes option valuation model. There were no stock options granted in 2012 and 2011.

A summary of option activity under the Plan as of December 31, 2012, and changes during the year then ended, is presented below:

	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value

Outstanding, beginning of year	53,714	$10.34
Granted	––	––
Exercised	––	––
Forfeited or expired	––	––

Outstanding, end of year	53,714	$10.34	2.2	$––

Exercisable, end of year	––	$––	––	$––

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

A summary of the status of the Company’s nonvested restricted shares as of December 31, 2012, and changes during the year then ended, is presented below:

	Shares	Weighted- Average Grant-Date Fair Value

Nonvested, beginning of year	170,000	$8.35
Granted	15,000	9.43
Vested	(10,000)	8.40
Forfeited	––	––
Nonvested, end of year	175,000	$8.44

Total compensation cost recognized in the income statement for share-based payment arrangements during the years ended December 31, 2012 and 2011 was $213,000 and $200,000, respectively. The recognized tax benefits related thereto were $72,000 and $68,000, for the years ended December 31, 2012 and 2011, respectively.

As of December 31, 2012 and 2011, there was $926,000 and $955,000, respectively, of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the Plan. That cost is expected to be recognized over a weighted-average period of 6.2 years.

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

Note 15:	Earnings Per Share

Earnings per share (EPS) were computed as follows:

	Year Ended December 31, 2012
	Net Income	Weighted- Average Shares	Per Share Amount
	(In thousands)

Net income	$2,398
Dividends on non-vested restricted stock	(74)
Net income allocated to stockholders	2,324
Basic earnings per share
Income available to common stockholders	––	4,780,866	$0.49

Effect of dilutive securities
Restricted stock awards	––	65,381

Diluted earnings per share
Income available to common stockholders and assumed conversions	$2,324	$4,846,247	$0.48

Options to purchase 53,714 shares of common stock at an average exercise price of $10.34 per share were outstanding at December 31, 2012, but were not included in the computation of diluted earnings per share because the options’ exercise price was greater than the average market price of the common shares.

United Bancorp, Inc.

 Notes to Consolidated Financial Statements

December 31, 2012 and 2011

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

December 31, 2012 and 2011

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

Available-for-sale Securities

Where quoted market prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy.  If quoted market prices are not available, then fair values are estimated by using quoted prices of securities with similar characteristics or independent asset pricing services and pricing models, the inputs of which are market-based or independently sourced market parameters, including, but not limited to, yield curves, interest rates, volatilities, prepayments, defaults, cumulative loss projections and cash flows.  Such securities are classified in Level 2 of the valuation hierarchy.

United Bancorp, Inc.

 Notes to Consolidated Financial Statements

December 31, 2012 and 2011

The following tables present the fair value measurements of assets recognized in the accompanying balance sheets measured at fair value on a recurring basis and the level within the fair value hierarchy in which the fair value measurements fall at December 31, 2012 and 2011:

		December 31, 2012 Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In thousands)
U.S government agencies	$24,070	$––	$24,070	$––
State and political subdivisions	10,759	––	10,759	––
Equity securities	24	24	––	––

		December 31, 2011 Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In thousands)
U.S government agencies	$64,168	$––	$64,168	$––
State and political subdivisions	17,817	––	17,817	––
Equity securities	13	13	––	––

Following is a description of the valuation methodologies used for instruments measured at fair value on a non-recurring basis and recognized in the accompanying balance sheets, as well as the general classification of such instruments pursuant to the valuation hierarchy.

Impaired Loans (Collateral Dependent)

Collateral dependent impaired loans consisted primarily of loans secured by nonresidential real estate. Management has determined fair value measurements on impaired loans primarily through evaluations of appraisals performed. Due to the nature of the valuation inputs, impaired loans are classified within Level 3 of the hierarchy.

United Bancorp, Inc.

 Notes to Consolidated Financial Statements

December 31, 2012 and 2011

The Company considers the appraisal or evaluation as the starting point for determining fair value and then considers other factors and events in the environment that may affect the fair value. Appraisals of the collateral underlying collateral-dependent loans are obtained when the loan is determined to be collateral-dependent and subsequently as deemed necessary by the Company’s Chief Lender. Appraisals are reviewed for accuracy and consistency by the Company’s Chief Lender. Appraisers are selected from the list of approved appraisers maintained by management. The appraised values are reduced by discounts to consider lack of marketability and estimated cost to sell if repayment or satisfaction of the loan is dependent on the sale of the collateral. These discounts and estimates are developed by the Company’s Chief Lender by comparison to historical results.

Foreclosed Assets Held for Sale

Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value (based on current appraised value) at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Management has determined fair value measurements on other real estate owned primarily through evaluations of appraisals performed, and current and past offers for the other real estate under evaluation. Due to the nature of the valuation inputs, foreclosed assets held for sale are classified within Level 3 of the hierarchy.

Appraisals of other real estate owned (OREO) are obtained when the real estate is acquired and subsequently as deemed necessary by the Company’s Chief Lender. Appraisals are reviewed for accuracy and consistency by the Company’s Chief Lender and are selected from the list of approved appraisers maintained by management.

The following tables present the fair value measurements of assets recognized in the accompanying balance sheets measured at fair value on a non-recurring basis and the level within the fair value hierarchy in which the fair value measurements fall at December 31, 2012 and 2011:

		December 31, 2012 Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In thousands)
Collateral dependent impaired loans	$3,573	$––	$––	$3,573
Foreclosed assets held for sale	736	––	––	736

United Bancorp, Inc.

 Notes to Consolidated Financial Statements

December 31, 2012 and 2011

		December 31, 2011 Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In thousands)
Collateral dependent impaired loans	$1,746	$––	$––	$1,746
Foreclosed assets held for sale	415	––	––	415

Unobservable (Level 3) Inputs

The following table presents quantitative information about unobservable inputs used in recurring and nonrecurring Level 3 fair value measurements.

	Fair Value at 12/31/12	Valuation Technique	Unobservable Inputs	Range (Weighted Average)
	(In thousands)

Foreclosed assets held for sale	$736	Market comparable properties	Comparability adjustments	Not available
Collateral-dependent impaired loans	3,573	Market comparable properties	Marketability discount	10% – 35%

There were no significant changes in the valuation techniques used during 2012.

United Bancorp, Inc.

 Notes to Consolidated Financial Statements

 December 31, 2012 and 2011

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

		Fair Value Measurements Using
	Carrying Amount	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In thousands)
December 31, 2012

Financial assets	$75,108	$75,108	$––	$––
Cash and cash equivalents
Held-to-maturity securities	2,768	––	2,840	––
Loan, net of allowance	293,774	––	––	295,134
Federal Home Loan Bank stock	4,810	––	4,810	––
Accrued interest receivable	1,076	––	1,076	––

Financial liabilities
Deposits	350,416	––	346,761	––
Short term borrowings	10,681	––	10,681	––
Federal Home Loan Bank Advances	32,439	––	35,649	––
Subordinated debentures	4,000	––	3,712	––
Interest payable	193	––	193	––

United Bancorp, Inc.

 Notes to Consolidated Financial Statements

December 31, 2012 and 2011

The classification of the assets and liabilities pursuant to the valuation hierarchy as of December 31, 2011 in the following table have not been audited. The fair value has been derived from the December 31, 2011 audited consolidated financial statements.

		Fair Value Measurements Using
	Carrying Amount	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In thousands)
December 31, 2011:

Financial assets

Cash and cash equivalents	$15,681	$15,681	$—	$––
Held-to-maturity securities	4,450	––	4,597	––
Loans, net of allowance	281,526	—	––	283,055
Federal Home Loan Bank stock	4,810	––	4,810	––
Accrued interest receivable	1,410	––	1,410	––

Financial liabilities

Deposits	328,540	––	313,817	––
Short term borrowings	9,968	––	9,995	––
Federal Home Loan Bank Advances	32,951	––	35,617	––
Subordinated debentures	4,000	––	3,632	––
Interest payable	234	––	234	––

The following methods and assumptions were used to estimate the fair value of each class of financial instruments.

Cash and Cash Equivalents, Accrued Interest Receivable and Federal Home Loan Bank Stock

The carrying amounts approximate fair value.

United Bancorp, Inc.

 Notes to Consolidated Financial Statements

December 31, 2012 and 2011

Held-to-maturity Securities

Where quoted market prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy. If quoted market prices are not available, then fair values are estimated using quoted prices of securities with similar characteristics or independent asset pricing services and pricing models, the inputs of which are market-based or independently sourced market parameters, including, but not limited to, yield curves, interest rates, volatilities, prepayments, defaults, cumulative loss projections and cash flows. Such securities are classified in Level 2 of the valuation hierarchy. In certain cases where Level 1 or Level 2 inputs are not available, securities are classified within Level 2 of the hierarchy. The Company has no securities classified as Level 3 of the hierarchy.

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

Interest Payable

The carrying amount approximates fair value.

Short-term Borrowings, Federal Home Loan Bank Advances and Subordinated Debentures

Rates currently available to the Company for debt with similar terms and remaining maturities are used to estimate the fair value of existing debt.

Commitments to Originate Loans, Letters of Credit and Lines of Credit

The fair value of commitments to originate loans is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair values of letters of credit and lines of credit are based on fees currently charged for similar agreements or on the estimated cost to terminate or otherwise settle the obligations with the counterparties at the reporting date. Fair values of commitments were not material at December 31, 2012 and 2011.

United Bancorp, Inc.

 Notes to Consolidated Financial Statements

 December 31, 2012 and 2011

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

Note 18:	Commitments and Credit Risk

At December 31, 2012 and 2011, total commercial and commercial real estate loans made up 64.5% and 64.5%, respectively, of the loan portfolio. Installment loans account for 10.7% and 13.8%, respectively, of the loan portfolio. Real estate loans comprise 24.8% and 21.7% of the loan portfolio as of December 31, 2012 and 2011, respectively, and primarily include first mortgage loans on residential properties and home equity lines of credit.

Included in cash and due from banks as of December 31, 2012 and 2011, is $69.8 million and $10.4 million, respectively, of deposits with the Federal Reserve Bank of Cleveland.

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

United Bancorp, Inc.

 Notes to Consolidated Financial Statements

 December 31, 2012 and 2011

At December 31, 2012 and 2011, the Company had outstanding commitments to originate variable rate loans aggregating approximately $7.8 million and $11.0 million, respectively. The commitments extended over varying periods of time with the majority being disbursed within a one-year period.

Mortgage loans in the process of origination represent amounts that the Company plans to fund within a normal period of 60 to 90 days, some of which are intended for sale to investors in the secondary market. The Company did not have any mortgage loans in the process of origination which are intended for sale at December 31, 2012 or 2011.

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

The Company had total outstanding standby letters of credit amounting to $150,000 and $962,000, at December 31, 2012 and 2011, respectively, with terms not exceeding nine months. At both December 31, 2012 and 2011, the Company had no deferred revenue under standby letter of credit agreements.

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

At December 31, 2012, the Company had granted unused lines of credit to borrowers aggregating approximately $13.0 million and $32.4 million for commercial lines and open-end consumer lines, respectively. At December 31, 2011, the Company had granted unused lines of credit to borrowers aggregating approximately $11.1 million and $30.0 million for commercial lines and open-end consumer lines, respectively.

United Bancorp, Inc.

 Notes to Consolidated Financial Statements

 December 31, 2012 and 2011

Note 19:	Recent Accounting Pronouncements

FASB ASU 2011-03, Transfers and Servicing (Topic 860), Reconsideration of Effective Control for Repurchase Agreements, issued in April 2011, improves the accounting for repurchase agreements and other agreements that both entitle and obligate a transferor to repurchase or redeem financial assets before their maturity. The updated guidance is effective for the first interim or annual period beginning on or after December 15, 2011 and should be applied prospectively. The Company adopted FASB ASU 2011-03 as required, without a material effect on the Company’s financial condition or results of operations.

FASB ASU 2011-04, Fair Value Measurement (Topic 820), Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements, issued in May 2011, provides guidance in common fair value measurement and disclosure requirements. The amendment changes the wording used to describe many of the requirements for measuring fair value and for disclosing information about fair value measurements. The amendments are effective during interim and annual periods beginning after December 15, 2011. The Company adopted FASB ASU 2011-04 as required, without a material effect on the Company’s financial condition or results of operations.

FASB ASU 2011-05, Comprehensive Income (Topic 220), Presentation of Comprehensive Income, issued in June 2011, is designed to improve the comparability, consistency, and transparency of financial reporting and to increase the prominence of items reported in comprehensive income. The amendments are effective during interim and annual periods beginning after December 15, 2011. The Company adopted FASB ASU 2011-05 as required, without a material effect on the Company’s financial condition or results of operations.

FASB ASU 2011-08, Intangibles (Topic 350), Testing Goodwill for Impairment, issued in September 2011, is designed to simplify how entities, both public and nonpublic, test goodwill for impairment. The amendments permit an entity to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test in Topic 350. The amendments are effective during interim and annual periods beginning after December 15, 2011. Early adoption is permitted, including for annual and interim goodwill impairment tests performed as of a date before September 15, 2011, if an entity’s financial statements for the most recent annual or interim period have not yet been issued. The Company adopted FASB ASU 2011-08 as required, without a material effect on the Company’s financial condition or results of operations.

FASB ASU 2011-12, Comprehensive Income (Topic 220), Deferral of the effective Date for Amendments to the Presentation of Reclassification of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-12, issued in December 2011 is a deferral of only those changes in update 2011-05 that relates to the presentation of reclassification adjustments out of accumulated other comprehensive income. All other requirements in Update 2011-05 are not affected by this update, including the requirements to report comprehensive income either in a single continuous financial statement or in two separate but consecutive financial statements. Public entities should apply these requirements for fiscal years, and interim periods within those years, beginning after December 15, 2011. The Company adopted FASB ASU 2011-12 as required, without a material effect on the Company’s financial condition or results of operations.

United Bancorp, Inc.

 Notes to Consolidated Financial Statements

 December 31, 2012 and 2011

FASB ASU 2013-02, Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income. The ASU amends the guidance in the FASB Accounting Standards Codification (FASB ASC) Topic 220, entitled Comprehensive Income. The goal behind development of the ASU 2013-02 amendments is to improve the transparency of reporting reclassification out of accumulated other comprehensive. For public companies, the ASU 2013-02 amendments are effective in reporting periods beginning after December 15, 2012. Earlier implementation of the guidance is allowed. Management does not expect adoption of this standard to have a material impact on the Company’s consolidated financial statements.

Note 20:	Condensed Financial Information (Parent Company Only)

Presented below is condensed financial information as to financial position, results of operations and cash flows of the Company:

Condensed Balance Sheets

	December 31,
	2012	2011
	(In thousands)
Assets
Cash and cash equivalents	$1,438	$1,820
Investment in the Bank	38,529	38,393
Corporate owned life insurance	291	272
Other assets	1,996	1,583

Total assets	$42,254	$42,068

Liabilities and Stockholders’ Equity
Subordinated debentures	$4,000	$4,000
Other liabilities	1,628	1,886
Stockholders’ equity	36,626	36,182

Total liabilities and stockholders’ equity	$42,254	$42,068

United Bancorp, Inc.

 Notes to Consolidated Financial Statements

 December 31, 2012 and 2011

Condensed Statements of Income and Comprehensive Income

	Years Ended December 31,
	2012	2011
	(In thousands)

Operating Income
Dividends from subsidiary	$3,511	$4,448
Interest and dividend income from securities and federal funds	19	––

Total operating income	3,530	4,448

General, Administrative and Other Expenses	2,027	1,959

Income Before Income Taxes and Equity in Undistributed Income of Subsidiary	1,503	2,489

Income Tax Benefits	614	572

Income Before Equity in Undistributed Income of Subsidiary	2,117	3,061

Equity in Undistributed Income of Subsidiary	281	30

Net Income	$2,398	$3,091

Comprehensive Income	$2,231	$2,878

United Bancorp, Inc.

 Notes to Consolidated Financial Statements

 December 31, 2012 and 2011

Condensed Statements of Cash Flows

	Years Ended December 31,
	2012	2011
	(In thousands)

Operating Activities
Net income	$2,398	$3,091
Items not requiring (providing) cash
Depreciation and amortization	12	12
Equity in undistributed income of subsidiary	(281)	(30)
Amortization of ESOP and share-based compensation plans	408	403
Net change in other assets and other liabilities	(724)	(788)

Net cash provided by operating activities	1,813	2,688

Financing Activities
Dividends paid to stockholders	(2,253)	(2,988)
Proceeds from purchases of common stock by the dividend reinvestment plan	––	236
Purchase of treasury stock	(63)	––
Shares purchased for deferred compensation plan	121	72

Net cash used in financing activities	(2,195)	(2,680)

Net Change in Cash and Cash Equivalents	(382)	8

Cash and Cash Equivalents at Beginning of Year	1,820	1,812

Cash and Cash Equivalents at End of Year	$1,438	$1,820

United Bancorp, Inc.

 Notes to Consolidated Financial Statements

 December 31, 2012 and 2011

Note 21:	Quarterly Financial Data (Unaudited)

The following tables summarize the Company’s quarterly results of operations for the years ended December 31, 2012 and 2011.

	Three Months Ended
2012:	March 31,	June 30,	September 30,	December 31,
	(In thousands, except per share data)

Total interest income	$4,691	$4,630	$4,548	$4,593
Total interest expense	1,032	994	952	883

Net interest income	3,659	3,636	3,596	3,710

Provision for loan losses	333	168	268	359
Other income	740	677	723	797
Gain on sale of securities - net	––	––	––	––
General, administrative and other expense	3,234	3,180	3,482	3,570

Income before income taxes	832	965	569	578
Federal income taxes	71	234	118	123

Net income	$761	$731	$451	$455

Earnings per share
Basic	$0.15	$0.15	$0.09	$0.10

Diluted	$0.15	$0.15	$0.09	$0.09

United Bancorp, Inc.

 Notes to Consolidated Financial Statements

 December 31, 2012 and 2011

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

