Form 10-K, Exhibit 13
period 2013-12-31
UNITED BANCORP INC /OH/
filed 2014-03-19
CIK 731653

DiviDenD anD STock HiSToRy

			Distribution Date of
	Cash Dividends		Dividends and
	Declared(1)	Stock Dividends	Exchanges
1983	$0.05	-	-
1984	$0.06	4 for 1 Exchange(2)	January 2, 1984
1985	$0.07	-	-
1986	$0.09	-	-
1987	$0.09	50% Stock Dividend	October 2, 1987
1988	$0.10	-	-
1989	$0.10	-	-
1990	$0.11	-	-
1991	$0.12	-	-
1992	$0.12	100% Stock Dividend	September 10, 1992
1993	$0.12	100% Stock Dividend	November 30, 1993
1994	$0.13	10% Stock Dividend	September 9, 1994
1995	$0.19	-	-
1996	$0.20	10% Stock Dividend	June 20, 1996
1997	$0.23	10% Stock Dividend	September 19, 1997
1998	$0.26	5% Stock Dividend	December 18, 1998
1999	$0.30	5% Stock Dividend	December 20, 1999
2000	$0.31	5% Stock Dividend	December 20, 2000
2001	$0.32	5% Stock Dividend	December 20, 2001
2002	$0.33	5% Stock Dividend	December 20, 2002
2003	$0.35	10% Stock Dividend	December 19, 2003
2004	$0.39	10% Stock Dividend	December 20, 2004
2005	$0.43	10% Stock Dividend	December 20, 2005
2006	$0.48	10% Stock Dividend	December 20, 2006
2007	$0.52	–	–
2008	$0.54	–	–
2009	$0.56	–	–
2010	$0.56	–	–
2011	$0.56	–	–
2012	$0.42	–	–
2013	$0.29	–	–

2014 anTiciPaTeD DiviDenD Payable DaTeS

First Quarter
March 20, 2014

Second Quarter*
June 20, 2014

Third Quarter*
September 19, 2014

Fourth Quarter*
December 19, 2014

*Subject to action by Board of Directors

(1)	Adjusted for stock dividends and exchanges. Does not include dividends from Southern Ohio Community Bancorporation, Inc. prior to the merger.

(2)	Formation of United Bancorp, Inc. (UBCP). The Citizens Savings Bank shareholders received 4 shares of UBCP stock in exchange for 1 share of The Citizens Savings Bank.

ToTal ReTuRn PeRfoRmance

Index	12/31/08	12/31/09	12/31/10	12/31/11	12/31/12	12/31/13
United Bancorp, Inc.	100.00	91.32	99.73	103.30	80.40	107.46
NASDAQ Composite	100.00	145.36	171.74	170.38	200.63	281.22
SNL Bank Index	100.00	98.97	110.90	85.88	115.90	159.12
SNL $250M-$500M Bank Index	100.00	92.55	103.55	97.28	120.75	163.97
SNL Midwest Bank Index	100.00	84.75	105.24	99.40	119.64	163.80
Dow Jones	100.00	122.68	139.94	151.66	167.19	216.77

Decade of Progress
Unaudited

	2003	2004	2005	2006	2007	2008	2009	2010	2011	2012	2013
Interest and dividend income	$20,720,464	$20,506,914	$22,181,071	$25,279,212	$26,603,043	$25,715,309	$23,354,885	$21,667,356	$20,211,170	$18,462,265	$17,025,223
Interest expense	7,837,463	7,538,572	9,146,249	12,837,256	14,517,591	10,251,384	8,064,768	6,480,008	4,707,077	3,861,046	3,033,178
Net interest income	12,883,001	12,968,342	13,034,822	12,441,956	12,085,452	15,463,925	15,290,117	15,187,348	15,504,093	14,601,219	13,992,045
Provision for loan losses	540,000	618,000	412,000	1,384,261	993,505	1,188,270	1,325,052	1,816,012	1,968,021	1,127,634	1,240,847
Net interest income after provision for loan losses	12,343,001	12,350,342	12,622,822	11,057,695	11,091,947	14,275,655	13,965,065	13,371,336	13,536,072	13,473,585	12,751,198
Noninterest income, including security gains/(losses)	2,611,566	2,199,020	2,341,826	2,297,373	3,079,567	3,066,769	3,295,030	3,317,126	3,512,340	2,937,420	4,212,273
Noninterest expense	10,415,947	10,452,666	10,763,473	11,046,170	11,252,758	12,627,590	13,838,651	13,921,806	13,103,041	13,466,431	13,994,647
Income before income taxes	4,538,620	4,096,696	4,201,175	2,308,898	2,918,755	4,714,834	3,421,444	2,766,656	3,945,371	2,944,574	2,968,824
Income tax expense	899,229	863,799	908,647	240,891	333,926	955,700	516,524	219,289	854,447	546,399	356,544
Net income	$3,639,391	$3,232,897	$3,292,528	$2,068,007	$2,584,829	$3,759,134	$2,904,920	$2,547,367	$3,090,924	$2,398,175	$2,612,280

Total assets	$385,522,969	$397,521,584	$411,932,779	$421,653,341	$451,370,187	$441,804,491	$445,970,296	$423,434,966	$415,566,563	$438,353,660	$389,041,557
Deposits	304,525,997	300,629,543	306,914,758	330,005,480	330,488,711	347,044,549	344,542,900	325,445,596	328,540,953	350,416,519	310,640,827
Shareholders’ equity	32,514,459	32,824,111	32,479,697	32,580,485	33,885,779	33,904,759	35,211,133	35,580,582	36,181,269	36,625,833	38,870,794
Loans receivable, net	195,765,090	212,451,448	229,106,682	229,171,793	232,196,753	235,448,307	255,335,658	276,036,674	281,526,111	293,774,257	306,608265
Allowance for loan losses	2,843,484	2,995,422	2,904,447	2,345,419	2,447,254	2,770,360	2,390,015	2,739,736	2,921,067	2,708,045	2,894,944
Net charge-offs	667,632	466,062	502,833	1,936,046	891,648	865,000	1,705,000	1,466,000	1,785,689	1,340,656	1,053,947
Full time employees (average equivalents)	133	135	132	132	123	142	136	146	133	134	133
Banking locations	Seventeen	Seventeen	Seventeen	Seventeen	Seventeen	Twenty	Twenty	Twenty	Twenty	Twenty	Twenty

Earnings per common share - Basic	$0.76	$0.69	$0.71	$0.45	$0.57	$0.82	$0.62	$0.52	$0.63	$0.49	$0.53
Earnings per common share - Diluted	0.76	0.69	0.71	0.45	0.57	0.82	0.62	0.52	0.62	0.48	0.53
Dividends per share	0.35	0.39	0.43	0.48	0.52	0.54	0.56	0.56	0.56	0.42	0.29
Book value per share	7.67	7.09	7.00	7.73	7.41	7.35	7.53	7.52	7.57	7.61	8.03
Market value range per share	8.96-13.60	9.43-13.56	9.10-12.69	9.36-11.36	9.78-11.39	7.41-10.85	7.00-9.49	7.70-9.90	7.56-9.03	5.89-10.25	6.10-8.60

Cash dividends paid	$1,717,838	$1,878,788	$2,114,723	$2,415,741	$2,435,317	$2,707,438	$2,871,801	$2,959,658	$2,988,155	$2,253,410	$1,555,912
Return on average assets (ROA)	0.97%	0.83%	0.82%	0.50%	0.60%	0.86%	0.63%	0.57%	0.73%	0.55%	0.63%
Return on average equity (ROE)	11.40%	9.91%	10.01%	6.49%	8.12%	11.33%	7.56%	7.05%	8.53%	6.74%	7.02%

Our mission

United Bancorp, Inc. is a nationally traded Bank holding company whose mission is to continue earning the respect....

....	Of its shareholders, through continued growth in shareholder value by sustaining profitability and acquiring well managed and capitalized businesses in the financial services industry;

....	Of its customers, through reaching out with the technology they want and offering the financial products and services they need;

....	Of its communities, through support of civic activities that make our communities better places to live and work;

....	Of its team members, through training development and career growth opportunities in a comfortable environment with modern equipment;

....	Of its affiliates, through providing data processing, item processing, accounting, human resource and management support;

Although it is recognized there is more competition from non-bank businesses for market share, the general mission for United Bancorp, Inc. is to remain independent.  We will accomplish this through an aggressive acquisition program, the management of technological change, and the placement of new office construction when deemed economically feasible.

My Final Letter as the Chairman and CEO

To the shareholders of United Bancorp, Inc….

We are extremely happy to report that the earnings of United Bancorp, Inc. on a diluted earnings per share basis were up by 10.4% for the year, our last quarterly cash dividend was increased 14.3% and the market price of our stock finished at a 52 week high at year end.  We see this past year as the turning point for our Company.  Our banking industry has been through an extremely volatile time since the beginning of our most recent economic downturn in December of 2007.  Since then, nearly 500 Banks have failed and more than 500 Banks continue to struggle and remain on the FDIC’s Problem Bank List.  We are pleased to report our Company has performed admirably during this extended economic storm which wreaked havoc on so many financial institutions in the United States.  This period began with what has come to be known as The Great Recession!

The year 2013 will be remembered as a year that brought more of the same when it came to managing a financial institution during these ongoing challenging times.  We continued to pursue a strategy that provided stable returns while protecting our capital base and our shareholders’ ownership interest in our Company.    The economic challenges that have confronted us these last few years have made it difficult to produce the returns to which we are historically accustomed as a high-performing bank.  We are happy to report that as the year progressed, we started to see improvement in our economy and the anticipated improvement in the core earnings of our Company.  Our budgeting process projects this improving performance will continue and lead to the gains that we all anticipate and expect!  In a few short years, when we look back at our Company’s long and storied history, we will all be thankful that the solid foundation that we have built through our conservative and prudent actions will help us to grow and prosper as a great community-banking organization for many years to come!

Over the course of the past few years, our Company has not only strengthened its foundation through prudent balance sheet management, it has also invested wisely in its infrastructure and product offerings.  This sound investment has positioned us well within our industry to compete at a very high level.  While other banks may have been paring expenses to back into a higher earnings performance, our Company has strategically invested in its future.  This has had a cost and we are pleased to report that we have seen increased efficiencies and opportunities which have already begun to produce a higher level of “core” earnings.  It is expected that this higher level of core earnings will continue to produce higher returns in the coming years. With these newfound efficiencies, our Company’s level of non-interest expense, or overhead, is at the same level last year as it was in 2009!  This is quite an accomplishment considering the level of investment and the number of improvements made by our Company during these challenging times.  Quite frankly, there are not many community banks our size that can proclaim they offer the level of appealing products and services that we do at present which will allow us to be a very formidable competitor within our industry for many years to come.

Our investment in infrastructure and product offerings has led to the enhancement of our functional platforms in Lending, Technology, Marketing, Compliance and Training:

In the area of Lending, we have added origination staff to increase our lending volumes and we strengthened our front-end origination, analysis, underwriting and documentation systems to improve our origination efficiencies.  Our primary focus is to develop strong relationships with the small businesses that operate within our marketplaces.  We have been able to grow our commercial loan portfolio by $58.0 million over the past five years while greatly improving our credit quality.

My Final Letter as the Chairman and CEO - Continued

Considering that both Consumer and Mortgage lending have become commoditized or price sensitive in recent years, having a focus on Small Business lending, where the relationship is still valued, will be key to our future growth and success.

In the area of Technology, we have invested within the past three years in a new core system that has allowed us to operate more efficiently and serve our customers in a more proactive fashion.  We have updated our websites, both Bank and Company, which allows us to more effectively promote our products and services.  We now give our customers the ability to research their options and apply for a new mortgage loan online without the hassle of having to physically come to one of our Banking Centers.  In addition, we introduced the newest banking channel that has one of the highest adoption rates that our industry has ever seen…  Mobile Banking!

In the area of Marketing, we have restructured our entire demand deposit product offering, both consumer and business, while promoting these new, highly appealing accounts through a direct marketing approach in the areas that surround our Banking Centers.  This strategy has been highly effective for us and has attracted over 2,000 new demand deposit customers to our Company within the past year.  Not only will these new relationships provide a source of low–cost funding for years to come and give us the opportunity to cross-sell other products, they have also contributed to a nice increase in the service charge income of our Company.  This past year, service charges on deposit accounts increased by $295 thousand or 14.3%.  We anticipate that this trend will continue in the future!

In the area of Compliance, we have dedicated additional resources and enhanced our audit and review procedures to ensure that we are meeting the highest standards relating to the increasing regulatory burdens placed upon us following our industry’s downturn.  While many smaller community banks are looking to sell because of this increasing compliance burden, we believe that our strong compliance function will allow us to capitalize on such opportunities and contribute to our Company’s growth in the coming years!

In the area of Training, we firmly realize that in order to have success in our industry, we need to have highly knowledgeable team members who are capable of providing superior service and offering sound financial advice on a routine basis.  With this reality, over the course of the past two years we have  greatly enhanced our Training function by hiring a dedicated Trainer, opening a new state of the art Training Center, and  developing a well-rounded training program for all employees that is  second to none for a community bank our size!

By investing in and developing our infrastructure and products over the past several years, we firmly believe that we have further strengthened our foundation and set the stage for both growth and enhanced profitability in the course of the coming years!

Lastly, your Company has had the foresight and good fortune to be able to strengthen its foundation in recent years by being proactive in succession planning at both the Management and Boards of Directors levels.  Our Company has had a history of being proactive in identifying succession needs and dealing with them effectively.  We have had the good fortune of internally developing or externally recruiting and hiring very capable senior-level executives to manage all the core areas or our operation:  executive, financial accounting, retail banking, information technology, marketing, lending and human resources.  We are very proud of the senior management team that has been both groomed internally over the course of many years and attracted to our great organization over the course of the past few.  While many community-type banks are finding it very difficult to address management succession through assembling quality senior management teams, our company has effectively dealt with this issue.  We are blessed to presently have a senior management team that has an average age of forty-five years old.  Having both a relatively young and extremely capable senior management team will, once again, give our Company a firm foundation upon which to build for many years to come.

Relating to Board of Director succession, we are happy to report that Gary W. Glessner was recently appointed as a Director to the Boards at both United Bancorp, Inc. and its wholly-owned commercial bank subsidiary, The Citizens Savings Bank. Mr. Glessner brings a wealth of ability to our Boards being a local businessman who is a licensed Certified Public Accountant.

Such credentials will allow Mr. Glessner to serve as a financial expert of our Company and we look forward to his dedicated service for many years to come.

On a personal note, there is one thing about the aging process that is inevitable. That is retirement.  Little did I realize several years ago that I would reach the policy age of doing this and I must admit, it is a good policy.  With that focus, it requires management to plan for succession and this we have been doing for the past several years.  I am pleased to report we have a proven and strong management team poised for a continued future of success at United Bancorp, Inc. and The Citizens Savings Bank.  Having served for fifty-five years with my only employer, it is my time to step down as both Bank Chairman and Company Chairman and Chief Executive Officer pursuant to our Company’s mandatory retirement policy. At our Reorganization Meeting on April 16th, Scott A. Everson will be appointed to the position of Chief Executive Officer of United Bancorp, Inc. and Director Richard L. Riesbeck will be appointed Chairman of the Board of United Bancorp, Inc., bringing to a conclusion a successful succession plan.

As you can see, our Company has had the foresight and the ability to effectively address succession planning at both the Management and Board of Directors levels in recent years.  By successfully addressing our Company’s succession needs and having very strong leadership as a result thereof, I believe that we are well positioned to grow through acquisition opportunities that will arise due to many banks not properly addressing their individual succession needs.  In addition, our Company is well positioned to have solid organic growth in all of our markets but, in particular, the markets in East Central Ohio.  It is in these markets, where our Company is well known and has a long-standing history, we have a tremendous potential for organic growth through the opportunities being created by the burgeoning oil and gas industry that is quickly developing.  It has been many years since this area in which we have long operated has had the economic growth that we are on the cusp of experiencing and our Company is well positioned to capitalize on this situation.

With the prudent actions that we have taken over the course of the last few years and the solid team that we have assembled at both the Management and Board levels, I have comfort in knowing that we are in good hands and well prepared to effectively meet the opportunities that are ahead of us in the not too distant future.   Quite simply, our Company has a very solid foundation upon which to build, grow and prosper for many years to come!

Over these many years, we have been blessed with a very positive relationship amongst our Shareholders, Directors, Officers and Employees.  Thank you for this.

Cash Dividends

James W. Everson
Chairman and Chief Executive Officer
ceo@unitedbancorp.com
February 16, 2014

Certain statements contained herein are not based on historical facts and are "forward-looking statements" within the meaning of Section 21A of the Securities Exchange Act of 1934. Forward-looking statements, which are based on various assumptions (some of which are beyond the Company's control), may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of these terms.  Actual results could differ materially from those set forth in forward-looking statements, due to a variety of factors, including, but not limited to, those related to the economic environment, particularly in the market areas in which the company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset/liability management, changes in the financial and securities markets, including changes with respect to the market value of our _financial  assets, and the availability of and costs associated with sources of liquidity.  The Company undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

3

Directors

1 = United Bancorp, Inc.	2 = The Citizens Savings Bank

Directors

1 = United Bancorp, Inc.	2 = The Citizens Savings Bank

5

Directors and Officers

DIRECTORS OF UNITED BANCORP, INC.

James W. Everson[1]	Chairman & Chief Executive Officer, United Bancorp, Inc.
Chairman, The Citizens Savings Bank, Martins Ferry, Ohio
Scott A. Everson	President & Chief Operating Officer, United Bancorp, Inc.
President & Chief Executive Officer, The Citizens Savings Bank, Martins Ferry, Ohio
Gary WGlessner[2]Certified Public Accountant, Managing Member of Glessner & Associates, PLLC; Managing Member of
G & W Insurance Group, LLC; Managing Member of Wheeling Coin, LLC; Vice President of Windmill Truckers Center, Inc.;
Vice President of Glessner Enterprises, Inc.; Member of Red Stripe & Associates, LLC; Managing Member of GW Rentals, LLC
John M. Hoopingarner[1,3,4]	.Executive Director, Muskingum Watershed Conservancy District, New Philadelphia, Ohio
Samuel J. Jones[2,4]	Business Owner, Glouster, Ohio
Terry A. McGhee[1,3]	Past President & Chief Executive Officer, Westerman Inc., Bremen, Ohio
Richard L. Riesbeck1,2,4, ♦	President, Riesbeck Food Markets, Inc., StClairsville, Ohio
Matthew C. Thomas[2,3]	President, M.CThomas Insurance Agency, Inc., Bridgeport, Ohio
Michael J. Arciello	Director Emeritus1992 - 2009
L.E. "Dick" Richardson	Director Emeritus1998 - 2007

OFFICERS OF UNITED BANCORP, INC.

James W. Everson	Chairman & Chief Executive Officer
Scott A. Everson	President & Chief Operating Officer
Randall M. Greenwood	Senior Vice President, Chief Financial Officer & Treasurer
Seth R. Abraham	Vice President - Chief Human Resource Officer
Matthew F. Branstetter	Vice President - Chief Lending Officer
Elmer K. Leeper	Vice President - Chief Retail Banking Officer
Michael A. Lloyd	Vice President - Chief Information Officer
Lisa A. Basinger	.Corporate Secretary

DIRECTORS OF THE CITIZENS SAVINGS BANK, MARTINS FERRY, OHIO

James W. Everson[1]	Chairman & Chief Executive Officer, United Bancorp, Inc.
Chairman, The Citizens Savings Bank, Martins Ferry, Ohio
Scott A. Everson[1]	President & Chief Operating Officer, United Bancorp, Inc.
President & Chief Executive Officer, The Citizens Savings Bank, Martins Ferry, Ohio
Gary W. Glessner[2]	Certified Public Accountant, Managing Member of Glessner & Associates, PLLC; Managing Member of
G & W Insurance Group, LLC; Managing Member of Wheeling Coin, LLC; Vice President of Windmill Truckers Center, Inc.;
Vice President of Glessner Enterprises, Inc.; Member of Red Stripe & Associates, LLC; Managing Member of GW Rentals, LLC
John R. Herzig	President, Toland-Herzig Funeral Homes & Crematory, Strasburg, Ohio
John M. Hoopingarner[1]	Executive Director, Muskingum Watershed Conservancy District, New Philadelphia, Ohio
Samuel J. Jones	Business Owner, Glouster, Ohio
Andrew F. Phillips	President, Southeast Beverage Company, Athens, Ohio
Robin L. Rhodes, M.D	Physician, Pediatric Associates of Lancaster, Inc., Lancaster, Ohio
Richard L. Riesbeck1,2, ♦	President, Riesbeck Food Markets, Inc., St. Clairsville, Ohio
Errol C. Sambuco[2]	Consultant, Martins Ferry, Ohio
Matthew C. Thomas[1,2]	President, M.C. Thomas Insurance Agency, Inc., Bridgeport, Ohio
Leon F. Favede, O.D	Director Emeritus 1981 - 2012
Herman E. Borkoski	Director Emeritus 1987 - 2012
Michael J. Arciello	Director Emeritus 1992 - 2009
L.E. "Dick" Richardson	Director Emeritus 1998 - 2007

1 = Executive Committee     2 = Audit Committee     3 = Compensation Committee
4 = Nominating and Governance Committee     ♦ Lead Director

Shareholder Information

United Bancorp, Inc.’s (the Company) common stock trades on The Nasdaq SmallCap Market tier of The Nasdaq Stock Market under the symbol UBCP, CUSIP #909911109. At year-end 2013, there were 5,375,304 shares issued, held among  approximately 2,000 shareholders of record and in street name. The following table sets forth the quarterly high and low closing prices of the Company’s common stock from January 1, 2013 to December 31, 2013 compared to the same periods in 2012 as reported by the NASDAQ.

	2013				2012
	31-Mar	30-Jun	30-Sep	31-Dec	31-Mar	30-Jun	30-Sep	31-Dec
Market Price Range
High ($)	$7.50	7.43	7.38	8.60	$9.55	10.25	9.60	7.00
Low ($)	$6.10	6.94	6.55	6.55	$8.59	8.56	7.10	5.89

Cash Dividends
Quarter ($)	$0.07	0.07	0.07	0.08	$0.14	0.14	0.07	0.07
Cumulative ($)	0.07	0.14	0.21	0.29	$0.14	0.28	0.35	0.42

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

American Stock Transfer
and Trust Company
Attn: Dividend Reinvestment
6201 15th Avenue, 3rd Floor
Brooklyn, NY 11219
1-800-278-4353

Annual Meeting:

The Annual Meeting of Shareholders will be held at 2:00 p.m., April 16, 2014 at the Corporate Offices in Martins Ferry, Ohio.

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

In June 2012, the Company's subsidiary The Citizens Savings Bank purchased a full service banking facility from another financial institution on the West side of St. Clairsville in the same development where the Company has been leasing space for its In Store Banking Facility since 1997. The purchase agreement contained a one year "black out" period where the location could not be used as a financial institution.  In January 2013, the Company began extensive renovations on the building and the plans called for a complete renovation of the lobby and customer service areas of the bank.  In addition, the Company constructed a state of the art Training Center for staff that also offers educational seminars for current and future customers of the bank.  At the time of opening in June of 2013, the Company closed its In Store Banking Facility and now has two full service banking centers including drive thru service and safe boxes in St. Clairsville, one on West side and one on East side of City.

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

In 1998, COMMUNITY became affil-iated with United Bancorp, Inc. of Martins Ferry, Ohio, when United Bancorp purchased The Glouster Community Bank and its holding company, Southern Ohio Community Bancorp, Inc.

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

Management’s Discussion and Analysis

In the following pages, management presents an analysis of United Bancorp, Inc.’s financial condition and results of operations as of and for the year ended December 31, 2013 as compared to prior years.  This discussion is designed to provide shareholders with a more comprehensive review of the operating results and financial position than could be obtained from an examination of the financial statements alone.  This analysis should be read in conjunction with the Consolidated Financial Statements and related footnotes and the selected financial data included elsewhere in this report.

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

Financial Condition

Total Assets (In Thousands)

Overview

The Company’s net income realized in 2013 generated an annualized 0.63% return on average assets (“ROA”) and a 7.02% return on average equity (“ROE”) compared to a ROA of 0.55% and a ROE of 6.74% for 2012. The Company’s net interest margin year-over-year was impacted by its continued conservative posturing relating to the management of its investment portfolio due to the Government’s ongoing zero-rate monetary policy.  The continuing Federal Reserve monetary policy, now in its sixth year, makes it extremely risky for a financial institution to generate a normalized historic return without taking on an excessive amount of interest rate risk.  With the Federal Reserve’s present monetary policy leading to higher yielding securities being called, the Company’s investment in marketable securities declined on an average basis by $35.9 million from December 31, 2012 to December 31, 2013, reducing the net interest margin to 3.70% for the year ended December 31, 2013 compared to 3.72% for the same period in 2012.  The Company’s net interest margin hit a low of 3.58% as of June 30, 2013 and has shown continued improvement each quarter thereafter.  This year-over-year decline in the net interest margin is attributed to the continued downward re-pricing of the Company’s assets in this sustained low rate environment.  As securities were called, the Company’s liquidity was invested in short-term lower yielding investment alternatives such as cash and due from the Federal Reserve Bank which averaged $57.2 million in 2013, up $2.7 million from the previous year.  To help offset the downward pressure on the net interest margin, the Company continued its focus on putting funds to work in higher-yielding quality loans.  Gross loans were up $13.0 million year-over-year to a level of $309.5 million as of December 31, 2013.  During this same period, the Company’s credit quality improved as non-accrual loans were down $380,000, or 11.66%, to a level of $2.88 million and net loans charged off were down by $287,000, or 21.39%, to a level of $1.05 million.  Looking at current credit quality trends, loans past due thirty plus days declined by $1.01 million, or 59.62%, from December 31, 2012 to the same period in 2013.  Even with this improvement in credit quality, the Company continued to provide a slightly increased provision for loan losses which was $1.24 million for the year ended December 31, 2013 compared to $1.13 million for the year ended December 31, 2012, an increase of $113,000.  The provision for loan losses was increased mainly due to the credit uncertainty of several commercial relationships and for higher losses associated with the Company’s Overdraft Privilege Program.  Year-over-year, the provision for losses relating to the Company’s Overdraft Privilege Program increased $73,000 as a result of a customer marketing strategy that has added approximately 2,000 new demand deposit accounts now eligible for this program.  As previously discussed last quarter, the Company continues to see positive results related to service charge income on these new accounts.  Overall, the increased loan loss provision net of loans charged off resulted in a total allowance for loan losses to total loans of 0.94% and a total allowance for loan losses to nonperforming loans of 100.51%, both improving from levels of 0.91% and 83.06% at year end 2012.  With this continued trend of improving credit quality and coverage, the Company projects a decrease of its provision for loan losses which will have a positive impact on future core earnings.  During the third quarter of 2013, the Company recorded $935,000 of a BOLI benefit in excess of the surrender charge which had a positive impact on the total noninterest income for the year.

Loans-Net (In Thousands)

On the liability side of the balance sheet, the Company continued to see a positive return on its strategy of attracting additional customers into lower cost funding accounts while allowing higher cost funding to run off.  While year-over-year low-cost funding consisting of demand and savings deposits decreased by $18.3 million from December 31, 2012 to December 31, 2013, this decrease was the result of the runoff of balances of several larger accounts that were only expected to be on deposit with the Company for a short term basis.  On a positive note, higher-costing time deposit balances decreased by over $21.5 million during this same period, helping to reduce overall interest expense levels.  As previously mentioned, the Company continued to see the positive impact of attracting a higher number of transaction accounts resulting in service charges on deposit accounts increasing by $295,000, or 14.31%, on a year-over-year basis as of December 31, 2013.  It is projected this trend will continue even with the Government mandated regulations relating to the Dodd-Frank Act being more fully implemented.  The heightened implementation of this legislation will have a limiting effect on the level of revenue realized per account which will be offset by the Company’s focus on attracting a higher number of transaction accounts that can generate fee based income.  Noninterest expense increased on a year-over-year basis by $515,000 or 3.83%.  This increase is attributed to several factors including:  higher incentives paid to loan officers relating to the increase in loan originations; ever-increasing health care and benefits costs; additional provision for losses on impairment of foreclosed real estate and the opening of the Company’s new Retail Banking and Training Center located on the west-side of the highly appealing St. Clairsville, Ohio market. With this new facility which opened toward the end of the second quarter of 2013, the shifting of lower yielding liquid assets into higher yielding quality loans, the continuing growth in service charge income on deposit accounts and the potential of a lower loan loss provision, we are projecting continued improvement in our profitability.

Our mantra the past several quarters has centered on the fact we are managing our balance sheet in a fashion which is causing ‘short term pain for long term gain’.  As stated above, our conservative risk management of keeping our liquidity in lower-yielding short term investments has stifled our recent earnings reports, yet continues to be prudent with the anticipation of interest rate increases as the Federal Reserve eases out of its current monetary policy which has begun as of this past December with the tapering of its level of asset purchases under its Quantitative Easing policy.  At present, we continue to aggressively make loans in our banking communities and continue to resist seeking a higher return by stretching maturities on our investment portfolio until we see rates tied to longer-term investment alternatives, such as the 10 Year U.S. Treasury, reach more normalized historic levels.  By investing in longer maturity securities today, we would expose our shareholders to losses in capital and earnings when interest rates normalize upward.  As you can see in our financial statements, this conservative investment strategy has helped our Company preserve its book value, which improved on a year-over-year basis from $7.61 to $8.10, and its equity to assets which increased by 1.63% to a level of 9.99% as of December 31, 2013.  Some of our peers have seen an erosion of their book value and capital bases due to the losses that have occurred within their investment portfolios over the course of the past year resulting from investment strategies that stretched for yield in a lower interest rate environment as interest rates moderated slightly upward.  We continue to be satisfied with our current strategy to cover our overhead, provide for a proper amount of capital and reserves and make our dividend payment which continues to be generous in today’s market with a yield of 3.98% based upon our closing price this past year end.  We continue to project our strategy will be proven right as we have seen within the past year the negative impact rising rates can have on the valuations of investment portfolios, capital bases and book values.  In addition, as we shift more of our lower-yielding liquid investments into higher-yielding quality loans, we are starting to see a higher level of growth in our earnings.  We firmly believe that we have been through our earnings trough and will see improving results in the earnings that our Company produces on a core basis in the coming quarters.  With our focused commitment to remaining disciplined with our strategy and the improving earnings of our Company over the course of the past year, we have seen our market value improve.

Total Average Earning Assets (In Thousands)

Earning Assets – Loans
Gross loans totaled $296.5 million at December 31, 2012, representing a 4.4% increase to $309.5 million at December 31, 2013. Average loans totaled $297.8 million for 2013, representing a 5.3% increase compared to average loans of $282.7 million for 2012.

The increase in gross loans from December 31, 2012 to December 31, 2013 was primarily an increase in residential real estate loans of $9.2 million and commercial and commercial real estate loans by $8.8 million which was offset by a decrease of $5.0 million in installment loans.

The Company's commercial and commercial real estate loan portfolio represents 64.7% of the total portfolio at December 31, 2013, compared to 64.5% at December 31, 2012.  During this past year, we found many new customers within our lending areas and our focus continues on our small business customers that operate in our defined market area. We utilize all the SBA, Ohio Department of Development and State of Ohio loan programs as well as local revolving loan funds to best fit the needs of our customers.

The Company’s installment lending portfolio represented 8.6% of the total portfolio at December 31, 2013, compared to 10.7% at December 31, 2012. The targeted installment lending areas encompass the four geographic areas serviced by the Bank, which are diverse, thereby reducing the risk to changes in economic conditions.  Competition for installment loans principally comes from the captive finance companies offering low to zero percent financing for extended terms.

The Company's residential real estate portfolio represents 26.8% of the total portfolio at December 31, 2013, compared to 24.8% at December 31, 2012. Residential real estate loans are comprised of 1, 3, and 5 year adjustable-rate mortgages and 15 year fixed rated loans used to finance 1-4 family units.  The Company also offers fixed-rate real estate loans through our Secondary Market Real Estate Mortgage Program.  Once these fixed rate loans are originated and immediately sold without recourse in what is referred to as the secondary market, the Company does not assume credit risk or interest rate risk in this portfolio. This arrangement is quite common in banks and saves our customers from looking elsewhere for their home financing needs.

In 2013, the interest rate environment continued to be favorable to the fixed-rate mortgage loan product.  However, the secondary market origination volume was impacted by an issue that has developed in the overall industry related to higher risk sub-prime loans.  While the Company did not participate in sub-prime lending, the additional regulations and unstable appraisal market have made it more difficult to make a loan that is saleable in the secondary market. With these conditions, the Company did recognize a gain on the sale of secondary market loans of $58,000 in 2013 and a gain of $32,000 in 2012.

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

Due to current monetary policy effected by the Federal Reserve Bank, the Company experienced a high volume of “called securities” during 2012 and this continued into 2013. Proceeds of the call were not reinvested due to interest rate market risk and were placed in overnight depository funds. Due to this, securities available for sale at December 31, 2013 decreased $8.3 million, or 23.8%, from 2012, while securities held to maturity decreased $1.8 million or 65.5% during the same period. The Company’s U.S. Government agency portfolio is subject to increased levels of redemptions due to the call features in this type of investment security. Given the extent of the decrease in overall interest rates, the Company did experience a significant amount of called government agency investment securities during 2013, 2012 and 2011.  As the overall interest rate environment during 2013 has trended upward the level of called securities had slowed down. Also, since the Company has not reinvested back into government agency securities as it had in the past, the level of called securities will most likely decrease in 2014. While the Company has plans to reinvest a portion of these funds in other available-for-sale securities, there is lag between the time when bonds are called and the right investment opportunity is available to the Company. In addition, given the historical low interest rate environment, there is concern on the duration of future purchases in the investment portfolio.

Net Income (In Thousands)

Sources of Funds – Deposits
The Company’s primary source of funds is retail core deposits from individuals and business customers.  These core deposits include all categories of time deposits, excluding certificates of deposit greater than $100,000. Deposits from related parties held by the Company as of December 31, 2013 and 2012, totaled $1.5 million and $32.7 million, respectively. These funds were temporary in nature and as projected the majority of these funds flowed back out of the Company by June 30, 2013. During 2012 and continued into 2013, the Company implemented a new marketing strategy promoting newly redesigned deposit account types. Total deposits decreased $39.8 million of which, $31.5 million was a result of a deposit outflow from related parties, or 11.4% from 2012 to 2013.  Total deposits shifted from higher costing certificates of deposit to lower costing transactional and savings accounts. Also during 2012 and 2013, our deposit growth was favorably affected as certain areas within Ohio have experienced an unusual growth in the natural gas and oil exploration efforts of major energy companies.  This growth stems from new extraction techniques and has attracted significant investment from major energy companies in mineral rights for owners of local real estate in markets that we serve.

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

Certificates of deposit greater than $100,000 are not considered part of core deposits and, as such, are used as a tool to balance funding needs.  At December 31, 2013, certificates of deposit greater than $100,000 decreased $8.3 million, or 30.0%, from  December 31, 2012 totals.  During 2013, growth in lower costing deposits contributed to a planned reduction in certificates of deposit. The Company does not differentiate pricing for certificates of deposit that are greater than $100,000.

Alternative financial products are continuously being introduced by our competition whether through traditional banks or brokerage services companies. As a result of this competition, the Company does offer full service brokerage services. Brokerage United®, a division of The Citizens Savings Bank, offers access to Brokerage Services through LPL Financial®.

Sources of Funds – Securities Sold Under Agreements to Repurchase and Other Borrowed Funds
Other interest-bearing liabilities include securities sold under agreements to repurchase, Treasury, Tax and Loan, notes payable and Federal Home Loan Bank advances.  Securities sold under agreements to repurchase decreased approximately $4.9 million from December 31, 2012 to December 31, 2013.

Advances from the Federal Home Loan Bank (FHLB) decreased $5.4 million, or 16.8%, from December 31, 2012 to December 31, 2013.  During 2013, $5.0 million of fixed rate advances matured.  Given the liquidity needs during 2013, these advances were not replaced.

Performance Overview 2013 to 2012

Net Income
The Company reported net income of $2.6 million in 2013 compared with $2.4 million for 2012, an increase of $200,000, or 8.9%. On a per share basis, the Company’s diluted earnings per share were $0.53 for 2013, as compared to $0.48 for 2012, an increase of 10.4%. This earnings performance equates to a 0.63% Return on Average Assets (“ROA”) and an 7.02% Return on Average Equity (“ROE”) for 2013 compared to 0.55% and 6.74%, for 2012.

Net Interest Income
Net interest income, by definition, is the difference between interest income generated on interest-earning assets and the interest expense incurred on interest-bearing liabilities. Various factors contribute to changes in net interest income, including volumes, interest rates and the composition or mix of interest-earning assets in relation to interest-bearing liabilities. Comparing the year ended December 31, 2013 to 2012, the Company’s net interest margin was 3.70% compared to 3.72%, a decrease of 2 basis points. This decrease in the margin resulted in a $609,000 decrease in net interest income for the year ended December 31, 2013 as compared to 2012.

Average interest-earning assets decreased $17.9 million in 2013  as compared to 2012 while the associated weighted-average  yield on these interest-earning assets decreased from 4.68% in  2012 to 4.47% for 2013.  Average interest-bearing liabilities decreased $31.0 million in 2013 as compared to 2012, while the associated weighted-average costs on these interest-bearing  liabilities decreased from 1.14% in 2012 to 0.98% in 2013.  As the  low short term interest rates are expected to continue into 2014  and beyond given recent interest rate forecasts by the Federal  Open Market Committee of the Federal Reserve Bank,  management expects that it will become difficult to lower the  Company’s cost of funds in proportion to the weighted average yields on the earning assets of the Company.

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

Return On Average Equity

Gross loans were up $13.0 million year-over-year to a level of $309.5 million as of December 31, 2013.  During this same period, the Company’s credit quality improved as non-accrual loans were down $380,000, or 11.66%, to a level of $2.9 million and net loans charged off were down by $286,000, or 21.33%,  to a level of $1.1 million.  Looking at current credit quality  trends, loans past due thirty plus days declined by $1.0 million,  or 59.62%, from December 31, 2012 to the same period in 2013.  Even with this improvement in credit quality, the Company  continued to provide a slightly increased provision for loan  losses which was $1.24 million for the year ended December 31,  2013 compared to $1.13 million for the year ended December 31, 2012, an increase of $113,000.  The provision for loan losses was increased mainly due to the credit uncertainty of several commercial relationships and for higher losses associated with the Company’s Overdraft Privilege Program.  Year-over-year, the provision for losses relating to the Company’s Overdraft Privilege Program increased $73,000 as a result of a customer marketing strategy that has added approximately 2,000 new demand deposit accounts now eligible for this program.  As previously discussed last quarter, the Company continues to see positive results related to service charge income on these new accounts.  Overall, the increased loan loss provision net of loans charged off resulted in a total allowance for loan losses to total loans of 0.94% and a total allowance for loan losses to nonperforming loans of 100.51%, both improving from levels of 0.91% and 83.06% at year end 2012.  With this continued trend of improving credit quality and coverage, the Company projects a decrease of its provision for loan losses which will have a positive impact on future core earnings.

Noninterest Income
Total noninterest income is made up of bank related fees and service charges, as well as other income producing services provided, sales of loans in the secondary market, ATM income, early redemption penalties for certificates of deposit, safe deposit rental income, internet bank service fees, earnings on bank-owned life insurance and other miscellaneous items.

Noninterest income for the year ended December 31, 2013 was $4.2 million an increase of $1.3 million or 43.1%, compared to $2.9 million for the year ended December 31, 2012.  A positive effect of attracting a higher number of transaction accounts as a result of a customer marketing strategy.  The Company’s service charges on deposit accounts increased by $294,000 for 2013 as compared to 2012.  It is projected this trend will continue even with the continuing Government mandated regulations relating to the Dodd-Frank Act being more fully  implemented, which have had a limiting effect on the level of  revenue realized per account.  This has been offset by the  Company’s focus on attracting more transaction account  customers and having a higher overall level of transaction  accounts that can generate fee based income. During the third  quarter of 2013, the Company recorded $935,000 of a BOLI  benefit in excess of the surrender charge.

Noninterest Expense
Noninterest expense for 2013 increased $523,000, or 3.9%, as  compared to 2012.

Salaries and employee benefits increased $228,000, or 3.3%,  from 2012 to 2013. This increase was primarily due to merit and  insurance cost increases as well as the expansion of the Commercial Lending team.

Occupancy and equipment expense increased $22,000, or  1.2%, due primarily to an increase in depreciation expense on  premises, computer hardware and software and related service  maintenance.  During June 2013 a new full service banking  facility was opened in St. Clairsville Ohio to replace a leased  facility; therefore in 2013 the Company had additional cost of operations for this new facility.

Professional fees increased $17,000, or 2.1%, for 2013 as  compared to 2012.  This slight increase is due to normal  business operations and collection efforts.

The provision for losses on foreclosed real estate was $240,000 for  2013 as compared to $83,000 for 2012. The Company recorded  additional provision for losses on several foreclosed real estate  properties to reflect these properties at liquidation value.

(In thousands)	2013	2012
Noninterest income
Customer service fee	$2,354	$2,060
Gains on sales of loans	58	32
Other income	1,800	851
Total noninterest income	$4,212	$2,943

Noninterest expense
Salaries and employee benefits	$7,077	$6,849
Occupancy and equipment	1,882	1,860
Provision for losses on foreclosed real estate	240	83
Professional services	843	826
Insurance	284	251
Deposit insurance premiums	296	288
Franchise and other taxes	504	513
Marketing expense	403	394
Printing and office supplies	197	233
Amortization of intangibles	119	119
Other expenses	2,150	2,056
Total noninterest expense	$13,995	$13,472

Insurance expense increased $33,000, or 13.1% as a result of additional coverage for the Tiltonsville branch which was opened in the spring of 2012 and the St. Clairsville West branch that opened in June 2013.

Marketing expense increased $9,000, or 2.3%, for 2013 as compared to 2012. During 2012, the Company implemented a new marketing strategy in June 2012 focusing on attracting a larger percentage of low cost funding at each of its banking locations by using direct mail. This marketing strategy was utilized in 2013 and other marketing items were eliminated to keep control overall marketing costs to the Company.

In conjunction with the September 2008 branch acquisition from the Federal Deposit Insurance Corporation, the Company recorded an intangible asset of approximately $812,000 consisting of a core deposit intangible. This asset was recorded at fair value and is being amortized over seven years using a straight line method. During 2013 and 2012, the Company recorded amortization expense of approximately $119,000 and $119,000, respectively.  Approximately 2 years remain in the amortization schedule of this intangible asset. At December 31, 2013 the unamortized balance of this intangible asset was $186,000.

Other expenses increased $87,000, or 4.2%.  No single item contributed significantly to this increase.

Income tax expense for 2013 was $356,000 compared to $546,000 in 2012, a decrease of $190,000.  The decrease was due primarily to a tax free BOLI benefit in excess of surrender value of $935,000 paid to the Company in 2013. The Company’s effective income tax rate was 12.0% in 2013 and 18.5% in 2012. The Company’s effective tax rate is less than the 34% statutory rate due primarily to the effects of nontaxable interest income and earnings on bank owned life insurance policies.

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

Net Charge-Offs to Average Loans

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

A negative gap is created when rate sensitive liabilities exceed rate sensitive assets and conversely a positive gap occurs when rate sensitive assets exceed rate sensitive liabilities.  Generally, a negative gap position will cause profits to decline in a rising interest rate environment and cause profits to increase in a falling interest rate environment. Conversely a positive gap will cause profits to decline in a falling interest rate environment and increase in a rising interest rate environment. The Company’s goal is to have acceptable profits under any interest rate environment.  To avoid volatile profits as a result of interest rate fluctuations, the Company attempts to match interest rate sensitivities, while pricing both the asset and liability components to yield a sufficient interest rate spread so that profits will remain relatively consistent across interest rate cycles.

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

Total Allowance for
Loan Losses to Total Loans

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

(Dollars in Thousands)
Net Portfolio Value - December 31, 2013

Change in Rates	$ Amount	$ Change	% Change
+200	54,018	4,114	8%
+100	52,325	2,421	5%
Base	49,904
-100	44,547	5,357	(11)%
-200	38,389	11,515	(23)%

(Dollars in Thousands)
Net Portfolio Value - December 31, 2012

Change in Rates	$ Amount	$ Change	% Change
+200	48,926	8,549	21%
+100	45,330	4,953	12%
Base	40,377
-100	36,679	3,698	(9)%
-200	33,088	7,289	(18)%

The following table is a summary of selected quarterly results of operations for the years ended December 31, 2013 and 2012.

	Three Months Ended
	March 31	June 30	September 30	December 31
	(In thousands, except per share data)
2013

Total interest income	$4,319	$4,222	$4,233	$4,251
Total interest expense	830	795	750	658

Net interest income	3,489	3,427	3,483	3,593

Provision for losses on loans	319	340	354	228
Other income	740	795	1,791	886
General, administrative and
other expense	3,408	3,332	3,834	3,421

Income before income taxes	502	550	1,086	830
Federal income taxes	37	81	7	231

Net income	$465	$469	$1,079	$599

Earnings per share
Basic	$0.09	$0.10	$0.22	$0.12
Diluted	$0.09	$0.10	$0.22	$0.12

	Three Months Ended
	March 31	June 30	September 30	December 31
	(In thousands, except per share data)
2012

Total interest income	$4,691	$4,630	$4,548	$4,593
Total interest expense	1,032	994	952	883

Net interest income	3,659	3,636	3,596	3,710

Provision for losses on loans	333	168	268	359
Other income	732	691	723	797
General, administrative and
other expense	3,226	3,194	3,482	3,570

Income before income taxes	832	965	569	578
Federal income taxes	71	234	118	123

Net income	$761	$731	$451	$455

Earnings per share
Basic	$0.15	$0.15	$0.09	$0.10
Diluted	$0.15	$0.15	$0.09	$0.09

The following tables present an analysis of the potential sensitivity of the Company’s net present value of its financial instruments to sudden and sustained changes in the prevailing interest rates.

The projected volatility of the net present value at both December 31, 2013 and 2012 fall within the general guidelines established by the Board of Directors.  The 2013 NPV table shows that in a falling interest rate environment, in the event of a 100 basis point change, the NPV would decrease 11%, and with a 200 basis point change the NPV would decrease 23%.

This decrease is the result of fixed rate certificates of deposit and Federal Home Loan Bank advances not repricing in lock step with an immediate downward rate adjustment of 100 and 200 basis points.  The other component is that once rates decrease 100 or 200 basis points from current levels we tend to reach a floor on how low depository rates can adjust downward.

In an upward change in interest rates, the Company’s NPV would increase 5% with a 100 basis point interest rate increase. In a 200 basis point rate increase, the Company’s NPV would increase 8%.  This increase is attributable to a portion of the Company’s loan and investment portfolios that have variable rates. In addition, the Company has approximately $23.5 million in cash and cash equivalents at December 31, 2013.  As short term rates would rise in a shock analysis, the Company would benefit from an increase in the fed funds rate increase.

	2013			2012
(Dollars In thousands)		Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-earning assets
Loans	$297,821	16,033	5.38%	$282,735	$16,812	5.95%
Taxable securities - AFS	21,401	274	1.28	50,914	708	1.39
Tax-exempt securities - AFS	7,739	456	5.89	12,347	735	5.95
Tax-exempt securities - HTM	2,176	136	6.27	3,941	235	5.96
Federal funds sold	50,890	117	0.23	47,969	106	0.22
FHLB stock and other	4,814	204	4.24	4,814	232	4.82
Total interest-earning assets	384,841	17,220	4.47	402,720	18,828	4.68

Noninterest-earning assets
Cash and due from banks	7,275			6,568
Premises and equipment (net)	10,864			10,123
Other nonearning assets	17,533			17,381
Less: allowance for loan losses	(3,125)			(2,926)
Total noninterest-earning assets	32,547			31,146
Total assets	417,388			$433,866

Liabilities & stockholders’ equity
Interest-bearing liabilities
Demand deposits	$105,551	$104	0.10%	$110,388	$118	0.11%
Savings deposits	67,718	31	0.05	64,333	60	0.09
Time deposits	88,759	1,437	1.62	115,637	2,121	1.83
FHLB advances	30,629	1,193	3.90	32,708	1,294	3.94
Trust preferred debentures	4,000	250	6.25	4,000	250	6.25
Repurchase agreements	11,328	14	0.12	11,961	18	0.15
Total interest-bearing liabilities	307,985	3,029	0.98	339,027	3,861	1.14

Noninterest-bearing liabilities
Demand deposits	67,928			54,660
Other liabilities	4,265			4,598
Total noninterest-bearing liabilities	72,193			59,258
Total liabilities	380,178			398,285
Total stockholders’ equity	37,210			35,581
Total liabilities & stockholders’ equity	$417,388			$433,866
Net interest income		$14,191			$14,967
Net interest spread			3.88%			3.54%

Net yield on interest-earning assets			3.70%			3.72%

• For purposes of this schedule, nonaccrual loans are included in loans.
• Fees collected on loans are included in interest on loans.

Average Balances, Net Interest Income and Yields Earned and Rates Paid
The following table provides average balance sheet information and reflects the taxable equivalent average yield on interest-earning assets and the average cost of interest-bearing liabilities for the years ended December 31, 2013 and 2012.  The yields and costs are calculated by dividing income or expense by the average balance of interest-earning assets or interest-bearing liabilities.

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

Diluted Earnings Per Share

Rate/Volume Analysis
The table below describes the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities have affected interest income and expense during 2013.  For purposes of this table, changes in interest due to volume and rate were determined using the following methods:

-	Volume variance results when the change in volume is multiplied by the previous year’s rate.

	2013 Compared to 2012
	Increase/(Decrease)
(In thousands)		Change	Change
	Total	Due To	Due To
	Change	Volume	Rate
Interest and dividend income
Loans	$(779)	$866	$(1,645)
Taxable securities available for sale	(434)	(382)	(52)
Tax-exempt securities available for sale	(279)	(272)	(7)
Tax-exempt securities held to maturity	(99)	(110)	11
Federal funds sold	11	7	4
FHLB stock and other	(28)	-	(28)
Total interest and dividend income	(1,608)	109	(1,717)

Interest expense
Demand deposits	(14)	(5)	(9)
Savings deposits	(29)	3	(32)
Time deposits	(684)	(455)	(229)
FHLB advances	(101)	(81)	(20)
Trust Preferred debentures	-	-	-
Repurchase agreements	(4)	(1)	(3)
Total interest expense	832	(539)	(293)

Net interest income	$(776)	$648	$(1,424)

-	Rate variance results when the change in rate is multiplied by the previous year’s volume.

-	Rate/volume variance results when the change in volume is multiplied by the change in rate.

Note: The rate/volume variance was allocated to volume variance and rate variance in proportion to the relationship of the absolute dollar amount of the change in each.  Nonaccrual loans are ignored for purposes of the calculations due to the nominal amount of the loans.

Capital Resources
Internal capital growth, through the retention of earnings, is the primary means of maintaining capital adequacy for the Bank.  The Company’s stockholders’ equity was $38.9 million and $36.6 million at December 31, 2013 and 2012, respectively. Equity totals  for 2012 includes approximately $191,000 in accumulated other comprehensive loss, which is comprised mainly of a net unrealized loss related to the Company’s investment securities at year-end 2013  Total stockholders’ equity in relation to total assets was 10.0% at December 31, 2013 and 8.4% at December 31, 2012.

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

In 2001, the Company’s stockholders approved an amendment to the Company’s Articles of Incorporation to create a class of preferred shares with 2,000,000 authorized shares.  This will enable the Company, at the option of the Board of Directors, to issue series of preferred shares in a manner calculated to take advantage of financing techniques which may provide a lower effective cost of capital to the Company.  The amendment also provides greater flexibility to the Board of Directors in structuring the terms of equity securities that may be issued by the Company. As of December 31, 2013 the Company has not issued any preferred shares.

Book Value Per Share

In 2005, a Delaware statutory business trust owned by the Company, United Bancorp Statutory Trust I (“Trust I” or the “Trust”), issued $4.0 million of mandatorily redeemable debt securities.  The sale proceeds were utilized to purchase $4.0 million of the Company’s subordinated debentures.  The Company’s subordinated debentures are the sole asset of Trust I.  The Company’s investment in Trust I is not consolidated herein as the Company is not deemed the primary beneficiary of the Trust.  However, the $4.0 million of mandatorily redeemable debt securities issued by the Trust are includible for regulatory purposes as a component of the Company’s Tier 1 Capital.  Interest on the Company’s subordinated debentures is fixed at 6.25% through 2015 and then beginning in January 2016 the interest rate is a variable rate per annum, reset quarterly, equal to three month LIBOR plus 1.35% and is payable quarterly. Currently the three month LIBOR rate is approximately 0.24%.

The $4.0 million of net proceeds received by the Company was primarily utilized to fund a $3.4 million note receivable from a newly formed Employee Stock Option Plan (ESOP).  The ESOP in turn utilized the note proceeds to purchase $3.4 million of the Company’s treasury stock.

Liquidity
Liquidity relates primarily to the Company's ability to fund loan demand, meet deposit customers' withdrawal requirements and provide for operating expenses. Assets used to satisfy these needs consist of cash and due from banks, federal funds sold and securities available-for-sale. These assets are commonly referred to as liquid assets. Liquid assets were $50.0 million at December 31, 2013, compared to $110.0 million at December 31, 2012. Management recognizes securities may need to be sold in the future to help fund loan demand and, accordingly, as of December 31, 2013, $26.6 million of the securities portfolio was classified as available for sale. The Company’s residential real estate portfolio can and has been readily used to collateralize borrowings as an additional source of liquidity. Management believes its current liquidity level is sufficient to meet cash requirements.

The Cash Flow Statements for the periods presented provide an indication of the Company’s sources and uses of cash as well as an indication of the ability of the Company to maintain an adequate level of liquidity. A discussion of the cash flow statements for 2013 and 2012 follows.

The Company experienced a net increase in cash from operating activities in 2013 and 2012.  Net cash provided by operating activities totaled $7.2 million and $5.6 million for the years ended December 31, 2013 and 2012, respectively. The adjustments to reconcile net income to net cash from operating activities consisted mainly of depreciation and amortization of premises and equipment and intangibles, gain on sales of loans, securities and other assets, the provision for loan losses, Federal Home Loan Bank stock dividends, net amortization of securities and net changes in other assets and liabilities.

Net cash (used in) investing activities totaled $(7.0) million for the year ended December 31, 2013. For year ended December 31, 2012 net cash provided by investing activities totaled $33.9 million. The changes in net cash from investing activities include loan growth, as well as normal maturities, security calls and reinvestments of securities and premises and equipment expenditures. Proceeds from securities, which matured or were called totaled $27.0 million and $100.6 million in 2013 and 2012, respectively.

Net cash provided by (used in) financing activities totaled $(51.8) million and $19.9 million for the years ended December 31, 2013 and 2012, respectively. The net used in financing activities in 2013 was primarily attributable to a decrease in deposits for the year ended December 31, 2013. The net cash provided by financing activities in 2012 was primarily attributable to an increase in deposits for the year ended December 31, 2012

Equity Capital (In Thousands)

Return On Average Assets

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
Martins Ferry, Ohio

We have audited the accompanying consolidated balance sheets of United Bancorp, Inc. as of December 31, 2013 and 2012, and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2013. The Company's management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of United Bancorp, Inc. as of December 31, 2013 and 2012, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2013, in conformity with accounting principles generally accepted in the United States of America.

Cincinnati, Ohio
March 19, 2014

United Bancorp, Inc.
Consolidated Balance Sheets
Years Ended December 31, 2013 and 2012
(In thousands, except share data)

	2013	2012
Assets
Cash and due from banks	$5,328	$4,889
Interest-bearing demand deposits	18,146	70,219
Cash and cash equivalents	23,474	75,108

Available-for-sale securities	26,564	34,853
Held-to-maturity securities	955	2,768
Loans, net of allowance for loan losses of $2,894 and $2,708 at December 31, 2013 and 2012, respectively	306,608	293,774
Premises and equipment	10,723	10,385
Federal Home Loan Bank stock	4,810	4,810
Foreclosed assets held for sale, net	2,202	1,810
Intangible assets	186	305

Accrued interest receivable	1,022	1,076
Deferred federal income taxes	744	887
Bank-owned life insurance	10,511	11,034
,	1,243	1,544
Total assets	$389,042	$438,354
Liabilities and Stockholders’ Equity
Liabilities
Deposits
Demand	$164,747	$183,355
Savings	67,588	67,236
Time	78,306	99,825
Total deposits	310,641	350,416
Short-term borrowings	5,746	10,681
Federal Home Loan Bank advances	26,991	32,439
Subordinated debentures	4,000	4,000
Interest payable and other liabilities	2,793	4,192
Total liabilities	350,171	401,728
Stockholders’ Equity
Preferred stock, no par value, authorized 2,000,000 shares; no shares issued	—	—
Common stock, $1 par value; authorized 10,000,000 shares; issued 2013 – 5,375,304 shares, 2012 - 5,375,304 shares	5,375	5,375
Additional paid-in capital	17,750	17,425
Retained earnings	19,600	18,544
Stock held by deferred compensation plan; 2013 – 213,805 shares, 2012 – 195,965 shares	(1,904)	(1,778)
Unearned ESOP compensation	(1,658)	(1,823)
Accumulated other comprehensive loss	(191)	(1,087)
Treasury stock, at cost 2013 – 12,496 shares, 2012 – 2,496 shares	(101)	(30)
Total stockholders’ equity	38,871	36,626
Total liabilities and stockholders’ equity	$389,042	$438,354

See Notes to Consolidated Financial Statements

United Bancorp, Inc.
Consolidated Statements of Income
Years Ended December 31, 2013 and 2012
(In thousands except per share data)

	2013	2012
Interest and Dividend Income
Loans	$15,992	$16,776
Securities
Taxable	294	708
Tax-exempt	391	640
Federal funds sold	129	106
Dividends on Federal Home Loan Bank and other stock	219	232
Total interest and dividend income	17,025	18,462
Interest Expense
Deposits	1,572	2,299
Borrowings	1,461	1,562
Total interest expense	3,033	3,861
Net Interest Income	13,992	14,601
Provision for Loan Losses	1,241	1,128
Net Interest Income After Provision for Loan Losses	12,751	13,473
Noninterest Income
Customer service fees	2,354	2,060
Net gains on loan sales	58	32
Earnings on bank-owned life insurance	437	445
BOLI benefit in excess of surrender value	935	––
Other	428	406
Total noninterest income	4,212	2,943
Noninterest Expense
Salaries and employee benefits	7,077	6,849
Net occupancy and equipment expense	1,882	1,860
Provision for losses on foreclosed real estate	240	83
Professional fees	843	826
Insurance	284	251
Deposit insurance premiums	296	288
Franchise and other taxes	504	513
Marketing expense	403	394
Printing and office supplies	197	233
Amortization of intangible assets	119	119
Loss on sale of real estate and other repossessed assets	13	6
Other	2,137	2,050
Total noninterest expense	13,995	13,472

Income Before Federal Income Taxes	2,968	2,944
Provision for Federal Income Taxes	356	546
Net Income	$2,612	$2,398
Basic Earnings Per Share	$0.53	$0.49
Diluted Earnings Per Share	$0.53	$0.48

See Notes to Consolidated Financial Statements

United Bancorp, Inc.
Consolidated Statements of Comprehensive Income
Years Ended December 31, 2013 and 2012
(In thousands)

	2013	2012

Net income	$2,612	$2,398
Other comprehensive income (loss), net of tax
Unrealized holding (losses) on available-for-sale securities during the period, net of tax benefits of $(395) and $(75) for each respective period	(765)	(145)
Change in funded status of defined benefit plan, net of taxes of $797 and tax benefit of $(68) for each respective period	1,547	(134)
Amortization of prior service included in net periodic pension expense, net of tax of $5 for each respective period	10	10
Amortization of net loss included in net periodic pension cost, net of tax of $54 and $52 for each respective period	104	102

Comprehensive income	$3,508	$2,231

See Notes to Consolidated Financial Statements

United Bancorp, Inc.
Consolidated Statements of Stockholders’ Equity
Years Ended December 31, 2013 and 2012
(In thousands except per share data)

			Treasury	Shares		Accumulated
		Additional	Stock and	Acquired		Other
	Common	Paid-in	Deferred	By	Retained	Comprehensive
	Stock	Capital	Compensation	ESOP	Earnings	Loss	Total

Balance, January 1, 2012	$5,360	$17,391	$(1,967)	$(2,081)	$18,399	$(920)	$36,182

Net income	––	––	––	––	2,398	––	2,398
Other comprehensive loss	––	––	––		––	(167)	(167)
Cash dividends - $0.42 per share	––	––	––	––	(2,253)	––	(2,253)
Shares purchased for deferred compensation plan	––	145	(24)	––	––	––	121
Shares distributed from deferred compensation plan	––	(246)	246	––	––	––	––
Expense related to share-based compensation plans	––	213	––	––	––	––	213
Purchase of treasury stock	––	––	(63)	––	––	––	(63)
Issuance of restricted stock	15	(15)	––	––	––	––	––
Amortization of ESOP	––	(63)	––	258	––	––	195

Balance, December 31, 2012	5,375	17,425	(1,808)	(1,823)	18,544	(1,087)	36,626

Net income	––	––	––	––	2,612	––	2,612
Other comprehensive income	––	––	––		––	896	896
Cash dividends - $0.29 per share	––	––	––	––	(1,556)	––	(1,556)
Shares purchased for deferred compensation plan	––	127	(127)	––	––	––	––
Expense related to share-based compensation plans	––	198	––	––	––	––	198
Purchase of treasury stock	––	––	(70)	––	––	––	(70)
Amortization of ESOP	––	––	––	165	––	––	165

Balance, December 31, 2013	$5,375	$17,750	$(2,005)	$(1,658)	$19,600	$(191)	$38,871

See Notes to Consolidated Financial Statements

United Bancorp, Inc.
Consolidated Statements of Cash Flows
Years Ended December 31, 2013 and 2012
(In thousands)

	2013	2012
Operating Activities
Net income	$2,612	$2,398
Items not requiring (providing) cash
Depreciation and amortization	981	946
Amortization of intangible assets	119	119
Provision for loan losses	1,241	1,128
Provision for losses on foreclosed real estate	240	83
Amortization of premiums and discounts on securities-net	(21)	(59)
Amortization of mortgage servicing rights	24	56
Deferred income taxes	(327)	(111)
Originations of loans held for sale	(2,304)	(1,696)
Proceeds from sale of loans held for sale	2,362	1,728
Net gains on sales of loans	(58)	(32)
Amortization of ESOP	165	195
Expense related to share-based compensation plans	198	213
Loss on sale of real estate and other repossessed assets	13	6

Changes in
Bank-owned life insurance	523	(362)
Accrued interest receivable	54	334
Other assets	943	599
Interest payable and other liabilities	405	54

Net cash provided by operating activities	7,170	5,599

Investing Activities
Purchases of available-for-sale securities	(18,000)	(51,958)
Proceeds from maturities of available-for-sale securities	25,127	98,921
Proceeds from maturities of held-to-maturity securities	1,834	1,705
Net change in loans	(14,846)	(13,818)
Purchases of premises and equipment	(1,318)	(1,527)
Proceeds from sales of foreclosed assets	185	622

Net cash (used in) provided by investing activities	(7,018)	33,945

See Notes to Consolidated Financial Statements

United Bancorp, Inc.
Consolidated Statements of Cash Flows (continued)
Years Ended December 31, 2013 and 2012
(In thousands)

	2013	2012
Financing Activities
Net (decrease) increase in deposits	$(39,776)	$21,876
Net change in Federal Home Loan Bank advances and short term borrowings	(10,384)	202
Cash dividends paid	(1,556)	(2,253)
Purchase of treasury stock	(70)	(63)
Shares purchased for deferred compensation plan	––	121

Net cash (used in) provided by financing activities	(51,786)	19,883

(Decrease) increase in Cash and Cash Equivalents	(51,634)	59,427

Cash and Cash Equivalents, Beginning of Year	75,108	15,681

Cash and Cash Equivalents, End of Year	$23,474	$75,108

Supplemental Cash Flows Information
Interest paid on deposits and borrowings	$3,082	$3,902

Federal income taxes paid	$613	$480

Supplemental Disclosure of Non-Cash Investing Activities
Transfers from loans to foreclosed assets held for sale	$830	$475

Unrealized losses on securities designated as available for sale, net of related tax effects	$(765)	$(145)

See Notes to Consolidated Financial Statements

United Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2013 and 2012

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
December 31, 2013 and 2012

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

Cash Equivalents

The Company considers all liquid investments with original maturities of three months or less to be cash equivalents.  At December 31, 2013 and 2012, cash equivalents consisted primarily of due from accounts with the Federal Reserve and other correspondent Banks.

Currently, the FDIC’s insurance limits are $250,000.  At December 31, 2013 and 2012, none of the Company’s cash accounts exceeded the federally insured limit of $250,000.

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

Loans Held for Sale

Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or fair value in the aggregate.  Net unrealized losses, if any, are recognized through a valuation allowance by charges to income.  At December 31, 2013 and 2012, the Company did not have any loans held for sale.

United Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2013 and 2012

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
December 31, 2013 and 2012

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
December 31, 2013 and 2012

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
December 31, 2013 and 2012

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

United Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2013 and 2012

Intangible Asset

In conjunction with an acquisition, the Company recorded a core deposit intangible asset of approximately $812,000.  This asset was recorded at fair value and is being amortized over a seven year period using the straight line method.  The carrying amount and accumulated amortization of the core deposit intangible asset at December 31, 2013 and 2012 was:

	Gross	2013	2012
	Carrying	Accumulated	Accumulated
	Amount	Amortization	Amortization
	(In thousands)

Core deposits	$812	$626	$507

Amortization expense was $119,000 for both the years ended December 31, 2013 and 2012.  Estimated amortization expense is $119,000 in 2014 and $67,000 in 2015.

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

United Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2013 and 2012

Uncertain tax positions are recognized if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination.  The term more likely than not means a likelihood of more than 50 percent; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any.  A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information.  The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances and information available at the reporting date and is subject to management’s judgment.  At December 31, 2013, the Company had no uncertain tax positions.

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
December 31, 2013 and 2012

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

The Company is required to maintain reserve funds in cash and/or on deposit with the Federal Reserve Bank.  The reserve required at December 31, 2013 and 2012, was $3.3 million and $5.3 million, respectively.

United Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2013 and 2012

Note 3:	Securities

The amortized cost and approximate fair values, together with gross unrealized gains and losses of securities are as follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Approximate
	Cost	Gains	Losses	Fair Value
	(In thousands)
Available-for-sale Securities:
December 31, 2013:
U.S. government agencies	$21,000	$––	$(849)	$20,151
State and political subdivisions	6,196	191	––	6,387
Equity securities	4	22	––	26

	$27,200	$213	$(849)	$26,564

Available-for-sale Securities:
December 31, 2012:
U.S. government agencies	$23,980	$93	$(3)	$24,070
State and political subdivisions	10,345	414	––	10,759
Equity securities	4	20	––	24

	$34,329	$527	$(3)	$34,853

United Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2013 and 2012

		Gross	Gross
	Amortized	Unrealized	Unrealized	Approximate
	Cost	Gains	Losses	Fair Value
	(In thousands)
Held-to-maturity Securities:
December 31, 2013:
State and political subdivisions	$955	$15	$––	$970

December 31, 2012:
State and political subdivisions	$2,768	$72	$––	$2,840

The amortized cost and fair value of available-for-sale securities and held-to-maturity securities at December 31, 2013, by contractual maturity, are shown below.  Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.  Maturities for mortgage-backed securities are presented in the table below based on their projected maturities.

	Available-for-sale		Held-to-maturity
	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value
	(In thousands)

Within one year	$––	$––	$386	$399
One to five years	6,402	6,418	569	571
Five to ten years	14,794	14,520	––	––
After ten years	6,000	5,600	––	––

	27,196	26,538	955	970

Equity securities	4	26	––	––

Totals	$27,200	$26,564	$955	$970

The carrying value of securities pledged as collateral, to secure public deposits and for other purposes, was $19.6 million and $25.5 million at December 31, 2013 and 2012, respectively.

Certain investments in debt securities are reported in the financial statements at an amount less than their historical cost.  The total fair value of these investments at December 31, 2013 and 2012, was $20.2 million and $3.0 million, which represented approximately 73.2% and 8.0%, respectively, of the Company’s available-for-sale and held-to-maturity investment portfolio.

Based on evaluation of available evidence, including recent changes in market interest rates, credit rating information and information obtained from regulatory filings, management believes the declines in fair value for these securities are temporary.

United Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2013 and 2012

The following tables show the Company’s investments’ gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2013 and 2012:

	December 31, 2013
	Less than 12 Months		12 Months or More		Total
Description of	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
Securities	Value	Losses	Value	Losses	Value	Losses
	(In thousands)

US Government agencies	$20,151	$(849)	$––	$––	$20,151	$(849)

Total temporarily impaired securities	$20,151	$(849)	$––	$––	$20,151	$(849)

U. S. Government Agencies

The unrealized losses on the Company’s investments in direct obligations of U. S. government agencies were caused by interest rate increases.  The contractual terms of those investments do not permit the issuer to settle the securities at a price less than the amortized cost bases of the investments.  Because the Company does not intend to sell the investments and it is not more likely than not the Company will be required to sell the investments before recovery of their amortized cost bases, which may be maturity, the Company does not consider those investments to be other-than-temporarily impaired at December 31, 2013.

	December 31, 2012
	Less than 12 Months		12 Months or More		Total
Description of	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
Securities	Value	Losses	Value	Losses	Value	Losses
	(In thousands)

US Government agencies	$2,997	$(3)	$––	$––	$2,997	$(3)

Total temporarily impaired securities	$2,997	$(3)	$––	$––	$2,997	$(3)

United Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2013 and 2012

The contractual terms of those investments in an unrealized loss position do not permit the issuer to settle the securities at a price less than the amortized cost bases of the investments.  Because the Company does not intend to sell the investments and it is not more likely than not the Company will be required to sell the investments before recovery of their amortized cost bases, which may be maturity, the Company does not consider those investments to be other-than-temporarily impaired at December 31, 2013.

Note 4:	Loans and Allowance for Loan Losses

Categories of loans at December 31, include:

	2013	2012
	(In thousands)

Commercial loans	$55,136	$47,130
Commercial real estate	144,972	144,144
Residential real estate	82,832	73,623
Installment loans	26,562	31,585

Total gross loans	309,502	296,482

Less allowance for loan losses	(2,894)	(2,708)

Total loans	$306,608	$293,774

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

United Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2013 and 2012

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

United Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2013 and 2012

The following tables present the balance in the allowance for loan losses and the recorded investment in loans based on portfolio segment and impairment method as of December 31, 2013 and 2012:

	2013
		Commercial
	Commercial	Real Estate	Installment	Residential	Unallocated	Total
	(In thousands)
Allowance for loan losses:
Balance, beginning of year	$598	$1,347	$200	$116	$447	$2,708
Provision charged to expense	457	378	183	28	195	1,241
Losses charged off	(645)	(130)	(399)	(59)	––	(1,233)
Recoveries	2	14	157	5	––	178

Balance, end of year	$412	$1,609	$141	$90	$642	$2,894
Ending balance: individually evaluated for impairment	$238	$1,151	$––	$––	$––	$1,389
Ending balance: collectively evaluated for impairment	$174	$458	$141	$90	$642	$1,505

Loans:
Ending balance: individually evaluated for impairment	$655	$5,675	$––	$––	$––	$6,330
Ending balance: collectively evaluated for impairment	$54,481	$139,297	$26,562	$82,832	$––	$303,172

United Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2013 and 2012

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
December 31, 2013 and 2012

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

The following table shows the portfolio quality indicators as of December 31, 2013:

		Commercial
Loan Class	Commercial	Real Estate	Residential	Installment	Total
	(In thousands)

Pass Grade	$51,739	$135,739	$82,832	$26,562	$296,872
Special Mention	2,727	2,848	––	––	5,575
Substandard	670	6,385	––	––	7,055
Doubtful	––	––	––	––	––

	$55,136	$144,972	$82,832	$26,562	$309,502

The following table shows the portfolio quality indicators as of December 31, 2012:

		Commercial
Loan Class	Commercial	Real Estate	Residential	Installment	Total
	(In thousands)

Pass Grade	$43,364	$133,402	$73,623	$31,585	$281,974
Special Mention	2,698	3,005	––	––	5,703
Substandard	1,068	7,737	––	––	8,805
Doubtful	––	––	––	––	––

	$47,130	$144,144	$73,623	$31,585	$296,482

United Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2013 and 2012

The Company evaluates the loan risk grading system definitions and allowance for loan losses methodology on an ongoing basis. During 2012, a single out of area loan relationship accounted for $1,032,000 of the net loan amount charged off.  Excluding this individual loan loss, the net loan amounts charged off during 2012 were $309,000. This relationship is not deemed to be representative of the risk profile of our loan portfolio and therefore the impact of the charge-off was excluded from our allowance for loan loss methodology for 2012. No significant methodology changes were made during 2013. The impact of this change in methodology did not have a material impact on the level of loan loss reserve at December 31, 2013 and 2012.

The following table shows the loan portfolio aging analysis of the recorded investment in loans as of December 31, 2013:

	30-59 Days	60-89 Days	Greater
	Past Due	Past Due	Than 90		Total Past
	and	and	Days and	Non	Due and		Total Loans
	Accruing	Accruing	Accruing	Accrual	Non Accrual	Current	Receivable
	(In thousands)
Commercial	$38	$––	$84	$641	$763	$54,373	$55,136
Commercial real estate	––	––	105	953	1,058	143,914	144,972
Installment	101	67	––	34	202	26,360	26,562
Residential	233	56	––	1,252	1,541	81,291	82,832

Total	$372	$123	$189	$2,880	$3,564	$305,938	$309,502

The following table shows the loan portfolio aging analysis of the recorded investment in loans as of December 31, 2012:

	30-59 Days	60-89 Days	Greater
	Past Due	Past Due	Than 90		Total Past
	and	and	Days and	Non	Due and		Total Loans
	Accruing	Accruing	Accruing	Accrual	Non Accrual	Current	Receivable
	(In thousands)
Commercial	$144	$––	$84	$541	$769	$46,361	$47,130
Commercial real estate	87	––	––	1,114	1,201	142,943	144,144
Installment	189	11	––	41	241	31,344	31,585
Residential	1,088	91	––	1,564	2,743	70,880	73,623

Total	$1,508	$102	$84	$3,260	$4,954	$291,528	$296,482

United Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2013 and 2012

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

The following table presents impaired loans for the year ended December 31, 2013:

				Average
		Unpaid		Investment in	Interest
	Recorded	Principal	Specific	Impaired	Income
	Balance	Balance	Allowance	Loans	Recognized
	(In thousands)
Loans without a specific valuation allowance:
Commercial	$136	$136	$––	$116	$2
Commercial real estate	888	888	––	894	53

	1,024	1,024	––	1,010	57
Loans with a specific valuation allowance:
Commercial	519	519	238	521	27
Commercial real estate	4,787	4,787	1,151	4,991	203

	5,306	5,306	1,389	5,512	230

Total:
Commercial	$655	$655	$238	$637	$29
Commercial Real Estate	$5,675	$5,675	$1,151	$5,885	$256

United Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2013 and 2012

The following table presents impaired loans for the year ended December 31, 2012:

				Average
		Unpaid		Investment in	Interest
	Recorded	Principal	Specific	Impaired	Income
	Balance	Balance	Allowance	Loans	Recognized
	(In thousands)
Loans without a specific valuation allowance:
Commercial	$361	$361	$––	$465	$16
Commercial real estate	1,546	1,546	––	2,717	50
Consumer	––	––	––	10	––
Residential	––	––	––	––	––
	1,907	1,907	––	3,192	66
Loans with a specific valuation allowance:
Commercial	654	654	458	740	13
Commercial real estate	4,397	4,397	916	4,267	230
Consumer	––	––	––	28	––
Residential	––	––	––	3	––
	5,051	5,051	1,374	5,038	243

Total:
Commercial	$1,015	$1,015	$458	$1,205	$29
Commercial Real Estate	$5,943	$5,943	$916	$6,984	$280
Consumer	$––	$––	$––	$38	$––
Residential	$––	$––	$––	$3	$––

At December 31, 2013 and 2012, the Company had certain loans that were modified in troubled debt restructurings and impaired.  The modification of terms of such loans included one or a combination of the following:  an extension of maturity, a reduction of the stated interest rate or a permanent reduction of the recorded investment in the loan.

United Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2013 and 2012

The following tables present information regarding troubled debt restructurings by class and by type of modification for the years ended December 31, 2013 and 2012:

Year Ended December 31, 2013
		Pre-Modification	Post-Modification
		Outstanding	Outstanding
	Number of	Recorded	Recorded
	Contracts	Investment	Investment
(In thousands)

Commercial real estate	4	$3,243	$3,243

	Year Ended December 31, 2013
	Interest			Total
	Only	Term	Combination	Modification
	(In thousands)

Commercial real estate	$1,010	$356	$1,877	$3,243

	Year Ended December 31, 2012
		Pre-Modification	Post-Modification
		Outstanding	Outstanding
	Number of	Recorded	Recorded
	Contracts	Investment	Investment
		(In thousands)

Commercial	3	$152	$68
Commercial real estate	3	464	339

United Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2013 and 2012

	Year Ended December 31, 2012
	Interest			Total
	Only	Term	Combination	Modification
	(In thousands)

Commercial	$––	$––	$68	$68
Commercial real estate	––	339	––	339

During 2013 and 2012, the troubled debt restructurings described above increased the allowance for loan losses by $76,000 and $209,000.

At December 31, 2013 and 2012 and for the years ended, there were no material defaults of any troubled debt restructurings that were modified in the last 12 months.  The Company generally considers TDR’s that become 90 days or more past due under the modified terms as subsequently defaulted.

Note 5:	Premises and Equipment

Major classifications of premises and equipment, stated at cost, are as follows:

	2013	2012

	(In thousands)

Land, buildings and improvements	$14,882	$13,873
Leasehold improvements	—	264
Furniture and equipment	10,616	10,075
Computer software	1,987	1,977

	27,485	26,189
Less accumulated depreciation	(16,762)	(15,804)

Net premises and equipment	$10,723	$10,385

United Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2013 and 2012

Note 6:	Time Deposits

Time deposits in denominations of $100,000 or more were $19.2 million at December 31, 2013 and $27.5 million at December 31, 2012.

At December 31, 2013, the scheduled maturities of time deposits are as follows:

Due during the year ending December 31,	(In thousands)
2014	$34,874
2015	19,499
2016	10,680
2017	5,254
2018	5,934
Thereafter	2,065

$78,306

Note 7:	Borrowings

At December 31, advances from the Federal Home Loan Bank were as follows:

	2013	2012

	(In thousands)
Maturities January 2014 through August 2025, primarily at fixed rates ranging from 3.08% to 6.65%, averaging 3.83%	$26,991	$—
Maturities September 2013 through August 2025, primarily at fixed rates ranging from 3.08% to 6.65%, averaging 4.95%	—	32,429

	$26,991	$32,439

At December 31, 2013 required annual principal payments on Federal Home Loan Bank advances were as follows:

For the year ending December 31,	(In thousands)
2014	$265
2015	171
2016	6,165
2017	20,127
2018	118
Thereafter	145

$26,991

United Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2013 and 2012

At December 31, 2013 and 2012, as a member of the Federal Home Loan Bank system the Bank had the ability to obtain up to $52.9 million and $30.1 million, respectively, in additional borrowings based on securities and certain loans pledged to the FHLB.  At December 31, 2013 and 2012, the Bank had approximately $115.2 million  and $110.7 million, respectively of one- to four-family residential real estate and commercial real estate loans pledged as collateral for borrowings.  Also at December 31, 2013 and 2012, the Company and the Bank have cash management lines of credit with various correspondent banks (excluding FHLB cash management lines of credit) enabling additional borrowings of up to $15.0 million.

Short-term borrowings include approximately $5.7 million and $10.7 million at December 31, 2013 and 2012, respectively, of securities sold under agreements to repurchase.

Securities sold under agreements to repurchase are financing arrangements whereby the Company sells securities and agrees to repurchase the identical securities at the maturities of the agreements at specified prices.  Physical control is maintained for all securities sold under repurchase agreements.  Information concerning securities sold under agreements to repurchase is summarized as follows:

	2013	2012
	(Dollars in thousands)

Balance outstanding at year end	$5,746	$10,681
Average daily balance during the year	$11,328	$11,525
Average interest rate during the year	0.12%	0.15%
Maximum month-end balance during the year	$15,141	$13,706
Weighted-average interest rate at year end	0.12%	0.15%

Securities with an approximate carrying value of $8.3 million and $9.2 million at December 31, 2013 and 2012, respectively, were pledged as collateral for repurchase borrowings.

United Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2013 and 2012

Note 8:	Subordinated Debentures

In 2005, a Delaware statutory business trust owned by the Company, United Bancorp Statutory Trust I (“Trust I” or the “Trust”), issued $4.0 million of mandatorily redeemable debt securities.  The sale proceeds were utilized to purchase $4.0 million of the Company’s subordinated debentures which mature in 2035.  The Company’s subordinated debentures are the sole asset of Trust I.  The Company’s investment in Trust I is not consolidated herein as the Company is not deemed the primary beneficiary of the Trust.  However, the $4.0 million of mandatorily redeemable debt securities issued by the Trust are includible for regulatory purposes as a component of the Company’s Tier I Capital.  Interest on the Company’s subordinated debentures is fixed at 6.25% through 2015 and then beginning in January 2016 the interest rate is a variable rate per annum, reset quarterly, equal to three month LIBOR plus 1.35% and is payable quarterly. Currently the three month LIBOR rate is approximately 0.24%.

Note 9:	Income Taxes

The provision for income taxes includes these components:

	2013	2012
	(In thousands)

Taxes currently payable	$683	$435
Deferred income taxes (benefit)	(327)	111

Income tax expense	$356	$546

A reconciliation of income tax expense at the statutory rate to the Company’s actual income tax expense is shown below:

	2013	2012
	(In thousands)

Computed at the statutory rate (34%)	$1,009	$1,001
(Decrease) increase resulting from
Tax exempt interest	(148)	(231)
Earnings on bank-owned life insurance - net	(472)	(156)
Other	(33)	(68)

Actual tax expense	$356	$546

United Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2013 and 2012

The tax effects of temporary differences related to deferred taxes shown on the balance sheets were:

	2013	2012
	(In thousands)

Deferred tax assets
Allowance for loan losses	$506	$371
Stock based compensation	350	333
Allowance for losses on foreclosed real estate	101	101
Deferred compensation	696	655
Employee benefit expense	––	553
Intangible assets	116	54
Non-accrual loan interest	87	58
Unrealized losses on securities available for sale	218	––
Alternative minimum taxes	18	79

Total deferred tax assets	2,092	2,204

Deferred tax liabilities
Depreciation	(256)	(277)
Deferred loan costs, net	(238)	(234)
Accretion	(3)	(8)
FHLB stock dividends	(583)	(583)
Mortgage servicing rights	(30)	(38)
Employee benefit expense	(238)	––
Unrealized gains on securities available for sale	––	(177)

Total deferred tax liabilities	(1,348)	(1,317)

Net deferred tax asset	$744	$887

United Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2013 and 2012

Note 10:	Accumulated Other Comprehensive Loss

The components of accumulated other comprehensive loss, included in stockholders’ equity, are as follows:

	2013	2012
	(In thousands)

Net unrealized (loss) gain on securities available-for-sale	$(636)	$524
Net unrealized gain (loss) for funded (unfunded) status of defined benefit plan liability	346	(2,169)

	(290)	(1,645)
Tax effect	99	558

Net-of-tax amount	$(191)	$(1,087)

Note 11:	Regulatory Matters

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

As of December 31, 2013, the most recent notification from Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action.  To be categorized as well-capitalized, the Bank must maintain capital ratios as set forth in the table.  There are no conditions or events since that notification that management believes have changed the Bank’s category.

United Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2013 and 2012

The Company’s and Bank’s actual capital amounts and ratios are presented in the following table.

					To Be Well Capitalized
			For Capital Adequacy		Under Prompt Corrective
	Actual		Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
As of December 31, 2013
Total Capital
(to Risk-Weighted Assets)
Consolidated	$45,772	15.1%	$24,321	8.0%	N/A	N/A
Citizens	41,219	13.6	24,168	8.0	$30,210	10.0%

Tier I Capital
(to Risk-Weighted Assets)
Consolidated	$42,868	14.1%	$12,161	4.0%	N/A	N/A
Citizens	38,315	12.7	12,084	4.0	$18,126	6.0%

Tier I Capital
(to Average Assets)
Consolidated	$42,868	10.3%	$16,688	4.0%	N/A	N/A
Citizens	38,315	9.7	15,808	4.0	$19,760	5.0%

As of December 31, 2012
Total Capital
(to Risk-Weighted Assets)
Consolidated	$44,113	14.9%	$23,748	8.0%	N/A	N/A
Citizens	40,584	13.7	23,680	8.0	$29,601	10.0%

Tier I Capital
(to Risk-Weighted Assets)
Consolidated	$41,396	14.0%	$11,874	4.0%	N/A	N/A
Citizens	37,867	12.8	11,840	4.0	$17,760	6.0%

Tier I Capital
(to Average Assets)
Consolidated	$41,396	9.6%	$17,342	4.0%	N/A	N/A
Citizens	37,867	8.5	17,889	4.0	$22,361	5.0%

United Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2013 and 2012

Note 12:	Related Party Transactions

At December 31, 2013 and 2012, the Bank had loan commitments outstanding to executive officers, directors, significant stockholders and their affiliates (related parties).  In management’s opinion, such loans and other extensions of credit and deposits were made in the ordinary course of business and were made on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons.  Further, in management’s opinion, these loans did not involve more than normal risk of collectibility or present other unfavorable features.  Such loans are summarized below.

	2013	2012
	(In thousands)

Aggregate balance – January 1	$5,194	$7,633
New loans	619	496
Repayments	(553)	(2,935)

Aggregate balance – December 31	$5,260	$5,194

Deposits from related parties held by the Bank at December 31, 2013 and 2012, totaled $1.5 million and $32.7 million, respectively.

Note 13:   Benefit Plans

Pension and Other Postretirement Benefit Plans

The Company has a noncontributory defined benefit pension plan covering all employees who meet the eligibility requirements.  The Company’s funding policy is to make the minimum annual contribution that is required by applicable regulations, plus such amounts as the Company may determine to be appropriate from time to time.  The Company expects to contribute $250,000 to the plan in 2014.

United Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2013 and 2012

The Company uses a December 31 measurement date for the plan.  Effective January 1, 2014, the Company amended the plan so that benefits earned under the Final Average Earnings plan design are frozen and all employees will earn future benefits under the Career Average Earnings plan design.  As a result of the plan formula change, the Projected Benefit Obligation is equal to the Accumulated Benefit Obligation as of December 31, 2013. Information about the plan’s funded status and pension cost follows:

	Pension Benefits
	2013	2012
	(In thousands)
Change in benefit obligation
Beginning of year	$(4,831)	$(4,163)
Service cost	(356)	(357)
Interest cost	(172)	(179)
Plan Amendment	1,113	––
Actuarial gain (loss)	807	(364)
Benefits paid	193	232

End of year	(3,246)	(4,831)

Change in fair value of plan assets
Beginning of year	3,206	2,813
Actual return on plan assets	684	390
Employer contribution	250	235
Benefits paid	(193)	(232)

End of year	3,947	3,206

Funded status at end of year	$701	$(1,626)

Amounts recognized in accumulated other comprehensive loss not yet recognized as components of net periodic benefit cost consist of:

	Pension Benefits
	2013	2012
	(In thousands)

Unamortized net loss	$766	$2,154
Unamortized prior service (credit) cost	(1,112)	15

	$(346)	$2,169

United Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2013 and 2012

The estimated net loss and prior service credit for the defined benefit pension plan that will be amortized from accumulated other comprehensive income as a credit  into net periodic benefit cost over the next fiscal year is approximately $59,000. The accumulated benefit obligation for the defined benefit pension plan was $3.2 million and $3.3 million at December 31, 2013 and 2012, respectively.

Information for the pension plan with respect to accumulated benefit obligation and plan assets is as follows:

	December 31,
	2013	2012
	(In thousands)

Projected benefit obligation	$3,246	$4,831
Accumulated benefit obligation	$3,246	$3,298
Fair value of plan assets	$3,947	$3,205

	December 31,
	2013	2012
	(In thousands)

Components of net periodic benefit cost
Service cost	$351	$357
Interest cost	172	179
Expected return on plan assets	(258)	(227)
Amortization of prior service cost	15	15
Amortization of net loss	158	154

Net periodic benefit cost	$438	$478

Significant assumptions include:

	Pension Benefits
	2013	2012

Weighted-average assumptions used to determine benefit obligation:
Discount rate	4.34%	3.61%
Rate of compensation increase	3.00%	3.00%

Weighted-average assumptions used to determine benefit cost:
Discount rate	3.61%	4.40%
Expected return on plan assets	8.00%	8.00%
Rate of compensation increase	3.00%	3.00%

United Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2013 and 2012

The Company has estimated the long-term rate of return on plan assets based primarily on historical returns on plan assets, adjusted for changes in target portfolio allocations and recent changes in long-term interest rates based on publicly available information.  The long-term rate of return did not change from 2012 to 2013.

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid as of December 31, 2013:

Pension
Benefits
(In thousands)

2014	$91
2015	97
2016	318
2017	377
2018	304
201-2023	1,816

Total	$3,003

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

The asset allocation strategy of the plan is designed to allow flexibility in the determination of the appropriate investment allocations between equity and fixed income investments.  This strategy is designed to help achieve the actuarial long term rate on plan assets of 8%.  The target asset allocation percentages for both 2013 and 2012 are as follows:

Large-Cap stocks	Not to exceed 60%
SMID-Cap stocks	Not to exceed 20%
International equity securities	Not to exceed 15%
Fixed income investments	Not to exceed 40%
Alternative investments	Not to exceed 20%

United Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2013 and 2012

At December 31, 2013 and 2012, the fair value of plan assets as a percentage of the total was invested in the following:

	December 31,
	2013	2012

Equity securities	78.0%	76.4%
Debt securities	21.9	23.0
Cash and cash equivalents	0.1	0.6

	100.00%	100.0%

Pension Plan Assets

Following is a description of the valuation methodologies used for pension plan assets measured at fair value on a recurring basis, as well as the general classification of pension plan assets pursuant to the valuation hierarchy.

Where quoted market prices are available in an active market, plan assets are classified within Level 1 of the valuation hierarchy.  Level 1 plan assets include investments in mutual funds that involve equity, bond and money market investments.  All of the Plan’s assets are classified as Level 1.  If quoted market prices are not available, then fair values are estimated by using pricing models, quoted prices of plan assets with similar characteristics or discounted cash flows.  In certain cases where Level 1 or Level 2 inputs are not available, plan assets are classified within Level 3 of the hierarchy.  At December 31, 2013 and 2012, the Plan did not contain Level 2 or Level 3 investments.

United Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2013 and 2012

The fair values of Company’s pension plan assets at December 31, by asset category are as follows:

December 31, 2013
		Fair Value Measurements Using
		Quoted Prices	Significant
		in Active	Other	Significant
		Markets for	Observable	Unobservable
		Identical Assets	Inputs	Inputs
Asset Category	Total Fair Value	(Level 1)	(Level 2)	(Level 3)
	(In thousands)

Mutual money market	$32	$32	$––	$––
Mutual funds – equities
International	312	312	––	––
Large Cap	1,589	1,589	––	––
Small and Mid Cap	1,148	1,148	––	––
Mutual funds – fixed income
Core bond	751	751	––	––
High yield corporate	115	115	––	––

Total	$3,947	$3,947	$––	$––

December 31, 2012
		Fair Value Measurements Using
		Quoted Prices	Significant
		In Active	Other	Significant
		Markets for	Observable	Unobservable
		Identical Assets	Inputs	Inputs
Asset Category	Total Fair Value	(Level 1)	(Level 2)	(Level 3)
	(In thousands)

Mutual money market	$16	$16	$––	$––
Mutual funds – equities
International	240	240	––	––
Real estate	33	33	––	––
Large Cap	1,279	1,279	––	––
Small and Mid Cap	873	873	––	––
Commodities	29	29
Mutual funds – fixed income
Core bond	639	639	––	––
High yield corporate	96	96	––	––

Total	$3,205	$3,205	$––	$––

United Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2013 and 2012

Employee Stock Ownership Plan

The Company has an Employee Stock Ownership Plan (“ESOP”) with an integrated 401(k) plan covering substantially all employees of the Company.  The ESOP acquired 354,551 shares of Company common stock at $9.64 per share in 2005 with funds provided by a loan from the Company.  Accordingly, $3.4 million of common stock acquired by the ESOP was shown as a reduction of stockholders’ equity.  Shares are released to participants proportionately as the loan is repaid.  Dividends on allocated shares are recorded as dividends and charged to retained earnings.  Compensation expense is recorded equal to the fair market value of the stock when contributions, which are determined annually by the Board of Directors of the Company, are made to the ESOP.  The Company’s 401(k) matching percentage was 50% of the employees’ first 6% of contributions for 2013 and 2012.

ESOP and 401(k) expense for the years ended December 31, 2013 and 2012 was approximately $165,000 and $195,000, respectively.

Share information for the ESOP is as follows at December 31, 2013 and 2012:

	2013	2012

Allocated shares at beginning of the year	$148,295	$124,660
Shares released for allocation during the year	23,635	23,635
Shares distributed due to retirement/diversification	(3,207)	(14,748)
Unearned shares	165,446	189,082

Total ESOP shares	334,169	322,629

Fair value of unearned shares at December 31	$1,329,000	$1,184,000

At December 31, 2013, the fair value of the 168,723 allocated shares held by the ESOP was approximately $1,355,000.

Split Dollar Life Insurance Arrangements

The Company has split-dollar life insurance arrangements with its executive officers and certain directors that provide certain death benefits to the executive’s beneficiaries upon his or her death.  The agreements provide a pre- and post-retirement death benefit payable to the beneficiaries of the executive in the event of the executive’s death. The Company has purchased life insurance policies on the lives of all participants covered by these agreements in amounts sufficient to provide the sums necessary to pay the beneficiaries, and the Company pays all premiums due on the policies. In the case of an early separation from the Company, the nonvested executive portion of the death benefit is retained by the Company. The accumulated post retirement benefit obligation was $1.3 million at December 31, 2013 and 2012.

United Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2013 and 2012

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

The fair value of each option award was estimated on the date of grant using the Black-Scholes option valuation model.  There were no stock options granted in 2013 and 2012.

A summary of option activity under the Plan as of December 31, 2013, and changes during the year then ended, is presented below:

Weighted-
Average
		Weighted-	Remaining
		Average	Contractual	Aggregate
	Shares	Exercise Price	Term (Years)	Intrinsic Value

Outstanding, beginning of year	53,714	$10.34
Granted	—	—
Exercised	—	—
Forfeited or expired	—	—

Outstanding, end of year	53,714	$10.34	1.2	$—

Exercisable, end of year	—	$—	—	$—

United Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2013 and 2012

A summary of the status of the Company’s nonvested restricted shares as of December 31, 2013, and changes during the year then ended, is presented below:

		Weighted-
		Average
		Grant-Date
	Shares	Fair Value

Nonvested, beginning of year	175,000	$8.44
Granted	—	—
Vested	—	—
Forfeited	—	—
Nonvested, end of year	175,000	$8.44

Total compensation cost recognized in the income statement for share-based payment arrangements during the years ended December 31, 2013 and 2012 was $188,000 and $213,000, respectively.  The recognized tax benefits related thereto were $64,000 and $72,000, for the years ended December 31, 2013 and 2012, respectively.

As of December 31, 2013 and 2012, there was $738,000 and $926,000, respectively, of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the Plan.  That cost is expected to be recognized over a weighted-average period of 5.2 years.

United Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2013 and 2012

Note 15:	Earnings Per Share

Earnings per share (EPS) were computed as follows:

	Year Ended December 31, 2013
		Weighted-
	Net	Average	Per Share
	Income	Shares	Amount

	(In thousands)

Net income	$2,612

Dividends on non-vested restricted stock	(51)

Net income allocated to stockholders	2,561

Basic earnings per share
Income available to common stockholders	—	4,808,820	$0.53

Effect of dilutive securities
Restricted stock awards	––	62,358

Diluted earnings per share
Income available to common stockholders and assumed conversions	$2,561	4,871,179	$0.53

Options to purchase 53,714 shares of common stock at an average exercise price of $10.34 per share were outstanding at December 31, 2013, but were not included in the computation of diluted earnings per share because the options’ exercise price was greater than the average market price of the common shares.

United Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2013 and 2012

	Year Ended December 31, 2012
		Weighted-
	Net	Average	Per Share
	Income	Shares	Amount

	(In thousands)

Net income	$2,398

Dividends on non-vested restricted stock	(74)

Net income allocated to stockholders	2,324

Basic earnings per share
Income available to common stockholders	—	4,780,866	$0.49

Effect of dilutive securities
Restricted stock awards	––	65,381

Diluted earnings per share
Income available to common stockholders and assumed conversions	$2,324	4,846,247	$0.48

Options to purchase 53,714 shares of common stock at an average exercise price of $10.34 per share were outstanding at December 31, 2012, but were not included in the computation of diluted earnings per share because the options’ exercise price was greater than the average market price of the common shares.

United Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2013 and 2012

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

United Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2013 and 2012

The following tables present the fair value measurements of assets recognized in the accompanying balance sheets measured at fair value on a recurring basis and the level within the fair value hierarchy in which the fair value measurements fall at December 31, 2013 and 2012:

		December 31, 2013
		Fair Value Measurements Using
		Quoted Prices in	Significant
		Active Markets	Other	Significant
		for Identical	Observable	Unobservable
	Fair	Assets	Inputs	Inputs
	Value	(Level 1)	(Level 2)	(Level 3)
	(In thousands)

U.S government agencies	$20,151	$––	$20,151	$––

State and political subdivisions	6,387	––	6,387	––

Equity securities	26	26	––	––

		December 31, 2012
		Fair Value Measurements Using
		Quoted Prices in	Significant
		Active Markets	Other	Significant
		for Identical	Observable	Unobservable
	Fair	Assets	Inputs	Inputs
	Value	(Level 1)	(Level 2)	(Level 3)
	(In thousands)

U.S government agencies	$24,070	$––	$24,070	$––

State and political subdivisions	10,759	––	10,759	––

Equity securities	24	24	––	––

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
December 31, 2013 and 2012

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

The following tables present the fair value measurements of assets recognized in the accompanying balance sheets measured at fair value on a non-recurring basis and the level within the fair value hierarchy in which the fair value measurements fall at December 31, 2013 and 2012:

December 31, 2013
Fair Value Measurements Using
		Quoted Prices in	Significant
		Active Markets	Other	Significant
		for Identical	Observable	Unobservable
	Fair	Assets	Inputs	Inputs
	Value	(Level 1)	(Level 2)	(Level 3)
(In thousands)

Collateral dependent impaired loans	$1,096	$––	$––	$1,096
Foreclosed assets held for sale	695	––	––	695

United Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2013 and 2012

December 31, 2012
Fair Value Measurements Using
		Quoted Prices in	Significant
		Active Markets	Other	Significant
		for Identical	Observable	Unobservable
	Fair	Assets	Inputs	Inputs
	Value	(Level 1)	(Level 2)	(Level 3)
(In thousands)

Collateral dependent impaired loans	$3,573	$––	$––	$3,573
Foreclosed assets held for sale	736	––	––	736

Unobservable (Level 3) Inputs

The following tables present quantitative information about unobservable inputs used in recurring and nonrecurring Level 3 fair value measurements.

	Fair Value at	Valuation
	12/31/13	Technique	Unobservable Inputs	Range
	(In thousands)

Foreclosed assets held for sale	$695	Market comparable properties	Comparability adjustments	Not available

Collateral-dependent impaired loans	1,096	Market comparable properties	Marketability discount	10% – 35%

	Fair Value at	Valuation
	12/31/12	Technique	Unobservable Inputs	Range
	(In thousands)

Foreclosed assets held for sale	$736	Market comparable properties	Comparability adjustments	Not available

Collateral-dependent impaired loans	3,573	Market comparable properties	Marketability discount	10% – 35%

There were no significant changes in the valuation techniques used during 2013.

United Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2013 and 2012

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

		Fair Value Measurements Using
		Quoted Prices
		In Active	Significant
		Markets for	Other	Significant
		Identical	Observable	Unobservable
	Carrying	Assets	Inputs	Inputs
	Amount	(Level 1)	(Level 2)	(Level 3)
	(In thousands)
December 31, 2013

Financial assets
Cash and cash equivalents	$23,474	$23,474	$––	$––
Held-to-maturity securities	955	––	970	––
Loans, net of allowance	306,608	––	––	306,181
Federal Home Loan Bank stock	4,810	––	4,810	––
Accrued interest receivable	1,022	––	1,022	––

Financial liabilities
Deposits	310,641	––	296,300	––
Short term borrowings	5,746	––	5,746	––
Federal Home Loan Bank advances	26,991	––	28,998	––
Subordinated debentures	4,000	––	3,729	––
Interest payable	144	––	144	––

United Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2013 and 2012

The classification of the assets and liabilities pursuant to the valuation hierarchy as of December 31, 2012 in the following table have not been audited.  The fair value has been derived from the December 31, 2012 audited consolidated financial statements.

		Fair Value Measurements Using
		Quoted Prices
		in Active	Significant
		Markets for	Other	Significant
		Identical	Observable	Unobservable
	Carrying	Assets	Inputs	Inputs
	Amount	(Level 1)	(Level 2)	(Level 3)
	(In thousands)
December 31, 2012

Financial assets
Cash and cash equivalents	$75,108	$75,108	$––	$––
Held-to-maturity securities	2,768	––	2,840	––
Loans, net of allowance	293,774	––	––	295,134
Federal Home Loan Bank stock	4,810	––	4,810	––
Accrued interest receivable	1,076	––	1,076	––

Financial liabilities
Deposits	350,416	––	346,761	––
Short term borrowings	10,681	––	10,681	––
Federal Home Loan Bank advances	32,439	––	35,649	––
Subordinated debentures	4,000	––	3,712	––
Interest payable	193	––	193	––

The following methods and assumptions were used to estimate the fair value of each class of financial instruments.

Cash and Cash Equivalents, Accrued Interest Receivable and Federal Home Loan Bank Stock

The carrying amounts approximate fair value.

United Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2013 and 2012

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

Commitments to Originate Loans, Letters of Credit and Lines of Credit

The fair value of commitments to originate loans is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties.  For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates.  The fair values of letters of credit and lines of credit are based on fees currently charged for similar agreements or on the estimated cost to terminate or otherwise settle the obligations with the counterparties at the reporting date.  Fair values of commitments were not material at December 31, 2013 and 2012.

United Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2013 and 2012

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

At December 31, 2013 and 2012, total commercial and commercial real estate loans made up 64.7% and 64.5%, respectively, of the loan portfolio.  Installment loans account for 8.6% and 10.7%, respectively, of the loan portfolio.  Real estate loans comprise 26.7% and 24.8% of the loan portfolio as of December 31, 2013 and 2012, respectively, and primarily include first mortgage loans on residential properties and home equity lines of credit.

Included in cash and due from banks as of December 31, 2013 and 2012, is $18.3 million and $69.8 million, respectively, of deposits with the Federal Reserve Bank of Cleveland.

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

At December 31, 2013 and 2012, the Company had outstanding commitments to originate variable rate loans aggregating approximately $7.3 million and $7.8 million, respectively.  The commitments extended over varying periods of time with the majority being disbursed within a one-year period.

Mortgage loans in the process of origination represent amounts that the Company plans to fund within a normal period of 60 to 90 days, some of which are intended for sale to investors in the secondary market.  The Company did not have any mortgage loans in the process of origination which are intended for sale at December 31, 2013 or 2012.

United Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2013 and 2012

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

The Company had total outstanding standby letters of credit amounting to $120,000 and $150,000, at December 31, 2013 and 2012, respectively, with terms not exceeding nine months.  At both December 31, 2013 and 2012, the Company had no deferred revenue under standby letter of credit agreements.

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

At December 31, 2013, the Company had granted unused lines of credit to borrowers aggregating approximately $11.5 million and $35.3 million for commercial lines and open-end consumer lines, respectively.  At December 31, 2012, the Company had granted unused lines of credit to borrowers aggregating approximately $13.0 million and $32.4 million for commercial lines and open-end consumer lines, respectively.

Note 19:	Recent Accounting Pronouncements

Accounting Standards Update ("ASU") No. 2013-01, "Balance Sheet (Topic 210): Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities" ASU No. 2013-01 was issued in January 2013 and clarifies that the scope of ASU No. 2011-11, "Balance Sheet (Topic 210): Disclosures about Offsetting Assets and Liabilities," applies to derivatives accounted for in accordance with Topic 815, Derivatives and Hedging, including bifurcated embedded derivatives, repurchase agreements and reverse repurchase agreements, and securities borrowing and securities lending transactions that are either offset in accordance with applicable accounting guidance or subject to an enforceable master netting arrangement or similar agreement. ASU No. 2013-01 is to be applied retrospectively and was effective for fiscal years beginning on or after January 1, 2013, and interim periods within those annual periods. The adoption of this guidance, which involves disclosure only, will not impact the Company’s results of operations or financial position. The Company currently does not net its financial instruments on its balance sheets.

United Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2013 and 2012

ASU No. 2013-04, "Liabilities (Topic 405): Obligations Resulting from Joint and Several Liability Arrangements for Which the Total Amount of the Obligation Is Fixed at the Reporting Date" ASU No. 2013-04 was issued in February 2013 and requires an entity to measure obligations resulting from joint and several liability arrangements for which the total amount of the obligation within the scope of the guidance is fixed at the reporting date as the sum of (a) the amount the reporting entity agreed to pay on the basis of its arrangement among its co-obligors and (b) any additional amount the reporting entity expects to pay on behalf of its co-obligors. The entity is also required to disclose information about the obligation, including its nature and amount. ASU No. 2013-04 is effective for public companies for fiscal years, and interim periods within those years, beginning after December 15, 2013. The ASU is effective for nonpublic companies for fiscal years, and interim periods within those years, beginning after December 15, 2014. The adoption of this guidance is not anticipated to have a material impact on the Company’s results of operations or financial position.

ASU No. 2013-10, "Derivatives and Hedging (Topic 815): Inclusion of the Fed Funds Effective Swap Rate (or Overnight Index Swap Rate) as a Benchmark Interest Rate for Hedge Accounting Purposes" ASU No. 2013-10 was issued in July 2013 and permits the Fed Funds Effective Swap Rate to be used as a U.S. benchmark interest rate for hedge accounting purposes in addition to interest rates on U.S. Treasury obligations and LIBOR. The update also removes a restriction on using different benchmark rates for similar hedges. ASU No. 2013-10 is effective prospectively for qualifying new or redesignated hedging relationships entered into on or after July 17, 2013. The adoption of this guidance will not impact the Company’s results of operations or financial position. The Company currently does not use hedged transactions as part of its asset/liability management activities.

ASU No. 2013-11, “Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists” ASU No. 2013-11 was issued in July 2013 and requires an entity to present an unrecognized tax benefit, or a portion of an unrecognized tax benefit, as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward, except as follows. To the extent a net operating loss carryforward, a similar tax loss, or a tax credit carryforward is not available at the reporting date under the tax law of the applicable jurisdiction to settle any additional income taxes that would result from the disallowance of a tax position or the tax law of the applicable jurisdiction does not require the entity to use, and the entity does not intend to use, the deferred tax asset for such purpose, the unrecognized tax benefit should be presented in the financial statements as a liability and should not be combined with deferred tax assets. No new recurring disclosures are required. ASU No. 2013-11 is effective for public companies for fiscal years, and interim periods within those years, beginning after December 15, 2013 and are to be applied prospectively to all unrecognized tax benefits that exist at the effective date. The adoption of ASU No. 2013-11 is not expected to have a material impact on the Company’s results of operations or financial position.

United Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2013 and 2012

ASU No. 2014-01, “Investments-Equity and Joint Ventures (Topic 323): Accounting for Investments in Qualified Affordable Housing Projects”  ASU 2014-01 permits reporting entities to make an accounting policy election to account for their investments in qualified affordable housing projects using the proportional amortization method is certain conditions are met. Under the proportional amortization method, an entity amortizes the initial cost of the investment in proportion to the tax credits and other tax benefits received and recognizes the net investment performance in the income statement as a component of income tax expense (benefit). The amendments in this Update are effective for public business entities for annual periods and interim reporting periods within those annual periods, beginning after December 15, 2014, and interim periods within annual reporting periods beginning after December 15, 2015. Early adoption is permitted. The adoption of ASU No. 2014-01 is not expected to have a material impact of the Company’s results of operation of financial position.

Note 20:	Condensed Financial Information (Parent Company Only)

Presented below is condensed financial information as to financial position, results of operations and cash flows of the Company:

Condensed Balance Sheets

	December 31,
	2013	2012
	(In thousands)
Assets
Cash and cash equivalents	$2,117	$1,438
Investment in the Bank	38,089	38,529
Corporate owned life insurance	307	291
Other assets	2,374	1,996

Total assets	$42,887	$42,254

Liabilities and Stockholders’ Equity
Subordinated debentures	$4,000	$4,000
Other liabilities	16	1,628
Stockholders’ equity	38,871	36,626

Total liabilities and stockholders’ equity	$42,887	$42,254

United Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2013 and 2012

Condensed Statements of Income and Comprehensive Income

	Years Ended December 31,
	2013	2012
	(In thousands)

Operating Income
Dividends from subsidiary	$3,697	$3,511
Interest and dividend income from securities and federal funds	16	19

Total operating income	3,713	3,530

General, Administrative and Other Expenses	1,982	2,027

Income Before Income Taxes and Equity in Undistributed Income of Subsidiary	1,731	1,503

Income Tax Benefits	555	614

Income Before Equity in Undistributed Income of Subsidiary	2,286	2,117

Equity in Undistributed Income of Subsidiary	326	281

Net Income	$2,612	$2,398

Comprehensive Income	$3,508	$2,231

United Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2013 and 2012

Condensed Statements of Cash Flows

	Years Ended December 31,
	2013	2012
	(In thousands)

Operating Activities
Net income	$2,612	$2,398
Items not requiring (providing) cash
Depreciation and amortization	12	12
Equity in undistributed income of subsidiary	(326)	(281)
Amortization of ESOP and share-based compensation plans	364	408
Net change in other assets and other liabilities	(357)	(724)

Net cash provided by operating activities	2,305	1,813

Financing Activities
Dividends paid to stockholders	(1,556)	(2,253)
Purchase of treasury stock	(70)	(63)
Shares purchased for deferred compensation plan	––	121

Net cash used in financing activities	(1,626)	(2,195)

Net Change in Cash and Cash Equivalents	679	(382)

Cash and Cash Equivalents at Beginning of Year	1,438	1,820

Cash and Cash Equivalents at End of Year	$2,117	$1,438

United Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2013 and 2012

Note 21:	Quarterly Financial Data (Unaudited)

The following tables summarize the Company’s quarterly results of operations for the years ended December 31, 2013 and 2012.

	Three Months Ended
2013:	March 31,	June 30,	September 30,	December 31,
	(In thousands, except per share data)

Total interest income	$4,319	$4,222	$4,233	$4,251
Total interest expense	830	795	750	658

Net interest income	3,489	3,427	3,483	3,593

Provision for loan losses	319	340	354	228
Other income	740	795	1,791	886
General, administrative and other expense	3,408	3,332	3,834	3,421

Income before income taxes	502	550	1,086	830
Federal income taxes	37	81	7	231

Net income	$465	$469	$1,079	$599

Earnings per share
Basic	$0.09	$0.10	$0.22	$0.12

Diluted	$0.09	$0.10	$0.22	$0.12

United Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2013 and 2012

	Three Months Ended
2012:	March 31,	June 30,	September 30,	December 31,
	(In thousands, except per share data)

Total interest income	$4,691	$4,630	$4,548	$4,593
Total interest expense	1,032	994	952	883

Net interest income	3,659	3,636	3,596	3,710

Provision for loan losses	333	168	268	359
Other income	732	691	723	797
Gain on sale of securities - net	––	––	––	––
General, administrative and other expense	3,226	3,194	3,482	3,570

Income before income taxes	832	965	569	578
Federal income taxes	71	234	118	123

Net income	$761	$731	$451	$455

Earnings per share
Basic	$0.15	$0.15	$0.09	$0.10

Diluted	$0.15	$0.15	$0.09	$0.09

