Form 10-K, Exhibit 13
period 2014-12-31
UNITED BANCORP INC /OH/
filed 2015-03-16
CIK 731653

Exhibit 13

DiviDenD anD STock HiSToRy

			Distribution Date of
	Cash Dividends		Dividends and
	Declared(1)	Stock Dividends	Exchanges
1983	$0.05	-	-
1984	$0.06	4 for 1 Exchange(2)	January 2, 1984
1985	$0.07	-	-
1986	$0.09	-	-
1987	$0.09	50% Stock Dividend	October 2, 1987
1988	$0.10	-	-
1989	$0.10	-	-
1990	$0.11	-	-
1991	$0.12	-	-
1992	$0.12	100% Stock Dividend	September 10, 1992
1993	$0.12	100% Stock Dividend	November 30, 1993
1994	$0.13	10% Stock Dividend	September 9, 1994
1995	$0.19	-	-
1996	$0.20	10% Stock Dividend	June 20, 1996
1997	$0.23	10% Stock Dividend	September 19, 1997
1998	$0.26	5% Stock Dividend	December 18, 1998
1999	$0.30	5% Stock Dividend	December 20, 1999
2000	$0.31	5% Stock Dividend	December 20, 2000
2001	$0.32	5% Stock Dividend	December 20, 2001
2002	$0.33	5% Stock Dividend	December 20, 2002
2003	$0.35	10% Stock Dividend	December 19, 2003
2004	$0.39	10% Stock Dividend	December 20, 2004
2005	$0.43	10% Stock Dividend	December 20, 2005
2006	$0.48	10% Stock Dividend	December 20, 2006
2007	$0.52	–	–
2008	$0.54	–	–
2009	$0.56	–	–
2010	$0.56	–	–
2011	$0.56	–	–
2012	$0.42	–	–
2013	$0.29	–	–
2014	$0.33	–	–

2015 anTiciPaTeD DiviDenD Payable DaTeS

First Quarter

March 20, 2015

Second Quarter*

June 19, 2015

Third Quarter*

September 18, 2015

Fourth Quarter*

December 18, 2015

*Subject to action by Board of Directors

(1)	Adjusted for stock dividends and exchanges. Does not include dividends from Southern Ohio Community Bancorporation, Inc. prior to the merger.

(2)	Formation of United Bancorp, Inc. (UBCP). The Citizens Savings Bank shareholders received 4 shares of UBCP stock in exchange for 1 share of The Citizens Savings Bank.

ToTal ReTuRn PeRfoRmance

Index	12/31/09	12/31/10	12/31/11	12/31/12	12/31/13	12/31/14
United Bancorp, Inc.	100.00	109.20	113.12	88.04	117.67	123.11
NASDAQ Composite	100.00	118.15	117.22	138.02	193.47	222.16
SNL Bank Index	100.00	112.05	86.78	117.11	160.79	179.74
SNL Bank $250M-$500M	100.00	111.89	105.11	130.47	177.16	202.16
SNL Midwest Bank	100.00	124.18	117.30	141.18	193.28	210.12
Dow Jones	100.00	114.06	123.62	136.28	176.69	194.43

Decade of Progress

Unaudited

	2004	2005	2006	2007	2008	2009	2010	2011	2012	2013	2014
Interest and dividend income	$20,506,914	$22,181,071	$25,279,212	$26,603,043	$25,715,309	$23,354,885	$21,667,356	$20,211,170	$18,462,265	$17,025,223	$16,377,445
Interest expense	7,538,572	9,146,249	12,837,256	14,517,591	10,251,384	8,064,768	6,480,008	4,707,077	3,861,046	3,033,178	2,466,512
Net interest income	12,968,342	13,034,822	12,441,956	12,085,452	15,463,925	15,290,117	15,187,348	15,504,093	14,601,219	13,992,045	13,910,933
Provision for loan losses	618,000	412,000	1,384,261	993,505	1,188,270	1,325,052	1,816,012	1,968,021	1,127,634	1,240,847	888,000
Net interest income after provision for loan losses	12,350,342	12,622,822	11,057,695	11,091,947	14,275,655	13,965,065	13,371,336	13,536,072	13,473,585	12,751,198	13,022,933
Noninterest income, including security gains/(losses)	2,199,020	2,341,826	2,297,373	3,079,567	3,066,769	3,295,030	3,317,126	3,512,340	2,937,420	4,212,273	3,697,486
Noninterest expense	10,452,666	10,763,473	11,046,170	11,252,758	12,627,590	13,838,651	13,921,806	13,103,041	13,466,431	13,994,647	13,146,050
Income before income taxes	4,096,696	4,201,175	2,308,898	2,918,755	4,714,834	3,421,444	2,766,656	3,945,371	2,944,574	2,968,824	3,574,369
Income tax expense	863,799	908,647	240,891	333,926	955,700	516,524	219,289	854,447	546,399	356,544	923,074
Net income	$3,232,897	$3,292,528	$2,068,007	$2,584,829	$3,759,134	$2,904,920	$2,547,367	$3,090,924	$2,398,175	$2,612,280	$2,651,295

Total assets	$397,521,584	$411,932,779	$421,653,341	$451,370,187	$441,804,491	$445,970,296	$423,434,966	$415,566,563	$438,353,660	$389,041,557	$401,811,582
Deposits	300,629,543	306,914,758	330,005,480	330,488,711	347,044,549	344,542,900	325,445,596	328,540,953	350,416,519	310,640,827	322,681,733
Shareholders’ equity	32,824,111	32,479,697	32,580,485	33,885,779	33,904,759	35,211,133	35,580,582	36,181,269	36,625,833	38,870,794	40,389,103
Loans receivable, net	212,451,448	229,106,682	229,171,793	232,196,753	235,448,307	255,335,658	276,036,674	281,526,111	293,774,257	306,608,265	313,354,040
Allowance for loan losses	2,995,422	2,904,447	2,345,419	2,447,254	2,770,360	2,390,015	2,739,736	2,921,067	2,708,045	2,894,944	2,400,427
Net charge-offs	466,062	502,833	1,936,046	891,648	865,000	1,705,000	1,466,000	1,785,689	1,340,656	1,053,947	1,382,517
Full time employees (average equivalents)	135	132	132	123	142	136	146	133	134	133	132
Banking locations	Seventeen	Seventeen	Seventeen	Seventeen	Twenty	Twenty	Twenty	Twenty	Twenty	Twenty	Nineteen

Earnings per common share - Basic	$0.69	$0.71	$0.45	$0.57	$0.82	$0.62	$0.52	$0.63	$0.49	$0.53	$0.54
Earnings per common share - Diluted	0.69	0.71	0.45	0.57	0.82	0.62	0.52	0.62	0.48	0.53	0.53
Dividends per share	0.39	0.43	0.48	0.52	0.54	0.56	0.56	0.56	0.42	0.29	0.33
Book value per share	7.09	7.00	7.73	7.41	7.35	7.53	7.52	7.57	7.61	8.03	8.34
Market value range per share	9.43-13.56	9.10-12.69	9.36-11.36	9.78-11.39	7.41-10.85	7.00-9.49	7.70-9.90	7.56-9.03	5.89-10.25	6.10-8.60	7.45-8.85

Cash dividends paid	$1,878,788	$2,114,723	$2,415,741	$2,435,317	$2,707,438	$2,871,801	$2,959,658	$2,988,155	$2,253,410	$1,555,912	$1,773,699
Return on average assets (ROA)	0.83%	0.82%	0.50%	0.60%	0.86%	0.63%	0.57%	0.73%	0.55%	0.63%	0.66%
Return on average equity (ROE)	9.91%	10.01%	6.49%	8.12%	11.33%	7.56%	7.05%	8.53%	6.74%	7.02%	6.67%

Our mission

United Bancorp, Inc. is a nationally traded Bank holding company whose mission is to continue earning the respect....

....	Of its shareholders, through continued growth in shareholder value by sustaining profitability and acquiring well managed and capitalized businesses in the financial services industry;

....	Of its customers, through reaching out with the technology they want and offering the financial products and services they need;

....	Of its communities, through support of civic activities that make our communities better places to live and work;

....	Of its team members, through training development and career growth opportunities in a comfortable environment with modern equipment;

....	Of its affiliates, through providing data processing, item processing, accounting, human resource and management support;

Although it is recognized there is more competition from non-bank businesses for market share, the general mission for United Bancorp, Inc. is to remain independent. We will accomplish this through an aggressive acquisition program, the management of technological change, and the placement of new office construction when deemed economically feasible.

A Letter from the President and CEO

To the shareholders of United Bancorp, Inc….

The year 2014 was a historic one for our Company as our long-tenured Chairman and Chief Executive Officer, James W. Everson, retired after having an affiliation with our Company since 1959. Jim Everson’s many years of service to a single employer is an uncommon achievement in this day and age and his tenure of service accounts for approximately half of our Company’s storied history! His daily presence will be missed; but, the professional legacy created by Jim Everson will continue on within our Company. The torch that he carried throughout his career and passed to the next generation this past year has lit many candles. It is said that “thousands of candles can be lighted from a single candle and the life of the single candle will not be shortened.” In this metaphorical sense, the influence that Jim Everson had on our organization will be felt for many years to come and the values that he instilled within all of us has laid the foundation upon which we will operate, grow and prosper well into the future. As a testament to Jim’s influence upon many individuals within our organization, a newsletter titled “An End of an Era” was produced to reflect upon his history with our Company. We encourage you to view this newsletter on our website by navigating to “News and Market Information… Press Releases” or by following the link www.UnitedBancorp.com/interactive/lookandfeel/100554/End-of-an-Era.pdf. I would like to take this opportunity to thank my father and mentor, Jim Everson, for his committed service to our company. The strong moral character that he exhibited and the commitment to excellence that he steadfastly pursued throughout his career truly impacted our Company in a very positive manner, making it the great organization that it is today. Quite simply, he left our Company with a very solid foundation upon which to build. We wish him well in his much deserved retirement and know that his candle will burn brightly for many years to come!

Our Company has always been extremely proactive in dealing with matters relating to succession. This past year was no exception as we were faced with replacing Jim Everson as our Chairman and CEO. With his guidance and input, a plan was developed within the past twenty-four months and began to be implemented at our Annual Reorganizational Meeting in April, 2013. At that time, I was appointed to the position of President and Chief Operating Officer of United Bancorp, Inc. Being appointed to this position a full-year prior to the retirement of Jim Everson gave me the beneficial opportunity to further work directly with him to enhance my skills and ensure a smooth and orderly management transition for our Company. I am happy to report that this mission was accomplished as I became President and Chief Executive Officer on April 16, 2014.

Strong corporate governance is key to our success and taken very seriously by our Board of Directors. With the retirement of Jim Everson, our Board of Directors was also charged with finding a suitable replacement for him as Chairman of our Company to ensure that our culture of strong corporate governance would continue. Once again, with the valued input and guidance of our former Chairman, our Company was able to successfully deal with this transition as our Board of Directors named Richard L. Riesbeck to the position of Chairman of United Bancorp, Inc. at our Annual Reorganizational Meeting this past April. Having served on the Board of Directors of our Company since 1984, Richard had an intimate knowledge of our company’s history and operations and was well prepared to assume this new leadership role on our Board of Directors. Being a student of the principles of contemporary corporate governance and the leader of a major regional business, Richard brings a unique and outside perspective of what it takes to successfully lead a diverse and growing, multi-state company. I look forward to working directly with Richard and seeking his expert guidance in the coming years as we further grow our Company.

A Letter from the President and CEO - Continued

From an earnings perspective, this past year we focused on driving the core earnings of our Company and we showed significant improvement in the level of earnings that we organically generated. Our Company reported Diluted Earnings per Share of $0.53 in 2014 which matched our level of earnings from the prior year. But, as a matter of significance, our earnings this year did not include a non-recurring gain that we realized in 2013 which added approximately $900,000 or $0.12 to our earnings. The earnings generated this year were true “core” earnings that were realized from our operations and we strongly anticipate that this trend will continue in the coming year, leading to even higher levels of core performance and earnings. This growth in core earnings can be attributed to the following factors:

Stabilizing Our Net Interest Margin: From an operating perspective, our Company’s net interest margin increased in 2014 to a level of 3.75% compared to 3.70% for 2013. This slight expansion of our net interest margin is attributed to a few factors including our Company’s ability to organically generate a higher level of quality loans this past year. On a year-over-year basis, average loans were up by $15.9 million or 5.33%. Another factor leading to the improved net interest margin was our Company’s position of maintaining a lower level of excess reserves at the Federal Reserve. These short-term, lower yielding investment alternatives were down on an average basis by $21.2 million, or 37.09%, during this past year from the preceding year and this decrease had a positive impact on the overall net interest margin. Lastly, our net interest margin benefited as our Company continued to pursue a strategy of attracting lower-cost transaction account funding while allowing higher-cost time deposit funding to roll off. Successful execution of this strategy allowed us to lower our overall level of interest expense once again this past year. For the year, our Company’s low-cost funding, consisting of demand and savings deposits, increased by $22.5 million. During the same time, higher costing time deposit balances decreased by over $10.5 million and now only account for approximately twenty-one percent (21%) of our Company’s overall retail funding. This change in the mix of our retail funding allowed our Company to lower its interest expense this past year by $566,000 or 18.67%. We project that our interest margin will continue to expand, leading to an increased overall level of net interest income.

Enhancing Our Non Interest Income: In 2014, our Company was able to further expand upon a marketing strategy that was implemented in the late second quarter of 2012. This strategy has a central focus of attracting fee generating transaction accounts which has led to our Company realizing higher levels of non-interest income on active deposit accounts. On a year-over-year basis as of December 31, 2014, service charges on deposit accounts increased by $396,000 or 16.82%. It is projected that this trend will continue even with the Government mandated regulations relating to the Dodd-Frank Act being more fully implemented. The heightened implementation of this legislation may potentially have a limiting effect on the level of revenue realized per account which should be offset by our Company’s continued focus on attracting a higher number of transaction-type accounts that can generate fee based income. In addition, our Company has had the foresight to invest in a dedicated Trainer and state of the art Training Center where our associates receive routine training on attracting and expanding customer relationships through the cross-selling of our quality products and services. A direct result of this training is having more well-rounded and profitable relationships with our customers, which has also contributed to our increasing levels of non interest income. We firmly believe that our strong training function will continue to enhance this positive trend within our Company and produce a nice return on a going-forward basis.

Controlling Our Non Interest Expense or Overhead: Even though our Company has continued to spend money in a strategic fashion to enhance the overall quality of the services and products that we offer, we have also been able to develop initiatives that have led to greater operational efficiencies. One such initiative was started this past November with the beginning of construction on a new auto bank facility adjoined to our downtown Glouster, Ohio office. This project will allow us to close the present single-purpose auto bank facility which is located approximately one-half mile from this downtown location. In today’s banking environment, it is critical to have the ability to leverage personnel to service both lobby and auto bank customer traffic. This operational consolidation, which is scheduled to be completed in the first quarter of 2015, will be immediately accretive to our earnings due to the efficiencies created as a result thereof. Overall in 2014, our Company saw its non interest expense decrease on a year-over-year basis by $849,000 or 6.06%. The primary factors for this decrease were reduced salary and benefits costs, reduced provision for losses on foreclosed real estate and decreased Ohio Franchise taxes due to a change in tax laws. As always, our Company will continue to be committed to pursuing operational efficiency opportunities wherever possible while delivering service and product excellence that will further build our franchise value!

Lowering Our Loan Loss Provision: Our Company’s credit quality improved dramatically in 2014 as non-accrual loans were down by $1.9 million, or 66.74%, to a level of $958,000 or 30 basis points of gross loans. Net loans charged off for 2014 were $1.4 million compared to $1.1 million the previous year. With this higher level of charge offs, our Company dealt with the majority of problem legacy loans that were not considered earning assets. Effectively dealing with our problem loans has improved our Company’s total allowance for loan losses to non-performing loans to 250.54% as of December 31, 2014. With this level of coverage and the overall improvement in credit quality, our Company projects a further reduction in its provision for loan losses, which was $888,000 in 2014. This should have a positive impact on future earnings. In addition, other real estate and repossessions (OREO) declined by $1.1 million, or 48.23%, during 2014 which is further evidence that overall credit quality is improving for our Company and lends support to a lower loan loss provision going forward.

Each of these aforementioned factors was critical in allowing our Company to grow core earnings this past year. We firmly believe that we will be able to further grow earnings in the coming year with a continued focus on these key areas among others.

Overall, the year 2014 was a good one for our Company. We effectively dealt with succession matters with a smooth and transparent transition after the retirement of our long-tenured Chairman and Chief Executive Officer, James W. Everson. In addition, we were able to overcome a substantial non-recurring payout received in the prior year by generating core earnings that are projected to continue growing and producing even a higher level of earnings for our Company. We achieved this higher level of earnings without taking on undue risk. By doing so, we have enhanced our capital position and your shareholder value. This past year, our average shareholders’ equity increased by $2.53 million, or 6.79%, leading to an overall equity to asset ratio of 10.05%. At this level, we are considered to be a well capitalized Company. Also, at this level of capitalization, we have the ability to leverage our earning assets in future periods when it is strategically prudent to do so. This, once again, should lead to higher levels of core earnings for our Company. In addition, it should allow our Company to reward you, our shareholder, by continuing to pay (and potentially enhance) our generous cash dividend which has a forward yield of 4.46% as of year end. As President and Chief Executive Officer, I can assure you that your Management Team and Board of Directors are firmly committed to growing our Company and your shareholder value. Quite simply, our Company presently has a very solid foundation upon which we can build! The torch that was passed this past year continues to light our path. With all of the positive trends within our Company, we firmly believe that our future is extremely bright!

As always, we continue to be blessed with a very positive relationship amongst our Shareholders, Directors, Officers, and Employees. For this, our Company is fortunate and we thank everyone who makes this a reality!

Scott A. Everson
President and Chief Executive Officer
ceo@unitedbancorp.com
February 19, 2015

Certain statements contained herein are not based on historical facts and are “forward-looking statements” within the meaning of Section 21A of the Securities Exchange Act of 1934. Forward-looking statements, which are based on various assumptions (some of which are beyond the Company’s control), may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of these terms. Actual results could differ materially from those set forth in forward-looking statements, due to a variety of factors, including, but not limited to, those related to the economic environment, particularly in the market areas in which the company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset/liability management, changes in the financial and securities markets, including changes with respect to the market value of our financial assets, and the availability of and costs associated with sources of liquidity. The Company undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

3

Directors

1 = United Bancorp, Inc.	2 = The Citizens Savings Bank

3 = Chairman - United Bancorp Inc.	4 = Chairman - The Citizens Savings Bank

Directors

1 = United Bancorp, Inc.	2 = The Citizens Savings Bank

3 = Chairman - United Bancorp Inc.	4 = Chairman - The Citizens Savings Bank

5

Directors and Officers

DIRECTORS OF UNITED BANCORP, INC.

Scott A. Everson[1]	President & Chief Executive Officer, United Bancorp, Inc.
Chairman, President & Chief Executive Officer, The Citizens Savings Bank, Martins Ferry, Ohio
Gary W. Glessner[2]	Certified Public Accountant, Managing Member of Glessner & Associates, PLLC; Managing Member of
G & W Insurance Group, LLC; Managing Member of Wheeling Coin, LLC; Vice President of Windmill Truckers Center, Inc.;
Vice President of Glessner Enterprises, Inc.; Member of Red Stripe & Associates, LLC; Managing Member of GW Rentals, LLC
John M. Hoopingarner[1,3,4]	Executive Director, Muskingum Watershed Conservancy District, New Philadelphia, Ohio
Samuel J. Jones[2,4]	Business Owner, Glouster, Ohio
Terry A. McGhee[1,3]	Past President & Chief Executive Officer, Westerman Inc., Bremen, Ohio
Richard L. Riesbeck1,2, 4, ♦	Chairman, United Bancorp, Inc., President, Riesbeck Food Markets, Inc., St. Clairsville, Ohio
Matthew C. Thomas[2,3]	President, M.C. Thomas Insurance Agency, Inc., Bridgeport, Ohio
James W. Everson	Chairman Emeritus 1983 – 2014
Michael J. Arciello	Director Emeritus 1992 – 2009
L.E. "Dick" Richardson	Director Emeritus 1998 - 2007

OFFICERS OF UNITED BANCORP, INC.

Scott A. Everson	President & Chief Executive Officer
Matthew F. Branstetter	Senior Vice President - Chief Operating Officer
Randall M. Greenwood	Senior Vice President, Chief Financial Officer & Treasurer
Seth R. Abraham	Vice President - Chief Human Resource Officer
Elmer K. Leeper	Vice President - Chief Retail Banking Officer
Michael A. Lloyd	Vice President - Chief Information Officer
Lisa A. Basinger	Corporate Secretary

DIRECTORS OF THE CITIZENS SAVINGS BANK, MARTINS FERRY, OHIO

Scott A. Everson[1]	President & Chief Executive Officer, United Bancorp, Inc.
Chairman, President & Chief Executive Officer, The Citizens Savings Bank, Martins Ferry, Ohio
Gary W. Glessner[2]	Certified Public Accountant, Managing Member of Glessner & Associates, PLLC; Managing Member of
G & W Insurance Group, LLC; Managing Member of Wheeling Coin, LLC; Vice President of Windmill Truckers Center, Inc.;
Vice President of Glessner Enterprises, Inc.; Member of Red Stripe & Associates, LLC; Managing Member of GW Rentals, LLC
John R. Herzig	President, Toland-Herzig Funeral Homes & Crematory, Strasburg, Ohio
John M. Hoopingarner[1]	Executive Director, Muskingum Watershed Conservancy District, New Philadelphia, Ohio
Samuel J. Jones	Business Owner, Glouster, Ohio
Andrew F. Phillips	President, Southeast Beverage Company, Athens, Ohio
Richard L. Riesbeck1, ,2, ♦	Chairman, United Bancorp, Inc., President, Riesbeck Food Markets, Inc., St. Clairsville, Ohio
Errol C. Sambuco[2]	Consultant, Martins Ferry, Ohio
Matthew C. Thomas[1,2]	President, M.C. Thomas Insurance Agency, Inc., Bridgeport, Ohio
James W. Everson	Chairman Emeritus 1969 – 2014
Leon F. Favede, O.D	Director Emeritus 1981 – 2012
Herman E. Borkoski	Director Emeritus 1987 – 2012
Michael J. Arciello	Director Emeritus 1992 – 2009
L.E. "Dick" Richardson	Director Emeritus 1998 – 2007

1 = Executive Committee     2 = Audit Committee     3 = Compensation Committee

4 = Nominating and Governance Committee     ♦ Lead Director

Shareholder Information

United Bancorp, Inc.’s (the Company) common stock trades on The Nasdaq SmallCap Market tier of The Nasdaq Stock Market under the symbol UBCP, CUSIP #909911109. At year-end 2014, there were 5,375,304 shares issued, held among approximately 2,000 shareholders of record and in street name. The following table sets forth the quarterly high and low closing prices of the Company’s common stock from January 1, 2014 to December 31, 2014 compared to the same periods in 2013 as reported by the NASDAQ.

	2014				2013
	31-Mar	30-Jun	30-Sep	31-Dec	31-Mar	30-Jun	30-Sep	31-Dec
Market Price Range
High ($)	$8.85	8.22	8.25	8.20	$7.50	7.43	7.38	8.60
Low ($)	$8.12	7.45	7.91	7.79	$6.10	6.94	6.55	6.55

Cash Dividends
Quarter ($)	$0.08	0.08	0.08	0.09	$0.07	0.07	0.07	0.08
Cumulative ($)	$0.08	0.16	0.24	0.33	0.07	0.14	0.21	0.29

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

American Stock Transfer

and Trust Company

Attn: Dividend Reinvestment

6201 15th Avenue, 3rd Floor

Brooklyn, NY 11219

1-800-278-4353

Annual Meeting:

The Annual Meeting of Shareholders will be held at 2:00 p.m., April 15, 2015 at the Corporate Offices in Martins Ferry, Ohio.

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

The growth and success of The Citizens Savings Bank and the United Bancorp, Inc. have been attributed to the association of many dedicated men and women. Having served on the Board of Directors are Edward E. McCombs, 1902-1936; John E. Reynolds, 1902-1940; Dr. J.W. Darrah, 1902-1937; J.A. Crossley, 1902-1903; William M. Lupton, 1902-1902; F.K. Dixon, 1902-1909; Dr. R.H. Wilson, 1902-1905; C.A. Heil, 1903-1909; David Coss, 1904-1938; L.L. Scheele, 1905-1917; A.T. Selby, 1906-1954; H.H. Rothermund, 1907-1912; Dr. J.G. Parr, 1912-1930; T.E. Pugh, 1920-1953; J.J. Weiskircher, 1925-1942; David H. James, 1925-1963; Dr. C.B. Messerly, 1931-1957; H.H. Riethmiller, 1936-1980; E.M. Nickles, 1938-1968; L.A. Darrah, 1939-1962; R.L. Heslop, 1941-1983; Joseph E. Weiskircher, 1943-1975; Edward M. Selby, 1953-1976; David W. Thompson, 1954-1966; Dr. Charles D. Messerly, 1957-1987; James M. Blackford, 1962-1968; John H. Morgan, 1967-1976; Emil F. Snyder, 1968-1975; James H. Cook, 1976-1986; Paul Ochsenbein, 1978-1991; David W. Totterdale, 1981-1995; Albert W. Lash, 1975-1996; Premo R. Funari, 1976-1997; Donald A. Davison, 1963-1997; Harold W. Price, 1999-1999; John H. Clark, Jr., 1976-2001; Dwain R. Hicks, 1999-2002; and Michael A. Ley, 1999-2002, Michael J. Arciello 1992 - 2009, Leon F. Favede, O.D., 1981-2012, Herman E. Borkoski, 1987-2012, James W. Everson, 1969-2014 and Robin L. Rhodes, 2007-2015. On April 16, 2014, James W. Everson retired from his position as Chairman of the Board with 55 years of service to the Bank and Scott A. Everson was appointed Chairman, President and CEO of The Citizens Savings Bank.

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

On October 31, 2007, the Company completed the “physical consolidation" of its two charters under the management group of The Citizens Savings Bank, resulting in a 22% reduction in staffing at The Community Bank division. Merging all of the Company’s bank charters into a single charter and common operating system now allows each banking office to focus on growing the Company’s banking franchises by providing the highest level of customer service from a common market basket of products.

Management’s Discussion and Analysis

In the following pages, management presents an analysis of United Bancorp, Inc.’s financial condition and results of operations as of and for the year ended December 31, 2014 as compared to prior years. This discussion is designed to provide shareholders with a more comprehensive review of the operating results and financial position than could be obtained from an examination of the financial statements alone. This analysis should be read in conjunction with the Consolidated Financial Statements and related footnotes and the selected financial data included elsewhere in this report.

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

Financial Condition

Overview

The Company’s net income realized in 2014 generated diluted earnings per share of $0.15 for the quarter ended December 31, 2014 compared to $0.12 for the quarter ended December 31, 2013, an increase of 25%. For the year ended December 31, 2014, the Company reported diluted earnings per share of $0.53 which matched last year’s performance. The $0.53 diluted earnings per share for 2014 is comprised of an increase in core earnings as compared to the $0.53 diluted earnings per share reported in 2013 which included $900,000 related to a non-core, tax-exempt BOLI benefit. By matching the diluted earnings per share of $0.53 without the $900,000 BOLI benefit, the Company demonstrated strong growth in core earnings year-over-year. This growth in core earnings can be attributed to several factors which are explained in detail below.

   Total Assets (In Thousands)

We are very happy to report on the core earnings improvement of our Company for the year ended December 31, 2014. From an operating perspective, the Company’s net interest margin increased in 2014 to a level of 3.75% compared to 3.70% for 2013. The Company was able to maintain its margin by originating quality loans and decreasing its levels of higher-costing deposits and lower-yielding investment alternatives at the Federal Reserve. On a year-over-year basis, average loans were up by $15.9 million, or 5.33%, while higher-costing time deposits and short term, lower-yielding investment alternatives, listed as average cash and due from Federal Reserve Bank, were down by $10.5 million, or 13.40%, and $21.2 million, or 37.09%, respectively. The Company continued to keep its surplus funds in very liquid, lower-yielding excess reserves at the Federal Reserve, which totaled $36.0 million on an average basis for 2014, and resist the temptation of extending the duration of its investment portfolio to achieve higher investment yields which would produce higher levels of revenue in the present term. This conservative posture continued to be maintained to protect the Company’s capital and earnings when interest rates increase in future periods to more normalized levels. The Company’s investment in marketable securities declined on an average basis by $10.8 million, or 29.90%, from December 31, 2013 to December 31, 2014 to a level of $25.4 million. The Company’s credit quality improved dramatically as non-accrual loans were down $1.9 million, or 66.74%, to a level of $958,000. Net loans charged off for 2014 were $1.4 million or 0.44% of average loans, as compared to $1.1 million or 0.35% of average loans for 2013. Although charge offs were up slightly, we have effectively dealt with the majority of our problem legacy loans during the course of this past year and we should continue to see improvements in credit quality and lower levels of loans charged off in 2015. With the improvement in credit quality, the Company decreased the provision for loan losses by $353,000, or 28.4%, to a level of $888,000 for 2014. Even with this reduction in the provision for loan losses, the overall total allowance for loan losses to total loans was 0.76% resulting in a total allowance for loan losses to nonperforming loans of 250.45% at December 31, 2014, compared to 0.94% and 100.51% respectively at December 31, 2013. With this continued trend of improving credit quality and coverage, the Company projects a further reduction of its provision for loan losses which will have a positive impact on future core earnings.

On the liability side of the balance sheet, the Company continued to see a positive return on its strategy of attracting additional customers into lower cost funding accounts while allowing higher cost funding to run off. Year-over-year, low-cost funding consisting of demand and savings deposits increased by $22.5 million which is the result of a strategy that began in June 2012. On another positive note, higher-costing time deposit balances decreased by over $10.5 million from December 31, 2013 to December 31, 2014, helping to reduce overall interest expense levels. As previously mentioned, the Company continued to see the positive impact of attracting a higher number of active transaction accounts resulting in service charges on deposit accounts increasing by $396,000, or 16.82%, on a year-over-year basis as of December 31, 2014. It is projected this trend will continue even with the Government mandated regulations relating to the Dodd-Frank Act being more fully implemented. The heightened implementation of this legislation may potentially have a limiting effect on the level of revenue realized per account which should be offset by the Company’s focus on attracting a higher number of transaction accounts that can generate fee based income. Lastly, noninterest expense decreased on a year-over-year basis by $849,000 or 6.06%. During the fourth quarter of 2014, the company recovered in full the previously disclosed impairment charge of $152,720 taken in the first quarter of this year relating to a foundational collapse of a bank-owned foreclosed real estate property, but, the major components of this decrease in non interest expense are reduced salary and benefits costs, reduced provision for losses on foreclosed real estate and decreased Ohio Franchise taxes due to a change in tax laws. Our goal is controlling our noninterest expense while continuing to build and strengthen our operational foundation which will lead to future growth, higher levels of core earnings and, ultimately, a higher level of performance. In 2014, we have successfully met this objective and will continue with this focus in 2015. With the shifting of lower yielding liquid assets into higher yielding quality loans, the continuing growth in service charge income on deposit accounts, the controlling of our overhead and the potential lowering of our loan loss provision even further, we are projecting continued improvement in our profitability for 2015.

Loans-Net (In Thousands)

The Company’s conservative risk management posture of keeping our surplus funding in highly liquid, low yielding excess reserves at the Federal Reserve and not leveraging our investment portfolio by stretching for yield has had somewhat of a limiting effect on our earnings over the course of the past few years. But, we have been able to successfully overcome this limitation and produce a higher level of core earnings by originating a higher level of quality loans and improving our overall credit quality, successfully implementing a deposit strategy the has brought in a higher level of lower costing funds and service charge related income and building our operational foundation which will lead to future growth while controlling our overall non-interest expense levels. We believe that this trend will continue and we are budgeting even a higher level of core earnings in the coming year. By taking the actions that we have within the past couple of years when both long and short term interest rates hit historic lows, we firmly believe that we are well positioned for when interest rates do finally increase by having both the liquid assets and capital to leverage our investment portfolio to levels at which we are more historically accustomed. At present, we will continue to aggressively make more asset sensitive, quality loans in our banking communities and resist seeking a higher return by stretching the duration of our investment portfolio. By investing in longer maturity securities today, we could expose our shareholders to losses in capital and earnings when interest rates normalize upward. As you can see in our financial statements, this conservative investment strategy has helped our Company preserve its book value, which improved on a year-over-year basis from $8.10 to $8.34 and has increased our average shareholder’s equity by $2.5 million, or 6.79%, and equity to assets to a level of 10.05% as of December 31, 2014. We continue to be satisfied with our current strategy which has led to higher levels of core earnings and has enabled us to maintain our very generous dividend policy with our cash dividend having a market yield of 4.46% based upon our closing price at December 31, 2014. We are extremely proud of the fact that our Company was recognized in 2014 by American Banker Magazine as one of the top twenty-five publically traded U.S. banks and thrifts with the highest dividend yield in our country…coming in at number sixteen. Being a strong and profitable Company in this presently changing regulatory and economic environment and rewarding our owners with solid growth in their shareholder value continues to be our priority and our long term focus.

Total Average Earning Assets (In Thousands)

Earning Assets – Loans

Gross loans totaled $309.5 million at December 31, 2013, representing a 2.0% increase to $315.8 million at December 31, 2014. Average loans totaled $297.8 million for 2013, representing a 5.3% increase compared to average loans of $313.7 million for 2014.

The increase in gross loans from December 31, 2013 to December 31, 2014 was primarily an increase in residential real estate loans of $1.0 million and commercial and commercial real estate loans by $10.5 million which was offset by a decrease of $5.3 million in installment loans.

The Company's commercial and commercial real estate loan portfolio represents 66.7% of the total portfolio at December 31, 2014, compared to 64.7% at December 31, 2013. During this past year, we found many new customers within our lending areas and our focus continues on our small business customers that operate in our defined market area. We utilize all the SBA, Ohio Department of Development and State of Ohio loan programs as well as local revolving loan funds to best fit the needs of our customers.

The Company’s installment lending portfolio represented 6.7% of the total portfolio at December 31, 2014, compared to 8.6% at December 31, 2013. The targeted installment lending areas encompass the four geographic areas serviced by the Bank, which are diverse, thereby reducing the risk to changes in economic conditions. Competition for installment loans principally comes from the captive finance companies offering low to zero percent financing for extended terms.

The Company's residential real estate portfolio represents 26.6% of the total portfolio at December 31, 2014, compared to 26.8% at December 31, 2013. Residential real estate loans are comprised of 1, 3, and 5 year adjustable-rate mortgages and 15 year fixed rated loans used to finance 1-4 family units. At the end of 2013 the Company ended the 15 year fixed rate mortgage program. The Company also offers fixed-rate real estate loans through our Secondary Market Real Estate Mortgage Program. Once these fixed rate loans are originated and immediately sold without recourse in what is referred to as the secondary market, the Company does not assume credit risk or interest rate risk in this portfolio. This arrangement is quite common in banks and saves our customers from looking elsewhere for their home financing needs.

In 2014, the interest rate environment continued to be favorable to the secondary market fixed-rate mortgage loan product. However, the secondary market origination volume was impacted by an issue that has developed in the overall industry related to higher risk sub-prime loans. While the Company did not participate in sub-prime lending, the additional regulations and unstable appraisal market have made it more difficult to obtain a loan that is saleable in the secondary market. With these conditions, the Company did recognize a gain on the sale of secondary market loans of $30,000 in 2014 and a gain of $58,000 in 2013.

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

Net Income (In Thousands)

Due to current monetary policy affected by the Federal Reserve Bank, the Company experienced a high volume of “called securities” during 2012 and this continued into 2013. In 2014 the level of called securities decreased as a result of a lower level of investment in agency callable securities. Proceeds of the calls were not reinvested due to interest rate market risk and were placed in overnight depository funds. Due to this, securities available for sale at December 31, 2014 decreased $7.2 million, or 27.2%, from 2013, while securities held to maturity decreased $505,000 or 52.9% during the same period. The Company’s U.S. Government agency portfolio is subject to increased levels of redemptions due to the call features in this type of investment security. Given the extent of the decrease in overall interest rates, the Company did experience a significant amount of called government agency investment securities during 2014, 2013, 2012 and 2011. As the overall interest rate environment during 2014 has remained relatively stable the level of called securities had slowed down. While the Company has plans to reinvest a portion of these funds in other available-for-sale securities, there is lag between the time when bonds are called and the right investment opportunity is available to the Company. In addition, given the historical low interest rate environment, there is concern on the duration of future purchases in the investment portfolio.

Sources of Funds – Deposits

The Company’s primary source of funds is retail core deposits from individuals and business customers. These core deposits include all categories of time deposits, excluding certificates of deposit greater than $100,000. During 2012, the Company implemented a new marketing strategy promoting newly redesigned deposit account types. Total deposits increased $12.1 million or 3.9% from $310.6 million at December 31, 2013 to $322.7 at December 31, 2014, total deposits shifted from higher costing certificates of deposit to lower costing transactional and savings accounts. Also during 2013 and 2014, our deposit growth was favorably affected as certain areas within Ohio have experienced an unusual growth in the natural gas and oil exploration efforts of major energy companies. This growth stems from new extraction techniques and has attracted significant investment from major energy companies in mineral rights for owners of local real estate in markets that we serve.

The Company has a strong deposit base from public agencies, including local school districts, city and township municipalities, public works facilities and others, which may tend to be more seasonal in nature resulting from the receipt and disbursement of state and federal grants. These entities have maintained relatively stable balances with the Company due to various funding and disbursement timeframes.

Certificates of deposit greater than $100,000 are not considered part of core deposits and as such are used to balance rate sensitivity as a tool of funds management. At December 31, 2014, certificates of deposit greater than $100,000 decreased $2.5 million, or 13.1%, from December 31, 2013 totals. During 2014, growth in lower costing deposits contributed to a planned reduction in certificates of deposit. The Company does not differentiate pricing for certificates of deposit that are greater than $100,000.

Alternative financial products are continuously being introduced by our competition whether through traditional banks or brokerage services companies. As a result of this competition, the Company does offer full service brokerage services through LPL Financial®.

Sources of Funds – Securities Sold Under Agreements to Repurchase and Other Borrowed Funds

Other interest-bearing liabilities include securities sold under agreements to repurchase, and Federal Home Loan Bank (“FHLB”) advances. Securities sold under agreements to repurchase decreased approximately $648,000 from December 31, 2013 to December 31, 2014.

Advances from the Federal Home Loan Bank (FHLB) decreased $272,000, or 1.0%, from December 31, 2013 to December 31, 2014.

Performance Overview 2014 to 2013

Net Income

The Company reported net income of $2.7 million in 2014 compared with $2.6 million for 2013, an increase of $39,000, or 1.5%. On a per share basis, the Company’s diluted earnings per share were $0.53 for 2014, as compared to $0.53 for 2013. This earnings performance equates to a 0.66% Return on Average Assets (“ROA”) and an 6.67% Return on Average Equity (“ROE”) for 2014 compared to 0.63% and 7.02%, for 2013. The $0.53 diluted earnings per share for 2014 is comprised of an increase in core earnings as compared to the $0.53 diluted earnings per share reported in 2013 which included $900,000 related to a non-core, tax-exempt BOLI benefit. By matching the diluted earnings per share of $0.53 without the $900,000 BOLI benefit, the Company demonstrated strong growth in core earnings year-over-year.

Net Interest Income

Net interest income, by definition, is the difference between interest income generated on interest-earning assets and the interest expense incurred on interest-bearing liabilities. Various factors contribute to changes in net interest income, including volumes, interest rates and the composition or mix of interest-earning assets in relation to interest-bearing liabilities. Comparing the year ended December 31, 2014 to 2013, the Company’s net interest margin was 3.75% compared to 3.70%, an increase of 5 basis points

Average interest-earning assets decreased $10.2 million in 2014 as compared to 2013 while the associated weighted-average yield on these interest-earning assets decreased from 4.47% in 2013 to 4.41% for 2014. Average interest-bearing liabilities decreased $15.0 million in 2014 as compared to 2013, while the associated weighted-average costs on these interest-bearing liabilities decreased from 0.98% in 2013 to 0.84% in 2014. As the low short term interest rates are expected to continue into 2015 or possibly increase minimally given recent interest rate forecasts by the Federal Open Market Committee of the Federal Reserve Bank, management expects that it will become difficult to lower the Company’s cost of funds in proportion to the weighted average yields on the earning assets of the Company.

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

Gross loans were up $6.3 million year-over-year to a level of $315.8 million as of December 31, 2014. During this same period, the Company’s credit quality improved as non-accrual loans were down $1.9 million, or 66.74%, to a level of $958,000 and net loans charged off were up by $327,000, or 31.00%, to a level of $1.4 million. Several loans that were considered problem legacy loans were charged-off during 2014, as part of finally working through the credit collection process with these customers. Looking at current credit quality trends, loans past due thirty plus days increased by $227,000, or 33.09%, from December 31, 2013 to the same period in 2014. With this overall improvement in credit quality, the Company decreased the provision for loan losses which was $888,000 for the year ended December 31, 2014 compared to $1.24 million for the year ended December 31, 2013, a decrease of $353,000 year-over-year, the provision for losses relating to the Company’s Overdraft Privilege Program increased $27,000 as a result of a customer marketing strategy that has increased active demand deposit accounts now eligible for this program. As previously discussed in the September 30, 2014 quarterly financial report, the Company continues to see positive results related to service charge income on these new accounts. Overall, the loan loss provision net of loans charged off resulted in a total allowance for loan losses to total loans of 0.76% and a total allowance for loan losses to nonperforming loans of 250.45%, compared to 0.94% and 100.51% at year end 2013. With this continued trend of improving credit quality and coverage, the Company projects a decrease of its provision for loan losses which will have a positive impact on future core earnings.

Total Allowance for Loan Losses
to Nonperforming Loans

Noninterest Income

Total noninterest income is made up of bank related fees and service charges, as well as other income producing services provided, sales of loans in the secondary market, ATM income, early redemption penalties for certificates of deposit, safe deposit rental income, internet bank service fees, earnings on bank-owned life insurance and other miscellaneous items.

Noninterest income for the year ended December 31, 2014 was $3.7 million a decrease of $514,000 or 12.20%, compared to $4.2 million for the year ended December 31, 2013. During 2013, the Company received a $935,000 tax free non-core, tax-exempt BOLI benefit as compared to a $35,000, tax exempt BOLI benefit in 2014. Without consideration of the BOLI benefits, noninterest income would have increased approximately $386,000 from 2013 to 2014. A positive effect of attracting a higher number of transaction accounts was the Company’s service charges on deposit accounts increased by $396,000 for 2014 as compared to 2013. It is projected this trend will continue even with the continuing Government mandated regulations relating to the Dodd-Frank Act being more fully implemented, which have had a limiting effect on the level of revenue realized per account. This has been offset by the Company’s focus on attracting more transaction account customers and having a higher overall level of transaction accounts that can generate fee based income.

Noninterest Expense

Noninterest expense for 2014 decreased $849,000, or 6.1%, as compared to 2013.

Salaries and employee benefits decreased $509,000, or 7.2%, from 2013 to 2014. This decrease was primarily due to the Company controlling benefits and insurance costs by implementing certain cost saving strategies in 2014.

Occupancy and equipment expense increased $89,000, or 4.7%, due primarily to an increase in depreciation expense on premises, computer hardware and software and related service maintenance. During June 2013 a new full service banking facility was opened in St. Clairsville Ohio to replace a leased facility; therefore in 2014 the Company had additional cost of operations for this new facility.

Professional fees decreased $94,000, or 11.2%, for 2014 as compared to 2013. This decrease is due to decreased collection efforts as the Company’s credit quality has improved.

(In thousands)	2014	2013

Noninterest income
Customer service fee	$2,750	$2,354
Gains on sales of loans	30	58
Other income	918	1,800
Total noninterest income	$3,698	$4,212

Noninterest expense
Salaries and employee benefits	$6,568	$7,077
Occupancy and equipment	1,971	1,882
Provision for losses on foreclosed real estate	98	240
Professional services	749	843
Insurance	297	284
Deposit insurance premiums	253	296
Franchise and other taxes	266	504
Marketing expense	417	403
Printing and office supplies	185	197
Amortization of intangibles	119	119
Other expenses	2,223	2,150
Total noninterest expense	$13,146	$13,995

The provision for losses on foreclosed real estate was $98,000 for 2014 as compared to $240,000 for 2013. The Company recorded additional provision for losses on several foreclosed real estate properties to reflect these properties at liquidation value.

Franchise and other taxes decreased $238,000, or 47.2% as a result of tax reform by the State of Ohio in 2014.

Marketing expense increased $14,000, or 3.5%, for 2014 as compared to 2013. During 2012, the Company implemented a new marketing strategy in June 2012 focusing on attracting a larger percentage of low cost funding at each of its banking locations by using direct mail. This marketing strategy was utilized in 2013 and 2014, and other marketing items were eliminated to keep control overall marketing costs to the Company.

In conjunction with the September 2008 branch acquisition from the Federal Deposit Insurance Corporation, the Company recorded an intangible asset of approximately $812,000 consisting of a core deposit intangible. This asset was recorded at fair value and is being amortized over seven years using a straight line method. During 2014 and 2013, the Company recorded amortization expense of approximately $119,000 and $119,000, respectively. Approximately 7 months remain in the amortization schedule of this intangible asset. At December 31, 2014 the unamortized balance of this intangible asset was $66,000.

Other expenses increased $86,000, or 4.0%. No single item contributed significantly to this increase.

Income tax expense for 2014 was $923,000 compared to $356,000 in 2013, an increase of $567,000. This increase was due primarily to a tax free BOLI benefit in excess of surrender value of $935,000 paid to the Company in 2013 that did not occur in 2014. The Company’s effective income tax rate was 25.8% in 2014 and 12.1% in 2013. The Company’s effective tax rate is less than the 34% statutory rate due primarily to the effects of nontaxable interest income and earnings on bank owned life insurance policies.

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

A negative gap is created when rate sensitive liabilities exceed rate sensitive assets and conversely a positive gap occurs when rate sensitive assets exceed rate sensitive liabilities. Generally, a negative gap position will cause profits to decline in a rising interest rate environment and cause profits to increase in a falling interest rate environment. Conversely a positive gap will cause profits to decline in a falling interest rate environment and increase is a rising interest rate environment. The Company’s goal is to have acceptable profits under any interest rate environment. To avoid volatile profits as a result of interest rate fluctuations, the Company attempts to match interest rate sensitivities, while pricing both the asset and liability components to yield a sufficient interest rate spread so that profits will remain relatively consistent across interest rate cycles.

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

(Dollars in Thousands)
Net Portfolio Value - December 31, 2014

Change in Rates	$ Amount	$ Change	% Change
+200	55,3405	6,017	12%
+100	52,825	3,537	7%
Base	49,288
-100	42,710	6,578	-13%
-200	36,019	13,269	-27%

(Dollars in Thousands)
Net Portfolio Value - December 31, 2013

Change in Rates	$ Amount	$ Change	% Change
+200	54,018	4,114	8%
+100	52,325	2,421	5%
Base	49,904
-100	44,547	5,357	-11%
-200	38,389	11,515	-23%

The projected volatility of the net present value at both December 31, 2014 and 2013 fall within the general guidelines established by the Board of Directors. The 2014 NPV table shows that in a falling interest rate environment, in the event of a 100 basis point change, the NPV would decrease 11%, and with a 200 basis point change the NPV would decrease 23%. This decrease is the result of fixed rate certificates of deposit and Federal Home Loan Bank advances not repricing in lock step with an immediate downward rate adjustment of 100 and 200 basis points. The other component is that once rates decrease 100 or 200 basis points from current levels we tend to reach a floor on how low depository rates can adjust downward.

In an upward change in interest rates, the Company’s NPV would increase 7% with a 100 basis point interest rate increase. In a 200 basis point rate increase, the Company’s NPV would increase 12%. This increase is attributable to a portion of the Company’s loan and investment portfolios that have variable rates. In addition, the Company has approximately $39.1 million in cash and cash equivalents at December 31, 2014. As short term rates would rise in a shock analysis, the Company would benefit from an increase in the fed funds rate increase.

                The following table is a summary of selected quarterly results of operations for the years ended December 31, 2014 and 2013.

	Three Months Ended
	March 31	June 30	September 30	December 31
	(In thousands, except per share data)
2014

Total interest income	$4,097	$4,134	$4,135	$4,011
Total interest expense	626	620	615	606

Net interest income	3,471	3,514	3,520	3,405

Provision for losses on loans	216	216	225	231
Other income	838	959	975	926
General, administrative and other expense	3,486	3,299	3,256	3,105

Income before income taxes	607	958	1,014	995
Federal income taxes	122	242	296	263

Net income	$485	$716	$718	$732

Earnings per share
Basic	$0.10	$0.14	$0.14	$0.16
Diluted	$0.10	$0.14	$0.14	$0.15

	Three Months Ended
	March 31	June 30	September 30	December 31
	(In thousands, except per share data)
2013

Total interest income	$4,319	$4,222	$4,233	$4,251
Total interest expense	830	795	750	658

Net interest income	3,489	3,427	3,483	3,593

Provision for losses on loans	319	340	354	228
Other income	740	795	1,791	886
General, administrative and other expense	3,408	3,332	3,834	3,421

Income before income taxes	502	550	1,086	830
Federal income taxes	37	81	7	231

Net income	$465	$469	$1,079	$599

Earnings per share
Basic	$0.09	$0.10	$0.22	$0.12
Diluted	$0.09	$0.10	$0.22	$0.12

Average Balances, Net Interest Income and Yields Earned and Rates Paid

The following table provides average balance sheet information and reflects the taxable equivalent average yield on interest-earning assets and the average cost of interest-bearing liabilities for the years ended December 31, 2014 and 2013. The yields and costs are calculated by dividing income or expense by the average balance of interest-earning assets or interest-bearing liabilities.

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

	2014			2013
(Dollars In thousands)		Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-earning assets
Loans	$313,691	15,627	4.93%	$297,821	16,033	5.38%
Taxable securities - AFS	19,143	259	1.35	21,401	274	1.28
Tax-exempt securities - AFS	5,640	333	5.91	7,739	456	5.89
Tax-exempt securities - HTM	758	52	6.80	2,176	136	6.27
Federal funds sold	31,080	72	0.23	50,890	117	0.23
FHLB stock and other	4,307	189	4.39	4,814	204	4.24
Total interest-earning assets	374,619	16,532	4.41	384,841	17,220	4.47

Noninterest-earning assets
Cash and due from banks	4,740			7,275
Premises and equipment (net)	10,380			10,864
Other nonearning assets	16,673			17,533
Less: allowance for loan losses	(3,025)			(3,125)
Total noninterest-earning assets	28,768			32,547
Total assets	403,387			417,388

Liabilities & stockholders’ equity
Interest-bearing liabilities
Demand deposits	$111,437	$108	0.10%	$105,551	$104	0.10%
Savings deposits	69,285	32	0.05	67,718	31	0.05
Time deposits	73,498	1,041	1.42	88,759	1,437	1.62
FHLB advances	26,833	1,019	3.80	30,505	1,185	3.80
Trust preferred debentures	4,124	258	6.25	4,124	258	6.25
Repurchase agreements	7,797	9	0.12	11,328	14	0.12
Total interest-bearing liabilities	292,974	2,467	0.84	307,985	3,029	0.98

Noninterest-bearing liabilities
Demand deposits	67,374			67,928
Other liabilities	3,304			4,265
Total noninterest-bearing liabilities	70,678			72,193
Total liabilities	363,652			380,178
Total stockholders’ equity	39,735			37,210
Total liabilities & stockholders’ equity	$403,387			$417,388
Net interest income		$14,065			$14,191
Net interest spread			3.57%			3.88%

Net yield on interest-earning assets			3.75%			3.70%

•	For purposes of this schedule, nonaccrual loans are included in loans.

•	Fees collected on loans are included in interest on loans.

Rate/Volume Analysis

The table below describes the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities have affected interest income and expense during 2014. For purposes of this table, changes in interest due to volume and rate were determined using the following methods:

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

Diluted Earnings Per Share

Capital Resources

Internal capital growth, through the retention of earnings, is the primary means of maintaining capital adequacy for the Bank. The Company’s stockholders’ equity was $40.4 million and $38.9 million at December 31, 2014 and 2013, respectively. Total stockholders’ equity in relation to total assets was 10.1% at December 31, 2014 and 10.0% at December 31, 2013.

	2014 Compared to 2013
	Increase/(Decrease)
(In thousands)		Change	Change
	Total	Due To	Due To
	Change	Volume	Rate
Interest and dividend income
Loans	$(406)	$828	$(1,234)
Taxable securities available for sale	(15)	(30)	15
Tax-exempt securities available for sale	(123)	(124)	1
Tax-exempt securities held to maturity	(84)	(96)	12
Federal funds sold	(45)	(46)	1
FHLB stock and other	(15)	(22)	7
Total interest and dividend income	(688)	510	(1,198)

Interest expense
Demand deposits	4	6	(2)
Savings deposits	1	1	-
Time deposits	(396)	(229)	(167)
FHLB advances	(166)	(137)	(29)
Trust Preferred debentures	-	-	-
Repurchase agreements	(5)	(4)	(1)
Total interest expense	(562)	(363)	(199)

Net interest income	$(126)	$873	$(999)

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

The Company’s Articles of Incorporation permits the creation of a class of preferred shares with 2,000,000 authorized shares. If, utilized, this will enable the Company, at the option of the Board of Directors, to issue series of preferred shares in a manner calculated to take advantage of financing techniques which may provide a lower effective cost of capital to the Company. The class of preferred shares provides greater flexibility to the Board of Directors in structuring the terms of equity securities that may be issued by the Company. As of December 31, 2014 the Company has not issued any preferred shares.

In 2005, a Delaware statutory business trust owned by the Company, United Bancorp Statutory Trust I (“Trust I” or the “Trust”), issued $4.1 million of mandatorily redeemable debt securities. The sale proceeds were utilized to purchase $4.1 million of the Company’s subordinated debentures. The Company’s subordinated debentures are the sole asset of Trust I. The Company’s investment in Trust I is not consolidated herein as the Company is not deemed the primary beneficiary of the Trust. However, the $4.1 million of mandatorily redeemable debt securities issued by the Trust are includible for regulatory purposes as a component of the Company’s Tier 1 Capital. Interest on the Company’s subordinated debentures is fixed at 6.25% through 2015 and then beginning in January 2016 the interest rate is a variable rate per annum, reset quarterly, equal to three month LIBOR plus 1.35% and is payable quarterly. Currently the three month LIBOR rate is approximately 0.26%.

Book Value Per Share

Equity Capital (In Thousands)

The $4.1 million of net proceeds received by the Company was primarily utilized to fund a $3.4 million note receivable from a newly formed Employee Stock Option Plan (ESOP). The ESOP in turn utilized the note proceeds to purchase $3.4 million of the Company’s treasury stock.

Liquidity

Liquidity relates primarily to the Company's ability to fund loan demand, meet deposit customers' withdrawal requirements and provide for operating expenses. Assets used to satisfy these needs consist of cash and due from banks, federal funds sold and securities available-for-sale. These assets are commonly referred to as liquid assets. Liquid assets were $58.9 million at December 31, 2014, compared to $50.0 million at December 31, 2013. Management recognizes securities may need to be sold in the future to help fund loan demand and, accordingly, as of December 31, 2014, $19.3 million of the securities portfolio was classified as available for sale. The Company’s residential real estate portfolio can and has been readily used to collateralize borrowings as an additional source of liquidity. Management believes its current liquidity level is sufficient to meet cash requirements.

The Cash Flow Statements for the periods presented provide an indication of the Company’s sources and uses of cash as well as an indication of the ability of the Company to maintain an adequate level of liquidity. A discussion of the cash flow statements for 2014 and 2013 follows.

The Company experienced a net increase in cash from operating activities in 2014 and 2013. Net cash provided by operating activities totaled $4.2 million and $7.2 million for the years ended December 31, 2014 and 2013, respectively. The adjustments to reconcile net income to net cash from operating activities consisted mainly of depreciation and amortization of premises and equipment and intangibles, gain on sales of loans, securities and other assets, the provision for loan losses, Federal Home Loan Bank stock dividends, net amortization of securities and net changes in other assets and liabilities.

Net cash provided by investing activities totaled $2.1 million for the year ended December 31, 2014. For year ended December 31, 2013 net cash used in investing activities totaled $(7.0) million. The changes in net cash from investing activities include loan growth, as well as normal maturities, security calls and reinvestments of securities and premises and equipment expenditures. Proceeds from securities, which matured or were called totaled $17.2 million and $27.0 million in 2014 and 2013, respectively.

Net cash provided by (used in) financing activities totaled $9.4 million and $(51.8) million for the years ended December 31, 2014 and 2013, respectively. The net used in financing activities in 2013 was primarily attributable to a decrease in deposits for the year ended December 31, 2013. The net cash provided by financing activities in 2014 was primarily attributable to an increase in deposits for the year ended December 31, 2014.

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

Report of Independent Registered Public Accounting Firm

Audit Committee, Board of Directors and Stockholders

United Bancorp, Inc.

Martins Ferry, Ohio

We have audited the accompanying consolidated balance sheets of United Bancorp, Inc. as of December 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2014. The Company's management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of United Bancorp, Inc. as of December 31, 2014, and 2013, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2014, in conformity with accounting principles generally accepted in the United States of America.

Cincinnati, Ohio

March 16, 2015

United Bancorp, Inc.

Consolidated Balance Sheets

Years Ended December 31, 2014 and 2013

(In thousands, except share data)

	2014	2013
Assets
Cash and due from banks	$5,170	$5,328
Interest-bearing demand deposits	33,994	18,146
Cash and cash equivalents	39,164	23,474

Available-for-sale securities	19,348	26,564
Held-to-maturity securities	450	955
Loans, net of allowance for loan losses of $2,400 and $2,894 at December 31, 2014 and 2013, respectively	313,354	306,608
Premises and equipment	10,071	10,723
Federal Home Loan Bank stock	4,210	4,810
Foreclosed assets held for sale, net	1,140	2,202
Intangible assets	66	186
Accrued interest receivable	829	1,022
Deferred federal income taxes	493	744
Bank-owned life insurance	10,747	10,511
Other assets	1,940	1,367
Total assets	$401,812	$389,166
Liabilities and Stockholders’ Equity
Liabilities
Deposits
Demand	$183,550	$164,747
Savings	71,319	67,588
Time	67,812	78,306
Total deposits	322,681	310,641
Short-term borrowings	5,098	5,746
Federal Home Loan Bank advances	26,719	26,991
Subordinated debentures	4,124	4,124
Interest payable and other liabilities	2,800	2,793
Total liabilities	361,422	350,295
Stockholders’ Equity
Preferred stock, no par value, authorized 2,000,000 shares; no shares issued	––	––
Common stock, $1 par value; authorized 10,000,000 shares; issued 2014 – 5,385,304 shares, 2013 - 5,375,304 shares	5,385	5,375
Additional paid-in capital	18,044	17,750
Retained earnings	20,478	19,600
Stock held by deferred compensation plan; 2014 – 230,446 shares, 2013 – 213,805 shares	(2,044)	(1,904)
Unearned ESOP compensation	(1,467)	(1,658)
Accumulated other comprehensive income (loss)	57	(191)
Treasury stock, at cost 2014 – 7,850 shares, 2013 – 12,496 shares	(63)	(101)
Total stockholders’ equity	40,390	38,871
Total liabilities and stockholders’ equity	$401,812	$389,166

See Notes to Consolidated Financial Statements

United Bancorp, Inc.

Consolidated Statements of Income

Years Ended December 31, 2014 and 2013

(In thousands except per share data)

	2014	2013
Interest and Dividend Income
Loans	$15,603	$15,992
Securities
Taxable	259	294
Tax-exempt	254	391
Federal funds sold	72	129
Dividends on Federal Home Loan Bank and other stock	189	219
Total interest and dividend income	16,377	17,025
Interest Expense
Deposits	1,181	1,572
Borrowings	1,286	1,461
Total interest expense	2,467	3,033
Net Interest Income	13,910	13,992
Provision for Loan Losses	888	1,241
Net Interest Income After Provision for Loan Losses	13,022	12,751
Noninterest Income
Customer service fees	2,750	2,354
Net gains on loan sales	30	58
Realized gains on sales of available-for-sale securities	27	––
Earnings on bank-owned life insurance	416	437
BOLI benefit in excess of surrender value	35	935
Realized gains on sales of real estate and other repossessed assets	26	––
Other	414	428
Total noninterest income	3,698	4,212
Noninterest Expense
Salaries and employee benefits	6,568	7,077
Net occupancy and equipment expense	1,971	1,882
Provision for losses on foreclosed real estate	98	240
Professional fees	749	843
Insurance	297	284
Deposit insurance premiums	253	296
Franchise and other taxes	266	504
Marketing expense	417	403
Printing and office supplies	185	197
Amortization of intangible assets	119	119
Realized losses on sale of real estate and other repossessed assets	––	13
Other	2,223	2,137
Total noninterest expense	13,146	13,995

Income Before Federal Income Taxes	3,574	2,968
Provision for Federal Income Taxes	923	356
Net Income	$2,651	$2,612
Basic Earnings Per Share	$0.54	$0.53
Diluted Earnings Per Share	$0.53	$0.53

See Notes to Consolidated Financial Statements

United Bancorp, Inc.

Consolidated Statements of Comprehensive Income

Years Ended December 31, 2014 and 2013

(In thousands)

	2014	2013

Net income	$2,651	$2,612
Other comprehensive income (loss), net of tax
Unrealized holding gains (losses) on available-for-sale securities during the period, net of taxes (benefits) of $245 and $(395) for each respective period	476	(765)
Reclassification adjustment for realized gains on available-for-sale securities included in net income, net of tax of $(9)	(17)	––
Change in funded status of defined benefit plan, net of benefit of $89 and taxes of $797 for each respective period	(172)	1,547
Amortization of prior service included in net periodic pension expense, net of tax (benefits) of $(30) and $5 for each respective period	(59)	10
Amortization of net loss included in net periodic pension cost, net of tax of $10 and $54 for each respective period	20	104

Comprehensive income	$2,899	$3,508

See Notes to Consolidated Financial Statements

United Bancorp, Inc.

Consolidated Statements of Stockholders’ Equity

Years Ended December 31, 2014 and 2013

(In thousands except per share data)

			Treasury	Shares		Accumulated
		Additional	Stock and	Acquired		Other
	Common	Paid-in	Deferred	By	Retained	Comprehensive
	Stock	Capital	Compensation	ESOP	Earnings	Loss	Total
Balance, January 1, 2013	$5,375	$17,425	$(1,808)	$(1,823)	$18,544	$(1,087)	$36,626

Net income	––	––	––	––	2,612	––	2,612
Other comprehensive income	––	––	––		––	896	896
Cash dividends - $0.29 per share	––	––	––	––	(1,556)	––	(1,556)
Shares purchased for deferred compensation plan	––	127	(127)	––	––	––	––
Expense related to share-based compensation plans	––	198	––	––	––	––	198
Purchase of treasury stock	––	––	(70)	––	––	––	(70)
Amortization of ESOP	––	––	––	165	––	––	165

Balance, December 31, 2013	5,375	17,750	(2,005)	(1,658)	19,600	(191)	38,871

Net income	––	––	––	––	2,651	––	2,651
Other comprehensive income	––	––	––	––	––	248	248
Cash dividends - $0.33 per share	––	––	––	––	(1,773)	––	(1,773)
Shares purchased for deferred compensation plan	––	141	(141)	––	––	––	––
Expense related to share-based compensation plans	––	163	––	––	––	––	163
Issuance of restricted stock	10	(10)	––	––	––	––	––
Treasury stock activity	––	––	39	––	––	––	39
Amortization of ESOP	––	––	––	191	––	––	191

Balance, December 31, 2014	$5,385	$18,044	$(2,107)	$(1,467)	$20,478	$57	$40,390

See Notes to Consolidated Financial Statements

United Bancorp, Inc.

Consolidated Statements of Cash Flows

Years Ended December 31, 2014 and 2013

(In thousands)

	2014	2013
Operating Activities
Net income	$2,651	$2,612
Items not requiring (providing) cash
Depreciation and amortization	960	981
Amortization of intangible assets	119	119
Provision for loan losses	888	1,241
Provision for losses on foreclosed real estate	98	240
Amortization of premiums and discounts on securities-net	3	(21)
Gain on sale of available-for-sale securities	(27)	––
Amortization of mortgage servicing rights	15	24
Deferred income taxes	120	(327)
Originations of loans held for sale	(1,530)	(2,304)
Proceeds from sale of loans held for sale	1,560	2,362
Net gains on sales of loans	(30)	(58)
Amortization of ESOP	191	165
Expense related to share-based compensation plans	163	198
(Gain) loss on sale of real estate and other repossessed assets	(26)	13

Changes in
Bank-owned life insurance	(236)	523
Accrued interest receivable	193	54
Other assets	(937)	943
Interest payable and other liabilities	7	405

Net cash provided by operating activities	4,182	7,170

Investing Activities
Purchases of available-for-sale securities	(9,300)	(18,000)
Proceeds from maturities of available-for-sale securities	16,677	25,127
Proceeds from maturities of held-to-maturity securities	505	1,834
Proceeds from sale of available-for-sale securities	562
Net change in loans	(7,343)	(14,846)
Mandatory redemption of Federal Home Loan Bank stock	600	––
Purchases of premises and equipment	(309)	(1,318)
Proceeds from sales of foreclosed assets	730	185

Net cash provided by (used in) investing activities	2,122	(7,018)

See Notes to Consolidated Financial Statements

United Bancorp, Inc.

Consolidated Statements of Cash Flows (continued)

Years Ended December 31, 2014 and 2013

(In thousands)

	2014	2013
Financing Activities
Net increase (decrease) in deposits	$12,040	$(39,776)
Repayments of Federal home Loan Bank advances	(272)	(5,449)
Net change in short term borrowings	(648)	(4,935)
Cash dividends paid	(1,773)	(1,556)
Treasury stock -net	39	(70)

Net cash provided by (used in) financing activities	9,386	(51,786)

Increase (decrease) in Cash and Cash Equivalents	15,690	(51,634)

Cash and Cash Equivalents, Beginning of Year	23,474	75,108

Cash and Cash Equivalents, End of Year	$39,164	$23,474

Supplemental Cash Flows Information
Interest paid on deposits and borrowings	$2,476	$3,082

Federal income taxes paid	$1,280	$613

Supplemental Disclosure of Non-Cash Investing Activities
Transfers from loans to foreclosed assets held for sale	$261	$830

Vesting of restricted stock	$203	$––

Unrealized gain (losses) on securities designated as available for sale, net of related tax effects	$459	$(765)

See Notes to Consolidated Financial Statements

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

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

Nature of Operations

The Company’s revenues, operating income and assets are almost exclusively derived from banking. Accordingly, all of the Company’s banking operations are considered by management to be aggregated in one reportable operating segment. Customers are mainly located in Athens, Belmont, Carroll, Fairfield, Harrison, Hocking, Jefferson and Tuscarawas Counties and the surrounding localities in northeastern, east-central and southeastern Ohio and include a wide range of individuals, businesses and other organizations. The Citizens Bank division conducts its business through its main office in Martins Ferry, Ohio and branches in Bridgeport, Colerain, Dellroy, Dillonvale, Dover, Jewett, New Philadelphia, St. Clairsville East, St. Clairsville West, Sherrodsville, Strasburg and Tiltonsville, Ohio. The Community Bank division conducts its business through its two in Lancaster, Ohio and branches in Amesville, Glouster, and Nelsonville, Ohio.

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

December 31, 2014 and 2013

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

Cash Equivalents

The Company considers all liquid investments with original maturities of three months or less to be cash equivalents. At December 31, 2014 and 2013, cash equivalents consisted primarily of due from accounts with the Federal Reserve and other correspondent Banks.

Currently, the FDIC’s insurance limits are $250,000. At December 31, 2014 and 2013, none of the Company’s cash accounts exceeded the federally insured limit of $250,000.

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

Loans Held for Sale

Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or fair value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income. At December 31, 2014 and 2013, the Company did not have any loans held for sale.

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

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

December 31, 2014 and 2013

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

December 31, 2014 and 2013

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

December 31, 2014 and 2013

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

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

Intangible Asset

In conjunction with an acquisition, the Company recorded a core deposit intangible asset of approximately $812,000. This asset was recorded at fair value and is being amortized over a seven year period using the straight line method. The carrying amount and accumulated amortization of the core deposit intangible asset at December 31, 2014 and 2013 was:

	Gross Carrying Amount	2014 Accumulated Amortization	2013 Accumulated Amortization
	(In thousands)

Core deposits	$812	$746	$626

Amortization expense was $119,000 for both the years ended December 31, 2014 and 2013. Estimated amortization expense will be $66,000 in 2015.

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

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

Uncertain tax positions are recognized if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination. The term more likely than not means a likelihood of more than 50 percent; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances and information available at the reporting date and is subject to management’s judgment. At December 31, 2014, the Company had no uncertain tax positions.

The Company recognizes interest and penalties on income taxes as a component of income tax expense.

The Company files consolidated income tax returns with its subsidiary. With a few exceptions, the Company is no longer subject to the examination by tax authorities for years before 2011.

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

December 31, 2014 and 2013

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

Reclassification

Certain reclassifications have been made to the 2013 financial statements to conform to the 2014 financial statement presentation. These reclassifications had no effect on net income.

Note 2:	Restriction on Cash and Due From Banks

The Company is required to maintain reserve funds in cash and/or on deposit with the Federal Reserve Bank. The reserve required at December 31, 2014 and 2013, was $4.0 million and $3.3 million, respectively.

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

Note 3:	Securities

The amortized cost and approximate fair values, together with gross unrealized gains and losses of securities are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Approximate Fair Value
	(In thousands)
Available-for-sale Securities:
December 31, 2014:
U.S. government agencies	$14,443	$4	$(67)	$14,380
State and political subdivisions	4,841	105	––	4,946
Equity securities	4	18	––	22

	$19,288	$127	$(67)	$19,348

Available-for-sale Securities:
December 31, 2013:
U.S. government agencies	$21,000	$––	$(849)	$20,151
State and political subdivisions	6,196	191	––	6,387
Equity securities	4	22	––	26

	$27,200	$213	$(849)	$26,564

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Approximate Fair Value
	(In thousands)
Held-to-maturity Securities:
December 31, 2014:
State and political subdivisions	$450	$1	$––	$451

December 31, 2013:
State and political subdivisions	$955	$15	$––	$970

The amortized cost and fair value of available-for-sale securities and held-to-maturity securities at December 31, 2014, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties. Maturities for mortgage-backed securities are presented in the table below based on their projected maturities.

	Available-for-sale		Held-to-maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In thousands)

Within one year	$855	$879	$355	$356
One to five years	16,173	16,152	95	95
Five to ten years	2,256	2,295	––	––

	19,284	19,326	450	451

Equity securities	4	22	––	––

Totals	$19,288	$19,348	$450	$451

The carrying value of securities pledged as collateral, to secure public deposits and for other purposes, was $19.5 million and $19.6 million at December 31, 2014 and 2013, respectively.

Certain investments in debt securities are reported in the financial statements at an amount less than their historical cost. The total fair value of these investments at December 31, 2014 and 2013, was $7.1 million and $20.2 million, which represented approximately 35.7% and 73.2%, respectively, of the Company’s available-for-sale and held-to-maturity investment portfolio.

Based on evaluation of available evidence, including recent changes in market interest rates, credit rating information and information obtained from regulatory filings, management believes the declines in fair value for these securities are temporary.

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

The following tables show the Company’s investments’ gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2014 and 2013:

	December 31, 2014
	Less than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
(In thousands)

US Government agencies	$1,141	$(2)	$5,935	$(65)	$7,076	$(67)

Total temporarily impaired securities	$1,141	$(2)	$5,935	$(65)	$7,076	$(67)

	December 31, 2013
	Less than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
(In thousands)

US Government agencies	$20,151	$(849)	$—	$—	$20,151	$(849)

Total temporarily impaired securities	$20,151	$(849)	$—	$—	$20,151	$(849)

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

U. S. Government Agencies

The unrealized losses on the Company’s investments in direct obligations of U. S. Government agencies were caused by interest rate increases. The contractual terms of those investments do not permit the issuer to settle the securities at a price less than the amortized cost bases of the investments. Because the Company does not intend to sell the investments and it is not more likely than not the Company will be required to sell the investments before recovery of their amortized cost bases, which may be maturity, the Company does not consider those investments to be other-than-temporarily impaired at December 31, 2014.

For the year ended December 31, 2014, proceeds from the sale of investment securities available-for-sale were $562,000, with gross realized gains of $27,000, and gross losses of zero. The gain is included in realized gains on sales of available-for-sale securities, net in the noninterest income section of the statement of income. There were no investment sales for the year ended December 31, 2013.

Note 4:	Loans and Allowance for Loan Losses

Categories of loans at December 31, include:

	2014	2013
	(In thousands)

Commercial loans	$52,286	$55,136
Commercial real estate	158,314	144,972
Residential real estate	83,870	82,832
Installment loans	21,284	26,562

Total gross loans	315,754	309,502

Less allowance for loan losses	(2,400)	(2,894)

Total loans	$313,354	$306,608

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

December 31, 2014 and 2013

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

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

The following tables present the balance in the allowance for loan losses and the recorded investment in loans based on portfolio segment and impairment method as of December 31, 2014 and 2013:

	2014
	Commercial	Commercial Real Estate	Residential	Installment	Unallocated	Total
	(In thousands)
Allowance for loan losses:
Balance, beginning of year	$412	$1,609	$90	$141	$642	$2,894
Provision charged to expense	175	27	229	308	149	888
Losses charged off	(337)	(555)	(235)	(388)	––	(1,515)
Recoveries	4	35	8	86	––	133
Balance, end of year	$254	$1,116	$92	$147	$791	$2,400
Ending balance: individually evaluated for impairment	$92	$622	$––	$––	$––	$714
Ending balance: collectively evaluated for impairment	$162	$494	$92	$147	$791	$1,686

Loans:
Ending balance: individually evaluated for impairment	$112	$1,756	$––	$––	$––	$1,868
Ending balance: collectively evaluated for impairment	$52,174	$156,558	$83,870	$21,284	$––	$313,886

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

	2013
	Commercial	Commercial Real Estate	Residential	Installment	Unallocated	Total
	(In thousands)
Allowance for loan losses:
Balance, beginning of year	$598	$1,347	$116	$200	$447	$2,708
Provision charged to expense	457	378	28	183	195	1,241
Losses charged off	(645)	(130)	(59)	(399)	––	(1,233)
Recoveries	2	14	5	157	––	178
Balance, end of year	$412	$1,609	$90	$141	$642	$2,894
Ending balance: individually evaluated for impairment	$238	$1,151	$––	$––	$––	$1,389
Ending balance: collectively evaluated for impairment	$174	$458	$90	$141	$642	$1,505

Loans:
Ending balance: individually evaluated for impairment	$655	$5,675	$––	$––	$––	$6,330
Ending balance: collectively evaluated for impairment	$54,481	$139,297	$82,832	$26,562	$––	$303,172

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

December 31, 2014 and 2013

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

The following table shows the portfolio quality indicators as of December 31, 2014:

Loan Class	Commercial	Commercial Real Estate	Residential	Installment	Total
	(In thousands)

Pass Grade	$51,895	$151,535	$83,870	$21,284	$308,584
Special Mention	265	1,980	––	––	2,245
Substandard	126	4,799	––	––	4,925
Doubtful	––	––	––	––	––

	$52,286	$158,314	$83,870	$21,284	$315,754

The following table shows the portfolio quality indicators as of December 31, 2013:

Loan Class	Commercial	Commercial Real Estate	Residential	Installment	Total
	(In thousands)

Pass Grade	$51,739	$135,739	$82,832	$26,562	$296,872
Special Mention	2,727	2,848	––	––	5,575
Substandard	670	6,385	––	––	7,055
Doubtful	––	––	––	––	––

	$55,136	$144,972	$82,832	$26,562	$309,502

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

The Company evaluates the loan risk grading system definitions and allowance for loan losses methodology on an ongoing basis. No significant methodology changes were made during 2014 and 2013.

The following table shows the loan portfolio aging analysis of the recorded investment in loans as of December 31, 2014:

	30-59 Days Past Due and Accruing	60-89 Days Past Due and Accruing	Greater Than 90 Days and Accruing	Non Accrual	Total Past Due and Non Accrual	Current	Total Loans Receivable
	(In thousands)
Commercial	$––	$––	$––	$46	$46	$52,240	$52,286
Commercial real estate	394	––	127	247	768	157,546	158,314
Residential	292	17	––	658	967	82,903	83,870
Installment	70	11	––	7	88	21,196	21,284
Total	$756	$28	$127	$958	$1,869	$313,885	$315,754

The following table shows the loan portfolio aging analysis of the recorded investment in loans as of December 31, 2013:

	30-59 Days Past Due and Accruing	60-89 Days Past Due and Accruing	Greater Than 90 Days and Accruing	Non Accrual	Total Past Due and Non Accrual	Current	Total Loans Receivable
	(In thousands)
Commercial	$38	$––	$84	$641	$763	$54,373	$55,136
Commercial real estate	––	––	105	953	1,058	143,914	144,972
Residential	233	56	––	1,252	1,541	81,291	82,832
Installment	101	67	––	34	202	26,360	26,562
Total	$372	$123	$189	$2,880	$3,564	$305,938	$309,502

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

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

The following table presents impaired loans for the year ended December 31, 2014:

	Recorded Balance	Unpaid Principal Balance	Specific Allowance	Average Investment in Impaired Loans	Interest Income Recognized
	(In thousands)
Loans without a specific valuation allowance:
Commercial	$7	$7	$––	$11	$1
Commercial real estate	794	1,144	––	813	75

	801	1,151	––	824	76
Loans with a specific valuation allowance:
Commercial	105	105	92	109	8
Commercial real estate	962	962	622	1,477	182

	1,067	1,067	714	1,586	190

Total:
Commercial	$112	$112	$92	$120	$9
Commercial Real Estate	$1,756	$2,106	$622	$2,290	$257

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

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

At December 31, 2014 and 2013, the Company had certain loans that were modified in troubled debt restructurings and impaired.  The modification of terms of such loans included one or a combination of the following:  an extension of maturity, a reduction of the stated interest rate or a permanent reduction of the recorded investment in the loan.

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

The following tables present information regarding troubled debt restructurings by class and by type of modification for the years ended December 31, 2014 and 2013:

	Year Ended December 31, 2014
	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
		(In thousands)

Commercial real estate	2	$155	$155

	Year Ended December 31, 2014
	Interest Only	Term	Combination	Total Modification
		(In thousands)

Commercial real estate	$––	$155	$––	$155

	Year Ended December 31, 2013
	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
		(In thousands)

Commercial real estate	4	$3,243	$3,243

	Year Ended December 31, 2013
	Interest Only	Term	Combination	Total Modification
		(In thousands)

Commercial real estate	$1,010	$356	$1,877	$3,243

During 2014 and 2013, the troubled debt restructurings described above increased the allowance for loan losses by $87,000 and $76,000.

At December 31, 2014 and 2013 and for the years ended, there were no material defaults of any troubled debt restructurings that were modified in the last 12 months. The Company generally considers TDR’s that become 90 days or more past due under the modified terms as subsequently defaulted.

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

Note 5:	Premises and Equipment

Major classifications of premises and equipment, stated at cost, are as follows:

	2014	2013
	(In thousands)

Land, buildings and improvements	$15,009	$14,882
Furniture and equipment	10,798	10,616
Computer software	1,990	1,987

	27,797	27,485
Less accumulated depreciation	(17,726)	(16,762)

Net premises and equipment	$10,071	$10,723

Note 6:	Time Deposits

Time deposits in denominations of $100,000 or more were $16.7 million at December 31, 2014 and $19.2 million at December 31, 2013.

At December 31, 2014, the scheduled maturities of time deposits are as follows:

Due during the year ending December 31,	(In thousands)
2015	$32,911
2016	18,193
2017	6,897
2018	6,464
2019	1,579
Thereafter	1,768

$67,812

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

Note 7:	Borrowings

At December 31, advances from the Federal Home Loan Bank were as follows:

	2014	2013
	(In thousands)
Maturities May 2016 through August 2025, primarily at fixed rates ranging from 3.08% to 6.65%, averaging 3.81%	$26,719	$––
Maturities January 2014 through August 2025, primarily at fixed rates ranging from 3.08% to 6.65%, averaging 3.83%	––	26,991

	$26,719	$26,991

At December 31, 2014 required annual principal payments on Federal Home Loan Bank advances were as follows:

For the year ending December 31,	(In thousands)
2015	$185
2016	6,163
2017	20,124
2018	115
2019	44
Thereafter	88

$26,719

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

At December 31, 2014 and 2013, as a member of the Federal Home Loan Bank system the Bank had the ability to obtain up to $58.3 million and $52.9 million, respectively, in additional borrowings based on securities and certain loans pledged to the FHLB. At December 31, 2014 and 2013, the Bank had approximately $122.8 million and $115.2 million, respectively of one- to four-family residential real estate and commercial real estate loans pledged as collateral for borrowings. Also at December 31, 2014 and 2013, the Company and the Bank have cash management lines of credit with various correspondent banks (excluding FHLB cash management lines of credit) enabling additional borrowings of up to $15.0 million.

Short-term borrowings include approximately $5.1 million and $5.7 million at December 31, 2014 and 2013, respectively, of securities sold under agreements to repurchase.

Securities sold under agreements to repurchase are financing arrangements whereby the Company sells securities and agrees to repurchase the identical securities at the maturities of the agreements at specified prices. Physical control is maintained for all securities sold under repurchase agreements. Information concerning securities sold under agreements to repurchase is summarized as follows:

	2014	2013
	(Dollars in thousands)

Balance outstanding at year end	$5,098	$5,746
Average daily balance during the year	$7,797	$11,328
Average interest rate during the year	0.12%	0.12%
Maximum month-end balance during the year	$9,589	$15,141
Weighted-average interest rate at year end	0.12%	0.12%

Securities with an approximate carrying value of $7.3 million and $8.3 million at December 31, 2014 and 2013, respectively, were pledged as collateral for repurchase borrowings.

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

Note 8:	Subordinated Debentures

In 2005, a Delaware statutory business trust owned by the Company, United Bancorp Statutory Trust I (“Trust I” or the “Trust”), issued $4.1 million of mandatorily redeemable debt securities. The sale proceeds were utilized to purchase $4.1 million of the Company’s subordinated debentures which mature in 2035. The Company’s subordinated debentures are the sole asset of Trust I. The Company’s investment in Trust I is not consolidated herein as the Company is not deemed the primary beneficiary of the Trust. However, the $4.1 million of mandatorily redeemable debt securities issued by the Trust are includible for regulatory purposes as a component of the Company’s Tier I Capital. Interest on the Company’s subordinated debentures is fixed at 6.25% through 2015 and then beginning in January 2016 the interest rate is a variable rate per annum, reset quarterly, equal to three month LIBOR plus 1.35% and is payable quarterly. Currently the three month LIBOR rate is approximately 0.26%.

Note 9:	Income Taxes

The provision for income taxes includes these components:

	2014	2013
	(In thousands)

Taxes currently payable	$803	$683
Deferred income taxes (benefit)	120	(327)

Income tax expense	$923	$356

A reconciliation of income tax expense at the statutory rate to the Company’s actual income tax expense is shown below:

	2014	2013
	(In thousands)

Computed at the statutory rate (34%)	$1,215	$1,009
(Decrease) increase resulting from
Tax exempt interest	(100)	(148)
Earnings on bank-owned life insurance - net	(157)	(472)
Other	(35)	(33)

Actual tax expense	$923	$356

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

The tax effects of temporary differences related to deferred taxes shown on the balance sheets were:

	2014	2013
	(In thousands)

Deferred tax assets
Allowance for loan losses	$305	$506
Stock based compensation	373	350
Allowance for losses on foreclosed real estate	104	101
Deferred compensation	748	696
Intangible assets	138	116
Non-accrual loan interest	38	87
Unrealized losses on securities available for sale	––	218
Alternative minimum taxes	––	18

Total deferred tax assets	1,706	2,092

Deferred tax liabilities
Depreciation	(256)	(256)
Deferred loan costs, net	(205)	(238)
Accretion	(2)	(3)
FHLB stock dividends	(510)	(583)
Mortgage servicing rights	(25)	(30)
Employee benefit expense	(195)	(238)
Unrealized gains on securities available for sale	(20)	––

Total deferred tax liabilities	(1,213)	(1,348)

Net deferred tax asset	$493	$744

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

Note 10:	Accumulated Other Comprehensive Income (Loss)

The components of accumulated other comprehensive loss, included in stockholders’ equity, are as follows:

	2014	2013
	(In thousands)

Net unrealized gain (loss) on securities available-for-sale	$60	$(636)
Net unrealized gain for funded status of defined benefit plan liability	25	346

	85	(290)
Tax effect	28	99

Net-of-tax amount	$57	$(191)

Note 11:	Regulatory Matters

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

As of December 31, 2014, the most recent notification from Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Bank must maintain capital ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank’s category.

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

The Company’s and Bank’s actual capital amounts and ratios are presented in the following table.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
As of December 31, 2014
Total Capital (to Risk-Weighted Assets)
Consolidated	$46,668	15.3%	$24,382	8.0%	N/A	N/A
Citizens	40,940	13.5	24,209	8.0	$30,261	10.0%

Tier I Capital (to Risk-Weighted Assets)
Consolidated	$44,259	14.5%	$12,191	4.0%	N/A	N/A
Citizens	38,531	12.7	12,104	4.0	$18,157	6.0%

Tier I Capital (to Average Assets)
Consolidated	$44,259	11.0%	$16,133	4.0%	N/A	N/A
Citizens	38,531	9.6	16,071	4.0	$20,088	5.0%

As of December 31, 2013
Total Capital (to Risk-Weighted Assets)
Consolidated	$45,772	15.1%	$24,321	8.0%	N/A	N/A
Citizens	41,219	13.6	24,168	8.0	$30,210	10.0%

Tier I Capital (to Risk-Weighted Assets)
Consolidated	$42,868	14.1%	$12,161	4.0%	N/A	N/A
Citizens	38,315	12.7	12,084	4.0	$18,126	6.0%

Tier I Capital (to Average Assets)
Consolidated	$42,868	10.3%	$16,688	4.0%	N/A	N/A
Citizens	38,315	9.7	15,808	4.0	$19,760	5.0%

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

Note 12:	Related Party Transactions

At December 31, 2014 and 2013, the Bank had loan commitments outstanding to executive officers, directors, significant stockholders and their affiliates (related parties). In management’s opinion, such loans and other extensions of credit and deposits were made in the ordinary course of business and were made on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons. Further, in management’s opinion, these loans did not involve more than normal risk of collectibility or present other unfavorable features. Such loans are summarized below.

	2014	2013
	(In thousands)

Aggregate balance – January 1	$5,260	$5,194
New loans	6,668	619
Repayments	(2,244)	(553)

Aggregate balance – December 31	$9,684	$5,260

Deposits from related parties held by the Bank at December 31, 2014 and 2013, totaled $893,000 and $1.5 million, respectively.

Note 13:	Benefit Plans

Pension and Other Postretirement Benefit Plans

The Company has a noncontributory defined benefit pension plan covering all employees who meet the eligibility requirements. The Company’s funding policy is to make the minimum annual contribution that is required by applicable regulations, plus such amounts as the Company may determine to be appropriate from time to time. The Company expects to contribute $298,000 to the plan in 2015.

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

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

	Pension Benefits
	2014	2013
	(In thousands)
Change in benefit obligation
Beginning of year	$(3,246)	$(4,831)
Service cost	(294)	(356)
Interest cost	(139)	(172)
Plan Amendment	––	1,113
Actuarial (loss) gain	(280)	807
Benefits paid	63	193

End of year	(3,896)	(3,246)

Change in fair value of plan assets
Beginning of year	3,947	3,206
Actual return on plan assets	351	684
Employer contribution	250	250
Benefits paid	(63)	(193)

End of year	4,485	3,947

Funded status at end of year	$589	$701

Amounts recognized in accumulated other comprehensive loss not yet recognized as components of net periodic benefit cost consist of:

	Pension Benefits
	2014	2013
	(In thousands)

Unamortized net loss	$998	$766
Unamortized prior service	(1,023)	(1,112)

	$(25)	$(346)

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

The estimated net loss and prior service credit for the defined benefit pension plan that will be amortized from accumulated other comprehensive income as a credit into net periodic benefit cost over the next fiscal year is approximately $89,000. The accumulated benefit obligation for the defined benefit pension plan was $3.9 million and $3.2 million at December 31, 2014 and 2013, respectively.

Information for the pension plan with respect to accumulated benefit obligation and plan assets is as follows:

	December 31,
	2014	2013
	(In thousands)

Projected benefit obligation	$3,896	$3,246
Accumulated benefit obligation	$3,847	$3,246
Fair value of plan assets	$4,485	$3,947

	December 31,
	2014	2013
	(In thousands)
Components of net periodic benefit cost
Service cost	$294	$356
Interest cost	139	172
Expected return on plan assets	(331)	(258)
Amortization of prior service (credit) cost	(89)	15
Amortization of net loss	30	153

Net periodic benefit cost	$43	$438

Significant assumptions include:

	Pension Benefits
	2014	2013

Weighted-average assumptions used to determine benefit obligation:
Discount rate	4.98%	4.34%
Rate of compensation increase	3.00%	3.00%

Weighted-average assumptions used to determine benefit cost:
Discount rate	4.34%	3.61%
Expected return on plan assets	8.00%	8.00%
Rate of compensation increase	3.00%	3.00%

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

The Company has estimated the long-term rate of return on plan assets based primarily on historical returns on plan assets, adjusted for changes in target portfolio allocations and recent changes in long-term interest rates based on publicly available information. The long-term rate of return did not change from 2013 to 2014.

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid as of December 31, 2014:

Pension Benefits
(In thousands)

2015	$112
2016	355
2017	438
2018	341
2019	212
2020-2024	1,932

Total	$3,390

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

The asset allocation strategy of the plan is designed to allow flexibility in the determination of the appropriate investment allocations between equity and fixed income investments. This strategy is designed to help achieve the actuarial long term rate on plan assets of 8%. The target asset allocation percentages for both 2014 and 2013 are as follows:

Large-Cap stocks	Not to exceed 60%
SMID-Cap stocks	Not to exceed 20%
International equity securities	Not to exceed 15%
Fixed income investments	Not to exceed 40%
Alternative investments	Not to exceed 20%

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

At December 31, 2014 and 2013, the fair value of plan assets as a percentage of the total was invested in the following:

	December 31,
	2014	2013

Equity securities	77.9%	78.0%
Debt securities	22.0	21.9
Cash and cash equivalents	0.1	0.1

	100.0%	100.0%

Pension Plan Assets

Following is a description of the valuation methodologies used for pension plan assets measured at fair value on a recurring basis, as well as the general classification of pension plan assets pursuant to the valuation hierarchy.

Where quoted market prices are available in an active market, plan assets are classified within Level 1 of the valuation hierarchy. Level 1 plan assets include investments in mutual funds that involve equity, bond and money market investments. All of the Plan’s assets are classified as Level 1. If quoted market prices are not available, then fair values are estimated by using pricing models, quoted prices of plan assets with similar characteristics or discounted cash flows. In certain cases where Level 1 or Level 2 inputs are not available, plan assets are classified within Level 3 of the hierarchy. At December 31, 2014 and 2013, the Plan did not contain Level 2 or Level 3 investments.

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

The fair values of Company’s pension plan assets at December 31, by asset category are as follows:

December 31, 2014
		Fair Value Measurements Using
Asset Category	Total Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In thousands)

Mutual money market	$33	$33	$––	$––
Mutual funds – equities
International	464	464	––	––
Large Cap	1,828	1,828	––	––
Small and Mid Cap	1,202	1,202	––	––
Mutual funds – fixed income
Core bond	712	712	––	––
High yield corporate	246	246	––	––

Total	$4,485	$4,485	$––	$––

December 31, 2013
		Fair Value Measurements Using
Asset Category	Total Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In thousands)

Mutual money market	$32	$32	$––	$––
Mutual funds – equities
International	312	312	––	––
Large Cap	1,589	1,589	––	––
Small and Mid Cap	1,148	1,148	––	––
Mutual funds – fixed income
Core bond	751	751	––	––
High yield corporate	115	115	––	––

Total	$3,947	$3,947	$––	$––

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

Employee Stock Ownership Plan

The Company has an Employee Stock Ownership Plan (“ESOP”) with an integrated 401(k) plan covering substantially all employees of the Company. The ESOP acquired 354,551 shares of Company common stock at $9.64 per share in 2005 with funds provided by a loan from the Company. Accordingly, $3.4 million of common stock acquired by the ESOP was shown as a reduction of stockholders’ equity. Shares are released to participants proportionately as the loan is repaid. Dividends on allocated shares are recorded as dividends and charged to retained earnings. Compensation expense is recorded equal to the fair market value of the stock when contributions, which are determined annually by the Board of Directors of the Company, are made to the ESOP. The Company’s 401(k) matching percentage was 50% of the employees’ first 6% of contributions for 2014 and 2013.

ESOP and 401(k) expense for the years ended December 31, 2014 and 2013 was approximately $191,000 and $165,000, respectively.

Share information for the ESOP is as follows at December 31, 2014 and 2013:

	2014	2013

Allocated shares at beginning of the year	$171,930	$148,295
Shares released for allocation during the year	23,635	23,635
Net shares acquired on reinvestment of cash or (distributed) due to retirement/diversification	3,677	(3,207)
Unearned shares	141,811	165,446

Total ESOP shares	341,053	334,169

Fair value of unearned shares at December 31	$1,144,000	$1,329,000

At December 31, 2014, the fair value of the 199,242 allocated shares held by the ESOP was approximately $1,608,000.

Split Dollar Life Insurance Arrangements

The Company has split-dollar life insurance arrangements with its executive officers and certain directors that provide certain death benefits to the executive’s beneficiaries upon his or her death. The agreements provide a pre- and post-retirement death benefit payable to the beneficiaries of the executive in the event of the executive’s death. The Company has purchased life insurance policies on the lives of all participants covered by these agreements in amounts sufficient to provide the sums necessary to pay the beneficiaries, and the Company pays all premiums due on the policies. In the case of an early separation from the Company, the nonvested executive portion of the death benefit is retained by the Company. The accumulated post retirement benefit obligation was $1.4 million at December 31, 2014 and $1.3 million at December 31, 2013.

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

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

The fair value of each option award was estimated on the date of grant using the Black-Scholes option valuation model. There were no stock options granted in 2014 and 2013.

A summary of option activity under the Plan as of December 31, 2014, and changes during the year then ended, is presented below:

	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value

Outstanding, beginning of year	53,714	$10.34
Granted	––	––
Exercised	––	––
Forfeited or expired	––	––

Outstanding, end of year	53,714	$10.34	0.2	$––

Exercisable, end of year	––	$––	––	$––

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

A summary of the status of the Company’s nonvested restricted shares as of December 31, 2014, and changes during the year then ended, is presented below:

	Shares	Weighted- Average Grant-Date Fair Value

Nonvested, beginning of year	175,000	$8.44
Granted	10,000	8.12
Vested	(25,000)	8.40
Forfeited	––	––
Nonvested, end of year	160,000	$8.42

Total compensation cost recognized in the income statement for share-based payment arrangements during the years ended December 31, 2014 and 2013 was $152,000 and $188,000, respectively. The recognized tax benefits related thereto were $52,000 and $64,000, for the years ended December 31, 2014 and 2013, respectively.

As of December 31, 2014 and 2013, there was $654,000 and $738,000, respectively, of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the Plan. That cost is expected to be recognized over a weighted-average period of 5.6 years.

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

Note 15:    Earnings Per Share

Earnings per share (EPS) were computed as follows:

	Year Ended December 31, 2014
	Net Income	Weighted- Average Shares	Per Share Amount
	(In thousands)

Net income	$2,651

Dividends on non-vested restricted stock	(55)

Net income allocated to stockholders	2,596

Basic earnings per share
Income available to common stockholders	––	4,846,219	$0.54

Effect of dilutive securities
Restricted stock awards	––	78,026

Diluted earnings per share
Income available to common stockholders and assumed conversions	$2,596	4,924,245	$0.53

 Options to purchase 53,714 shares of common stock at an average exercise price of $10.34 per share were outstanding at December 31, 2014, but were not included in the computation of diluted earnings per share because the options’ exercise price was greater than the average market price of the common shares.

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

	Year Ended December 31, 2013
	Net Income	Weighted- Average Shares	Per Share Amount
	(In thousands)

Net income	$2,612

Dividends on non-vested restricted stock	(51)

Net income allocated to stockholders	2,561

Basic earnings per share
Income available to common stockholders	––	4,808,820	$0.53

Effect of dilutive securities
Restricted stock awards	––	62,358

Diluted earnings per share
Income available to common stockholders and assumed conversions	$2,561	4,871,179	$0.53

Options to purchase 53,714 shares of common stock at an average exercise price of $10.34 per share were outstanding at December 31, 2013, but were not included in the computation of diluted earnings per share because the options’ exercise price was greater than the average market price of the common shares.

United Bancorp, Inc.

 Notes to Consolidated Financial Statements

December 31, 2014 and 2013

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

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

The following tables present the fair value measurements of assets recognized in the accompanying balance sheets measured at fair value on a recurring basis and the level within the fair value hierarchy in which the fair value measurements fall at December 31, 2014 and 2013:

		December 31, 2014 Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In thousands)
U.S government agencies	$14,380	$––	$14,380	$––

State and political subdivisions	4,946	––	4,946	––

Equity securities	22	22	––	––

		December 31, 2013 Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In thousands)
U.S government agencies	$20,151	$––	$20,151	$––

State and political subdivisions	6,387	––	6,387	––

Equity securities	26	26	––	––

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

December 31, 2014 and 2013

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

The following tables present the fair value measurements of assets recognized in the accompanying balance sheets measured at fair value on a non-recurring basis and the level within the fair value hierarchy in which the fair value measurements fall at December 31, 2014 and 2013:

		December 31, 2014 Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
		(In thousands)

Collateral dependent impaired loans	$301	$––	$––	$301
Foreclosed assets held for sale	991	––	––	991

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

		December 31, 2013 Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
		(In thousands)

Collateral dependent impaired loans	$1,096	$––	$––	$1,096
Foreclosed assets held for sale	695	––	––	695

Unobservable (Level 3) Inputs

The following tables present quantitative information about unobservable inputs used in recurring and nonrecurring Level 3 fair value measurements.

	Fair Value at 12/31/14	Valuation Technique	Unobservable Inputs	Range
	(In thousands)

Collateral-dependent impaired loans	$301	Market comparable properties	Comparability adjustments	Not available

Foreclosed assets held for sale	991	Market comparable properties	Marketability discount	10% – 35%

	Fair Value at 12/31/13	Valuation Technique	Unobservable Inputs	Range
	(In thousands)

Collateral-dependent impaired loans	$1,096	Market comparable properties	Comparability adjustments	Not available

Foreclosed assets held for sale	695	Market comparable properties	Marketability discount	10% – 35%

There were no significant changes in the valuation techniques used during 2014.

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

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

		Fair Value Measurements Using
	Carrying Amount	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In thousands)
December 31, 2014

Financial assets
Cash and cash equivalents	$39,164	$39,164	$––	$––
Held-to-maturity securities	450	––	450	––
Loans, net of allowance	313,354	––	––	312,014
Federal Home Loan Bank stock	4,210	––	4,210	––
Accrued interest receivable	829	––	829	––

Financial liabilities
Deposits	322,681	––	309,186	––
Short term borrowings	5,098	––	5,098	––
Federal Home Loan Bank advances	26,719	––	26,703	––
Subordinated debentures	4,124	––	3,962	––
Interest payable	135	––	135	––

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

The classification of the assets and liabilities pursuant to the valuation hierarchy as of December 31, 2013 in the following table have not been audited. The fair value has been derived from the December 31, 2013 audited consolidated financial statements.

		Fair Value Measurements Using
	Carrying Amount	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In thousands)
December 31, 2013

Financial assets
Cash and cash equivalents	$23,474	$23,474	$––	$––
Held-to-maturity securities	955	––	970	––
Loans, net of allowance	306,608	––	––	306,181
Federal Home Loan Bank stock	4,810	––	4,810	––
Accrued interest receivable	1,022	––	1,022	––

Financial liabilities
Deposits	310,641	––	296,300	––
Short term borrowings	5,746	––	5,746	––
Federal Home Loan Bank advances	26,991	––	28,998	––
Subordinated debentures	4,124	––	3,853	––
Interest payable	144	––	144	––

The following methods and assumptions were used to estimate the fair value of each class of financial instruments.

Cash and Cash Equivalents, Accrued Interest Receivable and Federal Home Loan Bank Stock

The carrying amounts approximate fair value.

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

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

Commitments to Originate Loans, Letters of Credit and Lines of Credit

The fair value of commitments to originate loans is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair values of letters of credit and lines of credit are based on fees currently charged for similar agreements or on the estimated cost to terminate or otherwise settle the obligations with the counterparties at the reporting date. Fair values of commitments were not material at December 31, 2014 and 2013.

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

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

Note 18: Commitments and Credit Risk

At December 31, 2014 and 2013, total commercial and commercial real estate loans made up 66.7% and 64.7%, respectively, of the loan portfolio. Installment loans account for 6.7% and 8.6%, respectively, of the loan portfolio. Real estate loans comprise 26.6% and 26.7% of the loan portfolio as of December 31, 2014 and 2013, respectively, and primarily include first mortgage loans on residential properties and home equity lines of credit.

Included in cash and due from banks as of December 31, 2014 and 2013, is $34.4 million and $18.3 million, respectively, of deposits with the Federal Reserve Bank of Cleveland.

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

At December 31, 2014 and 2013, the Company had outstanding commitments to originate variable rate loans aggregating approximately $9.2 million and $7.3 million, respectively. The commitments extended over varying periods of time with the majority being disbursed within a one-year period.

Mortgage loans in the process of origination represent amounts that the Company plans to fund within a normal period of 60 to 90 days, some of which are intended for sale to investors in the secondary market. The Company did not have any mortgage loans in the process of origination which are intended for sale at December 31, 2014 or 2013.

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

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

The Company had total outstanding standby letters of credit amounting to $220,000 and $120,000, at December 31, 2014 and 2013, respectively, with terms not exceeding nine months. At both December 31, 2014 and 2013, the Company had no deferred revenue under standby letter of credit agreements.

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

At December 31, 2014, the Company had granted unused lines of credit to borrowers aggregating approximately $13.9 million and $35.6 million for commercial lines and open-end consumer lines, respectively. At December 31, 2013, the Company had granted unused lines of credit to borrowers aggregating approximately $11.5 million and $35.3 million for commercial lines and open-end consumer lines, respectively.

Note 19: Recent Accounting Pronouncements

FASB ASU 2013-02, Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income. The ASU amends the guidance in the FASB Accounting Standards Codification (FASB ASC) Topic 220, entitled Comprehensive Income. The goal behind development of the ASU 2013-02 amendments is to improve the transparency of reporting reclassification out of accumulated other comprehensive income. For public companies, the ASU 2013-02 amendments are effective in reporting periods beginning after December 15, 2012. Earlier implementation of the guidance is allowed. The Company adopted FASB ASU 2013-02 as required, without a material effect on the Company’s financial condition or results of operations.

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

In May 2014, the FASB issued ASU No. 2014-09 Revenue from Contracts with Customers (Topic 606) (ASU 2014-09). This update to the ASC is the culmination of efforts by the FASB and the International Accounting Standards Board (IASB) to develop a common revenue standard for U.S. GAAP and International Financial Reporting Standards (IFRS). ASU 2014-09 supersedes Topic 605 – Revenue Recognition and most industry-specific guidance. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The guidance in ASU 2014-09 describes a 5-step process entities can apply to achieve the core principle of revenue recognition and requires disclosures sufficient to enable users of financial statements to understand the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers and the significant judgments used in determining that information. The amendments in ASU 2014-09 are effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period and early application is not allowed. The Company is currently evaluating the effects of ASU 2014-09 on its financial statements and disclosures, if any.

Note 20: Condensed Financial Information (Parent Company Only)

Presented below is condensed financial information as to financial position, results of operations and cash flows of the Company:

Condensed Balance Sheets

	December 31,
	2014	2013
	(In thousands)
Assets
Cash and cash equivalents	$2,608	$2,117
Investment in the Bank	38,644	38,089
Corporate owned life insurance	318	307
Other assets	3,076	2,498

Total assets	$44,646	$43,011

Liabilities and Stockholders’ Equity
Subordinated debentures	$4,124	$4,124
Other liabilities	153	16
Stockholders’ equity	40,389	38,871

Total liabilities and stockholders’ equity	$44,646	$43,011

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

Condensed Statements of Income and Comprehensive Income

	Years Ended December 31,
	2014	2013
	(In thousands)

Operating Income
Dividends from subsidiary	$3,842	$3,697
Interest and dividend income from securities and federal funds	11	16

Total operating income	3,853	3,713

General, Administrative and Other Expenses	1,946	1,982

Income Before Income Taxes and Equity in Undistributed Income of Subsidiary	1,907	1,731

Income Tax Benefits	648	555

Income Before Equity in Undistributed Income of Subsidiary	2,555	2,286

Equity in Undistributed Income of Subsidiary	96	326

Net Income	$2,651	$2,612

Comprehensive Income	$2,899	$3,508

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

Condensed Statements of Cash Flows

	Years Ended December 31,
	2014	2013
	(In thousands)

Operating Activities
Net income	$2,651	$2,612
Items not requiring (providing) cash
Depreciation and amortization	12	12
Equity in undistributed income of subsidiary	(96)	(326)
Amortization of ESOP and share-based compensation plans	355	364
Net change in other assets and other liabilities	(697)	(357)

Net cash provided by operating activities	2,225	2,305

Financing Activities
Dividends paid to stockholders	(1,773)	(1,556)
Treasury stock –net	39	(70)

Net cash used in financing activities	(1,734)	(1,626)

Net Change in Cash and Cash Equivalents	491	679

Cash and Cash Equivalents at Beginning of Year	2,117	1,438

Cash and Cash Equivalents at End of Year	$2,608	$2,117

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

Note 21: Quarterly Financial Data (Unaudited)

The following tables summarize the Company’s quarterly results of operations for the years ended December 31, 2014 and 2013.

	Three Months Ended
2014:	March 31,	June 30,	September 30,	December 31,
	(In thousands, except per share data)

Total interest income	$4,097	$4,134	$4,135	$4,011
Total interest expense	626	620	615	606

Net interest income	3,471	3,514	3,520	3,405

Provision for loan losses	216	216	225	231
Other income	838	959	975	926
General, administrative and other expense	3,486	3,299	3,256	3,105

Income before income taxes	607	958	1,014	995
Federal income taxes	122	242	296	263

Net income	$485	$716	$718	$732

Earnings per share
Basic	$0.10	$0.14	$0.14	$0.16

Diluted	$0.10	$0.14	$0.14	$0.15

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

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

