Form 10-K, Exhibit 13
period 2015-12-31
UNITED BANCORP INC /OH/
filed 2016-03-16
CIK 731653

Exhibit 13

DIVIDEND AND STOCK HISTORY

			Distribution Date of
	Cash Dividends	Special Cash Dividends	Dividends and
	Declared(1)	and Stock Dividends	Exchanges
1983	$0.05	-	-
1984	$0.06	4 for 1 Exchange(2)	January 2, 1984
1985	$0.07	-	-
1986	$0.09	-	-
1987	$0.09	50% Stock Dividend	October 2, 1987
1988	$0.10	-	-
1989	$0.10	-	-
1990	$0.11	-	-
1991	$0.12	-	-
1992	$0.12	100% Stock Dividend	September 10, 1992
1993	$0.12	100% Stock Dividend	November 30, 1993
1994	$0.13	10% Stock Dividend	September 9, 1994
1995	$0.19	-	-
1996	$0.20	10% Stock Dividend	June 20, 1996
1997	$0.23	10% Stock Dividend	September 19, 1997
1998	$0.26	5% Stock Dividend	December 18, 1998
1999	$0.30	5% Stock Dividend	December 20, 1999
2000	$0.31	5% Stock Dividend	December 20, 2000
2001	$0.32	5% Stock Dividend	December 20, 2001
2002	$0.33	5% Stock Dividend	December 20, 2002
2003	$0.35	10% Stock Dividend	December 19, 2003
2004	$0.39	10% Stock Dividend	December 20, 2004
2005	$0.43	10% Stock Dividend	December 20, 2005
2006	$0.48	10% Stock Dividend	December 20, 2006
2007	$0.52	–	–
2008	$0.54	–	–
2009	$0.56	–	–
2010	$0.56	–	–
2011	$0.56	–	–
2012	$0.42	–	–
2013	$0.29	–	–
2014	$0.33	–	–
2015	$0.37	5¢ Per Share Special Dividend	December 29, 2015

2016 AnticipAted dividend Payable Dates

First Quarter

March 18, 2016

Second Quarter*

June 20, 2016

Third Quarter*

September 20, 2016

Fourth Quarter*

December 20, 2016

*Subject to action by Board of Directors

(1)	Adjusted for stock dividends and exchanges. Does not include dividends from Southern Ohio Community Bancorporation, Inc. prior to the merger.

(2)	Formation of United Bancorp, Inc. (UBCP). The Citizens Savings Bank shareholders received 4 shares of UBCP stock in exchange for 1 share of The Citizens Savings Bank.

TOTAL RETURN PERFORMANCE

Index	12/31/05	12/31/06	12/31/07	12/31/08	12/31/09	12/31/10	12/31/11	12/31/12	12/31/13	12/31/14	12/31/15
United Bancorp, Inc.	100.00	94.40	104.27	105.21	96.09	104.93	108.69	84.59	113.06	118.30	147.53
NASDAQ Composite	100.00	110.39	122.15	73.32	106.57	125.91	124.92	147.09	206.18	236.76	253.59
SNL Bank Index	100.00	116.98	90.90	51.87	51.33	57.52	44.54	60.11	82.53	92.26	93.83
SNL Bank $250M-$500M	100.00	104.48	84.92	48.50	44.89	50.22	47.18	58.56	79.52	90.74	103.82
SNL Midwest Bank	100.00	115.59	90.09	59.27	50.23	62.37	58.91	70.91	97.08	105.54	107.14
Dow Jones	100.00	119.04	126.71	86.25	105.81	120.69	130.81	144.20	186.95	205.72	206.20

Decade of Progress

Unaudited

	2005	2006	2007	2008	2009	2010	2011	2012	2013	2014	2015

Interest and dividend income	$22,181,071	$25,279,212	$26,603,043	$25,715,309	$23,354,885	$21,667,356	$20,211,170	$18,462,265	$17,025,223	$16,377,445	$16,082,746
Interest expense	9,146,249	12,837,256	14,517,591	10,251,384	8,064,768	6,480,008	4,707,077	3,861,046	3,033,178	2,466,512	2,283,468
Net interest income	13,034,822	12,441,956	12,085,452	15,463,925	15,290,117	15,187,348	15,504,093	14,601,219	13,992,045	13,910,933	13,799,278
Provision for loan losses	412,000	1,384,261	993,505	1,188,270	1,325,052	1,816,012	1,968,021	1,127,634	1,240,847	888,000	552,996
Net interest income after provision for loan losses	12,622,822	11,057,695	11,091,947	14,275,655	13,965,065	13,371,336	13,536,072	13,473,585	12,751,198	13,022,933	13,246,282
Noninterest income, including security gains/(losses)	2,341,826	2,297,373	3,079,567	3,066,769	3,295,030	3,317,126	3,512,340	2,937,420	4,212,273	3,697,486	3,802,215
Noninterest expense	10,763,473	11,046,170	11,252,758	12,627,590	13,838,651	13,921,806	13,103,041	13,466,431	13,994,647	13,146,050	12,490,093
Income before income taxes	4,201,175	2,308,898	2,918,755	4,714,834	3,421,444	2,766,656	3,945,371	2,944,574	2,968,824	3,574,369	4,558,407
Income tax expense	908,647	240,891	333,926	955,700	516,524	219,289	854,447	546,399	356,544	923,074	1,334,078
Net income	$3,292,528	$2,068,007	$2,584,829	$3,759,134	$2,904,920	$2,547,367	$3,090,924	$2,398,175	$2,612,280	$2,651,295	$3,224,329

Total assets	$411,932,779	$421,653,341	$451,370,187	$441,804,491	$445,970,296	$423,434,966	$415,566,563	$438,353,660	$389,041,557	$401,811,582	$405,124,408
Deposits	306,914,758	330,005,480	330,488,711	347,044,549	344,542,900	325,445,596	328,540,953	350,416,519	310,640,827	322,681,733	323,622,229
Shareholders’ equity	32,479,697	32,580,485	33,885,779	33,904,759	35,211,133	35,580,582	36,181,269	36,625,833	38,870,794	40,389,103	41,496,430
Loans receivable, net	229,106,682	229,171,793	232,196,753	235,448,307	255,335,658	276,036,674	281,526,111	293,774,257	306,608,265	313,354,040	327,225,277
Allowance for loan losses	2,904,447	2,345,419	2,447,254	2,770,360	2,390,015	2,739,736	2,921,067	2,708,045	2,894,944	2,400,427	2,437,757
Net charge-offs	502,833	1,936,046	891,648	865,000	1,705,000	1,466,000	1,785,689	1,340,656	1,053,947	1,382,517	516,146
Full time employees (average equivalents)	132	132	123	142	136	146	133	134	133	132	122
Banking locations	Seventeen	Seventeen	Seventeen	Twenty	Twenty	Twenty	Twenty	Twenty	Twenty	Nineteen	Eighteen

Earnings per common share - Basic	$0.71	$0.45	$0.57	$0.82	$0.62	$0.52	$0.63	$0.49	$0.53	$0.54	$0.65
Earnings per common share - Diluted	0.71	0.45	0.57	0.82	0.62	0.52	0.62	0.48	0.53	0.53	0.64
Dividends per share	0.43	0.48	0.52	0.54	0.56	0.56	0.56	0.42	0.29	0.33	0.37
Book value per share	7.00	7.73	7.41	7.35	7.53	7.52	7.57	7.61	8.03	8.34	8.56
Market value range per share	9.10-12.69	9.36-11.36	9.78-11.39	7.41-10.85	7.00-9.49	7.70-9.90	7.56-9.03	5.89-10.25	6.10-8.60	7.45-8.85	7.81-10.90

Cash dividends paid	$2,114,723	$2,415,741	$2,435,317	$2,707,438	$2,871,801	$2,959,658	$2,988,155	$2,253,410	$1,555,912	$1,773,699	$1,989,431
Special Cash Dividends Paid											269,215
Return on average assets (ROA)	0.82%	0.50%	0.60%	0.86%	0.63%	0.57%	0.73%	0.55%	0.63%	0.66%	0.79%
Return on average equity (ROE)	10.01%	6.49%	8.12%	11.33%	7.56%	7.05%	8.53%	6.74%	7.02%	6.67%	7.79%

Mission Statement

United Bancorp, Inc.

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

Although it is recognized there is more competition from non-banking businesses for market share, the general mission of United Bancorp, Inc. is to remain independent. We will accomplish this through an aggressive acquisition program, the management of technological change that will allow us to gain efficiencies and expand our boundaries outside of the typical brick and mortar framework and the placement of new office construction or acquisition when deemed economically feasible.

Adopted by The United Bancorp, Inc., Board of Directors April 15, 2015

A Letter from the President and CEO

To the shareholders of United Bancorp, Inc….

I am extremely happy to report that our company had a very solid performance this past year! In 2015, we produced net income of $3.224 million, which was $573,000, or 22% higher than the previous year. This translated into diluted earnings per share of $0.64 in 2015, which is an improvement of $0.11, or 21%, over 2014. As highlighted in our company’s quarterly earnings reports throughout 2015, the vast majority of our growth in earnings this past year was generated on a core basis. This is of utmost importance since core earnings are recurring in nature and will continue to contribute to the earnings of our company in future periods. With the present earnings momentum that we have, it is projected that our company will continue to produce higher levels of quality earnings. This should lead to continued growth in the cash dividend that our company pays and the market value appreciation of our company’s stock. During 2015, our shareholders were handsomely rewarded by receiving a total regular cash dividend payment of $0.37, which was a $0.04, or 12%, increase over the previous year. At year-end, our dividend yield was 4.17% on a forward basis, which is nearly twice that of the average bank in our country. In addition, our company paid a special dividend of $0.05 to all shareholders on December 29, 2015 in appreciation of their steadfast support of our company. Our loyal shareholders were also rewarded this past year when the market value of our stock increased to $9.59 per share at year-end, an annualized increase of over 19%. With the anticipated continuation of core earnings growth for our company, it is strongly believed that these positive trends will continue!

Focusing on the performance of United Bancorp, Inc. in 2015, the aforementioned growth in core earnings can be attributed primarily to the following factors:

Stabilizing Net Interest Income: We were able to stabilize the level of net interest income realized during this past year; especially, during the second half of 2015. Although net interest income was marginally down by 0.80% year-over-year, most of this decline occurred during the first half of the year. This was prior to our newfound focus on growing our gross loans at a more acceptable level. At mid-year, management implemented a strategy that focused on driving the revenue-line of the company. This strategy entailed adding quality origination personnel to both the commercial and mortgage lending units of our operation. Over the course of the final two quarters of 2015, this strategy produced very positive results for our company. At the mid-point of 2015, our net interest income was down 3.56% from the previous year. This was primarily due to gross loans declining by $3.8 million, or 1.3%, to a level of $311.9 million. With the implementation of our new strategy and a keener focus on growing gross loans, this negative trend was reversed. By the end of 2015, our company was able to rebound and finish with gross loans of $329.7 million. This higher level of gross loans helped our company produce net interest income in the fourth quarter that was 3.4% higher than the previous year's fourth quarter. In addition, higher loan origination volumes directly led to an increase in loan fees of over 5.6% for the year. Management firmly believes that these positive trends will continue in the coming year.

On the interest expense side of the margin, our company continued to see a positive return on its strategy of attracting additional customers into lower-cost funding accounts, while allowing higher cost funding to run off. Year-over-year, low-cost funding, consisting of demand and savings deposits, increased by $11.1 million, while higher-cost time deposit balances decreased by $10.2 million. This shift in the mix of our depository balances helped our company reduce interest expense levels by 7.4% this past year. It is strongly anticipated that our company will be able to control retail interest expense levels in the coming year, while significantly lowering wholesale interest expense levels. As previously mentioned, the company’s $4.1 million subordinated debenture repriced on January 1, 2016 from a fixed rate of 6.25% to a variable rate of 0.62%, based on three-month LIBOR, plus a margin of 1.35%. At this level, the company will save approximately $177,000 annually beginning in the current year. In addition, over the course of the next 24 months, it is projected that our company’s interest expense will be positively impacted by the repricing of $26 million in fixed-rate advances with the Federal Home Loan Bank (FHLB). In May 2016, a $6.0 million FHLB advance matures at a rate of 3.28%. If this advance is replaced with a short-term borrowing at 50 basis points, the company will save approximately $167,000 annually in interest expense.

A Letter from the President and CEO - Continued

With the trends of increasing interest income and decreasing interest expense, it is strongly anticipated that the company will continue to see expansion in the level of its net interest income, which began during the last two quarters of 2015. This should have a positive impact on the earnings that the company realizes in the coming year.

Continuing to Enhance Noninterest Income: Once again this past year, we were able to produce higher levels of noninterest or fee Income. For the year, total noninterest income was $3.8 million, which is a 2.81% increase over the previous year. A majority of this income was produced from an increase in service charges on deposit accounts. As previously reported, our company has a marketing strategy that is geared towards attracting active transaction accounts. This strategy has led to positive results for several years and this past year was no exception. In 2015, the company realized service charges on deposit accounts of $2.9 million. Year-over-year, this is an increase of $126,000 or 4.6%. Even though is it anticipated that further implementation of certain government regulations may have an impact on the level of revenue realized per account, the company’s strategy of attracting a higher level of transaction accounts should mitigate any potential loss of fee-based revenue realized in this area.

Diminishing Noninterest Expense: During 2015, our company saw the continuation of a trend seen over the course of the past couple of years, which is the continuing decline of its noninterest expense levels. This continuing trend is a result of having a keen internal focus on driving efficiencies through process improvement. One process improvement initiative undertaken in 2015, which led to greater operational efficiency and cost savings, was the consolidation of the Glouster, Ohio stand-alone auto bank. In the first quarter of last year, we were able to complete a renovation project on our downtown office that added two drive-thru lanes and an ATM lane onto this office. By allowing our company to eliminate 2.5 full-time equivalent job positions, the consolidation of this stand-alone auto bank facility was immediately accretive to the earnings of our company. Being employee centric, we were able to relocate these job positions without a reduction in force for our company. Through natural attrition, we were able to utilize our associates working at the stand-alone auto bank to fill other available positions within the Athens County marketplace.

Another major initiative undertaken in 2015, to control the noninterest expense levels of our company, was the global implementation of Profit Center Accounting. The successful implementation of this new methodology changed how we evaluate the operational efficiency of each of our branches or “profit centers.” Under this approach, our branch leaders have been fully educated on how to more profitably operate their own individual profit centers. Our profit center leaders can be rewarded by enhancing the profitability of the business unit(s) over which they have control. This process has created more of an “ownership” attitude and has driven our leaders to have a closer focus on the profitability, or “contribution margin,” of each of our individual profit centers. Accordingly, we have experienced an increase in the level of profitability of many of our profit centers. Some of this enhanced profitability has been realized through cost savings achieved by our profit centers. Most of this cost savings relates to the elimination of approximately 7.5 full time job positions. This was accomplished through more proactive management throughout our company, which was a result of this newly initiated Profit Center Accounting concept. Even with these increased efficiencies, we were able to maintain the quality service levels that we demand and our customers expect.

Continuing the containment of noninterest expense levels may be difficult in future periods as we begin to focus on increasing the revenue-line by growing our company. In order to grow our revenue, we will need to assume additional operational overhead, by hiring more support staff and enhancing our facilities, to support the increased level of personnel that is needed to sell our quality products and services. One initiative to set the stage for this planned growth was approved last year and is presently well under way. What this initiative entails is completely renovating our main office located in Martins Ferry, Ohio. This office is our corporate headquarters and is where all of the support functions, that ensure the smooth operation of our profit centers, are located. In order to support the growth of our company envisioned within our strategic plan, we are focused on building the support infrastructure necessary to support a larger sales platform. It is anticipated that this renovation of our main office will be completed by June of this year. This much needed renovation will create the capacity to add both mortgage and commercial loan processors, along with additional loan administration staff, that can support a much larger sales force. Management anticipates that the higher level of noninterest expense created by this undertaking will be more than off-set by the enhanced revenue generated in future periods as we grow our company.

Lowering the Loan Loss Provision: Our company’s credit quality improved over the course of this past year. By having improving credit quality metrics (and considering the concept of proportionality), we were able to reduce our provision for loan losses. This budgeted lowering of the provision for loan losses contributed to our improved earnings. Nonaccrual loans remained relatively stable year-over-year at a level of $1.0 million, or 0.32% of total loans. Net loans charged off (exclusive of overdraft charge offs) came in at $380,000, or 0.12% of total loans, in 2015. This was a vast improvement over the $1.2 million (exclusive of overdraft charge offs), or 0.40% of total loans, charged off in 2014. Our company also saw dramatic improvement in other real estate and repossessions (“OREO”) in 2015, as balances decreased by $783,000, or 68.6%, to the relatively low level of $357,000. Lastly, total allowance for loan losses to total loans was 0.74%, resulting in a total allowance for loan losses to nonperforming loans of 233.5% at year-end. With very solid credit quality and robust coverage, our company should once again be able to lower its loan loss provision in 2016.

Each of these aforementioned factors was critical in allowing our company to grow core earnings in 2015. By keeping a focus in the current year on these same key functional areas, we firmly believe that we will continue to show core earnings improvement, and further improve the overall profitability of our company.

Many of the earnings improvements that we have seen over the course of the past year have come from the process changes and product enhancements that were implemented in recent years. These changes and enhancements have led to operational efficiencies, which have lowered our noninterest expense levels and increased the noninterest income that our company generates. Going forward, we will continue to focus on building our internal infrastructure— as we are presently doing with our loan origination and support platforms— and improve upon the products and services that we offer, such as adding new technology platforms that our customers will demand. In the area of technology, this past year we enhanced our Mobile Banking platform by introducing Remote Deposit Capture. In addition, we focused on electronic payments by setting the ground work to offer Apple Pay™, which was recently rolled out to our customer base. Although initiatives such as these will potentially increase the level of noninterest expense for our company, they will also help us achieve our new primary goal— driving our company’s revenue-line higher! Ultimately, our future success will be determined by the levels of increasing revenue that we realize. Generating higher levels of revenue, on a continual basis, should allow our company to improve our level of performance relative to peer. Our goal is to be one of the most relevant, and highest performing, community banking companies in the entire country. We realize that we need to make further progress in order to achieve this lofty level of performance; but, we firmly believe that we are presently on the proper course to get there!

Our recent internal focus on the operations of our company, to ensure its future growth, reminds me of a story that I heard a couple of years ago about the Chinese Bamboo Tree. This story is an amazing one and is as follows:

“When the seed of the Chinese Bamboo Tree is planted, watered and nurtured, for years it does not outwardly grow as much as an inch. Nothing happens for the first year. There is no sign of growth. Not even a hint. The same thing happens - or does not happen - the second year. And then the third year. The tree is carefully watered and fertilized each year, but nothing shows. No growth. No anything. So it goes as the sun rises and sets for four solid years. The farmer and his wife have nothing tangible to show for this labor or effort. Then, along comes year five. After five years of fertilizing and watering have passed, with nothing to show for it- the bamboo tree suddenly sprouts and grows eighty feet in just six weeks! Did the little tree lie dormant for four years only to grow exponentially in the fifth? Or, was the little tree growing underground, developing a root system strong enough to support its potential for outward growth in the fifth year and beyond? The answer is, of course, obvious. Had the tree not developed a strong unseen foundation, it could not have sustained its life as it grew.”

I assimilate cultivating the “seed” of the Chinese Bamboo Tree to the most recent history of our company. Our keen focus on strengthening the operational foundation upon which our company is built, is akin to the farmer diligently watering his seeds with little result for quite some time. Our “Chinese Bamboo Tree,” which is United Bancorp, Inc., is starting to sprout. But, we still have a long way to go to reach our full potential. In order to ensure that we reach our full potential, we have developed a vision within our company. This forward-thinking focus arose out of our most recent strategic planning and is known as "Mission 2020." Under Mission 2020, our goal is to grow the asset size of United Bancorp, Inc. to a level of $1.0 billion, or greater, by the end of 2020! To achieve this level of growth, we must not only do so organically; but, also, by acquiring other community banks within a strategic footprint. It is envisioned that this footprint will include the Tri-State area of Ohio, West Virginia and Pennsylvania. We have undertaken many initiatives in recent years, which have watered, fertilized and nurtured the “seeds” of our company. In addition to these foundational improvements which have set the stage for growth opportunity, management has also been diligently learning the intricacies of merger and acquisition. In learning the “art of the deal” and developing relationships with the investment entities that will help us achieve the level of growth that we envision, I have great confidence that we have the ability to meet the goals imagined in Mission 2020. As the rising tide lifts all boats, each of us, as United Bancorp, Inc. Shareholders, stands to tremendously benefit with the rising market capitalization of a growing and prosperous company!

A Letter from the President and CEO - Continued

There are many great things happening for our company, and I believe that our future is extremely promising. Our primary market, the Wheeling Metropolitan Statistical Area (MSA), is one of the fastest growing in our entire nation due to the oil and gas boom that is presently taking place. Even though the price of oil has dropped considerably over the course of the past year, which has caused economic slowdown in other regions of the country dependent on oil production, our local region has remained vibrant. We have confidence that our local region will maintain its present vibrancy, since much of the present focus is developing the infrastructure, such as pipelines and drilling pads, necessary for future production. It is hoped that the price of oil recovers to more sustainable levels in the short to intermediate term, which should be supportive of additional growth in the regions that we primarily serve. There is strong belief within the leadership of our local government, that within the next couple of years, an ethane cracker will be built in Southern Belmont County, Ohio. If this project is developed, it is projected that it will create thousands of local construction jobs lasting several years and hundreds of permanent full-time jobs once completed. But, of utmost significance, this project will spur further economic growth, since many manufacturing entities typically locate within close proximity to such ventures. This could be a real game changer for our region, and our company as we seek to grow!

We would not be experiencing our current success without the strong leadership and support of our corporate directors, who have diligently served United Bancorp, Inc. for many years. I would like to recognize two directors who finished their service with our board of directors this past year, Sam Jones and Matt Thomas. Sam retired on December 30, 2015, after achieving the mandatory retirement age of seventy-five, while Matt resigned his position from the board effective January 4, 2016, after having a change in life status. This event occurred when Matt sold his very successful insurance agency at the beginning of this year. I would like to personally thank both of these great men for providing expert guidance and astute leadership during their tenure on our board of directors. After the separation of each of these individuals from our corporate board, it was the wisdom of the present board of directors to not replace either of their open board positions. By not replacing these open positions, the United Bancorp, Inc. Board of Directors has been downsized to the minimum allowed under our corporate code of regulations, which are five. Having the minimum level of directors serving our company at the present time should be advantageous. At this level, we will have adequate capacity to support our ambitious growth goals. With such capacity, we can effect several acquisitions without growing the number of active directors to a level that could be considered excessive.

Overall, this past year was a very good one for our company as we accomplished many of the objectives established under our strategic plan and produced double-digit earnings growth. Our forward challenge is to grow the assets of our company in a fashion that will continue to produce solid and consistent earnings. Having a young and experienced management team should allow our company to grow for many years to come. There are many exciting initiatives, either presently under way or identified as part of our strategic plan, that should continue to drive the growth of our company. I can assure you that our board of directors and management team are committed to executing at a high level and making these initiatives a reality!

As always, we are extremely blessed to have a positive relationship with our shareholders, directors, officers and employees. In this sense, our company is fortunate, and we are thankful that everyone is supportive. Collectively, we will all greatly benefit from this UNITY!

Scott A. Everson
President and Chief Executive Officer
ceo@unitedbancorp.com
February 19, 2016

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

4

Directors

Jon C. Clark[2]

Scott A. Everson[1,2,4]

Gary W. Glessner[1,2]

John R. Herzig[2]

John M. Hoopingarner[1,2]

Terry A. McGhee[1]

Richard L. Riesbeck[1,2,3]

1 = United Bancorp, Inc.	2 = The Citizens Savings Bank
3 = Chairman - United Bancorp Inc.	4 = Chairman - The Citizens Savings Bank

Directors and Officers

DIRECTORS OF UNITED BANCORP, INC.

Scott A. Everson[1]	President & Chief Executive Officer, United Bancorp, Inc.
Chairman, President & Chief Executive Officer, The Citizens Savings Bank, Martins Ferry, Ohio
Gary W. Glessner[2]	Certified Public Accountant, Managing Member of Glessner & Associates, PLLC; Managing Member of G & W Insurance Group, LLC; Managing Member of Wheeling Coin, LLC; Vice President of Windmill Truckers Center, Inc.; Vice President of Glessner Enterprises, Inc.; Member of Red Stripe & Associates, LLC; Managing Member of GW Rentals, LLC
John M. Hoopingarner[1,2,3,4]	Executive Director, Muskingum Watershed Conservancy District, New Philadelphia, Ohio
Terry A. McGhee[1,3]	Past President & Chief Executive Officer, Westerman Inc., Bremen, Ohio
Richard L. Riesbeck[1,2,3,4]	Chairman, United Bancorp, Inc., President, Riesbeck Food Markets, Inc., St. Clairsville, Ohio
James W. Everson	Chairman Emeritus 1969 - 2014

OFFICERS OF UNITED BANCORP, INC.

Scott A. Everson	President & Chief Executive Officer
Matthew F. Branstetter	Senior Vice President - Chief Operating Officer
Randall M. Greenwood	Senior Vice President, Chief Financial Officer & Treasurer
Elmer K. Leeper	Vice President - Chief Retail Banking Officer
Michael A. Lloyd	Vice President - Chief Information Officer
Chad S. Smith	Vice President - Chief Human Resource Officer
Lisa A. Basinger	Corporate Secretary

DIRECTORS OF THE CITIZENS SAVINGS BANK, MARTINS FERRY, OHIO

Jonathan C. Clark, Esq	Attorney at Law, Lancaster, Ohio
Scott A. Everson[1]	President & Chief Executive Officer, United Bancorp, Inc. Chairman, President & Chief Executive Officer, The Citizens Savings Bank, Martins Ferry, Ohio
Gary W. Glessner[1,2]	Certified Public Accountant, Managing Member of Glessner & Associates, PLLC; Managing Member of G & W Insurance Group, LLC; Managing Member of Wheeling Coin, LLC; Vice President of Windmill Truckers Center, Inc.; Vice President of Glessner Enterprises, Inc.; Member of Red Stripe & Associates, LLC; Managing Member of GW Rentals, LLC
John R. Herzig	President, Toland-Herzig Funeral Homes & Crematory, Strasburg, Ohio
John M. Hoopingarner[1,2]	Executive Director, Muskingum Watershed Conservancy District, New Philadelphia, Ohio
Richard L. Riesbeck1,2, ª	Chairman, United Bancorp, Inc., President, Riesbeck Food Markets, Inc., St. Clairsville, Ohio
James W. Everson	Chairman Emeritus 1969 - 2014

1 = Executive Committee            2 = Audit Committee      3 = Compensation Committee

4 = Nominating and Governance Committee       ª = Lead Director

Shareholder Information

United Bancorp, Inc.’s (the Company) common stock trades on The Nasdaq Capital Market tier of The Nasdaq Stock Market under the symbol UBCP, CUSIP #909911109. At year-end 2015, there were 5,385,304 shares issued, held among approximately 2,000 shareholders of record and in street name. The following table sets forth the quarterly high and low closing prices of the Company’s common stock from January 1, 2015 to December 31, 2015 compared to the same periods in 2014 as reported by the NASDAQ.

	2015				2014
	31-Mar	30-Jun	30-Sep	31-Dec	31-Mar	30-Jun	30-Sep	31-Dec
Market Price Range
High ($)	$8.23	9.01	10.90	9.59	$8.85	8.22	8.25	8.20
Low ($)	$7.99	7.81	7.87	8.15	$8.12	7.45	7.91	7.79

Cash Dividends
Quarter ($)	$0.09	0.09	0.09	0.10	$0.08	0.08	0.08	0.09
Cumulative ($)	$0.09	0.18	0.27	0.37	$0.08	0.16	0.24	0.33
Special Cash Dividends	$-	-	-	0.05

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

American Stock Transfer

and Trust Company

Attn: Dividend Reinvestment

6201 15th Avenue, 3rd Floor

Brooklyn, NY 11219

1-800-278-4353

Annual Meeting:

The Annual Meeting of Shareholders will be held at 2:00 p.m., April 20, 2016 at the Corporate Offices in Martins Ferry, Ohio.

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

The growth and success of The Citizens Savings Bank and the United Bancorp, Inc. have been attributed to the association of many dedicated men and women. Having served on the Board of Directors are Edward E. McCombs, 1902-1936; John E. Reynolds, 1902-1940; Dr. J.W. Darrah, 1902-1937; J.A. Crossley, 1902-1903; William M. Lupton, 1902-1902; F.K. Dixon, 1902-1909; Dr. R.H. Wilson, 1902-1905; C.A. Heil, 1903-1909; David Coss, 1904-1938; L.L. Scheele, 1905-1917; A.T. Selby, 1906-1954; H.H. Rothermund, 1907-1912; Dr. J.G. Parr, 1912-1930; T.E. Pugh, 1920-1953; J.J. Weiskircher, 1925-1942; David H. James, 1925-1963; Dr. C.B. Messerly, 1931-1957; H.H. Riethmiller, 1936-1980; E.M. Nickles, 1938-1968; L.A. Darrah, 1939-1962; R.L. Heslop, 1941-1983; Joseph E. Weiskircher, 1943-1975; Edward M. Selby, 1953-1976; David W. Thompson, 1954-1966; Dr. Charles D. Messerly, 1957-1987; James M. Blackford, 1962-1968; John H. Morgan, 1967-1976; Emil F. Snyder, 1968-1975; James H. Cook, 1976-1986; Paul Ochsenbein, 1978-1991; David W. Totterdale, 1981-1995; Albert W. Lash, 1975-1996; Premo R. Funari, 1976-1997; Donald A. Davison, 1963-1997; Harold W. Price, 1999-1999; John H. Clark, Jr., 1976-2001; Dwain R. Hicks, 1999-2002; and Michael A. Ley, 1999-2002, Michael J. Arciello 1992 - 2009, Leon F. Favede, O.D., 1981-2012, Herman E. Borkoski, 1987-2012, James W. Everson, 1969-2014, Robin L. Rhodes, 2007-2015, Andrew C. Phillips 2007-2015, Errol C. Sambuco 1996-2015, Samuel J. Jones 2007-2015 and Matthew C. Thomas 1988-2016. On April 16, 2014, James W. Everson retired from his position as Chairman of the Board with 55 years of service to the Bank and Scott A. Everson was appointed Chairman, President and CEO of The Citizens Savings Bank.

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

In 1998, COMMUNITY became affili-ated with United Bancorp, Inc. of Martins Ferry, Ohio, when United Bancorp purchased The Glouster Community Bank and its holding company, Southern Ohio Community Bancorp, Inc.

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

In the first quarter of 2015, the Company completed a renovation project on our downtown Glouster, Ohio office that added two drive-thru lanes and an ATM lane onto this office. Being able to close the stand-alone auto bank facility was immediately accretive to earnings by allowing our Compnay to eliminate 2.5 full-time equivalent job positions.

Management’s Discussion and Analysis

In the following pages, management presents an analysis of United Bancorp, Inc.’s financial condition and results of operations as of and for the year ended December 31, 2015 as compared to prior years. This discussion is designed to provide shareholders with a more comprehensive review of the operating results and financial position than could be obtained from an examination of the financial statements alone. This analysis should be read in conjunction with the Consolidated Financial Statements and related footnotes and the selected financial data included elsewhere in this report.

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

Financial Condition

Overview

The Company’s net income realized in 2015 generated diluted earnings per share of $0.64 for the year ended December 31, 2015 compared to $0.53 for the year ended December 31, 2014, an increase of 21%. This growth in earnings can be attributed to several factors which are explained below in detail. The Company’s diluted earnings per share for the three months ended December 31, 2015 increased 13% to $0.17 from $0.15 for the three months ended December 31, 2014.

Total Assets (In Thousands)

We are very happy to report on the earnings improvement of our Company, both quarterly and for the year ended December 31, 2015. The increase in the Company’s earnings is reflective of the growth in loan-related earning assets for the Company, especially over the second half of 2015. The Company’s net interest margin decreased slightly for 2015 to a level of 3.64% compared to 3.75% for 2014. This decrease in the net interest margin is attributed to the Company having a higher level of investment securities for 2015 as compared to 2014. Even though the yield on these short-duration securities had somewhat of a dilutive impact on the net interest margin, the increased position in these securities helped keep the Company’s level of investment income relatively stable year-over-year. In addition, the net interest margin was impacted by the downward repricing of the loan portfolio in the low rate environment that continued during the course of this past year. While the Federal Open Market Committee did increase the target for the federal funds rate by 25 basis points in December 2015, this did not impact the Company’s revenue stream given that the adjustment was made so late in the year. Period-over-period, the Company’s average loans increased $4.6 million while gross loans increased by $13.9 million or 4.40%. As previously mentioned, the Company generated strong loan growth during the final two quarters of 2015 which led to an increase in the level of net interest income that the Company realized in each of these final two quarters. It is strongly anticipated that this positive trend will continue in 2016. The Company maintained its funds management policy by keeping the majority of its surplus funding in very liquid, lower-yielding excess reserves at the Federal Reserve, which totaled $30.4 million on an average basis for 2015, and resisting the temptation of extending the duration of its investment portfolio to achieve higher investment yields; although, investment in shorter-duration securities accelerated for the year. As a result, the securities and other restricted stock balance increased by $14.8 million to a level of $38.8 million at year end. On a year-over-year basis, the Company’s credit quality has not changed significantly as nonaccrual loans marginally increased by $86,000 to a level of $1.0 million, or 0.32%, of total loans. Net loans charged off (exclusive of overdraft charge offs) for 2015 were $380,000, or 0.12% of average loans, as compared to $1.2 million (exclusive of overdraft charge offs), or 0.40%, for 2014. In addition, the Company continued to see a decrease in its other real estate and repossessions (“OREO”) as balances decreased by $783,000, or 68.6%, during the course of this past year to a level of $357,000. Lastly, the overall total allowance for loan losses to total loans was 0.74% resulting in a total allowance for loan losses to nonperforming loans of 233.46% at December 31, 2015 compared to 0.76% and 250.45% respectively at December 31, 2014. With this continued trend of improving credit quality and strong coverage, the Company projects a further reduction of its provision for loan losses which should have a positive impact on future earnings.

On the liability-side of the balance sheet, the Company continued to see a positive return on its strategy of attracting additional customers into lower-cost funding accounts while allowing higher-cost funding to run off. Year-over-year, low-cost funding, consisting of demand and savings deposits, increased by $11.1 million while higher-cost time deposit balances decreased by over $10.2 million, helping to reduce the overall interest expense of the Company. The Company continued to see the positive impact of attracting a higher number of active transaction accounts which resulted in service charges on deposit accounts increasing by $127,000, or 4.60%, on a year-over-year basis as of December 31, 2015. It is projected that this trend will continue even with the Government mandated regulations relating to the Dodd-Frank Act being more fully implemented. The heightened implementation of this legislation may potentially have a limiting effect on the level of revenue realized per account which should be offset by the Company’s focus on attracting a higher number of transaction accounts that can generate fee-based income. Lastly, noninterest expense decreased on a year-over-year basis by $656,000 or 5.0%. As previously announced, the Company’s office consolidation in its Glouster, Ohio marketplace was completed late in the first quarter of 2015 and has lead to additional cost savings which should help to further contain noninterest expense in future periods. Our goal is to control our level of noninterest expense while continuing to build and strengthen our operational foundation which should lead to future growth, higher levels of operating income and, ultimately, a higher level of performance. Over the next 24 months, it is projected that the Company’s interest expense will be positively impacted by the repricing of $26 million in fixed-rate advances with the Federal Home Loan Bank (”FHLB”) that are set to mature. The average cost of these advances is 3.66% and, given the current interest rate environment, should lead to continued savings in interest expense. In May 2016, a $6.0 million FHLB advance matures at a rate of 3.28%. If this advance is replaced with a short term borrowing at a current rate of 50 basis points, the Company will save approximately $167,000 annually in interest expense beginning in May 2016. In addition, the Company’s $4.1 million subordinated debenture repriced on January 1, 2016 from a fixed rate of 6.25% to a variable rate of 0.62% based on the three-month LIBOR plus a margin of 1.35%. At this level, the Company will save approximately $177,000 in interest expense annually beginning this year. With our continued focus of shifting lower-yielding liquid assets into higher-yielding quality loans, growing service charge income on deposit accounts, controlling of our noninterest expense, reducing our interest expense in 2016 and the budgeted lowering of our loan loss provision even further, we are projecting continued improvement in our earnings for 2016.

Loans-Net (In Thousands)

The results that we are seeing today are reflective of the somewhat conservative posturing that we undertook in recent years in the aftermath of the Great Recession to protect both our capital base and earnings stream. Most of the earnings improvements that we have seen over the course of the past eighteen months have come from process changes and product enhancements implemented in recent years that have led to operational efficiencies which have lowered our non-interest expense levels while driving higher levels of fee-based revenue for our Company. We are currently pleased with the results that we are now seeing and will continue looking for additional opportunities that will help our organization become more operationally efficient, generate higher levels of revenue and produce higher levels of quality earnings. Being a very well capitalized Bank in today’s environment will allow us to enhance our focus in the coming quarters on further implementing the growth strategy that was initiated late in the second quarter of 2015 which exclusively focuses on driving the loan volumes of our company. This strategy, which entails adding additional origination personnel to our commercial and residential lending platforms and enhancing the lending programs that our Company offers, should generate higher levels of interest and fee-based revenue in the coming quarters. Although it is anticipated that such initiatives will lead to higher non interest expense levels for our Company, the projected revenue generated and earnings produced should be far greater. We have begun to see the results of this initiative with our gross loans increasing by $13.9 million year-over-year. Most of this growth occurred during the last two quarters of this past year. With this recent momentum, we strongly anticipate that this newly initiated revenue enhancement strategy, along with the aforementioned downward pricing of a large portion of our borrowed funds base, should help enhance the overall operating income that our Company generates over the course of the next twenty-four months and drive earnings growth at levels similar to what we have seen in recent quarters. Our Company is beginning to be rewarded by the markets for this level of performance as we have seen the market value of our stock increase from $8.07 at year-end 2014 to $9.59 at year-end 2015, an increase of 19%. With our Company’s present price-to-earnings multiple and projected direction of earnings, we believe that our stock can continue to trade at higher market valuations in the near term. Our number one focus continues to be protecting and growing our shareholders’ investment in our Company through sound and profitable operations and strategic growth. In addition to driving the market value appreciation of our shareholders’ ownership, we will continue striving to reward our owners by paying a solid cash dividend. Our Company’s dividend payout increased 12.1% year-over-year and is presently yielding 4.17% on a forward basis (not including the recently paid special cash dividend.) At this level, our Company’s cash dividend is yielding nearly twice that of the average bank in our country. In addition, on December 29, 2015, the Company paid a special dividend of $0.05 which provides for a total cash dividend payout of $0.42 per common share by our Company in 2015. Overall, we are very pleased with the present operating performance of our Company and the direction that we are going. We look forward to carrying the earnings momentum seen this past year into 2016!

Total Average Earning Assets (In Thousands)

Earning Assets – Loans

Gross loans totaled $315.8 million at December 31, 2014, representing a 4.4% increase to $329.7 million at December 31, 2015. Average loans totaled $313.7 million for 2014, representing a 1.4% increase compared to average loans of $318.3 million for 2015.

The increase in gross loans from December 31, 2014 to December 31, 2015 was primarily an increase in commercial and commercial real estate loans by $20.1 million which was offset by a decrease of $3.8 million in installment loans and a decrease of $2.4 million in residential real estate.

The Company's commercial and commercial real estate loan portfolio represents 70.0% of the total portfolio at December 31, 2015, compared to 66.7% at December 31, 2014. During this past year, we found many new customers within our lending areas and our focus continues on our small business customers that operate in our defined market area. We utilize all the SBA, Ohio Department of Development and State of Ohio loan programs as well as local revolving loan funds to best fit the needs of our customers.

The Company’s installment lending portfolio represented 5.3% of the total portfolio at December 31, 2015, compared to 6.7% at December 31, 2014. The targeted installment lending areas encompass the four geographic areas serviced by the Bank, which are diverse, thereby reducing the risk to changes in economic conditions. Competition for installment loans principally comes from the captive finance companies offering low to zero percent financing for extended terms.

The Company's residential real estate portfolio represents 24.7% of the total portfolio at December 31, 2015, compared to 26.6% at December 31, 2014. Residential real estate loans are comprised of 1, 3, and 5 year adjustable-rate mortgages and 15 fixed rated loans used to finance 1-4 family units. The Company also offers fixed-rate real estate loans through our Secondary Market Real Estate Mortgage Program. Once these fixed rate loans are originated and immediately sold without recourse in what is referred to as the secondary market, the Company does not assume credit risk or interest rate risk in this portfolio. This arrangement is quite common in banks and saves our customers from looking elsewhere for their home financing needs.

In 2015, the interest rate environment continued to be favorable to the secondary market fixed-rate mortgage loan product. However, the secondary market origination volume was impacted by an issue that has developed in the overall industry related to higher risk sub-prime loans. While the Company did not participate in sub-prime lending, the additional regulations and unstable appraisal market have made it more difficult to obtain a loan that is saleable in the secondary market. With these conditions, the Company did recognize a gain on the sale of secondary market loans of $42,000 in 2015 and a gain of $30,000 in 2014.

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

Net Income (In Thousands)

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

Securities available for sale at December 31, 2015 increased $15.3 million, or 79.0%, from 2014, while the last securities in the held to maturity portfolio were either called or matured in 2015. The Company does not anticipate using the held to maturity designation over the near term. The Company’s U.S. Government agency portfolio is subject to increased levels of redemptions due to the call features in this type of investment security. Given the extent of the decrease in overall interest rates, the Company did experience a significant amount of called government agency investment securities during 2015 and to extent in 2014. While the Company has plans to reinvest a portion of these funds in other available-for-sale securities, there is lag between the time when bonds are called and the right investment opportunity is available to the Company. In addition, given the historical low interest rate environment, there is concern on the duration of future purchases in the investment portfolio.

Sources of Funds – Deposits

The Company’s primary source of funds is retail core deposits from individuals and business customers. These core deposits include all categories of time deposits, excluding certificates of deposit greater than $100,000. During 2012, the Company implemented a new marketing strategy promoting newly redesigned deposit account types. Total deposits decreased $941,000 or less that 1.0% from $322.7 million at December 31, 2014 to $323.6 at December 31, 2015, total deposit shifted from higher costing certificates of deposit to lower costing transactional and savings accounts

The Company has a strong deposit base from public agencies, including local school districts, city and township municipalities, public works facilities and others, which may tend to be more seasonal in nature resulting from the receipt and disbursement of state and federal grants. These entities have maintained relatively stable balances with the Company due to various funding and disbursement timeframes.

Certificates of deposit greater than $100,000 are not considered part of core deposits and as such are used to balance rate sensitivity as a tool of funds management. At December 31, 2015, certificates of deposit greater than $100,000 decreased $2.5 million, or 14.8%, from December 31, 2014 totals. During 2014, growth in lower costing deposits contributed to a planned reduction in certificates of deposit. The Company does not differentiate pricing for certificates of deposit that are greater than $100,000.

Alternative financial products are continuously being introduced by our competition whether through traditional banks or brokerage services companies. As a result of this competition, the Company does offer full service brokerage services through LPL Financial®.

Sources of Funds – Securities Sold Under Agreements to Repurchase and Other Borrowed Funds

Other interest-bearing liabilities include securities sold under agreements to repurchase, and Federal Home Loan Bank (“FHLB”) advances. Securities sold under agreements to repurchase decreased approximately $593,000 from December 31, 2014 to December 31, 2015.

Advances from the Federal Home Loan Bank (FHLB) decreased $189,000, or 0.7%, from December 31, 2014 to December 31, 2015.

Performance Overview 2015 to 2014

Net Income

The Company reported net income of $3.2 million in 2015 compared with $2.7 million for 2014, an increase of $573,000, or 21.6%. On a per share basis, the Company’s diluted earnings per share were $0.64 for 2015, as compared to $0.53 for 2014. This earnings performance equates to a 0.79% Return on Average Assets (“ROA”) and an 7.73% Return on Average Equity (“ROE”) for 2014 compared to 0.66% and 6.67%, for 2014.

Net Interest Income

Net interest income, by definition, is the difference between interest income generated on interest-earning assets and the interest expense incurred on interest-bearing liabilities. Various factors contribute to changes in net interest income, including volumes, interest rates and the composition or mix of interest-earning assets in relation to interest-bearing liabilities. Comparing the year ended December 31, 2015 to 2014, the Company’s net interest margin was 3.64% compared to 3.75%, a decrease of 11 basis points

Average interest-earning assets increased $6.8 million in 2015 as compared to 2014 while the associated weighted-average yield on these interest-earning assets decreased from 4.41% in 2014 to 4.24% for 2015. Average interest-bearing liabilities increased $3.1 million in 2015 as compared to 2014, while the associated weighted-average costs on these interest-bearing liabilities decreased from 0.84% in 2014 to 0.77% in 2015.

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

Gross loans were up $13.9 million year-over-year to a level of $329.7 million as of December 31, 2015. During this same period, the Company’s credit quality remained relatively constant as non-accrual loans were up $86,000, or 8.95%, to a level of $1.0 million and net loans charged off were down by $866,000, or 69.48%, to a level of $380,000 (exclusive of overdraft charge off). With this overall improvement in credit quality, the Company decreased the provision for loan losses which was $553,000 for the year ended December 31, 2015 compared to $888,000 for the year ended December 31, 2014, a decrease of $335,000 year-over-year, the provision for losses relating to the Company’s Overdraft Privilege Program increased $27,000 as a result of a customer marketing strategy that has increased active demand deposit accounts now eligible for this program. Overall, the decreased loan loss provision net of loans charged off resulted in a total allowance for loan losses to total loans of 0.74% and a total allowance for loan losses to nonperforming loans of 233.46%, compared to 0.76% and 250.45% at year end 2014. With this continued trend of improving credit quality and coverage, the Company projects a decrease of its provision for loan losses which will have a positive impact on future core earnings.

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

Noninterest income for the year ended December 31, 2015 was $3.8 million, an increase of $104,000, or 2.81%, compared to $3.7 million for the year ended December 31, 2014. A positive effect of attracting a higher number of transaction accounts was the Company’s service charges on deposit accounts increased by $126,000 for 2015 as compared to 2014. It is projected this trend will continue even with the continuing Government mandated regulations relating to the Dodd-Frank Act being more fully implemented, which have had a limiting effect on the level of revenue realized per account. This has been offset by the Company’s focus on attracting more transaction account customers and having a higher overall level of transaction accounts that can generate fee based income.

Noninterest Expense

Noninterest expense for 2015 decreased $656,000, or 5.00%, as compared to 2014.

Salaries and employee benefits decreased $175,000, or 2.7%, from 2014 to 2015. This decrease was primarily due to the Company controlling benefits and insurance costs by implementing certain cost saving strategies over the past several years.

Occupancy and equipment expense decreased $53,000, or 2.7%. As previously announced, the Company’s office consolidation in its Glouster, Ohio marketplace was completed late in the first quarter of 2015 and has lead to additional cost savings which should help to further contain noninterest expense in future periods.

Professional fees decreased $70,000, or 9.3%, for 2015 as compared to 2014. This decrease is due to decreased collection efforts as the Company’s credit quality has improved.

The provision for losses on foreclosed real estate was $60,000 for 2015 as compared to $98,000 for 2014. With the trend of lower other real estate owned it is anticipated the Company will have lower provision for losses on these properties in the upcoming year.

Marketing expense decreased $117,000, or 28.1%, for 2015 as compared to 2014. During 2012, the Company implemented a new marketing strategy focusing on attracting a larger percentage of low cost funding at each of its banking locations by using direct mail. This marketing strategy was utilized since then and other marketing items were eliminated to keep control overall marketing costs to the Company.

In conjunction with the September 2008 branch acquisition from the Federal Deposit Insurance Corporation, the Company recorded an intangible asset of approximately $812,000 consisting of a core deposit intangible. This asset was recorded at fair value and is being amortized over seven years using a straight line method. During 2015, the Company recorded amortization expense of approximately $66,000 and $119,000 during 2014. This asset was fully amortized during 2015. Other expenses decreased $79,000, or 3.5%. No single item contributed significantly to this decrease.

(In thousands)	2015	2014
Noninterest income
Customer service fee	$2,876	$2,750
Gains on sales of loans	42	30
Other income	884	918
Total noninterest income	$3,802	$3,698

Noninterest expense
Salaries and employee benefits	$6,393	$6,568
Occupancy and equipment	1,918	1,971
Provision for losses on foreclosed real estate	60	98
Professional services	679	749
Insurance	253	297
Deposit insurance premiums	236	253
Franchise and other taxes	287	266
Marketing expense	300	417
Printing and office supplies	142	185
Amortization of intangibles	66	119
Other expenses	2,156	2,223
Total noninterest expense	$12,490	$13,146

Income tax expense for 2015 was $1.3 million compared to $923,000 in 2014, an increase of $441,000. The Company’s effective income tax rate was 29.3% in 2015 and 25.8% in 2014. The Company’s effective tax rate is less than the 34% statutory rate due primarily to the effects of nontaxable interest income and earnings on bank owned life insurance policies.

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

The projected volatility of the net present value at both December 31, 2015 and 2014 fall within the general guidelines established by the Board of Directors. The 2015 NPV table shows that in a falling interest rate environment, in the event of a 100 basis point change, the NPV would decrease 11%, and with a 200 basis point change the NPV would decrease 32%. This decrease is the result of fixed rate certificates of deposit and Federal Home Loan Bank advances not repricing in lock step with an immediate downward rate adjustment of 100 and 200 basis points. The other component is that once rates decrease 100 or 200 basis points from current levels we tend to reach a floor on how low depository rates can adjust downward. In an upward change in interest rates, the Company’s NPV would increase 5% with a 100 basis point interest rate increase. In a 200 basis point rate increase, the Company’s NPV would increase 7%. This increase is attributable to a portion of the Company’s loan and investment portfolios that have variable rates. In addition, the Company has approximately $12.7 million in cash and cash equivalents and approximately $246 million, or approximately 74%, in adjustable rate loans at December 31, 2015. As short term rates would rise in a shock analysis, the Company would benefit from an increase in the fed funds rate increase.

(Dollars in Thousands)

Net Portfolio Value - December 31, 2015

Change in Rates	$ Amount	$ Change	% Change
+200	56,848	3,718	7%
+100	55,584	2,454	5%
Base	53,130
-100	47,218	5,912	-11%
-200	40,269	12,861	-24%

(Dollars in Thousands)

Net Portfolio Value - December 31, 2014

Change in Rates	$ Amount	$ Change	% Change
+200	55,305	6,017	12%
+100	52,825	3,537	7%
Base	49,288
-100	42,710	6,578	-13%
-200	36,019	13,269	-27%

The following table is a summary of selected quarterly results of operations for the years ended December 31, 2015 and 2014.

	Three Months Ended
	March 31	June 30	September 30	December 31
	(In thousands, except per share data)
2015

Total interest income	$3,859	$4,040	$4,118	$4,065
Total interest expense	581	582	578	542

Net interest income	3,278	3,458	3,540	3,523

Provision for losses on loans	116	145	126	166
Other income	992	935	987	938
General, administrative and other expense	3,184	3,112	3,182	3,062

Income before income taxes	970	1,136	1,219	1,233
Federal income taxes	276	331	360	367

Net income	$694	$805	$859	$866

Earnings per share
Basic	$0.14	$0.16	$0.17	$0.18
Diluted	$0.14	$0.16	$0.17	$0.17

	Three Months Ended
	March 31	June 30	September 30	December 31
	(In thousands, except per share data)
2014

Total interest income	$4,097	$4,134	$4,135	$4,011
Total interest expense	626	620	615	606

Net interest income	3,471	3,514	3,520	3,405

Provision for losses on loans	216	216	225	231
Other income	838	959	975	926
General, administrative and other expense	3,486	3,299	3,256	3,105

Income before income taxes	607	958	1,014	995
Federal income taxes	122	242	296	263

Net income	$485	$716	$718	$732

Earnings per share
Basic	$0.10	$0.14	$0.14	$0.16
Diluted	$0.10	$0.14	$0.14	$0.15

Average Balances, Net Interest Income and Yields Earned and Rates Paid

The following table provides average balance sheet information and reflects the taxable equivalent average yield on interest-earning assets and the average cost of interest-bearing liabilities for the years ended December 31, 2015 and 2014. The yields and costs are calculated by dividing income or expense by the average balance of interest-earning assets or interest-bearing liabilities.

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

	2015			2014
(Dollars In thousands)		Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-earning assets
Loans	$318,337	15,346	4.82%	$313,691	15,627	4.93%
Taxable securities - AFS	29,427	327	1.11	19,143	259	1.35
Tax-exempt securities - AFS	3,733	225	6.03	5,640	333	5.91
Tax-exempt securities - HTM	195	14	6.99	758	52	6.80
Federal funds sold	25,523	61	0.24	31,080	72	0.23
FHLB stock and other	4,211	212	5.03	4,307	189	4.39
Total interest-earning assets	381,426	16,185	4.24	374,619	16,532	4.41

Noninterest-earning assets
Cash and due from banks	4,700			4,740
Premises and equipment (net)	10,422			10,380
Other nonearning assets	13,437			16,673
Less: allowance for loan losses	(2,634)			(3,025)
Total noninterest-earning assets	25,925			28,768
Total assets	407,351			403,387

Liabilities & stockholders’ equity
Interest-bearing liabilities
Demand deposits	$118,545	110	0.09%	$111,437	$108	0.10%
Savings deposits	73,819	34	0.05	69,285	32	0.05
Time deposits	63,149	860	1.36	73,498	1,041	1.42
FHLB advances	26,623	1,009	3.79	26,833	1,019	3.80
Trust preferred debentures	4,124	258	6.25	4,124	258	6.25
Repurchase agreements	9,769	12	0.12	7,797	9	0.12
Total interest-bearing liabilities	296,029	2,283	0.77	292,974	2,467	0.84

Noninterest-bearing liabilities
Demand deposits	69,427			67,374
Other liabilities	3,554			3,304
Total noninterest-bearing liabilities	72,981			70,678
Total liabilities	369,010			363,652
Total stockholders’ equity	38,341			39,735
Total liabilities & stockholders’ equity	$407,351			$403,387
Net interest income		$13,902			$14,065
Net interest spread			3.47%			3.57%

Net yield on interest-earning assets			3.64%			3.75%

•	For purposes of this schedule, nonaccrual loans are included in loans.
•	Fees collected on loans are included in interest on loans.

Rate/Volume Analysis

The table below describes the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities have affected interest income and expense during 2015. For purposes of this table, changes in interest due to volume and rate were determined using the following methods:

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

Diluted Earnings Per Share

Capital Resources

Internal capital growth, through the retention of earnings, is the primary means of maintaining capital adequacy for the Bank. The Company’s stockholders’ equity was $41.5 million and $40.4 million at December 31, 2015 and 2014, respectively. Total stockholders’ equity in relation to total assets was 10.2% at December 31, 2015 and 10.1% at December 31, 2014.

	2015 Compared to 2014
	Increase/(Decrease)
(In thousands)		Change	Change
	Total	Due To	Due To
	Change	Volume	Rate
Interest and dividend income
Loans	$(281)	$229	$(510)
Taxable securities available for sale	68	120	(52)
Tax-exempt securities available for sale	(108)	(115)	7
Tax-exempt securities held to maturity	(38)	(39)	1
Federal funds sold	(11)	(13)	2
FHLB stock and other	23	(4)	27
Total interest and dividend income	(347)	178	(525)

Interest expense
Demand deposits	2	7	(5)
Savings deposits	2	2	-
Time deposits	(181)	(142)	(39)
FHLB advances	(10)	(8)	(3)
Trust Preferred debentures	-	-	-
Repurchase agreements	3	2	1
Total interest expense	(184)	(139)	(45)

Net interest income	$(163)	$316	$(479)

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

The Company’s Articles of Incorporation permits the creation of a class of preferred shares with 2,000,000 authorized shares. If, utilized, this will enable the Company, at the option of the Board of Directors, to issue series of preferred shares in a manner calculated to take advantage of financing techniques which may provide a lower effective cost of capital to the Company. The class of preferred shares provides greater flexibility to the Board of Directors in structuring the terms of equity securities that may be issued by the Company. As of December 31, 2015 the Company has not issued any preferred shares.

In 2005, a Delaware statutory business trust owned by the Company, United Bancorp Statutory Trust I (“Trust I” or the “Trust”), issued $4.1 million of mandatorily redeemable debt securities. The sale proceeds were utilized to purchase $4.1 million of the Company’s subordinated debentures. The Company’s subordinated debentures are the sole asset of Trust I. The Company’s investment in Trust I is not consolidated herein as the Company is not deemed the primary beneficiary of the Trust. However, the $4.1 million of mandatorily redeemable debt securities issued by the Trust are includible for regulatory purposes as a component of the Company’s Tier 1 Capital. Interest on the Company’s subordinated debentures is fixed at 6.25% through 2015. Effective January 2016 the interest rate is a variable rate per annum, reset quarterly, equal to three month LIBOR plus 1.35% and is payable quarterly. Currently the three month LIBOR rate is approximately 0.62%.

The $4.1 million of net proceeds received by the Company was primarily utilized to fund a $3.4 million note receivable from a newly formed Employee Stock Option Plan (ESOP). The ESOP in turn utilized the note proceeds to purchase $3.4 million of the Company’s treasury stock.

Book Value Per Share

Equity Capital (In Thousands)

Liquidity

Liquidity relates primarily to the Company's ability to fund loan demand, meet deposit customers' withdrawal requirements and provide for operating expenses. Assets used to satisfy these needs consist of cash and due from banks, federal funds sold and securities available-for-sale. These assets are commonly referred to as liquid assets. Liquid assets were $47.3 million at December 31, 2015, compared to $58.9 million at December 31, 2014. Management recognizes securities may need to be sold in the future to help fund loan demand and, accordingly, as of December 31, 2015, $34.6 million of the securities portfolio was classified as available for sale. The Company’s residential real estate portfolio can and has been readily used to collateralize borrowings as an additional source of liquidity. Management believes its current liquidity level is sufficient to meet cash requirements.

The Cash Flow Statements for the periods presented provide an indication of the Company’s sources and uses of cash as well as an indication of the ability of the Company to maintain an adequate level of liquidity. A discussion of the cash flow statements for 2015 and 2014 follows.

The Company experienced a net increase in cash from operating activities in 2015 and 2014. Net cash provided by operating activities totaled $4.3 million and $4.2 million for the years ended December 31, 2015 and 2014, respectively. The adjustments to reconcile net income to net cash from operating activities consisted mainly of depreciation and amortization of premises and equipment and intangibles, gain on sales of loans, securities and other assets, the provision for loan losses, Federal Home Loan Bank stock dividends, net amortization of securities and net changes in other assets and liabilities.

Net cash used in investing activities totaled $30.0 million for the year ended December 31, 2015. For year ended December 31, 2014 net cash provided by investing activities totaled $2.1 million. The changes in net cash from investing activities include loan growth, as well as normal maturities, security calls and reinvestments of securities and premises and equipment expenditures. Proceeds from securities, which matured or were called totaled $41.8 million and $17.2 million in 2015 and 2014, respectively.

Net cash provided by (used in) financing activities totaled ($895,000) and $9.4 million for the years ended December 31, 2015 and 2014, respectively. The net used in financing activities in 2015 was primarily attributable to total deposits not increasing much for the year ended December 31, 2015. The net cash provided by financing activities in 2014 was primarily attributable to an increase in deposits for the year ended December 31, 2014.

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

Report of Independent Registered Public Accounting Firm

Audit Committee, Board of Directors and Stockholders

United Bancorp, Inc.

Martins Ferry, Ohio

We have audited the accompanying consolidated balance sheets of United Bancorp, Inc. as of December 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2015. The Company’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing auditing procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. Our audits also included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of United Bancorp, Inc. as of December 31, 2015, and 2014, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2015, in conformity with accounting principles generally accepted in the United States of America.

Cincinnati, Ohio

March 16, 2016

United Bancorp, Inc.

Consolidated Balance Sheets

Years Ended December 31, 2015 and 2014

(In thousands, except share data)

	2015	2014
Assets
Cash and due from banks	$4,954	$5,170
Interest-bearing demand deposits	7,747	33,994
Cash and cash equivalents	12,701	39,164

Available-for-sale securities	34,623	19,348
Held-to-maturity securities	—	450
Loans, net of allowance for loan losses of $2,437 and $2,400 at December 31, 2015 and 2014, respectively	327,226	313,354
Premises and equipment	10,446	10,071
Federal Home Loan Bank stock	4,210	4,210
Foreclosed assets held for sale, net	357	1,140
Intangible assets	—	66
Accrued interest receivable	803	829
Deferred federal income taxes	521	493
Bank-owned life insurance	11,509	10,747
Other assets	2,728	1,940
Total assets	$405,124	$401,812

Liabilities and Stockholders’ Equity
Liabilities
Deposits
Demand	$188,328	$183,550
Savings	77,672	71,319
Time	57,622	67,812
Total deposits	323,622	322,681
Short-term borrowings	5,691	5,098
Federal Home Loan Bank advances	26,530	26,719
Subordinated debentures	4,124	4,124
Interest payable and other liabilities	3,661	2,800
Total liabilities	363,628	361,422
Stockholders’ Equity
Preferred stock, no par value, authorized 2,000,000 shares; no shares issued	––	––
Common stock, $1 par value; authorized 10,000,000 shares; issued 2015 – 5,385,304 shares, 2014 - 5,385,304 shares	5,385	5,385
Additional paid-in capital	18,245	18,044
Retained earnings	21,443	20,478
Stock held by deferred compensation plan; 2015 – 235,923 shares, 2014 – 230,446 shares	(2,079)	(2,044)
Unearned ESOP compensation	(1,271)	(1,467)
Accumulated other comprehensive income (loss)	(181)	57
Treasury stock, at cost
2015 – 5,744 shares, 2014 – 7,850 shares	(46)	(63)
Total stockholders’ equity	41,496	40,390
Total liabilities and stockholders’ equity	$405,124	$401,812

See Notes to Consolidated Financial Statements

United Bancorp, Inc.

Consolidated Statements of Income

Years Ended December 31, 2015 and 2014

(In thousands except per share data)

	2015	2014
Interest and Dividend Income
Loans	$15,325	$15,603
Securities
Taxable	327	259
Tax-exempt	157	254
Federal funds sold	61	72
Dividends on Federal Home Loan Bank and other stock	212	189
Total interest and dividend income	16,082	16,377

Interest Expense
Deposits	1,005	1,181
Borrowings	1,278	1,286
Total interest expense	2,283	2,467
Net Interest Income	13,799	13,910
Provision for Loan Losses	553	888
Net Interest Income After Provision for Loan Losses	13,246	13,022
Noninterest Income
Customer service fees	2,876	2,750
Net gains on loan sales	42	30
Realized gains on sales of available-for-sale securities	32	27
Earnings on bank-owned life insurance	426	416
BOLI benefit in excess of surrender value	29	35
Realized gains on sales of real estate and other repossessed assets	—	26
Other	397	414
Total noninterest income	3,802	3,698
Noninterest Expense
Salaries and employee benefits	6,393	6,568
Net occupancy and equipment expense	1,918	1,971
Provision for losses on foreclosed real estate	60	98
Professional fees	679	749
Insurance	253	297
Deposit insurance premiums	236	253
Franchise and other taxes	287	266
Marketing expense	300	417
Printing and office supplies	142	185
Amortization of intangible assets	66	119
Realized losses on sale of real estate and other repossessed assets	12	––
Other	2,144	2,223
Total noninterest expense	12,490	13,146

Income Before Federal Income Taxes	4,558	3,574
Provision for Federal Income Taxes	1,334	923
Net Income	$3,224	$2,651
Basic Earnings Per Share	$0.65	$0.54
Diluted Earnings Per Share	$0.64	$0.53

See Notes to Consolidated Financial Statements

United Bancorp, Inc.

Consolidated Statements of Comprehensive Income

Years Ended December 31, 2015 and 2014

(In thousands)

	2015	2014

Net income	$3,224	$2,651
Other comprehensive income (loss), net of tax
Unrealized holding gains (losses) on available-for-sale securities during the period, net of taxes (benefits) of $(17) and $245 for each respective period	(32)	476
Reclassification adjustment for realized gains on available-for-sale securities included in net income, net of tax of $(11) and $(9) each respective period	(21)	(17)
Change in funded status of defined benefit plan, net of benefit of $(83) and taxes of $(89) for each respective period	(158)	(172)
Amortization of prior service included in net periodic pension expense, net of tax (benefits) of $(30) and $(30) for each respective period	(59)	(59)
Amortization of net loss included in net periodic pension cost, net of tax of $16 and $10 for each respective period	32	20

Comprehensive income	$2,986	$2,899

See Notes to Consolidated Financial Statements

United Bancorp, Inc.

Consolidated Statements of Stockholders’ Equity

Years Ended December 31, 2015 and 2014

(In thousands except per share data)

			Treasury	Shares		Accumulated
		Additional	Stock and	Acquired		Other
	Common	Paid-in	Deferred	By	Retained	Comprehensive
	Stock	Capital	Compensation	ESOP	Earnings	Loss	Total
Balance, January 1, 2014	$5,375	$17,750	$(2,005)	$(1,658)	$19,600	$(191)	$38,871

Net income	––	––	––	––	2,651	––	2,651
Other comprehensive income	––	––	––	––	––	248	248
Cash dividends - $0.33 per share	––	––	––	––	(1,773)	––	(1,773)
Shares purchased for deferred compensation plan	––	141	(141)	––	––	––	––
Expense related to share-based compensation plans	––	163	––	––	––	––	163
Restricted stock activity	10	(10)	––	––	––	––	––
Treasury stock activity	––	––	39	––	––	––	39
Amortization of ESOP	––	––	––	191	––	––	191
Balance, December 31, 2014	5,385	18,044	(2,107)	(1,467)	20,478	57	40,390

Net income	––	––	––	––	3,224	––	3,224
Other comprehensive loss	––	––	––	––	––	(238)	(238)
Cash dividends - $0.37 per share	––	––	––	––	(2,259)	––	(2,259)
Shares purchased for deferred compensation plan	––	35	(35)	––	––	––	––
Expense related to share-based compensation plans	––	164	––	––	––	––	164
Treasury stock activity	––	2	17	––	––	––	19
Amortization of ESOP	––	––	––	196	––	––	196
Balance, December 31, 2015	$5,385	$18,245	$(2,125)	$(1,271)	$21,443	$(181)	$41,496

See Notes to Consolidated Financial Statements

United Bancorp, Inc.

Consolidated Statements of Cash Flows

Years Ended December 31, 2015 and 2014

(In thousands)

	2015	2014
Operating Activities
Net income	$3,224	$2,651
Items not requiring (providing) cash
Depreciation and amortization	934	960
Amortization of intangible assets	66	119
Provision for loan losses	553	888
Provision for losses on foreclosed real estate	60	98
Amortization of premiums and discounts on securities-net	1	3
Gain on sale of available-for-sale securities	(32)	(27)
Amortization of mortgage servicing rights	13	15
Deferred income taxes	(175)	120
Originations of loans held for sale	(2,370)	(1,530)
Proceeds from sale of loans held for sale	2,412	1,560
Net gains on sales of loans	(42)	(30)
Amortization of ESOP	196	191
Expense related to share-based compensation plans	164	163
Loss (gain) on sale of real estate and other repossessed assets	12	(26)

Changes in
Bank-owned life insurance	(763)	(236)
Accrued interest receivable	26	193
Other assets	(864)	(937)
Interest payable and other liabilities	860	7

Net cash provided by operating activities	4,275	4,182

Investing Activities
Purchases of available-for-sale securities	(56,997)	(9,300)
Proceeds from maturities of available-for-sale securities	41,331	16,677
Proceeds from maturities of held-to-maturity securities	450	505
Proceeds from sale of available-for-sale securities	355	562
Net change in loans	(14,382)	(7,343)
Mandatory redemption of Federal Home Loan Bank stock	—	600
Purchases of premises and equipment	(1,310)	(309)
Proceeds from sales of foreclosed assets	710	730

Net cash (used in) provided by investing activities	(29,843)	2,122

See Notes to Consolidated Financial Statements

United Bancorp, Inc.

Consolidated Statements of Cash Flows (continued)

Years Ended December 31, 2015 and 2014

(In thousands)

	2015	2014
Financing Activities
Net increase (decrease) in deposits	$941	$12,040
Repayments of Federal home Loan Bank advances	(189)	(272)
Net change in short term borrowings	593	(648)
Cash dividends paid	(2,259)	(1,773)
Treasury stock -net	19	39

Net cash (used in) provided by financing activities	(895)	9,386

(Decrease) increase in Cash and Cash Equivalents	(26,463)	15,690

Cash and Cash Equivalents, Beginning of Year	39,164	23,474

Cash and Cash Equivalents, End of Year	$12,701	$39,164

Supplemental Cash Flows Information
Interest paid on deposits and borrowings	$2,271	$2,476

Federal income taxes paid	$1,180	$1,280

Supplemental Disclosure of Non-Cash Investing Activities
Transfers from loans to foreclosed assets held for sale	$—	$261

Vesting of restricted stock	$39	$203

Unrealized (losses) gain on securities designated as available for sale, net of related tax effects	$(49)	$459

See Notes to Consolidated Financial Statements

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

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

Nature of Operations

The Company’s revenues, operating income and assets are almost exclusively derived from banking. Accordingly, all of the Company’s banking operations are considered by management to be aggregated in one reportable operating segment. Customers are mainly located in Athens, Belmont, Carroll, Fairfield, Harrison, Jefferson and Tuscarawas Counties and the surrounding localities in northeastern, east-central and southeastern Ohio and include a wide range of individuals, businesses and other organizations. The Citizens Bank division conducts its business through its main office in Martins Ferry, Ohio and branches in Bridgeport, Colerain, Dellroy, Dillonvale, Dover, Jewett, New Philadelphia, St. Clairsville East, St. Clairsville West, Sherrodsville, Strasburg and Tiltonsville, Ohio. The Community Bank division conducts its business through its two in Lancaster, Ohio and branches in Amesville, Glouster, and Nelsonville, Ohio.

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

December 31, 2015 and 2014

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

Cash Equivalents

The Company considers all liquid investments with original maturities of three months or less to be cash equivalents. At December 31, 2015 and 2014, cash equivalents consisted primarily of due from accounts with the Federal Reserve and other correspondent Banks.

Currently, the FDIC’s insurance limits are $250,000. At December 31, 2015 and 2014, none of the Company’s cash accounts exceeded the federally insured limit of $250,000.

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

Loans Held for Sale

Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or fair value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income. At December 31, 2015 and 2014, the Company did not have any loans held for sale.

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

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

December 31, 2015 and 2014

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

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

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

December 31, 2015 and 2014

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

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

Intangible Asset

In conjunction with an acquisition, the Company recorded a core deposit intangible asset of approximately $812,000. This asset was recorded at fair value and is being amortized over a seven year period using the straight line method. The carrying amount and accumulated amortization of the core deposit intangible asset at December 31, 2015 and 2014 was:

	Gross Carrying Amount	2015 Accumulated Amortization	2014 Accumulated Amortization
	(In thousands)

Core deposits	$812	$812	$746

Amortization expense was $66,000 and $119,000 for the years ended December 31, 2015 and 2014. The asset is fully amortized at December 31, 2015.

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

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

Uncertain tax positions are recognized if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination. The term more likely than not means a likelihood of more than 50 percent; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances and information available at the reporting date and is subject to management’s judgment. At December 31, 2015, the Company had no uncertain tax positions.

The Company recognizes interest and penalties on income taxes as a component of income tax expense.

The Company files consolidated income tax returns with its subsidiary. With a few exceptions, the Company is no longer subject to the examination by tax authorities for years before 2012.

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

December 31, 2015 and 2014

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

Reclassification

Certain reclassifications have been made to the 2014 financial statements to conform to the 2015 financial statement presentation. These reclassifications had no effect on net income.

Note 2:	Restriction on Cash and Due From Banks

The Company is required to maintain reserve funds in cash and/or on deposit with the Federal Reserve Bank. The reserve required at December 31, 2015 and 2014, was $3.7 million and $4.0 million, respectively.

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

Note 3:	Securities

The amortized cost and approximate fair values, together with gross unrealized gains and losses of securities are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Approximate Fair Value
	(In thousands)
Available-for-sale Securities:
December 31, 2015:
U.S. government agencies	$32,000	$11	$(50)	$31,961
State and political subdivisions	2,637	25	—	2,662

	$34,637	$36	$(50)	$34,623

Available-for-sale Securities:
December 31, 2014:
U.S. government agencies	$14,443	$4	$(67)	$14,380
State and political subdivisions	4,841	105	––	4,946
Equity securities	4	18	––	22

	$19,288	$127	$(67)	$19,348

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Approximate Fair Value
	(In thousands)
Held-to-maturity Securities:

December 31, 2014:
State and political subdivisions	$450	$1	$––	$451

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

The amortized cost and fair value of available-for-sale securities and held-to-maturity securities at December 31, 2015, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties. Maturities for mortgage-backed securities are presented in the table below based on their projected maturities.

	Available-for-sale
	Amortized Cost	Fair Value
	(In thousands)

Within one year	$624	$632
One to five years	33,014	32,989
Five to ten years	999	1,002

Totals	$34,637	$34,623

The carrying value of securities pledged as collateral, to secure public deposits and for other purposes, was $22.6 million and $19.5 million at December 31, 2015 and 2014, respectively.

Certain investments in debt securities are reported in the financial statements at an amount less than their historical cost. The total fair value of these investments at December 31, 2015 and 2014, was $24.0 million and $7.1 million, which represented approximately 69.2% and 35.7%, respectively, of the Company’s available-for-sale and held-to-maturity investment portfolio.

Based on evaluation of available evidence, including recent changes in market interest rates, credit rating information and information obtained from regulatory filings, management believes the declines in fair value for these securities are temporary.

The following tables show the Company’s investments’ gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2015 and 2014:

	December 31, 2015
	Less than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

		(In thousands)

US Government agencies	$23,950	$(50)	$—	$—	$23,950	$(50)

Total temporarily impaired securities	$23,950	$(50)	$—	$—	$23,950	$(50)

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

	December 31, 2014
	Less than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
		(In thousands)

US Government agencies	$1,141	$(2)	$5,935	$(65)	$7,076	$(67)

Total temporarily impaired securities	$1,141	$(2)	$5,935	$(65)	$7,076	$(67)

U. S. Government Agencies

The unrealized losses on the Company’s investments in direct obligations of U. S. Government agencies were caused by interest rate increases. The contractual terms of those investments do not permit the issuer to settle the securities at a price less than the amortized cost bases of the investments. Because the Company does not intend to sell the investments and it is not more likely than not the Company will be required to sell the investments before recovery of their amortized cost bases, which may be maturity, the Company does not consider those investments to be other-than-temporarily impaired at December 31, 2015.

For the year ended December 31 2015, proceeds from the sale of investment securities available-for-sale were $355,000, with gross realized gains of $32,000, and gross realized losses of zero. The gain is included in realized gains on sales of available-for-sale securities, net in the noninterest income section of the statement of income. For the year ended December 31, 2014, proceeds from the sale of investment securities available-for-sale were $562,000, with gross realized gains of $27,000, and gross losses of zero. The gain is included in realized gains on sales of available-for-sale securities, net in the noninterest income section of the statement of income.

Note 4:	Loans and Allowance for Loan Losses

Categories of loans at December 31, include:

	2015	2014
	(In thousands)

Commercial loans	$67,247	$52,286
Commercial real estate	163,459	158,314
Residential real estate	81,498	83,870
Installment loans	17,459	21,284

Total gross loans	329,663	315,754

Less allowance for loan losses	(2,437)	(2,400)

Total loans	$327,226	$313,354

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

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

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

The following tables present the balance in the allowance for loan losses and the recorded investment in loans based on portfolio segment and impairment method as of December 31, 2015 and 2014:

	2015
	Commercial	Commercial Real Estate	Residential	Installment	Unallocated	Total
	(In thousands)
Allowance for loan losses:
Balance, beginning of year	$254	$1,116	$92	$147	$791	$2,400
Provision charged to expense	20	(382)	78	255	582	553
Losses charged off	(117)	(152)	(42)	(400)	––	(711)
Recoveries	27	15	42	111	––	195
Balance, end of year	$184	$597	$170	$113	$1,373	$2,437
Ending balance: individually evaluated for impairment	$9	$172	$––	$––	$––	$181
Ending balance: collectively evaluated for impairment	$175	$425	$170	$113	$1,373	$2,256

Loans:
Ending balance: individually evaluated for impairment	$57	$1,273	$––	$80	$––	$1,410
Ending balance: collectively evaluated for impairment	$67,190	$162,186	$81,498	$17,379	$––	$328,253

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

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

December 31, 2015 and 2014

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

The following table shows the portfolio quality indicators as of December 31, 2015:

Loan Class	Commercial	Commercial Real Estate	Residential	Installment	Total
	(In thousands)

Pass Grade	$67,150	$158,362	$81,498	$17,363	$324,373
Special Mention	39	996	––	––	1,035
Substandard	58	4,101	––	96	4,255
Doubtful	––	––	––	––	––

	$67,247	$163,459	$81,498	$17,459	$329,663

The following table shows the portfolio quality indicators as of December 31, 2014:

Loan Class	Commercial	Commercial Real Estate	Residential	Installment	Total
	(In thousands)

Pass Grade	$51,895	$151,535	$83,870	$21,284	$308,584
Special Mention	265	1,980	––	––	2,245
Substandard	126	4,799	––	––	4,925
Doubtful	––	––	––	––	––

	$52,286	$158,314	$83,870	$21,284	$315,754

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

The Company evaluates the loan risk grading system definitions and allowance for loan losses methodology on an ongoing basis. No significant methodology changes were made during 2015 and 2014.

The following table shows the loan portfolio aging analysis of the recorded investment in loans as of December 31, 2015:

	30-59 Days Past Due and Accruing	60-89 Days Past Due and Accruing	Greater Than 90 Days and Accruing	Non Accrual	Total Past Due and Non Accrual	Current	Total Loans Receivable
	(In thousands)
Commercial	$141	$––	$––	$63	$204	$67,043	$67,247
Commercial real estate	319	––	132	250	701	162,758	163,459
Residential	737	500	––	599	1,836	79,662	81,498
Installment	220	71	––	132	423	17,036	17,459
Total	$1,417	$571	$132	$1,044	$3,164	$326,499	$329,663

The following table shows the loan portfolio aging analysis of the recorded investment in loans as of December 31, 2014:

	30-59 Days Past Due and Accruing	60-89 Days Past Due and Accruing	Greater Than 90 Days and Accruing	Non Accrual	Total Past Due and Non Accrual	Current	Total Loans Receivable
	(In thousands)
Commercial	$––	$––	$––	$46	$46	$52,240	$52,286
Commercial real estate	394	––	127	247	768	157,546	158,314
Residential	292	17	––	658	967	82,903	83,870
Installment	70	11	––	7	88	21,196	21,284
Total	$756	$28	$127	$958	$1,869	$313,885	$315,754

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

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

The following table presents impaired loans for the year ended December 31, 2015:

	Recorded Balance	Unpaid Principal Balance	Specific Allowance	Average Investment in Impaired Loans	Interest Income Recognized
	(In thousands)
Loans without a specific valuation allowance:
Commercial	$44	$74	$––	$74	$4
Commercial real estate	464	464	––	857	35
Installment	80	203	––	213	14

	588	538	––	1,144	53
Loans with a specific valuation allowance:
Commercial	13	49	9	49	5
Commercial real estate	809	961	172	1,010	36

	822	1,010	181	1,059	41

Total:
Commercial	$57	$117	$9	$123	$9
Commercial Real Estate	$1,273	$1,425	$172	$1,867	$71
Installment	$80	$203	$—	$213	$14

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

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

At December 31, 2015 and 2014, the Company had certain loans that were modified in troubled debt restructurings and impaired.  The modification of terms of such loans included one or a combination of the following:  an extension of maturity, a reduction of the stated interest rate or a permanent reduction of the recorded investment in the loan.

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

The following tables present information regarding troubled debt restructurings by class and by type of modification for the years ended December 31, 2015 and 2014:

	Year Ended December 31, 2015
	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
		(In thousands)

Commercial	2	$40	$40
Commercial real estate	1	62	62

	Year Ended December 31, 2015
	Interest Only	Term	Combination	Total Modification
		(In thousands)

Commercial	$––	$40	$––	$40
Commercial real estate	––	62	––	62

	Year Ended December 31, 2014
	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
		(In thousands)

Commercial real estate	2	$155	$155

	Year Ended December 31, 2014
	Interest Only	Term	Combination	Total Modification
		(In thousands)

Commercial real estate	$—	$155	$—	$155

During the 2015, troubled debt restructurings did not have an impact on the allowance for loan losses. During 2014, troubled debt restructurings described above increased the allowance for loan losses by $87,000. At December 31, 2015 and 2014 and for the years ended, there were no material defaults of any troubled debt restructurings that were modified in the last 12 months. The Company generally considers TDR’s that become 90 days or more past due under the modified terms as subsequently defaulted.

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

Note 5:	Premises and Equipment

Major classifications of premises and equipment, stated at cost, are as follows:

	2015	2014
	(In thousands)

Land, buildings and improvements	$15,650	$15,009
Furniture and equipment	11,361	10,798
Computer software	2,037	1,990

	29,048	27,797
Less accumulated depreciation	(18,602)	(17,726)

Net premises and equipment	$10,446	$10,071

Note 6:	Time Deposits

Time deposits in denominations of $100,000 or more were $14.2 million at December 31, 2015 and $16.7 million at December 31, 2014.

At December 31, 2015, the scheduled maturities of time deposits are as follows:

Due during the year ending December 31,	(In thousands)
2016	$31,530
2017	12,101
2018	7,939
2019	2,025
2020	2,195
Thereafter	1,832

$57,622

Note 7:	Borrowings

At December 31, advances from the Federal Home Loan Bank were as follows:

	2015	2014
	(In thousands)
Maturities May 2016 through August 2025, primarily at fixed rates ranging from 3.08% to 6.65%, averaging 3.80%	$26,530	$––
Maturities May 2016 through August 2025, primarily at fixed rates ranging from 3.08% to 6.65%, averaging 3.81%	––	26,719

	$26,530	$26,719

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

At December 31, 2015 required annual principal payments on Federal Home Loan Bank advances were as follows:

For the year ending December 31,	(In thousands)
2016	$6,175
2017	20,122
2018	113
2019	42
2020	19
Thereafter	59

$26,530

At December 31, 2015 and 2014, as a member of the Federal Home Loan Bank system the Bank had the ability to obtain up to $60.6 million and $58.3 million, respectively, in additional borrowings based on securities and certain loans pledged to the FHLB. At December 31, 2015 and 2014, the Bank had approximately $122.1 million and $122.8 million, respectively of one- to four-family residential real estate and commercial real estate loans pledged as collateral for borrowings. Also at December 31, 2015 and 2014, the Company and the Bank have cash management lines of credit with various correspondent banks (excluding FHLB cash management lines of credit) enabling additional borrowings of up to $15.0 million.

Short-term borrowings include approximately $5.7 million and $5.1 million at December 31, 2015 and 2014, respectively, of securities sold under agreements to repurchase.

Securities sold under agreements to repurchase are financing arrangements whereby the Company sells securities and agrees to repurchase the identical securities at the maturities of the agreements at specified prices. Physical control is maintained for all securities sold under repurchase agreements. Information concerning securities sold under agreements to repurchase is summarized as follows:

	2015	2014
	(Dollars in thousands)

Balance outstanding at year end	$5,691	$5,098
Average daily balance during the year	$9,769	$7,797
Average interest rate during the year	0.12%	0.12%
Maximum month-end balance during the year	$12,934	$9,589
Weighted-average interest rate at year end	0.12%	0.12%

All repurchase agreements are subject to term and conditions of repurchase/security agreements between the Company and the customer and are accounted for as secured borrowings. The Company’s repurchase agreements reflected in short-term borrowings consist of customer accounts and securities which are pledged on an individual security basis.

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

The following table presents the Company’s repurchase agreements accounted for as secured borrowings:

Remaining Contractual Maturity of the Agreement

	(In thousands)
December 31, 2015	Overnight and Continuous	Up to 30 Days	30-90 Days	Greater than 90 Days	Total

Repurchase Agreements
U.S. government agencies	$1,622	$––	$––	$––	$1,622
State and political subdivisions	4,069	––	––	––	4,069
Total	$5,691	$––	$––	$––	$5,691

Securities with an approximate carrying value of $8.5 million at December 31, 2015, respectively, were pledged as collateral for repurchase borrowings.

Note 8:	Subordinated Debentures

In 2005, a Delaware statutory business trust owned by the Company, United Bancorp Statutory Trust I (“Trust I” or the “Trust”), issued $4.1 million of mandatorily redeemable debt securities. The sale proceeds were utilized to purchase $4.1 million of the Company’s subordinated debentures which mature in 2035. The Company’s subordinated debentures are the sole asset of Trust I. The Company’s investment in Trust I is not consolidated herein as the Company is not deemed the primary beneficiary of the Trust. However, the $4.1 million of mandatorily redeemable debt securities issued by the Trust are includible for regulatory purposes as a component of the Company’s Tier I Capital. Interest on the Company’s subordinated debentures is equal to three month LIBOR plus 1.35% and is payable quarterly.

Note 9:	Income Taxes

The provision for income taxes includes these components:

	2015	2014
	(In thousands)

Taxes currently payable	$1,509	$803
Deferred income taxes (benefit)	(175)	120

Income tax expense	$1,334	$923

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

A reconciliation of income tax expense at the statutory rate to the Company’s actual income tax expense is shown below:

	2015	2014
	(In thousands)

Computed at the statutory rate (34%)	$1,550	$1,215
(Decrease) increase resulting from
Tax exempt interest	(66)	(100)
Earnings on bank-owned life insurance - net	(159)	(157)
Other	9	(35)

Actual tax expense	$1,334	$923

The tax effects of temporary differences related to deferred taxes shown on the balance sheets were:

	2015	2014
	(In thousands)

Deferred tax assets
Allowance for loan losses	$372	$305
Stock based compensation	366	373
Allowance for losses on foreclosed real estate	82	104
Deferred compensation	760	748
Intangible assets	143	138
Non-accrual loan interest	47	38
Unrealized losses on securities available for sale	5	––

Total deferred tax assets	1,775	1,706

Deferred tax liabilities
Depreciation	(109)	(256)
Deferred loan costs, net	(180)	(205)
Accretion	(2)	(2)
FHLB stock dividends	(510)	(510)
Mortgage servicing rights	(20)	(25)
Employee benefit expense	(162)	(195)
Unrealized gains on securities available for sale	––	(20)

Total deferred tax liabilities	(983)	(1,213)

Net deferred tax asset	$792	$493

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

Note 10:	Accumulated Other Comprehensive Income (Loss)

The components of accumulated other comprehensive income (loss), included in stockholders’ equity, are as follows:

	2015	2014
	(In thousands)

Net unrealized (loss) gain on securities available-for-sale	$(14)	$60
Net unrealized (loss) gain for funded status of defined benefit plan liability	(261)	25

	(275)	85
Tax effect	94	(28)

Net-of-tax amount	$(181)	$57

Note 11:	Regulatory Matters

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

In July 2013, the Federal Reserve approved final rules, referred to herein as the Basel III Rules, establishing a new comprehensive capital framework for U.S. banking organizations. The Basel III Rules generally implement the Basel Committee on Banking Supervision’s December 2010 final capital framework referred to as “Basel III” for strengthening international capital standards. The Basel III Rules substantially revise the risk-based capital requirements applicable to bank holding companies and their depository institution subsidiaries, including the Company and Citizens, as compared to the current U.S. general risk-based capital rules. The Basel III Rules revise the definitions and the components of regulatory capital, as well as address other issues affecting the computation of regulatory capital ratios. The Basel III rules added another capital ratio component “Tier 1 Common Capital Ratio” which is a measurement of a bank’s core equity capital compared with its total risk-weighted assets The Basel III Rules also prescribe a new standardized approach for risk weightings that expand the risk-weighting categories from the current categories to a larger more risk-sensitive number of categories, depending on the nature of the assets, generally ranging from 0% for U.S. government and agency securities, to 600% for certain equity exposures, and resulting in higher risk weights for a variety of asset classes. The Basel III capital rules became effective for the Company and Citizens on January 1, 2015, subject to phase-in periods for certain components. The Company’s management believes that the Company and Citizens will be able to meet targeted capital ratios upon implementation of the revised requirements as finalized.

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

As of December 31, 2015, the Company exceeded its minimum regulatory capital requirements with a total risk-based capital ratio of 14.7%, common equity tier 1 ratio of 12.6%, Tier 1 risk-based capital ratio of 13.9% and a Tier 1 leverage ratio of 10.9%.

As of December 31, 2015, the most recent notification from Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Bank must maintain capital ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank’s category.

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

The Company’s and Bank’s actual capital amounts and ratios are presented in the following table.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
As of December 31, 2015
Total Capital (to Risk-Weighted Assets)
Consolidated	$46,854	14.7%	$25,573	8.0%	N/A	N/A
Citizens	41,858	13.2	25,378	8.0	$31,722	10.0%

Common Equity Tier 1 Capital (to Risk-Weighted Assets)
Consolidated	$40,417	12.6%	$14,385	4.5%	N/A	N/A
Citizens	39,421	12.4	14,275	4.5	$20,619	6.5%

Tier I Capital (to Risk-Weighted Assets)
Consolidated	$44,417	13.9%	$19,179	6.0%	N/A	N/A
Citizens	39,421	12.4	19,033	6.0	$25,378	8.0%

Tier I Capital (to Average Assets)
Consolidated	$44,417	10.9%	$16,376	4.0%	N/A	N/A
Citizens	39,421	9.7	16,200	4.0	$20,251	5.0%

As of December 31, 2014
Total Capital (to Risk-Weighted Assets)
Consolidated	$46,668	15.3%	$24,382	8.0%	N/A	N/A
Citizens	40,940	13.5	24,209	8.0	$30,261	10.0%

Common Equity Tier 1 Capital (to Risk-Weighted Assets)
Consolidated	N/A	N/A	N/A	N/A	N/A	N/A
Citizens	N/A	N/A	N/A	N/A	N/A	N/A

Tier I Capital (to Risk-Weighted Assets)
Consolidated	$44,259	14.5%	$12,191	4.0%	N/A	N/A
Citizens	38,531	12.7	12,104	4.0	$18,157	6.0%

Tier I Capital (to Average Assets)
Consolidated	$44,259	11.0%	$16,133	4.0%	N/A	N/A
Citizens	38,531	9.6	16,071	4.0	$20,088	5.0%

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

Note 12:	Related Party Transactions

At December 31, 2015 and 2014, the Bank had loan commitments outstanding to executive officers, directors, significant stockholders and their affiliates (related parties). In management’s opinion, such loans and other extensions of credit and deposits were made in the ordinary course of business and were made on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons. Further, in management’s opinion, these loans did not involve more than normal risk of collectibility or present other unfavorable features. Such loans are summarized below.

	2015	2014
	(In thousands)

Aggregate balance – January 1	$9,684	$5,260
New loans	1,474	6,668
Repayments	(612)	(2,244)

Aggregate balance – December 31	$10,546	$9,684

Deposits from related parties held by the Bank at December 31, 2015 and 2014, totaled $1.2 million and $893,000, respectively.

Note 13:	Benefit Plans

Pension and Other Postretirement Benefit Plans

The Company has a noncontributory defined benefit pension plan covering all employees who meet the eligibility requirements. The Company’s funding policy is to make the minimum annual contribution that is required by applicable regulations, plus such amounts as the Company may determine to be appropriate from time to time. The Company expects to contribute $314,000 to the plan in 2016.

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

The Company uses a December 31st measurement date for the plan. Effective January 1, 2014, the Company amended the plan so that benefits earned under the Final Average Earnings plan design are frozen and all employees will earn future benefits under the Career Average Earnings plan design. Information about the plan’s funded status and pension cost follows:

	Pension Benefits
	2015	2014
	(In thousands)
Change in benefit obligation
Beginning of year	$(3,897)	$(3,246)
Service cost	(341)	(294)
Interest cost	(191)	(139)
Actuarial gain (loss)	187	(280)
Benefits paid	274	63

End of year	(3,968)	(3,896)

Change in fair value of plan assets
Beginning of year	4,485	3,947
Actual return on plan assets	(51)	351
Employer contribution	298	250
Benefits paid	(274)	(63)

End of year	4,458	4,485

Funded status at end of year	$490	$589

Amounts recognized in accumulated other comprehensive loss not yet recognized as components of net periodic benefit cost consist of:

	Pension Benefits
	2015	2014
	(In thousands)

Unamortized net loss	$1,196	$998
Unamortized prior service	(935)	(1,023)

	$261	$(25)

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

The estimated net loss and prior service credit for the defined benefit pension plan that will be amortized from accumulated other comprehensive income as a credit into net periodic benefit cost over the next fiscal year is approximately $89,000. The accumulated benefit obligation for the defined benefit pension plan was $3.8 million and $3.8 million at December 31, 2015 and 2014, respectively.

Information for the pension plan with respect to accumulated benefit obligation and plan assets is as follows:

	December 31,
	2015	2014
	(In thousands)

Projected benefit obligation	$3,968	$3,896
Accumulated benefit obligation	$3,804	$3,847
Fair value of plan assets	$4,458	$4,485

	December 31,
	2015	2014
	(In thousands)

Components of net periodic benefit cost
Service cost	$341	$294
Interest cost	191	139
Expected return on plan assets	(377)	(331)
Amortization of prior service (credit) cost	(89)	(89)
Amortization of net loss	43	30

Net periodic benefit cost	$109	$43

Significant assumptions include:

	Pension Benefits
	2015	2014

Weighted-average assumptions used to determine benefit obligation:
Discount rate	5.26%	4.98%
Rate of compensation increase	3.00%	3.00%

Weighted-average assumptions used to determine benefit cost:
Discount rate	5.26%	4.34%
Expected return on plan assets	7.50%	8.00%
Rate of compensation increase	3.00%	3.00%

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

The Company has estimated the long-term rate of return on plan assets based primarily on historical returns on plan assets, adjusted for changes in target portfolio allocations and recent changes in long-term interest rates based on publicly available information. The long-term rate of return did not change from 2014 to 2015.

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid as of December 31, 2015:

Pension Benefits
(In thousands)

2016	$413
2017	470
2018	372
2019	216
2020	753
2021-2024	1,561

Total	$3,785

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

The asset allocation strategy of the plan is designed to allow flexibility in the determination of the appropriate investment allocations between equity and fixed income investments. This strategy is designed to help achieve the actuarial long term rate on plan assets of 7.5%. The target asset allocation percentages for both 2015 and 2014 are as follows:

Large-Cap stocks	Not to exceed 60%
SMID-Cap stocks	Not to exceed 20%
International equity securities	Not to exceed 15%
Fixed income investments	Not to exceed 40%
Alternative investments	Not to exceed 20%

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

At December 31, 2015 and 2014, the fair value of plan assets as a percentage of the total was invested in the following:

	December 31,
	2015	2014

Equity securities	75.3%	77.9%
Debt securities	23.9	22.0
Cash and cash equivalents	0.8	0.1

	100.0%	100.0%

Pension Plan Assets

Following is a description of the valuation methodologies used for pension plan assets measured at fair value on a recurring basis, as well as the general classification of pension plan assets pursuant to the valuation hierarchy.

Where quoted market prices are available in an active market, plan assets are classified within Level 1 of the valuation hierarchy. Level 1 plan assets include investments in mutual funds that involve equity, bond and money market investments. All of the Plan’s assets are classified as Level 1. If quoted market prices are not available, then fair values are estimated by using pricing models, quoted prices of plan assets with similar characteristics or discounted cash flows. In certain cases where Level 1 or Level 2 inputs are not available, plan assets are classified within Level 3 of the hierarchy. At December 31, 2015 and 2014, the Plan did not contain Level 2 or Level 3 investments.

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

The fair values of Company’s pension plan assets at December 31st, by asset category are as follows:

December 31, 2015
		Fair Value Measurements Using
Asset Category	Total Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In thousands)

Mutual money market	$37	$37	$––	$––
Mutual funds – equities
International	494	494	––	––
Large Cap	1,876	1,876	––	––
Small and Mid Cap	985	985	––	––
Mutual funds – fixed income
Core bond	845	845	––	––
High yield corporate	221	221	––	––

Total	$4,458	$4,458	$––	$––

December 31, 2014
		Fair Value Measurements Using
Asset Category	Total Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In thousands)

Mutual money market	$33	$33	$––	$––
Mutual funds – equities
International	464	464	––	––
Large Cap	1,828	1,828	––	––
Small and Mid Cap	1,202	1,202	––	––
Mutual funds – fixed income
Core bond	712	712	––	––
High yield corporate	246	246	––	––

Total	$4,485	$4,485	$––	$––

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

Employee Stock Ownership Plan

The Company has an Employee Stock Ownership Plan (“ESOP”) with an integrated 401(k) plan covering substantially all employees of the Company. The ESOP acquired 354,551 shares of Company common stock at $9.64 per share in 2005 with funds provided by a loan from the Company. Accordingly, $3.4 million of common stock acquired by the ESOP was shown as a reduction of stockholders’ equity. Shares are released to participants proportionately as the loan is repaid. Dividends on allocated shares are recorded as dividends and charged to retained earnings. Compensation expense is recorded equal to the fair market value of the stock when contributions, which are determined annually by the Board of Directors of the Company, are made to the ESOP. The Company’s 401(k) matching percentage was 50% of the employees’ first 6% of contributions for 2015 and 2014.

ESOP and 401(k) expense for the years ended December 31, 2015 and 2014 was approximately $196,000 and $191,000, respectively.

Share information for the ESOP is as follows at December 31, 2015 and 2014:

	2015	2014

Allocated shares at beginning of the year	$199,242	$171,930
Shares released for allocation during the year	23,635	23,635
Net shares acquired on reinvestment of cash or (distributed) due to retirement/diversification	44,681	3,677
Unearned shares	118,176	141,811

Total ESOP shares	385,734	341,053

Fair value of unearned shares at December 31st	$1,133,000	$1,144,000

At December 31, 2015, the fair value of the 199,242 allocated shares held by the ESOP was approximately $2,566,000.

Split Dollar Life Insurance Arrangements

The Company has split-dollar life insurance arrangements with its executive officers and certain directors that provide certain death benefits to the executive’s beneficiaries upon his or her death. The agreements provide a pre- and post-retirement death benefit payable to the beneficiaries of the executive in the event of the executive’s death. The Company has purchased life insurance policies on the lives of all participants covered by these agreements in amounts sufficient to provide the sums necessary to pay the beneficiaries, and the Company pays all premiums due on the policies. In the case of an early separation from the Company, the nonvested executive portion of the death benefit is retained by the Company. The accumulated post retirement benefit obligation was $1.4 million at December 31, 2015 and $1.4 million at December 31, 2014.

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

Note 14:       Restricted Stock Plan

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

A summary of the status of the Company’s nonvested restricted shares as of December 31, 2015, and changes during the year then ended, is presented below:

	Shares	Weighted- Average Grant-Date Fair Value

Nonvested, beginning of year	160,000	$8.44
Granted	15,000	8.17
Vested	(20,000)	8.40
Forfeited	(15,000)	9.09
Nonvested, end of year	140,000	$8.39

Total compensation cost recognized in the income statement for share-based payment arrangements during the years ended December 31, 2015 and 2014 was $158,000 and $152,000, respectively. The recognized tax benefits related thereto were $54,000 and $52,000, for the years ended December 31, 2015 and 2014, respectively.

As of December 31, 2015 and 2014, there was $412,000 and $654,000, respectively, of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the Plan. That cost is expected to be recognized over a weighted-average period of 4.3 years.

The Company’s Employee Share Option Plan, which was stockholder approved, permitted the grant of share options to it employees. During 2015 the remaining 53,714 that were previously granted expired without being exercised.

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

Note 15:       Earnings Per Share

Earnings per share (EPS) were computed as follows:

	Year Ended December 31, 2015
	Net Income	Weighted- Average Shares	Per Share Amount
	(In thousands)

Net income	$3,224

Dividends on non-vested restricted stock	(67)

Net income allocated to stockholders	3,157

Basic earnings per share
Income available to common stockholders	––	4,856,735	$0.65

Effect of dilutive securities
Restricted stock awards	––	76,421

Diluted earnings per share
Income available to common stockholders and assumed conversions	$3,157	4,933,156	$0.64

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

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

December 31, 2015 and 2014

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

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

The following tables present the fair value measurements of assets recognized in the accompanying balance sheets measured at fair value on a recurring basis and the level within the fair value hierarchy in which the fair value measurements fall at December 31, 2015 and 2014:

		December 31, 2015 Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In thousands)
U.S government agencies	$31,961	$––	$31,961	$––

State and political subdivisions	2,662	––	2,662	––

		December 31, 2014 Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In thousands)
U.S government agencies	$14,380	$––	$14,380	$––

State and political subdivisions	4,946	––	4,946	––

Equity securities	22	22	––	––

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

December 31, 2015 and 2014

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

The following tables present the fair value measurements of assets recognized in the accompanying balance sheets measured at fair value on a non-recurring basis and the level within the fair value hierarchy in which the fair value measurements fall at December 31, 2015 and 2014:

		December 31, 2015 Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In thousands)

Collateral dependent impaired loans	$641	$––	$––	$641
Foreclosed assets held for sale	327	––	––	327

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

		December 31, 2014 Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In thousands)

Collateral dependent impaired loans	$301	$––	$––	$301
Foreclosed assets held for sale	991	––	––	991

Unobservable (Level 3) Inputs

The following tables present quantitative information about unobservable inputs used in recurring and nonrecurring Level 3 fair value measurements.

	Fair Value at 12/31/15	Valuation Technique	Unobservable Inputs	Range
	(In thousands)

Collateral-dependent impaired loans	$641	Market comparable properties	Comparability adjustments	Not available

Foreclosed assets held for sale	327	Market comparable properties	Marketability discount	10% – 35%

	Fair Value at 12/31/14	Valuation Technique	Unobservable Inputs	Range
	(In thousands)

Collateral-dependent impaired loans	$301	Market comparable properties	Comparability adjustments	Not available

Foreclosed assets held for sale	991	Market comparable properties	Marketability discount	10% – 35%

There were no significant changes in the valuation techniques used during 2015.

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

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

		Fair Value Measurements Using
	Carrying Amount	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In thousands)
December 31, 2015

Financial assets
Cash and cash equivalents	$12,701	$12,701	$––	$––
Loans, net of allowance	327,226	––	––	325,354
Federal Home Loan Bank stock	4,210	––	4,210	––
Accrued interest receivable	803	––	803	––

Financial liabilities
Deposits	323,622	––	307,172	––
Short term borrowings	5,691	––	5,691	––
Federal Home Loan Bank advances	26,530	––	27,347	––
Subordinated debentures	4,124	––	3,238	––
Interest payable	123	––	123	––

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

The classification of the assets and liabilities pursuant to the valuation hierarchy as of December 31, 2014 in the following table have not been audited. The fair value has been derived from the December 31, 2014 audited consolidated financial statements.

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

December 31, 2015 and 2014

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

Commitments to Originate Loans, Letters of Credit and Lines of Credit

The fair value of commitments to originate loans is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair values of letters of credit and lines of credit are based on fees currently charged for similar agreements or on the estimated cost to terminate or otherwise settle the obligations with the counterparties at the reporting date. Fair values of commitments were not material at December 31, 2015 and 2014.

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

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

At December 31, 2015 and 2014, total commercial and commercial real estate loans made up 70.0% and 66.7%, respectively, of the loan portfolio. Installment loans account for 5.3% and 6.7%, respectively, of the loan portfolio. Real estate loans comprise 24.7% and 26.6% of the loan portfolio as of December 31, 2015 and 2014, respectively, and primarily include first mortgage loans on residential properties and home equity lines of credit.

Included in cash and due from banks as of December 31, 2015 and 2014, is $7.8 million and $34.4 million, respectively, of deposits with the Federal Reserve Bank of Cleveland.

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

At December 31, 2015 and 2014, the Company had outstanding commitments to originate variable rate loans aggregating approximately $11.3 million and $9.2 million, respectively. The commitments extended over varying periods of time with the majority being disbursed within a one-year period.

Mortgage loans in the process of origination represent amounts that the Company plans to fund within a normal period of 60 to 90 days, some of which are intended for sale to investors in the secondary market. The Company did not have any mortgage loans in the process of origination which are intended for sale at December 31, 2015 or 2014.

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

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

The Company did not have any total outstanding standby letters of credit at December 31, 2015. The Company had total outstanding standby letters of credit amounting to $220,000, at December 31, 2014, with terms not exceeding nine months. At both December 31, 2015 and 2014, the Company had no deferred revenue under standby letter of credit agreements.

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

At December 31, 2015, the Company had granted unused lines of credit to borrowers aggregating approximately $18.6 million and $36.4 million for commercial lines and open-end consumer lines, respectively. At December 31, 2014, the Company had granted unused lines of credit to borrowers aggregating approximately $13.9 million and $35.6 million for commercial lines and open-end consumer lines, respectively.

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

Note 19:	Recent Accounting Pronouncements

In May 2014, the FASB issued ASU No. 2014-09 Revenue from Contracts with Customers (Topic 606) (ASU 2014-09). This update to the ASC is the culmination of efforts by the FASB and the International Accounting Standards Board (IASB) to develop a common revenue standard for U.S. GAAP and International Financial Reporting Standards (IFRS). ASU 2014-09 supersedes Topic 605 – Revenue Recognition and most industry-specific guidance. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The guidance in ASU 2014-09 describes a 5-step process entities can apply to achieve the core principle of revenue recognition and requires disclosures sufficient to enable users of financial statements to understand the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers and the significant judgments used in determining that information. Originally, the amendments in ASU 2014-09 are effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period and early application is not allowed. In July 2015, the FASB extended the implementation date to December 15, 2017. The Company is currently evaluating the effects of ASU 2014-09 on its financial statements and disclosures, if any.

ASU No. 2014-11, Transfer and Servicing (Topic) 860): Repurchase-to-Maturity Transactions, Repurchase Financings, and Disclosures

ASU No. 2014-11 was issued in June 2014 and requires two accounting changes:

The accounting for repurchase-to-maturity transactions is changed to secured borrowings accounting, and for repurchase financing arrangements, separate accounting is required for a transfer of a financial asset executed contemporaneously with a repurchase agreement with the same counterparty, which results in secured borrowing accounting.

Additional disclosures are required. ASU No. 2014-11 was effective for first interim or annual reporting period beginning after December 15, 2014. In addition, for public companies, the disclosure for certain transactions accounted for as a sale is effective for the first interim or annual period beginning on or after December 15, 2014, and the disclosure for transactions accounted for as secured borrowings is required fro annual periods beginning after December 15, 2014, and interim periods beginning after March 15, 2015. The Company adopted ASU 2014-11 as required, without a material impact on the Company’s financial position or results of operations.

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

Note 20:	Condensed Financial Information (Parent Company Only)

Presented below is condensed financial information as to financial position, results of operations and cash flows of the Company:

Condensed Balance Sheets

	December 31,
	2015	2014
	(In thousands)
Assets
Cash and cash equivalents	$3,455	$2,608
Investment in the Bank	39,412	38,644
Corporate owned life insurance	—	318
Other assets	2,814	3,076

Total assets	$45,681	$44,646

Liabilities and Stockholders’ Equity
Subordinated debentures	$4,124	$4,124
Other liabilities	61	133
Stockholders’ equity	41,496	40,389

Total liabilities and stockholders’ equity	$45,681	$44,646

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

Condensed Statements of Income and Comprehensive Income

	Years Ended December 31,
	2015	2014
	(In thousands)

Operating Income
Dividends from subsidiary	$3,550	$3,842
Interest and dividend income from securities and federal funds	43	11

Total operating income	3,593	3,853

General, Administrative and Other Expenses	1,755	1,946

Income Before Income Taxes and Equity in Undistributed Income of Subsidiary	1,838	1,907

Income Tax Benefits	569	648

Income Before Equity in Undistributed Income of Subsidiary	2,407	2,555

Equity in Undistributed Income of Subsidiary	817	96

Net Income	$3,224	$2,651

Comprehensive Income	$2,986	$2,899

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

Condensed Statements of Cash Flows

	Years Ended December 31,
	2015	2014
	(In thousands)

Operating Activities
Net income	$3,224	$2,651
Items not requiring (providing) cash
Depreciation and amortization	13	12
Equity in undistributed income of subsidiary	(817)	(96)
Amortization of ESOP and share-based compensation plans	360	355
Gain on Corporate owned life insurance	29	—
Net change in other assets and other liabilities	(11)	(697)

Net cash provided by operating activities	2,798	2,225

Investing Activities
Redemption of Corporate owned life insurance	289 39	—

Net cash provided by financing activities	289 (1,734)	—

Financing Activities
Dividends paid to stockholders	(2,259)	(1,773)
Treasury stock –net	19	39

Net cash used in financing activities	(2,240)	(1,734)

Net Change in Cash and Cash Equivalents	847	491

Cash and Cash Equivalents at Beginning of Year	2,608	2,117

Cash and Cash Equivalents at End of Year	$3,455	$2,608

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

Note 21:	Quarterly Financial Data (Unaudited)

The following tables summarize the Company’s quarterly results of operations for the years ended December 31, 2015 and 2014.

	Three Months Ended
2015:	March 31,	June 30,	September 30,	December 31,
	(In thousands, except per share data)

Total interest income	$3,859	$4,040	$4,118	$4,065
Total interest expense	581	582	578	542

Net interest income	3,278	3,458	3,540	3,523

Provision for loan losses	116	145	126	166
Other income	992	935	987	938
General, administrative and other expense	3,184	3,112	3,182	3,062

Income before income taxes	970	1,136	1,219	1,233
Federal income taxes	276	331	360	367

Net income	$694	$805	$859	$866

Earnings per share
Basic	$0.14	$0.16	$0.17	$0.18

Diluted	$0.14	$0.16	$0.17	$0.17

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

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

