Form 10-K, Exhibit 13
period 2016-12-31
UNITED BANCORP INC /OH/
filed 2017-03-20
CIK 731653

Exhibit 13

A Letter from the President and CEO

To the shareholders of United Bancorp, Inc....

I am pleased to report that our company had another successful year, both financially and operationally, in 2016! This past year, we produced net income of $3.580 million, which was $356,000, or 11%, higher than the previous year. This level of earnings translated into diluted earnings per share of $0.71 in 2016, which is an improvement of $0.07, or 11%, over 2015. As we highlighted in our quarterly earnings releases throughout 2016, the primary reason for this double-digit improvement in earnings is related to our company’s growth in its net interest income. In 2016, our company produced net interest income of $14.851 million, which is $1.052 million, or 7.6%, greater than the previous year. With our company’s continued positive momentum in earnings, our valued shareholders were rewarded with significant appreciation in the market value of their ownership in our company. This past year, the market value of the common shares of our stock increased by $3.91 per share or 41%. At year-end, our stock was trading at $13.50! Our higher level of earnings also contributed to a higher cash dividend being paid out in 2016. During this past year, our shareholders were generously rewarded by receiving a regular cash dividend payment of $0.42, as compared to $0.37 in 2015, an increase of $0.05 or 13.5%. And, once again this past year, our shareholders received a special cash dividend payment of $0.05 on December 30, 2016 in appreciation of their commitment to and support of our company and its mission. With the optimistic anticipation of continued strong performance and earnings growth for our company in the coming year, it is strongly believed that these positive trends will continue!

Focusing on the performance of United Bancorp, Inc. in 2016, the aforementioned growth in earnings can be primarily attributed to the following factors:

Increasing Net Interest Income: We were able to increase the level of net interest income that we realized year-over-year by $1.052 million or 7.6%. Helping to facilitate this increase in the level of net interest income realized was our continued focus on growing loans, which led to our company generating a higher level of interest income in 2016. This past year, our company continued to build its loan origination platform, mainly in the area of commercial lending, to generate higher levels of loans outstanding. At year-end, our company’s commercial loan portfolio comprised nearly seventy-five percent of the total loan portfolio. Considering that commercial lending is still based on the relationship and not as commoditized as both consumer and mortgage lending, we view commercial lending as the primary vehicle for our future growth in both assets and earnings. Accordingly, the company hired an additional seasoned commercial lender and commercial loan processor at mid-year to further enhance this platform. In addition, our company announced in the third quarter that it opened a Loan Production Office (LPO) in Wheeling, West Virginia, which should capitalize on the strengths of our most recent hires for the commercial lending platform. This LPO is exclusively focused on growing the commercial loan-base of our company and is in a market that our company has served from the “Ohio-side” of the river for many years with some success. We are finding that by having a physical location within the City of Wheeling, we are gaining commercial lending opportunities that we were previously unable to gain when we did not have this physical presence within this promising market. This is an exciting reality for our company as we seek to grow and expand our footprint. For this reason, we are extremely “bullish” on our loan growth prospects in the coming year! In 2016, we had a relatively productive year growing our loan portfolio; increasing our loans outstanding by $27.1 million, or 8.2%, to an overall level of $356.7 million. Accordingly, the interest income that our company realized for the year increased to $16.635 million, which was an increase of $553 thousand or 3.44%. With the Federal Open Market Committee (FOMC) raising the target rate for federal funds at its December meeting, we believe that the yield in our loan portfolio will further stabilize, and potentially increase, in the coming year. Any additional loan volume should contribute to an enhanced level of interest income being realized by our company in 2017!

A Letter from the President and CEO - Continued

On the interest expense-side of the margin, our company continued to see a positive return on its strategy of attracting lower-cost funding accounts. Year-over-year, lower-cost funding— which consists of demand and savings deposits— increased by $19.6 million and comprised 84.3% of total deposits as of December 31, 2016, as compared to 82.2% of total deposits the prior year. This was one factor that helped the company reduce its total interest expense by $499 thousand, or 21.9%, in 2016. The other factors attributed to helping our company reduce overall interest expense levels this past year were the repricing of the company’s $4.1 million subordinated debenture and the maturity of a $6.0 million Federal Home Loan Bank Advance. The $4.1 million subordinated debenture repriced on January 1, 2016, from a fixed rate of 6.25% to an average variable rate of approximately 2.35% at year-end. On a going-forward basis, the pricing of this subordinated debenture is based on three-month LIBOR plus a margin of 1.35%. The $6.0 million Federal Home Loan Bank Advance matured this past year in May at a rate of 3.28% and was replaced with a short-term borrowing with a current rate at approximately seventy-six basis points. Based on current rates, it is estimated that both of these events will save our company approximately $311 thousand in interest expense on an annualized basis. In the coming year, we are projecting further increases in the level of net interest income that our company produces, which will support additional growth in our earnings. We expect to achieve this increase in net interest income by continuing to grow loans at an above-peer level and by being able to control our interest expense levels; even though, we are forecasting that the Federal Open Market Committee (FOMC) will increase the target for the federal funds rate two or three times during 2017 and that we will need to pay a slight premium to start bringing in term deposits to fund our anticipated loan growth. Significantly contributing to the projected increase in net interest income in the coming year will be the scheduled repricing of additional Federal Home Loan Bank (FHLB) Advances throughout the year. In 2017, the company has $20 million in FHLB Advances, with a present average rate of 3.93%, which are set to mature. Giving consideration to the current interest rate environment, the company forecasts that it could save an estimated $354 thousand in interest expense in the coming year by having these FHLB Advances mature and reprice to floating rate borrowings.

Ultimately, all of the aforementioned items relating to both noninterest income and noninterest expense should have a very positive impact on the level of net interest income realized in the coming year and lead to higher levels of earnings and profitability for our company in 2017.

Slightly Lower Noninterest Income: In 2016, we were able to produce $3.681 million in noninterest income, which comprised 19.9% of net operating revenue (net interest income and noninterest income). At this level, noninterest income covered 28.2% of the company’s noninterest expense or overhead. This is slightly lower than the $3.802 million in noninterest income generated in the prior year. The decline in the level of noninterest income that the company realized in 2016 is largely related to the decline in service charges on deposit accounts generated this past year. For the year, services charges on deposit accounts were down $282 thousand, or 9.8%, from the previous year. The company attributes the lower income realized in this area to the substantial debit card fraud that it mostly experienced in the second and third quarters of this past year. In order to mitigate losses relating to debit card fraud, the company implemented very stringent (yet, prudent) security measures which somewhat limited the level of overdraft and interchange income that it realized. With the introduction in the late third quarter of the company’s new chip-enabled debit card and My Mobile Money (which is an application that allows our customers to turn off their debit cards when not being utilized and immediately notifies them of any transaction on their debit card), it is believed that the levels of fee-based income in this area should improve on a going-forward basis.

Building for the Future by Increasing Noninterest Expense: As announced in last year’s annual report, our company has embarked upon a new period; wherein, our exclusive focus is to grow our assets in a profitable fashion that will produce consistent and increasing earnings. This vision, which is called Mission 2020, sets the course for our company to grow its assets to a level of $1.0 billion (or greater) by the end of 2020. In order to achieve this ambitious goal, we will need to continue focusing on reducing certain noninterest expense areas/ items through realignment and process improvement, while taking on higher levels of noninterest expense in areas that will support the platforms that will drive the growth of our company and produce higher levels of revenue.

As mentioned earlier, we made great strides this past year in enhancing our commercial lending platform— which generates the vast majority of our company’s income— by hiring key commercial lending personnel in the areas of both origination and support and opening a new Loan Production Office (LPO) in the very desirable Wheeling, West Virginia marketplace. In addition, we further enhanced our lending platform by completing, at mid-year, a forward-thinking renovation project of our main office located in Martins Ferry, Ohio, which was outlined in last year’s annual report; whereby, we created the operational capacity to support a larger and stronger loan origination function. Also, our company focused this past year on building a mortgage loan origination platform that should help us compete much more effectively with both traditional and non-traditional mortgage lenders. By focusing on improving our mortgage product suite; enhancing our mortgage origination technology to improve efficiency and turnaround; and developing a reward system for our personnel to encourage a stronger commitment to originating a higher volume of mortgage loans, we believe that our company should see a vast improvement in the number of mortgages originated in the coming year. Obviously, building our loan origination platforms (both commercial and mortgage) has had a cost. Considering that it takes talented people to build solid relationships, most of this increase in noninterest expense this past year occurred in the area of personnel. This past year, our salaries and employee benefits increased by $628 thousand, or 9.8%, while our overall level of noninterest expense increased by $581 thousand or 4.7%. But, we strongly feel that there is value at the end of this proverbial rainbow! With the new capacity that our enhanced loan origination platform has created, we firmly believe that our company has high operating leverage and a steep upside for increased earnings! Ultimately, with the loan origination platform that we have developed over the course of the past two years, our company should be able to realistically and comfortably increase its level of loans outstanding by an estimated $150 million and generate a significantly increased level of mortgages that can be sold in the secondary market. This higher level of loans outstanding and increased volume of lending will help our company become more profitable by generating higher levels of interest and fee-based income. With our perceived high operating leverage, we will be able to accomplish this without taking on an increased level of noninterest expense or overhead; thereby, improving the efficiencies and returns of our company in future periods. In addition to this improved performance, it should also thrust us in the proper direction to achieve our strategic vision of growth established under Mission 2020!

Lowering the Loan Loss Provision: Our credit quality remained relatively stable over the course of this past year and is considered to be extremely sound by industry standards. By having very stable and sound credit quality metrics and a very sizable excess reserve, we were able to reduce our provision for loan losses during the year, which helped contribute to our improved earnings in 2016. Nonaccrual loans marginally increased $317 thousand to a level of $1.4 million, or 0.38% of total loans, this past year. During the year, our company saw an improvement in loans past due thirty plus days, which decreased by $410 thousand to a level of $1.7 million or 0.48% of total loans. Net loans charged off (excluding overdraft balances) were $281 thousand, or 0.08% of total loans, which was $99 thousand lower than the previous year. Our company saw a slight decrease in other real estate and repossessions in 2016, as balances decreased by $22 thousand, or 6.2%, to a very respectable level of $335 thousand. Lastly, total allowance for loan losses to total loans was 0.66%, which resulted in a total allowance for loan losses to total nonaccrual loans of 172.0% at year-end. With the forecast continuation of very solid credit quality metrics and robust coverage levels, our company anticipates being able to lower its loan loss provision in the coming year, which should provide further support to enhanced earnings in 2017!

Each of these aforementioned factors was critical in allowing our company to grow its earnings at a double-digit pace, once again, in 2016. By keeping a keen focus on these key operational issues, we firmly believe that our company will continue to show improvement in its level of earnings and overall profitability.

We would not be experiencing our current success without the strong leadership and support of our corporate directors, who diligently serve United Bancorp, Inc. I would like to recognize one of our corporate directors who finished his service with our board this past year, Mr. Terry McGhee. Terry became a member of the United Bancorp, Inc. Board of Directors in 2001 and distinctively served our board until tendering his resignation, which became effective on January 1, 2017. I would like to personally thank Terry for his dedicated service to our company. His keen insight and expert guidance added great value to the meetings of our Executive and Compensation Committees and Board of Directors. Terry’s extremely competent service to our board of directors will truly be missed! After Mr. McGhee’s separation from our corporate board, it was the wisdom of the present board of directors to not replace his open board position. This decision was made to support the growth that is envisioned under Mission 2020. Quite simply, our company will not be able to grow to an asset size of one billion dollars or greater by the end of 2020 through organic growth alone. In order to achieve this enhanced level of growth, it is strongly realized that we will need to acquire other community-minded financial service organizations. By having a lower number of directors currently serving on our corporate board, we can effect several acquisitions without growing the number of active directors to a level that could be considered excessive and, potentially, ineffective.

Overall, this past year was another good one for our company as we achieved many of the initiatives established under our strategic plan and produced double-digit earnings growth. We successfully accomplished this level of performance and will continue to have success by:

•	Continuing to have a keen focus on our Mission 2020 and realize that, in order to achieve the lofty level of growth established within this vision, we will have to grow at a compounded annual growth rate of twenty-three percent! Although this level of growth will be very challenging to accomplish— and, will only be fully pursued if it leads to an acceptable level of profitability and return for our company— your board of directors and management team firmly believe that this “stretch-goal” is achievable.

A Letter from the President and CEO - Continued

•	Focusing this past year on increasing its operating leverage by continuing to build the infrastructure and hiring key personnel that will drive improved earnings on a going-forward basis. With such capacity, the level of organic growth that is needed to support Mission 2020 is within our reach.

•	Achieving a higher level of organic growth by capitalizing on the perceived strength of the markets that we serve. This “perceived” market-strength is strongly rooted in the oil and gas play that has been developing the past several years within many of the markets that we serve. In 2016, the oil and gas “play” within our marketplaces did diminish somewhat. But, with recovering oil prices, a more fully-developed production infrastructure and the need to produce a return on the leases already established, it is believed that our markets will see increased activity in the oil and gas industry this year, which should lead to more opportunities for our company.

•	Benefitting from the anticipated rate increases that may soon be implemented by the Federal Open Market Committee (FOMC). It is forecast that the FOMC will increase the target for the federal funds rate three times in the coming year; thus, increasing the federal funds rate by an estimated seventy-five basis points. We firmly believe that our company is well positioned to capitalize on these anticipated increases!

•	Capitalizing on the high levels of capital that we presently maintain. Our company is presently considered to be “well capitalized” by regulatory standards. At this level of capitalization, and with the further enhancement of our capital position through the positive and profitable performance of our company in future periods, we are in a prime position to comfortably leverage our company by growing our earning assets, which should produce higher earnings and returns for our company.

•	Having a management team that continues to focus on mastering the nuances related to the “art of acquisition,” and actively prospecting for ideal candidates to join our United Bancorp, Inc. Family! It is strongly realized by your board of directors and management team that acquisition needs to become a “line-of-business” for our company in the coming years if we are to achieve the levels of growth that we envision under Mission 2020 and beyond!

I know that we presently have a very solid team serving our company. I also have an extremely high level of confidence that we have the right people on this team to make all of our dreams a reality! Our diligent and innovative team will continue to enhance the appeal of our product offerings and create efficiencies to make our processes more effective, which will help us achieve the level of greatness that we envision and, quite frankly, expect for our company! Perpetually improving the earnings and profitability of our company— and rewarding our valued shareholders by driving our market value and dividend payout levels— continues to be our utmost focus. Achieving this level of greatness should be highly rewarding for all of us in the coming years!

As always, we are extremely blessed to have a positive relationship with our shareholders, directors, officers and employees. In this sense, our company continues to be extremely fortunate, and we are thankful that everyone is very supportive. Collectively, we will all greatly benefit from this unified position!

Scott A. Everson
President and Chief Executive Officer
ceo@unitedbancorp.com
February 19, 2017

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

4

Directors

1 = United Bancorp, Inc.	2 = The Citizens Savings Bank
3 = Chairman - United Bancorp Inc.	4 = Chairman - The Citizens Savings Bank

Directors and Officers

DIRECTORS OF UNITED BANCORP, INC.

Scott A. Everson[1]	President & Chief Executive Officer, United Bancorp, Inc.
Chairman, President & Chief Executive Officer, The Citizens Savings Bank, Martins Ferry, Ohio
Gary W. Glessner[2]	Certified Public Accountant, Managing Member of Glessner & Associates, PLLC; Managing Member of G & W Insurance Group, LLC; Managing Member of Wheeling Coin, LLC; Vice President of Windmill Truckers Center, Inc.;
Vice President of Glessner Enterprises, Inc.; Member of Red Stripe & Associates, LLC; Managing Member of GW Rentals, LLC
John M. Hoopingarner[1,2,3,4]	Executive Director, Muskingum Watershed Conservancy District, New Philadelphia, Ohio
Richard L. Riesbeck[1,2,3,4]	Chairman, United Bancorp, Inc., President, Riesbeck Food Markets, Inc., St. Clairsville, Ohio
James W. Everson	Chairman Emeritus 1969 - 2014

OFFICERS OF UNITED BANCORP, INC.

Scott A. Everson	President & Chief Executive Officer
Matthew F. Branstetter	Senior Vice President - Chief Operating Officer
Randall M. Greenwood	Senior Vice President, Chief Financial Officer & Treasurer
Elmer K. Leeper	Vice President - Chief Retail Banking Officer
Michael A. Lloyd	Vice President - Chief Information Officer
Chad S. Smith	Vice President - Chief Human Resource Officer
Lisa A. Basinger	Corporate Secretary

DIRECTORS OF THE CITIZENS SAVINGS BANK, MARTINS FERRY, OHIO

Jonathan C. Clark, Esq.	Attorney at Law, Lancaster, Ohio
Scott A. Everson[1]	President & Chief Executive Officer, United Bancorp, Inc. Chairman, President & Chief Executive Officer, The Citizens Savings Bank, Martins Ferry, Ohio
Gary W. Glessner[1,2]	Certified Public Accountant, Managing Member of Glessner & Associates, PLLC; Managing Member of G & W Insurance Group, LLC; Managing Member of Wheeling Coin, LLC; Vice President of Windmill Truckers Center, Inc.; Vice President of Glessner Enterprises, Inc.; Member of Red Stripe & Associates, LLC; Managing Member of GW Rentals, LLC
John R. Herzig	President, Toland-Herzig Funeral Homes & Crematory, Strasburg, Ohio
John M. Hoopingarner[1,2]	Executive Director, Muskingum Watershed Conservancy District, New Philadelphia, Ohio
Richard L. Riesbeck1,2,ª	Chairman, United Bancorp, Inc., President, Riesbeck Food Markets, Inc., St. Clairsville, Ohio
James W. Everson	Chairman Emeritus 1969 - 2014

1 = Executive Committee             2 = Audit Committee          3 = Compensation Committee

4 = Nominating and Governance Committee         ª = Lead Director

Shareholder Information

United Bancorp, Inc.’s (the Company) common stock trades on The Nasdaq Capital Market tier of The Nasdaq Stock Market under the symbol UBCP, CUSIP #909911109. At year-end 2016, there were 5,385,304 shares issued, held among approximately 2,000 shareholders of record and in street name. The following table sets forth the quarterly high and low closing prices of the Company’s common stock from January 1, 2016 to December 31, 2016 compared to the same periods in 2015 as reported by the NASDAQ.

	2016				2015
	31-Mar	30-Jun	30-Sep	31-Dec	31-Mar	30-Jun	30-Sep	31-Dec
Market Price Range
High ($)	$9.55	10.00	11.30	13.50	$8.23	9.01	10.90	9.59
Low ($)	$8.80	9.02	9.77	10.45	$7.99	7.81	7.87	8.15

Cash Dividends
Quarter ($)	$0.10	0.10	0.11	0.11	$0.09	0.09	0.09	0.10
Cumulative ($)	$0.10	0.20	0.31	0.42	$0.09	0.18	0.27	0.37
Special Cash Dividends	$-	-	-	0.05	$-	-	-	0.05

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

American Stock Transfer

and Trust Company

Attn: Dividend Reinvestment

6201 15th Avenue, 3rd Floor

Brooklyn, NY 11219

1-800-278-4353

Annual Meeting:

The Annual Meeting of Shareholders will be held at 2:00 p.m., April 19, 2017 at the Corporate Offices in Martins Ferry, Ohio.

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

A complete renovation of the main office was completed during the second quarter of 2016. This was the first major renovation of this property since its construction in 1984.

During the mid-part of 2016 the Company further added to its commercial loan origination platform by hiring supplementary origination personnel in addition to opening a new Loan Production Office (LPO) in Wheeling, West Virginia. Having a LPO in this highly desirable, local market will create value for our Company going forward and will help us achieve our strategic plan of expanding our markets.

The growth and success of The Citizens Savings Bank and the United Bancorp, Inc. have been attributed to the association of many dedicated men and women. Having served on the Board of Directors are Edward E. McCombs, 1902-1936; John E. Reynolds, 1902-1940; Dr. J.W. Darrah, 1902-1937; J.A. Crossley, 1902-1903; William M. Lupton, 1902-1902; F.K. Dixon, 1902-1909; Dr. R.H. Wilson, 1902-1905; C.A. Heil, 1903-1909; David Coss, 1904-1938; L.L. Scheele, 1905-1917; A.T. Selby, 1906-1954; H.H. Rothermund, 1907-1912; Dr. J.G. Parr, 1912-1930; T.E. Pugh, 1920-1953; J.J. Weiskircher, 1925-1942; David H. James, 1925-1963; Dr. C.B. Messerly, 1931-1957; H.H. Riethmiller, 1936-1980; E.M. Nickles, 1938-1968; L.A. Darrah, 1939-1962; R.L. Heslop, 1941-1983; Joseph E. Weiskircher, 1943-1975; Edward M. Selby, 1953-1976; David W. Thompson, 1954-1966; Dr. Charles D. Messerly, 1957-1987; James M. Blackford, 1962-1968; John H. Morgan, 1967-1976; Emil F. Snyder, 1968-1975; James H. Cook, 1976-1986; Paul Ochsenbein, 1978-1991; David W. Totterdale, 1981-1995; Albert W. Lash, 1975-1996; Premo R. Funari, 1976-1997; Donald A. Davison, 1963-1997; Harold W. Price, 1999-1999; John H. Clark, Jr., 1976-2001; Dwain R. Hicks, 1999-2002; and Michael A. Ley, 1999-2002, Michael J. Arciello 1992 - 2009, Leon F. Favede, O.D., 1981-2012, Herman E. Borkoski, 1987-2012, James W. Everson, 1969-2014, Robin L. Rhodes, 2007-2015, Andrew C. Phillips 2007-2015, Errol C. Sambuco 1996-2015, Samuel J. Jones 2007-2015 and Matthew C. Thomas 1988-2016 and Terry A. McGhee 2001-2017. On April 16, 2014, James W. Everson retired from his position as Chairman of the Board with 55 years of service to the Bank and Scott A. Everson was appointed Chairman, President and CEO of The Citizens Savings Bank.

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

Management’s Discussion and Analysis

In the following pages, management presents an analysis of United Bancorp, Inc.’s financial condition and results of operations as of and for the year ended December 31, 2016 as compared to prior years. This discussion is designed to provide shareholders with a more comprehensive review of the operating results and financial position than could be obtained from an examination of the financial statements alone. This analysis should be read in conjunction with the Consolidated Financial Statements and related footnotes and the selected financial data included elsewhere in this report.

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

Financial Condition

Overview

The Company’s earnings generated diluted earnings per share of $0.71 for the year ended December 31, 2016, as compared to $0.64 for the year ended December 31, 2015, an increase of 11%. This growth in earnings can be attributed to several factors that are explained below in detail. The Company’s diluted earnings per share for the three months ended December 31, 2016, was $0.18, compared to $0.17 for the same period last year, an increase of 6%.

Total Assets (In Thousands)

We are very happy to report on the earnings improvement of our Company for the year-ended December 31, 2016. During 2016, the Company’s net interest margin increased to a level of 3.83%, as compared to 3.64% for the same period in 2015. This increase in the net interest margin is primarily attributed to the Company experiencing positive organic growth in its loan portfolio, which produced higher levels of interest income, and the continued lowering of its interest expense levels. As of December 31, 2016, the Company had gross loans of $356.7 million, which is an increase of $27.1 million, or 8.2%, over December 31, 2015. This is a direct result of the Company’s enhanced loan origination platform started in the late second quarter of 2015. Having a higher level of funding invested in quality loans helped drive the increase in the margin. This occurred even though the loan portfolio continued to reprice downward over the course of the past year as the long-end of the yield curve remained at historic low levels through most of the year. Considering that longer-term Treasury rates (which have a correlation to how the Company’s loans reprice) have been priced at relatively the same levels for the past several years, the overall yield in the Company’s loan portfolio stabilized during the second half of 2016. The combination of both loan growth and the stabilization of the yield in the Company’s loan portfolio should lead to higher levels of interest income being generated in the coming year. With stronger loan growth, the Company’s funds management policy changed during 2016. In prior years, the majority of surplus funding was invested in very liquid, lower-yielding excess reserves at the Federal Reserve. During the first quarter of 2016, these excess reserves previously invested in lower-yielding investment alternatives were fully depleted and the Company, for the first time in several years, switched to a borrowed position to fund its loan growth by utilizing wholesale funding alternatives. While securities and other restricted stock balances increased year-over-year, going forward, it is anticipated that the Company’s securities portfolio will be maintained at this present level to support its pledge requirement for public depository accounts until investment yields get to more normalized levels. The Company’s credit quality has not changed significantly and has remained strong on a year-over-year basis, as nonaccrual loans marginally increased by $317,000 to a level of $1.4 million, which is 0.38% of total loans. Also on a year-over-year basis, loans past due thirty plus days decreased $410,000 to a level of $1.7 million. Net loans charged off for the year ended December 31, 2016 were $281,000, or 0.08% of average loans, as compared to $380,000, or 0.12% of average loans, for the year ended December 31, 2015. The Company continued to see a decrease in its other real estate and repossessions (“OREO,”) as balances decreased by $23,000, or 6.3%, to a level of $335,000. Lastly, the overall total allowance for loan losses to total loans was 0.66%, resulting in a total allowance for loan losses to nonperforming loans of 172.0% at December 31, 2016, as compared to 0.74% and 233.5% respectively at December 31, 2015.

On the liability-side of the balance sheet, the Company continued to see a positive return on its strategy of attracting lower-cost funding accounts, while allowing higher-cost funding to run off. Year-over-year, lower-cost funding, consisting of demand and savings deposits, increased by $19.5 million and comprised 84.3% of total deposits as of December 31, 2016, as compared to 82.2% of total deposits the year prior. This was one factor that helped the Company reduce its total interest expense by $499,000, or 21.9%, on a year-over-year basis. The other factors that helped the Company reduce its total interest expense levels during 2016 were the previously announced repricing of the Company’s $4.1 million subordinated debenture on January 1, 2016, from a fixed rate of 6.25% to an average variable rate of approximately 2.35% (which is based on three-month LIBOR plus a margin of 1.35%) and a $6.0 million Federal Home Loan Bank advance that matured in May at a rate of 3.28%, which was replaced with a short-term borrowing with a current rate tied to the federal funds rate at approximately 76 basis points. Both of these events should save the Company approximately $311,000 in interest expense on an annualized basis. Lastly, noninterest expense levels increased by $581,000, or 4.7%, during this past year. Part of this increase is attributed to the increase in lending personnel that are driving our Company’s solid loan growth. Another large portion of the increase in noninterest expense levels was a result of the previously reported debit card-related fraud losses that primarily occurred during the second and third quarters of 2016. During the third quarter, the Company implemented newer fraud prevention technology relating to its debit cards that included a chip-enabled debit card and a smart phone app, “My Mobile Money,” that significantly curtailed the fraud losses that it realized the remainder of the year. Over the next 12 months, it is projected that our Company’s interest expense will be positively impacted by the repricing of $20 million in fixed-rate advances with the Federal Home Loan Bank (”FHLB”) that are set to mature. The average cost of these advances is 3.93% and, given the current interest rate environment, the company should save an estimated $354,000 in interest expense in the coming year. By continuing to grow our loan portfolio and reducing our overall levels of interest expense, we believe that we will see continued growth in the level of the net interest income that our Company generates. It is projected that this will lead to a higher level of earnings and profitability for our Company in 2017.

Loans-Net (In Thousands)

This past year, we saw the positive results of the efforts expended in recent years within our Company to gain efficiencies through process improvement, while building and leveraging our loan origination platforms to generate higher levels of revenue. We are pleased with the results that we are seeing and will continue looking for additional opportunities that will help our organization become more operationally efficient, generate higher levels of revenue and produce higher levels of quality earnings. As we previously announced, our Company has embarked upon a new period, whereby our exclusive focus is to grow our assets in a profitable fashion that will produce consistent and increasing earnings. This vision, which is called Mission 2020, sets the course for our Company to grow its assets to a level of $1.0 billion, or greater, by the end of 2020. In order to achieve this ambitious growth plan, we will need to continue focusing on being operationally efficient, while taking on higher levels of non-interest expense to support a loan origination platform that will drive the organic growth of our Company. It is projected that this enhanced platform, which began being implemented in the late second quarter of last year, will continue to lead to the origination of higher levels of quality loans as seen during the course of 2016. This will help our Company generate higher levels of interest income, which, in turn, should produce an increase in the all-important revenue line… net interest income. During the mid-part of this year, our Company further added to its commercial loan origination platform by hiring supplementary origination personnel in addition to opening a Loan Production Office (LPO) in Wheeling, West Virginia. Having a LPO in this highly desirable, local market will create value for our Company and help us achieve our strategy of expanding our markets. As previously announced, the Company also envisions expanding its geographic footprint by acquiring other community-minded banking organizations within the tri-state area of Ohio, West Virginia and Pennsylvania, to help it attain the lofty level of growth envisioned under Mission 2020. Being a very well capitalized and profitable Company in today’s environment will help us achieve the goals that are defined under this vision within our current strategic plan. With the aforementioned change in our funds management policy during the first half of 2016, our Company is now positioned to attract higher levels of funding, both retail and wholesale, which will allow us to leverage our capital at a more optimal level and produce higher earnings and returns. As of December 31, 2016, our Company has equity to assets of 9.7%, which is considered to be well-capitalized by regulatory standards. At this level of capitalization, our Company will be able to begin the growth trajectory that we envision, which should benefit all of our valued shareholders. In 2016, we paid a regular cash dividend of $0.42 and a special dividend of $0.05. This total cash dividend payout of $0.47 this past year was an increase of $0.05, or 12%, over the previous year. With our Company’s present regular cash dividend of $0.11, which began being paid in the third quarter of 2016, our forward yield as of year-end is 3.3%. At this level, our Company’s cash dividend yield is significantly higher than that of the average bank in our country. With our present focus of increasing our operating leverage by driving the revenue of our Company while containing expenses, we firmly believe that we will continue to reward our shareholders by paying higher dividends and seeing appreciation in our market value. On a year-over-year basis, the market value of our Company’s stock increased by $3.91, or 41%, to a level of $13.50. Our number one focus continues to be growing our shareholders’ investment in our Company through profitable operations and strategic growth. In addition to driving the market value appreciation of our shareholders’ ownership, we will continue striving to reward our owners by paying a solid cash dividend. Overall, we are very pleased with the performance of our Company in 2016 and the direction that we are going. We are extremely optimistic about our future potential and look forward to carrying the earnings momentum that we saw this past year well into the foreseeable future!

Total Average Earning Assets (In Thousands)

Earning Assets – Loans

The Company’s gross loans totaled $356.7 million at December 31, 2016, representing an 8.2% increase over the $329.7 million at December 31, 2015. Average loans totaled $318.3 million for 2015, representing a 7.8% increase compared to average loans of $343.2 million for 2016.

The increase in gross loans from December 31, 2015 to December 31, 2016 was primarily an increase in commercial and commercial real estate loans by $35.5 million which was offset by a decrease of $3.1 million in installment loans and a decrease of $5.3 million in residential real estate.

The Company's commercial and commercial real estate loan portfolio represents 74.6% of the total portfolio at December 31, 2016, compared to 70.0% at December 31, 2015. During this past year, we found many new customers within our lending areas and our focus continues on our small business customers that operate in our defined market area. We utilize all the SBA, Ohio Department of Development and State of Ohio loan programs as well as local revolving loan funds to best fit the needs of our customers.

The Company’s installment lending portfolio represented 4.0% of the total portfolio at December 31, 2016, compared to 5.3% at December 31, 2015. Competition for installment loans principally comes from the captive finance companies offering low to zero percent financing for extended terms.

The Company's residential real estate portfolio represents 21.4% of the total portfolio at December 31, 2016, compared to 24.7% at December 31, 2015. Residential real estate loans are comprised of 1, 3, and 5 year adjustable-rate mortgages and 15 fixed rated loans used to finance 1-4 family units. Since 2011, the Company has not offered 15 year fixed rate loans. The Company also offers fixed-rate real estate loans through our Secondary Market Real Estate Mortgage Program. Once these fixed rate loans are originated and immediately sold without recourse in what is referred to as the secondary market, the Company does not assume credit risk or interest rate risk in this portfolio. This arrangement is quite common in banks and saves our customers from looking elsewhere for their home financing needs.

In 2016, the interest rate environment continued to be favorable to the secondary market fixed-rate mortgage loan product. However, the secondary market origination volume was impacted by an issue that has developed in the overall industry related to higher risk sub-prime loans. While the Company did not participate in sub-prime lending, the additional regulations and unstable appraisal market have made it more difficult to obtain a loan that is saleable in the secondary market. With these conditions, the Company did recognize a gain on the sale of secondary market loans of $97,000 in 2016 and a gain of $42,000 in 2015.

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

Net Income ( In Thousands)

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

Securities available for sale at December 31, 2016 increased $5.1 million, or 14.9%, from 2015, while the last securities in the held to maturity portfolio were either called or matured in 2015. The Company does not anticipate using the held to maturity designation over the near term. The Company’s U.S. Government agency portfolio is subject to increased levels of redemptions due to the call features in this type of investment security. Given the extent of the decrease in overall interest rates, the Company did experience a significant amount of called government agency investment securities during 2016 and 2015. While the Company has plans to reinvest a portion of these funds in other available-for-sale securities, there is lag between the time when bonds are called and the right investment opportunity is available to the Company. In addition, given the historical low interest rate environment, there is concern on the duration of future purchases in the investment portfolio. In the current rate environment the Company does not anticipate any major changes to its current invest strategy.

Sources of Funds – Deposits

The Company’s primary source of funds is retail core deposits from individuals and business customers. These core deposits include all categories of time deposits, excluding certificates of deposit greater than $250,000. Total deposits increased $15.2 million or 4.7% from $323.6 million at December 31, 2015 to $338.8 at December 31, 2016, total deposit shifted from higher costing certificates of deposit to lower costing transactional and savings accounts.

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

Certificates of deposit greater than $250,000 are not considered part of core deposits and as such are used to balance rate sensitivity as a tool of funds management. At December 31, 2016, certificates of deposit greater than $250,000 increased $1.5 million, from December 31, 2015 totals.

Alternative financial products are continuously being introduced by our competition whether through traditional banks or brokerage services companies. As a result of this competition, the Company does offer full service brokerage services through LPL Financial®.

Sources of Funds – Securities Sold Under Agreements to Repurchase and Other Borrowed Funds

Other interest-bearing liabilities include securities sold under agreements to repurchase, and Federal Home Loan Bank (“FHLB”) advances. Securities sold under agreements to repurchase increased approximately $3.7 million from December 31, 2015 to December 31, 2016.

Advances from the Federal Home Loan Bank (FHLB) increased $13.3 million, or 50.2%, from December 31, 2015 to December 31, 2016. The increase in FHLB advances is a result of the Company growth in loans during 2016. Also the growth is in the short term advances from the FHLB which at present offers a competitive source of funding.

Performance Overview 2016 to 2015

Net Income

The Company reported net income of $3.6 million in 2016 compared with $3.2 million for 2015, an increase of $356,000, or 11.0%. On a per share basis, the Company’s diluted earnings per share were $0.71 for 2016, as compared to $0.64 for 2015. This earnings performance equates to a 0.86% Return on Average Assets (“ROA”) and an 8.40% Return on Average Equity (“ROE”) for 2016 compared to 0.79% and 7.73%, for 2015.

Net Interest Income

Net interest income, by definition, is the difference between interest income generated on interest-earning assets and the interest expense incurred on interest-bearing liabilities. Various factors contribute to changes in net interest income, including volumes, interest rates and the composition or mix of interest-earning assets in relation to interest-bearing liabilities. Comparing the year ended December 31, 2016 to 2015, the Company’s net interest margin was 3.83% compared to 3.65%, an increase of 18 basis points

Average interest-earning assets increased $7.8 million in 2016 as compared to 2015 while the associated weighted-average yield on these interest-earning assets increased from 4.24% in 2015 to 4.29% for 2016. Average interest-bearing liabilities increased $6.9 million in 2016 as compared to 2015, while the associated weighted-average costs on these interest-bearing liabilities decreased from 0.77% in 2015 to 0.59% in 2016.

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

Gross loans were up $27.1 million year-over-year to a level of $356.7 million as of December 31, 2016. During this same period, the Company’s credit quality remained relatively constant as non-accrual loans were up $317,000, or 30.4%, to a level of $1.4 million and net loans charged off were down by $99,000, or 26.0%, to a level of $281,000 (exclusive of overdraft charge off). With this overall improvement in credit quality, the Company decreased the provision for loan losses which was $301,000 for the year ended December 31, 2016 compared to $553,000 for the year ended December 31, 2015, a decrease of $252,000 year-over-year, the provision for losses relating to the Company’s Overdraft Privilege Program decreased $42,000. Overall, the decreased loan loss provision net of loans charged off resulted in a total allowance for loan losses to total loans of 0.66% and a total allowance for loan losses to nonperforming loans of 171.99%, compared to 0.74% and 233.46% at year end 2015. With this continued trend of improving credit quality and coverage, the Company projects a decrease of its provision for loan losses which will have a positive impact on future core earnings.

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

Noninterest income for the year ended December 31, 2016 was $3.7 million, a decrease of $121,000, or 3.2%, compared to $3.8 million for the year ended December 31, 2015. The Company’s service charges on deposit accounts decreased by $282,000 for 2016 as compared to 2015.

Noninterest Expense

Noninterest expense for 2016 increased $581,000, or 4.7%, as compared to 2015.

Salaries and employee benefits increased $628,000, or 9.8%, from 2015 to 2016. During the mid-part of this year, our Company further added to its commercial loan origination platform by hiring supplementary origination personnel in addition to opening a Loan Production Office (LPO) in Wheeling, West Virginia. Having a LPO in this highly desirable, local market will create value for our Company and help us achieve our strategy of expanding our markets.

Occupancy and equipment expense decreased $21,000, or 1.1%. No one single item accounted for this decrease.

Professional fees increased $41,000, or 6.0%, for 2016 as compared to 2015. This increase is due to increased regulatory costs and legal expenses to open the LPO in Wheeling West Virginia.

The provision for losses on foreclosed real estate was $6,000 for 2016 as compared to $60,000 for 2015. With the trend of lower other real estate owned it is anticipated the Company will have lower provision for losses on these properties in the upcoming year.

Marketing expense increased $24,000, or 8.0%, for 2016 as compared to 2015. Marketing expense increased to promote the new LPO as previously mentioned. Also during 2016 the Company started to promote its retail funding products in an effort to grow core deposits.

Other expenses increased $90,000 or 4.2%. As a result, fraud losses and card-related reissuance costs of approximately $208,000 ($138,000 after tax or approximately $0.025 per share dilution) were realized during the second quarter of 2016. During the three-months ended September 30, 2016, the Company received an insurance refund on this fraud of $50,000. Under consumer regulation, the Company bears the financial loss relating to debit card fraud and its customers are made whole on the loss. During the third quarter, the Company implemented newer fraud prevention technology relating to its debit cards that included a chip-enabled debit card and a smart phone app, “My Mobile Money,” that allows our customers to monitor and control their debit card usage by sending transaction alerts.

(In thousands)	2016	2015
Noninterest income
Customer service fee	$2,594	$2,876
Gains on sales of loans	97	42
Other income	990	884
Total noninterest income	$3,681	$3,802

Noninterest expense
Salaries and employee benefits	$7,021	$6,393
Occupancy and equipment	1,897	1,918
Provision for losses on foreclosed real estate	6	60
Professional services	720	679
Insurance	225	253
Deposit insurance premiums	198	236
Franchise and other taxes	325	287
Marketing expense	324	300
Printing and office supplies	117	142
Amortization of intangibles	-	66
Other expenses	2,238	2,156
Total noninterest expense	$13,071	$12,490

Income tax expense for 2016 was $1.6 million compared to $1.3 million in 2015, an increase of $246,000. The Company’s effective income tax rate was 30.6% in 2016 and 29.3% in 2015. The Company’s effective tax rate is less than the 34% statutory rate due primarily to the effects of nontaxable interest income and earnings on bank owned life insurance policies.

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

The projected volatility of the net present value at both December 31, 2016 and 2015 fall within the general guidelines established by the Board of Directors. The 2016 NPV table shows that in a falling interest rate environment, in the event of a 100 basis point change, the NPV would decrease 12%, and with a 200 basis point change the NPV would decrease 27%. This decrease is the result of fixed rate certificates of deposit and Federal Home Loan Bank advances not repricing in lock step with an immediate downward rate adjustment of 100 and 200 basis points. The other component is that once rates decrease 100 or 200 basis points from current levels we tend to reach a floor on how low depository rates can adjust downward. In an upward change in interest rates, the Company’s NPV would increase 4% with a 100 basis point interest rate increase. In a 200 basis point rate increase, the Company’s NPV would increase 5%. This increase is attributable to a portion of the Company’s loan portfolios that have variable rates.

(Dollars in Thousands)
Net Portfolio Value - December 31, 2016

Change in Rates	$ Amount	$ Change	% Change
+200	70,162	3,255	5%
+100	69,310	2,403	4%
Base	66,907
-100	59,081	(7,826)	-12%
-200	48,596	(18,311)	-27%

(Dollars in Thousands)
Net Portfolio Value - December 31, 2015

Change in Rates	$ Amount	$ Change	% Change
+200	56,848	3,718	7%
+100	55,584	2,454	5%
Base	53,130
-100	47,218	(5,912)	-11%
-200	40,269	(12,861)	-24%

The following table is a summary of selected quarterly results of operations for the years ended December 31, 2016 and 2015.

		Three Months Ended
	March 31	June 30	September 30	December 31
	(In thousands, except per share data)
2016

Total interest income	$4,038	$4,187	$4,166	$4,244
Total interest expense	475	437	432	440

Net interest income	3,563	3,750	3,734	3,804

Provision for losses on loans	71	105	131	(6)
Other income	867	902	1,056	856
General, administrative and other expense	3,141	3,251	3,345	3,333

Income before income taxes	1,218	1,296	1,314	1,333
Federal income taxes	373	389	386	432

Net income	$845	$907	$928	$901

Earnings per share
Basic	$0.18	$0.18	$0.18	$0.18
Diluted	$0.17	$0.18	$0.18	$0.18

	Three Months Ended
	March 31	June 30	September 30	December 31
	(In thousands, except per share data)
2015

Total interest income	$3,859	$4,040	$4,118	$4,065
Total interest expense	581	582	578	542

Net interest income	3,278	3,458	3,540	3,523

Provision for losses on loans	116	145	126	166
Other income	992	935	987	938
General, administrative and other expense	3,184	3,112	3,182	3,062

Income before income taxes	970	1,136	1,219	1,233
Federal income taxes	276	331	360	367

Net income	$694	$805	$859	$866

Earnings per share
Basic	$0.14	$0.16	$0.17	$0.18
Diluted	$0.14	$0.16	$0.17	$0.17

Average Balances, Net Interest Income and Yields Earned and Rates Paid

The following table provides average balance sheet information and reflects the taxable equivalent average yield on interest-earning assets and the average cost of interest-bearing liabilities for the years ended December 31, 2016 and 2015. The yields and costs are calculated by dividing income or expense by the average balance of interest-earning assets or interest-bearing liabilities.

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

	2016			2015
(Dollars In thousands)		Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-earning assets
Loans	$343,243	16,041	4.67%	$318,337	15,346	4.82%
Taxable securities - AFS	31,292	325	1.04	29,427	327	1.11
Tax-exempt securities - AFS	2,003	123	6.13	3,733	225	6.03
Tax-exempt securities - HTM	-	-	-	195	14	6.99
Federal funds sold	8,547	36	0.42	25,523	61	0.24
FHLB stock and other	4,169	175	4.20	4,211	212	5.03
Total interest-earning assets	389,254	16,700	4.29	381,426	16,185	4.24

Noninterest-earning assets
Cash and due from banks	4,972			4,700
Premises and equipment (net)	11,340			10,422
Other nonearning assets	13,955			13,437
Less: allowance for loan losses	(752)			(2,634)
Total noninterest-earning assets	29,515			25,925
Total assets	418,769			407,351

Liabilities & stockholders’ equity
Interest-bearing liabilities
Demand deposits	$123,051	136	0.11%	$118,545	110	0.09%
Savings deposits	78,811	36	0.05	73,819	34	0.05
Time deposits	54,954	593	1.08	63,149	860	1.36
FHLB advances	30,885	924	2.99	26,623	1,009	3.79
Trust preferred debentures	4,124	82	1.99	4,124	258	6.25
Repurchase agreements	11,094	13	0.12	9,769	12	0.12
Total interest-bearing liabilities	302,919	1,784	0.59	296,029	2,283	0.77

Noninterest-bearing liabilities
Demand deposits	70,723			69,427
Other liabilities	2,493			3,554
Total noninterest-bearing liabilities	73,216			72,981
Total liabilities	376,135			369,010
Total stockholders’ equity	42,634			38,341
Total liabilities & stockholders’ equity	418,769			$407,351
Net interest income		14,916			$13,902
Net interest spread			3.70%			3.47%

Net yield on interest-earning assets			3.83%			3.64%

• For purposes of this schedule, nonaccrual loans are included in loans.

• Fees collected on loans are included in interest on loans.

Rate/Volume Analysis

The table below describes the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities have affected interest income and expense during 2016. For purposes of this table, changes in interest due to volume and rate were determined using the following methods:

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

Diluted Earnings Per Share

Capital Resources

Internal capital growth, through the retention of earnings, is the primary means of maintaining capital adequacy for the Bank. The Company’s stockholders’ equity was $42.6 million and $41.5 million at December 31, 2016 and 2015, respectively. Total stockholders’ equity in relation to total assets was 9.74% at December 31, 2016 and 10.2% at December 31, 2015.

	2016 Compared to 2015
	Increase/(Decrease)
(In thousands)		Change	Change
	Total	Due To	Due To
	Change	Volume	Rate
Interest and dividend income
Loans	$695	$1,174	$(479)
Taxable securities available for sale	(2)	20	(22)
Tax-exempt securities available for sale	(102)	(106)	4
Tax-exempt securities held to maturity	(14)	(14)	-
Federal funds sold	(25)	(55)	30
FHLB stock and other	(37)	(2)	(35)
Total interest and dividend income	515	1,017	(502)

Interest expense
Demand deposits	26	4	22
Savings deposits	2	2	-
Time deposits	(267)	(103)	(164)
FHLB advances	(85)	(110)	25
Trust Preferred debentures	(176)	-	(176)
Repurchase agreements	1	2	(1)
Total interest expense	(499)	(205)	(294)

Net interest income	$1,014	$1,222	$(208)

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

The Company’s Articles of Incorporation permits the creation of a class of preferred shares with 2,000,000 authorized shares. If, utilized, this will enable the Company, at the option of the Board of Directors, to issue series of preferred shares in a manner calculated to take advantage of financing techniques which may provide a lower effective cost of capital to the Company. The class of preferred shares provides greater flexibility to the Board of Directors in structuring the terms of equity securities that may be issued by the Company. As of December 31, 2016 the Company has not issued any preferred shares.

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

Book Value Per Share

Equity Capital (In Thousands)

Liquidity

Liquidity relates primarily to the Company's ability to fund loan demand, meet deposit customers' withdrawal requirements and provide for operating expenses. Assets used to satisfy these needs consist of cash and due from banks, federal funds sold and securities available-for-sale. These assets are commonly referred to as liquid assets. Liquid assets were $51.3 million at December 31, 2016, compared to $47.3 million at December 31, 2015. Management recognizes securities may need to be sold in the future to help fund loan demand and, accordingly, as of December 31, 2016, $39.8 million of the securities portfolio was classified as available for sale. The Company’s residential real estate portfolio can and has been readily used to collateralize borrowings as an additional source of liquidity. Management believes its current liquidity level is sufficient to meet cash requirements.

The Cash Flow Statements for the periods presented provide an indication of the Company’s sources and uses of cash as well as an indication of the ability of the Company to maintain an adequate level of liquidity. A discussion of the cash flow statements for 2016 and 2015 follows.

Net cash provided by operating activities totaled $4.2 million and $4.3 million for the years ended December 31, 2016 and 2015, respectively. The adjustments to reconcile net income to net cash from operating activities consisted mainly of depreciation and amortization of premises and equipment and intangibles, gain on sales of loans, securities and other assets, the provision for loan losses, Federal Home Loan Bank stock dividends, net amortization of securities and net changes in other assets and liabilities.

Net cash used in investing activities totaled $35.0 million for the year ended December 31, 2016. For year ended December 31, 2015 net cash provided by investing activities totaled $30.0 million. The changes in net cash from investing activities include loan growth, as well as normal maturities, security calls and reinvestments of securities and premises and equipment expenditures. Proceeds from securities, which matured or were called totaled $36.4 million and $41.8 million in 2016 and 2015, respectively.

Net cash provided by (used in) financing activities totaled $29.7 million and ($895,000) for the years ended December 31, 2016 and 2015, respectively. The net cash provided by financing activities was primarily attributable to an increase in deposits and an increase in borrowings from the Federal Home Loan Bank. The net used in financing activities in 2015 was primarily attributable to total deposits not increasing as much for the year ended December 31, 2016. The growth of deposits of $15.2 million in 2016 was the primary reason for the net cash provided by financing activities.

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

Report of Independent Registered Public Accounting Firm

Audit Committee, Board of Directors and Stockholders

United Bancorp, Inc.

Martins Ferry, Ohio

We have audited the accompanying consolidated balance sheets of United Bancorp, Inc. as of December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2016. The Company's management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of United Bancorp, Inc. as of December 31, 2016, and 2015, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2016, in conformity with accounting principles generally accepted in the United States of America.

Cincinnati, Ohio

March 20, 2017

United Bancorp, Inc.

Consolidated Balance Sheets

December 31, 2016 and 2015

(In thousands, except share data)

	2016	2015
Assets
Cash and due from banks	$4,233	$4,954
Interest-bearing demand deposits	7,308	7,747
Cash and cash equivalents	11,541	12,701

Available-for-sale securities	39,766	34,623
Loans, net of allowance for loan losses of $2,341 and $2,437 at December 31, 2016 and 2015, respectively	354,380	327,226
Premises and equipment	11,884	10,446
Federal Home Loan Bank stock	4,164	4,210
Foreclosed assets held for sale, net	335	357
Accrued interest receivable	840	803
Deferred federal income taxes	850	521
Bank-owned life insurance	11,822	11,509
Other assets	2,436	2,728
Total assets	$438,018	$405,124

Liabilities and Stockholders’ Equity
Liabilities
Deposits
Demand	$203,745	$188,328
Savings	81,825	77,672
Time	53,233	57,622
Total deposits	338,803	323,622
Securities sold under repurchase agreements	9,393	5,691
Federal Home Loan Bank advances	39,855	26,530
Subordinated debentures	4,124	4,124
Interest payable and other liabilities	3,202	3,661
Total liabilities	395,377	363,628
Stockholders’ Equity
Preferred stock, no par value, authorized 2,000,000 shares; no shares issued	––	––
Common stock, $1 par value; authorized 10,000,000 shares; issued 2016 – 5,425,304 shares, 2015 - 5,385,304 shares; outstanding 2016 – 5,208,051, 2015 – 5,143,637	5,425	5,385
Additional paid-in capital	18,024	18,245
Retained earnings	22,483	21,443
Stock held by deferred compensation plan; 2016 – 211,509 shares, 2015 – 235,923 shares	(1,880)	(2,079)
Unearned ESOP compensation	(911)	(1,271)
Accumulated other comprehensive income (loss)	(454)	(181)
Treasury stock, at cost
2016 – 5,744 shares, 2015 – 5,744 shares	(46)	(46)
Total stockholders’ equity	42,641	41,496
Total liabilities and stockholders’ equity	$438,018	$405,124

See Notes to Consolidated Financial Statements

United Bancorp, Inc.

Consolidated Statements of Income

Years Ended December 31, 2016 and 2015

(In thousands except per share data)

	2016	2015
Interest and Dividend Income
Loans	$16,018	$15,325
Securities
Taxable	325	327
Tax-exempt	81	157
Federal funds sold	36	61
Dividends on Federal Home Loan Bank and other stock	175	212
Total interest and dividend income	16,635	16,082

Interest Expense
Deposits	765	1,005
Borrowings	1,019	1,278
Total interest expense	1,784	2,283
Net Interest Income	14,851	13,799
Provision for Loan Losses	301	553
Net Interest Income After Provision for Loan Losses	14,550	13,246
Noninterest Income
Customer service fees	2,594	2,876
Net gains on loan sales	97	42
Realized gains on sales of available-for-sale securities	—	32
Earnings on bank-owned life insurance	463	426
BOLI benefit in excess of surrender value	—	29
Other	527	397
Total noninterest income	3,681	3,802
Noninterest Expense
Salaries and employee benefits	7,021	6,393
Net occupancy and equipment expense	1,897	1,918
Provision for losses on foreclosed real estate	6	60
Professional fees	720	679
Insurance	225	253
Deposit insurance premiums	198	236
Franchise and other taxes	325	287
Marketing expense	324	300
Printing and office supplies	117	142
Amortization of intangible assets	—	66
Realized losses on sale of real estate and other repossessed assets	4	12
Other	2,234	2,144
Total noninterest expense	13,071	12,490

Income Before Federal Income Taxes	5,160	4,558
Provision for Federal Income Taxes	1,580	1,334
Net Income	$3,580	$3,224
Basic Earnings Per Share	$0.72	$0.65
Diluted Earnings Per Share	$0.71	$0.64

See Notes to Consolidated Financial Statements

United Bancorp, Inc.

Consolidated Statements of Comprehensive Income

Years Ended December 31, 2016 and 2015

(In thousands)

	2016	2015

Net income	$3,580	$3,224
Other comprehensive income (loss), net of tax
Unrealized holding (losses) on available-for-sale securities during the period, net of benefits of (159) and $(17) for each respective period	(310)	(32)
Reclassification adjustment for realized gains on available-for-sale securities included in net income, net of tax of $(11)	—	(21)
Change in funded status of defined benefit plan, net of taxes of $22 and (benefits) of $(83) for each respective period	42	(158)
Amortization of prior service included in net periodic pension expense, net of tax (benefits) of $(30) and $(30) for each respective period	(59)	(59)
Amortization of net loss included in net periodic pension cost, net of tax of $27 and $16 for each respective period	54	32

Comprehensive income	$3,307	$2,986

See Notes to Consolidated Financial Statements

United Bancorp, Inc.

Consolidated Statements of Stockholders’ Equity

Years Ended December 31, 2016 and 2015

(In thousands except per share data)

			Treasury	Shares			Accumulated
		Additional	Stock and	Acquired			Other
	Common	Paid-in	Deferred	By		Retained	Comprehensive
	Stock	Capital	Compensation	ESOP		Earnings	Loss	Total
Balance, January 1, 2015	$5,385	$18,044	$(2,107)	$(1,467)		$20,478	$57	$40,390

Net income	––	––	––	––		3,224	––	3,224
Other comprehensive loss	––	––	––	––		––	(238)	(238)
Cash dividends - $0.42 per share	––	––	––	––		(2,259)	––	(2,259)
Shares purchased for deferred compensation plan	––	35	(35)	––		––	––	––
Expense related to share-based compensation plans	––	164	––	––		––	––	164
Treasury stock activity	––	2	17	––		––	––	19
Amortization of ESOP	––	––	––	196		––	––	196
Balance, December 31, 2015	5,385	18,245	(2,125)	(1,271)		21,443	(181)	41,496

Net income	––	––	––	––		3,580	––	3,580
Other comprehensive loss	––	––	––	––		––	(273)	(273)
Cash dividends - $0.47 per share	––	––	––	––		(2,540)	––	(2,540)
Shares purchased for deferred compensation plan	––	(199)	199	––		––	––	––
Expense related to share-based compensation plans	––	147	––	––		––	––	147
Restricted stock activity	40	(40)	––	––		––	––	––
Amortization of ESOP	––	(129)	––	360		––	––	231
Balance, December 31, 2016	$5,425	$18,024	$(1,926)	$(911	)_	$22,483	$(454)	$42,641

See Notes to Consolidated Financial Statements

United Bancorp, Inc.

Consolidated Statements of Cash Flows

Years Ended December 31, 2016 and 2015

(In thousands)

	2016	2015
Operating Activities
Net income	$3,580	$3,224
Items not requiring (providing) cash
Depreciation and amortization	819	934
Amortization of intangible assets	—	66
Provision for loan losses	301	553
Provision for losses on foreclosed real estate	6	60
Amortization of premiums and discounts on securities-net	(1)	1
Gain on sale of available-for-sale securities	—	(32)
Realized gains on sale of Great Lake Bankers bank stock	(162)	—
Amortization of mortgage servicing rights	12	13
Deferred income taxes	82	(175)
Originations of loans held for sale	(4,451)	(2,370)
Proceeds from sale of loans held for sale	4,548	2,412
Net gains on sales of loans	(97)	(42)
Amortization of ESOP	231	196
Expense related to share-based compensation plans	147	164
Loss on sale of real estate and other repossessed assets	4	12

Changes in
Bank-owned life insurance	(313)	(763)
Accrued interest receivable	(37)	26
Other assets	(34)	(864)
Interest payable and other liabilities	(458)	860

Net cash provided by operating activities	4,177	4,275

Investing Activities
Purchases of available-for-sale securities	(42,000)	(56,997)
Proceeds from maturities of available-for-sale securities	36,389	41,331
Proceeds from maturities of held-to-maturity securities	—	450
Proceeds from sale of available-for-sale securities	—	355
Net change in loans	(27,468)	(14,382)
Proceeds from sale of Great Lake Bank stock	208	—
Purchases of premises and equipment	(2,257)	(1,310)
Proceeds from sales of foreclosed assets	124	710

Net cash used in investing activities	(35,004)	(29,843)

See Notes to Consolidated Financial Statements

United Bancorp, Inc.

Consolidated Statements of Cash Flows (continued)

December 31, 2016 and 2015

(In thousands)

	2016	2015
Financing Activities
Net increase (decrease) in deposits	$15,181	$941
Proceeds of Federal Home Loan Bank advances	19,500
Repayments of Federal Home Loan Bank advances	(6,175)	(189)
Net change in short term borrowings	3,701	593
Cash dividends paid	(2,540)	(2,259)
Treasury stock -net	—	19

Net cash provided by (used in) financing activities	29,667	(895)

Decrease in Cash and Cash Equivalents	(1,160)	(26,463)

Cash and Cash Equivalents, Beginning of Year	12,701	39,164

Cash and Cash Equivalents, End of Year	$11,541	$12,701

Supplemental Cash Flows Information
Interest paid on deposits and borrowings	$1,796	$2,271

Federal income taxes paid	$1,133	$1,180

Supplemental Disclosure of Non-Cash Investing Activities
Transfers from loans to foreclosed assets held for sale	$111	$—

Vesting of restricted stock	$90	$39

See Notes to Consolidated Financial Statements

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2016 and 2015

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

Nature of Operations

The Company’s revenues, operating income and assets are almost exclusively derived from banking. Accordingly, all of the Company’s banking operations are considered by management to be aggregated in one reportable operating segment. Customers are mainly located in Athens, Belmont, Carroll, Fairfield, Harrison, Jefferson and Tuscarawas Counties and the surrounding localities in northeastern, east-central and southeastern Ohio and include a wide range of individuals, businesses and other organizations. The Citizens Bank division conducts its business through its main office in Martins Ferry, Ohio and branches in Bridgeport, Colerain, Dellroy, Dillonvale, Dover, Jewett, New Philadelphia, St. Clairsville East, St. Clairsville West, Sherrodsville, Strasburg and Tiltonsville, Ohio. The Citizens Bank also operates a Loan Production Office in Wheeling, West Virginia. The Community Bank division conducts its business through its two branches in Lancaster, Ohio and branches in Amesville, Glouster, and Nelsonville, Ohio.

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

December 31, 2016 and 2015

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

Cash Equivalents

The Company considers all liquid investments with original maturities of three months or less to be cash equivalents. At December 31, 2016 and 2015, cash equivalents consisted primarily of due from accounts with the Federal Reserve and other correspondent Banks.

Currently, the FDIC’s insurance limits are $250,000. At December 31, 2016 and 2015, none of the Company’s cash accounts exceeded the federally insured limit of $250,000.

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

Loans Held for Sale

Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or fair value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income. At December 31, 2016 and 2015, the Company did not have any loans held for sale.

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2016 and 2015

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

December 31, 2016 and 2015

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

December 31, 2016 and 2015

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

December 31, 2016 and 2015

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

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2016 and 2015

Intangible Asset

In conjunction with an acquisition, the Company recorded a core deposit intangible asset of approximately $812,000. As of December 31, 2015 this asset was fully amortized. Amortization expense was $66,000 the year ended December 31, 2015

Treasury Stock

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

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2016 and 2015

Uncertain tax positions are recognized if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination. The term more likely than not means a likelihood of more than 50 percent; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances and information available at the reporting date and is subject to management’s judgment. At December 31, 2016, the Company had no uncertain tax positions.

The Company recognizes interest and penalties on income taxes as a component of income tax expense.

The Company files consolidated income tax returns with its subsidiary. With a few exceptions, the Company is no longer subject to the examination by tax authorities for years before 2013.

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

December 31, 2016 and 2015

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

The Company is required to maintain reserve funds in cash and/or on deposit with the Federal Reserve Bank. The reserve required at December 31, 2016 and 2015, was $2.8 million and $3.7 million, respectively.

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2016 and 2015

Note 3:	Securities

The amortized cost and approximate fair values, together with gross unrealized gains and losses of securities are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Approximate Fair Value
	(In thousands)
Available-for-sale Securities:
December 31, 2016:
U.S. government agencies	$39,000	$—	$(486)	$38,514
State and political subdivisions	1,249	3	—	1,252

	$40,249	$3	$(486)	$39,766

Available-for-sale Securities:
December 31, 2015:
U.S. government agencies	$32,000	$11	$(50)	$31,961
State and political subdivisions	2,637	25	—	2,662

	$34,637	$36	$(50)	$34,623

The amortized cost and fair value of available-for-sale securities at December 31, 2016, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties. Maturities for mortgage-backed securities are presented in the table below based on their projected maturities.

	Available-for-sale
	Amortized Cost	Fair Value
	(In thousands)

Within one year	$250	$250
One to five years	39,999	39,516

Totals	$40,249	$39,766

The carrying value of securities pledged as collateral, to secure public deposits and for other purposes, was $27.9 million and $22.6 million at December 31, 2016 and 2015, respectively.

Certain investments in debt securities are reported in the financial statements at an amount less than their historical cost. The total fair value of these investments at December 31, 2016 and 2015, was $38.5 million and $24.0 million, which represented approximately 96.8% and 69.2%, respectively, of the Company’s available-for-sale and held-to-maturity investment portfolio.

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2016 and 2015

Based on evaluation of available evidence, including recent changes in market interest rates, credit rating information and information obtained from regulatory filings, management believes the declines in fair value for these securities are temporary.

The following tables show the Company’s investments’ gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2016 and 2015:

December 31, 2016
	Less than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(In thousands)

US Government agencies	$38,514	$(486)	$—	$—	$38,514	$(486)

Total temporarily impaired securities	$38,514	$(486)	$—	$—	$38,514	$(486)

December 31, 2015
	Less than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(In thousands)

US Government agencies	$23,950	$(50)	$—	$—	$23,950	$(50)

Total temporarily impaired securities	$23,950	$(50)	$—	$—	$23,950	$(50)

U. S. Government Agencies

The unrealized losses on the Company’s investments in direct obligations of U. S. Government agencies were caused by interest rate increases. The contractual terms of those investments do not permit the issuer to settle the securities at a price less than the amortized cost bases of the investments. Because the Company does not intend to sell the investments and it is not more likely than not the Company will be required to sell the investments before recovery of their amortized cost bases, which may be maturity, the Company does not consider those investments to be other-than-temporarily impaired at December 31, 2016.

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2016 and 2015

For the year ended December 31 2015, proceeds from the sale of investment securities available-for-sale were $355,000, with gross realized gains of $32,000, and gross realized losses of zero. The gain is included in realized gains on sales of available-for-sale securities, net in the noninterest income section of the statement of income.

Note 4:	Loans and Allowance for Loan Losses

Categories of loans at December 31, include:

	2016	2015
	(In thousands)

Commercial loans	$74,514	$67,247
Commercial real estate	191,686	163,459
Residential real estate	76,154	81,498
Installment loans	14,367	17,459

Total gross loans	356,721	329,663

Less allowance for loan losses	(2,341)	(2,437)

Total loans	$354,380	$327,226

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

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2016 and 2015

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

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2016 and 2015

The following tables present the balance in the allowance for loan losses and the recorded investment in loans based on portfolio segment and impairment method as of December 31, 2016 and 2015:

	2016
	Commercial	Commercial Real Estate	Residential	Installment	Unallocated	Total
	(In thousands)
Allowance for loan losses:
Balance, beginning of year	$184	$597	$170	$113	$1,373	$2,437
Provision charged to expense	235	213	542	340	(1,029)	301
Losses charged off	(2)	(108)	(143)	(417)	––	(670)
Recoveries	78	102	22	71	––	273
Balance, end of year	$495	$804	$591	$107	$344	$2,341
Ending balance: individually evaluated for impairment	$11	$108	$––	$––	$––	$119
Ending balance: collectively evaluated for impairment	$484	$696	$591	$107	$344	$2,222

Loans:
Ending balance: individually evaluated for impairment	$3,148	$1,178	$––	$326	$––	$4,652
Ending balance: collectively evaluated for impairment	$71,366	$190,508	$76,154	$14,041	$––	$352,069

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2016 and 2015

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

To facilitate the monitoring of credit quality within the loan portfolio, and for purposes of analyzing historical loss rates used in the determination of the allowance for loan loss estimate, the Company utilizes the following categories of credit grades: pass, special mention, substandard, and doubtful. The four categories, which are derived from standard regulatory rating definitions, are assigned upon initial approval of credit to borrowers and updated periodically thereafter. Pass ratings, which are assigned to those borrowers that do not have identified potential or well defined weaknesses and for which there is a high likelihood of orderly repayment, are updated periodically based on the size and credit characteristics of the borrower. All other categories are updated on at least a quarterly basis.

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2016 and 2015

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

The following table shows the portfolio quality indicators as of December 31, 2016:

Loan Class	Commercial	Commercial Real Estate	Residential	Installment	Total
	(In thousands)

Pass Grade	$71,302	$187,255	$76,154	$14,041	$348,752
Special Mention	64	3,253	––	––	3,317
Substandard	3,148	1,178	––	326	4,652
Doubtful	––	––	––	––	––

	$74,514	$191,686	$76,154	$14,367	$356,721

The following table shows the portfolio quality indicators as of December 31, 2015:

Loan Class	Commercial	Commercial Real Estate	Residential	Installment	Total
	(In thousands)

Pass Grade	$67,150	$158,362	$81,498	$17,363	$324,373
Special Mention	39	996	––	––	1,035
Substandard	58	4,101	––	96	4,255
Doubtful	––	––	––	––	––

	$67,247	$163,459	$81,498	$17,459	$329,663

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2016 and 2015

The Company evaluates the loan risk grading system definitions and allowance for loan losses methodology on an ongoing basis. No significant methodology changes were made during 2016 and 2015.

The following table shows the loan portfolio aging analysis of the recorded investment in loans as of December 31, 2016:

	30-59 Days Past Due and Accruing	60-89 Days Past Due and Accruing	Greater Than 90 Days and Accruing	Non Accrual	Total Past Due and Non Accrual	Current	Total Loans Receivable
	(In thousands)
Commercial	$153	$105	$75	$49	$382	$74,132	$74,514
Commercial real estate	—	55	—	335	390	191,296	191,686
Residential	805	135	161	922	2,023	74,131	76,154
Installment	213	8	––	55	276	14,091	14,367
Total	$1,171	$303	$236	$1,361	$3,071	$353,650	$356,721

The following table shows the loan portfolio aging analysis of the recorded investment in loans as of December 31, 2015:

	30-59 Days Past Due and Accruing	60-89 Days Past Due and Accruing	Greater Than 90 Days and Accruing	Non Accrual	Total Past Due and Non Accrual	Current	Total Loans Receivable
	(In thousands)
Commercial	$141	$––	$––	$63	$204	$67,043	$67,247
Commercial real estate	319	––	132	250	701	162,758	163,459
Residential	737	500	––	599	1,836	79,662	81,498
Installment	220	71	––	132	423	17,036	17,459
Total	$1,417	$571	$132	$1,044	$3,164	$326,499	$329,663

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2016 and 2015

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

The following table presents impaired loans for the year ended December 31, 2016:

	Recorded Balance	Unpaid Principal Balance	Specific Allowance	Average Investment in Impaired Loans	Interest Income Recognized
	(In thousands)
Loans without a specific valuation allowance:
Commercial	$2,975	$2,975	$––	$2,930	$142
Commercial real estate	658	766	––	1,176	43
Installment	326	326	––	328	13

	3,959	4,067	––	4,434	198
Loans with a specific valuation allowance:
Commercial	$173	$173	$11	$188	$8
Commercial real estate	520	520	108	586	26
Installment	—	—	—	—	2

	693	693	119	774	36

Total:
Commercial	$3,148	$3,148	$11	$3,118	$150
Commercial Real Estate	$1,178	$1,286	$108	$1,762	$69
Installment	$326	$326	$—	$328	$15

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2016 and 2015

The following table presents impaired loans for the year ended December 31, 2015:

	Recorded Balance	Unpaid Principal Balance	Specific Allowance	Average Investment in Impaired Loans	Interest Income Recognized
	(In thousands)
Loans without a specific valuation allowance:
Commercial	$44	$74	$––	$74	$4
Commercial real estate	464	464	––	857	35
Installment	80	203	––	213	14

	588	741	––	1,144	53
Loans with a specific valuation allowance:
Commercial	13	49	9	49	5
Commercial real estate	809	961	172	1,010	36

	822	1,010	181	1,059	41

Total:
Commercial	$57	$123	$9	$123	$9
Commercial Real Estate	$1,273	$1,425	$172	$1,867	$71
Installment	$80	$203	$—	$213	$14

At December 31, 2016 and 2015, the Company had certain loans that were modified in troubled debt restructurings and impaired.  The modification of terms of such loans included one or a combination of the following:  an extension of maturity, a reduction of the stated interest rate or a permanent reduction of the recorded investment in the loan.

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2016 and 2015

The following tables present information regarding troubled debt restructurings by class and by type of modification for the years ended December 31, 2016 and 2015:

	Year Ended December 31, 2016
	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
		(In thousands)

Commercial	1	$17	$17
Commercial real estate	3	116	116

	Year Ended December 31, 2016
	Interest Only	Term	Combination	Total Modification
		(In thousands)

Commercial	$––	$17	$––	$17
Commercial real estate	––	116	––	116

	Year Ended December 31, 2015
	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
		(In thousands)

Commercial	2	$40	$40
Commercial real estate	1	62	62

	Year Ended December 31, 2015
	Interest Only	Term	Combination	Total Modification
		(In thousands)

Commercial	$––	$40	$––	$40
Commercial real estate	––	62	––	62

During the 2016 and 2015, troubled debt restructurings did not have an impact on the allowance for loan losses. At December 31, 2016 and 2015 and for the years then ended, there were no material defaults of any troubled debt restructurings that were modified in the last 12 months. The Company generally considers TDR’s that become 90 days or more past due under the modified terms as subsequently defaulted.

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2016 and 2015

Note 5:	Premises and Equipment

Major classifications of premises and equipment, stated at cost, are as follows:

	2016	2015
	(In thousands)

Land, buildings and improvements	$17,025	$15,650
Furniture and equipment	12,164	11,361
Computer software	2,116	2,037
	31,305	29,048
Less accumulated depreciation	(19,421)	(18,602)
Net premises and equipment	$11,884	$10,446

Note 6:	Time Deposits

Time deposits in denominations of $250,000 or more were $1.4 million at December 31, 2016 and $2.9 million at December 31, 2015. At December 31, 2016, the scheduled maturities of time deposits are as follows:

Due during the year ending December 31,	(In thousands)

2017	$23,797
2018	16,859
2019	6,520
2020	2,436
2021	1,110
Thereafter	2,511
$53,233

Note 7:	Borrowings

At December 31, advances from the Federal Home Loan Bank were as follows:

	2016	2015
	(In thousands)
Maturities January 2017 through August 2025, primarily at fixed rates ranging from 3.08% to 6.65%, averaging 3.93%	$20,355	$––
Cash Management advances maturities January 2017 through March 2017 at floating rates averaging 0.74%	19,500	––
Maturities May 2016 through August 2025, primarily at fixed rates ranging from 3.08% to 6.65%, averaging 3.80%	––	26,530
	$39,855	$26,530

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2016 and 2015

At December 31, 2016 required annual principal payments on Federal Home Loan Bank advances were as follows:

For the year ending December 31,	(In thousands)
2017	$39,634
2018	110
2019	40
2020	17
2021	17
Thereafter	37

$39,855

At December 31, 2016 and 2015, as a member of the Federal Home Loan Bank system the Bank had the ability to obtain up to $60.8 million and $60.6 million, respectively, in additional borrowings based on securities and certain loans pledged to the FHLB. At December 31, 2016 and 2015, the Bank had approximately $122.6 million and $122.1 million, respectively of one- to four-family residential real estate and commercial real estate loans pledged as collateral for borrowings. Also at December 31, 2016 and 2015, the Company and the Bank have cash management lines of credit with various correspondent banks (excluding FHLB cash management lines of credit) enabling additional borrowings of up to $15.0 million.

Securities sold under repurchase agreements were approximately $9.4 million and $5.7 million at December 31, 2016 and 2015.

Securities sold under agreements to repurchase are financing arrangements whereby the Company sells securities and agrees to repurchase the identical securities at the maturities of the agreements at specified prices. Physical control is maintained for all securities sold under repurchase agreements. Information concerning securities sold under agreements to repurchase is summarized as follows:

	2016	2015
	(Dollars in thousands)

Balance outstanding at year end	$9,393	$5,691
Average daily balance during the year	$11,058	$9,769
Average interest rate during the year	0.12%	0.12%
Maximum month-end balance during the year	$14,200	$12,934
Weighted-average interest rate at year end	0.12%	0.12%

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

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2016 and 2015

The following table presents the Company’s repurchase agreements accounted for as secured borrowings:

Remaining Contractual Maturity of the Agreement

	(In thousands)
December 31, 2016	Overnight and Continuous	Up to 30 Days	30-90 Days	Greater than 90 Days	Total

Repurchase Agreements
U.S government agencies	$9,393	$––	$––	$––	$9,393
Total	$9,393	$––	$––	$––	$9,393

	(In thousands)
December 31, 2015	Overnight and Continuous	Up to 30 Days	30-90 Days	Greater than 90 Days	Total

Repurchase Agreements
U.S. government agencies	$1,622	$––	$––	$––	$1,622
State and political subdivisions	4,069	––	––	––	4,069
Total	$5,691	$––	$––	$––	$5,691

Securities with an approximate carrying value of $13.0 million and $8.5 million at December 31, 2016 and 2015, respectively, were pledged as collateral for repurchase borrowings.

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

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2016 and 2015

Note 9:	Income Taxes

The provision for income taxes includes these components:

	2016	2015
	(In thousands)

Taxes currently payable	$1,498	$1,509
Deferred income taxes (benefit)	82	(175)

Income tax expense	$1,580	$1,334

A reconciliation of income tax expense at the statutory rate to the Company’s actual income tax expense is shown below:

	2016	2015
	(In thousands)

Computed at the statutory rate (34%)	$1,755	$1,550
(Decrease) increase resulting from Tax exempt interest	(42)	(66)
Earnings on bank-owned life insurance - net	(160)	(159)
Other	27	9

Actual tax expense	$1,580	$1,334

The tax effects of temporary differences related to deferred taxes shown on the balance sheets were:

	2016	2015
	(In thousands)

Deferred tax assets
Allowance for loan losses	$382	$372
Stock based compensation	375	366
Allowance for losses on foreclosed real estate	82	82
Deferred compensation	690	760
Intangible assets	124	143
Non-accrual loan interest	79	47
Unrealized losses on securities available for sale	164	5

Total deferred tax assets	1,896	1,775

Deferred tax liabilities
Depreciation	(199)	(109)
Deferred loan costs, net	(158)	(180)
Accretion	(1)	(2)
FHLB stock dividends	(510)	(510)
Mortgage servicing rights	(16)	(20)
Employee benefit expense	(162)	(162)

Total deferred tax liabilities	(1.046)	(983)

Net deferred tax asset	$850	$792

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2016 and 2015

Note 10:	Accumulated Other Comprehensive Loss

The components of accumulated other comprehensive loss, included in stockholders’ equity, are as follows:

	2016	2015
	(In thousands)

Net unrealized loss on securities available-for-sale	$(483)	$(14)
Net unrealized loss for funded status of defined benefit plan liability	(205)	(261)

	(688)	(275)
Tax effect	234	94

Net-of-tax amount	$(454)	$(181)

Note 11:	Regulatory Matters

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

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2016 and 2015

In July 2013, the Federal Reserve approved final rules, referred to herein as the Basel III Rules, establishing a new comprehensive capital framework for U.S. banking organizations. The Basel III Rules generally implement the Basel Committee on Banking Supervision’s December 2010 final capital framework referred to as “Basel III” for strengthening international capital standards. The Basel III Rules substantially revise the risk-based capital requirements applicable to bank holding companies and their depository institution subsidiaries, including the Company and Citizens, as compared to the current U.S. general risk-based capital rules. The Basel III Rules revise the definitions and the components of regulatory capital, as well as address other issues affecting the computation of regulatory capital ratios. The Basel III rules added another capital ratio component “Tier 1 Common Capital Ratio” which is a measurement of a bank’s core equity capital compared with its total risk-weighted assets The Basel III Rules also prescribe a new standardized approach for risk weightings that expand the risk-weighting categories from the current categories to a larger more risk-sensitive number of categories, depending on the nature of the assets, generally ranging from 0% for U.S. government and agency securities, to 600% for certain equity exposures, and resulting in higher risk weights for a variety of asset classes. The Basel III capital rules became effective for the Company and Citizens on January 1, 2015, subject to phase-in periods for certain components. The Company’s management believes that the Company and Citizens will be able to meet targeted capital ratios upon implementation of the revised requirements as finalized. The minimum capital requirements exclude the capital conservation buffer required to avoid limitations on capital distributions, including dividend payments and certain discretionary bonus payments to executive officers. The capital conservation buffer was 0.625% at December 31, 2016. The net unrealized gain or loss on available-for-sale securities is not included in computing regulatory capital.

As of December 31, 2016, the Company exceeded its minimum regulatory capital requirements with a total risk-based capital ratio of 13.6%, common equity tier 1 ratio of 11.8%, Tier 1 risk-based capital ratio of 12.9% and a Tier 1 leverage ratio of 11.0%.

As of December 31, 2016, the most recent notification from Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Bank must maintain capital ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank’s category.

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2016 and 2015

The Company’s and Bank’s actual capital amounts and ratios are presented in the following table.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
As of December 31, 2016
Total Capital (to Risk-Weighted Assets)
Consolidated	$48,429	13.6%	$28,516	8.0%	N/A	N/A
Citizens	41,801	11.8	28,382	8.0	$35,478	10.0%

Common Equity Tier 1 Capital (to Risk-Weighted Assets)
Consolidated	$42,088	11.8%	$16,040	4.5%	N/A	N/A
Citizens	39,460	11.1	15,965	4.5	$23,061	6.5%

Tier I Capital (to Risk-Weighted Assets)
Consolidated	$46,088	12.9%	$21,387	6.0%	N/A	N/A
Citizens	39,460	11.1	21,287	6.0	$28,382	8.0%

Tier I Capital (to Average Assets)
Consolidated	$46,088	11.0%	$16,729	4.0%	N/A	N/A
Citizens	39,460	9.3	17,048	4.0	$21,310	5.0%

As of December 31, 2015
Total Capital (to Risk-Weighted Assets)
Consolidated	$46,854	14.7%	$25,573	8.0%	N/A	N/A
Citizens	41,858	13.2	25,378	8.0	$31,722	10.0%

Common Equity Tier 1 Capital (to Risk-Weighted Assets)
Consolidated	$40,417	12.6%	$14,385	4.5%	N/A	N/A
Citizens	39,421	12.4	14,275	4.5	$20,619	6.5%

Tier I Capital (to Risk-Weighted Assets)
Consolidated	$44,417	13.9%	$19,179	6.0%	N/A	N/A
Citizens	39,421	12.4	19,033	6.0	$25,378	8.0%

Tier I Capital (to Average Assets)
Consolidated	$44,417	10.9%	$16,376	4.0%	N/A	N/A
Citizens	39,421	9.7	16,200	4.0	$20,251	5.0%

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2016 and 2015

Note 12:	Related Party Transactions

At December 31, 2016 and 2015, the Bank had loan commitments outstanding to executive officers, directors, significant stockholders and their affiliates (related parties). In management’s opinion, such loans and other extensions of credit and deposits were made in the ordinary course of business and were made on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons. Further, in management’s opinion, these loans did not involve more than normal risk of collectibility or present other unfavorable features. Such loans are summarized below.

	2016	2015
	(In thousands)

Aggregate balance – January 1	$10,546	$9,684
New loans	4,864	1,474
Repayments	(1,775)	(612)

Aggregate balance – December 31	$13,635	$10,546

Deposits from related parties held by the Bank at December 31, 2016 and 2015, totaled $1.4 million and $1.2 million, respectively.

Note 13:	Benefit Plans

Pension and Other Postretirement Benefit Plans

The Company has a noncontributory defined benefit pension plan covering all employees who meet the eligibility requirements. The Company’s funding policy is to make the minimum annual contribution that is required by applicable regulations, plus such amounts as the Company may determine to be appropriate from time to time. The Company expects to contribute $406,000 to the plan in 2017.

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2016 and 2015

The Company uses a December 31st measurement date for the plan. Information about the plan’s funded status and pension cost follows:

	Pension Benefits
	2016	2015
	(In thousands)
Change in benefit obligation
Beginning of year	$(3,968)	$(3,897)
Service cost	(312)	(341)
Interest cost	(198)	(191)
Actuarial gain	23	187
Benefits paid	529	274

End of year	(3,926)	(3,968)

Change in fair value of plan assets
Beginning of year	4,458	4,485
Actual return on plan assets	382	(51)
Employer contribution	314	298
Benefits paid	(529)	(274)

End of year	4,625	4,458

Funded status at end of year	$699	$490

Amounts recognized in accumulated other comprehensive loss not yet recognized as components of net periodic benefit cost consist of:

	Pension Benefits
	2016	2015
	(In thousands)

Unamortized net loss	$1,052	$1,196
Unamortized prior service	(847)	(935)

	$205	$261

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2016 and 2015

The estimated net loss and prior service credit for the defined benefit pension plan that will be amortized from accumulated other comprehensive income as a credit into net periodic benefit cost over the next fiscal year is approximately $88,000. The accumulated benefit obligation for the defined benefit pension plan was $3.8 million and $3.8 million at December 31, 2016 and 2015, respectively.

Information for the pension plan with respect to accumulated benefit obligation and plan assets is as follows:

	December 31,
	2016	2015
	(In thousands)

Projected benefit obligation	$3,926	$3,968
Accumulated benefit obligation	$3,756	$3,804
Fair value of plan assets	$4,625	$4,458

	December 31,
	2016	2015
	(In thousands)

Components of net periodic benefit cost
Service cost	$312	$341
Interest cost	198	191
Expected return on plan assets	(341)	(377)
Amortization of prior service (credit) cost	(89)	(89)
Amortization of net loss	81	43

Net periodic benefit cost	$161	$109

Significant assumptions include:

	Pension Benefits
	2016	2015

Weighted-average assumptions used to determine benefit obligation:
Discount rate	5.39%	5.26%
Rate of compensation increase	3.00%	3.00%

Weighted-average assumptions used to determine benefit cost:
Discount rate	5.39%	4.98%
Expected return on plan assets	7.50%	8.00%
Rate of compensation increase	3.00%	3.00%

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2016 and 2015

The Company has estimated the long-term rate of return on plan assets based primarily on historical returns on plan assets, adjusted for changes in target portfolio allocations and recent changes in long-term interest rates based on publicly available information. The long-term rate of return did not change from 2015 to 2016.

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid as of December 31, 2016:

Pension Benefits
(In thousands)

2017	$503
2018	193
2019	180
2020	798
2021	489
2022-2026	1,351

Total	$3,514

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

The asset allocation strategy of the plan is designed to allow flexibility in the determination of the appropriate investment allocations between equity and fixed income investments. This strategy is designed to help achieve the actuarial long term rate on plan assets of 7.5%. The target asset allocation percentages for both 2016 and 2015 are as follows:

Large-Cap stocks	Not to exceed 68%
Small-Cap stocks	Not to exceed 23%
Mid-Cap stocks	Not to exceed 23%
International equity securities	Not to exceed 30%
Fixed income investments	Not to exceed 35%
Alternative investments	Not to exceed 19%

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2016 and 2015

At December 31, 2016 and 2015, the fair value of plan assets as a percentage of the total was invested in the following:

	December 31,
	2016	2015

Equity securities	68.1%	75.3%
Debt securities	29.6	23.9
Cash and cash equivalents	2.3	0.8

	100.0%	100.0%

Pension Plan Assets

Following is a description of the valuation methodologies used for pension plan assets measured at fair value on a recurring basis, as well as the general classification of pension plan assets pursuant to the valuation hierarchy.

Where quoted market prices are available in an active market, plan assets are classified within Level 1 of the valuation hierarchy. Level 1 plan assets include investments in mutual funds that involve equity, bond and money market investments. All of the Plan’s assets are classified as Level 1. If quoted market prices are not available, then fair values are estimated by using pricing models, quoted prices of plan assets with similar characteristics or discounted cash flows. In certain cases where Level 1 or Level 2 inputs are not available, plan assets are classified within Level 3 of the hierarchy. At December 31, 2016 and 2015, the Plan did not contain Level 2 or Level 3 investments.

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2016 and 2015

The fair values of Company’s pension plan assets at December 31st, by asset category are as follows:

December 31, 2016
		Fair Value Measurements Using
Asset Category	Total Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In thousands)

Mutual money market	$106	$106	$––	$––
Mutual funds – equities
ETF mutual funds	2,561	2,561	––	––
Large and small Cap	584	584	––	––
Commodities	140	140	––	––
Mutual funds – fixed income
Fixed income	1,022	1,022	––	––
ETF fixed income	212	212	––	––

Total	$4,625	$4,625	$––	$––

December 31, 2015
		Fair Value Measurements Using
Asset Category	Total Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In thousands)

Mutual money market	$37	$37	$––	$––
Mutual funds – equities
International	494	494	––	––
Large Cap	1,876	1,876	––	––
Small and Mid Cap	985	985	––	––
Mutual funds – fixed income
Core bond	845	845	––	––
High yield corporate	221	221	––	––

Total	$4,458	$4,458	$––	$––

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2016 and 2015

Employee Stock Ownership Plan

The Company has an Employee Stock Ownership Plan (“ESOP”) with an integrated 401(k) plan covering substantially all employees of the Company. The ESOP acquired 354,551 shares of Company common stock at $9.64 per share in 2005 with funds provided by a loan from the Company. Accordingly, $3.4 million of common stock acquired by the ESOP was shown as a reduction of stockholders’ equity. Shares are released to participants proportionately as the loan is repaid. Dividends on allocated shares are recorded as dividends and charged to retained earnings. Compensation expense is recorded equal to the fair market value of the stock when contributions, which are determined annually by the Board of Directors of the Company, are made to the ESOP. The Company’s 401(k) matching percentage was 50% of the employees’ first 6% of contributions for 2016 and 2015.

ESOP and 401(k) expense for the years ended December 31, 2016 and 2015 was approximately $231,000 and $196,000, respectively.

Share information for the ESOP is as follows at December 31, 2016 and 2015:

	2016	2015

Allocated shares at beginning of the year	$267,558	$199,242
Shares released for allocation during the year	23,635	23,635
Net shares acquired on reinvestment of cash or (distributed) due to retirement/diversification	42,597	44,681
Unearned shares	94,541	118,176

Total ESOP shares	428,331	385,734

Fair value of unearned shares at December 31st	$1,276,000	$1,133,000

At December 31, 2016, the fair value of the 333,740 allocated shares held by the ESOP was approximately $4,506,000.

Split Dollar Life Insurance Arrangements

The Company has split-dollar life insurance arrangements with its executive officers and certain directors that provide certain death benefits to the executive’s beneficiaries upon his or her death. The agreements provide a pre- and post-retirement death benefit payable to the beneficiaries of the executive in the event of the executive’s death. The Company has purchased life insurance policies on the lives of all participants covered by these agreements in amounts sufficient to provide the sums necessary to pay the beneficiaries, and the Company pays all premiums due on the policies. In the case of an early separation from the Company, the nonvested executive portion of the death benefit is retained by the Company. The accumulated post retirement benefit obligation was $1.5 million at December 31, 2016 and $1.4 million at December 31, 2015.

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2016 and 2015

Note 14:	Restricted Stock Plan

During 2008, the Company’s stockholders authorized the adoption of the United Bancorp, Inc. 2008 Stock Incentive Plan (the “2008 Plan”). No more than 500,000 shares of the Company’s common stock may be issued under the 2008 Plan. The shares that may be issued can be authorized but unissued shares or treasury shares. The 2008 Plan permits the grant of incentive awards in the form of options, stock appreciation rights, restricted share and share unit awards, and performance share awards. The 2008 Plan contains annual limits on certain types of awards to individual participants. In any calendar year, no participant may be granted awards covering more than 25,000 shares.

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

A summary of the status of the Company’s nonvested restricted shares as of December 31, 2016, and changes during the year then ended, is presented below:

	Shares	Weighted- Average Grant-Date Fair Value

Nonvested, beginning of year	140,000	$8.39
Granted	40,000	8.17
Vested	(10,000)	9.94
Forfeited	—	.—
Nonvested, end of year	170,000	$8.75

Total compensation cost recognized in the income statement for share-based payment arrangements during the years ended December 31, 2016 and 2015 was $147,000 and $158,000, respectively. The recognized tax benefits related thereto were $50,000 and $54,000, for the years ended December 31, 2016 and 2015, respectively.

As of December 31, 2016 and 2015, there was $660,000 and $412,000, respectively, of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the Plan. That cost is expected to be recognized over a weighted-average period of 3.2 years.

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2016 and 2015

Note 15:	Earnings Per Share

Earnings per share (EPS) were computed as follows:

	Year Ended December 31, 2016
	Net Income	Weighted- Average Shares	Per Share Amount
	(In thousands)

Net income	$3,580

Dividends on non-vested restricted stock	(31)

Net income allocated to stockholders	3,549

Basic earnings per share
Income available to common stockholders	––	4,907,799	$0.72

Effect of dilutive securities
Restricted stock awards	––	108,521

Diluted earnings per share
Income available to common stockholders and assumed conversions	$3,549	5,016,320	$0.71

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2016 and 2015

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

December 31, 2016 and 2015

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

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2016 and 2015

The following tables present the fair value measurements of assets recognized in the accompanying balance sheets measured at fair value on a recurring basis and the level within the fair value hierarchy in which the fair value measurements fall at December 31, 2016 and 2015:

		December 31, 2016 Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In thousands)
U.S government agencies	$38,514	$––	$38,514	$––

State and political subdivisions	1,252	––	1,252	––

		December 31, 2015 Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In thousands)
U.S government agencies	$31,961	$––	$31,961	$––

State and political subdivisions	2,662	––	2,662	––

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

December 31, 2016 and 2015

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

The following tables present the fair value measurements of assets recognized in the accompanying balance sheets measured at fair value on a non-recurring basis and the level within the fair value hierarchy in which the fair value measurements fall at December 31, 2016 and 2015:

		December 31, 2016 Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In thousands)

Collateral dependent impaired loans	$3,435	$––	$––	$3,435
Foreclosed assets held for sale	249	––	––	249

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2016 and 2015

		December 31, 2015 Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In thousands)

Collateral dependent impaired loans	$641	$––	$––	$641
Foreclosed assets held for sale	327	––	––	327

Unobservable (Level 3) Inputs

The following tables present quantitative information about unobservable inputs used in recurring and nonrecurring Level 3 fair value measurements.

	Fair Value at 12/31/16	Valuation Technique	Unobservable Inputs	Range
	(In thousands)

Collateral-dependent impaired loans	$3,435	Market comparable properties	Comparability adjustments	Not available

Foreclosed assets held for sale	249	Market comparable properties	Marketability discount	10% – 35%

	Fair Value at 12/31/15	Valuation Technique	Unobservable Inputs	Range
	(In thousands)

Collateral-dependent impaired loans	$641	Market comparable properties	Comparability adjustments	Not available

Foreclosed assets held for sale	327	Market comparable properties	Marketability discount	10% – 35%

There were no significant changes in the valuation techniques used during 2016.

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2016 and 2015

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

		Fair Value Measurements Using
	Carrying Amount	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In thousands)
December 31, 2016

Financial assets
Cash and cash equivalents	$11,541	$11,541	$––	$––
Loans, net of allowance	354,380	––	––	355,753
Federal Home Loan Bank stock	4,164	––	4,164	––
Accrued interest receivable	840	––	840	––

Financial liabilities
Deposits	338,803	––	312,240	––
Short term borrowings	9,393	––	9,393	––
Federal Home Loan Bank advances	39,855	––	40,120	––
Subordinated debentures	4,124	––	3,435	––
Interest payable	111	––	111	––

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2016 and 2015

The classification of the assets and liabilities pursuant to the valuation hierarchy as of December 31, 2015 in the following table have not been audited. The fair value has been derived from the December 31, 2015 audited consolidated financial statements.

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

December 31, 2016 and 2015

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

Commitments to Originate Loans, Letters of Credit and Lines of Credit

The fair value of commitments to originate loans is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair values of letters of credit and lines of credit are based on fees currently charged for similar agreements or on the estimated cost to terminate or otherwise settle the obligations with the counterparties at the reporting date. Fair values of commitments were not material at December 31, 2016 and 2015.

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2016 and 2015

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

At December 31, 2016 and 2015, total commercial and commercial real estate loans made up 74.6% and 70.0%, respectively, of the loan portfolio. Installment loans account for 4.03% and 5.3%, respectively, of the loan portfolio. Real estate loans comprise 21.4% and 24.7% of the loan portfolio as of December 31, 2016 and 2015, respectively, and primarily include first mortgage loans on residential properties and home equity lines of credit.

Included in cash and due from banks as of December 31, 2016 and 2015, is $7.3 million and $7.8 million, respectively, of deposits with the Federal Reserve Bank of Cleveland.

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

At December 31, 2016 and 2015, the Company had outstanding commitments to originate variable rate loans aggregating approximately $12.3 million and $11.3 million, respectively. The commitments extended over varying periods of time with the majority being disbursed within a one-year period.

Mortgage loans in the process of origination represent amounts that the Company plans to fund within a normal period of 60 to 90 days, some of which are intended for sale to investors in the secondary market. The Company did not have any mortgage loans in the process of origination which are intended for sale at December 31, 2016 or 2015.

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2016 and 2015

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

The Company did not have any total outstanding standby letters of credit at December 31, 2016 and 2015. At both December 31, 2016 and 2015, the Company had no deferred revenue under standby letter of credit agreements.

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

At December 31, 2016, the Company had granted unused lines of credit to borrowers aggregating approximately $20.9 million and $35.6 million for commercial lines and open-end consumer lines, respectively. At December 31, 2015, the Company had granted unused lines of credit to borrowers aggregating approximately $18.6 million and $36.4 million for commercial lines and open-end consumer lines, respectively.

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2016 and 2015

Note 19:	Recent Accounting Pronouncements

In August 2016, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2016-15 "Statement of Cash Flows (Topic 230) - Classification of Certain Cash Receipts and Cash Payments. " ASU 2016-15 provides cash flow statement classification guidance for certain transactions including how the predominance principle should be applied when cash receipts and cash payments have aspects of more than one class of cash flows. The guidance is effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted, including adoption in an interim period. The Company assessed ASU 2016-15 and does not expect a significant impact on its accounting and disclosures.

In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments-Credit Losses (Topic 326) - Measurement of Credit Losses on Financial Instruments.” The provisions of ASU 2016-13 were issued to provide financial statement users with more decision-useful information about the expected credit losses on financial instruments that are not accounted for at fair value through net income, including loans held for investment, held-to-maturity debt securities, trade and other receivables, net investment in leases and other commitments to extend credit held by a reporting entity at each reporting date. ASU 2016-13 requires that financial assets measured at amortized cost be presented at the net amount expected to be collected, through an allowance for credit losses that is deducted from the amortized cost basis. The amendments in ASU 2016-13 eliminate the probable incurred loss recognition in current GAAP and reflect an entity’s current estimate of all expected credit losses. The measurement of expected credit losses is based upon historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the financial assets.

For purchased financial assets with a more-than-insignificant amount of credit deterioration since origination (“PCD assets”) that are measured at amortized cost, the initial allowance for credit losses is added to the purchase price rather than being reported as a credit loss expense. Subsequent changes in the allowance for credit losses on PCD assets are recognized through the statement of income as a credit loss expense.

Credit losses relating to available-for-sale debt securities will be recorded through an allowance for credit losses rather than as a direct write-down to the security.

ASU 2016-13 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. Early adoption is permitted for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. The Company is currently evaluating the impact of these amendments to the Company’s financial position and results of operations and currently does not know or cannot reasonably quantify the impact of the adoption of the amendments as a result of the complexity and extensive changes from the amendments. The Allowance for Loan Losses (ALL) estimate is material to the Company and given the change from an incurred loss model to a methodology that considers the credit loss over the life of the loan, there is the potential for an increase in the ALL at adoption date. The Company is anticipating a significant change in the processes and procedures to calculate the ALL, including changes in assumptions and estimates to consider expected credit losses over the life of the loan versus the current accounting practice that utilizes the incurred loss model. In addition, the current accounting policy and procedures for the other-than-temporary impairment on available-for-sale securities will be replaced with an allowance approach. The Company is expecting to begin developing and implementing processes during the next two years to ensure it is fully compliant with the amendments at adoption date. For additional information on the allowance for loan losses, see Note 4.

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2016 and 2015

ASU No. 2016-09, "Compensation—Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting"

ASU No. 2016-09 was issued in March 2016 and affects all entities that issue share-based payment awards to their employees. The new guidance involves several aspects of the accounting for share-based payment transactions, including income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. Under ASU No. 2016-09, any excess tax benefits or tax deficiencies should be recognized as income tax expense or benefit in the income statement. Excess tax benefits are to be classified as an operating activity in the statement of cash flows. In accruing compensation cost, an entity can make an entity-wide accounting policy election to either estimate the number of awards that are expected to vest, as required under current guidance, or account for forfeitures when they occur. For an award to qualify for equity classification, an entity cannot partially settle the award in excess of the employer's maximum statutory withholding requirements. Such cash paid by an employer when directly withholding shares for tax withholding purposes should be classified as a financing activity in the statement of cash flows. The amendments in ASU No. 2016-09 are effective for public business entities for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2016. Early adoption is permitted. The stock based compensation plan has not historically generated material amounts of excess tax benefits or deficiencies and, therefore, the Company does not anticipate a material change in the Company’s financial position or results of operations, as a result of adopting ASU No. 2016-09. The Company is currently implementing the new processes and does not anticipate significant changes.

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2016 and 2015

ASU No. 2016-01, "Financial Instruments - Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities"

ASU No. 2016-01 was issued in January 2016 and applies to all entities that hold financial assets or owe financial liabilities. ASU 2016-01 is intended to improve the recognition and measurement of financial instruments by requiring equity investments to be measured at fair value with changes in fair value recognized in net income; requiring public entities to use the exit price notion when measuring the fair value of financial instruments for disclosure purposes; requiring separate presentation of financial assets and financial liabilities by measurement category and form of financial asset on the balance sheet or the accompanying notes to the financial statements; eliminating the requirement for public business entities to disclose the method(s) and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured and amortized at cost on the balance sheet; and requiring a reporting organization to present separately in other comprehensive income the portion of the total change in the fair value of a liability resulting from a change in the instruments specific credit risk when the organization has elected to measure the liability at fair value in accordance with the fair value option for financial instruments. ASU 2016-01 is effective for annual periods and interim periods within those periods, beginning after December 15, 2017. The amendments should be applied by means of a cumulative-effect adjustment to the balance sheet as of the beginning of the fiscal year of adoption. The amendments related to equity securities without readily determinable fair values (including disclosure requirements) should be applied prospectively to equity instruments that exist as of the date of adoption. The Company is currently evaluating the impact of these amendments, but does not expect them to have a material effect on the Company’s financial position or results of operations since it does not have any equity securities or a valuation allowance. However, the amendments will have an impact on certain items that are disclosed at fair that are not currently utilizing the exit price notion when measuring fair value. At this time the Company cannot quantify the change in the fair value of such disclosures since the Company is currently evaluating the full impact of the Update and is in the planning stages of developing appropriate procedures and processes to comply with the disclosure requirements of such amendments. The current accounting policies and procedures will be modified after the Company has fully evaluated the standard to comply with the accounting changes mentioned above. For additional information on fair value of assets and liabilities, see Note 16.

In May 2014, the FASB issued ASU No. 2014-09 “Revenue from Contracts with Customers (Topic 606)” (ASU 2014-09). This update to the ASC is the culmination of efforts by the FASB and the International Accounting Standards Board (IASB) to develop a common revenue standard for U.S. GAAP and International Financial Reporting Standards (IFRS). ASU 2014-09 supersedes Topic 605 – Revenue Recognition and most industry-specific guidance. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The guidance in ASU 2014-09 describes a 5-step process entities can apply to achieve the core principle of revenue recognition and requires disclosures sufficient to enable users of financial statements to understand the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers and the significant judgments used in determining that information. Originally, the amendments in ASU 2014-09 were effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period and early application is not allowed. In July 2015, the FASB extended the implementation date to annual reporting periods beginning after December 15, 2017 including interim periods within that reporting period. Transitional guidance is included in the update. Earlier adoption is permitted only as of annual reporting periods beginning after December 31, 2016, including interim periods within that reporting period. The Company is in its preliminary stages of evaluating the impact of these amendments, although it doesn’t expect the amendments to have a significant impact to the Company’s financial position or results of operations. The amendments could potentially impact the accounting procedures and processes over the recognition of certain revenue sources, including, but not limited to, non-interest income. The Company is expecting to begin developing processes and procedures during 2017 to ensure it is fully compliant with these amendments at the date of adoption.

On February 25, 2016, the FASB issued ASU 2016-02 “Leases (Topic 842).” ASU 2016-02 is intended to improve financial reporting about leasing transactions. This ASU affects all companies and other organization that lease assets such as real estate, airplanes, and manufacturing equipment.

Under the current accounting model, an organization applies a classification test to determine the accounting for the lease arrangement:

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2016 and 2015

(a)	Some leases are classified as capital where by the lessee would recognize lease assets and liabilities on the balance sheet.
(b)	Other leases are classified as operating leases whereby the lessee would not recognize lease assets and liabilities on the balance sheet.

Under the new guidance, a lessee will be required to recognize assets and liabilities for leases with lease terms of more than 12 months. Consistent with Generally Accepted Accounting Principles (GAAP), the recognition, measurement, and presentation of expenses and cash flows arising from a lease by a lessee primarily will depend on its classification as a finance or operating lease.

However, unlike current GAAP—which requires only capital leases to be recognized on the balance sheet—the new ASU will require both types of leases to be recognized on the balance sheet.

For public companies, the ASU is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. Thus, for a calendar year company, it would be effective January 1, 2019. The impact is not expected to have a material effect on the Company’s financial position or results of operations since the Company does not have a material amount of lease agreements. The Company is currently in the process of fully evaluating the amendments and will subsequently implement new processes to comply with the ASU. In addition, the Company will change its current accounting practice to comply with the amendments and such changes as mentioned above.

Note 20:	Condensed Financial Information (Parent Company Only)

Presented below is condensed financial information as to financial position, results of operations and cash flows of the Company:

Condensed Balance Sheets

	December 31,
	2016	2015
	(In thousands)
Assets
Cash and cash equivalents	$4,644	$3,455
Investment in the Bank	39,141	39,412
Corporate owned life insurance	7	—
Other assets	2,973	2,814

Total assets	$46,765	$45,681

Liabilities and Stockholders’ Equity
Subordinated debentures	$4,124	$4,124
Other liabilities	—	61
Stockholders’ equity	42,641	41,496

Total liabilities and stockholders’ equity	$46,765	$45,681

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2016 and 2015

Condensed Statements of Income and Comprehensive Income

	Years Ended December 31,
	2016	2015
	(In thousands)

Operating Income
Dividends from subsidiary	$3,550	$3,550
Interest and dividend income from securities and federal funds	7	43

Total operating income	3,557	3,593

General, Administrative and Other Expenses	1,651	1,755

Income Before Income Taxes and Equity in Undistributed Income of Subsidiary	1,906	1,838

Income Tax Benefits	484	569

Income Before Equity in Undistributed Income of Subsidiary	2,390	2,407

Equity in Undistributed Income of Subsidiary	1,190	817

Net Income	$3,580	$3,224

Comprehensive Income	$3,307	$2,986

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2016 and 2015

Condensed Statements of Cash Flows

	Years Ended December 31,
	2016	2015
	(In thousands)

Operating Activities
Net income	$3,580	$3,224
Items not requiring (providing) cash
Depreciation and amortization	—	13
Equity in undistributed income of subsidiary	(39)	(817)
Amortization of ESOP and share-based compensation plans	378	360
Gain on Corporate owned life insurance	—	(29)
Net change in other assets and other liabilities	(190)	(11)

Net cash provided by operating activities	3,729	2,740

Investing Activities
Redemption of Corporate owned life insurance	—	347

Net cash provided by financing activities	—	347

Financing Activities
Dividends paid to stockholders	(2,540)	(2,259)
Treasury stock –net	—	19

Net cash used in financing activities	(2,540)	(2,240)

Net Change in Cash and Cash Equivalents	1,189	847

Cash and Cash Equivalents at Beginning of Year	3,455	2,608

Cash and Cash Equivalents at End of Year	$4,644	$3,455

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2016 and 2015

Note 21:	Quarterly Financial Data (Unaudited)

The following tables summarize the Company’s quarterly results of operations for the years ended December 31, 2016 and 2015.

	Three Months Ended
2016:	March 31,	June 30,	September 30,	December 31,
	(In thousands, except per share data)

Total interest income	$4,038	$4,187	$4,166	$4,244
Total interest expense	475	437	432	440

Net interest income	3,563	3,750	3,734	3,804

Provision (credit) for loan losses	71	105	131	(6)
Other income	867	902	1,056	856
General, administrative and other expense	3,141	3,251	3,345	3,333

Income before income taxes	1,218	1,296	1,314	1,333
Federal income taxes	373	389	386	432

Net income	$845	$907	$928	$901

Earnings per share
Basic	$0.18	$0.18	$0.18	$0.18

Diluted	$0.17	$0.18	$0.18	$0.18

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2016 and 2015

	Three Months Ended
2015:	March 31,	June 30,	September 30,	December 31,
	(In thousands, except per share data)

Total interest income	$3,859	$4,040	$4,118	$4,065
Total interest expense	581	582	578	542

Net interest income	3,278	3,458	3,540	3,523

Provision for loan losses	116	145	126	166
Other income	992	935	987	938
Gain on sale of securities - net	3,184	3,112	3,182	3,062
General, administrative and other expense
	970	1,136	1,219	1,233
Income before income taxes	276	331	360	367
Federal income taxes
	$694	$805	$859	$866
Net income

Earnings per share
Basic	$0.14	$0.16	$0.17	$0.18

Diluted	$0.14	$0.16	$0.17	$0.17

