Form 10-K, Exhibit 13
period 2017-12-31
UNITED BANCORP INC /OH/
filed 2018-03-20
CIK 731653

Exhibit 13

UNITED
BANCORP INC.

201 South Fourth Street
Martins Ferry, OH 43935
(740) 633-0445

www.UNITEDBANCORP.com

UNITED BANCORP

We Are **UNITED**...To Better Serve You!

ANNUAL REPORT

2017

NASDAQ CONGRATULATES
UNITED BANCORP
ON THEIR 25 YEAR
LISTING ANNIVERSARY
NOVEMBER, 2017
UNITED BANCORP
UBCP NasdaqListed
Nasdaq

UNITED BANCORP

We Are **UNITED**...To Better Serve You!

ANNUAL REPORT

2017

A Letter from the President and CEO

To the shareholders of United Bancorp, Inc….

I am extremely pleased to report about the record level of earnings that our company achieved in 2017 on an operating basis (exclusive of the deferred tax asset revaluation that took place in the fourth quarter). This past year United Bancorp, Inc. (UBCP) reported diluted earnings per share of $0.71 and net income of $3.546 million. In the fourth quarter and for the year ended December 31, 2017, UBCP recorded a $216 thousand, or $0.04 per share, one-time write down or revaluation of its net deferred tax asset as a result of the Tax Cuts and Jobs Act of 2017 (“tax act”) enacted on December 22, 2017. Without this charge relating to the implementation of the tax act, our company’s diluted earnings per share would have been $0.75 versus $0.71 for the prior year end, an increase of 5.6%, and our net income would have been $3.762 million, which represents record earnings for our company. Our company’s previous best year in net income performance was 2008, which was prior to our industry being negatively impacted by the effects of the Great Recession.

This past year, we continued to focus on growing our company and saw growth in the three primary balance sheet areas on which we keenly focus: assets, loans and deposits. We seek to have growth in these key areas of the balance sheet if we can do so in a profitable fashion in order to support our growth strategy. In addition, we continued to build and solidify the infrastructure, or base, that will firmly support our envisioned growth in the coming years. Building our infrastructure during the course of 2017 had the impact of driving our non-interest expense levels up to some degree; but, we firmly anticipate a nice payback on this investment in future periods.

As always— and of utmost importance to our company— this past year we continued to focus on rewarding our valued shareholders by increasing our dividend payout, while maintaining our market value position. For the year, we paid total cash dividends of $0.51 (including a special cash dividend of $0.05 paid, once again, in the fourth quarter). This is an increase of $0.04, or 8.5%, over the cash dividend paid in the previous year and puts our cash dividend yield at a level that is nearly twice that currently seen within our industry! The market value of our company’s stock at year-end was $13.25, which is in-line with where it finished at the previous year-end. At this market valuation, our company’s stock is trading above eighteen times (18x’s) earnings, which is very respectable in the current market. With the present confidence that we have in improving our earnings further in the coming year, we are very optimistic that the market will further reward us with an increase in our market valuation in 2018. Overall, we are extremely pleased with the performance of our company in 2017 and the direction that we are going!

The following is a more detailed picture of how we achieved the record performance at United Bancorp, Inc. in 2017:

Continuing to Increase Net Interest Income: Once again this past year, we were able to achieve positive growth in our primary revenue area— net interest income. We achieved this by growing our balance sheet while maintaining our margins. In 2017, we saw our total assets grow to $459.3 million at year-end, which is an increase of $21.3 million or 4.9% over the previous year. Contributing to this growth in total assets this past year was the growth that we experienced in our loan portfolio. At year-end, gross loans totaled $368.6 million, which was an increase of $11.9 million, or 3.3%, over 2016 totals. Also contributing to the increase in total assets in 2017 was the growth seen in our securities portfolio. This past year, securities and other restricted stock was at a level of $49.1 million at year-end, which was an increase over the previous year of $5.2 million, or 11.8%. With an increasing target for the Federal Funds Rate (FFR) this past year and an increasing level of earning-assets, our company was able to realize an increase in the total interest income that it produced. In 2017, we generated $17.7 million in total interest income, which is an increase of $1.02 million, or 6.1%, year-over-year.

A Letter from the President and CEO - Continued

The other component of net interest income is interest expense. Once again, as we have experienced in recent years, our company was able to lower its total interest expense. This is quite remarkable considering that we grew our total deposits by $47.2 million, or 14.0%, during the course of this past year! Overall, total interest expense for 2017 was $1.76 million, a decrease of 1.1% from the previous year. As mentioned, we were able to contain total interest expense even while growing total deposits. This was accomplished through our strategy of building relationships with our depositors and, thereby, attracting lower-cost retail funding. Overall, we saw lower-cost retail funding (consisting of non interest and interest bearing demand and savings deposits) comprise $34.6 million of this growth in core funding. Time deposits grew by $12.6 million or 23.6%. This lower-cost and time retail funding that we were able to attract this past year was utilized to replace higher-cost wholesale funding alternatives. Our company had $20.0 million in fixed rate advances from the Federal Home Loan Bank (FHLB) mature over the course of 2017. By exchanging this higher-cost wholesale funding with lower-cost retail funding, we experienced a decline in our overall interest expense to average assets, which decreased on a year-over-year basis from 0.43% to 0.39%. This occurrence fully explains our company’s ability to fund its growth while lowering overall funding costs in 2017!

By increasing the level of interest income that we realized this past year through positive asset-related growth and controlling the level of interest expense, we saw our net interest margin improve by two basis points to a level of 3.85% at year-end. In 2017, this led to our company realizing net interest income of $15.9 million, an increase of $1.04 million or 7.0%.

Increasing Noninterest Expense to Support Future Growth while Maintaining Noninterest Income Levels: Focusing on the growth of our company, this past year we continued building the base upon which we will grow in future periods. In addition, we absorbed expenses related to several initiatives that were implemented the previous year, which led to our company realizing this cost for the entire year in 2017. With our focus on the future, we saw our non-interest expense levels increase this past year (after seeing decline or relative containment thereof in recent years). For the year, noninterest expense increased by $578 thousand or 4.4%. Most of the increase in noninterest expense was related to either infrastructure or personnel enhancement in the following areas: hiring additional loan origination personnel to drive the revenue of our company; completing the renovation of our Main Office to support an enhanced loan origination and product/ service delivery platform; reorganizing and enhancing our Information Technology function to better manage risk and serve our valued customers; opening a new Loan Production Office in the Wheeling, West Virginia market to increase overall loan production and to introduce our brand to a new, highly appealing market; marketing expense related to supporting our strategy of attracting low-cost retail funding; and, lastly, legal and other expenses associated with the renaming of our company’s single bank charter. Considering that most of the aforementioned noninterest expenses are fixed or nonrecurring, we firmly believe that we should be able to drive higher levels of revenue without significantly adding to our overall noninterest expense levels in the short-term; thereby, enhancing our earnings and returns in the near term!

Looking at the income-side of the net noninterest margin, the noninterest income realized by our company in 2017 was down $229 thousand year-over-year. The majority of this decrease related to a $162 thousand non-recurring gain that we realized when we sold our Bankers Bancshares, Inc. stock in 2016. Netting out the effect of this one-time event, the noninterest income realized by our company this past year remained relatively stable and was driven primarily by service charges on deposit accounts. Going forward, we seek to focus on payments and other services that will enhance the level of income generated by deposit or cash management-based services.

Protecting the Bottom-Line by Maintaining Solid Credit Quality Metrics— Even while growing our loan portfolio, we were able to preserve and improve our overall stability relating to credit quality. Year-over-year, we continued to have very solid credit quality-related metrics supported by nonaccrual loans and loans past due thirty (30) plus days decreasing from a level of $3.1 million to $2.7 million, a decline of $392 thousand or 12.6%. Further— net loans charged off, excluding overdrafts, was $235 thousand for 2017, which is a decrease of $46 thousand, or 16.4%, from the previous year. As of year-end, total past dues and nonaccrual loans to gross loans was a very solid 0.73%, versus 0.86% the prior year. In addition, net charge offs to average loans was a very respectable 0.07% for 2017. With these improving credit quality metrics, it is anticipated that our Company will be able to keep contributions to its loan loss reserve at relatively low levels in the coming year, which should help preserve and contribute to the enhancement of bottom-line earnings.

Each of these aforementioned items led to the positive improvement in the earnings of our company in 2017. By keeping a steady focus on and maintaining or improving our performance in these key operational areas, we strongly believe that our company will continue to produce increasing levels of earnings and profitability in future periods!

There were several events that occurred and enhancements made over the course of this past year that will either help us achieve the level of growth that we envision or lead to higher levels of performance for our company. These events and/or enhancements are:

•	Renaming our bank charter to more effectively build our brand and gain recognition. Effective on October 10, 2017, The Citizens Savings Bank and its two divisions— The Citizens Bank and The Community Bank— were renamed Unified Bank. Renaming our bank-level charter, Unified Bank, will allow us to establish a more effective brand and better support our envisioned growth objective. Considering that there are roughly 5,700 bank charters in the United States and that ten (10) percent have a charter with the name of either “Citizens” or “Community,” it was extremely difficult to differentiate our banks in the markets that we serve and leverage those names as we seek to grow. Our Unified Bank name (and, charter) is the only one for a commercial banking entity in our country at this time. We have registered this name in the three primary states in which we presently seek to operate and grow— Ohio, West Virginia and Pennsylvania— and believe that we now truly have a brand that can be effectively promoted and leveraged. In addition, operating as a “single” brand allows our company to reduce costs and gain efficiencies! No longer do we have to maintain multiple platforms to effectively promote two brand names. This should lead to lower operating costs on a going forward basis. Lastly, our team members are proud to be on and have a “common” platform and name. At Unified, we now truly have one bank and one vision. together, we will accomplish more!

•	Restructuring our Information Technology Platform to more effectively manage the risks with which we are confronted as a financial services organization, while delivering our services on an evolutionary platform that is progressive for a community- banking organization. At mid-year in 2017, our company implemented a plan that it developed in conjunction with a leading technology consulting partner to ensure that we are effectively managing the risks with which banking organizations are more routinely confronted in this “Age of Technology!” By developing more effective risk management practices, we will mitigate potential risks to our customers and be able to more effectively (and, confidently) expand our digital delivery services. Over the course of the next three years, our company seeks to develop a true “Hybrid or Omni-Channel” structure that will allow us to adapt and compete more effectively in today’s virtual banking environment. But, with that said, we will never forget our community-banking roots! Quite simply, we want to maximize our potential by serving our present and future customers on “their” terms. Our hope and goal is to ensure our overall relevance within our industry by having both a stellar “brick-and-mortar” delivery system to consult with our valued customers “in-person” or “virtually” interacting with them by offering a digital delivery solution; whereby, they will never have to set foot in one of our physical locations to conduct any of their business!

•	Benefitting from the projected positive impact of the Tax Cuts and Jobs Act of 2017 (Tax Reform). Although our earnings were negatively impacted in the fourth quarter of 2017 with the implementation of this act in the amount of $216 thousand, or $0.04 per share, it is anticipated that we will benefit in the coming year with the reduction of our marginal tax rate from 35% to 21%. From the information that we are gathering, financial industry observers and insiders believe that this could lead to improved earnings for financial services organizations in the coming year in the range of 16% to 20%. On the basis of our internal projections, we believe that we will also be within this range. With this enhanced level of earnings, we have rewarded our employees with higher merit-level increases in salaries in the current year (which is a recurring benefit). In addition, we have recently announced our intention to reward our valued shareholders with a higher cash dividend payout in 2018! With ambitious goals for growth, we will also reinvest some of this anticipated windfall within our company to produce the higher-level results that we all anticipate and demand for our company!

A Letter from the President and CEO - Continued

As you can see, our company had a very solid year of performance and, we firmly believe, has outstanding future potential. Throughout a large portion of our geographic footprint, we stand to benefit from the “oil and gas” play that has been underway for several years and is becoming more developed. As a company, we are cautiously optimistic that positive news will be announced by mid-year 2018 in our Eastern Region regarding the much anticipated ethane cracker plant that is being considered for construction in Dilles Bottom, Ohio. As we are told, such a venture will create thousands of construction-related jobs over the course of several years and hundreds of high-paying jobs thereafter. Quite frankly, the announcement of the building of this ethane cracker will be a game changer for our Valley! It will reverse decades of economic decline and lead to economic recovery for our long stagnant area. With such a facility located within our Valley, it is anticipated that there will be a tremendous “multiplier effect” with many other entities within the polymer industry building plants and creating jobs. What a blessing this will be for our local populace and communities and, also, a great opportunity for our company!

As always, we are truly blessed to have a “United and Unified” team, management, board of directors and shareholder group. Ultimately, our utmost goal is to continue increasing the value of your ownership in our company through market value appreciation and increasing dividends. Being supportive of one another... we firmly believe that we will accomplish this and greater things!

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

DIVIDEND AND STOCK HISTORY

	Cash Dividends Declared (1)	Special Cash Dividends and Stock Dividends	Distribution Date of Dividends and Exchanges
1983	$0.05
1984	$0.06	4 for 1 Exchange(2)	January 2, 1984
1985	$0.07	-	-
1986	$0.09	-	-
1987	$0.09	50% Stock Dividend	October 2, 1987
1988	$0.10	-	-
1989	$0.10	-	-
1990	$0.11	-	-
1991	$0.12	-	-
1992	$0.12	100% Stock Dividend	September 10, 1992
1993	$0.12	100% Stock Dividend	November 30, 1993
1994	$0.13	10% Stock Dividend	September 9, 1994
1995	$0.19	-	-
1996	$0.20	10% Stock Dividend	June 20, 1996
1997	$0.23	10% Stock Dividend	September 19, 1997
1998	$0.26	5% Stock Dividend	December 18, 1998
1999	$0.30	5% Stock Dividend	December 20, 1999
2000	$0.31	5% Stock Dividend	December 20, 2000
2001	$0.32	5% Stock Dividend	December 20, 2001
2002	$0.33	5% Stock Dividend	December 20, 2002
2003	$0.35	10% Stock Dividend	December 19, 2003
2004	$0.39	10% Stock Dividend	December 20, 2004
2005	$0.43	10% Stock Dividend	December 20, 2005
2006	$0.48	10% Stock Dividend	December 20, 2006
2007	$0.52	-	-
2008	$0.54	-	-
2009	$0.56	-	-
2010	$0.56	-	-
2011	$0.56	-	-
2012	$0.42	-	-
2013	$0.29	-	-
2014	$0.33	-	-
2015	$0.37	5¢ Per Share Special Dividend	December 29, 2015
2016	$0.42	5¢ Per Share Special Dividend	December 29, 2016
2017	$0.46	5¢ Per Share Special Dividend	December 29, 2017

2018 ANTICIPATED DIVIDEND PAYABLE DATES

t	First Quarter
March 20, 2018
t	Second Quarter*
June 20, 2018
t	Third Quarter*
September 20, 2018
t	Fourth Quarter*
December 20, 2018

*Subject to action by Board of Directors

(1)	Adjusted for stock dividends and exchanges. Does not include dividends from Southern Ohio Community Bancorporation, Inc. prior to the merger.
(2)	Formation of United Bancorp, Inc. (UBCP). Unified Bank (formerly The Citizen's Saving Bank) shareholders received 4 shares of UBCP stock in exchange for 1 share of bank stock.

TOTAL RETURN PERFORMANCE

Index	12/31/12	12/31/13	12/31/14	12/31/15	12/31/16	12/31/17
United Bancorp, Inc.	100.00	133.66	139.85	174.40	256.37	262.38
NASDAQ Composite	100.00	140.12	160.78	171.97	187.22	242.71
SNL Bank Index	100.00	137.30	153.48	156.10	197.23	232.91
SNL Bank $250M-$500M	100.00	135.79	154.94	177.27	222.44	271.83
SNL Midwest Bank	100.00	136.91	148.84	151.10	201.89	216.95
Dow Jones	100.00	129.65	142.67	142.98	166.56	213.38

Directors

1 = United Bancorp, Inc.	2 = Unified Bank
3 = Chairman - United Bancorp Inc.	4 = Chairman - Unified Bank

Directors and Officers

DIRECTORS OF UNITED BANCORP, INC.

Scott A. Everson[1]	President & Chief Executive Officer, United Bancorp, Inc. Chairman, President & Chief Executive Officer, Unified Bank, Martins Ferry, Ohio
Gary W. Glessner[2]	Certified Public Accountant, Managing Member of Glessner & Associates, PLLC; Managing Member of Glessner Wharton & Andrews Insurance Group, LLC; Managing Member of Wheeling Coin, LLC; Vice President of Windmill Truckers Center, Inc.; Vice President of Glessner Enterprises, Inc.; Managing Member of GW Rentals, LLC
John M. Hoopingarner[1,2,3,4]	Executive Director & Secretary, Muskingum Watershed Conservancy District, New Philadelphia, Ohio
Richard L. Riesbeck[1,2,3,4]	Chairman, United Bancorp, Inc.; President, Riesbeck Food Markets, Inc., St. Clairsville, Ohio
James W. Everson	Chairman Emeritus 1969 - 2014

OFFICERS OF UNITED BANCORP, INC.

Scott A. Everson	President & Chief Executive Officer
Matthew F. Branstetter	Senior Vice President, Chief Operating Officer
Randall M. Greenwood	Senior Vice President, Chief Financial Officer & Treasurer
Lisa A. Basinger	Corporate Secretary

DIRECTORS OF UNIFIED BANK

Jonathan C. Clark, Esq.	Attorney at Law, Lancaster, Ohio
Scott A. Everson[1]	President & Chief Executive Officer, United Bancorp, Inc. Chairman, President & Chief Executive Officer, Unified Bank, Martins Ferry, Ohio
Gary W. Glessner[1,2]	Certified Public Accountant, Managing Member of Glessner & Associates, PLLC; Managing Member of Glessner Wharton & Andrews Insurance Group, LLC; Managing Member of Wheeling Coin, LLC; Vice President of Windmill Truckers Center, Inc.; Vice President of Glessner Enterprises, Inc.; Managing Member of GW Rentals, LLC
John R. Herzig	President, Toland-Herzig Funeral Homes & Crematory, Strasburg, Ohio
John M. Hoopingarner[1,2]	Executive Director & Secretary, Muskingum Watershed Conservancy District, New Philadelphia, Ohio
Richard L. Riesbeck1,2, ª	Chairman, United Bancorp, Inc.; President, Riesbeck Food Markets, Inc., St. Clairsville, Ohio
James W. Everson	Chairman Emeritus 1969 – 2014

1 = Executive Committee 2 = Audit Committee 3 = Compensation Committee

4 = Nominating and Governance Committee ª = Lead Director

Bank Past Presidents & Directors

The journey to becoming the institution we are today began in Martins Ferry, Ohio in 1902. Originally founded as The German Savings Bank and renamed to The Citizens Savings Bank in 1918, the last 115 years have seen growth and change that would have been unimaginable at its' founding. The bank has grown through sound management, the addition of new offices and the acquisition of others. With the most recent name change from The Citizens Savings Bank to Unified Bank in 2017, it has and will continue to move forward.

The growth and success of the bank has been attributed to the association of many dedicated individuals.

PAST PRESIDENTS

Edward E. McCombs, 1902-1936

John E. Reynolds, 1936 – 1940

Harold H. Riethmiller, 1940 – 1973

James W. Everson, 1973 – 2002

Past Board of Directors

Edward E. McCombs, 1902-1936*	Dr. Charles D. Messerly, 1957-1987
John E. Reynolds, 1902-1940	James M. Blackford, 1962-1968
Dr. Joseph W. Darrah, 1902-1937	John H. Morgan, 1967-1976
J.A. Crossley, 1902-1903	Emil F. Snyder, 1968-1975
William M. Lupton, 1902-1902	James H. Cook, 1976-1986
F.K. Dixon, 1902-1909	Paul Ochsenbein, 1978-1991
Dr. R.H. Wilson, 1902-1905	David W. Totterdale, 1981-1995
Chris A. Heil, 1903-1909	Albert W. Lash, 1975-1996
David Coss, 1904-1938	Premo R. Funari, 1976-1997
L.L. Scheele, 1905-1917	Donald A. Davison, 1963-1997*
A.T. Selby, 1906-1954	Harold W. Price, 1999-1999
H.H. Rothermund, 1907-1912	John H. Clark, Jr., 1976-2001
Dr. J.G. Parr, 1912-1930	Dwain R. Hicks, 1999-2002
T.E. Pugh, 1920-1953	Michael A. Ley, 1999-2002
J.J. Weiskircher, 1925-1942	Michael J. Arciello 1992 - 2009
David H. James, 1925-1963	Leon F. Favede, O.D., 1981-2012
Dr. C.B. Messerly, 1931-1957	Herman E. Borkoski, 1987-2012
H.H. Riethmiller, 1936-1980*	James W. Everson, 1969-2014*
E.M. Nickles, 1938-1968	Robin L. Rhodes, 2007-2015
L.A. Darrah, 1939-1962	Andrew C. Phillips, 2007-2015
R.L. Heslop, 1941-1983	Errol C. Sambuco, 1996-2015
Joseph E. Weiskircher, 1943-1975	Samuel J. Jones, 2007-2015
Edward M. Selby, 1953-1976	Matthew C. Thomas, 1988-2016
David W. Thompson, 1954-1966	Terry A. McGhee, 2001-2017

* Past Chairman

Shareholder Information

United Bancorp, Inc.'s (the Company) common stock trades on The Nasdaq Capital Market tier of The Nasdaq Stock Market under the symbol UBCP, CUSIP #909911109. At year-end 2017, there were 5,435,304 shares issued, held among approximately 2,000 shareholders of record and in street name. The following table sets forth the quarterly high and low closing prices of the Company's common stock from January 1, 2017 to December 31, 2017 compared to the same periods in 2016 as reported by the NASDAQ.

	2017				2016
	31-Mar	30-Jun	30-Sep	31-Dec	31-Mar	30-Jun	30-Sep	31-Dec
Market Price Range
High ($)	$13.44	12.25	12.20	13.60	$9.55	10.00	11.30	13.50
Low ($)	$11.74	11.35	11.55	12.00	$8.80	9.02	9.77	10.45

Cash Dividends
Quarter ($)	$0.11	0.11	0.12	0.12	$0.10	0.10	0.11	0.11
Cumulative ($)	$0.11	0.22	0.34	0.46	$0.10	0.20	0.31	0.42
Special Cash Dividends	$-	-	-	0.05	$-	-	-	0.05

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

American Stock Transfer
and Trust Company
Attn: Dividend Reinvestment
6201 15th Avenue, 3rd Floor
Brooklyn, NY 11219
1-800-278-4353

Annual Meeting:

The Annual Meeting of Shareholders will be held at 2:00 p.m., April 18, 2018 at the Corporate Offices in Martins Ferry, Ohio.

Internet:

Please look us up at http//:www.unitedbancorp.com

Independent Auditors:

BKD LLP

312 Walnut Street, Suite 3000

Cincinnati, Ohio 45202

(513) 621-8300

Corporate Offices:

Unified Bank Building

201 South 4th Street, Martins Ferry, Ohio 43935

Lisa A. Basinger

Corporate Secretary

(888) 275-5566 (EXT 6113)

(740) 633-0445 (EXT 6113)

(740) 633-1448 (FAX)

Transfer Agent and Registrar:

For transfers and general correspondence, please contact:

American Stock Transfer and Trust Company

6201 15th Avenue, 3rd Floor

Brooklyn, NY 11219

1-800-937-5449

Stock Trading:

Raymond James

222 South Riverside Plaza

7th Floor

Chicago, Illinois 60606

Anthony LanFranco

800-800-4693

Stifel, Nicolaus & Company Inc.

655 Metro Place South

Dublin, Ohio 43017

Steven Jefferis

877-875-9352

Management’s Discussion and Analysis

In the following pages, management presents an analysis of United Bancorp, Inc.'s financial condition and results of operations as of and for the year ended December 31,2017 as compared to prior years. This discussion is designed to provide shareholders with a more comprehensive review of the operating results and financial position than could be obtained from an examination of the financial statements alone. This analysis should be read in conjunction with the Consolidated Financial Statements and related footnotes and the selected financial data included elsewhere in this report.

When used in this discussion or future filings by the Company with the Securities and Exchange Commission, or other public or shareholder communications, or in oral statements made with approval of an authorized executive officer, the words or phrases “will likely result," “are expected to," “will continue," “is anticipated," “estimate," “project," “believe," or similar expressions are intended to identify “forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made, and to advise readers that various factors, including regional and national economic conditions, changes in levels of market interest rates, credit risks of lending activities and competitive and regulatory factors, could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from those anticipated or projected.

The Company is not aware of any trends, events or uncertainties that will have or are reasonably likely to have a material effect on its liquidity, capital resources or operations except as discussed herein. The Company is not aware of any current recommendations by regulatory authorities that would have such effect if implemented.

The Company does not undertake, and specifically disclaims, any obligation to publicly release any revisions that may be made to any forward- looking statements to reflect occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Financial Condition

Overview

The Company reported diluted earnings per share of $0.71 and net income of $3,546,000 for the year ended December 31, 2017. In the fourth quarter and for the year ended December 31, 2017, the Company recorded a $216,000, or $0.04 per share, one-time write down or revaluation of its net deferred tax asset as a result of the Tax Cuts and Jobs Act ("Tax Act") enacted on December 22, 2017. The tax act lowers the base corporate tax rate from 35% to 21%. Without this charge, the Company's diluted earnings per share would be $0.75 compared to $0.71 for the year ended December 31, 2016, an increase of 5.63%, and $0.20 versus $0.18 in the fourth quarter, an increase of 11.1%. Lastly, exclusive of the net deferred tax asset revaluation taken in 2017, the Company had net income of $3,762,000, which represents record earnings for the Company.

We are happy to report that our Company had another solid year of performance this past year. While the tax act negatively impacted net income for 2017, the long term benefit of lower corporate tax rates outweighs this one- time write off. The Company had a solid increase in net income before taxes for the year ended December 31, 2017. During this period, the Company's net income before taxes increased by $429,000, or 8.3%, from the previous year. The primary driver of this increase of the Company's net income before taxes was the increase in interest income on loans, which was up by $785,000, or 4.9%, year-over-year. For the year, the Company had an increase in its average loans of $13.0 million or 3.8%. While growing its loan portfolio, the Company was able to maintain its overall stability in credit quality. Year-over-year, the Company continued to have very solid credit quality-related metrics supported by nonaccrual loans and loans past due 30+ days decreasing from a level of $3.1 million to $2.7 million, a decline of $392,000 or 12.6%. Further— net loans charged off, excluding overdrafts, was $235,000 for 2017, which is a decrease of $46,000, or 16.4%, from the previous year. At this present level, total past due and nonaccrual loans to gross loans is a very solid 0.73%, versus 0.86% the prior year.

In addition, net charge offs to average loans was a very respectable 0.07% for 2017. The net interest income for our Company increased year-over-year by $1.04 million, or 7.0%, even as we focused on growing retail core deposits to fund our growth. Total deposits increased by $47.2 million, or 13.9%, to a level of $386.0 million as of December 31, 2017. The Company was able to control its overall interest expense levels by attracting lower-cost retail funding to replace higher-cost wholesale funding advances that matured throughout this past year. Overall, the Company saw low- cost retail funding (consisting of non-interest and interest bearing demand and savings deposits) comprise $34.6 million of its growth in retail deposits year-over-year. In addition, the Company's time deposits, which consist of certificate of deposit or term funding, increased by $12.6 million, or 23.6%, for the same period. Even with the abovepeer growth in retail core deposit funding, the Company experienced a decline in its overall interest expense to average assets, which decreased on a year-over-year basis from 0.43% to 0.39%. This decrease in the overall cost of funding is directly attributed to the repricing of $20.0 million of the Company's fixed rate advances from the Federal Home Loan Bank (FHLB) during the course of this past year. Not having these higher-costing wholesale advances on its balance sheet should continue to provide benefit to the company in 2018.

The noninterest income of the Company was down by $229,000 year-over-year. The majority of this decrease in noninterest income is related to a $162,000 non-recurring gain that the Company realized on the sale of Bankers Bancshares, Inc. stock during 2016. On the noninterest expense-side of the net noninterest margin (and, as budgeted), the Company saw an increase in its overall noninterest expense levels after several years of decline. The Company saw its noninterest expense increase by $579,000 or 4.4%. Most of the increase in noninterest expense was related to infrastructure enhancement and personnel-related expenses as we prepare for the future growth that we envision and expenses related to our expansion into the Wheeling, West Virginia market with our new Loan Production Office, which should lead to our Company realizing higher levels of revenue as we saw this past year. Also adding to noninterest expense was the renaming of our single bank charter, The Citizens Savings Bank and its two divisions— The Citizens Bank and The Community Bank— to Unified Bank, which became effective on October 10, 2017. While we will not have the rebranding- related expenses in 2018, the Company will most likely dedicate to marketing-related expense a comparable amount of funding to better establish our new Unified Bank brand identity. Considering that most of the aforementioned expenses are "fixed," we firmly believe that we should be able to drive higher levels of revenue without significantly adding to our overall noninterest expense levels in the short-term; therefore, enhancing our Company's earnings and returns.

We are pleased to report the record level on net income realized by our Company in 2017 (exclusive of the deferred tax write off), which came in at $3,762,000. Our previous best year was 2008, which was prior to our industry being negatively impacted by the effects of the Great Recession. In addition, we are also pleased to report that we are executing upon our growth strategy, Mission 2020, which calls for our Company to grow its assets (in a profitable fashion) to a level of $1.0 billion or greater by the end of 2020. This past year, a lot of our focus was on solidifying the base that will firmly support our envisioned growth in the coming years. Even though we realize that we have an extremely long way to go in order to achieve our ambitious growth goal, it is gratifying to see the progress that we made toward supporting this goal and the organic growth that we achieved year-over-year. Although we will need to have a compounded annual growth rate of approximately thirty percent from the beginning of 2018 to achieve the level of growth envisioned under Mission 2020, we firmly believe that it is achievable with the infrastructure that we continue to build and the present vision that we have (which includes both organic and acquisition-related growth). From an organic perspective this past year, our Company grew its assets $21.3 million, or 4.9%, to an overall level of $459.3 million as of December 31, 2017. Most of this growth in assets occurred in our Company's higher-yielding loan portfolio, which enhanced the overall interest income that we realized. In addition, the overall level of net interest income realized by our Company increased year-over-year. Our Company was able to achieve this increase in net interest income by growing both its loans outstanding and lower-cost core deposit funding. We saw marginal growth in the net income that our Company produced in the first two quarters of this year and are extremely pleased to see that our earnings growth level is back to double digits on a percentage basis in the third and fourth quarters of 2017 (exclusive of the deferred tax write off in the fourth quarter of 2017). After several years of containment, our Company saw its overall noninterest expense levels increase this past year as we continue to build for the future and support our overall mission for growth. Most of the increase in our noninterest expense levels occurred in the following areas: hiring additional loan origination personnel to drive the revenue of our Company; completing the renovation of our Main Office to support an enhanced loan origination platform; reorganizing and enhancing our Information Technology function to better manage risk and serve our valued customers; opening a new Loan Production Office in the Wheeling, West Virginia market to increase overall loan production and to introduce our Company to a new, highly desirable market; marketing expense relating to the prime retail deposit pricing that we have been successfully promoting; and, lastly, legal and other expenses related to the renaming of our Company's single bank charter. Renaming our bank-level charter, Unified Bank, will allow us to establish a more effective brand and better support our envisioned growth objective. We firmly believe with our positioning over the course of the past year, our Company has high operating leverage which should allow us to enhance our revenue, while controlling our noninterest expense levels— thus, leading to higher earnings and returns over the course of the next twelve to eighteen months. We continue to have extremely sound credit quality metrics, which should have a positive impact on our earnings for the foreseeable future. In addition, we continue to have a robust capital level, as evidenced by our overall equity to asset ratio of 9.56%, which will support our vision for growth in the intermediate term. Our Company continues to pay a generous cash dividend, which totals $0.51 on a trailing twelve month (TTM) basis (including the $0.05 special dividend paid this past December), which produces at TTM Yield of 3.9% as of year-end. At this level, our Company's cash dividend yield is significantly higher than that of the average bank in our country. With our recent focus of increasing the operating leverage and revenue of our Company, we firmly believe that we will continue to generate higher levels of net income and reward our shareholders by paying higher dividends and having further appreciation in our market value. Our number one focus continues to be growing our shareholders' investment in our Company through profitable operations and strategic growth. In addition to driving the market value appreciation of our shareholders' ownership, we will continue striving to reward our owners by paying a solid cash dividend. Overall, we are pleased with the performance that our Company had in 2017 and the direction that we are going. We are extremely optimistic about our future potential and look forward to realizing this upside potential in future periods!

Earning Assets - Loans

The Company's gross loans totaled $368.6 million at December 31, 2017, representing a 3.3% increase over the $356.7 million at December 31, 2016. Average loans totaled $343.2 million for 2016, representing a 3.8% increase compared to average loans of $356.2 million for 2017.

The increase in gross loans from December 31, 2016 to December 31, 2017 was primarily an increase in commercial and commercial real estate loans by $14.1 million which was offset by a decrease of $1.9 million in installment loans and a decrease of $301,000 in residential real estate.

The Company's commercial and commercial real estate loan portfolio represents 76.0% of the total portfolio at December 31, 2017, compared to 74.6% at December 31, 2016. During this past year, we found many new customers within our lending areas and our focus continues on our small business customers that operate in our defined market area. We utilize all the SBA, Ohio Department of Development and State of Ohio loan programs as well as local revolving loan funds to best fit the needs of our customers.

The Company's installment lending portfolio represented 3.4% of the total portfolio at December 31, 2017, compared to 4.0% at December 31, 2016. Competition for installment loans principally comes from the captive finance companies offering low to zero percent financing for extended terms.

The Company's residential real estate portfolio represents 20.6% of the total portfolio at December 31, 2017, compared to 21.4% at December 31, 2016. Residential real estate loans are comprised of 1, 3, and 5 year adjustable-rate mortgages and 15 year fixed rated loans used to finance 1-4 family units. The Company also offers fixed-rate real estate loans through our Secondary Market Real Estate Mortgage Program. Once these fixed rate loans are originated and immediately sold without recourse in what is referred to as the secondary market, the Company does not assume credit risk or interest rate risk in this portfolio. This arrangement is quite common in banks and saves our customers from looking elsewhere for their home financing needs.

In 2017, the interest rate environment continued to be favorable to the secondary market fixed-rate mortgage loan product. However, the secondary market origination volume was impacted by an issue that has developed in the overall industry related to higher risk sub-prime loans. While the Company did not participate in sub-prime lending, the additional regulations and unstable appraisal market have made it more difficult to obtain a loan that is saleable in the secondary market. With these conditions, the Company did recognize a gain on the sale of secondary market loans of $98,000 in 2017 and a gain of $97,000 in 2016.

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

The Company generally recognizes interest income on the accrual basis, except for certain loans which are placed on non-accrual status, when in the opinion of management; doubt exists as to collection on the loan. The Company's policy is to generally place loans greater than 90 days past due on non-accrual status unless the loan is both well secured and in the process of collection. When a loan is placed on non-accrual status, interest income may be recognized on a cash basis as payment is received if the loan is well secured. If the loan is not deemed well secured, payments are credited to principal.

Management and the Board of Directors believe the current balance of the allowance for loan losses is sufficient to cover probable incurred losses. Refer to the Provision for Loan Losses section for further discussion on the Company's credit quality.

Earning Assets - Securities and Federal Funds Sold

The securities portfolio is comprised of U.S. Government and agency obligations. The Company does not hold any derivative securities.

Securities available for sale at December 31, 2017 increased $5.2 million, or 13.1%, from 2016. The Company's U.S. Government agency portfolio is subject to increased levels of redemptions due to the call features in this type of investment security. However, given the recent increases in overall interest rates the extent of bonds called in 2018 should be minimal. Overall, the effective duration of the bond portfolio is less than two years from December 31, 2017.

Sources of Funds - Deposits

The Company's primary source of funds is retail core deposits from individuals and business customers. These core deposits include all categories of time deposits, excluding certificates of deposit greater than $250,000. Total deposits increased $47.2 million or 13.9% from $338.8 million at December 31, 2016 to $386.0 million at December 31, 2017. Overall total deposit growth was mainly focused on interest bearing money market accounts and certificate of deposit accounts.

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

Certificates of deposit greater than $250,000 are not considered part of core deposits and as such are used to balance rate sensitivity as a tool of funds management. At December 31, 2017, certificates of deposit greater than $250,000 increased $4.0 million, from December 31, 2016 totals.

Alternative financial products are continuously being introduced by our competition whether through traditional banks or brokerage services companies. As a result of this competition, the Company does offer full service brokerage services through LPL Financial®.

Sources of Funds - Securities Sold Under Agreements to Repurchase and Other Borrowed Funds

Other interest-bearing liabilities include securities sold under agreements to repurchase, and Federal Home Loan Bank ("FHLB") advances. Securities sold under agreements to repurchase increased approximately $1.7 million from December 31, 2016 to December 31, 2017.

Advances from the Federal Home Loan Bank (FHLB) decreased $29.8 million from December 31, 2016 to December 31, 2017. During 2017, the Company repaid $20.0 million of fixed rate advances from the Federal Home Bank.

Performance Overview 2017 to 2016

Net Income

The Company reported diluted earnings per share of $0.71 and net income of $3,546,000 for the year ended December 31, 2017. In the fourth quarter and for the year ended December 31, 2017, the Company recorded a $216,000, or $0.04 per share, one-time write down or revaluation of its net deferred tax asset as a result of the Tax Cuts and Jobs Act ("tax act") enacted on December 22, 2017. The tax act lowers the base corporate tax rate from 35% to 21%. Without this charge, the Company's diluted earnings per share would be $0.75 compared to $0.71 for the year ended December 31, 2016, an increase of 5.63%, and $0.20 versus $0.18 in the fourth quarter, an increase of 11.1%. Lastly, exclusive of the net deferred tax asset revaluation taken in 2017, the Company had net income of $3,762,000, which represents record earnings for the Company.

Net Interest Income

Net interest income, by definition, is the difference between interest income generated on interest-earning assets and the interest expense incurred on interest-bearing liabilities. Various factors contribute to changes in net interest income, including volumes, interest rates and the composition or mix of interest-earning assets in relation to interest-bearing liabilities. Comparing the year ended December 31, 2017 to 2016, the Company's net interest margin was 3.85% compared to 3.83%, an increase of 2 basis points.

Average interest-earning assets increased $24.0 million in 2017 as compared to 2016 while the associated weighted- average yield on these interest-earning assets decreased from 4.29% in 2016 to 4.28% for 2017. Average interest- bearing liabilities increased $28.3 million in 2017 as compared to 2016, while the associated weighted-average costs on these interest-bearing liabilities decreased from 0.59% in 2016 to 0.53% in 2017.

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

Gross loans were up $11.9 million year-over-year to a level of $368.6 million as of December 31, 2017. During this same period, the Company's credit quality remained relatively constant as non-accrual loans were up $34,000, or 2.5%, to a level of $1.4 million and net loans charged off were down by $46,000, or 16.3%, to a level of $235,000 (exclusive of overdraft charge off). With this overall improvement in credit quality, the Company decreased the provision for loan losses which was $100,000 for the year ended December 31, 2017 compared to $301,000 for the year ended December 31, 2016, a decrease of $201,000 year- over-year. Overall, the decreased loan loss provision net of loans charged off resulted in a total allowance for loan losses to total loans of 0.58% and a total allowance for loan losses to nonperforming loans of 152.10% at year end 2017, compared to 0.66% and 171.99% at year end 2016.

Noninterest Income

Total noninterest income is made up of bank related fees and service charges, as well as other income producing services provided, sales of loans in the secondary market, ATM income, early redemption penalties for certificates of deposit, safe deposit rental income, internet bank service fees, earnings on bank-owned life insurance and other miscellaneous items.

Noninterest income for the year ended December 31, 2017 was $3.5 million, a decrease of $229,000, or 6.2%, compared to $3.7 million for the year ended December 31, 2016. The majority of this decrease in noninterest income is related to a $162,000 non-recurring gain that the Company realized on the sale of Bankers Bancshares, Inc. stock during 2016. The Company's service charges on deposit accounts decreased by $92,000 for 2017 as compared to 2016.

Noninterest Expense

After several years of containment, our Company saw its overall noninterest expense levels increase this past year as we continue to build for the future and support our overall mission for growth. Most of the increase in our noninterest expense levels occurred in the following areas: hiring additional loan origination personnel to drive the revenue of our Company; completing the renovation of our Main Office to support an enhanced loan origination platform; reorganizing and enhancing our Information Technology function to better manage risk and serve our valued customers; opening a new Loan Production Office in the Wheeling, West Virginia market to increase overall loan production and to introduce our Company to a new, highly desirable market; marketing expense relating to the prime retail deposit pricing that we have been successfully promoting; and, lastly, legal and other expenses related to the renaming of our Company's single bank charter. Renaming our bank-level charter, Unified Bank, will allow us to establish a more effective brand and better support our envisioned growth objective. Overall noninterest expense for 2017 increased $579,000, or 4.4%, as compared to 2016. Specific areas of increase include the following.

Salaries and employee benefits increased $189,000, or 2.7%, from 2016 to 2017. As described above additional loan origination personnel were hired in 2017.

Occupancy and equipment expense increased $174,000, or 9.2%. The market expansion into Wheeling, West Virginia is the main driver for the increase.

Professional fees increased $105,000, or 14.6%, for 2017 as compared to 2016. This increase is due to increased regulatory costs and legal expenses to open the Loan Production Office ("LPO") in Wheeling West Virginia.

Marketing expense increased $102,000, or 31.5%, for 2017 as compared to 2016. The renaming process in 2017 to Unified Bank was the primarily reason for this increase

(In thousands)	2017	2016
Noninterest income
Customer service fee	$2,502	$2,594
Gains on sales of loans	98	97
Other income	852	990
Total noninterest income	$3,452	$3,681

Noninterest expense
Salaries and employee benefits	$7,210	$7,021
Occupancy and equipment	2,071	1 ,897
Provision for losses on foreclosed real estate	20	6
Professional services	825	720
Insurance	346	225
Deposit insurance premiums	1 85	1 98
Franchise and other taxes	347	325
Marketing expense	426	324
Printing and office supplies	112	117
Other expenses	2,107	2,238
Total noninterest expense	$13,649	$13,071

Other expenses decreased $131,000, or 5.9%. As reported in 2016, the Company incurred fraud losses and card-related reissuance costs of approximately $208,000 ($138,000 after tax or approximately $0.025 per share dilution) were realized during the second quarter of 2016. During the three-months ended September 30, 2016, the Company received an insurance refund on this fraud of $50,000. Under consumer regulation, the Company bears the financial loss relating to debit card fraud and its customers are made whole on the loss. During the third quarter of 2016, the Company implemented newer fraud prevention technology relating to its debit cards that included a chip-enabled debit card and a smart phone app, "My Mobile Money," that allows our customers to monitor and control their debit card usage by sending transaction alerts.

Income tax expense for 2017 was $2.0 million compared to $1.6 million in 2016, an increase of $464,000. The Company's effective income tax rate was 36.6% in 2017 and 30.6% in 2016. In 2016, the Company's effective tax rate is less than the 34% statutory rate due primarily to the effects of nontaxable interest income and earnings on bank owned life insurance policies. For 2017, the Company recorded a $216,000, or $0.04 per share, one-time write down or revaluation of its net deferred tax asset as a result of the Tax Act enacted on December 22, 2017. Without this write-down the Company's effective tax rate would have been 32.7%.

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

The principal goal of asset/liability management - earnings management - can be accomplished by establishing decision processes and control procedures for all bank assets and liabilities. Thus, the full scope of asset/liability management encompasses the entire balance sheet of the Company. The broader principal components of asset/liability management include, but are not limited to liquidity planning, capital planning, and gap management and spread management.

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

Gap management is defined as those actions taken to measure and match rate sensitive assets to rate sensitive liabilities. A rate sensitive asset is any interest-earning asset, which can be repriced to a market rate in a given time frame. Similarly, a rate sensitive liability is any interest- bearing liability, which can have its interest rate changed to a market rate during the specified time period. Caps, collars and prepayment penalties may prevent certain loans and securities from adjusting to the market rate.

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

Management measures the Company's interest rate risk by computing estimated changes in net interest income and the Net Portfolio Value ("NPV") of its cash flows from assets, liabilities and off-balance-sheet items in the event of a range of assumed changes in market interest rates. The Bank's senior management and the Executive Committee of the Board of Directors, comprising the Asset/Liability Committee ("ALCO") review the exposure to interest rates monthly. Exposure to interest rate risk is measured with the use of an interest rate sensitivity analysis to determine the change in NPV in the event of hypothetical changes in interest rates, while interest rate sensitivity gap analysis is used to determine the repricing characteristics of the assets and liabilities.

NPV represents the market value of portfolio equity and is equal to the market value of assets minus the market value of liabilities, with adjustments made for off-balance-sheet items.

Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, loan prepayments and deposit decay rates, and should not be relied upon as indicative of actual results. Further, the computations do not contemplate any actions the Company may undertake in response to changes in interest rates. The NPV calculation is based on the net present value of discounted cash flows utilizing market prepayment assumptions and market rates of interest provided by surveys performed during each quarterly period, with adjustments made to reflect the shift in the Treasury yield curve between the survey date and quarter-end date. Certain shortcomings are inherent in this method of analysis presented in the computation of estimated NPV. Certain assets such as adjustable-rate loans have features that restrict changes in interest rates on a short- term basis and over the life of the asset. In addition, the portion of adjustable-rate loans in the Company's portfolio could decrease in future periods if market interest rates remain at or decrease below current levels due to refinancing activity. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate from those assumed in the table. Finally, the ability of many borrowers to repay their adjustable-rate debt may decrease in the case of an increase in interest rates.

The following tables present an analysis of the potential sensitivity of the Company's net present value of its financial instruments to sudden and sustained changes in the prevailing interest rates.

The projected volatility of the net present value at both December 31, 2017 and 2016 fall within the general guidelines established by the Board of Directors. The 2017 NPV table shows that in a falling interest rate environment, in the event of a 100 basis point change, the NPV would

(Dollars in Thousands)
Net Portfolio Value - December 31, 2017

Change in Rates	$ Amount	$ Change	% Change
+200	71,517	456	1%
+100	71,915	854	1%
Base	71,061
-100	64,069	(6,992)	-10%
-200	53,477	(17,584)	-24%

(Dollars in Thousands)
Net Portfolio Value - December 31, 2016

Change in Rates	$ Amount	$ Change	% Change
+200	70,162	3,255	5%
+100	69,310	2,403	4%
Base	66,907
-100	59,081	(7,826)	-12%
-200	48,596	(18,311)	-27%

decrease 10%, and with a 200 basis point change the NPV would decrease 24%. This decrease is the result of fixed rate certificates of deposit and Federal Home Loan Bank advances not repricing in lock step with an immediate downward rate adjustment of 100 and 200 basis points. The other component is that once rates decrease 100 or 200 basis points from current levels we tend to reach a floor on how low depository rates can adjust downward.

In an upward change in interest rates, the Company's NPV would increase 1% with a 100 basis point interest rate increase. In a 200 basis point rate increase, the Company's NPV would increase 1%. This increase is attributable to a portion of the Company's loan portfolios that have variable rates but is somewhat offset by deposit pricing based on short term interest rates.

The following table is a summary of selected quarterly results of operations for the years ended December 31, 2017 and 2016.

	Three Months Ended
	March 31	June 30	September 30	December 31
	(In thousands, except per share data) 2017

Total interest income	$4,184	4,290	4,586	4,591
Total interest expense	438	438	449	439

Net interest income	3,746	3,852	4,137	4,152

Provision for losses on loans	25	25	25	25
Other income	832	869	892	859
General, administrative and other expense	3,334	3,365	3,456	3,494

Income before income taxes	1,219	1,331	1,548	1,492
Federal income taxes	369	415	548	712

Net income	850	916	1,000	780

Earnings per share
Basic	0.17	0.18	0.20	0.17
Diluted	0.17	0.18	0.20	0.16

	Three Months Ended
	March 31	June 30	September 30	December 31
	(In thousands, except per share data)
	2016

Total interest income	$4,038	$4,187	$4,166	$4,244
Total interest expense	475	437	432	440

Net interest income	3,563	3,750	3,734	3,804

Provision for losses on loans	71	105	131	(6)
Other income	867	902	1,056	856
General, administrative and other expense	3,141	3,251	3,345	3,333

Income before income taxes	1,218	1,296	1,314	1,333
Federal income taxes	373	389	386	432

Net income	$845	$907	$928	$901

Earnings per share
Basic	$0.18	$0.18	$0.18	$0.18
Diluted	$0.17	$0.18	$0.18	$0.18

Average Balances, Net Interest Income and Yields Earned and Rates Paid

The following table provides average balance sheet information and reflects the taxable equivalent average yield on interest-earning assets and the average cost of interest-bearing liabilities for the years ended December 31, 2017 and 2016. The yields and costs are calculated by dividing income or expense by the average balance of interest-earning assets or interest-bearing liabilities.

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

	2017			2016
		Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/
(Dollars In thousands)	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-earning assets
Loans	$356,224	16,827	4.72%	$343,243	16,041	4.67%
Taxable securities - AFS	39,586	481	1.22	31,292	325	1.04
Tax-exempt securities - AFS	178	11	6.18	2,003	123	6.13
Federal funds sold	13,109	151	1.15	8,547	36	0.42
FHLB stock and other	4,165	209	5.02	4,169	175	4.20
Total interest-earning assets	413,262	17,679	4.28	389,254	16,700	4.29

Noninterest-earning assets
Cash and due from banks	6,880			4,972
Premises and equipment (net)	11,849			11,340
Other nonearning assets	18,688			13,955
Less: allowance for loan losses	(2,282)			(752)
Total noninterest-earning assets	35,135			29,515
Total assets	448,397			418,769

Liabilities & stockholders’ equity
Interest-bearing liabilities
Demand deposits	$154,661	495	0.32%	$123,051	136	0.11%
Savings deposits	81,874	38	0.05	78,811	36	0.05
Time deposits	62,744	686	1.09	54,954	593	1.08
FHLB advances	9,911	364	3.67	30,885	924	2.99
Federal funds purchased	4,296	37	0.86	-	-	-
Trust preferred debentures	4,124	104	2.52	4,124	82	1.99
Repurchase agreements	13,578	40	0.29	11,094	13	0.12
Total interest-bearing liabilities	331,218	1,764	0.53	302,919	1,784	0.59

Noninterest-bearing liabilities
Demand deposits	70,272			70,723
Other liabilities	2,446			2,493
Total noninterest-bearing liabilities	72,718			73,216
Total liabilities				376,135
Total stockholders’ equity	44,461			42,634
Total liabilities & stockholders’ equity	448,397			$418,769
Net interest income		$15,915			$14,916
Net interest spread			3.75%			3.70%

Net yield on interest-earning assets			3.85%			3.83%

• For purposes of this schedule, nonaccrual loans are included in loans.

• Fees collected on loans are included in interest on loans.

Rate/Volume Analysis

The table below describes the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities have affected interest income and expense during 2017. For purposes of this table, changes in interest due to volume and rate were determined using the following methods:

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

Capital Resources

Internal capital growth, through the retention of earnings, is the primary means of maintaining capital adequacy for the Bank. The Company's stockholders' equity was $43.9 million and $42.6 million at December 31, 2017 and 2016, respectively. Total stockholders' equity in relation to total assets was 9.56% at December 31, 2017 and 9.74% at December 31, 2016.

	2017 Compared to 2016
	Increase/(Decrease)
		Change	Change
	Total	Due To	Due To
(In thousands)	Change	Volume	Rate
Interest and dividend income
Loans	$786	612	174
Taxable securities available for sale	156	95	61
Tax-exempt securities available for sale	(112)	(113)	1
Federal funds sold	115	27	88
FHLB stock and other	34	–	34
Total interest and dividend income	979	621	358

Interest expense
Demand deposits	359	48	311
Savings deposits	2	1	1
Time deposits	93	64	29
FHLB advances	(513)	(467)	(46)
Federal funds purchased	(10)	(28)	18
Trust Preferred debentures	22	–	22
Repurchase agreements	27	3	24
Total interest expense	(20)	(379)	359

Net interest income	$999	1,000	(1)

The Company has established a Dividend Reinvestment Plan ("The Plan") for stockholders under which the Company's common stock will be purchased by The Plan for participants with automatically reinvested dividends. The Plan does not represent a change in the dividend policy or a guarantee of future dividends. Stockholders who do not wish to participate in The Plan continue to receive cash dividends, as declared in the usual and customary manner.

The Company's Articles of Incorporation permits the creation of a class of preferred shares with 2,000,000 authorized shares. If, utilized, this will enable the Company, at the option of the Board of Directors, to issue series of preferred shares in a manner calculated to take advantage of financing techniques which may provide a lower effective cost of capital to the Company. The class of preferred shares provides greater flexibility to the Board of Directors in structuring the terms of equity securities that may be issued by the Company. As of December 31, 2017 the Company has not issued any preferred shares.

In 2005, a Delaware statutory business trust owned by the Company, United Bancorp Statutory Trust I ("Trust I" or the "Trust"), issued $4.1 million of mandatorily redeemable debt securities. The sale proceeds were utilized to purchase $4.1 million of the Company's subordinated debentures. The Company's subordinated debentures are the sole asset of Trust I. The Company's investment in Trust I is not consolidated herein as the Company is not deemed the primary beneficiary of the Trust. However, the $4.1 million of mandatorily redeemable debt securities issued by the Trust are includible for regulatory purposes as a component of the Company's Tier 1 Capital. The interest rate is a variable rate per annum, reset quarterly, equal to three month LIBOR plus 1.35% and is payable quarterly.

The $4.1 million of net proceeds received by the Company was primarily utilized to fund a $3.4 million note receivable from an Employee Stock Option Plan (ESOP). The ESOP in turn utilized the note proceeds to purchase $3.4 million of the Company's treasury stock.

Liquidity

Liquidity relates primarily to the Company's ability to fund loan demand, meet deposit customers' withdrawal requirements and provide for operating expenses. Assets used to satisfy these needs consist of cash and due from banks, federal funds sold and securities available-for-sale. These assets are commonly referred to as liquid assets. Liquid assets were $59.3 million at December 31, 2017, compared to $51.3 million at December 31, 2016. Management recognizes securities may need to be sold in the future to help fund loan demand and, accordingly, as of December 31, 2017, $45.0 million of the securities portfolio was classified as available for sale. The Company's residential real estate portfolio can and has been readily used to collateralize borrowings as an additional source of liquidity. Management believes its current liquidity level is sufficient to meet cash requirements.

The Cash Flow Statements for the periods presented provide an indication of the Company's sources and uses of cash as well as an indication of the ability of the Company to maintain an adequate level of liquidity. A discussion of the cash flow statements for 2017 and 2016 follows.

Net cash provided by operating activities totaled $4.6 million and $4.2 million for the years ended December 31, 2017 and 2016, respectively. The adjustments to reconcile net income to net cash from operating activities consisted mainly of depreciation and amortization of premises and equipment and intangibles, gain on sales of loans, securities and other assets, the provision for loan losses, Federal Home Loan Bank stock dividends, net amortization of securities and net changes in other assets and liabilities.

Net cash used in investing activities totaled $18.0 million for the year ended December 31, 2017. For year ended

December 31, 2016 net cash used by investing activities totaled $35.0 million. The changes in net cash from investing activities include loan growth, as well as normal maturities, security calls and reinvestments of securities and premises and equipment expenditures. Proceeds from securities, which matured or were called totaled $7.2 million and $36.4 million in 2017 and 2016, respectively.

Net cash provided by financing activities totaled $16.3 million and $29.7 for the years ended December 31, 2017 and 2016, respectively. The net cash provided by financing activities in 2017 was primarily attributable to an increase in deposits net of repayments in borrowings from the Federal Home Loan Bank. The net cash provided by financing activities in 2016 was primarily attributable to an increase in total deposits and FHLB advances.

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

Report of Independent Registered Public Accounting Firm

To the Shareholders, Board of Directors and Audit Committee

United Bancorp, Inc.

Martins Ferry, Ohio

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of United Bancorp, Inc. (the "Company") as of December 31, 2017 and 2016, the related consolidated statements of income, comprehensive income, stockholders' equity and cash flows for each of the years in the two-year period ended December 31, 2017, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits.

We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company's auditor since 2007.

Cincinnati, Ohio
March 20, 2018

United Bancorp, Inc.

Consolidated Balance Sheets

December 31, 2017 and 2016

(In thousands, except share data)

	2017	2016
Assets
Cash and due from banks	$4,662	$4,233
Interest-bearing demand deposits	9,653	7,308
Cash and cash equivalents	14,315	11,541

Available-for-sale securities	44,959	39,766
Loans, net of allowance for loan losses of $2,122 and $2,341 at December 31, 2017 and 2016, respectively	366,467	354,380
Premises and equipment	11,740	11,884
Federal Home Loan Bank stock	4,164	4,164
Foreclosed assets held for sale, net	397	335
Accrued interest receivable	993	840
Deferred federal income taxes	349	850
Bank-owned life insurance	12,114	11,822
Other assets	3,834	2,436
Total assets	$459,332	$438,018

Liabilities and Stockholders’ Equity
Liabilities
Deposits
Demand	$237,980	$203,745
Savings	82,169	81,825
Time	65,817	53,233
Total deposits	385,966	338,803
Securities sold under repurchase agreements	11,085	9,393
Federal Home Loan Bank advances	10,022	39,855
Subordinated debentures	4,124	4,124
Interest payable and other liabilities	4,240	3,202
Total liabilities	415,437	395,377
Stockholders’ Equity
Preferred stock, no par value, authorized 2,000,000 shares; no shares issued	––	––
Common stock, $1 par value; authorized 10,000,000 shares; issued 2017 – 5,435,304 shares, 2016 - 5,425,304 shares; outstanding 2017 – 5,244,105, 2016 – 5,208,015	5,435	5,425
Additional paid-in capital	18,020	18,024
Retained earnings	23,260	22,483
Stock held by deferred compensation plan; 2017 – 185,355 shares, 2016 – 211,509 shares	(1,671)	(1,880)
Unearned ESOP compensation	(683)	(911)
Accumulated other comprehensive income loss	(420)	(454)
Treasury stock, at cost
2017 – 5,744 shares, 2016 – 5,744 shares	(46)	(46)
Total stockholders’ equity	43,895	42,641
Total liabilities and stockholders’ equity	$459,332	$438,018

See Notes to Consolidated Financial Statements

United Bancorp, Inc.

Consolidated Statements of Income

Years Ended December 31, 2017 and 2016

(In thousands except per share data)

	2017	2016
Interest and Dividend Income
Loans	$16,803	$16,018
Securities
Taxable	481	325
Tax-exempt	7	81
Federal funds sold	151	36
Dividends on Federal Home Loan Bank and other stock	209	175
Total interest and dividend income	17,651	16,635

Interest Expense
Deposits	1,219	765
Borrowings	545	1,019
Total interest expense	1,764	1,784
Net Interest Income	15,887	14,851
Provision for Loan Losses	100	301
Net Interest Income After Provision for Loan Losses	15,787	14,550
Noninterest Income
Customer service fees	2,502	2,594
Net gains on loan sales	98	97
Earnings on bank-owned life insurance	471	463
Other	381	527
Total noninterest income	3,452	3,681
Noninterest Expense
Salaries and employee benefits	7,210	7,021
Net occupancy and equipment expense	2,071	1,897
Provision for losses on foreclosed real estate	20	6
Professional fees	825	720
Insurance	346	225
Deposit insurance premiums	185	198
Franchise and other taxes	347	325
Marketing expense	426	324
Printing and office supplies	112	117
Other	2,107	2,238
Total noninterest expense	13,649	13,071

Income Before Federal Income Taxes	5,590	5,160
Provision for Federal Income Taxes	2,044	1,580
Net Income	$3,546	$3,580
Basic Earnings Per Share	$0.72	$0.72
Diluted Earnings Per Share	$0.71	$0.71

See Notes to Consolidated Financial Statements

United Bancorp, Inc.

Consolidated Statements of Comprehensive Income

Years Ended December 31, 2017 and 2016

(In thousands)

	2017	2016

Net income	$3,546	$3,580
Other comprehensive income (loss), net of tax
Unrealized holding gains (losses) on available-for-sale securities during the period, net of taxes (benefits) of $24 and $(159) for each respective period	89	(310)
Change in funded status of defined benefit plan, net of (benefits) $(20) and taxes of $22 for each respective period	(40)	42
Amortization of prior service included in net periodic pension expense, (benefits) of $(30) and $(30) for each respective period	(59)	(59)
Amortization of net loss included in net periodic pension cost, net of tax of $21 and $27 for each respective period	44	54

Comprehensive income	$3,580	$3,307

See Notes to Consolidated Financial Statements

United Bancorp, Inc.

Consolidated Statements of Stockholders’ Equity

Years Ended December 31, 2017 and 2016

(In thousands except per share data)

			Treasury	Shares		Accumulated
		Additional	Stock and	Acquired		Other
	Common	Paid-in	Deferred	By	Retained	Comprehensive
	Stock	Capital	Compensation	ESOP	Earnings	Loss	Total
Balance, January 1, 2016	$5,385	$18,245	$(2,125)	$(1,271)	$21,443	$(181)	$41,496

Net income	––	––	––	––	3,580	––	3,580
Other comprehensive loss	––	––	––	––	––	(273)	(273)
Cash dividends - $0.47 per share	––	––	––	––	(2,540)	––	(2,540)
Shares purchased for deferred compensation plan	––	(199)	199	––	––	––	––
Expense related to share-based compensation plans	––	147	––	––	––	––	147
Restricted stock activity	40	(40)	––	––	––	––	—
Amortization of ESOP	––	(129)	––	360	––	––	231
Balance, December 31, 2016	5,425	18,024	(1,926)	(911)	22,483	(454)	42,641

Net income	––	––	––	––	3,546	––	3,546
Other comprehensive income	––	––	––	––	––	34	34
Cash dividends - $0.51 per share	––	––	––	––	(2,769)	––	(2,769)
Shares purchased for deferred compensation plan	––	(209)	209	––	––	––	––
Expense related to share-based compensation plans	––	163	––	––	––	––	163
Restricted stock activity	10	(10)	––	––	––	––	––
Amortization of ESOP	––	52	––	228	––	––	280
Balance, December 31, 2017	$5,435	$18,020	$(1,717)	$(683)	$23,260	$(420)	$43,895

See Notes to Consolidated Financial Statements

United Bancorp, Inc.

Consolidated Statements of Cash Flows

Years Ended December 31, 2017 and 2016

(In thousands)

	2017	2016
Operating Activities
Net income	$3,546	$3,580
Items not requiring (providing) cash
Depreciation and amortization	918	819
Provision for loan losses	100	301
Provision for losses on foreclosed real estate	20	6
Amortization of premiums and discounts on securities-net	(1)	(1)
Realized gains on sale of Great Lake Bankers Bank stock	—	(162)
Amortization of mortgage servicing rights	6	12
Deferred income taxes	545	82
Originations of loans held for sale	(4,424)	(4,451)
Proceeds from sale of loans held for sale	4,522	4,548
Net gains on sales of loans	(98)	(97)
Amortization of ESOP	280	231
Expense related to share-based compensation plans	163	147
Loss on sale of real estate and other repossessed assets	24	4
Increase in cash surrender value of bank-owned life insurance	(292)	(313)

Changes in
Accrued interest receivable	(153)	(37)
Other assets	(1,627)	(34)
Interest payable and other liabilities	1,038	(458)

Net cash provided by operating activities	4,567	4,177

Investing Activities
Purchases of available-for-sale securities	(12,248)	(42,000)
Proceeds from maturities of available-for-sale securities	7,249	36,389
Net change in loans	(12,336)	(27,468)
Proceeds from sale of Great Lake Bankers Bank stock	—	208
Purchases of premises and equipment	(782)	(2,257)
Proceeds from sales of foreclosed assets	71	124

Net cash used in investing activities	(18,046)	(35,004)

See Notes to Consolidated Financial Statements

United Bancorp, Inc.

Consolidated Statements of Cash Flows (continued)

December 31, 2017 and 2016

(In thousands)

	2017	2016
Financing Activities
Net increase in deposits	$47,163	$15,181
Proceeds of Federal Home Loan Bank advances	11,000	19,500
Repayments of Federal Home Loan Bank advances	(40,833)	(6,175)
Net change in securities sold under repurchase agreements	1,692	3,701
Cash dividends paid	(2,769)	(2,540)

Net cash provided by (used in) financing activities	16,253	29,667

Increase (decrease) in Cash and Cash Equivalents	2,774	(1,160)

Cash and Cash Equivalents, Beginning of Year	11,541	12,701

Cash and Cash Equivalents, End of Year	$14,315	$11,541

Supplemental Cash Flows Information
Interest paid on deposits and borrowings	$1,807	$1,796

Federal income taxes paid	$1,575	$1,133

Supplemental Disclosure of Non-Cash Investing Activities
Transfers from loans to foreclosed assets held for sale	$149	$111

See Notes to Consolidated Financial Statements

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

Note 1:	Nature of Operations and Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of United Bancorp, Inc. (“United” or “the Company”) and its wholly-owned subsidiary, Unified Bank of Martins Ferry, Ohio (“the Bank” or “Unified”). All intercompany transactions and balances have been eliminated in consolidation.

Nature of Operations

The Company’s revenues, operating income and assets are almost exclusively derived from banking. Accordingly, all of the Company’s banking operations are considered by management to be aggregated in one reportable operating segment. Customers are mainly located in Athens, Belmont, Carroll, Fairfield, Harrison, Jefferson and Tuscarawas Counties and the surrounding localities in northeastern, east-central and southeastern Ohio and include a wide range of individuals, businesses and other organizations. Unified Bank conducts its business through its main office in Martins Ferry, Ohio and branches in Amesville, Bridgeport, Colerain, Dellroy, Dillonvale, Dover, Glouster, Jewett, Lancaster Downtown, Lancaster East, Nelsonville, New Philadelphia, St. Clairsville East, St. Clairsville West, Sherrodsville, Strasburg and Tiltonsville, Ohio. The Bank also operates a Loan Production Office in Wheeling, West Virginia.

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

December 31, 2017 and 2016

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

Cash Equivalents

The Company considers all liquid investments with original maturities of three months or less to be cash equivalents. At December 31, 2017 and 2016, cash equivalents consisted primarily of due from accounts with the Federal Reserve and other correspondent Banks.

Currently, the FDIC’s insurance limits are $250,000. At December 31, 2017 and 2016, none of the Company’s cash accounts exceeded the federally insured limit of $250,000.

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

Loans Held for Sale

Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or fair value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income. At December 31, 2017 and 2016, the Company did not have any loans held for sale.

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

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

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

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

The allowance consists of allocated and general components. The allocated component relates to loans that are classified as impaired. For those loans that are classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-impaired loans and is based on historical charge-off experience by segment. The historical loss experience is determined by portfolio segment and is based on the actual loss history experienced by the Company over the prior five years. Management believes the five year historical loss experience methodology is appropriate in the current economic environment. Other adjustments (qualitative/environmental considerations) for each segment may be added to the allowance for each loan segment after an assessment of internal or external influences on credit quality that are not fully reflected in the historical loss or risk rating data.

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

December 31, 2017 and 2016

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

December 31, 2017 and 2016

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

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

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

Uncertain tax positions are recognized if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination. The term more likely than not means a likelihood of more than 50 percent; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances and information available at the reporting date and is subject to management’s judgment. At December 31, 2017, the Company had no uncertain tax positions. On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (the “Tax Act”). The Company’s impact of this Tax Act resulted in a charge against net income of approximately $216,000. This is primarily due to the write down of its deferred tax assets as a result of the Tax Act’s reduction in the base corporate tax rate from 35% to 21%.

The Company recognizes interest and penalties on income taxes as a component of income tax expense.

The Company files consolidated income tax returns with its subsidiary. With a few exceptions, the Company is no longer subject to the examination by tax authorities for years before 2014.

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

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

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

The Company is required to maintain reserve funds in cash and/or on deposit with the Federal Reserve Bank. The reserve required at December 31, 2017 and 2016, was $3.5 million and $2.8 million, respectively.

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

Note 3:	Securities

The amortized cost and approximate fair values, together with gross unrealized gains and losses of securities are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Approximate Fair Value
	(In thousands)
Available-for-sale Securities:
December 31, 2017:
U.S. government agencies	$45,249	$—	$(290)	$44,959

	$45,249	$—	$(290)	$44,959

Available-for-sale Securities:
December 31, 2016:
U.S. government agencies	$39,000	$—	$(486)	$38,514
State and political subdivisions	1,249	3	—	1,252

	$40,249	$3	$(486)	$39,766

The amortized cost and fair value of available-for-sale securities at December 31, 2017, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties. Maturities for mortgage-backed securities are presented in the table below based on their projected maturities.

	Available-for-sale
	Amortized Cost	Fair Value
	(In thousands)

One to five years	$45,249	$44,959

Totals	$45,249	$44,959

The carrying value of securities pledged as collateral, to secure public deposits and for other purposes, was $41.5 million and $27.9 million at December 31, 2017 and 2016, respectively.

Certain investments in debt securities are reported in the financial statements at an amount less than their historical cost. The total fair value of these investments at December 31, 2017 and 2016, was $44.9 million and $38.5 million, which represented approximately 100% and 96.8%, respectively, of the Company’s available-for-sale investment portfolio.

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

Based on evaluation of available evidence, including recent changes in market interest rates, credit rating information and information obtained from regulatory filings, management believes the declines in fair value for these securities are temporary.

The following tables show the Company’s investments’ gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2017 and 2016:

	December 31, 2017
	Less than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(In thousands)

US Government agencies	$12,190	$(59)	$32,769	$(231)	$44,959	$(290)

Total temporarily impaired securities	$12,190	$(59)	$32,769	$(231)	$44,959	$(290)

	December 31, 2016
	Less than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(In thousands)

US Government agencies	$38,514	$(486)	$—	$—	$38,514	$(486)

Total temporarily impaired securities	$38,514	$(486)	$—	$—	$38,514	$(486)

U. S. Government Agencies

The unrealized losses on the Company’s investments in direct obligations of U. S. Government agencies were caused by interest rate increases. The contractual terms of those investments do not permit the issuer to settle the securities at a price less than the amortized cost bases of the investments. Because the Company does not intend to sell the investments and it is not more likely than not the Company will be required to sell the investments before recovery of their amortized cost bases, which may be maturity, the Company does not consider those investments to be other-than-temporarily impaired at December 31, 2017.

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

Note 4:	Loans and Allowance for Loan Losses

Categories of loans at December 31, include:

	2017	2016
	(In thousands)

Commercial loans	$81,327	$74,514
Commercial real estate	198,936	191,686
Residential real estate	75,853	76,154
Installment loans	12,473	14,367

Total gross loans	368,589	356,721

Less allowance for loan losses	(2,122)	(2,341)

Total loans	$366,467	$354,380

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

December 31, 2017 and 2016

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

The following tables present the balance in the allowance for loan losses and the recorded investment in loans based on portfolio segment and impairment method as of December 31, 2017 and 2016:

	2017
	Commercial	Commercial Real Estate	Residential	Installment	Unallocated	Total
	(In thousands)
Allowance for loan losses:
Balance, beginning of year	$495	$804	$591	$107	$344	$2,341
Provision charged to expense	39	118	(97)	296	(256)	100
Losses charged off	(49)	(81)	(78)	(230)	––	(438)
Recoveries	52	2	20	45	––	119
Balance, end of year	$537	$843	$436	$218	$88	$2,122
Ending balance: individually evaluated for impairment	$—	$73	$––	$––	$––	$73
Ending balance: collectively evaluated for impairment	$537	$770	$436	$218	$88	$2,049

Loans:
Ending balance: individually evaluated for impairment	$83	$619	$––	$306	$––	$1,008
Ending balance: collectively evaluated for impairment	$75,205	$195,108	$76,501	$12,567	$––	$359,381

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

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

December 31, 2017 and 2016

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

The following table shows the portfolio quality indicators as of December 31, 2017:

Loan Class	Commercial	Commercial Real Estate	Residential	Installment	Total
	(In thousands)

Pass Grade	$78,652	$195,063	$75,853	$12,167	$361,735
Special Mention	20	3,066	––	––	3,086
Substandard	2,655	807	––	306	3,768
Doubtful	––	––	––	––	––

	$81,327	$198,936	$75,853	$12,473	$368,589

The following table shows the portfolio quality indicators as of December 31, 2016:

Loan Class	Commercial	Commercial Real Estate	Residential	Installment	Total
	(In thousands)

Pass Grade	$71,302	$187,255	$76,154	$14,041	$348,752
Special Mention	64	3,253	––	––	3,317
Substandard	3,148	1,178	––	326	4,652
Doubtful	––	––	––	––	––

	$74,514	$191,686	$76,154	$14,367	$356,721

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

The Company evaluates the loan risk grading system definitions and allowance for loan losses methodology on an ongoing basis. No significant methodology changes were made during 2017 and 2016.

The following table shows the loan portfolio aging analysis of the recorded investment in loans as of December 31, 2017:

	30-59 Days Past Due and Accruing	60-89 Days Past Due and Accruing	Greater Than 90 Days and Accruing	Non Accrual	Total Past Due and Non Accrual	Current	Total Loans Receivable
	(In thousands)
Commercial	$56	$—	$—	$83	$139	$81,188	$81,327
Commercial real estate	262	—	––	500	762	198,174	198,936
Residential	559	306	—	760	1,625	74,228	75,853
Installment	61	40	––	52	153	12,320	12,473
Total	$938	$346	$—	$1,395	$2,679	$365,910	$368,589

The following table shows the loan portfolio aging analysis of the recorded investment in loans as of December 31, 2016:

	30-59 Days Past Due and Accruing	60-89 Days Past Due and Accruing	Greater Than 90 Days and Accruing	Non Accrual	Total Past Due and Non Accrual	Current	Total Loans Receivable
	(In thousands)
Commercial	$153	$105	$75	$49	$382	$74,132	$74,514
Commercial real estate	—	55	––	335	390	191,296	191,686
Residential	805	135	161	922	2,023	74,131	76,154
Installment	213	8	––	55	276	14,091	14,367
Total	$1,171	$303	$236	$1,361	$3,071	$353,650	$356,721

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

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

The following table presents impaired loans for the year ended December 31, 2017:

	Recorded Balance	Unpaid Principal Balance	Specific Allowance	Average Investment in Impaired Loans	Interest Income Recognized
	(In thousands)
Loans without a specific valuation allowance:
Commercial	$83	$83	$––	$90	$5
Commercial real estate	209	317	––	635	13
Installment	306	306	––	312	3

	598	598	––	1,037	21
Loans with a specific valuation allowance:
Commercial	$—	$—	$—	$—	$7
Commercial real estate	410	410	73	392	14
Installment	—	—	—	—	—

	410	410	73	392	21

Total:
Commercial	$83	$83	$—	$90	$12
Commercial Real Estate	$619	$619	$73	$1,027	$27
Installment	$306	$306	$—	$312	$3

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

The following table presents impaired loans for the year ended December 31, 2016:

	Recorded Balance	Unpaid Principal Balance	Specific Allowance	Average Investment in Impaired Loans	Interest Income Recognized
	(In thousands)
Loans without a specific valuation allowance:
Commercial	$2,975	$2,975	$––	$2,930	$142
Commercial real estate	658	766	––	1,176	43
Installment	326	326	––	328	13

	3,959	4,067	––	4,434	198
Loans with a specific valuation allowance:
Commercial	173	173	11	188	8
Commercial real estate	520	520	108	586	26
Installment	––	––	––	––	2

	693	693	119	774	36

Total:
Commercial	$3,148	$3,148	$11	$3,118	$150
Commercial Real Estate	$1,178	$1,286	$108	$1,762	$69
Installment	$326	$326	$—	$328	$15

At December 31, 2017 and 2016, the Company had certain loans that were modified in troubled debt restructurings and impaired.  The modification of terms of such loans included one or a combination of the following:  an extension of maturity, a reduction of the stated interest rate or a permanent reduction of the recorded investment in the loan.

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

The following tables present information regarding troubled debt restructurings by class and by type of modification for the years ended December 31, 2017 and 2016:

	Year Ended December 31, 2017
	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
		(In thousands)

Commercial	2	$40	$40
Commercial real estate	3	208	188

	Year Ended December 31, 2017
	Interest Only	Term	Combination	Total Modification
		(In thousands)

Commercial	$––	$40	$––	$40
Commercial real estate	––	188	––	188

	Year Ended December 31, 2016
	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
		(In thousands)

Commercial	1	$17	$17
Commercial real estate	3	116	116

	Year Ended December 31, 2016
	Interest Only	Term	Combination	Total Modification
		(In thousands)

Commercial	$––	$17	$––	$17
Commercial real estate	––	116	––	116

During the 2017 and 2016, troubled debt restructurings did not have an impact on the allowance for loan losses. At December 31, 2017 and 2016 and for the years then ended, there were no material defaults of any troubled debt restructurings that were modified in the last 12 months. The Company generally considers TDR’s that become 90 days or more past due under the modified terms as subsequently defaulted.

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

Note 5:	Premises and Equipment

Major classifications of premises and equipment, stated at cost, are as follows:

	2017	2016
	(In thousands)
Land, buildings and improvements	$17,282	$17,025
Furniture and equipment	12,637	12,164
Computer software	2,143	2,116
	32,062	31,305
Less accumulated depreciation	(20,322)	(19,421)
Net premises and equipment	$11,740	$11,884

Note 6:	Time Deposits

Time deposits in denominations of $250,000 or more were $5.1 million at December 31, 2017 and $1.4 million at December 31, 2016. At December 31, 2017, the scheduled maturities of time deposits are as follows:

Due during the year ending December 31,	(In thousands)

2018	$33,954
2019	14,364
2020	12,473
2021	2,176
2022	758
Thereafter	2,092
$65,817

Note 7:	Borrowings

At December 31, advances from the Federal Home Loan Bank were as follows:

	2017	2016
	(In thousands)
Maturities March 2018 through August 2025, primarily at fixed rates ranging from 3.15% to 6.65%, averaging 5.15%	$200	$––
Cash Management advances maturities in March 2018 at floating rates averaging 1.52%	9,822	––
Cash Management advances maturities January 2017 through March 2017 at floating rates averaging 0.74%	––	19,500
Maturities January 2017 through August 2025, primarily at fixed rates ranging from 3.08% to 6.65%, averaging 3.93%	––	20,355
	$10,022	$39,855

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

At December 31, 2017 required annual principal payments on Federal Home Loan Bank advances were as follows:

For the year ending December 31,	(In thousands)
2018	$9,919
2019	38
2020	15
2021	15
2022	15
Thereafter	20

$10,022

At December 31, 2017 and 2016, as a member of the Federal Home Loan Bank system the Bank had the ability to obtain up to $94.1 million and $60.8 million, respectively, in additional borrowings based on securities and certain loans pledged to the FHLB. At December 31, 2017 and 2016, the Bank had approximately $121.6 million and $122.6 million, respectively of one- to four-family residential real estate and commercial real estate loans pledged as collateral for borrowings. Also at December 31, 2017 and 2016, the Company and the Bank have cash management lines of credit with various correspondent banks (excluding FHLB cash management lines of credit) enabling additional borrowings of up to $15.0 million.

Securities sold under repurchase agreements were approximately $11.0 million and $9.4 million at December 31, 2017 and 2016.

Securities sold under agreements to repurchase are financing arrangements whereby the Company sells securities and agrees to repurchase the identical securities at the maturities of the agreements at specified prices. Physical control is maintained for all securities sold under repurchase agreements. Information concerning securities sold under agreements to repurchase is summarized as follows:

	2017	2016
	(Dollars in thousands)

Balance outstanding at year end	$10,022	$9,393
Average daily balance during the year	$13,578	$11,058
Average interest rate during the year	0.28%	0.12%
Maximum month-end balance during the year	$17,033	$14,200
Weighted-average interest rate at year end	0.28%	0.12%

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

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

The following table presents the Company’s repurchase agreements accounted for as secured borrowings:

Remaining Contractual Maturity of the Agreement

(In thousands)
December 31, 2017	Overnight and Continuous	Up to 30 Days	30-90 Days	Greater than 90 Days	Total

Repurchase Agreements
U.S government agencies	$10,022	$––	$––	$––	$10,022
Total	$10,022	$––	$––	$––	$10,022

(In thousands)
December 31, 2016	Overnight and Continuous	Up to 30 Days	30-90 Days	Greater than 90 Days	Total

Repurchase Agreements
U.S. government agencies	$9,393	––	––	––	9,393

Total	$9,393	$––	$––	$––	$9,393

Securities with an approximate carrying value of $18.4 million and $13.0 million at December 31, 2017 and 2016, respectively, were pledged as collateral for repurchase borrowings.

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

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

Note 9:	Income Taxes

The provision for income taxes includes these components:

	2017	2016
	(In thousands)

Taxes currently payable	$1,499	$1,498
Deferred income taxes	545	82

Income tax expense	$2,044	$1,580

A reconciliation of income tax expense at the statutory rate to the Company’s actual income tax expense is shown below:

	2017	2016
	(In thousands)

Computed at the statutory rate (34%)	$1,901	$1,755
(Decrease) increase resulting from
Tax exempt interest	(17)	(42)
Earnings on bank-owned life insurance - net	(160)	(160)
Deferred tax re-valuation	216	—
Other	104	27

Actual tax expense	$2,044	$1,580

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

The tax effects of temporary differences related to deferred taxes shown on the balance sheets were:

	2017	2016
	(In thousands)

Deferred tax assets
Allowance for loan losses	$244	$382
Stock based compensation	221	375
Allowance for losses on foreclosed real estate	31	82
Deferred compensation and ESOP	422	690
Intangible assets	65	124
Non-accrual loan interest	52	79
Unrealized losses on securities available for sale	61	164

Total deferred tax assets	1,096	1,896

Deferred tax liabilities
Depreciation	(144)	(199)
Deferred loan costs, net	(86)	(158)
Accretion	—	(1)
FHLB stock dividends	(315)	(510)
Mortgage servicing rights	(9)	(16)
Employee benefit expense	(193)	(162)

Total deferred tax liabilities	(747)	(1,046)

Net deferred tax asset	$349	$850

Note 10:	Accumulated Other Comprehensive Loss

The components of accumulated other comprehensive loss, included in stockholders’ equity, are as follows:

	2017	2016
	(In thousands)

Net unrealized loss on securities available-for-sale	$(290)	$(483)
Net unrealized loss for funded status of defined benefit plan liability	(289)	(205)

	(579)	(688)
Tax effect	159	234

Net-of-tax amount	$(420)	$(454)

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

Note 11:	Regulatory Matters

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

In July 2013, the Federal Reserve approved final rules, referred to herein as the Basel III Rules, establishing a new comprehensive capital framework for U.S. banking organizations. The Basel III Rules generally implement the Basel Committee on Banking Supervision’s December 2010 final capital framework referred to as “Basel III” for strengthening international capital standards. The Basel III Rules substantially revise the risk-based capital requirements applicable to bank holding companies and their depository institution subsidiaries, including the Company and Citizens, as compared to the current U.S. general risk-based capital rules. The Basel III Rules revise the definitions and the components of regulatory capital, as well as address other issues affecting the computation of regulatory capital ratios. The Basel III rules added another capital ratio component “Tier 1 Common Capital Ratio” which is a measurement of a bank’s core equity capital compared with its total risk-weighted assets The Basel III Rules also prescribe a new standardized approach for risk weightings that expand the risk-weighting categories from the current categories to a larger more risk-sensitive number of categories, depending on the nature of the assets, generally ranging from 0% for U.S. government and agency securities, to 600% for certain equity exposures, and resulting in higher risk weights for a variety of asset classes. The Basel III capital rules became effective for the Company and Unified on January 1, 2015, subject to phase-in periods for certain components. The Company’s management believes that the Company and Citizens will be able to meet targeted capital ratios upon implementation of the revised requirements as finalized. The minimum capital requirements exclude the capital conservation buffer required to avoid limitations on capital distributions, including dividend payments and certain discretionary bonus payments to executive officers. The capital conservation buffer was 1.250% at December 31, 2017. The net unrealized gain or loss on available-for-sale securities is not included in computing regulatory capital.

As of December 31, 2017, the Company exceeded its minimum regulatory capital requirements with a total risk-based capital ratio of 13.2%, common equity tier 1 ratio of 11.5%, Tier 1 risk-based capital ratio of 12.6% and a Tier 1 leverage ratio of 10.6%.

As of December 31, 2017, the most recent notification from Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Bank must maintain capital ratios as set forth in

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

the table. There are no conditions or events since that notification that management believes have changed the Bank’s category.

The Company’s and Bank’s actual capital amounts and ratios are presented in the following table.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
As of December 31, 2017
Total Capital (to Risk-Weighted Assets)
Consolidated	$49,590	13.2%	$30,149	8.0%	N/A	N/A
Unified	44,637	11.9	30,026	8.0	$37,532	10.0%

Common Equity Tier 1 Capital (to Risk-Weighted Assets)
Consolidated	$43,468	11.5%	$16,959	4.5%	N/A	N/A
Unified	42,515	11.3	16,889	4.5	$24,396	6.5%

Tier I Capital (to Risk-Weighted Assets)
Consolidated	$47,468	12.6%	$22,612	6.0%	N/A	N/A
Unified	42,515	11.3	22,519	6.0	$30,026	8.0%

Tier I Capital (to Average Assets)
Consolidated	$47,468	10.6%	$17,904	4.0%	N/A	N/A
Unified	42,515	9.4	18,017	4.0	$22,521	5.0%

As of December 31, 2016
Total Capital (to Risk-Weighted Assets)
Consolidated	$48,429	13.6%	$28,516	8.0%	N/A	N/A
Unified	41,801	11.8	28,382	8.0	$35,478	10.0%

Common Equity Tier 1 Capital (to Risk-Weighted Assets)
Consolidated	$42,088	11.8%	$16,040	4.5%	N/A	N/A
Unified	39,460	11.1	15,965	4.5	$23,061	6.5%

Tier I Capital (to Risk-Weighted Assets)
Consolidated	$46,088	12.9%	$21,387	6.0%	N/A	N/A
Unified	39,460	11.1	21,287	6.0	$28,382	8.0%

Tier I Capital (to Average Assets)
Consolidated	$46,088	11.0%	$16,729	4.0%	N/A	N/A
Unified	39,460	9.3	17,048	4.0	$21,310	5.0%

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

Note 12:	Related Party Transactions

At December 31, 2017 and 2016, the Bank had loan commitments outstanding to executive officers, directors, significant stockholders and their affiliates (related parties). In management’s opinion, such loans and other extensions of credit and deposits were made in the ordinary course of business and were made on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons. Further, in management’s opinion, these loans did not involve more than normal risk of collectibility or present other unfavorable features. Such loans are summarized below.

	2017	2016
	(In thousands)

Aggregate balance – January 1	$13,635	$10,546
New loans	189	4,864
Repayments	(828)	(1,775)

Aggregate balance – December 31	$12,996	$13,635

Deposits from related parties held by the Bank at December 31, 2017 and 2016, totaled approximately $691,000 and $1.4 million, respectively.

Note 13:	Benefit Plans

Pension and Other Postretirement Benefit Plans

The Company has a noncontributory defined benefit pension plan covering all employees who meet the eligibility requirements. The Company’s funding policy is to make the minimum annual contribution that is required by applicable regulations, plus such amounts as the Company may determine to be appropriate from time to time. The Company expects to contribute $421,000 to the plan in 2018.

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

The Company uses a December 31st measurement date for the plan. Information about the plan’s funded status and pension cost follows:

	Pension Benefits
	2017	2016
	(In thousands)
Change in benefit obligation
Beginning of year	$(3,926)	$(3,968)
Service cost	(273)	(312)
Interest cost	(198)	(198)
Actuarial (loss) gain	(403)	23
Benefits paid	128	529

End of year	(4,672)	(3,926)

Change in fair value of plan assets
Beginning of year	4,625	4,458
Actual return on plan assets	702	382
Employer contribution	406	314
Benefits paid	(128)	(529)

End of year	5,605	4,625

Funded status at end of year	$933	$699

Amounts recognized in accumulated other comprehensive loss not yet recognized as components of net periodic benefit cost consist of:

	Pension Benefits
	2017	2016
	(In thousands)

Unamortized net loss	$1,048	$1,052
Unamortized prior service	(758)	(847)

	$290	$205

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

The estimated net loss and prior service credit for the defined benefit pension plan that will be amortized from accumulated other comprehensive income as a credit into net periodic benefit cost over the next fiscal year is approximately $41,000. The accumulated benefit obligation for the defined benefit pension plan was $4.4 million and $3.8 million at December 31, 2017 and 2016, respectively.

Information for the pension plan with respect to accumulated benefit obligation and plan assets is as follows:

	December 31,
	2017	2016
	(In thousands)

Projected benefit obligation	$4,672	$3,926
Accumulated benefit obligation	$4,375	$3,756
Fair value of plan assets	$5,605	$4,625

	December 31,
	2017	2016
	(In thousands)

Components of net periodic benefit cost
Service cost	$273	$312
Interest cost	198	198
Expected return on plan assets	(357)	(341)
Amortization of prior service (credit) cost	(89)	(89)
Amortization of net loss	63	81

Net periodic benefit cost	$88	$161

Significant assumptions include:

	Pension Benefits
	2017	2016

Weighted-average assumptions used to determine benefit obligation:
Discount rate	4.83%	5.39%
Rate of compensation increase	3.00%	3.00%

Weighted-average assumptions used to determine benefit cost:
Discount rate	4.83%	5.39%
Expected return on plan assets	7.50%	7.50%
Rate of compensation increase	3.00%	3.00%

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

The Company has estimated the long-term rate of return on plan assets based primarily on historical returns on plan assets, adjusted for changes in target portfolio allocations and recent changes in long-term interest rates based on publicly available information. The long-term rate of return did not change from 2016 to 2017.

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid as of December 31, 2017:

Pension Benefits
(In thousands)

2018	$186
2019	199
2020	843
2021	548
2022	373
2023-2027	1,796

Total	$3,945

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

The asset allocation strategy of the plan is designed to allow flexibility in the determination of the appropriate investment allocations between equity and fixed income investments. This strategy is designed to help achieve the actuarial long term rate on plan assets of 7.5%. The target asset allocation percentages for both 2017 and 2016 are as follows:

Large-Cap stocks	Not to exceed 68%
Small-Cap stocks	Not to exceed 23%
Mid-Cap stocks	Not to exceed 23%
International equity securities	Not to exceed 30%
Fixed income investments	Not to exceed 35%
Alternative investments	Not to exceed 19%

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

At December 31, 2017 and 2016, the fair value of plan assets as a percentage of the total was invested in the following:

	December 31,
	2017	2016

Equity securities	70.1%	68.1%
Debt securities	27.3	29.6
Cash and cash equivalents	2.6	2.3

	100.0%	100.0%

Pension Plan Assets

Following is a description of the valuation methodologies used for pension plan assets measured at fair value on a recurring basis, as well as the general classification of pension plan assets pursuant to the valuation hierarchy.

Where quoted market prices are available in an active market, plan assets are classified within Level 1 of the valuation hierarchy. Level 1 plan assets include investments in mutual funds that involve equity, bond and money market investments. All of the Plan’s assets are classified as Level 1. If quoted market prices are not available, then fair values are estimated by using pricing models, quoted prices of plan assets with similar characteristics or discounted cash flows. In certain cases where Level 1 or Level 2 inputs are not available, plan assets are classified within Level 3 of the hierarchy. At December 31, 2017 and 2016, the Plan did not contain Level 2 or Level 3 investments.

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

The fair values of Company’s pension plan assets at December 31st, by asset category are as follows:

December 31, 2017
		Fair Value Measurements Using
Asset Category	Total Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In thousands)

Mutual money market	$199	$199	$––	$––
Mutual funds – equities
ETF mutual funds	3,042	3,042	––	––
Large and small Cap	301	301	––	––
International	420	420
Commodities	182	182	––	––
Mutual funds – fixed income
Fixed income	1,145	1,145	––	––
ETF fixed income	316	316	––	––

Total	$5,605	$5,605	$––	$––

December 31, 2016
		Fair Value Measurements Using
Asset Category	Total Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In thousands)

Mutual money market	$106	$106	$––	$––
Mutual funds – equities
Eft mutual funds	2,561	2,561	––	––
Large and Small Cap	584	584	––	––
Commodies	140	140	––	––
Mutual funds – fixed income
Fixed income	1,022	1,022	––	––
ETF fixed income	212	212	––	––

Total	$4,625	$4,625	$––	$––

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

Employee Stock Ownership Plan

The Company has an Employee Stock Ownership Plan (“ESOP”) with an integrated 401(k) plan covering substantially all employees of the Company. The ESOP acquired 354,551 shares of Company common stock at $9.64 per share in 2005 with funds provided by a loan from the Company. Accordingly, $3.4 million of common stock acquired by the ESOP was shown as a reduction of stockholders’ equity. Shares are released to participants proportionately as the loan is repaid. Dividends on allocated shares are recorded as dividends and charged to retained earnings. Compensation expense is recorded equal to the fair market value of the stock when contributions, which are determined annually by the Board of Directors of the Company, are made to the ESOP. The Company’s 401(k) matching percentage was 50% of the employees’ first 6% of contributions for 2017 and 2016.

ESOP and 401(k) expense for the years ended December 31, 2017 and 2016 was approximately $280,000 and $231,000, respectively.

Share information for the ESOP is as follows at December 31, 2017 and 2016:

	2017	2016

Allocated shares at beginning of the year	$333,790	$267,558
Shares released for allocation during the year	23,635	23,635
Net shares acquired on reinvestment of cash or (distributed) due to retirement/diversification	(21,063)	42,597
Unearned shares	70,906	94,541

Total ESOP shares	407,268	428,331

Fair value of unearned shares at December 31st	$943,000	$1,276,000

At December 31, 2017, the fair value of the 336,362 allocated shares held by the ESOP was approximately $4,474,000.

Split Dollar Life Insurance Arrangements

The Company has split-dollar life insurance arrangements with its executive officers and certain directors that provide certain death benefits to the executive’s beneficiaries upon his or her death. The agreements provide a pre- and post-retirement death benefit payable to the beneficiaries of the executive in the event of the executive’s death. The Company has purchased life insurance policies on the lives of all participants covered by these agreements in amounts sufficient to provide the sums necessary to pay the beneficiaries, and the Company pays all premiums due on the policies. In the case of an early separation from the Company, the nonvested executive portion of the death benefit is retained by the Company. The accumulated post retirement benefit obligation was $1.5 million at December 31, 2017 and $1.5 million at December 31, 2016.

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

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

A summary of the status of the Company’s nonvested restricted shares as of December 31, 2017, and changes during the year then ended, is presented below:

	Shares	Weighted- Average Grant-Date Fair Value

Nonvested, beginning of year	170,000	$8.75
Granted	10,000	11.99
Vested	(5,000)	8.40
Forfeited	—	—
Nonvested, end of year	175,000	$8.95

Total compensation cost recognized in the income statement for share-based payment arrangements during the years ended December 31, 2017 and 2016 was $163,000 and $147,000, respectively. The recognized tax benefits related thereto were $55,000 and $50,000, for the years ended December 31, 2017 and 2016, respectively.

As of December 31, 2017 and 2016, there was $728,000 and $660,000, respectively, of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the Plan. That cost is expected to be recognized over a weighted-average period of 3.7 years.

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

Note 15:	Earnings Per Share

Earnings per share (EPS) were computed as follows:

	Year Ended December 31, 2017
	Net Income	Weighted- Average Shares	Per Share Amount
	(In thousands)

Net income	$3,546

Dividends on non-vested restricted stock	(31)

Net income allocated to stockholders	3,515

Basic earnings per share
Income available to common stockholders	––	4,861,942	$0.72

Effect of dilutive securities
Restricted stock awards	––	123,857

Diluted earnings per share
Income available to common stockholders and assumed conversions	$3,515	4,985,799	$0.71

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

	Year Ended December 31, 2016
	Net Income	Weighted-Average Shares	Per Share Amount
	(In thousands)

Net income	$3,580

Dividends on non-vested restricted stock	(31)

Net income allocated to stockholders	3,549

Basic earnings per share
Income available to common stockholders	––	4,907,799	$0.72

Effect of dilutive securities
Restricted stock awards	––	108,521

Diluted earnings per share
Income available to common stockholders and assumed conversions	$3,549	5,016,320	$0.71

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

Note 16:	Disclosures about Fair Value of Financial Instruments and Other Assets and Liabilities

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

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

The following tables present the fair value measurements of assets recognized in the accompanying balance sheets measured at fair value on a recurring basis and the level within the fair value hierarchy in which the fair value measurements fall at December 31, 2017 and 2016:

		December 31, 2017 Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In thousands)

U.S government agencies	$44,959	$––	$44,959	$––

		December 31, 2016 Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In thousands)

U.S government agencies	$38,514	$––	$38,514	$––

State and political subdivisions	1,252	––	1,252	––

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

December 31, 2017 and 2016

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

The following tables present the fair value measurements of assets recognized in the accompanying balance sheets measured at fair value on a non-recurring basis and the level within the fair value hierarchy in which the fair value measurements fall at December 31, 2017 and 2016:

		December 31, 2017 Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In thousands)

Collateral dependent impaired loans	$336	$––	$––	$336
Foreclosed assets held for sale	34	––	––	34

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

		December 31, 2016 Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In thousands)
Collateral dependent impaired loans	$3,435	$––	$––	$3,435
Foreclosed assets held for sale	249	––	––	249

Unobservable (Level 3) Inputs

The following tables present quantitative information about unobservable inputs used in recurring and nonrecurring Level 3 fair value measurements.

	Fair Value at 12/31/17	Valuation Technique	Unobservable Inputs	Range
	(In thousands)

Collateral-dependent impaired loans	$333	Market comparable properties	Comparability adjustments	Not available

Foreclosed assets held for sale	34	Market comparable properties	Marketability discount	10% – 35%

	Fair Value at 12/31/16	Valuation Technique	Unobservable Inputs	Range
	(In thousands)

Collateral-dependent impaired loans	$3,435	Market comparable properties	Comparability adjustments	Not available

Foreclosed assets held for sale	249	Market comparable properties	Marketability discount	10% – 35%

There were no significant changes in the valuation techniques used during 2017.

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

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

		Fair Value Measurements Using
	Carrying Amount	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In thousands)
December 31, 2017

Financial assets
Cash and cash equivalents	$14,315	$14,315	$––	$––
Loans, net of allowance	366,467	––	––	368,033
Federal Home Loan Bank stock	4,164	––	4,164	––
Accrued interest receivable	993	––	993	––

Financial liabilities
Deposits	385,966	––	358,722	––
Short term borrowings	11,085	––	11,085	––
Federal Home Loan Bank advances	10,022	––	10,012	––
Subordinated debentures	4,124	––	3,590	––
Interest payable	70	––	70	––

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

The classification of the assets and liabilities pursuant to the valuation hierarchy as of December 31, 2016 in the following table have not been audited. The fair value has been derived from the December 31, 2016 audited consolidated financial statements.

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

December 31, 2017 and 2016

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

Commitments to Originate Loans, Letters of Credit and Lines of Credit

The fair value of commitments to originate loans is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair values of letters of credit and lines of credit are based on fees currently charged for similar agreements or on the estimated cost to terminate or otherwise settle the obligations with the counterparties at the reporting date. Fair values of commitments were not material at December 31, 2017 and 2016.

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

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

At December 31, 2017 and 2016, total commercial and commercial real estate loans made up
76.0% and 74.6%, respectively, of the loan portfolio. Installment loans account for 3.4% and 4.0%, respectively, of the loan portfolio. Real estate loans comprise 20.6% and 21.4% of the loan portfolio as of December 31, 2017 and 2016, respectively, and primarily include first mortgage loans on residential properties and home equity lines of credit.

Included in cash and due from banks as of December 31, 2017 and 2016, is $9.5 million and $7.3 million, respectively, of deposits with the Federal Reserve Bank of Cleveland.

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

At December 31, 2017 and 2016, the Company had outstanding commitments to originate variable rate loans aggregating approximately $15.4 million and $12.3 million, respectively. The commitments extended over varying periods of time with the majority being disbursed within a one-year period.

Mortgage loans in the process of origination represent amounts that the Company plans to fund within a normal period of 60 to 90 days, some of which are intended for sale to investors in the secondary market. The Company did not have any mortgage loans in the process of origination which are intended for sale at December 31, 2017 or 2016.

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

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

The Company did not have any total outstanding standby letters of credit at December 31, 2017 and 2016. At both December 31, 2017 and 2016, the Company had no deferred revenue under standby letter of credit agreements.

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

At December 31, 2017, the Company had granted unused lines of credit to borrowers aggregating approximately $25.8 million and $36.9 million for commercial lines and open-end consumer lines, respectively. At December 31, 2016, the Company had granted unused lines of credit to borrowers aggregating approximately $20.9 million and $35.6 million for commercial lines and open-end consumer lines, respectively.

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

Note 19:	Recent Accounting Pronouncements

ASU No. 2018-02 was issued in February 2018 to provide guidance to allow a reclassification from accumulated other comprehensive income to retained earnings for stranded tax effects resulting from the Tax Act. Consequently, the amendments eliminate the stranded tax effects resulting from the Tax Act and will improve usefulness of information reported to financial statement users. The amendments in this ASU will also require certain disclosures about stranded tax effects and is effective for fiscal years beginning after December 31, 2018. The impact of this guidance is not material to the Company’s financial statements.

ASU No. 2017-09 was issued in May 2017 and provides guidance about which changes to the terms or condition of a share-based payment award require and entity to apply modification accounting in Topic 718. The amendments in this Update are effective for all entities for annual periods, and interim periods within those annual periods, beginning after December 15, 2017. The Company has adopted ASU 2017-09 on January 1, 2018 and it did not have a significant impact on its accounting and disclosures.

ASU No. 2017-07 was issued in March 2017 and applies to all employers that offer to their employees defined benefit pension plans, other postretirement benefit plans, or other types of benefits accounted for under Topic 715. The amendments in this update require that an employer report the service cost component in the same line item or items as other compensation costs arising from services rendered by the pertinent employees during the period. The other components of net benefit cost, as defined, are required to be presented in the income statement separately from the service cost component and outside a subtotal of income from operations, if one is presented. If a separate line item or items are not used, the line item or items used in the income statement to present the other components of net benefit cost must be disclosed. The amendments in ASU No. 2017-07 are effective for public business entities for annual periods beginning after December 15, 2017, including interim periods within those annual periods. The amendments in this update are to be applied retrospectively for the presentation of the service cost component and the other components of net periodic pension cost and net periodic postretirement benefit cost in the income statement. The Company has adopted ASU 2017-07 on January 1, 2018 and it did not have a significant impact on its accounting and disclosures.

In August 2016, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2016-15 "Statement of Cash Flows (Topic 230) - Classification of Certain Cash Receipts and Cash Payments." ASU 2016-15 provides cash flow statement classification guidance for certain transactions including how the predominance principle should be applied when cash receipts and cash payments have aspects of more than one class of cash flows. The guidance is effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted, including adoption in an interim period. The Company has adopted ASU 2016-15 on January 1, 2018 and it did not have a significant impact on its accounting and disclosures.

In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments-Credit Losses (Topic 326) - Measurement of Credit Losses on Financial Instruments.” The provisions of ASU 2016-13 were issued to provide financial statement users with more decision-useful information about the

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

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

ASU 2016-13 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. Early adoption is permitted for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. The Company is currently evaluating the impact of these amendments to the Company’s financial position and results of operations and currently does not know or cannot reasonably quantify the impact of the adoption of the amendments as a result of the complexity and extensive changes from the amendments. The Allowance for Loan Losses (ALL) estimate is material to the Company and given the change from an incurred loss model to a methodology that considers the credit loss over the life of the loan, there is the potential for an increase in the ALL at adoption date. The Company is anticipating a significant change in the processes and procedures to calculate the ALL, including changes in assumptions and estimates to consider expected credit losses over the life of the loan versus the current accounting practice that utilizes the incurred loss model. In addition, the current accounting policy and procedures for the other-than-temporary impairment on available-for-sale securities will be replaced with an allowance approach. The Company continues to work with an outside vendor to begin developing and implementing processes during the next two years to ensure it is fully compliant with the amendments at adoption date. For additional information on the allowance for loan losses, see Note 4.

ASU No. 2016-01, "Financial Instruments - Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities"

ASU No. 2016-01 was issued in January 2016 and applies to all entities that hold financial assets or owe financial liabilities. ASU 2016-01 is intended to improve the recognition and measurement of financial instruments by requiring equity investments to be measured at fair value with changes in fair value recognized in net income; requiring public entities to use the exit price notion when measuring the fair value of financial instruments for disclosure purposes; requiring separate presentation of financial assets and financial liabilities by measurement category and form of

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

financial asset on the balance sheet or the accompanying notes to the financial statements; eliminating the requirement for public business entities to disclose the method(s) and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured and amortized at cost on the balance sheet; and requiring a reporting organization to present separately in other comprehensive income the portion of the total change in the fair value of a liability resulting from a change in the instruments specific credit risk when the organization has elected to measure the liability at fair value in accordance with the fair value option for financial instruments. ASU 2016-01 is effective for annual periods and interim periods within those periods, beginning after December 15, 2017. The amendments should be applied by means of a cumulative-effect adjustment to the balance sheet as of the beginning of the fiscal year of adoption. The amendments related to equity securities without readily determinable fair values (including disclosure requirements) should be applied prospectively to equity instruments that exist as of the date of adoption. The Company is currently evaluating the impact of these amendments, but does not expect them to have a material effect on the Company’s financial position or results of operations since it does not have any equity securities or a valuation allowance. However, the amendments will have an impact on certain items that are disclosed at fair value that are not currently utilizing the exit price notion when measuring fair value. The Company has adopted ASU 2016-01 on January 1, 2018 and it did not have a material effect on its fair value disclosures and other disclosure requirements. For additional information on fair value of assets and liabilities, see Note 16.

In May 2014, the FASB issued ASU No. 2014-09 “Revenue from Contracts with Customers (Topic 606)” (ASU 2014-09). This update to the ASC is the culmination of efforts by the FASB and the International Accounting Standards Board (IASB) to develop a common revenue standard for U.S. GAAP and International Financial Reporting Standards (IFRS). ASU 2014-09 supersedes Topic 605 – Revenue Recognition and most industry-specific guidance. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The guidance in ASU 2014-09 describes a 5-step process entities can apply to achieve the core principle of revenue recognition and requires disclosures sufficient to enable users of financial statements to understand the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers and the significant judgments used in determining that information. Originally, the amendments in ASU 2014-09 were effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period and early application is not allowed. In July 2015, the FASB extended the implementation date to annual reporting periods beginning after December 15, 2017 including interim periods within that reporting period. Transitional guidance is included in the update. Earlier adoption is permitted only as of annual reporting periods beginning after December 31, 2016, including interim periods within that reporting period. The Company’s revenue is comprised of net interest income, which is explicitly excluded from the scope of ASU 2014-09, and non interest income. The Company has adopted ASU 2014-09 on January 1, 2018 and it did not identify any changes in the timing of revenue recognition when considering the amended accounting guidance. The Company will have additional disclosures beginning in the first quarter of 2018 as required by the guidance.

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

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

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

Note 20:	Condensed Financial Information (Parent Company Only)

Presented below is condensed financial information as to financial position, results of operations and cash flows of the Company:

Condensed Balance Sheets

	December 31,
	2017	2016
	(In thousands)
Assets
Cash and cash equivalents	$2,771	$4,644
Investment in the Bank	42,286	39,141
Corporate owned life insurance	—	7
Other assets	3,042	2,973

Total assets	$48,099	$46,765

Liabilities and Stockholders’ Equity
Subordinated debentures	$4,124	$4,124
Other liabilities	80	—
Stockholders’ equity	43,895	42,641

Total liabilities and stockholders’ equity	$48,099	$46,765

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

Condensed Statements of Income and Comprehensive Income

	Years Ended December 31,
	2017	2016
	(In thousands)

Operating Income
Dividends from subsidiary	$2,035	$4,701
Interest and dividend income from securities and federal funds	1	7

Total operating income	2,036	4,708

General, Administrative and Other Expenses	1,961	1,651

Income Before Income Taxes and Equity in Undistributed Income of Subsidiary	75	3,057

Income Tax Benefits	416	484

Income Before Equity in Undistributed Income of Subsidiary	491	3,541

Equity in Undistributed Income of Subsidiary	3,055	39

Net Income	$3,546	$3,580

Comprehensive Income	$3,578	$3,307

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

Condensed Statements of Cash Flows

	Years Ended December 31,
	2017	2016
	(In thousands)

Operating Activities
Net income	$3,546	$3,580
Items not requiring (providing) cash
Equity in undistributed income of subsidiary	(3,055)	(39)
Amortization of ESOP and share-based compensation plans	443	378
Net change in other assets and other liabilities	(38)	(190)

Net cash provided by operating activities	896	3,729

Financing Activities
Dividends paid to stockholders	(2,769)	(2,540)

Net cash used in financing activities	(2,769)	(2,540)

Net Change in Cash and Cash Equivalents	(1,873)	1,189

Cash and Cash Equivalents at Beginning of Year	4,644	3,455

Cash and Cash Equivalents at End of Year	$2,771	$4,644

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

Note 21:	Quarterly Financial Data (Unaudited)

The following tables summarize the Company’s quarterly results of operations for the years ended December 31, 2017 and 2016.

	Three Months Ended
2017:	March 31,	June 30,	September 30,	December 31,
	(In thousands, except per share data)

Total interest income	$4,184	$4,290	$4,586	$4,591
Total interest expense	438	438	449	439

Net interest income	3,746	3,852	4,137	4,152

Provision for loan losses	25	25	25	25
Other income	832	869	892	859
General, administrative and other expense	3,334	3,365	3,456	3,494

Income before income taxes	1,219	1,331	1,548	1,492
Federal income taxes	369	415	548	712

Net income	$850	$916	$1,000	$780

Earnings per share
Basic	$0.17	$0.18	$0.20	$0.17

Diluted	$0.17	$0.18	$0.20	$0.16

United Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

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

