Form 10-K, Exhibit 13
period 2018-12-31
UNITED BANCORP INC /OH/
filed 2019-03-20
CIK 731653

Exhibit 13

A Letter from the President and CEO

To the shareholders of United Bancorp, Inc….

I am extremely gratified to report on both the record earnings produced and growth achieved by United Bancorp, Inc. (UBCP) in 2018. In many ways, this past year was one of the very best and most transformational in our company’s long and storied history! In 2018, UBCP reported basic and diluted earnings per share of $0.82 and net income of $4,282,000. These levels were $0.11 per share and $736,000 over the respective levels reported for each the previous year. In addition, the level of net income produced by UBCP in 2018 was the highest that we have ever realized as a company. This record level of earnings was achieved even though we recognized approximately $1.3 million in merger related expenses relating to our acquisition of another bank holding company during the course of the year, which helped to contribute to our company’s record growth this past year.

Regarding the growth of our company in 2018, UBCP had total assets of $593.4 million at year end, which was an increase of $133.9 million, or 29.1%, over the prior year. As previously mentioned, part of this growth was achieved due to merger and acquisition activity that occurred during the course of the year. But, I am happy to report that a higher percentage of the growth that we realized in 2018 tactically occurred due to properly executing our strategic plan and growing our balance sheet in an organic fashion. With the level of growth that we achieved on a year-over-year basis, our current level of assets (along with our level of earnings) is the highest in our company’s history.

As always, one of our primary foci is to reward you, our valued shareholder, by paying a solid cash dividend. With our improved and extremely solid earnings in 2018, our company paid a regular cash dividend of $0.52, which was an increase of $0.06, or 13.0%, over that paid the previous year. At this present payout level, UBCP’s dividend yield is nearly twice the average being paid by our peer within our industry. In addition, our shareholders were once again rewarded in the fourth quarter with a special cash dividend payout of $0.05 per share. We also continue to strive to increase our shareholder value through increasing the market value of our stock. Even though we saw our stock’s market value decline during the course of the fourth quarter— as did an overwhelming majority of companies operating in our national economy— we continue to be extremely optimistic about our future prospects as it relates to growing the market value of our stock, our company’s overall market capitalization and your individual shareholder value. By continuing to drive and improve our earnings in the coming year, as we optimistically anticipate, we are extremely hopeful that our company’s stock will trade at a higher valuation than we are currently seeing in today’s market!

We are extremely pleased with the record setting performance of United Bancorp, Inc. in 2018 and excited about the strong potential for another solid year of performance in 2019. Overall, we are highly encouraged by our current trajectory and the direction that we are going!

The following is a more detailed picture of how we achieved the record performance at United Bancorp, Inc. in 2018:

Executing upon Our Plan for Merger and Acquisition-Related Growth: We are extremely pleased that we were able to successfully acquire another like-minded community banking organization, within our defined footprint, during the course of 2018. After many months of working to bring it together, we proudly announced on June 14, 2018 that we had signed a definitive merger agreement to acquire Powhatan Point Community Bancshares, Inc. (Powhatan Point), the parent company of the First National Bank of Powhatan Point, Ohio. For our company, this acquisition added approximately $62.3 million to assets; $6.8 million to loans; $55.6 million to deposits; and, $4.7 million to consolidated equity. We are extremely proud of the reality that our management team completed its due diligence and effected this transaction within a four month timeframe… closing on October 15, 2018. After years of looking to gain geographic diversification by purchasing other bank charters and offices outside of our “traditional” footprint within the Upper Ohio Valley, and Belmont County in specific… we are truly grateful that we had this opportunity in our own back yard! Being so closely located to our core operations, we will be able to more effectively leverage

A Letter from the President and CEO - Continued

our local assets and brand building initiatives to maximize the return of this new addition to our UBCP family. Also, with our newest location, the Powhatan Point Office of Unified Bank, being located in the heart of where a planned ethane cracker plant is anticipated to be constructed, we are truly optimistic that this will be a phenomenal location for and further contribute to the growth of our company for many years to come. From a “strategic” perspective, your management team considers both merger and acquisition (and, also, new branch construction) to be one of our primary lines of business. Accordingly, this acquisition event was invaluable to growing the knowledge base of our team and developing a template that can be replicated in the future. In perfecting our craft through relevant experience, we firmly believe that this will pay further dividends as we seek to grow our organization!

Developing an Investment Strategy to more appropriately Leverage our Balance Sheet through our Investment Portfolio: This past year, your management team successfully implemented an investment strategy, which enabled us to leverage the investment portfolio of our company to levels that we have not seen since the Great Recession. During that time, our government (through the Federal Reserve) instigated a policy to lower longer term investment yields with large scale asset purchases (LSAP’s)... more commonly known as Quantitative Easing (QE)! Now that we are in a rising rate environment, our new investment strategy involved investing in highly-rated municipal securities that produce attractive yields relative to other investment alternatives available to us. Accordingly, this past year we saw solid growth in our investment portfolio, with securities and other restricted stock increasing by $79.1 million or 161%. Investment in these higher-yielding municipal securities helped contribute to the 20.8% growth that our company experienced in the level of interest income that it generated in 2018 and was a stabilizing influence on our overall net interest margin.

Considering that our securities and other restricted stock balance currently exceeds the average securities and other restricted stock balance by $21.7 million and that our new strategy provides extended call protection, we strongly anticipate that we will be able to generate higher levels of interest income and maintain our net interest margin in the coming year. Even though this investment strategy did lead to significant growth this past year in our investment portfolio, our overall investment position is still at levels that are well below those to which we are accustomed in a historic sense. At year end, our total securities and restricted stock only comprised 21.6% of our company’s overall asset base. At this current level (and, giving consideration to our overall capitalization), we have more room for growth opportunity in this area in the coming year… assuming that the yields and terms that we see continue to be appealing and fit within our modeling.

Continuing to Build our Loan Origination and Support Platforms to Achieve Double Digit Growth in our Loan Portfolio while Maintaining our Solid Credit Quality: The growth of our loan portfolio this past year strongly contributed to the general growth in our company’s earning assets and earnings performance. In 2018, we were able to grow our total loans by $41.1 million or 11.2%. We were able to achieve this very solid, double-digit growth in totals loans due to our continued focus on strongly supporting our current origination team and further building this origination platform and the support thereof. With an internal focus on improving our origination turnaround through the enhancement of our processing and underwriting functions, we have been able to provide a much higher level of service to our valued customers. Accordingly, this commitment to serving our customers at a very high level, relative to industry standards, has led to us having a competitive advantage, which is leading to this increased level of loan origination that we experienced this past year.

In 2018, we also addressed a weakness; whereby, we were successful in recruiting an extremely experienced and capable lender in our Southern Region, which includes the Franklin County, Ohio market. This commitment to strengthening our lending function in this key market for UBCP has led to us attracting many solid new relationships to our company and increasing our levels of loan originations in this valued market.

With our enhanced loan volumes, we continued focusing on and building our loan support function. Once again, quick turnaround and robust support will put us into a more competitive posture to win more of the loan opportunities that our origination personnel are routinely bringing to our attention. But, securing new business is only one part of the lending equation. Also leading to our record earnings achievement this past year was the continuation of our company’s very sound credit quality-related metrics. At year end, we had a very low level of nonaccrual loans, which totaled approximately $1.2 million or 0.30 percent of total loans. Further— net loans charged off, excluding overdrafts, was $259,000 and net charge offs to average loans was 0.07% in 2018. Needless to say, at these levels we are presently very satisfied with the performance of our loan portfolio from a credit quality perspective. Anticipating that our economy will remain fundamentally sound in the near to intermediate term, we forecast that this trend will continue into the current year.

In 2019, we firmly believe that our loan origination and support platforms will continue to produce very solid growth and sound results for our company. Considering that our year-end gross loan balance exceeded our average loan balance by $21.7 million— and, the fact that we are again budgeting double digit loan growth in 2019— we strongly anticipate that we will be able to maintain a very solid net interest margin and further grow the interest income that we generate, which should produce even a higher level of earnings for UBCP!

Attracting Low Cost Retail Funding Alternatives to Fund our Record Growth: In order to achieve an almost thirty-percent (30%) growth rate in our assets in 2018— while maintaining our net interest margin and producing record earnings— we had to be able to attract a reasonable level of cost effective funding to our company. Being a community-oriented banking organization, most of this funding was in the form of retail-based, core deposits. Ultimately, we were successful in attracting $139.5 million in retail deposits during this past year. Of extreme importance to us, none of this new funding to our company was considered to be “brokered” deposits, which are becoming more and more prevalent within our industry and utilized by many of our peer to fund their balance sheets and growth. We are proud of the reality that in this area of retail funding and deposits, our focus continues to be relationship based!

As previously mentioned, with our acquisition of Powhatan Point, we gained approximately $55.6 million in retail deposits, which accounted for approximately forty-percent (40%) of our growth in retail funding in 2018. The remainder of the growth that we experienced in our retail funding was achieved on an organic basis. Organically speaking, approximately $83.9 million, or sixty percent (60%), of our growth in retail funding was attributed to our successful attraction of new retail deposits to our company.

With the very significant growth in retail deposits that our company achieved in 2018 (in a very competitive environment; wherein, this feat was not easily accomplished), we are most proud of the fact that an overwhelming majority of this growth occurred through the attraction of lower-costing noninterest and interest bearing demand and savings deposits. Of the total growth in deposits in 2018, approximately $100.6 million, or seventy-two percent (72%), was in these lower-costing categories. The remaining growth in deposits came in the area of time deposits (consisting of certificate of deposit or term funding), which totaled $38.9 million for the year.

By funding our above-peer growth in earning assets primarily with lower-costing retail, core funding this past year— even though we operated in an environment; whereby, the Federal Open Market Committee (FOMC) raised the target rate for federal funds by one percent (1.0%) over the course of the year— our company was able to increase the level of net interest income that it generated by $2.3 million or 14.2%. At year end, our net interest margin was 3.84% versus 3.85% at the end of the previous year. We are extremely proud that we were able to substantially grow our company while maintaining our overall margins!

All of the aforementioned occurrences led to our company’s historic performance in 2018. Our current vision is to grow the assets of our company to a level greater than $1.0 billion. We anticipate using the “playbook” that we utilized this past year in order to achieve this vision… growing organically through our strong origination platforms and expanding footprint and, also, finding other quality acquisition opportunities! Looking forward… your management team fully realizes that our company needs to continually evolve in order to remain both competitive and relevant within our very dynamic industry. As a valued shareholder, I can assure you that we have the capability and commitment to make this happen. Over the course of the next few short years, we clearly understand that we will need to accomplish the following items (among others) to effectively grow both our single-bank charter, Unified Bank, and our bank holding company, United Bancorp, Inc.:

•	Developing a more modern origination platform and delivery system through “digital transformation” that will provide our customers with “mobility” to interchangeably interact with our company on their terms and through their preferred channel(s).

•	Increasing our market capitalization to a level that will allow United Bancorp, Inc. (UBCP) to qualify for listing on the Russell 2000 Index; thereby, attracting more interest in our company by a broader range of investors and leading to enhanced growth opportunities that will boost our company’s, and your, shareholder value.

A Letter from the President and CEO - Continued

•	Growing our footprint within the Tri-State Area of Ohio, West Virginia and Pennsylvania by constructing new branch facilities and acquiring other like-minded community banking organizations.

And,

•	Capitalizing on the evolving oil and gas opportunity within our traditional footprint on both the Ohio and West Virginia sides of the great Ohio River to create more positive operating leverage for our company in this valued region.

As you can see, United Bancorp, Inc. (UBCP) had one of the better (if not, the best) years of performance in its history in 2018. But, your management team will never rest on its past laurels. We will continue to be fully committed to producing stellar performance and growth related results for our great company. As always, we are truly blessed to have a “United and Unified” team, management, board of directors and shareholder group. We truly appreciate everyone’s continued support… together, we will accomplish more!

Scott A. Everson
President and Chief Executive Officer
ceo@unitedbancorp.com
February 19, 2019

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

DIVIDEND AND STOCK HISTORY

			Distribution Date of
	Cash Dividends	Special Cash Dividends	Dividends and
	Declared(1)	and Stock Dividends	Exchanges
1983	$0.05	-	-
1984	$0.06	4 for 1 Exchange(2)	January 2, 1984
1985	$0.07	-	-
1986	$0.09	-	-
1987	$0.09	50% Stock Dividend	October 2, 1987
1988	$0.10	-	-
1989	$0.10	-	-
1990	$0.11	-	-
1991	$0.12	-	-
1992	$0.12	100% Stock Dividend	September 10, 1992
1993	$0.12	100% Stock Dividend	November 30, 1993
1994	$0.13	10% Stock Dividend	September 9, 1994
1995	$0.19	-	-
1996	$0.20	10% Stock Dividend	June 20, 1996
1997	$0.23	10% Stock Dividend	September 19, 1997
1998	$0.26	5% Stock Dividend	December 18, 1998
1999	$0.30	5% Stock Dividend	December 20, 1999
2000	$0.31	5% Stock Dividend	December 20, 2000
2001	$0.32	5% Stock Dividend	December 20, 2001
2002	$0.33	5% Stock Dividend	December 20, 2002
2003	$0.35	10% Stock Dividend	December 19, 2003
2004	$0.39	10% Stock Dividend	December 20, 2004
2005	$0.43	10% Stock Dividend	December 20, 2005
2006	$0.48	10% Stock Dividend	December 20, 2006
2007	$0.52	–	–
2008	$0.54	–	–
2009	$0.56	–	–
2010	$0.56	–	–
2011	$0.56	–	–
2012	$0.42	–	–
2013	$0.29	–	–
2014	$0.33	–	–
2015	$0.37	5¢ Per Share Special Dividend	December 29, 2015
2016	$0.42	5¢ Per Share Special Dividend	December 29, 2016
2017	$0.46	5¢ Per Share Special Dividend	December 29, 2017
2018	$0.52	5¢ Per Share Special Dividend	December 28, 2018

2019 ANTICIPATED DIVIDEND PAYABLE DATES

t	First Quarter
March 20, 2019
t	Second Quarter*
June 20, 2019
t	Third Quarter*
September 20, 2019
t	Fourth Quarter*
December 20, 2019

*Subject to action by Board of Directors

(1)	Adjusted for stock dividends and exchanges.

(2)	Formation of United Bancorp, Inc. (UBCP). Unified Bank (formerly The Citizen's Saving Bank) shareholders received 4 shares of UBCP stock in exchange for 1 share of bank stock.

TOTAL RETURN PERFORMANCE

Index	12/31/13	12/31/14	12/31/15	12/31/16	12/31/17	12/31/18
United Bancorp, Inc.	100.00	104.63	130.48	191.80	196.30	177.06
NASDAQ Composite	100.00	114.75	122.74	133.62	173.22	168.30
SNL Bank Index	100.00	111.79	113.69	143.65	169.64	140.98
SNL Bank $250M-$500M	100.00	114.11	130.55	163.81	200.19	171.03
SNL Midwest Bank	100.00	108.71	110.36	147.46	158.46	135.31
Dow Jones	100.00	110.04	110.28	128.47	164.58	158.85

Directors

Jonathan C. Clark[2]

Scott A. Everson[1,2,4]

Gary W. Glessner[1,2]

John R. Herzig[2]

John M. Hoopingarner[1,2]

Carl A. Novak[1,2]

Richard L. Riesbeck[1,2,3]

1 = United Bancorp, Inc.	2 = Unified Bank
3 = Chairman - United Bancorp Inc.	4 = Chairman - Unified Bank

Directors and Officers

DIRECTORS OF UNITED BANCORP, INC.

Scott A. Everson[1]	President & Chief Executive Officer, United Bancorp, Inc. Chairman, President & Chief Executive Officer, Unified Bank, Martins Ferry, Ohio

Gary W. Glessner[2]	Certified Public Accountant; President, Glessner & Associates, PLLC; Managing Member Glessner Wharton Andrews LLC; Trustee Windmill Truckers Center, Inc.; Managing Member Tiffany's LLC; Managing Member GWA Realty, LLC; Owner G. W. Rentals, LLC

John M. Hoopingarner[1,2,3,4]	Executive Director & Secretary, Muskingum Watershed Conservancy District, New Philadelphia, Ohio

Carl A. Novak, DDS	Novak Dental Clinic, Clarington, Ohio

Richard L. Riesbeck[1,2,3,4]	Chairman, United Bancorp, Inc.; President, Riesbeck Food Markets, Inc., St. Clairsville, Ohio

James W. Everson	Chairman Emeritus 1969 - 2015

OFFICERS OF UNITED BANCORP, INC.

Scott A. Everson	President & Chief Executive Officer
Matthew F. Branstetter	Senior Vice President, Chief Operating Officer
Randall M. Greenwood	Senior Vice President, Chief Financial Officer & Treasurer
Lisa A. Basinger	Corporate Secretary

DIRECTORS OF UNIFIED BANK

Jonathan C. Clark, Esq	Attorney at Law, Lancaster, Ohio

Scott A. Everson[1]	President & Chief Executive Officer, United Bancorp, Inc.
Chairman, President & Chief Executive Officer, Unified Bank, Martins Ferry, Ohio
Gary W. Glessner[2]	Certified Public Accountant; President, Glessner & Associates, PLLC; Managing Member Glessner Wharton Andrews LLC; Trustee Windmill Truckers Center, Inc.; Managing Member Tiffany's LLC; Managing Member GWA Realty, LLC; Owner G. W. Rentals, LLC

John R. Herzig	President, Toland-Herzig Funeral Homes & Crematory, Strasburg, Ohio
John M. Hoopingarner[1,2]	Executive Director & Secretary, Muskingum Watershed Conservancy District, New Philadelphia, Ohio

Carl A. Novak, DDS	Novak Dental Clinic, Clarington, Ohio
Richard L. Riesbeck1,2,ª	Chairman, United Bancorp, Inc.; President, Riesbeck Food Markets, Inc., St. Clairsville, Ohio
James W. Everson	Chairman Emeritus 1969 - 2015

1 = Executive Committee 2 = Audit Committee 3 = Compensation Committee

4 = Nominating and Governance Committee   ª = Lead Director

Bank Past Presidents & Directors

The journey to becoming the institution we are today began in Martins Ferry, Ohio in 1902. Originally founded as The German Savings Bank and renamed to The Citizens Savings Bank in 1918, the last 115 years have seen growth and change that would have been unimaginable at its' founding. The bank has grown through sound management, the addition of new offices and the acquisition of others. With the most recent name change from The Citizens Savings Bank to Unified Bank in 2018, it has and will continue to move forward.

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

* Past Chairman

Shareholder Information

United Bancorp, Inc.’s (the Company) common stock trades on The Nasdaq Capital Market tier of The Nasdaq Stock Market under the symbol UBCP, CUSIP #909911109. At year-end 2018, there were 5,926,851 shares issued, held among approximately 3,300 shareholders of record and in street name. The following table sets forth the quarterly high and low closing prices of the Company’s common stock from January 1, 2018 to December 31, 2018 compared to the same periods in 2017 as reported by the NASDAQ.

	2018				2017
	31-Mar	30-Jun	30-Sep	31-Dec	31-Mar	30-Jun	30-Sep	31-Dec
Market Price Range
High ($)	$13.79	14.00	13.70	13.25	$13.44	12.25	12.20	13.60
Low ($)	$11.81	12.35	13.03	10.44	$11.74	11.35	11.55	12.00

Cash Dividends
Quarter ($)	$0.13	0.15	0.13	0.13	$0.11	0.11	0.12	0.12
Cumulative ($)	$0.13	0.26	0.39	0.52	$0.11	0.22	0.34	0.46
Special Cash Dividends	$-	-	-	0.05	$-	-	-	0.05

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

American Stock Transfer

and Trust Company

Attn: Dividend Reinvestment

6201 15th Avenue, 3rd Floor

Brooklyn, NY 11219

1-800-278-4353

Annual Meeting:

The Annual Meeting of Shareholders will be held at 2:00 p.m., April 17, 2019 at the Corporate Offices in Martins Ferry, Ohio.

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

(740) 633-1448 (FAX)

Transfer Agent and Registrar:

For transfers and general correspondence, please contact:

American Stock Transfer and Trust Company

6201 15th Avenue, 3rd Floor

Brooklyn, NY 11219

1-800-937-5449

Stock Trading:

Raymond James

222 South Riverside Plaza

7th Floor

Chicago, Illinois 60606

Anthony LanFranco

800-800-4693

Stifel, Nicolaus & Company Inc.

655 Metro Place South

Dublin, Ohio 43017

Steven Jefferis

877-875-9352

Management’s Discussion and Analysis

In the following pages, management presents an analysis of United Bancorp, Inc.’s financial condition and results of operations as of and for the year ended December 31, 2018 as compared to prior years. This discussion is designed to provide shareholders with a more comprehensive review of the operating results and financial position than could be obtained from an examination of the financial statements alone. This analysis should be read in conjunction with the Consolidated Financial Statements and related footnotes and the selected financial data included elsewhere in this report.

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

Financial Condition

Overview

The Company reported basic and diluted earnings per share of $0.82 and net income of $4,282,000 for the year ended December 31, 2018, as compared to $0.71 and $3,546,000, respectively, for 2017. The net income reported for the year 2018 is a record for the Company. The Company’s basic and diluted earnings per share for the three months ended December 31, 2018, was $0.11, as compared to $0.16 for the same period in 2017. Merger related expenses, attributed to the acquisition of Powhatan Point Community Bancshares, Inc. (Powhatan Point), which closed on October 15, 2018, were $1.3 million for the 12 months ended December 31, 2018. Of this total, $1.1 million in merger related expenses were incurred during the fourth quarter of 2018.

Net income increased $736,000, or 20.8%, for the year ended December 31, 2018, over the previous year. This increase in net income includes merger related expenses of $1.3 million realized during the course of the year, which are attributed to the previously announced acquisition of Powhatan Point. This increase in earnings is strongly correlated to our Company’s growth in higher-yielding earning assets, which saw an increase of $133.9 million, or 29.1%, for the year. This growth in assets was divided between steady growth in our Company’s loan portfolio, which increased by $41.1 million or 11.2%, and solid growth in our investment portfolio, with securities and other restricted stock increasing by $79.0 million or 161.0%. This growth in higher-yielding earning assets helped our Company increase the level of interest income that it generated for the year by $3.7 million or 20.8%. Accordingly, and as reported on an aforementioned basis, our Company had record earnings in 2018, reporting net income of $4.3 million. From a qualitative perspective, our Company was able to maintain its overall strength and stability within its loan portfolio. Year-over-year, we continued to have very solid credit quality-related metrics supported by low levels of nonaccrual loans of approximately $1.2 million, or 0.30 percent of total loans, at December 31, 2018, compared to $1.4 million at December 31, 2017, a decrease of $150,000. Further— net loans charged off excluding overdrafts, was

$259,000 for 2018, which is a relatively modest increase of $23,000 from the previous year. Net charge offs to average loans (excluding overdraft charge offs) was 0.07% for 2018 and 2017. We are very satisfied with the continued strong performance of our loan portfolio from a credit quality perspective. With the anticipation of our economy remaining fundamentally strong in the near to intermediate term, it is expected that this trend will continue into the current year.

We are very proud of the quality growth that we have achieved this past year. With our current vision of becoming a community banking organization with assets greater than $1.0 billion, we need to look for opportunities to grow our Company in a safe, sound and profitable manner. We will achieve this vision through the acquisition of other fundamentally sound community banks and double digit organic growth, both of which were successfully accomplished in 2018. As previously reported, we closed on our acquisition of Powhatan Point, the parent company of the First National Bank of Powhatan Point, Ohio, on October 15, 2018. For our Company, this acquisition added approximately $62.3 million to assets; $6.8 million to loans; $55.6 million to deposits; and, $4.7 million to consolidated equity. From an organic perspective, assets grew by approximately $71.6 million, or 15.6%, over the previous year. In order to fund this strong growth in assets, our Company had above-peer growth in core, retail-oriented funding in 2018. We were successful in attracting $139.5 million in retail deposits during this past year. Organically speaking, $83.9 million, or 60% of the growth experienced, was attributed to our successful attraction of new retail deposits to our Company. Approximately $55.6 million, or 40%, of this growth in retail deposits was related to our acquisition of Powhatan Point Community Bancshares, Inc. (Powhatan Point). Of note, a majority of this new core, retail funding attracted by our Company during the course of 2018 was achieved by growing our lower-cost, retail balances, which consists of noninterest bearing and interest bearing demand deposits and savings deposits. Of the total growth in deposits in 2018, $100.6 million, or 72%, was in this lower-cost, retail funding category. The remaining growth in deposits came in the area of time deposits (consisting of certificate of deposit or term funding), which totaled $38.9 million for the year. By funding our above-peer growth in earning assets primarily with lower-costing retail funding this past year— even though we operated in a rising rate environment; whereby, the Federal Open Market Committee (FOMC) increased the target rate for Federal funds by 1.0% over the course of the year— our Company was able to maintain its solid net interest margin. At year end, our net interest margin was 3.84%, compared to 3.85% in 2017.

Considering that our securities and other restricted stock balance currently exceeds the average securities and other restricted stock balance by $44.0 million and, also, having our gross loans balance exceed our average loans balance by $21.7 million, we strongly anticipate that we will be able to maintain a solid net interest margin in the coming year. Also in the coming year, when considering merger related expenses relating to our acquisition of Powhatan Point Community Bancshares, Inc. (Powhatan Point) this past year, we are extremely optimistic that our Company will again have record earnings in 2019!

As is the situation with most companies, this past year United Bancorp, Inc. benefited, to some degree, from the lower rate of taxation with the enactment of the tax act. But, our Company also benefited from the positive execution of our strategic plan, which calls for us to grow through acquiring other like-minded community banking organizations and executing upon prudent, yet profitable, organic opportunities. This past year, we announced our intent to purchase and successfully closed on a great community bank holding company, Powhatan Point, within a four month timeframe. Our management team effected this transaction in a very timely manner on January 25, 2019. In addition, our Company was able to develop a new investment strategy, which allowed us to leverage our investment portfolio to levels that we have not seen for several years. This strategy involved investing in quality municipal securities, which are highly rated and produce nice yields relative to other investment alternatives in today’s investment market. Also, we were able to grow our loans outstanding in the double-digits, while maintaining our overall credit quality. In order to achieve almost a thirty-percent growth rate in our assets, we had to be able to attract a reasonable level of cost effective funding to our Company. We were successful in doing this in an environment; wherein, it was not easily done, by bringing in lower-cost retail funding in excess of $100.0 million. Each of these events led to our Company producing record earnings during 2018, even though we continued to invest in our growth strategy and had expenses related to our recent bank-charter acquisition. With the projected increase in our average securities and loan-related balances in the coming year, along with the additional growth that we project for our Company, we are highly optimistic about our future and look forward to having above-peer performance in the coming quarters!

We have stated, for many quarters, that our goal is to profitably grow our Company. We are extremely delighted that we are presently accomplishing this. At year end, our Company had total assets of $593.2 million, which is an increase of $133.8 million, or 29.1%, over 2017. With the level of growth that we have achieved on a year-over-year basis, our current level of total assets is the highest in our Company’s history. Our viewpoint is that profitable growth will continue to lead to positive opportunities to further grow our Company! In this area, we have very high expectations over the course of the next few years. Our ultimate goal is to become a “hybrid or omnichannel” bank that is capable of serving our present and future customers on “their” terms. By having both exceptional “in-branch” and “virtual” service options for our customers, we believe that our Company will have relevance within our industry for many years to come. In addition, we will be able to deliver on our current vision for growth, which is to have total assets greater than $1.0 billion in order to gain greater operational efficiencies and a higher market capitalization and, in addition, capitalize on opportunities within our industry.

As always, one of our primary focuses is to reward our valued shareholders by paying a solid cash dividend. With our improving earnings in 2018, we increased our quarterly cash dividend payout level during the first quarter of the year. On a year-over-year basis, our Company paid a regular cash dividend of $0.52 versus $0.46 in 2017, an increase of 13.0%. At our present quarterly cash dividend payout level of $0.13, our Company’s stock has a current dividend yield of 4.55%, which is significantly higher than the average cash dividend yield presently being paid within our industry. In addition, our Company, once again, paid a special cash dividend of $0.05 per share to our valued shareholders at the end of this past year in recognition of another solid year of performance. Another primary focus that we have continues to be growing our shareholders’ value in our Company through profitable operations and strategic growth. Even though we saw our market value decrease during the course of the fourth quarter due to negative market forces, as did an overwhelming majority of other financial institutions and companies operating in our national economy, we are extremely optimistic about our future prospects as it relates to growing our market value, and; therefore, shareholders’ value in our Company, along with our market capitalization. We are hopeful that our market value will be more reflective of the above-peer core earnings growth that our Company is generating and, as forecast, will continue to generate in this current year. We will continue to keenly focus on these two key areas to create additional value for our loyal shareholders. Overall, we are very pleased with the record-setting 2018 performance of our Company and the direction that we are going. With the positive growth that we have experienced in 2018, and with the anticipated growth that we project to occur during 2019, we are extremely optimistic about our potential to further improve the earnings of our Company and look forward to realizing this upside potential in future periods!

Earning Assets – Loans

The Company’s gross loans totaled $409.7 million at December 31, 2018, representing an 11.1% increase over the $368.6 million at December 31, 2017. Average loans totaled $388.0 million for 2018, representing an 8.9% increase compared to average loans of $356.2 million for 2017.

The increase in gross loans from December 31, 2017 to December 31, 2018 was primarily an increase in commercial and commercial real estate loans by $36.9 million, an increase of $1.3 million in installment loans and an increase of $2.9 million in residential real estate.

The Company's commercial and commercial real estate loan portfolio represents 77.4% of the total portfolio at December 31, 2018, compared to 76.0% at December 31, 2017. During this past year, we found many new customers within our lending areas and our focus continues on our small business customers that operate in our defined market area. We utilize all the SBA, Ohio Department of Development and State of Ohio loan programs as well as local revolving loan funds to best fit the needs of our customers.

The Company’s installment lending portfolio represented 3.4% of the total portfolio at December 31, 2018, compared to 3.4% at December 31, 2017. Competition for installment loans principally comes from the captive finance companies offering low to zero percent financing for extended terms.

The Company's residential real estate portfolio represents 19.2% of the total portfolio at December 31, 2018, compared to 20.6% at December 31, 2017. Residential real estate loans are comprised of 1, 3, and 5 year adjustable-rate mortgages and 15 year fixed rated loans used to finance 1-4 family units. The Company also offers fixed-rate real estate loans through our Secondary Market Real Estate Mortgage Program. Once these fixed rate loans are originated and immediately sold without recourse in what is referred to as the secondary market, the Company does not assume credit risk or interest rate risk in this portfolio. This arrangement is quite common in banks and saves our customers from looking elsewhere for their home financing needs.

The Company did recognize a gain on the sale of secondary market loans of $66,000 in 2018 and a gain of $98,000 in 2017.

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

Earning Assets – Securities and Federal Funds Sold

The securities portfolio is comprised of U.S. Government agency-backed securities, tax-exempt obligations of state and political subdivisions and certain other investments. Securities available for sale at December 31, 2018 increased approximately $79.0 million from December 31, 2017 totals. Due to the rising rate environment in which we are currently operating, we are seeing opportunities in the area of securities investments; whereby, we are finally seeing yields that are at acceptable levels, which is encouraging us to leverage-up on state and political subdivision investments.

Sources of Funds – Deposits

The Company’s primary source of funds is retail core deposits from individuals and business customers. These core deposits include all categories of time deposits, excluding certificates of deposit greater than $250,000. Total deposits increased $139.5 million or 36.1% from $386.0 million at December 31, 2017 to $525.4 million at December 31, 2018. Overall total deposit growth was mainly focused on interest bearing money market accounts and certificate of deposit accounts. Of the total growth in deposits during 2018 the Powhatan Point merger accounted for approximately $55.6 million of the total growth.

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

Certificates of deposit greater than $250,000 are not considered part of core deposits and as such are used to balance rate sensitivity as a tool of funds management. At December 31, 2018, certificates of deposit greater than $250,000 increased $10.9 million, from December 31, 2017 totals.

Alternative financial products are continuously being introduced by our competition whether through traditional banks or brokerage services companies. As a result of this competition, the Company does offer full service brokerage services through LPL Financial®.

Sources of Funds – Securities Sold Under Agreements to Repurchase and Other Borrowed Funds

Other interest-bearing liabilities include securities sold under agreements to repurchase, and Federal Home Loan Bank (“FHLB”) advances. Securities sold under agreements to repurchase decreased approximately $3.0 million from December 31, 2017 to December 31, 2018.

Advances from the Federal Home Loan Bank (FHLB) decreased $9.9 million from December 31, 2017 to December 31, 2018.

Performance Overview 2018 to 2017

Net Income

The Company reported basic and diluted earnings per share of $0.82 and net income of $4,282,000 for the year ended December 31, 2018 an increase of $736,000 or 20.8% over net income of $3,546,000 for the year ended December 31, 2017.

Net Interest Income

Net interest income, by definition, is the difference between interest income generated on interest-earning assets and the interest expense incurred on interest-bearing liabilities. Various factors contribute to changes in net interest income, including volumes, interest rates and the composition or mix of interest-earning assets in relation to interest-bearing liabilities. Comparing the year ended December 31, 2018 to 2017, the Company’s net interest margin was 3.84% compared to 3.85%, a decrease of 1 basis point.

Average interest-earning assets increased $66.7 million in 2018 as compared to 2017 while the associated weighted-average yield on these interest-earning assets increased from 4.28% in 2017 to 4.50% for 2018. Average interest-bearing liabilities increased $50.5 million in 2018 as compared to 2017, while the associated weighted-average costs on these interest-bearing liabilities increased from 0.53% in 2017 to 0.83% in 2018.

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

Gross loans were up $41.1 million year-over-year to a level of $409.7 million as of December 31, 2018. During this same period, the Company’s credit quality remained relatively constant as non-accrual loans decreased $150,000, or 10.8%, to a level of $1.2 million and net loans charged off were up modestly by $23,000, or 9.8%, to a level of $259,000 (exclusive of overdraft charge off). With the strong growth in loans the Company increased the provision for loan losses which was $297,000 for the year ended December 31, 2018 compared to $100,000 for the year ended December 31, 2017, an increase of $197,000 year-over-year. Total allowance for loan losses to total loans of 0.50% and a total allowance for loan losses to nonperforming loans of

164.04% at year end 2018, compared to 0.58% and 152.10% at year end 2017.

Noninterest Income

Total noninterest income is made up of bank related fees and service charges, as well as other income producing services provided, sales of loans in the secondary market, ATM income, early redemption penalties for certificates of deposit, safe deposit rental income, internet bank service fees, earnings on bank-owned life insurance and other miscellaneous items.

Noninterest income for the year ended December 31, 2018 was $3.7 million, an increase of $208,000, or 6.0%, compared to $3.5 million for the year ended December 31, 2017. The majority of this increase is related to a $106,000 increase in service charges on deposit accounts.

Noninterest Expense

After several years of containment, for the second year, our Company saw its overall noninterest expense levels increase as we continue to build for the future and support our overall mission for growth. Most of the increase in our noninterest expense levels occurred in the following areas: hiring additional loan origination personnel to drive the revenue of our Company; expense to support an enhanced loan origination platform; enhancing our Information Technology function to better manage risk and serve our valued customers; expanding our foot print to increase overall loan production; marketing expense relating to the prime retail deposit pricing that we have been successfully promoting; Lastly, we incurred expenses related to the acquisition of Powhatan Point Community Bancshares, Inc. (Powhatan Point). Overall noninterest expense for 2018 increased $2.8 million, as compared to 2017. Merger related expenses accounted for $1.3 million of the $2.8 million increase. Specific areas of increase include the following.

Salaries and employee benefits increased $754,000, or 10.5%, from 2017 to 2018. As described above, additional loan origination personnel, increased level of expense related to stock and cash incentive plans were the drivers of the increase.

Professional fees increased $1.3 million, or 163.4% for 2018 as compared to 2017. This increase is the merger expenses of approximately $1.3 million for the Powhatan Point merger.

Marketing expense increased $67,000, or 15.7%, for 2018 as compared to 2017. The increase is due to a focus on growing retail deposits during 2018.

Other expenses increased $296,000, or 14.0%. The merger with Powhatan Point outside of merger related expenses increased other expenses by approximately $85,000.

Income tax expense for 2018 was $800,000 compared to $2.0 million in 2017, a decrease of $1.2 million. The Company’s effective income tax rate was 15.7% in 2018 and 36.6% in 2017. The Tax Act lowered the statutory tax rate to 21% for the Company in 2018. Refer to note Note 9 Income Taxes for a reconciliation for the effective tax rate for the Company.

(In thousands)	2018	2017
Noninterest income
Customer service fee	$2,608	$2,502
Gains on sales of loans	66	98
Other income	986	852
Total noninterest income	$3,660	$3,452

Noninterest expense
Salaries and employee benefits	$7,964	$7,210
Occupancy and equipment	2,140	2,071
Provision for losses on foreclosed real estate	71	20
Professional services	2,173	825
Insurance	433	346
Deposit insurance premiums	190	185
Franchise and other taxes	364	347
Marketing expense	493	426
Printing and office supplies	165	112
Other expenses	2,430	2,107
Total noninterest expense	$16,423	$13,649

Asset/Liability

Management and Sensitivity to Market Risks

In the environment of changing business cycles, interest rate fluctuations and growing competition, it has become increasingly more difficult for banks to produce adequate earnings on a consistent basis. Although management can anticipate changes in interest rates, it is not possible to reliably predict the magnitude of interest rate changes. As a result, the Company must establish a sound asset/ liability management policy, which will minimize exposure to interest rate risk while maintaining an acceptable interest rate spread and insuring adequate liquidity.

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

Management measures the Company’s interest rate risk by computing estimated changes in net interest income and the Net Portfolio Value (“NPV”) of its cash flows from assets, liabilities and off balance-sheet items in the event of a range of assumed changes in market interest rates. The Bank’s senior management and the Executive Committee of the Board of Directors, comprising the Asset/Liability Committee (“ALCO”), review the exposure to interest rates monthly. Exposure to interest rate risk is measured with the use of an interest rate sensitivity analysis to determine the change in NPV in the event of hypothetical changes in interest rates, while interest rate sensitivity gap analysis is used to determine the repricing characteristics of the assets and liabilities.

NPV represents the market value of portfolio equity and is equal to the market value of assets minus the market value of liabilities, with adjustments made for of balance-sheet items.

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

The projected volatility of the net present value at both December 31, 2018 and 2017 fall within the general guidelines established by the Board of Directors. The 2018 NPV table shows that in a falling interest rate environment, in the event of a 100 basis point change, the NPV would decrease 9%, and with a 200 basis point change the NPV would decrease 24%. This decrease is the result of fixed rate certificates of deposit not repricing in lock step with an immediate downward rate adjustment of 100 and 200 basis points. The other component is that once rates decrease 100 or 200 basis points from current levels we tend to reach a floor on how low depository rates can adjust downward.

In an upward change in interest rates, the Company’s NPV would increase 4% with a 100 basis point interest rate increase. In a 200 basis point rate increase, the Company’s NPV would increase 5%. This increase is attributable to a portion of the Company’s loan portfolios that have variable rates but is somewhat offset by deposit pricing based on short term interest rates.

(Dollars in Thousands)
Net Portfolio Value - December 31, 2018

Change in Rates	$ Amount	$ Change	% Change
+200	134,438	8,102	6%
+100	134,450	5,114	4%
Base	129,336
-100	117,270	(12,066)	-9%
-200	98,346	(30,990)	-24%

(Dollars in Thousands)
Net Portfolio Value - December 31, 2017

Change in Rates	$ Amount	$ Change	% Change
+200	70,162	3,255	5%
+100	69,310	2,403	4%
Base	66,907
-100	59,081	(7,826)	-12%
-200	48,596	(18,311)	-27%

The following table is a summary of selected quarterly results of operations for the years ended December 31, 2018 and 2017.

	Three Months Ended
	March 31	June 30	September 30	December 31
	(In thousands, except per share data)
	2018

Total interest income	$4,625	$5,107	$5,523	$6,065
Total interest expense	523	707	893	1,055

Net interest income	4,102	4,400	4,630	5,010

Provision for losses on loans	57	72	72	96
Other income	880	888	897	995
General, administrative and other expense	3,579	3,754	3,855	5,235

Income before income taxes	1,346	1,462	1,600	674
Federal income taxes	198	250	269	83

Net income	1,148	1,212	1,331	591

Earnings per share
Basic	0.23	0.23	0.25	0.11
Diluted	0.23	0.23	0.25	0.11

	Three Months Ended
	March 31	June 30	September 30	December 31
	(In thousands, except per share data)
	2017

Total interest income	$4,184	4,290	4,586	4,591
Total interest expense	438	438	449	439

Net interest income	3,746	3,852	4,137	4,152

Provision for losses on loans	25	25	25	25
Other income	832	869	892	859
General, administrative and other expense	3,334	3,365	3,456	3,494

Income before income taxes	1,219	1,331	1,548	1,492
Federal income taxes	369	415	548	712

Net income	850	916	1,000	780

Earnings per share
Basic	0.17	0.18	0.20	0.16
Diluted	0.17	0.18	0.20	0.16

Average Balances, Net Interest Income and Yields Earned and Rates Paid

The following table provides average balance sheet information and reflects the taxable equivalent average yield on interest-earning assets and the average cost of interest-bearing liabilities for the years ended December 31, 2018 and 2017. The yields and costs are calculated by dividing income or expense by the average balance of interest-earning assets or interest-bearing liabilities.

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

	2018			2017
		Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/
(Dollars In thousands)	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-earning assets
Loans	$382,164	18,885	4.94%	$356,224	16,827	4.72%
Taxable securities - AFS	45,250	765	1.69	39,586	481	1.22
Tax-exempt securities - AFS	35,424	1,493	4.21	178	11	6.18
Federal funds sold	12,958	197	1.59	13,109	151	1.15
FHLB stock and other	4,179	249	5.91	4,165	209	5.02
Total interest-earning assets	479,975	21,589	4.50	413,262	17,679	4.28

Noninterest-earning assets
Cash and due from banks	2,000			6,880
Premises and equipment (net)	11,838			11,849
Other nonearning assets	20,274			18,688
Less: allowance for loan losses	(2,085)			(2,282)
Total noninterest-earning assets	32,027			35,135
Total assets	512,002			448,397

Liabilities & stockholders’ equity
Interest-bearing liabilities
Demand deposits	$183,754	1,433	0.78%	$154,661	495	0.32%
Savings deposits	88,900	54	0.06	81,874	38	0.05
Time deposits	77,558	1,104	1.42	62,744	686	1.09
FHLB advances	14,393	299	2.08	9,911	364	3.67
Federal funds purchased	162	9	5.56	4,296	37	0.86
Trust preferred debentures	4,124	143	3.47	4,124	104	2.52
Repurchase agreements	12,874	136	1.06	13,578	40	0.29
Total interest-bearing liabilities	381,756	3,178	0.83	331,218	1,764	0.53

Noninterest-bearing liabilities
Demand deposits	80,243			70,272
Other liabilities	3,102			2,446
Total noninterest-bearing liabilities	83,345			72,718
Total liabilities	-
Total stockholders’ equity	46,904			44,461
Total liabilities & stockholders’ equity	$512,002			$448,397
Net interest income		$18,411			$15,915
Net interest spread			3.67%			3.75%

Net yield on interest-earning assets			3.84%			3.85%

• For purposes of this schedule, nonaccrual loans are included in loans.

• Fees collected on loans are included in interest on loans.

Rate/Volume Analysis

The table below describes the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities have affected interest income and expense during 2018. For purposes of this table, changes in interest due to volume and rate were determined using the following methods:

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

Capital Resources

Internal capital growth, through the retention of earnings, is the primary means of maintaining capital adequacy for the Bank. The Company’s stockholders’ equity was $50.6 million and $43.9 million at December 31, 2018 and 2017, respectively. Total stockholders’ equity in relation to total assets was 8.54% at December 31, 2018 and 9.56% at December 31, 2017.

	2018 Compared to 2017
	Increase/(Decrease)
(In thousands)		Change	Change
	Total	Due To	Due To
	Change	Volume	Rate
Interest and dividend income
Loans	$2,058	1,260	798
Taxable securities available for sale	285	76	209
Tax-exempt securities available for sale	1,482	1,487	(5)
Federal funds sold	46	(9)	55
FHLB stock and other	38	1	37
Total interest and dividend income	3,909	2,875	1,094

Interest expense
Demand deposits	939	94	840
Savings deposits	16	3	13
Time deposits	418	215	203
FHLB advances	(355)	(479)	124
Federal funds purchased	262	164	98
Trust Preferred debentures	39	–	39
Repurchase agreements	96	(2)	98
Total interest expense	1,415	(5)	1,420

Net interest income	$2,494	2,820	(326)

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

The Company’s Articles of Incorporation permits the creation of a class of preferred shares with 2,000,000 authorized shares. If utilized, this will enable the Company, at the option of the Board of Directors, to issue series of preferred shares in a manner calculated to take advantage of financing techniques which may provide a lower effective cost of capital to the Company. The class of preferred shares provides greater flexibility to the Board of Directors in structuring the terms of equity securities that may be issued by the Company. As of December 31, 2018 the Company has not issued any preferred shares.

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

Liquidity

Liquidity relates primarily to the Company's ability to fund loan demand, meet deposit customers' withdrawal requirements and provide for operating expenses. Assets used to satisfy these needs consist of cash and due from banks, federal funds sold and securities available-for-sale. These assets are commonly referred to as liquid assets. Liquid assets were $149.2 million at December 31, 2018, compared to $59.3 million at December 31, 2017. Management recognizes securities may need to be sold in the future to help fund loan demand and, accordingly, as of December 31, 2018, $124.0 million of the securities portfolio was classified as available for sale. The Company’s residential real estate portfolio can and has been readily used to collateralize borrowings as an additional source of liquidity. Management believes its current liquidity level is sufficient to meet cash requirements.

The Cash Flow Statements for the periods presented provide an indication of the Company’s sources and uses of cash as well as an indication of the ability of the Company to maintain an adequate level of liquidity. A discussion of the cash flow statements for 2018 and 2017 follows.

Net cash provided by operating activities totaled $5.8 million and $4.6 million for the years ended December 31, 2018 and 2017, respectively. The adjustments to reconcile net income to net cash from operating activities consisted mainly of depreciation and amortization of premises and equipment and intangibles, gain on sales of loans, securities and other assets, the provision for loan losses, Federal Home Loan Bank stock dividends, net amortization of securities and net changes in other assets and liabilities.

Net cash used in investing activities totaled $62.5 million for the year ended December 31, 2018. For year ended

December 31, 2017 net cash used by investing activities totaled $18.0 million. The changes in net cash from investing activities include loan growth, net cash received in the acquisition of Powhatan Bank of $23.4 million, as well as normal maturities, security calls and reinvestments of securities and premises and equipment expenditures. Proceeds from securities, which matured or were called totaled $23.9 million and $7.2 million in 2018 and 2017, respectively.

Net cash provided by financing activities totaled $67.7 million and $16.2 for the years ended December 31, 2018 and 2017, respectively. The net cash provided by financing activities in 2018 was primarily attributable to an increase in deposits net of repayments in borrowings from the Federal Home Loan Bank. The net cash provided by financing activities in 2017 was primarily attributable to an increase in total deposits.

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

Report of Independent Registered Public Accounting Firm

To the Shareholders, Board of Directors and Audit Committee

United Bancorp, Inc.

Martins Ferry, Ohio

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of United Bancorp, Inc. (the "Company") as of December 31, 2018 and 2017, the related consolidated statements of income, comprehensive income, stockholders equity and cash flows for each of the years in the two-year period ended December 31, 2018, and the related notes (collectively referred to as the "financial statements"). In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits

We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

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

Cincinnati, Ohio March 20, 2019

United Bancorp, Inc.

Consolidated Balance Sheets

December 31, 2018 and 2017

(In thousands, except share data)

	2018	2017
Assets
Cash and due from banks	$15,573	$4,662
Interest-bearing demand deposits	9,680	9,653
Cash and cash equivalents	25,253	14,315

Available-for-sale securities	123,991	44,959
Loans, net of allowance for loan losses of $2,043 and $2,122 at December 31, 2018 and 2017, respectively	407,640	366,467
Premises and equipment	12,117	11,740
Federal Home Loan Bank stock	4,243	4,164
Foreclosed assets held for sale, net	91	397
Core deposit and other intangible assets	1,692
Accrued interest receivable	1,798	993
Deferred federal income tax	—	349
Bank-owned life insurance	13,115	12,114
Other assets	3,273	3,834
Total Assets	$593,213	$459,332
Liabilities and Stockholders’ Equity
Liabilities
Deposits
Demand	$309,505	$237,980
Savings	111,251	82,169
Time	104,687	65,817
Total deposits	525,443	385,966
Securities sold under repurchase agreements	8,068	11,085
Federal Home Loan Bank advances	106	10,022
Subordinated debentures	4,124	4,124
Deferred federal income tax	219	—
Interest payable and other liabilities	4,610	4,240
Total liabilities	542,570	415,437
Stockholders’ Equity
Preferred stock, no par value, authorized 2,000,000 shares; no shares issued	—	—
Common stock, $1 par value; authorized 10,000,000 shares; issued 2018 – 5,926,851 shares, 2017 - 5,435,304 shares; outstanding 2018 – 5,739,203, 2017 – 5,244,105	5,927	5,435
Additional paid-in capital	22,556	18,020
Retained earnings	24,321	23,260
Stock held by deferred compensation plan; 2018 – 182,457 shares, 2017 – 185,355 shares	(1,701)	(1,671)
Unearned ESOP compensation	(404)	(683)
Accumulated other comprehensive income loss	(10)	(420)
Treasury stock, at cost
2018 – 5,744 shares, 2017 – 5,744 shares	(46)	(46)
Total stockholders’ equity	50,643	43,895
Total liabilities and stockholders’ equity	$593,213	$459,332

See Notes to Consolidated Financial Statements

United Bancorp, Inc.

Consolidated Statements of Income

Years Ended December 31, 2018 and 2017

(In thousands except per share data)

	2018	2017
Interest and Dividend Income
Loans	$18,875	$16,803
Securities
Taxable	765	481
Tax-exempt	1,234	7
Federal funds sold	197	151
Dividends on Federal Home Loan Bank and other stock	249	209
Total interest and dividend income	21,320	17,651
Interest Expense
Deposits	2,591	1,219
Borrowings	587	545
Total interest expense	3,178	1,764
Net Interest Income	18,142	15,887
Provision for Loan Losses	297	100
Net Interest Income After Provision for Loan Losses	17,845	15,787
Noninterest Income
Customer service fees	2,608	2,502
Net gains on loan sales	66	98
Earnings on bank-owned life insurance	477	471
Bank-owned life insurance death benefit	100	—
Other	409	381
Total noninterest income	3,660	3,452
Noninterest Expense
Salaries and employee benefits	7,964	7,210
Net occupancy and equipment expense	2,140	2,071
Provision for losses on foreclosed real estate	71	20
Professional fees	2,173	825
Insurance	433	346
Deposit insurance premiums	190	185
Franchise and other taxes	364	347
Marketing expense	493	426
Printing and office supplies	165	112
OREO and repossession losses	27	—
Other	2,403	2,107
Total noninterest expense	16,423	13,649
Income Before Federal Income Taxes	5,082	5,590
Provision for Federal Income Taxes	800	2,044
Net Income	$4,282	$3,546
Basic Earnings Per Share	$0.82	$0.71
Diluted Earnings Per Share	$0.82	$0.71

See Notes to Consolidated Financial Statements

United Bancorp, Inc.

Consolidated Statements of Comprehensive Income

Years Ended December 31, 2018 and 2017

(In thousands)

	2018	2017

Net income	$4,282	$3,546
Other comprehensive income (loss), net of tax
Unrealized holding gains (losses) on available-for-sale securities during the period, net of taxes of $199 and $24 for each respective period	749	89
Change in funded status of defined benefit plan, net of tax benefits of $82 and $20 for each respective period	(309)	(40)
Amortization of prior service included in net periodic pension expense, net of tax benefits of $19 and $30 for each respective period	(70)	(59)
Amortization of net loss included in net periodic pension cost, net of taxes of $11 and $21 for each respective period	40	44

Comprehensive income	$4,692	$3,580

See Notes to Consolidated Financial Statements

United Bancorp, Inc.

Consolidated Statements of Stockholders’ Equity

Years Ended December 31, 2018 and 2017

(In thousands except per share data)

			Treasury	Shares		Accumulated
		Additional	Stock and	Acquired		Other
	Common	Paid-in	Deferred	By	Retained	Comprehensive
	Stock	Capital	Compensation	ESOP	Earnings	Loss	Total

Balance, January 1, 2017	$5,425	$18,024	$(1,926)	$(911)	$22,483	$(454)	$42,641

Net income	––	––	––	––	3,546	––	3,546
Other comprehensive loss	––	––	––	––	––	34	34
Cash dividends - $0.51 per share	––	––	––	––	(2,769)	––	(2,769)
Shares purchased for deferred compensation plan	––	(209)	209	––	––	––	––
Expense related to share-based compensation plans	––	163	––	––	––	––	163
Restricted stock activity	10	(10)	—	––	––	––	—
Amortization of ESOP	––	52	––	228	––	––	280
Balance, December 31, 2017	5,435	18,020	(1,717)	(683)	23,260	(420)	43,895

Net income	––	––	––	––	4,282	––	4,282
Other comprehensive income	––	––	––	––	––	410	410
Share issuance in connection with merger	367	4,344	—	—	—	—	4,711
Cash dividends - $0.57 per share	––	––	––	––	(3,221)	––	(3,221)
Shares purchased for deferred compensation plan	––	30	(30)	––	––	––	––
Expense related to share-based compensation plans	––	287	––	––	––	––	287
Restricted stock activity	125	(125)	––	––	––	––	––
Amortization of ESOP	––	—	––	279	––	––	279

Balance, December 31, 2018	$5,927	$22,556	$(1,747)	$(404)	$24,321	$(10)	$50,643

See Notes to Consolidated Financial Statements

United Bancorp, Inc.

Consolidated Statements of Cash Flows

Years Ended December 31, 2018 and 2017

(In thousands)

	2018	2017
Operating Activities
Net income	$4,282	$3,546
Items not requiring (providing) cash
Depreciation and amortization	974	918
Provision for loan losses	297	100
Provision for losses on foreclosed real estate	70	20
Amortization of premiums and discounts on securities-net	135	(1)
Amortization of mortgage servicing rights	42	6
Deferred income taxes	375	545
Originations of loans held for sale	(3,064)	(4,424)
Proceeds from sale of loans held for sale	3,130	4,522
Net gains on sales of loans	(66)	(98)
Amortization of ESOP	280	280
Expense related to share-based compensation plans	287	163
Loss on sale of real estate and other repossessed assets	27	24
Increase in cash surrender value of bank-owned life insurance	(389)	(292)
Changes in
Accrued interest receivable	(660)	(153)
Other assets	589	(1,627)
Interest payable and other liabilities	(554)	1,038

Net cash provided by operating activities	5,755	4,567

Investing Activities
Purchases of available-for-sale securities	(78,117)	(12,248)
Sale of available-for-sale securities	23,865	7,249
Sale of interest-bearing time deposits	3,461	—
Net change in loans	(34,971)	(12,336)
Purchases of premises and equipment	(785)	(782)
Net cash received from acquisition of Powhatan Point Community Bancshares, Inc.	23,457	—
Proceeds from sales of foreclosed assets	543	71

Net cash used in investing activities	(62,547)	(18,046)

See Notes to Consolidated Financial Statements

United Bancorp, Inc.

Consolidated Statements of Cash Flows (continued)

December 31, 2018 and 2017

(In thousands)

	2018	2017
Financing Activities
Net increase in deposits	$83,884	$47,163
Proceeds of Federal Home Loan Bank advances	—	11,000
Repayments of Federal Home Loan Bank advances	(9,916)	(40,833)
Net change in securities sold under repurchase agreements	(3,017)	1,692
Cash dividends paid	(3,221)	(2,769)

Net cash provided by financing activities	67,730	16,253

Increase (decrease) in Cash and Cash Equivalents	10,938	2,774

Cash and Cash Equivalents, Beginning of Year	14,315	11,541

Cash and Cash Equivalents, End of Year	$25,253	$14,315

Supplemental Cash Flows Information
Interest paid on deposits and borrowings	$3,285	$1,807

Federal income taxes paid	$715	$1,575

Supplemental Disclosure of Non-Cash Investing Activities
Transfers from loans to foreclosed assets held for sale	$280	$149

The Company purchased all of the stock of Powhatan Point Community Bancshares, Inc. on October 15, 2018. In conjunction with the acquisition, liabilities were assumed as follows:

Fair value of assets acquired	$62,328
Less common stock issued	4,711
Less cash paid for common stock	1,529
Liabilities assumed	$56,088

See Notes to Consolidated Financial Statements

Note 1:	Nature of Operations and Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of United Bancorp, Inc. (“United” or “the Company”) and its wholly-owned subsidiary, Unified Bank of Martins Ferry, Ohio (“the Bank” or “Unified”). All intercompany transactions and balances have been eliminated in consolidation.

Nature of Operations

The Company’s revenues, operating income and assets are almost exclusively derived from banking. Accordingly, all of the Company’s banking operations are considered by management to be aggregated in one reportable operating segment. Customers are mainly located in Athens, Belmont, Carroll, Fairfield, Harrison, Jefferson and Tuscarawas Counties and the surrounding localities in northeastern, east-central and southeastern Ohio and include a wide range of individuals, businesses and other organizations. Unified Bank conducts its business through its main office in Martins Ferry, Ohio and branches in Amesville, Bridgeport, Colerain, Dellroy, Dillonvale, Dover, Glouster, Jewett, Lancaster Downtown, Lancaster East, Nelsonville, New Philadelphia, Powhatan Point, St. Clairsville East, St. Clairsville West, Sherrodsville, Strasburg and Tiltonsville, Ohio. The Bank also operates a Loan Production Office in Wheeling, West Virginia.

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

Revenue Recognition

Accounting Standards Codification ("ASC") 606, Revenue from Contracts with Customers ("ASC 606"), establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity's contracts to provide goods or services to customers. The core principle requires an entity to recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration that it expects to be entitled to receive in exchange for those goods or services recognized as performance obligations are satisfied.

The majority of our revenue-generating transactions are not subject to ASC 606, including revenue generated from financial instruments, such as our loans, investment securities, as well as revenue related to our mortgage banking activities, as these activities are subject to other GAAP discussed elsewhere within our disclosures.

Descriptions of our revenue-generating activities that are within the scope of ASC 606, which are presented in our income statements as components of non-interest income are as follows:

Service charges on deposit accounts - these represent general service fees for monthly account maintenance and activity- or transaction-based fees and consist of transaction-based revenue, time-based revenue (service period), item-based revenue or some other individual attribute-based revenue. Revenue is recognized when our performance obligation is completed which is generally monthly for account maintenance services or when a transaction has been completed (such as a wire transfer). Payment for such performance obligations are generally received at the time the performance obligations are satisfied.

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

Cash Equivalents

The Company considers all liquid investments with original maturities of three months or less to be cash equivalents. At December 31, 2018 and 2017, cash equivalents consisted primarily of due from accounts with the Federal Reserve and other correspondent Banks.

Currently, the FDIC’s insurance limits are $250,000. At December 31, 2018 and 2017, approximately $6,566,000 of the Company’s cash accounts exceeded the federally insured limit of $250,000.

Securities

Certain debt securities that management has the positive intent and ability to hold to maturity would be classified as “held to maturity” and recorded at amortized cost. Securities not classified as held to maturity, including equity securities with readily determinable fair values, are classified as “available for sale” and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income. Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

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

Loans Held for Sale

Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or fair value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income. At December 31, 2018 and 2017, the Company did not have any loans held for sale.

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

Uncertain tax positions are recognized if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination. The term more likely than not means a likelihood of more than 50 percent; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances and information available at the reporting date and is subject to management’s judgment. At December 31, 2018, the Company had no uncertain tax positions. On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (the “Tax Act”). The Company’s impact of this Tax Act resulted in a charge against net income of approximately $216,000. This was primarily due to the write down of its deferred tax assets as a result of the Tax Act’s reduction in the base corporate tax rate from 35% to 21%.

The Company recognizes interest and penalties on income taxes as a component of income tax expense.

The Company files consolidated income tax returns with its subsidiary. With a few exceptions, the Company is no longer subject to the examination by tax authorities for years before 2015.

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

The Company has entered into supplemental income agreements for certain individuals. These agreements call for a fixed payment over 180 months after the individual reaches normal retirement age.

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

Earnings Per Share

Basic earnings per share allocated to common stockholders is calculated using the two-class method and is computed by dividing net income allocated to common stockholders by the weighted average number of commons shares outstanding during the period. Diluted earnings per share is adjusted for the dilutive effects of stock based compensation and is calculated using the two-class method or the treasury method. There were no dilutive effects for the years ended December 31, 2018 and 2017.

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

The Company is required to maintain reserve funds in cash and/or on deposit with the Federal Reserve Bank. The reserve required at December 31, 2018 and 2017, was $2.7 million and $3.5 million, respectively.

Note 3:	Securities

The amortized cost and approximate fair values, together with gross unrealized gains and losses of securities are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Approximate Fair Value
	(In thousands)
Available-for-sale Securities:
December 31, 2018:
U.S. government agencies	$45,250	$––	$(500)	$44,750
State and municipal obligations	$78,083	$1,194	$(36)	$79,241
Total debt securities	$123,333	$1,194	$(536)	$123,991

Available-for-sale Securities:
December 31, 2017:
U.S. government agencies	$45,249	$––	$(290)	$44,959

	$45,249	$––	$(290)	$44,959

The amortized cost and fair value of available-for-sale securities at December 31, 2018, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties. Maturities for mortgage-backed securities are presented in the table below based on their projected maturities.

	Available-for-sale
	Amortized Cost	Fair Value
	(In thousands)

Under 1 year	$3,000	$2,992
One to five years	42,250	41,758
Over ten years	78,083	79,241

Totals	$123,333	$123,991

The carrying value of securities pledged as collateral, to secure public deposits and for other purposes, was $48.4 million and $41.5 million at December 31, 2018 and 2017, respectively.

Certain investments in debt securities are reported in the financial statements at an amount less than their historical cost. The total fair value of these investments at December 31, 2018 and 2017, was $49.9 million and $44.9 million, which represented approximately 40% and 100%, respectively, of the Company’s available-for-sale investment portfolio.

Based on evaluation of available evidence, including recent changes in market interest rates, credit rating information and information obtained from regulatory filings, management believes the declines in fair value for these securities are temporary.

The following tables show the Company’s investments’ gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2018 and 2017:

December 31, 2018
	Less than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
(In thousands)
US Government agencies	$––	$––	$44,750	$(500)	$44,750	$(500)
State and municipal obligations	$5,182	$(36)	$––	$––	$5,182	$(36)

Total temporarily impaired securities	$5,182	$(36)	$44,750	$(500)	$49,932	$(536)

December 31, 2017
	Less than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
(In thousands)
US Government agencies	$12,190	$(59)	$32,769	$(231)	$44,959	$(290)

Total temporarily impaired securities	$12,190	$(59)	$32,769	$(231)	$44,959	$(290)

The unrealized losses on the Company’s investments in direct obligations of U. S. Government agencies and state and political obligation were caused by interest rate increases. The contractual terms of those investments do not permit the issuer to settle the securities at a price less than the amortized cost bases of the investments. Because the Company does not intend to sell the investments and it is not more likely than not the Company will be required to sell the investments before recovery of their amortized cost bases, which may be maturity, the Company does not consider those investments to be other-than-temporarily impaired at December 31, 2018.

Note 4:	Loans and Allowance for Loan Losses

Categories of loans at December 31, include:

	2018	2017
	(In thousands)

Commercial loans	$93,690	$81,327
Commercial real estate	223,461	198,936
Residential real estate	78,767	75,853
Installment loans	13,765	12,473

Total gross loans	409,683	368,589

Less allowance for loan losses	(2,043)	(2,122)
Total loans	$407,640	$366,467

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

The following tables present the balance in the allowance for loan losses and the recorded investment in loans based on portfolio segment and impairment method as of December 31, 2018 and 2017:

	2018
	Commercial	Commercial Real Estate	Residential	Installment	Unallocated	Total
	(In thousands)
Allowance for loan losses:
Balance, beginning of year	$537	$843	$436	$218	$88	$2,122
Provision charged to expense	(151)	(173)	287	422	(88)	297
Losses charged off	––	––	(208)	(241)	––	(449)
Recoveries	3	2	4	64	––	73
Balance, end of year	$389	$672	$519	$463	$––	$2,043
Ending balance: individually evaluated for impairment	$—	$85	$––	$––	$––	$85
Ending balance: collectively evaluated for impairment	$389	$587	$519	$463	$––	$1,958

Loans:
Ending balance: individually evaluated for impairment	$57	$809	$––	$93	$––	$959
Ending balance: collectively evaluated for impairment	$93,633	$222,652	$78,767	$13,672	$––	$408,724

41

	2017
	Commercial	Commercial Real Estate	Residential	Installment	Unallocated	Total
	(In thousands)
Allowance for loan losses:
Balance, beginning of year	$495	$804	$591	$107	$344	$2,341
Provision charged to expense	39	118	(97)	296	(256)	100
Losses charged off	(49)	(81)	(78)	(230)	––	(438)
Recoveries	52	2	20	45	––	119
Balance, end of year	$537	$843	$436	$218	$88	$2,122
Ending balance: individually evaluated for impairment	$—	$73	$––	$––	$––	$73
Ending balance: collectively evaluated for impairment	$537	$770	$436	$218	$88	$2,049

Loans:
Ending balance: individually evaluated for impairment	$83	$619	$––	$306	$––	$1,008
Ending balance: collectively evaluated for impairment	$75,205	$195,108	$76,501	$12,567	$––	$359,381

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

The following table shows the portfolio quality indicators as of December 31, 2018:

Loan Class	Commercial	Commercial Real Estate	Residential	Installment	Total
	(In thousands)

Pass Grade	$93,620	$219,485	$78,767	$13,672	$405,544
Special Mention	––	2,710	––	––	2,710
Substandard	70	1,266	––	93	1,429
Doubtful	––	––	––	––	––

	$93,690	$223,461	$78,767	$13,765	$409,683

The following table shows the portfolio quality indicators as of December 31, 2017:

Loan Class	Commercial	Commercial Real Estate	Residential	Installment	Total
	(In thousands)

Pass Grade	$78,652	$195,063	$75,853	$12,167	$361,735
Special Mention	20	3,066	––	––	3,086
Substandard	2,655	807	––	306	3,768
Doubtful	––	––	––	––	––

	$81,327	$198,936	$75,853	$12,473	$368,589

The Company evaluates the loan risk grading system definitions and allowance for loan losses methodology on an ongoing basis. No significant methodology changes were made during 2018 and 2017.

The following table shows the loan portfolio aging analysis of the recorded investment in loans as of December 31, 2018:

	30-59 Days Past Due and Accruing	60-89 Days Past Due and Accruing	Greater Than 90 Days and Accruing	Non Accrual	Total Past Due and Non Accrual	Current	Total Loans Receivable
	(In thousands)
Commercial	$98	$94	$––	$––	$192	$93,498	$93,690
Commercial real estate	––	––	––	741	741	222,720	223,461
Residential	1,704	262	155	485	2,606	76,161	78,767
Installment	72	4	––	19	95	13,670	13,765
Total	$1,874	$360	$155	$1,245	$3,634	$406,049	$409,683

The following table shows the loan portfolio aging analysis of the recorded investment in loans as of December 31, 2017:

	30-59 Days Past Due and Accruing	60-89 Days Past Due and Accruing	Greater Than 90 Days and Accruing	Non Accrual	Total Past Due and Non Accrual	Current	Total Loans Receivable
	(In thousands)
Commercial	$56	$—	$—	$83	$139	$81,188	$81,327
Commercial real estate	262	—	––	500	762	198,174	198,936
Residential	559	306	—	760	1,625	74,228	75,853
Installment	61	40	––	52	153	12,320	12,473
Total	$938	$346	$—	$1,395	$2,679	$365,910	$368,589

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

The following table presents impaired loans for the year ended December 31, 2018:

	Recorded Balance	Unpaid Principal Balance	Specific Allowance	Average Investment in Impaired Loans	Interest Income Recognized
	(In thousands)
Loans without a specific valuation allowance:
Commercial	$57	$57	$––	$59	$2
Commercial real estate	409	409	––	444	18
Installment	93	93	––	99	4

	559	559	––	602	24
Loans with a specific valuation allowance:
Commercial	$—	$—	$—	$—	$1
Commercial real estate	400	400	85	407	—
Installment	—	—	—	—	—

	400	400	85	407	1

Total:
Commercial	$57	$57	$—	$59	$3
Commercial Real Estate	$809	$809	$85	$851	$18
Installment	$93	$93	$—	$99	$4

The following table presents impaired loans for the year ended December 31, 2017:

	Recorded Balance	Unpaid Principal Balance	Specific Allowance	Average Investment in Impaired Loans	Interest Income Recognized
	(In thousands)
Loans without a specific valuation allowance:
Commercial	$83	$83	$––	$90	$5
Commercial real estate	209	317	––	635	13
Installment	306	306	––	312	3

	598	706	––	1,037	21
Loans with a specific valuation allowance:
Commercial	$—	$—	$—	$—	$7
Commercial real estate	410	410	73	392	14
Installment	—	—	—	—	—

	410	410	73	392	21

Total:
Commercial	$83	$83	$—	$90	$12
Commercial Real Estate	$619	$727	$73	$1,027	$27
Installment	$306	$306	$—	$312	$3

At December 31, 2018 and 2017, the Company had certain loans that were modified in troubled debt restructurings and impaired.  The modification of terms of such loans included one or a combination of the following:  an extension of maturity, a reduction of the stated interest rate or a permanent reduction of the recorded investment in the loan.

The Company did not have any troubled debt restructurings that occurred during the year ended December 31, 2018. The following tables present information regarding troubled debt restructurings by class and by type of modification for the year ended December 31, 2017:

	Year Ended December 31, 2017
	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
		(In thousands)

Commercial	2	$40	$40
Commercial real estate	3	208	188

	Year Ended December 31, 2017
	Interest Only	Term	Combination	Total Modification
		(In thousands)

Commercial	$––	$40	$––	$40
Commercial real estate	––	188	––	188

During the 2018 and 2017, troubled debt restructurings did not have an impact on the allowance for loan losses. At December 31, 2018 and 2017 and for the years then ended, there were no material defaults of any troubled debt restructurings that were modified in the last 12 months. The Company generally considers TDR’s that become 90 days or more past due under the modified terms as subsequently defaulted.

Note 5:	Premises and Equipment

Major classifications of premises and equipment, stated at cost, are as follows:

	2018	2017
	(In thousands)
Land, buildings and improvements	$17,839	$17,282
Furniture and equipment	13,359	12,637
Computer software	2,164	2,143
	33,362	32,062
Less accumulated depreciation	(21,245)	(20,322)
Net premises and equipment	$12,117	$11,740

Note 6:	Time Deposits

Time deposits in denominations of $250,000 or more were $16.0 million at December 31, 2018 and $5.1 million at December 31, 2017. At December 31, 2017, the scheduled maturities of time deposits are as follows:

Due during the year ending December 31,	(In thousands)
2019	$49,306
2020	25,587
2021	25,654
2022	2,395
2023	783
Thereafter	962
$104,687

Note 7:	Borrowings

At December 31, advances from the Federal Home Loan Bank were as follows:

	2018	2017
	(In thousands)
Maturities March 2019 through August 2025, primarily at fixed rates ranging from 4.64% to 6.65%, averaging 5.29%	$106	$—
Maturities March 2018 through August 2025, primarily at fixed rates ranging from 3.15% to 6.65%, averaging 5.15%	––	200
Cash Management advances maturities in March 2018 at floating rates averaging 1.52%	––	9,822
	$106	$10,022

At December 31, 2018 required annual principal payments on Federal Home Loan Bank advances were as follows:

For the year ending December 31,	(In thousands)
2019	$46
2020	14
2021	14
2022	14
2023	10
Thereafter	8

$106

At December 31, 2018 and 2017, as a member of the Federal Home Loan Bank system the Bank had the ability to obtain up to $117.6 million and $94.1 million, respectively, in additional borrowings based on securities and certain loans pledged to the FHLB. At December 31, 2018 and 2017, the Bank had approximately $113.3 million and $121.6 million, respectively of one- to four-family residential real estate and commercial real estate loans pledged as collateral for borrowings. Also at December 31, 2018 and 2017, the Company and the Bank have cash management lines of credit with various correspondent banks (excluding FHLB cash management lines of credit) enabling additional borrowings of up to $15.0 million.

Securities sold under repurchase agreements were approximately $8.1 million and $11.0 million at December 31, 2018 and 2017.

Securities sold under agreements to repurchase are financing arrangements whereby the Company sells securities and agrees to repurchase the identical securities at the maturities of the agreements at specified prices. Physical control is maintained for all securities sold under repurchase agreements. Information concerning securities sold under agreements to repurchase is summarized as follows:

	2018	2017
	(Dollars in thousands)

Balance outstanding at year end	$8,068	$10,022
Average daily balance during the year	$12,874	$13,578
Average interest rate during the year	1.06%	0.28%
Maximum month-end balance during the year	$16,161	$17,033
Weighted-average interest rate at year end	1.13%	0.28%

All repurchase agreements are subject to term and conditions of repurchase/security agreements between the Company and the customer and are accounted for as secured borrowings. The Company’s repurchase agreements reflected in short-term borrowings consist of customer accounts and securities which are pledged on an individual security basis.

The following table presents the Company’s repurchase agreements accounted for as secured borrowings:

Remaining Contractual Maturity of the Agreement

	(In thousands)

December 31, 2018	Overnight and Continuous	Up to 30 Days	30-90 Days	Greater than 90 Days	Total

Repurchase Agreements
U.S government agencies	$8,068	$––	$––	$––	$8,068
Total	$8,068	$––	$––	$––	$8,068

	(In thousands)
December 31, 2017	Overnight and Continuous	Up to 30 Days	30-90 Days	Greater than 90 Days	Total

Repurchase Agreements
U.S government agencies	$10,022	$––	$––	$––	$10,022
Total	$10,022	$––	$––	$––	$10,022

Securities with an approximate carrying value of $18.3 million and $18.4 million at December 31, 2018 and 2017, respectively, were pledged as collateral for repurchase borrowings.

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

Note 9:	Income Taxes

The provision for income taxes includes these components:

	2018	2017
	(In thousands)

Taxes currently payable	$425	$1,499
Deferred income taxes	375	545

Income tax expense	$800	$2,044

A reconciliation of income tax expense at the statutory rate to the Company’s actual income tax expense is shown below:

	2018	2017
	(In thousands)

Computed at the statutory rate (21% in 2018 and 34% in 2017)	$1,067	$1,901
(Decrease) increase resulting from	—	—
Tax exempt interest	(262)	(17)
Earnings on bank-owned life insurance - net	(121)	(160)
Deferred tax re-valuation	—	216
Low income housing credit	(73)	—
Merger related expenses	55	—
Other	134	104

Actual tax expense	$800	$2,044

The tax effects of temporary differences related to deferred taxes shown on the balance sheets were:

	2018	2017
	(In thousands)
Deferred tax assets
Allowance for loan losses	$292	$244
Stock based compensation	282	221
Allowance for losses on foreclosed real estate	11	31
Deferred compensation and ESOP	521	422
Intangible assets	54	65
Non-accrual loan interest	11	52
Unrealized losses on securities available for sale	—	61

Total deferred tax assets	1,171	1,096

Deferred tax liabilities
Depreciation	(208)	(144)
Deferred loan costs, net	(97)	(86)
FHLB stock dividends	(321)	(315)
Unrealized gains on securities available for sale	(138)	—
Prepaid expenses	(163)	—
Intangibles	(280)	—
Mortgage servicing rights	—	(9)
Employee benefit expense	(183)	(193)

Total deferred tax liabilities	(1,390)	(747)

Net deferred tax (liability) asset	$(219)	$349

Note 10:	Accumulated Other Comprehensive Loss

The components of accumulated other comprehensive loss, included in stockholders’ equity, are as follows:

	2018	2017
	(In thousands)
Net unrealized gain (loss) on securities available-for-sale	$658	$(290)
Net unrealized loss for funded status of defined benefit plan liability	(671)	(289)

	(13)	(579)
Tax effect	3	159

Net-of-tax amount	$(10)	$(420)

Note 11:	Regulatory Matters

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

The Basel III capital rules became effective for the Company and Unified on January 1, 2015, subject to phase-in periods for certain components. The Company’s management believes that the Company and Citizens will be able to meet targeted capital ratios upon implementation of the revised requirements as finalized. The minimum capital requirements exclude the capital conservation buffer required to avoid limitations on capital distributions, including dividend payments and certain discretionary bonus payments to executive officers. The capital conservation buffer was 2.50% at December 31, 2018. The net unrealized gain or loss on available-for-sale securities is not included in computing regulatory capital.

As of December 31, 2018, the Company exceeded its minimum regulatory capital requirements with a total risk-based capital ratio of 12.0%, common equity tier 1 ratio of 10.6%, Tier 1 risk-based capital ratio of 11.5% and a Tier 1 leverage ratio of 8.8%.

As of December 31, 2018, the most recent notification from Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Bank must maintain capital ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank’s category.

The Company’s and Bank’s actual capital amounts and ratios are presented in the following table.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
As of December 31, 2018
Total Capital (to Risk-Weighted Assets)
Consolidated	$53,461	12.0%	$35,720	8.0%	N/A	N/A
Unified	50,690	11.4	35,643	8.0	$44,554	10.0%

Common Equity Tier 1 Capital (to Risk-Weighted Assets)
Consolidated	$47,418	10.6%	$20,092	4.5%	N/A	N/A
Unified	48,647	10.9	20,049	4.5	$28,960	6.5%

Tier I Capital (to Risk-Weighted Assets)
Consolidated	$51,418	11.5%	$26,790	6.0%	N/A	N/A
Unified	48,647	10.9	26,733	6.0	$35,643	8.0%

Tier I Capital (to Average Assets)
Consolidated	$51,418	8.8%	$23,275	4.0%	N/A	N/A
Unified	48,647	8.4	23,189	4.0	$28,986	5.0%

As of December 31, 2017
Total Capital (to Risk-Weighted Assets)
Consolidated	$49,590	13.2%	$30,149	8.0%	N/A	N/A
Unified	44,637	11.9	30,026	8.0	$37,532	10.0%

Common Equity Tier 1 Capital (to Risk-Weighted Assets)
Consolidated	$43,468	11.5%	$16,959	4.5%	N/A	N/A
Unified	42,515	11.3	16,889	4.5	$24,396	6.5%

Tier I Capital (to Risk-Weighted Assets)
Consolidated	$47,468	12.6%	$22,612	6.0%	N/A	N/A
Unified	42,515	11.3	22,519	6.0	$30,026	8.0%

Tier I Capital (to Average Assets)
Consolidated	$47,468	10.6%	$17,904	4.0%	N/A	N/A
Unified	42,515	9.4	18,017	4.0	$22,521	5.0%

Note 12:	Related Party Transactions

At December 31, 2018 and 2017, the Bank had loan commitments outstanding to executive officers, directors, significant stockholders and their affiliates (related parties). In management’s opinion, such loans and other extensions of credit and deposits were made in the ordinary course of business and were made on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons. Further, in management’s opinion, these loans did not involve more than normal risk of collectibility or present other unfavorable features. Such loans are summarized below.

	2018	2017
	(In thousands)

Aggregate balance – January 1	$12,996	$13,635
New loans	2,386	189
Repayments	(1,276)	(828)

Aggregate balance – December 31	$14,106	$12,996

Deposits from related parties held by the Bank at December 31, 2018 and 2017, totaled approximately $2.3 million and $691,000, respectively.

Note 13:	Benefit Plans

Pension and Other Postretirement Benefit Plans

The Company has a noncontributory defined benefit pension plan covering all employees who meet the eligibility requirements. The Company’s funding policy is to make the minimum annual contribution that is required by applicable regulations, plus such amounts as the Company may determine to be appropriate from time to time. The Company expects to contribute $465,000 to the plan in 2019.

In connection with the acquisition of Powhatan Point Community Bancshares, Inc., the Company assumed supplemental income agreements for certain individuals. The agreements provide for a fixed number of payments once the individual reaches normal retirement age. At December 31, 2018, the present value of these future payments was approximately $424,000.

The Company uses a December 31st measurement date for the plan. Information about the plan’s funded status and pension cost follows:

	Pension Benefits
	2018	2017
	(In thousands)
Change in benefit obligation
Beginning of year	$(4,672)	$(3,926)
Service cost	(302)	(273)
Interest cost	(221)	(198)
Actuarial (loss) gain	470	(403)
Benefits paid	568	128

End of year	(4,157)	(4,672)

Change in fair value of plan assets
Beginning of year	5,605	4,625
Actual return on plan assets	(417)	702
Employer contribution	421	406
Benefits paid	(568)	(128)

End of year	5,041	5,605

Funded status at end of year	$884	$933

Amounts recognized in accumulated other comprehensive loss not yet recognized as components of net periodic benefit cost consist of:

	Pension Benefits
	2018	2017
	(In thousands)

Unamortized net loss	$1,388	$1,048
Unamortized prior service	(670)	(758)

	$718	$290

The estimated net loss and prior service credit for the defined benefit pension plan that will be amortized from accumulated other comprehensive income as a credit into net periodic benefit cost over the next fiscal year is approximately $4,000. The accumulated benefit obligation for the defined benefit pension plan was $3.8 million and $4.4 million at December 31, 2018 and 2017, respectively.

Information for the pension plan with respect to accumulated benefit obligation and plan assets is as follows:

	December 31,
	2018	2017
	(In thousands)

Projected benefit obligation	$4,157	$4,672
Accumulated benefit obligation	$3,840	$4,375
Fair value of plan assets	$5,041	$5,605

	December 31,
	2018	2017
	(In thousands)

Components of net periodic benefit cost
Service cost	$302	$273
Interest cost	221	198
Expected return on plan assets	(445)	(357)
Amortization of prior service (credit) cost	(89)	(89)
Amortization of net loss	51	63

Net periodic benefit cost	$40	$88

Significant assumptions include:

	Pension Benefits
	2018	2017

Weighted-average assumptions used to determine benefit obligation:
Discount rate	5.37%	4.83%
Rate of compensation increase	3.00%	3.00%

Weighted-average assumptions used to determine benefit cost:
Discount rate	5.37%	4.83%
Expected return on plan assets	7.50%	7.50%
Rate of compensation increase	3.00%	3.00%

The Company has estimated the long-term rate of return on plan assets based primarily on historical returns on plan assets, adjusted for changes in target portfolio allocations and recent changes in long-term interest rates based on publicly available information. The long-term rate of return did not change from 2017 to 2018.

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid as of December 31, 2018:

Pension Benefits
(In thousands)

2019	$185
2020	803
2021	536
2022	384
2023	254
2024-2028	1,843

Total	$4,005

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

The asset allocation strategy of the plan is designed to allow flexibility in the determination of the appropriate investment allocations between equity and fixed income investments. This strategy is designed to help achieve the actuarial long term rate on plan assets of 7.5%. The target asset allocation percentages for both 2018 and 2017 are as follows:

Large-Cap stocks	Not to exceed 68%
Small-Cap stocks	Not to exceed 23%
Mid-Cap stocks	Not to exceed 23%
International equity securities	Not to exceed 30%
Fixed income investments	Not to exceed 35%
Alternative investments	Not to exceed 19%

At December 31, 2018 and 2017, the fair value of plan assets as a percentage of the total was invested in the following:

	December 31,
	2018	2017

Equity securities	71.8%	70.1%
Debt securities	27.0	27.3
Cash and cash equivalents	1.2	2.6

	100.0%	100.0%

Pension Plan Assets

Following is a description of the valuation methodologies used for pension plan assets measured at fair value on a recurring basis, as well as the general classification of pension plan assets pursuant to the valuation hierarchy.

Where quoted market prices are available in an active market, plan assets are classified within Level 1 of the valuation hierarchy. Level 1 plan assets include investments in mutual funds that involve equity, bond and money market investments. All of the Plan’s assets are classified as Level 1. If quoted market prices are not available, then fair values are estimated by using pricing models, quoted prices of plan assets with similar characteristics or discounted cash flows. In certain cases where Level 1 or Level 2 inputs are not available, plan assets are classified within Level 3 of the hierarchy. At December 31, 2018 and 2017, the Plan did not contain Level 2 or Level 3 investments.

The fair values of Company’s pension plan assets at December 31st, by asset category are as follows:

December 31, 2018
		Fair Value Measurements Using
Asset Category	Total Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In thousands)

Mutual money market	$63	$63	$––	$––
Mutual funds – equities
ETF mutual funds	2,860	2,860	––	––
Large and small Cap	260	260	––	––
International	346	346
Commodities	149	149	––	––
Mutual funds – fixed income
Fixed income	996	996	––	––
ETF fixed income	367	367	––	––

Total	$5,041	$5,041	$––	$––

December 31, 2017
		Fair Value Measurements Using
Asset Category	Total Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In thousands)

Mutual money market	$199	$199	$––	$––
Mutual funds – equities
ETF mutual funds	3,042	3,042	––	––
Large and small Cap	301	301	––	––
International	420	420
Commodities	182	182	––	––
Mutual funds – fixed income
Fixed income	1,145	1,145	––	––
ETF fixed income	316	316	––	––

Total	$5,605	$5,605	$––	$––

Employee Stock Ownership Plan

The Company has an Employee Stock Ownership Plan (“ESOP”) with an integrated 401(k) plan covering substantially all employees of the Company. The ESOP acquired 354,551 shares of Company common stock at $9.64 per share in 2005 with funds provided by a loan from the Company. Accordingly, $3.4 million of common stock acquired by the ESOP was shown as a reduction of stockholders’ equity. Shares are released to participants proportionately as the loan is repaid. Dividends on allocated shares are recorded as dividends and charged to retained earnings. Compensation expense is recorded equal to the fair market value of the stock when contributions, which are determined annually by the Board of Directors of the Company, are made to the ESOP. The Company’s 401(k) matching percentage was 50% of the employees’ first 6% of contributions for 2018 and 2017.

ESOP and 401(k) expense for the years ended December 31, 2018 and 2017 was approximately $280,000 and $280,000, respectively.

Share information for the ESOP is as follows at December 31, 2018 and 2017:

	2018	2017

Allocated shares at beginning of the year	$407,268	$333,790
Shares released for allocation during the year	23,635	23,635
Net shares distributed due to retirement/diversification	(61,192)	(21,063)
Unearned shares	47,271	70,906

Total ESOP shares	416,982	407,268

Fair value of unearned shares at December 31st	$539,000	$943,000

At December 31, 2018, the fair value of the 369,711 allocated shares held by the ESOP was approximately $4,226,000.

Split Dollar Life Insurance Arrangements

The Company has split-dollar life insurance arrangements with its executive officers and certain directors that provide certain death benefits to the executive’s beneficiaries upon his or her death. The agreements provide a pre- and post-retirement death benefit payable to the beneficiaries of the executive in the event of the executive’s death. The Company has purchased life insurance policies on the lives of all participants covered by these agreements in amounts sufficient to provide the sums necessary to pay the beneficiaries, and the Company pays all premiums due on the policies. In the case of an early separation from the Company, the nonvested executive portion of the death benefit is retained by the Company. The accumulated post retirement benefit obligation was $1.6 million at December 31, 2018 and $1.5 million at December 31, 2017.

Note 14:	Restricted Stock Plan

During 2018, the Company’s stockholders authorized the adoption of the United Bancorp, Inc. 2018 Stock Incentive Plan (the “2018 Plan”). No more than 500,000 shares of the Company’s common stock may be issued under the 2018 Plan. As of December 31, 2018, no shares have been issued under this plan. The shares that may be issued can be authorized but unissued shares or treasury shares. The 2018 Plan permits the grant of incentive awards in the form of options, stock appreciation rights, restricted share and share unit awards, and performance share awards. The 2018 Plan contains annual limits on certain types of awards to individual participants. In any calendar year, no participant may be granted awards covering more than 25,000 shares.

During 2008, the Company’s stockholders authorized the adoption of the United Bancorp, Inc. 2008 Stock Incentive Plan (the “2008 Plan”). No more than 500,000 shares of the Company’s common stock may be issued under the 2008 Plan. The shares that may be issued can be authorized but unissued shares or treasury shares. The 2008 Plan permits the grant of incentive awards in the form of options, stock appreciation rights, restricted share and share unit awards, and performance share awards. The 2008 Plan contains annual limits on certain types of awards to individual participants. In any calendar year, no participant may be granted awards covering more than 25,000 shares. As of December 31, 2018, no additional shares can be awarded under the 2008 Plan.

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

A summary of the status of the Company’s nonvested restricted shares as of December 31, 2018, and changes during the year then ended, is presented below:

	Shares	Weighted- Average Grant-Date Fair Value

Nonvested, beginning of year	175,000	$8.95
Granted	125,000	12.02
Vested	—	—
Forfeited	—	—
Nonvested, end of year	300,000	$10.23

Total compensation cost recognized in the income statement for share-based payment arrangements during the years ended December 31, 2018 and 2017 was $287,000 and $163,000, respectively.

The recognized tax benefits related thereto were $60,000 and $55,000, for the years ended December 31, 2018 and 2017, respectively.

As of December 31, 2018 and 2017, there was $1,917,544 and $728,000, respectively, of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the Plan. That cost is expected to be recognized over a weighted-average period of 5.9 years.

Note 15:	Earnings Per Share

Earnings per share (EPS) were computed as follows:

	Year Ended December 31, 2018
	Net Income	Weighted- Average Shares	Per Share Amount
	(In thousands)

Net income	$4,282

Less allocated earnings on non-vested restricted stock	(59)
Less allocated dividends on non-vested restricted stock	(155)
Net income allocated to common stockholders	4,068
		4,952,471
Basic and diluted earnings per share			$0.82

	Year Ended December 31, 2017
	Net Income	Weighted- Average Shares	Per Share Amount
	(In thousands)

Net income	$3,546

Less allocated earnings on non-vested restricted stock	(27)
Less dividends on non-vested restricted stock	(88)
Net income allocated to common stockholders	3,431
		4,981,942
Basic and diluted earnings per share			$0.71

During 2018, earnings per share began to be presented using the two-class method. This two class method is an earnings allocation method under which earnings per share is calculated for common stock and participating securities, considering both dividends declared and participation rights in undistributed earnings as if all such earnings had been distributed during the period. Basic earnings per share was previously disclosed at $0.72 and diluted earnings per share at $0.71 for the year ended December 31, 2017.

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

The following tables present the fair value measurements of assets recognized in the accompanying balance sheets measured at fair value on a recurring basis and the level within the fair value hierarchy in which the fair value measurements fall at December 31, 2018 and 2017:

		December 31, 2018 Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In thousands)
U.S government agencies	$44,750	$––	$44,750	$––
State and Municipal Obligations	$79,241	—	$79,241	—

		December 31, 2017 Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In thousands)
U.S government agencies	$44,959	$––	$44,959	$––

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

The following tables present the fair value measurements of assets recognized in the accompanying balance sheets measured at fair value on a non-recurring basis and the level within the fair value hierarchy in which the fair value measurements fall at December 31, 2018 and 2017:

		December 31, 2018 Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In thousands)
Collateral dependent impaired loans	$314	$––	$––	$314
Foreclosed assets held for sale	91	––	––	91

		December 31, 2017 Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In thousands)
Collateral dependent impaired loans	$336	$––	$––	$336
Foreclosed assets held for sale	34	––	––	34

Unobservable (Level 3) Inputs

The following tables present quantitative information about unobservable inputs used in recurring and nonrecurring Level 3 fair value measurements.

	Fair Value at 12/31/18	Valuation Technique	Unobservable Inputs	Range
	(In thousands)

Collateral-dependent impaired loans	$314	Market comparable properties	Comparability adjustments	Not available
Foreclosed assets held for sale	91	Market comparable properties	Marketability discount	10% – 35%

	Fair Value at 12/31/17	Valuation Technique	Unobservable Inputs	Range
	(In thousands)

Collateral-dependent impaired loans	$336	Market comparable properties	Comparability adjustments	Not available
Foreclosed assets held for sale	34	Market comparable properties	Marketability discount	10% – 35%

There were no significant changes in the valuation techniques used during 2018.

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

		Fair Value Measurements Using
	Carrying Amount	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In thousands)
December 31, 2018
Financial assets
Cash and cash equivalents	$25,253	$25,253	$––	$––
Loans, net of allowance	407,640	––	––	405,033
Federal Home Loan Bank stock	4,243	––	4,243	––
Accrued interest receivable	1,798	––	1,798	––

Financial liabilities
Deposits	525,443	––	524,010	––
Short term borrowings	8,068	––	8,068	––
Federal Home Loan Bank advances	106	––	101	––
Subordinated debentures	4,124	––	3,647	––
Interest payable	188	––	188	––

The classification of the assets and liabilities pursuant to the valuation hierarchy as of December 31, 2017 in the following table have not been audited. The fair value has been derived from the December 31, 2017 audited consolidated financial statements.

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

Loans

For December 31, 2018, fair values of loans and leases are estimated on an exit price basis incorporating discounts for credit, liquidity and marketability factors. This is not comparable with the fair values disclosed for December 31, 2017, which were based on an entrance price basis. For that date, fair values of variable rate loans and leases that reprice frequently and with no significant change in credit risk were based on carrying values. The fair values of other loans and leases as of that date were estimated using discounted cash flow analyses which used interest rates then being offered for loans and leases with similar terms to borrowers of similar credit quality.

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

Commitments to Originate Loans, Letters of Credit and Lines of Credit

The fair value of commitments to originate loans is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair values of letters of credit and lines of credit are based on fees currently charged for similar agreements or on the estimated cost to terminate or otherwise settle the obligations with the counterparties at the reporting date. Fair values of commitments were not material at December 31, 2018 and 2017.

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

At December 31, 2018 and 2017, total commercial and commercial real estate loans made up
77.4% and 76.0%, respectively, of the loan portfolio. Installment loans account for 3.4% and 3.4%, respectively, of the loan portfolio. Real estate loans comprise 19.2% and 20.6% of the loan portfolio as of December 31, 2018 and 2017, respectively, and primarily include first mortgage loans on residential properties and home equity lines of credit.

Included in cash and due from banks as of December 31, 2018 and 2017, is $9.7 million and $9.5 million, respectively, of deposits with the Federal Reserve Bank of Cleveland.

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

At December 31, 2018 and 2017, the Company had outstanding commitments to originate variable rate loans aggregating approximately $21.3 million and $15.4 million, respectively. The commitments extended over varying periods of time with the majority being disbursed within a one-year period.

Mortgage loans in the process of origination represent amounts that the Company plans to fund within a normal period of 60 to 90 days, some of which are intended for sale to investors in the secondary market. The Company did not have any mortgage loans in the process of origination which are intended for sale at December 31, 2018 or 2017.

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

The Company did not have any total outstanding standby letters of credit at December 31, 2018 and 2017. At both December 31, 2018 and 2017, the Company had no deferred revenue under standby letter of credit agreements.

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

At December 31, 2018, the Company had granted unused lines of credit to borrowers aggregating approximately $34.1 million and $37.7 million for commercial lines and open-end consumer lines, respectively. At December 31, 2017, the Company had granted unused lines of credit to borrowers aggregating approximately $25.8 million and $36.9 million for commercial lines and open-end consumer lines, respectively.

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

ASU 2016-13 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. Early adoption is permitted for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. The Company is currently evaluating the impact of these amendments to the Company’s financial position and results of operations and currently does not know or cannot reasonably quantify the impact of the adoption of the amendments as a result of the complexity and extensive changes from the amendments. The Allowance for Loan Losses (ALL) estimate is material to the Company and given the change from an incurred loss model to a methodology that considers the credit loss over the life of the loan, there is the potential for an increase in the ALL at adoption date. The Company is anticipating a significant change in the processes and procedures to calculate the ALL, including changes in assumptions and estimates to consider expected credit losses over the life of the loan versus the current accounting practice that utilizes the incurred loss model. In addition, the current accounting policy and procedures for the other-than-temporary impairment on available-for-sale securities will be replaced with an allowance approach. The Company continues to run projections and reviewing segmentation to ensure it is fully compliant with the amendments at adoption date. For additional information on the allowance for loan losses, see Note 4.

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

For public companies, the ASU is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. Thus, for a calendar year company, it would be effective January 1, 2019. The impact did not have a material effect on the Company’s financial position or results of operations since the Company does not have a material amount of lease agreements.

Note 20:	Condensed Financial Information (Parent Company Only)

Presented below is condensed financial information as to financial position, results of operations and cash flows of the Company:

Condensed Balance Sheets

	December 31,
	2018	2017
	(In thousands)
Assets
Cash and cash equivalents	$1,595	$2,771
Investment in the Bank	50,813	42,286
Corporate owned life insurance	—	—
Other assets	2,913	3,042

Total assets	$55,321	$48,099

Liabilities and Stockholders’ Equity
Subordinated debentures	$4,124	$4,124
Other liabilities	555	80
Stockholders’ equity	50,642	43,895

Total liabilities and stockholders’ equity	$55,321	$48,099

Condensed Statements of Income and Comprehensive Income

	Years Ended December 31,
	2018	2017
	(In thousands)

Operating Income
Dividends from subsidiary	$5,501	$2,035
Interest and dividend income from securities and federal funds	—	1

Total operating income	5,501	2,036

Merger related expenses	1,306	—
General, Administrative and Other Expenses	2,220	1,961

Income Before Income Taxes and Equity in Undistributed Income of Subsidiary	1,975	75

Income Tax Benefits	750	416

Income Before Equity in Undistributed Income of Subsidiary	2,725	491

Equity in Undistributed Income of Subsidiary	1,557	3,055

Net Income	$4,282	$3,546

Comprehensive Income	$4,692	$3,580

Condensed Statements of Cash Flows

	Years Ended December 31,
	2018	2017
	(In thousands)

Operating Activities
Net income	$4,282	$3,546
Items not requiring (providing) cash
Equity in undistributed income of subsidiary	(1,557)	(3,055)
Amortization of ESOP and share-based compensation plans	567	443
Net change in other assets and other liabilities	282	(38)

Net cash provided by operating activities	3,574	896

Investing Activities
Cash paid for acquisition of Powhatan Point Community Bancshares, Inc.	(1,529)	—

Net cash used in investing activities	(1,529)	(2,769)

Financing Activities
Dividends paid to stockholders	(3,221)	(2,769)

Net cash used in financing activities	(3,221)	(2,769)

Net Change in Cash and Cash Equivalents	(1,176)	(1,873)

Cash and Cash Equivalents at Beginning of Year	2,771	4,644

Cash and Cash Equivalents at End of Year	$1,595	$2,771

Note 21:	Quarterly Financial Data (Unaudited)

The following tables summarize the Company’s quarterly results of operations for the years ended December 31, 2018 and 2017.

	Three Months Ended
2018:	March 31,	June 30,	September 30,	December 31,
	(In thousands, except per share data)

Total interest income	$4,625	$5,107	$5,523	$6,065
Total interest expense	523	707	893	1,055

Net interest income	4,102	4,400	4,630	5,010

Provision for loan losses	57	72	72	96
Other income	880	888	897	995
General, administrative and other expense	3,579	3,754	3,855	5,235

Income before income taxes	1,346	1,462	1,600	674
Federal income taxes	198	250	269	83

Net income	$1,148	$1,212	$1,331	$591

Earnings per share
Basic	$0.23	$0.23	$0.25	$0.11
Diluted	$0.23	$0.23	$0.25	$0.11

	Three Months Ended
2017:	March 31,	June 30,	September 30,	December 31,
	(In thousands, except per share data)

Total interest income	$4,184	$4,290	$4,586	$4,591
Total interest expense	438	438	449	439

Net interest income	3,746	3,852	4,137	4,152

Provision (credit) for loan losses	25	25	25	25
Other income	832	869	892	859
General, administrative and other expense	3,334	3,365	3,456	3,494

Income before income taxes	1,219	1,331	1,548	1,492
Federal income taxes	369	415	548	712

Net income	$850	$916	$1,000	$780

Earnings per share
Basic	$0.17	$0.18	$0.20	$0.16
Diluted	$0.17	$0.18	$0.20	$0.16

Note 22:	Acquisition

On June 14, 2018, the Company and Powhatan Point Community Bancshares, Inc. (“Powhatan Point”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which Powhatan Point merged with and into the Company on October 15, 2018. The First National Bank of Powhatan , wholly-owned subsidiary of Powhatan Point, operated from one full-service office located in Powhatan Point, Ohio. That office became a branch of Unified Bank after the merger.

Under the terms of the Merger Agreement, the shareholders of Powhatan Point received 6.9233 shares of common stock of United Bancorp and $28.52 in cash per outstanding share of Powhatan Point stock.

The merger with Powhatan Point was accounted for using the acquisition method of accounting and, accordingly, assets acquired, liabilities assumed and consideration paid were recorded at their estimated fair values as of the merger date. The following table summarizes the allocation purchase prices for Powhatan Point.

(in thousands)
ASSETS		LIABILITIES
Cash and cash equivalents	$24,986	Deposits
Deposits in other banks	3,461	Non interest bearing	$19,287
FHLB stock	78	Savings	30,533
Investments	23,865	Certificates of Deposit	5,772

Commercial	3,019	Total Deposits	55,592
Residential	2,403
Installment	1,357
Total loans	6,779

Premise and equipment, net	548	Interest payable and other liabilities	496
Core deposit intangible	1,028
Goodwill	682
Bank owned life insurance	612
Accrued interest receivable	145
Deferred federal income taxes	20
Other assets	124
Total assets purchased	$62,328	Total liabilities assumed
Common shares issued	$4,711		$56,088
Cash paid	1,529
Estimated purchase price	$6,240

Of the total purchase price of $6.2 million, $1.0 has been allocated to core deposit intangible. Additionally, $682,000 has been allocated to goodwill. The core deposit will be amortized over 7 years on a straight line basis. Direct costs related to the acquisition were expensed as incurred and reflected in other noninterest expense in the consolidated statement of income for the year ended December 31, 2018. The amount of goodwill reflects the Company’s expansion in the Powhatan Point market and related synergies that are expected to result from the acquisition and represent the excess purchase price over the estimated fair value of the net assets acquired. The goodwill will not be amortizable in the Company’s financial statements and will not be deductible for tax purposes. Goodwill will be subject to an annual test for impairment and the amount impaired, if any, will be charged to expense at the time of impairment.

The Company acquired various loans in the acquisition for which none had evidence of deterioration of credit quality since origination. The fair value of assets acquired includes loans with a fair value of $6,779,000. The gross principal and contractual interest due under the contracts is $6,875,000, of which $86,000 is expected to be uncollectible.

The results of Powhatan Point have been included in the Company’s consolidated financial statements since the October 15, 2018 acquisition date. The following schedule includes pro-forma results for the period ended December 31, 2018 and 2017 as if Powhatan Point had occurred as of the beginning of the comparable prior-reporting periods.

Summary of Operations
(Unaudited):
(In thousands)	Dec 31, 2018	Dec 31, 2017
Net Interest Income	$19,409	$16,977
Provision for Loan Losses	302	110

Net Interest Income after Provision for Loan Losses	19,107	16,817
Non-interest Income	3,736	3,547
Non interest Expense	16,017	14,500

Income before Income Taxes	6,826	5,914
Income Tax Expense	563	2,088

Net Income	6,263	3,825
Net Income Available to Common Shareholders	$6,049	$3,710

Basic and Diluted Earnings Per Share	$1.22	$0.79

The pro forma information includes adjustments for merger related expenses, amortization of intangible, adjustments to accruals and related tax effects. The pro-forma information for the year ended 2018 includes approximately $220,000, net of tax operating revenue from Powhatan Point since the acquisition, $1.1 million of non-recurring expenses directly related to the acquisition, and approximately $156,000 net of tax related to an accrual adjustment for retirement benefits.

The pro-forma financial information is presented for informational purposes as is not indicative of the results of operations that actually would of have been achieved had the acquisition been consummated as of that time, nor is it intended to be a projection of future results.

