Form 10-K, Exhibit 13
period 2019-12-31
UNITED BANCORP INC /OH/
filed 2020-03-20
CIK 731653

Exhibit 13

A Letter from the President and CEO

To the shareholders of United Bancorp, Inc….

It is with great pleasure that I report to you, our valued shareholders, on the strong earnings and solid operational performance that United Bancorp, Inc. (UBCP) achieved in 2019. This past year, UBCP reported diluted earnings per share of $1.19 and net income of $6,810,000. These levels were $0.37 per share (or, 45%) and $2,528,000 (or, 59%) greater than the respective levels for each of these earnings metrics reported the previous year. And, yes… at these levels, our Company has produced record earnings, once again, for the third consecutive year! These record levels of earnings were achieved even though 2019 proved to be a somewhat more challenging year for our industry. In 2019, our industry (as a whole) saw a year-over-year decline in the net interest income that it realized for the first time since 2013. Even with this phenomena and the emerging headwinds that developed for our industry this past year, our Company greatly benefited from the positive execution of its strategic plan, which calls for growing by acquiring other like-minded community banking organizations; building new banking centers in key and complementary markets; capitalizing on prudent, yet profitable, organic growth opportunities; and, wisely investing in its operational, service and delivery platforms and infrastructure to ensure its relevancy for many years to come. Over the course of this past year, we had success in these key areas on which we keenly focus, which allowed us to achieve a higher level of performance than that of our overall industry. For this, we are genuinely grateful and truly proud!

A Sudden, and Unexpected, Change in the Direction of Monetary Policy: As mentioned, this past year proved to be a somewhat challenging one for our industry. At the beginning of 2019, our industry was poised for another good year with few anticipated challenges. Overall, the monetary policy of the Federal Open Market Committee (FOMC) was tightening in recognition of a fundamentally sound and growing economy. In 2018, the FOMC had implemented four twenty-five basis point (0.25%) increases in the target for the Federal Funds Rate over the entirety of the year--- with the final increase occurring in December, 2018. Most economists projected and financial companies forecasted this trend would continue into 2019 (even the FOMC’s forward guidance indicated upwards of three more twenty-five basis point (0.25%) increases during the course of the year). How quickly things can change! During the course of the first quarter of 2019, the Treasury Yield Curve started flattening and, actually, inverting toward the end of the first quarter for the first time since 2007. As we all well know through our experience with what is now called the Great Recession--- an inverted yield curve many times is a precursor to a downward turn in economic activity or a recession. In the first quarter of 2019, many factors contributed to the flattening and inverting of the yield curve… but, overall, our domestic economy continued to grow; albeit, at a slower pace than the previous year. United Bancorp, Inc. (UBCP) responded to this change by continuing to grow its balance sheet and focusing on becoming more liability sensitive during the course of the second quarter and throughout the remainder of the year.

Even with these economic headwinds and the sudden change in monetary policy that United Bancorp, Inc. (UBCP) faced during the course of 2019, our Company continued its recent trend of producing record growth and earnings.

Continuing a Strong Trend of Growth this Past Year: Regarding growth, United Bancorp, Inc. (UBCP) continued to pursue its intermediate term goal of growing its asset base to a level of $1.0 billion, or greater, in order to achieve greater efficiencies and produce higher levels of earnings. During the course of the first quarter of 2019, UBCP crossed the $600 million asset threshold for the first time in its history. By year end, our Company was pushing on the $700 million threshold--- having total assets of $686 million. For the year, higher-yielding earning assets grew by $96.5 million or eighteen percent (18%). This growth in earning assets was nicely divided between steady growth in our Company’s loan portfolio, with gross loans increasing by $31.9 million, or 7.8%, and very solid growth in our investment portfolio, with securities increasing by $64.8 million or 52.3%. With our Company’s increased level of higher-yielding earning assets, our level of interest income increased year-over-year by $5.7 million or twenty-seven percent (27%).

A Letter from the President and CEO - Continued

In order for United Bancorp, Inc. (UBCP) to fund the strong growth that it experienced in 2019--- while improving its overall level of profitability--- it needed to effectively attract new funding while controlling all-around funding costs. Considering the sudden change in monetary policy that our Company experienced this past year, this was a new challenge for us since, as previously mentioned, we began the year being properly positioned for the rising rate environment in which we had operated since 2015. With our quick-changing, strategic decision to become more liability-sensitive during the second quarter, we allowed some of the retail-based funding that had fueled our growth the previous couple of years to runoff and be replaced with more price-sensitive, overnight wholesale funding alternatives. Accordingly, we lowered the rates that we paid on all of our retail deposit products and shortened the terms of our certificate of deposit offerings. As a result, retail deposits grew at a somewhat slower pace in 2019 ($22.6 million or 4.31%) than we had been experiencing prior thereto; while, overnight advances from the Federal Home Loan Bank increased by $39.7 million year-over-year.

Even with the aforementioned action relating to the pricing strategy taken by United Bancorp, Inc. (UBCP) in 2019, our Company did see slight compression in its net interest margin. Year-over-year, the net interest margin of UBCP dropped by seventeen basis points (17 bps), going from 3.84% to 3.67%. In spite of this reduction, our Company’s overall net interest margin still compared extremely favorably to our peer… in addition, we firmly believe that the actions that we took earlier in the year to become more liability-sensitive will benefit us in 2020. Also, with the increasing volume of earning assets added to our Company’s balance sheet during the course of this past year off-setting the decline in our net interest margin, UBCP experienced a very solid increase in the net interest income that it realized in 2019. For the year, net interest income increased by $2.77 million or 15.3%. As previously mentioned, this level of improvement compares very favorably to our peer within the financial services industry!

Outside of the net interest margin, United Bancorp, Inc. (UBCP) kept a close focus on its net non-interest margin by maintaining its overall level of non-interest income, which increased in 2019 by $228,000 or 6.2%. In addition, non-interest expense only increased by $59,000, or 0.36%, year-over-year, which takes into consideration the merger-related expenses that it incurred the previous year with the acquisition of Powhatan Point Community Bancshares (PPCB) in October, 2018.

Lastly, UBCP’s credit quality-related metrics continued to be very solid in 2019 and helped contribute to its strong financial performance during the year. From a qualitative perspective, UBCP successfully maintained overall strength and stability within its loan portfolio. As of December 31, 2019, our Company had non-accrual loans and loans past due thirty (30) plus days of $2.7 million or 0.60% of total loans. Further, net loans charged off (excluding overdrafts) was $601,000 in 2019, which was higher than the $259,000 charged off the previous year. Net loan charge offs to average loans for the year was 0.14% versus 0.07% for the same period in 2018. Year-over-year, this number was slightly higher due to a loan-related charge-off realized in the fourth quarter in the amount of $428,000, which we fully covered with an offsetting provision to our loan loss reserve. Management firmly believes that this situation was an isolated (or, one-off) incident related to a character issue with an individual borrower and not a systemic or core issue within the overall loan portfolio. On the basis of current trends related to credit quality, we anticipate our overall credit quality to remain very solid in the near term.

All of this led to the record year of earnings performance that United Bancorp, Inc. (UBCP) achieved in 2019! As previously mentioned, this past year UBCP reported net income of $6,810,000 and diluted earnings per share of $1.19. With our record earnings in 2019, our Company had a Return on Assets (ROA) of 1.07% and a Return on Equity (ROE) of 12.5%. Each of these return metrics compare very favorably to our peer!

Achieving Solid Operational Performance in 2019--- Building for Our Future: United Bancorp, Inc. (UBCP) had solid operational performance this past year and as we continued to focus on building our infrastructure (or foundation) in order to maintain relevancy within our industry. The following items were either initiated or achieved during the course of 2019:

•	In January, UBCP completed the “operational” merger with Powhatan Point Community Bancshares. This operational merger (which followed the financial merger that occurred in October 2018) went extremely well… as evidenced by no overall shrinkage in the depository base that was acquired. By effecting this operational merger, the customer base of our newly acquired banking center was fully integrated onto our systems and into our products and services.

•	Early in the second quarter of 2019, our Company established a new line of business by hiring an experienced industry executive to create a bona-fide Treasury Management function. This new organizational function allows us to provide higher-level cash management, payment and depository services to our largest lending segment--- small business and commercial customers. Offering these services will enable us to both attract and develop additional relationships with this valued, relationship-oriented customer segment. In addition, it will add value by creating new revenue opportunities for our Company.

•	In the mid-second quarter, UBCP announced that it had acquired a parcel of land in Moundsville, West Virginia on which it planned to build a new full-service banking center. Beginning in the early fourth quarter, construction of this new banking center commenced in this very vibrant community in the heart of the proposed ethane cracker region. This new banking center will be our Company’s first full-service banking center in the State of West Virginia and will further enhance our footprint in the Upper Ohio Valley Region--- which is our “traditional” market. In addition, this new banking center will nicely complement our recent expansion into Powhatan Point, Ohio, which is across the Ohio River from this new and exciting market. This new service area has extremely high growth potential for our Company.

•	In the late second quarter, our Company took a major step forward in ensuring that we will achieve our lofty growth goal. Specifically, we successfully raised $20.0 million of capital without diluting our shareholders through the issuance of subordinated debt at very favorable terms to our Company! Although, this “leverage capital” is only measured at the bank-level; it will allow United Bancorp, Inc. to effectively grow toward its goal of attaining an asset-level of $1.0 billion, or greater, in a truly cost-effective manner.

•	During the course of this past year, UBCP developed a more dedicated Sales Function by hiring an experienced individual to help build our sales platform. This hiring allowed our Company to better identify ways to more effectively on-board and expand customer relationships on the consumer-side of our operation. In addition, this function has quickly evolved into strongly focusing on the overall “customer experience,” to ensure the retention of consumer relationships for the long haul--- thus, generating longer-term revenue streams for UBCP.

•	This past year, we also took a major step forward enhancing our Marketing Function by hiring an executive who truly understands how to help us better build our brand identity. With our “Unified Bank” brand being unique within our industry, we are now more optimally positioned to effectively build our brand through traditional and non-traditional channels. Our enhanced capabilities in this area should help us reach more potential customers and entice them to start doing business with our Company through in-person and digital interaction… once again, helping to ensure our relevancy for many years to come.

•	In the fourth quarter, UBCP focused on further enhancing the customer experience by developing the “Unified Care Center.” Being a community-style bank, it is very important that we have a “high-touch” service culture. Through our Unified Care Center, we now offer our prized customer base extended customer service hours to help them with their many needs--- most importantly--- on their individual schedules. Our Company now provides “live” personal, customer-centric service to our valued customer base six days a week, Monday through Saturday, at hours as late as 10:00 p.m.

•	Lastly, we began the process of completely updating our online and mobile banking platforms in order to serve our customers at a higher level and create a better customer experience! We anticipate that these new systems--- and their enhanced functionality--- will be fully functional by the end of the current year. Our investment in these new technology platforms will enable us to serve our customers without ever having to set foot into any one of our banking centers. In addition, our customers will be able to walk out of any banking center with the ability to immediately utilize any service that we offer--- including instant issue debit cards, mobile and online banking, person-to-person payments, bill pay and full fraud protection… among other services.

A Letter from the President and CEO - Continued

As evidenced by the aforementioned accomplishments achieved this past year, United Bancorp, Inc. (UBCP) is firmly committed to continually enhancing and building its infrastructure (or, foundation) to support further growth, while achieving greater efficiencies. We maintain (and, will continue to maintain) a strong focus on remaining relevant within our industry by investing in our technology, support, origination and service platforms to ensure that we serve our valued customers at the highest possible level by enhancing the overall customer experience. We look forward to further expanding our footprint and bringing “The Unified Way” to many new markets, as we continue to pursue profitable growth. Ultimately, our vision is to be a leader amongst all community banks in digital transformation--- having complete channel integration and offering mobility to our customers--- thereby, serving them on their terms and through their preferred channels. Such commitment should ensure UBCP’s relevancy and high level performance for many years to come!

At United Bancorp, Inc. (UBCP), none of our accomplishments would be possible without the genuine and steadfast support of you, our valued shareholders. Our primary focus continues to be rewarding you by paying a very solid cash dividend and increasing your shareholder value in our Company. During the course of 2019, we increased our cash dividend payout by $0.0025 each quarter. In the fourth quarter, we increased our quarterly cash dividend to $0.14… our fourth increase for the year! On a forward basis, our current cash dividend produces a yield of 3.912%, based on our year end closing price. Regarding our present market valuation, the market rewarded our solid performance this past year by pushing our market value to a higher level. Our Company’s stock finished the year trading at $14.30, which was an increase of 25% year-over-year. Giving consideration to all of the positive achievements that were realized by UBCP during the past year, we are extremely hopeful that the increasing earnings that we project in the current year (along with the positive operational enhancements that we have made to our banking model) will drive our market valuation to even higher levels than the current twelve times (12x’s) at which we were trading at year-end. On this basis, we are very optimistic about our future prospects!

As you can see, United Bancorp, Inc. (UBCP) had one of its most historic years in terms of performance in 2019. But… as always… your management team will never be satisfied resting on past performance and laurels. We are strongly focused on moving forward and achieving our goal of becoming a $1.0 billion community banking organization in the not too distant future. To reach this goal, we will maintain our commitment to and standard of producing stellar, above peer, performance and growth related results as we confidently move forward as one of the premier community-banking competitors within our industry. UBCP is truly blessed to have a “United and Unified” team, management, board of directors and shareholder group. As a successful financial service company, we truly appreciate everyone’s continued support… together, we will accomplish more!

Scott A. Everson

President and Chief Executive Officer

ceo@unitedbancorp.com

February 18, 2020

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

DIVIDEND AND STOCK HISTORY

			Distribution Date of
	Cash Dividends	Special Cash Dividends	Dividends and
	Declared (1)	and Stock Dividends	Exchanges
1983	$0.05	-	-
1984	$0.06	4 for 1 Exchange(2)	January 2, 1984
1985	$0.07	-	-
1986	$0.09	-	-
1987	$0.09	50% Stock Dividend	October 2, 1987
1988	$0.10	-	-
1989	$0.10	-	-
1990	$0.11	-	-
1991	$0.12	-	-
1992	$0.12	100% Stock Dividend	September 10, 1992
1993	$0.12	100% Stock Dividend	November 30, 1993
1994	$0.13	10% Stock Dividend	September 9, 1994
1995	$0.19	-	-
1996	$0.20	10% Stock Dividend	June 20, 1996
1997	$0.23	10% Stock Dividend	September 19, 1997
1998	$0.26	5% Stock Dividend	December 18, 1998
1999	$0.30	5% Stock Dividend	December 20, 1999
2000	$0.31	5% Stock Dividend	December 20, 2000
2001	$0.32	5% Stock Dividend	December 20, 2001
2002	$0.33	5% Stock Dividend	December 20, 2002
2003	$0.35	10% Stock Dividend	December 19, 2003
2004	$0.39	10% Stock Dividend	December 20, 2004
2005	$0.43	10% Stock Dividend	December 20, 2005
2006	$0.48	10% Stock Dividend	December 20, 2006
2007	$0.52	–	–
2008	$0.54	–	–
2009	$0.56	–	–
2010	$0.56	–	–
2011	$0.56	–	–
2012	$0.42	–	–
2013	$0.29	–	–
2014	$0.33	–	–
2015	$0.37	5¢ Per Share Special Dividend	December 29, 2015
2016	$0.42	5¢ Per Share Special Dividend	December 29, 2016
2017	$0.46	5¢ Per Share Special Dividend	December 29, 2017
2018	$0.52	5¢ Per Share Special Dividend	December 28, 2018
2019	$0.545	–	–

2020 ANTICIPATED DIVIDEND PAYABLE DATES

t	First Quarter
March 20, 2020
t	Second Quarter*
June 19, 2020
t	Third Quarter*
September 18, 2020
t	Fourth Quarter*
December 18, 2020

*Subject to action by Board of Directors

(1)	Adjusted for stock dividends and exchanges.

(2)	Formation of United Bancorp, Inc. (UBCP). Unified Bank (formerly The Citizen's Saving Bank) shareholders received 4 shares of UBCP stock in exchange for 1 share of bank stock.

TOTAL RETURN PERFORMANCE

Index	12/31/14	12/31/15	12/31/16	12/31/17	12/31/18	12/31/19
United Bancorp, Inc.	100.00	124.71	183.32	187.62	169.23	221.79
NASDAQ Composite	100.00	106.96	116.45	150.96	146.67	200.49
SNL Bank Index	100.00	101.71	128.51	151.75	126.12	170.79
SNL Bank $250M-$500M	100.00	114.41	143.56	175.44	149.89	171.84
SNL Midwest Bank	100.00	101.52	135.64	145.76	124.47	161.94
Dow Jones	100.00	100.21	116.74	149.56	144.35	180.94

Directors

Jonathan C. Clark[2]

Scott A. Everson[1,2,4]

Gary W. Glessner[1,2]

John R. Herzig[2]

John M. Hoopingarner[1,2]

Carl A. Novak[1,2]

Richard L. Riesbeck[1,2,3]

1 = United Bancorp, Inc.	2 = Unified Bank
3 = Chairman - United Bancorp Inc.	4 = Chairman - Unified Bank

Directors and Officers

DIRECTORS OF UNITED BANCORP, INC.

Scott A. Everson[1]	President & Chief Executive Officer, United Bancorp, Inc. Chairman, President & Chief Executive Officer, Unified Bank, Martins Ferry, Ohio

Gary W. Glessner[2]	CPA & CGMA, Managing Member, Glessner & Associates, PLLC; Glessner Wharton Andrews Insurance, LLC; Tiffany’s, LLC; GWA Realty, LLC, GW Rentals, LLC; Trustee, Windmill Truckers Center, Inc.

John M. Hoopingarner[1,2,3,4]	Executive Director & Secretary, Muskingum Watershed Conservancy District, New Philadelphia, Ohio

Carl A. Novak, DDS	Novak Dental Clinic, Clarington, Ohio

Richard L. Riesbeck[1,2,3,4]	Chairman, United Bancorp, Inc.; President, Riesbeck Food Markets, Inc., St. Clairsville, Ohio

James W. Everson	Chairman Emeritus 1969 - 2015

OFFICERS OF UNITED BANCORP, INC.

Scott A. Everson	President & Chief Executive Officer
Matthew F. Branstetter	Senior Vice President, Chief Operating Officer
Randall M. Greenwood	Senior Vice President, Chief Financial Officer & Treasurer
Lisa A. Basinger	Corporate Secretary

DIRECTORS OF UNIFIED BANK

Jonathan C. Clark, Esq	Attorney at Law, Lancaster, Ohio

Scott A. Everson[1]	President & Chief Executive Officer, United Bancorp, Inc.
Chairman, President & Chief Executive Officer, Unified Bank, Martins Ferry, Ohio

Gary W. Glessner[2]	CPA & CGMA, Managing Member, Glessner & Associates, PLLC; Glessner Wharton Andrews Insurance, LLC; Tiffany’s, LLC; GWA Realty, LLC, GW Rentals, LLC; Trustee, Windmill Truckers Center, Inc.

John R. Herzig	President, Toland-Herzig Funeral Homes & Crematory, Strasburg, Ohio
John M. Hoopingarner[1,2]	Executive Director & Secretary, Muskingum Watershed Conservancy District, New Philadelphia, Ohio

Carl A. Novak, DDS	Novak Dental Clinic, Clarington, Ohio
Richard L. Riesbeck1,2,ª	Chairman, United Bancorp, Inc.; President, Riesbeck Food Markets, Inc., St. Clairsville, Ohio
James W. Everson	Chairman Emeritus 1969 - 2015

1 = Executive Committee 2 = Audit Committee 3 = Compensation Committee

4 = Nominating and Governance Committee   ª = Lead Director

Bank Past Presidents & Directors

The journey to becoming the institution we are today began in Martins Ferry, Ohio in 1902. Originally founded as The German Savings Bank and renamed to The Citizens Savings Bank in 1918, the last 115 years have seen growth and change that would have been unimaginable at its’ founding. The bank has grown through sound management, the addition of new offices and the acquisition of others. With the name change from The Citizens Savings Bank to Unified Bank in 2017, it has and will continue to move forward.

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

* Past Chairman

Shareholder Information

United Bancorp, Inc.’s (the Company) common stock trades on The Nasdaq Capital Market tier of The Nasdaq Stock Market under the symbol UBCP, CUSIP #909911109. At year-end 2019, there were 5,951,351 shares issued, held among approximately 3,300 shareholders of record and in street name. The following table sets forth the quarterly high and low closing prices of the Company’s common stock from January 1, 2019 to December 31, 2019 compared to the same periods in 2018 as reported by the NASDAQ.

	2019				2018
	31-Mar	30-Jun	30-Sep	31-Dec	31-Mar	30-Jun	30-Sep	31-Dec
Market Price Range
High ($)	$11.75	11.84	11.85	15.30	$13.79	14.00	13.70	13.25
Low ($)	$10.25	10.57	11.01	10.87	$11.81	12.35	13.03	10.44
Cash Dividends
Quarter ($)	$0.1325	0.1350	0.1375	0.1400	$0.13	0.15	0.13	0.13
Cumulative ($)	$0.1325	0.2675	0.4050	0.5450	$0.13	0.26	0.39	0.52
Special Cash Dividends	$-	-	-	-	$-	-	-	0.05

Investor Relations:

A copy of the Company’s Annual Report on form 10-K as filed with the SEC, will be furnished free of charge upon written or E-mail request to:

Randall M. Greenwood, CFO

United Bancorp, Inc.

201 South 4th Street

PO Box 10

Martins Ferry, OH 43935

or

cfo@unitedbancorp.com

Dividend Reinvestment and Stock Purchase Plan:

Shareholders may elect to reinvest their dividends in additional shares of United Bancorp, Inc.’s common stock- through the Company’s Dividend Reinvestment Plan. Shareholders may also invest optional cash payments of up to $5,000 per month in our common stock at market price. To arrange automatic purchase of shares with quarterly dividend proceeds, please contact:

American Stock Transfer

and Trust Company

Attn: Dividend Reinvestment

6201 15th Avenue, 3rd Floor

Brooklyn, NY 11219

1-800-278-4353

Annual Meeting:

The Annual Meeting of Shareholders will be held at 2:00 p.m., April 22, 2020 at the Corporate Offices in Martins Ferry, Ohio.

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

(740) 633-1448 (FAX)

Transfer Agent and Registrar:

For transfers and general correspondence, please contact:

American Stock Transfer and Trust Company

6201 15th Avenue, 3rd Floor

Brooklyn, NY 11219

1-800-937-5449

Stock Trading:

Raymond James

222 South Riverside Plaza

7th Floor

Chicago, Illinois 60606

Anthony LanFranco

800-800-4693

Stifel, Nicolaus &  Company Inc.

655 Metro Place South

Dublin, Ohio 43017

Steven Jefferis

877-875-9352

Tom Thurston

Piper Sandler Companies

1251 Avenue of the Americas,

New York, NY 10020

212-466-8027

Management’s Discussion and Analysis

In the following pages, management presents an analysis of United Bancorp, Inc.’s financial condition and results of operations as of and for the year ended December 31, 2019 as compared to prior years. This discussion is designed to provide shareholders with a more comprehensive review of the operating results and financial position than could be obtained from an examination of the financial statements alone. This analysis should be read in conjunction with the Consolidated Financial Statements and related footnotes and the selected financial data included elsewhere in this report.

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

Financial Condition

Overview

United Bancorp, Inc. reported diluted earnings per share of $1.19 and net income of $6,810,000 for the twelve months ended December 31, 2019, as compared to $0.82 and $4,282,000, respectively, for the corresponding twelve-month period in 2018. The Company’s diluted earnings per share for the three months ended December 31, 2019 was $0.31 as compared to $0.11 for the same period in the previous year. Last year’s fourth quarter performance was impacted by the Company’s acquisition of Powhatan Point Community Bancshares. These year-over-year improvements in UBCP’s earnings are directly related to the Company executing its strategic vision of achieving profitable growth by both growing organically and acquiring other like-minded community banking organizations.

For the most recently-ended quarter, UBCP had an increase in net income of $1,178,000. For the twelve-month period ending December 31, 2019, the Company saw its net income increase by $2,528,000, or 59%, to a level of $6,810,000, which is a new earnings record for our Company. This increase in earnings is highly correlated to the strong organic and acquisition-related growth that our Company experienced during the past year. Even with the issuance of common shares to facilitate our most recent acquisition completed in the fourth quarter of 2018, our diluted earnings per share was $1.19 versus $0.82 in 2018, an increase of 45%. The combination of the acquisition-related and strong organic growth that we achieved this past year facilitated the increase in the level of the Company’s higher-yielding earning assets (loans and investment portfolio), which grew by $96.5 million, or 18%, on a year-over-year basis. This growth in earning assets was divided between steady growth in our Company’s loan portfolio, which increased by $31.9 million, or 7.8%, and solid growth in our investment portfolio, with securities and other restricted stock increasing by $64.6 million, or 50.4%. With our increased level of higher-yielding earning assets, our Company saw a year-over-year increase in the level of interest income that it generated in 2019 of $5.7 million or 27%.

In order to fund this strong growth in our earning assets while improving overall levels of profitability, the Company needed to effectively attract new funding while controlling its overall cost of funding. Considering that the Federal Open Market Committee (FOMC) was postured to increase its target rate for the overnight borrowing rate (known as the Fed Funds Rate) at year-end 2018, we were positioned for a rising rate environment. With the sudden turn in monetary policy by the FOMC during the course of this past year, our Company made a strategic decision to become more liability-sensitive by the late second quarter of this past year and allowed some of the retail funding that we had on our balance sheet to runoff and be replaced with more price-sensitive, overnight wholesale funding. Accordingly, total deposits grew at a somewhat slower pace than we had been experiencing prior thereto; while overnight advances from the Federal Home Loan Bank increased by $39.7 million, year-over-year. By adopting this position, we are hopeful that our Company will mitigate further compression of our net interest margin in the coming year. As of year-end 2019, our Company’s net interest margin was 3.67%, which compares very favorably with our peers. Also, by reasonably controlling our overall cost of funding, our Company experienced a very solid increase in net interest income in 2019 of $2,769,000, or 15.3%, which also compares very favorably to our competitors within our industry.

From a qualitative perspective, United Bancorp, Inc. has successfully maintained overall strength and stability within its loan portfolio. Year-over-year, the Company continues to have very solid credit quality-related metrics supported by a relatively low level of nonaccrual loans and loans past due 30 plus days, which were $2.7 million, or 0.60% of total loans, at December 31, 2019. Further, net loans charged off, excluding overdrafts, was $601,000 in 2019, which was higher than the $259,000 charged off the previous year. Net loan charge offs to average loans for the year was 0.14% versus 0.07% for the same period in 2018. Year-over-year, this number was slightly higher due to a loan-related charge-off realized in the fourth quarter in the amount of $428,000, which we fully covered with an offsetting provision to our loan loss reserve. This was an isolated incident resulting from an individual borrower having legal issues. With the borrower facing upcoming incarceration, the borrower’s loans became non-performing. With this matter being highly correlated to a character issue with the borrower and an isolated incident, we firmly believe that our credit quality remains very sound and are very satisfied with the overall stable performance of our loan portfolio from a credit quality perspective.

United Bancorp, Inc. greatly benefited from the positive execution of its strategic plan, which calls for growth through acquiring other like-minded community banking organizations, building new banking centers in key and complementary markets and capitalizing on prudent, yet profitable, organic opportunities. Over the course of the past year, we had success in these key areas on which we keenly focus. With the double-digit growth in assets that we have experienced during this time frame, our Company has produced record earnings. In addition, we are well on our way to achieving our strategic vision of growing our assets to a level of $1.0 billion, or greater, which should also help our Company gain even greater efficiencies and higher levels of earnings. As previously announced, in the late second quarter of this past year, our Company issued $20.0 million in subordinated debt at very favorable terms. Although this does not contribute to our Tier I Capital at the corporate-level, it does add to our Tier I Capital at our bank-level. Having this new leverageable (or growth) capital at our affiliate bank-level will greatly aid in helping us attain our lofty goal for growth and driving our earnings in a positive fashion in future periods.

By continuing to utilize its “playbook” to achieve profitable growth, Management is very optimistic about the Company’s future prospects. In addition, we will continue focusing on building our infrastructure (or, foundation) to support further growth while achieving greater efficiencies. We are strongly committed to remaining relevant within our industry by investing in our technology and support/ origination/service platforms. Ultimately, our vision is to be a leader amongst community banks in digital transformation--- having complete channel integration and offering mobility to our customers; thereby, serving them on their terms and through their preferred channels. We have started this initiative and believe that, for a community-minded bank, we will have a complete digital solution that will be highly appealing to our target clientele. Coupling this investment in technology with continued investment in growing our Company through acquisition and new branch construction in key complementary markets, we firmly believe that we can continue to grow at acceptable levels while remaining very profitable.

The Company purchased land in Moundsville, West Virginia, and has started the construction of a new banking center in this very vibrant community in the heart of the proposed ethane cracker region. This will be the Company’s first full service office in the State of West Virginia and this new location will further enhance our developing footprint in the Upper Ohio Valley Region (which is our traditional market). In addition, this new banking center will nicely complement our expansion into Powhatan Point, Ohio, which is across the Ohio River from this new and exciting market. We anticipate that our new Moundsville Banking Center will be open for business early in the second quarter of this year. Even with the high level of growth that we experienced over the course of the past several quarters, we continued to maintain our overall profitability. With our record earnings in 2019, our Company had a return on equity (ROE) of 12.5% and a return on assets (ROA) of 1.07%. For many quarters, we have stated that our pursuit of growth must be accomplished in a satisfactorily profitable fashion. We are extremely delighted that we are presently achieving this and strongly anticipate this trend will carry into 2020.

Earning Assets – Loans

The Company’s gross loans totaled $441.5 million at December 31, 2019, representing a 7.8% increase over the $409.7 million at December 31, 2018. Average loans totaled $420.5 million for 2019, representing an 10.1% increase compared to average loans of $382.0 million for 2018.

The increase in gross loans from December 31, 2018 to December 31, 2019 was primarily an increase in commercial and commercial real estate loans by $37.5 million.

The Company's commercial and commercial real estate loan portfolio represents 80.3% of the total portfolio at December 31, 2019, compared to 77.4% at December 31, 2018. During this past year, we found many new customers within our lending areas and our focus continues on our small business customers that operate in our defined market area. We utilize all the SBA, Ohio Department of Development and State of Ohio loan programs as well as local revolving loan funds to best fit the needs of our customers.

The Company’s installment lending portfolio represented 2.2% of the total portfolio at December 31, 2019, compared to 3.4% at December 31, 2018. Competition for installment loans principally comes from the captive finance companies offering low to zero percent financing for extended terms.

The Company's residential real estate portfolio represents 17.5% of the total portfolio at December 31, 2019, compared to 19.2% at December 31, 2018. Residential real estate loans are comprised of 1, 3, and 5-year adjustable-rate mortgages and 15-year fixed rate loans used to finance 1-4 family units. The Company also offers fixed-rate real estate loans through our Secondary Market Real Estate Mortgage Program. Once these fixed rate loans are originated and immediately sold without recourse in what is referred to as the secondary market, the Company does not assume credit risk or interest rate risk in this portfolio. This arrangement is quite common in banks and saves our customers from looking elsewhere for their home financing needs.

The Company did recognize a gain on the sale of secondary market loans of $54,000 in 2019 and a gain of $66,000 in 2018.

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

Earning Assets – Securities and Federal Funds Sold

The securities portfolio is comprised of U.S. Government agency-backed securities, tax-exempt obligations of state and political subdivisions and certain other investments. Securities available for sale at December 31, 2019 increased approximately $64.8 million from December 31, 2018 totals. The increase in the balances of securities available for sale is part of the Company’s strategy to maintain a highly liquid base of earning assets that are readily available to fund new loan growth, as needed.

Sources of Funds – Deposits

The Company’s primary source of funds is retail core deposits from individuals and business customers. These core deposits include all categories of time deposits,

excluding certificates of deposit greater than $250,000. Total deposits increased $22.6 million or 4.3% from $525.4 million at December 31, 2018 to $548.1 million at December 31, 2019. Overall total deposit growth was mainly focused on interest bearing money market accounts and certificate of deposit accounts.

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

Certificates of deposit greater than $250,000 are not considered part of core deposits and as such are used to balance rate sensitivity as a tool of funds management. At December 31, 2019, certificates of deposit greater than $250,000 decreased $2.0 million, from December 31, 2018 totals.

Alternative financial products are continuously being introduced by our competition whether through traditional banks or brokerage services companies. As a result of this competition, the Company does offer full service brokerage services through LPL Financial®.

Sources of Funds – Securities Sold Under Agreements to Repurchase and Other Borrowed Funds

Other interest-bearing liabilities include securities sold under agreements to repurchase, and Federal Home Loan Bank (“FHLB”) advances. Securities sold under agreements to repurchase decreased approximately $1.1 million from December 31, 2018 to December 31, 2019.

Advances from the Federal Home Loan Bank (FHLB) increased $39.6 million from December 31, 2018 to December 31, 2019.

On May 14, 2019 the Company issued $20,000,000 of junior subordinated debentures in denominations of not less than $250,000. The debentures bear interest at a fixed rate of 6.0% until May 2024, which then becomes a floating interest rate equal to the three-month LIBOR (or an equivalent index) plus 3.625%, resetting quarterly. Interest on the subordinated notes will be payable semiannually through May 2024 and quarterly thereafter through the maturity date of May 2029. Principal is due upon maturity. The debentures are unsecured and payable to various investors. For purposes of computing regulatory capital, the debentures are included in Tier 2 Capital. The subordinated notes may not be repaid in whole or in part prior to the fifth anniversary of the issue date (May 2019).

Performance Overview 2019 to 2018

Net Income

The Company reported basic and diluted earnings per share of $1.19 and net income of $6,810,000 for the year ended December 31, 2019, an increase of $2.5 million, or 59.0%, over net income of $4,282,000 for the year ended December 31, 2018.

Net Interest Income

Net interest income, by definition, is the difference between interest income generated on interest-earning assets and the interest expense incurred on interest-bearing liabilities. Various factors contribute to changes in net interest income, including volumes, interest rates and the composition or mix of interest-earning assets in relation to interest-bearing liabilities. Comparing the year ended December 31, 2019 to 2018, the Company’s net interest margin was 3.67% compared to 3.84%, a decrease of 17 basis points.

Average interest-earning assets increased $117.3 million in 2019 as compared to 2018 while the associated weighted-average yield on these interest-earning assets increased from 4.50% in 2018 to 4.69% for 2019. Average interest-bearing liabilities increased $85.0 million in 2019 as compared to 2018, while the associated weighted-average costs on these interest-bearing liabilities increased from 0.83% in 2018 to 1.31% in 2019.

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

Gross loans were up $31.9 million year-over-year to a level of $441.5 million as of December 31, 2019. During this same period, the Company’s non-accrual loans increased $207,000, or 16.6%, to a level of $1.5 million and net loans charged off were up by $342,000, or 132.4%, to a level of $601,000 (exclusive of overdraft charge off). With the strong growth in loans and the increase in non-accrual loans, the Company increased the provision for loan losses which was $908,000 for the year ended December 31, 2019 compared to $297,000 for the year ended December 31, 2018, an increase of $611,000 year-over-year. Total allowance for loan losses to total loans was 0.51% and the total allowance for loan losses to nonperforming loans was 153.6% at year end 2019, compared to 0.50% and 164.04% at year end 2018.

Noninterest Income

Total noninterest income is made up of bank-related fees and service charges, as well as other income producing services , sales of loans in the secondary market, ATM income, early redemption penalties for certificates of deposit, safe deposit rental income, internet bank service fees, earnings on bank-owned life insurance and other miscellaneous items.

Noninterest income for the year ended December 31, 2019 was $3.9 million, an increase of $228,000, or 6.2%, compared to $3.7 million for the year ended December 31, 2018. The majority of this increase is related to a $235,000 increase in service charges on deposit accounts.

Noninterest Expense

In 2019, our Company saw its overall noninterest expense levels increase as we continue to build for the future and support our overall mission for growth. Most of the increase in our noninterest expense levels occurred in the following areas: hiring additional credit personnel to support the loan platform, we hired a Treasury Management Specialist, added to the depth of our Marketing Department, brought in an individual to lead our front line team to enhance the overall customer experience; and we enhanced our Information Technology function to better manage risk and serve our valued customers. Overall noninterest expense for 2019 increased $59,000, as compared to 2018.

Salaries and employee benefits increased $812,000, or

10.2%, from 2018 to 2019. As described above, additional personnel were added to support our growing Company and we had an increased level of personnel from the 2018 acquisition of Powhatan Point Community Bancshares, Inc.

Professional fees decreased $881,000, or 40.5% for 2019 as compared to 2018. This decrease is the 2018 merger expenses of approximately $1.3 million for the Powhatan Point Community Bancshares (Powhatan Point) merger.

Marketing expense decreased $110,000, or 22.3%, for 2019 as compared to 2018.

Other expenses increased $273,000, or 11.4%. Items contributing to this increase were ATM expense of $58,000 as we issue and grow our debit card usage. Internet bank expense increased $39,000, which is also related to the growth in the number of depository accounts and increased usage.

Income tax expense for 2019 was $599,000 compared to $800,000 in 2018, a decrease of $201,000. The Company’s effective income tax rate was 8.1% in 2019 and 15.7% in 2018. Refer to note Note 9 Income Taxes for a reconciliation of the effective tax rate for the Company.

Asset/Liability Management and Sensitivity to Market Risks

In the environment of changing business cycles, interest rate fluctuations and growing competition, it has become increasingly difficult for banks to produce adequate earnings on a consistent basis. Although management can anticipate changes in interest rates, it is not possible to reliably predict the magnitude of interest rate changes. As a result, the Company must establish a sound asset/liability management policy, which will minimize exposure to interest rate risk while maintaining an acceptable interest rate spread and insuring adequate liquidity.

The principal goal of asset/liability management – earnings management – can be accomplished by establishing decision processes and control procedures for all bank assets and liabilities. Thus, the full scope of asset/liability management encompasses the entire balance sheet of the Company. The broader principal components of asset/ liability management include, but are not limited to liquidity planning, capital planning, gap management and spread management.

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

(In thousands)	2019	2018
Noninterest income
Customer service fees	$2,843	$2,608
Gains on sales of loans	54	66
Other income	991	986
Total noninterest income	$3,888	$3,660
Noninterest expense
Salaries and employee benefits	$8,776	$7,964
Occupancy and equipment	2,263	2,140
Provision for losses on foreclosed real estate	-	71
Professional services	1,292	2,173
Insurance	468	433
Deposit insurance premiums	75	190
Franchise and other taxes	408	364
Marketing expense	383	493
Printing and office supplies	136	165
Other expenses	2,681	2,430
Total noninterest expense	$16,482	$16,423

Gap is defined as the dollar difference between rate sensitive assets and rate sensitive liabilities with respect to a specified time frame. A gap has three components – the asset component, the liability component, and the time component. Gap management involves the management of all three components.

Gap management is defined as those actions taken to measure and match rate-sensitive assets to rate-sensitive liabilities. A rate-sensitive asset is any interest-earning asset, which can be repriced to a market rate in a given time frame. Similarly, a rate-sensitive liability is any interest-bearing liability, which can have its interest rate changed to a market rate during the specified time period. Caps, collars and prepayment penalties may prevent certain loans and securities from adjusting to the market rate.

A negative gap is created when rate-sensitive liabilities exceed rate-sensitive assets and conversely a positive gap occurs when rate-sensitive assets exceed rate-sensitive liabilities. Generally, a negative gap position will cause profits to decline in a rising interest rate environment and cause profits to increase in a falling interest rate environment. Conversely, a positive gap will cause profits to decline in a falling interest rate environment and increase is a rising interest rate environment. The Company’s goal is to have acceptable profits under any interest rate environment. To avoid volatile profits as a result of interest rate fluctuations, the Company attempts to match interest rate sensitivities. The Company achieves this by pricing both the asset and liability components to yield a sufficient interest rate spread, so that profits will remain relatively consistent across interest rate cycles.

Management of the income statement is called spread management and is defined as managing investments, loans, and liabilities to achieve an acceptable spread between the Company’s return on its earning assets and its cost of funds. Gap management without consideration of interest spread can cause unacceptably low profit margins. Spread management without consideration of gap positions can cause acceptable profits in some interest rate environments and unacceptable profits in others. A sound asset/liability management program combines gap and spread management into a single cohesive system.

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

The projected volatility of the net present value at both December 31, 2019 and 2018 fall within the general guidelines established by the Board of Directors. The 2019 NPV table shows that in a falling interest rate environment, in the event of a 100 basis point change, the NPV would decrease 7%, and with a 200 basis point change, the NPV would decrease 18%. This decrease is the result of fixed-rate certificates of deposit not repricing in lock step with an immediate downward rate adjustment of 100 and 200 basis points. The other consideration is that once rates decrease 100 or 200 basis points from current levels, we tend to reach a floor on how low depository rates can adjust downward.

In an upward change in interest rates, the Company’s NPV would increase basically 0% with a 100 basis point interest rate increase. In a 200 basis point rate increase, the Company’s NPV would decrease 1%. This decrease is attributable to a portion of the Company’s deposit pricing tied to the overnight borrowing rate.

(Dollars in Thousands)
Net Portfolio Value - December 31, 2019

Change in Rates	$ Amount	$ Change	% Change
+200	128,125	(1,628)	-1%
+100	129,388	(365)	0%
Base	129,752
-100	120,886	(8,866)	-7%
-200	105,871	(23,882)	-18%

(Dollars in Thousands)
Net Portfolio Value - December 31, 2018

Change in Rates	$ Amount	$ Change	% Change
+200	134,438	8,102	6%
+100	134,450	5,114	4%
Base	129,336
-100	117,270	(12,066)	-9%
-200	98,346	(30,990)	-24%

The following table is a summary of selected quarterly results of operations for the years ended December 31, 2019 and 2018.

	Three Months Ended
	March 31	June 30	September 30	December 31
	(In thousands, except per share data)
	2019
Total interest income	$6,315	$6,648	$6,921	$7,150
Total interest expense	1,207	1,469	1,726	1,721

Net interest income	5,108	5,179	5,195	5,429

Provision for losses on loans	90	120	120	578
Other income	945	947	1,003	993
General, administrative and other expense	4,162	4,172	4,162	3,986

Income before income taxes	1,801	1,835	1,916	1,858
Federal income taxes	187	188	135	89

Net income	1,614	1,646	1,781	1,769

Earnings per share
Basic	0.28	0.29	0.31	0.31
Diluted	0.28	0.29	0.31	0.31

	Three Months Ended
	March 31	June 30	September 30	December 31
	(In thousands, except per share data)
	2018
Total interest income	$4,625	$5,107	$5,523	$6,065
Total interest expense	523	707	893	1,055

Net interest income	4,102	4,400	4,630	5,010

Provision for losses on loans	57	72	72	96
Other income	880	888	897	995
General, administrative and other expense	3,579	3,754	3,855	5,235

Income before income taxes	1,346	1,462	1,600	674
Federal income taxes	198	250	269	83

Net income	1,148	1,212	1,331	591
Earnings per share
Basic	0.23	0.23	0.25	0.11
Diluted	0.23	0.23	0.25	0.11

Average Balances, Net Interest Income and Yields Earned and Rates Paid

The following table provides average balance sheet information and reflects the taxable equivalent average yield on interest-earning assets and the average cost of interest-bearing liabilities for the years ended December 31, 2019 and 2018. The yields and costs are calculated by dividing income or expense by the average balance of interest-earning assets or interest-bearing liabilities.

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

	2019			2018
(Dollars In thousands)		Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-earning assets
Loans (1)	$420,487	21,803	5.19%	$382,164	18,885	4.94%
Taxable securities - AFS	48,911	996	2.04	45,250	765	1.69
Tax-exempt securities - AFS (1)	106,528	4,687	4.40	35,424	1,493	4.21
Federal funds sold	17,285	333	1.93	12,958	197	1.59
FHLB stock and other	4,049	211	5.21	4,179	249	5.91
Total interest-earning assets	597,260	28,030	4.69	479,975	21,589	4.50

Noninterest-earning assets
Cash and due from banks	5,405			2,000
Premises and equipment (net)	12,232			11,838
Other nonearning assets	22,787			20,274
Less: allowance for loan losses	(2,127)			(2,085)
Total noninterest-earning assets	38,297			32,027
Total assets	635,557			512,002

Liabilities & stockholders’ equity
Interest-bearing liabilities
Demand deposits	$209,810	2,381	1.13%	$183,754	1,433	0.78%
Savings deposits	109,806	188	0.17	88,900	54	0.06
Time deposits	112,211	2,258	2.01	77,558	1,104	1.42
FHLB advances	27	1	3.70	14,393	299	2.08
Federal funds purchased	8,933	185	2.07	162	9	5.56
Subordinated debentures	16,276	975	5.99	4,124	143	3.47
Repurchase agreements	9,699	136	1.40	12,874	136	1.06
Total interest-bearing liabilities	466,762	6,124	1.31	381,756	3,178	0.83

Noninterest-bearing liabilities
Demand deposits	109,349			80,243
Other liabilities	5,054			3,102
Total noninterest-bearing liabilities	114,403			83,345
Total liabilities
Total stockholders’ equity	54,392			46,904
Total liabilities & stockholders’ equity	$635,557			$512,002
Net interest income		$21,906			$18,411
Net interest spread			3.38%			3.67%

Net yield on interest-earning assets			3.67%			3.84%

                     • For purposes of this schedule, nonaccrual loans are included in loans.

                     • Fees collected on loans are included in interest on loans.

                     (1) Shown on a tax equivalent basis.

Rate/Volume Analysis

The table below describes the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities have affected interest income and expense during 2019. For purposes of this table, changes in interest due to volume and rate were determined using the following methods:

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

Capital Resources

Internal capital growth, through the retention of earnings, is the primary means of maintaining capital adequacy for the Bank. The Company’s stockholders’ equity was $59.9 million and $50.6 million at December 31, 2019 and 2018, respectively. Total stockholders’ equity in relation to total assets was 8.74% at December 31, 2019 and 8.54% at December 31, 2018. Please refer to the Consolidated

	2019 Compared to 2018
	Increase/(Decrease)
(In thousands)		Change	Change
	Total	Due To	Due To
	Change	Volume	Rate
Interest and dividend income
Loans	$2,918	1,956	962
Taxable securities available for sale	231	65	166
Tax-exempt securities available for sale	3,194	3,126	68
Federal funds sold	136	76	60
FHLB stock and other	(38)	(8)	(30)

Total interest and dividend income	6,441	5,215	1,226
Interest expense
Demand deposits	948	225	723
Savings deposits	134	15	119
Time deposits	1,154	599	555
FHLB advances	(298)	(429)	131
Federal funds purchased	176	185	(9)
Subordinated debentures	832	-	832
Repurchase agreements	-	(38)	38
Total interest expense	2,946	557	2,389

Net interest income	$3,495	4,658	(1,163)

Statements of Stockholders’ Equity for a detailed roll forward of stockholders’ equity from 2018 to 2019.

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

The Company’s Articles of Incorporation permits the creation of a class of preferred shares with 2,000,000 authorized shares. If utilized, this will enable the Company, at the option of the Board of Directors, to issue series of preferred shares in a manner calculated to take advantage of financing techniques which may provide a lower effective cost of capital to the Company. The class of preferred shares provides greater flexibility to the Board of Directors in structuring the terms of equity securities that may be issued by the Company. As of December 31, 2019 the Company has not issued any preferred shares.

On May 14, 2019 the Company issued $20,000,000 of junior subordinated debentures in denominations of not less than $250,000. The debentures bear interest at a fixed rate of 6.0% until May 2024, which then becomes a floating interest rate equal to the three-month LIBOR (or an equivalent index) plus 3.625%, resetting quarterly. Interest on the subordinated notes will be payable semiannually through May 2024 and quarterly thereafter through the maturity date of May 2029. Principal is due upon maturity. The debentures are unsecured and payable to various investors. For purposes of computing regulatory capital, the debentures are included in Tier 2 Capital. The subordinated notes may not be repaid in whole or in part prior to the fifth anniversary of the issue date (May 2019).

In 2005, a Delaware statutory business trust owned by the Company, United Bancorp Statutory Trust I (“Trust I” or the

Trust”), issued $4.1 million of mandatorily redeemable debt securities. The sale proceeds were utilized to purchase $4.1 million of the Company’s subordinated debentures. The Company’s subordinated debentures are the sole asset of Trust I. The Company’s investment in Trust I is not consolidated herein as the Company is not deemed the primary beneficiary of the Trust. However, the $4.1 million of mandatorily redeemable debt securities issued by the Trust are includible for regulatory purposes as a component of the Company’s Tier 1 Capital. The interest rate is a variable rate per annum, reset quarterly, equal to three-month LIBOR plus 1.35% and is payable quarterly.

The $4.1 million of net proceeds received by the Company was primarily utilized to fund a $3.4 million note receivable from an Employee Stock Option Plan (ESOP). The ESOP in turn utilized the note proceeds to purchase $3.4 million of the Company’s treasury stock.

Liquidity

Liquidity relates primarily to the Company's ability to fund loan demand, meet deposit customers' withdrawal requirements and provide for operating expenses. Assets used to satisfy these needs consist of cash and due from banks, federal funds sold and securities available-for-sale. These assets are commonly referred to as liquid assets. Liquid assets were $203.8 million at December 31, 2019, compared to $149.2 million at December 31, 2018. Management recognizes securities may need to be sold in the future to help fund loan demand and, accordingly, as of December 31, 2019, $188.8 million of the securities portfolio was classified as available for sale. The Company’s residential real estate portfolio can and has been readily used to collateralize borrowings as an additional source of liquidity. Management believes its current liquidity level is sufficient to meet cash requirements.

The Cash Flow Statements for the periods presented provide an indication of the Company’s sources and uses of cash as well as an indication of the ability of the Company to maintain an adequate level of liquidity. A discussion of the cash flow statements for 2019 and 2018 follows.

Net cash provided by operating activities totaled $8.5 million and $5.8 million for the years ended December 31, 2019 and 2018, respectively. The adjustments to reconcile net income to net cash from operating activities consisted mainly of depreciation and amortization of premises and equipment and intangibles, gain on sales of loans, securities and other assets, the provision for loan losses, Federal Home Loan Bank stock dividends, net amortization of securities and net changes in other assets and liabilities.

Net cash used in investing activities totaled $95.8 million for the year ended December 31, 2019. For year ended December 31, 2018 net cash used by investing activities totaled $62.5 million. The changes in net cash from investing activities include loan growth, security purchases as well as normal maturities, security calls and reinvestments of securities and premises and equipment expenditures.

Net cash provided by financing activities totaled $76.9 million and $67.7 for the years ended December 31, 2019 and 2018, respectively. The net cash provided by financing activities in 2019 was primarily attributable to an increase in deposits net of repayments in borrowings from the Federal Home Loan Bank. The net cash provided by financing activities in 2018 was primarily attributable to an increase in total deposits.

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

Report of Independent Registered Public Accounting Firm

To the Shareholders, Board of Directors and Audit Committee

United Bancorp, Inc.

Martins Ferry, Ohio

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of United Bancorp, Inc. (the "Company") as of December 31, 2019 and 2018, the related consolidated statements of income, comprehensive income, stockholders' equity and cash flows for each of the years in the two-year period ended December 31, 2019, and the related notes (collectively referred to as the "financial statements"). In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

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

Cincinnati, Ohio March 20, 2020

United Bancorp, Inc.

Consolidated Balance Sheets

December 31, 2019 and 2018

(In thousands, except share data)

	2019	2018
Assets
Cash and due from banks	$5,697	$15,573
Interest-bearing demand deposits	9,288	9,680
Cash and cash equivalents	14,985	25,253

Available-for-sale securities	188,785	123,991
Loans, net of allowance for loan losses of $2,231 and $2,043 at December 31, 2019 and 2018, respectively	439,317	407,640
Premises and equipment	12,402	12,117
Federal Home Loan Bank stock	4,012	4,243
Foreclosed assets held for sale, net	819	91
Core deposit and other intangible assets	1,542	1,692
Accrued interest receivable	2,697	1,798
Bank-owned life insurance	17,196	13,115
Other assets	3,951	3,273
Total Assets	$685,706	$593,213
Liabilities and Stockholders’ Equity
Liabilities
Deposits
Demand	$334,380	$309,505
Savings	108,218	111,251
Time	105,471	104,687
Total deposits	548,069	525,443
Securities sold under repurchase agreements	6,915	8,068
Federal Home Loan Bank advances	39,800	106
Subordinated debentures	23,543	4,124
Deferred federal income tax	1,736	219
Interest payable and other liabilities	5,721	4,610
Total liabilities	625,784	542,570
Stockholders’ Equity
Preferred stock, no par value, authorized 2,000,000 shares; no shares issued	––	––
Common stock, $1 par value; authorized 10,000,000 shares; issued 2019 – 5,959,351 shares, 2018 - 5,926,851 shares; outstanding 2019 – 5,516,203, 2018 – 5,739,203	5,959	5,927
Additional paid-in capital	22,871	22,556
Retained earnings	27,905	24,321
Stock held by deferred compensation plan; 2019 – 176,134 shares, 2018 – 182,457 shares	(1,659)	(1,701)
Unearned ESOP compensation	(228)	(404)
Accumulated other comprehensive income (loss)	5,536	(10)
Treasury stock, at cost 2019 – 42,400 shares, 2018 – 5,744 shares	(462)	(46)
Total stockholders’ equity	59,922	50,643
Total liabilities and stockholders’ equity	$685,706	$593,213

See Notes to Consolidated Financial Statements

United Bancorp, Inc.

Consolidated Statements of Income

Years Ended December 31, 2019 and 2018

(In thousands except per share data)

	2019	2018
Interest and Dividend Income
Loans	$21,790	$18,875
Securities
Taxable	996	765
Tax-exempt	3,704	1,234
Federal funds sold	333	197
Dividends on Federal Home Loan Bank and other stock	211	249
Total interest and dividend income	27,034	21,320
Interest Expense
Deposits	4,827	2,591
Borrowings	1,296	587
Total interest expense	6,123	3,178
Net Interest Income	20,911	18,142
Provision for Loan Losses	908	297
Net Interest Income After Provision for Loan Losses	20,003	17,845
Noninterest Income
Customer service fees	2,843	2,608
Net gains on loan sales	54	66
Earnings on bank-owned life insurance	533	477
Bank-owned life insurance death benefit	––	100
Other	458	409
Total noninterest income	3,888	3,660
Noninterest Expense
Salaries and employee benefits	8,776	7,964
Net occupancy and equipment expense	2,263	2,140
Provision for losses on foreclosed real estate	––	71
Professional fees	1,292	2,173
Insurance	468	433
Deposit insurance premiums	75	190
Franchise and other taxes	408	364
Marketing expense	383	493
Printing and office supplies	136	165
OREO and repossession losses	5	27
Other	2,676	2,403
Total noninterest expense	16,482	16,423

Income Before Federal Income Taxes	7,409	5,082
Provision for Federal Income Taxes	599	800
Net Income	$6,810	$4,282
Basic Earnings Per Share	$1.19	$0.82
Diluted Earnings Per Share	$1.19	$0.82

See Notes to Consolidated Financial Statements

United Bancorp, Inc.

Consolidated Statements of Comprehensive Income

Years Ended December 31, 2019 and 2018

(In thousands)

	2019	2018
Net income	$6,810	$4,282
Other comprehensive income (loss), net of tax
Unrealized holding gains on available-for-sale securities during the period, net of taxes of $1,622 and $199 for each respective period	6,107	749
Change in funded status of defined benefit plan, net of tax benefits of $150 and $82 for each respective period	(564)	(309)
Amortization of prior service included in net periodic pension expense, net of tax benefits of $19 and $19 for each respective period	(70)	(70)
Amortization of net loss included in net periodic pension cost, net of taxes of $20 and $11 for each respective period	73	40

Comprehensive income	$12,356	$4,692

See Notes to Consolidated Financial Statements

United Bancorp, Inc.

Consolidated Statements of Stockholders’ Equity

Years Ended December 31, 2019 and 2018

(In thousands except per share data)

			Treasury	Shares		Accumulated
		Additional	Stock and	Acquired		Other
	Common	Paid-in	Deferred	By	Retained	Comprehensive
	Stock	Capital	Compensation	ESOP	Earnings	Loss	Total
Balance, January 1, 2018	$5,435	$18,020	$(1,717)	$(683)	$23,260	$(420)	$43,895

Net income	––	––	––	––	4,282	––	4,282
Other comprehensive loss	––	––	––	––	––	410	410
Share issuance in connection with merger	367	4,344	---	---	---	---	4,711
Cash dividends - $0.570 per share	––	––	––	––	(3,221)	––	(3,221)
Shares purchased for deferred compensation plan	––	30	(30)	––	––	––	––
Expense related to share-based compensation plans	––	287	––	––	––	––	287
Restricted stock activity	125	(125)	---	––	––	––	---
Amortization of ESOP	––		––	279	––	––	279
Balance, December 31, 2018	5,927	22,556	(1,747)	(404)	24,321	(10)	50,643

Net income	––	––	––	––	6,810	––	6,810
Other comprehensive income	––	––	––	––	––	5,546	5,546
Cash dividends - $0.545 per share	––	––	––	––	(3,226)	––	(3,226)
Shares purchased for deferred compensation plan	––	(42)	42	––	––	––	––
Shares purchased for treasury stock	––	---	(416)	––	––	––	(416)
Expense related to share-based compensation plans	––	293	––	––	––	––	293
Restricted stock activity	32	(32)	––	––	––	––	––
Amortization of ESOP	––	96	––	176	––	––	272

Balance, December 31, 2019	$5,959	$22,871	$(2,121)	$(228)	$27,905	$5,536	$59,922

See Notes to Consolidated Financial Statements

United Bancorp, Inc.

Consolidated Statements of Cash Flows

Years Ended December 31, 2019 and 2018

(In thousands)

	2019	2018
Operating Activities
Net income	$6,810	$4,282
Items not requiring (providing) cash
Depreciation and amortization	1,040	974
Provision for loan losses	908	297
Provision for losses on foreclosed real estate	––	70
Amortization of premiums and discounts on securities-net	326	135
Amortization of intangible assets	150	42
Deferred income taxes	42	375
Originations of loans held for sale	(2,796)	(3,064)
Proceeds from sale of loans held for sale	2,850	3,130
Net gains on sales of loans	(54)	(66)
Amortization of ESOP	272	280
Expense related to share-based compensation plans	293	287
Loss on sale of real estate and other repossessed assets	5	27
Increase in cash surrender value of bank-owned life insurance	(81)	(389)
Gain on sale of fixed assets	(8)	––
Amortization of debt issuance costs	36	––
Changes in
Accrued interest receivable	(898)	(660)
Other assets	(1,188)	589
Interest payable and other liabilities	910	(554)

Net cash provided by operating activities	8,617	5,755

Investing Activities
Purchases of available-for-sale securities	(102,645)	(78,117)
Sale of available-for-sale securities	45,255	23,865
Sale of interest-bearing time deposits	––	3,461
Net change in loans	(33,403)	(34,971)
Mandatory redemption of Federal Home Loan Bank Stock	231
Purchases of bank-owned life insurance	(4,000)	––
Purchases of premises and equipment, net	(1,336)	(785)
Net cash received from acquisition of Powhatan Point Community Bancshares, Inc.	––	23,457
Proceeds from sale of premises and equipment	19	––
Proceeds from sales of foreclosed assets	86	543

Net cash used in investing activities	(95,793)	(62,547)

See Notes to Consolidated Financial Statements

United Bancorp, Inc.

Consolidated Statements of Cash Flows (continued)

December 31, 2019 and 2018

(In thousands)

	2019	2018
Financing Activities
Net increase in deposits	$22,626	$83,884
Proceeds of Federal Home Loan Bank advances	39,800	---
Repayments of Federal Home Loan Bank advances	(106)	(9,916)
Proceeds from issuance of subordinated debentures, net of origination fees	19,383	---
Net change in securities sold under repurchase agreements	(1,153)	(3,017)
Repurchase of common stock	(416)
Cash dividends paid	(3,226)	(3,221)

Net cash provided by financing activities	76,908	67,730

Decrease (Increase) in Cash and Cash Equivalents	(10,268)	10,938

Cash and Cash Equivalents, Beginning of Year	25,253	14,315

Cash and Cash Equivalents, End of Year	$14,985	$25,253

Supplemental Cash Flows Information
Interest paid on deposits and borrowings	$6,098	$3,285

Federal income taxes paid	$25	$715

Supplemental Disclosure of Non-Cash Investing Activities
Transfers from loans to foreclosed assets held for sale	$818	$280

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

Cash Equivalents

The Company considers all liquid investments with original maturities of three months or less to be cash equivalents. At December 31, 2019 and 2018, cash equivalents consisted primarily of due from accounts with the Federal Reserve and other correspondent banks.

Currently, the FDIC’s insurance limits are $250,000. At December 31, 2019 and 2018, the Company’s various cash accounts did not exceed the federally insured limit of $250,000. At December 31, 2019 and 2018, the Company held $7,830,000 and $6,566,000 at the Federal Home Loan Bank and the Federal Reserve Bank, respectively, which are not subject to FDIC limits.

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

Loans Held for Sale

Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or fair value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income. At December 31, 2019 and 2018, the Company did not have any loans held for sale.

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

Uncertain tax positions are recognized if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination. The term more likely than not means a likelihood of more than 50 percent; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances and information available at the reporting date and is subject to management’s judgment. At December 31, 2019, the Company had no uncertain tax positions.

The Company recognizes interest and penalties on income taxes as a component of income tax expense.

The Company files consolidated income tax returns with its subsidiary. With a few exceptions, the Company is no longer subject to the examination by tax authorities for years before 2016.

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

Earnings Per Share

Basic earnings per share allocated to common stockholders is calculated using the two-class method and is computed by dividing net income allocated to common stockholders by the weighted average number of commons shares outstanding during the period. Diluted earnings per share is adjusted for the dilutive effects of stock based compensation and is calculated using the two-class method or the treasury method. There were no dilutive effects for the years ended December 31, 2019 and 2018.

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

The Company is required to maintain reserve funds in cash and/or on deposit with the Federal Reserve Bank. The reserve required at December 31, 2019 and 2018, was $5.8 million and $2.7 million, respectively.

Note 3:	Securities

The amortized cost and approximate fair values, together with gross unrealized gains and losses of securities are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In thousands)
Available-for-sale Securities:
December 31, 2019:
U.S. government agencies	$40,000	$––	$(472)	$39,528
Subordinated notes	4,500	36	(4)	4,532
State and municipal obligations	135,897	$8,993	(165)	144,725
Total debt securities	$180,397	$9,029	$(641)	$188,785

Available-for-sale Securities:
December 31, 2018:
U.S. government agencies	$45,250	$––	$(500)	$44,750
State and municipal obligations	$78,083	$1,194	$(36)	$79,241
Total debt securities	$123,333	$1,194	$(536)	$123,991

The amortized cost and fair value of available-for-sale securities at December 31, 2018, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Fair Value
	(In thousands)
Under 1 year	$6,000	$5,995
One to five years	38,500	38,065
Over ten years	135,897	144,725

Totals	$180,397	$188,785

The carrying value of securities pledged as collateral, to secure public deposits and for other purposes, was $46.8 million and $48.4 million at December 31, 2019 and 2018, respectively.

Certain investments in debt securities are reported in the financial statements at an amount less than their historical cost. The total fair value of these investments at December 31, 2019 and 2018, was $50.3 million and $49.9 million, which represented approximately 27% and 40%, respectively, of the Company’s available-for-sale investment portfolio.

Based on evaluation of available evidence, including recent changes in market interest rates, credit rating information and information obtained from regulatory filings, management believes the declines in fair value for these securities are temporary.

The following tables show the Company’s investments’ gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2019 and 2018:

	December 31, 2019
	Less than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
(In thousands)
US government agencies	$39,528	$(472)	$––	$––	$39,528	$(472)
Subordinated notes	996	$(4)	$––	$––	$996	$(4)
State and municipal obligations	$9,831	$(165)	$––	$––	$9,831	$(165)
Total temporarily impaired securities	$50,355	$(641)	$––	$––	$50,355	$(641)

	December 31, 2018
	Less than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
(In thousands)
US government agencies	$––	$––	$44,750	$(500)	$44,750	$(500)
State and municipal obligations	$5,182	$(36)	$––	$––	$5,182	$(36)
Total temporarily impaired securities	$5,182	$(36)	$44,750	$(500)	$49,932	$(536)

The unrealized losses on the Company’s investments in direct obligations of U. S. Government agencies and state and political obligation were caused by interest rate increases. The contractual terms of those investments do not permit the issuer to settle the securities at a price less than the amortized cost bases of the investments. Because the Company does not intend to sell the investments and it is not more likely than not the Company will be required to sell the investments before recovery of their amortized cost bases, which may be maturity, the Company does not consider those investments to be other-than-temporarily impaired at December 31, 2019.

Note 4:	Loans and Allowance for Loan Losses

Categories of loans at December 31, include:

	2019	2018
	(In thousands)
Commercial loans	$99,995	$93,690
Commercial real estate	254,651	223,461
Residential real estate	77,205	78,767
Installment loans	9,697	13,765

Total gross loans	441,548	409,683

Less allowance for loan losses	(2,231)	(2,043)

Total loans	$439,317	$407,640

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

The following tables present the balance in the allowance for loan losses and the recorded investment in loans based on portfolio segment and impairment method as of December 31, 2019 and 2018:

	2019
	Commercial	Commercial Real Estate	Residential	Installment	Unallocated	Total
	(In thousands)
Allowance for loan losses:
Balance, beginning of year	$389	$672	$519	$463	$––	$2,043
Provision charged to expense	196	551	180	(19)	––	908
Losses charged off	(18)	(431)	(141)	(180)	––	(770)
Recoveries	1	––	14	35	––	50
Balance, end of year	$568	$792	$572	$299	$––	$2,231
Ending balance: individually evaluated for impairment	$––	$––	$––	$––	$––	$––
Ending balance: collectively evaluated for impairment	$568	$792	$572	$299	$––	$2,231
Loans:
Ending balance: individually evaluated for impairment	$71	$371	$594	$––	$––	$1,036
Ending balance: collectively evaluated for impairment	$99,924	$254,280	$76,611	$9,697	$––	$440,512

	2018
	Commercial	Commercial Real Estate	Residential	Installment	Unallocated	Total
	(In thousands)
Allowance for loan losses:
Balance, beginning of year	$537	$843	$436	$218	$88	$2,122
Provision charged to expense	(151)	(173)	287	422	(88)	297
Losses charged off	––	––	(208)	(241)	––	(449)
Recoveries	3	2	4	64	––	73
Balance, end of year	$389	$672	$519	$463	$––	$2,043
Ending balance: individually evaluated for impairment	$––	$85	$––	$––	$––	$85
Ending balance: collectively evaluated for impairment	$389	$587	$519	$463	$––	$1,958
Loans:
Ending balance: individually evaluated for impairment	$57	$809	$––	$93	$––	$959
Ending balance: collectively evaluated for impairment	$93,633	$222,652	$78,767	$13,672	$––	$408,724

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

The following table shows the portfolio quality indicators as of December 31, 2019:

Loan Class	Commercial	Commercial Real Estate	Residential	Installment	Total
	(In thousands)
Pass Grade	$99,924	$249,563	$76,611	$9,697	$435,795
Special Mention	––	4,016	––	––	4,016
Substandard	71	1,072	594	––	1,737
Doubtful	––	––	––	––	––

	$99,995	$254,651	$77,205	$9,697	$441,548

The following table shows the portfolio quality indicators as of December 31, 2018:

Loan Class	Commercial	Commercial Real Estate	Residential	Installment	Total
	(In thousands)
Pass Grade	$93,620	$219,485	$78,767	$13,672	$405,544
Special Mention	––	2,710	––	––	2,710
Substandard	70	1,266	––	93	1,429
Doubtful	––	––	––	––	––

	$93,690	$223,461	$78,767	$13,765	$409,683

The Company evaluates the loan risk grading system definitions and allowance for loan losses methodology on an ongoing basis. No significant methodology changes were made during 2019 and 2018.

The following table shows the loan portfolio aging analysis of the recorded investment in loans as of December 31, 2019:

	30-59 Days Past Due and Accruing	60-89 Days Past Due and Accruing	Greater Than 90 Days and Accruing	Non Accrual	Total Past Due and Non Accrual	Current	Total Loans Receivable
	(In thousands)
Commercial	$129	$132	$––	$30	$291	$99,704	$99,995
Commercial real estate	––	214	197	348	759	253,892	254,651
Residential	448	––	29	1,074	1,551	75,654	77,205
Installment	58	1	––	––	59	9,638	9,697
Total	$635	$347	$226	$1,452	$2,660	$438,888	$441,548

The following table shows the loan portfolio aging analysis of the recorded investment in loans as of December 31, 2018:

	30-59 Days Past Due and Accruing	60-89 Days Past Due and Accruing	Greater Than 90 Days and Accruing	Non Accrual	Total Past Due and Non Accrual	Current	Total Loans Receivable
	(In thousands)
Commercial	$98	$94	$––	$––	$192	$93,498	$93,690
Commercial real estate	––	––	––	741	741	222,720	223,461
Residential	1,704	262	155	485	2,606	76,161	78,767
Installment	72	4	––	19	95	13,670	13,765
Total	$1,874	$360	$155	$1,245	$3,634	$406,049	$409,683

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

The following table presents impaired loans for the year ended December 31, 2019:

	Recorded Balance	Unpaid Principal Balance	Specific Allowance	Average Investment in Impaired Loans	Interest Income Recognized
	(In thousands)
Loans without a specific valuation allowance:
Commercial	$71	$71	$––	$71	$13
Commercial real estate	371	371	––	356	8
Real Estate	594	594	––	683	23

	1,036	1,036	––	1,110	44
Loans with a specific valuation allowance:
Commercial	$––	$––	$––	$––	$––
Commercial real estate	––	––	––	––	––
Real Estate	––	––	––	––	––

	$––	$––	$––	$––	$––

Total:
Commercial	$71	$71	$––	$71	$13
Commercial Real Estate	$371	$371	$––	$356	$8
Real Estate	$594	$594	$––	$683	$23

The following table presents impaired loans for the year ended December 31, 2018:

	Recorded Balance	Unpaid Principal Balance	Specific Allowance	Average Investment in Impaired Loans	Interest Income Recognized
	(In thousands)
Loans without a specific valuation allowance:
Commercial	$57	$57	$––	$59	$2
Commercial real estate	409	409	––	444	18
Installment	93	93	––	99	4

	559	559	––	602	24
Loans with a specific valuation allowance:
Commercial	$––	$––	$––	$––	$1
Commercial real estate	400	400	85	407	––
Installment	––	––	––	––	––

	400	400	85	407	1

Total:
Commercial	$57	$57	$––	$59	$3
Commercial Real Estate	$809	$809	$85	$851	$18
Installment	$93	$93	$––	$99	$4

At December 31, 2019 and 2018, the Company had certain loans that were modified in troubled debt restructurings and impaired.  The modification of terms of such loans included one or a combination of the following:  an extension of maturity, a reduction of the stated interest rate or a permanent reduction of the recorded investment in the loan.

The Company did not have any troubled debt restructurings that occurred during the year ended December 31, 2018. The following tables present information regarding troubled debt restructurings by class and by type of modification for the year ended December 31, 2019:

	Year Ended December 31, 2019
	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
		(In thousands)
Commercial	2	$83	$83

	Year Ended December 31, 2019
	Interest Only	Term	Combination	Total Modification
		(In thousands)
Commercial	$––	$83	$––	$83

During the 2019, troubled debt restructurings did not have an impact on the allowance for loan losses. At December 31, 2019 and 2018 and for the years then ended, there were no material defaults of any troubled debt restructurings that were modified in the last 12 months. The Company generally considers TDR’s that become 90 days or more past due under the modified terms as subsequently defaulted.

Note 5:	Premises and Equipment

Major classifications of premises and equipment, stated at cost, are as follows:

	2019	2018
	(In thousands)
Land, buildings and improvements	$18,297	$17,839
Furniture and equipment	14,220	13,359
Computer software	2,196	2,164
	34,713	33,362
Less accumulated depreciation	(22,311)	(21,245)
Net premises and equipment	$12,402	$12,117

Note 6:	Time Deposits

Time deposits in denominations of $250,000 or more were $14.0 million at December 31, 2019 and $16.0 million at December 31, 2018. At December 31, 2019, the scheduled maturities of time deposits are as follows:

(In thousands)
Due during the year ending December 31,
2020	$52,902
2021	38,655
2022	12,023
2023	1,161
2024	393
Thereafter	337
$105,471

Note 7:	Borrowings

At December 31, advances from the Federal Home Loan Bank were as follows:

	2019	2018
	(In thousands)
Maturities March 2019 through August 2025, primarily at fixed rates ranging from 4.64% to 6.65%, averaging 5.29%	$––	$106
Cash Management Advances maturities from January 2020 to March 2020 at floating rates averaging 1.73%	39,800	––
	$39,800	$106

At December 31, 2019 and 2018, as a member of the Federal Home Loan Bank system the Bank had the ability to obtain up to $119.0 million and $117.6 million, respectively, in additional borrowings based on securities and certain loans pledged to the FHLB. At December 31, 2019 and 2018, the Bank had approximately $79.7 million and $113.3 million, respectively of one- to four-family residential real estate and commercial real estate loans pledged as collateral for borrowings. Also at December 31, 2019 and 2018, the Company and the Bank have cash management lines of credit with various correspondent banks (excluding FHLB cash management lines of credit) enabling additional borrowings of up to $18.0 million.

Securities sold under repurchase agreements were approximately $6.9 million and $8.1 million at December 31, 2019 and 2018.

Securities sold under agreements to repurchase are financing arrangements whereby the Company sells securities and agrees to repurchase the identical securities at the maturities of the agreements at specified prices. Physical control is maintained for all securities sold under repurchase agreements. Information concerning securities sold under agreements to repurchase is summarized as follows:

	2019	2018
	(Dollars in thousands)
Balance outstanding at year end	$6,915	$8,068
Average daily balance during the year	$9,272	$12,874
Average interest rate during the year	1.37%	1.06%
Maximum month-end balance during the year	$13,441	$16,161
Weighted-average interest rate at year end	1.40%	1.13%

All repurchase agreements are subject to term and conditions of repurchase/security agreements between the Company and the customer and are accounted for as secured borrowings. The Company’s repurchase agreements reflected in short-term borrowings consist of customer accounts and securities which are pledged on an individual security basis.

The following table presents the Company’s repurchase agreements accounted for as secured borrowings:

Remaining Contractual Maturity of the Agreement

(In thousands)

December 31, 2019	Overnight and Continuous	Up to 30 Days	30-90 Days	Greater than 90 Days	Total
Repurchase Agreements
U.S government agencies	$6,915	$––	$––	$––	$6,915
Total	$6,915	$––	$––	$––	$6,915

December 31, 2018	Overnight and Continuous	Up to 30 Days	30-90 Days	Greater than 90 Days	Total
Repurchase Agreements
U.S government agencies	$8,068	$––	$––	$––	$8,068
Total	$8,068	$––	$––	$––	$8,068

Securities with an approximate carrying value of $9.4 million and $18.3 million at December 31, 2019 and 2018, respectively, were pledged as collateral for repurchase borrowings.

Note 8:	Subordinated Debentures

On May 14, 2019 the Company issued $20,000,000 of junior subordinated debentures in denominations of not less than $250,000. The debentures bear interest at a fixed rate of 6.0% until May 2024, which then becomes a floating interest rate equal to the three-month LIBOR (or an equivalent index) plus 3.625%, resetting quarterly. Interest on the subordinated notes will be payable semiannually through May 2024 and quarterly thereafter through the maturity date of May 2029. Principal is due upon maturity. The debentures are unsecured and payable to various investors. For purposes of computing regulatory capital, the debentures are included in Tier 2 Capital. The subordinated notes may not be repaid in whole or in part prior to the fifth anniversary of the issue date (May 2019). Unamortized debt costs were 580,787 as of December 31, 2019.

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

Subordinated debentures, net of unamortized debt costs, totaled $23.5 million and $4.1 million at December 31, 2019 and 2018, respectively.

Note 9:	Income Taxes

The provision for income taxes includes these components:

	2019	2018
	(In thousands)
Taxes currently payable	$557	$425
Deferred income taxes	42	375
Income tax expense	$599	$800

A reconciliation of income tax expense at the statutory rate to the Company’s actual income tax expense is shown below:

	2019	2018
	(In thousands)
Computed at the statutory rate (21%)	$1,556	$1,067
(Decrease) increase resulting from
Tax exempt interest	(780)	(262)
Earnings on bank-owned life insurance - net	(112)	(121)
Deferred tax re-valuation	—	—
Low income housing credit	(74)	(73)
Merger related expenses	—	55
Other	9	134
Actual tax expense	$599	$800

The tax effects of temporary differences related to deferred taxes shown on the balance sheets were:

	2019	2018
	(In thousands)
Deferred tax assets
Allowance for loan losses	$326	$292
Stock based compensation	138	282
Allowance for losses on foreclosed real estate	—	11
Deferred compensation and ESOP	494	521
Intangible assets	—	54
Non-accrual loan interest	8	11
Other	13	—
Total deferred tax assets	979	1,171

Deferred tax liabilities
Depreciation	(266)	(208)
Deferred loan costs, net	(73)	(97)
FHLB stock dividends	(321)	(321)
Unrealized gains on securities available for sale	(1,762)	(138)
Prepaid expenses	(48)	(163)
Intangibles	(138)	(280)
Employee benefit expense	(107)	(183)

Total deferred tax liabilities	(2,715)	(1,390)

Net deferred tax (liability) asset	$(1,736)	$(219)

Note 10:	Accumulated Other Comprehensive Income (Loss)

The components of accumulated other comprehensive income (loss), included in stockholders’ equity, are as follows:

	2019	2018
	(In thousands)
Net unrealized gain on securities available-for-sale	$8,389	$658
Net unrealized loss for funded status of defined benefit plan liability	(1,381)	(671)

	7,008	(13)
Tax effect	(1,472)	3

Net-of-tax amount	$5,536	$(10)

Note 11:	Regulatory Matters

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

As of December 31, 2019, the Company exceeded its minimum regulatory capital requirements with a total risk-based capital ratio of 16.7%, common equity tier 1 ratio of 13.1%, Tier 1 risk-based capital ratio of 14.0% and a Tier 1 leverage ratio of 9.5%.

As of December 31, 2019, the most recent notification from Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Bank must maintain capital ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank’s category.

The Company’s and Bank’s actual capital amounts and ratios are presented in the following table.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
As of December 31, 2019
Total Capital (to Risk-Weighted Assets)
Consolidated	$83,653	16.7%	$40,027	8.0%	N/A	N/A
Unified	68,953	13.8	39,972	8.0	$49,776	10.0%

Common Equity Tier 1 Capital (to Risk-Weighted Assets)
Consolidated	$57,422	11.5%	$22,515	4.5%	N/A	N/A
Unified	66,722	13.4	22,484	4.5	$32,355	6.5%

Tier I Capital (to Risk-Weighted Assets)
Consolidated	$61,422	12.3%	$30,020	6.0%	N/A	N/A
Unified	66,722	13.4	29,979	6.0	$39,821	8.0%

Tier I Capital (to Average Assets)
Consolidated	$61,422	9.5%	$30,020	4.0%	N/A	N/A
Unified	66,722	10.1	29,979	4.0	$33,10	5.0%

As of December 31, 2018
Total Capital (to Risk-Weighted Assets)
Consolidated	$53,461	12.0%	$35,720	8.0%	N/A	N/A
Unified	50,690	11.4	35,643	8.0	$44,554	10.0%

Common Equity Tier 1 Capital (to Risk-Weighted Assets)
Consolidated	$47,418	10.6%	$20,092	4.5%	N/A	N/A
Unified	48,647	10.9	20,049	4.5	$28,960	6.5%

Tier I Capital (to Risk-Weighted Assets)
Consolidated	$51,418	11.5%	$26,790	6.0%	N/A	N/A
Unified	48,647	10.9	26,733	6.0	$35,643	8.0%

Tier I Capital (to Average Assets)
Consolidated	$51,418	8.8%	$23,275	4.0%	N/A	N/A
Unified	48,647	8.4	23,189	4.0	$28,986	5.0%

Note 12:	Related Party Transactions

At December 31, 2019 and 2018, the Bank had loan commitments outstanding to executive officers, directors, significant stockholders and their affiliates (related parties). In management’s opinion, such loans and other extensions of credit and deposits were made in the ordinary course of business and were made on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons. Further, in management’s opinion, these loans did not involve more than normal risk of collectibility or present other unfavorable features. Such loans are summarized below.

	2019	2018
	(In thousands)
Aggregate balance – January 1	$14,106	$12,996
New loans	4,459	2,386
Repayments	(797)	(1,276)

Aggregate balance – December 31	$17,768	$14,106

Deposits from related parties held by the Bank at December 31, 2018 and 2018, totaled approximately $2.5 million and $2.3 million, respectively.

Note 13:	Benefit Plans

Pension and Other Postretirement Benefit Plans

The Company has a noncontributory defined benefit pension plan covering all employees who meet the eligibility requirements. The Company’s funding policy is to make the minimum annual contribution that is required by applicable regulations, plus such amounts as the Company may determine to be appropriate from time to time. The Company expects to contribute $378,000 to the plan in 2020.

In connection with the acquisition of Powhatan Point Community Bancshares, Inc., the Company assumed supplemental income agreements for certain individuals. The agreements provide for a fixed number of payments once the individual reaches normal retirement age. At December 31, 2019, the present value of these future payments was approximately $429,000.

The Company uses a December 31st measurement date for the plan. Information about the plan’s funded status and pension cost follows:

	Pension Benefits
	2019	2018
	(In thousands)
Change in benefit obligation
Beginning of year	$(4,157)	$(4,672)
Service cost	(299)	(302)
Interest cost	(218)	(221)
Actuarial (loss) gain	(1,276)	470
Benefits paid	362	568

End of year	(5,588)	(4,157)

Change in fair value of plan assets
Beginning of year	5,041	5,605
Actual return on plan assets	967	(417)
Employer contribution	465	421
Benefits paid	(362)	(568)

End of year	6,111	5,041

Funded status at end of year	$523	$884

Amounts recognized in accumulated other comprehensive loss not yet recognized as components of net periodic benefit cost consist of:

	Pension Benefits
	2019	2018
	(In thousands)
Unamortized net loss	$2,009	$1,388
Unamortized prior service	(581)	(670)

	$1,428	$718

The estimated net loss and prior service credit for the defined benefit pension plan that will be amortized from accumulated other comprehensive income as a credit into net periodic benefit cost over the next fiscal year is approximately $56,000. The accumulated benefit obligation for the defined benefit pension plan was $5.0 million and $3.8 million at December 31, 2019 and 2018, respectively.

Information for the pension plan with respect to accumulated benefit obligation and plan assets is as follows:

	December 31,
	2019	2018
	(In thousands)
Projected benefit obligation	$5,588	$4,157
Accumulated benefit obligation	$5,032	$3,840
Fair value of plan assets	$6,111	$5,041

	December 31,
	2019	2018
	(In thousands)
Components of net periodic benefit cost
Service cost	$299	$302
Interest cost	218	221
Expected return on plan assets	(468)	(445)
Amortization of prior service (credit) cost	(89)	(89)
Amortization of net loss	145	51

Net periodic benefit cost	$105	$40

Significant assumptions include:

	Pension Benefits
	2019	2018
Weighted-average assumptions used to determine benefit obligation:
Discount rate	4.39%	5.37%
Rate of compensation increase	3.50%	3.00%

Weighted-average assumptions used to determine benefit cost:
Discount rate	4.39%	5.37%
Expected return on plan assets	7.50%	7.50%
Rate of compensation increase	3.00%	3.00%

The Company has estimated the long-term rate of return on plan assets based primarily on historical returns on plan assets, adjusted for changes in target portfolio allocations and recent changes in long-term interest rates based on publicly available information. The long-term rate of return did not change from 2018 to 2019.

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid as of December 31, 2019:

Pension Benefits
(In thousands)
2020	$516
2021	639
2022	412
2023	329
2024	339
2025-2029	3,055

Total	$5,290

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

The asset allocation strategy of the plan is designed to allow flexibility in the determination of the appropriate investment allocations between equity and fixed income investments. This strategy is designed to help achieve the actuarial long term rate on plan assets of 7.5%. The target asset allocation percentages for both 2019 and 2018 are as follows:

Large-Cap stocks	Not to exceed 68%
Small-Cap stocks	Not to exceed 23%
Mid-Cap stocks	Not to exceed 23%
International equity securities	Not to exceed 30%
Fixed income investments	Not to exceed 35%
Alternative investments	Not to exceed 19%

At December 31, 2019 and 2018, the fair value of plan assets as a percentage of the total was invested in the following:

	December 31,
	2019	2018
Equity securities	70.6%	71.8%
Debt securities	29.1	27.0
Cash and cash equivalents	0.3	1.2

	100.0%	100.0%

Pension Plan Assets

Following is a description of the valuation methodologies used for pension plan assets measured at fair value on a recurring basis, as well as the general classification of pension plan assets pursuant to the valuation hierarchy.

Where quoted market prices are available in an active market, plan assets are classified within Level 1 of the valuation hierarchy. Level 1 plan assets include investments in mutual funds that involve equity, bond and money market investments. All of the Plan’s assets are classified as Level 1. If quoted market prices are not available, then fair values are estimated by using pricing models, quoted prices of plan assets with similar characteristics or discounted cash flows. In certain cases where Level 1 or Level 2 inputs are not available, plan assets are classified within Level 3 of the hierarchy. At December 31, 2019 and 2018, the Plan did not contain Level 2 or Level 3 investments.

The fair values of Company’s pension plan assets at December 31st, by asset category are as follows:

December 31, 2019
		Fair Value Measurements Using
Asset Category	Total Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In thousands)
Mutual money market	$186	$186	$––	$––
Mutual funds – equities
ETF mutual funds	3,404	3,404	––	––
Large and small Cap	317	317	––	––
International	419	419
Commodities	178	178	––	––
Mutual funds – fixed income
Fixed income	1,324	1,324	––	––
ETF fixed income	283	283	––	––

Total	$6,111	$6,111	$––	$––

December 31, 2018
		Fair Value Measurements Using
Asset Category	Total Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In thousands)
Mutual money market	$63	$63	$––	$––
Mutual funds – equities
ETF mutual funds	2,860	2,860	––	––
Large and small Cap	260	260	––	––
International	346	346
Commodities	149	149	––	––
Mutual funds – fixed income
Fixed income	996	996	––	––
ETF fixed income	367	367	––	––

Total	$5,041	$5,041	$––	$––

Employee Stock Ownership Plan

The Company has an Employee Stock Ownership Plan (“ESOP”) with an integrated 401(k) plan covering substantially all employees of the Company. The ESOP acquired 354,551 shares of Company common stock at $9.64 per share in 2005 with funds provided by a loan from the Company. Accordingly, $3.4 million of common stock acquired by the ESOP was shown as a reduction of stockholders’ equity. Shares are released to participants proportionately as the loan is repaid. Dividends on allocated shares are recorded as dividends and charged to retained earnings. Compensation expense is recorded equal to the fair market value of the stock when contributions, which are determined annually by the Board of Directors of the Company, are made to the ESOP. The Company’s 401(k) matching percentage was 50% of the employees’ first 6% of contributions for 2019 and 2018.

ESOP and 401(k) expense for the years ended December 31, 2019 and 2018 was approximately $272,000 and $280,000, respectively.

Share information for the ESOP is as follows at December 31, 2019 and 2018:

	2019	2018
Allocated shares at beginning of the year	$416,982	$407,268
Shares released for allocation during the year	23,635	23,635
Net shares distributed due to retirement/diversification	(52,841)	(61,192)
Unearned shares	23,635	47,271

Total ESOP shares	411,411	416,982

Fair value of unearned shares at December 31st	$338,000	$539,000

At December 31, 2019, the fair value of the 387,776 allocated shares held by the ESOP was approximately $5,545,000.

Split Dollar Life Insurance Arrangements

The Company has split-dollar life insurance arrangements with its executive officers and certain directors that provide certain death benefits to the executive’s beneficiaries upon his or her death. The agreements provide a pre- and post-retirement death benefit payable to the beneficiaries of the executive in the event of the executive’s death. The Company has purchased life insurance policies on the lives of all participants covered by these agreements in amounts sufficient to provide the sums necessary to pay the beneficiaries, and the Company pays all premiums due on the policies. In the case of an early separation from the Company, the nonvested executive portion of the death benefit is retained by the Company. The accumulated post retirement benefit obligation was $1.6 million at December 31, 2019 and December 31, 2018.

Note 14:	Restricted Stock Plan

During 2018, the Company’s stockholders authorized the adoption of the United Bancorp, Inc. 2018 Stock Incentive Plan (the “2018 Plan”). No more than 500,000 shares of the Company’s common stock may be issued under the 2018 Plan. As of December 31, 2019, 32,500 shares have been issued under this plan. The shares that may be issued can be authorized but unissued shares or treasury shares. The 2018 Plan permits the grant of incentive awards in the form of options, stock appreciation rights, restricted share and share unit awards, and performance share awards. The 2018 Plan contains annual limits on certain types of awards to individual participants. In any calendar year, no participant may be granted awards covering more than 25,000 shares.

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

A summary of the status of the Company’s nonvested restricted shares as of December 31, 2019, and changes during the year then ended, is presented below:

	Shares	Weighted- Average Grant-Date Fair Value
Nonvested, beginning of year	300,000	$10.23
Granted	32,500	11.35
Vested	(95,000)	8.40
Forfeited	––	––
Nonvested, end of year	237,500	$11.15

Total compensation cost recognized in the income statement for share-based payment arrangements during the years ended December 31, 2019 and 2018 was $293,000 and $287,000, respectively.

The recognized tax benefits related thereto were $62,000 and $55,000, for the years ended December 31, 2019 and 2018, respectively.

As of December 31, 2019 and 2018, there was $2,114,000 and $1,918,000, respectively, of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the Plan. That cost is expected to be recognized over a weighted-average period of 7.2 years.

Note 15:	Earnings Per Share

Earnings per share (EPS) were computed as follows:

	Year Ended December 31, 2019
	Net Income	Weighted- Average Shares	Per Share Amount
	(In thousands)
Net income	$6,810
Less allocated earnings on non-vested restricted stock	(111)
Less allocated dividends on non-vested restricted stock	(145)
Net income allocated to common stockholders	6,554
		5,525,965
Basic and diluted earnings per share			$1.19

	Year Ended December 31, 2018
	Net Income	Weighted- Average Shares	Per Share Amount
	(In thousands)
Net income	$4,282
Less allocated earnings on non-vested restricted stock	(59)
Less allocated dividends on non-vested restricted stock	(155)
Net income allocated to common stockholders	4,068
		4,952,471
Basic and diluted earnings per share			$0.82

Note 16:	Disclosures about Fair Value of Financial Instruments and Other Assets and Liabilities

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

The following tables present the fair value measurements of assets recognized in the accompanying balance sheets measured at fair value on a recurring basis and the level within the fair value hierarchy in which the fair value measurements fall at December 31, 2019 and 2018:

		December 31, 2019 Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In thousands)
U.S government agencies	$39,528	$––	$39,528	$––
Subordinated notes	$4,500	––	$4,532	––
State and Municipal Obligations	$144,725	––	$144,725	––

		December 31, 2018 Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In thousands)
U.S government agencies	$44,750	$––	$44,750	$––
State and Municipal Obligations	$79,241	––	$79,241	––

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

The following tables present the fair value measurements of assets recognized in the accompanying balance sheets measured at fair value on a non-recurring basis and the level within the fair value hierarchy in which the fair value measurements fall at December 31, 2019 and 2018:

December 31, 2019 Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
(In thousands)
Collateral dependent impaired loans	$––	$––	$––	$––
Foreclosed assets held for sale	––	––	––	––

		December 31, 2018 Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In thousands)
Collateral dependent impaired loans	$314	$––	$––	$314
Foreclosed assets held for sale	91	––	––	91

Unobservable (Level 3) Inputs

The following tables present quantitative information about unobservable inputs used in recurring and nonrecurring Level 3 fair value measurements.

	Fair Value at 12/31/19	Valuation Technique	Unobservable Inputs	Range
(In thousands)
Collateral-dependent impaired loans	$––	Market comparable properties	Comparability adjustments	Not available
Foreclosed assets held for sale	––	Market comparable properties	Marketability discount	10% – 35%

	Fair Value at 12/31/18	Valuation Technique	Unobservable Inputs	Range
	(In thousands)
Collateral-dependent impaired loans	$314	Market comparable properties	Comparability adjustments	Not available
Foreclosed assets held for sale	91	Market comparable properties	Marketability discount	10% – 35%

There were no significant changes in the valuation techniques used during 2019.

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

		Fair Value Measurements Using
	Carrying Amount	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In thousands)
December 31, 2019
Financial assets
Cash and cash equivalents	$14,985	$14,985	$––	$––
Loans, net of allowance	439,317	––	––	437,688
Federal Home Loan Bank stock	4,012	––	4,012	––
Accrued interest receivable	2,697	––	2,697	––

Financial liabilities
Deposits	548,069	––	548,130	––
Short term borrowings	6,915	––	6,915	––
Federal Home Loan Bank advances	39,800	––	39,800	––
Subordinated debentures	23,543	––	22,857	––
Interest payable	213	––	213	––

The classification of the assets and liabilities pursuant to the valuation hierarchy as of December 31, 2018 in the following table have not been audited. The fair value has been derived from the December 31, 2018 audited consolidated financial statements.

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

Commitments to Originate Loans, Letters of Credit and Lines of Credit

The fair value of commitments to originate loans is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair values of letters of credit and lines of credit are based on fees currently charged for similar agreements or on the estimated cost to terminate or otherwise settle the obligations with the counterparties at the reporting date. Fair values of commitments were not material at December 31, 2019 and 2018.

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

The Company invests in various investment securities. Investment securities are exposed to various risks such as interest rate, market and credit risks. Due to the level of risk associated with certain investment securities, it is possible that changes in the values of investment securities may occur and that such changes could affect the amounts reported in the accompanying statements of financial position.

Note 18:    Commitments and Credit Risk

At December 31, 2019 and 2018, total commercial and commercial real estate loans made up 80.3% and 77.4%, respectively, of the loan portfolio. Installment loans account for 2.2% and 3.4%, respectively, of the loan portfolio. Real estate loans comprise 17.5% and 19.2% of the loan portfolio as of December 31, 2019 and 2018, respectively, and primarily include first mortgage loans on residential properties and home equity lines of credit.

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

At December 31, 2019 and 2018, the Company had outstanding commitments to originate variable rate loans aggregating approximately $38.7 million and $21.3 million, respectively. The commitments extended over varying periods of time with the majority being disbursed within a one-year period.

Mortgage loans in the process of origination represent amounts that the Company plans to fund within a normal period of 60 to 90 days, some of which are intended for sale to investors in the secondary market. The Company did not have any mortgage loans in the process of origination which are intended for sale at December 31, 2019 or 2018.

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

The Company had $46,000 at both December 31, 2018 and 2019 in outstanding standby letters of credit. At both December 31, 2019 and 2018, the Company had no deferred revenue under standby letter of credit agreements.

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

At December 31, 2019, the Company had granted unused lines of credit to borrowers aggregating approximately $40.5 million and $38.6 million for commercial lines and open-end consumer lines, respectively. At December 31, 2018, the Company had granted unused lines of credit to borrowers aggregating approximately $34.1 million and $38.0 million for commercial lines and open-end consumer lines, respectively.

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

Under the new guidance, a lessee will be required to recognize assets and liabilities for all leases with lease terms of more than 12 months. Consistent with Generally Accepted Accounting Principles (GAAP), the recognition, measurement, and presentation of expenses and cash flows arising from a lease by a lessee primarily will depend on its classification as a finance or operating lease.

However, unlike current GAAP—which requires only capital leases to be recognized on the balance sheet—the new ASU will require both types of leases to be recognized on the balance sheet. Right of use assets represents the Company’s right to use the underlying assets for their lease terms and lease liabilities represent the obligation to make lease payments.

The Company adopted ASU 2016-02 January 1, 2019. The right of use asset and lease obligation recorded as of March 31, 2019 was approximately $126,000 and is reflected in other assets and interest payable and other liabilities, respectively on the balance sheet. The modified retrospective method was applied. Due to the immateriality of the impact, certain disclosures under ASU 842 have been omitted.

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

On October 16, 2019, FASB approved a final ASU delaying the effective date of ASU 2016-13 for small reporting companies to interim and annual periods beginning after December 15, 2022. The Company is currently evaluating the impact of these amendments to the Company’s financial position and results of operations and currently does not know or cannot reasonably quantify the impact of the adoption of the amendments as a result of the complexity and extensive changes from the amendments. The Allowance for Loan Losses (ALL) estimate is material to the Company and given the change from an incurred loss model to a methodology that considers the credit loss over the life of the loan, there is the potential for an increase in the ALL at adoption date. The Company is anticipating a significant change in the processes and procedures to calculate the ALL, including changes in assumptions and estimates to consider expected credit losses over the life of the loan versus the current accounting practice that utilizes the incurred loss model. In addition, the current accounting policy and procedures for the other-than-temporary impairment on available-for-sale securities will be replaced with an allowance approach. The Company continues to run projections and review segmentation to ensure it is fully compliant with the amendments at adoption date. Additional work will be needed once additional guidance or clarification in the standard is given during the delay. For additional information on the allowance for loan losses, see Note 3.

Note 20:    Condensed Financial Information (Parent Company Only)

Presented below is condensed financial information as to financial position, results of operations and cash flows of the Company:

Condensed Balance Sheets

	December 31,
	2019	2018
	(In thousands)
Assets
Cash and cash equivalents	$6,846	$1,595
Investment in the Bank	74,890	50,813
Other assets	2,719	2,913

Total assets	$84,455	$55,321

Liabilities and Stockholders’ Equity
Subordinated debentures	$23,543	$4,124
Other liabilities	990	555
Stockholders’ equity	59,922	50,642

Total liabilities and stockholders’ equity	$84,455	$55,321

Condensed Statements of Income and Comprehensive Income

	Years Ended December 31,
	2019	2018
	(In thousands)
Operating Income
Dividends from subsidiary	$7,625	$5,501
Interest and dividend income from securities and federal funds	1	––

Total operating income	7,626	5,501

Merger related expenses	––	1,306
General, Administrative and Other Expenses	3,456	2,220

Income Before Income Taxes and Equity in Undistributed Income of Subsidiary	4,170	1,975

Income Tax Benefits	710	750

Income Before Equity in Undistributed Income of Subsidiary	4,880	2,725

Equity in Undistributed Income of Subsidiary	1,930	1,557

Net Income	$6,810	$4,282

Comprehensive Income	$12,356	$4,692

Condensed Statements of Cash Flows

	Years Ended December 31,
	2019	2018
	(In thousands)
Operating Activities
Net income	$6,810	$4,282
Items not requiring (providing) cash
Equity in undistributed income of subsidiary	(1,930)	(1,557)
Amortization of ESOP and share-based compensation plans	565	567
Net change in other assets and other liabilities	65	282

Net cash provided by operating activities	5,510	3,574

Investing Activities
Equity infusion into the Bank	(16,000)	––
Cash paid for acquisition of Powhatan Point Community Bancshares, Inc.	––	(1,529)

Net cash used in investing activities	(16,000)	(1,529)

Financing Activities
Proceeds from issuance of subordinated debentures, net of origination fees	19,383	––
Repurchase of Common Stock	(416)	––
Dividends paid to stockholders	(3,226)	(3,221)

Net cash provided by (used in) financing activities	15,741	(3,221)

Net Change in Cash and Cash Equivalents	5,251	(1,176)

Cash and Cash Equivalents at Beginning of Year	1,595	2,771

Cash and Cash Equivalents at End of Year	$6,846	$1,595

Note 21: Quarterly Financial Data (Unaudited)

The following tables summarize the Company’s quarterly results of operations for the years ended December 31, 2019 and 2018.

	Three Months Ended
2019:	March 31,	June 30,	September 30,	December 31,
	(In thousands, except per share data)
Total interest income	$6,315	$6,648	$6,921	$7,150
Total interest expense	1,207	1,469	1,727	1,721

Net interest income	5,108	5,179	5,194	5,429

Provision for loan losses	90	120	120	578
Other income	945	947	1,003	993
General, administrative and other expense	4,162	4,172	4,162	3,986

Income before income taxes	1,801	1,834	1,916	1,858
Federal income taxes	187	188	135	89

Net income	$1,614	$1,646	$1,781	$1,769

Earnings per share
Basic	$0.28	$0.29	$0.31	$0.31
Diluted	$0.28	$0.29	$0.31	$0.31

	Three Months Ended
2018:	March 31,	June 30,	September 30,	December 31,
	(In thousands, except per share data)
Total interest income	$4,625	$5,107	$5,523	$6,065
Total interest expense	523	707	893	1,055
Net interest income	4,102	4,400	4,630	5,010

Provision for loan losses	57	72	72	96
Other income	880	888	897	995
General, administrative and other expense	3,579	3,754	3,855	5,235

Income before income taxes	1,346	1,462	1,600	674
Federal income taxes	198	250	269	83

Net income	$1,148	$1,212	$1,331	$591

Earnings per share
Basic	$0.23	$0.23	$0.25	$0.11
Diluted	$0.23	$0.23	$0.25	$0.11

Note 22: Core Deposits and Other Intangible Assets

The following table shows the changes in the carrying amount of goodwill for the years ended December 31, 2019 and 2018 (in thousands):

	2019	2018
Balance beginning of year	$682	$––
Additions from acquisition	––	682
Balance, end of year	$682	$682

Intangible assets in the consolidated balance sheets at December 31, 2019 and 2018 were as follows (in thousands):

	2019			2018
	Gross Intangible Assets	Accumulated Amortization	Net Intangible Assets	Gross Intangible Assets	Accumulated Amortization	Net Intangible Assets
Core deposit intangibles	$1,041	181	860	1,041	31	1,010

The estimated aggregate future amortization expense for each of the next five years for intangible assets remaining as of December 31, 2019 is as follows (in thousands):

2020	$181
2021	181
2022	181
2023	181
2024	136

Note 23: Acquisition

On June 14, 2018, the Company and Powhatan Point Community Bancshares, Inc. (“Powhatan Point”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which Powhatan Point merged with and into the Company on October 15, 2018. The First National Bank of Powhatan Point, wholly-owned subsidiary of Powhatan Point, operated from one full-service office located in Powhatan Point, Ohio. That office became a branch of Unified Bank after the merger.

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

Of the total purchase price of $6.2 million, $1.0 million has been allocated to core deposit intangible. Additionally, $682,000 has been allocated to goodwill. The core deposit will be amortized over 7 years on a straight line basis. Direct costs related to the acquisition were expensed as incurred and reflected in other noninterest expense in the consolidated statement of income for the year ended December 31, 2018. The amount of goodwill reflects the Company’s expansion in the Powhatan Point market and related synergies that are expected to result from the acquisition and represent the excess purchase price over the estimated fair value of the net assets acquired. The goodwill will not be amortizable in the Company’s financial statements and will not be deductible for tax purposes. Goodwill will be subject to an annual test for impairment and the amount impaired, if any, will be charged to expense at the time of impairment.

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

Summary of Operations (Unaudited):	Dec 31, 2018	Dec 31, 2017
Net Interest Income	$19,409	$16,977
Provision for Loan Losses	302	110
Net Interest Income after Provision for Loan Losses	19,107	16,817
Non-interest Income	3,736	3,547
Non-interest Expense	16,017	14,500

Income before Income Taxes	6,826	5,914
Income Tax Expense	563	2,088
Net Income	6,263	3,825
Net Income Available to Common Shareholders	$6,049	$3,710
Basic and Diluted Earnings Per Share	$1.22	$0.79

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