Form 10-K, Exhibit 13
period 2020-12-31
UNITED BANCORP INC /OH/
filed 2021-03-19
CIK 731653

Exhibit 13

A Letter from the President and CEO

To the shareholders of United Bancorp, Inc….

It is with extreme gratitude that I report to you, our valued shareholders, on the strong earnings and solid operational performance that United Bancorp, Inc. (UBCP) achieved in 2020--- (Yes, I am truly thankful for the results that we were able to produce this past year, since at the beginning of 2020... none of us could have imagined what extreme twist was in the proverbial road ahead, that could have easily thrown our Company’s financial performance off course)! This past year, UBCP reported diluted earnings per share of $1.39 and net income of $7,953,000. These levels were $0.20 per share and $1,143,000 greater than the respective levels for each of these earnings metrics reported the previous year (an increase of 17% for both). And, yes… at these levels, our Company has produced record earnings, once again, for the fourth consecutive year!

I humbly report these record levels of earnings to you, since this past year proved to be epically more challenging for our industry and all businesses (on both a national and global basis) due to the unprecedented COVID-19 pandemic, which erupted within our country in the first quarter of this past year and wreaked extreme havoc upon the economies in which we all operate. The scale of this pandemic was truly unfathomable and had not been experienced since the last great pandemic-outbreak that occurred over one century ago. Quite frankly, a pandemic of this magnitude is something of which we were aware and for which we had prepared through years of training; but, a situation that seemed highly improbable during these “modern” times. Yes, the COVID-19 pandemic did cause our Company to veer off course relating to our goal of growing our assets at an annual pace that would lead us to becoming a billion-dollar community banking organization within the near term. But, through proper preparation for and a fluid response to this unimaginable event, our Company was able to shine in terms of its overall performance… even during these darkest of times. As of this report, we are still dealing with COVID-19 and its negative effects on our country and world; but, things are slowly improving. We are hopeful that the worst of this metaphorical storm is behind us and, at this time, are grateful that we were left relatively unscathed by such a treacherous event. For this, we are truly appreciative and our Company is highly fortunate and, ultimately, blessed!

A Sudden, and Unexpected, Change and An Event That Shifted the Paradigm of Our Industry (and, Company): As we all well know, this past year proved to be one of the most challenging in history for all businesses and economies, both nationally and globally, due to the outbreak and spread of the COVID-19 virus and the related pandemic. As the year began, we heard about a virus that was on foreign territory and not yet in the United States. Many of our government officials and citizens wondered what, if any, impact this virus would have on us? Economically-speaking, our country was in a very sound position and our economy was performing at a very high level. Monetary policy was easing somewhat; but, we only anticipated potentially one cut in the target for the Federal Funds Rate by the Federal Open Market Committee (FOMC), which the timing thereof was projected to be at mid-year. As a company that had experienced record growth and earnings for the previous three years, we had very high expectations of continued high performance... with a laser-like focus on becoming a $1.0 billion community banking organization. Also, with a keen focus on digital transformation, internal process and product improvement and the aforementioned desire for accelerated growth to gain certain economies of scale and the potential efficiencies related thereto, our strategic vision looked out over multiple years. When the COVID-19 pandemic abruptly hit, almost overnight, the FOMC reverted to the Zero Interest Rate Policy (ZIRP) that it had first undertaken during the course of the Great Recession, which put pressure on the margins and earnings of all banks. In addition, our long-term vision (which focused on growing our balance sheet, generating increasing earnings and maintaining our relevance) became very short term: focusing on the day to day, week to week and month to month operations and activities of our Company. It suddenly seemed that each quarter was now a year within a year! This reality forced our Company to hyper-focus on being extremely nimble in order to effectively address the unknown. Quite simply, we were in uncharted waters and everyone within our industry (and, others) was doing their best to address an extremely volatile situation. Accordingly, we had to quickly analyze and comprehend the evolving guidance communicated by government, regulatory and public health officials in order to effectively maintain as much normalcy in our operations as reasonably possible under such extreme circumstances. Immediately, our Company went from an offensive focus to a defensive posture in order to effectively and timely deal with this great uncertainty thrown upon us!

A Letter from the President and CEO - Continued

Continuing a Trend of Positive Performance this Past Year (Although, Subdued by the Pandemic): Even with these pandemically-induced, economic headwinds and the sudden change in monetary policy that United Bancorp, Inc. (UBCP) faced during the course of 2020, our Company continued its recent trend of producing record growth and earnings. For the year ending December 31, 2020, United Bancorp, Inc. (UBCP) had net income of $7,953,000 and diluted earnings per share of $1.39. These earnings metrics were $1,143,000 and $0.20 higher than the previous record levels achieved the prior year, an increase of seventeen percent (17%) for each. UBCP achieved this record level of earnings even though an additional $2,429,000 was booked in the loan loss provision in 2020. This additional provisioning (which, we thought was prudent given the nature of the circumstances with which we were confronted) raised the level of our total allowance for loan losses to total loans from fifty-one basis points (0.51%) to one hundred and fifteen basis points (1.15%) at year end. Strongly contributing to UBCP’s achievement of a sound level of earnings this past year was the solid growth that our Company experienced in its earning assets during this time of uncertainty. This level of growth in earning assets was achieved even though we elected not to participate in the Paycheck Protection Program… a program that fueled the growth of many of our peer within the financial services industry this past year. In 2020, average loans increased by $25.8 million, or 6.1%, and average securities and other required stock increased by $9.8 million or 6.2%. The latter increased even though the Company sold roughly $32 million in investment securities that produced gains which lessened the bottom-line impact of the increased provisioning to the loan loss reserve as previously mentioned. Even with the Federal Open Market Committee (FOMC) implementing its Zero Interest Rate Policy (ZIRP) beginning in the first quarter of 2020 due to the COVID-19 pandemic, our solid growth in earning assets, along with our robust loan fee generation (which increased by $575,000, or 61%, year-over-year), led to an increase of $594,000 in the level of total interest income realized by our Company--- an improvement of 2.2% over the previous year.

From an interest expense perspective, UBCP was in a prime position to benefit from the sudden acceleration in the loosening of our country’s monetary policy this past year. As we have formerly disclosed, our Company prudently started to position its balance sheet to being more liability sensitive early in the second quarter of 2019 when the FOMC began to first loosen its monetary policy with its first cut in the target for the Federal Funds Rate after a few years of tightening said policy. Our Company’s quick reaction to this newly adopted loosening posture at that time put us in a more strategic position to fully benefit from the ZIRP that was introduced, almost overnight by the FOMC, in the first quarter of 2020. Such a monumental change in our monetary policy was needed when the potential negative impact of the COVID-19 pandemic on our country and economy were more fully understood. Being in a very good position from a sensitivity perspective when this sudden and drastic change in monetary policy occurred, UBCP saw its total interest expense decrease in 2020 from the previous year by $1,389,000 or 22.7%, a reduction that had not been seen by our Company on a year-over-year basis for several years. As we enter a new year, our Company anticipates further benefitting from our proper and responsive posture in addressing a loosening monetary policy or ZIRP. But, if interest rates remain lower for longer as the FOMC has telegraphed, our Company could experience pressure on its net interest margin. Ultimately, though, our focus last year on both growing earning assets and aggressively managing sensitivity led to our Company seeing a year-over-year increase in its net interest income of $1,983,000 or 9.5%. As of December 31, 2020, UBCP’s net interest margin was 3.76%, which is an increase of nine basis points (0.09%) over the previous year and compares very favorably to our peer (many of which experienced declining net interest margins over the course of this past year).

From a credit quality perspective, UBCP was able to successfully maintain overall strength and stability within its loan portfolio in 2020. Even though our loan portfolio had the potential to be severely stressed as a result of the negative impacts on our economy created by the COVID-19 pandemic, UBCP continued to have very solid credit quality-related metrics. As of December 31, 2020, our Company had a relatively low level of nonaccrual loans and loans past due thirty (30) plus days, which were $832,000, or nineteen basis points (0.19%) of total loans. This was a decrease of $1,828,000, or forty-one basis points (0.41%), over the previous year when our economy was much more stable and higher performing. Further, net loans charged off, excluding overdrafts, was a very respectable $378,000, or eight basis points (0.08%), which compares very favorably to our peer. With our Company’s increased provision for loan losses in 2020, the total allowance for loan losses more than doubled year-over-year and total loan losses to nonaccrual loans was eight hundred and sixteen percent (816%) at year end… a coverage level that is, on average, much greater than our peer and which gives our Company tremendous cushion to protect against future potential losses. If losses within our presently high performing loan portfolio do not materialize, this robust reserve number could help contribute to future earnings in a positive fashion.

Regarding the COVID-19 pandemic and the impact that it had on our borrowers’ ability to repay in a timely manner--- UBCP was committed throughout the course of this past year to working closely with our valued loan customers and helping them keep their loans current. We achieved this by strictly adhering to and following the payment relief practices that were strongly encouraged and fully supported by both our regulatory and accounting partners through their astute guidance. We are happy to report that by working closely with our loan customers and giving them multiple options to remain in good standing, an overwhelming majority of them were able to overcome the challenges that the pandemic posed to their operations, cash flows, and incomes. As of December 31, 2020, we were encouraged to see most of our loan customer base that had previously received some level of payment relief in 2020 make either contractual or interest-only payments on their loans. We are hopeful that this trend will continue in the current year; but, our Company recognizes that its credit quality metrics could potentially deteriorate if our economy does not improve in the near term and normalize throughout the course of this new year.

Relating to our overall levels of capitalization as of year-end 2020, UBCP continues to have very sound levels of capital. With the Company producing record earnings… and, having a Return on Assets (ROA) of 1.15% and a Return on Equity (ROE) of 11.45%... capital levels and measurements were enhanced over the course of this past year. As our Company has previously disclosed, in the second quarter of 2019 at the bank subsidiary level, overall capital levels were greatly enhanced with the issuance of $20.0 million in subordinated debt at very favorable terms. Even though this capital is not measured at the corporate, holding company level, it has provided some welcome cushion during these very challenging times in the COVID-19 pandemic era. Overall, UBCP saw its shareholders’ equity grow by $8.4 million, or 14.0%, and its book value increase by $1.21, or 11.8%, year-over-year. And, yes… at these levels, our Company is considered to be well-capitalized by industry and regulatory standards. Even though we closely focused on our capital levels during these clearly uncertain times, our Company is extremely proud of the reality that it was able to maintain (and, not reduce or even suspend) payment of its cash dividend to its valued shareholders. During the course of 2020, UBCP paid cash dividends of $0.57… an increase of $0.025, or five percent (5%). Based on the market value of our Company’s stock at year-end, this payment level produces a yield of 4.32%, which is well above current market rates in this present ZIRP environment.

Overcoming Extreme Challenges and Achieving Solid Operational Performance in 2020--- Continuing to Build for Our Future: From an operational perspective, the COVID-19 pandemic presented UBCP with an extreme challenge… one like we had never seen. But, ultimately, our Company was up to hitting the curve ball that it was thrown and meeting this great challenge, which was no small feat under such trying circumstances! Fortunately, we had well-developed policies relating to business continuity and resumption that were the “torch lights” that guided us through this period of darkness. When government officials issued the stay at home orders, we were able to effectively adjust and keep our operations functioning at a very high level; especially, since we were considered to be an essential business. During that time, many of our valued team members did work remotely and away from our physical locations. Our lobbies did close and we only met with customers at our drive-ups or on an appointment-only basis. Yes, this did have a negative impact on achieving our growth objectives; but, quite frankly, our focus during this time was to primarily meet the more basic needs of our customers. After a couple of months operating in this restricted fashion, we were finally able to safely reopen our lobbies to our valued customers and, once again, begin somewhat normalized operations. Yes, we did take extreme precautions by following all of the health and safety-related guidance provided by both our government and health authorities, which served us well. Once fully reopening in June, 2020, we were able to get back on track without any more severely impactful disruptions to our operations, while protecting the health and well-being of both our valued customers and team members. For this, we are extremely grateful.

Remarkably and despite the shock and negative impact felt by the COVID-19 pandemic, UBCP was able to continue focusing on building its brand, achieving operational improvements, and improving the overall customer experience, through the efforts of:

•	Our Marketing Team, which stepped up and ensured that we were able to effectively communicate with our customers and the general public by developing effective social media-driven marketing campaigns and communications. In addition, with the utilization of analytics, we were able to identify opportunities to better serve our customers and build better, more well-rounded relationships. Also, brand building and community development remained a central focus of our marketing function and reinforced our steadfast commitment to building better relationships and gaining recognition within our communities!

•	Our Technology Team, that successfully implemented and introduced a new internet banking platform that helps us to remain relevant in this ever-more competitive industry in which we compete. With COVID-19 shifting our service or delivery paradigm, we were able to more effectively provide service to our customers--- even though it was on a remote basis--- by giving them the enhanced electronic functionality and connectivity that they desire. Digital services such as: P2P (person-to-person) same-day payments, contactless and instant issue debit cards, mobile banking, virtual wallets, electronic bill presentment and payment, online account origination, a nationwide service charge free ATM network and a complete treasury management solution for our business clients (among other services)... tremendously helped us serve our customers at a high level during this time of crisis! Focusing on our internal operations, our technology team was able to introduce Robotic Process Automation (RPA), which helped us to improve our delivery, achieve additional efficiency and gain intelligence which, collectively, helped us to enhance our operation and become more relevant.

A Letter from the President and CEO - Continued

•	Our Retail Delivery Team, which... even during this pandemically-challenged year... was able to construct, staff, and open our newest banking center. In August, we opened a banking center in Moundsville, West Virginia, which is in the heart of the proposed ethane cracker plant area. This is our Company's first full-service banking center in the State of West Virginia and twentieth overall. We are extremely encouraged by the potential for growth that this new location provides and are exceptionally happy to have the opportunity to introduce the “Unified Way” to a new, vibrant community.

•	Our Unified Care Center Team, which is our bank-level call center that was in operation for its first full year and proved to be invaluable in servicing our cherished customer base and meeting their individual needs during the COVID-19 pandemic. This operation has helped us to extend our customer service hours to as-late-as 10:00pm and tremendously improve the overall customer experience.

•	And... every Unified Team Member within our organization that helped us to continue and improve our operations and differentiate our brand during this most atypical and uncommon year!

As you all well know, this past year was one of the most trying in the great history of our nation. Our thoughts and prayers go out to everyone as we all continue to work through and address the challenges presented to us by this horrible COVID-19 pandemic. Our number one priority continues to be protecting the health and welfare of our team members and customer base, while delivering the highest quality service possible under the circumstances. During this time of great uncertainty, we are truly blessed to have both personnel and systems capable of delivering uninterrupted and quality service and support to our valued customers. Our Team is extremely caring and resilient... and, they truly are our Number One Asset (or, the “secret sauce” which differentiates our brand)! Quite simply and sincerely, through the effort of our Team in 2020, our Company was able to perform at a record level during arguably the most demanding environment in which any of us has ever worked or experienced. For this, our Team is to be commended and--- as always--- I am exceptionally proud of their willingness to overcome extreme obstacles; their ability to produce stellar results under trying circumstances; and, in general, their overall fortitude. Our Company is uncommonly blessed to have such a motivated, dedicated and “United and Unified” Team! In addition, as a successful financial services company, we greatly benefit from the uncompromising support of our management, board of directors, and shareholders. Together, we will accomplish more!

Scott A. Everson

President and Chief Executive Officer

ceo@unitedbancorp.com

March 10, 2021

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

DIVIDEND AND STOCK HISTORY

			Distribution Date of
	Cash Dividends	Special Cash Dividends	Dividends and
	Declared (1)	and Stock Dividends	Exchanges
1983	$0.05	-	-
1984	$0.06	4 for 1 Exchange(2)	January 2, 1984
1985	$0.07	-	-
1986	$0.09	-	-
1987	$0.09	50% Stock Dividend	October 2, 1987
1988	$0.10	-	-
1989	$0.10	-	-
1990	$0.11	-	-
1991	$0.12	-	-
1992	$0.12	100% Stock Dividend	September 10, 1992
1993	$0.12	100% Stock Dividend	November 30, 1993
1994	$0.13	10% Stock Dividend	September 9, 1994
1995	$0.19	-	-
1996	$0.20	10% Stock Dividend	June 20, 1996
1997	$0.23	10% Stock Dividend	September 19, 1997
1998	$0.26	5% Stock Dividend	December 18, 1998
1999	$0.30	5% Stock Dividend	December 20, 1999
2000	$0.31	5% Stock Dividend	December 20, 2000
2001	$0.32	5% Stock Dividend	December 20, 2001
2002	$0.33	5% Stock Dividend	December 20, 2002
2003	$0.35	10% Stock Dividend	December 19, 2003
2004	$0.39	10% Stock Dividend	December 20, 2004
2005	$0.43	10% Stock Dividend	December 20, 2005
2006	$0.48	10% Stock Dividend	December 20, 2006
2007	$0.52	-	-
2008	$0.54	-	-
2009	$0.56	-	-
2010	$0.56	-	-
2011	$0.56	-	-
2012	$0.42	-	-
2013	$0.29	-	-
2014	$0.33	-	-
2015	$0.37	5¢ Per Share Special Dividend	December 29, 2015
2016	$0.42	5¢ Per Share Special Dividend	December 29, 2016
2017	$0.46	5¢ Per Share Special Dividend	December 29, 2017
2018	$0.52	5¢ Per Share Special Dividend	December 28, 2018
2019	$0.545	-	-
2020	$0.57	-	-

2021 ANTICIPATED DIVIDEND PAYABLE DATES

t	First Quarter
March 19, 2021
t	Second Quarter*
June 18, 2021
t	Third Quarter*
September 20, 2021
t	Fourth Quarter*
December 20, 2021

*Subject to action by Board of Directors

(1)	Adjusted for stock dividends and exchanges.

(2)	Formation of United Bancorp, Inc. (UBCP). Unified Bank (formerly The Citizen's Saving Bank) shareholders received 4 shares of UBCP stock in exchange for 1 share of bank stock.

TOTAL RETURN PERFORMANCE

Index	12/31/15	12/31/16	12/31/17	12/31/18	12/31/19	12/31/20
United Bancorp, Inc.	100.00	147.00	150.44	135.70	177.85	171.35
NASDAQ Composite	100.00	108.87	141.13	137.12	187.44	271.64
SNL Bank Index	100.00	126.35	149.21	124.00	167.93	145.49
SNL Bank $500M-$1B Index	100.00	135.02	164.73	159.00	204.78	176.93
SNL Midwest Bank	100.00	133.61	143.58	122.61	159.51	136.96
Dow Jones	100.00	116.50	149.24	144.05	180.56	198.11

Directors

Jonathan C. Clark[2]

Scott A. Everson[1,2,4]

Gary W. Glessner[1,2]

Brain M. Hendershot[2]

John R. Herzig[2]

John M. Hoopingarner[1,2]

Richard L. Riesbeck[1,2,3]

1 = United Bancorp, Inc.	2 = Unified Bank
3 = Chairman - United Bancorp Inc.	4 = Chairman - Unified Bank

Directors and Officers

DIRECTORS OF UNITED BANCORP, INC

Scott A.Everson[1]	President & Chief Executive Officer, United Bancorp, Inc.
Chairman, President & Chief Executive Officer, Unified Bank, Martins Ferry, Ohio

Gary W.Glessner[2]	CPA & CGMA, Managing Member, Glessner & Associates, PLLC;
Glessner Wharton Andrews Insurance, LLC; Tiffany’s, LLC; GWA Realty, LLC,
GW Rentals, LLC; Trustee, Windmill Truckers Center, Inc.

John M. Hoopingarner, Esq.[1,2,3,4]	Of Counsel, McMahon, DeGulis LLP, Columbus, Cleveland & Cincinnati, Ohio

Richard L. Riesbeck[1,2,3,4]	Chairman, United Bancorp, Inc.; President, Riesbeck Food Markets, Inc., St. Clairsville, Ohio

James W. Everson	Chairman Emeritus 1969 - 2015

OFFICERS OF UNITED BANCORP, INC.

Scott A. Everson	President & Chief Executive Officer
Matthew F. Branstetter	Senior Vice President, Chief Operating Officer
Randall M. Greenwood	Senior Vice President, Chief Financial Officer & Treasurer
Lisa A. Basinger	Corporate Secretary

DIRECTORS OF UNIFIED BANK

Jonathan C. Clark, Esq.	Attorney at Law, Lancaster, Ohio

Scott A. Everson[1]	President & Chief Executive Officer, United Bancorp, Inc.
Chairman, President & Chief Executive Officer, Unified Bank, Martins Ferry, Ohio

Gary W. Glessner[2]	CPA & CGMA, Managing Member, Glessner & Associates, PLLC;
Glessner Wharton Andrews Insurance, LLC; Tiffany’s, LLC; GWA Realty, LLC,
GW Rentals, LLC; Trustee, Windmill Truckers Center, Inc.

Brian M. Hendershot	President, Ohio-West Virginia Excavating, Shadyside, Ohio

John R. Herzig	President, Toland-Herzig Funeral Homes & Crematory, Strasburg, Ohio

John M. Hoopingarner, Esq.[1,2]	Of Counsel, McMahon, DeGulis LLP, Columbus, Cleveland & Cincinnati, Ohio

Richard L. Riesbeck1,2,ª	Chairman, United Bancorp, Inc.; President, Riesbeck Food Markets, Inc., St. Clairsville, Ohio

James W. Everson	Chairman Emeritus 1969 - 2015

1 = Executive Committee 2 = Audit Committee 3 = Compensation Committee

4 = Nominating and Governance Committee ª = Lead Director

Bank Past Presidents & Directors

The journey to becoming the institution we are today began in Martins Ferry, Ohio in 1902. Originally founded as The German Savings Bank and renamed to The Citizens Savings Bank in 1918, the last 118 years have seen growth and change that would have been unimaginable at its’ founding. The bank has grown through sound management, the addition of new offices and the acquisition of others. With the name change from The Citizens Savings Bank to Unified Bank in 2018, it has and will continue to move forward.

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
Carl A Novak, D.D.S., 2018-2020

* Past Chairman

Shareholder Information

United Bancorp, Inc.’s (the Company) common stock trades on The Nasdaq Capital Market tier of The Nasdaq Stock Market under the symbol UBCP, CUSIP #909911109. At year-end 2020, there were 6,046,351 shares issued, held among approximately 3,300 shareholders of record and in street name. The following table sets forth the quarterly high and low closing prices of the Company’s common stock from January 1, 2020 to December 31, 2020 compared to the same periods in 2019 as reported by the NASDAQ.

	2020				2019
	31-Mar	30-Jun	30-Sep	31-Dec	31-Mar	30-Jun	30-Sep	31-Dec
Market Price Range
High ($)	$14.75	10.70	12.67	13.35	$11.75	11.84	11.85	15.30
Low ($)	$9.31	9.10	10.50	11.80	$10.25	10.57	11.01	10.87

Cash Dividends
Quarter ($)	$0.1425	0.1425	0.1425	0.1425	$0.1325	0.1350	0.1375	0.1400
Cumulative ($)	$0.1425	0.2850	0.4275	0.5700	$0.1325	0.2675	0.4050	0.5450

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

American Stock Transfer

and Trust Company

Attn: Dividend Reinvestment

6201 15th Avenue, 3rd Floor

Brooklyn, NY 11219

1-800-278-4353

Annual Meeting:

The Annual Meeting of Shareholders will be held at 2:00 p.m., April 21, 2021 at the Corporate Offices in Martins Ferry, Ohio.

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

(740) 633-1448 (FAX)

Transfer Agent and Registrar:

For transfers and general correspondence, please contact:

American Stock Transfer and Trust Company

6201 15th Avenue, 3rd Floor

Brooklyn, NY 11219

1-800-937-5449

Stock Trading:

Raymond James

222 South Riverside Plaza

7th Floor

Chicago, Illinois 60606

Anthony LanFranco

312-655-2961

Stifel, Nicolaus & Company Inc.

655 Metro Place South

Dublin, Ohio 43017

Steven Jefferis

877-875-9352

Tom Thurston

Piper Sandler Companies

1251 Avenue of the Americas

New York, NY 10020

212-466-8027

Management’s Discussion and Analysis

In the following pages, management presents an analysis of United Bancorp, Inc.’s financial condition and results of operations as of and for the year ended December 31, 2020 as compared to prior years. This discussion is designed to provide shareholders with a more comprehensive review of the operating results and financial position than could be obtained from an examination of the financial statements alone. This analysis should be read in conjunction with the Consolidated Financial Statements and related footnotes and the selected financial data included elsewhere in this report.

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

Financial Condition

Overview

United Bancorp, Inc. reported diluted earnings per share of $1.39 and net income of $7,953,000 for the twelve months ended December 31, 2020, as compared to its previous record levels of $1.19 and $6,810,000, respectively, for the corresponding twelve-month period in 2019. The Company’s diluted earnings per share for the three months ended December 31, 2020 was $0.46, as compared to $0.31 for the same period in the previous year, an increase of 48.4%. Even though the Company achieved record earnings in 2020, overall earnings were negatively affected by a higher provision for loan losses and other expenses or revenue losses that it realized due to the impact of the COVID-19 pandemic that ravaged our national economy and country this past year.

For the fourth quarter of 2020, United Bancorp, Inc. achieved net income of $2,640,000 and diluted earnings per share of $0.46, which was a respective increase for each of $872,000 and $0.15, or 48.4%, over the previous year. For the twelve months ending December 31, 2020, the Company had net income of $7,953,000 and diluted earnings per share of $1.39 versus $6,810,000 and $1.19 respectively for the preceding year, an increase for both of 16.8% --- even though we booked an additional $2,429,000 in loan loss provision during the current year, raising the level of our total allowance for loan losses to total loans from 0.51% to

1.15% as of year-end. Contributing to the achievement of a sound level of earnings this past year was the solid growth the Company experienced in its earning assets. Year-over-year, average loans increased by $25.8 million, or 6.1%, and average securities and other required stock increased by $9.8 million or 6.2%. Even with the FOMC implementing its Zero Interest Rate Policy (ZIRP) early in 2020 due to the COVID-19 pandemic, our solid growth in our earning assets, along with our robust loan fee generation (which increased by $575,000, or 61%, year-over-year), led to an increase of $594,000 in our level of total interest income realized --- an improvement of 2.2% over the previous year. As we have formerly disclosed, our Company prudently started to position its balance sheet to be more liability sensitive early in the second quarter of 2019 in response to the FOMC’s change in the direction of monetary policy at that time. This action put us in a more strategic position to fully benefit from the ZIRP implemented almost overnight by the FOMC in the first quarter of 2020 when the potential effects of the COVID-19 pandemic on our country and economy were more fully understood. Being in a very good position from a sensitivity perspective when this sudden and drastic change in monetary policy occurred, our Company saw its total interest expense decrease in 2020 from the previous year by $1,389,000 or 22.7% --- a level which helped us lower our overall total interest expense on a year-over-year basis for the first time in several years as we had properly and responsively prepared for the downward trending rate environment in which we presently operate and foresee operating within for an extended period. With our focus on both growing earning assets and aggressively managing our sensitivity, our Company saw a year-over-year increase in its net interest income of $1,983,000 or 9.5%. As of December 31, 2020, our Company’s net interest margin was 3.76%, which is an increase of nine basis points year-over-year and compares very favorably to our peer. Obviously, if rates stay lower for longer as the FOMC has communicated, this could challenge us to maintain our net interest margin at its present level.

Even though we fully realize that the continuing pandemic situation has the potential to change our qualitative metrics relating to credit, we have successfully maintained overall strength and stability within our loan portfolio throughout the course of this past year and at year-end. As of December 31, 2020, United Bancorp, Inc. continues to have very solid credit quality-related metrics supported by a relatively low level of nonaccrual loans and loans past due 30 plus days, which were $832,000, or 0.19% of total loans, versus $2,660,000 and 0.63%, respectively, the previous year. Further, net loans charged off, excluding overdrafts, was $378,000, or 0.08% . With our increased provision for loan losses this past year, our total allowance for loan losses more than doubled year-over-year and our total allowance for loan losses to nonaccrual loans was 816.4% at year-end. We remain committed to closely working with our valued loan customers to keep their loans current by following payment relief practices fully supported by both regulatory and accounting guidance. We are hopeful that these positive actions will allow our customers who are still being negatively impacted by the pandemic to weather the storm and our Company to maintain its present state of sound credit quality. Over the course of this most recently ended quarter, we were encouraged to see most of our loan customer base that had previously received some level of payment relief in 2020 make either contractual or interest only payments on their loans. We are hopeful that this current trend will continue; but, being realistic, we firmly recognize that our credit quality metrics could deteriorate if our economy does not normalize in the near term. United Bancorp, Inc. continues to have very sound levels of capital. As previously announced in the second quarter of 2019, we enhanced our capital levels by issuing $20.0 million in subordinated debt at very favorable terms. Even though this capital is only measured at the bank-level, it has provided some very welcome cushion during these very challenging times. Overall, our Company saw shareholders’ equity grow by $8.4 million, or 14.0%, and its book value increase by $1.21, or 11.8%, year-over-year.

As United Bancorp, Inc. navigated through an unprecedented and highly uncertain operating environment in 2020, I am extremely proud to report that we responded well to the challenges with which we were confronted and produced record earnings. We are exceptionally grateful for the level of increased earnings that we achieved in the pandemic-challenged economy in which we operated this past year and continue to be both mindful and respectful of the continuing challenges that it will pose for our Company in the current year. Accordingly, we continue to posture our Company for a longer duration downturn due to the negative macroeconomic forces with which we continue to be confronted related to the impacts of the pandemic on both our domestic and world economies. But, with the recent development of a COVID-19 vaccine and our solid credit related metrics and loss coverage related thereto, our Company did not contribute an additional provision to our relatively robust loan loss reserve this past quarter. Giving consideration to our exceptionally strong coverage ratio at year-end, we may be able to continue this course in the coming year if our credit metrics remain solid and the economy continues to improve and get closer to pre-pandemic performance levels. Our Company continues to be well capitalized under regulatory and industry guidelines, which should help us weather any storm that may confront us. In addition, our Company has always had a long-term view, predicated on sound underwriting practices, superior customer service and prudent liquidity and capital management, which has served us well through various operating environments. We are confident that this philosophy will again prove to be sound as we support our customers and work through this present crisis; therefore, protecting our shareholder value.

This past year was extremely trying for our nation and our thoughts and prayers continue to go out to everyone as we all work through the challenges presented to us by this horrible COVID-19 pandemic. Our number one priority continues to be protecting the health and welfare of our team members and customer base, while delivering the highest quality service possible under the circumstances. During this time of great uncertainty, we are blessed to have both systems and personnel capable of delivering quality service and support to our valued customers. From an operating perspective, our Company was back to full operations and availability for the entire second half of 2020. The Company’s newest banking center opened in Moundsville, West Virginia, during this timeframe. This new location, our Company’s twentieth full-service banking center, is our first one located in the State of West Virginia. Although we are open to the public, we are taking extreme precautions in our operations by following the strict and further evolving guidance provided by both governmental and health authorities. We are truly blessed to have an extremely caring and resilient team of employees that helped our Company perform at a record level during arguably the most demanding environment in which any of us have ever worked. It is only through the diligence of our team members that we have been able to execute at a high level and achieve the record level of earnings that we did in 2020.

Earning Assets -Loans

The Company’s gross loans totaled $443.4 million at December 31, 2020, representing a 0.04% increase over the $441.5 million at December 31, 2019. Average loans totaled $446.3 million for 2020, representing a 6.1% increase compared to average loans of $420.5 million for 2019.

The increase in gross loans from December 31, 2019 to December 31, 2020 was primarily an increase in residential real estate by $8.6 million.

The Company’s commercial and commercial real estate loan portfolio represents 78.8% of the total portfolio at December 31, 2020 compared to 80.3% at December 31, 2019. The Company’s commercial and commercial real estate loans decreased approximately $5.2 million from December 31, 2019 to December 31, 2020. We utilize all the SBA, Ohio Department of Development and State of Ohio loan programs as well as local revolving loan funds to best fit the needs of our customers.

The Company’s installment lending portfolio represented 1.9% of the total portfolio at December 31, 2020, compared to 2.2% at December 31, 2019. Competition for installment loans principally comes from the captive finance companies offering low to zero percent financing for extended terms.

The Company’s residential real estate portfolio represents 19.3% of the total portfolio at December 31, 2020, compared to 17.5% at December 31, 2019. Residential real estate loans are comprised of 1-, 3-, and 5-year adjustable-rate mortgages and 15-year fixed rate loans used to finance 1-4 family units. The Company also offers fixed-rate real estate loans through our Secondary Market Real Estate Mortgage Program. Once these fixed-rate loans are originated and immediately sold without recourse in what is referred to as the secondary market, the Company does not assume credit risk or interest rate risk in this portfolio. This arrangement is quite common in banks and saves our customers from looking elsewhere for their home financing needs.

The Company did recognize a gain on the sale of secondary market loans of $180,000 in 2020 and a gain of $54,000 in 2019.

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

The Company generally recognizes interest income on the accrual basis, except for certain loans which are placed on non-accrual status, when in the opinion of management doubt exists as to collection on the loan. The Company’s policy is to generally place loans greater than 90 days past due on non-accrual status unless the loan is both well secured and in the process of collection. When a loan is placed on non-accrual status, interest income may be recognized on a cash basis as payment is received if the loan is well secured. If the loan is not deemed well secured, payments are credited to principal.

Management and the Board of Directors believe the current balance of the allowance for loan losses is sufficient to cover probable incurred losses. Refer to the Provision for Loan Losses section for further discussion on the Company’s credit quality.

Earning Assets – Securities and Federal Funds Sold

The securities portfolio is comprised of U.S. Government agency-backed securities, tax-exempt obligations of state and political subdivisions and certain other investments. Securities available for sale at December 31, 2020 decreased approximately $30.7 million from December 31, 2019 totals. To take advantage of a favorable yield curve on state and municipal obligation, the Company sold certain available-

for-sale securities for a total gain of approximately $2.6 million during 2020.

Sources of Funds – Deposits

The Company’s primary source of funds is retail core deposits from individuals and business customers. These core deposits include all categories of time deposits, excluding certificates of deposit greater than $250,000. Total deposits increased $31.5 million, or 5.7%, from $548.0 million at December 31, 2019 to $579.5 million at December 31, 2020. Overall total deposit growth was mainly focused on interest bearing money market and savings accounts.

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

Certificates of deposit greater than $250,000 are not considered part of core deposits and, as such, are used to balance rate sensitivity as a tool of funds management. At December 31, 2020, certificates of deposit greater than $250,000 decreased $6.2 million, from December 31, 2019 totals.

Sources of Funds – Securities Sold Under Agreements to Repurchase and Other Borrowed Funds

Other interest-bearing liabilities include securities sold under agreements to repurchase, and Federal Home Loan Bank (“FHLB”) advances. Securities sold under agreements to repurchase increased approximately $5.8 million from December 31, 2019 to December 31, 2020.

Advances from the Federal Home Loan Bank (FHLB) decreased $39.8 million from December 31, 2019 to December 31, 2020.

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

Performance Overview 2020 to 2019

Net Income

The Company reported basic and diluted earnings per share of $1.39 and net income of $7,953,000 for the year ended December 31, 2020, an increase of $1.1 million, or 16.8%, over net income of $6,810,000 for the year ended December 31, 2019.

Net Interest Income

Net interest income, by definition, is the difference between interest income generated on interest-earning assets and the interest expense incurred on interest-bearing liabilities. Various factors contribute to changes in net interest income, including volumes, interest rates and the composition or mix of interest-earning assets in relation to interest-bearing liabilities. Comparing the year ended December 31, 2020 to 2019, the Company’s net interest margin was 3.76% compared to 3.67%, an increase of 9 basis points.

Average interest-earning assets increased $46.2 million in 2020 as compared to 2019 while the associated weighted-average yield on these interest-earning assets decreased from 4.69% in 2019 to 4.49% for 2020. Average interest-bearing liabilities increased $45.2 million in 2020 as compared to 2019, while the associated weighted-average costs on these interest-bearing liabilities decreased from 1.31% in 2019 to 0.92% in 2020.

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

Gross loans were up $1.9 million year-over-year to a level of $443.4 million as of December 31, 2020. During this same period, the Company’s non-accrual loans decreased $826,000, or 56.9%, to a level of $626,000 and net loans charged off were down by $223,000, or 37.1%, to a level of $378,000 (exclusive of overdraft charge off). With the concerns around COVID-19 and the surge in unemployment, the Company increased the provision for loan losses which was $3.3 million for the year ended December 31, 2020 compared to $908,000 for the year ended December 31, 2019, an increase of $2.4 million year-over-year. Total allowance for loan losses to total loans was 1.15% and the total allowance for loan losses to nonperforming loans was 816.7% at year end 2020, compared to 0.51% and 153.6% at year end 2019.

Noninterest Income

Total noninterest income is made up of bank-related fees and service charges, as well as other income-producing services, sales of loans in the secondary market, ATM income, early-redemption penalties for certificates of deposit, safe deposit rental income, internet bank service fees, earnings on bank-owned life insurance, realized gains on available-for-sale securities and other miscellaneous items.

Noninterest income for the year ended December 31, 2020 was $6.9 million, an increase of $3.0 million, compared to $3.9 million for the year ended December 31, 2019. The main driver of this increase was the $2.6 million gain recognized on the sale of available-for- sale securities.

Noninterest Expense

In 2020, our Company saw its overall noninterest expense levels increase as we continued to build for the future and support our overall mission for growth. Most of the increase in our noninterest expense levels occurred in the following areas: hiring additional personnel to support service delivery, opening a full service banking center in Moundsville West Virginia and enhancing our digital channel to improve the overall customer experience Overall noninterest expense for 2020 increased $1.4 million, as compared to 2019.

Salaries and employee benefits increased $535,000, or 6.1%, from 2019 to 2020. As described above, we had an increased level of personnel from the opening of our Moundsville, West Virginia office in the third quarter of 2020

Other expenses increased $637,000, or 25.1%. Items contributing to this increase were ATM expense of $208,000, as we issue and grow our debit card usage. We also saw an increase of $117,000 related to our Unified Care Center customer support group, which, once again, was implemented to improve the overall customer experience levels This service was rolled out in the fourth quarter of 2019 and provides a “live” personal service to our valued customer base six days a week, Monday through Saturday, at hours as late as 10:00 p.m.

Income tax expense for 2020 was $629,000 compared to $599,000 in 2019, an increase of $30,000. The Company’s effective income tax rate was 7.3% in 2020 and 8.1% in 2019. Refer to Note 9 Income Taxes for a reconciliation of the effective tax rate for the Company.

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

(In thousands)	2020	2019
Noninterest income
Customer service fees	$2,580	$2,843
Gains on sales of loans	180	54
Earnings on bank-owned life insurance	706	533
Realized gains on available-for-sale securities	2,593	-
Other income	856	458
Total noninterest income	$6,915	$3,888

Noninterest expense
Salaries and employee benefits	$9,311	$8,776
Occupancy and equipment	2,406	2,263
Professional services	1,232	1,292
Insurance	486	468
Deposit insurance premiums	184	75
Franchise and other taxes	492	408
Marketing expense	339	383
Printing and office supplies	122	136
Amortization of intangibles	150	150
Other expenses	3,168	2,531
Total noninterest expense	$17,890	$16,482

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

A negative gap is created when rate-sensitive liabilities exceed rate-sensitive assets and, conversely, a positive gap occurs when rate-sensitive assets exceed rate-sensitive liabilities. Generally, a negative gap position will cause profits to decline in a rising interest rate environment and cause profits to increase in a falling interest rate environment. Conversely, a positive gap will cause profits to decline in a falling interest rate environment and increase is a rising interest rate environment. The Company’s goal is to have acceptable profits under any interest rate environment. To avoid volatile profits as a result of interest rate fluctuations, the Company attempts to match interest rate sensitivities. The Company achieves this by pricing both the asset and liability components to yield a sufficient interest rate spread, so that profits will remain relatively consistent across interest rate cycles.

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

The projected volatility of the net present value at both December 31, 2020 and 2019 fall within the general guidelines established by the Board of Directors. The 2020 NPV table shows that in a falling interest rate environment, in the event of a 100 basis point change, the NPV would decrease 13%. The other consideration is that once rates decrease 100 basis points from current levels, we tend to

(Dollars in Thousands)
Net Portfolio Value - December 31, 2020

Change in Rates	$ Amount	$ Change	% Change
+200	133,203	13,597	10%
+100	127,611	8,005	6%
Base	119,606	-	-
-100	105,524	(14,082)	-13%

(Dollars in Thousands)
Net Portfolio Value - December 31, 2019

Change in Rates	$ Amount	$ Change	% Change
+200	128,125	(1,627)	-1%
+100	129,388	(364)	0%
Base	129,752	-	-
-100	120,886	(8,866)	-7%
-200	105,871	(23,881)	-23%

reach a floor on how low depository rates can adjust downward.

In an upward change in interest rates, the Company’s NPV would increase 6% with a 100 basis point interest rate increase. In a 200 basis point rate increase, the Company’s NPV would increase 10%.

The following table is a summary of selected quarterly results of operations for the years ended December 31, 2020 and 2019.

	Three Months Ended
	March 31	June 30	September 30	December 31

	(In thousands, except per share data)
		2020
Total interest income	$7,319	$6,949	$6,692	$6,668
Total interest expense	1,685	1,427	948	674

Net interest income	5,634	5,522	5,744	5,994

Provision for losses on loans	563	1,408	1,333	33
Other income	1,044	2,156	2,340	1,375
General, administrative and other expense	4,410	4,579	4,492	4,409

Income before income taxes	1,705	1,691	2,259	2,927
Federal income taxes	126	16	200	287

Net income	1,579	1,675	2,059	2,640

Earnings per share
Basic	0.28	0.29	0.36	0.46
Diluted	0.28	0.29	0.36	0.46

	Three Months Ended
	March 31	June 30	September 30	December 31

	(In thousands, except per share data)
	2019
Total interest income	$6,315	$6,648	$6,921	$7,150
Total interest expense	1,207	1,469	1,726	1,721

Net interest income	5,108	5,179	5,195	5,429

Provision for losses on loans	90	120	120	578
Other income	945	947	1,003	993
General, administrative and other expense	4,162	4,172	4,162	3,986

Income before income taxes	1,801	1,834	1,916	1,858
Federal income taxes	187	188	135	89

Net income	1,614	1,646	1,781	1,769

Earnings per share
Basic	0.28	0.29	0.31	0.31
Diluted	0.28	0.29	0.31	0.31

Average Balances, Net Interest Income and Yields Earned and Rates Paid

The following table provides average balance sheet information and reflects the taxable equivalent average yield on interest-earning assets and the average cost of interest-bearing liabilities for the years ended December 31, 2020 and 2019. The yields and costs are calculated by dividing income or expense by the average balance of interest-earning assets or interest-bearing liabilities.

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

	2020			2019
(Dollars In thousands)		Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-earning assets
Loans (1)	$446,256	22,106	4.95%	$420,487	21,803	5.19%
Taxable securities - AFS	29,472	596	2.02	48,911	996	2.04
Tax-exempt securities - AFS (1)	137,948	6,057	4.39	106,528	4,687	4.40
Federal funds sold	25,522	49	0.19	17,285	333	1.93
FHLB stock and other	4,267	98	2.29	4,049	211	5.21
Total interest-earning assets	643,465	28,906	4.49	597,260	28,030	4.69

Noninterest-earning assets
Cash and due from banks	7,864			5,405
Premises and equipment (net)	13,164			12,232
Other nonearning assets	42,228			22,787
Less: allowance for loan losses	(3,794)			(2,127)
Total noninterest-earning assets	59,462			38,297
Total assets	702,927			635,557

Liabilities & stockholders’ equity
Interest-bearing liabilities
Demand deposits	$248,167	1,395	0.56%	$209,810	2,381	1.13%
Savings deposits	114,709	37	0.03	109,806	188	0.17
Time deposits	94,168	1,709	1.81	112,211	2,258	2.01
FHLB advances	9,341	174	1.86	27	1	3.70
Federal funds purchased	9,472	60	0.63	8,933	185	2.07
Subordinated debentures	23,604	1,329	5.63	16,276	975	5.99
Repurchase agreements	12,524	30	0.24	9,699	136	1.40
Total interest-bearing liabilities	511,985	4,734	0.92	466,762	6,124	1.31

Noninterest-bearing liabilities
Demand deposits	115,340			109,349
Other liabilities	6,145			5,054
Total noninterest-bearing liabilities	121,485			114,403
Total liabilities
Total stockholders’ equity	69,457			54,392
Total liabilities & stockholders’ equity	$702,927			$635,557
Net interest income		$24,172			$21,906
Net interest spread			3.57%			3.38%

Net yield on interest-earning assets			3.76%			3.67%

• For purposes of this schedule, nonaccrual loans are included in loans.

• Fees collected on loans are included in interest on loans.

(1) Shown on a tax equivalent basis.

Rate/Volume Analysis

The table below describes the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities have affected interest income and expense during 2020. For purposes of this table, changes in interest due to volume and rate were determined using the following methods:

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

Capital Resources

Internal capital growth, through the retention of earnings, is the primary means of maintaining capital adequacy for the Bank. The Company’s stockholders’ equity was $68.3 million and $59.9 million at December 31, 2020 and 2019, respectively. Total stockholders’ equity in relation to total assets was 9.85% at December 31, 2020 and

	2020 Compared to 2019
	Increase/(Decrease)
	(In thousands)
		Change	Change
	Total	Due To	Due To
	Change	Volume	Rate
Interest and dividend income
Loans	$303	1,302	(999)
Taxable securities available for sale	(400)	(550)	150
Tax-exempt securities available for sale	1,370	1,380	(10)
Federal funds sold	(284)	109	(393)
FHLB stock and other	(113)	11	(124)
Total interest and dividend income	876	2,252	(1,376)

Interest expense
Demand deposits	(986)	377	(1,363)
Savings deposits	(151)	8	(159)
Time deposits	(549)	(341)	(208)
FHLB advances	173	174	(1)
Federal funds purchased	(125)	11	(136)
Subordinated debentures	354	-	354
Repurchase agreements	(106)	31	(137)
Total interest expense	(1,390)	260	(1,650)

Net interest income	$2,266	1,992	274

8.74% at December 31, 2019. Please refer to the Consolidated Statements of Stockholders’ Equity for a detailed roll forward of stockholders’ equity from 2019 to 2020.

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

The Company’s Articles of Incorporation permits the creation of a class of preferred shares with 2,000,000 authorized shares. If utilized, this will enable the Company, at the option of the Board of Directors, to issue series of preferred shares in a manner calculated to take advantage of financing techniques which may provide a lower effective cost of capital to the Company. The class of preferred shares provides greater flexibility to the Board of Directors in structuring the terms of equity securities that may be issued by the Company. As of December 31, 2020, the Company has not issued any preferred shares.

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

Liquidity

Liquidity relates primarily to the Company’s ability to fund loan demand, meet deposit customers’ withdrawal requirements and provide for operating expenses. Assets used to satisfy these needs consist of cash and due from banks, federal funds sold and securities available-for-sale. These assets are commonly referred to as liquid assets. Liquid assets were $209.7 million at December 31, 2020, compared to $203.8 million at December 31, 2019. Management recognizes securities may need to be sold in the future to help fund loan demand and, accordingly, as of December 31, 2020, $158.1 million of the securities portfolio was classified as available for sale. The Company’s residential real estate portfolio can and has been readily used to collateralize borrowings as an additional source of liquidity. Management believes its current liquidity level is sufficient to meet cash requirements.

The Cash Flow Statements for the periods presented provide an indication of the Company’s sources and uses of cash as well as an indication of the ability of the Company to maintain an adequate level of liquidity. A discussion of the cash flow statements for 2020 and 2019 follows.

Net cash provided by operating activities totaled $9.4 million and $8.6 million for the years ended December 31, 2020 and 2019, respectively. The adjustments to reconcile net income to net cash from operating activities consisted mainly of depreciation and amortization of premises and equipment and intangibles, gain on sales of loans, securities and other assets, the provision for loan losses, Federal Home Loan Bank stock dividends, net amortization of securities and net changes in other assets and liabilities.

Net cash provided by investing activities totaled $33.7 million for the year ended December 31, 2020. For the year ended December 31, 2019, net cash used by investing activities totaled $95.8 million. The changes in net cash from investing activities include loan growth, security purchases, as well as normal maturities, security calls/sales and reinvestments of securities and premises and equipment expenditures.

Net cash used in financing activities totaled $6.4 million for the year ended December 31, 2020. Net cash provided by financing activities totaled $76.9 million for the year ended December 31, 2019. The net cash used in financing activities in 2020 was primarily attributable to a decrease in borrowings from the Federal Home Loan Bank.

Management feels that it has the capital adequacy, profitability, liquidity and reputation to meet the current and projected financial needs of its customers.

Inflation

The majority of assets and liabilities of the Company are monetary in nature and therefore the Company differs greatly from most commercial and industrial companies that have significant investments in fixed assets or inventories. However, inflation does have an important impact on the growth of total assets in the banking industry and the resulting need to increase equity capital at higher than normal rates in order to maintain an appropriate equity to assets ratio. Inflation significantly affects noninterest expense, which tends to rise during periods of general inflation. Management believes the most significant impact on financial results is the Company’s ability to react to changes in interest rates. Management seeks to maintain an essentially balanced position between interest sensitive assets and liabilities and actively manages the amount of securities available for sale in order to protect against the effects of wide interest rate fluctuations on net income and shareholders’ equity.

Report of Independent Registered Public Accounting Firm

To the Shareholders, Board of Directors and Audit Committee

United Bancorp, Inc.

Martins Ferry, Ohio

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of United Bancorp, Inc. (the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits.

We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

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

Report of Independent Registered Public Accounting Firm

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current-period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matters or on the accounts or disclosures to which it relates.

Allowance for Loan Losses

As described in Note 4 to the consolidated financial statements, the Company’s consolidated allowance for loan losses (ALL) was $5.1 million at December 31, 2020. The Company also describes in Note 1 of the consolidated financial statements the “Allowance for Loan Losses” accounting policy around this estimate. The ALL is an estimate of losses inherent in the loan portfolio. The determination of the reserve requires significant judgment reflecting the Company’s best estimate of probable loan losses.

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to income. Loan losses are charged against the allowance when management determines that an outstanding loan will not be collected. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a monthly basis by Company management and is based upon management’s periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to revision as more information becomes available.

The allowance consists of allocated and general components. The allocated component relates to loans that are classified as impaired. For those loans that are classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-impaired loans and is based on historical charge-off experience by segment. The historical charge-off experience is determined by portfolio segment and is based on the actual loss history experienced by the Company over the prior five years. Other adjustments for each segment, such as qualitative or environmental considerations may be added to the allowance for each loan segment after an assessment of internal or external influences on credit quality that are not fully reflected in the historical loss or risk rating data.

Report of Independent Registered Public Accounting Firm

The primary reason for our determination that the allowance for loan losses is a critical audit matter is that auditing the estimated allowance for loan losses involved significant judgment and complex review. There is a high degree of subjectivity in evaluating management’s estimate, such as evaluating management’s assessment of economic conditions and other environmental factors including the impact of the COVID-19 pandemic on the loan portfolio, evaluating the adequacy of specific allowances associated with impaired loans and assessing the appropriateness of loan grades.

Our audit procedures related to the estimated allowance for loan losses included:

•	Testing clerical and computational accuracy of the ALL model.

•	Testing the completeness and accuracy of the underlying information utilized in the ALL model.

•	Computing an independent calculation of an acceptable range and comparing it to the Company’s estimate.

•	Evaluating the qualitative and environmental adjustments to the historical loss rates, including assessing the basis for the adjustments and the reasonableness, reliability and relevance of the significant assumptions and underlying data.

•	Evaluating the relevance and reliability of data and assumptions.

•	Testing of the loan review function and the accuracy of loan grades determined. Specifically, utilizing internal loan review professionals to assist us in evaluating the appropriateness of loan grades and to assess the reasonableness of specific impairments on loans.

•	Evaluating the accuracy and completeness of disclosures in the consolidated financial statements.

We have served as the Company’s auditor since 2007.

Cincinnati, Ohio

March 19, 2021

United Bancorp, Inc.

Consolidated Balance Sheets

December 31, 2020 and 2019

(In thousands, except share data)

	2020	2019
Assets
Cash and due from banks	$11,637	$5,697
Interest-bearing demand deposits	39,955	9,288
Cash and cash equivalents	51,592	14,985

Available-for-sale securities	158,067	188,785
Loans, net of allowance for loan losses of $5,113 and $2,231 at December 31, 2020 and 2019, respectively	438,378	439,317
Premises and equipment	13,743	12,402
Federal Home Loan Bank stock	4,177	4,012
Foreclosed assets held for sale, net	721	819
Core deposit intangible assets	710	860
Goodwill	682	682
Accrued interest receivable	2,901	2,697
Bank-owned life insurance	18,109	17,196
Other assets	4,322	3,951
Total Assets	$693,402	$685,706
Liabilities and Stockholders’ Equity
Liabilities
Deposits
Demand	$376,287	$334,380
Savings	122,549	108,218
Time	80,699	105,471
Total deposits	579,535	548,069
Securities sold under repurchase agreements	12,705	6,915
Federal Home Loan Bank advances	––	39,800
Subordinated debentures	23,604	23,543
Deferred federal income tax	2,185	1,736
Interest payable and other liabilities	7,045	5,721
Total liabilities	625,074	625,784
Stockholders’ Equity
Preferred stock, no par value, authorized 2,000,000 shares; no shares issued	––	––
Common stock, $1 par value; authorized 10,000,000 shares; issued 2020 – 6,046,351 shares, 2019 - 5,959,351 shares; outstanding 2020 – 5,791,853, 2019 – 5,740,817	6,046	5,959
Additional paid-in capital	23,166	22,871
Retained earnings	32,497	27,905
Stock held by deferred compensation plan; 2020 – 174,905 shares, 2019 – 176,134 shares	(1,675)	(1,659)
Unearned ESOP compensation	––	(228)
Accumulated other comprehensive income	9,283	5,536
Treasury stock, at cost 2020 – 79,593 shares, 2019 – 42,400 shares	(989)	(462)
Total stockholders’ equity	68,328	59,922
Total liabilities and stockholders’ equity	$693,402	$685,706

See Notes to Consolidated Financial Statements

United Bancorp, Inc.

Consolidated Statements of Income

Years Ended December 31, 2020 and 2019

(In thousands except per share data)

	2020	2019
Interest and Dividend Income
Loans	$22,099	$21,790
Securities
Taxable	596	996
Tax-exempt	4,785	3,704
Federal funds sold	49	333
Dividends on Federal Home Loan Bank and other stock	99	211
Total interest and dividend income	27,628	27,034
Interest Expense
Deposits	3,141	4,827
Borrowings	1,593	1,296
Total interest expense	4,734	6,123
Net Interest Income	22,894	20,911
Provision for Loan Losses	3,337	908
Net Interest Income After Provision for Loan Losses	19,557	20,003
Noninterest Income
Customer service fees	2,580	2,843
Net gains on loan sales	180	54
Earnings on bank-owned life insurance	706	533
Realized gains on available-for-sale securities	2,593	––
Other	856	458
Total noninterest income	6,915	3,888
Noninterest Expense
Salaries and employee benefits	9,311	8,776
Net occupancy and equipment expense	2,406	2,263
Professional fees	1,232	1,292
Insurance	486	468
Deposit insurance premiums	184	75
Franchise and other taxes	492	408
Marketing expense	339	383
Printing and office supplies	122	136
Amortization of intangible assets	150	150
Other	3,168	2,531
Total noninterest expense	17,890	16,482

Income Before Federal Income Taxes	8,582	7,409
Provision for Federal Income Taxes	629	599
Net Income	$7,953	$6,810
Basic Earnings Per Share	$1.39	$1.19
Diluted Earnings Per Share	$1.39	$1.19

See Notes to Consolidated Financial Statements

United Bancorp, Inc.

Consolidated Statements of Comprehensive Income

Years Ended December 31, 2020 and 2019

(In thousands)

	2020	2019
Net income	$7,953	$6,810
Other comprehensive income (loss), net of tax
Reclassification adjustment for realized gains on available-for-sale securities included in net income, net of taxes $544 and $— for each respective period	(2,049)	––
Unrealized holding gains on available-for-sale securities during the period, net of taxes of $1,841 and $1,622 for each respective period	6,925	6,107
Change in funded status of defined benefit plan, net of tax benefits of $312 and $150 for each respective period	(1,174)	(564)
Amortization of prior service included in net periodic pension expense, net of tax benefits of $19 and $19 for each respective period	(70)	(70)
Amortization of net loss included in net periodic pension cost, net of taxes of $30 and $20 for each respective period	115	73

Comprehensive income	$11,700	$12,356

See Notes to Consolidated Financial Statements

United Bancorp, Inc.

Consolidated Statements of Stockholders’ Equity

Years Ended December 31, 2020 and 2019

(In thousands except per share data)

			Treasury	Shares		Accumulated
		Additional	Stock and	Acquired		Other
	Common	Paid-in	Deferred	By	Retained	Comprehensive
	Stock	Capital	Compensation	ESOP	Earnings	Gain (Loss)	Total
Balance, January 1, 2019	$5,927	$22,556	$(1,747)	$(404)	$24,321	$(10)	$50,643

Net income	––	––	––	––	6,810	––	6,810
Other comprehensive loss	––	––	––	––	––	5,546	5,546
Cash dividends - $0.545 per share	––	––	––	––	(3,226)	––	(3,226)
Shares purchased for deferred compensation plan	––	(42)	42	––	––	––	––
Shares purchased for treasury stock	––	––	(416)	––	––	––	(416)
Expense related to share-based compensation plans	––	293	––	––	––	––	293
Restricted stock activity	32	(32)	––	––	––	––	––
Amortization of ESOP	––	96	––	176	––	––	272
Balance, December 31, 2019	5,959	22,871	(2,121)	(228)	27,905	5,536	59,922

Net income	––	––	––	––	7,953	––	7,953
Other comprehensive income	––	––	––	––	––	3,747	3,747
Cash dividends - $0.57 per share	––	––	––	––	(3,361)	––	(3,361)
Shares activity for deferred compensation plan	––	17	(17)	––	––	––	––
Shares purchased for treasury stock	––	––	(526)	––	––	––	(526)
Expense related to share-based compensation plans	––	324	––	––	––	––	324
Restricted stock activity	87	(87)	––	––	––	––	––
Amortization of ESOP	––	41	––	228	––	––	269

Balance, December 31, 2020	$6,046	$23,166	$(2,664)	$––	$32,497	$9,283	$68,328

See Notes to Consolidated Financial Statements

United Bancorp, Inc.

Consolidated Statements of Cash Flows

Years Ended December 31, 2020 and 2019

(In thousands)

	2020	2019
Operating Activities
Net income	$7,953	$6,810
Items not requiring (providing) cash
Depreciation and amortization	1,157	1,040
Provision for loan losses	3,337	908
Gain on sale of available-for-sale securities	(2,593)	––
Amortization of premiums and discounts on securities-net	407	326
Amortization of intangible assets	150	150
Deferred income taxes	(547)	42
Originations of loans held for sale	(8,040)	(2,796)
Proceeds from sale of loans held for sale	8,220	2,850
Net gains on sales of loans	(180)	(54)
Amortization of ESOP	270	272
Expense related to share-based compensation plans	324	293
(Gain) loss on sale of real estate and other repossessed assets	(5)	5
Increase in cash surrender value of bank-owned life insurance	(463)	(81)
Gain on sale of fixed assets	––	(8)
Amortization of debt issuance costs	61	36
Changes in
Accrued interest receivable	(205)	(898)
Other assets	(1,800)	(1,188)
Interest payable and other liabilities	1,324	910

Net cash provided by operating activities	9,370	8,617

Investing Activities
Purchases of available-for-sale securities	(22,602)	(102,645)
Sale of available-for-sale securities	31,675	45,255
Maturities, prepayments and calls	30,003	––
Net change in loans	(2,658)	(33,403)
(Purchase) mandatory redemption of Federal Home Loan Bank Stock	(165)	231
Purchases of bank-owned life insurance	(450)	(4,000)
Purchases of premises and equipment, net	(2,519)	(1,336)
Proceeds from sale of premises and equipment	21	19
Proceeds from sales of foreclosed assets	363	86

Net cash used provided by (used in) investing activities	33,668	(95,793)

See Notes to Consolidated Financial Statements

United Bancorp, Inc.

Consolidated Statements of Cash Flows (continued)

December 31, 2020 and 2019

(In thousands)

	2020	2019
Financing Activities
Net increase in deposits	$31,466	$22,626
Proceeds of Federal Home Loan Bank advances	(39,800)	39,800
Repayments of Federal Home Loan Bank advances	––	(106)
Proceeds from issuance of subordinated debentures, net of origination fees	––	19,383
Net change in securities sold under repurchase agreements	5,790	(1,153)
Repurchase of common stock	(526)	(416
Cash dividends paid	(3,361)	(3,226)

Net cash (used in) provided by financing activities	(6,431)	76,908

Increase (Decrease) in Cash and Cash Equivalents	36,607	(10,268)

Cash and Cash Equivalents, Beginning of Year	14,985	25,253

Cash and Cash Equivalents, End of Year	$51,592	$14,985

Supplemental Cash Flows Information
Interest paid on deposits and borrowings	$4,723	$6,098

Federal income taxes paid	$990	$25

Supplemental Disclosure of Non-Cash Investing Activities
Transfers from loans to foreclosed assets held for sale	$260	$818

See Notes to Consolidated Financial Statements

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

Note 1:	Nature of Operations and Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of United Bancorp, Inc. (“United” or “the Company”) and its wholly-owned subsidiary, Unified Bank of Martins Ferry, Ohio (“the Bank” or “Unified”). All intercompany transactions and balances have been eliminated in consolidation.

Nature of Operations

The Company’s revenues, operating income and assets are almost exclusively derived from banking. Accordingly, all of the Company’s banking operations are considered by management to be aggregated in one reportable operating segment. Customers are mainly located in Athens, Belmont, Carroll, Fairfield, Harrison, Jefferson and Tuscarawas Counties in Ohio and Marshall and Ohio Counties in West Virginia and the surrounding localities in northeastern, east-central and southeastern Ohio and include a wide range of individuals, businesses and other organizations. Unified Bank conducts its business through its main office in Martins Ferry, Ohio and branches in Amesville, Bridgeport, Colerain, Dellroy, Dillonvale, Dover, Glouster, Jewett, Lancaster Downtown, Lancaster East, Nelsonville, New Philadelphia, Powhatan Point, St. Clairsville East, St. Clairsville West, Sherrodsville, Strasburg, Tiltonsville, Ohio and Moundsville West Virginia. The Bank also operates a Loan Production Office in Wheeling, West Virginia.

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

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

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

Cash Equivalents

The Company considers all liquid investments with original maturities of three months or less to be cash equivalents. At December 31, 2020 and 2019, cash equivalents consisted primarily of due from accounts with the Federal Reserve and other correspondent banks.

Currently, the FDIC’s insurance limits are $250,000. At December 31, 2020 and 2019, the Company’s various cash accounts did not exceed the federally insured limit of $250,000. At December 31, 2020 and 2019, the Company held $37,738,000 and $7,830,000 at the Federal Home Loan Bank and the Federal Reserve Bank, respectively, which are not subject to FDIC limits.

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

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

Loans Held for Sale

Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or fair value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income. At December 31, 2020 and 2019, the Company did not have any loans held for sale.

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

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

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

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

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

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

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

On March 27, 2020, the President of the United State signed the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), which provides entities with optional temporary relief from certain accounting and financial reporting requirements under U.S. GAAP. Section 4013 of the CARES Act allows financial institutions to suspend application of certain TDR accounting guidance for loan and lease modifications related to the COVID-19 pandemic made between March 1, 2020 and the earlier of December 31, 2020 or 60 days after the end of the COVID-19 national emergency, provided certain criteria are met. Section 4013 of the CARES Act was amended on December 27, 2020 to extend this relief until January 1, 2022. The relief can be applied to loan and lease modifications for borrowers that were not more than 30 days past due as of December 31, 2019 and to loan and lease modifications that defer or delay the payment of principal or interest, or change the interest rate on the loan. The Company chose to apply this relief to eligible loan and lease modifications.

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

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

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

Uncertain tax positions are recognized if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination. The term more likely than not means a likelihood of more than 50 percent; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances and information available at the reporting date and is subject to management’s judgment. At December 31, 2020, the Company had no uncertain tax positions.

The Company recognizes interest and penalties on income taxes as a component of income tax expense.

The Company files consolidated income tax returns with its subsidiary. With a few exceptions, the Company is no longer subject to the examination by tax authorities for years before 2017.

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

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

Earnings Per Share

Basic earnings per share allocated to common stockholders is calculated using the two-class method and is computed by dividing net income allocated to common stockholders by the weighted average number of commons shares outstanding during the period. Diluted earnings per share is adjusted for the dilutive effects of stock based compensation and is calculated using the two-class method or the treasury method. There were no dilutive effects for the years ended December 31, 2020 and 2019.

Comprehensive Income

Comprehensive income consists of net income and other comprehensive income, net of applicable income taxes. Other comprehensive income includes unrealized appreciation (depreciation) on available-for-sale securities and changes in the funded status of the defined benefit pension plan.

Advertising

Advertising costs are expensed as incurred.

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

Note 2:	Restriction on Cash and Due From Banks

The Company was required to maintain reserve funds in cash and/or on deposit with the Federal Reserve Bank. The reserve required at December 31, 2019, was $5.8 million. The Company did not have a reserve requirement at December 31, 2020.

Note 3:	Securities

The amortized cost and approximate fair values, together with gross unrealized gains and losses of securities are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In thousands)
Available-for-sale Securities:
December 31, 2020:
U.S. government agencies	$10,000	$53	$––	$10,053
Subordinated notes	4,500	6	(1)	4,505
State and municipal obligations	129,006	$14,503	––	143,509
Total debt securities	$143,506	$14,562	$(1)	$158,067

Available-for-sale Securities:
December 31, 2019:
U.S. government agencies	$40,000	$––	$(472)	$39,528
Subordinated notes	4,500	36	(4)	4,532
State and municipal obligations	135,897	$8,993	(165)	144,725
Total debt securities	$180,397	$9,029	$(641)	$188,785

The amortized cost and fair value of available-for-sale securities at December 31, 2019, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

	Amortized Cost	Fair Value

	(In thousands)
Under 1 year	$––	$––
One to five years	14,500	14,558
Over ten years	129,006	143,509

Totals	$143,506	$158,067

The carrying value of securities pledged as collateral, to secure public deposits and for other purposes, was $55.8 million and $46.8 million at December 31, 2020 and 2019, respectively.

Certain investments in debt securities are reported in the financial statements at an amount less than their historical cost. The total fair value of these investments at December 31, 2020 and 2019, was $1.0 million and $50.3 million, which represented approximately less than 1% and 27%, respectively, of the Company’s available-for-sale investment portfolio.

Based on evaluation of available evidence, including recent changes in market interest rates, credit rating information and information obtained from regulatory filings, management believes the declines in fair value for these securities are temporary.

The following tables show the Company’s investments’ gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2020 and 2019:

	December 31, 2020
	Less than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

(In thousands)
US government agencies	$––	$––	$––	$––	$––	$––
Subordinated notes	$––	$––	$1,000	$(1)	$1,000	$(1)
State and municipal obligations	$––	$––	$––	$––	$––	$––
Total temporarily impaired securities	$––	$––	$1,000	$(1)	$1,000	$(1)

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

	December 31, 2019
	Less than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

(In thousands)
US government agencies	$39,528	$(472)	$––	$––	$39,528	$(472)
Subordinated notes	996	$(4)	$––	$––	$996	$(4)
State and municipal obligations	$9,831	$(165)	$––	$––	$9,831	$(165)
Total temporarily impaired securities	$50,355	$(641)	$––	$––	$50,355	$(641)

The unrealized losses on the Company’s investments in direct obligations of U. S. Government agencies and state and political obligation were caused by interest rate increases. The contractual terms of those investments do not permit the issuer to settle the securities at a price less than the amortized cost bases of the investments. Because the Company does not intend to sell the investments and it is not more likely than not the Company will be required to sell the investments before recovery of their amortized cost bases, which may be maturity, the Company does not consider those investments to be other-than-temporarily impaired at December 31, 2020.

Note 4:	Loans and Allowance for Loan Losses

Categories of loans at December 31, include:

	2020	2019

	(In thousands)
Commercial loans	$103,277	$99,995
Commercial real estate	246,167	254,651
Residential real estate	85,789	77,205
Installment loans	8,258	9,697

Total gross loans	443,491	441,548

Less allowance for loan losses	(5,113)	(2,231)

Total loans	$438,378	$439,317

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

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

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

The following tables present the balance in the allowance for loan losses and the recorded investment in loans based on portfolio segment and impairment method as of December 31, 2020 and 2019:

	2020
	Commercial	Commercial Real Estate	Residential	Installment	Unallocated	Total

	(In thousands)
Allowance for loan losses:
Balance, beginning of year	$568	$792	$572	$299	$––	$2,231
Provision charged to expense	875	1,254	986	222	––	3,337
Losses charged off	(69)	(225)	(104)	(169)	––	(567)
Recoveries	23	––	17	72	––	112
Balance, end of year	$1,397	$1,821	$1,471	$424	$––	$5,113
Ending balance: individually evaluated for impairment	$––	$1	$––	$––	$––	$1
Ending balance: collectively evaluated for impairment	$1,397	$1,820	$1,471	$424	$––	$5,112
Loans:
Ending balance: individually evaluated for impairment	$80	$182	$114	$––	$––	$376
Ending balance: collectively evaluated for impairment	$103,197	$245,985	$85,675	$8,258	$––	$443,115

	2019
	Commercial	Commercial Real Estate	Residential	Installment	Unallocated	Total

	(In thousands)
Allowance for loan losses:
Balance, beginning of year	$389	$672	$519	$463	$––	$2,043
Provision charged to expense	196	551	180	(19)	––	908
Losses charged off	(18)	(431)	(141)	(180)	––	(770)
Recoveries	1	––	14	35	––	50
Balance, end of year	$568	$792	$572	$299	$––	$2,231
Ending balance: individually evaluated for impairment	$––	$––	$––	$––	$––	$––
Ending balance: collectively evaluated for impairment	$568	$792	$572	$299	$––	$2,231
Loans:
Ending balance: individually evaluated for impairment	$71	$371	$594	$––	$––	$1,036
Ending balance: collectively evaluated for impairment	$99,924	$254,280	$76,611	$9,697	$––	$440,512

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

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

The following table shows the portfolio quality indicators as of December 31, 2020:

Loan Class	Commercial	Commercial Real Estate	Residential	Installment	Total

	(In thousands)
Pass Grade	$103,181	$239,862	$85,675	$8,258	$436,976
Special Mention	15	3,422	––	––	3,437
Substandard	81	2,883	114	––	3,078
Doubtful	––	––	––	––	––

	$103,277	$246,167	$85,789	$8,258	$443,491

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

The following table shows the portfolio quality indicators as of December 31, 2019:

Loan Class	Commercial	Commercial Real Estate	Residential	Installment	Total

	(In thousands)
Pass Grade	$99,924	$249,563	$76,611	$9,697	$435,795
Special Mention	––	4,016	––	––	4,016
Substandard	71	1,072	594	––	1,737
Doubtful	––	––	––	––	––

	$99,995	$254,651	$77,205	$9,697	$441,548

The Company evaluates the loan risk grading system definitions and allowance for loan losses methodology on an ongoing basis. No significant methodology changes were made during 2020 and 2019.

The following table shows the loan portfolio aging analysis of the recorded investment in loans as of December 31, 2020:

	30-59 Days Past Due and Accruing	60-89 Days Past Due and Accruing	Greater Than 90 Days and Accruing	Non Accrual	Total Past Due and Non Accrual	Current	Total Loans Receivable

	(In thousands)
Commercial	$––	$––	$––	$83	$83	$103,194	$103,277
Commercial real estate	––	––	––	98	98	246,069	246,167
Residential	120	59	––	445	624	85,165	85,789
Installment	7	20	––	––	27	8,231	8,258
Total	$127	$79	$––	$626	$832	$442,659	$443,491

The following table shows the loan portfolio aging analysis of the recorded investment in loans as of December 31, 2019:

	30-59 Days Past Due and Accruing	60-89 Days Past Due and Accruing	Greater Than 90 Days and Accruing	Non Accrual	Total Past Due and Non Accrual	Current	Total Loans Receivable

	(In thousands)
Commercial	$129	$132	$––	$30	$291	$99,704	$99,995
Commercial real estate	––	214	197	348	759	253,892	254,651
Residential	448	––	29	1,074	1,551	75,654	77,205
Installment	58	1	––	––	59	9,638	9,697
Total	$635	$347	$226	$1,452	$2,660	$438,888	$441,548

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

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

The following table presents impaired loans for the year ended December 31, 2020:

	Recorded Balance	Unpaid Principal Balance	Specific Allowance	Average Investment in Impaired Loans	Interest Income Recognized

	(In thousands)
Loans without a specific valuation allowance:
Commercial	$80	$80	$––	$78	$11
Commercial real estate	110	196	––	136	8
Real Estate	114	121	––	118	22
Installment	––	14	––	––	5

	304	411	––	332	46
Loans with a specific valuation allowance:
Commercial	$––	$––	$––	$92	$––
Commercial real estate	72	72	1	3	3
Real Estate	––	––	––	––	––

	$72	$72	$1	$95	$3

Total:
Commercial	$80	$80	$––	$170	$11
Commercial Real Estate	$182	$268	$1	$139	$11
Real Estate	$114	$121	$––	$118	$22
Installment	$––	$14	$––	$––	$5

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

The following table presents impaired loans for the year ended December 31, 2019:

	Recorded Balance	Unpaid Principal Balance	Specific Allowance	Average Investment in Impaired Loans	Interest Income Recognized

	(In thousands)
Loans without a specific valuation allowance:
Commercial	$71	$71	$––	$71	$13
Commercial real estate	371	371	––	356	8
Installment	594	594	––	683	23

	1,036	1,036	––	1,110	44
Loans with a specific valuation allowance:
Commercial	$––	$––	$––	$––	$––
Commercial real estate	––	––	––	––	––
Installment	––	––	––	––	––

	––	$––	$––	$––	$––

Total:
Commercial	$71	$71	$––	$71	$13
Commercial Real Estate	$371	$371	$––	$356	$8
Installment	$594	$594	$––	$683	$23

At December 31, 2020 and 2019, the Company had certain loans that were modified in troubled debt restructurings and impaired.  The modification of terms of such loans included one or a combination of the following:  an extension of maturity, a reduction of the stated interest rate or a permanent reduction of the recorded investment in the loan.

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

The Company did not have any troubled debt restructurings that occurred during the year ended December 31, 2019. The following tables present information regarding troubled debt restructurings by class and by type of modification for the year ended December 31, 2020 and 2019:

	Year Ended December 31, 2020
	Number of Contracts	Pre- Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment

		(In thousands)
Commercial	––	$––	$––
Commercial Real Estate	1	$86	$86

	Year Ended December 31, 2020
	Interest Only	Term	Combination	Total Modification

		(In thousands)
Commercial	$––	$––	$––	$––
Commercial Real Estate	$––	$86	$––	$86

	Year Ended December 31, 2019
	Number of Contracts	Pre- Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment

		(In thousands)
Commercial	2	$83	$83

	Year Ended December 31, 2019
	Interest Only	Term	Combination	Total Modification

		(In thousands)
Commercial	$––	$83	$––	$83

During the 2019 and 2020, troubled debt restructurings did not have an impact on the allowance for loan losses. At December 31, 2020 and 2019 and for the years then ended, there were no material defaults of any troubled debt restructurings that were modified in the last 12 months. The Company generally considers TDR’s that become 90 days or more past due under the modified terms as subsequently defaulted.

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

Note 5:	Premises and Equipment

Major classifications of premises and equipment, stated at cost, are as follows:

	2020	2019

	(In thousands)
Land, buildings and improvements	$19,956	$18,297
Furniture and equipment	15,051	14,220
Computer software	2,225	2,196
	37,232	34,713
Less accumulated depreciation	(23,489)	(22,311)
Net premises and equipment	$13,743	$12,402

Note 6:	Time Deposits

Time deposits in denominations of $250,000 or more were $7.8 million at December 31, 2020 and $14.0 million at December 31, 2019. At December 31, 2020, the scheduled maturities of time deposits are as follows:

(In thousands)
Due during the year ending December 31,
2021	$56,558
2022	18,907
2023	3,648
2024	601
2025	496
Thereafter	489
$80,699

Note 7:	Borrowings

At December 31, advances from the Federal Home Loan Bank were as follows:

	2020	2019

	(In thousands)
Cash Management Advances maturities from January 2020 to March 2020 at floating rates averaging 1.73%	––	$39,800

At December 31, 2020 and 2019, as a member of the Federal Home Loan Bank system the Bank had the ability to obtain up to $140.5 million and $119.0 million, respectively, in additional borrowings based on securities and certain loans pledged to the FHLB. At December 31, 2020 and 2019, the Bank had approximately $207.9 million and $194.3 million, respectively of one- to four-family residential real estate and commercial real estate loans pledged as collateral for borrowings. Also at December 31, 2020 and 2019, the Company and the Bank have cash management lines of credit with various correspondent banks (excluding FHLB cash management lines of credit) enabling additional borrowings of up to $18.0 million.

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

Securities sold under repurchase agreements were approximately $12.7 million and $6.9 million at December 31, 2020 and 2019.

Securities sold under agreements to repurchase are financing arrangements whereby the Company sells securities and agrees to repurchase the identical securities at the maturities of the agreements at specified prices. Physical control is maintained for all securities sold under repurchase agreements. Information concerning securities sold under agreements to repurchase is summarized as follows:

	2020	2019

	(Dollars in thousands)
Balance outstanding at year end	$12,705	$6,915
Average daily balance during the year	$12,524	$9,272
Average interest rate during the year	0.29%	1.37%
Maximum month-end balance during the year	$16,503	$13,441
Weighted-average interest rate at year end	0.29%	1.40%

All repurchase agreements are subject to term and conditions of repurchase/security agreements between the Company and the customer and are accounted for as secured borrowings. The Company’s repurchase agreements reflected in short-term borrowings consist of customer accounts and securities which are pledged on an individual security basis.

The following table presents the Company’s repurchase agreements accounted for as secured borrowings:

Remaining Contractual Maturity of the Agreement

(In thousands)

December 31, 2020	Overnight and Continuous	Up to 30 Days	30-90 Days	Greater than 90 Days	Total

Repurchase Agreements
U.S government agencies	$12,705	$––	$––	$––	$12,705
Total	$12,705	$––	$––	$––	$12,705

December 31, 2019	Overnight and Continuous	Up to 30 Days	30-90 Days	Greater than 90 Days	Total

Repurchase Agreements
U.S government agencies	$6,915	$––	$––	$––	$6,915
Total	$6,915	$––	$––	$––	$6,915

Securities with an approximate carrying value of $30.1 million and $9.4 million at December 31, 2020 and 2019, respectively, were pledged as collateral for repurchase borrowings.

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

Note 8:	Subordinated Debentures

On May 14, 2019 the Company issued $20,000,000 of junior subordinated debentures in denominations of not less than $250,000. The debentures bear interest at a fixed rate of 6.0% until May 2024, which then becomes a floating interest rate equal to the three-month LIBOR (or an equivalent index) plus 3.625%, resetting quarterly. Interest on the subordinated notes will be payable semiannually through May 2024 and quarterly thereafter through the maturity date of May 2029. Principal is due upon maturity. The debentures are unsecured and payable to various investors. For purposes of computing regulatory capital, the debentures are included in Tier 2 Capital. The subordinated notes may not be repaid in whole or in part prior to the fifth anniversary of the issue date (May 2019). Unamortized debt costs were $519,511 and $580,787 as of December 31, 2020 and 2019, respectively.

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

Subordinated debentures, net of unamortized debt costs, totaled $23.6 million and $23.5 million at December 31, 2020 and 2019, respectively.

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

Note 9:	Income Taxes

The provision for income taxes includes these components:

	2020	2019

	(In thousands)
Taxes currently payable	$1,176	$557
Deferred income taxes	(547)	42
Income tax expense	$629	$599

A reconciliation of income tax expense at the statutory rate to the Company’s actual income tax expense is shown below:

	2020	2019

	(In thousands)
Computed at the statutory rate (21%)	$1,802	$1,556
(Decrease) increase resulting from
Tax exempt interest	(967)	(780)
Earnings on bank-owned life insurance - net	(148)	(112)
Low income housing credit	(131)	(74)
Other	73	9
Actual tax expense	$629	$599

The tax effects of temporary differences related to deferred taxes shown on the balance sheets were:

	2020	2019

	(In thousands)
Deferred tax assets
Allowance for loan losses	$992	$326
Stock based compensation	187	138
Deferred compensation, and other accruals	456	494
Employee benefit expense	159	—
Non-accrual loan interest	2	8
Other	10	13
Total deferred tax assets	1,806	979

Deferred tax liabilities
Depreciation	(390)	(266)
Deferred loan costs, net	(51)	(73)
FHLB stock dividends	(304)	(321)
Unrealized gains on securities available for sale	(3,058)	(1,762)
Prepaid expenses	(70)	(48)
Intangibles	(118)	(138)
Employee benefit expense	––	(107)

Total deferred tax liabilities	(3,991)	(2,715)

Net deferred tax liability	$(2,185)	$(1,736)

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

Note 10:	Accumulated Other Comprehensive Income

The components of accumulated other comprehensive income, included in stockholders’ equity, are as follows:

	2020	2019

	(In thousands)
Net unrealized gain on securities available-for-sale	$14,561	$8,389
Net unrealized loss for funded status of defined benefit plan liability	(2,810)	(1,381)

	11,751	7,008
Tax effect	(2,468)	(1,472)

Net-of-tax amount	$9,283	$5,536

Reclassifications out of accumulated other comprehensive income during 2020 and 2019 and the affected line items in the Consolidated Financial Statements of Income were as follows:

	2020	2019

	(In thousands)
Realized gains on securities available-for-sale	$2,593	$	---
Less provision for federal income taxes	544		---

Reclassification adjustment, net of taxes	$2,049	$	---

Note 11:	Regulatory Matters

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

In July 2013, the Federal Reserve approved final rules, referred to herein as the Basel III Rules, establishing a new comprehensive capital framework for U.S. banking organizations. The Basel III Rules generally implement the Basel Committee on Banking Supervision’s December 2010 final capital framework referred to as “Basel III” for strengthening international capital standards. The Basel III Rules substantially revise the risk-based capital requirements applicable to bank holding companies and their depository institution subsidiaries, including the Company and Unified, as compared to the current U.S. general risk-based capital rules. The Basel III Rules revise the definitions and the components of regulatory capital, as well as address other issues affecting the computation of regulatory capital ratios. The Basel III rules added another capital ratio component “Tier 1 Common Capital Ratio” which is a measurement of a bank’s core equity capital compared with its total risk-weighted assets The Basel III Rules also prescribe a new standardized approach for risk weightings that expand the risk-weighting categories from the current categories to a larger more risk-sensitive number of categories, depending on the nature of the assets, generally ranging from 0% for U.S. government and agency securities, to 600% for certain equity exposures, and resulting in higher risk weights for a variety of asset classes.

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

The Basel III capital rules became effective for the Company and Unified on January 1, 2015, subject to phase-in periods for certain components. The net unrealized gain or loss on available-for-sale securities is not included in computing regulatory capital.

As of December 31, 2020, the Company exceeded its minimum regulatory capital requirements with a total risk-based capital ratio of 18.9%, common equity tier 1 ratio of 13.1%, Tier 1 risk-based capital ratio of 13.9% and a Tier 1 leverage ratio of 10.1%.

As of December 31, 2020, the most recent notification from Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Bank must maintain capital ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank’s category.

The Company’s and Bank’s actual capital amounts and ratios are presented in the following table.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio

	(Dollars in thousands)
As of December 31, 2020
Total Capital (to Risk-Weighted Assets)
Consolidated	$94,085	18.9%	$39,746	8.0%	N/A	N/A
Unified	80,494	16.2	39,860	8.0	$48,825	10.0%

Common Equity Tier 1 Capital (to Risk- Weighted Assets)
Consolidated	$64,972	13.1%	$22,357	4.5%	N/A	N/A
Unified	75,831	15.2	22,421	4.5	$32,386	6.5%

Tier I Capital (to Risk-Weighted Assets)
Consolidated	$68,972	13.9%	$29,810	6.0%	N/A	N/A
Unified	75,831	15.2	29,895	6.0	$39,860	8.0%

Tier I Capital (to Average Assets)
Consolidated	$68,972	10.1%	$27,572	4.0%	N/A	N/A
Unified	75,831	11.2	27,007	4.0	$33,759	5.0%

As of December 31, 2019
Total Capital (to Risk-Weighted Assets)
Consolidated	$83,653	16.7%	$40,027	8.0%	N/A	N/A
Unified	68,953	13.8	39,972	8.0	$49,776	10.0%

Common Equity Tier 1 Capital (to Risk- Weighted Assets)
Consolidated	$57,422	11.5%	$22,515	4.5%	N/A	N/A
Unified	66,722	13.4	22,484	4.5	$32,355	6.5%

Tier I Capital (to Risk-Weighted Assets)
Consolidated	$61,422	12.3%	$30,020	6.0%	N/A	N/A
Unified	66,722	13.4	29,979	6.0	$39,821	8.0%

Tier I Capital (to Average Assets)
Consolidated	$61,422	9.5%	$30,020	4.0%	N/A	N/A
Unified	66,722	10.1	29,979	4.0	$33,160	5.0%

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

Note 12:	Related Party Transactions

At December 31, 2020 and 2019, the Bank had loan commitments outstanding to executive officers, directors, significant stockholders and their affiliates (related parties). In management’s opinion, such loans and other extensions of credit and deposits were made in the ordinary course of business and were made on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons. Further, in management’s opinion, these loans did not involve more than normal risk of collectability or present other unfavorable features. Such loans are summarized below.

	2020	2019

	(In thousands)
Aggregate balance – January 1	$17,768	$14,106
New loans	5,236	4,459
Repayments	(2,020)	(797)

Aggregate balance – December 31	$20,984	$17,768

Deposits from related parties held by the Bank at December 31, 2020 and 2019, totaled approximately $6.1 million and $2.5 million, respectively.

Note 13:	Benefit Plans

Pension and Other Postretirement Benefit Plans

The Company has a noncontributory defined benefit pension plan covering all employees who meet the eligibility requirements. The Company’s funding policy is to make the minimum annual contribution that is required by applicable regulations, plus such amounts as the Company may determine to be appropriate from time to time. The Company expects to contribute $657,000 to the plan in 2021.

In connection with the acquisition of Powhatan Point Community Bancshares, Inc., the Company assumed supplemental income agreements for certain individuals. The agreements provide for a fixed number of payments once the individual reaches normal retirement age. At December 31, 2020, the present value of these future payments was approximately $418,000.

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

The Company uses a December 31st measurement date for the plan. Information about the plan’s funded status and pension cost follows:

	Pension Benefits
	2020	2019

	(In thousands)
Change in benefit obligation
Beginning of year	$(5,588)	$(4,157)
Service cost	(389)	(299)
Interest cost	(234)	(218)
Actuarial (loss) gain	(1,534)	(1,276)
Benefits paid	530	362

End of year	(7,215)	(5,588)

Change in fair value of plan assets
Beginning of year	6,111	5,041
Actual return on plan assets	563	967
Employer contribution	378	465
Benefits paid	(530)	(362)

End of year	6,522	6,111

Funded status at end of year	$693	$523

Amounts recognized in accumulated other comprehensive loss not yet recognized as components of net periodic benefit cost consist of:

	Pension Benefits
	2020	2019

	(In thousands)
Unamortized net loss	$3,302	$2,009
Unamortized prior service	(492)	(581)

	$2,810	$1,428

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

The estimated net loss and prior service credit for the defined benefit pension plan that will be amortized from accumulated other comprehensive income as a credit into net periodic benefit cost over the next fiscal year is approximately $182,000. The accumulated benefit obligation for the defined benefit pension plan was $6.2 million and $5.0 million at December 31, 2020 and 2019, respectively.

Information for the pension plan with respect to accumulated benefit obligation and plan assets is as follows:

	December 31,
	2020	2019
	(In thousands)
Projected benefit obligation	$7,215	$5,588
Accumulated benefit obligation	$6,168	$5,032
Fair value of plan assets	$6,522	$6,111

	December 31,
	2020	2019
	(In thousands)
Components of net periodic benefit cost
Service cost	$389	$299
Interest cost	234	218
Expected return on plan assets	(467)	(468)
Amortization of prior service (credit) cost	(89)	(89)
Amortization of net loss	145	145

Net periodic benefit cost	$212	$105

Significant assumptions include:

	Pension Benefits
	2020	2019
Weighted-average assumptions used to determine benefit obligation:
Discount rate	3.41%	4.39%
Rate of compensation increase	3.50%	3.50%

Weighted-average assumptions used to determine benefit cost:
Discount rate	3.41%	4.39%
Expected return on plan assets	7.00%	7.50%
Rate of compensation increase	3.50%	3.00%

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

The Company has estimated the long-term rate of return on plan assets based primarily on historical returns on plan assets, adjusted for changes in target portfolio allocations and recent changes in long-term interest rates based on publicly available information. The long-term rate of return assumption was decreased 50 basis points from 2019 to 2020.

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid as of December 31, 2020:

Pension Benefits
(In thousands)
2021	$391
2022	522
2023	433
2024	508
2025	402
2026--2029	3,703

Total	$5,959

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

The asset allocation strategy of the plan is designed to allow flexibility in the determination of the appropriate investment allocations between equity and fixed income investments. This strategy is designed to help achieve the actuarial long term rate on plan assets of 7.0%. The target asset allocation percentages for both 2020 and 2019 are as follows:

Large-Cap stocks	Not to exceed 68%
Small-Cap stocks	Not to exceed 23%
Mid-Cap stocks	Not to exceed 23%
International equity securities	Not to exceed 30%
Fixed income investments	Not to exceed 35%
Alternative investments	Not to exceed 19%

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

At December 31, 2020 and 2019, the fair value of plan assets as a percentage of the total was invested in the following:

	December 31,
	2020	2019
Equity securities	70.3%	70.6%
Debt securities	28.1	29.1
Cash and cash equivalents	1.6	0.3

	100.0%	100.0%

Pension Plan Assets

Following is a description of the valuation methodologies used for pension plan assets measured at fair value on a recurring basis, as well as the general classification of pension plan assets pursuant to the valuation hierarchy.

Where quoted market prices are available in an active market, plan assets are classified within Level 1 of the valuation hierarchy. Level 1 plan assets include investments in mutual funds that involve equity, bond and money market investments. All of the Plan’s assets are classified as Level 1. If quoted market prices are not available, then fair values are estimated by using pricing models, quoted prices of plan assets with similar characteristics or discounted cash flows. In certain cases where Level 1 or Level 2 inputs are not available, plan assets are classified within Level 3 of the hierarchy. At December 31, 2020 and 2019, the Plan did not contain Level 2 or Level 3 investments.

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

The fair values of Company’s pension plan assets at December 31st, by asset category are as follows:

December 31, 2020
		Fair Value Measurements Using
Asset Category	Total Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

	(In thousands)
Mutual money market	$103	$103	$––	$––
Mutual funds – equities
ETF mutual funds	4,190	4,190	––	––
Large and small Cap	111	111	––	––
International	287	287
Commodities	––	––	––	––
Mutual funds – fixed income
Fixed income	1,193	1,193	––	––
ETF fixed income	638	638	––	––

Total	$6,522	$6,522	$––	$––

December 31, 2019
		Fair Value Measurements Using
Asset Category	Total Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

	(In thousands)
Mutual money market	$186	$186	$––	$––
Mutual funds – equities
ETF mutual funds	3,404	3,404	––	––
Large and small Cap	317	317	––	––
International	419	419
Commodities	178	178	––	––
Mutual funds – fixed income
Fixed income	1,324	1,324	––	––
ETF fixed income	283	283	––	––

Total	$6,111	$6,111	$––	$––

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

Employee Stock Ownership Plan

The Company has an Employee Stock Ownership Plan (“ESOP”) with an integrated 401(k) plan covering substantially all employees of the Company. The ESOP acquired 354,551 shares of Company common stock at $9.64 per share in 2005 with funds provided by a loan from the Company. Accordingly, $3.4 million of common stock acquired by the ESOP was shown as a reduction of stockholders’ equity. Shares are released to participants proportionately as the loan is repaid. Dividends on allocated shares are recorded as dividends and charged to retained earnings. Compensation expense is recorded equal to the fair market value of the stock when contributions, which are determined annually by the Board of Directors of the Company, are made to the ESOP. The Company’s 401(k) matching percentage was 50% of the employees’ first 6% of contributions for 2020 and 2019.

ESOP and 401(k) expense for the years ended December 31, 2020 and 2019 was approximately $270,000 and $272,000, respectively.

Share information for the ESOP is as follows at December 31, 2020 and 2019:

	2020	2019

Allocated shares at beginning of the year	411,411	416,982
Shares released for allocation during the year	23,635	23,635
Net shares distributed due to retirement/diversification	(17,960)	(52,841)
Unearned shares	––	23,635

Total ESOP shares	417,086	411,411

Fair value of unearned shares at December 31st	$––	$338,000

At December 31, 2020, the fair value of the 417,086 allocated shares held by the ESOP was approximately $5,497,000.

Split Dollar Life Insurance Arrangements

The Company has split-dollar life insurance arrangements with its executive officers and certain directors that provide certain death benefits to the executive’s beneficiaries upon his or her death. The agreements provide a pre- and post-retirement death benefit payable to the beneficiaries of the executive in the event of the executive’s death. The Company has purchased life insurance policies on the lives of all participants covered by these agreements in amounts sufficient to provide the sums necessary to pay the beneficiaries, and the Company pays all premiums due on the policies. In the case of an early separation from the Company, the nonvested executive portion of the death benefit is retained by the Company. The accumulated post retirement benefit obligation was $1.7 million and $1.6 million at December 31, 2020 and December 31, 2019, respectively.

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

Note 14:	Restricted Stock Plan

During 2018, the Company’s stockholders authorized the adoption of the United Bancorp, Inc. 2018 Stock Incentive Plan (the “2018 Plan”). No more than 500,000 shares of the Company’s common stock may be issued under the 2018 Plan. As of December 31, 2020, 82,500 shares have been issued under this plan. The shares that may be issued can be authorized but unissued shares or treasury shares. The 2018 Plan permits the grant of incentive awards in the form of options, stock appreciation rights, restricted share and share unit awards, and performance share awards. The 2018 Plan contains annual limits on certain types of awards to individual participants. In any calendar year, no participant may be granted awards covering more than 25,000 shares.

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

The Company believes that such awards better align the interests of its employees with those of its stockholders. Stock options are generally granted with an exercise price, and restricted stock awards are valued, equal to the market price of the Company’s stock at the date of grant; stock option awards generally vest within 9.5 years of continuous service and have a 9.5 year contractual term. Restricted stock awards generally vest over a 9.5 year contractual term, or over the period to retirement, whichever is shorter. Restricted stock awards have no post-vesting restrictions. Restricted stock awards provide for accelerated vesting if there is a change in control (as defined in the Plans).

A summary of the status of the Company’s nonvested restricted shares as of December 31, 2020, and changes during the year then ended, is presented below:

	Shares	Weighted- Average Grant- Date Fair Value
Nonvested, beginning of year	237,500	$11.15
Granted	105,000	12.89
Vested	(4,500)	12.02
Forfeited	(18,000)	10.98
Nonvested, end of year	320,000	$11.73

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

Total compensation cost recognized in the income statement for share-based payment arrangements during the years ended December 31, 2020 and 2019 was $324,000 and $293,000, respectively.

The recognized tax benefits related thereto were $68,000 and $62,000, for the years ended December 31, 2020 and 2019, respectively.

As of December 31, 2020 and 2019, there was $2,864,000 and $2,114,000, respectively, of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the Plan. That cost is expected to be recognized over a weighted-average period of 6.9 years.

Note 15:	Earnings Per Share

Earnings per share (EPS) were computed as follows:

	Year Ended December 31, 2020
	Net Income	Weighted- Average Shares	Per Share Amount
	(In thousands)
Net income	$7,953
Less allocated earnings on non-vested restricted stock	(141)
Less allocated dividends on non-vested restricted stock	(253)
Net income allocated to common stockholders	7,559
		5,458,365
Basic and diluted earnings per share			$1.39

	Year Ended December 31, 2019
	Net Income	Weighted- Average Shares	Per Share Amount
	(In thousands)
Net income	$6,810
Less allocated earnings on non-vested restricted stock	(111)
Less allocated dividends on non-vested restricted stock	(145)
Net income allocated to common stockholders	6,554
		5,525,965
Basic and diluted earnings per share			$1.19

Note 16:	Disclosures about Fair Value of Financial Instruments and Other Assets and Liabilities

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

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

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

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

The following tables present the fair value measurements of assets recognized in the accompanying balance sheets measured at fair value on a recurring basis and the level within the fair value hierarchy in which the fair value measurements fall at December 31, 2020 and 2019:

		December 31, 2020 Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

	(In thousands)
U.S government agencies	$10,053	$––	$10,053	$––
Subordinated notes	$4,505	––	$4,505	––
State and municipal obligations	$143,509	––	$143,509	––

		December 31, 2019 Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

	(In thousands)
U.S government agencies	$39,528	$––	$39,528	$––
Subordinated notes	$4,532	––	$4,532	––
State and municipal obligations	$144,725	––	$144,725	––

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

December 31, 2020 and 2019

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

The following tables present the fair value measurements of assets recognized in the accompanying balance sheets measured at fair value on a non-recurring basis and the level within the fair value hierarchy in which the fair value measurements fall at December 31, 2020 and 2019:

		December 31, 2020 Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

	(In thousands)
Collateral dependent impaired loans	$71	$––	$––	$71
Foreclosed assets held for sale	––	––	––	––

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

December 31, 2019 Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

(In thousands)
Collateral dependent impaired loans	$––	$––	$––	$––
Foreclosed assets held for sale	––	––	––	––

Unobservable (Level 3) Inputs

The following tables present quantitative information about unobservable inputs used in recurring and nonrecurring Level 3 fair value measurements.

	Fair Value at 12/31/20	Valuation Technique	Unobservable Inputs	Range
	(In thousands)
Collateral-dependent impaired loans	$71	Market comparable properties	Comparability adjustments	5% – 10%
Foreclosed assets held for sale	––	Market comparable properties	Marketability discount	10% – 35%

	Fair Value at 12/31/19	Valuation Technique	Unobservable Inputs	Range
(In thousands)
Collateral-dependent impaired loans	$––	Market comparable properties	Comparability adjustments	5% - 10%
Foreclosed assets held for sale	––	Market comparable properties	Marketability discount	10% – 35%

There were no significant changes in the valuation techniques used during 2020.

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

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

		Fair Value Measurements Using
	Carrying Amount	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

	(In thousands)
December 31, 2020
Financial assets
Cash and cash equivalents	$51,592	$51,592	$––	$––
Loans, net of allowance	438,378	––	––	436,893
Federal Home Loan Bank stock	4,177	––	4,177	––
Accrued interest receivable	2,901	––	2,901	––

Financial liabilities
Deposits	579,535	––	580,130	––
Securities sold under repurchase agreements	12,705	––	12,705	––
Subordinated debentures	23,604	––	21,989	––
Interest payable	224	––	224	––

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

The classification of the assets and liabilities pursuant to the valuation hierarchy as of December 31, 2019 in the following table have not been audited. The fair value has been derived from the December 31, 2019 audited consolidated financial statements.

		Fair Value Measurements Using
	Carrying Amount	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

	(In thousands)
December 31, 2019
Financial assets
Cash and cash equivalents	$14,985	$14,985	$––	$––
Loans, net of allowance	439,317	––	––	437,688
Federal Home Loan Bank stock	4,012	––	4,012	––
Accrued interest receivable	2,697	––	2,697	––

Financial liabilities
Deposits	548,069	––	548,130	––
Securities sold under repurchase agreements	6,915	––	6,915	––
Federal Home Loan Bank advances	39,800	––	39,800	––
Subordinated debentures	23,543	––	22,857	––
Interest payable	213	––	213	––

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

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

Securities Sold Under Repurchase Agreements, Federal Home Loan Bank Advances and Subordinated Debentures

Rates currently available to the Company for debt with similar terms and remaining maturities are used to estimate the fair value of existing debt.

Commitments to Originate Loans, Letters of Credit and Lines of Credit

The fair value of commitments to originate loans is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair values of letters of credit and lines of credit are based on fees currently charged for similar agreements or on the estimated cost to terminate or otherwise settle the obligations with the counterparties at the reporting date. Fair values of commitments were not material at December 31, 2020 and 2019.

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

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

Note 18:    Commitments and Credit Risk

At December 31, 2020 and 2019, total commercial and commercial real estate loans made up 78.3% and 80.3%, respectively, of the loan portfolio. Installment loans account for 1.9% and 2.2%, respectively, of the loan portfolio. Real estate loans comprise 19.8% and 17.5% of the loan portfolio as of December 31, 2020 and 2019, respectively, and primarily include first mortgage loans on residential properties and home equity lines of credit.

Included in cash and cash and due from banks as of December 31, 2020 and 2019 is $39.7 and $8.3 million, respectively, of deposits with the Federal Reserve Bank of Cleveland.

 COVID-19: Update on Company Action and Ongoing Risks

In December 2019, a novel coronavirus (COVID-19) was reported in China, and, in March 2020, the World Health Organization declared it a pandemic. On March 12, 2020, the President of the United States declared the COVID-19 outbreak in the United States a national emergency. The COVID-19 pandemic has caused significant economic dislocation in the United States as many state and local governments have ordered non-essential businesses to close and residents to shelter in place at home. This has resulted in an unprecedented slow-down in economic activity and a related increase in unemployment. As a result of the spread of COVID-19, economic uncertainties arose which can ultimately affect the financial position, results of operations and cash flows of the Company as well as the Company’s customers. The Coronavirus Aid, Relief, and Economic Security Act passed by Congress in March 2020 (CARES Act) included relief for individual Americans, health care workers, small businesses and certain industries hit hard by the COVID-19 pandemic.  The 2021 Consolidated Appropriations Act, passed by Congress in December 2020, extended certain provisions of the CARES Act affecting the Company into 2021.

The CARES Act included several provisions designed to help financial institutions like the Bank in working with their customers.  Section 4013 of the CARES Act, as extended,  allows a financial institution to elect to suspend generally accepted accounting principles and regulatory determinations with respect to qualifying loan modifications related to COVID-19 that would otherwise be categorized as a troubled debt restructuring (TDR) until January 1, 2022.  The Bank has taken advantage of this provision to extend certain payment modifications to loan customers in need.  As of December 31, 2020, the Bank has $16.9 million of outstanding loans that were modified and are paying interest only and $2.6 million of loans on total payment deferrals. These modifications were granted in 2020 under the CARES Act guidance.

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

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

At December 31, 2020 and 2019, the Company had outstanding commitments to originate variable rate loans aggregating approximately $49.0 million and $38.7 million, respectively. The commitments extended over varying periods of time with the majority being disbursed within a one-year period.

Mortgage loans in the process of origination represent amounts that the Company plans to fund within a normal period of 60 to 90 days, some of which are intended for sale to investors in the secondary market. The Company did not have any mortgage loans in the process of origination which are intended for sale at December 31, 2020 or 2019.

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

The Company had $22,000 and $46,000 at December 31, 2020 and 2019, respectively in outstanding standby letters of credit. At both December 31, 2020 and 2019, the Company had no deferred revenue under standby letter of credit agreements.

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

At December 31, 2020, the Company had granted unused lines of credit to borrowers aggregating approximately $49.4 million and $39.6 million for commercial lines and open-end consumer lines, respectively. At December 31, 2019, the Company had granted unused lines of credit to borrowers aggregating approximately $40.5 million and $38.6 million for commercial lines and open-end consumer lines, respectively.

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

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

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

On October 16, 2019, FASB approved a final ASU delaying the effective date of ASU 2016-13 for small reporting companies to interim and annual periods beginning after December 15, 2022. The Company is currently evaluating the impact of these amendments to the Company’s financial position and results of operations and currently does not know or cannot reasonably quantify the impact of the adoption of the amendments as a result of the complexity and extensive changes from the amendments. The Allowance for Loan Losses (ALL) estimate is material to the Company and given the change from an incurred loss model to a methodology that considers the credit loss over the life of the loan, there is the potential for an increase in the ALL at adoption date. The Company is anticipating a significant change in the processes and procedures to calculate the ALL, including changes in assumptions and estimates to consider expected credit losses over the life of the loan versus the current accounting practice that utilizes the incurred loss model. In addition, the current accounting policy and procedures for the other-than-temporary impairment on available-for-sale securities will be replaced with an allowance approach. As of December 31, 2020, the Company is working with a third party and continues to run projections and review segmentation to ensure it is fully compliant with the amendments at adoption date. For additional information on the allowance for loan losses, see Note 4.

Note 20:    Condensed Financial Information (Parent Company Only)

Presented below is condensed financial information as to financial position, results of operations and cash flows of the Company:

Condensed Balance Sheets

	December 31,
	2020	2019

	(In thousands)
Assets
Cash and cash equivalents	$3,684	$6,846
Investment in the Bank	88,276	74,890
Other assets	1,564	2,719

Total assets	$93,524	$84,455

Liabilities and Stockholders’ Equity
Subordinated debentures	$23,603	$23,543
Other liabilities	1,593	990
Stockholders’ equity	68,328	59,922

Total liabilities and stockholders’ equity	$93,524	$84,455

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

Condensed Statements of Income and Comprehensive Income

	Years Ended December 31,
	2020	2019

	(In thousands)
Operating Income
Dividends from subsidiary	$2,392	$7,625
Interest and dividend income from securities and federal funds	—	1

Total operating income	2,392	7,626

General, Administrative and Other Expenses	3,733	3,456

(Loss) income Before Income Taxes and Equity in Undistributed Income of Subsidiary	(1,341)	4,170

Income Tax Benefits	785	710

Income Before Equity in Undistributed Income of Subsidiary	(556)	4,880

Equity in Undistributed Income of Subsidiary	8,509	1,930

Net Income	$7,953	$6,810

Comprehensive Income	$11,700	$12,356

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

Condensed Statements of Cash Flows

	Years Ended December 31,
	2020	2019

	(In thousands)
Operating Activities
Net income	$7,953	$6,810
Items not requiring (providing) cash
Equity in undistributed income of subsidiary	(8,509)	(1,930)
Amortization of ESOP and share-based compensation plans	594	565
Net change in other assets and other liabilities	687	65

Net cash provided by operating activities	725	5,510

Investing Activities
Equity infusion into the Bank	—	(16,000)

Net cash used in investing activities	—	(16,000)

Financing Activities
Proceeds from issuance of subordinated debentures, net of origination fees	—	19,383
Repurchase of Common Stock	(526)	(416)
Dividends paid to stockholders	(3,361)	(3,226)

Net cash provided by (used in) financing activities	(3,887)	15,741

Net Change in Cash and Cash Equivalents	(3,162)	5,251

Cash and Cash Equivalents at Beginning of Year	6,846	1,595

Cash and Cash Equivalents at End of Year	$3,684	$6,846

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

Note 21: Quarterly Financial Data (Unaudited)

The following tables summarize the Company’s quarterly results of operations for the years ended December 31, 2020 and 2019.

	Three Months Ended
2020:	March 31,	June 30,	September 30,	December 31,

	(In thousands, except per share data)
Total interest income	$7,319	$6,949	$6,692	$6,668
Total interest expense	1,685	1,427	948	674

Net interest income	5,634	5,522	5,744	5,994

Provision for loan losses	563	1,408	1,333	33
Noninterest income	1,044	2,156	2,340	1,375
Noninterest expense	4,410	4,579	4,492	4,409

Income before income taxes	1,705	1,691	2,259	2,927
Federal income taxes	126	16	200	287

Net income	$1,579	$1,675	$2,059	$2,640

Earnings per share
Basic	$0.28	$0.29	$0.36	$0.46
Diluted	$0.28	$0.29	$0.36	$0.46

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

	Three Months Ended
2019:	March 31,	June 30,	September 30,	December 31,
	(In thousands, except per share data)
Total interest income	$6,315	$6,648	$6,921	$7,150
Total interest expense	1,207	1,469	1,727	1,721

Net interest income	5,108	5,179	5,194	5,429

Provision for loan losses	90	120	120	578
Noninterest income	945	947	1,003	993
Noninterest expense	4,162	4,172	4,161	3,986

Income before income taxes	1,801	1,834	1,916	1,858
Federal income taxes	187	188	135	89

Net income	$1,614	$1,646	$1,781	$1,769

Earnings per share
Basic	$0.28	$0.29	$0.31	$0.31
Diluted	$0.28	$0.29	$0.31	$0.31

Note 22: Core Deposits and Other Intangible Assets

The following table shows the changes in the carrying amount of goodwill for the years ended December 31, 2020 and 2019 (in thousands):

	2020	2019
Balance beginning of year	$682	$682
Additions from acquisition	––	––
Balance, end of year	$682	$682

Intangible assets in the consolidated balance sheets at December 31, 2020 and 2019 were as follows (in thousands):

	2020			2019
	Gross Intangible Assets	Accumulated Amortization	Net Intangible Assets	Gross Intangible Assets	Accumulated Amortization	Net Intangible Assets
Core deposit intangibles	$1,041	331	710	1,041	181	860

The estimated aggregate future amortization expense for each of the next five years for intangible assets remaining as of December 31, 2020 is as follows (in thousands):

2021	$ 150
2022	150
2023	150
2024	150
2025	110

