Form 10-K, Exhibit 13
period 2021-12-31
UNITED BANCORP INC /OH/
filed 2022-03-18
CIK 731653

Exhibit 13

A Letter from the President and CEO

To the shareholders of United Bancorp, Inc….

As United Bancorp, Inc. (UBCP) continued to operate in an extremely unsettled economic environment this past year, I am extremely proud to report on the high performance achieved and level of earnings produced by our Company in 2021. This past year, UBCP reported diluted earnings per share of $1.62 and net income of $9,451,000. These levels were $0.23 per share, or 17%, and $1,497,000, or 19%, greater than the respective levels for each of these earnings metrics reported the previous year. And, yes… at these levels, our Company has produced record earnings, once again, for the fifth consecutive year--- even though our general economy and overall operations continue to be greatly impacted by the pandemic. Although our economic recovery may be going more slowly than we all would like (and, with a few speedbumps as different variants of the virus emerge), we remain optimistic that the worst is now behind us. In that spirit, we look forward to what the new year will have in store for us and the opportunity to grow our Company to even greater heights!

The Ongoing Headwinds From the Covid Pandemic on Our Economy (and, Company): Even though our economy continues on its road to full recovery from the impact of the events that have occurred for the majority of the past two years relating to the Covid pandemic, we did see steady progress in its recovery therefrom throughout the course of 2021. Accordingly, our economy did perform more closely to the normalized, pre-pandemic level this past year; especially, as the year progressed. With the rollout of the Covid Vaccine earlier in 2021 and its more widespread distribution throughout the course of the year, we did see our economy begin to reopen and economic activity pick-up, once again. Although we did have newer variants of Covid-19 emerge, such as Delta and Omicron, our country was in a much better position to deal with the impacts thereof and continue to make progress in its recovery. Even as our economy operated at a slightly more optimum level than the previous year, we still had many challenges with which we were confronted and had to overcome. Inflation reared its ugly head as our supply chains continued to be somewhat disrupted and demand for goods elevated. Additionally, increased competition to recruit and retain qualified employees drove wage levels higher (while creating some staffing and delivery challenges for our Company). As the year progressed and to combat general price increases (which proved to be more than simply “transitory”), we began to see the general tightening of our monetary policy and the threat of higher interest rates emerge. After experiencing Zero Interest Rate Policy (ZIRP) for the better part of two years, this is actually somewhat of a welcome development and we are hopeful to see interest rates increase in a steady and predictable fashion as our economy strengthens. Assuming that this tightening cycle is orderly and controlled, I believe that our Company is well positioned to grow and prosper at levels greater than we have seen the last two years. Regardless, the continuation of the pandemic-related headwinds this past year continued to make it challenging to grow our Company toward its $1 billion asset goal and produce stellar bottom line results as demand for loans remained subdued and general costs increased. Therefore, considering all of these aforementioned challenges… it is very gratifying to report on the record year of performance for United Bancorp, Inc. in 2021.

A Letter from the President and CEO - Continued

Continuing a Trend of Positive Performance this Past Year: As previously mentioned, United Bancorp, Inc. (UBCP) achieved record earnings in 2021, which is the fifth consecutive year for this accomplishment! For the year ending December 31, 2021, UBCP produced net income of $9,451,000 and diluted earnings per share of $1.62. Our Company achieved this level of earnings performance even though we only saw marginal growth in our loans outstanding and a fairly significant decline in our securities portfolio balance. As of December 31, 2021, gross loans were $454.4 million, which was an increase of $10.9 million, or 2.5%, over the previous year. Historically speaking, this level of loan growth is considered rather low. The marginal growth in our loan portfolio was highly reflective of the limited lending opportunities which continued to confront our industry over the course of the past year due to the lingering effect of economic challenges created by the pandemic. Even at this lower level, our Company’s loan growth this past year was in-line with our peers. In addition, average securities and other restricted stock was $135.3 million at year-end, which was a decrease of $32.1 million, or 19.2%, from the previous year. With interest rates still relatively low from a historical perspective and the threat of increasing rates in the near term, Management did not think that the timing was ideal to leverage our securities portfolio. Without the addition of new securities to our investment portfolio, we experienced a decline in our investment securities balances as many of our revenue bonds had redemptions in the lower rate environment in which we were operating. Also contributing to a decline in our securities portfolio balance was the sale of approximately $12 million in municipal securities in the third quarter of 2021. With the heightened probability of increasing rates in the short term, Management believed that this was a prudent action to take and it produced a gain for our Company of $1,250,000. Unlike 2020, where the sale of investment securities produced gains that greatly helped to fortify our allowance for loan losses during the most critical and uncertain time of the pandemic, this past year’s gain on the sale of investment securities was harvested to take advantage of an opportune situation with the prospect of reinvesting the sold balances within a reasonable timeframe.

Considering our marginal loan growth and the decline in our average securities and other restricted stock (along with the near zero percent interest rate environment in which we have operated for the past twenty-four months), our level of both interest income and loan fees generated this past year declined from the levels earned the previous year. As of December 31, 2021, total interest income (including loan fees) was down $2.92 million, or 10.6%, from the level achieved in 2020. We are optimistic that as our economy starts to more fully recover and as interest rates potentially rise in the near term, we will have better opportunities to leverage our securities portfolio in-line with our previous level (especially, in tax-exempt securities) and ramp-up our loan production to levels at which we are more historically accustomed; therefore, increasing our level of higher yielding assets, improving our overall tax efficiency and generating more interest and loan fee income.

As we have previously disclosed, United Bancorp, Inc. (UBCP) was properly positioned from a sensitivity perspective to benefit from declining rates over the course of the past two years. Even though we had already experienced a significant reduction in our interest expense levels in 2020 and saw a tremendous inflow of retail funding into our Company in 2021, this past year we were able to, once again, lower our total interest expense. This reduction in our interest expense helped to mitigate the decline in the level of net interest income that UBCP realized in the highly volatile environment in which we continued to operate. For the year, total deposits increased by $25.6 million or 4.4%. We saw lower-costing retail funding, consisting of demand and savings balances, increase by $50.1 million, or 10.0%, while our higher-costing time deposit balances declined by $24.5 million or 30.3%. While we did experience an increase in our total deposits this past year, we were able to reduce total interest expense by $2.1 million, or 45.2%, as compared to 2020. Even with this substantial reduction in total interest expense in 2021, our Company still experienced an overall decrease in the level of net interest income that it realized of $783,000, which is a decline of 3.4% over the previous year. We are optimistic that UBCP will achieve a higher level of net interest income as our economy further recovers from the effects of the pandemic and gets back to a more normalized level of performance--- potentially in the near term.

United Bancorp, Inc. (UBCP) has successfully maintained credit-related strength and stability within its loan portfolio over the course of the pandemic and this positive trend continued for our Company in 2021. As of December 31, 2021, UBCP’s total nonaccrual loans and loans past due thirty plus days were $4.6 million or 0.90% of gross loans. Further, net loans charged off for 2021, excluding overdrafts, was $108,000 or 0.02% annualized. Considering UBCP’s overall sound credit quality and the improving economy, our Company had credit reserve releases (or, negative provisioning) of $1,225,000 over the course of this past year. This “non-core” income realized in 2021 resulted directly from the substantial build-up of our allowance for loan losses the previous year to prepare for the catastrophic losses that potentially could have arisen as a result of the (hopefully) once-in-a-lifetime Covid pandemic. Quite simply, the loan loss reserve build-up that occurred in 2020 due to the risks posed by the onset of the pandemic and ensuing economic slow-down have, so far, not led to deterioration of our Company’s credit quality nor an increase in loan related losses. Assuming that our trend in solid credit quality continues and barring any unforeseen events that would have a negative impact thereon, our Company anticipates being able to release additional reserves, once again, in 2022.

A Letter from the President and CEO - Continued

The challenges with which United Bancorp, Inc. (UBCP) has been confronted over the course of the past two years has challenged our Company-- more than any other time in our history-- to focus on process improvement and cost containment in order to offset the pressure on our bottom line. At the same time, we have had to allocate limited resources to and prudently spend money on investments that will ensure our future relevancy. Focusing internally, we have continued to improve many processes which has led to (or, will lead to) various efficiency gains and optimization of our delivery. We have eliminated unnecessary expenses while spending money on staffing optimization and technological infrastructure, so that we can more effectively compete within our industry by having highly skilled team members and cutting-edge systems deliver our products and services in a manner that is demanded by the markets that we proudly serve. As a result of this inward focus, this past year our Company formed a Process Improvement Team (Pit Crew) which is comprised of valued team members from all areas of our operation. The primary vision of this team is to streamline and create more efficient processes, eliminate unnecessary expenses and perfect a more appealing, customer-centric delivery which we proudly call the Unified Experience. Customer satisfaction has always been a differentiator for our Company and we are now even more focused on providing the highest quality service as a top performing community banking organization. We are truly excited about the production of the “Pit Crew” in 2021 and look forward to the innovation and change that they will continue to instigate and inspire in the coming years.

Relating to cost containment matters, this past year we closed our Loan Production Office in Wheeling, West Virginia in the second quarter. Not being a full-service office, the personnel at this office were reassigned to other work spaces that did not create additional expense for our Company. In addition, in the fourth quarter we effected the closure of our Dillonvale, Ohio Banking Center which was consolidated into two other banking centers located within close proximity to this market. Each of these events have had minimal customer impact and will create cost savings that we anticipate more fully recognizing in 2022. Even though we did keenly focus on reducing our non-interest expense levels in 2021, total noninterest expense increased by $501,000 or 2.8%. With a focus on the future, most of this expense was related to our new Moundsville, West Virginia Banking Center which was opened for the entire year in 2021, overall higher wage and benefit levels, and the additional expense related to our investment in and the higher utilization of our technology. Our Company is fortunate to have invested in previous years in a digital delivery system that has become better accepted and more highly utilized by our customer base since the inception of the pandemic. Quite simply, investments such as this will help us grow our company, develop more solid and well-rounded relationships and ensure our future relevancy.

At United Bancorp, Inc. (UBCP), our primary focus is protecting the investment of our shareholders in our Company and rewarding them at a high level by growing their value and paying an attractive cash dividend. Presently, our cash dividend produces one of the highest yields in our industry! Accordingly, this past year we remained focused on being an efficient, productive and profitable Company that is well capitalized. In 2021, our valued shareholders were nicely rewarded with a year-over-year increase in the cash dividends paid of $0.115, or 20.2%, which is inclusive of a special cash dividend of $0.10 paid in the first quarter. Also this past year, our shareholders saw their market value increase by $3.47, or 26.3%, to a level of $16.65 as of December 31, 2021. Relating to our overall levels of capitalization, UBCP continues to have very sound levels of capital. With our Company producing record earnings and, having a Return on Assets (ROA) of 1.31% and a Return on Equity (ROE) of 13.28%, capital levels and measurements were further enhanced over the course of this past year. Overall, UBCP saw its shareholders’ equity grow by $3.4 million, or 4.9%, and its tangible book value increase by 5.4%. Going forward, we will continue to strive to protect your investment in UBCP at the highest level while producing returns and paying dividends to which you have grown accustomed. As always, we are truly appreciative of your continued support!

I am extremely proud to report that with our high level of performance and sound operation in 2021, United Bancorp, Inc. (UBCP) was recognized for its achievements. In the second quarter, UBCP was notified that it had been awarded the Raymond James Community Bankers Cup on the basis of its superior performance during the previous twelve months. The Raymond James Cup is awarded each year to the top ten percent (10%) of community banks on the basis of various profitability, operational, efficiency, and balance sheet metrics. Exchange-traded domestic banks with assets between $500 million and $10 billion are evaluated and considered for the award. Also, at the beginning of the third quarter of 2021, UBCP was notified that it was named to the American Banker’s “Top 200 Community Banks.” American Banker rated UBCP 124 on its Top 200 Community Banks list--- consisting of banks with assets under $2.0 billion--- based on an average return on equity for the previous three years as of December 31, 2020. It was very gratifying to be recognized for our exemplary performance during these very trying times. This recognition truly affirms that there are a lot of good things going on at our Company. For this, we are truly humbled and proud of what we have accomplished… but, we firmly realize that we cannot rest on our past laurels and need to perform at this high level each and every year!

A Letter from the President and CEO - Continued

These past two years have been very challenging for both our industry and United Bancorp, Inc. (UBCP). But, I firmly believe that the challenges with which we have been confronted and dealt during this timeframe have made UBCP a more fundamentally sound Company with a strong focus on the potential of the future. Although the pandemic and related economic slowdown took us off our path of growth for the past two years, we still have our sights set on becoming a $1.0 billion asset community banking organization in order to be at a scale to achieve additional operating efficiencies, greater profitability and, most importantly, a higher market capitalization which will lead to more opportunities for our acquisition-related opportunities for which UBCP is strongly positioned at present. With the current rebound that our economy is experiencing, I firmly believe that we will have quality chances in each of these areas on which our Company can capitalize. With our Company’s vision of “creating better lives and futures for the people and communities that we proudly serve” and having a team that truly lives the “Unified Way,” I have great confidence that UBCP, and its affiliate bank… Unified Bank, can achieve whatever they seek. Having a “United and Unified” team, management, board of directors and shareholders group is key to our successful and profitable operations. Together, we will accomplish more!

Scott A. Everson

President and Chief Executive Officer

ceo@unitedbancorp.com

February 19, 2022

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

DIVIDEND AND STOCK HISTORY

			Distribution Date of
	Cash Dividends	Special Cash Dividends	Dividends and
	Declared (1)	and Stock Dividends	Exchanges
1983	$0.05	—	—
1984	$0.06	4 for 1 Exchange (2)	January 2, 1984
1985	$0.07	—	—
1986	$0.09	—	—
1987	$0.09	50% Stock Dividend	October 2, 1987
1988	$0.10	—	—
1989	$0.10	—	—
1990	$0.11	—	—
1991	$0.12	—	—
1992	$0.12	100% Stock Dividend	September 10, 1992
1993	$0.12	100% Stock Dividend	November 30, 1993
1994	$0.13	10% Stock Dividend	September 9, 1994
1995	$0.19	—	—
1996	$0.20	10% Stock Dividend	June 20, 1996
1997	$0.23	10% Stock Dividend	September 19, 1997
1998	$0.26	5% Stock Dividend	December 18, 1998
1999	$0.30	5% Stock Dividend	December 20, 1999
2000	$0.31	5% Stock Dividend	December 20, 2000
2001	$0.32	5% Stock Dividend	December 20, 2001
2002	$0.33	5% Stock Dividend	December 20, 2002
2003	$0.35	10% Stock Dividend	December 19, 2003
2004	$0.39	10% Stock Dividend	December 20, 2004
2005	$0.43	10% Stock Dividend	December 20, 2005
2006	$0.48	10% Stock Dividend	December 20, 2006
2007	$0.52	—	—
2008	$0.54	—	—
2009	$0.56	—	—
2010	$0.56	—	—
2011	$0.56	—	—
2012	$0.42	—	—
2013	$0.29	—	—
2014	$0.33	—	—
2015	$0.37	5¢ Per Share Special Dividend	December 29, 2016
2016	$0.42	5¢ Per Share Special Dividend	December 29, 2017
2017	$0.46	5¢ Per Share Special Dividend	December 29, 2018
2018	$0.52	5¢ Per Share Special Dividend	December 28, 2019
2019	$0.545	—	—
2020	$0.57	—	—
2021	$0.685	10¢ Per Share Special Dividend	March 19, 2021

2022 ANTICIPATED DIVIDEND PAYABLE DATES

♦	First Quarter
March 18, 2022

♦	Second Quarter*
June 17, 2022

♦	Third Quarter*
September 20, 2022

♦	Fourth Quarter*
December 20, 2022

*Subject to action by Board of Directors

(1)	Adjusted for stock dividends and exchanges.

(2)	Formation of United Bancorp, Inc. (UBCP). Unified Bank (formerly The Citizen’s Saving Bank) shareholders received 4 shares of UBCP stock in exchange for 1 share of bank stock.

Index	12/31/16	12/31/17	12/31/18	12/31/19	12/31/20	12/31/21
United Bancorp, Inc.	100.00	102.29	92.31	120.99	116.47	153.81
NASDAQ Composite Index	100.00	129.64	125.96	172.18	249.51	304.85
S&P U.S. BMI Banks Index	100.00	118.21	98.75	135.64	118.33	160.89
S&P U.S. SmallCap Banks Index	100.00	104.33	87.06	109.22	99.19	138.09
S&P U.S. BMI Banks - Midwest Region Index	100.00	107.46	91.76	119.38	102.64	135.60
Dow Jones Index	100.00	128.11	123.65	154.99	170.06	205.68

Directors

Directors and Officers

DIRECTORS OF UNITED BANCORP, INC.

Scott A. Everson[1]	President & Chief Executive Officer, United Bancorp, Inc.
Chairman, President & Chief Executive Officer, Unified Bank, Martins Ferry, Ohio

Gary W. Glessner[2]	CPA & CGMA, Managing Member, Glessner & Associates, PLLC;
Glessner Wharton Andrews Insurance, LLC; Tiffany’s, LLC; GWA Realty, LLC,
GW Rentals, LLC; Trustee, Windmill Truckers Center, Inc.

John M. Hoopingarner, Esq.[1,2,3,4]	Of Counsel, McMahon, DeGulis LLP, Columbus, Cleveland & Cincinnati, Ohio

Richard L. Riesbeck[1,2,3,4]	Chairman, United Bancorp, Inc.; President, Riesbeck Food Markets, Inc., St. Clairsville, Ohio

James W. Everson	Chairman Emeritus 1969 - 2016

OFFICERS OF UNITED BANCORP, INC.

Scott A. Everson	President & Chief Executive Officer
Matthew F. Branstetter	Senior Vice President, Chief Operating Officer
Randall M. Greenwood	Senior Vice President, Chief Financial Officer, Treasurer & Corporate Secretary

DIRECTORS OF UNIFIED BANK

Erin S. Ball	Vice President, Carenbauer Distributing Corporation, Wheeling, West Virginia

Jonathan C. Clark, Esq.	Attorney at Law, Lancaster, Ohio

Scott A. Everson[1]	President & Chief Executive Officer, United Bancorp, Inc.
Chairman, President & Chief Executive Officer, Unified Bank, Martins Ferry, Ohio

Gary W. Glessner[2]	CPA & CGMA, Managing Member, Glessner & Associates, PLLC;
Glessner Wharton Andrews Insurance, LLC; Tiffany’s, LLC; GWA Realty, LLC,
GW Rentals, LLC; Trustee, Windmill Truckers Center, Inc.

Brian M. Hendershot	President, Ohio-West Virginia Excavating, Shadyside, Ohio

John R. Herzig	President, Toland-Herzig Funeral Homes & Crematory, Strasburg and Dover, Ohio

John M. Hoopingarner, Esq.[1,2]	Of Counsel, McMahon, DeGulis LLP, Columbus, Cleveland and Cincinnati, Ohio

Richard L. Riesbeck1,2, F	Chairman, United Bancorp, Inc.; President, Riesbeck Food Markets, Inc., St. Clairsville, Ohio

Bethany E. Schunn	Plant Manager, Cardinal Operating Company, Brilliant, Ohio

James W. Everson	Chairman Emeritus 1969 - 2016
1 = Executive Committee 2 = Audit Committee 3 = Compensation Committee 4 = Nominating and Governance Committee ö = Lead Director

Bank Past Presidents & Directors

The journey to becoming the institution we are today began in Martins Ferry, Ohio in 1902. Originally founded as The German Savings Bank and renamed to The Citizens Savings Bank in 1918, the last 119 years have seen growth and change that would have been unimaginable at its’ founding. The bank has grown through sound management, the addition of new offices and the acquisition of others. With the name change from The Citizens Savings Bank to Unified Bank in 2018, it has and will continue to move forward.

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
Carl A Novak, D.D.S., 2018-2020

* Past Chairman

Shareholder Information

United Bancorp, Inc.’s (the Company) common stock trades on The Nasdaq Capital Market tier of The Nasdaq Stock Market under the symbol UBCP, CUSIP #909911109. At year-end 2021, there were 6,053,851 shares issued, held among approximately 3,300 shareholders of record and in street name. The following table sets forth the quarterly high and low closing prices of the Company’s common stock from January 1, 2021 to December 31, 2021 compared to the same periods in 2020 as reported by the NASDAQ.

	2021				2020
	31-Mar	30-Jun	30-Sep	31-Dec	31-Mar	30-Jun	30-Sep	31-Dec
Market Price Range
High ($)	$15.88	15.66	15.79	16.65	$14.75	10.70	12.67	13.35
Low ($)	$12.75	14.26	12.90	14.75	$9.31	9.10	10.50	11.80

Cash Dividends
Quarter ($)	$0.2425	0.1450	0.1475	0.1500	$0.1425	0.1425	0.1425	0.1425
Cumulative ($)	$0.2425	0.3875	0.5350	0.6850	$0.1425	0.2850	0.4275	0.5700

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

American Stock Transfer

and Trust Company

Attn: Dividend Reinvestment

6201 15th Avenue, 3rd Floor

Brooklyn, NY 11219

1-800-278-4353

Annual Meeting:

The Annual Meeting of Shareholders will be held at 2:00 p.m., April 20, 2022 at the Corporate Offices in Martins Ferry, Ohio.

Internet:

Please look us up at http//:www.unitedbancorp.com

Independent Auditors:

BKD LLP

312 Walnut Street, Suite 3000

Cincinnati, Ohio 45202

(513) 621-8300

Corporate Offices:

Unified Bank Building

201 South 4th Street, Martins Ferry, Ohio 43935

Randall M. Greenwood

Corporate Secretary

(888) 275-5566 (EXT 6181)

(740) 633-0445 (EXT 6181)

(740) 633-1448 (FAX)

Transfer Agent and Registrar:

For transfers and general correspondence, please contact:

American Stock Transfer and Trust Company

6201 15th Avenue, 3rd Floor

Brooklyn, NY 11219

1-800-937-5449

Stock Trading:

Raymond James

222 South Riverside Plaza

7th Floor

Chicago, Illinois 60606

Anthony LanFranco

312-655-2961

Stifel, Nicolaus &  Company Inc.

655 Metro Place South

Dublin, Ohio 43017

Steven Jefferis

877-875-9352

Tom Thurston

Piper Sandler Companies

1251 Avenue of the Americas

New York, NY 10020

212-466-8027

Management’s Discussion and Analysis

In the following pages, management presents an analysis of United Bancorp, Inc.’s financial condition and results of operations as of and for the year ended December 31, 2021 as compared to prior years. This discussion is designed to provide shareholders with a more comprehensive review of the operating results and financial position than could be obtained from an examination of the financial statements alone. This analysis should be read in conjunction with the Consolidated Financial Statements and related footnotes and the selected financial data included elsewhere in this report.

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

Financial Condition

Overview

United Bancorp reported diluted earnings per share of $0.41 for the three months ended December 31, 2021. For the year ending December 31, 2021, UBCP reported diluted earnings per share of $1.62, an increase of 17%, and net income of $9,451,000, an increase of 19%, over the previous year, which are record levels for the Company.

Even though our economy continues on its road to full recovery from the impact of the events that have occurred for the majority of the past two years, we are extremely pleased to report on our earnings performance for the fourth quarter and for the year. For the quarter ending December 31, 2021, our Company achieved solid net income and diluted earnings per share results of $2,456,000 and $0.41 as compared to $2,640,000 and $0.46, respectively, in the fourth quarter of 2020. For the year ending December 31, 2021, our Company produced net income of $9,451,000 and diluted earnings per share of $1.62, which were respective increases of $1,498,000, or 19%, and $0.23, or 17%, over the previous year. We are exceedingly proud to report these earnings levels, especially on our record earnings performance for the year 2021. Our Company achieved this level of earnings performance even though we only saw marginal growth in our loans outstanding and a fairly significant decline in our securities portfolio balance. As of December 31, 2021, gross loans were $454.4 million, which was an increase of $10.9 million, or 2.5%, over the previous year. In addition, average securities and other restricted stock was $135.3 million, which was a decrease of $32.1 million, or 19.2%, from the previous year. The marginal growth of our loan portfolio was highly reflective of the limited lending opportunities which, once again, confronted our industry over the course of the past year due to the lingering effect of economic challenges created by the pandemic. With that stated, our loan growth was in-line with the loan growth achieved by our peers. In addition, we once again experienced a decline in our average securities and other restricted stock. This decline was the result of either calls and prepayments of securities held within our investment portfolio or the sale of select municipal investment securities, which produced gains for our Company. Unlike 2020, where the sale of investment securities produced gains that greatly helped to fortify our loan loss reserve during the most critical and uncertain time of the pandemic, this past year’s gains on the sale of investment securities were harvested to take advantage of the opportunity still available and to better prepare for the potential of rising rates in the near term. Considering our marginal loan growth and the decline in our average securities and other required stock (along with declining rates that we have experienced within the past twenty-one months), our level of both interest income and loan fees generated this past year declined from the levels earned the previous year. As of December 31, 2021, total interest income, including loan fees, was down $2.92 million, or 10.6%, from the level achieved in 2020. We are optimistic that as our economy starts to more fully recover and as rates potentially rise in the near term, we will have better opportunities to leverage our securities portfolio more in-line with our previous level (especially, in tax-exempt securities) and ramp-up our loan production to levels at which we are more historically accustomed; therefore, increasing our level of higher yielding earning assets, improving our overall tax efficiency and generating more interest and loan fee income.

As we have previously disclosed, our Company was properly positioned to benefit from declining rates over the course of the past two years. Even though we saw a significant inflow of retail funding over that timeframe, we were able to lower our interest expense levels to help mitigate the decline in the level of net interest income that our Company achieved in this highly volatile environment. In 2021, total deposits increased $25.6 million or 4.4%. We saw lower-cost retail funding, consisting of demand and savings balances, increase by $50.1 million, or 10.0%, while our higher-cost time deposit balances declined by $24.5 million or 30.3%. Even with the overall increase in our total deposits, we were able to reduce total interest expense by $2.1 million, or 45.2%, this past year as compared to 2020. While we were able to continue to substantially reduce total interest expense in 2021, our Company still experienced an overall decrease in the level of net interest income that it realized of $782,000, which is a decline of 3.4% over the previous year. We are optimistic that our Company will achieve higher levels of net interest income, as previously mentioned, as our economy more fully recovers---potentially in the near term.

We have successfully maintained credit-related strength and stability within our loan portfolio over the course of the pandemic and this trend continued for our Company as of year-end. As of December 31, 2021, our total nonaccrual loans and loans past due 30 plus days were $4.6 million or 0.9% of gross loans. Further, net loans charged off for 2021, excluding overdrafts, was $108,000 or 0.02% annualized. Considering our overall sound credit quality and the improving economy, our Company had credit reserve releases of $400,000 during the fourth quarter of 2021. We are pleased that the substantial level of provisioning to our loan loss reserve in 2020, along with our continued solid credit performance in 2021, once again, supported a negative provision for our Company in the most recently ended quarter. Barring any unforeseen events, we anticipate being able to release additional reserves in the current year. As of year-end 2021, our Company continues to be very well capitalized with equity to assets of 9.90% and total shareholders’ equity of $71.7 million, which is an increase of $3.4 million, or 4.90%, over the previous year.

As our Company continued to operate in an unsettled economic environment this past year, we were able to achieve a record level of earnings in 2021. Even though we achieved record earnings performance, our Company’s growth in quality, higher-yielding assets has been restrained by the ongoing uncertainty that permeates our economy. With this challenge, we continued to experience limited growth in our loans outstanding and shrinkage in our securities portfolio. In addition, this past year we continued to experience a substantial build-up of our cash balances at the Federal Reserve Bank (FRB) due to the ongoing inflow of stimulus-related, retail-based funding that has flowed onto our balance sheet and largely remains in lower yielding overnight investments. These dynamics have led to a marginal year-over-year decline in our net interest income. With this reality, we were exceedingly happy to perform at a high level and achieve a return on assets of 1.31% and return on equity of 13.28% this past year. Throughout 2021, we continued to be relieved to see the ongoing recovery of our economy; albeit, at a slower rate than anticipated in the last two quarters of the year due to a few set-backs that impacted our recovery relative to the first two quarters of the year. Although things remain somewhat uncertain relating to our economy, we are optimistic that the continuing recovery thereof will allow us to leverage some of our lower-yielding, highly liquid overnight investments into higher-yielding, quality loan and securities investments in 2022. Achieving this should stabilize and improve the level of interest income that we generate, our tax efficiency and our overall “core” earnings. On a “non-core” basis, we anticipate being able to continue releasing tranches of our allowance for loan losses in future periods if our credit quality remains sound. Quite simply, the loan loss reserve build-up that occurred in 2020 due to the risks posed by the onset of the pandemic and ensuing economic slow-down have, so far, not led to deterioration of our credit quality nor an increase in loan-related losses. Such action should further enhance our bottom line performance.

As always, our primary focus is protecting the investment of our shareholders in our Company and rewarding them at a high level by growing their value and paying an attractive cash dividend. Accordingly, we remained focused on being an efficient, productive and profitable company that is well capitalized. In these areas, our shareholders have been nicely rewarded with a year-over-year increase in the cash dividends paid of $0.115, or 20.2%, (inclusive of a special cash dividend of $0.10 paid in the first quarter), and a market value increase of $3.47, or 26.3%, to a level of $16.65 as of December 31, 2021. These past two years have been very challenging for our Company. But, the challenges with which we have been confronted and dealt have made us a more fundamentally sound company with a focus on the potential of the future. Focusing internally, we have continued to improve many processes which has led to (or, will lead to) various efficiency gains and optimization of our delivery. We have eliminated unnecessary expenses while spending money on staffing optimization and technological infrastructure, so that we can more effectively compete within our industry by having highly skilled team members and cutting-edge systems deliver our products and services in a manner that is demanded by the markets that we proudly serve. Relating to cost containment, this year we closed our Loan Production Office in Wheeling, West Virginia. In addition, during the course of the fourth quarter, we effected the closure of our Dillonvale, Ohio Banking Center which was consolidated into two other banking centers located within close proximity of this market. Each of these events have had minimal customer impact and will create cost savings that we anticipate seeing more fully in 2022. Although the pandemic and related economic slowdown took us off our course of growth over the past two years, we still have our sights set on becoming a $1.0 billion community banking organization in order to be at a scale to achieve additional operating efficiencies, greater profitability and, most importantly, a higher market capitalization which will lead to more opportunities for our Company. We can only realize this vision by having robust organic growth and capitalizing on acquisition-related opportunities for which our Company is strongly positioned at present. With the current rebound that our economy is experiencing, we firmly believe that we will have quality chances in each of these areas on which our Company can capitalize. Accordingly, we are truly excited about our future.

Earning Assets -Loans

The Company’s gross loans totaled $454.4 million at December 31, 2021, representing a $10.9 million, or 2.46%, increase over the $443.5 million at December 31, 2020. Average loans totaled $451.8 million for 2021, representing a 1.2% increase compared to average loans of $446.5 million for 2020.

The increase in gross loans from December 31, 2020 to December 31, 2021 was primarily an increase in commercial real estate by $20.6 million.

The Company’s commercial and commercial real estate loan portfolio represents 78.7% of the total portfolio at December 31, 2021 compared to 78.8% at December 31, 2020. The Company’s commercial and commercial real estate loans increased approximately $8.2 million from December 31, 2020 to December 31, 2021. We utilize all the SBA, Ohio Department of Development and State of Ohio loan programs as well as local revolving loan funds to best fit the needs of our customers.

The Company’s installment lending portfolio represented 1.5% of the total portfolio at December 31, 2021, compared to 1.9% at December 31, 2020. Competition for installment loans principally comes from the captive finance companies offering low to zero percent financing for extended terms.

The Company’s residential real estate portfolio represents 19.8% of the total portfolio at December 31, 2021, compared to 19.3% at December 31, 2020. Residential real estate loans are comprised of 1-, 3-, and 5-year adjustable-rate mortgages and 15-year fixed rate loans used to finance 1-4 family units. The Company also offers fixed-rate real estate loans through our Secondary Market Real Estate Mortgage Program. Once these fixed-rate loans are originated and immediately sold without recourse in what is referred to as the secondary market, the Company does not assume credit risk or interest rate risk in this portfolio. This arrangement is quite common in banks and saves our customers from looking elsewhere for their home financing needs.

The Company did recognize a gain on the sale of secondary market loans of $272,000 in 2021 and a gain of $180,000 in 2020.

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

Earning Assets – Securities and Federal Funds Sold

The securities portfolio is comprised of tax-exempt obligations of state and political subdivisions and certain other investments. Securities available for sale at December 31, 2021 decreased approximately $11.7 million from December 31, 2020 totals. To take advantage of a favorable yield curve on state and municipal obligation, the Company sold certain available-for-sale securities for a total gain of approximately $1.25 million during 2021 and $2.6 million during 2020. During 2021 the Company purchased $24.1 million of Subordinated notes to take advantage of the rates offered on securities.

Sources of Funds – Deposits

The Company’s primary source of funds is retail core deposits from individuals and business customers. These core deposits include all categories of time deposits, excluding certificates of deposit greater than $250,000. Total deposits increased $25.6 million, or 4.4%, from $579.5 million at December 31, 2020 to $605.1 million at December 31, 2021. Overall total deposit growth was mainly focused on interest bearing money market and savings accounts.

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

Certificates of deposit greater than $250,000 are not considered part of core deposits and, as such, are used to balance rate sensitivity as a tool of funds management. Certificates of deposit greater than $250,000 decreased $3.1 million, from $7.5 million at December 31, 2020, to $4.4 million at December 31, 2021

Sources of Funds – Securities Sold Under Agreements to Repurchase and Other Borrowed Funds

Other interest-bearing liabilities include securities sold under agreements to repurchase, and Federal Home Loan Bank (“FHLB”) advances. Securities sold under agreements to repurchase increased approximately $3.0 million from December 31, 2020 to December 31, 2021. Securities sold under agreements to repurchase totaled $15.7 million and $12.7 million at December 31, 2021 and 2020, respectively.

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

Performance Overview 2021 to 2020

Net Income

The Company reported basic and diluted earnings per share of $1.62 and net income of $9,451,000 for the year ended December 31, 2021, an increase of $1.5 million, or 18.8%, over net income of $7,953,000 for the year ended December 31, 2020.

Net Interest Income

Net interest income, by definition, is the difference between interest income generated on interest-earning assets and the interest expense incurred on interest-bearing liabilities. Various factors contribute to changes in net interest income, including volumes, interest rates and the composition or mix of interest-earning assets in relation to interest-bearing liabilities. Comparing the year ended December 31, 2021 to 2020, the Company’s net interest margin was 3.48% compared to 3.76%, a decrease of 28 basis points.

Average interest-earning assets increased $23.3 million in 2021 as compared to 2020 while the associated weighted-average yield on these interest-earning assets decreased from 4.49% in 2020 to 3.87% for 2021. Average interest-bearing liabilities increased $8.8 million in 2021 as compared to 2020, while the associated weighted-average costs on these interest-bearing liabilities decreased from 0.92% in 2020 to 0.52% in 2021.

Refer to the sections on Asset and Liability Management and Sensitivity to Market Risks and Average Balances, Net Interest Income and Yields Earned and Rates Paid elsewhere herein for further information.

Provision For Loan Losses

The provision or credit for loan losses is a charge or credit to expense recorded to maintain the related balance sheet allowance for loan losses at an amount considered adequate by Management and the Board of Directors to cover probable incurred losses in the portfolio.

As of December 31, 2021, our total nonaccrual loans and loans past due 30 plus days were $4.6 million or 0.9% of gross loans. Further, net loans charged off for 2021, excluding overdrafts, was $108,000 or 0.02% annualized. Considering our overall sound credit quality and the improving economy, our Company had credit reserve releases of $1,255,000 for 2021. We are pleased that the substantial level of provisioning to our loan loss reserve in 2020, along with our continued solid credit performance in

2021, once again, supported a negative provision for our Company in 2021. Barring any unforeseen events, we anticipate being able to release additional reserves in the current year. With the concerns around COVID-19 and the surge in unemployment, the Company increased the provision for loan losses which was $3.3 million for the year ended December 31, 2020 compared to $908,000 for the year ended December 31, 2019, an increase of $2.4 million year-over-year.

Noninterest Income

Total noninterest income is made up of bank-related fees and service charges, as well as other income-producing services, sales of loans in the secondary market, ATM income, early-redemption penalties for certificates of deposit, safe deposit rental income, deposit service fees, earnings on bank-owned life insurance and other miscellaneous items.

Noninterest income for the year ended December 31, 2021 was $5.7 million, a decrease of $1.2 million, compared to $6.9 million for the year ended December 31, 2020. The main driver of this decrease was the $1.3 million differential of gain recognized on the sale of available-for- sale securities in 2020 as compared to 2021.

Noninterest Expense

In 2021, our Company saw its overall noninterest expense levels increase at a modest level of 2.8%. Relating to cost containment, this year we closed our Loan Production Office in Wheeling, West Virginia. In addition, during the course of the fourth quarter, we effected the closure of our Dillonvale, Ohio Banking Center which was consolidated into two other banking centers located within close proximity of this market. Each of these events have had minimal customer impact and will create cost savings that we anticipate seeing more fully in 2022. Overall noninterest expense for 2021 increased $502,000, as compared to 2020.

Income tax expense for 2021 was $1,230,000 compared to $629,000 in 2020, an increase of $601,000. The Company’s effective income tax rate was 11.5% in 2021 and 7.3% in 2020. Refer to Note 9 Income Taxes for a reconciliation of the effective tax rate for the Company.

Asset/Liability Management and Sensitivity to Market Risks

In the environment of changing business cycles, interest rate fluctuations and growing competition, it has become increasingly difficult for banks to produce adequate earnings on a consistent basis. Although management can anticipate changes in interest rates, it is not possible to

(In thousands)	2021	2020
Noninterest income
Customer service fees	$2,852	$2,580
Gains on sales of loans	272	180
Earnings on bank-owned life insurance	802	706
Realized gains on available-for-sale securities	1,250	2,593
Other income	530	856
Total noninterest income	$5,706	$6,915

Noninterest expense
Salaries and employee benefits	$9,698	$9,311
Occupancy and equipment	2,364	2,406
Professional services	1,217	1,232
Insurance	531	486
Deposit insurance premiums	195	184
Franchise and other taxes	551	492
Marketing expense	380	339
Printing and office supplies	115	122
Amortization of intangibles	150	150
Other expenses	3,191	3,168
Total noninterest expense	$18,392	$17,890

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

(Dollars in Thousands)
Net Portfolio Value - December 31, 2021
Change in Rates	$ Amount	$ Change	% Change
+200	184,334	18,563	12%
+100	165,771	10,675	7%
Base	155,096	—	—
-100	138,685	(16,411)	(11)%

(Dollars in Thousands)
Net Portfolio Value - December 31, 2020
Change in Rates	$ Amount	$ Change	% Change
+200	141,208	13,597	10%
+100	127,611	8,005	6%
Base	119,606	—	—
-100	105,524	(14,082)	(13)%

The following tables present an analysis of the potential sensitivity of the Company’s net present value of its financial instruments to sudden and sustained changes in the prevailing interest rates.

The projected volatility of the net present value at both December 31, 2021 and 2020 fall within the general guidelines established by the Board of Directors. The 2021 NPV table shows that in a falling interest rate environment, in the event of a 100 basis point change, the NPV would decrease 11%. A consideration is that once rates decrease 100 basis points from current levels, we tend to reach a floor on how low depository rates can adjust downward.

In an upward change in interest rates, the Company’s NPV would increase 7% with a 100 basis point interest rate increase. In a 200 basis point rate increase, the Company’s NPV would increase 12%.

The following table is a summary of selected quarterly results of operations for the years ended December 31, 2021 and 2020.

	Three Months Ended
	March 31	June 30	September 30	December 31

	(In thousands, except per share data)
	2021
Total interest income	$6,088	$6,233	$6,234	$6,153
Total interest expense	775	676	629	516

Net interest income	5,313	5,557	5,605	5,637
(Credit) Provision for losses on loans	(205)	(250)	(400)	(400)
Other income	926	1,142	2,287	1,351
General, administrative and
other expense	4,449	4,550	4,942	4,451

Income before income taxes	1,995	2,399	3,350	2,937
Federal income taxes	87	214	448	481

Net income	$1,908	$2,185	$2,902	$2,456

Earnings per share
Basic	$0.33	$0.38	$0.50	$0.41
Diluted	$0.33	$0.38	$0.50	$0.41

	Three Months Ended
	March 31	June 30	September 30	December 31

	(In thousands, except per share data)
	2020
Total interest income	$7,319	$6,949	$6,692	$6,668
Total interest expense	1,685	1,427	948	674

Net interest income	5,634	5,522	5,744	5,994

Provision for losses on loans	563	1,408	1,333	33
Other income	1,044	2,156	2,340	1,375
General, administrative and other expense	4,410	4,579	4,492	4,409

Income before income taxes	1,705	1,691	2,259	2,927
Federal income taxes	126	16	200	287

Net income	$1,579	$1,675	$2,059	$2,640

Earnings per share
Basic	$0.28	$0.29	$0.36	$0.46
Diluted	$0.28	$0.29	$0.36	$0.46

Average Balances, Net Interest Income and Yields Earned and Rates Paid

The following table provides average balance sheet information and reflects the taxable equivalent average yield on interest-earning assets and the average cost of interest-bearing liabilities for the years ended December 31, 2021 and 2020. The yields and costs are calculated by dividing income or expense by the average balance of interest-earning assets or interest-bearing liabilities.

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

	2021			2020
(Dollars In thousands)		Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-earning assets
Loans (1)	$451,762	20,220	4.48%	$446,256	22,106	4.95%
Taxable securities - AFS	13,297	467	3.51	29,472	596	2.02
Tax-exempt securities - AFS (1)	118,062	4,908	4.16	137,948	6,057	4.39
Federal funds sold	79,698	101	0.13	25,522	49	0.19
FHLB stock and other	3,925	81	2.06	4,267	98	2.29
Total interest-earning assets	666,744	25,777	3.87	643,465	28,906	4.49

Noninterest-earning assets
Cash and due from banks	8,593			7,864
Premises and equipment (net)	13,469			13,164
Other nonearning assets	38,170			42,228
Less: allowance for loan losses	(4,576)			(3,794)
Total noninterest-earning assets	55,656			59,462
Total assets	722,400			702,927

Liabilities & stockholders’ equity
Interest-bearing liabilities
Demand deposits	$256,638	313	0.12%	$248,167	1,395	0.56%
Savings deposits	133,826	17	0.01	114,709	37	0.03
Time deposits	69,591	920	1.32	94,168	1,709	1.81
FHLB advances	—	—	—	9,341	174	1.86
Federal funds purchased	—	—	—	9,472	60	0.63
Subordinated debentures	23,665	1,323	5.59	23,604	1,329	5.63
Repurchase agreements	19,452	23	0.12	12,524	30	0.24
Total interest-bearing liabilities	503,172	2,596	0.52	511,985	4,734	0.92

Noninterest-bearing liabilities
Demand deposits	140,555			115,340
Other liabilities	7,512			6,145
Total noninterest-bearing liabilities	148,067			121,485
Total liabilities	651,239
Total stockholders’ equity	71,161			69,457
Total liabilities & stockholders’ equity	$722,400			$702,927
Net interest income		$23,181			$24,172
Net interest spread			3.35%			3.57%

Net yield on interest-earning assets			3.48%			3.76%

●	For purposes of this schedule, nonaccrual loans are included in loans.
●	Fees collected on loans are included in interest on loans. Not material for comparative purposes.
(1)	Shown on a tax equivalent basis. Federal taxes of 21%.

Rate/Volume Analysis

The table below describes the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities have affected interest income and expense during 2021. For purposes of this table, changes in interest due to volume and rate were determined using the following methods:

●	Volume variance results when the change in volume is multiplied by the previous year’s rate.

●	Rate variance results when the change in rate is multiplied by the previous year’s volume.

●	Rate/volume variance results when the change in volume is multiplied by the change in rate.

NOTE: The rate/volume variance was allocated to volume variance and rate variance in proportion to the relationship of the absolute dollar amount of the change in each. Nonaccrual loans are ignored for purposes of the calculations due to the nominal amount of the loans.

Capital Resources

Internal capital growth, through the retention of earnings, is the primary means of maintaining capital adequacy for the Bank. The Company’s stockholders’ equity was $71.7 million and $68.3 million at December 31, 2021 and 2020, respectively. Total stockholders’ equity in relation to total assets was 9.90% at December 31, 2021 and 9.85% at December 31, 2020. Please refer to the Consolidated

	2021 Compared to 2020
	Increase/(Decrease)
	(In thousands)
		Change	Change
	Total	Due To	Due To
	Change	Volume	Rate
Interest and dividend income
Loans	$(1,886)	270	(2,156)
Taxable securities available for sale	(129)	(78)	(51)
Tax-exempt securities available for sale	(1,149)	(839)	(310)
Federal funds sold	52	74	(22)
FHLB stock and other	(17)	(8)	(9)
Total interest and dividend income	(3,129)	(581)	(2,548)

Interest expense
Demand deposits	(1,082)	46	(1,128)
Savings deposits	(20)	5	(25)
Time deposits	(789)	(387)	(402)
FHLB advances	(60)	(60)	—
Federal funds purchased	(6)	—	(6)
Subordinated debentures	(174)	(174)	—
Repurchase agreements	(7)	12	(19)
Total interest expense	(2,138)	(558)	(1,580)

Net interest income	$(991)	(23)	(968)

Statements of Stockholders’ Equity for a detailed roll forward of stockholders’ equity from 2020 to 2021.

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

The Company’s Articles of Incorporation permits the creation of a class of preferred shares with 2,000,000 authorized shares. If utilized, this will enable the Company, at the option of the Board of Directors, to issue series of preferred shares in a manner calculated to take advantage of financing techniques which may provide a lower effective cost of capital to the Company. The class of preferred shares provides greater flexibility to the Board of Directors in structuring the terms of equity securities that may be issued by the Company. As of December 31, 2021, the Company has not issued any preferred shares.

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

In 2005, a Delaware statutory business trust owned by the Company, United Bancorp Statutory Trust I (“Trust I” or the “Trust”), issued $4.1 million of mandatorily redeemable debt securities which mature in 2035. The sale proceeds were utilized to purchase $4.1 million of the Company’s subordinated debentures. The Company’s subordinated debentures are the sole asset of Trust I. The Company’s investment in Trust I is not consolidated herein as the Company is not deemed the primary beneficiary of the Trust. However, the $4.1 million of mandatorily redeemable debt securities issued by the Trust are includible for regulatory purposes as a component of the Company’s Tier 1 Capital. The interest rate is a variable rate per annum, reset quarterly, equal to three-month LIBOR plus 1.35% and is payable quarterly.

Liquidity

Liquidity relates primarily to the Company’s ability to fund loan demand, meet deposit customers’ withdrawal requirements and provide for operating expenses. Assets used to satisfy these needs consist of cash and due from banks, federal funds sold and securities available-for-sale. These assets are commonly referred to as liquid assets. Liquid assets were $229.3 million at December 31, 2021, compared to $209.7 million at December 31, 2020. Management recognizes securities may need to be sold in the future to help fund loan demand and, accordingly, as of December 31, 2021, $146.3 million of the securities portfolio was classified as available for sale. The Company’s residential real estate portfolio can and has been readily used to collateralize borrowings as an additional source of liquidity. Management believes its current liquidity level is sufficient to meet cash requirements.

The Cash Flow Statements for the periods presented provide an indication of the Company’s sources and uses of cash as well as an indication of the ability of the Company to maintain an adequate level of liquidity. A discussion of the cash flow statements for 2021 and 2020 follows.

Net cash provided by operating activities totaled $8.2 million and $9.4 million for the years ended December 31, 2021 and 2020, respectively. The adjustments to reconcile net income to net cash from operating activities consisted mainly of depreciation and amortization of premises and equipment and intangibles, gain on sales of loans, securities and other assets, the provision for loan losses, Federal Home Loan Bank stock dividends, net amortization of securities and net changes in other assets and liabilities.

For the year ended December 31, 2021, net cash used by investing activities totaled $1.2 million. For the year ended December 31, 2020 net cash provided by investing activities totaled $33.7 million. The changes in net cash from investing activities include loan growth, security purchases, as well as normal maturities, security calls/sales and reinvestments of securities and premises and equipment expenditures.

Net cash provided by financing activities totaled $24.4 million for the year ended December 31, 2021. For the year ended December 31, 2020 net cash used in financing activities totaled $6.4 million. The net cash provided by financing activities in 2021 was primarily attributable to a $25.6 million increase in deposits.

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

Report of Independent Registered Public Accounting Firm

To the Shareholders, Board of Directors and Audit Committee

United Bancorp, Inc.

Martins Ferry, Ohio

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of United Bancorp, Inc. (the “Company”) as of December 31, 2021 and 2020, the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

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

Allowance for Loan Losses

As described in Note 4 to the consolidated financial statements, the Company’s consolidated allowance for loan losses (ALL) was $3.7 million at December 31, 2021. The Company also describes in Note 1 of the consolidated financial statements the “Allowance for Loan Losses” accounting policy around this estimate. The ALL is an estimate of losses inherent in the loan portfolio. The determination of the reserve requires significant judgment reflecting the Company’s best estimate of probable loan losses.

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

Our audit procedures related to the estimated allowance for loan losses included:

•Testing clerical and computational accuracy of the ALL model.

•Testing the completeness and accuracy of the underlying information utilized in the ALL model.

•Computing an independent calculation of an acceptable range and comparing it to the Company’s estimate.

•Evaluating the qualitative and environmental adjustments to the historical loss rates, including assessing the basis for the adjustments and the reasonableness, reliability and relevance of the significant assumptions and underlying data.

•Evaluating the relevance and reliability of data and assumptions.

•Testing of the loan review function and the accuracy of loan grades determined. Specifically, utilizing internal loan review professionals to assist us in evaluating the appropriateness of loan grades and to assess the reasonableness of specific impairments on loans.

•Evaluating the accuracy and completeness of disclosures in the consolidated financial statements.

We have served as the Company’s auditor since 2007.

Cincinnati, Ohio

March 18, 2022

United Bancorp, Inc.

Consolidated Balance Sheets

December 31, 2021 and 2020

(In thousands, except share data)

	2021	2020
Assets
Cash and due from banks	$7,653	$11,637
Interest-bearing demand deposits	75,346	39,955
Cash and cash equivalents	82,999	51,592

Available-for-sale securities	146,313	158,067
Loans, net of allowance for loan losses of $3,673 and $5,113 at December 31, 2021 and 2020, respectively	450,699	438,378
Premises and equipment	12,757	13,743
Federal Home Loan Bank stock	3,704	4,177
Foreclosed assets held for sale, net	415	721
Core deposit intangible assets	560	710
Goodwill	682	682
Accrued interest receivable	2,345	2,901
Bank-owned life insurance	18,809	18,109
Other assets	5,173	4,322
Total Assets	$724,456	$693,402
Liabilities and Stockholders’ Equity
Liabilities
Deposits
Demand	$408,296	$376,287
Savings	140,598	122,549
Time	56,242	80,699
Total deposits	605,136	579,535
Securities sold under repurchase agreements	15,701	12,705
Subordinated debentures	23,665	23,604
Deferred federal income tax	1,681	2,185
Interest payable and other liabilities	6,572	7,045
Total liabilities	652,755	625,074
Stockholders’ Equity
Preferred stock, no par value, authorized 2,000,000 shares; no shares issued	—	—
Common stock, $1 par value; authorized 10,000,000 shares; issued 2021 – 6,053,851 shares, 2020 - 6,046,351 shares; outstanding 2021 – 5,791,853, 2020 – 5,791,853	6,054	6,046
Additional paid-in capital	23,635	23,166
Retained earnings	37,847	32,497
Stock held by deferred compensation plan; 2021 – 172,538 shares, 2020 – 174,905 shares	(1,738)	(1,675)
Unearned ESOP compensation	—	—
Accumulated other comprehensive income	6,964	9,283
Treasury stock, at cost 2021 – 84,363 shares, 2020 – 79,593 shares	(1,061)	(989)
Total stockholders’ equity	71,701	68,328
Total liabilities and stockholders’ equity	$724,456	$693,402

See Notes to Consolidated Financial Statements

United Bancorp, Inc.

Consolidated Statements of Income

Years Ended December 31, 2021 and 2020

(In thousands except per share data)

	2021	2020
Interest and Dividend Income
Loans	$20,181	$22,099
Securities
Taxable	468	596
Tax-exempt	3,877	4,785
Federal funds sold	101	49
Dividends on Federal Home Loan Bank and other stock	81	99
Total interest and dividend income	24,708	27,628
Interest Expense
Deposits	1,273	3,141
Borrowings	1,323	1,593
Total interest expense	2,596	4,734
Net Interest Income	22,112	22,894
(Credit) Provision for Loan Losses	(1,255)	3,337
Net Interest Income After (Credit) Provision for Loan Losses	23,367	19,557
Noninterest Income
Customer service fees	2,852	2,580
Net gains on loan sales	272	180
Earnings on bank-owned life insurance	802	706
Realized gains on available-for-sale securities	1,250	2,593
Other	530	856
Total noninterest income	5,706	6,915
Noninterest Expense
Salaries and employee benefits	9,698	9,311
Net occupancy and equipment expense	2,364	2,406
Professional fees	1,217	1,232
Insurance	531	486
Deposit insurance premiums	195	184
Franchise and other taxes	551	492
Marketing expense	380	339
Printing and office supplies	115	122
Amortization of intangible assets	150	150
Other	3,191	3,168
Total noninterest expense	18,392	17,890
Income Before Federal Income Taxes	10,681	8,582
Provision for Federal Income Taxes	1,230	629
Net Income	$9,451	$7,953
Basic Earnings Per Share	$1.62	$1.39
Diluted Earnings Per Share	$1.62	$1.39

See Notes to Consolidated Financial Statements

United Bancorp, Inc.

Consolidated Statements of Comprehensive Income

Years Ended December 31, 2021 and 2020

(In thousands)

	2021	2020
Net income	$9,451	$7,953
Other comprehensive income (loss), net of tax
Reclassification adjustment for realized losses (gains) on available-for-sale securities included in net income, net of taxes $263 and $544 for each respective period	(987)	(2,049)
Unrealized holding (losses) gains on available-for-sale securities during the period, net of (benefits) taxes of $(497) and $1,841 for each respective period	(1,871)	6,925
Change in funded status of defined benefit plan, net of taxes (benefits) of $104 and $(312) for each respective period	396	(1,174)
Amortization of prior service included in net periodic pension expense, net of tax benefits of $19 and $19 for each respective period	(70)	(70)
Amortization of net loss included in net periodic pension cost, net of taxes of $57 and $30 for each respective period	213	115
Comprehensive income	$7,132	$11,700

See Notes to Consolidated Financial Statements

United Bancorp, Inc.

Consolidated Statements of Stockholders’ Equity

Years Ended December 31, 2021 and 2020

(In thousands except per share data)

			Treasury	Shares		Accumulated
		Additional	Stock and	Acquired		Other
	Common	Paid-in	Deferred	By	Retained	Comprehensive
	Stock	Capital	Compensation	ESOP	Earnings	Income (Loss)	Total
Balance, January 1, 2020	$5,959	22,871	(2,121)	(228)	27,905	5,536	59,922
Net income	—	—	—	—	7,953	—	7,953
Other comprehensive income	—	—	—	—	—	3,747	3,747
Cash dividends - $0.57 per share	—	—	—	—	(3,361)	—	(3,361)
Shares purchased for deferred compensation plan	—	17	(17)	—	—	—	—
Shares purchased for treasury stock	—	—	(526)	—	—	—	(526)
Expense related to share-based compensation plans	—	324	—	—	—	—	324
Restricted stock activity	87	(87)	—	—	—	—	—
Amortization of ESOP	—	41	—	228	—	—	269
Balance, December 31, 2020	6,046	$23,166	$(2,664)	$—	$32,497	$9,283	$68,328
Net income	—	—	—	—	9,451	—	9,451
Other comprehensive (loss)	—	—	—	—	—	(2,319)	(2,319)
Cash dividends - $0.685 per share	—	—	—	—	(4,101)	—	(4,101)
Shares activity for deferred compensation plan	—	63	(63)	—	—	—	—
Shares purchased for treasury stock	—	—	(72)	—	—	—	(72)
Expense related to share-based compensation plans	—	414	—	—	—	—	414
Restricted stock activity	8	(8)	—	—	—	—	—

Balance, December 31, 2021	$6,054	$23,635	$(2,799)	$—	$37,847	$6,964	$71,701

See Notes to Consolidated Financial Statements

United Bancorp, Inc.

Consolidated Statements of Cash Flows

Years Ended December 31, 2021 and 2020

(In thousands)

	2021	2020
Operating Activities
Net income	$9,451	$7,953
Items not requiring (providing) cash
Depreciation and amortization	1,143	1,157
(Credit) Provision for loan losses	(1,255)	3,337
Gain on sale of available-for-sale securities	(1,250)	(2,593)
Amortization of premiums and discounts on securities-net	384	407
Amortization of intangible assets	150	150
Deferred income taxes	112	(547)
Originations of loans held for sale	(11,631)	(8,040)
Proceeds from sale of loans held for sale	11,903	8,220
Net gains on sales of loans	(272)	(180)
Amortization of ESOP	—	270
Expense related to share-based compensation plans	414	324
Gain on sale of real estate and other repossessed assets	(75)	(5)
Increase in cash surrender value of bank-owned life insurance	(441)	(463)
Amortization of debt issuance costs	61	61
Changes in
Accrued interest receivable	556	(205)
Other assets	(1,237)	(1,800)
Interest payable and other liabilities	179	1,324
Net cash provided by operating activities	8,192	9,370
Investing Activities
Purchases of available-for-sale securities	(24,371)	(22,602)
Sale of available-for-sale securities	12,684	31,675
Maturities, prepayments and calls	20,834	30,003
Net change in loans	(10,864)	(2,658)
Mandatory redemption (Purchase) of Federal Home Loan Bank Stock	473	(165)
Purchases of bank-owned life insurance	(259)	(450)
Purchases of premises and equipment, net	(777)	(2,519)
Proceeds from sale of premises and equipment	620	21
Proceeds from sales of foreclosed assets	451	363
Net cash (used in) provided by investing activities	(1,209)	33,668

See Notes to Consolidated Financial Statements

United Bancorp, Inc.

Consolidated Statements of Cash Flows (continued)

December 31, 2021 and 2020

(In thousands)

	2021	2020
Financing Activities
Net increase in deposits	$25,601	$31,466
Repayment of Federal Home Loan Bank advances	—	(39,800)
Net change in securities sold under repurchase agreements	2,996	5,790
Repurchase of common stock	(72)	(526)
Cash dividends paid	(4,101)	(3,361)
Net cash provided by (used in) financing activities	24,424	(6,431)
Increase in Cash and Cash Equivalents	31,407	36,607
Cash and Cash Equivalents, Beginning of Year	51,592	14,985
Cash and Cash Equivalents, End of Year	$82,999	$51,592
Supplemental Cash Flows Information
Interest paid on deposits and borrowings	$2,182	$4,723
Federal income taxes paid	$710	$990
Supplemental Disclosure of Non-Cash Investing Activities
Transfers from loans to foreclosed assets held for sale	$70	$260

See Notes to Consolidated Financial Statements

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

Note 1:   Nature of Operations and Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of United Bancorp, Inc. (“United” or “the Company”) and its wholly-owned subsidiary, Unified Bank of Martins Ferry, Ohio (“the Bank” or “Unified”). All intercompany transactions and balances have been eliminated in consolidation.

Nature of Operations

The Company’s revenues, operating income and assets are almost exclusively derived from banking. Accordingly, all of the Company’s banking operations are considered by management to be aggregated in one reportable operating segment. Customers are mainly located in Athens, Belmont, Carroll, Fairfield, Harrison, Jefferson and Tuscarawas Counties in Ohio and Marshall and Ohio Counties in West Virginia and the surrounding localities in northeastern, east-central and southeastern Ohio and include a wide range of individuals, businesses and other organizations. Unified Bank conducts its business through its main office in Martins Ferry, Ohio and branches in Amesville, Bridgeport, Colerain, Dellroy, Dover, Glouster, Jewett, Lancaster Downtown, Lancaster East, Nelsonville, New Philadelphia, Powhatan Point, St. Clairsville East, St. Clairsville West, Sherrodsville, Strasburg, Tiltonsville, Ohio and Moundsville West Virginia.

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

Revenue Recognition

Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers (“ASC 606”), establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers. The core principle requires an entity to recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration that it expects to be entitled to receive in exchange for those goods or services recognized as performance obligations are satisfied.

The majority of our revenue-generating transactions are not subject to ASC 606, including revenue generated from financial instruments, such as our loans, investment securities, as well as revenue related to our mortgage banking activities, as these activities are subject to other GAAP discussed elsewhere within our disclosures.

Descriptions of our revenue-generating activities that are within the scope of ASC 606, which are presented in our statements of income as components of non-interest income are as follows:

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

December 31, 2021 and 2020

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

Cash Equivalents

The Company considers all liquid investments with original maturities of three months or less to be cash equivalents. At December 31, 2021 and 2020, cash equivalents consisted primarily of due from accounts with the Federal Reserve and other correspondent banks.

Currently, the FDIC’s insurance limits are $250,000. At December 31, 2021 and 2020, the Company’s various cash accounts  did not exceed the federally insured limit of $250,000. At December 31, 2021 and 2020, the Company held $74,752,000 and $37,738,000 at the Federal Home Loan Bank and the Federal Reserve Bank, respectively, which are not subject to FDIC limits.

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

Loans Held for Sale

Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or fair value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income. At December 31, 2021 and 2020, the Company did not have any loans held for sale.

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

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

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

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

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

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

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

Uncertain tax positions are recognized if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination. The term more likely than not means a likelihood of more than 50 percent; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances and information available at the reporting date and is subject to management’s judgment. At December 31, 2021, the Company had no uncertain tax positions.

The Company recognizes interest and penalties on income taxes as a component of income tax expense.

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

The Company files consolidated income tax returns with its subsidiary. With a few exceptions, the Company is no longer subject to the examination by tax authorities for years before 2018.

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

Earnings Per Share

Basic earnings per share allocated to common stockholders is calculated using the two-class method and is computed by dividing net income allocated to common stockholders by the weighted average number of commons shares outstanding during the period. Diluted earnings per share is adjusted for the dilutive effects of stock based compensation and is calculated using the two-class method or the treasury method. There were no dilutive effects for the years ended December 31, 2021 and 2020.

Comprehensive Income

Comprehensive income consists of net income and other comprehensive (loss) income, net of applicable income taxes. Other comprehensive (loss) income includes unrealized appreciation (depreciation) on available-for-sale securities and changes in the funded status of the defined benefit pension plan.

Advertising

Advertising costs are expensed as incurred.

Note 2:   Restriction on Cash and Due From Banks

The Company did not have a reserve requirement at December 31, 2021 and 2020.

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

Note 3:   Securities

The amortized cost and approximate fair values, together with gross unrealized gains and losses of securities are as follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized
	Cost	Gains	Losses	Fair Value

	(In thousands)
Available-for-sale Securities:
December 31, 2021:
U.S. government agencies	$—	$—	$—	$—
Subordinated notes	28,837	76	(148)	28,765
State and municipal obligations	106,533	$11,015	—	117,548
Total debt securities	$135,370	$11,091	$(148)	$146,313
Available-for-sale Securities:
December 31, 2020:
U.S. government agencies	$10,000	$53	$—	$10,053
Subordinated notes	4,500	6	(1)	4,505
State and municipal obligations	129,006	$14,503	—	143,509
Total debt securities	$143,506	$14,562	$(1)	$158,067

During 2021 the Company sold $11.4 million of State and Municipal securities for a total gain of approximately $1,250,000. During 2020 the Company sold $23.7 million of State and Municipal securities for a total gain of approximately $2,525,000 and the Company also sold $8.0 million of US Government Agency bonds for a total gain of approximately $69,000.

The amortized cost and fair value of available-for-sale securities at December 31, 2021, by contractual maturity, are shown below.  Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized	Fair
	Cost	Value

	(In thousands)
One to five years	$3,202	$3,191
Five to ten years	25,634	25,573
Over ten years	106,534	117,549
Totals	$135,370	$146,313

The carrying value of securities pledged as collateral, to secure public deposits and for other purposes, was $64.4 million and $55.8 million at December 31, 2021 and 2020, respectively.

Certain investments in debt securities are reported in the financial statements at an amount less than their historical cost. The total fair value of these investments at December 31, 2021 and 2020, was $14.2 million and $1.0 million, which represented approximately 10% and less than 1%, respectively, of the Company’s available-for-sale investment portfolio.

Based on evaluation of available evidence, including recent changes in market interest rates, credit rating information and information obtained from regulatory filings, management believes the declines in fair value for these securities are temporary.

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

The following tables show the Company’s investments’ gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2021 and 2020:

December 31, 2021
	Less than 12 Months		12 Months or More		Total
Description of	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
Securities	Value	Losses	Value	Losses	Value	Losses

(In thousands)
US government agencies	$—	$—	$—	$—	$—	$—
Subordinated notes	$14,204	$(148)	$—	$—	$14,204	$(148)
State and municipal obligations	$—	$—	$—	$—	$—	$—
Total temporarily impaired securities	$14,204	$(148)	$—	$—	$14,204	$(148)

December 31, 2020
	Less than 12 Months		12 Months or More		Total
Description of	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
Securities	Value	Losses	Value	Losses	Value	Losses

(In thousands)
US government agencies	$—	$—	$—	$—	$—	$—
Subordinated notes	—	$—	$1,000	$(1)	$1,000	$(1)
State and municipal obligations	$—	$—	$––	$––	$—	$—
Total temporarily impaired securities	$—	$—	$1,000	$(1)	$1,000	$(1)

The unrealized losses on the Company’s investments in subordinated notes were caused by interest rate increases. Because the Company does not intend to sell the investments and it is not more likely than not the Company will be required to sell the investments before recovery of their amortized cost bases, which may be maturity, the Company does not consider those investments to be other-than-temporarily impaired at December 31, 2021.

Note 4:   Loans and Allowance for Loan Losses

Categories of loans at December 31, include:

	2021	2020

	(In thousands)
Commercial loans	$90,892	$103,277
Commercial real estate	266,777	246,167
Residential real estate	90,132	85,789
Installment loans	6,571	8,258
Total gross loans	454,372	443,491
Less allowance for loan losses	(3,673)	(5,113)
Total loans	$450,699	$438,378

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

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

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

Residential and Installment

Residential and installment loans consist of two segments - residential mortgage loans and personal loans. For residential mortgage loans that are secured by 1-4 family residences and are generally owner-occupied, the Company generally establishes a maximum loan-to-value ratio and requires private mortgage insurance if that ratio is exceeded. Home equity loans are typically secured by a subordinate interest in 1-4 family residences, and consumer personal loans are secured by consumer personal assets, such as automobiles or recreational vehicles. Some consumer personal loans are unsecured, such as small installment loans and certain lines of credit. Repayment of these loans is primarily dependent on the personal income of the borrowers, which can be impacted by economic conditions in their market areas, such as unemployment levels. Repayment can also be impacted by changes in property values on residential properties. Risk is mitigated by the fact that the loans are of smaller individual amounts and spread over a large number of borrowers.

The following tables present the balance in the allowance for loan losses and the recorded investment in loans based on portfolio segment and impairment method as of December 31, 2021 and 2020:

	2021
		Commercial
	Commercial	Real Estate	Residential	Installment	Unallocated	Total

	(In thousands)
Allowance for loan losses:
Balance, beginning of year	$1,397	$1,821	$1,471	$424	$—	$5,113
(Credit) Provision charged to expense	(276)	(586)	(331)	(62)	—	(1,255)
Losses charged off	(78)	—	(26)	(126)	—	(230)
Recoveries	3	—	7	35	—	45
Balance, end of year	$1,046	$1,235	$1,121	$271	$—	$3,673
Ending balance: individually evaluated for impairment	$—	$230	$—	$—	$—	$230
Ending balance: collectively evaluated for impairment	$1,046	$1,005	$1,121	$271	$—	$3,443
Loans:
Ending balance: individually evaluated for impairment	$—	$3,933	$—	$—	$—	$3,933
Ending balance: collectively evaluated for impairment	$90,892	$262,844	$90,132	$6,571	$—	$450,439

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

	2020
		Commercial
	Commercial	Real Estate	Residential	Installment	Unallocated	Total

	(In thousands)
Allowance for loan losses:
Balance, beginning of year	$568	$792	$572	$299	$—	$2,231
Provision charged to expense	875	1,254	986	222	—	3,337
Losses charged off	(69)	(225)	(104)	(169)	—	(567)
Recoveries	23	—	17	72	—	112
Balance, end of year	$1,397	$1,821	$1,471	$424	$—	$5,113
Ending balance: individually evaluated for impairment	$—	$1	$—	$—	$—	$1
Ending balance: collectively evaluated for impairment	$1,397	$1,820	$1,471	$424	$—	$5,112
Loans:
Ending balance: individually evaluated for impairment	$80	$182	$114	$—	$—	$376
Ending balance: collectively evaluated for impairment	$103,197	$245,985	$85,675	$8,258	$—	$443,115

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

The following table shows the portfolio quality indicators as of December 31, 2021:

		Commercial
Loan Class	Commercial	Real Estate	Residential	Installment	Total

	(In thousands)
Pass Grade	$90,892	$254,760	$90,132	$6,571	$442,355
Special Mention	—	4,115	—	—	7,943
Substandard	—	7,902	—	—	4,074
Doubtful	—	—	—	—	—
	$90,892	$266,777	$90,132	$6,571	$454,372

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

The following table shows the portfolio quality indicators as of December 31, 2020:

		Commercial
Loan Class	Commercial	Real Estate	Residential	Installment	Total

	(In thousands)
Pass Grade	$103,181	$239,862	$85,675	$8,258	$436,976
Special Mention	15	3,422	—	—	3,437
Substandard	81	2,883	114	—	3,078
Doubtful	—	—	—	—	—
	$103,277	$246,167	$85,789	$8,258	$443,491

The Company evaluates the loan risk grading system definitions and allowance for loan losses methodology on an ongoing basis. No significant methodology changes were made during 2021 and 2020.

The following table shows the loan portfolio aging analysis of the recorded investment in loans as of December 31, 2021:

	30‑59 Days	60‑89 Days	Greater
	Past	Past	Than 90		Total Past
	Due and	Due and	Days and	Non	Due and		Total Loans
	Accruing	Accruing	Accruing	Accrual	Non Accrual	Current	Receivable

	(In thousands)
Commercial	$63	$—	$—	$—	$63	$90,829	$90,892
Commercial real estate	220	—	—	3,818	4,038	262,739	266,777
Residential	22	—	—	391	413	89,719	90,132
Installment	40	—	—	—	40	6,531	6,571
Total	$345	$—	$—	$4,209	$4,554	$449,818	$454,372

The following table shows the loan portfolio aging analysis of the recorded investment in loans as of December 31, 2020:

	30‑59 Days	60‑89 Days	Greater
	Past	Past	Than 90		Total Past
	Due and	Due and	Days and	Non	Due and		Total Loans
	Accruing	Accruing	Accruing	Accrual	Non Accrual	Current	Receivable

	(In thousands)
Commercial	$—	$—	$—	$83	$83	$103,194	$103,277
Commercial real estate	—	—	—	98	98	246,069	246,167
Residential	120	59	—	445	624	85,165	85,789
Installment	7	20	—	—	27	8,231	8,258
Total	$127	$79	$—	$626	$832	$442,659	$443,491

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

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

The following table presents impaired loans for the year ended December 31, 2021:

Average
		Unpaid		Investment in	Interest
	Recorded	Principal	Specific	Impaired	Income
	Balance	Balance	Allowance	Loans	Recognized

(In thousands)
Loans without a specific valuation allowance:
Commercial	$—	$—	$—	$—	$—
Commercial real estate	128	128	—	128	6
Real Estate	—	—	—	—	—
Installment	—	—	—	—	—
	128	128	—	128	6
Loans with a specific valuation allowance:
Commercial	$—	$—	$—	$—	$—
Commercial real estate	3,805	3,805	230	3,822	105
Real Estate	—	—	—	—	—

	$3,805	$3,805	$230	$3,822	$105

Total:
Commercial	$—	$—	$—	$—	$—
Commercial Real Estate	$3,933	$3,933	$230	$3,950	$111
Real Estate	$—	$—	$—	$—	$—
Installment	$—	$—	$—	$—	$—

The following table presents impaired loans for the year ended December 31, 2020:

				Average
		Unpaid		Investment in	Interest
	Recorded	Principal	Specific	Impaired	Income
	Balance	Balance	Allowance	Loans	Recognized

	(In thousands)
Loans without a specific valuation allowance:
Commercial	$80	$80	$—	$78	$11
Commercial real estate	110	196	—	136	8
Real Estate	114	121	—	118	22
Installment	—	14	—	—	5
	304	411	—	332	46
Loans with a specific valuation allowance:
Commercial	$—	$—	$—	$92	$—
Commercial real estate	72	72	1	3	3
Real Estate	—	—	—	—	—
	$72	$72	$1	$95	$3

Total:
Commercial	$80	$80	$—	$170	$11
Commercial Real Estate	$182	$268	$1	$139	$11
Real Estate	$114	$121	$––	$118	$22
Installment	$—	$14	$—	$—	$5

At December 31, 2021 and 2020, the Company had certain loans that were modified in troubled debt restructurings and impaired. The modification of terms of such loans included one or a combination of the following:  an extension of maturity, a reduction of the stated interest rate or a permanent reduction of the recorded investment in the loan.

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

The following tables present information regarding troubled debt restructurings by class and by type of modification for the year ended December 31, 2021 and 2020:

Year Ended December 31, 2021
		Pre-Modification	Post-Modification
		Outstanding	Outstanding
	Number of	Recorded	Recorded
	Contracts	Investment	Investment

(In thousands)
Commercial	—	$—	$—
Commercial Real Estate	—	$—	$—

Year Ended December 31, 2021
	Interest			Total
	Only	Term	Combination	Modification

(In thousands)
Commercial	$—	$—	$—	$—
Commercial Real Estate	$—	$—	$—	$—

Year Ended December 31, 2020
		Pre-	Post-
		Modification	Modification
		Outstanding	Outstanding
	Number of	Recorded	Recorded
	Contracts	Investment	Investment

(In thousands)
Commercial	—	$—	$—
Commercial Real Estate	1	$86	$86

Year Ended December 31, 2020
	Interest			Total
	Only	Term	Combination	Modification

(In thousands)
Commercial	$—	$—	$—	$—
Commercial Real Estate	$—	$86	$—	$86

During the year ended December 31, 2021 and 2020, troubled debt restructurings did not have an impact on the allowance for loan losses. At December 31, 2021 and 2020 and for the years then ended, there were no material defaults of any troubled debt restructurings that were modified in the last 12 months. The Company generally considers TDR’s that become 90 days or more past due under the modified terms as subsequently defaulted.

Note 5:   Premises and Equipment

Major classifications of premises and equipment, stated at cost, are as follows:

	2021	2020

	(In thousands)
Land, buildings and improvements	$19,838	$19,956
Furniture and equipment	15,079	15,051
Computer software	2,284	2,225
	37,201	37,232
Less accumulated depreciation	(24,444)	(23,489)
Net premises and equipment	$12,757	$13,743

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

Note 6:   Time Deposits

Time deposits in denominations of $250,000 or more were $4.4 million at December 31, 2021 and $7.8 million at December 31, 2020. At December 31, 2021, the scheduled maturities of time deposits are as follows:

(In thousands)
Due during the year ending December 31,
2022	$36,815
2023	11,755
2024	5,430
2025	1,516
2026	366
Thereafter	360
$56,242

Note 7:   Borrowings

At December 31, 2021 and 2020, as a member of the Federal Home Loan Bank system the Bank had the ability to obtain up to $154.1 million and $140.5 million, respectively, in additional borrowings based on securities and certain loans pledged to the FHLB. At December 31, 2021 and 2020, the Bank had approximately $228.2 million and $207.9 million, respectively of one- to four-family residential real estate and commercial real estate loans pledged as collateral for borrowings. Also at December 31, 2020 and 2019, the Company and the Bank have cash management lines of credit with various correspondent banks (excluding FHLB cash management lines of credit) enabling additional borrowings of up to $18.0 million. At December 31, 2021 and 2020 the Company had no outstanding borrowings with the FHLB.

Securities sold under repurchase agreements were approximately $15.7 million and $12.7 million at December 31, 2021 and 2020.

Securities sold under agreements to repurchase are financing arrangements whereby the Company sells securities and agrees to repurchase the identical securities at the maturities of the agreements at specified prices. Physical control is maintained for all securities sold under repurchase agreements. Information concerning securities sold under agreements to repurchase is summarized as follows:

	2021	2020

	(Dollars in thousands)
Balance outstanding at year end	$15,701	$12,705
Average daily balance during the year	$19,452	$12,524
Average interest rate during the year	0.12%	0.29%
Maximum month-end balance during the year	$26,653	$16,503
Weighted-average interest rate at year end	0.12%	0.29%

All repurchase agreements are subject to term and conditions of repurchase/security agreements between the Company and the customer and are accounted for as secured borrowings. The Company’s repurchase agreements reflected in short-term borrowings consist of customer accounts and securities which are pledged on an individual security basis.

The following table presents the Company’s repurchase agreements accounted for as secured borrowings:

Remaining Contractual Maturity of the Agreement

(In thousands)

	Overnight and			Greater than 90
December 31, 2021	Continuous	Up to 30 Days	30‑90 Days	Days	Total
Repurchase Agreements
State and municipal obligations	$15,701	$—	$—	$—	$15,701
Total	$15,701	$—	$—	$—	$15,701

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

	Overnight and			Greater than 90
December 31, 2020	Continuous	Up to 30 Days	30‑90 Days	Days	Total
Repurchase Agreements
U.S government agencies	$12,705	$—	$—	$—	$12,705
Total	$12,705	$—	$—	$—	$12,705

Securities with an approximate carrying value of $37.5 million and $30.1 million at December 31, 2021 and 2020, respectively, were pledged as collateral for repurchase borrowings.

Note 8:   Subordinated Debentures

On May 14, 2019  the Company issued $20,000,000 of junior subordinated debentures. The debentures bear interest at a fixed rate of 6.0% until May 2024, which then becomes a floating interest rate equal to the three-month LIBOR (or an equivalent index) plus 3.625%, resetting quarterly. Interest on the subordinated notes is payable semiannually through May 2024 and quarterly thereafter through the maturity date of May 2029. Principal is due upon maturity. The debentures are unsecured and payable to various investors. For purposes of computing regulatory capital, the debentures are included in Tier 2 Capital. The subordinated notes may not be repaid in whole or in part prior to the fifth anniversary of the issue date (May 2019). Unamortized debt costs were $459,000 and $519,000 as of December 31, 2021 and 2020, respectively.

In 2005, a Delaware statutory business trust owned by the Company, United Bancorp Statutory Trust I (“Trust I” or the “Trust”), issued $4.1 million of mandatorily redeemable debt securities. The sale proceeds were utilized to purchase $4.1 million of the Company’s subordinated debentures which mature in 2035. The Company’s subordinated debentures are the sole asset of Trust I. The Company’s investment in Trust I is not consolidated herein as the Company is not deemed the primary beneficiary of the Trust. However, the $4.1 million of mandatorily redeemable debt securities issued by the Trust are includible for regulatory purposes as a component of the Company’s Tier I Capital. Interest on the Company’s subordinated debentures is equal to three month LIBOR plus 1.35% and is payable quarterly. Subordinated debentures, net of unamortized debt costs, totaled $23.7 million and $23.6 million at December 31, 2021 and 2020, respectively.

Note 9:   Income Taxes

The provision for income taxes includes these components:

	2021	2020

	(In thousands)
Taxes currently payable	$1,118	$1,176
Deferred income taxes	112	(547)
Income tax expense	$1,230	$629

A reconciliation of income tax expense at the statutory rate to the Company’s actual income tax expense is shown below:

	2021	2020

	(In thousands)
Computed at the statutory rate (21%)	$2,243	$1,802
(Decrease) increase resulting from
Tax exempt interest	(822)	(967)
Earnings on bank-owned life insurance - net	(168)	(148)
Low income housing credit	(52)	(131)
Other	29	73
Actual tax expense	$1,230	$629

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

The tax effects of temporary differences related to deferred taxes shown on the balance sheets were:

	2021	2020

	(In thousands)
Deferred tax assets
Allowance for loan losses	$771	$992
Stock based compensation	253	187
Deferred compensation, and other accruals	472	456
Employee benefit expense	—	159
Non-accrual loan interest	33	2
Other	7	10
Total deferred tax assets	1,536	1,806

Deferred tax liabilities
Depreciation	(407)	(390)
Deferred loan costs, net	(34)	(51)
FHLB stock dividends	(304)	(304)
Unrealized gains on securities available for sale	(2,298)	(3,058)
Prepaid expenses	(49)	(70)
Intangibles	(97)	(118)
Employee benefit expense	(28)	—

Total deferred tax liabilities	(3,217)	(3,991)
Net deferred tax liability	$(1,681)	$(2,185)

Note 10: Accumulated Other Comprehensive Income

The components of accumulated other comprehensive income, included in stockholders’ equity, are as follows:

	2021	2020

	(In thousands)
Net unrealized gain on securities available-for-sale	$10,943	$14,561
Net unrealized loss for funded status of defined benefit plan liability	(2,127)	(2,810)
	8,816	11,751
Tax effect	(1,852)	(2,468)
Net-of-tax amount	$6,964	$9,283

Reclassifications out of accumulated other comprehensive income during 2021 and 2020 and the affected line items in the Consolidated Financial Statements of Income were as follows:

	2021	2020

	(In thousands)
Realized gains on securities available-for-sale	$1,250	$2,593
Less provision for federal income taxes	263	544
Reclassification adjustment, net of taxes	$987	$2,049

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

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

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

As of December 31, 2021, the Company exceeded its minimum regulatory capital requirements with a total risk-based capital ratio of 19.5%, common equity tier 1 ratio of 13.9%, Tier 1 risk-based capital ratio of 14.7% and a Tier 1 leverage ratio of 10.3%.

As of December 31, 2021, the most recent notification from Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Bank must maintain capital ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank’s category.

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

The Company’s and Bank’s actual capital amounts and ratios are presented in the following table.

					To Be Well Capitalized
			For Capital Adequacy		Under Prompt Corrective
	Actual		Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio

	(Dollars in thousands)
As of December 31, 2021
Total Capital (to Risk-Weighted Assets)
Consolidated	$96,785	19.5%	$39,746	8.0%	N/A	N/A
Unified	79,740	14.95	42,683	8.0	$53,353	10.0%

Common Equity Tier 1 Capital (to Risk-Weighted Assets)
Consolidated	$69,112	13.9%	$22,357	4.5%	N/A	N/A
Unified	76,067	14.3	24,009	4.5	$34,680	6.5%

Tier I Capital (to Risk-Weighted Assets)
Consolidated	$73,112	14.7%	$29,810	6.0%	N/A	N/A
Unified	76,067	14.3	32,012	6.0	$42,683	8.0%

Tier I Capital (to Average Assets)
Consolidated	$73,112	10.3%	$28,438	4.0%	N/A	N/A
Unified	76,067	10.6	28,594	4.0	$35,742	5.0%

As of December 31, 2020
Total Capital (to Risk-Weighted Assets)
Consolidated	$94,085	18.9%	$39,746	8.0%	N/A	N/A
Unified	80,494	16.2	39,860	8.0	$48,825	10.0%

Common Equity Tier 1 Capital (to Risk-Weighted Assets)
Consolidated	$64,972	13.1%	$22,357	4.5%	N/A	N/A
Unified	75,831	15.2	22,421	4.5	$32,386	6.5%

Tier I Capital (to Risk-Weighted Assets)
Consolidated	$68,972	13.9%	$29,810	6.0%	N/A	N/A
Unified	75,831	15.2	29,895	6.0	$39,860	8.0%

Tier I Capital (to Average Assets)
Consolidated	$68,972	10.1%	$27,572	4.0%	N/A	N/A
Unified	75,831	11.2	27,007	4.0	$33,759	5.0%

Note 12: Related Party Transactions

At December 31, 2021 and 2020, the Bank had loan commitments outstanding to executive officers, directors, significant stockholders and their affiliates (related parties). In management’s opinion, such loans and other extensions of credit and deposits were made in the ordinary course of business and were made on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons. Further, in management’s opinion,

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

these loans did not involve more than normal risk of collectability or present other unfavorable features. Such loans are summarized below.

	2021	2020

	(In thousands)
Aggregate balance – January 1	$20,984	$17,768
New loans	4,439	5,236
Repayments	(5,076)	(2,020)
Aggregate balance – December 31	$20,347	$20,984

Deposits from related parties held by the Bank at December 31, 2021 and 2020, totaled approximately $5.6 million and $6.1 million, respectively.

Note 13: Benefit Plans

Pension and Other Postretirement Benefit Plans

The Company has a noncontributory defined benefit pension plan covering all employees who meet the eligibility requirements. The Company’s funding policy is to make the minimum annual contribution that is required by applicable regulations, plus such amounts as the Company may determine to be appropriate from time to time. The Company expects to contribute $744,000 to the plan in 2022.

The Company has certain agreements which provide for a fixed number of payments once the individual reaches normal retirement age. At December 31, 2021, the present value of these future payments was approximately $401,000.

The Company uses a December 31st measurement date for the plan. Information about the plan’s funded status and pension cost follows:

	Pension Benefits
	2021	2020

	(In thousands)
Change in benefit obligation
Beginning of year	$(7,215)	$(5,588)
Service cost	(528)	(389)
Interest cost	(239)	(234)
Actuarial gain (loss)	45	(1,534)
Benefits paid	379	530

End of year	(7,558)	(7,215)

Change in fair value of plan assets
Beginning of year	6,522	6,111
Actual return on plan assets	944	563
Employer contribution	657	378
Benefits paid	(379)	(530)

End of year	7,744	6,522

Funded (unfunded) status at end of year	$186	$(693)

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

Amounts recognized in accumulated other comprehensive loss not yet recognized as components of net periodic benefit cost consist of:

	Pension Benefits
	2021	2020

	(In thousands)
Unamortized net loss	$2,531	$3,302
Unamortized prior service	(403)	(492)

	$2,128	$2,810

The estimated net loss and prior service credit for the defined benefit pension plan that will be amortized from accumulated other comprehensive income as a credit into net periodic benefit cost over the next fiscal year is approximately $95,000. The accumulated benefit obligation for the defined benefit pension plan was $6.4 million and $6.2 million at December 31, 2021 and 2020, respectively.

Information for the pension plan with respect to accumulated benefit obligation and plan assets is as follows:

	December 31,
	2021	2020

	(In thousands)
Projected benefit obligation	$7,558	$7,215
Accumulated benefit obligation	$6,405	$6,168
Fair value of plan assets	$7,744	$6,522

	December 31,
	2021	2020

	(In thousands)
Components of net periodic benefit cost
Service cost	$528	$389
Interest cost	239	234
Expected return on plan assets	(487)	(467)
Amortization of prior service credit	(89)	(89)
Amortization of net loss	270	145

Net periodic benefit cost	$461	$212

Significant assumptions include:

	Pension Benefits
	2021	2020
Weighted-average assumptions used to determine benefit obligation:
Discount rate	3.75%	3.41%
Rate of compensation increase	3.50%	3.50%

Weighted-average assumptions used to determine benefit cost:
Discount rate	3.75%	3.41%
Expected return on plan assets	7.00%	7.00%
Rate of compensation increase	3.50%	3.50%

The Company has estimated the long-term rate of return on plan assets based primarily on historical returns on plan assets, adjusted for changes in target portfolio allocations and recent changes in long-term interest rates based on publicly available information.

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid as of December 31, 2021:

Pension
Benefits
(In thousands)
2022	$544
2023	383
2024	468
2025	428
2026	598
2027-2031	3,336
Total	$6,301

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

The asset allocation strategy of the plan is designed to allow flexibility in the determination of the appropriate investment allocations between equity and fixed income investments. This strategy is designed to help achieve the actuarial long term rate on plan assets of 7.0%. The target asset allocation percentages for both 2021 and 2020 are as follows:

Large-Cap stocks	Not to exceed 68%
Small-Cap stocks	Not to exceed 23%
Mid-Cap stocks	Not to exceed 23%
International equity securities	Not to exceed 30%
Fixed income investments	Not to exceed 35%
Alternative investments	Not to exceed 19%

At December 31, 2021 and 2020, the fair value of plan assets as a percentage of the total was invested in the following:

	December 31,
	2021	2020
Equity securities	69.5%	70.3%
Debt securities	28.0	28.1
Cash and cash equivalents	2.5	1.6

	100.0%	100.0%

Pension Plan Assets

Following is a description of the valuation methodologies used for pension plan assets measured at fair value on a recurring basis, as well as the general classification of pension plan assets pursuant to the valuation hierarchy.

Where quoted market prices are available in an active market, plan assets are classified within Level 1 of the valuation hierarchy. Level 1 plan assets include investments in mutual funds that involve equity, bond and money market investments. All of the Plan’s assets are classified as Level 1. If quoted market prices are not available, then fair values are estimated by using pricing models, quoted prices of plan assets with similar characteristics or discounted cash flows. In certain cases where Level 1 or Level 2 inputs are not available, plan assets are classified within Level 3 of the hierarchy. At December 31, 2021 and 2020, the Plan did not contain Level 2 or Level 3 investments.

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

The fair values of Company’s pension plan assets at December 31st, by asset category are as follows:

December 31, 2021
		Fair Value Measurements Using
		Quoted Prices	Significant
		in Active	Other	Significant
		Markets for	Observable	Unobservable
	Total Fair	Identical Assets	Inputs	Inputs
Asset Category	Value	(Level 1)	(Level 2)	(Level 3)

	(In thousands)
Mutual money market	$198	$198	$—	$—
Mutual funds – equities
ETF mutual funds	4,964	4,964	—	—
Large and small Cap	99	99	—	—
International	319	319
Commodities	––	––	—	—
Mutual funds – fixed income
Fixed income	1,340	1,340	—	—
ETF fixed income	824	824	—	—

Total	$7,744	$7,744	$—	$—

December 31, 2020
		Fair Value Measurements Using
		Quoted Prices	Significant
		in Active	Other	Significant
		Markets for	Observable	Unobservable
	Total Fair	Identical Assets	Inputs	Inputs
Asset Category	Value	(Level 1)	(Level 2)	(Level 3)

	(In thousands)
Mutual money market	$103	$103	$—	$—
Mutual funds – equities
ETF mutual funds	4,190	4,190	—	—
Large and small Cap	111	111	—	—
International	287	287
Commodities	––	––	—	—
Mutual funds – fixed income
Fixed income	1,193	1,193	—	—
ETF fixed income	638	638	—	—

Total	$6,522	$6,522	$—	$—

Employee Stock Ownership Plan

The Company has an Employee Stock Ownership Plan (“ESOP”) with an integrated 401(k) plan covering substantially all employees of the Company. As of December 31, 2020, the original ESOP loan xxx Dividends on the allocated shares are recorded as dividends and charged to retained earnings. ESOP Compensation expense in 2020 was recorded equal to the fair market value of the stock when contributions, which are determined annually by the Board of Directors of the Company, are made to the ESOP. The Company’s 401(k) matching percentage was 50% of the employees’ first 6% of contributions for 2021 and 2020.

ESOP and 401(k) expense for the years ended December 31, 2021 and 2020 was approximately $132,000 and $270,000, respectively.

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

Share information for the ESOP is as follows at December 31, 2021 and 2020:

	2021	2020
Allocated shares at beginning of the year	417,086	411,411
Shares released for allocation during the year	—	23,635
Net shares distributed due to retirement/diversification	(18,982)	(17,960)
Unearned shares	––	––

Total ESOP shares	398,104	417,086

Fair value of unearned shares at December 31st	$––	$––

At December 31, 2021, the fair value of the 398,104 the shares held by the ESOP was approximately $6,632,000.

Split Dollar Life Insurance Arrangements

The Company has split-dollar life insurance arrangements with its executive officers and certain directors that provide certain death benefits to the executive’s beneficiaries upon his or her death. The agreements provide a pre- and post-retirement death benefit payable to the beneficiaries of the executive in the event of the executive’s death. The Company has purchased life insurance policies on the lives of all participants covered by these agreements in amounts sufficient to provide the sums necessary to pay the beneficiaries, and the Company pays all premiums due on the policies. In the case of an early separation from the Company, the nonvested executive portion of the death benefit is retained by the Company. The accumulated post retirement benefit obligation was $1.8 million and $1.7 million at December 31, 2021 and December 31, 2020, respectively.

Note 14: Restricted Stock Plan

During 2018, the Company’s stockholders authorized the adoption of the United Bancorp, Inc. 2018 Stock Incentive Plan (the “2018 Plan”). No more than 500,000 shares of the Company’s common stock may be issued under the 2018 Plan. As of December 31, 2021, 92,500 shares have been issued under this plan. The shares that may be issued can be authorized but unissued shares or treasury shares. The 2018 Plan permits the grant of incentive awards in the form of options, stock appreciation rights, restricted share and share unit awards, and performance share awards. The 2018 Plan contains annual limits on certain types of awards to individual participants. In any calendar year, no participant may be granted awards covering more than 25,000 shares.

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

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

A summary of the status of the Company’s nonvested restricted shares as of December 31, 2021, and changes during the year then ended, is presented below:

		Weighted-
		Average
		Grant-Date
	Shares	Fair Value
Nonvested, beginning of year	320,000	$11.73
Granted	10,000	14.08
Vested	(10,000)	10.73
Forfeited	(2,500)	13.00
Nonvested, end of year	317,500	$11.83

Total compensation cost recognized in the income statement for share-based payment arrangements during the years ended December 31, 2021 and 2020 was $414,000 and $324,000, respectively.

The recognized tax benefits related thereto were $65,000 and $68,000, for the years ended December 31, 2021 and 2020, respectively.

As of December 31, 2021 and 2020, there was $2,890,000 and $2,864,000, respectively, of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the Plan. That cost is expected to be recognized over a weighted-average period of 6.9 years.

Note 15: Earnings Per Share

Earnings per share (EPS) were computed as follows:

	Year Ended December 31, 2021
		Weighted-
	Net	Average	Per Share
	Income	Shares	Amount
	(In thousands)
Net income	$9,451
Less allocated earnings on non-vested restricted stock	(348)
Less allocated dividends on non-vested restricted stock	(221)
Net income allocated to common stockholders	8,882
		5,477,266
Basic and diluted earnings per share			$1.62

	Year Ended December 31, 2020
		Weighted-
	Net	Average	Per Share
	Income	Shares	Amount
	(In thousands)
Net income	$7,953
Less allocated earnings on non-vested restricted stock	(141)
Less allocated dividends on non-vested restricted stock	(253)
Net income allocated to common stockholders	7,559
		5,458,365
Basic and diluted earnings per share			$1.39

Note 16: Disclosures about Fair Value of Financial Instruments and Other Assets and Liabilities

The Company defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The Company also utilizes a fair value hierarchy which requires

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

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

The following tables present the fair value measurements of assets recognized in the accompanying balance sheets measured at fair value on a recurring basis and the level within the fair value hierarchy in which the fair value measurements fall at December 31, 2021 and 2020:

December 31, 2021
Fair Value Measurements Using
		Quoted Prices in	Significant
		Active Markets	Other	Significant
		for Identical	Observable	Unobservable
	Fair	Assets	Inputs	Inputs
	Value	(Level 1)	(Level 2)	(Level 3)

(In thousands)
Subordinated notes	$28,765	$—	$28,765	$—
State and municipal obligation	$117,548	—	$117,548	—

		December 31, 2020
		Fair Value Measurements Using
		Quoted Prices in	Significant
		Active Markets	Other	Significant
		for Identical	Observable	Unobservable
	Fair	Assets	Inputs	Inputs
	Value	(Level 1)	(Level 2)	(Level 3)

	(In thousands)
U.S government agencies	$10,053	$—	$10,053	$—
Subordinated notes	$4,505	—	$4,505	—
State and municipal obligations	$143,509	—	$143,509	—

Following is a description of the valuation methodologies used for instruments measured at fair value on a non-recurring basis and recognized in the accompanying balance sheets, as well as the general classification of such instruments pursuant to the valuation hierarchy.

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

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

The following tables present the fair value measurements of assets recognized in the accompanying balance sheets measured at fair value on a non-recurring basis and the level within the fair value hierarchy in which the fair value measurements fall at December 31, 2021 and 2020:

December 31, 2021
Fair Value Measurements Using
		Quoted Prices in	Significant
		Active Markets	Other	Significant
		for Identical	Observable	Unobservable
	Fair	Assets	Inputs	Inputs
	Value	(Level 1)	(Level 2)	(Level 3)

(In thousands)
Collateral dependent impaired loans	$2,822	$—	$—	$2,822
Foreclosed assets held for sale	—	—	—	—

December 31, 2020
Fair Value Measurements Using
		Quoted Prices in	Significant
		Active Markets	Other	Significant
		for Identical	Observable	Unobservable
	Fair	Assets	Inputs	Inputs
	Value	(Level 1)	(Level 2)	(Level 3)

(In thousands)
Collateral dependent impaired loans	$71	$—	$—	$71
Foreclosed assets held for sale	—	—	—	—

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

Unobservable (Level 3) Inputs

The following tables present quantitative information about unobservable inputs used in recurring and nonrecurring Level 3 fair value measurements.

	Fair Value at	Valuation
	12/31/21	Technique	Unobservable Inputs	Range
(In thousands)
Collateral-dependent impaired loans	$2,822	Market comparable properties	Comparability adjustments	5% – 10%
Foreclosed assets held for sale	—	Market comparable properties	Marketability discount	10% – 35%

	Fair Value at	Valuation
	12/31/20	Technique	Unobservable Inputs	Range
(In thousands)
Collateral-dependent impaired loans	$71	Market comparable properties	Comparability adjustments	5% – 10%
Foreclosed assets held for sale	—	Market comparable properties	Marketability discount	10% – 35%

There were no significant changes in the valuation techniques used during 2021.

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

		Fair Value Measurements Using
		Quoted Prices
		in Active
		Markets for	Significant	Significant
		Identical	Other	Unobservable
	Carrying	Assets	Observable Inputs	Inputs
	Amount	(Level 1)	(Level 2)	(Level 3)

	(In thousands)
December 31, 2021
Financial assets
Cash and cash equivalents	$82,999	$82,999	$—	$—
Loans, net of allowance	450,699	—	—	459,031
Federal Home Loan Bank stock	3,704	—	3,704	—
Accrued interest receivable	2,345	—	2,345	—

Financial liabilities
Deposits	$605,136	—	605,855	—
Securities sold under repurchase agreements	15,701	—	15,701	—
Subordinated debentures	23,665	—	23,575	—
Interest payable	180	—	180	—

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

The fair value has been derived from the December 31, 2020 audited consolidated financial statements.

		Fair Value Measurements Using
		Quoted Prices
		in Active	Significant
		Markets for	Other	Significant
		Identical	Observable	Unobservable
	Carrying	Assets	Inputs	Inputs
	Amount	(Level 1)	(Level 2)	(Level 3)

	(In thousands)
December 31, 2020
Financial assets
Cash and cash equivalents	$51,592	$51,592	$—	$—
Loans, net of allowance	438,378	—	—	436,893
Federal Home Loan Bank stock	4,177	—	4,177	—
Accrued interest receivable	2,901	—	2,901	—

Financial liabilities
Deposits	579,535	—	580,130	—
Securities sold under repurchase agreements	12,705	—	12,705	—
Subordinated debentures	23,604	—	21,989	—
Interest payable	224	—	224	—

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

Securities Sold Under Repurchase Agreements and Subordinated Debentures

Rates currently available to the Company for debt with similar terms and remaining maturities are used to estimate the fair value of existing debt.

Commitments to Originate Loans, Letters of Credit and Lines of Credit

The fair value of commitments to originate loans is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair values of letters of credit and lines of credit are based on fees currently charged for similar agreements or on the estimated cost to terminate or otherwise settle the obligations with the counterparties at the reporting date. Fair values of commitments were not material at December 31, 2021 and 2020.

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

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

Note 18: Commitments and Credit Risk

At December 31, 2021 and 2020, total commercial and commercial real estate loans made up 78.7% and 78.3%, respectively, of the loan portfolio. Installment loans account for 1.5% and 1.9%, respectively, of the loan portfolio. Real estate loans comprise 19.8% and 19.8% of the loan portfolio as of December 31, 2021 and 2020, respectively, and primarily include first mortgage loans on residential properties and home equity lines of credit.

Included in cash and cash and cash equivalents as of December 31, 2021 and 2020 is $79.6 and $39.7 million, respectively, of deposits with the Federal Reserve Bank of Cleveland.

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

The CARES Act included several provisions designed to help financial institutions like the Bank in working with their customers.  Section 4013 of the CARES Act, as extended,  allows a financial institution to elect to suspend generally accepted accounting principles and regulatory determinations with respect to qualifying loan modifications related to COVID-19 that would otherwise be categorized as a troubled debt restructuring (TDR) until January 1, 2022.  The Bank has taken advantage of this provision to extend certain payment modifications to loan customers in need.  As of December 31, 2021, the Bank has $7.8 million of outstanding loans that were modified and are paying interest only and a $67,000 loan on total payment deferrals. These modifications were granted in 2020 under the CARES Act guidance.

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

At December 31, 2021 and 2020, the Company had outstanding commitments to originate variable rate loans aggregating approximately $75.8 million and $39.6 million, respectively. The commitments extended over varying periods of time with the majority being disbursed within a one-year period.

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

Mortgage loans in the process of origination represent amounts that the Company plans to fund within a normal period of 60 to 90 days, some of which are intended for sale to investors in the secondary market. The Company did not have any mortgage loans in the process of origination which are intended for sale at December 31, 2021 or 2020.

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

The Company had $127,000 and $22,000 at December 31, 2021 and 2020, respectively in outstanding standby letters of credit.  At both December 31, 2021 and 2020, the Company had no deferred revenue under standby letter of credit agreements.

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

At December 31, 2021, the Company had granted unused lines of credit to borrowers aggregating approximately $78.1 million and $39.6 million for commercial lines and open-end consumer lines, respectively. At December 31, 2020, the Company had granted unused lines of credit to borrowers aggregating approximately $49.4 million and $39.6 million for commercial lines and open-end consumer lines, respectively.

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

On October 16, 2019, FASB approved a final ASU delaying the effective date of ASU 2016-13 for small reporting companies to interim and annual periods beginning after December 15, 2022. The Company is currently evaluating the impact of these

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

amendments to the Company’s financial position and results of operations and currently does not know or cannot reasonably quantify the impact of the adoption of the amendments as a result of the complexity and extensive changes from the amendments.  The Allowance for Loan Losses (ALL) estimate is material to the Company and given the change from an incurred loss model to a methodology that considers the credit loss over the life of the loan, there is the potential for an increase in the ALL at adoption date.  The Company is anticipating a significant change in the processes and procedures to calculate the ALL, including changes in assumptions and estimates to consider expected credit losses over the life of the loan versus the current accounting practice that utilizes the incurred loss model.  In addition, the current accounting policy and procedures for the other-than-temporary impairment on available-for-sale securities will be replaced with an allowance approach. The Company continues to run projections and now have multiple scenarios to consider and continues to review segmentation to ensure it is fully compliant with the amendments at adoption date.  For additional information on the allowance for loan losses, see Note  4.

Note 20: Condensed Financial Information (Parent Company Only)

Presented below is condensed financial information as to financial position, results of operations and cash flows of the Company:

Condensed Balance Sheets

	December 31,
	2021	2020

	(In thousands)
Assets
Cash and cash equivalents	$9,092	$3,684
Investment in the Bank	85,954	88,276
Other assets	1,182	1,564

Total assets	$96,228	$93,524

Liabilities and Stockholders’ Equity
Subordinated debentures	$23,665	$23,603
Other liabilities	862	1,593
Stockholders’ equity	71,701	68,328

Total liabilities and stockholders’ equity	$96,228	$93,524

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

Condensed Statements of Income and Comprehensive Income

	Years Ended December 31,
	2021	2020

	(In thousands)
Operating Income
Dividends from subsidiary	$12,363	$2,392
Interest and dividend income from securities and federal funds	—	—

Total operating income	12,363	2,392

General, Administrative and Other Expenses	4,210	3,733

Income (Loss) Before Income Taxes and Equity in Undistributed Income of Subsidiary	8,153	(1,341)

Income Tax Benefits	773	785

Income (Loss) Before Equity in Undistributed Income of Subsidiary	8,926	(556)

Equity in Undistributed Income of Subsidiary	525	8,509

Net Income	$9,451	$7,953

Comprehensive Income	$7,132	$11,700

Condensed Statements of Cash Flows

	Years Ended December 31,
	2021	2020

	(In thousands)
Operating Activities
Net income	$9,451	$7,953
Items not requiring (providing) cash
Equity in undistributed income of subsidiary	(525)	(8,509)
Amortization of ESOP and share-based compensation plans	404	594
Net change in other assets and other liabilities	251	687

Net cash provided by operating activities	9,581	725

Investing Activities
Equity infusion into the Bank	—	—

Net cash used in investing activities	—	—

Financing Activities
Repurchase of Common Stock	(72)	(526)
Dividends paid to stockholders	(4,101)	(3,361)

Net cash used in financing activities	(4,173)	(3,887)

Net Change in Cash and Cash Equivalents	5,408	(3,162)

Cash and Cash Equivalents at Beginning of Year	3,684	6,846

Cash and Cash Equivalents at End of Year	$9,092	$3,684

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

Note 21: Quarterly Financial Data (Unaudited)

The following tables summarize the Company’s quarterly results of operations for the years ended December 31, 2021 and 2020.

	Three Months Ended
2021:	March 31,	June 30,	September 30,	December 31,

	(In thousands, except per share data)
Total interest income	$6,088	$6,233	$6,234	$6,153
Total interest expense	775	676	629	516

Net interest income	5,313	5,557	5,605	5,637

Credit for loan losses	(205)	(250)	(400)	(400)
Noninterest income	926	1,142	2,287	1,351
Noninterest expense	4,449	4,550	4,942	4,451

Income before income taxes	1,995	2,399	3,350	2,937
Federal income taxes	87	214	448	481

Net income	$1,908	$2,185	$2,902	$2,456

Earnings per share
Basic	$0.33	$0.38	$0.50	$0.41
Diluted	$0.33	$0.38	$0.50	$0.41

	Three Months Ended
2020:	March 31,	June 30,	September 30,	December 31,

	(In thousands, except per share data)
Total interest income	$7,319	$6,949	$6,692	$6,668
Total interest expense	1,685	1,427	948	674

Net interest income	5,634	5,522	5,744	5,994

Provision for loan losses	563	1,408	1,333	33
Noninterest income	1,044	2,156	2,340	1,375
Noninterest expense	4,410	4,579	4,492	4,409

Income before income taxes	1,705	1,691	2,259	2,927
Federal income taxes	126	16	200	287

Net income	$1,579	$1,675	$2,059	$2,640

Earnings per share
Basic	$0.28	$0.29	$0.36	$0.46
Diluted	$0.28	$0.29	$0.36	$0.46

Note 22: Goodwill and Core Deposits

The following table shows the changes in the carrying amount of goodwill for the years ended December 31, 2021 and 2020 (in thousands):

	2021	2020
Balance beginning of year	$682	$682
Additions from acquisition	—	—
Balance, end of year	$682	$682

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

Intangible assets in the consolidated balance sheets at December 31, 2021 and 2020 were as follows (in thousands):

	2021			2020
	Gross			Gross
	Intangible	Accumulated	Net Intangible	Intangible	Accumulated	Net Intangible
	Assets	Amortization	Assets	Assets	Amortization	Assets
Core deposit intangibles	$1,041	481	560	1,041	331	710

The estimated aggregate future amortization expense for each of the next five years for intangible assets remaining as of December 31, 2021 is as follows (in thousands):

2022	$150
2023	150
2024	150
2025	110

