Form 10-K, Exhibit 13
period 2023-12-31
UNITED BANCORP INC /OH/
filed 2024-03-20
CIK 731653

Exhibit 13

A Letter from the President and CEO

To the shareholders of United Bancorp, Inc….

As we reflect on another year, it is with a profound sense of gratitude and optimism that I share with you the achievements and progress of United Bancorp, Inc. (UBCP) throughout 2023.  Amidst a dynamic economic landscape, characterized by continued adjustments in monetary policy and evolving market conditions, our Company not only navigated these challenges with resilience; but, it also evolved and capitalized on emerging opportunities to maintain its relevance and deliver commendable financial performance and strategic growth.

As I have communicated to you in previous reports, what truly strange times these last three years have been for everyone! Beginning in 2020, we experienced a world-wide pandemic for which we had been “theoretically” preparing for many years at the guidance of our regulatory authorities. Quite frankly, many within our industry thought that doing the “table top” testing in our business continuity planning for such an event was an act of frivolity. This global pandemic, no doubt, changed the world forever and was projected to have a cataclysmic impact on the financial services industry. But, overall, our industry and Company prevailed and performed at relatively high levels throughout its duration… all things considered.

In 2021, our country started to somewhat recover from the pandemic and our economy started to slowly open, once again---  albeit, not in a linear fashion throughout the entirety of our country.  During this timeframe, we started to see inflation rear its ugly head at levels we had not seen since the early 1980’s…  after thinking for many years that this “inflation beast” was a thing of the past!  In reality, our monetary policy was too accommodating for far too long---  being at Zero Interest Rate Policy (ZIRP) or, at least extremely relaxed relative to historic levels for the better part of the previous fourteen plus years.  This relaxed and overly accommodating monetary policy started in 2008 with the general concern about our country’s low economic growth that arose out of the Great Recession (and, the real risk of deflation that prevailed at that time) and, ended in 2022 after the shutdown of our economy in response to the pandemic and the supply chain disruption resulting therefrom. During the latter part of this period… and, for the first time in almost forty years… we experienced heightening levels of inflation.  But, we were told by the “experts” at The Federal Reserve and other national economists that the phenomena of heightened inflation that we had not seen for many years was simply “transitory” (or, would be short-lived) and that it would moderate as our economy recovered from the pandemic-induced slow-down and more fully normalized.  How wrong they were!

As the year 2021 progressed and we entered 2022, we started to experience levels of inflation that started to create stress for everyone--- culminating in a Consumer Price Index (CPI) reaching nearly double digits. In 2022 and in response to the heightened inflation that we were experiencing, the Federal Open Market Committee of the Federal Reserve (FOMC) finally realized that inflation was more than “transitory” and started to increase the target for the Federal Funds Rate (FFR) in March of that year.  Over the course of the next sixteen months, the FOMC increased the target for the FFR eleven (11) times by raising the range for the target rate from a range of zero to twenty-five basis points (0% to 0.25%) to a level of five and a quarter percent to five and a half percent (5.25% to 5.50%) by July of 2023.  The rapidity of and degree to which the target for the FFR rose during this relatively short-timeframe is historically unprecedented and started to create both a drag on the earnings that our industry produced due to declining net interest incomes and compressing margins, along with putting stress on the tangible capital levels of many banks due to the unrealized losses in their securities portfolios.

As we entered the year 2023, inflation was coming down--- albeit, rather slowly--- from the higher levels that peaked in June of 2022.  At the beginning of this past year, it was projected that inflation would normalize as the tightened monetary policy and elevated interest rates would finally push our economy into a recession.  With an inverted yield curve for the entirety of the year (and, for the better part of the previous year for that matter), the markets certainly thought that a recession would occur and that interest rates would also decline sometime during the year.  One by-product of the dramatic increase in overall interest rate levels from 2022 and continuing into 2023 was the reality that some banks were not managed prudently and had overinvested in longer-term assets over the course of 2020 and 2021 when monetary policy was Zero Interest Rate Policy (ZIRP) and overnight interest rates were at zero or close thereto.  During this timeframe, the free-flow of lower-cost deposits (which were highly liquid since they were typically uninsured and not term funds) into these banks enticed them to invest longer-term to generate a profitable spread.

A Letter from the President and CEO - Continued

Unfortunately for these few banks, when interest rates dramatically rose over the course of a short period of time, the cost of these formally low-cost deposits increased and caused financial hardship for them.  Arguably, only a handful of banks were in this situation; but, the media sensationalized this as being an industry-wide phenomena, which created issues for our industry as a whole and caused concern with investors that many banks would fail or need to sell.  This put extreme pressure on the market values of most banks in our country and induced unwarranted panic among many regarding the general health of the financial services industry.

With all of this turmoil that has occurred over the course of these past three years and the challenges with which our Company has been confronted, it is quite remarkable that United Bancorp, Inc. (UBCP) had the three best years of earnings performance in its entire one hundred twenty-one(121) year history during this period.  Arguably, 2023 was the best year of performance that UBCP has ever seen on a “core” operating basis…  when the negative provisioning realized by our Company in each of these three years is not considered.  But, looking at the reported financial performance of UBCP (including the positive impact of negative provisioning), our Company had the second highest level of earnings performance in its history in 2023.  For the year ended December 31, 2023, UBCP produced net income of $8,950,000 and diluted earnings per share of $1.57, respective increases over the results achieved for each the previous year of $293,000, or 3.4%, and $0.07 or 4.7% (and, only lower that that achieved in 2021).  At the earnings level achieved in 2023, UBCP had a return on average assets (ROA) of 1.12% and a return on average equity of 17.12%, which compares very favorably with our peer group of banks and industry.  In addition, Management was also extremely happy to report that UBCP, once again, was recognized by American Banker in their annual “Top 200 Publicly Traded Community Banks”, coming in at number 84, which matched the same rank achieved the previous year.

As previously mentioned, the year 2023 was marked by continued adjustment in monetary policy, with the Federal Reserve maintaining its stance on interest rates to navigate inflationary pressures and economic shifts.  In addition, it was further marked by the “media-driven” banking crisis that develop late in the first quarter, which gave our entire industry a black eye.  But, this event, in reality, was isolated to a few financial institutions within our industry and primarily caused by the poor management of these specific banks.  Nonetheless, these events continued to create headwinds for our Company.  Despite these challenges, United Bancorp, Inc. (UBCP) remained well-positioned to leverage the environment to our advantage by responding to each accordingly.

United Bancorp, Inc. (UBCP) has been able to capitalize on the historically extreme tightening of monetary policy undertaken by the Federal Open Market Committee of the Federal Reserve (FOMC) over the course of a short period of sixteen months.  Although it has been somewhat challenging to produce improving results in such a fast-paced, increasing interest rate environment, UBCP was properly positioned to take advantage of this historic and dramatic increase in interest rates and our Company experienced an improvement in the level of net interest income that it realized this past year, while maintaining a very stable net interest margin…  a feat not experienced by many financial institutions in 2023!

On the asset-side of our balance sheet, we achieved the positive result of increasing net interest income and a stabile net interest margin partly by seeing our overall loan portfolio yield increase in the current rising rate environment, even though from a volume perspective, our average loans were relatively flat, only increasing for the year ending December 31, 2023 by $920,000 or 0.20%.  Of note is that our Company did see a more significant uptick in gross loans during the fourth quarter of this past year by $22.4 million, or 4.9%, to a level of $483.2 million at year-end.

More strongly contributing to the improvement in United Bancorp, Inc.’s (UBCP) net interest income level achieved and its stabile net interest margin in 2023 were its higher balance sheet totals for both average cash and due from the Federal Reserve Bank and average investment securities.  Our Company’s overnight funds, that are parked in cash equivalents, have benefited from the inverted yield curve that continued over the course of the past year, which was driven by the aggressive tightening policy of the Federal Open Market Committee (FOMC).  At year-end 2023, the average balance of these overnight, liquid funds totaled $53.8 million, an increase of $9.2 million, or 20.5%, over the previous year, and yielded approximately 5.1% for our Company after the final increase in the target for the federal funds rate by the FOMC in July of this past year.  Each time the FOMC increased the target for the federal funds rate, UBCP benefited by seeing the yield on these liquid funds increase by a like amount.

A Letter from the President and CEO - Continued

But, the most impactful force upon our Company achieving a higher level of net interest income in 2023 was the higher average balance in our investment securities portfolio in a rising rate environment. As we have previously reported, we did not invest in securities for almost two years beginning in March of 2020, when rates dramatically decreased due to the Zero Interest Rate Policy (ZIRP) by the Federal Open Market Committee (FOMC) due to the onset of the pandemic.  Quite simply, we patiently waited for policy tightening by the FOMC to begin and rates to increase to more historically normalized levels.  Accordingly, our Company started to, once again, invest in securities when rates began to rise to more appealing levels toward the end of the first quarter of 2022 and continued to regularly invest in new security offerings until March of 2023… when challenges arose for our industry and liquidity became more of a focus for us due to the aforementioned “media-driven” banking crisis.  Even though this fabricated crisis caused our Company to refrain from purchasing investment securities from early March and throughout the majority of this past year in order to maintain a strong liquidity position, we did benefit from the leveraged position that we developed in our investment portfolio over the previous twelve months and, for the year, our average securities for our Company increased by $54.7 million, or 31.3%, to a level of $229.6 million.

On the liability-side of the balance sheet, this past year United Bancorp, Inc. (UBCP) did experience an increase in the interest expense that it incurred.  As could be expected with the dramatic increase in interest rates that continued during the course of this past year, total interest expense increased by $7.7 million, or 236.5%, year-over-year in 2023.  But, even with this dramatic increase in interest expense for our Company, we were able to control the level of increase in this key area; thereby, maintaining the previously discussed increase in our Company’s net interest income and a stabile net interest margin.  We achieved this result by becoming less liability-sensitive in the first quarter in reaction to the “media driven” banking crisis, when liquidity became “king” for our industry and Company.  With the developments that occurred within our industry in the late first quarter of 2023, we transitioned into a more conservative operating position that greatly increased our overall liquidity and “locked in” a fair portion of our funding as a hedge against further interest rate increases by taking a $75.0 million advance from the Federal Home Loan Bank (FHLB).  Initially, this significant advance had somewhat of a dilutive impact on our returns and margins (such as our return on assets and our net interest margin); but, it was immediately accretive to our bottom-line earnings.  Since rates continued to rise after the origination of these now competitively priced advances (to which we locked-in on a blended basis at a rate of approximately 4.2% for an approximate term of four years), we were able to more selectively manage our depository portfolio by allowing a portion of the “rate sensitive” funding to either roll-off or reinvest in other higher cost depository products which still cost less than overnight federal funds; thus, helping us to control our interest expense, while maintaining very adequate liquidity levels and generating increasing returns on this strategic posture.  For the first time in several years, UBCP did experience a decline in its total deposits, which decreased by $28.5 million, or 4.4%, in 2023.  This decline in total deposits included a decrease in low-cost deposits (consisting of noninterest bearing deposits, interest bearing demand and savings balances) of $78.1 million, which was partially offset by an increase in time deposits of $49.6 million.  With this change in the mix of our funding, our Company’s interest expense to total assets was 1.34% at year-end, an increase of 91 basis points year-over-year. As previously mentioned, even with this increase in interest expense, UBCP was able to maintain a relatively stable net interest margin this past year, which only dropped by 8 basis points to a level of 3.65% at year-end.  Each of these metrics compare very favorably to peer and contributed to UBCP achieving its solid earnings performance in 2023.

Relating to the noninterest margin of United Bancorp, Inc. (UBCP) in 2023, our Company was able to maintain the level of noninterest income that it generated even though there was both extreme political and regulatory pressure on the purported “junk fees” that our industry is accused of charging…  even though, most customers believe that the fees charged by the banking industry are fair and the services provided relating thereto are desired.  With a focus on the future, in September our Company hired new staffing relating to our newest division, Unified Mortgage. With the need to develop or enhance revenue lines within our Company, we hired an individual who successfully ran a mortgage company for over twenty years.  In addition, we have developed a model; whereby, we finally have dedicated mortgage originators that strictly focus on the production of purchase money consumer mortgage loans.  As we ramp up the operations of Unified Mortgage by revamping our product offerings and leveraging our origination platform, we are confident that we will generate higher levels of noninterest or fee income in the coming years, even though both nonsufficient fund and interchange income will remain under attack.  In 2023, UBCP generated noninterest income of $4.1 million, a marginal decline of $29,000, or 0.71%, over the previous year.

Relating to the other half of the noninterest margin, United Bancorp, Inc. (UBCP) was able to somewhat control the inevitable increase in its noninterest expense level.  Considering that inflation continues to remain well-above historic norms, our Company saw its noninterest expense increase by a respectable $962,000 or 4.8%.  Much of this increase is attributed to higher personnel related expenses incurred to keep adequate staffing during this very challenging time--- when wage inflation remained high (along with a high level of job openings) and unemployment remained relatively low.  In addition, UBCP maintained its focus on remaining relevant by keeping a focus on digital transformation and investing in the digital delivery services and channels demanded by our customer base, which further added to noninterest expense levels. Lastly, and very excitedly, our Company successfully negotiated a lease on a prime parcel of real estate in the desirable Wheeling, West Virginia  Market that added to our noninterest expense in the fourth quarter.  We are in the process of designing and building a new regional banking center at this location which should be finished sometime in the late fourth quarter of 2024 or early 2025.  Overall, our Company is committed to eliminating unnecessary expenses where warranted…  but, prudently taking on expenses in areas that will help us to maintain our relevancy and ensure our future success.

A Letter from the President and CEO - Continued

In 2023, even with the continued heightened inflation levels and related increases in interest rates that impacted our borrowers with higher operating costs and potential rate resets to higher interest rate levels and payments on their loans, United Bancorp, Inc. (UBCP) maintained credit-related strength and stability in its loan portfolio.  At year-end, our Company’s total nonaccrual loans and loans past due 30 plus days were $1.15 million, or 0.24%, which is a slight increase of $540,000 year-over-year.  Nonaccrual loans and OREO to average assets wat 0.48%, a decrease of one(1) basis point over the previous year.  Also, further highlighting the overall strength of our loan portfolio, our Company had net loans charged off of (-$19,000), or a net loan recovery (exclusive of overdraft charge-offs), this past year.  Amazingly, all of the charge off activity that UBCP experienced in 2023 related to overdraft activity, which totaled $120,000 for the year.  With the enhanced loan loss reserve build-up under CECL that occurred on January 1, 2023 (and, our Company’s stable and solid credit quality metrics), we were able to have a negative provision for credit losses, once again, this past year.  Though UBCP’s provision for credit losses was a negative amount in 2023... it still increased by $501,000 over the previous year, which reduced net income and diluted earnings per share by respective amounts of $396,000 and $0.07, relative to the prior year.  Even with this lower level of negative credit provisioning in 2023, we firmly believe that we are well reserved with very strong coverage… having a total allowance for credit losses to total loans of 0.81% and a total allowance for credit losses to nonperforming loans of 706% at year-end.

At United Bancorp, Inc. (UBCP), our primary focus is protecting the investment of our valued shareholders in our Company and rewarding you in a balanced fashion by growing our Company’s market value over time and paying an attractive cash dividend.  This past year was a challenging one for the market values of all bank-related stocks and--- even though we had very solid earnings results--- we did see the market value of our Company’s stock decline from the previous year.  At year-end, UBCP’s stock closed at $12.84.  Once again in 2023, our Company rewarded its shareholders with a very solid dividend payout of $0.8150 per share, which was higher than the previous year’s cash dividend payout of $0.7750…  an increase of $0.04 per share or 5.2%.  At this dividend payout level and our year-end market value, our dividend yield is a very solid 6.3%.  In looking at the Total Return Performance Chart in this annual report, the five-year total return performance--- which considers both market value appreciation and cash dividend payouts--- shows that your investment in UBCP compared very favorably to all of the other bank related indices, to which our Company compares, listed on this chart.  As always, our goal is to provide the highest level of return to you, our valued shareholders, while growing our company in a safe and sound manner!

As you can see, United Bancorp, Inc. (UBCP) had one of its highest performing years in terms of earnings performance in 2023, while operating in a very dynamic economic and regulatory environment.  But…  your management team will never be satisfied resting on past performance and laurels.  This past year, we grew our total assets by $62.1 million, or 8.2%, to a level of $819.4 million.  Moving forward, we continue to remain strongly focusing on achieving our goal of becoming a $1.0 billion community banking organization in, hopefully, the not too distant future.  While striving to reach this goal, we will maintain our commitment to and standard of producing stellar, above peer, performance-related results as we confidently move forward as one of the premier community banks in our industry.  UBCP is truly blessed to have a “Unified and United” team, management, board of directors and shareholder group.  As a successful financial services company, we truly appreciate everyone’s continued support…  Together, We Will Accomplish More!

Scott A. Everson

President and Chief Executive Officer

ceo@unitedbancorp.com

February 19, 2024

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

DIVIDEND AND STOCK HISTORY

			Distribution Date of
	Cash Dividends	Special Cash Dividends	Dividends and
	Declared (1)	and Stock Dividends	Exchanges
1983	$0.05	—	—
1984	$0.06	4 for 1 Exchange (2)	January 2, 1984
1985	$0.07	—	—
1986	$0.09	—	—
1987	$0.09	50% Stock Dividend	October 2, 1987
1988	$0.10	—	—
1989	$0.10	—	—
1990	$0.11	—	—
1991	$0.12	—	—
1992	$0.12	100% Stock Dividend	September 10, 1992
1993	$0.12	100% Stock Dividend	November 30, 1993
1994	$0.13	10% Stock Dividend	September 9, 1994
1995	$0.19	—	—
1996	$0.20	10% Stock Dividend	June 20, 1996
1997	$0.23	10% Stock Dividend	September 19, 1997
1998	$0.26	5% Stock Dividend	December 18, 1998
1999	$0.30	5% Stock Dividend	December 20, 1999
2000	$0.31	5% Stock Dividend	December 20, 2000
2001	$0.32	5% Stock Dividend	December 20, 2001
2002	$0.33	5% Stock Dividend	December 20, 2002
2003	$0.35	10% Stock Dividend	December 19, 2003
2004	$0.39	10% Stock Dividend	December 20, 2004
2005	$0.43	10% Stock Dividend	December 20, 2005
2006	$0.48	10% Stock Dividend	December 20, 2006
2007	$0.52	—	—
2008	$0.54	—	—
2009	$0.56	—	—
2010	$0.56	—	—
2011	$0.56	—	—
2012	$0.42	—	—
2013	$0.29	—	—
2014	$0.33	—	—
2015	$0.37	5¢ Per Share Special Dividend	December 29, 2016
2016	$0.42	5¢ Per Share Special Dividend	December 29, 2017
2017	$0.46	5¢ Per Share Special Dividend	December 29, 2018
2018	$0.52	5¢ Per Share Special Dividend	December 28, 2019
2019	$0.545	—	—
2020	$0.57	—	—
2021	$0.685	10¢ Per Share Special Dividend	March 19, 2022
2022	$0.775	15¢ Per Share Special Dividend	March 18, 2022
2023	$0.815	15¢ Per Share Special Dividend	March 20, 2023

2024 ANTICIPATED DIVIDEND PAYABLE DATES

♦	First Quarter
March 20, 2024

♦	Second Quarter*
June 20, 2024

♦	Third Quarter*
September 20, 2024

♦	Fourth Quarter*
December 20, 2024

*	Subject to action by Board of Directors

(1)	Adjusted for stock dividends and exchanges.

(2)	Formation of United Bancorp, Inc. (UBCP). Unified Bank (formerly The Citizen’s Saving Bank) shareholders received 4 shares of UBCP stock in exchange for 1 share of bank stock.

Index	12/31/18	12/31/19	12/31/20	12/31/21	12/31/22	12/31/23
United Bancorp, Inc.	100.00	131.06	126.17	166.62	154.34	143.61
NASDAQ Composite Index	100.00	136.69	198.10	242.03	163.28	236.17
S&P U.S. BMI Banks Index	100.00	137.36	119.83	162.92	135.13	147.41
S&P U.S. SmallCap Banks Index	100.00	125.46	113.94	158.62	139.85	140.55
S&P U.S. BMI Banks - Midwest Region Index	100.00	130.10	111.85	147.78	127.53	130.20
Dow Jones Index	100.00	125.34	137.53	166.34	154.92	180.00

Directors

Erin S. Ball

Jonathan C. Clark

Scott A. Everson

Gary W. Glessner

Brian M. Hendershot

John R. Herzig

John M. Hoopingarner

Richard L. Riesbeck

Bethany E. Schunn

Directors and Officers

DIRECTORS OF UNITED BANCORP, INC.

Scott A. Everson[1]	President & Chief Executive Officer, United Bancorp, Inc.
Chairman, President & Chief Executive Officer, Unified Bank, Martins Ferry, Ohio

Gary W. Glessner[2]	CPA & CGMA, Managing Member, Glessner & Associates, PLLC;
Glessner Wharton Andrews Insurance, LLC; Tiffany’s, LLC; GWA Realty, LLC,
GW Rentals, LLC; Trustee, Windmill Truckers Center, Inc.

Brian M. Hendershot	President, Ohio - West Virginia Excavating, Shadyside, Ohio

John M. Hoopingarner, Esq.[1,2,3,4]	Of Counsel, McMahon, DeGulis LLP, Columbus, Cleveland & Cincinnati, Ohio

Richard L. Riesbeck[1,2,3,4]	Chairman, United Bancorp, Inc.; President, Riesbeck Food Markets, Inc., St. Clairsville, Ohio

Bethany E. Schunn	Plant Manager, Cardinal Operating Company, Brilliant, Ohio

James W. Everson	Chairman Emeritus 1969 - 2017

OFFICERS OF UNITED BANCORP, INC.

Scott A. Everson	President & Chief Executive Officer
Matthew F. Branstetter	Senior Vice President, Chief Operating Officer
Randall M. Greenwood	Senior Vice President, Chief Financial Officer, Treasurer & Corporate Secretary

DIRECTORS OF UNIFIED BANK

Erin S. Ball	Vice President, Carenbauer Distributing Corporation, Wheeling, West Virginia

Jonathan C. Clark, Esq	Attorney at Law, Lancaster, Ohio

Scott A. Everson[1]	President & Chief Executive Officer, United Bancorp, Inc.
Chairman, President & Chief Executive Officer, Unified Bank, Martins Ferry, Ohio

Gary W. Glessner[2]	CPA & CGMA, Managing Member, Glessner & Associates, PLLC;
Glessner Wharton Andrews Insurance, LLC; Tiffany’s, LLC; GWA Realty, LLC,
GW Rentals, LLC; Trustee, Windmill Truckers Center, Inc.

Brian M. Hendershot	President, Ohio-West Virginia Excavating, Shadyside, Ohio

John R. Herzig	President, Toland-Herzig Funeral Homes & Crematory, Strasburg and Dover, Ohio

John M. Hoopingarner, Esq.[1,2]	Of Counsel, McMahon, DeGulis LLP, Columbus, Cleveland and Cincinnati, Ohio

Richard L. Riesbeck1,2, F	Chairman, United Bancorp, Inc.; President, Riesbeck Food Markets, Inc., St. Clairsville, Ohio

Bethany E. Schunn	Plant Manager, Cardinal Operating Company, Brilliant, Ohio

James W. Everson	Chairman Emeritus 1969 - 2017

1 = Executive Committee 2 = Audit Committee 3 = Compensation Committee 4 = Nominating and Governance Committee ö = Lead Director

Bank Past Presidents & Directors

The journey to becoming the institution we are today began in Martins Ferry, Ohio in 1902. Originally founded as The German Savings Bank and renamed to The Citizens Savings Bank in 1918, the last 121 years have seen growth and change that would have been unimaginable at its' founding. The bank has grown through sound management, the addition of new offices and the acquisition of others. With the name change from The Citizens Savings Bank to Unified Bank in 2019, it has and will continue to move forward.

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
Carl A Novak, D.D.S., 2018-2021

* Past Chairman

Shareholder Information

United Bancorp, Inc.’s (the Company) common stock trades on The Nasdaq Capital Market tier of The Nasdaq Stock Market under the symbol UBCP, CUSIP #909911109. At year-end 2023, there were 6,063,851 shares issued, held among  approximately 3,000 shareholders of record and in street name. The following table sets forth the quarterly high and low closing prices of the Company’s common stock from January 1, 2023 to December 31, 2023 compared to the same periods in 2022 as reported by the NASDAQ.

	2023				2022
	31-Mar	30-Jun	30-Sep	31-Dec	31-Mar	30-Jun	30-Sep	31-Dec
Market Price Range
High ($)	$15.43	14.37	12.24	13.95	$18.38	20.60	18.04	16.70
Low ($)	$12.26	11.14	11.23	9.90	$16.51	15.40	14.99	14.35

Cash Dividends
Quarter ($)	$0.3125	0.1650	0.1675	0.1700	$0.3025	0.1550	0.1575	0.1600
Cumulative ($)	$0.3125	0.4775	0.6450	0.8150	$0.3025	0.4575	0.6150	0.7750

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

Equiniti Trust Company, LLC 48 Wall Street, Floor 23 New York, NY 10005

Phone (US Shareholders):

+1 (800) 937-5449

Phone (Non-US Shareholders):

+1 (718) 921-8124

Annual Meeting:

The Annual Meeting of Shareholders will be held at 2:00 p.m., April 17, 2024 at the Corporate Offices in Martins Ferry, Ohio.

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

(740) 633-0445 (EXT 6181)

(740) 633-1448 (FAX)

Transfer Agent and Registrar:

For transfers and general correspondence, please contact:

Equiniti Trust Company, LLC 48 Wall Street, Floor 23 New York, NY 10005

Phone (US Shareholders): +1 (800) 937-5449

Phone (Non-US Shareholders): +1 (718) 921-8124

Stock Trading:

Raymond James

222 South Riverside Plaza

7th Floor

Chicago, Illinois 60606

Anthony LanFranco

312-655-2961

Piper | Sandler

Johathan Rook

1 Greewich Plz

Greewich, CT 06830-6352

212-466-8036

Management’s Discussion and Analysis

In the following pages, management presents an analysis of United Bancorp, Inc.’s financial condition and results of operations as of and for the year ended December 31, 2023 as compared to prior years. This discussion is designed to provide shareholders with a more comprehensive review of the operating results and financial position than could be obtained from an examination of the financial statements alone. This analysis should be read in conjunction with the Consolidated Financial Statements and related footnotes and the selected financial data included elsewhere in this report.

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

Financial Condition

Overview

United Bancorp, Inc. (NASDAQ: UBCP) reported diluted earnings per share of $0.42 for the three months ended December 31, 2023, an increase of $0.02, or 5.00%, over the quarterly earnings reported for the same period in 2022. For the year ending December 31, 2023, UBCP reported diluted earnings per share of $1.57, an increase of $0.07, or 4.7%, over the previous year.

We are exceedingly pleased to report on the earnings performance of United Bancorp, Inc. (UBCP) for the fourth quarter and year ended December 31, 2023. For the quarter, our Company achieved solid net income and diluted earnings per share results of $2,389,000 and $0.42, which were respective increases of $83,000, or 3.6%, and $0.02, or 5.0%, over the results achieved during the fourth quarter of last year. For the year ended December 31, 2023, our Company produced net income of $8,950,000 and diluted earnings per share of $1.57, increases over the results achieved for each the prior year of $293,000, or 3.4%, and $0.07, or 4.7%, respectively. As we have previously reported, UBCP was been able to capitalize on the historically extreme tightening of monetary policy undertaken by the Federal Open Market Committee of the Federal Reserve (FOMC) over the course of a short period of sixteen months, over which timeframe the target for the Federal Funds Rate rapidly rose from a range of 25 to 50 basis points in March 2022 to a range of 5.25% to 5.50% as of July 2023 (and, remaining at this level through year-end). Although it has been somewhat challenging to produce improving results in such a fast-paced, increasing interest rate environment, our Company was properly positioned to take advantage of this historic and dramatic increase in interest rates over the course of the past twenty-one months and, accordingly, we experienced an improvement in the level of net interest income that we generated, once again, this past year ending, December 31, 2023.

We are grateful to see that our net interest income and net interest margin levels have either increased or remained very stable with only minimal declines in the current, dynamic economic and monetary policy environment in which we are operating. We have achieved this positive result by seeing our overall loan portfolio yield increase in the current rising rate environment, even though from a volume perspective, our average loans were relatively flat, only increasing for the year-ended December 31, 2023 by $920,000 or 0.20%. Of note is that our Company did see a more significant uptick in gross loans toward the end of the fourth quarter by $22.4 million, or 4.9%, to a level of $483.2 million as of December 31, 2023. More strongly contributing to the improvement in our net interest income level achieved and our stabile net interest margin in 2023 were our higher balance sheet totals for both our average Cash and due from the Federal Reserve Bank and average investment securities. Our overnight funds, that are parked in cash-equivalents, have benefited from the inverted yield curve that we have experienced over the course of the past year, which has been driven by the aggressive tightening policy of the Federal Open Market Committee (FOMC). As of December 31, 2023, the average balance of these overnight, liquid funds totaled $64.8 million, an increase of $11.8 million, or 22.3%, over the previous year, and yielded approximately 5.4% for our Company after the final increase in the target for the federal funds rate by the FOMC in July of this past year. Each time the FOMC increased the target for the federal funds rate, our Company benefited by seeing the yield on these liquid funds increase by a like amount. The most impactful force upon our Company’s improving level of net interest income in 2023 was the increased balance in our investment securities portfolio in the rising rate environment that we continued to experience. As we have previously stated, we did not invest in securities for almost two years beginning in March of 2020, when rates dramatically decreased due to the Zero Interest Rate policy implemented by the FOMC due to the pandemic. Quite simply, we patiently waited for policy tightening by the FOMC to begin and rates to increase to more historically normalized levels. Accordingly, our Company started to, once again, invest in securities when rates began to rise to more appealing levels toward the end of the first quarter of 2022 and continued to regularly invest in new security offerings until March of 2023, when challenges arose for our industry and liquidity became more of a focus for us. On a year - over - year basis, average securities for our Company increased by $56.6 million to a level of $245.7 million. In addition, even with our Company’s higher investment level in securities in 2023, as of December 31, 2023, our accumulated other comprehensive loss, net of taxes (AOCI) actually declined on a year-over-year basis by $1.9 million, or 20.0%, to a level of $7.5 million. On a linked-quarter basis, the decline in our AOCI was $9.5 million or 56.1%. With this year-over-year decline in AOCI, our tangible shareholders equity increased to a level of $62.7 million, an increase of $4.1 million, or 6.9%, and our tangible book value increased to $10.66, an increase of $0.74, or 7.5%, both on a year-over-year basis. Also, on a linked-quarter basis, our tangible shareholder equity increased by $11.1 million, or 21.5%, and our tangible book value increased by $1.89 or 21.6%. Overall, our Company continues to be considered well-capitalized from a regulatory perspective with equity to assets of 7.8%, which is up from 6.5% at the end of the third quarter of 2023. With the overall quality of our investment portfolio, our well capitalized position, our solid liquidity position and our low level of uninsured deposits (which were 16.8% of total deposits as of December 31, 2023), we firmly believe that any issues which could potentially create a risk to our capital and capital position are very minimal.

Even with the continued heightened inflation levels and related increases in interest rates that may be impacting some of our borrowers with higher operating costs and rate resets to higher interest rate levels on their loans, we have successfully maintained credit-related strength and stability within our loan portfolio as of year-end. As of December 31, 2023, our Company’s total nonaccrual loans and loans past due 30 plus days were $1.15 million, or 0.24%, which is a slight increase of $539,000 year-over-year. Nonaccrual loans and OREO to average assets was 0.47%, a decrease of two basis points over the previous year. Also, further highlighting the overall strength of our loan portfolio, our Company had net loans charged off of (-$19,000), or a net loan recovery, in 2023. All of the charge off activity that our Company experienced this past year related to overdraft activity, which totaled $120,000 for the year. With the enhanced credit loss reserve build-up under CECL that occurred on January 1, 2023 (and, our Company’s stable and solid credit quality metrics), we were able to have a negative provision for credit losses in the fourth quarter of $154,000, which relative to the fourth quarter of last year added approximately $133,000 to net income and $0.02 to diluted earnings per share. For the year ending December 31, 2023, though, our Company’s provision for credit losses increased (although it was still negative for the entire year) by $501,000 over the previous year, which reduced net income and diluted earnings per share by respective amounts of $396,000 and $0.07, relative to the prior year. We are very happy that we were able to overcome the lower level of negative credit provisioning in the current year while maintaining a total allowance for credit losses to total loans of 0.81% and having a total allowance for credit losses to nonperforming loans of 804%. Overall, we firmly believe that we are presently well reserved with very strong coverage.

Considering the exceedingly dynamic economic and monetary policy environments in which we have operated for almost two years and the more recent issues which have impacted our industry since mid-March, we are very happy to report on the very strong earnings performance that United Bancorp, Inc. (UBCP) achieved for the year ended December 31, 2023. Relating to the excessive tightening of our country’s monetary policy during this aforementioned timeframe, we are extremely pleased that we have been able to grow the level of interest income that our Company generated while controlling overall interest expense levels; thereby, expanding the level of net interest income that we realized and having a stable net interest margin. This is somewhat of a counter-trend to what occurred within our industry over this same period. With the aforementioned developments that occurred within our industry late in the first quarter of 2023, we transitioned into a more conservative operating position that greatly increased our overall liquidity and locked in a fair portion of our funding as a hedge against further interest rate increases by taking a $75.0 million advance from the Federal Home Loan Bank (FHLB). Initially, this significant advance had somewhat of a dilutive impact on our returns and margins (such as our return on assets and our net interest margin); but, it was immediately accretive to our bottom-line earnings. Since rates have continued to rise since the origination of this now competitively priced advance (to which we locked in on a blended basis at a rate of approximately 4.24% for an approximate term of four years), we have been able to more selectively manage our depository portfolio; thus, helping us to control our interest expense, while maintaining very adequate liquidity levels and generating increasing returns on this strategic posture. Overall, our capital levels remain very strong and our Company is classified as being well-capitalized based on industry standards. We firmly believe with our strong liquidity, our relatively stable core deposits base with minimal levels of uninsured deposits and our solid earnings our risk to capital is very low, and, fundamentally, our Company’s financial position and future prospects are very solid.

Our primary focus is protecting the investment of our shareholders in our Company and rewarding them in a balanced fashion by growing their value and paying an attractive cash dividend. In the fourth quarter, we paid a regular cash dividend of $0.17, which was an increase of $0.01, or 6.3%, over that paid in the fourth quarter of the previous year. At December 31, 2023, on a year-over-year basis, our total cash dividend payout was $0.8150, which included a special cash dividend of $0.15 paid in the first quarter. This is a 5.2% increase over the total cash dividend paid during the previous year and produces a near-industry leading total dividend yield of 6.4%, considering our Company’s year-ending market value of $12.84. Even though our fair market value decreased year-over-year (as did the fair market value of most financial institution stocks), our Company still had a market price to tangible book value of 121%, which compares favorably to industry standards as of year-end.

Considering that we continue to operate in a challenging economic and concerning industry-related environment, we are very pleased with our overall present performance and future prospects.  Even with the present threats with which our overall industry is exposed, we are very optimistic about the future growth and earnings potential for United Bancorp, Inc. (UBCP). We firmly believe that with the challenges that our industry has experienced over the course of the past few years, our Company has evolved into a more fundamentally sound organization with a focus of growing to achieve greater efficiencies and scales, while controlling overall costs.  We have invested in areas that will lead to our continued and future relevancy within our industry along with anticipated higher revenue generation while implementing cost control initiatives, where needed, by consolidating delivery channels in markets in which we had low banking center performance and considerable overlap.  We still have a vision of growing UBCP to an asset threshold of $1.0 billion or greater in the near term in a prudent and profitable fashion.  Excitingly, our Company announced in the third quarter that we have plans to open a new regional banking center in the very appealing market of Wheeling, West Virginia. We anticipate breaking ground on this exciting new regional banking center toward the end of the first quarter of the current year. Our Company already has a very solid customer base in the Wheeling, West Virginia- market, which we firmly believe we can more fully leverage to help us achieve our growth goals in a profitable fashion. We are truly excited about our Company’s direction and the potential that it brings.  In addition, we will continue to build upon our solid foundation and maintain a longer-term vision.  With a keen focus on continual process improvement, product development and delivery, we firmly believe the future for our Company is very bright.

Earning Assets - Loans

The Company’s gross loans totaled $483.2 million at December 31, 2023, representing a $22.4 million, or 4.86%, increase over the $460.9 million at December 31, 2022. Average loans totaled $463.6 million for 2023, representing a 0.20% increase compared to average loans of $462.7 million for 2022.

The increase in gross loans from December 31, 2022 to December 31, 2023 was primarily an increase in commercial real estate by $21.5 million.

The Company's commercial and commercial real estate loan portfolio represents 79.3% of the total portfolio at December 31, 2023 compared to 78.3% at December 31, 2022. The Company’s commercial and commercial real estate loans increased approximately $22.3 million from December 31, 2022 to December 31, 2023. We utilize all the SBA, Ohio Department of Development and State of Ohio loan programs as well as local revolving loan funds to best fit the needs of our customers.

The Company’s installment lending portfolio represented 1.4% of the total portfolio at December 31, 2023, compared to 1.3% at December 31, 2022. Competition for installment loans principally comes from the captive finance companies offering low to zero percent financing for extended terms.

The Company’s residential real estate portfolio represents 19.3% of the total portfolio at December 31, 2023, compared to 20.4% at December 31, 2022. Residential real estate loans are comprised of 1-, 3-, and 5-year adjustable-rate mortgages and 15-year fixed rate loans used to finance 1-4 family units. The Company also offers fixed-rate real estate loans through our Secondary Market Real Estate Mortgage Program. Once these fixed-rate loans are originated and immediately sold without recourse in what is referred to as the secondary market, the Company does not assume credit risk or interest rate risk in this portfolio. This arrangement is quite common in banks and saves our customers from looking elsewhere for their home financing needs.

The Company did recognize a gain on the sale of secondary market loans of $29,000 in 2023 and a gain of $36,000 in 2022.

The Company adopted ASU No. 2016-13 effective January 1, 2023. The impact of the adoption was $2.4 million in the allowance for credit losses. The allowance for credit losses totaled $3.9 million at December 31, 2023, which represented 0.81% of total loans. The allowance for loan losses, prior to adopting ASU 2016-13 as of December 31, 2022, was $2.1 million or 0.45% of total loans. The allowance represents the amount which management and the Board of Directors estimates is adequate to provide for probable losses inherent in the loan portfolio. The allowance balance and the provision charged to expense are reviewed by management and the Board of Directors monthly using a risk evaluation model that considers borrowers’ past due experience, economic conditions and various other circumstances that are subject to change over time. Management believes the current balance of the allowance for credit losses is adequate to absorb future expected credit losses associated with the loan portfolio. Net loan (recoveries) charge-offs (exclusive of overdrafts net charge-offs of $120,000) for the year ended December 31, 2023 were approximately ($19,000) . Net loans charged off (exclusive of overdrafts net charge-offs $108,000) was $558,000) for the year ended December 31, 2022.

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

Earning Assets – Securities and Federal Funds Sold

The securities portfolio is comprised of U.S. Government agency-backed securities, tax-exempt obligations of state and political subdivisions and certain other investments. Securities available for sale at December 31, 2023 increased approximately $25.1 million from December 31, 2022 totals.

Sources of Funds – Deposits

The Company’s primary source of funds is retail core deposits from individuals and business customers. These demand,savings and time deposits. Total deposits decreased $28.5 million, or 4.4%, from $649.9 million at December 31, 2022 to $621.4 million at December 31, 2023. Overall the total deposit decrease was mainly focused on non-interest and interest bearing demand and deposit accounts and savings accounts.

On average, the Company has a strong deposit base from public agencies, including local school districts, city and township municipalities, public works facilities and others, which may tend to be more seasonal in nature resulting from the receipt and disbursement of state and federal grants. These entities have maintained relatively stable balances with the Company due to various funding and disbursement timeframes.

Sources of Funds – Securities Sold Under Agreements to Repurchase and Other Borrowed Funds Other interestbearing liabilities include securities sold under agreements to repurchase, and Federal Home Loan Bank (“FHLB”) advances Securities sold under agreements to repurchase increased approximately $8.7 million from December 31, 2022 to December 31, 2023. Securities sold under agreements to repurchase totaled $26.8 million and $18.1 million at December 31, 2023 and 2022, respectively. At December 31, 2023, advances from the Federal Home Loan Bank were $75 million. The Company did not have any advances from the Federal Home Loan Bank at December 31, 2022. At December 31, 2023, required annual payments on Federal Home Loan Bank advances were for years ending December 31, 2026 $20 million (4.39% fixed rate), December 31, 2027 $35 million (4.24% fixed rate) and December 31, 2028 $20 million (4.11% fixed rate).

On May 14, 2019 the Company issued $20,000,000 of junior subordinated debentures in denominations of not less than $250,000. The debentures bear interest at a fixed rate of 6.0% until May 2024, which then becomes a floating interest rate equal to the three-month SOFR plus 3.625%, resetting quarterly. Interest on the subordinated notes will be payable semiannually through May 2024 and quarterly thereafter through the maturity date of May 2029. Principal is due upon maturity. The debentures are unsecured and payable to various investors. For purposes of computing regulatory capital, the debentures are included in Tier 2 Capital. The subordinated notes may not be repaid in whole or in part prior to the fifth anniversary of the issue date (May 2019).

Performance Overview 2022 to 2021

Net Income

The Company reported basic and diluted earnings per share of $1.57 and net income of $8,950,000 for the year ended December 31, 2023, an increase of $293,000, or 3.4%, over net income of $8,657,000 for the year ended December 31, 2022.

Net Interest Income

Net interest income, by definition, is the difference between interest income generated on interest-earning assets and the interest expense incurred on interest-bearing liabilities. Various factors contribute to changes in net interest income, including volumes, interest rates and the composition or mix of interest-earning assets in relation to interest-bearing liabilities.

Average interest-earning assets increased $65.1 million in 2023, as compared to 2022 while the associated weighted average yield on these interest-earning assets increased from 4.21% in 2022 to 5.12% for 2023. Average interest bearing liabilities increased $76.5 million in 2023 as compared to 2022, while the associated weighted-average costs on these interest-bearing liabilities increased from 0.63% in 2022 to 1.84% in 2023. Refer to the sections on Asset and Liability Management and Sensitivity to Market Risks and Average Balances, Net Interest Income and Yields Earned and Rates Paid elsewhere herein for further information.

Provision for (Reversal of ) Credit Loss Expense - Loans The provision for (reversal of) credit losses is a charge or credit to expense recorded to maintain the related balance sheet allowance for credit losses at an amount considered adequate by Management and the

Board of Directors to cover expected future credit losses in the portfolio. In 2023 the Company released $454,000 in credit reserves as compared to a $955,000 credit release in 2022.

At December 31, 2023, our total non-accrual loans were $487,000 or 0.10% of total loans. This level of non-accrual loans was an increase of $305,000 over the previous year. In addition, other real estate and repossession (OREO) decreased by $142,000 year-over-year. At year-end, nonaccrual loans and OREO to total assets was a very solid 0.47%, along with loans past due 30+ days at $659,000 or 0.13% of total loans.

Noninterest Income

Total noninterest income is made up of bank-related fees and service charges, as well as other income-producing services, sales of loans in the secondary market, ATM income, early-redemption penalties for certificates of deposit, safe deposit rental income, deposit service fees, earnings on bank-owned life insurance and other miscellaneous items.

Noninterest income for the year ended December 31, 2023 was $4,054,000, a decrease of $29,000, compared to $4,083,000 for the year ended December 31, 2022.

Noninterest Expense

Our Company experienced an increase in total noninterest expense. In 2023, total noninterest expense increased by $962,000 or 4.8%. Most of this increase in non-interest expense is correlated to a higher IT-related expense due to our investment in our future and higher customer utilization of our suite of products and higher deposit insurance premiums due mainly to an increase in rate from the FDIC.

Income tax expense for 2023 was $541,000 compared to $879,000 in 2022, a decrease of $338,000. The Company’s effective income tax rate was 5.7% in 2023 and 9.2% in 2022. Refer to Note 9 Income Taxes for a reconciliation of the effective tax rate for the Company.

(In thousands)	2023	2022
Noninterest income
Customer service fees	$2,940	$2,978
Gains on sales of loans	29	36
Earnings on bank-owned life insurance	725	708
Other income	360	361
Total noninterest income	$4,054	$4,083

Noninterest expense
Salaries and employee benefits	$10,272	$10,305
Occupancy and equipment	2,064	2,217
Professional services	1,465	1,451
Insurance	623	568
FDIC Insurance	375	198
Franchise and other taxes	555	562
Advertising	361	346
Printing and office supplies	113	110
Amortization of intangibles	150	150
Other expenses	4,874	3,983
Total noninterest expense	$20,852	$19,890

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

(Dollars in Thousands)
Net Portfolio Value - December 31, 2023
Change in Rates	$ Amount	$ Change	% Change
+200	131,619	(3,624)	(3)%
+100	134,561	(682)	(1)%
Base	135,243	—	—
-100	132,326	(2,917)	(2)%
-200	124,865	(10,378)	(8)

(Dollars in Thousands)
Net Portfolio Value - December 31, 2022
Change in Rates	$ Amount	$ Change	% Change
+200	176,852	1,133	1%
+100	177,236	1,517	1%
Base	175,719	—	—
-100	170,591	(5,128)	(3)%
-200	159,361	(16,358)	(9)

The projected volatility of the net present value at both December 31, 2023 and 2022 fall within the general guidelines established by the Board of Directors. The 2023 NPV table shows that in a falling interest rate environment, in the event of a 100 basis point change, the NPV would decrease 2%. In the event of a 200 basis point change, the NPV would decrease 6%.

In an upward change in interest rates, the Company’s NPV would decrease 1% with a 100 basis point interest rate increase. In a 200 basis point rate increase, the Company’s NPV would also decrease 2%.

The following table is a summary of selected quarterly results of operations for the years ended December 31, 2023 and 2022.

	Three Months Ended
	March 31	June 30	September 30	December 31

	(In thousands, except per share data)
	2023
Total interest income	$8,208	$9,286	$9,651	$9,704
Total interest expense	1,785	2,941	3,085	3,203

Net interest income	6,423	6,345	6,566	6,501

(Credit) Provision for losses on loans	—	(146)	(154)	(154)
Other income	1,016	1,046	963	1,029
General, administrative and other expense	5,438	5,089	5,233	5,092

Income before income taxes	2,001	2,448	2,450	2,592
Federal income taxes	113	168	58	202

Net income	$1,888	$2,280	$2,392	$2,390

Earnings per share
Basic	$0.33	$0.40	$0.42	$0.42
Diluted	$0.33	$0.40	$0.42	$0.42

	Three Months Ended
	March 31	June 30	September 30	December 31

	(In thousands, except per share data)
	2022
Total interest income	$5,997	$6,445	$7,297	$7,922
Total interest expense	487	477	928	1,381

Net interest income	5,510	5,968	6,369	6,541

(Credit) Provision for losses on loans
Other income	(500)	(485)	15	15
General, administrative and other expense	987	988	1,043	1,065
	5,110	4,849	4,879	5,052

Income before income taxes	1,887	2,592	2,518	2,539
Federal income taxes	136	295	215	233

Net income	$1,751	$2,297	$2,303	$2,306

Earnings per share
Basic	$0.30	$0.40	$0.40	$0.40
Diluted	$0.30	$0.40	$0.40	$0.40

Average Balances, Net Interest Income and Yields Earned and Rates Paid

he following table provides average balance sheet information and reflects the taxable equivalent average yield on interest-earning assets and the average cost of interest-bearing liabilities for the years ended December 31, 2023 and 2022. The yields and costs are calculated by dividing income or expense by the average balance of interest-earning assets or interest-bearing liabilities.

The average balance of available-for-sale securities is computed using the carrying value of securities while the yield for available for sale securities has been computed using the average amortized cost. Average balances are derived from average month-end balances, which include nonaccruing loans in the loan portfolio, net of the allowance for credit losses. Interest income has been adjusted to taxequivalent basis.

	2023			2022
(Dollars In thousands)		Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-earning assets
Loans (1)	$463,612	25,261	5.45%	$462,692	20,748	4.48%
Taxable securities - AFS	75,494	2,741	3.63	54,852	1,899	3.46
Tax-exempt securities - AFS (1)	154,151	7,430	4.82	120,073	5,565	4.63
Federal funds sold	53,826	2,752	5.11	44,668	493	1.10
FHLB stock and other	3,461	254	7.34	3,191	139	4.35
Total interest-earning assets	750,544	38,438	5.12	685,476	28,844	4.21

Noninterest-earning assets
Cash and due from banks	8,967			8,301
Premises and equipment (net)	12,222			12,547
Other nonearning assets	34,244			32,471
Less: allowance for loan losses	(3,923)			(3,020)
Total noninterest-earning assets	51,510			50,299
Total assets	$802,054			$735,775

Liabilities & stockholders’ equity
Interest-bearing liabilities
Demand deposits	$216,947	1,923	0.89	$262,763	845	0.32%
Savings deposits	137,862	132	0.10	144,283	77	0.05
Time deposits	134,011	3,818	2.85	67,848	722	1.06
Subordinated debentures	23,787	1,532	6.44	23,726	1,387	5.85
Repurchase agreements	25,049	1,053	4.20	22,581	242	1.07
Advances from Federal Home Loan	60,081	2,556	4.25	—	—	—
Total interest-bearing liabilities	597,737	11,014	1.84	521,201	3,273	0.63

Noninterest-bearing liabilities
Demand deposits	146,987			151,842
Other liabilities	5,042			4,016
Total noninterest-bearing liabilities	152,029			155,858
Total liabilities	749,766			677,059
Total stockholders’ equity	52,288			58,716
Total liabilities & stockholders’ equity	$802,054			$735,775
Net interest income		$27,424			$25,571
Net interest spread			3.28%			3.58%

Net yield on interest-earning assets			3.65%			3.73%

●	For purposes of this schedule, nonaccrual loans are included in loans.
●	Fees collected on loans are included in interest on loans. Not material for comparative purposes.
(1)	Shown on a tax equivalent basis. Federal taxes of 21%.

For purposes of this schedule, nonaccrual loans are included in loans.

Fees collected on loans are included in interest on loans. Not material for comparative purposes.

Shown on a tax equivalent basis. Federal taxes of 21%.

Rate/Volume Analysis

The table below describes the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities have affected interest income and expense during 2023. For purposes of this table, changes in interest due to volume and rate were determined using the following methods:

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

Capital Resources

Internal capital growth, through the retention of earnings, is the primary means of maintaining capital adequacy for the Bank. The Company’s stockholders’ equity was $63.6 million and $59.8 million at December 31, 2023 and 2022, respectively. Total stockholders’ equity in relation to total assets was 7.76% at December 31, 2023 and 7.89% at December 31, 2022. Please refer to the Consolidated Statements of Stockholders’ Equity for a detailed roll forward of stockholders’ equity from 2022 to 2023.

	2023 Compared to 2022
	Increase/(Decrease)
	(In thousands)
		Change	Change
	Total	Due To	Due To
	Change	Volume	Rate
Interest and dividend income
Loans	$4,508	$41	$4,467
Taxable securities available for sale	842	745	97
Tax-exempt securities available for sale	1,866	1,057	809
Federal funds sold	2,259	121	2,138
FHLB stock and other	119	12	107
Total interest and dividend income	9,594	1,976	7,618

Interest expense
Demand deposits	1,078	(171)	1,249
Savings deposits	55	(4)	59
Time deposits	3,096	1,136	1,960
Subordinated debentures	145	—	145
Repurchase agreements	811	29	782
Advances from federal home loan bank	2,556	2,556	—
Total interest expense	$7,741	$3,546	$4,195

Net interest income	$1,853	$(1,570)	$3,423

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

The Company’s Articles of Incorporation permits the creation of a class of preferred shares with 2,000,000 authorized shares. If utilized, this will enable the Company, at the option of the Board of Directors, to issue series of preferred shares in a manner calculated to take advantage of financing techniques which may provide a lower effective cost of capital to the Company. The class of preferred shares provides greater flexibility to the Board of Directors in structuring the terms of equity securities that may be issued by the Company. As of December 31, 2023, the Company has not issued any preferred shares.

On May 14, 2019 the Company issued $20,000,000 of junior subordinated debentures in denominations of not less than $250,000. The debentures bear interest at a fixed rate of 6.0% until May 2024, which then becomes a floating interest rate equal to the three-month SOFR plus 3.625%, resetting quarterly. Interest on the subordinated notes will be payable semiannually through May 2024 and quarterly thereafter through the maturity date of May 2029. Principal is due upon maturity. The debentures are unsecured and payable to various investors. For purposes of computing regulatory capital, the debentures are included in Tier 2 Capital. The subordinated notes may not be repaid in whole or in part prior to the fifth anniversary of the issue date (May 2019).

In 2005, a Delaware statutory business trust owned by the Company, United Bancorp Statutory Trust I (“Trust I” or the “Trust”), issued $4.1 million of mandatorily redeemable debt securities which mature in 2035. The sale proceeds were utilized to purchase $4.1 million of the Company’s subordinated debentures. The Company’s subordinated debentures are the sole asset of Trust I. The Company’s investment in Trust I is not consolidated herein as the Company is not deemed the primary beneficiary of the Trust. However, the $4.1 million of mandatorily redeemable debt securities issued by the Trust are includible for regulatory purposes as a component of the Company’s Tier 1 Capital. The interest rate is a variable rate per annum, reset quarterly, equal to three-month SOFR plus 1.35% and is payable quarterly.

Liquidity

Liquidity relates primarily to the Company’s ability to fund loan demand, meet deposit customers’ withdrawal requirements and provide for operating expenses. Assets used to satisfy these needs consist of cash and due from banks, federal funds sold and securities available-for-sale. These assets are commonly referred to as liquid assets. Liquid assets were $283.5 million at December 31, 2023, compared to $247.7 million at December 31, 2022. The Company’s residential real estate portfolio can and has been readily used to collateralize borrowings as an additional source of liquidity. Management believes its current liquidity level is sufficient to meet cash requirements.

The Cash Flow Statements for the periods presented provide an indication of the Company’s sources and uses of cash as well as an indication of the ability of the Company to maintain an adequate level of liquidity. A discussion of the cash flow statements for 2023 and 2022 follows.

Net cash provided by operating activities totaled $8.7 million and $8.5 million for the years ended December 31, 2023 and 2022, respectively. The adjustments to reconcile net income to net cash from operating activities consisted mainly of depreciation and amortization of premises and equipment and intangibles, gain on sales of loans, securities and other assets, the provision for credit  losses, Federal Home Loan Bank stock dividends, net amortization of securities and net changes in other assets and liabilities.

For the year ended December 31, 2023, net cash used in investing activities totaled $47.7 million. For the year ended December 31, 2022 net cash used in investing activities totaled $103.3 million. The changes in net cash from investing activities include loan growth, security purchases, as well as normal maturities, security calls/sales and reinvestments of securities and premises and equipment expenditures.

Net cash provided by financing activities totaled $49.7 million for the year ended December 31, 2023. For the year ended December 31, 2022 net cash provided by financing activities totaled $41.9 million. The net cash provided by financing activities in 2023 was primarily attributable to a $75.0 million advance from the Federal Home Loan Bank.

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

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of United Bancorp, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of United Bancorp, Inc. (the “Company”) as of December 31, 2023 and 2022; the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for the years then ended; and the related notes to the consolidated financial statements (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Change in Accounting Principle

As discussed in Note 1 to the financial statements, the Company changed its method of accounting for credit losses effective January 1, 2023, due to the adoption of Accounting Standards Codification (ASC) Topic 326, Financial Instruments – Credit Losses.

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

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

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
S.R. Snodgrass, P.C. d/b/a S.R. Snodgrass, A.C. in West Virginia

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the Audit Committee and that: (1) relate to accounts or disclosures that are material to the financial statements; and (2) involve our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter, in any way, our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Allowance for Credit Losses (ACL) – Qualitative Adjustments

The Company’s loan portfolio totaled $483 million as of December 31, 2023, and the associated ACL was $3.9 million. As discussed in Notes 1 and 4 to the consolidated financial statements, determining the amount of the ACL requires significant judgment about the expected future losses, which is based on a baseline lifetime loss rate, calculated using a weighted-average remaining maturities method, which is then adjusted for current qualitative conditions and reasonable and supportable forecasts. Management applies these qualitative adjustments to the baseline lifetime loss rate to reflect changes in the current and forecasted environment, both internal and external, that are different from the conditions that existed during the historical loss calculation period.

We identified these qualitative adjustments within the ACL as critical audit matters because they involve a high degree of subjectivity. While the determination of these qualitative adjustments includes analysis of observable data over the historical loss period, the judgments required to assess the directionality and magnitude of adjustments is highly subjective.  Auditing these complex judgments and assumptions involved especially challenging auditor judgment due to the nature of audit evidence and the nature and extent of effort required to address these matters.

The primary procedures we performed to address this critical audit matter included:

●	Testing the design, implementation, and operating effectiveness of internal controls over the calculation of the allowance for credit losses, including the qualitative factor adjustments.
●	Testing the completeness and accuracy of the significant data points that management uses in their evaluation of the qualitative adjustments.
●	Evaluating the directional consistency and reasonableness of management's conclusions regarding basis points applied based on the trends identified in the underlying data.
●	Testing the mathematical accuracy of the application of the qualitative adjustments to the loan segments within the ACL calculation

We have served as the Company’s auditor since 2022.

Cranberry Township, Pennsylvania

March 20, 2024

United Bancorp, Inc.

Consolidated Balance Sheets

December 31, 2023 and 2022

(In thousands, except share data)

	2023	2022
Assets
Cash and due from banks	$7,352	$8,279
Interest-bearing demand deposits	33,418	21,801
Cash and cash equivalents	40,770	30,080

Available-for-sale securities, amortized cost of $251,683 net of allowance for credit losses of $0 at December 31, 2023	242,760	217,624
Loans, net of allowance for credit losses of $3,918 and $2,052 at December 31, 2023 and 2022, respectively	479,318	458,823
Premises and equipment	14,984	12,144
Federal Home Loan Bank stock	3,979	2,499
Foreclosed assets held for sale, net	3,377	3,519
Core deposit intangible assets	260	410
Goodwill	682	682
Accrued interest receivable	4,098	3,403
Deferred federal income tax	2,409	2,423
Bank-owned life insurance	19,423	19,000
Other assets	7,389	6,793
Total Assets	$819,449	$757,400
Liabilities and Stockholders’ Equity
Liabilities
Deposits
Demand	$339,280	$402,341
Savings	130,821	145,836
Time	151,358	101,736
Total deposits	621,459	649,913
Securities sold under repurchase agreements	26,781	18,106
Subordinated debentures	23,787	23,726
Advances Federal Home Loan Bank	75,000	—
Lease liability – finance lease	2,764	—
Interest payable and other liabilities	6,065	5,918
Total liabilities	755,856	697,663
Stockholders’ Equity
Preferred stock, no par value, authorized 2,000,000 shares; no shares issued	––	––
Common stock, $1 par value; authorized 10,000,000 shares; issued 2023 – 6,063,851 shares, 2022 - 6,043,851 shares; outstanding 2023 – 5,702,685 shares, 2022 – 5,740,251 shares	6,064	6,044
Additional paid-in capital	25,913	24,814
Retained earnings	44,018	41,945
Stock held by deferred compensation plan; 2023 – 181,803 shares, 2022 – 174,237 shares	(2,363)	(1,902)
Unearned ESOP compensation	—	—
Accumulated other comprehensive loss	(7,478)	(9,336)
Treasury stock, at cost 2023 – 179,363 shares, 2022 – 129,363 shares	(2,561)	(1,828)
Total stockholders’ equity	63,593	59,737
Total liabilities and stockholders’ equity	$819,449	$757,400

See Notes to Consolidated Financial Statements

United Bancorp, Inc.

Consolidated Statements of Income

Years Ended December 31, 2023 and 2022

(In thousands except per share data)

	2023	2022
Interest and Dividend Income
Loans	$25,232	$20,734
Securities
Taxable	2,741	1,899
Tax-exempt	5,870	4,396
Federal funds sold	2,752	493
Dividends on Federal Home Loan Bank and other stock	254	139
Total interest and dividend income	36,849	27,661
Interest Expense
Deposits	5,873	1,643
Borrowings	5,141	1,630
Total interest expense	11,014	3,273
Net Interest Income	25,835	24,388
Provision for (reversal of ) Credit Losses	(454)	(955)
Net Interest Income After Provision for (reversal of) Credit Losses	26,289	25,343
Noninterest Income
Customer service fees	2,940	2,978
Net gains on loan sales	29	36
Earnings on bank-owned life insurance	725	708
Other	360	361
Total noninterest income	4,054	4,083
Noninterest Expense
Salaries and employee benefits	10,272	10,305
Net occupancy and equipment expense	2,064	2,217
Professional fees	1,465	1,451
Insurance	623	568
Deposit insurance premiums	375	198
Franchise and other taxes	555	562
Advertising expense	361	346
Printing and office supplies	113	110
Amortization of intangible assets	150	150
Other	4,874	3,983
Total noninterest expense	20,852	19,890
Income Before Federal Income Taxes	9,491	9,536
Provision for Federal Income Taxes	541	879
Net Income	$8,950	$8,657
Basic Earnings Per Share	$1.57	$1.50
Diluted Earnings Per Share	$1.57	$1.50

See Notes to Consolidated Financial Statements

United Bancorp, Inc.

Consolidated Statements of Comprehensive Income

Years Ended December 31, 2023 and 2022

(In thousands)

	2023	2022
Net income	$8,950	$8,657
Other comprehensive income (loss), net of tax
Unrealized holding gain (losses) losses on available-for-sale securities during the period, net of taxes (benefits) of $432 and $4,605 for each respective period	1,628	(17,322)
Change in funded status of defined benefit plan, net of taxes of $69 and $252 for each respective period	263	947
Amortization of prior service included in net periodic pension expense, net of tax benefits of $19 and $19 for each respective period	(70)	(70)
Amortization of net loss included in net periodic pension cost, net of taxes of $10 and $38 for each respective period	37	145
Comprehensive income (loss)	$10,808	$(7,643)

See Notes to Consolidated Financial Statements

United Bancorp, Inc.

Consolidated Statements of Stockholders’ Equity

Years Ended December 31, 2023 and 2022

(In thousands except per share data)

			Treasury		Accumulated
		Additional	Stock and		Other
	Common	Paid-in	Deferred	Retained	Comprehensive
	Stock	Capital	Compensation	Earnings	Income (Loss)	Total
Balance, January 1, 2022	$6,054	$23,635	$(2,799)	$37,847	$6,964	$71,701
Net income	—	—	—	8,657	—	8,657
Other comprehensive loss	—	—	—	—	(16,300)	(16,300)
Cash dividends - $0.775 per share	—	—	—	(4,559)	—	(4,559)
Shares activity for deferred compensation plan	—	164	(164)	—	—	—
Shares purchased for treasury stock	—	—	(767)	—	—	(767)
Expense related to share-based compensation plans	—	1,005	—	—	—	1,005
Restricted stock activity	(10)	10	—	—	—	—
Balance, December 31, 2022	6,044	$24,814	$(3,730)	$41,945	$(9,336)	$59,737
Net income	—	—	—	8,950	—	8,950
Other comprehensive income	—	—	—	—	1,858	1,858
Cash dividends - $0.815 per share	—	—	—	(4,789)	—	(4,789)
Shares activity for deferred compensation plan	—	461	(461)	—	—	—
Shares purchased for treasury stock	—	—	(733)	—	—	(733)
Cumulative effect of adoption of ASU 2016-13	—	—	—	(2,088)	—	(2,088)
Expense related to share-based compensation plans	—	658	—	—	—	658
Restricted stock activity	20	(20)	—	—	—	—

Balance, December 31, 2023	$6,064	$25,913	$(4,924)	$44,018	$(7,478)	$63,593

See Notes to Consolidated Financial Statements

United Bancorp, Inc.

Consolidated Statements of Cash Flows

Years Ended December 31, 2023 and 2022

(In thousands)

	2023	2022
Operating Activities
Net income	$8,950	$8,657
Items not requiring (providing) cash:
Depreciation and amortization	997	1,013
Provision for (reversal of) credit loss expense	(454)	(955)
Amortization of premiums and discounts on securities-net	512	533
Amortization of intangible assets	150	150
Deferred income taxes	13	342
Originations of loans held for sale	(615)	(1,891)
Proceeds from sale of loans held for sale	644	1,927
Net gains on sales of loans	(29)	(36)
Expense related to share-based compensation plans	658	1,005
Net loss (gain) or on sale or write-down of foreclosed assets and other repossessed assets	12	23
Increase in cash surrender value of bank-owned life insurance	(422)	(191)
Amortization of debt issuance costs	61	61
Changes in:
Accrued interest receivable	(695)	(1,058)
Other assets	(288)	(824)
Interest payable and other liabilities	(31)	(275)
Net cash provided by operating activities	9,463	8,481
Investing Activities
Purchases of available-for-sale securities	(25,918)	(99,992)
Maturities, prepayments and calls	2,330	6,190
Net change in loans	(22,465)	(10,415)
Purchase of Federal Home Loan Bank Stock	(3,149)	—
Redemption of Federal Home Loan Bank Stock	1,669	1,205
Purchases of premises and equipment, net	(1,081)	(511)
Proceeds from sale of premises and equipment	9	111
Proceeds from sales of foreclosed assets	133	156
Net cash used in investing activities	(48,472)	(103,256)

See Notes to Consolidated Financial Statements

United Bancorp, Inc.

Consolidated Statements of Cash Flows (continued)

December 31, 2023 and 2022

(In thousands)

	2023	2022
Financing Activities
Net (decrease) increase in deposits	$(28,454)	$44,777
Net change in securities sold under repurchase agreements	8,675	2,405
Repurchase of common stock	(733)	(767)
Proceeds from Federal Home Loan Bank Advances	75,000	—
Cash dividends paid	(4,789)	(4,559)
Net cash provided by financing activities	49,699	41,856
Increase (Decrease) in Cash and Cash Equivalents	10,690	(52,919)
Cash and Cash Equivalents, Beginning of Year	30,080	82,999
Cash and Cash Equivalents, End of Year	$40,770	$30,080
Supplemental Cash Flows Information
Interest paid on deposits and borrowings	$10,585	$3,150
Federal income taxes paid	$—	$230
Supplemental Disclosure of Non-Cash Investing Activities
Transfers from loans to foreclosed assets held for sale	$33	$3,283
Adoption of ASU 2016-13	$2,089	$—
Finance lease asset and lease liability	2,764

See Notes to Consolidated Financial Statements

Notes to Consolidated Financial Statements

December 31, 2023 and 2022

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

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for credit losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with

Notes to Consolidated Financial Statements

December 31, 2023 and 2022

the determination of the allowance for credit losses and the valuation of foreclosed assets held for sale, management obtains independent appraisals for significant properties.

Cash Equivalents

The Company considers all liquid investments with original maturities of three months or less to be cash equivalents. At December 31, 2023 and 2022, cash equivalents consisted primarily of due from accounts with the Federal Reserve and other correspondent banks.

Currently, the FDIC’s insurance limits are $250,000. At December 31, 2023 and 2022, the Company’s various cash accounts did not exceed the federally insured limit of $250,000. At December 31, 2023 and 2022, the Company held $33,418,000 and $21,541,000 at the Federal Home Loan Bank and the Federal Reserve Bank, respectively, which are not subject to FDIC limits.

Investment Securities

Management determines the appropriate classification of debt securities at the time of purchase and re-evaluates such designation as of each balance sheet date.

Investment securities classified as available for sale are those securities that the Company intends to hold for an indefinite period of time but not necessarily to maturity. Securities available for sale are carried at fair value. Any decision to sell a security classified as available for sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Company’s assets and liabilities, liquidity needs, regulatory capital considerations, and other similar factors. Unrealized gains or losses are reported as increases or decreases in other comprehensive income (loss), net of the deferred tax effect. Realized gains or losses, determined on the basis of the cost of the specific securities sold, are included in earnings. Premiums and discounts are recognized in interest income using the interest method over the terms of the securities.

Allowance for Credit Losses – Available for Sale Securities

The Company measures expected credit losses on available-for-sale debt securities when the Company does not intend to sell, or when it is not more likely than not that it will be required to sell, the security before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the security’s amortized cost basis is written down to fair value through income. For available-for-sale debt securities that do not meet the aforementioned criteria, the Company evaluates whether the decline in fair value has resulted from credit losses or other factors. In making this assessment, the Company considers the extent to which fair value is less than amortized cost, any changes to the rating of the security by a rating agency, and adverse conditions specifically related to the security, among other factors. If this evaluation indicates that a credit loss exists, the present value of cash flows expected to be collected from the security are compared to the amortized cost basis of the security. If the present value of cash flows expected to be collected is less than the amortized cost basis, a credit loss exists and an allowance for credit losses is recorded for the credit loss, equal to the amount that the fair value is less than the amortized cost basis. Economic forecast data is utilized to calculate the present value of expected cash flows. The Company utilizes independent firms to evaluate the Company’s State and Municipal Obligations and Subordinated Notes to measure any expected credit losses. Any impairment that has not been recorded through an allowance for credit losses is recognized in other comprehensive income (loss).

The allowance for credit losses on available-for-sale debt securities is included within investment securities available-for-sale on the consolidated balance sheets. Changes in the allowance for credit losses are recorded within provision for credit losses on the consolidated statements of income. Losses are charged against the allowance when the Company believes the collectability of an available-for-sale security is in jeopardy or when either of the criteria regarding intent or requirement to sell is met.

Accrued interest receivable on available-for-sale debt securities totaled $2.7 million at December 31, 2023 and is included within the line item accrued interest receivable on the consolidated balance sheets. This amount is excluded from the estimate of expected credit losses. Available-for-sale debt securities are typically classified as nonaccrual when the contractual payment of principal or interest has become 90 days past due or management has serious doubts about the further collectability of principal or interest. When available-for-sale debt securities are placed on nonaccrual status, unpaid interest credited to income is reversed.

Loans Held for Sale

Notes to Consolidated Financial Statements

December 31, 2023 and 2022

Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or fair value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income. At December 31, 2023 and 2022, the Company did not have any loans held for sale.

Loans

Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are stated at their outstanding unpaid principal balances, net of an allowance for credit losses and any deferred fees or costs. Accrued interest receivable totaled $1.4 million at December 31, 2023 and was reported in the line item accrued interest receivable on the consolidated balance sheets and is excluded from the estimate of credit losses. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the yield (interest income) of the related loans. The Company is amortizing these amounts over the contractual life of the loan. Premiums and discounts on purchased loans are amortized as adjustments to interest income using the effective yield method.

The loans receivable portfolio is segmented into commercial and industrial, which are typically utilized for general business purposes and commercial real estate, which are collaterized by real estate. Homogenouse loans consisting similar products that are smaller in amount and distributed over a large number of individual borrowers include residential real estate and consumer loans.

For all classes of loans receivable, the accrual of interest is discontinued when the contractual payment of principal or interest has become 90 days past due or management has serious doubts about further collectability of principal or interest, even though the loan is currently performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on nonaccrual status, unpaid interest credited to income in the current year is reversed and unpaid interest accrued in prior years is charged against the allowance for credit losses. Interest generally is either applied against principal or reported as interest income on a cash basis, according to management’s judgment as to the collectability of principal. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time (generally six months), and the ultimate collectability of the total contractual principal and interest is no longer in doubt. The past-due status of all classes of loans receivable is determined based on contractual due dates for loan payments.

Accounting Pronouncements Adopted in 2023

In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments” and subsequent related updates. This ASU replaces the incurred loss methodology for recognizing credit losses and requires businesses and other organizations to measure the current expected credit losses (CECL) on financial assets measured at amortized cost, including loans and held-to-maturity securities, net investments in leases, off-balance sheet credit exposures such as unfunded commitments, and other financial instruments. In addition, ASC 326 requires credit losses on available-for-sale debt securities to be presented as an allowance rather than as a write-down when management does not intend to sell or believes that it is not more likely than not they will be required to sell. This guidance became effective on January 1, 2023 for the Company. The results reported for periods beginning after January 1, 2023 are presented under ASC 326 while prior period amounts continue to be reported in accordance with previously applicable accounting standards.

The Company adopted this guidance, and subsequent related updates, using the modified retrospective approach for all financial assets measured at amortized cost, including loans and available-for-sale debt securities and unfunded commitments. On January 1, 2023, the Company recorded a cumulative effect decrease to retained earnings of $2,088,000, net of tax, of which $1,911,000 related to loans, $177,000 related to unfunded commitments.

The Company adopted the provisions of ASC 326 related to presenting other-than-temporary impairment on available-for-sale debt securities prior to January 1, 2023 using the prospective transition approach, though no such charges had been recorded on the securities held by the Company as of the date of adoption. The Company did not change the segmentation from the incurred loss method upon adoption of ASC 326.

In January 2023, the Company adopted ASU 2022-02, “Financial Instruments - Credit Losses (Topic 326): Troubled Debt Restructurings and Vintage Disclosures” (“ASU 2022-02”), which eliminated the accounting guidance for troubled debt restructurings (“TDRs”) while enhancing disclosure requirements for certain loan refinancing and restructurings by creditors when a borrower is experiencing financial difficulty. This guidance was applied on a prospective basis. Upon adoption of this

Notes to Consolidated Financial Statements

December 31, 2023 and 2022

guidance, the Company no longer establishes a specific reserve for modifications to borrowers experiencing financial difficulty. Instead, these modifications are included in their historical loss rate which is applied to the current loan balance to arrive at the quantitative baseline portion of the Allowance for Credit Losses.

Allowance for Credit Losses – Loans

The allowance for credit losses (“ACL”) is a valuation reserve established and maintained by charges against income and is deducted from the amortized cost basis of loans to present the net amount expected to be collected on the loans. Loans, or portions thereof, are charged off against the ACL when they are deemed uncollectible. Expected recoveries do not exceed the aggregate of amounts previously charged-off and expected to be charged-off.

The ACL is an estimate of expected credit losses, measured over the contractual life of a loan, that considers our historical loss experience, current conditions and forecasts of future economic conditions. Determination of an appropriate ACL is inherently subjective and may have significant changes from period to period.

The methodology for determining the ACL has two main components: evaluation of expected credit losses for certain groups of homogeneous loans that share similar risk characteristics and evaluation of loans that do not share risk characteristics with other loans.

The allowance for credit losses is measured on a collective (pool) basis when similar risk characteristics exist. The Company uses the call report classification as its segment breakout and measures the allowance for credit losses using the Weighted Average Remaining Maturity method for all loan segments.

Historical credit loss experience is the basis for the estimation of expected credit losses. We apply historical loss rates to pools of loans with similar risk characteristics. After consideration of the historic loss calculation, management applies qualitative adjustments to reflect the current conditions and reasonable and supportable forecasts not already reflected in the historical loss information at the balance sheet date. Our reasonable and supportable forecast adjustment is based on a 2 year unemployment forecast provided by Bloomberg and management judgment. For periods beyond our reasonable and supportable forecast, we revert back to historical annual loss rates for the remainder of the life of each pool after the forecast period. The qualitative adjustments for current conditions are based upon current level of inflation and the rapid increase in interest rates, changes in lending policies and practices, experience and ability of lending staff, quality of the Company’s loan review system, value of underlying collateral, the existence of and changes in concentrations and other external factors. These modified historical loss rates are multiplied by the outstanding principal balance of each loan to calculate a required reserve.

The Company has elected to exclude accrued interest receivable from the measurement of its ACL. When a loan is placed on non-accrual status, any outstanding accrued interest is reversed against interest income.

The ACL for individual loans begins with the use of normal credit review procedures to identify whether a loan no longer shares similar risk characteristics with other pooled loans and therefore, should be individually assessed. We evaluate all commercial and industrial and commercial real estate loans, as well as residential and installment loans greater than $100,000 that meet the following criteria: 1) when it is determined that foreclosure is probable, 2) substandard, doubtful and nonperforming loans when repayment is expected to be provided substantially through the operation or sale of the collateral, 3) when it is determined by management that a loan does not share similar risk characteristics with other loans. Specific reserves are established based on the following three acceptable methods for measuring the ACL: 1) the present value of expected future cash flows discounted at the loan’s original effective interest rate; 2) the loan’s observable market price; or 3) the fair value of the collateral when the loan is collateral dependent. Our individual loan evaluations consist primarily of the fair value of collateral method because most of our loans are collateral dependent. Collateral values are discounted to consider disposition costs when appropriate. A specific reserve is established or a charge-off is taken if the fair value of the loan is less than the loan balance. The impact of the change from incurred loss model to the current expected credit loss model is detailed below (in thousands)

	January 1, 2023
Loan Categories (in thousands)	Pre-adoption	Adoption Impact	As Reported
Commercial and Industrial	$215	$755	$970
Commercial Real Estate	815	388	1,203
Residential Real Estate	816	1,379	2,195
Consumer	206	(103)	103

Notes to Consolidated Financial Statements

December 31, 2023 and 2022

$2,052	$2,419	$4,471

Allowance for Credit Losses on Off-Balance Sheet Credit Exposures

The Company estimates expected credit losses over the contractual period in which the Company is exposed to credit risk via a contractual obligation to extend credit, unless that obligation is unconditionally cancellable by the Company. The allowance for credit losses on off-balance sheet credit exposures is adjusted through credit loss expense. The estimate includes consideration of the likelihood that funding will occur and an estimate of expected credit losses on commitments expected to be funded over its estimated life.

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

Notes to Consolidated Financial Statements

December 31, 2023 and 2022

Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are reduced by a valuation allowance if based on the weight of evidence available it is more likely than not that some portion or all of a deferred tax asset will not be realized.

Uncertain tax positions are recognized if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination. The term more likely than not means a likelihood of more than 50 percent; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances and information available at the reporting date and is subject to management’s judgment. At December 31, 2023, the Company had no uncertain tax positions.

The Company recognizes interest and penalties on income taxes as a component of income tax expense.

The Company files consolidated income tax returns with its subsidiary. With a few exceptions, the Company is no longer subject to the examination by tax authorities for years before 2020.

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

Earnings Per Share

Basic earnings per share allocated to common stockholders is calculated using the two-class method and is computed by dividing net income allocated to common stockholders by the weighted average number of commons shares outstanding during the period. Diluted earnings per share is adjusted for the dilutive effects of stock based compensation and is calculated using the two-class method or the treasury method. There were no dilutive effects for the years ended December 31, 2023 and 2022.

Comprehensive Income (Loss)

Comprehensive income consists of net income (loss) and other comprehensive (loss) income, net of applicable income taxes. Other comprehensive (loss) income includes unrealized appreciation (depreciation) on available-for-sale securities and changes in the funded status of the defined benefit pension plan.

Advertising

Advertising expenses are expensed as incurred.

Notes to Consolidated Financial Statements

December 31, 2023 and 2022

Note 2:   Restriction on Cash and Due From Banks

The Company did not have a reserve requirement at December 31, 2023 and 2022.

Note 3:   Securities

The amortized cost and approximate fair values, together with gross unrealized gains and losses of securities are as follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized
	Cost	Gains	Losses	Fair Value

	(In thousands)
Available-for-sale Securities:
December 31, 2023:
U.S. government agencies	$45,000	$—	$(732)	$44,268
Subordinated notes	29,013	—	(4,713)	24,300
State and municipal obligations	177,670	2,264	(5,742)	174,192
Total debt securities	$251,683	$2,264	$(11,187)	$242,760
Available-for-sale Securities:
December 31, 2022:
U.S. government agencies	$45,000	$—	$(968)	$44,032
Subordinated notes	31,160	—	(3,066)	28,094
State and municipal obligations	152,447	459	(7,408)	145,498
Total debt securities	$228,607	$459	$(11,442)	$217,624

There were no allowance for credit losses as of December 31, 2023.

There were no sales of investment securities during 2023 and 2022.

The amortized cost and fair value of available-for-sale securities at December 31, 2023, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized	Fair
	Cost	Value

	(In thousands)
Less than one year	$15,000	$14,869
One to five years	30,597	29,937
Five to ten years	32,930	28,234
Over ten years	173,156	169,720
Totals	$251,683	$242,760

The carrying value of securities pledged as collateral, to secure public deposits and for other purposes, was $72.8 million and $68.7 million at December 31, 2023 and 2022, respectively.

Certain investments in debt securities are reported in the financial statements at an amount less than their historical cost. The total fair value of these investments at December 31, 2023 and 2022, was $123.1 million and $166.1 million, which represented approximately 51% and approximately 76%, respectively, of the Company’s available-for-sale investment portfolio.

Based on evaluation of available evidence, including recent changes in market interest rates, credit rating information and information obtained from regulatory filings, management believes the declines in fair value for these securities are not credit related.

Notes to Consolidated Financial Statements

December 31, 2023 and 2022

The following tables show the Company’s investments’ gross unrealized losses and fair value for which an allowance for credit losses has not been recorded,, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2023 and 2022:

	December 31, 2023
	Less than 12 Months		12 Months or More		Total
Description of	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
Securities	Value	Losses	Value	Losses	Value	Losses

	(In thousands)
US government agencies	$—	$—	$44,268	$(732)	$44,268	$(732)
Subordinated notes	3,717	(799)	20,583	(3,914)	24,300	(4,713)
State and municipal obligations	3,365	(12)	51,163	(5,730)	54,528	(5,742)
Total temporarily impaired securities	$7,082	$(811)	$116,014	$(10,376)	$123,096	$(11,187)

	December 31, 2022
	Less than 12 Months		12 Months or More		Total
Description of	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
Securities	Value	Losses	Value	Losses	Value	Losses

	(In thousands)
US government agencies	$44,032	$(968)	$—	$—	$44,032	$(968)
Subordinated notes	11,185	(1,565)	10,300	(1,501)	21,485	(3,066)
State and municipal obligations	100,599	(7,408)	—	—	100,599	(7,408)
Total temporarily impaired securities	$155,816	$(9,941)	$10,300	$(1,501)	$166,116	$(11,442)

The unrealized losses on the Company’s investments in US government agencies, state and municipal obligations, and subordinated notes were caused by interest rate increases. Because the Company does not intend to sell the investments and it is not more likely than not the Company will be required to sell the investments before recovery of their amortized cost bases, which may be maturity, the Company does not consider those investments to require an allowance for credit losses to be recognized.

Note 4:   Loans and Allowance for Credit Losses

Categories of loans at December 31, include:

	2023	2022

	(In thousands)
Commercial and industrial loans	$91,294	$90,548
Commercial real estate	291,859	270,312
Residential real estate	93,364	94,012
Consumer loans	6,719	6,003
Total gross loans	483,236	460,875
Less allowance for credit losses	(3,918)	(2,052)
Total loans	$479,318	$458,823

The risk characteristics of each loan portfolio segment are as follows:

Commercial and Industrial

Commercial and industrial loans are primarily based on the identified cash flows of the borrower and secondarily on the underlying collateral provided by the borrower. The cash flows of borrowers, however, may not be as expected and the collateral securing these loans may fluctuate in value. Most commercial and industrial loans are secured by the assets being financed or other business assets, such as accounts receivable or inventory, and may include a personal guarantee. Short-term loans may be made on an unsecured basis. In the case of loans secured by accounts receivable, the availability of funds for the repayment of these loans may be substantially dependent on the ability of the borrower to collect amounts due from its customers.

Notes to Consolidated Financial Statements

December 31, 2023 and 2022

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

Notes to Consolidated Financial Statements

December 31, 2023 and 2022

The following tables present the balance in the allowance for credit losses and the recorded investment in loans based on portfolio segment and impairment method as of December 31, 2023 and 2022:

	2023
	Commercial	Commercial
	And Industrial	Real Estate	Residential	Consumer	Total

	(In thousands)
Allowance for credit losses:
Balance, beginning of year	$215	$815	$816	$206	$2,052
Provision for (reversal of) credit losses	(421)	205	(352)	114	(454)
Impact of adopting ASC 326	755	388	1,379	(103)	2,419
Losses charged off	—	—	—	(138)	(138)
Recoveries	24	—	—	15	39
Balance, end of year	$573	$1,408	$1,843	$94	$3,918
Ending balance: individually evaluated for credit loss	$—	$—	$—	$—	$—
Ending balance: collectively evaluated for credit loss	$573	$1,408	$1,843	$94	$3,918
Loans:
Ending balance: individually evaluated for credit loss	$—	$8	$318	$—	$326
Ending balance: collectively evaluated for credit loss	$91,294	$291,851	$93,046	$6,719	$482,910

	2022
		Commercial
	Commercial	Real Estate	Residential	Installment	Total

	(In thousands)
Allowance for loan losses:
Balance, beginning of year	$1,046	$1,235	$1,121	$271	$3,673
Provision charged to expense	(842)	141	(303)	49	(955)
Losses charged off	(16)	(561)	(2)	(143)	(722)
Recoveries	27	—	—	29	56
Balance, end of year	$215	$815	$816	$206	$2,052
Ending balance: individually evaluated for impairment	$—	$—	$—	$—	$—
Ending balance: collectively evaluated for impairment	$215	$815	$816	$206	$2,052
Loans:
Ending balance: individually evaluated for impairment	$—	$123	$—	$—	$123
Ending balance: collectively evaluated for impairment	$90,548	$270,189	$94,012	$6,003	$460,752

The following tables show the portfolio quality indicators.

Notes to Consolidated Financial Statements

December 31, 2023 and 2022

Based on the most recent analysis performed, the following table presents the recorded investment in non-homogeneous loans by internal risk rating system as of December 31, 2023 (in thousands):

							Revolving	Revolving
							Loans	Loans
							Amortized	Converted
December 31, 2023	2023	2022	2021	2020	2019	Prior	Cost Basis	to Term	Total
Commercial and industrial
Risk Rating
Pass	$21,847	$14,723	$13,067	$14,042	$6,017	$5,292	$15,019	$—	$90,007
Special Mention	—	26	—	—	—	128	1,133	—	1,287
Substandard	—	—	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—	—	—
Total	$21,847	$14,752	$13,067	$14,042	$6,017	$5,459	$16,152	$—	$91,294

Commercial and industrial
Current period gross charge-offs	$—	$—	$—	$—	$—	$—	$—	$—	$—

Commercial real estate
Risk Rating
Pass	$29,246	$35,721	$48,569	$34,671	$26,562	$57,441	$55,141	$—	$287,351
Special Mention	—	—	242	2,050	—	2,121	—	—	4,413
Substandard	—	—	—	—	—	95	—	—	95
Doubtful	—	—	—	—	—	—	—	—	—
Total	$29,246	$35,721	$48,811	$36,721	$26,562	$59,657	$55,141	$—	$291,859

Commercial real estate
Current period gross charge-offs	$—	$—	$—	$—	$—	$—	$—	$—	$—

Total
Pass	$51,093	$50,444	$61,636	$48,713	$32,579	$62,733	$70,160	$—	$377,358
Special Mention	—	26	242	2,050	—	2,249	1,133	—	5,700
Substandard	—	—	—	—	—	95	—	—	95
Doubtful	—	—	—	—	—	—	—	—	—
Total	$51,093	$50,473	$62,853	$50,763	$32,579	$65,047	$71,293	$—	$383,153
Current period gross charge-offs	$—	$—	$—	$—	$—	$—	$—	$—	$—

Notes to Consolidated Financial Statements

December 31, 2023 and 2022

The Company monitors the credit risk profile by payment activity for residential and consumer loan classes. Loans past due 90 days or more and loans on nonaccrual status are considered nonperforming. Nonperforming loans are reviewed quarterly. The following table presents the amortized cost in residential and consumer loans based on payment activity (in thousands):

							Revolving	Revolving
							Loans	Loans
							Amortized	Converted
December 31, 2023	2023	2022	2021	2020	2019	Prior	Cost Basis	to Term	Total
Residential Real Estate
Payment Performance
Performing	$12,036	$18,297	$16,343	$19,476	$5,687	$21,046	$—	$—	$92,885
Nonperforming	—	—	—	38	—	441	—	—	479
Total	$12,036	$18,297	$16,343	$19,514	$5,687	$21,487	$—	$—	$93,364

Residential real estate
Current period gross charge-offs	$—	$—	$—	$—	$—	$—	$—	$—	$—

Consumer
Payment Performance
Performing	$2,484	$1,396	$674	$456	$385	$953	$371	$—	$6,719
Nonperforming	—	—	—	—	—	—	—	—	—
Total	$2,484	$1,396	$674	$456	$385	$953	$371	$—	$6,719

Consumer
Current period gross charge-offs	$138	$—	$—	$—	$—	$—	$—	$—	$138

Total
Payment Performance
Performing	$14,520	$19,693	$17,017	$19,932	$6,072	$21,999	$371	$—	$99,604
Nonperforming	—	—	—	38	—-	441	—	—	479
Total	$14,520	$19,693	$17,017	$19,970	$6,072	$24,440	$371	$—	$100,083
Current period gross charge-offs	$138	$—	$—	$—	$—	$—	$—	$—	$138

To facilitate the monitoring of credit quality within the loan portfolio, and for purposes of analyzing historical loss rates used in the determination of the allowance for credit loss estimate, the Company utilizes the following categories of credit grades: pass, special mention, substandard, and doubtful. The four categories, which are derived from standard regulatory rating definitions, are assigned upon initial approval of credit to borrowers and updated periodically thereafter. Pass ratings, which are assigned to those borrowers that do not have identified potential or well defined weaknesses and for which there is a high likelihood of orderly repayment, are updated periodically based on the size and credit characteristics of the borrower. All other categories are updated on at least a quarterly basis.

For the years ended December 31, 2023 and 2022, the Company recorded a credit to the loan credit provision of $454,000 and $955,000, respectively.

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

Notes to Consolidated Financial Statements

December 31, 2023 and 2022

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

The Company evaluates the loan risk grading system definitions and allowance for loan losses methodology on an ongoing basis. No significant methodology changes were made during 2022.

The following table shows the loan portfolio aging analysis of the recorded investment in loans as of December 31, 2023:

	30‑59 Days	60‑89 Days	Greater
	Past	Past	Than 90		Total Past
	Due and	Due and	Days and	Non	Due and		Total Loans
	Accruing	Accruing	Accruing	Accrual	Non Accrual	Current	Receivable

	(In thousands)
Commercial and industrial	$10	$48	$154	$—	$212	$91,082	$91,294
Commercial real estate	—	242	—	8	250	291,609	291,859
Residential	201	—	—	479	680	92,684	93,364
Consumer	5	—	—	—	5	6,714	6,719
Total	$216	$290	$154	$487	$1,147	$482,089	$483,236

The following table shows the loan portfolio aging analysis of the recorded investment in loans as of December 31, 2022:

	30‑59 Days	60‑89 Days	Greater
	Past	Past	Than 90		Total Past
	Due and	Due and	Days and	Non	Due and		Total Loans
	Accruing	Accruing	Accruing	Accrual	Non Accrual	Current	Receivable

	(In thousands)
Commercial and industrial	$126	$—	$—	$—	$126	$90,422	$90,548
Commercial real estate	158	—	—	9	167	270,145	270,312
Residential	102	24	—	173	299	93,713	94,012
Installment	15	—	—	—	15	5,988	6,003
Total	$401	$24	$—	$182	$607	$460,268	$460,875

Notes to Consolidated Financial Statements

December 31, 2023 and 2022

Nonperforming Loans

The following table present the amortized cost basis of loans on nonaccrual status and loans past due over 90 days still accruing interest as of December 31, 2023:

				Loans Past
				Due Over 90 Days	Total
	Nonaccrual with no ACL	Nonaccrual with ACL	Total Nonaccrual	Still Accruing	Nonperforming

	(In thousands)
Commercial and industrial	$—	$—	$—	$154	$154
Commercial real estate	8	—	8	—	8
Residential	479	—	479	—	479
Consumer	—	—	—	—	—
Total	$487	$—	$487	$154	$641

The Company did recognized approximately $13,000 interest income on nonaccrual loans during the the period ended December 31, 2023.

Impaired Loans

For 2022, a loan is considered impaired, in accordance with the impairment accounting guidance (ASC 310-10-35-16), when based on current information and events, it is probable the Company will be unable to collect all amounts due from the borrower in accordance with the contractual terms of the loan. Impaired loans include nonperforming commercial and industrial loans but also include loans modified in troubled debt restructurings where concessions have been granted to borrowers experiencing financial difficulties. These concessions could include a reduction in the interest rate on the loan, payment extensions, forgiveness of principal, forbearance or other actions intended to maximize collection.

The following table presents impaired loans for the year ended December 31,2022:

				Average
		Unpaid		Investment in	Interest
	Recorded	Principal	Specific	Impaired	Income
	Balance	Balance	Allowance	Loans	Recognized

	(In thousands)
Loans without a specific valuation allowance:
Commercial and industrial	$—	$—	$—	$27	$1
Commercial real estate	123	123	—	130	11
Real Estate	—	—	—	—	—
Installment	—	—	—	—	—
	$123	$123	$—	$157	$12
Loans with a specific valuation allowance:
Commercial and industrial	$—	$—	$—	$—	$—
Commercial real estate	—	—	—	3,653	40
Real Estate	—	—	—	—	—
	$—	$—	$—	$3,653	$40

Total:
Commercial and industrial	$—	$—	$—	$27	$1
Commercial Real Estate	$123	$123	$—	$3,783	$51
Real Estate	$—	$—	$—	$—	$—
Installment	$—	$—	$—	$—	$—

At December 31, 2022, the Company had certain loans that were modified in troubled debt restructurings and impaired. The modification of terms of such loans included one or a combination of the following:  an extension of maturity, a reduction of the stated interest rate.

Notes to Consolidated Financial Statements

December 31, 2023 and 2022

The following tables present information regarding troubled debt restructurings by class and by type of modification for the year ended December 31, 2022:

Year Ended December 31, 2022
		Pre-Modification	Post-Modification
		Outstanding	Outstanding
	Number of	Recorded	Recorded
	Contracts	Investment	Investment

(In thousands)
Commercial and industrial	—	$—	$—
Commercial Real Estate	1	$48	$48

Year Ended December 31, 2022
	Interest			Total
	Only	Term	Combination	Modification

(In thousands)
Commercial and industrial	$—	$—	$—	$—
Commercial Real Estate	$1	$1	$—	$1

During the year ended December 31, 2022, troubled debt restructurings did not have an impact on the allowance for loan losses. At December 31, 2022, there were no material defaults of any troubled debt restructurings that were modified in the last 12 months. The Company generally considers TDR’s that become 90 days or more past due under the modified terms as subsequently defaulted.

Note 5:   Premises and Equipment

Major classifications of premises and equipment, stated at cost, are as follows:

	2023	2022

	(In thousands)
Land, buildings and improvements	$22,927	$20,493
Furniture and equipment	15,398	15,567
Computer software	2,546	2,460
	40,871	38,520
Less accumulated depreciation	(25,887)	(26,376)
Net premises and equipment	$14,984	$12,144

Depreciation and amortization charged to operations was $997,000 in 2023 and $1,013,000 in 2022.

Note 6:   Time Deposits

Time deposits in denominations of $250,000 or more were $37.6 million at December 31, 2023 and $11.3 million at December 31, 2022. At December 31, 2023, the scheduled maturities of time deposits are as follows:

(In thousands)
Due during the year ending December 31,
2024	$79,670
2025	63,073
2026	7,961
2027	163
2028	230
Thereafter	261
$151,358

Notes to Consolidated Financial Statements

December 31, 2023 and 2022

Note 7:   Borrowings

At December 31, 2023 and 2022, as a member of the Federal Home Loan Bank system the Bank had the ability to obtain up to $87.5 million and $177.2 million, respectively, in additional borrowings based on securities and certain loans pledged to the FHLB. At December 31, 2023, Advances from the Federal Home Loan Bank were $75 million. The Company did not have any advances from the Federal Home Loan Bank at December 31, 2022. At December 31, 2023, required annual payments on Federal Home Loan Bank advances were for year ending December 31, 2026 $20 million (4.39% fixed rate), December 31, 2027 $35 million (4.24% fixed rate) and December 31, 2028 $20 million (4.11% fixed rate).

At December 31, 2023 and 2022, the Bank had approximately $251.0 million and $248.0 million, respectively of one- to four-family residential real estate and commercial real estate loans pledged as collateral for borrowings. Also at December 31, 2023 and 2022, the Company and the Bank have cash management lines of credit with various correspondent banks (excluding FHLB cash management lines of credit) enabling additional borrowings of up to $18.0 million. At December 31, 2022 the Company had no outstanding borrowings with the FHLB.

Securities sold under repurchase agreements were approximately $26.8 million and $18.1 million at December 31, 2023 and 2022, respectively.

Securities sold under agreements to repurchase are financing arrangements whereby the Company sells securities and agrees to repurchase the identical securities at the maturities of the agreements at specified prices. Physical control is maintained for all securities sold under repurchase agreements. Information concerning securities sold under agreements to repurchase is summarized as follows:

	2023	2022

	(Dollars in thousands)
Balance outstanding at year end	$26,781	$18,106
Average daily balance during the year	$25,049	$22,581
Average interest rate during the year	4.17%	1.02%
Maximum month-end balance during the year	$30,509	$28,114
Weighted-average interest rate at year end	4.589%	3.04%

All repurchase agreements are subject to term and conditions of repurchase/security agreements between the Company and the customer and are accounted for as secured borrowings. The Company’s repurchase agreements reflected in short-term borrowings consist of customer accounts and securities which are pledged on an individual security basis.

The following table presents the Company’s repurchase agreements accounted for as secured borrowings:

Remaining Contractual Maturity of the Agreement

(In thousands)

	Overnight and			Greater than 90
December 31, 2023	Continuous	Up to 30 Days	30‑90 Days	Days	Total
Repurchase Agreements
State and municipal obligations	$26,781	$—	$—	$—	$26,781
Total	$26,781	$—	$—	$—	$26,781

	Overnight and			Greater than 90
December 31, 2022	Continuous	Up to 30 Days	30‑90 Days	Days	Total
Repurchase Agreements
U.S government agencies	$18,106	$—	$—	$—	$18,106
Total	$18,106	$—	$—	$—	$18,106

Securities with an approximate carrying value of $41.1 million and $38.8 million at December 31, 2023 and 2022, respectively, were pledged as collateral for repurchase borrowings.

Notes to Consolidated Financial Statements

December 31, 2023 and 2022

Note 8:   Subordinated Debentures

On May 14, 2019  the Company issued $20,000,000 of junior subordinated debentures. The debentures bear interest at a fixed rate of 6.0% until May 2024, which then becomes a floating interest rate equal to the three-month SOFR plus 3.625%, resetting quarterly. Interest on the subordinated notes is payable semiannually through May 2024 and quarterly thereafter through the maturity date of May 2029. Principal is due upon maturity. The debentures are unsecured and payable to various investors. For purposes of computing regulatory capital, the debentures are included in Tier 2 Capital. The subordinated notes may not be repaid in whole or in part prior to the fifth anniversary of the issue date (May 2019). Unamortized debt costs were $337,000 and $398,000 as of December 31, 2023 and 2022, respectively.

In 2005, a Delaware statutory business trust owned by the Company, United Bancorp Statutory Trust I (“Trust I” or the “Trust”), issued $4.1 million of mandatorily redeemable debt securities. The sale proceeds were utilized to purchase $4.1 million of the Company’s subordinated debentures which mature in 2035. The Company’s subordinated debentures are the sole asset of Trust I. The Company’s investment in Trust I is not consolidated herein as the Company is not deemed the primary beneficiary of the Trust. However, the $4.1 million of mandatorily redeemable debt securities issued by the Trust are includible for regulatory purposes as a component of the Company’s Tier I Capital. Interest on the Company’s subordinated debentures is equal to three month SOFR plus 1.35% and is payable quarterly. Subordinated debentures, net of unamortized debt costs, totaled $23.8 million and $23.7 million at December 31, 2023 and 2022, respectively.

Note 9:   Income Taxes

The provision for income taxes includes these components:

	2023	2022

	(In thousands)
Taxes currently payable	$528	$537
Deferred income taxes	13	342
Income tax expense	$541	$879

A reconciliation of income tax expense at the statutory rate to the Company’s actual income tax expense is shown below:

	2023	2022

	(In thousands)
Computed at the statutory rate (21%)	$1,993	$2,003
(Decrease) increase resulting from
Tax exempt interest	(1,256)	(935)
Earnings on bank-owned life insurance - net	(152)	(149)
Low income housing credit	(49)	(49)
Other	5	9
Actual tax expense	$541	$879

Notes to Consolidated Financial Statements

December 31, 2023 and 2022

The tax effects of temporary differences related to deferred taxes shown on the balance sheets were:

	2023	2022

	(In thousands)
Deferred tax assets
Allowance for credit losses	$870	$431
Stock based compensation	238	310
Deferred compensation, and other accruals	80	507
Employee benefit expense	525	—
Non-accrual loan interest	6	1
Unrealized loss on securities available for sale	1,874	2,307
Other	—	10
Total deferred tax assets	3,593	3,566

Deferred tax liabilities
Depreciation	(410)	(414)
Deferred loan costs, net	(2)	(11)
FHLB stock dividends	(60)	(182)
Prepaid expenses	(55)	(68)
Intangibles	(58)	(78)
Employee benefit expense	(599)	(390)

Total deferred tax liabilities	(1,184)	(1,143)
Net deferred tax asset	$2,409	$2,423

Note 10: Accumulated Other Comprehensive Income (Loss)

The components of accumulated other comprehensive income (loss), included in stockholders’ equity, are as follows:

	2023	2022

	(In thousands)
Net unrealized loss on securities available-for-sale	$(8,922)	$(10,984)
Net unrealized loss for funded status of defined benefit plan liability	(543)	(835)
	(9,465)	(11,819)
Tax effect	1,987	2,483
Net-of-tax amount	$(7,478)	$(9,336)

Note 11: Regulatory Matters

Unified is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory–and possibly additional discretionary–actions by regulators that, if undertaken, could have a direct material effect on the Company’s and the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Furthermore, the Company and the Bank’s regulators could require adjustments to regulatory capital not reflected in these financial statements.

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

Notes to Consolidated Financial Statements

December 31, 2023 and 2022

risk-weighting categories from the current categories to a larger more risk-sensitive number of categories, depending on the nature of the assets, generally ranging from 0% for U.S. government and agency securities, to 600% for certain equity exposures, and resulting in higher risk weights for a variety of asset classes.

The Basel III capital rules became effective for Unified on January 1, 2015, subject to phase-in periods for certain components. The net unrealized gain or loss on available-for-sale securities is not included in computing regulatory capital.

As of December 31, 2023, the most recent notification from Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Bank must maintain capital ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank’s category.

The Bank’s actual capital amounts and ratios are presented in the following table.

					To Be Well Capitalized
			For Capital Adequacy		Under Prompt Corrective
	Actual		Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio

	(Dollars in thousands)
As of December 31, 2023
Total Capital (to Risk-Weighted Assets)
Unified	81,811	13.9	46,975	8.0	$58,719	10.0%

Common Equity Tier 1 Capital (to Risk-Weighted Assets)
Unified	77,893	13.3	26,424	4.5	$38,167	6.5%

Tier I Capital (to Risk-Weighted Assets)
Unified	77,893	13.3	35,231	6.0	$46,975	8.0%

Tier I Capital (to Average Assets)
Unified	77,893	9.7	32,302	4.0	$40,378	5.0%

As of December 31, 2022
Total Capital (to Risk-Weighted Assets)
Unified	79,551	14.2	44,778	8.0	$55,973	10.0%

Common Equity Tier 1 Capital (to Risk-Weighted Assets)
Unified	77,499	13.9	25,188	4.5	$36,383	6.5%

Tier I Capital (to Risk-Weighted Assets)
Unified	77,499	13.9	33,584	6.0	$44,778	8.0%

Tier I Capital (to Average Assets)
Unified	77,499	10.1	30,617	4.0	$38,272	5.0%

Notes to Consolidated Financial Statements

December 31, 2023 and 2022

Note 12: Related Party Transactions

At December 31, 2023 and 2022, the Bank had loan commitments outstanding to executive officers, directors, significant stockholders and their affiliates (related parties). In management’s opinion, such loans and other extensions of credit and deposits were made in the ordinary course of business and were made on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons. Further, in management’s opinion, these loans did not involve more than normal risk of collectability or present other unfavorable features. Such loans are summarized below.

	2023	2022

	(In thousands)
Aggregate balance – January 1	$20,041	$20,347
New loans	4,394	1,726
Repayments	(2,212)	(2,032)
Aggregate balance – December 31	$22,223	$20,041

Deposits from related parties held by the Bank at December 31, 2023 and 2022, totaled approximately $5.9 million and $3.3 million, respectively.The Company is under a purchase contract to acquire real estate from a related party. The amount of the purchase is approximately $2.8 million and it will be used for future expansion.

Note 13: Benefit Plans

Pension and Other Postretirement Benefit Plans

The Company has a noncontributory defined benefit pension plan covering all employees who meet the eligibility requirements. The Company’s funding policy is to make the minimum annual contribution that is required by applicable regulations, plus such amounts as the Company may determine to be appropriate from time to time. The Company expects to contribute $672,000 to the plan in 2024.

Notes to Consolidated Financial Statements

December 31, 2023 and 2022

The Company has certain agreements which provide for a fixed number of payments once the individual reaches normal retirement age. At December 31, 2023, the present value of these future payments was approximately $383,000.

The Company uses a December 31st measurement date for the plan. Information about the plan’s funded status and pension cost follows:

	Pension Benefits
	2023	2022

	(In thousands)
Change in benefit obligation
Beginning of year	$(5,078)	$(7,558)
Service cost	(302)	(519)
Interest cost	(311)	(274)
Actuarial gain (loss)	(229)	2,991
Benefits paid	441	282

End of year	(5,479)	(5,078)

Change in fair value of plan assets
Beginning of year	6,988	7,744
Actual return on plan assets	1,092	(1,217)
Employer contribution	742	744
Benefits paid	(441)	(283)

End of year	8,381	6,988

Funded status at end of year	$2,902	$1,910

Amounts recognized in accumulated other comprehensive loss not yet recognized as components of net periodic benefit cost consist of:

	Pension Benefits
	2023	2022

	(In thousands)
Unamortized net loss	$770	$1,150
Unamortized prior service	(227)	(315)

	$543	$835

The estimated net loss and prior service credit for the defined benefit pension plan that will be amortized from accumulated other comprehensive loss as a credit into net periodic benefit cost over the next fiscal year is approximately $89,000. The accumulated benefit obligation for the defined benefit pension plan was $4.7 million and $4.4 million at December 31, 2023 and 2022, respectively.

Information for the pension plan with respect to accumulated benefit obligation and plan assets is as follows:

	December 31,
	2023	2022

	(In thousands)
Projected benefit obligation	$5,479	$5,078
Accumulated benefit obligation	$4,695	$4,421
Fair value of plan assets	$8,381	$6,988

Notes to Consolidated Financial Statements

December 31, 2023 and 2022

	December 31,
	2023	2022

	(In thousands)
Components of net periodic benefit cost
Service cost	$302	$519
Interest cost	311	274
Expected return on plan assets	(530)	(575)
Amortization of prior service credit	(89)	(89)
Amortization of net loss	48	183

Net periodic benefit cost	$42	$312

Significant assumptions include:

	Pension Benefits
	2023	2022
Weighted-average assumptions used to determine benefit obligation:
Discount rate	3.75%	3.75%
Rate of compensation increase	3.50%	3.50%

Weighted-average assumptions used to determine benefit cost:
Discount rate	3.75%	3.75%
Expected return on plan assets	7.00%	7.00%
Rate of compensation increase	3.50%	3.50%

The Company has estimated the long-term rate of return on plan assets based primarily on historical returns on plan assets, adjusted for changes in target portfolio allocations and recent changes in long-term interest rates based on publicly available information.

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid as of December 31, 2023:

Pension
Benefits
(In thousands)
2024	$316
2025	339
2026	312
2027	635
2028	529
2029-2033	5,104
Total	$7,235

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

Notes to Consolidated Financial Statements

December 31, 2023 and 2022

The asset allocation strategy of the plan is designed to allow flexibility in the determination of the appropriate investment allocations between equity and fixed income investments. This strategy is designed to help achieve the actuarial long term rate on plan assets of 7.0%. The target asset allocation percentages for both 2023 and 2022 are as follows:

Large-Cap stocks	Not to exceed 68%
Small-Cap stocks	Not to exceed 23%
Mid-Cap stocks	Not to exceed 23%
International equity securities	Not to exceed 30%
Fixed income investments	Not to exceed 35%
Alternative investments	Not to exceed 19%

At December 31, 2023 and 2022, the fair value of plan assets as a percentage of the total was invested in the following:

	December 31,
	2023	2022
Equity securities	69.2%	70.0%
Debt securities	27.5	27.8
Cash and cash equivalents	3.3	2.2

	100.0%	100.0%

Pension Plan Assets

Following is a description of the valuation methodologies used for pension plan assets measured at fair value on a recurring basis, as well as the general classification of pension plan assets pursuant to the valuation hierarchy.

Where quoted market prices are available in an active market, plan assets are classified within Level 1 of the valuation hierarchy. Level 1 plan assets include investments in mutual funds that involve equity, bond and money market investments. All of the Plan’s assets are classified as Level 1. If quoted market prices are not available, then fair values are estimated by using pricing models, quoted prices of plan assets with similar characteristics or discounted cash flows. In certain cases where Level 1 or Level 2 inputs are not available, plan assets are classified within Level 3 of the hierarchy. At December 31, 2023 and 2022, the Plan did not contain Level 2 or Level 3 investments.

The fair values of Company’s pension plan assets at December 31st, by asset category are as follows:

December 31, 2023
		Fair Value Measurements Using
		Quoted Prices	Significant
		in Active	Other	Significant
		Markets for	Observable	Unobservable
	Total Fair	Identical Assets	Inputs	Inputs
Asset Category	Value	(Level 1)	(Level 2)	(Level 3)

	(In thousands)
Mutual money market	$279	$279	$—	$—
Mutual funds – equities
ETF mutual funds	5,283	5,283	—	—
Large and small Cap	159	159	—	—
International	356	356
Mutual funds – fixed income
Fixed income	1,559	1,559	—	—
ETF fixed income	745	745	—	—

Total	$8,381	$8,381	$—	$—

Notes to Consolidated Financial Statements

December 31, 2023 and 2022

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

Employee Stock Ownership and 401(k) Plans

The Company has an Employee Stock Ownership Plan (“ESOP”) with an integrated 401(k) plan covering substantially all employees of the Company. The Company’s 401(k) matching percentage was 50% of the employees’ first 6% of contributions for 2023 and 2022.

The Company’s 401(k) expense for the years ended December 31, 2023 and 2022 was approximately $142,000 and $141,000, respectively.

Share information for the ESOP is as follows at December 31, 2023 and 2022:

	2023	2022
Allocated shares at beginning of the year	384,404	398,104
Net shares distributed due to retirement/diversification	(6,534)	(13,700)

Total ESOP shares	377,870	384,404

Fair value of unearned shares at December 31st	$—	$—

At December 31, 2023, the fair value of the 377,870 the shares held by the ESOP was approximately $4,852,000. There were no unearned ESOP shares as of December 31, 2023 and 2022.

Split Dollar Life Insurance Arrangements

The Company has split-dollar life insurance arrangements with its executive officers and certain directors that provide certain death benefits to the executive’s beneficiaries upon his or her death. The agreements provide a pre- and post-retirement death benefit payable to the beneficiaries of the executive in the event of the executive’s death. The Company has purchased life insurance policies on the lives of all participants covered by these agreements in amounts sufficient to provide the sums necessary to pay the beneficiaries, and the Company pays all premiums due on the policies. In the case of an early separation from the Company, the nonvested executive portion of the death benefit is retained by the Company. The accumulated post retirement benefit obligation was $2.0 million and $1.9 million at December 31, 2023 and 2022, respectively.

Note 14: Restricted Stock Plan

During 2018, the Company’s stockholders authorized the adoption of the United Bancorp, Inc. 2018 Stock Incentive Plan (the “2018 Plan”). No more than 500,000 shares of the Company’s common stock may be issued under the 2018 Plan. As of December 31, 2023, 162,500 shares have been issued under this plan. The shares that may be issued can be authorized but unissued shares or treasury shares. The 2018 Plan permits the grant of incentive awards in the form of options, stock appreciation rights, restricted share and share unit awards, and performance share awards. The 2018 Plan contains annual limits

Notes to Consolidated Financial Statements

December 31, 2023 and 2022

on certain types of awards to individual participants. In any calendar year, no participant may be granted awards covering more than 25,000 shares.

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

A summary of the status of the Company’s nonvested restricted shares as of December 31, 2023, and changes during the year then ended, is presented below:

		Weighted-
		Average
		Grant-Date
	Shares	Fair Value
Nonvested, beginning of year	257,500	$11.86
Granted	20,000	12.03
Vested	(50,000)	12.19
Forfeited	—	—
Nonvested, end of year	227,500	$11.79

Total compensation cost recognized in the income statement for share-based payment arrangements during the years ended December 31, 2023 and 2022 was $658,000 and $1,006,000, respectively.

The recognized tax benefits related thereto were $138,000 and $211,000, for the years ended December 31, 2023 and 2022, respectively.

As of December 31, 2023 and 2022, there was $1,253,000 and $1,549,000, respectively, of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the Plan. That cost is expected to be recognized over a weighted-average period of 3.8 years.

Note 15: Earnings Per Share

Earnings per share (EPS) were computed as follows:

	Year Ended December 31, 2023
		Weighted-
		Average
	Net	Shares	Per Share
	Income	Outstanding	Amount
	(In thousands)
Net income	$8,950
Less allocated earnings on non-vested restricted stock	(167)
Less allocated dividends on non-vested restricted stock	(190)
Net income allocated to common stockholders	8,593
		5,490,488
Basic and diluted earnings per share			$1.57

Notes to Consolidated Financial Statements

December 31, 2023 and 2022

	Year Ended December 31, 2022
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

Notes to Consolidated Financial Statements

December 31, 2023 and 2022

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

The following tables present the fair value measurements of assets recognized in the accompanying balance sheets measured at fair value on a recurring basis and the level within the fair value hierarchy in which the fair value measurements fall at December 31, 2023 and 2022:

		December 31, 2023
		Fair Value Measurements Using
		Quoted Prices in	Significant
		Active Markets	Other	Significant
		for Identical	Observable	Unobservable
	Fair	Assets	Inputs	Inputs
	Value	(Level 1)	(Level 2)	(Level 3)

	(In thousands)
U.S government agencies	$44,268	$—	$44,268	$—
Subordinated notes	24,300	—	24,300	—
State and municipal obligation	174,192	—	174,192	—

		December 31, 2022
		Fair Value Measurements Using
		Quoted Prices in	Significant
		Active Markets	Other	Significant
		for Identical	Observable	Unobservable
	Fair	Assets	Inputs	Inputs
	Value	(Level 1)	(Level 2)	(Level 3)

	(In thousands)
U.S government agencies	$44,032	$—	$44,032	$—
Subordinated notes	28,094	—	28,094	—
State and municipal obligation	145,498	—	145,498	—

Following is a description of the valuation methodologies used for instruments measured at fair value on a non-recurring basis and recognized in the accompanying balance sheets, as well as the general classification of such instruments pursuant to the valuation hierarchy.

Collateral Dependent

Collateral dependent loans consisted primarily of loans secured by nonresidential real estate. Management has determined fair value measurements on collateral dependent loans primarily through evaluations of appraisals performed. Due to the nature of the valuation inputs, collateral dependent loans are classified within Level 3 of the hierarchy.

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

Notes to Consolidated Financial Statements

December 31, 2023 and 2022

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

The following tables present the fair value measurements of assets recognized in the accompanying balance sheets measured at fair value on a non-recurring basis and the level within the fair value hierarchy in which the fair value measurements fall at December 31, 2023 and 2022:

December 31, 2023
Fair Value Measurements Using
		Quoted Prices in	Significant
		Active Markets	Other	Significant
		for Identical	Observable	Unobservable
	Fair	Assets	Inputs	Inputs
	Value	(Level 1)	(Level 2)	(Level 3)

(In thousands)
Collateral dependent impaired loans	$—	$—	$—	$—
Foreclosed assets held for sale	3,273	—	—	3,273

December 31, 2022
Fair Value Measurements Using
		Quoted Prices in	Significant
		Active Markets	Other	Significant
		for Identical	Observable	Unobservable
	Fair	Assets	Inputs	Inputs
	Value	(Level 1)	(Level 2)	(Level 3)

(In thousands)
Collateral dependent impaired loans	$9	$—	$—	$9
Foreclosed assets held for sale	3,519	—	—	3,519

Unobservable (Level 3) Inputs

The following tables present quantitative information about unobservable inputs used in nonrecurring Level 3 fair value measurements.

	Fair Value at	Valuation
	12/31/23	Technique	Unobservable Inputs	Range
(In thousands)
Collateral-dependent loans	$—	Market comparable properties	Comparability adjustments	5% – 10%
Foreclosed assets held for sale	3,273	Market comparable properties	Marketability discount	10% – 35%

	Fair Value at	Valuation
	12/31/22	Technique	Unobservable Inputs	Range
	(In thousands)
Collateral-dependent loans	$9	Market comparable properties	Comparability adjustments	5% – 10%
Foreclosed assets held for sale	3,519	Market comparable properties	Marketability discount	10% – 35%

There were no significant changes in the valuation techniques used during 2023.

The following tables presents estimated fair values of the Company’s financial instruments not required to be reported at fair value. The fair values of certain of these instruments were calculated by discounting expected cash flows, which involves significant judgments by management and uncertainties. Fair value is the estimated amount at which financial assets or liabilities could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Because no market exists for certain of these financial instruments and because management does not intend to sell these financial

Notes to Consolidated Financial Statements

December 31, 2023 and 2022

instruments, the Company does not know whether the fair values shown below represent values at which the respective financial instruments could be sold individually or in the aggregate.

		Fair Value Measurements Using
		Quoted Prices
		in Active
		Markets for	Significant	Significant
		Identical	Other	Unobservable
	Carrying	Assets	Observable Inputs	Inputs
	Amount	(Level 1)	(Level 2)	(Level 3)

	(In thousands)
December 31, 2023
Financial assets
Cash and cash equivalents	$40,770	$40,770	$—	$—
Loans, net of allowance	479,318	—	—	459,759
Federal Home Loan Bank stock	3,979	—	3,979	—
Accrued interest receivable	4,098	—	4,098	—

Financial liabilities
Deposits	$621,459	$—	$623,813	$—
Securities sold under repurchase agreements	26,781	—	26,781	—
Federal Home Loan Bank Advances	75,000	—	74,911	—
Subordinated debentures	23,787	—	22,146	—
Interest payable	579	—	579	—

		Fair Value Measurements Using
		Quoted Prices
		in Active	Significant
		Markets for	Other	Significant
		Identical	Observable	Unobservable
	Carrying	Assets	Inputs	Inputs
	Amount	(Level 1)	(Level 2)	(Level 3)

	(In thousands)
December 31, 2022
Financial assets
Cash and cash equivalents	$30,080	$30,080	$—	$—
Loans, net of allowance	458,823	—	—	444,704
Federal Home Loan Bank stock	2,499	—	2,499	—
Accrued interest receivable	3,403	—	3,403	—

Financial liabilities
Deposits	$649,913	$—	$646,455	$—
Securities sold under repurchase agreements	18,106	—	18,106	—
Subordinated debentures	23,726	—	24,454	—
Interest payable	304	—	304	—

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

December 31, 2023 and 2022

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

Advances from the Federal Home Loan Bank

The fair values of advances from the Federal Home Loan Bank, are based on the discounted value of estimated cash flows. The discounted rate is estimated using market rates currently offered for debts with similar credit rating, terms and remaining maturities.

Commitments to Originate Loans, Letters of Credit and Lines of Credit

The fair value of commitments to originate loans is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair values of letters of credit and lines of credit are based on fees currently charged for similar agreements or on the estimated cost to terminate or otherwise settle the obligations with the counterparties at the reporting date. Fair values of commitments were not material at December 31, 2023 and 2022.

Note 17: Significant Estimates and Concentrations

Accounting principles generally accepted in the United States of America require disclosure of certain significant estimates and current vulnerabilities due to certain concentrations. Estimates related to the allowance for credit losses are reflected in the footnote regarding loans. Current vulnerabilities due to certain concentrations of credit risk are discussed in the footnote on commitments and credit risk.

The Company invests in various investment securities. Investment securities are exposed to various risks such as interest rate, market and credit risks. Due to the level of risk associated with certain investment securities, it is possible that changes in the values of investment securities may occur and that such changes could affect the amounts reported in the accompanying consolidated balance sheets.

Note 18: Commitments and Credit Risk

At December 31, 2023 and 2022, total commercial and commercial real estate loans made up 79.3% and 78.3%, respectively, of the loan portfolio. Installment loans account for 1.4% and 1.3%, respectively, of the loan portfolio. Real estate loans comprise 19.3% and 20.4% of the loan portfolio as of December 31, 2023 and 2022, respectively, and primarily include first mortgage loans on residential properties and home equity lines of credit.

Included in cash and cash and cash equivalents as of December 31, 2023 and 2022 is $33.4 million and $21.5 million, respectively, of deposits with the Federal Reserve Bank of Cleveland and the Federal Home Loan Bank.

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

Notes to Consolidated Financial Statements

December 31, 2023 and 2022

necessarily represent future cash requirements. Each customer’s creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if deemed necessary, is based on management’s credit evaluation of the counterparty. Collateral held varies, but may include accounts receivable, inventory, property, plant and equipment, commercial real estate and residential real estate.

At December 31, 2023 and 2022, the Company had outstanding commitments to originate variable rate loans aggregating approximately $91.7 million and $77.9 million, respectively. The commitments extended over varying periods of time with the majority being disbursed within a one-year period.

Mortgage loans in the process of origination represent amounts that the Company plans to fund within a normal period of 60 to 90 days, some of which are intended for sale to investors in the secondary market. The Company did not have any mortgage loans in the process of origination which are intended for sale at December 31, 2023 or 2022.

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

The Company had $136,000 and $136,000 at December 31, 2023 and 2022, respectively in outstanding standby letters of credit.  At both December 31, 2023 and 2022, the Company had no deferred revenue under standby letter of credit agreements.

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

At December 31, 2023, the Company had granted unused lines of credit to borrowers aggregating approximately $93.7 million and $37.0 million for commercial lines and open-end consumer lines, respectively. At December 31, 2022, the Company had granted unused lines of credit to borrowers aggregating approximately $79.7 million and $37.6 million for commercial lines and open-end consumer lines, respectively.

Notes to Consolidated Financial Statements

December 31, 2023 and 2022

Note 19: Recent Accounting Pronouncements

Recent Accounting Pronouncements

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which provides for improvements to income tax disclosures primarily related to the rate reconciliation and income taxes paid information. This guidance is effective for public business entities for annual period beginning after December 15, 2024.  This Update is not expected to have a significant impact on the Company’s financial statements.

In January 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting, March 2020, to provide temporary optional expedients and exceptions to the U.S. GAAP guidance on contract modifications and hedge accounting to ease the financial reporting burdens of the expected market transition from LIBOR and other interbank offered rates to alternative reference rates, such as the Secured Overnight Financing Rate. Entities can elect not to apply certain modification accounting requirements to contracts affected by what the guidance calls “reference rate reform” if certain criteria are met. An entity that makes this election would not have to remeasure the contracts at the modification date or reassess a previous accounting determination. Also, entities can elect various optional expedients that would allow them to continue applying hedge accounting for hedging relationships affected by reference rate reform if certain criteria are met, and can make a one-time election to sell and/or reclassify held-to-maturity debt securities that reference an interest rate affected by reference rate reform. The amendments in this ASU are effective for all entities upon issuance through December 31, 2022. In December 2022, the FASB issued ASU 2022-06, Reference Rate Reform (Topic 848): Deferral of the Sunset Date of Topic 848, which extends the sunset (or expiration) date of Accounting Standards Codification (ASC) Topic 848 to December 31, 2024. This gives reporting entities two additional years to apply the accounting relief provided under ASC Topic 848 for matters related to reference rate reform. ASU 2022-06 is effective for all reporting entities immediately upon issuance and must be applied on a prospective basis. This Update is not expected to have a significant impact on the Company’s financial statements.

Notes to Consolidated Financial Statements

December 31, 2023 and 2022

Note 20: Condensed Financial Information (Parent Company Only)

Presented below is condensed financial information as to financial position, results of operations and cash flows of the Company:

Condensed Balance Sheets

	December 31,
	2023	2022

	(In thousands)
Assets
Cash and cash equivalents	$12,094	$11,273
Investment in the Bank	71,787	69,914
Other assets	4,078	3,110

Total assets	$87,959	$84,297

Liabilities and Stockholders’ Equity
Subordinated debentures	$23,787	$23,726
Other liabilities	579	834
Stockholders’ equity	63,593	59,737

Total liabilities and stockholders’ equity	$87,959	$84,297

Condensed Statements of Income and Comprehensive Income

	Years Ended December 31,
	2023	2022

	(In thousands)
Operating Income
Dividends from subsidiary	$12,103	$10,779
Interest and dividend income from securities and federal funds	9	—

Total operating income	12,112	10,779

General, Administrative and Other Expenses	4,390	4,498

Income (Loss) Before Income Taxes and Equity in Undistributed Income of Subsidiary	7,722	6,281

Income Tax Benefits	983	1,095

Income (Loss) Before Equity in Undistributed Income of Subsidiary	8,705	7,376

Equity in Undistributed Income of Subsidiary	245	1,281

Net Income	$8,950	$8,657

Comprehensive Income (Loss)	$10,808	$(7,643)

Notes to Consolidated Financial Statements

December 31, 2023 and 2022

Condensed Statements of Cash Flows

	Years Ended December 31,
	2023	2022

	(In thousands)
Operating Activities
Net income	$8,950	$8,657
Items not requiring (providing) cash
Equity in undistributed income of subsidiary	(245)	(1,281)
Amortization of share-based compensation plans	658	1,005
Net change in other assets and other liabilities	(3,021)	(874)

Net cash provided by operating activities	6,342	7,507

Investing Activities

Net cash used in investing activities	—	—

Financing Activities
Repurchase of common stock	(733)	(767)
Cash dividends paid	(4,788)	(4,559)

Net cash used in financing activities	(5,521)	(5,326)

Net Change in Cash and Cash Equivalents	821	2,181

Cash and Cash Equivalents at Beginning of Year	11,273	9,092

Cash and Cash Equivalents at End of Year	$12,094	$11,273

Note 21: Quarterly Financial Data (Unaudited)

The following tables summarize the Company’s quarterly results of operations for the years ended December 31, 2023 and 2022.

	Three Months Ended
2023:	March 31,	June 30,	September 30,	December 31,

	(In thousands, except per share data)
Total interest income	$8,208	$9,286	$9,651	$9,704
Total interest expense	1,785	2,941	3,085	3,203

Net interest income	6,423	6,345	6,566	6,501

Provision (Credit) for loan losses	—	(146)	(154)	(154)
Noninterest income	1,016	1,046	963	1,029
Noninterest expense	5,438	5,089	5,233	5,092

Income before income taxes	2,001	2,448	2,450	2,592
Federal income taxes	113	168	58	202

Net income	$1,888	$2,280	$2,392	$2,390

Earnings per share
Basic	$0.33	$0.40	$0.42	$0.42
Diluted	$0.33	$0.40	$0.42	$0.42

Notes to Consolidated Financial Statements

December 31, 2023 and 2022

	Three Months Ended
2022:	March 31,	June 30,	September 30,	December 31,

	(In thousands, except per share data)
Total interest income	$5,997	$6,445	$7,297	$7,922
Total interest expense	487	477	928	1,381

Net interest income	5,510	5,968	6,369	6,541

Provision for loan losses	(500)	(485)	15	15
Noninterest income	987	988	1,043	1,065
Noninterest expense	5,110	4,849	4,879	5,052

Income before income taxes	1,887	2,592	2,518	2,539
Federal income taxes	136	295	215	233

Net income	$1,751	$2,297	$2,303	$2,306

Earnings per share
Basic	$0.30	$0.40	$0.40	$0.40
Diluted	$0.30	$0.40	$0.40	$0.40

Note 22: Goodwill and Core Deposits

The following table shows the changes in the carrying amount of goodwill for the years ended December 31, 2023 and 2022 (in thousands):

	2023	2022
Balance beginning of year	$682	$682
Additions from acquisition	—	—
Balance, end of year	$682	$682

Intangible assets in the consolidated balance sheets at December 31, 2023 and 2022 were as follows (in thousands):

	2023			2022
	Gross			Gross
	Intangible	Accumulated	Net Intangible	Intangible	Accumulated	Net Intangible
	Assets	Amortization	Assets	Assets	Amortization	Assets
Core deposit intangibles	$1,041	$781	$260	$1,041	$631	$410

The estimated aggregate future amortization expense for each of the next two years for intangible assets remaining as of December 31, 2023 is as follows (in thousands):

2024	$150
2025	110

Note 23: Finance Lease

The Company has a finance lease in connection with the expansion into Wheeling, West Virginia to build a banking center during 2024. The finance lease term is 40 years with two additional 10 year terms available. The payment structure for this lease is fixed and will either increase or decrease on pre-dertemined dates at a pre-determined amount.

In accordance with ASC 842, the Company recognized a financing lease asset and corresponding lease liability related to the ground lease. The financing lease asset represents the Company’s right to use an underlying asset for the lease terms, and the lease liability represents the Company’s obligation to make lease payments over the lease term.

The lease is a net lease and, therefore does not contain non-lease components. The Company either pays directly or reimburses the lessor for property and casualty insurance cost and the the propery taxes asserted on the property, as well as a portion of the

Notes to Consolidated Financial Statements

December 31, 2023 and 2022

common area maintenance associated with the property which as categorized as non-components as outline in the applicable guidance.

This financing lease asset and lease liability was determined at the commencement date of the lease based on the present value of the lease payments. This lease does not provide an implicit interest rate. The Company used its incremental collateralized borrowing rate at the Federal Home Loan Bank with similar terms of repayment. The Company used a discount rate of 6.86% and recorded a right of use asset (ROU) and lease liability of $2,764,000. The effective date of the lease was November 21, 2023 and therefore the remaining term is 439 months and the amount of amortization of the ROU assest was not material to the Company’s is 2023. At December 31, 2023 the ROU asset is included in Premise and Equipment on the Consilidated Balance Sheet.

Maturities of the finance lease liability as December 31, 2023 are as follows:

(In thousands)
Due during the year ending December 31,
2024	$93
2025	130
2026	210
2027	210
2028	207
Thereafter	8,760
Total lease payments	$9,610
Interest	(6,846)
Lease Liability	$2,764

