Form 10-K, Exhibit 13
period 2024-12-31
UNITED BANCORP INC /OH/
filed 2025-03-14
CIK 731653

Exhibit 13

UNITED BANCORP INC.

www.UNITEDBANCORP.com

UNITED BANCORP INC. 2024 | ANNUAL REPORT

UNITED BANCORP

We Are UNITED...To Better Serve You!

ANNUAL REPORT

2024

HAPPY
30TH
LISTING ANNIVERSARY
UNITEDBANCORP
UBCP NasdaqListed
Nasdaq

A Letter from the Chairman, President, and CEO

To the shareholders of United Bancorp, Inc….

As we reflect on another year, it is with great pleasure that I report to you, our valued shareholders, on the solid earnings and, overall, stable performance that United Bancorp, Inc. (UBCP) achieved in 2024. For the year, UBCP produced net income of $7,402,000 and diluted earnings per share of $1.27. Even though these reported earnings metrics were lower than the levels achieved for each the previous year…  they are still the fifth highest earnings levels ever achieved in our Company’s 122-year existence.  Interestingly, each of the five highest years of earnings achieved by our storied Company, UBCP, has come in the preceding five years, since 2020.  Also, of note… over the course of the past ten years… UBCP has not only achieved the highest years of earnings in Company history; but, also, produced other historically-high, growth-related metrics that are somewhat salient.  During this “decade of progress” (comparing year-end 2014 to year-end 2024 metrics), your Company has grown its asset base by over $406 million or 99%;  its net income level by $4.8 million or 179%;  its diluted earnings per share by $0.74 or 140%;  its market value per share by $4.95 or 61%;  and, lastly, its dividend payout per share by $0.5250 or 159%.  Remarkably, relating to the capital returned to our shareholders from January 2015 to year-end 2024, UBCP has paid out a total of $36.0 million in cash dividends to its owners.  Your management team is very proud of this level of performance achieved by our great Company over the course of the past ten years and looks forward, with tremendous anticipation, to what the next decade will bring!

As we navigated through the year 2024, United Bancorp, Inc. (UBCP), like most companies operating in the financial services industry, fought the battle of net interest margin compression, an increased provision for credit loss expense and limited balance sheet growth as interest rates remained elevated throughout most of 2024.  As we started 2024, the interest rates forecast by most economists and the financial markets indicated that we could expect up to seven rate cuts throughout the year, which, overall, was projected to be favorable for our industry as it would help control funding costs and create stronger demand for our loan products.  As we progressed through the year, interest rates ended-up being higher for longer.  Although the Federal Open Market Committee of the Federal Reserve (FOMC) did cut the target for the Federal Funds Rate (FFR) by year-end by one hundred basis points--- which began at their September 18, 2024 meeting--- throughout 2024, monetary policy remained more restrictive and interest rates higher than forecast at the beginning of the year.  This reality created challenges for both our Company and industry by putting pressure on net interest margins and limiting loan growth, which had an impact on the bottom-line performances of our Company and many financial institutions.  Regardless of these challenges and all things considered at present, we are generally satisfied with the overall performance of our Company in 2024.  We firmly believe that these challenges will be short-lived and will be overcome as we execute on some of our strategic objectives and get a return on current capital investments--- that began or were committed to this past year--- over the course of the next twelve to twenty four months, which should lead to higher levels of growth and improved performance in future periods.

As mentioned, in 2024, it was somewhat challenging to profitably leverage our balance sheet and, accordingly, United Bancorp, Inc. (UBCP) only achieved marginal growth in assets over the course of the year.  At year-end, our Company’s total average assets were $828.1 million, an increase of $26.0 million, or 3.2%, year-over-year.  Also, at year-end, our Company’s gross loans increased by $7.7 million, or 1.6%, to a level of $491.0 million.  For most of the year 2024, our loans outstanding were relatively stagnant as evidenced by our average loans of $480.8 million.  Encouragingly, in the fourth quarter, we saw our gross loans increase by $16.0 million on a linked quarter basis, which is 13.4% annualized.  We are optimistic that this most current quarterly trend extends into 2025!  Also, in 2024, our Company had a marginal increase in its average investment securities of $5.6 million, or 2.3%, finishing the year at a level of $251.3 million.  With this marginally higher level of earning assets and with our loans outstanding continuing to reprice in a higher interest rate environment, we were able to increase the level of total interest income that our Company generated by $2.7 million, or 7.3%, for the year.  But, this year-over-year increase in total interest income was more than offset by the increase in total interest expense experienced by UBCP as overall interest rates remained elevated, as previously mentioned, for longer than anticipated.  At December 31, 2024, our Company’s total interest expense increased year-over-year by $3.7 million, or 33.7%, even though average total deposits decreased by $16.2 million or 2.6%.  Outside of the higher interest rates for longer that we experienced last year, the increase in our Company’s total interest expense can also be attributed to the change in the mix of our retail depository funding from lower cost demand and savings balances to higher cost term funding, along with having a previously disclosed $75.0 million Federal Home Loan Bank (FHLB) Advance--- which we originated in mid-March 2023--- for the entirety of the year.  In addition, our Company had a fixed rate subordinated debenture reprice and start floating on a quarterly basis in the mid-second quarter of this past year, which ultimately led to our Company paying a higher rate of interest on this borrowing.  Relating to the change in the mix of our retail funding, lower cost demand and savings balances decreased by $24.3 million, or 5.2%, while higher cost time balances increased by $16.3 million or 10.8%.  Considering all of these aforementioned factors, the level of net interest income that we achieved in 2024 declined by $1.0 million, or 4.0%, to $24.8 million and our net interest margin declined by fourteen(14) basis points from 3.65% to 3.51%.  In the fourth quarter of 2024, our Company was able to slow the rate of decline of its net interest income--- experiencing a decrease of $154,000, or 2.4%, year-over-year.  Of note, in the fourth quarter of 2024 and on a linked-quarter-basis, our Company saw its net interest income and net interest margin respectively increase by $206,000, or 3.4%, and one(1) basis point from 3.50% to 3.51%.  We are optimistic that this trend will continue in the coming quarters especially, if the monetary policy of the Federal Open Market Committee (FOMC) continues to become less restrictive or, at a minimum, remains stable at present levels.  Relating to our retail depository base and of significance--- at the end of 2024, our Company did not have any brokered deposits and total uninsured deposits totaled 17.6% of total deposits, which are both very low compared to industry standards and strongly indicative of our Company’s focus on building strong relationships with long-term, core deposits.

A Letter from the Chairman, President, and CEO - Continued

Once again in 2024, we were able to successfully maintain the credit-related strength and stability within the loan portfolio of United Bancorp, Inc. (UBCP), even with the continued heightened inflation levels and higher interest rates throughout the year, which led to higher operating costs and payment levels--- each of which had the potential to create tighter cash flows for our borrowers.  As of December 31, 2024, UBCP’s total nonaccrual loans and loans past due 30 plus days were $1.0 million, or 0.21% of gross loans, which is down from last year by $122,000 or 10.6%.  Also, as of year-end, our Company’s nonperforming assets to total assets was a very respectable 0.50%, which is only a three (3) basis point increase from last year.  Further highlighting the overall strength of our loan portfolio, UBCP had net loans charged off (excluding overdrafts) of $204,000, which annualized is 0.04% of average loans.  Considering some of the economic uncertainty and macroeconomic trends that occurred in 2024, our Company had a provision for credit loss expense of $299,000 for the year (versus a reversal of credit loss expense the previous year), which is an increase of $752,000 year-over-year. For the twelve months ended December 31, 2024, this year-over-year increase in the provision for credit loss expense caused a decrease in our Company’s diluted earnings per share of approximately $0.11. With the increased provision for credit losses this past year and continued solid credit quality-related metrics at year-end, our Company had a total allowance for credit losses to total loans of 0.82% and its total allowance for credit losses to nonaccrual loans was 547% as of December 31, 2024.  Overall, we firmly believe that we are presently well reserved with very strong coverage.  In addition, our Company remains very well capitalized by industry standards, experiencing a year-over-year increase in its average shareholders’ equity of $11.2 million, or 21.4%, to a level of $63.5 million and equity to assets of 7.8%, which is slightly up year-over-year.

Over the course of 2024, United Bancorp, Inc. (UBCP) continued to keenly focus on controlling its net noninterest margin, while executing on its strategic vision of prudently growing and remaining relevant in a very challenging and competitive environment.  Regarding the noninterest income-side of the noninterest margin, some fee generating services and lines of business continued to be under attack by both regulatory and political authorities in 2024, which ultimately put pressure on the level of noninterest income that our Company was able to realize.  Accordingly (and, instead of dwelling on this negative reality), UBCP looked to find new alternatives to generate additional levels of both noninterest income and other sources of revenue, such as:

●	One of the new alternatives was our focus on enhancing our mortgage origination function with the development of Unified Mortgage, which helped our Company generate higher levels of fee income this past year with the heightened production and sale of secondary market mortgage products, along with the enhancement of our interest income levels through the origination of higher levels of portfolio-type mortgage products. In this area, year-over-year, our Company has experienced an increase of $453,000 on the net realized gain on the sale of loans and we anticipate the level of income to grow in this business-line as we further scale this revenue generating function, which has a tremendous level of positive operating leverage at present.
●	Another alternative was our stronger commitment to developing our Treasury Management function, which offers fee-based services to our commercial customers in the areas of cash management and payments that produce noninterest income… in addition to helping to control interest expense by generating a higher level of low or no-cost depository balances for our Company.
●	Lastly, another alternative to enhancing the overall performance of UBCP (and, one that should strongly contribute to our Company attaining its goal of growing its total assets to a level of $1.0 billion or greater) was the development of our newest banking center, which is currently under construction in the highly favorable market of Wheeling, West Virginia and should be completed for opening in the late third quarter of 2025. Our Company already has many solid customer relationships in this coveted marketplace and we firmly believe that by finally having a “brick-and-mortar” location therein, we will be able to more fully leverage these already existing relationships, while having the opportunity to build many new relationships within this prime market… which, we are already beginning to see happen.

A Letter from the Chairman, President, and CEO - Continued

Obviously, these new alternatives that can lead to additional noninterest income and revenue enhancement opportunities for UBCP do have a cost, which already has and will continue to lead to additional expense or overhead for our Company.  But, sometimes you have to take one-step back in order to take several-steps forward and that is what we firmly believe we are doing by undertaking these new initiatives. With the revenue challenges that both we and the players within our industry are currently facing, we strongly feel that now is the time for our Company to focus on enhancing and expanding existing lines of business and growing new lines of business…  thus, achieving the organic growth that will help lead to the continued and future relevance of UBCP.

As always, our primary focus is protecting the investment of our shareholders in our Company and rewarding them in a balanced fashion by growing their value and paying an attractive cash dividend.  In these areas, our shareholders have been nicely rewarded.  In 2024, we, once again, paid both our regular cash dividend, which increased by $0.04 to a level of $0.7050, and a special cash dividend of $0.15 for a total payout of $0.8550 this past year, which is an increase of $0.04, or 4.9%, for the year.  This total dividend payout level in 2024 produces a near-industry leading total dividend yield of 6.6%.  This total dividend yield is based on total dividend paid out this past year and our year-end fair market value of $13.00.  On a year-over-year basis as of December 31, 2024, the fair market value of our Company’s stock was up $0.16, or 1.25%, from the prior year and our Company’s market price to tangible book value was 122%, which compares favorably to our peer group.

On occasion, United Bancorp, Inc. (UBCP) experiences a milestone event that is worthy of recognition.  This past year, our Company experienced such an event, which was the retirement of our long-term Director, Richard Riesbeck.  Richard faithfully served as a director of both our affiliate, Unified Bank, and our Company, UBCP, for more than forty years.  Richard joined our bank and corporate-level boards of directors in February, 1984.  Over the years, Richard’s wisdom, guidance and strong governance benefited our Company greatly and helped propel us to many new highs and much success throughout his tenure.  His leadership, as the Chairman of the Board of Directors of UBCP for the past ten years, will truly be missed.  Richard retired from our bank and corporate boards of directors in October of this past year, at which time I succeeded him as Chairman of UBCP.  My relationship with Richard spanned many years and under his tutelage; especially, over the course of the past ten years, he greatly inspired my development and prepared me well to fulfil the responsibilities of my new role.  It is a rare occurrence when one serves our great Company for as-long-as Richard!  On behalf of our employees, management and directors, I thank Richard for his unwavering loyalty to our Company and wish him nothing but the best in his proverbial “Golden Years” ahead.  Thank you, Richard!!

Considering that we continue to operate in both a challenging economic and industry-related environment, we are very pleased with our current performance and prospects for profitable growth.  Even with the present threats with which our overall industry is exposed, we are very optimistic about the future growth and earnings potential for United Bancorp, Inc. (UBCP).  We firmly believe that with the challenges and paradigmatic shift that our industry has experienced over the course of the past few years, our Company has evolved into a more fundamentally sound organization with a focus on evolving and growing in order to achieve greater efficiencies and scales and generate higher levels of revenue--- while prudently managing expenses and controlling global costs.  We have and continue to invest in areas that will lead to our continued relevancy within our industry.  Although such initiatives can stress the short-term performance of our Company, we firmly believe that they will help us fulfil our intermediate and longer-term goals and produce above industry average earnings and overall performance.  As previously mentioned, we still have a vision of growing UBCP to an asset threshold of $1.0 billion, or greater, in the near term in a prudent and profitable fashion.  We are truly excited about our Company’s direction and the potential that it brings.  With a keen focus on continual process improvement, product development and delivery, we firmly believe the future for our Company is very bright.  UBCP is truly blessed to have a “Unified and United” team, management, board of directors and shareholder group.  As a successful financial services company, we truly appreciate everyone’s continued support…  Together, We Will Accomplish More!

Scott A. Everson

Chairman, President, and Chief Executive Officer

ceo@unitedbancorp.com

February 19, 2025

A Letter from the Chairman, President, and CEO - Continued

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

4

DIVIDEND AND STOCK HISTORY

			Distribution Date of
	Cash Dividends	Special Cash Dividends	Dividends and
	Declared (1)	and Stock Dividends	Exchanges
1983	$0.05	—	—
1984	$0.06	4 for 1 Exchange (2)	January 2, 1984
1985	$0.07	—	—
1986	$0.09	—	—
1987	$0.09	50% Stock Dividend	October 2, 1987
1988	$0.10	—	—
1989	$0.10	—	—
1990	$0.11	—	—
1991	$0.12	—	—
1992	$0.12	100% Stock Dividend	September 10, 1992
1993	$0.12	100% Stock Dividend	November 30, 1993
1994	$0.13	10% Stock Dividend	September 9, 1994
1995	$0.19	—	—
1996	$0.20	10% Stock Dividend	June 20, 1996
1997	$0.23	10% Stock Dividend	September 19, 1997
1998	$0.26	5% Stock Dividend	December 18, 1998
1999	$0.30	5% Stock Dividend	December 20, 1999
2000	$0.31	5% Stock Dividend	December 20, 2000
2001	$0.32	5% Stock Dividend	December 20, 2001
2002	$0.33	5% Stock Dividend	December 20, 2002
2003	$0.35	10% Stock Dividend	December 19, 2003
2004	$0.39	10% Stock Dividend	December 20, 2004
2005	$0.43	10% Stock Dividend	December 20, 2005
2006	$0.48	10% Stock Dividend	December 20, 2006
2007	$0.52	—	—
2008	$0.54	—	—
2009	$0.56	—	—
2010	$0.56	—	—
2011	$0.56	—	—
2012	$0.42	—	—
2013	$0.29	—	—
2014	$0.33	—	—
2015	$0.37	5¢ Per Share Special Dividend	December 29, 2016
2016	$0.42	5¢ Per Share Special Dividend	December 29, 2017
2017	$0.46	5¢ Per Share Special Dividend	December 29, 2018
2018	$0.52	5¢ Per Share Special Dividend	December 28, 2019
2019	$0.545	—	—
2020	$0.57	—	—
2021	$0.685	10¢ Per Share Special Dividend	March 19, 2021
2022	$0.775	15¢ Per Share Special Dividend	March 18, 2022
2023	$0.815	15¢ Per Share Special Dividend	March 20, 2023
2024	$0.855	15¢ Per Share Special Dividend	March 20, 2024

(1)	Adjusted for stock dividends and exchanges.

(2)	Formation of United Bancorp, Inc. (UBCP). Unified Bank (formerly The Citizen’s Saving Bank) shareholders received 4 shares of UBCP stock in exchange for 1 share of bank stock.

2025 ANTICIPATED DIVIDEND PAYABLE DATES

♦	First Quarter
March 20, 2025

♦	Second Quarter*
June 20, 2025

♦	Third Quarter*
September 19, 2025

♦	Fourth Quarter*
December 19, 2025

*Subject to action by Board of Directors

Index	12/31/19	12/31/20	12/31/21	12/31/22	12/31/23	12/31/24
United Bancorp, Inc.	100.00	96.27	127.13	117.77	109.58	118.75
NASDAQ Composite Index	100.00	144.92	177.06	119.45	172.77	223.87
S&P U.S. BMI Banks Index	100.00	87.24	118.61	98.38	107.32	143.68
S&P U.S. SmallCap Banks Index	100.00	90.82	126.43	111.47	112.03	132.44
S&P U.S. BMI Banks - Midwest Region Index	100.00	85.98	113.59	98.03	100.08	122.10
Dow Jones Index	100.00	109.72	132.71	123.60	143.60	165.12

Directors

Erin S. Ball

Jonathan C. Clark

Scott A. Everson

Gary W. Glessner

Brian M. Hendershot

John R. Herzig

John M. Hoopingarner

Bethany E. Schunn

Directors and Officers

DIRECTORS OF UNITED BANCORP, INC.

Scott A. Everson[1]	Chairman, President & Chief Executive Officer, United Bancorp, Inc.
Chairman, President & Chief Executive Officer, Unified Bank, Martins Ferry, Ohio

Gary W. Glessner1,2,3,4,ö	CPA & CGMA, Managing Member, Glessner & Associates, PLLC;
Glessner Wharton Andrews Insurance, LLC; Tiffany’s, LLC; GWA Realty, LLC,
GW Rentals, LLC; Trustee, Windmill Truckers Center, Inc., Red Stripe & Associates, LLC,
Glessner Enterprises, Inc.

Brian M. Hendershot [2]	President, Ohio-West Virginia Excavating, Shadyside, Ohio

John M. Hoopingarner, Esq.[1,2,3,4]	Of Counsel, McMahon, DeGulis LLP, Columbus, Cleveland & Cincinnati, Ohio

Bethany E. Schunn[2]	Plant Manager, Cardinal Operating Company, Brilliant, Ohio

James W. Everson	Chairman Emeritus 1969 - 2018

OFFICERS OF UNITED BANCORP, INC.

Scott A. Everson	Chairman, President, & Chief Executive Officer
Matthew F. Branstetter	Senior Vice President, Chief Operating Officer
Randall M. Greenwood	Senior Vice President, Chief Financial Officer, & Treasurer
Erika R. Ault	Corporate Secretary

DIRECTORS OF UNIFIED BANK

Erin S. Ball	Vice President, Carenbauer Distributing Corporation, Wheeling, West Virginia

Jonathan C. Clark, Esq	Attorney at Law, Lancaster, Ohio

Scott A. Everson[1]	Chairman, President & Chief Executive Officer, United Bancorp, Inc.
Chairman, President & Chief Executive Officer, Unified Bank, Martins Ferry, Ohio

Gary W. Glessner1,2,ö	CPA & CGMA, Managing Member, Glessner & Associates, PLLC;
Glessner Wharton Andrews Insurance, LLC; Tiffany’s, LLC; GWA Realty, LLC,
GW Rentals, LLC; Trustee, Windmill Truckers Center, Inc.

Brian M. Hendershot[1,2]	President, Ohio-West Virginia Excavating, Shadyside, Ohio

John R. Herzig	President, Toland-Herzig Funeral Homes & Crematory, Strasburg and Dover, Ohio

John M. Hoopingarner, Esq.[1,2]	Of Counsel, McMahon, DeGulis LLP, Columbus, Cleveland and Cincinnati, Ohio

Bethany E. Schunn[2]	Plant Manager, Cardinal Operating Company, Brilliant, Ohio

James W. Everson	Chairman Emeritus 1969 - 2018

1 = Executive Committee 2 = Audit Committee 3 = Compensation Committee 4 = Nominating and Governance Committee ö = Lead Director

Bank Past Presidents & Directors

The journey to becoming the institution we are today began in Martins Ferry, Ohio in 1902. Originally founded as The German Savings Bank and renamed to The Citizens Savings Bank in 1918, the last 122 years have seen growth and change that would have been unimaginable at its' founding. The bank has grown through sound management, the addition of new offices and the acquisition of others. With the name change from The Citizens Savings Bank to Unified Bank in 2019, it has and will continue to move forward.

The growth and success of the bank has been attributed to the association of many dedicated individuals.

PAST PRESIDENTS

Edward E. McCombs, 1902-1936

John E. Reynolds, 1936 – 1940

Harold H. Riethmiller, 1940 – 1973

James W. Everson, 1973 – 2002

Past Board of Directors

Edward E. McCombs, 1902-1936*	James M. Blackford, 1962-1968
John E. Reynolds, 1902-1940	John H. Morgan, 1967-1976
Dr. Joseph W. Darrah, 1902-1937	Emil F. Snyder, 1968-1975
J.A. Crossley, 1902-1903	James H. Cook, 1976-1986
William M. Lupton, 1902-1902	Paul Ochsenbein, 1978-1991
F.K. Dixon, 1902-1909	David W. Totterdale, 1981-1995
Dr. R.H. Wilson, 1902-1905	Albert W. Lash, 1975-1996
Chris A. Heil, 1903-1909	Premo R. Funari, 1976-1997
David Coss, 1904-1938	Donald A. Davison, 1963-1997*
L.L. Scheele, 1905-1917	Harold W. Price, 1999-1999
A.T. Selby, 1906-1954	John H. Clark, Jr., 1976-2001
H.H. Rothermund, 1907-1912	Dwain R. Hicks, 1999-2002
Dr. J.G. Parr, 1912-1930	Michael A. Ley, 1999-2000
T.E. Pugh, 1920-1953	Michael J. Arciello, 1992-2009
J.J. Weiskircher, 1925-1942	Leon F. Favede, O.D., 1981-2012
David H. James, 1925-1963	Herman E. Borkoski, 1987-2012
Dr. C.B. Messerly, 1931-1957	James W. Everson, 1969-2014*
H.H. Riethmiller, 1936-1980*	Robin L. Rhodes, 2007-2015
E.M. Nickles, 1938-1968	Andrew C. Phillips, 2007-2015
L.A. Darrah, 1939-1962	Errol C. Sambuco, 1996-2015
R.L. Heslop, 1941-1983	Samuel J. Jones, 2007-2015
Joseph E. Weiskircher, 1943-1975	Matthew C. Thomas, 1988-2016
Edward M. Selby, 1953-1976	Terry A. McGhee, 2001-2017
David W. Thompson, 1954-1966	Carl A Novak, D.D.S., 2018-2021
Dr. Charles D. Messerly, 1957-1987	Richard L. Riesbeck, 1984-2024*

* Past Chairman

Shareholder Information

United Bancorp, Inc.’s (the Company) common stock trades on The Nasdaq Capital Market tier of The Nasdaq Stock Market under the symbol UBCP, CUSIP #909911109. At year-end 2024, there were 5,826,988 shares issued, held among approximately 3,000 shareholders of record and in street name. The following table sets forth the quarterly high and low closing prices of the Company’s common stock from January 1, 2024 to December 31, 2024 compared to the same periods in 2023 as reported by the NASDAQ.

	2024				2023
	31-Mar	30-Jun	30-Sep	31-Dec	31-Mar	30-Jun	30-Sep	31-Dec
Market Price Range
High ($)	$15.00	14.86	13.02	14.65	$15.43	14.37	12.24	13.95
Low ($)	$11.51	11.41	11.40	12.30	$12.26	11.14	11.23	9.90

Cash Dividends
Quarter ($)	$0.3225	0.1750	0.1775	0.1800	$0.3125	0.1650	0.1675	0.1700
Cumulative ($)	$0.3225	0.4975	0.6750	0.8550	$0.3125	0.4775	0.6450	0.8150

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

Equiniti Trust Company, LLC 48 Wall Street, Floor 23 New York, NY 10005

Phone (US Shareholders):

+1 (800) 937-5449

Phone (Non-US Shareholders):

+1 (718) 921-8124

Annual Meeting:

The Annual Meeting of Shareholders will be held at 2:00 p.m., April 16, 2025 at the Corporate Offices in Martins Ferry, Ohio.

Internet:

Please look us up at http//:www.unitedbancorp.com

Independent Auditors:

S.R. Snodgrass, P.C.

2009 Mackenzie Way, Suite 340

Cranberry Township, PA 16066

(724) 934 0344

Corporate Offices:

Unified Bank Building

201 South 4th Street, Martins Ferry, Ohio 43935

Erika R. Ault

Corporate Secretary

(888) 275-5566 (EXT 6113)

(740) 633-0445 (EXT 6113)

(740) 633-1448 (FAX)

Transfer Agent and Registrar:

For transfers and general correspondence, please contact:

Equiniti Trust Company, LLC 48 Wall Street, Floor 23 New York, NY 10005

Phone (US Shareholders): +1 (800) 937-5449

Phone (Non-US Shareholders): +1 (718) 921-8124

Stock Trading:

Raymond James

222 South Riverside Plaza

7th Floor

Chicago, Illinois 60606

Anthony LanFranco

312-655-2961

Piper | Sandler

Jonathan Rook

1 Greewich Plz

Greewich, CT 06830-6352

212-466-8036

Management’s Discussion and Analysis

In the following pages, management presents an analysis of United Bancorp, Inc.’s financial condition and results of operations as of and for the year ended December 31, 2024 as compared to prior years. This discussion is designed to provide shareholders with a more comprehensive review of the operating results and financial position than could be obtained from an examination of the financial statements alone. This analysis should be read in conjunction with the Consolidated Financial Statements and related footnotes and the selected financial data included elsewhere in this report.

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

Financial Condition

Overview

We are happy to report on the solid earnings and, overall, stable performance of United Bancorp, Inc. (UBCP) for the fourth quarter and year ended December 31, 2024. For the quarter, our Company produced net income and diluted earnings per share results of $1,850,000 and $0.31, which were respective decreases of $539,000 and $0.11 from the results achieved for the fourth quarter of the previous year. But, on a linked-quarter basis, net income increased by $29,000, or 1.6%, and diluted earnings per share matched the level achieved the previous quarter at $0.31. For the year, UBCP produced net income and diluted earnings per share of $7,402,000 and $1.27, which were respective decreases of $1,548,000 and $0.30 compared to the results achieved for the same period in 2023. As we navigated through the twelve months ended December 31, 2024, our Company, like most companies operating in the financial services industry, fought the battle of net interest margin compression, an increased provision for credit loss expense and limited balance sheet growth as interest rates remained elevated throughout most of 2024. As we started 2024, the interest rates forecast by most economists and the financial markets indicated that we could expect up to seven rate cuts throughout the year, which, overall, was projected to be favorable for our industry as it would help control funding costs and create stronger demand for our loan products. As we progressed through the year, interest rates ended-up being higher for longer. Although the Federal Open Market Committee of the Federal Reserve (FOMC) did cut the target for the Federal Funds Rate (FFR) by year-end by one hundred basis points which began at their September 18, 2024 meeting monetary policy remained more restrictive and interest rates higher than forecast at the beginning of the year. This reality created challenges for both our Company and industry by putting pressure on net interest margins and limiting loan growth, which had an impact on the bottom-line performances of our Company and many financial institutions. Regardless of these challenges and all things considered at present, we are generally satisfied with the current performance of our Company. We firmly believe that these challenges will be short-lived and will be overcome as we execute on some of our strategic objectives and get a return on current capital investments over the course of the next twelve to twenty-four months, which should lead to higher levels of growth and improved performance in future periods.

In 2024, it was somewhat challenging to profitably leverage our balance sheet and, accordingly, United Bancorp, Inc. (UBCP) only achieved marginal growth in assets over the course of the year.  As of December 31, 2024, our Company’s total average assets were $828.1 million, an increase of $26.0 million, or 3.2%, year-over-year.  For this same period, our Company’s gross loans increased by $7.7 million, or 1.6%, to a level of $491.0 million.  For most of the year, our loans outstanding were relatively stagnant as evidenced by our average loans of $480.8 million.  Encouragingly, in the fourth quarter, we saw our gross loans increase by $16.0 million on a linked-quarter basis, which is 13.4% annualized. Also, for the year, our Company had a marginal increase in its average investment securities of $17.5 million, or 7.5%, to a level of $250.6 million.  With this marginally higher level of earning assets and with our loans outstanding continuing to reprice in a higher interest rate environment, we were able to increase the level of total interest income that our Company generated by $2.7 million, or 7.3%, for the year. But, this year-over-year increase in total interest income was more than offset by the increase in total interest expense experienced by UBCP.  At December 31, 2024, our Company’s total interest expense increased year-over-year by $3.7 million, or 33.7%, even though average total deposits decreased by $16.2 million or 2.6%.  The increase in our Company’s total interest expense can be attributed to the change in the mix of our retail depository funding from lower cost demand and savings balances to higher cost term funding, along with having a previously disclosed $75.0 million Federal Home Loan Bank (FHLB) Advance which we originated in mid-March 2023 for the entirety of this year.  In addition, our Company had a previously fixed rate subordinated debenture reprice and start floating on a quarterly basis in the mid-second quarter of this past year, which ultimately led to our Company paying a higher rate of interest on this borrowing.  Relating to the change in the mix of our retail funding, lower cost demand and savings balances decreased by $24.3 million, or 5.2%, while higher cost time balances increased by $16.3 million or 10.8%. Considering all of these aforementioned factors, the level of net interest income that we achieved in 2024 declined by $1.0 million, or 4.0%, to a level of $24.8 million and our net interest margin declined by fourteen 14 basis points from 3.65% to 3.51%.  In the most recently ended quarter, our Company was able to slow the level of decline of its net interest income experiencing a decrease of $154,000, or 2.4%, year-over-year.  Of note, in the fourth quarter of 2024 and on a linked-quarter-basis, our Company saw its net interest income and net interest margin respectively increase by $206,000, or 3.4%, and one basis point from 3.50% to 3.51%.  We are optimistic that this trend will continue in the coming quarters especially if the monetary policy of the Federal Open Market Committee (FOMC) continues to become less restrictive or, at a minimum, remains stable at present levels.  Lastly, relating to our retail deposit base and of significance our Company does not have any brokered deposits and total uninsured deposits as of December 31, 2024 totaled 17.6% of total deposits, which are both very low compared to industry standards and strongly indicative of our Company’s focus on building strong relationships with long-term, core deposits.

Even with the continued heightened inflation levels and related increases in interest rates that may be impacting some of our borrowers with higher operating costs and rate resets to higher interest rate levels on their loans, we have successfully maintained credit-related strength and stability within our loan portfolio.  As of December 31, 2024, our Company’s total nonaccrual loans and loans past due 30 plus days were $1.0 million, or 0.21% of gross loans, which is down from last year by $122,000 or 10.6%. Also, as of year end, United Bancorp, Inc.’s (UBCP) nonperforming assets to total assets was a very respectable 0.50%, which is a three (3) basis point increase from last year and the same level as last quarter.  Further highlighting the overall strength of our loan portfolio, our Company had net loans charged off (excluding overdrafts) of $205,000, which annualized is 0.04% of average loans.  Considering some of the economic uncertainty and macroeconomic trends this past year, our Company had a provision for credit loss expense of $125,000 for the quarter and $299,000 for the year (versus a reversal of credit loss expense the previous year for each period), which are respective increases of $278,000 for the quarter and $753,000 for the year.  For the quarter and twelve months ended December 31, 2024, this year-over-year increase in the provision for credit loss expense caused a decrease in our Company’s diluted earnings per share for 2022 2023 2024 the quarter of $0.04 and for the year of approximately $0.11. With the increased provision for credit losses this past year and continued solid credit quality-related metrics as year end, our Company had a total allowance for credit losses to total loans of 0.82% and its total allowance for credit losses to nonaccrual loans was 547% as of December 31, 2024. Overall, we firmly believe that we are presently well reserved with very strong coverage.

United Bancorp, Inc. (UBCP), like most banking organizations, has felt the pressure of operating in an environment wherein monetary policy has driven interest rates higher for a longer duration than many of us anticipated which has created different challenges for us and most banks. Fortunately, we have begun to see more positive financial performance results with the unwinding of more restrictive monetary policy that began toward the end of the third quarter of this past year by the Federal Open Market Committee (FOMC). As our Company is beginning to see over the course of the most recently completed quarter, this less restrictive monetary policy should help alleviate some of this pressures that we have experienced during the tightening cycle, which commenced in early 2022; especially, relating to our cost of our funding and the impact that it has had on our net interest margin, among other things. Overall, we are very happy with the solid financial performance that our Company achieved in 2024. As previously mentioned, even though UBCP experienced solid year-over-year growth in the level of total interest income that it generated for the year-ended December 31, 2024, our Company experienced a greater increase in the total interest expense that it incurred, which caused the aforementioned decline in our net interest income for the year. Fortunately for our Company, taking the $75.0 million advance from the Federal Home Loan Bank (FHLB) toward the end of the first quarter of last year, to this point, has helped us to somewhat mitigate this decline in our net interest income by affording us the ability to be more selective in the pricing of our offering rates on our interest-bearing depository products while maintaining adequate levels of liquidity. With a present net interest margin of 3.51% as of December 31, 2024, we believe that this performance metric compares favorably to that of our peer group and industry at present.

Even though we have seen a dissipation of the pressure on our net interest margin and a related increase in the level of net interest income that United Bancorp, Inc. (UBCP) achieved on a linked-quarter basis beginning this past quarter, we continue to keenly focus on controlling our net noninterest margin, while executing on our strategic vision of prudently growing our Company and remaining relevant in a very challenging and competitive environment. Regarding the noninterest income-side of the noninterest margin, some fee generating services and lines of business continued to be under attack by both regulatory and political authorities in 2024, which ultimately put pressure on the level of noninterest income that our Company was able to realize. Accordingly (and, instead of dwelling on this negative reality), UBCP looked to find new alternatives to generate additional levels of both noninterest income and other sources of revenue. One of these new alternatives was our focus on enhancing our mortgage origination function with the development of Unified Mortgage, which helped our Company generate higher levels of fee income this past year with the heightened production and sale of secondary market mortgage products, along with the enhancement of our interest income levels through the origination of higher levels of portfolio-type mortgage products. In this area, year-over-year, our Company has experienced an increase of $453,000 on the net realized gain on the sale of loans and we anticipate the level of income to grow in this business-line as we further scale this revenue generating function, which has a tremendous level of positive operating leverage at present. Another alternative is our stronger commitment to developing our Treasury Management function, which offers fee-based services to our commercial customers in the areas of cash management and payments that produce noninterest income in addition to helping to control interest expense by generating a higher level of low or no-cost depository balances for our Company. Lastly, another alternative to enhancing the overall performance of UBCP (and, one that should strongly contribute to our Company attaining its goal of growing its total assets to a level of $1.0 billion or greater) is the development of our newest banking center, which is currently under construction in the highly favorable market of Wheeling, West Virginia and should be completed for opening in the third quarter of 2025. Our Company already has many solid customer relationships in this coveted marketplace and we firmly believe that by finally having a brick-and-mortar location therein, we will be able to more fully leverage these already existing relationships, while having the opportunity to build many new relationships within this prime market which, we are already beginning to see happen.  Obviously, these new alternatives that can lead to additional noninterest income and revenue enhancement opportunities for UBCP do have a cost, which already has and will continue to lead to additional expense or overhead for our Company. But, sometimes you have to take one - step back in order to take several - steps forward and that is what we firmly believe we are doing by undertaking these new initiatives. With the revenue challenges that both we and the players within our industry are currently facing, we strongly feel that now is the time for our Company to focus on enhancing and expanding existing lines of business and growing new lines of business thus, achieving the organic growth that will help lead to the continued and future relevance of UBCP.

Our primary focus is protecting the investment of our shareholders in our Company and rewarding them in a balanced fashion by growing their value and paying an attractive cash dividend.  In these areas, our shareholders have been nicely rewarded.  In 2024, we, once again, paid both our regular cash dividend, which increased by $0.04 to a level of $0.7050, and a special cash dividend of $0.15 for a total payout of $0.8550 this past year, which is an increase of $0.04, or 4.9%, for the year.  This total dividend payout level in 2024 produces a near-industry leading total dividend yield of 6.8%.  This total dividend yield is based on total dividend paid out this past year and our quarter-end fair market value of $13.00.  On a year-over-year basis as of December 31, 2024, the fair market value of our Company’s stock was up $0.16, or 1.25%, from the prior year and our Company’s market price to tangible book value was 115%, which compares favorably to our peer group.

Considering that we continue to operate in both a challenging economic and industry-related environment, we are very pleased with our current performance and future prospects.  Even with the present threats with which our overall industry is exposed, we are very optimistic about the future growth and earnings potential for United Bancorp, Inc. (UBCP).  We firmly believe that with the challenges that our industry has experienced over the course of the past few years, our Company has evolved into a more fundamentally sound organization with a focus on evolving and growing in order to achieve greater efficiencies and scales and generate higher levels of revenue while prudently managing expenses and controlling overall costs. We have and continue to invest in areas that will lead to our continued and future relevancy within our industry. Although such initiatives can stress the short-term performance of our Company, we firmly believe that they will help us fulfil our intermediate and longer-term goals and produce above industry average earnings and overall performance.  As previously mentioned, we still have a vision of growing UBCP to an asset threshold of $1.0 billion or greater in the near term in a prudent and profitable fashion.  We are truly excited about our Company’s direction and the potential that it brings.

Earning Assets - Loans

The Company’s gross loans totaled $491.0 million at December 31, 2024, representing a $7.7 million, or 1.60%, increase over the $483.2 million at December 31, 2023. Average loans totaled $480.8 million for 2024, representing a 3.71% increase compared to average loans of $463.6 million for 2023.

The increase in gross loans from December 31, 2023 to December 31, 2024 was primarily an increase in commercial and industrial by $7.5 million.

The Company's commercial and commercial real estate loan portfolio represents 79.5% of the total portfolio at December 31, 2024 compared to 79.4% at December 31, 2023. The Company’s commercial and commercial real estate loans increased approximately $7.3 million from December 31, 2023 to December 31, 2024. We utilize all the SBA, Ohio Department of Development and State of Ohio loan programs as well as local revolving loan funds to best fit the needs of our customers.

The Company’s installment lending portfolio represented 1.8% of the total portfolio at December 31, 2024, compared to 1.4% at December 31, 2023. Competition for installment loans principally comes from the captive finance companies offering low to zero percent financing for extended terms. The Company’s residential real estate portfolio represents 18.7% of the total portfolio at December 31, 2024, compared to 19.3% at December 31, 2023. Residential real estate loans are comprised of 1-, 3-, and 5-year adjustable-rate mortgages and 15-year fixed rate loans used to finance 1-4 family units.

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

The Company did recognize a gain on the sale of secondary market loans of $482,000 in 2024 and a gain of $29,000 in 2023.

The allowance for credit losses totaled $4.0 million at December 31, 2024, which represented 0.82% of total loans. The allowance for credit losses at December 31, 2023, was $3.9 million or 0.81% of total loans. The allowance represents the amount which management and the Board of Directors estimates is adequate to provide for probable losses inherent in the loan portfolio. The allowance balance and the provision charged to expense are reviewed by management and the Board of Directors monthly using a risk evaluation model that considers borrowers’ past due experience, economic conditions and various other circumstances that are subject to change over time. Management believes the current balance of the allowance for credit losses is adequate to absorb estimated credit losses associated with the loan portfolio. Net loan charge offs (exclusive of overdrafts net charge-offs of $116,000) for the year ended December 31, 2024 were approximately $205,000. Net loans charged off (exclusive of overdrafts net charge-offs $120,000) was ($20,000) for the year ended December 31, 2023. The Company adopted ASU No. 2016-13 effective January 1, 2023. The impact of the adoption was $2.4 million in the allowance for credit losses.

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

Management and the Board of Directors believe the current balance of the allowance for credit losses is sufficient to cover probable incurred losses. Refer to the Provision for Credit Losses section for further discussion on the Company’s credit quality.

Earning Assets – Securities and Federal Funds Sold

The securities portfolio is comprised of U.S. Government agency-backed securities, tax-exempt obligations of state and political subdivisions and certain other investments. Securities available for sale at December 31, 2024 decreased approximately $2.1 million from December 31, 2023 totals.

Sources of Funds – Deposits

The Company’s primary source of funds is retail core deposits from individuals and business customers. Total deposits decreased $8.0 million, or 1.3%, from $621.5 million at December 31, 2023 to $613.5 million at December 31, 2024. Overall the total deposit decrease was mainly focused on non-interest and interest bearing demand and deposit accounts and savings accounts.

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

Sources of Funds – Securities Sold Under Agreements to Repurchase and Other Borrowed Funds Other interest bearing liabilities include securities sold under agreements to repurchase, and Federal Home Loan Bank (“FHLB”) advances. Securities sold under agreements to repurchase increased approximately $3.7 million from December 31, 2023 to December 31, 2024. Securities sold under agreements to to repurchase totaled $30.5 million and $26.8 million at December 31, 2024 and 2023, respectively. At December 31, 2024 and 2023, advances from the Federal Home Loan Bank were $75.0 million. At December 31, 2024, required annual payments on Federal Home Loan Bank advances were for years ending December 31, 2026 $20.0 million (4.39% fixed rate), December 31, 2027 $35.0 million (4.24% fixed rate) and December 31, 2028 $20.0 million (4.11% fixed rate).

On May 14, 2019 the Company issued $20,000,000 of junior subordinated debentures in denominations of not less than $250,000. The debentures bore interest at a fixed rate of 6.0% until May 2024. The debenture now has a floating interest rate equal to the three-month SOFR plus 3.625%, resetting quarterly. Interest on the subordinated notes will be was payable semiannually through May 2024 and now payable quarterly  through the maturity date of May 2029. Principal is due upon maturity. The debentures are unsecured and payable to various investors. For purposes of computing regulatory capital, the debentures are included in Tier 2 Capital. The subordinated notes may be repaid in whole or in part up the maturity date of May 2029.

Performance Overview 2024 to 2023

Net Income

The Company reported basic and diluted earnings per share of $1.27 and net income of $7,402,000 for the year ended December 31, 2024, a decrease of $1.5 million, or 17.3%, over net income of $8,950,000 for the year ended December 31, 2023.

Net Interest Income

Net interest income, by definition, is the difference between interest income generated on interest-earning assets and the interest expense incurred on interest-bearing liabilities. Various factors contribute to changes in net interest income, including volumes, interest rates and the composition or mix of interest-earning assets in relation to interest-bearing liabilities.

Average interest-earning assets increased $13.5 million in 2024, as compared to 2023 while the associated weighted average yield on these interest-earning assets increased from 5.12% in 2023 to 5.43% for 2024. Average interest bearing liabilities increased $10.9 million in 2024 as compared to 2023, while the associated weighted-average costs on these interest-bearing liabilities increased from 1.84% in 2023 to 2.42% in 2024. Refer to the sections on Asset and Liability Management and Sensitivity to Market Risks and Average Balances, Net Interest Income and Yields Earned and Rates Paid elsewhere herein for further information.

Provision for (Reversal of) Credit Loss Expense - Loans The provision for (reversal of) credit losses is a charge or credit to expense recorded to maintain the related balance sheet allowance for credit losses at an amount considered adequate by Management and the Board of Directors to cover expected future credit losses in the portfolio. In 2024 the Company had a provision for credit loss expense of $299,000 as compared to a $454,000 credit release in 2023. At December 31, 2024, our total non-accrual loans were $736,000 or 0.15% of total loans. This level of non-accrual loans was an increase of $249,000 over the previous year.  In addition, other real estate and repossession (OREO) decreased by $15,000 year-over-year. At year-end, nonaccrual loans and OREO to total assets was a very solid 0.50%, along with loans past due 30+ days at $289,000 or 0.06% of total loans.

Noninterest Income

Total noninterest income is made up of bank-related fees and service charges, as well as other income-producing services, sales of loans in the secondary market, ATM income, early-redemption penalties for certificates of deposit, safe deposit rental income, deposit service fees, earnings on bank-owned life insurance and other miscellaneous items.

Noninterest income for the year ended December 31, 2024 was $4,460,000, an increase of $406,000, compared to $4,054,000 for the year ended December 31, 2023. The main driver is the increase of $453,000 net gains on loan sales from 2023 to 2024, offset by realized losses on sale of available-for-sale securities of $116,000.

Noninterest Expense

The Company saw its noninterest expense increase by $814,000 or 3.9% year-over-year. Our Company was able to successfully apply and be approved for an Employee Retention Credit (ERC) in the first quarter which helped to offset the general increase due to inflation during 2024.

Income tax (benefit) expense for 2024 was ($107,000) compared to $541,000 in 2023, a decrease of $648,000. The Company’s effective (benefit) income tax rate was (1.5%) in 2024 and 5.7% in 2023. Refer to Note 9 Income Taxes for a reconciliation of the effective tax rate for the Company. Refer to Annual report for schedule

(In thousands)	2024	2023
Noninterest income
Customer service fees	$2,993	$2,940
Net gains on loan sales	482	29
Earnings on bank-owned life insurance	761	725
Realized loss on sale of available for sale securities	(116)	—
Other	340	360
Total noninterest income	$4,460	$4,054

Noninterest expense
Salaries and employee benefits	$10,083	$10,272
Net occupancy and equipment expense	2,318	2,064
Professional service fees	1,819	1,427
Data processing and related electronic services	1,709	1,525
Insurance	622	623
Deposit Insurance premiums	372	375
Franchise and other taxes	585	555
Advertising expense	425	361
Printing and office supplies	112	113
Amortization of intangible assets	150	150
Other	3,471	3,383
Total noninterest expense	$21,666	$20,852

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

Gap management is defined as those actions taken to measure and match rate-sensitive assets to rate-sensitive liabilities. A rate-sensitive asset is any interest-earning asset, which can be repriced to a market rate in a given time frame. Similarly, a rate-sensitive liability is any interest bearing liability, which can have its interest rate changed to a market rate during the specified time period. Caps, collars and prepayment penalties may prevent certain loans and securities from adjusting to the market rate.

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

(Dollars in Thousands)
Net Portfolio Value - December 31, 2024
Change in Rates	$ Amount	$ Change	% Change
+200	128,118	(19,469)	(13)%
+100	141,329	(6,258)	(4)%
Base	147,587	—	—
-100	149,395	1,808	1%
-200	152,395	4,808	3%

(Dollars in Thousands)
Net Portfolio Value - December 31, 2023
Change in Rates	$ Amount	$ Change	% Change
+200	131,619	(3,624)	(3)%
+100	134,561	(682)	(1)%
Base	135,243	—	—
-100	132,326	(2,917)	(2)%
-200	124,865	(10,378)	(8)%

The projected volatility of the net present value at both December 31, 2024 and 2023 fall within the general guidelines established by the Board of Directors. The 2024 NPV table shows that in a falling interest rate environment, in the event of a 100 basis point change, the NPV would increase 1%. In the event of a 200 basis point change, the NPV would increase 3%.

In an upward change in interest rates, the Company’s NPV would decrease 4% with a 100 basis point interest rate increase. In a 200 basis point rate increase, the Company’s NPV would decrease 13%.

The following table is a summary of selected quarterly results of operations for the years ended December 31, 2024 and 2023.

	Three Months Ended
	March 31	June 30	September 30	December 31

	(In thousands, except per share data)
	2024
Total interest income	$9,621	$9,878	$9,944	$10,078
Total interest expense	3,506	3,676	3,805	3,734

Net interest income	6,115	6,202	6,139	6,344

Provision (Credit) for losses on loans	—	105	69	125
Noninterest income	866	1,184	1,215	1,195
Noninterest expense	4,838	5,668	5,529	5,631

Income before income taxes	2,143	1,613	1,756	1,783
Federal income taxes	150	(127)	(64)	(66)

Net income	$1,993	$1,740	$1,820	$1,849

Earnings per share
Basic	$0.35	$0.30	$0.31	$0.31
Diluted	$0.35	$0.30	$0.31	$0.31

	Three Months Ended
	March 31	June 30	September 30	December 31

	(In thousands, except per share data)
	2023
Total interest income	$8,208	$9,286	$9,651	$9,704
Total interest expense	1,785	2,941	3,085	3,203

Net interest income	6,423	6,345	6,566	6,501

Provision (Credit) for losses on loans	—	(146)	(154)	(154)
Noninterest income	1,016	1,046	963	1,029
Noninterest expense	5,438	5,089	5,233	5,092

Income before income taxes	2,001	2,448	2,450	2,592
Federal income taxes	113	168	58	202

Net income	$1,888	$2,280	$2,392	$2,390

Earnings per share
Basic	$0.33	$0.40	$0.42	$0.42
Diluted	$0.33	$0.40	$0.42	$0.42

Average Balances, Net Interest Income and Yields Earned and Rates Paid

The following table provides average balance sheet information and reflects the taxable equivalent average yield on interest-earning assets and the average cost of interest-bearing liabilities for the years ended December 31, 2024 and 2023. The yields and costs are calculated by dividing income or expense by the average balance of interest-earning assets or interest-bearing liabilities.

The average balance of available-for-sale securities is computed using the carrying value of securities while the yield for available for sale securities has been computed using the average amortized cost. Average balances are derived from average month-end balances, which include nonaccruing loans in the loan portfolio, net of the allowance for credit losses. Interest income has been adjusted to tax equivalent basis.

	2024			2023
(Dollars In thousands)		Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-earning assets
Loans (1)	$480,838	28,395	5.91%	$463,612	25,261	5.45%
Taxable securities - AFS	48,572	2,006	4.13	75,494	2,741	3.63
Tax-exempt securities - AFS (1)	197,365	9,319	4.71	154,151	7,430	4.82
Federal funds sold	33,224	1,446	4.35	53,826	2,752	5.11
FHLB stock and other	4,011	383	9.55	3,461	254	7.34
Total interest-earning assets	764,010	41,549	5.43	750,544	38,438	5.12

Noninterest-earning assets
Cash and due from banks	5,154			8,967
Premises and equipment (net)	18,751			12,222
Other nonearning assets	44,186			34,244
Less: allowance for loan losses	(4,022)			(3,923)
Total noninterest-earning assets	63,286			51,510
Total assets	$828,079			$802,054

Liabilities & stockholders’ equity
Interest-bearing liabilities
Demand deposits	$186,465	1,714	0.92	$216,947	1,923	0.89
Savings deposits	126,303	121	0.10	137,862	132	0.10
Time deposits	164,102	6,311	3.85	134,011	3,818	2.85
Subordinated debentures	23,848	1,936	8.12	23,787	1,532	6.44
Repurchase agreements	32,895	1,456	4.43	25,049	1,053	4.20
Advances from Federal Home Loan	75,000	3,184	4.25	60,081	2,556	4.25
Total interest-bearing liabilities	608,613	14,722	2.42	597,737	11,014	1.84

Noninterest-bearing liabilities
Demand deposits	142,714			146,987
Other liabilities	9,019			5,042
Total noninterest-bearing liabilities	151,733			152,029
Total liabilities	760,346			749,766
Total stockholders’ equity	67,733			52,288
Total liabilities & stockholders’ equity	$828,079			$802,054
Net interest income		$26,827			$27,424
Net interest spread			3.01%			3.28%

Net yield on interest-earning assets			3.51%			3.65%

●	For purposes of this schedule, nonaccrual loans are included in loans.
●	Fees collected on loans are included in interest on loans. Not material for comparative purposes.
(1)	Shown on a tax equivalent basis. Federal taxes of 21%.

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

Rate/Volume Analysis

The table below describes the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities have affected interest income and expense during 2024. For purposes of this table, changes in interest due to volume and rate were determined using the following methods:

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

Capital Resources

Internal capital growth, through the retention of earnings, is the primary means of maintaining capital adequacy for the Bank. The Company’s stockholders’ equity was $63.5 million and $63.6 million at December 31, 2024 and 2023, respectively. Total stockholders’ equity in relation to total assets was 7.77% at December 31, 2024 and 7.76% at December 31, 2023. Please refer to the Consolidated Statements of Stockholders’ Equity for a detailed roll forward of stockholders’ equity from 2023 to 2024.

	2024 Compared to 2023
	Increase/(Decrease)
	(In thousands)
		Change	Change
	Total	Due To	Due To
	Change	Volume	Rate
Interest and dividend income
Loans	$3,134	$963	$2,171
Taxable securities available for sale	(735)	(1,075)	340
Tax-exempt securities available for sale	1,889	2,069	(180)
Federal funds sold	(1,306)	(941)	(365)
FHLB stock and other	129	45	84
Total interest and dividend income	3,111	1,061	2,050

Interest expense
Demand deposits	(209)	(278)	69
Savings deposits	(11)	(11)	—
Time deposits	2,493	975	1,518
Subordinated debentures	404	—	404
Repurchase agreements	403	345	58
Advances from federal home loan banks	628	633	(5)
Total interest expense	$3,708	$1,664	$2,044

Net interest income	$(597)	$(602)	$8

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

The Company’s Articles of Incorporation permits the creation of a class of preferred shares with 2,000,000 authorized shares. If utilized, this will enable the Company, at the option of the Board of Directors, to issue series of preferred shares in a manner calculated to take advantage of financing techniques which may provide a lower effective cost of capital to the Company. The class of preferred shares provides greater flexibility to the Board of Directors in structuring the terms of equity securities that may be issued by the Company. As of December 31, 2024, the Company has not issued any preferred shares.

On May 14, 2019 the Company issued $20,000,000 of junior subordinated debentures in denominations of not less than $250,000. The debentures bore interest at a fixed rate of 6.0% until May 2024, and it is now a floating interest rate equal to the three-month SOFR plus 3.625%, resetting quarterly. Interest on the subordinated notes was payable semiannually through May 2024 and became payable quarterly thereafter through the maturity date of May 2029. Principal is due upon maturity. The debentures are unsecured and payable to various investors. For purposes of computing regulatory capital, the debentures are included in Tier 2 Capital. The subordinated notes could not be repaid in whole or in part prior to the fifth anniversary of the issue date (May 2019).

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

Liquidity

Liquidity relates primarily to the Company’s ability to fund loan demand, meet deposit customers’ withdrawal requirements and provide for operating expenses. Assets used to satisfy these needs consist of cash and due from banks, federal funds sold and securities available-for-sale. These assets are commonly referred to as liquid assets. Liquid assets were $260.2 million at December 31, 2024, compared to $283.5 million at December 31, 2023. The Company’s residential real estate portfolio can and has been readily used to collateralize borrowings as an additional source of liquidity. Management believes its current liquidity level is sufficient to meet cash requirements. The Cash Flow Statements for the periods presented provide an indication of the Company’s sources and uses of cash as well as an indication of the ability of the Company to maintain an adequate level of liquidity. A discussion of the cash flow statements for 2024 and 2023 follows.

Net cash provided by operating activities totaled $8.5 million and $9.5 million for the years ended December 31, 2024 and 2023, respectively. The adjustments to reconcile net income to net cash from operating activities consisted mainly of depreciation and amortization of premises and equipment and intangibles, gain on sales of loans, securities and other assets, the provision for credit losses, net amortization of securities and net changes in other assets and liabilities.

For the year ended December 31, 2024, net cash used in investing activities totaled $19.5 million. For the year ended December 31, 2023 net cash used in investing activities totaled $48.5 million. The changes in net cash from investing activities include loan growth, security purchases, as well as normal maturities, security calls/sales and reinvestments of securities and premises and equipment expenditures.

Net cash used by financing activities totaled $10.1 million for the year ended December 31, 2024. For the year ended December 31, 2023 net cash provided by financing activities totaled $49.7 million. The net cash used by financing activities in 2024 was primarily attributable to a $8.0 million decrease in deposits.

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

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of United Bancorp, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of United Bancorp, Inc. and subsidiaries (the “Company”) as of December 31, 2024 and 2023; the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for the years then ended; and the related notes to the consolidated financial statements (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

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

PITTSBURGH, PA	PHILADELPHIA, PA	WHEELING, WV	STEUBENVILLE, OH
2009 Mackenzie Way • Suite 340	161 Washington Street • Suite 200	980 National Road	511 N. Fourth Street
Cranberry Township, PA 16066	Conshohocken, PA 19428	Wheeling, WV 26003	Steubenville, OH 43952
(724) 934-0344	(610) 278-9800	(304) 233-5030	(304) 233-5030
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

Allowance for Credit Losses (ACL) – Qualitative Adjustments

Description of the Matter

The Company’s loan portfolio totaled $491 million as of December 31, 2024, and the associated ACL was $4.0 million. As discussed in Notes 1 and 4 to the consolidated financial statements, determining the amount of the ACL requires significant judgment about the expected future losses, which is based on a baseline lifetime loss rate, calculated using a weighted-average remaining maturities method, which is then adjusted for current qualitative conditions and reasonable and supportable forecasts. Management applies these qualitative adjustments to the baseline lifetime loss rate to reflect changes in the current and forecasted environment, both internal and external, that are different from the conditions that existed during the historical loss calculation period.

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

How We Addressed the Matter in Our Audit

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

Cranberry Township, Pennsylvania

March 14, 2025

United Bancorp, Inc.

Consolidated Balance Sheets

December 31, 2024 and 2023

(In thousands, except share data)

	2024	2023
Assets
Cash and due from banks	$8,171	$7,352
Interest-bearing demand deposits	11,437	33,418
Cash and cash equivalents	19,608	40,770

Available-for-sale securities, amortized cost of $252,761 and $251,683 at December 31, 2024 and 2023	240,631	242,760
Loans, net of allowance for credit losses of $4,026 and $3,918 at December 31, 2024 and 2023, respectively	486,945	479,318
Premises and equipment	23,599	14,984
Federal Home Loan Bank stock	4,026	3,979
Foreclosed assets held for sale, net	3,363	3,377
Core deposit intangible assets	122	260
Goodwill	682	682
Accrued interest receivable	4,322	4,098
Deferred federal income tax	4,011	2,409
Bank-owned life insurance	19,852	19,423
Other assets	9,495	7,389
Total Assets	$816,656	$819,449
Liabilities and Stockholders’ Equity
Liabilities
Deposits
Demand	$320,690	$339,280
Savings	125,120	130,821
Time	167,684	151,358
Total deposits	613,494	621,459
Securities sold under repurchase agreements	30,494	26,781
Subordinated debentures	23,847	23,787
Advances Federal Home Loan Bank	75,000	75,000
Lease liability – finance lease	2,873	2,764
Interest payable and other liabilities	7,491	6,065
Total liabilities	753,199	755,856
Stockholders’ Equity
Preferred stock, no par value, authorized 2,000,000 shares; no shares issued	––	––
Common stock, $1 par value; authorized 10,000,000 shares; issued 2024 – 6,203,141 shares, 2023 - 6,063,851 shares; outstanding 2024 – 5,793,611 shares, 2023 – 5,702,685 shares	6,203	6,064
Additional paid-in capital	26,373	25,913
Retained earnings	46,307	44,018
Stock held by deferred compensation plan; 2024 – 172,667 shares, 2023 – 181,803 shares	(2,078)	(2,363)
Accumulated other comprehensive loss	(10,100)	(7,478)
Treasury stock, at cost 2024 – 236,863 shares, 2023 – 179,363 shares	(3,248)	(2,561)
Total stockholders’ equity	63,457	63,593
Total liabilities and stockholders’ equity	$816,656	$819,449

See Notes to Consolidated Financial Statements

United Bancorp, Inc.

Consolidated Statements of Income

Years Ended December 31, 2024 and 2023

(In thousands except per share data)

	2024	2023
Interest and Dividend Income
Loans	$28,325	$25,232
Securities
Taxable	2,003	2,741
Tax-exempt	7,363	5,870
Federal funds sold	1,446	2,752
Dividends on Federal Home Loan Bank and other stock	384	254
Total interest and dividend income	39,521	36,849
Interest Expense
Deposits	8,146	5,873
Borrowings	6,575	5,141
Total interest expense	14,721	11,014
Net Interest Income	24,800	25,835
Credit Loss Expense
Provision for (reversal of ) Credit Loss expense - loans	429	(454)
Provision for (reversal of ) Credit Loss expense – off balance sheet	(130)	—
Provision for (reversal of) credit loss expense	299	(454)
Net Interest Income After Provision for (reversal of) Credit Losses	24,501	26,289
Noninterest Income
Customer service fees	2,993	2,940
Net gains on loan sales	482	29
Earnings on bank-owned life insurance	761	725
Realized loss on sale of available-for-sale securities	(116)	—
Other	340	360
Total noninterest income	4,460	4,054
Noninterest Expense
Salaries and employee benefits	10,083	10,272
Net occupancy and equipment expense	2,318	2,064
Professional fees	1,819	1,427
Data processing and related electronic services	1,709	1,525
Insurance	622	623
Deposit insurance premiums	372	375
Franchise and other taxes	585	555
Advertising expense	425	361
Printing and office supplies	112	113
Amortization of intangible assets	150	150
Other	3,471	3,383
Total noninterest expense	21,666	20,852
Income Before Federal Income Taxes	7,295	9,491
(Credit) Provision for Federal Income Taxes	(107)	541
Net Income	$7,402	$8,950
Basic Earnings Per Share	$1.27	$1.57
Diluted Earnings Per Share	$1.27	$1.57

See Notes to Consolidated Financial Statements

United Bancorp, Inc.

Consolidated Statements of Comprehensive Income

Years Ended December 31, 2024 and 2023

(In thousands)

	2024	2023
Net income	$7,402	$8,950
Other comprehensive income, net of tax
Net realized loss included in net (loss) income, net of taxes $24 and $0 for each respective period	92	—
Unrealized holding gain (losses) losses on available-for-sale securities during the period, net of taxes of $(697) and $432 for each respective period	(2,626)	1,624
Change in funded status of defined benefit plan, net of taxes of $5 and $69 for each respective period	(18)	263
Amortization of prior service included in net periodic pension expense, net of tax benefits of $18 and $19 for each respective period	(70)	(70)
Amortization of net loss included in net periodic pension cost, net of taxes of $0 and $10 for each respective period	—	37
Comprehensive income	$4,780	$10,804

See Notes to Consolidated Financial Statements

United Bancorp, Inc.

Consolidated Statements of Stockholders’ Equity

Years Ended December 31, 2024 and 2023

(In thousands, except per share data)

			Treasury		Accumulated
		Additional	Stock and		Other
	Common	Paid-in	Deferred	Retained	Comprehensive
	Stock	Capital	Compensation	Earnings	Income (Loss)	Total
Balance, January 1, 2023	$6,044	$24,814	$(3,730)	$41,945	$(9,336)	$59,737
Net income	—	—	—	8,950	—	8,950
Other comprehensive income	—	—	—	—	1,858	1,858
Cash dividends - $0.815 per share	—	—	—	(4,789)	—	(4,789)
Shares activity for deferred compensation plan (7,566 shares)	—	461	(461)	—	—	—
Shares purchased for treasury stock (50,000 shares)	—	—	(733)	—	—	(733)
Cumulative effect of adoption of ASU 2016-13	—	—	—	(2,088)	—	(2,088)
Expense related to share-based compensation plans	—	658	—	—	—	658
Restricted stock activity (30,000)	20	(20)	—	—	—	—
Balance, December 31, 2023	6,064	$25,913	$(4,924)	$44,018	$(7,478)	$63,593
Net income	—	—	—	7,402	—	7,402
Other comprehensive loss	—	—	—	—	(2,622)	(2,622)
Cash dividends - $0.855 per share	—	—	—	(5,113)	—	(5,113)
Shares activity for deferred compensation plan (9,136 Shares)	—	(285)	285	—	—	—
Shares purchased for treasury stock (57,500 shares)	—	—	(687)	—	—	(687)
Expense related to share-based compensation plans	—	884	—	—	—	884
Restricted stock activity (139,290 shares)	139	(139)	—	—	—	—

Balance, December 31, 2024	$6,203	$26,373	$(5,326)	$46,307	$(10,100)	$63,457

See Notes to Consolidated Financial Statements

United Bancorp, Inc.

Consolidated Statements of Cash Flows

Years Ended December 31, 2024 and 2023

(In thousands)

	2024	2023
Operating Activities
Net income	$7,402	$8,950
Items not requiring (providing) cash:
Depreciation and amortization	1,079	997
Provision for (reversal of) credit loss expense - loans	429	(454)
Provision for (reversal of) credit loss expense – off balance sheet	(130)	—
Amortization of premiums and discounts on securities-net	435	512
Amortization of intangible assets	150	150
Deferred income taxes	(904)	13
Originations of loans held for sale	(15,556)	(615)
Proceeds from sale of loans held for sale	16,038	644
Net gains on sales of loans	(482)	(29)
Expense related to share-based compensation plans	884	658
Realized loss on sale of available-for-sale securities	116	—
Net loss (gain) or on sale or write-down of foreclosed assets and other repossessed assets	7	12
Increase in cash surrender value of bank-owned life insurance	(429)	(422)
Amortization of debt issuance costs	61	61
Changes in:
Accrued interest receivable	(254)	(695)
Other assets	(2,154)	(288)
Interest payable and other liabilities	1,756	(31)
Net cash provided by operating activities	8,448	9,463
Investing Activities
Purchases of available-for-sale securities	(46,120)	(25,918)
Sales of available-for-sale securities	27,431	—
Maturities, prepayments and calls	17,060	2,330
Net change in loans	(8,155)	(22,465)
Purchase of Federal Home Loan Bank Stock	(47)	(3,149)
Redemption of Federal Home Loan Bank Stock	—	1,669
Purchases of premises and equipment, net	(9,695)	(1,081)
Proceeds from sale of premises and equipment	—	9
Proceeds from sales of foreclosed assets	61	133
Net cash used in investing activities	(19,465)	(48,472)

See Notes to Consolidated Financial Statements

United Bancorp, Inc.

Consolidated Statements of Cash Flows (continued)

Years Ended December 31, 2024 and 2023
(In thousands)

	2024	2023
Financing Activities
Net (decrease) increase in deposits	$(7,965)	$(28,454)
Net change in securities sold under repurchase agreements	3,713	8,675
Repurchase of common stock	(687)	(733)
Finance lease payments	(93)	---
Proceeds from Federal Home Loan Bank Advances	—	75,000
Cash dividends paid	(5,113)	(4,789)
Net cash (used in) provided by financing activities	(10,145)	49,699
(Decrease) Increase in Cash and Cash Equivalents	(21,162)	10,690
Cash and Cash Equivalents, Beginning of Year	40,770	30,080
Cash and Cash Equivalents, End of Year	$19,608	$40,770
Supplemental Cash Flows Information
Interest paid on deposits and borrowings	$14,623	$10,585
Federal income taxes paid	$102	$—
Supplemental Disclosure of Non-Cash Investing Activities
Transfers from loans to foreclosed assets held for sale	$54	$33
Adoption of ASU 2016-13	$—	$2,089
Finance lease asset and liability	$—	$2,764

See Notes to Consolidated Financial Statements

Notes to Consolidated Financial Statements

December 31, 2024 and 2023

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

Notes to Consolidated Financial Statements

December 31, 2024 and 2023

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for credit losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowance for credit losses and the valuation of foreclosed assets held for sale, management obtains independent appraisals for significant properties.

Cash Equivalents

The Company considers all liquid investments with original maturities of three months or less to be cash equivalents. At December 31, 2024 and 2023, cash equivalents consisted primarily of due from accounts with the Federal Reserve and other correspondent banks.

Currently, the FDIC’s insurance limits are $250,000. At December 31, 2024 and 2023, the Company’s various cash accounts did not exceed the federally insured limit of $250,000. At December 31, 2024 and 2023, the Company held $10,295,000 and $33,418,000 at the Federal Home Loan Bank and the Federal Reserve Bank, respectively, which are not subject to FDIC limits.

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

Accrued interest receivable on available-for-sale debt securities totaled $2.9 million at December 31, 2024 and is included within the line item accrued interest receivable on the consolidated balance sheets. This amount is excluded from the estimate of expected credit losses. Available-for-sale debt securities are typically classified as nonaccrual when the contractual payment of principal or interest has become 90 days past due or management has serious doubts about the further collectability of principal or interest. When available-for-sale debt securities are placed on nonaccrual status, unpaid interest credited to income is reversed.

Notes to Consolidated Financial Statements

December 31, 2024 and 2023

Loans Held for Sale

Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or fair value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income. At December 31, 2024 and 2023, the Company did not have any loans held for sale.

Loans

Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are stated at their outstanding unpaid principal balances, net of an allowance for credit losses and any deferred fees or costs. Accrued interest receivable totaled $1.4 million at December 31, 2024 and was reported in the line item accrued interest receivable on the consolidated balance sheets and is excluded from the estimate of credit losses. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the yield (interest income) of the related loans. The Company is amortizing these amounts over the contractual life of the loan. Premiums and discounts on purchased loans are amortized as adjustments to interest income using the effective yield method.

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

Notes to Consolidated Financial Statements

December 31, 2024 and 2023

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

Notes to Consolidated Financial Statements

December 31, 2024 and 2023

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

Uncertain tax positions are recognized if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination. The term more likely than not means a likelihood of more than 50 percent; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances and information available at the reporting date and is subject to management’s judgment. At December 31, 2024, the Company had no uncertain tax positions.

Notes to Consolidated Financial Statements

December 31, 2024 and 2023

The Company recognizes interest and penalties on income taxes as a component of income tax expense.

The Company files consolidated income tax returns with its subsidiary. With a few exceptions, the Company is no longer subject to the examination by tax authorities for years before 2021.

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

Earnings Per Share

Basic earnings per share allocated to common stockholders is calculated using the two-class method and is computed by dividing net income allocated to common stockholders by the weighted average number of commons shares outstanding during the period. Diluted earnings per share is adjusted for the dilutive effects of stock based compensation and is calculated using the two-class method or the treasury method. There were no dilutive effects for the years ended December 31, 2024 and 2023.

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

Note 2:   Restriction on Cash and Due From Banks

The Company did not have a reserve requirement at December 31, 2024 and 2023.

Notes to Consolidated Financial Statements

December 31, 2024 and 2023

Note 3:   Securities

The amortized cost and approximate fair values, together with gross unrealized gains and losses of securities are as follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized
	Cost	Gains	Losses	Fair Value

	(In thousands)
Available-for-sale Securities:
December 31, 2024:
U.S. government agencies	$12,500	$—	$(246)	$12,254
Subordinated notes	26,942	—	(2,824)	24,118
State and municipal obligations	213,319	335	(9,395)	204,259
Total debt securities	$252,761	$335	$(12,465)	$240,631
Available-for-sale Securities:
December 31, 2023:
U.S. government agencies	$45,000	$—	$(732)	$44,268
Subordinated notes	29,013	—	(4,713)	24,300
State and municipal obligations	177,670	2,264	(5,742)	174,192
Total debt securities	$251,683	$2,264	$(11,187)	$242,760

There were no allowance for credit losses as of December 31, 2024 and 2023.

The Company recorded a loss of approximately $116,000 for the year ended December 31, 2024. The Company sold $27.4 million in securities for a loss of $228,000 and sold $7.2 million in securities for a gain of $112,000. The Company wanted to rebalance a portion of its security portfolio during the first half of 2024. There were no sales of investment securities during 2023.

The amortized cost and fair value of available-for-sale securities at December 31, 2024, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized	Fair
	Cost	Value

	(In thousands)
Less than one year	$4,252	$4,177
One to five years	14,500	14,302
Five to ten years	25,970	22,979
Over ten years	208,039	199,173
Totals	$252,761	$240,631

The carrying value of securities pledged as collateral, to secure public deposits and for other purposes, was $121.4 million and $72.8 million at December 31, 2024 and 2023, respectively.

Certain investments in debt securities are reported in the financial statements at an amount less than their historical cost. The total fair value of these investments at December 31, 2024 and 2023, was $208.8 million and $123.1 million, which represented approximately 87% and approximately 51%, respectively, of the Company’s available-for-sale investment portfolio.

Based on evaluation of available evidence, including recent changes in market interest rates, credit rating information and information obtained from regulatory filings, management believes the declines in fair value for these securities are not credit related.

Notes to Consolidated Financial Statements

December 31, 2024 and 2023

The following tables show the Company’s investments’ gross unrealized losses and fair value for which an allowance for credit losses has not been recorded,, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2024 and 2023:

	December 31, 2024
	Less than 12 Months		12 Months or More		Total
Description of	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
Securities	Value	Losses	Value	Losses	Value	Losses

	(In thousands)
US government agencies	$—	$—	$12,254	$(246)	$12,254	$(246)
Subordinated notes	—	—	24,118	(2,824)	24,118	(2,824)
State and municipal obligations	127,876	(2,478)	44,535	(6,917)	172,411	(9,395)
Total temporarily impaired securities	$127,876	$(2,478)	$80,907	$(9,987)	$208,783	$(12,465)

	December 31, 2023
	Less than 12 Months		12 Months or More		Total
Description of	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
Securities	Value	Losses	Value	Losses	Value	Losses

	(In thousands)
US government agencies	$—	$—	$44,268	$(732)	$44,268	$(732)
Subordinated notes	3,717	(799)	20,583	(3,914)	24,300	(4,713)
State and municipal obligations	3,365	(12)	51,163	(5,730)	54,528	(5,742)
Total temporarily impaired securities	$7,082	$(811)	$116,014	$(10,376)	$123,096	$(11,187)

The unrealized losses on the Company’s investments in US government agencies, state and municipal obligations, and subordinated notes, which numbered 182, were caused by interest rate increases. Because the Company does not intend to sell the investments and it is not more likely than not the Company will be required to sell the investments before recovery of their amortized cost bases, which may be maturity, the Company does not consider those investments to require an allowance for credit losses to be recognized.

Note 4:   Loans and Allowance for Credit Losses

Categories by purpose of loans at December 31, include:

	2024	2023

	(In thousands)
Commercial and industrial loans	$98,795	$91,294
Commercial real estate	291,673	291,859
Residential real estate	91,737	93,364
Consumer loans	8,766	6,719
Total gross loans	490,971	483,236
Less allowance for credit losses	(4,026)	(3,918)
Total loans	$486,945	$479,318

Notes to Consolidated Financial Statements

December 31, 2024 and 2023

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

Notes to Consolidated Financial Statements

December 31, 2024 and 2023

The following tables present the balance in the allowance for credit losses by collateral type and the recorded investment in loans by purpose based on portfolio segment and impairment method as of December 31, 2024 and 2023:

	2024
	Commercial	Commercial	Residential
	and Industrial	Real Estate	Real Estate	Consumer	Total

	(In thousands)
Allowance for loan losses:
Balance, beginning of year	$573	$1,408	$1,843	$94	$3,918
Provision for (reversal of) charged to expense	251	70	(118)	226	429
Losses charged off	(127)	—	(17)	(216)	(360)
Recoveries	2	10	—	27	39
Balance, end of year	$699	$1,488	$1,708	$131	$4,026
Ending balance: individually evaluated for impairment	$—	$—	$—	$—	$—
Ending balance: collectively evaluated for impairment	$699	$1,488	$1,708	$131	$4,026
Loans:
Ending balance: individually evaluated for impairment	$—	$—	$220	$—	$220
Ending balance: collectively evaluated for impairment	$98,795	$291,673	$91,517	$8,766	$490,751

	2023
	Commercial	Commercial	Residential
	and Industrial	Real Estate	Real Estate	Consumer	Total

	(In thousands)
Allowance for credit losses:
Balance, beginning of year	$215	$815	$816	$206	$2,052
Provision for (reversal of) credit losses	(421)	205	(352)	114	(454)
Impact of adopting ASC 326	755	388	1,379	(103)	2,419
Losses charged off	—	—	—	(138)	(138)
Recoveries	24	—	—	15	39
Balance, end of year	$573	$1,408	$1,843	$94	$3,918
Ending balance: individually evaluated for credit loss	$—	$—	$—	$—	$—
Ending balance: collectively evaluated for credit loss	$573	$1,408	$1,843	$94	$3,918
Loans:
Ending balance: individually evaluated for credit loss	$—	$8	$318	$—	$326
Ending balance: collectively evaluated for credit loss	$91,294	$291,851	$93,046	$6,719	$482,910

Notes to Consolidated Financial Statements

December 31, 2024 and 2023

The following tables show the portfolio quality indicators.

Based on the most recent analysis performed, the following table presents the recorded investment in non-homogeneous loans by internal risk rating system as of December 31, 2024 (in thousands):

							Revolving	Revolving
							Loans	Loans
							Amortized	Converted
December 31, 2024	2024	2023	2022	2021	2020	Prior	Cost Basis	to Term	Total
Commercial and industrial
Risk Rating
Pass	$22,474	$17,993	$11,487	$8,082	$10,099	$8,295	$19,068	$—	$97,498
Special Mention	—	—	26	—	—	185	1,086	—	1,297
Substandard	—	—	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—	—	—
Total	$22,474	$17,993	$11,513	$8,082	$10,099	$8,480	$20,154	$—	$98,795

Commercial and industrial
Current period gross charge-offs	$—	$127	$—	$—	$—	$—	$—	$—	$127

Commercial real estate
Risk Rating
Pass	$19,554	$30,858	$32,972	$36,870	$31,461	$68,279	$57,096	$—	$277,090
Special Mention	—	—	315	242	—	7,781	6,229	—	14,567
Substandard	—	—	—	—	—	16	—	—	16
Doubtful	—	—	—	—	—	—	—	—	—
Total	$19,554	$30,858	$33,287	$37,112	$31,461	$76,076	$63,325	$—	$291,673

Commercial real estate
Current period gross charge-offs	$—	$—	$—	$—	$—	$—	$—	$—	$—

Total
Pass	$42,028	$48,851	$44,459	$44,952	$41,560	$76,574	$76,164	$—	$374,588
Special Mention	—	—	341	242	—	7,966	7,315	—	15,864
Substandard	—	—	—	—	—	16	—	—	16
Doubtful	—	—	—	—	—	—	—	—	—
Total	$42,028	$48,851	$44,800	$45,194	$41,560	$85,556	$83,479	$—	$390,468
Current period gross charge-offs	$—	$127	$—	$—	$—	$—	$—	$—	$127

Notes to Consolidated Financial Statements

December 31, 2024 and 2023

The Company monitors the credit risk profile by payment activity for residential and consumer loan classes. Loans past due 90 days or more and loans on nonaccrual status are considered nonperforming. Nonperforming loans are reviewed quarterly. The following table presents the amortized cost in residential and consumer loans based on payment activity (in thousands):

							Revolving	Revolving
							Loans	Loans
							Amortized	Converted
December 31, 2024	2024	2023	2022	2021	2020	Prior	Cost Basis	to Term	Total
Residential Real Estate
Payment Performance
Performing	$9,480	$10,469	$16,912	$15,174	$17,401	$21,993	$—	$—	$91,429
Nonperforming	—	22	—	17	—	269	—	—	308
Total	$9,480	$10,491	$16,912	$15,191	$17,401	$22,262	$—	$—	$91,737

Residential real estate
Current period gross charge-offs	$—	$—	$—	$—	$—	$17	$—	$—	$17

Consumer
Payment Performance
Performing	$4,619	$1,427	$798	$349	$275	$907	$376	$—	$8,751
Nonperforming	—	—	—	—	15	—	—	—	15
Total	$4,619	$1,427	$798	$349	$290	$907	$376	$—	$8,766

Consumer
Current period gross charge-offs	$144	$72	$—	$—	$—	$—	$—	$—	$216

Total
Payment Performance
Performing	$14,099	$11,896	$17,710	$15,523	$17,691	$22,900	$376	$—	$100,180
Nonperforming	—	22	—	17	15	269	—	—	323
Total	$14,099	$11,918	$17,710	$15,540	$17,691	$23,169	$376	$—	$100,503
Current period gross charge-offs	$144	$72	$—	$—	$—	$17	$—	$—	$233

Notes to Consolidated Financial Statements

December 31, 2024 and 2023

Based on the most recent analysis performed, the following table presents the recorded investment in non - homogeneous loans by internal risk rating system as of December 31, 2023 (in thousands):

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

December 31, 2024 and 2023

The Company monitors the credit risk profile by payment activity for residential and consumer loan classes. Loans past due 90 days or more and loans on nonaccrual status are considered nonperforming. Nonperforming loans are reviewed quarterly. The following table presents the amortized cost in residential and consumer loans based on payment activity (in thousands):

							Revolving	Revolving
							Loans	Loans
							Amortized	Converted
December 31, 2023	2023	2022	2021	2020	2019	Prior	Cost Basis	to Term	Total
Residential Real Estate
Payment Performance
Performing	$12,036	$18,297	$16,343	$19,476	$5,687	$21,046	$—	$—	$92,885
Nonperforming	—	—	—	38	—	441	—	—	479
Total	$12,036	$18,297	$16,343	$19,514	$5,687	$21,487	$—	$—	$93,364

Residential real estate
Current period gross charge-offs	$—	$—	$—	$—	$—	$—	$—	$—	$—

Consumer
Payment Performance
Performing	$2,484	$1,396	$674	$456	$385	$953	$371	$—	$6,719
Nonperforming	—	—	—	—	—	—	—	—	—
Total	$2,484	$1,396	$674	$456	$385	$953	$371	$—	$6,719

Consumer
Current period gross charge-offs	$138	$—	$—	$—	$—	$—	$—	$—	$138

Total
Payment Performance
Performing	$14,520	$19,693	$17,017	$19,932	$6,072	$21,999	$371	$—	$99,604
Nonperforming	—	—	—	38	—	441	—	—	479
Total	$14,520	$19,693	$17,017	$19,970	$6,072	$24,440	$371	$—	$100,083
Current period gross charge-offs	$138	$—	$—	$—	$—	$—	$—	$—	$138

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

For the year ended December 31, 2024 the Company recorded a provision for credit losees of $429,000. For the year ended December 31, 2023, the Company recorded a reversal of credit loss expense $454,000.

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

Notes to Consolidated Financial Statements

December 31, 2024 and 2023

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

The following table shows the loan portfolio aging analysis of the recorded investment in loans as of December 31, 2024:

	30‑59 Days	60‑89 Days	Greater
	Past	Past	Than 90		Total Past
	Due and	Due and	Days and	Non	Due and		Total Loans
	Accruing	Accruing	Accruing	Accrual	Non Accrual	Current	Receivable

	(In thousands)
Commercial and industrial	$—	$43	$41	$170	$254	$98,541	$98,795
Commercial real estate	48	—	—	258	306	291,367	291,673
Residential	95	30	—	308	433	91,304	91,737
Consumer	15	2	15	—	32	8,734	8,766
Total	$158	$75	$56	$736	$1,025	$489,946	$490,971

The following table shows the loan portfolio aging analysis of the recorded investment in loans as of December 31, 2023:

	30‑59 Days	60‑89 Days	Greater
	Past	Past	Than 90		Total Past
	Due and	Due and	Days and	Non	Due and		Total Loans
	Accruing	Accruing	Accruing	Accrual	Non Accrual	Current	Receivable

	(In thousands)
Commercial and industrial	$10	$48	$154	$—	$212	$91,082	$91,294
Commercial real estate	—	242	—	8	250	291,609	291,859
Residential	201	—	—	479	680	92,770	93,364
Installment	5	—	—	—	5	6,714	6,719
Total	$216	$290	$154	$487	$1,147	$482,175	$483,236

Nonperforming Loans

The following table present the amortized cost basis of loans on nonaccrual status and loans past due over 90 days still accruing interest as of December 31, 2024:

				Loans Past
				Due Over 90 Days	Total
	Nonaccrual with no ACL	Nonaccrual with ACL	Total Nonaccrual	Still Accruing	Nonperforming

	(In thousands)
Commercial and industrial	$170	$—	$170	$41	$211
Commercial real estate	258	—	258	---	258
Residential	308	—	308	—	308
Consumer	—	—	—	15	15
Total	$736	$—	$736	$56	$792

The Company did recognized approximately $4,000 interest income on nonaccrual loans during the the period ended December 31, 2024.

The following table present the amortized cost basis of loans on nonaccrual status and loans past due over 90 days still accruing interest as of December 31, 2023:

Notes to Consolidated Financial Statements

December 31, 2024 and 2023

				Loans Past
				Due Over 90 Days	Total
	Nonaccrual with no ACL	Nonaccrual with ACL	Total Nonaccrual	Still Accruing	Nonperforming

	(In thousands)
Commercial and industrial	$—	$—	$—	$154	$154
Commercial real estate	8	—	8	—	8
Residential	479	—	479	—	479
Consumer	—	—	—	—	—
Total	$487	$—	$487	$154	$641

The Company recognized approximately $13,000 interest income on nonaccrual loans during the period ended December 31, 2023.

Note 5:   Premises and Equipment

Major classifications of premises and equipment, stated at cost, are as follows:

	2024	2023

	(In thousands)
Land, buildings and improvements	$31,727	$22,927
Furniture and equipment	16,158	15,398
Computer software	2,680	2,546
	50,565	40,871
Less accumulated depreciation	(26,966)	(25,887)
Net premises and equipment	$23,599	$14,984

Depreciation and amortization charged to operations was $1,079,000 in 2024 and $997,000 in 2023.

Note 6:   Time Deposits

Time deposits in denominations of $250,000 or more were $35.9 million at December 31, 2024 and $37.6 million at December 31, 2023. At December 31, 2024, the scheduled maturities of time deposits are as follows:

(In thousands)
Due during the year ending December 31,
2025	$149,087
2026	17,072
2027	959
2028	260
2029	71
Thereafter	235
$167,684

Notes to Consolidated Financial Statements

December 31, 2024 and 2023

Note 7:   Borrowings

At December 31, 2024 and 2023, as a member of the Federal Home Loan Bank system the Bank had the ability to obtain up to $70.5 million and $87.5 million, respectively, in additional borrowings based on securities and certain loans pledged to the FHLB. At December 31, 2024 and 2023, Advances from the Federal Home Loan Bank were $75 million. At December 31, 2024 and 2023, required annual payments on Federal Home Loan Bank advances were for year ending December 31, 2026 $20 million (4.39% fixed rate), December 31, 2027 $35 million (4.24% fixed rate) and December 31, 2028 $20 million (4.11% fixed rate).

At December 31, 2024 and 2023, the Bank had approximately $263.2 million and $251.0 million, respectively of one- to four-family residential real estate and commercial real estate loans pledged as collateral for borrowings. Also at December 31, 2024 and 2023, the Company and the Bank have cash management lines of credit with various correspondent banks (excluding FHLB cash management lines of credit) enabling additional borrowings of up to $18.0 million. At December 31, 2024 the Company pledged approximately $42.9 million of available - for - sale securities to secure a line of credit facility with the Federal Reserve Bank. The amount of the credit facility is approximately $29.2 million as of December 31, 2024. The Company did not have this credit facility in 2023.

Securities sold under repurchase agreements were approximately $30.5 million and $26.8 million at December 31, 2024 and 2023, respectively.

Securities sold under agreements to repurchase are financing arrangements whereby the Company sells securities and agrees to repurchase the identical securities at the maturities of the agreements at specified prices. Physical control is maintained for all securities sold under repurchase agreements. Information concerning securities sold under agreements to repurchase is summarized as follows:

	2024	2023

	(Dollars in thousands)
Balance outstanding at year end	$30,494	$26,781
Average daily balance during the year	$32,896	$25,049
Average interest rate during the year	4.43%	4.17%
Maximum month-end balance during the year	$37,805	$30,509
Weighted-average interest rate at year end	3.77%	4.58%

All repurchase agreements are subject to term and conditions of repurchase/security agreements between the Company and the customer and are accounted for as secured borrowings. The Company’s repurchase agreements reflected in short-term borrowings consist of customer accounts and securities which are pledged on an individual security basis.

The following table presents the Company’s repurchase agreements accounted for as secured borrowings:

Remaining Contractual Maturity of the Agreement

(In thousands)

	Overnight and			Greater than 90
December 31, 2024	Continuous	Up to 30 Days	30‑90 Days	Days	Total
Repurchase Agreements
State and municipal obligations	$30,494	$—	$—	$—	$30,494
Total	$30,494	$—	$—	$—	$30,494

	Overnight and			Greater than 90
December 31, 2023	Continuous	Up to 30 Days	30‑90 Days	Days	Total
Repurchase Agreements
U.S government agencies	$26,781	$—	$—	$—	$26,781
Total	$29,781	$—	$—	$—	$26,781

Securities with an approximate carrying value of $49.4 million and $41.1 million at December 31, 2024 and 2023, respectively, were pledged as collateral for repurchase borrowings.

Notes to Consolidated Financial Statements

December 31, 2024 and 2023

Note 8:   Subordinated Debentures

On May 14, 2019 the Company issued $20,000,000 of junior subordinated debentures. The debentures bear interest at a fixed rate of 6.0% until May 2024, which then becomes a floating interest rate equal to the three-month SOFR plus 3.625%, resetting quarterly. Interest on the subordinated notes is payable semiannually through May 2024 and quarterly thereafter through the maturity date of May 2029. Principal is due upon maturity. The debentures are unsecured and payable to various investors. For purposes of computing regulatory capital, the debentures are included in Tier 2 Capital. The subordinated notes can be repaid in whole or in part prior to the fifth anniversary of the issue date (May 2019). Unamortized debt costs were $276,000 and $337,000 as of December 31, 2024 and 2023, respectively.

In 2005, a Delaware statutory business trust owned by the Company, United Bancorp Statutory Trust I (“Trust I” or the “Trust”), issued $4.1 million of mandatorily redeemable debt securities. The sale proceeds were utilized to purchase $4.1 million of the Company’s subordinated debentures which mature in 2035. The Company’s subordinated debentures are the sole asset of Trust I. The Company’s investment in Trust I is not consolidated herein as the Company is not deemed the primary beneficiary of the Trust. However, the $4.1 million of mandatorily redeemable debt securities issued by the Trust are includible for regulatory purposes as a component of the Company’s Tier I Capital. Interest on the Company’s subordinated debentures is equal to three month SOFR plus 1.35% and is payable quarterly. Subordinated debentures, net of unamortized debt costs, totaled $23.8 million and $23.8 million at December 31, 2024 and 2023, respectively.

Note 9:   Income Taxes

The provision for income taxes includes these components:

	2024	2023

	(In thousands)
Taxes currently payable	$797	$528
Deferred income taxes	(904)	13
Income tax (benefit) expense	$(107)	$541

A reconciliation of income tax expense at the statutory rate to the Company’s actual income tax expense is shown below:

	2024	2023

	(In thousands)
Computed at the statutory rate (21%)	$1,532	$1,993
(Decrease) increase resulting from
Tax exempt interest	(1,571)	(1,256)
Earnings on bank-owned life insurance - net	(90)	(89)
Low income housing credit	(63)	(49)
Other	85	(58)
Actual (benefit) tax expense	$(107)	$541

Notes to Consolidated Financial Statements

December 31, 2024 and 2023

The tax effects of temporary differences related to deferred taxes shown on the balance sheets were:

	2024	2023

	(In thousands)
Deferred tax assets
Allowance for credit losses	$865	$870
Stock based compensation	241	238
Accrued expenses	61	80
Deferred compensation	513	525
Non-accrual loan interest	1	6
Lease liablity	603	—
Net operating loss carryforward	561	—
Tax credit carryforward	474	—
Unrealized loss on securities available for sale	2,547	1,874
Other	12	—
Total deferred tax assets	5,878	3,593

Deferred tax liabilities
Depreciation	(433)	(410)
Deferred loan costs, net	(7)	(2)
FHLB stock dividends	(60)	(60)
Prepaid expenses	(36)	(55)
Intangibles	(30)	(58)
Right of use asset	(566)	—
Employee benefit expense	(735)	(599)
Total deferred tax liabilities	(1,867)	(1,184)
Net deferred tax asset	$4,011	$2,409

During 2024, the Company generated a federal net operating loss of $2,700,000 which may be carried forward indefinitely. Additionally, the Company generated tax credits of $474,000 which may be carried forward 20 years. The Company expects to utilize these carryforwards prior to expiration therefore no valuation allowance has been recorded.

Notes to Consolidated Financial Statements

December 31, 2024 and 2023

Note 10: Accumulated Other Comprehensive Income (Loss)

The components of accumulated other comprehensive income (loss), included in stockholders’ equity, are as follows:

	2024	2023

	(In thousands)
Net unrealized loss on securities available-for-sale	$(12,130)	$(8,922)
Net unrealized loss for funded status of defined benefit plan liability	(654)	(543)
	(12,784)	(9,465)
Tax effect	2,684	1,987
Net-of-tax amount	$(10,100)	$(7,478)

The changes in accumulated other comprehensive income (loss) by component shown of net of tax and parenthesis indicating debits as of December 31, 2024 and 2023.

	Twelve months ended			Twelve months ended
	December 31, 2024			December 31, 2023
	Net unrealized			Net unrealized
	(Loss)	Defined		(Loss)	Defined
	Gain on Available	Benefit		Gain on Available	Benefit
	For Sale Securities	Plan	Total	For Sale Securities	Plan	Total
(In thousands)
Beginning balance	$(7,049)	$(429)	$(7,478)	$(8,677)	$(659)	$(9,336)
Other comprehensivbe income (loss) before reclassification	(2,626)	(18)	(2,644)	1,628	263	1,891
Amounts reclassified from accumulated other comprehensive gain (loss)	92	(70)	22	—	(33)	(33)
Net current -period other comprehensive income (loss)	(2,534)	(88)	2,622	1,628	230	1,857
Ending balance	$(9,583)	$(517)	$(10,100)	$(7,049)	$(429)	$(7,478)

The reclassification net of accumulated other comprehensive (loss) income shown, net of tax and parenthesis indicationg debits in net income, as of December 31, 31, 2024 and 2023 were as follows:

	Amounts Reclassified from Accumulated
	Other Comprehensive (Loss) Income
			Affected Line Item
			In the Consolidate
(In thousands)	December 31, 2024	December 31, 2023	Statement of Income
Details about Accumulated Other Comprehensive (loss) Income Components
Net unrealized loss on available for sale securities	$(116)	$—	Net debt securities losses
Income tax effect	24	—	Income tax provision
	$(92)	$—

Net unrealized pension expense	$88	$41	Salaries and benefits expense
Income tax effect	(18)	(8)	Income tax provision
	$70	$33

Notes to Consolidated Financial Statements

December 31, 2024 and 2023

Note 11: Regulatory Matters

Unified is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory–and possibly additional discretionary–actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Furthermore, the Company and the Bank’s regulators could require adjustments to regulatory capital not reflected in these financial statements.

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

Notes to Consolidated Financial Statements

December 31, 2024 and 2023

As of December 31, 2024, the most recent notification from Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Bank must maintain capital ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank’s category.

The Bank’s actual capital amounts and ratios are presented in the following table.

					To Be Well Capitalized
			For Capital Adequacy		Under Prompt Corrective
	Actual		Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio

	(Dollars in thousands)
As of December 31, 2024
Total Capital (to Risk-Weighted Assets)
Unified	$82,208	13.8%	$47,635	8.0%	$59,544	10.0%

Common Equity Tier 1 Capital (to Risk-Weighted Assets)
Unified	$78,182	13.1%	$26,795	4.5%	$38,703	6.5%

Tier I Capital (to Risk-Weighted Assets)
Unified	$78,182	13.1%	$35,726	6.0%	$47,635	8.0%

Tier I Capital (to Average Assets)
Unified	$78,182	9.6%	$32,731	4.0%	$40,913	5.0%

As of December 31, 2023
Total Capital (to Risk-Weighted Assets)
Unified	$81,811	13.9%	$46,975	8.0%	$58,719	10.0%

Common Equity Tier 1 Capital (to Risk-Weighted Assets)
Unified	$77,893	13.3%	$26,424	4.5%	$38,167	6.5%

Tier I Capital (to Risk-Weighted Assets)
Unified	$77,893	13.3%	$35,302	6.0%	$46,975	8.0%

Tier I Capital (to Average Assets)
Unified	$77,893	9.7%	$32,302	4.0%	$40,378	5.0%

Notes to Consolidated Financial Statements

December 31, 2024 and 2023

Note 12: Related Party Transactions

At December 31, 2024 and 2023, the Bank had loan commitments outstanding to executive officers, directors, significant stockholders and their affiliates (related parties). In management’s opinion, such loans and other extensions of credit and deposits were made in the ordinary course of business and were made on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons. Further, in management’s opinion, these loans did not involve more than normal risk of collectability or present other unfavorable features. Such loans are summarized below.

	2024	2023

	(In thousands)
Aggregate balance – January 1	$22,223	$20,041
New loans	2,196	4,394
Repayments	(4,489)	(2,212)
Other (retirement)	(2,275)	—
Aggregate balance – December 31	$17,655	$22,223

Deposits from related parties held by the Bank at December 31, 2024 and 2023, totaled approximately $6.4 million and $5.9 million, respectively.

Note 13: Benefit Plans

Pension and Other Postretirement Benefit Plans

The Company has a noncontributory defined benefit pension plan covering all employees who meet the eligibility requirements. The Company’s funding policy is to make the minimum annual contribution that is required by applicable regulations, plus such amounts as the Company may determine to be appropriate from time to time. The Company expects to contribute $630,000 to the plan in 2025.

The Company has certain agreements which provide for a fixed number of payments once the individual reaches normal retirement age. At December 31, 2024, the present value of these future payments was approximately $365,000.

The Company uses a December 31st measurement date for the plan. Information about the plan’s funded status and pension cost follows:

	Pension Benefits
	2024	2023

	(In thousands)
Change in benefit obligation
Beginning of year	$(5,479)	$(5,078)
Service cost	(322)	(302)
Interest cost	(323)	(311)
Actuarial gain (loss)	(305)	(229)
Benefits paid	222	441

End of year	(6,205)	(5,479)

Change in fair value of plan assets
Beginning of year	8,381	6,988
Actual return on plan assets	903	1,092
Employer contribution	672	742
Benefits paid	(222)	(441)

End of year	9,734	8,381

Funded status at end of year	$3,529	$2,902

Notes to Consolidated Financial Statements

December 31, 2024 and 2023

Amounts recognized in accumulated other comprehensive loss not yet recognized as components of net periodic benefit cost consist of:

	Pension Benefits
	2024	2022

	(In thousands)
Unamortized net loss	$793	$770
Unamortized prior service	(139)	(227)

	$654	$543

The estimated net loss and prior service credit for the defined benefit pension plan that will be amortized from accumulated other comprehensive loss as a credit into net periodic benefit cost over the next fiscal year is approximately $89,000. The accumulated benefit obligation for the defined benefit pension plan was $5.3 million and $4.7 million at December 31, 2024 and 2023, respectively.

Information for the pension plan with respect to accumulated benefit obligation and plan assets is as follows:

	December 31,
	2024	2023

	(In thousands)
Projected benefit obligation	$6,205	$5,479
Accumulated benefit obligation	$5,332	$4,695
Fair value of plan assets	$9,734	$8,381

	December 31,
	2024	2023

	(In thousands)
Components of net periodic benefit cost
Service cost	$322	$302
Interest cost	323	311
Expected return on plan assets	(623)	(531)
Amortization of prior service credit	(88)	(89)
Amortization of net loss	—	48

Net periodic benefit cost (benefit)	$(66)	$41

Significant assumptions include:

	Pension Benefits
	2024	2023
Weighted-average assumptions used to determine benefit obligation:
Discount rate	6.49%	6.06%
Rate of compensation increase	3.50%	3.50%

Weighted-average assumptions used to determine benefit cost:
Discount rate	6.06%	6.30%
Expected return on plan assets	7.00%	7.00%
Rate of compensation increase	3.50%	3.50%

The Company has estimated the long-term rate of return on plan assets based primarily on historical returns on plan assets, adjusted for changes in target portfolio allocations and recent changes in long-term interest rates based on publicly available information.

Notes to Consolidated Financial Statements

December 31, 2024 and 2023

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid as of December 31, 2024:

Pension
Benefits
(In thousands)
2025	$377
2026	347
2027	399
2028	572
2029	1,266
2030-2034	4,605
Total	$7,566

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

The asset allocation strategy of the plan is designed to allow flexibility in the determination of the appropriate investment allocations between equity and fixed income investments. This strategy is designed to help achieve the actuarial long term rate on plan assets of 7.0%. The target asset allocation percentages for both 2024 and 2023 are as follows:

Large-Cap stocks	Not to exceed 68%
Small-Cap stocks	Not to exceed 23%
Mid-Cap stocks	Not to exceed 23%
International equity securities	Not to exceed 30%
Fixed income investments	Not to exceed 35%
Alternative investments	Not to exceed 19%

At December 31, 2024 and 2023, the fair value of plan assets as a percentage of the total was invested in the following:

	December 31,
	2024	2023
Equity securities	69.5%	69.2%
Debt securities	28.6	27.5
Cash and cash equivalents	1.9	3.3

	100.0%	100.0%

Pension Plan Assets

Following is a description of the valuation methodologies used for pension plan assets measured at fair value on a recurring basis, as well as the general classification of pension plan assets pursuant to the valuation hierarchy.

Where quoted market prices are available in an active market, plan assets are classified within Level 1 of the valuation hierarchy. Level 1 plan assets include investments in mutual funds that involve equity, bond and money market investments. All of the Plan’s assets are classified as Level 1. If quoted market prices are not available, then fair values are estimated by using pricing models, quoted prices of plan assets with similar characteristics or discounted cash flows. In certain cases where Level 1 or Level 2 inputs are not available, plan assets are classified within Level 3 of the hierarchy. At December 31, 2024 and 2023, the Plan did not contain Level 2 or Level 3 investments.

Notes to Consolidated Financial Statements

December 31, 2024 and 2023

The fair values of Company’s pension plan assets at December 31st, by asset category are as follows:

December 31, 2024
		Fair Value Measurements Using
		Quoted Prices	Significant
		in Active	Other	Significant
		Markets for	Observable	Unobservable
	Total Fair	Identical Assets	Inputs	Inputs
Asset Category	Value	(Level 1)	(Level 2)	(Level 3)

	(In thousands)
Mutual money market	$188	$188	$—	$—
Mutual funds – equities
ETF mutual funds	6,203	6,203	—	—
Micro Cap	187	187	—	—
International	373	373
Mutual funds – fixed income
Fixed income	1,840	1,840	—	—
ETF fixed income	943	943	—	—

Total	$9,734	$9,734	$—	$—

December 31, 2023
		Fair Value Measurements Using
		Quoted Prices	Significant
		in Active	Other	Significant
		Markets for	Observable	Unobservable
	Total Fair	Identical Assets	Inputs	Inputs
Asset Category	Value	(Level 1)	(Level 2)	(Level 3)

	(In thousands)
Mutual money market	$279	$279	$—	$—
Mutual funds – equities
ETF mutual funds	5,283	5,283	—	—
Large and small Cap	159	159	—	—
International	356	356
Mutual funds – fixed income
Fixed income	1,559	1,559	—	—
ETF fixed income	745	745	—	—

Total	$8,381	$8,381	$—	$—

Employee Stock Ownership and 401(k) Plans

The Company has an Employee Stock Ownership Plan (“ESOP”) with an integrated 401(k) plan covering substantially all employees of the Company. The Company’s 401(k) matching percentage was 50% of the employees’ first 6% of contributions for 2024 and 2023.

The Company’s 401(k) expense for the years ended December 31, 2024 and 2023 was approximately $156,000 and $142,000, respectively.

Share information for the ESOP is as follows at December 31, 2024 and 2023:

	2024	2023
Allocated shares at beginning of the year	377,870	384,404
Net shares or dividend reinvestment or distributed due to retirement/diversification	16,413	(6,534)

Total ESOP shares	394,283	377,870

Fair value of unearned shares at December 31st	$—	$—

Notes to Consolidated Financial Statements

December 31, 2024 and 2023

At December 31, 2024, the fair value of the 394,283 the shares held by the ESOP was approximately $5,126,000. There were no unearned ESOP shares as of December 31, 2024 and 2023.

Split Dollar Life Insurance Arrangements

The Company has split-dollar life insurance arrangements with its executive officers and certain directors that provide certain death benefits to the executive’s beneficiaries upon his or her death. The agreements provide a pre- and post-retirement death benefit payable to the beneficiaries of the executive in the event of the executive’s death. The Company has purchased life insurance policies on the lives of all participants covered by these agreements in amounts sufficient to provide the sums necessary to pay the beneficiaries, and the Company pays all premiums due on the policies. In the case of an early separation from the Company, the nonvested executive portion of the death benefit is retained by the Company. The accumulated post retirement benefit obligation was $2.0 million and $2.0 million at December 31, 2024 and 2023, respectively.

Note 14: Restricted Stock Plan

During 2018, the Company’s stockholders authorized the adoption of the United Bancorp, Inc. 2018 Stock Incentive Plan (the “2018 Plan”). No more than 500,000 shares of the Company’s common stock may be issued under the 2018 Plan. As of December 31, 2024, 301,790 shares have been issued under this plan. The shares that may be issued can be authorized but unissued shares or treasury shares. The 2018 Plan permits the grant of incentive awards in the form of options, stock appreciation rights, restricted share and share unit awards, and performance share awards. The 2018 Plan contains annual limits on certain types of awards to individual participants. In any calendar year, no participant may be granted awards covering more than 25,000 shares.

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

A summary of the status of the Company’s nonvested restricted shares as of December 31, 2024, and changes during the year then ended, is presented below:

		Weighted-
		Average
		Grant-Date
	Shares	Fair Value
Nonvested, beginning of year	217,500	$11.79
Granted	139,290	11.67
Vested	(69,000)	12.71
Forfeited	—	—
Nonvested, end of year	287,790	$11.68

Total compensation cost recognized in the income statement for share-based payment arrangements during the years ended December 31, 2024 and 2023 was $884,000 and $658,000, respectively.

The recognized tax benefits related thereto were $186,000 and $138,000, for the years ended December 31, 2024 and 2023, respectively.

Notes to Consolidated Financial Statements

December 31, 2024 and 2023

As of December 31, 2024 and 2023, there was $2,204,000 and $1,253,000, respectively, of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the Plan. That cost is expected to be recognized over a weighted-average period of 7.4 years.

Note 15: Earnings Per Share

Earnings per share (EPS) were computed as follows:

	Year Ended December 31, 2024
		Weighted-
		Average
	Net	Shares	Per Share
	Income	Outstanding	Amount
	(In thousands)
Net income	$7,402
Less allocated earnings on non-vested restricted stock	(97)
Less allocated dividends on non-vested restricted stock	(243)
Net income allocated to common stockholders	7,062
		5,539,653
Basic and diluted earnings per share			$1.27

	Year Ended December 31, 2023
		Weighted-
		Average
	Net	Shares	Per Share
	Income	Outstanding	Amount
	(In thousands)
Net income	$8,950
Less allocated earnings on non-vested restricted stock	(167)
Less allocated dividends on non-vested restricted stock	(190)
Net income allocated to common stockholders	8,593
		5,490,488
Basic and diluted earnings per share			$1.57

Notes to Consolidated Financial Statements

December 31, 2024 and 2023

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

The following tables present the fair value measurements of assets recognized in the accompanying balance sheets measured at fair value on a recurring basis and the level within the fair value hierarchy in which the fair value measurements fall at December 31, 2024 and 2023:

		December 31, 2024
		Fair Value Measurements Using
		Quoted Prices in	Significant
		Active Markets	Other	Significant
		for Identical	Observable	Unobservable
	Fair	Assets	Inputs	Inputs
	Value	(Level 1)	(Level 2)	(Level 3)

	(In thousands)
U.S government agencies	$12,254	$—	$12,254	$—
Subordinated notes	24,118	—	24,118	—
State and municipal obligation	204,259	—	204,259	—

		December 31, 2023
		Fair Value Measurements Using
		Quoted Prices in	Significant
		Active Markets	Other	Significant
		for Identical	Observable	Unobservable
	Fair	Assets	Inputs	Inputs
	Value	(Level 1)	(Level 2)	(Level 3)

	(In thousands)
U.S government agencies	$44,268	$—	$44,268	$—
Subordinated notes	24,300	—	24,300	—
State and municipal obligation	174,192	—	174,192	—

Following is a description of the valuation methodologies used for instruments measured at fair value on a non-recurring basis and recognized in the accompanying balance sheets, as well as the general classification of such instruments pursuant to the valuation hierarchy.

Notes to Consolidated Financial Statements

December 31, 2024 and 2023

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

The following tables present the fair value measurements of assets recognized in the accompanying balance sheets measured at fair value on a non-recurring basis and the level within the fair value hierarchy in which the fair value measurements fall at December 31, 2024 and 2023:

December 31, 2024
Fair Value Measurements Using
		Quoted Prices in	Significant
		Active Markets	Other	Significant
		for Identical	Observable	Unobservable
	Fair	Assets	Inputs	Inputs
	Value	(Level 1)	(Level 2)	(Level 3)

(In thousands)
Collateral dependent impaired loans	$—	$—	$—	$—
Foreclosed assets held for sale	120	—	—	120

December 31, 2023
Fair Value Measurements Using
		Quoted Prices in	Significant
		Active Markets	Other	Significant
		for Identical	Observable	Unobservable
	Fair	Assets	Inputs	Inputs
	Value	(Level 1)	(Level 2)	(Level 3)

(In thousands)
Collateral dependent impaired loans	$—	$—	$—	$—
Foreclosed assets held for sale	3,273	—	—	3,273

Notes to Consolidated Financial Statements

December 31, 2024 and 2023

Unobservable (Level 3) Inputs

The following tables present quantitative information about unobservable inputs used in nonrecurring Level 3 fair value measurements.

	Fair Value at	Valuation
	12/31/24	Technique	Unobservable Inputs	Range
(In thousands)
Collateral-dependent loans	$—	Market comparable properties	Comparability adjustments	5% – 10%
Foreclosed assets held for sale	120	Market comparable properties	Marketability discount	10% – 35%

	Fair Value at	Valuation
	12/31/23	Technique	Unobservable Inputs	Range
(In thousands)
Collateral-dependent loans	$—	Market comparable properties	Comparability adjustments	5% – 10%
Foreclosed assets held for sale	3,273	Market comparable properties	Marketability discount	10% – 35%

There were no significant changes in the valuation techniques used during 2024.

The following tables presents estimated fair values of the Company’s financial instruments not required to be reported at fair value. The fair values of certain of these instruments were calculated by discounting expected cash flows, which involves significant judgments by management and uncertainties. Fair value is the estimated amount at which financial assets or liabilities could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Because no market exists for certain of these financial instruments and because management does not intend to sell these financial statements, the Company does not know whether the fair values shown below represent values at which the respective financial instruments could be sold individually or in the aggregate.

		Fair Value Measurements Using
		Quoted Prices
		in Active
		Markets for	Significant	Significant
		Identical	Other	Unobservable
	Carrying	Assets	Observable Inputs	Inputs
	Amount	(Level 1)	(Level 2)	(Level 3)

	(In thousands)
December 31, 2024
Financial assets
Cash and cash equivalents	$19,608	$19,608	$—	$—
Loans, net of allowance	486,945	—	—	466,951
Federal Home Loan Bank stock	4,026	—	4,026	—
Accrued interest receivable	4,322	—	4,322	—

Financial liabilities
Deposits	$613,494	$—	$614,869	$—
Securities sold under repurchase agreements	30,494	—	30,494	—
Federal Home Loan Bank Advances	75,000	—	74,728	—
Subordinated debentures	23,847	—	24,386	—
Interest payable	831	—	831	—

Notes to Consolidated Financial Statements

December 31, 2024 and 2023

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

Loans

Fair values of loans are estimated on an exit price basis incorporating discounts for credit, liquidity and marketability factors.

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

Notes to Consolidated Financial Statements

December 31, 2024 and 2023

Commitments to Originate Loans, Letters of Credit and Lines of Credit

The fair value of commitments to originate loans is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair values of letters of credit and lines of credit are based on fees currently charged for similar agreements or on the estimated cost to terminate or otherwise settle the obligations with the counterparties at the reporting date. Fair values of commitments were not material at December 31, 2024 and 2023.

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

Note 18: Commitments and Credit Risk

At December 31, 2024 and 2023, total commercial and commercial real estate loans made up 79.5% and 79.3%, respectively, of the loan portfolio. Installment loans account for 1.8% and 1.4%, respectively, of the loan portfolio. Real estate loans comprise 18.7% and 19.3% of the loan portfolio as of December 31, 2024 and 2023, respectively, and primarily include first mortgage loans on residential properties and home equity lines of credit.

Included in cash and cash and cash equivalents as of December 31, 2024 and 2023 is $10.3 million and $33.4 million, respectively, of deposits with the Federal Reserve Bank of Cleveland and the Federal Home Loan Bank.

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

At December 31, 2024 and 2023, the Company had outstanding commitments to originate variable rate loans aggregating approximately $71.5 million and $91.7 million, respectively. The commitments extended over varying periods of time with the majority being disbursed within a one-year period.

Mortgage loans in the process of origination represent amounts that the Company plans to fund within a normal period of 60 to 90 days, some of which are intended for sale to investors in the secondary market. The Company did not have any mortgage loans in the process of origination which are intended for sale at December 31, 2024 or 2023.

Notes to Consolidated Financial Statements

December 31, 2024 and 2023

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

The Company had $136,000 and $136,000 at December 31, 2024 and 2023, respectively in outstanding standby letters of credit. At both December 31, 2024 and 2023, the Company had no deferred revenue under standby letter of credit agreements.

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

At December 31, 2024, the Company had granted unused lines of credit to borrowers aggregating approximately $71.5 million and $35.6 million for commercial lines and open-end consumer lines, respectively. At December 31, 2023, the Company had granted unused lines of credit to borrowers aggregating approximately $35.6 million and $37.0 million for commercial lines and open-end consumer lines, respectively.

Note 19: Recent Accounting Pronouncements

Recent Accounting Pronouncements

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, which requires public entities to disclose information about their reportable segments’ significant expenses on an interim and annual basis. This ASU is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. Early adoption is permitted. Public entities are required to adopt the changes retrospectively, recasting each prior-period disclosure for which a comparative income statement is presented in the period of adoption. This Update is not expected to have a significant impact on the Company’s financial statements. See Footnote 24, Segment Reporting for December 31, 2024 disclosure.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which provides for improvements to income tax disclosures primarily related to the rate reconciliation and income taxes paid information. This guidance is effective for public business entities for annual periods beginning after December 15, 2024, and for annual periods beginning after December 15, 2025, for all other entities. This Update is not expected to have a significant impact on the Company’s financial statements.

Notes to Consolidated Financial Statements

December 31, 2024 and 2023

In November 2024, the FASB issued ASU 2024-03, Income Statement – Reporting Comprehensive Income – Expense Disaggregation Disclosures. This ASU requires disclosure in the notes to financial statements of specified information about certain costs and expenses. Specific disclosures are required for (a) purchases of inventory, (b) employee compensation, (c) depreciation, (d) intangible asset amortization, and (e) depreciation, depletion, and amortization recognized as part of oil and gas producing activities. The amendments in this Update do not change or remove current expense disclosure requirements. However, the amendments affect where this information appears in the notes to financial statements because entities are required to include certain current disclosures in the same tabular format disclosure as the other disaggregation requirements in the amendments. The amendments in ASU 2024-03 apply only to public business entities and are effective for fiscal years beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027, with early adoption permitted. This Update is not expected to have a significant impact on the Company’s financial statements.

In January 2025, the FASB issued ASU 2025-01, Income Statement—Reporting Comprehensive Income— Expense Disaggregation Disclosures (Subtopic 220-40), which revises the effective date of ASU 2024- 03 (on disclosures about disaggregation of income statement expenses) “to clarify that all public business entities are required to adopt the guidance in annual reporting periods beginning after December 15, 2026, and interim periods within annual reporting periods beginning after December 15, 2027.” Entities within the ASU’s scope are permitted to early adopt the ASU. This Update is not expected to have a significant impact on the Company’s financial statements.

Notes to Consolidated Financial Statements

December 31, 2024 and 2023

Note 20: Condensed Financial Information (Parent Company Only)

Presented below is condensed financial information as to financial position, results of operations and cash flows of the Company:

Condensed Balance Sheets

	December 31,
	2024	2023

	(In thousands)
Assets
Cash and cash equivalents	$14,598	$12,094
Investment in the Bank	69,403	71,787
Other assets	3,931	4,078

Total assets	$87,932	$87,959

Liabilities and Stockholders’ Equity
Subordinated debentures	$23,847	$23,787
Other liabilities	628	579
Stockholders’ equity	63,457	63,593

Total liabilities and stockholders’ equity	$87,932	$87,959

Condensed Statements of Income and Comprehensive Income

	Years Ended December 31,
	2024	2023

	(In thousands)
Operating Income
Dividends from subsidiary	$11,159	$12,103
Interest and dividend income from securities and federal funds	1	9

Total operating income	11,160	12,112

General, Administrative and Other Expenses	5,076	4,390

Income (Loss) Before Income Taxes and Equity in Undistributed Income of Subsidiary	6,084	7,722

Income Tax Benefits	1,158	983

Income (Loss) Before Equity in Undistributed Income of Subsidiary	7,242	8,705

Equity in Undistributed Income of Subsidiary	160	245

Net Income	$7,402	$8,950

Comprehensive Income (Loss)	$4,780	$10,808

Notes to Consolidated Financial Statements

December 31, 2024 and 2023

Condensed Statements of Cash Flows

	Years Ended December 31,
	2024	2023

	(In thousands)
Operating Activities
Net income	$7,402	$8,950
Items not requiring (providing) cash
Equity in undistributed income of subsidiary	(160)	(245)
Amortization of share-based compensation plans	884	658
Net change in other assets and other liabilities	178	(3,021)

Net cash provided by operating activities	8,304	6,342

Investing Activities

Net cash used in investing activities	—	—

Financing Activities
Repurchase of common stock	(687)	(733)
Cash dividends paid	(5,113)	(4,788)

Net cash used in financing activities	(5,800)	(5,521)

Net Change in Cash and Cash Equivalents	2,504	821

Cash and Cash Equivalents at Beginning of Year	12,094	11,273

Cash and Cash Equivalents at End of Year	$14,598	$12,094

Note 21: Quarterly Financial Data (Unaudited)

The following tables summarize the Company’s quarterly results of operations for the years ended December 31, 2024 and 2023.

	Three Months Ended
2024:	March 31,	June 30,	September 30,	December 31,

	(In thousands, except per share data)
Total interest income	$9,621	$9,878	$9,944	$10,078
Total interest expense	3,506	3,676	3,805	3,734

Net interest income	6,115	6,202	6,139	6,344

Provision for (reversal of) credit loss expense - loans and off balance sheet	—	105	69	125
Noninterest income	866	1,184	1,215	1,195
Noninterest expense	4,838	5,668	5,529	5,631

Income before income taxes	2,143	1,613	1,756	1,783
Federal income taxes (benefit)	150	(127)	(64)	(66)

Net income	$1,993	$1,740	$1,820	$1,849

Earnings per share
Basic	$0.35	$0.30	$0.31	$0.31
Diluted	$0.35	$0.30	$0.31	$0.31

Notes to Consolidated Financial Statements

December 31, 2024 and 2023

	Three Months Ended
2023:	March 31,	June 30,	September 30,	December 31,

	(In thousands, except per share data)
Total interest income	$8,208	$9,286	$9,651	$9,704
Total interest expense	1,785	2,941	3,085	3,203

Net interest income	6,423	6,345	6,566	6,501

Provision for (reversal of) credit loss expense - loans and off balance sheet	—	(146)	(154)	(154)
Noninterest income	1,016	1,046	963	1,029
Noninterest expense	5,438	5,089	5,233	5,092

Income before income taxes	2,001	2,448	2,450	2,592
Federal income taxes	113	168	58	202

Net income	$1,888	$2,280	$2,392	$2,390

Earnings per share
Basic	$0.33	$0.40	$0.42	$0.42
Diluted	$0.33	$0.40	$0.42	$0.42

Note 22: Goodwill and Core Deposits

The following table shows the changes in the carrying amount of goodwill for the years ended December 31, 2024 and 2023 (in thousands):

	2024	2023
Balance beginning of year	$682	$682
Additions from acquisition	—	—
Balance, end of year	$682	$682

Intangible assets in the consolidated balance sheets at December 31, 2024 and 2023 were as follows (in thousands):

	2024			2023
	Gross			Gross
	Intangible	Accumulated	Net Intangible	Intangible	Accumulated	Net Intangible
	Assets	Amortization	Assets	Assets	Amortization	Assets
Core deposit intangibles	$1,041	$919	$122	$1,041	$781	$260

The estimated aggregate future amortization expense for each of the next two years for intangible assets remaining as of December 31, 2024 is as follows (in thousands):

2025	$122

Notes to Consolidated Financial Statements

December 31, 2024 and 2023

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

The lease is a net lease and, therefore does not contain non-lease components. The Company either pays directly or reimburses the lessor for property and casualty insurance cost and the the propery taxes asserted on the property, as well as a portion of the common area maintenance associated with the property which as categorized as non-components as outline in the applicable guidance.

This financing lease asset and lease liability was determined at the commencement date of the lease based on the present value of the lease payments. This lease does not provide an implicit interest rate. The Company used its incremental collateralized borrowing rate at the Federal Home Loan Bank with similar terms of repayment. The Company used a discount rate of 6.86% and recorded a right of use asset (ROU) and lease liability of $2,764,000. The effective date of the lease was November 21, 2023 and therefore the remaining term is 469 months as of December 31, 2024. Amortization expense of the ROU asset for 2024 was approximately $69,000 and the amount of amortization of the ROU assest was not material to the Company’s is 2023. At December 31, 2024 the ROU asset is included in Premise and Equipment on the Consilidated Balance Sheet.

Maturities of the finance lease liability as December 31, 2024 are as follows:

(In thousands)
Due during the year ending December 31,
2025	$130
2026	210
2027	210
2028	207
2029	185
Thereafter	8,550
Total lease payments	$9,492
Interest	(6,619)
Lease Liability	$2,873

Notes to Consolidated Financial Statements

December 31, 2024 and 2023

Note 24: Segment Reporting

The Company’s has one reportable segment (“Banking”) as determined by the after considering the level of information to review and the performance of various componets of the business. The Company’s Management will use the consolidated information to benchmark against similar entities to evaualte financial performance and budget to actual results. Accounting policies followed by the Company are the same used for the single segment. The one segment identified is evaluated using net income, earnings per share, return of average assets and equity. Information used for performance assessment follows. Since reported consolidated financial results are used for the performance assessment, there are no reconciling items noted from our financial reporting results published and segment reporting financial information.

	Years Ended December 31,
	2024	2023

	(In thousands)
Banking Segment
Total interest income	$39,521	$36,849
Total interest expense	14,721	11,014
Net interest income	24,800	25,835
Provision for (reversal of ) credit loss expense	299	(454)
Net Interest Income After Provision for (reversal of) Credit Losses	24,501	26,289
Noninterest income	4,460	4,054
Noninterest expense (including taxes)	21,559	21,393
Net income	7,402	8,950
Net Income (consolidated financial statement of income)	$7,402	$8,950
Total assets Banking segment	$816,656	$819,449
Total assets (consolidated balance sheets)	$816,656	$819,449

