Form 10-K, Exhibit 13
period 2025-12-31
UNITED BANCORP INC /OH/
filed 2026-03-18
CIK 731653

Exhibit 13

UNITED BANCORP

We Are **UNITED**...To Better Serve You!

ANNUAL REPORT

2025

UNITED BANCORP

We Are **UNITED**...To Better Serve You!

ANNUAL REPORT

2025

2026 Annual Report- Letter to Shareholders

As we reflect on another year, I am very pleased to report to you, our valued shareholders, on the increased earnings and, overall, solid performance that United Bancorp, Inc. (UBCP) achieved in 2025. For the year ended December 31, 2025, UBCP produced net income of $7,753,000 and diluted earnings per share of $1.34, which are respective increases of $351,000, or 4.7%, and $0.07, or 5.5%, over the levels achieved in 2024. Considering that, over the course of the past year, we undertook several transformative projects that added to our noninterest expense levels—such as: constructing and staffing our new Wheeling Banking Center; further developing and scaling out both our Unified Mortgage and Treasury Management Programs; investing in technology and digital transformation platforms; and acquiring and developing a property in St. Clairsville, Ohio that will become our Unified Center—we are very pleased with the present performance of our Company. With our dedicated focus on investing in infrastructure, product development, and delivery, we strongly believe that these current undertakings… which are dilutive to current financial performance… will provide a pathway to future growth and lead to increasingly higher performance for our Company over the course of the next twelve to twenty-four months, while helping us maintain our relevance for many years to come.

As we all know, with the high degree of uncertainty that permeated our national and global economies this past year, the economic environment in which we operated in 2025 posed challenges for all businesses. The tariffs announced earlier in the year under the guidance of the new administration—coupled with a perceived slowing of employment and lingering inflation—caused many to question the future direction of our economy and the impact it could have on businesses, including our Company. In addition—further adding to this uncertainty—our federal government experienced its longest shutdown in our country’s history during the fourth quarter of 2025 after Congress failed to pass funding legislation to support its ongoing operation. Regardless of these challenges this past year, our Company responded in a positive fashion to this uncertainty by realizing an increase in net interest income of $1,660,000, or 6.7%, and by seeing its net interest margin increase by nineteen (19) basis points to 3.70% from 3.51%. Of note, on a year-over-year basis in the fourth quarter of 2025, the increase in net interest income accelerated above the year-to-date level by increasing by $544,000 or 8.6%. We remain optimistic that we can continue this current increasing and expansionary trend for both our total interest income and net interest margin as we enter 2026; especially, considering the Federal Open Market Committee (FOMC) loosened monetary policy with three rate cuts over the course of the final four months of 2025.

The primary driver of our growing level of net interest income and expanding net interest margin in 2025 was the continued growth of our balance sheet. On a year-over-year basis, total assets increased by $40.8 million, or 5.0%, to $857.4 million as of December 31, 2025. Throughout this past year, the significant areas of growth within our balance sheet that contributed to our higher level of net interest income and expanding net interest margin were: average loans increasing by $17.0 million, or 3.5%, to $497.9 million; an increased investment in bank owned life insurance (BOLI) during the fourth quarter of $17.5 million (with an average yield of 6.03%); and average cash and due from the Federal Reserve Bank increasing by $6.7 million, or 17.5%, to $45.1 million. In addition, during 2025 we executed on swap strategies within our municipal securities portfolio—selling $30.2 million of municipal securities with an average taxable equivalent yield (TEY) of approximately 4.54% and reinvesting a like amount in new municipal securities with an average TEY of approximately 5.93%. This strategy increased our yield on these securities by approximately 1.39%, producing an additional $419,000 in annualized interest income, and also resulted in a $137,000 gain on sale of securities. We believe these actions were prudent, opportunistic, and aligned with our overall objective of enhancing future earnings capacity—especially if the FOMC continues to lower short-term rates as it did over the final four months of 2025. Interestingly, a significant portion of the municipal securities that we hold have extended call protection, which should benefit our Company in a falling rate environment. Also, we continue to see the average yield of our overall loan portfolio increase as many loans originated in the zero-interest rate environment of 2020 and 2021 continue to reprice in the more normalized and higher interest rate environment in which we operated in 2025. We believe that we will continue to experience this phenomenal situation in 2026.

On the funding side of the balance sheet, our Company’s total deposits increased by $27.9 million, or 4.5%, to $641.4 million this past year, ending December 31, 2025. Importantly, this growth was well balanced between growth in our lower-cost demand and savings balances and growth in time deposits. Demand and savings balances increased by $13.8 million to a level of $459.6 million, representing seventy-two percent (72%) of total deposits, while time balances increased by $14.0 million to $181.7 million. Although our total interest expense increased by $308,000, or 2.1%, this past year, we were encouraged to see that, on a year-over-year basis in the fourth quarter, our total interest expense declined by $22,000, or 0.60%—the first quarterly decline we have seen since the FOMC began tightening monetary policy in March of 2022. We anticipate this favorable trend will continue into 2026, which should further contribute to net interest income expansion and margin accretion.

In 2025, even with borrowers experiencing rate resets to levels that may be double their previous rates in the higher-rate environment in which we operated—and with economic uncertainty continuing—we successfully maintained credit-related strength and stability within our loan portfolio. At year-end 2025, total nonaccrual loans were $2.3 million, which is 0.46% of gross loans. Also, at year-end, nonperforming assets (nonaccrual loans and OREO) to total assets were 0.56%, which continues to compare favorably to our peer group and remains well below historic levels. Further highlighting the strength of our loan portfolio, our Company had net loans charged off (excluding overdrafts) of ($282,000) for 2025, which annualized is (0.06%) of average loans and is in-line with the previous year. In response to economic uncertainty, macroeconomic trends, and loan growth, our Company recorded a provision for credit loss expense of $674,000, an increase of $375,000 year-over-year. With these factors considered, UBCP ended 2025 with an allowance for credit losses to total loans of 0.87% (a five (5) basis point increase from the previous year), and allowance coverage of 188% of nonaccrual loans. Overall, we believe that we remain well reserved with strong coverage and--- as always and going forward--- we will continue to prudently manage credit risk. In addition, our Company remains very well capitalized by regulatory standards with regulatory capital (stockholders’ equity plus accumulated other comprehensive loss (AOCI)) of $75.9 million, or 8.9% of average assets, at year-end.

This past year, we continued to execute on our strategic vision of prudently growing our Company, investing in the infrastructure necessary to support that growth, and remaining relevant in an increasingly competitive and rapidly changing industry. Several major initiatives and “news worthy” milestones from 2025 are important to highlight:

•

Wheeling Banking Center – Grand Opening (December 9, 2025): We were excited to open our modern regional banking facility in the desirable market of Wheeling, West Virginia. Even prior to the official opening, we began to see measurable growth driven by the business development team that was already in place in anticipation of launch. We firmly believe that within five years, this new banking center will be a top performer for UBCP.

•

Unified Mortgage – Continued Scaling and Fee Income Growth: Over the last two years—and more fully developed over the course of 2025 with the hiring of additional production staff—our Unified Mortgage Division continued to contribute meaningfully to fee income. As we scale this function further and with the positive operating leverage that presently exists within this division, we strongly believe that it will continue to produce increasingly positive results and become more lucrative for our Company.

•

Treasury Management – Relationship Deepening and Deposit Generation: We continued investing in Treasury Management capabilities that help our small business customers with cash management, merchant services, and payments. This function not only generates fee income; but is also a key driver of low or no-cost deposits and strengthens relationship depth with our commercial customers.

•

Technology, Digital Transformation, and Omni-Channel Delivery: We made a tremendous investment in technology in 2025 to meet changing customer needs and to attract new customers to our Company. Importantly, we also began implementing an artificial intelligence (AI) solution designed to better serve customers by answering inquiries more effectively, guiding customers to the best financial solutions, and supporting more modern, customer-centric delivery.

•

Unified Center – St. Clairsville, Ohio: We acquired and began developing a property that will become the Unified Center, which will house our Accounting, Information Technology, and Customer Sales and Service functions. This initiative will help centralize and elevate customer support with highly skilled team members capable of delivering a more complete and satisfying “Unified Experience.” This center will also include a sales-oriented function—supported by our AI solution—that routes inbound inquiries from any channel to skilled professionals to improve onboarding, cross-selling, and relationship expansion. The renovation of the Unified Center is expected to be completed by mid-2026, with the customer-centric support solutions rollout by year-end.

As always, our primary focus is protecting the investment of our shareholders and rewarding them in a balanced fashion by growing their value and paying an attractive cash dividend. In this area, our shareholders were once again nicely rewarded in 2025. This past year, we paid both our regular quarterly cash dividends and a special dividend to our valued shareholders. Our regular cash dividends increased by $0.04 from the previous year to $0.7450, an increase of 5.7%. The special cash dividend paid in the first quarter of 2025 was $0.175, an increase of $0.025, or 16.7%, over the previous year. Overall, in the year-ended December 31, 2025, UBCP paid total cash dividends of $0.92 per share, a year-over-year increase of $0.065, or 7.6%, producing a near-industry leading total dividend yield of 6.4% (based on year-end fair market value of $14.35). On a year-over-year basis, the fair market value of our Company’s stock increased by $1.35, or 10.4%, and our market price to tangible book value was 121%, which compares favorably to industry standards.

Considering that the uncertainty within our economy remained elevated and that we continued to operate in a challenging and highly competitive industry environment in 2025, we were very pleased with the performance of our Company this past year--- and, continue to be extremely optimistic about the future prospects for UBCP. In 2025, we were happy to see the growth trends achieved in both deposits and earning assets, and were pleased with the on-going quality of our credit metrics, which remained relatively stable and low by historic standards. With the stronger demand for our loan products that we are currently experiencing—especially in the relationship-driven, small business oriented commercial portfolio, which accounts for approximately eighty-one percent (81%) of total loans—we can continue our focus on attracting deposits to fund this increased loan demand and support our ongoing goal of growing total assets to $1.0 billion or greater in the near term. We are truly excited about our Company’s direction and the potential that it brings. With an unwavering focus on continual process improvement, product development and enhanced delivery, we firmly believe the future for UBCP is very bright.

UBCP is truly blessed to have a “Unified and United” team, management, board of directors, and shareholder group. As a successful financial services company, we truly appreciate everyone’s continued support… Together, We Will Accomplish More!

Scott A. Everson
Chairman, President & Chief Executive Officer
United Bancorp, Inc. (UBCP)

DIVIDEND AND STOCK HISTORY

			Distribution Date of
	Cash Dividends	Special Cash Dividends	Dividends and
	Declared (1)	and Stock Dividends	Exchanges
1983	$0.05	—	—
1984	$0.06	4 for 1 Exchange (2)	January 2, 1984
1985	$0.07	—	—
1986	$0.09	—	—
1987	$0.09	50% Stock Dividend	October 2, 1987
1988	$0.10	—	—
1989	$0.10	—	—
1990	$0.11	—	—
1991	$0.12	—	—
1992	$0.12	100% Stock Dividend	September 10, 1992
1993	$0.12	100% Stock Dividend	November 30, 1993
1994	$0.13	10% Stock Dividend	September 9, 1994
1995	$0.19	—	—
1996	$0.20	10% Stock Dividend	June 20, 1996
1997	$0.23	10% Stock Dividend	September 19, 1997
1998	$0.26	5% Stock Dividend	December 18, 1998
1999	$0.30	5% Stock Dividend	December 20, 1999
2000	$0.31	5% Stock Dividend	December 20, 2000
2001	$0.32	5% Stock Dividend	December 20, 2001
2002	$0.33	5% Stock Dividend	December 20, 2002
2003	$0.35	10% Stock Dividend	December 19, 2003
2004	$0.39	10% Stock Dividend	December 20, 2004
2005	$0.43	10% Stock Dividend	December 20, 2005
2006	$0.48	10% Stock Dividend	December 20, 2006
2007	$0.52	—	—
2008	$0.54	—	—
2009	$0.56	—	—
2010	$0.56	—	—
2011	$0.56	—	—
2012	$0.42	—	—
2013	$0.29	—	—
2014	$0.33	—	—
2015	$0.37	5¢ Per Share Special Dividend	December 29, 2016
2016	$0.42	5¢ Per Share Special Dividend	December 29, 2017
2017	$0.46	5¢ Per Share Special Dividend	December 29, 2018
2018	$0.52	5¢ Per Share Special Dividend	December 28, 2019
2019	$0.545	—	—
2020	$0.57	—	—
2021	$0.685	10¢ Per Share Special Dividend	March 19, 2021
2022	$0.775	15¢ Per Share Special Dividend	March 18, 2022
2023	$0.815	15¢ Per Share Special Dividend	March 20, 2023
2024	$0.855	15¢ Per Share Special Dividend	March 20, 2024
2025	$0.92	17.5¢ Per Share Special Dividend	March 20, 2025

(1)	Adjusted for stock dividends and exchanges.

(2)	Formation of United Bancorp, Inc. (UBCP). Unified Bank (formerly The Citizen’s Saving Bank) shareholders received 4 shares of UBCP stock in exchange for 1 share of bank stock.

2026 ANTICIPATED DIVIDEND PAYABLE DATES

♦	First Quarter
March 20, 2026

♦	Second Quarter*
June 19, 2026

♦	Third Quarter*
September 18, 2026

♦	Fourth Quarter*
December 18, 2026

* Subject to action by Board of Directors

Index	12/31/20	12/31/21	12/31/22	12/31/23	12/31/24	12/31/25
United Bancorp, Inc.	100.00	132.06	122.33	113.82	123.35	145.46
NASDAQ Composite Index	100.00	122.18	82.43	119.22	154.48	187.14
S&P U.S. BMI Banks Index	100.00	135.97	112.77	123.35	164.70	211.47
S&P U.S. SmallCap Banks Index	100.00	139.21	122.74	123.35	145.82	160.37
S&P U.S. BMI Banks - Midwest Region Index	100.00	132.12	114.02	116.40	142.02	159.02
Dow Jones Index	100.00	120.95	112.65	130.87	150.49	172.95

Directors

Directors and Officers

DIRECTORS OF UNITED BANCORP, INC.

Scott A. Everson[1]	Chairman, President & Chief Executive Officer, United Bancorp, Inc.
Chairman, President & Chief Executive Officer, Unified Bank, Martins Ferry, Ohio

Gary W. Glessner1,2,3,4,ö	CPA & CGMA, Managing Member, Glessner & Associates, PLLC;
Glessner Wharton Andrews Insurance, LLC; Tiffany’s, LLC; GWA Realty, LLC,
GW Rentals, LLC; Trustee, Windmill Truckers Center, Inc., Red Stripe & Associates, LLC,
Glessner Enterprises, Inc.

Brian M. Hendershot [2]	President, Ohio-West Virginia Excavating, Shadyside, Ohio

John M. Hoopingarner, Esq.[1,2,3,4]	Of Counsel, McMahon, DeGulis LLP, Columbus, Cleveland & Cincinnati, Ohio

Bethany E. Schunn[2]	Plant Manager, Cardinal Operating Company, Brilliant, Ohio

James W. Everson	Chairman Emeritus 1969 - 2018

OFFICERS OF UNITED BANCORP, INC.

Scott A. Everson	Chairman, President, & Chief Executive Officer
Matthew F. Branstetter	Senior Vice President, Chief Operating Officer
Randall M. Greenwood	Senior Vice President, Chief Financial Officer, & Treasurer
Erika R. Ault	Corporate Secretary

DIRECTORS OF UNIFIED BANK

Erin S. Ball	Vice President, Carenbauer Distributing Corporation, Wheeling, West Virginia

Jonathan C. Clark, Esq	Attorney at Law, Lancaster, Ohio

Scott A. Everson[1]	Chairman, President & Chief Executive Officer, United Bancorp, Inc.
Chairman, President & Chief Executive Officer, Unified Bank, Martins Ferry, Ohio

Gary W. Glessner1,2,ö	CPA & CGMA, Managing Member, Glessner & Associates, PLLC;
Glessner Wharton Andrews Insurance, LLC; Tiffany’s, LLC; GWA Realty, LLC,
GW Rentals, LLC; Trustee, Windmill Truckers Center, Inc.

Brian M. Hendershot[1,2]	President, Ohio-West Virginia Excavating, Shadyside, Ohio

John R. Herzig	President, Toland-Herzig Funeral Homes & Crematory, Strasburg and Dover, Ohio

John M. Hoopingarner, Esq.[1,2]	Of Counsel, McMahon, DeGulis LLP, Columbus, Cleveland and Cincinnati, Ohio

Bethany E. Schunn[2]	Plant Manager, Cardinal Operating Company, Brilliant, Ohio

James W. Everson	Chairman Emeritus 1969 - 2018

1 = Executive Committee 2 = Audit Committee 3 = Compensation Committee 4 = Nominating and Governance Committee ö = Lead Director

Bank Past Presidents & Directors

The journey to becoming the institution we are today began in Martins Ferry, Ohio in 1902. Originally founded as The German Savings Bank and renamed to The Citizens Savings Bank in 1918, the last 123 years have seen growth and change that would have been unimaginable at its’ founding. The bank has grown through sound management, the addition of new offices and the acquisition of others. With the name change from The Citizens Savings Bank to Unified Bank in 2019, it has and will continue to move forward.

The growth and success of the bank has been attributed to the association of many dedicated individuals.

PAST PRESIDENTS

Edward E. McCombs, 1902-1936

John E. Reynolds, 1936 – 1940

Harold H. Riethmiller, 1940 – 1973

James W. Everson, 1973 – 2002

Past Board of Directors

Edward E. McCombs, 1902-1936*	James M. Blackford, 1962-1968
John E. Reynolds, 1902-1940	John H. Morgan, 1967-1976
Dr. Joseph W. Darrah, 1902-1937	Emil F. Snyder, 1968-1975
J.A. Crossley, 1902-1903	James H. Cook, 1976-1986
William M. Lupton, 1902-1902	Paul Ochsenbein, 1978-1991
F.K. Dixon, 1902-1909	David W. Totterdale, 1981-1995
Dr. R.H. Wilson, 1902-1905	Albert W. Lash, 1975-1996
Chris A. Heil, 1903-1909	Premo R. Funari, 1976-1997
David Coss, 1904-1938	Donald A. Davison, 1963-1997*
L.L. Scheele, 1905-1917	Harold W. Price, 1999-1999
A.T. Selby, 1906-1954	John H. Clark, Jr., 1976-2001
H.H. Rothermund, 1907-1912	Dwain R. Hicks, 1999-2002
Dr. J.G. Parr, 1912-1930	Michael A. Ley, 1999-2000
T.E. Pugh, 1920-1953	Michael J. Arciello, 1992-2009
J.J. Weiskircher, 1925-1942	Leon F. Favede, O.D., 1981-2012
David H. James, 1925-1963	Herman E. Borkoski, 1987-2012
Dr. C.B. Messerly, 1931-1957	James W. Everson, 1969-2014*
H.H. Riethmiller, 1936-1980*	Robin L. Rhodes, 2007-2015
E.M. Nickles, 1938-1968	Andrew C. Phillips, 2007-2015
L.A. Darrah, 1939-1962	Errol C. Sambuco, 1996-2015
R.L. Heslop, 1941-1983	Samuel J. Jones, 2007-2015
Joseph E. Weiskircher, 1943-1975	Matthew C. Thomas, 1988-2016
Edward M. Selby, 1953-1976	Terry A. McGhee, 2001-2017
David W. Thompson, 1954-1966	Carl A Novak, D.D.S., 2018-2022
Dr. Charles D. Messerly, 1957-1987	Richard L. Riesbeck, 1984-2024*

* Past Chairman

Shareholder Information

United Bancorp, Inc.’s (the Company) common stock trades on The Nasdaq Capital Market tier of The Nasdaq Stock Market under the symbol UBCP, CUSIP #909911109. At year-end 2025, there were 5,756,852 shares issued, held among approximately 3,000 shareholders of record and in street name. The following table sets forth the quarterly high and low closing prices of the Company’s common stock from January 1, 2025 to December 31, 2025 compared to the same periods in 2024 as reported by the NASDAQ.

	2025				2024
	31-Mar	30-Jun	30-Sep	31-Dec	31-Mar	30-Jun	30-Sep	31-Dec
Market Price Range
High ($)	$14.03	14.50	14.99	14.79	$15.00	14.86	13.02	14.65
Low ($)	$12.41	12.41	13.00	12.55	$11.51	11.41	11.40	12.30

Cash Dividends
Quarter ($)	$0.3575	0.1850	0.1875	0.1900	$0.3225	0.1750	0.1775	0.1800
Cumulative ($)	$0.3575	0.5425	0.7300	0.9200	$0.3225	0.4975	0.6750	0.8550

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

Equiniti Trust Company, LLC

Attn: OnBase

1110 Centre Pointe Curve, Suite 101

Mendota Heights, MN 55120

Phone (US Shareholders):

+1 (800) 937-5449

Phone (Non-US Shareholders):

+1 (718) 921-8124

Annual Meeting:

The Annual Meeting of Shareholders will be held at 2:00 p.m., April 22, 2026 at the Corporate Offices in Martins Ferry, Ohio.

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

Attn: OnBase

1110 Centre Pointe Curve, Suite 101

Mendota Heights, MN 55120

Phone (US Shareholders): +1 (800) 937-5449

Phone (Non-US Shareholders): +1 (718) 921-8124

Stock Trading:

Raymond James

222 South Riverside Plaza

7th Floor

Chicago, Illinois 60606

Anthony LanFranco

312-655-2961

Piper | Sandler

Jonathan Rook

1 Greewich Plz

Greewich, CT 06830-6352

212-466-8036

Management’s Discussion and Analysis

In the following pages, management presents an analysis of United Bancorp, Inc.’s financial condition and results of operations as of and for the year ended December 31, 2025 as compared to prior years. This discussion is designed to provide shareholders with a more comprehensive review of the operating results and financial position than could be obtained from an examination of the financial statements alone. This analysis should be read in conjunction with the Consolidated Financial Statements and related footnotes and the selected financial data included elsewhere in this report.

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

Financial Condition

Overview

United Bancorp, Inc. (NASDAQ: UBCP) reported diluted earnings per share of $0.35 and net income of $2,035,000 for the three months ended December 31, 2025. For the year ended December 31, 2025, UBCP reported diluted earnings per share of $1.34 and net income of $7,753,000.

We are very pleased to report on the increased earnings for the fourth quarter ended December 31, 2025 and, also, the increased earnings and, overall, solid performance achieved by United Bancorp, Inc. (UBCP) for the year 2025. For the quarter, our Company produced net income and diluted earnings per share of $2,035,000 and $0.35, which are respective increases of $185,000, or 10.0%, and $0.04, or 12.9%, over the results achieved for each metric in the fourth quarter of the previous year. In addition, and on a linked-quarter basis, our Company’s net income and diluted earnings per share results also respectively increased by $104,000, or 5.4%, and $0.01 or 2.9%. For the twelve months ended December 31, 2025, UBCP produced net income of $7,753,000, an increase of $351,000, or 4.7%, and diluted earnings per share of $1.34, which is an increase of $0.07, or 5.5%, over the levels achieved the previous year. Considering, over the course of the past year, we have undertaken several transformative projects that have added to our noninterest expense levels, such as: the constructing and staffing of our new Wheeling Banking Center, further developing and scaling out of both our Unified Mortgage and our Treasury Management Programs, investing in new technology and digital transformation platforms and acquiring and developing a property in St. Clairsville, Ohio that will become our Unified Center which will house our Accounting, Information Technology and Customer Sales and Service Functions--- we are very happy with the present performance of our Company. With our unwavering focus on growing our Company through investing in its infrastructure, product development and delivery, we strongly believe that these current undertakings… which are dilutive to current financial performance… will provide a pathway to future growth and lead to increasingly higher performance for our Company over the course of the next twelve to twenty-four months, and help us to maintain our overall relevance for many years to come.

As we all know, the economic environment in which we are operating is posing challenges for all businesses with the present high degree of uncertainty that permeates our national and world economies as a result of the tariffs that were announced earlier this year under the guidance of the new administration. This new trade policy coupled with a perceived slowing of employment and lingering inflation has led many of us to question the future direction of our economy and what impact it will have on the businesses that operate therein, including our Company. Even though we have dealt with changing and somewhat volatile fiscal and monetary policy over the course of the past couple of years, this new economic reality relating to trade policy has only been cast upon us over the course of this past year and the uncertainty relating thereto is still high. In addition, and, to further add to the uncertainty that permeates our present economy our federal government had its longest shutdown in our country’s history during the fourth quarter of this year after Congress failed to pass funding legislation to support its ongoing operation. Regardless of these challenges in 2025, our Company responded in a positive fashion to this continuing economic uncertainty by realizing an increase in its net interest income of $1,659,000, or 6.7%, and seeing its net interest margin increase by nineteen (19) basis points to 3.70% from 3.51%. Of note and evidencing an expansionary trend, on a year-over-year basis for the most recently ended quarter the increase in our Company’s net interest income accelerated above the year-to-date level by increasing by $544,000, or 8.6%. We are optimistic that we can continue this current increasing and expansionary trend for both our total interest income and net interest margin as we enter 2026; especially, as the Federal Open Market Committee (FOMC) loosened its monetary policy with three rate cuts over the course of the final four months of the most recently ended year.

The primary driver of our Company’s growing level of net interest income and expanding net interest margin is the growth trend we have experienced this year in our total assets, which increased on a year-over-year basis by $40.8 million, or 5.0%, to a level of $857.4 million as of December 31, 2025. This growth in total assets is primarily attributed to average loans increasing by $17.0 million, or 3.5%, to a level of $497.9 million; an increased investment in bank owned life insurance during the fourth quarter of $17.5 million (which has an average yield of 6.03%); and, average cash and due from the Federal Reserve Bank increasing by $6.7 million, or 17.5%, to a level of $45.1 million as of the most recently ended year. In addition, throughout this past year we took advantage of heightened yield opportunities presented by the market by executing on a couple of swap-strategies in our municipal securities portfolio. These strategies involved selling $30.2 million in municipal securities with an average taxable equivalent-yield (TEY) of approximately 4.54% and reinvesting a like amount in new municipal securities with an average TEY of approximately 5.93%, an increase of 1.39% which produces an additional $419,000 in additional interest income on an annualized basis. As an added bonus in executing these aforementioned swap-strategies, our Company was able to realize a gain on sale of these securities of $137,000. This higher level of assets added to our balance sheet over the course of 2025 should continue to help boost the level of interest income that we generate in future periods and further contribute to the corresponding expansion of both our net interest income and net interest margin especially, if the Federal Open Market Committee (FOMC) continues to lower short term rates as they did over the final four months of 2025. Interestingly, a significant portion of the municipal securities that we hold in our investment portfolio have extended call protection, which should benefit our Company in a falling rate environment. Also, of interest, we continue to see the average yield of our overall loan portfolio increase as many of our loans originated in the zero interest rate-environment of 2020 and 2021 are now repricing in the current interest rate environment; wherein, current loan rates are considerably higher than the initial rates at which these loans were originated. With our present liquidity level at the Federal Reserve and the growth-trend in our core deposits, we will have a sharp focus on continuing to grow our loans outstanding as we enter the year 2026. This anticipated growth in our Company’s gross loans, along with the continued repricing of our loan portfolio, should positively contribute to the aforementioned projection of higher levels of net interest income being realized as we enter the new year.

Looking at the interest expense side of the net interest margin, our Company’s total interest expense did increase for the year ended December 31, 2025 by $308,000 or 2.1%. But, of note, comparing the fourth quarter of 2025 to the previous year, during the quarter our Company’s total interest expense declined by $22,000 or 0.60%... the first decline that we have seen in our interest expense levels since the Federal Open Market Committee (FOMC) started tightening monetary policy in March of 2022. It is anticipated that this current trend will continue into the coming year. Overall, the modest increase in total interest expense for UBCP over the course of 2025 was primarily driven by an increase in our total deposits of $27.9 million, or 4.5%, to a level of $641.4 million. This growth in our Company’s total deposits was evenly split between growth in our lower-cost demand and savings balances of $13.8 million, to a level of $459.6 million which is seventy-two (72) percent of total deposits and higher-cost time balances of $14.0 million, to a level of $181.7 million. Year-over-year as of December 31, 2025, our interest expense to average assets decreased by one (1) basis point to a level of 1.77%. In the present environment in which we operate and as we experienced in the most recently ended-quarter, we do anticipate that we will continue to see a decline in our total interest expense levels as we enter the year 2026, which should further contribute to net interest income expansion and margin accretion.

Even with many of our borrowers experiencing rate resets to levels that may be double their previous rates on their loans in this current higher-rate environment and with the economic uncertainty that continues, we have successfully maintained credit-related strength and stability within our loan portfolio. As of December 31, 2025, our Company’s total nonaccrual loans were $2.3 million, which is 0.46% of gross loans. At year-end, our Company’s nonperforming assets (consisting of nonaccrual loans and OREO) to total assets was 0.56%, which compares favorably to our industry and peer group of financial institutions. In addition, these reported levels continue to be well-below historic levels. Further highlighting the overall strength of our loan portfolio, our Company had net loans charged off (excluding overdrafts) of ($282,000) for 2025, which annualized is (0.06%) of average loans and is in-line with the previous year. Considering some of the economic uncertainty and macroeconomic trends in the current year along with the growth in our gross loans--- our Company had a provision for credit loss expense this past year of $674,000, which is an increase of $375,000 year-over-year. This increase in our provision for credit loss expense led to a decrease in our Company’s diluted earnings per share of approximately ($0.054) in 2025. Even considering our growing gross loan totals with the increased provision for credit losses this year and continued solid credit quality-related metrics as of the most recently ended quarter our Company had a total allowance for credit losses to total loans of 0.87%, which is a five (5) basis point increase over the previous year, and our total allowance for credit losses to nonaccrual loans was 188% as of December 31, 2025. Overall, we firmly believe that we are presently well reserved with strong coverage. Also, our Company remains very well capitalized by regulatory standards with regulatory capital (stockholders’ equity plus accumulated other comprehensive loss (AOCI)) of $75.9 million, or 8.9% of average assets, at the end of this past year.

Considering that the uncertainty within our economy remains elevated due to the new trade policy implemented by our current administration this past year and concerns relating to both the inflation and employment picture at present --- our Company performed in an admirable fashion in 2025. We were happy to see the growth trends that we achieved over the course of the year in both our total deposits and earning assets and are pleased with the current quality of the credit related metrics of our loan portfolio that remain relatively stable and low by historic standards. With the stronger demand for our loan products that we are currently experiencing--- especially, in the relationship-driven, small-business oriented commercial portfolio, which accounts for approximately eighty percent (81%) of our total loans--- we can continue our focus of attracting more deposits to fund this increased loan demand, which will help our Company’s positive pursuit of achieving its goal of growing total assets to a level of $1.0 billion or greater! As we invest in the infrastructure of our Company, we have a lot of positive operating leverage and scale is definitely our friend. We anticipate that this envisioned growth of our Company’s balance sheet should lead to increasing revenue generation and profitability in 2026.

Under our Company’s guiding principles and vision, United Bancorp, Inc. (UBCP) has had a goal to grow its asset-base to a level of $1.0 billion (and, beyond) for the past several years. With all of the economic uncertainty and challenges within the past few years with which we have been confronted, our Company adopted a more defensive posture… which sacrificed growth for the sake of maintaining sound performance with a more conservative balance sheet management approach. Beginning in 2024, we began to adopt a more offensive-oriented posture with a focus, once again, on driving the growth of the balance sheet of our Company, which we believe will lead to higher levels of earnings and profitability and ensure our long-term relevance. Several new initiatives which we have previously announced--- and, which we have either already begun or are in the process of implementing--- are key to driving this envisioned growth. A major initiative that our Company undertook was the development and construction of a new regional banking center in the desirable market of Wheeling, West Virginia. We were excited to finally open this modern banking facility and held our grand opening on December 9, 2025… introducing the Unified Way directly to the Wheeling-market. Even prior to the “official” opening of this new banking center, some of the recent growth within our loan and depository portfolios was directly attributed to this office through the efforts of the business development team that we already had in place for this location in anticipation of its opening. We firmly believe that within five years, this new banking center will be a top performer for UBCP! Another exciting initiative that we established within the last two years--- and more fully developed over the course of the past year by hiring more production staff--- is our Unified Mortgage Division. Once again, last year, this newer division helped our Company produce higher levels of fee income and, as we continue to scale this function more fully, we believe it will only become more lucrative for us. We have also become more focused on developing our Treasury Management function, which focusses on helping our small business customers with cash management, merchant services and payments. Not only does this developing department within our Company help generate higher levels of fee income, it also is key to helping us grow our no or low-cost deposit base… both of which lead to increased profitability. Also, over the course of the past year, UBCP has made a tremendous investment in the area of technology as we focus on digital transformation and omni-channel delivery, which will ensure that we meet the changing needs of our customer base and attract new customers to our Company. We are also in the process of implementing an artificial intelligence (AI) solution, which will help us better serve our customers by more effectively and efficiently responding to and answering customer inquiries on their terms and guiding them to the best financial solutions that better meet their current and changing needs. Lastly, we acquired a property in St. Clairsville, Ohio, which will be known as the Unified Center, that will house the Accounting, Technology and Customer Support functions of our Company. As UBCP has grown and evolved over the course of the past several years (and, as we continue to do so), we have had a need for a facility such as this. We are most excited about the Customer Support function that we are developing at the Unified Center, which will centralize the service function of our Company with team members that are highly skilled and more capable of providing a complete and satisfying “Unified Experience” to our valued customers. In addition, it will have a sales-oriented function, which is anticipated to lead to additional business for our Company (with the help of our AI-solution) by routing inbound inquiries from any banking channel to skilled sales professionals. This process will focus on the attraction and expansion of relationships through more effective on-boarding and cross-selling practices, which will lead to the sale of additional products and services to both our existing and newly prospected customers through this much more efficient and effective delivery channel. The renovation of the Unified Center should be completed by the end of the first quarter of 2026 and we will be ready to begin launching our new and exciting customer-centric solutions later on in this new year.

As always, our primary focus is protecting the investment of our shareholders in our Company and rewarding them in a balanced fashion by growing their value and paying an attractive cash dividend. In these areas, our shareholders have been nicely rewarded. In 2025, we, once again, paid both our regular cash dividends and a special dividend to our valued shareholders. With these payouts, the regular cash dividends this past year increased by $0.04 from the previous year to a level of $0.7450, an increase of 5.7%. The special cash dividend paid out in the first quarter of 2025 was $0.175, which was an increase of $0.025, or 16.7%, over the payout the previous year. Overall, in the year-ended December 31, 2025, United Bancorp, Inc. (UBCP) paid total cash dividends to its shareholders in the amount of $0.92, a year-over-year increase of $0.065, or 7.6%, which produces a near-industry leading total dividend yield of 6.4%. This total dividend yield is based on our total cash dividends paid in 2025 divided by our year-end fair market value of $14.35. On a year-over-year basis, the fair market value of our Company’s stock favorably increased by $1.35, or 10.4%, and our market price to tangible book value was 121%, which compares favorably to current industry standards.

Considering that we continue to operate in a challenging economic and a highly competitive industry-related environment, we are very pleased with the current performance of and future prospects for our Company. Even with these challenges, we are very optimistic about the future growth and earnings potential for United Bancorp, Inc. (UBCP). Over the course of the past few years, our Company has become a more fundamentally sound organization with a focus on evolving and growing in order to achieve greater efficiencies and scales and generate higher levels of revenue--- while prudently managing expenses and controlling overall costs. We have and continue to invest in areas that will lead to our continued and future relevancy within our industry. Although such initiatives can stress the short-term performance of our Company, we firmly believe that they will help us fulfill our intermediate and longer-term goals and produce above industry earnings and performance. As previously mentioned, we still have a vision of prudently and profitably growing UBCP to an asset threshold of $1.0 billion, or greater, in the near term. We are truly excited about our Company’s direction and the potential that it brings.

Earning Assets - Loans

The Company’s gross loans totaled $491.6 million at December 31, 2025, as compared to $491.0 million at December 31, 2024. Average loans totaled $497.9 million for 2025, representing a 3.54% increase compared to average loans of $480.8 million for 2024.

The Company’s commercial and commercial real estate loan portfolio represents 80.4% of the total portfolio at December 31, 2025 compared to 79.5% at December 31, 2024. The Company’s commercial and commercial real estate loans increased approximately $4.6 million from December 31, 2024 to December 31, 2025. We utilize all the SBA, Ohio Department of Development and State of Ohio loan programs as well as local revolving loan funds to best fit the needs of our customers.

The Company’s installment lending portfolio represented 1.4% of the total portfolio at December 31, 2025, compared to 1.8% at December 31, 2024. Competition for installment loans principally comes from the captive finance companies offering low to zero percent financing for extended terms. The Company’s residential real estate portfolio represents 18.2% of the total portfolio at December 31, 2025, compared to 18.7% at December 31, 2024. Residential real estate loans are comprised of 1-, 3-, and 5-year adjustable-rate mortgages and 15-year fixed rate loans used to finance 1-4 family units.

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

The Company did recognize a gain on the sale of secondary market loans of $501,000 in 2025 and a gain of $482,000 in 2024.

The allowance for credit losses totaled $4.3 million at December 31, 2025, which represented 0.87% of total loans. The allowance for credit losses at December 31, 2024, was $4.0 million or 0.82% of total loans. The allowance represents the amount which management and the Board of Directors estimates is adequate to provide for probable losses inherent in the loan portfolio. The allowance balance and the provision charged to expense are reviewed by management and the Board of Directors monthly using a risk evaluation model that considers borrowers’ past due experience, economic conditions and various other circumstances that are subject to change over time. Management believes the current balance of the allowance for credit losses is adequate to absorb estimated credit losses associated with the loan portfolio. Net loan charge offs (exclusive of overdrafts net charge-offs of $107,000) for the year ended December 31, 2025 were approximately $282,000. Net loans charged off (exclusive of overdrafts net charge-offs $116,000) was 204,000 for the year ended December 31, 2024.

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

Earning Assets – Securities and Federal Funds Sold

The securities portfolio is comprised of U.S. Government agency-backed securities, tax-exempt obligations of state and political subdivisions and certain other investments. Securities available for sale at December 31, 2025 decreased approximately $6.4 million from December 31, 2024 totals.

Sources of Funds – Deposits

The Company’s primary source of funds is retail core deposits from individuals and business customers. Total deposits increased $27.9 million, or 4.5%, from $613.5 million at December 31, 2024 to $641.4 million at December 31, 2025. Overall, the total deposit increase was mainly focused on non-interest and interest bearing demand and deposit accounts and certificate of deposits.

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

Sources of Funds – Securities Sold Under Agreements to Repurchase and Other Borrowed Funds

Other interest-bearing liabilities include securities sold under agreements to repurchase, and Federal Home Loan Bank (“FHLB”) advances. Securities sold under agreements to repurchase decreased approximately $1.1 million from December 31, 2024 to December 31, 2025. Securities sold under agreements to repurchase totaled $29.4 million and $30.5 million at December 31, 2025 and 2024, respectively. At December 31, 2025 and 2024, advances from the Federal Home Loan Bank were $75.0 million. At December 31, 2025, required annual payments on Federal Home Loan Bank advances were for years ending December 31, 2026 $20.0 million (4.39% fixed rate), December 31, 2027 $35.0 million (4.24% fixed rate) and December 31, 2028 $20.0 million (4.11% fixed rate).

On May 14, 2019 the Company issued $20,000,000 of junior subordinated debentures in denominations of not less than $250,000. The debentures bore interest at a fixed rate of 6.0% until May 2025. The debenture now has a floating interest rate equal to the three-month SOFR plus 3.625%, resetting quarterly. Interest on the subordinated notes was payable semiannually through May 2025 and now payable quarterly through the maturity date of May 2029. Principal is due upon maturity. The debentures are unsecured and payable to various investors. For purposes of computing regulatory capital, the debentures are included in Tier 2 Capital. The subordinated notes may be repaid in whole or in part up the maturity date of May 2029.

Performance Overview 2025 to 2024

Net Income

The Company reported basic and diluted earnings per share of $1.34 and net income of $7,753,000 for the year ended December 31, 2025, an increase of $351,000, or 4.7%, over net income of $7,402,000 for the year ended December 31, 2024.

Net Interest Income

Net interest income, by definition, is the difference between interest income generated on interest-earning assets and the interest expense incurred on interest-bearing liabilities. Various factors contribute to changes in net interest income, including volumes, interest rates and the composition or mix of interest-earning assets in relation to interest-bearing liabilities.

Average interest-earning assets increased $3.6 million in 2025, as compared to 2024 while the associated weighted average yield on these interest-earning assets increased from 5.43% in 2024 to 5.67% for 2025. Average interest-bearing liabilities increased $14.7 million in 2025 as compared to 2024, while the associated weighted-average costs on these interest-bearing liabilities slightly decreased from 2.42% in 2024 to 2.41% in 2025. Refer to the sections on Asset and Liability Management and Sensitivity to Market Risks and Average Balances, Net Interest Income and Yields Earned and Rates Paid elsewhere herein for further information.

Provision for (Reversal of) Credit Loss Expense – Loans

The provision for (reversal of) credit losses is a charge or credit to expense recorded to maintain the related balance sheet allowance for credit losses at an amount considered adequate by Management and the Board of Directors to cover expected future credit losses in the portfolio. In 2025 the Company had a provision for credit loss expense of $674,000 as compared to a $299,000 credit release in 2024. At December 31, 2025, our total non-accrual loans were $2,266,000 or 0.46% of total loans. This level of non-accrual loans was an increase of $1.5 million over the previous year. In addition, other real estate and repossession (OREO) decreased by $823,000 year-over-year. At year-end, nonaccrual loans and OREO to total assets was a very solid.

Noninterest Income

Total noninterest income is made up of bank-related fees and service charges, as well as other income-producing services, sales of loans in the secondary market, ATM income, early-redemption penalties for certificates of deposit, safe deposit rental income, deposit service fees, earnings on bank-owned life insurance and other miscellaneous items.

Noninterest income for the year ended December 31, 2025 was $6,019,000, an increase of $1.6 million compared to $4,460,000 for the year ended December 31, 2024. The main driver is the gain on sale of available-for-sale securities of $841,000 in 2025 as compared to a loss of $116,000 in 2024, a difference of $957,000.

Noninterest Expense

The Company saw its noninterest expense increase by $2.5 million or 11.4% year-over-year. During 2024, our Company was able to successfully apply and be approved for an Employee Retention Credit (ERC) of approximately $1,081,000 which helped lower noninterest expenses for 2024. Also, during 2025, the Company recorded a total provision of $771,000 on other real estate owned to bring down the basis in certain other real estate owned (“OREO”) down to a value we effectively dispose of the properties. After consider the ERC and the provision for OREO, non-interest expense increased approximately $648,000 from 2024 to 2025.

Income tax benefit for 2025 was $86,000 compared to $107,000 in 2024, a decrease of $21,000. The Company’s effective benefit tax rate was 1.1% in 2025 and 1.5% in 2024. Refer to Note 9 Income Taxes for a reconciliation of the effective tax rate for the Company. Refer to Annual report for schedule.

(In thousands)	2025	2024
Noninterest income
Customer service fees	$3,214	$2,993
Net gains on loan sales	501	482
Earnings on bank-owned life insurance	768	761
Realized loss on sale of available for sale securities	841	(116)
Other	695	340
Total noninterest income	$6,019	$4,460

Noninterest expense
Salaries and employee benefits	11,825	$10,083
Net occupancy and equipment expense	2,552	2,318
Professional service fees	1,665	1,819
Data processing and related electronic services	1,664	1,709
Insurance	664	622
FDIC Insurance	377	372
Franchise and other taxes	375	585
Advertising expense	529	425
Printing and office supplies	361	112
Amortization of intangible assets	122	150
Provision for other real estate owned	771	9
Other	3,342	3,462
Total noninterest expense	$24,138	$21,666

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

Gap management is defined as those actions taken to measure and match rate-sensitive assets to rate-sensitive liabilities. A rate-sensitive asset is any interest-earning asset, which can be repriced to a market rate in a given time frame. Similarly, a rate-sensitive liability is any interest - bearing liability, which can have its interest rate changed to a market rate during the specified time period. Caps, collars and prepayment penalties may prevent certain loans and securities from adjusting to the market rate.

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

(Dollars in Thousands)
Net Portfolio Value - December 31, 2025
Change in Rates	$ Amount	$ Change	% Change
+200	126,802	(10,311)	(8)%
+100	132,764	(4,349)	(3)%
Base	137,113	—	—
-100	138,296	1,183	1%
-200	137,897	784	1%

(Dollars in Thousands)
Net Portfolio Value - December 31, 2024
Change in Rates	$ Amount	$ Change	% Change
+200	128,118	(19,469)	(13)%
+100	141,329	(6,258)	(4)%
Base	147,587	—	—
-100	149,395	1,808	1%
-200	152,395	4,808	3%

The projected volatility of the net present value at both December 31, 2025 and 2024 fall within the general guidelines established by the Board of Directors. The 2025 NPV table shows that in a falling interest rate environment, in the event of a 100 basis point change, the NPV would increase 1%. In the event of a 200 basis point change, the NPV would increase 1%.

In an upward change in interest rates, the Company’s NPV would decrease 3% with a 100 basis point interest rate increase. In a 200 basis point rate increase, the Company’s NPV would decrease 8%.

The following table is a summary of selected quarterly results of operations for the years ended December 31, 2025 and 2024.

	Three Months Ended
	March 31,	June 30,	September 30,	December 31,

	(In thousands, except per share data)
	2025
Total interest income	$9,842	$10,411	$10,635	$10,601
Total interest expense	3,595	3,816	3,906	3,712

Net interest income	6,247	6,595	6,729	6,889

Provision (Credit) for losses on loans	96	206	186	186
Noninterest income	1,281	1,390	1,348	2,000
Noninterest expense	5,586	5,843	5,980	6,729

Income before income taxes	1,846	1,936	1,911	1,974
Federal income taxes	(26)	22	(20)	(62)

Net income	$1,872	$1,914	$1,931	$2,036

Earnings per share
Basic	$0.32	$0.33	$0.34	$0.35
Diluted	$0.32	$0.33	$0.34	$0.35

	Three Months Ended
	March 31,	June 30,	September 30,	December 31,

	(In thousands, except per share data)
	2024
Total interest income	$9,621	$9,878	$9,944	$10,078
Total interest expense	3,506	3,676	3,805	3,734

Net interest income	6,115	6,202	6,139	6,344

Provision (Credit) for losses on loans	—	105	69	125
Noninterest income	866	1,184	1,215	1,195
Noninterest expense	4,838	5,668	5,529	5,631

Income before income taxes	2,143	1,613	1,756	1,783
Federal income taxes	150	(127)	(64)	(66)

Net income	$1,993	$1,740	$1,820	$1,849

Earnings per share
Basic	$0.35	$0.30	$0.31	$0.31
Diluted	$0.35	$0.30	$0.31	$0.31

Average Balances, Net Interest Income and Yields Earned and Rates Paid

The following table provides average balance sheet information and reflects the taxable equivalent average yield on interest-earning assets and the average cost of interest-bearing liabilities for the years ended December 31, 2025 and 2024. The yields and costs are calculated by dividing income or expense by the average balance of interest-earning assets or interest-bearing liabilities.

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

	2025			2024
(Dollars In thousands)		Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-earning assets
Loans (1)	$497,858	30,610	6.15%	$480,838	28,395	5.91%
Taxable securities - AFS	33,516	1,398	4.17	48,572	2,003	4.13
Tax-exempt securities - AFS (1)	199,868	9,762	4.88	197,365	9,319	4.71
Federal funds sold	32,302	1,404	4.36	33,224	1,446	4.35
FHLB stock and other	4,028	365	9.06	4,011	384	9.55
Total interest-earning assets	767,572	43,539	5.67	764,010	41,549	5.43

Noninterest-earning assets
Cash and due from banks	12,777			5,154
Premises and equipment (net)	27,850			18,751
Other nonearning assets	43,811			44,186
Less: allowance for loan losses	(4,241)			(4,022)
Total noninterest-earning assets	80,197			64,060
Total assets	$847,769			$828,079

Liabilities & stockholders’ equity
Interest-bearing liabilities
Demand deposits	$179,733	1,515	0.85	$186,465	1,714	0.92
Savings deposits	123,432	117	0.09	126,303	121	0.10
Time deposits	183,419	6,971	3.80	164,102	6,311	3.85
Subordinated debentures	23,908	1,966	8.23	23,848	1,936	8.12
Repurchase agreements	37,819	1,277	3.38	32,895	1,456	4.43
Advances from Federal Home Loan	75,000	3,183	4.25	75,000	3,183	4.25
Total interest-bearing liabilities	623,296	15,029	2.41	608,613	14,721	2.42

Noninterest-bearing liabilities
Demand deposits	148,695			142,714
Other liabilities	9,434			9,019
Total noninterest-bearing liabilities	158,129			151,733
Total liabilities	781,425			760,346
Total stockholders’ equity	66,344			67,733
Total liabilities & stockholders’ equity	$847,769			$828,079
Net interest income		$28,510			$26,828
Net interest spread			3.26%			3.01%

Net yield on interest-earning assets			3.70%			3.51%

●	For purposes of this schedule, nonaccrual loans are included in loans.
●	Fees collected on loans are included in interest on loans. Not material for comparative purposes.
(1)	Shown on a tax equivalent basis. Federal taxes of 21%.

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

Rate/Volume Analysis

The table below describes the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities have affected interest income and expense during 2025. For purposes of this table, changes in interest due to volume and rate were determined using the following methods:

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

Capital Resources

Internal capital growth, through the retention of earnings, is the primary means of maintaining capital adequacy for the Bank. The Company’s stockholders’ equity was $70.5 million and $63.5 million at December 31, 2025 and 2024, respectively. Total stockholders’ equity in relation to total assets was 8.22% at December 31, 2025 and 7.77% at December 31, 2024. Please refer to the Consolidated Statements of Stockholders’ Equity for a detailed roll forward of stockholders’ equity from 2024 to 2025.

	2025 Compared to 2024
	Increase/(Decrease)
	(In thousands)
		Change	Change
	Total	Due To	Due To
	Change	Volume	Rate
Interest and dividend income
Loans	$2,215	$1,024	$1,191
Taxable securities available for sale	(608)	(628)	20
Tax-exempt securities available for sale	443	86	357
Federal funds sold	(42)	(45)	3
FHLB stock and other	(18)	2	(20)
Total interest and dividend income	1,990	439	1,551

Interest expense
Demand deposits	(199)	(69)	(130)
Savings deposits	(4)	(3)	(1)
Time deposits	660	735	(75)
Subordinated debentures	30	—	30
Repurchase agreements	(179)	198	(377)
Total interest expense	$308	$861	$(553)

Net interest income	$1,682	$(422)	$2,104

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

The Company’s Articles of Incorporation permits the creation of a class of preferred shares with 2,000,000 authorized shares. If utilized, this will enable the Company, at the option of the Board of Directors, to issue series of preferred shares in a manner calculated to take advantage of financing techniques which may provide a lower effective cost of capital to the Company. The class of preferred shares provides greater flexibility to the Board of Directors in structuring the terms of equity securities that may be issued by the Company. As of December 31, 2025, the Company has not issued any preferred shares.

On May 14, 2019 the Company issued $20,000,000 of junior subordinated debentures in denominations of not less than $250,000. The debentures bore interest at a fixed rate of 6.0% until May 2025, and it is now a floating interest rate equal to the three-month SOFR plus 3.625%, resetting quarterly. Interest on the subordinated notes was payable semiannually through May 2025 and became payable quarterly thereafter through the maturity date of May 2029. Principal is due upon maturity. The debentures are unsecured and payable to various investors. For purposes of computing regulatory capital, the debentures are included in Tier 2 Capital.

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

Liquidity

Liquidity relates primarily to the Company’s ability to fund loan demand, meet deposit customers’ withdrawal requirements and provide for operating expenses. Assets used to satisfy these needs consist of cash and due from banks, federal funds sold and securities available-for-sale. These assets are commonly referred to as liquid assets. Liquid assets were $280.7 million at December 31, 2025, compared to $260.2 million at December 31, 2024. The Company’s residential real estate portfolio can and has been readily used to collateralize borrowings as an additional source of liquidity. Management believes its current liquidity level is sufficient to meet cash requirements. The Cash Flow Statements for the periods presented provide an indication of the Company’s sources and uses of cash as well as an indication of the ability of the Company to maintain an adequate level of liquidity. A discussion of the cash flow statements for 2025 and 2024 follows.

Net cash provided by operating activities totaled $10.5 and $8.4 million for the years ended December 31, 2025 and 2024, respectively. The adjustments to reconcile net income to net cash from operating activities consisted mainly of depreciation and amortization of premises and equipment and intangibles, gain on sales of loans, securities and other assets, the provision for credit losses, net amortization of securities and net changes in other assets and liabilities.

For the year ended December 31, 2025, net cash used in investing activities totaled $4.5 million. For the year ended December 31, 2024 net cash used in investing activities totaled $19.5 million. The changes in net cash from investing activities include loan growth, security and bank owned life insurance purchases, as well as normal maturities, security calls/sales and reinvestments of securities and premises and equipment expenditures.

Net cash provided by financing activities totaled $21.0 million for the year ended December 31, 2025. For the year ended December 31, 2024 net cash used by financing activities totaled $10.1 million. The net cash provided by financing activities in 2025 was primarily attributable to a $27.9 million increase in deposits.

Management feels that it has the capital adequacy, profitability, liquidity and reputation to meet the current and projected financial needs of its customers.

Inflation

The majority of assets and liabilities of the Company are monetary in nature and therefore the Company differs greatly from most commercial and industrial companies that have significant investments in fixed assets or inventories. However, inflation does have an important impact on the growth of total assets in the banking industry and the resulting need to increase equity capital at higher-than-normal rates in order to maintain an appropriate equity to assets ratio. Inflation significantly affects noninterest expense, which tends to rise during periods of general inflation. Management believes the most significant impact on financial results is the Company’s ability to react to changes in interest rates. Management seeks to maintain an essentially balanced position between interest sensitive assets and liabilities and actively manages the amount of securities available for sale in order to protect against the effects of wide interest rate fluctuations on net income and shareholders’ equity.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of United Bancorp, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of United Bancorp, Inc. (the “Company”) as of December 31, 2025 and 2024; the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for the years then ended; and the related notes to the consolidated financial statements (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

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

Allowance for Credit Losses (ACL) – Qualitative Adjustments

Description of the Matter

The Company’s loan portfolio totaled $492 million as of December 31, 2025, and the associated ACL was $4.3 million. As discussed in Notes 1 and 4 to the consolidated financial statements, determining the amount of the ACL requires significant judgment about the expected future losses, which is based on a baseline lifetime loss rate, calculated using a weighted-average remaining maturities method, which is then adjusted for current qualitative conditions and reasonable and supportable forecasts. Management applies these qualitative adjustments to the baseline lifetime loss rate to reflect changes in the current and forecasted environment, both internal and external, that are different from the conditions that existed during the historical loss calculation period.

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

How We Addressed the Matter in Our Audit

The primary procedures we performed to address this critical audit matter included:

●	Testing the design, implementation, and operating effectiveness of internal controls over the calculation of the allowance for credit losses, including the qualitative factor adjustments.
●	Testing the completeness and accuracy of the significant data points that management uses in their evaluation of the qualitative adjustments.
●	Evaluating the directional consistency and reasonableness of management’s conclusions regarding basis points applied based on the trends identified in the underlying data.
●	Testing the mathematical accuracy of the application of the qualitative adjustments to the loan segments within the ACL calculation

We have served as the Company’s auditor since 2022.

Cranberry Township, Pennsylvania

March 18, 2026

United Bancorp, Inc.

Consolidated Balance Sheets

December 31, 2025 and 2024

(In thousands, except share data)

	2025	2024
Assets
Cash and due from banks	$9,381	$8,171
Interest-bearing demand deposits	37,147	11,437
Cash and cash equivalents	46,528	19,608

Available-for-sale securities, amortized cost of $240,793 and $252,761 at December 31, 2025 and 2024	234,204	240,631
Loans, net of allowance for credit losses of $4,261 and $4,026 at December 31, 2025 and 2024, respectively	487,298	486,945
Premises and equipment	34,095	23,599
Federal Home Loan Bank stock	4,030	4,026
Foreclosed assets held for sale, net	2,540	3,363
Core deposit intangible assets	—	122
Goodwill	682	682
Accrued interest receivable	3,982	4,322
Deferred federal income tax	3,383	4,011
Bank-owned life insurance	30,920	19,852
Other assets	9,783	9,495
Total Assets	$857,445	$816,656
Liabilities and Stockholders’ Equity
Liabilities
Deposits
Demand	$335,422	$320,690
Savings	124,213	125,120
Time	181,731	167,684
Total deposits	641,366	613,494
Securities sold under repurchase agreements	29,403	30,494
Subordinated debentures	23,909	23,847
Advances Federal Home Loan Bank	75,000	75,000
Lease liability – finance lease	2,958	2,873
Interest payable and other liabilities	14,294	7,491
Total liabilities	786,930	753,199
Stockholders’ Equity
Preferred stock, no par value, authorized 2,000,000 shares; no shares issued	—	—
Common stock, $1 par value; authorized 10,000,000 shares; issued 2025 – 6,213,141 shares, 2024 - 6,203,141 shares; outstanding 2025 – 5,756,852 shares, 2024 – 5,793,611 shares	6,213	6,203
Additional paid-in capital	27,073	26,373
Retained earnings	48,576	46,307
Stock held by deferred compensation plan; 2025 – 194,971 shares, 2024 – 172,667 shares	(2,431)	(2,078)
Accumulated other comprehensive loss	(5,351)	(10,100)
Treasury stock, at cost 2025 – 261,318 shares, 2024 – 236,863 shares	(3,565)	(3,248)
Total stockholders’ equity	70,515	63,457
Total liabilities and stockholders’ equity	$857,445	$816,656

See Notes to Consolidated Financial Statements

United Bancorp, Inc.

Consolidated Statements of Income

Years Ended December 31, 2025 and 2024

(In thousands except per share data)

	2025	2024
Interest and Dividend Income
Loans	$30,610	$28,325
Securities
Taxable	1,398	2,003
Tax-exempt	7,712	7,363
Federal funds sold	1,404	1,446
Dividends on Federal Home Loan Bank and other stock	365	384
Total interest and dividend income	41,489	39,521
Interest Expense
Deposits	8,603	8,146
Borrowings	6,426	6,575
Total interest expense	15,029	14,721
Net Interest Income	26,460	24,800
Credit Loss Expense
Provision for (reversal of) Credit Loss expense - loans	624	429
Provision for (reversal of) Credit Loss expense – off balance sheet	50	(130)
Provision for (reversal of) credit loss expense	674	299
Net Interest Income After Provision for (reversal of) Credit Losses	25,786	24,501
Noninterest Income
Customer service fees	3,214	2,993
Net gains on loan sales	501	482
Earnings on bank-owned life insurance	768	761
Realized gain (loss) on sale of available-for-sale securities, net	841	(116)
Other	695	340
Total noninterest income	6,019	4,460
Noninterest Expense
Salaries and employee benefits	11,825	10,083
Net occupancy and equipment expense	2,552	2,318
Professional fees	1,665	1,819
Data processing and related electronic services	1,664	1,709
Insurance	664	622
Deposit insurance premiums	377	372
Franchise and other taxes	502	585
Advertising expense	529	425
Printing and office supplies	125	112
Amortization of intangible assets	122	150
Other real estate owned valuation allowance and expenses	771	9
Other	3,342	3,462
Total noninterest expense	24,138	21,666
Income Before Federal Income Taxes	7,667	7,295
(Credit) Provision for Federal Income Taxes	(86)	(107)
Net Income	$7,753	$7,402
Basic Earnings Per Share	$1.34	$1.27
Diluted Earnings Per Share	$1.34	$1.27

See Notes to Consolidated Financial Statements

United Bancorp, Inc.

Consolidated Statements of Comprehensive Income

Years Ended December 31, 2025 and 2024

(In thousands)

	2025	2024
Net income	$7,753	$7,402
Other comprehensive income, net of tax
Net realized (gain) loss included in net income, net of taxes $(177) and $24 for each respective period	(664)	92
Unrealized holding gain (losses) losses on available-for-sale securities during the period, net of taxes of $1,340 and $(697) for each respective period	5,042	(2,626)
Change in funded status of defined benefit plan, net of taxes of $117 and $(5) for each respective period	441	(18)
Amortization of prior service included in net periodic pension expense, net of tax benefits of $(18) and $(18) for each respective period	(70)	(70)
Other comprehensive income (loss)	4,749	(2,622)
Comprehensive income	$12,502	$4,780

See Notes to Consolidated Financial Statements

United Bancorp, Inc.

Consolidated Statements of Stockholders’ Equity

Years Ended December 31, 2025 and 2024

(In thousands, except per share data)

			Treasury		Accumulated
		Additional	Stock and		Other
	Common	Paid-in	Deferred	Retained	Comprehensive
	Stock	Capital	Compensation	Earnings	Income (Loss)	Total
Balance, January 1, 2024	$6,064	$25,913	$(4,924)	$44,018	$(7,478)	$63,593
Net income	—	—	—	7,402	—	7,402
Other comprehensive loss	—	—	—	—	(2,622)	(2,622)
Cash dividends - $0.855 per share	—	—	—	(5,113)	—	(5,113)
Shares activity for deferred compensation plan (9,136 shares)	—	(285)	285	—	—	—
Shares purchased for treasury stock (57,500 shares)	—	—	(687)	—	—	(687)
Expense related to share-based compensation plans	—	884	—	—	—	884
Restricted stock activity (139,290)	139	(139)	—	—	—	—
Balance, December 31, 2024	$6,203	$26,373	$(5,326)	$46,307	$(10,100)	$63,457
Net income	—	—	—	7,753	—	7,753
Other comprehensive income	—	—	—	—	4,749	4,749
Cash dividends - $0.92 per share	—	—	—	(5,484)	—	(5,484)
Shares activity for deferred compensation plan (22,304 Shares)	—	353	(353)	—	—	—
Shares purchased for treasury stock (24,455 shares)	—	—	(317)	—	—	(317)
Expense related to share-based compensation plans	—	357	—	—	—	357
Restricted stock activity (10,000 shares)	10	(10)	—	—	—	—

Balance, December 31, 2025	$6,213	$27,073	$(5,996)	$48,576	$(5,351)	$70,515

See Notes to Consolidated Financial Statements

United Bancorp, Inc.

Consolidated Statements of Cash Flows

Years Ended December 31, 2025 and 2024

(In thousands)

	2025	2024
Operating Activities
Net income	$7,753	$7,402
Items not requiring (providing) cash:
Depreciation and amortization	1,226	1,079
Provision for (reversal of) credit loss expense - loans	624	429
Provision for (reversal of) credit loss expense – off balance sheet	50	(130)
Amortization of premiums and discounts on securities-net	422	435
Amortization of intangible assets	122	150
Deferred income taxes	(633)	(904)
Originations of loans held for sale	(16,591)	(15,556)
Proceeds from sale of loans held for sale	17,092	16,038
Net gains on sales of loans	(501)	(482)
Expense related to share-based compensation plans	357	884
Realized (gain) loss on sale of available-for-sale securities	(841)	116
Net loss (gain) or on sale or write-down of foreclosed assets and other repossessed assets	771	7
Increase in cash surrender value of bank-owned life insurance	(401)	(429)
Amortization of debt issuance costs	62	61
Changes in:
Accrued interest receivable	370	(254)
Other assets	(349)	(2,154)
Interest payable and other liabilities	923	1,756
Net cash provided by operating activities	10,456	8,448
Investing Activities
Purchases of available-for-sale securities	(35,934)	(46,120)
Sales of available-for-sale securities	48,521	27,431
Maturities, prepayments and calls	5,715	17,060
Net change in loans	(491)	(8,155)
Purchase of Federal Home Loan Bank Stock	(4)	(47)
Purchase of bank-owned life insurance	(10,667)	—
Purchases of premises and equipment, net	(11,778)	(9,695)
Proceeds from sale of premises and equipment	56	—
Proceeds from sales of foreclosed assets	67	61
Net cash used in investing activities	(4,515)	(19,465)

See Notes to Consolidated Financial Statements

United Bancorp, Inc.

Consolidated Statements of Cash Flows (continued)

Years Ended December 31, 2025 and 2024
(In thousands)

	2025	2024
Financing Activities
Net increase (decrease) in deposits	$27,872	$(7,965)
Net change in securities sold under repurchase agreements	(1,091)	3,713
Repurchase of common stock	(317)	(687)
Finance lease payments	(1)	—
Cash dividends paid	(5,484)	(5,113)
Net cash provided (used in) by financing activities	20,979	(10,145)
Increase (Decrease) in Cash and Cash Equivalents	26,920	(21,162)
Cash and Cash Equivalents, Beginning of Year	19,608	40,770
Cash and Cash Equivalents, End of Year	$46,528	$19,608
Supplemental Cash Flows Information
Interest paid on deposits and borrowings	$15,248	$14,623
Federal income taxes paid	$182	$102
Supplemental Disclosure of Non-Cash Investing Activities
Transfers from loans to foreclosed assets held for sale	$15	$54

See Notes to Consolidated Financial Statements

Notes to Consolidated Financial Statements

December 31, 2025 and 2024

Note 1:   Nature of Operations and Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of United Bancorp, Inc. (“United” or “the Company”) and its wholly-owned subsidiary, Unified Bank of Martins Ferry, Ohio (“the Bank” or “Unified”). All intercompany transactions and balances have been eliminated in consolidation.

Nature of Operations

The Company’s revenues, operating income and assets are almost exclusively derived from banking. Accordingly, all of the Company’s banking operations are considered by management to be aggregated in one reportable operating segment. Customers are mainly located in Athens, Belmont, Carroll, Fairfield, Harrison, Jefferson and Tuscarawas Counties in Ohio and Marshall and Ohio Counties in West Virginia and the surrounding localities in northeastern, east-central and southeastern Ohio and include a wide range of individuals, businesses and other organizations. Unified Bank conducts its business through its main office in Martins Ferry, Ohio and branches in Bridgeport, Colerain, Dellroy, Dover, Glouster, Jewett, Lancaster Downtown, Lancaster East, Nelsonville, New Philadelphia, Powhatan Point, St. Clairsville East, St. Clairsville West, Sherrodsville, Strasburg, Tiltonsville, Ohio Wheeling and Moundsville West Virginia.

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

Notes to Consolidated Financial Statements

December 31, 2025 and 2024

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for credit losses. In connection with the determination of the allowance for credit losses and the valuation of foreclosed assets held for sale, management obtains independent appraisals for significant properties.

Cash Equivalents

The Company considers all liquid investments with original maturities of three months or less to be cash equivalents. At December 31, 2025 and 2024, cash equivalents consisted primarily of due from accounts with the Federal Reserve and other correspondent banks.

Currently, the FDIC’s insurance limits are $250,000. At December 31, 2025 and 2024, with the exception of one account totaling $646,000, the Company’s various cash accounts did not exceed the federally insured limit of $250,000. At December 31, 2025 and 2024, the Company held $452,000 and $35,610,000 at the Federal Home Loan Bank and the Federal Reserve Bank, respectively, which are not subject to FDIC limits.

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

Accrued interest receivable on available-for-sale debt securities totaled $2.6 million and $2.9 million at December 31, 2025 and 2024, respectively, and is included within the line item accrued interest receivable on the consolidated balance sheets. This amount is excluded from the estimate of expected credit losses. Available-for-sale debt securities are typically classified as nonaccrual when the contractual payment of principal or interest has become 90 days past due or management has serious doubts about the further collectability of principal or interest. When available-for-sale debt securities are placed on nonaccrual status, unpaid interest credited to income is reversed.

Notes to Consolidated Financial Statements

December 31, 2025 and 2024

Loans Held for Sale

Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or fair value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income. At December 31, 2025 and 2024, the Company did not have any loans held for sale.

Loans

Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are stated at their outstanding unpaid principal balances, net of an allowance for credit losses and any deferred fees or costs. Accrued interest receivable totaled $1.4 million and $1.4 million at December 31, 2025 and 2024, respectively, and was reported in the line item accrued interest receivable on the consolidated balance sheets and is excluded from the estimate of credit losses. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the yield (interest income) of the related loans. The Company is amortizing these amounts over the contractual life of the loan. Premiums and discounts on purchased loans are amortized as adjustments to interest income using the effective yield method.

The loans receivable portfolio is segmented into commercial and industrial, which are typically utilized for general business purposes and commercial real estate, which are collateralized by real estate. Homogenouse loans consisting similar products that are smaller in amount and distributed over a large number of individual borrowers include residential real estate and consumer loans.

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

The allowance for credit losses is measured on a collective (pool) basis when similar risk characteristics exist. The Company uses the loan purpose classification as its segment breakout and measures the allowance for credit losses using the Weighted Average Remaining Maturity method for all loan segments.

Notes to Consolidated Financial Statements

December 31, 2025 and 2024

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

Premises and Equipment

Land is carried at cost. Depreciable assets are stated at cost less accumulated depreciation which range from 10-39 years for Company buildings, 3-15 years for furniture and equipment, and 1-6 years for computer software. Depreciation is charged to expense using the straight-line method over the estimated useful lives of the assets. An accelerated method is used for tax purposes. Expenditures for maintenance and repairs are charged against income as incurred. Costs of major additions and improvements are capitalized.

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

Notes to Consolidated Financial Statements

December 31, 2025 and 2024

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

Uncertain tax positions are recognized if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination. The term more likely than not means a likelihood of more than 50 percent; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances and information available at the reporting date and is subject to management’s judgment. At December 31, 2025, the Company had no uncertain tax positions.

The Company recognizes interest and penalties on income taxes as a component of income tax expense.

The Company files consolidated income tax returns with its subsidiary. With a few exceptions, the Company is no longer subject to the examination by tax authorities for years before 2022.

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

Notes to Consolidated Financial Statements

December 31, 2025 and 2024

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

Earnings Per Share

Basic earnings per share allocated to common stockholders is calculated using the two-class method and is computed by dividing net income allocated to common stockholders by the weighted average number of commons shares outstanding during the period. Diluted earnings per share is adjusted for the dilutive effects of stock based compensation and is calculated using the two-class method or the treasury method. There were no dilutive effects for the years ended December 31, 2025 and 2024.

Comprehensive Income (Loss)

Comprehensive income consists of net income (loss) and other comprehensive (loss) income, net of applicable income taxes. Other comprehensive (loss) income includes unrealized appreciation (depreciation) on available-for-sale securities and changes in the funded status of the defined benefit pension plan.

Accounting Pronouncements Adopted in 2025

ASU No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures: During the year ended December 31, 2025, the Company adopted ASU 2023-09, Income Taxes (Topic 740): “Improvements to Income Tax Disclosures”. The amendments further enhance income tax disclosures, primarily through standardization and disaggregation of rate reconciliation categories and income taxes paid by jurisdiction. The amendments are effective for fiscal years beginning after December 15, 2024, and interim periods within fiscal years beginning after December 15, 2025. Early adoption is permitted and should be applied either prospectively or retrospectively.

The implementation of this guidance did not have a material impact on the Consolidated Financial Statements.

Advertising

Advertising expenses are expensed as incurred.

Note 2:   Restriction on Cash and Due From Banks

The Company did not have a reserve requirement at December 31, 2025 and 2024.

Notes to Consolidated Financial Statements

December 31, 2025 and 2024

Note 3:   Securities

The amortized cost and approximate fair values, together with gross unrealized gains and losses of securities are as follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized
	Cost	Gains	Losses	Fair Value

	(In thousands)
Available-for-sale Securities:
December 31, 2025:
U.S. government agencies	$2,500	$—	$(46)	$2,454
Subordinated notes	22,400	—	(1,491)	20,909
State and municipal obligations	215,893	800	(5,852)	210,841
Total debt securities	$240,793	$800	$(7,389)	$234,204
Available-for-sale Securities:
December 31, 2024:
U.S. government agencies	$12,500	$—	$(246)	$12,254
Subordinated notes	26,942	—	(2,824)	24,118
State and municipal obligations	213,319	335	(9,395)	204,259
Total debt securities	$252,761	$335	$(12,465)	$240,631

There were no allowance for credit losses as of December 31, 2025 and 2024.

The Company recorded a gain of approximately $841,000 for the year ended December 31, 2025. The Company sold $32.1 million in securities for a gain of $873,000 and sold $16.4 million for a loss of $32,000.

The Company recorded a loss of approximately $116,000 for the year ended December 31, 2024. The Company sold $27.4 million in securities for a loss of $228,000 and sold $7.2 million in securities for a gain of $112,000.

The amortized cost and fair value of available-for-sale securities at December 31, 2025, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized	Fair
	Cost	Value

	(In thousands)
Less than one year	$—	$—
One to five years	3,199	3,126
Five to ten years	28,140	26,661
Over ten years	209,454	204,417
Totals	$240,793	$234,204

The carrying value of securities pledged as collateral, to secure public deposits and for other purposes, was $119.4 million and $121.4 million at December 31, 2025 and 2024, respectively.

Certain investments in debt securities are reported in the financial statements at an amount less than their historical cost. The total fair value of these investments at December 31, 2025 and 2024, was $143.3 million and $208.8 million, which represented approximately 61% and approximately 87%, respectively, of the Company’s available-for-sale investment portfolio.

Based on evaluation of available evidence, including recent changes in market interest rates, credit rating information and information obtained from regulatory filings, management believes the declines in fair value for these securities are not credit related.

Notes to Consolidated Financial Statements

December 31, 2025 and 2024

The following tables show the Company’s investments’ gross unrealized losses and fair value for which an allowance for credit losses has not been recorded,, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2025 and 2024:

	December 31, 2025
	Less than 12 Months		12 Months or More		Total
Description of	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
Securities	Value	Losses	Value	Losses	Value	Losses

	(In thousands)
US government agencies	$—	$—	$2,454	$(46)	$2,454	$(46)
Subordinated notes	1,916	(84)	18,993	(1,407)	20,909	(1,491)
State and municipal obligations	15,587	(135)	104,435	(5,717)	120,022	(5,852)
Total temporarily impaired securities	$17,503	$(219)	$125,882	$(7,170)	$143,385	$(7,389)

	December 31, 2024
	Less than 12 Months		12 Months or More		Total
Description of	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
Securities	Value	Losses	Value	Losses	Value	Losses

	(In thousands)
US government agencies	$—	$—	$12,254	$(246)	$12,254	$(246)
Subordinated notes	—	—	24,118	(2,824)	24,118	(2,824)
State and municipal obligations	127,876	(2,478)	44,535	(6,917)	172,411	(9,395)
Total temporarily impaired securities	$127,876	$(2,478)	$80,907	$(9,987)	$208,783	$(12,465)

At December 31, 2025, the unrealized losses on the Company’s investments in US government agencies, state and municipal obligations, and subordinated notes, which numbered 211, were caused by interest rate increases. Because the Company does not intend to sell the investments and it is not more likely than not the Company will be required to sell the investments before recovery of their amortized cost bases, which may be maturity, the Company does not consider those investments to require an allowance for credit losses to be recognized.

Note 4:   Loans and Allowance for Credit Losses

Categories by purpose of loans at December 31, include:

	2025	2024

	(In thousands)
Commercial and industrial loans	$92,019	$98,795
Commercial real estate
Commercial real estate - secured by residential mortgages	62,963	47,822
Commercial real estate - other	240,085	243,851
Residential real estate	89,580	91,737
Consumer loans	6,912	8,766
Total gross loans	491,559	490,971
Less allowance for credit losses	(4,261)	(4,026)
Total loans	$487,298	$486,945

Notes to Consolidated Financial Statements

December 31, 2025 and 2024

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

Notes to Consolidated Financial Statements

December 31, 2025 and 2024

The following tables present the balance in the allowance for credit losses by collateral type and the recorded investment in loans by purpose based on portfolio segment and impairment method as of December 31, 2025 and 2024:

	2025
	Commercial	Commercial	Residential
	and Industrial	Real Estate	Real Estate	Consumer	Total

	(In thousands)
Allowance for loan losses:
Balance, beginning of year	$557	$2,115	$1,223	$131	$4,026
Provision for (reversal of) charged to expense	233	456	(181)	116	624
Losses charged off	(255)	—	(8)	(174)	(437)
Recoveries	9	—	—	39	48
Balance, end of year	$544	$2,571	$1,034	$112	$4,261
Ending balance: individually evaluated for impairment	$—	$425	$—	$—	$425
Ending balance: collectively evaluated for impairment	$544	$2,146	$1,034	$112	$3,836
Loans:
Ending balance: individually evaluated for impairment	$312	$1,385	$453	$—	$2,150
Ending balance: collectively evaluated for impairment	$91,707	$301,663	$89,127	$6,912	$489,409

	2024
	Commercial	Commercial	Residential
	and Industrial	Real Estate	Real Estate	Consumer	Total

	(In thousands)
Allowance for credit losses:
Balance, beginning of year	$479	$1,985	$1,360	$94	$3,918
Provision for (reversal of) credit losses	203	120	(120)	226	429
Losses charged off	(127)	—	(17)	(216)	(360)
Recoveries	2	10	—	27	39
Balance, end of year	$557	$2,115	$1,223	$131	$4,026
Ending balance: individually evaluated for credit loss	$—	$—	$—	$—	$—
Ending balance: collectively evaluated for credit loss	$557	$2,115	$1,223	$131	$4,026
Loans:
Ending balance: individually evaluated for credit loss	$—	$16	$203	$—	$219
Ending balance: collectively evaluated for credit loss	$98,795	$291,657	$91,534	$8,766	$490,752

Notes to Consolidated Financial Statements

December 31, 2025 and 2024

The following tables show the portfolio quality indicators.

Based on the most recent analysis performed, the following table presents the recorded investment in non-homogeneous loans by internal risk rating system as of December 31, 2025 (in thousands):

							Revolving	Revolving
							Loans	Loans
							Amortized	Converted
December 31, 2025	2025	2024	2023	2022	2021	Prior	Cost Basis	to Term	Total
Commercial and industrial
Risk Rating
Pass	$16,029	$17,946	$11,518	$7,127	$3,815	$13,946	$20,293	$—	$90,674
Special Mention	—	—	—	—	—	—	1,033	—	1,033
Substandard	—	—	—	26	—	170	116	—	312
Doubtful	—	—	—	—	—	—	—	—	—
Total	$16,029	$17,946	$11,518	$7,153	$3,815	$14,116	$21,442	$—	$92,019

Commercial and industrial
Current period gross charge-offs	$—	$—	$39	$—	$—	$27	$189	$—	$255

Commercial real estate
Risk Rating
Pass	$22,707	$19,186	$28,952	$29,460	$39,927	$85,508	$65,095	$—	$290,835
Special Mention	—	—	—	308	4,198	4,283	—	—	8,789
Substandard	—	—	—	—	368	3,056	—	—	3,424
Doubtful	—	—	—	—	—	—	—	—	—
Total	$22,707	$19,186	$28,952	$29,768	$44,493	$92,847	$65,095	$—	$303,048

Commercial real estate
Current period gross charge-offs	$—	$—	$—	$—	$—	$—	$—	$—	$—

Total
Pass	$38,736	$37,132	$40,470	$36,587	$43,742	$99,454	$85,388	$—	$381,509
Special Mention	—	—	—	308	4,198	4,283	1,033	—	9,822
Substandard	—	—	—	26	368	3,226	116	—	3,736
Doubtful	—	—	—	—	—	—	—	—	—
Total	$38,736	$37,132	$40,470	$36,921	$48,308	$106,963	$86,537	$—	$395,067
Current period gross charge-offs	$—	$—	$39	$—	$—	$27	$189	$—	$255

Notes to Consolidated Financial Statements

December 31, 2025 and 2024

The Company monitors the credit risk profile by payment activity for residential and consumer loan classes. Loans past due 90 days or more and loans on nonaccrual status are considered nonperforming. Nonperforming loans are reviewed quarterly. The following table presents the amortized cost in residential and consumer loans based on payment activity (in thousands):

							Revolving	Revolving
							Loans	Loans
							Amortized	Converted
December 31, 2025	2025	2024	2023	2022	2021	Prior	Cost Basis	to Term	Total
Residential Real Estate
Payment Performance
Performing	$10,113	$7,972	$8,730	$14,302	$13,348	$34,556	$—	$—	$89,021
Nonperforming	254	22	—	—	—	283	—	—	559
Total	$10,367	$7,994	$8,730	$14,302	$13,348	$34,839	$—	$—	$89,580

Residential real estate
Current period gross charge-offs	$—	$—	$—	$—	$4	$4	$—	$—	$8

Consumer
Payment Performance
Performing	$1,858	$2,968	$787	$398	$202	$643	$46	$—	$6,902
Nonperforming	—	—	—	—	—	10	—	—	10
Total	$1,858	$2,968	$787	$398	$202	$653	$46	$—	$6,912

Consumer
Current period gross charge-offs	$136	$7	$29	$2	$—	$—	$—	$—	$174

Total
Payment Performance
Performing	$11,971	$10,940	$9,517	$14,700	$13,550	$35,202	$46	$—	$95,926
Nonperforming	254	22	—	—	—	294	—	—	570
Total	$12,225	$10,962	$9,517	$14,700	$13,550	$35,496	$46	$—	$96,496
Current period gross charge-offs	$136	$7	$29	$2	$4	$4	$—	$—	$182

Notes to Consolidated Financial Statements

December 31, 2025 and 2024

Based on the most recent analysis performed, the following table presents the recorded investment in non - homogeneous loans by internal risk rating system as of December 31, 2024 (in thousands):

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

December 31, 2025 and 2024

The Company monitors the credit risk profile by payment activity for residential and consumer loan classes. Loans past due 90 days or more and loans on nonaccrual status are considered nonperforming. Nonperforming loans are reviewed quarterly. The following table presents the amortized cost in residential and consumer loans based on payment activity (in thousands):

							Revolving	Revolving
							Loans	Loans
							Amortized	Converted
December 31, 2024	2024	2023	2022	2021	2020	Prior	Cost Basis	to Term	Total
Residential Real Estate
Payment Performance
Performing	$9,480	$10,469	$16,912	$15,174	$17,401	$21,993	$—	$—	$91,429
Nonperforming	—	22	—	17	—	269	—	—	308
Total	$9,480	$10,491	$16,912	$15,191	$17,401	$22,262	$—	$—	$91,737

Residential real estate
Current period gross charge-offs	$—	$—	$—	$—	$—	$17	$—	$—	$17

Consumer
Payment Performance
Performing	$4,619	$1,427	$798	$349	$275	$907	$376	$—	$8,751
Nonperforming	—	—	—	—	15	—	—	—	15
Total	$4,619	$1,427	$798	$349	$290	$907	$376	$—	$8,766

Consumer
Current period gross charge-offs	$144	$72	$—	$—	$—	$—	$—	$—	$216

Total
Payment Performance
Performing	$14,099	$11,896	$17,710	$15,523	$17,676	$22,900	$376	$—	$100,180
Nonperforming	—	22	—	17	15	269	—	—	323
Total	$14,099	$11,918	$17,710	$15,540	$17,691	$23,169	$376	$—	$100,503
Current period gross charge-offs	$144	$72	$—	$—	$—	$17	$—	$—	$233

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

For the year ended December 31, 2025 the Company recorded a provision for credit losses of $624,000. For the year ended December 31, 2024, the Company recorded a provision for of credit loss expense $429,000.

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

December 31, 2025 and 2024

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

The following table shows the loan portfolio aging analysis of the recorded investment in loans as of December 31, 2025:

	30‑59 Days	60‑89 Days	Greater
	Past	Past	Than 90		Total Past
	Due and	Due and	Days and	Non	Due and		Total Loans
	Accruing	Accruing	Accruing	Accrual	Non Accrual	Current	Receivable

	(In thousands)
Commercial and industrial	$19	$—	$—	$312	$331	$91,688	$92,019
Commercial real estate	124	4,198	—	1,385	5,707	297,341	303,048
Residential	551	45	—	559	1,155	88,425	89,580
Consumer	36	—	—	10	46	6,866	6,912
Total	$730	$4,243	$—	$2,266	$7,239	$484,320	$491,559

The following table shows the loan portfolio aging analysis of the recorded investment in loans as of December 31, 2024:

	30‑59 Days	60‑89 Days	Greater
	Past	Past	Than 90		Total Past
	Due and	Due and	Days and	Non	Due and		Total Loans
	Accruing	Accruing	Accruing	Accrual	Non Accrual	Current	Receivable

	(In thousands)
Commercial and industrial	$—	$43	$41	$170	$254	$98,541	$98,795
Commercial real estate	48	—	—	258	307	291,366	291,673
Residential	95	30	—	308	432	91,305	91,737
Installment	15	2	15	—	32	8,734	8,766
Total	$158	$75	$56	$736	$1,025	$489,946	$490,971

Nonperforming Loans

The following table present the amortized cost basis of loans on nonaccrual status and loans past due over 90 days still accruing interest as of December 31, 2025:

				Loans Past
				Due Over 90 Days	Total
	Nonaccrual with no ACL	Nonaccrual with ACL	Total Nonaccrual	Still Accruing	Nonperforming

	(In thousands)
Commercial and industrial	$312	$—	$312	$—	$312
Commercial real estate	1	1,384	1,385	—	1,385
Residential	559	—	559	—	559
Consumer	10	—	10	—	10
Total	$882	$1,384	$2,266	$—	$2,266

The Company did recognize approximately $6,000 interest income on nonaccrual loans during the the period ended December 31, 2025.

For the year ended December 31, 2025 and 2024, the Bank did not grant any loan modifications to borrowers experiencing financial difficulty.

As of December 31, 2025, the Bank has not initiated formal proceedings on any loans that have not been transferred into foreclosed assets.

Notes to Consolidated Financial Statements

December 31, 2025 and 2024

The following table present the amortized cost basis of loans on nonaccrual status and loans past due over 90 days still accruing interest as of December 31, 2024:

				Loans Past
				Due Over 90 Days	Total
	Nonaccrual with no ACL	Nonaccrual with ACL	Total Nonaccrual	Still Accruing	Nonperforming

	(In thousands)
Commercial and industrial	$170	$—	$170	$41	$211
Commercial real estate	258	—	258	—	258
Residential	308	—	308	—	308
Consumer	—	—	—	15	15
Total	$736	$—	$736	$56	$792

The Company recognized approximately $4,000 interest income on nonaccrual loans during the period ended December 31, 2024.

Note 5:   Premises and Equipment

Major classifications of premises and equipment, stated at cost, are as follows:

	2025	2024

	(In thousands)
Land, buildings and improvements	$41,530	$31,727
Furniture and equipment	17,839	16,158
Computer software	2,871	2,680
	62,240	50,565
Less accumulated depreciation	(28,146)	(26,966)
Net premises and equipment	$34,095	$23,599

Depreciation and amortization charged to operations was $1,226,000 in 2025 and $1,079,000 in 2024.

Note 6:   Time Deposits

Time deposits in denominations of $250,000 or more were $41.5 million at December 31, 2025 and $35.9 million at December 31, 2024. At December 31, 2025, the scheduled maturities of time deposits are as follows:

(In thousands)
Due during the year ending December 31,
2026	$161,364
2027	17,512
2028	2,440
2029	330
2030	39
Thereafter	46
$181,731

Notes to Consolidated Financial Statements

December 31, 2025 and 2024

Note 7:   Borrowings

At December 31, 2025 and 2024, as a member of the Federal Home Loan Bank system the Bank had the ability to obtain up to $83.6 million and $70.5 million, respectively, in additional borrowings based on securities and certain loans pledged to the FHLB. At December 31, 2025 and 2024, Advances from the Federal Home Loan Bank were $75 million. At December 31, 2025 and 2024, required annual payments on Federal Home Loan Bank advances were for year ending December 31, 2026 $20 million (4.39% fixed rate), December 31, 2027 $35 million (4.24% fixed rate) and December 31, 2028 $20 million (4.11% fixed rate).

At December 31, 2025 and 2024, the Bank had approximately $275.1 million and $263.2 million, respectively of one- to four-family residential real estate and commercial real estate loans pledged as collateral for borrowings. Also at December 31, 2025 and 2024, the Company and the Bank have cash management lines of credit with various correspondent banks (excluding FHLB cash management lines of credit) enabling additional borrowings of up to $18.0 million. At December 31, 2025 the Company pledged approximately $42.0 million of available - for - sale securities to secure a line of credit facility with the Federal Reserve Bank. The amount of the credit facility is approximately $29.2 million as of December 31, 2025 and $29.2 at December 31, 2024.

Securities sold under repurchase agreements were approximately $29.4 million and $30.5 million at December 31, 2025 and 2024, respectively.

Securities sold under agreements to repurchase are financing arrangements whereby the Company sells securities and agrees to repurchase the identical securities at the maturities of the agreements at specified prices. Physical control is maintained for all securities sold under repurchase agreements. Information concerning securities sold under agreements to repurchase is summarized as follows:

	2025	2024

	(Dollars in thousands)
Balance outstanding at year end	$29,403	$30,494
Average daily balance during the year	$34,776	$32,896
Average interest rate during the year	2.67%	4.43%
Maximum month-end balance during the year	$41,144	$37,805
Weighted-average interest rate at year end	3.67%	3.77%

All repurchase agreements are subject to term and conditions of repurchase/security agreements between the Company and the customer and are accounted for as secured borrowings. The Company’s repurchase agreements reflected in short-term borrowings consist of customer accounts and securities which are pledged on an individual security basis.

The following table presents the Company’s repurchase agreements accounted for as secured borrowings:

Remaining Contractual Maturity of the Agreement

(In thousands)

	Overnight and			Greater than 90
December 31, 2025	Continuous	Up to 30 Days	30‑90 Days	Days	Total
Repurchase Agreements
State and municipal obligations	$29,403	$—	$—	$—	$29,403
Total	$29,403	$—	$—	$—	$29,403

	Overnight and			Greater than 90
December 31, 2024	Continuous	Up to 30 Days	30‑90 Days	Days	Total
Repurchase Agreements
U.S government agencies	$30,494	$—	$—	$—	$30,494
Total	$30,494	$—	$—	$—	$30,494

Securities with an approximate carrying value of $51.3 million and $49.4 million at December 31, 2025 and 2024, respectively, were pledged as collateral for repurchase borrowings.

Notes to Consolidated Financial Statements

December 31, 2025 and 2024

Note 8:   Subordinated Debentures

On May 14, 2019 the Company issued $20,000,000 of junior subordinated debentures. The debentures bear interest at a fixed rate of 6.0% until May 2025, which then becomes a floating interest rate equal to the three-month SOFR plus 3.625%, resetting quarterly. Interest on the subordinated notes is payable semiannually through May 2025 and quarterly thereafter through the maturity date of May 2029. Principal is due upon maturity. The debentures are unsecured and payable to various investors. For purposes of computing regulatory capital, the debentures are included in Tier 2 Capital. The subordinated notes can be repaid in whole or in part prior to the fifth anniversary of the issue date (May 2019). Unamortized debt costs were $216,000 and $276,000 as of December 31, 2025 and 2024, respectively.

In 2005, a Delaware statutory business trust owned by the Company, United Bancorp Statutory Trust I (“Trust I” or the “Trust”), issued $4.1 million of mandatorily redeemable debt securities. The sale proceeds were utilized to purchase $4.1 million of the Company’s subordinated debentures which mature in 2035. The Company’s subordinated debentures are the sole asset of Trust I. The Company’s investment in Trust I is not consolidated herein as the Company is not deemed the primary beneficiary of the Trust. However, the $4.1 million of mandatorily redeemable debt securities issued by the Trust are includible for regulatory purposes as a component of the Company’s Tier I Capital. Interest on the Company’s subordinated debentures is equal to three month SOFR plus 1.35% and is payable quarterly. Subordinated debentures, net of unamortized debt costs, totaled $23.9 million and $23.8 million at December 31, 2025 and 2024, respectively.

Note 9:   Income Taxes

The provision for income taxes includes these components:

	2025	2024

	(In thousands)
Taxes currently payable	$547	$797
Deferred income taxes	(633)	(904)
Income tax (benefit) expense	$(86)	$(107)

A reconciliation of income tax expense at the statutory rate to the Company’s actual income tax expense is shown below for the period ending 2025:

	2025	2025

	(In thousands)
Computed at the statutory rate (21%)	$1,610	21%
(Decrease) increase resulting from
Low-income housing and historic tax credits	(28)	(0.4)
Other nontaxable and nondeductible items
Tax exempt interest	(1,649)	(21.5)
Earnings on bank-owned life insurance - net	(84)	(1.1)
Other	67	0.9
Other	(2)	0.0
Actual (benefit) tax expense	$(86)	$(1.1)

Notes to Consolidated Financial Statements

December 31, 2025 and 2024

A reconciliation of income tax expense at the statutory rate to the Company’s actual income tax expense for the period ending December 31, 2024 is shown below:

2024
(In thousands)
Computed at the statutory rate (21%)	$1,532
(Decrease) increase resulting from
Tax exempt interest	(1,571)
Earnings on bank-owned life insurance - net	(90)
Low income housing credit	(63)
Other	85
Actual (benefit) tax expense	$(107)

The tax effects of temporary differences related to deferred taxes shown on the balance sheets were:

	2025	2024

	(In thousands)
Deferred tax assets
Allowance for credit losses	$925	$865
Stock based compensation	185	241
Other real estate	175	—
Accrued expenses	172	61
Deferred compensation	585	513
Non-accrual loan interest	53	1
Lease liability	621	603
Net operating loss carryforward	715	561
Tax credit carryforward	930	474
Unrealized loss on securities available for sale	1,385	2,547
Other	—	12
Total deferred tax assets	5,746	5,878

Deferred tax liabilities
Depreciation	(734)	(433)
Deferred loan costs, net	(3)	(7)
FHLB stock dividends	(60)	(60)
Prepaid expenses	(32)	(36)
Intangibles	—	(30)
Right of use asset	(549)	(566)
Employee benefit expense	(985)	(735)
Total deferred tax liabilities	(2,363)	(1,867)
Net deferred tax asset	$3,383	$4,011

The Company has a federal net operating loss carryforward of $3.4 million which may be carried forward indefinitely. Additionally, the Company has tax credits of $930,000 which may be carried forward 20 years and expire beginning in 2044. The Company expects to utilize the tax credit carryforwards prior to expiration therefore no valuation allowance has been recorded.

Notes to Consolidated Financial Statements

December 31, 2025 and 2024

Note 10: Accumulated Other Comprehensive Income (Loss)

The components of accumulated other comprehensive income (loss), included in stockholders’ equity, are as follows:

	2025	2024

	(In thousands)
Net unrealized loss on securities available-for-sale	$(6,589)	$(12,130)
Net unrealized loss for funded status of defined benefit plan liability	(185)	(654)
	(6,774)	(12,784)
Tax effect	1,423	2,684
Net-of-tax amount	$(5,351)	$(10,100)

The changes in accumulated other comprehensive income (loss) by component shown of net of tax and parenthesis indicating debits as of December 31, 2025 and 2024.

	Year ended			Year Ended
	December 31, 2025			December 31, 2024
	Net unrealized			Net unrealized
	(Loss)	Defined		(Loss)	Defined
	Gain on Available	Benefit		Gain on Available	Benefit
	For Sale Securities	Plan	Total	For Sale Securities	Plan	Total
(In thousands)
Beginning balance	$(9,583)	$(517)	$(10,100)	$(7,049)	$(429)	$(7,478)
Other comprehensive income (loss) before reclassification	5,042	441	5,483	(2,626)	(18)	(2,644)
Amounts reclassified from accumulated other comprehensive gain (loss)	(664)	(70)	(734)	92	(70)	22
Net current -period other comprehensive income (loss)	4,378	371	4,749	(2,534)	(88)	(2,622)
Ending balance	$(5,205)	$(146)	$(5,351)	$(9,583)	$(517)	$(10,100)

The reclassification net of accumulated other comprehensive (loss) income shown, net of tax and parenthesis indicating debits in net income, as of December 31, 2025 and 2024 were as follows:

	Amounts Reclassified from Accumulated
	Other Comprehensive (Loss) Income
			Affected Line Item
			In the Consolidate
(In thousands)	December 31, 2025	December 31, 2024	Statement of Income
Details about Accumulated Other Comprehensive (loss) Income Components
Net unrealized gain (loss) on available for sale securities	$841	$(116)	Realized gain (loss) on sale of available-for-sale securities, net
Income tax effect	177	24	(Credit) provision for federal income taxes
	$664	$(92)

Net unrealized pension expense	$88	$88	Salaries and employee benefits expense
Income tax effect	(18)	(18)	(Credit) provision for federal income taxes
	$70	$70

Notes to Consolidated Financial Statements

December 31, 2025 and 2024

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

Notes to Consolidated Financial Statements

December 31, 2025 and 2024

As of December 31, 2025, the most recent notification from Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Bank must maintain capital ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank’s category.

The Bank’s actual capital amounts and ratios are presented in the following table.

					To Be Well Capitalized
			For Capital Adequacy		Under Prompt Corrective
	Actual		Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio

	(Dollars in thousands)
As of December 31, 2025
Total Capital (to Risk-Weighted Assets)
Unified	$82,646	13.4%	$49,251	8.0%	$61,563	10.0%

Common Equity Tier 1 Capital (to Risk-Weighted Assets)
Unified	$78,385	12.7%	$27,704	4.5%	$40,016	6.5%

Tier I Capital (to Risk-Weighted Assets)
Unified	$78,385	12.7%	$36,936	6.0%	$49,251	8.0%

Tier I Capital (to Average Assets)
Unified	$78,385	9.2%	$34,139	4.0%	$42,764	5.0%

As of December 31, 2024
Total Capital (to Risk-Weighted Assets)
Unified	$82,208	13.8%	$47,635	8.0%	$59,544	10.0%

Common Equity Tier 1 Capital (to Risk-Weighted Assets)
Unified	$78,182	13.1%	$26,795	4.5%	$38,703	6.5%

Tier I Capital (to Risk-Weighted Assets)
Unified	$78,182	13.1%	$35,726	6.0%	$47,635	8.0%

Tier I Capital (to Average Assets)
Unified	$78,182	9.6%	$32,731	4.0%	$40,913	5.0%

Notes to Consolidated Financial Statements

December 31, 2025 and 2024

Note 12: Related Party Transactions

At December 31, 2025 and 2024, the Bank had loan commitments outstanding to executive officers, directors, significant stockholders and their affiliates (related parties). In management’s opinion, such loans and other extensions of credit and deposits were made in the ordinary course of business and were made on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons. Further, in management’s opinion, these loans did not involve more than normal risk of collectability or present other unfavorable features. Such loans are summarized below.

	2025	2024

	(In thousands)
Aggregate balance – January 1	$17,655	$22,223
New loans	5,431	2,196
Repayments	(2,375)	(4,489)
Other	(188)	(2,275)
Aggregate balance – December 31	$20,523	$17,655

Deposits from related parties held by the Bank at December 31, 2025 and 2024, totaled approximately $6.2 million and $6.4 million, respectively.

Note 13: Benefit Plans

Pension and Other Postretirement Benefit Plans

The Company has a noncontributory defined benefit pension plan covering all employees who meet the eligibility requirements. The Company’s funding policy is to make the minimum annual contribution that is required by applicable regulations, plus such amounts as the Company may determine to be appropriate from time to time. The Company expects to contribute $518,000 to the plan in 2026.

The Company has certain agreements which provide for a fixed number of payments once the individual reaches normal retirement age. At December 31, 2025, the present value of these future payments was approximately $354,000.

The Company uses a December 31st measurement date for the plan. Information about the plan’s funded status and pension cost follows:

	Pension Benefits
	2025	2024

	(In thousands)
Change in benefit obligation
Beginning of year	$(6,205)	$(5,479)
Service cost	(347)	(322)
Interest cost	(391)	(323)
Actuarial loss	(208)	(305)
Benefits paid	221	224

End of year	(6,930)	(6,205)

Change in fair value of plan assets
Beginning of year	9,734	8,381
Actual return on plan assets	1,479	903
Employer contribution	630	672
Benefits paid	(221)	(222)

End of year	11,622	9,734

Funded status at end of year	$4,692	$3,529

Notes to Consolidated Financial Statements

December 31, 2025 and 2024

Amounts recognized in accumulated other comprehensive loss not yet recognized as components of net periodic benefit cost consist of:

	Pension Benefits
	2025	2024

	(In thousands)
Unamortized net loss	$235	$793
Unamortized prior service	(50)	(139)

	$185	$654

The estimated net loss and prior service credit for the defined benefit pension plan that will be amortized from accumulated other comprehensive loss as a credit into net periodic benefit cost over the next fiscal year is approximately $50,000. The accumulated benefit obligation for the defined benefit pension plan was $5.9 million and $5.3 million at December 31, 2025 and 2024, respectively.

Information for the pension plan with respect to accumulated benefit obligation and plan assets is as follows:

	December 31,
	2025	2024

	(In thousands)
Projected benefit obligation	$6,930	$6,205
Accumulated benefit obligation	$5,929	$5,332
Fair value of plan assets	$11,622	$9,734

	December 31,
	2025	2024

	(In thousands)
Components of net periodic benefit cost
Service cost	$347	$322
Interest cost	391	323
Expected return on plan assets	(713)	(623)
Amortization of prior service credit	(88)	(88)
Amortization of net loss	—	—

Net periodic benefit cost (benefit)	$(63)	$(66)

Significant assumptions include:

	Pension Benefits
	2025	2024
Weighted-average assumptions used to determine benefit obligation:
Discount rate	6.29%	6.49%
Rate of compensation increase	3.50%	3.50%

Weighted-average assumptions used to determine benefit cost:
Discount rate	6.49%	6.06%
Expected return on plan assets	7.00%	7.00%
Rate of compensation increase	3.50%	3.50%

The Company has estimated the long-term rate of return on plan assets based primarily on historical returns on plan assets, adjusted for changes in target portfolio allocations and recent changes in long-term interest rates based on publicly available information.

Notes to Consolidated Financial Statements

December 31, 2025 and 2024

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid as of December 31, 2025:

Pension
Benefits
(In thousands)
2026	$361
2027	426
2028	598
2029	1,307
2030	307
2031-2035	5,006
Total	$8,005

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

The asset allocation strategy of the plan is designed to allow flexibility in the determination of the appropriate investment allocations between equity and fixed income investments. This strategy is designed to help achieve the actuarial long term rate on plan assets of 7.0%. The target asset allocation percentages for both 2025 and 2024 are as follows:

Large-Cap stocks	Not to exceed 68%
Small-Cap stocks	Not to exceed 23%
Mid-Cap stocks	Not to exceed 23%
International equity securities	Not to exceed 30%
Fixed income investments	Not to exceed 35%
Alternative investments	Not to exceed 19%

At December 31, 2025 and 2024, the fair value of plan assets as a percentage of the total was invested in the following:

	December 31,
	2025	2024
Equity securities	62.7%	69.5%
Debt securities	28.5	28.6
Cash and cash equivalents	8.8	1.9

	100.0%	100.0%

Pension Plan Assets

Following is a description of the valuation methodologies used for pension plan assets measured at fair value on a recurring basis, as well as the general classification of pension plan assets pursuant to the valuation hierarchy.

Where quoted market prices are available in an active market, plan assets are classified within Level 1 of the valuation hierarchy. Level 1 plan assets include investments in mutual funds that involve equity, bond and money market investments. All of the Plan’s assets are classified as Level 1. If quoted market prices are not available, then fair values are estimated by using pricing models, quoted prices of plan assets with similar characteristics or discounted cash flows. In certain cases where Level 1 or Level 2 inputs are not available, plan assets are classified within Level 3 of the hierarchy. At December 31, 2025 and 2024, the Plan did not contain Level 2 or Level 3 investments.

Notes to Consolidated Financial Statements

December 31, 2025 and 2024

The fair values of Company’s pension plan assets at December 31st, by asset category are as follows:

December 31, 2025
		Fair Value Measurements Using
		Quoted Prices	Significant
		in Active	Other	Significant
		Markets for	Observable	Unobservable
	Total Fair	Identical Assets	Inputs	Inputs
Asset Category	Value	(Level 1)	(Level 2)	(Level 3)

	(In thousands)
Mutual money market	$586	$586	$—	$—
Mutual funds – equities
ETF mutual funds	431	431	—	—
Large and small Cap	4,439	4,439	—	—
International and emerging markets	2,538	2,538	—	—
Mutual funds – fixed income
Fixed income	2,796	2,796	—	—
ETF fixed income	832	832	—	—

Total	$11,622	$11,622	$—	$—

December 31, 2024
		Fair Value Measurements Using
		Quoted Prices	Significant
		in Active	Other	Significant
		Markets for	Observable	Unobservable
	Total Fair	Identical Assets	Inputs	Inputs
Asset Category	Value	(Level 1)	(Level 2)	(Level 3)

	(In thousands)
Mutual money market	$188	$188	$—	$—
Mutual funds – equities
ETF mutual funds	6,203	6,203	—	—
Large and small Cap	187	187	—	—
International	373	373
Mutual funds – fixed income
Fixed income	1,840	1,840	—	—
ETF fixed income	943	943	—	—

Total	$9,734	$9,734	$—	$—

Employee Stock Ownership and 401(k) Plans

The Company has an Employee Stock Ownership Plan (“ESOP”) with an integrated 401(k) plan covering substantially all employees of the Company. The Company’s 401(k) matching percentage was 50% of the employees’ first 6% of contributions for 2025 and 2024.

The Company’s 401(k) expense for the years ended December 31, 2025 and 2024 was approximately $178,000 and $156,000, respectively.

Share information for the ESOP is as follows at December 31, 2025 and 2024:

	2025	2024
Allocated shares at beginning of the year	394,283	377,870
Net shares or dividend reinvestment or distributed due to retirement/diversification	1,029	16,413

Total ESOP shares	395,312	394,283

Fair value of unearned shares at December 31st	$—	$—

Notes to Consolidated Financial Statements

December 31, 2025 and 2024

At December 31, 2025, the fair value of the 395,312 the shares held by the ESOP was approximately $5,673,000. There were no unearned ESOP shares as of December 31, 2025 and 2024.

Split Dollar Life Insurance Arrangements

The Company has split-dollar life insurance arrangements with its executive officers and certain directors that provide certain death benefits to the executive’s beneficiaries upon his or her death. The agreements provide a pre- and post-retirement death benefit payable to the beneficiaries of the executive in the event of the executive’s death. The Company has purchased life insurance policies on the lives of all participants covered by these agreements in amounts sufficient to provide the sums necessary to pay the beneficiaries, and the Company pays all premiums due on the policies. In the case of an early separation from the Company, the nonvested executive portion of the death benefit is retained by the Company. The accumulated post retirement benefit obligation was $2.2 million and $2.0 million at December 31, 2025 and 2024, respectively.

Note 14: Restricted Stock Plan

During 2018, the Company’s stockholders authorized the adoption of the United Bancorp, Inc. 2018 Stock Incentive Plan (the “2018 Plan”). No more than 500,000 shares of the Company’s common stock may be issued under the 2018 Plan. As of December 31, 2025, 311,790 shares have been issued under this plan. The shares that may be issued can be authorized but unissued shares or treasury shares. The 2018 Plan permits the grant of incentive awards in the form of options, stock appreciation rights, restricted share and share unit awards, and performance share awards. The 2018 Plan contains annual limits on certain types of awards to individual participants. In any calendar year, no participant may be granted awards covering more than 25,000 shares.

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

A summary of the status of the Company’s nonvested restricted shares as of December 31, 2025, and changes during the year then ended, is presented below:

		Weighted-
		Average
		Grant-Date
	Shares	Fair Value
Nonvested, beginning of year	287,790	$11.68
Granted	10,000	13.06
Vested	(10,000)	9.00
Forfeited	—	—
Nonvested, end of year	287,790	$11.58

Total compensation cost recognized in the income statement for share-based payment arrangements during the years ended December 31, 2025 and 2024 was $357,000 and $884,000, respectively.

The recognized tax benefits related thereto were $75,000 and $186,000, for the years ended December 31, 2025 and 2024, respectively.

As of December 31, 2025 and 2024, there was $1,778,000 and $2,204,000, respectively, of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the Plan. That cost is expected to be recognized over a weighted-average period of 6.7 years.

Notes to Consolidated Financial Statements

December 31, 2025 and 2024

Note 15: Earnings Per Share

Earnings per share (EPS) were computed as follows:

	Year Ended December 31, 2025
		Weighted-
		Average
	Net	Shares	Per Share
	Income	Outstanding	Amount
	(In thousands)
Net income	$7,753
Less allocated earnings on non-vested restricted stock	(98)
Less allocated dividends on non-vested restricted stock	(270)
Net income allocated to common stockholders	7,385
		5,492,092
Basic and diluted earnings per share			$1.34

	Year Ended December 31, 2024
		Weighted-
		Average
	Net	Shares	Per Share
	Income	Outstanding	Amount
	(In thousands)
Net income	$7,402
Less allocated earnings on non-vested restricted stock	(97)
Less allocated dividends on non-vested restricted stock	(243)
Net income allocated to common stockholders	7,062
		5,539,653
Basic and diluted earnings per share			$1.27

Notes to Consolidated Financial Statements

December 31, 2025 and 2024

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

The following tables present the fair value measurements of assets recognized in the accompanying balance sheets measured at fair value on a recurring basis and the level within the fair value hierarchy in which the fair value measurements fall at December 31, 2025 and 2024:

		December 31, 2025
		Fair Value Measurements Using
		Quoted Prices in	Significant
		Active Markets	Other	Significant
		for Identical	Observable	Unobservable
	Fair	Assets	Inputs	Inputs
	Value	(Level 1)	(Level 2)	(Level 3)

	(In thousands)
U.S government agencies	$2,454	$—	$2,454	$—
Subordinated notes	20,909	—	20,909	—
State and municipal obligation	210,841	—	210,841	—

		December 31, 2024
		Fair Value Measurements Using
		Quoted Prices in	Significant
		Active Markets	Other	Significant
		for Identical	Observable	Unobservable
	Fair	Assets	Inputs	Inputs
	Value	(Level 1)	(Level 2)	(Level 3)

	(In thousands)
U.S government agencies	$12,254	$—	$12,254	$—
Subordinated notes	24,118	—	24,118	—
State and municipal obligation	204,259	—	204,259	—

Following is a description of the valuation methodologies used for instruments measured at fair value on a non-recurring basis and recognized in the accompanying balance sheets, as well as the general classification of such instruments pursuant to the valuation hierarchy.

Notes to Consolidated Financial Statements

December 31, 2025 and 2024

Collateral Dependent

Collateral dependent loans consisted primarily of loans secured by commercial real estate and other. Management has determined fair value measurements on collateral dependent loans primarily through evaluations of appraisals performed. Due to the nature of the valuation inputs, collateral dependent loans are classified within Level 3 of the hierarchy.

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

As of December 31, 2025, the carrying value in collateral dependent loans totaled $2,149,000, which included $1,385,000 made up of 3 loan relationships that were secured by real estate, $312,000 and 3 loan relationships that were secured by business assets and $452,000 and 2 loan relationships that were secured by residential real estate. As of December 31, 2025, collateral dependent loans included 1 loan relationships with a carrying value of $1,130,000 that required a valuation allowance of $457,000 since the estimated realizable value of the collateral did not support the recorded investment in the loan.

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

The following tables present the fair value measurements of assets recognized in the accompanying balance sheets measured at fair value on a non-recurring basis and the level within the fair value hierarchy in which the fair value measurements fall at December 31, 2025 and 2024:

December 31, 2025
Fair Value Measurements Using
		Quoted Prices in	Significant
		Active Markets	Other	Significant
		for Identical	Observable	Unobservable
	Fair	Assets	Inputs	Inputs
	Value	(Level 1)	(Level 2)	(Level 3)

(In thousands)
Collateral dependent loans	$673	$—	$—	$673
Foreclosed assets held for sale	2,540	—	—	2,540

December 31, 2024
Fair Value Measurements Using
		Quoted Prices in	Significant
		Active Markets	Other	Significant
		for Identical	Observable	Unobservable
	Fair	Assets	Inputs	Inputs
	Value	(Level 1)	(Level 2)	(Level 3)

(In thousands)
Collateral dependent loans	$—	$—	$—	$—
Foreclosed assets held for sale	120	—	—	120

Notes to Consolidated Financial Statements

December 31, 2025 and 2024

Unobservable (Level 3) Inputs

The following tables present quantitative information about unobservable inputs used in nonrecurring Level 3 fair value measurements.

	Fair Value at	Valuation
	12/31/25	Technique	Unobservable Inputs	Range
	(In thousand)
Collateral-dependent loans	$673	Market comparable properties	Comparability adjustments past due rents	5% – 10%
Foreclosed assets held for sale	2,540	Market comparable properties	Marketability discount	10% – 35%

	Fair Value at	Valuation
	12/31/24	Technique	Unobservable Inputs	Range
(In thousands)
Collateral-dependent loans	$—	Market comparable properties	Comparability adjustments	5% – 10%
Foreclosed assets held for sale	120	Market comparable properties	Marketability discount	10% – 35%

There were no significant changes in the valuation techniques used during 2025.

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

		Fair Value Measurements Using
		Quoted Prices
		in Active
		Markets for	Significant	Significant
		Identical	Other	Unobservable
	Carrying	Assets	Observable Inputs	Inputs
	Amount	(Level 1)	(Level 2)	(Level 3)

	(In thousands)
December 31, 2025
Financial assets
Cash and cash equivalents	$46,528	$46,528	$—	$—
Loans, net of allowance	487,298	—	—	473,747
Federal Home Loan Bank stock	4,030	—	4,030	—
Accrued interest receivable	3,982	—	3,982	—

Financial liabilities
Deposits	$641,366	$—	$642,416	$—
Securities sold under repurchase agreements	29,403	—	29,403	—
Federal Home Loan Bank Advances	75,000	—	75,464	—
Subordinated debentures	23,909	—	23,393	—
Interest payable	612	—	612	—

Notes to Consolidated Financial Statements

December 31, 2025 and 2024

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

Cash and Cash Equivalents, Accrued Interest Receivable and Federal Home Loan Bank Stock, Interest Payable

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

Commitments to Originate Loans, Letters of Credit and Lines of Credit

The fair value of commitments to originate loans is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair values of letters of credit and lines of credit are based on fees currently charged for similar agreements or on the estimated cost to terminate or otherwise settle the obligations with the counterparties at the reporting date. Fair values of commitments were not material at December 31, 2025 and 2024.

Notes to Consolidated Financial Statements

December 31, 2025 and 2024

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

Note 18: Commitments and Credit Risk

At December 31, 2025 and 2024, total commercial and commercial real estate loans made up 80.4% and 79.5%, respectively, of the loan portfolio. Installment loans account for 1.4% and 1.8%, respectively, of the loan portfolio. Real estate loans comprise 18.2% and 18.7% of the loan portfolio as of December 31, 2025 and 2024, respectively, and primarily include first mortgage loans on residential properties and home equity lines of credit.

Included in cash and cash and cash equivalents as of December 31, 2025 and 2024 is $36.1 million and $10.3 million, respectively, of deposits with the Federal Reserve Bank of Cleveland and the Federal Home Loan Bank.

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

Mortgage loans in the process of origination represent amounts that the Company plans to fund within a normal period of 60 to 90 days, some of which are intended for sale to investors in the secondary market. The Company did not have any mortgage loans in the process of origination which are intended for sale at December 31, 2025 or 2024.

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

The Company had $477,000 and $136,000 at December 31, 2025 and 2024, respectively in outstanding standby letters of credit. At both December 31, 2025 and 2024, the Company had no deferred revenue under standby letter of credit agreements.

Notes to Consolidated Financial Statements

December 31, 2025 and 2024

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

At December 31, 2025, the Company had granted unused lines of credit to borrowers aggregating approximately $116.0 million and $32.6 million for commercial lines and open-end consumer lines, respectively. At December 31, 2024, the Company had granted unused lines of credit to borrowers aggregating approximately $71.5 million and $35.7 million for commercial lines and open-end consumer lines, respectively.

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

Note 20: Condensed Financial Information (Parent Company Only)

Presented below is condensed financial information as to financial position, results of operations and cash flows of the Company:

Condensed Balance Sheets

	December 31,
	2025	2024

	(In thousands)
Assets
Cash and cash equivalents	$15,979	$14,598
Investment in the Bank	73,862	69,403
Other assets	5,661	3,931

Total assets	$95,502	$87,932

Liabilities and Stockholders’ Equity
Subordinated debentures	$23,909	$23,847
Other liabilities	1,078	628
Stockholders’ equity	70,515	63,457

Total liabilities and stockholders’ equity	$95,502	$87,932

Notes to Consolidated Financial Statements

December 31, 2025 and 2024

Condensed Statements of Income and Comprehensive Income

	Year Ended December 31,
	2025	2024

	(In thousands)
Operating Income
Dividends from subsidiary	$11,435	$11,159
Interest and dividend income from securities, federal funds and fees	—	1

Total operating income	11,435	11,160

General, Administrative and Other Expenses	4,496	5,076

Income Before Income Taxes and Equity in Undistributed Income of Subsidiary	6,939	6,084

Income Tax Benefits	813	1,158

Income Before Equity in Undistributed Income of Subsidiary	7,752	7,242

Equity in Undistributed Income of Subsidiary	1	160

Net Income	$7,753	$7,402

Comprehensive Income	$12,502	$4,780

Condensed Statements of Cash Flows

	Year Ended December 31,
	2025	2024

	(In thousands)
Operating Activities
Net income	$7,753	$7,402
Items not requiring (providing) cash
Equity in undistributed income of subsidiary	(1)	(160)
Amortization of share-based compensation plans	357	884
Net change in other assets and other liabilities	(927)	178

Net cash provided by operating activities	7,182	8,304

Investing Activities

Net cash used in investing activities	—	—

Financing Activities
Repurchase of common stock	(317)	(687)
Cash dividends paid	(5,484)	(5,113)

Net cash used in financing activities	(5,801)	(5,800)

Net Change in Cash and Cash Equivalents	1,381	2,504

Cash and Cash Equivalents at Beginning of Year	14,598	12,094

Cash and Cash Equivalents at End of Year	$15,979	$14,598

Notes to Consolidated Financial Statements

December 31, 2025 and 2024

Note 21: Quarterly Financial Data (Unaudited)

The following tables summarize the Company’s quarterly results of operations for the years ended December 31, 2025 and 2024.

	Three Months Ended
2025:	March 31,	June 30,	September 30,	December 31,

	(In thousands, except per share data)
Total interest income	$9,842	$10,411	$10,635	$10,601
Total interest expense	3,595	3,816	3,906	3,712

Net interest income	6,247	6,595	6,729	6,889

Provision for credit loss expense - loans and off balance sheet	96	206	186	186
Noninterest income	1,281	1,390	1,348	2,000
Noninterest expense	5,586	5,843	5,980	6,729

Income before income taxes	1,846	1,936	1,911	1,974
Federal income taxes (benefit)	(26)	22	(20)	(62)

Net income	$1,872	$1,914	$1,931	$2,036

Earnings per share
Basic	$0.32	$0.33	$0.34	$0.35
Diluted	$0.32	$0.33	$0.34	$0.35

	Three Months Ended
2024:	March 31,	June 30,	September 30,	December 31,

	(In thousands, except per share data)
Total interest income	$9,621	$9,878	$9,944	$10,078
Total interest expense	3,506	3,676	3,805	3,734

Net interest income	6,115	6,202	6,139	6,344

Provision for credit loss expense - loans and off balance sheet	—	105	69	125
Noninterest income	866	1,184	1,215	1,195
Noninterest expense	4,838	5,668	5,529	5,631

Income before income taxes	2,143	1,613	1,756	1,783
Federal income taxes	150	(127)	(64)	(66)

Net income	$1,993	$1,740	$1,820	$1,849

Earnings per share
Basic	$0.35	$0.30	$0.31	$0.31
Diluted	$0.35	$0.30	$0.31	$0.31

Notes to Consolidated Financial Statements

December 31, 2025 and 2024

Note 22: Goodwill and Core Deposits

The following table shows the changes in the carrying amount of goodwill for the years ended December 31, 2025 and 2024 (in thousands):

	2025	2024
Balance beginning of year	$682	$682
Additions from acquisition	—	—
Balance, end of year	$682	$682

Intangible assets in the consolidated balance sheets at December 31, 2025 and 2024 were as follows (in thousands):

	2025			2024
	Gross			Gross
	Intangible	Accumulated	Net Intangible	Intangible	Accumulated	Net Intangible
	Assets	Amortization	Assets	Assets	Amortization	Assets
Core deposit intangibles	$1,041	$1,041	$—	$1,041	$919	$122

As of December 31, 2025 the core deposit intangible is fully amortized.

Note 23: Finance Lease

The Company has a finance lease in connection with the expansion into Wheeling, West Virginia to build a banking center during 2025. The finance lease term is 40 years with two additional 10 year terms available. The payment structure for this lease is fixed and will either increase or decrease on pre-determined dates at a pre-determined amount.

In accordance with ASC 842, the Company recognized a financing lease asset and corresponding lease liability related to the ground lease. The financing lease asset represents the Company’s right to use an underlying asset for the lease terms, and the lease liability represents the Company’s obligation to make lease payments over the lease term.

The lease is a net lease and, therefore does not contain non-lease components. The Company either pays directly or reimburses the lessor for property and casualty insurance cost and the the property taxes asserted on the property, as well as a portion of the common area maintenance associated with the property which as categorized as non-components as outline in the applicable guidance.

This financing lease asset and lease liability was determined at the commencement date of the lease based on the present value of the lease payments. This lease does not provide an implicit interest rate. The Company used its incremental collateralized borrowing rate at the Federal Home Loan Bank with similar terms of repayment. The Company used a discount rate of 6.86% and recorded a right of use asset (ROU) and lease liability of $2,764,000. The effective date of the lease was November 21, 2023 and therefore the remaining term is 469 months as of December 31, 2025. Amortization expense of the ROU asset for 2025 and 2024 was approximately $69,000. At December 31, 2024 the ROU asset is included in Premise and Equipment on the Consolidated Balance Sheet. Cash paid for amounts included in the measurement of lease liability are $1 for the year ended December 31, 2025.

Maturities of the finance lease liability as December 31, 2025 are as follows:

(In thousands)
Due during the year ending December 31,
2026	$210
2027	210
2028	207
2029	185
2030	185
Thereafter	8,365
Total lease payments	$9,362
Interest	(6,404)
Lease Liability	$2,958

Notes to Consolidated Financial Statements

December 31, 2025 and 2024

Note 24: Segment Reporting

The Company’s has one reportable segment (“Banking”) as determined by the after considering the level of information to review and the performance of various components of the business. The Company’s Management will use the consolidated information to benchmark against similar entities to evaluate financial performance and budget to actual results. Accounting policies followed by the Company are the same used for the single segment. The one segment identified is evaluated using net income, earnings per share, return of average assets and equity. Information used for performance assessment follows. Since reported consolidated financial results are used for the performance assessment, there are no reconciling items noted from our financial reporting results published and segment reporting financial information.

	Year Ended December 31,
	2025	2024

	(In thousands)
Banking Segment
Total interest income	$41,489	$39,521
Total interest expense	15,029	14,721
Net interest income	26,460	24,800
Provision for credit loss expense	674	299
Net interest income after provision for credit losses	25,786	24,501
Noninterest income	6,019	4,460
Noninterest expense (including taxes)	24,052	21,559
Net income	7,753	7,402
Net income (consolidated financial statement of income)	$7,753	$7,402
Total assets Banking segment	$857,445	$816,656
Total assets (consolidated balance sheets)	$857,445	$816,656

